Form 10KSB, Exhibit 13
period 1995-12-31
COMMUNITY BANCORP /VT
filed 1996-03-28
CIK 718413

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Community Bancorp. and Subsidiary
Derby, Vermont

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary at December 31, 1994 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted a new method of accounting for investment securities effective January 1, 1994.

                                        /s/  A. M. Peisch & Company
                                             ----------------------

January 3, 1996
St. Johnsbury, Vermont


CONSOLIDATED STATEMENT OF CONDITION
COMMUNITY BANCORP. AND SUBSIDIARY

DECEMBER 31,
                                                  1995            1994
ASSETS
Cash and due from banks (Note 15) .............   $   5,068,955   $   4,167,717
Federal funds sold ............................       3,825,000       3,225,000
  Total cash and cash equivalents .............       8,893,955       7,392,717
Securities held-to-maturity (market value
 $32,925,570 at 12/31/95, and $22,317,808
 at 12/31/94) (Note 2) ........................      32,602,657      22,347,399
Securities available-for-sale,
 at market value (Note 2) .....................      14,105,688      23,679,988
Loans (Notes 1 and 3) .........................     137,240,198     133,426,385
Allowance for loan losses (Note 4) ............      (1,519,247)     (1,707,555)
Unearned net loan fees ........................        (908,731)       (924,810)
  Net loans ...................................     134,812,220     130,794,020
Bank premises and equipment, net (Notes 1 and 5)      3,263,166       3,137,447
Accrued interest receivable ...................       1,524,175       1,387,000
Other real estate owned, net (Note 1) .........         761,362         917,941
Other assets (Note 6) .........................       1,418,576       1,658,135
Total assets ..................................   $ 197,381,799   $ 191,314,647

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
 Demand, non-interest bearing .................   $  15,777,469   $  14,535,679
 NOW and money market accounts ................      34,450,952      37,470,422
 Savings ......................................      31,395,227      34,986,250
 Time deposits, $100,000 and over (Note 7) ....      18,616,586      14,964,802
 Other time deposits (Note 7) .................      78,643,288      72,718,856
   Total deposits .............................     178,883,522     174,676,009

Other borrowed funds (Note 8) .................          65,000          65,000
Accrued interest and other liabilities ........         587,860         504,124
Subordinated debentures (Note 9) ..............         265,000         551,000
  Total liabilities ...........................   $ 179,801,382   $ 175,796,133

COMMITMENTS AND CONTINGENT LIABILITIES
(NOTES 5, 11, 12 AND 13)
STOCKHOLDERS' EQUITY
 Common stock, $2.50 par value;
 2,000,000 shares authorized and 1,359,869
 shares issued at 12/31/95 and 1,233,726 shares
 issued at 12/31/94 ...........................   $   3,399,674   $   3,084,315
Additional paid-in capital ....................       5,513,703       3,954,284
Retained earnings (Note 16) ...................       9,056,562       9,366,926
Unrealized gain (loss) on securities
 available-for-sale, net of tax ...............          50,501        (451,323)
Less treasury stock, at cost (29,355 shares
 at 12/31/95 and 29,099 shares at 12/31/94) ...        (440,023)       (435,688)

  Total stockholders' equity ..................   $  17,580,417   $  15,518,514

Total liabilities and stockholders' equity ....   $ 197,381,799   $ 191,314,647

See notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF INCOME
COMMUNITY BANCORP. AND SUBSIDIARY
                                                YEARS ENDED DECEMBER 31,
                                       1995           1994          1993

INTEREST INCOME
Interest and fees on loans ..........  $12,451,251    $11,116,122   $10,802,342
Interest and dividends on invest. sec.
   U.S. Treasury securities .........     1,691,913      1,380,154    1,330,380
   U.S. Treasury agencies ...........        66,674         23,485       57,690
Obligation of states and political
   subdivisions......................       944,911        885,467      756,418
Other securities ....................        72,080         72,452       86,410
Interest on federal funds sold ......       179,708        127,964       93,556
    Total interest income ...........    15,406,537     13,605,644   13,126,796

INTEREST EXPENSE
Interest on deposits ................     8,209,547      6,651,104    6,100,426
Interest on other borrowed funds ....         7,353        104,796        5,000
Interest on subordinated debentures .        31,555         51,743       52,875
   Total interest expense ...........     8,248,455      6,807,643    6,158,301

NET INTEREST INCOME .................     7,158,082      6,798,001    6,968,495

PROVISION FOR LOAN LOSSES (NOTE 4) ..      (120,000)      (180,000)    (150,000)
 Net interest income after provision.     7,038,082      6,618,001    6,818,495

OTHER OPERATING INCOME
Trust department income .............       107,463         85,221       76,536
Service fees ........................       539,851        504,572      460,581
Security gains ......................        18,449         20,649      290,026
Other (Note 21) .....................       514,889        447,180      432,995
   Total other operating income .....     1,180,652      1,057,622    1,260,138

OTHER OPERATING EXPENSES
Salaries and wages ..................     2,407,968      2,207,000    1,990,682
Pension and other employee benefits..       616,388        463,965      410,376
Occupancy expenses, net .............     1,098,731        887,208      726,688
Other (Note 21) .....................     1,819,391      1,901,306    1,828,852
   Total other operating expenses ...     5,942,478      5,459,479    4,956,598

 Income before income taxes .........     2,276,256      2,216,144    3,122,035
 Applicable income taxes (Note 10) ..       324,307        329,016      607,571
    NET INCOME ......................   $ 1,951,949    $ 1,887,128  $ 2,514,464

EARNINGS PER SHARE ON WEIGHTED AVERAGE
     Primary ........................   $      1.49    $      1.51  $      2.07
     Fully diluted ..................   $      1.46    $      1.46  $      1.99
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  USED IN COMPUTING EARNINGS PER SHARE
     Primary ........................     1,307,552      1,251,960    1,212,832
     Fully diluted ..................     1,348,968      1,313,631    1,278,576
BOOK VALUE PER SHARE ON SHARES
   OUTSTANDING AT DECEMBER 31 .......   $     13.21    $     12.27  $     11.90

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                                                      Unrealized
                                                                      Gain(Loss)
                                                                      on Sec.
                                                 Additional           Available-
                            ---Common Stock---   Paid-in    Retained  for-sale
Treasury
                            Shares    Amount     Capital    Earnings  Net of Tax
Stock

Balance, December 31, 1992  1,069,618 $2,746,318 $2,652,933 $7,576,795 $    -0-
$(433,253)
Net income ...............        -0-        -0-        -0-  2,514,464      -0-
-0-
Dividends paid ...........        -0-        -0-        -0-   (920,282)     -0-
-0-
5% stock dividend ........     54,026    135,066    513,251   (648,317)     -0-
-0-
Issuance of stock ........     48,493    121,232    385,914        -0-      -0-
-0-
Purchase of treasury stock       (180)       -0-        -0-        -0-      -0-
(2,252)
Balance, December 31, 1993  1,171,957  3,002,616  3,552,098  8,522,660      -0-
(435,505)
Net income ...............        -0-        -0-        -0-  1,887,128      -0-
-0-
Dividends paid ...........        -0-        -0-        -0- (1,042,862)     -0-
-0-
Issuance of stock ........     32,680     81,699    402,186        -0-      -0-
-0-
Purchase of treasury stock        (10)       -0-        -0-        -0-      -0-
(183)
Net increase in unrealized
 loss on securities
 available-for-sale,
 net of tax ..............        -0-        -0-        -0-        -0- (451,323)
-0-

Balance, December 31, 1994  1,204,627  3,084,315  3,954,284  9,366,926 (451,323)
(435,688)
Net income ...............        -0-        -0-        -0-  1,951,949      -0-
-0-
Dividends paid ...........        -0-        -0-        -0- (1,242,597)     -0-
-0-
5% stock dividend ........     60,231    150,578    869,138 (1,019,716)
Issuance of stock ........     65,912    164,781    690,281        -0-      -0-
-0-
Purchase of treasury stock       (256)       -0-        -0-        -0-      -0-
(4,335)
Net increase in unrealized
 gain on securities available-
 for-sale, net of tax.....        -0-        -0-        -0-        -0-  501,824
-0-

Balance, December 31, 1995  1,330,514 $3,399,674 $5,513,703 $9,056,562 $ 50,501
$ (440,023)

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
COMMUNITY BANCORP. AND SUBSIDIARY
                                             YEARS ENDED
DECEMBER 31,
                                   1995          1994            1993

RECONCILIATION OF NET
INCOME TO NET CASH PROVIDED
BY OPERATING ACTIVITIES:

Net income                         $  1,951,949    $  1,887,128    $  2,514,464

Adjustments to reconcile net income
 to net cash provided by operating
 activities:
Depreciation                            326,702         250,469         181,976
Provision for possible
 loan losses                            120,000         180,000         150,000
Provision for deferred income taxes     135,655         (10,563)       (147,819)
Securities (gains)                      (18,449)        (20,649)       (290,026)
Losses on sales of other
 real estate owned                       53,920           1,300          43,563
Subsequent write-downs on OREO           15,000          25,770          95,412
Amortization of bond premium            116,629         302,723         288,133
Increase (decrease) in taxes payable    (83,790)         32,109        (132,823)
(Increase) decrease in int. receivable (137,175)       (126,602)        121,559
(Increase) decrease in other assets     (75,263)        (68,233)        202,127
Increase (decrease) in unamortized
 loan fees                              (16,079)         83,474         118,620
Increase (decrease) in interest payable  57,401          47,125          (7,150)
Increase (decrease) in accrued expenses  78,790         (92,775)            802
Increase (decrease) in other liabilities 39,281          (2,733)            819

 Net cash provided by operating
  activities                          2,564,571       2,488,543       3,139,657

CASH FLOWS FROM INVESTING ACTIVITIES
 Securities - held-to-maturity
   Maturities and pay-downs          21,582,512      11,597,469      17,268,926
   Purchases                        (34,727,953)     (8,007,338)    (14,269,648)
 Securities - available-for-sale
   Sales and maturities              17,084,687      19,324,024       4,506,953
   Purchases                         (3,958,044)    (28,433,750)    (10,061,250)
 Investments in limited partnership     (87,295)        (26,909)       (101,682)
 Increase in loans, net of payments  (4,467,509)     (7,714,132)    (11,437,730)
 Capital expenditures                  (452,421)       (545,420)     (1,571,506)
 Recoveries of loans charged off        144,625         117,194         108,858
 Costs incurred in acquiring OREO           -0-             -0-         (16,910)
 Proceeds from sales of other real
  estate owned                          288,422         190,342         868,362
    Net cash used in investing
     activities                    $ (4,592,976)   $(13,498,520)   $(14,705,627)
(continued)

                                      1995           1994           1993
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in demand
  deposits, NOW, money market and
  savings accounts                    $(5,368,703)   $ 8,357,944    $ 4,790,731
 Net increase in certificates
  of deposit                            9,576,216      3,390,952      7,363,346
 Net decrease in other borrowed funds         -0-        (10,000)            -0-
 Payments to acquire treasury stock        (4,335)          (183)        (2,252)
 Dividends paid                          (673,535)      (578,977)      (514,136)
   Net cash provided by financing
    activities                          3,529,643     11,159,736     11,637,689
   Net increase in cash and cash
    equivalents                         1,501,238        149,759         71,719
    Cash and cash equivalents
     Beginning                          7,392,717      7,242,958      7,171,239
     Ending                           $ 8,893,955    $ 7,392,717    $ 7,242,958

SUPPLEMENTAL SCHEDULE OF
  CASH PAID DURING THE YEAR

 Interest                             $ 8,191,054    $ 6,760,518    $ 6,167,236
 Income taxes                         $   301,000    $   356,000    $   832,981

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
 Unrealized gain (loss) on securities
   available-for-sale                 $   760,340    $  (683,822)   $       -0-
 Other real estate owned/acquired
   in settlement of loans             $   451,138    $   293,743    $    45,588
 Debentures converted to common stock $   286,000    $    20,000    $   101,000
 5% stock dividend at market value    $ 1,019,716    $       -0-    $   648,317

   Dividends paid:
     Dividends payable                $ 1,242,597    $ 1,042,862    $   920,282
     Dividends reinvested                (569,062)      (463,885)      (406,146)
                                      $   673,535    $   578,977    $   514,136

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Community Bancorp. and Subsidiary
------------------------------------------------------------------------------
NOTE 1. SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------------------------

The accounting policies of Community Bancorp. and Subsidiary are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

     NATURE OF OPERATIONS - The Bank provides a variety of financial services to individuals and corporate customers through its branches in northeastern Vermont, which is primarily a small business and agricultural area. The Bank's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate and consumer loans.

     CONCENTRATION OF RISK - The Bank's operations are affected by various risk factors, including interest rate risk, credit risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Bank. In addition, the Bank is a community bank and, as such, is mandated by the Community Reinvestment Act and other regulation to conduct most of its lending activities within the geographic area where it is located. Although the Bank has a diversified loan portfolio and economic conditions are stable, a substantial portion of its loan portfolio is secured by real estate. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

     BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of Community Bancorp. ("Company") and the Community National Bank ("Bank"), its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     PRESENTATION OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one-day periods) and overnight deposits. The statements of cash flows for the years ended December 31, 1994 and 1993, have been restated using the indirect method to conform with the December 31, 1995, presentation.

     TRUST ASSETS - Assets of the Trust Department, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company.

     INVESTMENT SECURITIES - As of January 1, 1994, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under Statement 115 debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt and equity securities purchased and held primarily for resale in the near future are classified as trading. Trading securities are carried at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at market value with unrealized gains and losses reported as a separate component of equity net of applicable income taxes. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.

     LOANS AND ALLOWANCE FOR LOAN LOSSES - The Company adopted Statement of Financial Accounting Standards No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995. This statement is considered the primary source of authoritative guidance for determining allowances relating to specific loans. The effect of adoption of this statement was immaterial to the Company's financial statements.

     Loans are stated at the amount of unpaid principal, reduced by unearned fees and an allowance for possible loan losses.

     The allowance for possible loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

     Interest on loans is accrued daily on the outstanding balances. The Company places loans on nonaccrual when any portion of the principal or interest is 90 days past due, unless it is well secured and in the process of collection, or earlier when concern exists as to the ultimate collection of principal or interest. When loans are placed on nonaccrual, the current year related interest receivable is reversed against interest income of the current period while prior year interest is charged to the allowance for possible loan losses. Interest income generally is not recognized on specific impaired loans unless the likelihood of loss is remote. Interest payments received on such loans are applied as a reduction of the principal balance when concern exists about the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans are removed from nonaccrual when they become current in both principal and interest and when concern no longer exists as to the collectibility of principal or interest.

     Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life.

     PENSION COSTS - Pension costs are charged to salaries and employee benefits expense and are funded as accrued.

     ADVERTISING COSTS - The Bank expenses advertising costs as incurred.

     EARNINGS PER SHARE - Primary earnings per share are computed based on the weighted average number of shares of common stock outstanding during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury.

     Fully diluted earnings per share amounts are based on an increased number of shares that would be outstanding assuming conversion of the convertible subordinated debentures. Net income has been adjusted for the interest expense net after tax effect on the convertible debt.

     BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:


                                              Years
        Buildings and improvements........    8 - 40
        Furniture and equipment...........    3 - 10

     The cost of assets sold or otherwise disposed of, and the related allowance for depreciation, is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments are capitalized.

     OTHER REAL ESTATE OWNED - Other real estate owned includes property acquired through foreclosure or forgiveness of debt. These properties are carried at the lower of fair market value, minus estimated costs to sell, or cost. Losses from the acquisition of property in full or partial satisfaction of debt are treated as credit losses. Routine holding costs, subsequent declines in value and gains or losses on disposition are included in other income and expenses.

     An allowance for possible losses is maintained for OREO that management believes to be adequate to provide for potential losses. Additions to the allowance are charged to operations; realized losses are charged to the allowance. The allowance was $113,386 at December 31, 1995 and 1994.

     INCOME TAXES - The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1993, which recognizes income taxes under the asset and liability method. Under this method deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset. The cumulative effect of this change in accounting method as of the effective date of adoption was immaterial to the Company's financial statements.

     FOREIGN CURRENCY TRANSACTIONS - Foreign currency (principally Canadian) amounts are translated to U.S. dollars in accordance with FASB Statement No. 52, "Foreign Currency Translation." The U.S. dollar is the functional currency and therefore translation adjustments are recognized in income. Total translation adjustments, including adjustments on foreign currency transactions, are immaterial.

     MORTGAGE SERVICING - In May 1995 the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." The Company elected to adopt this standard effective October 1, 1995. This statement requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights through either the purchase or origination of mortgage loans (originated mortgage loan servicing rights) and sells or securitizes those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage loan servicing rights) based on their relative fair values. To determine the fair value of the servicing rights created, the Company uses the market prices under comparable servicing sales contracts. The effect of adoption of this statement was immaterial to the Company's financial statements.

     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     FAIR VALUES OF FINANCIAL INSTRUMENTS - Statement of Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents--The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.
     Investment securities--Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Fair values for nonmarketable equity securities are based on their carrying amounts. The carrying amount of accrued interest receivable approximates its fair value.
     Loans--For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.
     Deposits and Long-Term Debt--The fair values disclosed for demand deposits (for example, checking and savings accounts) are by definition equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit and the related long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and debt to a schedule of aggregated contractual maturities on such time deposits and debt. The carrying amount of accrued interest payable approximates fair value.
     Other liabilities--Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

     RECLASSIFICATION - Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the current year presentation.

--------------------------------------------------------------------------------
NOTE 2. INVESTMENT SECURITIES
--------------------------------------------------------------------------------

Securities available-for-sale consisted of the following at December 31, 1995:
                                  AMORTIZED   UNREALIZED  UNREALIZED MARKET
                                  COST        GAINS       LOSSES     VALUE

U.S. Govt. and agency securities  $12,989,420 $ 89,265    $ 12,747   $13,065,938
Other securities                    1,039,750      -0-         -0-     1,039,750
                                  $14,029,170 $ 89,265    $ 12,747   $14,105,688

Securities held-to-maturity at December 31, 1995, consisted of the following:

                                  AMORTIZED   UNREALIZED  UNREALIZED MARKET
                                  COST        GAINS       LOSSES     VALUE

U.S. Govt. and agency securities  $20,867,087 $322,913    $     -0-  $21,190,000
States and political subdivisions  11,735,570      -0-          -0-   11,735,570
                                  $32,602,657 $322,913    $     -0-   32,925,570

Securities available-for-sale consisted of the following at December 31, 1994:

                                  AMORTIZED   UNREALIZED  UNREALIZED MARKET
                                  COST        GAINS       LOSSES     VALUE

U.S. Govt. and agency securities  $23,402,260 $  7,606    $691,428   $22,718,438
Other securities                      961,550      -0-         -0-       961,550
                                  $24,363,810 $  7,606    $691,428   $23,679,988

Securities held-to-maturity at December 31, 1994, consisted of the following:

                                  AMORTIZED   UNREALIZED  UNREALIZED MARKET
                                  COST        GAINS       LOSSES     VALUE

U.S. Govt. and agency securities  $ 5,779,122 $     -0-   $ 29,591   $ 5,749,531
States and political subdivisions  16,568,277       -0-        -0-    16,568,277
                                  $22,347,399 $     -0-   $ 29,591   $22,317,808

Other securities mentioned above consist of Federal Home Loan Bank and Federal Reserve Bank stock which are required member holdings and, as such, are considered restricted investments.

     Investment securities with a carrying amount of $3,453,455 and $3,053,136 and a market value of $3,529,375 and $2,984,062 at December 31, 1995 and 1994, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

     No securities held to maturity were sold in 1995 and 1994. Proceeds from the sale of securities available-for-sale amounted to $17,084,687 and $7,637,734 in 1995 and 1994, respectively. Realized gains from sales of investments available-for-sale were $58,762 and $23,041 with realized losses of $40,313 and $2,392 for the years 1995 and 1994, respectively.

Gross realized gains and gross realized losses on sales of securities prior to adoption of SFAS 115 were:
                                                      1993
Gross realized gains:
  U. S. Government and agency securities              $  3,373
  Other securities                                     310,990
                                                      $314,363
                                                      1993
Gross realized losses:
  U. S. Government and agency securities              $    937
  Other securities                                      23,400
                                                      $ 24,337

The carrying amount and estimated market value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The Bank anticipates no losses on these securities and expects to hold them to maturity.

The maturities of securities available-for-sale at December 31, 1995, were as follows:
                                              Amortized        Market
                                                Cost           Value

        Due in one year or less              $10,052,011    $10,066,563
        Due from one to five years             2,937,409      2,999,375
        Other Securities                       1,039,750      1,039,750
                                             $14,029,170    $14,105,688
The maturities of securities held-to-maturity at December 31, 1995, were as follows:
                                                Carrying       Market
                                                 Amount        Value

        Due in one year or less              $ 6,907,110    $ 6,907,110
        Due from one to five years            22,897,280     23,220,193
        Due from five to ten years               950,357        950,357
        Due after ten years                    1,847,910      1,847,910
                                             $32,602,657    $32,925,570

Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $11,735,570 and $16,568,277 at December 31, 1995 and 1994, respectively, which are attributable to private financing transactions arranged by the Bank. There is no established trading market for these securities and, accordingly, the carrying amount of these securities has been reflected as their market value. The Bank anticipates no losses on these securities and expects to hold them until their maturity.

     The Financial Accounting Standards Board issued an implementation guide to FASB No. 115 on "Accounting for Certain Investments in Debt and Equity Securities." This guide allows the one-time transfer of securities in the held-to-maturity classification to the available-for-sale classification between the period November 15, 1995, and December 15, 1995. During this period the Company transferred securities with an approximate cost and market value of $2,990,000 from held-to-maturity to available-for-sale. This one-time transfer will not call into question the intent of the Company to hold other debt securities to maturity in the future.

--------------------------------------------------------------------------------
NOTE 3. LOANS
--------------------------------------------------------------------------------

The composition of the net loans at December 31 is as follows:

                                                  1995           1994
        Commercial                          $  7,875,715   $  8,024,100
        Real estate                          112,475,913    108,764,002
        Installment and other                 16,888,570     16,638,283
                                            $137,240,198   $133,426,385
        Deduct:
        Allowance for possible loan losses     1,519,247      1,707,555
        Unearned net loan fees                   908,731        924,810
                                               2,427,978      2,632,365
                                            $134,812,220   $130,794,020

The Bank had loans amounting to approximately $1,351,000 that were specifically classified as impaired at December 31, 1995. These loans were subject to allowances for loan losses of approximately $120,000 which represented the total allowance for loan losses related to impaired loans at December 31, 1995. The average balance of these loans amounted to approximately $1,363,000. Cash receipts on impaired loans amounted to $187,835 in 1995, $173,582 of which were applied to the principal balances of the loans.

     In addition, the Bank had other nonaccrual loans of approximately $542,000 for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $74,609 for the year ended December 31, 1995.

     Nonaccruing loans and restructured (principally commercial and real estate) loans prior to the adoption of SFAS No. 114 (see Note 1) totalled $2,286,924 and $1,964,015 at December 31, 1994 and 1993. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $181,900 and $119,800 for the years ended December 31, 1994 and 1993.

     The Bank is not committed to lending additional funds to debtors with impaired, nonaccrual or modified loans.

--------------------------------------------------------------------------------
NOTE 4. ALLOWANCE FOR POSSIBLE LOAN LOSSES
--------------------------------------------------------------------------------

Changes in the allowance for possible loan losses at December 31 are as follows:

                                             1995         1994          1993

Balance, beginning                       $1,707,555    $1,871,555    $1,782,248
Provision charged to operating expense      120,000       180,000       150,000
Recoveries of amounts charged off           144,625       117,194       108,858
                                          1,972,180     2,168,749     2,041,106
Amounts charged off                        (452,933)     (461,194)     (169,551)
Balance, ending                          $1,519,247    $1,707,555    $1,871,555

--------------------------------------------------------------------------------
NOTE 5. BANK PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

The major classes of bank premises and equipment and the total accumulated depreciation at December 31 are as follows:

                                                1995          1994

        Land.............................  $    80,747    $    80,747
        Buildings and improvements.......    2,236,459      2,170,610
        Furniture and equipment..........    3,490,168      3,248,615
        Leasehold improvements...........      325,105        180,821
                                             6,132,479      5,680,793

        Less accumulated depreciation....   (2,869,313)    (2,543,346)
                                           $ 3,263,166    $ 3,137,447

Depreciation included in occupancy and equipment expense amounted to $326,702, $250,469 and $181,976 for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Bank occupies leased quarters at four branch office locations under operating leases expiring in various years through 2013 with options to renew. In addition, the Bank leases certain computer hardware under an operating lease which expires in 1999.


     Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1995, for each of the next five years and in aggregate are:

        1996 ................. $  284,660
        1997 .................    284,660
        1998 .................    269,660
        1999 .................     97,892
        2000 .................     79,353
        Subsequent to 2000 ...    450,500
                               $1,466,725

     Total rental expense amounted to $323,372, $220,388 and $228,128 for the years ended December 31, 1995, 1994 and 1993, respectively.

--------------------------------------------------------------------------------
NOTE 6. INVESTMENTS CARRIED AT EQUITY
--------------------------------------------------------------------------------

The Bank has purchased partnership interests of 99% in the Derby Housing, Peacham Housing and Gilman Housing Limited Partnerships. The Bank has an additional 6% interest in the Waterbury Housing Partnership. These partnerships were established to acquire, own and rent residential housing for low- and moderate-income Vermonters located in northeastern Vermont. The investments are accounted for under the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Bank's proportionate share of the partnership's undistributed earnings or losses. The carrying values of these investments were $215,886 and $128,591 at December 31, 1995 and 1994, respectively. The provision for undistributed net losses of the partnerships charged to earnings were $35,000, $60,024 and $9,792 for 1995, 1994 and 1993, respectively.

--------------------------------------------------------------------------------
NOTE 7. DEPOSITS
--------------------------------------------------------------------------------

     The following is a maturity distribution of time certificates of deposit at
December 31:
                                                  1995           1994
        Maturing in one year or less........   $58,455,289    $42,012,516
        Maturing from one to five years.....    38,753,073     45,665,293
        Maturing from five to ten years.....        51,512          5,849
                                               $97,259,874    $87,683,658

-------------------------------------------------------------------------------
NOTE 8. BORROWED FUNDS
-------------------------------------------------------------------------------

The Bank was advanced $75,000 on November 16, 1992, from the Federal Home Loan
Bank of Boston as part of their Community Investment Program. Under the terms of the agreement, these funds have been reloaned to a local nonprofit organization providing low- income housing. The interest rate varies between 6.2% and 7.7% based on the maturity dates. Principal maturities of borrowed funds as of December 31, 1995, are as follows:

        1996 ................    $   -0-
        1997 ................     5,000
        1998 ................        -0-
        1999 ................     5,000
        2000 ................        -0-
        Thereafter ..........    55,000
                                $65,000

The Bank also maintains a $3,826,000 IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston which was unused at December 31, 1995. Interest on these borrowings is chargeable at a rate determined daily by the Federal Home Loan Bank and payable monthly. Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by the Bank, all funds placed in deposit with the Federal Home Loan Bank, all first mortgages held by the Bank and any additional holdings which may be pledged as security.

-------------------------------------------------------------------------------
NOTE 9. SUBORDINATED DEBENTURES
-------------------------------------------------------------------------------

On September 1, 1984, the Company issued $750,000 of 11% convertible debentures due August 1, 2004. The notes are subordinated to all other indebtedness of the Corporation. At December 31, 1995 and 1994, $74,000 and $84,000, respectively, remained outstanding.

        These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $5.15 per share.

        The debentures are redeemable, in whole or in any part, at the option of the Company at any time after July 31, 1996, and prior to maturity, on not less than 30 days prior notice to holders. The redemption price shall be equal to the percentage set forth below:

        August 1, 1996 - July 31, 1998 ............. 104%
        August 1, 1998 - July 31, 2000 ............. 103%
        August 1, 2000 - July 31, 2002 ............. 102%
        August 1, 2002 - July 31, 2004 ............. 101%

On August 1, 1986, the Company issued $500,000 of 9% convertible debentures due August 1, 1998. The notes are subordinated to all other indebtedness of the Company. At December 31, 1995 and 1994, $191,000 and $467,000, respectively, remained outstanding.

        These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $10.31 per share.

        The debentures are redeemable, in whole or in any part, at the option of the Company at any time after July 31, 1993, and prior to maturity, on not less than 30 days prior notice to holders. The redemption price shall be equal to the percentage set forth below:

        August 1, 1995 - July 31, 1996 ............. 102%
        August 1, 1996 - July 31, 1998 ............. 101%

-------------------------------------------------------------------------------
NOTE 10. INCOME TAXES
-------------------------------------------------------------------------------

As discussed in Note 1, the Company adopted FASB Statement of Financial Accounting Standards No. 109 as of January 1, 1993. The cumulative effect of this change was immaterial to the Company's financial statements.

The components of income tax expense are as follows at December 31:
                                         1995           1994           1993
Currently paid or payable                $188,652       $339,579      $ 755,390
Deferred                                  135,655        (10,563)      (147,819)
                                         $324,307       $329,016      $ 607,571


Total income tax expense differed from the amounts computed by applying the U.S.
federal income tax rates of 34% to income before income taxes and cumulative effect of change in accounting for income taxes as a result of the following at
December 31:
                                         1995           1994        1993

Computed "expected" tax expense          $ 773,927      $ 753,489   $1,061,492
Mark-to-market equities                    (73,345)       (73,345)     (73,345)
Security sales                                 -0-            -0-      (61,710)
Tax exempt interest                       (318,112)      (301,059)    (253,591)
Dividend exclusion                             -0-            -0-       (8,330)
Disallowed interest                         49,613         46,612       35,723
Partnership tax credits                   (114,000)       (42,684)         -0-
Other                                        6,224        (53,997)     (92,668)
                                         $ 324,307      $ 329,016    $ 607,571

The deferred income tax provision consisted of the following items at December
31:
                           1995        1994        1993
Depreciation ...........   $ 31,281    $ 30,464    $  30,251
Loan fees ..............     33,493      53,716      (40,351)
Bad debts ..............     64,025      55,759      (30,364)
Limited partnerships ...     44,000      (9,223)          -0-
Pension ................         -0-    (34,240)          -0-
Nonaccrual loan
interest................    (38,646)    (54,787)     (11,552)
OREO ...................         -0-      4,588      (29,417)
Other ..................      1,502     (56,840)     (66,386)
                           $135,655    $(10,563)   $(147,819)

Listed below are the significant components of the net deferred tax asset at
December 31:
                                                        1995        1994

Components of the deferred tax asset:
 Bad debts                                              $379,378    $  443,403
 Unearned loan fees                                      198,846       232,339
 Nonaccrual loan interest                                122,327        83,681
 OREO write-downs                                         38,551        38,551
 Unrealized loss on securities available-for-sale            -0-       232,499
 Capital loss carryover                                   55,556        55,556
 Other                                                    19,445        13,721
   Total deferred tax asset                              814,103     1,099,750

 Valuation allowance                                     (55,556)      (55,556)
  Total deferred tax asset, net of valuation allowance   758,547     1,044,194

Components of the deferred tax liability:
 Depreciation                                            167,756       136,475
 Limited partnerships                                     44,000           -0-
 Other                                                     7,226           -0-
 Unrealized gain on securities available-for-sale         26,016           -0-
  Total deferred tax liability                           244,998       136,475

Net deferred tax asset                                  $513,549    $  907,719

FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

     At December 31, 1995, the Company has available $167,500 of capital loss carryforward available for income tax purposes. The capital loss carryforward is available only to offset capital gains and expires in 1997 if unused.

--------------------------------------------------------------------------------
NOTE 11. PENSION PLANS
--------------------------------------------------------------------------------

The Bank has a discretionary defined contribution plan covering all employees who meet certain age and service requirements. Due to the nature of the plan, defined contribution, there is no unfunded past service liability. The provisions for pension expense were $175,000, $125,000 and $123,257 for 1995, 1994 and 1993, respectively.

--------------------------------------------------------------------------------
NOTE 12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
--------------------------------------------------------------------------------

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, interest rate caps and floors written on adjustable rate loans and commitments to sell loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate caps and floors written on adjustable rate loans, the contract or notional amounts do not represent exposure to credit loss. The Bank controls the credit risk of their interest rate cap agreements through credit approvals, limits and monitoring procedures.

     Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

Contract or Notional Amount

 Financial instruments whose contract amount represent credit risk:
                                                          1995        1994
Commitments to extend credit                              $7,035,973  $5,100,314
Standby letters of credit and
 commercial letters of credit                             $  204,180  $  472,494
Credit card arrangements                                  $3,334,808  $3,277,861

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The Bank enters into a variety of interest rate contracts, including interest rate caps and floors written on adjustable rate loans, in managing its interest rate exposure. Interest rate caps and floors on loans written by the Bank enables customers to transfer, modify or reduce their interest rate risk.

--------------------------------------------------------------------------------
NOTE 13. COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

In the ordinary course of business, the Company is involved in various claims and legal actions. The outcome of these claims and actions is not presently determinable; however, in the opinion of the Company's management, after consulting with the Company's legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial condition.

--------------------------------------------------------------------------------
NOTE 14. TRANSACTIONS WITH RELATED PARTIES
--------------------------------------------------------------------------------

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Aggregate loan transactions with related parties as of December 31 were as follows:
                              1995        1994

Balance, beginning ...... $1,184,810    $1,312,817
       New loans ........    329,096       469,170
       Repayments .......   (461,176)     (731,784)
       Other, net .......     17,000       134,607
Balance, ending ......... $1,069,730    $1,184,810

Other loan activity principally consists of borrowing related to directors who have resigned or have been newly elected. Loan activity for these directors during their terms is shown consistent with other directors' activity.

--------------------------------------------------------------------------------
NOTE 15. RESTRICTIONS ON CASH AND DUE FROM BANKS
--------------------------------------------------------------------------------

The Bank is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $899,000 and $865,000 at December 31, 1995 and 1994, respectively. In addition, the Bank was required to maintain contracted clearing balances of $250,000 at December 31, 1995 and 1994, respectively.

--------------------------------------------------------------------------------
NOTE 16. REGULATORY MATTERS
--------------------------------------------------------------------------------

The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995 and 1994, the Bank is required to have minimum Tier 1 and Total Capital ratios of 4% and 8%, respectively. The Bank's ratios at December 31 were as follows:
                                     1995   1994
  Tier 1 ratio .....................  18%    17%
  Capital ratio ....................  19%    18%

--------------------------------------------------------------------------------
NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The estimated fair values of the institution's financial instruments are as follows:
                                                   December 31, 1995
                                               Carrying        Fair
                                                Amount         Value

       Financial assets:
           Cash and cash equivalents ....   $  8,893,955   $  8,893,955
           Securities held-to-maturity ..     32,602,657     32,925,570
           Securities
             available-for-sale..........     14,105,688     14,105,688
           Loans, net of allowance ......    134,812,220    132,810,104
           Accrued interest receivable ..      1,524,175      1,524,175

        Financial liabilities:
           Deposits .....................    178,883,522    179,224,678
           Long-term debt ...............        330,000        340,613
           Accrued interest payable .....        320,052        320,052
                                                  December 31, 1994
                                               Carrying        Fair
                                                Amount         Value

        Financial assets:
            Cash and cash equivalents ...   $  7,392,717   $  7,392,717
            Securities held-to-maturity .     22,347,399     22,317,808
            Securities
              available-for-sale.........     23,679,988     23,679,988
            Loans, net of allowance .....    130,794,020    128,315,971
            Accrued interest receivable .      1,387,000      1,387,000

        Financial liabilities:
            Deposits ....................    174,676,009    175,972,967
            Long-term debt ..............        616,000        631,827
            Accrued interest payable ....        257,408        257,408

     The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 1995 and 1994.

     The carrying amounts in the preceding table are included in the balance sheet under the applicable captions, except for long-term debt which consists of borrowed funds and subordinated debentures.

--------------------------------------------------------------------------------
NOTE 18. CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)
--------------------------------------------------------------------------------

The following financial statements are for Community Bancorp. (Parent Company
Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.
COMMUNITY BANCORP. (PARENT COMPANY ONLY)
   CONDENSED BALANCE SHEET,                                 December 31,
ASSETS .....................................          1995               1994
  Cash .....................................      $   162,476       $   145,522
  Investment in subsidiary - bank ..........       17,665,686        15,904,034
  Other assets .............................           20,543            28,489
  Total assets .............................      $17,848,705       $16,078,045

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Other liabilities ......................      $     3,288       $     8,531
    Subordinated convertible debentures ....          265,000           551,000
    Total liabilities ......................          268,288           559,531
  Stockholders' equity

  Common stock, $2.50 par value;
    2,000,000 shares authorized, 1,359,869
    shares issued in 1995 and
    1,233,726 shares issued in 1994 ........        3,399,674         3,084,315
  Additional paid-in capital ...............        5,513,703         3,954,284
  Retained earnings (Note 16) ..............        9,056,562         9,366,926
  Unrealized gain (loss) on securities
    available-for-sale, net of tax .........           50,501          (451,323)
  Less treasury stock, at cost (1995,
    29,355 shares; 1994, 29,099 shares) ....         (440,023)         (435,688)
  Total stockholders' equity ...............       17,580,417        15,518,514
  Total liabilities and stockholders'
    equity..................................      $17,848,705       $16,078,045

The investment in the Bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.

COMMUNITY BANCORP. (PARENT COMPANY ONLY)               December 31,
CONDENSED STATEMENTS OF INCOME              1995        1994         1993
REVENUES
 Dividends
     Bank subsidiary                        $  832,000  $  546,000   $  731,000
     Total revenues                            832,000     546,000      731,000
EXPENSES
 Interest on long-term debt                     31,555      51,743       52,875
 Administrative and other                       28,866      32,047       15,095
    Total expenses                              60,421      83,790       67,970
Income before applicable income tax and equity
 in undistributed net income of subsidiary     771,579     462,210      663,030
Applicable income tax (benefit)                (20,543)    (28,488)     (23,110)
Income before equity in undistributed net
 income of subsidiary                          792,122     490,698      686,140
Equity in undistributed net income--subsidiary
 bank                                        1,159,827   1,396,430    1,828,324
    NET INCOME                              $1,951,949  $1,887,128   $2,514,464

COMMUNITY BANCORP. (PARENT COMPANY ONLY)               December 31,
CONDENSED STATEMENTS OF CASH FLOWS          1995        1994         1993

Reconciliation of net income to net cash
 provided by operating activities
     Net income                             $1,951,949  $1,887,128   $2,514,464
ADJUSTMENTS TO RECONCILE NET INCOME TO
 NET CASH PROVIDED BY OPERATING ACTIVITIES
 Equity in undistributed net income of
  subsidiary.                               (1,259,828) (1,396,430)  (1,828,324)
 Amortization                                      -0-         -0-        2,550
 (Increase) decrease in income taxes
  receivable                                     7,946      (5,379)      11,913
 Decrease in other liabilities                  (5,243)       (357)      (1,785)
 Net cash provided by operating activities     694,824     484,962      698,818
CASH FLOWS FROM FINANCING ACTIVITIES
 Purchase of treasury stock                     (4,335)       (183)      (2,252)
 Dividends paid                               (673,535)   (578,977)    (514,136)
 Net cash used for financing activities       (677,870)   (579,160)    (516,388)

Net increase (decrease) in cash                 16,954     (94,198)     182,430
Cash beginning                                 145,522     239,720       57,290
Cash ending                                 $  162,476  $  145,522   $  239,720

SUPPLEMENTAL SCHEDULE OF CASH PAID
 (RECEIVED) DURING THE YEAR
  Interest                                  $   36,798  $   52,100   $   54,660
  Income taxes                              $  (28,488) $  (23,110)  $  (35,023)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
   Unrealized (gain) loss on securities
     available-for-sale                     $  760,340  $ (683,822)  $      -0-
   Debentures converted to common stock     $  286,000  $   20,000   $  101,000

   Dividends paid
     Dividends payable                      $1,242,597  $1,042,862   $  920,282
     Dividends reinvested                     (569,062)   (463,885)    (406,146)
                                            $  673,535  $  578,977   $  514,136

NOTE 19. QUARTERLY FINANCIAL DATA (UNAUDITED)

                       COMMUNITY BANCORP. AND SUBSIDIARY

A summary of financial data for the four quarters of 1995, 1994 and 1993 is presented below:
                                             Quarters in 1995 ended
                                  March 31    June 30     Sept. 30    Dec. 31
Interest income                   $3,593,766  $3,788,464  $3,928,489  $4,095,818
Interest expense                   1,960,723   2,067,712   2,100,188   2,119,832
Provision for loan losses             30,000      30,000      30,000      30,000
Securities gains                         -0-         -0-         -0-      18,449
Other operating expenses           1,508,365   1,494,778   1,462,514   1,476,821
Net income                           302,539     417,623     490,824     740,963
Earnings per common share
   primary                              $.24        $.32        $.37        $.56
   fully diluted                        $.23        $.31        $.37        $.55

                                             Quarters in 1994 ended
                                  March 31    June 30     Sept. 30    Dec. 31
Interest income                   $3,331,479  $3,352,772  $3,370,639  $3,550,754
Interest expense                   1,577,938   1,694,283   1,728,740   1,806,682
Provision for loan losses             45,000      45,000      45,000      45,000
Securities gains                         -0-      11,915       8,734         -0-
Other operating expenses           1,307,079   1,325,032   1,387,406   1,439,962
Net income                           502,933     462,909     409,331     511,955
Earnings per common share
   primary                              $.41        $.37        $.33        $.40
   fully diluted                        $.39        $.36        $.32        $.39

                                             Quarters in 1993 ended
                                  March 31    June 30     Sept. 30    Dec. 31
Interest income                   $3,243,787  $3,245,794  $3,281,073  $3,356,142
Interest expense                   1,560,786   1,546,827   1,504,260   1,546,428
Provision for loan losses             50,000      50,000      50,000         -0-
Securities gains                      52,960     234,630       2,436         -0-
Other operating expenses           1,266,447   1,231,164   1,251,185   1,207,802
Net income                           536,955     745,353     510,695     721,461
Earnings per common share
  primary                               $.46        $.62        $.42        $.59
  fully diluted                         $.43        $.59        $.40        $.56

NOTE 20. OTHER INCOME AND OTHER EXPENSES

The components of other income and other expenses which are in excess of 1% of total revenues in any of the three years disclosed are as follows:

                                1995            1994            1993
Income
  Exchange (Note 1) .........   $   50,858      $   54,856      $   79,010
  Other .....................      464,031         392,324         353,985
                                $  514,889      $  447,180      $  432,995

Expenses
  Printing and supplies ......  $  142,546      $  119,283      $  108,429
  FDIC insurance .............     201,474         372,524         341,702
  Other ......................   1,475,371       1,409,499       1,378,721
                                $1,819,391      $1,901,306      $1,828,852

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF THE RESULTS OF OPERATIONS
For the Year Ended December 31, 1995

Community Bancorp. is a one-bank holding company whose only subsidiary is Community National Bank. While the financial statements reflect consolidated figures, the following discussion refers primarily to the Bank's operations because most of the Bancorp.'s business is conducted through the Bank. Community National Bank has experienced a great deal of change over the past few years, ranging from an addition to the main office which was completed in July of 1993 to the installations of ATM's at the main office in Derby, the Barton office and the Troy office. The most recent occasion was the broadening of the Bank's servicing area through the construction of a new branch office located in Caledonia County in the town of St. Johnsbury. This office, which is housed in a building with a major chain supermarket, opened for business in June of 1995 as a full service banking office complete with an ATM. Unlike any of the other offices, this branch is open seven days a week in anticipation of serving the needs of the shoppers at the supermarket, which is open 24 hours a day. The bank now has offices in three counties in the state of Vermont, thereby increasing its servicing capabilities.

        At the end of this narrative there are several financial tables relating to the information disclosed throughout this discussion. These tables, when used in conjunction with the following facts and figures, should give a better understanding of the overall performance and condition of Community National Bank and Community Bancorp.

LIQUIDITY--Liquidity refers to the ability of Community National Bank to adequately cover fluctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The repayment of loans and growth in deposits are two of the major sources of liquidity.

        Our time deposits greater than $100,000 increased from $15 million at the end of 1994 to $18.6 million at the end of 1995, an increase of $3.6 million or 24.4%. Other time deposits increased to $78.6 million from $72.7 million for the same time period, an increase of 8.14%. A review of these deposits indicates that the growth is primarily generated locally and regionally by established customers of the Bank. The Bank has no brokered deposits.

        Our gross loan portfolio increased by $3.8 million or 2.86% to end the 1995 year at $137.2 million. Of this total loan portfolio of $137.2 million, $70.8 million or 52% is scheduled to reprice within one year and $5.4 million or 4% is scheduled to mature within one year. The bank has two credit lines with available balances totaling $5.8 million to further help with liquidity.

        As of the end of 1995, the Bank maintained short-term investments of $15.1 million, and of this total, $3.8 million or 25% was federal funds sold, which compares to $3.2 million or 14% for the prior year. As of December 31, 1995, the Bank also had $20.8 million in "held-to-maturity" treasuries, which are not included in the $15.1 million because they are not considered short-term investments under new regulations governing the classification of securities.

        All other interest-bearing accounts in total decreased by $6.6 million, or just over 9% in 1995, and demand deposit accounts increased to $15.7 million from $14.5 million for the same time period, an increase of 8.5%. Short-term investments exceeded short-term liabilities by $9.5 million in 1995 and almost $17.2 million in 1994, thereby providing the bank with ample liquidity.

FINANCIAL SUMMARY--The calendar year of 1995, while not quite as good as 1993, proved more profitable for Community Bancorp., than the 1994 year, with total earning of $1.95 million compared to $1.9 million in 1994. The 1993 earnings of $2.5 million have yet to be exceeded over the past two years. The results of these figures are primary earnings per share of $1.49 and fully diluted earnings per share of $1.46 for 1995, compared to $1.51 and $1.46 respectively for the year ended 1994, and $2.07 and $1.99 respectively for 1993.

        Return on average assets (ROA), which measures how effectively a corporation uses its assets to produce earnings, was 1.00% for both 1995 and 1994 versus 1.46% for 1993. Return on equity (ROE), which is the ratio of income earned to average shareholder's equity, was 12.13% for 1995 compared to 12.43% in 1994 and 19.06% in 1993.

INTEREST INCOME VERSUS INTEREST EXPENSE (NET INTEREST INCOME)--Net interest income represents the difference between interest earned on loans an investments versus the interest paid on deposits and other sources of funds (i.e., other borrowings). Changes in net interest income result from changes in the level and mix of earning assets and sources of funds (volume) and from changes in the yield earned and costs paid (rate). The table labeled "Average Balances and Interest Rates" provides the visual analysis for the comparison of interest income versus interest expense. These figures, which include earnings on tax-exempt investment securities, are stated on a tax equivalent basis.

        Interest income rose from $14.06 million at the end of 1994 to $15.88 million for 1995, an increase of 13%. Interest expense rose from $6.81 million to $8.25 million, or 21% for the same period. The overall effect, or net interest income, was $7.64 million for the year ended 1995 versus a 1994 year-end net interest income of $7.25 million. The net interest income for year-end 1993 was $7.4 million, which is $157,000 more than 1994 and $233,000 less than 1995.

        Net interest spread, the difference between the yield on interest-earning assets versus interest-bearing liabilities, at the end of 1995 was 3.55%, compared to 3.62% for 1994 and 4.13% for 1993. Interest differential, defined as net interest income dividend by average earning assets, for the years ended 1995, 1994 and 1993, was reported at 4.15%, 4.07% and 4.58%
respectively.

        Income from loans for the year was $12.5 million for 1995, $11.1 million for 1994 and $10.8 million for 1993. The average volume of loans steadily increased from $118.5 million in 1993 to $127.4 million in 1994 and $131.8 million in 1995, while the yields on these loans started at 9.12% for 1993, fell to 8.73% for 1994 and then rose to an average yield of 9.44% for 1995.

        The average volume of taxable investments gradually increased from $23.4 million to $27.4 million and finally to $30.7 million for the years ended 1993, 1994 and 1995, respectively. The yields on these investments took the same course as the loans, with rates of 5.84% for 1993, 5.12% for 1994 and 5.73% for 1995. The income on these investments went from $1.39 million in 1993 to $1.41 million in 1994 and further increased to end at $1.7 million for 1995. The volume of tax-exempt securities took a different course for the same comparison periods, revealing a 29% increase from 1993 to 1994 and an 8.7% decrease from 1994 to 1995, while the tax equivalent yields on these investments fell by 103 basis points from 1993 to 1994 and rose 117 basis points from 1994 to 1995. "Other securities" followed the opposite trend with average volume starting at $1.33 million for 1993, falling to $1.16 million for 1994 and ending at $1.17 million for 1995. The income on other securities decreased from $97,000 in 1993 to $81,000 in 1994, and then increased to $82,000 in 1995.

        Federal funds sold also showed a consistent increase in income for the comparison period. While the average volume went from $3.3 million at the end of 1993 to $3.1 million for 1994, and then increased to $3.2 million for 1995, the interest income started at $94,000, increasing to $128,000 and then to $180,000 for the same respective year-end comparisons.

        Overall, our average earning assets increased by 10.1% from 1993 to 1994 and increased by 3.5% from 1994 to 1995. Our average yield on total average earning assets had a roller coaster effect, decreasing from 8.38% for 1993 to 7.89% for 1994 and then increasing to 8.62% for 1995.

        Average volume on interest-bearing liabilities increased steadily only in time deposits, which started at $81 million in 1993, increased to $85.7 million in 1994 and then increased to end 1995 at an average volume of $93.3 million. A steady decrease is noted in subordinated debentures, which went from $580,000 in 1993 to $554,000 at the end of 1994 and ended at $328,000 for 1995.
The other three categories, savings deposits, NOW and money market funds and other borrowed funds, followed each other with consolidated volumes starting at $63.3 million for 1993, then rising to $72.9 million for 1994 and decreasing to $69 million in 1995. Interest expense on these consolidated liabilities was reported at $2.02 million for 1993, $2.37 million for 1994 and $2.36 million for 1995.

        In total, the average volume of interest-bearing liabilities started the year-end comparison periods at $144.8 million for 1993, increased to $159.2 million for 1994 and ended 1995 at an average volume of $162.8 million with average yields of 4.25%, 4.28% and 5.07%, respectively.

ALLOWANCE FOR POSSIBLE LOSSES ON LOANS - Management believes that its policies and procedures that have been established for the underwriting of its loan portfolio help to alleviate many of the problems that could exist within the portfolio. Loans are typically reviewed on a loan-by-loan basis with more emphasis placed on larger loans and/or loans that have the potential for a higher level of risk. These measures help to ensure the adequacy of the allowance. An ongoing review of the loan portfolio is conducted by the Executive Officers and the Board of Directors, who meet to discuss, among other matters, potential exposures. Factors considered include, but are not limited to, historical loss ratios, each borrower's financial condition, the industry or sector of the economy in which the borrower operates, if applicable, and overall economic conditions. Existing or potential problems are noted and reviewed by senior management to ensure that adequate loan-to-value ratios exist to help cover any cost that might be associated with these loans. The Bank also employs a full-time loan review and compliance officer whose duties include, but are not limited to, a review of the loan portfolio including delinquent and non-accrual loans. Results are then reported to senior management for further review and additional action if necessary.

        Specific allocations are made in situations management feels are at a greater risk for loss. A quarterly review of certain qualitative factors, which include "Levels of, and Trends in, Delinquencies and Non-Accruals" and "National and Local Economic Trends and Conditions," helps to ensure that areas with potential risk are noted and coverage increased to reflect upward trends in delinquencies and non-accruals. First mortgage loans make up the largest part of the loan portfolio and have the lowest historical loss ratio, which helps to alleviate overall risk.

        The valuation allowance for loan losses as of December 31, 1995, of $1.5 million constitutes 1.1% of the total loan portfolio which compares to almost $1.7 million or 1.3% a year ago. In management's opinion, this is both adequate and reasonable due to the fact that $112.5 million of the total loan portfolio, or 82%, is made up of real estate mortgage loans. This figure is slightly higher than the year-end figure for last year, which was $108.7 million or 81.5%. Included in the 1995 total is $91 million, or 66.3%, of loans secured by 1-4-family residences, which is an increase of $2.2 million or 2.4% over last year's figure of $88.8 million or 66.6%. This number of home loans, together with the low historical loan loss experience, helps to establish our basis for loan loss coverage. If the Bank were to reduce its loan portfolio by the residential mortgage loan portfolio, the valuation allowance of $1.5 million would comprise 3.3% of eligible loans, which is slightly lower than it was a year ago. In management's opinion, a loan portfolio consisting of 82% in residential and commercial real estate secured mortgage loans is more stable and less vulnerable than a portfolio with a higher concentration of unsecured commercial and industrial loans or personal loans.

        A comparison of non-performing assets for 1995 and 1994 shows a decrease of 18.2% in loans classified as non-accrual and a decrease of 17% in OREO (Other Real Estate Owned). Significantly, $355,000 of these non-accruing loans carries a 90% FmHA guarantee, thereby reducing our loss exposure by 58%. Additionally, 90% of the non-accruing loan portfolio consists of real estate-secured mortgage loans on which the bank historically suffers relatively few losses. Furthermore, a decrease of 9.4% is noted in loans "90 Days or More Past Due."

 Non-performing assets as of December 31, 1995, were made up of the following:

     Non-accruing loans                                 $1,748,376
     Loans past due 90 days or more and still accruing     291,486
     Other real estate owned                               761,362
       Total                                            $2,801,224

        Non-performing assets decreased 17% from last year's figure of $3,377,600. Despite this decrease, management continues to monitor our allowance for loan and lease losses very carefully and maintains our reserve at a level of approximately 1.1% of total eligible loans. The local economy has seen some encouraging signs of recovery; however, due to the historical "ups and downs" in the Northeast Kingdom, we will continue our conservative approach to the review process of our reserve requirements and adjust accordingly for any changes.

        Other real estate owned is made up of properties that the Bank has acquired in lieu of foreclosure or through normal foreclosure proceedings. Because the policy of the Bank is to value property in other real estate owned at the lesser of appraised value or book value, an appraisal is performed to determine the value as well as to determine if a "write-down" is necessary to bring the book value of the loan equal to the appraised value prior to including it in OREO; any such write-down is charged to the reserve for loan losses. Appraisals are then done periodically thereafter, with any additional write-downs being made at that time and charged to earnings.

        Our current portfolio of other real estate owned equals $761,362 and consists of properties all located in Vermont. These properties are as follows: a condominium project in Jay; a former farm equipment dealership, three condominium units, and a single family residence all located in Newport; and farmland in Albany. The Bank is actively attempting to sell all of these properties and expects no material loss on any of them. The bank has a contract of sale on the farm equipment dealership and anticipates a closing within the first two months of 1996. Other real estate owned is by definition a non-earning asset, and as such does have a negative impact on the Bank's earnings.

        Financial Accounting Standards Board (FASB) has issued Statement #114, "Accounting by Creditors for Impairment of a Loan." This accounting standard is effective for fiscal years beginning after December 15, 1994. The Bank adopted this standard as required for calendar year 1995. This statement is considered the primary source of authoritative guidance for determining allowances relating to specific loans. The impact of this accounting standard has been determined by the Board of Directors to be immaterial to the bank's performance.

OTHER OPERATING INCOME AND EXPENSES - A strong fourth quarter in 1995 helped to boost earnings for the year, with a total other operating income figure of $335,000, compared to $248,000 for 1994 and $276,000 for 1993. Other income again reports the biggest increase, with income of $158,000 for the fourth quarter of 1995, compared to $94,000 for the fourth quarter of 1994 and almost $110,000 for the fourth quarter of 1993. Income of almost $20,000 was reported this quarter due to the implementation of FASB #122, "Accounting for Mortgage Servicing Rights." This new accounting standard was to be effective for fiscal years beginning after December 15, 1995; however, early adoption was permitted. Other operating income for 1995 was almost $1.2 million, which increased from the 1994 figure of almost $1.1 million, an increase of 11.6%, but decreased 6.3% compared to 1993 figures of $1.3 million. Other income of $515,000 for 1995 shows the biggest increase, compared to $447,000 for 1994 and $433,000 for 1993. Miscellaneous loan income, which includes service income from sold loans, contributes almost $300,000 to the $515,000 or 58% for 1995, compared to $209,000 or 47% for 1994 and $178,000 or
41% for 1993. As more loans are sold to the secondary mortgage market as well as state housing agencies, service income on these loans will continue to increase. Service fees of almost $540,000 as of the end of 1995 notes the second biggest increase over 1994 and 1993 year-end figures of $505,000 and $461,000, respectively. As mentioned in prior reports, the sale of the Sallie Mae Stock in 1993 had a major impact on the security gains (losses) figures, contributing to a reported overall capital gain in 1993 of $290,000 versus a gain of only $21,000 in 1994 and $18,000 in 1995. This stock, which was sold during the first six months of 1993, had been written down over a period of about three years to a price of $33.75 per share. At the time of sale, we received prices of $38.00 to $39.00 a share, resulting in the exceptional gain for 1993.

        Other operating expenses ended the 1995 year at $5.9 million, an increase of $483,000 over the 1994 figure of $5.5 million, and an increase of $986,000 or 20% over the 1993 figure of almost $5 million. Occupancy expense showed the biggest increase in comparison with the 1994 figures, with a reported increase of $212,000 or 24%, and an increase of $161,000 or 22% over the 1993 expense figure. The expenses associated with the establishment of the St. Johnsbury office in 1995, which include the furnishings for this office, played a vital role in these increases. Other expense for the year ended 1995 shows the only decrease in comparison with both 1994 and 1993 figures which is primarily due to the rebate for F.D.I.C. insurance. Expenses for this insurance, which in past years usually qualified as one of the biggest expenses, totaled $342,000 for 1993 and $373,000 for 1994, compared to $201,000 for 1995.

        Many of the components of other operating expenses are estimated on a yearly basis and accrued in monthly installments. In order to accurately present the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.


BANK PREMISES AND EQUIPMENT - The major classes of bank premises and equipment and the total accumulated depreciation are as follows:
                                                             December 31,
                                                        1995            1994
     Land                                           $    80,747    $     80,747
     Buildings and improvements                       2,236,459       2,170,610
     Furniture and equipment                          3,490,168       3,248,615
     Leasehold improvements                             325,105         180,821
                                                      6,132,479       5,680,793
     Less accumulated depreciation                   (2,869,313)     (2,543,346)
                                                    $ 3,263,166    $  3,137,447

        Depreciation included in occupancy and equipment expense amounted to $326,702, $250,469 and $181,976 for the years ended December 31, 1995, 1994 and
1993, respectively.

        The Bank currently leases four of the six branch offices it occupies. These leased offices are located in Island Pond, Newport, Barton and St. Johnsbury, Vermont. The lease for the Newport office was renegotiated last year and is in effect for the next two years with the option to renew at that time. The operating leases for the three other locations expire in various years through 2013 with options to renew. In addition, the Bank leases certain computer hardware under an operating lease which expires in the first quarter of 1999.

        Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1995, for each of the next five years and in aggregate are:

        1996..........................................  $  284,660
        1997..........................................     284,660
        1998..........................................     269,660
        1999..........................................      97,892
        2000..........................................      79,353
        Subsequent to 2000............................     450,500
        Total.........................................  $1,466,725

APPLICABLE INCOME TAXES - Figures presented at the end of 1995 for income before taxes show an increase of 2.7% over 1994, with income figures of $2.3 million reported for 1995 and $2.2 million for 1994. These figure are encouraging when compared to the 29% decrease reported last year over the prior 1993 income figure of $3.1 million. Provisions for income taxes decreased by 1.4% from $329,000 for 1994 to $324,000 for 1995. This decrease is less than the decrease noted for 1994 versus 1993, which was almost $279,000 or 46%, attributable to lower taxable income in 1994. A one-time gain of $35,000 was recognized in 1993 upon implementation of F.A.S.B. 109, a one-time tax accounting change.

EFFECTS OF INFLATION - Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because, as costs and prices rise, cash and credit demands of individuals and businesses increase, and the purchasing power of net monetary assets declines.

        The Corporation's ability to preserve its purchasing power depends primarily on its ability to manage net interest income. As noted above, the Corporation's net interest income deteriorated during 1994, due to rapidly rising interest rates. However, as anticipated in 1994, our net interest income improved throughout 1995 to end the year more favorably than 1994.

FINANCIAL CONDITION - The financial condition of the Corporation should be examined in light of its sources and uses of funds. The table entitled
"Average Balances and Interest Rates" is a comparison of daily average balances and is indicative of how sources and uses of funds have been managed.

        Average earning assets grew from $178 million in 1994 to $184 million for 1995. This 3.5% increase is made up of increases in the following areas: loan volume of $4.5 million or 3.5%, taxable investments of $3.2 million or 11.8%, federal funds sold of $117,000 or 3.8%, other securities of $9,000 or
 .77%, and is offset by a decrease in tax-exempt investments of almost $1.7 million or 8.7%. Loans make up most of the total earning assets at 71.6%, and other securities make up the least at .63%. These figures are similar to last year's comparative figures of 71.5% in loan volume and .65% in other securities volume.

        Average interest-bearing liabilities grew from $159.2 million in 1994 to $162.7 million for 1995. This 2.3% increase is less than the increase in average earning assets. A review of the areas that comprise this total shows decreases in all interest-bearing liabilities except time deposits, which increased from

$85.7 million to $93.3 million, or almost 9%. All others in total decreased from $73.5 million in 1994 to $69.5 million for 1995, a decrease of $4 million or 5.5%.

INVESTMENT SECURITIES - The adoption of FASB No. 115, "Accounting for
Certain Investments in Debt and Equity Securities," has had an impact on our investment portfolio. This new accounting standard, effective for 1994 statements, requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss had not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. Securities classified as "available-for-sale" are to be marked to market with any gain or loss charged to the equity portion of the balance sheet. Securities classified as "held-to-maturity" are to be held at book value.

        The bank doesn't own any trading securities as our investment policy prohibits active trading in our investment account. At the end of 1995 the bank had $14.1 million in securities available-for-sale, compared to $23.7 million in 1994; these have been marked to market with a resulting gain after taxes of $51,000 for 1995, compared to a loss after taxes of $451,000 for 1994. These figures are presented on our financial statement as "Valuation allowance for securities." As adjusted for this unrealized gain or loss, our investment portfolios at the respective years' ends were as follows:

December 31, 1995:               Amortized    Unrealized Unrealized  Market
                                 Cost         Gains      Losses      Value
U.S. Govt. and agency securities:
  Available-for-sale             $12,989,420  $ 89,265   $12,747     $13,065,938
  Held-to-maturity                20,867,087   322,913       -0-      21,190,000
States and political subdivisions:
  Held-to-maturity                11,735,570       -0-       -0-      11,735,570
Other securities:
  Available-for-sale               1,039,750       -0-       -0-       1,039,750
                                 $46,631,827  $412,177   $12,747     $47,031,258

December 31, 1994:               Amortized    Unrealized Unrealized  Market
                                 Cost         Gains      Losses      Value
U.S. Govt. and agency securities:
  Available-for-sale             $23,402,260  $  7,606   $691,428    $22,718,438
  Held-to-maturity                 5,779,122       -0-     29,591      5,749,531
State and political subdivisions:
  Held-to-maturity                16,568,277       -0-        -0-     16,568,277
Other securities:
  Available-for-sale                 961,550       -0-        -0-        961,550
                                 $46,711,209  $  7,606   $721,019    $45,997,796

Gross realized gains and gross realized losses on actual sales of securities were:
                                                  1995       1994       1993
Gross realized gains:

  U.S. Government and agency securities           $58,762    $23,041    $  3,373
  Other securities                                    -0-        -0-     310,990
                                                  $58,762    $23,041    $314,363

                                                  1995       1994       1993
Gross realized losses:

  U.S. Government and agency securities           $40,313    $ 2,392    $    937
  Other securities                                    -0-        -0-      23,400
                                                  $40,313    $ 2,392    $ 24,337

        Realized gains and losses in 1993 of $314,000 and $24,000, respectively, were primarily the result of our desire to eliminate our holdings in Sallie Mae Preferred Stock and our wish to shorten the investment portfolio due to the implementation of FASB 115 IN 1994.

CAPITAL RESOURCES - Stockholders' equity at December 31, 1994, was $15,518,514, with a book value of $12.27 per share. It increased through earnings of $1,951,949 and the sale of common stock of $855,062, through our dividend reinvestment program, and adjustments for the valuation of securities as discussed above of $501,824. It decreased by purchases of treasury stock of $4,335 and dividends paid totaling $1,242,597. At year's end shareholders' equity was $17,580,417 with a book value of $13.21 per share. All Stockholders' equity is unrestricted.

        The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995, the Bank is required to have minimum Tier I and Total Capital ratios of 4.00% and 8.00%, respectively. The Bank's risk weighted ratios rose to reported ratios at December 31, 1995, of approximately 18% for Tier I capital and 19% for Total Capital. The report labeled "Capital Ratios" provides a better understanding of the components of each the Tier I and Tier II capital ratios as well as a three-year comparison of the growth of these ratios.

        The Corporation intends to continue the Bank's past policy of maintaining a strong capital resource position to support its asset size and level of operations. Consistent with that policy, management will continue to anticipate the Corporation's future capital needs.

        From time to time the Corporation may make contributions to the capital of its subsidiary, the Bank. At present, regulatory authorities have made no demand on the Corporation to make additional capital contributions to the Bank's capital.