Form 10KSB, Exhibit 13
period 1996-12-31
COMMUNITY BANCORP /VT
filed 1997-04-01
CIK 718413

Consolidated Statements of Condition
Community Bancorp. And Subsidiary

December 31,  	                                     1996          1995
Assets
Cash and due from banks (Note 16)		                 $  8,245,398  $  5,068,955
Federal funds sold	                                          -0-     3,825,000
   Cash and cash equivalents		                         8,245,398     8,893,955
Securities held-to-maturity (approximate market
 value $37,915,448 and $32,925,570 at December
 31, 1996 and 1995) (Note 2)                          37,967,786    32,602,657
Securities available-for-sale (Note 2)                 9,037,113    14,105,688
Loans (Notes 1 and 3)                                145,603,582   137,240,198
Allowance for loan losses (Note 4)                    (1,401,042)   (1,519,247)
Unearned net loan fees                                  (904,303)     (908,731)
    Net loans                                        143,298,237   134,812,220
Bank premises and equipment, net (Notes 1 and 5)       3,421,359     3,263,166
Accrued interest receivable                            1,538,637     1,524,175
Other real estate owned, net (Note 1 and 6)              662,544       761,362
Other assets (Note 7)                                  1,365,129	    1,418,576

    Total assets                                    $205,536,203  $197,381,799

Liabilities and stockholders' equity

LIABILITIES
Deposits:
  Demand, non-interest bearing                      $ 18,098,323  $ 15,777,469
  NOW and money market accounts                       40,026,689    34,450,952
  Savings	                                            31,879,729    31,395,227
  Time deposits, $100,000 and over (Note 8)           17,878,261    18,616,586
  Other time (Note 8)                                 75,971,474    78,643,288
                                                     183,854,476   178,883,522

Short term borrowing (Note 9)                          1,600,000           -0-
Borrowed funds (Note 9)                                   65,000        65,000
Accrued Interest and other liabilities                   735,372       587,860
Subordinated debentures (Note 10)                        170,000       265,000
                                                     186,424,848   179,801,382

Commitments and contingent liabilities (Notes 5, 12, 13 and 14)
STOCKHOLDERS' EQUITY
Common stock, $2.50 par value;
 2,000,000 shares authorized 1,412,493 shares
 issued at 12/31/96 and 1,359,869 shares
 issued at 12/31/95                                    3,531,233     3,399,674
Additional paid-in capital                             6,140,962     5,513,703
Retained earnings (Note 17)                            9,871,409     9,056,562
Unrealized gain on securities
 available-for-sale, net of tax                            7,963        50,501
Less treasury stock, at cost
(1996: 29,365 shares; 1995: 29,355 shares)              (440,212)     (440,023)
                                                      19,111,355    17,580,417

Total liabilities and stockholders' equity          $205,536,203  $197,381,799

See Notes to Consolidate Financial Statements.

Consolidate Statements of Income
Community Bancorp. and Subsidiary

Years Ended December 31,                1996         1995         1994
Interest income
 Interest and fees on loans             $13,376,352  $12,451,251  $11,116,122
 Interest and dividends on investments
   U.S. Treasury securities               2,016,787    1,691,913    1,380,154
   U.S. Government agencies                  78,177       66,674       23,485
 Obligation of states and political
  subdivisions                              743,847      944,911      885,467
 Dividends                                   70,229       72,080       72,452
Interest on federal funds sold              246,405      179,708      127,964
                                         16,531,797   15,406,537   13,605,644
Interest expense
 Interest on deposits                     8,148,012    8,209,547    6,651,104
 Interest on other borrowed funds             7,586        7,353      104,796
 Interest on subordinated debentures         20,828       31,555       51,743
                                          8,176,426    8,248,455    6,807,643

Net interest income                       8,355,371    7,158,082    6,798,001

Provision for possible loan losses(Note 4) (365,000)    (120,000)    (180,000)
Net interest income after provision for
 possible loan loss                       7,990,371    7,038,082    6,618,001

Other income
 Trust department income                    113,187      107,463       85,221
 Service fees                               604,449      539,851      504,572
 Security (losses) gains                     (1,928)      18,449       20,649
 Other (Note 21)                            564,894      514,889      447,180
    Total other operating income          1,280,602    1,180,652    1,057,622

Other expenses
 Salaries and wages                       2,618,632    2,407,968    2,207,000
 Pension and other employee benefits        653,690      616,388      463,965
 Occupancy expenses, net                  1,221,080    1,098,731      887,208
 Other operating expenses (Note 21)       1,903,675    1,819,391    1,901,306
                                          6,397,077    5,942,478    5,459,479

Income before income taxes                2,873,896    2,276,256    2,216,144
Income taxes (Note 11)                      654,092      324,307      329,016
    Net income                           $2,219,804   $1,951,949   $1,887,128


Earnings per share on weighted average
    Primary                                   $1.63        $1.49        $1.51
    Fully diluted                             $1.61        $1.46        $1.46

Weighted average number of common shares
used in computing earnings per share
    Primary                               1,363,194    1,307,552    1,251,960
    Fully diluted                         1,389,699    1,348,968    1,313,631

Book value per share on shares outstanding
at December 31                               $13.82       $13.21       $12.27

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholder's Equity
Years Ended December 31, 1996, 1995 and 1994
                                                                 Unrealized
                                                                 gain(loss)
                                                                 on securities
                                         Additional              available-
                    --Common Stock--     paid-in    Retained     for-sale,
Treasury
                    Shares    Amount     capital    earnings     net of tax
stock
Balance,
 December 31,1993   1,171,957 $3,002,616 $3,552,098 $ 8,522,660  $     -0-
$(435,505)
 Net income               -0-        -0-        -0-   1,887,128        -0-
      -0-
 Dividends paid           -0-        -0-        -0-  (1,042,862)       -0-
      -0-
 Issuance of stock     32,680     81,699   402,186          -0-        -0-
      -0-
 Purchase of
  treasury stock          (10)       -0-        -0-         -0-        -0-
     (183)
 Net increase in unrealized
 loss on securities
 available-for-sale,
 net of tax               -0-        -0-        -0-         -0-  (451,323)
      -0-

Balance,
 December 31, 1994   1,204,627 3,084,315  3,954,284   9,366,926  (451,323)
 (435,688)
 Net income                -0-       -0-        -0-   1,951,949       -0-
      -0-
 Dividends paid            -0-       -0-        -0-  (1,242,597)      -0-
      -0-
 5% stock dividend      60,231   150,578    869,138  (1,019,716)      -0-
      -0-
 Issuance of stock      65,912   164,781    690,281         -0-       -0-
      -0-
 Purchase of
  treasury stock          (256)      -0-        -0-         -0-       -0-
   (4,335)
 Net increase in unrealized
 gain on securities
 available-for-sale,
 net of tax                -0-       -0-        -0-         -0-   501,824
      -0-

Balance,
 December 31, 1995   1,330,514 3,399,674  5,513,703   9,056,562    50,501
 (440,023)
 Net income                -0-       -0-        -0-   2,219,804       -0-
      -0-
 Dividends paid            -0-       -0-        -0-  (1,404,957)      -0-
      -0-
 Issuance of stock      52,624   131,559    627,259         -0-       -0-
      -0-
 Purchase of
  treasury stock           (10)      -0-        -0-         -0-       -0-
     (189)
Net decrease in unrealized
gain on securities
available-for-sale,
net of tax                 -0-       -0-        -0-         -0-  (42,538)
      -0-
Balance,
 December 31, 1996   1,383,128$3,531,233 $6,140,962  $9,871,409 $  7,963
$(440,212)

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
Community Bancorp. and Subsidiary

                                          Years Ended December 31,
                                      1996         1995         1994
Cash flows from operating activities:
Net income                            $  2,219,804 $  1,951,949 $  1,887,128

Adjustments to reconcile net income
to net cash provided by operating
activities:
Depreciation                               392,775      326,702      250,469
Provision for possible loan losses         365,000      120,000      180,000
Provision for deferred income taxes        110,709      135,655      (10,563)
Securities losses(gains)                     1,928      (18,449)     (20,649)
(Gains)losses on sales of OREO             (41,297)      53,920        1,300
OREO writedowns                             38,712       15,000       25,770
Amortization of bond premium, net           53,626      116,629      302,723
(Increase)decrease in interest receivable  (14,462)    (137,175)    (126,602)
(Increase)decrease in other assets          28,571      (75,263)     (68,233)
Increase (decrease) in unamortized
 loan fees                                  (4,428)     (16,079)      83,474
Increase(decrease) in taxes payable         65,337      (83,790)      32,109
Increase(decrease) in interest payable     (29,119)      57,401       47,125
Increase(decrease) in accrued expenses      (2,858)      78,790      (92,775)
Increase (decrease) in other liabilities   119,956       39,281       (2,733)

   Net cash provided by operating
   activities                            3,304,254    2,564,571    2,488,543

Cash flows from investing activities
 Securities held-to-maturity
   Maturities and paydowns              20,893,071   21,582,512   11,597,469
   Purchases                           (26,292,738) (34,727,953)  (8,007,338)
 Securities available-for-sale
   Sales and maturities                 10,004,844   17,084,687   19,324,024
   Purchases                            (5,021,737)  (3,958,044) (28,433,750)
 Increase in loans, net                 (9,355,980)  (4,467,509)  (7,714,132)
 Capital expenditures, net                (550,968)    (452,421)    (545,420)
 Investments in limited partnership        (69,723)     (87,295)     (26,909)
Proceeds from sales of other real
estate owned                               508,880      288,422      190,342
Recoveries of loans charged off            101,914      144,625      117,194

  Net cash used in investing activities (9,782,437)  (4,592,976) (13,498,520)
(continued)
                                       1996         1995         1994
Cash flows from financing activities
 Net increase (decrease) in demand,
 NOW, money market and savings accounts  8,381,093   (5,368,703)   8,357,944
 Net (decrease)increase in
  certificates of deposit               (3,410,139)   9,576,216    3,390,952
 Net increase in short-term borrowings   1,600,000          -0-	         -0-
 Net increase(decrease) in
  borrowed funds                               -0-          -0-      (10,000)
 Payments to acquire treasury stock           (189)      (4,335)        (183)
 Dividends paid                           (741,139)    (673,535)    (578,977)

   Net cash provided by financing
   activities                            5,829,626    3,529,643   11,159,736
   Net (decrease)increase in cash
   and cash equivalents                   (648,557)   1,501,238      149,759

 Cash and cash equivalents
    Beginning                            8,893,955    7,392,717    7,242,958
    Ending                              $8,245,398   $8,893,955   $7,392,717

Supplemental schedule of cash
paid during the year
 Interest                               $8,205,545   $8,191,054   $6,760,518
 Income taxes                           $  444,351   $  301,000	  $  356,000

Supplemental schedule of noncash
investing and financing activities:
 Unrealized gain(loss) on securities
  available-for-sale                   $  (64,452)   $  760,340   $ (683,822)
Other real estate owned acquired
 in settlement of loans                $  723,596    $  451,138   $  293,743
Debentures converted to common stock   $   95,000    $  286,000   $   20,000
5% Stock dividend at market value      $      -0-    $1,019,716   $      -0-

  Dividends paid:
   Dividends payable                   $1,404,957    $1,242,597   $1,042,862
   Dividends reinvested                  (663,818)     (569,062)    (463,885)
                                      $   741,139    $  673,535   $  578,977

See Notes to Consolidated Financial Statements.

Note 1. Significant Accounting Policies
The accounting policies of Community Bancorp. and Subsidiary are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.
  Basis of consolidation-The consolidated financial statements include the accounts of Community Bancorp. ("Company"), and the Community National Bank ("Bank"), its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.
  Nature of operations-The Bank provides a variety of financial services to individuals and corporate customers through its branches in northeastern Vermont, which is primarily a small business and agricultural area. The Bank's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate and consumer loans.
  Concentration of risk-The Bank's operations are affected by various risk factors, including interest rate risk, credit risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Bank. In addition, the Bank is a community bank and, as such, is mandated by the Community Reinvestment Act and other regulation to conduct most of its lending activities within the geographic area where it is located. Although the Bank has a diversified loan portfolio and economic conditions are stable, a substantial portion of its loan portfolio is secured by real estate. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.
  Use of estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Accordingly, the ultimate collectibil-ity of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.
  While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, period-ically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.
  Presentation of cash flows-For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods) and overnight deposits. The statement of cash flows for the year ended December 31, 1994, has been restated using the indirect method to conform with the December 31, 1996 and 1995, presentation.
  Trust assets-Assets of the Trust Department, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company.
  Investment securities-As of January 1, 1994, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under Statement 115 debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt and equity securities purchased and held primarily for resale in the near future are classified as trading. Trading securities are carried at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at market value, with unrealized gains and losses reported as a separate component of equity net of applicable income taxes. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.
  Loans and allowance for loan losses-The Company adopted Statement of Financial Accounting Standards No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995. This statement is considered the primary source of authoritative guidance for determining allowances relating to specific loans. The effect of adoption of this statement was immaterial to the Company's financial statements.
  Loans are stated at the amount of unpaid principal, reduced by unearned fees and an allowance for possible loan losses.
  Interest on loans is accrued daily on the outstanding balances. The
Company places loans on non-accrual when any portion of the principal or interest is 90 days past due, unless it is well secured and in the process of collection, or earlier when concern exists as to the ultimate collection of principal or interest. When loans are placed on non-accrual, the current year related interest receivable is reversed against interest income of the current period while prior year interest is charged to the allowance for possible loan losses. Interest income generally is not recognized on specific impaired loans unless the likelihood of loss is remote. Interest payments received on such loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise, such payments are recognized as interest income. Loans are removed from non-accrual when they become current as to both principal and interest and when concern no longer exists as to the collectibility of principal or interest.
  Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life.
  The allowance for possible loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.
  Pension costs-Pension costs are charged to salaries and employee benefits expense and are funded as accrued.
  Advertising costs-The Bank expenses advertising costs as incurred.
  Earnings per share-Primary earnings per share are computed based on the weighted average number of shares of common stock outstanding during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury.
  Fully diluted earnings per share amounts are based on an increased number of shares that would be outstanding assuming conversion of the convertible subordinated debentures. Net income has been adjusted for the interest expense net after tax effect on the convertible debt.

  Bank premises and equipment-Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:
                                           Years
          Buildings and improvements       8-40
          Furniture and equipment          3-10

The cost of assets sold or otherwise disposed of, and the related allowance for depreciation, is eliminated from the accounts and the resulting gains or losses are reflected in other income. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments are capitalized.
  Other real estate owned-Other real estate owned includes property acquired through foreclosure or forgiveness of debt. These properties are carried at the lower of cost or fair market value minus estimated costs to sell. Losses from the acquisition of property in full or partial satisfaction of debt are treated as credit losses. Routine holding costs, subsequent declines in value, and gains or losses on disposition are included in other income and expenses.
  An allowance for possible losses is maintained for OREO that management believes to be adequate to provide for potential losses. Additions to the allowance are charged to operations; realized losses are charged to the allowance.
  Income taxes-The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset.
  Foreign currency transactions-Foreign currency (principally Canadian) amounts are translated to U.S. dollars in accordance with FASB Statement No. 52, "Foreign Currency Translation." The U.S. dollar is the functional currency and therefore translation adjustments are recognized in income. Total translation adjustments, including adjustments on foreign currency transactions, are immaterial.
  Mortgage servicing-In May 1995 the FASB issued Statement No. 122,
"Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65." The Company adopted this statement effective October 1, 1995. This statement requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights through either the purchase or origination of mortgage loans (originated mortgage loan servicing rights) and sells or securitizes those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage loan servicing rights) based on their relative fair values. To determine the fair value of the servicing rights created, the Company uses the market prices under comparable servicing sales contracts. The cost of mortgage servicing rights is amortized in propor-tion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The effect of adoption of this statement was immaterial to the Company's financial statements.
  Off-balance-sheet financial instruments-In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.
  Fair values of financial instruments-Statement of Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
  Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.
  Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Fair values for nonmarketable equity securities are based on their carrying amounts.
  Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.
  Deposits and Long-Term Debt: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit and the related long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and debt to a schedule of aggregated contractual maturities on such time deposits and debt.
  Short-term borrowings: The carrying amounts reported in the balance sheets for federal funds purchased approximate their fair values. These borrowings are short-term and due on demand.
  Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
  Accrued interest: The carrying amounts of accrued interest approximates their fair values.
  Reclassification-Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the current year presentation.

Note 2. Investment Securities

Securities available-for-sale consisted of the following at December 31, 1996:
                        Amortized   Unrealized   Unrealized  Market
                        Cost        Gains        Losses      Value
U. S. Government and
 agency securities      $7,961,998  $ 19,251     $ 7,186     $7,974,063
Other securities         1,063,050       -0-         -0-      1,063,050
                        $9,025,048  $ 19,251     $ 7,186     $9,037,113
Securities held-to-maturity at December 31, 1996, consisted of the following:

                        Amortized   Unrealized   Unrealized  Market
                        Cost        Gains        Losses      Value
U. S. Government and
 agency securities      $29,775,526 $ 79,118     $131,456    $29,723,188
States and political
 subdivisions             8,192,260      -0-          -0-      8,192,260
                        $37,967,786 $ 79,118     $131,456    $37,915,448
Securities available-for-sale consisted of the following at December 31, 1995:

                        Amortized   Unrealized   Unrealized  Market
                        Cost        Gains        Losses      Value
U. S. Government and
 agency securities      $12,989,420 $ 89,265     $ 12,747    $13,065,938
Other securities          1,039,750      -0-          -0-      1,039,750
                        $14,029,170 $ 89,265     $ 12,747    $14,105,688
Securities held-to-maturity at December 31, 1995, consisted of the following:

                        Amortized   Unrealized   Unrealized  Market
                        Cost        Gains        Losses      Value
U. S. Government and
agency securities       $20,867,087 $322,913     $ -0-       $21,190,000
States and political
 subdivisions            11,735,570      -0-       -0-        11,735,570
                        $32,602,657 $322,913     $ -0-       $32,925,570

Other securities mentioned above consist of Federal Home Loan Bank and Federal Reserve Bank stock which are required member holdings and, as such, are considered restricted investments.
	Investment securities with a carrying amount of $4,010,794 and $3,453,455 and a market value of $4,047,188 and $3,529,375 at December 31, 1996 and 1995, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.
	Proceeds from the sale of securities available-for-sale amounted to $2,004,844, $6,584,687 and $7,537,734 in 1996, 1995 and 1994, respectively.
Realized gains from sales of investments available-for-sale were $909, $58,762 and $23,041, with realized losses of $2,837, $40,313 and $2,392 for the years 1996, 1995 and 1994, respectively.
	The carrying amount and estimated market value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The maturities of securities available-for-sale at December 31, 1996, were as follows:
                                         Amortized      Market
                                         Cost           Value
   Due from one to five years            $7,961,998     $7,974,063
   Other securities                       1,063,050      1,063,050
                                         $9,025,048     $9,037,113
The maturities of securities held-to-maturity at December 31, 1996, were as follows:
                                         Amortized      Market
                                         Cost           Value
   Due in one year or less               $11,424,589    $11,474,118
   Due from one to five years             24,537,912     24,436,045
   Due from five to ten years                458,104        458,104
   Due after ten years                     1,547,181      1,547,181
                                         $37,967,786    $37,915,448

Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $8,192,260 and $11,735,570 at December 31, 1996 and 1995, respectively, which are attributable to private financing transactions arranged by the Bank. There is no established trading market for these securities and, accordingly, the carrying amount of these securities has been reflected as their market value. The Bank anticipates no losses on these securities and expects to hold them until their maturity.
  The Financial Accounting Standards Board issued an implementation guide to FASB No. 115 on "Accounting for Certain Investments in Debt and Equity
Securities." This guide allows the one-time transfer of securities in the held-to-maturity classification to the available-for-sale classification between the period November 15, 1995 and December 15, 1995. During this period the
Company transferred securities with an approximate cost and market value of $2,990,000 from held-to-maturity to available-for-sale. This one-time transfer will not call into question the intent of the Company to hold other debt securities to maturity in the future.

Note 3. Loans

The composition of net loans at December 31 is as follows:
                                     1996           1995
    Commercial                       $  8,306,095   $  7,875,715
    Real estate - Construction          1,431,727        912,355
    Real estate - Mortgage            117,143,767    111,563,558
    Installment and other              18,721,993     16,888,570
                                      145,603,582    137,240,198
Deduct:
    Allowance for possible loan losses  1,401,042      1,519,247
    Unearned net loan fees                904,303        908,731
                                        2,305,345      2,427,978
                                     $143,298,237   $134,812,220

The total recorded investment in impaired loans as determined in accordance with FASB Statements No. 114 and No. 118 approximated $1,096,208 and
$1,351,000 at December 31, 1996 and 1995, respectively. These loans were subject to allowances for loan losses of approximately $70,017 and $120,000 which represented the total allowance for loan losses related to impaired loans at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans amounted to approximately $1,281,550 and $1,363,000 for the years ended December 31, 1996 and 1995, respectively. Cash receipts on impaired loans amounted to $160,755 and $187,835 in 1996 and 1995, respectively, of which $98,000 and $173,582 were applied to the principal balances of the loans.
  In addition, the Bank had other non-accrual loans of approximately
$665,056 and $542,000 at December 31, 1996 and 1995, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $91,986 and $74,609 for the years ended December 31, 1996 and 1995, respectively.
  The Bank is not committed to lending additional funds to debtors with impaired, non-accrual or modified loans.
  Residential real estate loans totaling $2,273,991 and $2,910,934 at December 31, 1996 and 1995, respectively, were pledged as collateral on deposits of municipalities.

Note 4. Allowance for Possible Loan Losses

Changes in the allowance for possible loan losses at December 31 are as follows:
                                           1996        1995        1994
   Balance, beginning                      $1,519,247  $1,707,555  $1,871,555
   Provision charged to operating expense     365,000     120,000     180,000
   Recoveries of amounts charged off          101,914     144,625     117,194
                                            1,986,161   1,972,180   2,168,749
   Amounts charged off                      ( 585,119)  ( 452,933)  ( 461,194)
   Balance, ending                         $1,401,042  $1,519,247  $1,707,555

Note 5. Bank Premises and Equipment

The major classes of bank premises and equipment and the total accumulated depreciation at December 31 are as follows:

                                   1996         1995
   Land                            $   80,747   $   80,747
   Buildings and improvements       2,408,306    2,236,459
   Furniture and equipment          3,804,909    3,490,168
   Leasehold improvements             376,620      325,105
                                    6,670,582    6,132,479
   Less accumulated depreciation   (3,249,223)  (2,869,313)
                                   $3,421,359   $3,263,166

Depreciation included in occupancy and equipment expense amounted to $392,775, $326,702 and $250,469 for the years ended December 31, 1996, 1995 and 1994, respectively.
  The Bank occupies leased quarters at four branch office locations under operating leases expiring in various years through 2013 with options to renew. In addition, the Bank leases certain computer hardware under an operating lease which expires in 1999.

  Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1996, for each of the next five years and in aggregate are:
          1997                 $ 276,437
          1998                   276,437
          1999                    89,669
          2000                    75,926
          2001                    66,110
          Subsequent to 2001     384,390
                              $1,168,969

Total rental expense amounted to $307,885, $323,372 and $220,388 for the years ended December 31, 1996, 1995 and 1994, respectively.

Note 6. Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:

                                          1996       1995
     Other real estate owned              $ 814,642  $ 874,748
     Less allowance for losses on OREO     (152,098)  (113,386)
     Other real estate owned, net         $ 662,544  $ 761,362

Changes in the allowance for losses on OREO for the years ended December 31 were as follows:
                              1996      1995      1994
     Balance, beginning       $113,386  $113,386  $ 93,476
     Provision for losses       38,712       -0-    25,769
     Charge-offs, net              -0-       -0-   ( 5,859)
     Balance, ending          $152,098  $113,386  $113,386

Note 7. Investments Carried at Equity
The Bank has purchased various partnership interests in limited partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern Vermont. The investments are accounted for under the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Bank's proportionate share of the partnership'S undistributed earnings or losses. The carrying values of these investments were $285,609 and $215,886 at December 31, 1996 and 1995, respectively. The provision for undistributed net (gains) and losses of the partnerships charged to earnings were ($16,126), $35,000 and $60,024 for 1996, 1995 and 1994, respectively.

Note 8. Deposits

The following is a maturity distribution of time certificates of deposit at
December 31:
    Maturing in 1997   $55,482,670
    Maturing in 1998    20,741,261
    Maturing in 1999    15,517,483
    Maturing in 2000     1,425,126
    Maturing in 2001       683,195
                       $93,849,735

Note 9. Borrowed Funds

The Bank was advanced $75,000 on November 16, 1992, from the Federal Home Loan
Bank of Boston as part of their Community Investment Program. Under the terms of the agreement, these funds have been reloaned to a local nonprofit organization providing low income housing. The interest rate varies between
6.2% and 7.7% based on the maturity dates. Principal maturities of borrowed funds as of December 31, 1996, are as follows:
     1997          $ 5,000
     1998              -0-
     1999            5,000
     2000              -0-
     2001              -0-
     Thereafter     55,000
                   $65,000

The Bank also maintains a $3,947,000 IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. Advances under this line were $1,600,000 and $0 at December 31, 1996, and 1995, respectively. Interest on these borrowings is chargeable at a rate determined daily by the Federal Home Loan Bank and payable monthly. Collateral on these borrowings consists of Federal Home
Loan Bank stock purchased by the Bank, all funds placed in deposit with the Federal Home Loan Bank, all first mortgages held by the Bank and any additional holdings which may be pledged as security.

Note 10. Subordinated Debentures
On September 1, 1984, the Company issued $750,000 of 11% convertible debentures due August 1, 2004. The notes are subordinated to all other indebtedness of the Corporation. At December 31, 1996 and 1995, $64,000 and $74,000, respectively, remained outstanding.
 These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $5.15 per share.

  The debentures are redeemable, in whole or in any part, at the option of the Company at any time after July 31, 1996, and prior to maturity, on not less than 30 days prior notice to holders. The redemption price shall be equal to the percentage set forth below:
  	August 1, 1996 - July 31, 1998 		104%
  	August 1, 1998 - July 31, 2000 		103%
  	August 1, 2000 - July 31, 2002 		102%
  	August 1, 2002 - July 31, 2004 		101%

On August 1, 1986, the Company issued $500,000 of 9% convertible debentures due August 1, 1998. The notes are subordinated to all other indebtedness of the Company. At December 31, 1996 and 1995, $106,000 and $191,000, respectively, remained outstanding. These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $10.31 per share.

  The debentures are redeemable, in whole or in any part, at the option of the Company at any time after July 31, 1993, and prior to maturity, on not less than 30 days prior notice to holders. The redemption price shall be equal to the percentage set forth below:
	August 1, 1996 - July 31, 1998 		101%

Note 11. Income Taxes
The Bank prepares its federal income tax return on a consolidated basis (see
Note 1). Federal income taxes are allocated to members of the consolidated group based on taxable income.

	Federal income tax expense for the years ended December 31 was as follows:
                                1996      1995      1994
     Currently paid or payable  $543,383  $188,652  $339,579
     Deferred                    110,709   135,655   (10,563)
                                $654,092  $324,307  $329,016

  Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rates of 34% to income before income taxes as a result of the following at December 31:
                                     1996      1995       1994
     Computed "expected" tax expense $ 977,125 $ 773,927  $ 753,489
     Mark-to-market equities          ( 73,345) ( 73,345)  ( 73,345)
     Tax exempt interest              (250,140) (318,112)  (301,059)
     Disallowed interest                38,412    49,613     46,612
     Partnership tax credits          ( 69,000) (114,000)  ( 42,684)
     Other                              31,040     6,224   ( 53,997)
                                     $ 654,092 $ 324,307  $ 329,016

The deferred income tax provision consisted of the following items at
December 31:
                               1996      1995      1994
     Depreciation              $ 14,515  $ 31,281  $ 30,464
     Loan fees                   37,180    33,493    53,716
     Mortgage servicing          13,100     6,646       -0-
     Deferred compensation      (19,429)   (8,777)      -0-
     Bad debts                   40,190    64,025    55,759
     Limited partnerships        21,000    44,000    (9,223)
     Pension                        -0-       -0-   (34,240)
     Non-accrual loan interest   17,135   (38,646)  (54,787)
     OREO                       (13,162)      -0-     4,588
     Other                          180     3,633   (56,840)
                               $110,709  $135,655  $(10,563)

Listed below are the significant components of the net deferred tax asset at
December 31:
                                                        1996      1995
Components of the deferred tax asset:
  Bad debts                                             $339,188  $379,378
  Unearned loan fees                                     161,666   198,846
  Non-accrual loan interest                              105,192   122,327
  OREO writedowns                                         51,713    38,551
  Deferred compensation                                   28,206     8,777
  Capital loss carryover                                  55,556    55,556
  Other                                                    9,908    10,668
  Total deferred tax asset                               751,429   814,103
  Valuation allowance                                    (55,556)  (55,556)
  Total deferred tax asset, net of valuation allowance   695,873   758,547
  Components of the deferred tax liability:
  Depreciation                                           182,271   167,756
  Limited partnerships                                    65,000    44,000
  Mortgage servicing rights                               19,746     6,646
  Other                                                      -0-       580
  Unrealized gain on securities available-for-sale         4,103    26,016
  Total deferred tax liability                           271,120   244,998
  Net deferred tax asset                                $424,753  $513,549

FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.
  At December 31, 1996, the Company has available $167,500 of capital loss carryforward available for income tax purposes. The capital loss carryforward is available only to offset capital gains and expires in 1997 if unused.

Note 12. Pension Plan
The Bank has a discretionary defined contribution plan covering all employees who meet certain age and service requirements. Due to the nature of the plan, defined contribution, there is no unfunded past service liability. The provisions for pension expense were $188,000, $175,000 and $125,000 for 1996, 1995 and 1994, respectively.

Note 13. Financial Instruments with Off-Balance-Sheet Risk
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, interest rate caps and floors written on adjustable rate loans, and commitments to sell loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable rate loans, the contract or notional amounts do not represent exposure to credit loss. The Bank controls the credit risk of their interest rate cap agreements through credit approvals, limits, and monitoring procedures.

The Bank generally requires collateral or other security to support financial instruments with credit risk.

                                                  Contract or
                                                  -Notional Amount-
                                                  1996       1995
Financial instruments whose contract
amounts represent credit risk:
       Commitments to extend credit               $8,507,320 $7,035,973
       Standby letters of credit and
        commercial letters of credit              $  939,783 $  204,180
       Credit card arrangements                   $3,572,831 $3,334,808

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
  Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Note 14. Commitments and Contingencies
In the ordinary course of business, the Company is involved in various claims and legal actions. The outcome of these claims and actions is not presently determinable; however, in the opinion of the Company's management, after consulting with the Company's legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial condition.

Note 15. Transactions with Related Parties
The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

 Aggregate loan transactions with related parties as of December 31 were as follows:
                                         1996        1995
   Balance, beginning                    $1,069,730  $1,184,810
   New loans                                454,720     329,096
   Repayments                              (480,156)   (461,176)
   Other, net                                   -0-      17,000
   Balance, ending                       $1,044,294  $1,069,730

Other loan activity principally consists of borrowing related to directors who have resigned or have been newly elected. Loan activity for these directors during their terms is shown consistent with other directors' activity.
  Total deposits with related parties approximated $600,653 at December 31, 1996.

Note 16. Restrictions on Cash and Due From Banks
The Bank is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $793,000 and $899,000 at December 31, 1996 and 1995, respectively. In addition, the Bank was required to maintain contracted clearing balances of $275,000 and $250,000 at December 31, 1996 and 1995, respectively.

Note 17. Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.
  As of December 31, 1996, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios (000's Omitted) are also presented in the table.
                                                          To be Well
                                                          Capitalized
                                            For Capital   Under Prompt
                                            Adequacy      Corrective Action
                                            Purposes:     Provisions:
                                    Actual
                           Amount   Ratio   Amount  Ratio Amount   Ratio
As of December 31, 1996:
Total capital
(to risk-weighted assets)  $20,432  19.88%  $8,224  8.0%  $10,280  10.0%
Tier I capital
(to risk-weighted assets)  $19,146  18.62%  $4,112  4.0%  $ 6,168   6.0%
Tier I capital
(to average assets)        $19,146   9.20%  $8,329  4.0%  $10,411   5.0%

As of December 31, 1995:
Total capital
(to risk-weighted assets)  $18,838  19.31%  $7,803  8.0%  $ 9,754  10.0%
Tier I capital
(to risk-weighted assets)  $17,615  18.06%  $3,901  4.0%  $ 5,852   6.0%
Tier I capital
(to average assets)        $17,615   8.89%  $7,928  4.0%  $ 9,910   5.0%

The Bank is restricted as to the amount of dividends which can be paid. Dividends declared by national banks that exceed net income for the preceding two years must be approved by the OCC. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Note 18. Fair Value of Financial Instruments

The estimated fair values of the institution's financial instruments are as follows:

                                             December 31, 1996
                                             Carrying     Fair
                                             Amount       Value
Financial assets:
Cash and cash equivalents                    $  8,245,398 $  8,245,398
Securities held-to-maturity                    37,967,786   37,915,448
Securities available-for-sale                   9,037,113    9,037,113
Loans, net of allowance                       143,298,237  143,093,232
Accrued interest receivable                     1,538,637    1,538,637
Financial liabilities:
Short-term borrowings                           1,600,000    1,600,000
Deposits                                      183,854,476  184,135,696
Long-term debt                                    235,000      242,720
Accrued interest payable                          291,458      291,458

                                             December 31, 1995
                                             Carrying     Fair
                                             Amount       Value
Financial assets:
Cash and cash equivalents                    $  8,893,955 $  8,893,955
Securities held-to-maturity                    32,602,657   32,925,570
Securities available-for-sale                  14,105,688   14,105,688
Loans, net of allowance                       134,812,220  132,810,104
Accrued interest receivable                     1,524,175    1,524,175
Financial liabilities:
Deposits                                      178,883,522  179,224,678
Long-term debt                                    330,000      340,613
Accrued interest payable                          320,052      320,052

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 1996 and 1995.
  The carrying amounts in the preceding table are included in the balance sheet under the applicable captions, except for long-term debt which consists of borrowed funds and subordinated debentures.

Note 19. Condensed Financial Information (Parent Company Only)
The following financial statements are for Community Bancorp. (Parent Company
Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)
Condensed Balance Sheet
                                                   December 31,
Assets                                         1996         1995
 Cash                                          $   109,018  $   162,476
 Investment in subsidiary - Bank                19,160,361   17,665,686
 Other assets                                       14,739       20,543
   Total assets                                $19,284,118  $17,848,705
Liabilities and stockholders' equity

Liabilities
 Other liabilities                             $     2,763  $     3,288
 Subordinated convertible debentures               170,000      265,000
   Total liabilities                               172,763      268,288

Stockholders' equity
 Common stock, $2.50 par value:
 2,000,000 shares authorized, 1,412,493
 shares issued at 12/31/96 and 1,359,869
 shares issued at 12/31/95                       3,531,233    3,399,674
 Additional paid-in capital                      6,140,962    5,513,703
 Retained earnings (Note 16)                     9,871,409    9,056,562
 Unrealized gain on securities
 available-for-sale, net of tax                      7,963       50,501
 Less treasury stock, at cost
 (1996, 29,365 shares; 1995, 29,355 shares)       (440,212)    (440,023)
   Total stockholders' equity                   19,111,355   17,580,417

Total liabilities and stockholders' equity     $19,284,118  $17,848,705

The investment in the Bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.

Community Bancorp. (Parent Company Only)
Condensed Statements of Income      Years Ended December 31,
                                    1996      1995       1994
Revenues
 Dividends
 Bank subsidiary                    $ 711,200 $  832,000 $  546,000
  Total revenues                      711,200    832,000    546,000
Expenses
 Interest on long-term debt            20,828     31,555     51,743
 Administrative and other              22,522     28,866     32,047
  Total expenses                       43,350     60,421     83,790
Income before applicable income
tax and equity in undistributed
net income of subsidiary              667,850    771,579    462,210
Applicable income tax (benefit)       (14,739)   (20,543)   (28,488)

Income before equity in undistributed
net income of subsidiary              682,589    792,122    490,698
Equity in undistributed net
income -  Subsidiary bank           1,537,215  1,159,827  1,396,430

   Net income                      $2,219,804 $1,951,949 $1,887,128

Community Bancorp. (Parent Company Only)
Condensed Statements of Cash Flows
                                          Years ended December 31,
                                          1996        1995        1994
Reconciliation of net income to net cash
 provided by operating activities
 Net income                               $2,219,804  $1,951,949  $1,887,128
Cash flows from operating activities
 Equity in undistributed net
  income of subsidiary                    (1,537,215) (1,259,828) (1,396,430)
 Decrease(increase) in income
  taxes receivable                             5,806       7,946      (5,379)
 Decrease in other liabilities                  (525)     (5,243)       (357)
  Net cash provided by operating activities  687,870     694,824     484,962
Cash flows from financing activities
 Purchase of treasury stock                     (189)     (4,335)       (183)
 Dividends paid                             (741,139)   (673,535)   (578,977)
  Net cash used for financing activities    (741,328)   (677,870)   (579,160)

Net (decrease)increase in cash               (53,458)     16,954     (94,198)
Cash beginning                               162,476     145,522     239,720
Cash ending                               $  109,018  $  162,476  $  145,522

Supplemental schedule of cash paid
 (received) during the year
  Interest                                $   21,353  $   36,798  $   52,100
  Income taxes                            $  (20,543) $  (28,488) $  (23,110)

Supplemental schedule of noncash
 investing and financing activities

 Unrealized (gain)loss on securities
  available-for-sale                      $  (64,452) $  760,340  $ (683,822)
 Debentures converted to common stock     $   95,000  $  286,000  $   20,000

Dividends paid
 Dividends payable                        $1,404,957  $1,242,597  $1,042,862
 Dividends reinvested                       (663,818)   (569,062)   (463,885)
                                          $  741,139  $  673,535  $  578,977

Note 20. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 1996, 1995 and 1994 is presented below:

Community Bancorp. and Subsidiary
                                     Quarters in 1996 ended
                           March 31    June 30     Sept. 30    Dec. 31
Interest income            $4,032,136  $4,144,762  $4,162,822  $4,192,077
Interest expense            2,092,138   2,094,188   2,041,045   1,949,055
Provision for loan losses      37,500     122,500      80,000     125,000
Securities gains(losses)          -0-     ( 1,928)        -0-         -0-
Other operating expenses    1,546,063   1,630,449   1,642,657   1,577,908
Net income                    467,218     512,855     539,485     700,246
Earnings per common share
  primary                        $.35        $.38        $.40        $.50
  fully diluted                  $.34        $.38        $.39        $.50
                                     Quarters in 1995 ended
                           March 31    June 30     Sept. 30    Dec. 31

Interest income            $3,593,766  $3,788,464  $3,928,489  $4,095,818
Interest expense            1,960,723   2,067,712   2,100,188   2,119,832
Provision for loan losses      30,000      30,000      30,000      30,000
Securities gains                  -0-         -0-         -0-      18,449
Other operating expenses    1,508,365   1,494,778   1,462,514   1,476,821
Net income                    302,539     417,623     490,824     740,963
Earnings per common share
   primary                       $.24        $.32        $.37        $.56
   fully diluted                 $.23        $.31        $.37        $.55
                                     Quarters in 1994 ended
                           March 31    June 30     Sept. 30    Dec. 31

Interest income            $3,331,479  $3,352,772  $3,370,639  $3,550,754
Interest expense            1,577,938   1,694,283   1,728,740   1,806,682
Provision for loan losses      45,000      45,000      45,000      45,000
Securities gains                  -0-      11,915       8,734         -0-
Other operating expenses    1,307,079   1,325,032   1,387,406   1,439,962
Net income                    502,933     462,909     409,331     511,955
Earnings per common share
  primary                        $.41        $.37        $.33        $.40
  fully diluted                  $.39        $.36        $.32        $.39

Note 21. Other Income and Other Expenses

The components of other income and other expenses which are in excess of 1% of total revenues in any of the three years disclosed are as follows:
                            1996         1995         1994
Income
  Exchange (Note 1)         $  104,500   $   50,858   $   54,856
  Other                        460,394      464,031      392,324
                            $  564,894   $  514,889   $  447,180
Expenses
  Printing and supplies     $  183,831   $  142,546   $  119,283
  FDIC insurance                 2,000      201,474      372,524
  Other                      1,717,844    1,475,371    1,409,499
                            $1,903,675   $1,819,391   $1,901,306

               MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF THE RESULTS OF OPERATIONS
               For the Year Ended December 31, 1996

  Community Bancorp. is a one-bank holding company whose only subsidiary is Community National Bank. While the financial statements reflect consolidated figures, the following discussion refers primarily to the Bank's operations because most of the Bancorp.'s business is conducted through the Bank. Community National Bank has experienced a great deal of change over the past few years, ranging from a major addition to the main office completed in July of 1993 to the installation of Automatic Teller Machines (ATM) at the main office in Derby, the Barton office and the Troy office. The most recent expansion was the broadening of the Bank's service area through the construction of a new office located in Caledonia County, in the town of St. Johnsbury. This office, which is located in a building that also houses a major chain supermarket, opened for business in June of 1995 as a full-service banking office complete with an ATM. Unlike any of the other offices, this branch is open seven days a week in anticipation of serving the needs of the shoppers at the supermarket. The bank now has offices in three counties in the state of Vermont, thereby increasing its servicing capabilities.
  At the end of this narrative, there are several financial tables relating to the information disclosed throughout this discussion. These tables, when used in conjunction with the following facts and figures, should give a better understanding of the overall performance and condition of Community National Bank and Community Bancorp.

Liquidity-Liquidity refers to the ability of Community National Bank to adequately cover fluctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The repayment of loans and growth in deposits are two of the major sources of liquidity.
  Our time deposits greater than $100,000 decreased from $18.6 million at the end of 1995 to $17.8 million at year end 1996, a decrease just under $1 million, or 4%. Other time deposits decreased to $76 million from $78.6 million for the same time period, a decrease of 3.31%. A review of these deposits indicates that our deposits are primarily generated locally and regionally and are established customers of the Bank. The Bank has no brokered deposits.
  Our gross loan portfolio increased by $8.4 million or by 6% to end the 1996 year at $145.6 million. Of this total loan portfolio of $145.6 million, $73.8 million, or 51% is scheduled to reprice within one year and $5.3 million or 3.6% is scheduled to mature within one year. The bank has two credit lines with available balances totaling $5.9 million and additional borrowing capacity of approximately $72 million through the Federal Home Loan Bank of Boston, which is secured by the Bank's 1-4-family residential loan portfolio, to further help with liquidity.
  As of year end 1996, the Bank maintained short-term assets of $8.6 million, and of this total, $8 million or 93% are treasuries classified as "available-for-sale". As of December 31, 1996, the Bank had $29.8 million in "held-to-maturity" treasuries, less $4 million pledged, netting $25.8 million compared to $20.8 million a year ago. These treasuries are not considered short-term investments under new regulations governing the classification of securities.
  All other interest-bearing accounts in total increased by $6 million, or just over 9% in 1996, and demand deposit accounts increased to $18 million from $15.7 million for the same time period, an increase of 14.7%.
Investment Securities-The adoption of FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities," has had an impact on our investment portfolio. This new accounting standard, effective for 1994 statements, requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss had not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. Securities classified as "available-for-sale" are to be marked to market with any gain or loss charged to the equity portion of the balance sheet. Securities classified as "held-to-maturity" are to be held at book value.
  The bank doesn't own any trading securities as our investment policy prohibits active trading in our investment account. At the end of 1996 the bank had $1.06 million in equity securities classified as available-for-sale, compared to $1.04 million at the end of 1995. In addition, at December 31, 1996, the Bank had $8 million in U.S. Government securities available-for-sale, compared to $13 million at December 31, 1995; these have been marked to market with a resulting gain after taxes of $7,963 for 1996, compared to $50,501 for 1995. These figures are presented in the equity section of our financial statement as "Unrealized gain on securities available-for-sale, net of tax".
As adjusted for this unrealized gain or loss, our investment portfolios at the respective years' ends were as follows:

December 31, 1996:      Amortized       Unrealized    Unrealized    Market
                        Cost            Gains         Losses        Value
U.S. Government and
 agency securities
   Available-for-sale   $ 7,961,998     $19,251       $   7,186     $ 7,974,063
   Held-to-maturity      29,775,526      79,118         131,456      29,723,188
States and political
 subdivisions
   Held-to-maturity       8,192,260         -0-             -0-       8,192,260
Other Securities
   Available-for-sale     1,063,050         -0-             -0-       1,063,050
                        $46,992,834     $98,369        $138,642     $46,952,561
December 31, 1995:      Amortized       Unrealized     Unrealized   Market
                        Cost            Gains          Losses       Value
U.S. Government and
 agency securities
   Available-for-sale   $12,989,420     $ 89,265       $12,747      $13,065,938
   Held-to-maturity      20,867,087      322,913           -0-       21,190,000
States and political
 subdivisions
   Held-to-maturity      11,735,570          -0-           -0-       11,735,570
Other securities
   Available-for-sale     1,039,750          -0-           -0-        1,039,750
                        $46,631,827     $412,178       $12,747      $47,031,258

Gross realized gains and gross realized losses on actual sales of securities were:
                                           1996      1995      1994

Gross realized gains:
  U.S. Government and agency securities    $  909    $58,762   $23,041
  Other securities                            -0-        -0-       -0-
                                           $  909    $58,762   $23,041
Gross realized losses:
  U.S. Government and agency securities    $2,837    $40,313   $ 2,392
  Other securities                            -0-        -0-       -0-
                                           $2,837    $40,313   $ 2,392

Allowance for Possible Losses on Loans-Management believes that the policies and procedures established for the underwriting of its loan portfolio are not only up-to-date but also help to alleviate many of the problems that could exist within the portfolio in a changing environment. Loans are typically reviewed on a loan-by-loan basis with more emphasis placed on larger loans and/or loans that have the potential for a higher level of risk. These measures help to ensure the adequacy of the allowance. An ongoing review of the loan portfolio is conducted by the Executive Officers and the Board of Directors, which meets to discuss, among other matters, potential exposures. Factors considered include, but are not limited to, historical loss ratios, each borrower's financial condition, the industry or sector of the economy in which the borrower operates, if applicable, and overall economic conditions. Existing or potential problems are noted and reviewed by senior management to ensure that adequate loan-to-value ratios exist to help cover any cost that might be associated with these loans. The Bank also employs a full-time loan review and compliance officer whose duties include, but are not limited to, a review of the loan portfolio including delinquent and non-accrual loans. Results are then reported to senior management and the Risk Management Committee for further review and additional action if necessary.
  Specific allocations are made in situations management feels are at a greater risk for loss. A quarterly review of certain qualitative factors, which include "Levels of, and Trends in, Delinquencies and Non-Accruals" and "National and Local Economic Trends and Conditions", helps to ensure that areas with potential risk are noted and coverage increased to reflect upward trends in delinquencies and non-accruals. First-mortgage loans make up the largest part of the loan portfolio and have the lowest historical loss ratio which helps to alleviate overall risk.
  The valuation allowance for loan losses as of December 31, 1996, of $1.4 million constitutes 1% of the total loan portfolio which compares to almost $1.5 million or 1.1% a year ago. In management's opinion, this is both adequate and reasonable due to the fact that $118.6 million of the total loan portfolio, or 81.4%, is made up of real estate mortgage loans. This figure is higher than the year-end figure for last year of $112.5 million. Included in the 1996 total is $94.4 million, or 64.8%, of loans secured by 1-4-family residences, which is an increase of $3.4 million or 3.6% over last year's figure of $91 million, or 66.3%. This number of home loans, together with the low historical loan loss experience, helps to support our basis for loan loss coverage. If the Bank were to reduce its loan portfolio by the residential mortgage loan portfolio, the valuation allowance of $1.4 million would comprise 2.7% of eligible loans, which is slightly lower than it was a year ago. In management's opinion, a loan portfolio consisting of 81.4% in residential and commercial real estate secured mortgage loans is more stable and less vulnerable than a portfolio with a higher concentration of unsecured commercial and industrial loans or personal loans.
  A comparison of non-performing assets for 1996 and 1995 shows a decrease of 7.3% in loans classified as non-accrual and a decrease of 13% in OREO (Other Real Estate Owned). Significantly, $324,736 of these non accruing loans carries a 90% FmHA guarantee, thereby reducing our loss exposure by $292,262 or 18%. Additionally, of the remaining $1.33 million in non-accrual loans, $1.29 million, or 97%, consists of real estate secured mortgage loans on which the bank historically suffers relatively few losses. Loans "90 Days or More Past Due" notes the only increase, which ended 1995 at a figure of $291,486, and increased to $394,446 as of December 31, 1996.

   Non-performing assets as of December 31, 1996 and 1995 were made up of the following:
                                                     1996         1995
   Non-accruing loans                                $1,621,132   $1,748,376
   Loans past due 90 days or more and still accruing    394,446      291,486
   Other real estate owned                              662,544      761,362
        Total                                        $2,678,122   $2,801,224

  In summary, non-performing assets decreased 4.4% from last year's figure at year end of $2,801,224. In light of this moderate decrease, management continues to monitor the allowance for loan and lease losses very carefully and maintain the reserve at a level of approximately 1% of total eligible loans. The Northeast Kingdom is known for being on the lower end of the economic scale, and as such suffers greatly in times of economic uncertainty. In view of this, the Bank will always maintain its conservative approach to the review process of our reserve requirements and adjust accordingly for any changes.

  Other real estate owned is made up of properties that the Bank has acquired in lieu of foreclosure or through normal foreclosure proceedings. Because the policy of the Bank is to value property in other real estate owned at the lesser of appraised value or book value, an appraisal is performed to determine the value as well as to determine if a "write-down" is necessary to bring the book value of the loan equal to the appraised value prior to including it in OREO; any such write-down is charged to the reserve for loan losses. Appraisals are then done periodically thereafter, with any additional write-downs being made at that time and charged to earnings.
  Our current portfolio of other real estate owned is made up of $232,771 in properties deeded in lieu and $429,773 acquired through the normal foreclosure process. All properties are located in Vermont, and are as follows: a condominium project in Jay; six condominium units in Newport; building lots in Irasburg and a single-family residence as well as a commercial building located in Island Pond. The Bank is actively attempting to sell all of these properties and expects no material loss on any of them. Other real estate owned is by definition a non-earning asset, and as such does have a negative impact on the Bank's earnings.
  Financial Accounting Standards Board (FASB) has issued Statement #114, "Accounting by Creditors for Impairment of a Loan". This accounting standard was made effective for fiscal years beginning after December 15, 1994, and is considered the primary source of authoritative guidance for determining allowances relating to specific loans. The Bank adopted this standard as required for calendar year 1995. The impact of this accounting standard has been determined by the Board of Directors to be immaterial to the bank's performance.
Bank Premises and Equipment-The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                      December 31,
                                     1996          1995
Land                                 $    80,747   $    80,747
Buildings and improvements             2,408,306     2,236,459
Furniture and equipment                3,804,909     3,490,168
Leasehold improvements                   376,620       325,105
                                       6,670,582     6,132,479
Less accumulated depreciation         (3,249,223)   (2,869,313)
                                     $ 3,421,359   $ 3,263,166

  Depreciation included in occupancy and equipment expense amounted to $392,775, $326,702 and $250,469 for the years ended December 31, 1996,
1995 and 1994, respectively.


The Bank currently leases four of the seven offices it occupies. These leased offices are located in Island Pond, Newport, Barton and St. Johnsbury, Vermont. The lease for the Newport office was scheduled to expire December 31, 1997, but a one-year extension was granted in May of 1996 extending the lease to December 31, 1998. This office will then be relocated to a condominium space of approximately 3,084 square feet in the proposed state office building soon to be erected at the opposite end of Main Street from the Bank's current office. The operating leases for the three other locations expire in various years through 2013 with options to renew. In addition, the Bank leases certain computer hardware under an operating lease which expires in the first quarter of 1999.

  Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1996, for each of the next five years and in aggregate are:
     1997                 $  276,437
     1998                    276,437
     1999                     89,669
     2000                     75,926
     2001                     66,110
     Subsequent to 2000      384,390
       Total              $1,168,969

Financial Condition-The Financial Condition of the Corporation should be examined in light of its sources and uses of funds. The table entitled "Average Balances and Interest Rates" is a comparison of daily average balances and is indicative of how sources and uses of funds have been managed.
  Average earning assets grew from $184.3 million in 1995 to $194.4 million for 1996. This 5.5% increase is made up of increases in the following areas: loan volume of $6.7 million, or 5.1%, taxable investments of $5 million, or 16.6%, federal funds sold of $1.5 million, or 47.8%. Other securities maintained an average volume of $1.2 million while a decrease is noted in the volume of tax-exempt investments of almost $3.2 million or 18.4%. Loans make up most of the total earning assets at 71.3% down slightly from 71.6% for year end 1995, and other securities make up the least at .60%, also down from last year's figure of .63%.
  Average interest-bearing liabilities grew from $162.7 million in 1995 to $170.3 million for 1996. This 4.6% increase is slightly less than the increase in average earning assets. A review of the areas that comprise this total show decreases in most interest-bearing liabilities except time deposits and NOW and money market accounts. Time deposits increased from $93.3 million to $96.2 million, or 3%, and NOW and money market accounts increased from $35.5 million to $41.4 million, or by 16.6%. All others in total decreased from $34 million in 1995 to $32.6 million for 1996, a decrease of $1.4 million or 4%.
Effects of Inflation-Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because, as costs and prices rise, cash and credit demands of individuals and businesses increase, and the purchasing power of net monetary assets declines.
  The Corporation's ability to preserve its purchasing power depends primarily on its ability to manage net interest income. The Corporation's net interest income improved during 1996, due to an increase in the spread as loans repriced at slightly higher rates and the interest rates paid on deposit accounts decreased.

Interest Income versus Interest Expense (Net Interest Income)-Net interest income represents the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e., other borrowings). Changes in net interest income result from changes in the level and mix of earning assets and sources of funds (volume) and from changes in the yield earned and costs paid (rate). The table labeled "Average Balances and Interest Rates" provides the visual analysis for the comparison of interest income versus interest expense. These figures include earnings on tax-exempt investment securities, which are stated on a tax equivalent basis with an assumed rate of 34%.
  Interest income rose from $15.88 million at the end of 1995 to $16.91 million for 1996, an increase of 6.4%, while interest expense decreased from $8.25 million to $8.17 million, or just under 1% for the same time period. The overall effect, or net interest income, was $8.7 million for the year ended 1996 versus a 1995 year end net interest income of $7.6 million and net interest income for year end 1994 of $7.3 million.
  Net interest spread, the difference between the yield on interest earning assets versus interest bearing liabilities, at the end of 1996 was 3.90% compared to 3.55% for 1995, and 3.61% for 1994. Interest differential, defined as net interest income divided by average earning assets, for the years ended 1996, 1995 and 1994, was reported at 4.49%, 4.15% and 4.07%, respectively.
  Income from loans for the year was $13.4 million for 1996, $12.5 million for 1995 and $11.1 million for 1994. The average volume of loans steadily increased from $127.4 million in 1994 to $131.8 million in 1995, to end 1996 at $138.6 million with yields on these volumes starting at 8.73% for year end 1994, increasing to 9.44% for 1995 and ending at an average yield of 9.65% for 1996.
  The average volume of taxable investments gradually increased from $27.4 million to $30.7 million and finally to $35.7 million for the years ended 1994, 1995 and 1996, respectively. The yields on these investments took a little different course from the loans, with rates of 5.12% for 1994, 5.73% for 1995 and 5.86% for 1996. The income on these investments went from $1.4 million in 1994 to $1.7 million in 1995 and further increased to end at $2.1 million for 1996. The volume of tax-exempt securities took the opposite course for the same comparison periods revealing an 8.7% decrease from 1994 to 1995, and an 18.4% decrease from 1995 to 1996, while the tax equivalent yields on these investments rose by 117 basis points from 1994 to 1995 and then fell 29 basis points from 1995 to 1996. Other securities charted its own course with average volume starting at $1.16 million for 1994, increasing to $1.17 million for 1995 and remaining at $1.17 million for year end 1996. The income on other securities increased from $81 thousand in 1994 to $82 thousand in 1995, and then decreased to $78 thousand in 1996.
  Although no federal funds were sold on December 31, 1996, a consistent increase in income as well as volume was reported for the comparison period. The average volumes went from $3.1 million at year end 1994 to $3.2 million for 1995, and then increased to $4.7 million for 1996, the interest income started at $128 thousand increasing to $180 thousand and then to $246 thousand for the same respective year-end comparisons.
  Overall, our average earning assets increased by 3.5% from 1994 to 1995 and increased by 5.5% from 1995 to 1996 to end the 1996 year at an average volume of $194.4 million. The average yield on total average earning assets increased from 7.89% for 1994 to 8.62% for 1995, and ended the 1996 calendar year at 8.70%.
  Average volume on interest-bearing liabilities increased steadily only in time deposits, which started at $85.7 million in 1994, increased to $93.3 million in 1995, and then increased to end 1996 at an average volume of $96.2 million. A steady decrease is noted in subordinated debentures, which went from $554,000 in 1994 to $328,000 at the end of 1995 and ended at $216,000 for 1996. Savings deposits decreased from $34.6 million for 1994 to $33.5 million for 1995 to $32.3 million for 1996. NOW and money market funds started the comparison period at an average volume of $36.7 million at year end 1994, then decreased to $35.5 million by year end 1995, and then increased almost $6 million to end 1996 at an average volume of $41.4 million. Interest expense on NOW and money market funds was reported at $1.2 million, $1.3 million and $1.5 million for year end 1994, 1995 and 1996, respectively.
  In total, the average volume of interest-bearing liabilities began the year-end comparison periods at $159.2 million for 1994, increased to $162.8 million for 1995 and ended 1996 at an average volume of $170.3 million with average yields of 4.28%, 5.07% and 4.80%, respectively.

Other Operating Income and Expense-A strong fourth quarter in 1996 helped to boost earnings for the year. Other operating income for this quarter was reported at $343,572 for 1996, compared to $334,845 for 1995 and $248,256 for
1994. Service fees reports the only increase for the fourth quarter of 1996 compared to the same period of 1995 of almost 40%, with income of $166,847 versus $119,376, respectively, and $128,973 for the fourth quarter of 1994. Additionally, a change in the structure of overdraft fees has helped to create more income for both the fourth quarter and the 12-month period of 1996. Other operating income for 1996 of $1.3 million is an 8.5% increase over the 1995 figure of almost $1.2 million, and an increase of 21% compared to 1994 figures of $1.1 million. Service fees ended the year at $604,449, an increase of $64,598, or 12%, over the 1995 year end figure, compared to an increase of $99,877, or 20% over the 1994 year end figure. Other income increased to $564,894 at year end 1996 from $514,889 for year end 1995, and $447,180 at year end 1994, or increases of 9.7% and 26.3% respectively. Exchange income, a component of other income, increased 51.3% from $50,858 for the calendar year 1995 to $104,500 at year end 1996. The Bank's servicing area is dependent upon income generated from Canadian traffic. In the past few years, this area has seen a decline in such traffic. The fact that our exchange income more than doubled in 1996 compared to 1995 is a positive step towards gaining back this traffic and ultimately the income it generates. Another component of other income is Mortgage Servicing Rights. Through the implementation of FASB #122, "Accounting for Mortgage Servicing Rights", the Bank has reported income of $38,531 for the 12 months ended December 31, 1996, versus $19,547 a year ago.
  In May 1995 the FASB issued SFAF No. 122 "Accounting for Mortgage
Servicing Rights, an Amendment of FASB Statement #65". This standard was effective for fiscal years beginning after December 15, 1995; however, early adoption was permitted. This statement requires the Bank to recognize as separate assets the rights to service mortgage loans for others, however those rights are acquired. The Bank allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage loan servicing rights), based on their relative fair value. This value is deter-mined through use of market prices under comparable servicing sales contracts.
  Other operating expenses ended the 1996 year at $6.4 million, an increase of $454,600 over the 1995 figure of $5.9 million, and an increase of $937,598, or 17%, over the 1994 figure of almost $5.5 million. Salaries and wages showed the biggest increase in comparison with the 1995 figures with a reported increase of $210,664 or almost 9%, and an increase of $411,632, or almost 19% over the 1994 expense figure. Other operating expenses for the fourth quarter ended at $1.6 million for 1996 compared to $1.5 million for 1995 and $1.4 million for 1994, increases of 6.8% and 9.6%, respectively. Other expenses, included in total other operating expenses, reported the biggest increase for the fourth quarter ended 1996 versus the same period in 1995 with an expense figure of $466,580 for 1996, compared to $354,129 for 1995, an increase of 32%. OREO expenses, a component of other expenses, showed expenses totaling almost $90,000 for this fourth quarter comparison period in 1996. An auction was held during the last quarter in an attempt to decrease our OREO portfolio, and as a result, most of the properties were sold at a loss, increasing overall expenses associated with these properties. Salaries notes the only decrease for the fourth quarter of 1996 versus the same quarter of 1995, with reported figures of $637,994 and $680,209, for each of the fourth quarters respectively. The major reason for this decrease was timing differences in the payment of profit-sharing.
  Many of the components of other operating expenses are estimated on a yearly basis and accrued in monthly installments. In order to accurately present the statement of income for any interim period, these expenses are reviewed quarterly by senior management to assure that monthly accruals are accurate, and any necessary adjustments are made at that time.
Applicable Income Taxes-Figures presented at the end of 1996 for income before taxes show an increase of 26% over 1995, with income figures of $2.87 million reported for 1996 and $2.27 million for 1995. These figures are encouraging when compared to the 2.7% increase reported last year over the prior 1994 income figure of $2.22 million. Provisions for income taxes increased by 102% from $324,307 for 1995 to $654,093 for 1996. Income before taxes for the fourth quarter of 1996 was reported at $883,686, compared to $804,010 for the same period in 1995, an increase of $79,676 or almost 10%, resulting in an increase in income taxes payable of $120,394. These increases in income tax expense, while due in part to an increase in income for both comparison periods, was also due to timing differences leading to a decrease in deferred tax assets and an increase in the tax expense associated with them.

Financial Summary-The calendar year of 1996 ended with a 13.7% increase over the calendar year of 1995, as well as a 17.6% increase for the same period in 1994. Total earnings of $2.2 million were reported for 1996 compared to $1.95 million in 1995, and $1.9 million for 1994. The results of these figures are primary earnings per share of $1.63 and fully diluted earnings per share of $1.61 for 1996, compared to $1.49 and $1.46 respectively for the year ended 1995, and $1.51 and $1.46 respectively for 1994.
  Return on average assets (ROA), which measures how effectively a corporation uses its assets to produce earnings, increased to 1.07% for 1996 versus 1.00% for both 1995 and 1994. Return on equity (ROE), which is the ratio of income earned to average shareholders' equity, was 12.16% for 1996, compared to 12.13% for 1995 and 12.74% for 1994.

Capital Resources-Stockholders' equity at December 31, 1995 was $17,580,417, with a book value of $13.21 per share. It increased through earnings of $2,219,804 and the sale of common stock of $758,818, through our dividend reinvestment program. It decreased through adjustments for the valuation of securities as discussed above of $42,538, purchases of treasury stock of $189 and dividends paid totaling $1,404,957. At year's end stockholders' equity was $19,111,355 with a book value of $13.82 per share. All stockholders' equity is unrestricted.
  The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1996, the Bank is required to have minimum Tier I and Total Capital ratios of 4.00% and 8.00%, respectively. The Bank's consolidated risk-weighted ratios rose to reported ratios at December 31, 1996, of approximately 18.6% for Tier I capital and 19.9% for total capital. The report labeled "Capital Ratios" provides a better understanding of the components of each the Tier I and Tier II capital ratios as well as a three-year comparison of the growth of these ratios.
  The Corporation intends to continue the Bank's past policy of maintaining a strong capital resource position to support its asset size and level of operations. Consistent with that policy, management will continue to anticipate the Corporation"s future capital needs.
  From time to time the Corporation may make contributions to the capital of its subsidiary, the Bank. At present, regulatory authorities have made no demand on the Corporation to make additional capital contributions to the Bank's capital.



Form 10-KSB
A copy of the Form 10-KSB Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
	Stephen P. Marsh, Vice President and Treasurer
	Community Bancorp.
	PO Box 259
	Derby, Vermont 05829

The report for the year 1996 is expected to be available about April 1, 1997.

Shareholder Services
For shareholder services or information contact:
	Chris Bumps, Executive Secretary
	Community National Bank
	PO Box 259
	Derby, Vermont 05829
	(802) 334-7915

Annual Shareholders Meeting
The 1997 Annual Shareholders Meeting will be held at 5:30 p.m., May 6, 1997, at the Elks Club in Derby. We hope to see many of our shareholders there.

Community Bancorp. Stock
As of January 15, 1997, the Corporation's common stock ($2.50 par value) was owned by approximately 775 shareholders of record. Although there is no established public trading market in the Corporation's common stock, several brokerage firms follow the stock and maintain a minor market in it. Trading in the Corporation's stock, however, is not active. You can contact these firms at the following addresses:

     First Albany Corp.           A.G. Edwards
     PO Box 387                   PO Box 1690
     Burlington, Vermont 05402    Burlington, Vermont 05402
     (800) 451-3249               (800) 639-8000


     Dean Witter Reynolds         Smith Barney
     PO Box C 1062                PO Box 1095
     Burlington, Vermont 05402    Burlington, Vermont 05402
     (800) 869-9660               (800) 446-0193