Form 10KSB, Exhibit 13
period 1997-12-31
COMMUNITY BANCORP /VT
filed 1998-04-01
CIK 718413

Independent Auditor's Report
To the Board of Directors and Stockholders
Community Bancorp. and Subsidiaries
Derby, Vermont

     We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiaries at December
31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ A.M. Peisch & Company
January 7, 1998
St. Johnsbury, Vermont
VT Reg. No. 92-0000102

Consolidated Statements of Condition
Community Bancorp. and Subsidiaries

December 31,                                  1997         1996
Assets
Cash and due from banks (Note 16)             $ 10,657,610 $  8,245,398
Federal funds sold                               3,650,000          -0-
 Cash and cash equivalents                      14,307,610    8,245,398
Securities held-to-maturity (approximate market
 value $34,125,823 and $37,915,448 at December
 31, 1997 and 1996) (Note 2)                    34,125,802   37,967,786
Securities available-for-sale (Note 2)           8,039,063    7,974,063
Restricted equity securities (Note 2)            1,099,750    1,063,050
Loans (Note 3)                                 150,115,852  145,603,582
Allowance for loan losses (Note 4)              (1,502,202)  (1,401,042)
Unearned net loan fees                            (866,589)    (904,303)
Net loans                                      147,747,061  143,298,237
Bank premises and equipment, net (Note 5)        3,285,661    3,421,359
Accrued interest receivable                      1,460,298    1,538,637
Other real estate owned, net (Note 6)            1,088,867      662,544
Other assets (Notes 7 and 11)                    1,847,292    1,365,129
Total assets                                  $213,001,404 $205,536,203
Liabilities and stockholders' equity
Liabilities
Deposits:
Demand, non-interest bearing                  $ 20,297,137 $ 18,098,323
NOW and money market accounts                   40,562,693   40,026,689
Savings                                         30,053,422   31,879,729
Time, $100,000 and over (Note 8)                18,182,338   17,878,261
Other time (Note 8)                             78,484,811   75,971,474
                                               187,580,401  183,854,476
Short-term borrowings (Note 9)                         -0-    1,600,000
Borrowed funds (Note 9)                          4,060,000       65,000
Accrued interest and other liabilities             776,646      735,372
Subordinated debentures (Note 10)                  104,000      170,000
                                               192,521,047  186,424,848

Commitments and contingent liabilities (Notes 5, 12, 13 and 14)
STOCKHOLDERS' EQUITY
Common stock, $2.50 par value;
 2,000,000 shares authorized 1,537,163 shares
 issued at 12/31/97 and 1,412,493 shares
 issued at 12/31/96                              3,842,907    3,531,233
Additional paid-in capital                       7,978,435    6,140,962
Retained earnings (Note 17)                      9,070,443    9,871,409
Unrealized gain on securities
 available-for-sale, net of tax                     33,709        7,963
Less treasury stock, at cost
 (1997: 29,629 shares; 1996: 29,365 shares)       (445,137)    (440,212)
                                                20,480,357   19,111,355
Total liabilities and stockholders' equity    $213,001,404 $205,536,203

See Notes to Consolidated Financial Statements.

Consolidated Statements of Income
Community Bancorp. and Subsidiaries

Years Ended December 31,              1997         1996         1995
Interest income
 Interest and fees on loans           $13,867,588  $13,376,352  $12,451,251
 Interest and dividends on
  investment securities
  U.S. Treasury securities              2,033,179    2,016,787    1,691,913
  U.S. Government agencies                 84,194       78,177       66,674
  States and political subdivisions       621,571      743,847      944,911
  Dividends                                70,899       70,229       72,080
    Interest on federal funds sold        140,163      246,405      179,708
                                       16,817,594   16,531,797   15,406,537
Interest expense
 Interest on deposits                   7,577,571    8,148,012    8,209,547
 Interest on short-term borrowings        245,103        7,586        7,353
 Interest on subordinated debentures       11,489       20,828       31,555
                                        7,834,163    8,176,426    8,248,455

Net interest income                     8,983,431    8,355,371    7,158,082
Provision for possible loan
 losses (Note 4)                         (660,000)    (365,000)    (120,000)
Net interest income after provision for
 possible loan losses                   8,323,431    7,990,371    7,038,082

Other income
 Trust department income                   87,412      113,187      107,463
 Service fees                             695,260      604,449      539,851
 Security (losses) gains (Note 2)             -0-      ( 1,928)      18,449
 Other (Note 22)                          553,027      564,894      514,889
                                        1,335,699    1,280,602    1,180,652
Other expenses
 Salaries and wages                     2,795,732    2,618,632    2,407,968
 Pension and other employee
  benefits (Note 12)                      681,030      653,690      616,388
 Occupancy expenses                     1,240,165    1,221,080    1,098,731
 Other operating expenses (Note 22)     2,041,704    1,903,675    1,819,391
                                        6,758,631    6,397,077    5,942,478

Income before income taxes              2,900,499    2,873,896    2,276,256
Income taxes (Note 11)                    755,104      654,092      324,307
    Net income                        $ 2,145,395  $ 2,219,804  $ 1,951,949
Earnings per common share on
 weighted average                           $1.44        $1.55        $1.42
Weighted average number of common shares
 used in computing earnings per share   1,488,224    1,431,354    1,372,930

Book value per share on shares
 outstanding at December 31                $13.59       $13.16       $12.58

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity
Community Bancorp. and Subsidiaries
Years Ended December 31, 1997, 1996 and 1995
                                                                 Unrealized
                                                                 Gain (loss)
                                         Additional              on securities
                    --Common Stock--     paid-in     Retained    available-
                                                                 for-sale,
Treasury
                    Shares    Amount     capital     earnings    net of tax
stock
Balance,
 December 31, 1994  1,204,627 $3,084,315 $3,954,284  $ 9,366,926 $(451,323)
$(435,688)
Net income                -0-        -0-        -0-    1,951,949       -0-
      -0-
Dividends paid            -0-        -0-        -0-   (1,242,597)      -0-
      -0-
5% stock dividend	     60,231    150,578    869,138   (1,019,716)      -0-
      -0-
Issuance of stock	     65,912    164,781    690,281          -0-       -0-
      -0-
Purchase of
 treasury stock          (256)       -0-        -0-          -0-       -0-
   (4,335)
Net increase in unrealized
 gain on securities
 available-for-sale,
 net of tax               -0-        -0-        -0-          -0-   501,824
      -0-

Balance,
 December 31, 1995  1,330,514  3,399,674  5,513,703    9,056,562    50,501
 (440,023)
Net income                -0-        -0-        -0-    2,219,804       -0-
      -0-
Dividends paid            -0-        -0-        -0-   (1,404,957)      -0-
      -0-
Issuance of stock      52,624    131,559    627,259          -0-       -0-
      -0-
Purchase of
 treasury stock           (10)       -0-        -0-          -0-       -0-
     (189)
Net decrease in unrealized
 loss on securities
 available-for-sale,
 net of tax               -0-        -0-        -0-          -0-   (42,538)
      -0-
Balance,
 December 31, 1996  1,383,128  3,531,233  6,140,962    9,871,409     7,963
 (440,212)
Net income                -0-        -0-        -0-    2,145,395       -0-
      -0-
Dividends paid            -0-        -0-        -0-   (1,652,355)      -0-
      -0-
5% stock dividend      69,161    172,903  1,121,103   (1,294,006)      -0-
      -0-
Issuance of stock      55,509    138,771    716,370          -0-       -0-
      -0-
Purchase of
 treasury stock          (264)       -0-        -0-          -0-       -0-
   (4,925)
Net increase in unrealized
 gain on securities
 available-for-sale,
 net of tax               -0-        -0-        -0-          -0-    25,746
      -0-
Balance,
 December 31, 1997  1,507,534 $3,842,907 $7,978,435   $9,070,443 $  33,709
$(445,137)

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
Community Bancorp. and Subsidiaries
Years Ended December 31,              1997          1996          1995
Cash flows from operating activities:
Net income                            $  2,145,395  $  2,219,804  $  1,951,949
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
Depreciation                               407,238       392,775       326,702
Provision for possible loan losses         660,000       365,000       120,000
Provision for deferred income taxes         69,222       110,709       135,655
Securities losses(gains)                       -0-         1,928       (18,449)
(Gains) losses on sales of OREO           (225,343)      (41,297)       53,920
OREO writedowns                            173,496        38,712        15,000
Amortization of bond premium, net           19,962        53,626       116,629
Decrease (increase) in interest receivable  78,339       (14,462)     (137,175)
(Increase) decrease in other assets       (195,552)       28,571       (75,263)
Decrease in unamortized loan fees          (37,714)       (4,428)      (16,079)
(Decrease) increase in taxes payable       (11,883)       65,337       (83,790)
Increase (decrease) in interest payable     41,597       (29,119)       57,401
Increase (decrease) in accrued expenses     17,080        (2,858)       78,790
(Decrease) increase in other liabilities    (2,849)      119,956        39,281
    Net cash provided by operating
     Activities                          3,138,988     3,304,254     2,564,571

Cash flows from investing activities

Securities held-to-maturity
  Maturities and paydowns               22,663,019    20,893,071    21,582,512
  Purchases                            (18,866,987)  (26,292,738)  (34,727,953)
Securities available-for-sale
  Sales and maturities                         -0-    10,004,844    17,084,687
  Purchases                                    -0-    (4,998,437)   (3,879,844)
Purchase of restricted equity securities    36,700)      (23,300)      (78,200)
Increase in loans, net                  (6,084,959)   (9,355,980)   (4,467,509)
Capital expenditures, net                 (271,540)     (550,968)     (452,421)
Investments in limited partnership         (29,106)      (69,723)      (87,295)
Premium paid on purchase of subsidiary    (342,662)          -0-           -0-
Proceeds from sales of other real
 estate owned                              466,850        508,880      288,422
Recoveries of loans charged off            172,523        101,914      144,625
    Net cash used in investing
     activities                         (2,329,562)    (9,782,437)  (4,592,976)
(continued)
                                       1997           1996         1995
Cash flows from financing activities
Net increase (decrease) in demand,
 NOW, savings and money market accounts    908,511      8,381,093   (5,368,703)
Net increase (decrease) in certificates
 of deposit                              2,817,414     (3,410,139)   9,576,216
Net increase (decrease) in short-term
 borrowings                             (1,600,000)     1,600,000          -0-
Net increase in borrowed funds           3,995,000            -0-          -0-
Payments to acquire treasury stock          (4,925)          (189)      (4,335)
Dividends paid                            (863,214)      (741,139)    (673,535)

    Net cash provided by financing
     activities                          5,252,786      5,829,626    3,529,643
    Net increase (decrease) in cash
     and cash equivalents                6,062,212       (648,557)   1,501,238

Cash and cash equivalents
    Beginning                            8,245,398      8,893,955    7,392,717
    Ending 	                           $14,307,610    $ 8,245,398  $ 8,893,955
Supplemental schedule of cash
 paid during the year
  Interest                             $ 7,792,566    $ 8,205,545  $ 8,191,054
  Income taxes                         $   697,765    $   444,351  $   301,000

Supplemental schedule of noncash
 investing and financing activities:

Unrealized gain (loss) on securities
 available-for-sale                    $    39,009    $   (64,452) $   760,340
Other real estate owned acquired
 in settlement of loans                $ 1,592,401    $   723,596  $   451,138
Debentures converted to common stock   $    66,000    $    95,000  $   286,000
5% stock dividend at market value      $ 1,294,006    $       -0-  $ 1,019,716

Dividends paid:
  Dividends payable                    $ 1,652,355    $ 1,404,957  $ 1,242,597
  Dividends reinvested                    (789,141)      (663,818)    (569,062)
                                       $   863,214    $   741,139  $   673,535

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Community Bancorp. and Subsidiaries
Note 1. Significant Accounting Policies
The accounting policies of Community Bancorp. and Subsidiaries ("Company") are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

    Basis of consolidation-The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiaries, Community National Bank and Liberty Savings Bank. All significant intercompany accounts and transactions have been eliminated.
    Nature of operations-The Company provides a variety of financial services to individuals and corporate customers through its branches in northeastern Vermont, which is primarily a small business and agricultural area. The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate and consumer loans.
    Concentration of risk-The Company's operations are affected by various risk factors, including interest-rate risk, credit risk and risk from geographic concentration of lending activities.
Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Company's loans are secured by real estate.
    Use of estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
    Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.
    While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.
    Presentation of cash flows-For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods) and overnight deposits.
    Trust assets-Assets of the Trust Department, other than trust cash on deposit at the Company, are not included in these consolidated financial statements because they are not assets of the Company.
    Investment securities-Debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt and equity securities purchased and held primarily for resale in the near future are classified as trading. Trading securities are carried at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at market value with unrealized gains and losses reported as a separate component of equity net of applicable income taxes. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.
    Restricted equity securities-Restricted equity securities are comprised of Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are carried at cost. As a member of the Federal Reserve Bank (FRB), the Company is required to invest in FRB stock in an amount equal to 3% of the Company's capital stock and surplus.
    As a member of the Federal Home Loan Bank, the Company is required to invest in $100 par value stock of the Federal Home
Loan Bank. The stock is nonmarketable, and when redeemed, the Company would receive from the Federal Home Loan Bank an amount equal to the par value of the stock.
    Loans-The Company adopted Financial Accounting Standards Board (FASB) Statement No. 114 (as amended by FASB No. 118), "Accounting by
Creditors for Impairment of a Loan," effective January 1, 1995.
This statement is considered the primary source of authoritative guidance for determining allowances relating to specific loans. The effect of adoption of this statement was immaterial to the Company's financial statements.
    Loans are stated at the amount of unpaid principal, reduced by unearned fees and an allowance for possible loan losses.
    Loan interest income is accrued daily on the outstanding balances. Accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.
    Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life.
    Allowance for loan losses-The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.
    Bank premises and equipment-Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

<CAPTION
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

    Other real estate owned-Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Company's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.
    Income taxes-The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset.
    Foreign currency transactions-Foreign currency (principally Canadian) amounts are translated to U.S. dollars in accordance with FASB
Statement No. 52, "Foreign Currency Translation." The U.S. dollar is the functional currency and therefore translation adjustments are recognized in income. Total translation adjustments, including adjustments on foreign currency transactions, are immaterial.
    Mortgage servicing-In May 1995, the FASB issued Statement
No. 122, "Accounting for Mortgage Servicing Rights, an
Amendment of FASB Statement No. 65." The Company adopted this statement effective October 1, 1995. This statement requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights through either the purchase or origination of mortgage loans
(originated mortgage loan servicing rights) and sells or securitizes those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage loan servicing rights) based on their relative fair values. To determine the fair value of the servicing rights created, the Company uses the market prices under comparable servicing sales contracts. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The effect of adoption of this statement was immaterial to the Company's financial statements.
    Pension costs-Pension costs are charged to salaries and employee benefits expense and are funded as accrued.
    Advertising costs-The Company expenses advertising costs as incurred. Earnings per common share-The FASB issued Statement No. 128, "Earnings
Per Share," which became effective for the Company during December 1997. The statement applies prospectively; earlier application is not permitted. The adoption of this statement did not have a material effect on the Company's financial statements.
    Earnings per common share amounts are computed based on the weighted average number of shares of common stock outstanding during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury. The assumed conversion of subordinated debentures does not result in material dilution.
    Off-balance-sheet financial instruments-In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.
    Fair values of financial instruments-Statement of Accounting
Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
    Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.
     Investment securities: fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
    Restricted equity securities: The carrying amounts of these securities approximate their fair values.
    Loans: for variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.
    Deposits and long-term debt: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit and the long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and debt to a schedule of aggregated contractual maturities on such time deposits and debt.
    Short-term borrowings: The carrying amounts reported in the balance sheets for federal funds purchased approximate their fair values. These borrowings are short-term and due on demand.
    Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.
For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
    Accrued interest: The carrying amounts of accrued interest approximates their fair values.
    Transfer and servicing of financial assets and extinguishment of liabilities-In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which became effective for such transactions occurring after December 31, 1996, and will supersede FASB No. 122, which is discussed above. (The effective date of certain provisions of the statement was delayed one year until January 1, 1998, by the subsequent issuance of FASB
Statement No. 127). The statement applies prospectively; earlier or retroactive application is not permitted.
    Under this statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and includes standards for measuring and amortizing servicing assets and liabilities.
    The adoption of Statement No. 125 (as amended by Statement No.
127) did not have a material effect on the Company's financial statements.
     Reclassification-Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the current year presentation.
Note 2. Investment Securities
Securities available-for-sale (AFS), held-to-maturity (HTM), and Restricted equity securities consist of the following at December 31, 1997 and 1996:

CAPTION>
Securities AFS,
December 31, 1997              Amortized   Unrealized  Unrealized  Market
                               Cost        Gains       Losses      Value
U. S. Government and
 agency securities             $ 7,987,988 $ 51,075    $    -0-    $ 8,039,063

Securities AFS,
December 31, 1996              Amortized   Unrealized  Unrealized  Market

                               Cost        Gains       Losses      Value
U. S. Government and
 agency securities             $ 7,961,998 $ 19,251    $  7,186    $ 7,974,063

Securities HTM,
 December 31, 1997             Amortized   Unrealized  Unrealized  Market
                               Cost        Gains       Losses      Value
U. S. Government and
 agency securities             $24,121,910 $ 38,282    $ 38,261    $24,121,931

States and political
 Subdivisions                   10,003,892      -0-         -0-     10,003,892
                               $34,125,802 $ 38,282    $ 38,261    $34,125,823

Securities HTM,
 December 31, 1996             Amortized   Unrealized  Unrealized	 Market
                               Cost        Gains       Losses      Value
U. S. Government and
 agency securities             $29,775,526 $ 79,118    $131,456    $29,723,188
States and political
 Subdivisions                    8,192,260      -0-         -0-      8,192,260
                               $37,967,786 $ 79,118    $131,456    $37,915,448

Restricted equity securities,
 December 31, 1997             Amortized   Unrealized  Unrealized  Market
                               Cost        Gains       Losses      Value
Federal Home Loan Bank stock   $   961,600 $    -0-    $    -0-    $   961,600
Federal Reserve Bank stock         138,150      -0-         -0-        138,150
                               $ 1,099,750 $    -0-    $    -0-    $ 1,099,750

Restricted equity securities,
 December 31, 1996             Amortized   Unrealized  Unrealized  Market
                               Cost        Gains       Losses      Value
Federal Home Loan Bank stock   $   924,900 $    -0-    $    -0-    $   924,900
Federal Reserve Bank stock         138,150      -0-         -0-        138,150
                               $ 1,063,050 $    -0-    $    -0-    $ 1,063,050

Investment securities with a carrying amount of $5,046,607 and $4,010,794 and a market value of $5,076,875 and $4,047,188 at December 31, 1997 and 1996, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.
    Proceeds from the sale of securities available-for-sale amounted to $-0-, $2,004,844 and $6,584,687 in 1997, 1996 and 1995, respectively.
Realized gains from sales of investments available-for-sale were $-0-, $909 and $58,762, with realized losses of $-0-, $2,837, and $40,313 for the years 1997, 1996 and 1995, respectively.
    The carrying amount and estimated market value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The maturities of securities available-for-sale at December 31, 1997, were as follows:
                                     Amortized         Market
                                     Cost              Value
    Due in one year or less          $ 2,989,132       $ 2,992,813
    Due from one to five years         4,998,856         5,046,250
                                     $ 7,987,988       $ 8,039,063

The maturities of securities held-to-maturity at December 31, 1997, were as follows:
                                     Amortized         Market
                                     Cost              Value
    Due in one year or less          $15,588,686       $15,591,772
    Due from one to five years        16,699,933        16,696,868
    Due from five to ten years           362,842           362,842
    Due after ten years                1,474,341         1,474,341
                                     $34,125,802       $34,125,823

Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $10,003,892 and $8,192,260 at December 31, 1997 and 1996, respectively, which are attributable to private financing transactions arranged by the Company. There is no established trading market for these securities and, accordingly, the carrying amount of these securities has been reflected as their market value. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Note 3. Loans

The composition of net loans at December 31 is as follows:
                                      1997            1996
    Commercial                        $  9,021,928    $  8,306,095
    Real estate - Construction           1,090,612       1,431,727
    Real estate - Mortgage             120,816,761     117,143,767
    Installment and other               19,186,551      18,721,993
                                       150,115,852     145,603,582
 Deduct:

    Allowance for possible loan losses   1,502,202       1,401,042
    Unearned net loan fees                 866,589         904,303
                                         2,368,791       2,305,345
                                      $147,747,061    $143,298,237

The total recorded investment in impaired loans as determined in accordance with FASB Statements No. 114 and No. 118 approximated $1,000,973 and $1,096,208 at December 31, 1997 and 1996,
respectively. These loans were subject to allowances for loan losses of approximately $58,019 and $70,017 which represented the total allowance for loan losses related to impaired loans at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans amounted to approximately
$1,078,509 and $1,281,550 for the years ended December 31, 1997 and 1996, respectively. Cash receipts on impaired loans amounted to $621,293 and $160,755 in 1997 and 1996, respectively, of which $592,379 and $98,000 were applied to the principal balances of the loans.
     In addition, the Company had other nonaccrual loans of approximately $485,100 and $665,056 at December 31, 1997 and
1996, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $77,724 and $91,986 for the years ended December 31, 1997 and 1996, respectively.
     The Company is not committed to lend additional funds to debtors with impaired, nonaccrual or modified loans.
     Residential real estate loans aggregating $1,882,450 and $2,273,991 At December 31, 1997 and 1996, respectively, were pledged as collateral on deposits of municipalities.

Note 4. Allowance for loan Losses
Changes in the allowance for loan losses at December 31 are as follows:

                                        1997        1996         1995
Balance, beginning                      $1,401,042  $1,519,247   $1,707,555
Provision charged to operating expense     660,000     365,000      120,000
Recoveries of amounts charged off          172,523     101,914      144,625
                                         2,233,565   1,986,161    1,972,180
Amounts charged off                       (731,363)   (585,119)    (452,933)
Balance, ending                         $1,502,202  $1,401,042   $1,519,247

Note 5. Bank Premises and Equipment

The major classes of bank premises and equipment and the total accumulated depreciation at December 31 are as follows:
                                    1997          1996
    Land                            $   80,747    $   80,747
    Buildings and improvements       2,452,267     2,408,306
    Furniture and equipment          3,984,544     3,804,909
    Leasehold improvements             408,187       376,620
                                     6,925,745     6,670,582
    Less accumulated depreciation   (3,640,084)   (3,249,223)
                                    $3,285,661    $3,421,359

Depreciation included in occupancy and equipment expense amounted to $407,238, $392,775 and $326,702 for the years ended December
31, 1997, 1996 and 1995, respectively.
    The Company occupies leased quarters at four branch office locations under operating leases expiring in various years through 2013 with options to renew. In addition, the Company leases certain computer hardware under an operating lease which expires in 1999.
    Minimum future rental payments under non-cancelable operating leases having original terms in excess of one year as of December 31, 1997, for each of the next five years and in aggregate are:

                 1998                 $282,693
                 1999                   98,425
                 2000                   79,575
                 2001                   66,110
                 2002                   66,110
                 Subsequent to 2002    318,280
                                       911,193

Total rental expense amounted to $293,560, $307,885 and $323,372 for The years ended December 31, 1997, 1996 and 1995, respectively.

Note 6. Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:
                                      1997             1996
    Other real estate owned           $1,391,593       $814,642
    Less allowance for losses on OREO   (302,726)      (152,098)
    Other real estate owned, net      $1,088,867       $662,544

Changes in the allowance for losses on OREO for the years ended
December 31 were as follows:
                           1997       1996       1995
    Balance, beginning     $152,098   $113,386   $113,386
    Provision for losses    173,496     38,712        -0-
    Charge-offs, net        (22,868)       -0-        -0-
    Balance, ending        $302,726   $152,098   $113,386

Note 7. Investments Carried at Equity
The Company purchased various partnership interests in limited partnerships. These partnerships were established to acquire, own and rent residential housing for low- and moderate-income Vermonters located in northeastern Vermont. The investments are accounted for under the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnership's undistributed earnings or losses. The carrying values of these investments were $314,715 and $285,609 at December 31, 1997 and 1996, respectively. The provision for undistributed net (gains) and losses of the partnerships charged to earnings were $24,000, ($16,126) and $35,000 for 1997, 1996 and 1995, respectively.

Note 8. Deposits

The following is a maturity distribution of time certificates of deposit at December 31:
    Maturing in 1998            $61,158,190
    Maturing in 1999             26,334,686
    Maturing in 2000              8,421,699
    Maturing in 2001                524,359
    Maturing in 2002 and after      228,215
                                $96,667,149

Note 9. Borrowed Funds

FHLB borrowings for the years ended December 31 were as follows:
                                                          1997        1996
Community Investment Program borrowings,
 fixed rate (vary 6.27% to 7.67%), payable at maturities  $   60,000  $65,000
FHLB term borrowing, 5.71% fixed rate,
 payable February 13, 1998                                 4,000,000      -0-
                                                          $4,060,000  $65,000

Principal maturities of borrowed funds as of December 31, 1997, are as follows:
         1998                 $4,000,000
         1999                      5,000
         2000                        -0-
         2001                        -0-
         2002                     15,000
         Thereafter               40,000
                              $4,060,000

The Company also maintains a $4,110,000 IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. Outstanding advances under this line were $-0- and $1,600,000 at December 31, 1997 and 1996, respectively. Interest on these borrowings is chargeable at a rate determined daily by the Federal Home Loan Bank and payable monthly.
    Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by the Company, all funds placed in deposit with the Federal Home Loan Bank, qualified first mortgages held by the Company and any additional holdings which may be pledged as security.

Note 10. Subordinated Debentures
On September 1, 1984, the Company issued $750,000 of 11% convertible debentures due August 1, 2004. The notes are subordinated to all other indebtedness of the Corporation. At December 31, 1997 and 1996, $27,000 and $64,000, respectively, remained outstanding.
    These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $4.91 per share.
    The debentures are redeemable, in whole or in any part, at the option of the Company at any time after July 31, 1996, and prior to maturity, on not less than 30 days prior notice to holders. The redemption price shall be equal to the percentage set forth below:

     August 1, 1996 - July 31, 1998     104%
     August 1, 1998 - July 31, 2000     103%
     August 1, 2000 - July 31, 2002     102%
     August 1, 2002 - July 31, 2004     101%

On August 1, 1986, the Company issued $500,000 of 9% convertible debentures due August 1, 1998. The notes are subordinated to all other indebtedness of the Company. At December 31, 1997 and 1996, $77,000 and $106,000, respectively, remained outstanding. These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $9.82 per share.
	The debentures are redeemable, in whole or in any part, at the option of the Company at any time after July 31, 1993, and prior to maturity, on not less than 30 days prior notice to holders. The redemption price shall be equal to the percentage set forth below:

     August 1, 1996 - July 31, 1998     101%

Note 11. Income Taxes
The Company prepares its federal income tax return on a consolidated Basis (see Note 1). Federal income taxes are allocated to members of the consolidated group based on taxable income. Federal income tax expense for the years ended December 31 was as follows:

                                 1997      1996      1995
  Currently paid or payable      $717,712  $543,383  $188,652
  Deferred                         37,392   110,709   135,655
                                 $755,104  $654,092  $324,307

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rates of 34% to income before income taxes as a result of the following at December 31:

                                     1997        1996        1995
    Computed "expected" tax expense  $ 986,170   $ 977,125   $ 773,927
    Tax exempt interest               (208,465)   (250,140)   (318,112)
    Disallowed interest                 30,893      38,412      49,613
    Partnership tax credits            (66,300)    (69,000)   (114,000)
    Other                               12,806     (42,305)    (67,121)
                                     $ 755,104   $ 654,092   $ 324,307

The deferred income tax provision consisted of the following items at
December 31:
                                     1997        1996        1995
    Depreciation                     ($9,040)    $ 14,515    $ 31,281
    Loan fees                         28,523       37,180      33,493
    Mortgage servicing                12,389       13,100       6,646
    Deferred compensation            (22,542)     (19,429)     (8,777)
    Bad debts                        (34,394)      40,190      64,025
    Limited partnerships              16,248       21,000      44,000
    Nonaccrual loan interest          31,490       17,135     (38,646)
    OREO                             (51,214)     (13,162)        -0-
    Other                             65,932          180       3,633
                                     $37,392     $110,709    $135,655

Listed below are the significant components of the net deferred tax asset at December 31:
[CAPTION]
Components of the deferred tax asset:            1997        1996
[S]                                              [C]         [C]
Bad debts                                        $373,582    $339,188
Unearned loan fees                                133,143     161,666
Nonaccrual loan interest                           73,702     105,192
OREO writedowns                                   102,927      51,713
Deferred compensation                              50,748      28,206
Capital loss carryover                                -0-      55,556
Other                                                 561       9,908
    Total deferred tax asset                      734,663     751,429
Valuation allowance                                   -0-     (55,556)
    Total deferred tax asset,
     net of valuation allowance                   734,663     695,873
Components of the deferred tax liability:
Depreciation                                      173,231     182,271
Limited partnerships                               81,248      65,000
Mortgage servicing rights                          32,135      19,746
Other                                              14,743         -0-
Unrealized gain on securities available-for-sale   17,365       4,103
    Total deferred tax liability                  318,722     271,120
    Net deferred tax asset                       $415,941    $424,753
</TABLE

FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

Note 12. Pension Plan
The Company has a discretionary defined contribution plan covering all employees who meet certain age and service requirements. Due to the nature of the plan, defined contribution, there is no unfunded past service liability. The provisions for pension expense were $240,000, $188,000 and $175,000 for 1997, 1996 and 1995,
respectively.

Note 13. Financial Instruments with Off-Balance-Sheet Risk
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, interest rate caps and floors written on adjustable rate loans and commitments to sell loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable rate loans, the contract or notional amounts do not represent exposure to credit loss.
The Company controls the credit risk of their interest rate cap agreements through credit approvals, limits and monitoring procedures.
     The Company generally requires collateral or other security to support financial instruments with credit risk.

                                                         Contract or
                                                      -Notional Amount-
                                                  1997         1996
Financial instruments whose contract
 amounts represent credit risk:
    Commitments to extend credit                  $7,519,854   $8,507,320
    Standby letters of credit and
     commercial letters of credit                 $  538,629   $  939,783
    Credit card arrangements                      $3,802,931   $3,572,831

Commitments to extend credit are agreements to lend to a customer as Long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The
Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
    Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.
     The Company enters into a variety of interest rate contracts, including interest rate caps and floors written on adjustable rate loans in managing its interest rate exposure. Interest rate caps and floors on loans written by the Company enables customers to transfer, modify or reduce their interest rate risk.

Note 14. Commitments and Contingencies
In the normal course of business, the Company is involved in various claims and legal proceedings. In the opinion of the Company's management, after consulting with the Company's legal counsel, any liabilities resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 15. Transactions with Related Parties
The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Aggregate loan transactions with related parties as of December
31 were as follows:
                                    1997            1996
    Balance, beginning              $1,044,294      $1,069,730
    New loans                          302,579         454,720
    Repayments                        (440,062)       (480,156)
    Balance, ending                 $  906,811      $1,044,294

Total deposits with related parties approximated $556,814 and $600,653 at December 31, 1997 and 1996, respectively.

Note 16. Restrictions on Cash and Due From Banks
The Company is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $825,000 and $793,000 at December 31, 1997 and 1996, respectively. In addition, the Company was required to maintain contracted clearing balances of $275,000 at December 31, 1997 and 1996.

Note 17. Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.
    As of December 31, 1997, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios (000's omitted)
are also presented in the table.
                                                             Minimum to be
                                                             Well Capitalized
                                                             Under Prompt
                                         Minimum For Capital Corrective Action
                                  Actual Adequacy Purposes:  Provisions:
                          Amount  Ratio  Amount   Ratio      Amount  Ratio

As of December 31, 1997:
Total capital
(to risk-weighted assets) $19,727 18.59% $8,490   8.0%       $10,612 10.0%
Tier I capital
(to risk-weighted assets) $18,398 17.34% $4,245   4.0%       $ 6,367  6.0%
Tier I capital
(to average assets)       $18,398  8.58% $8,575   4.0%       $10,719  5.0%
As of December 31, 1996:
Total capital
(to risk-weighted assets) $20,432 19.88% $8,224   8.0%       $10,280 10.0%
Tier I capital
(to risk-weighted assets) $19,146 18.62% $4,112   4.0%       $ 6,168  6.0%
Tier I capital
(to average assets)       $19,146  9.20% $8,329   4.0%       $10,411  5.0%

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

Note 18. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:
                                      December 31, 1997
                                      Carrying        Fair
                                      Amount          Value
Financial assets:
Cash and cash equivalents             $ 14,307,610    $ 14,307,610
Securities held-to-maturity             34,125,802      34,125,823
Securities available-for-sale            8,039,063       8,039,063
Restricted equity securities             1,099,750       1,099,750
Loans, net of allowance                147,747,061     147,781,745
Accrued interest receivable              1,460,298       1,460,298
Financial liabilities:
Deposits                               187,580,401     187,698,307
Borrowed funds                           4,164,000       4,166,660
Accrued interest payable                   334,167         334,167
                                       December 31, 1996
                                       Carrying       Fair
                                       Amount         Value
Financial assets:
Cash and cash equivalents              $  8,245,398   $  8,245,398
Securities held-to-maturity              37,967,786     37,915,448
Securities available-for-sale	            7,974,063      7,974,063
Restricted equity securities              1,063,050      1,063,050
Loans, net of allowance                 143,298,237    143,093,232
Accrued interest receivable               1,538,637      1,538,637
Financial liabilities:
Short-term borrowings                     1,600,000      1,600,000
Deposits                                183,854,476    184,135,696
Borrowed funds                              235,000        242,720
Accrued interest payable                    291,458        291,458

The estimated fair values of deferred fees on commitments to extend Credit and letters of credit were immaterial at December 31, 1997 and 1996.
	The carrying amounts in the preceding table are included in the balance sheet under the applicable captions, except for long-term debt which consists of borrowed funds and subordinated debentures.

Note 19. Acquisition
On December 31, 1997, the Company purchased 100% of the stock of Liberty Savings Bank, a New Hampshire guaranty savings bank, for $1,746,538. The assets of the bank, principally a U. S. government security, have been included in the 1997 consolidated financial statements. The excess of the purchase price over the assets of the bank will be amortized on a straight-line basis over 15 years starting January 1, 1998. This good will amounted to $342,662 and is included in "Other Assets" on the balance sheet.

    Liberty Savings Bank does not currently maintain any branches and does not have authority to take bank deposits. The Company is planning to acquire full deposit-taking capabilities for Liberty
Savings Bank.

Note 20. Condensed Financial Information (Parent Company Only) The following financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiaries.

Community Bancorp. (Parent Company Only) Condensed Balance Sheet
                                                    December 31,
                                                    1997          1996
Assets
 Cash                                               $   386,277   $   109,018
 Investment in subsidiary - Community National Bank  18,441,126    19,160,361
 Investment in subsidiary - Liberty Savings Bank      1,746,538           -0-
 Other assets                                            12,066        14,739
    Total assets                                    $20,586,007   $19,284,118
Liabilities and stockholders' equity

Liabilities
 Other liabilities                                  $     1,650   $     2,763
 Subordinated convertible debentures                    104,000       170,000
    Total liabilities                                   105,650       172,763

Stockholders' equity
 Common stock, $2.50 par value: 2,000,000 shares
  authorized, 1,537,163 shares issued at 12/31/97
  and 1,412,493 shares issued at 12/31/96             3,842,907     3,531,233
 Additional paid-in capital                           7,978,435     6,140,962
 Retained earnings (Note 17)                          9,070,443     9,871,409
 Unrealized gain on securities available-for-sale,
  net of tax                                             33,709         7,963
 Less treasury stock, at cost
 (1997: 29,629 shares; 1996: 29,365 shares)            (445,137)     (440,212)
    Total stockholders' equity                       20,480,357    19,111,355
    Total liabilities and stockholders' equity      $20,586,007   $19,284,118

The investment in the subsidiary banks is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.

Community Bancorp. (Parent Company Only) Condensed Statements of Income
                                      Years ended December 31
                                      1997          1996          1995
Revenues

Dividends
 Bank subsidiary                      $2,913,800   $  711,200    $  832,000
    Total revenues                     2,913,800      711,200       832,000
Expenses
 Interest on long-term debt               11,489       20,828        31,555
 Administrative and other                 24,000       22,522        28,866
    Total expenses                        35,489       43,350        60,421
Income before applicable income tax
 and equity in undistributed net
 income of subsidiary                  2,878,311      667,850       771,579
Applicable income tax (benefit)          (12,066)     (14,739)      (20,543)
Income before equity in undistributed
 net income of subsidiary              2,890,377      682,589       792,122
Equity (deficit) in undistributed
 net income - subsidiary bank           (744,982)   1,537,215     1,159,827
    Net income                        $2,145,395   $2,219,804    $1,951,949

Community Bancorp. (Parent Company Only) Condensed Statements of Cash Flows
                                     Years ended December 31
                                     1997         1996          1995
Cash flows from operating activities
Net income                           $ 2,145,395  $ 2,219,804   $ 1,951,949
Adjustments to reconcile net income to
 net cash provided by  operating activities
 (equity) deficit in undistributed net
 income of subsidiary                    744,982   (1,537,215)   (1,259,828)
Decrease in income taxes receivable        2,673        5,806         7,946
Decrease in other liabilities             (1,114)        (525)       (5,243)

  Net cash provided by
   operating activities                2,891,936      687,870       694,824
Cash flows from investing activities
 Purchase of stock in subsidiary -
  Liberty Savings Bank                (1,746,538)         -0-           -0-
Net cash used for investing
 Activities                           (1,746,538)         -0-           -0-
Cash flows from financing activities
 Purchase of treasury stock               (4,925)        (189)       (4,335)
 Dividends paid                         (863,214)    (741,139)     (673,535)
Net cash used for financing activities  (868,139)    (741,328)     (677,870)
Net increase (decrease) in cash          277,259      (53,458)       16,954
  Cash
    Beginning                            109,018      162,476       145,522
    Ending                            $  386,277   $  109,018    $  162,476
Supplemental schedule of cash paid
(received) during the year
 Interest                             $   12,602   $   21,353    $   36,798
 Income taxes                         $  (14,739)  $  (20,543)   $  (28,488)
Supplemental schedule of noncash
investing and financing activities
 Unrealized gain(loss) on securities
   available-for-sale                 $   39,009   $  (64,452)   $  760,340
 Debentures converted to common stock $   66,000   $   95,000    $  286,000
 5% stock dividend at market value    $1,294,006   $      -0-    $1,019,706

Dividends paid
  Dividends payable                   $1,652,355   $1,404,957    $1,242,597
  Dividends reinvested                  (789,141)    (663,818)     (569,062)
                                      $  863,214   $  741,139    $  673,535

Note 21. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 1997, 1996 and 1995 is presented below:
Community Bancorp. and Subsidiaries        Quarters in 1997 ended
                           March 31     June 30      Sept. 30     Dec. 31
Interest income            $4,040,469   $4,171,803   $4,252,823   $4,352,499
Interest expense            1,897,836    1,923,757    1,998,488    2,014,082
Provision for loan losses     205,000      105,000      215,000      135,000
Securities gains(loss)            -0-          -0-          -0-          -0-
Other operating expenses    1,523,389    1,932,122    1,803,984    1,752,261
Net income                    520,088      611,639      451,169      562,499
Earnings per common share       $ .35         $.41         $.30         $.38
                                           Quarters in 1996 ended
                           March 31     June 30      Sept. 30     Dec. 31
Interest income            $4,032,136   $4,144,762   $4,162,822   $4,192,077
Interest expense            2,092,138    2,094,188    2,041,045    1,949,055
Provision for loan losses      37,500      122,500       80,000      125,000
Securities gains (loss)           -0-      ( 1,928)         -0-          -0-
Other operating expenses    1,546,063    1,630,449    1,642,657    1,577,908
Net income                    467,218      512,855      539,485      700,246

Earnings per common share        $.33         $.36         $.38         $.48
                                           Quarters in 1995 ended
                           March 31     June 30      Sept. 30     Dec. 31
Interest income            $3,593,766   $3,788,464   $3,928,489   $4,095,818
Interest expense            1,960,723    2,067,712    2,100,188    2,119,832
Provision for loan losses      30,000       30,000       30,000       30,000
Securities gains (loss)           -0-          -0-          -0-       18,449
Other operating expenses    1,508,365    1,494,778    1,462,514    1,476,821
Net income                    302,539      417,623      490,824      740,963
Earnings per common share        $.23         $.31         $.36         $.52

Note 22. Other Income and Other Expenses

The components of other income and other expenses which are in excess of 1%
of total revenues in any of the three years disclosed are as follows:
                             1997           1996           1995
Income
  Other                      $  553,027     $  564,894     $  514,889
Expenses
  Printing and supplies      $  195,193     $  183,831     $  142,546
  FDIC insurance                 22,561          2,000        201,474
  Other                       1,823,950      1,717,844      1,475,371
                             $2,041,704     $1,903,675     $1,819,391

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                         THE RESULTS OF OPERATIONS
                  For the Year Ended December 31, 1997


     Community Bancorp. is a holding company whose subsidiaries include Community National Bank and Liberty Savings Bank. Community National Bank is a full service institution operating in the state of Vermont, with seven branch offices located throughout three counties in northern Vermont. On December 31, 1997, Community Bancorp. acquired all of the outstanding stock of Liberty Savings Bank, a New Hampshire guaranty savings bank. Presently, since no building was involved in the transaction, the mailing address for Liberty Savings Bank is in care of Community Bancorp. in Derby, Vermont. It is the intention of Community Bancorp. to operate this bank as a lending facility primarily serving the north country of New Hampshire. This acquisition fits perfectly into the strategic plans of Community Bancorp., whose intentions are to expand its operations to include a portion of the state of New Hampshire. The major asset acquired was a U.S. Treasury Strip with a market value of approximately $1.4 million with a value at maturity of $1.7 million. As mentioned above, this transaction occurred on December 31, 1997, resulting in no business activity for the 1997 fiscal year. With that in mind, the following discussion refers primarily to the operations of Community National Bank, with consolidated balance sheet figures of Community Bancorp., Community National Bank, and Liberty Savings Bank.

     At the end of this narrative there are several financial tables relating to the information disclosed throughout this discussion. These tables, when used in conjunction with the following facts and figures, should give a better understanding of the overall performance and condition of Community National Bank and Community Bancorp.

LIQUIDITY

     Liquidity refers to the ability of Community National Bank to adequately cover fluctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The repayment of loans and growth in deposits are two of the major sources of liquidity.

     Our time deposits greater than $100,000 increased from $17.9 million at the end of 1996 to $18.2 million at year end 1997, an increase of $304,077 or 1.7%. Other time deposits increased to $78.5 million from $76 million for the same time period, an increase of 3.3%. A review of these deposits indicates that the growth is primarily generated locally and regionally by established customers of the Company. The Company has no brokered deposits.

     Our gross loan portfolio increased $4.5 million or by 3.1% to end the 1997 year at $150 million. Of this total loan portfolio of $150 million, $81.7 million, or 54.4% is scheduled to reprice or mature within one year. The Company has two credit lines with available balances totaling $6.1 million and additional borrowing capacity of approximately $105 million through the Federal Home Loan Bank of Boston, which is secured by the Company's qualifying 1-4 family residential loan portfolio. As of December 31, 1997, the Company had borrowed $4 million against the $105 million at FHLB.


     As of year end 1997, the Company maintained short-term investments of $15.2 million, and of this total, approximately $8 million or 33% are treasuries classified as "available-for-sale". As of December 31, 1997, the Company had $24.1 million in "held-to-maturity" treasuries, less $5 million pledged, netting $19.1 million compared to $29.8 million, less $4 million pledged, netting $25.8 million a year ago. These treasuries are not considered short-term investments under new regulations governing the classification of securities.

     All other interest bearing accounts in total decreased by $1.3 million, or 1.8% in 1997, while demand deposit accounts increased to $20.3 million from $18 million for the same time period, an increase of 12.2%

INVESTMENT SECURITIES

     The adoption of FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities", has had an impact on our investment portfolio. This new accounting standard, effective for 1994 statements, requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss had not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. Securities classified as "available-for-sale" are to be marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. Securities classified as "held-to-maturity" are to be held at book value.

     The Company does not own any trading securities as our investment policy prohibits active trading in our investment account. At the end of 1997 the Company had $1.1 million in equity securities classified as available-for-sale compared to $1.06 million at the end of 1996. In addition, at December 31, 1997, the Company had $8.04 million in U.S. Government securities available-for-sale, compared to $7.97 million at December 31, 1996. These securities have been marked to market, with a resulting gain after taxes of $33,709 for 1997 compared to $7,963 for 1996. These figures are presented in the equity section of our financial statement as "Unrealized gain on securities available-for-sale, net of tax". As adjusted for this unrealized gain or loss, our investment portfolios at the respective years' ends were as follows:

December 31, 1997:        Amortized     Unrealized     Unrealized  Market
                          Cost          Gains          Losses      Value

U.S. Government & agency securities
    Available-for-sale    $ 7,987,988   $51,075        $      0    $ 8,039,063
    Held-to-maturity(1)    24,121,910    38,282          38,261     24,121,931
States & political subdivisions
    Held-to-Maturity       10,003,892         0               0     10,003,892
Other securities
    Available-for-Sale      1,099,750         0               0      1,099,750
                          $43,213,540   $89,357        $ 38,261    $43,264,636

<F1>Included in this portfolio is the U.S. Treasury Strip for Liberty Savings bank with an amortized cost and market value of $1,392,338.

December 31, 1996:        Amortized     Unrealized     Unrealized  Market
                          Cost          Gains          Losses      Value

U.S. Government & agency securities
    Available-for-sale    $ 7,961,998   $19,251        $  7,186    $ 7,974,063
    Held-to-maturity       29,775,526    79,118         131,456     29,723,188
States & political subdivisions
    Held-to-maturity        8,192,260         0               0      8,192,260
Other Securities
    Available-for-sale      1,063,050  	      0               0      1,063,050
                          $46,992,834   $98,369        $138,642    $46,952,561

Gross realized gains and gross realized losses on actual sales of securities were:
Gross realized gains:                   1997      1996      1995

U.S. Government & agency securities     $   0     $  909    $58,762
Other Securities                            0          0          0
                                        $   0     $  909    $58,762

Gross realized losses:                  1997      1996      1995

U.S. Government & agency securities     $   0     $2,837    $40,313
Other Securities                            0          0          0
                                        $   0     $2,837    $40,313

ALLOWANCE FOR POSSIBLE LOSSES ON LOANS

     Management believes that the policies and procedures established for the underwriting of its loan portfolio are accurate and up-to-date helping to alleviate many of the problems that could exist within the portfolio in a changing environment. Loans are typically reviewed on a loan-by-loan basis with more emphasis placed on larger loans and loans that have the potential for a higher level of risk. These measures help to insure the adequacy of the allowance. An ongoing review of the loan portfolio is performed by the Executive Officers and the Board of Directors, which meets to discuss, among other matters, potential exposures. Factors considered include, but are not limited to, historical loss ratios, each borrower's financial condition, the industry or sector of the economy in which the borrower operates, if applicable, and overall economic conditions. Existing or potential problems are noted and reviewed by senior management to ensure that adequate loan-to-value ratios exist to help cover any cost associated with these loans. The Company also employs a full-time loan review and compliance officer whose duties include, but are not limited to, a review of the loan portfolio including delinquent and non-accrual loans. Results are reported to senior management for further review and additional action if necessary.

     Specific allocations are made in situations management feels are at a greater risk for loss. A quarterly review of certain qualitative factors, which include "Levels of, and Trends in, Delinquencies and Non-Accruals" and "National and Local Economic Trends and Conditions", helps to insure that areas with potential risk are noted and coverage adjusted to reflect current trends in delinquencies and non-accruals. First mortgage loans make up the largest part of the loan portfolio and have the lowest historical loss ratio that helps to alleviate overall risk.

     The valuation allowance for loan losses as of December 31, 1997 of $1.5 million constitutes approximately one percent of the total loan portfolio that compares to almost $1.4 million or almost 1% a year ago. In management's opinion, this is both adequate and reasonable in light of the fact that $121.9 million of the total loan portfolio or 81.2%, consists of real estate mortgage loans. This figure is higher than the year-end figure for last year of $118.6 million. Included in the 1997 total are $98.7 million or 65.7% of loans secured by 1-4 family residences, an increase of $4.3 million or 5% over last year's figure of $94.4 million or 64.8%. This volume of home loans, together with the low historic loan loss experience, helps to support our basis for loan loss coverage. If the Company were to reduce its loan portfolio by the residential mortgage loan portfolio, the valuation allowance of $1.5 million would comprise 2.9% of eligible loans, compared to 2.7% a year ago. In management's opinion, a loan portfolio consisting of 81.2% in residential and commercial real estate secured mortgage loan is more stable and less vulnerable than a portfolio with a higher concentration of unsecured commercial and industrial loans or personal loans.

     A comparison of non-performing assets for 1997 and 1996 shows a decrease of 8.3% in loans classified as non-accrual and a decrease of 26% in loans 90 days or more past due and still accruing. Included in the non-accrual portfolio of $1.5 million are $287,896 in loans that carry a 90% FmHA guarantee. If the portfolio was reduced by the guaranteed portion of $259,107, it would reduce our loss exposure by 17.4%. Additionally, the remaining portfolio $1.2 million consists of $1.18 million, or 97% of real estate secured mortgage loans on which the Company historically suffers relatively few losses. The portfolio of Other Real Estate Owned (OREO) notes the only increase, ending 1997 at a figure of $1.09 million compared to $662,544 for the same period in 1996, an increase of 64.3%.

     Non-performing assets as of December 31, 1997 and 1996 were made up of the following:
                                                      1997         1996
    Non-Accruing loans                                $1,486,073   $1,621,132
    Loans past due 90 day or more and still accruing     291,931      394,446
    Other real estate owned                            1,088,867      662,544
    Total                                             $2,866,871   $2,678,122

     In summary, non-performing assets increased 7% from last year's figure at year end of $2.7 million. In light of this increase, management continues to monitor the allowance for loan and lease losses very carefully and maintain the reserve at a level of approximately 1% of total eligible loans. The
Northeast Kingdom is known for being on the lower end of the economic scale, and as such suffers greatly in times of economic uncertainty. In view of this, the Company will always maintain its conservative approach to the review process of our reserve requirements and adjust accordingly for any changes.


     Other real estate owned consists of properties that the Company has acquired in lieu of foreclosure or through normal foreclosure proceedings.
The policy of the Company is to value property in other real estate owned at the lesser of appraised value or book value. An appraisal is necessary to determine the value of the property. If the book value of the property is less than the appraised value, the Company will "write-down" the loan balance equal to the appraised value, subsequent to including it in OREO. Any such write-down is charged to the reserve for loan losses. Once the property is in OREO, any additional write-downs are charged to earnings.

     Our current portfolio of other real estate owned consists of $139,355 in properties deeded in lieu with the remaining $949,512 acquired through the normal foreclosure process. All properties are located in Vermont, and are as follows: a condominium project in Jay; four condominium units in Newport; one building lot in Irasburg, a vacation home in Jay; two single family residences in Orleans; a single family residence in Glover; a mobile home with land in St. Johnsbury; a farm in Newport Center and a farm in Troy. The farms both have a 90% FSA guarantee reducing our loss exposure by almost $300 thousand or 27%. The Company is actively attempting to sell all of these properties, and expects no material loss on any of them. Other real estate owned is by definition a non-earning asset, and as such does have a negative impact on the Company's earnings.

     Financial Accounting Standards Board (FASB) has issued Statement #114,
"Accounting by Creditors for Impairment of a Loan". This accounting standard was effective for fiscal years beginning after December 15, 1994, and is considered the primary source of authoritative guidance for determining allowances relating to specific loans. The Company adopted this standard as required for calendar year 1995. In the opinion of the Board of Directors, the impact of this accounting standard is immaterial to the Company's performance.


BANK PREMISES AND EQUIPMENT

     The major classes of bank premises and equipment and the total accumulated depreciation is as follows:
                                              December 31,
                                              1997          1996

Land                                          $    80,747   $    80,747
Buildings and improvements                      2,452,267     2,408,306
Furniture and equipment                         3,984,544     3,804,909
Leasehold improvements                            408,187       376,620
                                                6,925,745     6,670,582
Less accumulated depreciation                  (3,640,084)   (3,249,223)
                                              $ 3,285,661   $ 3,421,359

     Depreciation included in occupancy and equipment expense amounted to $407,238, $392,775, and $326,702, for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company currently leases four of the seven offices it occupies. These leased offices are in Island Pond, Newport, Barton, and St. Johnsbury, Vermont. The lease for the Newport office was originally to expire December 31, 1997, but a fifteen month extension has extended the lease to March 31, 1999. This office will then move to a condominium space of approximately 3,084 square feet in the state office building. The site for this building is at the opposite end of Main Street from the Company's current office.
The operating leases for the three other locations expire in various years through 2013 with options to renew. In addition, the Company leases certain computer hardware under an operating lease that expires in the first quarter of 1999.

     Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year, as of December 31, 1997, for each of the next five years and in aggregate are:

              1998                              $282,693
              1999                                98,425
              2000                                79,575
              2001                                66,110
              2002                                66,110
              Subsequent to 2002                 318,280
              Total                             $911,193

FINANCIAL CONDITION

     The Financial Condition of the Corporation should be examined in light of its sources and uses of funds. The table entitled "Average Balances and Interest Rates" is a comparison of daily average balances and is indicative of how sources and uses of funds have been managed.

     The average volume of earning assets grew from $184.3 million at year end 1995, to $194.4 million at the end of 1996, to $197.3 million at December 31, 1997, an increase of $10.1 million for 1995 to 1996, and $2.9 million for 1996 to 1997. The average volume of loans grew from $131.9 million at year end 1995 to $138.6 million at year end 1996 to $145.8 million at year end 1997. The results are increases of $6.7 million or 5% for 1995 versus 1996 and $7.2 million or 5.2% for 1996 versus 1997. Taxable investment securities increased from $30.7 million at the end of 1995 to $35.8 million at the same period in 1996 and then decreased slightly to $35.6 million as of December 31, 1997, resulting in an increase of $5.1 million or 16.6% and a decrease of just over $200 thousand or .6%, respectively. Tax exempt securities decreased steadily starting at $17.4 million for year end 1995 to $14.2 million at year end 1996 and then to $12.1 million as of December 31, 1997. These decreases of $3.2 million or 18.4% for 1995 versus 1996 and $2.1 million or 14.8% for 1996 versus 1997 are attributable in part to a decrease in non-arbitrage borrowing. Federal funds sold started the comparison period at $3.2 million as of December 31, 1995, and increased $1.5 million or 47.9% to $4.7 million as of December 31, 1996, and then decreased $2.1 million or 45.2% to $2.6 million as of December 31, 1997. The average volume of other securities remained the same throughout the three year comparison period with an average volume of $1.2 million.

     Loans make up most of the total earning assets at 73.8 % for 1997, an increase from the 1996 portion of 71.3%, which was down slightly from the 1995 year end portion of 71.6%. Other securities count for the smallest percentage at .59%, .60%, and .63%, respectively, for year end 1997, 1996, and 1995.

     Average interest-bearing liabilities grew from $162.7 million in 1995, to $170.3 million for 1996, and then decreased to $170.2 million for year end 1997. A review of the areas that comprise this total shows a steady decrease in savings deposits. These funds started at $33.5 million as of year end 1995, then decreased to $32.3 million or by 3.6% as of year end 1996, and closed year end 1997 at an average volume of $31.9 million, a decrease of 1.24%. Subordinated debentures also report a steady decrease starting at an average volume of $328 thousand as of year end 1995, decreasing 34% to an average volume of $216 thousand as of year end 1996 and then decreasing 51% to end the 1997 year at an average volume of $107 thousand. NOW and money market funds set a different trend by starting year end 1995 at an average volume of $35.5 million, then increasing to $41.4 million or by 16.6% as of year end 1996, then decreasing by 5% to $39.3 million as of year end 1997. Time deposits followed the same trend beginning at an average volume of $93.3 million, increasing to $96.2 million or by 3.1% and then decreasing to $94.7 million or by 1.6% for the same comparison period. Other borrowed funds charted its own course with an average volume reported for year end 1995 of $117 thousand, decreasing 15.4% to an average volume of $99 thousand as of year end 1996, and then increasing substantially to an average volume of $4.1 million as of year end 1997.

     Time deposits accounts for the biggest portion of interest bearing liabilities with figures of 57.3%, 56.5%, and 55.7%, respectively as of December 31, 1995, 1996, and 1997. Other borrowed funds accounted for the least portion for year end 1995 and 1996 at .07% and .06%, respectively, while subordinated debentures claims the least for December 31, 1997 at a figure of .06%.

     The average volume of subordinated debentures has been steadily decreasing over the last two years. The redemption period for the 9% debentures is in its final phase. These debentures currently carry a redemption price of 101%, which translates into 101.87 shares of Community Bancorp. stock for each debenture redeemed. The maturity date for these debentures is August 1, 1998. As of December 31, 1997, the actual balance of 9% debentures is $77,000. The redemption period for the 11% debentures is in the first phase with a price of 104%, translating into 203.74 shares of Community Bancorp. stock for each debenture redeemed. The redemption price decreases 1% every two years beginning July 31, 1998, with a maturity date of July 31, 2004. Actual debentures outstanding as of December 31, 1997 is $27,000.

EFFECTS OF INFLATION

     Rates of inflation effect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because, as costs and prices rise, cash and credit demands of individuals and businesses increase, and the purchasing power of net monetary assets declines.

     The Corporation's ability to preserve its purchasing power depends primarily on its ability to manage net interest income. The Corporation's net interest income improved during 1997, due to an increase in the spread as loans repriced at slightly higher rates and the interest rates paid on deposit accounts decreased.

INTEREST INCOME VERSUS INTEREST EXPENSE
	(NET INTEREST INCOME)

     Net interest income represents the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings). Changes in net interest income result from changes in the level and mix of earning assets and sources of funds (volume) and from changes in the yield earned and costs paid (rate). The table labeled "Average Balances and Interest Rates" provides the visual analysis for the comparison of interest income versus interest expense. These figures, which include earnings on tax-exempt investment securities, are stated on a tax equivalent basis with an assumed rate of 34%.

     Interest income rose from $15.88 million at the end 1995 to $16.91 million for 1996, and then to $17.13 million for 1997, an increase of 6.4% and 1.3%, respectively. Interest expense decreased from $8.25 million to $8.17 million and then to $7.8 million as of year end 1997, or just under 1% for 1995 versus 1996, and 4.2% for 1996 versus 1997. The overall effect, or net interest income, was $7.6 million for the year ended 1995 versus $8.7 million for the year ended 1996 and a 1997 year end net interest income of $9.3 million.

     Net interest spread, the difference between the yield on interest earning assets versus interest bearing liabilities, at the end of 1997 was 4.08% compared to 3.90% for 1996 and 3.55% for 1995. Interest differential, defined as net interest income divided by average earning assets, for the years ended 1997, 1996 and 1995, was reported at 4.71%, 4.49% and 4.15% respectively.

	Income from loans for the year was $13.8 million for 1997, $13.4 million for 1996, and $12.5 million for 1995, resulting in yields of 9.51% for 1997, 9.65% for 1996, and 9.44% for 1995.

	The income on taxable investment went from $1.76 million for 1995, to $2.09 million for 1996 and increased slightly to $2.12 million for 1997. The respective yields on these investments are 5.73% for 1995, 5.86% for 1996, and 5.94% for 1997. The income on tax-exempt securities took a different course for the same comparison periods revealing an interest income figure for the 12 months of 1995 of $1.4 million, then decreasing by 21.4% to end at a 12 month figure for 1996 of $1.1 million and further decreasing by 18.2% to end the
12 months of 1997 at an interest figure of $.9 million. The tax equivalent yield for these investments followed suit starting at 8.15% at the end of 1995, and decreased 29 basis points to 7.86% for 1996, and then decreased
21 basis points to a 1997 year end yield of 7.65%.   The income on other
securities decreased from $82 thousand for 1995, to $78 thousand for 1996, and then increased to $79 thousand for 1997, with average yields reported at 7.02%, 6.68% and 6.76%, respectively.

     Interest income for federal funds sold was reported at $180 thousand with a yield of 5.65% for the 12 month comparison period of 1995, compared to income of $246 thousand with a yield of 5.22% for 1996, and income of $140 thousand yielding 5.42% for the same period of 1997.

     Overall, interest generated by our average earning assets increased by 6.4% from 1995 to 1996 and 1.3% from 1996 to 1997 to end the 1997 year with tax equivalent interest income of approximately $17.1 million. The average yield on total average earning assets increased from 8.62% for 1995, to 8.70% for 1996, and ended the 1997 calendar year at 8.68%, an increase of eight basis points and a decrease of two basis points, respectively.

     Interest expense associated with our savings accounts decreased for each comparison year, starting at just over $1 million at year end 1995, decreasing $59 thousand or 5.9% to $944 thousand as of year end 1996, and then decreasing $67 thousand or 7.1% to a 1997 year end expense figure of $877 thousand. The average yield also decreased throughout the three year comparison period to end at 2.75% as of December 31, 1997. Interest expense on NOW and money market funds began the year end comparison period at $1.35 million as of 1995, then increased 13% to end 1996 at $1.52 million, then a decrease of 8.3% is noted when comparing year end 1996 to year end 1997, to end at a reported expense figure of $1.40 million. Interest expense on time deposits reported the same trend as savings deposits beginning at year end 1995 with an expense figure of $5.86 million, then decreasing $177 thousand or 3% to a year end 1996 expense figure of $5.68 million, then decreasing further by $377 thousand or 6.6% to a reported expense figure of $5.3 million as of year end 1997. Other borrowed funds followed the opposite pattern as it began the three year end comparison periods at a figure of $7 thousand for year end 1995, remained at $7 thousand for year end 1996, and then increased significantly to $245 thousand or by $238 thousand as of year end 1997. An $8 million borrowing during the year, of which $4 million is still outstanding at year end 1997, gives the reason for this dramatic increase.

     As the volume of subordinated debentures decreases, so does the expense associated with this liability. Interest expense of $31 thousand, $21 thousand and $11 thousand was noted for the 12 months ended 1995, 1996, and 1997, respectively, which transforms into a decrease of 32.3% and 47.6%, respectively.

     In total, interest expense associated with total interest bearing liabilities began the year-end comparison periods at $8.25 million for 1995, decreased to $8.17 million for 1996, and ended 1997 at a figure of $7.83 million, with average yields of 5.07%, 4.80%, and 4.60%, respectively.


OTHER OPERATING INCOME AND EXPENSES

     A strong fourth quarter in 1996 helped to boost earnings for the 1996 year while a decrease in earnings for the same period in 1997 resulted in less earnings for the 1997 year. Other operating income for this quarter was reported at $346,910 for 1997, $343,572 for 1996, and $334,845 for 1995.
Service fees reports the biggest increase for the fourth quarter of 1997 versus 1996, at 5%, with income of $175,267 versus $166,847, while it was the only increase for the fourth quarter of 1996 compared to the same period of 1995, an increase of almost 40% over the 1995 figure of $119,376. A change in the structure of overdraft fees helped to create more income for both the fourth quarter and the 12 month period of 1996. Trust department income decreased for both fourth quarter comparisons, with a decrease of $10,244 or 29.3% reported for 1997 versus 1996 and a decrease of $4,027 or 10.3% reported for 1996 versus 1995. The loss of a major trust customer in 1996 as well as expenses incurred for the set up and installation of new equipment in 1997 for trust processing are key reasons for these decreases. Other operating income for 1997 of $1.34 million is a 4% increase over the 1996 figure of $1.28 million, and 13% compared to the 1995 figure of $1.18 million. Service fees ended the year at $695,260, an increase of $90,811 or 15% over the 1996 year end figure, compared to an increase of $155,409, or 28.8% over the 1995 year end figure. Other income was reported at $553,027 at year end 1997 compared to $564,894 for year end 1996, and $514,889 at year end 1995, a decrease of $11,867 or 2.1%, and an increase of $38,138 or 7.4%, respectively. Exchange income, a component of other income, increased 51.3% from $50,858 for the calendar year 1995 to $104,500 at year end 1996. The Company's servicing area is dependent on income generated from Canadian traffic. In the past few years, this area has seen a decline in such traffic. Although a decrease of 30% is noted when comparing 1997 to 1996, the fact that our exchange income increased 43.5% for 1997 versus 1995 is a positive step towards gaining back this traffic, and ultimately the income it generates. Another component of other income is Mortgage Servicing Rights. Through the implementation of FASB #122, "Accounting for Mortgage Servicing Rights", the Company has reported income of $43,211 for the 12 months ended December 31, 1997, compared to $38,531 for the same period in 1996 and $19,547 at year end 1995.

     In May 1995, the FASB issued SFAF No. 122 "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement #65". This standard was effective for fiscal years beginning after December 15, 1995; however, early adoption was permitted. This statement requires the Bank to recognize as separate assets the rights to service mortgage loans for others however those rights are acquired. The Company allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage loan servicing rights), based on their relative fair value. This value is determined through use of market prices under comparable servicing sales contracts.

     Total other operating expenses ended the 1997 year at $6.7 million, an increase of $361,554 over the 1996 figure of $6.4 million, and an increase of $816,153, or 13.7% over the 1995 figure of $5.9 million. Salaries reported the biggest increase for the 12 month comparison periods with a figure of $2.8 million for 1997, an increase of $177,100 or 6.7% over the 1996 figure of $2.6 million, and an increase of $387,764 or 16.1% over the 1995 figure of $2.4 million. Other expenses follows with increases in both comparisons, with a reported increase of $138,029 or 7.3% over the 1996 expense figure, and an increase of $222,313 or 12.2% over the 1995 expense figure ending the year at just over $2 million for 1997 compared to $1.9 million for 1996 and $1.8 million for 1995. Other expenses reported the biggest increase for the fourth quarter ended 1997 versus the same period in 1996 and 1995, with an expense figure of $614,150 for 1997 compared to $466,580 for 1996, and $354,129 for
1995, increases of 31.6% for 1997 versus 1996, and 73.4%, for 1997 versus 1995. OREO expenses, a component of other expenses, showed expenses totaling $95,753 for the fourth quarter of 1997, $88,999 for the same period in 1996, and a net recovery of $1,272 for the same period in 1995, resulting in increases of $6,754 for 1997 versus 1996, and $97,025 for 1997 versus 1995.
An auction was held during the last quarter of both 1997 and 1996 in an attempt to decrease our OREO portfolio. In both cases most of the properties that sold, did so at a loss, increasing overall expenses associated with these properties. Additionally, a substantial write-down was taken in 1997 on a property the Company has held for several years. In the fourth quarter comparison, salaries increased $32,152 or by 5% for 1997 versus 1996, while a decrease of $10,063 or 1.5% is noted for 1997 versus 1995, with figures reported of $670,146 for 1997, $637,994 for 1996, and $680,209 for 1995.
The reason for the substantial decrease from 1995 to 1996 is a timing difference in the payment of profit sharing.

     Many of the components of other operating expenses are estimated on a yearly basis and accrued in monthly installments. In order to accurately present the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

     Figures presented at the end of 1997 for income before taxes show an increase of just under one percent over 1996, with income figures of $2.9 million reported for 1997 and $2.87 million for 1996. These figures are modest when compared to the 26% increase reported last year over the prior 1995 income figure of $2.27 million. Provisions for income taxes increased by 15.4% from $654,092 for 1996 to $755,104 for 1997. Income before taxes for the fourth quarter of 1997 was reported at $798,066, compared to $883,687 for the same period in 1996, a decrease of $85,621 or almost 10%, with an increase in income taxes payable of $52,126. These increases in income tax expense are due in part to the absence of an anticipated tax credit for 1997 as well as timing differences leading to a decrease in deferred tax assets and an increase in the tax expense associated with them.

FINANCIAL SUMMARY

     The calendar year of 1997 ended with a 3.4% decrease over the calendar year of 1996, and a 9.9% increase for the same period in 1995. Total earnings of $2.15 million were reported for 1997 compared to $2.22 million for 1996, and $1.95 million for 1995. The results of these figures are primary earnings per share of $1.44 and fully diluted earnings per share of $1.43 for 1997, compared to $1.55 and $1.52 respectively for the year ended 1996, and $1.42 and $1.38 respectively for 1995.

     Return on average assets (ROA), which measures how effectively a corporation uses its assets to produce earnings, decreased to 1.02% for 1997, versus 1.07% for 1996, and 1.00% for 1995. Return on average equity (ROE), which is the ratio of income earned to average shareholders' equity was 10.69% for 1997 compared to 12.16% for 1996 and 12.13% for 1995.

CAPITAL RESOURCES

     Stockholders' equity, at December 31, 1996, was $19,111,355, with a book value of $13.16 per share. It increased through earnings of $2,145,395, the sale of common stock of $855,141, through our dividend reinvestment program and debenture conversions mentioned earlier, and increased $25,746 through adjustments for the valuation allowance of securities. It decreased through purchases of treasury stock of $4,925 and dividends paid totaling $1,652,355. At year end 1997, stockholders' equity was $20,480,357 with a book value of $13.59 per share. All stockholders' equity is unrestricted. Additionally, it is noted that as the maturity date on securities classified as available for sale draws near, the market price on these securities becomes more favorable, thereby greatly reducing the material loss associated with these investments through the valuation allowance.

     The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.
The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December
31, 1997, the Bank is required to have minimum Tier I and Total Capital ratios of 4.00% and 8.00%, respectively. The Bank's consolidated risk weighted assets were reported at $106.3 million with reported ratios, at December 31, 1997, of approximately 18.9% for Tier I capital and 20.2% for Total capital. The report labeled "Capital Ratios" provides a better understanding of the components of each the Tier I and Tier II capital ratios as well as a three-year comparison of the growth of these ratios.

     The Corporation intends to continue the Company's past policy of maintaining a strong capital resource position to support its asset size and level of operations. Consistent with that policy, management will continue to anticipate the Corporation's future capital needs.

     From time to time the Corporation may make contributions to the capital of its subsidiary, the Bank. At present, regulatory authorities have made no demand on the Corporation to make additional capital contributions to the Bank's capital.

OTHER MATTERS

     The Company is currently working to resolve the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. Based on preliminary information, costs of addressing potential problems are not currently expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. However, if the Company, its customers or vendors are unable to resolve such processing issues in a timely manner, it could result in a material financial risk. Accordingly, the Company plans to devote the necessary resources to resolve all significant year 2000 issues in a timely manner.


Form 10-KSB
A copy of the Form 10-KSB Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
    Stephen P. Marsh, Vice President and Treasurer
    Community Bancorp.
    P.O. Box 259
    Derby, Vermont 05829

The report for the year 1997 is expected to be available about April 1, 1998.

Shareholder Services
For shareholder services or information contact:

    Chris Bumps,
    Executive Secretary
    Community National Bank
    P.O. Box 259
    Derby, Vermont 05829
    (802) 334-7915

Annual Shareholders Meeting
The 1998 Annual Shareholders Meeting will be held at 5:30 p.m., May 5, 1998, at the Elks Club in Derby. We hope to see many of our shareholders there.

Community Bancorp. Stock
As of January 16, 1998, the Corporation's common stock ($2.50 par value) was owned by approximately 802 shareholders of record. Although there is no established public trading market in the Corporation's common stock, several brokerage firms follow the stock and maintain a minor market in it. Trading in the Corporation's stock, however, is not active. You can contact these firms at the following addresses:

    First Albany Corp.             A.G. Edwards
    P.O. Box 387                   P.O. Box 1690
    Burlington, Vermont 05402      Burlington, Vermont 05402
    (800) 451-3249                 (800) 639-8000


    Ryan Beck & Co.                Smith Barney
    202 South Orange Ave.          P.O. Box 1095
    Livingston, New Jersey 07039   Burlington, Vermont 05402
    (800) 342-2325                 (800) 446-0193