Form 10-K, Exhibit 13
period 1998-12-31
COMMUNITY BANCORP /VT
filed 1999-03-30
CIK 718413

The power of community initiatives.

Full Circle
1998 Community Bancorp. Annual Report

If in a local community a citizen becomes aware of a human need which is not being met,...

Community Bancorp.
Newport-Derby Road
PO Box 259
Derby, Vermont  05829
(802) 334-7915

 ...he thereupon discusses the situation with his neighbors...

Going back 150 years or so... Alexis de Tocqueville, the French observer of our culture, described us so well: These Americans are peculiar people. If, in a local community, a citizen becomes aware of a human need which is not being met, he thereupon discusses the situation with his neighbors. Suddenly, a committee comes into existence. The committee thereupon begins to operate on behalf of the need and a new community function is established. It is like watching a miracle, because these citizens perform this act without a single reference to any bureaucracy, or any official agency.

There is not a bank in the country that does not, at least to some extent, boast about its community service. For many it's merely a matter of making the appropriate contributions to favored organizations and causes on an annual basis. Some encourage their employees to become involved in community organizations. Still others insist upon it. All of these are laudable activities and speak well for the banking industry as a whole. The country would be a better place if all corporate entities were so civic-minded.
	Our intent, however, is to assert the notion that Community National Bank goes well beyond community service to something better defined as "community initiative." De Tocqueville's description of how that works in American society is more than apt, though even he would not suspect that such initiatives might be generated within a community bank.

Jacques Couture
A dairy farmer, maple producer and member of our Board of Directors, Jacques is also committee chairman for Troop 821 of Westfield, Troy and Jay; Selectman for the town of Westfield; Treasurer of the Sacred Heart School; and President of the Sacred Heart Educational Trust. This "Jacques of all trades" also serves on the Northeast Dairy Compact Commission and is President of the International Maple Syrup Institute.


 ......Suddenly, a committee comes into existence....
 ...The committee thereupon begins to operate on behalf of the need... ...and a new community function is established...
Seeing a need and filling it is also akin to what happens when a stone is tossed into a pond. The rings extend outward almost to infinity. Take our Community Circle program for example. Back in 1988 we saw the need for an organization that would bring the senior citizens in our area together to socialize and be involved in recreational activities, including travel. We reasoned that many seniors remained lonely at home simply because there were few alternatives. Fearful of traveling alone, lacking companionship for a trip to the mall or a movie, they opted for inactivity.

  The Community Circle program changed all that. Today some 2,800 area citizens are members of Community Circle. Groups of them have traveled to Australia; Branson, Missouri; Greece; England; and Hawaii, to name but a handful of destinations.

Suzanne Cartee
Serving spaghetti at
community meals is only
part of what this energetic Derby
Credit Administration Clerk brings
to the table. As a leader of the Newport Baptist Church Youth Group, Suzanne shows teens how they can work together to help themselves-and the community as a whole. She also finds time to organize Newport Baptist's weekly children's church program.

They get out to the movies each month under the auspices of the bank and the local Hoyts and Star Cinemas. Perhaps most importantly, they have forged a network of new friends within Community Circle which has resulted in countless informal get-togethers apart from officially sponsored activities.
   By initiating Community Circle we have obviously achieved a substantial business benefit. The collective membership has over $75 million on deposit with the bank. The point, however, is that the business resulted from taking the community initiative and accepting responsibility for its full implementation.
   In the past couple of years, we have been made aware through our connections in the schools that financial illiteracy was becoming a significant problem. Many of today's youngsters have little concept of credit, borrowing or even costs. They have not been taught how to balance a checkbook, how to use credit and debit cards wisely, how to invest or what is involved in arranging a loan.
   To meet this problem head on, the bank again took the initiative. We started our Totally Kids ClubTM, which gets us involved with area youngsters at the earliest possible age. It also has helped us establish strong relationships with the schools, and we are now able to send our people into the classroom so that they can directly attack the problem. I am happy to report that good progress is being made and that financial illiteracy in our area is being addressed.
   We will also be launching a financial education course for teens and young adults in conjunction with America's Promise-the Alliance for Youth. Working closely with high school teachers, CNB employees will make classroom presentations on credit and financial responsibility and cover topics like managing credit, budgeting wisely and understanding electronic banking.
   Not only do we try to meet community needs ourselves, we also reward the efforts of others. Our Community Service Award program salutes the unsung efforts of community volunteers. Qualified candidates are nominated by the community and selected by a committee comprised of CNB employees. A donation of $250 is made in honor of each award recipient to the charitable organization of his/her choice.
   In this annual report you will meet a number of our employees who are not only involved in community activities but also working with us as we take initiatives to fill community needs before they become community problems.
It is a mission we find rewarding in every possible way.

 ...It is like watching a miracle."
Alexis de Tocqueville

Janet Cartee
The Newport-based Trust Officer is Secretary and President-elect of the Newport Rotary Club which provides scholarships to local youth and sponsors an annual basketball tournament and the Northeast Music
Festival. Janet has also served as Chairperson of the American Heart Association's "Cardiac Arrest."

Dear Shareholders
and Friends
of Community Bancorp. and Community National Bank

Community Bancorp. ended the year with total assets of $225 million, up
5.6% from 12/31/97, a reasonable rate of growth in an economy that has been growing at a somewhat slower rate. Earnings for the year were $2,190,374, or $.71 per share, compared to $2,145,395, or $.72 per share for 1997. Our return on average assets was 1.0%.
   Deposit growth was quite strong this year, with the result that our market share of deposits in Orleans County increased to 49.74% after a small dip in 1997. We believe this growth in market share is attributable to competitive rates, friendly service, convenient hours and locations, our commitment to our communities and the success of our special programs.
   Our earnings were affected by two primary factors: loan losses and declining spreads. We again experienced a high level of loan losses in the consumer portfolio as many of our customers continue to have difficulty making ends meet. We have found that the proliferation of "easy credit" from many bank and non-bank lenders and a record number of consumer bankruptcies have exacerbated the perennial problem of underemployment in the Northeast Kingdom.
   Although we originated more loans this year than last, our loan portfolio actually went down because so many customers have been refinancing their loans at the bank and elsewhere into fixed rate loans sold into the secondary market. As a result, our loan portfolio decreased from $150 million to $148.3 million. On the other hand, the number of loans originated and sold into the secondary market went from $6.8 million in 1997 to $19.4 million in 1998. The result of this is that we have a higher percentage of assets in our investment portfolio, which affects our spreads because we earn less on investments than we do on loans.
   One of the highlights of 1998 was the tenth anniversary celebration of Community Circle. On August 23, more than 1,200 Community Circle members gathered at Jay Peak for an afternoon of good food, entertainment and good fellowship. We continue to marvel at the success of this program which now has over 2,800 members and more than $75 million in the bank. Clearly we have identified and met a strong demand for this kind of program in the Northeast Kingdom.
   Community Service is an important part of community banking, which is why it is the theme of this year's annual report. We are proud of the role our directors, officers and employees play in the communities we serve and of the role we play as an institution. We received some important recognition for this work this year, as the bank was awarded the Vermont Council on the Arts Chair's Business Award "for exemplary support of the arts in Vermont," and Steve Marsh was recognized as the Vermont Bankers Association Community Service Banker of the Year, the second time a CNB officer has been so honored.
   Our regulators have recognized our efforts as well, as we again achieved an "outstanding" rating under the Community Reinvestment Act.
   As we look forward to 1999, there are several exciting developments to report. First, we relocated our Newport office into the new state office building in January, followed by our trust department in March.
   Second, we are kicking off the new year with our third Community Booster Loan program, with a loan pool of $5 million set aside at very attractive rates to stimulate the local economy.
   Third, we will be introducing PC banking so that our customers, businesses and individuals alike will have access to their accounts via their computers and the internet. It's one more way that we are trying to make banking even more convenient for our customers.

   Fourth, we have just joined America's Promise-the Alliance for Youth, the first bank in the state to do so. America's Promise is a national not-for-profit organization headed by General Colin Powell that is dedicated to improving the lives of our nation's youth. America's Promise aims to provide young people across the country with access to the following five fundamental resources:
     an ongoing relationship with a caring adult, like a mentor, tutor or coach safe places and structured activities during non-school hours a healthy start a marketable skill through effective education, and an opportunity to give back to the community through community service.

In 1998 America's Promise and the American Bankers' Association announced a partnership to establish and promote a national volunteer campaign in the banking industry to reach out to youth across the country. For Community National Bank this effort is a logical extension of our award-winning Totally Kids ClubTM, and something we are proud to be a part of. Because of our early support for this important program, our bank was featured in a promotional video with General Powell.

   Finally, 1999 is the last year of the millennium. Look for regular Y2K updates in the "Community Bank Notes" and on our website, www.communitynationalbank.com. We want to make sure that our customers are fully informed about Y2K issues and are prepared for the date change so that they can avoid becoming victims of scare tactics and outright scams. Throughout the year we will be reminding our customers that the safest place for their money is in the bank (and not in some speculative investment or under the proverbial mattress) and offering tips on handling their own Y2K preparedness.
   This is an exciting time to be in the financial services industry. We look forward to meeting the challenges ahead with the continued support of our shareholders, customers and the communities we serve.

Richard C. White
President and CEO
Community Bancorp. and
Community National Bank

 ...an important part of community banking...

Craig Buchanan
As a Loan Review Officer, Craig knows a thing or two about crossing the i's and dotting the t's. So it probably comes as no surprise that he takes that same thorough approach to community service. As Secretary/Treasurer of the Glover Trailwinders Snowmobile Club, Craig ensures that safe, well-maintained trails are made available to area snowmobile enthusiasts of all ages.

Operating Principles

Community National Bank's success-both in terms of its own profitability and the positive impact it makes on the communities it serves-comes from its ability to stay true to its original mission as a community bank. In order to ensure long-term adherence to this guiding mission, we have agreed to be bound by the following general operating principles:
   We will be fair, sensitive, honest, trusting and trustworthy in all our dealings among ourselves, with customers, with vendors and with the community at large.
   We will obey all laws, in fact and in spirit, and we will always strive to do the right thing, in every situation, to the best of our abilities. And if we fail, we will do whatever is required to make amends.

Specifically, we will work together to ensure that we:

1. Affirm our obligation to our shareholders to provide them with a reasonable return on their investment while honoring our obligation to our depositors and the community to maintain the safety and soundness of the bank.

2. Refuse to engage in practices that are discriminatory, unethical or illegal.

3.  Always conduct our business in good faith.

4.  Think like a customer.

5.  Work to earn our customers' loyalty every day.

6. Remember that our customers are doing us a favor by banking with us; we are not doing them a favor by providing the service.

7. Treat our customers and fellow employees with dignity and respect.

8. Support our local communities and recognize our special role as the only bank with offices in all three counties of the Northeast Kingdom.

9.  Invest our resources substantially in the communities we serve.

10. Work cooperatively with our internal and external auditors and examiners.

Joanne Guyette
It's not often you'll find a Loan Officer that also doubles as a biology teacher, but that's not a big leap for Joanne. As an active volunteer at Sacred Heart School, she has assisted with health screenings, provided after school care-even organized the most recent Kindergarten graduation. So whether she's lending money or a helping hand, you can always count on Joanne.

Directors,Officers and Advisory Boards
Board of Directors
Community Bancorp. and Community National Bank

Thomas E. Adams, President, NPC Realty, Inc.
Jacques R. Couture, Dairy Farmer
Elwood G. Duckless, Past President, Newport Electric Co.
Michael H. Dunn, Book Dealer
Rosemary M. Lalime, Principal Broker and Owner, All Seasons Realty Marcel M. Locke, Proprietor, Parkview Garage
Stephen P. Marsh, Vice President and Treasurer, Community Bancorp.;
 Senior Vice President and Cashier, Community National Bank
Anne T. Moore, Principal Broker, The Taylor Moore Agency
Dale Wells, President, Dale Wells Building Contractor, Inc.
Richard C. White, President and Chief Executive Officer,
 Community Bancorp. and Community National Bank

Executive Officers
Community Bancorp. and Community National Bank

Richard C. White, President and Chief Executive Officer,
 Community Bancorp. and Community National Bank
Stephen P. Marsh, Vice President and Treasurer,	Community Bancorp.;
 Senior Vice President and Cashier, Community National Bank
Alan A. Wing, Vice President, Community Bancorp.;
 Senior Vice President, Community National Bank
Rosemary M. Rowe, Secretary, Community Bancorp.;
 Senior Vice President, Community National Bank

Other Officers
Community National Bank

Kathryn M. Austin, Vice President and Human Resources Officer
Mark C. Belanger, Assistant Cashier
Jeanne L. Bonnell, Community Circle Director
Louise M. Bonvechio, Loan Officer
Wanda J. Boomer, Assistant Vice President and Troy Office Manager
Beckie A. Bremseth, Island Pond Office Manager
Timothy B. Bronson, Vice President and Loan Officer
Craig D. Buchanan, Loan Review Officer
Theresa P. Carpenter, Loan Underwriting Officer
Janet H. Cartee, Trust Officer
Hope K. Colburn, Loan Officer
Bonnie J. Currier, Vice President and Barton Office Manager
Joanne M. Guyette, Loan Officer
Richard L. Isabelle, Vice President and St. Johnsbury Office Manager Rosemary M. Lalime, Vice President
France B. Lambert, Assistant Operations Officer
Carmi M. Marsh, Vice President and Loan Officer
Theresa B. Morin, Special Asset Officer
Terrie L. Paul, Assistant Vice President and Credit Administration Officer Deborah S. Tetreault, Vice President and Loan Officer
Michael H. Venuti, Senior Trust Officer
Joanne M. Williams, Loan Underwriting Officer
Thomas R. Zuppe, Vice President and E.D.P. Department Manager

Island Pond Advisory Board
Theodore J. Firestine, Craig Goulet, Dale R. Lamere and Adrien R. Thibeault

Barton Advisory Board
John F. Brown, Rene Desmarais, Alicia Marcotte,
John C. Ruggles and Fernand J. Tanguay

Troy Advisory Board
Roland Denton, Roland Laliberty, Roger A. Morin and Gary R. Taylor

St. Johnsbury Advisory Board
Ernest Begin, Marty Feltus, Robert Ide,
Richard Lawrence, Bernier Mayo, Peter Murphy and Allan Rodgers

The Officers
Stephen Marsh, Alan Wing,
Rosemary Rowe, Richard White


The Directors

Seated: Marcel Locke, Elwood Duckless, Richard White, Dale Wells.
Standing: Thomas Adams, Rosemary Lalime, Stephen Marsh, Michael Dunn. Missing from photo: Jacques Couture, Anne T. Moore.

Meeting community needs.

It's one thing to say you care. It's quite another to actually do something about it. To us, the Northeast Kingdom is a unique and special place. It's where we all live and we're proud to call it our home.
  So the next time you see a CNB employee or board member performing community service, remember one thing: they don't have to do it.
They just want to. And we couldn't be prouder.

Paul Chandler
He may not be Michael Jordan, but aspiring hoop players in Glover think Paul's an all-star. As a volunteer with the Glover Eaglets, an instructional basketball clinic for children, the Mortgage Counselor teaches fundamentals and emphasizes fair play, sportsmanship and teamwork-characteristics that are essential both on and off the court.

Marcel Locke
As proprietor of Parkview Garage in Orleans and member of the CNB Board of Directors, Marcel is more than just mechanically inclined. He's community inclined. In addition to teaching auto mechanics to young people, Marcel is a selectman in Albany; Director of the Coutts Moriarty 4-H camp; Director of the Orleans County Fair; Chairman of the trustees at Albany United Church; and a member of the Orleans County Farm Bureau.

Solving community problems.

Tracy Roberts

When this Newport Office Supervisor isn't serving her customers, she's cooking up a lot of great ideas for the community. Like coordinating the Newport Office's participation in the Newport Chili Festival. Throwing a sugar on snow party for kids. Or organizing a caroling event for Troy School parents and their children this past holiday season. She's also actively involved in CNB's Totally Kids ClubTM.

Rick Isabelle
As our Vice President at CNB's four-year-old office in St. Johnsbury, Rick's record of community involvement is a mile long. Whether it's joining forces with the Vermont State Police at the Annual Safety Fair or lending his time and support to cultural treasures like the St. Johnsbury Athenaeum, Rick is sure to be involved in one way or another.

Holly Pepin
When it comes to community service, Holly runs circles around the competition. And in some cases, marathons. Just ask the Derby Teller's fellow road runners, who each agreed to run a grueling leg of the Vermont City Marathon this past May in Burlington to raise money for local charity.

Norene Roberts
It's safe to say that you don't have to light a fire under Norene to get her involved in community service. Because her first inclination would be to put it out. A volunteer firefighter with the Newport Fire Department since 1989, this Derby Loan Processor is well-versed at putting out fires. And responding to a call for help from the community.

Community Bancorp. and Subsidiaries 1998 Financial
Statements Financial Reporting Responsibility

The management of Community Bancorp. acknowledges its responsibility for the preparation of the consolidated financial statements and other financial information contained in this annual report. The accompanying consolidated financial statements have been prepared by the management of Community Bancorp. in conformity with generally accepted accounting principles appropriate in the circumstances. Where amounts must be based on estimates and judgments, they represent the best estimates and judgments of management. The financial information appearing throughout this annual report is consistent with that in the consolidated financial statements.

   The management of Community Bancorp. is also responsible for establishing and maintaining a system of internal controls which we believe is adequate to provide reasonable assurance that the financial records are reliable for preparing financial statements and maintaining accountability for assets and that assets are protected against loss from unauthorized use or disposition. The system in use at Community Bancorp. provides such reasonable assurance, supported by the careful selection and training of staff, the establishment of organizational structures providing an appropriate and well-defined division of responsibilities, and the communication of policies and standards of business conduct throughout the institution.

   The accounting policies and system of internal accounting controls are under the general oversight of Community Bancorp. and Community National Bank's Board of Directors, acting through the Risk Management and Audit Committees. The Internal Auditor of Community National Bank, who reports directly to the Risk Management and Audit Committees, conducts an extensive program of audits and risk asset reviews. In addition, A.M. Peisch & Company, independent auditors, are engaged to audit our consolidated financial statements.

   A.M. Peisch & Company obtain and maintain an understanding of our accounting and financial controls and conduct such tests and other auditing procedures as they consider necessary in the circumstances to express the opinion in their report that follows. A.M. Peisch & Company have free access to the Board of Directors, with no members of management present, to discuss their audit and their findings as to the integrity of Community Bancorp.'s financial reporting and the adequacy of the system of internal accounting controls.

Community Bancorp.
/s/Richard C. White
Richard C. White
Chairman

Independent Auditor's Report

To the Board of Directors and Stockholders
Community Bancorp. and Subsidiaries
Derby, Vermont

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/A.M. Peisch & Company
January 6, 1999
St. Johnsbury, Vermont
VT Reg. No. 92-0000102

Joan Hamblett

It isn't always our employees and board members who make a difference in the communities. Sometimes, it's our financial support along with friends of the community. Friends like Joan, a retired teacher who volunteers her time in the newly-created after school program at the United Church in Newport. CNB donated $2,500 to this program in 1998 as part of its commitment to America's Promise.

Consolidated Balance Sheets
Community Bancorp. and Subsidiaries
                                                    December 31,
                                                  1998         1997
Assets
Cash and due from banks (Note 17)                 $  4,896,947  $ 10,657,610
Federal funds sold and overnight deposits           15,527,141     3,650,000
  Cash and cash equivalents                         20,424,088    14,307,610
Securities held-to-maturity (approximate fair
 value $30,038,323 and $34,125,823 at December
 31, 1998 and 1997) (Note 2)                        29,877,851    34,125,802
Securities available-for-sale (Note 2)              20,590,000     8,039,063
Restricted equity securities (Note 2)                1,141,650     1,099,750
Loans (Note 3)                                     148,335,346   150,115,852
Allowance for loan losses (Note 4)                  (1,658,967)   (1,502,202)
Unearned net loan fees                                (848,963)     (866,589)
  Net loans                                        145,827,416   147,747,061
Bank premises and equipment, net (Note 5)            3,010,041     3,285,661
Accrued interest receivable                          1,460,671     1,460,298
Other real estate owned, net (Note 6)                  541,903     1,088,867
Other assets (Notes 7 and 12)                        2,177,043     1,847,292
  Total assets                                    $225,050,663  $213,001,404
Liabilities and stockholders' equity
LIABILITIES
 Deposits:
 Demand, non-interest bearing                     $ 21,743,065  $ 20,297,137
 NOW and money market accounts                      49,939,162    40,562,693
 Savings                                            30,512,230    30,053,422
 Time, $100,000 and over (Note 8)                   17,874,124    18,182,338
 Other time (Note 8)                                77,728,713    78,484,811
                                                   197,797,294   187,580,401
Repurchase agreements and other borrowings (Note 10)   288,241           -0-
Borrowed funds (Note 9)                              4,060,000     4,060,000
Accrued interest and other liabilities                 883,069       776,646
Subordinated debentures (Note 11)                       20,000       104,000
                                                   203,048,604   192,521,047
Commitments and contingent liabilities (Notes 5, 13, 14 and 15)

STOCKHOLDERS' EQUITY
Common stock, $2.50 par value; 6,000,000 shares
 authorized 3,140,606 shares issued at 12/31/98
 and 3,044,697 shares issued at 12/31/97             7,851,516     3,842,907
Additional paid-in capital                           8,756,453     7,978,435
Retained earnings (Note 18)                          5,604,096     9,070,443
Accumulated other comprehensive income                 235,375        33,709
Less treasury stock, at cost (1998: 29,646 shares;
 1997: 29,629 shares)                                 (445,381)     (445,137)
                                                    22,002,059    20,480,357

Total liabilities and stockholders' equity        $225,050,663  $213,001,404

See accompanying notes.

Consolidated Statements of Income
Community Bancorp. and Subsidiaries
                                              Years Ended December 31,
                                        1998         1997         1996
Interest income
 Interest and fees on loans             $13,758,226  $13,867,588  $13,376,352
 Interest and dividends on investment securities
  U.S. Treasury securities                2,058,981    2,033,179    2,016,787
  U.S. Government agencies                  137,074       84,194       78,177
 States and political subdivisions          621,411      621,571      743,847
 Dividends                                   74,046       70,899       70,229
 Interest on federal funds sold and
  overnight deposits                        421,972      140,163      246,405
                                         17,071,710   16,817,594   16,531,797
Interest expense
 Interest on deposits                     7,868,323    7,577,571    8,148,012
 Interest on borrowed funds and securities
  sold under agreements to repurchase       203,702      245,103        7,586
 Interest on subordinated debentures          4,597       11,489       20,828
                                          8,076,622    7,834,163    8,176,426
   Net interest income                    8,995,088    8,983,431    8,355,371
Provision for possible loan losses (Note 4)(660,000)    (660,000)    (365,000)
Net interest income after provision
 for possible loan losses                 8,335,088    8,323,431    7,990,371

Other income
 Trust Department income                    137,678       87,412      113,187
 Service fees                               676,558      695,260      604,449
 Security (losses) gains (Note 2)               -0-          -0-       (1,928)
 Other (Note 23)                            771,947      553,027      564,894
                                          1,586,183    1,335,699    1,280,602

Other expenses
 Salaries and wages                       2,795,987    2,795,732    2,618,632
 Pension and other employee
  benefits (Note 13)                        744,715      681,030      653,690
 Occupancy expenses                       1,250,077    1,240,165    1,221,080
 Other operating expenses (Note 23)       2,229,772    2,041,704    1,903,675
                                          7,020,551    6,758,631    6,397,077
  Income before income taxes              2,900,720    2,900,499    2,873,896
  Income taxes (Note 12)                    710,346      755,104      654,092

    Net income                           $2,190,374   $2,145,395   $2,219,804

Earnings per common share on
 weighted average                             $0.71        $0.72        $0.78
Weighted average number of common shares
 used in computing earnings per share     3,075,906    2,976,448    2,862,708
Book value per share on shares
 outstanding at December 31                   $7.07        $6.79        $6.58

See accompanying notes.

Consolidated Statements of Stockholders' Equity
Community Bancorp. and Subsidiaries
Years ended December 31, 1998, 1997 and 1996
                                                                Accumulated
                                          Additional            other
           Total
                     -Common Stock-       paid-in    Retained   comprehensive
Treasury   stockholders'
                     Shares    Amount     capital    earnings   income
stock      equity

Balances,
December 31, 1995    1,330,514 $3,399,674 $5,513,703 $9,056,562 $ 50,501
$(440,023) $17,580,417
Comprehensive income,
net of taxes
Net income                 -0-        -0-        -0-  2,219,804      -0-
      -0-    2,219,804
Net unrealized holding
loss on securities
available-for-sale,
net of tax, $21,914        -0-        -0-        -0-        -0-  (42,538)
      -0-      (42,538)
Comprehensive income
             2,177,266
Dividends paid             -0-        -0-        -0- (1,404,957)     -0-
      -0-   (1,404,957)
Issuance of stock       52,624    131,559    627,259        -0-      -0-
      -0-      758,818
Purchase of treasury stock (10)       -0-        -0-        -0-      -0-
     (189)        (189)
Balances,
December 31, 1996    1,383,128  3,531,233  6,140,962  9,871,409    7,963
 (440,212)  19,111,355
Comprehensive income,
net of taxes
Net income                 -0-        -0-        -0-  2,145,395      -0-
      -0-    2,145,395
Net unrealized holding
gain on securities
available-for-sale,
net of tax, ($13,263)      -0-        -0-        -0-        -0-   25,746
      -0-       25,746
Comprehensive income
             2,171,141
Dividends paid             -0-        -0-        -0- (1,652,355)     -0-
      -0-   (1,652,355)
5% stock dividend       69,161    172,903  1,121,103 (1,294,006)     -0-
      -0-          -0-
Issuance of stock       55,509    138,771    716,370        -0-      -0-
      -0-      855,141
Purchase of treasury
stock                     (264)       -0-        -0-        -0-      -0-
   (4,925)      (4,925)
Balances,
December 31, 1997    1,507,534  3,842,907  7,978,435  9,070,443   33,709
 (445,137)  20,480,357
Comprehensive income,
net of taxes
Net income                 -0-        -0-        -0-  2,190,374      -0-
      -0-    2,190,374
Net unrealized holding
gain on securities
available-for-sale,
net of tax ($103,889)      -0-        -0-        -0-        -0-  201,666
      -0-      201,666
Comprehensive income
             2,392,040
Dividends paid             -0-        -0-        -0- (1,833,146)     -0-
      -0-   (1,833,146)
100% stock split
effected in the
form of a dividend   1,529,430  3,823,575        -0- (3,823,575)     -0-
      -0-          -0-
Issuance of stock       74,013    185,034    778,018        -0-      -0-
      -0-      963,052
Purchase of treasury
Stock                      (17)       -0-        -0-        -0-      -0-
     (244)        (244)
Balances,
December 31, 1998    3,110,960 $7,851,516 $8,756,453 $5,604,096 $235,375
$(445,381) $22,002,059

See accompanying notes.

Consolidated Statements of Cash Flows
Community Bancorp. and Subsidiaries
                                              Years Ended December 31,
                                          1998        1997        1996
Cash flows from operating activities:
Net income                                $ 2,190,374 $ 2,145,395 $ 2,219,804
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization                 407,226     407,238     392,775
Provision for possible loan losses            660,000     660,000     365,000
Provision for deferred income taxes           (75,246)     37,392     110,709
Gain on sale of loans                        (153,699)    (19,680)    (22,281)
Securities losses                                 -0-         -0-       1,928
Losses(gains) on sales of OREO                  4,448    (225,343)    (41,297)
OREO writedowns                                26,592     173,496      38,712
Amortization of bond premium, net              48,621      19,962      53,626
Proceeds from sales of loans held for sale 18,780,207   6,547,719   7,949,649
Originations of loans held for sale       (19,658,705) (6,308,539) (7,862,161)
(Increase) decrease in interest receivable       (373)     78,339     (14,462)
Increase in mortgage service rights           (92,544)    (36,438)    (38,529)
(Increase) decrease in other assets          (261,297)   (159,114)     67,100
Decrease in unamortized loan fees             (17,626)    (37,714)     (4,428)
Increase in taxes payable                      20,628      19,947      65,337
(Decrease) increase in interest payable       (10,694)     41,597     (29,119)
Increase (decrease) in accrued expenses           950      17,080      (2,858)
Increase (decrease) in other liabilities       55,359      (2,849)    119,956
  Net cash provided by operating activities 1,924,221   3,358,488   3,369,461

Cash flows from investing activities
Securities held-to-maturity
 Maturities and paydowns                   26,602,459  22,663,019  20,893,071
 Purchases                                (22,365,543)(18,866,987)(26,292,738)
Securities available-for-sale
 Sales and maturities                       3,000,000         -0-  10,004,844
 Purchases                                (15,282,969)        -0-  (4,998,437)
Purchase of restricted equity securities      (41,900)    (36,700)    (23,300)
Decrease (increase) in loans, net           1,758,500  (6,304,459) (9,421,187)
Capital expenditures, net                    (108,756)   (271,540)   (550,968)
Investments in limited partnership, net        12,779     (29,106)    (69,723)
Premium paid on purchase of subsidiary            -0-    (342,662)        -0-
Proceeds from sales of OREO                   864,835     466,850     508,880
Recoveries of loans charged off               202,057     172,523     101,914
  Net cash used in investing activities    (5,358,538) (2,549,062) (9,847,644)
 (continued)
                                          1998        1997        1996
Cash flows from financing activities
Net increase in demand, NOW, savings
 and money market accounts                11,281,205      908,511   8,381,093
Net (decrease)increase in
 certificates of deposit                  (1,064,312)   2,817,414  (3,410,139)
Net increase(decrease) in short-term
 borrowings and repurchase agreement         288,241   (1,600,000)  1,600,000
Net increase in borrowed funds                   -0-    3,995,000         -0-
Payments to acquire treasury stock              (244)      (4,925)       (189)
Dividends paid                              (954,095)    (863,214)   (741,139)
  Net cash provided by
  financing activities                     9,550,795    5,252,786   5,829,626
  Net increase(decrease) in
  cash and cash equivalents                6,116,478    6,062,212    (648,557)

Cash and cash equivalents
 Beginning                                14,307,610    8,245,398   8,893,955
 Ending                                  $20,424,088  $14,307,610  $8,245,398

Supplemental schedule of cash paid during the year
Interest                                 $ 8,087,316  $ 7,792,566  $8,205,545
Income taxes                             $   764,964  $   697,765  $  444,351

Supplemental schedule of noncash investing and financing activities:
Unrealized gain(loss) on securities
 available-for-sale                      $   305,555  $    39,009  $  (64,452)
Other Real Estate Owned acquired
 in settlement of loans                  $   348,911  $ 1,592,401  $  723,596
Debentures converted to common stock     $    84,000  $    66,000  $   95,000
Stock dividends                          $ 3,823,575  $ 1,294,006  $      -0-

Dividends paid:
Dividends payable                        $ 1,833,146  $ 1,652,355  $1,404,957
Dividends reinvested                        (879,051)    (789,141)   (663,818)
                                         $   954,095  $   863,214  $  741,139

See accompanying notes.

Notes to Consolidated Financial Statements
Community Bancorp. and Subsidiaries

Note 1. Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiaries ("company") are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.
   Basis of consolidation-The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiaries, Community National Bank and Liberty Savings Bank. All significant intercompany accounts and transactions have been eliminated.
   Nature of operations-The Company provides a variety of financial services to individuals and corporate customers through its branches in northeastern Vermont, which is primarily a small business and agricultural area. The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate and consumer loans.
   Concentration of risk-The Company's operations are affected by various risk factors, including interest-rate risk, credit risk and risk from geographic concentration of lending activities. Management attempts to manage interest-rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Company's loans are secured by real estate.
   Use of estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.
   While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.
   Presentation of cash flows-For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold
(generally purchased and sold for one-day periods) and overnight deposits.
   Trust assets-Assets of the Trust Department, other than trust cash on deposit at the Company, are not included in these consolidated financial statements because they are not assets of the Company.
   Investment securities-Debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt and equity securities purchased and held primarily for resale in the near future are classified as trading. Trading securities are carried at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value with unrealized gains and losses net of applicable income taxes reported as a net amount in other comprehensive income.
   The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.
   Premiums and discounts are recognized in interest income using the interest method over the period to maturity.
   Restricted equity securities-Restricted equity securities are comprised of Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are carried at cost. As a member of the Federal Reserve Bank
(FRB), the Company is required to invest in FRB stock in an amount equal to 3% of Community National Bank's capital stock and surplus.
   As a member of the Federal Home Loan Bank, the Company is required to invest in $100 par value stock of the Federal Home Loan Bank. The stock is nonmarketable, and when redeemed, the Company would receive from the Federal Home Loan Bank an amount equal to the par value of the stock.

   Loans-Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
   Loan interest income is accrued daily on the outstanding balances.
Accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.
   Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life.
   Allowance for loan losses-The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.
   Bank premises and equipment-Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                              Years
Buildings and improvements                    8 - 40
Furniture and equipment                       3 - 10

The cost of assets sold or otherwise disposed of, and the related allowance for depreciation, is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments are capitalized.
   Other real estate owned-Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Company's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.
   Income taxes-The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset.
   Foreign currency transactions-Foreign currency (principally Canadian) amounts are translated to U.S. dollars in accordance with FASB Statement No. 52, "Foreign Currency Translation." The U.S. dollar is the functional currency and therefore translation adjustments are recognized in income.
Total translation adjustments, including adjustments on foreign currency transactions, are immaterial.
   Mortgage servicing-The Company recognizes as separate assets, rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights through either the purchase or origination of mortgage loans (originated mortgage loan servicing rights) and sells or securitizes those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage loan servicing rights) based on their relative fair values. To determine the fair value of the servicing rights created, the Company uses the market prices under comparable servicing sales contracts. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.
   Pension costs-Pension costs are charged to salaries and employee benefits expense and are funded as accrued.
   Advertising costs-The Company expenses advertising costs as incurred.
   Stock split effected in the form of a dividend-Effective June 1, 1998, the shareholders authorized a two-for-one stock split of the Company's
$2.50 par value common stock. The stock split was effected in the form of a dividend. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect the stock split.
   Comprehensive income-As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or stockholders' equity. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark-to-market adjustment on securities available-for-sale, foreign currency items and minimum pension liability adjustments. The December 31, 1998, and December 31, 1997, financial statements have been reclassified to conform to the requirements of SFAS No. 130.
   Earnings per common share-The FASB issued Statement No. 128, "Earnings per Share," which became effective for the Company during December 1997. The statement applies prospectively; earlier application is not permitted. The adoption of this statement did not have a material effect on the Company's financial statements.
   Earnings per common share amounts are computed based on the weighted average number of shares of common stock outstanding during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury. The assumed conversion of subordinated debentures does not result in material dilution.
   Off-balance-sheet financial instruments-In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.
   Fair values of financial instruments-The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
   Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.
   Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
   Restricted equity securities: The carrying amounts of these securities approximate their fair values.
   Loans and loans held for sale: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.
   Deposits and long-term debt: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit and the long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and debt to a schedule of aggregated contractual maturities on such time deposits and debt.
   Short-term borrowings: The carrying amounts reported in the balance sheets for federal funds purchased approximate their fair values. These borrowings are short-term and due on demand.
   Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
   Accrued interest: The carrying amounts of accrued interest approximates their fair values.
   Changes in accounting policies-The Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which became effective for such transactions occurring after December 31, 1996 and supersedes FASB No. 122. (The effective date of certain provisions of the statement was delayed one year until, January 1, 1998 by the subsequent issuance of FASB Statement No. 127). The statement applies prospectively; earlier or retroactive application is not permitted.
   Under this statement, after a transfer of financial assets an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and includes standards for measuring and amortizing servicing assets and liabilities.
   The adoption of Statement No. 125 (as amended by Statement No. 127) did not have a material effect on the Company's financial statements.
   In 1998, the FASB issued SFAS No.131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards relative to public companies for the reporting of certain information about operating segments within their financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Management has determined that the Company does not have reportable segments as defined within the Statement.
   In June, 1998, the FASB issued Statement No.133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for the fiscal years beginning after June 15,1999.
   Reclassification-Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the current year presentation.


Note 2. Investment Securities

Securities available-for-sale (AFS), held-to-maturity (HTM) and restricted equity securities consist of the following at December 31, 1998 and 1997:

Securities AFS, December 31, 1998
                        Amortized     Unrealized   Unrealized   Fair
                        Cost          Gains        Losses       Value
U. S. Government and
 agency securities      $20,233,371   $357,237     $   608      $20,590,000
Securities AFS, December 31, 1997
                        Amortized     Unrealized   Unrealized   Fair
                        Cost          Gains        Losses       Value
U. S. Government and
 agency securities      $ 7,987,988   $ 51,075     $   -0-      $ 8,039,063

Securities HTM, December 31, 1998
                        Amortized     Unrealized   Unrealized   Fair
                        Cost          Gains        Losses       Value
U. S. Government and
 agency securities      $20,143,530   $160,472     $   -0-      $20,304,002
States and political
 Subdivisions             9,734,321         -0-        -0-        9,734,321
                        $29,877,851   $160,472     $   -0-      $30,038,323
Securities HTM, December 31, 1997
                        Amortized     Unrealized   Unrealized   Fair
                        Cost          Gains        Losses       Value
U. S. Government and
 agency securities      $24,121,910   $ 38,282     $38,261      $24,121,931
States and political
 subdivisions            10,003,892        -0-         -0-       10,003,892
                        $34,125,802   $ 38,282     $38,261      $34,125,823
Restricted equity securities, December 31, 1998
                        Amortized     Unrealized   Unrealized   Fair
                        Cost          Gains        Losses       Value
Federal Home Loan
 Bank stock             $ 1,003,500   $   -0-      $   -0-      $ 1,003,500
Federal Reserve Bank stock  138,150       -0-          -0-          138,150
                        $ 1,141,650   $   -0-      $   -0-      $ 1,141,650
Restricted equity securities, December 31, 1997
                        Amortized     Unrealized   Unrealized   Fair
                        Cost          Gains        Losses       Value
Federal Home Loan
 Bank stock             $   961,600   $   -0-      $   -0-      $   961,600
Federal Reserve Bank stock  138,150       -0-          -0-          138,150
                        $ 1,099,750   $   -0-      $   -0-      $ 1,099,750

Investment securities with a carrying amount of $6,036,736 and $5,046,607 and a market value of $6,097,500 and $5,076,875 at December 31, 1998 and 1997, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.
   Proceeds from the sale of securities available-for-sale amounted to $-0-, $-0- and $2,004,844 in 1998, 1997 and 1996, respectively. Realized gains from sales of investments available-for-sale were $-0-, $-0- and $909, with realized losses of $-0-, $-0- and $2,837 for the years 1998, 1997 and 1996, respectively.
   The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The maturities of securities available-for-sale at December 31, 1998, were as follows:
                                        Amortized       Fair
                                        Cost            Value
   Due from one to five years           $20,233,371     $20,590,000

The maturities of securities held-to-maturity at December 31, 1998, were as follows:
                                        Amortized        Fair
                                        Cost             Value
   Due in one year or less              $21,107,083      $21,166,559
   Due from one to five years             7,031,351        7,132,347
   Due from five to ten years               392,179          392,179
   Due after ten years                    1,347,238        1,347,238
                                        $29,877,851      $30,038,323

Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $9,610,774 and $9,853,657 at December
31, 1998 and 1997, respectively, which are attributable to private financing transactions arranged by the Company. There is no established trading market for these securities and, accordingly, the carrying amount of these securities has been reflected as their market value. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Note 3. Loans

The composition of net loans at December 31 is as follows:
                                     1998           1997
    Commercial                       $  9,596,168   $  9,021,928
    Real estate - Construction          2,024,545      1,090,612
    Real estate - Mortgage            120,595,977    120,816,761
    Installment and other              16,118,656     19,186,551
                                      148,335,346    150,115,852
Deduct:
    Allowance for possible loan losses  1,658,967      1,502,202
    Unearned net loan fees                848,963        866,589
                                        2,507,930      2,368,791
                                     $145,827,416   $147,747,061

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $44,821,268 and $34,039,031 at December 31, 1998 and 1997, respectively. Mortgage servicing rights of $122,533 and $43,211 were capitalized in 1998 and 1997, respectively.
   The total recorded investment in impaired loans as determined in accordance with FASB Statements No. 114 and No. 118 approximated $1,102,661 and $1,000,973 at December 31, 1998 and 1997, respectively. These loans were subject to allowances for loan losses of approximately $30,512 and $58,019 which represented the total allowance for loan losses related to impaired loans at December 31, 1998 and 1997, respectively. The average recorded investment in impaired loans amounted to approximately $1,065,049 and $1,078,509 for the years ended December 31, 1998 and 1997, respectively. Cash receipts on impaired loans amounted to $173,694 and $621,293 in 1998 and 1997, respectively, of which $186,703 and $592,379 were applied to the principal balances of the loans.
   In addition, the Company had other nonaccrual loans of approximately $1,250,961 and $485,100 at December 31, 1998 and 1997, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $91,458 and $77,724 for the years ended December
31, 1998 and 1997, respectively.
   The Company is not committed to lend additional funds to debtors with impaired, nonaccrual or modified loans.
   Residential real estate loans aggregating $1,327,195 and $1,882,450 at December 31, 1998 and 1997, respectively, were pledged as collateral on deposits of municipalities.

Note 4. Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:
                                       1998        1997        1996
Balance, beginning                     $1,502,202  $1,401,042  $1,519,247
Provision charged to operating expense    660,000     660,000     365,000
Recoveries of amounts charged off         202,057     172,523     101,914
                                        2,364,259   2,233,565   1,986,161
Amounts charged off                      (705,292)   (731,363)  ( 585,119)
Balance, ending                        $1,658,967  $1,502,202  $1,401,042

Note 5. Bank Premises and Equipment
The major classes of bank premises and equipment and the total accumulated depreciation at December 31 are as follows:

                                       1998          1997
   Land                                $    80,747   $    80,747
   Buildings and improvements            2,455,707     2,452,267
   Furniture and equipment               4,089,860     3,984,544
   Leasehold improvements                  408,187       408,187
                                         7,034,501     6,925,745
   Less accumulated depreciation        (4,024,460)   (3,640,084)
                                       $ 3,010,041   $ 3,285,661

Depreciation included in occupancy and equipment expense amounted to $384,376, $407,238 and $392,775 for the years ended December 31, 1998,
1997 and 1996, respectively.
   The Company occupies leased quarters at four branch office locations under operating leases expiring in various years through 2013 with options to renew.
   Minimum future rental payments under non-cancelable operating leases having original terms in excess of one year as of December 31, 1998, for each of the next five years and in aggregate are:

   1999                   $ 98,425
   2000                     79,575
   2001                     66,110
   2002                     66,110
   2003                     66,110
   Subsequent to 2003      252,170
                          $628,500

Note 6. Other Real Estate Owned
Total rental expense amounted to $293,784, $293,560 and $307,885 for the years ended December 31, 1998, 1997 and 1996, respectively.

A summary of foreclosed real estate at December 31 is as follows:
                                         1998        1997
     Other real estate owned             $ 793,449   $1,391,593
     Less allowance for losses on OREO    (251,546)    (302,726)
     Other real estate owned, net        $ 541,903   $1,088,867

Changes in the allowance for losses on OREO for the years ended December 31 were as follows:
                              1998        1997        1996
   Balance, beginning         $302,726    $152,098    $113,386
   Provision for losses         26,592     173,496      38,712
   Charge-offs, net            (77,772)    (22,868)        -0-
   Balance, ending            $251,546    $302,726    $152,098

Note 7. Investments Carried at Equity
The Company purchased various partnership interests in limited partnerships. These partnerships were established to acquire, own and rent residential housing for low- and moderate- income Vermonters located in northeastern Vermont. The investments are accounted for under the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnership's undistributed earnings or losses. The carrying values of these investments were $301,936 and $314,715 at December 31, 1998 and 1997, respectively. The provision for undistributed net (gains) and losses of the partnerships charged to earnings were $74,779, $24,000 and ($16,126) for 1998, 1997 and 1996, respectively.

Note 8. Deposits

The following is a maturity distribution of time certificates of deposit at December 31, 1998:

   Maturing in 1999           $66,871,262
   Maturing in 2000            18,001,893
   Maturing in 2001             9,428,291
   Maturing in 2002               223,508
   Maturing in 2003and after    1,077,883
                              $95,602,837

Note 9. Borrowed Funds

FHLB borrowings for the years ended December 31, were as follows:
                                                         1998       1997
Community Investment Program borrowings,
 fixed rate (vary 6.73% to 7.67%), payable at maturities $   60,000 $   60,000
FHLB term borrowing, 5.71% fixed rate,
 payable February 13, 1998                                      -0-  4,000,000
FHLB term borrowing, 4.89% fixed rate,
 payable February 25, 2003                                4,000,000        -0-
                                                         $4,060,000 $4,060,000

Principal maturities of borrowed funds as of December 31, 1998, are as follows:
     1999        $    5,000
     2000               -0-
     2001               -0-
     2002            15,000
     2003               -0-
     Thereafter   4,040,000
                 $4,060,000

The Company also maintains a $4,110,000 IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. Outstanding advances under this line were $-0- at both December 31, 1998 and 1997. Interest on these borrowings is chargeable at a rate determined daily by the Federal Home Loan Bank and payable monthly.
   Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by the Company, all funds placed in deposit with the Federal Home Loan Bank, qualified first mortgages held by the Company and any additional holdings which may be pledged as security.

Note 10. Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase amounted to $288,241 as of December 31, 1998. These agreements are collateralized by a U. S. Treasury note with a carrying value of $1,008,393 and a fair value of $1,012,188. This security pays interest at 6.875% and matures July 31, 1999.
   The average daily balance of this repurchase agreement approximated $93,282 during 1998. The maximum borrowings outstanding on this agreement at any month-end reporting period of the Bank was $367,459 in 1998. These repurchase agreements mature daily. The securities underlying these agreements are held in safekeeping by the Institution.

Note 11. Subordinated Debentures
On September 1, 1984, the Company issued $750,000 of 11% convertible debentures due August 1, 2004. The notes are subordinated to all other indebtedness of the Company. At December 31, 1998 and 1997, $20,000 and $27,000, respectively, remained outstanding.
   These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $2.45 per share.
   The debentures are redeemable, in whole or in any part, at the option of the Company at any time after July 31, 1996, and prior to maturity, on not less than 30 days prior notice to holders. The redemption price shall be equal to the percentage set forth below:

   August 1, 1998 - July 31, 2000       103%
   August 1, 2000 - July 31, 2002       102%
   August 1, 2002 - July 31, 2004       101%

On August 1, 1986, the Company issued $500,000 of 9% convertible debentures due August 1, 1998. The notes are subordinated to all other indebtedness of the Company. At December 31, 1998 and 1997, $-0- and $77,000, respectively, remained outstanding. These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $4.91 per share.

Note 12. Income Taxes
The Company prepares its federal income tax return on a consolidated basis (see Note 1). Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31  was as follows:
                                    1998        1997       1996
Currently paid or payable           $785,592    $717,712   $543,383
Deferred                             (75,246)     37,392    110,709
                                    $710,346    $755,104   $654,092

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rates of 34% to income before income taxes as a result of the following at December 31:
                                    1998        1997       1996
   Computed "expected" tax expense  $986,170    $986,170   $977,125
   Tax exempt interest              (208,713)   (208,465)  (250,140)
   Disallowed interest                32,786      30,893     38,412
   Partnership tax credits           (64,405)    (66,300)   (69,000)
   Other                             (35,492)     12,806    (42,305)
                                    $710,346    $755,104    $654,092

The deferred income tax provision consisted of the following items at
December 31:
                                    1998        1997        1996
   Depreciation                     ($16,003)   ($9,040)    $ 14,515
   Loan fees                          30,689     28,523       37,180
   Mortgage servicing                 31,465     12,389       13,100
   Deferred compensation             (23,984)   (22,542)     (19,429)
   Bad debts                         (53,300)   (34,394)      40,190
   Limited partnerships               42,958     16,248       21,000
   Nonaccrual loan interest          (49,960)    31,490       17,135
   OREO                               17,401    (51,214)     (13,162)
   Other                             (54,512)    65,932          180
                                    ($75,246)   $37,392     $110,709

Listed below are the significant components of the net deferred tax asset at December 31:
                                                          1998       1997
Components of the deferred tax asset:
   Bad debts                                              $426,882 $373,582
   Unearned loan fees                                      102,454  133,143
   Nonaccrual loan interest                                123,662   73,702
   OREO writedowns                                          85,526  102,927
   Deferred compensation                                    74,732   50,748
   Other                                                       125      561
     Total deferred tax asset                              813,381  734,663
     Valuation allowance                                       -0-      -0-
     Total deferred tax asset, net of valuation allowance  813,381  734,663

Components of the deferred tax liability:                1998        1997
   Depreciation                                          157,228     173,231
   Limited partnerships                                  124,206      81,248
   Mortgage servicing rights                              63,600      32,135
   Other                                                  12,307      14,743
   Unrealized gain on securities available-for-sale      121,254      17,365
   Total deferred tax liability                          478,595     318,722
   Net deferred tax asset                               $334,786    $415,941

FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

Note 13. Pension Plan
The Company has a discretionary defined contribution plan covering all employees who meet certain age and service requirements. Due to the nature of the plan, defined contribution, there is no unfunded past service liability. The provisions for pension expense were $287,788, $240,000 and $188,000 for 1998, 1997 and 1996, respectively.

Note 14. Financial Instruments with Off-Balance-Sheet Risk
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, interest rate caps and floors written on adjustable rate loans, and commitments to sell loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable rate loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of their interest rate cap agreements through credit approvals, limits and monitoring procedures.

The Company generally requires collateral or other security to support financial instruments with credit risk.
                                                  Contract or
                                               -Notional Amount-
                                               1998         1997
Financial instruments whose contract
 amounts represent credit risk:

   Commitments to extend credit                  $11,593,014  $7,519,854
   Standby letters of credit and
    commercial letters of credit                 $   869,746  $  538,629
   Credit card arrangements                      $ 2,912,747  $3,802,931

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

Note 15. Commitments and Contingencies
In the normal course of business, the Company is involved in various claims and legal proceedings. In the opinion of the Company's management, after consulting with the Company's legal counsel, any liabilities resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 16. Transactions with Related Parties-The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Aggregate loan transactions with related parties as of December 31 were as follows:
                                       1998                1997
   Balance, beginning                  $906,811            $1,044,294
   New loans                            448,280               302,579
   Repayments                          (778,182)             (440,062)
   Other                                (32,145)                  -0-
   Balance, ending                     $544,764            $  906,811

   Other loan activity consists of borrowings related to a director who has retired.
   Total deposits with related parties approximated $920,194 and $556,814 at December 31, 1998 and 1997, respectively.

Note 17. Restrictions on Cash and Due from Banks
The Company is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $992,000 and $825,000 at December 31, 1998 and 1997, respectively. In addition, the Company was required to maintain contracted clearing balances of $275,000 at December 31, 1998 and 1997.

Note 18. Regulatory Matters
The Bank (Community National Bank) is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.
   As of December 31, 1998, the most recent notification from the OCC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier
1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios (000's omitted) are also presented in the table.
                                                              Minimum to be Well
                                                              Capitalized Under
                                         Minimum For Capital  Prompt Corrective
                                  Actual Adequacy Purposes:   Action Provisions:
                          Amount  Ratio  Amount   Ratio       Amount   Ratio
As of December 31, 1998:
Total capital
(to risk-weighted assets) $21,021 19.62% $8,570   8.0%        $10,713  10.0%
Tier I capital
(to risk-weighted assets) $19,678 18.37% $4,285   4.0%        $ 6,428   6.0%
Tier I capital
(to average assets)       $19,678  8.72% $9,028   4.0%        $11,286   5.0%

As of December 31, 1997:
Total capital
(to risk-weighted assets) $19,727 18.59% $8,490   8.0%        $10,612  10.0%
Tier I capital
(to risk-weighted assets) $18,398 17.34% $4,245   4.0%        $ 6,367   6.0%
Tier I capital
(to average assets)       $18,398  8.58% $8,575   4.0%        $10,719   5.0%

The Bank is restricted as to the amount of dividends which can be paid. Dividends declared by national banks that exceed net income for the preceding two years must be approved by the OCC. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Note 19. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:
                                             December 31, 1998
                                      Carrying Amount    Fair Value
Financial assets:
Cash and cash equivalents             $ 20,424,088       $ 20,424,088
Securities held-to-maturity             29,877,851         30,038,323
Securities available-for-sale           20,590,000         20,590,000
Restricted equity securities             1,141,650          1,141,650
Loans, net of allowance                145,827,416        147,709,582
Accrued interest receivable              1,460,671          1,460,671
Financial liabilities:
Deposits                               197,797,294        198,544,164
Repurchase agreements                      288,241            288,241
Borrowed funds                           4,080,000          3,967,755
Accrued interest payable                   325,122            325,122
                                             December 31, 1997
                                      Carrying Amount    Fair Value

Financial assets:
Cash and cash equivalents             $ 14,307,610       $ 14,307,610
Securities held-to-maturity             34,125,802         34,125,823
Securities available-for-sale            8,039,063          8,039,063
Restricted equity securities             1,099,750          1,099,750
Loans, net of allowance                147,747,061        147,781,745
Accrued interest receivable              1,460,298          1,460,298
Financial liabilities:
Deposits                               187,580,401        187,698,307
Borrowed funds                           4,164,000          4,166,660
Accrued interest payable                   335,817            335,817

The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 1998 and 1997.
   The carrying amounts in the preceding table are included in the balance sheet under the applicable captions, except for long-term debt which consists of borrowed funds and subordinated debentures.

Note 20. Acquisition
On December 31, 1997, the Company purchased 100% of the stock of Liberty Savings Bank, a New Hampshire guaranty savings bank, for $1,746,538. The assets of the Bank, principally a U. S. government security, have been included in the consolidated financial statements. The excess of the purchase price over the assets of the Bank is being amortized on a straight-line basis over 15 years. Unamortized goodwill amounted to $342,662 and $319,817 as of December 31, 1998 and 1997, respectively, and is included in "Other Assets" on the balance sheet. Amortization expense was $22,845 and $-0- for the years ended December 31, 1998 and 1997, respectively.
   Liberty Savings Bank does not currently maintain any branches and does not have authority to take bank deposits. The Company is planning to acquire full deposit-taking capabilities for Liberty Savings Bank.

Note 21. Condensed Financial Information (Parent Company Only)
The following financial statements are for Community Bancorp. (Parent Company
Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiaries.

Community Bancorp. (Parent Company Only)
Condensed Balance Sheets                             December 31,
Assets                                               1998          1997
 Cash                                                $   276,634   $   386,277
 Investment in subsidiary -  Community National Bank  19,932,481    18,441,126
 Investment in subsidiary -  Liberty Savings Bank      1,789,822     1,746,538
 Other assets                                             23,489        12,066
   Total assets                                      $22,022,426   $20,586,007

Liabilities and stockholders' equity
 Liabilities
 Other liabilities                                   $       367   $     1,650
 Subordinated convertible debentures                      20,000       104,000
   Total liabilities                                      20,367       105,650

Stockholders' equity                                 1998          1997
 Common stock, $2.50 par value: 6,000,000 shares
  authorized, 3,140,606 shares issued at 12/31/98
  and 3,044,697 shares issued at 12/31/97              7,851,516     3,842,907
 Additional paid-in capital                            8,756,453     7,978,435
 Retained earnings (Note 17)                           5,604,096     9,070,443
 Accumulated other comprehensive income                  235,375        33,709
 Less treasury stock, at cost (1998: 29,646 shares;
  1997: 29,629 shares)                                  (445,381)     (445,137)
   Total stockholders' equity                         22,002,059    20,480,357
   Total liabilities and stockholders' equity        $22,022,426   $20,586,007

The investment in the subsidiary banks is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.

Community Bancorp. (Parent Company Only)
Condensed Statements of Income              Years ended December 31,
                                            1998        1997        1996
Revenues
 Dividends
 Bank subsidiaries                          $  903,000  $2,913,800  $  711,200
   Total revenues                              903,000   2,913,800     711,200
Expenses
 Interest on long-term debt                      4,597      11,489      20,828
 Administrative and other                       64,490      24,000      22,522
   Total expenses                               69,087      35,489      43,350
Income before applicable income tax and equity
 in undistributed net income of subsidiaries   833,913   2,878,311     667,850
Applicable income tax (benefit)                (23,489)    (12,066)    (14,739)
Income before equity in undistributed net
income of subsidiaries                         857,402   2,890,377     682,589
Equity (deficit) in undistributed net
 income - subsidiaries                       1,332,972    (744,982)  1,537,215
   Net income                               $2,190,374  $2,145,395  $2,219,804

Community Bancorp. (Parent Company Only)
Condensed Statements of Cash Flows
Cash flows from operating activities
 Net income                                 $2,190,374  $2,145,395  $2,219,804
 Adjustments to reconcile net income to net
  cash provided by operating activities
 (Equity) deficit in undistributed net
  income of subsidiaries                    (1,332,972)    744,982  (1,537,215)
 (Increase) decrease in income
  taxes receivable                             (11,423)      2,673       5,806
 Decrease in other liabilities                  (1,283)     (1,114)       (525)

  Net cash provided by
   operating activities                        844,696   2,891,936     687,870
Cash flows from investing activities
 Purchase of stock in subsidiary -
  Liberty Savings Bank                             -0-  (1,746,538)        -0-
Net cash used for investing activities             -0-  (1,746,538)        -0-

Cash flows from financing activities
 Purchase of treasury stock                       (244)     (4,925)       (189)
 Dividends paid                               (954,095)   (863,214)   (741,139)
  Net cash used for financing activities      (954,339)   (868,139)   (741,328)

Net (decrease) increase in cash               (109,643)    277,259     (53,458)
 Cash
  Beginning                                    386,277     109,018     162,476
  Ending                                    $  276,634  $  386,277  $  109,018

Supplemental schedule of cash paid
 (received) during the year
   Interest                                 $    5,880  $   12,602  $   21,353
   Income taxes                             $  (12,066) $  (14,739) $  (20,543)

Supplemental schedule of noncash investing
 and financing activities
 Unrealized gain (loss) on securities
  available-for-sale                        $  305,555  $   39,009  $  (64,452)
 Debentures converted to common stock       $   84,000  $   66,000  $   95,000
 Stock dividends                            $3,823,575  $1,294,006  $      -0-
 Dividends paid
  Dividends payable                         $1,833,146  $1,652,355  $1,404,957
  Dividends reinvested                        (879,051)   (789,141)   (663,818)
                                            $  954,095  $  863,214  $  741,139

Note 22. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 1998, 1997 and 1996 is presented below:
Community Bancorp. and Subsidiaries            Quarters in 1998 ended
                              March 31    June 30     Sept. 30    Dec. 31

Interest income               $4,224,450  $4,207,422  $4,324,448  $4,315,390
Interest expense               1,990,049   2,053,030   2,044,945   1,988,598
Provision for loan losses        200,000     160,000     150,000     150,000
Securities gains (loss)              -0-         -0-         -0-         -0-
Other operating expenses       1,801,595   1,741,842   1,758,325   1,718,789
Net income                       407,679     557,942     562,139     662,614
Earnings per common share          $ .14        $.18        $.18        $.21
                                               Quarters in 1997 ended
                              March 31    June 30     Sept. 30    Dec. 31

Interest income               $4,040,469  $4,171,803  $4,252,823  $4,352,499
Interest expense               1,897,836   1,923,757   1,998,488   2,014,082
Provision for loan losses        205,000     105,000     215,000     135,000
Securities gains (loss)              -0-         -0-   -      0-         -0-
Other operating expenses       1,523,389   1,932,122   1,803,984   1,752,261
Net income                       520,088     611,639     451,169     562,499
Earnings per common share           $.18        $.21        $.15        $.18
                                               Quarters in 1996 ended
                              March 31    June 30     Sept. 30    Dec. 31

Interest income               $4,032,136  $4,144,762  $4,162,822  $4,192,077
Interest expense               2,092,138   2,094,188   2,041,045   1,949,055
Provision for loan losses         37,500     122,500      80,000     125,000
Securities gains (loss)              -0-     ( 1,928)        -0-         -0-
Other operating expenses       1,546,063   1,630,449   1,642,657   1,577,908
Net income                       467,218     512,855     539,485     700,246
Earnings per common share           $.17        $.18        $.19        $.24

Note 23. Other Income and Other Expenses

The components of other income and other expenses which are in excess of 1% of total revenues in any of the three years disclosed are as follows:
                                1998           1997            1996
Income
  Other                         $  771,947     $  553,027      $  564,894
Expenses
  Printing and supplies         $  198,008        225,318      $  183,831
  State deposit tax                205,354        145,000          91,795
  Other                          1,826,410      1,671,386       1,628,049
                                $2,229,772     $2,041,704      $1,903,675

     Management's Discussion and Analysis of the results of operations
                  For the Year Ended December 31, 1998

Community Bancorp. is a holding company whose subsidiaries include Community National Bank ("The Bank") and Liberty Savings Bank ("Liberty"). Community National Bank is a full service institution operating in the state of Vermont, with seven offices located throughout three counties in northern Vermont. Liberty Savings Bank is a New Hampshire guaranty savings bank which Community Bancorp. acquired on December 31, 1997. Acquired were the assets; primarily a U.S. Treasury Strip with a fair value of approximately $1.4 million, and all of the outstanding stock of Liberty Savings Bank. Presently, since no building was involved in the transaction, the address for Liberty Savings Bank is c/o Community Bancorp., Derby, Vermont. The future goal of Community Bancorp. is to operate Liberty as a lending facility primarily serving the north country of New Hampshire. Management is working closely with the Board of Directors to find a suitable location for this endeavor. Once an ideal location is found, the goal of expanding the operations of Community Bancorp and subsidiaries ("The Company") to include the northern portion of the state of New Hampshire will be achieved.

As mentioned above, this transaction occurred on December 31, 1997, resulting in no business activity for the 1997 fiscal year and moderate income for the 1998 fiscal year. With that in mind, the following discussion refers primarily to the operations of the Bank, with consolidated balance sheet and income statement figures of the Company.
   On March 13,1998, the Company announced a two-for-one stock split to be accomplished by a 100% stock dividend payable on June 1, 1998 to shareholders of record as of May 15, 1998, contingent upon the approval by the Company's shareholders of a proposal to increase the number of shares the Company may issue. This proposal was voted on and approved at the annual shareholders meeting held on May 5, 1998. To that end, all per share data disclosed throughout this discussion and in the accompanying tables has been restated to reflect this dividend.
   At the end of this narrative are several financial tables relating to the information disclosed throughout this discussion. These tables, when used in conjunction with the following facts and figures, should give a better understanding of the overall performance and condition of Community Bancorp. and subsidiaries.

   Liquidity-Liquidity refers to the ability of the Company to adequately cover fluctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The repayment of loans and growth in deposits are two of the major sources of liquidity.
   Our time deposits greater than $100,000 decreased from $18.2 million at the end of 1997 to $17.9 million at the end of 1998, a decrease of $308,214 or 1.7%. Other time deposits decreased to $77.7 million from $78.5 million for the same time period, a decrease of just under 1%. A review of these deposits indicates that any change is generated locally and regionally by established customers of the Company. The Company has no brokered deposits.
   Our gross loan portfolio decreased $1.8 million, or by 1.2%, to end the 1998 year at $148.3 million compared to $150.1 million a year ago. Of this total loan portfolio of $158.3 million, $78.9 million or 53%, is scheduled to reprice or mature within one year. The Company has two credit lines with available balances totaling $6.1 million and additional borrowing capacity of approximately $105 million through the Federal Home Loan Bank of Boston, which is secured by the Company's qualifying 1-4-family residential loan portfolio. As of December 31, 1998, the Company had borrowed $4 million against the $105 million at Federal Home Loan Bank of Boston.
   As of year-end 1998, the Company maintained short-term investments of almost $30 million. Of this total, approximately $20.6 million or 69% are treasuries classified as "available-for-sale." As of December 31, 1998, the Company had $18.6 million in "held-to-maturity" treasuries, less $5 million pledged, netting $13.6 million compared to $19.1 million, less $5 million pledged, netting $14.1 million a year ago. These treasuries are not considered short-term investments under new regulations governing the classification of securities.
   All other interest-bearing accounts in total increased by $9.8 million, or 24.7%, in 1998, and demand deposit accounts increased to $21.7 million from $20.3 million for the same time period, an increase of 7.12%.

   Investment Securities-The adoption of FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities," has had an impact on our investment portfolio. This new accounting standard, effective for 1994 statements, requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss had not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. Securities classified as "held-to-maturity" are to be held at book value.
   The Company does not own any trading securities as our investment policy prohibits active trading in our investment account. At the end of 1998 the Company had $1.14 million in equity securities classified as available-for-sale compared to $1.1 million at the end of 1997. In addition, at December 31, 1998, the Company had $20.6 million in U.S. Government securities available-for-sale, compared to $8.04 million at December 31, 1997. These securities have been marked to market, with a resulting gain after taxes of $235,375 for 1998 compared to $33,709 for 1997. These figures are presented in the equity section of our financial statement as "Accumulated other comprehensive income." As adjusted for this item, our investment portfolios at the respective years' ends were as follows:

December 31, 1998:            Amortized    Unrealized  Unrealized   Fair
                              Cost         Gains       Losses       Value

U.S. Government and
 agency securities
  Available-for-sale          $20,233,371  $357,237    $   608      $20,590,000
  Held-to-maturity (1)         20,143,530   160,472        -0-       20,304,002
States and political
 subdivisions
  Held-to-maturity              9,734,321       -0-        -0-        9,734,321
Restricted equity securities
  Available-for-sale            1,141,650       -0-        -0-        1,141,650
                              $51,252,872  $517,709    $   608      $51,769,973
December 31, 1997:            Amortized    Unrealized  Unrealized   Fair
                              Cost         Gains       Losses       Value
U.S. Government and
 agency securities
  Available-for-sale          $ 7,987,988  $ 51,075    $   -0-      $ 8,039,063
  Held-to-maturity (1)         24,121,910    38,282     38,261       24,121,931
States and political
 subdivisions
  Held-to-maturity             10,003,892       -0-        -0-       10,003,892
Other Securities
  Available-for-sale            1,099,750       -0-        -0-        1,099,750
                              $43,213,540  $ 89,357    $38,261      $43,264,636

<F01>  Included in this portfolio is the U.S. Treasury Strip for Liberty
       Savings Bank with an amortized cost and fair value of $1,392,338 as of December 31, 1997, and an amortized cost of $1,480,767 and a fair value of $1,519,752 as of December 31, 1998.

Gross realized gains and gross realized losses on actual sales of securities were:
                                           1998    1997    1996
Gross realized gains:
 U.S. Government and agency securities     -0-     -0-     $  909
 Other securities                          -0-     -0-        -0-
                                           -0-     -0-     $  909
Gross realized losses:
 U.S. Government and agency securities     -0-     -0-     $2,837
 Other securities                          -0-     -0-        -0-
                                           -0-     -0-     $2,837

   Allowance for possible losses on loans-Management believes that the policies and procedures established for the underwriting of its loan portfolio are both accurate and up-to-date, helping to alleviate many of the problems that could exist within the portfolio in a changing environment. Loans are typically reviewed on a loan-by-loan basis with more emphasis placed on larger loans and loans that have the potential for a higher level of risk. These measures also help to ensure the adequacy of the allowance.
An ongoing review of the loan portfolio is performed by the executive officers and the Board of Directors, who meet to discuss, among other matters, potential exposures. Factors considered include, but are not limited to, historical loss ratios, each borrower's financial condition, the industry or sector of the economy in which the borrower operates, if applicable, and overall economic conditions. Existing or potential problems are noted and reviewed by senior management to ensure that adequate loan-to-value ratios exist to help cover any cost associated with these loans. The Company employs both a full-time loan review and credit administration officer staffed with a department whose duties include, but are not limited to, a review of the loan portfolio including delinquent and non-accrual loans. Also on staff are personnel whose primary duties are to monitor non-performing loans. Included in the duties of this department are the tracking of payments by delinquent loan customers and management of the Company's OREO portfolio. A quick review of the OREO portfolio shows positive results since the establishment of this department. Results from both departments mentioned are reported to senior management for further review and additional action if necessary.
   Specific allocations are made in situations management feels are at a greater risk for loss. A quarterly review of certain qualitative factors, which include "Levels of, and Trends in, Delinquencies and Non-Accruals" and "National and Local Economic Trends and Conditions," helps to ensure that areas with potential risk are noted and coverage adjusted to reflect current trends in delinquencies and non-accruals. First mortgage loans make up the largest part of the loan portfolio and have the lowest historical loss ratio that helps to alleviate overall risk.
   The valuation allowance for loan losses as of December 31, 1998, of $1.66 million constitutes just over 1% of the total loan portfolio compared to $1.5 million or 1% a year ago. In management's opinion this is both adequate and reasonable in light of the fact that $122.6 million of the total loan portfolio, or 82.7%, consists of real estate mortgage loans. These figures are higher than the year-end figures for last year of $121.9 million, or 81.2%. Included in the 1998 total are $98.4 million, or 66.3% of loans secured by 1-4-family residences. This volume of home loans, together with the low historic loan loss experience, helps to support our basis for loan loss coverage. If the Company were to reduce its loan portfolio by the residential mortgage loan portfolio, the valuation allowance of $1.66 million would comprise 3.3% of eligible loans, compared to 2.9% a year ago. In management's opinion a loan portfolio consisting of 82.7% in residential and commercial real estate secured mortgage loan is more stable and less vulnerable than a portfolio with a higher concentration of unsecured commercial and industrial loans or personal loans.
   A comparison of non-performing assets for 1998 and 1997 reveals an overall increase of $429,956 or almost 15% from a figure of $2.9 million to $3.3 million. A decrease of 50.23% is noted in the Company's OREO portfolio, while increases are recognized in non-accrual loans and loans
90 days or more past due and still accruing of 58.4% and 37.5%, respectively. Of the total non-accrual loan portfolio of $2.4 million, approximately $2.1 million, or 90%, are real estate secured mortgage loans on which the Company has suffered relatively few losses. Loans 90 days or more past due and still accruing ended the 1998 calendar year at a balance of $401,301 compared to $291,931 for the prior calendar year. The portfolio of Other Real Estate Owned (OREO) notes the only decrease, ending 1998 at a figure of $541,903 compared to $1.1 million for the same period in 1997.

Non-performing assets as of December 31, 1998 and 1997, were made up of the following:
                                                     1998         1997
   Non-accruing loans                                $ 2,353,623  $1,486,073
   Loans past due 90 days or more and still accruing     401,301     291,931
   Other real estate owned                               541,903   1,088,867
     Total                                            $3,296,827  $2,866,871

In summary, non-performing assets increased 15% from the December 31, 1997, figure of $2.87 million. In light of this increase, management continues to monitor the allowance for loan and lease losses very carefully and maintain the reserve at a level of approximately 1% of total eligible loans. The Northeast Kingdom is known for being on the lower end of the economic scale, and as such suffers greatly in times of economic uncertainty. In view of this, the Company will always maintain its conservative approach to the review process for reserve requirements and adjust accordingly for any changes.
   Other real estate owned consists of properties that the Company has acquired in lieu of foreclosure or through normal foreclosure proceedings. The policy of the Company is to value property in other real estate owned at the lesser of appraised value or book value. An appraisal is necessary to determine the value of the property. If the book value of the property is less than the appraised value, a "write-down" is necessary to bring the loan balance to a level equal to the appraised value prior to including it in OREO. Any such write-down is charged to the reserve for loan losses.
Once the property is in OREO, any additional write-downs are charged to earnings.

   Our current portfolio of other real estate owned consists of $87,300 in properties deeded in lieu with the remaining $454,603 acquired through the normal foreclosure process. All properties are located in Vermont, and are as follows: land in Jay; two commercial condominium units in Newport; two commercial buildings in Newport; an apartment building in Newport Center and one in Orleans; two single-family residences in Newport; and land in Island Pond. The Company is actively attempting to sell all of these properties and expects no material loss on any of them. Other real estate owned is by definition a non-earning asset, and as such does have a negative impact on the Company's earnings.
   Financial Accounting Standards Board (FASB) has issued Statement #114, "Accounting by Creditors for Impairment of a Loan." This accounting standard was effective for fiscal years beginning after December 15, 1994, and is considered the primary source of authoritative guidance for determining allowances relating to specific loans. The Company adopted this standard as required for calendar year 1995. In the opinion of our Credit Administration Department, the impact of this accounting standard continues to have little effect on the Company's bottom line.

   Bank premises and Equipment-The major classes of bank premises and equipment and the total accumulated depreciation is as follows:
                                         December 31,
                                         1998          1997
                                                >
     Land                                $    80,747   $    80,747
     Buildings and improvements            2,455,707     2,452,267
     Furniture and equipment               4,089,860     3,984,544
     Leasehold improvements                  408,187       408,187
                                           7,034,501     6,925,745
     Less accumulated depreciation        (4,024,460)   (3,640,084)
                                         $ 3,010,041   $ 3,285,661

Depreciation included in occupancy and equipment expense amounted to $384,376, $407,238 and $392,775 for the years ended December 31, 1998, 1997 and 1996, respectively.
  The Company currently leases four of the seven offices it occupies. These leased offices are in Island Pond, Newport, Barton and St. Johnsbury, Vermont. The lease for the Newport office was extended until March 31, 1999. The company is in the process of moving this office to a condominium space of approximately 3,084 square feet in the new state office building at the opposite end of Main Street from the Company's current office. The operating leases for the three other locations expire in various years through 2013 with options to renew. In addition, the Company leases certain computer hardware under an operating lease that expires in the first quarter of 1999.

   Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year, as of December 31, 1998, for each of the next five years and in aggregate are:


          1999                  $  98,425
          2000                     79,575
          2001                     66,110
          2002                     66,110
          2003                     66,110
          Subsequent to 2003      252,170
            Total                $628,500

   Financial Condition-The financial condition of the Corporation should be examined in light of its sources and uses of funds. The table entitled "Average Balances and Interest Rates" is a comparison of daily average balances and is indicative of how sources and uses of funds have been managed.
   The average volume of earning assets grew from $194.4 million at year-end 1996 to $197.3 million at the end of 1997 to $209.2 million at December 31, 1998, an increase of $2.9 million for 1996 to 1997, and $11.9 million for 1997 to 1998. The average volume of loans grew from $138.6 million at year-end 1996 to $145.8 million at year-end 1997 to $147.8 million at year-end 1998. The results are increases of $7.2 million or 5.2% for 1996 versus 1997 and $2.1 million or 1.4% for 1997 versus 1998. Taxable investment securities decreased slightly from $35.75 million at the end of 1996 to $35.65 million at the end of the same comparison period in 1997 and then increased to $38.78 million as of December 31, 1998, resulting in a decrease of $105 thousand or .3% and an increase of $3.14 million or 8.8%, respectively. Tax exempt securities started at $14.2 million at the end of 1996 and decreased to $12.2 million at year-end 1997 and then increased to $13.1 million as of December 31, 1998. The decrease of $2.1 million or 14.4% for 1996 versus 1997 is attributable in part to a decrease in non-arbitrage borrowing. Federal funds sold started the comparison period at $4.7 million as of December 31, 1996, and decreased $2.1 million or 45.2% to $2.6 million as of December 31, 1997, and then increased almost $2.4 million or 90.8% to $4.9 million as of December 31, 1998. The Bank of Boston sweep account, which was established during the first half of 1998, ended at an average volume of $3.34 million with an average yield of 5.54%. The average volume of other securities ended the 1996 and 1997 comparison periods at $1.17 million and then increased slightly to $1.27 million with an average yield of 6.46% as of the end of the 1998 fiscal year.
   Loans make up most of the total earning assets at 70.7% for 1998, a decrease from the 1997 portion of 73.9 %, which is an increase from the 1996 portion of 71.3%. Other securities count for the smallest percentage at .61%,
 .59% and .60%, respectively, for the years ended 1998, 1997 and 1996.
   Average interest-bearing liabilities decreased from $170.25 million in 1996 to $170.16 million for 1997 and then increased to $178.14 million as of December 31, 1998. A review of the areas that comprise this total shows a steady decrease in savings deposits. These funds started at $32.3 million as of year-end 1996, then decreased to $31.9 million or by 1.28% as of year-end 1997 and closed year-end 1998 at an average volume of $30.8 million, a decrease of 3.34%. Subordinated debentures also report a steady decrease starting at an average volume of $216 thousand as of year-end 1996, decreasing 51% to an average volume of $107 thousand as of year-end 1997 and then decreasing 55% to end the 1998 year at an average volume of $48 thousand. NOW and money market funds set a different trend by starting year-end 1996 at an average volume of $41.4 million, then decreasing to $39.3 million or by 4.9% as of year-end 1997, then increasing by 14.2% to $44.9 million as of year-end 1998. Time deposits followed the same trend beginning at an average volume of $96.2 million, decreasing to $94.8 million or by 1.5% and then increasing to $98.2 million or by 3.6% for the same comparison period. Other borrowed funds charted its own course with an average volume reported for year-end 1996 of $99 thousand, increasing to an average volume of $4.061 million as of year-end 1997, and then decreasing slightly to an average volume of $4.060 million as of year-end 1998.
   Time deposit accounts for the biggest portion of interest-bearing liabilities with figures of 56.5%, 55.7% and 55.1%, respectively, as of December 31, 1996, 1997 and 1998. Other borrowed funds accounted for the smallest portion for the year ended 1996 at .06%, while subordinated debentures claim the least for December 31, 1997, at a figure of .06%, and
 .03% for December 31, 1998.
   The average volume of subordinated debentures has been steadily decreasing over the last three years. The 9% debentures have all been converted as of December 31, 1998, and the redemption period for the 11% debentures is in the second phase with a price of 103%, translating into 407.48 shares of Community Bancorp. stock for each debenture redeemed. The redemption price decreases 1% every two years beginning July 31, 1998, with a maturity date of July 31, 2004. Actual debentures outstanding as of December 31, 1998, was $20,000.
   Effects of Inflation-Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because as costs and prices rise, cash and credit demands of individuals and businesses increase, and the purchasing power of net monetary assets declines.
   The Corporation's ability to preserve its purchasing power depends primarily on its ability to manage net interest income. The Corporation's net interest income improved during 1997 due to an increase in the spread as loans repriced at slightly higher rates and the interest rates paid on deposit accounts decreased. In 1998 the spread was not as favorable as 1997 due to a decrease in loan volume, the biggest source of interest income, and an increase in deposit volume, the biggest source of interest expense.
   Interest Income versus interest expense (net interest Income)-Net interest income represents the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e., other borrowings). Changes in net interest income result from changes in the level and mix of earning assets and sources of funds (volume) and from changes in the yield earned and costs paid (rate). The table labeled "Average Balances and Interest Rates" provides the visual analysis for the comparison of interest income versus interest expense. These figures, which include earnings on tax-exempt investment securities, are stated on a tax-equivalent basis with an assumed rate of 34%.
   Interest income rose from $16.91 million at the end of 1996 to $17.13 million for 1997 and then to $17.39 million for 1998, an increase of 1.3% and 1.5%, respectively. Interest expense decreased from $8.2 million to $7.8 million and then increased to $8.1 million as of year-end 1998, or 4.2% for 1996 versus 1997, and 3.1% for 1997 versus 1998. The overall effect, or net interest income, was $8.7 million for the year ended 1996 versus $9.3 million for the year ended 1997 and a 1998 year-end net interest income of $9.31 million.
   Net interest spread, the difference between the yield on interest-earning assets versus interest-bearing liabilities, at the end of 1998 was 3.78% compared to 4.08% for 1997 and 3.90% for 1996. Interest differential, defined as net interest income divided by average earning assets, for the years ended 1998, 1997 and 1996, was reported at 4.45%, 4.71% and 4.49% respectively.
   Income from loans for the year was $13.8 million for 1998, $13.9 million for 1997 and $13.4 million for 1996, resulting in yields of 9.31% for 1998, 9.51% for 1997 and 9.65% for 1996.
   The income on taxable investment went from $2.10 million for 1996 to $2.12 million for 1997 and then increased to $2.2 million for 1998. The respective yields on these investments are 5.86% for 1996, 5.94% for 1997 and 5.66% for 1998. The income on tax-exempt securities took a different course for the same comparison periods revealing an interest income figure for the 12 months of 1996 of $1.1 million, then decreasing by 16.6% to end at a 12-month figure for 1997 of $929 thousand and increasing slightly to end the 12 months of 1998 at an interest figure of $930 thousand. The tax-equivalent yield for these investments started at 7.86% at the end of 1996 and decreased 21 basis points to 7.65% for 1997, and then decreased 53 basis points to a 1998 year-end yield of 7.12%. The income on other securities increased from $78 thousand for 1996, to $79 thousand for 1997, and then increased to $82 thousand for 1998, with average yields reported at 6.68%, 6.76% and 6.46%, respectively.
   Interest income for federal funds sold was reported at $246 thousand with a yield of 5.22% for the 12-month comparison period of 1996, compared to income of $140 thousand with a yield of 5.42% for 1997, and income of $237 thousand yielding 4.81% for the same period of 1998.
   Interest income of $185 thousand yielding 5.54% was reported on the new Bank of Boston sweep account as of December 31, 1998.
   Overall, interest generated by our average earning assets increased by 1.3% from 1996 to 1997 and 1.5% from 1997 to 1998 to end the 1998 year with tax-equivalent interest income of approximately $17.4 million. The average yield on total average earning assets decreased from 8.70% for 1996 to 8.68% for 1997 and ended the 1998 calendar year at 8.31%, a decrease of two basis points and 37 basis points, respectively.
   Interest expense associated with our savings accounts decreased for each comparison year, starting at $944 thousand at year-end 1996, decreasing $67 thousand or 7.1% to $877 thousand as of year-end 1997, and then decreasing
$70 thousand or 8.0% to a 1998 year-end expense figure of $807 thousand.
The average yield also decreased throughout the three-year comparison period to end at 2.62% as of December 31, 1998.
   Interest expense on NOW and money market funds began the year-end comparison period at $1.5 million as of 1996, then decreased 8.3% to end
1997 at $1.4 million; then an increase of 12% is noted when comparing year-end 1997 to year-end 1998, to end at a reported expense figure of $1.6 million. The average yield started the comparison period at a rate of 3.68%
as of December 31, 1996, then decreased 13 basis points to a rate of 3.55% as of December 31, 1997, and then decreased seven basis points to end at 3.48% as of December 31, 1998.
   Interest expense on time deposits reported the same trend as NOW and money market funds beginning at year-end 1996 with an expense figure of $5.68 million, then decreasing $377 thousand or 6.6% to a year-end 1997 expense figure of $5.3 million, then increasing by $192 thousand or 3.6% to a reported expense figure of $5.5 million as of year-end 1998. The average yield on these funds tracked its own course starting at an average yield of 5.90%, then decreasing 30 basis points to end at 5.60% as of the end of 1997, and then reported the same average yield of 5.60% as of the end of the 1998 fiscal year.
   Other borrowed funds followed the opposite pattern as it began the three year-end comparison periods at a figure of $7 thousand for year-end 1996, increased $238 thousand to end the 1997 fiscal year at $245 thousand, and then decreased to $198 thousand or by 19% as of year-end 1998. An $8 million borrowing during the year, of which $4 million is still outstanding at year-end 1997, gives the reason for this dramatic increase for the 1996 versus 1997 comparison period. The average yields decreased steadily from 7.07% to 6.03% and then to 4.88%, respectively, for December 31, 1996, 1997 and 1998.
   As the volume of subordinated debentures decreases, so does the expense associated with this liability. Interest expense of $21,000, $11 thousand and $5 thousand was noted for the twelve months ended 1996, 1997 and 1998, respectively, which transforms into a decrease of 47.6% and 54.5%, respectively. The results are average yields of 9.72% as of year-end 1996, 10.28% as of year end 1997 and 10.42% as of year-end 1998.
   In total, interest expense associated with total interest-bearing liabilities began the year-end comparison periods at $8.2 million for 1996, decreased to $7.8 million for 1997 and ended 1998 at a figure of $8.1 million, with average yields of 4.80%, 4.60% and 4.53%, respectively.
   Other operating income and expenses-A strong fourth quarter in 1996 helped to boost earnings for the 1996 year while a decrease in earnings for the fourth quarter of 1997 resulted in lower earnings for the 1997 fiscal year. The fourth quarter of 1998 was better than 1997, but not quite as good as 1996 due in part to a shortfall in the anticipated tax credits for the 1998 calendar year. Other operating income for this quarter was reported at $430,258 for 1998, $346,910 for 1997 and $343,572 for 1996.
Service fees reports the biggest increase for the fourth quarter of 1997 versus 1996, at 5%, with income of $175,267 versus $166,847, while it was the only decrease for the fourth quarter of 1998 compared to the same period of 1997. Other income reported the biggest increase for the fourth quarter of 1998 versus 1997, with an increase of $44,962, or 30.6%. Income from sold loans, a component of other income, reported income of $34,813 for the fourth quarter of 1998 versus income of $1,879 for the same period in 1997, clearly supporting the total increase for the quarter. Trust department income increased $40,400 for the fourth quarter of 1998 versus 1997, while a decrease of $10,244 or 29.3% was reported for 1997 versus
1996. Expenses incurred for the set-up and installation of new equipment in 1997 for trust processing are key reasons for the respective increase and decrease, as well as solid growth in trust accounts during 1998.
   Other operating income for the twelve months of 1998 reported at $1.6 million is an increase of almost 19% over the 1997 figure of $1.34 million, which is a 4% increase over the 1996 figure of $1.28 million. Other income again reported the biggest increase for 1998 versus 1997, to end 1998 at a figure of $771,947, an increase of $218,920, or 40% over the 1997 figure of $553,027. Income from sold loans again contributes to the overall increase in other income with reported income for the 1998 year of $153,699, compared to income of $19,580 for 1997. Service fees ended the 1997 year at $695,260, an increase of $90,811 or 15% over the 1996 year-end figure, while a decrease is noted for the 1998 versus 1997 comparison period. On the average, customers are maintaining higher balances in their deposit accounts during the 1998 fiscal year, leading to a decrease in fees for these accounts.
Trust department income reported the biggest decrease for the calendar years 1997 versus 1996 mostly due to the reasons mentioned above. Another component of other income is Mortgage Servicing Rights. Through the implementation of FASB #122, "Accounting for Mortgage Servicing Rights," the Company has reported income of $122,533 for the twelve months ended December 31, 1998, compared to $43,211 for the same period in 1997 and $38,531 at year-end
1996.
   In May 1995 the FASB issued SFAF No. 122 "Accounting for Mortgage
Servicing Rights, an Amendment of FASB Statement #65." This standard was effective for fiscal years beginning after December 15, 1995; however, early adoption was permitted. This statement requires the Company to recognize as separate assets the rights to service mortgage loans for others, however those rights are acquired. The Company allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage loan servicing rights), based on their relative fair value. This value is determined through use of market prices under comparable servicing sales contracts.
   Other operating expenses for the fourth quarter of 1998 were reported at $1.72 million, resulting in a decrease of 2% over the 1997 fourth quarter figure of $1.75 million. The fourth quarter of 1996 ended at an expense figure of $1.58 million, tallying an increase of $174,353 or just over 11% for the 1997 versus 1996 comparison periods. Pension and other employee benefits accounts for the biggest increase for 1998 versus 1997 created by additional funds that were needed to cover a shortfall for the 1997 fiscal year. Other expenses reported the biggest increase for the fourth quarter ended 1997 versus the same period in 1996 with an expense figure of $614,150 for 1997 compared to $466,580 for 1996, an increase of 31.6%.
OREO expenses, a component of other expenses, showed expenses totaling
$95,753 for the fourth quarter of 1997 and $88,999 for the same period in 1996, resulting in an increase of $6,754 for this comparison period. An auction was held during the last quarter of both 1997 and 1996 in an attempt to decrease our OREO portfolio. In both cases most of the properties that sold, did so at a loss, increasing overall expenses associated with these properties. Additionally, a substantial write-down was taken in 1997 on a property the Company has held for several years.
Total other operating expenses ended the 1998 fiscal year at $7.02 million, an increase of $261,920 or 3.9% over the 1997 fiscal year figure of $6.8 million, which is an increase of $361,554 over the 1996 figure of $6.4 million. Other expenses tallied the biggest increase for 1998 versus 1997 fiscal year comparison periods with an expense figure of $2.23 million and $2.04 million, respectively. Loss on limited partnership, a component of other expense, reported an expense figure of $74,779 for the fiscal year
1998 compared to $24,000 a year ago. This increase was the result of a change in the way the loss for this partnership is booked from year to year. Salaries reported the biggest increase for the twelve months-comparison period of 1997 versus 1996 with a figure of $2.8 million for 1997, an increase of $177,100 or 6.8% over the 1996 figure of $2.6 million, while it reported the smallest increase for the 1998 versus 1997 fiscal years.
This moderate increase for 1998 versus 1997 can be attributed to a reduction in the requirement of full-time hours, as well as personnel changes.
   Many of the components of other operating expenses are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate figures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.
   Applicable Income Taxes-Income before taxes of $888,263 is reported for the fourth quarter of 1998, compared to $798,066 for the same period in 1997, and $883,687 for the fourth quarter of 1996, translating to an increase of $90,197 or 11.3% for 1998 versus 1997, and a decrease of $85,621 or 9.7%
for 1997 versus 1996. Figures presented at the end of 1998 for income before taxes show a tiny increase of less than one-half of 1% compared to the same period in 1997, and an increase of just under 1% for fiscal year 1997 versus 1996. Provisions for income taxes for the fourth quarters ended 1998, 1997 and 1996 are reported at $225,648, $235,567 and $183,441, respectively. Provisions for income taxes for each fiscal year are reported as a decrease of $44,758 or 5.9%, from $755,104 for 1997 to $710,346 for 1998, and an increase of 15.4% from $654,092 for 1996 to $755,104 for 1997. This increase in income tax expense for 1997 is due in part to the absence of an anticipated tax credit for 1997, part of which was booked in 1998 with the remainder anticipated to be booked within the next fiscal year.
   Financial Summary-The calendar year of 1998 ended with a 2.1% increase over the calendar year of 1997 and a 1.3% decrease over the same period in 1996. Total earnings of $2.19 million were reported for 1998, compared to $2.15 million for 1997 and $2.22 million for 1996. The results of these figures are earnings per share of $0.71 for 1998, compared to $0.72 for the year ended 1997 and $0.78 for 1996. A two-for-one stock split was announced on March 13, 1998, payable on June 1, 1998, to shareholders of record as of May 15, 1998. This was accomplished through a 100% stock dividend. In order for this to occur, the Company's shareholders voted on and approved a proposal to increase the number of shares the Company may issue. This was voted on at the annual shareholders meeting held on May 5, 1998. As a result of this stock split, per share data for all comparison periods has been restated to reflect this transaction. The most recent cash dividend of $0.15 was paid on November 1, 1998, to shareholders of record as of October 15, 1998.
   Return on average assets (ROA), which measures how effectively a corporation uses its assets to produce earnings, decreased to 1.00% for 1998, versus 1.02% for 1997 and 1.07% for 1996. Return on average equity (ROE), which is the ratio of income earned to average shareholders' equity, was 10.35% for 1998 compared to 10.69% for 1997 and 12.16% for 1996.
   Capital Resources-Stockholders' equity at December 31, 1997, was $20,480,357 with a book value of $6.79 per share. It increased through earnings of $2,190,374, the sale of common stock of $963,052, through our dividend reinvestment program and debenture conversions mentioned earlier, and increased $201,666 through adjustments for the valuation allowance of securities. It decreased through purchases of treasury stock of $244 and dividends paid totaling $1,833,146. As of December 31, 1998, stockholders' equity was $22,002,059 with a book value of $7.07 per share. All stockholders' equity is unrestricted. Additionally, it is noted that as the maturity date on securities classified as available-for-sale draws near, the market price on these securities becomes more favorable, thereby greatly reducing the material loss associated with these investments through the valuation allowance.
   The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.
   The Bank is required to maintain minimum amounts of capital to total "risk-weighted" assets as defined by the banking regulators. At December 31, 1998, the Bank is required to have minimum Tier I and Total Capital ratios of 4.00% and 8.00%, respectively. The Company's consolidated risk-weighted assets were reported at $107.5 million with reported ratios at December 31, 1998, of approximately 20% for Tier I capital and 21.3% for Total capital. The report labeled "Capital Ratios" provides a better understanding of the components of each of the Tier I and Tier II capital ratios as well as a three-year comparison of the growth of these ratios.
   The Company intends to continue the past policy of maintaining a strong capital resource position to support its asset size and level of operations. Consistent with that policy, management will continue to anticipate the Company's future capital needs. From time to time the Company may make contributions to the capital of either of its subsidiaries, the Bank or Liberty. At present, regulatory authorities have made no demand on the Company to make additional capital contributions to either the Bank's or Liberty'S capital.
   Year 2000-The Company is currently working to resolve the potential impact of the year 2000 (Y2K) on the processing of date-sensitive information by the Company's computerized information systems. The Y2K problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company-s systems that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or systems failures. The Federal Reserve Board and other federal banking regulators (together known as the Federal Financial Institutions Examination Council, or "FFEIC") have developed joint guidelines and benchmarks for assessing Y2K risk, remediation of non-compliant systems and components and post-remediation testing and implementation.
   In an effort to correctly assess the effect of Y2K on the financial position of the Company and assess our readiness for Y2K, a Y2K committee was organized which meets on a regular basis to keep executive management and the Board of Directors informed of our progress towards Y2K compliance. The committee has developed strategic, customer awareness, customer risk assessment, test and contingency plans. In accordance with FFEIC guidelines, the Y2K committee has defined five phases in the Y2K project management:
   Phase I-Awareness Phase
   In this phase we defined the problem and gained executive level commitment. The Y2K committee developed an overall strategy.
    This phase has been completed.

   Phase II-Assessment Phase
   During this phase, we assessed the size and complexity of the Y2K issues and identified both information technology (IT) and non-IT systems that could be affected by the change. At this time, we also identified systems which were mission-critical and non-mission-critical.
   We define mission-critical systems as vital to the successful continuation of our core business activities. Our core business activities include servicing deposits, servicing loans, item processing and accounting, originating deposits, originating loans, investments and trust. The mission-critical systems that support our core business activities include: our AS/400 (mainframe computer) and operating system; check processing software; check sorters; loan, deposit and account origination software; Fedline (interface to the Federal Reserve Bank); and trust accounting software. Other systems not deemed mission-critical, but important, include: human resources;
payroll; ATM networks; voice banking system; heating and faxes.
   We also evaluated the Y2K effect on strategic business initiatives. We assessed the risk exposure of our customers as funds providers, funds takers and capital market/asset counterparties.
    This phase has been completed; however, we continue to monitor our exposure on an on-going basis.
   Phase III-Renovation Phase
   This phase includes hardware and software upgrades or replacements and other changes.
    No mission-critical hardware or software needed to be replaced. All of our software applications are provided by vendors and these applications were already Y2K compliant when we began the renovation phase. We are, however, replacing several PC's which support non-mission-critical applications. This will be complete by 6/30/99.
   Phase IV-Validation Phase
   This is the testing phase. During this phase the systems identified in Phase II (Assessment) are tested for Y2K compliance. Systems that were deemed mission-critical were tested first. We have now started testing the remaining systems.
   All mission-critical systems were tested by 12/31/98 and were in compliance. Non-mission critical systems will be tested by 6/30/99.
   Phase V-Implementation Phase
   January 1, 2000, will be a processing day. If we detect any failures of our mission-critical systems, we will implement our contingency plans as appropriate.
   The Company does not write any source programming code and is therefore dependent upon external vendors and service providers to alter their programs to become Y2K-compliant. We have received certification from our vendors as to their product compliance; however, we will still test all mission-critical and non-mission-critical systems identified in Phase II.

We have identified the following timetable for the testing phase:

12/31/98  	testing of internal mission-critical systems was completed
03/31/99  	testing with service providers for mission critical systems should be complete
06/30/99  	testing of non-mission-critical systems should be complete.

   As of 12/31/98, we had completed the testing of all mission-critical systems and noted only a few minor date formatting errors in loan documen-tation for which we have received corrections, which will be installed during the first quarter of 1999. These minor errors do not affect any calculations and do not affect our ability to process loans. We will begin testing of the non-mission-critical systems during the first quarter of 1999 and anticipate testing to be completed by 3/31/99. At this time we expect to have all our mission-critical and non-mission-critical systems Y2K compliant by 6/30/99. We do not anticipate any major upgrades to existing systems before the year 2000.
   The costs involved in addressing potential problems are not currently expected to have a material impact on the Company's financial position, results of operations or cash flows in future periods. During 1998 we budgeted $63,750 and actually spent $67,000 for Y2K testing and upgrades.
The costs included testing of our contingency site, replacement of ten PC's which were not Y2K-compliant and proxy testing of some of our mission-critical systems. We have not calculated the personnel costs relating to Y2K; however, we did not have to hire additional personnel in our Y2K efforts.
   For 1999, we have budgeted $77,000. Projected expenses include the replacement of additional PCs, PC software upgrades, consulting services, testing, travel and education. Y2K costs are expensed from current earnings.
   No new projects have been deferred due to the Y2K effort. The yearly software update to our core system provided by one of our vendors has been postponed by the vendor until 2000 in an effort to minimize changes to an already compliant system. This will not have an effect on our operations.
   We have reviewed the credit risk our commercial borrowers may pose to us if they are not Y2K-compliant. At this time, we have identified only a small number of customers deemed as high risk customers, and their inability or failure to repay their loans as scheduled would not have a material impact on the Company.
   The worst case scenario relating to Y2K is that we would not have electrical power. If this were the case, our contingency plan is to operate in a manual mode. We have plans for hiring temporary help in this situation.
   The next worst case scenario is that telephones would be unavailable.
If this were the case, the Derby branch could be fully operational. Other branches would need to service deposits in an off-line mode. Requests for account and loan origination could be directed to the Derby branch.
   Assuming we have electricity and telephones, we anticipate our core systems to be functional.
   Our Y2K contingency plan is based on our disaster recovery plan, which is written to respond to a complete core system outage. Our contingency plan also outlines manual processes in the event of individual component failures.
   During the first quarter of 1999, outside consultants will review and validate our contingency plans.


Common Stock Performance by Quarter
                                          1998
                         First      Second     Third      Fourth
  Trade price
   High                  $13.00     $13.75     $15.00     $13.75
   Low                   $11.75     $13.00     $13.75     $11.50
  Cash Dividends
   Declared              $  .15     $  .15     $  .15     $  .15
                                          1997
                         First      Second     Third      Fourth
   Trade price
    High                 $ 9.75     $10.00     $11.00     $11.75
    Low                  $ 9.38     $ 9.75     $10.00     $10.50
   Cash Dividends
    Declared             $  .14     $  .14     $  .14     $  .14

Trade price information and cash dividends for all quarters in 1997, and the first quarter of 1998 have been restated to reflect the 100% stock dividend paid on June 1, 1998.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
   Stephen P. Marsh, Vice President and Treasurer
   Community Bancorp.
   P.O. Box 259
   Derby, Vermont 05829

The report for the year 1998 is expected to be available about April 1, 1999.

Shareholder Services
For shareholder services or information contact:
   Chris Bumps, Executive Secretary
   Community National Bank
   P.O. Box 259
   Derby, Vermont 05829
   (802) 334-7915

Annual Shareholders Meeting
The 1999 Annual Shareholders Meeting will be held at 5:30 p.m., May 4, 1999, at the Elks Club in Derby. We hope to see many of our shareholders there.

Community Bancorp. Stock
As of February 1, 1999, the Corporation's common stock ($2.50 par value) was owned by approximately 830 shareholders of record. Although there is no established public trading market in the Corporation's common stock, several brokerage firms follow the stock and maintain a minor market in it. Trading in the Corporation's stock, however, is not active. You can contact these firms at the following addresses:

   First Albany Corp.              A.G. Edwards
   P.O. Box 387                    1184 Main Street, Suite 1
   Burlington, Vermont 05402       St. Johnsbury, Vermont 05819
   (800) 451-3249                  (800) 457-1002

   Salomon Smith Barney            Winslow, Evans & Crocker
   P.O. Box 1095                   33 Broad Street
   Burlington, Vermont 05402       Boston, Massachusetts 02109
   (800) 446-0193                  (800) 556-8600