Form 10-K, Exhibit 13
period 1999-12-31
COMMUNITY BANCORP /VT
filed 2000-03-31
CIK 718413

Community Bancorp.  1999  Annual Report

An eye toward the future.
 A focus on people.

Community Bancorp.
  4811 US Route 5
  PO Box 259
  Derby, Vermont 05829
  (802) 334-7915

Community Bancorp. and Subsidiaries
Consolidated Balance Sheets
                                                    December 31,
                                                    1999          1998
Assets
 Cash and due from banks (Note 18)                  $  9,928,586  $  4,896,947
 Federal funds sold and overnight deposits             2,787,558    15,527,141
  Cash and cash equivalents                           12,716,144    20,424,088
 Securities held-to-maturity (approximate fair value
  $29,502,766 and $30,038,323 at December 31, 1999
  and 1998) (Note 2)                                  29,887,821    29,877,851
 Securities available-for-sale (Note 2)               28,982,188    20,590,000
 Restricted equity securities (Note 2)                 1,141,650     1,141,650
 Loans held-for-sale                                     660,423     1,032,197
 Loans (Note 3)                                      152,618,876   147,303,149
 Allowance for loan losses (Note 4)                   (1,714,763)   (1,658,967)
 Unearned net loan fees                                 (891,114)     (848,963)
  Net loans                                          150,012,999   144,795,219
 Bank premises and equipment, net (Note 5)             4,322,697     3,010,041
 Accrued interest receivable                           1,484,192     1,460,671
 Other real estate owned, net (Note 6)                   434,694       541,903
 Other assets (Notes 7 and 12)                         2,572,994     2,177,043
    Total assets                                    $232,215,802  $225,050,663

Liabilities and stockholders' equity
Liabilities
 Deposits:
  Demand, non-interest bearing                      $ 25,727,709  $ 21,743,065
  NOW and money market accounts                       52,094,860    49,939,162
  Savings                                             32,854,357    30,512,230
  Time, $100,000 and over (Note 8)                    15,894,363    17,874,124
  Other time (Note 8)                                 75,271,591    77,728,713
                                                     201,842,880   197,797,294
 Repurchase agreements (Note 10)                       2,623,282       288,241
 Borrowed funds (Note 9)                               4,055,000     4,060,000
 Accrued interest and other liabilities                1,493,486       883,069
 Subordinated debentures (Note 11)                        20,000        20,000
                                                     210,034,648   203,048,604

Commitments and contingent liabilities (Notes 5, 13, 14, 15 and 17)

STOCKHOLDERS' EQUITY
 Common stock, $2.50 par value; 6,000,000 shares
  authorized 3,388,394 shares issued at 12/31/99
  and 3,140,606 shares issued at 12/31/98              8,470,985     7,851,516
 Additional paid-in capital                           10,942,510     8,756,453
 Retained earnings (Note 19)                           3,462,966     5,604,096
 Accumulated other comprehensive (loss) income          (247,086)      235,375
 Less treasury stock, at cost
  (1999: 29,887 shares; 1998: 29,646 shares)            (448,221)     (445,381)
                                                      22,181,154    22,002,059

Total liabilities and stockholders' equity          $232,215,802  $225,050,663

See accompanying notes.

Community Bancorp.
and Subsidiaries Consolidated Statements of Income
                                                    Years Ended December 31,
                                          1999        1998        1997
Interest income
 Interest and fees on loans               $13,036,041 $13,758,226 $13,867,588
 Interest and dividends on investment securities
  U.S. Treasury securities                  2,192,557   2,058,981   2,033,179
  U.S. Government agencies                    522,774     137,074      84,194
 States and political subdivisions            615,557     621,411     621,571
 Dividends                                     79,540      74,046      70,899
 Interest on federal funds sold
  and overnight deposits                      276,322     421,972     140,163
                                           16,722,791  17,071,710  16,817,594
Interest expense
 Interest on deposits                       7,277,456   7,868,323   7,577,571
 Interest on borrowed funds and securities
  sold under agreements to repurchase         254,884     203,702     245,103
 Interest on subordinated debentures            2,200       4,597      11,489
                                            7,534,540   8,076,622   7,834,163
    Net interest income                     9,188,251   8,995,088   8,983,431
    Provision for loan losses (Note 4)       (497,000)   (660,000)   (660,000)
    Net interest income after provision
     for loan losses                        8,691,251   8,335,088   8,323,431

Other income
 Trust Department income                      247,001     185,877     119,144
 Service fees                                 704,348     676,558     695,260
 Security (losses) gains (Note 2)                 -0-         -0-         -0-
 Other (Note 24)                              808,014     771,947     553,027
                                            1,759,363   1,634,382   1,367,431

Other expenses
 Salaries and wages                         2,839,193   2,795,987   2,795,732
 Pension and other employee
  benefits (Note 13 and 17)                   792,328     744,715     681,030
 Occupancy expenses                         1,284,339   1,250,077   1,240,165
 Other operating expenses (Note 24)         2,413,915   2,277,971   2,073,436
                                            7,329,775   7,068,750   6,790,363
    Income before income taxes              3,120,839   2,900,720   2,900,499
  Income taxes (Note 12)                      786,481     710,346     755,104

    Net income                            $ 2,334,358 $ 2,190,374 $ 2,145,395

Earnings per common share on weighted average   $0.71       $0.68       $0.69

Weighted average number of common shares
 used in computing earnings per share       3,309,375   3,229,702   3,125,270
Book value per share on shares outstanding
 at December 31                                 $6.60       $6.74       $6.47

See accompanying notes.

Community Bancorp. and Subsidiaries
Consolidated Statements of Stockholders' Equity
                                                                Accumulated
                                         Additional             other
           Total
                    -Common Stock-       paid-in     Retained   comprehensive
Treasury   stockholders'
                    Shares    Amount     capital     earnings   income (loss)
Stock      equity

Balances,
December 31, 1996   1,383,128 $3,531,233 $ 6,140,962 $9,871,409 $   7,963
$(440,212) $19,111,355
Comprehensive income,
net of taxes
Net income                -0-        -0-         -0-  2,145,395       -0-
      -0-    2,145,395
Net unrealized holding
gains on securities
available-for-sale,
net of tax ($13,263)      -0-        -0-         -0-        -0-    25,746
      -0-       25,746
Total comprehensive
Income       2,171,141
Dividends paid            -0-        -0-         -0- (1,652,355)      -0-
      -0-   (1,652,355)
5% stock dividend      69,161    172,903   1,121,103 (1,294,006)      -0-
      -0-          -0-
Issuance of stock      55,509    138,771     716,370        -0-       -0-
      -0-      855,141
Purchase of
treasury stock           (264)       -0-         -0-        -0-       -0-
   (4,925)      (4,925)

Balances,
December 31, 1997   1,507,534  3,842,907   7,978,435  9,070,443    33,709
 (445,137)  20,480,357
Comprehensive income,
net of taxes
Net income                -0-        -0-         -0-  2,190,374       -0-
      -0-    2,190,374
Net unrealized holding
gains on securities
available-for-sale,
net of tax ($103,889)     -0-        -0-         -0-        -0-   201,666
      -0-      201,666
Total comprehensive
Income       2,392,040
Dividends paid            -0-        -0-         -0- (1,833,146)      -0-
      -0-   (1,833,146)
100% stock split
effected in the
form of a dividend  1,529,430  3,823,575         -0- (3,823,575)      -0-
      -0-          -0-
Issuance of stock      74,013    185,034     778,018        -0-       -0-
      -0-      963,052
Purchase of
treasury stock            (17)       -0-         -0-        -0-       -0-
     (244)        (244)

Balances,
December 31, 1998   3,110,960  7,851,516   8,756,453  5,604,096   235,375
  (445,381) 22,002,059
Comprehensive income,
net of taxes
Net income                -0-        -0-         -0-  2,334,358       -0-
       -0-   2,334,358
Net unrealized holding
losses on securities
available-for-sale,
net of tax ($248,541)     -0-        -0-         -0-        -0-  (482,461)
       -0-    (482,461)
Total comprehensive
Income       1,851,897
Dividends declared        -0-        -0-         -0- (2,624,150)      -0-
       -0-  (2,624,150)
5% stock dividend     156,633    391,582   1,459,756 (1,851,338)      -0-
       -0-         -0-
Issuance of stock      91,155    227,887     726,301        -0-       -0-
       -0-     954,188
Purchase of
treasury stock           (241)       -0-         -0-        -0-       -0-
    (2,840)     (2,840)

Balances,
December 31, 1999   3,358,507 $8,470,985 $10,942,510 $3,462,966 $(247,086)
$(448,221) $22,181,154

See accompanying notes.

Community Bancorp. and Subsidiaries
Consolidated Statements of Cash Flows
                                            Years Ended December 31,
                                        1999         1998          1997
Cash flows from operating activities

Net income                              $  2,334,358 $  2,190,374  $ 2,145,395
Adjustments to reconcile net income to
net cash provided by operating activities:
 Depreciation and amortization               516,824      407,226      407,238
 Provision for loan losses                   497,000      660,000      660,000
 Provision (credit) for
  deferred income taxes                       21,068      (75,246)      37,392
 Gain on sale of loans                      (108,389)    (153,699)     (19,680)
 Losses on sales of fixed assets               1,675          -0-          -0-
 (Gains) losses on sales of OREO             (96,318)       4,448     (225,343)
 OREO write-downs                             19,590       26,592      173,496
 Amortization of bond premium, net           270,141       48,621       19,962
 Proceeds from sales of loans
  held for sale                           10,790,620   18,780,207    6,547,719
 Originations of loans held for sale     (10,310,457) (19,658,705)  (6,308,539)
 (Increase) decrease in interest receivable  (23,521)        (373)      78,339
 Increase in mortgage servicing rights       (31,114)     (92,544)     (36,438)
 Decrease (increase) in other assets         158,157     (261,297)    (159,114)
 Increase (decrease) in unamortized
  loan fees                                   42,151      (17,626)     (37,714)
 (Decrease) increase in taxes payable        (41,049)      20,628       19,947
 (Decrease) increase in interest payable     (38,366)     (10,694)      41,597
 Increase in accrued expenses                 55,097          950       17,080
 Increase (decrease) in other liabilities    103,265       55,359       (2,849)
   Net cash provided by
    operating activities                   4,160,732    1,924,221    3,358,488

Cash flows from investing activities
 Securities held-to-maturity
  Maturities and paydowns                 31,875,523   26,602,459   22,663,019
  Purchases                              (31,987,612) (22,365,543) (18,866,987)
 Securities available-for-sale
  Sales and maturities                           -0-    3,000,000          -0-
  Purchases                               (9,291,211) (15,282,969)         -0-
 Purchase of restricted equity securities        -0-      (41,900)     (36,700)
 (Increase) decrease in loans, net        (6,589,397)   1,758,500   (6,304,459)
 Capital expenditures, net                (1,808,310)    (108,756)    (271,540)
 Investments in limited partnership, net    (324,258)      12,779      (29,106)
 Premium paid on purchase of subsidiary          -0-          -0-     (342,662)
 Proceeds from sales of other
  real estate owned                          908,399      864,835      466,850
 Recoveries of loans charged off             108,004      202,057      172,523
   Net cash used in investing activities (17,108,862)  (5,358,538)  (2,549,062)
(continued)

                                         1999         1998         1997
Cash flows from financing activities
 Net increase in demand, NOW, savings
  and money market accounts                8,482,469   11,281,205      908,511
 Net (decrease) increase in
  certificates of deposit                 (4,436,883)  (1,064,312)   2,817,414
 Net increase (decrease) in short-term
  borrowings and repurchase agreements     2,335,041      288,241   (1,600,000)
 Net (decrease) increase in borrowed funds    (5,000)         -0-    3,995,000
 Payments to acquire treasury stock           (2,840)        (244)      (4,925)
 Dividends paid                           (1,132,601)    (954,095)    (863,214)
  Net cash provided by
   financing activities                    5,240,186    9,550,795    5,252,786
  Net (decrease) increase in
   cash and cash equivalents              (7,707,944)   6,116,478    6,062,212
 Cash and cash equivalents
  Beginning                               20,424,088   14,307,610    8,245,398
  Ending                                $ 12,716,144 $ 20,424,088 $ 14,307,610

Supplemental schedule of cash paid during the year
 Interest                               $  7,572,906 $  8,087,316 $  7,792,566
 Income taxes                           $    806,462 $    764,964 $    697,765

Supplemental schedule of noncash investing and financing activities
 Unrealized (loss) gain on securities
  available-for-sale                    $   (731,001)$    305,555 $     39,009
 Other real estate owned acquired
  in settlement of loans                $    724,462 $    348,911 $  1,592,401
 Debentures converted to common stock   $        -0- $     84,000 $     66,000
 Stock dividends                        $  1,851,338 $  3,823,575 $  1,294,006

Dividends paid:
 Dividends declared                     $  2,624,150 $  1,833,146 $  1,652,355
 (Increase) in dividends payable            (537,361)         -0-          -0-
 Dividends reinvested                       (954,188)    (879,051)    (789,141)
                                        $  1,132,601 $    954,095 $    863,214
See accompanying notes.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiaries
("Company") are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.
  Basis of presentation and consolidation-The consolidated financial statements include the accounts of Community Bancorp. and its wholly-
owned subsidiaries, Community National Bank (Community) and Liberty
Savings Bank (Liberty).  All significant intercompany accounts and transactions have been eliminated.
  Nature of operations-The Company provides a variety of financial services to individuals and corporate customers through its branches in northeastern Vermont, which is primarily a small business and agricultural area. The Company's primary deposit products are checking and savings accounts and certificates-of-deposit. Its primary lending products are commercial, real estate and consumer loans.
  Concentration of risk-The Company's operations are affected by various risk factors, including interest-rate risk, credit risk and risk from geographic concentration of lending activities.  Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.  Although the Company has a diversified loan portfolio and economic conditions are stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Company's loans are secured by real estate.
  Use of estimates-The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and deferred tax assets.  In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.  Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.
  While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.
  Presentation of cash flows-For purposes of presentation in the consolidated statement of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one-day periods) and overnight deposits.
  Trust assets-Assets of the Trust Department, other than trust cash on deposit at the Company, are not included in these consolidated financial statements because they are not assets of the Company.
  Investment securities-Investment securities purchased and held primarily for resale in the near future are classified as trading. Trading securities are carried at fair value with unrealized gains and losses included in
earnings.  	Debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at
amortized cost.   Debt and equity securities not classified as either held-
to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value with unrealized gains and losses net of tax and reclassification adjustment reported as a net amount in other comprehensive income. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.
  Restricted equity securities-Restricted equity securities are comprised of Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are carried at cost. As a member of the Federal Reserve Bank
(FRB), the Company is required to invest in FRB stock in an amount equal to 3% of Community National Bank's capital stock and surplus.
  As a member of the Federal Home Loan Bank, the Company is required to invest in $100 par value stock of the Federal Home Loan Bank. The stock is nonmarketable, and when redeemed, the Company would receive from the Federal Home Loan Bank an amount equal to the par value of the stock.
  Loans held for sale-Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. All sales are made without recourse. Net unrealized losses are recognized through a valuation allowance by charges to income.
  Loans-Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
  Loan interest income is accrued daily on the outstanding balances. The accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.
  Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life.
  Allowance for loan losses-The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's periodic evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.
  Bank premises and equipment-Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over their estimated useful lives. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments are capitalized.
  Other real estate owned-Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Company's carrying amount or fair value, less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses.
After foreclosure, these assets are carried at the lower of their new cost basis, or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.
  Income taxes-The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset.
  Foreign currency transactions-Foreign currency (principally Canadian) amounts are translated to U.S. dollars in accordance with FASB Statement No. 52, "Foreign Currency Translation." The U.S. dollar is the functional currency and therefore translation adjustments are recognized in income.
Total translation adjustments, including adjustments on foreign currency transactions, are immaterial.
  Mortgage servicing-Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.
  Pension costs-Pension costs are charged to salaries and employee benefits expense and are funded as accrued.
  Advertising costs-The Company expenses advertising costs as incurred.
  Stock split effected in the form of a dividend-Effective June 1, 1998, the shareholders authorized a two-for-one stock split of the Company's
$2.50 par value common stock. The stock split was effected in the form of a dividend. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect the stock split.
  Comprehensive income-The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or shareholders' equity.

  The components of other comprehensive income and related tax effects at
December 31 are as follows:
                                         1999        1998         1997
  Unrealized holding (losses) gains on
  available-for-sale securities          $(731,001)  $ 305,555    $ 39,009
  Reclassification adjustment for
  gains realized in income                     -0-         -0-         -0-
  Net unrealized (losses) gains           (731,001)    305,555      39,009
  Tax effect                               248,540    (103,889)    (13,263)
  Net of tax amount                      $(482,461)  $ 201,666    $ 25,746

  Earnings per common share-The FASB issued Statement No. 128, "Earnings per Share," which became effective for the Company during December 1997.
The statement applies prospectively; earlier application is not permitted. The adoption of this statement did not have a material effect on the Company's financial statements.
  Earnings per common share amounts are computed based on the weighted average number of shares of common stock outstanding during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury. The assumed conversion of subordinated debentures does not result in material dilution.
  Off-balance-sheet financial instruments-In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.
  Fair values of financial instruments-The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values. Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
Restricted equity securities: The carrying amounts of these securities approximate their fair values.
Loans and loans held for sale: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amounts reported in the balance sheet for loans that are held for sale approximate their market values.
Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.
Deposits and borrowed funds: The fair values disclosed for demand deposits (for example, checking and savings accounts) are by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amount). The fair values for certificates of deposit and debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and debt to a schedule of aggregated contractual maturities on such time deposits and debt. Short-term borrowings: The carrying amounts reported in the balance sheets for federal funds purchased approximate their fair values. These borrowings are short-term and due on demand.
Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
Accrued interest: The carrying amounts of accrued interest approximates their fair values.
  Transfers of financial assets-Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
  Business segments-In 1998 the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards relative to public companies for the reporting of certain information about operating segments within their financial statements.
This Statement is effective for fiscal years beginning after December 15, 1997. Management has determined that the Company does not have reportable segments as defined within the Statement.
  Recent accounting pronouncements-In June 1998 FASB issued Statement
No. 133, "Accounting for Derivative Instruments and Hedging Activities," which becomes effective for quarters beginning after June 30, 2000. This Statement establishes new accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those derivatives at fair value. The accounting for the gains or losses resulting in the changes of value of those derivatives will depend on the intended use of the derivatives and whether it qualifies for hedge accounting. Management is currently evaluating the impact of this State-ment on the Company's financial statements but does not anticipate it will have a material impact.
  Reclassification-Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the current year presentation.

Note 2. Investment Securities
Securities available-for-sale (AFS), held-to-maturity (HTM) and restricted equity securities consist of the following:

                                            Gross       Gross
                               Amortized    Unrealized  Unrealized  Fair
                               Cost         Gains       Losses      Value
Securities AFS, December 31, 1999
U. S. Government and
 agency securities             $29,356,560  $  7,065    $381,437    $28,982,188

Securities AFS, December 31, 1998
U. S. Government
 and agency securities         $20,233,371  $357,237    $    608    $20,590,000

Securities HTM, December 31, 1999
U. S. Government and
 agency securities             $17,777,541  $  4,108    $389,163    $17,392,486
States and political
 Subdivisions                   12,110,280       -0-         -0-     12,110,280
                               $29,887,821  $  4,108    $389,163    $29,502,766
Securities HTM, December 31, 1998
U. S. Government and
 agency securities             $20,143,530  $160,472    $    -0-    $20,304,002
States and political
 subdivisions                    9,734,321       -0-         -0-      9,734,321
                               $29,877,851  $160,472    $    -0-    $30,038,323

  Investment securities with a carrying amount of $8,133,750 and $6,036,736 and fair value of $7,949,063 and $6,097,500 at December 31, 1999 and 1998,
respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.
  Proceeds from the sale of securities available-for-sale amounted to $-0- in 1999, 1998 and 1997. Realized gains from sales of investments available-for-sale were $-0- for each of the years 1999, 1998 and 1997.
  The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

  The scheduled maturities of securities available-for-sale at December 31,
1999, were as follows:
                                        Amortized     Fair
                                        Cost          Value
     Due in one year or less            $10,010,533   $ 9,992,814
     Due from one to five years          19,346,027    18,989,374
                                        $29,356,560   $28,982,188

  The maturities of securities held-to-maturity at December 31, 1999, were as follows:
                                        Amortized     Fair
                                        Cost          Value

     Due in one year or less            $ 9,737,875   $ 9,737,533
     Due from one to five years          16,331,486    15,951,027
     Due from five to ten years           2,553,164     2,548,910
     Due after ten years                  1,265,296     1,265,296
                                        $29,887,821   $29,502,766

  Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $12,017,452 and $9,610,774 at December 31, 1999 and 1998, respectively, which are attributable to private financing transactions arranged by the Company. There is no established trading market for these securities and, accordingly, the carrying amount of these securities has been reflected as their fair value. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Note 3. Loans

  The composition of net loans at December 31 is as follows:
                                1999             1998
  Commercial                    $ 12,187,872     $  9,596,168
  Real estate - Construction       1,619,793        2,024,545
  Real estate - Mortgage         122,230,995      119,563,780
  Installment and other           16,580,216       16,118,656
                                 152,618,876      147,303,149
Deduct:
  Allowance for loan losses        1,714,763        1,658,967
  Unearned net loan fees             891,114          848,963
                                   2,605,877        2,507,930
                                $150,012,999     $144,795,219

  Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $50,638,724 and $44,821,268 at December 31, 1999 and 1998, respectively. Mortgage servicing rights of $77,926 and $122,533 were capitalized in 1999 and 1998, respectively.
  The total recorded investment in impaired loans as determined in accordance with FASB Statements No. 114 and No. 118 approximated
$717,801 and $1,102,661 at December 31, 1999 and 1998, respectively.
These loans were subject to allowances for loan losses of approximately $56,372 and $30,512 which represented the total allowance for loan losses related to impaired loans at December 31, 1999 and 1998, respectively.
The average recorded investment in impaired loans amounted to approximately $895,365 and $1,065,049 for the years ended December 31, 1999 and 1998, respectively. Cash receipts on impaired loans amounted to $444,327 and $173,694 in 1999 and 1998, respectively, of which $384,860 and $148,703 were applied to the principal balances of the loans.
  In addition, the Company had other nonaccrual loans of approximately $1,040,747 and $1,250,961 at December 31, 1999 and 1998, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $102,900 and $91,458 for the years ended December 31, 1999 and 1998, respectively.
  The Company is not committed to lend additional funds to debtors with impaired, nonaccrual or modified loans.
  Residential real estate loans aggregating $-0- and $1,327,195 at December 31, 1999 and 1998, respectively, were pledged as collateral on deposits of municipalities.

Note 4. Allowance for Loan Losses

  Changes in the allowance for loan losses for the years ended December 31
are as follows:                         1999        1998        1997

     Balance, beginning                 $1,658,967  $1,502,202  $1,401,042
     Provision for loan losses             497,000     660,000     660,000
     Recoveries of amounts charged off     108,004     202,057     172,523
                                         2,263,971   2,364,259   2,233,565
     Amounts charged off                  (549,208)   (705,292)   (731,363)
     Balance, ending                    $1,714,763  $1,658,967   $1,502,202

Note 5. Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation at December 31 are as follows:
                                      1999             1998
     Land                             $   80,747       $   80,747
     Buildings and improvements        3,470,089        2,455,707
     Furniture and equipment           4,832,027        4,089,860
     Leasehold improvements              416,840          408,187
                                       8,799,703        7,034,501
     Less accumulated depreciation    (4,477,006)      (4,024,460)
                                      $4,322,697       $3,010,041

  Depreciation included in occupancy and equipment expense amounted to $493,979, $384,376 and $407,238 for the years ended December 31, 1999,
1998 and 1997, respectively.
  The Company occupies leased quarters at four branch office locations under operating leases expiring in various years through 2013 with options to renew.

  Minimum future rental payments under non-cancelable operating leases having original terms in excess of one year as of December 31, 1999, for each of the next five years and in aggregate are:
2000                      $ 79,575
2001                        66,110
2002                        66,110
2003                        66,110
2004                        66,110
Subsequent to 2004         186,060
                          $530,075

 Total rental expense amounted to $150,865, $293,784 and $293,560 for the years ended December 31, 1999, 1998 and 1997, respectively.

Note 6. Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:
                                      1999              1998
Other real estate owned               $ 686,240         $ 793,449
Less allowance for losses on OREO      (251,546)         (251,546)
Other real estate owned, net          $ 434,694         $ 541,903

Changes in the allowance for losses on OREO for the years ended
December 31 were as follows:
                              1999        1998        1997

Balance, beginning            $251,546    $302,726    $152,098
Provision for losses            19,590      26,592     173,496
Charge-offs, net               (19,590)    (77,772)    (22,868)
  Balance, ending             $251,546    $251,546    $302,726

Note 7. Investments Carried at Equity
The Company purchased various partnership interests in limited partnerships. These partnerships were established to acquire, own and rent residential housing for low- and moderate-income Vermonters located in northeastern Vermont. The investments are accounted for under the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnership's undistributed earnings or losses. The carrying values of these investments were $626,194 and $301,936 at December 31, 1999 and 1998, respectively. The provision for undistributed net losses of the partnerships charged to earnings were $28,992, $74,779 and $24,000 for 1999, 1998 and
1997, respectively.

Note 8. Deposits

The following is a maturity distribution of time certificates of deposit at December 31, 1999:

Maturing in 2000                      $63,618,380
Maturing in 2001                       13,433,645
Maturing in 2002                       12,611,866
Maturing in 2003                        1,123,545
Maturing in 2004 and thereafter           378,518
                                      $91,165,954
</table

A maturity distribution of time certificates of deposit in denominations of $100,000 or more at December 31, 1999, is as follows:

Three months or less                          $ 1,678,912
Over three months through six months            5,190,612
Over six months through twelve months           3,813,892
Over twelve months                              5,210,947
                                              $15,894,363

Note 9. Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (FHLB) for the years ended
December 31 were as follows:
                                                  1999          1998
Community Investment Program borrowings,
 fixed rate (vary 7.16% to 7.67%), payable
 at various maturities through November, 2012     $   55,000    $   60,000
FHLB term borrowing, 4.89% fixed rate,
 payable February 25, 2003                               -0-     4,000,000
FHLB term borrowing, 5.39% fixed rate,
 payable November 24, 2009                         4,000,000           -0-
                                                  $4,055,000    $4,060,000

Principal maturities of borrowed funds as of December 31, 1999, are as follows:
2000          $      -0-
2001                 -0-
2002              15,000
2003                 -0-
2004                 -0-
Thereafter     4,040,000
              $4,055,000

  The Company also maintains a $4,301,000 IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. Outstanding advances under this line were $-0- at both December 31, 1999 and 1998. Interest on these borrowings is chargeable at a rate determined daily by the Federal Home Loan Bank and payable monthly.
  Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by the Company, all funds placed in deposit with the Federal Home Loan Bank, qualified first mortgages held by the Company and any additional holdings which may be pledged as security.

Note 10. Securities Sold Under Agreements to Repurchase Securities sold under agreements to repurchase amounted to $2,623,282 and $288,241 as of December 31, 1999 and 1998, respectively. These agreements are collateralized by
U. S. Treasury notes with a carrying value of $4,095,514 and $1,008,393 and a fair value of $3,967,812 and $1,012,188 at December 31, 1999 and 1998,
respectively. These securities pay interest at rates between 5.75% and 6.25% and mature at varying dates in 2002.
  The average daily balance of this repurchase agreement approximated $1,304,828 and $93,282 during 1999 and 1998, respectively. The maximum borrowings outstanding on this agreement at any month-end reporting period of the Company was $3,000,471 and $367,459 in 1999 and 1998, respectively. These repurchase agreements mature daily. The securities underlying these agreements are held in safekeeping by the Institution.

Note 11. Subordinated Debentures
On September 1, 1984, the Company issued $750,000 of 11% convertible debentures due August 1, 2004. The notes are subordinated to all other indebtedness of the Company. At December 31, 1999 and 1998, $20,000 remained outstanding.
  These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $2.34 per share.
  The debentures are redeemable, in whole or in any part, at the option of the Company at any time after July 31, 1996, and prior to maturity, on not less than 30 days prior notice to holders. The redemption price shall be equal to the percentage set forth below:

August 1, 1998 - July 31, 2000      103%
August 1, 2000 - July 31, 2002      102%
August 1, 2002 - July 31, 2004      101%

Note 12. Income Taxes
  The Company prepares its federal income tax return on a consolidated basis (see Note 1). Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:
                                      1999           1998          1997
     Currently paid or payable        $765,413       $785,592      $717,712
     Deferred                           21,068        (75,246)       37,392
                                      $786,481       $710,346      $755,104

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34% primarily due to the following at December 31:
                                  1999         1998         1997
 Computed "expected" tax expense  $1,061,085   $ 986,245    $ 986,170
	Tax exempt interest                (207,439)   (208,713)    (208,465)
	Disallowed interest                  30,736      32,786       30,893
	Partnership tax credits            (109,749)    (64,405)     (66,300)
	Other                                11,848     (35,567)      12,806
                                  $  786,481   $ 710,346    $ 755,104

The deferred income tax provision consisted of the following items for the years ended December 31:
                                       1999         1998         1997
     Depreciation                      $(23,241)    $(16,003)    $ (9,040)
     Loan fees                           25,175       30,689       28,523
     Mortgage servicing                  10,579       31,465       12,389
     Deferred compensation              (42,985)     (23,984)     (22,542)
     Bad debts                            4,566      (53,300)     (34,394)
     Limited partnerships                47,344       42,958       16,248
     Nonaccrual loan interest           (11,660)     (49,960)      31,490
     OREO                                   -0-       17,401      (51,214)
     Other                               11,290      (54,512)      65,932
                                       $ 21,068     $(75,246)    $ 37,392

Listed below are the significant components of the net deferred tax asset at
December 31:                                              1999        1998

Components of the deferred tax asset:
  Bad debts                                               $  422,316  $426,882
  Unearned loan fees                                          77,279   102,454
  Nonaccrual loan interest                                   135,322   123,662
  OREO writedowns                                             85,526    85,526
  Deferred compensation                                      117,717    74,732
  Other                                                       44,691       125
  Unrealized loss on securities available-for-sale           127,286       -0-
     Total deferred tax asset                              1,010,137   813,381
  Valuation allowance                                      -0-          -0-
     Total deferred tax asset, net of valuation allowance  1,010,137   813,381

Components of the deferred tax liability:
  Depreciation                                               133,987   157,228
  Limited partnerships                                       171,550   124,206
  Mortgage servicing rights                                   74,179    63,600
  Other                                                          -0-    12,307
  Unrealized gain on securities available-for-sale               -0-   121,254
     Total deferred tax liability                            379,716   478,595

     Net deferred tax asset                               $  630,421  $334,786

FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.
  Net deferred tax assets are included in the caption "Other assets" on the balance sheets at December 31, 1999 and 1998, respectively.

Note 13. Pension Plan
The Company has a discretionary defined contribution plan covering all employees who meet certain age and service requirements. Due to the nature of the plan, defined contribution, there is no unfunded past service liability. The provisions for pension expense were $280,650, $287,788 and $240,000 for 1999, 1998 and 1997, respectively.

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

                                          -Contract or Notional Amount-
                                          1999             1998

Financial instruments whose contract
 amount represent credit risk:

Commitments to extend credit              $19,234,830      $11,593,014
Standby letters of credit and
 commercial letters of credit             $   316,000      $   869,746
Credit card arrangements                  $ 3,268,057      $ 2,912,747

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
  Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.
  The Company enters into a variety of interest rate contracts, including interest rate caps and floors written on adjustable rate loans in managing its interest rate exposure. Interest rate caps and floors on loans written by the Company enable customers to transfer, modify or reduce their interest rate risk.

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

Aggregate loan transactions with related parties as of December 31 were as follows:
                          1999             1998
Balance, beginning        $ 544,764        $ 906,811
New loans                   292,671          448,280
Repayments                 (441,096)        (778,182)
Other, net                      -0-          (32,145)
Balance, ending           $ 396,339        $ 544,764

Other loan activity consists of borrowings related to a director who has retired.
  Total deposits with related parties approximated $678,697 and $920,194 at December 31, 1999 and 1998, respectively.

Note 17. Deferred Compensation Plans
The Company has a deferred compensation and retirement program for directors and key employees of the Company. These employees and directors are general creditors of the Company with respect to these benefits. The benefits accrued under these plans aggregated $346,227 and $219,800 at December 31, 1999 and 1998, respectively. The expense associated with these deferred compensation plans was $131,426, $76,592 and $66,301 for the years ended December 31, 1999, 1998 and 1997, respectively.

Note 18. Restrictions on Cash and Due from Banks
  The Company is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $1,043,000 and $992,000 at December 31, 1999 and 1998, respectively.
  The nature of the Bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits.

The balance in these accounts at December 31 is as follows:
                                    1999            1998
Non-interest-bearing accounts       $  262,578      $   512,979
Federal Reserve Bank                $6,813,899      $ 3,017,839
Federal funds sold                  $2,787,558      $15,527,141

No losses have been experienced in these accounts. In addition, the Company was required to maintain contracted clearing balances of $275,000 at December 31, 1999 and 1998.

Note 19. Regulatory Matters
The Bank (Community National Bank) is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.
  As of December 31, 1999, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios (000's omitted) are also presented in the table.
                                                              Minimum to be Well
                                                              Capitalized Under
                                          Minimum for Capital Prompt Corrective
                                   Actual Adequacy Purposes:  Action Provisions:
                          Amount   Ratio  Amount   Ratio      Amount    Ratio
As of December 31, 1999:
Total capital
(to risk-weighted assets) $22,466  20.12% $8,935   8.0%       $11,168   10.0%
Tier I capital
(to risk-weighted assets) $21,066  18.86% $4,467   4.0%       $ 6,701    6.0%
Tier I capital
(to average assets)       $21,066   8.98%	$9,382   4.0%       $11,727    5.0%

As of December 31, 1998:
Total capital
(to risk-weighted assets) $21,021  19.62% $8,570   8.0%       $10,713   10.0%
Tier I capital
(to risk-weighted assets) $19,678  18.37% $4,285   4.0%       $ 6,428    6.0%
Tier I capital
(to average assets)       $19,678   8.72% $9,028   4.0%       $11,286    5.0%

  The Bank is restricted as to the amount of dividends which can be paid. Dividends declared by national banks that exceed net income for the current and preceding two years must be approved by the OCC. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Note 20. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:
                                           December 31, 1999
                                    Carrying Amount    Fair Value
Financial assets:
Cash and cash equivalents           $ 12,716,144       $ 12,716,144
Securities held-to-maturity           29,887,821         29,502,766
Securities available-for-sale         28,982,188         28,982,188
Restricted equity securities           1,141,650          1,141,650
Loans and loans held-for-sale, net   150,673,422        150,174,039
Accrued interest receivable            1,484,192          1,484,192

Financial liabilities:
Deposits                             201,842,880        202,091,623
Repurchase agreements                  2,623,282          2,623,282
Borrowed funds                         4,075,000          3,754,291
Accrued interest payable                 286,757            286,757
                                           December 31, 1998
                                    Carrying Amount    Fair Value
Financial assets:
Cash and cash equivalents           $ 20,424,088       $ 20,424,088
Securities held-to-maturity           29,877,851         30,038,323
Securities available-for-sale         20,590,000         20,590,000
Restricted equity securities           1,141,650          1,141,650
Loans and loans held-for-sale, net   145,827,416        147,709,582
Accrued interest receivable            1,460,671          1,460,671

Financial liabilities:
Deposits                             197,797,294        198,544,164
Repurchase agreements                    288,241            288,241
Borrowed funds                         4,080,000          3,967,755
Accrued interest payable                 325,122            325,122

  The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 1999 and 1998.
  The carrying amounts in the preceding table are included in the balance sheet under the applicable captions, except for long-term debt, which consists of borrowed funds and subordinated debentures.

Note 21. Acquisition
On December 31, 1997, the Company purchased 100% of the stock of Liberty Savings Bank, a New Hampshire guaranty savings bank, for $1,746,538. The assets of the Bank, principally a U. S. government security, have been included in the consolidated financial statements. The excess of the purchase price over the assets of the Bank is being amortized on a straight-line basis over 15 years. Unamortized goodwill amounted to $296,972 and $319,817 as of December 31, 1999 and 1998, respectively, and is included in "Other Assets" on the balance sheet. Amortization expense was $22,845 for the years ended December 31, 1999 and 1998, respectively.
  Liberty Savings Bank does not currently maintain any branches and does not have authority to take bank deposits. The Company is planning to acquire full deposit taking capabilities for Liberty Savings Bank.

Note 22. Condensed Financial Information (Parent Company Only)
The following financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiaries.

Community Bancorp. (Parent Company Only)
Condensed Balance Sheets
                                                     December 31,
Assets                                               1999         1998
 Cash                                                $    55,122  $   276,634
 Investment in subsidiary - Community National Bank   20,840,821   19,932,481
 Investment in subsidiary - Liberty Savings Bank       1,825,340    1,789,822
 Other assets                                             17,599       23,489
    Total assets                                     $22,738,882  $22,022,426
Liabilities and stockholders' equity
Liabilities
 Other liabilities                                   $       367  $       367
 Dividends payable                                       537,361          -0-
 Subordinated convertible debentures                      20,000       20,000
    Total liabilities                                    557,728       20,367

Stockholders' equity
 Common stock, $2.50 par value: 6,000,000 shares
  authorized, 3,388,394 shares issued at 12/31/99,
  and 3,140,606 shares issued at 12/31/98               8,470,985    7,851,516
 Additional paid-in capital                            10,942,510    8,756,453
 Retained earnings (Note 19)                            3,462,966    5,604,096
 Accumulated other comprehensive (loss) income           (247,086)     235,375
 Less treasury stock, at cost
  (1999: 29,887 shares; 1998: 29,646 shares)             (448,221)    (445,381)
    Total stockholders' equity 		             22,181,154   22,002,059
    Total liabilities and stockholders' equity        $22,738,882  $22,022,426

The investment in the subsidiary banks is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.

Community Bancorp. (Parent Company Only)
Condensed Statements of Income
                                          1999         1998        1997
Revenues
 Dividends
  Bank subsidiaries                       $   942,200  $   903,000 $ 2,913,800
    Total revenues                            942,200      903,000   2,913,800
Expenses
 Interest on long-term debt                     2,200        4,597      11,489
 Administrative and other                      49,560       64,490      24,000
    Total expenses                             51,760       69,087      35,489
Income before applicable income tax
 and equity in undistributed net
 income of subsidiaries                       890,440      833,913   2,878,311
Applicable income tax (benefit)               (17,599)     (23,489)    (12,066)
Income before equity in undistributed
 net income of subsidiaries                   908,039      857,402   2,890,377
Equity (deficit) in undistributed
 net income - subsidiaries                  1,426,319    1,332,972    (744,982)
    Net income                            $ 2,334,358  $ 2,190,374 $ 2,145,395

Community Bancorp. (Parent Company Only)
Condensed Statements of Cash Flows
Cash flows from operating activities
 Net income                               $ 2,334,358  $ 2,190,374 $ 2,145,395
 Adjustments to reconcile net income to
  net cash provided by operating activities
 (Equity) deficit in undistributed net
  income of subsidiaries                   (1,426,319)  (1,332,972)    744,982
 Decrease (increase) in income
  taxes receivable                              5,890      (11,423)      2,673
 Decrease in other liabilities                    -0-       (1,283)     (1,114)
Net cash provided by operating activities     913,929      844,696   2,891,936
Cash flows from investing activities
 Purchase of stock in subsidiary -
  Liberty Savings Bank                            -0-          -0-  (1,746,538)
Net cash used for investing activities            -0-          -0-  (1,746,538)

Cash flows from financing activities
 Purchase of treasury stock                    (2,840)        (244)     (4,925)
 Dividends paid                            (1,132,601)    (954,095)   (863,214)
Net cash used for financing activities     (1,135,441)    (954,339)   (868,139)

Net (decrease) increase in cash              (221,512)    (109,643)    277,259
Cash
 Beginning                                    276,634      386,277     109,018
 Ending                                   $    55,122  $   276,634 $   386,277

Supplemental schedule of cash paid (received) during the year
 Interest                                 $     2,200  $     5,880 $    12,602
 Income taxes                             $   (23,489) $   (12,066)$   (14,739)

Supplemental schedule of noncash investing and financing activities
 Unrealized (loss) gain on securities
  available-for-sale                      $  (731,001) $   305,555 $    39,009
 Debentures converted to common stock     $       -0-  $    84,000 $    66,000
 Stock dividends                          $ 1,851,338  $ 3,823,575 $ 1,294,006
Dividends paid
 Dividends declared                       $ 2,624,151  $ 1,833,146 $ 1,652,355
 Increase in dividends payable               (537,361)         -0-         -0-
 Dividends reinvested                        (954,188)    (879,051)   (789,141)
                                          $ 1,132,602  $   954,095 $   863,214

Note 23. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 1999, 1998 and 1997 is presented below:
Community Bancorp. and Subsidiaries
                                        Quarters in 1999 ended
                            March 31    June 30     Sept. 30    Dec. 31

Interest income             $4,050,380  $4,203,280  $4,247,655  $4,221,476
Interest expense             1,872,028   1,889,484   1,897,260   1,875,768
Provision for loan losses      150,000     150,000     115,000      82,000
Securities gains (loss)            -0-         -0-         -0-         -0-
Other operating expenses     1,847,475   1,828,715   1,826,272   1,827,313
Net income                     410,797     566,489     603,906     753,166

Earnings per common share         $.13        $.17        $.18        $.23
                                        Quarters in 1998 ended

                            March 31    June 30     Sept. 30    Dec. 31

Interest income             $4,224,450  $4,207,422  $4,324,448  $4,315,390
Interest expense             1,990,049   2,053,030   2,044,945   1,988,598
Provision for loan losses      200,000     160,000     150,000     150,000
Securities gains (loss)            -0-         -0-         -0-         -0-
Other operating expenses     1,809,612   1,761,241   1,767,714   1,730,183
Net income                     407,679     557,942     562,139     662,614

Earnings per common share         $.13        $.17        $.17        $.21

                                         Quarters in 1997 ended
                            March 31    June 30     Sept. 30    Dec. 31

Interest income             $4,040,469  $4,171,803  $4,252,823  $4,352,499
Interest expense             1,897,836   1,923,757   1,998,488   2,014,082
Provision for loan losses      205,000     105,000     215,000     135,000
Securities gains (loss)            -0-         -0-         -0-         -0-
Other operating expenses     1,529,237   1,684,904   1,815,027   1,761,195
Net income                     520,088     611,639     451,169     562,499
Earnings per common share         $.17        $.20        $.14        $.18

Note 24. Other Income and Other Expenses

The components of other income and other expenses which are in excess of 1%
of total revenues in any of the three years disclosed are as follows:
                           1999         1998         1997
Income
 Other                     $  808,014   $  771,947   $  553,027
Expenses
 Printing and supplies     $  204,707   $  198,008   $  225,318
 State deposit tax            230,000      205,354      145,000
 Other                      1,979,208    1,874,609    1,703,118
                           $2,413,915   $2,277,971   $2,073,436

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                        THE RESULTS OF OPERATIONS
                   For the Year Ended December 31, 1999


   Community Bancorp. is a holding company whose subsidiaries include Community National Bank ("The Bank") and Liberty Savings Bank ("Liberty"). Community National Bank is a full service institution operating in the state of Vermont, with seven branch offices located throughout three counties in northern Vermont. Liberty Savings Bank is a New Hampshire guaranty savings bank acquired by Community Bancorp. on December 31, 1997. Acquired were the assets; primarily a U.S. Treasury Strip with a fair value of approximately
$1.4 million, and all of the outstanding stock of Liberty Savings Bank. Presently, since no building was involved in the transaction, the address for Liberty Savings Bank is C/O Community Bancorp., Derby, Vermont. The future goal of Community Bancorp. is to operate Liberty as a lending facility primarily serving the north country of New Hampshire. Management is working closely with the Board of Directors to find a suitable location for this endeavor. Once an ideal location is found, the goal of expanding the operations of Community Bancorp. and subsidiaries, ("The Company"), to include the northern portion of the state of New Hampshire will be achieved.
As mentioned above, this transaction occurred on December 31, 1997, resulting in no business activity for the 1997 fiscal year, and moderate income for the 1998 and 1999 fiscal years. With that in mind, the following discussion refers primarily to the operations of the Bank, with consolidated balance sheets and income statement figures for the Company.

FINANCIAL SUMMARY

   The calendar year of 1999 ended with a 6.6% increase over the calendar year of 1998, and an 8.8% increase over the calendar year of 1997. Total earnings of $2.33 million were reported for 1999 compared to $2.19 million in 1998, and $2.15 million for 1997. The results of these figures are earnings per share of $0.71, $0.68, and $0.69, respectively. A cash dividend of $0.16 per share was paid in each of the four quarters of 1999 with the most recent paid on November 1, 1999 to shareholders of record as of October 15, 1999. This dividend of $0.16 per share is a 6% increase over the cash dividends paid in 1998. A 5% stock dividend was declared in 1999, payable on February 1, 1999 to shareholders of record as of the same date. In 1998, a two for one stock split was announced on March 13, 1998, payable on June 1, 1998, to shareholders of record as of May 15, 1998. This was accomplished through a 100% stock dividend. In order for this to occur, the Company's shareholders needed to approve a proposal to increase the number of shares the Company may issue.
This was voted on and approved at the annual shareholders meeting held on May 5, 1998. As a result of both of these stock dividends, per share data for all comparison periods have been restated to reflect the applicable dividend.

CHANGES IN FINANCIAL CONDITION

   The financial condition of the Company should be examined in light of its sources and uses of funds. The table entitled "Average Balances and Interest Rates" is a comparison of daily average balances and is indicative of how sources and uses of funds have been managed.

   The average volume of earning assets grew from $197.3 million at the end of 1997, to $209.2 million at December 31, 1998, and then increased to $217.6 million as of December 31, 1999. The results are an increase of $11.9 million from 1997 to 1998 and an increase of $8.4 million from 1998 to 1999. The average volume of loans grew from $145.8 million at year-end 1997 to $147.8 million at year-end 1998, and then decreased to $147.1 million at year-end 1999. This translates into an increase of $2.1 million or 1.4% for 1997 versus 1998, and a decrease of $702 thousand or just under .50% for 1998 versus 1999. Taxable investment securities increased to $38.8 million as of December 31, 1998, and further increased to end 1999 at an average volume of $49.8 million, resulting in an increase of $3.14 million or 8.8% and $11.05 million or 28.5%, respectively. Tax-exempt securities started at $12.2 million at year-end 1997 and then increased to $13.1 million as of December 31, 1998, with an additional increase reported in 1999, ending the year at an average volume of $13.8 million. Federal funds sold started the comparison period at $2.6 million as of December 31, 1997, increasing $2.35 million to a volume of $4.9 million as of December 31, 1998, and then decreased to an average volume of $2.9 million, or just over $2 million as of December 31, 1999. The Bank-Boston sweep account, established during the first half of 1998, reported an average volume of $3.34 million as of the end of 1998 compared to an average volume of $2.6 million for the 1999 comparison period. The average volume of other securities ended the 1997 comparison period at $1.17 million increasing 8.7% to $1.27 million as of the end of the 1998 fiscal year, and then decreased 1.3% to end at an average volume of $1.25 million as of December 31, 1999.

   Average interest-bearing liabilities began the comparison period at an average volume of $170.2 million for 1997, increasing to $178.14 million as of the end of 1998, and then increased to an average volume of $184.7 million as of December 31, 1999. A review of the areas that comprise this total shows a decrease then an increase in savings deposits. These funds started at $31.9 million at year-end 1997, decreased 3.34% to an average volume of $30.8 million, and then increased 6.2% to close the 1999 calendar year at an average volume of $32.7 million. NOW and money market funds set a different trend by starting year-end 1997 at an average volume of $39.3 million, increasing to $44.9 million or by 14.2% as of year-end 1998, further increasing by 15.4% to $51.9 million as of year-end 1999. Subordinated debentures reported a steady decrease starting at an average volume of $107 thousand as of year-end 1997, decreasing 55% to an average volume of $48 thousand as of year-end 1998 and then decreasing 58% to end the 1999 year at an average volume of $20 thousand. Time deposits set it's own course be-ginning at an average volume of $94.8 million, increasing to $98.2 million or by 3.6% for the 1998 comparison period, and then decreasing to $94.7 million or by 3.6% as of December 31, 1999. Repurchase agreements have proved to be very popular for our business customers, reporting an average volume of $1.3 million as of December 31, 1999 compared to $93 thousand a year ago. Other borrowed funds noted minimal decreases for each comparison period to end 1999 at an average volume of approximately $4.1 million.

   The average volume of subordinated debentures has been steadily decreasing as noted over the last three years. The 9% debentures were all converted as of December 31, 1998, and the redemption period for the 11% debentures is in the second phase with a price of 103%, translating into 427.85 shares of Community Bancorp. stock for each debenture redeemed. The redemption price decreases 1% every two years beginning July 31, 1998, with a maturity date of July 31, 2004. Actual debentures outstanding of $20,000 were reported for December 31, 1998 and 1999.

RISK MANAGEMENT

Liquidity Risk- Liquidity management refers to the ability of the Company to adequately cover fluctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The repayment of loans and growth in deposits are two of the major sources of liquidity. Our time deposits greater than $100,000 decreased from $17.9 million at the end of 1998 to $15.9 million at the end of 1999, a decrease of approximately $2 million or 11.1%. Other time deposits decreased from $77.7 million to $75.3 million for the same time period, a decrease of 3.2%. A review of these deposits indicates that changes are generated locally and regionally by established customers of the Company. The Company has no brokered deposits. Savings deposits increased to $32.9 million at December 31, 1999 from $30.5 million at the end of December 1998, an increase of $2.3 million or 7.7%. NOW and money market funds followed closely with an increase of $2.2 million or 4.3% to end the '99 calendar year at $52 million. Unfavorable rates on time deposits generated a stronger demand for other interest-bearing accounts as customers wait for higher yields before investing in long-term deposit accounts.

   Our gross loan portfolio increased $4.9 million or by 3.3% to end the 1999 calendar year at $153.3 million compared to $148.3 million a year ago. More fixed rate "in-house" loans were generated this year in an effort to increase our loan portfolio. Of this total loan portfolio of $153.3 million, $74.5 million, or 49% is scheduled to reprice or mature within one year. Federal funds sold and overnight deposits decreased dramatically from December 31, 1998 to end at a balance of $2.8 million as of December 31, 1999. An increase of $8.4 million in the Company's investment portfolio made up the decrease in these overnight funds. As of year-end 1999, the Company held in it's investment portfolio treasuries classified as "Available for Sale" with a fair value of almost $29 million compared to almost $21 million a year ago. The Company also carried investments classified as "Held to Maturity" with a book value of almost $30 million, which is comparable to the balances as of December 31, 1998. Both of these types of investments mature at monthly intervals as
shown on the gap report enclosed in this discussion.   Securities classified
as "Restricted Equity Securities" are made up of equity securities the Company is required to maintain in the form of Federal Home Loan Bank of Boston (FHLB) and Federal Reserve Bank stock. These securities remain at a balance totaling $1.14 million as of December 31, 1999.

   The Company has two credit lines with available balances totaling $6.1 million and additional borrowing capacity of approximately $106 million through the Federal Home Loan Bank of Boston, which is secured by the Company's qualifying 1-4 family residential loan portfolio. As of December 31, 1999, the Company has an advance of just over $4 million against the $105 million line at the Federal Home Loan Bank of Boston.

Credit Risk - Management believes that the policies and procedures established for the underwriting of its loan portfolio are both accurate and up-to-date helping to alleviate many of the problems that could exist within the portfolio in a changing environment. Loans are typically reviewed on a loan-by-loan basis with more emphasis placed on larger loans and loans that have the potential for a higher level of risk. These measures also help to ensure the adequacy of the allowance. The Executive Officers and Board of Directors perform periodic reviews of the loan portfolio. Among the topics discussed during their review are potential exposures that exist within the loan portfolio. Factors considered include, but are not limited to, historical loss ratios, each borrower's financial condition, the industry or sector of the economy in which the borrower operates, and overall economic conditions. Existing or potential problems are noted and reviewed by senior management to ensure that adequate loan-to-value ratios exist to help cover any cost associated with these loans. The Company employs both a full-time loan review and credit administration officer staffed with a department whose duties include, but are not limited to, a review of the loan portfolio including delinquent and non-accrual loans. Also on staff are personnel whose primary duties are to monitor non-performing loans. Included in the duties of this department are the tracking of payments by delinquent loan customers, and management of the Company's OREO portfolio.
A quick review of the OREO portfolio shows positive results since the establishment of this department. Results from both departments mentioned are reported to senior management for further review and additional action if necessary.

   Specific allocations are made in situations management feels are at a greater risk for loss. A quarterly review of certain qualitative factors, which include "Levels of, and Trends in, Delinquencies and Non-Accruals" and "National and Local Economic Trends and Conditions", helps to ensure that areas with potential risk are noted and coverage adjusted to reflect current trends in delinquencies and non-accruals. First mortgage loans make up the largest part of the loan portfolio and have the lowest historical loss ratio helping to alleviate overall risk.

Allowance for Loan Losses and Provisions - The valuation allowance for loan losses as of December 31, 1999 of $1.7 million constitutes one percent of the total loan portfolio compared to $1.66 million or just over one percent a year ago. In management's opinion, this is both adequate and reasonable in view of the fact that $124.5 million of the total loan portfolio, or 81.2% consists of real estate mortgage loans, compared to $122.6 million or 82.7%, as of December 31, 1998. Of this total for 1999 $98.4 million or 64.2% are loans secured by 1-4 family residences. This volume of home loans, together with the low historic loan loss experience, helps to support our basis for loan loss coverage. Additionally, in management's opinion, a loan portfolio consisting of 81.2% in residential and commercial real estate secured mortgage loans is more stable and less vulnerable than a portfolio with a higher concentration of unsecured commercial and industrial loans or personal loans.

   A comparison of non-performing assets for 1999 and 1998 reveals an overall decrease of $313,074 or 9.5% from a figure of $3.3 million to $3 million. Decreases of 19.78% and 25.28%, respectively, are noted in the Company's OREO portfolio and non-accruing loan portfolio, while an increase of almost 100% is recognized in loans 90 days or more past due and still accruing. This portfolio increased from $401,301 as of December 31, 1998 to $790,510 as of December 31, 1999. Of the total non-accrual loan portfolio of $1.8 million, approximately $1.6 million, or 93%, are real estate secured mortgage loans on which the Company has suffered relatively few losses. The portfolio of Other Real Estate Owned (OREO) decreased from a figure of $541,903 as of year-end 1998 to $434,694 for the same period in 1999.

   Non-performing assets as of December 31, 1999 and 1998 were made up of the following:
                                                       1999         1998
     Non-accruing loans                                $1,758,549   $2,353,623
     Loans past due 90 days or more and still accruing    790,510      401,301
     Other real estate owned                              434,694      541,903
      Total                                            $2,983,753   $3,296,827

   Management continues to monitor the allowance for loan and lease losses very carefully and maintains the reserve at a level of approximately one percent of total eligible loans. The Northeast Kingdom is known for being on the lower end of the economic scale, and as such suffers greatly in times of economic uncertainty. In view of this, the Company will always maintain its conservative approach to the review process for reserve requirements and adjust accordingly for any changes.

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

   Our current portfolio of Other Real Estate Owned consists of $109,083 in properties deeded in lieu with the remaining $325,611 acquired through the normal foreclosure process. All properties are located in Vermont, and are as follows: land in Jay; two commercial condominium units in Newport; one commercial building in Newport; a single family residence in the towns of Averill, Irasburg, Jay, East Burke and one in the city of Newport. The Company is actively attempting to sell all of these properties, and expects no material loss on any of them. Other Real Estate Owned is by definition a non-earning asset, and as such does have a negative impact on the Company's earnings.

Market Risk and Asset and Liability Management - Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company attempts to structure its balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's Asset/Liability Committee formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet, and a simulation analysis which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

Interest Rate Sensitivity "Gap" Analysis - An interest rate sensitivity "gap" is defined as the difference between the interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market interest rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

The following tables set forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1999, and December 31, 1998. The Company prepares its interest rate sensitivity "gap" analysis by scheduling assets and liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual term of the assets and liabilities, except that:

* Adjustable rate loans and certificates of deposit are included in the period when they are first scheduled to adjust and not in the period in which they mature;
* Fixed rate loans reflect scheduled contractual amortization, with no estimated prepayments;
and
* NOW, money markets, and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies by the Company of the sensitivity of each such category of deposit, to changes in interest rates.

Management believes that these assumptions approximate actual experience and considers them reasonable. However, the interest rate sensitivity of the Company's assets and liabilities in the tables could vary substantially if different assumptions were used or actual experience differs from the historical experiences on which the assumptions are based.

                                 GAP ANALYSYS
                      Community Bancorp. & Subsidiaries
                              December 31, 1999
                          Cumulative repriced within:
Dollars in thousands,   3 Months   4 to 12  1 to 3    3 to 5  Over 5
by repricing date       or less    Months   Years     Years   Years    Total

Interest-sensitive assets:
  Federal funds sold         600         0        0        0        0      600
  Overnight deposits       2,188         0        0        0        0    2,188
  Investments
    Available for Sale(1)      0     9,993   18,989        0        0   28,982
    Held to Maturity       3,057     6,680   14,910    1,426    3,814   29,887
  Restricted equity
   Securities                  0         0        0        0    1,142    1,142
  Loans(2)                23,254    51,250   41,673    8,317   27,027  151,521
Total interest-sensitive
 assets                   29,099    67,923   75,572    9,743   31,983  214,320

Interest-sensitive liabilities:
  Certificates of deposit 13,405    65,237   11,072    1,452        0   91,166
  Money markets           32,299         0        0        0	  0        32,299
  Regular savings              0     2,854        0        0   30,000   32,854
  NOW accounts                 0         0        0        0   19,796   19,796
  Borrowed funds               0         0       15        0    4,040    4,055
  Repurchase agreements    2,623         0        0        0        0    2,623
  Subordinated debentures      0         0        0       20        0       20
Total interest-sensitive
 liabilities              48,327    68,091   11,087    1,472   53,836  182,813

Net interest rate
 sensitivity gap         (19,228)     (168)  64,485    8,271  (21,853)
Cumulative net interest
 rate sensitivity gap    (19,228)  (19,396)  45,089   53,360   31,507
Cumulative net interest
 rate	sensitivity gap
 as a percentage of
 total assets             -8.28%    -8.35%   19.42%   22.98%   13.57%
Cumulative interest rate
 sensitivity gap as a
 percentage of total
 interest-earning assets  -8.97%    -9.05%   21.04%   24.90%   14.70%
Cumulative interest-earning
 assets as a percentage of
 cumulative interest-bearing
 liabilities              60.21%    83.34%  135.36%  141.37%  117.23%

<f01>  The Company may sell investments available for sale with a fair value of $28,982,188 at any time.
<f02>  Loan totals exclude non-accruing loans amounting to $1,758,549.

                                  GAP ANALYSYS
                      Community Bancorp. & Subsidiaries
                              December 31, 1998
                        Cumulative repriced within:
Dollars in thousands,     3 Months  4 to 12 1 to 3   3 to 5   Over 5
by repricing date         or less   Months  Years    Years    Years    Total

Interest-sensitive assets:
  Federal funds sold       7,025         0        0        0        0    7,025
  Overnight deposits       8,502         0        0        0        0    8,502
  Investments
  Available for Sale(1)        0         0   19,546    1,044        0   20,590
  Held to Maturity         5,860    15,246    5,549    1,482    1,741   29,878
  Restricted equity
   Securities                  0         0        0        0    1,142    1,142
  Loans(2)                22,240    56,570    46,12    6,146   14,901  145,981
Total interest-sensitive
 assets                   43,627    71,816   71,219    8,672   17,784  213,118

Interest-sensitive liabilities:
  Certificates of deposit 18,044    62,790   13,486    1,283        0   95,603
  Money markets           30,817         0        0        0        0   30,817
  Regular savings              0     2,512        0        0   28,000   30,512
  NOW accounts                 0         0        0        0   19,122   19,122
  Borrowed funds           4,000         5        0       15       40    4,060
  Repurchase agreements      288         0        0        0        0      288
  Subordinated debentures      0         0        0        0       20       20
Total interest-sensitive
 Liabilities              53,149    65,307   13,486    1,298   47,182  180,422

Net interest rate
 sensitivity gap          (9,522)    6,509   57,733    7,374  (29,398)
Cumulative net interest
 rate	sensitivity gap     (9,522)    3,013   54,720   62,094   32,696
Cumulative net interest
 rate sensitivity gap
 as a percentage of
 total assets              -4.23%   -1.34%   24.31%   27.59%   14.53%
Cumulative interest
 Sensitivity gap as a
 percentage of total
 interest-earning asset s  -4.47%   -1.41%   25.68%   29.14%   15.34%
Cumulative interest-
 earning assets as a
 percentage of cumulative
 interest-bearing
 liabilities               82.08%   97.46%  141.47%  146.60%  118.12%

<f01> The Company may sell investments available for sale with a fair value of $20,590,000 at any time.
<f02> Loan totals exclude non-accruing loans amounting to $2,353,623.

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

   The Company does not own any trading securities as our investment policy prohibits active trading in our investment account. The Company had $1.14 million in equity securities classified as available-for-sale for both the 1999 and 1998 comparison periods. In addition, at December 31, 1999, the Company had almost $30 million in U.S. Government securities classified as available-for-sale, compared to $20.6 million at December 31, 1998. These securities have been marked to market, with a resulting unrealized loss after taxes of $247,086 for 1999 compared to an unrealized gain of $235,375 for 1998. These figures are presented in the equity section of our financial statement as "accumulated other comprehensive income". As adjusted for this item, our investment portfolios at the respective years' ends were as follows:

December 31, 1999:        Amortized     Unrealized   Unrealized    Fair
                          Cost          Gains        Losses        Value

U.S. Government & agency securities
   Available-for-sale     $29,356,560    $  7,065    $381,437      $28,982,188
   Held-to-maturity(1)     17,777,541       4,108     389,163       17,392,486
States & political subdivisions
   Held-to-Maturity        12,110,280           0           0       12,110,280
Restricted equity securities
Available-for-Sale          1,141,650           0           0        1,141,650
                          $60,386,031    $ 11,173    $770,600      $59,626,604

December 31, 1998:        Amortized      Unrealized  Unrealized    Fair
                          Cost           Gains       Losses        Value

U.S. Government & agency securities
   Available-for-sale     $20,233,371    $357,237        $608      $20,590,000
   Held-to-maturity        20,143,530     160,472           0       20,304,002
States & political subdivisions
   Held-to-maturity         9,734,321           0           0        9,734,321
Restricted equity securities
   Available-for-sale       1,141,650           0           0        1,141,650
                          $51,252,872    $517,709        $608      $51,769,973

<f01>  Included in this portfolio is the U.S. Treasury Strip for Liberty
Savings Bank with an amortized cost of $1,569,196 and fair value of $1,546,319 as of December 31, 1999; and an amortized cost of $1,480,767 and a fair value of $1,519,752 as of December 31, 1998.

Gross realized gains and gross realized losses on actual sales of securities were:
Gross realized gains:                   1999     1998    1997

U.S. Government & agency securities     $  0     $  0    $  0
Other Securities                           0        0       0
                                        $  0     $  0    $  0

Gross realized losses:                  1999     1998    1997

U.S. Government & agency securities     $  0     $  0    $  0
Other Securities                           0        0       0
                                        $  0     $  0    $  0


BANK PREMISES AND EQUIPMENT

   Major classes of bank premises and equipment and the total accumulated depreciation are as follows:
                                                December 31,
                                            1999         1998

   Land                                 $   80,747   $   80,747
   Buildings and improvements            3,470,089    2,455,707
   Furniture and equipment               4,832,027    4,089,860
   Leasehold improvements                  416,840      408,187
                                         8,799,703    7,034,501
   Less accumulated depreciation        (4,477,006)  (4,024,460)
                                        $4,322,697   $3,010,041

   Depreciation included in occupancy and equipment expense amounted to $493,979, $384,376, and $407,238 for the years ended December 31, 1999, 1998 and 1997, respectively.

   The Company currently leases four of the seven offices it occupies. These leased offices are in Island Pond, Newport, Barton, and St. Johnsbury, Vermont. During the first part of 1999, the Company moved it's Newport office to a condominium space of approximately 3,084 square feet in the new state office building at the opposite end of Main Street from the Company's former office. The operating leases for the three other locations expire in various years through 2013 with options to renew.

   Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year, as of December 31, 1999, for each of the next five years and in aggregate are:

       2000                  $79,575
       2001                   66,110
       2002                   66,110
       2003                   66,110
       2004                   66,110
       Subsequent to 2004    186,060
         Total              $530,075

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

   The Company's ability to preserve its purchasing power depends primarily on its ability to manage net interest income. The Company's net interest income improved slightly during 1999, in light of the fact that the spread decreased from 1998 to 1999. An increase is noted in the volume of loans, the biggest source of interest income, and a decrease is noted in the volume of time deposits, which accounts for the biggest source of interest expense.

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

   Net interest income was $9.3 million, $9.31 million and $9.5 million, respectively for the years ended 1997, 1998 and 1999. Net interest spread, the difference between the yield on interest earning assets versus interest bearing liabilities, at the end of 1999 was 3.75% versus 3.78% for 1998 and 4.08% for 1997. Interest differential, defined as net interest income divided by average earning assets, for the years ended 1999, 1998 and 1997, was reported at 4.37%, 4.45%, and 4.71% respectively.

   Interest income rose from $17.13 million at the end of 1997, to $17.39 million for 1998, and then decreased to $17.04 million for the year ended 1999, an increase of 1.5% and a decrease of 2%, respectively. Interest expense rose from $7.8 million at the end of 1997 to $8.1 million as of year-end 1998, and then decreased to $7.5 million as of December 31, 1999. This translates to an increase of 3.1% for 1997 versus 1998 and a decrease of 6.7% for 1998 versus 1999.

   Income from loans for the year was $13.9 million for 1997, $13.8 million for 1998, and $13.04 million for 1999, resulting in yields of 9.51%, 9.31%, and 8.86%, respectively.

   The income on taxable investments went from $2.12 million for 1997 to $2.2 million for 1998, and then increased to $2.7 million at year-end 1999. The respective yields on these investments are 5.94% for 1997, 5.66% for 1998, and 5.45% for 1999. The income on tax-exempt securities took a different course for the same comparison periods, revealing a tax equivalent interest income figure for the twelve months of 1997 of $929 thousand versus $930 thousand for the twelve months of 1998, and $924 thousand for the same period in 1999. The tax-equivalent yield for these investments started at 7.65% at the end of 1997, and decreased 53 basis points to 7.12% for 1998, and then decreased 45 basis points
to a 1999 year-end yield of 6.67%.   The income on other securities increased
from $79 thousand for 1997, to $82 thousand for 1998, and then increased to $85 thousand for 1999, with average yields reported at 6.76%, 6.46%, and 6.78%, respectively.

   Interest income for federal funds sold was reported at $140 thousand with a yield of 5.42% for the twelve-month comparison period of 1997, compared to income of $237 thousand with a yield of 4.81% for 1998, and income of $143 thousand yielding 4.94% for the same period of 1999.

   Interest income on overnight deposits of $185 thousand yielding 5.54% was reported for the twelve months of 1998 compared to $133 thousand yielding 5.04% for the twelve months of 1999.

   Interest expense associated with total interest bearing liabilities began the year-end comparison periods at $7.8 million for 1997, increased to $8.1 million for 1998, and ended 1999 at a figure of $7.5 million, with average yields of 4.60%, 4.53%, and 4.08%, respectively.

   Interest expense associated with our savings accounts decreased for each comparison year starting at $877 thousand as of year-end 1997, decreasing $70 thousand or 8.0% to a 1998 year-end expense figure of $807 thousand, and then decreasing $51 thousand or 6.3% to end 1999 at a figure of $756 thousand. The average yield decreased accordingly throughout the three year-end comparison periods to end at 2.31% as of December 31, 1999.

   Interest expense on NOW and money market funds began the comparison period at $1.4 million as of year-end 1997 increasing 12% to end 1998 at $1.6 million, and then increased 5.8% to end 1999 at a reported expense figure of $1.7 million. The average yield started the comparison period at a rate of 3.55%
as of December 31, 1997, then decreased seven basis points to a rate of 3.48% as of December 31, 1998, and then decreased 29 basis points to end at 3.19% as of December 31, 1999.

   Interest expense on time deposits reported a year-end 1997 expense figure of $5.3 million, increasing $192 thousand or 3.6% to a year-end 1998 expense figure of $5.5 million, then decreasing by $631 thousand or 11.5% to a reported expense figure of $4.9 million as of year-end 1999. The average yield on these funds tracked its own course, reporting 5.60% for both 1997 and 1998 with a decrease of
46 basis points to end the 1999 fiscal year at an average yield of 5.14%.

   Interest expense for other borrowed funds began the year-end comparison periods at a figure of $245 thousand for year-end 1997, decreasing $47 thousand to end the 1998 fiscal year at $198 thousand, and then increased to $203 thousand or by 2.5% as of year-end 1999. The average yields followed accordingly from 6.03% to 4.88%, and then to 5.00%, respectively, for December 31, 1997, 1998, and 1999.

   Repurchase agreements reported an increase in interest expense with figures Of $4 thousand for 1998, increasing $48 thousand to end 1999 at a total expense figure of $52 thousand, with respective yields of 4.30% and 3.98%.

   As the volume of subordinated debentures decreases, so does the associated expense. Interest expense of $11 thousand, $5 thousand and $2 thousand was noted for the 12 months ended 1997, 1998, and 1999, respectively, which transforms into a decrease of 54.6% and 56%, respectively. The results are average yields of 10.28% for 1997, 10.42% for 1998, and 11% for 1999.


OTHER OPERATING INCOME AND EXPENSES

   Other operating income for the fourth quarter was reported at $531,185 for 1999, $441,652 for 1998, and $355,844 for 1997. Other income reports the biggest increase for both comparison periods with income of $267,459 for 1999 versus $191,848 for 1998 and $146,886 for 1997, an increase of $75,611 or 39.4%
for 1999 versus 1998 and an increase of $44,962 or 30.6% for 1998 versus 1997.
A gain of $108,605 on the sale of an OREO property helped to boost other income for the fourth quarter of 1999 compared to 1998. Income from sold loans, a component of other income, reported income of $34,813 for the fourth quarter of 1998 versus income of $1,879 for the same period in 1997, clearly supporting the total increase for that quarter. Additionally, trust department income increased $42,860 for the fourth quarter of 1998 versus 1997 further supporting
the total increase from 1997 to 1998.   The portfolio of trust account customers
increased dramatically during 1998, helping to increase the income associated with this department. Other operating income for the 12 months of 1999 reported at $1.8 million is an increase of 7.7% over the 1998 figure of $1.6 million,
which is an increase of almost 20% over the 1997 figure of $1.4 million.   Trust
department income reported the biggest increase for 1999 versus 1998 at $61,124 or 32.9% ending 1999 with total income of $247,001 compared to $185,877. Other income again reported the biggest increase for 1998 versus 1997, to end 1998 at a figure of $771,947, an increase of $218,920, or almost 40% over the 1997 figure of $553,027. The trust department continued to grow throughout 1999 generating favorable income for the Company. Income from sold loans again contributed to the overall increase in other income with reported income for the 1998 year of $153,699, compared to income of $19,580 for 1997.

   Other operating expenses for the fourth quarter of 1999 was reported at $1.83 million, resulting in an increase of 5.6% over the 1998 fourth quarter figure of $1.73 million, which decreased almost 2% compared to the 1997 fourth quarter figure of $1.76 million. Occupancy expense accounts for the biggest increase for 1999 versus 1998, with a reported figure of $360,385 compared to $282,403, respectively. The expense for furniture and equipment was greater this year than anticipated, resulting in an increase in depreciation on these assets. Pension and other employee benefits accounts for the biggest increase for 1998 versus 1997 created by additional funds that were needed to cover a shortfall for the 1997 fiscal year. Other expenses for the fourth quarter ended 1997 were greater than the same period in 1998 and 1999 by $56,808 and $59,222, respectively. OREO expenses, a component of other expenses, showed expenses totaling $95,753 for the fourth quarter of 1997 compared to $27,937 for 1998 and $39,003 for 1999. An auction was held during the last quarter of 1997 in an attempt to decrease our OREO portfolio. Most of the properties that sold did so at a loss, increasing overall expenses associated with these properties. Additionally, a substantial write-down was taken in 1997 on a property the Company has held for several years. Total other operating expenses ended the 1999 fiscal year at $7.33 million, an increase of $261,026 or 3.7% over the 1998 fiscal year of $7.07 million. The 1998 fiscal year total of $7.07 million is an increase of $278,387 or 4.1% over the 1997 fiscal year figure of $6.8 million. Other expenses tallied the biggest increase for both 1999 versus 1998 and 1998 versus 1997 with increases of $135,944 and $204,535, respectively. Expenses associated with our ATMs increased $42,879 contributing to the increase in other expenses for the 1999 fiscal year. Loss on limited partnership, a component of other expense, reported an expense figure of $74,779 for the fiscal year 1998 compared to $24,000 for 1997. This increase is the result of a change in the way the loss for this partnership is booked from year to year.

   Many of the components of other operating expenses are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate figures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

   Income before taxes of $967,578 are reported for the fourth quarter of 1999 compared to $888,262for the fourth quarter of 1998, and $798,066 for the same period in 1997, translating to increases of $79,316 or 8.9% for 1999 versus
1998 and $90,196or 11.3% for 1998 versus 1997. As a result, provisions for income taxes for the fourth quarters ended 1999, 1998, and 1997 are reported at $214,411, $225,647, and $235,567, respectively. Figures presented at the end of 1999 for income before taxes show an increase of $220,119 or 7.6% for 1999 versus 1998 and a tiny increase of $221 for 1998 compared to the same period in 1997. Provisions for income taxes for each fiscal year are reported as an increase of $76,135 or 10.7% from $710, 346 for 1998 to $786,481 for 1999 and a decrease of $44,758 or 5.9%, from $755,104 for 1997 to $710,346for 1998. This decrease in income tax expense for 1998 compared to 1997 is due in part to the absence of an anticipated tax credit for 1997, part of which was booked in 1998.

   Return on average assets (ROA), which measures how effectively a corporation uses its assets to produce earnings, increased to 1.02% for 1999 versus 1.00% for 1998 and 1.02% for 1997. Return on average equity (ROE), which is the ratio of income earned to average shareholders' equity was 10.54% for 1999 compared to 10.35% for 1998 and 10.69% for 1997.

CAPITAL RESOURCES

   Stockholders' equity at December 31, 1998 was $22,002,059, with a book value of $6.74 per share. It increased through earnings of $2,334,358, the sale of common stock of $954,188 through our dividend reinvestment program. It decreased through purchases of treasury stock of $2,840, dividends paid totaling $2,086,789, and $482,461 through adjustments for the valuation allowance of securities. Stockholders' equity also decreased due to an adjustment of $537,361 for a cash dividend that was declared in December of 1999, payable in February of 2000. As of December 31, 1999, stockholders' equity was $22,181,154 with a book value of $6.60 per share. All stockholders' equity is unrestricted. Additionally, it is noted that as the maturity date on securities classified as available for sale draws near, the market price on these securities becomes more favorable, thereby greatly reducing the material loss associated with these investments through the valuation allowance.

   The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1999, the Bank is required to have minimum Tier I and Total Capital ratios of 4.00% and 8.00%, respectively. The Company's consolidated risk weighted assets were reported at $112 million with reported ratios, at December 31, 1999, of approximately 20% for Tier I capital and 21% for Total capital. The report labeled "Capital Ratios" provides a better understanding of the components of each the Tier I and Tier II capital ratios as well as a three-year comparison of the growth of these ratios.

   The Company intends to continue the past policy of maintaining a strong capital resource position to support its asset size and level of operations. Consistent with that policy, management will continue to anticipate the Company's future capital needs.

   From time to time the Company may make contributions to the capital of either of its subsidiaries, Community National Bank or Liberty Savings Bank. At present, regulatory authorities have made no demand on the Company to make additional capital contributions to either the Bank's or Liberty's capital.

YEAR 2000

   Now that the century (and millennium) date change has come and gone, we are pleased to report that we experienced no significant difficulties as the new year began. The power stayed on, the phone lines worked, our ATMs were operable, and our computer systems worked fine. Furthermore, no unusual demands were placed on us for large cash withdrawals. Apparently our customers fully realized that the safest place for their money was in the bank.

   There are some key dates to watch throughout the year 2000, including February 29th (leap year day), March 31 (the end of the first quarter) and of course December 31st. We will continue to monitor our systems on these dates and throughout the year, but we expect no real problems to develop.

   The Company worked to resolve the potential impact of the year 2000 (Y2K) on the processing of date-sensitive information by the Company's computerized information systems. The Y2K problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's systems that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 which could result in miscalculations or systems failures. The Federal Reserve Board and other federal banking regulators (together known as the Federal Financial Institutions Examination Council, or "FFEIC") have developed joint guidelines and benchmarks for assessing Y2K risk, remediation of non-compliant systems and components and post-remediation testing and implementation.

In an effort to correctly assess the effect of Y2K on the financial position of the Company and assess our readiness for Y2K, a Y2K committee was organized which met on a regular basis to keep executive management and the Board of Directors informed of our progress towards Y2K compliance. The committee developed strategic, customer awareness, customer risk assessment, test and contingency plans. In accordance with FFEIC guidelines, the Y2K committee defined five phases in the Y2K project management:

Phase I - Awareness Phase
In this phase we defined the problem and gained executive level commitment. The Y2K committee developed an overall strategy.
     This phase has been completed.

Phase II - Assessment Phase
During this phase, we assessed the size and complexity of the Y2K issues and identified both information technology (IT) and non-IT systems that could be affected by the change. At this time, we also identified mission-critical and non-mission-critical systems.

   We defined mission-critical systems as vital to the successful continuation of our core business activities. Our core business activities include servicing deposits, servicing loans, item processing and accounting, originating deposits, originating loans, investments, and trust. The mission-critical systems that support our core business activities include our AS/400 (mainframe computer) and operating system; check processing software; check sorters; loan, deposit and account origination software; Fedline (interface to the Federal Reserve Bank); and trust accounting software. Other systems not deemed mission-critical, but important, include human resources; payroll; ATM networks; voice banking system; heating and faxes.

   We also evaluated the Y2K effect on strategic business initiatives. We assessed the risk exposure of our customers as funds providers, funds takers, and capital market/asset counter-parties.
     This phase has been completed, however, we continue to monitor our exposure on an on-going basis.

Phase III - Renovation Phase
This phase includes hardware and software upgrades or replacements and other changes.
     No mission-critical hardware or software needed to be replaced. All our software applications are provided by vendors and these applications were already Y2K compliant when we began the renovation phase. We replaced several PCs supporting non-mission critical applications.
     This phase has been completed.

Phase IV - Validation Phase
This is the testing phase. During this phase, the systems identified in Phase II (Assessment) were tested for Y2K compliance. Systems that were deemed mission-critical were tested first. We have finished testing the remaining systems.
     All mission-critical systems were tested by 12/31/98 and were in compliance. Non-mission-critical systems were tested by 6/30/99 and were in compliance.

Phase V - Implementation Phase
January 1, 2000 was a processing day. We detected no failures in our mission-critical systems.

   The Company does not write any source programming code and is therefore dependent upon external vendors and service providers to alter their programs to become Y2K compliant. We have received certification from our vendors as to their product compliance; however, we tested all mission-critical and non-mission-critical systems identified in Phase II.

The following timetable identifies the testing phases:
12/31/98   testing of internal mission-critical systems completed
03/31/99   testing with service providers for mission-critical systems completed
06/30/99   testing of non-mission-critical systems completed

   During 1999, we did not install any major upgrades to our systems after testing was completed.

   The costs involved in addressing potential problems did not have a material impact on the Company's financial position or cash flows. During 1998, we budgeted $63,750 and actually spent $67,000 for Y2K testing and upgrades. The costs included testing of our contingency site, replacement of 10 PCs not Y2K compliant and proxy testing of some of our mission-critical systems. We did not calculate the personnel costs relating to Y2K, however, we did not have to hire additional personnel in our Y2K efforts.

   For 1999, we budgeted and spent $77,000. Expenses included the replacement of additional PCs, PC software upgrades, consulting services, testing, travel and education. Y2K costs were expensed from current earnings.

   No new projects were deferred due to the Y2K effort. The yearly software update to our core system provided by one of our vendors was postponed by the vendor until 2000 in an effort to minimize changes to an already compliant system. This did not have an effect on our operations.

   We have reviewed the credit risk our commercial borrowers may pose to us if they are not Y2K compliant. At this time, we have no customers deemed as high risk. It may be that some of our small business customers may yet experience Y2K related difficulties, but none has appeared so far, and we believe our exposure to these kinds of problems is minimal.

   The worst case scenario relating to Y2K would have been the loss of electrical power. In an effort to mitigate this risk, as well as to protect us in the event of other power outages, a generator was purchased and installed at our main office in Derby.

   The next worst case scenario would have been the loss of our telephones. If this had happened, the Derby branch would have been fully operational. Other branches would have had to service deposits in an off-line mode. Requests for account and loan origination would have been directed to the Derby branch.

   Our Y2K contingency plan was based on our disaster recovery plan written to respond to a complete core system outage. Our contingency plan also outlines manual processes in the event of individual component failures.

   During the second quarter of 1999, outside consultants reviewed the feasibility of our contingency plans. This review did not constitute a third-party review as outlined by the FFIEC guidelines. After reviewing our plan, they made recommendations that, if implemented, would further enhance our Business Resumption Contingency Plan (BRCP).

   The third-party review as outlined by the FFIEC guidelines was performed by an officer of Community National Bank who was not involved with developing the plan.

COMMON STOCK PERFORMANCE BY QUARTER
                                      1999
                         First   Second   Third   Fourth
Trade price
   High                  $13.00  $12.50   $11.00  $10.88
   Low                   $11.88  $12.00   $ 9.25  $ 8.63
Cash Dividends Declared   $0.16   $0.16    $0.16   $0.16

                                      1998
                         First   Second   Third   Fourth
Trade price
   High                  $13.00  $13.75   $15.00  $13.75
   Low                   $11.75  $13.00   $13.75  $11.50
Cash Dividends Declared   $0.15   $0.15    $0.15   $0.15


Trade price information for the first quarter of 1998 has been restated to reflect the 100% stock dividend paid on June 1, 1998.