Form 10-K/A, Exhibit 13
period 1999-12-31
COMMUNITY BANCORP /VT
filed 2000-04-21
CIK 718413

Community Bancorp.  1999  Annual Report

An eye toward the future.
 A focus on people.

Community Bancorp.
  4811 US Route 5
  PO Box 259
  Derby, Vermont 05829
  (802) 334-7915

Community Bancorp.
and Subsidiaries 1999 Financial  Statements
Financial Reporting Responsibility

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

Community Bancorp.


Richard C. White
Chairman

Independent Auditor's  Report
To the Board of Directors and Stockholders'
Community Bancorp. and Subsidiaries
Derby, Vermont


  We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.


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