Form 10-K, Exhibit 13
period 2000-12-31
COMMUNITY BANCORP /VT
filed 2001-03-28
CIK 718413

                        INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Community Bancorp. and Subsidiaries
Derby, Vermont

We have audited the accompanying consolidated balance sheets of Community
Bancorp. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U. S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiaries at December 31, 2000 and 1999,
and the results of their operations and their cash flows for the years ended
December 31, 2000, 1999, and 1998 in conformity with U. S. generally accepted accounting principles.

January 5, 2001
St. Johnsbury, Vermont
VT Reg. No. 92-0000102
COMMUNITY BANCORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 1999
ASSETS	2000	1999
Cash and due from banks (Note 18)	$6,110,527	$9,928,586
Federal funds sold and overnight deposits	-0-	2,787,558
Cash and cash equivalents	6,110,527	12,716,144
Securities held-to-maturity (approximate fair value $42,466,587
and $29,502,766 at December 31, 2000 and 1999) (Note 2)	42,197,130	29,887,821
Securities available-for-sale (Note 2)	19,145,938	28,982,188
Restricted equity securities (Note 1)	1,141,650	1,141,650
Loans held-for-sale (Note 1)	710,991	660,423
Loans (Note 3)	176,815,408	152,618,876
Allowance for loan losses (Note 4)	(1,796,810)	(1,714,763)
Unearned net loan fees	(950,937)	(891,114)
Net loans	174,067,661	150,012,999
Bank premises and equipment, net (Note 5)	4,693,934	4,322,697
Accrued interest receivable	1,929,495	1,484,192
Other real estate owned, net (Note 6)	201,123	434,694
Other assets (Notes 7 and 12)	2,586,788	2,572,994
Total assets	$252,785,237	$232,215,802
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$ 25,640,868	$ 25,727,709
NOW and money market accounts	55,776,849	52,094,860
Savings	29,810,798	32,854,357
Time, $100,000 and over (Note 8)	17,504,358	15,894,363
Other time (Note 8)	79,651,657	75,271,591
	208,384,530	201,842,880
Repurchase agreements (Note 10)	14,371,538	2,623,282
Borrowed funds (Note 9)	5,592,000	4,055,000
Accrued interest and other liabilities (Note 17)	1,886,999	1,493,486
Subordinated debentures (Note 11)	20,000	20,000
Total liabilities	230,255,067	210,034,648
COMMITMENTS AND CONTINGENT LIABILITIES (Notes 5, 13, 14, 15, and 17)
STOCKHOLDERS' EQUITY
Common stock, $2.50 par value; 6,000,000 shares authorized,
3,478,561shares issued at December 31, 2000
and 3,388,394 shares issued at December 31, 1999	8,696,402	8,470,985
Additional paid-in capital	11,515,514	10,942,510
Retained earnings (Note 19)	3,731,098	3,462,966
Accumulated other comprehensive loss	(23,108)	(247,086)
Less treasury stock, at cost
(2000, 122,777 shares; 1999, 29,887 shares)	(1,389,736)	(448,221)
	22,530,170	22,181,154
Total liabilities and stockholders' equity	$252,785,237	$232,215,802

See accompanying notes.
COMMUNITY BANCORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2000, 1999, and 1998

	2000	1999	1998
Interest income
Interest and fees on loans	$14,538,722	$13,036,041	$13,758,226
Interest and dividends on investment securities
U.S. Treasury	1,503,302	2,192,557	2,058,981
U. S. Government agencies	1,331,431	522,774	137,074
States and political subdivisions	801,402	615,557	621,411
Dividends	89,130	79,540	74,046
Interest on federal funds sold and overnight deposits	170,783	276,322	421,972
	18,434,770	16,722,791	17,071,710
Interest expense
Interest on deposits	7,699,756	7,277,456	7,868,323
Interest on borrowed funds and securities sold
under agreements to repurchase	1,087,178	254,884	203,702
Interest on subordinated debentures	2,200	2,200	4,597
	8,789,134	7,534,540	8,076,622
Net interest income	9,645,636	9,188,251	8,995,088
Provision for loan losses (Note 4)	(384,000)	(497,000)	(660,000)
Net interest income after provision for loan losses	9,261,636	8,691,251	8,335,088
Other income
Trust Department income	362,979	247,001	185,877
Service fees	808,139	704,348	676,558
Security losses (Note 2)	(18,782)	-0-	-0-
Other (Note 24)	712,846	808,014	771,947
	1,865,182	1,759,363	1,634,382
Other expenses
Salaries and wages	2,917,665	2,839,193	2,795,987
Pension and other employee benefits (Notes 13 and 17)	936,367	792,328	744,715
Occupancy expenses	1,407,505	1,284,339	1,250,077
Other operating expenses (Note 24)	2,666,900	2,413,915	2,277,971
	7,928,437	7,329,775	7,068,750
Income before income taxes	3,198,381	3,120,839	2,900,720
Income taxes (Note 12)	775,960	786,481	710,346
Net income	$ 2,422,421	$ 2,334,358	$ 2,190,374
Earnings per common share on weighted average	$0.72	$0.71	$0.68
Weighted average number of common shares
used in computing earnings per share	3,375,196	3,309,375	3,229,702
Book value per share on shares outstanding at December 31	$6.71	$6.60	$6.74

See accompanying notes.

COMMUNITY BANCORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2000, 1999, and 1998

	---Common Stock---
	Shares	Amount

Balances, December 31, 1997	1,507,534	$3,842,907

Comprehensive income, net of taxes
Net income	-0-	-0-
Net unrealized holding gains on securities available-for-sale,
net of tax, ($103,889)	-0-	-0-
Total comprehensive income
Dividends paid	-0-	-0-
100% stock split effected in the form of a dividend	1,529,430	3,823,575
Issuance of stock	74,013	185,034
Purchase of treasury stock	(17)	-0-
Balances, December 31, 1998	3,110,960	7,851,516

Comprehensive income, net of taxes
Net income	-0-	-0-
Net unrealized holding losses on securities available-for-sale,
net of tax, ($248,540)	-0-	-0-
Total comprehensive income
Dividends declared	-0-	-0-
5% stock dividend	156,633	391,582
Issuance of stock	91,155	227,887
Purchase of treasury stock	(241)	-0-
Balances, December 31, 1999	3,358,507	8,470,985

Comprehensive income, net of taxes
Net income	-0-	-0-
Net unrealized holding gains on securities available-for-sale,
net of tax, ($115,383)	-0-	-0-
Total comprehensive income
Dividends declared	-0-	-0-
Issuance of stock	90,167	225,417
Purchase of treasury stock	(92,890)	-0-
Balances, December 31, 2000	3,355,784	$8,696,402

See accompanying notes.

		Accumulated
Additional		other		Total
paid-in	Retained	comprehensive	Treasury	stockholders'
capital	earnings	income (loss)	stock	equity

$ 7,978,435	$ 9,070,443	$ 33,709	($ 445,137)	$20,480,357

-0-	2,190,374	-0-	-0-	2,190,374

-0-	-0-	201,666	-0-	201,666
				2,392,040
-0-	(1,833,146)	-0-	-0-	(1,833,146)
-0-	(3,823,575)	-0-	-0-	-0-
778,018	-0-	-0-	-0-	963,052
-0-	-0-	-0-	(244)	(244)
8,756,453	5,604,096	235,375	(445,381)	22,002,059

-0-	2,334,358	-0-	-0-	2,334,358

-0-	-0-	(482,461)	-0-	(482,461)
				1,851,897
-0-	(2,624,150)	-0-	-0-	(2,624,150)
1,459,756	(1,851,338)	-0-	-0-	-0-
726,301	-0-	-0-	-0-	954,188
-0-	-0-	-0-	(2,840)	(2,840)
10,942,510	3,462,966	(247,086)	(448,221)	22,181,154

-0-	2,422,421	-0-	-0-	2,422,421

-0-	-0-	223,978	-0-	223,978
				2,646,399
-0-	(2,154,289)	-0-	-0-	(2,154,289)
573,004	-0-	-0-	-0-	798,421
-0-	-0-	-0-	(941,515)	(941,515)
$11,515,514	$ 3,731,098	($ 23,108)	($ 1,389,736)	$22,530,170

COMMUNITY BANCORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000, 1999, and 1998

	2000	1999	1998
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 2,422,421	$ 2,334,358	$ 2,190,374
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	599,487	516,824	407,226
Provision for possible loan losses	384,000	497,000	660,000
(Credit) provision for deferred income taxes	(26,119)	21,068	(75,246)
Loss on sale of securities	18,782	-0-	-0-
Gain on sale of loans	(50,863)	(108,389)	(153,699)
Losses on sales of fixed assets	-0-	1,675	-0-
(Gains) losses on sales of OREO	(58,405)	(96,318)	4,448
OREO writedowns	23,343	19,590	26,592
Amortization of bond premium, net	174,685	270,141	48,621
Proceeds from sales of loans held for sale	3,886,000	10,790,620	18,780,207
Originations of loans held for sale	(3,885,705)	(10,310,457)	(19,658,705)
Increase in interest receivable	(445,303)	(23,521)	(373)
Decrease (increase) in mortgage servicing rights	22,892	(31,114)	(92,544)
(Increase) decrease in other assets	(191,227)	158,157	(261,297)
Increase (decrease) in unamortized loan fees	59,823	42,151	(17,626)
Increase (decrease) in taxes payable	123,041	(41,049)	20,628
Increase (decrease) in interest payable	107,381	(38,366)	(10,694)
(Decrease) increase in accrued expenses	(40,418)	55,097	950
Increase in other liabilities	221,637	103,265	55,359
Net cash provided by operating activities	3,345,452	4,160,732	1,924,221
CASH FLOWS FROM INVESTING ACTIVITIES
Securities held-to-maturity
Maturities and paydowns	21,842,506	31,875,523	26,602,459
Purchases	(34,157,564)	(31,987,612)	(22,365,543)
Securities available-for-sale
Sales and maturities	9,987,892	-0-	3,000,000
Purchases	-0-	(9,291,211)	(15,282,969)
Purchase of restricted equity securities	-0-	-0-	(41,900)
(Increase) decrease in loans, net	(25,025,922)	(6,589,397)	1,758,500
Capital expenditures, net	(947,879)	(1,808,310)	(108,756)
Investments in limited partnership, net	24,740	(324,258)	12,779
Proceeds from sales of other real estate owned	659,648	908,399	864,835
Recoveries of loans charged off	136,422	108,004	202,057
Net cash used in investing activities	(27,480,157)	(17,108,862)	(5,358,538)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand, NOW, savings, and
money market accounts	551,589	8,482,469	11,281,205
Net increase (decrease) in certificates of deposit	5,990,061	(4,436,883)	(1,064,312)
Net increase in short-term borrowings and repurchase
agreements	11,748,256	2,335,041	288,241
Net increase (decrease) in borrowed funds	1,537,000	(5,000)	-0-
Payments to acquire treasury stock	(941,515)	(2,840)	(244)
Dividends paid	(1,356,303)	(1,132,601)	(954,095)
Net cash provided by financing activities	17,529,088	5,240,186	9,550,795
Net (decrease) increase in cash and cash equivalents	(6,605,617)	(7,707,944)	6,116,478
Cash and cash equivalents
Beginning	12,716,144	20,424,088	14,307,610
Ending	$ 6,110,527	$12,716,144	$20,424,088

SUPPLEMENTAL SCHEDULE OF CASH PAID DURING THE YEAR

Interest	$ 8,681,753	$ 7,572,906	$ 8,087,316
Income taxes	$ 679,038	$ 806,462	$ 764,964

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Unrealized gain (loss) on securities available-for-sale	$ 339,361	($ 731,001)	$ 305,555
Other real estate owned acquired in settlement of loans	$ 391,015	$ 724,462	$ 348,911
Debentures converted to common stock	$ -0-	$ -0-	$ 84,000
Stock dividends	$ -0-	$ 1,851,338	$ 3,823,575
Dividends paid:
Dividends declared	$ 2,154,289	$ 2,624,150	$ 1,833,146
(Increase) in dividends payable	435	(537,361)	-0-
Dividends reinvested	(798,421)	(954,188)	(879,051)
	$ 1,356,303	$ 1,132,601	$ 954,095

See accompanying notes.

     COMMUNITY BANCORP. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiaries ("Company") are
in conformity with U. S. generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp.
and its wholly-owned subsidiaries, Community National Bank (Community) and
Liberty Savings Bank (Liberty). All significant intercompany accounts and transactions have been eliminated.

Nature of operations

The Company provides a variety of financial services to individuals and corporate customers through its branches in northeastern Vermont, which is primarily a small business and agricultural area. The Company's primary deposit products are checking and savings accounts and certificates-of-deposit. Its primary lending products are commercial, real estate, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-
rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Company's loans are secured by real estate.

Use of estimates

The preparation of consolidated financial statements in conformity with U. S.
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

Presentation of cash flows

For purposes of presentation in the consolidated statement of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods), and overnight deposits.

Trust assets

Assets of the Trust Department, other than trust cash on deposit at the Company, are not included in these consolidated financial statements because they are not assets of the Company.

Investment securities

Investment securities purchased and held primarily for resale in the near future are classified as trading. Trading securities are carried at fair value with unrealized gains and losses included in earnings.

Debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.
Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-
sale are carried at fair value with unrealized gains and losses net of tax and reclassification adjustment reported as a net amount in other comprehensive income. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Restricted equity securities

Restricted equity securities are comprised of Federal Reserve Bank stock and
Federal Home Loan Bank stock. These securities are carried at cost. As a member of the Federal Reserve Bank (FRB), the Company is required to invest in FRB stock in an amount equal to 3% of Community National Bank's capital stock and surplus.

As a member of the Federal Home Loan Bank, the Company is required to invest in $100 par value stock of the Federal Home Loan Bank. The stock is nonmarketable, and when redeemed, the Company would receive from the
Federal Home Loan Bank an amount equal to the par value of the stock.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. All sales are made without recourse. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

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

Allowance for loan losses

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio.
The amount of the allowance is based on management's periodic evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Bank premises and equipment

Bank premises and equipment are stated at cost less accumulated depreciation.
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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Company's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-
downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

Income taxes

The Company recognizes income taxes under the asset and liability method.
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

Foreign currency transactions

Foreign currency (principally Canadian) amounts are translated to U.S. dollars in accordance with FASB Statement No. 52, "Foreign Currency Translation".
The U.S. dollar is the functional currency and therefore translation adjustments are recognized in income. Total translation adjustments, including adjustments on foreign currency transactions, are immaterial.

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.
Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Pension costs

Pension costs are charged to salaries and employee benefits expense and are funded as accrued.

Advertising costs

The Company expenses advertising costs as incurred.

Stock split effected in the form of a dividend

Effective June 1, 1998, the shareholders authorized a two-for-one stock split of the Company's $2.50 par value common stock. The stock split was effected in the form of a dividend. All references in the accompanying financial state-
ments to the number of common shares and per-share amounts have been restated
to reflect the stock split.

Comprehensive income

The Company adopted SFAS No. 130, Reporting Comprehensive Income, as of
January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-
sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the
Company's net income or shareholders' equity.

The components of other comprehensive income and related tax effects at December
31 are as follows:
	2000	1999	1998

Unrealized holding gains (losses)
on available-for-sale securities	$358,143	($731,001)	$305,555
Reclassification adjustment for losses
realized in income	(18,782)	-0-	-0-

Net unrealized gains (losses)	339,361	(731,001)	305,555
Tax effect	115,383	248,540	(103,889)

Net of tax amount	$223,978	($482,461)	$201,666

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock outstanding during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury. The assumed conversion of subordinated debentures does not result in material dilution.

Off-balance-sheet financial instruments

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

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

Restricted equity securities: The carrying amounts of these securities approxi-
mate their fair values.

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

Short-term borrowings: The carrying amounts reported in the balance sheets for federal funds purchased approximate their fair values. These borrowings are short-
term and due on demand.

Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-
worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Accrued interest: The carrying amounts of accrued interest approximates their fair values.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3)
the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Business segments

In 1998, the FASB issued SFAS No. 131, Disclosures about Segments of an
Enterprise and Related Information, which establishes standards relative to public companies for the reporting of certain information about operating segments within their financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Management has determined that the Company does not have reportable segments as defined within the
Statement.

Recent accounting pronouncements

The FASB issued Statement No. 133, Accounting for Derivative Instruments and
Hedging Activities, as amended by FAS No. 137, which becomes effective for years beginning after June 15, 2000. This Statement establishes new accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those derivatives at fair value. The accounting for the gains or losses resulting in the changes of value of those derivatives will depend on the intended use of the derivatives and whether it qualifies for hedge accounting. Management is currently evaluating the impact of this Statement on the Company's financial statements but does not anticipate it will have a material impact.

Reclassification

Certain amounts in the 1998 financial statements have been reclassified to conform to the current year presentation.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value
December 31, 2000
U. S. Government and agency securities	$19,180,950	$ 1,606	$ 36,618	$19,145,938

December 31, 1999
U. S. Government and agency securities	$29,356,560	$ 7,065	$ 381,437	$28,982,188

Securities HTM
December 31, 2000
U. S. Government and agency securities	$28,676,667	$ 373,580	$ 104,123	$28,946,124
States and political subdivisions	13,520,463	-0-	-0-	13,520,463
	$42,197,130	$ 373,580	$ 104,123	$42,466,587

December 31, 1999
U. S. Government and agency securities	$17,777,541	$ 4,108	$ 389,163	$17,392,486
States and political subdivision	12,110,280	-0-	-0-	12,110,280
	$29,887,821	$ 4,108	$ 389,163	$29,502,766

Investment securities with a carrying amount of $28,021,023 and $8,133,750 and a fair value of $28,296,137 and $7,949,063 at December 31, 2000 and 1999,
respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Proceeds from the sale of securities available-for-sale amounted to $9,987,892 in 2000 and $-0- in 1999 and 1998. Realized gains from sales of investments available-for-sale were $1,391 in 2000 and $-0- in 1999 and 1998. Realized losses were $20,173 in 2000 and $-0- in 1999 and 1998.

The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of securities available-for-sale at December 31, 2000 were as follows:
	Amortized	Fair
	Cost	Value
Due in one year or less	$ 9,035,675	$ 9,028,128
Due from one to five years	10,145,275	10,117,810
	$19,180,950	$19,145,938

The maturities of securities held-to-maturity at December 31, 2000 were as follows:
	Amortized	Fair
	Cost	Value
Due in one year or less	$16,540,934	$16,521,524
Due from one to five years	13,057,015	13,071,993
Due from five to ten years	11,399,203	11,673,092
Due after ten years	1,199,978	1,199,978
	$42,197,130	$42,466,587

Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $13,459,837 and $12,017,452 at December
31, 2000 and 1999, respectively, which are attributable to private financing transactions arranged by the Company. There is no established trading market for these securities and, accordingly, the carrying amount of these securities has been reflected as their fair value. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Note 3.  Loans

The composition of net loans at December 31 is as follows:

	2000	1999

Commercial	$ 14,635,161	$ 12,187,872
Real estate - Construction	1,021,113	1,619,793
Real estate - Mortgage	138,771,429	122,230,995
Installment and other	22,387,705	16,580,216
	176,815,408	152,618,876
Deduct:
Allowance for loan losses	1,796,810	1,714,763
Unearned net loan fees	950,937	891,114
	2,747,747	2,605,877
	$174,067,661	$150,012,999

Total unamortized premiums on purchased loans totaled $71,082 and $-0- at
December 31, 2000 and 1999, respectively, and are included in the "Installment and other" caption.

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $51,351,638, $50,638,724, and
$44,821,268 at December 31, 2000, 1999, and 1998, respectively. Mortgage servicing rights of $25,672, $77,926, and $122,533 were capitalized in 2000,
1999, and 1998, respectively. Amortization of mortgage servicing rights was
$48,564, $46,762, and $29,142 in 2000, 1999, and 1998, respectively.

The total recorded investment in impaired loans as determined in accordance with FASB Statements No. 114 and No. 118 approximated $399,450 and $717,801 at December 31, 2000 and 1999, respectively. These loans were subject to allowances for loan losses of approximately $8,732 and $56,372 which represented the total allowance for loan losses related to impaired loans at December 31,
2000 and 1999, respectively. The average recorded investment in impaired loans amounted to approximately $470,107, $895,365, and $1,065,049 for the years ended December 31, 2000, 1999, and 1998, respectively. Cash receipts on impaired loans amounted to $151,110, $444,327, and $173,694 in 2000, 1999, and
1998, respectively, of which $125,268, $384,860, and $148,703 were applied to the principal balances of the loans.

In addition, the Company had other nonaccrual loans of approximately $1,015,433 and $1,040,747 at December 31, 2000 and 1999, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately
$117,954, $102,900, and $91,458 for the years ended December 31, 2000, 1999, and 1998, respectively.

The Company is not committed to lend additional funds to debtors with impaired, nonaccrual or modified loans.

Note 4.   Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:
	2000	1999	1998

Balance, beginning	$1,714,763	$1,658,967	$1,502,202
Provision for loan losses	384,000	497,000	660,000
Recoveries of amounts charged off	136,422	108,004	202,057
	2,235,185	2,263,971	2,364,259
Amounts charged off	(438,375)	(549,208)	(705,292)
Balance, ending	$1,796,810	$1,714,763	$1,658,967

Note 5.   Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation at December 31 are as follows:

	2000	1999

Land	$ 80,747	$ 80,747
Buildings and improvements	3,794,658	3,470,089
Furniture and equipment	5,453,261	4,832,027
Leasehold improvements	418,916	416,840
	9,747,582	8,799,703
Less accumulated depreciation	(5,053,648)	(4,477,006)
	$4,693,934	$4,322,697

Depreciation included in occupancy and equipment expense amounted to $576,642,
$493,979, and $384,376 for the years ended December 31, 2000, 1999, and 1998, respectively.

The Company occupies leased quarters at four branch office locations under operating leases expiring in various years through 2013 with options to renew.

Minimum future rental payments under non-cancelable operating leases having original terms in excess of one year as of December 31, 2000 for each of the next five years and in aggregate are:
2001	$102,028
2002	102,028
2003	102,028
2004	102,028
2005	77,973
Subsequent to 2005	302,637
$788,722

Total rental expense amounted to $102,327, $150,865, and $293,784 for the years ended December 31, 2000, 1999, and 1998, respectively.

Note 6.   Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:
	2000	1999

Other real estate owned	$464,129	$686,240
Less allowance for losses on OREO	(263,006)	(251,546)
Other real estate owned, net	$201,123	$434,694

Changes in the allowance for losses on OREO for the years ended December
31 were as follows:
	2000	1999	1998

Balance, beginning	$251,546	$251,546	$302,726
Provision for losses	23,343	19,590	26,592
Charge-offs, net	(11,883)	(19,590)	(77,772)
Balance, ending	$263,006	$251,546	$251,546

Note 7.   Investments Carried at Equity

The Company purchased various partnership interests in limited partnerships.
These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern Vermont. The investments are accounted for under the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnership's undistributed earnings or losses. The carrying values of these investments were $601,454 and $626,194 at December 31, 2000 and 1999, respectively. The provision for undistributed net losses of the partnerships charged to earnings were $86,141,
$28,992, and $74,779 for 2000, 1999, and 1998, respectively.

Note 8.   Deposits

The following is a maturity distribution of time certificates of deposit at
December 31, 2000:
Maturing in 2001	$77,615,065
Maturing in 2002	13,791,395
Maturing in 2003	5,039,129
Maturing in 2004	317,977
Maturing in 2005 and thereafter	392,449
$97,156,015

A maturity distribution of time certificates of deposit in denominations of
$100,000 or more at December 31, 2000 is as follows:
Three months or less	$ 1,531,225
Over three months through six months	7,989,096
Over six months through twelve months	4,194,080
Over twelve months	3,789,957
$17,504,358

Note 9.   Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (FHLB) for the years ended December 31 were as follows:

	2000	1999
FHLB term borrowing, 5.39% fixed
rate, payable November 24,2009	$ -0-	$4,000,000

FHLB term borrowing, 6.69% fixed
rate, payable March 1, 2001	5,000,000	-0-

Community Investment Program
borrowings, fixed rate (vary 7.16%
to 7.67%), payable at various
maturities through November, 2012	55,000	55,000
	$5,055,000	$4,055,000

Note 9.   Borrowed Funds (Continued)

Principal maturities of borrowed funds as of December 31, 2000 are as follows:
2001	$5,000,000
2002	15,000
2003	-0-
2004	-0-
2005	-0-
Thereafter	40,000
$5,055,000

The Company also maintains a $4,301,000 IDEAL Way Line of Credit with the
Federal Home Loan Bank of Boston. Outstanding advances under this line were
$537,000 and $-0- at December 31, 2000 and 1999, respectively. Interest on these borrowings is chargeable at a rate determined daily by the Federal Home
Loan Bank and payable monthly. The rate was 6.77% on the outstanding amount at December 31, 2000.

Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by the Company, all funds placed in deposit with the Federal Home
Loan Bank, qualified first mortgages held by the Company, and any additional holdings which may be pledged as security.

Note 10.   Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase amounted to $14,371,538 and
$2,623,282 as of December 31, 2000 and 1999, respectively. These agreements are collateralized by U. S. Treasury notes with a carrying value of $21,998,106 and $4,095,514 and a fair value of $22,227,651 and $3,967,812 at December 31,
2000 and 1999, respectively. These securities pay interest at rates between
5.20% and 8.07% and mature at varying dates through 2010.

The average daily balance of this repurchase agreement approximated $9,956,407 and $1,304,828 during 2000 and 1999, respectively. The maximum borrowings outstanding on this agreement at any month-end reporting period of the Bank was
$19,754,560 and $3,000,471 in 2000 and 1999, respectively. These repurchase agreements mature daily. The securities underlying these agreements are held in safekeeping by the Institution.

Note 11.   Subordinated Debentures

On September 1, 1984, the Company issued $750,000 of 11% convertible debentures due August 1, 2004. The notes are subordinated to all other indebtedness of the
Company. At December 31, 2000 and 1999, $20,000 remained outstanding.

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

Federal income tax expense for the years ended December 31 was as follows:
	2000	1999	1998
Currently paid or payable	$802,079	$765,413	$785,592
Deferred	(26,119)	21,068	(75,246)
	$775,960	$786,481	$710,346

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following at
December 31:
	2000	1999	1998

Computed "expected" tax expense	$1,087,449	$1,061,085	$ 986,245
Tax exempt interest	(270,988)	(207,439)	(208,713)
Disallowed interest	40,229	30,736	32,786
Partnership tax credits	(93,169)	(109,749)	(64,405)
Other	12,439	11,848	(35,567)
	$ 775,960	$ 786,481	$ 710,346

The deferred income tax provision consisted of the following items for the years ended December 31:

	2000	1999	1998

Depreciation	$ 4,026	($23,241)	($16,003)
Loan fees	14,573	25,175	30,689
Mortgage servicing	(7,783)	10,579	31,465
Deferred compensation	(45,489)	(42,985)	(23,984)
Bad debts	(19,629)	4,566	(53,300)
Limited partnerships	32,649	47,344	42,958
Nonaccrual loan interest	9,680	(11,660)	(49,960)
OREO	(3,896)	-0-	17,401
Other	(10,250)	11,290	(54,512)
	($26,119)	$21,068	($75,246)

Listed below are the significant components of the net deferred tax asset at
December 31:
	2000	1999
Components of the deferred tax asset:
Bad debts	$ 441,945	$ 422,316
Unearned loan fees	62,706	77,279
Nonaccrual loan interest	125,642	135,322
OREO writedowns	89,422	85,526
Deferred compensation	163,206	117,717
Other	23,156	44,691
Unrealized loss on securities available-for-sale	11,904	127,286
Total deferred tax asset	917,981	1,010,137
Valuation allowance	-0-	-0-
Total deferred tax asset, net of valuation allowance	917,981	1,010,137

Components of the deferred tax liability:
Depreciation	138,013	133,987
Limited partnerships	204,199	171,550
Mortgage servicing rights	66,396	74,179
Total deferred tax liability	408,608	379,716
Net deferred tax asset	$ 509,373	$ 630,421

FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

Net deferred tax assets are included in the caption "Other assets" on the balance sheets at December 31, 2000 and 1999, respectively.

Note 13. Pension Plan

The Company has a discretionary defined contribution plan covering all employees who meet certain age and service requirements. Due to the nature of the plan, defined contribution, there is no unfunded past service liability.
The provisions for pension expense were $284,596, $280,650, and $287,788 for 2000, 1999, and 1998, respectively.

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
	Contract or
	----Notional Amount----
	2000	1999
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$16,600,962	$18,748,555
Standby letters of credit and commercial letters of credit	$ 51,362	$ 316,000
Credit card arrangements	$ 4,063,844	$ 3,268,057

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

The Company enters into a variety of interest rate contracts, including interest rate caps and floors written on adjustable rate loans in managing its interest rate exposure. Interest rate caps and floors on loans written by the Company enable customers to transfer, modify, or reduce their interest rate risk.

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
	2000	1999

Balance, beginning	$396,339	$544,764
New loans	335,386	292,671
Repayments	(316,060)	(441,096)
Balance, ending	$415,665	$396,339

Total deposits with related parties approximated $745,476 and $678,697 at
December 31, 2000 and 1999, respectively.

Note 17.   Deferred Compensation Plans

The Company has a deferred compensation and retirement program for directors and key employees of the Company. These employees and directors are general creditors of the Company with respect to these benefits. The benefits accrued under these plans aggregated $480,016 and $346,227 at December 31, 2000 and
1999, respectively. The expense associated with these deferred compensation plans was $142,093, $131,426, and $76,592 for the years ended December 31,
2000, 1999, and 1998, respectively.

Note 18.   Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with Federal
Reserve Banks. The totals of those reserve balances were approximately
$1,052,000 and $1,043,000 at December 31, 2000 and 1999, respectively.

The nature of the Bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31 is as follows:
	2000	1999

Noninterest-bearing accounts	$ 408,026	$ 262,578
Federal Reserve Bank	4,365,530	6,813,899
Federal funds sold	-0-	2,787,558

No losses have been experienced in these accounts. In addition, the Company was required to maintain contracted clearing balances of $275,000 at December
31, 2000 and 1999.

Note 19.   Regulatory Matters

The Bank (Community National Bank) is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-
weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank (Community National Bank) is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-
weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the
Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios (000's omitted) are also presented in the table.
					Minimum
				Minimum	To be Well
				For Capital	Capitalized Under
				Adequacy	Prompt Corrective
				Purposes:	Action Provisions:
		Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2000:
Total capital (to risk
weighted assets)	$22,513	17.08%	$10,543	8.0%	$13,178	10.0%
Tier I capital (to risk
weighted assets)	$20,864	15.83%	$ 5,272	4.0%	$ 7,907	6.0%
Tier I capital ( to
average assets)	$20,864	8.06%	$10,359	4.0%	$12,949	5.0%

As of December 31, 1999:
Total capital to risk
weighted assets)	$22,466	20.12%	$ 8,935	8.0%	$11,168	10.0%
Tier I capital to risk
weighted assets)	$21,066	18.86%	$ 4,467	4.0%	$ 6,701	6.0%
Tier I capital to
average assets)	$21,066	8.98%	$ 9,382	4.0%	$11,727	5.0%

The Bank is restricted as to the amount of dividends which can be paid.
Dividends declared by national banks that exceed net income for the current and preceding two years must be approved by the OCC. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Note 20.   Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:
	December 31, 2000
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$ 6,110,527	$ 6,110,527
Securities held-to-maturity	42,197,130	42,466,587
Securities available-for-sale	19,145,938	19,145,938
Restricted equity securities	1,141,650	1,141,650
Loans and loans held-for-sale, net	174,778,652	173,969,010
Accrued interest receivable	1,929,495	1,929,495

Financial liabilities:
Deposits	208,384,530	208,910,182
Repurchase agreements	14,371,538	14,371,538
Borrowed funds	5,612,000	5,612,000
Accrued interest payable	394,138	394,138

	December 31, 1999
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$ 12,716,144	$ 12,716,144
Securities held-to-maturity	29,887,821	29,502,766
Securities available-for-sale	28,982,188	28,982,188
Restricted equity securities	1,141,650	1,141,650
Loans and loans held-for-sale, net	150,673,422	150,174,039
Accrued interest receivable	1,484,192	1,484,192

Financial liabilities:
Deposits	201,842,880	202,091,623
Repurchase agreements	2,623,282	2,623,282
Borrowed funds	4,075,000	3,754,291
Accrued interest payable	286,757	286,757

The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 2000 and 1999.

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
Unamortized goodwill amounted to $274,130 and $296,972 as of December 31,
2000 and 1999, respectively, and is included in "Other Assets" on the balance sheet. Amortization expense was $22,845 for the years ended December 31,
2000 and 1999.

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
COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999

ASSETS	2000	1999
Cash	$ 334,696	$ 55,122
Investment in Subsidiary - Community National Bank	20,860,217	20,840,821
Investment in Subsidiary - Liberty Savings Bank	1,860,860	1,825,340
Other assets	31,690	17,599
Total assets	$23,087,463	$22,738,882
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Other liabilities	$ 367	$ 367
Dividends payable	536,926	537,361
Subordinated convertible debentures	20,000	20,000
Total liabilities	557,293	557,728
Stockholders' equity
Common stock, $2.50 par value;
6,000,000 shares authorized, 3,478,561 shares issued at December
31, 2000 and 3,388,394 shares issued at December 31, 1999	8,696,402	8,470,985
Additional paid-in capital	11,515,514	10,942,510
Retained earnings (Note 19)	3,731,098	3,462,966
Accumulated other comprehensive loss	(23,108)	(247,086)
Less treasury stock, at cost (2000, 122,777 shares; 1999, 29,887 shares)	(1,389,736)	(448,221)
Total stockholders' equity	22,530,170	22,181,154
Total liabilities and stockholders' equity	$23,087,463	$22,738,882

The investment in the subsidiary banks is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.
COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 2000, 1999, and 1998

	2000	1999	1998
Revenues
Dividends
Bank subsidiaries	$2,653,000	$ 942,200	$ 903,000
Total revenues	2,653,000	942,200	903,000
Expenses
Interest on long-term debt	2,200	2,200	4,597
Administrative and other	91,007	49,560	64,490
Total expenses	93,207	51,760	69,087
Income before applicable income tax and equity
in undistributed net income of subsidiaries	2,559,793	890,440	833,913
Applicable income tax (benefit)	(31,690)	(17,599)	(23,489)
Income before equity (deficit) in undistributed
net income of subsidiaries	2,591,483	908,039	857,402
(Deficit) equity in undistributed net
income - Subsidiaries	(169,062)	1,426,319	1,332,972
Net income	$2,422,421	$2,334,358	$2,190,374

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000, 1999, and 1998

	2000	1999	1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,422,421	$2,334,358	$2,190,374
Adjustments to reconcile net income to net cash
provided by operating activities
Deficit (equity) in undistributed net income of subsidiaries	169,062	(1,426,319)	(1,332,972)
(Increase) decrease in income taxes receivable	(14,091)	5,890	(11,423)
Decrease in other liabilities	-0-	-0-	(1,283)
Net cash provided by operating activities	2,577,392	913,929	844,696

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(941,515)	(2,840)	(244)
Dividends paid	(1,356,303)	(1,132,601)	(954,095)

Net cash used for financing activities	(2,297,818)	(1,135,441)	(954,339)

Net increase (decrease) in cash	279,574	(221,512)	(109,643)
Cash
Beginning	55,122	276,634	386,277
Ending	$ 334,696	$ 55,122	$ 276,634

SUPPLEMENTAL SCHEDULE OF CASH PAID (RECEIVED) DURING THE YEAR

Interest	$ 2,200	$ 2,200	$ 5,880
Income taxes	($ 17,599)	($ 23,489)	($ 12,066)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Unrealized gain (loss) on securities available-for-sale	$ 339,361	($ 731,001)	$ 305,555
Debentures converted to common stock	$ -0-	$ -0-	$ 84,000
Stock dividends	$ -0-	$1,851,338	$3,823,575

Dividends paid
Dividends declared	$2,154,289	$2,624,150	$1,833,146
Increase in dividends payable	435	(537,361)	-0-
Dividends reinvested	(798,421)	(954,188)	(879,051)
	$1,356,303	$1,132,601	$ 954,095

Note 23.   Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2000, 1999, and 1998 is presented below:

COMMUNITY BANCORP. AND SUBSIDIARIES

	------------------------Quarters in 2000 ended----------------------
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,177,223	$4,457,402	$4,814,499	$4,985,646
Interest expense	1,830,627	2,012,649	2,394,506	2,551,352
Provision for loan losses	162,000	96,000	63,000	63,000
Securities gains (loss)	(11,507)	-0-	(7,275)	-0-
Other operating expenses	2,008,774	1,971,934	1,976,764	1,970,965
Net income	433,625	648,664	632,348	707,784
Earnings per common share	$0.13	$0.19	$0.19	$0.21

	----------------------Quarters in 1999 ended------------------------
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,050,380	$4,203,280	$4,247,655	$4,221,476
Interest expense	1,872,028	1,889,484	1,897,260	1,875,768
Provision for loan losses	150,000	150,000	115,000	82,000
Securities gains (loss)	-0-	-0-	-0-	-0-
Other operating expenses	1,847,475	1,828,715	1,826,272	1,827,313
Net income	410,797	566,489	603,906	753,166
Earnings per common share	$0.13	$0.17	$0.18	$0.23

	----------------------Quarters in 1998 ended------------------------
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,224,450	$4,207,422	$4,324,448	$4,315,390
Interest expense	1,990,049	2,053,030	2,044,945	1,988,598
Provision for loan losses	200,000	160,000	150,000	150,000
Securities gains (loss)	-0-	-0-	-0-	-0-
Other operating expenses	1,809,612	1,761,241	1,767,714	1,730,183
Net income	407,679	557,942	562,139	662,614
Earnings per common share	$0.13	$0.17	$0.17	$0.21

Note 24.   Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years disclosed are as follows:

	2000	1999	1998

Income
Other	$ 712,846	$ 808,014	$ 771,947

Expenses
Printing and supplies	$ 216,966	$ 204,707	$ 198,008
State deposit tax	243,333	230,000	205,354
Other	2,206,601	1,979,208	1,874,609
	$2,666,900	$2,413,915	$2,277,971

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                         THE RESULTS OF OPERATIONS

                       For the Year Ended December 31, 2000

   Community Bancorp. is a holding company whose subsidiaries include Community
National Bank ("The Bank") and Liberty Savings Bank ("Liberty"). Community
National Bank is a full service institution operating in the state of Vermont, with seven branch offices located throughout three counties in northern Vermont.
Liberty Savings Bank is a New Hampshire guaranty savings bank acquired by
Community Bancorp. on December 31, 1997. Acquired were the assets; primarily a U.S. Treasury Strip with a fair value of approximately $1.7 million, and all of the outstanding stock of Liberty Savings Bank. Presently, since no building was involved in the transaction, the address for Liberty Savings Bank is C/O
Community Bancorp., Derby, Vermont. The following discussion refers primarily to the operations of the Bank, with consolidated balance sheets and income statement figures for the Company.

FINANCIAL SUMMARY

   The calendar year of 2000 ended with a 3.8% increase in earnings over the calendar year of 1999, and a 10.6% increase over the calendar year of 1998.
Total earnings of $2.4 million were reported for 2000 compared to $2.3 million in 1999, and $2.2 million for 1998. The results of these figures are earnings per share of $0.72, $0.71, and $0.68, respectively. A cash dividend of $0.16 per share was paid in each of the four quarters of 2000 with the most recent paid on November 1, 2000 to shareholders of record as of October 15, 2000.
This dividend of $0.16 per share is equal to the cash dividends paid in 1999 and represents a 6% increase over the cash dividends paid in 1998. A 5%
stock dividend was declared in 1999, payable on February 1, 1999 to share-
holders of record as of the same date. In 1998, a two for one stock split was announced on March 13, 1998, payable on June 1, 1998, to shareholders of record as of May 15, 1998. This was accomplished through a 100% stock dividend. In order for this to occur, the Company's shareholders needed to approve a proposal to increase the number of shares the Company may issue.
This was voted on and approved at the annual shareholders meeting held on May
5, 1998. As a result of both of these stock dividends, per share data for the applicable comparison periods have been restated to reflect these dividends.

CHANGES IN FINANCIAL CONDITION

   The financial condition of the Company should be examined in light of its sources and uses of funds. The table entitled "Average Balances and Interest
Rates" is a comparison of daily average balances and is indicative of how sources and uses of funds have been managed.

   The average volume of earning assets grew from $211.7 million at the end of
1998, to $220.2 million at December 31, 1999, and then increased to $233.8 million as of December 31, 2000. The average volume of loans started at $150.3 million at year-end 1998 and decreased $614 thousand to $149.7 million at year-
end 1999, and then increased $15.5 million to end the 2000 calendar year at
$165.2 million. Taxable investment securities increased from $38.8 million to
$49.8 million, and then decreased to just over $48 million for the respective year end comparisons. The Bank successfully increased its loan portfolio during the 2000 calendar year resulting in an increase in the average volume of loans as well as the decrease in the other interest earning assets.

   Average interest-bearing liabilities began the comparison period at an average volume of $178.1 million for 1998, increasing to $184.7 million as of the end of 1999, and then increased to an average volume of $196 million as of December
31, 2000. Time deposits account for the biggest portion of interest bearing liabilities with volumes reported at $98.2 million, $94.7 million and $92.7 million respectively, for the years ended 1998, 1999, and 2000. Unfavorable interest rates led to the decline in volume as customers look to other sources during this period. Other borrowed funds increased during the 2000 calendar year as a result of the increase in loan volume versus the decrease in volume on most interest bearing deposit accounts.

   Repurchase agreements have grown substantially since their introduction in
1998 attracting more business customers to the Bank and retaining bank customers who might have gone elsewhere in an effort to earn more money on their short term deposits. The average volume started at $93 thousand as of year-end 1998, increased to $1.3 million as of year-end 1999, and ended the year 2000 at an average volume of approximately $10 million.

RISK MANAGEMENT

Liquidity Risk- Liquidity management refers to the ability of the Company to adequately cover fluctuations in assets and liabilities. Meeting loan demand
(assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The repayment of loans and growth in deposits are two of the major sources of liquidity. Our time deposits greater than $100,000 increased from just under $16 million at the end of 1999 to $17.5 million at the end of 2000, an increase of $1.6 million or 10.13%.
Other time deposits increased from $75.3 million to $79.7 million for the same time period, an increase of 5.82%. The Bank, in an effort to both keep and attract more long-term deposits, offered very competitive rates during the last part of 2000, resulting in these increases. A review of these deposits indicates that changes are generated locally and regionally by established customers of the Company. The Company has no brokered deposits. Savings deposits decreased just over $3 million for the comparison period, while NOW and money market accounts increased $3.7 million for the same period.

   Our gross loan portfolio increased $24.2 million or by 15.9% to end the
2000 calendar year at $176.8 million compared to $152.6 million a year ago.
As mention above, more fixed rate "in-house" loans were generated this year in an effort to increase our loan portfolio. The Bank also purchased approximately
$4.4 million in loans from other institutions, contributing to the increase.
The Bank sold a portion of the Available for Sale treasuries and replaced them with higher yielding Held to Maturity Agencies, resulting in an increase of
$12.3 million in the Company's investment portfolio of "Held to Maturity"
securities and a decrease of almost $10 million in the portfolio of "Available for Sale" securities. As of year-end 2000, the Company held in its investment portfolio treasuries classified as "Held to Maturity" with a book value of
$42.2 million and investments classified as "Available for Sale" with a fair value just over $19 million compared to $30 million and $29 million, respectively, a year ago. Both of these types of investments mature at monthly intervals as shown on the gap report enclosed in this discussion.
Securities classified as "Restricted Equity Securities" are made up of equity securities the Company is required to maintain in the form of Federal Home
Loan Bank of Boston (FHLB) and Federal Reserve Bank stock. These securities remain at a balance totaling $1.14 million as of December 31, 2000.

   The Company has two credit lines with available balances totaling $6.3 million and additional borrowing capacity of approximately $108 million through the Federal Home Loan Bank of Boston, which is secured by the
Company's qualifying loan and treasuries portfolio. As of December 31,
2000, the Company had an advance of just over $5 million against the $108 million line at FHLB.

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
The Company employs a full-time loan review and credit administration officer staffed with a department whose duties include, but are not limited to, a review of the loan portfolio including delinquent and non-accrual loans. Also on staff are personnel whose primary duties are to monitor non-performing loans.
Included in the duties of this department are the tracking of payments by delinquent loan customers, and management of the Company's OREO portfolio.
A quick review of the OREO portfolio, as well as the portfolio of loans past due 90 days or more, shows positive results since the establishment of this department. Results from both departments mentioned are reported to senior management for further review and additional action if necessary.

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

Allowance for Loan Losses and Provisions - The valuation allowance for loan losses as of December 31, 2000 of $1.8 million constitutes 1.01% of the total loan portfolio compared to $1.7 million or 1.12% a year ago. In management's opinion, this is both adequate and reasonable in view of the fact that $140.5 million of the total loan portfolio, or 79.2% consists of real estate mortgage loans. Of this total for 2000, $107.4 million or 60.5% are loans secured by
1-4 family residences. A primary concern of management is to reduce the exposure of credit loss within the portfolio. This volume of home loans, together with the low historic loan loss experience, helps to support our basis for loan loss coverage. Additionally, in management's opinion, a loan portfolio consisting of 79.2% in residential and commercial real estate secured mortgage loans is more stable and less vulnerable than a portfolio with a higher concentration of unsecured commercial and industrial loans or personal loans.

   A comparison of non-performing assets for 2000 and 1999 reveals a decrease of $904,332 or 35.3% from a figure of $2.56 million to $1.66 million. Non-
accruing loans decreased $343,666 or by 19.5%, loans past due 90 days or more decreased $327,095 or by 88.4% and the Company's OREO portfolio decreased
$233,571 or by 53.7%, to end at figures of $1,414,883, $43,122, and $201,123, respectively as of December 31, 2000. Of the total non-accrual loan portfolio of $1.4 million, approximately $1.3 million, or 92%, are real estate secured mortgage loans on which the Company has suffered relatively few losses.

   Non-performing assets as of December 31, 2000 and 1999 were made up of the following:
	2000	1999
Non-accruing loans	$1,414,883	$1,758,549
Loans past due 90 days or more and still accruing	43,122	370,217
Other real estate owned	201,123	434,694
Total	$1,659,128	$2,563,460

   Management continues to monitor the allowance for loan losses very carefully and maintains the reserve at a level of approximately one percent of total eligible loans. The Northeast Kingdom is known for being on the lower end of the economic scale, and as such suffers greatly in times of economic uncertainty.
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
The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. The Company does not have any market risk sensitive instruments acquired for trading purposes. The
Company attempts to structure its balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's Asset/
Liability Committee formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The
Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet, and a simulation analysis which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

Interest Rate Sensitivity "Gap" Analysis - An interest rate sensitivity "gap"
is defined as the difference between the interest-earning assets and interest-
bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income.
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

   The following tables set forth the estimated maturity or repricing of the
Company's interest- earning assets and interest-bearing liabilities at December
31, 2000, and December 31, 1999. The Company prepares its interest rate sensitivity "gap" analysis by scheduling assets and liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual term of the assets and liabilities, except that:

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

GAP ANALYSYS

Community Bancorp. & Subsidiaries

December 31, 2000

Cumulative repriced within:
Dollars in thousands,	3 Months	4 to 12	1 to 3	3 to 5	Over 5
by repricing date	or less	Months	Years	Years	Years	Total

Interest sensitive assets:
Federal funds sold	0	0	0	0	0	0
Overnight deposits	0	0	0	0	0	0
Investments -
Available for Sale(1)	2,998	6,030	10,118	0	0	19,146
Held to Maturity	2,145	14,395	9,540	3,517	12,599	42,196
Restricted equity securities	0	0	0	0	1,142	1,142
Loans(2)	22,657	51,985	48,031	17,286	36,152	176,111
Total interest sensitive assets	27,800	72,410	67,689	20,803	49,893	238,595

Interest sensitive liabilities:
Certificates of deposit	15,066	75,095	6,369	626	0	97,156
Money markets	31,710	0	0	0	0	31,710
Regular savings	0	4,811	0	0	25,000	29,811
Now and super now accounts	0	0	0	0	24,067	24,067
Borrowed funds	5,537	0	15	0	40	5,592
Repurchase agreements	14,372	0	0	0	0	14,372
Subordinated debentures	0	0	0	20	0	20
Total interest sensitive liabilities	66,685	79,906	6,384	646	49,107	202,728

Net interest rate sensitivity gap	(38,885)	(7,496)	61,305	20,157	786
Cumulative net interest rate
sensitivity gap	(38,885)	(46,381)	14,924	35,081	35,867
Cumulative net interest rate
sensitivity gap as a
percentage of total assets	-15.38%	-18.35%	5.90%	13.88%	14.19%
Cumulative interest sensitivity
gap as a percentage of total
interest-earning assets	-16.30%	-19.44%	6.25%	14.70%	15.03%
Cumulative interest earning assets
as a percentage of cumulative
interest-bearing liabilities	41.69%	68.36%	109.76%	122.84%	117.69%

(1) The Company may sell investments available for sale with a fair value of $19,145,937 at any time.
(2) Loan totals exclude non-accruing loans amounting to $1,414,883.

GAP ANALYSYS

Community Bancorp. & Subsidiaries

December 31, 1999

Cumulative repriced within:
Dollars in thousands,	3 Months	4 to 12	1 to 3	3 to 5	Over 5
by repricing date	or less	Months	Years	Years	Years	Total

Interest sensitive assets:
Federal funds sold	600	0	0	0	0	600
Overnight deposits	2,188	0	0	0	0	2,188
Investments -
Available for Sale(1)	0	9,993	18,989	0	0	28,982
Held to Maturity	3,057	6,680	14,910	1,426	3,814	29,887
Restricted equity securities	0	0	0	0	1,142	1,142
Loans(2)	23,254	51,250	41,673	8,317	27,027	151,521
Total interest sensitive assets	29,099	67,923	75,572	9,743	31,983	214,320

Interest sensitive liabilities:
Certificates of deposit	13,405	65,237	11,072	1,452	0	91,166
Money markets	32,299	0	0	0	0	32,299
Regular savings	0	2,854	0	0	30,000	32,854
Now and super now accounts	0	0	0	0	19,796	19,796
Borrowed funds	0	0	15	0	4,040	4,055
Repurchase agreements	2,623	0	0	0	0	2,623
Subordinated debentures	0	0	0	20	0	20
Total interest sensitive liabilities	48,327	68,091	11,087	1,472	53,836	182,813

Net interest rate sensitivity gap	(19,228)	(168)	64,485	8,271	(21,853)
Cumulative net interest rate
sensitivity gap	(19,228)	(19,396)	45,089	53,360	31,507
Cumulative net interest rate
sensitivity gap as a
percentage of total assets	-8.28%	-8.35%	19.42%	22.98%	13.57%
Cumulative interest sensitivity
gap as a percentage of total
interest-earning assets	-8.97%	-9.05%	21.04%	24.90%	14.70%
Cumulative interest earning assets
as a percentage of cumulative
interest-bearing liabilities	60.21%	83.34%	135.36%	141.37%	117.23%

(1) The Company may sell investments available for sale with a fair value of $28,982,188 at any time.
(2) Loan totals exclude non-accruing loans amounting to $1,758,549.

INVESTMENT SECURITIES

   The adoption of FASB No. 115, "Accounting for Certain Investments in Debt
and Equity Securities", has had an impact on our investment portfolio. This accounting standard requires banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss had not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. Securities classified as "available-
for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. Securities classified as "held-to-
maturity" are to be held at book value.

   The Company does not own any trading securities as our investment policy prohibits active trading in our investment account. The Company had $1.14 million in equity securities classified as available-for-sale for both the 2000 and 1999 comparison periods. In addition, at December 31, 2000, the
Company had $19.15 million in U.S. Government securities classified as available-for-sale, compared to $28.98 million at December 31, 1999.
These securities have been marked to market, with a resulting unrealized loss after taxes of $23,108 for 2000 compared to an unrealized loss of
$247,086 for 1999. These figures are presented in the equity section of our financial statement as "accumulated other comprehensive income". As adjusted for this item, our investment portfolios at the respective years' ends were as follows:

December 31, 2000:	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Government & agency securities
Available-for-sale	$19,180,950	$ 1,606	$ 36,618	$19,145,938
Held-to-maturity(1)	28,676,667	373,580	104,123	28,946,124
States & political subdivisions
Held-to-maturity	13,520,463	0	0	13,520,463
Restricted equity securities
Available-for-sale	1,141,650	0	0	1,141,650
	$62,519,730	$375,186	$140,741	$62,754,175

December 31, 1999:	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Government & agency securities
Available-for-sale	$29,356,560	$ 7,065	$381,437	$28,982,188
Held-to-maturity(1)	17,777,541	4,108	389,163	17,392,486
States & political subdivisions
Held-to-Maturity	12,110,280	0	0	12,110,280
Restricted equity securities
Available-for-Sale	1,141,650	0	0	1,141,650
	$60,386,031	$ 11,173	$770,600	$59,626,604

(1)  Included in this portfolio is the U.S. Treasury Strip for Liberty Savings
    Bank with an amortized cost of $1,657,625 and fair value of $1,655,298 as of December 31, 2000; and an amortized cost of $1,569,196 and a fair value of $1,546,319 as of December 31, 1999.

Gross realized gains and gross realized losses on actual sales of securities were:
Gross realized gains:	2000	1999	1998

U.S. Government & agency securities	$ 1,391	$ 0	$ 0
Other Securities	0	0	0
	$ 1,391	$ 0	$ 0

Gross realized losses:	2000	1999	1998

U.S. Government & agency securities	$20,173	$ 0	$ 0
Other Securities	0	0	0
	$20,173	$ 0	$ 0

BANK PREMISES AND EQUIPMENT

   Major classes of bank premises and equipment and the total accumulated depreciation are as follows:
	December 31,

	2000	1999
Land	$ 80,747	$ 80,747
Buildings and improvements	3,794,658	3,470,089
Furniture and equipment	5,453,261	4,832,027
Leasehold improvements	418,916	416,840
	9,747,582	8,799,703
Less accumulated depreciation	-5,053,648	-4,477,006
	$ 4,693,934	$ 4,322,697

   Depreciation included in occupancy and equipment expense amounted to
$576,642, $493,979, and $384,376 for the years ended December 31, 2000,
1999 and 1998, respectively.

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

   Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year, as of December 31, 2000, for each of the next five years and in aggregate are:
2001	$102,028
2002	102,028
2003	102,028
2004	102,028
2005	77,973
Subsequent to 2005	302,637
Total	$788,722

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

   The Company's ability to preserve its purchasing power depends primarily on its ability to manage net interest income. The Company's net interest income improved during the last three years, in light of the fact that the spread has decreased from 1998 to 2000. The volume of loans increased more than the volume of interest bearing deposit accounts forcing the Company to borrow funds in order to fund the loan volume, thereby having a direct impact on the spread for the year 2000.

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

   Net interest income was $10.1 million, $9.5 million and $9.3 million, respectively for the years ended 2000, 1999, and 1998. Net interest spread, the difference between the yield on interest earning assets versus interest bearing liabilities, at the end of 2000 was 3.58% versus 3.66% for 1999 and
3.68% for 1998. Interest differential, defined as net interest income divided by average earning assets, for the years ended 2000, 1999 and 1998, was reported at 4.30%, 4.32%, and 4.40% respectively.

   Interest income decreased from $17.39 million at the end of 1998, to
$17.04 million for 1999, and then increased to $18.85 million for the year ended 2000, a decrease of 2% and an increase of 10.6%, respectively.
Interest expense decreased from $8.1 million at the end of 1998 to $7.5 million as of year-end 1999, and then increased to $8.8 million as of
December 31, 2000. This translates to a decrease of 6.7% for 1998 versus
1999 and an increase of 16.7% for 1999 versus 2000.

   Income from loans accounts for the biggest portion of interest income reporting $13.76 million for 1998, $13.04 million for 1999, and $14.54 million for 2000, with average yields of 9.15%, 8.71%, and 8.80%, respectively. Income on federal funds sold and overnight deposit has decreased throughout the comparison period to reflect the decrease in volume for both of these earning assets. As mentioned earlier, the growth in loan volume was not funded by a growth in interest bearing deposit accounts, therefore leading to the decrease in federal funds sold and overnight deposits.

   Interest expense on time deposits accounts for the biggest portion of interest expense with figures for the comparison period totaling $5.5 million for 1998, $4.9 million for 1999 and $5.0 million for 2000, with average yields of 5.6%, 5.14%, and 5.43%, respectively.

   Interest expense for other borrowed funds tripled, resulting in a 145 basis points increase in the yield from year-end 1999 to year-end 2000. These increases support the 130% increase in volume for other borrowed funds ending the comparison period at $9.3 million compared to $4.1 million a year ago. These funds, as mentioned earlier, are mostly short term to cover funding for the increase in the loan portfolio.

OTHER OPERATING INCOME AND EXPENSES

   Other operating income for the fourth quarter was reported at $494,018 for
2000, $531,184 for 1999, and $441,652 for 1998. Other income supports the decrease for 2000 compared to 1999 as well as the increase for 1999 compared to 1998, with income of $171,001 for 2000 versus $267,458 for 1999 and
$191,848 for 1998. A gain of $108,605 on the sale of an OREO property helped to boost other income for the fourth quarter of 1999. Other operating income of $1.87 million for the 12 months of 2000 is an increase of 6% over the 1999 figure of $1.76 million, which is an increase of 7.7% over the 1998 figure of
$1.63 million. Trust department income reported the biggest increase for both periods with figures of $362,979 for 2000 versus $247,001 for 1999 and
$185,877 for 1998. In addition to tremendous growth, the trust department acquired the assets of Northfield Savings Bank during the 2000 calendar year, contributing to the increase in income.

   Other operating expenses for the fourth quarter of 2000 was reported at
$1.97 million, an increase of 7.9% over the 1999 figure of $1.83 million, which increased 5.6% over the 1998 fourth quarter figure of $1.73 million.
Occupancy expense for the fourth quarter of 1999 was higher than both the
2000 and 1998 fourth quarters due to expenses for furniture and equipment that were greater than anticipated, resulting in an increase in depreciation on these assets. An increase of $39,348 is noted in the fourth quarter comparisons for loss on limited partnerships due to a $17,107 reversal of an anticipated loss in 1999 and the booked loss of $22,241 during the same quarter of 2000. Total other operating expenses ended the 2000 fiscal year at $7.93 million, an increase of $598,662 or 8.2% over the 1999 fiscal year of $7.33 million, which increased $261,026 or by 3.7% over the 1998 fiscal year of $7.07 million. Other expenses tallied the biggest increase for 2000 versus 1999 with an increase of $210,414 or 8.9%. Pension and other employee benefits followed with an increase of $144,039 or 18.2% for the same period.
Additional pension expenses related to SERP accounts were incurred during
2000 as well as an increase in medical insurance payments supporting the increase.

   Many of the components of other operating expenses are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate figures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

   Income before taxes of $894,344 are reported for the fourth quarter of
2000 compared to $967,578 for the fourth quarter of 1999 and $888,262 for the fourth quarter of 1998. This translates to a decrease of $73,235 or 7.6%
for 2000 versus 1999 and an increase of $79,317 or 8.9% for 1999 versus
1998. As a result, provisions for income taxes for the fourth quarters ended
2000, 1999, and 1998 are reported at $186,562, $214,412, and $225,647, respectively. The figure presented at year-end 2000 of $3.2 million for income before taxes shows an increase of $77,541 or 2.5% for 2000 versus the 1999 figure of $3.1 million, and an increase of $220,119 or 7.6%
for 1999 versus the 1998 figure of $2.9 million. Provisions for income taxes for each fiscal year are reported at $775,959, $786,481, and $710,346, respectively 2000, 1999, and 1998.

   Return on average assets (ROA), which measures how effectively a corporation uses its assets to produce earnings, ended the fiscal years at
1.00% for 2000 compared to 1.02% for 1999 and 1.00% for 1998. Return on average equity (ROE), which is the ratio of income earned to average share-
holders' equity was 10.70% for 2000, 10.54% for 1999, and 10.35% for 1998.

CAPITAL RESOURCES

   Stockholders' equity at December 31, 1999, was $22,181,154, with a book value of $6.60 per share. It increased through earnings of $2,422,421, the sale of common stock of $798,421 through our dividend reinvestment program and $223,977 through adjustments for the valuation allowance of securities.
It decreased through purchases of treasury stock of $1,063, dividends paid totaling $2,154,723, and the repurchase of stock through the Stock Buyback
Plan of $940,452. Additionally, the Company declared a dividend in December of 2000, payable in February of 2001. As a result, an accrual for the dividend was necessary, decreasing stockholders' equity by $536,925 as of December 31,
2000. The same event occurred in December of 1999 announcing a dividend of
$537,361 payable in February of 2000. As of December 31, 2000, stockholders'
equity was $22,530,171 with a book value of $6.71 per share. All stockholders'
equity is unrestricted. Additionally, it is noted that as the maturity date on securities classified as available for sale draws near, the market price on these securities becomes more favorable, thereby greatly reducing the material loss associated with these investments through the valuation allowance.

   On April 11, 2000, the Company issued a press release announcing plans to buy up to 6% or 205,000 shares of its outstanding common stock at current market prices. Total shares bought back through the end of year 2000 totaled
92,778 and the repurchase price paid for these shares ranged from $9.75 to
$11.00 per share.

   The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

   The Bank is required to maintain minimum amounts of capital to total
"risk weighted" assets, as defined by the banking regulators. At December
31, 2000, the Bank is required to have minimum Tier I and Total Capital ratios of 4.00% and 8.00%, respectively. The Company's consolidated risk weighted assets were reported at $132 million with reported ratios, at
December 31, 2000, of approximately 17% for Tier I capital and 18% for Total capital. The report labeled "Capital Ratios" provides a better understanding of the components of each the Tier I and Tier II capital ratios as well as a three-year comparison of the growth of these ratios.

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

COMMON STOCK PERFORMANCE BY QUARTER

		2000
	First	Second	Third	Fourth
Trade price
High	$9.25	$10.50	$10.75	$12.00
Low	$8.63	$ 8.13	$ 9.00	$ 9.75
Cash Dividends
Declared	$0.16	$0.16	$0.16	$0.16

		1999
	First	Second	Third	Fourth
Trade price
High	$13.00	$12.50	$11.00	$10.88
Low	$11.88	$12.00	$ 9.25	$ 8.63
Cash Dividends
Declared	$0.16	$0.16	$0.16	$0.16

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange
Commission may be obtained without charge upon written request to:

     Stephen P. Marsh, Vice President & Treasurer
     Community Bancorp.
     P.O. Box 259
     Derby, Vermont 05829

The report for the year 2000 is expected to be available about April 1, 2000.

Shareholder Services
For shareholder services or information contact:
     Chris Bumps, Corporate Secretary
     Community National Bank
     P.O. Box 259
     Derby, Vermont 05829
     (802) 334-7915

Annual Shareholders Meeting
The 2001 Annual Shareholders Meeting will be held at 5:30 p.m., May 8, 2001, at the Haskell Opera House in Derby Line. We hope to see many of our shareholders there.

Community Bancorp. Stock
As of February 1, 2001, the Corporation's common stock ($2.50 par value) was owned by approximately 850 shareholders of record. Although there is no established public trading market in the Corporation's common stock, several brokerage firms follow the stock and maintain a minor market in it. Trading in the Corporation's stock, however, is not active. You can contact these firms at the following addresses:
First Albany Corp.	A.G. Edwards
P.O. Box 387	1184 Main Street, Suite 1
Burlington, Vermont 05402	St. Johnsbury, Vermont 05819
(800) 451-3249	(800) 457-1002

Salomon Smith Barney	Winslow, Evans & Crocker
P.O. Box 1095	33 Broad Street
Burlington, Vermont 05402	Boston, Massachusetts 02109
(800) 446-0193	(800) 556-8600