Form 10-K, Exhibit 13
period 2001-12-31
COMMUNITY BANCORP /VT
filed 2002-03-29
CIK 718413

A.M. PEISCH & COMPANY, LLP
CERTIFIED PUBLIC ACCOUNTANTS
-SINCE 1920-

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Community Bancorp. and Subsidiaries
Derby, Vermont

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2001, 2000, and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001, 2000, and 1999 in conformity with U. S. generally accepted accounting principles.

/s/ A.M. Peisch & Company, LLP

January 7, 2002
St. Johnsbury, Vermont
VT Reg. No. 92-0000102
COMMUNITY BANCORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000
ASSETS	2001	2000
Cash and due from banks (Note 18)	$ 8,681,237	$ 6,110,527
Federal funds sold and overnight deposits	6,019,178	-0-
Cash and cash equivalents	14,700,415	6,110,527
Securities held-to-maturity (approximate fair value $40,967,678 and
$42,466,587 at December 31, 2001 and 2000) (Note 2)	40,644,481	42,197,130
Securities available-for-sale (Note 2)	32,513,512	19,145,938
Restricted equity securities (Note 1)	1,224,650	1,141,650
Loans held-for-sale (Note 1)	3,113,466	710,991
Loans (Note 3)	190,042,381	176,815,408
Allowance for loan losses (Note 4)	(2,007,408)	(1,796,810)
Unearned net loan fees	(951,194)	(950,937)
Net loans	187,083,779	174,067,661
Bank premises and equipment, net (Note 5)	4,867,413	4,693,934
Accrued interest receivable	1,744,133	1,929,495
Other real estate owned, net (Note 6)	60,000	201,123
Other assets (Notes 7 and 12)	2,726,075	2,586,788
Total assets	$288,677,924	$252,785,237
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$ 30,724,508	$ 25,640,868
NOW and money market accounts	76,779,687	55,776,849
Savings	33,059,937	29,810,798
Time, $100,000 and over (Note 8)	18,017,850	17,504,358
Other time (Note 8)	79,487,551	79,651,657
	238,069,533	208,384,530
Repurchase agreements (Note 10)	19,833,510	14,371,538
Borrowed funds (Note 9)	5,055,000	5,592,000
Accrued interest and other liabilities (Note 17)	2,272,055	1,886,999
Subordinated debentures (Note 11)	1,000	20,000
Total liabilities	265,231,098	230,255,067
COMMITMENTS AND CONTINGENT LIABILITIES (Notes 5, 13, 14, 15, and 17)
STOCKHOLDERS' EQUITY
Common stock, $2.50 par value; 6,000,000 shares authorized,
3,706,674 shares issued at December 31, 2001
and 3,478,561shares issued at December 31, 2000	9,266,686	8,696,402
Additional paid-in capital	13,412,012	11,515,514
Retained earnings (Note 19)	2,459,827	3,731,098
Accumulated other comprehensive income (loss)	26,459	(23,108)
Less treasury stock, at cost (2001 - 150,065 shares; 2000 - 122,777shares)	(1,718,158)	(1,389,736)
	23,446,826	22,530,170
Total liabilities and stockholders' equity	$288,677,924	$252,785,237

See accompanying notes.

COMMUNITY BANCORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2001, 2000, and 1999
	2001	2000	1999
Interest and dividend income
Interest and fees on loans	$15,522,741	$14,538,722	$13,036,041
Interest on debt securities
Taxable	2,410,427	2,839,110	2,720,774
Tax-exempt	742,560	797,025	610,114
Dividends	80,352	89,130	79,540
Interest on federal funds sold and overnight deposits	288,172	170,783	276,322
	19,044,252	18,434,770	16,722,791
Interest expense
Interest on deposits	7,705,308	7,699,756	7,277,456
Interest on borrowed funds and securities sold
Under agreements to repurchase	880,456	1,087,178	254,884
Interest on subordinated debentures	706	2,200	2,200
	8,586,470	8,789,134	7,534,540
Net interest income	10,457,782	9,645,636	9,188,251
Provision for loan losses (Note 4)	(410,000)	(384,000)	(497,000)
Net interest income after provision for loan losses	10,047,782	9,261,636	8,691,251

Other income
Trust Department income	438,736	362,979	247,001
Service fees	921,877	808,139	704,348
Security gains (losses) (Note 2)	170,899	(18,782)	-0-
Other (Note 24)	812,539	712,846	808,014
	2,344,051	1,865,182	1,759,363
Other expenses
Salaries and wages	3,285,000	2,917,665	2,839,193
Pension and other employee benefits (Notes 13 and 17)	959,078	936,367	792,328
Occupancy expenses	1,499,186	1,407,505	1,284,339
Other operating expenses (Note 24)	2,975,268	2,666,900	2,413,915
	8,718,532	7,928,437	7,329,775
Income before income taxes	3,673,301	3,198,381	3,120,839
Income taxes (Note 12)	875,476	775,960	786,481
Net income	$ 2,797,825	$ 2,422,421	$ 2,334,358

Earnings per common share on weighted average	$0.79	$0.68	$0.67
Weighted average number of common shares
used in computing earnings per share	3,545,670	3,543,956	3,474,844

Book value per share on shares outstanding at December 31	$6.59	$6.39	$6.29

See accompanying notes.

COMMUNITY BANCORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2001, 2000, and 1999
	---Common Stock---
	Shares	Amount

Balances, December 31, 1998	3,110,960	$7,851,516

Comprehensive income, net of taxes
Net income	-0-	-0-
Net unrealized holding losses on securities available-for-sale,
net of tax, ($248,540)	-0-	-0-
Total comprehensive income
Dividends declared	-0-	-0-
5% stock dividend	156,633	391,582
Issuance of stock	91,155	227,887
Purchase of treasury stock	(241)	-0-
Balances, December 31, 1999	3,358,507	8,470,985

Comprehensive income, net of taxes
Net income	-0-	-0-
Net unrealized holding gains on securities available-for-sale,
net of tax, ($115,383)	-0-	-0-
Total comprehensive income
Dividends declared	-0-	-0-
Issuance of stock	90,167	225,417
Purchase of treasury stock	(92,890)	-0-
Balances, December 31, 2000	3,355,784	8,696,402

Comprehensive income, net of taxes
Net income	-0-	-0-
Net unrealized holding gains on securities available-for-sale
net of tax, ($25,535)	-0-	-0-
Total comprehensive income
Dividends declared	-0-	-0-
5% stock dividend	167,939	419,848
Issuance of stock	60,174	150,436
Purchase of treasury stock	(27,288)	-0-
Balances, December 31, 2001	3,556,609	$9,266,686

See accompanying notes.

		Accumulated
Additional		other		Total
Paid-in	Retained	comprehensive	Treasury	stockholders'
Capital	Earnings	income (loss)	stock	equity

$ 8,756,453	$5,604,096	$ 235,375	($ 445,381)	$22,002,059

-0-	2,334,358	-0-	-0-	2,334,358

-0-	-0-	(482,461)	-0-	(482,461)
				1,851,897
-0-	(2,624,150)	-0-	-0-	(2,624,150)
1,459,756	(1,851,338)	-0-	-0-	-0-
726,301	-0-	-0-	-0-	954,188
-0-	-0-	-0-	(2,840)	(2,840)
10,942,510	3,462,966	(47,086)	(448,221)	22,181,154

-0-	2,422,421	-0-	-0-	2,422,421

-0-	-0-	223,978	-0-	223,978
				2,646,399
-0-	(2,154,289)	-0-	-0-	(2,154,289)
573,004	-0-	-0-	-0-	798,421
-0-	-0-	-0-	(941,515)	(941,515)
11,515,514	3,731,098	(23,108)	(1,389,736)	22,530,170

-0-	2,797,825	-0-	-0-	2,797,825

-0-	-0-	49,567	-0-	49,567
				2,847,392
-0-	(2,265,934)	-0-	-0-	(2,265,934)
1,383,314	(1,803,162)	-0-	-0-	-0-
513,184	-0-	-0-	-0-	663,620
-0-	-0-	-0-	(328,422)	(328,422)
$13,412,012	$ 2,459,827	$ 26,459	($ 1,718,158)	$23,446,826

COMMUNITY BANCORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001, 2000, and 1999
	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 2,797,825	$ 2,422,421	$ 2,334,358
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	588,862	599,487	516,824
Provision for possible loan losses	410,000	384,000	497,000
Provision (credit) for deferred income taxes	1,509	(26,119)	21,068
(Gain) loss on sale of securities	(170,899)	18,782	-0-
Gain on sale of loans	(152,469)	(50,863)	(108,389)
Losses on sales of fixed assets	4,075	-0-	1,675
Gains on sales of OREO	(36,858)	(58,405)	(96,318)
OREO writedowns	44,824	23,343	19,590
Amortization of bond premium, net	139,244	174,685	270,141
Proceeds from sales of loans held for sale	14,887,568	3,886,000	10,790,620
Originations of loans held for sale	(17,137,574)	(3,885,705)	(10,310,457)
Decrease (increase) in interest receivable	185,362	(445,303)	(23,521)
(Increase) decrease in mortgage servicing rights	(20,532)	22,892	(31,114)
Decrease (increase) in other assets	55,193	(191,227)	158,157
Increase in unamortized loan fees	257	59,823	42,151
Increase (decrease) in taxes payable	34,819	123,041	(41,049)
(Decrease) increase in interest payable	(141,707)	107,381	(38,366)
Increase (decrease) in accrued expenses	36,667	(40,418)	55,097
Increase in other liabilities	120,188	221,637	103,265
Net cash provided by operating activities	1,646,354	3,345,452	4,160,732

CASH FLOWS FROM INVESTING ACTIVITIES
Securities held-to-maturity
Maturities and paydowns	38,229,271	21,842,506	31,875,523
Purchases	(43,634,788)	(34,157,564)	(31,987,612)
Securities available-for-sale
Sales and maturities	13,147,578	9,987,892	-0-
Purchases	(19,450,231)	-0-	(9,291,211)
Purchase of restricted equity securities	(83,000)	-0-	-0-
Increase in loans, net	(13,884,200)	(25,025,922)	(6,589,397)
Capital expenditures, net	(743,572)	(947,879)	(1,808,310)
Investments in limited partnership, net	79,123	24,740	(324,258)
Proceeds from sales of other real estate owned	452,162	659,648	908,399
Recoveries of loans charged off	138,820	136,422	108,004
Net cash used in investing activities	(25,748,837)	(27,480,157)	(17,108,862)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand, NOW, savings, and
money market accounts	29,335,617	551,589	8,482,469
Net increase (decrease) in certificates of deposit	349,386	5,990,061	(4,436,883)
Net increase in short-term borrowings and repurchase agreements	5,461,972	11,748,256	2,335,041
Net (decrease) increase in borrowed funds	(537,000)	1,537,000	(5,000)
Payments to acquire treasury stock	(328,422)	(941,515)	(2,840)
Dividends paid	(1,577,182)	(1,356,303)	(1,132,601)
Debentures converted to cash	(12,000)	-0-	-0-
Net cash provided by financing activities	32,692,371	17,529,088	5,240,186
Net increase (decrease) in cash
and cash equivalents	8,589,888	(6,605,617)	(7,707,944)
Cash and cash equivalents
Beginning	6,110,527	12,716,144	20,424,088
Ending	$14,700,415	$ 6,110,527	$12,716,144

SUPPLEMENTAL SCHEDULE OF CASH PAID
DURING THE YEAR
Interest	$ 8,728,177	$ 8,681,753	$ 7,572,906

Income taxes	$ 839,149	$ 679,038	$ 806,462

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Unrealized gain (loss) on securities available-for-sale	$ 75,101	$ 339,361	($ 731,001)

Other real estate owned acquired in settlement of loans	$ 319,005	$ 391,015	$ 724,462

Investments in limited partnership
(Increase) decrease in limited partnerships	($ 304,163)	$ 24,740	($ 324,258)
Increase in contributions payable	383,286	-0-	-0-

	$ 79,123	$ 24,740	($ 324,258)
Debentures:
Decrease in subordinated debentures	$ 19,000	$ -0-	$ -0-
Debentures converted to common stock	(7,000)	-0-	-0-
Debentures redeemed for cash	$ 12,000	$ -0-	$ -0-

Stock dividends	$ 1,803,162	$ -0-	$ 1,851,338

Dividends paid:
Dividends declared	$ 2,265,934	$ 2,154,289	$ 2,624,150
(Increase) decrease in dividends payable	(32,132)	435	(537,361)
Dividends reinvested	(656,620)	(798,421)	(954,188)
	$ 1,577,182	$ 1,356,303	$ 1,132,601
See accompanying notes.

COMMUNITY BANCORP. & SUBSIDIARIES
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

Nature of operations

The Company provides a variety of financial services to individuals and corporate customers through its branches in northeastern and central Vermont, which is primarily a small business and agricultural area. The Company's primary deposit products are checking and savings accounts and certificates-of-deposit. Its primary lending products are commercial, real estate, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. Note 2 discusses the types of securities the Bank invests in, and Note 3 discusses the types of lending in which the Bank engages. In addition, a substantial portion of the Company's loans are secured by real estate.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and deferred tax assets. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The amount of the change that is reasonably possible cannot be estimated.

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

Note 1.   Significant Accounting Policies (Continued)

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

Foreign currency transactions

Foreign currency (principally Canadian) amounts are translated to U.S. dollars. The U.S. dollar is the functional currency and therefore translation adjustments are recognized in income. Total translation adjustments, including adjustments on foreign currency transactions, are immaterial.

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

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects at December 31 are as follows:
	2001	2000	1999
Change in unrealized holding (losses) gains
on available-for-sale securities	($ 95,798)	$358,143	($731,001)
Reclassification adjustment for gains (losses)
realized in income	170,899	(18,782)	-0-
Net unrealized gains (losses)	75,101	339,361	(731,001)
Tax effect	(25,534)	(115,383)	248,540
Net of tax amount	$ 49,567	$223,978	($482,461)

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

Recent accounting pronouncements

The FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FAS Nos. 137 and 138, which became effective for years beginning after June 15, 2000. This Statement establishes new accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those derivatives at fair value. The accounting for the gains or losses resulting in the changes of value of those derivatives will depend on the intended use of the derivatives and whether it qualifies for hedge accounting.

Concurrent with the adoption of the Statement and as permitted by its provisions, on March 27, 2001, debt securities classified as held-to-maturity with a carrying value of $7,043,461 and fair value of $7,127,400 were reclassified as securities available-for-sale. As of December 31, 2001, some of these securities have been sold with resulting realized net gains of $80,864 included in the income statement caption "Security gains and (losses)".

In 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. This Statement establishes guidelines on how intangible assets that are acquired individually or with a group of other assets (other than those acquired in a business combination) are accounted for in financial statements. Goodwill and intangible assets that have indefinite lives will not be amortized but rather will be evaluated at least annually for impairment by comparing the fair value of those assets with their recorded amounts. Management is currently evaluating the impact of this statement on the Company's financial statements but does not anticipate a material impact. Unamortized goodwill amounted to $251,286 as of December 31, 2001 (see Note 21).

Reclassification

Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the current year presentation.

Note 2.   Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value
December 31, 2001
U. S. Government and agency securities	$23,129,935	$ 276,095	$ 142,818	$23,263,212
Corporate debt securities	9,343,488	32,424	125,612	9,250,300
	$32,473,423	$ 308,519	$ 268,430	$32,513,512
December 31, 2000
U. S. Government and agency securities	$19,180,950	$ 1,606	$ 36,618	$19,145,938
	$19,180,950	$ 1,606	$ 36,618	$19,145,938
Securities HTM
December 31, 2001
U. S. Government and agency securities	$19,087,603	$ 504,798	$ 181,601	$19,410,800
States and political subdivisions	21,556,878	-0-	-0-	21,556,878
	$40,644,481	$ 504,798	$ 181,601	$40,967,678
December 31, 2000
U. S. Government and agency securities	$28,676,667	$ 373,580	$ 104,123	$28,946,124
States and political subdivisions	13,520,463	-0-	-0-	13,520,463
	$42,197,130	$ 373,580	$ 104,123	$42,466,587

Investment securities with a carrying amount of $34,207,566 and $28,021,023 and a fair value of $34,740,513 and $28,296,137 at December 31, 2001 and 2000, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Proceeds from the sale of securities available-for-sale amounted to $13,147,578 in 2001, $9,987,892 in 2000, and $-0- in 1999. Realized gains from sales of investments available-for-sale were $120,190 in 2001, $1,391 in 2000, and $-0- in 1999. Realized losses were $783 in 2001, $20,173 in 2000, and $-0- in 1999. Realized gains of $51,492 were recognized in 2001 on securities held-to-maturity due to call features exercised prior to maturity on certain debt securities.

The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of securities available-for-sale at December 31, 2001 were as follows:
	Amortized	Fair
	Cost	Value
Due in one year or less	$13,056,545	$13,287,912
Due from one to five years	11,314,559	11,176,700
Due from five to ten years	8,102,319	8,048,900
	$32,473,423	$32,513,512

The maturities of securities held-to-maturity at December 31, 2001 were as follows:
	Amortized	Fair
	Cost	Value
Due in one year or less	$20,534,034	$20,565,335
Due from one to five years	5,160,956	5,106,556
Due from five to ten years	13,833,593	14,179,889
Due after ten years	1,115,898	1,115,898
	$40,644,481	$40,967,678

Note 2.   Investment Securities (Continued)

Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $21,530,221 and $13,459,837 at December 31, 2001 and 2000, respectively, which are attributable to private financing transactions arranged by the Company. There is no established trading market for these securities and, accordingly, the carrying amount of these securities has been reflected as their fair value. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Note 3.   Loans

The composition of net loans at December 31 is as follows:
	2001	2000

Commercial	$ 13,771,308	$ 14,635,161
Real estate - Construction	3,365,082	1,021,113
Real estate - Mortgage	148,689,042	138,771,429
Installment and other	24,216,949	22,387,705
	190,042,381	176,815,408
Deduct:
Allowance for loan losses	2,007,408	1,796,810
Unearned net loan fees	951,194	950,937
	2,958,602	2,747,747
	$187,083,779	$174,067,661

Total unamortized premiums on purchased loans totaled $66,979 and $71,082 at December 31, 2001 and 2000, respectively, and are included in the "Installment and other" caption.

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $57,675,883, $51,351,638, and $50,638,724 at December 31, 2001, 2000, and 1999, respectively. Mortgage servicing rights of $89,913, $25,672, and $77,926 were capitalized in 2001, 2000, and 1999, respectively. Amortization of mortgage servicing rights was $69,381, $48,564, and $46,762 in 2001, 2000, and 1999, respectively.

The total recorded investment in impaired loans as determined in accordance with FASB Statements No. 114 and No. 118 approximated $334,157 and $399,450 at December 31, 2001 and 2000, respectively. These loans were subject to allowances for loan losses of approximately $16,429 and $8,732 which represented the total allowance for loan losses related to impaired loans at December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans amounted to approximately $277,551, $470,107, and $895,365 for the years ended December 31, 2001, 2000, and 1999, respectively. Cash receipts on impaired loans amounted to $185,404, $151,110, and $444,327 in 2001, 2000, and 1999, respectively, of which $185,404, $125,268, and $384,860 were applied to the principal balances of the loans.

Note 3.   Loans (Continued)

In addition, the Company had other nonaccrual loans of approximately $1,237,102 and $1,015,433 at December 31, 2001 and 2000, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $150,720, $117,954, and $102,900 for the years ended December 31, 2001, 2000, and 1999, respectively.

The Company is not committed to lend additional funds to debtors with impaired, nonaccrual or modified loans.

Note 4.   Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:
	2001	2000	1999
Balance, beginning	$1,796,810	$1,714,763	$1,658,967
Provision for loan losses	410,000	384,000	497,000
Recoveries of Amounts Charged off	138,820	136,422	108,004
	2,345,630	2,235,185	2,263,971
Amounts charged off	(338,222)	(438,375)	(549,208)
Balance, ending	$2,007,408	$1,796,810	$1,714,763

Note 5.   Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation at December 31 are as follows:

	2001	2000
Land	$ 100,612	$ 80,747
Buildings and improvements	3,795,496	3,794,658
Furniture and equipment	5,878,101	5,453,261
Leasehold improvements	697,516	418,916
	10,471,725	9,747,582
Less accumulated depreciation	(5,604,312)	(5,053,648)
	$ 4,867,413	$ 4,693,934

Depreciation included in occupancy and equipment expense amounted to $566,018, $576,642, and $493,979 for the years ended December 31, 2001, 2000, and 1999, respectively.

The Company occupies leased quarters at five branch office locations under operating leases expiring in various years through 2013 with options to renew.

Note 5.   Bank Premises and Equipment (Continued)

Minimum future rental payments under non-cancelable operating leases having original terms in excess of one year as of December 31, 2001 for each of the next five years and in aggregate are:
2002	$130,753
2003	131,882
2004	133,045
2005	110,189
2006	60,368
Subsequent to 2006	280,409
$846,646

Total rental expense amounted to $139,307, $102,327, and $150,865 for the years ended December 31, 2001, 2000, and 1999, respectively.

Note 6.   Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:
	2001	2000

Other real estate owned	$ 60,000	$464,129
Less allowance for losses on OREO	-0-	(263,006)
Other real estate owned, net	$ 60,000	$201,123

Changes in the allowance for losses on OREO for the years ended December 31 were as follows:
	2001	2000	1999

Balance, beginning	$263,006	$251,546	$251,546
Provision for losses	44,824	23,343	19,590
Charge-offs, net	(307,830)	(11,883)	(19,590)
Balance, ending	$ -0-	$263,006	$251,546

Note 7.   Investments Carried at Equity

The Company purchased various partnership interests in limited partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern Vermont. The investments are accounted for under the equity method of accounting. These equity investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnership's undistributed earnings or losses. The carrying values of these investments were $905,618 and $601,454 at December 31, 2001 and 2000, respectively. The provision for undistributed net losses of the partnerships charged to earnings were $127,758, $86,141, and $28,992 for 2001, 2000, and 1999, respectively.

Note 8.   Deposits

The following is a maturity distribution of time certificates of deposit at December 31, 2001:
Maturing in 2002	$67,109,123
Maturing in 2003	10,082,664
Maturing in 2004	12,577,646
Maturing in 2005	479,718
Maturing in 2006 and thereafter	7,256,250
$97,505,401

A maturity distribution of time certificates of deposit in denominations of $100,000 or more at December 31, 2001 is as follows:
Three months or less	$ 1,234,824
Over three months through six months	6,105,449
Over six months through twelve months	5,288,945
Over twelve months	5,388,632
$18,017,850

Note 9.   Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (FHLB) for the years ended December 31 were as follows:

	2001	2000

FHLB term borrowing, 4.78% fixed rate,
Payable, January 18, 2011	$5,000,000	$ -0-

FHLB term borrowing, 6.69% fixed rate,
Payable March 1, 2001	-0-	5,000,000

Community Investment Program borrowings,
Fixed rate (vary 7.16% to 7.67%), payable
Payable at various maturities
Through November, 2012	55,000	55,000
	$5,055,000	$5,055,000

Principal maturities of borrowed funds as of December 31, 2001 are as follows:
2002	$ 15,000
2003	-0-
2004	-0-
2005	-0-
2006	-0-
Thereafter	5,040,000
$5,055,000

Note 9.   Borrowed Funds (Continued)

The Company also maintains a $4,301,000 IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. Outstanding advances under this line were $-0- and $537,000 at December 31, 2001 and 2000, respectively. Interest on these borrowings is chargeable at a rate determined daily by the Federal Home Loan Bank and payable monthly.

Collateral on these borrowings consists of all funds placed in deposit with the Federal Home Loan Bank, qualified first mortgages held by the Company, and any additional holdings which may be pledged as security.

The Bank also maintains a line of credit with Fleet Bank for the purchase of overnight Federal Funds. As of December 31, 2001, the total amount of this line approximated $2,000,000 with outstanding borrowings of $-0-. Interest on this borrowing is chargeable at the Federal Funds rate at the time of the borrowing and payable daily.

Under a separate agreement, the Bank has the authority to collateralize public unit deposits, up to their borrowing capacity, with letters of credit issued by the Federal Home Loan Bank. As of December 31, 2001, the Bank's potential borrowing capacity is approximately $103 million, reduced by outstanding advances. At December 31, 2001, $8,965,000 was pledged as collateral for these deposits. Interest is charged to the Bank quarterly based on the average daily balance outstanding at a rate of 20 basis points.

Note 10.   Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase amounted to $19,833,510 and $14,371,538 as of December 31, 2001 and 2000, respectively. These agreements are collateralized by U. S. government and agency securities and U. S. Treasury notes with a carrying value of $28,206,581 and $21,998,106 and a fair value of $28,567,613 and $22,227,651 at December 31, 2001 and 2000, respectively. These securities pay interest at rates between 3.65 % and 7.76% and mature at varying dates through 2011.

The average daily balance of these repurchase agreements approximated $15,888,258 and $9,956,407 during 2001 and 2000, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Bank were $23,287,776 and $19,754,560 in 2001 and 2000, respectively. These repurchase agreements mature daily and carry interest rates ranging from 2.26% to 3.26%. The securities underlying these agreements are held in safekeeping by the Institution.

Note 11.   Subordinated Debentures

On September 1, 1984, the Company issued $750,000 of 11% convertible debentures due August 1, 2004. The notes are subordinated to all other indebtedness of the Company. At December 31, 2001 and 2000, $1,000 and $20,000, respectively, remained outstanding.

These debentures are convertible prior to maturity in whole or in part, at the option of the holder, into common stock of the Company at a conversion price of $2.23 per share.

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

Federal income tax expense for the years ended December 31 was as follows:
	2001	2000	1999
Currently paid or payable	$ 873,967	$ 802,079	$ 765,413
Deferred	1,509	(26,119)	21,068
	$ 875,476	$ 775,960	$ 786,481

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following at December 31:

	2001	2000	1999
Computed "expected tax expense	$1,248,922	$1,087,449	$1,061,085
Tax exempt interest	(252,470)	(270,988)	(207,439)
Disallowed interest	35,124	40,229	30,736
Partnership tax credits	(169,990)	(93,169)	(109,749)
Other	13,890	12,439	11,848
	$ 875,476	$ 775,960	$ 786,481

Note 12.   Income Taxes (Continued)

The deferred income tax provision consisted of the following items for the years ended December 31:
	2001	2000	1999

Depreciation	$ 27,406	$ 4,026	($ 23,241)
Loan fees	27,143	14,573	25,175
Mortgage servicing	6,981	(7,783)	10,579
Deferred compensation	(36,429)	(45,489)	(42,985)
Bad debts	(66,398)	(19,629)	4,566
Limited partnerships	77,312	32,649	47,344
Nonaccrual loan interest	(12,020)	9,680	(11,660)
OREO	89,422	(3,896)	-0-
Other	(111,908)	(10,250)	11,290
	$ 1,509	($ 26,119)	$ 21,068

Listed below are the significant components of the net deferred tax asset at December 31:
	2001	2000
Components of the deferred tax asset:
Bad debts	$508,343	$441,945
Unearned loan fees	35,563	62,706
Nonaccrual loan interest	137,662	125,642
OREO writedowns	-0-	89,422
Deferred compensation	199,635	163,206
Other	49,257	23,156
Unrealized loss on securities available-for-sale	-0-	11,904
Total deferred tax asset	930,460	917,981
Valuation allowance	-0-	-0-
Total deferred tax asset, net of valuation allowance	930,460	917,981

Components of the deferred tax liability:
Depreciation	165,419	138,013
Limited partnerships	281,511	204,199
Mortgage servicing right	73,377	66,396
Unrealized gain on securities available-for-sale	13,630	-0-
Total deferred tax liability	533,937	408,608
Net deferred tax asset	$396,523	$509,373

FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

Net deferred tax assets are included in the caption "Other assets" on the balance sheets at December 31, 2001 and 2000, respectively.

Note 13.   Pension Plan

The Company has a discretionary defined contribution plan covering all employees who meet certain age and service requirements. Due to the nature of the plan, defined contribution, there is no unfunded past service liability. The provisions for pension expense were $285,105, $284,596, and $280,650 for 2001, 2000, and 1999, respectively.

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

The Company generally requires collateral or other security to support financial instruments with credit risk.
	Contract or
	----Notional Amount----
	2001	2000
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$19,495,158	$16,600,962
Standby letters of credit and commercial letters of credit	$ 65,000	$ 51,362
Credit card arrangements	$ 6,585,013	$ 6,071,739

Note 14.   Financial Instruments with Off-Balance-Sheet Risk (Continued)

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

Note 15.   Commitments and Contingencies

The Company has entered into an agreement to invest in a limited liability company which will offer trust and brokerage services. The initial investment is anticipated to be $530,000, which will purchase one third ownership in the limited liability company. The Company has also entered into an agreement to sell its Trust Department and related services to this limited liability company and anticipates a gain on this transaction of approximately $567,000 ($374,000 net of tax) to be recognized in 2002.

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

Aggregate loan transactions with related parties as of December 31 were as follows:
	2001	2000

Balance, beginning	$415,665	$396,339
New loans	607,501	335,386
Repayments	(391,702)	(316,060)
Balance, ending	$631,464	$415,665

Total deposits with related parties approximated $815,015 and $745,476 at December 31, 2001 and 2000, respectively.

Note 17.   Deferred Compensation Plans

The Company has a deferred compensation and retirement program for directors and key employees of the Company. These employees and directors are general creditors of the Company with respect to these benefits. The benefits accrued under these plans aggregated $588,732 and $480,016 at December 31, 2001 and 2000, respectively. The expense associated with these deferred compensation plans was $120,415, $142,093, and $131,426 for the years ended December 31, 2001, 2000, and 1999, respectively.

Note 18.   Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $1,755,000 and $1,052,000 at December 31, 2001 and 2000, respectively.

The nature of the Bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The balance in these accounts at December 31 is as follows:
	2001	2000
Noninterest-bearing accounts	$ 678,132	$ 408,026
Federal Reserve Bank	5,781,998	4,365,530
Federal funds sold	6,019,178	-0-

No losses have been experienced in these accounts. In addition, the Company was required to maintain contracted clearing balances of $275,000 at December 31, 2001 and 2000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios (000's omitted) are also presented in the table.
					Minimum
					To be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
			Adequacy Purposes:		Action Provisions:
		Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2001:
Total capital (to risk weighted assets)	$23,975	15.59%	$12,305	8.0%	$15,381	10.0%
Tier I capital (to risk weighted assets)	$22,051	14.34%	$ 6,153	4.0%	$ 9,229	6.0%
Tier I capital (to average assets)	$22,051	7.92%	$11,133	4.0%	$13,916	5.0%

As of December 31, 2000:
Total capital (to risk weighted assets)	$22,513	17.08%	$10,543	8.0%	$13,178	10.0%
Tier I capital (to risk weighted assets)	$20,864	15.83%	$ 5,272	4.0%	$ 7,907	6.0%
Tier I capital (to average assets)	$20,864	8.06%	$10,359	4.0%	$12,949	5.0%

The Bank is restricted as to the amount of dividends which can be paid. Dividends declared by national banks that exceed net income for the current and preceding two years must be approved by the OCC. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Note 20.   Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:
	December 31, 2001
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$ 14,700,415	$ 14,700,415
Securities held-to-maturity	40,644,481	40,967,678
Securities available-for-sale	32,513,512	32,513,512
Restricted equity securities	1,224,650	1,224,650
Loans and loans held-for-sale, net	190,197,245	191,561,882
Accrued interest receivable	1,744,133	1,744,133
Financial liabilities:
Deposits	238,069,533	239,548,863
Repurchase agreements	19,833,510	19,833,510
Borrowed funds	5,056,000	4,605,000
Accrued interest payable	252,431	252,431

	December 31, 2000
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$ 6,110,527	$ 6,110,527
Securities held-to-maturity	42,197,130	42,466,587
Securities available-for-sale	19,145,938	19,145,938
Restricted equity securities	1,141,650	1,141,650
Loans and loans held-for-sale, net	174,778,652	173,969,010
Accrued interest receivable	1,929,495	1,929,495
Financial liabilities:
Deposits	208,384,530	208,910,182
Repurchase agreements	14,371,538	14,371,538
Borrowed funds	5,612,000	5,612,000
Accrued interest payable	394,138	394,138

The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 2001 and 2000.

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions, except for borrowed funds which consist of long-term debt and subordinated debentures.

Note 21.   Intangibles

Pursuant to the Company's purchase of 100% of the stock of Liberty Savings Bank, a New Hampshire guaranty savings bank, the excess of the purchase price paid over the assets acquired is being amortized on a straight-line basis over 15 years. Unamortized goodwill amounted to $251,286 and $274,130 as of December 31, 2001 and 2000, respectively, and is included in "Other Assets" on the balance sheet. Amortization expense was $22,844 for the years ended December 31, 2001, 2000, and 1999.

Note 22.   Condensed financial Information (Parent Company Only)

The following financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiaries.
COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
DECEMBER 31, 2001 and 2000

ASSETS	2001	2000

Cash	$ 4,895	$ 334,696
Investment in Subsidiary - Community National Bank	22,099,537	20,860,217
Investment in Subsidiary - Liberty Savings Bank	1,889,083	1,860,860
Other assets	37,169	31,690
Total assets	$24,030,684	$23,087,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Other liabilities	$ 13,800	$ 367
Dividends payable	569,058	536,926
Subordinated convertible debentures	1,000	20,000
Total liabilities	583,858	557,293

Stockholders' equity
Common stock, $2.50 par value;6,000,000 share authorized,
3,706,674 shares issued at December 31, 2001 and 3,478,561
shares issued at December 31, 2000	9,266,686	8,696,402
Additional paid-in capital	13,412,012	11,515,514
Retained earnings (Note 19)	2,459,827	3,731,098
Accumulated other comprehensive income (loss)	26,459	(23,108)
Less treasury stock, at cost (2001 - 150,065 shares;
2000 - 122,777 shares)	(1,718,158)	(1,389,736)
Total stockholders' equity	23,446,826	22,530,170
Total liabilities and stockholders' equity	$24,030,684	$23,087,463

The investment in the subsidiary banks is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.
COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 2001, 2000, and 1999

	2001	2000	1999
Revenues
Dividends
Bank subsidiary - Community National Bank	$1,652,000	$2,653,000	$ 942,200
Total revenues	1,652,000	2,653,000	942,200

Expenses
Interest on long-term debt	706	2,200	2,200
Administrative and other	108,614	91,007	49,560
Total expenses	109,320	93,207	51,760

Income before applicable income tax and
equity in undistributed net income of subsidiaries	1,542,680	2,559,793	890,440
Applicable income tax (benefit)	(37,169)	(31,690)	(17,599)
Income before equity (deficit) in
undistributed net income of subsidiaries	1,579,849	2,591,483	908,039
Equity (deficit) in undistributed net income - Subsidiaries	1,217,976	(169,062)	1,426,319
Net income	$2,797,825	$2,422,421	$2,334,358

Note 22.   Condensed Financial Information (Parent Company Only) (Continued)
COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001, 2000, and 1999

	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,797,825	$2,422,421	$2,334,358
Adjustments to reconcile net income to net cash
provided by operating activities
(Equity) deficit in undistributed net income of subsidiaries	(1,217,976)	169,062	(1,426,319)
(Increase) decrease in income taxes receivable	(5,479)	(14,091)	5,890
Increase in other liabilities	13,433	-0-	-0-
Net cash provided by operating activities	1,587,803	2,577,392	913,929

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(328,422)	(941,515)	(2,840)
Debentures redeemed for cash	(12,000)	-0-	-0-
Dividends paid	(1,577,182)	(1,356,303)	(1,132,601)

Net cash used for financing activities	(1,917,604)	(2,297,818)	(1,135,441)

Net (decrease) increase in cash	(329,801)	279,574	(221,512)
Cash
Beginning	334,696	55,122	276,634
Ending	$ 4,895	$ 334,696	$ 55,122

SUPPLEMENTAL SCHEDULE OF CASH PAID (RECEIVED)
DURING THE YEAR
Interest	$ 1,073	$ 2,200	$ 2,200
Income taxes	($ 31,690)	($ 17,599)	($ 23,489)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Unrealized gain (loss) on securities available-for-sale	$ 75,101	$ 339,361	($ 731,001)
Debentures
Decrease in subordinated debentures payable	$ 19,000	$ -0-	$ -0-
Debentures converted to common stock	(7,000)	-0-	-0-
Debentures redeemed for cash	$ 12,000	$ -0-	$ -0-

Stock dividends	$1,803,162	$ -0-	$1,851,338
Dividends paid
Dividends declared	$2,265,934	$2,154,289	$2,624,150
(Increase) decrease in dividends payable	(32,132)	435	(537,361)
Dividends reinvested	(656,620)	(798,421)	(954,188)
	$1,577,182	$1,356,303	$1,132,601

Note 23.   Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2001, 2000, and 1999 is presented below:

COMMUNITY BANCORP. AND SUBSIDIARIES

-----------------------------------------------Quarters in 2001 ended-----------------------------------------------
	March 31,	June 30,	Sept. 30,	Dec. 31,
Interest income	$4,769,266	$4,750,476	$4,733,901	$4,790,609
Interest expense	2,367,798	2,220,408	2,085,309	1,912,955
Provision for loan losses	90,000	90,000	60,000	170,000
Securities gains (loss)	29,644	124,795	10,095	6,365
Other operating expenses	2,190,350	2,241,075	2,276,735	2,010,372
Net income	488,917	640,976	654,867	1,013,065
Earnings per common share	0.14	0.18	0.18	0.29

-----------------------------------------------Quarters in 2000 ended-----------------------------------------------
	March 31,	June 30,	Sept. 30,	Dec. 31,
Interest income	$4,177,223	$4,457,402	$4,814,499	$4,985,646
Interest expense	1,830,627	2,012,649	2,394,506	2,551,352
Provision for loan losses	162,000	96,000	63,000	63,000
Securities gains (loss)	(11,507)	-0-	(7,275)	-0-
Other operating expenses	2,008,774	1,971,934	1,976,764	1,970,965
Net income	433,625	648,664	632,348	707,784
Earnings per common share	0.12	0.18	0.18	0.20

-----------------------------------------------Quarters in 1999 ended-----------------------------------------------
	March 31,	June 30,	Sept. 30,	Dec. 31,
Interest income	$4,050,380	$4,203,280	$4,247,655	$4,221,476
Interest expense	1,872,028	1,889,484	1,897,260	1,875,768
Provision for loan losses	150,000	150,000	115,000	82,000
Securities gains (loss)	-0-	-0-	-0-	-0-
Other operating expenses	1,847,475	1,828,715	1,826,272	1,827,313
Net income	410,797	566,489	603,906	753,166
Earnings per common share	0.12	0.16	0.17	0.22

Note 24.   Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years disclosed are as follows:

	2001	2000	1999
Income
Other	$ 812,539	$ 712,846	$ 808,014

Expenses
Printing and supplies	$ 235,160	$ 216,966	$ 204,707
State deposit tax	228,400	243,333	230,000
Other	2,511,708	2,206,601	1,979,208
	$2,975,268	$2,666,900	$2,413,915

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
THE RESULTS OF OPERATIONS

For the Year Ended December 31, 2001

     Community Bancorp. is a holding company whose subsidiaries include Community National Bank ("The Bank") and Liberty Savings Bank ("Liberty"). Community National Bank is a full service institution operating in the state of Vermont. On May 29, 2001, Community National Bank expanded its servicing area by opening a branch office in Montpelier, Vermont. This office operates as a full service institution, serving the Barre-Montpelier area. This brings the total number of branch offices to eight, serving four counties in northern and central Vermont. This office has performed better than anticipated with average deposits totaling $2.5 million and average loans reported at $5.9 million as of December 31, 2001. The Bank also leases space in Barre for a trust office to serve the needs of clients in that area. Liberty Savings Bank is a New Hampshire guaranty savings bank acquired by Community Bancorp. on December 31, 1997. Presently, this bank is inactive, and shares the mailing address of Community Bancorp.

     In a recent press release, the Company announced plans to establish a new trust and investment company to be known as Community Financial Services Group. This new venture is formed jointly with the National Bank of Middlebury in Vermont and Woodsville Guaranty Savings Bank in New Hampshire. Each institution will house an office staffed with full-time professional advisors offering trust, investment management, estate, tax and retirement planning services to individuals, non-profits and businesses. Subject to regulatory approval, the business will be fully operational during the first quarter of 2002. The Company anticipates recognition of a gain on this transaction of approximately $567,000 ($374,000 net of tax), resulting from the sale of the Company's trust operations to the new entity.

     Most of the Bancorp's business is conducted through the Community National Bank; therefore, the following narrative is based primarily on this Bank's operations. The financial information disclosed in various spreadsheets in this section are consolidated figures for Community Bancorp. and subsidiaries.

RESULTS OF OPERATION

     The calendar year of 2001 ended with a 15.5% increase in earnings over the calendar year of 2000, and almost 20% over the calendar year of 1999. Total earnings of $2.8 million were reported for 2001 compared to $2.4 million in 2000, and $2.3 million for 1999. The results of these figures are earnings per share of $0.79, $0.68, and $0.67, respectively. A cash dividend of $0.16 per share was paid in each of the four quarters of 2001 with the most recent paid on November 1, 2001 to shareholders of record as of October 15, 2001. These dividends of $0.16 per share for the quarter and $0.64 for the year are equal to the cash dividends paid in 2000 and 1999. A 5% stock dividend was declared in 2001, payable on February 1, 2001 to shareholders of record as of January 16, 2001. As a result of this stock dividend, all per share data for the previous years have been restated.

INTEREST INCOME VERSUS INTEREST EXPENSE

(NET INTEREST INCOME)

     Net interest income represents the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings). Changes in net interest income result from changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs paid (rate). Table A and B at the end of this narrative provides a visual analysis for the comparison of interest income versus interest expense. These figures, which include earnings on tax-exempt investment securities, are stated on a tax equivalent basis with an assumed rate of 34%.

     Net interest income was $10.8 million, $10.1 million, and $9.5 million, respectively for the years-ended 2001, 2000, and 1999. Net interest spread, the difference between the yield on interest earning assets versus interest bearing liabilities, at the end of 2001 was 3.69% versus 3.58% for 2000 and 3.66% for 1999. Interest differential, defined as net interest income divided by average earning assets, for the years ended 2001, 2000 and 1999, was reported at 4.33%, 4.30%, and 4.32%, respectively.

     Interest income increased from $17.04 million for 1999, to $18.85 million for 2000, and then to $19.35 million as of the end of 2001, an increase of 10.6% and 2.7%, respectively. Income from loans accounts for the biggest portion of interest income as well as the biggest increase, reporting $13.04 million for 1999, $14.54 million for 2000, and $15.52 million for 2001, with average yields of 8.71%, 8.80%, and 8.55%, respectively. An increase in the average volume of loans clearly supports the steady increase in interest earned throughout the comparison period.

     Interest expense increased from $7.5 million at the end of 1999 to $8.8 million as of year-end 2000, and then decreased to $8.6 million as of December 31, 2001. This translates to an increase of 16.7% for 1999 versus 2000 and a decrease of 2.3% for 2000 versus 2001. Interest expense on time deposits accounts for the biggest portion of interest expense with figures for the comparison period totaling $4.9 million for 1999, $5.0 million for 2000, and $5.2 million for 2001, with average yields of 5.14%, 5.43%, and 5.27%, respectively.

CHANGES IN FINANCIAL CONDITION

     The Company had total average assets of $279 million as of December 31, 2001 and $246 million as of December 30, 2000. Average earning assets were reported at $249 million at the end of 2001, including average loans of $182 million and average investment securities of $58 million. Average earning assets of $234 million were reported at the end of 2000, including average loans of $165 million and average investments of $66 million. The decrease in interest rates throughout 2001 contributes to the increase in volume for the loan portfolio.

     Average interest-bearing liabilities at December 31, 2001 were almost $210 million, with $99 million in average time deposits and $57 million in average NOW and money market funds. At December 31, 2000, average interest bearing liabilities of $196 million were reported, including average time deposits of $93 million and average NOW and money market funds of $51 million. A new NOW account product, geared toward municipalities, is a contributing factor to the increase in those funds. Although the average volume of time deposits indicates growth, this resulted from a substantial increase in the outstanding balances during the first part of 2001, however as deposit rates declined with the change in prime lending rates, end of year balances on time deposits shows only a moderate increase of approximately $350 thousand over the prior year end.

     Repurchase agreements have increased from an average volume of $1.3 million at the end of 1999, to almost $10 million at the end of 2000, and then increased almost $6 million to an average volume of $15.9 million at the end of 2001. These accounts have been well received since they were introduced in 1998, and have been successful in retaining current business customers and attracting new ones.

RISK MANAGEMENT

Liquidity Risk - Liquidity management refers to the ability of the Company to adequately cover fluctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The repayment of loans and growth in deposits are two of the major sources of liquidity. Our time deposits greater than $100,000 increased from $17.5 million at the end of 2000, to just over $18 million as of December 31, 2001. Other time deposits decreased from $79.7 million to $79.5 million for the same time period. A review of these deposits indicates that any changes are generated locally and regionally, and by established customers of the Company. The Company has no brokered deposits.

     Our gross loan portfolio increased $13.2 million or by 7.5% to end the 2001 calendar year at $190 million compared to $176.8 million a year ago. The Company's portfolio of Available for Sale securities increased $13.5 million in one year, from $19 million to $32.5 million as of year-end 2001. Additionally, as of December 31, 2001, the Company held in its investment portfolio treasuries and agencies classified as Held to Maturity with a book value of $41 million, compared to $42.2 million a year ago. Both of these types of investments mature at monthly intervals as shown on the gap analysis enclosed in this discussion. Securities classified as "Restricted Equity Securities" are made up of equity securities the Company is required to maintain in the form of Federal Home Loan Bank of Boston (FHLB) and Federal Reserve Bank stock. These securities ended the year at a balance of $1.22 million compared to $1.14 million as of December 31, 2000.

     The Company has two credit lines with available balances totaling $6.3 million and additional borrowing capacity of approximately $103 million through the Federal Home Loan Bank of Boston, which is secured by the Company's qualifying loan and investment portfolio. As of December 31, 2001, the Company had an advance of just over $5 million against the $103 million line at FHLB. Under a separate agreement, the Bank has the authority to collateralize public unit deposits, up to their borrowing capacity, $103 million less outstanding advances, with letters of credit issued by the Federal Home Loan Bank. At December 31, 2001, approximately $9 million was pledged as collateral for these deposits. Interest is charged to the Bank quarterly based on the average daily balance outstanding at a rate of 20 basis points.

Credit Risk - Management believes that the policies and procedures established for the underwriting of its loan portfolio are both accurate and up-to-date helping to alleviate many of the problems that could exist within the portfolio in a changing environment. Loans are typically reviewed on a loan-by-loan basis with more emphasis placed on larger loans and loans that have the potential for a higher level of risk. These measures also help to ensure the adequacy of the allowance for loan losses. The Executive Officers and Board of Directors perform periodic reviews of the loan portfolio. Among the topics discussed during their review are potential exposures that exist within the loan portfolio. Factors considered include, but are not limited to, historical loss ratios, each borrower's financial condition, the industry or sector of the economy in which the borrower operates, and overall economic conditions. Existing or potential problems are noted and reviewed by senior management to ensure that adequate loan-to-value ratios exist to help cover any cost associated with these loans. The Company employs a full-time loan review and credit administration officer staffed with a department whose duties include, but are not limited to, a review of the loan portfolio including delinquent and non-accrual loans. Also on staff are personnel whose primary duties are to monitor non-performing loans. Included in the duties of this department are the tracking of payments by delinquent loan customers, and management of the Company's OREO portfolio. A quick review of the OREO portfolio, as well as the portfolio of loans past due 90 days or more, shows positive results since this department was established. Results from both departments mentioned are reported to senior management for further review and additional action if necessary.

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

Allowance for Loan Losses and Provisions - The valuation allowance for loan losses as of December 31, 2001 of $2 million constitutes 1.04% of the total loan portfolio compared to $1.8 million or 1.01% a year ago. In management's opinion, this is both adequate and reasonable in view of the fact that $155 million of the total loan portfolio, or 80.3% consists of real estate mortgage loans. Of this total for 2001, $116.3 million or 60.2% are loans secured by 1-4 family residences. A primary concern of management is to reduce the exposure of credit loss within the portfolio. This volume of home loans, together with the low historic loan loss experience, helps to support our basis for loan loss coverage. Additionally, in management's opinion, a loan portfolio consisting of 80.3% in residential and commercial real estate secured mortgage loans is more stable and less vulnerable than a portfolio with a higher concentration of unsecured commercial and industrial loans or personal loans.

     A comparison of non-performing assets for 2001 and 2000 reveals an increase of $23,945 or 1.44% from a figure of $1.67 million to $1.69 million. Non-accruing loans increased $156,375 or by 11%, loans past due 90 days or more increased $8,693 or by 17.2%, while the Company's OREO portfolio decreased $141,123 or by 70%.

Non-performing assets as of December 31, were made up of the following:
	2001	2000
Non-accruing loans	$1,571,258	$1,414,883
Loans past due 90 days or more and still accruing	59,255	50,562
Other real estate owned	60,000	201,123
Total	$1,690,513	$1,666,568

     Management continues to monitor the allowance for loan losses very carefully with the reserve currently approximating one percent of total eligible loans. The Northeast Kingdom is known for being on the lower end of the economic scale, and as such sees a direct impact in times of economic uncertainty. In view of this, the Company will always maintain its conservative approach to the review process for reserve requirements and adjust accordingly for any changes.

     Management considered the events of September11, 2001, in determining its reserve for loan losses. Although the Company has not endured any hardship from this tragic event, there has been a negative impact to the local economy. In consideration of this qualitative factor, management has decided to increase the provision for loan losses in the first quarter of 2002.

     Other Real Estate Owned consists of properties that the Company has acquired in lieu of foreclosure or through normal foreclosure proceedings. The policy of the Company is to value property in other real estate owned at the lesser of appraised value or book value. An appraisal is necessary to determine the value of the property. If the appraised value of the property is less than the book value, a "write-down" is necessary to bring the loan balance to a level equal to the appraised value prior to including it in OREO. Any such write-down is charged to the reserve for loan losses. Once the property is in OREO, any additional write-downs are charged to earnings.

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

     The following tables set forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2001, and December 31, 2000. The Company prepares its interest rate sensitivity "gap" analysis by scheduling assets and liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual term of the assets and liabilities, except that:

Adjustable rate loans and certificates of deposit are included in the period when they are first scheduled to adjust and not in the period in which they mature;
Fixed rate loans reflect scheduled contractual amortization, with no estimated prepayments;
and

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
GAP ANALYSIS
Community Bancorp. & Subsidiaries
December 31, 2001

Dollars in thousands, by repricing date

Cumulative repriced within:	3 Months	4 to 12	1 to 3	3 to 5	Over 5
	or less	Months	Years	Years	Years	Total

Interest sensitive assets:
Federal funds sold	4,800	0	0	0	0	4,800
Overnight deposits	1,219	0	0	0	0	1,219
Investments -
Available for Sale(1)	3,032	10,256	5,181	5,996	8,049	32,514
Held to Maturity	2,227	18,307	3,458	1,703	14,949	40,644
Restricted equity securities	0	0	0	0	1,225	1,225
Loans(2)	33,333	51,484	44,345	18,306	44,117	191,585
Total interest sensitive assets	44,611	80,047	52,984	26,005	68,340	271,987

Interest sensitive liabilities:
Certificates of deposit	16,296	58,002	15,574	7,633	0	97,505
Money markets	1,167	31,594	0	0	20,000	52,761
Regular savings	0	5,060	0	0	28,000	33,060
NOW and super NOW accounts	0	0	0	0	24,018	24,018
Borrowed funds	0	15	0	30	5,010	5,055
Repurchase agreements	19,834	0	0	0	0	19,834
Total interest sensitive liabilities	37,297	94,671	15,574	7,663	77,028	232,233

Net interest rate sensitivity gap	7,314	(14,624)	37,410	18,342	(8,688)
Cumulative net interest rate
sensitivity gap	7,314	(7,310)	30,100	48,442	39,754
Cumulative net interest rate
sensitivity gap as a
percentage of total assets	2.53%	-2.53%	10.43%	16.78%	13.77%
Cumulative interest sensitivity
gap as a percentage of total
interest-earning assets	2.69%	-2.69%	11.07%	17.81%	14.62%
Cumulative interest earning assets
as a percentage of cumulative
interest-bearing liabilities	119.61%	94.46%	120.40%	131.21%	117.12%

(1) The Company may sell investments available for sale with a fair value of $32,513,512 at any time.
(2) Loan totals exclude non-accruing loans amounting to $1,571,258.

GAP ANALYSIS
Community Bancorp. & Subsidiaries
December 31, 2000

Dollars in thousands, by repricing date

Cumulative repriced within:	3 Months	4 to 12	1 to 3	3 to 5	Over 5
	or less	Months	Years	Years	Years	Total

Interest sensitive assets:
Federal funds sold	0	0	0	0	0	0
Overnight deposits	0	0	0	0	0	0
Investments -
Available for Sale(1)	2,998	6,030	10,118	0	0	19,146
Held to Maturity	2,145	14,395	9,540	3,517	12,599	42,196
Restricted equity securities	0	0	0	0	1,142	1,142
Loans(2)	22,657	51,985	48,031	17,286	36,152	176,111
Total interest sensitive assets	27,800	72,410	67,689	20,803	49,893	238,595

Interest sensitive liabilities:
Certificates of deposit	15,066	75,095	6,369	626	0	97,156
Money markets	5,340	6,370	0	0	20,000	31,710
Regular savings	0	1,811	0	0	28,000	29,811
NOW and super NOW accounts	0	0	0	0	24,067	24,067
Borrowed funds	5,537	0	15	0	40	5,592
Repurchase agreements	14,372	0	0	0	0	14,372
Subordinated debentures	0	0	0	20	0	20
Total interest sensitive liabilities	40,315	83,276	6,384	646	72,107	202,728

Net interest rate sensitivity gap	(12,515)	(10,866)	61,305	20,157	(22,214)
Cumulative net interest rate
sensitivity gap	(12,515)	(23,381)	37,924	58,081	35,867
Cumulative net interest rate
sensitivity gap as a
percentage of total assets	-4.95%	-9.25%	15.00%	22.98%	14.19%
Cumulative interest sensitivity
gap as a percentage of total
interest-earning assets	-5.25%	-9.80%	15.89%	24.34%	15.03%
Cumulative interest earning assets
as a percentage of cumulative
interest-bearing liabilities	68.96%	81.08%	129.18%	144.47%	117.69%

(1) The Company may sell investments available for sale with a fair value of $19,145,938 at any time.
(2) Loan totals exclude non-accruing loans amounting to $1,414,883.

INVESTMENT SECURITIES

     Accounting standards require banks to recognize all appreciation or depreciation of the investment portfolio either on the balance sheet or through the income statement even though a gain or loss had not been realized. These changes require securities classified as "trading securities" to be marked to market with any gain or loss charged to income. The Company does not have any trading securities. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. Securities classified as "held-to-maturity" are to be held at book value.

     The Company had $1.22 million and $1.14 million in restricted equity securities for the 2001 and 2000 comparison periods, respectively. In addition, at December 31, 2001, the Company had $32.5 million in investments classified as available-for-sale comprising of $16 million of U.S. Government Agencies, $7.2 million of U.S. Treasuries, and $9.3 million in Corporate Bonds, compared to $19.2 million, which consist only of U.S. Treasuries at December 31, 2000. These securities have been marked to market, with a resulting unrealized gain after taxes of $26,459 for 2001 compared to an unrealized loss of $23,108 for 2000. These figures are presented in the equity section of our financial statement as "accumulated other comprehensive income". As adjusted for this item, our investment portfolios at the respective years' ends were as follows:

December 31, 2001:	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Government & agency securities
Available-for-sale	$23,129,935	$276,095	$142,818	$23,263,212
Held-to-maturity	19,087,603	504,798	181,601	19,410,800
Corporate Bonds
Available-for-sale	9,343,488	32,424	125,612	9,250,300
States & political subdivisions
Held-to-maturity	21,556,878	0	0	21,556,878
Restricted equity securities
Available-for-sale	1,224,650	0	0	1,224,650
	$74,342,554	$813,317	$450,031	$74,705,840

December 31, 2000:	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Government & agency securities
Available-for-sale	$19,180,950	$ 1,606	$ 36,618	$19,145,938
Held-to-maturity(1)	28,676,667	373,580	104,123	28,946,124
States & political subdivisions
Held-to-Maturity	13,520,463	0	0	13,520,463
Restricted equity securities
Available-for-Sale	1,141,650	0	0	1,141,650
	$62,519,730	$375,186	$140,741	$62,754,175

  Included in this portfolio is the U.S. Treasury Strip for Liberty Savings Bank with an amortized cost of $1,657,625 and fair value of $1,655,298 as of December 31, 2000. This investment matured on November 15, 2001.

Gross realized gains and gross realized losses on actual sales of securities were:
Gross realized gains:	2001	2000	1999

Available-for-sale
U.S. Government & agency securities	$120,190	$ 1,391	$ 0
Other Securities	0	0	0
	$120,190	$ 1,391	$ 0
Held-to-maturity(1)
U.S. Government & agency securities	$ 51,492	$ 0	$ 0
Other Securities	0	0	0
	$ 51,492	$ 0	$ 0

Gross realized losses:	2001	2000	1999

U.S. Government & agency securities	$ 783	$20,173	$ 0
Other Securities	0	0	0
	$ 783	$20,173	$ 0
  Various Government Agency securities with "First Call" options were exercised.

BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation are as follows:
	December 31,

	2001	2000
Land	$ 100,612	$ 80,747
Buildings and improvements	3,795,496	3,794,658
Furniture and equipment	5,878,101	5,453,261
Leasehold improvements	697,516	418,916
	10,471,725	9,747,582
Less accumulated depreciation	(5,604,312)	(5,053,648)
	$ 4,867,413	$ 4,693,934

     Depreciation included in occupancy and equipment expense amounted to $566,018, $576,642, and $493,979 for the years ended December 31, 2001, 2000 and 1999, respectively.

     The Company currently leases five of the eight buildings it occupies. These leased offices are in Island Pond, Newport, Barton, St. Johnsbury, and Montpelier, Vermont. The Montpelier office is located on State Street in Montpelier in an historic building of which the Bank occupies approximately 1,500 square feet. The operating leases for the four other locations expire in various years through 2013 with options to renew.

     Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year, as of December 31, 2001, for each of the next five years and in aggregate are:
2002	$130,753
2003	131,882
2004	133,045
2005	110,189
2006	60,368
Subsequent to 2006	280,409
Total	$846,646

EFFECTS OF INFLATION

     Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because, as costs and prices rise, cash and credit demands of individuals and businesses increase, and the purchasing power of net monetary assets declines.

     The Company's ability to preserve its purchasing power depends primarily on its ability to manage net interest income. The Company's net interest income improved during the last three years, despite the fluctuation in the spread from 1999 to 2001.

OTHER OPERATING INCOME AND EXPENSES

     Other operating income for the fourth quarter was reported at $628,817 for 2001, $494,018 for 2000, and $531,184 for 1999. Other income accounts for most of the increase for 2001 compared to 2000, as well as the decrease for 2000 compared to 1999, with income of $250,275 for 2001, $171,001 for 2000 and $267,458 for 1999. The heavy volume of loans sold on the secondary market helped to boost earnings during the fourth quarter of 2001, while a gain of $108,605 on the sale of an OREO property helped to boost other income for the fourth quarter of 1999. Other operating income of $2.34 million for the 12 months of 2001 is an increase of 25.7% over the $1.87 million for the 12 months of 2000, which is an increase of 6% over the 1999 figure of $1.76 million. Security gains of $170,899 accounts for the biggest portion of the increase for 2001, while trust department income reported the biggest increase for the 2000 versus 1999 period with figures of $362,979 for 2000 versus $247,001 for 1999. In addition to tremendous growth, the trust department acquired the assets of Northfield Savings Bank during the 2000 calendar year, contributing to the increase in income.

     Other operating expenses for the fourth quarter of 2001 was reported at just over $2 million, an increase of 2% over the 2000 expense figure of $1.97 million, which increased 7.9% over the 1999 figure of $1.83 million. Salaries and wages increased accordingly with the opening of the Montpelier office, followed by an increase of $41,408 in trust department expenses. An increase of $39,348 is noted in the fourth quarter comparisons for losses on limited partnerships for 2000 versus 1999 due to a $17,107 reversal of an anticipated loss in 1999 and the booked loss of $22,241 during the same quarter of 2000. Occupancy expense for the fourth quarter of 1999 was higher than both the 2001 and 2000 fourth quarters due to higher depreciation amounts on furniture and equipment. Total other operating expenses ended the 2001 fiscal year at $8.7 million, an increase of $790,095 or 10% over the 2000 fiscal year of $7.9 million, which increased $598,662 or 8.2% over the 1999 fiscal year of $7.3 million. Salaries and wages tops the increases for the 2001 versus 2000 comparison period, with an increase of $367,335 or 12.6%, primarily resulting from the opening of the Montpelier office, while other expenses tallied the biggest increase for 2000 versus 1999 with an increase of $252,985 or 10.5%.

     Many of the components of other operating expenses are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate figures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

     Income before taxes of $1.3 million are reported for the fourth quarter of 2001 compared to $894,344 for the fourth quarter of 2000 and $967,579 for the fourth quarter of 1999. This translates to an increase of $431,755 or 48.3% for 2001 versus 2000 and a decrease of $73,235 or 7.6% for 2000 versus 1999. As a result, provisions for income taxes for the fourth quarters ended 2001, 2000, and 1999 are reported at $313,035, $186,562, and $214,412, respectively. Year-end figures presented are $3.7 million for 2001, leading to an increase of $474,920 or 14.9% over the 2000 figure of $3.2 million, resulting in an increase of $77,542 or 2.5% over the 1999 figure of $3.1 million. Provisions for income taxes for each fiscal year are reported at $875,476, $775,960, and $786,481, respectively 2001, 2000, and 1999.

     Return on average assets (ROA), which measures how effectively a corporation uses its assets to produce earnings, ended the fiscal years at 1.08% for 2001 compared to 1.00% for 2000 and 1.02% for 1999. Return on average equity (ROE), which is the ratio of income earned to average shareholders' equity was 12.04% for 2001, 10.70% for 2000, and 10.54% for 1999.

CAPITAL RESOURCES

     Stockholders' equity at December 31, 2000, was $22,530,170, with a book value of $6.39 per share. It increased through earnings of $2,797,825, the sale of common stock of $663,620 through our dividend reinvestment program and debenture conversions, and $49,567 through adjustments for the valuation allowance of securities. It decreased through purchases of treasury stock of $3,169; dividends paid totaling $2,233,822, and the repurchase of stock through the Stock Buyback Plan of $325,253. Additionally, the Company declared a dividend in December of 2001, payable in February of 2002. As a result, an accrual for the dividend was necessary, decreasing stockholders' equity by $569,057 as of December 31, 2001. The same event occurred in December of 2000 announcing a dividend of $536,925 payable in February of 2001. As of December 31, 2001, stockholders' equity was $23,446,826 with a book value of $6.59 per share. All stockholders' equity is unrestricted. Additionally, it is noted that as the maturity date on securities classified as available for sale draws near, the market price on these securities becomes more favorable.

     On April 11, 2000, the Company issued a press release announcing plans to buy up to 6% or 205,000 shares of its outstanding common stock at current market prices. Total shares bought back through the end of year 2001 totaled 119,772 and the repurchase price paid for these shares ranged from $9.75 per share in May of 2000 to $13.95 per share in November of 2001.

     The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

     The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2001, the Bank is required to have minimum Tier I and Total Capital ratios of 4.00% and 8.00%, respectively. The Company's consolidated risk weighted assets were reported at $154 million with reported ratios, at December 31, 2001, of approximately 15% for Tier I capital and 16% for Total capital. The report labeled "Capital Ratios" provides a better understanding of the components of each the Tier I and Tier II capital ratios as well as a three-year comparison of the growth of these ratios.

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

RECENT ACCOUNTING DEVELOPMENTS

     Community Bancorp. Adopted Statement of Financial Accounting Standards (SFAF) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAF Nos. 137 and 138, which became effective as of January 1, 2001. Concurrent with adoption of the Standard, and as permitted by its provisions; approximately $7 million of debt securities classified as held to maturity were reclassified as securities available for sale. Through the year ended December 31, 2001, some of the debt securities have been subsequently sold with resulting realized net gains of $80,864 included in the income statement caption "Security gains (losses)".

FORWARD-LOOKING STATEMENTS

     When used in this report, the terms "expect, plan, anticipate, believe" or similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements.

     The Company has included certain forward-looking statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations. These statements are based on current expectations, estimates and projections about the industries in which the Company operates management's beliefs and various assumptions made by management which are difficult to predict. Among the factors that could affect the outcome of the statements are general industry and market conditions and growth rates. Therefore, actual outcomes and their impact on the Company may differ materially from what is expressed or forecasted. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
								Table A
AVERAGE BALANCES AND INTEREST RATES

The table below presents the following information: average earning assets (including non-accrual)
loans) and average interest-bearing liabilities supporting earning assets; and interest income and interest expense as a rate/yield.

(Dollars in Thousands)	2001			2000			1999
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield

EARNING ASSETS

Loans (1)	181,631	15,523	8.55%	165,176	14,539	8.80%	149,707	13,036	8.71%
Taxable Investment
Securities	41,240	2,330	5.65%	48,080	2,835	5.90%	49,832	2,715	5.45%
Tax-exempt Investment
Securities (2)	15,693	1,125	7.17%	16,398	1,208	7.37%	13,843	924	6.67%

Federal Funds Sold	5,005	166	3.32%	1,090	67	6.15%	2,897	143	4.94%

Overnight Deposits	3,732	122	3.27%	1,788	104	5.82%	2,638	133	5.04%

Other Securities (3)	1,204	83	6.89%	1,222	92	7.53%	1,254	85	6.78%

TOTAL	248,505	19,349	7.79%	233,754	18,845	8.06%	220,171	17,036	7.74%

INTEREST-BEARING LIABILITIES

Savings Deposits	31,708	637	2.01%	32,696	752	2.30%	32,748	756	2.31%
NOW and Money
Market Funds	56,807	1,832	3.22%	51,296	1,907	3.72%	51,850	1,656	3.19%

Time Deposits	99,418	5,236	5.27%	92,747	5,040	5.43%	94,694	4,865	5.14%

Other Borrowed Funds	5,647	280	4.96%	9,319	601	6.45%	4,059	203	5.00%

Repurchase Agreements	15,888	601	3.78%	9,956	487	4.89%	1,305	52	3.98%

Subordinated Debentures	8	1	8.75%	20	2	11.00%	20	2	11.00%

TOTAL	209,476	8,587	4.10%	196,034	8,789	4.48%	184,676	7,534	4.08%

Net Interest Income		10,762			10,056			9,502
Net Interest Spread(4)			3.69%			3.58%			3.66%
Interest Differential(5)			4.33%			4.30%			4.32%

(1) Included in gross loans are non-accrual loans with an average balance of $1,420,468 for 2001, $1,344.971 for
2000, and $1,894,097 for 1999.
(2) Income on investment securities of state and political subdivisions is state on a tax equivalent basis (assuming a
34% rate). The amount of adjustment was $382,531 for 2001, $410,588 for 2000, and $314,301 for 1999.
(3) Included in other securities are taxable industrial development bonds (VIDA), with income of $2,611 for 2001,
$4,377 for 2000, and $5,443 for 1999.
(4) Net interest spread is the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(5) Interest differential is net interest income divided by average earning assets.

									Table B
CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

The following table summarizes the variances in income for the years 2001, 2000, 1999, and 1998 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid.

(Dollars in Thousands)
	2001 vs. 2000			2000 vs. 1999			1999 vs. 1998
RATE VOLUME	Variance(1)			Variance(1)			Variance(1)
	Due to		Total	Due to		Total	Due to		Total
	Rate	Volume	Variance	Rate	Volume	Variance	Rate	Volume	Variance
Income-Earning Assets

Loans(2)	(464)	1,448	984	156	1,347	1,503	(669)	(53)	(722)

Taxable Investment Securities	(119)	(386)	(505)	223	(103)	120	(107)	626	519
Tax-exempt Investment
Securities (3)	(32)	(51)	(83)	113	171	284	(62)	56	(6)

Federal Funds Sold	(142)	241	99	35	(111)	(76)	6	(100)	(94)

Overnight Deposits	(95)	113	18	20	(49)	(29)	(17)	(35)	(52)

Other Securities	(8)	(1)	(9)	9	(2)	7	4	(1)	3

Total Interest Earnings	(860)	1,364	504	556	1,253	1,809	(845)	493	(352)

Interest-Bearing Liabilities

Savings Deposits	(95)	(20)	(115)	(3)	(1)	(4)	(101)	50	(51)
NOW and Money Market
Funds	(280)	205	(75)	272	(21)	251	(151)	242	91

Time Deposits	(167)	363	196	281	(106)	175	(452)	(179)	(631)

Other Borrowed Funds	(139)	(182)	(321)	135	263	398	5	0	5

Repurchase Agreements	(176)	290	114	90	345	435	(4)	52	48

Subordinated Debentures	(1)	(1)	(2)	0	0	0	0	(3)	(3)

Total Interest Expense	(858)	655	(203)	775	480	1,255	(703)	162	(541)

(1) Items which have shown a year-to-year increase in volume have variances allocated as follows:
	Variance due to rate = Change in rate x new volume
	Variance due to volume = Change in volume x old rate

Items which have shown a year-to-year decrease in volume have variances allocated as follows:
	Variance due to rate = Change in rate x old volume
	Variance due to volume = Change in volume x new rate

(2) Total loans are stated before deduction of unearned discount and allowance for loan losses. Interest on non-accrual loans is excluded from income. The principal balances of non-accrual loans are included in calculations of the yield on loans.
(3) Income on tax-exempt securities is stated on a tax equivalent basis. The assumed rate is 34%.

SELECTED FINANCIAL DATA

(Not covered by Report of Independent Public Accountants)
(Dollars in thousands, except per share data)

Year Ended December 31,	2001	2000	1999	1998	1997

Total Interest Income	19,044	18,435	16,723	17,072	16,817
Less:
Total Interest Expense	8,586	8,789	7,535	8,077	7,834
Net Interest Income	10,458	9,646	9,188	8,995	8,983
Less:
Provision for Loan Losses	410	384	497	660	660

Other Operating Income	2,344	1,865	1,759	1,586	1,336
Less:
Other Operating Expense	8,719	7,929	7,330	7,021	6,759
Income Before Income Taxes	3,673	3,198	3,120	2,900	2,900
Less:
Applicable Income Taxes (1)	875	776	786	710	755

Net Income	2,798	2,422	2,334	2,190	2,145

Per Share Data: (2)

Earnings per Share	0.79	0.68	0.67	0.65	0.65
Cash Dividends Declared	0.64	0.64	0.64	0.60	0.56
Weighted Average Number of
Common Shares Outstanding	3,545,670	3,543,956	3,474,844	3,391,187	3,281,534
Number of Common Shares
Outstanding	3,556,609	3,523,573	3,526,432	3,429,833	3,324,112

Balance Sheet Data:

Net Loans	190,197	174,779	150,673	145,827	147,747
Total Assets	288,678	252,785	232,216	225,051	213,001
Total Deposits	238,070	208,385	201,843	197,797	187,580
Total Liabilities	265,231	230,255	210,035	203,049	192,521
Borrowed Funds	5,055	5,592	4,075	4,080	4,164
Total Shareholders' Equity	23,447	22,530	22,181	22,002	20,480

(1) Applicable Income Taxes above includes the income tax effect, assuming a 34% tax rate, on securities
Gains (losses), which totaled $58,106 in 2001, $(6,386) in 2000, and $0 in each 1999, 1998, 1997.
(2) All per share data for calendar years prior to 2001 have been restated to reflect a 5% stock dividend paid in the first quarter of 2001. Per share data for calendar years prior to 1999 have been restated to reflect a 5% dividend paid in the first quarter of 1999. Additionally, a 100% stock dividend was paid on
June 1, 1998, requiring restatement of per share data for the 1997 calendar year.

CAPITAL RATIOS

(Dollars in Thousands)				ANNUAL
				GROWTH RATE
At December 31,	2001	2000	1999	2001 / 2000	2000 / 1999

Total Assets	288,678	252,785	232,216
LESS: Goodwill (1)	251	274	297
Allowance for Possible Loan Losses	2,008	1,797	1,715
Total Adjusted Assets	290,435	254,308	233,634	14.21%	8.85%

Gross Risk-Adjusted Assets	153,922	132,204	111,995
Allowance for Loan Loss over limit (2)	84	144	315
Total Risk-Adjusted Assets	153,838	132,060	111,680	16.49%	18.25%

Shareholders' Equity	23,447	22,530	22,181
LESS:
Valuation Allowance for Securities	26	(23)	(247)
Intangible Assets(1)	273	293	319
Total Adjusted Tier 1 Capital (3)	23,148	22,260	22,109	3.99%	0.68%

Eligible Discounted Subordinated Debt	0	12	16
Max. Allowance for Possible Loan Losses (2)	1,924	1,653	1,400
Total Capital (Tier II)	25,072	23,925	23,525	4.79%	1.70%

		2001	2000	1999
Tier l Capital / Total Adjusted Assets		7.97%	8.75%	9.46%
Tier ll Capital / Total Adjusted Assets		8.63%	9.41%	10.07%
Tier l Capital / Total Risk-Adjusted Assets		15.05%	16.86%	19.80%
Tier ll Capital / Total Risk-Adjusted Assets		16.30%	18.12%	21.06%

(1) Included in the 2001, 2000, and 1999 balances of intangible assets are $251,286, $274,130 and $296,974, respectively, in goodwill associated with the acquisition of Liberty Savings Bank. Excess mortgage servicing rights totaling $21,581, $19,528 and $21,817 for 2001, 2000, and 1999, respectively, comprise the balance of intangible assets.

(2) Net unrealized holding gains and losses on available-for-sale securities are excluded from common stockholders' equity for regulatory capital purposes. However, National Banks continue to deduct unrealized losses on equity securities in their computation of Tier I Capital.

(3) The maximum allowance for possible loan losses used in calculating primary (TierII) capital is the lower of the period end allowance for possible loan losses or 1.25% of gross risk-adjusted assets, as implemented by regulatory capital guidelines.

COMMON STOCK PERFORMANCE BY QUARTER
		2001
	First	Second	Third	Fourth
Trade price
High	$11.75	$13.00	$14.00	$15.00
Low	$10.25	$10.50	$12.75	$13.05
Cash Dividends
Declared	$0.16	$0.16	$0.16	$0.16

		2000
	First	Second	Third	Fourth
Trade price
High	$9.25	$10.50	$10.75	$12.00
Low	$8.63	$ 8.13	$ 9.00	$ 9.75
Cash Dividends
Declared	$0.16	$0.16	$0.16	$0.16

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

     Stephen P. Marsh, Executive Vice President & CFO
     Community Bancorp.
     P.O. Box 259
     Derby, Vermont 05829

Shareholder Services
For shareholder services or information contact:

     Chris Bumps, Corporate Secretary
     Community National Bank
     P.O. Box 259
     Derby, Vermont 05829
     (802) 334-7915

Annual Shareholders Meeting
The 2002 Annual Shareholders Meeting will be held at 5:30 p.m., May 7, 2002, at the Elks Club in Derby. We hope to see many of our shareholders there.

Community Bancorp. Stock
As of February 1, 2002, the Corporation's common stock ($2.50 par value) was owned by approximately 850 shareholders of record. Although there is no established public trading market in the Corporation's common stock, several brokerage firms follow the stock and maintain a minor market in it. Trading in the Corporation's stock, however, is not active. You can contact these firms at the following addresses:
First Albany Corp.	A.G. Edwards
P.O. Box 387	1184 Main Street, Suite 1
Burlington, Vermont 05402	St. Johnsbury, Vermont 05819
(800) 451-3249	(800) 457-1002

Salomon Smith Barney	Winslow, Evans & Crocker
P.O. Box 1095	33 Broad Street
Burlington, Vermont 05402	Boston, Massachusetts 02109
(800) 446-0193	(800) 556-8600