Form 10-K, Exhibit 13
period 2003-12-31
COMMUNITY BANCORP /VT
filed 2004-03-30
CIK 718413

Berry, Dunn, McNeil & Parker
Certified Public Accountants
Management Consultants

To the Board of Directors and Stockholders
Community Bancorp. and Subsidiary
Derby, Vermont

We have audited the accompanying consolidated balance sheet of Community Bancorp. and Subsidiary as of December 31, 2003 and the related consolidated statement of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Community Bancorp. and Subsidiaries as of December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001 were audited by other auditors whose report thereon dated January 10, 2003 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary at December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with U. S. generally accepted accounting principles.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine
January 9, 2004
Vermont Registration No. 92-0000278

PORTLAND, ME * BANGOR, ME * LEBANON, NH * MANCHESTER, NH
WWW.BDMP.COM


Community Bancorp. and Subsidiaries
Consolidated Balance Sheets

December 31, 2003 and 2002

ASSETS	2003	2002

Cash and due from banks	$11,620,762	$8,957,633
Federal funds sold and overnight deposits	2,751,148	5,079,647

Cash and cash equivalents	14,371,910	14,037,280
Securities held-to-maturity (fair value $41,716,965
and $39,359,442 at December 31, 2003 and 2002)	41,563,840	38,969,114
Securities available-for- sale	56,319,321	41,074,804
Restricted equity securities	1,356,850	1,309,050
Loans held for sale	2,253,151	6,169,017
Loans	204,277,612	200,913,490
Allowance for loan losses	(2,199,110)	(2,155,789)
Unearned net loan fees	(805,284)	(879,501)

Net loans	201,273,218	197,878,200
Bank premises and equipment, net	7,814,922	5,292,597
Accrued interest receivable	1,676,190	1,744,805
Other real estate owned, net	88,277	0
Other assets	4,024,728	2,752,738

Total assets	$330,742,407	$309,227,605

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$38,198,327	$32,302,824
NOW and money market accounts	98,209,841	88,786,101
Savings	41,506,976	37,737,157
Time, $100,000 and over	22,116,006	20,591,082
Other time	79,648,109	81,504,466

Total deposits	279,679,259	260,921,630

Repurchase agreements	12,016,570	14,069,026
Borrowed funds	8,040,000	5,040,000
Accrued interest and other liabilities	3,921,432	3,491,847

Total liabilities	303,657,261	283,522,503

COMMITMENTS AND CONTINGENT LIABILITIES
(Notes 5, 14, 15 and 19)

STOCKHOLDERS' EQUITY
Common stock, $2.50 par value; 6,000,000 shares authorized,
3,971,989 shares issued at December 31, 2003 and 3,939,078
shares issued at December 31, 2002 (including 188,676
shares issued February 1, 2003)	9,929,973	9,847,694
Additional paid-in capital	16,861,802	16,423,022
Retained earnings	1,971,870	625,932
Accumulated other comprehensive income	506,006	984,953
Less treasury stock, at cost (2003-182,905 shares, 2002-182,377 shares)	(2,184,505)	(2,176,499)

Total stockholders' equity	27,085,146	25,705,102

Total liabilities and stockholders' equity	$330,742,407	$309,227,605

The accompanying notes are an integral part of these consolidated financial statements.


Community Bancorp. and Subsidiaries
Consolidated Statements of Income

Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001

Interest and dividend income
Interest and fees on loans	$14,214,617	$14,467,463	$15,522,741
Interest on debt securities
Taxable	2,394,232	2,820,188	2,410,427
Tax-exempt	938,911	976,074	742,560
Dividends	45,187	49,196	80,352
Interest on federal funds sold and overnight deposits	33,854	65,707	288,172

	17,626,801	18,378,628	19,044,252

Interest expense
Interest on deposits	4,969,184	6,074,378	7,705,308
Interest on borrowed funds and securities
sold under agreements to repurchase	389,944	605,532	880,456
Interest on subordinated debentures	0	0	706

	5,359,128	6,679,910	8,586,470

Net interest income	12,267,673	11,698,718	10,457,782
Provision for loan losses	(123,000)	(326,000)	(410,000)

Net interest income after provision for loan losses	12,144,673	11,372,718	10,047,782

Non interest income
Trust department income	0	109,826	438,736
Service fees	973,502	964,067	921,877
Net realized gains on securities	142,904	31,311	170,899
Other income	2,316,058	2,214,004	812,539

	3,432,464	3,319,208	2,344,051

Non interest expense
Salaries and wages	4,152,000	3,711,380	3,285,000
Pension and other employee benefits	1,300,895	1,241,032	959,078
Occupancy expenses	1,738,790	1,532,238	1,499,186
Other expenses	3,598,005	4,042,353	2,975,268

	10,789,690	10,527,003	8,718,532

Income before income taxes	4,787,447	4,164,923	3,673,301
Income taxes	989,181	924,951	875,476

Net income	$3,798,266	$3,239,972	$2,797,825

Earnings per common share on weighted average	$1.01	$0.87	$0.75
Weighted average number of common shares
used in computing earnings per share	3,772,748	3,736,786	3,722,953
Dividends declared per share	$0.64	$0.64	$0.64
Book value per share on shares outstanding at December 31	$7.15	$6.84	$6.28

The accompanying notes are an integral part of these consolidated financial statements.


Community Bancorp. and Subsidiaries
Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2003, 2002, and 2001

					Accumulated
			Additional		other		Total
	Common Stock		paid-in	Retained	comprehensive	Treasury	stockholders'
	Shares	Amount	capital	earnings	income (loss)	stock	equity

Balances, December 31, 2000	3,355,784	$8,696,402	$11,515,514	$3,731,098	$(23,108)	$(1,389,736)	$22,530,170

Comprehensive income, net of taxes
Net income	0	0	0	2,797,825	0	0	2,797,825
Net unrealized holding gains on
securities available-for-sale, net
of tax expense, ($25,534)	0	0	0	0	49,567	0	49,567

Total comprehensive income							2,847,392

Dividends declared	0	0	0	(2,265,934)	0	0	(2,265,934)
5% stock dividend	167,939	419,848	1,383,314	(1,803,162)	0	0	0
Issuance of stock	60,174	150,436	513,184	0	0	0	663,620
Purchase of treasury stock	(27,288)	0	0	0	0	(328,422)	(328,422)

Balances, December 31, 2001	3,556,609	9,266,686	13,412,012	2,459,827	26,459	(1,718,158)	23,446,826

Comprehensive income, net of taxes
Net income	0	0	0	3,239,972	0	0	3,239,972
Net unrealized holding gains on
securities available-for-sale, net
of tax expense, ($493,769)	0	0	0	0	958,494	0	958,494

Total comprehensive income							4,198,466

Dividends declared	0	0	0	(2,274,997)	0	0	(2,274,997)
5% stock dividend	178,408	446,021	2,352,849	(2,798,870)	0	0	0
Issuance of stock	53,996	134,987	658,161	0	0	0	793,148
Purchase of treasury stock	(32,312)	0	0	0	0	(458,341)	(458,341)

Balances, December 31, 2002	3,756,701	9,847,694	16,423,022	625,932	984,953	(2,176,499)	25,705,102

Comprehensive income, net of taxes
Net income	0	0	0	3,798,266	0	0	3,798,266
Net unrealized holding losses on
securities available-for-sale, net
of tax benefit, ($246,730)	0	0	0	0	(478,947)	0	(478,947)

Total comprehensive income							3,319,319

Dividends declared	0	0		(2,452,328)			(2,452,328)
Issuance of stock	32,911	82,279	438,780	0	0	0	521,059
Purchase of treasury stock	(528)	0	0	0	0	(8,006)	(8,006)

Balances, December 31, 2003	3,789,084	$9,929,973	$16,861,802	$1,971,870	$506,006	$(2,184,505)	$27,085,146

The accompanying notes are an integral part of these consolidated financial statements.


Community Bancorp. and Subsidiaries
Consolidated Statements of Cash Flows

Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,798,266	$3,239,972	$2,797,825
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	642,827	812,264	588,862
Provision for loan losses	123,000	326,000	410,000
Provision (credit) for deferred income taxes	320,631	(88,010)	1,509
Net gain on sale of securities	(142,904)	(31,311)	(170,899)
Net gain on sale of loans	(1,168,275)	(548,369)	(152,469)
(Gain) loss on sales of fixed assets	(5,000)	(12)	4,075
Gains on sales of other real estate owned	(2,651)	(43,528)	(36,858)
Loss on Trust LLC	61,540	99,630	0
Gain on sale of trust assets	0	(617,355)	0
Writedowns of other real estate owned	0	0	44,824
Amortization of bond premium, net	338,595	308,571	139,244v
Proceeds from sales of loans held for sale	66,628,959	41,697,000	14,887,568
Originations of loans held for sale	(61,544,818)	(44,204,182)	(17,137,574)
Decrease (increase) in interest receivable	68,615	(672)	185,362
Increase in mortgage servicing rights	(114,516)	(210,752)	(20,532)
(Increase) decrease in other assets	(387,035)	(109,401)	55,193
(Decrease) increase in unamortized loan fees	(74,217)	(71,693)	257
(Decrease) increase in taxes payable	(298,250)	4,447	34,819
Decrease in interest payable	(23,234)	(43,615)	(141,707)
Increase in accrued expenses	201,740	277,594	36,667
(Decrease) increase in other liabilities	(27,455)	405,034	120,188

Net cash provided by operating activities	8,395,818	1,201,612	1,646,354

CASH FLOWS FROM INVESTING ACTIVITIES
Securities held-to-maturity
Maturities and paydowns	35,946,144	27,906,387	38,229,271
Purchases	(38,585,121)	(26,254,490)	(43,634,788)
Securities available-for-sale
Sales and maturities	14,213,770	14,060,000	13,147,578
Purchases	(30,335,404)	(21,422,819)	(19,450,231)
Purchase of restricted equity securities	(47,800)	(84,400)	(83,000)
Increase in loans, net	(3,729,141)	(11,349,630)	(13,884,200)
Capital expenditures, net	(3,165,151)	(986,150)	(743,572)
Proceeds from sale of fixed assets	5,000	0	0
Investments in limited partnership, net	(561,184)	456,049	79,123
Proceeds from sale of interest in Trust LLC	0	1,132,000	0
Investment in Trust LLC	0	(700,547)	0
Proceeds from sales of other real estate owned	82,151	285,310	452,162
Recoveries of loans charged off	117,563	119,120	138,820

Net cash used in investing activities	(26,059,173)	(16,839,170)	(25,748,837)


	2003	2002	2001

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand, NOW, savings, and
money market accounts	19,089,062	18,261,950	29,335,617
Net (decrease) increase in certificates of deposit	(331,433)	4,590,147	349,386
Net (decrease) increase in repurchase agreements	(2,052,456)	(5,764,484)	5,461,972
Net increase (decrease) in borrowed funds	3,000,000	(15,000)	(537,000)
Payments to acquire treasury stock	(8,006)	(458,341)	(328,422)
Dividends paid	(1,699,182)	(1,639,849)	(1,577,182)
Debentures redeemed for cash	0	0	(12,000)

Net cash provided by financing activities	17,997,985	14,974,423	32,692,371

Net (decrease) increase in cash and cash
equivalents	334,630	(663,135)	8,589,888

Cash and cash equivalents
Beginning	14,037,280	14,700,415	6,110,527

Ending	$14,371,910	$14,037,280	$14,700,415

SUPPLEMENTAL SCHEDULE OF CASH PAID
DURING THE YEAR
Interest	$5,382,362	$6,723,525	$8,728,177

Income taxes	$966,800	$1,008,514	$839,149

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Change in unrealized gain on securities
available-for-sale	$(725,677)	$1,452,263	$75,101

Other real estate owned acquired in settlement
of loans	$167,777	$181,782	$319,005

Investments in limited partnership
Increase in limited partnerships	$(821,416)	$(274,759)	$(304,163)
Increase in contributions payable	260,232	730,808	383,286

	$(561,184)	$456,049	$79,123

Debentures:
Decrease in subordinated debentures	$0	$1,000	$19,000
Debentures converted to common stock	0	(1,000)	(7,000)

Debentures redeemed for cash	$0	$0	$12,000

Dividends paid:
Dividends declared	$2,452,328	$2,274,997	$2,265,934
Decrease (increase) in dividends payable
attributable to dividends declared	(232,087)	157,000	(32,132)
Dividends reinvested	(521,059)	(792,148)	(656,620)

	$1,699,182	$1,639,849	$1,577,182

Stock dividends	$0	$2,798,870	$1,803,162

The accompanying notes are an integral part of these consolidated financial statements.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiaries ("Company") are in conformity with U. S. generally accepted accounting principles and general practices within the banking industry. The following is a description of the significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly owned subsidiaries, Community National Bank (Community) and Liberty Savings Bank (Liberty). During the third quarter of 2003, the Company sold its stock interest in Liberty Savings Bank, a New Hampshire guaranty savings bank charter acquired by Community Bancorp. in 1997. The Company was paid $307,500 for this charter valued at $300,000 as of the sale date. All significant intercompany accounts and transactions have been eliminated.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities, and corporate customers through its branches, ATMs, and telephone and internet banking in northeastern and central Vermont, which is primarily a small business and agricultural area. The Company's primary deposit products are checking and savings accounts and certificates-of-deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of deposit taking and lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are relatively stable at this time, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Company's loans are secured by real estate, which could experience a decline in value, especially during times of adverse economic conditions.

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


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods), and overnight deposits.

Investment securities

Debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt and equity securities not classified as held-to-maturity are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value with unrealized gains and losses net of tax and reclassification adjustment reported as a net amount in other comprehensive income. Investment securities transactions are accounted for on a trade date basis. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date.

Restricted equity securities

Restricted equity securities are comprised of Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are carried at cost. As a member of the Federal Reserve Bank of Boston (FRB), the Company is required to invest in FRB stock in an amount equal to 3% of Community National Bank's capital stock and surplus.

As a member of the Federal Home Loan Bank of Boston (FHLB), the Company is required to invest in $100 par value stock of the FHLB in an amount that approximates 1% of unpaid principal balances on qualifying loans. The stock is nonmarketable, and when redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan interest income is accrued daily on the outstanding balances. The accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received. Loans are returned to accrual status when principal and interest payments are brought current and the customer has proven the ability to make future payments on a timely basis. Loans are charged off when collection of principal is considered doubtful. Past due status is determined on a contractual basis.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life of the loans.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

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

Bank premises and equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over their estimated useful lives. The cost of assets sold or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the statement of income. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments are capitalized.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance, to the extent that fair value is less than the capitalized amount.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Pension costs

Pension costs are charged to salaries and employee benefits expense and accrued over the active service period.

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

The components of other comprehensive income and related tax effects at December 31 are as follows:

	2003	2002	2001

Change in unrealized holdings gains (losses) on
available-for-sale securities arising during the period	$(583,309)	$1,454,475	$194,508
Reclassification adjustment for gains realized in income	(142,368)	(2,212)	(119,407)

Net unrealized gains (losses)	(725,677)	1,452,263	75,101
Tax effect	246,730	(493,769)	(25,534)

Net of tax amount	$(478,947)	$958,494	$49,567

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury.

Off-balance-sheet financial instruments

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial and municipal letters of credit, standby letters of credit, and risk-sharing commitments on certain sold loans. Such financial instruments are recorded in the financial statements when they are funded.

Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Restricted equity securities: The carrying amounts of these securities approximate their fair values.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

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

Short-term borrowings: The carrying amounts reported in the balance sheets for repurchase agreements approximate their fair values. These borrowings are short-term and due on demand.

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

Reclassification

Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the current year presentation.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 2. Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2003
U. S. Government and agency securities	$50,455,906	$713,601	$121,218	$51,048,289
Corporate debt securities	5,064,239	174,293	0	5,238,532
Other investments	32,500	0	0	32,500

	$55,552,645	$887,894	$121,218	$56,319,321

December 31, 2002
U. S. Government and agency securities	$30,352,824	$1,295,205	$6,737	$31,641,292
Corporate debt securities	9,229,628	241,929	38,045	9,433,512

	$39,582,452	$1,537,134	$44,782	$41,074,804

Securities HTM

December 31, 2003
U. S. Government and agency securities	$7,019,882	$153,125	$0	$7,173,007
States and political subdivisions	34,543,958	0	0	34,543,958

	$41,563,840	$153,125	$0	$41,716,965

December 31, 2002
U. S. Government and agency securities	$13,064,133	$390,328	$0	$13,454,461
States and political subdivisions	25,904,981	0	0	25,904,981

	$38,969,114	$390,328	$0	$39,359,442

Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $34,543,958 and $25,904,981 at December 31, 2003 and 2002, respectively, which are attributable to private financing transactions arranged by the Company. There is no established trading market for these securities and, accordingly, the carrying amount of these securities has been reflected as their fair value. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Investment securities with a book value of $15,175,475 and $18,305,028 and a fair value of $15,535,216 and $18,889,483 at December 31, 2003 and 2002, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Proceeds from the sale of securities available-for-sale amounted to $14,213,770 in 2003, $14,060,000 in 2002, and $13,147,578 in 2001. Realized gains from sales of investments available-for-sale were $142,368 in 2003, $2,212 in 2002, and $120,190 in 2001. Realized losses were $-0- in 2003, $-0- in 2002, and $783 in 2001. Realized gains of $536, $29,099, and $51,492 were recognized in 2003, 2002, and 2001 respectively, on securities held-to-maturity due to call features exercised prior to maturity on certain debt securities.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of securities available-for-sale at December 31, 2003 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$5,068,983	$5,161,598
Due from one to five years	43,438,664	43,937,423
Due from five to ten years	7,012,498	7,187,800
Other Investments	32,500	32,500

	$55,552,645	$56,319,321

The scheduled maturities of securities held-to-maturity at December 31, 2003 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$34,266,450	$34,308,765
Due from one to five years	2,675,005	2,689,529
Due from five to ten years	3,936,675	4,032,961
Other Investments	685,710	685,710

	$41,563,840	$41,716,965

All investments with unrealized losses at December 31, 2003 have been in a continuous loss position less than 12 months. Investments with unrealized losses at December 31, 2003 are as follows:

	Fair	Unrealized
	Value	Loss

U.S. Government and agency securities	$11,865,636	$121,218

	$11,865,636	$121,218

The unrealized losses are a result of increases in market interest rates and not from deterioration in the creditworthiness of the issuer. At December 31, 2003 there were 12 securities in the investment portfolio that were in an unrealized loss position.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 3. Loans

The composition of net loans at December 31 is as follows:

	2003	2002

Commercial	$17,479,785	$19,222,027
Real estate-Construction	8,929,228	7,438,922
Real estate-Mortgage	154,799,657	150,573,954
Installment and other	23,068,942	23,678,587

	$204,277,612	$200,913,490

Deduct:
Allowance for loan losses	2,199,110	2,155,789
Unearned net loan fees	805,284	879,501

	3,004,394	3,035,290

	$201,273,218	$197,878,200

The total recorded investment in impaired loans as determined in accordance with U. S. generally accepted accounting principles approximated $304,000 and $500,000 at December 31, 2003 and 2002, respectively. These loans were subject to allowances for loan losses of $132,732 and $160,237 at December 31, 2003 and 2002, respectively. The average recorded investment in impaired loans amounted to $401,866, $251,812, and $277,551 for the years ended December 31, 2003, 2002, and 2001, respectively. Cash receipts on impaired loans amounted to $196,267, $81,688, and $185,404 in 2003, 2002, and 2001, respectively, of which $196,267, $57,695, and $185,404, respectively, were applied to the principal balances of the loans.

In addition, the Company had other non-accrual loans of approximately $990,534 and $1,131,330 at December 31, 2003 and 2002, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income net of taxes would have increased approximately $69,229, $263,171, and $150,720 for the years ended December 31, 2003, 2002, and 2001, respectively. The total recorded investment in loans past due ninety days or more and still accruing interest approximated $24,000 and $357,000 at December 31, 2003 and 2002, respectively.

The Company is not committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

Note 4. Loan Servicing

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $115,339,288, $84,979,942, and $57,675,883 at December 31, 2003, 2002, and 2001, respectively. Net gains realized on the sale of loans amounted to $1,168,275, $344,584, and $10,858, respectively, for the years ended 2003, 2002, and 2001. The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2003 and 2002, was $541,082 and $426,566, respectively. The fair values of these rights were $726,860 and $533,181, respectively. The fair value of servicing rights was determined using market prices for similar assets with similar characteristics.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The following summarizes mortgage servicing rights capitalized and amortized in each year:

	Years Ended
	December 31,
	2003	2002	2001
	(in thousands)

Mortgage servicing rights capitalized	$368	$326	$90

Mortgage servicing rights amortized	$253	$116	$69

In February of 2003, the Company began selling loans under a new program with FHLB, the Mortgage Partnership Finance program (MPF). While selling loans to the secondary market is not new business for the Company, this partnership with FHLB is different in that the bank shares in the credit risk of each mortgage, while receiving fee income in return. These loans meet specific underwriting standards of the FHLB. As of December 31, 2003, the Company had funded $28.3 million in loans with the MPF program. The volume of loans sold to the MPF program and the corresponding credit obligation continues to be closely monitored by management. As of December 31, 2003, the maximum contingent liability related to this program is $538,000 of which $75,000 is included in accrued expenses and other liabilities.

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2003	2002	2001

Balance, beginning	$2,155,789	$2,007,408	$1,796,810
Provisions for loan losses	123,000	326,000	410,000
Recoveries of amounts charged off	117,563	119,120	138,820

	2,396,352	2,452,528	2,345,630
Amounts charged off	(197,242)	(296,739)	(338,222)

Balance, ending	$2,199,110	$2,155,789	$2,007,408

Note 6. Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation at December 31 are as follows:

	2003	2002

Land and land improvements	$966,561	$350,612
Buildings and improvements	5,699,824	3,796,261
Furniture and equipment	7,213,283	6,572,644
Leasehold improvements	722,651	717,650

	14,602,319	11,437,167
Less accumulated depreciation	(6,787,397)	(6,144,570)

	$7,814,922	$5,292,597


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Depreciation included in occupancy and equipment expense amounted to $642,826, $560,978, and $566,018 for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company is obligated under non-cancelable operating leases at five branch office locations expiring in various years through 2022 with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2003 for each of the next five years and in aggregate are:

2004	$160,124
2005	137,303
2006	86,638
2007	87,948
2008	101,796
Subsequent to 2008	757,798

$1,331,607

Total rental expense amounted to $178,178, $163,193, and $139,307 for the years ended December 31, 2003, 2002, and 2001, respectively.

Note 7. Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:

	2003	2002

Other real estate owned	$88,277	$0
Less allowance for losses on OREO	0	0

Other real estate owned, net	$88,277	$0

Changes in the allowance for losses on OREO for the years ended December 31 were as follows:

	2003	2002	2001

Balance, beginning	$0	$0	$263,006
Provision for losses	0	0	44,824
Charge-offs, net	0	0	(307,830)

Balance, ending	$0	$0	$0

Note 8. Other Investments

The Company purchased various partnership interests in limited partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern Vermont.

These investments, which are included in other assets, are recorded at cost and adjusted for the Company's proportionate share of the partnership's undistributed earnings or losses. Under the effective yield method, the tax credits allocated, net of any deferred tax provisions, are recognized in the income statement as a component of income taxes attributable to continuing operations. Amortization of the investment in the limited partnerships is recognized as a component of "other expenses". The carrying values of these investments were $2,001,792


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

and $1,180,376 at December 31, 2003 and 2002, respectively. The provision for undistributed net losses of the partnerships charged to earnings was $403,374, $708,473, and $127,758 for 2003, 2002, and 2001, respectively.

Prior to March 31, 2002, Community National Bank operated a trust department through which it offered personal fiduciary services. As of such date, the Bank transferred its trust operations to a newly formed Vermont-chartered nondepository trust and investment management affiliate, Community Financial Services Group, LLC based in Newport, Vermont ("CFSG"). The Bank's ownership interest in CFSG is held indirectly through Community Financial Services Partners, LLC, a Vermont limited liability company ("Partners") that owns 100% of the limited liability company equity interests of CFSG. On April 1, 2002, the Bank sold a one-third interest in Partners to each of the National Bank of Middlebury in Middlebury, Vermont, and Guaranty Bancorp, Inc., the bank holding company parent of Woodsville Guaranty Savings Bank in Woodsville, New Hampshire. As of such date, the Bank retained a one-third ownership interest in Partners and, indirectly, in CFSG. The Bank accounts for its investment in Partners under the equity method of accounting. As of December 31, 2003, the Company's investment in Partners amounted to $114,022 with a loss for the respective year of $61,540.

Note 9. Deposits

The following is a maturity distribution of time certificates of deposit at December 31, 2003:

				2008 and
2004	2005	2006	2007	thereafter	Total

$48,558,348	$22,169,304	$15,992,499	$10,669,678	$4,374,286	$101,764,115

Note 10. Borrowed Funds

Borrowings from the FHLB as of December 31 were as follows:

				2003	2002

FHLB term borrowing, 4.78% fixed rate, payable January 18, 2011,
callable January 16, 2003 and quarterly thereafter				$5,000,000	$5,000,000

FHLB term borrowing, 1.19% fixed rate, payable March 04, 2004				3,000,000	0

Community Investment Program borrowing, 7.57% fixed rate,				30,000	30,000
payable November 16, 2007

Community Investment Program borrowing, 7.67% fixed rate,
payable November 16, 2012				10,000	10,000

				$8,040,000	$5,040,000

Principal maturities of borrowed funds as of December 31, 2003 are as follows:

2004				$3,000,000
2007				30,000
Thereafter				5,010,000

				$8,040,000

The Company also maintains a $4,301,000 IDEAL Way Line of Credit with FHLB. There were no outstanding advances under this line at December 31, 2003 and 2002. Interest on these borrowings is chargeable at a rate determined daily by FHLB and payable monthly.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Borrowings from FHLB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one to four family properties, and other qualified assets. Qualified collateral for these borrowings approximated $122,033,000 and $127,383,000 as of December 31, 2003 and 2002, respectively.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to their borrowing capacity, with letters of credit issued by FHLB. As of December 31, 2003, the Company's potential borrowing capacity was approximately $91.5 million, reduced by outstanding advances. At December 31, 2003, $42,231,000 was pledged as collateral for these deposits. A fee is charged to the Company quarterly based on the average daily balance outstanding at a rate of 20 basis points.

Note 11. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase amounted to $12,016,570 and $14,069,026 as of December 31, 2003 and 2002, respectively. These agreements are collateralized by U. S. government and agency securities and U. S. Treasury notes with a book value of $14,172,332 and $17,298,115 and a fair value of $14,548,750 and $17,846,382 at December 31, 2003 and 2002, respectively. These securities pay interest at rates between 3.65% and 7.575% and mature at varying dates through 2012.

The average daily balance of these repurchase agreements approximated $11,686,200 and $12,603,469 during 2003 and 2002, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $12,846,064 and $15,775,133 in 2003 and 2002, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 1.04% during 2003. The securities underlying these agreements are held in safekeeping at the Federal Reserve Bank.

Note 12. Income Taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2003	2002	2001

Currently paid or payable	$668,550	$1,012,961	$873,967
Deferred	320,631	(88,010)	1,509

	$989,181	$924,951	$875,476

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following at December 31:

	2003	2002	2001

Computed expected tax expense	$1,627,732	$1,416,074	$1,248,922
Tax exempt interest	(319,230)	(331,865)	(252,470)
Disallowed interest	38,103	39,573	35,124
Partnership tax credits	(361,876)	(288,934)	(169,990)
Other	4,452	90,103	13,890

	$989,181	$924,951	$875,476


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The deferred income tax provision consisted of the following items for the years ended December 31:

	2003	2002	2001

Depreciation	$125,476	$70,549	$27,406
Loan fees	9,186	12,084	27,143
Mortgage servicing	38,935	71,656	6,981
Deferred compensation	8,358	(69,854)	(36,429)
Bad debts	7,429	(72,608)	(66,398)
Limited partnerships	53,709	(53,251)	77,312
Nonaccrual loan interest	100,193	1,064	(12,020)
OREO	0	0	89,422
Other	(22,655)	(47,650)	(111,908)

	$320,631	$(88,010)	$1,509

Listed below are the significant components of the net deferred tax liability at December 31:

		2003	2002

Components of the deferred tax asset:
Bad debts		$573,521	$580,951
Unearned loan fees		14,292	23,479
Nonaccrual loan interest		36,405	136,598
Deferred compensation		261,131	269,489
Other		93,026	82,261

Total deferred tax asset		$978,375	$1,092,778

Components of the deferred tax liability
Depreciation		$361,444	$235,968
Limited partnerships		255,280	228,260
Mortgage servicing rights		183,968	145,033
Unrealized gain on securities available-for-sale		260,670	507,400
Other		14,797	0

Total deferred tax liability
		1,076,159	1,116,661

Net deferred tax liability
		$(97,784)	$(23,883)

U. S. generally accepted accounting principles allow for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

Net deferred tax liabilities are included in the caption "Accrued interest and other liabilities" on the balance sheets at December 31, 2003 and 2002, respectively.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 13. Pension Plan

The Company has a discretionary defined contribution plan covering all employees who meet certain age and service requirements. Due to the fact that the plan is a defined contribution plan, rather than a defined benefit plan, there is no unfunded past service liability. The provisions for pension expense were $353,205, $323,375, and $285,105 for 2003, 2002, and 2001, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14. Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, commitments to sell loans, and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

The Company generally requires collateral or other security to support financial instruments with credit risk.

	Contract or
	Notional Amount
	2003	2002
	(in thousands)

Financial instruments whose contract amount represent
credit risk:
Commitments to extend credit	$21,377	$12,924

Standby letters of credit and commercial letters of credit	$401	164

Credit card arrangements	$7,899	7,040

MPF credit enhancement obligation	$538	$0

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2003 and 2002, the Company has binding loan commitments at fixed rates approximating $1,538,000 and $2,100,000, respectively, that are included in commitments to extend credit.

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


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

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

Note 16. Transactions with Related Parties

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and which do not represent more than the normal risk of collectibility, or present other unfavorable features.

Aggregate loan transactions with related parties as of December 31 were as follows:

	2003	2002

Balance, beginning	$720,631	$631,464
New loans	150,672	367,173
Repayments	(207,692)	(278,006)
Retirement (Executive Officer)	(72,335)	0

Balance, ending	$591,276	$720,631

Total deposits with related parties approximated $791,056 and $984,979 at December 31, 2003 and 2002, respectively.

Note 17. Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a deferred compensation plan and a retirement plan for its directors. These participants are general creditors of the Company with respect to these benefits. The benefits accrued under these plans were $514,572 and $458,780 at December 31, 2003 and 2002, respectively. Expenses associated with these plans were $67,791, $59,759, and $57,695 for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company also maintains a supplemental employee retirement plan for key employees of the Company. Benefits accrued under this plan were $253,460 and $333,835 at December 31, 2003 and 2002, respectively. The expense associated with this plan was $76,795, $156,125, and $62,720 for the years ended December 31, 2003, 2002, and 2001, respectively.

Note 18. Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $2,176,000 and $2,879,000 at December 31, 2003 and 2002, respectively.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The nature of the Company's business requires that it maintain amounts due from banks that, at times, may exceed federally insured limits. No losses have been experienced in these accounts. The Company believes it is not exposed to any significant risk with respect to these accounts. In addition, the Company was required to maintain contracted clearing balances of $275,000 at December 31, 2003 and 2002.

Note 19. Regulatory Matters

The Company (on a consolidated basis) and the Bank (Community National Bank) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's categories.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The Company's and the Bank's actual capital amounts and ratios (000's omitted) are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2003:
Total capital (to risk-weighted assets)
Consolidated	$28,783	16.32%	$14,105	8.0%	N/A	N/A
Subsidiary (Community National Bank)	$28,949	16.42%	$14,102	8.0%	$17,628	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	$26,579	15.07%	$ 7,053	4.0%	N/A	N/A
Subsidiary (Community National Bank)	$26,750	15.17%	$ 7,051	4.0%	$10,577	6.0%

Tier I capital (to average assets)
Consolidated	$26,579	8.05%	$13,199	4.0%	N/A	N/A
Subsidiary (Community National Bank)	$26,750	8.11%	$13,196	4.0%	$16,495	5.0%

As of December 31, 2002:
Total capital (to risk-weighted assets)
Consolidated	$26,828	15.91%	$13,487	8.0%	N/A	N/A
Subsidiary (Community National Bank)	$25,350	15.04%	$13,484	8.0%	$16,855	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	$24,720	14.66%	$ 6,743	4.0%	N/A	N/A
Subsidiary (Community National Bank)	$23,243	13.79%	$ 6,742	4.0%	$10,113	6.0%

Tier I capital (to average assets)
Consolidated	$24,720	7.97%	$12,407	4.0%	N/A	N/A
Subsidiary (Community National Bank)	$23,243	7.49%	$12,406	4.0%	$15,507	5.0%

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. The Bank is restricted by law as to the amount of dividends that can be paid. Dividends declared by national banks that exceed net income for the current and preceding two years must be approved by the Office of the Comptroller of the Currency. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 20. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:

	December 31, 2003		December 31, 2002
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(in thousands)

Financial assets:
Cash and cash equivalents	$14,372	$14,372	$14,037	$14,037
Securities held-to-maturity	41,564	41,717	38,969	39,359
Securities available-for-sale	56,319	56,319	41,075	41,075
Restricted equity securities	1,357	1,357	1,309	1,309
Loans and loans held-for-sale, net	203,527	206,996	204,047	208,180
Accrued interest receivable	1,676	1,676	1,745	1,745

Financial liabilities:
Deposits	279,679	282,495	260,922	262,045
Repurchase agreements	12,017	12,017	14,069	14,069
Borrowed funds	8,040	8,450	5,040	5,238
Accrued interest payable	186	186	209	209

The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 2003 and 2002.

Note 21. Intangibles

As a result of the Company's purchase of 100% of the stock of Liberty Savings Bank, a New Hampshire guaranty savings bank, the excess of the purchase price paid over the assets acquired was amortized on a straight-line basis over 15 years. In 2002, this goodwill became impaired due to changes in New Hampshire's Interstate Branching law, and accordingly, the Company expensed the remaining balance, which amounted to $251,286. Amortization of goodwill in 2002 includes recognition of impairment expenses associated with the adoption of SFAS No. 142. Amortization expense was $251,286, and $22,844 for the years ended December 31, 2002, and 2001, respectively.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 22. Condensed Financial Information (Parent Company)

The following financial statements are for Community Bancorp. (Parent Company), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiaries.

COMMUNITY BANCORP. (PARENT COMPANY)
CONDENSED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

ASSETS	2003	2002

Cash	$399,416	$221,175
Investment in Subsidiary-Community National Bank	27,256,355	24,228,410
Investment in Subsidiary-Liberty Savings Bank	0	1,637,349
Other assets	73,519	30,226

Total assets	$27,729,290	$26,117,160

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Dividends payable	$644,144	$412,058

Total liabilities	644,144	412,058

Stockholders' equity
Common stock, $2.50 par value; 6,000,000 shares authorized,
3,971,989 shares issued at December 31, 2003 and
3,939,078 shares issued at December 31, 2002(including
188,676 shares issued February 1, 2003)	9,929,973	9,847,694
Additional paid-in capital	16,861,802	16,423,022
Retained earnings	1,971,870	625,932
Accumulated other comprehensive income	506,006	984,953
Less treasury stock, at cost (2003-182,905 shares;)
2002-182,377 shares	(2,184,505)	(2,176,499)

Total stockholders' equity	27,085,146	25,705,102

Total liabilities and stockholders' equity	$27,729,290	$26,117,160

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, has been eliminated in consolidation.


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

COMMUNITY BANCORP. (PARENT COMPANY)
CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001

Revenues
Dividends
Bank subsidiary-Community National Bank	$371,000	$2,380,000	$1,652,000
Non-bank subsidiary-Liberty Savings Bank	1,337,349	0	0
Other dividend income	375	0	0

Total revenues	1,708,724	2,380,000	1,652,000

Expenses
Interest on long-term debt	0	0	706
Administrative and other	121,021	88,899	108,614

Total expenses	121,021	88,899	109,320

Income before applicable income tax and equity in
undistributed net income of subsidiaries	1,587,703	2,291,101	1,542,680
Applicable income benefit	(41,020)	(30,226)	(37,169)

Income before equity in undistributed net income of	1,628,723	2,321,327	1,579,849
subsidiaries	2,169,543	918,645	1,217,976
Equity in undistributed net income of subsidiaries

Net income	$3,798,266	$3,239,972	$2,797,825


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

COMMUNITY BANCORP. (PARENT COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,798,266	$3,239,972	$2,797,825
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed net income of subsidiaries	(2,169,543)	(918,645)	(1,217,976)
(Increase) decrease in income taxes receivable	(10,794)	6,943	(5,479)
(Decrease) increase in other liabilities	0	(13,800)	13,433

Net cash provided by operating activities	1,617,929	2,314,470	1,587,803

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of stock in subsidiary-
Liberty Savings Bank	300,000	0	0
Purchase of investment available for sale	(32,500)	0	0

Net cash provided by investing activities	267,500	0	0

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(8,006)	(458,341)	(328,422)
Debentures redeemed for cash	0	0	(12,000)
Dividends paid	(1,699,182)	(1,639,849)	(1,577,182)

Net cash used for financing activities	(1,707,188)	(2,098,190)	(1,917,604)

Net increase (decrease) in cash	178,241	216,280	(329,801)

Cash
Beginning	221,175	4,895	334,696

Ending	$399,416	$221,175	$4,895

SUPPLEMENTAL SCHEDULE OF CASH PAID
(RECEIVED) DURING THE YEAR
Interest	$375	$0	$1,073

Income taxes	$(30,225)	$(37,169)	$(31,690)

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Change in unrealized gain on securities
available-for-sale	$(725,677)	$1,452,263	$75,101

Debentures
Decrease in subordinated debentures payable	0	$1,000	$19,000
Debentures converted to common stock	0	(1,000)	(7,000)

Debentures redeemed for cash	$0	$0	$12,000

Dividends paid:
Dividends declared	$2,452,328	$2,274,997	$2,265,934
(Increase) decrease in dividends payable
attributable to dividends declared	(232,087)	157,000	(32,132)
Dividends reinvested	(521,059)	(792,148)	(656,620)

	$1,699,182	$1,639,849	$1,577,182

Stock dividends	$0	$2,798,870	$1,803,162


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 23. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2003, 2002, and 2001 is presented below:

COMMUNITY BANCORP. AND SUBSIDIARIES

	Quarters in 2003 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,332,512	$4,401,300	$4,541,547	$4,351,442
Interest expense	1,429,208	1,374,087	1,288,754	1,267,079
Provision for loan losses	75,000	18,000	10,000	20,000
Securities gains	142,904	0	0	0
Non-interest expense	2,564,445	2,622,596	2,720,590	2,882,059
Net income	909,056	1,088,881	1,000,589	799,740
Earnings per common share	0.24	0.29	0.27	0.21

	Quarters in 2002 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,569,700	$4,584,951	$4,604,929	$4,619,048
Interest expense	1,793,377	1,691,977	1,648,130	1,546,426
Provision for loan losses	132,000	94,000	50,000	50,000
Securities gains	3,648	0	27,663	0
Non-interest expense	2,572,473	2,585,323	2,594,852	2,774,355
Net income	615,924	948,460	801,209	874,379
Earnings per common share	0.17	0.25	0.21	0.24

	Quarters in 2001 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,769,266	$4,750,476	$4,733,901	$4,790,609
Interest expense	2,367,798	2,220,408	2,085,309	1,912,955
Provision for loan losses	90,000	90,000	60,000	170,000
Securities gains	29,644	124,795	10,095	6,365
Non-interest expense	2,190,350	2,241,075	2,276,735	2,010,372
Net income	488,917	640,976	654,867	1,013,065
Earnings per common share	0.13	0.17	0.18	0.27


Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 24. Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years disclosed are as follows:

	2003	2002	2001

Income

Income from sold loans	$1,168,275	$548,369	$152,469
Gain from sale of Trust Department	0	617,355	0
Other	1,147,783	1,048,280	660,070

	$2,316,058	$2,214,004	$812,539

Expenses

Printing and supplies	$241,843	$245,964	$235,160
State deposit tax	208,760	260,000	228,400
Loss on limited partnerships	403,374	708,473	127,758
Goodwill amortization	0	251,286	22,844
Other	2,744,028	2,576,630	2,361,106

	$3,598,005	$4,042,353	$2,975,268

Note 25. Subsequent Events

Effective December 9, 2003, the Company declared a cash dividend of $0.17 per share payable February 1, 2004 to shareholders of record as of January 15, 2004. This dividend has been recorded as of the declaration date.


Management's Discussion and Analysis of Financial Condition and
the Results of Operations

For the Years Ended December 31, 2003, 2002, and 2001

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

      Forward-looking statements are not guarantees of future performance. They necessarily involve risks, uncertainties and assumptions. Future results of the Company may differ materially from those expressed in these forward-looking statements. Examples of forward looking statements included in this discussion include, but are not limited to, estimated contingent liability related to assumptions made within the asset/liability management process, management's expectations as to the future interest rate environment and the Company's related liquidity level, credit risk expectations relating to the Company's participation in the FHLB Mortgage Partnership Finance (MPF) program, and management's general outlook for the future performance of the Company, summarized below under "Overview". Although forward-looking statements are based on management's current expectations and estimates, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control. Readers are cautioned not to place undo reliance on such statements as they speak only as of the date they are made. The Company does not undertake, and disclaims any obligation, to revise or update any forward-looking statements to reflect the occurrence or anticipated occurrence of events or circumstances after the date of this Report, except as required by applicable law. The Company claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

      Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (1) competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial service industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems; (2) interest rates change in such a way as to reduce the Company's margins; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or a diminished demand for the Company's products and services; (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business; and (5) changes in federal or state tax policy.

OVERVIEW

      The following Management's Discussion and Analysis will tell you what you already know: 2003 was a very successful year for the Company. With interest rates continuing at all time lows, the mortgage activity was well above anticipated levels resulting in record income from the sales of these mortgages in the secondary market. This, combined with our ability to reduce the cost of deposits, resulted in earnings of $1.01 per share compared to $.87 in 2003, and $.75 in 2002.

      Asset growth was also strong, with total assets growing by $21 million to $331 million. We view the successful opening of our new facility in Barre and the improving health of the economy in the regions in which we operate as positive signs for the future. Although predictions are subject to inherent uncertainties and actual results may differ significantly, we are hopeful that the Company can continue our asset growth at rates above the rate of inflation for the next few years. Growth is important to the future prospects of the Company because it allows us to spread our overhead over a larger asset base.

      The cost of operating the Company, other than interest expense, known as non-interest expenses was up marginally over the previous year but, when expressed as a percentage of assets, was down slightly. This is the trend that we hope to follow as we continue to grow and spread the cost of doing business over a larger asset base.

      We expect that mortgage activity will slow during 2004 and that our spread, the difference between our cost of deposits and return on assets, will continue to shrink, resulting in slightly lower earnings.


      The following pages describe the financial results of our year in much more detail. Please take the time to read them to more fully understand 2003 in relation to other recent years. The discussion below should be read in conjunction with the Consolidated Financial Statements of the Company and related notes. This report includes forward-looking statements within the meaning of the Securities and Exchange Act of 1934 (the "Exchange Act").

CRITICAL ACCOUNTING POLICIES

      The Company's consolidated financial statements are prepared according to accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities in the consolidated financial statements and related notes. The Securities and Exchange Commission (SEC) has defined a company's critical accounting policies as the ones that are most important to the portrayal of the Company's financial condition and results of operations, and which require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Because of the significance of these estimates and assumptions, there is a high likelihood that materially different amounts would be reported for the Company under different conditions or using different assumptions or estimates.

      Management believes that the calculation of the allowance for loan loss (ALL) is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the ALL, management utilizes historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, use of current economic indicators and their probable impact on borrowers and changes in delinquent, nonperforming or impaired loans. Management's estimates used in the ALL may increase or decrease based on changes in these factors resulting in adjustments to the Company's provision for loan losses. Actual results could differ significantly from these estimates under different assumptions, judgments or conditions.

      Occasionally, the Company acquires property in connection with foreclosures or in satisfaction of debt previously contracted. To determine the value of property acquired in foreclosure, management often obtains independent appraisals for significant properties. Accordingly, the recovery of a substantial portion of the carrying amount of foreclosed real estate is susceptible to changes in local market conditions. The amount of the change that is reasonably possible cannot be estimated. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

      Management utilizes numerous techniques to estimate the carrying value of various assets held by the Company, including, but not limited to, property, plant and equipment, mortgage servicing rights, and deferred taxes. The assumptions considered in making these estimates are based on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management acknowledges that the use of different estimates or assumptions used could produce different estimates of carrying values.

Management evaluates on an ongoing basis its judgment as to which policies are considered to be critical.

RESULTS OF OPERATIONS

      The Company's net income of $3.8 million for the year ended December 31, 2003 was an increase of 17.2% over the 2002 calendar year, compared to a 15.8% increase for 2002 over 2001. The tremendous volume in the sale of mortgage loans, due to the low rate environment, continued to boost income in 2003. A gain on the sale of some corporate bonds, as well as a decrease in the provision for loan losses also contributed significantly to earnings in 2003. The sale of the Company's trust operations and the increase in the secondary market loan activity were key components of the increase for 2002 compared to 2001. These earnings resulted in earnings per share of $1.01, $0.87, and $0.75, respectively. The Company's average assets grew by 6.8% in 2003 resulting in total average assets of $316.1 million at year end. Growth of the Company's assets, together with strong earnings, resulted in a return on average assets of 1.20%.

      Return on average assets (ROA), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity (ROE), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings. The following table shows these ratios as well as other equity ratios.


		December 31,
		2003	2002	2001

	Return on Average Assets	1.20%	1.09%	1.07%
	Return on Average Equity	14.28%	13.33%	12.12%
	Dividend Payout Ratio (1)	63.37%	73.56%	85.33%
	Ave. Equity to Ave. Assets Ratio	8.41%	8.21%	8.86%

(1)				Data for 2001 restated to reflect 5% stock dividend declared during the last quarter of 2002.

The following table is a summary of the earnings performance of the Company:

SELECTED FINANCIAL DATA

Year Ended December 31,	2003	2002	2001	2000	1999
	(Dollars in Thousands, except per share data)

Total Interest Income	17,627	18,379	19,044	18,435	16,723
Less:
Total Interest Expense	5,359	6,680	8,586	8,789	7,535

Net Interest Income	12,268	11,699	10,458	9,646	9,188
Less:
Provision for Loan Losses	123	326	410	384	497
Other Operating Income	3,432	3,319	2,344	1,865	1,759
Less:
Other Operating Expense	10,790	10,527	8,719	7,929	7,330

Income Before Income Taxes	4,787	4,165	3,673	3,198	3,120
Less:
Applicable Income Taxes (1)	989	925	875	776	786

Net Income	3,798	3,240	2,798	2,422	2,334

Balance Sheet Data:
Net Loans	203,526	204,047	190,197	174,778	150,673
Total Assets	330,742	309,228	288,678	252,785	232,216
Total Deposits	279,679	260,922	238,070	208,385	201,843
Borrowed Funds	8,040	5,040	5,055	5,592	4,075
Total Liabilities	303,657	283,523	265,231	230,255	210,035
Total Shareholders' Equity	27,085	25,705	23,447	22,530	22,181

Per Share Data: (2)

Earnings per Share	1.01	0.87	0.75	0.65	0.64
Cash Dividends Declared	0.64	0.64	0.64	0.64	0.64
Weighted Average Number of Common
Shares Outstanding	3,772,748	3,736,786	3,722,953	3,721,154	3,648,586
Number of Common Shares Outstanding	3,789,084	3,756,701	3,734,439	3,699,752	3,702,754

(1)

Applicable income taxes above includes the income tax effect, assuming a 34% tax rate, on securities gains (losses), which totaled $48,587 in 2003, $10,646 in 2002, $58,106 in 2001, $(6,386) in 2000, and $0 in 1999.

(2)				All per share data for calendar years prior to 2002 have been restated to reflect a 5% stock dividend declared in the last quarter of 2002.


INTEREST INCOME VERSUS INTEREST EXPENSE
(NET INTEREST INCOME)

      The largest component of the Company's operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings). The Company's level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate). Tables A and B below provide a visual comparison for each period. A portion of the Company's income from municipal investments is not subject to income taxes. Therefore, for the purpose of comparative analysis, we convert the non-taxable income to a tax equivalent amount. Figures presented on these two tables are consolidated and are stated on a tax equivalent basis assuming a federal tax rate of 34%. The Company's corporate tax rate is 34%, therefore, to equalize tax-free and taxable income in the comparison, we must divide the tax-free income by 66%, with the result that every tax-free dollar is equal to $1.52 in taxable income.

      The following table provides a reconciliation between net interest income presented on the statement of income and the tax equivalent net interest income presented on Table A below for the 12 months comparison periods of 2003, 2002, and 2001.

	For the year ended December 31,
	2003	2002	2001
	(Dollars in Thousands)

Net interest income as presented	12,267	11,699	10,536
Effect of tax-exempt income	484	503	383

Net interest income, tax equivalent	12,751	12,202	10,839


The table below presents the following information for each of the last three fiscal years: average earning assets (including non-accrual loans) and average interest-bearing liabilities supporting earning assets; and interest income and interest expense expressed both in dollars and as a rate/yield.

Table A
AVERAGE BALANCES AND INTEREST RATES

	2003			2002			2001
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)

EARNING ASSETS
Loans (1)	205,237	14,215	6.93%	196,528	14,468	7.36%	181,631	15,523	8.55%
Taxable Investment Securities	56,632	2,394	4.23%	54,085	2,820	5.21%	41,240	2,410	5.84%
Tax-exempt Investment
Securities	33,382	1,422	4.26%	26,053	1,479	5.68%	15,693	1,125	7.17%
Federal Funds Sold	1,465	15	0.96%	1,852	29	1.57%	5,005	166	3.32%
Overnight Deposits	2,114	19	0.90%	2,937	37	1.26%	3,732	122	3.27%
Other Securities (2)	1,346	45	3.34%	1,297	49	3.78%	1,204	80	6.64%

TOTAL	300,176	18,110	6.03%	282,752	18,882	6.68%	248,505	19,426	7.82%

INTEREST-BEARING LIABILITIES

Savings Deposits	40,744	254	0.62%	35,952	454	1.26%	31,708	637	2.01%
NOW and Money Market
Funds	89,827	1,450	1.61%	82,308	1,949	2.37%	56,807	1,832	3.22%
Time Deposits	102,538	3,265	3.18%	99,886	3,671	3.68%	99,418	5,236	5.27%
Other Borrowed Funds	6,449	269	4.17%	7,305	335	4.59%	5,647	280	4.96%
Repurchase Agreements	11,686	121	1.04%	12,604	271	2.15%	15,888	601	3.78%
Subordinated Debentures	0	0	0.00%	0	0	0.00%	8	1	8.75%

TOTAL	251,244	5,359	2.13%	238,055	6,680	2.81%	209,476	8,587	4.10%

Net Interest Income		12,751			12,202			10,839

Net Interest Spread (3)			3.90%			3.87%			3.72%
Interest Differential (4)			4.25%			4.32%			4.36%

(1)	Included in gross loans are non-accrual loans with an average balance of $1,377,720 for 2003, $1,369,154 for 2002, and $1,420,468 for 2001.
(2)

Included in other securities for 2002 and 2001 are taxable industrial development bonds issued by the Vermont Economic Development Authority (VEDA), with tax equivalent income of $226 and $2,611, respectively.

(3)	Net interest spread is the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(4)	Interest differential is net interest income divided by average earning assets.


      Interest income from loans accounts for approximately 78.5% of interest income, reporting $14.2 million for 2003, $14.5 million for 2002, and $15.5 million for 2001, with average yields of 6.93%, 7.36%, and 8.55%, respectively. Although an increase in the average volume of loans is noted, the rate charged on these assets has decreased throughout the comparison period clearly supporting the decrease in interest earned for 2003 compared to 2002. Since 2001, overall interest rates have remained at a 40-year low. This has affected the Company's net interest income in several ways. First and foremost, some of the Company's loans are contractually allowed to reprice based on benchmarks such as Prime Rate and the Federal Housing Finance Board Contract Rate. As these loans reprice, the rate that the customer is paying on the loan is reduced, resulting in a reduction in interest income to the Company. Second, the low interest rate environment has created a highly competitive marketplace for new loan activity. Therefore, interest rates on new loans were lower than previously experienced. Furthermore, cash flows and payoffs of loans that were reinvested in other investments such as securities were also at the lower rates. The Company's decision to sell fixed rate loans on the secondary market in this historically low interest rate environment is a strategy to protect the interest margin in the future. Furthermore, the Company retains the servicing rights on the sold loans which generates fee income.

      Interest expense on time deposits accounts for approximately 60.9% of total interest expense. Totals for the comparison were $3.3 million for 2003, $3.7 million for 2002, and $5.2 million for 2001, with average yields of 3.18%, 3.68% and 5.27%, respectively. The Company was able to partially compensate for the decrease in revenue from lower interest rates received on assets by reducing the interest rates paid on the deposit portfolio as the market would allow. Maintaining spreads has been increasingly challenging in this sustained low rate environment.

      Growth of the balance sheet, and low non-performing assets have helped to maintain spreads in the low rate environment. However, during 2004, we anticipate a decrease in the spread as the asset base continues to reprice to the lower rates faster than funding costs can be reduced. To compensate for the compression in spreads, the Company will be looking for more opportunities to increase non-interest income and will be committed to controlling expenses.

The following table summarizes the variances in income for the years 2003, 2002, and 2001 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid.

Table B
CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

	2003 vs. 2002			2002 vs. 2001
	Variance (1)			Variance (1)
	Due to		Total	Due to		Total
RATE VOLUME	Rate	Volume	Variance	Rate	Volume	Variance
	(Dollars in Thousands)

Income-Earning Assets
Loans (2)	(894)	641	(253)	(2,328)	1,273	(1,055)
Taxable Investment Securities	(559)	133	(426)	(341)	751	410
Tax-exempt Investment Securities	(472)	416	(56)	(389)	743	354
Federal Funds Sold	(11)	(4)	(15)	(88)	(49)	(137)
Overnight Deposits	(11)	(7)	(18)	(75)	(10)	(85)
Other Securities	(6)	2	(4)	(37)	6	(31)

Total Interest Earnings	(1,953)	1,181	(772)	(3,258)	2,714	(544)

Interest-Bearing Liabilities
Savings Deposits	(261)	61	(200)	(268)	85	(183)
NOW and Money Market Funds	(677)	178	(499)	(705)	822	117
Time Deposits	(503)	97	(406)	(1,590)	25	(1,565)
Other Borrowed Funds	(30)	(36)	(66)	(27)	82	55
Repurchase Agreements	(140)	(10)	(150)	(259)	(71)	(330)
Subordinated Debentures	0	0	0	(1)	0	(1)

Total Interest Expense	(1,611)	290	(1,321)	(2,850)	943	(1,907)

(footnotes on following page)


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

___________________

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income was $3.4 million in 2003 and $3.3 million in 2002 compared to $2.3 million in 2001. Originations of approximately $62 million and $44 million in loans sold to the secondary market respectively, in 2003 and 2002 generated all-time high point fee and service fee income in 2003 and 2002. In 2003, gain on sales of securities contributed $142.9 thousand to non-interest income. The gain of $617,355 recognized from the sale of the Company's trust operations also contributed to the increase for 2002.

Non-interest Expense: The Company's non-interest expense increased to $10.8 million for the year ended December 31, 2003, from $10.5 million in 2002, an increase of approximately $262.7 thousand, or 2.5%. Although non-interest expense was up slightly from 2002 levels in absolute dollar terms, it was down slightly as a percentage of total assets (3.26% for 2003 versus 3.4% for 2002). Non-interest expense increased by $1.8 million in 2002, from $8.7 million in 2001, or 3.02% of total assets. Salaries, wages and employee benefits increased from 2002 to 2003 by $500.5 thousand due in part to the additional staff in the Central Vermont offices, as well as annual salary increases and higher employee benefit costs. Also contributing to the increase in non-interest expense in 2003 was the cost of the temporary facilities and start-up costs of the Barre offices. In 2002, the Company had a one-time expense of $245,575 when the Company expensed the remaining goodwill associated with the acquisition of Liberty Savings Bank.

      Total losses relating to various limited partnership investments constitute a generous portion of non-interest expenses. These losses amounted to $403,374 in 2003, $708,473 in 2002 and $127,758 in 2001. These investments involve financing of low income housing projects throughout the Company's market area, and offer tax benefits for participants, including tax credits. The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit. Investment in limited partnerships with qualified rehabilitation credits results in a large portion of the benefit received in the form of tax credits in the first year, resulting in a lower tax expense. Consistent with applying the effective yield method, amortization of the asset is also proportionately larger in the first year.

      Many of the components of non-interest expense are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate figures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

      Provisions for income taxes increased approximately 6.9% for 2003 versus 2002, and 5.6% for 2002 versus 2001. The increase in computed tax expense is consistent with increased earnings. Tax credits for the investments in the limited partnerships mentioned above amounted to $361,876 for 2003, compared to $288,934 for 2002 and $169,990 for the 2001 tax year.


CHANGES IN FINANCIAL CONDITION

      The Company had total average assets of $316.1 million as of December 31, 2003 and $296.0 million as of December 31, 2002. Average earning assets were reported at just over $300 million at the end of 2003, including average loans of $205 million and investment securities of $91 million, compared to $283 million at the end of 2002, with average loans totaling $197 million and average investment securities of $81 million.

      Other factors contributing to the increase in total assets were from an increase to bank premises of $2.5 million for the Barre project, Net loans increased by $3.4 million, while loans held-for-sale decreased by $3.9 million, indicating that the demand for residential real estate mortgages is decreasing.

      Average interest-bearing liabilities at December 31, 2003 were $251 million, with $103 million in average time deposits and $90 million in average NOW and money market funds, compared to $238 million at December 31, 2002, with $100 million in average time deposits and $82 million in average NOW and money market funds.

      Changes to liabilities, providing funds for the growth in assets, came from an increase in total deposits of $18.8 million. Demand deposits increased by $5.9 million, NOW and money market accounts increased by $9.4 million, savings accounts increased by $3.8 million and total time deposits decreased by $400,000. Borrowed funds increased by $3.0 million while repurchase agreements decreased by $2.1 million. Municipal balances contributed to the increase in NOW and money market accounts by $6.4 million and the decrease in repurchase agreements by $1.2 million. Further funding came from earnings with an increase in retained earnings of $1.3 million.

      Repurchase agreements ended the years of 2003 and 2002 at average volumes of $11.7 million and $12.6 million, respectively, resulting in a decrease of just under $1 million. As required, securities from our investment portfolio are pledged against these agreements with a book value of $14.2 million and $17.3 million, respectively, and a fair value of $14.5 million and $17.8 million, respectively, at December 31, 2003 and 2002. The decrease in repurchase agreements can be attributed to a shift in municipal deposits to the Government Agency NOW Accounts introduced in 2002. The Government Agency Accounts are collateralized with an irrevocable letter of credit from the Federal Home Loan Bank of Boston (FHLB). These accounts are available only for Public Unit Deposits, therefore only available to our municipal customers. The benefit of the program for the Company is to reduce the amount of pledged securities required, thereby increasing liquidity.


The following table provides a visual comparison of the breakdown of average assets and liabilities as well as stockholders' equity for the comparison period.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

	Year ended December 31,
	2003		2002		2001
AVERAGE ASSETS	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)

Taxable Investment Securities (1)	56,632	17.91%	54,085	18.27%	41,240	15.83%
Tax-exempt Investment Securities (1)	33,382	10.56%	26,053	8.80%	15,693	6.03%
Other Securities (1)	1,346	0.43%	1,297	0.44%	1,204	0.46%

Total Investment Securities	91,360	28.90%	81,435	27.51%	58,137	22.32%

Cash and Due from Banks
Non-Interest Bearing	7,377	2.33%	6,676	2.26%	5,808	2.23%
Overnight Deposits	2,114	0.67%	2,937	0.99%	3,732	1.43%
Federal Funds Sold	1,465	0.46%	1,852	0.63%	5,005	1.92%
Gross Loans	205,237	64.93%	196,528	66.39%	181,631	69.74%
Reserve for Loan Losses and Accrued Fees	(3,056)	-0.97%	(3,093)	-1.05%	(2,864)	-1.10%
Premises and Equipment	5,344	1.69%	4,905	1.66%	4,720	1.81%
Other Real Estate Owned	59	0.02%	60	0.02%	196	0.08%
Other Assets	6,211	1.97%	4,713	1.59%	4,085	1.57%

Total Average Assets	316,111	100%	296,013	100%	260,450	100%

AVERAGE LIABILITIES

Demand Deposits	34,817	11.01%	30,995	10.47%	26,218	10.07%
Now and Money Market Accounts	89,827	28.42%	82,308	27.81%	56,807	21.81%
Savings Accounts	40,744	12.89%	35,952	12.15%	31,708	12.17%
Time Deposits	102,538	32.44%	99,886	33.74%	99,418	38.17%

Total Deposits	267,926	84.76%	249,141	84.17%	214,151	82.22%

Other Borrowed Funds	6,449	2.04%	7,305	2.47%	5,647	2.17%
Repurchase Agreements	11,686	3.70%	12,604	4.26%	15,888	6.10%
Other Liabilities	3,459	1.09%	2,651	0.89%	1,672	0.64%
Subordinated Debentures	0	0.00%	0	0.00%	8	0.01%

Total Average Liabilities	289,520	91.59%	271,701	91.79%	237,366	91.14%

AVERAGE STOCKHOLDERS' EQUITY

Common Stock	9,889	3.13%	9,336	3.16%	9,214	3.54%
Surplus	16,640	5.26%	13,736	4.64%	13,227	5.08%
Retained Earnings	1,462	0.46%	2,967	1.00%	2,117	0.81%
Less: Treasury Stock	(2,183)	-0.69%	(2,089)	-0.71%	(1,592)	-0.61%
Accumulated Other Comprehensive
Income (1)	783	0.25%	362	0.12%	118	0.04%
Total Average Stockholders' Equity	26,591	8.41%	24,312	8.21%	23,084	8.86%

Total Avg. Liab. and Stockholders'
Equity	316,111	100%	296,013	100%	260,450	100%

(1)

In accordance with FASB No. 115, securities classified as held to maturity are carried at book value and securities classified as available for sale are carried at fair value with the unrealized gain (loss), net of applicable income taxes, reported as a net amount in accumulated other comprehensive income. The Company does not carry, nor does it intend to carry, securities classified as trading.


LOANS

      The Company's loan portfolio consists of a mix of real estate, consumer, commercial, agricultural and other loans, including fixed and variable rate loans. Fluctuations in the loan portfolio are directly related to the economies of the communities served by the Company. Thus, the Company's borrowers could be adversely impacted by a downturn in local economies that could have a material effect on the borrowers' ability to repay their loans.

The following table reflects the composition of the Company's loan portfolio, including loans held for sale, as of December 31,

COMPOSITION OF LOAN PORTFOLIO

	2003		2002		2001		2000		1999
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)

Real Estate Loans
Construction & Land
Development	8,929	4.32%	9,969	4.81%	3,365	1.74%	1,021	0.58%	1,620	1.06%
Farm Land	2,783	1.35%	2,818	1.36%	2,597	1.34%	2,939	1.66%	3,229	2.11%
1-4 Family Residential	120,848	58.51%	121,138	58.50%	116,281	60.20%	107,411	60.50%	98,439	64.22%
Commercial Real
Estate	33,422	16.18%	30,277	14.62%	32,924	17.05%	29,133	16.41%	21,223	13.85%
Loans to Finance
Agricultural Production	529	0.26%	369	0.18%	432	0.22%	646	0.36%	661	0.43%
Commercial & Industrial	16,951	8.21%	18,846	9.10%	13,340	6.91%	13,989	7.88%	11,527	7.52%
Consumer Loans	22,517	10.90%	23,110	11.16%	23,820	12.33%	22,223	12.52%	16,344	10.66%
All Other Loans	552	0.27%	556	0.27%	397	0.21%	164	0.09%	236	0.15%

Gross Loans	206,531	100%	207,083	100%	193,156	100%	177,526	100%	153,279	100%

Less:
Reserve for Loan
Losses	(2,199)	-1.06%	(2,156)	-1.04%	(2,008)	-1.04%	(1,797)	-1.01%	(1,715)	-1.12%
Deferred Loan Fees	(805)	-0.39%	(880)	-0.43%	(951)	-0.49%	(951)	-0.54%	(891)	-0.58%

Net Loans	203,527	98.55%	204,047	98.53%	190,197	98.47%	174,778	98.45%	150,673	98.30%

The following table shows the estimated maturity of loans (excluding residential properties of 1 - 4 families, consumer loans and other loans) outstanding as of December 31, 2003.

MATURITY SCHEDULE

	Fixed Rate Loans				Variable Rate Loans
	Within	1 - 5	After		Within	1 - 5	After
	1 Year	Years	5 years	Total	1 Year	Years	5 years	Total
	(Dollars in Thousands)

Real Estate
Construction & Land Development	5,620	183	187	5,990	2,722	217	0	2,939
Secured by Farm Land	0	18	594	612	1,913	258	0	2,171
Commercial Real Estate	388	1,022	10,483	11,893	15,357	4,447	1,725	21,529
Loans to Finance Agricultural
Production	0	41	0	41	488	0	0	488
Commercial & Industrial Loans	186	5,043	822	6,051	8,615	1,727	558	10,900

Total	6,194	6,307	12,086	24,587	29,095	6,649	2,283	38,027


      Allowance for Loan Losses and Provisions: The valuation allowance for loan losses as of December 31, 2003 of $2.2 million constitutes approximately 1.1% of the total loan portfolio. In management's opinion, this is both adequate and reasonable in view of the fact that $121 million, or 59% of the total loan portfolio is secured by 1-4 family residences, and $45 million, or 22% is secured by commercial real estate properties. In management's opinion, a loan portfolio consisting of 81% in residential and commercial real estate secured mortgage loans is more stable and less vulnerable to significant default risk than a portfolio with a higher concentration of unsecured commercial and industrial loans or personal loans.

The following table summarizes the Company's loan loss experience for each of the last five years.

SUMMARY OF LOAN LOSS EXPERIENCE

December 31,	2003	2002	2001	2000	1999
	(Dollars in Thousands)

Loans Outstanding End of Period	206,531	207,083	193,156	177,526	153,279

Ave. Loans Outstanding During Period	205,237	196,528	181,631	165,176	150,321

Loan Loss Reserve, Beginning of Period	2,156	2,008	1,797	1,715	1,659

Loans Charged Off:
Residential Real Estate Loans	2	55	60	83	88
Commercial Real Estate Loans	10	0	1	94	139
Commercial Loans not Secured by Real
Estate	0	5	3	15	41
Consumer Loans	185	237	274	246	281

Total	197	297	338	438	549

Recoveries:
Residential Real Estate Loans	4	3	5	13	10
Commercial Real Estate Loans	0	0	0	4	0
Commercial Loans not Secured by Real
Estate	3	4	7	12	8
Consumer Loans	110	112	127	107	90

Total	117	119	139	136	108

Net Loans Charged Off	80	178	199	302	441
Provision Charged to Income	123	326	410	384	497

Loan Loss Reserve, End of Period	2,199	2,156	2,008	1,797	1,715

Net Losses as a Percent of Ave. Loans	0.04%	0.09%	0.11%	0.18%	0.29%
Provision Charged to Income as a Percent
of Ave. Loans	0.06%	0.17%	0.23%	0.23%	0.33%
At End of Period:
Loan Loss Reserve as a Percent of
Outstanding Loans	1.06%	1.04%	1.04%	1.01%	1.12%


      A comparison of non-performing assets reveals a decrease of 29% for 2003 compared to 2002 and an increase of approximately 18% for 2002 compared to 2001. Non-performing assets were made up of the following:

NON PERFORMING LOANS

December 31,	2003	2002	2001	2000	1999
	(Dollars in Thousands)

Accruing Loans Past Due 90 Days or More:
Consumer	4	16	16	9	77
Commercial	0	1	0	7	0
Commercial Real Estate	0	198	4	0	119
Residential Real Estate	15	142	39	34	437

Total	19	357	59	50	633

Non-accrual Loans	1,295	1,631	1,571	1,415	1,758

Total Non-accrual, Past Due and
Restructured Loans	1,314	1,988	1,630	1,465	2,391
Other Real Estate Owned	88	0	60	201	435

Total Non Performing Loans	1,402	1,988	1,690	1,666	2,826

Percent of Gross Loans	0.68%	0.96%	0.87%	0.94%	1.84%
Reserve Coverage of Non Performing Loans	156.85%	108.45%	118.82%	107.86%	60.69%

      When a loan reaches non-accrual status, it is determined that future collection of interest and principal is doubtful. At this point, the Company's policy is to reverse the accrued interest and to discontinue the accrual of interest until the borrower clearly demonstrates the ability to resume normal payments. Our portfolio of non-accrual loans for the years ended 2003, 2002, 2001, 2000, and 1999, are made up primarily of commercial real estate loans and residential real estate loans. Management does not anticipate any substantial effect to future operations if any of these loans are liquidated. Although interest is included in income only to the extent received from the borrower, deferred taxes are calculated monthly, based on the accrued interest of all non-accrual loans. This accrued interest amounted to $107,073 in 2003, $401,758 in 2002, $404,880 in 2001, $369,536 in 2000, and $398,006 in 1999. The Company had no foreign loans in 2003, and has no concentration in any industrial category.

      Other real estate owned consists of property the Company has acquired in lieu of foreclosure or through normal foreclosure proceedings, and property the Company does not hold title to, but is in actual control of, known as in-substance foreclosure. The fair market value of the property is determined prior to transferring the balance to other real estate owned. The balance transferred is the lesser of the appraised value of the property, less cost to sell, or the book value of the loan. A write-down may be deemed necessary to bring the loan balance to a level equal to the appraised value prior to including it in OREO. Appraisals are then done periodically thereafter charging any additional write-downs to the appropriate expense account.

      Management continues to monitor the allowance for loan losses very carefully with the reserve currently approximating one percent of total eligible loans. The Northeast Kingdom is known for being on the lower end of the economic scale within New England, and as such typically sees an immediate and direct impact in times of economic downturn or uncertainty. In view of this, the Company intends to maintain its conservative approach to the review process for reserve requirements and to adjust accordingly for any changes.


Allocation of the allowance for loan losses, as well as the percent to the total allowance are shown below (1).

December 31,	2003	%	2002	%	2001	%	2000	%	1999	%
	(Dollars in Thousands)

Domestic
Residential Real Estate	809	37%	873	40%	838	42%	467	26%	421	24%
Commercial (2)	786	36%	646	30%	595	30%	534	30%	372	22%
Consumer	325	15%	430	20%	493	24%	492	27%	356	21%
Unallocated	279	12%	207	10%	82	4%	304	17%	566	33%

Total	2,199	100%	2,156	100%	2,008	100%	1,797	100%	1,715	100%

(1)	The Company has no foreign loans, therefore, allocations for this category are not necessary.
(2)	Includes commercial loans secured by real estate, as well as unsecured commercial loans and those secured by other types of collateral.

INVESTMENT SECURITIES

      The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company's portfolio of available-for-sale securities increased approximately $15.2 million in 2003, from just over $41.1 million to $56.3 million as of December 31, 2003. Additionally, as of December 31, 2003, the Company held in its investment portfolio U.S. Government agency securities and Obligations of State and Political Subdivisions classified as held-to-maturity, with a book value of $41.5 million, compared to $39.0 million a year ago. Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as "trading securities" are marked to market with any gain or loss charged to income. The Company did not have any trading securities during any of the preceding three years. Securities classified as "held-to-maturity" are to be held at book value. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. These figures amounted to an unrealized gain after taxes of $506,006 at the end of 2003 compared to $984,953 for 2002. As economic conditions decline and other market rates decrease, the value of debt securities increases. In 2002, the Company held many investments with yields greater than available in the market at that time, thereby increasing the market value and the related unrealized gains. Some of the Company's investment portfolios have a "call" feature, meaning that the investment can payoff early. Given the low rate environment, many of those investments with call features were exercised during 2003, and were replaced with investments at current market prices, contributing to the decrease in unrealized gains.


The Company's investment portfolios as of December 31, 2003 and 2002 were as follows:

COMPOSITION OF INVESTMENT PORTFOLIO

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)

December 31, 2003:

Available-for-Sale
U.S. Government & agency securities	50,456	714	(121)	51,048
Corporate Bonds	5,064	174	0	5,239
Other investments	32	0	0	32
Held-to-Maturity
U.S. Government & agency securities	7,020	153	0	7,173
States & political subdivisions	34,544	0	0	34,544

Restricted Equity Securities	1,357	0	0	1,357

	98,473	1,041	(121)	99,393

December 31, 2002:

Available-for-sale
U.S. Government & agency securities	30,353	1,295	(7)	31,641
Corporate Bonds	9,230	242	(38)	9,434
Held-to-maturity
U.S. Government & agency securities	13,064	390	0	13,454
States & political subdivisions	25,905	0	0	25,905

Restricted Equity Securities	1,309	0	0	1,309

	79,861	1,927	(45)	81,743

Realized gains and losses for the respective years' end were as follows:

		2003	2002	2001
		(Dollars in Thousands)

Available-for-Sale
Realized Gains		153	2	120
Realized Losses		(11)	0	(1)

Net Realized Gains		142	2	119

Held-to-Maturity
Realized Gains		1	29	52

Total Realized Gains		143	31	171

Realized gains on securities held-to-maturity were due to call features exercised prior to maturity on certain debt securities.


      The following is an analysis of the maturities and yields of the Company's investment portfolio. Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value.*

MATURITIES AND YIELDS OF INVESTMENT PORTFOLIO

	December 31,
	2003		2002		2001
		Wtd.		Wtd.		Wtd.
	Fair/Book	Ave.	Fair/Book	Ave.	Fair/Book	Ave.
	Value*	Rate	Value*	Rate	Value*	Rate
	(Dollars in Thousands)

U.S. Treasury & Agency Obligations

Available-for-Sale
Due within 1 year	2,053	5.06%	0	0.00%	13,288	6.30%
Due after 1 year within 5 years	41,807	3.98%	22,146	4.98%	2,995	5.04%
Due after 5 years within 10 years	7,188	5.64%	9,495	5.94%	6,980	5.97%

Total	51,048	4.25%	31,641	5.27%	23,263	6.04%

Held-to-Maturity
Due within 1 year	3,013	3.98%	0	0.00%	2,008	6.25%
Due after 1 year within 5 years	1,000	7.40%	8,032	6.16%	4,052	4.48%
Due after 5 years within 10 years	3,007	6.54%	5,032	6.55%	13,028	6.90%

Total	7,020	5.56%	13,064	6.31%	19,088	6.32%

Obligations of State & Political
Subdivisions (1)

Held-to-Maturity
Due within 1 year	31,253	2.22%	22,509	2.98%	18,526	3.95%
Due after 1 year within 5 years	1,675	3.72%	1,600	4.19%	1,109	4.52%
Due after 5 years within 10 years	930	4.59%	730	5.21%	806	5.25%
Due after 10 years	686	7.50%	1,066	6.19%	1,116	6.35%

Total	34,544	2.47%	25,905	3.25%	21,557	4.15%

Corporate Bonds

Available-for-Sale
Due within 1 year	3,108	6.98%	0	0.00%	0	0.00%
Due after 1 year within 5 years	2,131	5.53%	9,434	6.34%	8,181	6.29%
Due after 5 years within 10 years	0	0.00%	0	0.00%	1,069	6.88%

Total	5,239	6.39%	9,434	6.34%	9,250	6.35%

Restricted Equity Securities	1,357	3.08%	1,309	3.99%	1,225	5.65%

Total	1,357	3.08%	1,309	3.99%	1,225	5.65%

(1)

Income on Obligations of State and Political Subdivisions is stated on a tax equivalent basis assuming a 34 percent tax rate. Also included in the figures for 2001 are taxable industrial development bonds of the Vermont Economic Development Authority (VEDA), with a fair value of $26,657 and a yield of 2.60% as of December 31, 2001.


BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation are as follows:

2003	2002
(Dollars in Thousands)

Land and land improvements	966	350
Buildings and improvements	5,700	3,796
Furniture and equipment	7,213	6,573
Leasehold improvements	723	718

14,602	11,437
Less accumulated depreciation	(6,787)	(6,144)

7,815	5,293

      In 2003, the Company completed the construction of a new branch at 316 North Main St. in Barre, Vermont. A new two-story, 8,000 square foot building was constructed on leased land under a twenty-year ground lease. The lease includes an option to purchase exercisable after the 6th year, with one-half of the annual rental previously paid applied to the purchase price. The anticipated future payments under this lease are included in the schedule of future rental payments below. The cost of this project is reflected in the above schedule of bank premises and equipment as follows: land and improvements, $465,949; buildings, $2,053,563; furniture and equipment, $302,718.

      Depreciation included in occupancy and equipment expense amounted to $642,826, $560,978, and $566,018 for the years ended December 31, 2003, 2002 and 2001, respectively. The amount of additional depreciation in 2003 from the Barre Branch project amounted to $12,369.

      The Company now leases five of its nine locations. In addition to the new Barre branch, these leased facilities include branch offices in Island Pond, Barton, St. Johnsbury, and Montpelier, Vermont. The operating leases for these five locations expire in various years through 2022 with options to renew.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year, as of December 31, 2003, for each of the next five years and in aggregate are:

Subsequent
2004	2005	2006	2007	2008	to 2008	Total
(Dollars in Thousands)

Operating Leases	160	137	87	88	102	758	1,332


RISK MANAGEMENT

Market Risk and Asset and Liability Management: Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. Management actively monitors and manages its interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's Asset/Liability Committee formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The Asset Liability Management Committee (ALCO) meets monthly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company's interest rate risk. In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved by the Company's Board of Directors. The Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet.

      Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company's financial instruments also change, thereby impacting net interest income (NII), the primary component of the Company's earnings. It is part of the ALCO process to utilize the results of a simulation model to quantify the estimated exposure of NII to sustained interest rate changes. The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company's balance sheet. This sensitivity analysis is compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 100 basis point (bp) and a 200 bp shift upward and and a 100 bp downward shift in interest rates in one and two year scenarios. The analysis also provides testing of the assumptions used in previous simulation models by comparing the projected NII with actual NII.

Interest Rate Sensitivity "Gap" Analysis: An interest rate sensitivity "gap" is defined as the difference between the interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market interest rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

      The following tables set forth the estimated maturity or repricing of the Company's interest- earning assets and interest-bearing liabilities at December 31, 2003 and December 31, 2002. The Company prepares its interest rate sensitivity "gap" analysis by scheduling assets and liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual term of the assets and liabilities, except that:

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


GAP ANALYSIS
Community Bancorp. & Subsidiaries
December 31, 2003
Cumulative repriced within:

	3 Months	4 to 12	1 to 3	3 to 5	Over 5
	or less	Months	Years	Years	Years	Total
	(Dollars in Thousands, by repricing date)

Interest sensitive assets:
Federal funds sold	1,250	0	0	0	0	1,250
Overnight deposits	1,501	0	0	0	0	1,501
Investments -
Available-for-Sale (1)	0	5,162	25,943	17,994	7,220	56,319
Held-to-Maturity	1,574	32,861	2,001	674	4,454	41,564
Restricted equity securities	0	0	0	0	1,357	1,357
Loans (2)	45,123	51,749	39,262	16,198	52,903	205,235

Total interest sensitive assets	49,448	89,772	67,206	34,866	65,934	307,226

Interest sensitive liabilities:
Time deposits $100,000 and over	923	8,153	8,115	4,925	0	22,116
Other time deposits	9,612	35,083	24,910	10,044	0	79,649
Money markets	994	38,777	0	0	20,000	59,771
Regular savings	0	13,507	0	0	28,000	41,507
Now and super now accounts	0	0	0	0	38,438	38,438
Borrowed funds	3,000	0	0	30	5,010	8,040
Repurchase agreements	12,017	0	0	0	0	12,017

Total interest sensitive liabilities	26,546	95,520	33,025	14,999	91,448	261,538

Net interest rate sensitivity gap	22,902	(5,748)	34,181	19,867	(25,514)
Cumulative net interest rate sensitivity gap	22,902	17,154	51,335	71,202	45,688
Cumulative net interest rate sensitivity
gap as a percentage of total assets	6.92%	5.19%	15.52%	21.53%	13.81%
Cumulative interest sensitivity gap as a
percentage of total interest-earning
assets	7.45%	5.58%	16.71%	23.18%	14.87%
Cumulative interest earning assets as a
percentage of cumulative interest-
bearing liabilities	186.27%	114.05%	133.10%	141.86%	117.47%

(1)	The Company may sell investments available for sale with a fair value of $56,319,321.
(2)	Loan totals exclude non-accruing loans amounting to $1,294,534.


GAP ANALYSIS
Community Bancorp. & Subsidiaries
December 31, 2002
Cumulative repriced within:

	3 Months	4 to 12	1 to 3	3 to 5	Over 5
	or less	Months	Years	Years	Years	Total
	(Dollars in Thousands, by repricing date)

Interest sensitive assets:
Federal funds sold	2,100	0	0	0	0	2,100
Overnight deposits	2,980	0	0	0	0	2,980
Investments -
Available-for-Sale (1)	0	0	18,066	13,514	9,495	41,075
Held-to-Maturity	708	22,033	3,686	5,897	6,645	38,969
Restricted equity securities	0	0	0	0	1,309	1,309
Loans (2)	46,225	47,906	47,029	17,298	46,994	205,452

Total interest sensitive assets	52,013	69,939	68,781	36,709	64,443	291,885

Interest sensitive liabilities:
Time deposits $100,000 and over	1,006	6,911	6,961	5,713	0	20,591
Other time deposits	11,325	37,316	18,378	14,486	0	81,505
Money markets	113	32,380	0	0	24,000	56,493
Regular savings	0	7,737	0	0	30,000	37,737
Now and super now accounts	0	0	0	0	32,293	32,293
Borrowed funds	0	0	0	30	5,010	5,040
Repurchase agreements	14,069	0	0	0	0	14,069

Total interest sensitive liabilities	26,513	84,344	25,339	20,229	91,303	247,728

Net interest rate sensitivity gap	25,500	(14,405)	43,442	16,480	(26,860)
Cumulative net interest rate sensitivity gap	25,500	11,095	54,537	71,017	44,157
Cumulative net interest rate sensitivity
gap as a percentage of total assets	8.25%	3.59%	17.64%	22.97%	14.28%
Cumulative interest sensitivity gap as a
percentage of total interest-earning
assets	8.74%	3.80%	18.68%	24.33%	15.13%
Cumulative interest earning assets as a
percentage of cumulative interest-
bearing liabilities	196.18%	110.01%	140.04%	145.40%	117.82%

(1)	The Company may sell investments available for sale with a fair value of $41,074,804.
(2)	Loan totals exclude non-accruing loans amounting to $1,631,330.


Liquidity Risk: Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity management refers to the ability of the Company to adequately cover fluctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The Company's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities, sales of loans available-for-sale, and earnings and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company's exposure to roll over risk on deposits and limits reliance on volatile short-term purchased funds. Short-term funding needs arise from declines in deposits or other funding sources and funding of loan commitments. The Company's strategy is to fund assets to the maximum extent possible with core deposits that provide a sizable source of relatively stable and low-cost funds.

      The Company believes that a portion of the increase in core deposits over the past two years is due to the current economic environment, as customers seek a safe haven for their money. This has created a high level of liquidity that the Company considers temporary. The Company has purchased assets, primarily 3-5 year agencies, attempting to maximize yields and maintain adequate liquidity.

      The Company has a credit line with the Federal Home Loan Bank of Boston (FHLB) with an available balance of $4.3 million. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold. Additional borrowing capacity of approximately $91.5 million through the FHLB is secured by the Company's qualifying loan and investment portfolio. As of December 31, 2003, the Company had an advance of $8.0 million against the $91.5 million line with no advances against the $4.3 million credit line. Under a separate agreement, the Company has the authority to collateralize public unit deposits (Government Agency Accounts mentioned under "Changes in Financial Condition") up to its FHLB borrowing capacity ($91.5 million less outstanding advances) with letters of credit issued by the FHLB. At December 31, 2003, approximately $42.2 million was pledged as collateral for these deposits. Interest is charged to the Company quarterly based on the average daily balance outstanding at a rate of 20 basis points. As of December 31, 2003, an average daily balance of approximately $11.4 million was reported.

      In January of 2003, the Company entered into an agreement with Promontory Interfinancial Network making it possible for the Company to make available to its customers FDIC Insured deposits beyond the $100,000 limit. This Certificate of Deposit Account Registry Service (CDARS) uses a deposit-matching engine to match CDARS deposits in other participating banks, dollar-for-dollar. This product is designed to enhance customer attraction and retention, build deposits and improve net interest margins, while providing additional FDIC coverage to customers. Promontory now offers member banks an opportunity to participate with one-way orders. Banks can either accept deposits as a surplus bank or place customer funds with CDARS participating banks without matching funds. The Promontory Interfinancial Network provides the Company an alternative source of funding or investment opportunities.

      Due to the nature of the placement of funds, CDARS deposits are defined as "brokered deposits". Although it has always been the Company's policy not to accept brokered deposits,management and the directors deemd it advisable to make a limited exception for the CDARS program. Accordingly, the Company's Asset Liability policy now states that the Company will not accept brokered deposits other than through the CDARS program in the Promontory Interfinancial Network.

       During the first quarter of 2003, the Company placed three test-Certificates of Deposit in the CDARS program. These were short-term and matured during the reporting period. As of December 31, 2003, the Company reported a total balance of $50,000 in this product, classified as surplus funds. The Company will continue to monitor the development of this product closely and manage any associated risk accordingly.

Credit Risk: A primary concern of management is to reduce the exposure of credit loss within the portfolio. Management follows established underwriting guidelines, and any exceptions to policy must be approved by a lender with higher authority than the lender originating the loan. The adequacy of the loan loss coverage is reviewed quarterly by the risk management committee of the Board of Directors. This committee meets to discuss, among other matters, potential exposures, historical loss experience, and overall economic conditions. Existing or potential problems are noted and addressed by senior management in order to assess the risk of probable loss or delinquency. A variety of loans are reviewed periodically by an independent firm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures, as well as those set by the regulatory authorities. The Company also employs a Credit Administration Officer whose duties include monitoring and reporting on the status of the loan portfolio including delinquent and non-performing loans.


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

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

The Company generally requires collateral or other security to support financial instruments with credit risk.

		Contract or
		Notional Amount
		2003		2002
		(Dollars in Thousands)

Financial instruments whose contract
amount represent credit risk:
Commitments to extend credit		21,377		12,924

Standby letters of credit and commercial letters of credit		401		164

Credit card arrangements		7,899		7,040

MPF credit enhancement obligation		538		0

AGGREGATE CONTRACTUAL OBLIGATIONS

As of December 31, 2003, the Company had the following contractual obligations in the time periods indicated:

	Less than	1-3	3-5	More than
	1 year	years	years	5 years	Total
	(Dollars in Thousands)

Operating Leases	160	224	190	758	1,332
Housing Limited Partnerships	1,056	381	0	0	1,437
FHLB Borrowings	5,000	0	30	5,010	8,040

Total	6,216	605	220	5,768	10,809


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

CAPITAL RESOURCES

      A cash dividend of $0.16 per share was paid in each of the four quarters of 2003 with the most recent paid on November 1, 2003 to shareholders of record as of October 15, 2003. These dividends of $0.16 per share for the quarter and $0.64 for the year are equal to the cash dividends paid in 2002 and 2001. A 5% stock dividend was declared in 2002, payable on February 1, 2003 to shareholders of record as of January 15, 2003. As a result of this stock dividend, all per share data for the previous quarters and years have been restated. In December, 2003, the Company declared a $0.17 per share cash dividend, payable February 1, 2004 to shareholders of record as of January 15, 2004, requiring the Company to accrue $644,144 equaling the value of this dividend at that time.

      Stockholders' equity at December 31, 2002, was $25,705,102, with a book value of $6.84 per share. It increased in 2003 through earnings of $3,798,266 and the sale of common stock of $521,059 through our dividend reinvestment program. It decreased through dividends paid totaling $2,379,091, purchases of treasury stock of $8,006 through the stock buyback program and redemption of fractional shares in connection with the 5% stock dividend issued in February 2003 and a valuation adjustment of $478,947 to the valuation allowance of securities. The difference between the dividends mentioned above for 2002 and 2003 resulted in a decrease to stockholder's equity totaling $73,237. As of December 31, 2003, stockholders' equity was $27,085,146 with a book value of $7.15 per share.

      At December 31, 2003, the Company reported that of the 405,000 shares authorized for the stock buyback plan, 152,463 shares have been purchased, leaving 252,537 shares available for repurchase. The repurchase price paid for these shares ranged from $9.75 per share in May of 2000 to $15.688 per share in February of 2003. The last purchase in 2003 was March 19, 2003 in which 500 shares were bought at a price of $15.125 per share.

      The primary source of funds for the Company's payment of dividends to its shareholders is dividends paid to the Company by the Bank. The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency ("OCC"). Under such restrictions, the Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years.

      Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Under current guidelines, banks must maintain a risk-based capital ratio of 8.0%, of which at least 4.0% must be in the form of core capital (as defined). The risk based ratios of the Company and its subsidiaries exceeded regulatory guidelines at December 31, 2003 with reported risk-weighted assets of $176.3 million compared to $168.6 million at December 31, 2002 and total capital of $28.8 million and $26.8 million, respectively. The Company's total risk-based capital to risk weighted assets was 16.32% and 15.91% at December 31, 2003 and 2002, respectively. The Company's Tier 1 capital to risk weighted assets was 15.07% and 14.66% at December 31, 2003 and 2002, respectively. In addition to risk-based capital requirements, bank holding companies are required to maintain minimum leverage capital ratios of core capital to average assets of $4.0%. As of December 31, 2003, the Company's leverage ratio was 8.05% and as of December 31, 2002 was 7.97%.

      Regulators have also established guidelines for minimum capital ratio requirements that define a bank as well-capitalized under prompt corrective action provisions. These minimums are risk-based capital ratio of 10.0% and Tier 1 capital ratio of 6.0%. As of December 31, 2003, the Company and its Subsidiary were deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that time that management believes have changed the Company's classification.

      The Company intends to continue the past policy of maintaining a strong capital resource position to support its asset size and level of operations. Consistent with that policy, management will continue to anticipate the Company's future capital needs.

      From time to time the Company may make contributions to the capital of Community National Bank. At present, regulatory authorities have made no demand on the Company to make additional capital contributions.


RECENT ACCOUNTING DEVELOPMENTS

      In 2003, FASB issued Statement of Financial Accounting Standards (SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133.

      SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS No. 149 does not have a material impact on the Company's consolidated financial statements.

      In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).

      SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. This Statement does not impact the Company's consolidated financial statements as the Company does not have any financial instruments with characteristics of both liabilities and equity.

      FASB's Emerging Issues Task Force, in its Issue No. 03-1, has issued new disclosure requirements with respect to investment securities with unrealized losses that have not been classified as other-than-temporary. Companies are required to disclose separately investments that have had continual unrealized losses for twelve months or more, and those that have had continual unrealized losses for less than twelve months. For investments in the former category, a narrative disclosure is required that would allow financial statement users to understand the positive and negative information management considered in reaching the conclusion that the impairments are not other-than-temporary. The new disclosure requirements, which are effective for years ending after December 15, 2003, did not have a material impact on the Company's consolidated financial statements.


Common Stock Performance by Quarter *

		2003
		First	Second	Third	Fourth

	Trade Price
	High	$16.50	$19.50	$18.00	$17.50
	Low	$14.50	$14.70	$15.00	$15.50
	Cash Dividends Declared	$ 0.16	$ 0.16	$ 0.16	$ 0.16

		2002
		First	Second	Third	Fourth

	Trade Price
	High	$15.49	$17.85	$18.38	$17.33
	Low	$14.18	$14.44	$15.23	$14.81
	Cash Dividends Declared	$ 0.16	$ 0.16	$ 0.16	$ 0.16

*

There is no established public trading market for the Company's common stock. Trade price information is based on high and low trade prices reported in the OTC Bulletin Board® maintained by NASDAQ, and may not represent all trades effected during the relevant periods.

As of February 1, 2004, the Corporation's common stock ($2.50 par value) was owned by approximately 883 shareholders of record.

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

	Stephen P. Marsh, President & COO
	Community Bancorp.
	P.O. Box 259
	Derby, Vermont 05829

Shareholder Services
For shareholder services or information contact:
	Chris Bumps, Corporate Secretary
	Community Bancorp.
	P.O. Box 259
	Derby, Vermont 05829
	(802) 334-7915

Annual Shareholders' Meeting
The 2004 Annual Shareholders' Meeting will be held at 5:30 p.m., May 4, 2004, at the Elks Club in Derby. We hope to see many of our shareholders there.

Additional Information Regarding Community Bancorp. Stock

Although there is no established public trading market in the Corporation's common stock, several brokerage firms follow the stock and have executed trades in the stock for their customers. Trading in the Corporation's stock, however, is not active. You can contact these firms at the following addresses:

Wachovia Securities	Winslow, Evans & Crocker	A.G. Edwards
P.O. Box 770	33 Broad Street	1184 Main Street, Suite 1
Colchester, Vermont 05446	Boston, Massachusetts 02109	St. Johnsbury, Vermont 05819
(800) 451-3249	(800) 556-8600	(800) 457-1002


Community Bancorp.
Performance at-a-Glance (Dollars in Thousands)

Assets

1999
$232,216
2000
$252,785
2001
$288,678
2002
$309,228
2003
$330,742

Earnings

1999
$2,334
2000
$2,422
2001
$2,798
2002
$3,240
2003
$3,798

Deposits

1999
$201,843
2000
$208,385
2001
$238,070
2002
$260,922
2003
$279,679

Total Loan Originations

1999
$80,435
2000
$73,773
2001
$111,388
2002
$137,825
2003
$168,964

Comparative Five-Year Stock Performance*

$400
$350
$300
$250
$200
$150
$100
$50
$0
D-98 M-99 J-99 S-99 D-99 M-00 J-00 S-00 D-00 M-01 J-01 S-01 D-01 M-02 J-02 S-02 D-02 M-03 J-03 S-03 D-03
Community Bancorp.
NASDAQ Composite
NASDAQ Banks

* Compares cumulative total shareholder return (stock price appreciation plus reinvested dividends) on the Company's common stock with the cumulative total return of the NASDAQ Composite Index and NASDAQ Bank Stock Index for the five years ended December 31, 2003, assuming an initial investment of $100 at the end of 1998 and reinvestment of dividends during the periods indicated. Stock price information of the Company's common stock used in the comparison is based on information reported in the OTC Bulletin Board® maintained by NASDAQ.
