Form 10-K, Exhibit 13
period 2004-12-31
COMMUNITY BANCORP /VT
filed 2005-03-30
CIK 718413

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Community Bancorp. and Subsidiaries for the year ended December 31, 2002 were audited by other auditors whose report thereon dated January 10, 2003 expressed an unqualified opinion on those consolidated financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
January 14, 2005
Vermont Registration No. 92-0000278

Community Bancorp. and Subsidiaries
Consolidated Balance Sheets

December 31, 2004 and 2003

ASSETS	2004	2003

Cash and due from banks	$8,390,806	$11,620,762
Federal funds sold and overnight deposits	0	2,751,148

Cash and cash equivalents	8,390,806	14,371,910
Securities held-to-maturity (fair value $31,587,658
and $41,716,965 at December 31, 2004 and 2003)	31,579,178	41,563,840
Securities available-for-sale	51,150,344	56,319,321
Restricted equity securities	2,315,450	1,356,850
Loans held for sale	1,833,397	2,253,151
Loans	227,799,788	204,277,612
Allowance for loan losses	(2,153,372)	(2,199,110)
Unearned net loan fees	(763,774)	(805,284)

Net loans	224,882,642	201,273,218
Bank premises and equipment, net	8,057,120	7,814,922
Accrued interest receivable	1,652,827	1,676,190
Other real estate owned, net	82,800	88,277
Other assets	4,891,930	4,024,728

Total assets	$334,836,494	$330,742,407

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$42,725,604	$38,198,327
NOW and money market accounts	94,502,798	98,209,841
Savings	47,288,161	41,506,976
Time, $100,000 and over	21,804,521	22,116,006
Other time	76,284,787	79,648,109

Total deposits	282,605,871	279,679,259
Federal funds purchased and other borrowed funds	6,407,000	8,040,000
Securities sold under agreements to repurchase	14,907,518	12,016,570
Accrued interest and other liabilities	2,872,659	3,921,432

Total liabilities	306,793,048	303,657,261

COMMITMENTS AND CONTINGENT LIABILITIES
(Notes 6, 15, 16, 17 and 20)

SHAREHOLDERS' EQUITY
Common stock, $2.50 par value; 6,000,000 shares authorized,
4,037,548 shares issued at December 31, 2004 and 3,971,989
shares issued at December 31, 2003 (including 12,811 shares
issued February 1, 2005)	10,093,871	9,929,973
Additional paid-in capital	17,778,605	16,861,802
Retained earnings	2,776,011	1,971,870
Accumulated other comprehensive (loss) income	(168,679)	506,006
Less treasury stock, at cost (2004-198,444 shares, 2003-182,905 shares)	(2,436,362)	(2,184,505)

Total shareholders' equity	28,043,446	27,085,146

Total liabilities and shareholders' equity	$334,836,494	$330,742,407

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiaries
Consolidated Statements of Income

Years Ended December 31, 2004, 2003, and 2002

	2004	2003	2002

Interest and dividend income
Interest and fees on loans	$13,869,932	$14,214,617	$14,467,463
Interest on debt securities
Taxable	1,973,437	2,394,232	2,820,188
Tax-exempt	1,023,986	938,911	976,074
Dividends	61,075	45,187	49,196
Interest on federal funds sold and overnight deposits	37,915	33,854	65,707

	16,966,345	17,626,801	18,378,628

Interest expense
Interest on deposits	4,335,331	4,969,184	6,074,378
Interest on borrowed funds and securities
sold under agreements to repurchase	426,839	389,944	605,532

	4,762,170	5,359,128	6,679,910

Net interest income	12,204,175	12,267,673	11,698,718
Provision for loan losses	95,000	123,000	326,000

Net interest income after provision for loan losses	12,109,175	12,144,673	11,372,718

Non-interest income
Trust department income	0	0	109,826
Service fees	1,212,020	973,502	964,067
Net realized gains on securities	44,059	142,904	31,311
Other income	1,961,622	2,316,058	2,214,004

	3,217,701	3,432,464	3,319,208

Non-interest expense
Salaries and wages	4,268,960	4,152,000	3,711,380
Pension and other employee benefits	1,536,441	1,300,895	1,241,032
Occupancy expenses	1,973,934	1,738,790	1,532,238
Other expenses	3,420,155	3,598,005	4,042,353

	11,199,490	10,789,690	10,527,003

Income before income taxes	4,127,386	4,787,447	4,164,923
Income taxes	730,422	989,181	924,951

Net income	$3,396,964	$3,798,266	$3,239,972

Earnings per common share	$0.89	$1.01	$0.87
Weighted average number of common shares
used in computing earnings per share	3,819,899	3,772,748	3,736,786
Dividends declared per share	$0.68	$0.64	$0.64
Book value per share on shares outstanding at
December 31	$7.30	$7.15	$6.84

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiaries
Consolidated Statements of Shareholders' Equity

Years Ended December 31, 2004, 2003, and 2002

					Accumulated
			Additional		other		Total
	Common Stock		paid-in	Retained	comprehensive	Treasury	stockholders'
	Shares	Amount	capital	earnings	income (loss)	stock	equity

Balances, December 31, 2001	3,556,609	$9,266,686	$13,412,012	$2,459,827	$26,459	$(1,718,158)	$23,446,826

Comprehensive income, net of taxes
Net income	0	0	0	3,239,972	0	0	3,239,972
Net unrealized holding gains on
securities available-for-sale, net of
tax expense, $(493,769)	0	0	0	0	958,494	0	958,494

Total comprehensive income							4,198,466

Dividends declared	0	0	0	(2,274,997)	0	0	(2,274,997)
5% stock dividend	178,408	446,021	2,352,849	(2,798,870)	0	0	0
Issuance of stock	53,996	134,987	658,161	0	0	0	793,148
Purchase of treasury stock	(32,312)	0	0	0	0	(458,341)	(458,341)

Balances, December 31, 2002	3,756,701	9,847,694	16,423,022	625,932	984,953	(2,176,499)	25,705,102

Comprehensive income, net of taxes
Net income	0	0	0	3,798,266	0	0	3,798,266
Net unrealized holding losses on
securities available-for-sale, net of
tax benefit, $(246,730)	0	0	0	0	(478,947)	0	(478,947)

Total comprehensive income							3,319,319

Dividends declared	0	0	0	(2,452,328)	0	0	(2,452,328)
Issuance of stock	32,911	82,279	438,780	0	0	0	521,059
Purchase of treasury stock	(528)	0	0	0	0	(8,006)	(8,006)

Balances, December 31, 2003	3,789,084	9,929,973	16,861,802	1,971,870	506,006	(2,184,505)	27,085,146

Comprehensive income, net of taxes
Net income	0	0	0	3,396,964	0	0	3,396,964
Net unrealized holding losses on
securities available-for-sale, net of
tax benefit, $(347,565)	0	0	0	0	(674,685)	0	(674,685)

Total comprehensive income							2,722,279

Dividends declared	0	0	0	(2,592,823)	0	0	(2,592,823)
Issuance of stock	65,559	163,898	916,803	0	0	0	1,080,701
Purchase of treasury stock	(15,539)	0	0	0	0	(251,857)	(251,857)

Balances, December 31, 2004	3,839,104	$10,093,871	$17,778,605	$2,776,011	$(168,679)	$(2,436,362)	$28,043,446

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiaries
Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003, and 2002

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES	$3,396,964	$3,798,266	$3,239,972
Net income
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	776,093	642,827	812,264
Provision for loan losses	95,000	123,000	326,000
Provision (credit) for deferred income taxes	72,768	320,631	(88,010)
Net gain on sale of securities	(44,059)	(142,904)	(31,311)
Net gain on sale of loans	(426,198)	(1,168,275)	(548,369)
Loss (gain) on disposal or sale of fixed assets	24,796	(5,000)	(12)
Gains on sales of other real estate owned	(12,684)	(2,651)	(43,528)
Loss on Trust LLC	15,829	61,540	99,630
Gain on sale of trust assets	0	0	(617,355)
Amortization of bond premium, net	406,234	338,595	308,571
Proceeds from sales of loans held for sale	36,277,381	66,628,959	41,697,000
Originations of loans held for sale	(35,431,429)	(61,544,818)	(44,204,182)
Decrease (increase) in interest receivable	23,363	68,615	(672)
Increase in mortgage servicing rights	(231,583)	(114,516)	(210,752)
Decrease (increase) in other assets	42,063	(387,035)	(109,401)
Decrease in unamortized loan fees	(41,510)	(74,217)	(71,693)
Increase (decrease) in taxes payable	113,416	(298,250)	4,447
Decrease in interest payable	(18,636)	(23,234)	(43,615)
(Decrease) increase in accrued expenses	(351,322)	201,740	277,594
Increase (decrease) in other liabilities	47,242	(27,455)	405,034

Net cash provided by operating activities	4,733,728	8,395,818	1,201,612

CASH FLOWS FROM INVESTING ACTIVITIES
Securities held-to-maturity
Maturities and paydowns	47,074,787	35,946,144	27,906,387
Purchases	(37,107,593)	(38,585,121)	(26,254,490)
Securities available-for-sale
Sales and maturities	20,461,560	14,213,770	14,060,000
Purchases	(16,659,541)	(30,335,404)	(21,422,819)
Purchase of restricted equity securities	(958,600)	(47,800)	(84,400)
Increase in loans, net	(23,840,610)	(3,729,141)	(11,349,630)
Capital expenditures, net	(1,043,086)	(3,165,151)	(986,150)
Proceeds from sale of fixed assets	0	5,000	0
Investments in limited partnerships, net	(1,053,441)	(561,184)	456,049
Proceeds from sale of interest in Trust LLC	0	0	1,132,000
Investment in Trust LLC	0	0	(700,547)
Proceeds from sales of other real estate owned	68,048	82,151	285,310
Recoveries of loans charged off	127,809	117,563	119,120

Net cash used in investing activities	(12,930,667)	(26,059,173)	(16,839,170)

	2004	2003	2002

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand, NOW, savings, and
money market accounts	6,601,419	19,089,062	18,261,950
Net (decrease) increase in certificates of deposit	(3,674,807)	(331,433)	4,590,147
Net increase (decrease) in repurchase agreements	2,890,948	(2,052,456)	(5,764,484)
Net (decrease) increase in borrowed funds	(1,633,000)	3,000,000	(15,000)
Payments to acquire treasury stock	(251,857)	(8,006)	(458,341)
Dividends paid	(1,716,868)	(1,699,182)	(1,639,849)

Net cash provided by financing activities	2,215,835	17,997,985	14,974,423

Net (decrease) increase in cash and
cash equivalents	(5,981,104)	334,630	(663,135)

Cash and cash equivalents
Beginning	14,371,910	14,037,280	14,700,415

Ending	$8,390,806	$14,371,910	$14,037,280

SUPPLEMENTAL SCHEDULE OF CASH PAID
DURING THE YEAR
Interest	$4,780,806	$5,382,362	$6,723,525

Income taxes	$592,088	$966,800	$1,008,514

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Change in unrealized gain on securities
available-for-sale	$(1,022,251)	$(725,677)	$1,452,263

Other real estate owned acquired in
settlement of loans	$49,887	$167,777	$181,782

Investments in limited partnerships
Increase in limited partnerships	$(385,263)	$(821,416)	$(274,759)
(Decrease) increase in contributions payable	(668,178)	260,232	730,808

	$(1,053,441)	$(561,184)	$456,049

Debentures converted to common stock	$0	$0	$1,000

Dividends paid:
Dividends declared	$2,592,823	$2,452,328	$2,274,997
(Increase) decrease in dividends payable
attributable to dividends declared	(6,304)	(232,087)	157,000
Dividends reinvested	(869,651)	(521,059)	(792,148)

	$1,716,868	$1,699,182	$1,639,849

Stock dividends	$0	$0	$2,798,870

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiaries ("Company") are in conformity with accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a description of the significant policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiaries, Community National Bank (Community) and, with respect to 2003 and 2002, its former wholly-owned subsidiary, Liberty Savings Bank (Liberty). During the third quarter of 2003, the Company sold its stock interest in Liberty Savings Bank, a New Hampshire guaranty savings bank charter acquired by Community Bancorp. in 1997. The Company was paid $307,500 for this charter valued at $300,000 as of the sale date. All significant intercompany accounts and transactions have been eliminated.

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

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are relatively stable at this time, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Company's loans are secured by real estate, which could experience a decline in value, especially during times of adverse economic conditions.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions involve inherent uncertainties. Accordingly, actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management generally obtains independent appraisals for significant properties. While the allowances for loan losses and foreclosed real estate represent management's best estimate of probable loan and foreclosure losses as of the balance sheet date, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in a number of factors, especially local market conditions. The amount of the change that is reasonably possible cannot be estimated.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

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

Other Investments

The Company acquires partnership interests in limited partnerships. The investments in limited partnerships are amortized using the effective yield method.

The Company has a one-third ownership interest in Community Financial Services Group, LLC (CFSG). The Company's investment in CFSG is accounted for under the equity method of accounting.

Restricted equity securities

Restricted equity securities are comprised of Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are carried at cost. As a member of the Federal Reserve Bank of Boston (FRB), the Company is required to invest in FRB stock in an amount equal to 3% of Community National Bank's capital stock and surplus.

As a member of the Federal Home Loan Bank of Boston (FHLB), the Company is required to invest in $100 par value stock of the FHLB in an amount that approximates 1% of unpaid principal balances on qualifying loans, as well as an activity base requirement. The stock is nonmarketable, and when redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock.

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

Allowance for loan losses

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance reflects management's estimate as to the collectibility of the loan portfolio, based on its periodic evaluation of factors it considers relevant, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and prevailing economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Company's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value, less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Appraisals are then done periodically on properties that management deem significant, or evaluations may be performed by management on properties in the portfolio that are less vulnerable to market conditions. Subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value, less cost to sell.

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

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Foreign currency transactions

Foreign currency (principally Canadian) amounts are converted to U.S. dollars. The U.S. dollar is the functional currency and therefore translation adjustments are recognized in income. Total conversion adjustments, including adjustments on foreign currency transactions, are immaterial.

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

Comprehensive income

Accounting principles generally require recognized revenue, expenses, gains, and losses to be included in net income. Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-for-sale securities, are not reflected in the income statement, but the cumulative effect of such items from period-to-period is reflected as a separate component of the equity section of the balance sheet (accumulated other comprehensive income). Other comprehensive income, along with net income, comprises the Company's total comprehensive income.

The Company's total comprehensive income for the comparison period is calculated as follows:

	2004	2003	2002

Net Income	$3,396,964	$3,798,266	$3,239,972
Other comprehensive income (loss), net of tax:
Change in unrealized holdings gains (losses) on
available-for-sale securities arising during the period	$(978,191)	$(583,309)	$1,454,475
Reclassification adjustment for gains realized in income	(44,059)	(142,368)	(2,212)

Net unrealized gains (losses)	(1,022,250)	(725,677)	1,452,263
Tax effect	347,565	246,730	(493,769)

Other comprehensive (loss) income, net of tax	$(674,685)	$(478,947)	$958,494

Total comprehensive income	$2,722,279	$3,319,319	$4,198,466

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

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

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Reclassification

Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the current year presentation.

Note 2. Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2004
U.S. Government and agency securities	$49,365,857	$116,009	$415,942	$49,065,924
Corporate debt securities	2,007,562	44,358	0	2,051,920
Other investments	32,500	0	0	32,500

	$51,405,919	$160,367	$415,942	$51,150,344

December 31, 2003
U.S. Government and agency securities	$50,455,906	$713,601	$121,218	$51,048,289
Corporate debt securities	5,064,239	174,293	0	5,238,532
Other investments	32,500	0	0	32,500

	$55,552,645	$887,894	$121,218	$56,319,321

Securities HTM

December 31, 2004
U.S. Government and agency securities	$996,164	$8,480	$0	$1,004,644
States and Political Subdivisions	30,583,014	0	0	30,583,014

	$31,579,178	$8,480	$0	$31,587,658

December 31, 2003
U.S. Government and agency securities	$7,019,882	$153,125	$0	$7,173,007
States and Political Subdivisions	34,543,958	0	0	34,543,958

	$41,563,840	$153,125	$0	$41,716,965

Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $30,583,014 and $34,543,958 at December 31, 2004 and 2003, respectively, which are attributable to private financing transactions arranged by the Company. There is no established trading market for these securities and, accordingly, the carrying amount of these securities has been reflected as their fair value. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Investment securities with a book value of $18,256,621 and $15,175,475 and a fair value of $18,174,222 and $15,535,216 at December 31, 2004 and 2003, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Proceeds from the maturities, call or sale of securities available-for-sale amounted to $20,461,560 in 2004, $14,213,770 in 2003, and $14,060,000 in 2002. Realized gains from sales of investments available-for-sale were $70,311 in 2004, $153,168 in 2003, and $2,212 in 2002. Realized losses were $31,664 in 2004, $10,800 in 2003, and $0 in 2002. Realized gains of $536 and $29,099 were recognized in 2003 and 2002 respectively, on securities held-to-maturity due to call features exercised prior to maturity on certain debt securities. When an investment classified as held-to-maturity has a call option, sale of the investment is permitted if the sale is within 90 days of the call date and it is highly probable that it will be called. In 2004, a realized gain of $5,412 was recognized through the sale of a held-to-maturity security that met the criteria.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of securities available-for-sale at December 31, 2004 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$13,097,783	$13,123,159
Due from one to five years	36,259,356	35,955,721
Due from five to ten years	2,016,280	2,038,964
Other investments	32,500	32,500

	$51,405,919	$51,150,344

The scheduled maturities of securities held-to-maturity at December 31, 2004 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$27,433,830	$27,433,830
Due from one to five years	1,678,778	1,678,778
Due from five to ten years	1,798,713	1,807,193
Other investments	667,857	667,857

	$31,579,178	$31,587,658

All investments with unrealized losses are presented as those with a continuous loss position less than 12 months, and those with a continuous loss position for 12 months or more. Investments with unrealized losses at December 31, 2004 are as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

U.S. Government and
agency securities	$37,926,222	$406,042	$990,100	$9,900	$38,916,322	$415,942

The unrealized losses are a result of increases in market interest rates and not from deterioration in the creditworthiness of the issuer. At December 31, 2004 there were 39 securities in the investment portfolio that were in an unrealized loss position.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 3. Loans

The composition of net loans at December 31 is as follows:

	2004	2003

Commercial	$22,035,264	$17,479,785
Real estate-Construction	11,646,486	8,929,228
Real estate-Mortgage	171,826,925	154,799,657
Installment and other	22,291,113	23,068,942

	227,799,788	204,277,612

Deduct:
Allowance for loan losses	2,153,372	2,199,110
Unearned net loan fees	763,774	805,284

	2,917,146	3,004,394

	$224,882,642	$201,273,218

The total recorded investment in impaired loans as determined in accordance with accounting principles generally accepted in the United States of America approximated $257,000 and $304,000 at December 31, 2004 and 2003, respectively. Allowance for loan losses allocated to these loans amounted to $175,697 and $132,732 at December 31, 2004 and 2003, respectively. The average recorded investment in impaired loans amounted to $282,270, $401,866, and $251,812 for the years ended December 31, 2004, 2003, and 2002, respectively. Cash receipts on impaired loans amounted to $24,425, $196,267, and $81,688 in 2004, 2003, and 2002, respectively, of which $24,425, $196,267, and $57,695, respectively, were applied to the principal balances of the loans.

In addition, the Company had other non-accrual loans of $608,635 and $990,802 at December 31, 2004 and 2003, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income net of taxes would have increased approximately $5,668, $69,229, and $263,171 for the years ended December 31, 2004, 2003, and 2002, respectively. The total recorded investment in loans past due ninety days or more and still accruing interest approximated $188,000 and $24,000 at December 31, 2004 and 2003, respectively.

The Company is not committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

Note 4. Loan Servicing

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $123,792,161 and $115,339,288 at December 31, 2004 and 2003 respectively. Net gains realized on the sale of loans amounted to $426,198, $1,168,275, and $344,584, respectively, for the years ended 2004, 2003, and 2002. The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2004 and 2003, was $772,665 and $541,082, respectively. The fair values of these rights were $989,470 and $726,860, respectively. The fair value of servicing rights was determined using market prices for similar assets with similar characteristics.

The following summarizes mortgage servicing rights capitalized and amortized in each year:

	Years Ended December 31,
	2004	2003	2002

Mortgage servicing rights capitalized	$446,079	$367,738	$326,280

Mortgage servicing rights amortized	$214,496	$253,222	$115,528

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2004	2003	2002

Balance, beginning of year	$2,199,110	$2,155,789	$2,007,408
Provisions for loan losses	95,000	123,000	326,000
Recoveries of amounts charged off	127,809	117,563	119,120

	2,421,919	2,396,352	2,452,528
Amounts charged off	(268,547)	(197,242)	(296,739)

Balance, end of year	$2,153,372	$2,199,110	$2,155,789

Note 6. Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation at December 31 are as follows:

	2004	2003

Land and land improvements	$988,982	$966,561
Buildings and improvements	5,830,119	5,699,824
Furniture and equipment	4,604,950	7,213,283
Construction in progress	584,982	0
Leasehold improvements	630,777	722,651
	12,639,810	14,602,319

Less accumulated depreciation	(4,582,690)	(6,787,397)

	$8,057,120	$7,814,922

Depreciation included in occupancy and equipment expense amounted to $772,886, $642,827, and $560,978 for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company is obligated under non-cancelable operating leases at five branch office locations expiring in various years through 2022 with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2004 for each of the next five years and in aggregate are:

2005	$161,358
2006	134,749
2007	136,058
2008	149,906
2009	163,795
Subsequent to 2009	930,773

$1,676,639

Total rental expense amounted to $173,882, $178,178, and $163,193 for the years ended December 31, 2004, 2003, and 2002, respectively.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 7. Other Real Estate Owned

A summary of foreclosed real estate at December 31 is as follows:

	2004	2003

Other real estate owned	$82,800	$88,277
Less allowance for losses on OREO	0	0

Other real estate owned, net	$82,800	$88,277

There were no changes in the allowance for losses on OREO for the years ended December 31, 2004, 2003 or 2002.

Note 8. Other Investments

The Company purchased various partnership interests in limited partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.

The tax credits from these investments were estimated at $248,521, $415,585, and $371,683 for December 31, 2004, 2003, and 2002, respectively, and are recorded as a reduction of income tax expense. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of "other expenses", and were $292,915, $403,374, and $708,473 for 2004, 2003, and 2002, respectively. The carrying values of these investments were $2,387,055 and $2,001,792 at December 31, 2004 and 2003, respectively.

Prior to March 31, 2002, Community National Bank operated a trust department through which it offered personal fiduciary services. As of such date, the Bank transferred its trust operations to a newly formed Vermont-chartered nondepository trust and investment management affiliate, Community Financial Services Group, LLC based in Newport, Vermont ("CFSG"). The Bank's ownership interest in CFSG is held indirectly through Community Financial Services Partners, LLC, a Vermont limited liability company ("Partners") that owns 100% of the limited liability company equity interests of CFSG. On April 1, 2002, the Bank sold a one-third interest in Partners to each of the National Bank of Middlebury in Middlebury, Vermont, and Guaranty Bancorp, Inc., the bank holding company parent of Woodsville Guaranty Savings Bank in Woodsville, New Hampshire. As of such date, the Bank retained a one-third ownership interest in Partners and, indirectly, in CFSG. The Bank accounts for its investment in Partners under the equity method of accounting. As of December 31, 2004, the Company's investment in Partners amounted to $98,193 with a loss for 2004 of $15,829, compared to an investment of $114,022 as of December 31, 2003 with a loss of $61,540 for 2003.

Note 9. Deposits

The following is a maturity distribution of time certificates of deposit at December 31, 2004:

2005	$46,703,621
2006	25,617,234
2007	17,129,946
2008	6,685,975
2009	1,952,532

Total	$98,089,308

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 10. Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (FHLB) as of December 31 were as follows:

	2004	2003

FHLB term borrowing, 4.78% fixed rate, payable
January 18, 2011, callable quarterly	$5,000,000	$5,000,000

FHLB term borrowing, 1.19% fixed rate, payable March 04, 2004	0	3,000,000

Community Investment Program borrowing, 7.57% fixed rate, payable
November 16, 2007	30,000	30,000

Community Investment Program borrowing, 7.67% fixed rate, payable
November 16, 2012	10,000	10,000

	$5,040,000	$8,040,000

Federal Funds Purchased	1,367,000	0

	$6,407,000	$8,040,000

Principal maturities of borrowed funds as of December 31, 2004 are as follows:

2005	$1,367,000
2007	30,000
Thereafter	5,010,000

$6,407,000

The Company also maintains a $4,301,000 IDEAL Way Line of Credit with FHLB. As of December 31, 2004 and 2003, there were outstanding advances under this line of $1,367,000 and $0, respectively. Interest on these borrowings is at a rate determined daily by FHLB and payable monthly.

Borrowings from FHLB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets. Qualified collateral for these borrowings approximated $123,729,000 and $121,094,000 as of December 31, 2004 and 2003, respectively.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by FHLB. As of December 31, 2004, the Company's potential borrowing capacity was approximately $92.8 million, reduced by outstanding advances. At December 31, 2004, $50,840,000 was pledged as collateral for these deposits. A fee is charged to the Company quarterly based on the average daily balance outstanding at a rate of 20 basis points. The average daily balance for the fourth quarter of 2004 was $12.4 million.

Note 11. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase amounted to $14,907,518 and $12,016,570 as of December 31, 2004 and 2003, respectively. These agreements are collateralized by U.S. government and agency securities and U.S. Treasury notes with a book value of $17,251,979 and $14,172,332 and a fair value of $17,180,244 and $14,548,750 at December 31, 2004 and 2003, respectively. These securities pay interest at rates between 2.375% and 7.575% and mature at varying dates through 2012.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The average daily balance of these repurchase agreements approximated $12,879,216 and $11,686,200 during 2004 and 2003, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $14,940,198 and $12,846,064 in 2004 and 2003, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 0.97% during 2004, compared to 1.04% during 2003. The securities underlying these agreements are held in safekeeping at the Federal Reserve Bank.

Note 12. Income Taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2004	2003	2002

Currently paid or payable	$657,654	$668,550	$1,012,961
Deferred	72,768	320,631	(88,010)

	$730,422	$989,181	$924,951

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following at December 31:

	2004	2003	2002

Computed expected tax expense	$1,403,311	$1,627,732	$1,416,074
Tax exempt interest	(348,155)	(319,230)	(331,865)
Disallowed interest	36,932	38,103	39,573
Partnership tax credits	(248,521)	(361,876)	(288,934)
Other	(113,145)	4,452	90,103

	$730,422	$989,181	$924,951

The deferred income tax provision consisted of the following items for the years ended December 31:

	2004	2003	2002

Depreciation	$4,199	$125,476	$70,549
Loan fees	5,181	9,186	12,084
Mortgage servicing	78,738	38,935	71,656
Deferred compensation	(44,742)	8,358	(69,854)
Bad debts	15,551	7,429	(72,608)
Limited partnerships	0	53,709	(53,251)
Nonaccrual loan interest	32,567	100,193	1,064
Other	(18,726)	(22,655)	(47,650)

	$72,768	$320,631	$(88,010)

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Listed below are the significant components of the net deferred tax liability at December 31:

	2004	2003

Components of the deferred tax asset:
Bad debts	$557,970	$573,521
Unearned loan fees	9,112	14,292
Nonaccrual loan interest	3,837	36,405
Deferred compensation	305,873	261,131
Unrealized loss on securities available-for-sale	86,896	0
Other	96,955	93,026

Total deferred tax asset	$1,060,643	$978,37

Components of the deferred tax liability:
Depreciation	$365,643	$361,444
Limited partnerships	255,280	255,280
Mortgage servicing rights	262,706	183,968
Unrealized gain on securities available-for-sale	0	260,670
Other	0	14,797

Total deferred tax liability	$883,629	$1,076,159

Net deferred tax asset (liability)	$177,014	$(97,784)

Accounting principles generally accepted in the United States of America allow for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

Net deferred tax asset (liabilities) are included in the caption "Other assets" and "Accrued interest and other liabilities" on the balance sheets at December 31, 2004 and 2003, respectively.

Note 13. 401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. Due to the fact that the plan is a defined contribution plan, rather than a defined benefit plan, there is no unfunded past service liability. The provisions for pension expense were $379,435, $353,205, and $323,375 for 2004, 2003, and 2002, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14. Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a deferred compensation plan and a retirement plan for its directors. These participants are general creditors of the Company with respect to these benefits. The benefits accrued under these plans were $575,601 and $514,572 at December 31, 2004 and 2003, respectively. Expenses associated with these plans were $64,779, $67,791, and $59,759 for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company also maintains a supplemental employee retirement plan for key employees of the Company. Benefits accrued under this plan were $324,025 and $253,460 at December 31, 2004 and 2003, respectively. The expense associated with this plan was $70,565, $76,795, and $156,125 for the years ended December 31, 2004, 2003, and 2002, respectively.

Certain provisions of these plans may be amended during 2005 to ensure compliance with the American Jobs Creation Act of 2004. Such amendments are not expected to have any material impact upon the Company's financial obligations under the plans.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 15. Financial Instruments with Off-Balance-Sheet Risk

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

The Company generally requires collateral or other security to support financial instruments with credit risk.

	Contract or
	-Notional Amount-
	2004	2003
	(in thousands)

Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$30,159	$21,377

Standby letters of credit and commercial letters of credit	$172	$401

Credit card arrangements	$8,651	$7,899

MPF credit enhancement obligation, net (See Note 16)	$854	$463

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2004 and 2003, the Company had binding loan commitments at fixed rates approximating $1,319,175 and $1,538,250, respectively, that are included in commitments to extend credit.

The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 16. Contingent Liability

In February of 2003, the Company began selling loans under a new program with FHLB, the Mortgage Partnership Finance program (MPF). While selling loans to the secondary market is not new business for the Company, this partnership with FHLB is different in that the Company shares in the credit risk of each mortgage, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLB's FLA funds are then utilized, followed by the member's CEO, with the balance picked up by FHLB. These loans meet specific underwriting standards of the FHLB. As of December 31, 2004 and 2003, the Company had $39.6 million and $27.2 million, respectively, in loans sold through the MPF program. The Company carries a contingent liability calculated on the same methodology used in its allowance for loan loss, adjusted to reflect the risk sharing arrangements with the FHLB. The calculation as of December 31, 2004 and 2003 was $91,667 and $75,000, respectively, reflected on the balance sheet under "Accrued interest and other liabilities". The volume of loans sold to the MPF program and the corresponding credit obligation continues to be closely monitored by management. As of December 31, 2004, the maximum contingent contractual liability related to this program was $945,327 compared to $538,064 as of December 31, 2003.

Note 17. Legal Contingencies

In the normal course of business, the Company is involved in various claims and legal proceedings. In the opinion of the Company's management, after consulting with the Company's legal counsel, any liabilities resulting from such proceedings are not expected to have a material adverse effect on the Company's financial statements.

Note 18. Transactions with Related Parties

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and which do not represent more than the normal risk of collectibility, or present other unfavorable features.

Aggregate loan transactions with related parties as of December 31 were as follows:

	2004	2003

Balance, beginning	$591,276	$720,631
New loans	370,614	150,672
Repayments	(393,983)	(207,692)
Retirement (Executive Officer)	0	(72,335)

Balance, ending	$567,907	$591,276

Total deposits with related parties approximated $950,825 and $791,056 at December 31, 2004 and 2003, respectively.

The Company leases approximately 1,466 square feet of condominium space in the state office building on Main Street in Newport to its affiliate, CFSG, LLC. This is the location of CFSG's principal offices. In January 2004, CFSG began leasing an office in the Company's Barre branch.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The amount of rental income received from CFSG for the twelve months ending December 31 was:

	2004	2003	2002

Newport	$24,701	$24,441	$19,301
Barre	1,953	0	0

Total	$26,654	$24,441	$19,301

The Company has utilized the services of CFSG as an investment advisor for the 401(k) plan since August 1, 2002. The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG is hired to provide investment advice for the plan. CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants. The Company pays monthly management fees to CFSG based on the market value of the total assets under management.

The amount paid to CFSG for the twelve months ending December 31 was:

	2004	2003	2002

Management Fees	$37,316	$34,797	$8,764

Note 19. Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with the Federal Reserve Bank. The totals of those reserve balances were approximately $2,706,000 and $2,176,000 at December 31, 2004 and 2003, respectively.

The nature of the Company's business requires that it maintain amounts due from correspondent banks that, at times, may exceed federally insured limits. No losses have been experienced in these accounts. The Company believes it is not exposed to any significant risk with respect to these accounts. In addition, the Company was required to maintain contracted clearing balances with correspondent banks of $275,000 at December 31, 2004 and 2003.

Note 20. Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's regulatory capital categories.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The Company's and the Bank's actual capital amounts and ratios (000's omitted) are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2004:
Total capital (to risk-weighted assets)
Consolidated	$30,328	15.45%	$15,707	8.0%	N/A	N/A
Bank	$29,961	15.27%	$15,693	8.0%	$19,617	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	$27,874	14.20%	$ 7,854	4.0%	N/A	N/A
Bank	$27,808	14.18%	$ 7,847	4.0%	$11,770	6.0%

Tier I capital (to average assets)
Consolidated	$27,874	8.34%	$13,365	4.0%	N/A	N/A
Bank	$27,808	8.33%	$13,357	4.0%	$16,697	5.0%

As of December 31, 2003:
Total capital (to risk-weighted assets)
Consolidated	$28,783	16.32%	$14,105	8.0%	N/A	N/A
Bank	$28,949	16.42%	$14,102	8.0%	$17,628	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	$26,579	15.07%	$ 7,053	4.0%	N/A	N/A
Bank	$26,750	15.17%	$ 7,051	4.0%	$10,577	6.0%

Tier I capital (to average assets)
Consolidated	$26,579	8.05%	$13,199	4.0%	N/A	N/A
Bank	$26,750	8.11%	$13,196	4.0%	$16,495	5.0%

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
Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 21. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(in thousands)

Financial assets:
Cash and cash equivalents	$8,391	$8,391	$14,372	$14,372
Securities held-to-maturity	31,579	31,588	41,564	41,717
Securities available-for-sale	51,150	51,150	56,319	56,319
Restricted equity securities	2,315	2,315	1,357	1,357
Loans and loans held-for-sale, net	226,717	229,071	203,527	206,996
Accrued interest receivable	1,653	1,653	1,676	1,676

Financial liabilities:
Deposits	282,606	282,343	279,679	282,495
Repurchase agreements	14,907	14,907	12,017	12,017
Federal funds purchased and other
borrowed funds	6,407	6,629	8,040	8,450
Accrued interest payable	167	167	186	186

The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 2004 and 2003.

Note 22. Intangibles

As a result of the Company's purchase in 1997 of 100% of the stock of Liberty Savings Bank, an inactive New Hampshire guaranty savings bank, the excess of the purchase price paid over the assets acquired was amortized on a straight-line basis over 15 years. In 2002, this goodwill became impaired due to changes in New Hampshire's Interstate Branching law, and accordingly, the Company expensed the remaining balance, which amounted to $251,286.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 23. Condensed Financial Information (Parent Company)

The following financial statements are for Community Bancorp. (Parent Company), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiaries.

COMMUNITY BANCORP. (PARENT COMPANY)
CONDENSED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

ASSETS	2004	2003

Cash	$638,845	$399,416
Investment in subsidiary-Community National Bank	27,639,245	27,256,355
Other assets	204,754	73,519

Total assets	$28,482,844	$27,729,290

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Dividends payable	$439,398	$644,144

Total liabilities	439,398	644,144

Shareholders' equity
Common stock, $2.50 par value; 6,000,000 shares authorized, 4,037,548 shares issued at December 31, 2004 and 3,971,989 shares issued at
December 31, 2003 (including 12,811 shares issued February 1, 2005)	10,093,871	9,929,973
Additional paid-in capital	17,778,605	16,861,802
Retained earnings	2,776,011	1,971,870
Accumulated other comprehensive (loss) income	(168,679)	506,006
Less treasury stock, at cost (2004-198,444 shares; 2003-182,905 shares)	(2,436,362)	(2,184,505)

Total shareholders' equity	28,043,446	27,085,146

Total liabilities and shareholders' equity	$28,482,844	$27,729,290

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

COMMUNITY BANCORP. (PARENT COMPANY)
CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 2004, 2003, and 2002

	2004	2003	2002

Revenues
Dividends
Bank subsidiary-Community National Bank	$2,331,000	$371,000	$2,380,000
Non-bank subsidiary-Liberty Savings Bank	0	1,337,349	0
Other dividend income	600	375	0

Total revenues	2,331,600	1,708,724	2,380,000

Expenses
Administrative and other	164,466	121,021	88,899

Total expenses	164,466	121,021	88,899

Income before applicable income tax and equity in
undistributed net income of subsidiaries	2,167,134	1,587,703	2,291,101
Applicable income benefit	172,254	41,020	30,226

Income before equity in undistributed net income of
subsidiaries	2,339,388	1,628,723	2,321,327
Equity in undistributed net income of subsidiaries	1,057,576	2,169,543	918,645

Net income	$3,396,964	$3,798,266	$3,239,972

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

COMMUNITY BANCORP. (PARENT COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004, 2003, and 2002

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,396,964	$3,798,266	$3,239,972
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in undistributed net income of subsidiaries	(1,057,576)	(2,169,543)	(918,645)
(Increase) decrease in income taxes receivable	(131,234)	(10,794)	6,943
Decrease in other liabilities	0	0	(13,800)

Net cash provided by operating activities	2,208,154	1,617,929	2,314,470

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of stock in subsidiary-Liberty
Savings Bank	0	300,000	0
Purchase of investment available-for-sale	0	(32,500)	0

Net cash provided by investing activities	0	267,500	0

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(251,857)	(8,006)	(458,341)
Dividends paid	(1,716,868)	(1,699,182)	(1,639,849)

Net cash used in financing activities	(1,968,725)	(1,707,188)	(2,098,190)

Net increase in cash	239,429	178,241	216,280

Cash
Beginning	399,416	221,175	4,895

Ending	$638,845	$399,416	$221,175

SUPPLEMENTAL SCHEDULE OF CASH RECEIVED
DURING THE YEAR

Income taxes	$41,019	$30,225	$37,169

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Change in unrealized gain on securities available-for-sale	$(1,022,251)	$(725,677)	$1,452,263

Debentures converted to common stock	$0	$0	$1,000

Dividends paid:
Dividends declared	$2,592,823	$2,452,328	$2,274,997
(Increase) decrease in dividends payable attributable to
dividends declared	(6,304)	(232,087)	157,000
Dividends reinvested	(869,651)	(521,059)	(792,148)

	$1,716,868	$1,699,182	$1,639,849

Stock dividends	$0	$0	$2,798,870

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 24. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2004, 2003, and 2002 is presented below:

COMMUNITY BANCORP. AND SUBSIDIARIES

	Quarters in 2004 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,161,101	$4,177,138	$4,172,423	$4,455,683
Interest expense	1,255,820	1,226,265	1,145,625	1,134,460
Provision for loan losses	51,000	34,000	10,000	0
Securities gains	0	18,631	25,428	0
Non-interest income	663,209	884,152	855,239	815,101
Non-interest expense	2,740,438	2,777,099	2,875,104	2,806,849
Net income	763,842	819,201	800,123	1,013,798
Earnings per common share	0.20	0.22	0.21	0.26

	Quarters in 2003 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,332,512	$4,401,300	$4,541,547	$4,351,442
Interest expense	1,429,208	1,374,087	1,288,754	1,267,079
Provision for loan losses	75,000	18,000	10,000	20,000
Securities gains	142,904	0	0	0
Non-interest income	946,030	989,715	768,058	728,661
Non-interest expense	2,564,445	2,622,596	2,720,590	2,882,059
Net income	909,056	1,088,881	1,000,589	799,740
Earnings per common share	0.24	0.29	0.27	0.21

	Quarters in 2002 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,569,700	$4,584,951	$4,604,929	$4,619,048
Interest expense	1,793,377	1,691,977	1,648,130	1,546,426
Provision for loan losses	132,000	94,000	50,000	50,000
Securities gains	3,648	0	27,663	0
Non-interest income	692,716	1,172,345	731,163	722,984
Non-interest expense	2,572,473	2,585,323	2,594,852	2,774,355
Net income	615,924	948,460	801,209	874,379
Earnings per common share	0.17	0.25	0.21	0.24

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 25. Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years disclosed are as follows:

	2004	2003	2002

Income

Income from sold loans	$426,198	$1,168,275	$548,369
Gain from sale of Trust Department	0	0	617,355

Expenses

Printing and supplies	$219,379	$241,843	$245,964
State deposit tax	264,000	208,760	260,000
Loss on limited partnerships	292,915	403,374	708,473
Goodwill amortization	0	0	251,286
Advertising	213,309	205,664	202,000

Note 26. Subsequent Events

Effective December 28, 2004, the Company declared a cash dividend of $0.17 per share payable February 1, 2005 to shareholders of record as of January 15, 2005. This dividend has been recorded as of the declaration date.

In October of 2004, the Company began the first of three phases in the construction of an operations center adjoining the main office located on Route 5 in Derby, Vermont. Phase one consisted of the construction of a new three-lane drive up teller system; the third lane being served by a drive-up ATM. Phase two is the most significant part of the overall project as the Company broke ground for a new 17,000 square foot addition to the main office. On January 24, 2005, Community National Bank, a wholly-owned subsidiary of Community Bancorp., entered into a contract labeled as Phase 2/3 for a contracted amount totaling $3,370,826. The estimated date of completion of this project is November 15, 2005. The project is not expected to be significant to the 2005 financial condition and results of operations of the Company.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

For the Years Ended December 31, 2004, 2003, and 2002

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

OVERVIEW

The following Management's Discussion and Analysis explains in detail the results of 2004.

      As we predicted in the Overview to our 2003 Annual Report to Shareholders, mortgage activity slowed in 2004 and our spread, the difference between our cost of deposits and return on our assets, continued to shrink. As a result, our net income fell from $3,798,266 or $1.01 per share in 2003 to $3,396,964 or $0.89 a share in 2004.

      Total assets grew from $330,742,407 at the end of 2003 to $334,836,494 at the end of 2004. This increase is smaller than we expected, as more people presumably sought higher returns in the stock market rather than investing in the bank's deposit products.

      We were very gratified to see the loan portfolio grow from $204,277,612 at the end of 2003 to $227,799,788 at the end of 2004. This 11.5 % increase is in part the result of a special loan program we featured this year that provided attractive rates to commercial borrowers, as well as the introduction of a new variable rate mortgage that re-prices every five years.

      Non-interest income was down from $3,432,464 in 2003 to $3,217,701 in 2004. This decrease is in part due to lower security gains and in part to a drop in the number of mortgages that we sold in the secondary market. We believe that as rates bottomed in 2003, consumers took advantage of a window of opportunity to re-write their mortgages at a low fixed rate. This


window has closed somewhat, and we do not expect to see that level of mortgage activity in the foreseeable future. Service fees on deposit accounts were up significantly due to an increase in the fee schedule in the second quarter.

      Non-interest expense was up from $10,789,690 in 2003 to $11,199,490 in 2004. This 3.80% increase is attributable to higher salaries and benefits, particularly higher health care costs and higher occupancy expenses as our new Barre office was open for the full year.

      In October we broke ground for the new 17,000 square foot addition to our main office in Derby. We currently have 65 people working in space designed for 38, so the new space will be welcome. The result will be more privacy for our customers, the inclusion of a new drive up ATM, and a larger customer lobby with improved seating space for customers. It will also allow us to provide some construction jobs in the Northeast Kingdom and allow us to fill 2 needed support positions in the Bank.

      The following pages describe the financial results of our year in much more detail. Please take the time to read them to more fully understand 2004 in relation to other recent years. The discussion below should be read in conjunction with the Consolidated Financial Statements of the Company and related notes. This report includes forward-looking statements within the meaning of the Securities and Exchange Act of 1934 (the "Exchange Act").

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

      Management evaluates on an ongoing basis its judgment as to which policies are considered to be critical. Management believes that the calculation of the allowance for loan losses (ALL) is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the ALL, management utilizes historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, use of current economic indicators and their probable impact on borrowers and changes in delinquent, non-performing or impaired loans. Management's estimates used in the ALL may increase or decrease based on changes in these factors resulting in adjustments to the Company's provision for loan losses. Actual results could differ significantly from these estimates under different assumptions, judgments or conditions.

      Occasionally, the Company acquires property in connection with foreclosures or in satisfaction of debt previously contracted. To determine the value of property acquired in foreclosure, management often obtains independent appraisals for significant properties. Because the extent of any recovery on these loans depends largely on the amount the Company is able to realize upon liquidation of the underlying collateral, the recovery of a substantial portion of the carrying amount of foreclosed real estate is susceptible to changes in local market conditions. The amount of the change that is reasonably possible cannot be estimated. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

      Management utilizes numerous techniques to estimate the carrying value of various assets held by the Company, including, but not limited to, property, plant and equipment, mortgage servicing rights, and deferred taxes. The assumptions considered in making these estimates are based on historical experience and on various other factors that are believed by management to be reasonable under the circumstances. Management acknowledges that the use of different estimates or assumptions could produce different estimates of carrying values.

RESULTS OF OPERATIONS

      The Company's net income of $3.4 million for the year ended December 31, 2004 represented a decrease of 10.6% from $3.8 million for the 2003 calendar year, compared to a 17.2% increase for 2003 over 2002. This was primarily due to a return in 2004 to levels of residential mortgage loan activity more in line with historical levels after the spike in the sold mortgage activity during the low rate environment of 2003 and 2002. Originations of loans sold on the secondary market in 2004 was $35.4 million compared to $61.5 million in 2003 and $44.2 million in 2002. The prolonged low interest rates created refinancing opportunities during 2002 and 2003 that were exhausted by 2004. The lower volume in mortgage activity resulted in a decrease in income and the related service fees in 2004 compared to 2003. A gain on the sale of some corporate bonds, as well as a decrease in the provision for loan losses, also contributed significantly to earnings in 2003 over 2002. Earnings for 2004, 2003 and 2002 resulted in earnings per share of $0.89, $1.01, and $0.87, respectively. The Company's average assets grew by 4.2% in 2004 resulting in total average assets of $329.3 million during 2004, compared to average assets of $316.1 million during 2003. The Company's growth came from an increase in commercial loans. Growth of the Company's assets, together with lower earnings, resulted in a return on average assets of 1.03% for 2004, compared to 1.20% for 2003.

      Return on average assets (ROA), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity (ROE), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings. The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

	December 31,
	2004	2003	2002

Return on Average Assets	1.03%	1.20%	1.09%
Return on Average Equity	12.32%	14.28%	13.33%
Dividend Payout Ratio	76.40%	63.37%	73.56%
Ave. Equity to Ave. Assets Ratio	8.38%	8.41%	8.21%

The following table summarizes the earnings performance and balance sheet data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

Year Ended December 31,	2004	2003	2002	2001	2000
	(Dollars in Thousands, except per share data)

Total Interest Income	$16,966	$17,627	$18,379	$19,044	$18,435
Total Interest Expense	(4,762)	(5,359)	(6,680)	(8,586)	(8,789)

Net Interest Income	12,204	12,268	11,699	10,458	9,646
Provision for Loan Losses	(95)	(123)	(326)	(410)	(384)
Non-Interest Income	3,218	3,432	3,319	2,344	1,865
Non-Interest Expense	(11,200)	(10,790)	(10,527)	(8,719)	(7,929)

Income Before Income Taxes	4,127	4,787	4,165	3,673	3,198
Applicable Income Taxes (1)	(730)	(989)	(925)	(875)	(776)

Net Income	$3,397	$3,798	$3,240	$2,798	$2,422

Balance Sheet Data:

Net Loans	$226,716	$203,526	$204,047	$190,197	$174,778
Total Assets	334,836	330,742	309,228	288,678	252,785
Total Deposits	282,606	279,679	260,922	238,070	208,385
Borrowed Funds	6,407	8,040	5,040	5,055	5,592
Total Liabilities	306,793	303,657	283,523	265,231	230,255
Total Shareholders' Equity	28,043	27,085	25,705	23,447	22,530

Per Share Data: (2)

Earnings per Share	$0.89	$1.01	$0.87	$0.75	$0.65
Cash Dividends Declared	$0.68	$0.64	$0.64	$0.64	$0.64
Weighted Average Number of Common
Shares Outstanding	3,819,899	3,772,748	3,736,786	3,722,953	3,721,154
Number of Common Shares Outstanding	3,839,104	3,789,084	3,756,701	3,734,439	3,699,752

(1)

Applicable income taxes above includes the income tax effect, assuming a 34% tax rate, on securities gains (losses), which totaled $14,980 in 2004, $48,587 in 2003, $10,646 in 2002, $58,106 in 2001, and $(6,386) in 2000.

(2)	All per share data for calendar years prior to 2002 have been restated to reflect a 5% stock dividend declared in the last quarter of 2002.

INTEREST INCOME VERSUS INTEREST EXPENSE

      The largest component of the Company's operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings). The Company's level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate). Tables A and B below provide a visual comparison for each period. A portion of the Company's income from municipal investments is not subject to income taxes. Because the proportion of tax-exempt items in the Company's portfolio varies from period-to-period, to improve comparability of information across periods, the non-taxable income shown in table A and B below has been converted to a tax equivalent amount. Because the Company's corporate tax rate is 34%, to equalize tax-free and taxable income in the comparison, we must divide the tax-free income by 66%, with the result that every tax-free dollar is equivalent to $1.52 in taxable income.


      The following table provides a reconciliation between net interest income presented in the statement of income and the tax equivalent net interest income presented in Table A below for the 12 months comparison periods of 2004, 2003, and 2002.

	For the year ended December 31,
	2004	2003	2002
	(Dollars in Thousands)

Net interest income as presented	$12,204	$12,267	$11,699
Effect of tax-exempt income	527	484	503

Net interest income, tax equivalent	$12,731	$12,751	$12,202

      The table below presents the following information for each of the last three fiscal years: average earning assets (including non-accrual loans) and average interest-bearing liabilities supporting earning assets; and tax equivalent interest income and interest expense expressed both in dollars and as a rate/yield.

Table A
AVERAGE BALANCES AND INTEREST RATES

	2004			2003			2002
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)

EARNING ASSETS

Loans (1)	$212,460	$13,870	6.53%	$205,237	$14,215	6.93%	$196,528	$14,468	7.36%
Taxable Investment
Securities	55,621	1,974	3.55%	56,632	2,394	4.23%	54,085	2,820	5.21%
Tax-exempt Investment
Securities	37,386	1,551	4.15%	33,382	1,422	4.26%	26,053	1,479	5.68%

Federal Funds Sold	1,146	12	1.05%	1,465	15	0.96%	1,852	29	1.57%

Overnight Deposits	2,059	26	1.26%	2,114	19	0.90%	2,937	37	1.26%

Other Securities (2)	1,969	60	3.05%	1,346	45	3.34%	1,297	49	3.78%

TOTAL	$310,641	$17,493	5.63%	$300,176	$18,110	6.03%	$282,752	$18,882	6.68%

INTEREST-BEARING LIABILITIES

Savings Deposits	$ 45,154	$ 164	0.36%	$ 40,744	$ 254	0.62%	$ 35,952	$ 454	1.26%
NOW and Money Market
Funds	91,258	1,272	1.39%	89,827	1,450	1.61%	82,308	1,949	2.37%

Time Deposits	100,656	2,903	2.88%	102,538	3,265	3.18%	99,886	3,671	3.68%

Other Borrowed Funds	8,763	298	3.40%	6,449	269	4.17%	7,305	335	4.59%

Repurchase Agreements	12,880	125	0.97%	11,686	121	1.04%	12,604	271	2.15%

TOTAL	$258,711	$ 4,762	1.84%	$251,244	$ 5,359	2.13%	$238,055	$ 6,680	2.81%

Net Interest Income		$12,731			$12,751			$12,202
Net Interest Spread (3)			3.79%			3.90%			3.87%
Interest Differential (4)			4.10%			4.25%			4.32%

(1)	Included in gross loans are non-accrual loans with an average balance of $1,191,852 for 2004, $1,377,720 for 2003, and $1,369,154 for 2002.
(2)	Included in other securities for 2002 are taxable industrial development bonds issued by the Vermont Economic Development Authority (VEDA), with tax equivalent income of $226.
(3)	Net interest spread is the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(4)	Interest differential is tax equivalent net interest income divided by average earning assets.


      Interest income from loans accounts for approximately 79.3% of total interest income for 2004, reporting $13.9 million for 2004, $14.2 million for 2003, and $14.5 million for 2002, with average yields of 6.53%, 6.93%, and 7.36%, respectively. Although an increase in the average volume of loans is noted, the rate charged on these assets has decreased throughout the comparison period clearly supporting the decrease in interest earned for 2004 compared to 2003. From 2001 through July of 2004 interest rates were at a 40-year low. This affected the Company's interest income in several ways. First and foremost, some of the Company's loans are contractually allowed to reprice based on benchmarks such as Prime Rate and the Federal Housing Finance Board Contract Rate. During the sustained low rate environment, as these loans repriced, the rate that the customer paid on the loan was reduced, resulting in a reduction in interest income to the Company. Second, the low interest rate environment created a highly competitive marketplace for new loan activity. Therefore, interest rates on new loans were lower than previously experienced. Furthermore, cash flows and payoffs of loans that were reinvested in other investments such as securities were also at the lower rates. The Company's decision to sell fixed rate loans on the secondary market in this historically low interest rate environment is a strategy to protect the interest margin in the future. Furthermore, the Company retains the servicing rights on the sold loans which generate fee income. During this same time period, the Company introduced a booster loan program for commercial real estate and equipment loans. This created $15.1 million in new loans at very competitive rates. The increase in loan volume helped to offset the decreases in rates, thereby minimizing the loss of interest income due to the lower rates. During the third and fourth quarters of 2004, there were three increases in the prime rate of 25 basis points each. During the fourth quarter of 2004, the Company started seeing the benefit of its asset sensitive balance sheet as loans began to reprice to the higher rates.

      The low rate environment that has prevailed in recent years favorably affected the Company's interest costs during 2004. Interest expense on time deposits accounts for approximately 40.8% of total interest expense for 2004. This compares to 61.0% for the previous year. Totals for the comparison periods were $2.9 million for 2004, $3.3 million for 2003, and $3.7 million for 2002, with average rates paid of 2.88%, 3.18%, and 3.68%, respectively. This decrease is due to an overall decrease in the average balances in time deposits of $1.9 million as deposits have shifted into non-maturing, lower rate products such as savings and money market funds. The Company was able to partially compensate for the decrease in revenue from lower interest rates earned on assets by maintaining low interest rates paid on the deposit portfolio as the market would allow. Maintaining spreads has been particularly challenging in a sustained low rate environment. The combination of a rising rate environment and the asset sensitive balance sheet should prove to positively effect spreads. However, a potentially flattening yield curve (short-term rates increasing faster than long-term rates) could delay the benefits of the rising rates.

      Growth of the balance sheet, and low non-performing assets have helped to maintain net interest spreads in the low rate environment. As anticipated, a decrease in the spread was recognized during 2004, as the asset base continued to reprice to the lower rates faster than funding costs were reduced during the first three quarters of the year. To compensate for the compression in spreads, the Company sought more opportunities to increase non-interest income, while seeking to control expenses.

The following table summarizes the variances in income for the years 2004, 2003, and 2002 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid.

Table B
CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

	2004 vs. 2003			2003 vs. 2002
	Variance Due to (1)		Total	Variance Due to (1)		Total
RATE VOLUME	Rate	Volume	Variance	Rate	Volume	Variance
	(Dollars in Thousands)

Income-Earning Assets

Loans (2)	$(845)	$500	$(345)	$(894)	$641	$(253)
Taxable Investment Securities	(384)	(36)	(420)	(559)	133	(426)
Tax-exempt Investment Securities	(43)	171	128	(472)	416	(56)
Federal Funds Sold	1	(3)	(2)	(11)	(4)	(15)
Overnight Deposits	8	(1)	7	(11)	(7)	(18)
Other Securities	(6)	21	15	(6)	2	(4)

Total Interest Earnings	$(1,269)	$652	$(617)	$(1,953)	$1,181	$(772)

Interest-Bearing Liabilities

Savings Deposits	$(117)	$27	$(90)	$(261)	$61	$(200)
NOW and Money Market Funds	(201)	23	(178)	(677)	178	(499)
Time Deposits	(308)	(54)	(362)	(503)	97	(406)
Other Borrowed Funds	(68)	97	29	(30)	(36)	(66)
Repurchase Agreements	(8)	12	4	(140)	(10)	(150)

Total Interest Expense	$(702)	$105	$(597)	$(1,611)	$290	$(1,321)

(1)	Items which have shown a year-to-year increase in volume have variances allocated as follows:
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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income declined to $3.2 million in 2004, from $3.4 million in 2003, or approximately 5.9%. Non-interest income for 2003 represented a 3.0% increase over 2002 non-interest income of $3.3 million. Income from sold loans is the largest single item that contributes to total non-interest income. Originations of loans sold to the secondary market were $35.4 million in 2004. This compares to approximately $61.5 million in 2003, and $44.2 million in 2002 when originations of loans sold to the secondary market generated all-time high point fee and service fee income for the respective years. Although originations were not as high as the two preceding years, 2004 was still considered a strong year and the Company will continue to benefit from higher servicing fee income from the record sales in 2003 and 2002. Additionally, in 2003, gain on sales of securities contributed $142,904 to non-interest income, and in 2002, a gain of $617,355 was recognized from the sale of the Company's trust operations, contributing to these increases. During 2004, an increase in service fees, as well as currency exchange income of $198,000 helped to partially offset lower income from loan sales to the secondary market and from securities gains.


Non-interest Expense: The Company's non-interest expense increased to $11.2 million for 2004, from $10.8 million in 2003, an increase of approximately $409,800, or 3.8%. Non-interest expense was up slightly from 2003 levels in absolute dollar terms, as well as a percentage of total assets (3.34% for 2004 versus 3.26% for 2003). Non-interest expense increased by $262,687 in 2003, from $10.5 million in 2002, but actually declined slightly as a percentage of total assets from the 2002 level 3.40% of total assets. Salaries, wages and employee benefits increased throughout the comparison periods with increases of $352,506 from 2003 to 2004 and $500,483 from 2002 to 2003. The increase for 2004 is due in part to annual salary increases as well as an increase in health benefit payments for several major unforeseen claims against the Company's self-insured health plan that fell below the individual and aggregate insured stop loss limit as defined by the plan. Increases in salaries and benefits for 2003 were due in part to the additional staff in the Central Vermont offices, as well as annual salary increases and higher employee benefit costs. Also contributing to the increase in non-interest expense in 2003 was the cost of the temporary facilities and start-up costs of the Barre offices.

      Total losses relating to various limited partnership investments constitute a generous portion of non-interest expenses. These losses amounted to $292,915 in 2004, $403,374 in 2003, and $708,473 in 2002. These investments involve financing of low income housing projects throughout the Company's market area, and offer tax benefits for participants, including tax credits. The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit. Investment in limited partnerships with qualified rehabilitation credits results in a large portion of the benefit received in the form of tax credits in the first year, resulting in a lower tax expense. Consistent with applying the effective yield method, amortization of the asset is also proportionately larger in the first year.

      Many of the components of non-interest expenses are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate figures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

      Provisions for income taxes decreased approximately 26.2% for 2004 versus 2003 and increased approximately 6.9% for 2003 versus 2002. The decrease for 2004 is attributable to lower net income and the tax effect of a capital loss recognized in 2004 related to the Company's sale in 2003 of the Liberty Saving Bank charter. The increase in computed tax expense for 2003 is consistent with increased earnings. Tax credits for the investments in the limited partnerships mentioned above amounted to $248,521 for 2004, compared to $361,876 for 2003 and $288,934 for 2002.

CHANGES IN FINANCIAL CONDITION

      The Company had total average assets of $329.3 million during 2004 and $316.1 million during 2003, representing a 4.2% growth in average assets. Average earning assets grew by 3.5% with totals of $310.6 million during 2004 compared to average earning assets of just over $300 million during 2003. The growth of the balance sheet during 2004 was mostly due to a new booster loan program for commercial loans, contributing to the $7 million increase in average gross loans. This new commercial loan program, introduced in 2004, offers very competitive rates and was well received by our business customers. Growth in 2004 was evident in the investment portfolio as well, with an increase of $4.0 million in the municipal portfolio. The portfolio of government bonds and agency securities did not increase from 2003 to 2004 as maturities were used to help fund loan growth.

      Changes to liabilities, which also provide funding for the growth in assets, came from an increase in total average liabilities of $12.2 million. Average demand deposits increased by $5.3 million, average NOW and money market accounts increased by $1.4 million, average savings accounts increased by $4.4 million while average total time deposits decreased by $1.9 million. Average borrowed funds increased by $2.3 million and average repurchase agreements increased by $1.2 million. The decrease in time deposits has been a trend that the Company has acknowledged as a result of the prolonged low interest rate environment. This trend is due to customers shifting funds to non-maturing products, such as savings or money market funds; parking the funds while they wait for rates to increase on the time deposits or assess other investment opportunities, such as the stock market. The overall increase in deposits is partially due to the growth in Central Vermont, the Company's newest market, and increases in municipal accounts.


      Repurchase agreements ended the years of 2004 and 2003 at average volumes of $12.9 million and $11.7 million, respectively, resulting in an increase of $1.2 million. As required, securities from our investment portfolio are pledged against these agreements with a book value of $17.3 million and $14.2 million, respectively, for year end 2004 and 2003, and a fair value of $17.2 million and $14.5 million, respectively.

The following table provides a visual comparison of the breakdown of average assets and liabilities as well as shareholders' equity for the comparison periods.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

	Year ended December 31,
	2004		2003		2002
AVERAGE ASSETS	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)

Taxable Investment Securities (1)	$55,621	16.89%	$56,632	17.91%	$54,085	18.27%
Tax-exempt Investment Securities (1)	37,386	11.35%	33,382	10.56%	26,053	8.80%
Other Securities (1)	1,969	0.60%	1,346	0.43%	1,297	0.44%

Total Investment Securities	94,976	28.84%	91,360	28.90%	81,435	27.51%

Cash and Due from Banks
Non-Interest Bearing	7,816	2.37%	7,377	2.33%	6,676	2.26%
Overnight Deposits	2,059	0.63%	2,114	0.67%	2,937	0.99%
Federal Funds Sold	1,146	0.35%	1,465	0.46%	1,852	0.63%
Gross Loans	212,460	64.52%	205,237	64.93%	196,528	66.39%
Reserve for Loan Losses and Accrued Fees	(3,004)	-0.91%	(3,056)	-0.97%	(3,093)	-1.05%
Premises and Equipment	7,713	2.34%	5,344	1.69%	4,905	1.66%
Other Real Estate Owned	103	0.03%	59	0.02%	60	0.02%
Other Assets	6,020	1.83%	6,211	1.97%	4,713	1.59%

Total Average Assets	$329,289	100%	$316,111	100%	$296,013	100%

AVERAGE LIABILITIES

Demand Deposits	$40,140	12.19%	$34,817	11.01%	$30,995	10.47%
Now and Money Market Accounts	91,258	27.71%	89,827	28.42%	82,308	27.81%
Savings Accounts	45,154	13.71%	40,744	12.89%	35,952	12.15%
Time Deposits	100,656	30.57%	102,538	32.44%	99,886	33.74%

Total Deposits	277,208	84.18%	267,926	84.76%	249,141	84.17%

Other Borrowed Funds	8,763	2.66%	6,449	2.04%	7,305	2.47%
Repurchase Agreements	12,880	3.91%	11,686	3.70%	12,604	4.26%
Other Liabilities	2,859	0.87%	3,459	1.09%	2,651	0.89%

Total Average Liabilities	$301,710	91.62%	$289,520	91.59%	$271,701	91.79%

AVERAGE SHAREHOLDERS' EQUITY

Common Stock	$10,021	3.04%	$9,889	3.13%	$9,336	3.16%
Surplus	17,373	5.28%	16,640	5.26%	13,736	4.64%
Retained Earnings	2,250	0.68%	1,462	0.46%	2,967	1.00%
Less: Treasury Stock	(2,277)	-0.69%	(2,183)	-0.69%	(2,089)	-0.71%
Accumulated Other Comprehensive
Income (1)	212	0.07%	783	0.25%	362	0.12%

Total Average Shareholders' Equity	27,579	8.38%	26,591	8.41%	24,312	8.21%

Total Average Liability and
Shareholders' E quity	$329,289	100%	$316,111	100%	$296,013	100%

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
RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management-Management actively monitors and manages its interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's Asset/Liability Management Committee (ALCO) formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The ALCO meets monthly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company's interest rate risk. In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved by the Company's Board of Directors. The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet.

      Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company's financial instruments also change, thereby impacting net interest income (NII), the primary component of the Company's earnings. Fluctuations in interest rates can also have an impact on liquidity. The ALCO uses an outside consultant to perform rate shock simulations to the Company's net interest income, as well as a variety of other analyses. It is the ALCO's function to provide the assumptions used in the modeling process. The ALCO utilizes the results of this simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes. The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company's balance sheet. Furthermore, the model simulates the balance sheet's sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing a flattening yield curve as well. This sensitivity analysis is compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 basis point (bp) shift upward and a 100 bp shift downward in interest rates. The analysis also provides a summary of the Company's liquidity position. Furthermore, the analysis provides testing of the assumptions used in previous simulation models by comparing the projected NII with actual NII. The asset/liability simulation model provides management with an important tool for making sound economic decisions regarding the balance sheet.

      While assumptions are developed based upon current economic and local market conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

      The following reflects the Company's NII sensitivity analysis over one and two year horizons, assuming a parallel shift of the yield curve, as prepared by the consultant's review and measured as of December 31, 2004;

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-1.44%	Down 100 basis points	-4.57%
Up 200 basis points	-2.21%	Up 200 basis points	5.07%

      The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including, among others, the nature and timing of interest rate levels, yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.


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

      The following tables set forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2004 and December 31, 2003. The Company prepares its interest rate sensitivity "gap" analysis by scheduling assets and liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual term of the assets and liabilities, except that:

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


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

GAP ANALYSIS
Community Bancorp. & Subsidiary
December 31, 2004
Cumulative repriced within:

	3 Months	4 to 12	1 to 3	3 to 5	Over 5
	or less	Months	Years	Years	Years	Total
	(Dollars in Thousands, by repricing date)

Interest sensitive assets:
Federal funds sold	$0	$0	$0	$0	$0	$0
Overnight deposits	0	0	0	0	0	0
Investments-
Available for Sale	3,007	10,116	17,138	18,818	2,071	51,150
Held to Maturity	948	26,486	970	709	2,466	31,579
Restricted equity securities	0	0	0	0	2,315	2,315
Loans (1)	53,100	43,963	39,874	27,355	64,476	228,768

Total interest sensitive assets	$57,055	$80,565	$57,982	$46,882	$71,328	$313,812

Interest sensitive liabilities:
Time deposits $100,000 and over	$1,206	$7,809	$10,735	$2,055	$0	$21,805
Other time deposits	9,715	30,797	29,302	6,471	0	76,285
Money markets	806	29,066	0	0	24,000	53,872
Regular savings	0	17,288	0	0	30,000	47,288
Now accounts	0	0	0	0	40,631	40,631
Borrowed funds	1,367	0	30	0	5,010	6,407
Repurchase agreements	14,908	0	0	0	0	14,908

Total interest sensitive
liabilities	$28,002	$84,960	$40,067	$8,526	$99,641	$261,196

Net interest rate sensitivity gap	$29,053	$(4,395)	$17,915	$38,356	$(28,313)
Cumulative net interest rate
sensitivity gap	$29,053	$24,658	$42,573	$80,929	$52,616
Cumulative net interest rate
sensitivity gap as a percentage
of total assets	8.68%	7.36%	12.71%	24.17%	15.71%
Cumulative interest sensitivity gap
as a percentage of total interest-
earning assets	9.26%	7.86%	13.57%	25.79%	16.77%
Cumulative interest earning assets
as a percentage of cumulative
interest-bearing liabilities	203.75%	121.83%	127.82%	150.09%	120.14%

(1)	Loan totals exclude non-accruing loans amounting to $865,443.

GAP ANALYSIS
Community Bancorp. & Subsidiary
December 31, 2003
Cumulative repriced within:

	3 Months	4 to 12	1 to 3	3 to 5	Over 5
	or less	Months	Years	Years	Years	Total
	(Dollars in Thousands, by repricing date)

Interest sensitive assets:
Federal funds sold	$1,250	$0	$0	$0	$0	$1,250
Overnight deposits	1,501	0	0	0	0	1,501
Investments-
Available for Sale	0	5,162	25,943	17,994	7,220	56,319
Held to Maturity	1,574	32,861	2,001	674	4,454	41,564
Restricted equity securities	0	0	0	0	1,357	1,357
Loans (1)	45,123	51,749	39,262	16,198	52,903	205,235

Total interest sensitive assets	$49,448	$89,772	$67,206	$34,866	$65,934	$307,226

Interest sensitive liabilities:
Time deposits $100,000 and over	$923	$8,153	$8,115	$4,925	$0	$22,116
Other time deposits	9,612	35,083	24,910	10,044	0	79,649
Money markets	994	38,777	0	0	20,000	59,771
Regular savings	0	13,507	0	0	28,000	41,507
Now and super now accounts	0	0	0	0	38,438	38,438
Borrowed funds	3,000	0	0	30	5,010	8,040
Repurchase agreements	12,017	0	0	0	0	12,017

Total interest sensitive
liabilities	$26,546	$95,520	$33,025	$14,999	$91,448	$261,538

Net interest rate sensitivity gap	$22,902	$(5,748)	$34,181	$19,867	$(25,514)
Cumulative net interest rate
sensitivity gap	$22,902	$17,154	$51,335	$71,202	$45,688
Cumulative net interest rate
sensitivity gap as a percentage
of total assets	6.92%	5.19%	15.52%	21.53%	13.81%
Cumulative interest sensitivity gap
as a percentage of total interest-
earning assets	7.45%	5.58%	16.71%	23.18%	14.87%
Cumulative interest earning assets
as a percentage of cumulative
interest-bearing liabilities	186.27%	114.05%	133.10%	141.86%	117.47%

(1)	Loan totals exclude non-accruing loans amounting to $1,294,534.

Credit Risk-A primary concern of management is to reduce the exposure to credit loss within the loan portfolio. Management follows established underwriting guidelines, and any exceptions to the policy must be approved by a loan officer with higher authority than the loan officer originating the loan. The adequacy of the loan loss coverage is reviewed quarterly by the risk management committee of the Board of Directors. This committee meets to discuss, among other matters, potential exposures, historical loss experience, and overall economic conditions. Existing or potential problems are noted and addressed by senior management in order to assess the risk of probable loss or delinquency. A variety of loans are reviewed periodically by an independent firm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures, as well as those set by the regulatory authorities. The Company also employs a Credit Administration Officer whose duties include monitoring and reporting on the status of the loan portfolio including delinquent and non-performing loans.

The following table reflects the composition of the Company's loan portfolio, including loans held for sale, as of December 31,

COMPOSITION OF LOAN PORTFOLIO

	2004		2003		2002		2001		2000
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)

Real Estate Loans
Construction & Land
Development	$11,646	5.07%	$8,929	4.32%	$9,969	4.81%	$3,365	1.74%	$1,021	0.58%
Farm Land	2,496	1.09%	2,783	1.35%	2,818	1.36%	2,597	1.34%	2,939	1.66%
1-4 Family Residential	127,555	55.55%	120,848	58.51%	121,138	58.50%	116,281	60.20%	107,411	60.50%
Commercial Real Estate	43,610	18.99%	33,422	16.18%	30,277	14.62%	32,924	17.05%	29,133	16.41%
Loans to Finance
Agricultural Production	443	0.19%	529	0.26%	369	0.18%	432	0.22%	646	0.36%
Commercial & Industrial	21,592	9.40%	16,951	8.21%	18,846	9.10%	13,340	6.91%	13,989	7.88%
Consumer Loans	21,716	9.46%	22,517	10.90%	23,110	11.16%	23,820	12.33%	22,223	12.52%
All Other Loans	575	0.25%	552	0.27%	556	0.27%	397	0.21%	164	0.09%

Gross Loans	229,633	100%	206,531	100%	207,083	100%	193,156	100%	177,526	100%

Less:
Reserve for Loan Losses	(2,153)	-0.94%	(2,199)	-1.06%	(2,156)	-1.04%	(2,008)	-1.04%	(1,797)	-1.01%
Deferred Loan Fees	(764)	-0.33%	(805)	-0.39%	(880)	-0.43%	(951)	-0.49%	(951)	-0.54%

Net Loans	$226,716	98.73%	$203,527	98.55%	$204,047	98.53%	$190,197	98.47%	$174,778	98.45%

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2004.

MATURITY SCHEDULE

	Fixed Rate Loans				Variable Rate Loans
	Within	1 - 5	After		Within	1 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)

Real Estate
Construction & Land Development	$7,545	$94	$264	$7,903	$2,985	$527	$231	$3,743
Secured by Farm Land	0	0	550	550	1,838	108	0	1,946
Commercial Real Estate	184	1,919	10,902	13,005	14,751	5,961	9,893	30,605
Loans to Finance Agricultural
Production	0	49	0	49	394	0	0	394
Commercial & Industrial Loans	1,112	7,386	927	9,425	9,351	2,405	411	12,167

Total	$8,841	$9,448	$12,643	$30,932	$29,319	$9,001	$10,535	$48,855

Allowance for loan losses and provisions-The Company continues to maintain an allowance for loan losses at a level that management believes is adequate to absorb losses inherent in the loan portfolio. As of December 31, 2004, the Company maintained a residential loan portfolio of $128 million and a commercial real estate portfolio (including construction, land development and farm land loans) of $58 million, together accounting for approximately 81% of the total loan portfolio. The Company's commercial loan portfolio includes loans that carry guarantees from government programs. At December 31, 2004, the Company had $14.6 million in guaranteed loans, compared to $13.4 million at December 31, 2003. This volume, together with the low historical loan loss experience in these portfolios, helps to support the Company's basis for loan loss coverage. Furthermore, the Company is committed to a conservative lending philosophy and maintains high credit and underwriting standards. The allowance for loan loss uses qualitative factors to simulate current lending conditions. The lenders and credit administration staffs are highly skilled and dedicated to the high standards and expectations of the Company. The expansion into Central Vermont has given the Company an opportunity to diversify the geographic risk in the loan portfolio with loans from a stronger economic community. When the Company expanded into the new market in Central


Vermont, experienced lenders were hired and trained to be sure that the same high level of standards would be followed for the loans originated in this new market; all credit administration and underwriting is centralized to ensure consistency. Although net losses were higher for 2004 than the prior year, 2003 was a record low year for the Company. The summary of loan losses below reflects losses that are well below industry standards as a percentage of average loans as reported in the Uniform Bank Performance Report.

The following table summarizes the Company's loan loss experience for each of the last five years.

SUMMARY OF LOAN LOSS EXPERIENCE

December 31,	2004	2003	2002	2001	2000
	(Dollars in Thousands)

Loans Outstanding End of Period	$229,633	$206,531	$207,083	$193,156	$177,526

Average Loans Outstanding During Period	$212,460	$205,237	$196,528	$181,631	$165,176

Loan Loss Reserve, Beginning of Period	$2,199	$2,156	$2,008	$1,797	$1,715

Loans Charged Off:
Residential Real Estate Loans	26	2	55	60	83
Commercial Real Estate Loans	0	10	0	1	94
Commercial Loans not Secured
by Real Estate	54	0	5	3	15
Consumer Loans	189	185	237	274	246

Total	269	197	297	338	438

Recoveries:
Residential Real Estate Loans	1	4	3	5	13
Commercial Real Estate Loans	0	0	0	0	4
Commercial Loans not Secured
by Real Estate	12	3	4	7	12
Consumer Loans	115	110	112	127	107

Total	128	117	119	139	136

Net Loans Charged Off	141	80	178	199	302
Provision Charged to Income	95	123	326	410	384

Loan Loss Reserve, End of Period	$2,153	$2,199	$2,156	$2,008	$1,797

Net Losses as a Percent of Average Loans	0.07%	0.04%	0.09%	0.11%	0.18%
Provision Charged to Income as a Percent
of Average Loans	0.04%	0.06%	0.17%	0.23%	0.23%
At End of Period:
Loan Loss Reserve as a Percent of
Outstanding Loans	0.94%	1.06%	1.04%	1.04%	1.01%

A comparison of non-performing assets reveals decreases of 19% and 29%, respectively for 2004 compared to 2003 and 2003 compared to 2002. Non-performing assets were made up of the following:

NON PERFORMING ASSETS

December 31,	2004	2003	2002	2001	2000
	(Dollars in Thousands)

Accruing Loans Past Due 90 Days or More:
Consumer	$0	$4	$16	$16	$9
Commercial	50	0	1	0	7
Commercial Real Estate	0	0	198	4	0
Residential Real Estate	137	15	142	39	34

Total	187	19	357	59	50

Non-accrual Loans	865	1,295	1,631	1,571	1,415

Total Non-accrual, Past Due Loans	1,052	1,314	1,988	1,630	1,465
Other Real Estate Owned	83	88	0	60	201

Total Non Performing Loans	$1,135	$1,402	$1,988	$1,690	$1,666

Percent of Gross Loans	0.49%	0.68%	0.96%	0.87%	0.94%
Reserve Coverage of Non Performing Loans	189.69%	156.85%	108.45%	118.82%	107.86%

      When a loan reaches non-accrual status, it is determined that future collection of interest and principal is doubtful. At this point, the Company's policy is to reverse the accrued interest against current income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability to resume normal payments. Our portfolio of non-accrual loans for the years ended 2004, 2003, 2002, 2001, and 2000, are made up primarily of residential real estate loans. Management does not anticipate any substantial effect to future operations if any of these loans are liquidated. Although interest on non-accrual loans is included in income only to the extent received from the borrower, deferred taxes are calculated monthly, based on the accrued interest of all non-accrual loans. This accrued interest amounted to $11,287 in 2004, $107,073 in 2003, $401,758 in 2002, $404,880 in 2001, and $369,536 in 2000. The decrease in accrued interest from 2003 to 2004 is attributable to the change from non-accrual to accrual status on loans that had been in the non-accrual portfolio for a number of years.

      Other real estate owned is made up of property that the Company has acquired by deed in lieu of foreclosure or through normal foreclosure proceedings, and property that the Company does not hold title to but is in actual control of, known as in-substance foreclosure. The estimated fair market value of the property is determined prior to transferring the balance to other real estate owned. The balance transferred to OREO is the lesser of the estimated fair market value of the property, or the book value of the loan, less estimated cost to sell. A write-down may be deemed necessary to bring the book value of the loan equal to the appraised value. Appraisals or loan officer evaluations are then done periodically thereafter charging any additional write-downs to the appropriate expense account.

      Specific allocations are made in the allowance for loan losses in situations management believes may represent a greater risk for loss. In addition, a portion of the allowance (termed "unallocated") is established to absorb inherent losses that probably exist as of the valuation date although not identified through management's objective processes for estimated credit losses. A quarterly review of various qualitative factors, including levels of, and trends in, delinquencies and non-accruals and national and local economic trends and conditions, helps to ensure that areas with potential risk are noted and coverage increased or decreased to reflect the trends in delinquencies and non-accruals. Residential mortgage loans make up the largest part of the loan portfolio and have the lowest historical loss ratio, helping to alleviate the overall risk. While the allowance is described as consisting of separate allocated portions, the entire allowance is available to support loan losses, regardless of category.


Allocation of the allowance for loan losses, as well as the percent of loans in each category to total loans (1).
December 31,	2004	%	2003	%	2002	%	2001	%	2000	%
	(Dollars in Thousands)

Domestic
Residential Real Estate	$725	55%	$809	59%	$873	59%	$838	60%	$467	60%
Commercial (2)	936	35%	786	30%	646	30%	595	27%	534	27%
Consumer	260	10%	325	11%	430	11%	493	13%	492	13%
Unallocated	232	0%	279	0%	207	0%	82	0%	304	0%

Total	$2,153	100%	$2,199	100%	$2,156	100%	$2,008	100%	$1,797	100%

(1)	The Company has no foreign loans, therefore, allocations for this category are not necessary.
(2)	Includes commercial loans secured by real estate, as well as unsecured commercial loans and those secured by other types of collateral.

Market Risk-In addition to credit risk in the Company's loan portfolio and liquidity risk, the Company's business activities also generate market risk. Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product. As discussed above under "Interest Rate Risk and Asset and Liability Management", the Company actively monitors and manages its interest rate risk through the ALCO process.

INVESTMENT SECURITIES

      The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company's portfolio of available-for-sale securities decreased approximately $5.1 million in 2004, from $56.3 million to $51.2 million as of December 31, 2004. Additionally, as of December 31, 2004, the Company held in its investment portfolio U.S. Government agency securities and Obligations of State and Political Subdivisions classified as held-to-maturity, with a book value of $31.6 million, compared to $41.5 million as of December 31, 2003.

      Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as "trading securities" are marked to market with any gain or loss charged to income. The Company's investment policy does not permit the holding of trading securities. Securities classified as "held-to-maturity" are to be held at book value. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. These figures amounted to an unrealized loss after taxes of $168,679 at the end of 2004 compared to an unrealized gain of $506,006 as of December 31, 2003.

      Some of the Company's investment portfolios have a "call" feature, meaning that the issuer may call in the investment, before maturity, at predetermined call dates and prices. Given the low rate environment, many of those investments with call features were exercised during 2004 and 2003, and were replaced with investments at current market prices, contributing to the unrealized loss position as of the end of 2004. During the third quarter of 2004, the Company sold an investment from the held-to-maturity portfolio as permitted by special provisions of Statement of Financial Accounting Standards No. 115. This provision allows an investor to sell a held to maturity classified investment before its maturity date if the security has a call feature. It is permissible to sell such a security within 90 days of the call date if it is highly probable that the security will be called. This security was called on November 2, 2004.

The Company's investment portfolios as of December 31, 2004 and 2003 were as follows:

COMPOSITION OF INVESTMENT PORTFOLIO

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)

December 31, 2004

Available-for-Sale
U.S. Government and agency securities	$49,366	$116	$416	$49,066
Corporate debt securities	2,008	44	0	2,052
Other investments	32	0	0	32

	$51,406	$160	$416	$51,150

Held-to-Maturity
U.S. Government and agency securities	$996	$8	$0	$1,004
States and political subdivisions	30,583	0	0	30,583

	$31,579	$8	$0	$31,587

Restricted Equity Securities	$2,315	$0	$0	$2,315

Total	$85,300	$168	$416	$85,052

December 31, 2003

Available-for-Sale
U.S. Government and agency securities	$50,456	$714	$121	$51,048
Corporate debt securities	5,064	174	0	5,239
Other investments	32	0	0	32

	$55,552	$888	$121	$56,319

Held-to-Maturity
U.S. Government and agency securities	$7,020	$153	$0	$7,173
States and political subdivisions	34,544	0	0	34,544

	$41,564	$153	$0	$41,717

Restricted Equity Securities	$1,357	$0	$0	$1,357

Total	$98,473	$1,041	$121	$99,393

Realized gains and losses for the respective years' end were as follows:

	2004	2003	2002
	(Dollars in Thousands)

Available-for-Sale
Realized Gains	$70	$153	$2
Realized Losses	(31)	(11)	0

Net Realized Gains	$39	$142	$2

Held-to-Maturity
Realized Gains	$5	$1	$29

Total Realized Gains	$44	$143	$31

Realized gains on securities held-to-maturity were due to call features exercised prior to maturity on certain debt securities.

The following is an analysis of the maturities and yields of the Company's investment portfolio for each of the last three fiscal years:

MATURITIES AND YIELDS OF INVESTMENT PORTFOLIO

	December 31,
	2004		2003		2002
		Wtd.		Wtd.		Wtd.
	Fair/Book	Ave.	Fair/Book	Ave.	Fair/Book	Ave.
	Value (1)	Rate	Value (1)	Rate	Value (1)	Rate
	(Dollars in Thousands)

U.S. Treasury & Agency Obligations

Available-for-Sale
Due within 1 year	$12,114	3.05%	$2,053	5.06%	$0	0.00%
Due after 1 year within 5 years	34,913	3.09%	41,807	3.98%	22,146	4.98%
Due after 5 years within 10 years	2,039	5.78%	7,188	5.64%	9,495	5.94%

Total	$49,066	3.19%	$51,048	4.25%	$31,641	5.27%

Held-to-Maturity
Due within 1 year	$0	0.00%	$3,013	3.98%	$0	0.00%
Due after 1 year within 5 years	0	0.00%	1,000	7.40%	8,032	6.16%
Due after 5 years within 10 years	996	7.66%	3,007	6.54%	5,032	6.55%

Total	$996	7.66%	$7,020	5.56%	$13,064	6.31%

Obligations of State & Political Subdivisions (2)

Held-to-Maturity
Due within 1 year	$27,280	4.02%	$31,253	3.23%	$22,509	4.33%
Due after 1 year within 5 years	1,679	5.25%	1,675	5.41%	1,600	6.09%
Due after 5 years within 10 years	956	6.48%	930	6.67%	730	7.57%
Due after 10 years	668	10.90%	686	10.90%	1,066	9.00%

Total	$30,583	4.31%	$34,544	3.58%	$25,905	4.72%

Corporate Bonds

Available-for-Sale
Due within 1 year	$1,010	4.50%	$3,108	6.98%	$0	0.00%
Due after 1 year within 5 years	1,042	5.89%	2,131	5.53%	9,434	6.34%
Due after 5 years within 10 years	0	0.00%	0	0.00%	0	0.00%

Total	$2,052	5.21%	$5,239	6.39%	$9,434	6.34%

Restricted Equity Securities	$2,315	3.65%	$1,357	3.08%	$1,309	3.99%

Total	$2,315	3.65%	$1,357	3.08%	$1,309	3.99%

(1)	Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value.
(2)	Income on Obligations of State and Political Subdivisions is stated on a tax equivalent basis assuming a 34 percent tax rate.

BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation are as follows:

	2004	2003
	(Dollars in Thousands)

Land and land improvements	$989	$966
Buildings and improvements	5,830	5,700
Furniture and equipment	4,605	7,213
Construction in progress	585	0
Leasehold improvements	631	723

	12,640	14,602
Less accumulated depreciation	(4,583)	(6,787)

	$8,057	$7,815

      In 2003, the Company completed the construction of a new branch at 316 North Main St. in Barre, Vermont. A new two-story, 8,000 square foot building was constructed on leased land under a twenty-year ground lease. The lease includes an option to purchase exercisable after the 6th year, with one-half of the annual rental previously paid applied to the purchase price. This purchase deposit is included in other assets. The anticipated future payments under this lease are included in the schedule of future rental payments below. The following historical costs of this project are reflected in the above schedule of bank premises and equipment, as follows: land and improvements, $465,949; buildings, $2,053,563; furniture and equipment, $302,718.

      In October of 2004, the Company began the first of three phases in the construction of an operations center adjoining the main office located on Route 5 in Derby, Vermont. Phase one consisted of the construction of a new three-lane drive up teller system; the third lane being served by a drive-up ATM. The relocation of the drive-up was necessary to make way for the construction of the operations center. Phase two is the most significant part of the overall project as the Company broke ground for a new 17,000 square foot addition to the main office. The addition will create space for support staff in the loan and deposit functions, a new and improved computer room, and a new training facility that will once again be available for use by our community non-profit groups. The new facility, equipped with a loading dock, will allow the Company to centralize certain functions that are now housed in other branches, such as central supplies, document destruction and archiving. Phase three will entail remodeling of the teller lobby and upgrading some other areas of the bank's main office. Estimated date of completion of this project is November 15, 2005. The estimated cost of this project at completion is approximately $3.6 million, however, the financial impact to the Company's earnings in 2005, from recording the cost of this project, will be limited to less than two months of depreciation. Therefore the project is not expected to be significant to the 2005 financial condition and results of operations of the Company.

      Depreciation included in occupancy and equipment expense amounted to $772,886, $642,826, and $560,978 for the years ended December 31, 2004, 2003 and 2002, respectively. The amount of additional depreciation included in the figures for 2004 and 2003 from the Barre Branch project amounted to $155,242 and $12,369, respectively.

      The Company now leases five of its nine locations. In addition to the land lease for the Barre branch, these leased facilities include branch offices in Island Pond, Barton, St. Johnsbury, and Montpelier, Vermont. The operating leases for these five locations expire in various years through 2022 with options to renew.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. From December 31, 2003 to December 31, 2004, there has not been any activity that has created any additional types of off-balance-sheet risk.


      The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31, 2004 are as follows:

	Contract or
	-Notional Amount-
	2004	2003
	(in thousands)

Commitments to extend credit	$30,159	$21,377

Standby letters of credit and commercial letters of credit	$172	$401

Credit card arrangements	$8,651	$7,899

MPF credit enhancement obligation, net of liability recorded	$854	$463

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

AGGREGATE CONTRACTUAL OBLIGATIONS

As of December 31, 2004, the Company had the following contractual obligations in the time periods indicated:

				More
	Less than	1-3	3-5	than
	1 year	years	years	5 years	Total
	(Dollars in Thousands)

Operating Leases	$161	$271	$314	$931	$1,677
Housing Limited Partnerships	706	0	0	0	706
Construction in progress	3,371	0	0	0	3,371
FHLB Borrowings	0	0	30	5,010	5,040

Total	$4,238	$271	$344	$5,941	$10,794

EFFECTS OF INFLATION

      Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank's assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines.

      The impact of inflation on the Company's financial results depends on management's ability to react to changes in interest rates in order to reduce inflationary effect on performance. Interest rates do not necessarily move in conjunction with changes in the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against significant interest rate fluctuations, including those resulting from inflation.

LIQUIDITY AND CAPITAL RESOURCES

      Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity management refers to the ability of the Company to adequately cover fluctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The Company's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities, sales of loans available for sale, and earnings and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company's exposure to roll over risk on deposits and limits reliance on volatile short-term borrowed funds. Short-term funding needs arise from declines in deposits or other funding sources and funding of loan commitments. The Company's strategy is to fund assets to the maximum extent possible with core deposits that provide a sizable source of relatively stable and low-cost funds.


      The Company believes that a portion of the increase in core deposits over the past two years is due to the current economic environment, as customers seek a safe haven for their money. This has created a high level of liquidity that the Company considers temporary. It is likely that as short-term rates increase and confidence in market-related investments increases, some of these funds will either shift into longer term, fixed rate certificate of deposits or leave the bank for other types of investments. The Company has purchased assets, primarily 3-5 year agencies, attempting to maximize yields and maintain adequate liquidity while funding any runoff from the shifting of funds in a rising rate environment.

      The Company has a credit line with the Federal Home Loan Bank of Boston (FHLB) with an available balance of $2.9 million at December 31, 2004. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold. Additional borrowing capacity of approximately $92.8 million through the FHLB is secured by the Company's qualifying loan portfolio.

      As of December 31, 2004, the Company had an advance of $5.0 million against the $92.8 million line and an advance of approximately $1.4 million against the $4.3 million credit line. These advances consisted of the following:

	Annual		Principal
Purchase Date	Rate	Maturity Date	Balance

November 16, 1992	7.57%	November 16, 2007	$30,000
November 16, 1992	7.67%	November 16, 2012	10,000
January 16, 2001	4.78%	January 18, 2011	5,000,000

Total Long-term Advances			$5,040,000

Federal Funds Purchased			$1,367,000

      Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLB borrowing capacity ($92.8 million less outstanding advances) with letters of credit issued by the FHLB. The Company offers a Government Agency Account to the municipalities collateralized with these letters of credit issued by FHLB. At December 31, 2004, approximately $50.8 million was pledged as collateral for these deposits. Interest is charged to the Company quarterly based on the average daily balance outstanding at a rate of 20 basis points. As of December 31, 2004, an average daily balance of approximately $12.4 million was reported.

      A cash dividend of $0.17 per share was paid in each of the four quarters of 2004 with the most recent paid on November 1, 2004 to shareholders of record as of October 15, 2004. These dividends of $0.17 per share for the quarter and $0.68 for the year represent an increase of 6% over the cash dividends paid in 2003 and 2002. A 5% stock dividend was declared in 2002, payable on February 1, 2003 to shareholders of record as of January 15, 2003. As a result of this stock dividend, all per share data for the previous quarters and years have been restated. In December, 2004, the Company declared a $0.17 per share cash dividend, payable February 1, 2005 to shareholders of record as of January 15, 2005, requiring the Company to accrue a liability of $650,449 for this dividend in the fourth quarter of 2004.

The following table illustrates the changes in shareholders' equity from December 31, 2003 to December 31, 2004:

Balance at December 31, 2003 (book value $7.15 per share)			$27,085,146
Net income			3,396,964
Issuance of stock			1,080,701
Purchase of treasury stock			(251,857)
Total dividends declared			(2,592,823)
Change in unrealized gains on available-for-sale securities, net of tax			(674,685)

Balance at December 31, 2004 (book value $7.30 per share)			$28,043,446

      At December 31, 2004, the Company reported that of the 405,000 shares authorized for the stock buyback plan, 167,993 shares had been purchased, leaving 237,007 shares available for repurchase. The repurchase price paid for these shares ranged from $9.75 per share in May of 2000 to $16.45 per share in March of 2004. The last purchase in 2004 was on October 12, 2004 in which 5,815 shares were repurchased at a price of $16.15 per share.


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

      Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Under current guidelines, banks must maintain a risk-based capital ratio of 8.0%, of which at least 4.0% must be in the form of core capital (as defined). The risk based ratios of the Company and its subsidiary exceeded regulatory guidelines at December 31, 2004 with reported risk-weighted assets of $196.2 million compared to $176.3 million at December 31, 2003 and total capital of $30.0 million and $28.8 million, respectively. The Company's total risk-based capital to risk weighted assets was 15.45% and 16.32% at December 31, 2004 and 2003, respectively. The Company's Tier 1 capital to risk weighted assets was 14.20% and 15.07% at December 31, 2004 and 2003, respectively. In addition to risk-based capital requirements, bank holding companies are required to maintain minimum leverage capital ratios of core capital to average assets of $4.0%. As of December 31, 2004, the Company's leverage ratio was 8.34% and as of December 31, 2003 was 8.05%.

      Regulators have also established guidelines for minimum capital ratio requirements that define a bank as well-capitalized under prompt corrective action provisions. These minimums are risk-based capital ratio of 10.0% and Tier 1 capital ratio of 6.0%. As of December 31, 2004, the Company and its Subsidiary were deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that time that management believes have changed the Company's classification.

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

RECENT ACCOUNTING DEVELOPMENTS

      Statement of Financial Accounting Standards (SFAS) No. 133 Implementation Issue C13, "When a Loan Commitment Is Included in the Scope of Statement 133," requires commitments to originate mortgage loans that will be held for sale upon origination to be accounted for as derivatives, but does not provide guidance on how the fair value of those commitments should be measured.

      In March 2004, the SEC issued Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments" in which the staff indicated it believes loan commitments are written options and therefore should never result in the recognition of an asset under SFAS No. 133. Rather, the staff indicated lenders should initially recognize a liability for loan commitments, with the offsetting debit recognized as a derivative loss to the extent a premium is not received from the potential borrower.

      The staff indicated it would not object to a registrant's recognizing loan commitments as assets provided it discontinues that practice for commitments entered into in the first reporting period beginning after March 15, 2004 and provided assets recorded on loan commitments entered into prior to that date are reversed when the related loan closes or the commitment expires.

SAB No. 105 did not have a material effect on the Company's consolidated financial statements and results of operations.

Common Stock Performance by Quarter*

	2004				2003
	First	Second	Third	Fourth	First	Second	Third	Fourth

Trade Price
High	$19.00	$12.00	$17.00	$21.00	$16.50	$19.50	$18.00	$17.50
Low	$15.75	$16.40	$15.50	$15.50	$14.50	$14.70	$15.00	$15.50

	2004				2003
	First	Second	Third	Fourth	First	Second	Third	Fourth

Bid Price
High	$19.00	$18.00	$16.75	$17.75	$16.50	$16.25	$16.05	$17.05
Low	$15.75	$16.25	$15.50	$15.50	$13.00	$15.25	$15.00	$15.00

Cash Dividends
Declared	$0.17	$0.17	$0.17	$0.17	$0.16	$0.16	$0.16	$0.16

*

There is no established public trading market for the Company's common stock. Trade price and bid price information is based on high and low trade and bid prices reported in the OTC Bulletin Board(R) maintained by NASDAQ, and may not represent all trades effected during the relevant periods.

As of February 1, 2005, the Corporation's common stock ($2.50 par value) was owned by approximately 900 shareholders of record.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Stephen P. Marsh, President & COO
Community Bancorp.
P.O. Box 259
Derby, Vermont 05829

Shareholder Services
For shareholder services or information contact:

Chris Bumps, Corporate Secretary
Community Bancorp.
P.O. Box 259
Derby, Vermont 05829
(802) 334-7915

Annual Shareholders' Meeting
The 2005 Annual Shareholders' Meeting will be held at 5:30 p.m., May 10, 2005, at the Elks Club in Derby. We hope to see many of our shareholders there.

Additional Information Regarding Community Bancorp. Stock

Although there is no established public trading market in the Corporation's common stock, several brokerage firms follow the stock and have executed trades in the stock for their customers. Trading in the Corporation's stock, however, is not active. You can contact these firms at the following addresses:

Wachovia Securities		Winslow, Evans & Crocker			A.G. Edwards
P.O. Box 770		33 Broad Street			1184 Main Street, Suite 1
Colchester, Vermont 05446		Boston, Massachusetts 02109			St. Johnsbury, Vermont 05819
(800) 451-3249		(800) 556-8600			(800) 457-1002

Community Bancorp.
Performance at-a-Glance (Dollars in Thousands)

Assets	Earnings

Deposits	Total Loan Originations

Comparative Five-Year Stock Performance*

*

Compares cumulative total shareholder return (stock price appreciation plus reinvested dividends) on the Company's common stock with the cumulative total return of the NASDAQ Composite Index and NASDAQ Bank Stock Index for the five years ended December 31, 2004, assuming an initial investment of $100 at the end of 1999 and reinvestment of dividends during the periods indicated. Stock price information of the Company's common stock used in the comp arison is based on information reported in the OTC Bulletin Board® maintained by NASDAQ.
