Form 10-K, Exhibit 13
period 2005-12-31
COMMUNITY BANCORP /VT
filed 2006-03-29
CIK 718413

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in shareholders' equity, and cash ﬂows for each of the three years in the period ended December 31, 2005. These ﬁnancial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these ﬁnancial statements based on our audits.

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

In our opinion, the consolidated ﬁnancial statements referred to above present fairly, in all material respects, the consolidated ﬁnancial position of Community Bancorp. and Subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their consolidated cash ﬂows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
February 22, 2006
Vermont Registration No. 92-0000278

Community Bancorp. and Subsidiaries
Consolidated Balance Sheets

December 31, 2005 and 2004

ASSETS	2005	2004

Cash and due from banks	$11,066,745	$8,390,806
Federal funds sold and overnight deposits	6,508,194	0

Cash and cash equivalents	17,574,939	8,390,806
Securities held-to-maturity (fair value $28,444,000
and $31,587,658 at December 31, 2005 and 2004)	28,391,665	31,579,178
Securities available-for-sale	36,454,426	51,150,344
Restricted equity securities	3,252,150	2,315,450
Loans held for sale	1,586,582	1,833,397
Loans	250,622,955	227,799,788
Allowance for loan losses	(2,189,187)	(2,153,372)
Unearned net loan fees	(684,106)	(763,774)

Net loans	247,749,662	224,882,642
Bank premises and equipment, net	11,617,119	8,057,120
Accrued interest receivable	1,789,251	1,652,827
Other real estate owned, net	0	82,800
Other assets	5,411,770	4,891,930

Total assets	$353,827,564	$334,836,494

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$45,848,972	$42,725,604
NOW and money market accounts	100,078,793	94,502,798
Savings	45,281,605	47,288,161
Time, $100,000 and over	25,621,541	21,804,521
Other time	77,481,500	76,284,787

Total deposits	294,312,411	282,605,871
Federal funds purchased and other borrowed funds	10,040,000	6,407,000
Securities sold under agreements to repurchase	17,347,140	14,907,518
Accrued interest and other liabilities	3,004,679	2,872,659

Total liabilities	324,704,230	306,793,048

COMMITMENTS AND CONTINGENT LIABILITIES
(Notes 6, 15, 16, 17 and 20)

SHAREHOLDERS' EQUITY
Common stock, $2.50 par value; 6,000,000 shares authorized,
4,279,884 shares issued at December 31, 2005 and 4,037,548
shares issued at December 31, 2004 (including 13,522 shares
issued February 1, 2006 and 12,811 shares issued	10,699,709	10,093,871
on February 1, 2005)
Additional paid-in capital	21,324,481	17,778,605
Retained earnings	2,776,011	1,971,870
Accumulated other comprehensive loss	(452,118)	(168,679)
Less treasury stock, at cost (2005-209,510 shares,
2004-198,444 shares)	(2,614,721)	(2,436,362)

Total shareholders' equity	29,123,334	28,043,446

Total liabilities and shareholders' equity	$353,827,564	$334,836,494

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiaries
Consolidated Statements of Income

Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003

Interest and dividend income
Interest and fees on loans	$15,645,438	$13,869,932	$14,214,617
Interest on debt securities
Taxable	1,482,998	1,973,437	2,394,232
Tax-exempt	1,059,198	1,023,986	938,911
Dividends	133,119	61,075	45,187
Interest on federal funds sold and overnight deposits	36,809	37,915	33,854

	18,357,562	16,966,345	17,626,801

Interest expense
Interest on deposits	4,596,744	4,335,331	4,969,184
Interest on borrowed funds and securities
sold under agreements to repurchase	830,654	426,839	389,944

	5,427,398	4,762,170	5,359,128

Net interest income	12,930,164	12,204,175	12,267,673
Provision for loan losses	150,000	95,000	123,000

Net interest income after provision for loan losses	12,780,164	12,109,175	12,144,673

Non-interest income
Service fees	1,251,910	1,212,020	973,502
Net realized gains on securities	0	44,059	142,904
Other income	1,920,811	1,961,622	2,316,058

	3,172,721	3,217,701	3,432,464

Non-interest expenses
Salaries and wages	4,567,003	4,268,960	4,152,000
Pension and other employee beneﬁts	1,628,501	1,536,441	1,300,895
Occupancy expenses	2,002,091	1,973,934	1,738,790
Other expenses	3,544,654	3,420,155	3,598,005

	11,742,249	11,199,490	10,789,690

Income before income taxes	4,210,636	4,127,386	4,787,447
Income taxes	790,001	730,422	989,181

Net income	$3,420,635	$3,396,964	$3,798,266

Earnings per common share	$0.84	$0.85	$0.96
Weighted average number of common shares
used in computing earnings per share	4,050,993	4,010,894	3,961,385
Dividends declared per share	$0.67	$0.64	$0.61
Book value per share on shares outstanding at
December 31	$7.15	$6.96	$6.81

All per share data and number of shares have been restated to reﬂect a 5% stock dividend declared in June 2005.

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiaries
Consolidated Statements of Shareholders' Equity

Years Ended December 31, 2005, 2004, and 2003

					Accumulated
			Additional		other		Total
	Common Stock		paid-in	Retained	comprehensive	Treasury	stockholders'
	Shares	Amount	capital	earnings	income (loss)	stock	equity

Balances, December 31, 2002	3,756,701	$ 9,847,694	$16,423,022	$625,932	$984,953	$(2,176,499)	$25,705,102

Comprehensive income,
net of taxes
Net income	0	0	0	3,798,266	0	0	3,798,266
Net unrealized holding losses on
securities available-for-sale, net
of tax benefit, ($246,730)	0	0	0	0	(478,947)	0	(478,947)

Total comprehensive income							3,319,319

Dividends declared	0	0	0	(2,452,328)	0	0	(2,452,328)
Issuance of stock	32,911	82,279	438,780	0	0	0	521,059
Purchase of treasury stock	(528)	0	0	0	0	(8,006)	(8,006)

Balances, December 31, 2003	3,789,084	9,929,973	16,861,802	1,971,870	506,006	(2,184,505)	27,085,146

Comprehensive income,
net of taxes
Net income	0	0	0	3,396,964	0	0	3,396,964
Net unrealized holding losses on
securities available-for-sale, net
of tax benefit, ($347,565)	0	0	0	0	(674,685)	0	(674,685)

Total comprehensive income							2,722,279

Dividends declared	0	0	0	(2,592,823)	0	0	(2,592,823)
Issuance of stock	65,559	163,898	916,803	0	0	0	1,080,701
Purchase of treasury stock	(15,539)	0	0	0	0	(251,857)	(251,857)

Balances, December 31, 2004	3,839,104	10,093,871	17,778,605	2,776,011	(168,679)	(2,436,362)	28,043,446

Comprehensive income,
net of taxes
Net income	0	0	0	3,420,635	0	0	3,420,635
Net unrealized holding losses on
securities available-for-sale, net
of tax benefit, ($146,014)	0	0	0	0	(283,439)	0	(283,439)

Total comprehensive income							3,137,196

Dividends declared	0	0	0	(2,720,332)	0	0	(2,720,332)
5% stock dividend	192,544	481,360	2,828,971	(3,310,331)	0	0	0
Issuance of stock	49,791	124,478	716,905	0	0	0	841,383
Purchase of treasury stock	(11,065)	0	0	0	0	(178,359)	(178,359)

Balances, December 31, 2005	4,070,374	$10,699,709	$21,324,481	$165,983	$(452,118)	$(2,614,721)	$29,123,334

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiaries
Consolidated Statements of Cash Flows

Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES	$3,420,635	$3,396,964	$3,798,266
Net income
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	789,587	776,093	642,827
Provision for loan losses	150,000	95,000	123,000
Provision for deferred income taxes	(36,931)	72,768	320,631
Net gain on sale of securities	0	(44,059)	(142,904)
Net gain on sale of loans	(376,946)	(426,198)	(1,168,275)
Loss (gain) on disposal or sale of ﬁxed assets	32,835	24,796	(5,000)
Gains on sales of other real estate owned	(7,710)	(12,684)	(2,651)
(Gain) loss on Trust LLC	(20,825)	15,829	61,540
Amortization of bond premium, net	251,535	406,234	338,595
Proceeds from sales of loans held for sale	29,074,835	36,277,381	66,628,959
Originations of loans held for sale	(28,451,074)	(35,431,429)	(61,544,818)
(Increase) decrease in interest receivable	(136,424)	23,363	68,615
Increase in mortgage servicing rights	(174,143)	(231,583)	(114,516)
(Increase) decrease in other assets	(101,135)	42,063	(387,035)
Decrease in unamortized loan fees	(79,668)	(41,510)	(74,217)
Increase (decrease) in taxes payable	90,881	113,416	(298,250)
Increase (decrease) in interest payable	49,169	(18,636)	(23,234)
Increase (decrease) in accrued expenses	225,818	(351,322)	201,740
(Decrease) increase in other liabilities	(5,167)	47,242	(27,455)

Net cash provided by operating activities	4,695,272	4,733,728	8,395,818

CASH FLOWS FROM INVESTING ACTIVITIES
Securities held-to-maturity
Maturities and paydowns	40,946,852	47,074,787	35,946,144
Purchases	(37,755,503)	(37,107,593)	(38,585,121)
Securities available-for-sale
Sales and maturities	17,000,000	20,461,560	14,213,770
Purchases	(2,988,906)	(16,659,541)	(30,335,404)
Purchase of restricted equity securities	(936,700)	(958,600)	(47,800)
Increase in loans, net	(23,013,545)	(23,840,610)	(3,729,141)
Capital expenditures, net	(4,382,421)	(1,043,086)	(3,165,151)
Proceeds from sales of ﬁxed assets	0	0	5,000
Investments in limited partnerships, net	(305,583)	(1,053,441)	(561,184)
Proceeds from sales of other real estate owned	100,510	68,048	82,151
Recoveries of loans charged off	66,193	127,809	117,563

Net cash used in investing activities	(11,269,103)	(12,930,667)	(26,059,173)

	2005	2004	2003

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand, NOW, savings and
money market accounts	6,692,807	6,601,419	19,089,062
Net increase (decrease) in certiﬁcates of deposit	5,013,733	(3,674,807)	(331,433)
Net increase (decrease) in repurchase agreements	2,439,622	2,890,948	(2,052,456)
Net increase (decrease) in borrowed funds	3,633,000	(1,633,000)	3,000,000
Payments to acquire treasury stock	(178,359)	(251,857)	(8,006)
Dividends paid	(1,842,839)	(1,716,868)	(1,699,182)

Net cash provided by ﬁnancing activities	15,757,964	2,215,835	17,997,985

Net increase (decrease) in cash and
cash equivalents	9,184,133	(5,981,104)	334,630

Cash and cash equivalents
Beginning	8,390,806	14,371,910	14,037,280

Ending	$17,574,939	$8,390,806	$14,371,910

SUPPLEMENTAL SCHEDULE OF CASH PAID
DURING THE YEAR
Interest	$5,378,229	$4,780,806	$5,382,362

Income taxes	$688,200	$592,088	$966,800

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Change in unrealized gain on securities
available-for-sale	$(429,453)	$(1,022,251)	$(725,677)

Other real estate owned acquired in
settlement of loans	$10,000	$49,887	$167,777

Investments in limited partnerships
Increase in limited partnerships	$(156,289)	$(385,263)	$(821,416)
(Decrease) increase in contributions payable	(149,294)	(688,178)	260,232

	$(305,583)	$(1,053,441)	$(561,184)

Dividends paid:
Dividends declared	$2,720,332	$2,592,823	$2,452,328
Increase in dividends payable attributable
to dividends declared	(41,516)	(6,304)	(232,087)
Dividends reinvested	(835,977)	(869,651)	(521,059)

	$1,842,839	$1,716,868	$1,699,182

Stock dividends	$3,310,331	$0	$0

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Signiﬁcant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiaries (''Company'') are in conformity with accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a description of the signiﬁcant policies.

Basis of presentation and consolidation

The consolidated ﬁnancial statements include the accounts of Community Bancorp. and its wholly-owned subsidiaries, Community National Bank (''Bank'') and, with respect to 2003, its former wholly-owned subsidiary, Liberty Savings Bank (''Liberty''). During the third quarter of 2003, the Company sold its stock interest in Liberty, a New Hampshire guaranty savings bank whose inactive charter was acquired by Community Bancorp. in 1997, prior to the advent of full interstate banking in New Hampshire. The Company was paid $307,500 for this charter valued at $300,000 as of the sale date. All signiﬁcant intercompany accounts and transactions have been eliminated.

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

Use of estimates

The preparation of consolidated ﬁnancial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the ﬁnancial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions involve inherent uncertainties. Accordingly, actual results could differ from those estimates and those differences could be material.

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

Investment securities

Debt securities the Company has the positive intent and ability to hold to maturity are classiﬁed as held-to-maturity and reported at amortized cost. Debt and equity securities not classiﬁed as held-to-maturity are classiﬁed as available-forsale. Investments classiﬁed as available-for-sale are carried at fair value with unrealized gains and losses net of tax and reclassiﬁcation adjustment reported as a net amount in other comprehensive income. Investment securities transactions are accounted for on a trade date basis. The speciﬁc identiﬁcation method is used to determine realized gains and losses on sales of securities available-for-sale. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date.

Other Investments

The Company acquires partnership interests in limited partnerships for low income housing projects. The investments in limited partnerships are amortized using the effective yield method.

The Company has a one-third ownership interest in Community Financial Services Group, LLC (CFSG). The Company's investment in CFSG is accounted for under the equity method of accounting.

Restricted equity securities

Restricted equity securities are comprised of Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are carried at cost and evaluated for impairment. As a member of the Federal Reserve Bank of Boston (FRB), the Company is required to invest in FRB stock in an amount equal to 3% of Community National Bank's capital stock and surplus.

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

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

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

Comprehensive income

Accounting principles generally require recognized revenue, expenses, gains, and losses to be included in net income. Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-forsale securities, are not reﬂected in the income statement, but the cumulative effect of such items from period-to-period is reﬂected as a separate component of the equity section of the balance sheet (accumulated other comprehensive income). Other comprehensive income, along with net income, comprises the Company's total comprehensive income.

The Company's total comprehensive income for the comparison period is calculated as follows:

	2005	2004	2003

Net Income	$3,420,635	$ 3,396,964	$3,798,266
Other comprehensive income (loss), net of tax:
Change in unrealized holdings losses on
available-for-sale securities arising during the period	(429,453)	(983,603)	(583,309)
Reclassiﬁcation adjustment for gains realized in income	0	(38,647)	(142,368)

Net unrealized losses	(429,453)	(1,022,250)	(725,677)
Tax effect	146,014	347,565	246,730

Other comprehensive loss, net of tax	(283,439)	(674,685)	(478,947)

Total comprehensive income	$3,137,196	$ 2,722,279	$3,319,319

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period including Dividend Reinvestment Plan (DRIP) shares payable through dividends declared (retroactively adjusted for a 5% stock dividend declared in June 2005) and reduced for shares held in treasury.

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

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Reclassiﬁcation

Certain amounts in the 2004 and 2003 ﬁnancial statements have been reclassiﬁed to conform to the current year presentation.

Note 2. Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2005
U.S. agency securities	$33,115,577	$1,770	$651,476	$32,465,871
U.S. Government securities	2,989,486	983	39,844	2,950,625
Corporate debt securities	1,001,891	3,539	0	1,005,430
Other investments	32,500	0	0	32,500

	$37,139,454	$6,292	$691,320	$36,454,426

December 31, 2004
U.S. agency securities	$46,309,380	$116,009	$400,402	$46,024,987
U.S. Government securities	3,056,477	0	15,540	3,040,937
Corporate debt securities	2,007,562	44,358	0	2,051,920
Other investments	32,500	0	0	32,500

	$51,405,919	$160,367	$415,942	$51,150,344

Securities HTM

December 31, 2005
States and Political Subdivisions	$28,391,665	$52,335	$0	$28,444,000

December 31, 2004
U.S. agency securities	$996,164	$8,480	$0	$1,004,644
States and Political Subdivisions	30,583,014	0	0	30,583,014

	$31,579,178	$8,480	$0	$31,587,658

Included in the caption ''States and Political Subdivisions'' are securities of local municipalities carried at $28,391,665 and $30,583,014 at December 31, 2005 and 2004, respectively, which are attributable to private ﬁnancing transactions arranged by the Company. The current fair value of these securities is an estimation based on an analysis that takes into account future maturities and/or scheduled future repricing. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Investment securities with a book value of $22,106,561 and $18,256,621 and a fair value of $21,675,699 and $18,174,222 at December 31, 2005 and 2004, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from the maturities, call or sale of securities available-for-sale amounted to $17,000,000 in 2005, $20,461,560 in 2004, and $14,213,770 in 2003. Realized gains from sales of investments available-for-sale were $0 in 2005, $70,311 in 2004, and $153,168 in 2003. Realized losses were $0 in 2005, $31,664 in 2004, and $10,800 in 2003. Realized gains of $536 were recognized in 2003 on securities held-to-maturity due to call features exercised

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

prior to maturity on certain debt securities. When an investment classiﬁed as held-to-maturity has a call option, sale of the investment is permitted if the sale is within 90 days of the call date and it is highly probable that it will be called. In 2004, a realized gain of $5,412 was recognized through the sale of a held-to-maturity security that met the criteria.

The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of securities available-for-sale at December 31, 2005 were as follows:

	Carrying	Fair
	Amount	Value

Due in one year or less	$12,034,575	$11,944,667
Due from one to ﬁve years	24,066,381	23,470,845
Due from ﬁve to ten years	1,005,998	1,006,414
Other investments	32,500	32,500

	$37,139,454	$36,454,426

The scheduled maturities of securities held-to-maturity at December 31, 2005 were as follows:

	Carrying	Fair
	Amount	Value*

Due in one year or less	$25,638,376	$25,638,000
Due from one to ﬁve years	1,407,946	1,422,000
Due from ﬁve to ten years	696,854	710,000
Due after ten years	648,489	674,000

	$28,391,665	$28,444,000

*Method used to determine fair value rounds values to nearest thousand.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

All investments with unrealized losses are presented either as those with a continuous loss position less than 12 months or as those with a continuous loss position for 12 months or more. Investments with unrealized losses at December 31, 2005 and 2004 were as follows:

December 31, 2005	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

U.S. agency securities	$ 2,958,580	$ 35,003	$27,499,097	$616,473	$30,457,677	$651,476
U.S. Government securities	979,375	14,919	974,062	24,925	1,953,437	39,844

	$ 3,937,955	$ 49,922	$28,473,159	$641,398	$32,411,114	$691,320

December 31, 2005	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

U.S. agency securities	$34,885,285	$390,503	$ 990,100	$ 9,900	$35,875,385	$400,403
U.S. Government securities	3,040,937	15,539	0	0	3,040,937	15,539

	$37,926,222	$406,042	$ 990,100	$ 9,900	$38,916,322	$415,942

The unrealized losses are a result of increases in market interest rates and not from deterioration in the creditworthiness of the issuer. At December 31, 2005 there were 33 securities in the investment portfolio that were in an unrealized loss position. These unrealized losses were principally attributable to changes in current interest rates for similar types of securities.

In analyzing an issuer's ﬁnancial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's ﬁnancial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classiﬁed as available-for-sale, no declines are deemed to be other-than-temporary at December 31, 2005 and 2004.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns, or adverse developments relating to the issuer, warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the ﬁnancial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufﬁcient to allow for any anticipated recovery in fair value.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 3. Loans

The composition of net loans at December 31 was as follows:

	2005	2004

Commercial	$20,262,855	$22,035,264
Real estate-Construction	13,931,238	11,646,486
Real estate-Mortgage	194,565,926	171,826,925
Installment and other	21,862,936	22,291,113

	250,622,955	227,799,788

Deduct:
Allowance for loan losses	2,189,187	2,153,372
Unearned net loan fees	684,106	763,774

	2,873,293	2,917,146

	$247,749,662	$224,882,642

The total recorded investment in impaired loans as determined in accordance with accounting principles generally accepted in the United States of America approximated $220,000 and $257,000 at December 31, 2005 and 2004, respectively. Allowance for loan losses allocated to these loans amounted to $87,938 and $175,697 at December 31, 2005 and 2004, respectively. The average recorded investment in impaired loans amounted to $284,542, $282,270, and $401,866 for the years ended December 31, 2005, 2004, and 2003, respectively. Cash receipts on impaired loans amounted to $37,042, $24,425, and $196,267 in 2005, 2004, and 2003, respectively, all of which were applied to the principal balances of the loans.

The Company had non-accrual loans of $436,419 and $865,443 at December 31, 2005 and 2004, respectively. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $49,644, $63,212, and $121,670 for the years ended December 31, 2005, 2004, and 2003, respectively. The total recorded investment in loans past due ninety days or more and still accruing interest approximated $177,000 and $194,000 at December 31, 2005 and 2004, respectively.

The Company is not committed to lend additional funds to debtors with impaired, non-accrual or modiﬁed loans, except for one loan classiﬁed as non-performing that management is watching closely and which has been performing according to its contract terms.

Note 4. Loan Servicing

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $131,941,606 and $123,792,161 at December 31, 2005 and 2004, respectively. Net gains realized on the sale of loans amounted to $376,946, $426,198, and $1,168,275, respectively, for the years ended 2005, 2004, and 2003. The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2005 and 2004, was $946,808 and $772,665, respectively. The fair values of these rights were $1,365,244 and $989,470, respectively. The fair value of servicing rights was determined using market prices for similar assets with similar characteristics.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The following summarizes mortgage servicing rights capitalized and amortized in each year:

	Years Ended December 31,
	2005	2004	2003

Mortgage servicing rights capitalized	$423,133	$446,079	$367,738

Mortgage servicing rights amortized	$248,990	$214,496	$253,222

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2005	2004	2003

Balance, beginning of year	$2,153,372	$2,199,110	$2,155,789
Provisions for loan losses	150,000	95,000	123,000
Recoveries of amounts charged off	66,193	127,809	117,563

	2,369,565	2,421,919	2,396,352
Amounts charged off	(180,378)	(268,547)	(197,242)

Balance, end of year	$2,189,187	$2,153,372	$2,199,110

Note 6. Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2005	2004

Land and land improvements	$1,566,010	$988,982
Buildings and improvements	9,301,401	5,830,119
Furniture and equipment	5,039,609	4,604,950
Leasehold improvements	636,789	630,777
Construction in progress	8,127	584,982

	16,551,936	12,639,810
Less accumulated depreciation and amortization	(4,934,817)	(4,582,690)

	$11,617,119	$8,057,120

Depreciation included in occupancy and equipment expense amounted to $789,586, $772,886, and $642,827 for the years ended December 31, 2005, 2004, and 2003, respectively.

The Company is obligated under non-cancelable operating leases at ﬁve branch ofﬁce locations expiring in various years through 2022 with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2005 for each of the next ﬁve years and in aggregate were:

2006	$166,292
2007	167,562
2008	168,872
2009	182,720
2010	168,451
Subsequent to 2010	809,565

$1,663,462

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Total rental expense amounted to $181,201, $173,882, and $178,178 for the years ended December 31, 2005, 2004, and 2003, respectively.

Note 7. Other Real Estate Owned

A summary of foreclosed real estate at December 31, 2004 was as follows:

Other real estate owned	$82,800
Less allowance for losses on OREO	0

Other real estate owned, net	$82,800

There was no OREO at December 31, 2005, and there was no change in the allowance for losses on OREO for the years ended December 31, 2005, 2004 or 2003.

Note 8. Other Investments

The Company purchased various partnership interests in limited partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.

The tax credits from these investments were estimated at $320,165, $248,521, and $415,585 for December 31, 2005, 2004, and 2003, respectively, and are recorded as a reduction of income tax expense. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of ''other expenses'', and were $338,216, $292,915, and $403,374 for 2005, 2004, and 2003, respectively. The carrying values of these investments were $2,543,344 and $2,387,055 at December 31, 2005 and 2004, respectively.

The Bank has a one-third ownership interest in a nondepository trust company, Community Financial Services Group, LLC based in Newport, Vermont (''CFSG''), which is held indirectly through Community Financial Services Partners, LLC, a Vermont limited liability company (''Partners'') that owns 100% of the limited liability company equity interests of CFSG. The Bank accounts for its investment in Partners under the equity method of accounting. As of December 31, 2005, the Company's investment in Partners amounted to $119,018 with a gain for 2005 of $20,825, compared to an investment of $98,193 as of December 31, 2004 with a loss of $15,829 for 2004.

Note 9. Deposits

The following is a maturity distribution of time certiﬁcates of deposit at December 31, 2005:

2006	$ 57,441,512
2007	23,235,752
2008	11,242,574
2009	10,535,511
2010	647,692

Total	$103,103,041

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 10. Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (FHLB) as of December 31 were as follows:

	2005	2004

FHLB term borrowing, 4.11% ﬁxed rate, payable
January 18, 2006	$2,000,000	$0

FHLB term borrowing, 4.47% ﬁxed rate, payable March 27, 2006	3,000,000	0

Community Investment Program borrowing, 7.57% ﬁxed rate, payable
November 16, 2007	30,000	30,000

FHLB term borrowing, 4.78% ﬁxed rate, payable
January 18, 2011, callable quarterly	5,000,000	5,000,000

Community Investment Program borrowing, 7.67% ﬁxed rate, payable
November 16, 2012	10,000	10,000

	$10,040,000	$5,040,000

Federal Funds Purchased	0	1,367,000

	$10,040,000	$6,407,000

Principal maturities of borrowed funds as of December 31, 2005 were as follows:

2006	$ 5,000,000
2007	30,000
Thereafter	5,010,000

$10,040,000

The Company also maintains a $4,301,000 IDEAL Way Line of Credit with FHLB. As of December 31, 2005 and 2004, there were outstanding advances under this line of $0 and $1,367,000, respectively. Interest on these borrowings is at a rate determined daily by FHLB and payable monthly.

Borrowings from FHLB are secured by a blanket lien on qualiﬁed collateral consisting primarily of loans with ﬁrst mortgages secured by one to four family properties and other qualiﬁed assets. Qualiﬁed collateral for these borrowings approximated $114,089,000 and $122,089,000 as of December 31, 2005 and 2004, respectively.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by FHLB. As of December 31, 2005, the Company's potential borrowing capacity was $85.6 million, reduced by outstanding advances. At December 31, 2005, $52,705,000 in letters of credit was pledged as collateral for these deposits. A fee is charged to the Company, quarterly, based on the average daily balance outstanding at a rate of 20 basis points. The average daily balance for the fourth quarter of 2005 was $21.5 million.

Note 11. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase amounted to $17,347,140 and $14,907,518 as of December 31, 2005 and 2004, respectively. These agreements are collateralized by U. S. government and agency securities and U.S. Treasury notes with a book value of $18,115,155 and $17,251,979 and a fair value of $17,737,454 and $17,180,244 at December 31, 2005 and 2004, respectively. These securities pay interest at rates between 2.375%

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

and 6.375% at December 31, 2005 and 2.375% and 7.575% at December 31, 2004 and mature at varying dates through 2012.

The average daily balance of these repurchase agreements approximated $13,986,763 and $12,879,216 during 2005 and 2004, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $17,347,140 and $14,940,198 in 2005 and 2004, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 1.48% during 2005, compared to 0.97% during 2004. The securities underlying these agreements are held in safekeeping at the Federal Reserve Bank.

Note 12. Income Taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2005	2004	2003

Currently paid or payable	$826,932	$657,654	$668,550
Deferred	(36,931)	72,768	320,631

	$790,001	$730,422	$989,181

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following at December 31:

	2005	2004	2003

Computed expected tax expense	$1,431,616	$1,403,311	$1,627,732
Tax exempt interest	(360,127)	(348,155)	(319,230)
Disallowed interest	34,813	36,932	38,103
Partnership tax credits	(320,165)	(248,521)	(361,876)
Other	3,864	(113,145)	4,452

	$790,001	$730,422	$989,181

The deferred income tax provision consisted of the following items for the years ended December 31:

	2005	2004	2003

Depreciation	$(60,525)	$4,199	$125,476
Loan fees	2,721	5,181	9,186
Mortgage servicing	59,209	78,738	38,935
Deferred compensation	(27,654)	(44,742)	8,358
Bad debts	(12,177)	15,551	7,429
Limited partnerships	0	0	53,709
Nonaccrual loan interest	1,495	32,567	100,193
Other	0	(18,726)	(22,655)

	$(36,931)	$72,768	$320,631

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Listed below are the signiﬁcant components of the net deferred tax liability at December 31:

	2005	2004

Components of the deferred tax asset:
Bad debts	$570,148	$557,970
Unearned loan fees	6,391	9,112
Nonaccrual loan interest	2,342	3,837
Deferred compensation	330,467	305,873
Unrealized loss on securities available-for-sale	232,909	86,896
Other	100,015	96,955

Total deferred tax asset	$1,242,272	$1,060,643

Components of the deferred tax liability:
Depreciation	$305,119	$365,643
Limited partnerships	255,280	255,280
Mortgage servicing rights	321,915	262,706

Total deferred tax liability	$882,314	$883,629

Net deferred tax asset	$359,958	$177,014

Accounting principles generally accepted in the United States of America allow for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

Net deferred tax assets are included in the caption ''Other Assets'' on the balance sheets at December 31, 2005 and 2004.

Note 13. 401(k) and Proﬁt-Sharing Plan

The Company has a deﬁned contribution plan covering all employees who meet certain age and service requirements. Due to the fact that the plan is a deﬁned contribution plan, rather than a deﬁned beneﬁt plan, there is no unfunded past service liability. The provisions for pension expense were $429,000, $379,435, and $353,205 for 2005, 2004, and 2003, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary proﬁt-sharing contributions under the plan.

Note 14. Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors deferred compensation plan and, prior to 2005, a retirement plan for its directors. Participants are general creditors of the Company with respect to these beneﬁts. The beneﬁts accrued under these plans were $578,937 and $575,601 at December 31, 2005 and 2004, respectively. Expenses associated with these plans were $15,587, $64,779, and $67,791 for the years ended December 31, 2005, 2004, and 2003, respectively.

Deferrals of director compensation under the plan were suspended during 2005 pending receipt of guidance from the Internal Revenue Service (IRS) for compliance with applicable provisions of the American Jobs Creation Act of 2004 (AJCA). In accordance with IRS guidance issued in 2005, the Company permits new deferrals under the plan for eligible directors effective January 1, 2006.

The Company terminated the directors' retirement plan during 2005, and no beneﬁts for 2005 were accrued. Eligible directors will receive additional current compensation in lieu of beneﬁts payable under the retirement plan. Retirement beneﬁts accrued prior to termination of the plan will be paid out to participants at their retirement from the board.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The Company also maintains a supplemental employee retirement plan for key employees of the Company. Beneﬁts accrued under this plan were $393,025 and $324,025 at December 31, 2005 and 2004, respectively. The expense associated with this plan was $69,000, $70,565, and $76,795 for the years ended December 31, 2005, 2004, and 2003, respectively.

Certain provisions of these plans will be amended during 2006 to ensure compliance with the American Jobs Creation Act of 2004. Such amendments are not expected to have any material impact upon the Company's ﬁnancial obligations under the plans.

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

The Company generally requires collateral or other security to support ﬁnancial instruments with credit risk.

	Contract or
	-Notional Amount-
	2005	2004

Financial instruments whose contract amount represent credit risk:

Unused portions commercial lines of credit	$17,497,235	$17,289,543

Unused portions of home equity lines of credit	8,867,594	7,187,832

Other commitments to extend credit	10,303,630	5,681,210

Standby letters of credit and commercial letters of credit	621,135	171,500

Credit card arrangements	8,890,318	8,651,321

MPF credit enhancement obligation, net (See Note 16)	1,066,162	853,660

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have ﬁxed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2005 and 2004, the Company had binding loan commitments at ﬁxed rates approximating $607,600 and $1,319,175, respectively, that are included in commitments to extend credit.

The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Standby letters of credit and ﬁnancial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The fair value of standby letters of credit has not been included in the balance sheets as required by Financial Interpretation No. 45 as the fair value is immaterial.

Note 16. Contingent Liability

In February of 2003, the Company began selling loans under a program with FHLB, the Mortgage Partnership Finance program (MPF). Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and Private Mortgage Insurance, if any, are the ﬁrst sources of repayment; the FHLB's FLA funds are then utilized, followed by the member's CEO, with the balance picked up by FHLB. These loans meet speciﬁc underwriting standards of the FHLB. As of December 31, 2005 and 2004, the Company had $44.1 million and $39.6 million, respectively, in loans sold through the MPF program. The Company carries a contingent liability calculated on the same methodology used in calculating its allowance for loan loss, adjusted to reﬂect the risk sharing arrangements with the FHLB. The estimated contingent liability as of December 31, 2005 and 2004 was $91,667 and is reﬂected on the balance sheet under ''Accrued Interest and Other Liabilities''. The volume of loans sold to the MPF program and the corresponding credit obligation continues to be closely monitored by management. As of December 31, 2005, the maximum contingent contractual liability related to this program was $1,157,829 compared to $945,327 as of December 31, 2004.

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

Aggregate loan transactions with related parties as of December 31 were as follows:

	2005	2004

Balance, beginning	$567,907	$591,276
New loans	378,271	370,614
Repayments	(424,693)	(393,983)

Balance, ending	$521,485	$567,907

Total deposits with related parties approximated $1,243,014 and $950,825 at December 31, 2005 and 2004, respectively.

The Company leases approximately 1,466 square feet of condominium space in the state ofﬁce building on Main Street in Newport to its afﬁliate, CFSG. This is the location of CFSG's principal ofﬁces. In January 2004, CFSG began leasing an ofﬁce in the Company's Barre branch.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The amount of rental income received from CFSG for the twelve months ended December 31 was:

	2005	2004	2003

Newport	$16,994	$16,555	$14,625
Barre	2,225	2,135	0

Total	$19,219	$18,690	$14,625

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

The amount paid to CFSG for the twelve months ending December 31 was:

	2005	2004	2003

Management Fees	$35,521	$37,316	$34,797

Note 19. Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with the Federal Reserve Bank. The totals of those reserve balances were approximately $2,845,000 and $2,706,000 at December 31, 2005 and 2004, respectively.

The nature of the Company's business requires that it maintain amounts due from correspondent banks that, at times, may exceed federally insured limits. No losses have been experienced in these accounts. The Company believes it is not exposed to any signiﬁcant risk with respect to these accounts. In addition, the Company was required to maintain contracted clearing balances with correspondent banks of $300,000 at December 31, 2005 and 2004, of which $275,000 is included in the reserve balances reported for the Federal Reserve Bank in the paragraph above.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as deﬁned in the regulations) to risk-weighted assets (as deﬁned), and of Tier 1 capital (as deﬁned) to average assets (as deﬁned). Management believes, as of December 31, 2005, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notiﬁcation from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notiﬁcation that management believes have changed the Bank's regulatory capital categories.

The Company's and the Bank's actual capital amounts and ratios (000's omitted) are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2005:
Total capital (to risk-weighted assets)
Consolidated	$31,764	14.65%	$17,347	8.0%	N/A	N/A
Bank	$32,037	14.78%	$17,343	8.0%	$21,678	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	$29,575	13.64%	$ 8,674	4.0%	N/A	N/A
Bank	$29,848	13.77%	$ 8,671	4.0%	$13,007	6.0%

Tier I capital (to average assets)
Consolidated	$29,575	8.37%	$14,136	4.0%	N/A	N/A
Bank	$29,848	8.45%	$14,132	4.0%	$17,666	5.0%

As of December 31, 2004:
Total capital (to risk-weighted assets)
Consolidated	$30,365	15.47%	$15,707	8.0%	N/A	N/A
Bank	$29,961	15.27%	$15,693	8.0%	$19,617	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	$28,212	14.37%	$ 7,854	4.0%	N/A	N/A
Bank	$27,808	14.18%	$ 7,847	4.0%	$11,770	6.0%

Tier I capital (to average assets)
Consolidated	$28,212	8.44%	$13,365	4.0%	N/A	N/A
Bank	$27,808	8.33%	$13,357	4.0%	$16,697	5.0%

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

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 21. Fair Value of Financial Instruments

The estimated fair values of the Company's ﬁnancial instruments were as follows:

	December 31, 2005		December 31, 2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(in thousands)

Financial assets:
Cash and cash equivalents	$17,575	$17,575	$8,391	$8,391
Securities held-to-maturity	28,392	28,444	31,579	31,588
Securities available-for-sale	37,139	36,454	51,150	51,150
Restricted equity securities	3,252	3,252	2,315	2,315
Loans and loans held-for-sale, net	249,336	247,367	226,717	229,071
Accrued interest receivable	1,789	1,789	1,653	1,653

Financial liabilities:
Deposits	294,312	292,940	282,606	282,343
Repurchase agreements	17,347	17,335	14,907	14,907
Federal funds purchased and other
borrowed funds	10,040	10,088	6,407	6,629
Accrued interest payable	216	216	167	167

The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 2005 and 2004.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 22. Condensed Financial Information (Parent Company Only)

The following ﬁnancial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated ﬁnancial statements of Community Bancorp. and Subsidiaries.

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

ASSETS	2005	2004

Cash	$113,967	$638,845
Investment in subsidiary-Community National Bank	29,395,617	27,639,245
Other assets	89,257	204,754

Total assets	$29,598,841	$28,482,844

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Dividends payable	$475,507	$439,398

Total liabilities	475,507	439,398

Shareholders' equity
Common stock, $2.50 par value; 6,000,000 shares authorized,
4,279,884 shares issued at December 31, 2005 and 4,037,548
shares issued at December 31, 2004 (including 13,522 shares issued
February 1, 2006 and 12,811 shares issued February 1, 2005)	10,699,709	10,093,871
Additional paid-in capital	21,324,481	17,778,605
Retained earnings	165,983	2,776,011
Accumulated other comprehensive loss	(452,118)	(168,679)
Less treasury stock, at cost (2005-209,510 shares;
2004-198,444 shares)	(2,614,721)	(2,436,362)

Total shareholders' equity	29,123,334	28,043,446

Total liabilities and shareholders' equity	$29,598,841	$28,482,844

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003

Revenues
Dividends
Bank subsidiary-Community National Bank	$1,491,000	$2,331,000	$371,000
Non-bank subsidiary-Liberty Savings Bank	0	0	1,337,349
Other dividend income	600	600	375

Total revenues	1,491,600	2,331,600	1,708,724

Expenses
Administrative and other	167,533	164,466	121,021

Total expenses	167,533	164,466	121,021

Income before applicable income tax and equity in
undistributed net income of subsidiaries	1,324,067	2,167,134	1,587,703
Applicable income beneﬁt	56,757	172,254	41,020

Income before equity in undistributed net income of
subsidiaries	1,380,824	2,339,388	1,628,723
Equity in undistributed net income of subsidiaries	2,039,811	1,057,576	2,169,543

Net income	$3,420,635	$3,396,964	$3,798,266

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,420,635	$3,396,964	$3,798,266
Adjustments to reconcile net income to net cash provided
by operating activities
Equity in undistributed net income of subsidiary	(2,039,811)	(1,057,576)	(2,169,543)
Decrease (increase) in income taxes receivable	115,497	(131,234)	(10,794)
Decrease in other liabilities	0	0	0

Net cash provided by operating activities	1,496,321	2,208,154	1,617,929

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of stock in subsidiary-Liberty
Savings Bank	0	0	300,000
Purchase of investment available for sale	0	0	(32,500)

Net cash provided by investing activities	0	0	267,500

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(178,359)	(251,857)	(8,006)
Dividends paid	(1,842,840)	(1,716,868)	(1,699,182)

Net cash used in ﬁnancing activities	(2,021,199)	(1,968,725)	(1,707,188)

Net (decrease) increase in cash	(524,878)	239,429	178,241

Cash
Beginning	638,845	399,416	221,175

Ending	$113,967	$638,845	$399,416

SUPPLEMENTAL SCHEDULE OF CASH RECEIVED
DURING THE YEAR

Income taxes	$172,254	$41,019	$30,225

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Change in unrealized gain on securities
available-for-sale	$(429,453)	$(1,022,251)	$(725,677)

Dividends paid:
Dividends declared	$2,720,332	$2,592,823	$2,452,328
Increase in dividends payable attributable
to dividends declared	(41,516)	(6,304)	(232,087)
Dividends reinvested	(835,977)	(869,651)	(521,059)

	$1,842,839	$1,716,868	$1,699,182

Stock dividend	$3,310,331	$0	$0

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 23. Quarterly Financial Data (Unaudited)

A summary of ﬁnancial data for the four quarters of 2005, 2004, and 2003 is presented below:

COMMUNITY BANCORP. AND SUBSIDIARY

	Quarters in 2005 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,357,163	$4,421,948	$4,648,748	$4,929,703
Interest expense	1,179,886	1,318,911	1,394,072	1,534,529
Provision for loan losses	37,500	37,500	37,500	37,500
Securities gains	0	0	0	0
Non-interest income	694,589	796,303	821,370	860,459
Non-interest expense	2,951,815	2,953,735	2,896,883	2,939,816
Net income	730,141	757,044	918,112	1,015,338
Earnings per common share	0.18	0.19	0.23	0.24

	Quarters in 2004 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,161,101	$4,177,138	$4,172,423	$4,455,683
Interest expense	1,255,820	1,226,265	1,145,625	1,134,460
Provision for loan losses	51,000	34,000	10,000	0
Securities gains	0	18,631	25,428	0
Non-interest income	663,209	884,152	855,239	815,101
Non-interest expense	2,740,438	2,777,099	2,875,104	2,806,849
Net income	763,842	819,201	800,123	1,013,798
Earnings per common share	0.19	0.20	0.20	0.26

	Quarters in 2003 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,332,512	$4,401,300	$4,541,547	$4,351,442
Interest expense	1,429,208	1,374,087	1,288,754	1,267,079
Provision for loan losses	75,000	18,000	10,000	20,000
Securities gains	142,904	0	0	0
Non-interest income	946,030	989,715	768,058	728,661
Non-interest expense	2,564,445	2,622,596	2,720,590	2,882,059
Net income	909,056	1,088,881	1,000,589	799,740
Earnings per common share	0.23	0.28	0.25	0.20

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Note 24. Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years disclosed are as follows:

	2005	2004	2003

Income

Income from sold loans, net of amortization	$551,091	$657,781	$1,268,852

Expenses

Printing and supplies	$214,263	$219,379	$241,843
State deposit tax	240,000	264,000	208,760
Loss on limited partnerships	338,216	292,915	403,374
Advertising	219,996	213,309	205,664
Telephone	193,121	207,348	206,670
ATM Fees	229,003	197,716	176,941

Note 25. Subsequent Event

Effective December 13, 2005, the Company declared a cash dividend of $0.17 per share payable February 1, 2006 to shareholders of record as of January 15, 2006. This dividend has been recorded as of the declaration date including shares issuable under the DRIP plan.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

For the Years Ended December 31, 2005, 2004, and 2003

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

      Forward-looking statements are not guarantees of future performance. They necessarily involve risks, uncertainties and assumptions. Future results of the Company may differ materially from those expressed in these forward-looking statements. Examples of forward-looking statements included in this discussion include, but are not limited to, estimated contingent liability related to assumptions made within the asset/liability management process, management's expectations as to the future interest rate environment and the Company's related liquidity level, credit risk expectations relating to the Company's participation in the FHLB Mortgage Partnership Finance (MPF) program, and management's general outlook for the future performance of the Company, summarized below under "Overview". Although forward-looking statements are based on management's current expectations and estimates, many of the factors that could inﬂuence or determine actual results are unpredictable and not within the Company's control. Readers are cautioned not to place undo reliance on such statements as they speak only as of the date they are made. The Company does not undertake, and disclaims any obligation, to revise or update any forward-looking statements to reﬂect the occurrence or anticipated occurrence of events or circumstances after the date of this Report, except as required by applicable law. The Company claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

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

OVERVIEW

The following Management's Discussion and Analysis explains in detail the results of 2005.

      2005 was an eventful year for the Company. It was a year of challenges and successes. We completed the spacious addition to our main ofﬁce in Derby. The addition created improved working conditions for operational personnel that are so vital to the delivery of our products and services. The existing building was also remodeled resulting in a teller line with more privacy for our customers, a new drive up ATM, and a larger customer lobby with improved seating space for customers. The project provided construction jobs in the Northeast Kingdom and allowed us to ﬁll two needed support positions in the Bank. Additionally, we were able to relocate our supplies and archiving functions to the main ofﬁce, as well as a department associated with our consumer loan operations and underwriting.

      We successfully grew the bank by $19 million or 5.7%. Growth was primarily in loans as loan demand continued to be strong during 2005. Mortgage interest rates remained low throughout the year fueling this loan growth, while short-term rates increased steadily each quarter. The challenge was maintaining a respectable spread as the yield curve continued to ﬂatten. Our net interest spread for 2005 was 3.87% compared to 3.79% in 2004. This increase is a result of the redeployment of investment securities into loans at a higher yield, while cost of funds increased relative to increases in short-term rates.

      Net income for 2005 was $3,420,635, or $0.84 per share, compared to $3,396,964, or $0.85 per share, in 2004, as adjusted for the 5% stock dividend that was paid in June, 2005. The increase in net income was achieved despite the $116,540 tax beneﬁt during 2004 attributable to a one-time capital loss on the sale of an inactive bank charter. Given that, and the challenging interest rate environment, we were pleased with the outcome.

      Non-interest income was down from $3,217,701 in 2004 to $3,172,721 in 2005. This decrease was due in part to a decrease in the number of mortgages that we sold in the secondary market as we made a strategic decision to keep more loans in house. Although the number of mortgages that we sold in the secondary market decreased, we still managed to grow our portfolio of sold loans.

      Non-interest expense was up from $11,199,490 in 2004 to $11,742,249 in 2005. This 4.8% increase is due primarily to a 7% and 6% increase in salaries and beneﬁts respectively, while occupancy expense was up 1.4%.

      The following pages describe the ﬁnancial results of our year in much more detail. Please take the time to read them to more fully understand 2005 in relation to other recent years. The discussion below should be read in conjunction with the Consolidated Financial Statements of the Company and related notes. This report includes forward-looking statements within the meaning of the Securities and Exchange Act of 1934 (the "Exchange Act").

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

      Management evaluates on an ongoing basis its judgment as to which policies are considered to be critical. Management believes that the calculation of the allowance for loan losses (ALL) is a critical accounting policy that requires the most signiﬁcant judgments and estimates used in the preparation of its consolidated ﬁnancial statements. In estimating the ALL, management considers historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, current economic indicators and their probable impact on borrowers and changes in delinquent, non-performing or impaired loans. Management's estimates used in calculating the ALL may increase or decrease based on changes in these factors, which in turn will affect the amount of the Company's provision for loan losses charged against current period income. Actual results could differ signiﬁcantly from these estimates under different assumptions, judgments or conditions.

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

RESULTS OF OPERATIONS

      The Company's net income of $3.42 million for the year ended December 31, 2005 represented an increase of less than one percent from $3.4 million for the 2004 calendar year, compared to a 10.6% decrease for 2004 over 2003. Most of this increase is due to a higher volume of in-house mortgages, creating more interest income in 2005 compared to 2004. As rates began to increase during 2004, mortgage loan activity returned to a more normal level, accounting for the decrease from 2003 to 2004. Originations of loans sold on the secondary market in 2004 were $35.4 million compared to $61.5 million in 2003. Earnings for 2005, 2004 and 2003 resulted in earnings per share of $0.84, $0.85, and $0.96 respectively. The Company's average assets grew by 3.5% in 2005 resulting in total average assets of $340.7 million during 2005, compared to average assets of $329.3 million during 2004. The Company's growth came primarily from an increase in residential loans. The Company's decision to reduce the level of secondary market sales and keep more loans in house during 2005 accounted for most of the approximately $23 million increase in loans. Signiﬁcant growth of the Company's assets, together with moderate earnings, resulted in a return on average assets of 1.00% for 2005, compared to 1.03% for 2004.

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

	December 31,
	2005	2004	2003

Return on Average Assets	1.00%	1.03%	1.20%
Return on Average Equity	12.05%	12.32%	14.28%
Dividend Payout Ratio	79.76%	76.40%	63.37%
Average Equity to Average Assets Ratio	8.33%	8.38%	8.41%

The following table summarizes the earnings performance and balance sheet data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

Year Ended December 31,	2005	2004	2003	2002	2001
	(Dollars in Thousands, except per share data)

Total Interest Income	$18,357	$16,966	$17,627	$18,379	$19,044
Total Interest Expense	(5,427)	(4,762)	(5,359)	(6,680)	(8,586)

Net Interest Income	12,930	12,204	12,268	11,699	10,458
Provision for Loan Losses	(150)	(95)	(123)	(326)	(410)
Non-Interest Income	3,173	3,218	3,432	3,319	2,344
Non-Interest Expense	(11,742)	(11,200)	(10,790)	(10,527)	(8,719)

Income Before Income Taxes	4,211	4,127	4,787	4,165	3,673
Applicable Income Taxes (1)	(790)	(730)	(989)	(925)	(875)

Net Income	$3,421	$3,397	$3,798	$3,240	$2,798

Balance Sheet Data:

Net Loans	$249,336	$226,716	$203,526	$204,047	$190,197
Total Assets	353,828	334,836	330,742	309,228	288,678
Total Deposits	294,312	282,606	279,679	260,922	238,070
Borrowed Funds	10,040	6,407	8,040	5,040	5,055
Total Liabilities	324,704	306,793	303,657	283,523	265,231
Total Shareholders' Equity	29,123	28,043	27,085	25,705	23,447

Per Share Data: (2)

Earnings per Share	$0.84	$0.85	$0.96	$0.83	$0.71
Cash Dividends Declared	$0.67	$0.64	$0.61	$0.60	$0.60
Weighted Average Number of Common
Shares Outstanding	4,050,993	4,010,894	3,961,386	3,923,625	3,913,315
Number of Common Shares Outstanding	4,070,374	4,031,060	3,978,538	3,944,536	3,921,162

(1)

Applicable income taxes above includes the income tax effect, assuming a 34% tax rate, on securities gains, which totaled $0 in 2005, $14,980 in 2004, $48,587 in 2003, $10,646 in 2002, and $58,106 in 2001.

(2)	All per share data has been restated to reﬂect a 5% stock dividend declared in the second quarter of 2005.

INTEREST INCOME VERSUS INTEREST EXPENSE

      The largest component of the Company's operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings). The Company's level of net interest income can ﬂuctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate). Tables A and B below provide a visual comparison for each period. A portion of the Company's income from municipal investments is not subject to income taxes. Because the proportion of tax-exempt items in the Company's portfolio varies from period-to-period, to improve comparability of information across periods, the non-taxable income shown in tables A and B below has been converted to a tax equivalent amount. Because the Company's corporate tax rate is 34%, to equalize tax-free and taxable income in the comparison, we must divide the tax-free income by 66%, with the result that every tax-free dollar is equivalent to $1.52 in taxable income.

      The following table provides a reconciliation between net interest income presented in the statement of income and the tax equivalent net interest income presented in Table A below for the 12 months comparison periods of 2005, 2004, and 2003.

	For the year ended December 31,
	2005	2004	2003
	(Dollars in Thousands)

Net interest income as presented	$12,930	$12,204	$12,267
Effect of tax-exempt income	546	527	484

Net interest income, tax equivalent	$13,476	$12,731	$12,751

      The table below presents the following information for each of the last three ﬁscal years: average earning assets (including non-accrual loans) and average interest-bearing liabilities supporting earning assets; and tax equivalent interest income and interest expense expressed both in dollars and as a rate/yield.

Table A
AVERAGE BALANCES AND INTEREST RATES

	2005			2004			2003
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)

Interest-Earning Assets

Loans (1)	$238,376	$15,645	6.56%	$212,460	$13,870	6.53%	$205,237	$14,215	6.93%
Taxable Investment
Securities	44,243	1,483	3.35%	55,621	1,974	3.55%	56,632	2,394	4.23%
Tax-exempt Investment
Securities	32,092	1,605	5.00%	37,386	1,551	4.15%	33,382	1,422	4.26%
Federal Funds Sold	465	17	3.66%	1,146	12	1.05%	1,465	15	1.02%
Overnight Deposits	591	20	3.38%	2,059	26	1.26%	2,114	19	0.90%
Other Securities	3,014	133	4.41%	1,969	60	3.05%	1,346	45	3.34%

TOTAL	$318,781	$18,903	5.93%	$310,641	$17,493	5.63%	$300,176	$18,110	6.03%

Interest-Bearing Liabilities

Savings Deposits	$ 46,722	$ 163	0.35%	$ 45,154	$ 164	0.36%	$ 40,744	$ 254	0.62%
NOW and Money
Market Funds	88,152	1,452	1.65%	91,258	1,272	1.39%	89,827	1,450	1.61%
Time Deposits	99,042	2,981	3.01%	100,656	2,903	2.88%	102,538	3,265	3.18%
Other Borrowed Funds	16,106	624	3.87%	8,763	298	3.40%	6,449	269	4.17%
Repurchase Agreements	13,987	207	1.48%	12,880	125	0.97%	11,686	121	1.04%

TOTAL	$264,009	$ 5,427	2.06%	$258,711	$ 4,762	1.84%	$251,244	$ 5,359	2.13%

Net Interest Income		$13,476			$12,731			$12,751
Net Interest Spread (2)			3.87%			3.79%			3.90%
Interest Differential (3)			4.23%			4.10%			4.25%

(1)	Included in gross loans are non-accrual loans with an average balance of $623,011 for 2005, $1,191,852 for 2004, and $1,377,720 for 2003.
(2)	Net interest spread is the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(3)	Interest differential is tax equivalent net interest income divided by average earning assets.

      Interest income from loans accounts for approximately 82.8% of total interest income for 2005, reporting $15.6 million for 2005, $13.9 million for 2004, and $14.2 million for 2003, with average yields of 6.56%, 6.53%, and 6.93%, respectively. Although an increase in the average volume of loans is noted throughout the comparison periods, the rate earned on these assets decreased 40 basis points from 2003 to 2004 and then increased 3 basis points from 2004 to 2005. After a three-year period of record low interest rates, short-term rates started to increase in the second half of 2004 and continued throughout 2005. The Company's loans that are contractually scheduled to reprice based on benchmarks such as Prime Rate, increased according to their repricing schedule. This resulted in higher interest income to the Company on the loans tied to short-term indexes. Long-term rates however, did not increase accordingly. The increase in short-term rates while long-term rates remained at an all-time low created an even flatter yield curve. The Company chose to originate more adjustable rate mortgages and keep them in house, allowing the Company to grow the balance sheet with assets that will reprice as interest rates fluctuate.

      The increasing short-term interest rates posed a challenge to the Company to manage interest cost during 2005. Interest expense on time deposits represents approximately 61.2% of total interest expense for 2005. This percentage has been constant for the past several years. Totals for the comparison periods were $2.98 million for 2005, $2.90 million for 2004, $3.27 million for 2003, with average rates paid of 3.01%, 2.88%, and 3.18%, respectively. Growth in loans outpaced growth in deposits, requiring an increase in short-term borrowings. The increase in cost of funds for 2005 over 2004 reﬂects both the increase in borrowed funds and the increase in rates being paid on time deposits driven by market demands. Maintaining spreads continues to be challenging as deposit rates are driven higher by short term market rates. The ﬂattening yield curve (short-term rates increasing faster than long-term rates) has delayed the beneﬁts of the rising rates.

Table B
CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

	2005 vs. 2004			2004 vs. 2003
	Variance Due to (1)		Total	Variance Due to (1)		Total
RATE VOLUME	Rate	Volume	Variance	Rate	Volume	Variance
	(Dollars in Thousands)

Interest-Earning Assets

Loans (2)	$83	$1,692	$1,775	$(845)	$500	$(345)
Taxable Investment Securities	(110)	(381)	(491)	(384)	(36)	(420)
Tax-exempt Investment Securities	319	(265)	54	(43)	171	128
Federal Funds Sold	30	(25)	5	1	(3)	(2)
Overnight Deposits	44	(50)	(6)	8	(1)	7
Other Securities	41	32	73	(6)	21	15

Total Interest Earnings	$407	$1,003	$1,410	$(1,269)	$652	$(617)

Interest-Bearing Liabilities

Savings Deposits	$(7)	$6	$(1)	$(117)	$27	$(90)
NOW and Money Market Funds	231	(51)	180	(201)	23	(178)
Time Deposits	127	(49)	78	(308)	(54)	(362)
Other Borrowed Funds	76	250	326	(68)	97	29
Repurchase Agreements	71	11	82	(8)	12	4

Total Interest Expense	$498	$167	$665	$(702)	$105	$(597)

Change in Net Interest
Income	$(91)	$836	$745	$(567)	$547	$(20)

(1)	Items which have shown a year-to-year increase in volume have variances allocated as follows:
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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income declined 1.4% to $3.17 million in 2005 from $3.2 million in 2004, which decreased approximately 5.9% from $3.4 million in 2003. Income from sold loans is the largest single item that contributes to total non-interest income. Originations of loans sold to the secondary market were $28.5 million in 2005 compared to $35.4 million in 2004. In 2003, originations totaling $61.5 million were sold to the secondary market generating all-time high point fee and service fee income for the year. Although originations have declined throughout the comparison periods, 2005 and 2004 were still considered strong years and the Company will continue to beneﬁt from higher servicing fee income from the record sales in 2003 and 2002. Additionally, in 2003, gain on sales of securities contributed $142,904 to non-interest income. During 2005 and 2004, an increase in service fees, as well as currency exchange income of $200,000 and $198,000, respectively, helped to partially offset lower income from loan sales to the secondary market.

Non-interest Expense: The Company's non-interest expense increased approximately 5% to $11.7 million for 2005 compared to $11.2 million for 2004, which increased 3.8% over 2003 expenses totaling $10.8 million. Non-interest expense was up compared to 2004 levels in absolute dollar terms, while, as a percentage of total assets, a decrease of two basis points is noted (3.32% for 2005 versus 3.34% for 2004). Salaries, wages and employee beneﬁts increased throughout the comparison periods with increases of $390,103 from 2004 to 2005 and $352,506 from 2003 to 2004. The increase for 2005 and 2004 is due in part to some additional staff, annual salary increases, as well as an increase in health beneﬁt payments for several major unforeseen claims against the Company's self-insured health plan that fell below the individual and aggregate insured stop loss limit as deﬁned by the plan.

      Total losses relating to various limited partnership investments constitute a generous portion of non-interest expenses. These losses amounted to $338,216 in 2005, $292,915 in 2004, and $403,374 in 2003. These investments provide tax beneﬁts, including tax credits in exchange for our participation in low income housing projects throughout the Company's market area. The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax beneﬁt. Investment in limited partnerships with qualiﬁed rehabilitation credits results in a large portion of the beneﬁt received in the form of tax credits in the ﬁrst year, resulting in a lower tax expense. Consistent with applying the effective yield method, amortization of the asset is also proportionately larger in the ﬁrst year.

      Many of the components of non-interest expenses are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate ﬁgures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

      Provisions for income taxes increased 8.2% for 2005 versus 2004 while a decrease of approximately 26.2% was noted for 2004 versus 2003. The increase in 2005 is consistent with earnings, while the ﬂuctuation in 2004 is attributable to lower net income and the tax effect of a capital loss recognized in 2004 related to the Company's sale in 2003 of the Liberty Saving Bank charter. Tax credits for the investments in the limited partnerships mentioned above amounted to $320,165 in 2005 compared $248,521 for 2004 and $361,876 for 2003.

CHANGES IN FINANCIAL CONDITION

      The Company had total average assets of $340.7 million during 2005 and $329.3 million during 2004, representing a 3.5% growth in average assets. Average earning assets grew by 2.6% with totals of $318.8 million during 2005 compared to $310.6 million during 2004. The growth of the balance sheet during 2005 was due primarily to the Company's efforts to increase its in-house loan portfolio mentioned earlier in this discussion. The portfolio of government bonds and agency securities decreased from 2004 to 2005 as maturities were used to help fund a portion of the loan growth.

      Changes to liabilities, which also provide funding for the growth in assets, came from an increase in total average liabilities of $10.6 million. Average demand deposits increased by $5.9 million, while average NOW and money market accounts decreased by $3.1 million and average total time deposits decreased by $1.6 million. Average borrowed funds increased by $7.3 million. The decrease in time deposits was a result of the prolonged low interest rate envi-

ronment. This trend was due to customers shifting funds to non-maturing products, such as savings or money market funds; parking the funds while they waited for rates to increase on the time deposits or assess other investment opportunities, such as the stock market. Although average balances have decreased, the actual balances in time deposits at year-end 2005 have increased by $5.0 million over year-end 2004, while the actual balance in Savings has decreased by $2.0 million. This trend is continuing and could indicate that the customers are starting to shift funds from non-maturing deposits to time deposits as rates increase.

      Repurchase agreements ended the years of 2005 and 2004 at average volumes of $14.0 million and $12.9 million, respectively, resulting in an increase of $1.1 million. As required, securities from our investment portfolio are pledged against these agreements with a book value of $18.1 million and $17.3 million, respectively, for year-end 2005 and 2004, and a fair value of $17.7 million and $17.2 million, respectively.

The following table provides a visual comparison of the breakdown of average assets and liabilities as well as shareholders' equity for the comparison periods.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

	Year ended December 31,
	2005		2004		2003
AVERAGE ASSETS	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)

Taxable Investment Securities (1)	$44,243	12.99%	$55,621	16.89%	$56,632	17.91%
Tax-exempt Investment Securities (1)	32,092	9.42%	37,386	11.35%	33,382	10.56%
Other Securities (1)	3,014	0.88%	1,969	0.60%	1,346	0.43%

Total Investment Securities	79,349	23.29%	94,976	28.84%	91,360	28.90%

Cash and Due from Banks
Non-Interest Bearing	8,618	2.53%	7,816	2.37%	7,377	2.33%
Overnight Deposits	591	0.17%	2,059	0.63%	2,114	0.67%
Federal Funds Sold	465	0.14%	1,146	0.35%	1,465	0.46%
Gross Loans	238,376	69.97%	212,460	64.52%	205,237	64.93%
Reserve for Loan Losses and
Accrued Fees	(2,892)	-0.85%	(3,004)	-0.91%	(3,056)	-0.97%
Premises and Equipment	7,602	2.23%	7,713	2.34%	5,344	1.69%
Other Real Estate Owned	5	0.00%	103	0.03%	59	0.02%
Other Assets	8,579	2.52%	6,020	1.83%	6,211	1.97%

Total Average Assets	$340,693	100%	$329,289	100%	$316,111	100%

AVERAGE LIABILITIES

Demand Deposits	$46,078	13.53%	$40,140	12.19%	$34,817	11.01%
Now and Money Market Accounts	88,152	25.87%	91,258	27.71%	89,827	28.42%
Savings Accounts	46,722	13.71%	45,154	13.71%	40,744	12.89%
Time Deposits	99,042	29.07%	100,656	30.57%	102,538	32.44%

Total Deposits	279,994	82.18%	277,208	84.18%	267,926	84.76%

Other Borrowed Funds	16,106	4.73%	8,763	2.66%	6,449	2.04%
Repurchase Agreements	13,987	4.11%	12,880	3.91%	11,686	3.70%
Other Liabilities	2,215	0.65%	2,859	0.87%	3,459	1.09%

Total Average Liabilities	$312,302	91.67%	$301,710	91.62%	$289,520	91.59%

AVERAGE SHAREHOLDERS' EQUITY

Common Stock	$10,430	3.06%	$10,021	3.04%	$9,889	3.13%
Surplus	19,754	5.80%	17,373	5.28%	16,640	5.26%
Retained Earnings	1,054	0.31%	2,250	0.68%	1,462	0.46%
Less: Treasury Stock	(2,483)	-0.73%	(2,277)	-0.69%	(2,183)	-0.69%
Accumulated Other Comprehensive
Income (1)	(364)	-0.11%	212	0.07%	783	0.25%

Total Average Shareholders' Equity	28,391	8.33%	27,579	8.38%	26,591	8.41%

Total Average Liability and
Shareholders' Equity	$340,693	100%	$329,289	100%	$316,111	100%

(1)

In accordance with FASB No. 115, securities classiﬁed as held-to-maturity are carried at book value and securities classiﬁed as available-for-sale are carried at fair value with the unrealized gain (loss), net of applicable income taxes, reported as a net amount in accumulated other comprehensive income. The Company does not carry, nor does it intend to carry, securities classiﬁed as trading.

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management--Management actively monitors and manages its interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's Asset/Liability Management Committee (ALCO) is made up of the Executive Ofﬁcers and all the Vice Presidents of the Bank. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The ALCO meets monthly to review ﬁnancial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company's interest rate risk. In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved by the Company's Board of Directors. The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet.

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

      The following reflects the Company's NII sensitivity analysis over one-year and two-year horizons, assuming a parallel shift of the yield curve, as prepared by the consultant's review and measured as of December 31, 2005:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 200 basis points	-2.53%	Down 200 basis points	-11.33%
Up 200 basis points	-3.71%	Up 200 basis points	-2.91%

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

      The following tables set forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2005 and December 31, 2004. The Company prepares its interest rate sensitivity "gap" analysis by scheduling assets and liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual term of the assets and liabilities, except that:

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

GAP ANALYSIS
Community Bancorp. & Subsidiary
December 31, 2005
Cumulative repriced within:

	3 Months	4 to 12	1 to 3	3 to 5	Over 5
	or less	Months	Years	Years	Years	Total
	(Dollars in Thousands, by repricing date)

Interest sensitive assets:
Federal funds sold	$3,120	$0	$0	$0	$0	$3,120
Overnight deposits	3,388	0	0	0	0	3,388
Investments-
Available-for-Sale	3,000	8,945	13,703	9,768	1,006	36,422
Held-to-Maturity	3,342	22,297	711	697	1,345	28,392
Restricted equity securities	0	0	0	0	3,252	3,252
Loans (1)	48,180	38,453	32,687	59,910	72,544	251,774

Total interest sensitive assets	$61,030	$69,695	$47,101	$70,375	$78,147	$326,348

Interest sensitive liabilities:
Time deposits $100,000 and over	$3,234	$10,650	$8,701	$3,037	$0	$25,622
Other time deposits	14,839	34,219	20,421	8,002	0	77,481
Money markets	1,268	26,155	0	0	30,000	57,423
Regular savings	0	5,281	0	0	40,000	45,281
Now and super now accounts	0	0	0	0	42,656	42,656
Borrowed funds	5,000	0	30	0	5,010	10,040
Repurchase agreements	17,347	0	0	0	0	17,347

Total interest sensitive liabilities	$41,688	$76,305	$29,152	$11,039	$117,666	$275,850

Net interest rate sensitivity gap	$19,342	$(6,610)	$17,949	$59,336	$(39,519)
Cumulative net interest rate
sensitivity gap	$19,342	$12,732	$30,681	$90,017	$50,498
Cumulative net interest rate
sensitivity gap as a percentage of
total assets	5.47%	3.60%	8.67%	25.44%	14.27%
Cumulative interest sensitivity gap
as percentage of total interest-
earning assets	5.93%	3.90%	9.40%	27.58%	15.47%
Cumulative interest earning assets
as a percentage of cumulative
interest-bearing liabilities	146.40%	110.79%	120.85%	156.91%	118.31%

(1)	Loan totals exclude non-accruing loans amounting to $436,419.

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

Credit Risk--A primary concern of management is to reduce the exposure to credit loss within the loan portfolio. Management follows established underwriting guidelines, and any exceptions to the policy must be approved by a loan ofﬁcer with higher authority than the loan ofﬁcer originating the loan. The adequacy of the loan loss coverage is reviewed quarterly by the risk management committee of the Board of Directors. This committee meets to discuss, among other matters, potential exposures, historical loss experience, and overall economic conditions. Existing or potential problems are noted and addressed by senior management in order to assess the risk of probable loss or delinquency. A variety of loans are reviewed periodically by an independent ﬁrm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures, as well as those set by the regulatory authorities. The Company also employs a Credit Administration Ofﬁcer whose duties include monitoring and reporting on the status of the loan portfolio including delinquent and non-performing loans.

COMPOSITION OF LOAN PORTFOLIO

	2005		2004		2003		2002		2001
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)

Real Estate Loans
Construction & Land
Development	$13,931	5.52%	$11,646	5.07%	$8,929	4.32%	$9,969	4.81%	$3,365	1.74%
Farm Land	2,870	1.14%	2,496	1.09%	2,783	1.35%	2,818	1.36%	2,597	1.34%
1-4 Family Residential	144,777	57.40%	127,555	55.55%	120,848	58.51%	121,138	58.50%	116,281	60.20%
Commercial Real
Estate	48,505	19.23%	43,610	18.99%	33,422	16.18%	30,277	14.62%	32,924	17.05%
Loans to Finance
Agricultural Production	214	0.09%	443	0.19%	529	0.26%	369	0.18%	432	0.22%
Commercial & Industrial	20,049	7.95%	21,592	9.40%	16,951	8.21%	18,846	9.10%	13,340	6.91%
Consumer Loans	21,296	8.44%	21,716	9.46%	22,517	10.90%	23,110	11.16%	23,820	12.33%
All Other Loans	567	0.23%	575	0.25%	552	0.27%	556	0.27%	397	0.21%

Gross Loans	252,209	100%	229,633	100%	206,531	100%	207,083	100%	193,156	100%

Less:
Reserve for Loan
Losses	(2,189)	-0.87%	(2,153)	-0.94%	(2,199)	-1.06%	(2,156)	-1.04%	(2,008)	-1.04%
Deferred Loan Fees	(684)	-0.27%	(764)	-0.33%	(805)	-0.39%	(880)	-0.43%	(951)	-0.49%

Net Loans	$249,336	98.86%	$226,716	98.73%	$203,527	98.55%	$204,047	98.53%	$190,197	98.47%

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2005.

MATURITY SCHEDULE

	Fixed Rate Loans				Variable Rate Loans
	Within	1 - 5	After		Within	1 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)

Real Estate
Construction & Land Development	$5,786	$9	$334	$6,129	$4,743	$1,882	$1,177	$7,802
Secured by Farm Land	0	0	675	675	1,856	339	0	2,195
Commercial Real Estate	102	1,879	9,272	11,253	16,213	11,909	9,130	37,252
Loans to Finance Agricultural
Production	40	37	0	77	137	0	0	137
Commercial & Industrial Loans	1,201	5,911	1,434	8,546	7,943	3,112	448	11,503

Total	$7,129	$7,836	$11,715	$26,680	$30,892	$17,242	$10,755	$58,889

Allowance for loan losses and provisions--The Company continues to maintain an allowance for loan losses at a level that management believes is adequate to absorb losses inherent in the loan portfolio. As of December 31, 2005, the Company maintained a residential loan portfolio of $145 million and a commercial real estate portfolio (including construction, land development and farm land loans) of $65 million, together accounting for approximately 83% of the total loan portfolio. The Company's commercial loan portfolio includes loans that carry guarantees from government programs. At December 31, 2005, the Company had $18.7 million in guaranteed loans, compared to $14.6 million at December 31, 2004. This volume, together with the low historical loan loss experience in these portfolios, helps to support the Company's basis for loan loss coverage. Furthermore, the Company is committed to a conservative lending philosophy and maintains high credit and underwriting standards. The allowance for loan loss uses qualitative factors to simulate current lending conditions. The lenders and credit administration staffs are highly skilled and dedicated to the high standards and expectations of the Company. The expansion into Central Vermont has given the Company an opportunity to diversify the geographic risk in the loan portfolio with loans from a stronger economic community. When the Company expanded into the new market in Central Vermont, experienced lenders were hired and trained to be sure that the same high level of standards would be followed for the loans originated in this new market; all credit administration and underwriting is centralized to ensure consistency.

The loan loss provision increased from $95,000 or .04% of average total loans in 2004 to $150,000 or .06% of average total loans in 2005. Despite the continued declining trend in the levels of delinquency and non-accrual loans, which ultimately lowers reserve and provision requirements, very strong 2005 growth in the real estate portfolio, as well as continued growth in the commercial real estate portfolio, warranted an increase in the 2005 provision in order to maintain adequate reserve coverage of the loan portfolio.

Net losses decreased for 2005 compared to 2004, with 2003 noting a record low year for the Company. The following table summarizes the Company's loan loss experience for each of the last ﬁve years.

SUMMARY OF LOAN LOSS EXPERIENCE

December 31,	2005	2004	2003	2002	2001
	(Dollars in Thousands)

Loans Outstanding End of Period	$252,209	$229,633	$206,531	$207,083	$193,156

Average Loans Outstanding During
Period	$238,376	$212,460	$205,237	$196,528	$181,631

Loan Loss Reserve, Beginning of Period	$2,153	$2,199	$2,156	$2,008	$1,797

Loans Charged Off:
Residential Real Estate Loans	5	26	2	55	60
Commercial Real Estate Loans	0	0	10	0	1
Commercial Loans not Secured by
Real Estate	45	54	0	5	3
Consumer Loans	130	189	185	237	274

Total	180	269	197	297	338

Recoveries:
Residential Real Estate Loans	1	1	4	3	5
Commercial Real Estate Loans	0	0	0	0	0
Commercial Loans not Secured by
Real Estate	6	12	3	4	7
Consumer Loans	59	115	110	112	127

Total	66	128	117	119	139

Net Loans Charged Off	114	141	80	178	199
Provision Charged to Income	150	95	123	326	410

Loan Loss Reserve, End of Period	$2,189	$2,153	$2,199	$2,156	$2,008

Net Losses as a Percent of Average
Loans	0.05%	0.07%	0.04%	0.09%	0.11%
Provision Charged to Income as a
Percent of Average Loans	0.06%	0.04%	0.06%	0.17%	0.23%

At End of Period:
Loan Loss Reserve as a Percent of
Outstanding Loans	0.87%	0.94%	1.06%	1.04%	1.04%

A comparison of non-performing assets reveals decreases of 46% and 19%, respectively for 2005 compared to 2004 and 2004 compared to 2003. Non-performing assets were made up of the following:

NON PERFORMING ASSETS

December 31,	2005	2004	2003	2002	2001
	(Dollars in Thousands)

Accruing Loans Past Due 90 Days
or More:
Consumer	$8	$7	$4	$16	$16
Commercial	0	50	0	1	0
Commercial Real Estate	0	0	0	198	4
Residential Real Estate	169	137	15	142	39

Total	177	194	19	357	59

Non-accrual Loans	436	865	1,295	1,631	1,571

Total Non-accrual, Past Due Loans	613	1,059	1,314	1,988	1,630
Other Real Estate Owned	0	83	88	0	60

Total Non-Performing Loans	$613	$1,142	$1,402	$1,988	$1,690

Percent of Gross Loans	0.24%	0.50%	0.68%	0.96%	0.87%
Reserve Coverage of Non-Performing
Loans	357.10%	188.53%	156.85%	108.45%	118.82%

      When it is determined that future collection of interest and principal is doubtful, a loan is placed in non-accrual status. At this point, the Company's policy is to reverse the accrued interest against current income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability to resume normal payments. Our portfolio of non-accrual loans for the years ended 2005, 2004, 2003, 2002, and 2001, are made up primarily of residential real estate loans. Management does not anticipate any substantial effect to future operations if any of these loans are liquidated. Although interest on non-accrual loans is included in income only to the extent received from the borrower, deferred taxes are calculated monthly, based on the accrued interest of all non-accrual loans. This accrued interest amounted to $6,889 in 2005, $11,287 in 2004, $107,073 in 2003, $401,758 in 2002, and $404,880 in 2001. The decrease in accrued interest from 2003 to 2004 is attributable to the change from non-accrual to accrual status on loans that had been in the non-accrual portfolio for a number of years.

      The Company is not committed to lend additional funds to debtors with impaired, non-accrual or modiﬁed loans, except for one loan classiﬁed as non-performing that management is watching closely and which has been performing according to its contract terms.

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

      Speciﬁc allocations are made in the allowance for loan losses in situations management believes may represent a greater risk for loss. In addition, a portion of the allowance (termed "unallocated") is established to absorb inherent losses that exist as of the valuation date although not speciﬁcally identiﬁed through management's objective processes for estimated credit losses. A quarterly review of various qualitative factors, including levels of, and trends in, delinquencies and non-accruals and national and local economic trends and conditions, helps to ensure that areas with potential risk are noted and coverage increased or decreased to reﬂect the trends in delinquencies and non-accruals. Residential mortgage loans make up the largest part of the loan portfolio and have the lowest historical loss ratio, helping to alleviate the overall risk. While the allowance is described as consisting of separate allocated portions, the entire allowance is available to support loan losses, regardless of category.

Allocation of the allowance for loan losses, as well as the percent of loans in each category to total loans as of December 31,

December 31,	2005	%	2004	%	2003	%	2002	%	2001	%
	(Dollars in Thousands)

Residential Real Estate	$973	57%	$725	55%	$809	59%	$873	59%	$838	60%
Commercial (1)	858	34%	936	35%	786	30%	646	30%	595	27%
Consumer	229	9%	260	10%	325	11%	430	11%	493	13%
Unallocated	129	0%	232	0%	279	0%	207	0%	82	0%

Total	$2,189	100%	$2,153	100%	$2,199	100%	$2,156	100%	$2,008	100%

(1)	Includes commercial loans secured by real estate, as well as unsecured commercial loans and those secured by other types of collateral.

Market Risk--In addition to credit risk in the Company's loan portfolio and liquidity risk, the Company's business activities also generate market risk. Market risk is the risk of loss in a ﬁnancial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product. As discussed above under "Interest Rate Risk and Asset and Liability Management", the Company actively monitors and manages its interest rate risk through the ALCO process.

INVESTMENT SECURITIES

      The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversiﬁcation and to provide for its liquidity and funding needs. The Company's portfolio of available-for-sale securities decreased approximately $14.7 million in 2005, from $51.2 million to $36.5 million as of December 31, 2005, as maturities were used to fund loan demand. Additionally, as of December 31, 2005, the Company held in its investment portfolio U.S. Government agency securities and Obligations of State and Political Subdivisions classiﬁed as held-to-maturity, with a book value of $28.4 million, compared to $31.6 million as of December 31, 2004.

      Accounting standards require banks to recognize all appreciation or depreciation of investments classiﬁed as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classiﬁed as "trading securities" are marked to market with any gain or loss charged to income. The Company's investment policy does not permit the holding of trading securities. Securities classiﬁed as "held-to-maturity" are to be held at book value. Securities classiﬁed as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. These ﬁgures amounted to unrealized losses after taxes of $452,118 and $168,679, respectively, at the end of 2005 and 2004. The increase in unrealized loss is due to the increasing interest rate environment. As rates increase, bonds with lower coupons decrease in value in order to equalize the yield. Although classiﬁed as available for sale, these bonds are short term and we anticipate keeping them until maturity, therefore, this unrealized loss is considered a temporary position for the Company.

      Some of the Company's investment portfolios have a "call" feature, meaning that the issuer may call in the investment, before maturity, at predetermined call dates and prices. Given the low rate environment, many of those investments with call features were exercised during 2005 and 2004, and some were replaced with investments at current market prices, while proceeds from others were used to fund loan growth. A provision of the Statement of Financial Accounting Standards No. 115 allows an investor to sell an investment classiﬁed as held-to-maturity before its maturity date if the security has a call feature. It is permissible to sell such a security within 90 days of the call date if it is highly probable that the security will be called. During the third quarter of 2004, the Company sold an investment from the held-to-maturity portfolio as permitted by this special provision. This security was called on November 2, 2004.

The Company's investment portfolios as of December 31, 2005 and 2004 were as follows:

	COMPOSITION OF INVESTMENT PORTFOLIO

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)

December 31, 2005

Available-for-Sale
U.S. agency securities	$33,116	$2	$652	$32,466
U.S. Government securities	2,989	1	39	2,951
Corporate debt securities	1,002	3	0	1,005
Other investments	32	0	0	32

	$37,139	$6	$691	$36,454

Held-to-Maturity
States and political subdivisions	$28,392	$52	$0	$28,444

Restricted Equity Securities	$3,252	$0	$0	$3,252

Total	$68,783	$58	$691	$68,150

December 31, 2004

Available-for-Sale
U.S. agency securities	$46,309	$116	$400	$46,025
U.S. Government securities	3,057	0	16	3,041
Corporate debt securities	2,008	44	0	2,052
Other investments	32	0	0	32

	$51,406	$160	$416	$51,150

Held-to-Maturity
U.S. Government and agency securities	$996	$8	$0	$1,004
States and political subdivisions	30,583	0	0	30,583

	$31,579	$8	$0	$31,587

Restricted Equity Securities	$2,315	$0	$0	$2,315

Total	$85,300	$168	$416	$85,052

Realized gains and losses for each of the last three years' end were as follows:

	2005	2004	2003
	(Dollars in Thousands)

Available-for-Sale
Realized Gains	$0	$70	$153
Realized Losses	0	(31)	(11)

Net Realized Gains	$0	$39	$142

Held-to-Maturity
Realized Gains	$0	$5	$1

Total Realized Gains	$0	$44	$143

Realized gains on securities held-to-maturity were due to call features exercised prior to maturity on certain debt securities.

The following is an analysis of the maturities and yields of the Company's investment portfolio for each of the last three fiscal years:

MATURITIES AND YIELDS OF INVESTMENT PORTFOLIO

	December 31,
	2005		2004		2003
		Wtd.		Wtd.		Wtd.
	Fair/Book	Ave.	Fair/Book	Ave.	Fair/Book	Ave.
	Value (1)	Rate	Value (1)	Rate	Value (1)	Rate
	(Dollars in Thousands)

U.S. Treasury & Agency Obligations

Available-for-Sale
Due within 1 year	$10,939	2.92%	$12,114	3.05%	$2,053	5.06%
Due after 1 year within 5 years	23,472	3.47%	34,913	3.09%	41,807	3.98%
Due after 5 years within 10 years	1,006	5.31%	2,039	5.78%	7,188	5.64%

Total	$35,417	3.35%	$49,066	3.19%	$51,048	4.25%

Held-to-Maturity
Due within 1 year	$0	0.00%	$0	0.00%	$3,013	3.98%
Due after 1 year within 5 years	0	0.00%	0	0.00%	1,000	7.40%
Due after 5 years within 10 years	0	0.00%	996	7.66%	3,007	6.54%

Total	$0	0.00%	$996	7.66%	$7,020	5.56%

Obligations of State & Political Subdivisions (2)

Held-to-Maturity
Due within 1 year	$25,638	5.04%	$27,280	4.02%	$31,253	3.23%
Due after 1 year within 5 years	1,409	5.73%	1,679	5.25%	1,675	5.41%
Due after 5 years within 10 years	697	7.09%	956	6.48%	930	6.67%
Due after 10 years	648	10.90%	668	10.90%	686	10.90%

Total	$28,392	5.25%	$30,583	4.31%	$34,544	3.58%

Corporate Bonds

Available-for-Sale
Due within 1 year	$1,005	5.86%	$1,010	4.50%	$3,108	6.98%
Due after 1 year within 5 years	0	0.00%	1,042	5.89%	2,131	5.53%
Due after 5 years within 10 years	0	0.00%	0	0.00%	0	0.00%

Total	$1,005	5.86%	$2,052	5.21%	$5,239	6.39%

Restricted Equity Securities	$3,252	4.90%	$2,315	3.65%	$1,357	3.08%

Total	$3,252	4.90%	$2,315	3.65%	$1,357	3.08%

(1)	Investments classiﬁed as available-for-sale are presented at fair value, and investments classiﬁed as held-to-maturity are presented at book value.
(2)	Income on Obligations of State and Political Subdivisions is stated on a tax equivalent basis assuming a 34 percent tax rate.

BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows:

	2005	2004
	(Dollars in Thousands)

Land and land improvements	$1,566	$989
Buildings and improvements	9,301	5,830
Furniture and equipment	5,040	4,605
Leasehold improvements	637	631
Construction in progress	8	585

	16,552	12,640
Less accumulated depreciation and amortization	(4,935)	(4,583)

	$11,617	$8,057

      The Barre branch building was constructed on leased land under a twenty-year ground lease. The lease includes an option to purchase exercisable after the 6th year, with one-half of the annual rental previously paid applied to the purchase price. This purchase deposit is included in other assets. The anticipated future payments under this lease are included in the schedule of future rental payments in the Aggregate Contractual Obligations table below.

      In October of 2004, the Company began the ﬁrst of three phases in the construction of an operations center adjoining the main ofﬁce located on Route 5 in Derby, Vermont. Phase one consisted of the construction of a new three-lane drive up teller system; the third lane being served by a drive-up ATM. The relocation of the drive-up was necessary to make way for the construction of the operations center. Phase two was the most signiﬁcant part of the overall project as the Company completed a new 19,000 square foot addition to the main ofﬁce. The addition created space for support staff in the loan and deposit functions, a new and improved computer room, and a new training facility for our staff that is also available for use by our community non-proﬁt groups. The new facility, equipped with a loading dock, enabled the Company to centralize the central supplies department and the document destruction and archiving functions that were housed in other branches. Phase three entailed remodeling of the teller lobby and upgrading some other areas of the bank's main ofﬁce. The ﬁrst two phases of the project were completed close to the estimated completion date of November 15, 2005, with the ﬁnal phase winding down during the beginning of the ﬁrst quarter of 2006. The cost of this project was approximately $4.3 million. The ﬁnancial impact to the Company's earnings, from recording the cost of this project in 2005, was limited to less than two months of depreciation, amounting to approximately $44,000, and thereby not signiﬁcant to the 2005 ﬁnancial condition and results of operations of the Company.

      Depreciation included in occupancy and equipment expense amounted to $789,586, $772,886, and $642,826 for the years ended December 31, 2005, 2004 and 2003, respectively. The amount of additional depreciation included in the ﬁgures for 2005, 2004 and 2003 from the Barre Branch project which was recorded at the end of 2003, amounted to $157,692, $155,242 and $12,369, respectively.

      The Company now leases ﬁve of its nine locations. In addition to the land lease for the Barre branch, these leased facilities include branch ofﬁces in Island Pond, Barton, St. Johnsbury, and Montpelier, Vermont. The operating leases for these ﬁve locations expire in various years through 2022 with options to renew.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

      The Company is a party to ﬁnancial instruments with off-balance-sheet risk in the normal course of business to meet the ﬁnancing needs of its customers. These ﬁnancial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reﬂect the extent of involvement the Company has in particular classes of ﬁnancial instruments. From December 31, 2004 to December 31, 2005, there has not been any activity that has created any additional types of off-balance-sheet risk.

      The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31, 2005 and 2004 are as follows:

	Contract or
	-Notional Amount-
	2005	2004
	(Dollars in Thousands)

Unused portions of commercial lines of credit	$17,497	$17,290

Unused portions of home equity lines of credit	8,868	7,188

Other commitments to extend credit	10,304	5,681

Standby letters of credit and commercial letters of credit	621	172

Credit card arrangements	8,890	8,651

MPF credit enhancement obligation, net of liability
recorded	1,066	854

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

AGGREGATE CONTRACTUAL OBLIGATIONS

As of December 31, 2005, the Company had the following contractual obligations in the time periods indicated:

	Less			More
	than	1-3	3-5	than
	1 year	years	years	5 years	Total
	(Dollars in Thousands)

Operating Leases	$166	$336	$351	$810	$1,663
Housing Limited Partnerships	433	124	0	0	557
Construction in progress	8	0	0	0	8
FHLB Borrowings	5,000	30	0	5,010	10,040

Total	$5,607	$490	$351	$5,820	$12,268

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

LIQUIDITY AND CAPITAL RESOURCES

Managing liquidity risk is essential to maintaining both depositor conﬁdence and stability in earnings. Liquidity management refers to the ability of the Company to adequately cover ﬂuctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The Company's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities, sales of loans available for sale, and earnings and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, com-

petitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company's exposure to roll over risk on deposits and limits reliance on volatile short-term borrowed funds. Short-term funding needs arise from declines in deposits or other funding sources and funding requirements for loan commitments. The Company's strategy is to fund assets to the maximum extent possible with core deposits that provide a sizable source of relatively stable and low-cost funds.

      In recent years, while depositors were waiting for improved performance in stock-market based investments, banks were ﬂush with deposits, creating excess liquidity. This liquidity was put to good use while loan demand was high. As depositors gained conﬁdence in the markets, deposit growth has become stagnate, while loan demand has remained steady. Funding for loan growth has been augmented with short-term borrowings and cash ﬂows from maturing investments.

      The Company has taken the approach of offering deposit specials at competitive rates, in varying terms that ﬁt within the balance sheet mix. The strategy of offering specials is meant to provide a means to retain deposits while not having to reprice the entire deposit portfolio.

      The Company has a credit line with the Federal Home Loan Bank of Boston (FHLB) with an available balance of $4.3 million at December 31, 2005. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold. Additional borrowing capacity of approximately $85.6 million through the FHLB is secured by the Company's qualifying loan portfolio.

As of December 31, 2005, the Company had total advances of approximately $10.0 million against the $85.6 million line, consisting of the following:

	Annual		Principal
Purchase Date	Rate	Maturity Date	Balance

October 18, 2005	4.11%	January 18, 2006	$2,000,000
November 25, 2005	4.47%	March 27, 2006	3,000,000
November 16, 1992	7.57%	November 16, 2007	30,000
November 16, 1992	7.67%	November 16, 2012	10,000
January 16, 2001	4.78%	January 18, 2011	5,000,000

Total Long-term Advances			$10,040,000

      Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLB borrowing capacity ($85.6 million less outstanding advances) with letters of credit issued by the FHLB. The Company offers a Government Agency Account to the municipalities collateralized with these letters of credit issued by FHLB. At December 31, 2005, approximately $52.7 million was pledged as collateral for these deposits. Interest is charged to the Company quarterly based on the average daily balance outstanding at a rate of 20 basis points. As of December 31, 2005, an average daily balance for the fourth quarter of approximately $21.5 million was reported.

      A cash dividend of $0.16 per share was declared in the ﬁrst quarter and $0.17 per share for the second, third and fourth quarters of 2005. These dividends totaling $0.67 for the year represent an increase of 5% over the cash dividends declared in 2004 and 10% over the cash dividend declared in 2003. A 5% stock dividend was declared in the second quarter of 2005, payable on July 1, 2005 to shareholders of record as of June 15, 2005. As a result of this stock dividend, all per share data for the previous quarters and years have been restated. In December, 2005, the Company declared a $0.17 per share cash dividend, payable February 1, 2006 to shareholders of record as of January 15, 2006, requiring the Company to accrue a liability of $691,964 for this dividend in the fourth quarter of 2005.

The following table illustrates the changes in shareholders' equity from December 31, 2004 to December 31, 2005:

Balance at December 31, 2004 (book value $6.94 per share)	$28,043,446
Net income	3,420,635
Issuance of stock	841,383
Purchase of treasury stock	(178,359)
Total dividends declared	(2,720,332)
Change in unrealized gains on available-for-sale securities,
net of tax	(283,439)

Balance at December 31, 2005 (book value $7.15 per share)	$29,123,334

      As of December 31, 2005, of the 405,000 shares authorized for the stock buyback plan announced in 2000 and extended in 2002, 178,890 shares had been repurchased, leaving 226,110 shares available for repurchase. The repurchase price paid for these shares ranged from $9.75 per share in May of 2000 to $16.50 per share in September of 2005. The last purchase in 2005 was on December 23, 2005 in which 4,938 shares were repurchased at a price of $16.00 per share.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital (as deﬁned in the regulations) to risk-weighted assets (as deﬁned), and of Tier 1 capital (as deﬁned) to average assets (as deﬁned). Under current guidelines, banks must maintain a risk-based capital ratio of 8.0%, of which at least 4.0% must be in the form of core capital (as deﬁned). The risk based ratios of the Company and its subsidiary exceeded regulatory guidelines at December 31, 2005 with reported risk-weighted assets of $216.8 million compared to $196.3 million at December 31, 2004 and total capital of $31.8 million and $30.4 million, respectively. The Company's total risk-based capital to risk-weighted assets was 14.65% and 15.47% at December 31, 2005 and 2004, respectively. The Company's Tier 1 capital to risk-weighted assets was 13.64% and 14.37% at December 31, 2005 and 2004, respectively. In addition to risk-based capital requirements, bank holding companies are required to maintain minimum leverage capital ratios of core capital to average assets of 4.0%. As of December 31, 2005, the Company's leverage ratio was 8.37% and as of December 31, 2004 was 8.44%.

      Regulators have also established guidelines for minimum capital ratio requirements that deﬁne a bank as well-capitalized under prompt corrective action provisions. These minimums are risk-based capital ratio of 10.0% and Tier 1 capital ratio of 6.0%. As of December 31, 2005, the Company and its Subsidiary were deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that time that management believes have changed the Company's classiﬁcation.

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

RECENT ACCOUNTING DEVELOPMENTS

Statement of Financial Accounting Standard (SFAS) No. 154, Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3, changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include speciﬁc transition provisions. When a pronouncement includes speciﬁc transition provi-

sions, those provisions should be followed. Until such time the Company has a change in accounting principle, this Statement has no effect on the financial condition and operations of the Company.

      FASB Staff Position (FSP) 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, was issued on November 3, 2005. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Guidance in the FSP shall be applied to reporting periods beginning after December 15, 2005 with earlier application permitted. The Company has applied the guidance in this FSP in the ﬁnancial statements for the year ended December 31, 2005, the effect of which was limited to disclosure in Note 2 of the Company's ﬁnancial statements with no ﬁnancial impact.

Common Stock Performance by Quarter*

	2005				2004
	First	Second	Third	Fourth	First	Second	Third	Fourth

Trade Price
High	$17.34	$17.10	$18.25	$16.75	$18.05	$17.10	$16.15	$19.95
Low	$15.68	$14.96	$15.00	$15.00	$14.96	$15.58	$14.73	$14.73

	2005				2004
	First	Second	Third	Fourth	First	Second	Third	Fourth

Bid Price
High	$17.10	$16.86	$17.60	$16.25	$18.05	$17.10	$15.91	$16.86
Low	$15.68	$14.73	$14.75	$15.00	$14.96	$15.44	$14.73	$14.73

Cash Dividends
Declared	$ 0.16	$ 0.17	$ 0.17	$ 0.17	$ 0.16	$ 0.16	$ 0.16	$ 0.16

*

There is no established public trading market for the Company's common stock. Trade price and bid price information is based on high and low trade and bid prices reported in the OTC Bulletin Boardmaintained by NASDAQ, and may not represent all trades effected during the relevant periods. Per share prices have been restated to reﬂect a 5% stock dividend declared during the second quarter of 2005.

As of February 1, 2006, the Corporation's common stock ($2.50 par value) was owned by approximately 949 shareholders of record.

Form 10-K
A copy of the Form 10-K Report ﬁled with the Securities and Exchange Commission may be obtained without charge upon written request to:

Stephen P. Marsh, President & COO
Community Bancorp.
P.O. Box 259
Derby, Vermont 05829

Shareholder Services
For shareholder services or information contact:

Chris Bumps, Corporate Secretary
Community Bancorp.
P.O. Box 259
Derby, Vermont 05829
(802) 334-7915

Annual Shareholders' Meeting
The 2006 Annual Shareholders' Meeting will be held at 5:30 p.m., May 2, 2006, at the Elks Club in Derby. We hope to see many of our shareholders there.

Additional Information Regarding Community Bancorp. Stock

Although there is no established public trading market in the Corporation's common stock, several brokerage ﬁrms follow the stock and have executed trades in the stock for their customers. Trading in the Corporation's stock, however, is not active. You can contact these ﬁrms at the following addresses:

Silverlake Wealth Management	Winslow, Evans & Crocker	A.G. Edwards
Wachovia Securities Financial Network	175 Federal Street	1184 Main Street, Suite 1
1795 Williston Road	Boston, Massachusetts 02110	St. Johnsbury, Vermont 05819
South Burlington, Vermont 05403	(800) 556-8600	(800) 457-1002
(800) 235-0435

Community Bancorp.
Performance at-a-Glance (Dollars in Thousands)

Assets	Earnings

Deposits	Total Loan Originations