Form 10-K/A, Exhibit 13
period 2005-12-31
COMMUNITY BANCORP /VT
filed 2006-04-13
CIK 718413

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

Community Bancorp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

All investments with unrealized losses are presented either as those with a continuous loss position less than 12 months or as those with a continuous loss position for 12 months or more. Investments with unrealized losses at December 31, 2005 and 2004 were as follows:

December 31, 2005	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

U.S. agency securities	$ 2,958,580	$ 35,003	$27,499,097	$616,473	$30,457,677	$651,476
U.S. Government securities	979,375	14,919	974,062	24,925	1,953,437	39,844

	$ 3,937,955	$ 49,922	$28,473,159	$641,398	$32,411,114	$691,320

December 31, 2004	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

U.S. agency securities	$34,885,285	$390,503	$ 990,100	$ 9,900	$35,875,385	$400,403
U.S. Government securities	3,040,937	15,539	0	0	3,040,937	15,539

	$37,926,222	$406,042	$ 990,100	$ 9,900	$38,916,322	$415,942

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