Form 10-K, Exhibit 13
COMMUNITY BANCORP /VT
filed 2007-03-22
CIK 718413

BERRY . DUNN . MCNEIL & PARKER
BDMP
CERTIFIED PUBLIC ACCOUNTANTS
MANAGEMENT CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary at December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine
March 20, 2007
Vermont Registration No. 92-0000278

PORTLAND, ME • BANGOR, ME • MANCHESTER, NH
WWW.BDMP.COM

COMMUNITY BANCORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

ASSETS	2006	2005
Cash and due from banks	$11,292,831	$11,066,745
Federal funds sold and overnight deposits	8,173,779	6,508,194
Cash and cash equivalents	19,466,610	17,574,939
Securities held-to-maturity (fair value $21,301,000
and $28,444,000 at December 31, 2006 and 2005)	21,069,866	28,391,665
Securities available-for-sale	22,612,207	36,454,426
Restricted equity securities	2,828,250	3,252,150
Loans held for sale	566,300	1,586,582
Loans	268,729,726	250,622,955
Allowance for loan losses	(2,267,821)	(2,189,187)
Unearned net loan fees	(632,105)	(684,106)
Net loans	265,829,800	247,749,662
Bank premises and equipment, net	12,334,024	11,617,119
Accrued interest receivable	1,667,135	1,789,251
Other assets	5,440,350	5,411,770

Total assets	$351,814,542	$353,827,564

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$47,402,628	$45,848,972
NOW and money market accounts	81,402,928	100,078,793
Savings	38,471,441	45,281,605
Time, $100,000 and over	33,835,057	25,621,541
Other time	99,876,140	77,481,500
Total deposits	300,988,194	294,312,411
Other borrowed funds	40,000	10,040,000
Securities sold under agreements to repurchase	17,083,946	17,347,140
Accrued interest and other liabilities	2,971,591	3,004,679

Total liabilities	321,083,731	324,704,230

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 6, 15, 16, 17 and 20)

SHAREHOLDERS' EQUITY
Common stock, $2.50 par value; 6,000,000 shares authorized,
4,339,619 shares issued at December 31, 2006 and 4,279,884 shares shares issued at December 31, 2005 (including 15,222 shares issued
February 1, 2007 and 13,522 shares issued February 1, 2006)	10,849,048	10,699,709
Additional paid-in capital	22,006,492	21,324,481
Retained earnings	760,667	165,983
Accumulated other comprehensive loss	(270,664)	(452,118)
Less treasury stock, at cost (2006 and 2005 - 209,510 shares)	(2,614,732)	(2,614,721)

Total shareholders' equity	30,730,811	29,123,334

Total liabilities and shareholders' equity	$351,814,542	$353,827,564

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Interest and dividend income
Interest and fees on loans	$18,471,445	$15,645,438	$13,869,932
Interest on debt securities
Taxable	1,082,241	1,482,998	1,973,437
Tax-exempt	1,079,573	1,059,198	1,023,986
Dividends	176,610	133,119	61,075
Interest on federal funds sold and overnight deposits	165,975	36,809	37,915
	20,975,844	18,357,562	16,966,345

Interest expense
Interest on deposits	6,684,827	4,596,744	4,335,331
Interest on borrowed funds and securities
sold under agreements to repurchase	1,018,261	830,654	426,839
	7,703,088	5,427,398	4,762,170

Net interest income	13,272,756	12,930,164	12,204,175
Provision for loan losses	137,500	150,000	95,000
Net interest income after provision for loan losses	13,135,256	12,780,164	12,109,175

Non-interest income
Service fees	1,322,360	1,251,910	1,212,020
Net realized gains on securities	56,875	0	44,059
Other income	1,744,941	1,920,811	1,961,622
	3,124,176	3,172,721	3,217,701

Non-interest expense
Salaries and wages	4,562,000	4,567,003	4,268,960
Employee benefits	1,699,405	1,628,501	1,536,441
Occupancy expenses	2,180,336	2,002,091	1,973,934
Other expenses	3,712,629	3,544,654	3,420,155
	12,154,370	11,742,249	11,199,490

Income before income taxes	4,105,062	4,210,636	4,127,386
Income taxes	729,614	790,001	730,422

Net income	$3,375,448	$3,420,635	$3,396,964

Earnings per common share	$0.82	$0.84	$0.85
Weighted average number of common shares
used in computing earnings per share	4,097,577	4,050,993	4,010,894
Dividends declared per share	$0.68	$0.67	$0.64
Book value per share on shares outstanding at December 31	$7.44	$7.15	$6.96

All per share data and number of shares have been restated to reflect a 5% stock dividend declared in June 2005.

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended December 31, 2006, 2005, and 2004

	---Common Stock---
	Shares	Amount

Balances, December 31, 2003	3,789,084	$9,929,973

Comprehensive income, net of taxes
Net income	0	0
Net unrealized holding losses on securities
available-for-sale, net of tax benefit, ($347,565)	0	0

Total comprehensive income

Dividends declared	0	0
Issuance of stock	65,559	163,898
Purchase of treasury stock	(15,539)	0

Balances, December 31, 2004	3,839,104	10,093,871

Comprehensive income, net of taxes
Net income	0	0
Net unrealized holding losses on securities
available-for-sale, net of tax benefit, ($146,014)	0	0

Total comprehensive income

Dividends declared	0	0
5% stock dividend	192,544	481,360
Issuance of stock	49,791	124,478
Purchase of treasury stock	(11,065)	0

Balances, December 31, 2005	4,070,374	10,699,709

Comprehensive income, net of taxes
Net income	0	0
Net unrealized holding gain on securities
available-for-sale, net of tax, $93,477	0	0

Total comprehensive income

Dividends declared	0	0
Issuance of stock	59,736	149,339
Purchase of treasury stock (fractional share redeemed)	(1)	0

Balances, December 31, 2006	4,130,109	$10,849,048

 The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated
Additional		other		Total
paid-in	Retained	comprehensive	Treasury	shareholders'
capital	earnings	income (loss)	stock	equity

$16,861,802	$1,971,870	$506,006	$(2,184,505)	$27,085,146

0	3,396,964	0	0	3,396,964

0	0	(674,685)	0	(674,685)

				2,722,279

0	(2,592,823)	0	0	(2,592,823)
916,803	0	0	0	1,080,701
0	0	0	(251,857)	(251,857)

17,778,605	2,776,011	(168,679)	(2,436,362)	28,043,446

0	3,420,635	0	0	3,420,635

0	0	(283,439)	0	(283,439)

				3,137,196

0	(2,720,332)	0	0	(2,720,332)
2,828,971	(3,310,331)	0	0	0
716,905	0	0	0	841,383
0	0	0	(178,359)	(178,359)

21,324,481	165,983	(452,118)	(2,614,721)	29,123,334

0	3,375,448	0	0	3,375,448

0	0	181,454	0	181,454

				3,556,902

0	(2,780,764)	0	0	(2,780,764)
682,011	0	0	0	831,350
0	0	0	(11)	(11)

$22,006,492	$760,667	$(270,664)	$(2,614,732)	$30,730,811

COMMUNITY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,375,448	$3,420,635	$3,396,964
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	874,564	789,587	776,093
Provision for loan losses	137,500	150,000	95,000
Provision for deferred income taxes	(28,349)	(36,931)	72,768
Net gain on sale of securities	(56,875)	0	(44,059)
Net gain on sale of loans	(314,850)	(376,946)	(426,198)
Loss on disposal or sale of bank premises and equipment	6,589	32,835	24,796
Gain on sales of other real estate owned	0	(7,710)	(12,684)
(Gain) loss on Trust LLC	(60,409)	(20,825)	15,829
Amortization of bond premium, net	84,650	251,535	406,234
Proceeds from sales of loans held for sale	30,058,562	29,074,835	36,277,381
Originations of loans held for sale	(28,723,430)	(28,451,074)	(35,431,429)
Decrease (increase) in interest receivable	122,116	(136,424)	23,363
Increase in mortgage servicing rights	(166,799)	(174,143)	(231,583)
(Increase) decrease in other assets	(210,815)	(101,135)	42,063
Amortization of limited partnerships	354,156	338,216	292,915
Decrease in unamortized loan fees	(52,001)	(79,668)	(41,510)
Increase in taxes payable	7,963	90,881	113,416
Increase (decrease) in interest payable	128,579	49,169	(18,636)
Increase (decrease) in accrued expenses	4,140	225,818	(351,322)
Increase (decrease) in other liabilities	95,410	(5,167)	47,242

Net cash provided by operating activities	5,636,149	5,033,488	5,026,643

CASH FLOWS FROM INVESTING ACTIVITIES
Securities held-to-maturity
Maturities and paydowns	43,144,522	40,946,852	47,074,787
Purchases	(35,822,723)	(37,755,503)	(37,107,593)
Securities available-for-sale
Sales and maturities	15,089,375	17,000,000	20,461,560
Purchases	(1,000,000)	(2,988,906)	(16,659,541)
Proceeds from redemption (purchase) of restricted equity securities	423,900	(936,700)	(958,600)
Decrease in limited partnership contributions payable	(301,625)	(149,294)	(668,178)
Increase in loans, net	(18,234,097)	(23,013,545)	(23,840,610)
Capital expenditures, net	(1,598,059)	(4,382,421)	(1,043,086)
Investments in limited partnerships, net	0	(494,505)	(678,178)
Proceeds from sales of other real estate owned	0	100,510	68,048
Recoveries of loans charged off	68,460	66,193	127,809

Net cash provided by (used in) investing activities	1,769,753	(11,607,319)	(13,223,582)

	2006	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand, NOW, savings, and
money market accounts	(23,932,373)	6,692,807	6,601,419
Net increase (decrease) in time deposits	30,608,156	5,013,733	(3,674,807)
Net (decrease) increase in repurchase agreements	(263,194)	2,439,622	2,890,948
Net (decrease) increase in short-term borrowings	(2,000,000)	633,000	(1,633,000)
Advances in long-term borrowings	20,000,000	10,000,000	0
Repayments in long-term borrowings	(28,000,000)	(7,000,000)	0
Payments to acquire treasury stock	(11)	(178,359)	(251,857)
Dividends paid	(1,926,809)	(1,842,839)	(1,716,868)

Net cash (used in) provided by financing activities	(5,514,231)	15,757,964	2,215,835
Net increase (decrease) in cash and cash equivalents	1,891,671	9,184,133	(5,981,104)
Cash and cash equivalents
Beginning	17,574,939	8,390,806	14,371,910
Ending	$19,466,610	$17,574,939	$8,390,806

SUPPLEMENTAL SCHEDULE OF CASH PAID DURING THE YEAR
Interest	$7,574,509	$5,378,229	$4,780,806
Income taxes	$750,000	$688,200	$592,088

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Change in unrealized loss on securities available-for-sale	$274,931	$(429,453)	$(1,022,250)

Other real estate owned acquired in settlement of loans	$0	$10,000	$49,887

Dividends paid:
Dividends declared	$2,780,764	$2,720,332	$2,592,823
Increase in dividends payable
attributable to dividends declared	(7,585)	(41,516)	(6,304)
Dividends reinvested	(846,370)	(835,977)	(869,651)
	$1,926,809	$1,842,839	$1,716,868

Stock dividend	$0	$3,310,331	$0

COMMUNITY BANCORP. & SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiary ("Company") are in conformity with accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a description of the Company’s significant accounting policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiary, Community National Bank ("Bank"). All significant intercompany accounts and transactions have been eliminated.

Nature of operations

The Company provides a variety of financial services to individuals, municipalities, and corporate customers through its branches, ATMs, and telephone and internet banking capabilities in northeastern and central Vermont, which is primarily a small business and agricultural area. The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. While the Company has a diversified loan portfolio and economic conditions are relatively stable at this time, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Company's loans are secured by real estate, which could experience a decline in value, especially during times of adverse economic conditions.

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

Under current accounting rules, mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheet. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. The value of capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of fair value and impairment, if any, is recognized through a valuation allowance and is recorded as amortization of other assets. Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.

Management utilizes numerous techniques to estimate the carrying value of various assets held by the Company, including, but not limited to, property, plant and equipment, and deferred taxes. The assumptions considered in making these estimates are based on historical experience and on various other factors that are believed by management to be reasonable under the circumstances. Management acknowledges that the use of different estimates or assumptions could produce different estimates of carrying values

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods), and overnight deposits.

Investment securities

Debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt and equity securities not classified as held-to-maturity are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reported as a net amount in other comprehensive income (loss). Investment securities transactions are accounted for on a trade date basis. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date.

Other investments

The Company acquires partnership interests in limited partnerships for low income housing projects. The investments in limited partnerships are amortized using the effective yield method.

The Company has a one-third ownership interest in Community Financial Services Group, LLC (CFSG), as discussed further in Note 8 of this report. The Company's investment in CFSG is accounted for under the equity method of accounting.

Restricted equity securities

Restricted equity securities are comprised of Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are carried at cost and evaluated for impairment. As a member of the Federal Reserve Bank of Boston (FRB), the Company is required to invest in FRB stock in an amount equal to 3% of Community National Bank's capital stock and surplus.

As a member of the Federal Home Loan Bank of Boston (FHLB), the Company is required to invest in $100 par value stock of the FHLB in an amount that approximates 1% of unpaid principal balances on qualifying loans, as well as an activity based requirement. The stock is nonmarketable, and when redeemed, the Company would receive from the FHLB an amount equal to the par value of the stock.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any unearned fees or costs on originated loans.

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

Bank premises and equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over their estimated useful lives. The cost of assets sold or otherwise disposed of, and the related accumulated depreciation, is eliminated from the accounts and the resulting gains or losses are reflected in the statement of income. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments is capitalized.

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Company's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value, less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Appraisals are then done periodically on properties that management deems significant, or evaluations may be performed by management on properties in the portfolio that are less vulnerable to market conditions. Subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value, less cost to sell.

Income taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset.

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

Comprehensive income

Accounting principles generally require recognized revenue, expenses, gains, and losses to be included in net income. Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-for-sale securities, are not reflected in the statement of income, but the cumulative effect of such items from period-to-period is reflected as a separate component of the equity section of the balance sheet (accumulated other comprehensive income or loss). Other comprehensive income or loss, along with net income, comprises the Company's total comprehensive income.

The Company's total comprehensive income for the years ended December 31 is calculated as follows:

	2006	2005	2004

Net income	$3,375,448	$3,420,635	$3,396,964
Other comprehensive income (loss), net of tax:
Change in unrealized holding losses on available-
for-sale securities arising during the period	331,806	(429,453)	(983,603)
Reclassification adjustment for gains realized in income	(56,875)	0	(38,647)
Net unrealized gain (losses)	274,931	(429,453)	(1,022,250)
Tax effect	(93,477)	146,014	347,565
Other comprehensive income (loss), net of tax	181,454	(283,439)	(674,685)
Total comprehensive income	$3,556,902	$3,137,196	$2,722,279

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

Short-term borrowings:  The fair value is estimated using current interest rates on borrowings of similar maturity.

Off-balance-sheet credit related instruments:  Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Accrued interest:  The carrying amounts of accrued interest approximate their fair values.

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

Reclassification

Certain amounts in the 2005 and 2004 financial statements have been reclassified to conform to the current year presentation.

Impact of Recently Issued Accounting Standards:

       Statement of Financial Accounting Standards (SFAS) No. 156, “Accounting for Servicing of Financial Assets-an Amendment to FASB Statement No. 140,” requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. Servicing assets and servicing liabilities will subsequently be reported using the amortization method or the fair value measurement method. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006 with earlier application permitted with certain restrictions. The initial application of the fair value measurement method would be reported as a cumulative effect adjustment to beginning retained earnings. SFAS No. 156 requires certain disclosures about the basis for measurement and regarding risks, activity, and fair value of servicing assets and of servicing liabilities. Management does not expect SFAS No. 156 to have a material impact on the Company’s financial statements.

     In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.”  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect FIN 48 to have a material effect on the financial condition and results of operations of the Company.

         In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB No. 108 requires registrants to evaluate the materiality of unadjusted financial statement misstatements using both the rollover and iron curtain methods.  The rollover method quantifies a misstatement based on the amount of the error originating in the current period statement of income.  The iron curtain method quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current period, irrespective of the misstatement’s year(s) of origination.  SAB No. 108 is effective for years ending after November 15, 2006.  The cumulative effect of the initial application on prior years is required to be reported as an adjustment to retained earnings at the beginning of the year of initial application.  The adoption of SAB No. 108 did not have a material effect on the Company’s financial statements for the year ended December 31, 2006.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2006
U. S. sponsored enterprise securities	$19,030,313	$0	$382,168	$18,648,145
U. S. Government securities	3,991,991	5,068	32,997	3,964,062
	$23,022,304	$5,068	$415,165	$22,612,207

December 31, 2005
U. S. sponsored enterprise securities	$33,115,577	$1,770	$651,476	$32,465,871
U. S. Government securities	2,989,486	983	39,844	2,950,625
Corporate debt securities	1,001,891	3,539	0	1,005,430
Other investments	32,500	0	0	32,500
	$37,139,454	$6,292	$691,320	$36,454,426

Securities HTM

December 31, 2006
States and Political Subdivisions	$21,069,866	$231,134	$0	$21,301,000

December 31, 2005
States and Political Subdivisions	$28,391,665	$52,335	$0	$28,444,000

Included in the caption "States and Political Subdivisions" are securities of local municipalities carried at $21,069,866 and $28,391,665 at December 31, 2006 and 2005, respectively, which are attributable to private financing transactions arranged by the Company. The current fair value of these securities is an estimation based on an analysis that takes into account future maturities and scheduled future repricing. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Investment securities with a book value of $21,022,304 and $22,106,561 and a fair value of $20,645,566 and $21,675,699 at December 31, 2006 and 2005, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from the maturities, call or sale of securities available-for-sale amounted to $15,089,375 in 2006, $17,000,000 in 2005, and $20,461,560 in 2004. Realized gains from sales of investments available-for-sale were $56,875 in 2006, $0 in 2005, and $70,311 in 2004. Realized losses were $0 in 2006 and 2005, and $31,664 in 2004. When an investment classified as held-to-maturity has a call option, sale of the investment is permitted if the sale is within 90 days of the call date and it is highly probable that it will be called. In 2004, a realized gain of $5,412 was recognized through the sale of a held-to-maturity security that met the criteria.

The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of securities available-for-sale at December 31, 2006 were as follows:

	Carrying	Fair
	Amount	Value

Due in one year or less	$5,003,179	$4,949,006
Due from one to five years	18,019,125	17,663,201
	$23,022,304	$22,612,207

The scheduled maturities of securities held-to-maturity at December 31, 2006 were as follows:

	Carrying	Fair
	Amount	Value*

Due in one year or less	$17,253,914	$17,254,000
Due from one to five years	1,444,078	1,502,000
Due from five to ten years	1,744,228	1,802,000
Due after ten years	627,646	743,000
	$21,069,866	$21,301,000

*Method used to determine fair value rounds values to nearest thousand.

All investments with unrealized losses are presented either as those with a continuous loss position less than 12 months or as those with a continuous loss position for 12 months or more. Investments with unrealized losses at December 31, 2006 and 2005 were as follows:

December 31, 2006	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. sponsored
enterprise securities	$999,836	$163	$17,648,309	$382,005	$18,648,145	$382,168
U.S. Government
Securities	993,438	4,841	1,968,437	28,156	2,961,875	32,997
	$1,993,274	$5,004	$19,616,746	$410,161	$21,610,020	$415,165

December 31, 2005	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. sponsored
enterprise securities	$2,958,580	$35,003	$27,499,097	$616,473	$30,457,677	$651,476
U.S. Government
securities	979,375	14,919	974,062	24,925	1,953,437	39,844
	$3,937,955	$49,922	$28,473,159	$641,398	$32,411,114	$691,320

The unrealized losses are a result of increases in market interest rates and not of deterioration in the creditworthiness of the issuer. At December 31, 2006 there were 22 securities in the investment portfolio that were in an unrealized loss position compared to 33 securities in an unrealized loss position at December 31, 2005. These unrealized losses were principally attributable to changes in current interest rates for similar types of securities.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns, or adverse developments relating to the issuer, warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary at December 31, 2006 and 2005.

Note 3.  Loans

The composition of net loans at December 31 was as follows:

	2006	2005
Commercial	$22,217,047	$20,262,855
Real estate - Construction	11,889,203	13,931,238
Real estate - Mortgage	213,894,135	194,565,926
Installment and other	20,729,341	21,862,936
	268,729,726	250,622,955
Deduct:
Allowance for loan losses	2,267,821	2,189,187
Unearned net loan fees	632,105	684,106
	2,899,926	2,873,293
	$265,829,800	$247,749,662

The total recorded investment in impaired loans as determined in accordance with accounting principles generally accepted in the United States of America was $508,571 and $219,766 at December 31, 2006 and 2005, respectively. The allowance for loan losses allocated to these loans amounted to $68,229 and $87,938 at December 31, 2006 and 2005, respectively. The average recorded investment in impaired loans amounted to $643,307, $284,542, and $282,270 for the years ended December 31, 2006, 2005, and 2004, respectively. Interest income recognized on impaired loans during 2006 was $90,829, all of which was on a cash basis. No interest income was recognized or received on impaired loans in 2005 and 2004.

The Company had non-accrual loans of $720,587 and $436,419 at December 31, 2006 and 2005, respectively. If interest on non-accrual loans had been recognized at the original interest rates, interest income would have increased approximately $61,718, $49,644, and $63,212 for the years ended December 31, 2006, 2005, and 2004, respectively. The total recorded investment in loans past due ninety days or more and still accruing interest was $205,801 and $176,885 at December 31, 2006 and 2005, respectively.

The Company is not committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

Note 4.  Loan Servicing

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $144,573,102 and $131,941,606 at December 31, 2006 and 2005, respectively. Net gains realized on the sale of loans amounted to $314,850, $376,946, and $426,198 for the years ended December 31, 2006, 2005, and 2004, respectively. The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2006 and 2005, was $1,113,607 and $946,808, respectively. The fair values of these rights were $1,463,324 and $1,365,244, respectively. The fair value of servicing rights was determined using market prices for similar assets with similar characteristics. The Company will be implementing changes to its analysis procedures during the first quarter of 2007, as required by virtue of its implementation of SFAS No. 156, “Accounting for Servicing of Financial Assets - an Amendment to FASB Statement No. 140”, which is discussed in more detail in Note 1 above, under the heading “Impact of Recently Issued Accounting Standards”.

The following summarizes mortgage servicing rights capitalized and amortized in each year:

	Years Ended December 31,
	2006	2005	2004

Mortgage servicing rights capitalized	$447,939	$423,133	$446,079
Mortgage servicing rights amortized	$281,140	$248,990	$214,496

Note 5.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2006	2005	2004

Balance, beginning of year	$2,189,187	$2,153,372	$2,199,110
Provision for loan losses	137,500	150,000	95,000
Recoveries of amounts charged off	68,460	66,193	127,809
	2,395,147	2,369,565	2,421,919
Amounts charged off	(127,326)	(180,378)	(268,547)
Balance, end of year	$2,267,821	$2,189,187	$2,153,372

Note 6.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2006	2005

Land and land improvements	$2,315,414	$1,566,010
Buildings and improvements	9,746,666	9,301,401
Furniture and equipment	5,282,007	5,039,609
Leasehold improvements	623,621	636,789
Other prepaid assets and construction in progress	94,688	8,127
	18,062,396	16,551,936
Less accumulated depreciation and amortization	(5,728,372)	(4,934,817)
	$12,334,024	$11,617,119

Depreciation included in occupancy expenses amounted to $878,645, $789,587, and $772,886 for the years ended December 31, 2006, 2005, and 2004, respectively.

The Company is obligated under non-cancelable operating leases at four branch office locations expiring in various years through 2022 with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2006 for each of the next five years and in aggregate are:

2007	$142,563
2008	143,872
2009	145,220
2010	118,451
2011	98,924
Subsequent to 2011	335,641
$984,671

Total rental expense amounted to $198,370, $181,201, and $173,882 for the years ended December 31, 2006, 2005, and 2004, respectively.

Note 7.  Other Real Estate Owned (OREO)

There was no OREO at December 31, 2006 or 2005, and there was no change in the allowance for losses on OREO for the years ended December 31, 2006, 2005 or 2004.

Note 8.  Other Investments

The Company has purchased from time to time various partnership interests in limited partnerships. These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.

The tax credits from these investments were estimated at $345,522, $320,165, and $248,521 for the years ended December 31, 2006, 2005, and 2004, respectively, and are recorded as a reduction of income tax expense. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of "other expenses", and were $354,156, $338,216, and $292,915 for 2006, 2005, and 2004, respectively. The carrying values of these investments, which are included in other assets, were $2,170,053 and $2,543,344 at December 31, 2006 and 2005, respectively.

The Bank has a one-third ownership interest in a nondepository trust company, Community Financial Services Group, LLC (“CFSG”) based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC, ("Partners") a Vermont limited liability company that owns 100% of the limited liability company equity interests of CFSG. The Bank accounts for its investment in Partners under the equity method of accounting. As of December 31, 2006, the Company's investment in Partners amounted to $170,427 with income for 2006 of $72,109, compared to an investment of $119,018 as of December 31, 2005 with income of $20,825 for 2005.

Note 9.  Deposits

The following is a maturity distribution of time certificates of deposit at December 31, 2006:

2007	$103,452,693
2008	11,249,101
2009	11,034,356
2010	1,442,297
2011	6,532,750
Total	$133,711,197

Note 10.  Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (FHLB) as of December 31 were as follows:

	2006	2005

FHLB term borrowing, 4.11% fixed rate, payable January 18, 2006	$0	$2,000,000
FHLB term borrowing, 4.47% fixed rate, payable March 27, 2006	0	3,000,000
Community Investment Program borrowing, 7.57%
fixed rate, payable November 16, 2007	30,000	30,000
FHLB term borrowing, 4.78% fixed rate, payable
January 18, 2011, callable quarterly	0	5,000,000
Community Investment Program borrowing, 7.67%
fixed rate, payable November 16, 2012	10,000	10,000
	$40,000	$10,040,000

Principal maturities of borrowed funds as of December 31, 2006 were as follows:

2007	$30,000
2012	10,000
$40,000

The Company maintains a $4,301,000 IDEAL Way Line of Credit with FHLB. As of December 31, 2006 and 2005, there were no outstanding advances under this line. Interest on these borrowings is at a rate determined daily by FHLB and payable monthly.

Borrowings from FHLB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets. Qualified collateral for these borrowings approximated $110,574,000 and $114,089,000 as of December 31, 2006 and 2005, respectively.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by FHLB. As of December 31, 2006, the Company's potential borrowing capacity was $82.9 million, reduced by outstanding advances. At December 31, 2006, $52.3 million in letters of credit was pledged as collateral for these deposits. A fee is charged to the Company, quarterly, based on the average daily balance outstanding at a rate of 20 basis points. The average daily balance for the fourth quarter of 2006 was $26.0 million.

Note 11.  Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase amounted to $17,083,946 and $17,347,140 as of December 31, 2006 and 2005, respectively. These agreements are collateralized by U. S. government sponsored enterprise securities and U. S. Treasury notes with a book value of $20,022,304 and $18,115,155 and a fair value of $19,667,030 and $17,737,454 at December 31, 2006 and 2005, respectively.

The average daily balance of these repurchase agreements approximated $15,687,663 and $13,986,763 during 2006 and 2005, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $17,536,357 and $17,347,140 in 2006 and 2005, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 2.07% during 2006, compared to 1.48% during 2005. The securities underlying these agreements are held in safekeeping at the Investors Bank & Trust Company.

Note 12.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2006	2005	2004

Currently paid or payable	$757,963	$826,932	$657,654
Deferred	(28,349)	(36,931)	72,768
	$729,614	$790,001	$730,422

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2006	2005	2004
Computed expected tax expense	$1,395,721	$1,431,616	$1,403,311
Tax exempt interest	(367,055)	(360,127)	(348,155)
Disallowed interest	42,257	34,813	36,932
Partnership tax credits	(345,522)	(320,165)	(248,521)
Other	4,213	3,864	(113,145)
	$729,614	$790,001	$730,422

The deferred income tax (benefit) provision consisted of the following items for the years ended December 31:

	2006	2005	2004

Depreciation	$(20,178)	$(60,525)	$4,199
Loan fees	1,814	2,721	5,181
Mortgage servicing	56,711	59,209	78,738
Deferred compensation	(36,458)	(27,654)	(44,742)
Bad debts	(26,735)	(12,177)	15,551
Nonaccrual loan interest	(8,661)	1,495	32,567
Other	5,158	0	(18,726)
	$(28,349)	$(36,931)	$72,768

Listed below are the significant components of the net deferred tax asset at December 31:

	2006	2005
Components of the deferred tax asset:
Bad debts	$596,883	$570,148
Unearned loan fees	4,577	6,391
Nonaccrual loan interest	11,003	2,342
Deferred compensation	366,925	330,467
Unrealized loss on securities available-for-sale	139,433	232,910
Other	94,858	100,014
Total deferred tax asset	1,213,679	1,242,272

Components of the deferred tax liability:
Depreciation	284,941	305,119
Limited partnerships	255,280	255,280
Mortgage servicing rights	378,627	321,915
Total deferred tax liability	918,848	882,314
Net deferred tax asset	$294,831	$359,958

Accounting principles generally accepted in the United States of America allow for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

Net deferred tax assets are included in the caption "Other Assets" in the balance sheets at December 31, 2006 and 2005.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. Due to the fact that the plan is a defined contribution plan, rather than a defined benefit plan, there is no unfunded past service liability. The provisions for pension expense were $448,784, $429,000, and $379,435 for 2006, 2005, and 2004, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, a retirement plan for its directors. Participants are general creditors of the Company with respect to these benefits. The benefits accrued under these plans were $601,951 and $578,937 at December 31, 2006 and 2005, respectively. Expenses associated with these plans were $35,013, $15,587, and $64,779 for the years ended December 31, 2006, 2005, and 2004, respectively.

Deferrals of director compensation under the plan were suspended during 2005 pending receipt of guidance from the Internal Revenue Service (IRS) for compliance with Internal Revenue Code (IRC) section 409A, added by the American Jobs Creation Act of 2004. In accordance with IRS guidance issued in 2005, the Company permits new deferrals under the plan for eligible directors effective January 1, 2006. Benefits accrued under this plan during 2006 were $19,058 and are included in the 2006 total of $601,951 in the paragraph above.

The Company terminated the directors’ retirement plan during 2005, and no benefits for 2005 were accrued. Eligible directors will receive additional current compensation in lieu of accruing additional benefits payable under the retirement plan. Retirement benefits accrued prior to termination of the plan will be paid out to participants at their retirement from the board.

The Company also maintains a supplemental employee retirement plan for key employees of the Company. Benefits accrued under this plan were $477,241 and $393,025 at December 31, 2006 and 2005, respectively. The expense associated with this plan was $84,216, $69,000, and $70,565 for the years ended December 31, 2006, 2005, and 2004, respectively.

It was anticipated that certain provisions of these plans would be amended during 2006 to ensure compliance with IRC section 409A; however, the deadline was extended to December 2007, pending the issuance of final IRS regulations. Such amendments are not expected to have any material impact upon the Company's financial obligations under the plans.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following financial instruments were outstanding whose contract amount represent credit risk:

	Contract or
	--Notional Amount--
	2006	2005

Unused portions of commercial lines of credit	$11,116,285	$17,497,235
Unused portions of home equity lines of credit	11,212,136	8,867,594
Other commitments to extend credit	11,982,321	10,303,630
Standby letters of credit and commercial letters of credit	1,004,200	621,135
Credit card arrangements	9,086,665	8,890,318
MPF credit enhancement obligation, net (See Note 16)	1,130,949	1,066,162

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2006 and 2005, the Company had binding loan commitments at fixed rates approximating $0 and $607,600, respectively, which are included in commitments to extend credit.

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

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The fair value of standby letters of credit has not been included in the balance sheets as required by Financial Accounting Standards Board Interpretation No. 45 as the fair value is immaterial.

Note 16.  Contingent Liability

     The Company sells 1-4 family residential loans under a program with FHLB, the Mortgage Partnership Finance program (MPF). Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLB's FLA funds are then utilized, followed by the member's CEO, with the balance picked up by FHLB. These loans meet specific underwriting standards of the FHLB. As of December 31, 2006 and 2005, the Company had $45.7 million and $44.1 million, respectively, in loans sold through the MPF program. The Company carries a contingent liability of $91,667 as of December 31, 2006 and 2005, which is calculated on the same methodology used in calculating its allowance for loan loss, adjusted to reflect the risk sharing arrangements with the FHLB. The volume of loans sold to the MPF program and the corresponding credit obligation continue to be closely monitored by management. As of December 31, 2006, the notional amount of the maximum contingent contractual liability related to this program was $1,222,616 compared to $1,157,829 as of December 31, 2005.

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

Aggregate loan transactions with related parties as of December 31 were as follows:

	2006	2005

Balance, beginning	$520,675	$567,907
Loans - New Directors	749,441	0
New loans	784,933	378,271
Repayments	(669,552)	(425,503)
Balance, ending	$1,385,497	$520,675

Total deposits with related parties approximated $1,234,207 and $1,243,014 at December 31, 2006 and 2005, respectively.

The Company leases approximately 1,466 square feet of condominium space in the state office building on Main Street in Newport to its trust company affiliate, CFSG. This is the location of CFSG’s principal offices. CFSG also leases an office in the Company’s Barre branch.

The amount of rental income received from CFSG for the twelve months ended December 31 was:

	2006	2005	2004

Newport	$18,635	$16,994	$16,555
Barre	2,313	2,225	2,135
Total	$20,948	$19,219	$18,690

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

The amount paid to CFSG for the twelve months ended December 31 was:

	2006	2005	2004

Management Fees	$36,841	$35,521	$37,316

Note 19.  Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with the Federal Reserve Bank. The totals of those reserve balances were approximately $3,024,000 and $2,845,000 at December 31, 2006 and 2005, respectively.

The nature of the Company's business requires that it maintain amounts due from correspondent banks that, at times, may exceed federally insured limits. No losses have been experienced in these accounts. The Company believes it is not exposed to any significant risk with respect to these accounts. In addition, the Company was required to maintain contracted clearing balances with correspondent banks of $325,000 and $300,000 at December 31, 2006 and 2005, respectively, of which $275,000 is included in the year-end reserve balances reported for the Federal Reserve Bank in the paragraph above.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's regulatory capital categories.

The Company's and the Bank's actual capital amounts (in thousands) and ratios are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
			Adequacy Purposes:		Action Provisions:
	Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2006:
Total capital (to risk-weighted assets)
Consolidated	$33,270	14.10%	$18,879	8.0%	N/A	N/A
Bank	$33,047	14.01%	$18,872	8.0%	$23,590	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	$31,002	13.14%	$ 9,439	4.0%	N/A	N/A
Bank	$30,779	13.05%	$ 9,436	4.0%	$14,154	6.0%
Tier I capital (to average assets)
Consolidated	$31,002	8.59%	$14,434	4.0%	N/A	N/A
Bank	$30,779	8.53%	$14,430	4.0%	$18,038	5.0%
As of December 31, 2005:
Total capital (to risk-weighted assets)
Consolidated	$31,764	14.65%	$17,347	8.0%	N/A	N/A
Bank	$32,037	14.78%	$17,343	8.0%	$21,678	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	$29,575	13.64%	$ 8,674	4.0%	N/A	N/A
Bank	$29,848	13.77%	$ 8,671	4.0%	$13,007	6.0%
Tier I capital (to average assets)
Consolidated	$29,575	8.37%	$14,136	4.0%	N/A	N/A
Bank	$29,848	8.45%	$14,132	4.0%	$17,666	5.0%

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

Note 21.  Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments were as follows:

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(in thousands)
Financial assets:
Cash and cash equivalents	$19,467	$19,467	$17,575	$17,575
Securities held-to-maturity	21,070	21,301	28,392	28,444
Securities available-for-sale	22,612	22,612	36,454	36,454
Restricted equity securities	2,828	2,828	3,252	3,252
Loans and loans held-for-sale, net	266,396	266,361	249,336	247,367
Accrued interest receivable	1,667	1,667	1,789	1,789

Financial liabilities:
Deposits	300,988	299,670	294,312	292,940
Repurchase agreements	17,084	17,072	17,347	17,335
Federal funds purchased and other borrowed funds	40	42	10,040	10,088
Accrued interest payable	345	345	216	216

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2006 and 2005.

Note 22.  Condensed Financial Information (Parent Company Only)

The following financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

ASSETS	2006	2005

Cash	$635,250	$113,967
Investment in subsidiary - Community National Bank	30,507,941	29,395,617
Other assets	85,732	89,257
Total assets	$31,228,923	$29,598,841

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Dividends payable	$498,112	$475,507
Total liabilities	498,112	475,507

Shareholders' equity
Common stock, $2.50 par value; 6,000,000 shares authorized, 4,339,619 shares issued at December 31, 2006 and 4,279,884 shares issued at
December 31, 2005 (including 15,222 shares issued February 1, 2007 and
13,522 shares issued February 1, 2006)	10,849,048	10,699,709
Additional paid-in capital	22,006,492	21,324,481
Retained earnings	760,667	165,983
Accumulated other comprehensive loss	(270,664)	(452,118)
Less treasury stock, at cost (2006 and 2005 - 209,510 shares)	(2,614,732)	(2,614,721)
Total shareholders' equity	30,730,811	29,123,334
Total liabilities and shareholders' equity	$31,228,923	$29,598,841

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 2006, 2005, and 2004
	2006	2005	2004
Revenues
Dividends
Bank subsidiary - Community National Bank	$2,611,000	$1,491,000	$2,331,000
Other dividend income	300	600	600
Total revenues	2,611,300	1,491,600	2,331,600

Other non-interest income
Gain on sale of stock	56,875	0	0
Total non-interest income	56,875	0	0

Expenses
Administrative and other	309,329	167,533	164,466
Total expenses	309,329	167,533	164,466

Income before applicable income tax and equity in
undistributed net income of subsidiary	2,358,846	1,324,067	2,167,134
Applicable income tax benefit	85,732	56,757	172,254

Income before equity in undistributed net
income of subsidiary	2,444,578	1,380,824	2,339,388
Equity in undistributed net income of subsidiary	930,870	2,039,811	1,057,576

Net income	$3,375,448	$3,420,635	$3,396,964

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,375,448	$3,420,635	$3,396,964
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed net income of subsidiary	(930,870)	(2,039,811)	(1,057,576)
Net gain on sale of investments	(56,875)	0	0
(Increase) decrease in income taxes receivable	(28,975)	115,496	(131,234)
Net cash provided by operating activities	2,358,728	1,496,320	2,208,154

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments available-for-sale	89,375	0	0
Net cash provided by investing activities	89,375	0	0

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(11)	(178,359)	(251,857)
Dividends paid	(1,926,809)	(1,842,839)	(1,716,868)
Net cash used in financing activities	(1,926,820)	(2,021,198)	(1,968,725)
Net increase (decrease) in cash	521,283	(524,878)	239,429

Cash
Beginning	113,967	638,845	399,416
Ending	$635,250	$113,967	$638,845

SUPPLEMENTAL SCHEDULE OF CASH RECEIVED
DURING THE YEAR

Income taxes	$56,757	$172,254	$41,019

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Change in unrealized loss on securities available-for-sale	$274,931	$(429,453)	$(1,022,250)
Dividends paid:
Dividends declared	$2,780,764	$2,720,332	$2,592,823
Increase in dividends payable attributable to dividends declared	(7,585)	(41,516)	(6,304)
Dividends reinvested	(846,370)	(835,977)	(869,651)
	$1,926,809	$1,842,839	$1,716,868

Stock dividend	$0	$3,310,331	$0

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2006, 2005, and 2004 is presented below:

COMMUNITY BANCORP. AND SUBSIDIARY

	Quarters in 2006 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,874,446	$5,188,141	$5,293,321	$5,619,936
Interest expense	1,616,977	1,847,419	2,078,793	2,159,899
Provision for loan losses	37,500	37,500	37,500	25,000
Securities gains	0	0	0	56,875
Non-interest income	669,624	838,393	791,409	824,750
Non-interest expense	3,113,226	3,120,224	3,061,570	2,859,350
Net income	665,942	832,100	764,064	1,113,342
Earnings per common share	0.16	0.20	0.19	0.27

	Quarters in 2005 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,357,163	$4,421,948	$4,648,748	$4,929,703
Interest expense	1,179,886	1,318,911	1,394,072	1,534,529
Provision for loan losses	37,500	37,500	37,500	37,500
Non-interest income	694,589	796,303	821,370	860,459
Non-interest expense	2,951,815	2,953,735	2,896,883	2,939,816
Net income	730,141	757,044	918,112	1,015,338
Earnings per common share	0.18	0.19	0.23	0.24

	Quarters in 2004 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,161,101	$4,177,138	$4,172,423	$4,455,683
Interest expense	1,255,820	1,226,265	1,145,625	1,134,460
Provision for loan losses	51,000	34,000	10,000	0
Securities gains	0	18,631	25,428	0
Non-interest income	663,209	884,152	855,239	815,101
Non-interest expense	2,740,438	2,777,099	2,875,104	2,806,849
Net income	763,842	819,201	800,123	1,013,798
Earnings per common share	0.19	0.20	0.20	0.26

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in any of the three years disclosed are as follows:
	2006	2005	2004
Income

Income from sold loans, net of amortization	$481,649	$551,091	$657,781

Expenses

Printing and supplies	$206,144	$214,263	$219,379
State deposit tax	280,805	240,000	264,000
Loss on limited partnerships	354,156	338,216	292,915
Advertising	224,802	219,996	213,309
Telephone	162,783	193,121	207,348
ATM fees	187,173	229,003	197,716

Note 25.  Subsequent Event

Effective December 12, 2006, the Company declared a cash dividend of $0.17 per share payable February 1, 2007 to shareholders of record as of January 15, 2007. This dividend has been recorded as of the declaration date including shares issuable under the DRIP plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2006, 2005, and 2004

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

OVERVIEW

     The Company ended the year on December 31, 2006 with total assets of $351,814,542. This is a decline of $2,013,022 from December 31, 2005. Although gross loans grew by $18,106,771, municipal investments were down by $7,321,799 and the available for sale securities portfolio decreased by $13,842,219. While loans grew by over $18 million, deposits, the Company’s traditional source of funding, grew by less than $7 million. To bridge the gap, the Company relied on maturities in the securities portfolio and wholesale borrowings to fund loan growth.

     Mortgage interest rates remained low throughout the year fueling this loan growth, while short term rates remained flat. The flat, and at times slightly inverted, yield curve compressed net interest income spreads as rarely seen in the past. Our net interest spread for 2006 was 3.73% compared to 3.87% in 2005. While the shift of investment securities into loans created a higher yield on assets by 61 basis points, cost of funds increased disproportionately with an increase of 75 basis points. This was due to increasing rates on money market and certificate of deposit accounts and the need to use wholesale funding throughout the year.

     Net income for 2006 was $3,375,448, or $.82 per share, compared to $3,420,635, or $.84 per share, in 2005. Net interest income after provision for loan losses for 2006 was $13,135,256, an incremental increase of $355,092 from 2005. Non-interest income was down from $3,172,721 in 2005 to $3,124,176 in 2006. This decrease was due mostly to lower fee income from mortgage loan activity and less income from foreign exchange of the Canadian dollar.

     Non-interest expense was up from $11,742,249 in 2005 to $12,154,370 in 2006. This 3.5% increase is due primarily to increases in occupancy expense and outside professional expense such as audit, legal and consulting fees.

     The following pages describe the financial results of our year in much more detail. Please take the time to read them to more fully understand 2006 in relation to other recent years. The discussion below should be read in conjunction with the Consolidated Financial Statements of the Company and related notes. This report includes forward-looking statements within the meaning of the Securities and Exchange Act of 1934 (the "Exchange Act").

CRITICAL ACCOUNTING POLICIES

     The Company’s consolidated financial statements are prepared according to accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities in the consolidated financial statements and related notes. The Securities and Exchange Commission (SEC) has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the Company’s financial condition and results of operations, and which require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Because of the significance of these estimates and assumptions, there is a high likelihood that materially different amounts would be reported for the Company under different conditions or using different assumptions or estimates.

     Management evaluates on an ongoing basis its judgment as to which policies are considered to be critical. Management believes that the calculation of the allowance for loan losses (ALL) is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the ALL, management considers historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, current economic indicators and their probable impact on borrowers and changes in delinquent, non-performing or impaired loans. Management’s estimates used in calculating the ALL may increase or decrease based on changes in these factors, which in turn will affect the amount of the Company’s provision for loan losses charged against current period income. Actual results could differ significantly from these estimates under different assumptions, judgments or conditions.

     Occasionally, the Company acquires property in connection with foreclosures or in satisfaction of debt previously contracted. To determine the value of property acquired in foreclosure, management often obtains independent appraisals for significant properties. Because the extent of any recovery on these loans depends largely on the amount the Company is able to realize upon liquidation of the underlying collateral, the recovery of a substantial portion of the carrying amount of foreclosed real estate is susceptible to changes in local market conditions. The amount of the change that is reasonably possible cannot be estimated. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     Under current accounting rules, mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheet. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. The value of capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of fair value and impairment, if any, is recognized through a valuation allowance and is recorded as amortization of other assets. Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans. As required by SFAS No. 156, “Accounting for Servicing of Financial Assets-an Amendment to FASB Statement No. 140”, the Company will be implementing changes to its valuation analysis, through the guidance of a third party provider. This accounting standard is discussed in more detail in the section labeled “Impact of Recently Issued Accounting Standards” found at the end of this narrative.

     Management utilizes numerous techniques to estimate the carrying value of various assets held by the Company, including, but not limited to, property, plant and equipment, and deferred taxes. The assumptions considered in making these estimates are based on historical experience and on various other factors that are believed by management to be reasonable under the circumstances. Management acknowledges that the use of different estimates or assumptions could produce different estimates of carrying values.

RESULTS OF OPERATIONS

     The Company’s net income of $3.38 million for the year ended December 31, 2006 represented a decrease of 1.3% from $3.42 million for the 2005 calendar year, compared to an increase of less than one percent over 2004. Although an increase of $342,592, or 2.7% is noted in net interest income for 2006 compared to 2005, non-interest income decreased $48,545 or by 1.5%, and non-interest expense increased $412,121, or by 3.5%, clearly offsetting the increase in net interest income. With the completion of the Derby Operation Center during the beginning of 2006, occupancy expense increased accordingly through increases in depreciation expense from year-end 2005 to year-end 2006. Increases in audit expenses and the state deposit tax also contributed to the increase from 2005 to 2006. Most of the increase in net income from year-end 2004 to year-end 2005 is due to a higher volume of in-house mortgages, creating more interest income in 2005 compared to 2004. Earnings for 2006, 2005 and 2004 resulted in earnings per share of $0.82, $0.84, and $0.85 respectively. The Company’s average assets grew by 3.9% in 2006 resulting in total average assets of $354.0 million during 2006, compared to average assets of $340.7 million during 2005. An increase of $25.5 million or 10.7% in average loan volume accounts for the increase in average assets. This increase was offset, in part, by a decrease of $17.6 million or 23.1% in the Company’s investment portfolio, as cash flows through maturities and calls were used to fund a portion of the loan growth. Significant growth of the Company’s assets, together with a decrease in earnings for 2006, resulted in a return on average assets of 0.95% for 2006 compared to 1.00% for 2005.

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

	December 31,
	2006	2005	2004

Return on Average Assets	0.95%	1.00%	1.03%
Return on Average Equity	11.35%	12.05%	12.32%
Dividend Payout Ratio	82.93%	79.76%	75.29%
Average Equity to Average Assets Ratio	8.40%	8.33%	8.38%

The following table summarizes the earnings performance and balance sheet data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

Year Ended December 31,	2006	2005	2004	2003	2002
	(Dollars in Thousands, except per share data)

Total Interest Income	$20,976	$18,357	$16,966	$17,627	$18,379
Total Interest Expense	(7,703)	(5,427)	(4,762)	(5,359)	(6,680)
Net Interest Income	13,273	12,930	12,204	12,268	11,699
Provision for Loan Losses	(138)	(150)	(95)	(123)	(326)
Non-Interest Income	3,124	3,173	3,218	3,432	3,319
Non-Interest Expense	(12,154)	(11,742)	(11,200)	(10,790)	(10,527)
Income Before Income Taxes	4,105	4,211	4,127	4,787	4,165
Applicable Income Taxes (1)	(730)	(790)	(730)	(989)	(925)
Net Income	$3,375	$3,421	$3,397	$3,798	$3,240

Balance Sheet Data:

Net Loans	$266,396	$249,336	$226,716	$203,526	$204,047
Total Assets	351,815	353,828	334,836	330,742	309,228
Total Deposits	300,988	294,312	282,606	279,679	260,922
Borrowed Funds	40	10,040	6,407	8,040	5,040
Total Liabilities	321,084	324,704	306,793	303,657	283,523
Total Shareholders' Equity	30,731	29,123	28,043	27,085	25,705

Per Share Data: (2)

Earnings per Share	$0.82	$0.84	$0.85	$0.96	$0.83
Cash Dividends Declared	$0.68	$0.67	$0.64	$0.61	$0.60
Weighted Average Number of Common
Shares Outstanding	4,097,577	4,050,993	4,010,894	3,961,386	3,923,625
Number of Common Shares Outstanding	4,130,109	4,070,374	4,031,060	3,978,538	3,944,536

(1) Applicable income taxes above includes the income tax effect, assuming a 34% tax rate, on securities gains, totaling $56,875 in 2006, $0 in 2005, $14,980 in 2004, $48,587 in 2003,and $10,646 in 2002.
(2) All per share data prior to the second quarter of 2005 has been restated to reflect a 5% stock dividend declared in that quarter of 2005.

INTEREST INCOME VERSUS INTEREST EXPENSE

     The largest component of the Company’s operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings). The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate). Tables A and B below provide a visual comparison for each period. A portion of the Company’s income from municipal investments is not subject to income taxes. Because the proportion of tax-exempt items in the Company's portfolio varies from period-to-period, to improve comparability of information across periods, the non-taxable income shown in tables A and B below has been converted to a tax equivalent amount. Because the Company’s corporate tax rate is 34%, to equalize tax-free and taxable income in the comparison, we must divide the tax-free income by 66%, with the result that every tax-free dollar is equivalent to $1.52 in taxable income.

     The following table provides a reconciliation between net interest income presented in the statement of income and the tax equivalent net interest income presented in Table A below for the 12 month comparison periods of 2006, 2005, and 2004.

	For the year ended December 31,
	2006	2005	2004
	(Dollars in Thousands)

Net interest income as presented	$13,273	$12,930	$12,204
Effect of tax-exempt income	556	546	527
Net interest income, tax equivalent	$13,829	$13,476	$12,731

     The table below presents the following information for each of the last three fiscal years: average earning assets (including non-accrual loans) and average interest-bearing liabilities supporting earning assets; and tax equivalent interest income and interest expense expressed both in dollars and as a rate/yield.

Table A
AVERAGE BALANCES AND INTEREST RATES

		2006			2005			2004
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
(Dollars in Thousands)
Interest-Earning Assets

Loans (1)	$ 263,901	$ 18,471	7.00%	$ 238,376	$ 15,645	6.56%	$ 212,460	$ 13,870	6.53%
Taxable Investment
Securities	30,174	1,082	3.59%	44,243	1,483	3.35%	55,621	1,974	3.55%
Tax-exempt Investment
Securities	28,529	1,636	5.73%	32,092	1,605	5.00%	37,386	1,551	4.15%
Federal Funds Sold	263	10	3.80%	465	17	3.66%	1,146	12	1.05%
Overnight Deposits	3,052	156	5.11%	591	20	3.38%	2,059	26	1.26%
Other Securities	3,161	177	5.60%	3,014	133	4.41%	1,969	60	3.05%
TOTAL	$ 329,080	$ 21,532	6.54%	$ 318,781	$ 18,903	5.93%	$ 310,641	$ 17,493	5.63%

Interest-Bearing Liabilities

Savings Deposits	$ 43,563	$ 152	0.35%	$ 46,722	$ 163	0.35%	$ 45,154	$ 164	0.36%
NOW and Money Market
Funds	80,348	1,698	2.11%	88,152	1,452	1.65%	91,258	1,272	1.39%
Time Deposits	121,691	4,835	3.97%	99,042	2,981	3.01%	100,656	2,903	2.88%
Other Borrowed Funds	13,236	693	5.24%	16,106	624	3.87%	8,763	298	3.40%
Repurchase Agreements	15,688	325	2.07%	13,987	207	1.48%	12,880	125	0.97%
TOTAL	$ 274,526	$ 7,703	2.81%	$ 264,009	$ 5,427	2.06%	$ 258,711	$ 4,762	1.84%

Net Interest Income		$13,829			$13,476			$12,731
Net Interest Spread(2)			3.73%			3.87%			3.79%
Interest Margin(3)			4.20%			4.23%			4.10%

(1) Included in gross loans are non-accrual loans with an average balance of $1,070,518 for 2006, $623,011 for
2005, and $1,191,852 for 2004.
(2) Net interest spread is the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(3) Interest margin is tax equivalent net interest income divided by average earning assets.

     Interest income from loans accounts for approximately 85.8% of total interest income for 2006, reporting $18.5 million for 2006, compared to 82.8% or $15.6 million for 2005, and 79.3% or $13.9 million for 2004, with average yields of 7.00%, 6.56%, and 6.53%, respectively. An increase in the average volume of loans is noted throughout the comparison periods, and the rate earned on these assets increased 3 basis points from 2004 to 2005 and 44 basis points from 2005 to 2006. Short-term rates started to increase in the second half of 2004 and continued throughout 2005 and 2006. The Company’s loans that are contractually scheduled to reprice based on benchmarks such as Prime Rate, increased according to their repricing schedule. This resulted in higher interest income to the Company on the loans tied to short-term indexes. Long-term rates however, did not increase accordingly. The increase in short-term rates while long-term rates remained at an all-time low created an even flatter yield curve, putting pressure on the net interest spread. The Company’s loan growth during 2006 was primarily in adjustable rate mortgages that are kept in house, allowing the Company to grow the balance sheet with assets that will reprice as interest rates fluctuate.

     The increase in short-term interest rates posed a challenge to the Company to manage interest cost during 2006. Interest expense on time deposits represents approximately 62.8% of total interest expense for 2006 compared to 54.9% for 2005. Totals for the comparison periods were $4.84 million for 2006, $2.98 million for 2005, $2.90 million for 2004, with average rates paid of 3.97%, 3.01%, and 2.88%, respectively. Growth in loans, which increased in average volume by $25.5 million or 10.7%, was funded in part through growth in average deposits of $12.6 million or 4.5%, but more so from maturities and calls of the securities portfolio, with wholesale borrowing used to fund short-term liquidity needs throughout the year. During 2006, the average volume of the securities portfolio decreased by $17.5 million or 22.1%. The increase in cost of funds for 2005 over 2004 reflects both the increase in borrowed funds and the increase in rates being paid on time deposits driven by market demands. Maintaining spreads continues to be challenging as deposit rates are driven higher by short term market rates. The flattening yield curve (short-term rates increasing faster than long-term rates) continues to delay the benefits of the rising rates.

     During the first quarter of 2007, the Company implemented deposit reclassification as an effort to increase spread income.  Deposit reclassification allows banks to reclassify certain balances of transactional accounts to non-transactional accounts for the purposes of calculating the daily cash reserve balances required to be maintained by the Federal Reserve Bank.  Management expects that this process will reduce the Company’s daily reserve requirement, translating to lower funding costs or greater investment opportunities.

The following table summarizes the variances in income for the years 2006, 2005, and 2004 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid.

Table B
CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

	2006 vs. 2005			2005 vs. 2004
RATE VOLUME	Variance Due to(1)		Total	Variance Due to(1)		Total
	Rate	Volume	Variance	Rate	Volume	Variance
	(Dollars in Thousands)

Interest-Earning Assets

Loans(2)	$1,151	$1,675	$2,826	$83	$1,692	$1,775
Taxable Investment Securities	103	(504)	(401)	(110)	(381)	(491)
Tax-exempt Investment Securities	235	(204)	31	319	(265)	54
Federal Funds Sold	1	(8)	(7)	30	(25)	5
Overnight Deposits	53	83	136	44	(50)	(6)
Other Securities	38	6	44	41	32	73
Total Interest Earnings	$1,581	$1,048	$2,629	$407	$1,003	$1,410

Interest-Bearing Liabilities

Savings Deposits	$0	$(11)	$(11)	$(7)	$6	$(1)
NOW and Money Market Funds	411	(165)	246	231	(51)	180
Time Deposits	1,172	682	1,854	127	(49)	78
Other Borrowed Funds	219	(150)	69	76	250	326
Repurchase Agreements	93	25	118	71	11	82
Total Interest Expense	$1,895	$381	$2,276	$498	$167	$665

Change in Net Interest Income	$(314)	$667	$353	$(91)	$836	$745

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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income declined 1.5% to $3.13 million in 2006 from $3.17 million in 2005, which decreased approximately 1.4% from $3.22 million in 2004. Income from sold loans is the largest single item that contributes to total non-interest income. Although secondary market sales were up in 2006 compared to 2005, income from loan sales was down due to a more competitive mortgage interest rate market. Income generated through the sale and servicing of these loans amounted to $852,461 for the year ended 2006, and $892,247 for the year ended 2005, compared to $975,720 for the same period in 2004. Originations of loans sold to the secondary market were $28.7 million in 2006 compared to $28.5 million in 2005. Originations have declined compared to the years from 2002 through 2004, but the Company still considers these figures to be strong. The Company will also continue to benefit from higher servicing fee income from the record sales during that time period. Increases in service fees during 2005 and 2006 helped to partially offset lower income from loan sales to the secondary market.

Non-interest Expense: The Company's non-interest expense increased approximately 3.5% to $12.2 million for 2006 compared to $11.7 million for 2005, which increased approximately 4.8% over 2004 expenses totaling $11.2 million. Salaries and wages decreased $5,003 or 0.11% for 2006 compared to 2005, while an increase of $298,043 or approximately 7% is noted for 2005 compared to 2004. Employee benefits increased throughout the comparison periods due to increases in health benefits and pension plan costs, with an increase of $70,904 or 4.4% from 2005 to 2006 and $92,060 or approximately 6.0% from 2004 to 2005. Salaries and wages decreased in 2006 due to attrition and consolidation of some positions as well as reduced incentive payments. The increase in salaries, wages and employee benefits for 2005 compared to 2004 was due in part to some additional staff and normal salary increases, and an increase in health benefit payments for several major unforeseen claims against the Company's self-insured health plan that fell below the individual and aggregate coverage levels under the Company’s stop loss insurance policy with a third party insurer.

     Total losses relating to various limited partnership investments constitute a generous portion of other expenses. These losses amounted to $354,156 or 9.5% of other expenses in 2006, $338,216 or 9.5% in 2005, and $292,915 or 8.6% in 2004. These investments provide tax benefits, including tax credits in exchange for our participation in low income housing projects throughout the Company's market area. The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit.

     Many of the components of non-interest expense are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate figures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

     Provisions for income taxes decreased 7.6% for 2006 versus 2005 while an increase of 8.2% was noted for 2005 versus 2004. The decrease in 2006 and the increase in 2005 are both consistent with earnings levels for those periods. Tax credits for the investments in the limited partnerships mentioned above amounted to $345,522 in 2006, compared to $320,165 in 2005 and $248,521 for 2004.

CHANGES IN FINANCIAL CONDITION

     The Company had total average assets of $354.0 million during 2006 and $340.7 million during 2005, representing a 3.9% growth in average assets. Average earning assets grew by 3.2% with totals of $329.1 million during 2006 compared to $318.8 million during 2005. The growth of the balance sheet during 2006 was due primarily to an increase in the loan portfolio, as well as an increase in overnight deposits. The portfolio of government bonds and agency securities decreased from 2005 to 2006 as maturities and calls were used to help fund a portion of the loan growth.

     Increases in liabilities help to provide funding for the growth in assets. An increase in total average interest-bearing liabilities of $10.5 million or approximately 4.0% was noted during 2006 compared to 2005. Average time deposits increased by $22.6 million, or by 22.9%, while average NOW and money market accounts decreased by $7.8 million, or 8.9% and average savings accounts decreased by $3.2 million, or by 6.8%. The increase in short-term rates fueled competition for Certificate of Deposit specials, thus the shift of money from the non-maturing NOW and money market accounts to Certificates of Deposits with favorable rates and maturity options. Additionally, the Company utilized the Certificate of Deposit Account Registry Service (CDARS) of Promontory Interfinancial Network as a source for wholesale funds in the amount of $9.0 million during the year, with $5.7 million still outstanding at year end. These balances are included in the total Time Deposits. As of December 31, 2006 the Company reported an average volume of $6.8 million from the CDARS.

     Repurchase agreements ended the years of 2006 and 2005 at average volumes of $15.7 million and $14.0 million, respectively, resulting in an increase of $1.7 million or 12.2%. As required, securities from our investment portfolio are pledged against these agreements with a book value of $20.0 million and $18.1 million, respectively, for year-end 2006 and 2005, and a fair value of $19.7 million and $17.7 million, respectively.

     The following table provides a visual comparison of the breakdown of average assets and liabilities as well as average shareholders' equity for the comparison periods.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

	Year ended December 31,
	2006		2005		2004
	(Dollars in Thousands)
AVERAGE ASSETS
	Balance	%	Balance	%	Balance	%

Taxable Investment Securities(1)	$30,174	8.53%	$44,243	12.99%	$55,621	16.89%
Tax-exempt Investment Securities(1)	28,529	8.06%	32,092	9.42%	37,386	11.35%
Other Securities(1)	3,161	0.89%	3,014	0.88%	1,969	0.60%
Total Investment Securities	61,864	17.48%	79,349	23.29%	94,976	28.84%
Cash and Due from Banks
Non-Interest Bearing	8,724	2.46%	8,618	2.53%	7,816	2.37%
Overnight Deposits	3,052	0.86%	591	0.17%	2,059	0.63%
Federal Funds Sold	263	0.07%	465	0.14%	1,146	0.35%
Gross Loans	263,901	74.55%	238,376	69.97%	212,460	64.52%
Reserve for Loan Losses and Accrued Fees	(2,923)	-0.83%	(2,892)	-0.85%	(3,004)	-0.91%
Premises and Equipment	11,876	3.36%	7,602	2.23%	7,713	2.34%
Other Real Estate Owned	0	0.00%	5	0.00%	103	0.03%
Other Assets	7,238	2.05%	8,579	2.52%	6,020	1.83%
Total Average Assets	$353,995	100%	$340,693	100%	$329,289	100%

AVERAGE LIABILITIES

Demand Deposits	$46,964	13.27%	$46,078	13.53%	$40,140	12.19%
Now and Money Market Accounts	80,348	22.70%	88,152	25.87%	91,258	27.71%
Savings Accounts	43,563	12.30%	46,722	13.71%	45,154	13.71%
Time Deposits	121,691	34.38%	99,042	29.07%	100,656	30.57%
Total Deposits	292,566	82.65%	279,994	82.18%	277,208	84.18%

Other Borrowed Funds	13,236	3.74%	16,106	4.73%	8,763	2.66%
Repurchase Agreements	15,688	4.43%	13,987	4.11%	12,880	3.91%
Other Liabilities	2,780	0.78%	2,215	0.65%	2,859	0.87%
Total Average Liabilities	$324,270	91.60%	$312,302	91.67%	$301,710	91.62%

AVERAGE SHAREHOLDERS' EQUITY

Common Stock	$10,783	3.05%	$10,430	3.06%	$10,021	3.04%
Surplus	21,663	6.12%	19,754	5.80%	17,373	5.28%
Retained Earnings	300	0.08%	1,054	0.31%	2,250	0.68%
Less: Treasury Stock	(2,600)	-0.73%	(2,483)	-0.73%	(2,277)	-0.69%
Accumulated Other Comprehensive
(Loss) Income (1)	(421)	-0.12%	(364)	-0.11%	212	0.07%
Total Average Shareholders' Equity	29,725	8.40%	28,391	8.33%	27,579	8.38%
Total Average Liability and Shareholders'
Equity	$353,995	100%	$340,693	100%	$329,289	100%

(1) In accordance with FASB No. 115, securities classified as held to maturity are carried at book value and securities classified as available for sale are carried at fair value with the unrealized gain (loss), net of applicable income taxes, reported as a net amount in accumulated other comprehensive income (loss). The
Company does not carry, nor does it intend to carry, securities classified as trading.

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages its interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's Asset/Liability Management Committee (ALCO) is made up of the Executive Officers and all the Vice Presidents of the Bank. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. The ALCO meets monthly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk. In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved by the Company’s Board of Directors. The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet.

     Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting net interest income (NII), the primary component of the Company’s earnings. Fluctuations in interest rates can also have an impact on liquidity. The ALCO uses an outside consultant to perform rate shock simulations to the Company's net interest income, as well as a variety of other analyses. It is the ALCO’s function to provide the assumptions used in the modeling process. The ALCO utilizes the results of this simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes. The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet. Furthermore, the model simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing a flattening yield curve as well. This sensitivity analysis is compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 basis point (bp) shift upward and a 200 bp shift downward in interest rates. The analysis also provides a summary of the Company's liquidity position. Furthermore, the analysis provides testing of the assumptions used in previous simulation models by comparing the projected NII with actual NII. The asset/liability simulation model provides management with an important tool for making sound economic decisions regarding the balance sheet.

     While assumptions are developed based upon current economic and local market conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

     The following reflects the Company's NII sensitivity analysis over one-year and two-year horizons, assuming a parallel shift of the yield curve, as prepared by the consultant's review and measured as of December 31, 2006;

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 200 basis points	-1.1%	Down 200 basis points	-4.6%
Up 200 basis points	-3.0%	Up 200 basis points	1.1%

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

     The following tables set forth the estimated maturity or repricing of the Company's interest- earning assets and interest-bearing liabilities at December 31, 2006 and December 31, 2005. The Company prepares its interest rate sensitivity "gap" analysis by scheduling assets and liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual term of the assets and liabilities, except that:

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

GAP ANALYSIS
Community Bancorp. & Subsidiary
December 31, 2006
Cumulative repriced within:

	3 Months	4 to 12	1 to 3	3 to 5	Over 5
	or less	Months	Years	Years	Years	Total
	(Dollars in Thousands, by repricing date)

Interest sensitive assets:
Federal funds sold	$0	$0	$0	$0	$0	$0
Overnight deposits	8,174	0	0	0	0	8,174
Investments -
Available for Sale	1,000	3,949	16,675	988	0	22,612
Held to Maturity	1,960	15,294	762	682	2,372	21,070
Restricted equity securities	0	0	0	0	2,828	2,828
Loans (1)	49,725	36,213	42,941	68,749	70,947	268,575
Total interest sensitive assets	$60,859	$55,456	$60,378	$70,419	$76,147	$323,259

Interest sensitive liabilities:
Time deposits $100,000 and over	$9,089	$17,534	$4,927	$2,285	$0	$33,835
Other time deposits	28,092	53,352	12,987	5,445	0	99,876
Money markets	2,986	10,781	0	0	23,000	36,767
Regular savings	0	3,471	0	0	35,000	38,471
Now accounts	0	0	0	0	44,636	44,636
Borrowed funds	0	0	30	0	10	40
Repurchase agreements	17,084	0	0	0	0	17,084
Total interest sensitive liabilities	$57,251	$85,138	$17,944	$7,730	$102,646	$270,709

Net interest rate sensitivity gap	$3,608	$(29,682)	$42,434	$62,689	$(26,499)
Cumulative net interest rate sensitivity gap	$3,608	$(26,074)	$16,360	$79,049	$52,550
Cumulative net interest rate sensitivity
gap as a percentage of total assets	1.03%	-7.41%	4.65%	22.47%	14.94%
Cumulative interest sensitivity gap as a
percentage of total interest-earning assets	1.12%	-8.07%	5.06%	24.45%	16.26%
Cumulative interest earning assets
as a percentage of cumulative
interest-bearing liabilities	106.30%	81.69%	110.20%	147.04%	119.41%

(1) Loan totals exclude non-accruing loans amounting to $720,587.

GAP ANALYSIS
Community Bancorp. & Subsidiary
December 31, 2005
Cumulative repriced within:

	3 Months	4 to 12	1 to 3	3 to 5	Over 5
	or less	Months	Years	Years	Years	Total
	(Dollars in Thousands, by repricing date)

Interest sensitive assets:
Federal funds sold	$3,120	$0	$0	$0	$0	$3,120
Overnight deposits	3,388	0	0	0	0	3,388
Investments -
Available for Sale	3,000	8,945	13,703	9,768	1,006	36,422
Held to Maturity	3,342	22,297	711	697	1,345	28,392
Restricted equity securities	0	0	0	0	3,252	3,252
Loans (1)	48,180	38,453	32,687	59,910	72,544	251,774
Total interest sensitive assets	$61,030	$69,695	$47,101	$70,375	$78,147	$326,348

Interest sensitive liabilities:
Time deposits $100,000 and over	$3,234	$10,650	$8,701	$3,037	$0	$25,622
Other time deposits	14,839	34,219	20,421	8,002	0	77,481
Money markets	1,268	26,155	0	0	30,000	57,423
Regular savings	0	5,281	0	0	40,000	45,281
Now accounts	0	0	0	0	42,656	42,656
Borrowed funds	5,000	0	30	0	5,010	10,040
Repurchase agreements	17,347	0	0	0	0	17,347
Total interest sensitive liabilities	$41,688	$76,305	$29,152	$11,039	$117,666	$275,850

Net interest rate sensitivity gap	$19,342	$(6,610)	$17,949	$59,336	$(39,519)
Cumulative net interest rate
sensitivity gap	$19,342	$12,732	$30,681	$90,017	$50,498
Cumulative net interest rate sensitivity
gap as a percentage of total assets	5.47%	3.60%	8.67%	25.44%	14.27%
Cumulative interest sensitivity gap as
percentage of total interest-
earning assets	5.93%	3.90%	9.40%	27.58%	15.47%
Cumulative interest earning assets
as a percentage of cumulative
interest-bearing liabilities	146.40%	110.79%	120.85%	156.91%	118.31%

(1) Loan totals exclude non-accruing loans amounting to $436,419.

Credit Risk - A primary concern of management is to reduce the exposure to credit loss within the loan portfolio. Management follows established underwriting guidelines, and any exceptions to the policy must be approved by a loan officer with higher authority than the loan officer originating the loan. The adequacy of the loan loss coverage is reviewed quarterly by the risk management committee of the Board of Directors. This committee meets to discuss, among other matters, potential exposures, historical loss experience, and overall economic conditions. Existing or potential problems are noted and addressed by senior management in order to assess the risk of probable loss or delinquency. A variety of loans are reviewed periodically by an independent firm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures, as well as those set by the regulatory authorities. The Company also employs a Credit Administration Officer whose duties include monitoring and reporting on the status of the loan portfolio including delinquent and non-performing loans. Credit risk may also arise from geographic concentration of loans. While the Company’s loan portfolio is derived primarily from its primary market area in northeast Vermont, geographic concentration is partially mitigated by the continued growth of the Company’s loan portfolio in central Vermont, its newest market area.

The following table reflects the composition of the Company's loan portfolio, including loans held for sale, as of December 31,

COMPOSITION OF LOAN PORTFOLIO

	2006		2005		2004		2003		2002
	TOTAL	% OF	TOTAL	% OF	TOTAL	% OF	TOTAL	% OF	TOTAL	% OF
	LOANS	TOTAL	LOANS	TOTAL	LOANS	TOTAL	LOANS	TOTAL	LOANS	TOTAL
(Dollars in Thousands)

Real Estate Loans
Construction & Land
Development	$11,889	4.42%	$13,931	5.52%	$11,646	5.07%	$8,929	4.32%	$9,969	4.81%
Farm Land	3,217	1.19%	2,870	1.14%	2,496	1.09%	2,783	1.35%	2,818	1.36%
1-4 Family Residential	157,008	58.30%	144,777	57.40%	127,555	55.55%	120,848	58.51%	121,138	58.50%
Commercial Real Estate	54,236	20.14%	48,505	19.23%	43,610	18.99%	33,422	16.18%	30,277	14.62%
Loans to Finance
Agricultural Production	224	0.08%	214	0.09%	443	0.19%	529	0.26%	369	0.18%
Commercial & Industrial	21,993	8.17%	20,049	7.95%	21,592	9.40%	16,951	8.21%	18,846	9.10%
Consumer Loans	20,588	7.65%	21,296	8.44%	21,716	9.46%	22,517	10.90%	23,110	11.16%
All Other Loans	141	0.05%	567	0.23%	575	0.25%	552	0.27%	556	0.27%

Gross Loans	269,296	100%	252,209	100%	229,633	100%	206,531	100%	207,083	100%
Less:
Reserve for Loan Losses	(2,268)	-0.84%	(2,189)	-0.87%	(2,153)	-0.94%	(2,199)	-1.06%	(2,156)	-1.04%
Unearned Loan Fees	(632)	-0.24%	(684)	-0.27%	(764)	-0.33%	(805)	-0.39%	(880)	-0.43%

Net Loans	$266,396	98.92%	$249,336	98.86%	$226,716	98.73%	$203,527	98.55%	$204,047	98.53%

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2006.

MATURITY SCHEDULE

	Fixed Rate Loans				Variable Rate Loans
	Within	1 - 5	After		Within	1 - 5	After
	1 Year	Years	5 years	Total	1 Year	Years	5 years	Total
	(Dollars in Thousands)
Real Estate
Construction & Land Development	$6,316	$12	$438	$6,766	$4,422	$701	$0	$5,123
Secured by Farm Land	325	0	618	943	1,709	565	0	2,274
Commercial Real Estate	508	1,593	9,409	11,510	17,557	15,008	10,161	42,726
Loans to Finance Agricultural Production	3	13	0	16	208	0	0	208
Commercial & Industrial Loans	537	7,778	1,297	9,612	8,979	2,666	736	12,381
Total	$7,689	$9,396	$11,762	$28,847	$32,875	$18,940	$10,897	$62,712

Allowance for loan losses and provisions - The Company continues to maintain an allowance for loan losses at a level that management believes is appropriate to absorb losses inherent in the loan portfolio. As of December 31, 2006, the Company maintained a residential loan portfolio of $157 million and a commercial real estate portfolio (including construction, land development and farm land loans) of $69.3 million, together accounting for approximately 84% of the total loan portfolio. The Company's commercial loan portfolio includes loans that carry guarantees from government programs. At December 31, 2006, the Company had $18.4 million in guaranteed loans, compared to $18.7 million at December 31, 2005. This volume, together with the low historical loan loss experience in these portfolios, helps to support the Company's basis for loan loss coverage. Furthermore, the Company is committed to a conservative lending philosophy and maintains high credit and underwriting standards.

The loan loss provision decreased from $150,000 or .06% of average total loans in 2005 to $137,500 or .05% of average total loans in 2006. Growth in the loan portfolio was constant, while levels of delinquency and non-accrual loans remained moderate. This, in combination with the other factors noted above, in management’s view warranted the slight decrease in the 2006 provision.

Net loan losses decreased for 2006 and 2005 compared to 2004. The following table summarizes the Company's loan loss experience for each of the last five years.

SUMMARY OF LOAN LOSS EXPERIENCE

December 31,	2006	2005	2004	2003	2002
	(Dollars in Thousands)

Loans Outstanding End of Period	$269,296	$252,209	$229,633	$206,531	$207,083
Average Loans Outstanding During Period	$263,901	$238,376	$212,460	$205,237	$196,528

Loan Loss Reserve, Beginning of Period	$2,189	$2,153	$2,199	$2,156	$2,008

Loans Charged Off:
Residential Real Estate Loans	6	5	26	2	55
Commercial Real Estate Loans	17	0	0	10	0
Commercial Loans not Secured by Real Estate	13	45	54	0	5
Consumer Loans	91	130	189	185	237
Total	127	180	269	197	297

Recoveries:
Residential Real Estate Loans	1	1	1	4	3
Commercial Real Estate Loans	6	0	0	0	0
Commercial Loans not Secured by Real Estate	3	6	12	3	4
Consumer Loans	58	59	115	110	112
Total	68	66	128	117	119

Net Loans Charged Off	59	114	141	80	178
Provision Charged to Income	138	150	95	123	326

Loan Loss Reserve, End of Period	$2,268	$2,189	$2,153	$2,199	$2,156

Net Losses as a Percent of Average Loans	0.02%	0.05%	0.07%	0.04%	0.09%
Provision Charged to Income as a Percent of Average Loans	0.05%	0.06%	0.04%	0.06%	0.17%
At End of Period:
Loan Loss Reserve as a Percent of Outstanding Loans	0.84%	0.87%	0.94%	1.06%	1.04%

     A comparison of non-performing assets reveals an increase of approximately $314,000 or 51% for 2006 compared to 2005, and a decrease of approximately $529,000 or 46% for 2005 compared to 2004. Non-performing assets were made up of the following:

NON-PERFORMING ASSETS

December 31,	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Accruing Loans Past Due 90 Days or More:
Consumer	$33	$8	$7	$4	$16
Commercial	60	0	50	0	1
Commercial Real Estate	0	0	0	0	198
Residential Real Estate	113	169	137	15	142
Total	206	177	194	19	357

Non-accrual Loans	721	436	865	1,295	1,631

Total Non-accrual and Past Due Loans	927	613	1,059	1,314	1,988
Other Real Estate Owned	0	0	83	88	0

Total Non-Performing Loans	$927	$613	$1,142	$1,402	$1,988

Percent of Gross Loans	0.34%	0.24%	0.50%	0.68%	0.96%
Reserve Coverage of Non-Performing Loans	244.66%	357.10%	188.53%	156.85%	108.45%

     When it is determined that future collection of interest and principal is doubtful, a loan is placed in non-accrual status. At this point, the Company's policy is to reverse the accrued interest against current income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability to resume normal payments. Our portfolio of non-accrual loans for the years ended 2006, 2005, 2004, 2003, and 2002, is made up primarily of residential real estate loans. Management does not anticipate any substantial effect to future operations if any of these loans is liquidated. Although interest on non-accrual loans is included in income only to the extent received from the borrower, deferred taxes are calculated monthly, based on the accrued interest of all non-accrual loans. As of December 31st, for each respective year, this accrued interest amounted to $32,362 for 2006, $6,889 for 2005, $11,287 for 2004, $107,073 for 2003, and $401,758 for 2002. The decrease in accrued interest from 2002 to 2004 is attributable to the change from non-accrual to accrual status, during the two-year period, on loans that had been in the non-accrual portfolio for a number of years.

     The Company is not committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

     Specific allocations are made in the allowance for loan losses in situations management believes may represent a greater risk for loss. A portion of the allowance is determined based on historical charge-offs, adjusted for qualitative risk factors. A quarterly review of various qualitative factors, including levels of, and trends in, delinquencies and non-accruals and national and local economic trends and conditions, helps to ensure that areas with potential risk are noted and coverage increased or decreased to reflect the trends in delinquencies and non-accruals. In addition, a portion of the allowance (termed "unallocated") is established to absorb inherent losses that exist as of the valuation date although not specifically identified through management's objective processes for estimated credit losses. Residential mortgage loans make up the largest part of the loan portfolio and have the lowest historical loss ratio, helping to alleviate the overall risk. While the allowance is described as consisting of separate allocated portions, the entire allowance is available to support loan losses, regardless of category.

Allocation of the allowance for loan losses, as well as the percent of loans in each category to total loans as of December 31, follows:

December 31,	2006	%	2005	%	2004	%	2003	%	2002	%
	(Dollars in Thousands)

Residential Real Estate	$1,055	58%	$973	57%	$725	55%	$809	59%	$873	59%
Commercial(1)	956	34%	858	34%	936	35%	786	30%	646	30%
Consumer	204	8%	229	9%	260	10%	325	11%	430	11%
Unallocated	53	0%	129	0%	232	0%	279	0%	207	0%
Total	$2,268	100%	$2,189	100%	$2,153	100%	$2,199	100%	$2,156	100%

Market Risk - In addition to credit risk in the Company’s loan portfolio and liquidity risk, the Company’s business activities also generate market risk. Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product. As discussed above under "Interest Rate Risk and Asset and Liability Management", the Company actively monitors and manages its interest rate risk through the ALCO process.

INVESTMENT SECURITIES

     The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of available-for-sale securities decreased approximately $13.8 million in 2006, from $36.5 million to $22.6 million as of December 31, 2006, as maturities and calls were used to fund loan demand, which outpaced deposit growth. The Company’s held-to-maturity portfolio consisted of Obligations of State and Political Subdivisions with a book value of $21.1 million as of December 31, 2006, compared to $28.4 million as of December 31, 2005.

     Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as "trading securities" are marked to market with any gain or loss charged to income. The Company's investment policy does not permit the holding of trading securities. Securities classified as "held-to-maturity" are to be held at book value. Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet. These figures amounted to unrealized losses after taxes of $270,664 and $452,118, respectively, at the end of 2006 and 2005. The decrease in unrealized loss is due to the decreasing interest rate environment. As rates decrease, bonds with lower coupons increase in value in order to equalize the yield. Although classified as available for sale, these bonds are short term and we anticipate keeping them until maturity, therefore, this unrealized loss is considered a temporary position for the Company.

     Some of the Company’s investment portfolios have a "call" feature, meaning that the issuer may call in the investment, before maturity, at predetermined call dates and prices. Given the low rate environment, many of those investments with call features were exercised during 2006 and 2005. During 2005, a few of the investments called were replaced with investments at current market prices, while the remaining calls for 2005 and all the calls in 2006 were used to fund loan growth. A provision of the Statement of Financial Accounting Standards No. 115 allows an investor to sell an investment classified as held-to-maturity before its maturity date if the security has a call feature. It is permissible to sell such a security within 90 days of the call date if it is highly probable that the security will be called. During the third quarter of 2004, the Company sold an investment from the held-to-maturity portfolio as permitted by this special provision. This security was called on November 2, 2004.

The Company's investment portfolios as of December 31, 2006 and 2005 were as follows:

	COMPOSITION OF INVESTMENT PORTFOLIO
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2006

Available-for-Sale
U. S. sponsored enterprise securities	$19,030	$0	$382	$18,648
U. S. Government securities	3,992	5	33	3,964
	$23,022	$5	$415	$22,612

Held-to-Maturity
States and political subdivisions	$21,070	$231	$0	$21,301

Restricted Equity Securities	$2,828	$0	$0	$2,828

Total	$46,920	$236	$415	$46,741

December 31, 2005

Available-for-Sale
U. S. sponsored enterprise securities	$33,116	$2	$652	$32,466
U. S. Government securities	2,989	1	39	2,951
Corporate debt securities	1,002	3	0	1,005
Other investments	32	0	0	32
	$37,139	$6	$691	$36,454

Held-to-Maturity
States and political subdivisions	$28,392	$52	$0	$28,444

Restricted Equity Securities	$3,252	$0	$0	$3,252

Total	$68,783	$58	$691	$68,150

Realized gains and losses for each of the last three years were as follows:

	2006	2005	2004
	(Dollars in Thousands)
Available-for-Sale
Realized Gains	$57	$0	$70
Realized Losses	0	0	(31)
Net Realized Gains	$57	$0	$39

Held-to-Maturity
Realized Gains	$0	$0	$5

Total Realized Gains	$57	$0	$44

     In July, 2003, Community Bancorp. purchased 500 shares of Siwooganock stock at a price of $32,500. In January, 2004, Siwooganock Bank was reorganized into Siwooganock Holding Company Inc. In July, 2005, a 5 for 1 stock split occurred resulting in an increase of 2,000 shares bringing total shares held by Community Bancorp. to 2,500. In 2006, Siwooganock Holding Company Inc. was merged with Passumpsic Bancorp. As a result of this merger, all shares outstanding were converted into the right to receive payment of $35.75 per share. Community Bancorp. received $89,375 for the shares held, resulting in the gain of $56,875 in 2006.

     In 2004, Realized gains on securities held-to-maturity were due to call features, discussed earlier in this section, exercised prior to maturity on certain debt securities.

     The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

MATURITIES AND YIELDS OF INVESTMENT PORTFOLIO
	December 31,
	2006		2005		2004
		Weighted		Weighted		Weighted
	Fair/Book	Average	Fair/Book	Average	Fair/Book	Average
	Value(1)	Rate	Value(1)	Rate	Value(1)	Rate
	(Dollars in Thousands)
U.S. Treasury & U.S. Sponsored Enterprise Obligations

Available-for-Sale
Due within 1 year	$4,949	3.23%	$10,939	2.92%	$12,114	3.05%
Due after 1 year within 5 years	17,663	3.75%	23,472	3.47%	34,913	3.09%
Due after 5 years within 10 years	0	0.00%	1,006	5.31%	2,039	5.78%
Total	$22,612	3.64%	$35,417	3.35%	$49,066	3.19%

Held-to-Maturity
Due after 5 years within 10 years	$0	0.00%	$0	0.00%	$996	7.66%
Total	$0	0.00%	$0	0.00%	$996	7.66%

Obligations of State & Political Subdivisions (2)

Held-to-Maturity
Due within 1 year	$17,254	5.40%	$25,638	5.04%	$27,280	4.02%
Due after 1 year within 5 years	1,444	6.34%	1,409	5.73%	1,679	5.25%
Due after 5 years within 10 years	1,744	7.42%	697	7.09%	956	6.48%
Due after 10 years	628	10.88%	648	10.90%	668	10.90%
Total	$21,070	5.79%	$28,392	5.25%	$30,583	4.31%

Corporate Bonds

Available-for-Sale
Due within 1 year	$0	0.00%	$1,005	5.86%	$1,010	4.50%
Due after 1 year within 5 years	0	0.00%	0	0.00%	1,042	5.89%
Total	$0	0.00%	$1,005	5.86%	$2,052	5.21%

Restricted Equity Securities	$2,828	5.76%	$3,252	4.90%	$2,315	3.65%
Total	$2,828	5.76%	$3,252	4.90%	$2,315	3.65%

(1) Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value.
(2) Income on Obligations of State and Political Subdivisions is stated on a tax equivalent basis assuming a 34 percent tax rate.

BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows:

	2006	2005
	(Dollars in Thousands)

Land and land improvements	$2,315	$1,566
Buildings and improvements	9,747	9,301
Furniture and equipment	5,282	5,040
Leasehold improvements	623	637
Other prepaid assets and construction in progress	95	8
	18,062	16,552
Less accumulated depreciation and amortization	(5,728)	(4,935)
	$12,334	$11,617

    The Barre branch building was constructed on leased land under a twenty-year ground lease. The lease included an option to purchase exercisable after the 6th year, with one-half of the annual rental previously paid applied to the purchase price. During the third quarter of 2006, the Company exercised its option to purchase the leased land.

     The Company is well settled into its new operations center in Derby. Construction began on this project in October of 2004, and was completed during the first quarter of 2006. Major components include a three-lane drive up teller system; the third lane being served by a 24 hour drive-up ATM, and a 19,000 square foot addition to the main office. The cost of this project was approximately $4.3 million. The financial impact to the Company’s earnings, from recording the cost of this project in 2005, was limited to less than two months of depreciation, amounting to approximately $44,000, compared to 12 months of depreciation for 2006 amounting to $323,580.

     Depreciation included in occupancy and equipment expense amounted to $878,645, $789,586, and $772,886 for the years ended December 31, 2006, 2005 and 2004, respectively.

     The Company leases four of its nine locations, and they are the offices in Island Pond, Barton, St. Johnsbury, and Montpelier, Vermont. The operating leases for these four locations expire in various years through 2015 with options to renew.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. From December 31, 2005 to December 31, 2006, there has not been any activity that has created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31, 2006 and 2005 are as follows:

	Contract or
	----Notional Amount----
	2006	2005
	(Dollars in Thousands)

Unused portions of commercial lines of credit	$11,116	$17,497
Unused portions of home equity lines of credit	11,212	8,868
Other commitments to extend credit	11,982	10,304
Standby letters of credit and commercial letters of credit	1,004	621
Credit card arrangements	9,087	8,890
MPF credit enhancement obligation, net of liability recorded	1,131	1,066

     Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

AGGREGATE CONTRACTUAL OBLIGATIONS

As of December 31, 2006, the Company had the following contractual obligations in the time periods indicated:

	Less than	2-3	4-5	More than
	1 year	years	years	5 years	Total
	(Dollars in Thousands)

Operating Leases	$143	$289	$217	$336	$985
Housing Limited Partnerships	236	0	0	0	236
FHLB Borrowings	0	30	0	10	40
Total	$379	$319	$217	$346	$1,261

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

LIQUIDITY AND CAPITAL RESOURCES

     Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings. Liquidity management refers to the ability of the Company to adequately cover fluctuations in assets and liabilities. Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process. The Company’s principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities, sales of loans available for sale, and earnings and funds provided from operations. Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company’s exposure to roll over risk on deposits and limits reliance on volatile short-term borrowed funds. Short-term funding needs arise from declines in deposits or other funding sources and funding requirements for loan commitments. The Company’s strategy is to fund assets to the maximum extent possible with core deposits that provide a sizable source of relatively stable and low-cost funds.

     In past years, while depositors were waiting for improved performance in stock-market based investments, banks were flush with deposits, creating excess liquidity. This liquidity was put to good use while loan demand was high. As depositors gained confidence in the markets, deposit growth has become stagnate, while loan demand has remained steady. Funding for loan growth has been augmented with short-term borrowings and cash flows from maturing investments.

     The Company has taken the approach of offering deposit specials at competitive rates, in varying terms that fit within the balance sheet mix. The strategy of offering specials is meant to provide a means to retain deposits while not having to reprice the entire deposit portfolio.

     The Company has an unsecured Federal Funds line with the Federal Home Loan Bank of Boston (FHLB) with an available balance of $4.3 million at December 31, 2006. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold. Additional borrowing capacity of approximately $82.9 million through the FHLB is secured by the Company's qualifying loan portfolio (generally, residential mortgages).

     Throughout 2006, the Company relied on this borrowing capacity to help fund loan growth, with month end balances reported as high as $22.7 million. As deposits increased during the year, the need for these sources decreased. As of December 31, 2006, the Company had total advances of approximately $40,000 against the $82.9 million line, consisting of the following:

	Annual		Principal
Purchase Date	Rate	Maturity Date	Balance

November 16, 1992	7.57%	November 16, 2007	30,000
November 16, 1992	7.67%	November 16, 2012	10,000
Total Long-term Advances			$40,000

     Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLB borrowing capacity ($82.9 million less outstanding advances) with letters of credit issued by the FHLB. The Company offers a Government Agency Account to the municipalities collateralized with these letters of credit issued by FHLB. At December 31, 2006, approximately $52.3 million was pledged as collateral for these deposits. Interest is charged to the Company quarterly based on the average daily balance outstanding at a rate of 20 basis points. As of December 31, 2006, an average daily balance for the fourth quarter of approximately $26.0 million was reported.

     Total cash dividends of $0.68 per share were declared during 2006, representing increases of 1.50% over cash dividends of $0.67 declared during 2005, 6.25% over cash dividends totaling $0.64 per share during 2004. In December, 2006, the Company declared a $0.17 per share cash dividend, payable February 1, 2007 to shareholders of record as of January 15, 2007, requiring the Company to accrue a liability of $699,549 for this dividend in the fourth quarter of 2006. A 5% stock dividend was declared in the second quarter of 2005, payable on July 1, 2005 to shareholders of record as of June 15, 2005. As a result of this stock dividend, all per share data for the previous quarters and years have been restated.

The following table illustrates the changes in shareholders' equity from December 31, 2005 to December 31, 2006:

Balance at December 31, 2005 (book value $7.15 per share)	$29,123,334
Net income	3,375,448
Issuance of stock	831,350
Purchase of treasury stock (fractional shares redeemed)	(11)
Total dividends declared	(2,780,764)
Change in unrealized loss on available-for-sale securities, net of tax	181,454
Balance at December 31, 2006 (book value $7.44 per share)	$30,730,811

     As of December 31, 2006, of the 405,000 shares authorized for the stock buyback plan announced in 2000 and extended in 2002, 178,890 shares had been repurchased, leaving 226,110 shares available for repurchase. The repurchase price paid for these shares ranged from $9.75 per share in May of 2000 to $16.50 per share in September of 2005. There was no repurchase activity in 2006 under the buyback plan. The last purchase was on December 23, 2005 in which 4,938 shares were repurchased at a price of $16.00 per share.

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

     Regulators have also established minimum capital ratio guidelines for FDIC-insured banks under the prompt corrective action provisions of the Federal Deposit Insurance Act, as amended. These minimums are risk-based capital ratio of 10.0% and Tier 1 capital ratio of 6.0%. As of December 31, 2006, the Company’s Subsidiary was deemed well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that time that management believes have changed the Subsidiary's classification.

The risk based ratios of the Company and its subsidiary as of year end 2006 and 2005 exceeded regulatory guidelines and are presented in the table below.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
			Adequacy Purposes:		Action Provisions:
	Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2006:
Total capital (to risk-weighted assets)
Consolidated	$33,270	14.10%	$18,879	8.0%	N/A	N/A
Bank	$33,047	14.01%	$18,872	8.0%	$23,590	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	$31,002	13.14%	$ 9,439	4.0%	N/A	N/A
Bank	$30,779	13.05%	$ 9,436	4.0%	$14,154	6.0%
Tier I capital (to average assets)
Consolidated	$31,002	8.59%	$14,434	4.0%	N/A	N/A
Bank	$30,779	8.53%	$14,430	4.0%	$18,038	5.0%
As of December 31, 2005:
Total capital (to risk-weighted assets)
Consolidated	$31,764	14.65%	$17,347	8.0%	N/A	N/A
Bank	$32,037	14.78%	$17,343	8.0%	$21,678	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	$29,575	13.64%	$ 8,674	4.0%	N/A	N/A
Bank	$29,848	13.77%	$ 8,671	4.0%	$13,007	6.0%
Tier I capital (to average assets)
Consolidated	$29,575	8.37%	$14,136	4.0%	N/A	N/A
Bank	$29,848	8.45%	$14,132	4.0%	$17,666	5.0%

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

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

       Statement of Financial Accounting Standards (SFAS) No. 156, “Accounting for Servicing of Financial Assets-an Amendment to FASB Statement No. 140,” requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. Servicing assets and servicing liabilities will subsequently be reported using the amortization method or the fair value measurement method. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006 with earlier application permitted with certain restrictions. The initial application of the fair value measurement method would be reported as a cumulative effect adjustment to beginning retained earnings. SFAS No. 156 requires certain disclosures about the basis for measurement and regarding risks, activity, and fair value of servicing assets and of servicing liabilities. Management does not expect SFAS No. 156 to have a material impact on the Company’s financial statements.

     In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.”  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect FIN 48 to have a material effect on the financial condition and results of operations of the Company.

         In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB No. 108 requires registrants to evaluate the materiality of unadjusted financial statement misstatements using both the rollover and iron curtain methods.  The rollover method quantifies a misstatement based on the amount of the error originating in the current period statement of income.  The iron curtain method quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current period, irrespective of the misstatement’s year(s) of origination.  SAB No. 108 is effective for years ending after November 15, 2006.  The cumulative effect of the initial application on prior years is required to be reported as an adjustment to retained earnings at the beginning of the year of initial application.  The adoption of SAB No. 108 did not have a material effect on the Company’s financial statements for the year ended December 31, 2006.

Common Stock Performance by Quarter*

	2006				2005
	First	Second	Third	Fourth	First	Second	Third	Fourth
Trade Price
High	$16.00	$15.95	$14.74	$14.45	$17.34	$17.10	$18.25	$16.75
Low	$14.55	$12.50	$12.75	$13.10	$15.68	$14.96	$15.00	$15.00

	2006				2005
	First	Second	Third	Fourth	First	Second	Third	Fourth
Bid Price
High	$15.76	$15.75	$13.50	$14.30	$17.10	$16.86	$17.60	$16.25
Low	$14.50	$12.50	$12.25	$13.10	$15.68	$14.73	$14.75	$15.00

Cash Dividends Declared	$0.17	$0.17	$0.17	$0.17	$0.16	$0.17	$0.17	$0.17

* There is no established public trading market for the Company's common stock. Trade price and bid price information is based on high and low trade and bid prices reported in the OTC Bulletin Board® maintained by NASDAQ, and may not represent all trades effected during the relevant periods. Per share prices have been restated to reflect a 5% stock dividend declared during the second quarter of 2005.

As of February 1, 2007, the Corporation's common stock ($2.50 par value) was owned by approximately 940 shareholders of record.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Stephen P. Marsh, President & COO
Community Bancorp.
P.O. Box 259
Derby, Vermont 05829

Shareholder Services
For shareholder services or information contact:

Chris Bumps, Corporate Secretary
Community Bancorp.
P.O. Box 259
Derby, Vermont 05829
(802) 334-7915

Transfer Agent:

Registrar & Transfer Company
Attn: Investors Relations Department
10 Commerce Drive
Cranford, NJ 07016
(800)368-5948
info@rtco.com
www.rtco.com

Annual Shareholders' Meeting
The 2007 Annual Shareholders' Meeting will be held at 5:30 p.m., May 15, 2007, at the Elks Club in Derby. We hope to see many of our shareholders there.

Additional Information Regarding Community Bancorp. Stock
Although there is no established public trading market in the Corporation's common stock, several brokerage firms follow the stock and have executed trades in the stock for their customers. Trading in the Corporation's stock, however, is not active. You can contact these firms at the following addresses:

Silverlake Wealth Management	Winslow, Evans & Crocker	A.G. Edwards
Wachovia Securities Financial Network	175 Federal Street	1184 Main Street, Suite 1
1795 Williston Road	Boston, Massachusetts 02110	St. Johnsbury, Vermont 05819
South Burlington, VT 05403	(800) 556-8600	(800) 457-1002
(800) 235-0435

Community Bancorp.
Performance at-a-Glance (Dollars in Thousands)

COMMUNITY BANCORP.
5-Year Stock Performance*

*Compares the cumulative total shareholder return (stock price appreciated plus reinvested dividends) on the Company’s common stock with the cumulative total return of the NASDAQ Composite Index and the SNL $100M-$500M OTC-BB and Pink Banks Index for the five years ended December 31, 2006, assuming an initial investment of $100 at the end of 2001 and reinvestment of dividends during the periods indicated.