Form 10-K, Exhibit 13
period 2007-12-31
COMMUNITY BANCORP /VT
filed 2008-03-31
CIK 718413

BERRY .. DUNN . MCNEIL & PARKER
BDMP
CERTIFIED PUBLIC ACCOUNTANTS
MANAGEMENT CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 2007 and 2006 financial statements of LyndonBank (prior to merger), which statements reflect total assets of $148.6 million as of December 31, 2007 (prior to merger) and  revenues of $10.8 million and $10.1 million for the years ended December 31, 2007 and 2006 (prior to merger), respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for LyndonBank for 2007 and 2006 (prior to merger), is based solely on the report of other auditors.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Berry, Dunn, McNeil & Parker

Portland, Maine
March 31, 2008
Vermont Registration No. 92-0000278

PORTLAND, ME • BANGOR, ME • MANCHESTER, NH
WWW.BDMP.COM

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Balance Sheets
	December 31	December 31
	2007	2006
Assets
Cash and due from banks	$17,486,535	$11,292,831
Federal funds sold and overnight deposits	2,785,988	8,173,779
Total cash and cash equivalents	20,272,523	19,466,610
Securities held-to-maturity (fair value $34,273,000 at 12/31/07
and $21,301,000 at 12/31/06)	34,310,833	21,069,866
Securities available-for-sale	46,876,771	22,612,207
Restricted equity securities, at cost	3,456,850	2,828,250
Loans held-for-sale	685,876	566,300
Loans	355,885,207	268,729,726
Allowance for loan losses	(3,026,049)	(2,267,821)
Unearned net loan fees	(443,372)	(632,105)
Net loans	352,415,786	265,829,800
Bank premises and equipment, net	16,361,152	12,334,024
Accrued interest receivable	2,304,055	1,667,135
Bank owned life insurance	3,559,376	0
Core deposit intangible	4,161,000	0
Goodwill	10,347,455	0
Other assets	7,279,941	5,440,350
Total assets	$502,031,618	$351,814,542

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$64,019,707	$47,402,628
NOW and money market accounts	120,993,657	81,402,928
Savings	46,069,943	38,471,441
Time deposits, $100,000 and over	58,860,374	33,835,057
Other time deposits	126,276,429	99,876,140
Total deposits	416,220,110	300,988,194

Federal funds purchased and other borrowed funds	13,760,000	40,000
Repurchase agreements	17,444,933	17,083,946
Junior subordinated debentures	12,887,000	0
Capital lease obligations	943,227	0
Accrued interest and other liabilities	5,855,988	2,971,591
Total liabilities	467,111,258	321,083,731

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 6, 15,16,17 and 20)

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding at December 31, 2007 and no shares issued and outstanding
at December 31, 2006	2,500,000	0
Common stock - $2.50 par value; 10,000,000 and 6,000,000 shares authorized at December 31, 2007 and 2006, respectively; and 4,609,268 and 4,339,619 shares issued at December 31, 2007 and 2006, respectively (including 16,408
and 15,222 shares issued February 1, 2008 and 2007, respectively)	11,523,171	10,849,048
Additional paid-in capital	25,006,439	22,006,492
Retained earnings (accumulated deficit)	(1,597,682)	760,667
Accumulated other comprehensive income (loss)	111,209	(270,664)
Less: treasury stock, at cost; 210,101 shares at December 31, 2007 and
209,510 shares at December 31, 2006	(2,622,777)	(2,614,732)
Total shareholders' equity	34,920,360	30,730,811

Total liabilities and shareholders' equity	$502,031,618	$351,814,542
The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Statements of Income
For the Year Ended December 31,	2007	2006

Interest income
Interest and fees on loans	$19,118,655	$18,471,445
Interest on debt securities
Taxable	877,497	1,082,241
Tax-exempt	1,045,524	1,079,573
Dividends	170,001	176,610
Interest on federal funds sold and overnight deposits	481,262	165,975
Total interest income	21,692,939	20,975,844

Interest expense
Interest on deposits	7,974,061	6,684,827
Interest on federal funds purchased and other borrowed funds	91,817	693,113
Interest on repurchase agreements	303,472	325,148
Interest on junior subordinated debentures	121,782	0
Total interest expense	8,491,132	7,703,088

Net interest income	13,201,807	13,272,756
Provision for loan losses	147,500	137,500
Net interest income after provision	13,054,307	13,135,256

Non-interest income
Service fees	1,417,067	1,322,360
Gain on sale of stock	0	56,875
Other income	2,030,745	1,744,941
Total non-interest income	3,447,812	3,124,176

Non-interest expense
Salaries and wages	4,525,000	4,562,000
Employee benefits	1,794,175	1,699,405
Occupancy expenses, net	2,303,417	2,180,336
Other expenses	3,853,442	3,712,629
Total non-interest expense	12,476,034	12,154,370

Income before income taxes	4,026,085	4,105,062
Applicable income taxes	668,755	729,614
Net Income	$3,357,330	$3,375,448

Earnings per share	$0.77	$0.78

Weighted average number of common shares
used in computing earnings per common share	4,365,378	4,302,456

Dividends declared per common share	$0.67	$0.64

Book value per share on common shares outstanding at December 31,	$7.94	$7.09

All share and per share data for prior periods has been restated to reflect a 5% stock dividend declared in June 2007.
The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended December 31, 2007 and 2006

	---Common Stock---		---Preferred Stock---
	Shares	Amount	Shares	Amount

Balances, December 31, 2005	4,070,374	$10,699,709	0	$0

Comprehensive income, net of taxes
Net income	0	0	0	0
Net unrealized holding gain on securities
available-for-sale, net of tax, $93,477	0	0	0	0

Total comprehensive income

Dividends declared	0	0	0	0
Issuance of common stock	59,736	149,339	0	0
Purchase of treasury stock (fractional share redeemed)	(1)	0	0	0

Balances, December 31, 2006	4,130,109	10,849,048	0	0

Comprehensive income, net of taxes
Net income	0	0	0	0
Net unrealized holding gain on securities
available-for-sale, net of tax, $196,723	0	0	0	0

Total comprehensive income

Issuance of preferred stock	0	0	25	2,500,000
Dividends declared	0	0	0	0
5% stock dividend	207,252	518,130	0	0
Issuance of common stock	62,397	155,993	0	0
Purchase of treasury stock	(591)	0	0	0

Balances, December 31, 2007	4,399,167	$11,523,171	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

	Retained	Accumulated
Additional	earnings	other		Total
paid-in	(Accumulated	comprehensive	Treasury	shareholders'
Capital	deficit)	income (loss)	stock	equity

$21,324,481	$165,983	$(452,118)	$(2,614,721)	$29,123,334

0	3,375,448	0	0	3,375,448

0	0	181,454	0	181,454

				3,556,902

0	(2,780,764)	0	0	(2,780,764)
682,011	0	0	0	831,350
0	0	0	(11)	(11)

22,006,492	760,667	(270,664)	(2,614,732)	30,730,811

0	3,357,330	0	0	3,357,330

0	0	381,873	0	381,873

				3,739,203

0	0	0	0	2,500,000
0	(2,894,359)	0	0	(2,894,359)
2,303,190	(2,821,320)	0	0	0
696,757	0	0	0	852,750
0	0	0	(8,045)	(8,045)

$25,006,439	$(1,597,682)	$111,209	$(2,622,777)	$34,920,360

COMMUNITY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2007 and 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,357,330	$3,375,448
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	936,847	874,564
Provision for loan losses	147,500	137,500
Provision for deferred income taxes	(33,081)	(28,349)
Net gain on sale of securities	0	(56,875)
Net gain on sale of loans	(300,119)	(314,850)
Loss on disposal or sale of bank premises and equipment	13,127	6,589
Gain on Trust LLC	(128,709)	(60,409)
Amortization of bond premium, net	15,925	84,650
Proceeds from sales of loans held for sale	28,146,040	30,058,562
Originations of loans held for sale	(27,835,497)	(28,723,430)
(Increase) decrease in interest receivable	(115,230)	122,116
Increase in mortgage servicing rights	(73,211)	(166,799)
Increase in other assets	(730,335)	(210,815)
Amortization of limited partnerships	381,588	354,156
Decrease in unamortized loan fees	(188,733)	(52,001)
(Decrease) increase in taxes payable	(98,164)	7,963
(Decrease) increase in interest payable	(53,682)	128,579
(Decrease) increase in accrued expenses	(40,657)	4,140
Increase in other liabilities	65,027	95,410

Net cash provided by operating activities	3,465,966	5,636,149

CASH FLOWS FROM INVESTING ACTIVITIES
Securities held-to-maturity
Maturities and paydowns	23,897,224	43,144,522
Purchases	(37,138,191)	(35,822,723)
Securities available-for-sale
Sales and maturities	6,000,000	15,089,375
Purchases	(6,160,000)	(1,000,000)
Proceeds from redemption of restricted equity securities	378,100	423,900
Investment in Capital Trust	(387,000)	0
Decrease in limited partnership contributions payable	(236,094)	(301,625)
Decrease (increase) in loans, net	8,153,286	(18,234,097)
Capital expenditures, net	(617,587)	(1,598,059)
Investments in limited partnerships, net	(264,800)	0
Cash paid for acquisition of LyndonBank, net of cash received	(14,638,059)	0
Recoveries of loans charged off	70,945	68,460

Net cash (used in) provided by investing activities	(20,942,176)	1,769,753

	2007	2006
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand, NOW, savings, and money market accounts	7,096,201	(23,932,373)
Net (decrease) increase in time deposits	(1,989,977)	30,608,156
Net decrease in repurchase agreements	(5,908,924)	(263,194)
Net increase (decrease) in short-term borrowings	5,750,000	(2,000,000)
Advances in long-term borrowings	0	20,000,000
Repayments in long-term borrowings	(30,000)	(28,000,000)
Proceeds from issuance of junior subordinated debentures	12,887,000	0
Proceeds from issuance of preferred stock	2,500,000	0
Purchase of treasury stock	(8,045)	(11)
Dividends paid	(2,014,132)	(1,926,809)

Net cash provided by (used in) financing activities	18,282,123	(5,514,231)
Net increase in cash and cash equivalents	805,913	1,891,671
Cash and cash equivalents
Beginning	19,466,610	17,574,939
Ending	$20,272,523	$19,466,610

SUPPLEMENTAL SCHEDULE OF CASH PAID DURING THE YEAR
Interest	$8,666,596	$7,574,509
Income taxes	$800,000	$750,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Change in unrealized gain on securities available-for-sale	$578,596	$274,931

Dividends paid:
Dividends declared	$2,894,359	$2,780,764
Increase in dividends payable
attributable to dividends declared	(27,477)	(7,585)
Dividends reinvested	(852,750)	(846,370)
	$2,014,132	$1,926,809

Stock dividend	$2,821,320	$0

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

Recent acquisition

On December 31, 2007, the Company completed a merger with LyndonBank and simultaneously sold the Vergennes branch of LyndonBank, located in Addison County, to the National Bank of Middlebury.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiary, Community National Bank ("Bank").  All significant intercompany accounts and transactions have been eliminated.  The balance sheet data includes the assets and liabilities of LyndonBank acquired on December 31, 2007; however, the statement of income data does not reflect LyndonBank’s activity prior to the merger.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46R") in part, addresses limited purpose trusts formed to issue trust preferred securities.  FIN 46R establishes the criteria used to identify variable interest entities and to determine whether or not to consolidate a variable interest entity.  Pursuant to the criteria established by FIN 46R, the Company has not consolidated the trust which it  formed for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company.  CMTV Statutory Trust I is considered an affiliate (see Note 11).

Nature of operations

The Company provides a variety of financial services to individuals, municipalities, and corporate customers through its branches, ATMs, and telephone and internet banking capabilities in northern and central Vermont, which is primarily a small business and agricultural area.  The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities.  Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities.  Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.  While the Company has a diversified loan portfolio, most of its lending activities are conducted within the geographic area where it is located.  As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy.  In addition, a substantial portion of the Company's loans are secured by real estate, which could experience a decline in value, especially during times of adverse economic conditions.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgment about information available to them at the time of their examination.

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

Management utilizes numerous techniques to estimate the carrying value of various assets held by the Company, including, but not limited to, bank premises and equipment and deferred taxes. The assumptions considered in making these estimates are based on historical experience and on various other factors that are believed by management to be reasonable under the circumstances.  Management acknowledges that the use of different estimates or assumptions could produce different estimates of carrying values.

Accounting for a business combination requires the application of the purchase method of accounting.  Under the purchase method, the Company is required to record the net assets and liabilities acquired through the merger at fair market value, with the excess of the purchase price over the fair market value of the net assets recorded as goodwill and evaluated annually for impairment.  Management acknowledges the determination of fair value requires the use of assumptions, including discount rates, changes in which could significantly affect fair values.

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

The Company has a one-third ownership interest in Community Financial Services Group, LLC (“CFSG”), as discussed further in Note 8 of this report.  The Company's investment in CFSG is accounted for under the equity method of accounting.

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

Loans held-for-sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, loan premium for acquired loans, and any unearned fees or costs on originated loans.

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

Loan premium on loans acquired from LyndonBank is amortized as an adjustment to yield over the life of the loans.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it required estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to the loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discount cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loan and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

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

Intangible assets

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in the acquisition of LyndonBank as well as a core deposit intangible related to the deposits acquired of LyndonBank (see Note 7). The core deposit intangible is amortized on an accelerated basis over 10 years to approximate the pattern of economic benefit to the Company. The Company evaluates the valuation and amortization of the core deposit intangible asset if events occur that could result in possible impairment. Goodwill is reviewed for impairment annually, or more frequently upon the occurrence of certain events.

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

The Company's total comprehensive income for the years ended December 31 is calculated as follows:

	2007	2006

Net income	$3,357,330	$3,375,448
Other comprehensive income, net of tax:
Change in unrealized holding losses on available-
for-sale securities arising during the period	578,596	331,806
Reclassification adjustment for gains realized in income	0	(56,875)
Net unrealized gain	578,596	274,931
Tax effect	(196,723)	(93,477)
Other comprehensive income, net of tax	381,873	181,454
Total comprehensive income	$3,739,203	$3,556,902

Preferred stock

The Company issued 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share, on December 27, 2007.  Under the preferred stock agreement, the Company will pay non-cumulative cash dividends quarterly, when, as and if declared by the Board of Directors.  Dividends will accrue at a fixed rate of 7.50% per annum for the first five years, followed by a variable dividend rate at the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period.

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period including Dividend Reinvestment Plan (DRIP) shares payable through dividends declared (retroactively adjusted for 5% stock dividends declared in June 2007) and reduced for shares held in treasury.  No dividends were declared on preferred stock; therefore, net income as reported represents net income available to holders of common stock.

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

Loans and loans held-for-sale:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.  The fair values for other loans (for example, fixed rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.  The carrying amounts reported in the balance sheet for loans that are held-for-sale approximate their market values.  Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Bank owned life insurance:  The carrying value of life insurance policies approximates their fair value.

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

Junior subordinated debentures:  Fair value is estimated using current rates for debentures of similar maturity.

Capital lease obligations:  Fair value is determined using a discounted cash flow calculation using current rates.  Based on current rates, carrying value approximates fair value.

Accrued interest:  The carrying amounts of accrued interest approximate their fair values.

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

Reclassification

Certain amounts in the 2006 financial statements have been reclassified to conform to the current year presentation.

Impact of recently issued accounting standards:

In March 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 156, “Accounting for Servicing of Financial Assets-an Amendment to FASB Statement No. 140”. SFAS No. 156 requires mortgage servicing rights associated with loans originated and sold, where servicing is retained, to be initially capitalized at fair value and subsequently accounted for using the “fair value method” or the “amortization method”. The Company is using the amortization method for subsequent reporting. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. The Company implemented changes to its valuation analysis, with the assistance of a specialized valuation consulting firm, during the first quarter of 2007.  The model used to value the mortgage servicing rights utilizes prepayment assumptions based on the Bond Market Association prepayment survey.  The discount rate applied is at the lower end of the observed industry range.  Other assumptions include delinquency rates, servicing cost inflation, and annual unit loan cost.  All assumptions are adjusted periodically to reflect current circumstances.  SFAS No. 156 was effective January 1, 2007. Implementation of SFAS No. 156 did not have a material effect on the financial statements of the Company.

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.”  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 did not have a material effect on the financial condition and results of operations as the Company has not identified any uncertain tax positions.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”, which provides enhanced guidance for using fair value to measure assets and liabilities.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Although SFAS No. 157 did not have any impact on the financial statements of the Company in 2007, it could impact the notes to the financial statements in the future.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which gives entities the option to measure eligible financial assets and financial liabilities at fair value on an instrument by instrument basis. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability. Subsequent changes in fair value must be recorded in earnings. SFAS No. 159 contains provisions to apply the fair value option to existing eligible financial instruments at the date of adoption. This statement is effective as of the beginning of an entity’s first fiscal year after November 15, 2007, with provisions for early adoption.  The Company did not apply the fair value option to any financial instruments; therefore, SFAS No. 159 has not had any impact on the financial statements.

In November 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings, in which the SEC Staff expresses its views concerning written loan commitments accounted for as derivatives or at fair value through earnings, as permitted by SFAS No. 159. It is the Staff's position that expected net future cash flows from servicing a loan should be included in the fair value measurement of a loan commitment when it qualifies for derivative accounting under SFAS No. 133 , “Accounting for Derivative Instruments and Hedging Activities”, or at fair value through earnings, as permitted by SFAS No. 159. Implementation of SAB No. 109 did not have a material effect on the financial condition or results of operations of the Company.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2007
U. S. Government sponsored enterprise securities	$22,170,488	$125,655	$29,869	$22,266,274
U. S. Government securities	3,973,849	72,713	0	4,046,562
States and political subdivisions	1,157,042	0	0	1,157,042
Mortgage-backed securities	17,868,386	0	0	17,868,386
Preferred stock	1,538,507	0	0	1,538,507
	$46,708,272	$198,368	$29,869	$46,876,771

December 31, 2006
U. S. Government sponsored enterprise securities	$19,030,313	$0	$382,168	$18,648,145
U. S. Government securities	3,991,991	5,068	32,997	3,964,062
	$23,022,304	$5,068	$415,165	$22,612,207

Securities HTM

December 31, 2007
States and political subdivisions	$34,310,833	$0	$37,833	$34,273,000

December 31, 2006
States and political subdivisions	$21,069,866	$231,134	$0	$21,301,000

Included under the “Securities HTM” section in the caption "States and Political Subdivisions" are securities of local municipalities carried at $34,310,833 and $21,069,866 at December 31, 2007 and 2006, respectively, which are attributable to private financing transactions arranged by the Company.  The current fair value of these securities is an estimation based on an analysis that takes into account future maturities and scheduled future repricing. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Investment securities with a book value of $24,203,854 and $21,022,304 and a fair value of $24,291,982 and $20,645,566 at December 31, 2007 and 2006, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from the maturities, call or sale of securities available-for-sale amounted to $6,000,000 in 2007and $15,089,375 in 2006.  Realized gains from sales of investments available-for-sale were $0 in 2007 and $56,875 in 2006.  There were no realized losses during 2007 or 2006.

The carrying amount and estimated fair value of securities by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of debt securities available-for-sale at December 31, 2007 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$10,003,765	$9,977,521
Due from one to five years	14,156,218	14,350,961
Due from five to ten years	1,984,354	1,984,354
Due after ten years	1,157,042	1,157,042
Mortgage-backed securities	17,868,386	17,868,386
	$45,169,765	$45,338,264

The scheduled maturities of debt securities held-to-maturity at December 31, 2007 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$29,716,589	$29,717,000
Due from one to five years	1,698,920	1,689,000
Due from five to ten years	2,290,116	2,281,000
Due after ten years	605,208	586,000
	$34,310,833	$34,273,000

*Method used to determine fair value rounds values to nearest thousand.

All investments with unrealized losses are presented either as those with a continuous loss position less than 12 months or as those with a continuous loss position for 12 months or more. Investments with unrealized losses at December 31, 2007 and 2006 were as follows:

December 31, 2007	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. Government sponsored
enterprise securities	$0	$0	$8,980,624	$29,869	$8,980,624	$29,869
States and political
subdivisions	34,273,000	37,833	0	0	34,273,000	37,833
	$34,273,000	$37,833	$8,980,624	$29,869	$43,253,624	$67,702

December 31, 2006	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. Government sponsored
enterprise securities	$999,836	$163	$17,648,309	$382,005	$18,648,145	$382,168
U.S. Government
securities	993,438	4,841	1,968,437	28,156	2,961,875	32,997
	$1,993,274	$5,004	$19,616,746	$410,161	$21,610,020	$415,165

The unrealized losses are a result of increases in market interest rates and not of deterioration in the creditworthiness of the issuer.  At December 31, 2007 there were 9 U.S. Government sponsored enterprise securities in the investment portfolio that were in an unrealized loss position compared to 22 securities in an unrealized loss position at December 31, 2006. These unrealized losses were principally attributable to changes in current interest rates for similar types of securities.  Changes in interest rates have also contributed to the decrease in value of the Company’s municipal investments.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns, or adverse developments relating to the issuer, warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary at December 31, 2007 and 2006.

Note 3.  Loans

The composition of net loans at December 31 was as follows:

	2007	2006
Commercial	$33,688,665	$22,217,047
Real estate – Construction	12,896,803	11,889,203
Real estate – Mortgage	290,380,076	213,894,135
Installment and other	18,920,860	20,729,341
	355,886,404	268,729,726
Deduct:
Allowance for loan losses	3,026,049	2,267,821
Unearned net loan fees	443,372	632,105
	3,469,421	2,899,926
	$352,415,786	$265,829,800

The total recorded investment in impaired loans as determined in accordance with accounting principles generally accepted in the United States of America was $674,586 and $508,571 at December 31, 2007 and 2006, respectively.  The allowance for loan losses allocated to these loans amounted to $79,643 and $68,229 at December 31, 2007 and 2006, respectively.  The average recorded investment in impaired loans amounted to $626,896 and $643,307 for the years ended December 31, 2007 and 2006, respectively.  Interest income recognized on impaired loans was $37,954 for 2007 and $90,829 for 2006, all of which was on a cash basis.

The Company had non-accrual loans of $1,337,641 and $720,587 at December 31, 2007 and 2006, respectively.  If interest on non-accrual loans had been recognized at the original interest rates, interest income would have increased approximately $45,253 and $61,718, for the years ended December 31, 2007 and 2006, respectively.  The total recorded investment in loans past due ninety days or more and still accruing interest was $137,742 and $205,801 at December 31, 2007 and 2006, respectively.

The Company is not committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

Note 4.  Loan Servicing

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets.  The unpaid principal balances of commercial and mortgage loans serviced for others were $153,873,017 and $144,573,102 at December 31, 2007 and 2006, respectively. Net gains realized on the sale of loans amounted to $300,119 and $314,850 for the years ended December 31, 2007 and 2006, respectively.  The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2007 and 2006, was $1,186,818 and $1,113,607, respectively. The fair values of these rights were $1,237,858 and $1,463,324, respectively.  In 2007, the Company adopted SFAS No. 156, “Accounting for Servicing of Financial Assets – an Amendment to FASB Statement No. 140”, which is discussed in more detail in Note 1 above, under the heading “Impact of Recently Issued Accounting Standards”.  As a result of this adoption, the Company implemented changes to its valuation analysis, with the assistance of a specialized valuation consulting firm.  The model used to value the mortgage servicing rights utilizes prepayment assumptions based on the Bond Market Association prepayment survey.  The discount rate applied is at the lower end of the observed industry range.  Other assumptions include delinquency rates, servicing cost inflation, and annual unit loan cost.

The following summarizes mortgage servicing rights capitalized and amortized in each year:

	Years Ended December 31,
	2007	2006

Mortgage servicing rights capitalized	$290,113	$447,939
Mortgage servicing rights amortized	$216,902	$281,140

Note 5.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2007	2006

Balance, beginning of year	$2,267,821	$2,189,187
Provision for loan losses	147,500	137,500
Recoveries of amounts charged off	70,945	68,460
	2,486,266	2,395,147
Amounts charged off	(247,390)	(127,326)
Allowance for loan losses acquired through Merger	787,173	0
Balance, end of year	$3,026,049	$2,267,821

Note 6.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2007	2006

Land and land improvements	$2,546,615	$2,315,414
Buildings and improvements	11,710,364	9,746,666
Furniture and equipment	6,208,835	5,282,007
Leasehold improvements	1,196,525	623,621
Capital lease	927,889	0
Other prepaid assets	121,295	94,688
	22,711,523	18,062,396
Less accumulated depreciation and amortization	(6,350,371)	(5,728,372)
	$16,361,152	$12,334,024

Depreciation included in occupancy expenses amounted to $936,847 and $878,645 for the years ended December 31, 2007 and 2006, respectively.

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2022 with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2007 for each of the next five years and in aggregate are:

2008	$226,022
2009	227,371
2010	200,601
2011	181,574
2012	182,074
Subsequent to 2012	707,013
$1,724,655

Total rental expense amounted to $187,478 and $198,370 for the years ended December 31, 2007 and 2006, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2007:

2008	$107,482
2009	110,983
2010	110,983
2011	113,482
2012	116,982
Subsequent to 2012	1,001,300
Total minimum lease payments	1,561,212
Less amount representing interest	(617,985)
Present value of net minimum lease payments	$943,227

Note 7.  Merger and Intangible Assets

Community National Bank (“the Bank”) and LyndonBank entered into an Agreement and Plan of Merger on August 1, 2007. The merger agreement provided for the merger of LyndonBank with and into the Bank, with the Bank being the surviving corporation.  The merger received approval from the shareholders of LyndonBank and the regulatory agencies, and was consummated on December 31, 2007. On that date, the Bank acquired 100% of the outstanding common stock of LyndonBank. The operating results of LyndonBank have been included with those of the Bank and its parent company Community Bancorp. (“the Company”) since that date. The acquisition brings together two vibrant community banking institutions, and provides the Bank with a wider customer service base extending into the counties of Franklin and Lamoille, Vermont.

The aggregate purchase price, including transaction costs, was approximately $26.7 million of cash for all the shares of LyndonBank.  To finance the acquisition, the Company issued $12.5 million of trust preferred securities and 25 shares of non-cumulative perpetual preferred stock valued at $2.5 million.

The purchase price has been allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition.  The excess of purchase price over the fair value of net tangible and intangible assets acquired has been recorded as goodwill.  The Bank continues to work with third-party experts on the valuations of certain intangible assets; thus, the following allocation of the purchase price is subject to refinement.

At December 31, 2007
Cash and cash equivalents	$12,079,764
FHLB Stock	1,006,700
Investments	23,541,893
Loans, net	94,898,984
Bank premises and equipment	4,359,515
Prepaid expenses and other assets	4,785,076
Identified intangible assets	4,161,000
Goodwill	10,347,455
Deposits	(110,125,692)
Borrowings	(14,269,911)
Long-term debt	(943,227)
Accrued expenses and other liabilities	(3,123,734)
Total acquisition cost	$26,717,823

The $4.2 million of acquired intangible assets is the core deposit intangible and is subject to amortization over the weighted-average life of the core deposit base which was determined to be approximately 10 years.

The goodwill is not deductible for tax purposes.

The following table presents pro forma combined statements of income for the Company and LyndonBank as if the Company and LyndonBank were merged as of the period beginning on January 1, for each year presented.  This information has been prepared by combining certain selected historical information about the Company and LyndonBank.  This pro forma information has been prepared for illustrative purposes only and should not be viewed as being indicative of the financial results the combined company would have achieved if the merger had already been completed or will achieve in the future.  This information should be read in conjunction with the respective consolidated financial statements of the Company and LyndonBank, and the respective related notes.

	For the Years Ended December 31,

	2007	2006
Interest income
Loans, including fees	$27,056,470	$25,630,764
Investment income	4,068,404	4,177,072
Total interest income	31,124,874	29,807,836

Interest expense
Deposits	12,224,430	10,351,760
Other borrowings	2,581,098	2,799,489
Total interest expense	14,805,528	13,151,249
Net interest income	16,319,346	16,656,587
Provision for loan losses	197,500	137,500
Net interest income after provision	16,121,846	16,519,087

Non-interest income
Service charges on deposit accounts	1,951,901	1,884,713
Securities gains, net	51,449	56,875
Increase in cash surrender value of bank owned life insurance	127,555	118,956
Other income	2,497,787	2,119,402
Total non-interest income	4,628,692	4,179,946
Non-interest expense
Salaries and employee benefits	10,348,493	9,419,174
Occupancy and equipment expense	3,649,653	3,243,015
Other operating expenses	6,114,021	5,241,047
Total non-interest expense	20,112,167	17,903,236
Income before income taxes	638,371	2,795,797
Income tax (benefit) expense	(465,536)	18,576
Net income	$1,103,907	$2,777,221

Earnings per share	$0.25	$0.65
Weighted average shares outstanding	4,365,378	4,302,456

Amortization expense related to core deposit intangible is expected to be as follows:

2008	$832,200
2009	665,760
2010	532,608
2011	426,086
2012	340,869
Thereafter	1,363,477
Total core deposit intangible expense	$4,161,000

Note 8.  Other Investments

The Company has purchased from time to time various partnership interests in limited partnerships.  These partnerships were established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.

The tax credits from these investments were estimated at $390,965 and $345,522 for the years ended December 31, 2007 and 2006, respectively, and recorded as a reduction of income tax expense.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of "other expenses", and were $381,588 and $354,156 for 2007 and 2006, respectively.  The carrying values of these investments, which are included in other assets, were $2,053,265 and $2,170,053 at December 31, 2007 and 2006, respectively.

The Bank has a one-third ownership interest in a nondepository trust company, Community Financial Services Group, LLC (“CFSG”) based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC, ("Partners") a Vermont limited liability company that owns 100% of the limited liability company equity interests of CFSG.  The Bank accounts for its investment in Partners under the equity method of accounting.  As of December 31, 2007, the Company's investment in Partners amounted to $299,136 with income for 2007 of $108,009, compared to an investment of $170,427 as of December 31, 2006 with income of $72,109 for 2006.

Note 9.  Deposits

The following is a maturity distribution of time certificates of deposit at December 31, 2007:

2008	$159,243,480
2009	13,194,517
2010	4,235,293
2011	6,824,824
2012	1,638,689
Total	$185,136,803

Note 10.  Borrowed Funds

Borrowings from the Federal Home Loan Bank of Boston (FHLB) and Bank of America (BOA) as of December 31 were as follows:

	2007	2006

FHLB term borrowing, 5.05% fixed rate, payable March 28, 2008	$8,000,000	$0
Community Investment Program borrowing, 7.57%
fixed rate, payable November 16, 2007	0	30,000
Community Investment Program borrowing, 7.67%
fixed rate, payable November 16, 2012	10,000	10,000
	8,010,000	40,000

Federal Funds Purchased (FHLB), 4.10%	3,750,000	0
Federal Funds Purchased (BOA), 4.50%	2,000,000	0
	5,750,000	0

Total Borrowings	$13,760,000	$40,000

Principal maturities of borrowed funds as of December 31, 2007 were as follows:

2008	$8,000,000
2012	10,000
$8,010,000

The Company maintains a $1,000,000 IDEAL Way Line of Credit with FHLB. As of December 31, 2007 and 2006, there were no outstanding advances under this line.  Interest on these borrowings is at a rate determined daily by FHLB and payable monthly.

Borrowings from FHLB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets.  Qualified collateral for these borrowings approximated $105,766,000 and $110,574,000 as of December 31, 2007 and 2006, respectively.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by FHLB.  As of December 31, 2007, the Company's potential borrowing capacity was $79,331,867, reduced by outstanding advances.  At December 31, 2007, $63,500,000 in letters of credit was pledged as collateral for these deposits.  A fee is charged to the Company, quarterly, based on the average daily balance outstanding at a rate of 20 basis points.  The average daily balance for the fourth quarter of 2007 was $31,300,000.

Note 11.  Junior Subordinated Debentures

     On October 31, 2007, the Company completed a $12,500,000 trust preferred securities financing for the purpose of funding a portion of the merger consideration for the LyndonBank acquisition.  The trust preferred securities were issued by a newly established subsidiary of the Company, CMTV Statutory Trust I (the “Trust”), a Delaware statutory business trust, to a pooling vehicle sponsored by FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc.  The Company owns all the common securities of the Trust.  The proceeds of the trust preferred and common securities issuances were loaned to the Bank under junior subordinated debentures issued by the Company to the Trust.  The trust preferred securities, which qualify as Tier I capital for regulatory purposes up to applicable regulatory limits, bear a fixed rate of interest of 7.56% per year for the first five years, followed by a floating rate, adjusted quarterly, equal to the three-month London Interbank Offered Rate (“LIBOR”) plus 2.85% and are redeemable at par by the Company in whole or in part after five years (December 15, 2012), or earlier under certain circumstances, with a maturity date of December 15, 2037.  Interest payments on the debentures for 2007 amounted to $121,782, and are deductible for tax purposes.

Note 12.  Repurchase Agreements

Securities sold under agreements to repurchase amounted to $17,444,933 and $17,083,946 as of December 31, 2007 and 2006, respectively.  These agreements are collateralized by U. S. government sponsored enterprise securities and U. S. Treasury notes with a book value of $23,203,854 and $20,022,304 and a fair value of $23,295,051 and $19,667,030 at December 31, 2007 and 2006, respectively.

The average daily balance of these repurchase agreements approximated $13,824,571 and $15,687,663 during 2007 and 2006, respectively.  The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $17,444,933 and $17,536,357 in 2007 and 2006, respectively.  These repurchase agreements mature daily and carried a weighted average interest rate of 2.20% during 2007, compared to 2.07% during 2006.

Note 13.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis.  Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2007	2006

Currently paid or payable	$701,836	$757,963
Deferred	(33,081)	(28,349)
	$668,755	$729,614

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2007	2006
Computed expected tax expense	$1,368,869	$1,395,721
Tax exempt interest	(355,478)	(367,055)
Disallowed interest	42,170	42,257
Partnership tax credits	(390,965)	(345,522)
Other	4,159	4,213
	$668,755	$729,614

The deferred income tax (benefit) provision consisted of the following items for the years ended December 31:

	2007	2006

Depreciation	$(32,853)	$(20,178)
Loan fees	1,430	1,814
Mortgage servicing	24,892	56,711
Deferred compensation	(27,031)	(36,458)
Bad debts	9,841	(26,735)
Non-accrual loan interest	(7,869)	(8,661)
Other	(1,491)	5,158
	$(33,081)	$(28,349)

Listed below are the significant components of the net deferred tax (liability) asset at December 31:

	2007	2006
Components of the deferred tax asset:
Bad debts	$854,680	$596,883
Nonaccrual loan interest	41,163	11,003
Deferred compensation	393,956	366,925
Contingent liability – Mortgage Partnership Finance (MPF) program	31,167	31,167
Fair value acquired securities available-for-sale	341,689	139,433
Accrued stay on bonuses	44,098	0
Alternative minimum tax	59,031	0
Other	127,411	68,268
Total deferred tax asset	1,893,195	1,213,679

Components of the deferred tax liability:
Depreciation	316,292	284,941
Limited partnerships	255,280	255,280
Mortgage servicing rights	403,518	378,627
Unrealized gain on securities available-for-sale	57,290	139,433
Core deposit intangibles	1,414,740	0
Fair value on acquired loans	265,656	0
Fair value on acquired deposits	238,680	0
Other	2,436	0
Total deferred tax liability	2,953,892	918,848
Net deferred tax (liability) asset	$(1,060,697)	$294,831

Accounting principles generally accepted in the United States of America allow for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax liability at December 31, 2007 is included in the caption “Other Liabilities” and the net deferred tax asset at December 31, 2006 is included in the caption "Other Assets" in the balance sheets.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  Due to the fact that the plan is a defined contribution plan, rather than a defined benefit plan, there is no unfunded past service liability. The provisions for pension expense were $411,668 and $448,784, for 2007 and 2006, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, a retirement plan for its directors.  Participants are general creditors of the Company with respect to these benefits.  The benefits accrued under these plans were $596,947 and $601,951 at December 31, 2007 and 2006, respectively.  Expenses associated with these plans were $35,997 and $35,013, for the years ended December 31, 2007 and 2006, respectively.

The Company also maintains a supplemental employee retirement plan for key employees of the Company.  Benefits accrued under this plan were $561,748 and $477,241 at December 31, 2007 and 2006, respectively.  The expense associated with this plan was $84,507 and $84,216 for the years ended December 31, 2007 and 2006, respectively.

It was anticipated that certain provisions of these plans would be amended during 2006 to ensure compliance with Internal Revenue Code section 409A; however, the deadline was extended to December 2007, and has again been extended to December 2008, pending the issuance of final Internal Revenue Service regulations.  Such amendments are not expected to have any material impact upon the Company's financial obligations under the plans.

The former LyndonBank entered into Change in Control Agreements (“Agreements”) with certain executive officers of LyndonBank.  In accordance with the Agreements, in the event of a change in control, as defined in the Agreements, the executive officer shall be entitled to a termination payment equal to a multiple of his/her average annual income from LyndonBank over the preceding five taxable years.  As a result of the acquisition by the Bank on December 31, 2007, LyndonBank recorded a liability in the amount of $744,000.  The Company has assumed this liability.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following financial instruments were outstanding whose contract amount represents credit risk:

	Contract or
	--Notional Amount--
	2007	2006

Unused portions of construction lines of credit	$4,232,061	$4,011,034
Unused portions of home equity lines of credit	14,673,608	11,212,136
Other commitments to extend credit	31,110,697	19,087,572
Standby letters of credit and commercial letters of credit	580,400	1,004,200
Credit card arrangements	0	9,086,665
MPF credit enhancement obligation, net (See Note 16)	1,280,817	1,130,949

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  At December 31, 2007 and 2006, the Company had binding loan commitments to sell residential mortgages at fixed rates approximating $323,000 and $0, respectively, which are included in other commitments to extend credit.

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

     In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the Capital Securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its Capital Securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the amount of $12,887,000 at December 31, 2007.

Note 16.  Contingent Liability

     The Company sells 1-4 family residential loans under a program with FHLB, the Mortgage Partnership Finance program (MPF).  Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return.  The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans.  FHLB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLB's FLA funds are then utilized, followed by the member's CEO, with the balance picked up by FHLB.  These loans meet specific underwriting standards of the FHLB.  As of December 31, 2007 and 2006, the Company had $49,003,840 and $45,684,064, respectively, in loans sold through the MPF program.  The Company carries a contingent liability of $91,667 as of December 31, 2007 and 2006, which is calculated on the same methodology used in calculating its allowance for loan loss, adjusted to reflect the risk sharing arrangements with the FHLB.  The volume of loans sold to the MPF program and the corresponding credit obligation continue to be closely monitored by management.  As of December 31, 2007, the notional amount of the maximum contingent contractual liability related to this program was $1,372,484 compared to $1,222,616 as of December 31, 2006.

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

Aggregate loan transactions with related parties as of December 31 were as follows:

	2007	2006

Balance, beginning	$1,385,497	$520,675
Loans – New Directors	2,795,713	749,441
New loans	500,741	784,933
Retirement of Director	(306,883)	0
Repayment*	(844,757)	(669,552)
Balance, ending	$3,530,311	$1,385,497
*Includes loan sold to secondary market

Total deposits with related parties approximated $4,085,566 and $1,234,207 at December 31, 2007 and 2006, respectively.

The Company leases approximately 1,466 square feet of condominium space in the state office building on Main Street in Newport to its trust company affiliate, CFSG.  This is the location of CFSG’s principal offices.  CFSG also leases an office in the Company’s Barre branch.

The amount of rental income received from CFSG for the years ended December 31 was:

	2007	2006

Newport	$22,099	$18,635
Barre	2,375	2,313
Total	$24,474	$20,948

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

The amount paid to CFSG for the years ended December 31 was:

	2007	2006

Management fees	$37,717	$36,841

Note 19.  Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with the Federal Reserve Bank.  During the first quarter of 2007, the Company implemented a process called “Deposit Reclassification” which allows the Bank to reclassify certain balances of transactional accounts to non-transactional accounts for the purposes of calculating the daily non-interest bearing cash reserve balances required to be maintained at the Federal Reserve Bank.  As a result of this process, the Company is now required to maintain reserve balances of not more than $500,000 or as little as $0 depending on the reclassifications for the reporting period.  The required reserve balance using the new method was $0 on December 31, 2007, and under the old method, the reserve balance as of December 31, 2006 was approximately $3,024,000.

The nature of the Company's business requires that it maintain amounts due from correspondent banks that, at times, may exceed federally insured limits.  No losses have been experienced in these accounts.  The Company believes it is not exposed to any significant risk with respect to these accounts.  The Company was required to maintain contracted clearing balances with other correspondent banks of $225,000 and $50,000 at December 31, 2007 and 2006, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2007, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank's regulatory capital categories.

As of December 31, 2007, the Federal Deposit Insurance Corporation categorized the former LyndonBank as well capitalized under the regulatory framework for prompt corrective action.

The Company's, the Bank's, and the former LyndonBank’s actual capital amounts (in thousands) and ratios are also presented in the table.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
			Adequacy Purposes:		Action Provisions:
	Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2007:
Total capital (to risk-weighted assets)
Consolidated*	$36,975	15.48%	$19,104	8.0%	N/A	N/A
Community National Bank	$48,506	20.41%	$19,013	8.0%	$23,766	10.0%
Former LyndonBank	$13,536	12.94%	$ 8,365	8.0%	$10,457	10.0%
Tier I capital (to risk-weighted assets)
Consolidated*	$34,736	14.55%	$ 9,552	4.0%	N/A	N/A
Community National Bank	$46,267	19.47%	$ 9,506	4.0%	$14,260	6.0%
Former LyndonBank	$12,749	12.19%	$ 4,183	4.0%	$ 6,274	6.0%
Tier I capital (to average assets)
Consolidated*	$34,736	9.40%	$14,785	4.0%	N/A	N/A
Community National Bank	$46,267	12.54%	$14,752	4.0%	$18,440	5.0%
Former LyndonBank	$12,749	8.26%	$ 6,153	4.0%	$ 7,691	5.0%
As of December 31, 2006:
Total capital (to risk-weighted assets)
Consolidated	$33,270	14.10%	$18,879	8.0%	N/A	N/A
Bank	$33,047	14.01%	$18,872	8.0%	$23,590	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	$31,002	13.14%	$ 9,439	4.0%	N/A	N/A
Bank	$30,779	13.05%	$ 9,436	4.0%	$14,154	6.0%
Tier I capital (to average assets)
Consolidated	$31,002	8.59%	$14,434	4.0%	N/A	N/A
Bank	$30,779	8.53%	$14,430	4.0%	$18,038	5.0%

*Consolidated refers to Community Bancorp. and Community National Bank before consolidation of the former LyndonBank assets.  The Federal Regulators approved the filing of separate Call Reports for Community National Bank and the former LyndonBank; therefore, numbers presented in the table above are as filed with the applicable reporting agencies at December 31, 2007.

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

Note 21.  Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments were as follows:

	December 31, 2007		December 31, 2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(in thousands)
Financial assets:
Cash and cash equivalents	$20,273	$20,273	$19,467	$19,467
Securities held-to-maturity	34,311	34,273	21,070	21,301
Securities available-for-sale	46,877	46,877	22,612	22,612
Restricted equity securities	3,457	3,457	2,828	2,828
Loans and loans held-for-sale, net	353,102	360,088	266,396	266,361
Accrued interest receivable	2,304	2,304	1,667	1,667
Bank owned life insurance	3,559	3,559	0	0

Financial liabilities:
Deposits	416,220	411,718	300,988	299,670
Federal funds purchased and other borrowed funds	13,760	13,762	40	42
Repurchase agreements	17,445	17,445	17,084	17,072
Subordinated debentures	12,887	12,242	0	0
Capital lease obligations	943	943	0	0
Accrued interest payable	291	291	345	345

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2007 and 2006.

Note 22.  Condensed Financial Information (Parent Company Only)

The following financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

ASSETS	2007	2006

Cash	$739,883	$635,250
Investment in subsidiary - Community National Bank	46,451,386	30,507,941
Investment in Capital Trust	387,000	0
Other assets	754,680	85,732
Total assets	$48,332,949	$31,228,923

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Junior subordinated debentures	$12,887,000	$0
Dividends payable	525,589	498,112
Total liabilities	13,412,589	498,112

Shareholders' equity
Preferred stock, 1,000,000 shares authorized at December 31, 2007, 25 shares issued and outstanding at December 31, 2007 and no shares issued and
outstanding at December 31, 2006	2,500,000	0
Common stock - $2.50 par value; 10,000,000 and 6,000,000 shares authorized at December 31, 2007 and 2006, respectively; and 4,609,268 and 4,339,619 shares issued at December 31, 2007 and 2006, respectively (including 16,408
and 15,222 shares issued February 1, 2008 and 2007, respectively)	11,523,171	10,849,048
Additional paid-in capital	25,006,439	22,006,492
Retained earnings (accumulated deficit)	(1,597,682)	760,667
Accumulated other comprehensive income (loss)	111,209	(270,664)
Less treasury stock, at cost (2007 - 210,101 shares; 2006 - 209,510 shares)	(2,622,777)	(2,614,732)
Total shareholders' equity	34,920,360	30,730,811
Total liabilities and shareholders' equity	$48,332,949	$31,228,923

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 2007 and 2006
	2007	2006

Interest income
Interest on Capital Trust	$3,657	$0

Interest expense
Interest on junior subordinated debentures	121,782	0

Net interest expense	(118,125)	0

Revenues
Dividends
Bank subsidiary - Community National Bank	3,150,000	2,611,000
Other dividend income	0	300
Total revenues	3,150,000	2,611,300

Other non-interest income
Gain on sale of stock	0	56,875
Total non-interest income	0	56,875

Expenses
Administrative and other	418,604	309,329
Total expenses	418,604	309,329

Income before applicable income tax and equity in
undistributed net income of subsidiary	2,613,271	2,358,846
Applicable income tax benefit	182,488	85,732

Income before equity in undistributed net income of subsidiary	2,795,759	2,444,578
Equity in undistributed net income of subsidiary	561,571	930,870

Net income	$3,357,330	$3,375,448

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2007 and 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,357,330	$3,375,448
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed net income of subsidiary	(561,571)	(930,870)
Net gain on sale of investments	0	(56,875)
Increase in prepaid assets	(120,133)	0
Increase in income taxes receivable	(96,756)	(28,975)
Net cash provided by operating activities	2,578,870	2,358,728

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary – Community National Bank	(15,000,000)	0
Increase in other assets	(452,060)	0
Investment in Capital Trust	(387,000)	0
Proceeds from sale of investments available-for-sale	0	89,375
Net cash (used in) provided by investing activities	(15,839,060)	89,375

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of junior subordinated debentures	12,887,000	0
Proceeds from issuance of preferred stock	2,500,000	0
Purchase of treasury stock	(8,045)	(11)
Dividends paid	(2,014,132)	(1,926,809)
Net cash provided by (used in) financing activities	13,364,823	(1,926,820)
Net increase in cash	104,633	521,283

Cash
Beginning	635,250	113,967
Ending	$739,883	$635,250

CASH RECEIVED FOR INCOME TAXES	$85,732	$56,757

CASH PAID FOR INTEREST	$121,782	$0

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Change in unrealized gain on securities available-for-sale	$578,596	$274,931
Dividends paid:
Dividends declared	$2,894,359	$2,780,764
Increase in dividends payable attributable to dividends declared	(27,477)	(7,585)
Dividends reinvested	(852,750)	(846,370)
	$2,014,132	$1,926,809

Stock dividend	$2,821,320	$0

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2007 and 2006 is presented below:

COMMUNITY BANCORP. AND SUBSIDIARY

	Quarters in 2007 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,259,958	$5,362,011	$5,424,004	$5,646,966
Interest expense	1,993,189	2,012,453	2,100,145	2,385,345
Provision for loan losses	37,500	37,500	47,500	25,000
Non-interest income	703,346	894,482	1,110,358	739,626
Non-interest expense	3,149,994	3,155,671	3,247,046	2,923,323
Net income	675,256	857,883	927,172	897,019
Earnings per common share*	0.16	0.20	0.21	0.20

	Quarters in 2006 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$4,874,446	$5,188,141	$5,293,321	$5,619,936
Interest expense	1,616,977	1,847,419	2,078,793	2,159,899
Provision for loan losses	37,500	37,500	37,500	25,000
Securities gains	0	0	0	56,875
Non-interest income	669,624	838,393	791,409	824,750
Non-interest expense	3,113,226	3,120,224	3,061,570	2,859,350
Net income	665,942	832,100	764,064	1,113,342
Earnings per common share*	0.16	0.19	0.18	0.25

*All per share data for prior periods has been restated to reflect a 5% stock dividend declared in June 2007.

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2007	2006
Income

Income from sold loans, net of amortization	$373,330	$481,649
Income from sale of credit card portfolio	257,836	0

Expenses

State deposit tax	$327,996	$280,805
Loss on limited partnerships	381,588	354,156

Note 25.  Subsequent Event

Effective December 12, 2007, the Company declared a cash dividend of $0.17 per share payable February 1, 2008 to shareholders of record as of January 15, 2008. This dividend has been recorded as of the declaration date including shares issuable under the DRIP plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2007 and 2006

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

OVERVIEW

     On December 31, 2007, the Company completed a merger with LyndonBank and simultaneously sold the Vergennes branch of LyndonBank, located in Addison County, to the National Bank of Middlebury.  The balance sheet information contained in this report reflects the consolidation of the balance sheets of the two banks, less the assets and liabilities of the branch that was sold.  At year end, the Company’s pre-merger assets were $373,569,054 compared to total assets of $351,814,542 at December 31, 2006.  The merger resulted in total assets of $502,031,618.  The assets and liabilities acquired have been adjusted to fair value based on current appraised values and resulted in $10,335,287 of Goodwill.

     On October 31, 2007, the Company completed a $12.5 million trust preferred securities financing for the purpose of funding a portion of the merger consideration for the LyndonBank acquisition.  The trust preferred securities were issued by a newly established subsidiary of the Company, CMTV Statutory Trust I (the Trust), a Delaware statutory business trust, to a pooling vehicle sponsored by FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc.  The proceeds of that sale were loaned to the Company under junior subordinated debentures issued by the Company to the Trust.  The trust preferred securities, which qualify as Tier I capital for regulatory purposes up to applicable regulatory limits, bear a fixed rate of interest of 7.56% per year for the first five years, followed by a floating rate, adjusted quarterly, equal to the three-month London Interbank Offered Rate (“LIBOR”) plus 2.85% and are redeemable at par by the Company in whole or in part after five years, or earlier under certain circumstances.  Interest payments on the debentures are expected to be deductible for tax purposes.

     Additional funding was generated by the issuance of 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share on December 27, 2007.  The Company will pay non-cumulative cash dividends quarterly, when, as and if declared by the Board of Directors.  Dividends will accrue at a fixed rate of 7.50% per annum for the first five years, followed by a variable dividend rate at the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period.  For additional information about the terms of the preferred stock refer to the Company’s Current Report on Form 8-K dated December 27, 2007 and filed with the Securities and Exchange Commission on December 31, 2007.

     Earnings information in this report is reflective of the Company’s activities prior to the merger and do not include LyndonBank information.  Earnings for 2007 were $3,357,330 or $0.77 per share compared to $3,375,448 or $0.79 per share.  The Company experienced a .5% decrease in net interest income in 2007 compared to 2006 due to the declining interest rates.  For the first three quarters of 2007, short-term interest rates were higher than in 2006.  The effect of the rate increase on short-term liabilities out paced the effect on assets.  Also contributing to the higher interest expense was the interest paid on the Junior Subordinated Debentures, partially off-set by the yield on the resulting earning assets.

     Loan activity during the first three quarters of 2007 was lower than in the previous year from a lack of demand for commercial and residential real estate loans.   This decline reflects a nationwide pattern in the banking industry due to an unsettled economy and the fall out of the sub-prime lending activity.   The Company has not offered any deeply discounted adjustable rate mortgages, nor engaged in any other form of sub-prime lending practices.  Therefore, the Company should not be adversely affected by the sub-prime lending fiasco beyond the weakened real estate market.   The recent 75 basis point decrease in the prime rate has spurred some activity in demand from the commercial sector, however the competition is fierce.

     Non-interest income includes a one time gain of $257,836 from the sale of the Company’s credit card portfolio.  This gain helped to offset the increase in non-interest expenses.  Most increases were normal increases in the cost of doing business; however, contributing to the increase in expenses was an increase in employee benefits due to increases in the cost of the Company’s health insurance program and the consulting fees associated with the implementation of Section 404 of Sarbanes Oxley, which was completed by year end 2007.

     The following pages describe the financial results of our year in much more detail. Please take the time to read them to more fully understand 2007 in relation to other recent years.  The discussion below should be read in conjunction with the Consolidated Financial Statements of the Company and related notes.  This report includes forward-looking statements within the meaning of the Securities and Exchange Act of 1934 (the "Exchange Act").

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

     Companies are required to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company’s intent and ability to hold the security. Pursuant to these requirements, management assesses valuation declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or market-related factors, such as interest rates. Declines in the fair value of securities below their cost that are deemed to be other than temporary are recorded in earnings as realized losses.

     Under current accounting rules, mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheet. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. The value of capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of fair value and impairment, if any, is recognized through a valuation allowance and is recorded as amortization of other assets.  Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  In conjunction with the implementation of SFAS No. 156, “Accounting for Servicing of Financial Assets-an Amendment to FASB Statement No. 140”, the Company implemented changes to its valuation analysis, through the guidance of a third party provider.  This accounting standard is discussed in more detail in the section labeled “Impact of Recently Issued Accounting Standards” found at the end of this narrative.

Accounting for a business combination requires the application of the purchase method of accounting.  Under the purchase method, the Company is required to record the net assets and liabilities acquired through the merger at fair market value, with the excess of the purchase price over the fair market value of the net assets recorded as goodwill and evaluated annually for impairment.  Management acknowledges the determination of fair value requires the use of assumptions, including discount rates, changes in which could significantly affect fair values.

     Management utilizes numerous techniques to estimate the carrying value of various assets held by the Company, including, but not limited to, bank premises and equipment and deferred taxes. The assumptions considered in making these estimates are based on historical experience and on various other factors that are believed by management to be reasonable under the circumstances.  Management acknowledges that the use of different estimates or assumptions could produce different estimates of carrying values.

RESULTS OF OPERATIONS

     This section, which discusses the net income and average assets of the Company, does not include any amounts for the recently acquired LyndonBank.  Due to an acquisition date of “After the close of business on December 31, 2007”, no income was generated by LyndonBank for the Company, and average assets are not affected for the year 2007.

     The Company’s net income of $3.36 million for the year ended December 31, 2007 represented a decrease of 0.5% from $3.38 million for 2006.  A decrease of $70,949 or 0.5% is noted in net interest income for 2007 compared to 2006.  Non-interest income increased $323,636 or 10.4%, basically offsetting the increase in non-interest expense of $321,664, by 2.7%.  A decrease in income taxes, which is in line with the decrease in net income, helped to offset a portion of the decrease in net interest income, thereby accounting for the small decrease in net income for 2007 compared to 2006.  Although a gain of $257,836 was recognized in 2007 through the sale of the Company’s credit card portfolio, increases are noted in all components of non-interest expense, with the exception of salaries.  Furniture and equipment expenses, which include depreciation and service contracts, increased $122,671, or 12.8%, loss on limited partnerships, a component of other expenses, increased $27,432, or 7.7%, and state deposit tax, also a component of other expenses, increased $47,191, or 16.8%.  Earnings for 2007 and 2006 resulted in earnings per share of $0.77 and $0.79, respectively.  The Company’s average assets decreased 2.3% in 2007 resulting in total average assets of $345.9 million during 2007, compared to average assets of $354.0 million during 2006.  A decrease of $11.5 million or 18.6% in average investment securities, which was partially offset by an increase of $5.2 million in overnight deposits, accounts for most of the decrease in average assets.

     Return on average assets (ROA), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity (ROE), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.  The following table shows these ratios, as well as other equity ratios, for each of the last two fiscal years:

	December 31,
	2007	2006

Return on Average Assets	0.97%	0.95%
Return on Average Equity	10.69%	11.35%
Dividend Payout Ratio	87.01%	81.01%
Average Equity to Average Assets Ratio	9.08%	8.40%

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

     The following table provides a reconciliation between net interest income presented in the statement of income and the tax equivalent net interest income presented in Table A below for the 12 month comparison periods of 2007 and 2006.

	For the year ended December 31,
	2007	2006
	(Dollars in Thousands)

Net interest income as presented	$13,202	$13,273
Effect of tax-exempt income	539	556
Net interest income, tax equivalent	$13,741	$13,829

     The table below presents the following information for each of the last two fiscal years: average earning assets (including non-accrual loans) and average interest-bearing liabilities supporting earning assets; and tax equivalent interest income and interest expense expressed both in dollars and as a rate/yield.

Table A
AVERAGE BALANCES AND INTEREST RATES

	2007			2006
	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)

Interest-Earning Assets(1)

Loans (2)	$263,597	$19,119	7.25%	$263,901	$18,471	7.00%
Taxable Investment Securities	22,567	877	3.89%	30,174	1,082	3.59%
Tax-exempt Investment Securities	25,384	1,584	6.24%	28,529	1,636	5.73%
Federal Funds Sold	66	3	4.55%	263	10	3.80%
Overnight Deposits	8,215	479	5.83%	3,052	156	5.11%
Other Investments	2,456	170	6.92%	3,161	177	5.60%
TOTAL	$322,285	$22,232	6.90%	$329,080	$21,532	6.54%

Interest-Bearing Liabilities(1)

Savings Deposits	$39,005	$136	0.35%	$43,563	$152	0.35%
NOW and Money Market Funds	77,431	2,079	2.68%	80,348	1,698	2.11%
Time Deposits	132,293	5,759	4.35%	121,691	4,835	3.97%
Other Borrowed Funds	1,685	92	5.46%	13,236	693	5.24%
Junior Subordinated Debentures	2,154	122	5.66%	0	0	0%
Repurchase Agreements	13,825	303	2.19%	15,688	325	2.07%
TOTAL	$266,393	$8,491	3.19%	$274,526	$7,703	2.81%

Net Interest Income		$13,741			$13,829
Net Interest Spread(3)			3.71%			3.73%
Interest Margin(4)			4.26%			4.20%

(1) Assets and liabilities acquired from LyndonBank as of the close of business on December 31, 2007 are not included in average balance because there would be no impact on yields.
(2) Included in gross loans are non-accrual loans with an average balance of $822,354 for 2007 and
$1,070,518 for 2006.
(3) Net interest spread is the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(4) Interest margin is net interest income divided by average earning assets.

     Interest income from loans of $19.1 million accounts for approximately 86.0% of total tax-equivalent interest income for 2007, compared to $18.5 million or 85.8% for 2006, with average yields of 7.25% and 7.00%, respectively. The average volume of loans decreased $304 thousand, or 0.12% from 2006 to 2007, while the rate earned on these assets increased 25 basis points from 2006 to 2007.  Short-term rates increased from December 31, 2006 until the beginning of the fourth quarter.  The Company’s loans that are contractually scheduled to reprice based on benchmarks such as Prime Rate, increased according to their repricing schedule.  This resulted in higher interest income to the Company on the loans tied to short-term indexes.  Long-term rates however, did not increase accordingly.  The increase in short-term rates while long-term rates remain low created an even flatter yield curve, putting pressure on the net interest spread.

     Interest expense on time deposits represents approximately 67.8% of total interest expense for 2007 compared to 62.8% for 2006, with average rates paid of 4.35% and 3.97%, respectively.  The average volume of certificates of deposit (CD) increased $10.6 million, or 8.71%, and the yield increased 38 basis points from 2006 to 2007.  Decreases are noted in the average volume of savings and NOW and money market funds.  The increase in short term market rates helped to boost CD rates to a level that is more attractive to the consumer than other deposit accounts across the board.  Maintaining a positive spread continues to be a challenge as these deposit rates are driven higher by short term market rates.  The flattening yield curve (short-term rates increasing faster than long-term rates) continues to delay the benefits of the rising rates.

     During the first quarter of 2007, the Company implemented deposit reclassification as an effort to increase spread income.  Deposit reclassification allows banks to reclassify certain balances of transactional accounts to non-transactional accounts for the purposes of calculating the daily cash reserve balances required to be maintained by the Federal Reserve Bank.  As a result of this process, management has seen a reduction in the Company’s daily reserve requirement, which, at year-end 2006 was approximately $3.0 million compared to $0 on December 31, 2007.

The following table summarizes the variances in income for the years 2007and 2006 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid.  This table does not reflect the numbers for the former LyndonBank.

Table B
CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

	2007 vs. 2006
RATE VOLUME	Variance Due to(1)			Total
	Rate	Volume		Variance
	(Dollars in Thousands)
Interest-Earning Assets

Loans(2)	$670	$	(22)	$648
Taxable Investment Securities	91		(296)	(205)
Tax-exempt Investment Securities	144		(196)	(52)
Federal Funds Sold	2		(9)	(7)
Overnight Deposits	59		264	323
Other Investments	42		(49)	(7)
Total Interest Earnings	$1,008		$(308)	$700

Interest-Bearing Liabilities

Savings Deposits	$0	$	(16)	$ (16)
NOW and Money Market Funds	459		(78)	381
Time Deposits	503		421	924
Other Borrowed Funds	30		(631)	(601)
Repurchase Agreements	19		(41)	(22)
Junior Subordinated Debentures	122		0	122
Total Interest Expense	$1,130		$(345)	$788

Change in Net Interest Income	$(125)		$37	$(88)

(1) Items which have shown a year-to-year increase in volume have variances allocated as follows:
Variance due to rate = Change in rate x new volume
Variance due to volume = Change in volume x old rate
Items which have shown a year-to-year decrease in volume have variances allocated as follows:
Variance due to rate = Change in rate x old volume
Variance due to volume = Change in volume x new rate
(2) Loans are stated before deduction of unearned discount and allowance for loan losses. Interest on non-accrual loans is excluded from income. The principal balances of non-accrual loans are included in the calculation of the yield on loans.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income increased 10.4% to $3.4 million in 2007 from $3.1 million in 2006. Income from sold loans is the largest single item that contributes to total non-interest income.  Secondary market sales were down in 2007 compared to 2006, and income generated through the sale and servicing of these loans decreased $71,001, or 8.3% with income reported at $781,460 for 2007, compared to $852,461 for 2006.  Originations of loans sold to the secondary market were $27.8 million in 2007 compare to $28.7 million in 2006.  Although originations have declined over the last few years, the Company still considers these figures to be strong.  The Company projects to continue to benefit from higher servicing fee income from the record sales during that time period to help offset lower income from loan sales to the secondary market during 2006 and 2007.  Service fees increased $94,707, or 7.2% from 2006 to 2007 due to increases in volume and related fees for ATM and debit card transactions.  A gain of $56,875 in 2006 for the sale of some stock the Company held for a period of time is included in other income for 2006.  The Company sold its credit card portfolio during the third quarter of 2007, and reported a net gain of $257,836 before taxes, accounting for a portion of the increase in non-interest income for 2007.

Non-interest Expense: The Company's non-interest expense increased approximately 2.7% to $12.5 million compared to $12.2 million for 2006.  Salaries and wages reported decreases of $37,000 or .81% for 2007 compared to 2006.  Salaries and wages decreased in 2007 due to attrition and consolidation of some positions as well as reduced incentive payments. Employee benefits increased during the comparison period due to increases in health benefits, with an increase of $94,770, or 5.6% from 2006 to 2007.  Occupancy expense increased $123,081, or 5.6% from 2006 to 2007 due in part to an increase in depreciation expense of $58,202, or 6.6%, and an increase in equipment expense, primarily service contracts, of $72,311, or 16.1%.

     Total losses relating to various limited partnership investments constitute a generous portion of other expenses.  These losses amounted to $381,588 or 9.9% of other expenses in 2007 and $354,156 or 9.5% in 2006. These investments provide tax benefits, including tax credits in exchange for our participation in low income housing projects throughout the Company's market area.  The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit.

     Many of the components of non-interest expense are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate figures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

     Provisions for income taxes decreased 8.3% for 2007 versus 2006.  The decrease in earnings and the increase in tax credits are both contributing factors in the decrease.  Tax credits for the investments in the limited partnerships mentioned above amounted to $390,965 in 2007 compared to $345,522 in 2006.

CHANGES IN FINANCIAL CONDITION

     The Company had total average assets of $345.9 million during 2007 and $354.0 million during 2006, representing a 2.3% decrease in average assets.  Average earning assets decreased 2.1% with totals of $322.2 million during 2007 compared to $329.1 million during 2006.  Overnight deposits increased $5.2 million, which is due in part to the reclassification of deposits indicated previously in the discussion and in the Notes to the Consolidated Financial Statements.  Little change is noted in the loan portfolio, while the average volume of the investment portfolio decreased $11.5 million, or just over 18.0% during 2007 through maturities and calls within the government bonds and agency portfolio.

     Decreases in average liabilities surpassed the decreases in average assets.  A decrease in total average interest-bearing liabilities of $10.3 million or 3.8% was noted during 2007 compared to 2006.  Average time deposits increased $10.6 million, or 8.7%, while average NOW and money market accounts decreased $2.9 million, or 3.6% and average savings accounts decreased $4.6 million, or 10.5%.  The increase in short-term rates fueled competition for Certificate of Deposit specials, thus the shift of money from the non-maturing NOW and money market accounts and savings accounts to Certificates of Deposits with more favorable rates and various maturity options.  The average volume of other borrowed funds decreased $11.6 million to an average volume of $1.7 million at the end of 2007 compared to $13.2 million at the end of 2006.  Loan growth in 2007 was funded by the maturing investments, eliminating the need for borrowed funds, with the remainder of the maturities being invested in overnight funds accounting for the $5.2 million increase in those funds during 2007.

     Repurchase agreements ended the years of 2007 and 2006 at average volumes of $13.8 million and $15.7 million, respectively, resulting in a decrease of $1.9 million or 11.9%.  As required, securities from our investment portfolio are pledged against these agreements with a book value of $16.0 million and $20.0 million, respectively, for year-end 2007 and 2006, and a fair value of $16.1 million and $19.7 million, respectively. These figures do not include the repurchase agreements of the acquired LyndonBank amounting to $6.3 million on December 31, 2007, and investments pledged against these agreements amounted to an adjusted book and fair value of approximately $7 million.  Before consolidation, the Company was required to obtain fair values on certain assets and liabilities of the former LyndonBank, and bring them on at fair value.  Repurchase agreements book value was deemed to be the fair value; however securities book value was adjusted to fair value.

     With the acquisition of LyndonBank on December 31, 2007, the Company’s total assets increased on that date approximately $128.5 million or 34.4%, with net loans increasing $94.8 million or 36.8%, and the investment portfolio increased approximately $24.5 million or 40.8%.  Total deposits increased approximately $110.1 million or 36.0%, with time deposits increasing $53.4 million or 40.6% and NOW and money market accounts increasing $29.7 million or 32.6%.  These figures are actual dollars versus average volume discussed in the paragraphs above in this section.

     The following table provides a visual comparison of the breakdown of average assets and liabilities as well as average shareholders' equity for the comparison periods, and is not reflective of the numbers for the acquired LyndonBank.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

	Year ended December 31,
	2007		2006		2005
AVERAGE ASSETS	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Cash and Due from Banks
Non-Interest Bearing	$7,004	2.02%	$8,724	2.46%	$8,618	2.53%
Overnight Deposits	8,215	2.37%	3,052	0.86%	591	0.17%
Federal Funds Sold	66	0.02%	263	0.07%	465	0.14%
Taxable Investment Securities(1)	22,567	6.52%	30,174	8.53%	44,243	12.99%
Tax-exempt Investment Securities(1)	25,384	7.34%	28,529	8.06%	32,092	9.42%
Other Securities(1)	2,391	0.69%	3,161	0.89%	3,014	0.88%
Total Investment Securities	50,342	14.55%	61,864	17.48%	79,349	23.29%
Gross Loans	263,597	76.20%	263,901	74.55%	238,376	69.97%
Reserve for Loan Losses and Accrued Fees	(2,852)	-0.82%	(2,923)	-0.83%	(2,892)	-0.85%
Premises and Equipment	12,111	3.50%	11,876	3.36%	7,602	2.23%
Other Real Estate Owned	0	0.00%	0	0.00%	5	0.00%
Stock in Capital Trust	65	0.02%	0	0.00%	0	0.00%
Other Assets	7,364	2.13%	7,238	2.05%	8,579	2.52%
Total Average Assets	$345,912	100%	$353,995	100%	$340,693	100%

AVERAGE LIABILITIES

Demand Deposits	$46,944	13.58%	$46,964	13.27%	$46,078	13.53%
Now and Money Market Accounts	77,431	22.38%	80,348	22.70%	88,152	25.87%
Savings Accounts	39,005	11.28%	43,563	12.30%	46,722	13.71%
Time Deposits	132,293	38.24%	121,691	34.38%	99,042	29.07%
Total Average Deposits	295,673	85.48%	292,566	82.65%	279,994	82.18%

Other Borrowed Funds	1,685	0.48%	13,236	3.74%	16,106	4.73%
Repurchase Agreements	13,825	4.00%	15,688	4.43%	13,987	4.11%
Junior Subordinated Debentures	2,154	0.62%	0	0%	0	0%
Other Liabilities	1,182	0.34%	2,780	0.78%	2,215	0.65%
Total Average Liabilities	$314,519	90.92%	$324,270	91.60%	$312,302	91.67%

AVERAGE SHAREHOLDERS’ EQUITY

Common Stock	$11,222	3.24%	$10,783	3.05%	$10,430	3.06%
Surplus	23,659	6.84%	21,663	6.12%	19,754	5.80%
Retained Earnings (Accumulated Deficit)	(741)	-0.21%	300	0.08%	1,054	0.31%
Less: Treasury Stock	(2,618)	-0.75%	(2,600)	-0.73%	(2,483)	-0.73%
Accumulated Other Comprehensive Loss (1)	(129)	-0.04%	(421)	-0.12%	(364)	-0.11%
Total Average Shareholders' Equity	31,393	9.08%	29,725	8.40%	28,391	8.33%
Total Average Liabilities and
Shareholders' Equity	$345,912	100%	$353,995	100%	$340,693	100%
(1) In accordance with FASB No. 115, securities classified as held to maturity are carried at book value and securities classified as available for sale are carried at fair value with the unrealized gain (loss), net of applicable income taxes, reported as a net amount in accumulated other comprehensive loss. The Company does not carry, nor does it intend to carry, securities classified as trading.
RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages its interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk.  The Company's Asset/Liability Management Committee (ALCO) is made up of the Executive Officers and all the Vice Presidents of the Bank.  The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies.  The ALCO meets monthly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk.  In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved by the Company’s Board of Directors.  The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet.  In order to present the gap analysis for December 31, 2007, the Company would be required to incorporate the interest sensitive assets and liabilities of the acquired LyndonBank at fair value, by the repricing/maturity timeframes presented in the gap analysis.  This information was not easily attainable in a timely manner, therefore, the gap analysis for 2007 and 2006 are being omitted from this Annual Report for the Company.

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

     The following reflects the Company's NII sensitivity analysis over one-year and two-year horizons, assuming a parallel shift of the yield curve as of December 31, 2007;

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 200 basis points	-5.89%	Down 200 basis points	-22.16%
Up 200 basis points	-0.60%	Up 200 basis points	-1.19%

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

Credit Risk - A primary concern of management is to reduce the exposure to credit loss within the loan portfolio. Management follows established underwriting guidelines, and any exceptions to the policy must be approved by a loan officer with higher authority than the loan officer originating the loan.  The adequacy of the loan loss coverage is reviewed quarterly by the risk management committee of the Board of Directors.  This committee meets to discuss, among other matters, potential exposures, historical loss experience, and overall economic conditions.  Existing or potential problems are noted and addressed by senior management in order to assess the risk of probable loss or delinquency.  A variety of loans are reviewed periodically by an independent firm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures, as well as those set by the regulatory authorities.  The Company also employs a Credit Administration Officer whose duties include monitoring and reporting on the status of the loan portfolio including delinquent and non-performing loans.  Credit risk may also arise from geographic concentration of loans.  While the Company’s loan portfolio is derived primarily from its primary market area in northern Vermont, geographic concentration is partially mitigated by the continued growth of the Company’s loan portfolio in central Vermont, its newest market area.

The following table reflects the composition of the Company's loan portfolio, including loans held for sale and the loan portfolio of the acquired LyndonBank at fair value, as of December 31,

COMPOSITION OF LOAN PORTFOLIO

	2007		2006		2005		2004		2003
	TOTAL	% OF	TOTAL	% OF	TOTAL	% OF	TOTAL	% OF	TOTAL	% OF
	LOANS	TOTAL	LOANS	TOTAL	LOANS	TOTAL	LOANS	TOTAL	LOANS	TOTAL
(Dollars in Thousands)
Real Estate Loans
Construction & Land
Development	$12,896	3.62%	$11,889	4.42%	$13,931	5.52%	$11,646	5.07%	$8,929	4.32%
Farm Land	9,646	2.70%	3,217	1.19%	2,870	1.14%	2,496	1.09%	2,783	1.35%
1-4 Family Residential	195,845	54.92%	157,008	58.30%	144,777	57.40%	127,555	55.55%	120,848	58.51%
Commercial Real Estate	85,576	24.00%	54,236	20.14%	48,505	19.23%	43,610	18.99%	33,422	16.18%
Loans to Finance
Agricultural Production	2,431	0.68%	224	0.08%	214	0.09%	443	0.19%	529	0.26%
Commercial & Industrial	31,258	8.77%	21,993	8.17%	20,049	7.95%	21,592	9.40%	16,951	8.21%
Consumer Loans	18,461	5.18%	20,588	7.65%	21,296	8.44%	21,716	9.46%	22,517	10.90%
All Other Loans	459	0.13%	141	0.05%	567	0.23%	575	0.25%	552	0.27%

Gross Loans	356,572	100%	269,296	100%	252,209	100%	229,633	100%	206,531	100%
Less:
Reserve for Loan Losses	(3,026)	-0.85%	(2,268)	-0.84%	(2,189)	-0.87%	(2,153)	-0.94%	(2,199)	-1.06%
Unearned Loan Fees	(443)	-0.12%	(632)	-0.24%	(684)	-0.27%	(764)	-0.33%	(805)	-0.39%

Net Loans	$353,103	99.03%	$266,396	98.92%	$249,336	98.86%	$226,716	98.73%	$203,527	98.55%

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2007, including the acquired LyndonBank at fair value.

	Maturity Schedule
	Fixed Rate Loans				Variable Rate Loans

	Within	1 - 5	After		Within	1 - 5	After
	1 Year	Years	5 years	Total	1 Year	Years	5 years	Total
Real Estate
Construction & Land Development	5,697	21	1,572	7,290	3,058	871	1,677	5,606
Secured by Farm Land	440	166	3,713	4,319	2,949	1,203	1,175	5,327
Commercial Real Estate	1,440	3,564	20,699	25,703	16,984	20,225	22,664	59,873
Loans to Finance Agricultural Production	479	207	125	811	722	258	640	1,620
Commercial & Industrial Loans	1,729	8,934	2,676	13,339	12,989	3,490	1,440	17,919

Total	9,785	12,892	28,785	51,462	36,702	26,047	27,596	90,345

Allowance for loan losses and provisions - The Company continues to maintain an allowance for loan losses at a level that management believes is appropriate to absorb losses inherent in the loan portfolio. As of December 31, 2007, the Company maintained a residential loan portfolio of $195.8 million and a commercial real estate portfolio (including construction, land development and farm land loans) of $108.1 million, together accounting for approximately 85% of the total loan portfolio.  The Company's commercial loan portfolio includes loans that carry guarantees from government programs.  At December 31, 2007, the Company had $18.4 million in guaranteed loans, compared to $18.7 million at December 31, 2006.  This volume, together with the low historical loan loss experience in these portfolios, helps to support the Company's basis for loan loss coverage.  Furthermore, the Company is committed to a conservative lending philosophy and maintains high credit and underwriting standards.

The loan loss provision increased from $137,500 or .05% of average total loans in 2006 to $147,500 or .06% of average total loans in 2007. Growth in the loan portfolio was moderate, and levels of delinquency and non-accrual loans remained moderate. This, in combination with the other factors noted above, in management’s view warranted the slight decrease in the 2006 provision.

Net loan losses increased for 2007, while decreases are noted 2006 and 2005 compared to 2004. The following table summarizes the Company's loan loss experience for each of the last five years.

SUMMARY OF LOAN LOSS EXPERIENCE

December 31,	2007	2006	2005	2004	2003
	(Dollars in Thousands)

Loans Outstanding End of Period	356,572	269,296	252,209	229,633	206,531

Average Loans Outstanding During Period	263,597	263,901	238,376	212,460	205,237

Loan Loss Reserve, Beginning of Period	2,268	2,189	2,153	2,199	2,156

Loans Charged Off:
Residential Real Estate	0	6	5	26	2
Commercial Real Estate	51	17	0	0	10
Commercial	25	13	45	54	0
Consumer	172	91	130	189	185
Total	248	127	180	269	197

Recoveries:
Residential Real Estate	14	1	1	1	4
Commercial Real Estate	12	6	0	0	0
Commercial	3	3	6	12	3
Consumer	42	58	59	115	110
Total	71	68	66	128	117

Net Loans Charged Off	177	59	114	141	80
Provision Charged to Income	148	138	150	95	123

Allowance for loan loss of acquired bank*	787	0	0	0	0
Loan Loss Reserve, End of Period	3,026	2,268	2,189	2,153	2,199

Net Losses as a Percent of Average Loans	0.07%	0.02%	0.05%	0.07%	0.04%
Provision Charged to Income as a
Percent of Average Loans	0.06%	0.05%	0.06%	0.04%	0.06%
At End of Period:
Loan Loss Reserve as a Percent of
Outstanding Loans	0.85%	0.84%	0.87%	0.94%	1.06%

*This table does not include the loan loss experience for the acquired LyndonBank.

     A comparison of non-performing assets reveals an increase of approximately $550 thousand or 59% for 2007 compared to 2006, and an increase of approximately $314 thousand or 51% for 2006 compared to 2005.  The increase for 2007 is attributable to the consolidation of non-performing assets of the recently acquired LyndonBank, which include $12 thousand in commercial loans past due 90 days or more and $757 thousand in non-accrual loans.  Non-performing assets were made up of the following:

NON-PERFORMING ASSETS

December 31,	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Accruing Loans Past Due 90 Days or More:
Consumer	11	32	8	7	4
Commercial	0	60	0	50	0
Commercial Real Estate	70	0	0	0	0
Residential Real Estate	57	113	169	137	15
Total Past Due 90 Days or More	138	205	177	194	19

Non-accrual Loans	1,338	721	436	865	1,295

Total Non-accrual, Past Due Loans	1,476	926	613	1,059	1,314
Other Real Estate Owned	0	0	0	83	88

Total Non Performing Loans	1,476	926	613	1,142	1,402

Percent of Gross Loans	0.41%	0.34%	0.24%	0.50%	0.68%
Reserve Coverage of Non performing Loans	205.02%	244.92%	357.10%	188.53%	156.85%

     When it is determined that future collection of interest and principal is doubtful, a loan is placed in non-accrual status.  At this point, the Company's policy is to reverse the accrued interest against current income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability to resume normal payments.  Our portfolio of non-accrual loans for the years ended 2007, 2006, 2005, 2004, and 2003, is made up primarily of residential real estate loans.  Management does not anticipate any substantial effect to future operations if any of these loans is liquidated.  Although interest on non-accrual loans is included in income only to the extent received from the borrower, deferred taxes are calculated monthly, based on the accrued interest of all non-accrual loans.  As of December 31st, for each respective year, this accrued interest amounted to $55,507 for 2007, $32,362 for 2006, $6,889 for 2005, $11,287 for 2004, and $107,073 for 2003.  The decrease in accrued interest from 2003 to 2004 is attributable to the change from non-accrual to accrual status, during the two-year period, on loans that had been in the non-accrual portfolio for a number of years.

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

Allocation of the allowance for loan losses, as well as the percent of loans in each category to total loans as of December 31, follows:

December 31,	2007	%	2006	%	2005	%	2004	%	2003	%
	(Dollars in Thousands)
Domestic
Residential Real Estate	$1,258	55%	$1,055	58%	$973	57%	$725	56%	$809	59%
Commercial	1,486	39%	956	34%	858	34%	936	35%	786	30%
Consumer	248	6%	204	8%	229	9%	260	10%	325	11%
Unallocated	34	0%	53	0%	129	0%	232	0%	279	0%
Total	$3,026	100%	$2,268	100%	$2,189	100%	$2,153	100%	$2,199	100%

(1) Includes commercial loans secured by real estate, as well as unsecured commercial loans and those secured by other types of collateral

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

INVESTMENT SECURITIES

     The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs.  The Company’s portfolio of available-for-sale securities increased approximately $24.3 million in 2007, from $22.6 million at December 31, 2006 to $46.9 million as of December 31, 2007.  This increase is due primarily to the investments acquired from the merger with LyndonBank, which totaled $23.5 million.  The Company’s held-to-maturity portfolio consisted of Obligations of State and Political Subdivisions with a book value of $34.3 million as of December 31, 2007, compared to $21.1 million as of December 31, 2006.  All of the former LyndonBank’s investment portfolio was classified as available-for-sale.

     Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as "trading securities" are marked to market with any gain or loss charged to income.  The Company's investment policy does not permit the holding of trading securities. Securities classified as "held-to-maturity" are to be held at book value.  Securities classified as "available-for-sale" are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet.  These figures amounted to an unrealized gain after taxes of $111,209 at the end of 2007, compared to an unrealized loss after taxes of $270,664 at the end of 2006.  This change is due to the decreasing interest rate environment.  As rates decrease, bonds with lower coupons increase in value in order to equalize the yield.  Although classified as available for sale, these bonds are short term and we anticipate keeping them until maturity.

     Some of the Company’s investment portfolios have a "call" feature, meaning that the issuer may call in the investment, before maturity, at predetermined call dates and prices.  Given the low rate environment, many of those investments with call features were exercised during 2007 and 2006.  In 2007, a portion of these calls were replaced, while all the calls in 2006 were used to fund loan growth.

The Company's investment portfolios as of December 31, 2007 and 2006 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2007

Available-for-Sale
U. S. Government sponsored enterprise securities	$22,170	$126	$30	$22,266
U. S. Government securities	3,974	73	0	4,047
States and political subdivisions	1,157	0	0	1,157
Mortgage-backed securities	17,868	0	0	17,868
Preferred stock	1,539	0	0	1,539
	$46,708	$199	$30	$46,877

Held-to-Maturity
States and political subdivisions	$34,311	$0	$38	$34,273

Restricted Equity Securities	$3,457	$0	$0	$3,457

Total	$84.476	$199	$68	$84.607

December 31, 2006

Available-for-Sale
U. S. Government sponsored enterprise securities	$19,030	$0	$382	$18,648
U. S. Government securities	3,992	5	33	3,964
	$23,022	$5	$415	$22,612

Held-to-Maturity
States and political subdivisions	$21,070	$231	$0	$21,301

Restricted Equity Securities	$2,828	$0	$0	$2,828

Total	$46.920	$236	$415	$46.741

     Realized gains from sales of investments available-for-sale were $0 in 2007 and $56,875 in 2006.  Realized losses were $0 for both years.  The gain in 2006 occurred when Passumpsic Bancorp. acquired Siwooganock Holding Company Inc. in a cash deal that resulted in a right to receive payment of $35.75 per share.  The Company held 2,500 shares, and was paid $56,875 for those shares.

     The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

MATURITIES AND YIELDS OF INVESTMENT PORTFOLIO

	December 31,
	2007		2006		2005
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value (1)	Rate	Value (1)	Rate	Value (1)	Rate
	(Dollars in Thousands)
Available for Sale

U.S. Treasury & Agency Obligations
Due within 1 year	$9,978	6.16%	$4,949	3.23%	$10,939	2.92%
Due after 1 year within 5 years	14,351	4.44%	17,663	3.75%	23,472	3.47%
Due after 5 years within 10 years	1,984	5.06%	0	0.00%	1,006	5.31%
Total	$26,313	5.14%	$22,612	3.64%	$35,417	3.35%

Tax-exempt Municipals
Due after 10 years	$1,157	5.19%	$0	0.00%	$0	0.00%
Total	$1,157	5.19%	$0	0.00%	$0	0.00%

Corporate Bonds
Due within 1 year	$0	0.00%	$0	0.00%	$1,005	5.86%
Total	$0	0.00%	$0	0.00%	$1,005	5.86%

Mortgage Backed Securities
Due after 10 years	$15,766	4.80%	$0	0.00%	$0	0.00%
Total	$15,766	4.80%	$0	0.00%	$0	5.86%

CMO
Due after 5 years within 10 years	$826	4.51%	$0	0.00%	$0	0.00%
Due after 10 years	1,276	4.47%	0	0.00%	0	0.00%
Total	$2,102	4.48%	$0	0.00%	$0	0.00%

Restricted Equity Securities	$3,457	6.47%	$2,828	5.76%	$3,252	4.90%

Preferred Stock	$1,539	8.43%	$0	0.00%	$0	0.00%

Held to Maturity

Obligations of State & Political Subdivisions
Due within 1 year	$29,717	5.46%	$17,254	5.40%	$25,638	5.04%
Due after 1 year within 5 years	1,699	6.42%	1,444	6.34%	1,409	5.73%
Due after 5 years within 10 years	2,290	7.81%	1,744	7.42%	697	7.09%
Due after 10 years	605	10.81%	628	10.88%	648	10.90%
Total	$34,311	5.76%	$21,070	5.79%	$28,392	5.25%

(1) Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-
maturity are presented at book value.
(2) Income on Obligations of State and Political Subdivisions is stated on a tax equivalent basis assuming a 34 percent tax rate.

BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows:

	2007	2006
	(Dollars in Thousands)

Land and land improvements	$2,547	$2,315
Buildings and improvements	11,710	9,747
Furniture and equipment	6,209	5,282
Leasehold improvements	1,196	623
Capital lease	928	0
Other prepaid assets	121	95
	22,711	18,062
Less accumulated depreciation and amortization	(6,350)	(5,728)
	$16,361	$12,334

    The Barre branch building was constructed on leased land under a twenty-year ground lease.  The lease included an option to purchase exercisable after the 6th year, with one-half of the annual rental previously paid applied to the purchase price.  During the third quarter of 2006, the Company exercised its option to purchase the leased land.

     The Company’s most recent project, its operations center in Derby, was started in October of 2004 and was completed during the first quarter of 2006.  Major components include a three-lane drive up teller system; the third lane being served by a 24 hour drive-up ATM, and a 19,000 square foot addition to the main office.  The cost of this project was approximately $4.3 million.

     Depreciation included in occupancy and equipment expense amounted to $936,847 and $878,645, for the years ended December 31, 2007 and 2006, respectively.

     The Company leases seven of its fifteen locations, and they are the offices in Island Pond, Barton, St. Johnsbury, and Montpelier, Vermont.  Of the six locations acquired through the recent merger with LyndonBank, three offices are leased, and they are located in Lyndonville, St. Johnsbury and Morrisville, Vermont.  The Lyndonville and St. Johnsbury locations are capital leases and require more sophisticated accounting than the other leases.  The leases for these seven locations expire in various years through 2015 with options to renew.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. From December 31, 2006 to December 31, 2007, there has not been any activity that has created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31, 2007 and 2006 are as follows:

	Contract or
	----Notional Amount----
	2007	2006
	(Dollars in Thousands)

Unused portions of construction lines of credit	$4,232	$4,011
Unused portions of home equity lines of credit	14,674	11,212
Other commitments to extend credit	31,111	19,088
Standby letters of credit and commercial letters of credit	580	1,004
Credit card arrangements	0	9,087
MPF credit enhancement obligation, net of liability recorded	1,281	1,131

     Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company sold its credit card portfolio during the third quarter of 2007, thereby eliminating the unused portion of the credit card portfolio from the table above.  The recourse provision under the terms of the sale is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

     In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the Capital Securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its Capital Securites is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the amount of $12.9 million at December 31, 2007.

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

     The Company has an unsecured Federal Funds line with the Federal Home Loan Bank of Boston (FHLB) with an available balance of $1.0 million at December 31, 2007.  Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.  Additional borrowing capacity of approximately $105.8 million through the FHLB is secured by the Company's qualifying loan portfolio (generally, residential mortgages).

     As of December 31, 2007, the Company had total advances of $8,010,000 against the $105.8 million line, consisting of the following:

	Annual		Principal
Purchase Date	Rate	Maturity Date	Balance

March 28, 2007	5.05%	March 28, 2008	$8,000,000
November 16, 1992	7.67%	November 16, 2012	10,000
Total Long-term Advances			$8,010,000

     Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLB borrowing capacity ($105.8 million less outstanding advances) with letters of credit issued by the FHLB.  The Company offers a Government Agency Account to the municipalities collateralized with these letters of credit issued by FHLB.  At December 31, 2007, approximately $63.5 million was pledged as collateral for these deposits.  Interest is charged to the Company quarterly based on the average daily balance outstanding at a rate of 20 basis points.  As of December 31, 2007, an average daily balance for the fourth quarter of approximately $31.3 million was reported.

     Total cash dividends of $0.67 per common share were declared during 2007, representing an increase of 4.69% over cash dividends of $0.64 declared during 2006.  In December, 2007, the Company declared a $0.17 per common share cash dividend, payable February 1, 2008 to shareholders of record as of January 15, 2008, requiring the Company to accrue a liability of $745,140 for this dividend in the fourth quarter of 2007. A 5% stock dividend was declared in the second quarter of 2007, to be paid during the third quarter of 2007 resulting in a restatement of all per share data for all previous quarters and years reported.

The following table illustrates the changes in shareholders' equity from December 31, 2005 to December 31, 2006:

Balance at December 31, 2006 (book value $7.09 per common share)	$30,730,811
Net income	3,357,330
Issuance of common stock	852,750
Issuance of preferred stock	2,500,000
Purchase of treasury stock	(8,045)
Total dividends declared	(2,894,359)
Change in unrealized loss on available-for-sale securities, net of tax	381,873
Balance at December 31, 2007 (book value $7.94 per common share)	$34,920,360

     As of December 31, 2007, of the 405,000 shares authorized for the stock buyback plan announced in 2000 and extended in 2002, 178,890 shares had been repurchased, leaving 226,110 shares available for repurchase.  The repurchase price paid for these shares ranged from $9.75 per share in May of 2000 to $16.50 per share in September of 2005.  There was no repurchase activity in 2007 under the buyback plan.  The last purchase was on December 23, 2005 in which 4,938 shares were repurchased at a price of $16.00 per share.

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

     Regulators have also established minimum capital ratio guidelines for FDIC-insured banks under the prompt corrective action provisions of the Federal Deposit Insurance Act, as amended.  These minimums are risk-based capital ratio of 10.0% and Tier 1 capital ratio of 6.0%.  As of December 31, 2007, the capital ratios of the Company’s Subsidiary were within the guidelines under the regulatory framework for prompt corrective action.

The risk based ratios of the Company and its subsidiary as of year end 2007 and 2006 exceeded regulatory guidelines and are presented in the table below.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
			Adequacy Purposes:		Action Provisions:
	Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2007:
Total capital (to risk-weighted assets)
Consolidated*	$36,975	15.48%	$19,104	8.0%	N/A	N/A
Community National Bank	$48,506	20.41%	$19,013	8.0%	$23,766	10.0%
Former LyndonBank	$13,536	12.94%	$ 8,365	8.0%	$10,457	10.0%
Tier I capital (to risk-weighted assets)
Consolidated*	$34,736	14.55%	$ 9,552	4.0%	N/A	N/A
Community National Bank	$46,267	19.47%	$ 9,506	4.0%	$14,260	6.0%
Former LyndonBank	$12,749	12.19%	$ 4,183	4.0%	$ 6,274	6.0%
Tier I capital (to average assets)
Consolidated*	$34,736	9.40%	$14,785	4.0%	N/A	N/A
Community National Bank	$46,267	12.54%	$14,752	4.0%	$18,440	5.0%
Former LyndonBank	$12,749	8.26%	$ 6,153	4.0%	$ 7,691	5.0%
As of December 31, 2006:
Total capital (to risk-weighted assets)
Consolidated	$33,270	14.10%	$18,879	8.0%	N/A	N/A
Bank	$33,047	14.01%	$18,872	8.0%	$23,590	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	$31,002	13.14%	$ 9,439	4.0%	N/A	N/A
Bank	$30,779	13.05%	$ 9,436	4.0%	$14,154	6.0%
Tier I capital (to average assets)
Consolidated	$31,002	8.59%	$14,434	4.0%	N/A	N/A
Bank	$30,779	8.53%	$14,430	4.0%	$18,038	5.0%

*Consolidated refers to Community Bancorp. and Community National Bank before consolidation of the former LyndonBank assets.  The Federal Regulators approved the filing of separate Call Reports for Community National Bank and the former LyndonBank, therefore numbers presented in the table above are as filed with the applicable reporting agencies at December 31, 2007.

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

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In March 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 156, “Accounting for Servicing of Financial Assets-an Amendment to FASB Statement No. 140”. SFAS No. 156 requires mortgage servicing rights associated with loans originated and sold, where servicing is retained, to be initially capitalized at fair value and subsequently accounted for using the “fair value method” or the “amortization method”. The Company is using the amortization method for subsequent reporting. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. The Company implemented changes to its valuation analysis, with the assistance of a specialized valuation consulting firm, during the first quarter of 2007.  The model used to value the mortgage servicing rights utilizes prepayment assumptions based on the Bond Market Association prepayment survey.  The discount rate applied is at the lower end of the observed industry range.  Other assumptions include delinquency rates, servicing cost inflation, and annual unit loan cost.  All assumptions are adjusted periodically to reflect current circumstances.  SFAS No. 156 was effective January 1, 2007. Implementation of SFAS No. 156 did not have a material effect on the financial statements of the Company.

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.”  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 did not have a material effect on the financial condition and results of operations as the Company has not identified any uncertain tax positions.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”, which provides enhanced guidance for using fair value to measure assets and liabilities.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  Although SFAS No. 157 did not have any impact on the financial statements of the Company in 2007, it could impact the notes to the financial statements in the future.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which gives entities the option to measure eligible financial assets and financial liabilities at fair value on an instrument by instrument basis. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability. Subsequent changes in fair value must be recorded in earnings. SFAS No. 159 contains provisions to apply the fair value option to existing eligible financial instruments at the date of adoption. This statement is effective as of the beginning of an entity’s first fiscal year after November 15, 2007, with provisions for early adoption.  The Company did not apply the fair value option to any financial instruments; therefore, SFAS No. 159 has not had any impact on the financial statements.

In November 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings, in which the SEC Staff expresses its views concerning written loan commitments accounted for as derivatives or at fair value through earnings, as permitted by SFAS No. 159. It is the Staff's position that expected net future cash flows from servicing a loan should be included in the fair value measurement of a loan commitment when it qualifies for derivative accounting under SFAS No. 133 , “Accounting for Derivative Instruments and Hedging Activities”, or at fair value through earnings, as permitted by SFAS No. 159. Implementation of SAB No. 109 did not have a material effect on the financial condition or results of operations of the Company.

Common Stock Performance by Quarter*

	2007				2006
	First	Second	Third	Fourth	First	Second	Third	Fourth
Trade Price
High	$14.00	$15.75	$14.15	$15.00	$15.24	$15.15	$14.00	$13.73
Low	$12.95	$13.20	$13.50	$13.50	$13.82	$11.88	$12.11	$12.45

	2007				2006
	First	Second	Third	Fourth	First	Second	Third	Fourth
Bid Price
High	$13.30	$13.90	$14.00	$14.50	$14.97	$14.96	$12.83	$13.59
Low	$12.30	$12.49	$12.75	$13.50	$14.39	$11.88	$11.64	$12.45

Cash Dividends Declared	$0.16	$0.17	$0.17	$0.17	$0.16	$0.16	$0.16	$0.16

* There is no established public trading market for the Company's common stock.  Trade price and bid price information is based on high and low trade and bid prices reported in the OTC Bulletin Board® maintained by NASDAQ, and may not represent all trades effected during the relevant periods. Per share prices have been restated to reflect a 5% stock dividend declared during the second quarter of 2007.

As of February 1, 2008, the Corporation's common stock ($2.50 par value) was owned by approximately 944 shareholders of record.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Stephen P. Marsh, President & CEO
Community Bancorp.
P.O. Box 259
Derby, Vermont  05829

Shareholder Services
For shareholder services or information contact:

Chris Bumps, Corporate Secretary
Community Bancorp.
P.O. Box 259
Derby, Vermont  05829
(802) 334-7915

Transfer Agent:

Registrar & Transfer Company
Attn: Investors Relations Department
10 Commerce Drive
Cranford, NJ  07016
(800)368-5948
info@rtco.com
www.rtco.com

Annual Shareholders' Meeting
The 2008 Annual Shareholders' Meeting will be held at 5:30 p.m., June 10, 2008, at the Elks Club in Derby.  We hope to see many of our shareholders there.

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