Form 10-K, Exhibit 13
period 2008-12-31
COMMUNITY BANCORP /VT
filed 2009-03-26
CIK 718413

BERRY .. DUNN . MCNEIL & PARKER
BDMP
CERTIFIED PUBLIC ACCOUNTANTS
MANAGEMENT CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 2007 financial statements of LyndonBank (prior to merger), which statements reflect total assets of $148.6 million as of December 31, 2007 (prior to merger) and  revenues of $10.8 million for the year ended December 31, 2007 (prior to merger). Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for LyndonBank for 2007 (prior to merger), is based solely on the report of other auditors.

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

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2008 and 2007, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
March __, 2009
Vermont Registration No. 92-0000278

PORTLAND, ME • BANGOR, ME • MANCHESTER, NH
WWW.BDMP.COM

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Balance Sheets
	December 31	December 31
	2008	2007

ASSETS
Cash and due from banks	$11,236,007	$17,486,535
Federal funds sold and overnight deposits	33,621	2,785,988
Total cash and cash equivalents	11,269,628	20,272,523
Securities held-to-maturity (fair value $38,212,000 at 12/31/08
and $34,273,000 at 12/31/07)	37,288,357	34,310,833
Securities available-for-sale	29,449,424	46,876,771
Restricted equity securities, at cost	3,906,850	3,456,850
Loans held-for-sale	1,181,844	685,876
Loans	364,811,683	355,885,207
Allowance for loan losses	(3,232,932)	(3,026,049)
Unearned net loan fees	(301,004)	(443,372)
Net loans	361,277,747	352,415,786
Bank premises and equipment, net	14,989,429	16,361,152
Accrued interest receivable	2,044,550	2,304,055
Bank owned life insurance	3,690,079	3,559,376
Core deposit intangible	3,328,800	4,161,000
Goodwill	11,574,269	10,347,455
Other real estate owned	185,000	0
Other assets	7,613,255	7,279,941
Total assets	$487,799,232	$502,031,618

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$50,134,874	$64,019,707
NOW and money market accounts	127,500,699	120,993,657
Savings	49,266,879	46,069,943
Time deposits, $100,000 and over	56,486,310	58,860,374
Other time deposits	118,852,018	126,276,429
Total deposits	402,240,780	416,220,110

Federal funds purchased and other borrowed funds	12,572,000	13,760,000
Repurchase agreements	19,086,456	17,444,933
Capital lease obligations	915,052	943,227
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	4,825,052	5,855,988
Total liabilities	452,526,340	467,111,258

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 6, 15, 16, 17 and 20)

SHAREHOLDERS’ EQUITY
Preferred stock, 1,000,000 shares authorized, 25 shares issued and
outstanding at 12/31/08 and 12/31/07 ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized,
4,679,206 shares issued at 12/31/08, and 4,609,268 shares
issued at 12/31/07	11,698,015	11,523,171
Additional paid-in capital	25,757,516	25,006,439
Accumulated deficit	(2,592,721)	(1,597,682)
Accumulated other comprehensive income	532,859	111,209
Less: treasury stock, at cost; 210,101 shares at 12/31/08 and 12/31/07	(2,622,777)	(2,622,777)
Total shareholders' equity	35,272,892	34,920,360
Total liabilities and shareholders' equity	$487,799,232	$502,031,618
The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Statements of Income
For the Years Ended December 31,	2008	2007

Interest income
Interest and fees on loans	$23,633,127	$19,118,655
Interest on debt securities
Taxable	1,463,702	877,497
Tax-exempt	1,740,183	1,045,524
Dividends	186,304	170,001
Interest on federal funds sold and overnight deposits	64,334	481,262
Total interest income	27,087,650	21,692,939

Interest expense
Interest on deposits	8,829,141	7,974,061
Interest on federal funds purchased and other borrowed funds	434,652	91,817
Interest on repurchase agreements	262,883	303,472
Interest on junior subordinated debentures	976,340	121,782
Total interest expense	10,503,016	8,491,132

Net interest income	16,584,634	13,201,807
Provision for loan losses	499,163	147,500
Net interest income after provision for loan losses	16,085,471	13,054,307

Non-interest income
Service fees	2,176,123	1,417,067
Income on bank owned life insurance	130,703	0
Other income	1,729,499	2,030,745
Total non-interest income	4,036,325	3,447,812

Non-interest expense
Salaries and wages	5,899,851	4,525,000
Employee benefits	2,325,363	1,794,175
Occupancy expenses, net	3,234,601	2,303,417
Write down of Fannie Mae preferred stock	739,332	0
Amortization of core deposit intangible	832,200	0
Other expenses	5,213,725	3,853,442
Total non-interest expense	18,245,072	12,476,034

Income before income taxes	1,876,724	4,026,085
Income tax (benefit) expense	(324,622)	668,755
Net Income	$2,201,346	$3,357,330

Earnings per common share	$0.46	$0.77

Weighted average number of common shares
used in computing earnings per share	4,430,657	4,365,378

Dividends declared per common share	$0.68	$0.67

Book value per share on common shares outstanding at December 31,	$7.33	$7.37

All share and per share data for prior periods restated to reflect a 5% stock dividend declared in June 2007.

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended December 31, 2008 and 2007

	---Common Stock---		---Preferred Stock---
	Shares	Amount	Shares	Amount

Balances, December 31, 2006	4,130,109	$10,849,048	0	$0

Comprehensive income, net of taxes
Net income	0	0	0	0
Net unrealized holding gain on securities
available-for-sale, net of tax, $196,723	0	0	0	0

Total comprehensive income

Issuance of preferred stock	0	0	25	2,500,000
Cash dividends declared	0	0	0	0
5% stock dividend	207,252	518,130	0	0
Issuance of common stock	62,397	155,993	0	0
Purchase of treasury stock (fractional shares redeemed)	(591)	0	0	0

Balances, December 31, 2007	4,399,167	11,523,171	25	2,500,000

Comprehensive income, net of taxes
Net income	0	0	0	0
Net unrealized holding gain on securities
available-for-sale, net of tax, $217,212	0	0	0	0

Total comprehensive income

Cash dividends declared – common stock	0	0	0	0
Cash dividends declared – preferred stock	0	0	0	0
Issuance of common stock	69,938	174,844	0	0

Balances, December 31, 2008	4,469,105	$11,698,015	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

	Retained	Accumulated
Additional	earnings	other		Total
paid-in	(Accumulated	comprehensive	Treasury	shareholders'
Capital	deficit)	income (loss)	stock	equity

$22,006,492	$760,667	$(270,664)	$(2,614,732)	$30,730,811

0	3,357,330	0	0	3,357,330

0	0	381,873	0	381,873

				3,739,203

0	0	0	0	2,500,000
0	(2,894,359)	0	0	(2,894,359)
2,303,190	(2,821,320)	0	0	0
696,757	0	0	0	852,750
0	0	0	(8,045)	(8,045)

25,006,439	(1,597,682)	111,209	(2,622,777)	34,920,360

0	2,201,346	0	0	2,201,346

0	0	421,650	0	421,650

				2,622,996

0	(3,008,885)	0	0	(3,008,885)
0	(187,500)	0	0	(187,500)
751,077	0	0	0	925,921

$25,757,516	$(2,592,721)	$532,859	$(2,622,777)	$35,272,892

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended December 31,	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,201,346	$3,357,330
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization	1,131,854	936,847
Provision for loan losses	499,163	147,500
Deferred income taxes	(798,728)	(33,081)
Net gain on sale of loans	(317,598)	(300,119)
Loss on sale or disposal of fixed assets	36,173	13,127
Gain on Trust LLC	(983)	(108,009)
Amortization (accretion) of bond premium (discount), net	(51,943)	15,925
Writedown of Fannie Mae preferred stock	739,332	0
Proceeds from sales of loans held for sale	27,211,457	28,146,040
Originations of loans held for sale	(27,389,827)	(27,965,497)
Decrease in taxes payable	(321,735)	(98,164)
Decrease (increase) in interest receivable	259,505	(115,230)
Decrease (increase) in mortgage servicing rights	30,055	(73,211)
Decrease (increase) in other assets	592,063	(751,035)
Increase in bank owned life insurance	(130,703)	0
Amortization of core deposit intangible	832,200	0
Amortization of limited partnerships	371,084	381,588
Decrease in unamortized loan fees	(142,368)	(188,733)
Decrease in interest payable	(43,381)	(53,682)
Increase (decrease) in accrued expenses	146,295	(40,657)
(Decrease) increase in other liabilities	(2,570,895)	65,027
Net cash provided by operating activities	2,282,366	3,335,966

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments - held to maturity
Maturities and paydowns	36,362,788	23,897,224
Purchases	(39,340,313)	(37,138,191)
Investments - available for sale
Maturities, calls, sales and paydowns	17,802,162	6,000,000
Purchases	(1,079,688)	(6,160,000)
(Purchase of) proceeds from restricted equity securities	(450,000)	378,100
Investment in Capital Trust	0	(387,000)
Decrease in limited partnership contributions payable	0	(236,094)
Investments in limited partnership	(5,000)	(264,800)
(Increase) decrease in loans, net	(9,514,092)	8,283,286
Capital expenditures, net of proceeds from sales of bank premises and equipment	651,776	(617,587)
Cash paid for LyndonBank, net of cash received	0	(14,638,059)
Recoveries of loans charged off	110,336	70,945
Net cash provided by (used in) investing activities	4,537,969	(20,812,176)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in demand, NOW, money market and savings accounts	(4,180,855)	7,096,201
Net decrease in time deposits	(9,798,475)	(1,989,977)
Net increase (decrease) in repurchase agreements	1,641,523	(5,908,924)
Net increase in short-term borrowings	6,812,000	5,750,000
Repayments on long-term borrowings	(8,000,000)	(30,000)
Proceeds from issuance of junior subordinated debentures	0	12,887,000
Proceeds from issuance of preferred stock	0	2,500,000
Decrease in capital lease obligations	(28,175)	0
Dividends paid on preferred stock	(187,500)	0
Payments to acquire treasury stock	0	(8,045)
Dividends paid on common stock	(2,081,748)	(2,014,132)
Net cash (used in) provided by financing activities	(15,823,230)	18,282,123

	2008	2007

Net (decrease) increase in cash and cash equivalents	(9,002,895)	805,913
Cash and cash equivalents:
Beginning	20,272,523	19,466,610
Ending	$11,269,628	$20,272,523

SUPPLEMENTAL SCHEDULE OF CASH PAID DURING THE YEAR
Interest	$11,378,597	$8,666,596
Income taxes	$755,000	$800,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Change in unrealized gain on securities available-for-sale	$638,862	$578,596

Other real estate owned acquired in settlement of loans	$185,000	$0

Fair value adjustment of Fannie Mae preferred stock	$656,347	$0

Fair value adjustment on acquired bank premises and equipment	$452,535	$0

Investments in limited partnership
Increase in limited partnerships	$(1,462,000)	$(264,800)
Decrease (increase) in contributions payable	$1,457,000	$(236,094)
	$(5,000)	$(500,894)

Common Shares Dividends Paid
Dividends declared	$3,008,885	$2,894,359
Increase in dividends payable attributable to dividends declared	(1,216)	(27,477)
Dividends reinvested	(925,921)	(852,750)
	$2,081,748	$2,014,132

Stock Dividend	$0	$2,821,320

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiary ("Company") are in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and general practices within the banking industry.  The following is a description of the Company’s significant accounting policies.

Recent acquisition

On December 31, 2007, the Company completed a merger with LyndonBank and simultaneously sold the Vergennes branch of LyndonBank, located in Addison County, to the National Bank of Middlebury.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiary, Community National Bank ("Bank").  All significant intercompany accounts and transactions have been eliminated.  The balance sheet data includes the assets and liabilities of LyndonBank acquired on December 31, 2007 (net of the sold Vergennes branch assets and deposits); however, the statement of income data does not reflect LyndonBank’s activity prior to the merger.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46R"), in part, addresses limited purpose trusts formed to issue trust preferred securities.  FIN 46R establishes the criteria used to identify variable interest entities and to determine whether or not to consolidate a variable interest entity.  Pursuant to the criteria established by FIN 46R, the Company has not consolidated the trust which it  formed for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company.  CMTV Statutory Trust I is considered an affiliate (see Note 11).

Nature of operations

The Company provides a variety of deposit and lending services to individuals, municipalities, and corporate customers through its branches, ATMs, and telephone and internet banking capabilities in northern and central Vermont, which is primarily a small business and agricultural area.  The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities.  Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities.  Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.  While the Company has a diversified loan portfolio by loan type, most of its lending activities are conducted within the geographic area where it is located.  As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy.  In addition, a substantial portion of the Company's loans are secured by real estate, which could experience a decline in value, especially during times of adverse economic conditions.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates and assumptions involve inherent uncertainties.  Accordingly, actual results could differ from those estimates and those differences could be material.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.  In connection with evaluating loans for impairment or assigning the carrying value of foreclosed real estate, management generally obtains independent evaluations or appraisals for significant properties.  While the allowances for loan losses and foreclosed real estate represent management's best estimate of probable loan and foreclosure losses as of the balance sheet date, the ultimate collectability of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in a number of factors, especially local real estate market conditions.  The amount of the change that is reasonably possible cannot be estimated.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions or other relevant factors.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgment about information available to them at the time of their examination.

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

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to various factors, including the length of time and the extent to which the fair value has been less than cost; the nature of the issuer and its financial condition and near-term prospects; and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  The evaluation of these factors is a subjective process and involves estimates and assumptions about matters that are inherently uncertain.  Should actual factors and conditions differ materially from those used by management, the actual realization of gains or losses on investment securities could differ materially from the amounts recorded in the financial statements.

Management utilizes numerous techniques to estimate the carrying value of various other assets held by the Company, including, but not limited to, bank premises and equipment and deferred taxes. The assumptions considered in making these estimates are based on historical experience and on various other factors that are believed by management to be reasonable under the circumstances.  Management acknowledges that the use of different estimates or assumptions could produce different estimates of carrying values.  In conjunction with the implementation of Statement of Financial Accounting Standards (SFAS) No. 156, “Accounting for Servicing of Financial Assets-an Amendment to FASB Statement No. 140”, the Company implemented changes to its valuation analysis, with the guidance of a third party consultant.

Accounting for a business combination requires the application of the purchase method of accounting.  Under the purchase method, the Company is required to record the net assets and liabilities acquired through the LyndonBank merger at fair market value, with the excess of the purchase price over the fair market value of the net assets recorded as goodwill and evaluated annually for impairment.  Management acknowledges the determination of fair value requires the use of assumptions, including discount rates, changes in which could significantly affect fair values.

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods), and overnight deposits.

Investment securities

Securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.  Debt and equity securities not classified as held-to-maturity are classified as available-for-sale.  Investments classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reflected as a net amount in the other accumulated comprehensive income (loss) component of the shareholders’ equity section of the balance sheet. Investment securities transactions are accounted for on a trade date basis.  The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date.  The Company does not hold any securities purchased for the purpose of selling in the near term and classified as trading.

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

Restricted equity securities

Restricted equity securities comprise Federal Reserve Bank stock and Federal Home Loan Bank stock.  These securities are carried at cost and evaluated for impairment.  As a member of the Federal Reserve Bank of Boston (FRB), the Company is required to invest in FRB stock in an amount equal to 3% of Community National Bank's capital stock and surplus.

As a member of the Federal Home Loan Bank of Boston (FHLBB), the Company is required to invest in $100 par value stock of the FHLBB in an amount that approximates 1% of unpaid principal balances on qualifying loans, as well as an activity based requirement.  The stock is nonmarketable, and redeemable at par value.  Members are subject to capital calls in some circumstances to ensure compliance with the FHLBB’s capital plan.  See Note 25 regarding subsequent events affecting FHLBB stock.

Loans held-for-sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, loan premiums or discounts for acquired loans, and any unearned fees or costs on originated loans.

Loan interest income is accrued daily on the outstanding balances.  The accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.  Any unpaid interest previously accrued on those loans is reversed from income.  Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest payments received on such loans are generally applied as a reduction of the loan principal balance.  Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.  Loans are returned to accrual status when principal and interest payments are brought current and the customer has proven the ability to make future payments on a timely basis. Loans are written down or charged off when collection of principal is considered doubtful.  Past due status is determined on a contractual basis.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield.  The Company generally amortizes these amounts over the contractual life of the loans.

Loan premiums and discounts on loans acquired in the merger with LyndonBank are amortized as an adjustment to yield over the life of the loans.

Allowance for loan losses

The allowance for estimated incurred loan losses is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it required estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to the loans that are deemed impaired in accordance with (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan.  A specific allowance is established when the loan’s impaired basis is less than the carrying value of that loan.  The general component covers non-impaired loan pools and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Impaired loans may also include troubled loans that are restructured. A troubled debt restructuring occurs when the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would otherwise not be granted.  Troubled debt restructurings may include the transfer of assets to the Company in partial satisfaction of a troubled loan, a modification of a loans terms, or a combination of the two.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment evaluation, unless such loans are subject to a restructuring agreement.

Bank premises and equipment

Bank premises and equipment are stated at cost less accumulated depreciation.  Depreciation is computed principally by the straight-line method over their estimated useful lives.  The cost of assets sold or otherwise disposed of, and the related accumulated depreciation, are eliminated from the accounts and the resulting gains or losses are reflected in the statement of income.  Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments is capitalized.

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

Intangible assets

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in the acquisition of LyndonBank, as well as a core deposit intangible related to the deposits acquired from LyndonBank (see Note 7). The core deposit intangible is amortized on an accelerated basis over 10 years to approximate the pattern of economic benefit to the Company. The Company evaluates the valuation and amortization of the core deposit intangible asset if events occur that could result in possible impairment. Goodwill is reviewed for impairment annually, or more frequently upon the occurrence of certain events.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.  Servicing rights are evaluated for impairment, with the assistance of a third party valuation service, based upon the fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance, to the extent that fair value is less than the capitalized amount.

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

The Company's total comprehensive income for the years ended December 31 is calculated as follows:

	2008	2007

Net income before write down of Fannie Mae preferred stock	$2,689,305	$3,357,330
and tax effect thereof
Realized loss on write down of Fannie Mae preferred stock	739,332	0
Tax effect	(251,373)	0
Net income after realized loss	2,201,346	3,357,330

Other comprehensive income, net of tax:
Change in unrealized holding gains on available-
for-sale securities arising during the period	638,862	578,596
Tax effect	(217,212)	(196,723)
Other comprehensive income, net of tax	421,650	381,873
Total comprehensive income	$2,622,996	$3,739,203

Preferred stock

The Company issued 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share, on December 27, 2007.  Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board of Directors.  Dividends are payable at a fixed rate of 7.50% per annum for the first five years, and thereafter at a variable dividend rate at the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period.

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period including Dividend Reinvestment Plan (DRIP) shares issuable upon reinvestment of dividends (retroactively adjusted for 5% stock dividends declared in June 2007) and reduced for shares held in treasury.  The following table illustrates the calculation for the years ended December 31, as adjusted for the cash dividend declared on the preferred stock:

	2008	2007

Net income, as reported	$2,201,346	$3,357,330
Less: dividends to preferred shareholders	187,500	0
Net income available to common shareholders	$2,013,846	$3,357,330
Weighted average number of common shares used in calculating
earnings per share	4,430,657	4,365,378
Earnings per common share	$0.46	$0.77

Off-balance-sheet financial instruments

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial and municipal letters of credit, standby letters of credit, and risk-sharing commitments on residential mortgage loans sold through the Mortgage Partnership Finance (MPF) program.  Such financial instruments are recorded in the financial statements when they are funded.

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

Reclassification

Certain amounts in the 2007 financial statements have been reclassified to conform to the current year presentation.

Impact of recently issued accounting standards

In September 2006, the Financial Accounting Standards Board (the FASB) issued SFAS No. 157, “Fair Value Measurements”, which provides enhanced guidance for using fair value to measure assets and liabilities.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company adopted SFAS No. 157 effective January 1, 2008.  Additional information regarding the Company’s fair value measurements under SFAS No. 157 is contained in Note 21.  FASB Staff Position (FSP) No. FAS 157-2, issued in February 2008, delays the effect of SFAS No. 157 on the measurement of goodwill and other intangible assets measured at fair value on a nonrecurring basis until the first quarter of 2009.

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset when the Market for that Asset is not Active.  FSP No. FAS 157-3 amended SFAS No. 157 by incorporating an example to illustrate key considerations in determining the fair value of a financial asset in an inactive market.  The FSP was effective upon issuance.  The impact of FSP No. FAS 157-3 was not material.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which gives entities the option to measure eligible financial assets and financial liabilities at fair value on an instrument by instrument basis. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability. Subsequent changes in fair value must be recorded in earnings. SFAS No. 159 contains provisions to apply the fair value option to existing eligible financial instruments at the date of adoption. This statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007, with provisions for early adoption.  To date the Company has not applied the fair value option to any financial instruments; therefore, SFAS No. 159 has not had any impact on the Company’s financial statements.

In November 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings, in which the SEC Staff expressed its views concerning written loan commitments accounted for as derivatives or at fair value through earnings, as permitted by SFAS No. 159. It is the Staff's position that expected net future cash flows from servicing a loan should be included in the fair value measurement of a loan commitment when it qualifies for derivative accounting under SFAS No. 133 or at fair value through earnings, as permitted by SFAS No. 159. Implementation of SAB No. 109 did not have a material effect on the financial condition or results of operations of the Company.

In December 2007, the FASB revised SFAS No. 141 (Revised), “Business Combinations” (SFAS No.141R). This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS No. 141R recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.  Additionally, SFAS No. 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquiree achieves control and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. Accordingly, SFAS No. 141R did not apply to the Company’s acquisition of LyndonBank completed at year-end 2007, but would apply to business combinations (if any) in 2009 and subsequent years.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin (ARB) No. 51”.  This statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008.  Management does not expect it will have a material effect on its financial condition or results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”. This statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact of SFAS No. 161 but does not expect it will have a material effect on its financial condition or results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  Management does not believe the adoption of this standard will result in any change in practice for the Company.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2008
U. S. Government sponsored enterprise securities	$8,172,304	$274,452	$0	$8,446,756
U. S. Government securities	4,047,338	152,975	0	4,200,313
States and political subdivisions	1,142,876	20,012	0	1,162,888
Mortgage-backed securities	15,116,934	491,129	7,140	15,600,923
Preferred stock	162,610	0	124,066	38,544
	$28,642,062	$938,568	$131,206	$29,449,424

December 31, 2007
U. S. Government sponsored enterprise securities	$22,170,488	$125,655	$29,869	$22,266,274
U. S. Government securities	3,973,849	72,713	0	4,046,562
States and political subdivisions	1,157,042	0	0	1,157,042
Mortgage-backed securities	17,868,386	0	0	17,868,386
Preferred stock	1,538,507	0	0	1,538,507
	$46,708,272	$198,368	$29,869	$46,876,771

Securities HTM

December 31, 2008
States and political subdivisions	$37,288,357	$923,643	$0	$38,212,000

December 31, 2007
States and political subdivisions	$34,310,833	$0	$37,833	$34,273,000

Included under the “Securities HTM” section in the caption "States and Political Subdivisions" are securities of local municipalities carried at $37,288,357 and $34,310,833 at December 31, 2008 and 2007, respectively, which are attributable to private financing transactions arranged by the Company.  The current fair value of these securities is an estimation based on an analysis that takes into account future maturities and scheduled future repricing. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Investment securities with a book value of $21,971,661 and $24,203,854 and a fair value of $22,689,632 and $24,291,982 at December 31, 2008 and 2007, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from maturities, calls or sales of securities available-for-sale amounted to $15,000,000 in 2008 and $6,000,000 in 2007.  There were no realized gains or losses during 2008 or 2007 from sales of investments available-for-sale.

The carrying amount and estimated fair value of securities by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of debt securities available-for-sale at December 31, 2008 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$6,000,531	$6,148,594
Due from one to five years	6,219,111	6,498,474
Due after ten years	1,142,876	1,162,889
Mortgage-backed securities	15,116,934	15,600,923
	$28,479,452	$29,410,880

The scheduled maturities of debt securities held-to-maturity at December 31, 2008 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$28,693,461	$28,694,000
Due from one to five years	3,934,674	4,165,000
Due from five to ten years	1,414,255	1,645,000
Due after ten years	3,245,968	3,708,000
	$37,288,357	$38,212,000

*Method used to determine fair value rounds values to nearest thousand.

All investments with unrealized losses are presented either as those with a continuous loss position less than 12 months or as those with a continuous loss position for 12 months or more. Investments with unrealized losses at December 31, 2008 and 2007 were as follows:

December 31, 2008	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

Mortgage-backed securities	$749,010	$7,140	$0	$0	$749,010	$7,140
Fannie Mae preferred stock	38,544	124,066	$0	$0	38,544	124,066
	$787,554	$131,206	$0	$0	$787,554	$131,206

December 31, 2007	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. Government sponsored
enterprise securities	$0	$0	$8,980,624	$29,869	$8,980,624	$29,869
States and political
subdivisions	34,273,000	37,833	0	0	34,273,000	37,833
	$34,273,000	$37,833	$8,980,624	$29,869	$43,253,624	$67,702

With the exception of the Fannie Mae preferred stock, the unrealized losses are a result of increases in market interest rates and not of deterioration in the creditworthiness of the issuer.  At December 31, 2008 there were six Mortgage-backed securities in the investment portfolio that were in an unrealized loss position compared to nine U.S. Government sponsored enterprise securities in an unrealized loss position at December 31, 2007. These unrealized losses were principally attributable to changes in current interest rates for similar types of securities.  Changes in interest rates contributed to the decrease in value of the Company’s municipal investments at December 31, 2007.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns, or adverse developments relating to the issuer, warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.  During the third quarter of 2008, the Company recorded a noncash other than temporary impairment charge totaling $739,332, with a tax benefit amounting to $251,373, for a net charge to income totaling $487,959 for its investment in two classes of Fannie Mae preferred stock.  That action was taken after the federal government placed Fannie Mae and its sister government sponsored enterprise, Freddie Mac, under conservatorship on September 7, 2008. There has been additional decline of approximately $124,000 in the value of the Fannie Mae preferred stock since the impairment taken in the third quarter.  The Company continues to monitor the progress of Fannie Mae under the conservatorship of the U.S. Government and the effect that the initiatives of the new administration will have on this agency.   A review of recent market activity of the Fannie Mae preferred stock, series H and F, indicates that there continues to be activity in these securities.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no other declines were deemed to be other-than-temporary at December 31, 2008 and 2007.

Note 3.  Loans

The composition of net loans at December 31 was as follows:

	2008	2007

Commercial	$24,190,792	$33,688,910
Real estate – Construction	15,203,826	15,263,531
Real estate – Mortgage	309,177,362	288,013,935
Installment and other	16,239,703	18,918,831
	364,811,683	355,885,207
Deduct:
Allowance for loan losses	3,232,932	3,026,049
Unearned net loan fees	301,004	443,372
	3,469,421	3,469,421
Net Loans	$361,277,747	$352,415,786

The total recorded investment in impaired loans as determined in accordance with US GAAP was $1,849,577 and $674,586 at December 31, 2008 and 2007, respectively.  The recorded investment in impaired loans for which there was a related allowance was $1,198,288 at December 31, 2008.  The allowance for loan losses allocated to these loans amounted to $100,862 and $84,152 at December 31, 2008 and 2007, respectively.  The recorded investment in impaired loans for which there was no related allowance was $651,289 at December 31, 2008.  The average recorded investment in impaired loans amounted to $969,612 and $626,896 for the years ended December 31, 2008 and 2007, respectively.

The Company had non-accrual loans of $2,118,597 and $1,337,641 at December 31, 2008 and 2007, respectively.  The total recorded investment in loans past due ninety days or more and still accruing interest was $246,903 and $137,742 at December 31, 2008 and 2007, respectively.

Current year interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.  Prior year interest accrued but not collected is charged against the allowance for loan losses.

The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

Note 4.  Loan Servicing

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets.  The unpaid principal balances of commercial and mortgage loans serviced for others were $159,260,662 and $153,873,017 at December 31, 2008 and 2007, respectively. Net gains realized on the sale of loans amounted to $317,598 and $300,119 for the years ended December 31, 2008 and 2007, respectively.  The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2008 and 2007, was $960,110 and $1,186,818, respectively. The fair values of these rights were $956,891 and $1,237,858, respectively.  In 2007, the Company adopted SFAS No. 156, “Accounting for Servicing of Financial Assets – an Amendment to FASB Statement No. 140”, which is discussed in more detail in Note 1 above, under the heading “Impact of Recently Issued Accounting Standards”.  As a result of this adoption, the Company implemented changes to its valuation analysis, with the assistance of a specialized valuation consulting firm.  The model used to value the mortgage servicing rights utilizes prepayment assumptions based on the Securities Industry and Financial Markets Association prepayment survey.  The discount rate applied is at the lower end of the observed industry range.  Other assumptions include delinquency rates, servicing cost inflation, and annual unit loan cost.  The Company capitalizes mortgage servicing assets at their fair value upon sale of the related loans, amortizes the asset over the estimated life of the serviced loan, and periodically assesses the asset for impairment.

The table below summarizes the changes in mortgage servicing rights for the years ended December 31, 2008 and 2007.

	2008	2007

Balance at beginning of year	$1,186,818	$1,113,607
Mortgage servicing rights capitalized	218,098	290,113
Less:
Mortgage servicing rights amortized	230,196	216,902
Impairment of mortgage servicing rights	214,610	0
Balance at end of year	$960,110	$1,186,818

Note 5.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2008	2007

Balance, beginning of year	$3,026,049	$2,267,821
Provision for loan losses	499,163	147,500
Recoveries of amounts charged off	110,336	70,945
	3,635,548	2,486,266
Amounts charged off	(402,616)	(247,390)
Allowance for loan losses acquired through Merger	0	787,173
Balance, end of year	$3,232,932	$3,026,049

Note 6.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2008	2007

Buildings and improvements	$10,944,863	$11,710,364
Land and land improvements	2,706,812	2,546,615
Furniture and equipment	5,966,673	6,208,835
Leasehold improvements	1,267,766	1,196,525
Capital leases	927,889	927,889
Other prepaid assets	17,014	121,295
	21,831,017	22,711,523
Less accumulated depreciation and amortization	(6,841,588)	(6,350,371)
	$14,989,429	$16,361,152

Depreciation and amortization included in occupancy expenses amounted to $1,131,854 and $936,847 for the years ended December 31, 2008 and 2007, respectively.

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2022 with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2008 for each of the next five years and in aggregate are:

2009	$207,364
2010	180,822
2011	162,364
2012	167,864
2013	167,864
Subsequent to 2013	342,473
$1,228,750

Total rental expense amounted to $224,029 and $187,478 for the years ended December 31, 2008 and 2007, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2008:

2009	$110,983
2010	110,983
2011	113,482
2012	116,982
2013	116,982
Subsequent to 2013	888,317
Total minimum lease payments	1,457,729
Less amount representing interest	(542,677)
Present value of net minimum lease payments	$915,052

Note 7.  Goodwill and Other Intangible Asset

The Bank and LyndonBank entered into an Agreement and Plan of Merger on August 1, 2007. The merger agreement provided for an all-cash merger of LyndonBank with and into the Bank, with the Bank being the surviving corporation.  The merger received approval from the shareholders of LyndonBank and the regulatory agencies, and was consummated on December 31, 2007.  The operating results of LyndonBank have been included with those of the Bank and the Company since that date. The acquisition brought together two dynamic community banking institutions with similar customer-focused cultures, and provided the Bank with a wider customer service base extending westward into Franklin and Lamoille Counties in Vermont.

The aggregate purchase price, including transaction costs, was approximately $26.7 million in cash for all the shares of LyndonBank cancelled in the merger.  To finance a portion of the acquisition costs, the Company (through CMTV Statutory Trust I) issued approximately $12.5 million of trust preferred securities and 25 shares of non-cumulative perpetual preferred stock for gross sale proceeds of $2.5 million.

The purchase price was allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition.  The excess of purchase price over the fair value of net tangible and intangible assets acquired was recorded as goodwill.  The Bank worked with third-party experts on the valuations of certain intangible assets throughout the year in 2008. During the first quarter of 2008, the Company received valuations on bank premises and equipment to determine fair value and make the necessary adjustments to bank premises and equipment, goodwill and the related deferred tax liability.  The net adjustment to goodwill was an increase of $212,884.  During the second quarter of 2008, additional adjustments amounting to a net decrease of $57,536 were made to goodwill for the settlement of certain LyndonBank liability accounts.  During the third quarter of 2008, adjustments amounting to a net increase in goodwill were made totaling $1,064,228 for some additional costs related to the merger, disposal of software used during the first quarter of 2008 that is no longer needed, and a fair value adjustment totaling $656,347 on two classes of Fannie Mae preferred stock the Company acquired through the acquisition.  During the fourth quarter of 2008, a final payment amounting to $7,237 was made to a third party consultant related to the valuation of the Fannie Mae preferred stock, bringing goodwill to the December 31, 2008 total of approximately $11.6 million.

The purchase price of the LyndonBank acquisition was allocated as follows:

At December 31, 2008

Cash and cash equivalents	$12,052,971
FHLBB Stock	1,006,700
Investments	22,885,546
Loans, net	94,871,768
Bank premises and equipment	3,774,657
Prepaid expenses and other assets	4,773,431
Identified intangible assets	4,161,000
Goodwill	11,574,269
Deposits	(110,044,422)
Borrowings	(14,269,911)
Long-term debt	(943,227)
Accrued expenses and other liabilities	(3,124,959)
Total acquisition cost	$26,717,823

The $4.2 million of acquired identified intangible assets is the core deposit intangible and is subject to amortization over the weighted-average life of the core deposit base which was determined to be approximately 10 years.

The amortization expense related to core deposit intangible at December 31, 2008 is expected to be as follows:

2009	$665,760
2010	532,608
2011	426,086
2012	340,869
2013	272,695
Thereafter	1,090,782
Total core deposit intangible expense	$3,328,800

The goodwill is not deductible for tax purposes.

At December 31, 2008, Management has evaluated goodwill and core deposit intangible assets for impairment and concluded that no impairment existed as of such date.

The following table presents unaudited pro forma combined statements of income for the Company and LyndonBank as if the Company and LyndonBank were merged as of January 1, 2007.  This information has been prepared by combining certain selected historical information about the Company and LyndonBank.  This unaudited pro forma information has been prepared for illustrative purposes only and should not be viewed as being indicative of the financial results the combined company would have achieved if the merger had been completed as of the beginning of 2007 or that will be achieved in the future.

For the Year Ended December 31, 2007

Interest income
Loans, including fees	$27,056,470
Investment income	4,068,404
Total interest income	31,124,874

Interest expense
Deposits	12,224,430
Other borrowings	2,581,098
Total interest expense	14,805,528
Net interest income	16,319,346
Provision for loan losses	197,500
Net interest income after provision for loan losses	16,121,846

Non-interest income
Service charges on deposit accounts	1,951,901
Securities gains, net	51,449
Increase in cash surrender value of bank owned life insurance	127,555
Other income	2,497,787
Total non-interest income	4,628,692
Non-interest expense
Salaries and employee benefits	10,348,493
Occupancy and equipment expense	3,649,653
Other operating expenses	6,114,021
Total non-interest expense	20,112,167
Income before income taxes	638,371
Income tax benefit	(465,536)
Net income	$1,103,907

Earnings per common share	$0.25
Weighted average common shares outstanding	4,365,378

Note 8.  Other Investments

The Company has purchased from time to time various partnership interests in limited partnerships established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.  The tax credits from these investments were estimated at $402,780 and $390,965 for the years ended December 31, 2008 and 2007, respectively, and recorded as a reduction of income tax expense.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of "other expenses", and were $371,084 and $381,588 for 2008 and 2007, respectively.  The carrying values of these investments, which are included in other assets, were $3,144,181 and $2,053,265 at December 31, 2008 and 2007, respectively.

The Bank has a one-third ownership interest in a nondepository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC ("Partners"), a Vermont limited liability company that owns 100% of the limited liability company equity interests of CFSG.  The Bank accounts for its investment in Partners under the equity method of accounting.  As of December 31, 2008, the Company's investment in Partners, included in other assets, amounted to $300,118 with income for 2008 of $983, compared to an investment of $299,136 as of December 31, 2007 with income of $108,009 for 2007.

Note 9.  Time Certificates of Deposit

The following is a maturity distribution of time certificates of deposit at December 31, 2008:

2009	$124,862,408
2010	13,018,222
2011	11,402,773
2012	22,396,627
Thereafter	3,658,298
Total	$175,338,328

Note 10.  Borrowed Funds

Borrowings from the FHLBB and a correspondent bank as of December 31 were as follows:

	2008	2007

Long-Term Borrowings
FHLBB term borrowing, 5.05% fixed rate, due March 28, 2008	$0	$8,000,000
Community Investment Program borrowing, 7.67%
fixed rate, due November 16, 2012	10,000	10,000
	10,000	8,010,000

Overnight Borrowings
Federal funds purchased (FHLBB), 0.375% and 4.10%, respectively	12,562,000	3,750,000
Federal funds purchased (correspondent bank), 4.50%	0	2,000,000
	12,562,000	5,750,000

Total borrowings	$12,572,000	$13,760,000

As noted in the above table, the only maturities for borrowed funds as of December 31, 2008 were the $10,000 in FHLBB borrowings due in 2012.

The Company maintained a $500,000 and a $1,000,000 IDEAL Way Line of Credit with FHLBB at December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, there were no outstanding advances under this line.  Interest on these borrowings is at a rate determined daily by FHLBB and payable monthly.

Borrowings from FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets.  Qualified collateral for these borrowings totaled $130,937,012 and $105,775,821 as of December 31, 2008 and 2007, respectively.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by FHLBB.  As of December 31, 2008, the Company's potential borrowing capacity was $98,202,759, reduced by outstanding advances.  At December 31, 2008, $63,725,000 in letters of credit was utilized as collateral for these deposits.  A fee is charged to the Company, quarterly, based on the average daily balance outstanding at a rate of 20 basis points.  The average daily balance for the fourth quarter of 2008 was $30,273,537.

Note 11.  Junior Subordinated Debentures

As of December 31, 2008 and 2007, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures Due 2037 (the “Debentures”).  The Debentures pay interest quarterly at a fixed annual rate of interest of 7.56% through December 15, 2012, and thereafter at a floating rate equal to the 3-month London Interbank Offered Rate (LIBOR) plus 2.85%, and mature on December 15, 2037.  The Debentures are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 (the “Indenture”) between the Company and First Tennessee Bank, National Association, as Trustee.  The Debentures are first redeemable, in whole or in part, by the Company on December 15, 2012.  Interest payments on the debentures for 2008 and 2007 amounted to $976,340 and $121,782, respectively, and are deductible for tax purposes.

The Debentures were issued and sold to CMTV Statutory Trust I (the “Trust”).  The Trust is a special purpose trust funded by a capital contribution of $387,000 from the Company, in exchange for 100% of the Trust’s common equity.  The Trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable Capital Securities (“Capital Securities”) in the principal amount of $12.5 million to third-party investors and using the proceeds from the sale of such Capital Securities and the Company’s initial capital contribution to purchase the Debentures.  The Debentures are the sole asset of the Trust.  Distributions on the Capital Securities issued by the Trust are payable quarterly at a rate per annum equal to the interest rate being earned by the Trust on the Debentures.  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Debentures.  The Company has entered into an agreement which, taken collectively, fully and unconditionally guarantees the Capital Securities subject to the terms of the guarantee.

The Debentures are currently includable in the Company’s Tier 1 capital up to 25% of core capital elements (see Note 20).

Note 12.  Repurchase Agreements

Securities sold under agreements to repurchase amounted to $19,086,456 and $17,444,933 as of December 31, 2008 and 2007, respectively.  These agreements are collateralized by U. S. government sponsored enterprise securities, U. S. Treasury notes and mortgage backed securities with a book value of $21,807,035 and $23,203,854 and a fair value of $22,524,795 and $23,295,051 at December 31, 2008 and 2007, respectively.

The average daily balance of these repurchase agreements approximated $16,319,000 and $13,825,000 during 2008 and 2007, respectively.  The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $19,129,018 and $17,444,933 in 2008 and 2007, respectively.  These repurchase agreements mature daily and carried a weighted average interest rate of 1.61% during 2008, and 2.20% during 2007.

Note 13.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis.  Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2008	2007

Currently paid or payable	$474,106	$701,836
Deferred	(798,728)	(33,081)
	$(324,622)	$668,755

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2008	2007

Computed expected tax expense	$638,086	$1,368,869
Tax exempt interest	(610,785)	(355,478)
Disallowed interest	62,443	42,170
Tax exempt dividend	(16,385)	0
Partnership tax credits	(402,780)	(390,965)
Other	4,799	4,159
	$(324,622)	$668,755

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2008	2007

Depreciation	$139,402	$(32,853)
Mortgage servicing	(77,081)	24,892
Deferred compensation	41,281	(27,031)
Bad debts	(70,341)	9,841
Non-accrual loan interest	16,359	(7,869)
Core deposit intangible	(282,948)	0
Loan fair value	(96,919)	0
Time deposit fair value	(88,400)	0
Securities valuation	146,069	0
Fannie Mae preferred stock write down	(510,414)	0
Other	(15,736)	(61)
	$(798,728)	$(33,081)

Listed below are the significant components of the net deferred tax liability at December 31:

	2008	2007
Components of the deferred tax asset:
Bad debts	$925,021	$854,680
Nonaccrual loan interest	24,804	41,163
Deferred compensation	352,674	393,956
Contingent liability – MPF program	31,167	31,167
Fair value adjustment on acquired securities available-for-sale	454,662	341,689
Fannie Mae preferred stock write down	251,373	0
Accrued stay on bonuses	0	44,098
Alternative minimum tax	59,031	59,031
Fair value adjustment on acquired premises & equipment	153,862	0
Other	140,711	127,411
Total deferred tax asset	2,393,305	1,893,195

Components of the deferred tax liability:
Depreciation	372,682	316,292
Limited partnerships	255,280	255,280
Mortgage servicing rights	326,437	403,518
Unrealized gain on securities available-for-sale	274,503	57,290
Core deposit intangible	1,131,792	1,414,740
Fair value adjustment on acquired loans	168,737	265,656
Fair value adjustment on acquired deposits	150,280	238,680
Other	0	2,436
Total deferred tax liability	2,679,711	2,953,892
Net deferred tax liability	$(286,406)	$(1,060,697)

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax liability at December 31, 2008 and 2007 is included in the caption “Accrued Interest and Other Liabilities” in the balance sheets.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  Due to the fact that the plan is a defined contribution plan, rather than a defined benefit plan, there is no unfunded past service liability. The provisions for pension expense were $550,472 and $411,668, for 2008 and 2007, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, a retirement plan for its directors.  Participants are general creditors of the Company with respect to these benefits.  The benefits accrued under these plans were $389,499 and $596,947 at December 31, 2008 and 2007, respectively.  Expenses associated with these plans were $33,876 and $35,997 for the years ended December 31, 2008 and 2007, respectively.

The Company also maintains a supplemental employee retirement plan for key employees of the Company.  Benefits accrued under this plan were $647,776 and $561,748 at December 31, 2008 and 2007, respectively.  The expense associated with this plan was $86,028 and $84,507 for the years ended December 31, 2008 and 2007, respectively.

These plans were amended during 2008 to ensure compliance with Internal Revenue Code section 409A.  Such amendments did not have any material impact upon the Company's financial obligations under the plans.

Immediately prior to completion of the merger on December 31, 2007, LyndonBank recorded a liability in the amount of $744,000 under Change of Control Agreements with certain LyndonBank executives.  The Company assumed this liability and, during 2008, made all required payments to those executive officers.  As of December 31, 2008, the Company had no remaining liability under the LyndonBank agreements, nor did it have any Change in Control Agreements with any officers of the Company.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following financial instruments were outstanding whose contract amount represented credit risk:

	Contract or
	--Notional Amount--
	2008	2007

Unused portions of construction lines of credit	$ 4,896,780	$ 4,232,061
Unused portions of home equity lines of credit	14,847,871	14,673,608
Other commitments to extend credit	25,172,214	31,110,697
Standby letters of credit and commercial letters of credit	353,013	580,400
Recourse on sale of credit card portfolio	940,900	1,311,950
MPF credit enhancement obligation, net (See Note 16)	1,437,570	1,280,817

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  At December 31, 2008 and 2007, the Company had binding loan commitments to sell residential mortgages at fixed rates approximating $1,306,500 and $323,000, respectively, which are included in other commitments to extend credit.  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

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

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The fair value of standby letters of credit has not been included in the balance sheets as required by FASB Interpretation No. 45 as the fair value is immaterial.

In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the amount of $12,887,000 at December 31, 2008 and 2007.  Of this amount, $12,500,000 represents external financing through the issuance to investors of capital trust securities by CMTV Statutory Trust I.

Note 16.  Contingent Liability

The Company sells first mortgage 1-4 family residential loans under a program with FHLBB, the MPF program.  Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return.  The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans.  FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the member's CEO, with the balance of losses absorbed by FHLBB.  These loans meet specific underwriting standards of the FHLBB.  As of December 31, 2008 and 2007, the Company had $53,125,277 and $49,003,840, respectively, in loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2008, the notional amount of the maximum CEO related to this program was $1,529,237 compared to $1,372,484 as of December 31, 2007.  The Company had accrued a contingent liability for this CEO in the amount of $91,667 as of December 31, 2008 and 2007, which is calculated based on the methodology used in calculating its allowance for loan losses, adjusted to reflect the risk sharing arrangements with the FHLBB.  The volume of loans sold to the MPF program and the corresponding credit obligation continue to be closely monitored by management.

The Company’s subsidiary, Community National Bank, as successor by merger to LyndonBank, is a party to a contract dispute with a service provider involving disputed charges of approximately $72,000.  The dispute is currently in mediation and may proceed to binding arbitration if the parties are unable to settle the matter.  On December 31, 2008, the Company accrued a contingent liability of $50,000 for this matter.

Note 17.  Legal Contingencies

In the normal course of business, the Company is involved in various claims and legal proceedings.  In the opinion of the Company's management, after consulting with the Company's legal counsel, any liabilities resulting from such proceedings are not expected to be material to the Company's consolidated financial condition or results of operations.

Note 18.  Transactions with Related Parties

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), all of which have been, in the opinion of management, made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and which do not represent more than the normal risk of collectibility, or present other unfavorable features.

Aggregate loan transactions with related parties as of December 31 were as follows:

	2008	2007

Balance, beginning	$3,668,049	$1,385,497
Loans to Directors acquired from merger	0	137,738
Loans – New Principal Officers/Directors	129,050	2,795,713
New loans to existing Officers/Directors	467,627	500,741
Retirement of Director	0	(306,883)
Repayment*	(521,895)	(844,757)
Balance, ending	$3,742,831	$3,668,049
*Includes loans sold to secondary market

Total deposits with related parties approximated $3,050,626 and $4,085,566 at December 31, 2008 and 2007, respectively.

The Company leases approximately 1,466 square feet of condominium space in the state office building on Main Street in Newport to its trust company affiliate, CFSG.  This is the location of CFSG’s principal offices.  CFSG also leases offices in the Company’s Barre and Lyndonville branches.

The amount of rental income received from CFSG for the years ended December 31 was:

	2008	2007

Newport	$23,570	$22,099
Lyndonville	1,979	0
Barre	2,460	2,375
Total	$28,009	$24,474

The Company utilizes the services of CFSG as an investment advisor for the 401(k) plan.  The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan.  CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants.  The Company pays monthly management fees to CFSG based on the market value of the total assets under management.

The amount paid to CFSG for the years ended December 31 was:

	2008	2007

Management fees	$37,432p	$37,717

Note 19.  Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with the FRB.  During the first quarter of 2007, the Company implemented a process of deposit reclassification which allowed the Bank to reclassify certain balances of transactional accounts to non-transactional accounts for the purposes of calculating the daily non-interest bearing cash reserve balances required to be maintained at the Federal Reserve Bank.  As a result of this process, the Company is now required to maintain reserve balances of not more than $500,000 or as little as $0 depending on its deposit balances (as reclassified) the reporting period.  The required reserve balance using the new method was $256,000 on December 31, 2008 and $0 on December 31, 2007.

The nature of the Company's business requires that it maintain amounts due from correspondent banks that, at times, may exceed federally insured limits.  No losses have been experienced in these accounts.  The Company believes it is not exposed to any significant risk with respect to these accounts.  The Company was required to maintain contracted clearing balances with other correspondent banks of $225,000 at December 31, 2008 and 2007.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in Tier 1 capital.  The Company’s trust preferred junior subordinated debentures are includable in Tier 1 capital up to 25% of core capital elements, with the balance includable in Tier 2 capital.  Beginning March 31, 2011, the amount of goodwill, net of deferred tax liability, will be deducted for purposes of calculating the amount of trust preferred junior subordinated debentures includable in Tier 1 capital.  Management believes, as of December 31, 2008, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank's regulatory capital categories.

As of December 31, 2007, the Federal Deposit Insurance Corporation (FDIC) categorized the former LyndonBank as well capitalized under the regulatory framework for prompt corrective action.

The following table shows the regulatory capital ratios for the Company and the Bank as of year end 2008 and 2007 and for LyndonBank as of year end 2007:

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total capital (to risk-weighted assets)
Consolidated	$36,765	11.04%	$26,639	8.0%	N/A	N/A
Bank	$37,355	11.25%	$26,571	8.0%	$33,214	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	$33,532	10.07%	$13,319	4.0%	N/A	N/A
Bank	$34,122	10.27%	$13,285	4.0%	$19,928	6.0%
Tier I capital (to average assets)
Consolidated	$33,532	7.08%	$18,948	4.0%	N/A	N/A
Bank	$34,122	7.22%	$18,917	4.0%	$23,569	5.0%

As of December 31, 2007:
Total capital (to risk-weighted assets)
Consolidated*	$36,975	15.48%	$19,104	8.0%	N/A	N/A
Community National Bank	$48,506	20.41%	$19,013	8.0%	$23,766	10.0%
Former LyndonBank	$13,536	12.94%	$ 8,365	8.0%	$10,457	10.0%
Tier I capital (to risk-weighted assets)
Consolidated*	$34,736	14.55%	$ 9,552	4.0%	N/A	N/A
Community National Bank	$46,267	19.47%	$ 9,506	4.0%	$14,260	6.0%
Former LyndonBank	$12,749	12.19%	$ 4,183	4.0%	$ 6,274	6.0%
Tier I capital (to average assets)
Consolidated*	$34,736	9.40%	$14,785	4.0%	N/A	N/A
Community National Bank	$46,267	12.54%	$14,752	4.0%	$18,440	5.0%
Former LyndonBank	$12,749	8.26%	$ 6,153	4.0%	$ 7,691	5.0%

*Consolidated (with respect to 2007) refers to Community Bancorp. and Community National Bank before consolidation of the former LyndonBank assets.  The Federal banking regulators approved the filing of separate Call Reports for year end 2007 for Community National Bank and the former LyndonBank; therefore, numbers presented in the table above as of December 31, 2007 are as filed with the applicable reporting agencies.

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

On February 24, 2009, the Board of Governors of the Federal Reserve System (“FRB”) issued supervisory guidance in connection with the payment of dividends and redemption and repurchases of stock by bank holding companies.  The guidance heightened expectations that a bank holding company will inform and consult with the FRB supervisory staff in advance of declaring and paying any dividend that could raise safety and soundness concerns (such as a dividend exceeding current period earnings); redeeming or repurchasing regulatory capital instruments when the bank holding company is experiencing financial weaknesses; or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.  The guidance provides that a bank holding company should eliminate, defer or severely limit dividends if net income for the past four quarters is not sufficient to fully fund dividends; the prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios.  In accordance with this guidance, the Company would be required to consult with, and obtain the approval of, the FRB staff for payment, if any, of quarterly cash dividends in future periods in excess of earnings for the applicable quarterly period.

Note 21.  Fair Value

Effective January 1, 2008, the Company adopted SFAS No. 157, which provides a framework for measuring and disclosing fair value under US GAAP.  SFAS No. 157 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1
Quoted prices in active markets for identical assets or liabilities.  Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2
Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes certain derivative contracts, residential mortgage servicing rights, and impaired loans.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.  For example, this category generally includes certain private equity investments, retained residual interest in securitizations, and highly-structured or long-term derivative contracts.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  Assets measured at fair value on a recurring basis at December 31, 2008 are summarized below:

	Level 1	Level 2	Level 3	Fair Value
Assets:
Securities available-for-sale	$4,214,717	$25,234,707	$0	$29,449,424

Assets measured at fair value on a nonrecurring basis and reflected in the balance sheet at December 31, 2008 are summarized below:

	Level 1	Level 2	Level 3	Fair Value
Loans held-for-sale	0	1,181,844	0	1,181,844
Mortgage servicing rights	0	956,891	0	956,891
Impaired loans, net of related allowance	0	1,748,715	0	1,748,715
Total	$0	$3,887,450	$0	$3,887,450

The fair value of loans held-for-sale is based upon an actual purchase and sale agreement between the Company and an independent market participant.  The sale is executed within a reasonable period following quarter end at the stated fair value.

Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Investment securities:  The fair value of securities available for sale equals quoted market prices, if available.  If quoted market prices are not available, fair value is determined using quoted market prices for similar securities.  Level 1 securities include U.S. Government Bonds and certain preferred stock.  Level 2 securities include asset-backed securities, including obligations of government sponsored entities, mortgage backed securities, municipal bonds and certain equity securities.

During the third quarter of 2008, the Company recorded a noncash other than temporary impairment charge totaling $739,332 for its investment in two classes of Fannie Mae preferred stock.  That action was taken after the federal government placed Fannie Mae and its sister government sponsored enterprise, Freddie Mac, under conservatorship on September 7, 2008.

Loans and loans held-for-sale:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.  The fair values for other loans (for example, fixed rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.  The carrying amounts reported in the balance sheet for loans that are held-for-sale approximate their fair values.  Loans that are deemed to be impaired are valued at the lower of the loan’s carrying value or the loan’s impaired basis.  The impaired basis is measured using the impairment method that the Company has applied, be it the present value of cash flows, the observable market price, or the fair value of collateral. The Company selects the measurement method on a loan-by-loan basis, except that when a foreclosure of a collateral dependent loan is probable then the fair value of collateral method is used. The fair value of real estate collateral is usually determined using independent appraisals and evaluations.   The Company considers impaired loans to be valued based on level 2 inputs.

Mortgage servicing rights:  Mortgage servicing rights are evaluated regularly for impairment based upon the fair value of the servicing rights as compared to their amortized cost. The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The Company obtains a third party valuation based upon loan level data including note rate, type and term of the underlying loans. The model utilizes a variety of observable inputs for its assumptions, the most significant of which are loan prepayment assumptions and the discount rate used to discount future cash flows.  Mortgage servicing rights are subject to measurement at fair value on a non-recurring basis and are classified as Level 2 assets.

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

The estimated fair values of the Company's financial instruments were as follows:

	December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(in thousands)
Financial assets:
Cash and cash equivalents	$11,270	$11,270	$20,273	$20,273
Securities held-to-maturity	37,288	38,212	34,311	34,273
Securities available-for-sale	29,449	29,449	46,877	46,877

Loans and loans held-for-sale, net	362,460	368,043	353,102	360,088
Mortgage servicing rights	960	957	1,187	1,238
Accrued interest receivable	2,045	2,045	2,304	2,304

Financial liabilities:
Deposits	402,241	405,236	416,220	411,718
Federal funds purchased and other borrowed funds	12,572	12,574	13,760	13,762
Repurchase agreements	19,086	19,086	17,445	17,445
Subordinated debentures	12,887	12,242	12,887	12,242
Capital lease obligations	915	915	943	943
Accrued interest payable	313	313	291	291

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2008 and 2007.

Note 22.  Condensed Financial Information (Parent Company Only)

The following financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
December 31, 2008 and 2007

ASSETS	2008	2007

Cash	$217,055	$739,883
Investment in subsidiary - Community National Bank	47,620,153	46,451,386
Investment in Capital Trust	387,000	387,000
Other assets	462,489	754,680
Total assets	$48,686,697	$48,332,949

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	526,805	525,589
Total liabilities	13,413,805	13,412,589

Shareholders' equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding
at December 31, 2008 and 2007 ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized at December 31,
2008 and 2007; and 4,679,206 and 4,609,268 shares issued at December 31,
2008 and 2007, respectively (including 22,105 and 16,408 shares issued
February 1, 2009 and 2008, respectively)	11,698,015	11,523,171
Additional paid-in capital	25,757,516	25,006,439
Accumulated deficit	(2,592,721)	(1,597,682)
Accumulated other comprehensive income	532,859	111,209
Less treasury stock, at cost (2008 and 2007 - 210,101 shares)	(2,622,777)	(2,622,777)
Total shareholders' equity	35,272,892	34,920,360
Total liabilities and shareholders' equity	$48,686,697	$48,332,949

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 2008 and 2007
	2008	2007

Income
Bank subsidiary distributions	$2,352,000	$3,150,000
Dividends on Capital Trust	29,257	3,657
Total income	2,381,257	3,153,657

Expense
Interest on junior subordinated debentures	976,340	121,782
Administrative and other	413,178	418,604
Total expense	1,389,518	540,386

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	991,739	2,613,271
Applicable income tax benefit	462,489	182,488

Income before equity in undistributed net income of subsidiary	1,454,228	2,795,759
Equity in undistributed net income of subsidiary	747,118	561,571

Net income	$2,201,346	$3,357,330

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

COMMUNITY BANCORP. (PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008 and 2007

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,201,346	$3,357,330
Adjustments to reconcile net income to net cash (used in)
provided by operating activities
Equity in undistributed net income of subsidiary	(747,118)	(561,571)
Decrease (increase) in prepaid assets	120,132	(120,133)
Increase in income taxes receivable	(280,000)	(96,756)
Net cash (used in) provided by operating activities	(1,294,360)	2,578,870

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary – Community National Bank	0	(15,000,000)
Decrease (increase) in other assets	452,060	(452,060)
Investment in Trust	0	(387,000)
Net cash provided by (used in) investing activities	452,060	(15,839,060)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of junior subordinated debentures	0	12,887,000
Proceeds from issuance of preferred stock	0	2,500,000
Purchase of treasury stock	0	(8,045)
Dividends paid on preferred stock	(187,500)	0
Dividends paid on common stock	(2,081,748)	(2,014,132)
Net cash (used in) provided by financing activities	(2,269,248)	13,364,823
Net (decrease) increase in cash	(522,828)	104,633

Cash
Beginning	739,883	635,250
Ending	$217,055	$739,883

CASH RECEIVED FOR INCOME TAXES	$182,488	$85,732

CASH PAID FOR INTEREST	$976,340	$121,782

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Change in unrealized gain on securities available-for-sale	$638,862	$578,596
Dividends paid:
Dividends declared	$3,008,885	$2,894,359
Increase in dividends payable attributable to dividends declared	(1,216)	(27,477)
Dividends reinvested	(925,921)	(852,750)
	$2,081,748	$2,014,132

Stock dividend	$0	$2,821,320

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2008 and 2007 is presented below:

	Quarters in 2008 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$7,136,088	$6,700,723	$6,742,377	$6,508,462
Interest expense	3,212,513	2,607,213	2,380,223	2,303,067
Provision for loan losses	62,499	62,499	112,499	261,666
Non-interest income	895,774	1,217,005	1,083,974	839,572
Non-interest expense	4,785,170	4,301,975	4,851,610	4,306,317
Net income	217,048	873,561	314,613	796,124
Earnings per common share*	0.05	0.18	0.06	0.17

	Quarters in 2007 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,259,958	$5,362,011	$5,424,004	$5,646,966
Interest expense	1,993,189	2,012,453	2,100,145	2,385,345
Provision for loan losses	37,500	37,500	47,500	25,000
Non-interest income	703,346	894,482	1,110,358	739,626
Non-interest expense	3,149,994	3,155,671	3,247,046	2,923,323
Net income	675,256	857,883	927,172	897,019
Earnings per common share*	0.16	0.20	0.21	0.20

*Per share data for March 31, 2007 has been restated to reflect a 5% stock dividend declared in June 2007.

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2008	2007
Income

Income from sold loans, net of amortization	$90,889	$373,330
Income from sale of credit card portfolio	0	257,836
Commissions from insurance company	444,583	107,705

Expenses

Advertising	$414,902	$237,808
State deposit tax	465,996	327,996
Loss on limited partnerships	371,084	381,588

Note 25.  Subsequent Events

Declaration of Cash Dividend

Effective December 9, 2008, the Company declared a cash dividend of $0.17 per share payable February 1, 2009 to shareholders of record as of January 15, 2009. This dividend has been recorded as of the declaration date including shares issuable under the DRIP plan.

Capital Purchase Program

In December 2008, the Company applied to participate in the Capital Purchase Program (“CPP”) established by the Treasury Department pursuant to the Emergency Economic Stabilization Act of 2008.  The CPP is a voluntary program through which the Treasury Department purchases equity securities from financially sound banks in order to increase funds available for lending to businesses and consumers and to support recovery of the U.S. economy.  In February 2009, the Treasury Department notified the Company of its preliminary approval for a CPP investment of up to $9.8 million, the maximum amount for which the Company qualified, based on risk-weighted assets.  After consideration of all of the economic and non-economic benefits and costs of participating in the CPP, the Company’s Board of Directors determined on March 10, 2009 that the Company should decline to participate in the program.

Federal Reserve System Supervisory Guidance on Shareholder Distributions

On February 24, 2009, the Board of Governors of the Federal Reserve System issued supervisory guidance in connection with the payment of dividends and redemption and repurchases of stock by bank holding companies in some circumstances.  Please refer to the last paragraph of Note 20 for a discussion of this recent guidance.

FHLBB Dividend Suspension/Stock Repurchase Moratorium

On February 26, 2009 FHLBB announced unaudited financial results for the year ended December 31, 2008.  FHLBB reported an annual net loss of $73.2 million primarily attributable to a $339.1 million charge related to the other-than-temporary impairment of certain private-label mortgage-backed securities as of December 31, 2008.   Although FHLBB met all its regulatory capital requirements as of year end 2008, it announced it is taking a number of steps to strengthen its position in the short term and preserve its capital.  The announcement further states that the board of directors voted to suspend dividends for the quarter and dividend payments in 2009 are unlikely.  In addition, in December 2008, the FHLBB placed a moratorium on its excess stock repurchase program and indicated that will continue until further notice.

The Company holds $3.3 million in FHLBB stock.  The FHLBB stock does not have readily determinable fair value for purposes other-than-temporary impairment analysis.  The FHLBB stock is held as a long-term investment which is carried at cost.  Therefore, impairment analysis considers its value based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value.

FDIC Special Assessment

On February 27, 2009, the FDIC board voted to raise deposit insurance premiums, adopt a broader risk-based assessment system, extend the time to recapitalize the Deposit Insurance Fund (DIF) and propose a special assessment.  The board proposed an interim rule, subject to a 30-day comment period, that would impose a one-time special assessment of 20 basis points on all institutions on June 30, 2009, payable on September 30, 2009.  The assessment is being proposed to raise the DIF reserve ratio by 32 basis points.  The interim rule would also allow the FDIC to impose additional special assessments of 10 basis points on a quarterly basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2008 and 2007

FORWARD-LOOKING STATEMENTS

     The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements about the results of operations, financial condition and business of the Company and its subsidiary. When used therein, the words "believes," "expects," "anticipates," "intends," "estimates," "plans," "predicts," or similar expressions, indicate that management of the Company is making forward-looking statements.

     Forward-looking statements are not guarantees of future performance.  They necessarily involve risks, uncertainties and assumptions.  Future results of the Company may differ materially from those expressed in these forward-looking statements.  Examples of forward looking statements included in this discussion include, but are not limited to, estimated contingent liability related to assumptions made within the asset/liability management process, management's expectations as to the future interest rate environment and the Company's related liquidity level, credit risk expectations relating to the Company's loan portfolio and its participation in the FHLBB Mortgage Partnership Finance (MPF) program, and management's general outlook for the future performance of the Company, summarized below under "Overview".  Although forward-looking statements are based on management's current expectations and estimates, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control.  Readers are cautioned not to place undue reliance on such statements as they speak only as of the date they are made.  The Company does not undertake, and disclaims any obligation, to revise or update any forward-looking statements to reflect the occurrence or anticipated occurrence of events or circumstances after the date of this Report, except as required by applicable law.  The Company claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

     Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (1) general economic or monetary conditions, either nationally or regionally, continue to deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services; (2) competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial service industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems; (3) interest rates change in such a way as to reduce the Company's margins;  (4) changes in laws or government rules, or the way in which courts and government agencies interpret those laws or rules, adversely affect the Company's business; and (5) changes in federal or state tax policy.

OVERVIEW

     The Company ended the year December 31, 2008 with total assets of $487.8 million compared to $502.0 on December 31, 2007.  Gross loans and loans held for sale grew by a total of $9.4 million and municipal investments grew by $3.0 million, while the available-for-sale securities portfolio decreased by $17.4 million.  Total deposits on December 31, 2008 were $402.2 million compared to $416.2 million on December 31, 2007.  A portion of the decrease is due to an anticipated initial run off of the LyndonBank non-maturing deposits after the merger of approximately 8.5%.  Certificates of deposits also decreased nearly $10 million during the year due in part to the low rate environment as well as post-merger runoff.

     Average earning assets increased by $116.8 million in 2008 while average interest bearing liabilities increased by $127.6 million.  Net interest income was $16.9 million in 2008 compared to $13.2 million for 2007.  The increase in net interest income was due to the growth in the balance sheet from the acquisition of LyndonBank on December 31, 2007, offset somewhat by the increased interest expense attributable to the junior subordinated debentures issued in October, 2007 and by the compression of the net interest margin due to the declining interest rates during the year and the amortization of the fair value adjustments of the loans and time deposits.  Prolonged low interest rates will continue to pose challenges to the Company’s ability to increase net interest income.

     Although rates were lower in 2008 compared to 2007, loan demand was relatively flat throughout 2008 due to a sluggish economy and low consumer confidence, resulting in lower non-interest income as fewer fees were collected on loan originations.  Further reductions to 2008 non-interest income resulted from significantly lower earnings reported by the Company’s trust company affiliate, which relies heavily on asset-based fee income, and from reduced investment income on invested assets held under the Company’s supplemental employee retirement plan (“SERP”).  Mark-to-market accounting also had a negative impact on earnings in 2008.  Certain financial instruments, such as mortgage servicing rights and securities that are determined to be other-than-temporarily-impaired, are subject to fair value adjustments through noncash charges on the consolidated statement of income.  Losses of $141,900, net of taxes, were recorded during 2008 for impairment of the mortgage servicing rights asset and a write down of $488,000, net of taxes, was recorded for the impairment of the Company’s Fannie Mae preferred stock.  One-time merger-related expenses were also a factor in the 2008 decline in net income compared to 2007.  During the first quarter of 2008, the computer systems of Community National Bank and the former LyndonBank were merged.  The cost associated with that conversion and other merger related expenses was approximately $450,000, or $297,000 net of taxes.

     The Company faced exciting challenges associated with the merger early in the year, only to face an even greater challenge presented from the recession.  Although the Company did not make any subprime loans, the weakness of the real estate market has had a negative impact on the local markets.  The recession has resulted in layoffs, particularly in the manufacturing sector and some borrowers are out of work resulting in an increase in past due and non-performing loans.  Accordingly, the Company made a loan loss provision of $499,163 for the year ended December 31, 2008, resulting in a net increase in the allowance for loan loss (after charge offs and recoveries) of $206,883 at December 31, 2008.  Nevertheless, the Company continues to lend to qualified borrowers, and is committed to a conservative lending philosophy and maintaining high credit and underwriting standards.

     The Board of Directors, in a proactive move, recently approved a mortgage modification program in anticipation of assisting troubled homeowners.  The program would allow, will be offered on a case-by-case basis, for the extension of a residential mortgage term to 40 years, and lowering of an interest rate to assist troubled borrowers, who because of documented hardships, are unable to meet the terms of their present mortgage. Such modifications would fall outside of the scope of our normal lending policy.  This action is taken in response to the slowing economy and steady increase in unemployment rates occurring throughout the Company’s market area.

     In December 2008, the Company applied to participate in the Capital Purchase Program (“CPP”) established by the Treasury Department as part of the Troubled Asset Relief Program (“TARP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”).  The CPP is a voluntary program through which the Treasury Department purchases equity securities from financially sound banks in order to increase funds available for lending to businesses and consumers and to support recovery of the U.S. economy.  In February 2009, the Treasury Department notified the Company of its preliminary approval for a CPP investment of up to $9.8 million, the maximum amount for which the Company qualified, based on risk-weighted assets.  After consideration of all of the economic and non-economic benefits and costs of participating in the CPP, the Company’s Board of Directors determined that the Company should decline to participate in the program.

     EESA also increased the FDIC deposit insurance limit for most accounts from $100,000 to $250,000, through December 31, 2009.  In addition, in October 2008, the FDIC established the Temporary Liquidity Guaranty Program (“TLGP”).  The TLGP includes a voluntary Transaction Account Guaranty Program, which provides unlimited deposit insurance coverage through December 31, 2009 for non-interest bearing transaction accounts (typically business checking accounts) and certain funds swept into non-interest bearing savings accounts.  Institutions participating in the Transaction Account Guaranty Program pay a 10 basis point fee (annualized) on the balance of each covered account in excess of $250,000, while the extra deposit insurance is in place. The Company has elected to participate in the program.  The TLGP also includes a debt guaranty program, under which the FDIC guarantees certain senior unsecured debt of FDIC-insured institutions and their holding companies.  The Company has opted out of participation in the debt guaranty program.

     In December 2008, the Federal Reserve announced that it would buy billions of dollars in mortgage-back securities from Fannie Mae and Freddie Mac in an effort to stimulate the real estate market.  The Federal Reserve’s actions immediately drove down mortgage interest rates and sparked very strong mortgage refinancing activity that has continued into the first quarter of 2009. As a result, the Company is experiencing stronger than expected non-interest income from the origination and subsequent sale of residential fixed rate mortgages to Freddie Mac during the first quarter of 2009.

     In spite of a very challenging year, the Company’s core earnings were strong enough to absorb the unexpected and unusual expenses discussed above.  Net income for 2008 was $2.2 million, or $.46 per share, compared to $3.4 million, or $.77 per share in 2007.

CRITICAL ACCOUNTING POLICIES

     The Company’s consolidated financial statements are prepared according to accounting principles generally accepted in the United States of America (US GAAP).  The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities in the consolidated financial statements and related notes.  The Securities and Exchange Commission (SEC) has defined a company’s critical accounting policies as those that are most important to the portrayal of the Company’s financial condition and results of operations, and which require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  Because of the significance of these estimates and assumptions, there is a high likelihood that materially different amounts would be reported for the Company under different conditions or using different assumptions or estimates.

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

     Occasionally, the Company acquires property in connection with foreclosures or in satisfaction of debts previously contracted. To determine the value of property acquired in or in lieu of foreclosure, management often obtains independent appraisals for significant properties.  Because the extent of any recovery on these loans depends largely on the amount the Company is able to realize upon liquidation of the underlying collateral, the recovery of a substantial portion of the carrying amount of foreclosed real estate is susceptible to changes in local market conditions.  The likelihood or extent of such change that is reasonably possible cannot be estimated.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans and foreclosed real estate.  Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     Companies are required to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline and the probability, extent and timing of a valuation recovery and the company’s intent and ability to continue to hold the security. Pursuant to these requirements, management assesses valuation declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition and business prospects, or to market-related or other factors, such as interest rates. Declines in the fair value of securities below their cost that are deemed to be other than temporary are recorded in earnings as realized losses.

     Under current accounting rules, mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheet. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. The value of capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of fair value and impairment, if any, is recognized through a valuation allowance and is recorded as amortization of other assets.  Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Factors that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  In conjunction with the implementation of SFAS No. 156, “Accounting for Servicing of Financial Assets-an Amendment to FASB Statement No. 140”, which requires mortgage servicing rights associated with loans originated and sold, where servicing is retained, to be initially capitalized at fair value and subsequently accounted for using the “fair value method” or the “amortization method”, the Company implemented changes to its valuation analysis, with the assistance of a third party consultant.

     Accounting for a business combination requires the application of the purchase method of accounting.  Under the purchase method, the Company is required to record the net assets and liabilities acquired through an acquisition at fair value, with the excess of the purchase price over the fair value of the net assets recorded as goodwill and evaluated annually for impairment.  The determination of fair value requires the use of assumptions, including discount rates, changes in which could significantly affect assigned fair values.

     Management utilizes numerous techniques to estimate the carrying value of various assets held by the Company, including, but not limited to, bank premises and equipment and deferred taxes. The assumptions considered in making these estimates are based on historical experience and on various other factors that are believed by management to be reasonable under the circumstances.  The use of different estimates or assumptions could produce different estimates of carrying values and those differences could be material in some circumstances.

RESULTS OF OPERATIONS

     This section, which discusses the net income and average assets of the Company, includes the consolidation of the former LyndonBank in the 2008 balances only.  LyndonBank was acquired at December 31, 2007, therefore no income was generated in 2007 by LyndonBank for the Company, and average assets are not affected for the year 2007.  Accordingly, comparability of data between 2007 and 2008 in the following narrative is affected by the acquisition.

     The Company’s net income of $2.20 million for the year ended December 31, 2008 represented a decrease of 34.4% from net income of $3.36 million for 2007.  An increase of $3.4 million or 25.6% is noted in net interest income for 2008 compared to 2007, which is attributable to the loans and investments acquired through the merger with LyndonBank.  Non-interest income increased $588,513 or 17.1%, and non-interest expense increased $5.8 million or by 46.2%.  A decrease in income taxes, which is in line with the decrease in net income, helped to offset a portion of the negative effect on net income of the increase in non-interest expense.  Although a good portion of the increases in various line items are attributable to the acquisition of LyndonBank, there were other significant factors.  A loss in 2008 of $64,984 on the Company’s SERP account compared to a gain in 2007 of $72,149, along with a gain of $257,836 in 2007 on the sale of the Company’s credit card portfolio are both contributing factors to the decrease in other income for 2008 compared to 2007.  The Company acquired Bank Owned Life Insurance (BOLI) in the LyndonBank merger which generated tax exempt income of $130,703 in 2008, helping to offset the decrease in other income.  Increases are noted in all components of non-interest expense, including an increase of $1.4 million or 30.4% in salaries and wages.  Furniture and equipment expenses, which include depreciation and service contracts, increased $931,184 or 40.4% to $3.2 million for 2008 compared to $2.3 million for 2007.  These increases in overhead expenses were primarily attributable to increased staffing and an expanded branch network resulting from the LyndonBank acquisition.  Also contributing to higher non-interest expenses in 2008 compared to 2007 were a non-cash charge of $739,332 ($487,959, net of tax) resulting from the write down of the Company’s holdings of two classes of Fannie Mae preferred stock, and a non-cash valuation adjustment of $214,610 ($141,900, net of tax) to reflect impairment in the value of capitalized mortgage servicing rights due to the low interest rate environment.  Net income for 2008 and 2007 resulted in earnings per common share of $0.46 and $0.77, respectively.

     The Company’s average assets increased $143.7 million or 41.3% in 2008, resulting in total average assets of $491.5 million during 2008, compared to average assets of $345.9 million during 2007.  This increase is primarily attributable to the acquisition of LyndonBank.  Of the $144.5 million increase in average assets, approximately $19.0 million in average investments and $79.0 million in average loan volume are from the former LyndonBank portfolio.  Other components of the increase are the BOLI mentioned earlier with an average balance totaling $3.6 million, along with goodwill and the core deposit intangible at average balances of $10.8 million and $3.7 million, respectively.

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

	December 31,
	2008	2007

Return on Average Assets	0.45%	0.97%
Return on Average Equity	6.30%	10.67%
Dividend Payout Ratio(1)	151.11%	87.01%
Average Equity to Average Assets Ratio	7.10%	9.05%

(1)Dividends declared per common share divided by earnings per common share.

INTEREST INCOME VERSUS INTEREST EXPENSE

     The largest component of the Company’s operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings).  The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate).  Tables A and B below provide a comparison for each period.  A portion of the Company’s income from municipal investments is not subject to income taxes.  Because the proportion of tax-exempt items in the Company's portfolio varies from period-to-period, to improve comparability of information across periods, the non-taxable income shown in tables A and B below has been converted to a tax equivalent amount.  Because the Company’s corporate tax rate is 34%, to equalize tax-free and taxable income in the comparison, we divide the tax-free income by 66%, with the result that every tax-free dollar is equivalent to $1.52 in taxable income.

     Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $37.3 million and $34.3 million, respectively, at December 31, 2008 and 2007, along with a small municipal portfolio classified as available-for-sale amounting to approximately $1.2 million at December 31, 2008 and 2007 that was acquired through the merger with LyndonBank.  The Company also acquired two classes of Fannie Mae preferred stock through the acquisition of LyndonBank which carried a 70% tax exemption on dividends paid on this stock, is also included in its available-for-sale portfolio.  Dividend payments on the Fannie Mae preferred stock, which amounted to $68,843 for the first nine months of 2008, ceased the last quarter of 2008 following the federal government’s action in September, 2008 placing Fannie Mae under conservatorship.  Payment of dividends on this stock is unlikely to resume during 2009..

     The following table provides a reconciliation between net interest income presented in the statement of income and the tax equivalent net interest income presented in Table A below for the 12 month comparison periods of 2008 and 2007.

	For the years ended December 31,
	2008	2007
	(Dollars in Thousands)

Net interest income as presented	$16,584	$13,202
Effect of tax-exempt income	884	539
Net interest income, tax equivalent	$17,468	$13,741

     The table below presents the following information for each of the last two fiscal years: average earning assets (including non-accrual loans) and average interest-bearing liabilities supporting earning assets; and tax equivalent interest income and interest expense expressed both in dollars and as a rate/yield.

Table A
AVERAGE BALANCES AND INTEREST RATES

	2008			2007
	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)

Interest-Earning Assets (1)

Loans (2)	$358,127	$23,633	6.60%	$263,597	$19,119	7.25%
Taxable Investment Securities	31,875	1,464	4.59%	22,567	877	3.89%
Tax-exempt Investment Securities	45,077	2,624	5.82%	25,384	1,584	6.24%
Federal Funds Sold & Overnight Deposits	1,734	64	3.69%	10,203	482	4.72%
Other Investments	4,162	186	4.47%	2,456	170	6.92%
TOTAL	$440,975	$27,971	6.34%	$324,207	$22,232	6.86%

Interest-Bearing Liabilities (1)

NOW and Money Market Funds	$123,203	$2,069	1.68%	$77,431	$2,079	2.68%
Savings Deposits	50,087	184	0.37%	39,005	136	0.35%
Time Deposits	176,916	6,576	3.72%	132,293	5,759	4.35%
Other Borrowed Funds	14,662	435	2.97%	1,685	92	5.46%
Repurchase Agreements	16,319	263	1.61%	13,825	303	2.19%
Junior Subordinated Debentures	12,887	976	7.57%	2,154	122	5.66%
TOTAL	$394,074	$10,503	2.67%	$266,493	$8,491	3.19%

Net Interest Income		$17,468			$13,741
Net Interest Spread(3)			3.67%			3.67%
Interest Margin(4)			3.96%			4.24%

(1) Assets and liabilities acquired from LyndonBank as of the close of business on December 31, 2007 are not included in average balances for 2007 because there would be no impact on yields.
(2) Included in gross loans are non-accrual loans with an average balance of $1,186,511 for 2008 and $822,354 for 2007.
(3) Net interest spread is the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(4) Interest margin is net interest income divided by average earning assets.

     Interest income from loans of $23.6 million accounts for approximately 84.5% of total tax-equivalent interest income for 2008, compared to $19.1 million or 86.0% for 2007, with average yields of 6.60% and 7.25%, respectively. The average volume of loans increased $94.5 million, or 35.9% from 2007 to 2008, while the rate earned on these assets decreased 65 basis points from 2007 to 2008, reflecting the low interest rate environment that prevailed throughout 2008.  As mentioned in the Results of Operations section above, the acquisition of LyndonBank played a key role in the year over year increase in loan volume as well as in other interest-earning assets.  Short-term rates decreased throughout 2008 accounting for many of the decreases in yields on earning assets.  In contrast to other categories of earning assets, yields increased during 2008 within the taxable investment portfolio.  Nine investments that matured during the first six months of 2008 carried average yields between 3.04% and 3.76%, while the majority of the remaining investments carried yields ranging from 3.79% to 5.30%, accounting for the increased yield in this portfolio.  Other investments consist primarily of required holdings of Federal Reserve Bank Stock (FRB), based on the Company’s paid in capital, and Federal Home Loan Bank of Boston Stock (FHLBB), based on the Company’s borrowings from the FHLBB.  The Company acquired FHLBB stock amounting to approximately $1.0 million through the merger with LyndonBank. Similarly, the Company was required to purchase additional FRB stock FRB during 2008 valued at $450,000.  These restricted stock purchases accounted for all of the increase in other investments.  The dividend rate on the FHLBB stock, which started the 2008 year at 6.50% decreased to a rate of 2.5% at year-end 2008, resulting in only a moderate increase in interest income from these investments. As mentioned in Subsequent Events in the Notes section of this Annual Report, dividends have ceased on this stock as of the beginning of 2009, as the FHLBB seeks to rebuild capital after posting a net loss of $73.2 million for 2008.  Dividends earned on the Company’s holdings of FHLBB stock were $121,267 and $157,765 in 2008 and 2007, respectively.  The loss of this dividend income will adversely affect 2009 earnings, as will the loss of dividend payments on the Fannie Mae preferred stock, discussed above.

     Interest expense on time deposits represents approximately 58.0% of total interest expense for 2008 compared to 67.8% for 2007, with average rates paid of 3.72% and 4.35%, respectively.  The average volume of certificates of deposit (CD) increased $44.6 million or 33.7%, while the rate paid decreased 63 basis points from 2007 to 2008.  Increases are noted in the average volume of all components of interest-bearing liabilities with NOW and money market funds reporting the biggest increase of $45.8 million or 59.1%, with average rates paid of 1.68% for 2008 compared to 2.68% for 2007.  Most of these increases in volume can once again be attributed to the merger with LyndonBank at December 31, 2007.  Maintaining a positive spread in this historically low interest rate environment continues to be a challenge.

     During the first quarter of 2007, the Company implemented deposit reclassification as an effort to increase spread income. Deposit reclassification allows banks to reclassify certain balances of transactional accounts to non-transactional accounts for the purposes of calculating the daily non-interest bearing cash reserve balances required to be maintained at the FRB over levels that would have otherwise been required without the deposit reclassification.  Prior to 2007, the Company’s reserve requirement for any given period was in excess of $1 million with a 2006 year-end reserve requirement totaling approximately $3 million.  At December 31, 2008, the reserve requirement was $256,000 compared to $0 at December 31, 2007.  Under amendments to the Federal Reserve Act adopted in 2006 and further amended by EESA in 2008, the FRB began paying interest on required reserve balances in October, 2008 at a rate equal to the average targeted federal funds rate less 10 basis points.

The following table summarizes the variances in income for the years 2008 and 2007 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid.  This table reflects the consolidated amounts with the former LyndonBank for 2008, but not for 2007

Table B
CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

	2008 vs. 2007
RATE VOLUME	Variance Due to(1)		Total
	Rate	Volume	Variance
	(Dollars in Thousands)
Interest-Earning Assets

Loans(2)	$(2,342)	$6,856	$4,514
Taxable Investment Securities	225	362	587
Tax-exempt Investment Securities	(189)	1,229	1,040
Federal Funds Sold & Overnight Deposits	(105)	(313)	(418)
Other Investments	(102)	118	16
Total Interest Earnings	$(2,513)	$8,252	$5,739

Interest-Bearing Liabilities

NOW and Money Market Funds	$(1,239)	$1,229	$ (10)
Savings Deposits	9	39	48
Time Deposits	(1,120)	1,937	817
Other Borrowed Funds	(366)	709	343
Repurchase Agreements	(95)	55	(40)
Junior Subordinated Debentures	246	608	854
Total Interest Expense	$(2,565)	$4,577	$2,012

Change in Net Interest Income	$52	$3,675	$3,727

(1) Items which have shown a year-to-year increase in volume have variances allocated as follows:
Variance due to rate = Change in rate x new volume
Variance due to volume = Change in volume x old rate
Items which have shown a year-to-year decrease in volume have variances allocated as follows:
Variance due to rate = Change in rate x old volume
Variance due to volume = Change in volume x new rate
(2) Loans are stated before deduction of unearned discount ($301,004 in 2008 and $443,372 in 2007)
and allowance for loan losses. Interest on non-accrual loans is excluded from income.
The principal balances of non-accrual loans are included in the calculation of the yield on loans.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income increased 17.1% to $4.0 million in 2008 from $3.4 million in 2007. Overdraft charges, a component of service charges, and income from loans, which includes income from sold loans, are the largest items that contribute to total non-interest income.  Overdraft charges amounted to approximately $1.1 million in 2008, an increase of $457,374 or 77.7% compared to $588,908 in 2007.  The increase in deposit accounts and customer base through the merger with LyndonBank is a key factor in the increase.  Also contributing to the increase was an increase in the fee schedule in the second quarter of 2008.  Furthermore, prior to the computer conversion, the former LyndonBank customers were being assessed on a method that yielded higher fees than the method utilized by the Company. Income from loans amounted to just over $1.0 million in 2008, a decrease of $140,472 or 12.3% compared to $1.14 million in 2007.  There were a few contributing factors to this decrease including a decline in secondary market sales and an impairment expense in mortgage servicing rights totaling $214,610 during 2008.  The fair value of the Company’s mortgage servicing rights decreased during the second half of the year in response to the low rate environment, causing the Company to recognize an impairment.  Service fee income in total was $409,244 in 2008 compared to $408,130 in 2007.  Typically, mortgage servicing fee income increases each year as the volume of sold loans increases.  Originations of loans sold to the secondary market were $27.4 million in 2008 compared to approximately $28.0 million in 2007.  An increase was recognized in commissions from insurance companies, which increased from $107,705 for 2007 to $444,583 for 2008 helping to offset many of the other decreases in other income.  The Company is a subscriber of New England Mortgage Insurance Exchange (NEMIE), a lender-owned mortgage guaranty reinsurance facility, and receives distributions annually. The insurance commission income of $444,583 in 2008 includes a receivable of $270,354 recorded based on the balance of the Company’s allocation of NEMIE’s undistributed income.  The Company sold its credit card portfolio during the third quarter of 2007, and reported a net gain of $257,836 before taxes, contributing to the overall decrease in other income for 2008 compared to 2007.

Non-interest Expense: The Company's non-interest expense increased 46.2% to $18.2 million compared to $12.5 million for 2007.  Salaries and wages increased $1.4 million or 30.4% for 2008 compared to 2007, due in part to the increase in personnel associated with LyndonBank merger.  Employee benefits increased accordingly, with expenses in 2008 totaling $2.3 million, an increase of $531,188 or 29.6% compared to expenses of $1.8 million in 2007.  Occupancy expense increased $931,184, or 40.4% from 2007 to 2008 which is again attributable primarily to the LyndonBank merger.  The Company acquired seven properties, of which three are leased, through the merger with LyndonBank.  Depreciation and amortization expense increased $195,007 from $936,847 in 2007 to $1.13 million in 2008, and depreciation for these former LyndonBank properties and associated fixed assets amounted to $194,587 in 2008.  The Company sold one of the buildings located in Lyndonville, Vermont during 2008.  The write down of $739,332 on the Fannie Mae preferred stock acquired in the merger contributed to the increase in non-interest expense.  The Company was able to recognize a tax benefit of $251,373 on this write down, helping to mitigate the effect of the write down by reducing current taxes payable.  The amortization of the Company’s core deposit intangible (discussed in Note 7) amounted to $832,200 for 2008, contributing to a portion of the $5.8 million increase in non-interest expense.

     Total losses relating to various limited partnership investments constitute a noteable portion of other expenses.  These losses amounted to $371,084 or 7.1% of other expenses in 2008 compared to $381,588 or 9.9% in 2007. These investments provide tax benefits, including tax credits in exchange for our participation in low income housing projects throughout the Company's market area.  The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit.

     Many of the components of non-interest expense are estimated on a yearly basis and accrued in monthly installments. In an attempt to present accurate figures on the statement of income for any interim period, these expenses are reviewed quarterly by senior management to ensure that monthly accruals are accurate, and any necessary adjustments are made at that time.

APPLICABLE INCOME TAXES

     Provisions for income taxes decreased from a tax payable totaling $668,755 in 2007 to a tax benefit of $324,622 in 2008.  While the decrease in earnings played a big part in the decrease in the tax provision, the tax benefit of $251,373 on the write down of the Fannie Mae preferred stock and $72,967 on the write down of mortgage servicing rights contributed to the decrease as did the tax credits for the investments in the limited partnerships, all of which are mentioned in the section above.  The tax credits amounted to $402,780 in 2008 and $390,965 in 2007.

CHANGES IN FINANCIAL CONDITION

     The Company had total average assets of $490.5 million during 2008 and $345.9 million during 2007, representing an increase of $144.5 million or 41.8% in average assets.  Average earning assets increased 36.0% with totals of $441.0 million during 2008 compared to $324.2 million during 2007.  The average volume of loans increased $94.5 million or 35.9% from $263.6 million during 2007 to $358.1 million in 2008, and the average volume of the investment portfolio increased approximately $29.0 million, or 60.5% during 2008.  The increase in volume of average earning assets is due primarily to earning assets acquired in the year-end 2007 merger with LyndonBank.  Acquisition date totals of certain LyndonBank assets and liabilities are disclosed in actual dollars at the end of this section.  The Company’s loan volume also increased in the last half of 2008, and the tax-exempt investment activity, which is primarily municipal accounts, increased midway through 2008.

     Average liabilities increased to $456.6 million during 2008 from $316.4 million at the end of 2007, representing an increase of $140.2 million or 44.3%.  An increase in total average interest-bearing liabilities of $127.6 million or 47.9% was noted during 2008 compared to 2007.  The average volume of NOW and money market accounts is the largest increase representing $45.8 million or 59.1%, followed closely by time deposits with an increase of $44.5 million or 33.6% in average volume.  The average rate paid on NOW and money market accounts decreased 100 basis points and time deposits decreased 63 basis points from December 31, 2007 to December 31, 2008.  The average volume of other borrowed funds, which is primarily overnight purchases increased approximately $13.0 million from an average balance of $1.7 million during 2007 to $14.7 million during 2008 with average yields of 5.46% and 2.97%, respectively.  The year-end acquisition was funded in part through borrowings in the form of junior subordinated debentures carrying an average volume during 2008 of $12.9 million with an average rate of 7.57%.

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

     The following table provides a visual comparison of the breakdown of average assets and liabilities as well as average shareholders' equity for the comparison periods.  The numbers for 2007 and 2006 are not reflective of the numbers for the acquired LyndonBank.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

	Years ended December 31,
	2008		2007		2006
AVERAGE ASSETS	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Cash and Due from Banks
Non-Interest Bearing	$9,504	1.93%	$7,004	2.01%	$8,724	2.46%
Overnight Deposits	1,726	0.35%	10,137	2.91%	3,052	0.86%
Federal Funds Sold	8	0.00%	66	0.02%	263	0.07%
Taxable Investment Securities(1)	31,875	6.49%	22,567	6.49%	30,174	8.53%
Tax-exempt Investment Securities(1)	45,077	9.17%	25,384	7.30%	28,529	8.06%
Other Securities(1)	3,775	0.77%	2,391	0.69%	3,161	0.89%
Total Investment Securities	80,727	16.42%	50,342	14.48%	61,864	17.48%
Gross Loans	358,127	72.86%	263,597	75.78%	263,901	74.55%
Reserve for Loan Losses and Accrued Fees	(3,399)	-0.69%	(2,852)	-0.82%	(2,923)	-0.83%
Premises and Equipment	15,570	3.17%	12,111	3.48%	11,876	3.36%
Other Real Estate Owned	63	0.01%	0	0.00%	0	0.00%
Investment in Capital Trust	387	0.08%	65	0.02%	0	0.00%
Bank owned life insurance	3,622	0.74%	0	0.00%	0	0.00%
Core deposit intangible	3,710	0.57%	0	0.00%	0	0.00%
Goodwill	10,785	1.69%	0	0.00%	0	0.00%
Other Assets	10,685	2.86%	7,364	2.12%	7,238	2.05%
Total Average Assets	$491,495	100%	$347,834	100%	$353,995	100%

AVERAGE LIABILITIES

Demand Deposits	$55,053	11.20%	$47,614	13.69%	$46,964	13.27%
Now and Money Market Accounts	123,203	25.07%	77,431	22.26%	80,348	22.70%
Savings Accounts	50,087	10.19%	39,005	11.21%	43,563	12.30%
Time Deposits	176,916	36.00%	132,393	38.06%	121,691	34.38%
Total Average Deposits	405,259	82.46%	296,443	85.22%	292,566	82.65%

Other Borrowed Funds	14,662	2.98%	1,685	0.49%	13,236	3.74%
Repurchase Agreements	16,319	3.32%	13,825	3.97%	15,688	4.43%
Junior Subordinated Debentures	12,887	2.62%	2,154	0.62%	0	0.00%
Other Liabilities	7,452	1.52%	2,255	0.65%	2,780	0.78%
Total Average Liabilities	456,579	92.90%	316,362	90.95%	324,270	91.60%

AVERAGE SHAREHOLDERS' EQUITY

Preferred Stock	2,500	0.51%	109	0.03%	0	0.00%
Common Stock	11,601	2.36%	11,222	3.23%	10,783	3.05%
Surplus	25,488	5.19%	23,659	6.80%	21,663	6.12%
Retained Earnings	(2,060)	-0.42%	(741)	-0.21%	300	0.08%
Less: Treasury Stock	(2,623)	-0.54%	(2,618)	-0.75%	(2,600)	-0.73%
Accumulated Other Comprehensive
Income (Loss) (1)	10	0.00%	(159)	-0.05%	(421)	-0.12%
Total Average Shareholders' Equity	34,916	7.10%	31,472	9.05%	29,725	8.40%
Total Average Liabilities and
Shareholders' Equity	$491,495	100%	$347,834	100%	$353,995	100%
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

CERTAIN TIME DEPOSITS

Increments of maturity of time certificates of deposit and other time deposits of $100,000 or more issued by domestic offices outstanding on December 31, 2008 are summarized as follows:

Maturity Date	(Dollars in Thousands)

3 Months or Less	$14,602
Over 3 through 6 Months	9,457
Over 6 through 12 Months	13,542
Over 12 Months	18,885
Total	$56,486

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages its interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk.  The Company's Asset/Liability Management Committee (ALCO) is made up of the Executive Officers and all the Vice Presidents of the Bank.  The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies.  The ALCO meets monthly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk.  In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved by the Company’s Board of Directors.  The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet

     Interest rate risk represents the sensitivity of earnings to changes in market interest rates.  As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting net interest income (NII), the primary component of the Company’s earnings.  Fluctuations in interest rates can also have an impact on liquidity.  The ALCO uses an outside consultant to perform rate shock simulations to the Company's net interest income, as well as a variety of other analyses.  It is the ALCO’s function to provide the assumptions used in the modeling process.  The ALCO utilizes the results of this simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes.  The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet.  Furthermore, the model simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing a flattening yield curve as well. This sensitivity analysis is compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 basis point (bp) shift upward and a 100 bp shift downward in interest rates.  The analysis also provides a summary of the Company's liquidity position. Furthermore, the analysis provides testing of the assumptions used in previous simulation models by comparing the projected NII with actual NII.  The asset/liability simulation model provides management with an important tool for making sound economic decisions regarding the balance sheet.

     The Company’s Asset/Liability Policy has been enhanced with a contingency funding plan to help management prepare for unforeseen liquidity restrictions to include hypothetical liquidity severe crisis.

     While assumptions are developed based upon current economic and local market conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.  This is especially true in light of the significant market volatility in recent months.

     The following reflects the Company's NII sensitivity analysis over one-year and two-year horizons, assuming a parallel shift of the yield curve as of December 31, 2008;

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-1.40%	Down 100 basis points	-11.00%
Up 200 basis points	-0.10%	Up 200 basis points	3.00%

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

Credit Risk - A primary concern of management is to reduce the exposure to credit loss within the loan portfolio. Management follows established underwriting guidelines, and any exceptions to the policy must be approved in accordance with limits prescribed by Board of Directors.  The adequacy of the loan loss coverage is reviewed quarterly by the risk management committee of the Board of Directors.  This committee meets to discuss, among other matters, potential exposures, historical loss experience, and overall economic conditions.  Existing or potential problems are noted and addressed by senior management in order to assess the risk of probable loss or delinquency.  A variety of loans are reviewed periodically by an independent firm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures, as well as those set by the regulatory authorities.  The Company also has a Credit Administration department whose function includes credit analysis and monitoring and reporting on the status of the loan portfolio including delinquent and non-performing loans.  Credit risk may also arise from geographic concentration of loans.  While the Company’s loan portfolio is derived primarily from its primary market area in northern Vermont, geographic concentration is partially mitigated by the continued growth of the Company’s loan portfolio in central Vermont, and through the year-end 2007 LyndonBank acquisition, which increased the level of loans particularly in Caledonia County, and to a lesser extent in Lamoille and Franklin Counties.  The Company also monitors concentrations of credit to individual borrowers, to various industries, and to owner and non-owner occupied commercial real estate.

The following table reflects the composition of the Company's loan portfolio, including loans held for sale and (for 2008) the loan portfolio of the acquired LyndonBank at fair value, as of December 31,

COMPOSITION OF LOAN PORTFOLIO

	2008		2007		2006		2005		2004
	TOTAL	% OF	TOTAL	% OF	TOTAL	% OF	TOTAL	% OF	TOTAL	% OF
	LOANS	TOTAL	LOANS	TOTAL	LOANS	TOTAL	LOANS	TOTAL	LOANS	TOTAL
	(Dollars in Thousands)
Real Estate Loans
Construction & Land
Development	$15,204	4.15%	$12,896	3.62%	$11,889	4.42%	$13,931	5.52%	$11,646	5.07%
Farm Land	8,534	2.33%	9,646	2.71%	3,217	1.19%	2,870	1.14%	2,496	1.09%
1-4 Family Residential	213,279	58.27%	195,845	54.92%	157,008	58.30%	144,777	57.40%	127,555	55.55%
Commercial Real Estate	88,547	24.19%	85,576	24.00%	54,236	20.14%	48,505	19.23%	43,610	18.99%
Loans to Finance
Agricultural Production	884	0.24%	2,431	0.68%	224	0.08%	214	0.09%	443	0.19%
Commercial & Industrial	23,307	6.37%	31,258	8.77%	21,993	8.17%	20,049	7.95%	21,592	9.40%
Consumer Loans	15,922	4.35%	18,461	5.18%	20,588	7.65%	21,296	8.44%	21,716	9.46%
All Other Loans	317	0.09%	459	0.13%	141	0.05%	567	0.23%	575	0.25%

Gross Loans	365,994	100%	356,572	100%	269,296	100%	252,209	100%	229,633	100%
Less:
Allowance for Loan Losses	(3,233)	-0.88%	(3,026)	-0.85%	(2,268)	-0.84%	(2,189)	-0.87%	(2,153)	-0.94%
Unearned net Loan Fees	(301)	-0.08%	(443)	-0.12%	(632)	-0.24%	(684)	-0.27%	(764)	-0.33%

Net Loans	$362,460	99.04%	$353,103	99.03%	$266,396	98.92%	$249,336	98.86%	$226,716	98.73%

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2008, reflecting the acquired LyndonBank loan portfolio at fair value.

Maturity Schedule

	Fixed Rate Loans				Variable Rate Loans
	Within	1 - 5	After		Within	1 - 5	After
	1 Year	Years	5 years	Total	1 Year	Years	5 years	Total
	(Dollars in Thousands)
Real Estate
Construction & Land Development	$3,483	$915	$4,252	$8,650	$4,234	$1,449	$871	$6,554
Secured by Farm Land	62	677	3,765	4,504	2,302	1,728	0	4,030
Commercial Real Estate	3,835	6,105	15,200	25,140	19,620	32,707	11,080	63,407
Loans to Finance Agricultural Production	16	334	92	442	442	0	0	442
Commercial & Industrial Loans	1,176	8,766	1,420	11,362	8,650	2,962	333	11,945

Total	$8,572	$16,797	$24,729	$50,098	$35,248	$38,846	$12,284	$86,378

Allowance for loan losses and provisions - The Company continues to maintain an allowance for loan losses at a level that management believes is appropriate to absorb losses inherent in the loan portfolio. As of December 31, 2008, the Company maintained a residential loan portfolio of $213.3 million and a commercial real estate portfolio (including construction, land development and farm land loans) of $112.3 million, together accounting for approximately 89% of the total loan portfolio.  The Company's commercial loan portfolio includes loans that carry guarantees from government programs.  At December 31, 2008, the Company had $15.9 million in guaranteed loans, compared to $18.4 million at December 31, 2007.  In addition, residential mortgage loans make up the largest part of the portfolio, have the lowest historical loss ratio and are generally covered by private mortgage insurance, helping to alleviate the overall risk in this portion of the loan portfolio.  This loan portfolio composition and relative volumes, together with the low historical loan loss experience in these portfolios, are considered by management in its analysis of appropriate loan loss coverage.  Furthermore, the Company is committed to a conservative lending philosophy and maintains high credit and underwriting standards.

The loan loss provision increased from $147,500 or .06% of average total loans in 2007 to $499,163 or .14% of average total loans in 2008, resulting in a net increase after charge offs and recoveries of $206,883 in the allowance for loan losses as of year end 2008.. While growth in the loan portfolio in 2008 was modest, the Company experienced higher loan losses in 2008 following an increase of 2007.  Management reports also reflect increasing trends in the levels of delinquencies and non-performing loans.  Given these trends and the current recession, management views the increase in the provision and level of the loan loss reserve to be directionally consistent with the risk in the loan portfolio.

Net loan losses increased for 2008 and 2007, while decreases are noted for 2006 and 2005 compared to 2004. The following table summarizes the Company's loan loss experience for each of the last five years.

SUMMARY OF LOAN LOSS EXPERIENCE (1)

December 31,	2008	2007	2006	2005	2004
	(Dollars in Thousands)

Loans Outstanding End of Period	$365,994	$356,572	$269,296	$252,209	$229,633

Average Loans Outstanding During Period	$358,127	$263,597	$263,901	$238,376	$212,460

Loan Loss Reserve, Beginning of Period	$3,026	$2,268	$2,189	$2,153	$2,199

Loans Charged Off:
Residential Real Estate	162	0	6	5	26
Commercial Real Estate	16	51	17	0	0
Commercial	109	25	13	45	54
Consumer	115	172	91	130	189
Total	402	248	127	180	269

Recoveries:
Residential Real Estate	7	14	1	1	1
Commercial Real Estate	2	12	6	0	0
Commercial	21	3	3	6	12
Consumer	80	42	58	59	115
Total	110	71	68	66	128

Net Loans Charged Off	292	177	59	114	141
Provision Charged to Income	499	148	138	150	95

Allowance for loan loss of acquired bank	0	787	0	0	0
Loan Loss Reserve, End of Period	$3,233	$3,026	$2,268	$2,189	$2,153

Net Charge Offs as a Percent of Average Loans	0.08%	0.07%	0.02%	0.05%	0.07%

Provision Charged to Income as a Percentof Average Loans	0.14%	0.06%	0.05%	0.06%	0.04%
At End of Period:
Loan Loss Reserve as a Percent of Outstand Loans	0.88%	0.85%	0.84%	0.87%	0.94%

(1)  Does not include the loan loss experience for the acquired LyndonBank for 2004 through 2007.

     A comparison of non-performing assets reveals an increase of approximately $1.1 million or 73% for 2008 compared to 2007, $550 thousand or 59% for 2007 compared to 2006, and an increase of approximately $314 thousand or 51% for 2006 compared to 2005, while non-performing loans declined $529 thousand or 46% in 2005 compared to 2004.  The increase for 2008 is attributable primarily to five loans of substantial size that were changed to a non-accrual status during 2008.  The increase for 2007 is attributable primarily to the consolidation of non-performing assets of the recently acquired LyndonBank, which included $12 thousand in commercial loans past due 90 days or more and $757 thousand in non-accrual loans.  Non-performing assets were made up of the following:

NON-PERFORMING ASSETS (1)

December 31,	2008	2007	2006	2005	2004
	(Dollars in Thousands)
Accruing Loans Past Due 90 Days or More:
Consumer	$2	$11	$32	$8	$7
Commercial	0	0	60	0	50
Commercial Real Estate	0	70	0	0	0
Residential Real Estate	245	57	113	169	137
Total Past Due 90 Days or More	247	138	205	177	194

Non-accrual Loans	2,119	1,338	721	436	865

Total Non-accrual, Past Due Loans	2,366	1,476	926	613	1,059
Other Real Estate Owned	185	0	0	0	83

Total Non Performing Loans	$2,551	$1,476	$926	$613	$1,142

Percent of Gross Loans	0.70%	0.41%	0.34%	0.24%	0.50%
Reserve Coverage of Non performing Loans	126.73%	205.01%	244.92%	357.10%	188.53%

(1)  Does not include non-performing assets for the acquired LyndonBank for 2004 through 2007.

     The reserve coverage of non-performing loans was comparatively high in recent years with the low levels of non-performing loans experienced during stronger economic times. Management reports reflect increasing trends in the levels of delinquencies and non-performing loans, resulting in an increase in the percent of non-performing loans to gross loans and the decline in the reserve coverage of non-performing loans.  Given the trends in non-performing loans and the current recession that began in late 2007, management increased the loan loss reserve provision in 2008 accordingly and continues to view the reserve coverage of non-performing loans as adequate.

     The Company does not have any loans classified as troubled debt restructuring as defined in Statement of Financial Accounting Standards No. 15 (“FAS 15”), “Accounting for Debtors and Creditors for Troubled Debt Restructurings.” Management monitors its delinquent, criticized and classified loans on an on-going basis and transfers loans to non-accrual status when deemed appropriate.

     When it is determined that future collection of interest and principal is doubtful, a loan is placed in non-accrual status.  At this point, the Company's policy is to reverse the accrued interest against current income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments.  The portfolio of non-accrual loans for the years ended 2008, 2007, 2006, 2005, and 2004, is made up primarily of residential real estate loans.  Management does not anticipate any substantial effect to future operations if any of these loans is liquidated.  Although interest on non-accrual loans is included in income only to the extent received from the borrower, deferred taxes are calculated monthly, based on the accrued interest of all non-accrual loans.  As of December 31, for each respective year, this accrued interest amounted to $72,954 in 2008, $55,507 for 2007, $32,362 for 2006, $6,889 for 2005, and $11,287 for 2004.

     The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

     Specific allocations are made in the allowance for loan losses in situations management believes may represent a greater risk for loss.  A portion of the allowance is determined based on historical charge-offs, adjusted for qualitative risk factors.  A quarterly review of various qualitative factors, including levels of, and trends in, delinquencies and non-performing loans, concentrations of credit, and national and local economic trends and conditions, helps to ensure that areas with potential risk are noted and reserve coverage is increased or decreased to reflect identified those trends. In addition, a portion of the allowance (termed "unallocated") is established to absorb inherent losses that exist as of the valuation date although not specifically identified through management's objective processes for estimating credit losses.  While the allowance is described as consisting of separate allocated portions, the entire allowance is available to support loan losses, regardless of category.

Allocation of the allowance for loan losses, as well as the percent of loans in each category to total loans as of December 31, follows:

ALLOWANCE FOR LOAN LOSSES (1)
December 31,	2008	%	2007	%	2006	%	2005	%	2004	%
	(Dollars in Thousands)
Domestic
Residential Real Estate	$1,404	58%	$1,258	55%	$1,055	58%	$973	57%	$725	55%
Commercial (2)	1,497	37%	1,486	40%	956	34%	858	34%	936	35%
Consumer	255	5%	248	5%	204	8%	229	9%	260	10%
Unallocated	77	0%	34	0%	53	0%	129	0%	232	0%

Total	$3,233	100%	$3,026	100%	$2,268	100%	$2,189	100%	$2,153	100%

(1) Does not include loan loss allowance information for the acquired LyndonBank for 2004 through 2007.
(2) Includes commercial loans secured by real estate, as well as unsecured commercial loans and those secured by other types of collateral

Market Risk - In addition to credit risk in the Company’s loan portfolio and liquidity risk, the Company’s business activities also generate market risk.  Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices.  Declining capital markets can result in fair value adjustments necessary to record decreases in the value of the investment portfolio for other-than-temporary-impairment.  The Company does not have any market risk sensitive instruments acquired for trading purposes.  The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  During times of recessionary periods, a declining housing market can result in an increase in loan loss reserves or ultimately an increase in foreclosures.  Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product.  The recent deterioration of the economy and disruption in the financial markets may heighten the Company’s market risk.  As discussed above under "Interest Rate Risk and Asset and Liability Management", the Company actively monitors and manages its interest rate risk through the ALCO process.

INVESTMENT SECURITIES

     The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs.  The Company’s portfolio of available-for-sale securities decreased approximately $17.4 million in 2008, from $46.9 million at December 31, 2007 to $29.5 million at December 31, 2008.  This decrease is due primarily to $9 million in maturities and $6 million in calls during 2008, the proceeds of which were used to fund loan growth.  The Company also acquired Fannie Mae preferred stock through the acquisition of LyndonBank which is also included in its available-for-sale portfolio.  The fair value of these securities was originally booked at $1.5 million as part of the purchase price allocation on December 31, 2007.  During 2008, the Company determined the fair value of the Fannie Mae preferred stock was not representative of the market price of the preferred stock due to the inactivity of the market for the preferred stock at December 31, 2007.  Using the analysis performed by an independent consultant, management determined the fair value of the preferred stock as of December 31, 2007 was $902,000.  The fair value adjustment amounted to $656,347 and was recorded through goodwill.  Later in 2008, when Fannie Mae was placed under conservatorship, the Company determined that the stock was further impaired, resulting in a write down of $739,332 through the consolidated statement of income. This, along with normal paydowns, accounts for the remainder of the decrease in the available-for-sale portfolio.  The Company’s held-to-maturity portfolio consisted of obligations of state and political subdivisions with a book value of $37.3 million as of December 31, 2008, compared to $34.3 million as of December 31, 2007.  This increase was primarily due to an additional investment loan for two existing municipal customers.

     Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as trading securities are marked to market with any gain or loss charged to income.  The Company's investment policy does not permit the holding of trading securities. Securities classified as held-to-maturity are recorded at book value.  Securities classified as available-for-sale are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet.  These adjustments resulted in an unrealized gain after taxes of $532,859 as of the end of 2008, compared to $111,209 as of the end of 2007.  This change is due primarily to the decreasing interest rate environment.  As rates decrease, bonds with lower coupons increase in value in order to equalize the yield.  Although classified as available for sale, these bonds are short term and we anticipate keeping them until maturity.

     The restricted equity securities comprise of the Company’s membership stock in Federal Reserve Bank of Boston (FRB) and Federal Home Loan Bank Boston (FHLBB).  On December 31, 2008 the Company held $588,150 in FRB stock and $3.3 million in FHLBB stock, compared to $138,150 and $3.3 million, respectively, on December 31, 2007.  Membership in FRB and FHLBB requires the purchase of their stock in specified amounts.  The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution.  Restricted equity stock is sold and redeemed at par.  Due to the unique nature of the restricted equity stock, including the ownership structure and the absence of a real “market” for the stock these securities are not marked to market, but carried at par.

     Some of the Company’s investment portfolios have a call feature, meaning that the issuer may call in the investment, before maturity, at predetermined call dates and prices.  Given the low rate environment, many of those investments with call features were exercised during 2008 and 2007.  In 2008, all the calls were used to paydown borrowings, while in 2007, a portion of these calls were replaced.

The Company's investment portfolios as of December 31, 2008 and 2007 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2008

Available-for-Sale
U. S. Government sponsored enterprise securities	$8,172	$274	$0	$8,446
U. S. Government securities	4,047	153	0	4,200
States and political subdivisions	1,143	20	0	1,163
Mortgage-backed securities	15,117	491	7	15,601
Preferred stock	163	0	124	39
	$28,642	$938	$131	$29,449

Held-to-Maturity
States and political subdivisions	$37,288	$924	$0	$38,212

Restricted Equity Securities (1)	$3,907	$0	$0	$3,907

Total	$69,837	$1,862	$131	$71,568

December 31, 2007

Available-for-Sale
U. S. Government sponsored enterprise securities	$22,170	$126	$30	$22,266
U. S. Government securities	3,974	73	0	4,047
States and political subdivisions	1,157	0	0	1,157
Mortgage-backed securities	17,868	0	0	17,868
Preferred stock	1,539	0	0	1,539
	$46,708	$199	$30	$46,877

Held-to-Maturity
States and political subdivisions	$34,311	$0	$38	$34,273

Restricted Equity Securities (1)	$3,457	$0	$0	$3,457

Total	$84,476	$199	$68	$84.607

(1)  Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

There were no realized gains or losses from sales of investments available-for-sale.  The write down of $739,332 on the Fannie Mae preferred stock was recorded as a separate component of non-interest income through the consolidated statement of income.

     The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

MATURITIES AND YIELDS OF INVESTMENT PORTFOLIO(1)

December 31,	2008		2007		2006
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value (2)	Yield(3)	Value (2)	Yield(3)	Value (2)	Yield(3)
	(Dollars in Thousands)
Available-for-Sale

U.S. Treasury & Agency Obligations
Due within 1 year	$6,149	4.44%	$9,978	6.16%	$4,949	3.23%
Due after 1 year within 5 years	6,498	4.40%	14,351	4.44%	17,663	3.75%
Due after 5 years within 10 years	0	0.00%	1,984	5.06%	0	0.00%
Total	$12,647	4.42%	$26,313	5.14%	$22,612	3.64%

Tax-exempt Municipals
Due after 10 years	$1,163	5.22%	$1,157	5.19%	$0	0.00%
Total	$1,163	5.22%	$1,157	5.19%	$0	0.00%

Mortgage Backed Securities	$13,883	4.70%	$15,766	4.80%	$0	0.00%
Collateralized Mortgage Obligations	$1,718	3.80%	$2,102	4.48%	$0	0.00%
Restricted Equity Securities (4)	$3,907	3.03%	$3,457	6.47%	$2,828	5.76%
Preferred Stock	$39	0.00%	$1,538	8.43%	$0	0.00%

Held-to-Maturity

Obligations of State & Political Subdivisions
Due within 1 year	$28,694	4.65%	$29,717	5.46%	$17,254	5.40%
Due after 1 year within 5 years	3,934	5.32%	1,699	6.42%	1,444	6.34%
Due after 5 years within 10 years	1,414	5.86%	2,290	7.81%	1,744	7.42%
Due after 10 years	3,246	8.24%	605	10.81%	628	10.88%
Total	$37,288	5.08%	$34,311	5.76%	$21,070	5.79%

(1) 2006 does not include information for the acquired LyndonBank.
(2) Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value.
(3) The yield on Obligations of State and Political Subdivisions is calculated on a tax equivalent basis assuming a 34 percent tax rate.
(4) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows:

	2008	2007
	(Dollars in Thousands)

Buildings and improvements	$10,945	$11,710
Land and land improvements	2,707	2,547
Furniture and equipment	5,966	6,209
Leasehold improvements	1,268	1,196
Capital leases	928	928
Other prepaid assets	17	121
	21,831	22,711
Less accumulated depreciation and amortization	(6,842)	(6,350)
	$14,989	$16,361

     Depreciation included in occupancy and equipment expense amounted to $1,131,854 and $936,847, for the years ended December 31, 2008 and 2007, respectively.

     The Company leases seven of its fifteen locations, including two under capital lease arrangements.  The leases for these seven locations expire in various years through 2015 with options to renew.  During the third quarter of 2008, the Company sold the former LyndonBank’s operations center and a parcel of vacant land to a local non-profit organization.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. From December 31, 2007 to December 31, 2008, there has not been any activity that has created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31, 2008 and 2007 were as follows:

	Contract or
	--Notional Amount--
	2008	2007
	(Dollars in Thousands)

Unused portions of construction lines of credit	$4,897	$4,232
Unused portions of home equity lines of credit	14,848	14,674
Other commitments to extend credit	25,172	31,111
Standby letters of credit and commercial letters of credit	353	580
Recourse on sale of credit card portfolio	941	1,312
MPF credit enhancement obligation, net of recorded liability	1,438	1,281

     Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company sold its credit card portfolio during the third quarter of 2007, but retained a partial recourse obligation under the terms of the sale, based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

     In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the $12.5 million of capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the amount of $12.9 million at December 31, 2007.

EFFECTS OF INFLATION

     Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry.  The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank's assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines.  In recent months the capital and credit markets have been experiencing significant volatility and disruption, with the federal government taking unprecedented steps to deal with the economic situation.  These measures include significant deficit spending, which could result in inflation in future periods.

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

     As part of its deposit-gathering efforts the Company has taken the approach of offering deposit specials at competitive rates, in varying terms that fit within the balance sheet mix.  The strategy of offering specials is meant to provide a means to retain deposits while not having to reprice the entire deposit portfolio.  The Company recognizes that with increasing competition for deposits, it may at times be desirable to utilize alternative sources of funding to supplement deposits.  In 2007, the Board of Directors approved an updated Asset Liability Management Funding Policy that includes the expanded use of brokered deposits.  This will allow the Company to augment retail deposits and borrowings with brokered deposits as needed to help fund loans.  As of December 31, 2008, the Company had $12.6 million in deposits placed in the Certificate of Deposit Account Registry Service (CDARS) of Promontory Interfinancial Network account, which allows the Company to provide FDIC deposit insurance in excess of account coverage limits by exchanging deposits with other CDARS members.  The Company may also purchase deposits from other CDARS members.  Such deposits are generally considered a form of brokered deposits.  Of the $12.6 million in CDARS deposits at December 31, 2008, $7.2 million represented exchanged deposits with other CDAR’s participating banks.

     The Company has an unsecured Federal Funds line with the Federal Home Loan Bank of Boston (FHLBB) with an available balance of $500,000 at December 31, 2008 and $1.0 million at December 31, 2007.  Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.  Additional borrowing capacity of approximately $130.9 million through the FHLBB is secured by the Company's qualifying loan portfolio (generally, residential mortgages).

     At December 31, 2008, the Company had total advances of $12,572,000 against the $130.9 million line, consisting of the following:

	Annual		Principal
Purchase Date	Rate	Maturity Date	Balance

Long-Term Advances
November 16, 1992	7.67%	November 16, 2012	$10,000

Overnight Funds
December 31, 2008	.0375%	January 2, 2009	$12,562,000

     Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($130.9 million less outstanding advances) with letters of credit issued by the FHLBB.  The Company offers a Government Agency Account to the municipalities collateralized with these FHLBB letters of credit.  At December 31, 2008, approximately $63.7 million was pledged as collateral for these collateralized governmental unit deposits.  Interest is charged to the Company quarterly based on the average daily balance outstanding at a rate of 20 basis points.  The average daily balance for the fourth quarter was approximately $30.3 million.

     Total cash dividends of $0.68 per common share were declared during 2008, representing an increase of 1.59% over cash dividends of $0.67 declared during 2007.  Due to a combination of lower 2008 net income, an unchanged per common share dividend rate and payment of preferred stock dividends on shares issued late in 2007, the dividend payout ratio for 2008 (151.11%) significantly exceeded the payout ratio for 2007 (87.01%).  In December, 2008, the Company declared a $0.17 per common share cash dividend, payable February 1, 2009 to shareholders of record as of January 15, 2009, requiring the Company to accrue a liability of $756,659 for this dividend in the fourth quarter of 2008. A 5% stock dividend was declared in the second quarter of 2007, to be paid during the third quarter of 2007 resulting in a restatement of all per share data for all previous quarters and years reported.

The following table illustrates the changes in shareholders' equity from December 31, 2007 to December 31, 2008:

Balance at December 31, 2007 (book value $7.37 per common share)	$34,920,360
Net income	2,201,346
Issuance of common stock (dividend reinvestment)	925,921
Total dividends declared on common stock	(3,008,885)
Total dividends declared on preferred stock	(187,500)
Change in unrealized loss on available-for-sale securities, net of tax	421,650
Balance at December 31, 2008 (book value $7.33 per common share)	$35,272,892

     On February 24, 2009, the Board of Governors of the Federal Reserve System issued supervisory guidance in connection with the payment of dividends and redemption and repurchases of stock by bank holding companies.  The guidance heightened expectations that a bank holding company will inform and consult with Federal Reserve System supervisory staff in advance of declaring and paying any dividend that could raise safety and soundness concerns, such as a dividend exceeding current period earnings; redeeming or repurchasing regulatory capital instruments when the bank holding company is experiencing financial weaknesses; or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.  The guidance provides that a bank holding company should eliminate, defer or severely limit dividends if net income for the past four quarters is not sufficient to fully fund dividends; the prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios.  The Company has maintained a high dividend to earnings payout ratio in recent years and in 2008 it significantly exceeded 100%.  The Company would be required to consult with, and obtain the approval of, Federal Reserve System staff for payment of any dividends, including regular quarterly cash dividends, in future periods that are in excess of earnings for the applicable quarterly period.

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

     In August, 2008, the Board of Directors terminated a stock buyback program that had been in effect since 2000.

     The Bank is required under Federal Reserve Board rules to maintain a so-called consolidated leverage capital ratio of Tier 1 capital (as defined in the regulations) to total average assets (as defined).  Bank holding companies with total consolidated assets in excess of $500 million, or those (like the Company) with total consolidated assets less than $500 million that have a substantial amount of securities registered with the SEC, are also subject to the Federal Reserve Board’s risk-based capital regulations.  Those regulations include requirements as to ratios of Tier 1 capital to risk-based assets and total capital to risk-based assets.

     Regulators have also established minimum capital ratio guidelines for FDIC-insured banks under the prompt corrective action provisions of the Federal Deposit Insurance Act, as amended.  These minimums are risk-based capital ratio of 10.0% and Tier 1 capital ratio of 6.0%.  As of December 31, 2008, the capital ratios of the Company’s Subsidiary were within the guidelines under the regulatory framework for prompt corrective action.

As of December 31, 2008 both the Company and the Bank were considered well capitalized under regulatory capital guidelines.

The following table shows the regulatory capital ratios for the Company and the Bank as of year end 2008 and 2007 and for LyndonBank as of year end 2007:

					Minimum To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2008:
Total capital (to risk-weighted assets)
Consolidated	$36,765	11.04%	$26,639	8.00%	N/A	N/A
Bank	$37,355	11.25%	$26,571	8.00%	$33,214	10.00%
Tier I capital (to risk-weighted assets)
Consolidated	$33,532	10.07%	$13,319	4.00%	N/A	N/A
Bank	$34,122	10.27%	$13,285	4.00%	$19,928	6.00%
Tier I capital (to average assets)
Consolidated	$33,532	7.08%	$18,948	4.00%	N/A	N/A
Bank	$34,122	7.22%	$18,917	4.00%	$23,569	5.00%

As of December 31, 2007:
Total capital (to risk-weighted assets)
Consolidated*	$36,975	15.48%	$19,104	8.00%	N/A	N/A
Community National Bank	$48,506	20.41%	$19,013	8.00%	$23,766	10.00%
Former LyndonBank	$13,536	12.94%	$ 8,365	8.00%	$10,457	10.00%
Tier I capital (to risk-weighted assets)
Consolidated*	$34,736	14.55%	$ 9,552	4.00%	N/A	N/A
Community National Bank	$46,267	19.47%	$ 9,506	4.00%	$14,260	6.00%
Former LyndonBank	$12,749	12.19%	$ 4,183	4.00%	$ 6,274	6.00%
Tier I capital (to average assets)
Consolidated*	$34,736	9.40%	$14,785	4.00%	N/A	N/A
Community National Bank	$46,267	12.54%	$14,752	4.00%	$18,440	5.00%
Former LyndonBank	$12,749	8.26%	$ 6,153	4.00%	$ 7,691	5.00%

*With respect to information as of December 31, 2007, consolidated refers to Community Bancorp. and Community National Bank before consolidation of the former LyndonBank assets.  The Federal banking regulators approved the filing of separate Call Reports for Community National Bank and the former LyndonBank for the year ended December 31, 2007; therefore information for the two banks presented in the table above is as filed with the applicable reporting agencies at December 31, 2007.

     The Company intends to continue the past policy of maintaining a strong capital resource position to support its asset size and level of operations.  Consistent with that policy, management will continue to anticipate the Company's future capital needs and will adjust its dividend payment practices consistent with those needs.

     From time to time the Company may make contributions to the capital of Community National Bank.  At present, regulatory authorities have made no demand on the Company to make additional capital contributions.

Common Stock Performance by Quarter*

	2008				2007
	First	Second	Third	Fourth	First	Second	Third	Fourth
Trade Price
High	$14.75	$14.75	$14.10	$11.00	$14.00	$15.15	$14.00	$13.73
Low	$13.00	$13.00	$10.50	$8.00	$12.95	$11.88	$12.11	$12.45

	2008				2007
	First	Second	Third	Fourth	First	Second	Third	Fourth
Bid Price
High	$14.00	$14.50	$14.00	$10.75	$13.30	$14.96	$12.83	$13.59
Low	$12.95	$13.00	$10.05	$7.10	$12.30	$11.88	$11.64	$12.45

Cash Dividends Declared	$0.17	$0.17	$0.17	$0.17	$0.16	$0.17	$0.17	$0.17

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

As of February 1, 2009, the Corporation's common stock ($2.50 par value) was owned by approximately 944 shareholders of record.

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
(800)368-5948
info@rtco.com
www.rtco.com

Annual Shareholders' Meeting
The 2009 Annual Shareholders' Meeting will be held at 5:30 p.m., May 12, 2009, at the Elks Club in Derby.  We hope to see many of our shareholders there.

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
(888) 235-0435