Form 10-K/A, Exhibit 13
period 2008-12-31
COMMUNITY BANCORP /VT
filed 2009-03-27
CIK 718413

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
March 26, 2009
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

All investments with unrealized losses are presented either as those with a continuous loss position less than 12 months or as those with a continuous loss position for 12 months or more. Investments with unrealized losses at December 31, 2008 and 2007 were as follows:

December 31, 2008	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

Mortgage-backed securities	$749,010	$7,140	$0	$0	$749,010	$7,140
Fannie Mae preferred stock	38,544	124,066	0	0	38,544	124,066
	$787,554	$131,206	$0	$0	$787,554	$131,206

December 31, 2007	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. Government sponsored
enterprise securities	$0	$0	$8,980,624	$29,869	$8,980,624	$29,869
States and political
subdivisions	34,273,000	37,833	0	0	34,273,000	37,833
	$34,273,000	$37,833	$8,980,624	$29,869	$43,253,624	$67,702

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following financial instruments were outstanding whose contract amount represented credit risk:

	Contract or
	--Notional Amount--
	2008	2007

Unused portions of construction lines of credit	$4,896,780	$4,232,061
Unused portions of home equity lines of credit	14,847,871	14,673,608
Other commitments to extend credit	25,172,214	31,110,697
Standby letters of credit and commercial letters of credit	353,013	580,400
Recourse on sale of credit card portfolio	940,900	1,311,950
MPF credit enhancement obligation, net (See Note 16)	1,437,570	1,280,817

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

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  Assets measured at fair value on a recurring basis at December 31, 2008 are summarized below:

	Level 1	Level 2	Level 3	Fair Value
Assets:
Securities available-for-sale	$4,214,717	$25,234,707	$0	$29,449,424

Assets measured at fair value on a nonrecurring basis and reflected in the balance sheet at December 31, 2008 are summarized below:

	Level 1	Level 2	Level 3	Fair Value
Loans held-for-sale	$0	$1,181,844	$0	$1,181,844
Mortgage servicing rights	0	956,891	0	956,891
Impaired loans, net of related allowance	0	1,748,715	0	1,748,715
Total	$0	$3,887,450	$0	$3,887,450

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

SUMMARY OF LOAN LOSS EXPERIENCE (1)

December 31,	2008	2007	2006	2005	2004
	(Dollars in Thousands)

Loans Outstanding End of Period	$365,994	$356,572	$269,296	$252,209	$229,633

Average Loans Outstanding During Period	$358,127	$263,597	$263,901	$238,376	$212,460

Loan Loss Reserve, Beginning of Period	$3,026	$2,268	$2,189	$2,153	$2,199

Loans Charged Off:
Residential Real Estate	162	0	6	5	26
Commercial Real Estate	16	51	17	0	0
Commercial	109	25	13	45	54
Consumer	115	172	91	130	189
Total	402	248	127	180	269

Recoveries:
Residential Real Estate	7	14	1	1	1
Commercial Real Estate	2	12	6	0	0
Commercial	21	3	3	6	12
Consumer	80	42	58	59	115
Total	110	71	68	66	128

Net Loans Charged Off	292	177	59	114	141
Provision Charged to Income	499	148	138	150	95

Allowance for loan loss of acquired bank	0	787	0	0	0
Loan Loss Reserve, End of Period	$3,233	$3,026	$2,268	$2,189	$2,153

Net Charge Offs as a Percent of Average Loans	0.08%	0.07%	0.02%	0.05%	0.07%
Provision Charged to Income as a Percent
of Average Loans	0.14%	0.06%	0.05%	0.06%	0.04%
At End of Period:
Loan Loss Reserve as a Percent of
Outstanding Loans	0.88%	0.85%	0.84%	0.87%	0.94%

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

Common Stock Performance by Quarter*

	2008				2007
	First	Second	Third	Fourth	First	Second	Third	Fourth
Trade Price
High	$14.75	$14.75	$14.10	$11.00	$14.00	$15.15	$14.00	$13.73
Low	$13.00	$13.00	$10.50	$ 8.00	$12.95	$11.88	$12.11	$12.45

	2008				2007
	First	Second	Third	Fourth	First	Second	Third	Fourth
Bid Price
High	$14.00	$14.50	$14.00	$10.75	$13.30	$14.96	$12.83	$13.59
Low	$12.95	$13.00	$10.05	$ 7.10	$12.30	$11.88	$11.64	$12.45

Cash Dividends Declared	$0.17	$0.17	$0.17	$0.17	$0.16	$0.17	$0.17	$0.17

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