Form 10-K/A, Exhibit 13
period 2009-12-31
COMMUNITY BANCORP /VT
filed 2010-03-30
CIK 718413

BERRY . DUNN . MCNEIL & PARKER
BDMP
CERTIFIED PUBLIC ACCOUNTANTS
MANAGEMENT CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2009 and 2008, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
March 29, 2010
Vermont Registration No. 92-0000278

PORTLAND, ME  BANGOR, ME  MANCHESTER, NH
WWW.BDMP.COM

Community Bancorp. and Subsidiary
Consolidated Balance Sheets
December 31, 2009 and 2008
	2009	2008
Assets
Cash and due from banks	$9,598,107	$11,236,007
Federal funds sold and overnight deposits	5,036	33,621
Total cash and cash equivalents	9,603,143	11,269,628
Securities held-to-maturity (fair value $45,543,000 at December 31, 2009
and $38,212,000 at December 31, 2008)	44,766,250	37,288,357
Securities available-for-sale	23,974,830	29,449,424
Restricted equity securities, at cost	3,906,850	3,906,850
Loans held-for-sale	321,983	1,181,844
Loans	381,937,123	364,811,683
Allowance for loan losses	(3,450,542)	(3,232,932)
Unearned net loan fees	(152,188)	(301,004)
Net loans	378,334,393	361,277,747
Bank premises and equipment, net	13,637,414	14,989,429
Accrued interest receivable	1,895,313	2,044,550
Bank owned life insurance	3,813,016	3,690,079
Core deposit intangible	2,663,040	3,328,800
Goodwill	11,574,269	11,574,269
Other real estate owned (OREO)	743,000	185,000
Prepaid expense Federal Deposit Insurance Corporation (FDIC)	2,105,565	0
Other assets	7,948,031	7,613,255
Total assets	$505,287,097	$487,799,232

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$52,821,573	$50,134,874
NOW and money market accounts	146,244,454	127,500,699
Savings	52,448,863	49,266,879
Time deposits, $100,000 and over	63,261,583	56,486,310
Other time deposits	104,009,257	118,852,018
Total deposits	418,785,730	402,240,780

Federal funds purchased and other borrowed funds	13,411,000	12,572,000
Repurchase agreements	19,042,214	19,086,456
Capital lease obligations	876,536	915,052
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	3,394,779	4,825,052
Total liabilities	468,397,259	452,526,340

Commitments and Contingent Liabilities (Notes 2, 6, 16, 17, 18 and 21)

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued
and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock, $2.50 par value; 10,000,000 shares authorized at December 31,
2009 and 2008, and 4,759,913 and 4,679,206 shares issued at December 31,
2009 and 2008, respectively (including 21,636 and 22,105 shares issued
February 1, 2010 and 2009, respectively)	11,899,783	11,698,015
Additional paid-in capital	26,192,359	25,757,516
Accumulated deficit	(1,192,409)	(2,592,721)
Accumulated other comprehensive income	112,882	532,859
Less: treasury stock, at cost; 210,101 shares at December 31, 2009 and 2008	(2,622,777)	(2,622,777)
Total shareholders' equity	36,889,838	35,272,892

Total liabilities and shareholders' equity	$505,287,097	$487,799,232
The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Income

For The Years Ended December 31,	2009	2008

Interest income
Interest and fees on loans	$21,907,599	$23,633,127
Interest on debt securities
Taxable	779,278	1,463,702
Tax-exempt	1,367,439	1,740,183
Dividends	64,550	186,304
Interest on federal funds sold and overnight deposits	406	64,334
Total interest income	24,119,272	27,087,650

Interest expense
Interest on deposits	6,147,348	8,829,141
Interest on federal funds purchased and other borrowed funds	307,594	434,652
Interest on repurchase agreements	255,281	262,883
Interest on junior subordinated debentures	974,257	976,340
Total interest expense	7,684,480	10,503,016

Net interest income	16,434,792	16,584,634
Provision for loan losses	625,004	499,163
Net interest income after provision for loan losses	15,809,788	16,085,471

Non-interest income
Service fees	2,174,607	2,176,123
Income from sold loans	1,114,099	317,598
Income on bank owned life insurance	122,937	130,703
Net realized gains on securities	471,055	0
Other income	1,773,735	1,411,901
Total non-interest income	5,656,433	4,036,325

Non-interest expense
Salaries and wages	5,984,998	5,899,851
Employee benefits	2,170,228	2,325,363
Occupancy expenses, net	2,990,440	3,234,601
Write down of Fannie Mae preferred stock	94,446	739,332
FDIC insurance	784,877	144,234
Amortization of core deposit intangible	665,760	832,200
Other expenses	5,342,929	5,069,491
Total non-interest expense	18,033,678	18,245,072

Income before income taxes	3,432,543	1,876,724
Income tax benefit	(315,319)	(324,622)
Net income	$3,747,862	$2,201,346

Earnings per common share	$0.79	$0.46
Weighted average number of common shares
used in computing earnings per share	4,504,943	4,430,657
Dividends declared per common share	$0.48	$0.68
Book value per share on common shares outstanding at December 31,	$7.56	$7.33

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Statements of Shareholders’ Equity
Years Ended December 31, 2009 and 2008

	Common Stock		Preferred Stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2007	4,399,167	$11,523,171	25	$2,500,000

Comprehensive income, net of taxes
Net income	0	0	0	0
Net unrealized holding gain on securities
available-for-sale, net of tax, $217,212	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	69,938	174,844	0	0

Balances, December 31, 2008	4,469,105	11,698,015	25	2,500,000

Comprehensive income, net of taxes
Net income	0	0	0	0
Net unrealized holding loss on securities
available-for-sale, net of tax, $216,352	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	80,707	201,768	0	0

Balances, December 31, 2009	4,549,812	$11,899,783	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated
Additional		other		Total
paid-in	Accumulated	comprehensive	Treasury	shareholders'
capital	deficit	income	stock	equity

$25,006,439	$(1,597,682)	$111,209	$(2,622,777)	$34,920,360

0	2,201,346	0	0	2,201,346

0	0	421,650	0	421,650

				2,622,996

0	(3,008,885)	0	0	(3,008,885)
0	(187,500)	0	0	(187,500)
751,077	0	0	0	925,921

25,757,516	(2,592,721)	532,859	(2,622,777)	35,272,892

0	3,747,862	0	0	3,747,862

0	0	(419,977)	0	(419,977)

				3,327,885

0	(2,160,050)	0	0	(2,160,050)
0	(187,500)	0	0	(187,500)
434,843	0	0	0	636,611

$26,192,359	$(1,192,409)	$112,882	$(2,622,777)	$36,889,838

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
For The Years Ended December 31,	2009	2008

Cash Flow from Operating Activities:
Net Income	$3,747,862	$2,201,346
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation and amortization, premises and equipment	1,090,618	1,131,854
Provision for loan losses	625,004	499,163
Deferred income tax benefit	(545,933)	(798,728)
Net gain on sale of securities	(471,055)	0
Net gain on sale of loans	(1,114,099)	(317,598)
Loss on sale or disposal of fixed assets	0	36,173
Loss on sale of OREO	7,523	0
Loss (gain) on Trust LLC	1,296	(983)
Amortization (accretion) of bond premium (discount), net	238,960	(51,943)
Write down on Fannie Mae preferred stock	94,446	739,332
Write down on OREO	100,000	0
Proceeds from sales of loans held for sale	72,112,002	27,211,457
Originations of loans held for sale	(70,138,042)	(27,389,827)
Increase (decrease) in taxes payable	80,615	(321,735)
Decrease in interest receivable	149,237	259,505
Increase in prepaid FDIC insurance assessment	(2,105,565)	0
Decrease in mortgage servicing rights	27,149	226,708
Decrease in other assets	101,100	395,410
Increase in bank owned life insurance	(122,937)	(130,703)
Amortization of core deposit intangible	665,760	832,200
Amortization of limited partnerships	983,904	371,084
Decrease in unamortized loan fees	(148,816)	(142,368)
Decrease in interest payable	(79,414)	(43,381)
Increase in accrued expenses	14,271	146,295
Decrease in other liabilities	(523,077)	(2,570,895)

Net cash provided by operating activities	4,790,809	2,282,366

Cash Flows from Investing Activities:
Investments - held-to-maturity
Maturities and paydowns	47,379,523	36,362,788
Purchases	(54,857,415)	(39,340,313)
Investments - available-for-sale
Sales, maturities and paydowns	22,747,245	17,802,162
Purchases	(17,771,332)	(1,079,688)
Purchase of restricted equity securities	0	(450,000)
(Decrease) increase in limited partnership contributions payable	(690,545)	1,457,000
Investments in limited partnership	(766,555)	(1,462,000)
Increase in loans, net	(18,434,694)	(9,514,092)
Proceeds from sales of bank premises and equipment,
net of capital expenditures	261,397	651,776
Proceeds from sales of OREO	167,477	0
Recoveries of loans charged off	68,860	110,336

Net cash (used in) provided by investing activities	(21,896,039)	4,537,969

	2009	2008

Cash Flows from Financing Activities:
Net increase (decrease) in demand, NOW, money market & savings accounts	24,612,438	(4,180,855)
Net decrease in time deposits	(8,067,488)	(9,798,475)
Net (decrease) increase in repurchase agreements	(44,242)	1,641,523
Net (decrease) increase in short-term borrowings	(9,161,000)	6,812,000
Proceeds from long-term borrowings	10,000,000	0
Repayments on long-term borrowings	0	(8,000,000)
Decrease in capital lease obligations	(38,516)	(28,175)
Dividends paid on preferred stock	(187,500)	(187,500)
Dividends paid on common stock	(1,674,947)	(2,081,748)
Net cash provided by (used in) financing activities	15,438,745	(15,823,230)

Net decrease in cash and cash equivalents	(1,666,485)	(9,002,895)
Cash and cash equivalents:
Beginning	11,269,628	20,272,523
Ending	$9,603,143	$11,269,628

Supplemental Schedule of Cash Paid During the Period
Interest	$7,763,894	$11,378,597

Income taxes	$150,000	$755,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain on securities available-for-sale	$(636,329)	$638,862

Loans and bank premises transferred to OREO	$833,000	$185,000

Fair value adjustment of Fannie Mae preferred stock	$0	$656,347

Fair value adjustment on acquired bank premises and equipment	$0	$452,535

Investments in limited partnership
Increase in limited partnerships	$(766,555)	$(1,462,000)
(Decrease) increase in contributions payable	(690,545)	1,457,000
	$(1,457,100)	$(5,000)

Common Shares Dividends Paid
Dividends declared	$2,160,050	$3,008,885
Decrease (increase) in dividends payable attributable to dividends declared	151,508	(1,216)
Dividends reinvested	(636,611)	(925,921)
	$1,674,947	$2,081,748

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiary ("Company") are in conformity, in all material respects, with accounting principles generally accepted in the United States of America (“US GAAP”) and general practices within the banking industry.  The following is a description of the Company’s significant accounting policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiary, Community National Bank ("Bank").  All significant intercompany accounts and transactions have been eliminated.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 810, “Consolidation”, in part, addresses limited purpose trusts formed to issue trust preferred securities.  It also establishes the criteria used to identify variable interest entities and to determine whether or not to consolidate a variable interest entity.  In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the variable interest entity.  In 2007 the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company.  The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not included in the Company's consolidated financial statements.  CMTV Statutory Trust I is considered an affiliate of the Company (see Note 11).

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

Under current accounting rules, mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheet. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets. Mortgage servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. The value of capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of fair value, and impairment, if any, is recognized through a valuation allowance and is recorded as a write down.  Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.

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

Accounting for a business combination prior to 2009 required the application of the purchase method of accounting.  Under the purchase method, the Company is required to record the net assets and liabilities acquired through the LyndonBank merger in 2007 at fair market value, with the excess of the purchase price over the fair market value of the net assets recorded as goodwill and evaluated annually for impairment.  Management acknowledges the determination of fair value requires the use of assumptions, including discount rates, changes in which could significantly affect fair values.

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

Declines in the fair value of individual equity securities that are deemed to be other than temporary are reflected in earnings when identified. For individual debt securities where the Bank does not intend to sell the security and it is not more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary decline in the fair value of the debt security related to (1) credit loss is recognized in earnings and (2) other factors is recognized in other comprehensive income or loss. Credit loss is deemed to exist if the present value of expected future cash flows using the interest rates at acquisition is less than the amortized cost basis of the debt security. For individual debt securities where the Bank intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost, the other-than-temporary impairment is recognized in earnings equal to the entire difference between the security’s cost basis and its fair value at the balance sheet date.

Other investments

The Company acquires partnership interests in limited partnerships for low income housing projects.  The investments in limited partnerships are amortized using the effective yield method.

The Company has a one-third ownership interest in Community Financial Services Group, LLC (“CFSG”), a non-depository trust company, as discussed further in Note 8 of this report.  The Company's investment in CFSG is accounted for under the equity method of accounting.

Restricted equity securities

Restricted equity securities are comprised of Federal Reserve Bank stock and Federal Home Loan Bank stock.  These securities are carried at cost.  As a member of the Federal Reserve Bank of Boston (“FRB”), the Company is required to invest in FRB stock in an amount equal to 6% of Community National Bank's capital stock and surplus.

As a member of the Federal Home Loan Bank of Boston (“FHLBB”), the Company is required to invest in $100 par value stock of the FHLBB in an amount that approximates 1% of unpaid principal balances on qualifying loans, as well as an activity based requirement.  The stock is nonmarketable, and redeemable at par value.  Members are subject to capital calls in some circumstances to ensure compliance with the FHLBB’s capital plan.

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

Loan interest income is accrued daily on the outstanding balances.  The accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.  Any unpaid interest previously accrued on those loans is reversed from income.  Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest payments received on impaired loans are generally applied as a reduction of the loan principal balance.  Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.  Loans are returned to accrual status when principal and interest payments are brought current and the customer has proven the ability to make future payments on a timely basis. Loans are written down or charged off when collection of principal is considered doubtful.  Past due status is determined on a contractual basis.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of a number of factors, including historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it required estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to the loans that are deemed impaired in accordance with ASC Topic 310, “Accounting by Creditors for Impairment of a Loan”.  A specific allowance is established when the loan’s impaired basis is less than the carrying value of that loan.  The general component covers non-impaired loan pools and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and frequency of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at fair value less estimated selling cost at the date of foreclosure.  Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses.  After foreclosure, these assets are carried at their new cost basis.  Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.  Appraisals are then done periodically on properties that management deems significant, or evaluations may be performed by management on properties in the portfolio that are less vulnerable to market conditions.  Subsequent write-downs are recorded as a charge to other expense.  Operating costs associated with the properties are charged to expense as incurred.  Gains on the sale of such properties are included in income when title has passed and the sale has met the minimum down payment prescribed by GAAP.

Intangible assets

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in the acquisition of LyndonBank, as well as a core deposit intangible related to the deposits acquired from LyndonBank (see Note 7). The core deposit intangible is amortized on an accelerated basis over 10 years to approximate the pattern of economic benefit to the Company. The Company evaluates the valuation and amortization of the core deposit intangible asset if events occur that could result in possible impairment. Goodwill is reviewed for impairment annually, or more frequently as events or circumstances warrant.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets.  Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.  Servicing rights are periodically evaluated for impairment, with the assistance of a third party valuation service, based upon the fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance and is recorded as amortization of other assets, to the extent that fair value is less than the capitalized amount.  Subsequent improvement, if any, in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment.

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

The Company's total comprehensive income for the years ended December 31 is calculated as follows:

	2009	2008

Net income before write down of Fannie Mae preferred stock and tax effect thereof	$3,810,196	$2,689,305
Realized loss on write down of Fannie Mae preferred stock	94,446	739,332
Tax effect	(32,112)	(251,373)
Net income	3,747,862	2,201,346

Other comprehensive income, net of tax:
Change in unrealized holding gain on available-for-sale
securities arising during the period	(165,274)	638,862
Reclassification adjustment for gains realized in income	(471,055)	0
Net unrealized gain	(636,329)	638,862
Tax effect	216,352	(217,212)
Other comprehensive income, net of tax	(419,977)	421,650
Total comprehensive income	$3,327,885	$2,622,996

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

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period including Dividend Reinvestment Plan (DRIP) shares issuable upon reinvestment of dividends (retroactively adjusted for any stock dividends declared) and reduced for shares held in treasury.  The following table illustrates the calculation for the years ended December 31, as adjusted for the cash dividend declared on the preferred stock:

	2009	2008

Net income, as reported	$3,747,862	$2,201,346
Less: dividends to preferred shareholders	187,500	187,500
Net income available to common shareholders	$3,560,362	$2,013,846

Weighted average number of common shares used in calculating earnings per share	4,504,943	4,430,657
Earnings per common share	$0.79	$0.46

Off-balance-sheet financial instruments

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial and municipal letters of credit, standby letters of credit, and risk-sharing commitments on residential mortgage loans sold through the Mortgage Partnership Finance (MPF) program.  Such financial instruments are recorded in the financial statements when they are funded.

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

Reclassification

Certain amounts in the 2008 financial statements have been reclassified to conform to the current year presentation.

Impact of recently issued accounting standards

In April 2009, the FASB issued a change to ASC Topic 820, "Fair Value Measurements and Disclosures", related to determining fair values when there is no active market or where the price inputs being used represent distressed sales.  The update provides guidance in determining when and how to use modeled values, as opposed to broker price quotes.  The update should result in a greater use of models for estimating fair value, as well as more consistent approaches in modeling.  This change was effective for interim and annual reporting periods ending after June 15, 2009.  This guidance does not require any new fair value measurements.  The Company has adopted this guidance and there was no material impact on the financial statements of the Company.

In April 2009, the FASB issued a change to ASC Topic 820, "Fair Value Measurements and Disclosures", intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about credit and noncredit components of impaired debt securities that are not expected to be sold.  Under the guidance, for many securities with other-than-temporary impairment, only the amount of the estimated credit loss is recorded through earnings, while the remaining mark-to-market loss is recognized through other comprehensive income or loss.  The change is retroactive, meaning entities will reclassify amounts back into retained earnings related to non-credit-related market losses on certain investments held at the beginning of the period of adoption.  This guidance was effective for interim and annual reporting periods ending after June 15, 2009.  The Company has adopted this guidance and there was no material impact on the financial statements of the Company.

In May 2009, the FASB issued a change to ASC Topic 855, "Subsequent Events." ASC Topic 855 establishes general standards for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. Although there is new terminology, the standard is based on the same principles as those that existed under the prior auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for periods ending after June 15, 2009.  The adoption of ASC Topic 855 did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued a change to ASC Topic 860, "Transfers and Servicing",  to improve the reporting for the transfer of financial assets resulting from (1) practices that have developed since the issuance of a previous FASB statement that are not consistent with the original intent and key requirements of that statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors. This ASC must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. The Company does not expect that the adoption of this Statement will have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued a change to ASC Topic 810, "Consolidation", to amend certain requirements of  consolidation of variable interest entities, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The ASC is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, and for annual reporting periods thereafter. Earlier application is prohibited. The Company will review the requirements of ASC Topic 810 and comply with its requirements effective January 1, 2010. The Company does not expect that the adoption of this Statement will have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC Topic 105, "Generally Accepted Accounting Principles."  Under the ASC, the Codification became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. On the effective date of this ASC, the Codification superseded all then-existing accounting and reporting standards, other than those issued by the Securities and Exchange Commission (SEC). All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. This ASC is effective for financial statements issued for annual periods ending after September 15, 2009. In the FASB’s view, the issuance of this ASC and the Codification will not change GAAP, except for those nonpublic nongovernmental entities that must now apply the American Institute of Certified Public Accountants Technical Inquiry Service Section 5100, “Revenue Recognition,” paragraphs 38–76, now part of ASC Topic 985.  The Company adopted ASC Topic 105 in 2009 and there was no material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value,” which updates ASC Topic 820.  The update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

1.	A valuation technique that uses (a) the quoted price of an identical liability when traded as an asset, or (b) quoted prices for similar liabilities or similar liabilities when traded as assets.
2.
Another valuation technique that is consistent with the principles of ASC Topic 820, examples include an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.

This standard is effective for financial statements issued for the first reporting period beginning after August 2009.  The standard became effective for the Company in the fourth quarter of 2009.  Adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements," to amend the disclosure requirements related to recurring and nonrecurring fair value measurements.  The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers.  Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements).  The guidance will become effective with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for any Level 3 fair value measurements, which will become effective with the reporting period beginning January 1, 2011.  Adoption of this new guidance will require additional disclosures of fair value measurements but will not have a material impact on the Company’s consolidated financial statements.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2009
U. S. Government sponsored enterprise securities	$18,686,949	$138,283	$18,582	$18,806,650
U. S. Government securities	5,048,683	48,773	764	5,096,692
Preferred stock	68,164	3,324	0	71,488
	$23,803,796	$190,380	$19,346	$23,974,830

December 31, 2008
U. S. Government sponsored enterprise securities	$8,172,304	$274,452	$0	$8,446,756
U. S. Government securities	4,047,338	152,975	0	4,200,313
States and political subdivisions	1,142,876	20,012	0	1,162,888
Mortgage-backed securities	15,116,934	491,129	7,140	15,600,923
Preferred stock	162,610	0	124,066	38,544
	$28,642,062	$938,568	$131,206	$29,449,424

Securities HTM

December 31, 2009
States and political subdivisions	$44,766,250	$776,750	$0	$45,543,000

December 31, 2008
States and political subdivisions	$37,288,357	$923,643	$0	$38,212,000

Included under the “Securities HTM” section under the caption "States and political subdivisions" are securities of local municipalities carried at $44,766,250 and $37,288,357 at December 31, 2009 and 2008, respectively, which are attributable to private financing transactions arranged by the Company.  The current fair value of these securities is an estimate based on an analysis that takes into account future maturities and scheduled future repricing. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Investment securities with a book value of $23,735,632 and $21,971,661 and a fair value of $23,903,342 and $22,689,632 at December 31, 2009 and 2008, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from maturities, calls or sales of securities available-for-sale amounted to $21,788,903 in 2009 and $15,000,000 in 2008.  There were realized gains of $483,177 in 2009 and realized losses of $12,122 in 2009 from sales of investments available-for-sale.  There were no sales of investments available-for-sale in 2008.

The carrying amount and estimated fair value of securities by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of debt securities available-for-sale at December 31, 2009 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$8,229,400	$8,310,668
Due from one to five years	15,506,232	15,592,674
	$23,735,632	$23,903,342

The scheduled maturities of debt securities held-to-maturity at December 31, 2009 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$35,864,578	$35,865,000
Due from one to five years	4,034,674	4,229,000
Due from five to ten years	1,483,336	1,677,000
Due after ten years	3,383,662	3,772,000
	$44,766,250	$45,543,000

*Method used to determine fair value rounds values to nearest thousand.

All investments with unrealized losses have been in a continuous loss position less than 12 months. Investments with unrealized losses at December 31 were as follows:

	2009		2008
	Less than 12 months		Less than 12 months
	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss

U.S. Government sponsored enterprise securities	$2,055,018	$18,582	$0	$0
U.S. Government securities	1,003,233	764	0	0
Mortgage-backed securities	0	0	749,010	7,140
Preferred stock	0	0	38,544	124,066
	$3,058,251	$19,346	$787,554	$131,206

With the exception of the Fannie Mae preferred stock discussed below, the unrealized losses are a result of increases in market interest rates and not of deterioration in the creditworthiness of the issuer.  At December 31, 2009 there were two U.S. Government sponsored enterprise securities and one U.S. Government security in the investment portfolio that were in an unrealized loss position compared to six mortgage-backed securities in an unrealized loss position at December 31, 2008. These unrealized losses were principally attributable to changes in current interest rates for similar types of securities.

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

The Company acquired two classes of Fannie Mae preferred stock in the 2007 LyndonBank merger.  During the third quarter of 2008, the Company recorded a non-cash other-than-temporary impairment charge to income with respect to that stock in the amount of $739,332, with a tax benefit of $251,373, for a net charge to income totaling $487,959.  That action was taken after the federal government placed Fannie Mae and its sister government sponsored enterprise, Freddie Mac, under conservatorship.  During the second quarter of 2009, the Company recorded a further non-cash other-than-temporary impairment charge to income for its investment in the Fannie Mae preferred stock in the amount of $94,446, reducing the book value of those shares to the estimated fair market value of $68,164 as of June 30, 2009.  As of December 31, 2009 the estimated fair market value of the shares was $71,488, an increase of $32,944 over the December 31, 2008 estimated fair value of $38,544.

As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary at December 31, 2009 and 2008.

FHLBB stock and FRB stock have also been evaluated for impairment. The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. The Company uses the FHLBB for much of its wholesale funding needs. As of December 31, 2009 and 2008, the Company’s investment in FHLBB stock totaled $3.3 million.

FHLBB stock is a non-marketable equity security and therefore is reported at cost, which equals par value. Shares held in excess of the minimum required amount are generally redeemable at par value. However, in the first quarter of 2009 the FHLBB announced a moratorium on such redemptions in order to preserve its capital in response to current market conditions and declining retained earnings. The minimum required shares are redeemable, subject to certain limitations, five years following termination of FHLBB membership. As a member of the FHLBB, the Company is subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan.  The Bank has no intention of terminating its FHLBB membership. The FHLBB ceased paying dividends on its stock during the third quarter of 2008.  The Company had no dividend income on its FHLBB stock in 2009 and dividends of approximately $122,000 in 2008.

The following paragraphs pertaining to the performance of FHLBB are as reported in a press release from FHLBB.

“The FHLBB recorded a net loss of $186.8 million for the year ending December 31, 2009. Losses due to the other than-temporary impairment of investments in private-label mortgage-backed securities resulted in a credit loss of $444.1 million for the year. The associated non-credit loss on these securities in 2009 was $885.4 million, which is recorded in capital rather than through earnings, and contributed largely to an accumulated other comprehensive loss of $1.0 billion at December 31, 2009. Retained earnings increased to $142.6 million at December 31, 2009, up from an accumulated deficit of $19.7 million at December 31, 2008. This increase was mainly due to the effect of adopting FSP FAS 115-2 and FAS 124-2 on January 1, 2009, which reclassified $349.1 million from accumulated deficit to accumulated other comprehensive loss. The FHLBB remained in compliance with all regulatory capital ratios as of December 31, 2009, and, in the most recent information available, was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, as of September 30, 2009.

Notwithstanding continued significant credit losses in our investment portfolio, the FHLBB reported modest profitability for the fourth quarter. Net income for the fourth quarter of 2009 was $6.3 million. The FHLBB’s net interest income continues to be strong, and totaled $311.7 million for the year ending December 31, 2009, and $88.0 million for the fourth quarter of 2009. The FHLBB expects to see volatility in its earnings in the next several quarters as it works through continued challenges. In particular, high and prolonged unemployment rates, high delinquency and foreclosure rates, and declining housing prices may result in additional credit losses from the FHLBB’s private-label mortgage-backed securities investments. The FHLBB will continue to monitor this situation closely in 2010.

The FHLBB remains focused on returning the FHLBB to stable profitability and enhancing the FHLBB’s capital base by building retained earnings. The FHLBB’s board of directors is unlikely to declare any dividends until a consistent pattern of positive net income is demonstrated, allowing growth in retained earnings, which will likely preclude a declaration of dividends for at least the first two quarters of 2010. The opportunity to pay a dividend after that, and the amount of any such dividend, will be a function of the success that the FHLBB has in stabilizing earnings and building retained earnings, which will be driven in large part by the performance of its private-label mortgage-backed securities portfolio. The FHLBB’s current retained earnings target is estimated at $925 million, a target adopted in connection with the FHLBB’s Revised Operating Plan to preserve capital in light of the various challenges to the FHLBB. The FHLBB’s retained earnings target could be superseded by Finance Agency mandates, either in the form of an order specific to the FHLBB or by promulgation of new regulations requiring a level of retained earnings that is different from the FHLBB’s currently targeted level. Moreover, management and the board of directors of the FHLBB may, at any time, change the FHLBB’s methodology or assumptions for modeling the FHLBB’s retained earnings requirement. Either of these could result in the FHLBB further increasing its retained earnings target or reducing or eliminating the dividend payout, as necessary.”

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2009. The Bank will continue to monitor its investment in FHLBB stock.

Note 3.  Loans

The composition of net loans at December 31 was as follows:

	2009	2008

Commercial	$27,448,574	$24,190,792
Real estate – Construction	16,868,447	15,203,826
Real estate – Mortgage	323,795,601	309,177,362
Installment and other	13,824,501	16,239,703
	381,937,123	364,811,683
Deduct:
Allowance for loan losses	3,450,542	3,232,932
Unearned net loan fees	152,188	301,004
	3,602,730	3,533,936
Net Loans	$378,334,393	$361,277,747

The total recorded investment in impaired loans was $3,843,820 and $1,849,577 at December 31, 2009 and 2008, respectively. The recorded investment in impaired loans for which there was a related allowance was $2,419,071 and $1,198,288 at December 31, 2009 and 2008, respectively.  The allowance for loan losses allocated to these loans amounted to $232,900 and $100,862 at December 31, 2009 and 2008, respectively.  The recorded investment in impaired loans for which there was no related allowance was $1,424,749 and $651,289 at December 31, 2009 and 2008, respectively.  The average recorded investment in impaired loans amounted to $3,090,290 and $969,612 for the years ended December 31, 2009 and 2008, respectively.

The Company had non-accrual loans of $3,843,820 and $2,118,597 at December 31, 2009 and 2008, respectively.  The total recorded investment in loans past due ninety days or more and still accruing interest was $557,976 and $246,903 at December 31, 2009 and 2008, respectively.

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

Note 4.  Loan Servicing

Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets.  The unpaid principal balances of commercial and mortgage loans serviced for others were $178,757,130 and $159,260,662 at December 31, 2009 and 2008, respectively. Net gains realized on the sale of loans amounted to $1,114,099 and $317,598 for the years ended December 31, 2009 and 2008, respectively.  The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2009 and 2008, was $932,961 and $960,110, respectively. The fair values of these rights were $1,011,360 and $956,891, respectively.

Changes in mortgage servicing rights for the years ended December 31 are summarized as follows:

	2009	2008

Balance at beginning of year	$960,110	$1,186,818
Mortgage servicing rights capitalized	584,004	218,098
Less:
Mortgage servicing rights amortized	363,755	230,196
Impairment of mortgage servicing rights	247,398	214,610
Balance at end of year	$932,961	$960,110

Note 5.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2009	2008

Balance, beginning of year	$3,232,932	$3,026,049
Provision for loan losses	625,004	499,163
Recoveries of amounts charged off	68,860	110,336
	3,926,796	3,635,548
Amounts charged off	(476,254)	(402,616)
Balance, end of year	$3,450,542	$3,232,932

Note 6.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2009	2008

Buildings and improvements	$10,438,594	$10,944,863
Land and land improvements	2,571,812	2,706,812
Furniture and equipment	6,242,201	5,966,673
Leasehold improvements	1,277,509	1,267,766
Capital lease	927,889	927,889
Other prepaid assets	14,530	17,014
	21,472,535	21,831,017
Less accumulated depreciation and amortization	(7,835,121)	(6,841,588)
	$13,637,414	$14,989,429

Depreciation and amortization included in occupancy expenses amounted to $1,090,618 and $1,131,854 for the years ended December 31, 2009 and 2008, respectively.

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2022, with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2009 for each of the next five years and in aggregate are:

2010	$182,700
2011	163,173
2012	169,173
2013	162,882
2014	144,882
Subsequent to 2014	175,826
$998,636

Total rental expense amounted to $220,555 and $224,029 for the years ended December 31, 2009 and 2008, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2009:

2010	$110,983
2011	113,482
2012	116,982
2013	116,982
2014	119,482
Subsequent to 2014	768,835
Total minimum lease payments	1,346,746
Less amount representing interest	(470,210)
Present value of net minimum lease payments	$876,536

Note 7.  Goodwill and Other Intangible Asset

The Bank and LyndonBank entered into an Agreement and Plan of Merger on August 1, 2007, and on December 31, 2007, the all-cash merger was consummated.  The aggregate purchase price, including transaction costs, was approximately $26.7 million in cash for all the shares of LyndonBank cancelled in the merger.  The purchase price was allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition.  The excess of purchase price over the fair value of net tangible and intangible assets acquired was recorded as goodwill.  The Bank worked with third-party experts on the valuations of certain intangible assets throughout the year in 2008. During the first quarter of 2008, the Company received valuations on bank premises and equipment to determine fair value and make the necessary adjustments to bank premises and equipment, goodwill and the related deferred tax liability. The net adjustment to goodwill was an increase of $212,884.  During the second quarter of 2008, additional adjustments amounting to a net decrease of $57,536 were made to goodwill for the settlement of certain LyndonBank liability accounts.  During the third quarter of 2008, adjustments amounting to a net increase in goodwill were made totaling $1,064,228 for some additional costs related to the merger, disposal of software used during the first quarter of 2008 that was no longer needed, and a fair value adjustment totaling $656,347 on two classes of Fannie Mae preferred stock the Company acquired in the merger.  During the fourth quarter of 2008, a final payment of $7,237 was made to a third party consultant related to the valuation of the Fannie Mae preferred stock, bringing goodwill to the December 31, 2008 total of approximately $11.6 million.  The goodwill is not amortizable and is not deductible for tax purposes.

The Company also recorded $4.2 million of acquired identified intangible assets representing the core deposit intangible which is subject to amortization as a non-interest expense over a ten year period using a double declining method and is deductible for tax purposes.

The amortization expense related to the remaining core deposit intangible at December 31, 2009 is expected to be as follows:

2010	$532,608
2011	426,086
2012	340,869
2013	272,695
2014	272,695
Thereafter	818,087
Total core deposit intangible expense	$2,663,040

At December 31, 2009 and 2008, management has evaluated goodwill and core deposit intangible assets for impairment and concluded that no impairment existed as of such dates.

Note 8.  Other Investments

The Company has purchased from time to time various partnership interests in limited partnerships established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.  The tax credits from these investments were estimated at $1,022,294 (including a one-time historic tax credit of $549,378) and $402,780 for the years ended December 31, 2009 and 2008, respectively, and recorded as a reduction of income tax expense.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of "other expenses", and were $983,900 and $371,084 for 2009 and 2008, respectively.  The carrying values of these investments, which are included in other assets, were $2,926,836 and $3,144,181 at December 31, 2009 and 2008, respectively.

The Bank has a one-third ownership interest in a nondepository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC ("Partners"), a Vermont limited liability company that owns 100% of the limited liability company equity interests of CFSG.  The Bank accounts for its investment in Partners under the equity method of accounting.  As of December 31, 2009, the Company's investment in Partners, included in other assets, amounted to $298,823,compared to an investment of $300,118 as of December 31, 2008.  The Company recognized a loss of $1,296 for 2009 and income of $983 for 2008.

Note 9.  Time Certificates of Deposit

The following is a maturity distribution of time certificates of deposit at December 31, 2009:

2010	$114,205,167
2011	14,468,769
2012	26,272,004
2013	4,711,129
Thereafter	7,613,771
Total	$167,270,840

Note 10.  Borrowed Funds

Borrowings from the FHLBB as of December 31 were as follows:

	2009	2008
Long-Term Borrowings
FHLBB term borrowing, 2.13% fixed rate, due January 31, 2011	$10,000,000	$0
Community Investment Program borrowing, 7.67% fixed rate,
due November 16, 2012	10,000	10,000
	10,010,000	10,000

Overnight Borrowings
Federal funds purchased (FHLBB), 0.200% and 0.375%, respectively	3,401,000	12,562,000

Total Borrowings	$13,411,000	$12,572,000

The Company maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2009 and 2008 with no outstanding advances under this line at either year-end date.  Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets.  Qualified collateral for these borrowings totaled $121,134,663 and $130,937,012 as of December 31, 2009 and 2008, respectively.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB.  As of December 31, 2009, the Company's potential borrowing capacity was $90,850,997, reduced by outstanding advances.  At December 31, 2009, $40,150,000 in letters of credit was utilized as collateral for these deposits.  Prior to 2009, the fee charged to the Company was based on the average daily balance outstanding at a rate of 20 basis points.  During 2009, the fee structure was changed to the amount of the line with a multiplier of 12.5 basis points and a minimum of $150.00 per letter of credit. Total fees for 2009 were $43,950 compared to $42,760 for 2008.

In 2009 the Company established a borrowing line with the FRB to be used as a contingency funding source.  For this Borrower-in-Custody arrangement, the Company pledged eligible commercial loans, commercial real estate loans and home equity loans resulting in an available line of $71.0 million.  Credit advances in the FRB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), currently 75 basis points.  As of December 31, 2009, the Company had not borrowed any amount against this line.

Note 11.  Junior Subordinated Debentures

As of December 31, 2009 and 2008, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due 2037 (the “Debentures”).  The Company pays interest on the Debentures quarterly at a fixed annual rate of 7.56% through December 15, 2012, and thereafter at a floating rate equal to the 3-month London Interbank Offered Rate (LIBOR) plus 2.85%.  The Debentures mature on December 15, 2037.  The Debentures are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 (the “Indenture”) between the Company and First Tennessee Bank, National Association, as Trustee.  The Debentures are first redeemable, in whole or in part, by the Company on December 15, 2012.  Interest payments on the debentures for 2009 and 2008 amounted to $974,257 and $976,340, respectively, and are deductible for tax purposes.

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

The Debentures are currently includable in the Company’s Tier 1 capital up to 25% of core capital elements (see Note 21).

Note 12.  Repurchase Agreements

Securities sold under agreements to repurchase amounted to $19,042,214 and $19,086,456 as of December 31, 2009 and 2008, respectively.  These agreements are collateralized by U. S. government sponsored enterprise securities, U. S. Treasury notes and mortgage backed securities with a book value of $23,735,632 and $21,807,035 and a fair value of $23,903,342 and $22,524,795 at December 31, 2009 and 2008, respectively.

The average daily balance of these repurchase agreements was $18,400,631 and $16,319,087 during 2009 and 2008, respectively.  The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $21,002,058 and $19,129,018 in 2009 and 2008, respectively.  These repurchase agreements mature daily and carried a weighted average interest rate of 1.39% during 2009, and 1.61% during 2008.

Note 13.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis.  Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense (benefit) for the years ended December 31 was as follows:

	2009	2008

Currently paid or payable	$230,614	$474,106
Deferred	(545,933)	(798,728)
	$(315,319)	$(324,622)

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2009	2008

Computed expected tax expense	$1,167,065	$638,086
Tax exempt interest	(506,875)	(610,785)
Disallowed interest	42,479	62,443
Tax exempt dividend	0	(16,385)
Partnership tax credits	(1,022,294)	(402,780)
Other	4,306	4,799
	$(315,319)	$(324,622)

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2009	2008

Depreciation	$(39,522)	$139,402
Mortgage servicing	(9,230)	(77,081)
Deferred compensation	42,568	41,281
Bad debts	(73,988)	(70,341)
Non-accrual loan interest	(15,171)	16,359
Core deposit intangible	(226,358)	(282,948)
Loan fair value	(42,871)	(96,919)
Time deposit fair value	(88,400)	(88,400)
Securities valuation	(92,187)	146,069
Fannie Mae preferred stock write down	11,256	(510,414)
Other	(12,030)	(15,736)
	$(545,933)	$(798,728)

Listed below are the significant components of the net deferred tax asset (liability) at December 31:

	2009	2008
Components of the deferred tax asset:
Bad debts	$999,008		$925,021
Non-accrual loan interest	39,976		24,804
Deferred compensation	310,105		352,674
Contingent liability - MPF program	24,367		31,167
Fair value adjustment on acquired securities
available-for-sale	535,593		454,662
Fannie Mae preferred stock write down	251,373		251,373
Capital lease	53,142		40,170
Alternative minimum tax	59,031		59,031
Fair value adjustment on acquired premises
and equipment	153,862		153,862
Other	106,400		100,541
Total deferred tax asset	2,532,857		2,393,305

Components of the deferred tax liability:
Depreciation	333,160		372,682
Limited partnerships	255,280		255,280
Mortgage servicing rights	317,207		326,437
Unrealized gain on securities available-for-sale	58,152		274,503
Core deposit intangible	905,433		1,131,792
Fair value adjustment on acquired loans	125,866		168,737
Fair value adjustment on acquired time deposits	61,880		150,280
Total deferred tax liability	2,056,978		2,679,711

Net deferred tax asset (liability)	$475,879	$	(286,406)

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset at December 31, 2009 is included in the caption “Other Assets” in the balance sheet.  The net deferred tax liability at December 31, 2008 is included in the caption “Accrued Interest and Other Liabilities” in the balance sheet.

ASC Topic 740, "Income Taxes", defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. Effective January 1, 2007, the Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2006 through 2008.

Note 14.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  Due to the fact that the plan is a defined contribution plan, rather than a defined benefit plan, there is no unfunded past service liability. The provisions for pension expense were $540,600 and $550,472, for 2009 and 2008, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 15.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, a retirement plan for its directors.  Participants are general creditors of the Company with respect to these benefits.  The benefits accrued under these plans were $386,993 and $389,499 at December 31, 2009 and 2008, respectively.  Expenses associated with these plans were $28,484 and $33,876 for the years ended December 31, 2009 and 2008, respectively.

The Company also maintains a supplemental employee retirement plan for key employees of the Company.  Benefits accrued under this plan were $525,082 and $647,776 at December 31, 2009 and 2008, respectively.  The expense associated with this plan was $66,028 and $86,028 for the years ended December 31, 2009 and 2008, respectively.

These plans were amended during 2008 to ensure compliance with Internal Revenue Code section 409A.  Such amendments did not have any material impact upon the Company's financial obligations under the plans.

Immediately prior to completion of the merger on December 31, 2007, LyndonBank recorded a liability in the amount of $744,000 under Change of Control Agreements with certain LyndonBank executives.  The Company assumed this liability and, during 2008, made all required payments to those executive officers.  As of December 31, 2009 and 2008, the Company had no remaining liability under the LyndonBank agreements, nor did it have any Change in Control Agreements with any officers of the Company.

Note 16.  Financial Instruments with Off-Balance-Sheet Risk

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following financial instruments were outstanding whose contract amount represented credit risk:

	Contract or
	--Notional Amount--
	2009	2008

Unused portions of home equity lines of credit	$15,556,908	$14,847,871
Other commitments to extend credit	26,613,388	25,172,214
Residential construction lines of credit	1,671,116	2,187,366
Commercial real estate and other construction lines of credit	12,664,208	2,709,414
Standby letters of credit and commercial letters of credit	735,007	353,013
Recourse on sale of credit card portfolio	391,380	940,900
MPF credit enhancement obligation, net (See Note 17)	1,485,978	1,437,570

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  At December 31, 2009 and 2008, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $1,021,983 and $1,306,500, respectively, which are included in other commitments to extend credit.  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

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

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The fair value of standby letters of credit has not been included in the balance sheets as required by ASC Topic 460, “Guarantees”, as the fair value is immaterial.

In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the amount of $12,887,000 at December 31, 2009 and 2008.  Of this amount, $12,500,000 represents external financing through the issuance to investors of capital trust securities by CMTV Statutory Trust I (See Note 11).

Note 17.  Contingent Liability

The Company sells first mortgage 1-4 family residential loans under a program with FHLBB, the MPF program.  Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return.  The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans.  FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the member's CEO, with the balance of losses absorbed by FHLBB.  These loans meet specific underwriting standards of the FHLBB.  As of December 31, 2009 and 2008, the Company had $41,247,609 and $53,125,277, respectively, in loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2009, the notional amount of the maximum CEO related to this program was $1,485,978 compared to $1,437,570 as of December 31, 2008.  The Company had accrued a contingent liability for this CEO in the amount of $71,667 and $91,667 as of December 31, 2009 and 2008, respectively, which is calculated based on the methodology used in calculating its allowance for loan losses, adjusted to reflect the risk sharing arrangements with the FHLBB.  The volume of loans sold to the MPF program and the corresponding credit obligation continue to be closely monitored by management.

Note 18.  Legal Contingencies

In the normal course of business, the Company is involved in various claims and legal proceedings.  In the opinion of the Company's management, after consulting with the Company's legal counsel, any liabilities resulting from such proceedings are not expected to be material to the Company's consolidated financial condition or results of operations.

Note 19.  Transactions with Related Parties

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

Aggregate loan transactions with related parties as of December 31 were as follows:

	2009	2008

Balance, beginning	$3,778,080	$3,668,049
Loans - New Principal Officers/Directors	2,809,549	142,462
New loans to existing Officers/Directors	6,206,719	467,627
Retirement of Director	(2,273)	0
Repayment*	(6,253,082)	(500,058)
Balance, ending	$6,538,993	$3,778,080

*Includes loans sold to the secondary market.

Total deposits with related parties were $4,896,013 and $3,050,626 at December 31, 2009 and 2008, respectively.

The Company leases approximately 1,839 square feet of condominium space in the state office building on Main Street in Newport to its trust company affiliate, CFSG.  This is the location of CFSG’s principal offices.  CFSG also leases offices in the Company’s Barre and Lyndonville branches.

The amount of rental income received from CFSG for the years ended December 31 was:

	2009	2008

Newport	$23,841	$23,570
Lyndonville	2,399	1,979
Barre	2,489	2,460
Total	$28,729	$28,009

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

The amount paid to CFSG for the years ended December 31 was:

	2009	2008

Management fees	$34,677	$37,432

Note 20.  Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with the FRB.  The Company’s required reserve balances were $275,000 on December 31, 2009 and $256,000 on December 31, 2008. These balances were calculated using a deposit reclassification process which allows the Bank to reclassify certain balances of transactional accounts to non-transactional accounts for the purposes of calculating the required daily non-interest bearing cash reserve balances.

The nature of the Company's business requires that it maintain amounts due from correspondent banks that, at times, may exceed federally insured limits.  No losses have been experienced in these accounts.  The Company believes it is not exposed to any significant risk with respect to these accounts.  The Company was required to maintain contracted clearing balances with other correspondent banks of $225,000 at December 31, 2009 and 2008.

Note 21.  Regulatory Matters

The Company (on a consolidated basis) and the Bank (Community National Bank) are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action capital requirements are applicable to banks, but not bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in Tier 1 capital.  The Company’s trust preferred junior subordinated debentures are includable in Tier 1 capital up to 25% of core capital elements, with the balance includable in Tier 2 capital.  Beginning March 31, 2011, the amount of goodwill, net of deferred tax liability, will be deducted for purposes of calculating the amount of trust preferred junior subordinated debentures includable in Tier 1 capital.  Management believes, as of December 31, 2009, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2009, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank's regulatory capital categories.

The following table shows the regulatory capital ratios for the Company and the Bank as of year end 2009 and 2008:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2009:
Total capital (to risk-weighted assets)
Consolidated	$40,326	11.57%	$27,877	8.00%	N/A	N/A
Bank	$40,336	11.60%	$27,811	8.00%	$34,764	10.00%

Tier I capital (to risk-weighted assets)
Consolidated	$36,875	10.58%	$13,939	4.00%	N/A	N/A
Bank	$36,885	10.61%	$13,906	4.00%	$20,858	6.00%

Tier I capital (to average assets)
Consolidated	$36,875	7.50%	$19,674	4.00%	N/A	N/A
Bank	$36,885	7.51%	$19,643	4.00%	$24,554	5.00%

As of December 31, 2008:
Total capital (to risk-weighted assets)
Consolidated	$36,765	11.04%	$26,639	8.00%	N/A	N/A
Community National Bank	$37,355	11.25%	$26,571	8.00%	$33,214	10.00%

Tier I capital (to risk-weighted assets)
Consolidated	$33,532	10.07%	$13,319	4.00%	N/A	N/A
Community National Bank	$34,122	10.27%	$13,285	4.00%	$19,928	6.00%

Tier I capital (to average assets)
Consolidated	$33,532	7.08%	$18,948	4.00%	N/A	N/A
Community National Bank	$34,122	7.22%	$18,917	4.00%	$23,569	5.00%

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

Note 22.  Fair Value

Effective January 1, 2008, the Company adopted ASC Topic 820-10-20, “Fair Value Measurements and Disclosures”, which provides a framework for measuring and disclosing fair value under US GAAP.  ASC Topic 820-10-20 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC Topic 820-10-20 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

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

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  Assets measured at fair value on a recurring basis at December 31 are summarized below:

December 31, 2009	Level 1	Level 2	Level 3	Total
Assets:
U.S. Government sponsored enterprise securities	$0	$18,806,650	$0	$18,806,650
U.S. Government securities	1,003,233	4,093,459	0	5,096,692
Preferred stock	71,488	0	0	71,488
Total	$1,074,721	$22,900,109	$0	$23,974,830

December 31, 2008
Assets:
U.S. Government sponsored enterprise securities	$0	$8,446,756	$0	$8,446,756
U.S. Government securities	4,200,313	0	0	4,200,313
States and political subdivisions	0	1,162,888	0	1,162,888
Mortgage-backed securities	0	15,600,923	0	15,600,923
Preferred stock	14,404	24,140	0	38,544
Total	$4,214,717	$25,234,707	$0	$29,449,424

Assets measured at fair value on a nonrecurring basis and reflected in the balance sheet at December 31 are summarized below:

December 31, 2009	Level 1	Level 2	Level 3	Total
Assets:
Loans held-for-sale	$0	$321,983	$0	$321,983
Residential mortgage servicing rights	0	1,011,360	0	1,011,360
Impaired loans, net of related allowance	0	2,186,171	0	2,186,171
Other real estate owned	0	743,000	0	743,000
Total	$0	$4,262,514	$0	$4,262,514

December 31, 2008
Assets:
Loans held-for-sale	$0	$1,181,844	$0	$1,181,844
Residential mortgage servicing rights	0	956,891	0	956,891
Impaired loans, net of related allowance	0	1,097,426	0	1,097,426
Other real estate owned	0	185,000	0	185,000
Total	$0	$3,421,161	$0	$3,421,161

Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Investment securities:  The fair value of securities available for sale equals quoted market prices, if available.  If quoted market prices are not available, fair value is determined using quoted market prices for similar securities.  Level 1 securities include certain U.S. Government Bonds and preferred stock.  Level 2 securities include asset-backed securities, including obligations of government sponsored entities, certain U.S Government securities, mortgage-backed securities, municipal bonds and certain equity securities.

During the third quarter of 2008, the Company recorded a non-cash other than temporary impairment charge totaling $739,332 for its investment in two classes of Fannie Mae preferred stock.  An additional write down of $94,446 was taken during the second quarter of 2009 (See Note 2).

Restricted equity securities:  Restricted equity securities comprise FRB stock and FHLBB stock.  These securities are carried at cost, which is believed to approximate fair value, based on the redemption provisions of the FRB and the FHLBB.  The stock is nonmarketable, and redeemable at par value.

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

Mortgage servicing rights:  Mortgage servicing rights are evaluated regularly for impairment based upon the fair   value of the servicing rights as compared to their amortized cost. The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income, with loans divided into strata for valuation purposes based on their terms and features. The Company obtains a third party valuation based upon loan level data including note rate, type and term of the underlying loans. The model utilizes a variety of observable inputs for its assumptions, the most significant of which are loan prepayment assumptions and the discount rate used to discount future cash flows.  Mortgage servicing rights are subject to measurement at fair value on a non-recurring basis and are classified as Level 2 assets.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

	December 31, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$9,603	$9,603	$11,270	$11,270
Securities held-to-maturity	44,766	45,543	37,288	38,212
Securities available-for-sale	23,975	23,975	29,449	29,449
Restricted equity securities	3,907	3,907	3,907	3,907
Loans and loans held-for-sale, net	378,656	388,199	362,460	368,043
Mortgage servicing rights	933	1,011	960	957
Accrued interest receivable	1,895	1,895	2,045	2,045

Financial liabilities:
Deposits	418,786	420,933	402,241	405,236
Federal funds purchased and other borrowed funds	13,411	13,549	12,572	12,574
Repurchase agreements	19,042	19,042	19,086	19,086
Capital lease obligations	877	877	915	915
Subordinated debentures	12,887	11,370	12,887	8,407
Accrued interest payable	234	234	313	313

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2009 and 2008.

Note 23.  Condensed Financial Information (Parent Company Only)

The following financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)
Condensed Balance Sheets
December 31, 2009 and 2008

	2009	2008
Assets
Cash	$125,967	$217,055
Investment in subsidiary - Community National Bank	49,196,444	47,620,153
Investment in Capital Trust	387,000	387,000
Other assets	442,724	462,489
Total assets	$50,152,135	$48,686,697

Liabilities and Shareholders' Equity
Liabilities
Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	375,297	526,805
Total liabilities	13,262,297	13,413,805

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued and
outstanding at December 31, 2009 and 2008 ($100,000 liquidation value)	2,500,000	2,500,000
Common stock, $2.50 par value; 10,000,000 shares authorized at December 31,
2009 and 2008, and 4,759,913 and 4,679,206 shares issued at December 31,
2009 and 2008, respectively (including 21,636 and 22,105 shares issued
February 1, 2010 and 2009, respectively)	11,899,783	11,698,015
Additional paid-in capital	26,192,359	25,757,516
Accumulated deficit	(1,192,409)	(2,592,721)
Accumulated other comprehensive income	112,882	532,859
Less: treasury stock, at cost; 210,101 shares at December 31, 2009 and 2008	(2,622,777)	(2,622,777)
Total shareholders' equity	36,889,838	35,272,892

Total liabilities and shareholders' equity	$50,152,135	$48,686,697

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)
Condensed Statements of Income
Years Ended December 31, 2009 and 2008

	2009	2008
Income
Bank subsidiary distributions	$2,611,000	$2,352,000
Dividends on Capital Trust	29,257	29,257
Total income	2,640,257	2,381,257

Expense
Interest on junior subordinated debentures	974,257	976,340
Administrative and other	357,130	413,178
Total expense	1,331,387	1,389,518

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	1,308,870	991,739
Applicable income tax benefit	442,724	462,489

Income before equity in undistributed net income of subsidiary	1,751,594	1,454,228
Equity in undistributed net income of subsidiary	1,996,268	747,118

Net income	$3,747,862	$2,201,346

Community Bancorp. (Parent Company Only)
Condensed Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009	2008
Cash Flows from Operating Activities
Net income	$3,747,862	$2,201,346
Adjustments to reconcile net income to net cash provided
by operating activities
Equity in undistributed net income of subsidiary	(1,996,268)	(747,118)
Decrease in prepaid assets	0	120,132
Decrease (increase) in income taxes receivable	19,765	(280,000)
Net cash provided by operating activities	1,771,359	1,294,360

Cash Flows from Investing Activities
Decrease in other assets	0	452,060
Net cash provided by operating activities	0	452,060

Cash Flows from Financing Activities
Dividends paid on preferred stock	(187,500)	(187,500)
Dividends paid on common stock	(1,674,947)	(2,081,748)
Net cash used in financing activities	(1,862,447)	(2,269,248)
Net decrease in cash	(91,088)	(522,828)

Cash
Beginning	217,055	739,883
Ending	$125,967	$217,055

Cash Received for Income Taxes	$462,489	$182,488

Cash Paid for Interest	$974,257	$976,340

Supplemental Schedule of Noncash Investing and Financing Activities
Change in unrealized gain on securities available-for-sale	$(636,329)	$638,862

Dividends paid:
Dividends declared	$2,160,050	$3,008,885
Decrease (increase) in dividends payable attributable to dividends declared	151,508	(1,216)
Dividends reinvested	(636,611)	(925,921)
	$1,674,947	$2,081,748

Note 24.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2009 and 2008 is presented below:

	Quarters in 2009 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$6,093,582	$5,960,287	$5,986,293	$6,079,110
Interest expense	2,131,619	1,951,053	1,887,921	1,713,887
Provision for loan losses	125,001	125,001	175,001	200,001
Non-interest income	1,151,556	1,852,451	1,381,757	1,270,669
Non-interest expense	4,500,111	4,755,111	4,357,764	4,420,692
Net income	683,253	1,007,565	1,013,222	1,043,822
Earnings per common share	0.14	0.21	0.21	0.23

	Quarters in 2008 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$7,136,088	$6,700,723	$6,742,377	$6,508,462
Interest expense	3,212,513	2,607,213	2,380,223	2,303,067
Provision for loan losses	62,499	62,499	112,499	261,666
Non-interest income	895,774	1,217,005	1,083,974	839,572
Non-interest expense	4,785,170	4,301,975	4,851,610	4,306,317
Net income	217,048	873,561	314,613	796,124
Earnings per common share	0.05	0.18	0.06	0.17

Note 25.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2009	2008
Income
Commissions from insurance company	$119,701	$444,583
Loan documentation fees	328,750	149,431
Loan servicing fees	421,623	409,244

Expenses
Marketing	$314,772	$414,902
State deposit tax	414,142	465,996
Loss on limited partnerships	983,904	371,084
ATM Fees	383,536	205,956

Note 26.  Subsequent Events

Declaration of Cash Dividend

Effective December 8, 2009, the Company declared a cash dividend of $0.12 per share payable February 1, 2010 to shareholders of record as of January 15, 2010. This dividend has been recorded as of the declaration date including shares issuable under the DRIP plan.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2009 and 2008

     Under Securities and Exchange Commission (SEC) Regulation G, public companies making disclosures containing financial measures that are not in accordance with generally accepted accounting principles in the United States (US GAAP or GAAP) must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure, as well as a statement of the company’s reasons for utilizing the non-GAAP financial measure.  The SEC has exempted from the definition of non-GAAP financial measures certain commonly used financial measures that are not based on GAAP.  However, two non-GAAP financial measures commonly used by financial institutions, namely tax-equivalent net interest income and tax- equivalent net interest margin, have not been specifically exempted by the SEC, and may therefore constitute non-GAAP financial measures under Regulation G.  However, we are unable to state with certainty whether the SEC would regard those measures as subject to Regulation G.

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

     Forward-looking statements are not guarantees of future performance.  They necessarily involve risks, uncertainties and assumptions.  Future results of the Company may differ materially from those expressed in these forward-looking statements.  Examples of forward looking statements included in this discussion include, but are not limited to, estimated contingent liability related to assumptions made within the asset/liability management process, management's expectations as to the future interest rate environment and the Company's related liquidity level, credit risk expectations relating to the Company's loan portfolio and its participation in the Federal Home Loan Bank of Boston (FHLBB) Mortgage Partnership Finance (MPF) program, and management's general outlook for the future performance of the Company, summarized below under "Overview".  Although forward-looking statements are based on management's current expectations and estimates, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control.  Readers are cautioned not to place undue reliance on such statements as they speak only as of the date they are made.  The Company does not undertake, and disclaims any obligation, to revise or update any forward-looking statements to reflect the occurrence or anticipated occurrence of events or circumstances after the date of this Report, except as required by applicable law.  The Company claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

     Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (1) general economic or monetary conditions, either nationally or regionally, continue to deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services; (2) competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial service industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems; (3) interest rates change in such a way as to reduce the Company's margins;  (4) changes in laws or government rules, or the way in which courts and government agencies interpret those laws or rules, increase our costs of doing business or otherwise adversely affect the Company's business; (5) changes in federal or state tax policy; (6) changes in the level of nonperforming assets and charge-offs; (7) changes in estimates of future reserve requirements based upon relevant regulatory and accounting requirements; (8) changes in consumer and business spending, borrowing and savings habits; and (9) the effect of and changes in the United States monetary and fiscal policies, including the interest rate policies and regulation of the money supply by the Federal Reserve Board, which, in turn, may result in inflation and interest rate, securities market and monetary fluctuations.

OVERVIEW

     The Company ended the year on December 31, 2009 with total assets of $505.3 million compared to $487.8 on December 31, 2008.  Gross loans and loans held for sale increased a total of $16.3 million and municipal investments increased $7.5 million, while the available-for-sale securities portfolio decreased $5.5 million, as maturities were used to fund loan demand.  Total deposits on December 31, 2009 were $418.8 million compared to $402.2 million on December 31, 2008.  The change in deposits reflected an increase of $24.6 million in non-maturing accounts, such as demand deposits, NOW and money market accounts and savings accounts, offset by a decrease in certificates of deposit of $8.1 million.  The Company believes that the low interest rate environment has caused some customers to leave money in money market and savings accounts for longer periods than in prior years.  While municipal deposits contributed to some of the growth in these accounts, an increase in non-municipal demand deposits and NOW accounts indicates a trend of growth of core deposits.

     On December 31, 2009, the FDIC required insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.  This assessment includes a three-basis point increase in assessment rates effective January 1, 2011 and assumes a 5% growth in deposit balances.  As a result of this prepayment assessment, the Company recorded a non-interest earning asset of $2.1 million on December 31, 2009, which will be amortized as a non-interest expense in future quarterly periods through 2012.

     The Company declared dividends of $0.48 per common share in 2009 compared to $0.68 per common share in 2008.  This reduction in dividends paid, along with earnings of $3.7 million resulted in a reduction in the Company’s accumulated deficit of $1.4 million and an increase in total shareholders’ equity of $1.6 million.

     Average earning assets increased $5.7 million in 2009 while average interest bearing liabilities increased $7.2 million.  Although average earning assets increased, the average yield earned on interest-earning assets decreased 78 basis points as variable rate assets repriced, and new loans were recorded, at prevailing interest rates.  Similarly, while average interest-bearing liabilities increased, the average rate paid on the average balances decreased by 75 basis points, resulting in a decrease of approximately $328,000 in tax equivalent net interest income.

     Net income for 2009 was $3.7 million, or $.79 per share, compared to $2.2 million, or $.46 per share in 2008.  Total non-interest income was $5.7 million in 2009 compared to $4.0 million in 2008.  Early in the year, the Federal Reserve committed to purchasing high levels of mortgage-backed securities in an effort to stimulate the real estate market.   The Federal Reserve’s actions immediately drove down mortgage interest rates and sparked very strong mortgage refinancing in 2009. As a result, the Company experienced stronger than expected income from the origination and subsequent sale of residential fixed rate mortgages to Freddie Mac during 2009.  Income from sold loans was $1.1 million in 2009 compared to $317,598 in 2008.  Another unanticipated source of non-interest income during 2009 was $471,055 in net realized gains from the sale of the Company’s mortgage backed securities (MBS) and collateralized mortgage obligations (CMO), compared to no realized gains in 2008.  The large increase in non-interest income from sales of loans and investment securities was unanticipated and non-recurring in nature.

     Non-interest expenses in 2009 were $18.0 million compared to $18.2 million, a decrease of 1.2%.  Contributing to the decrease was the write down of the Fannie Mae preferred stock in 2008 of $739,332, compared to a further write down of $94,446 in 2009.  Amortization of the intangibles related to the loans and deposits acquired in the 2007 merger with LyndonBank was also lower during 2009 than 2008.  Furthermore, in 2008 occupancy expense included the merger-related cost of the computer conversion of approximately $450,000 and salary and benefit expense included additional personnel costs associated with post-merger integration of operations.  However, in 2009 the Company incurred a significant expense in FDIC insurance premiums of $784,877, including a FDIC special assessment of $233,500, compared to total FDIC insurance premiums of $144,234 in 2008.

     Although some economic indicators point toward a recovering U.S. economy, the length and depth of recession continues to have a negative impact on the local economy, which is reflected in the high unemployment rates.  The manufacturing industry was hardest hit early in the recession with most if its layoffs occurring in early 2009.  In the farming sector, while milk prices saw some increase in 2009 it was not to the extent needed and the sector remains stressed.  The 2009 construction season was very slow for both commercial and residential contractors, leaving many with depleted financial resources and less prepared for the slow winter season and their 2010 startup.  The service sector ultimately was the last to be touched by the recession, with an increasing proportion of unemployment claims in late 2009.  Tourism is seeing the impact of the recession as well, with lodging, restaurants, and the ski industry reporting their numbers down.  Below average snowfall in the local area during the current winter season has also adversely affected the local tourism industry.  The local real estate markets remain sluggish and listing prices have been reduced in an effort to move homes; inventory levels remain high.  These economic factors are considered in assessing the level of the Company’s reserve for loan losses in an effort to adequately reserve for probable losses due to consequences of the recession. The Company has experienced an increase in past due and non-performing loans and criticized and classified assets during 2009.  Continued deterioration of the local economy and the resulting impact on the Company’s loan portfolio could present a challenge to the Company’s future core earnings. The Company recorded a provision for loan losses of $625,004 in 2009 compared to $499,163 in 2008.

     The regulatory environment continues to increase operating costs and place extensive burden on management resources to comply with rules such as the Sarbanes-Oxley Act of 2002, the USA Patriot Act and the Bank Secrecy Act, established to protect the U.S. financial system and the customer from fraud, identity theft, money laundering, and terrorism.  The Company implemented significant changes to lending procedures brought on by The Mortgage Disclosure Improvement Act that became effective in July 2009, and changes in the regulations under the Real Estate Settlement Procedures Act, which took effect on January 1, 2010. These burdens and associated costs will only increase if the regulatory reform proposals currently being considered in Congress, including the creation of a new Consumer Financial Protection Agency, are enacted.

CRITICAL ACCOUNTING POLICIES

    The Company’s consolidated financial statements are prepared according to US GAAP.  The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities in the consolidated financial statements and related notes.  The SEC has defined a company’s critical accounting policies as those that are most important to the portrayal of the Company’s financial condition and results of operations, and which require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  Because of the significance of these estimates and assumptions, there is a high likelihood that materially different amounts would be reported for the Company under different conditions or using different assumptions or estimates.  Management evaluates on an ongoing basis its judgment as to which policies are considered to be critical.

     Management believes that the calculation of the allowance for loan losses (ALL) is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements.  In estimating the ALL, management considers historical experience as well as other qualitative factors, including the effect of current economic indicators and their probable impact on borrowers and collateral, trends in delinquent and non-performing loans, trends in criticized and classified assets, concentrations of credit, levels of exceptions, and the impact of competition in the market. Management’s estimates used in calculating the ALL may increase or decrease based on changes in these factors, which in turn will affect the amount of the Company’s provision for loan losses charged against current period income.  Actual results could differ significantly from these estimates under different assumptions, judgments or conditions.

     Occasionally, the Company acquires property in connection with foreclosures or in satisfaction of debts previously contracted, other real estate owned (OREO).  Such properties are carried at fair value, which is the market value less estimated cost of disposition, i.e. sales commissions and costs associated with the sale.  Market value is defined as the cash price that might reasonably be anticipated in a current sale that is within 12 months, under all conditions requisite to a fair sale.  A fair sale means that a buyer and seller are each acting prudently, knowledgeably, and under no necessity to buy or sell.  Market value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a Broker’s Price Opinion, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation.  If the Company has a valid appraisal or an appropriate evaluation obtained in connection with the real estate loan, and there has been no obvious and material change in market conditions or physical aspects of the property, then the Company need not obtain another appraisal or evaluation when it acquires ownership of the property. Under recent and current market conditions, and periods of declining market values, the Company will generally obtain a new appraisal or evaluation.

     The amount, if any, by which the recorded amount of the loan exceeds the fair value, less cost to sell, is a loss which is charged to the allowance for loan losses at the time of foreclosure or repossession. The recorded amount of the loan is the loan balance adjusted for any unamortized premium or discount and unamortized loan fees or costs, less any amount previously charged off, plus recorded accrued interest.

     Companies are required to perform quarterly reviews of individual debt and equity securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline and the probability, extent and timing of a valuation recovery, the company’s intent to continue to hold the security and, in the case of debt securities, the likelihood that the company will not have to sell the security before recovery of its cost basis.  Pursuant to these requirements, management assesses valuation declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition and business prospects, or to market-related or other factors, such as interest rates, and in the case of debt securities, the extent to which the impairment relates to credit losses of the issuer, as compared to other factors.  Declines in the fair value of securities below their cost that are deemed in accordance with GAAP to be other than temporary, and declines in fair value of debt securities below their cost that are related to credit losses, are recorded in earnings as realized losses.  The non-credit loss portion of an other than temporary decline in the fair value of debt securities below their cost basis (generally, the difference between the fair value and the estimated net present value of the debt security) is recognized in other comprehensive income as an unrealized loss.

     Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are required to be initially capitalized at fair value and subsequently accounted for using the “fair value method” or the “amortization method”. Capitalized mortgage servicing rights are included in other assets in the consolidated balance sheet. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets.  The value of capitalized servicing rights represents the estimated present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of fair value compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as amortization of other assets.  Subsequent improvement (if any) in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment. Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Factors that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  The Company analyzes and accounts for the value of its servicing rights with the assistance of a third party consultant.

     The Company’s 2007 acquisition of LyndonBank requires the application of the purchase method of accounting.  Under the purchase method, the Company is required to record the net assets and liabilities acquired through an acquisition at fair value, with the excess of the purchase price over the fair value of the net assets recorded as goodwill and evaluated annually for impairment.  The determination of fair value requires the use of assumptions, including discount rates, changes in which could significantly affect assigned fair values.

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

RESULTS OF OPERATIONS

    The Company’s net income of $3.8 million for the year ended December 31, 2009 represented an increase of $1.6 million or 70.3% from net income of $2.2 million for 2008, resulting in earnings per common share of $0.79 and $0.46, respectively.  A slight decrease of $149,842 or 0.90% is noted in net interest income for 2009 compared to 2008, which is attributable to a decrease in interest rates throughout 2009 and continued pressure on the net interest spread and net interest margin.  Non-interest income increased $1.6 million or 40.1%, while non-interest expense decreased $211,394 or 1.2%.  The increase in non-interest income was mostly driven by the points and premiums booked in connection to the high volume of loans originated and sold on the secondary market.  Income from the sale of these loans amounted to $1.1 million for 2009 compared to $317,598 for 2008.  The Company sold its entire portfolio of Mortgage Backed Securities (MBS) and Collateralized Mortgage Obligations (CMO) during 2009 for a net gain of $471,055 which contributed to the increase in non-interest income.  While the Company recorded less of a non-cash charge to income on its investment in the Fannie Mae preferred stock in 2009 ($94,446, versus $739,332 in 2008), the additional FDIC insurance expense of $640,643 offset the $644,886 difference in investment securities write downs year over year.  The Company is continuing to see the benefits from the merger with LyndonBank at the end of 2007 as the costs of the merger process diminish and the benefits of the asset base and economies of scale increase as noted in various sections throughout this discussion.

     The Company’s average assets increased $2.3 million or .48% in 2009, with total average assets of $493.8 million during 2009, compared to average assets of $491.5 million during 2008.  The average loan portfolio increased $12.4 million or 3.5% from 2008 to 2009.  That increase was partially offset by a decrease in the average volume of the investment portfolio of $5.2 million or 6.4% and cash and due from banks, including overnight deposits of $2.4 million or 21.3%.

     Return on average assets (ROA), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity (ROE), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

     The following table shows these ratios, as well as other equity ratios, for each of the last two fiscal years:

	December 31,
	2009	2008

Return on Average Assets	0.76%	0.45%
Return on Average Equity	10.44%	6.30%
Dividend Payout Ratio (1)	60.76%	147.83%
Average Equity to Average Assets Ratio	7.27%	7.10%

(1)Dividends declared per common share divided by earnings per common share.

INTEREST INCOME VERSUS INTEREST EXPENSE

     The largest component of the Company’s operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings).  The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate).  Tables A and B below provide a comparison for each period.  A portion of the Company’s income from municipal investments is not subject to income taxes.  Because the proportion of tax-exempt items in the Company's portfolio varies from year-to-year, to improve comparability of information across years, the non-taxable income shown in tables A and B below has been converted to a tax equivalent basis. Because the Company’s corporate tax rate is 34%, to equalize tax-free and taxable income in the comparison, we divide the tax-free income by 66%, with the result that every tax-free dollar is equivalent to $1.52 in taxable income.

     Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $44.8 million and $37.3 million, respectively, at December 31, 2009 and 2008, along with a small municipal portfolio classified as available-for-sale amounting to approximately $1.2 million at December 31, 2008 that was acquired through the merger with LyndonBank.  The Company sold the $1.2 million portfolio during the first month of 2009 and recorded a loss of $12,122.  The Company’s available-for-sale portfolio includes two classes of Fannie Mae preferred stock acquired through the acquisition of LyndonBank, which carried a 70% tax exemption on dividends paid.  Dividend payments on the Fannie Mae preferred stock, which amounted to $68,843 for the first nine months of 2008, ceased in the last quarter of 2008 following the federal government’s action in September, 2008 placing Fannie Mae under conservatorship.  There were no dividends paid on this stock in 2009 and resumption of dividends on such stock in the near term is unlikely.

     The following table provides the reconciliation between net interest income presented in the statement of income and the tax equivalent net interest income presented in Table A below for the 12 month comparison periods of 2009 and 2008.

	For years ended
	December 31,
	2009	2008
	(Dollars in Thousands)

Net interest income as presented	$16,435	$16,584
Effect of tax-exempt income	705	884
Net interest income, tax equivalent	$17,140	$17,468

     The table below presents the following information for each of the last two fiscal years: average earning assets (including non-accrual loans) and average interest-bearing liabilities supporting earning assets; and tax equivalent interest income and interest expense expressed both in dollars and as a rate/yield.

Table A
Average Balances and Interest Rates

		2009			2008
	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield
Interest-Earning Assets	(Dollars in Thousands)

Loans (1)	$370,527	$21,908	5.91%	$358,127	$23,633	6.60%
Taxable investment securities	25,344	779	3.07%	31,875	1,464	4.59%
Tax exempt investment securities	46,299	2,072	4.48%	45,077	2,624	5.82%
Federal funds sold and overnight deposits	170	0	0.00%	1,734	64	3.69%
FHLBB stock (2)	3,319	0	0.00%	3,319	122	3.68%
Other investments	975	65	6.67%	843	64	7.59%
Total	$446,634	$24,824	5.56%	$440,975	$27,971	6.34%

Interest-Bearing Liabilities

NOW & money market funds	$126,369	$1,293	1.02%	$123,203	$2,069	1.68%
Savings deposits	53,218	163	0.31%	50,087	184	0.37%
Time deposits	169,267	4,692	2.77%	176,916	6,576	3.72%
Federal funds purchased and other borrowed funds	21,189	235	1.11%	14,662	360	2.46%
Repurchase agreements	18,401	255	1.39%	16,319	263	1.61%
Capital lease obligations	894	72	8.05%	913	75	8.21%
Junior subordinated debentures	12,887	974	7.56%	12,887	976	7.57%
Total	$402,225	$7,684	1.91%	$394,987	$10,503	2.66%

Net interest income		$17,140			$17,468
Net interest spread (3)			3.65%			3.68%
Interest margin (4)			3.84%			3.96%

(1) Included in gross loans are non-accrual loans with an average balance of $3,193,691 and $1,186,511 for the twelve months ended 2009 and 2008, respectively. Loans are stated before deduction of unearned discount and allowance for loan losses.
(2) Dividends on FHLBB stock ceased during the fourth quarter of 2008 and are suspended until further notice.
(3) Net interest spread is the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(4) Interest margin is net interest income divided by average earning assets.

     Interest income from loans of $21.9 million accounts for approximately 88.3% of total tax-equivalent interest income for 2009, compared to $23.6 million or 84.5% for 2008, with average yields of 5.91% and 6.60%, respectively. The average volume of loans increased $12.4 million, or 3.46% from 2008 to 2009, while the average rate earned on these assets decreased 69 basis points from 2008 to 2009, reflecting the low interest rate environment that prevailed throughout 2009, as loans repriced and new loans were recorded at lower rates.  Other investments consist primarily of required holdings of Federal Reserve Bank Stock (FRB), based on the Company’s paid in capital, and a capital contribution in CMTV Statutory Trust I (See Note 11 of the financial statements) at the Holding Company level.  As discussed in various sections of this Annual Report, dividend payments on the Federal Home Loan Bank of Boston Stock (FHLBB) ceased as of the beginning of 2009.  The annualized dividend rate on the FHLBB stock started the 2008 year at 6.50% and decreased to an annualized rate of 2.5% by the third quarter of 2008 when dividend payments ceased.  Dividends earned on the FHLBB stock in 2008 amounted to $121,267 with an average yield of 3.68%.  For presentation purposes, the Company chose to segregate this investment from other investments in order to more accurately present the yields on the remaining investments.

     Interest expense on time deposits represents approximately 61.1% of total interest expense for 2009 compared to 62.6% for 2008, with interest expense totaling $4.7 million and $6.6 million, respectively, and average rates paid of 2.77% and 3.72%, respectively.  The average volume of time deposits decreased $7.6 million or 4.3%, and the average rate paid decreased 95 basis points from 2008 to 2009.  The average volume of the capital lease obligation decreased $18,485 or approximately 2.0% from 2008 to 2009, which, due to the nature of the obligation will continue to decrease throughout its term.  Increases are noted in the average volumes of all other components of interest-bearing liabilities, with federal funds purchased and other borrowed funds (primarily through FHLBB) reporting the largest increase of $6.5 million or 44.5%, with average rates paid of 1.11% for 2009 compared to 2.46% for 2008.  Average balances of NOW and money market funds reported the second largest increase of $3.2 million or 2.6%, with average rates paid of 1.02% for 2009, compared to 1.68% for 2008.  The cost of borrowing funds through FHLBB remained more favorable during 2009 causing the Company to turn to that funding source as opposed to paying higher rates to attract more long-term borrowings such as time deposits.  This funding strategy accounts for the decrease in those deposits and the increase in borrowed funds. This strategy also helped the Company to limit the decline in the net interest spread to three basis points, with a spread of 3.65%for 2009, compared to last year’s spread of 3.68% in spite of the prolonged low-rate environment.

     The Company uses a deposit reclassification tool as an additional means to increase spread income. Deposit reclassification allows banks to reclassify certain balances of transactional accounts to non-transactional accounts for the purposes of calculating the daily non-interest bearing cash reserve balances required to be maintained at the FRB.  Prior to implementation in 2007, the Company’s reserve requirement for any given period was in excess of $1.0 million, with a 2006 year-end reserve requirement totaling approximately $3.0 million.  At December 31, 2009, the reserve requirement was $275,000 compared to $256,000 at December 31, 2008.  Under amendments to the Federal Reserve Act adopted in 2006 and further amended by EESA in 2008, the FRB began paying interest on required reserve balances in October 2008 at a rate equal to the average targeted federal funds rate less 10 basis points.

     The following table summarizes the variances in income for the years 2009 and 2008 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid.

Table B
Changes in Interest Income and Interest Expense

	2009 vs. 2008
	Variance	Variance
Rate / Volume	Due to	Due to	Total
	Rate(1)	Volume(1)	Variance
	(Dollars in Thousands)
Interest-Earning Assets

Loans	$(2,544)	$818	$(1,726)
Taxable investment securities	(484)	(200)	(684)
Tax exempt investment securities	(622)	71	(551)
Federal funds sold and overnight deposits	(60)	(4)	(64)
FHLBB stock	(122)	0	(122)
Other investments	(10)	10	0
Total	$(3,842)	$695	$(3,147)

Interest-Bearing Liabilities

NOW & money market funds	$(829)	$53	$(776)
Savings deposits	(34)	12	(22)
Time deposits	(1,672)	(212)	(1,884)
Federal funds purchased and other borrowed funds	(284)	160	(124)
Repurchase agreements	(41)	33	(8)
Capital lease obligations	(2)	(1)	(3)
Junior subordinated debentures	(2)	0	(2)
Total	$(2,864)	$45	$(2,819)

Changes in Net Interest Income	$(978)	$650	$(328)

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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income increased 40.1% to $5.7 million in 2009 from just over $4.0 million in 2008. Income from sold loans and gains on securities are the largest items that contribute to total non-interest income.  Income from sold loans was approximately $1.1 million in 2009, an increase of $796,501 or 250.8% compared to $317,598 in 2008.  Due principally to the low interest rate environment in 2009 and the associated refinance activity, the Company experienced heavy secondary market residential mortgage sales volume.  Originations of loans sold to the secondary market were $70.1 million in 2009 compared to $27.4 million in 2008.  Although the Company anticipates a constant volume of secondary market sales, it does not expect to see numbers comparable to 2009 in the near future.  As mentioned in the “Results of Operations”, the Company chose to sell its entire MBS and CMO portfolios during the first half of 2009, resulting in a net gain of $471,055. These portfolios were acquired in the merger with LyndonBank. Historically, the Company has chosen not to hold MBS and CMOs in its investment portfolio.  Exchange income, a component of other income, increased $110,000 or 169.2% from $65,000 in 2008 to $175,000 in 2009.  The Company has five branch offices in close proximity to the US/Canadian border so depending on the currency exchange rate, these offices can experience a fairly constant volume of currency exchange.  The currency exchange rate was closer to par in 2008 thereby generating less demand for exchange.  Another component of other income, Supplemental Employee Retirement Plan (SERP) income, increased $100,941 from a loss of $64,984 in 2008 to income of $35,957 in 2009. This is investment income from assets held in a rabbi trust under the Company’s SERP.

Non-interest Expense: The Company's non-interest expense decreased 1.2% to just over $18.0 million compared to $18.2 million for 2008.  Salaries and wages increased $85,147 or 1.4% for 2009 compared to 2008.  The Company had anticipated a decrease in salaries due to the retirement of several long-time officers and employees whose positions were filled from within.  This decrease was offset by an increase of approximately $100,000 in commissions paid to mortgage loan originators given the high volume of loan activity during 2010.  Decreases are noted in many of the other components of non-interest expense with the most significant decrease on the write down of its investment in two classes of Fannie Mae preferred stock.  In 2008, the Company recorded a total non-cash charge before taxes of $739,332 ($487,959, net of tax) for this write down, compared to $94,446 ($62,334, net of tax) in 2009, a decrease of $644,886 or 87.2%.  This decrease was offset by an increase in FDIC insurance premiums of $640,643 with total premiums for 2008 of $144,234 compared to $784,877 for 2009.  The 2009 premiums include the “special assessment” paid in 2009 in the amount of $233,500.  Employee benefits decreased $155,135 or 6.7% from 2008 to 2009 which is attributable primarily to the higher costs in 2008 related to the LyndonBank merger.  Group insurance payments decreased $186,419 or 14.7% from 2008 to 2009 due in part to insurance payments made on behalf of former LyndonBank employees whose employment was terminated during the first half of 2008.  Occupancy expense decreased $244,161 or 7.6% with total expenses of $3.2 million for 2008 compared to $3.0 million for 2009.  Service contracts, a component of occupancy expense, decreased $60,559 or 8.4% from 2008 to 2009.  As a result of the LyndonBank merger, the Company acquired additional costs to terminate service contracts held by the former LyndonBank, accounting for this decrease from 2008 to 2009.  Other expenses increased $273,438 or 5.4% from 2008 to 2009.  Although some components of other expenses such as marketing, contributions and currency and transportation cost decreased in total by $161,164 or 22.7%, loss on limited partnerships increased $612,820 or 165.1%.  The amortization of the Company’s core deposit intangible (discussed in Note 7) was $665,760 for 2009 compared to $832,200 for 2008, contributing to a portion of the decrease in non-interest expense.

     Total losses relating to various limited partnership investments for affordable housing in our market area constitute a notable portion of other expenses.  These losses amounted to $983,904 or 18.4% of other expenses in 2009 compared to $371,084 or 7.3% in 2008. These investments provide tax benefits, including tax credits, and are designed to yield between 8% and 10%.The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit.  The Company entered into a new local partnership in 2009 with an amortization expense for the year of $626,185 which is the same partnership that produced the one-time historic tax credit of $549,378 mentioned in the “Results of Operations”.

APPLICABLE INCOME TAXES

     Provisions for income taxes increased as the tax benefit decreased from $324,622 in 2008 to a tax benefit of $315,319 in 2009, a decrease of $9,303 or 2.9%.  The decrease in the tax benefit in 2009 compared to 2008 reflected the increase in non-interest earnings in 2009, as well as the 2008 tax benefit of $251,373 on the write down of the Fannie Mae preferred stock and the tax benefit of $72,967 on the 2008 write down of mortgage servicing rights.  The offset was the tax credits for the investments in the limited partnerships of $402,780 in 2008 compared to $1,022,294 in 2009.

CHANGES IN FINANCIAL CONDITION

     The following discussion refers to the volume of average assets, liabilities and shareholders’ equity in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity” on the next page.

     Average assets increased $2.3 million or 0.48% from December 31, 2008 to December 31, 2009.  The average volume of loans increased $12.4 million or 3.5% despite a weakening economy, due in part to the decrease in mortgage interest rates during the last quarter of 2008, which continued throughout 2009.  This decrease sparked interest in new loans and refinancings in both the residential and commercial mortgage portfolios.  The average volume of taxable investments decreased $6.5 million, or 20.3% during 2009, while the average volume of the tax-exempt portfolio increased approximately $1.1 million or 2.7% in volume year over year.  When the Company sold its MBS and CMO portfolios during 2009, it only replaced the volume necessary to collateralize its repurchase agreements with U.S. government sponsored enterprise securities, deploying funds to meet loan growth.  The held to maturity portfolio is made up of local municipal accounts and increased due to competitive pricing by the Company.

     Average liabilities increased $1.4 million or 0.30% from December 31, 2008 to December 31, 2009.  The average volume of time deposits decreased $7.6 million or 4.3% from 2008 to 2009 and the average volume of demand deposits decreased $3.1 million or 5.6% for the same period.  NOW and money market funds increased $3.2 million in average volume or by 2.6% and savings accounts increased $3.1 million or 6.3% year over year.  The average volume of borrowed funds increased $7.4 million or 50.6% from 2008 to 2009.  The average cost of funds from FHLBB during 2009 was 0.30%, causing the Company to rely more heavily on this source of funding as opposed to offering higher rates in order to replace the maturing time deposits.  While the Company strives to keep its core customers, there was not as much emphasis placed on attracting rate shoppers.  The Company was able to attract new municipal accounts, most of which were in the form of NOW or money market funds and some savings accounts, reflecting the increase in these categories.

    The following table provides a visual comparison of the breakdown of average assets and liabilities as well as average shareholders' equity for the comparison periods.  The numbers for 2007 are not reflective of the numbers for the acquired LyndonBank.

Distribution of Assets, Liabilities and Shareholder's Equity

	Year ended December 31,
	2009		2008		2007
Average Assets	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$8,672	1.76%	$9,504	1.93%	$7,004	2.01%
Federal funds sold and overnight deposits	170	0.03%	1,734	0.35%	10,203	2.93%
Taxable investment securities(1)	25,344	5.13%	31,875	6.49%	22,567	6.49%
Tax-exempt investment securities(1)	46,299	9.38%	45,077	9.17%	25,384	7.30%
Other securities(1)	3,907	0.79%	3,775	0.77%	2,391	0.69%
Total investment securities	75,550	15.30%	80,727	16.43%	50,342	14.48%
Gross loans	370,527	75.03%	358,127	72.86%	263,597	75.78%
Reserve for loan losses and accrued fees	(3,624)	-0.73%	(3,399)	-0.69%	(2,852)	-0.82%
Premises and equipment	14,286	2.89%	15,570	3.17%	12,111	3.48%
Other real estate owned	435	0.09%	63	0.01%	0	0.00%
Investment in Capital trust	387	0.08%	387	0.08%	65	0.02%
Bank owned life insurance	3,748	0.76%	3,622	0.74%	0	0.00%
Core deposit intangible	2,980	0.60%	3,710	0.76%	0	0.00%
Goodwill	11,574	2.34%	10,785	2.19%	0	0.00%
Other assets	9,135	1.85%	10,665	2.17%	7,364	2.12%
Total average assets	$493,840	100%	$491,495	100%	$347,834	100%

Average Liabilities

Demand deposits	$51,989	10.53%	$55,053	11.20%	$47,614	13.69%
Now and money market accounts	126,369	25.59%	123,203	25.07%	77,431	22.26%
Savings accounts	53,218	10.77%	50,087	10.19%	39,005	11.21%
Time deposits	169,267	34.28%	176,916	36.00%	132,393	38.06%
Total average deposits	400,843	81.17%	405,259	82.46%	296,443	85.22%

Other borrowed funds	22,083	4.47%	14,662	2.98%	1,685	0.49%
Repurchase agreements	18,401	3.73%	16,319	3.32%	13,825	3.97%
Junior subordinated debentures	12,887	2.61%	12,887	2.62%	2,154	0.62%
Other liabilities	3,721	0.75%	7,452	1.52%	2,255	0.65%
Total average liabilities	457,935	92.73%	456,579	92.90%	316,362	90.95%

Average Shareholders' Equity

Preferred stock	2,500	0.50%	2,500	0.51%	109	0.03%
Common stock	11,787	2.39%	11,601	2.36%	11,222	3.23%
Additional paid-in capital	25,892	5.24%	25,488	5.19%	23,659	6.80%
Accumulated deficit	(1,896)	-0.38%	(2,060)	-0.42%	(741)	-0.21%
Less: Treasury stock	(2,623)	-0.53%	(2,623)	-0.54%	(2,618)	-0.75%
Accumulated other comprehensive
income (loss)(1)	245	0.05%	10	0.00%	(159)	-0.05%
Total average shareholders' equity	35,905	7.27%	34,916	7.10%	31,472	9.05%
Total average liabilities and
shareholders' equity	$493,840	100%	$491,495	100%	$347,834	100%

(1)
In accordance with accounting for investments, securities classified as held to maturity are carried at book value and securities classified as available for sale are carried at fair value with the unrealized gain (loss), net of applicable income taxes, reported as a net amount in accumulated other comprehensive income (loss).  The Company does not carry, nor does it intend to carry, securities classified as trading.

CERTAIN TIME DEPOSITS

    Increments of maturity of time certificates of deposit and other time deposits of $100,000 or more outstanding on December 31, 2009 are summarized as follows:

Maturity Date	(Dollars in Thousands)

3 Months or Less	$16,103
Over 3 through 6 Months	15,673
Over 6 through 12 Months	8,646
Over 12 Months	22,840
Total	$63,262

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

     The Company’s Asset/Liability Policy has been enhanced with a contingency funding plan to help management prepare for unforeseen liquidity restrictions to include hypothetical severe liquidity crises.

     While assumptions are developed based upon current economic and local market conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

     The following reflects the Company's NII sensitivity analysis over one-year and two-year horizons, assuming a parallel shift of the yield curve as of December 31, 2009.

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-0.79%	Down 100 basis points	-4.57%
Up 200 basis points	-0.24%	Up 200 basis points	2.58%

     The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions and factors, some of which are outside the Company’s control, including, among others, the nature and timing of interest rate levels, yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

Credit Risk - A primary challenge of management is to reduce the exposure to credit loss within the loan portfolio. Management follows established underwriting guidelines, and exceptions to the policy must be approved in accordance with limits prescribed by the Board of Directors.  The adequacy of the loan loss coverage is reviewed quarterly by the risk management committee of the Board of Directors and then presented to the full Board of Directors for approval.  This committee meets to discuss, among other matters, potential exposures, historical loss experience, and overall economic conditions.  Existing or potential problems are noted and addressed by senior management in order to assess the risk of probable loss or delinquency.  A variety of loans are reviewed periodically by an independent firm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures, as well as those set by the regulatory authorities.  The Company also has a Credit Administration department whose function includes credit analysis and monitoring and reporting on the status of the loan portfolio including delinquent and non-performing loans.  Credit risk may also arise from geographic concentration of loans.  While the Company’s loan portfolio is derived primarily from its primary market area in northern Vermont, and in particular, Orleans County, geographic concentration is partially mitigated by the continued growth of the Company’s loan portfolio in central Vermont, and through the year-end 2007 LyndonBank acquisition, which increased the level of loans particularly in Caledonia County, and to a lesser extent in Lamoille and Franklin Counties.  The Company also monitors concentrations of credit to individual borrowers, to various industries, and to owner and non-owner occupied commercial real estate.

     The following table reflects the composition of the Company's loan portfolio as of December 31,

Composition of Loan Portfolio(1)

	2009		2008		2007		2006		2005
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)
Real Estate Loans
Construction & Land
Development	$16,869	4.41%	$15,204	4.15%	$12,896	3.62%	$11,889	4.42%	$13,931	5.52%
Farm Land	10,039	2.63%	8,534	2.33%	9,646	2.70%	3,217	1.19%	2,870	1.14%
1-4 Family Residential	216,458	56.62%	213,279	58.28%	195,845	54.92%	157,008	58.30%	144,777	57.40%
Commercial	97,620	25.54%	88,547	24.19%	85,576	24.00%	54,236	20.14%	48,505	19.23%
Loans to Finance
Agricultural Production	952	0.25%	884	0.24%	2,431	0.68%	224	0.08%	214	0.09%
Commercial & Industrial	26,496	6.93%	23,307	6.37%	31,258	8.77%	21,993	8.17%	20,049	7.95%
Consumer Loans	13,635	3.57%	15,922	4.35%	18,461	5.18%	20,588	7.65%	21,296	8.44%
All Other Loans	190	0.05%	317	0.09%	459	0.13%	141	0.05%	567	0.23%
Gross Loans	382,259	100%	365,994	100%	356,572	100%	269,296	100%	252,209	100%

Less:
Allowance for Loan
Losses	(3,451)		(3,233)		(3,026)		(2,268)		(2,189)
Deferred Loan Fees	(152)		(301)		(443)		(632)		(684)
Net Loans	$378,656		$362,460		$353,103		$266,396		$249,336

(1) Includes loans held for sale and the loan portfolio of the acquired LyndonBank at fair value for 2009, 2008 and 2007;
balances presented for 2006 and 2005 do not include LyndonBank loans.

     The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2009.

Maturity Schedule

	Fixed Rate Loans				Variable Rate Loans
	Within	2 - 5	After		Within	2 - 5	After
	1 Year	Years	5 years	Total	1 Year	Years	5 years	Total
	(Dollars in Thousands)
Real Estate
Construction & Land Development	$4,021	$137	$5,438	$9,596	$6,117	$506	$650	$7,273
Secured by Farm Land	73	497	2,829	3,399	3,644	2,123	873	6,640
Commercial Real Estate	5,693	3,331	10,248	19,272	25,242	49,906	3,200	78,348
Loans to Finance Agricultural Production	15	79	66	160	693	99	0	792
Commercial & Industrial Loans	3,029	7,026	875	10,930	11,025	4,555	(14)	15,566

Total	$12,831	$11,070	$19,456	$43,357	$46,721	$57,189	$4,709	$108,619

Allowance for loan losses and provisions - The Company maintains an allowance for loan losses at a level that management believes is appropriate to absorb losses inherent in the loan portfolio (See “Critical Accounting Policies). Although the Company, in establishing the allowance, considers the inherent losses in individual loans and pools of loans, the allowance is a general reserve available to absorb all credit losses in the loan portfolio.  No part of the allowance is segregated for, or allocated to, any particular loan or pools of loans.

     When establishing the allowance each quarter the Company applies a combination of historical loss factors and qualitative factors to pools of loans including the residential mortgage, commercial real estate, commercial and industrial, and consumer loan and overdraft portfolios.  The Company will shorten or lengthen its look back period for determining average portfolio historical loss rates as the economy either contracts or expands; during a period of economic contraction a shortening of the look back period may more conservatively reflect the current economic climate.  In light of the current recession, in late 2008 the Company modified its allowance methodology by shortening its historical look back period from five years to one to two years, and by also comparing loss rates to losses experienced during the last economic downturn, from 1999 to 2002. The highest loss rates experienced for these look back periods are applied to the various pools in establishing the allowance.

     The Company then applies numerous qualitative factors to each of these segments of the loan portfolio. Those factors include the levels of and trends in delinquencies and non-accrual loans, criticized and classified assets, volumes and terms of loans, and the impact of any loan policy changes. Experience, ability and depth of lending personnel, levels of policy and documentation exceptions, national and local economic trends, the competitive environment, and concentrations of credit are also factors considered.

     The following table summarizes the Company's loan loss experience for each of the last five years.

Summary of Loan Loss Experience (1)

December 31,	2009	2008	2007	2006	2005
	(Dollars in Thousands)

Loans Outstanding End of Year	$382,259	$365,994	$356,572	$269,296	$252,209

Average Loans Outstanding During Year	$370,527	$358,127	$263,597	$263,901	$238,376

Loan Loss Reserve, Beginning of Year	$3,233	$3,026	$2,268	$2,189	$2,153
Loans Charged Off:
Residential Real Estate	110	162	0	6	5
Commercial Real Estate	80	16	51	17	0
Commercial	140	109	25	13	45
Consumer	146	115	172	91	130
Total	476	402	248	127	180
Recoveries:
Residential Real Estate	2	7	14	1	1
Commercial Real Estate	18	2	12	6	0
Commercial	12	21	3	3	6
Consumer	37	80	42	58	59
Total	69	110	71	68	66

Net Loans Charged Off	407	292	177	59	114
Provision Charged to Income	625	499	148	138	150

Allowance for loan loss of acquired bank	0	0	787	0	0
Loan Loss Reserve, End of Year	$3,451	$3,233	$3,026	$2,268	$2,189

Net Losses as a Percent of Average Loans	0.11%	0.08%	0.07%	0.02%	0.05%
Provision Charged to Income as a Percent
of Average Loans	0.17%	0.14%	0.06%	0.05%	0.06%
At End of Year:
Loan Loss Reserve as a Percent of
Outstanding Loans	0.90%	0.88%	0.85%	0.84%	0.87%

(1)  Does not include the loan loss experience for the acquired LyndonBank for 2005 through 2007.

     Specific allocations to the reserve are made for impaired loans.  Impaired loans are those that have been placed in non-accrual status. Commercial and commercial real estate loans are placed in non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more. Such a loan need not be placed in non-accrual status if it is both well secured and in the process of collection.  Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case by case basis to assure that the Company’s net income is not materially overstated. The Company obtains current property appraisals and valuations and considers the cost to carry and sell collateral in order to assess the level of specific allocations required. Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due.

     A portion of the allowance (termed "unallocated") is established to absorb inherent losses that exist as of the valuation date although not specifically identified through management's process for estimating credit losses.  While the allowance is described as consisting of separate allocated portions, the entire allowance is available to support loan losses, regardless of category.

     The following table shows the allocation of the allowance for loan losses, as well as the percent of loans in each category to total loans:

Allocation of Allowance for Loan Losses (1)
December 31,	2009	%	2008	%	2007	%	2006	%	2005	%
	(Dollars in Thousands)
Domestic
Residential Real Estate	$1,589	57%	$1,404	58%	$1,258	55%	$1,055	58%	$973	57%
Commercial (2)	1,616	40%	1,497	37%	1,486	40%	956	34%	858	34%
Consumer	182	3%	255	5%	248	5%	204	8%	229	9%
Unallocated	64	0%	77	0%	34	0%	53	0%	129	0%
Total	$3,451	100%	$3,233	100%	$3,026	100%	$2,268	100%	$2,189	100%

(1) Does not include loan loss allowance information for the acquired LyndonBank for 2005 through 2007.
(2) Includes commercial loans secured by real estate, as well as unsecured commercial loans and those secured by other types of collateral

     The Company has experienced an increase in collection activity on loans 30 to 60 days past due during 2009. The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure.  The Company’s non-performing loans increased $2.6 million or 101.7% for 2009 compared to 2008, approximately $1.1 million or 73% for 2008 compared to 2007, $550 thousand or 59% for 2007 compared to 2006, and approximately $314 thousand or 51% for 2006 compared to 2005.  The increase for 2009 is attributable to three 1-4 family residential mortgage loans of substantial size, one of which amounts to $1.3 million and a commercial mortgage property amounting to $318,957.  The increase for 2008 is attributable primarily to five loans of substantial size that were changed to a non-accrual status during 2008.  The increase for 2007 is attributable primarily to the consolidation of non-performing loans of the recently acquired LyndonBank, which included $12 thousand in commercial loans past due 90 days or more and $757 thousand in non-accrual loans.  Management reports increasing trends in the levels of non-performing loans and criticized and classified assets, which is consistent with the length and depth of the current economic recession. Accordingly, during 2009 the Company has carried the maximum qualitative factor adjustment for economic conditions and has increased the factors for trends in delinquency and non-accrual loans and criticized and classified assets.

     When it is determined that future collection of interest and principal is doubtful, a loan is placed in non-accrual status.  At this point, the Company's policy is to reverse the accrued interest against current period income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months.  Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan principal balance.  Deferred taxes are calculated monthly, based on interest amounts that would have accrued through the normal accrual process.  As of December 31, for each respective year, this interest amounted to $117,575 for 2009, $72,954 for 2008, $55,507 for 2007, $32,362 for 2006, and $6,889 for 2005.

     Non-performing assets were made up of the following:

Non-Performing Assets (1)
December 31,	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Accruing Loans Past Due 90 Days or More:
Consumer	$20	$2	$11	$32	$8
Commercial	0	0	0	60	0
Commercial Real Estate	0	0	70	0	0
Residential Real Estate	538	245	57	113	169
Total Past Due 90 Days or More	558	247	138	205	177

Non-accrual Loans	3,844	2,119	1,338	721	436

Total Non-accrual, Past Due Loans	4,402	2,366	1,476	926	613
Other Real Estate Owned	743	185	0	0	0
Total Non Performing Loans	$5,145	$2,551	$1,476	$926	$613

Percent of Gross Loans	1.35%	0.70%	0.41%	0.34%	0.24%
Reserve Coverage of Non Performing Loans	67.07%	126.73%	205.01%	244.92%	357.10%

(1)  Does not include non-performing assets for the acquired LyndonBank for 2005 through 2007.

     The Company’s impaired loans increased $2.0 million or 107.8% during 2009 from $1.8 million at December 31, 2008 to $3.8 million as of December 31, 2009 with the increase almost equally divided between residential and commercial mortgage loans.  Specific allocations to the reserve increased accordingly for the same period, from $100,862 to $232,900.  Three of the impaired loans to one borrower totaling just under $1.0 million at December 31, 2008 were rewritten through a “Troubled Debt Restructuring” in 2009.  As of December 31, 2009, the book balance was $629,457 and the loan is being repaid according to terms.  The impaired portfolio mix as of December 31, 2009 includes approximately 65% residential real estate, 30% commercial real estate, with the balance in commercial or installment loans not secured by real estate, compared to 47%, 17%, and 36%, respectively in 2008.

     The Company’s OREO portfolio at December 31, 2009 consists of two properties acquired through the normal foreclosure process amounting to $158,000 and one former LyndonBank branch property in Derby, Vermont with an estimated fair value of $585,000, which was placed in OREO a short time after the merger, when that branch was consolidated with the Company’s main office.

     The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

     The Company is committed to a conservative lending philosophy and maintains high credit and underwriting standards. As of December 31, 2009, the Company maintained a residential loan portfolio of $216.5 million compared to $213.3 million as of December 31, 2008 and a commercial real estate portfolio (including construction, land development and farm land loans) of $124.5 million as of December 31, 2009 and $112.3 million as of December 31, 2008, together accounting for approximately 90% of the total loan portfolio for each period.

     The residential mortgage portfolio makes up the largest part of the overall loan portfolio and continues to have the lowest historical loss ratio.  The Company maintains a mortgage loan portfolio of traditional mortgage products and has not engaged in higher risk loans such as option ARM products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates.  In areas of the country where such risky products were originated, borrowers with little or no equity in their property have been defaulting on mortgages they can longer afford, and walking away from those properties as real estate values have fallen precipitously.  While real estate values have declined in the Company’s market area, the sound underwriting standards historically employed by the Company have mitigated the trends in defaults and property surrenders experienced elsewhere.  Residential mortgages with loan-to-values exceeding 80% are generally covered by private mortgage insurance (PMI).  A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated.  Junior lien home equity products make up 24% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%.  The residential mortgage portfolio has performed well in light of current economic conditions.

     Risk in the Company’s commercial and commercial real estate loan portfolios is mitigated in part by using government guarantees issued by federal agencies such as the US Small Business Administration and USDA Rural Development. At December 31, 2009, the Company had $17.8 million in guaranteed loans, compared to $15.9 million at December 31, 2008.

     Net loan losses increased for 2009, 2008 and 2007, while decreases are noted for 2006 compared to 2005.  Given these trends and the depth of the current recession, management increased the provision for loan losses to $625,004 for 2009, compared to $499,163 for 2008 and believes this is directionally consistent with the trends and risk in the loan portfolio and with the increase in the amount of the portfolio. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans, and management continues to monitor the loan portfolio closely.

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

INVESTMENT SECURITIES

     The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs.  The Company’s portfolio of available-for-sale securities decreased approximately $5.5 million in 2009, from $29.5 million at December 31, 2008 to just under $24.0 million at December 31, 2009.  This decrease is due primarily to approximately $7.0 million in maturities and paydowns and $15.7 million in sales during 2009, compared to $17.7 million in purchases, the proceeds of which were used to fund a portion of the loan growth.  The Company’s held-to-maturity portfolio consisted of obligations of state and political subdivisions with a book value of $44.8 million as of December 31, 2009, compared to $37.3 million as of December 31, 2008.  This increase was primarily due to additional investments for a few existing municipal customers as well as a few new municipal customers.

     Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as trading securities are marked to market with any gain or loss charged to income.  The Company's investment policy does not permit the holding of trading securities. Securities classified as held-to-maturity are recorded at book value, subject to adjustment for other-than-temporary impairment.  Securities classified as available-for-sale are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet.  These adjustments in the available-for-sale portfolio resulted in an unrealized gain after taxes of $112,882 at December 31, 2009, compared to $532,859 at December 31, 2008.  This decrease is due primarily to the change in the interest rate environment.  As rates increase, securities with lower coupons decrease in value in order to equalize the yield.  Although classified as available for sale, these securities are short term and we anticipate keeping them until maturity.  The unrealized loss position of the investment portfolio as of December 31, 2009 is considered to be temporary.

     The Company acquired two classes of Fannie Mae preferred stock in the 2007 LyndonBank merger.  During the third quarter of 2008, the Company recorded a non-cash other-than-temporary impairment charge to income with respect to that stock in the amount of $739,332, with a tax benefit of $251,373, for a net charge to income totaling $487,959.  That action was taken after the federal government placed Fannie Mae and its sister government sponsored enterprise, Freddie Mac, under conservatorship.  During the second quarter of 2009, the Company recorded a further non-cash other-than-temporary impairment charge to income for its investment in the Fannie Mae preferred stock in the amount of $94,446, reducing the book value of those shares to the estimated fair market value of $68,164 as of June 30, 2009.  As of December 31, 2009 the estimated fair market value of the shares was $71,488, an increase of $32,944 over the December 31, 2008 estimated fair value of $38,544.

     The restricted equity securities comprise the Company’s membership stock in FRB and FHLBB.  On December 31, 2009 and 2008 the Company held $588,150 in FRB stock and $3.3 million in FHLBB stock.  Membership in FRB and FHLBB requires the purchase of their stock in specified amounts.  The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution.  Restricted equity stock is sold and redeemed at par.  Due to the unique nature of the restricted equity stock, including the purpose for owning it, the ownership structure and the absence of a real “market” for the stock, these securities are not marked to market, but carried at par.

     Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment, before maturity, at predetermined call dates and prices.  Given the low rate environment, many of those investments with call features were exercised during 2008, the proceeds of which were used by the Company to paydown borrowings.

     The Company's investment portfolios as of December 31 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2009	(Dollars in Thousands)

Available-for-Sale
U. S. Government sponsored enterprise securities	$18,687	$138	$18	$18,807
U. S. Government securities	5,049	49	1	5,097
Preferred stock	68	3	0	71
	$23,804	$190	$19	$23,975

Held-to-Maturity
States and political subdivisions	$44,766	$777	$0	$45,543

Restricted Equity Securities (1)	$3,907	$0	$0	$3,907

Total	$72,477	$967	$19	$73,425

December 31, 2008

Available-for-Sale
U. S. Government sponsored enterprise securities	$8,172	$274	$0	$8,446
U. S. Government securities	4,047	153	0	4,200
States and political subdivisions	1,143	20	0	1,163
Mortgage-backed securities	15,117	491	7	15,601
Preferred stock	163	0	124	39
	$28,642	$938	$131	$29,449

Held-to-Maturity
States and political subdivisions	$37,288	$924	$0	$38,212

Restricted Equity Securities (1)	$3,907	$0	$0	$3,907

Total	$69,837	$1,862	$131	$71,568

(1)  Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

     In 2009 there were realized gains of $483,177 from the sale of the Company’s MBS and CMO portfolios and realized losses of $12,122 from the sale of the States and political subdivisions portfolio classified as available-for-sale, for a net realized gain of $471,055.  There were no sales of investments available-for-sale in 2008.  The write down of $739,332 in 2008 and $94,446 in 2009 on the Fannie Mae preferred stock was recorded as a separate component of non-interest expense through the consolidated statement of income.

     The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

Maturities and Yields of Investment Portfolio

December 31,	2009		2008		2007
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value (1)	Yield (2)	Value (1)	Yield (2)	Value (1)	Yield (2)
	(Dollars in Thousands)
Available-for-Sale

U.S. Treasury & Agency Obligations
Due in one year or less	$8,311	3.17%	$6,149	4.44%	$9,978	6.16%
Due from one to five years	15,593	1.40%	6,498	4.40%	14,351	4.44%
Due from five to ten years	0	0.00%	0	0.00%	1,984	5.06%
Total	$23,904	2.01%	$12,647	4.42%	$26,313	5.14%

Tax-exempt Municipals
Due after ten years	$0	0.00%	$1,163	5.22%	$1,157	5.19%

Mortgage Backed Securities	$0	0.00%	$13,883	4.70%	$15,766	4.80%

Collateralized Mortgage Obligations	$0	0.00%	$1,718	3.80%	$2,102	4.48%

FRB Stock(3)	$588	6.00%	$588	6.00%	$138	6.00%

FHLBB Stock(3)	$3,319	0.00%	$3,319	2.50%	$3,319	6.50%

Preferred Stock	$71	0.00%	$39	0.00%	$1,538	8.43%

Held-to-Maturity

Obligations of State & Political Subdivisions
Due in one year or less	$35,864	3.31%	$28,694	4.65%	$29,717	5.46%
Due from one to five years	4,035	5.01%	3,934	5.32%	1,699	6.42%
Due from five to ten years	1,483	5.59%	1,414	5.86%	2,290	7.81%
Due after ten years	3,384	8.03%	3,246	8.24%	605	10.81%
Total	$44,766	3.89%	$37,288	5.08%	$34,311	5.76%

(1) Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value.
(2) The yield on Obligations of State and Political Subdivisions is calculated on a tax equivalent basis assuming a 34 percent tax rate.
(3) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

BANK PREMISES AND EQUIPMENT

     Major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows:

	2009	2008
	(Dollars in Thousands)

Buildings and improvements	$10,439	$10,945
Land and land improvements	2,572	2,707
Furniture and equipment	6,242	5,966
Leasehold improvements	1,277	1,268
Capital lease	928	928
Other prepaid assets	14	17
	21,472	21,831
Less accumulated depreciation and amortization	(7,835)	(6,842)
	$13,637	$14,989

     Depreciation included in occupancy and equipment expense amounted to $1,090,618 and $1,131,854, for the years ended December 31, 2009 and 2008, respectively.

     The Company leases seven of its fifteen locations, including two under capital lease arrangements.  The leases for these seven locations expire in various years through 2022 with options to renew.  During the third quarter of 2008, the Company sold the former LyndonBank’s operations center and a parcel of vacant land to a local non-profit organization.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. From December 31, 2008 to December 31, 2009, there has not been any activity that has created any additional types of off-balance-sheet risk.

     The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	Contract or
	--Notional Amount--
	2009	2008
	(Dollars in Thousands)

Unused portions of home equity lines of credit	$15,557	$14,848
Other commitments to extend credit	26,613	25,172
Residential construction lines of credit	1,671	2,187
Commercial real estate and other construction lines of credit	12,664	2,710
Standby letters of credit and commercial letters of credit	735	353
Recourse on sale of credit card portfolio	391	941
MPF credit enhancement obligation, net (See Note 17)	1,486	1,438

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

     In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the $12.5 million of capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the gross amount of $12.9 million at December 31, 2007, of which $12.5 million represents external financing.

EFFECTS OF INFLATION

     Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry.  The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank's assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines.  During the recent economic downturn, the capital and credit markets have been experiencing significant volatility and disruption, with the federal government taking unprecedented steps to deal with the economic situation.  These measures include significant deficit spending, which could result in inflation in future periods.

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

LIQUIDITY AND CAPITAL RESOURCES

     Managing liquidity risk is essential to maintaining both depositor confidence and stability in earnings.  Liquidity management refers to the ability of the Company to adequately cover fluctuations in assets and liabilities.  Meeting loan demand (assets) and covering the withdrawal of deposit funds (liabilities) are two key components of the liquidity management process.  The Company’s principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities, sales of loans available for sale, and earnings and funds provided from operations.  Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, competitively pricing deposit products, and extending the contractual maturity of liabilities, reduces the Company’s exposure to roll over risk on deposits and limits reliance on volatile short-term borrowed funds.  Short-term funding needs arise from declines in deposits or other funding sources and funding requirements for loan commitments.  The requirement to prepay the FDIC premiums for the next three years added to the Company’s challenge of meeting liquidity needs during 2009.  The Company’s strategy is to fund assets to the maximum extent possible with core deposits that provide a sizable source of relatively stable and low-cost funds however, it is increasingly more challenging to fund the balance sheet with core deposits.

     As part of its deposit-gathering efforts the Company has from time to time taken the approach of offering deposit specials at competitive rates, in varying terms that fit within the balance sheet mix.  The strategy of offering specials is meant to provide a means to retain deposits while not having to reprice the entire deposit portfolio.  The Company recognizes that with increasing competition for deposits, it may at times be desirable to utilize alternative sources of funding to supplement locally generated deposits.  In 2007, the Board of Directors approved an updated Asset Liability Management Funding Policy that includes the expanded use of brokered deposits as a supplemental funding source.  This will allow the Company to augment retail deposits and borrowings with brokered deposits as needed to help fund loans.  The Company’s Asset, Liability and Funds Management Policy limits the use of brokered deposits to 5% of total assets.  As of December 31, 2009, the Company had $17.2 million in deposits placed in the Certificate of Deposit Account Registry Service (CDARS) of Promontory Interfinancial Network account, which allows the Company to provide FDIC deposit insurance in excess of account coverage limits by exchanging deposits with other CDARS members.  The Company may also purchase deposits from other CDARS members.  Such deposits are generally considered a form of brokered deposits.  Of the $17.2 million in CDARS deposits at December 31, 2009, $15.1 million represented exchanged deposits with other CDARS participating banks, compared to $12.6 million in CDARS deposits with $7.2 million representing exchanged deposits as of December 31, 2008.

     In 2009 the Company established a borrowing line with the FRB to be used as a contingency funding source.  For this Borrower-in-Custody arrangement, the Company pledged eligible commercial loans, commercial real estate loans and home equity loans, resulting in an available line of $71.0 million.  Credit advances in the FRB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), currently 75 basis points.  As of December 31, 2009, the Company had not borrowed any amount against this line.

     The Company has an unsecured Federal Funds line with the FHLBB an available balance of $500,000 at December 31, 2009 and 2008.  Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.  At December 31, 2009 and 2008, additional borrowing capacity of approximately $90.9 million and $130.9 million, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgages).

     At December 31, 2009 and 2008, the Company had advances against the respective lines, consisting of the following:

	2009	2008
	(Dollars in Thousands)
Long-Term Borrowings
FHLBB term borrowing, 2.13% fixed rate, due January 31, 2011	$10,000	$0
Community Investment Program borrowing, 7.67% fixed rate,
due November 16, 2012	10	10
	10,010	10
Overnight Borrowings
Federal funds purchased (FHLBB) 0.200% and 0.375% respectively	3,401	12,562
Total Borrowings	$13,411	$12,572

     Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($90.9 million and $130.9 million, respectively, less outstanding advances) with letters of credit issued by the FHLBB.  The Company offers a Government Agency Account to the municipalities collateralized with these FHLBB letters of credit.  At December 31, 2009 and 2008, approximately $40.2 million and $63.7 million, respectively, of qualifying residential real estate loans was pledged as collateral to the FHLBB for these collateralized governmental unit deposits.  Prior to 2009, the fee charged to the Company was based on the average daily balance outstanding at a rate of 20 basis points.  During 2009, the fee structure was changed to the amount of the line with a multiplier of 12.5 basis points and a minimum of $150.00 per letter of credit. Total fees for 2009 were $43,950 compared to $42,760 for 2008.

     Total cash dividends of $0.48 per common share were declared during 2009, representing a decrease of 29.4% over cash dividends of $0.68 declared during 2008.  The decision to reduce the quarterly dividend was carefully considered, given the importance of the dividend to our shareholders.  Management continues to believe that it was the right decision in light of the weakening economy and the pervasive uncertainty in the financial markets.  In December, 2009, the Company declared a $0.12 per common share cash dividend, payable February 1, 2010 to shareholders of record as of January 15, 2010, requiring the Company to accrue a liability of $543,493 for this dividend in the fourth quarter of 2009.

     The following table illustrates the changes in shareholders' equity from December 31, 2008 to December 31, 2009:

Balance at December 31, 2008 (book value $7.33 per common share)	$35,272,892
Net income	3,747,862
Issuance of common stock (dividend reinvestment)	636,611
Total dividends declared on common stock	(2,160,050)
Total dividends declared on preferred stock	(187,500)
Change in unrealized loss on available-for-sale securities, net of tax	(419,977)
Balance at December 31, 2009 (book value $7.56 per common share)	$36,889,838

     On February 24, 2009, the FRB issued supervisory guidance in connection with the payment of dividends and redemption and repurchases of stock by bank holding companies.  The guidance heightened expectations that a bank holding company will inform and consult with FRB supervisory staff in advance of declaring and paying any dividend that could raise safety and soundness concerns, such as a dividend exceeding current period earnings; redeeming or repurchasing regulatory capital instruments when the bank holding company is experiencing financial weaknesses; or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.  The guidance provides that a bank holding company should eliminate, defer or severely limit dividends if net income for the past four quarters is not sufficient to fully fund dividends; the prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios.  The Company would be required to consult with, and obtain the approval of, FRB staff for payment of any dividends, including regular quarterly cash dividends, in future periods that are in excess of earnings for the applicable quarterly period.  In 2008 and recent prior years, the Company maintained a high dividend to earnings payout ratio, and in 2008 it significantly exceeded 100%.  In light of the FRB’s guidance on shareholder distributions, as well as prevailing economic conditions and management's desire to focus on preservation and growth of capital, the Company reduced its dividend payout ratio during 2009 to 60.76%, down from 147.83% in 2008.  Management does not expect dividend rates to return to the higher levels paid in 2008 and prior recent years.

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

     The Bank is required under FRB rules to maintain a so-called consolidated leverage capital ratio of Tier 1 capital (as defined in the regulations) to total average assets (as defined).  Bank holding companies with total consolidated assets in excess of $500 million, or those with total consolidated assets less than $500 million that have a substantial amount of securities registered with the SEC, are also subject to the Federal Reserve Board’s risk-based capital regulations.  Those regulations include requirements as to ratios of Tier 1 capital to risk-based assets and total capital to risk-based assets.  The Company exceeded $500 million in assets for the first time as of December 31, 2009; however, it was already subject to the Federal Reserve Board’s consolidated capital requirements since its common stock is registered with the SEC.

     Regulators have also established minimum capital ratio guidelines for FDIC-insured banks under the prompt corrective action provisions of the Federal Deposit Insurance Act, as amended.  These minimums are risk-based capital ratio of 10.0%, Tier 1 capital ratio of 6.0% and Leverage ratio (Tier 1 capital to average assets) of 5.0%.

     As of December 31, 2009 both the Company and the Bank were considered well capitalized under regulatory capital guidelines.

     The following table shows the regulatory capital ratios for the Company and the Bank as of year end 2009 and 2008.

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2009:
Total capital (to risk-weighted assets)
Consolidated	$40,326	11.57%	$27,877	8.00%	N/A	N/A
Bank	$40,336	11.60%	$27,811	8.00%	$34,764	10.00%

Tier I capital (to risk-weighted assets)
Consolidated	$36,875	10.58%	$13,939	4.00%	N/A	N/A
Bank	$36,885	10.61%	$13,906	4.00%	$20,858	6.00%

Tier I capital (to average assets)
Consolidated	$36,875	7.50%	$19,674	4.00%	N/A	N/A
Bank	$36,885	7.51%	$19,643	4.00%	$24,554	5.00%

As of December 31, 2008:
Total capital (to risk-weighted assets)
Consolidated	$36,765	11.04%	$26,639	8.00%	N/A	N/A
Community National Bank	$37,355	11.25%	$26,571	8.00%	$33,214	10.00%

Tier I capital (to risk-weighted assets)
Consolidated	$33,532	10.07%	$13,319	4.00%	N/A	N/A
Community National Bank	$34,122	10.27%	$13,285	4.00%	$19,928	6.00%

Tier I capital (to average assets)
Consolidated	$33,532	7.08%	$18,948	4.00%	N/A	N/A
Community National Bank	$34,122	7.22%	$18,917	4.00%	$23,569	5.00%

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