Form 10-K/A, Exhibit 13
period 2009-12-31
COMMUNITY BANCORP /VT
filed 2010-03-30
CIK 718413

Exhibit 13.2

Common Stock Performance by Quarter*

	2009				2008
	First	Second	Third	Fourth	First	Second	Third	Fourth
Trade Price
High	$10.25	$9.60	$9.00	$8.60	$14.75	$14.75	$14.10	$11.00
Low	$ 7.83	$7.05	$7.05	$6.80	$13.00	$13.00	$10.50	$ 8.00

	2009				2008
	First	Second	Third	Fourth	First	Second	Third	Fourth
Bid Price
High	$10.25	$9.25	$8.75	$8.60	$14.00	$14.50	$14.00	$10.75
Low	$ 7.25	$7.00	$7.05	$6.75	$12.95	$13.00	$10.05	$ 7.10

Cash Dividends Declared	$0.00	$0.24	$0.12	$0.12	$0.17	$0.17	$0.17	$0.17

* There is no active public trading market for the Company's common stock.  However, several brokerage firms follow the stock and execute trades in the stock for their customers.  Trade price and bid price information in the table is based on high and low trade and bid prices reported by participating brokers in the OTC Bulletin Board® maintained by NASDAQ, and may not represent all trades effected during the relevant periods.

As of February 1, 2010, the Corporation's common stock ($2.50 par value) was owned by approximately 955 shareholders of record.

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
(800)368-5948
info@rtco.com
www.rtco.com

Annual Shareholders' Meeting
The 2010 Annual Shareholders' Meeting will be held at 5:30 p.m., May 18, 2010, at the Elks Club in Derby.  We hope to see many of our shareholders there.