Form 10-K, Exhibit 13
period 2010-12-31
COMMUNITY BANCORP /VT
filed 2011-03-28
CIK 718413

BERRY . DUNN . MCNEIL & PARKER
BDMP
CERTIFIED PUBLIC ACCOUNTANTS
MANAGEMENT CONSULTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2010 and 2009, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Berry, Dunn, McNeil & Parker

Portland, Maine
March 28, 2011
Vermont Registration No. 92-0000278

PORTLAND, ME  BANGOR, ME  MANCHESTER, NH
WWW.BDMP.COM

Community Bancorp. and Subsidiary
Consolidated Balance Sheets
	December 31	December 31
	2010	2009
Assets
Cash and due from banks	$51,441,652	$9,598,107
Federal funds sold and overnight deposits	6,635	5,036
Total cash and cash equivalents	51,448,287	9,603,143
Securities held-to-maturity (fair value $38,157,000 at December 31, 2010 and
$45,543,000 at December 31, 2009)	37,440,714	44,766,250
Securities available-for-sale	21,430,436	23,974,830
Restricted equity securities, at cost	4,308,550	3,906,850
Loans held-for-sale	2,363,938	321,983
Loans	389,068,859	381,937,123
Allowance for loan losses	(3,727,935)	(3,450,542)
Unearned net loan fees	(74,351)	(152,188)
Net loans	385,266,573	378,334,393
Bank premises and equipment, net	12,791,971	13,637,414
Accrued interest receivable	1,789,621	1,895,313
Bank owned life insurance	3,933,331	3,813,016
Core deposit intangible	2,130,432	2,663,040
Goodwill	11,574,269	11,574,269
Other real estate owned (OREO)	1,210,300	743,000
Prepaid expense - Federal Deposit Insurance Corporation (FDIC)	1,533,157	2,105,565
Other assets	8,711,070	7,948,031
Total assets	$545,932,649	$505,287,097

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$55,570,893	$52,821,573
NOW and money market accounts	182,427,902	146,244,454
Savings	56,461,370	52,448,863
Time deposits, $100,000 and over	52,014,363	63,261,583
Other time deposits	91,717,735	104,009,257
Total deposits	438,192,263	418,785,730

Federal funds purchased and other borrowed funds	33,010,000	13,411,000
Repurchase agreements	19,107,815	19,042,214
Capital lease obligations	834,839	876,536
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	2,773,063	3,394,779
Total liabilities	506,804,980	468,397,259

Commitments and contingent liabilities (Notes 5, 15, 16, 17 and 20)

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued
and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized, at December 31,
2010 and 2009, and 4,834,615 and 4,759,913 shares issued at December 31,
2010 and 2009, respectively (including 19,312 and 21,636 shares issued
February 1, 2011 and 2010, respectively)	12,086,538	11,899,783
Additional paid-in capital	26,718,403	26,192,359
Retained earnings (accumulated deficit)	368,848	(1,192,409)
Accumulated other comprehensive income	76,657	112,882
Less: treasury stock, at cost; 210,101 shares at December 31, 2010 and 2009	(2,622,777)	(2,622,777)
Total shareholders' equity	39,127,669	36,889,838
Total liabilities and shareholders' equity	$545,932,649	$505,287,097

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Income

For The Years Ended December 31,	2010	2009

Interest income
Interest and fees on loans	$21,975,775	$21,907,599
Interest on debt securities
Taxable	343,596	779,278
Tax-exempt	1,284,104	1,367,439
Dividends	64,556	64,550
Interest on federal funds sold and overnight deposits	18,952	406
Total interest income	23,686,983	24,119,272

Interest expense
Interest on deposits	4,758,106	6,147,348
Interest on federal funds purchased and other borrowed funds	616,629	307,594
Interest on repurchase agreements	178,745	255,281
Interest on junior subordinated debentures	974,257	974,257
Total interest expense	6,527,737	7,684,480

Net interest income	17,159,246	16,434,792
Provision for loan losses	1,016,668	625,004
Net interest income after provision for loan losses	16,142,578	15,809,788

Non-interest income
Service fees	2,285,570	2,174,607
Income from sold loans	1,203,014	1,114,099
Income on bank owned life insurance	120,315	122,937
Net realized gains on securities	0	471,055
Other income	2,032,403	1,773,735
Total non-interest income	5,641,302	5,656,433

Non-interest expense
Salaries and wages	5,824,999	5,984,998
Employee benefits	2,153,142	2,170,228
Occupancy expenses, net	2,971,418	2,990,440
FDIC insurance	633,043	784,877
Amortization of core deposit intangible	532,608	665,760
Write down of Fannie Mae preferred stock	25,804	94,446
Other expenses	5,141,136	5,342,929
Total non-interest expense	17,282,150	18,033,678

Income before income taxes	4,501,730	3,432,543
Income tax expense (benefit)	555,722	(315,319)
Net income	$3,946,008	$3,747,862

Earnings per common share	$0.82	$0.79
Weighted average number of common shares
used in computing earnings per share	4,584,145	4,504,943
Dividends declared per common share	$0.48	$0.48
Book value per share on common shares outstanding at December 31,	$7.92	$7.56

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2010 and 2009

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2008	4,469,105	$11,698,015	25	$2,500,000

Comprehensive income, net of taxes
Net income	0	0	0	0
Net unrealized holding loss on securities
available-for-sale, net of tax, $216,352	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	80,707	201,768	0	0

Balances, December 31, 2009	4,549,812	11,899,783	25	2,500,000

Comprehensive income, net of taxes
Net income	0	0	0	0
Net unrealized holding loss on securities
available-for-sale, net of tax, $18,660	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	74,702	186,755	0	0

Balances, December 31, 2010	4,624,514	$12,086,538	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

	Retained	Accumulated
Additional	earnings	other		Total
paid-in	(accumulated	comprehensive	Treasury	shareholders'
capital	deficit)	income	stock	equity

$25,757,516	$(2,592,721)	$532,859	$(2,622,777)	$35,272,892

0	3,747,862	0	0	3,747,862

0	0	(419,977)	0	(419,977)

				3,327,885

0	(2,160,050)	0	0	(2,160,050)
0	(187,500)	0	0	(187,500)
434,843	0	0	0	636,611

26,192,359	(1,192,409)	112,882	(2,622,777)	36,889,838

0	3,946,008	0	0	3,946,008

0	0	(36,225)	0	(36,225)

				3,909,783

0	(2,197,251)	0	0	(2,197,251)
0	(187,500)	0	0	(187,500)
526,044	0	0	0	712,799

$26,718,403	$368,848	$76,657	$(2,622,777)	$39,127,669

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
For The Year Ended December 31,	2010	2009

Cash Flow from Operating Activities:
Net income	$3,946,008	$3,747,862
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation and amortization, bank premises and equipment	1,035,739	1,090,618
Provision for loan losses	1,016,668	625,004
Deferred income tax benefit	(456,275)	(545,933)
Net gain on sale of securities	0	(471,055)
Net gain on sale of loans	(1,203,014)	(1,114,099)
Gain on sale of bank premises and equipment	(4,584)	0
Loss on sale of OREO	10,807	7,523
(Gain) loss on Trust LLC	(70,344)	1,296
Amortization of bond premium, net	382,422	238,960
Write down of Fannie Mae preferred stock	25,804	94,446
Write down of OREO	91,500	100,000
Proceeds from sales of loans held for sale	53,544,819	72,112,002
Originations of loans held for sale	(54,383,760)	(70,138,042)
(Decrease) increase in taxes payable	(288,003)	80,615
Decrease in interest receivable	105,692	149,237
Amortization (prepayment) of FDIC insurance premiums	572,408	(2,105,565)
(Increase) decrease in mortgage servicing rights	(143,747)	27,149
(Increase) decrease in other assets	(281,602)	101,100
Increase in cash surrender value of bank owned life insurance	(120,315)	(122,937)
Amortization of core deposit intangible	532,608	665,760
Amortization of limited partnerships	495,592	983,904
Decrease in unamortized loan fees	(77,837)	(148,816)
Decrease in interest payable	(42,248)	(79,414)
Increase in accrued expenses	12,451	14,271
Increase (decrease) in other liabilities	175,743	(523,077)
Net cash provided by operating activities	4,876,533	4,790,809

Cash Flows from Investing Activities:
Investments - held-to-maturity
Maturities and pay downs	55,629,885	47,379,523
Purchases	(48,304,349)	(54,857,415)
Investments - available-for-sale
Maturities, calls, pay downs and sales	9,160,000	22,747,245
Purchases	(7,078,717)	(17,771,332)
Purchase of restricted equity securities	(401,700)	0
Decrease in limited partnership contributions payable	(766,455)	(690,545)
Cash Investments in limited partnerships	0	(766,555)
Increase in loans, net	(8,724,874)	(18,434,694)
Proceeds from sales of bank premises and equipment,
net of capital expenditures	(185,712)	261,397
Proceeds from sales of OREO	170,843	167,477
Recoveries of loans charged off	113,413	68,860
Net cash used in investing activities	(387,666)	(21,896,039)

	2010	2009

Cash Flows from Financing Activities:
Net increase in demand, NOW, money market and savings accounts	42,945,275	24,612,438
Net decrease in time deposits	(23,538,742)	(8,067,488)
Net increase (decrease) in repurchase agreements	65,601	(44,242)
Net decrease in short-term borrowings	(3,401,000)	(9,161,000)
Proceeds from long-term borrowings	28,000,000	10,000,000
Repayments on long-term borrowings	(5,000,000)	0
Decrease in capital lease obligations	(41,697)	(38,516)
Dividends paid on preferred stock	(187,500)	(187,500)
Dividends paid on common stock	(1,485,659)	(1,674,947)
Net cash provided by financing activities	37,356,278	15,438,745

Net increase (decrease) in cash and cash equivalents	41,845,144	(1,666,485)
Cash and cash equivalents:
Beginning	9,603,143	11,269,628
Ending	$51,448,287	$9,603,143

Supplemental Schedule of Cash Paid During the Period
Interest	$6,569,985	$7,763,894

Income taxes	$1,300,000	$150,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain on securities available-for-sale	$(54,885)	$(636,329)

Loans and bank premises transferred to OREO	$740,450	$833,000

Investments in limited partnerships
Cash investment in limited partnerships	$0	$(766,555)
Decrease in contributions payable	(766,455)	(690,545)
	$(766,455)	$(1,457,100)

Common Shares Dividends Paid
Dividends declared	$2,197,251	$2,160,050
Decrease in dividends payable attributable to dividends declared	1,207	151,508
Dividends reinvested	(712,799)	(636,611)
	$1,485,659	$1,674,947

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

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiary, Community National Bank ("Bank").  All significant intercompany accounts and transactions have been eliminated.  The Company is considered a “smaller reporting company” under applicable disclosure rules of the Securities and Exchange Commission and accordingly, has elected to provide its audited statements of income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation”, in part, addresses limited purpose trusts formed to issue trust preferred securities.  It also establishes the criteria used to identify variable interest entities and to determine whether or not to consolidate a variable interest entity.  In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the variable interest entity.  In 2007 the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company.  The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not included in the Company's consolidated financial statements.  CMTV Statutory Trust I is considered an affiliate of the Company (see Note 10).

Nature of operations

The Company provides a variety of deposit and lending services to individuals, municipalities, and corporate customers through its branches, ATMs, and telephone and internet banking capabilities in northern and central Vermont, which is primarily a small business and agricultural area.  The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities.  Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities.  Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.  While the Company has a diversified loan portfolio by loan type, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy in northern and central Vermont.  In addition, a substantial portion of the Company's loans are secured by real estate, which could experience a decline in value, especially during times of adverse economic conditions.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.  In connection with evaluating loans for impairment or assigning the carrying value of foreclosed real estate, management generally obtains independent evaluations or appraisals for significant properties.  While the allowances for loan losses and foreclosed real estate represent management's best estimate of probable loan and foreclosure losses as of the balance sheet date, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to uncertainties and changes in a number of factors, especially local real estate market conditions.  The amount of the change that is reasonably possible cannot be estimated.

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

Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheet. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets.  The value of capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of fair value as compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a write down through amortization of other assets.  Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.

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

Accounting for a business combination that was completed prior to 2009 requires the application of the purchase method of accounting.  Under the purchase method, the Company is required to record the assets and liabilities acquired through the LyndonBank merger in 2007 at fair market value, with the excess of the purchase price over the fair market value of the net assets recorded as goodwill and evaluated annually for impairment.  The determination of the fair value of the acquired LyndonBank assets and liabilities requires the use of numerous assumptions, including discount rates, changes in which could significantly affect fair values.

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods) and overnight deposits.

Investment securities

Securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.  Debt and equity securities not classified as held-to-maturity are classified as available-for-sale.  Investments classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reflected as a net amount in the accumulated other comprehensive income component of the shareholders’ equity section of the balance sheet. Investment securities transactions are accounted for on a trade date basis.  The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date.  The Company does not hold any securities purchased for the purpose of selling in the near term and classified as trading.

Declines in the fair value of individual equity securities that are deemed to be other than temporary are reflected in earnings when identified. For individual debt securities where the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary decline in the fair value of the debt security related to (1) credit loss is recognized in earnings and (2) other factors is recognized in other comprehensive income or loss. Credit loss is deemed to exist if the present value of expected future cash flows using the interest rates at acquisition is less than the amortized cost basis of the debt security. For individual debt securities where the Bank intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost, the other-than-temporary impairment is recognized in earnings equal to the entire difference between the security’s cost basis and its fair value at the balance sheet date.

Other investments

The Company acquires partnership interests in limited partnerships for low income housing projects.  The investments in limited partnerships are amortized using the effective yield method.

The Company has a one-third ownership interest in Community Financial Services Group, LLC (“CFSG”), a non-depository trust company, as discussed further in Note 7 of this report.  The Company's investment in CFSG is accounted for under the equity method of accounting.

Restricted equity securities

Restricted equity securities are comprised of Federal Reserve Bank stock and Federal Home Loan Bank stock.  These securities are carried at cost.  As a member of the Federal Reserve Bank of Boston (“FRBB”), the Company is required to invest in FRBB stock in an amount equal to 6% of the Bank's capital stock and surplus.

As a member of the Federal Home Loan Bank of Boston (“FHLBB”), the Company is required to invest in $100 par value stock of the FHLBB in an amount that approximates 1% of unpaid principal balances on qualifying loans, plus an additional amount to satisfy an activity based requirement.  The stock is nonmarketable and redeemable at par value, subject to the FHLBB’s right to temporarily suspend such redemptions, which it has elected to do since 2008.  Members are subject to capital calls in some circumstances to ensure compliance with the FHLBB’s capital plan.

Loans held-for-sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, loan premiums or discounts for acquired loans and any unearned fees or costs on originated loans.

Loan interest income is accrued daily on the outstanding balances.  On all classes of loans the accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.  Any unpaid interest previously accrued on those loans is reversed from income.  Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest payments received on impaired loans are generally applied as a reduction of the loan principal balance.  Loans are returned to accrual status when principal and interest payments are brought current and the customer has proven the ability to make future payments on a timely basis. Loans are written down or charged off when collection of principal is considered doubtful.  Past due status is determined on a contractual basis.

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

Allowance for loan losses

The allowance for loan losses is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.  The entire allowance is available to absorb losses in the loan portfolio, regardless of specific or general allocations for purposes of determining the amount of the allowance.

The allowance consists of specific, general and unallocated components. The specific component relates to the loans that are deemed impaired.  A specific allowance is established when the loan’s impaired basis is less than the carrying value of that loan.  The general component covers non-impaired loan pools and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

General component

The general component of the allowance for loan losses is based on historical loss experience, adjusted for qualitative factors and stratified by the following loan segments: commercial, commercial real estate, residential real estate, and consumer loans. Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of commercial real estate loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available. There were no changes in the Company’s policies or methodology pertaining to the general component for loan losses during 2010.

The qualitative factors are determined based on the various risk characteristics of each loan segment. The Company has policies, procedures and internal controls commensurate with the risk profile of each of these segments. Risk characteristics relevant to each portfolio segment are as follows:

Commercial – Loans in this segment include commercial and industrial loans and to a lesser extent loans to finance agricultural production. Commercial loans are made to businesses and are generally secured by assets of the business, including trade assets and equipment. While not the primary collateral, in many cases these loans may also be secured by the real estate of the business. Repayment is expected from the cash flows of the business. A weakened economy, soft consumer spending, unfavorable foreign trade conditions, and the rising cost of labor or raw materials are examples of issues that can impact the credit quality in this segment.

Commercial Real Estate – Loans in this segment are principally made to businesses and are generally secured by either owner-occupied, or non-owner occupied commercial real estate. A relatively small portion of this segment includes farm loans secured by farm land and buildings.  As with commercial loans, repayment of owner-occupied commercial real estate loans is expected from the cash flows of the business and the segment would be impacted by similar issues. The non-owner occupied commercial real estate portion includes both residential and commercial construction loans, vacant land and real estate development loans and multi-family dwelling and commercial rental property loans. Repayment of construction loans is expected from permanent financing takeout; the Company generally requires a commitment or eligibility for the take-out financing prior to construction loan origination. Real estate development loans are generally repaid from the sale of the subject real property as the project progresses. Construction and development lending run additional risks, including the project exceeding budget, not being constructed according to plans, not receiving permits, or the pre-leasing or occupancy rate not meeting expectations. Repayment of multi-family loans and commercial rental property loans is expected from the cash flow generated by rental payments received from the individuals or businesses occupying the real estate. Commercial real estate loans are impacted by issues such as competitive market forces, vacancy rates, cap rates, net operating incomes, lease renewals and overall economic demand. In addition, loans in the recreational and tourism sector can be affected by weather conditions, such as unseasonably low winter snowfalls. Commercial real estate lending also carries a higher degree of environmental risk than other real estate lending.

Residential Real Estate – All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, has an impact on the credit quality of this segment.

Consumer Loans – Consumer loans in this segment are made to individuals for consumer and household purposes.  This segment includes both loans secured by automobiles and other consumer goods and loans that are unsecured.  This segment also includes overdrafts, which are extensions of credit made to both individuals and business to cover temporary shortages in their deposit accounts and are generally unsecured.  The Company maintains policies restricting the size and length of these extensions of credit.  The overall health of the economy, including unemployment rates, has an impact on the credit quality of this segment.

Specific component

A specific allowance is established when a loan’s impaired basis is less than the carrying value of the loan. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and frequency of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Impaired loans may also include troubled loans that are restructured. A troubled debt restructuring occurs when the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would otherwise not be granted. Troubled debt restructurings may include the transfer of assets to the Company in partial satisfaction of a troubled loan, a modification of a loan’s terms, or a combination of the two.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment evaluation, unless such loans are subject to a restructuring agreement.

Unallocated component

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure or properties no longer used for bank operations are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer.  Any write-downs based on the asset's fair value at the date of acquisition or institution of foreclosure are charged to the allowance for loan losses.  After foreclosure, these assets are carried at their new cost basis.  Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.  Appraisals are then done periodically on properties that management deems significant, or evaluations may be performed by management on properties in the portfolio that are less vulnerable to market conditions.  Subsequent write-downs are recorded as a charge to other expense.  Operating costs associated with the properties are charged to expense as incurred.  Gains or losses on the sale of such properties are included in income when the properties are sold.

Intangible assets

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in the 2007 acquisition of LyndonBank, as well as a core deposit intangible related to the deposits acquired from LyndonBank (see Note 6). The core deposit intangible is amortized on an accelerated basis over 10 years to approximate the pattern of economic benefit to the Company. The Company evaluates the valuation and amortization of the core deposit intangible asset if events occur that could result in possible impairment. Goodwill is reviewed for impairment annually, or more frequently as events or circumstances warrant.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of loans.  Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.  Servicing rights are periodically evaluated for impairment, with the assistance of a third party valuation service, based upon the fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance and is recorded as amortization of other assets, to the extent that fair value is less than the capitalized amount.  Subsequent improvement, if any, in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment.

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

The Company's total comprehensive income for the years ended December 31 is calculated as follows:

	2010	2009

Net income before write down of Fannie Mae preferred stock and tax effect thereof	$3,963,039	$3,810,196
Realized loss on write down of Fannie Mae preferred stock	25,804	94,446
Tax effect	(8,773)	(32,112)
Net income after realized loss	3,946,008	3,747,862

Other comprehensive loss, net of tax:
Change in unrealized holding gain on available-for-sale
securities arising during the period	(54,885)	(165,274)
Reclassification adjustment for gains realized in income	0	471,055
Net change in unrealized gain	(54,885)	(636,329)
Tax effect	18,660	216,352
Other comprehensive loss, net of tax	(36,225)	(419,977)
Total comprehensive income	$3,909,783	$3,327,885

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

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period, including Dividend Reinvestment Plan (DRIP) shares issuable upon reinvestment of dividends (retroactively adjusted for any stock dividends declared) and reduced for shares held in treasury.

The following table illustrates the calculation for the years ended December 31, as adjusted for the cash dividend declared on the preferred stock:

	2010	2009

Net income, as reported	$3,946,008	$3,747,862
Less: dividends to preferred shareholders	187,500	187,500
Net income available to common shareholders	$3,758,508	$3,560,362

Weighted average number of common shares used in calculating earnings per share	4,584,145	4,504,943
Earnings per common share	$0.82	$0.79

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

Reclassification

Certain amounts in the 2009 financial statements have been reclassified to conform to the current year presentation.

Impact of recently issued accounting standards

In June 2009, the FASB issued a change to ASC Topic 860, "Transfers and Servicing", to improve the reporting for the transfer of financial assets resulting from (1) practices that have developed since the issuance of a previous FASB statement that are not consistent with the original intent and key requirements of that statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors. This ASC became effective for the Company on January 1, 2010.  Adoption of this Statement did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued a change to ASC Topic 810, "Consolidation", to amend certain requirements of consolidation of variable interest entities, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The ASC became effective for the Company on January 1, 2010.  Adoption of this Statement did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-06, "Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements," to amend the disclosure requirements related to recurring and nonrecurring fair value measurements.  The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers.  Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements).  The guidance became effective for the Company on January 1, 2010, except for the disclosure on the roll forward activities for any Level 3 fair value measurements, which will become effective with the reporting period beginning January 1, 2011.  Adoption of this new guidance requires additional disclosures of fair value measurements but did not have a material impact on the Company’s consolidated financial statements.

On July 21, 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” which requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables.  The ASU is intended to enhance transparency about an entity’s allowance for credit losses and the credit quality of loan and lease receivables by requiring disclosure of an evaluation of the nature of the credit risk inherent in the entity’s financing receivables portfolio, as well as disclosure of how that risk is analyzed and assessed in arriving at the allowance for credit losses and the changes and reasons for those changes in the allowance.  Under this standard, disclosures about the allowance for credit losses and fair value are to be presented by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable.  In addition to existing requirements, ASU 2010-20 requires an entity to provide additional disclosures about (1) credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) the aging of past due financing receivables at the end of the reporting period by class of financing receivable; (3) the nature and extent of troubled debt restructurings that occurred during the period, by class of financing receivable, and their effect on the allowance for credit losses; (4) the nature and extent of financing receivables modified as troubled debt restructurings within the previous 12 months that defaulted during the reporting period, by class of financing receivable, and their effect on the allowance for credit losses; and (5) significant purchases and sales of financing receivables during the reporting period, disaggregated by portfolio segment.  The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance.  ASU 2010-20 is effective for interim and annual financial reporting periods ending after December 15, 2010, as it relates to disclosures required as of the end of a reporting period.  On January 19, 2011, the FASB issued ASU 2011-01, “Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” temporarily deferring the ASU 2010-20 effective date of the disclosure requirements for public entities about troubled debt restructurings.  The purpose of the delay is to make the disclosure requirements concurrent with the effective date of the FASB’s guidance on determining what constitutes a troubled debt restructuring.  Currently, the guidance for determining what constitutes a troubled debt restructuring is anticipated to be effective for interim and annual periods ending after June 15, 2011.  Other than requiring additional disclosures, adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2010
U.S. Government sponsored enterprise (GSE) debt securities	$16,234,676	$88,091	$9,377	$16,313,390
U.S. Government securities	5,037,252	37,666	232	5,074,686
U.S. GSE preferred stock	42,360	0	0	42,360
	$21,314,288	$125,757	$9,609	$21,430,436

December 31, 2009
U.S. GSE debt securities	$18,686,949	$138,283	$18,582	$18,806,650
U.S. Government securities	5,048,683	48,773	764	5,096,692
U.S. GSE preferred stock	68,164	3,324	0	71,488
	$23,803,796	$190,380	$19,346	$23,974,830

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities HTM	Cost	Gains	Losses	Value*

December 31, 2010
States and political subdivisions	$37,440,714	$716,286	$0	$38,157,000

December 31, 2009
States and political subdivisions	$44,766,250	$776,750	$0	$45,543,000

*Method used to determine fair value rounds values to nearest thousand.

The entire balance under “Securities HTM - States and political subdivisions" consist of securities of local municipalities, carried at $37,440,714 and $44,766,250 at December 31, 2010 and 2009, respectively, which are attributable to private financing transactions arranged by the Company.  The current fair value of these securities is an estimate based on an analysis that takes into account future maturities and scheduled future repricing. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Investment securities with a book value of $21,271,928 and $23,735,632 and a fair value of $21,388,075 and $23,903,342 at December 31, 2010 and 2009, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from maturities, calls, pay downs or sales of securities available-for-sale amounted to $9,160,000 in 2010 and $22,747,245 in 2009.  There were no sales of investments available-for-sale in 2010, while there were realized gains of $483,177 in 2009 and realized losses of $12,122 in 2009 from sales of investments available-for-sale.

The carrying amount and estimated fair value of securities by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of debt securities available-for-sale at December 31, 2010 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$14,172,100	$14,248,432
Due from one to five years	7,099,828	7,139,644
	$21,271,928	$21,388,076

The scheduled maturities of debt securities held-to-maturity at December 31, 2010 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$28,468,783	$28,469,000
Due from one to five years	4,253,527	4,433,000
Due from five to ten years	789,962	969,000
Due after ten years	3,928,442	4,286,000
	$37,440,714	$38,157,000

*Method used to determine fair value rounds values to nearest thousand.

All investments with unrealized losses have been in a continuous loss position less than 12 months. Investments with unrealized losses at December 31 were as follows:

	2010		2009
	Less than 12 months		Less than 12 months
	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss

U.S. GSE debt securities	$2,037,894	$9,377	$2,055,018	$18,582
U.S. Government securities	1,007,225	232	1,003,233	764
	$3,045,119	$9,609	$3,058,251	$19,346

The unrealized losses are a result of changes in market interest rates and not of deterioration in the creditworthiness of the issuer.  At December 31, 2010 and 2009, there were two U.S. Government sponsored enterprise securities and one U.S. Government security in the investment portfolio that were in an unrealized loss position.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns, or adverse developments relating to the issuer, warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

At December 31, 2010 and 2009, the Company’s available-for-sale portfolio included two classes of Fannie Mae preferred stock with an aggregate cost basis of $42,360 and $68,164, respectively, which reflected an other-than-temporary impairment write down in the fourth quarter of 2010 of $25,804 and two other-than-temporary write downs on the investment in prior periods.  The fair value of the Fannie Mae preferred stock as of December 31, 2010 was $42,360, a decrease of $29,128 from the December 31, 2009 fair value of $71,488.  The value of the stock had declined shortly before the end of the second quarter of 2010, after the Federal Housing Finance Agency ordered Fannie Mae to delist its common and preferred stock from the New York Stock Exchange.  There was improvement in the stock’s fair value during the third quarter of 2010, but a decrease was then noted during the fourth quarter causing management to reevaluate its holdings and record an other-than-temporary impairment for the quarter ended December 31, 2010.

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as available-for-sale, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary at December 31, 2010 and 2009.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. The Company uses the FHLBB for much of its wholesale funding needs. As of December 31, 2010 and 2009, the Company’s investment in FHLBB stock totaled $3.7 million and $3.3 million, respectively.

FHLBB stock is a non-marketable equity security and therefore is reported at cost, which equals par value. Shares held in excess of the minimum required amount are generally redeemable at par value. However, in the first quarter of 2009 the FHLBB announced a moratorium on such redemptions in order to preserve its capital in response to current market conditions and declining retained earnings. In December 2010, the FHLBB adopted changes to its capital plan, effective January 22, 2011, which temporarily give members additional flexibility in the manner of purchasing additional FHLBB stock to satisfy their activity-based stock requirement.  These changes, among other things, permit a member, in some circumstances, to utilize available shares in a pool comprising the excess shares of all FHLBB members, as calculated by the FHLBB, in lieu of purchasing newly-issued shares, which are currently subject to the repurchase moratorium.  It is uncertain when the FHLBB will lift its moratorium on redemptions.

As a member of the FHLBB, the Company is subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan. The FHLBB ceased paying dividends on its stock during the third quarter of 2008, but in February, 2011 announced its intention to declare modest cash dividends through 2011.  The Company had no dividend income on its FHLBB stock in 2009 and 2010.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2010. The Bank will continue to monitor its investment in FHLBB stock.

Note 3.  Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans at December 31 was as follows:

	2010	2009

Commercial	$31,045,424	$27,448,574
Commercial real estate	133,494,431	124,527,745
Residential real estate	213,834,818	216,458,286
Consumer	13,058,124	13,824,501
	391,432,797	382,259,106
Deduct:
Allowance for loan losses	3,727,935	3,450,542
Unearned net loan fees	74,351	152,188
Loans held for sale	2,363,938	321,983
	6,166,224	3,924,713
Net loans	$385,266,573	$378,334,393

The following is an age analysis of past due loans by class as of December 31, 2010:

		90 Days	Total			Over 90 Days
	30-89 Days	or More	Past Due	Current	Total Loans	and Accruing

Commercial	$915,924	$54,376	$970,300	$30,075,124	$31,045,424	$29,446
Commercial real estate	939,910	130,512	1,070,422	132,424,009	133,494,431	94,982
Residential real estate	6,117,292	2,108,870	8,226,162	203,244,718	211,470,880	1,194,477
Consumer	242,742	38,466	281,208	12,776,916	13,058,124	38,466

Total	$8,215,868	$2,332,224	$10,548,092	$378,520,767	$389,068,859	$1,357,371

The changes in the allowance for loan losses for the years ended December 31 are summarized as follows:

	2010	2009

Balance at beginning of year	$3,450,542	$3,232,932
Provision for loan losses	1,016,668	625,004
Recoveries of amounts charged off	113,413	68,860
	4,580,623	3,926,796
Amounts charged off	(852,688)	(476,254)
Balance at end of year	$3,727,935	$3,450,542

The allowance for loan losses and select loan information by portfolio segment at December 31, 2010 was as follows:

		Commercial	Residential
	Commercial	Real Estate	Real Estate	Consumer	Unallocated	Total

Allowance for loan losses
Individually evaluated for impairment	$3,700	$51,200	$337,800	$0	$0	$392,700
Collectively evaluated for impairment	298,721	1,340,698	1,493,016	151,948	50,852	3,335,235

Total	$302,421	$1,391,898	$1,830,816	$151,948	$50,852	$3,727,935

Loans
Individually evaluated for impairment	$61,226	$1,145,194	$3,219,911	$0		$4,426,331
Collectively evaluated for impairment	30,984,199	132,349,237	210,614,907	13,058,124		387,006,466

Total	$31,045,425	$133,494,431	$213,834,818	$13,058,124		$391,432,797

Impaired loans by portfolio segment at December 31, 2010 were as follows:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded
Commercial	$24,930	$61,460	$0	$106,737	$0
Commercial real estate	0	0	0	494,150	0
Residential real estate	1,138,290	1,527,508	0	1,186,068	0

With an allowance recorded
Commercial	36,296	39,856	3,700	37,300	0
Commercial real estate	1,145,194	1,145,672	51,200	1,158,924	0
Residential real estate	2,081,621	2,303,744	337,800	1,661,441	0

Total
Commercial	$61,226	$101,316	$3,700	$144,037	$0
Commercial real estate	$1,145,194	$1,145,672	$51,200	$1,653,074	$0
Residential real estate	$3,219,911	$3,831,252	$337,800	$2,847,509	$0

Total	$4,426,331	$5,078,240	$392,700	$4,644,620	$0

The Company’s loan policy states that all non-accrual loans are also considered impaired loans, thereby making the term non-accrual loans synonymous with impaired loans by management’s standards.

The total recorded investment in impaired loans was $3,843,820 at December 31, 2009. The recorded investment in impaired loans for which there was a related allowance was $2,419,071 at December 31, 2009.  The allowance for loan losses allocated to these loans amounted to $232,900 at December 31, 2009.  The recorded investment in impaired loans for which there was no related allowance was $1,424,749 at December 31, 2009.  The average recorded investment in impaired loans amounted to $3,090,290 for the year ended December 31, 2009.

The Company had non-accrual loans of $3,843,820 at December 31, 2009.  The total recorded investment in loans past due ninety days or more and still accruing interest was $557,976 at December 31, 2009.

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

The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

The risk ratings within the loan portfolio by class at December 31, 2010 were as follows:

Retail Loans
		Residential	Land & Residential
	Consumer	Real Estate	Construction	Total

Group A	$12,997,587	$193,809,708	$7,074,480	$213,881,775
Group C	60,537	3,390,928	35,527	3,486,992

Total	$13,058,124	$197,200,636	$7,110,007	$217,368,767

Commercial Purpose Loans
	Residential		Commercial
	Real Estate	Commercial	Real Estate	Total

Group A	$13,453,586	$28,148,611	$110,982,274	$152,584,471
Group B	883,271	1,617,895	9,455,795	11,956,960
Group C	2,297,324	1,278,919	5,946,355	9,522,598

Total	$16,634,182	$31,045,425	$126,384,424	$174,064,030

Credit Quality Grouping

Credit quality grouping allows for the evaluation of trends in credit quality that are used in developing the allowance for loan losses. The Company groups credit risk into Groups A, B and C. The manner the Company utilizes to assign risk grouping is driven by loan purpose. Commercial purpose loans are individually risk graded while the retail portion of the portfolio is generally grouped by delinquency pool.

Group A loans - Acceptable Risk – are loans that are expected to perform as agreed under their respective terms.  Such loans carry a normal level of risk that does not require management attention beyond that warranted by the loan or loan relationship characteristics, such as loan size or relationship size. Group A loans include commercial loans that are individually risk rated and retail loans that are rated by pool. Group A retail loans include both performing consumer and residential real estate loans. Residential real estate loans are loans to individuals secured by 1-4 family homes, including first mortgages, home equity and home improvement loans. Loan balances fully secured by deposit accounts or that are fully guaranteed by the Federal Government are considered acceptable risk.

Group B loans – Management Involved - are loans that require greater attention than the acceptable loans in Group A. Characteristics of such loans may include, but are not limited to, borrowers that are experiencing negative operating trends such as reduced sales or margins, borrowers that have exposure to adverse market conditions such as increased competition or regulatory burden, or that have had unexpected or adverse changes in management. These loans have a greater likelihood of migrating to an unacceptable risk level if these characteristics are left unchecked. Group B is limited to commercial loans that are individually risk rated.

Group C loans – Unacceptable Risk – are loans that have distinct shortcomings that require a greater degree of management attention.  Examples of these shortcomings include a borrower's inadequate capacity to service debt, poor operating performance, or insolvency.  These loans are more likely to result in repayment through collateral liquidation. Group C loans range from those that are likely to sustain some loss if the shortcomings are not corrected, to those for which loss is imminent and non-accrual treatment is warranted. Group C loans include individually rated commercial purpose loans, and retail loans adversely rated in accordance with the Federal Financial Institutions Examination Council’s Uniform Retail Credit Classification Policy. Group C retail loans include 1-4 family residential real estate loans and home equity loans past due 90 days or more with loan-to-value ratios greater than 60%, home equity loans 90 days or more past due where bank does not hold first mortgage, irrespective of loan-to-value, loans in bankruptcy where repayment is likely but not yet established, and lastly consumer loans that are 90 days or more past due.

Commercial purpose loan ratings are assigned by the commercial account officer; for larger and more complex commercial loans, the credit rating is a collaborative assignment by the lender and the credit analyst. The credit risk rating is based on the borrower's expected performance, i.e., the likelihood that the borrower will be able to service its obligations in accordance with the loan terms. Credit risk ratings are meant to measure risk versus simply record history.  Assessment of expected future payment performance requires consideration of numerous factors.  While past performance is part of the overall evaluation, expected performance is based on an analysis of the borrower's financial strength, and historical and projected factors such as size and financing alternatives, capacity and cash flow, balance sheet and income statement trends, the quality and timeliness of financial reporting, and the Company’s management.  Other factors influencing the credit risk rating to a lesser degree include collateral coverage and control, guarantor strength and commitment, documentation, structure and covenants, and industry conditions.  There are uncertainties inherent in this process.

Credit risk ratings are dynamic and require updating whenever relevant information is received.  The risk ratings of larger or more complex loans, and Group B and C rated loans, are assessed at the time of their respective annual reviews, during quarterly updates, in action plans or at any other time that relevant information warrants update. Lenders are required to make immediate disclosure to the Chief Credit Officer of any increase in loan risk, even if considered temporary in nature.

The Company had no acquired loans with deteriorated credit quality.

Note 4.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying balance sheets.  The unpaid principal balances of mortgage loans serviced for others were $196,240,331and $178,757,130 at December 31, 2010 and 2009, respectively. Net gains realized on the sale of loans amounted to $1,203,014 and $1,114,099 for the years ended December 31, 2010 and 2009, respectively.  The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2010 and 2009, was $1,076,708 and $932,961, respectively. The fair values of these rights were $1,055,554 and $1,011,360, respectively.

Changes in mortgage servicing rights for the years ended December 31 are summarized as follows:

	2010	2009

Balance at beginning of year	$932,961	$960,110
Mortgage servicing rights capitalized	403,026	584,004
Mortgage servicing rights amortized	(392,233)	(363,755)
Change in valuation allowance	132,954	(247,398)
Balance at end of year	$1,076,708	$932,961

Note 5.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2010	2009

Buildings and improvements	$10,515,227	$10,438,594
Land and land improvements	2,378,812	2,571,812
Furniture and equipment	6,199,355	6,242,201
Leasehold improvements	1,293,328	1,277,509
Capital lease	927,889	927,889
Other prepaid assets	89,507	14,530
	21,404,118	21,472,535
Less accumulated depreciation and amortization	(8,612,147)	(7,835,121)
	$12,791,971	$13,637,414

Depreciation and amortization included in occupancy expenses amounted to $1,035,739 and $1,090,618 for the years ended December 31, 2010 and 2009, respectively.

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2022, with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2010 for each of the next five years and in aggregate are:

2011	$164,386
2012	170,386
2013	170,386
2014	146,097
2015	122,040
Subsequent to 2015	55,000
$828,295

Total rental expense amounted to $221,243 and $220,555 for the years ended December 31, 2010 and 2009, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2010:

2011	$113,482
2012	116,982
2013	116,982
2014	119,482
2015	122,982
Subsequent to 2015	645,853
Total minimum lease payments	1,235,763
Less amount representing interest	(400,924)
Present value of net minimum lease payments	$834,839

Note 6.  Goodwill and Other Intangible Asset

As a result of the merger with LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11.6 million. The goodwill is not amortizable and is not deductible for tax purposes.

The Company also recorded $4.2 million of acquired identified intangible assets representing the core deposit intangible which is subject to amortization as a non-interest expense over a ten year period using a double declining method and is deductible for tax purposes.

The amortization expense related to the remaining core deposit intangible at December 31, 2010 is expected to be as follows:

2011	$426,086
2012	340,869
2013	272,695
2014	272,695
2015	272,695
Thereafter	545,392
Total core deposit intangible expense	$2,130,432

Management evaluated goodwill for impairment at December 31, 2010 and 2009 and concluded that no impairment existed as of such dates.

Note 7.  Other Investments

The Company has purchased from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.  The tax credits from these investments were estimated at $534,808 for the year ended December 31, 2010 and $1,022,294 (including a one-time historic tax credit of $549,378) for the year ended December 31, 2009.  These tax credits were recorded as a reduction of income tax expense.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of "other expenses", and were $495,592 and $983,904 for 2010 and 2009, respectively.  The carrying values of these investments, which are included in other assets, were $2,431,244 and $2,926,836 at December 31, 2010 and 2009, respectively.

The Bank has a one-third ownership interest in a nondepository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC ("Partners"), a Vermont limited liability company that owns 100% of the limited liability company equity interests of CFSG.  The Bank accounts for its investment in Partners under the equity method of accounting.  The Company's investment in Partners, included in other assets, amounted to $369,167 as of December 31, 2010 and $298,823 as of December 31, 2009.  The Company recognized income of $70,344 for 2010 and a loss of $1,296 for 2009.

Note 8.  Time Deposits

The following is a maturity distribution of time deposits at December 31, 2010:

2011	$81,282,356
2012	30,182,902
2013	8,311,327
2014	7,490,663
Thereafter	16,464,850
Total time certificates of deposit	$143,732,098

Note 9.  Borrowed Funds

Borrowings from the FHLBB as of December 31 were as follows:

	2010	2009
Long-Term Borrowings
FHLBB term borrowing, 2.13% fixed rate, due January 31, 2011	$10,000,000	$10,000,000
FHLBB Community Investment Program borrowing, 7.67% fixed rate,
due November 16, 2012	10,000	10,000
FHLBB term borrowing, 1.00% fixed rate, due January 27, 2012	6,000,000	0
FHLBB term borrowing, 1.71% fixed rate, due January 27, 2013	6,000,000	0
FHLBB term borrowing, 2.72% fixed rate, due January 27, 2015	6,000,000	0
	28,010,000	10,010,000

Short-Term Advances
FHLBB term borrowing, 0.39% fixed rate, due January 19, 2011	5,000,000	0

Overnight Borrowings
Federal funds purchased (FHLBB), 0.200%	0	3,401,000

Total borrowings	$33,010,000	$13,411,000

The Company maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2010 and 2009 with no outstanding advances under this line at either year-end date.  Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by one to four family properties.  Qualified collateral for these borrowings totaled $114,000,265 and $121,134,663 as of December 31, 2010 and 2009, respectively.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB.  As of December 31, 2010 and 2009, the Company's potential borrowing capacity was $85,500,199 and $90,850,997, respectively, reduced by outstanding advances.  At December 31, 2010, $40,550,000 in letters of credit was utilized as collateral for these deposits compared to $40,150,000 at December 31, 2009.  During 2009, the fee structure changed to the amount of the line with a multiplier of 12.5 basis points and a minimum of $150 per letter of credit. Total fees were $50,395 for 2010 and $43,950 for 2009.

In 2009 the Company established a borrowing line with the FRBB to be used as a contingency funding source.  For this Borrower-in-Custody arrangement, the Company pledged eligible commercial loans, commercial real estate loans and home equity loans resulting in an available line of $70,695,535 as of December 31, 2010.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 75 basis points as of December 31, 2010.  As of December 31, 2010, the Company had no outstanding advances against this line.

Note 10.  Junior Subordinated Debentures

As of December 31, 2010 and 2009, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due 2037 (the “Debentures”).  The Company pays interest on the Debentures quarterly at a fixed annual rate of 7.56% through December 15, 2012, and thereafter at a floating rate equal to the 3-month London Interbank Offered Rate (LIBOR) plus 2.85%.  The Debentures mature on December 15, 2037.  The Debentures are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 (the “Indenture”) between the Company and Wilmington Trust Company, as Trustee.  The Debentures are first redeemable, in whole or in part, by the Company on December 15, 2012.  Interest payments on the Debentures for 2010 and 2009 amounted to $974,257 each year, and are deductible for tax purposes.

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

Note 11.  Repurchase Agreements

Securities sold under agreements to repurchase amounted to $19,107,815 and $19,042,214 as of December 31, 2010 and 2009, respectively.  These agreements are collateralized by U. S. GSE securities and U. S. Treasury notes with a book value of $21,271,928 and $23,735,632 and a fair value of $21,388,076 and $23,903,342 at December 31, 2010 and 2009, respectively.

The average daily balance of these repurchase agreements was $19,427,033 and $18,400,631 during 2010 and 2009, respectively.  The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $21,081,592 and $21,002,058 in 2010 and 2009, respectively.  These repurchase agreements mature daily and carried a weighted average interest rate of .92% during 2010, and 1.39% during 2009.

Note 12.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis.  Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense (benefit) for the years ended December 31 was as follows:

	2010	2009

Currently paid or payable	$1,011,997	$230,614
Deferred	(456,275)	(545,933)
	$555,722	$(315,319)

Total income tax expense (benefit) differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2010	2009

Computed expected tax expense	$1,530,588	$1,167,065
Tax exempt interest	(477,502)	(506,875)
Disallowed interest	34,891	42,479
Partnership tax credits	(534,808)	(1,022,294)
Other	2,553	4,306
	$555,722	$(315,319)

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2010	2009

Depreciation	$11,660	$(39,522)
Mortgage servicing rights	48,874	(9,230)
Deferred compensation	(27,343)	42,568
Bad debts	(94,313)	(73,988)
Non-accrual loan interest	(40,129)	(15,171)
Core deposit intangible	(181,087)	(226,358)
Loan fair value	(23,674)	(42,871)
Time deposit fair value	(61,880)	(88,400)
Securities valuation	0	(92,187)
Fannie Mae preferred stock write down	(9,532)	11,256
OREO write down	(53,210)	0
Other	(25,641)	(12,030)
	$(456,275)	$(545,933)

Listed below are the significant components of the net deferred tax asset at December 31:

	2010	2009
Components of the deferred tax asset:
Bad debts	$1,093,322	$999,008
Non-accrual loan interest	80,105	39,976
Deferred compensation	337,449	310,105
Contingent liability - MPF program	38,307	24,367
Fair value adjustment on acquired securities
available-for-sale	545,125	535,593
Fannie Mae preferred stock write down	251,373	251,373
OREO write down	53,210	0
Capital lease	60,101	53,142
Alternative minimum tax	59,031	59,031
Fair value adjustment on acquired bank premises
and equipment	153,862	153,862
Other	111,141	106,400
Total deferred tax asset	2,783,026	2,532,857

Components of the deferred tax liability:
Depreciation	344,820	333,160
Limited partnerships	255,280	255,280
Mortgage servicing rights	366,080	317,207
Unrealized gain on securities available-for-sale	39,491	58,152
Core deposit intangible	724,347	905,433
Fair value adjustment on acquired loans	102,192	125,866
Fair value adjustment on acquired time deposits	0	61,880
Total deferred tax liability	1,832,210	2,056,978

Net deferred tax asset	$950,816	$475,879

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the balance sheet.

ASC Topic 740, "Income Taxes", defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2007 through 2009.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  The pension expense was $493,127 and $540,600 for 2010 and 2009, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors.  Participants are general creditors of the Company with respect to these benefits.  The benefits accrued under these plans were $398,307 and $386,993 at December 31, 2010 and 2009, respectively.  Expenses associated with these plans were $31,314 and $28,494 for the years ended December 31, 2010 and 2009, respectively.

The Company also maintains a supplemental employee retirement plan for certain key employees of the Company.  Benefits accrued under this plan were $594,190 and $525,082 at December 31, 2010 and 2009, respectively.  The expense associated with this plan was $69,108 and $66,028 for the years ended December 31, 2010 and 2009, respectively.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following financial instruments were outstanding whose contract amount represented credit risk:

	Contract or
	-Notional Amount-
	2010	2009

Unused portions of home equity lines of credit	$18,936,634	$15,556,908
Other commitments to extend credit	30,581,584	26,613,388
Residential construction lines of credit	2,044,892	1,671,116
Commercial real estate and other construction lines of credit	6,891,848	12,664,208
Standby letters of credit and commercial letters of credit	1,266,800	735,007
Recourse on sale of credit card portfolio	371,800	391,380
MPF credit enhancement obligation, net (See Note 16)	1,806,982	1,485,978

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  At December 31, 2010 and 2009, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $4,483,821 and $1,021,983, respectively, which are included in other commitments to extend credit.  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

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

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The fair value of standby letters of credit has not been included in the balance sheets as the fair value is immaterial.

In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the amount of $12,887,000 at December 31, 2010 and 2009.  Of this amount, $12,500,000 represents external financing through the issuance to investors of capital trust securities by CMTV Statutory Trust I (See Note 10).

Note 16.  Contingent Liability

The Company sells first mortgage 1-4 family residential loans under a program with FHLBB, the MPF program.  Under this program the Company shares in the credit risk of each mortgage, while receiving fee income in return.  The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans.  FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the member's CEO, with the balance of losses absorbed by FHLBB.  These loans meet specific underwriting standards of the FHLBB. As of December 31, 2010 and 2009, the Company had $50,682,743 and $41,247,609, respectively, in loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2010, the notional amount of the maximum CEO related to this program was $1,919,649 compared to $1,557,645 as of December 31, 2009.  The Company had accrued a contingent liability for this CEO in the amount of $112,667 and $71,667 as of December 31, 2010 and 2009, respectively, which is calculated based on the methodology used in calculating its allowance for loan losses, adjusted to reflect the risk sharing arrangements with the FHLBB.  The volume of loans sold to the MPF program and the corresponding credit obligation continue to be closely monitored by management.

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

Aggregate loan transactions with related parties as of December 31 were as follows:

	2010	2009

Balance, beginning	$6,538,993	$3,778,080
Loans - New Principal Officers/Directors	0	2,809,549
New loans to existing Officers/Directors	25,835,458	6,206,719
Retirement of Director	0	(2,273)
Repayment*	(25,358,458)	(6,253,082)
Balance, ending	$7,015,993	$6,538,993
*Includes loans sold to the secondary market.

Total deposits with related parties were $4,845,646 and $4,896,013 at December 31, 2010 and 2009, respectively.

The Company leases approximately 1,839 square feet of condominium space in the state office building on Main Street in Newport to its trust company affiliate, CFSG.  This is the location of CFSG’s principal offices.  CFSG also leases offices in the Company’s Barre and Lyndonville branches.  The amount of rental income received from CFSG for the years ended December 31, 2010 and 2009 was $31,182 and $28,729, respectively.

The Company utilizes the services of CFSG as an investment advisor for the 401(k) plan.  The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan.  CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants.  The Company pays monthly management fees to CFSG based on the market value of the total assets under management.  The amount paid to CFSG for the years ended December 31, 2010 and 2009 was $37,797 and $34,677, respectively.

Note 19.  Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with the FRBB.  The Company uses a deposit reclassification tool not only as an additional means to increase spread income, but also to allow the Bank to reclassify certain balances of transactional accounts to non-transactional accounts for the purposes of calculating the daily cash reserve balances required to be maintained at the FRBB.  At December 31, 2010, the reserve requirement was $0 compared to $275,000 at December 31, 2009.

In the ordinary course of the Company's business it may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits.  However, to date, no losses have been experienced in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts.  The Company was required to maintain contracted clearing balances with other correspondent banks of $225,000 at December 31, 2010 and 2009.

Note 20.  Regulatory Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action capital requirements are applicable to banks, but not bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Tier 1 capital.  For 2010 and prior annual and quarterly periods the Company’s trust preferred junior subordinated debentures have been includable in Tier 1 capital up to 25% of core capital elements, with the balance includable in Tier 2 capital.  In accordance with changes in the regulatory requirements for calculating capital ratios, beginning March 31, 2011, the Company will deduct the amount of goodwill, net of deferred tax liability ($2,061,772 at December 31, 2010), for purposes of calculating the amount of trust preferred junior subordinated debentures includable in Tier 1 capital.  Management believes, as of December 31, 2010, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the Office of the Comptroller of the Currency (“OCC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank's regulatory capital categories.

The following table shows the regulatory capital ratios for the Company and the Bank as of year end 2010 and 2009:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total capital (to risk-weighted assets)
Company	$43,942	12.33%	$28,505	8.00%	N/A	N/A
Bank	$43,364	12.20%	$28,439	8.00%	$35,549	10.00%

Tier I capital (to risk-weighted assets)
Company	$40,187	11.28%	$14,253	4.00%	N/A	N/A
Bank	$39,610	11.14%	$14,220	4.00%	$21,329	6.00%

Tier I capital (to average assets)
Company	$40,187	7.52%	$21,376	4.00%	N/A	N/A
Bank	$39,610	7.42%	$21,345	4.00%	$26,681	5.00%

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2009:
Total capital (to risk-weighted assets)
Company	$40,326	11.57%	$27,877	8.00%	N/A	N/A
Bank	$40,336	11.60%	$27,811	8.00%	$34,764	10.00%

Tier I capital (to risk-weighted assets)
Company	$36,875	10.58%	$13,939	4.00%	N/A	N/A
Bank	$36,885	10.61%	$13,906	4.00%	$20,858	6.00%

Tier I capital (to average assets)
Company	$36,875	7.50%	$19,674	4.00%	N/A	N/A
Bank	$36,885	7.51%	$19,643	4.00%	$24,554	5.00%

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

On February 24, 2009, the Board of Governors of the Federal Reserve System (“FRB”) issued supervisory guidance on the payment of dividends and redemption and repurchases of stock by bank holding companies.  The guidance heightened expectations that a bank holding company will inform and consult with the FRB supervisory staff in advance of declaring and paying any dividend that could raise safety and soundness concerns (such as a dividend exceeding current period earnings); redeeming or repurchasing regulatory capital instruments when the bank holding company is experiencing financial weaknesses; or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.  The guidance provides that a bank holding company should eliminate, defer or severely limit dividends if net income for the past four quarters is not sufficient to fully fund dividends; the prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios.  In accordance with this guidance, the Company would be required to consult with, and obtain the approval of, the FRB staff for payment, if any, of quarterly cash dividends in future periods in excess of earnings for the applicable quarterly period.

Note 21.  Fair Value

ASC Topic 820-10-20, Fair Value Measurements and Disclosures, provides a framework for measuring and disclosing fair value under US GAAP.  ASC Topic 820-10-20 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

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

Level 2
Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes certain derivative contracts, residential mortgage servicing rights, impaired loans, and OREO which uses the market approach.

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

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  Assets measured at fair value on a recurring basis at December 31 are summarized below:

December 31, 2010	Level 1	Level 2	Total
Assets:
U.S. GSE debt securities	$0	$16,313,390	$16,313,390
U.S. Government securities	4,038,740	1,035,946	5,074,686
U.S. GSE preferred stock	42,360	0	42,360

December 31, 2009
Assets:
U.S. GSE debt securities	$0	$18,806,650	$18,806,650
U.S. Government securities	1,003,233	4,093,459	5,096,692
U.S. GSE preferred stock	71,488	0	71,488

Assets measured at fair value on a nonrecurring basis and reflected in the balance sheet at December 31 are summarized below:

December 31, 2010	Level 2
Assets:
Mortgage servicing rights	$1,076,708
Impaired loans, net of related allowance	2,870,411
OREO	1,210,300

December 31, 2009
Assets:
Mortgage servicing rights	$1,011,360
Impaired loans, net of related allowance	2,186,171
OREO	743,000

Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Investment securities:  The fair value of securities available for sale equals quoted market prices, if available.  If quoted market prices are not available, fair value is determined using quoted market prices for similar securities.  Level 1 securities include certain U.S. Government securities and U.S. GSE preferred stock.  Level 2 securities include asset-backed securities, including obligations of U.S. GSEs and certain U.S Government securities.

Restricted equity securities:  Restricted equity securities are comprised of FRBB stock and FHLBB stock.  These securities are carried at cost, which is believed to approximate fair value, based on the redemption provisions of the FRBB and the FHLBB.  The stock is nonmarketable, and redeemable at par value, subject to certain conditions, and, in the case of FHLBB stock, a moratorium on redemptions.

Loans and loans held-for-sale:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.  The fair values for other loans (for example, fixed rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.  The carrying amounts reported in the balance sheet for loans that are held-for-sale approximate their fair values.  Loan impairment is deemed to exist when full repayment of principal and interest according to the contractual terms of the loan is no longer probable.  Impaired loans are reported based on one of three measures: the present value of expected future cash flows discounted at the loan’s effective interest rate; the loan’s observable market price; or the fair value of the collateral if the loan is collateral dependent.  If the fair value is less than an impaired loan’s recorded investment, an impairment loss is recognized as part of the ALL.  Accordingly, certain impaired loans may be subject to measurement at fair value on a non-recurring basis.  Management has estimated the fair values of these assets using Level 2 inputs, such as the fair value of collateral based on independent third-party appraisals for collateral-dependent loans.

The fair value of loans held-for-sale is based upon an actual purchase and sale agreement between the Company and an independent market participant.  The sale is executed within a reasonable period following quarter end at the stated fair value.

Mortgage servicing rights:  Mortgage servicing rights are evaluated regularly for impairment based upon the fair   value of the servicing rights as compared to their amortized cost. The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income, with loans divided into strata for valuation purposes based on their rates, terms and other features. The Company obtains a third party valuation based upon loan level data, including note rate, type and term.. The model utilizes a variety of observable inputs for its assumptions, the most significant of which are loan prepayment assumptions and the discount rate used to discount future cash flows.  Mortgage servicing rights are subject to measurement at fair value on a nonrecurring basis and are classified as Level 2 assets.

Deposits, federal funds purchased and borrowed funds:  The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit and borrowed funds are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and indebtedness to a schedule of aggregated contractual maturities on such time deposits and indebtedness.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$51,448	$51,448	$9,603	$9,603
Securities held-to-maturity	37,441	38,157	44,766	45,543
Securities available-for-sale	21,430	21,430	23,975	23,975
Restricted equity securities	4,309	4,309	3,907	3,907
Loans and loans held-for-sale, net	387,631	397,123	378,656	388,199
Mortgage servicing rights	1,077	1,056	933	1,011
Accrued interest receivable	1,790	1,790	1,895	1,895

Financial liabilities:
Deposits	438,192	440,913	418,786	420,933
Federal funds purchased and other borrowed funds	33,010	33,250	13,411	13,549
Repurchase agreements	19,108	19,108	19,042	19,042
Capital lease obligations	835	835	877	877
Subordinated debentures	12,887	13,155	12,887	11,370
Accrued interest payable	192	192	234	234

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2010 and 2009.

Note 22.  Condensed Financial Information (Parent Company Only)

The following financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)
Condensed Balance Sheets
December 31, 2010 and 2009

Assets	2010	2009

Cash	$123,116	$125,967
Investment in subsidiary - Community National Bank	51,436,841	49,196,444
Investment in Capital Trust	387,000	387,000
Other assets	441,802	442,724
Total assets	$52,388,759	$50,152,135

Liabilities and Shareholders' Equity
Liabilities
Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	374,090	375,297
Total liabilities	13,261,090	13,262,297

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding at
December 31, 2010 and 2009 ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized, at December 31,
2010 and 2009, and 4,834,615 and 4,759,913 shares issued at December 31,
2010 and 2009, respectively (including 19,312 and 21,636 shares issued
February 1, 2011 and 2010, respectively)	12,086,538	11,899,783
Additional paid-in capital	26,718,403	26,192,359
Retained earnings (accumulated deficit)	368,848	(1,192,409)
Accumulated other comprehensive income	76,657	112,882
Less: treasury stock, at cost; 210,101 shares at December 31, 2010 and 2009	(2,622,777)	(2,622,777)
Total shareholders' equity	39,127,669	36,889,838

Total liabilities and shareholders' equity	$52,388,759	$50,152,135

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)
Condensed Statements of Income
Years Ended December 31, 2010 and 2009

	2010	2009
Income
Bank subsidiary distributions	$2,527,000	$2,611,000
Dividends on Capital Trust	29,257	29,257
Total income	2,556,257	2,640,257

Expense
Interest on junior subordinated debentures	974,257	974,257
Administrative and other	354,416	357,130
Total expense	1,328,673	1,331,387

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	1,227,584	1,308,870
Applicable income tax benefit	441,802	442,724

Income before equity in undistributed net income of subsidiary	1,669,386	1,751,594
Equity in undistributed net income of subsidiary	2,276,622	1,996,268
Net income	$3,946,008	$3,747,862

Community Bancorp. (Parent Company Only)
Condensed Statements of Cash Flows
Years Ended December 31, 2010 and 2009

	2010	2009
Cash Flows from Operating Activities
Net income	$3,946,008	$3,747,862
Adjustments to reconcile net income to net cash provided by
operating activities
Equity in undistributed net income of subsidiary	(2,276,622)	(1,996,268)
Decrease in income taxes receivable	922	19,765
Net cash provided by operating activities	1,670,308	1,771,359

Cash Flows from Financing Activities
Dividends paid on preferred stock	(187,500)	(187,500)
Dividends paid on common stock	(1,485,659)	(1,674,947)
Net cash used in financing activities	(1,673,159)	(1,862,447)

Net decrease in cash	(2,851)	(91,088)

Cash
Beginning	125,967	217,055
Ending	$123,116	$125,967

Cash Received for Income Taxes	$442,724	$462,489

Cash Paid for Interest	$974,257	$974,257

Common Shares Dividends paid:
Dividends declared	$2,197,251	$2,160,050
Decrease in dividends payable attributable to dividends declared	1,207	151,508
Dividends reinvested	(712,799)	(636,611)
	$1,485,659	$1,674,947

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2010 and 2009 is presented below:

	Quarters in 2010 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,887,239	$5,899,121	$5,951,639	$5,948,984
Interest expense	1,644,096	1,680,487	1,610,258	1,592,896
Provision for loan losses	125,001	299,999	433,334	158,334
Non-interest income	1,231,801	1,186,432	1,230,782	1,992,287
Non-interest expense	4,288,821	4,360,458	4,326,559	4,306,312
Net income	938,912	732,533	787,805	1,486,758
Earnings per common share	0.20	0.15	0.16	0.31

	Quarters in 2009 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$6,093,582	$5,960,287	$5,986,293	$6,079,110
Interest expense	2,131,619	1,951,053	1,887,921	1,713,887
Provision for loan losses	125,001	125,001	175,001	200,001
Non-interest income	1,151,556	1,852,451	1,381,757	1,270,669
Non-interest expense	4,500,111	4,755,111	4,357,764	4,420,692
Net income	683,253	1,007,565	1,013,222	1,043,822
Earnings per common share	0.14	0.21	0.21	0.23

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2010	2009
Income
Loan documentation fees	$652,876	$658,450
Loan servicing fees	471,907	421,623

Expenses
Marketing	$315,000	$314,772
State deposit tax	476,315	414,142
Amortization of limited partnerships	495,592	983,904
ATM fees	292,328	383,536

Note 25.  Subsequent Events

Declaration of Cash Dividend

On December 14, 2010, the Company declared a cash dividend of $0.12 per share payable February 1, 2011 to shareholders of record as of January 15, 2011. This dividend has been recorded as of the declaration date, including shares issuable under the DRIP plan.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2010 and 2009

     The following discussion analyzes the consolidated financial condition of Community Bancorp. (the “Company”) and its wholly-owned subsidiary, Community National Bank, as of December 31, 2010 and 2009, and its consolidated results of operations for the years then ended.  The Company is considered a “smaller reporting company” under applicable regulations of the Securities and Exchange Commission and is therefore eligible for relief from certain disclosure requirements.  In accordance with such provisions, the Company has elected to provide its audited consolidated statements of income, cash flows and changes in shareholders’ equity for two, rather than three, years.

     The following discussion should be read in conjunction with the Company’s audited consolidated financial statements and related notes.

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

     Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (1) general economic or monetary conditions, either nationally or regionally, continue to deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services; (2) competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial service industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems; (3) interest rates change in such a way as to reduce the Company's margins;  (4) changes in laws or government rules, or the way in which courts and government agencies interpret or implement those laws or rules, increase our costs of doing business or otherwise adversely affect the Company's business; (5) changes in federal or state tax policy; (6) changes in the level of nonperforming assets and charge-offs; (7) changes in estimates of future reserve requirements based upon relevant regulatory and accounting requirements; (8) changes in consumer and business spending, borrowing and savings habits; and (9) the effect of and changes in the United States monetary and fiscal policies, including the interest rate policies and regulation of the money supply by the Federal Reserve Board, which, in turn, may result in inflation and interest rate, securities market and monetary fluctuations and in changes in the demand for our loan and deposit products.

NON-GAAP FINANCIAL MEASURES

     Under SEC Regulation G, public companies making disclosures containing financial measures that are not in accordance with generally accepted accounting principles in the United States (U.S. GAAP or GAAP) must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure, as well as a statement of the company’s reasons for utilizing the non-GAAP financial measure.  The SEC has exempted from the definition of non-GAAP financial measures certain commonly used financial measures that are not based on GAAP.  However, two non-GAAP financial measures commonly used by financial institutions, namely tax-equivalent net interest income and tax-equivalent net interest margin, have not been specifically exempted by the SEC, and may therefore constitute non-GAAP financial measures under Regulation G.  We are unable to state with certainty whether the SEC would regard those measures as subject to Regulation G.

     Management believes that these non-GAAP financial measures are useful in evaluating the Company’s financial performance and facilitate comparisons with the performance of other financial institutions.  However, that information should be considered supplemental in nature and not as a substitute for related financial information prepared in accordance with GAAP.

OVERVIEW

     The Company ended the year on December 31, 2010 with total assets of $545.9 million compared to $505.3 million on December 31, 2009, an increase of approximately 8.0%.  The growth of the balance sheet in 2010 was driven by an increase on the funding side as deposits increased $19.4 million and borrowings increased $19.6 million, with no net growth in earning assets.  Total deposits on December 31, 2010 were $438.2 million, compared to $418.8 million on December 31, 2009.  This increase was achieved in spite of a decrease in time deposits of $23.5 million, including the maturing during the first quarter of 2010 of $15.1 million in one way funds purchased in the Certificate of Deposit Account Registry Service (CDARS) program of Promontory Interfinancial Network (described below in the Liquidity and Capital Resources section), which were replaced with long-term borrowings from the FHLBB.  Also contributing to the decrease in time deposits was the competitive interest rate environment for Certificate of Deposit (CD) specials, resulting in a decrease in CDs of $8.4 million.  The Company’s non-time deposits grew sufficiently to cover the $15.1 million in matured one-way CDARS funds, with total deposits increasing by $42.9 million.  Contributing to the increase in deposits was a new NOW account with the Company’s affiliate, Community Financial Services Group (CFSG), in the amount of $20 million.  The Company considers these increases in core deposits as significant to the overall balance sheet as a stable source of funding to support asset growth.  However, management believes that the low interest rates being paid on CDs and other investment products is likely causing some depositors to place their money in non maturing products such as money market and savings accounts awaiting an improvement in interest rates and market conditions.

     On the asset side, gross loans and loans held for sale increased a total of $9.2 million, while municipal investments decreased $7.3 million and the available-for-sale securities portfolio decreased $2.5 million.  This lack of net growth in earning assets resulted in an increase in overnight funds kept in cash in the amount of $41.8 million from December 31, 2009 to December 31, 2010.

     The Company declared dividends of $0.48 per common share in 2010, the same level that was paid in 2009.  Strong earnings in 2010 resulted in retained earnings of $368,848 as of December 31, 2010 compared to an accumulated deficit of $1.2 million as of December 31, 2009 and an increase in total shareholders’ equity of $2.2 million.

     Average earning assets increased $30.8 million in 2010 while average interest bearing liabilities increased $24.0 million.  Although average earning assets increased, the average yield earned on interest-earning assets decreased 46 basis points as variable rate assets repriced, and new loans were recorded, at prevailing interest rates.  Similarly, while average interest-bearing liabilities increased, the average rate paid on the average balances decreased by 38 basis points.  The combined effects of these changes resulted in an increase of approximately $681,000 in tax equivalent net interest income.

     Net income for 2010 was $3.9 million, or $.82 per common share, compared to $3.7 million, or $.79 per common share in 2009.  Total non-interest income was $5.6 million in 2010 compared to $5.7 million in 2009, a decrease of 0.3%.  One of the components of non-interest income is income from selling loans in the secondary market.  In 2009 the Federal Reserve’s action to purchase high levels of mortgage-backed securities in an effort to stimulate the real estate market drove down mortgage interest rates and sparked very strong mortgage refinancing activity.  Rates remained low throughout most of 2010 fueling another round of refinancing activity, resulting in $54.4 million in mortgages sold during 2010 compared to $70.1 million during 2009.  The Company reported net gains from the sales of these mortgages of $1.2 million in 2010 compared to $1.1 million in 2009.  Another component of non-interest income that varied between periods was the net realized gains of $471,055 in 2009 from the sale of the Company’s mortgage backed securities (MBS) and collateralized mortgage obligations (CMO), compared to no realized gains in 2010.

     Non-interest expenses in 2010 were $17.3 million compared to $18.0 million in 2009, a decrease of 4.2%.  One of the most significant variances was in FDIC premiums due to a special assessment of $233,500 in 2009, in addition to the regular assessments, resulting in FDIC premium expense of $633,043 in 2010, compared to $784,877 in 2009.  Another sizeable difference was in loss on limited partnerships due to a significant investment made by the Company in a local senior housing project in 2009 that increased the losses in those partnerships for the year. Amortization of the intangibles related to the loans and deposits acquired in the 2007 merger with LyndonBank was $784,238 in 2010 compared to $1.1 million in 2009.  Expenses related to past due and non accruing loans and other real estate owned were $412,238 in 2010 compared to $169,904 in 2009. Losses from external fraud related to debit card transactions were $108,661 in 2010 compared to $16,987 in 2009.  This is a trend that is on the rise and an area of fraud where, in most instances, the Company, rather than the customer, the merchant or the processor, is generally responsible for the losses.

     Global economic indicators point toward a recovering U.S. economy; consumer confidence has improved and household spending is increasing at a moderate pace, but remains constrained by high unemployment, modest income growth, lower housing wealth, and tight credit. Business spending on equipment and software is rising, though less rapidly than earlier in 2010, while investment in nonresidential structures continues to be weak. Employers remain reluctant to add to payrolls and the housing sector continues to be depressed. Longer-term inflation expectations have remained stable, but measures of underlying inflation have continued to trend downward. More locally, the unemployment rate in Vermont in November 2010 was lower by a full percentage point compared to the prior year and since the start of the calendar year, the Vermont seasonally adjusted unemployment rate has followed a downward trend.  Conditions are generally better than 2009, however of great concern is the rising price of fuel and the impact it will have to the consumer and all sectors of the economy. The manufacturing industry was hardest hit early in the recession with most if its layoffs occurring in early 2009, however reports from two local manufacturers of wood products indicate that production has increased and they have increased work hours for production crews.  In the farming sector, milk prices increased during 2010 and are projected to remain at these levels for at least the first half of 2011.  The 2010 construction season was very slow for both commercial and residential contractors, leaving many with depleted financial resources and less prepared for the slow winter season and their 2011 startup.  Some commercial contractors have found work at the local ski resort that is undergoing a major expansion.  Tourism activity during the fall foliage season and so far this winter has been good with local hotels reporting stable bookings.  The local real estate markets improved during 2010, sparked by the low interest rate environment.  Local real estate agents report that sales have increased across all price points.  Another positive note for the northeastern Vermont market area is a multi-phase expansion project of a local ski area, where construction of two hotels, a hockey arena, an indoor water park and a golf club house are expected to transform the ski resort to a year-round indoor and outdoor recreation destination resort.  This project is expected to inject $90 million of construction funding into the local economy over the next two years utilizing Federal EB5 program capital from foreign investors.

     While there are some signs of a recovery, the recent recession will continue to have a negative impact on the consumer, particularly as it relates to credit performance, which tends to lag economic cycles.  The increase in past dues and non-performing loans during 2010 compared to 2009 indicates that customers continue to struggle to make their mortgage payments, not only due to layoffs and reduced income, but some are plagued by high levels of other consumer debt as well.  These economic factors are considered in assessing the level of the Company’s reserve for loan losses in an effort to adequately reserve for probable losses due to consequences of the recession. The Company recorded a provision for loan losses of $1.02 million in 2010 compared to $625,004 in 2009.

     There were significant regulatory changes affecting banks in 2010, which are likely to impact all aspects of the financial services industry for many years to come.  In particular, the comprehensive Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enacted in July 2010 contains many new requirements and mandates applicable to banking institutions and authorizes numerous rulemakings by various agencies to implement its provisions.  Among other things, the Dodd-Frank Act: creates a new Consumer Financial Protection Bureau as an independent agency to implement and (with respect to larger institutions) enforce federal consumer protection laws; changes the method for calculating regulatory capital by bank holding companies and restricts the use of trust preferred securities as Tier 1 capital (subject to certain grandfathering); imposes new price controls on debit card interchange fees; imposes new disclosure, escrow, appraisal and other requirements applicable to mortgage lending; adopts new disclosure and voting requirements for public companies relating to executive compensation arrangements (subject to a delayed effective date for smaller reporting companies); makes permanent the increase to $250,000 in the amount of maximum FDIC insurance coverage; changes the assessment formula for FDIC insurance premiums from one based on deposits to one based on assets; provides permanent relief for smaller reporting companies such as the Company from the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act; and extends through 2012 the temporary unlimited deposit insurance coverage for non-interest bearing accounts.  An amendment to the Federal Deposit Insurance Act enacted in December 2010 included interest on lawyer trust accounts (IOLTAs) within the definition of “non-interest bearing transaction account” for purposes of the Dodd-Frank Act’s unlimited deposit insurance coverage.

     The regulatory environment continues to increase operating costs and place extensive burden on personnel resources to comply with a myriad of legal requirements, including those under the Dodd-Frank Act, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Real Estate Settlement Procedures Act and the Truth in Lending Act.  It is unlikely that these administrative costs and burdens will moderate in the future.

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

Allowance for Loan Losses - Management believes that the calculation of the allowance for loan losses (ALL) is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements.  In estimating the ALL, management considers historical experience as well as other qualitative factors, including the effect of current economic indicators and their probable impact on borrowers and collateral, trends in delinquent and non-performing loans, trends in criticized and classified assets, concentrations of credit, levels of exceptions, and the impact of competition in the market. Management’s estimates used in calculating the ALL may increase or decrease based on changes in these factors, which in turn will affect the amount of the Company’s provision for loan losses charged against current period income.  Actual results could differ significantly from these estimates under different assumptions, judgments or conditions.

Other Real Estate Owned - Occasionally, the Company acquires property in connection with foreclosures or in satisfaction of debts previously contracted, other real estate owned (OREO).  Such properties are carried at fair value, which is the market value less estimated cost of disposition, i.e. sales commissions and costs associated with the sale.  Market value is defined as the cash price that might reasonably be anticipated in a current sale that is within 12 months, under all conditions requisite to a fair sale.  A fair sale means that a buyer and seller are each acting prudently, knowledgeably, and under no necessity to buy or sell.  Market value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a Broker’s Price Opinion, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation.  If the Company has a valid appraisal or an appropriate evaluation obtained in connection with the real estate loan, and there has been no obvious and material change in market conditions or physical aspects of the property, then the Company need not obtain another appraisal or evaluation when it acquires ownership of the property. Under recent and current market conditions, and periods of declining market values, the Company will generally obtain a new appraisal or evaluation.

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

Investment Securities - Companies are required to perform quarterly reviews of individual debt and equity securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline and the probability, extent and timing of a valuation recovery, the company’s intent to continue to hold the security and, in the case of debt securities, the likelihood that the company will not have to sell the security before recovery of its cost basis.  Pursuant to these requirements, management assesses valuation declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition and business prospects, or to market-related or other factors, such as interest rates, and in the case of debt securities, the extent to which the impairment relates to credit losses of the issuer, as compared to other factors.  Declines in the fair value of securities below their cost that are deemed in accordance with GAAP to be other than temporary, and declines in fair value of debt securities below their cost that are related to credit losses, are recorded in earnings as realized losses.  The non-credit loss portion of an other than temporary decline in the fair value of debt securities below their cost basis (generally, the difference between the fair value and the estimated net present value of the debt security) is recognized in other comprehensive income as an unrealized loss.

Mortgage Servicing Rights - Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are required to be initially capitalized at fair value and subsequently accounted for using the “fair value method” or the “amortization method”. Capitalized mortgage servicing rights are included in other assets in the consolidated balance sheet. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets.  The value of capitalized servicing rights represents the estimated present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of fair value compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as amortization of other assets.  Subsequent improvement (if any) in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment. Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Factors that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  The Company analyzes and accounts for the value of its servicing rights with the assistance of a third party consultant.

Goodwill - Management utilizes numerous techniques to estimate the value of various assets held by the Company, including methods to determine the appropriate carrying value of goodwill.  In addition, goodwill from a purchase acquisition is subject to ongoing periodic impairment tests, which include an evaluation of the ongoing assets, liabilities and revenues from the acquisition and an estimation of the impact of business conditions.

Other - Management utilizes numerous techniques to estimate the carrying value of various assets held by the Company, including, but not limited to, bank premises and equipment and deferred taxes. The assumptions considered in making these estimates are based on historical experience and on various other factors that are believed by management to be reasonable under the circumstances.  The use of different estimates or assumptions could produce different estimates of carrying values and those differences could be material in some circumstances.

RESULTS OF OPERATIONS

    The Company’s net income of $3.9 million for the year ended December 31, 2010 increased $198,146 or 5.3% from net income of $3.7 million for 2009, resulting in earnings per common share of $0.82 and $0.79, respectively.  An increase of $724,454 or 4.4% is noted in net interest income for 2010 compared to 2009.  Although interest income decreased $432,289 or 1.8% in 2010, that decline was more than offset by a decrease in interest expense of $1.2 million or 15.1%, due primarily to a decrease in interest rates paid on deposits.  The persistent low rate environment continues to put pressure on the net interest spread and net interest margin.  Non-interest income decreased $15,131 or 0.3%, and non-interest expense decreased $751,528 or 4.2%.  The Company sold its entire portfolio of MBS and CMO during 2009 for a net gain of $471,055, while there were no sales from the investment portfolio in 2010.  Increases in other components of non-interest income including income from the sale of loans to the secondary market and mortgage servicing rights during 2010 helped to offset a portion of the difference in this gain in 2009.  All components of non-interest expense decreased from 2009 to 2010 with other expenses noting the biggest decrease of $201,793 or 3.8%, followed by salaries and wages with a decrease of $159,999 or 2.7%. Loss on limited partnerships, a component of other expenses, decreased $488,312, or just under 50% from 2009 to 2010, which was offset in part by an increase of $191,362 in expenses associated with non-performing loans, with such expenses totaling $40,629 for 2009 compared to $231,991 for 2010.

     The Company’s average assets increased $27.2 million or 5.5% in 2010, with total average assets of approximately $521.0 million during 2010, compared to average assets of $493.8 million during 2009.  The average loan portfolio increased $16.7 million or 4.5% from 2009 to 2010 and overnight deposits, primarily funds held at the Federal Reserve Bank of Boston (FRBB), increased approximately $15.0 million, from an average volume of $170 thousand in 2009 to $15.2 million in 2010.  A decrease is noted in the average volume of the investment portfolio during 2010 of just under $1.0 million or 1.2%, as well as a decrease in the average balance of non-interest bearing cash and due from banks of $5.1 million or 58.6% for 2010, compared to 2009.

     Return on average assets (ROA), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity (ROE), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last two fiscal years:

	December 31,
	2010	2009

Return on average assets	0.76%	0.76%
Return on average equity	10.43%	10.44%
Dividend payout ratio (1)	58.54%	60.76%
Average equity to average assets ratio	7.26%	7.27%

(1)Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and balance sheet data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA (1)

(Not covered by Report of Independent Public Accountants)
(Dollars in thousands, except per share data)

Year Ended December 31,	2010	2009	2008	2007	2006

Total interest income	$23,687	$24,119	$27,088	$21,693	$20,976
Less:
Total interest expense	6,528	7,684	10,503	8,491	7,703
Net interest income	17,159	16,435	16,585	13,202	13,273
Less:
Provision for loan losses	1,017	625	499	148	138

Non-interest income	5,641	5,656	4,036	3,448	3,124
Less:
Non-interest expense	17,282	18,034	18,245	12,476	12,154
Income before income taxes	4,502	3,433	1,877	4,026	4,105
Less:
Applicable income tax expense (benefit)(2)	556	(315)	(324)	669	730

Net Income	$3,946	$3,748	$2,201	$3,357	$3,375

Balance Sheet Data

Net loans	$387,631	$378,656	$362,460	$353,102	$266,396
Total assets	545,933	505,287	487,799	502,032	351,815
Total deposits	438,192	418,786	402,241	416,220	300,988
Borrowed funds	33,010	13,411	12,572	13,760	40
Total liabilities	506,805	468,397	452,526	467,111	321,084
Total shareholders' equity	39,128	36,890	35,273	34,920	30,731

Per Share Data(3)

Earnings per common share	$0.82	$0.79	$0.46	$0.77	$0.78
Dividends declared per common share	$0.48	$0.48	$0.68	$0.67	$0.64
Book value per common shares outstanding	$7.92	$7.56	$7.33	$7.94	$7.09
Weighted average number of
common shares outstanding	4,584,145	4,504,943	4,430,657	4,365,378	4,302,456
Number of common shares outstanding	4,624,514	4,549,812	4,469,105	4,399,167	4,130,109

(1) The following does not include LyndonBank, acquired on December 31, 2007: All data for 2006 and 2007 income statement and earnings per share data.
(2) Applicable income tax expense (benefit) above includes the income tax effect, assuming a 34% tax rate, on securities gains which totaled $0 in 2010, $160,159 in 2009, $0 in 2008 and
2007, and $19,338 in 2006.
(3) All share and per share data for prior periods restated to reflect a 5% stock dividend declared in June 2007.

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

     Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $37.4 million and $44.8 million, respectively, at December 31, 2010 and 2009.

     The following table provides the reconciliation between net interest income presented in the statement of income and the tax equivalent net interest income presented in Table A below for the 12 month comparison periods of 2010 and 2009.

	For years ended
	December 31,
	2010	2009
	(Dollars in Thousands)

Net interest income as presented	$17,159	$16,435
Effect of tax-exempt income	662	705
Net interest income, tax equivalent	$17,821	$17,140

     The table below presents the following information for each of the last two fiscal years: average earning assets (including non-accrual loans) and average interest-bearing liabilities supporting earning assets; and tax equivalent interest income and interest expense expressed both in dollars and as a rate/yield.

Table A
Average Balances and Interest Rates

		2010			2009
	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield
Interest-Earning Assets	(Dollars in Thousands)

Loans (1)	$387,268	$21,976	5.67%	$370,527	$21,908	5.91%
Taxable investment securities	22,681	344	1.52%	25,344	779	3.07%
Tax exempt investment securities	48,031	1,945	4.05%	46,299	2,072	4.48%
Sweep and interest earning accounts	15,205	19	0.12%	170	0	0.00%
Other investments	975	65	6.56%	975	65	6.67%
Total	$474,160	$24,349	5.14%	$443,315	$24,824	5.60%

Interest-Bearing Liabilities

NOW and money market funds	$153,674	$1,349	0.88%	$126,369	$1,293	1.02%
Savings deposits	56,027	164	0.29%	53,218	163	0.31%
Time deposits	149,528	3,246	2.17%	169,267	4,692	2.77%
Federal funds purchased and other borrowed funds	33,806	547	1.62%	21,189	235	1.11%
Repurchase agreements	19,427	179	0.92%	18,401	255	1.39%
Capital lease obligations	854	69	8.08%	894	72	8.05%
Junior subordinated debentures	12,887	974	7.56%	12,887	974	7.56%
Total	$426,203	$6,528	1.53%	$402,225	$7,684	1.91%

Net interest income		$17,821			$17,140
Net interest spread (2)			3.61%			3.69%
Net interest margin (3)			3.76%			3.87%

(1) Included in gross loans are non-accrual loans with an average balance of $4,426,331 and $3,193,691 for the year ended December 31, 2010 and 2009, respectively.
Loans are stated before deduction of unearned discount and allowance for loan losses.
(2) Net interest spread is the difference between the yield on earning assets and the rate paid on interest-bearing liabilities.
(3) Net interest margin is net interest income divided by average earning assets.

     Interest income from loans of approximately $22.0 million accounts for approximately 90.3% of total tax-equivalent interest income for 2010, compared to $21.9 million or 88.3% for 2009, with average yields of 5.67% and 5.91%, respectively. The average volume of loans increased $16.7 million, or 4.5% from 2009 to 2010, while the average rate earned on these assets decreased 24 basis points from 2009 to 2010, reflecting the prevailing low interest rate environment.  Interest income on taxable investment securities decreased $436 thousand and the average yield on these earning assets decreased 156 basis points from 2009 to 2010.  As these investments matured, the Company replaced most of them, but at considerably lower yields, accounting for the significant decrease in the average yield.  Sweep and interest earning assets consists primarily of access funds held in the Company’s account at the FRBB.  The FRBB began paying interest to financial institutions on balances left in their accounts overnight at a much higher rate than that of the Company’s other correspondent banks causing the Company to leave the funds in this account instead of selling the funds overnight to these other correspondent banks.

     Interest expense on time deposits represents approximately 49.7% of total interest expense for 2010, compared to 61.1% for 2009, with interest expense totaling $3.2 million and $4.7 million, respectively, and average rates paid of 2.17% and 2.77%, respectively.  The average volume of time deposits decreased $19.7 million or 11.7%, and the average rate paid decreased 60 basis points from 2009 to 2010.  The average volume of the capital lease obligation decreased $40,226 or approximately 4.5% from 2009 to 2010, which, due to the nature of the obligation will continue to decrease throughout its term.  Increases are noted in the average volumes of all other components of interest-bearing liabilities, with NOW and money market funds reporting the largest increase of $27.3 million or 21.6%, with average rates paid of 0.88% for 2010 compared to 1.02% for 2009.  Average balances of federal funds purchased and other borrowed funds are made up entirely of funds from FHLBB and reported the second largest increase of $12.6 million or 59.6%, with average rates paid of 1.62% for 2010, compared to 1.11% for 2009.  The cost of borrowing funds through FHLBB was more favorable during 2010 and 2009 compared to prior years, causing the Company to turn to that funding source rather than paying higher rates to attract more long-term funding such as time deposits.  This funding strategy accounts for the decrease in those deposits. The prolonged low-rate environment was a contributing factor to the decrease in the net interest spread of eight basis points, with a spread of 3.61% for 2010, compared to last year’s spread of 3.69%.

     The Company uses a deposit reclassification computing program as an additional means to increase spread income. The reclassification program assists in performing permitted reclassification of certain transactional account balances to non-transactional accounts for the purposes of calculating the daily cash reserve balances required to be maintained at the FRBB.  At December 31, 2010, the Company’s reserve requirement was $0, compared to $275,000 at December 31, 2009.  Past reserve requirement levels were as high as $3.0 million recorded at year-end 2006.  Under amendments to the Federal Reserve Act adopted in 2006 and further amended by EESA in 2008, the FRBB began paying interest on required reserve balances in October 2008 at a rate equal to the average targeted federal funds rate less 10 basis points, and as mentioned above, FRBB now pays interest on all balances at very competitive interest rates.

The following table summarizes the variances in income for the years 2010 and 2009 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid.

Table B
Changes in Interest Income and Interest Expense

	2010 vs. 2009
	Variance	Variance
Rate / Volume	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Interest-Earning Assets

Loans	$(921)	$989	$68
Taxable investment securities	(396)	(40)	(436)
Tax exempt investment securities	(204)	78	(126)
Sweep and interest earning accounts	(17)	36	19
Other investments	0	0	0
Total	$(1,538)	$1,063	$(475)

Interest-Bearing Liabilities

NOW and money market funds	$(222)	$278	$56
Savings deposits	(8)	9	1
Time deposits	(1,018)	(428)	(1,446)
Federal funds purchased and other borrowed funds	172	140	312
Repurchase agreements	(90)	14	(76)
Capital lease obligations	0	(3)	(3)
Junior subordinated debentures	0	0	0
Total	$(1,166)	$10	$(1,156)
Changes in net interest income	$(372)	$1,053	$681

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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income decreased $15,131 or 0.27% to $5.64 million in 2010 from $5.66 million in 2009. Despite lower loan sale volume in 2010, secondary market residential mortgage sales volume was steady during both 2009 and 2010 with originations of loans sold to the secondary market of $54.4 million in 2010 and $70.1 million in 2009. Income from sold loans increased moderately to $1.2 million from approximately $1.1 million in 2009.  Miscellaneous loan income, which includes loan documentation fees, and income from the Company’s trust company affiliate are both components of other income and increased in total $108,820 or 15.8%.  The increases in income from sold loans and miscellaneous loan income are due principally to the low interest rate environment throughout 2009 and 2010 and the associated refinance activity.  Although many components of non-interest income were higher in 2010 compared to 2009, there were no gains on sales of investment securities in 2010, compared with a net gain of $471,055 recognized in 2009 when the Company chose to sell its entire MBS and CMO portfolios during the first half of 2009.  These portfolios were acquired in the merger with LyndonBank. Historically, the Company has chosen not to hold MBS and CMOs in its investment portfolio.  Another component of other income, Supplemental Employee Retirement Plan (SERP) income, increased $21,563 or 60.0% from $35,957 in 2009 to $57,520 in 2010. This is investment income from assets held in a rabbi trust under the Company’s SERP.

Non-interest Expense: The Company's non-interest expense decreased 4.2% to $17.3 million for 2010 compared to just over $18.0 million for 2009.  Salaries and wages decreased $160,000 or 2.7% for 2010 compared to 2009.  The decrease was due in part to the retirement of a few long-time officers and normal workforce attrition as well as a reduction in hours for full-time employees.  The Company, in an effort to avoid lay-offs within the organization, chose to reduce the hours of employees wherever possible without affecting customer service and delivery of products.  Decreases are noted in all of the other components of non-interest expense with the most significant decreases reported in FDIC insurance premiums and other expenses.  FDIC insurance premiums of $784,877 for 2009 include a “special assessment” in the amount of $233,500 while the premium for 2010 of $633,043 represents regular quarterly assessments.  Other expenses decreased $201,793 or 3.8% from 2009 to 2010.  Loss on limited partnerships decreased $488,312 while an increase in debit card/ATM card losses of $91,674 and an increase of $191,362 in collection expenses associated with non-performing loans countered this decrease in non-interest expense.  The amortization of the Company’s core deposit intangible from the LyndonBank acquisition (discussed in Note 6) was $532,608 for 2010 compared to $665,760 for 2009, resulting in a decrease in expense of $133,152 or 20.0%.

     Total losses relating to various limited partnership investments for affordable housing in our market area constitute a notable portion of other expenses.  These losses amounted to $495,592 or 9.6% of other expenses in 2010 compared to $983,904 or 18.4% in 2009. These investments provide tax benefits, including tax credits, and are designed to yield between 8% and 10%.The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit.  The Company entered into a new local partnership in 2009 with an amortization expense for the year of $626,185 and a one-time historic tax credit of $549,378.  No new partnership investments were booked in 2010, but the Company is evaluating several projects for 2011.

APPLICABLE INCOME TAXES

     The provision for income taxes increased from a tax benefit of $315,319 in 2009 to a tax expense of $555,722 in 2010, an increase of $871,041 or 276.2%.  While the increase in income before taxes was a contributing factor to the change from the tax benefit in 2009 to the expense in 2010, most of the change between periods was attributable to a decrease of $487,486 or 47.7% in the tax credits for the investments in the limited partnerships with tax credits of $1,022,294 in 2009 compared to $534,808 in 2010.

CHANGES IN FINANCIAL CONDITION

     The following discussion refers to the volume of average assets, liabilities and shareholders’ equity in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity” on the next page.

     Average assets increased $27.2 million or 5.5% from December 31, 2009 to December 31, 2010.  The average volume of loans increased $16.7 million or 4.5%, due in part to the prevailing low-rate interest environment throughout 2009 and 2010 which sparked interest in new loans and refinancings in both the residential and commercial mortgage portfolios.  The average volume of federal funds sold and overnight deposits in 2010 is made up primarily of the interest-bearing balance at the FRBB while the average balance for 2009 is comprised of the overnight deposits at other correspondent banks.  The interest rate earned on the FRBB account was far more favorable than the federal funds sold rates at other financial institutions thereby accounting for the increase of just over $15 million in the average volume on these funds.  The average volume of taxable investments decreased $2.6 million, or 10.3% during 2010, while the average volume of the tax-exempt portfolio increased approximately $1.7 million or 3.7% in the average volume year over year.  When the Company sold its MBS and CMO portfolios during 2009, it only replaced the volume necessary to collateralize its repurchase agreements with U.S. government sponsored enterprise securities.  The held to maturity portfolio is made up of local municipal accounts and increased due to competitive pricing by the Company.

     Average liabilities increased $25.3 million or 5.5% from December 31, 2009 to December 31, 2010.  The average volume of time deposits decreased $19.7 million or 11.7% from 2009 to 2010.  All other deposits increased with NOW and money market funds increasing $27.3 million in average volume or 21.6% and savings accounts increasing $2.8 million or 5.3% year over year.  The average volume of borrowed funds increased $11.7 million or 53.1% from 2009 to 2010.  Most of the volume for 2010 was primarily made up of long-term borrowings most of which the Company entered into during 2010 while the volume in 2009 was a mix of short-term and long-term borrowings.  The funds that the Company has on deposit at the FRBB are being used to cover maturities on these borrowings and the maturing time deposits.  The Company still strives to keep its core customers but is not placing much emphasis on attracting rate shoppers.  The Company was able to attract new municipal accounts, most of which were in the form of NOW or money market funds and some savings accounts, reflecting the increase in these categories.  Additionally, included in NOW and money market funds is a new account established during 2010 with the Company’s trust company affiliate CFSG with an average volume of $13.2 million.  During 2010 the Company began offering an insured cash sweep account (ICS) through Promontory Interfinancial Network (PIN).  The ICS is a money market account that is fully insured by the Federal Deposit Insurance Corporation (FDIC), provided through PIN’s reciprocal deposit sweep service.  The average volume on this product was $1.8 million in 2010.

    The following table provides a visual comparison of the breakdown of average assets and liabilities as well as average shareholders' equity for the comparison periods.

Distribution of Assets, Liabilities and Shareholder's Equity

	Year ended December 31,
	2010		2009		2008
Average Assets	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$3,588	0.69%	$8,672	1.76%	$9,504	1.93%
Federal funds sold and overnight deposits	15,205	2.92%	170	0.03%	1,734	0.35%
Taxable investment securities(1)	22,739	4.36%	25,344	5.13%	31,875	6.49%
Tax-exempt investment securities(1)	48,031	9.22%	46,299	9.38%	45,077	9.17%
Other securities(1)	3,989	0.77%	3,907	0.79%	3,775	0.77%
Total investment securities	74,759	14.35%	75,550	15.30%	80,727	16.43%
Gross loans	387,268	74.32%	370,527	75.03%	358,127	72.86%
Reserve for loan losses and accrued fees	(3,655)	-0.70%	(3,624)	-0.73%	(3,399)	-0.69%
Premises and equipment	13,118	2.52%	14,286	2.89%	15,570	3.17%
Other real estate owned	919	0.18%	435	0.09%	63	0.01%
Investment in Capital Trust	332	0.06%	387	0.08%	387	0.08%
Bank owned life insurance	3,869	0.74%	3,748	0.76%	3,622	0.74%
Core deposit intangible	2,383	0.46%	2,980	0.60%	3,710	0.76%
Goodwill	11,574	2.22%	11,574	2.34%	10,785	2.19%
Other assets	11,699	2.24%	9,135	1.85%	10,665	2.17%
Total average assets	$521,059	100%	$493,840	100%	$491,495	100%

Average Liabilities

Demand deposits	$54,115	10.39%	$51,989	10.53%	$55,053	11.20%
Now and money market accounts	153,674	29.49%	126,369	25.59%	123,203	25.07%
Savings accounts	56,027	10.75%	53,218	10.77%	50,087	10.19%
Time deposits	149,528	28.70%	169,267	34.28%	176,916	36.00%
Total average deposits	413,344	79.33%	400,843	81.17%	405,259	82.46%

Other borrowed funds	33,806	6.49%	22,083	4.47%	14,662	2.98%
Repurchase agreements	19,427	3.73%	18,401	3.73%	16,319	3.32%
Junior subordinated debentures	12,887	2.47%	12,887	2.61%	12,887	2.62%
Other liabilities	3,778	0.72%	3,721	0.75%	7,452	1.52%
Total average liabilities	483,242	92.74%	457,935	92.73%	456,579	92.90%

Average Shareholders' Equity

Preferred stock	2,500	0.48%	2,500	0.50%	2,500	0.51%
Common stock	11,919	2.29%	11,787	2.39%	11,601	2.36%
Additional paid-in capital	26,299	5.05%	25,892	5.24%	25,488	5.19%
Retained earnings	(397)	-0.08%	(1,896)	-0.38%	(2,060)	-0.42%
Less: Treasury stock	(2,623)	-0.50%	(2,623)	-0.53%	(2,623)	-0.54%
Accumulated other comprehensive income(1)	119	0.02%	245	0.05%	10	0.00%
Total average shareholders' equity	37,817	7.26%	35,905	7.27%	34,916	7.10%
Total average liabilities and shareholders’ equity	$521,059	100%	$493,840	100%	$491,495	100%

(1)
In accordance with accounting for investments, securities classified as held-to-maturity are carried at book value and securities classified as available-for-sale are carried at fair value with the unrealized gain (loss), net of applicable income taxes, reported as a net amount in accumulated other comprehensive income (loss).  The Company does not carry, nor does it intend to carry, securities classified as trading.

CERTAIN TIME DEPOSITS

     Increments of maturity of time certificates of deposit and other time deposits of $100,000 or more outstanding on December 31, 2010 are summarized as follows:

Maturity Date	(Dollars in Thousands)

3 months or less	$5,045
Over 3 through 6 months	14,454
Over 6 through 12 months	6,441
Over 12 months	26,074
Total	$52,014

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages its interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk.  The Company's Asset/Liability Management Committee (ALCO) is made up of the Executive Officers and all the Vice Presidents of the Bank.  The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity and various business strategies.  The ALCO meets monthly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk.  In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved and periodically reviewed by the Company’s Board of Directors.  The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet.

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

     The following reflects the Company's NII sensitivity analysis over one-year and two-year horizons, assuming a parallel shift of the yield curve as of December 31, 2010.

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-1.11%	Down 100 basis points	-5.50%
Up 200 basis points	4.54%	Up 200 basis points	12.80%

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

Credit Risk - A primary challenge of management is to reduce the exposure to credit loss within the loan portfolio. Management follows established underwriting guidelines, and exceptions to the policy must be approved in accordance with limits prescribed by the Board of Directors.  The adequacy of the loan loss coverage is reviewed quarterly by the risk management committee of the Board of Directors and then presented to the full Board of Directors for approval.  This committee meets to discuss, among other matters, potential exposures, historical loss experience, and overall economic conditions.  Existing or potential problems are noted and addressed by senior management in order to assess the risk of probable loss or delinquency.  A variety of loans are reviewed periodically by an independent loan review firm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures and regulatory guidance. The Company maintains a Credit Administration department whose function includes credit analysis and monitoring and reporting on the status of the loan portfolio including delinquent and non-performing loans. The Company also monitors concentration of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interest, loans to industry segments, and the geographic distribution of commercial real estate loans.  The Company has seen an increase in commercial loans as a percent of the total loan portfolio.  The Company’s strategy is to continue in this direction and is committed to adding additional resources to the commercial credit function to manage the risk as this growth materializes.

     The following table reflects the composition of the Company's loan portfolio as of December 31,

Composition of Loan Portfolio (1)

	2010		2009		2008		2007		2006
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)
Real estate loans
Construction & land
development	$19,126	4.89%	$16,869	4.41%	$15,204	4.15%	$12,896	3.62%	$11,889	4.42%
Farm land	10,556	2.70%	10,039	2.63%	8,534	2.33%	9,646	2.70%	3,217	1.19%
1-4 Family residential	213,835	54.63%	216,458	56.62%	213,279	58.28%	195,845	54.92%	157,008	58.30%
Commercial	103,813	26.52%	97,620	25.54%	88,547	24.19%	85,576	24.00%	54,236	20.14%
Loans to finance
agricultural production	1,158	0.29%	952	0.25%	884	0.24%	2,431	0.68%	224	0.08%
Commercial & industrial	29,887	7.63%	26,496	6.93%	23,307	6.37%	31,258	8.77%	21,993	8.17%
Consumer loans	12,827	3.28%	13,635	3.57%	15,922	4.35%	18,461	5.18%	20,588	7.65%
All other loans	231	0.06%	190	0.05%	317	0.09%	459	0.13%	141	0.05%

Gross loans	391,433	100%	382,259	100%	365,994	100%	356,572	100%	269,296	100%

Less:
Allowance for loan
losses	(3,728)		(3,451)		(3,233)		(3,026)		(2,268)
Deferred loan fees	(74)		(152)		(301)		(443)		(632)
net loans	$387,631		$378,656		$362,460		$353,103		$266,396

(1) Includes loans held for sale and the loan portfolio of the acquired LyndonBank at fair value for 2010, 2009, 2008 and 2007; balances presented for 2006 do not include LyndonBank loans.

     The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2010.

Maturity Schedule

	Fixed Rate Loans				Variable Rate Loans
	Within	2 - 5	After		Within	2 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land development	$2,673	$71	$5,010	$7,754	$9,037	$1,959	$376	$11,372
Secured by farm land	60	603	2,387	3,050	4,394	2,886	226	7,506
Commercial real estate	1,993	1,587	9,245	12,825	32,988	57,569	431	90,988
Loans to finance agricultural production	270	38	93	401	681	76	0	757
Commercial & industrial loans	4,107	7,386	1,050	12,543	13,129	4,215	0	17,344

Total	$9,103	$9,685	$17,785	$36,573	$60,229	$66,705	$1,033	$127,967

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

     When establishing the allowance each quarter the Company applies a combination of historical loss factors and qualitative factors to pools of loans including the residential mortgage, commercial real estate, commercial and industrial, and consumer loan and overdraft portfolios.  The Company will shorten or lengthen its look back period for determining average portfolio historical loss rates as the economy either contracts or expands; during a period of economic contraction a shortening of the look back period may more conservatively reflect the current economic climate.  In light of the recent recession, in late 2008 the Company modified its allowance methodology by shortening its historical look back period from five years to one to two years, and by also comparing loss rates to losses experienced during the last economic downturn, from 1999 to 2002. The highest loss rates experienced for these look back periods are applied to the various pools in establishing the allowance.

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

     The following table summarizes the Company's loan loss experience for each of the last five years.

Summary of Loan Loss Experience (1)

December 31,	2010	2009	2008	2007	2006
	(Dollars in Thousands)

Loans outstanding end of period	$391,433	$382,259	$365,994	$356,572	$269,296
Average loans outstanding during period	$387,268	$370,527	$358,127	$263,597	$263,901
Non-accruing loans end of period	$4,426	$3,844	$2,119	$1,338	$721

Loan loss reserve, beginning of period	$3,451	$3,233	$3,026	$2,268	$2,189
Loans charged off:
Residential real estate	566	110	162	0	6
Commercial real estate	149	80	16	51	17
Commercial	32	140	109	25	13
Consumer	106	146	115	172	91
Total	853	476	402	248	127
Recoveries:
Residential real estate	30	2	7	14	1
Commercial real estate	8	18	2	12	6
Commercial	42	12	21	3	3
Consumer	33	37	80	42	58
Total	113	69	110	71	68

Net loans charged off	740	407	292	177	59
Provision charged to income	1,017	625	499	148	138
Allowance for loan loss of acquired bank	0	0	0	787	0
Loan loss reserve, end of period	$3,728	$3,451	$3,233	$3,026	$2,268

Net charge offs to average loans outstanding	0.19%	0.11%	0.08%	0.07%	0.02%

Provision charged to income as a percent of average loans	0.26%	0.17%	0.14%	0.06%	0.05%
Loan loss reserve to average loans outstanding	0.96%	0.93%	0.90%	1.15%	0.86%
Loan loss reserve to non-accruing loans(2)	84.23%	89.78%	152.57%	226.16%	314.56%

(1)  Does not include the loan loss experience for the acquired LyndonBank for 2006 and 2007.

(2)  The percentage for 2010 includes two loans that were transferred to non-accrual status during the first quarter of 2010 with an aggregate carrying amount of approximately $1.0 million, covered by 90% guarantees by USDA Rural Development which, if deducted, would increase the loan loss reserve coverage to 108.8% as of December 31, 2010.

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

     The following table shows the allocation of the allowance for loan losses, as well as the percent of loans in each category to total loans:

Allocation of Allowance for Loan Losses (1)

December 31,	2010	%	2009	%	2008	%	2007	%	2006	%
	(Dollars in Thousands)
Domestic
Residential real estate	$1,831	55%	$1,589	57%	$1,404	58%	$1,258	55%	$1,055	58%
Commercial (2)	1,694	42%	1,616	40%	1,497	37%	1,486	40%	956	34%
Consumer	152	3%	182	3%	255	5%	248	5%	204	8%
Unallocated	51	0%	64	0%	77	0%	34	0%	53	0%

Total	$3,728	100%	$3,451	100%	$3,233	100%	$3,026	100%	$2,268	100%

(1) Does not include loan loss allowance information for the acquired LyndonBank for 2006 and 2007.
(2) Includes commercial loans secured by real estate, as well as unsecured commercial loans and those secured by other types of collateral.

     As a result of the recession that began in 2008, the Company experienced increasing delinquencies and collection activity throughout 2009 and 2010. The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure. During the same period the Company experienced increasing trends in the levels of non-performing loans and criticized and classified assets, which is consistent with the length and depth of the most recent economic recession and the current measured recovery. Accordingly, during 2009 the Company had carried the maximum qualitative factor adjustment for economic conditions and is now slowly decreasing that factor as the recovery progresses. The factors for trends in delinquency and non-accrual loans and criticized and classified assets were similarly increased and have now leveled off as the recovery takes hold. The sluggish pace of the economic recovery and the lack of national economic stimulus funding in 2011 will likely translate into a slow and measured reversal of the negative trends experienced in the loan portfolio since the onset of the 2008 recession.

     The Company’s non-performing assets increased $1.8 million or 35.9% for 2010 compared to 2009, $2.6 million or 101.7% for 2009 compared to 2008, approximately $1.1 million or 73% for 2008 compared to 2007, and $550 thousand or 59% for 2007 compared to 2006. The increase for 2010 is due largely to an increase in residential real estate loans past due 90 days or more as well as the addition of three residential and one commercial properties to the Company’s OREO portfolio. The increase for 2009 is attributable primarily to three 1-4 family residential mortgage loans of substantial size, one of which had a carrying value of $1.3 million and a commercial mortgage property with a carrying value of $318,957 at December 31, 2010 that were changed to a non-accrual status. The increase for 2008 is attributable primarily to five loans of substantial size that were changed to a non-accrual status during 2008.  The increase for 2007 is attributable primarily to the consolidation of non-performing loans of the recently acquired LyndonBank, which included $12 thousand in commercial loans past due 90 days or more and $757 thousand in non-accrual loans.

     When a loan is placed in non-accrual status, the Company's policy is to reverse the accrued interest against current period income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months.  Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan principal balance.  Deferred taxes are calculated monthly, based on interest amounts that would have accrued through the normal accrual process.  As of December 31, for each respective year, this interest amounted to $235,602 for 2010, $117,575 for 2009, $72,954 for 2008, $55,507 for 2007, and $32,362 for 2006.

     Non-performing assets were made up of the following:

Non-Performing Assets (1)
December 31,	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Accruing loans past due 90 days or more:
Consumer	$38	$20	$2	$11	$32
Commercial	29	0	0	0	60
Commercial real estate	95	0	0	70	0
Residential real estate	1,195	538	245	57	113
Total past due 90 days or more	1,357	558	247	138	205

Non-accrual loans:
Consumer	0	0	274	0	0
Commercial	61	201	470	45	43
Commercial real estate	1,146	1,161	120	707	508
Residential real estate	3,219	2,482	1,255	586	170
Total non-accrual loans	4,426	3,844	2,119	1,338	721

Total non-accrual, past due loans	5,783	4,402	2,366	1,476	926
Other real estate owned	1,210	743	185	0	0
Total non-performing assets	$6,993	$5,145	$2,551	$1,476	$926

Percent of gross loans	1.79%	1.35%	0.70%	0.41%	0.34%
Reserve coverage of non-performing loans	53.31%	67.07%	126.73%	205.01%	244.92%

(1)  Does not include non-performing assets for the acquired LyndonBank for 2006.

     The Company’s impaired loans increased $582,511 or 15.2% during 2010 from $3.8 million at December 31, 2009 to $4.4 million as of December 31, 2010.  Specific allocations to the reserve increased for the same period, from $232,900 to $392,700.  Three of the impaired loans to one borrower totaling just under $1.0 million at December 31, 2008 were rewritten through a Troubled Debt Restructuring (TDR) in 2009 and as of December 31, 2010, the book balance was $555,406.  Two other loans to one borrower totaling $1.3 million at December 31, 2009 were rewritten through a TDR in 2010 and as of December 31, 2010, the book balance was just over $1.1 million.  All TDR loans are being repaid according to terms.  The impaired portfolio mix as of December 31, 2010 includes approximately 73% residential real estate, 26% commercial real estate, with the balance in commercial or installment loans not secured by real estate, compared to 65%, 30%, and 5%, respectively in 2009.

     The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

     The Company’s OREO portfolio totaling $1,210,300 at December 31, 2010 consisted of five properties acquired through the normal foreclosure process, with a carrying value of $716,800 and one former LyndonBank branch property in Derby, Vermont with an estimated fair value of $493,500.  This property was placed in OREO a short time after the merger, when that branch was consolidated with the Company’s other offices located in close proximity.  In 2010, two write downs totaling $91,500 were recorded on this property to reduce the book value to the current fair value.

     During the first quarter of 2011, the Company sold two OREO properties for $444,500 and has entered into purchase and sale agreements on the former LyndonBank property, one residential property and one commercial property. The Company recorded an additional $10,000 write-down in 2011 as a result of one of the 2011 sales and does not expect further write-downs in connection with the other purchase and sale agreements. Upon closing of these transactions the Company expects to be left with one of the properties that it held at December 31, 2010, a residential OREO property with a carrying value of $58,000.

      The Company is committed to a conservative lending philosophy and maintains high credit and underwriting standards. As of December 31, 2010, the Company maintained a residential loan portfolio of $213.8 million compared to $216.5 million as of December 31, 2009 and a commercial real estate portfolio (including construction, land development and farm land loans) of $133.5 million as of December 31, 2010 and $124.5 million as of December 31, 2009, together accounting for approximately 90% of the total loan portfolio for each period.

     The residential mortgage portfolio makes up the largest segment of the loan portfolio and as a result of the severity and depth of the recent recession it has recently seen the greatest degree of collection and foreclosure activity and losses. The Company however, has not experienced delinquencies and losses to the extent of national peers as the Company maintains a mortgage loan portfolio of traditional mortgage products and has not engaged in higher risk loans such as option ARM products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. In areas of the country where such risky products were originated, borrowers with little or no equity in their property have been defaulting on mortgages they can longer afford, and walking away from those properties as real estate values have fallen precipitously.  While real estate values have declined in the Company’s market area, the sound underwriting standards historically employed by the Company have mitigated the trends in defaults and property surrenders experienced elsewhere.  Residential mortgages with loan-to-values exceeding 80% are generally covered by private mortgage insurance (PMI).  A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated.  Junior lien home equity products make up 22% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%.  The residential mortgage portfolio has performed well in light of the depth of the recent recession and the slow recovery.

     Risk in the Company’s commercial and commercial real estate loan portfolios is mitigated in part by using government guarantees issued by federal agencies such as the US Small Business Administration and USDA Rural Development. At December 31, 2010, the Company had $22.1 million in guaranteed loans, compared to $17.8 million at December 31, 2009.

     Net loan losses increased throughout the comparison period from 2006 through 2010.  Given these trends and the depth of the current recession, management increased the provision for loan losses to just under $1.1 million for 2010 compared to $625,004 for 2009, and believes this is directionally consistent with the trends and risk in the loan portfolio and with the growth of the loan portfolio. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans, and management continues to monitor the loan portfolio closely.

Market Risk - In addition to credit risk in the Company’s loan portfolio and liquidity risk in its loan and deposit-taking operations, the Company’s business activities also generate market risk.  Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices.  Declining capital markets can result in fair value adjustments necessary to record decreases in the value of the investment portfolio for other-than-temporary-impairment.  The Company does not have any market risk sensitive instruments acquired for trading purposes.  The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. During times of recessionary periods, a declining housing market can result in an increase in loan loss reserves or ultimately an increase in foreclosures.  Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product.  The recent deterioration of the economy and disruption in the financial markets may heighten the Company’s market risk.  As discussed above under "Interest Rate Risk and Asset and Liability Management", the Company actively monitors and manages its interest rate risk through the ALCO process.

INVESTMENT SECURITIES

     The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs.  The Company’s portfolio of available-for-sale securities decreased approximately $2.5 million in 2010, from just under $24.0 million at December 31, 2009 to $21.4 million at December 31, 2010.  This decrease is due primarily to approximately $9.2 million in maturities and paydowns, the proceeds of which were used to fund a portion of the loan growth, compared to $7.1 million in purchases.  The Company’s held-to-maturity portfolio consisted of obligations of state and political subdivisions with a book value of $37.4 million as of December 31, 2010, compared to $44.8 million as of December 31, 2009.  This decrease was due in part to competitive interest rates within the Company’s servicing area as well as the maturity of a few municipal investments that had not renewed as of year end.

     Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as trading securities are marked to market with any gain or loss charged to income.  The Company's investment policy does not permit the holding of trading securities. Securities classified as held-to-maturity are recorded at book value, subject to adjustment for other-than-temporary impairment.  Securities classified as available-for-sale are marked to market with any gain or loss after taxes charged to the equity portion of the balance sheet.  These adjustments in the available-for-sale portfolio resulted in an accumulated unrealized gain after taxes of $76,657 at December 31, 2010, down from $112,882 at December 31, 2009.  This decrease of $36,225 was due primarily to the change in the interest rate environment.  As rates increase, securities with lower coupons decrease in value in order to equalize the yield.  Although classified as available for sale, these securities are short term and we anticipate keeping them until maturity.  The unrealized loss positions within the investment portfolio as of December 31, 2010 and 2009 are considered to be temporary.

     At December 31, 2010 and 2009, the Company’s available-for-sale portfolio included two classes of Fannie Mae preferred stock with an aggregate cost basis of $42,360 and $68,164, respectively, which reflected an other-than-temporary impairment write down in the fourth quarter of 2010 of $25,804 and two other-than-temporary write downs on the investment in prior periods, including $94,446 in 2009.  The fair value of the Fannie Mae preferred stock as of December 31, 2010 was $42,360, a decrease of $29,128 from the December 31, 2009 fair value of $71,488.  The value of the stock had declined shortly before the end of the second quarter of 2010, after the Federal Housing Finance Agency ordered Fannie Mae to delist its common and preferred stock from the New York Stock Exchange.  There was improvement in the stock’s market value during the third quarter of 2010, but a decrease was then noted during the fourth quarter causing management to reevaluate its holdings and record an other-than-temporary impairment charge for the quarter ended December 31, 2010.

     The restricted equity securities comprise the Company’s membership stock in the FRB and FHLBB.  On December 31, 2010 and 2009 the Company held $588,150 in FRB stock and $3.7 million and $3.3 million, respectively, in FHLBB stock.  Membership in FRB and FHLBB requires the purchase of their stock in specified amounts.  The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution.  Restricted equity stock is sold and redeemed at par.  Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and the absence of a real “market” for the stock, these securities are not marked to market, but carried at par.

     Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment, before maturity, at predetermined call dates and prices.  In 2010, one investment with such feature was called during the last quarter of 2010, while no call features were exercised during 2009.

     The Company's investment portfolios as of December 31 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2010	(Dollars in Thousands)

Available-for-sale
U.S. GSE debt securities	$16,235	$88	$10	$16,313
U.S. Government securities	5,037	38	0	5,075
U.S. GSE preferred stock	42	0	0	42
	$21,314	$126	$10	$21,430

Held-to-maturity
States and political subdivisions	$37,441	$716	$0	$38,157

Restricted equity securities (1)	$4,309	$0	$0	$4,309

Total	$63,064	$842	$10	$63,896

December 31, 2009

Available-for-sale
U.S. GSE debt securities	$18,687	$138	$18	$18,807
U.S. Government securities	5,049	49	1	5,097
U.S. GSE preferred stock	68	3	0	71
	$23,804	$190	$19	$23,975

Held-to-maturity
States and political subdivisions	$44,766	$777	$0	$45,543

Restricted equity securities (1)	$3,907	$0	$0	$3,907

Total	$72,477	$967	$19	$73,425

(1)  Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

     In 2010 there were no sales of investments from the available-for-sale portfolio while in 2009 there were realized gains of $483,177 from the sale of the Company’s MBS and CMO portfolios and realized losses of $12,122 from the sale of the States and political subdivisions portfolio classified as available-for-sale, for a net realized gain of $471,055.  The write down of $94,446 in 2009 and $25,804 in 2010 on the Fannie Mae preferred stock was recorded as a separate component of non-interest expense through the consolidated statement of income.

     The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

Maturities and Yields of Investment Portfolio

December 31,	2010		2009		2008
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value (1)	Yield (2)	Value (1)	Yield (2)	Value (1)	Yield (2)
	(Dollars in Thousands)
Available-for-sale
U.S. GSE debt & Government securities
Due in one year or less	$14,248	1.34%	$8,311	3.17%	$6,149	4.44%
Due from one to five years	7,140	1.01%	15,593	1.40%	6,498	4.40%
Total	$21,388	1.23%	$23,904	2.01%	$12,647	4.42%

Tax-exempt municipals
Due after ten years	$0	0.00%	$0	0.00%	$1,163	5.22%

Mortgage backed securities	$0	0.00%	$0	0.00%	$13,883	4.70%

Collateralized mortgage obligations	$0	0.00%	$0	0.00%	$1,718	3.80%

FRBB stock (3)	$588	6.00%	$588	6.00%	$588	6.00%

FHLBB stock (3)	$3,721	0.00%	$3,319	0.00%	$3,319	2.50%

Preferred stock	$42	0.00%	$71	0.00%	$39	0.00%

Held-to-maturity

Obligations of state & political subdivisions
Due in one year or less	$28,469	3.48%	$35,864	3.31%	$28,694	4.65%
Due from one to five years	4,254	4.54%	4,035	5.01%	3,934	5.32%
Due from five to ten years	790	5.52%	1,483	5.59%	1,414	5.86%
Due after ten years	3,928	7.21%	3,384	8.03%	3,246	8.24%
Total	$37,441	4.04%	$44,766	3.89%	$37,288	5.08%

(1) Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value.
(2) The yield on obligations of state and political subdivisions is calculated on a tax equivalent basis assuming a 34 percent tax rate.
(3) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows:

	2010	2009
	(Dollars in Thousands)

Buildings and improvements	$10,515	$10,439
Land and land improvements	2,379	2,572
Furniture and equipment	6,199	6,242
Leasehold improvements	1,293	1,277
Capital lease	928	928
Other prepaid assets	90	14
	21,404	21,472
Less accumulated depreciation and amortization	(8,612)	(7,835)
	$12,792	$13,637

     Depreciation included in occupancy and equipment expense amounted to $1,035,739 and $1,090,618, for the years ended December 31, 2010 and 2009, respectively.

     The Company leases seven of its fourteen locations, including two under capital lease arrangements.  The leases for these seven locations expire in various years through 2022 with options to renew.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. From December 31, 2009 to December 31, 2010, there has not been any activity that has created any additional types of off-balance-sheet risk.

     The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	Contract or
	-Notional Amount-
	2010	2009
	(Dollars in Thousands)

Unused portions of home equity lines of credit	$18,937	$15,557
Other commitments to extend credit	30,582	26,613
Residential construction lines of credit	2,045	1,671
Commercial real estate and other construction lines of credit	6,892	12,664
Standby letters of credit and commercial letters of credit	1,267	735
Recourse on sale of credit card portfolio	372	391
MPF credit enhancement obligation, net (See Note 16)	1,807	1,486

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

     In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the $12.5 million of capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the gross amount of $12.9 million at both December 31, 2010 and 2009, of which $12.5 million represents external financing.

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

     The impact of inflation on the Company's financial results is affected by management's ability to react to changes in interest rates in order to reduce inflationary effect on performance.  Interest rates do not necessarily move in conjunction with changes in the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against significant interest rate fluctuations, including those resulting from inflation.

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

     In order to attract deposits, the Company has from time to time taken the approach of offering deposit specials at competitive rates, in varying terms that fit within the balance sheet mix.  The strategy of offering specials is meant to provide a means to retain deposits while not having to reprice the entire deposit portfolio.  The Company recognizes that with increasing competition for deposits, it may at times be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings.  One-way deposits purchased through the Certificate of Deposit Account Registry Service (CDARS) of Promontory Interfinancial Network provide an alternative funding source when needed.  Such deposits are generally considered a form of brokered deposits.  The Company had $102,941 in one-way funds on December 31, 2010 and $15.1 million on December 31, 2009.  In addition, two-way CDARS deposits allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other CDARS members.  At December 31, 2010, the Company reported $1.3 million in CDARS deposits representing exchanged deposits with other CDARS participating banks compared to $2.1 million at December 31, 2009.  During the first quarter of 2010, as the $15.1 million in purchased CDARS deposits matured, they were replaced with FHLBB advances, which are included in the $19.6 million increase in borrowed funds compared to year end 2009.  Anticipating a possible increase in long-term rates due to a steepening yield curve, during the first quarter of 2010 the Company extended $18.0 million of short-term funding into longer-term FHLBB advances with two, three and five year maturities.  Management believes this will help protect the balance sheet from interest-rate risk in the event of a rising rate environment.  This change in the composition of funding sources contributed to the decrease in certificates of deposit during the comparison period.

     In 2009 the Company established a borrowing line with the FRBB to be used as a contingency funding source.  For this Borrower-in-Custody arrangement, the Company pledged eligible commercial loans, commercial real estate loans and home equity loans, resulting in an available line of $70.7 million and $71.0 million, respectively at December 31, 2010 and 2009.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), currently 75 basis points.  At December 31, 2010 and 2009, the Company had no outstanding advances against this line.

     The Company has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000 at December 31, 2010 and 2009.  Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.  At December 31, 2010 and 2009, additional borrowing capacity of approximately $85.5 million and $90.9 million, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgages).

     At December 31, 2010 and 2009, the Company had advances against the respective lines, consisting of the following:

	2010	2009
Long-Term Borrowings	(Dollars in Thousands)
FHLBB term borrowing, 2.13% fixed rate, due January 31, 2011	$10,000	$10,000
FHLBB Community Investment Program borrowing, 7.67% fixed rate,
due November 16, 2012	10	10
FHLBB term borrowing, 1.00% fixed rate, due January 27, 2012	6,000	0
FHLBB term borrowing, 1.71% fixed rate, due January 27, 2013	6,000	0
FHLBB term borrowing, 2.72% fixed rate, due January 27, 2015	6,000	0
	28,010	10,010
Short-Term Advances
FHLBB term borrowing, 0.39% fixed rate, due January 19, 2011	5,000	0

Overnight Borrowings
Federal funds purchased (FHLBB), 0.200%, respectively	0	3,401

Total borrowings	$33,010	$13,411

     Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($85.5 million and $90.9 million, respectively, less outstanding advances) with letters of credit issued by the FHLBB.  The Company offers a Government Agency Account to the municipalities collateralized with these FHLBB letters of credit.  At December 31, 2010 and 2009, approximately $40.6 million and $40.2 million, respectively, of qualifying residential real estate loans was pledged as collateral to the FHLBB for these collateralized governmental unit deposits.  During 2009, the fee structure changed to the amount of the line with a multiplier of 12.5 basis points and a minimum of $150.00 per letter of credit. Total fees for 2010 were $50,395 compared to $43,950 for 2009.

     Total cash dividends of $0.48 per common share were declared during 2010 and 2009.  In December, 2010, the Company declared a $0.12 per common share cash dividend, payable February 1, 2011 to shareholders of record as of January 15, 2011, requiring the Company to accrue a liability of $552,624 for this dividend in the fourth quarter of 2010.

     The following table illustrates the changes in shareholders' equity from December 31, 2009 to December 31, 2010:

Balance at December 31, 2009 (book value $7.56 per common share)	$36,889,838
Net income	3,946,008
Issuance of stock through the Dividend Reinvestment Plan	712,799
Dividends declared on common stock	(2,197,251)
Dividends declared on preferred stock	(187,500)
Change in unrealized gain on available-for-sale securities, net of tax	(36,225)
Balance at December 31, 2010 (book value $7.92 per common share)	$39,127,669

     In February 2009, the FRB issued supervisory guidance on the payment of dividends and redemption and repurchases of stock by bank holding companies.  The guidance heightened expectations that a bank holding company will inform and consult with FRB supervisory staff in advance of declaring and paying any dividend that could raise safety and soundness concerns, such as a dividend exceeding current period earnings; redeeming or repurchasing regulatory capital instruments when the bank holding company is experiencing financial weaknesses; or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.  The guidance provides that a bank holding company should eliminate, defer or severely limit dividends if net income for the past four quarters is not sufficient to fully fund dividends; the prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios.  The Company would be required to consult with, and obtain the approval of, FRB staff for payment of any dividends, including regular quarterly cash dividends, in future periods that are in excess of earnings for the applicable quarterly period.  In 2008 and recent prior years, the Company maintained a high dividend to earnings payout ratio, and in 2008 it significantly exceeded 100%.  In light of the FRB’s guidance on shareholder distributions, as well as prevailing economic conditions and management's desire to focus on preservation and growth of capital, the Company reduced its dividend payout ratio beginning in the first quarter of 2010, with a dividend payout ratio of 58.54% compared to 60.76% in 2009, which is down considerably from 147.83% in 2008.  Management does not expect dividend rates to return to the higher levels paid in 2008 and prior recent years.

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

     The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action capital requirements are applicable to banks, but not bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Tier 1 capital.  For 2010 and prior annual and quarterly periods the Company’s trust preferred junior subordinated debentures have been includable in Tier 1 capital up to 25% of core capital elements, with the balance includable in Tier 2 capital.  In accordance with changes in the regulatory requirements for calculating capital ratios, beginning March 31, 2011, the Company will deduct the amount of goodwill, net of deferred tax liability ($2,061,772 at December 31, 2010), for purposes of calculating the amount of trust preferred junior subordinated debentures includable in Tier 1 capital.  Management believes, as of December 31, 2010, that the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2010 the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory capital guidelines.

The following table shows the regulatory capital ratios for the Company and the Bank as of year end 2010 and 2009:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total capital (to risk-weighted assets)
Company	$43,942	12.33%	$28,505	8.00%	N/A	N/A
Bank	$43,364	12.20%	$28,439	8.00%	$35,549	10.00%

Tier I capital (to risk-weighted assets)
Company	$40,187	11.28%	$14,253	4.00%	N/A	N/A
Bank	$39,610	11.14%	$14,220	4.00%	$21,329	6.00%

Tier I capital (to average assets)
Company	$40,187	7.52%	$21,376	4.00%	N/A	N/A
Bank	$39,610	7.42%	$21,345	4.00%	$26,681	5.00%

As of December 31, 2009:
Total capital (to risk-weighted assets)
Company	$40,326	11.57%	$27,877	8.00%	N/A	N/A
Bank	$40,336	11.60%	$27,811	8.00%	$34,764	10.00%

Tier I capital (to risk-weighted assets)
Company	$36,875	10.58%	$13,939	4.00%	N/A	N/A
Bank	$36,885	10.61%	$13,906	4.00%	$20,858	6.00%

Tier I capital (to average assets)
Company	$36,875	7.50%	$19,674	4.00%	N/A	N/A
Bank	$36,885	7.51%	$19,643	4.00%	$24,554	5.00%

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