Form 10-K, Exhibit 13
period 2010-12-31
COMMUNITY BANCORP /VT
filed 2011-03-28
CIK 718413

Exhibit 13.2

Common Stock Performance by Quarter*

	2010				2009
	First	Second	Third	Fourth	First	Second	Third	Fourth
Trade Price
High	$12.20	$12.00	$10.05	$8.99	$10.25	$9.60	$9.00	$8.60
Low	$ 8.12	$ 8.75	$ 8.63	$7.50	$ 7.83	$7.05	$7.05	$6.80

	2010				2009
	First	Second	Third	Fourth	First	Second	Third	Fourth
Bid Price
High	$12.00	$11.00	$ 9.63	$8.75	$10.25	$9.25	$8.75	$8.60
Low	$ 7.70	$ 8.15	$ 6.00	$5.00	$ 7.25	$7.00	$7.05	$6.75

Cash Dividends Declared	$0.12	$0.12	$0.12	$0.12	$0.00	$0.24	$0.12	$0.12

* There is no active public trading market for the Company's common stock.  However, several brokerage firms follow the stock and execute trades in the stock for their customers.  Trade price and bid price information in the table is based on high and low trade and bid prices reported by participating brokers in the OTC Bulletin Board® maintained by the Financial Industry Regulatory Authority, Inc. (FINRA), and may not represent all trades effected during the relevant periods.  Participating brokers also report bid and trade information for the Company’s common stock through OTC Link® maintained by the OTC Market Group.  The OTC trading symbol for the Company’s common stock is CMTV.

As of February 1, 2011, there were 4,627,607 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by approximately 941 shareholders of record.

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
(800)368-5948
info@rtco.com
www.rtco.com

Annual Shareholders' Meeting
The 2011 Annual Shareholders' Meeting will be held at 5:30 p.m., May 17, 2011, at the Elks Club in Derby.  We hope to see many of our shareholders there.