Form 10-K, Exhibit 13
period 2011-12-31
COMMUNITY BANCORP /VT
filed 2012-03-27
CIK 718413

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2011 and 2010, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
March 27, 2012
Vermont Registration No. 92-0000278

PORTLAND, ME  BANGOR, ME  MANCHESTER, NH
WWW.BERRYDUNN.COM

Community Bancorp. and Subsidiary
Consolidated Balance Sheets
	December 31	December 31
	2011	2010
Assets
Cash and due from banks	$23,459,776	$51,441,652
Federal funds sold and overnight deposits	5,000	6,635
Total cash and cash equivalents	23,464,776	51,448,287
Securities held-to-maturity (fair value $30,289,000 at December
31, 2011 and $38,157,000 at December 31, 2010)	29,702,159	37,440,714
Securities available-for-sale	66,098,917	21,430,436
Restricted equity securities, at cost	4,308,550	4,308,550
Loans held-for-sale	2,285,567	2,363,938
Loans	386,386,472	389,068,859
Allowance for loan losses	(3,886,502)	(3,727,935)
Unearned net loan fees	7,251	(74,351)
Net loans	382,507,221	385,266,573
Bank premises and equipment, net	12,715,226	12,791,971
Accrued interest receivable	1,700,600	1,789,621
Bank owned life insurance	4,063,246	3,933,331
Core deposit intangible	1,704,346	2,130,432
Goodwill	11,574,269	11,574,269
Other real estate owned (OREO)	90,000	1,210,300
Prepaid expense - Federal Deposit Insurance Corporation (FDIC)	1,131,861	1,533,157
Other assets	11,558,779	8,711,070
Total assets	$552,905,517	$545,932,649

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$62,745,782	$55,570,893
NOW	123,493,475	108,957,174
Money market funds	71,408,069	73,470,728
Savings	59,284,631	56,461,370
Time deposits, $100,000 and over	51,372,782	52,014,363
Other time deposits	86,088,570	91,717,735
Total deposits	454,393,309	438,192,263

Federal funds purchased and other borrowed funds	18,010,000	33,010,000
Repurchase agreements	21,645,446	19,107,815
Capital lease obligations	833,467	834,839
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	4,217,886	2,773,063
Total liabilities	511,987,108	506,804,980

Commitments and contingent liabilities (Notes 5, 15, 16, 17 and 20)

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued
and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized at December 31,
2011 and 2010, and 4,938,262 and 4,834,615 shares issued at December 31,
2011 and 2010, respectively (including 24,324 and 19,312 shares issued
February 1, 2012 and 2011, respectively)	12,345,655	12,086,538
Additional paid-in capital	27,410,049	26,718,403
Retained earnings	1,151,751	368,848
Accumulated other comprehensive income	133,731	76,657
Less: treasury stock, at cost; 210,101 shares at December 31, 2011 and 2010	(2,622,777)	(2,622,777)
Total shareholders' equity	40,918,409	39,127,669
Total liabilities and shareholders' equity	$552,905,517	$545,932,649

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Income

For The Years Ended December 31,	2011	2010

Interest income
Interest and fees on loans	$21,242,577	$21,975,775
Interest on debt securities
Taxable	357,437	343,596
Tax-exempt	996,387	1,284,104
Dividends	75,469	64,556
Interest on federal funds sold and overnight deposits	72,493	18,952
Total interest income	22,744,363	23,686,983

Interest expense
Interest on deposits	4,064,057	4,758,106
Interest on federal funds purchased and other borrowed funds	415,647	616,629
Interest on repurchase agreements	141,667	178,745
Interest on junior subordinated debentures	974,257	974,257
Total interest expense	5,595,628	6,527,737

Net interest income	17,148,735	17,159,246
Provision for loan losses	1,000,000	1,016,668
Net interest income after provision for loan losses	16,148,735	16,142,578

Non-interest income
Service fees	2,339,674	2,285,570
Income from sold loans	792,303	1,203,014
Income on bank owned life insurance	129,915	120,315
Other income	1,940,277	2,032,403
Total non-interest income	5,202,169	5,641,302

Non-interest expense
Salaries and wages	5,841,453	5,824,999
Employee benefits	2,170,862	2,153,142
Occupancy expenses, net	3,068,071	2,971,418
FDIC insurance	439,306	633,043
Amortization of core deposit intangible	426,086	532,608
Write down of Fannie Mae preferred stock	0	25,804
Other expenses	5,587,304	5,141,136
Total non-interest expense	17,533,082	17,282,150

Income before income taxes	3,817,822	4,501,730
Income tax expense	234,276	555,722
Net income	$3,583,546	$3,946,008

Earnings per common share	$0.73	$0.82
Weighted average number of common shares
used in computing earnings per share	4,674,806	4,584,145
Dividends declared per common share	$0.56	$0.48
Book value per share on common shares outstanding at December 31,	$8.13	$7.92

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2011 and 2010

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2009	4,549,812	$11,899,783	25	$2,500,000

Comprehensive income
Net income	0	0	0	0
Net unrealized holding loss on securities
available-for-sale, net of tax, $18,660	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	74,702	186,755	0	0

Balances, December 31, 2010	4,624,514	12,086,538	25	2,500,000

Comprehensive income
Net income	0	0	0	0
Net unrealized holding gain on securities
available-for-sale, net of tax, $29,401	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	103,647	259,117	0	0

Balances, December 31, 2011	4,728,161	$12,345,655	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

	Retained	Accumulated
Additional	earnings	other		Total
paid-in	(accumulated	comprehensive	Treasury	shareholders'
capital	deficit)	income	stock	equity

$26,192,359	$(1,192,409)	$112,882	$(2,622,777)	$36,889,838

0	3,946,008	0	0	3,946,008

0	0	(36,225)	0	(36,225)

				3,909,783

0	(2,197,251)	0	0	(2,197,251)
0	(187,500)	0	0	(187,500)
526,044	0	0	0	712,799

26,718,403	368,848	76,657	(2,622,777)	39,127,669

0	3,583,546	0	0	3,583,546

0	0	57,074	0	57,074

				3,640,620

0	(2,613,143)	0	0	(2,613,143)
0	(187,500)	0	0	(187,500)
691,646	0	0	0	950,763

$27,410,049	$1,151,751	$133,731	$(2,622,777)	$40,918,409

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
For The Years Ended December 31,	2011	2010

Cash Flow from Operating Activities:
Net income	$3,583,546	$3,946,008
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization, bank premises and equipment	1,022,178	1,035,739
Provision for loan losses	1,000,000	1,016,668
Deferred income tax	(114,334)	(456,275)
Net gain on sale of loans	(792,303)	(1,203,014)
Gain on sale of bank premises and equipment	0	(4,584)
Loss on sale of OREO	7,212	10,807
Gain on Trust LLC	(147,779)	(70,344)
Amortization of bond premium, net	399,486	382,422
Write down of Fannie Mae preferred stock	0	25,804
Write down of OREO	10,000	91,500
Proceeds from sales of loans held for sale	41,847,797	53,544,819
Originations of loans held for sale	(40,977,123)	(54,383,760)
Decrease in taxes payable	(492,939)	(288,003)
Decrease in interest receivable	89,021	105,692
Amortization of FDIC insurance assessment	401,296	572,408
Increase in mortgage servicing rights	(20,734)	(143,747)
Decrease (increase) in other assets	62,072	(281,602)
Increase in cash surrender value of bank owned life insurance	(129,915)	(120,315)
Amortization of core deposit intangible	426,086	532,608
Amortization of limited partnerships	615,864	495,592
Decrease in unamortized loan fees	(81,602)	(77,837)
Decrease in interest payable	(41,966)	(42,248)
(Decrease) increase in accrued expenses	(55,074)	12,451
(Decrease) increase in other liabilities	(321,870)	175,743
Net cash provided by operating activities	6,288,919	4,876,532

Cash Flows from Investing Activities:
Investments - held-to-maturity
Maturities and pay downs	46,799,907	55,629,885
Purchases	(39,061,352)	(48,304,349)
Investments - available-for-sale
Maturities, calls, pay downs and sales	14,000,000	9,160,000
Purchases	(58,981,492)	(7,078,717)
Purchase of restricted equity securities	0	(401,700)
Increase (decrease) in limited partnership contributions payable	1,816,000	(766,455)
Investments in limited partnerships	(2,779,260)	0
Decrease (increase) in loans, net	1,519,714	(8,724,874)
Proceeds from sales of bank premises and equipment,
net of capital expenditures	(945,433)	(185,712)
Proceeds from sales of OREO	1,324,088	170,843
Recoveries of loans charged off	100,240	113,413
Net cash used in investing activities	(36,207,588)	(387,666)

	2011	2010

Cash Flows from Financing Activities:
Net increase in demand and NOW accounts	21,711,190	29,635,587
Net increase in money market and savings accounts	760,602	13,309,688
Net decrease in time deposits	(6,270,746)	(23,538,742)
Net increase in repurchase agreements	2,537,631	65,601
Net decrease in short-term borrowings	0	(3,401,000)
Proceeds from long-term borrowings	0	28,000,000
Repayments on long-term borrowings	(15,000,000)	(5,000,000)
Decrease in capital lease obligations	(1,372)	(41,697)
Dividends paid on preferred stock	(187,500)	(187,500)
Dividends paid on common stock	(1,614,647)	(1,485,659)
Net cash provided by financing activities	1,935,158	37,356,278

Net (decrease) increase in cash and cash equivalents	(27,983,511)	41,845,144
Cash and cash equivalents:
Beginning	51,448,287	9,603,143
Ending	$23,464,776	$51,448,287

Supplemental Schedule of Cash Paid During the Period
Interest	$5,637,594	$6,569,985

Income taxes	$841,550	$1,300,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain on securities available-for-sale	$86,475	$(54,885)

Loans and bank premises transferred to OREO	$221,000	$740,450

Investments in limited partnerships
Investments in limited partnerships	$(2,779,260)	$0
Increase (decrease) in limited partnership contributions payable	1,816,000	(766,455)
	$(963,260)	$(766,455)

Common Shares Dividends Paid
Dividends declared	$2,613,143	$2,197,251
(Increase) decrease in dividends payable attributable to dividends declared	(47,733)	1,207
Dividends reinvested	(950,763)	(712,799)
	$1,614,647	$1,485,659

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

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation”, in part, addresses limited purpose trusts formed to issue trust preferred securities.  It also establishes the criteria used to identify variable interest entities (“VIEs”) and to determine whether or not to consolidate a VIE.  In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the VIE.  In 2007 the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company.  The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not consolidated with the Company for financial reporting purposes.  CMTV Statutory Trust I is considered an affiliate of the Company (see Note 10).

In December 2011, the Company formed a limited liability company (“LLC”) to facilitate its purchase of federal New Markets Tax Credits (“NMTCs”) under an investment structure designed by a local development entity.  Management has evaluated the Company’s interest in the LLC under the ASC guidance relating to VIEs in light of the overall structure and purpose of the NMTC financing transaction and has concluded that the LLC should not be consolidated in the Company’s financial statements for financial reporting purposes, as the Company is not the primary beneficiary of the NMTC structure, does not exercise control within the overall structure and is not obligated to absorb a majority of any losses of the NMTC structure.

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

Concentration of risk

The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities.  Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities.  Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.  While the Company has a diversified loan portfolio by loan type, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy in northern and central Vermont.  In addition, a substantial portion of the Company's loans are secured by real estate, which is susceptible to a decline in value, especially during times of adverse economic conditions.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of OREO.  In connection with evaluating loans for impairment or assigning the carrying value of OREO, management generally obtains independent evaluations or appraisals for significant properties.  While the allowances for loan losses and OREO represent management's best estimate of probable loan and OREO losses as of the balance sheet date, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the fair value of OREO are susceptible to uncertainties and changes in a number of factors, especially local real estate market conditions.  The amount of the change that is reasonably possible cannot be estimated.

While management uses available information to recognize losses on loans and OREO, future additions to the allowances may be necessary based on changes in local economic conditions or other relevant factors.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and OREO. Such agencies may require the Company to recognize additions to the allowances based on their judgment about information available to them at the time of their examination.

Mortgage servicing rights associated with loans originated and sold in the secondary market, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheets. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying loans.  The value of capitalized servicing rights represents the present estimated value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of estimated fair value as compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a write down.  Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.

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

Accounting for a business combination that was completed prior to 2009 requires the application of the purchase method of accounting.  Under the purchase method, the Company was required to record the assets and liabilities acquired through the LyndonBank merger in 2007 at fair market value, with the excess of the purchase price over the fair market value of the net assets recorded as goodwill and evaluated annually for impairment.  The determination of the fair value of the acquired LyndonBank assets and liabilities requires the use of numerous assumptions, including discount rates, changes in which could significantly affect fair values.

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods) and overnight deposits.

Investment securities

Securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.  Debt and equity securities not classified as held-to-maturity are classified as available-for-sale.  Investments classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reflected as a net amount in the accumulated other comprehensive income component of the statements of shareholders’ equity. Investment securities transactions are accounted for on a trade date basis.  The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date.  The Company does not hold any securities purchased for the purpose of selling in the near term and classified as trading.

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

Other investments

On December 19, 2011, the Company made an equity investment in a New Markets Tax Credit (NMTC) financing structure, as discussed further in Note 7 of this report.  The Company’s investment in the NMTC is amortized using the effective yield method.

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

As a member of the Federal Home Loan Bank of Boston (“FHLBB”), the Company is required to invest in $100 par value stock of the FHLBB in an amount that approximates 1% of unpaid principal balances on qualifying loans, plus an additional amount to satisfy an activity based requirement.  The stock is nonmarketable and redeemable at par value, subject to the FHLBB’s right to temporarily suspend such redemptions.  Members are subject to capital calls in some circumstances to ensure compliance with the FHLBB’s capital plan.

Loans held-for-sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, loan premiums or discounts for acquired loans and any unearned fees or costs on originated loans.

Loan interest income is accrued daily on the outstanding balances.  On all classes of loans the accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.  Any unpaid interest previously accrued on those loans is reversed from income.  Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest payments received on impaired loans are generally applied as a reduction of the loan principal balance.  Loans are returned to accrual status when principal and interest payments are brought current and the customer has demonstrated the ability to make future payments on a timely basis. Loans are written down or charged off when collection of principal is considered doubtful.  Past due status is determined on a contractual basis.

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

Allowance for loan losses

The allowance for loan losses is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is probable. Subsequent recoveries, if any, are credited to the allowance.

As described below, the allowance consists of general, specific and unallocated components.  However, the entire allowance is available to absorb losses in the loan portfolio, regardless of specific, general and unallocated components considered in determining the amount of the allowance.

General component

The general component of the allowance for loan losses is based on historical loss experience, adjusted for qualitative factors and stratified by the following loan segments: commercial, commercial real estate, residential real estate first lien, residential  real estate junior lien, and consumer loans. Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of commercial real estate loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.

During the fourth quarter of 2011 the Company modified its allowance methodology by further segmenting the classes of the residential real estate portfolio into first lien residential mortgages and junior lien residential mortgages, also known as home equity loans.  The change was made to allow the Company to more closely monitor and appropriately reserve for the risk inherent with home equity lending, given the modest repayment requirements, relaxed documentation characteristic of home equity lending, higher loan to value ratios, and the recent decline of home property values. The residential real estate junior lien portfolio accounted for 22 percent of the total residential real estate portfolio as of December 31, 2011. No other changes in the Company’s policies or methodology pertaining to the general component for loan losses were made since December 31, 2010.

The qualitative factors are determined based on the various risk characteristics of each loan segment. The Company has policies, procedures and internal controls that management believes are commensurate with the risk profile of each of these segments. Risk characteristics relevant to each portfolio segment are as follows:

Commercial – Loans in this segment include commercial and industrial loans and to a lesser extent loans to finance agricultural production. Commercial loans are made to businesses and are generally secured by assets of the business, including trade assets and equipment. While not the primary collateral, in many cases these loans may also be secured by the real estate of the business. Repayment is expected from the cash flows of the business. A weakened economy, soft consumer spending, unfavorable foreign trade conditions and the rising cost of labor or raw materials are examples of issues that can impact the credit quality in this segment.

Commercial Real Estate – Loans in this segment are principally made to businesses and are generally secured by either owner-occupied, or non-owner occupied commercial real estate. A relatively small portion of this segment includes farm loans secured by farm land and buildings.  As with commercial loans, repayment of owner-occupied commercial real estate loans is expected from the cash flows of the business and the segment would be impacted by similar risk factors. The non-owner occupied commercial real estate portion includes both residential and commercial construction loans, vacant land and real estate development loans, multi-family dwelling loans and commercial rental property loans. Repayment of construction loans is expected from permanent financing takeout; the Company generally requires a commitment or eligibility for the take-out financing prior to construction loan origination. Real estate development loans are generally repaid from the sale of the subject real property as the project progresses. Construction and development lending entail additional risks, including the project exceeding budget, not being constructed according to plans, not receiving permits, or the pre-leasing or occupancy rate not meeting expectations. Repayment of multi-family loans and commercial rental property loans is expected from the cash flow generated by rental payments received from the individuals or businesses occupying the real estate. Commercial real estate loans are impacted by factors such as competitive market forces, vacancy rates, cap rates, net operating incomes, lease renewals and overall economic demand. In addition, loans in the recreational and tourism sector can be affected by weather conditions, such as unseasonably low winter snowfalls. Commercial real estate lending also carries a higher degree of environmental risk than other real estate lending.

Residential Real Estate - 1st Lien – All loans in this segment are collateralized by first mortgages on 1 – 4 family owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, has an impact on the credit quality of this segment.

Residential Real Estate – Jr. Lien – All loans in this segment are collateralized by junior lien mortgages on 1 – 4 family residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, has an impact on the credit quality of this segment.

Consumer – Loans in this segment are made to individuals for consumer and household purposes.  This segment includes both loans secured by automobiles and other consumer goods, as well as loans that are unsecured.  This segment also includes overdrafts, which are extensions of credit made to both individuals and business to cover temporary shortages in their deposit accounts and are generally unsecured.  The Company maintains policies restricting the size and length of these extensions of credit.  The overall health of the economy, including unemployment rates, has an impact on the credit quality of this segment.

Specific component

The specific component relates to loans that are impaired.  A specific allowance is established when a loan’s impaired basis is less than the carrying value of the loan.  For all classes of loans, except consumer loans, a loan is considered impaired when, based on current information and events, in management’s estimation it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Impaired loans are loan(s) to a borrower that in aggregate are greater than $100,000 and that are in non-accrual status or are troubled debt restructurings (TDR).  Factors considered by management in determining impairment include payment status, collateral value and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant or temporary payment delays and payment shortfalls generally are not classified as impaired. Management evaluates the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and frequency of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Impaired loans also include troubled loans that are restructured. A TDR occurs when the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would otherwise not be granted. TDRs may include the transfer of assets to the Company in partial satisfaction of a troubled loan, a modification of a loan’s terms, or a combination of the two.

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

Bank premises and equipment

Bank premises and equipment are stated at cost less accumulated depreciation.  Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.  The cost of assets sold or otherwise disposed of, and the related accumulated depreciation, are eliminated from the accounts and the resulting gains or losses are reflected in the consolidated statements of income.  Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments is capitalized.

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure or properties no longer used for bank operations are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer.  Any write-down based on the asset's fair value at the date of acquisition or institution of foreclosure is charged to the allowance for loan losses. After acquisition through or in lieu of foreclosure, these assets are carried at their new cost basis.  Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred.  Appraisals are performed periodically on properties that management deems significant, or evaluations may be performed by management on properties in the portfolio that are less vulnerable to market conditions.  Subsequent write-downs are recorded as a charge to other expense.  Gains or losses on the sale of such properties are included in income when the properties are sold.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or retained upon the sale of loans.  Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.  Servicing rights are periodically evaluated for impairment, based upon the estimated fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance and is recorded as amortization of other assets, to the extent that estimated fair value is less than the capitalized amount.  Subsequent improvement, if any, in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment.

Pension costs

Pension costs are charged to salaries and employee benefits expense and accrued over the active service period.

Advertising costs

The Company expenses advertising costs as incurred.

Comprehensive income

Accounting principles generally require recognized revenue, expenses, gains and losses to be included in net income.  Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-for-sale securities, are not reflected in the statement of income, but the cumulative effect of such items from period-to-period is reflected as a separate component of the shareholders’ equity section of the balance sheet (accumulated other comprehensive income or loss).  Other comprehensive income or loss, along with net income, comprises the Company's total comprehensive income.

The Company's total comprehensive income for the years ended December 31 is calculated as follows:

	2011	2010

Net income before write down of Fannie Mae preferred stock and tax effect thereof	$3,583,546	$3,963,039
Realized loss on write down of Fannie Mae preferred stock	0	25,804
Tax effect	0	(8,773)
Net income after realized loss	3,583,546	3,946,008

Other comprehensive income (loss), net of tax:
Change in unrealized holding gain (loss) on available-for-sale
securities arising during the period	86,475	(54,885)
Tax effect	(29,401)	18,660
Other comprehensive income (loss), net of tax	57,074	(36,225)
Total comprehensive income	$3,640,620	$3,909,783

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

The following table illustrates the calculation for the years ended December 31, as adjusted for the cash dividend declared on the preferred stock:

	2011	2010

Net income, as reported	$3,583,546	$3,946,008
Less: dividends to preferred shareholders	187,500	187,500
Net income available to common shareholders	$3,396,046	$3,758,508

Weighted average number of common shares used in calculating earnings per share	4,674,806	4,584,145
Earnings per common share	$0.73	$0.82

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to extend credit, commercial and municipal letters of credit, standby letters of credit, and risk-sharing commitments on residential mortgage loans sold through the Mortgage Partnership Finance (MPF) program.  Such financial instruments are recorded in the consolidated financial statements when they are funded.

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

Reclassification

Certain amounts in the 2010 financial statements have been reclassified to conform to the current year presentation.

Impact of recently issued accounting standards

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-06, "Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements," amending the disclosure requirements related to recurring and nonrecurring fair value measurements.  The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers.  Additionally, the guidance requires a roll forward of activities on purchases, sales, issuances, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements).  The guidance became effective for the Company on January 1, 2010, except for the disclosure on the roll forward activities for any Level 3 fair value measurements, which became effective for the Company on January 1, 2011.  Adoption of this new guidance requires additional disclosures of fair value measurements but did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” which requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables.  The ASU is intended to enhance transparency about an entity’s allowance for credit losses and the credit quality of loan and lease receivables by requiring disclosure of an evaluation of the nature of the credit risk inherent in the entity’s financing receivables portfolio, as well as disclosure of how that risk is analyzed and assessed in arriving at the allowance for credit losses and the changes and reasons for those changes in the allowance.  Under this standard, disclosures about the allowance for credit losses and fair value are to be presented by portfolio segment, while credit quality information, impaired financing receivables and non-accrual status are to be presented by class of financing receivables.  In addition to existing requirements, ASU 2010-20 requires an entity to provide additional disclosures about (1) credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) the aging of past due financing receivables at the end of the reporting period by class of financing receivables; (3) the nature and extent of troubled debt restructurings (“TDRs”) that occurred during the period, by class of financing receivables, and their effect on the allowance for credit losses; (4) the nature and extent of financing receivables modified as TDRs within the previous 12 months that defaulted during the reporting period, by class of financing receivables, and their effect on the allowance for credit losses; and (5) significant purchases and sales of financing receivables during the reporting period, disaggregated by portfolio segment.  The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance.  ASU 2010-20 effective for interim and annual financial reporting periods ending after December 15, 2010, as it relates to disclosures required as of the end of a reporting period.  On January 19, 2011, the FASB issued ASU 2011-01, “Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” temporarily deferring the ASU 2010-20 effective date of the disclosure requirements for public entities about TDRs.  The purpose of the delay is to make the disclosure requirements concurrent with the effective date of the FASB’s guidance on determining what constitutes a TDR.  The guidance for determining what constitutes a TDR was effective for interim and annual periods ending after June 15, 2011.  Other than requiring additional disclosures, adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.  On April 5, 2011, the FASB issued ASU 2011-02 “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”, which clarifies when creditors should classify loan modifications as TDRs.  The guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructurings occurring on or after January 1, 2011.  The guidance on measuring the impairment of a receivable restructured in a TDR is effective on a prospective basis.  Adoption of ASU 2011-02 did not have a material impact on the Company’s consolidated financial statements.

In April 2011, the FASB issued ASU 2011-03, “Reconsideration of Effective Control for Repurchase Agreements,” amending the criteria under ASC Topic 860 for determining whether the transferor under a repurchase agreement involving a financial asset has retained effective control over the financial asset and therefore must account for the transaction as a secured borrowing rather than a sale.  The guidance removes from the effective control criteria the consideration of whether the transferor has the ability to repurchase or redeem the financial asset on substantially the agreed terms.  The guidance applies prospectively and is effective for new transactions and for existing transactions that are modified as of the beginning of the first interim or annual period beginning on or after December 15, 2011.  The Company does not expect that adoption of the guidance will have a material impact on its consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement:  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRSs,” amending Accounting Standards Codification (“ASC”) Topic 820.  Although ASU 2011-04 deals primarily with development of a single fair value framework for US GAAP and International Financial Reporting Standards, the ASU also contains additional guidance on fair value measurements.  Among other things, ASU 2011-04: clarifies how a principal market is determined; addresses the fair value measurement or counterparty credit risks and the concept of valuation premise and highest and best use of nonfinancial assets; prescribes a model for measuring the fair value of an instrument classified in shareholders’ equity; limits the use of premiums or discounts based on the size of a holding; and requires certain new disclosures, including disclosures of all transfers between Levels 1 and 2 of the fair value hierarchy, whether or not significant, and additional disclosures regarding unobservable inputs and valuation processes for Level 3 measurements.  The guidance in ASU 2011-04 is to be applied prospectively, and is effective for the Company for interim and annual periods beginning on or after December 15, 2011.  The Company does not expect that adoption of the guidance will have a material impact on its consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income,” amending Topic 220.  The amendments provide that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The ASU does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, nor does it require any transition disclosures.  The amendments in this ASU are to be applied retrospectively, and are effective for fiscal years and interim periods beginning after December 15, 2011.  Early adoption is permitted.  In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the effective date of a requirement in ASU 2011-05 related to reclassifications of items out of accumulated other comprehensive income.  The deferral of the effective date was made to allow the FASB time to consider whether to require presentation on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment,” amending Topic 350.  The guidance changes the manner of testing of goodwill for impairment by providing an entity with the option of first assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the fair value of a reporting unit is less than its carrying amount. Such qualitative factors may include the following: macroeconomic conditions; industry and market considerations; cost factors; overall financial performance; and other relevant entity-specific events.  If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the existing two-step quantitative impairment test; otherwise, no further analysis is required.  An entity also may elect not to perform the qualitative assessment and instead go directly to the two-step quantitative impairment test.  These changes become effective for fiscal years beginning on or after December 15, 2011, although early adoption is permitted.  The Company does not expect that adoption of ASU 2011-08 will have a material impact on its consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210):  Disclosures about Offsetting Assets and Liabilities,” amending Topic 210.  The amendments require an entity to disclose both gross and net information about both instruments and transactions that are eligible for offset on the balance sheet and instruments and transactions that are subject to an agreement similar to a master netting arrangement.  This guidance is effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods, with retrospective disclosure for all comparative periods presented.  The Company is evaluating the impact of the ASU but does not expect that adoption of the ASU will have a material impact on the Company’s consolidated financial statements.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2011
U.S. Government sponsored enterprise (GSE) debt securities	$60,846,954	$215,595	$99,310	$60,963,239
U.S. Government securities	5,006,979	37,424	848	5,043,555
U.S. GSE preferred stock	42,360	49,763	0	92,123
	$65,896,293	$302,782	$100,158	$66,098,917

December 31, 2010
U.S. GSE debt securities	$16,234,676	$88,091	$9,377	$16,313,390
U.S. Government securities	5,037,252	37,666	232	5,074,686
U.S. GSE preferred stock	42,360	0	0	42,360
	$21,314,288	$125,757	$9,609	$21,430,436
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities HTM	Cost	Gains	Losses	Value*

December 31, 2011
States and political subdivisions	$29,702,159	$586,841	$0	$30,289,000

December 31, 2010
States and political subdivisions	$37,440,714	$716,286	$0	$38,157,000

*Method used to determine fair value rounds values to nearest thousand.

The entire balance under “Securities HTM - States and political subdivisions" consists of securities of local municipalities which are attributable to private financing transactions arranged by the Company.  The reported fair value of these securities is an estimate based on an analysis that takes into account future maturities and scheduled future repricing. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Investment securities AFS with a book value of $28,236,279 and $21,271,928 and a fair value of $28,425,092 and $21,388,075 at December 31, 2011 and 2010, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from maturities, calls, or pay downs of securities AFS amounted to $14,000,000 in 2011 and $9,160,000 in 2010.  There were no sales of investments AFS in 2011 or 2010.

The carrying amount and estimated fair value of securities by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The scheduled maturities of debt securities AFS at December 31, 2011 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$5,018,549	$5,035,711
Due from one to five years	58,835,384	58,970,925
Due from five to ten years	2,000,000	2,000,158
	$65,853,933	$66,006,794

The scheduled maturities of debt securities HTM at December 31, 2011 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$20,589,247	$20,589,000
Due from one to five years	4,534,944	4,682,000
Due from five to ten years	822,735	969,000
Due after ten years	3,755,233	4,049,000
	$29,702,159	$30,289,000

*Method used to determine fair value rounds values to nearest thousand.

All investments with unrealized losses have been in a continuous loss position less than 12 months. Investments with unrealized losses at December 31 were as follows:

	2011		2010
	Less than 12 months		Less than 12 months
	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss

U.S. GSE debt securities	$29,940,644	$99,310	$2,037,894	$9,377
U.S. Government securities	999,766	848	1,007,225	232
	$30,940,410	$100,158	$3,045,119	$9,609

The unrealized losses are a result of changes in market interest rates and not of deterioration in the creditworthiness of the issuer.  At December 31, 2011, there were 21 U.S. GSE securities and one U.S. Government security in the investment portfolio that were in an unrealized loss position compared to two U.S. GSE securities and one U.S. Government security at December 31, 2010.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions, or adverse developments relating to the issuer, warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as AFS, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary at December 31, 2011 and 2010.

At December 31, 2011 and 2010, the Company’s AFS portfolio included two classes of Fannie Mae preferred stock with an aggregate cost basis of $42,360, which reflected an other-than-temporary impairment write down in the fourth quarter of 2010 of $25,804 and two other-than-temporary write downs on the investment in prior periods.  The estimated fair value of the Fannie Mae preferred stock as of December 31, 2011 was $92,123, an increase of $49,763 from the December 31, 2010 fair value of $42,360.  The value of the stock had declined shortly before the end of the second quarter of 2010, after the Federal Housing Finance Agency ordered Fannie Mae to delist its common and preferred stock from the New York Stock Exchange.  There was improvement in the stock’s fair value during the third quarter of 2010, but a decrease was then noted during the fourth quarter causing management to reevaluate its holdings and record an other-than-temporary impairment for the quarter ended December 31, 2010.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. The Company obtains much of its wholesale funding from the FHLBB.   As of December 31, 2011 and 2010, the Company’s investment in FHLBB stock was $3.7million.

FHLBB stock is a non-marketable equity security and therefore is reported at cost, which equals its par value. Shares held in excess of the minimum required amount are generally redeemable at par value. In the first quarter of 2012 the FHLBB announced the termination of a moratorium on member stock redemptions that it had instituted in 2009 in order to preserve its capital in response to adverse market conditions and declining retained earnings.  Effective September 5, 2011, the FHLBB amended and restated its capital plan to implement the provisions of a Joint Capital Enhancement Agreement of the 12 Federal Home Loan Banks (FHLBs) intended to enhance the capital position of each FHLB, whereby each FHLB will allocate 20 percent of net earnings into its own separate restricted retained earnings account until the account balance equals at least one percent of the FHLB’s average balance of outstanding consolidated obligations for the previous quarter.  The agreement is intended to benefit members and investors in FHLBs by further strengthening the FHLB balance sheets and creating an additional buffer to absorb losses.

As a member of the FHLBB, the Company is subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan. The FHLBB ceased paying dividends on its stock during the third quarter of 2008 in order to conserve capital, but in February, 2011 announced its intention to declare modest cash dividends through 2011.  The Company had dividend income on its FHLBB stock of $10,917 in 2011 and $0 in 2010.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2011. The Bank will continue to monitor its investment in FHLBB stock.

Note 3.  Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans at December 31 was as follows:

	2011	2010

Commercial	$39,514,607	$31,045,424
Commercial real estate	132,269,368	133,494,431
Residential real estate - 1st lien	159,535,958	166,475,010
Residential real estate - Jr lien	45,886,967	47,359,808
Consumer	11,465,139	13,058,124
	388,672,039	391,432,797
Deduct (add):
Allowance for loan losses	3,886,502	3,727,935
Unearned net loan fees	(7,251)	74,351
Loans held-for-sale	2,285,567	2,363,938
	6,164,818	6,166,224
Net loans	$382,507,221	$385,266,573

The following is an age analysis of past due loans (including non-accrual) by class:

		90 Days	Total			Non-Accrual	Over 90 Days
December 31, 2011	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial	$655,168	$265,668	$920,836	$38,593,771	$39,514,607	$1,066,945	$59,618
Commercial real estate	2,266,412	1,288,616	3,555,028	128,714,340	132,269,368	3,714,146	98,554
Residential real estate - 1st lien	5,614,513	2,517,282	8,131,795	149,118,596	157,250,391	2,703,920	969,078
Residential real estate - Jr lien	431,885	2,754,129	3,186,014	42,700,953	45,886,967	464,308	111,061
Consumer	152,151	1,498	153,649	11,311,490	11,465,139	0	1,498
Total	$9,120,129	$6,827,193	$15,947,322	$370,439,150	$386,386,472	$7,949,319	$1,239,809

		90 Days	Total			Non-Accrual	Over 90 Days
December 31, 2010	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial	$915,924	$54,376	$970,300	$30,075,124	$31,045,424	$61,226	$29,446
Commercial real estate	939,910	130,512	1,070,422	132,424,009	133,494,431	1,145,194	94,982
Residential real estate	6,117,292	2,108,870	8,226,162	203,244,718	211,470,880	3,219,911	1,194,477
Consumer	242,742	38,466	281,208	12,776,916	13,058,124	0	38,466
Total	$8,215,868	$2,332,224	$10,548,092	$378,520,767	$389,068,859	$4,426,331	$1,357,371

The changes in the allowance for loan losses for the years ended December 31 are summarized as follows:

	2011	2010

Balance at beginning of year	$3,727,935	$3,450,542
Provision for loan losses	1,000,000	1,016,668
Recoveries of amounts charged off	100,240	113,413
	4,828,175	4,580,623
Amounts charged off	(941,673)	(852,688)
Balance at end of year	$3,886,502	$3,727,935

The following summarizes changes in the allowance for loan losses and select loan information, by portfolio segment.

For the year ended December 31, 2011
			Residential	Residential
		Commercial	Real Estate	Real Estate
	Commercial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$302,421	$1,391,898	$1,830,816	$0	$151,948	$50,852	$3,727,935
Charge-offs	(22,050)	(197,367)	(521,608)	(96,961)	(103,687)	0	(941,673)
Recoveries	13,225	8,479	42,593	20	35,923	0	100,240
Provisions	48,718	182,929	226,692	428,625	40,595	72,441	1,000,000
Ending balance	$342,314	$1,385,939	$1,578,493	$331,684	$124,779	$123,293	$3,886,502

Allowance for loan losses
Evaluated for impairment
Individually	$70,600	$57,500	$283,200	$47,200	$0	$0	$458,500
Collectively	271,714	1,328,439	1,295,293	284,484	124,779	123,293	3,428,002
Total	$342,314	$1,385,939	$1,578,493	$331,684	$124,779	$123,293	$3,886,502

Loans evaluated for impairment
Individually	$1,000,120	$3,669,260	$2,366,326	$434,664	$0		$7,470,370
Collectively	38,514,487	128,600,108	157,169,632	45,452,303	11,465,139		$381,201,669
Total	$39,514,607	$132,269,368	$159,535,958	$45,886,967	$11,465,139		$388,672,039

For the year ended December 31, 2010
		Commercial	Residential
	Commercial	Real Estate	Real Estate	Consumer	Unallocated	Total
Allowance for loan losses
evaluated for impairment
Individually	$3,700	$51,200	$337,800	$0	$0	$392,700
Collectively	298,721	1,340,698	1,493,016	151,948	50,852	3,335,235
Total	$302,421	$1,391,898	$1,830,816	$151,948	$50,852	$3,727,935

Loans evaluated for impairment
Individually	$61,226	$1,145,194	$3,219,911	$0		$4,426,331
Collectively	30,984,199	132,349,237	210,614,907	13,058,124		387,006,466
Total	$31,045,425	$133,494,431	$213,834,818	$13,058,124		$391,432,797

Impaired loans by class were as follows:

For the year ended December 31, 2011
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized *

With no related allowance recorded
Commercial	$380,624	$391,800	$0	$332,523	$0
Commercial real estate	2,041,101	2,246,905	0	960,407	0
Residential real estate 1st lien	1,000,819	1,191,437	0	1,210,137	0
Residential real estate Jr lien	125,786	185,142	0	25,157	0

With an allowance recorded
Commercial	619,496	637,729	70,600	237,724	0
Commercial real estate	1,628,159	1,653,646	57,500	1,128,795	0
Residential real estate 1st lien	1,365,507	1,869,338	283,200	1,629,151	0
Residential real estate Jr lien	308,878	321,475	47,200	61,776	0

Total
Commercial	$1,000,120	$1,029,529	$70,600	$570,247	$0
Commercial real estate	$3,669,260	$3,900,551	$57,500	$2,089,202	$0
Residential real estate 1st lien	$2,366,326	$3,060,775	$283,200	$2,839,288	$0
Residential real estate Jr lien	$434,664	$506,617	$47,200	$86,933	$0

Total	$7,470,370	$8,497,472	$458,500	$5,585,670	$0

For the year ended December 31, 2010
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized *

With no related allowance recorded
Commercial	$24,930	$61,460	$0	$106,737	$0
Commercial real estate	0	0	0	494,150	0
Residential real estate	1,138,290	1,527,508	0	1,186,068	0

With an allowance recorded
Commercial	36,296	39,856	3,700	37,300	0
Commercial real estate	1,145,194	1,145,672	51,200	1,158,924	0
Residential real estate	2,081,621	2,303,744	337,800	1,661,441	0

Total
Commercial	$61,226	$101,316	$3,700	$144,037	$0
Commercial real estate	$1,145,194	$1,145,672	$51,200	$1,653,074	$0
Residential real estate	$3,219,911	$3,831,252	$337,800	$2,847,509	$0

Total	$4,426,331	$5,078,240	$392,700	$4,644,620	$0

*Interest income recognized on impaired loans is immaterial for all periods presented.

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

The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or restructured loans.

Credit Quality Grouping

In developing the allowance for loan losses, management uses credit quality grouping to help evaluate trends in credit quality. The Company groups credit risk into Groups A, B and C. The manner the Company utilizes to assign risk grouping is driven by loan purpose. Commercial purpose loans are individually risk graded while the retail portion of the portfolio is generally grouped by delinquency pool.

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

Group C loans – Unacceptable Risk – are loans that have distinct shortcomings that require a greater degree of management attention.  Examples of these shortcomings include a borrower's inadequate capacity to service debt, poor operating performance, or insolvency.  These loans are more likely to result in repayment through collateral liquidation. Group C loans range from those that are likely to sustain some loss if the shortcomings are not corrected, to those for which loss is imminent and non-accrual treatment is warranted. Group C loans include individually rated commercial purpose loans, and retail loans adversely rated in accordance with the Federal Financial Institutions Examination Council’s Uniform Retail Credit Classification Policy. Group C retail loans include 1-4 family residential real estate loans and home equity loans past due 90 days or more with loan-to-value ratios greater than 60%, home equity loans 90 days or more past due where the bank does not hold first mortgage, irrespective of loan-to-value, loans in bankruptcy where repayment is likely but not yet established, and lastly consumer loans that are 90 days or more past due.

Commercial purpose loan ratings are assigned by the commercial account officer; for larger and more complex commercial loans, the credit rating is a collaborative assignment by the lender and the credit analyst. The credit risk rating is based on the borrower's expected performance, i.e., the likelihood that the borrower will be able to service its obligations in accordance with the loan terms. Credit risk ratings are meant to measure risk versus simply record history.  Assessment of expected future payment performance requires consideration of numerous factors.  While past performance is part of the overall evaluation, expected performance is based on an analysis of the borrower's financial strength, and historical and projected factors such as size and financing alternatives, capacity and cash flow, balance sheet and income statement trends, the quality and timeliness of financial reporting, and the quality of the borrower’s management.  Other factors influencing the credit risk rating to a lesser degree include collateral coverage and control, guarantor strength and commitment, documentation, structure and covenants and industry conditions.  There are uncertainties inherent in this process.

Credit risk ratings are dynamic and require updating whenever relevant information is received.  The risk ratings of larger or more complex loans, and Group B and C rated loans, are assessed at the time of their respective annual reviews, during quarterly updates, in action plans or at any other time that relevant information warrants update. Lenders are required to make immediate disclosure to the Chief Credit Officer of any known increase in loan risk, even if considered temporary in nature.

The risk ratings within the loan portfolio by class were as follows:

Total Loans

			Residential	Residential
		Commercial	Real Estate	Real Estate
December 31, 2011	Commercial	Real Estate	- 1st Lien	- Jr Lien	Consumer	Total

Group A	$36,971,880	$119,410,381	$153,954,603	$44,943,201	$11,459,371	$366,739,436
Group B	530,523	4,037,860	98,603	322,022	0	4,989,008
Group C	2,012,204	8,821,127	5,482,751	621,745	5,768	16,943,595
Total	$39,514,607	$132,269,368	$159,535,957	$45,886,968	$11,465,139	$388,672,039

Total Loans

		Commercial	Residential
December 31, 2010	Commercial	Real Estate	Real Estate	Consumer	Total

Group A	$28,148,610	$118,056,754	$207,263,295	$12,997,587	$366,466,246
Group B	1,617,895	9,455,795	883,271	0	11,956,961
Group C	1,278,919	5,981,882	5,688,252	60,537	13,009,590
Total	$31,045,424	$133,494,431	$213,834,818	$13,058,124	$391,432,797

Modifications of Loans and TDRs

A loan is classified as a TDR if, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider.

The Company has granted such a concession if it has modified a troubled loan in any of the following ways:

•	Reduced the original contractual interest rate to a rate that is below the current market rate for the borrower;
•	Converted a variable-rate loan to a fixed-rate loan;
•	Extended the term of the loan beyond an insignificant delay;
•	Deferred or forgiven principal in an amount greater than three months of payments; or,
•	Performed a refinancing and deferred or forgiven principal on the original loan.

An insignificant delay or insignificant shortfall in the amount of payments typically would not require the loan to be accounted for as a TDR.  However, pursuant to regulatory guidance, any delay longer than three months is generally not considered insignificant. The assessment of whether a concession has been granted also takes into account payments expected to be received from third parties, including third-party guarantors, provided that the third party has the ability to perform on the guarantee.

The Company’s TDRs are principally a result of extending loan repayment terms to relieve cash flow difficulties. The Company has only, on a limited basis, reduced interest rates for borrowers below the current market rate for the borrower.  The Company has not forgiven principal within the terms of original restructurings, nor has it converted variable rate terms to fixed rate terms.

The TDRs by class were as follows:

For the year ended December 31, 2011
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial	10	$985,666	$985,666
Commercial real estate	6	1,202,546	1,202,546
Residential real estate 1st lien	4	299,505	299,505
Residential real estate Jr lien	2	71,928	71,928
Total	22	$2,559,646	$2,559,646

The TDRs for which there was a payment default during the period were as follows:

For the year ended December 31, 2011
	Number of Contracts	Recorded Investment

Commercial	8	$741,090
Commercial real estate	1	401,002
Residential real estate 1st lien	2	178,492
Residential real estate Jr lien	1	34,687
Total	12	$1,355,271

With respect to the calculation of the allowance for loan losses, non-accrual TDRs meeting the impaired threshold are treated as other impaired loans and carry individual specific allocations. These loans are categorized as non-performing, may be past due, and are generally adversely risk rated. The TDRs that have defaulted under their restructured terms are generally in collection status and their reserve allocation is typically calculated using the fair value of collateral method.

Note 4.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others were $201,405,241 and $196,240,331 at December 31, 2011 and 2010, respectively. Net gains realized on the sale of loans amounted to $792,303 and $1,203,014 for the years ended December 31, 2011 and 2010, respectively.

The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2011 and 2010, was $1,097,442 and $1,076,708, respectively. The estimated fair value of these rights as of such dates was $1,167,808 and $1,076,708, respectively.

Changes in mortgage servicing rights for the years ended December 31 are summarized as follows:

	2011	2010

Balance at beginning of year	$1,076,708	$932,961
Mortgage servicing rights capitalized	355,730	403,026
Mortgage servicing rights amortized	(346,165)	(392,233)
Change in valuation allowance	11,169	132,954
Balance at end of year	$1,097,442	$1,076,708

Note 5.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2011	2010

Buildings and improvements	$10,668,590	$10,515,227
Land and land improvements	2,378,813	2,378,812
Furniture and equipment	7,011,347	6,199,355
Leasehold improvements	1,296,405	1,293,328
Capital lease	976,907	927,889
Other	17,490	89,507
	22,349,552	21,404,118
Less accumulated depreciation and amortization	(9,634,326)	(8,612,147)
	$12,715,226	$12,791,971

Depreciation and amortization included in occupancy expenses amounted to $1,022,178 and $1,035,739 for the years ended December 31, 2011 and 2010, respectively.

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2016, with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2011 for each of the next five years and in aggregate are:

2012	$171,374
2013	171,374
2014	147,083
2015	123,028
2016	55,000
$667,859

Total rental expense amounted to $222,180 and $221,243 for the years ended December 31, 2011 and 2010, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2011:

2012	$123,755
2013	123,755
2014	126,255
2015	129,755
2016	129,755
Subsequent to 2016	553,913
Total minimum lease payments	1,187,188
Less amount representing interest	(353,721)
Present value of net minimum lease payments	$833,467

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

The amortization expense related to the remaining core deposit intangible at December 31, 2011 is expected to be as follows:

2012	$340,869
2013	272,695
2014	272,695
2015	272,695
2016	272,695
2017	272,697
Total remaining core deposit intangible expense	$1,704,346

Management evaluated goodwill for impairment at December 31, 2011 and 2010 and concluded that no impairment existed as of such dates.

Note 7.  Other Investments

On December 19, 2011, the Company established a single-member limited liability company (“LLC”) to facilitate the purchase of federal NMTC through an investment structure designed by a local Community Development Entity.  The LLC will not conduct any business apart from its role in the NMTC financing structure.  The NMTC equity investment generated $170,750 in credits against the Company’s federal income tax liability for the year ended December 31, 2011.  The carrying value of the NMTC equity investment was $824,742 at December 31, 2011 and is included in other assets.

The Company has purchased from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.  The tax credits from these investments were estimated at $534,076 for the year ended December 31, 2011 and $534,808 for the year ended December 31, 2010.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of "other expenses", and were $479,346 and $495,592 for 2011 and 2010, respectively.  The carrying values of the limited partnership investments were $3,769,898 and $2,431,244 at December 31, 2011 and 2010, respectively and are included in other assets.

The Bank has a one-third ownership interest in a nondepository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC ("Partners"), a Vermont limited liability company that owns 100% of the limited liability company equity interests of CFSG.  The Bank accounts for its investment in Partners under the equity method of accounting.  The Company's investment in Partners, included in other assets, amounted to $516,946 as of December 31, 2011 and $369,167 as of December 31, 2010.  The Company recognized income of $147,779 for 2011 and income of $70,344 for 2010.

Note 8.  Time Deposits

The following is a maturity distribution of time deposits at December 31, 2011:

2012	$87,473,455
2013	13,206,593
2014	10,702,203
2015	16,715,740
Thereafter	9,363,361
Total time certificates of deposit	$137,461,352

Note 9.  Borrowed Funds

Borrowings from the FHLBB as of December 31 were as follows:

	2011	2010
Long-Term Borrowings
FHLBB term borrowing, 2.13% fixed rate, due January 31, 2011	$0	$10,000,000
FHLBB Community Investment Program borrowing, 7.67% fixed rate,
due November 16, 2012	10,000	10,000
FHLBB term borrowing, 1.00% fixed rate, due January 27, 2012	6,000,000	6,000,000
FHLBB term borrowing, 1.71% fixed rate, due January 28, 2013	6,000,000	6,000,000
FHLBB term borrowing, 2.72% fixed rate, due January 27, 2015	6,000,000	6,000,000
	18,010,000	28,010,000

Short-Term Advances
FHLBB term borrowing, 0.39% fixed rate, due January 19, 2011	0	5,000,000

Total borrowings	$18,010,000	$33,010,000

The Company maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2011 and 2010 with no outstanding advances under this line at either year-end date.  Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family properties.  Qualified collateral for these borrowings totaled $110,950,040 and $114,000,265 as of December 31, 2011 and 2010, respectively.  As of December 31, 2011 and 2010, the Company's potential borrowing capacity was $77,902,569 and $85,552,034, respectively, reduced by outstanding advances.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB.  At December 31, 2011, $15,950,000 in letters of credit was utilized as collateral for these deposits compared to $40,550,000 at December 31, 2010.  Total fees associated with these letters of credit were $44,656 for 2011 and $50,395 for 2010.

The Company also has a borrowing line with the FRBB, which is intended to be used as a contingency funding source.  For this Borrower-in-Custody arrangement, the Company pledged eligible commercial loans, commercial real estate loans and home equity loans resulting in an available line of $69,222,549 and $70,695,535 as of December 31, 2011 and 2010, respectively.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 75 basis points as of December 31, 2011.  As of December 31, 2011 and 2010, the Company had no outstanding advances against this line.

Note 10.  Junior Subordinated Debentures

As of December 31, 2011 and 2010, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due 2037 (the “Debentures”).  The Company pays interest on the Debentures quarterly at a fixed annual rate of 7.56% through December 15, 2012, and thereafter at a floating rate equal to the 3-month London Interbank Offered Rate (LIBOR) plus 2.85%.  The Debentures mature on December 15, 2037.  The Debentures are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 (the “Indenture”) between the Company and Wilmington Trust Company, as Trustee.  The Debentures are first redeemable, in whole or in part, by the Company on December 15, 2012.  Interest paid on the Debentures for 2011 and 2010 was $974,257 each year, and is deductible for tax purposes.

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

Note 11.  Repurchase Agreements

Securities sold under agreements to repurchase amounted to $21,645,446 and $19,107,815 as of December 31, 2011 and 2010, respectively.  These agreements are collateralized by U. S. GSE securities and U. S. Treasury notes with a book value of $28,236,279 and $21,271,928 and a fair value of $28,425,092 and $21,388,076 at December 31, 2011 and 2010, respectively.

The average daily balance of these repurchase agreements was $21,725,160 and $19,427,033 during 2011 and 2010, respectively.  The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $24,090,954 and $21,081,592 during 2011 and 2010, respectively.  These repurchase agreements mature daily and carried a weighted average interest rate of .65% during 2011 and .92% during 2010.

Note 12.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis.  Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2011	2010

Currently paid or payable	$348,610	$1,011,997
Deferred	(114,334)	(456,275)
Total income tax expense	$234,276	$555,722

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2011	2010

Computed expected tax expense	$1,298,059	$1,530,588
Tax exempt interest	(382,943)	(477,502)
Disallowed interest	20,786	34,891
Partnership tax credits	(704,826)	(534,808)
Other	3,200	2,553
Total income tax expense	$234,276	$555,722

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2011	2010

Depreciation	$(46,560)	$11,660
Mortgage servicing rights	7,050	48,874
Deferred compensation	115,239	(27,343)
Bad debts	(53,913)	(94,313)
Non-accrual loan interest	(19,867)	(40,129)
Core deposit intangible	(144,869)	(181,087)
Loan fair value	(29,648)	(23,674)
Time deposit fair value	0	(61,880)
Fannie Mae preferred stock write down	16,919	(9,532)
OREO write down	53,210	(53,210)
Other	(11,895)	(25,641)
Total deferred income tax benefit	$(114,334)	$(456,275)

Listed below are the significant components of the net deferred tax asset at December 31:

	2011	2010
Components of the deferred tax asset:
Bad debts	$1,147,235	$1,093,322
Non-accrual loan interest	99,972	80,105
Deferred compensation	222,210	337,449
Contingent liability - MPF program	42,139	38,307
Fair value adjustment on acquired securities
available-for-sale	528,205	545,125
Fannie Mae preferred stock write down	251,373	251,373
OREO write down	0	53,210
Capital lease	66,995	60,101
Alternative minimum tax	59,031	59,031
Fair value adjustment on acquired premises
and equipment	153,862	153,862
Other	112,310	111,141
Total deferred tax asset	2,683,332	2,783,026

Components of the deferred tax liability:
Depreciation	298,260	344,820
Limited partnerships	255,280	255,280
Mortgage servicing rights	373,130	366,080
Unrealized gain on securities available-for-sale	68,892	39,491
Core deposit intangible	579,478	724,347
Fair value adjustment on acquired loans	72,544	102,192
Total deferred tax liability	1,647,584	1,832,210

Net deferred tax asset	$1,035,748	$950,816

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the consolidated balance sheets.

ASC Topic 740, "Income Taxes", defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2008 through 2010.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  The pension expense was $506,640 and $493,127 for 2011 and 2010, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors.  Participants are general creditors of the Company with respect to these benefits.  The benefits accrued under these plans were $409,684 and $398,307 at December 31, 2011 and 2010, respectively.  Expenses associated with these plans were $31,377 and $31,314 for the years ended December 31, 2011 and 2010, respectively.

The Company also maintains a supplemental employee retirement plan for certain key employees of the Company.  Benefits accrued under this plan were $243,875 and $594,190 at December 31, 2011 and 2010, respectively.  The expense associated with this plan was $30,165 and $69,108 for the years ended December 31, 2011 and 2010, respectively.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following financial instruments were outstanding whose contract amount represented credit risk:

	Contract or
	-Notional Amount-
	2011	2010

Unused portions of home equity lines of credit	$20,161,629	$18,936,634
Other commitments to extend credit	38,106,476	26,097,763
Residential construction lines of credit	588,290	2,044,892
Commercial real estate and other construction lines of credit	2,126,558	6,891,848
Standby letters of credit and commercial letters of credit	1,954,885	1,266,800
Recourse on sale of credit card portfolio	398,200	371,800
MPF credit enhancement obligation, net (See Note 16)	1,979,684	1,806,982

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  At December 31, 2011 and 2010, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $5,623,474 and $7,014,541, respectively (see Note 16).  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

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

In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the amount of $12,887,000 at December 31, 2011 and 2010.  Of this amount, $12,500,000 represents external financing through the issuance to investors of capital trust securities by CMTV Statutory Trust I (See Note 10).

Note 16.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under a program with FHLBB, the MPF program.  Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return.  The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans.  FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity and Private Mortgage Insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB.  These loans meet specific underwriting standards of the FHLBB.  As of December 31, 2011 and 2010, the Company had $54,682,000 and $50,682,743, respectively, in loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2011, the notional amount of the maximum CEO related to this program was $2,103,622 compared to $1,919,649 as of December 31, 2010.  The Company had accrued a contingent liability for this CEO in the amount of $123,938 and $112,667 as of December 31, 2011 and 2010, respectively, which is calculated based on the methodology used in calculating its allowance for loan losses, adjusted to reflect the risk sharing arrangements with the FHLBB.  The volume of loans sold to the MPF program and the corresponding credit obligation continue to be closely monitored by management.

Note 17.  Legal Proceedings

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

Aggregate loan transactions with related parties as of December 31 were as follows:

	2011	2010

Balance, beginning of year	$7,015,993	$6,538,993
Loans - New Principal Officers/Directors	67,458	0
New loans to existing Officers/Directors	26,240,945	25,835,458
Retirement of Director	(175,388)	0
Repayment*	(27,150,252)	(25,358,458)
Balance, end of year	$5,998,756	$7,015,993

*Includes loans sold to the secondary market.

Total deposits with related parties were $6,591,585 and $4,845,646 at December 31, 2011 and 2010, respectively.

The Company leases approximately 2,253 square feet of condominium space in the state office building on Main Street in Newport to its trust company affiliate, CFSG, for its principal offices.  CFSG also leases offices in the Company’s Barre and Lyndonville branches.  The amount of rental income received from CFSG for the years ended December 31, 2011 and 2010 was $33,950 and $31,182, respectively.

The Company utilizes the services of CFSG as an investment advisor for the 401(k) plan.  The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan.  CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants.  The Company pays monthly management fees to CFSG based on the market value of the total assets under management.  The amount paid to CFSG for the years ended December 31, 2011 and 2010 was $38,982 and $37,797, respectively.

Note 19.  Restrictions on Cash and Due From Banks

The Company is required to maintain reserve balances in cash with the FRBB.  At December 31, 2011 and 2010, the reserve requirement was $0.

In the ordinary course of business the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits.  However. no losses have been experienced in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts.  The Company was required to maintain contracted balances with other correspondent banks of $462,500 at December 31, 2011 and $225,000 at December 31, 2010.  Of the $462,500 balance at December 31, 2011, $262,500 was a separate agreed upon “impressed” balance to avoid monthly charges on the Company’s current fed funds liquidity line.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Tier 1 capital.  For 2010 and prior annual and quarterly periods the Company’s trust preferred junior subordinated debentures were includable in Tier 1 capital up to 25% of core capital elements, with the balance includable in Tier 2 capital.  In accordance with changes in the regulatory requirements for calculating capital ratios, beginning with the quarter ended March 31, 2011, the Company deducts the amount of goodwill, net of deferred tax liability ($2,061,772 at December 31, 2011 and 2010), for purposes of calculating the amount of trust preferred junior subordinated debentures includable in Tier 1 capital.  Management believes, as of December 31, 2011, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification from the Office of the Comptroller of the Currency (“OCC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank's regulatory capital categories.

The following table shows the regulatory capital ratios for the Company and the Bank as of year end 2011 and 2010:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2011:
Total capital (to risk-weighted assets)
Company	$46,351	12.50%	$29,660	8.00%	N/A	N/A
Bank	$45,772	12.37%	$29,596	8.00%	$36,995	10.00%

Tier I capital (to risk-weighted assets)
Company	$39,980	10.78%	$14,830	4.00%	N/A	N/A
Bank	$41,830	11.31%	$14,798	4.00%	$22,197	6.00%

Tier I capital (to average assets)
Company	$39,980	7.28%	$21,965	4.00%	N/A	N/A
Bank	$41,830	7.63%	$21,935	4.00%	$27,419	5.00%

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total capital (to risk-weighted assets)
Company	$43,942	12.33%	$28,505	8.00%	N/A	N/A
Bank	$43,364	12.20%	$28,439	8.00%	$35,549	10.00%

Tier I capital (to risk-weighted assets)
Company	$40,187	11.28%	$14,253	4.00%	N/A	N/A
Bank	$39,610	11.14%	$14,220	4.00%	$21,329	6.00%

Tier I capital (to average assets)
Company	$40,187	7.52%	$21,376	4.00%	N/A	N/A
Bank	$39,610	7.42%	$21,345	4.00%	$26,681	5.00%

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

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  Assets measured at fair value on a recurring basis at December 31 are summarized below:

December 31, 2011	Level 1	Level 2	Total
Assets: (market approach)
U.S. GSE debt securities	$0	$60,963,239	$60,963,239
U.S. Government securities	5,043,555	0	5,043,555
U.S. GSE preferred stock	92,123	0	92,123

December 31, 2010
Assets: (market approach)
U.S. GSE debt securities	$0	$16,313,390	$16,313,390
U.S. Government securities	4,038,740	1,035,946	5,074,686
U.S. GSE preferred stock	42,360	0	42,360

Assets measured at fair value on a nonrecurring basis and reflected in the balance sheet at December 31 are summarized below:

December 31, 2011	Level 2
Assets: (market approach)
Residential mortgage servicing rights	$1,167,808
Impaired loans, net of related allowance	3,463,539
OREO	90,000

December 31, 2010
Assets: (market approach)
Residential mortgage servicing rights	$1,076,708
Impaired loans, net of related allowance	2,870,411
OREO	1,210,300

Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Investment securities:  The fair value of securities available for sale equals quoted market prices, if available.  If quoted market prices are not available, fair value is determined using quoted market prices for similar securities.  Level 1 securities include certain U.S. Government securities and US GSE preferred stock.  Level 2 securities include asset-backed securities, including obligations of U.S. GSEs and certain U.S Government securities.

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

Loans and loans held-for-sale:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.  The fair values for other loans (for example, fixed rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.  The carrying amounts reported in the balance sheet for loans that are held-for-sale approximate their fair values.  Loan impairment is deemed to exist when full repayment of principal and interest according to the contractual terms of the loan is no longer probable.  Impaired loans are reported based on one of three measures: the present value of expected future cash flows discounted at the loan’s effective interest rate; the loan’s observable market price; or the fair value of the collateral if the loan is collateral dependent.  If the fair value is less than an impaired loan’s recorded investment, an impairment loss is recognized as part of the allowance for loan losses.  Accordingly, certain impaired loans may be subject to measurement at fair value on a non-recurring basis.  Management has estimated the fair values of these assets using Level 2 inputs, such as the fair value of collateral based on independent third-party appraisals for collateral-dependent loans.

The fair value of loans held-for-sale is based upon an actual purchase and sale agreement between the Company and an independent market participant.  The sale is executed within a reasonable period following quarter end at the stated fair value.

Mortgage servicing rights:  Mortgage servicing rights are evaluated regularly for impairment based upon the fair   value of the servicing rights as compared to their amortized cost. The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income, with loans divided into strata for valuation purposes based on their rates, terms and other features. The Company obtains a third party valuation based upon loan level data, including note rate, type and term. The model utilizes a variety of observable inputs for its assumptions, the most significant of which are loan prepayment assumptions and the discount rate used to discount future cash flows.  Mortgage servicing rights are subject to measurement at fair value on a nonrecurring basis and are classified as Level 2 assets.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

	December 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$23,465	$23,465	$51,448	$51,448
Securities held-to-maturity	29,702	30,289	37,441	38,157
Securities available-for-sale	66,099	66,099	21,430	21,430
Restricted equity securities	4,309	4,309	4,309	4,309
Loans and loans held-for-sale, net	384,793	395,386	387,631	397,123
Mortgage servicing rights	1,097	1,168	1,077	1,056
Accrued interest receivable	1,701	1,701	1,790	1,790

Financial liabilities:
Deposits	454,393	457,347	438,192	440,913
Federal funds purchased and other
borrowed funds	18,010	18,404	33,010	33,250
Repurchase agreements	21,645	21,645	19,108	19,108
Capital lease obligations	833	833	835	835
Subordinated debentures	12,887	11,691	12,887	13,155
Accrued interest payable	150	150	192	192

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2011 and 2010.

Note 22.  Condensed Financial Information (Parent Company Only)

The following financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)
Condensed Balance Sheets
December 31, 2011 and 2010

Assets	2011	2010

Cash	$196,945	$123,116
Investment in subsidiary - Community National Bank	53,226,506	51,436,841
Investment in Capital Trust	387,000	387,000
Income taxes receivable	416,781	441,802
Total assets	$54,227,232	$52,388,759

Liabilities and Shareholders' Equity
Liabilities
Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	421,823	374,090
Total liabilities	13,308,823	13,261,090

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized 25 shares issued and outstanding
at December 31, 2011 and 2010 ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized at December 31,
2011 and 2010, and 4,938,262 and 4,834,615 shares issued at December 31,
2011 and 2010, respectively (including 24,324 and 19,312 shares issued
February 1, 2012 and 2011, respectively)	12,345,655	12,086,538
Additional paid-in capital	27,410,049	26,718,403
Retained earnings	1,151,751	368,848
Accumulated other comprehensive income	133,731	76,657
Less: treasury stock, at cost; 210,101 shares at December 31, 2011 and 2010	(2,622,777)	(2,622,777)
Total shareholders' equity	40,918,409	39,127,669

Total liabilities and shareholders' equity	$54,227,232	$52,388,759

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)
Condensed Statements of Income
Years Ended December 31, 2011 and 2010

	2011	2010
Income
Bank subsidiary distributions	$2,660,000	$2,527,000
Dividends on Capital Trust	29,257	29,257
Total income	2,689,257	2,556,257

Expense
Interest on junior subordinated debentures	974,257	974,257
Administrative and other	280,826	354,416
Total expense	1,255,083	1,328,673

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	1,434,174	1,227,584
Applicable income tax benefit	416,781	441,802

Income before equity in undistributed net income of subsidiary	1,850,955	1,669,386
Equity in undistributed net income of subsidiary	1,732,591	2,276,622
Net income	$3,583,546	$3,946,008

Community Bancorp. (Parent Company Only)
Condensed Statements of Cash Flows
Years Ended December 31, 2011 and 2010

	2011	2010
Cash Flows from Operating Activities
Net income	$3,583,546	$3,946,008
Adjustments to reconcile net income to net cash provided by
operating activities
Equity in undistributed net income of subsidiary	(1,732,591)	(2,276,622)
Decrease in income taxes receivable	25,021	922
Net cash provided by operating activities	1,875,976	1,670,308

Cash Flows from Financing Activities
Dividends paid on preferred stock	(187,500)	(187,500)
Dividends paid on common stock	(1,614,647)	(1,485,659)
Net cash used in financing activities	(1,802,147)	(1,673,159)
Net increase (decrease) in cash	73,829	(2,851)

Cash
Beginning	123,116	125,967
Ending	$196,945	$123,116

Cash Received for Income Taxes	$441,802	$442,724

Cash Paid for Interest	$974,257	$974,257

Dividends paid:
Dividends declared	$2,613,143	$2,197,251
(Increase) decrease in dividends payable attributable to dividends declared	(47,733)	1,207
Dividends reinvested	(950,763)	(712,799)
	$1,614,647	$1,485,659

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2011 and 2010 is presented below:

	Quarters in 2011 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,677,112	$5,740,797	$5,681,164	$5,645,290
Interest expense	1,511,470	1,421,507	1,344,414	1,318,237
Provision for loan losses	187,500	237,500	287,500	287,500
Non-interest income	1,459,469	1,279,195	1,114,448	1,349,057
Non-interest expense	4,349,514	4,386,659	4,252,653	4,544,256
Net income	944,868	871,318	820,624	946,736
Earnings per common share	0.19	0.18	0.17	0.19

	Quarters in 2010 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,887,239	$5,899,121	$5,951,639	$5,948,984
Interest expense	1,644,096	1,680,487	1,610,258	1,592,896
Provision for loan losses	125,001	299,999	433,334	158,334
Non-interest income	1,231,801	1,186,432	1,230,782	1,992,287
Non-interest expense	4,288,821	4,360,458	4,326,559	4,306,312
Net income	938,912	732,533	787,805	1,486,758
Earnings per common share	0.20	0.15	0.16	0.31

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2011	2010
Income
Loan documentation fees	$569,891	$652,876
Loan servicing fees	524,062	471,907

Expenses
Marketing	$318,761	$315,000
State deposit tax	484,540	476,315
Amortization of limited partnerships	479,346	495,592
ATM fees	338,327	292,328
Telephone	332,496	247,739
Collection and non-accrual loan expense	431,186	231,991

Note 25.  Subsequent Events

Declaration of Cash Dividend

On December 13, 2011, the Company declared a cash dividend of $0.14 per share payable February 1, 2012 to shareholders of record as of January 15, 2012. This dividend has been recorded as of the declaration date, including shares issuable under the DRIP plan.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2011 and 2010

     The following discussion analyzes the consolidated financial condition of Community Bancorp. (the “Company”) and its wholly-owned subsidiary, Community National Bank, as of December 31, 2011 and 2010, and its consolidated results of operations for the years then ended.  The Company is considered a “smaller reporting company” under applicable regulations of the Securities and Exchange Commission (SEC) and is therefore eligible for relief from certain disclosure requirements.  In accordance with such provisions, the Company has elected to provide its audited consolidated statements of income, cash flows and changes in shareholders’ equity for two, rather than three, years.

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

     Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (1) general economic conditions, either nationally, regionally or locally continue to deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services; (2) competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial service industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems; (3) interest rates change in such a way as to reduce the Company's margins;  (4) changes in laws or government rules, or the way in which courts and government agencies interpret or implement those laws or rules, increase our costs of doing business or otherwise adversely affect the Company's business; (5) changes in federal or state tax policy; (6) changes in the level of nonperforming assets and charge-offs; (7) changes in estimates of future reserve requirements based upon relevant regulatory and accounting requirements; (8) changes in consumer and business spending, borrowing and savings habits; and (9) the effect of and changes in the United States monetary and fiscal policies, including the interest rate policies, regulation of the money supply by the Federal Reserve Board, and adverse changes in the credit rating of U.S. government debt.

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

OVERVIEW

     The Company ended the year on December 31, 2011 with total assets of $552,905,517 compared to $545,932,649 on December 31, 2010, an increase of 1.3%.  Deposits increased to $454,393,309 as of December 31, 2011, an increase of $16,201,046 from the prior year end.  Payments and maturities on loans exceeded new originations, resulting in a decrease in gross loans of $2,760,758 year over year.  The held-to-maturity portfolio, which consists only of municipal investments, decreased by $7,738,555 during the year, due to increased competition for these investments.  Throughout the year as deposits increased and loans decreased, the Company increased its cash position.  With this excess cash, the Company paid off $15,000,000 in long-term borrowings and changed the mix of the balance sheet by deploying excess cash into the bond portfolio, increasing the available-for-sale portfolio $44,668,481 year over year.  At December 31, 2011, the Company’s OREO consisted of one commercial property with a carrying value of $90,000.  OREO properties totaling $1,210,300 at December 31, 2010 were sold during the year, including the former LyndonBank branch property in Derby, Vermont.  In December, the Company funded an equity investment in a federal New Market Tax Credit (NMTC) structure designed by a local Community Development Entity.  The investment was $961,260 and is expected to generate tax credits of $1,331,850 over the course of the next seven years and is designed to provide the Company with an estimated after-tax internal rate of return of 10.62%.

     There was also a change in the mix of liabilities on the balance sheet as certificates of deposit (CD) and money market funds decreased $8,333,405, while non-interest bearing checking accounts, NOW accounts and savings accounts increased $24,534,451.  In addition, repurchase agreements increased $2,537,631. The Company considers these increases in core deposits as significant to the overall balance sheet as a stable source of funding to support asset growth and is positioned to respond to increases in loan demand should the local economy improve.  However, management believes that the low interest rates being paid on CDs and other investment products is likely causing some depositors to place their money in non maturing products such as demand and savings accounts awaiting an improvement in interest rates and market conditions.

     Interest rates have remained at historically low levels for several years and have contributed to the slight decline in net interest income for 2011 compared to 2010. Although average earning assets increased $23,664,886 in 2011, tax–equivalent interest income decreased $1,090,838 year over year due to a decrease in average yields on earning assets of 47 basis points. While average interest bearing liabilities increased $13,196,575, the rates paid on these liabilities decreased by 26 basis points resulting in a decrease in interest expense of $932,109.  The decrease in the average yield on interest earning assets is due to the change in the mix of the assets with growth coming from the bond portfolio which is conservatively invested, therefore providing lower yields than the loan portfolio.  Contributing to the decrease in the average rate paid on the interest bearing liabilities was the payoff of the $15,000,000 in borrowings at a weighted average rate of 1.15% and the shift of customer funds out of higher yielding CDs and money market funds to lower yielding demand and savings accounts.  The combined effects of these changes resulted in a decrease of $158,729 in tax-equivalent net interest income.  With the recent news from the Federal Open Market Committee (FOMC) stating that due to current economic conditions and a subdued outlook for inflation, policy makers are likely to keep interest rates low through late 2014, maintaining current levels of net interest income will remain a challenge.

     Net income for 2011 was $3,583,546, or $0.73 per common share, compared to $3,946,008, or $0.82 per common share in 2010.  Total non-interest income was $5,202,169 in 2011 compared to $5,641,302 in 2010, a decrease of 7.8%.  One of the components of non-interest income is income generated from selling loans in the secondary market.  The Federal Reserve’s continued effort to stimulate the real estate market by keeping mortgage interest rates low has provided for several refinancing bubbles which continued throughout 2011.  Though not at the same level as 2009 and 2010, strong mortgage refinancing activity resulted in originations of $40,977,123 in 2011 compared to $54,383,760 in 2010.  The Company reported net gains from the sales of these mortgages of $792,303 in 2011 compared to $1,203,014 in 2010.  This decrease accounted for most of the difference in non-interest income year over year.

     Non-interest expense in 2011 was $17,533,082 compared to $17,282,150 in 2010, an increase of 1.5%.  Increases in occupancy expense were driven partly by higher costs for service contracts on software and equipment.  These contracts are largely related to supporting new and existing technology.  The Company upgraded several new software applications during 2011 including a new teller system and a new account opening platform. Upgrades were also made to the Company’s ATM network, including replacement of four new machines and upgrading the operating systems for the remaining machines to comply with certain Americans with Disabilities Act (ADA) requirements.  Equipment and software was also purchased to implement document imaging technology.  Decisions to implement new systems are based on improving the customer service experience and efficiencies.  The variance in other expenses was driven by an increase in expenses related to the collection of non performing loans of $199,195 year over year, or 85.9%.  Decreases were noted in FDIC insurance and amortization of the core deposit intangible.  FDIC insurance expense decreased by $193,737 year over year due to a new insurance premium calculation method implemented in the third quarter of 2011 and the amortization of the core deposit intangible decreased $106,522.  Losses from external fraud related to debit card transactions were $70,875 in 2011, compared to $108,661 in 2010.  Though these fraud losses decreased year over year, debit card fraud nevertheless is generally on the rise and most often results in the financial institution, rather than the customer, the merchant or the processor bearing the loss.

     The Company declared dividends of $0.56 per common share in 2011, compared to $0.48 per common share in 2010.  Earnings in 2011 resulted in retained earnings of $1,151,751 as of December 31, 2011 compared to $368,848 as of December 31, 2010 and an increase in total shareholders’ equity of $1,790,740.

     The national economy is showing signs of a gradual recovery from the recent recession; however the pace of the recovery has been slow.  Spending, production and job market activity indicate the economy is expanding moderately, yet these gains are overshadowed by a widening federal budget deficit and global economic turbulence from the European debt crisis which leaves the economy vulnerable to shocks.  The FOMC recently indicated that they expect somewhat stronger growth in 2012 than in 2011; however the outlook remains uncertain, and close monitoring of economic developments will remain necessary.  More locally, economic indicators in Vermont, such as the unemployment rate and employment by industry, are more positive.  The unemployment rate in Vermont in December 2011 was lower by .07 percentage points compared to the prior year.  Conditions are generally better than in 2010, although some pockets of the state are still dealing with the aftermath of the destruction left by Tropical Storm Irene in August 2011.  The southern part of Vermont was impacted to a greater degree by the storm with flooding, resulting in serious damage to infrastructure, homes, farms and businesses.  The Company’s customer base was left somewhat unscathed with the exception of a handful of businesses and homeowners, principally in Central Vermont.  One loan in the amount of $1 million was subsequently placed in non-accrual status as a result of the damage from the flooding and due to a disruption in business activity. Most borrowers were insured and able to work through the situation.  In some instances the Company assisted borrowers, including some municipalities, with temporary funding in anticipation of flood relief payments and insurance settlements. According to industry statistics, real estate sales activity increased in 2011.  Vermont’s residential real estate market improved slowly since the lows of 2009 – 2010, with a gradual increase in median sale prices across most counties.  New construction remains sluggish with the relative cost of existing homes much less than building construction.  In the farming sector, average milk prices in 2011 exceeded the average price for 2010 and are projected to decrease only slightly in 2012.  Employers in the manufacturing, professional and business services and tourism industries are reporting significant over-the-year increases in employment.  Tourism activity during the fall foliage season and early winter was good with local hotels reporting stable bookings; however lack of snowfall has had a negative impact on hotels, restaurants and convenience stores that rely on those who travel to the area for skiing and snowmobiling.  A positive addition to Northern Vermont is a multi-phase expansion project of a local ski area, where construction of two hotels, a hockey arena, an indoor water park and a golf clubhouse has transformed the ski resort to a year-round indoor and outdoor recreation destination resort.  This project has injected nearly $100 million of construction funding into the local economy over the last two years utilizing Federal EB5 program capital from foreign investors.  The indoor water park opened before the holidays helping to attract visitors in spite of the lack of natural snow.  The resort has created many jobs for the area.

     While the trends in 2011 created some welcome distance from the recent recession, the rising price of fuel and other consumer goods will continue to impact adversely the consumer and all sectors of the economy, particularly as it relates to credit performance, which tends to lag economic cycles.  Management considers these economic factors, among others, in assessing the level of the Company’s reserve for loan losses in an effort to adequately reserve for probable losses due to consequences of the recession. The Company recorded a provision for loan losses of $1,000,000 in 2011 compared to $1,016,668 in 2010.

     The regulatory environment continues to increase operating costs and place extensive burden on personnel resources to comply with a myriad of legal requirements, including those under the Dodd-Frank Act of 2010, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Real Estate Settlement Procedures Act and the Truth in Lending Act.  It is unlikely that these administrative costs and burdens will moderate in the future.

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

Other Real Estate Owned - Occasionally, the Company acquires property in connection with foreclosures or in satisfaction of debts previously contracted, other real estate owned (OREO).  Such properties are carried at fair value, which is the market value less estimated cost of disposition, i.e. sales commissions and costs associated with the sale.  Fair value is defined as the cash price that might reasonably be anticipated in a current sale that is within 12 months, under all conditions requisite to a fair sale.  A fair sale means that a buyer and seller are each acting prudently, knowledgeably, and under no necessity to buy or sell. Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a Market Value Analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation.  If the Company has a valid appraisal or an appropriate evaluation obtained in connection with the real estate loan, and there has been no obvious and material change in market conditions or physical aspects of the property, then the Company need not obtain another appraisal or evaluation when it acquires ownership of the property. Under recent and current market conditions, and periods of declining market values, the Company will generally obtain a new appraisal or evaluation.

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

Investment Securities - The Company performs quarterly reviews of individual debt and equity securities in the investment portfolio to determine whether a decline in the fair value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline and the probability, extent and timing of a valuation recovery, the company’s intent to continue to hold the security and, in the case of debt securities, the likelihood that the company will not have to sell the security before recovery of its cost basis.  Management assesses fair value declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition and business prospects, or to market-related or other factors, such as interest rates, and in the case of debt securities, the extent to which the impairment relates to credit losses of the issuer, as compared to other factors.  Declines in the fair value of securities below their cost that are deemed to be other than temporary, and declines in fair value of debt securities below their cost that are related to credit losses, are recorded in earnings as realized losses.  The non-credit loss portion of an other than temporary decline in the fair value of debt securities below their cost basis (generally, the difference between the fair value and the estimated net present value of the debt security) is recognized in other comprehensive income as an unrealized loss.

Mortgage Servicing Rights - Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are required to be initially capitalized at fair value and subsequently accounted for using the “fair value method” or the “amortization method”. Capitalized mortgage servicing rights are included in other assets in the consolidated balance sheets. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets.  The value of capitalized servicing rights represents the estimated present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of estimated fair value compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as amortization of other assets.  Subsequent improvement (if any) in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment. Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Factors that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  The Company analyzes and accounts for the value of its servicing rights with the assistance of a third party consultant.

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

RESULTS OF OPERATIONS

    The Company’s net income of $3,583,546 for the year ended December 31, 2011 decreased $362,462 or 9.2% from net income of $3,946,008 for the year ended December 31, 2010, resulting in earnings per common share of $0.73 and $0.82, respectively.  A decrease of $10,511 or 0.1% is noted in net interest income for 2011 compared to 2010.  Interest income decreased $942,620 or 4.0% in 2011, while interest expense decreased $932,109 or 14.3%.  Both decreases are attributable to the low interest rate environment which continues to put pressure on the net interest spread and net interest margin.  Non-interest income decreased $439,133 or 7.8%, while non-interest expense increased $250,932 or 1.5%.  A decrease of $410,711 or 34.1% in income from the sale of loans to the secondary market accounted for a major portion of the decrease in non-interest income.  Decreases in FDIC insurance expense and amortization of the core deposit intangible were $193,737 or 30.6% and $106,522 or 20.0%, respectively, accounting for the two largest decreases in non-interest expense.  These decreases were partially offset by an increase of $446,168 or 8.7% in other expenses.  Components of other expenses that increased significantly year over year included ATM fees which increased $45,999 or 15.7% due to higher transactional volume, audit fees which increased $130,140 or 91.6% due to outsourcing of the internal audit functions, loss on limited partnership which increased $120,272, or 24.3%, other taxes which increased $74,804, from $3,630 to $78,434 as a result sales and use taxes due to the State of Vermont, telephone expense which increased $84,757 or 34.2% and expenses associated with non-performing loans which increased $199,195 or 85.9%.  The Company has experienced an increase in past due and non-accrual loans during 2011 resulting in the increase in expenses associated with these portfolios.

     The Company’s average assets, as presented in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity”, increased approximately $20.0 million or 3.8% in 2011, with total average assets of $541.0 million during 2011, compared to average assets of $521.1 million during 2010.  The average loan portfolio increased $4.1 million or 1.1%, from 2010 to 2011 and overnight deposits, primarily funds held at the Federal Reserve Bank of Boston (FRBB), increased $18.1 million, from an average volume of $15.2 million in 2010 to $33.3 million in 2011.  Taxable investments increased $10.3 million or 45.3% in average volume while tax exempt investments decreased $12.4 million or 25.8% year over year.

     Return on average assets (ROA), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity (ROE), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last two fiscal years:

	December 31,
	2011	2010

Return on average assets	0.66%	0.76%
Return on average equity	8.91%	10.43%
Dividend payout ratio (1)	76.71%	58.54%
Average equity to average assets ratio	7.43%	7.26%

(1) Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and balance sheet data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA (1)

(Not covered by Report of Independent Registered Public Accounting Firm)

Years Ended December 31,	2011	2010	2009	2008	2007(1)

Consolidated Statements of Income Data

Total interest income	$22,744,363	$23,686,983	$24,119,272	$27,087,650	$21,692,939
Less:
Total interest expense	5,595,628	6,527,737	7,684,480	10,503,016	8,491,132
Net interest income	17,148,735	17,159,246	16,434,792	16,584,634	13,201,807
Less:
Provision for loan losses	1,000,000	1,016,668	625,004	499,163	147,500

Non-interest income	5,202,169	5,641,302	5,656,433	4,036,325	3,447,812
Less:
Non-interest expense	17,533,082	17,282,150	18,033,678	18,245,072	12,476,034
Income before income taxes	3,817,822	4,501,730	3,432,543	1,876,724	4,026,085
Less:
Applicable income tax expense
(benefit)(2)	234,276	555,722	(315,319)	(324,622)	668,755

Net Income	$3,583,546	$3,946,008	$3,747,862	$2,201,346	$3,357,330

Consolidated Balance Sheet Data

Net loans	$384,792,788	$387,630,511	$378,656,376	$362,459,591	$353,101,662
Total assets	552,905,517	545,932,649	505,287,097	487,799,232	502,031,618
Total deposits	454,393,309	438,192,263	418,785,730	402,240,780	416,220,110
Borrowed funds	18,010,000	33,010,000	13,411,000	12,572,000	13,760,000
Total liabilities	511,987,108	506,804,980	468,397,259	452,526,340	467,111,258
Total shareholders' equity	40,918,409	39,127,669	36,889,838	35,272,892	34,920,360

Per Share Data

Earnings per common share	$0.73	$0.82	$0.79	$0.46	$0.77
Dividends declared per common
share	$0.56	$0.48	$0.48	$0.68	$0.67
Book value per common shares
outstanding	$8.13	$7.92	$7.56	$7.33	$7.37
Weighted average number of
common shares outstanding	4,674,806	4,584,145	4,504,943	4,430,657	4,365,378
Number of common shares
outstanding	4,728,161	4,624,514	4,549,812	4,469,105	4,399,167

(1) Income statement and earnings per share data for 2007 do not include LyndonBank, acquired December 31, 2007.
(2) Applicable income tax expense (benefit) above includes the income tax effect, assuming a 34% tax rate, on securities gains which totaled $0 in 2011and 2010, $160,159 in 2009, $0 in 2008 and 2007.

INTEREST INCOME VERSUS INTEREST EXPENSE (NET INTEREST INCOME)

     The largest component of the Company’s operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings).  The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate).  A portion of the Company’s income from municipal investments is not subject to income taxes.  Because the proportion of tax-exempt items in the Company's portfolio varies from year-to-year, to improve comparability of information across years, the non-taxable income shown in the tables below has been converted to a tax equivalent basis. Because the Company’s corporate tax rate is 34%, to equalize tax-free and taxable income in the comparison, we divide the tax-free income by 66%, with the result that every tax-free dollar is equivalent to $1.52 in taxable income.

     Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $29,702,159 and $37,440,714, at December 31, 2011 and 2010, respectively.

     The following table provides the reconciliation between net interest income presented in the statements of income and the tax equivalent net interest income presented in the table immediately following for the 12 month comparison periods of 2011 and 2010.

For the Years Ended December 31,	2011	2010

Net interest income as presented	$17,148,735	$17,159,246
Effect of tax-exempt income	513,290	661,508
Net interest income, tax equivalent	$17,662,025	$17,820,754

     The following table presents average earning assets and average interest-bearing liabilities supporting earning assets.  Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield for the 2011 and 2010 comparison periods.

	For the Years Ended December 31,
		2011			2010
			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield
Interest-Earning Assets

Loans (1)	$391,330,296	$21,242,577	5.43%	$387,267,510	$21,975,775	5.67%
Taxable investment securities	32,904,178	357,437	1.09%	22,681,235	343,596	1.51%
Tax-exempt investment securities	35,627,173	1,509,677	4.24%	48,030,874	1,945,612	4.05%
Sweep and interest earning accounts	33,267,247	72,493	0.22%	15,204,789	18,952	0.12%
Other investments (4)	4,695,550	75,469	1.61%	975,150	64,556	6.62%
Total	$497,824,444	$23,257,653	4.67%	$474,159,558	$24,348,491	5.14%

Interest-Bearing Liabilities

NOW	$110,724,419	$468,903	0.42%	$86,975,699	$430,509	0.49%
Money market accounts	72,476,376	756,783	1.04%	66,697,886	917,865	1.38%
Savings deposits	60,285,394	109,893	0.18%	56,027,265	163,558	0.29%
Time deposits	141,396,999	2,728,478	1.93%	149,528,351	3,246,174	2.17%
Federal funds purchased and
other borrowed funds	19,094,932	349,878	1.83%	33,805,951	547,344	1.62%
Repurchase agreements	21,725,160	141,667	0.65%	19,427,033	178,745	0.92%
Capital lease obligations	809,670	65,769	8.12%	854,190	69,285	8.11%
Junior subordinated debentures	12,887,000	974,257	7.56%	12,887,000	974,257	7.56%
Total	$439,399,950	$5,595,628	1.27%	$426,203,375	$6,527,737	1.53%

Net interest income		$17,662,025			$17,820,754
Net interest spread (2)			3.40%			3.61%
Net interest margin (3)			3.55%			3.76%

(1) Included in gross loans are non-accrual loans with an average balance of $5,715,680 and $4,426,331 for the years ended December 31, 2011 and 2010, respectively. Loans are stated before deduction of unearned discount and allowance for loan losses.
(2) Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
(3) Net interest margin is net interest income divided by average earning assets.
(4) Included in other investments is the Company’s FHLBB Stock with an average balance of $3,720,400 and a dividend payout rate of approximately 0.31% per quarter.

     Interest income from loans of $21,242,577 accounts for 91.3% of total tax-equivalent interest income for 2011, compared to $21,975,775 or 90.3% for 2010, with average yields of 5.43% and 5.67%, respectively. The average volume of loans increased $4,062,786, or 1.1% from 2010 to 2011, while the average rate earned on these assets decreased 24 basis points from 2010 to 2011, reflecting the prevailing low interest rate environment.  Interest income on taxable investment securities increased $13,841 while the average yield on these earning assets decreased 42 basis points from 2010 to 2011.  As these investments matured, the Company replaced them, but at considerably lower yields, contributing to the decrease in the average yield.  Sweep and interest earning assets consists primarily of excess funds held in the Company’s account at the FRBB.  The average volume of these investments increased from $15,204,789 to $33,267,247 from 2010 to 2011, while the average rate paid increased 10 basis points.  The FRBB began paying interest to financial institutions on balances left in their accounts overnight at a slightly higher rate than that of the Company’s other correspondent banks, causing the Company to leave the funds in this account rather than selling the funds overnight to the other correspondent banks.

     Interest expense on time deposits represents 48.8% of total interest expense for 2011, compared to 49.7% for 2010, with interest expense totaling $2,728,428 and $3,246,174, respectively, and average rates paid of 1.93% and 2.17%, respectively.  The average volume of time deposits decreased $8,131,352 or 5.4%, and the average rate paid on such deposits decreased 24 basis points from 2010 to 2011.  The average volume of the capital lease obligation decreased $44,520 or 5.2% from 2010 to 2011, which, due to the nature of the obligation will continue to decrease throughout its term.  Average balances of federal funds purchased and other borrowed funds are made up entirely of funds from FHLBB.  The average volume decreased $14,711,019 or 43.5% as a result of maturities during 2011.  Increases are noted in the average volumes of all other components of interest-bearing liabilities, with NOW accounts reporting the largest increase of $23,748,720 or 27.3% in average volume, followed by money market funds with an increase of $5,778,490 or 8.7%.  The increase in NOW accounts was mostly due to an increase in municipal deposit accounts.  The average rate paid on NOW accounts decreased seven basis points to 0.42% for 2011 compared to 0.49% for 2010.  The prolonged low-rate environment was a significant factor to the decrease in the net interest spread of 21 basis points, with a spread of 3.40% for 2011, compared to last year’s spread of 3.61%.

     The Company uses a deposit reclassification computing program as an additional means to increase spread income. The reclassification program assists management in performing permitted reclassification of certain transactional account balances to non-transactional accounts for the purposes of calculating the daily cash reserve balances required to be maintained at the FRBB.  At December 31, 2011 and 2010, the Company’s reserve requirement was $0.  Under amendments to the Federal Reserve Act adopted in 2006 and further amended by the Emergency Economic Stabilization Act of 2008, the FRBB began paying interest on required reserve balances in October 2008 at a rate equal to the average targeted federal funds rate less 10 basis points, and as mentioned above, FRBB now pays interest on all balances at competitive interest rates.

The following table summarizes the variances in income for the years 2011 and 2010 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid.

Changes in Interest Income and Interest Expense

	Variance	Variance
	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance
Average Interest-Earning Assets
Loans	$(963,558)	$230,360	$(733,198)
Taxable investment securities	(140,525)	154,366	13,841
Tax-exempt investment securities	89,982	(525,917)	(435,935)
Sweep and interest earning accounts	31,866	21,675	53,541
Other investments	(235,377)	246,290	10,913
Total	$(1,217,612)	$126,774	$(1,090,838)

Average Interest-Bearing Liabilities
NOW	$(77,975)	$116,369	$38,394
Money market accounts	(240,825)	79,743	(161,082)
Savings deposits	(66,014)	12,349	(53,665)
Time deposits	(360,761)	(156,935)	(517,696)
Federal funds purchased and other borrowed funds	71,746	(269,212)	(197,466)
Repurchase agreements	(58,221)	21,143	(37,078)
Capital lease obligations	99	(3,615)	(3,516)
Junior subordinated debentures	0	0	0
Total	$(731,951)	$(200,158)	$(932,109)

Changes in net interest income	$(485,661)	$326,932	$(158,729)

(1) Items which have shown a year-to-year increase in volume have variances allocated as follows:
Variance due to rate = Change in rate x new volume
Variance due to volume = Change in volume x old rate
Items which have shown a year-to-year decrease in volume have variances allocated as follows:
Variance due to rate = Change in rate x old volume
Variances due to volume = Change in volume x new rate

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income decreased $439,133 or 7.8% to $5,201,169 in 2011 from $5,641,302 in 2010.  Secondary market residential mortgage sales volume was lower in 2011 compared to 2010 with originations of loans sold to the secondary market of $40,977,123 in 2011 and $54,383,760 in 2010.  This resulted in a decrease in income from sold loans of $410,711 or 34.1%.  In 2010, the Company recorded improvements to the valuation allowance for mortgage servicing rights of $132,954, compared to $11,169 in 2011 accounting for $121,785 of the decrease in the income from sold loans between periods.  Other income decreased $92,126 or 4.5% from 2010 to 2011 due in part to a decrease of $32,090 or 27.4% in income earned from insurance companies through the sale of credit life and disability insurance.  Commercial loan documentation fees, another component of other income, decreased $61,416 or 19.4%, with income of $254,880 for 2011 compared to $316,296 for 2010.  This decrease was the result of a decrease in volume of new commercial loans.

Non-interest Expense: The Company's non-interest expense increased 1.5% to $17,533,082 for 2011 compared to $17,282,150 for 2010.  Occupancy expense increased $96,653 or 3.3% for 2011 compared to 2010.  Service contracts on equipment increased $32,491 or 4.7%, followed by maintenance on buildings which increased $29,108 or 9.5% for 2011 compared to 2010.  The Company is focused on investing in new technology, including among others, digital imaging, requiring more sophisticated software which entails new service contracts.  Other expenses increased $446,168 or 8.7% from $5,141,136 in 2010 to $5,587,304 in 2011.  The components of other expenses noting substantial increases were collections and non-accrual loan expenses, with an increase of $199,195 or 85.9%, loss on limited partnerships with an increase of $120,272 or 24.3%, followed by telephone expenses with an increase of $84,757 or 34.2%.  The Company’s non-performing loans increased during 2011, accounting for the increase in expense for these assets.  A decrease of $193,737 or 30.6% is noted in FDIC insurance premiums due in part to the new calculation method implemented in the second half of 2011. The Company reported premiums of $633,043 for 2010 compared to $439,306 for 2011.  The amortization of the Company’s core deposit intangible from the LyndonBank acquisition (see Note 6) was $426,086 for 2011 compared to $532,608 for 2010, resulting in a decrease in expense of $106,522 or 20.0%.

     Total losses relating to various limited partnership investments for affordable housing in our market area constitute a notable portion of other expenses.  These losses amounted to $479,346 or 8.6% of other expenses in 2011 compared to $495,592 or 9.6% in 2010. These investments provide tax benefits, including tax credits, and are designed to yield between 8% and 10%.The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit.  The Company's exposure to the limited partnerships was $3,769,898 and $2,431,244, at December 31, 2011 and 2010, respectively.

     The Company entered into a new limited partnership in 2011 and made a NMTC investment as discussed in the Overview.  This investment is carried at cost and amortized using the effective yield method.  The tax credit from the NMTC investment was $170,750 for the year ended December 31, 2011, with amortization of $136,518 for the year ended December 31, 2011.  The carrying value of this investment was $824,742 and is recorded in other assets.

APPLICABLE INCOME TAXES

     The provision for income taxes decreased from $555,722 in 2010 to $234,276 in 2011, a decrease of $321,446 or 57.8%. Income before taxes decreased $683,908 or 15.2%, accounting for the decrease in the provision for income taxes for 2011 compared to 2010.

CHANGES IN FINANCIAL CONDITION

     The following discussion refers to the volume of average assets, liabilities and shareholders’ equity in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity” on the following page.

     Average assets increased $20.0 million or 3.8% from December 31, 2010 to December 31, 2011.  The average volume of loans increased $4.1 million or 1.1%, due in part to the prevailing low-rate interest environment throughout the comparison periods.  The interest-bearing balance at the FRBB makes up the entire average volume of federal funds sold and overnight deposits in 2011 and 2010.  The interest rate earned on the FRBB account was more favorable than the federal funds sold rates at other financial institutions thereby accounting for the increase of $18.1 million in the average volume on these funds.  The average volume of taxable investments increased $10.3 million, or 45.3% during 2011, while the average volume of the tax-exempt portfolio decreased $12.4 million or 25.8% year over year.  The Company slowly increased its taxable investment portfolio throughout 2011 with U.S. government sponsored enterprise securities, as deposit funding increased without commensurate loan growth.  The tax-exempt portfolio is made up of local municipal accounts and decreased due to competitive pricing by other area financial institutions.

     Average liabilities increased $17.6 million or 3.6% from December 31, 2010 to December 31, 2011.  The average volume of time deposits decreased $8.1 million or 5.4% from 2010 to 2011.  All other deposits increased with NOW accounts increasing $23.8 million in average volume or 27.3% and money market funds increasing $5.8 million or 8.7% year over year, accounting for the two largest increases within the deposit accounts.  The average volume of borrowed funds decreased $14.7 million or 43.5% from 2010 to 2011 through maturities of long-term borrowings. The funds that the Company has on deposit at the FRBB are being used to cover maturities on these borrowings and the maturing time deposits.  The Company still strives to keep its core customers but is not placing much emphasis on attracting rate shoppers as it has sufficient liquidity to meet loan demand and other requirements.  The increase in NOW accounts is partly attributable to the account established in 2010 with the Company’s trust affiliate CFSG with a reported average volume of $13.2 million in 2010 compared to $27.9 million in 2011.  During 2010 the Company began offering an insured cash sweep account (ICS) through Promontory Interfinancial Network (PIN).  The ICS is a money market account that is fully insured by the Federal Deposit Insurance Corporation (FDIC), provided through PIN’s reciprocal deposit sweep service.  The average volume on this product was $9.2 million in 2011 compared to $1.8 million in 2010.

    The following table provides a visual comparison of the breakdown of average assets and liabilities as well as average shareholders' equity for the comparison periods.

Distribution of Assets, Liabilities and Shareholders’ Equity

	Year ended December 31,
	2011		2010		2009
	Balance	%	Balance	%	Balance	%
Average Assets	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$3,882	0.72%	$3,588	0.69%	$8,672	1.76%
Federal funds sold and overnight deposits	33,292	6.15%	15,205	2.92%	170	0.03%
Taxable investment securities(1)	33,040	6.11%	22,739	4.36%	25,344	5.13%
Tax-exempt investment securities(1)	35,627	6.59%	48,031	9.22%	46,299	9.38%
Other securities(1)	4,309	0.80%	3,989	0.77%	3,907	0.79%
Total investment securities	72,976	13.50%	74,759	14.35%	75,550	15.30%
Gross loans	391,330	72.33%	387,268	74.32%	370,527	75.03%
Reserve for loan losses and accrued fees	(3,876)	-0.72%	(3,655)	-0.70%	(3,624)	-0.73%
Premises and equipment	12,749	2.36%	13,118	2.52%	14,286	2.89%
Other real estate owned	376	0.07%	919	0.18%	435	0.09%
Investment in Capital Trust	387	0.07%	332	0.06%	387	0.08%
Bank owned life insurance	3,993	0.74%	3,869	0.74%	3,748	0.76%
Core deposit intangible	1,909	0.35%	2,383	0.46%	2,980	0.60%
Goodwill	11,574	2.14%	11,574	2.22%	11,574	2.34%
Other assets	12,438	2.29%	11,699	2.24%	9,135	1.85%
Total average assets	$541,030	100%	$521,059	100%	$493,840	100%

Average Liabilities
Demand deposits	$58,388	10.79%	$54,115	10.39%	$51,989	10.53%
Now	110,725	20.47%	86,976	16.69%	67,359	13.64%
Money market funds	72,476	13.40%	66,698	12.80%	59,010	11.95%
Savings accounts	60,285	11.14%	56,027	10.75%	53,218	10.77%
Time deposits	141,397	26.13%	149,528	28.70%	169,267	34.28%
Total average deposits	443,271	81.93%	413,344	79.33%	400,843	81.17%

Other borrowed funds	19,095	3.53%	33,806	6.49%	22,083	4.47%
Repurchase agreements	21,725	4.02%	19,427	3.73%	18,401	3.73%
Junior subordinated debentures	12,887	2.38%	12,887	2.47%	12,887	2.61%
Other liabilities	3,835	0.71%	3,778	0.72%	3,721	0.75%
Total average liabilities	500,813	92.57%	483,242	92.74%	457,935	92.73%

Average Shareholders' Equity
Preferred stock	2,500	0.46%	2,500	0.48%	2,500	0.50%
Common stock	12,168	2.25%	11,919	2.29%	11,787	2.39%
Additional paid-in capital	26,980	4.98%	26,299	5.05%	25,892	5.24%
Retained earnings	1,052	0.19%	(397)	-0.08%	(1,896)	-0.38%
Less: Treasury stock	(2,623)	-0.48%	(2,623)	-0.50%	(2,623)	-0.53%
Accumulated other comprehensive income(1)	140	0.03%	119	0.02%	245	0.05%
Total average shareholders' equity	40,217	7.43%	37,817	7.26%	35,905	7.27%
Total average liabilities and shareholders' equity	$541,030	100%	$521,059	100%	$493,840	100%

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

CERTAIN TIME DEPOSITS

     Increments of maturity of time certificates of deposit and other time deposits of $100,000 or more outstanding on December 31, 2011 are summarized as follows:

Maturity Date

3 months or less	$9,328,823
Over 3 through 6 months	7,816,099
Over 6 through 12 months	15,455,512
Over 12 months	18,772,348
Total	$51,372,782

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages the Company’s interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk.  The Company's Asset/Liability Management Committee (ALCO) is made up of the Executive Officers and all the Vice Presidents of the Bank.  The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity and various business strategies.  The ALCO meets monthly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk.  In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved and periodically reviewed by the Company’s Board of Directors.  The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet.

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

     The following reflects the Company's NII sensitivity analysis over one-year and two-year horizons, assuming a parallel shift of the yield curve as of December 31, 2011.

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-0.70%	Down 100 basis points	-7.50%
Up 200 basis points	2.00%	Up 200 basis points	8.20%

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

Credit Risk - A primary challenge of management is to reduce the exposure to credit loss within the loan portfolio. Management follows established underwriting guidelines, and exceptions to the policy must be approved in accordance with limits prescribed by the Board of Directors.  The adequacy of the loan loss coverage is reviewed quarterly by the risk management committee of the Board of Directors and then presented to the full Board of Directors for approval.  This committee meets to discuss, among other matters, potential exposures, historical loss experience, and overall economic conditions.  Existing or potential problems are noted and addressed by senior management in order to assess the risk of probable loss or delinquency.  A variety of loans are reviewed periodically by an independent loan review firm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures and regulatory guidance. The Company maintains a Credit Administration department whose function includes credit analysis and monitoring and reporting on the status of the loan portfolio including delinquent and non-performing loans. The Company also monitors concentration of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interest, loans to industry segments, and the geographic distribution of commercial real estate loans.  The Company has seen an increase in commercial loans as a percent of the total loan portfolio.  The Company’s strategy is to continue in this direction and it is committed to adding additional resources to the commercial credit function to manage the risk as this growth materializes.  However, achieving significant increases in commercial loans remains a challenge in light of the prolonged weak economy and slow recovery.

     The following table reflects the composition of the Company's loan portfolio as of December 31,

Composition of Loan Portfolio(1)

	2011		2010		2009		2008		2007
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)
Real estate loans
Construction & land
development	$12,589	3.24%	$19,126	4.89%	$16,869	4.41%	$15,204	4.15%	$12,896	3.62%
Farm land	10,223	2.63%	10,556	2.70%	10,039	2.63%	8,534	2.33%	9,646	2.70%
1-4 Family residential - 1st lien	159,536	41.05%	166,475	42.53%	169,476	44.33%	166,178	45.41%	163,975	45.99%
1-4 Family residential - Jr lien	45,887	11.81%	47,360	12.10%	46,982	12.29%	47,101	12.87%	31,870	8.94%
Commercial	109,458	28.16%	103,813	26.52%	97,620	25.54%	88,547	24.19%	85,576	24.00%
Loans to finance
agricultural production	1,282	0.33%	1,158	0.29%	952	0.25%	884	0.24%	2,431	0.68%
Commercial & industrial	38,232	9.84%	29,887	7.63%	26,496	6.93%	23,307	6.37%	31,258	8.77%
Consumer and all other loans	11,465	2.95%	13,058	3.34%	13,825	3.62%	16,239	4.44%	18,920	5.31%

Gross loans	388,672	100%	391,433	100%	382,259	100%	365,994	100%	356,572	100%

Less:
Allowance for loan losses
and unearned fees	(3,880)		(3,802)		(3,603)		(3,534)		(3,469)
Net loans	$384,792		$387,631		$378,656		$362,460		$353,103

(1) Includes loans held for sale and the loan portfolio of the acquired LyndonBank at fair value. At December 31, 2007, the breakdown for LyndonBank
1st lien and Jr lien loans was not readily available, so the entire balance of $39.8 million is included in the 1st lien total for 2007 only.

     The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2011.

Maturity Schedule

	Fixed Rate Loans				Variable Rate Loans
	Within	2 - 5	After		Within	2 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land development	$2,808	$211	$4,101	$7,120	$2,845	$2,624	$0	$5,469
Secured by farm land	65	217	2,043	2,325	4,813	2,544	541	7,898
Commercial real estate	2,314	1,719	6,680	10,713	38,334	60,104	307	98,745
Loans to finance agricultural production	230	121	120	471	650	161	0	811
Commercial & industrial	5,921	7,900	1,143	14,964	18,956	4,312	0	23,268

Total	$11,338	$10,168	$14,087	$35,593	$65,598	$69,745	$848	$136,191

Allowance for loan losses and provisions - The Company maintains an allowance for loan losses at a level that management believes is appropriate to absorb losses inherent in the loan portfolio (See “Critical Accounting Policies). Although the Company, in establishing the allowance, considers the inherent losses in individual loans and pools of loans, the allowance is a general reserve available to absorb all credit losses in the loan portfolio.  No part of the allowance is segregated for, or allocated to, any particular loan or class.

     When establishing the allowance each quarter the Company applies a combination of historical loss factors and qualitative factors to loan classes including residential first and junior lien mortgages, commercial real estate, commercial and industrial, and consumer loan and overdraft portfolios.  During the fourth quarter of 2011 the Company changed its allowance methodology by segmenting the classes of the residential real estate portfolio into first lien residential mortgages and junior lien residential mortgages, also known as home equity loans.  The change was made to allow the Company to closely monitor and appropriately reserve for the risk inherent with home equity lending, given the modest repayment requirements, relaxed documentation and higher loan to value ratios characteristic of home equity lending, and the recent decline of home property values. No other changes in the Company’s policies or methodology pertaining to the general component for loan losses were made since December 31, 2010.  The Company will shorten or lengthen its look back period for determining average portfolio historical loss rates as the economy either contracts or expands; during a period of economic contraction a shortening of the look back period may more conservatively reflect the current economic climate.  In light of the recent recession, in late 2008 the Company modified its allowance methodology by shortening its historical look back period from five years to one to two years, and by also comparing loss rates to losses experienced during the last economic downturn, from 1999 to 2002. The highest loss rates experienced for these look back periods are applied to the various classes in establishing the allowance.

     The Company then applies numerous qualitative factors to each of these classes of the loan portfolio. Those factors include the levels of and trends in delinquencies and non-accrual loans, criticized and classified assets, volumes and terms of loans, and the impact of any loan policy changes. Experience, ability and depth of lending personnel, levels of policy and documentation exceptions, national and local economic trends, the competitive environment, and concentrations of credit are also factors considered.

     The following table summarizes the Company's loan loss experience for each of the last five years.

Summary of Loan Loss Experience(1)

December 31,	2011	2010	2009	2008	2007
	(Dollars in Thousands)

Loans outstanding, end of year	$388,672	$391,433	$382,259	$365,994	$356,572
Average loans outstanding during year	$391,330	$387,268	$370,527	$358,127	$263,597
Non-accruing loans, end of year	$7,949	$4,426	$3,844	$2,119	$1,338

Loan loss reserve, beginning of year	$3,728	$3,451	$3,233	$3,026	$2,268
Loans charged off:
Residential real estate - 1st lien	(522)	(512)	(86)	(162)	0
Residential real estate - Jr lien	(97)	(54)	(24)	0	0
Commercial real estate	(197)	(149)	(80)	(16)	(51)
Commercial	(22)	(32)	(140)	(109)	(25)
Consumer	(103)	(106)	(146)	(115)	(172)
Total	(941)	(853)	(476)	(402)	(248)
Recoveries:
Residential real estate - 1st lien	43	28	2	7	14
Residential real estate - Jr lien	0	2	0	0	0
Commercial real estate	8	8	18	2	12
Commercial	13	42	12	21	3
Consumer	36	33	37	80	42
Total	100	113	69	110	71

Net loans charged off	(841)	(740)	(407)	(292)	(177)
Provision charged to income	1,000	1,017	625	499	148
Allowance for loan loss of acquired bank	0	0	0	0	787
Loan loss reserve, end of year	$3,887	$3,728	$3,451	$3,233	$3,026

Net charge offs to average loans outstanding	0.21%	0.19%	0.11%	0.08%	0.07%
Provision charged to income as a percent
of average loans	0.26%	0.26%	0.17%	0.14%	0.06%
Loan loss reserve to average loans outstanding	0.99%	0.96%	0.93%	0.90%	1.15%
Loan loss reserve to non-accruing loans(2)	48.90%	84.23%	89.78%	152.57%	226.16%

(1)  Does not include the loan loss experience for the acquired LyndonBank for 2007.

(2)  The percentages for 2011 and 2010 include loans in non-accrual status that carry varying degrees of federal government guarantees, with an aggregate carrying amount of $2,564,233 and $1,043,987, respectively, which, if deducted, would increase the loan loss reserve coverage to 72.2% and 110.2%, respectively, as of December 31, 2011 and 2010.

     Specific allocations to the reserve are made for certain impaired loans. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due, including interest and principal, according to the contractual terms of the loan agreement. Impaired loans are loans to a borrower that in aggregate are greater than $100,000 and that are in non-accrual status, including troubled debt restructurings (TDR).  The Company will review all the facts and circumstances surrounding non-accrual and TDR loans and on a case-by-case basis may consider loans below the threshold as impaired when such treatment is material to the financial statements.  The Company reviews all the facts and circumstances surrounding non-accrual and TDR loans and on a case-by-case basis may consider loans below the threshold as impaired when such treatment is material to the Company's financial statements. Commercial and commercial real estate loans are generally placed on non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more. However, such a loan need not be placed in non-accrual status if it is both well secured and in the process of collection.  Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case by case basis to assure that the Company’s net income is not materially overstated. The Company obtains current property appraisals or market value analyses and considers the cost to carry and sell collateral in order to assess the level of specific allocations required. Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due.

     The portion of the allowance termed "unallocated" is established to absorb inherent losses that exist as of the valuation date although not specifically identified through management's process for estimating credit losses.  While the allowance is described as consisting of separate allocated portions, the entire allowance is available to support loan losses, regardless of category.

     The following table shows the allocation of the allowance for loan losses, as well as the percent of loans in each category to total loans:

Allocation of Allowance for Loan Losses (1)

December 31,	2011	%	2010	%	2009	%	2008	%	2007	%
	(Dollars in Thousands)
Domestic
Residential real estate	$1,910	53%	$1,831	55%	$1,589	57%	$1,404	58%	$1,258	55%
Commercial (2)	1,728	44%	1,694	42%	1,616	40%	1,497	37%	1,486	40%
Consumer	125	3%	152	3%	182	3%	255	5%	248	5%
Unallocated	124	0%	51	0%	64	0%	77	0%	34	0%

Total	$3,887	100%	$3,728	100%	$3,451	100%	$3,233	100%	$3,026	100%

(1) Does not include loan loss allowance information for the acquired LyndonBank for 2007.
(2) Includes commercial loans secured by real estate, as well as unsecured commercial loans and those secured by other types of collateral.

     As a result of the recession that began in 2008, the Company experienced increasing delinquencies and collection activity throughout 2009, 2010 and 2011. The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure. During the same period the Company experienced increasing trends in the levels of non-performing loans and criticized and classified assets, which is consistent with the length and depth of the economic recession and the current measured recovery. Accordingly, during 2009 the Company had carried the maximum qualitative factor adjustment for economic conditions and is now slowly decreasing that factor as the recovery progresses. The factors for trends in delinquency and non-accrual loans and criticized and classified assets were similarly increased. With the economic recovery slowly underway, the levels of the less severely rated Group B criticized loans have shown improvement.  However, several weaker Group C loans have deteriorated further and become non-performing loans. The sluggish pace of the economic recovery and the lack of national economic stimulus funding in 2011 translated into slow and measured improvement of the negative trends experienced in the loan portfolio since the onset of the 2008 recession.

     The Company’s non-performing assets increased $2.3 million or 32.7% for 2011 compared to 2010, $1.8 million or 35.9% for 2010 compared to 2009, and $2.6 million or 101.7% for 2009 compared to 2008.  The non-performing loan increase for 2011 is attributable in large part to an increase in non-accrual commercial real estate loans. Two commercial real estate loans to one borrower totaling just over $1.0 million moved into non-accrual as a result of diminished cash flow due to the devastation caused by Tropical Storm Irene.  Four other commercial real estate loan relationships moved into non-performing status as a result of the inability to weather the economic recession.  Foreclosure actions are in process on 18 non-performing loans to 13 borrowing relationships with balances totaling approximately $3.7 million; those foreclosures and claims on related government guarantees are expected to reduce non performing loans during 2012.  The $9.2 million of non-performing loans at December 31, 2011 carry $2.6 million in federal government guarantees, making the non-performing loans net of guarantee $6.6 million. At December 31, 2010, of the $5.8 million in non-performing loans, $1.1 million carried federal government guarantees, resulting in non-performing loans net of guarantee of $4.7 million.  The increase in non-performing assets for 2010 was due largely to an increase in residential real estate loans past due 90 days or more as well as the addition of three residential and one commercial properties to the Company’s OREO portfolio. The increase for 2009 was attributable primarily to three 1-4 family residential mortgage loans of substantial size, one of which had a carrying value of $1.3 million and a commercial mortgage loan with a carrying value of $318,957 at December 31, 2010 that were changed to a non-accrual status. Foreclosure of the noted large residential mortgage is expected to be completed during 2012.

     When a loan is placed in non-accrual status, the Company's policy is to reverse the accrued interest against current period income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months.  Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan principal balance.  Deferred taxes are calculated monthly, based on interest amounts that would have accrued through the normal accrual process.  As of December 31, for each respective year, this interest amounted to $294,034 for 2011, $235,602 for 2010, $117,575 for 2009, $72,954 for 2008, and $55,507 for 2007.

     Non-performing assets were made up of the following:

Non-Performing Assets
December 31,	2011	2010	2009	2008	2007
	(Dollars in Thousands)
Accruing loans past due 90 days or more:
Consumer	$1	$38	$20	$2	$11
Commercial	60	29	0	0	0
Commercial real estate	99	95	0	0	70
Residential real estate - 1st lien	969	1,055	436	216	41
Residential real estate - Jr. lien	111	140	102	29	16
Total past due 90 days or more	1,240	1,357	558	247	138

Non-accrual loans:
Consumer	0	0	0	274	0
Commercial	1,067	61	201	470	45
Commercial real estate	3,714	1,146	1,161	120	707
Residential real estate - 1st lien	2,704	2,831	2,482	944	396
Residential real estate - Jr. lien	464	388	0	311	190
Total non-accrual loans	7,949	4,426	3,844	2,119	1,338

Total non-accrual and past due loans	9,189	5,783	4,402	2,366	1,476
Other real estate owned	90	1,210	743	185	0
Total non-performing assets	$9,279	$6,993	$5,145	$2,551	$1,476

Percent of gross loans	2.39%	1.79%	1.35%	0.70%	0.41%
Reserve coverage of non-performing assets	41.89%	53.31%	67.07%	126.73%	205.01%

     The Company’s impaired loans increased approximately $3.1 million during 2011 from $4.4 million at December 31, 2010 to approximately $7.5 million as of December 31, 2011.  Specific allocations to the reserve increased for the same period, from $392,700 to $458,500. Three of the impaired loans to one borrower, approximately $1.0 million at December 31, 2008, were rewritten through a TDR in 2009 and as of December 31, 2011, the book balance was $481,355 and the loan is paying according to terms. Two other loans to one borrower totaling $1.3 million at December 31, 2009 were rewritten through a TDR in 2010 and as of December 31, 2011 the book balance was just over $1.1 million; the subject loans are now in the foreclosure process. Two other non-performing loans with balances of approximately $1.0 million at December 31, 2011 were restructured in January 2012 to allow for tropical storm Irene flood related remediation. The impaired portfolio as of December 31, 2011 includes approximately 32% residential first mortgages, 6% junior lien home equity loans, 49% commercial real estate, with the balance of 13% in commercial or installment loans not secured by real estate.  This compares to the impaired portfolio as of December 31, 2010 at approximately 73% residential real estate, 26% commercial real estate, with the 1% balance in commercial or installment loans not secured by real estate, compared to 65%, 30%, and 5%, respectively in 2009.

     The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

     The Company’s OREO portfolio totaling $90,000 at December 31, 2011 consisted of one commercial property acquired late in 2011 through the normal foreclosure process.  During 2011 the Company sold all $1.2 million of other real estate owned assets that were recorded at December 31, 2010.  The former LyndonBank branch property in Derby, Vermont, which was placed in OREO a short time after the merger, was sold during the first half of 2011 for $525,000.

      The Company is committed to a conservative lending philosophy and maintains high credit and underwriting standards. As of December 31, 2011, the Company maintained a residential loan portfolio of $205.4 million compared to $213.8 million as of December 31, 2010 and a commercial real estate portfolio (including construction, land development and farm land loans) of $132.3 million as of December 31, 2011 and $133.5 million as of December 31, 2010, together accounting for 86.9% and 88.7%, respectively, of the total loan portfolio for 2011 and 2010.

     The residential mortgage portfolio makes up the largest segment of the loan portfolio and as a result of the severity and depth of the recent recession it has recently seen the greatest degree of collection and foreclosure activity and losses. The Company however, has not experienced delinquencies and losses to the extent of national peers as the Company maintains a mortgage loan portfolio of traditional mortgage products and has not engaged in higher risk loans such as option ARM products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. In areas of the country where such risky products were originated, borrowers with little or no equity in their property have been defaulting on mortgages they can longer afford, and walking away from those properties as real estate values have fallen precipitously.  While real estate values have declined in the Company’s market area, the sound underwriting standards historically employed by the Company have mitigated the trends in defaults and property surrenders experienced elsewhere.  Residential mortgages with loan-to-values exceeding 80% are generally covered by private mortgage insurance (PMI).  A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated.  Junior lien home equity products make up 22% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%.  The residential mortgage portfolio has had satisfactory performance in light of the depth of the recent recession and the slow recovery.

     Risk in the Company’s commercial and commercial real estate loan portfolios is mitigated in part by using government guarantees issued by federal agencies such as the US Small Business Administration and USDA Rural Development. At December 31, 2011, the Company had $22.9 million in guaranteed loans, compared to $22.1 million at December 31, 2010.

     Net loan losses increased throughout the comparison period from 2007 through 2011.  Given these trends, the depth of the recent recession and the measured recovery, management increased its provisions for loan losses to $1.0 million for 2011 and just under $1.1 million for 2010, compared to $625,004 for 2009, and believes this is directionally consistent with the trends and risk in the loan portfolio and with the growth of the loan portfolio. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans, and management continues to monitor the loan portfolio closely.

Market Risk - In addition to credit risk in the Company’s loan portfolio and liquidity risk in its loan and deposit-taking operations, the Company’s business activities also generate market risk.  Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices.  Declining capital markets can result in fair value adjustments necessary to record decreases in the value of the investment portfolio for other-than-temporary-impairment.  The Company does not have any market risk sensitive instruments acquired for trading purposes.  The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. During times of recessionary periods, a declining housing market can result in an increase in loan loss reserves or ultimately an increase in foreclosures.  Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product.  The prolonged weak economy and disruption in the financial markets in recent years may heighten the Company’s market risk.  As discussed above under "Interest Rate Risk and Asset and Liability Management", the Company actively monitors and manages its interest rate risk through the ALCO process.

INVESTMENT SECURITIES

     The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs.  The Company’s portfolio of available-for-sale securities increased $44,668,481 in 2011, from $21,430,436 at December 31, 2010 to $66,098,917 at December 31, 2011.  During the beginning of 2011, as investments matured, the Company replaced these investments with similar bonds but with much lower yields.  Although rates have not improved throughout 2011, most yields were more favorable than those at correspondent banks such as the FRBB.  The Company was anticipating a more favorable increase in its loan portfolio, but as the year progressed, the loan volume did not increase as anticipated.  With this in mind, the Company chose to deploy excess cash to its investment portfolio, primarily U.S. Government sponsored enterprise (GSE) debt securities, with maturities designed to provide liquidity through laddered future cash flow.  The Company’s held-to-maturity portfolio consisted entirely of obligations of state and political subdivisions with a book value of $29,702,159 as of December 31, 2011, compared to $37,440,714 as of December 31, 2010.  This decrease was due in part to competitive interest rates within the Company’s servicing area as well as the maturity of a few municipal investments that had not renewed as of year end.  During the first few weeks following year end the portfolio increased $2,378,481 with renewals and new obligations.

     Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as trading securities are marked to market with any gain or loss charged to income.  The Company's investment policy does not permit the holding of trading securities. Securities classified as held-to-maturity are recorded at book value, subject to adjustment for other-than-temporary impairment.  Securities classified as available-for-sale are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets.  These adjustments in the available-for-sale portfolio resulted in an accumulated unrealized gain after taxes of $133,731 at December 31, 2011, up from $76,657 at December 31, 2010.  This increase of $57,074 was due to a combination of the increase in the average volume of the portfolio, as well as a change in the interest rate environment.  As of December 31, 2011, investments purchased during the first quarter of 2011 or prior to 2011 were mostly in an unrealized gain position, while those purchased during the fourth quarter of 2011 were mostly in an unrealized loss position as a result of market conditions.  Although classified as available-for-sale, these securities are short term and we anticipate keeping them until maturity.  The unrealized loss positions within the investment portfolio as of December 31, 2011 and 2010 are considered to be temporary.

     At December 31, 2011 and 2010, the Company’s available-for-sale portfolio included two classes of Fannie Mae preferred stock with an aggregate cost basis of $42,360.  Prior to 2011, the Company recorded other-than-temporary impairment write downs on the investment in prior periods, including $25,804 in 2010.  The fair value of the Fannie Mae preferred stock as of December 31, 2011 was $92,123, an increase of $49,763 from the December 31, 2010 fair value of $42,360.  The value of the stock had declined shortly before the end of the second quarter of 2010, after the Federal Housing Finance Agency ordered Fannie Mae to delist its common and preferred stock from the New York Stock Exchange.  There was improvement in the stock’s market value during the third quarter of 2010, but a decrease was then noted during the fourth quarter causing management to reevaluate its holdings and record the other-than-temporary impairment charge noted above for the quarter ended December 31, 2010.

     The restricted equity securities comprise the Company’s membership stock in the FRBB and FHLBB.  On December 31, 2011 and 2010 the Company held $588,150 in FRBB stock and $3,720,400 in FHLBB stock.  Membership in FRBB and FHLBB requires the purchase of their stock in specified amounts.  The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution.  Restricted equity stock is sold and redeemed at par.  Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and the absence of a real “market” for the stock, these securities are not marked to market, but carried at par.

     Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment, before maturity, at predetermined call dates and prices.  In 2011, no investments with such call features were exercised, compared to one during 2010.

     The Company's investment portfolios as of December 31 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2011

Available-for-Sale
U.S. GSE debt securities	$60,846,954	$215,595	$99,310	$60,963,239
U.S. Government securities	5,006,979	37,424	848	5,043,555
U.S. GSE preferred stock	42,360	49,763	0	92,123
	$65,896,293	$302,782	$100,158	$66,098,917

Held-to-Maturity
States and political subdivisions	$29,702,159	$586,841	$0	$30,289,000

Restricted Equity Securities (1)	$4,308,550	$0	$0	$4,308,550

Total	$99,907,002	$889,623	$100,158	$100,696,467

December 31, 2010

Available-for-Sale
U.S. GSE debt securities	$16,234,676	$88,091	$9,377	$16,313,390
U.S. Government securities	5,037,252	37,666	232	5,074,686
U.S. GSE preferred stock	42,360	0	0	42,360
	$21,314,288	$125,757	$9,609	$21,430,436

Held-to-Maturity
States and political subdivisions	$37,440,714	$716,286	$0	$38,157,000

Restricted Equity Securities (1)	$4,308,550	$0	$0	$4,308,550

Total	$63,063,552	$842,043	$9,609	$63,895,986

(1)  Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

     In 2011 and 2010 there were no sales of investments from the available-for-sale portfolio.  The write down of $25,804 in 2010 on the Fannie Mae preferred stock was recorded as a separate component of non-interest expense through the consolidated statements of income.

     The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

Maturities and Yields of Investment Portfolio

December 31,	2011		2010		2009
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value(1)	Yield(2)	Value(1)	Yield(2)	Value(1)	Yield(2)

Available-for-Sale

U.S. Treasury & Agency Obligations

Due in one year or less	$5,035,711	1.12%	$14,248,432	1.34%	$8,310,668	3.17%
Due from one to five years	58,970,925	0.95%	7,139,643	1.01%	15,592,674	1.40%
Due from five to ten years	2,000,158	1.28%	0	0.00%	0	0.00%
Total	$66,006,794	0.98%	$21,388,075	1.23%	$23,903,342	2.01%

FRBB Stock (3)	$588,150	6.00%	$588,150	6.00%	$588,150	6.00%

FHLBB Stock (3)	$3,720,400	0.29%	$3,720,400	0.00%	$3,318,700	0.00%

Preferred Stock	$92,123	0.00%	$42,360	0.00%	$71,488	0.00%

Held-to-Maturity

Obligations of State & Political Subdivisions

Due in one year or less	$20,589,247	3.26%	$28,468,783	3.48%	$35,864,578	3.31%
Due from one to five years	4,534,944	4.16%	4,253,527	4.54%	4,034,674	5.01%
Due from five to ten years	822,735	4.70%	789,962	5.52%	1,483,336	5.59%
Due after ten years	3,755,233	7.17%	3,928,442	7.21%	3,383,662	8.03%
Total	$29,702,159	3.93%	$37,440,714	4.04%	$44,766,250	3.89%

(1) Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value.
(2) The yield on obligations of state and political subdivisions is calculated on a tax equivalent basis assuming a 34 percent tax rate.
(3) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows:

	2011	2010

Buildings and improvements	$10,668,590	$10,515,227
Land and land improvements	2,378,813	2,378,812
Furniture and equipment	7,011,347	6,199,355
Leasehold improvements	1,296,405	1,293,328
Capital lease	976,907	927,889
Other prepaid assets	17,490	89,507
	22,349,552	21,404,118
Less accumulated depreciation and amortization	(9,634,326)	(8,612,147)
	$12,715,226	$12,791,971

     Depreciation included in occupancy and equipment expense amounted to $1,022,178 and $1,035,739, for the years ended December 31, 2011 and 2010, respectively.

     The Company leases seven of its fourteen banking office locations, including two under capital lease arrangements.  The leases for these seven locations expire in various years through 2022 with options to renew.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. From December 31, 2010 to December 31, 2011, there has not been any activity that has created any additional types of off-balance-sheet risk.

     The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	Contract or
	-Notional Amount-
	2011	2010

Unused portions of home equity lines of credit	$20,161,629	$18,936,634
Other commitments to extend credit	38,106,476	26,097,763
Residential construction lines of credit	588,290	2,044,892
Commercial real estate and other construction lines of credit	2,126,558	6,891,848
Standby letters of credit and commercial letters of credit	1,954,885	1,266,800
Recourse on sale of credit card portfolio	398,200	371,800
MPF credit enhancement obligation, net (See Note 16)	1,979,684	1,806,982

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

     In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the $12,500,000 of capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the gross amount of $12,887,000 at both December 31, 2011 and 2010, of which $12,500,000 represents external financing.

     During 2011, an audit conducted by the Vermont Tax Department resulted in a sales and use tax assessment, including interest and penalties, of $171,563, which was subsequently reduced to $118,506.  The Company disputes various portions of the adjusted assessment and has filed a notice of appeal.  As of December 31, 2011, the Company had accrued a liability in the amount of $65,000 relating to this matter.

EFFECTS OF INFLATION

     Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry.  The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank's assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines.  During the recent economic downturn, the capital and credit markets have been experiencing significant volatility and disruption, with the federal government taking unprecedented steps to deal with the economic situation.  These measures include significant deficit spending as well as quantitative easing of the money supply by the FRBB, which could result in inflation in future periods.

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

     In order to attract deposits, the Company has from time to time taken the approach of offering deposit specials at competitive rates, in varying terms that fit within the balance sheet mix.  The strategy of offering specials is meant to provide a means to retain deposits while not having to reprice the entire deposit portfolio.  The Company recognizes that at times when loan demand exceeds deposit growth, it may at times be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings.  One-way deposits purchased through the Certificate of Deposit Account Registry Service (CDARS) of Promontory Interfinancial Network provide an alternative funding source when needed.  Such deposits are generally considered a form of brokered deposits.  The Company had $0 and $102,941 in one-way funds on December 31, 2011 and 2010, respectively.  In addition, two-way CDARS deposits allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other CDARS members.  At December 31, 2011, the Company reported $1,121,632 in CDARS deposits representing exchanged deposits with other CDARS participating banks compared to $1,313,834 at December 31, 2010.  The balance in ICS deposits discussed in the Statement of Financial Condition section of this discussion was $10,872,204 at December 31, 2011, compared to $7,911,946 at December 31, 2010.

     Anticipating a possible increase in long-term rates due to a steepening yield curve, during the first quarter of 2010 the Company extended $18.0 million of short-term funding into longer-term FHLBB advances with two, three and five year maturities.  Management believes this will help protect the balance sheet from interest-rate risk in the event of a rising rate environment.

     The Company has a Borrower-in-Custody arrangement with the FRBB secured by eligible commercial loans, commercial real estate loans and home equity loans, resulting in an available line of $69,222,549 and $70,695,535, respectively at December 31, 2011 and 2010.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), currently 75 basis points.  At December 31, 2011 and 2010, the Company had no outstanding advances against this line.

     The Company has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000 at December 31, 2011 and 2010.  Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.  In addition, at December 31, 2011 and 2010, additional borrowing capacity of approximately $77,902,569 and $85,552,034, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgages).

     At December 31, 2011 and 2010, the Company had advances against the respective lines, consisting of the following:

	2011	2010
Long-Term Borrowings
FHLBB term borrowing, 2.13% fixed rate, due January 31, 2011	$0	$10,000,000
FHLBB Community Investment Program borrowing, 7.67% fixed rate,
due November 16, 2012	10,000	10,000
FHLBB term borrowing, 1.00% fixed rate, due January 27, 2012	6,000,000	6,000,000
FHLBB term borrowing, 1.71% fixed rate, due January 28, 2013	6,000,000	6,000,000
FHLBB term borrowing, 2.72% fixed rate, due January 27, 2015	6,000,000	6,000,000
	18,010,000	28,010,000

Short-Term Advances
FHLBB term borrowing, 0.39% fixed rate, due January 19, 2011	0	5,000,000

Total borrowings	$18,010,000	$33,010,000

     Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($77,902,569 and $85,552,034, respectively, less outstanding advances) with letters of credit issued by the FHLBB.  The Company offers a Government Agency Account to the municipalities collateralized with these FHLBB letters of credit.  At December 31, 2011 and 2010, approximately $15,950,000 and $40,550,000, respectively, of qualifying residential real estate loans was pledged as collateral to the FHLBB for these collateralized governmental unit deposits.  Total fees associated with these letters of credit were $44,656 for 2011 and $50,395 for 2010.

     Total cash dividends of $0.56 and $0.48 per common share were declared during 2011 and 2010, respectively.  In December, 2011, the Company declared a $0.14 per common share cash dividend, payable February 1, 2012 to shareholders of record as of January 15, 2012, requiring the Company to accrue a liability of $658,537 for this dividend in the fourth quarter of 2011.

     The following table illustrates the changes in shareholders' equity from December 31, 2010 to December 31, 2011:

Balance at December 31, 2010 (book value $7.92 per common share)	$39,127,669
Net income	3,583,546
Issuance of stock through the Dividend Reinvestment Plan	950,763
Dividends declared on common stock	(2,613,143)
Dividends declared on preferred stock	(187,500)
Change in unrealized gain on available-for-sale securities, net of tax	57,074
Balance at December 31, 2011 (book value $8.13 per common share)	$40,918,409

     In February 2009, the FRBB issued supervisory guidance on the payment of dividends and redemption and repurchases of stock by bank holding companies.  The guidance heightened expectations that a bank holding company will inform and consult with FRBB supervisory staff in advance of declaring and paying any dividend that could raise safety and soundness concerns, such as a dividend exceeding current period earnings; redeeming or repurchasing regulatory capital instruments when the bank holding company is experiencing financial weaknesses; or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.  The guidance provides that a bank holding company should eliminate, defer or severely limit dividends if net income for the past four quarters is not sufficient to fully fund dividends; the prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios.  The Company would be required to consult with, and obtain the approval of, FRBB staff for payment of any dividends, including regular quarterly cash dividends, in future periods that are in excess of earnings for the applicable quarterly period.  The Company reported dividend payout ratios of 76.71% in 2011 and 58.54% in 2010.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Tier 1 capital.  For 2010 and prior annual and quarterly periods the Company’s trust preferred junior subordinated debentures were includable in Tier 1 capital up to 25% of core capital elements, with the balance includable in Tier 2 capital.  In accordance with changes in the regulatory requirements for calculating capital ratios, beginning with the quarter ended March 31, 2011, the Company deducts the amount of goodwill, net of deferred tax liability ($2,061,772 at December 31, 2011 and 2010), for purposes of calculating the amount of trust preferred junior subordinated debentures includable in Tier 1 capital.  Management believes, as of December 31, 2011, that the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2011 the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory capital guidelines.

     The following table shows the regulatory capital ratios for the Company and the Bank as of year end 2011 and 2010.

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2011:
Total capital (to risk-weighted assets)
Company	$46,351	12.50%	$29,660	8.00%	N/A	N/A
Bank	$45,772	12.37%	$29,596	8.00%	$36,995	10.00%

Tier I capital (to risk-weighted assets)
Company	$39,980	10.78%	$14,830	4.00%	N/A	N/A
Bank	$41,830	11.31%	$14,798	4.00%	$22,197	6.00%

Tier I capital (to average assets)
Company	$39,980	7.28%	$21,965	4.00%	N/A	N/A
Bank	$41,830	7.63%	$21,935	4.00%	$27,419	5.00%

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total capital (to risk-weighted assets)
Company	$43,942	12.33%	$28,505	8.00%	N/A	N/A
Bank	$43,364	12.20%	$28,439	8.00%	$35,549	10.00%

Tier I capital (to risk-weighted assets)
Company	$40,187	11.28%	$14,253	4.00%	N/A	N/A
Bank	$39,610	11.14%	$14,220	4.00%	$21,329	6.00%

Tier I capital (to average assets)
Company	$40,187	7.52%	$21,376	4.00%	N/A	N/A
Bank	$39,610	7.42%	$21,345	4.00%	$26,681	5.00%

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