Form 10-K, Exhibit 13
period 2011-12-31
COMMUNITY BANCORP /VT
filed 2012-03-27
CIK 718413

Common Stock Performance by Quarter*

	2011				2010
	First	Second	Third	Fourth	First	Second	Third	Fourth
Trade Price
High	$11.00	$10.00	$11.00	$9.75	$12.20	$12.00	$10.05	$8.99
Low	$8.14	$9.00	$9.06	$9.50	$8.12	$8.75	$8.63	$7.50

Cash Dividends Declared	$0.14	$0.14	$0.14	$0.14	$0.12	$0.12	$0.12	$0.12

* There is no active public trading market for the Company's common stock.  However, several brokerage firms follow the stock and execute trades in the stock for their customers.  Trade price information in the table is based on high and low trade prices reported by participating brokers in the OTC Bulletin Board® maintained by the Financial Industry Regulatory Authority, Inc. (FINRA), and may not represent all trades effected during the relevant periods.  Participating brokers also report bid and trade information for the Company’s common stock through OTC Link® maintained by the OTC Market Group.  Bid information for 2011 was not readily available due to minimal trading activity.  The OTC trading symbol for the Company’s common stock is CMTV.

     As of February 1, 2012, there were 4,727,721 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by approximately 930 shareholders of record.

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
(800)368-5948
info@rtco.com
www.rtco.com

Annual Shareholders' Meeting
     The 2012 Annual Shareholders' Meeting will be held at 5:30 p.m., May 15, 2012, at the Elks Club in Derby.  We hope to see many of our shareholders there.