Form 10-K, Exhibit 13
period 2012-12-31
COMMUNITY BANCORP /VT
filed 2013-03-28
CIK 718413

Exhibit 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2012 and 2011, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
March 28, 2013
Vermont Registration No. 92-0000278

Portland, ME	●	Bangor, ME	●	Manchester, NH
www.berrydunn.com

Community Bancorp. and Subsidiary
Consolidated Balance Sheets

	December 31	December 31
	2012	2011
Assets
Cash and due from banks	$11,273,575	$23,459,776
Federal funds sold and overnight deposits	18,608,265	5,000
Total cash and cash equivalents	29,881,840	23,464,776
Securities held-to-maturity (fair value $42,291,000 at December
31, 2012 and $30,289,000 at December 31, 2011)	41,865,555	29,702,159
Securities available-for-sale	40,886,059	66,098,917
Restricted equity securities, at cost	4,021,350	4,308,550
Loans held-for-sale	1,501,706	2,285,567
Loans	416,375,448	386,386,472
Allowance for loan losses	(4,312,080)	(3,886,502)
Deferred net loan costs	169,501	7,251
Net loans	412,232,869	382,507,221
Bank premises and equipment, net	12,243,320	12,715,226
Accrued interest receivable	1,751,085	1,700,600
Bank owned life insurance	4,187,644	4,063,246
Core deposit intangible	1,363,476	1,704,346
Goodwill	11,574,269	11,574,269
Other real estate owned (OREO)	1,074,705	90,000
Prepaid expense - Federal Deposit Insurance Corporation (FDIC)	775,595	1,131,861
Other assets	12,378,772	11,558,779
Total assets	$575,738,245	$552,905,517
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$72,956,097	$62,745,782
NOW	128,824,165	123,493,475
Money market funds	86,973,835	71,408,069
Savings	65,216,698	59,284,631
Time deposits, $100,000 and over	44,229,470	51,372,782
Other time deposits	77,296,594	86,088,570
Total deposits	475,496,859	454,393,309
Federal funds purchased and other borrowed funds	6,000,000	18,010,000
Repurchase agreements	34,149,608	21,645,446
Capital lease obligations	774,701	833,467
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	3,077,502	4,217,886
Total liabilities	532,385,670	511,987,108
Commitments and contingent liabilities (Notes 5, 15, 16, 17 and 20)
Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued
and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized at December 31,
2012 and 2011, and 5,023,026 and 4,938,262 shares issued at December 31,
2012 and 2011, respectively (including 19,182 and 24,324 shares issued
February 2, 2013 and 2012, respectively)	12,557,565	12,345,655
Additional paid-in capital	28,047,829	27,410,049
Retained earnings	2,698,200	1,151,751
Accumulated other comprehensive income	171,758	133,731
Less: treasury stock, at cost; 210,101 shares at December 31, 2012 and 2011	(2,622,777)	(2,622,777)
Total shareholders' equity	43,352,575	40,918,409

Total liabilities and shareholders' equity	$575,738,245	$552,905,517

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Income

For the Years Ended December 31,	2012	2011

Interest income
Interest and fees on loans	$21,203,038	$21,242,577
Interest on debt securities
Taxable	533,018	357,437
Tax-exempt	992,413	996,387
Dividends	82,444	75,469
Interest on federal funds sold and overnight deposits	10,418	72,493
Total interest income	22,821,331	22,744,363

Interest expense
Interest on deposits	3,408,441	4,064,057
Interest on federal funds purchased and other borrowed funds	355,377	415,647
Interest on repurchase agreements	144,244	141,667
Interest on junior subordinated debentures	974,257	974,257
Total interest expense	4,882,319	5,595,628

Net interest income	17,939,012	17,148,735
Provision for loan losses	1,000,000	1,000,000
Net interest income after provision for loan losses	16,939,012	16,148,735

Non-interest income
Service fees	2,348,219	2,339,674
Income from sold loans	1,827,045	1,337,100
Other income from loans	899,849	722,554
Net realized gains on sale of securities available-for-sale	351,301	0
Other income	762,546	802,841
Total non-interest income	6,188,960	5,202,169

Non-interest expense
Salaries and wages	6,178,891	5,841,453
Employee benefits	2,110,498	2,170,862
Occupancy expenses, net	3,295,752	3,068,071
FHLB prepayment fee	306,338	0
FDIC insurance	389,909	439,306
Amortization of core deposit intangible	340,870	426,086
Other expenses	6,244,512	5,587,304
Total non-interest expense	18,866,770	17,533,082

Income before income taxes	4,261,202	3,817,822
Income tax (benefit) expense	(139,488)	234,276
Net income	$4,400,690	$3,583,546

Earnings per common share	$0.88	$0.73
Weighted average number of common shares
used in computing earnings per share	4,769,645	4,674,806
Dividends declared per common share	$0.56	$0.56
Book value per share on common shares outstanding at December 31,	$8.49	$8.13

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income

For the Years Ended December 31,	2012	2011

Net income	$4,400,690	$3,583,546

Other comprehensive income, net of tax:
Change in unrealized holding (loss) gain on available-for-sale
securities arising during the period	(293,685)	86,475
Reclassification adjustment for gains realized in income	351,301	0
Net change in unrealized gain	57,616	86,475
Tax effect	(19,589)	(29,401)
Other comprehensive income, net of tax	38,027	57,074

Total comprehensive income	$4,438,717	$3,640,620

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2012 and 2011

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2010	4,624,514	$12,086,538	25	$2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive income	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	103,647	259,117	0	0

Balances, December 31, 2011	4,728,161	12,345,655	25	2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive income	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	84,764	211,910	0	0

Balances, December 31, 2012	4,812,925	$12,557,565	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated
Additional		other		Total
paid-in	Retained	comprehensive	Treasury	shareholders'
capital	earnings	income	stock	equity

$26,718,403	$368,848	$76,657	$(2,622,777)	$39,127,669

0	3,583,546	0	0	3,583,546
0	0	57,074	0	57,074

				3,640,620

0	(2,613,143)	0	0	(2,613,143)
0	(187,500)	0	0	(187,500)
691,646	0	0	0	950,763

27,410,049	1,151,751	133,731	(2,622,777)	40,918,409

0	4,400,690	0	0	4,400,690
0	0	38,027	0	38,027

				4,438,717

0	(2,666,741)	0	0	(2,666,741)
0	(187,500)	0	0	(187,500)
637,780	0	0	0	849,690

$28,047,829	$2,698,200	$171,758	$(2,622,777)	$43,352,575

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows

For the Years Ended December 31,	2012	2011

Cash Flows from Operating Activities:
Net income	$4,400,690	$3,583,546
Adjustments to reconcile net income to net cash provided byoperating activities:
Depreciation and amortization, bank premises and equipment	1,112,094	1,022,178
Provision for loan losses	1,000,000	1,000,000
Deferred income tax	(231,970)	(114,334)
Net gain on sale of securities available-for-sale	(351,301)	0
Net gain on sale of loans	(1,375,689)	(792,303)
Loss on sale of bank premises and equipment	4,583	0
(Gain) loss on sale of OREO	(15,139)	7,212
Gain on Trust LLC	(149,715)	(147,779)
Amortization of bond premium, net	514,934	399,486
Write down of OREO	0	10,000
Proceeds from sales of loans held-for-sale	48,721,888	41,847,797
Originations of loans held-for-sale	(46,562,338)	(40,977,123)
Decrease in taxes payable	(747,180)	(492,939)
(Increase) decrease in interest receivable	(50,485)	89,021
Amortization of FDIC insurance assessment	356,266	401,296
Decrease (increase) in mortgage servicing rights	87,819	(20,734)
(Increase) decrease in other assets	(799,545)	62,072
Increase in cash surrender value of bank owned life insurance	(124,398)	(129,915)
Amortization of core deposit intangible	340,870	426,086
Amortization of limited partnerships	1,214,839	615,864
Decrease in unamortized loan fees	(162,250)	(81,602)
Decrease in interest payable	(57,313)	(41,966)
Increase (decrease) in accrued expenses	155,052	(55,074)
Increase (decrease) in other liabilities	1,411	(321,870)
Net cash provided by operating activities	7,283,123	6,288,919

Cash Flows from Investing Activities:
Investments - held-to-maturity
Maturities and pay downs	29,136,655	46,799,907
Purchases	(41,300,051)	(39,061,352)
Investments - available-for-sale
Maturities, calls, pay downs and sales	43,421,610	14,000,000
Purchases	(18,314,769)	(58,981,492)
Proceeds from redemption of restricted equity securities	287,200	0
(Decrease) increase in limited partnership contributions payable	(1,289,000)	1,816,000
Investments in limited partnerships	(213,830)	(2,779,260)
(Increase) decrease in loans, net	(31,945,256)	1,519,714
Capital expenditures, net of proceeds from sale of bank premises and equipment	(644,772)	(945,433)
Proceeds from sales of OREO	291,132	1,324,088
Recoveries of loans charged off	121,160	100,240
Net cash used in investing activities	(20,449,921)	(36,207,588)

	2012	2011

Cash Flows from Financing Activities:
Net increase in demand and NOW accounts	15,541,005	21,711,190
Net increase in money market and savings accounts	21,497,833	760,602
Net decrease in time deposits	(15,935,288)	(6,270,746)
Net increase in repurchase agreements	12,504,162	2,537,631
Repayments on long-term borrowings	(12,010,000)	(15,000,000)
Decrease in capital lease obligations	(58,766)	(1,372)
Dividends paid on preferred stock	(187,500)	(187,500)
Dividends paid on common stock	(1,767,584)	(1,614,647)
Net cash provided by financing activities	19,583,862	1,935,158

Net increase (decrease) in cash and cash equivalents	6,417,064	(27,983,511)
Cash and cash equivalents:
Beginning	23,464,776	51,448,287
Ending	$29,881,840	$23,464,776

Supplemental Schedule of Cash Paid During the Period
Interest	$4,939,632	$5,637,594

Income taxes	$800,000	$841,550

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain on securities available-for-sale	$57,616	$86,475

Loans transferred to OREO	$1,260,698	$221,000

Investments in limited partnerships
Investments in limited partnerships	$(213,830)	$(2,779,260)
(Decrease) increase in limited partnership contributions payable	(1,289,000)	1,816,000
	$(1,502,830)	$(963,260)

Common Shares Dividends Paid
Dividends declared	$2,666,741	$2,613,143
Increase in dividends payable attributable to dividends declared	(49,467)	(47,733)
Dividends reinvested	(849,690)	(950,763)
	$1,767,584	$1,614,647

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

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiary, Community National Bank ("Bank"). All significant intercompany accounts and transactions have been eliminated. The Company is considered a “smaller reporting company” under applicable disclosure rules of the Securities and Exchange Commission and accordingly, has elected to provide its audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation”, in part, addresses limited purpose trusts formed to issue trust preferred securities. It also establishes the criteria used to identify variable interest entities (“VIE”) and to determine whether or not to consolidate a VIE. In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the VIE. In 2007 the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company. The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not consolidated with the Company for financial reporting purposes. CMTV Statutory Trust I is considered an affiliate of the Company (see Note 10).

In December 2011, the Company formed a limited liability company (“LLC”) to facilitate its purchase of federal New Markets Tax Credits (“NMTC”) under an investment structure designed by a local community development entity. Management has evaluated the Company’s interest in the LLC under the ASC guidance relating to VIEs in light of the overall structure and purpose of the NMTC financing transaction and has concluded that the LLC should not be consolidated in the Company’s financial statements for financial reporting purposes, as the Company is not the primary beneficiary of the NMTC structure, does not exercise control within the overall structure and is not obligated to absorb a majority of any losses of the NMTC structure.

Nature of operations

The Company provides a variety of deposit and lending services to individuals, municipalities, and corporate customers through its branches, ATMs and telephone and internet banking capabilities in northern and central Vermont, which is primarily a small business and agricultural area. The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities and repricing of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. While the Company has a diversified loan portfolio by loan type, most of its lending activities are conducted within the geographic area where its banking offices are located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy in northern and central Vermont. In addition, a substantial portion of the Company's loans are secured by real estate, which is susceptible to a decline in value, especially during times of adverse economic conditions.

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

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to various factors, including the length of time and the extent to which the fair value has been less than cost; the nature of the issuer and its financial condition and near-term prospects; and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The evaluation of these factors is a subjective process and involves estimates and assumptions about matters that are inherently uncertain. Should actual factors and conditions differ materially from those used by management, the actual realization of gains or losses on investment securities could differ materially from the amounts recorded in the financial statements.

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

Investment securities

Securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt and equity securities not classified as held-to-maturity are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reflected as a net amount in the statements of changes in shareholders’ equity. Investment securities transactions are accounted for on a trade date basis. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date. The Company does not hold any securities purchased for the purpose of selling in the near term and classified as trading.

Declines in the fair value of individual equity securities that are deemed to be other than temporary are reflected in earnings when identified. For individual debt securities where the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary decline in the fair value of the debt security related to (1) credit loss is recognized in earnings and (2) other factors is recognized in other comprehensive income or loss. Credit loss is deemed to exist if the present value of expected future cash flows using the interest rates at acquisition is less than the amortized cost basis of the debt security. For individual debt securities where the Company intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost, the other-than-temporary impairment is recognized in earnings equal to the entire difference between the security’s cost basis and its fair value at the balance sheet date.

Other investments

On December 19, 2011, the Company made an equity investment in a NMTC financing structure, as discussed further in Note 7 of this report. The Company’s investment in the NMTC is amortized using the effective yield method.

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

General component

The general component of the allowance for loan losses is based on historical loss experience, adjusted for qualitative factors and stratified by the following loan segments: commercial and industrial, commercial real estate, residential real estate first (“1st”) lien, residential real estate junior (“Jr”) lien and consumer loans. The Company does not disaggregate its portfolio segments further into classes. Loss ratios are calculated by loan segment for one year, two year and five year look back periods. The highest loss ratio among these look-back periods is then applied against the respective segment. Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of commercial real estate loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.

During the fourth quarter of 2011 the Company modified its allowance methodology by further segmenting the residential real estate portfolio into 1st lien residential mortgages and Jr lien residential mortgages, also known as home equity loans. No additional allowance was estimated as the modification was made to allow the Company to more closely monitor and appropriately reserve for the risk inherent with home equity lending, given the modest repayment requirements, relaxed documentation compared to first lien residential mortgage loans, higher loan to value ratios, subordinate lien position, and recent decline of home property values. No changes in the Company’s policies or methodology pertaining to the general component for loan losses were made during 2012.

The qualitative factors are determined based on the various risk characteristics of each loan segment. The Company has policies, procedures and internal controls that management believes are commensurate with the risk profile of each of these segments. Major risk characteristics relevant to each portfolio segment are as follows:

Commercial & Industrial – Loans in this segment include commercial and industrial loans and to a lesser extent loans to finance agricultural production. Commercial loans are made to businesses and are generally secured by assets of the business, including trade assets and equipment. While not the primary collateral, in many cases these loans may also be secured by the real estate of the business. Repayment is expected from the cash flows of the business. A weakened economy, soft consumer spending, unfavorable foreign trade conditions and the rising cost of labor or raw materials are examples of issues that can impact the credit quality in this segment.

Commercial Real Estate – Loans in this segment are principally made to businesses and are generally secured by either owner-occupied, or non-owner occupied commercial real estate. A relatively small portion of this segment includes farm loans secured by farm land and buildings. As with commercial and industrial loans, repayment of owner-occupied commercial real estate loans is expected from the cash flows of the business and the segment would be impacted by the same risk factors as commercial and industrial loans. The non-owner occupied commercial real estate portion includes both residential and commercial construction loans, vacant land and real estate development loans, multi-family dwelling loans and commercial rental property loans. Repayment of construction loans is expected from permanent financing takeout; the Company generally requires a commitment or eligibility for the take-out financing prior to construction loan origination. Real estate development loans are generally repaid from the sale of the subject real property as the project progresses. Construction and development lending entail additional risks, including the project exceeding budget, not being constructed according to plans, not receiving permits, or the pre-leasing or occupancy rate not meeting expectations. Repayment of multi-family loans and commercial rental property loans is expected from the cash flow generated by rental payments received from the individuals or businesses occupying the real estate. Commercial real estate loans are impacted by factors such as competitive market forces, vacancy rates, cap rates, net operating incomes, lease renewals and overall economic demand. In addition, loans in the recreational and tourism sector can be affected by weather conditions, such as unseasonably low winter snowfalls. Commercial real estate lending also carries a higher degree of environmental risk than other real estate lending.

Residential Real Estate - 1st Lien – All loans in this segment are collateralized by first mortgages on 1 – 4 family owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, has an impact on the credit quality of this segment.

Residential Real Estate – Jr Lien – All loans in this segment are collateralized by junior lien mortgages on 1 – 4 family residential real estate and repayment is primarily dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, has an impact on the credit quality of this segment.

Consumer – Loans in this segment are made to individuals for consumer and household purposes. This segment includes both loans secured by automobiles and other consumer goods, as well as loans that are unsecured. This segment also includes overdrafts, which are extensions of credit made to both individuals and businesses to cover temporary shortages in their deposit accounts and are generally unsecured. The Company maintains policies restricting the size and length of these extensions of credit. The overall health of the economy, including unemployment rates, has an impact on the credit quality of this segment.

Specific component

The specific component of the allowance for loan losses relates to loans that are impaired. A specific allowance is established when a loan’s impaired basis is less than the carrying value of the loan. For all loan segments, except consumer loans, a loan is considered impaired when, based on current information and events, in management’s estimation it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are loan(s) to a borrower that in the aggregate are greater than $100,000 and that are in non-accrual status or are troubled debt restructurings (“TDR”). Factors considered by management in determining impairment include payment status, collateral value and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant or temporary payment delays and payment shortfalls generally are not classified as impaired. Management evaluates the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and frequency of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Unallocated component

An unallocated component of the allowance for loan losses is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component reflects management’s estimate of the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure or properties no longer used for bank operations are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Such properties are carried at fair value, which is the market value less estimated cost of disposition, i.e. sales commissions and costs associated with the sale. Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a Market Value Analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation. Under recent and current market conditions, and periods of declining market values, the Company will generally obtain a new appraisal or evaluation. Any write-down based on the asset's fair value at the date of acquisition or institution of foreclosure is charged to the allowance for loan losses. After acquisition through or in lieu of foreclosure, these assets are carried at their new cost basis. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred. Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are less vulnerable to market conditions. Subsequent write-downs are recorded as a charge to other expense. Gains or losses on the sale of such properties are included in income when the properties are sold.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or retained upon the sale of loans. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing rights are periodically evaluated for impairment, based upon the estimated fair value of the rights as compared to amortized cost. Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance and is recorded as amortization of other assets, to the extent that estimated fair value is less than the capitalized amount. Subsequent improvement, if any, in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment.

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

Preferred stock

The Company issued 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share, on December 27, 2007. Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board of Directors. Dividends are payable at a fixed rate of 7.50% per annum for the first five years, and thereafter at a variable dividend rate at the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period. The first dividend using the variable rate calculation is payable on March 31, 2013 with a variable rate of 3.25%.

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period, including Dividend Reinvestment Plan (“DRIP”) shares issuable upon reinvestment of dividends (retroactively adjusted for any stock dividends declared) and reduced for shares held in treasury.

The following table illustrates the calculation for the years ended December 31, as adjusted for the cash dividend declared on the preferred stock:

	2012	2011

Net income, as reported	$4,400,690	$3,583,546
Less: dividends to preferred shareholders	187,500	187,500
Net income available to common shareholders	$4,213,190	$3,396,046
Weighted average number of common shares used in calculating earnings per share
	4,769,645	4,674,806
Earnings per common share	$0.88	$0.73

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to extend credit, commercial and municipal letters of credit, standby letters of credit, and risk-sharing commitments on residential mortgage loans sold through the FHLBB’s Mortgage Partnership Finance (“MPF”) program. Such financial instruments are recorded in the consolidated financial statements when they are funded.

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

Reclassification

Certain amounts in the 2011 financial statements have been reclassified to conform to the current year presentation.

Impact of recently issued accounting standards

In April 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-03, “Reconsideration of Effective Control for Repurchase Agreements,” amending the criteria under ASC Topic 860 for determining whether the transferor under a repurchase agreement involving a financial asset has retained effective control over the financial asset and therefore must account for the transaction as a secured borrowing rather than a sale. The guidance removes from the effective control criteria the consideration of whether the transferor has the ability to repurchase or redeem the financial asset on substantially the agreed terms. The guidance is applied prospectively and is effective for new transactions and for existing transactions that are modified as of the beginning of the first interim or annual period beginning on or after December 15, 2011. Adoption of ASU 2011-03 did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in United States Generally Accepted Accounting Principles (US GAAP) and IFRS,” amending ASC Topic 820. Although ASU 2011-04 deals primarily with development of a single fair value framework for US GAAP and International Financial Reporting Standards, the ASU also contains additional guidance on fair value measurements. Among other things, ASU 2011-04: clarifies how a principal market is determined; addresses the fair value measurement or counterparty credit risks and the concept of valuation premise and highest and best use of nonfinancial assets; prescribes a model for measuring the fair value of an instrument classified in shareholders’ equity; limits the use of premiums or discounts based on the size of a holding; and requires certain new disclosures, including disclosures of all transfers between Levels 1 and 2 of the fair value hierarchy, whether or not significant, and additional disclosures regarding unobservable inputs and valuation processes for Level 3 measurements. The guidance in ASU 2011-04 is to be applied prospectively, and is effective for interim and annual periods beginning on or after December 15, 2011. Adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income,” amending Topic 220. The ASU provides that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company has chosen the latter option. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. The ASU does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, nor does it require any transition disclosures. The amendments in this ASU are applied retrospectively, and are effective for fiscal years and interim periods beginning after December 15, 2011. In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”, which defers the effective date of a requirement in ASU 2011-05 related to reclassifications of items out of accumulated other comprehensive income. The deferral of the effective date was made to allow the FASB time to consider whether to require presentation on the face of the financial statements of the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. Adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment,” amending Topic 350. The guidance changes the manner of testing of goodwill for impairment by providing an entity with the option of first assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the fair value of a reporting unit is less than its carrying amount. Such qualitative factors may include the following: macroeconomic conditions; industry and market considerations; cost factors; overall financial performance; and other relevant entity-specific events. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the existing two-step quantitative impairment test; otherwise, no further analysis is required. An entity also may elect not to perform the qualitative assessment and instead go directly to the two-step quantitative impairment test. These changes are effective for fiscal years beginning on or after December 15, 2011. Adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities,” amending Topic 210. The amendments require an entity to disclose both gross and net information about both instruments and transactions that are eligible for offset on the balance sheet and instruments and transactions that are subject to an agreement similar to a master netting arrangement. This guidance is effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods, with retrospective disclosure for all comparative periods presented. The Company is evaluating the impact of ASU 2011-11 but does not expect that adoption of the ASU will have a material impact on the Company’s consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02, “Intangibles-Goodwill and Other (Topic 35): Testing Indefinite-Lived Intangible Assets for Impairment,” amending Topic 350. The guidance allows entities to first perform an optional qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired in order to determine whether the asset should be further evaluated under quantitative impairment testing. The guidance does not revise the requirement that indefinite-lived intangible assets be tested for impairment at least annually, or more frequently if circumstances warrant, although it does revise the examples of events and circumstances that an entity should consider during interim periods. The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, although early adoption is permitted. The Company is evaluating the impact of ASU 2012-02 but does not expect its adoption will have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income.” This ASU improves the reporting of reclassifications out of accumulated other comprehensive income. The amendments in the ASU seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under US GAAP to be reclassified in its entirety to net income. For other amounts that are not required under US GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under US GAAP that provide additional detail about those amounts. This guidance is effective for reporting periods beginning after December 15, 2012, with early adoption permitted. Other than matters of presentation, the Company believes the adoption of this new guidance will not have a material effect on the Company’s consolidated financial statements.

Note 2. Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2012
U.S. Government sponsored enterprise (GSE) debt securities	$33,552,376	$247,029	$13,936	$33,785,469
U.S. Government securities	7,073,445	28,217	1,072	7,100,590
	$40,625,821	$275,246	$15,008	$40,886,059

December 31, 2011
U.S. GSE debt securities	$60,846,954	$215,595	$99,310	$60,963,239
U.S. Government securities	5,006,979	37,424	848	5,043,555
U.S. GSE preferred stock	42,360	49,763	0	92,123
	$65,896,293	$302,782	$100,158	$66,098,917

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities HTM	Cost	Gains	Losses	Value*

December 31, 2012
States and political subdivisions	$41,865,555	$425,445	$0	$42,291,000

December 31, 2011
States and political subdivisions	$29,702,159	$586,841	$0	$30,289,000

*Method used to determine fair value rounds values to nearest thousand.

The entire balance under “Securities HTM - States and political subdivisions" consists of securities of local municipalities which are attributable to private financing transactions with the Company. The reported fair value of these securities is an estimate based on an analysis that takes into account future maturities and scheduled future repricing. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Securities AFS with a book value of $40,625,821 and $28,236,279 and a fair value of $40,886,059 and $28,425,092 at December 31, 2012 and 2011, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from sales of securities AFS were $36,421,608 in 2012 with gains of $351,301. There were no sales from the securities AFS portfolio during 2011.

The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may call or prepay obligations with or without call or prepayment penalties, pursuant to contractual terms.

The scheduled maturities of debt securities AFS at December 31, 2012 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$4,088,947	$4,104,324
Due from one to five years	36,536,874	36,781,735
	$40,625,821	$40,886,059

The scheduled maturities of debt securities HTM at December 31, 2012 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$32,741,241	$32,741,000
Due from one to five years	3,849,709	3,956,000
Due from five to ten years	1,916,266	2,023,000
Due after ten years	3,358,339	3,571,000
	$41,865,555	$42,291,000

*Method used to determine fair value rounds values to nearest thousand.

All investments with unrealized losses have been in a continuous loss position less than 12 months. Investments with unrealized losses at December 31 were as follows:

	2012		2011
	Less than 12 months		Less than 12 months
	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss

U.S. GSE debt securities	$8,715,492	$13,936	$29,940,644	$99,310
U.S. Government securities	1,052,639	1,072	999,766	848
	$9,768,131	$15,008	$30,940,410	$100,158

The unrealized losses are a result of changes in market interest rates and not of deterioration in the creditworthiness of the issuer. At December 31, 2012, there were eight U.S. GSE securities and one U.S. Government security in the investment portfolio that were in an unrealized loss position compared to 21 U.S. GSE securities and one U.S. Government security at December 31, 2011.

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

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as AFS, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary at December 31, 2012 and 2011.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. The Company obtains much of its wholesale funding from the FHLBB. As of December 31, 2012 and 2011, the Company’s investment in FHLBB stock was $3.4 million and $3.7 million, respectively.

FHLBB stock is a non-marketable equity security and therefore is reported at cost, which equals its par value. Shares held in excess of the minimum required amount are generally redeemable at par value. In the first quarter of 2012 the FHLBB announced the termination of a moratorium on member stock redemptions that it had instituted in 2009 in order to preserve its capital in response to adverse market conditions and declining retained earnings. Effective September 5, 2011, the FHLBB amended and restated its capital plan to implement the provisions of a Joint Capital Enhancement Agreement of the 12 Federal Home Loan Banks (“FHLBs”) intended to enhance the capital position of each FHLB, whereby each FHLB will allocate 20 percent of net earnings into its own separate restricted retained earnings account until the account balance equals at least one percent of the FHLB’s average balance of outstanding consolidated obligations for the previous quarter. The agreement is intended to benefit members and investors in FHLBs by further strengthening the FHLB balance sheets and creating an additional buffer to absorb losses.

As a member of the FHLBB, the Company is subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan. In February, 2011, FHLBB announced its intention to declare modest cash dividends beginning in 2011 after a brief period (2008 – 2010) of no dividends. The Company had dividend income on its FHLBB stock of $17,892 in 2012 and $10,917 in 2011.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2012. The Bank will continue to monitor its investment in FHLBB stock.

Note 3. Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans at December 31 was as follows:

	2012	2011

Commercial & industrial	$49,283,948	$39,514,607
Commercial real estate	139,807,517	132,269,368
Residential real estate - 1st lien	171,114,515	159,535,958
Residential real estate – Jr lien	47,029,023	45,886,967
Consumer	10,642,151	11,465,139
	417,877,154	388,672,039
Deduct (add):
Allowance for loan losses	4,312,080	3,886,502
Deferred net loan costs	(169,501)	(7,251)
Loans held-for-sale	1,501,706	2,285,567
	5,644,285	6,164,818
Net Loans	$412,232,869	$382,507,221

The following is an age analysis of past due loans (including non-accrual) by class:

		90 Days	Total			Non-Accrual	Over 90 Days
December 31, 2012	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial & industrial	$782,937	$377,145	$1,160,082	$48,123,866	$49,283,948	$596,777	$0
Commercial real estate	785,890	888,179	1,674,069	138,133,448	139,807,517	1,892,195	53,937
Residential real estate - 1st lien	4,654,077	844,803	5,498,880	164,113,929	169,612,809	1,928,097	281,845
Residential real estate - Jr lien	379,363	57,128	436,491	46,592,532	47,029,023	338,383	41,434
Consumer	132,624	844	133,468	10,508,683	10,642,151	0	844
Total	$6,734,891	$2,168,099	$8,902,990	$407,472,458	$416,375,448	$4,755,452	$378,060

		90 Days	Total			Non-Accrual	Over 90 Days
December 31, 2011	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial & industrial	$655,168	$265,668	$920,836	$38,593,771	$39,514,607	$1,066,945	$59,618
Commercial real estate	2,266,412	1,288,616	3,555,028	128,714,340	132,269,368	3,714,146	98,554
Residential real estate - 1st lien	5,614,513	2,517,282	8,131,795	149,118,596	157,250,391	2,703,920	969,078
Residential real estate - Jr lien	431,885	2,754,129	3,186,014	42,700,953	45,886,967	464,308	111,061
Consumer	152,151	1,498	153,649	11,311,490	11,465,139	0	1,498
Total	$9,120,129	$6,827,193	$15,947,322	$370,439,150	$386,386,472	$7,949,319	$1,239,809

The following summarizes changes in the allowance for loan losses and select loan information, by portfolio segment.

For the year ended December 31, 2012
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$342,314	$1,385,939	$1,578,493	$331,684	$124,779	$123,293	$3,886,502
Charge-offs	(159,309)	(57,923)	(246,237)	(135,622)	(96,491)	0	(695,582)
Recoveries	29,769	51,863	5,538	1,538	32,452	0	121,160
Provision	215,607	156,561	225,782	134,956	77,959	189,135	1,000,000
Ending balance	$428,381	$1,536,440	$1,563,576	$332,556	$138,699	$312,428	$4,312,080

Allowance for loan losses
Evaluated for impairment
Individually	$0	$0	$134,800	$39,200	$0	$0	$174,000
Collectively	428,381	1,536,440	1,428,776	293,356	138,699	312,428	4,138,080
Total	$428,381	$1,536,440	$1,563,576	$332,556	$138,699	$312,428	$4,312,080

Loans evaluated for impairment
Individually	$435,165	$1,762,615	$1,641,960	$309,606	$0		$4,149,346
Collectively	48,848,783	138,044,902	167,970,849	46,719,417	10,642,151		412,226,102
Total	$49,283,948	$139,807,517	$169,612,809	$47,029,023	$10,642,151		$416,375,448

For the year ended December 31, 2011
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$302,421	$1,391,898	$1,830,816	$0	$151,948	$50,852	$3,727,935
Charge-offs	(22,050)	(197,367)	(521,608)	(96,961)	(103,687)	0	(941,673)
Recoveries	13,225	8,479	42,593	20	35,923	0	100,240
Provision	48,718	182,929	226,692	428,625	40,595	72,441	1,000,000
Ending balance	$342,314	$1,385,939	$1,578,493	$331,684	$124,779	$123,293	$3,886,502

Allowance for loan losses
Evaluated for impairment
Individually	$70,600	$57,500	$283,200	$47,200	$0	$0	$458,500
Collectively	271,714	1,328,439	1,295,293	284,484	124,779	123,293	3,428,002
Total	$342,314	$1,385,939	$1,578,493	$331,684	$124,779	$123,293	$3,886,502

Loans evaluated for impairment
Individually	$1,000,120	$3,669,260	$2,366,326	$434,664	$0		$7,470,370
Collectively	38,514,487	128,600,108	154,884,065	45,452,303	11,465,139		378,916,102
Total	$39,514,607	$132,269,368	$157,250,391	$45,886,967	$11,465,139		$386,386,472

Impaired loans by segment were as follows:

For the year ended December 31, 2012
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment

With no related allowance recorded
Commercial & industrial	$435,165	$473,664	$0	$536,973
Commercial real estate	1,762,615	2,123,371	0	2,019,449
Residential real estate - 1st lien	1,024,598	1,250,224	0	893,629
Residential real estate - Jr lien	15,694	76,680	0	34,602

With an allowance recorded
Commercial & industrial	0	0	0	232,743
Commercial real estate	0	0	0	920,842
Residential real estate - 1st lien	617,362	669,288	134,800	892,339
Residential real estate - Jr lien	293,912	319,020	39,200	295,372

Total
Commercial & industrial	$435,165	$473,664	$0	$769,716
Commercial real estate	$1,762,615	$2,123,371	$0	$2,940,291
Residential real estate - 1st lien	$1,641,960	$1,919,512	$134,800	$1,785,968
Residential real estate - Jr lien	$309,606	$395,700	$39,200	$329,974

Total	$4,149,346	$4,912,247	$174,000	$5,825,949

For the year ended December 31, 2011
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment
With no related allowance recorded
Commercial & industrial	$380,624	$391,800	$0	$332,523
Commercial real estate	2,041,101	2,246,905	0	960,407
Residential real estate - 1st lien	1,000,819	1,191,437	0	1,210,137
Residential real estate - Jr lien	125,786	185,142	0	25,157

With an allowance recorded
Commercial & industrial	619,496	637,729	70,600	237,724
Commercial real estate	1,628,159	1,653,646	57,500	1,128,795
Residential real estate - 1st lien	1,365,507	1,869,338	283,200	1,629,151
Residential real estate - Jr lien	308,878	321,475	47,200	61,776

Total
Commercial & industrial	$1,000,120	$1,029,529	$70,600	$570,247
Commercial real estate	$3,669,260	$3,900,551	$57,500	$2,089,202
Residential real estate - 1st lien	$2,366,326	$3,060,775	$283,200	$2,839,288
Residential real estate - Jr lien	$434,664	$506,617	$47,200	$86,933

Total	$7,470,370	$8,497,472	$458,500	$5,585,670

Interest income recognized on impaired loans is immaterial for all periods presented.

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

Group A loans - Acceptable Risk – are loans that are expected to perform as agreed under their respective terms. Such loans carry a normal level of risk that does not require management attention beyond that warranted by the loan or loan relationship characteristics, such as loan size or relationship size. Group A loans include commercial purpose loans that are individually risk rated and retail loans that are rated by pool. Group A retail loans include both performing consumer and residential real estate loans. Residential real estate loans are loans to individuals secured by 1-4 family homes, including first mortgages, home equity and home improvement loans. Loan balances fully secured by deposit accounts or that are fully guaranteed by the Federal Government are considered acceptable risk.

Group B loans – Management Involved - are loans that require greater attention than the acceptable loans in Group A. Characteristics of such loans may include, but are not limited to, borrowers that are experiencing negative operating trends such as reduced sales or margins, borrowers that have exposure to adverse market conditions such as increased competition or regulatory burden, or borrowers that have had unexpected or adverse changes in management. These loans have a greater likelihood of migrating to an unacceptable risk level if these characteristics are left unchecked. Group B is limited to commercial purpose loans that are individually risk rated.

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

The risk ratings within the loan portfolio by class were as follows:

Total Loans

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
December 31, 2012	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$47,689,238	$131,643,756	$167,876,199	$46,162,420	$10,632,404	$404,004,017
Group B	593,838	4,139,367	404,752	318,248	0	5,456,205
Group C	1,000,872	4,024,394	2,833,564	548,355	9,747	8,416,932
Total	$49,283,948	$139,807,517	$171,114,515	$47,029,023	$10,642,151	$417,877,154

Total Loans

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
December 31, 2011	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$36,971,880	$119,410,381	$153,954,604	$44,943,200	$11,459,371	$366,739,436
Group B	530,523	4,037,860	98,603	322,022	0	4,989,008
Group C	2,012,204	8,821,127	5,482,751	621,745	5,768	16,943,595
Total	$39,514,607	$132,269,368	$159,535,958	$45,886,967	$11,465,139	$388,672,039

Modifications of Loans and TDRs

A loan is classified as a TDR if, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider.

The Company is deemed to have granted such a concession if it has modified a troubled loan in any of the following ways:

●	Reduced accrued interest;
●	Reduced the original contractual interest rate to a rate that is below the current market rate for the borrower;
●	Converted a variable-rate loan to a fixed-rate loan;
●	Extended the term of the loan beyond an insignificant delay;
●	Deferred or forgiven principal in an amount greater than three months of payments; or
●	Performed a refinancing and deferred or forgiven principal on the original loan.

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

The Company’s TDRs are principally a result of extending loan repayment terms to relieve cash flow difficulties. The Company has only, on a limited basis, reduced interest rates for borrowers below the current market rate for the borrower. The Company has not forgiven principal or reduced accrued interest within the terms of original restructurings, nor has it converted variable rate terms to fixed rate terms. However, the Company evaluates each TDR situation on its own merits and does not foreclose the granting of any particular type of concession.

TDRs by segment for the year ended December 31, 2012 were as follows:

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial real estate	2	$1,030,645	$997,645
Residential real estate - 1st lien	3	197,127	192,478
Total	5	$1,227,772	$1,190,123

TDRs by segment for the year ended December 31, 2011 were as follows:

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial & industrial	10	$985,666	$985,666
Commercial real estate	6	1,202,546	1,202,546
Residential real estate - 1st lien	4	299,505	299,505
Residential real estate - Jr lien	2	71,928	71,928
Total	22	$2,559,645	$2,559,645

There were no TDRs for which there was a payment default under the restructured terms during the twelve month period ended December 31, 2012. The TDRs for which there was a payment default during the year ended December 31, 2011 were as follows:

	Number of	Recorded
	Contracts	Investment

Commercial & industrial	8	$741,090
Commercial real estate	1	401,002
Residential real estate - 1st lien	2	178,492
Residential real estate - Jr lien	1	34,687
Total	12	$1,355,271

TDRs are treated as other impaired loans and carry individual specific reserves with respect to the calculation of the allowance for loan losses. These loans are categorized as non-performing, may be past due, and are generally adversely risk rated. The TDRs that have defaulted under their restructured terms are generally in collection status and their reserve is typically calculated using the fair value of collateral method. At December 31, 2012 and 2011, the allowance related to TDRs was approximately $23,000 and $203,000, respectively.

At December 31, 2012, the Company did not have any commitments to lend additional funds to borrowers with loans classified as TDRs.

Note 4. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $198,438,802 and $201,405,241 at December 31, 2012 and 2011, respectively. Net gain realized on the sale of loans was $1,375,689 and $792,303 for the years ended December 31, 2012 and 2011, respectively.

Changes in mortgage servicing rights for the years ended December 31 are summarized as follows:

	December 31,	December 31,
	2012	2011

Balance at beginning of year	$1,097,442	$1,076,708
Mortgage servicing rights capitalized	406,807	355,730
Mortgage servicing rights amortized	(409,584)	(346,165)
Change in valuation allowance	(85,042)	11,169
Balance at end of year	$1,009,623	$1,097,442

Note 5. Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2012	2011

Buildings and improvements	$10,762,761	$10,668,590
Land and land improvements	2,403,921	2,378,813
Furniture and equipment	7,340,676	7,011,347
Leasehold improvements	1,302,395	1,296,405
Capital lease	976,907	976,907
Other prepaid assets	175,507	17,490
	22,962,167	22,349,552
Less accumulated depreciation and amortization	(10,718,847)	(9,634,326)
	$12,243,320	$12,715,226

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2016, with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2012 for each of the next five years and in aggregate are:

2013	$171,374
2014	147,083
2015	123,028
2016	55,000
2017	0
$496,485

Total rental expense amounted to $230,756 and $222,180 for the years ended December 31, 2012 and 2011, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2012:

2013	$123,755
2014	126,255
2015	129,755
2016	129,755
2017	133,255
Subsequent to 2017	420,657
Total minimum lease payments	1,063,432
Less amount representing interest	(288,731)
Present value of net minimum lease payments	$774,701

Note 6. Goodwill and Other Intangible Asset

As a result of the merger with LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11.6 million. The goodwill is not amortizable and is not deductible for tax purposes.

The Company also recorded $4,161,000 of acquired identified intangible assets representing the core deposit intangible, which is subject to amortization as a non-interest expense over a ten year period. The accumulated amortization expense was $2,797,524 and $2,456,654 as of December 31, 2012 and 2011, respectively.

The amortization expense related to the remaining core deposit intangible at December 31, 2012 is expected to be as follows:

2013	272,695
2014	272,695
2015	272,695
2016	272,695
2017	272,696
Total remaining core deposit intangible expense	$1,363,476

Management evaluated goodwill for impairment at December 31, 2012 and 2011 and concluded that no impairment existed as of such dates.

Note 7. Other Investments

On December 19, 2011, the Company established a single-member LLC to facilitate the purchase of federal NMTC through an investment structure designed by a local community development entity. The LLC will not conduct any business apart from its role in the NMTC financing structure. The NMTC equity investment generated tax credits of $170,750 for each of the years ended December 31, 2012 and 2011, with an amortization expense of $39,662 and $136,518, respectively, for the years ended December 31, 2012 and 2011. The carrying value of the NMTC equity investment was $785,080 and $824,742 at December 31, 2012 and 2011, respectively, and is included in other assets.

The Company has purchased from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont. The tax credits from these investments were $1,157,541 for the year ended December 31, 2012 and $534,076 for the year ended December 31, 2011. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of "other expenses", and were $1,175,177 and $479,346 for 2012 and 2011, respectively. The carrying values of the limited partnership investments were $2,808,551 and $3,769,898 at December 31, 2012 and 2011, respectively, and are included in other assets.

The Bank has a one-third ownership interest in a nondepository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC ("Partners"), a Vermont LLC that owns 100% of the LLC equity interests of CFSG. The Bank accounts for its investment in Partners under the equity method of accounting. The Company's investment in Partners, included in other assets, amounted to $666,661 as of December 31, 2012 and $516,946 as of December 31, 2011. The Company recognized income of $149,715 for 2012 and income of $147,779 for 2011 through Partners from the operations of CFSG.

Note 8. Time Deposits

The following is a maturity distribution of time deposits at December 31, 2012:

2013	$63,765,442
2014	16,819,956
2015	18,840,356
2016	13,146,423
2017	8,953,887
Total time deposits	$121,526,064

Note 9. Borrowed Funds

Borrowings from the FHLBB as of December 31 were as follows:

	2012	2011
Long-Term Borrowings
FHLBB Community Investment Program borrowing, 7.67% fixed rate,
due November 16, 2012	$0	$10,000
FHLBB term borrowing, 1.00% fixed rate, due January 27, 2012	0	6,000,000
FHLBB term borrowing, 1.71% fixed rate, due January 28, 2013	6,000,000	6,000,000
FHLBB term borrowing, 2.72% fixed rate, due January 27, 2015	0	6,000,000
Total borrowings	$6,000,000	$18,010,000

The Company maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2012 and 2011 with no outstanding advances under this line at either year-end date. Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family properties. Qualified collateral for these borrowings totaled $116,101,167 and $110,950,040 as of December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, the Company's potential borrowing capacity was $72,591,692 and $77,902,569, respectively, reduced by outstanding advances.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB. At December 31, 2012, $15,800,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $15,950,000 at December 31, 2011. Total fees paid by the Company in connection with issuance of these letters of credit were $41,749 for 2012 and $44,656 for 2011.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source. For this Borrower-in-Custody arrangement, the Company pledged eligible commercial and industrial loans, commercial real estate loans and home equity loans resulting in an available line of $71,345,734 and $69,222,549 as of December 31, 2012 and 2011, respectively. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 75 basis points as of December 31, 2012. As of December 31, 2012 and 2011, the Company had no outstanding advances against this line.

Note 10. Junior Subordinated Debentures

As of December 31, 2012 and 2011, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due 2037 (the “Debentures”). The Company pays interest on the Debentures quarterly at a fixed annual rate of 7.56% through December 15, 2012, and thereafter at a floating rate equal to the 3-month London Interbank Offered Rate (LIBOR) plus 2.85%. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee. The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012. Interest paid on the Debentures for 2012 and 2011 was $974,257 each year, and is deductible for tax purposes.

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

Note 11. Repurchase Agreements

Securities sold under agreements to repurchase amounted to $34,149,608 and $21,645,446 as of December 31, 2012 and 2011, respectively. These agreements are collateralized by U. S. GSE securities and U. S. Treasury notes with a book value of $40,625,821 and $28,236,279 and a fair value of $40,886,059 and $28,425,092 at December 31, 2012 and 2011, respectively.

The average daily balance of these repurchase agreements was $26,383,409 and $21,725,160 during 2012 and 2011, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $34,149,608 and $24,090,954 during 2012 and 2011, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of .55% during 2012 and .65% during 2011.

Note 12. Income Taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense (benefit) for the years ended December 31 was as follows:

	2012	2011

Currently paid or payable	$92,482	$348,610
Deferred expense (benefit)	(231,970)	(114,334)
Total income tax (benefit) expense	$(139,488)	$234,276

Total income tax expense (benefit) differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2012	2011

Computed expense at statutory rates	$1,448,808	$1,298,059
Tax exempt interest & BOLI	(379,715)	(382,943)
Disallowed interest	20,169	20,786
Partnership tax credits	(1,260,200)	(704,826)
New markets tax credit amortization expense	26,177	0
Other	5,273	3,200
	$(139,488)	$234,276

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2012	2011

Depreciation	$(37,653)	$(46,560)
Mortgage servicing rights	(29,859)	7,050
Deferred compensation	(22,827)	115,239
Bad debts	(249,202)	(53,913)
Non-accrual loan interest	73,065	(19,867)
Limited partnership amortization	(340,021)	0
Investment in Partners	44,991	0
Fair value adjustment on acquired premises
and equipment	153,862	0
Core deposit intangible	(115,896)	(144,869)
Loan fair value	(18,031)	(29,648)
Fannie Mae preferred stock write down	779,578	16,919
Alternative minimum tax	59,031	0
OREO write down	0	53,210
Tax credit carryovers	(604,096)	0
Other	75,088	(11,895)
Change in deferred tax benefit	$(231,970)	$(114,334)

Listed below are the significant components of the net deferred tax asset at December 31:

	2012	2011

Components of the deferred tax asset:
Bad debts	$1,396,437	$1,147,235
Non-accrual loan interest	26,907	99,972
Deferred compensation	245,037	222,210
Limited partnerships	84,741	0
Contingent liability - MPF program	40,526	42,139
Fair value adjustment on acquired securities
available-for-sale	0	528,205
Fannie Mae preferred stock write down	0	251,373
Capital lease	71,041	66,995
Alternative minimum tax	0	59,031
Fair value adjustment on acquired premises
and equipment	0	153,862
Tax and rehab credit carryforwards	604,096	0
Other	34,789	112,310
Total deferred tax asset	2,503,574	2,683,332

Components of the deferred tax liability:
Depreciation	260,607	298,260
Limited partnerships	0	255,280
Mortgage servicing rights	343,271	373,130
Unrealized gain on securities available-for-sale	88,482	68,892
Investment in Partners	44,991	0
Core deposit intangible	463,582	579,478
Fair value adjustment on acquired loans	54,513	72,544
Total deferred tax liability	1,255,446	1,647,584

Net deferred tax asset	$1,248,128	$1,035,748

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the consolidated balance sheets.

ASC Topic 740, "Income Taxes", defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2009 through 2011.

Note 13. 401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. The pension expense was $481,875 and $506,640 for 2012 and 2011, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14. Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors. Participants are general creditors of the Company with respect to these benefits. The benefits accrued under these plans were $413,884 and $409,684 at December 31, 2012 and 2011, respectively. Expenses associated with these plans were $24,199 and $31,377 for the years ended December 31, 2012 and 2011, respectively.

The Company also maintains a supplemental employee retirement plan for certain key employees of the Company. Benefits accrued under this plan were $306,815 and $243,875 at December 31, 2012 and 2011, respectively. The expense associated with this plan was $62,940 and $30,165 for the years ended December 31, 2012 and 2011, respectively.

Note 15. Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, commitments to sell loans and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the maximum extent of involvement the Company has in particular classes of financial instruments.

The Company's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off balance sheet financial instruments representing credit risk were outstanding:

	Contract or
	Notional Amount
	2012	2011

Unused portions of home equity lines of credit	$21,120,077	$20,161,629
Other commitments to extend credit	45,551,282	38,106,476
Residential construction lines of credit	1,138,872	588,290
Commercial real estate and other construction lines of credit	1,762,424	2,126,558
Standby letters of credit and commercial letters of credit	1,193,480	1,954,885
Recourse on sale of credit card portfolio	352,000	398,200
MPF credit enhancement obligation, net (See Note 16)	2,035,858	1,979,684

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. At December 31, 2012 and 2011, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $3,395,249 and $5,623,474, respectively (see Note 16). The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding. Based on historical losses, the Company does not expect any significant losses from this commitment.

The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit, or a commitment to extend credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the capital securities of its subsidiary, CMTV Statutory Trust I. The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust. The Company's obligation under those debentures is fully reflected in the Company's consolidated balance sheet, in the amount of $12,887,000 at December 31, 2012 and 2011. Of this amount, $12,500,000 represents external financing through the issuance to investors of Capital Securities by CMTV Statutory Trust I (See Note 10).

Note 16. Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with FHLBB. Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB. These loans must meet specific underwriting standards of the FHLBB. As of December 31, 2012 and 2011, the Company had $53,255,305 and $54,682,000, respectively, in loans sold through the MPF program and on which the Company had a CEO. As of December 31, 2012, the notional amount of the maximum CEO related to this program was $2,155,052 compared to $2,103,622 as of December 31, 2011. The Company had accrued a contingent liability for this CEO in the amount of $119,194 and $123,938 as of December 31, 2012 and 2011, respectively, which is calculated based on the methodology used in calculating its allowance for loan losses, adjusted to reflect the risk sharing arrangements with the FHLBB. The volume of loans sold to the MPF program and the corresponding credit obligation continue to be closely monitored by management.

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

Aggregate loan transactions with related parties as of December 31 were as follows:

	2012	2011

Balance, beginning of year	$5,998,756	$7,015,993
Loans - New Principal Officers/Directors	0	67,458
New loans to existing Officers/Directors	36,354,194	26,240,945
Retirement of Director	0	(175,388)
Repayment*	(35,289,237)	(27,150,252)
Balance, end of year	$7,063,713	$5,998,756

*Includes loans sold to the secondary market.

Total deposits with related parties were $7,901,009 and $6,591,585 at December 31, 2012 and 2011, respectively.

The Company leases 2,253 square feet of condominium space in the state office building on Main Street in Newport, Vermont to its trust company affiliate, CFSG, for its principal offices. CFSG also leases offices in the Company’s Barre and Lyndonville branches. The amount of rental income received from CFSG for the years ended December 31, 2012 and 2011 was $37,177 and $33,950, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan. The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan. CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants. The Company pays monthly management fees to CFSG based on the market value of the total assets under management. The amount paid to CFSG for the years ended December 31, 2012 and 2011 was $36,318 and $38,982, respectively.

Note 19. Restrictions on Cash and Due From Banks

Due to a change in FRBB policies, the Company is no longer required to maintain reserve balances in cash at the FRBB beginning in 2012. At December 31, 2011, the reserve requirement was $0.

In the ordinary course of business the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits. However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts. The Company was required to maintain contracted balances with other correspondent banks of $462,500 at December 31, 2012 and 2011. Of the $462,500 balance, $262,500 was a separate agreed upon “impressed” balance to avoid monthly charges on the Company’s current federal funds liquidity line.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The Company’s non-cumulative Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Tier 1 capital. In accordance with changes in the regulatory requirements for calculating capital ratios, beginning with the quarter ended March 31, 2011, the Company deducts the amount of goodwill for purposes of calculating the amount of its trust preferred junior subordinated debentures includable in Tier 1 capital. Management believes, as of December 31, 2012, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2012 the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory capital guidelines.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2012:
Total capital (to risk-weighted assets)
Company	$47,385	12.57%	$30,164	8.00%	N/A	N/A
Bank	$46,796	12.44%	$30,099	8.00%	$37,623	10.00%

Tier I capital (to risk-weighted assets)
Company	$40,724	10.80%	$15,082	4.00%	N/A	N/A
Bank	$42,440	11.28%	$15,049	4.00%	$22,574	6.00%

Tier I capital (to average assets)
Company	$40,724	7.27%	$22,416	4.00%	N/A	N/A
Bank	$42,440	7.58%	$22,387	4.00%	$27,984	5.00%

As of December 31, 2011:
Total capital (to risk-weighted assets)
Company	$44,289	11.95%	$29,660	8.00%	N/A	N/A
Bank	$43,710	11.82%	$29,596	8.00%	$36,995	10.00%

Tier I capital (to risk-weighted assets)
Company	$37,231	10.04%	$14,830	4.00%	N/A	N/A
Bank	$39,768	10.75%	$14,798	4.00%	$22,197	6.00%

Tier I capital (to average assets)
Company	$37,231	6.81%	$21,882	4.00%	N/A	N/A
Bank	$39,768	7.28%	$21,853	4.00%	$27,316	5.00%

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. The Bank is restricted by law as to the amount of dividends that can be paid. Dividends declared by national banks that exceed net income for the current and preceding two years must be approved by the Bank’s primary banking regulator, the Office of the Comptroller of the Currency (“OCC”). Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Note 21. Fair Value

Certain assets and liabilities are recorded at fair value to provide additional insight into the Company’s quality of earnings. Some of these assets and liabilities are measured on a recurring basis while others are measured on a nonrecurring basis, with the determination based upon applicable existing accounting pronouncements. For example, securities available-for-sale are recorded at fair value on a recurring basis. Other assets, such as mortgage servicing rights, loans held-for-sale, and impaired loans, are recorded at fair value on a nonrecurring basis using the lower of cost or market methodology to determine impairment of individual assets. The Company groups assets and liabilities which are recorded at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with Level 1 considered highest and Level 3 considered lowest). A brief description of each level follows.

Level 1
Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2
Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes mortgage servicing rights, impaired loans, and OREO.

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

Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values. As such, the Company classifies these financial instruments as Level 1.

Securities Available-for-Sale. Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices for similar assets, if available. If quoted prices are not available, fair values are measured using matrix pricing models, or other model-based valuation techniques requiring observable inputs other than quoted prices such as yield curves, prepayment speeds and default rates. Level 1 securities would include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets. Level 2 securities include federal agency securities.

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

Mortgage servicing rights. Mortgage servicing rights represent the value associated with servicing residential mortgage loans. Servicing assets and servicing liabilities are reported using the amortization method. In evaluating the carrying values of mortgage servicing rights, the Company obtains third party valuations based on loan level data including note rate, and the type and term of the underlying loans. As such, the Company classifies mortgage servicing rights as nonrecurring Level 2.

OREO. Real estate acquired through foreclosure is initially recorded at market value. The fair value of other real estate owned is based on property appraisals and an analysis of similar properties currently available. As such, the Company records other real estate owned as nonrecurring Level 2.

Impaired loans. A loan is considered to be impaired when it is probable that all of the principal and interest due under the original underwriting terms of the loan may not be collected. Impairment is measured based on the fair value of the underlying collateral or present value of expected cash flows. As such, the Company records impaired loans as nonrecurring Level 2.

Deposits, federal funds purchased and borrowed funds: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit and borrowed funds are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and indebtedness to a schedule of aggregated contractual maturities on such time deposits and indebtedness. As such the Company classifies deposits as Level 2.

Junior subordinated debentures: Fair value is estimated using current rates for debentures of similar maturity. As such the Company classifies these instruments as Level 2.

Capital lease obligations: Fair value is determined using a discounted cash flow calculation using current rates. Based on current rates, carrying value approximates fair value. As such the Company classifies these obligations as Level 2.

Accrued interest: The carrying amounts of accrued interest approximate their fair values. As such the Company classifies accrued interest as Level 2.

Off-balance-sheet credit related instruments: Commitments to extend credit are evaluated and fair value is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

FASB ASC Topic 825 “Financial Instruments”, requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, if the fair values can be reasonably determined. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques using observable inputs when available. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Topic 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2012	Level 1	Level 2	Total
Assets: (market approach)
U.S. GSE debt securities	$0	$33,785,469	$33,785,469
U.S. Government securities	7,100,590	0	7,100,590

December 31, 2011
Assets: (market approach)
U.S. GSE debt securities	$0	$60,963,239	$60,963,239
U.S. Government securities	5,043,555	0	5,043,555
U.S. GSE preferred stock	92,123	0	92,123

There were no transfers between Levels 1 and 2 during the periods presented. There were no Level 3 financial instruments as of the balance sheet dates presented.

Assets Recorded at Fair Value on a Non-Recurring Basis

The following table includes assets measured at fair value on a nonrecurring basis that have had a fair value adjustment since their initial recognition. Impaired loans measured at fair value only include impaired loans with a related specific allowance for loan losses and are presented net of specific allowances as disclosed in Note 3.

Assets measured at fair value on a nonrecurring basis and reflected in the balance sheet at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2012	Level 2
Assets: (market approach)
Mortgage servicing rights	$1,009,623
Impaired loans, net of related allowance	737,274
OREO	1,074,705

December 31, 2011
Assets: (market approach)
Mortgage servicing rights	$1,167,808
Impaired loans, net of related allowance	3,463,540
OREO	90,000

There were no Level 1 or Level 3 financial instruments measured on a non-recurring basis as of the balance sheet dates presented.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

December 31, 2012	Carrying	Fair	Fair	Fair	Fair
	Amount	Value	Value	Value	Value
	(Dollars in Thousands)
Financial assets:		Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$29,882	$29,882	$0	$0	$29,882
Securities held-to-maturity	41,866	0	42,291	0	42,291
Securities available-for-sale	40,886	7,101	33,785	0	40,886
Restricted equity securities	4,021	0	4,021	0	4,021
Loans and loans held-for-sale
Commercial & industrial	49,284	0	0	49,876	49,876
Commercial real estate	139,808	0	0	140,938	140,938
Residential real estate - 1st lien	171,115	0	0	177,201	177,201
Residential real estate - Jr lien	47,029	0	0	47,794	47,794
Consumer	10,642	0	0	11,079	11,079
Mortgage servicing rights	1,010	0	1,010	0	1,010
Accrued interest receivable	1,751	0	1,751	0	1,751

Financial liabilities:
Deposits
Other deposits	460,939	0	463,168	0	463,168
Brokered deposits	14,558	0	14,559	0	14,559
Federal funds purchased and other borrowed funds	6,000	0	6,004	0	6,004
Repurchase agreements	34,150	0	34,150	0	34,150
Capital lease obligations	775	0	775	0	775
Subordinated debentures	12,887	0	13,158	0	13,158
Accrued interest payable	93	0	93	0	93

December 31, 2011	Carrying	Fair
	Amount	Value
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$23,465	$23,465
Securities held-to-maturity	29,702	30,289
Securities available-for-sale	66,099	66,099
Restricted equity securities	4,309	4,309
Loans and loans held-for-sale, net	384,793	395,386
Mortgage servicing rights	1,097	1,168
Accrued interest receivable	1,701	1,701

Financial liabilities:
Deposits	454,393	457,347
Federal funds purchased and other borrowed funds	18,010	18,404
Repurchase agreements	21,645	21,645
Capital lease obligations	833	833
Subordinated debentures	12,887	11,691
Accrued interest payable	150	150

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2012 and 2011.

Note 22.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)
Condensed Balance Sheets
December 31, 2012 and 2011

Assets	2012	2011

Cash	$236,514	$196,945
Investment in subsidiary - Community National Bank	55,650,407	53,226,506
Investment in Capital Trust	387,000	387,000
Income taxes receivable	436,944	416,781
Total assets	$56,710,865	$54,227,232

Liabilities and Shareholders' Equity
Liabilities
Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	471,290	421,823
Total liabilities	13,358,290	13,308,823

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding
at December 31, 2012 and 2011 ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized at December 31,
2012 and 2011, and 5,023,026 and 4,938,262 shares issued at December 31,
2012 and 2011, respectively (including 19,182 and 24,324 shares issued
February 1, 2013 and 2012, respectively)	12,557,565	12,345,655
Additional paid-in capital	28,047,829	27,410,049
Retained earnings	2,698,200	1,151,751
Accumulated other comprehensive income	171,758	133,731
Less: treasury stock, at cost; 210,101 shares at December 31, 2012 and 2011	(2,622,777)	(2,622,777)
Total shareholders' equity	43,352,575	40,918,409

Total liabilities and shareholders' equity	$56,710,865	$54,227,232

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)
Condensed Statements of Income
Years Ended December 31, 2012 and 2011

	2012	2011
Income
Bank subsidiary distributions	$2,863,000	$2,660,000
Dividends on Capital Trust	29,257	29,257
Total income	2,892,257	2,689,257

Expense
Interest on junior subordinated debentures	974,257	974,257
Administrative and other	340,129	280,826
Total expense	1,314,386	1,255,083

Income before applicable income tax benefit and equity in undistributed net income of subsidiary	1,577,871	1,434,174
Income tax benefit	436,944	416,781

Income before equity in undistributed net income of subsidiary	2,014,815	1,850,955
Equity in undistributed net income of subsidiary	2,385,875	1,732,591
Net income	$4,400,690	$3,583,546

Community Bancorp. (Parent Company Only)
Condensed Statements of Cash Flows
Years Ended December 31, 2012 and 2011

	2012	2011
Cash Flows from Operating Activities
Net income	$4,400,690	$3,583,546
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiary	(2,385,875)	(1,732,591)
Decrease (increase) in income taxes receivable	(20,162)	25,021
Net cash provided by operating activities	1,994,653	1,875,976

Cash Flows from Financing Activities
Dividends paid on preferred stock	(187,500)	(187,500)
Dividends paid on common stock	(1,767,584)	(1,614,647)
Net cash used in financing activities	(1,955,084)	(1,802,147)
Net increase in cash	39,569	73,829

Cash
Beginning	196,945	123,116
Ending	$236,514	$196,945

Cash Received for Income Taxes	$416,781	$441,802

Cash Paid for Interest	$974,257	$974,257

Dividends paid:
Dividends declared	$2,666,741	$2,613,143
Increase in dividends payable attributable to dividends declared	(49,467)	(47,733)
Dividends reinvested	(849,690)	(950,763)
	$1,767,584	$1,614,647

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2012 and 2011 is presented below:

	Quarters in 2012 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,589,896	$5,632,862	$5,782,081	$5,816,492
Interest expense	1,270,927	1,239,156	1,238,391	1,133,845
Provision for loan losses	250,003	249,999	249,999	249,999
Non-interest income	1,354,977	1,533,032	1,530,217	1,770,734
Non-interest expense	4,549,932	4,718,213	4,553,023	5,045,602
Net income	964,849	1,021,192	1,267,351	1,147,298
Earnings per common share	0.19	0.20	0.26	0.23

	Quarters in 2011 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,677,112	$5,740,797	$5,681,164	$5,645,290
Interest expense	1,511,470	1,421,507	1,344,414	1,318,237
Provision for loan losses	187,500	237,500	287,500	287,500
Non-interest income	1,459,469	1,279,195	1,114,448	1,349,057
Non-interest expense	4,349,514	4,386,659	4,252,653	4,544,256
Net income	944,868	871,318	820,624	946,736
Earnings per common share	0.19	0.18	0.17	0.19

Note 24.  Other Income and Other Expenses

The components of other expenses which are in excess of one percent of total revenues are as follows:

	2012	2011

Expenses
Marketing	$284,641	$318,761
State deposit tax	516,348	484,540
Amortization of tax credit investments	1,175,177	615,864
ATM fees	363,478	338,327
Telephone	338,239	332,496
Collection and non-accrual loan expense	249,572	431,186

There were no components of other income in excess of one percent of total revenues for the years ended December 31, 2012 and 2011.

Note 25.  Subsequent Events

Declaration of Cash Dividend

On December 11, 2012, the Company declared a cash dividend of $0.14 per share payable February 1, 2013 to shareholders of record as of January 15, 2013. On March 13, 2013, the Company declared a cash dividend of $0.14 per share payable May 1, 2013 to shareholders of record as of April 15, 2013. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP plan.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2012 and 2011

The following discussion analyzes the consolidated financial condition of Community Bancorp. (the “Company”) and its wholly-owned subsidiary, Community National Bank, as of December 31, 2012 and 2011, and its consolidated results of operations for the years then ended.  The Company is considered a “smaller reporting company” under applicable regulations of the Securities and Exchange Commission (“SEC”) and is therefore eligible for relief from certain disclosure requirements.  In accordance with such provisions, the Company has elected to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for two, rather than three, years.

The following discussion should be read in conjunction with the Company’s audited consolidated financial statements and related notes.

FORWARD-LOOKING STATEMENTS

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements about the results of operations, financial condition and business of the Company and its subsidiary.  Words used in the discussion below such as "believes," "expects," "anticipates," "intends," "estimates," "plans," "predicts," or similar expressions, indicate that management of the Company is making forward-looking statements.

Forward-looking statements are not guarantees of future performance.  They necessarily involve risks, uncertainties and assumptions.  Future results of the Company may differ materially from those expressed in these forward-looking statements. Examples of forward looking statements included in this discussion include, but are not limited to, estimated contingent liability related to assumptions made within the asset/liability management process, management's expectations as to the future interest rate environment and the Company's related liquidity level, credit risk expectations relating to the Company's loan portfolio and its participation in the Federal Home Loan Bank of Boston (“FHLBB”) Mortgage Partnership Finance (“MPF”) program, and management's general outlook for the future performance of the Company or the local or national economy. Although forward-looking statements are based on management's current expectations and estimates, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control.  Readers are cautioned not to place undue reliance on such statements as they speak only as of the date they are made.  The Company does not undertake, and disclaims any obligation, to revise or update any forward-looking statements to reflect the occurrence or anticipated occurrence of events or circumstances after the date of this Report, except as required by applicable law.  The Company claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (1) general economic conditions, either nationally, regionally or locally continue to deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services; (2) competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial services industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems; (3) interest rates change in such a way as to reduce the Company's margins;  (4) changes in laws or government rules, or the way in which courts or government agencies interpret or implement those laws or rules, increase our costs of doing business or otherwise adversely affect the Company's business; (5) changes in federal or state tax policy; (6) changes in the level of nonperforming assets and charge-offs; (7) changes in estimates of future reserve requirements based upon relevant regulatory and accounting requirements; (8) changes in consumer and business spending, borrowing and savings habits; (9) proposed changes to the calculation of the Company’s regulatory capital ratios which, among other things, would require additional regulatory capital, phase out the Tier 1 capital treatment for trust preferred securities, change the framework for risk-weighting of assets and require accumulated other comprehensive income to be reflected in regulatory capital; and (10) the effect of and changes in the United States monetary and fiscal policies, including the interest rate policies, regulation of the money supply by the Federal Reserve Board (“FRB”), and adverse changes in the credit rating of U.S. government debt.

NON-GAAP FINANCIAL MEASURES

Under SEC Regulation G, public companies making disclosures containing financial measures that are not in accordance with generally accepted accounting principles in the United States (“US GAAP” or “GAAP”) must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure, as well as a statement of the company’s reasons for utilizing the non-GAAP financial measure.  The SEC has exempted from the definition of non-GAAP financial measures certain commonly used financial measures that are not based on GAAP.  However, two non-GAAP financial measures commonly used by financial institutions, namely tax-equivalent net interest income and tax-equivalent net interest margin, have not been specifically exempted by the SEC, and may therefore constitute non-GAAP financial measures under Regulation G.  We are unable to state with certainty whether the SEC would regard those measures as subject to Regulation G.

Management believes that these non-GAAP financial measures are useful in evaluating the Company’s financial performance and facilitate comparisons with the performance of other financial institutions.  However, that information should be considered supplemental in nature and not as a substitute for related financial information prepared in accordance with GAAP.

OVERVIEW

The Company’s consolidated assets at December 31, 2012 were $575,738,245 compared to $552,905,517 at December 31, 2011, an increase of $22,832,728 or 4.1%.  The growth in assets was attributable to loan growth of $29,205,115, or 7.5% related to an increase in demand for commercial loans and demand for 1-4 family residential loans, spurred by the continued low interest rate environment.  The Company has retained in the loan portfolio some 10 and 15 year fixed rate mortgages to help maintain the relative level of the 1-4 family loans in the overall portfolio, while continuing to sell 30 year mortgage loans in the secondary market to manage interest rate risk.  During the latter part of 2011 and continuing into the first quarter of 2012, when loan demand was weak, excess cash was used to purchase available-for-sale securities.  As loan demand increased throughout 2012, cash was used to fund loan growth, which resulted in a decrease of $25,212,858 in securities available-for-sale from December 31, 2011 to December 31, 2012.  The Company took an opportunity to sell lower yielding bonds to support the loan growth.  The held-to-maturity portfolio, which consists only of municipal investments, increased by $12,163,396 or 41.0%, reflecting management’s competitive pricing strategy.  Deposits increased to $475,496,859 as of December 31, 2012, an increase of $21,103,550 from the prior year end, helping to fund the asset growth.  Contributing to the deposit growth was an increase of $10,210,315, or 16.3%, in the Company’s non-interest bearing account checking accounts, of which $6,878,999 was from business checking accounts.  Other increases were attributable to NOW and savings accounts, an increase of $5,330,690, or 4.3% and $5,932,067, or 10.0% respectively.  A portion of the increase in money market accounts is due to an increase in municipal accounts that are subject to the municipal bidding process each year.  These increases in non-maturing account balances were offset by a decrease in time deposits of $15,935,288, or 11.6%.  The decrease in time deposits is a trend that has been prevalent for several years while rates have been at all time lows. Management believes that the low interest rates being paid on certificates of deposit and other investment products is likely causing some depositors to place their money in non maturing products such as demand and savings accounts while awaiting an improvement in interest rates and market conditions. Another source of funds came from the repurchase agreement program, primarily with commercial customers, which grew $12,504,162, or 57.8% year over year.  During the year, the Company paid off $12,010,000 in long-term borrowings with FHLBB.  One of the $6,000,000 advances was not due until January of 2015 and carried a prepayment fee of $306,338, which was more than offset from realized gains from the sale of securities in the available-for-sale portfolio.  Paying off the borrowing early was a strategic measure to help manage the net interest margin in the prolonged low interest rate environment by lowering interest expense, given the challenge in increasing interest income.

Interest rates have remained at historically low levels for several years causing erosion of yields on earning assets.  However in 2012, the growth in earning assets helped to offset the decreases in average yields on earning assets compared to average yields in 2011.  Average earning assets increased $11,830,200 in 2012 contributing to an increase in tax–equivalent interest income of $74,921 year over year, despite a decrease in yields of 9 basis points.  Management was able to limit the decrease in the average yield on interest earning assets to 9 basis points due to the growth in the loan portfolio which provides higher yields than other assets.  While average interest bearing liabilities increased $8,807,261, the rates paid on these liabilities decreased by 18 basis points resulting in a decrease in interest expense of $713,309.  Contributing to the decrease in the average rate paid on the interest bearing liabilities was the shift of customer funds out of higher yielding CDs to lower yielding demand and savings accounts.  The combined effects of these changes resulted in an increase of $788,230 in tax-equivalent net interest income.  With the recent news from the Federal Open Market Committee (“FOMC”) stating that due to current economic conditions and a subdued outlook for inflation, policy makers are likely to keep interest rates low through late 2015, maintaining current levels of net interest income in future periods will remain a challenge.

Net income for 2012 was $4,400,690, or $0.88 per common share, compared to $3,583,546, or $0.73 per common share in 2011.  Total non-interest income was $6,188,960 in 2012 compared to $5,202,169 in 2011, an increase of 19.0%.  One of the components of non-interest income is income generated from selling loans in the secondary market.  The Federal Reserve’s continued effort to stimulate the real estate market by keeping mortgage interest rates low has provided for several refinancing cycles which continued throughout 2012, exceeding levels in 2011.  Strong mortgage refinancing activity resulted in originations of $46,562,338 in 2012 compared to $40,977,123 in 2011.  The Company reported net gains from the sales of these mortgages of $1,375,689 in 2012 compared to $792,303 in 2011.  This increase accounted for most of the difference in non-interest income year over year.  Also contributing to the difference was the realized gains of $351,301 on sale of securities in the available-for-sale portfolio during 2012.

Non-interest expense in 2012 was $18,866,770 compared to $17,533,082 in 2011, an increase of 7.6%.  The Company recorded one non-recurring expense item in the prepayment fee of $306,338 incurred on the early repayment of the FHLBB advance mentioned above.  The increase in salaries and wages was partially due to normal salary increases as well as an increase in volume based incentives to lenders and bonuses paid to management based on earnings.  Increases in occupancy expense were driven partly by higher costs for depreciation expense and service contracts on software and equipment largely related to supporting new and existing technology.  Upgrades made to the Company’s ATM network continued, including replacement of older machines and upgrading the operating systems for the remaining machines to comply with certain Americans with Disabilities Act requirements.  Decisions to implement new systems are based on improving the customer service experience and efficiencies. The variance in other expenses was driven by an increase in losses on limited partnerships of $696,181, or 145.3%, due to the affect of tax credits of $545,228 taken in 2012.  A decrease was noted in expenses related to the collection of non performing loans of $181,615 year over year, or 42.1%, but offset partially by an increase in expense on other real estate owned of $33,865, or 79.2%.  Decreases were noted in FDIC insurance and amortization of the core deposit intangible from the Company’s 2007 acquisition of LyndonBank.  FDIC insurance expense decreased  $49,397 year over year due to a decrease in the factor used in the insurance premium calculation method implemented in the third quarter of 2011 and the amortization expense of the core deposit intangible decreased $85,216.

Reported losses from external fraud related to debit card transactions were $77,125 in 2012, compared to $70,875 in 2011.  Though the reported fraud losses decreased year over year, the actual losses from this activity in 2012 were $94,556.  During December 2012, many of the Company’s debit card customers were subject to a wide spread cell phone texting fraud event.  Losses from this event totaled $27,431; however the Company maintains insurance coverage for such losses, subject to a deductible of $10,000.  At year end, an insurance claim for $17,431 plus additional expense was pending.  Debit card fraud is generally on the rise and most often results in the financial institution, rather than the customer, the merchant or the processor bearing the loss.

The Company declared dividends of $0.56 per common share in 2012 and 2011.  The Company reported retained earnings of $2,698,200 as of December 31, 2012 compared to $1,151,751 as of December 31, 2011 and total shareholders’ equity of $43,352,575 and $40,918,409 for the same comparison periods.  The Company is committed to remaining a well-capitalized community bank, working to meet the needs of our customers, while providing a fair return to our shareholders.

National economic data suggests that growth in economic activity has paused in recent months, largely due to weather-related disruptions and other temporary factors.  Although employment has continued to expand at a moderate pace, the unemployment rate remains elevated.  The FOMC recently indicated that inflation has been running somewhat below their long run objective, other than effects of fluctuations in energy prices, and longer-term inflation expectations have remained stable.  The committee expects economic growth will proceed at a moderate pace and the unemployment rate will gradually decline.  The FOMC is committed to continue purchasing additional agency mortgage-backed securities and rolling over maturing Treasury securities to maintain downward pressure on long-term interest rates and support the mortgage markets until the labor market improves.

The national economy continues to show signs of a gradual recovery from the recent recession; however the pace of the recovery has been slow.  Spending, production and job market activity indicate the economy is expanding moderately, yet these gains are overshadowed by the recent payroll tax increase, the federal budget sequester and general uncertainty regarding the federal budget deficit and global economic turbulence from the European debt crisis which leaves the economy vulnerable to shocks.  The economic outlook remains uncertain, and close monitoring of economic developments will remain necessary.

More locally, economic indicators in Vermont, such as the unemployment rate and employment by industry, are more positive.  According to the State of Vermont Department of Labor, the annual 2012 unemployment rate in Vermont was 5.0%, more than one half of one percent lower than 2011 and well below the national average of 7.9% for 2012.  According to industry statistics, real estate sales activity increased in 2012 compared to the lows of 2009 through 2010, with a gradual increase in median sale prices across most counties.  New construction remains sluggish with the relative cost of existing homes much less than building construction.  In the farming sector, average milk prices in 2012 exceeded the average price for 2011, however the high cost of fuel and grain continue to squeeze profit margins. Opportunities in this sector appear to be for the organic producers who are still seeing a solid premium and improving demand for their products. Employers in the manufacturing, professional and business services and tourism industries are reporting significant over-the-year increases in employment.  Lack of snowfall during the 2011 through 2012 winter season had a negative impact on hotels, restaurants and convenience stores that rely on those who travel to the area for skiing and snowmobiling.  However tourism activity during the summer and fall foliage season was good with local hotels reporting stable bookings and stronger results for 2012.  The 2012 through 2013 winter season had a slow start, with below average snowfall but recent snowfall has improved, providing plenty of snow for winter activities.  A positive addition to Northern Vermont is a multi-phase expansion project of an Orleans County ski area, where construction of two hotels, a hockey arena, an indoor water park and a golf clubhouse has transformed the ski resort to a year-round indoor and outdoor recreation and wedding destination resort.  This project initially injected nearly $100 million of construction funding into the local economy over the last two years utilizing Federal EB5 program capital from foreign investors.  A second project is well underway to upgrade snowmaking and build hotels at another local ski resort in Caledonia County.  It was recently announced that further investments of EB5 capital are intended to be utilized for several projects in the region including a bio-tech manufacturing and research facility, a window manufacturing plant, a water-front hotel and conference center, a major revitalization project for downtown Newport, and an expansion and improvements to the local airport, with construction to take place between 2013 and 2015.  Separate from the EB5 projects, it was announced recently that a Vermont developer has committed to bringing a Wal-Mart Super Store to Orleans County.  The projects that are underway have created jobs and boosted economic activity in the area.

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

Allowance for Loan Losses - Management believes that the calculation of the allowance for loan losses (“ALL”) is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements.  In estimating the ALL, management considers historical experience as well as other qualitative factors, including the effect of current economic indicators and their probable impact on borrowers and collateral, trends in delinquent and non-performing loans, trends in criticized and classified assets, concentrations of credit, levels of exceptions, and the impact of competition in the market. Management’s estimates used in calculating the ALL may increase or decrease based on changes in these factors, which in turn will affect the amount of the Company’s provision for loan losses charged against current period income.  Actual results could differ significantly from these estimates under different assumptions, judgments or conditions.

Other Real Estate Owned (“OREO”) – Real estate properties acquired through or in lieu of foreclosure or properties no longer used for bank operations, are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Such properties are carried at fair value, which is the market value less estimated cost of disposition, i.e. sales commissions and costs associated with the sale.  Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a Market Value Analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation.  Under recent and current market conditions, and periods of declining market values, the Company will generally obtain a new appraisal or evaluation.  Any write-down based on the asset's fair value at the date of acquisition or institution of foreclosure is charged to the allowance for loan losses. After acquisition through or in lieu of foreclosure, these assets are carried at their new cost basis.  Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred.  Appraisals, by an independent, qualified appraiser, are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are less vulnerable to market conditions.  Subsequent write-downs are recorded as a charge to other expense.  Gains or losses on the sale of such properties are included in income when the properties are sold.

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

Investment Securities - Management performs quarterly reviews of individual debt and equity securities in the investment portfolio to determine whether a decline in the fair value of a security is other than temporary. A review of other-than-temporary impairment requires management to make certain judgments regarding the materiality of the decline and the probability, extent and timing of a valuation recovery, the Company’s intent to continue to hold the security and, in the case of debt securities, the likelihood that the Company will not have to sell the security before recovery of its cost basis.  Management assesses fair value declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition and business prospects, or to market-related or other external factors, such as interest rates, and in the case of debt securities, the extent to which the impairment relates to credit losses of the issuer, as compared to other factors.  Declines in the fair value of securities below their cost that are deemed to be other than temporary, and declines in fair value of debt securities below their cost that are related to credit losses, are recorded in earnings as realized losses.  The non-credit loss portion of an other than temporary decline in the fair value of debt securities below their cost basis (generally, the difference between the fair value and the estimated net present value of expected future cash flows from the debt security) is recognized in other comprehensive income as an unrealized loss.

 Mortgage Servicing Rights - Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are required to be initially capitalized at fair value and subsequently accounted for using the “fair value method” or the “amortization method”. Capitalized mortgage servicing rights are included in other assets in the consolidated balance sheets and are initially recorded at estimated fair value on the acquisition date. Mortgage servicing rights are amortized into non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets. The value of capitalized servicing rights represents the estimated present value of the future servicing fees arising from the right to service loans in the portfolio. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of estimated fair value compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as amortization of other assets.  Subsequent improvement (if any) in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment. Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Factors that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  The Company analyzes and accounts for the value of its servicing rights with the assistance of a third party consultant.

Goodwill - Management utilizes numerous techniques to estimate the value of various assets held by the Company, including methods to determine the appropriate carrying value of goodwill.  Goodwill from a purchase acquisition, such as the Company’s 2007 acquisition of LyndonBank, is subject to ongoing periodic impairment tests, which include an evaluation of the ongoing assets, liabilities and revenues from the acquisition and an estimation of the impact of business conditions.

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

RESULTS OF OPERATIONS

The Company’s net income of $4,400,690 for the year ended December 31, 2012 increased $817,144 or 22.8% from net income of $3,583,546 for the year ended December 31, 2011, resulting in earnings per common share of $0.88 and $0.73, respectively.  An increase of $790,277 or 4.6% is noted in net interest income for 2012 compared to 2011.  Interest income increased $76,968 or 0.3% in 2012, while interest expense decreased $713,309 or 12.8%.  The modest increase in interest income together with the significant decrease in interest expense are both attributable to the low interest rate environment which continues to put pressure on the net interest spread and net interest margin.  Non-interest income increased $986,791 or 19.0%, and non-interest expense increased $1,333,688 or 7.6%.  Income from the sale of loans to the secondary market accounted for a major portion of the increase in non-interest income with figures of $1,827,045 for 2012 compared to $1,337,100 for 2011.  This translates to an increase of $489,945 or 36.6% year over year.  The Company sold investments from its available-for-sale (“AFS”) portfolio, including its Fannie Mae preferred stock, resulting in an overall gain of $351,301 for 2012 compared to no gains in 2011.  Salaries and wages increased $337,438 or 5.8%, while a decrease of $60,364 or 2.8% is noted in employee benefits. Year over year decreases in FDIC insurance expense and amortization of the core deposit intangible were $49,397 or 11.2% and $85,217 or 20.0%, respectively.  Other expenses increased $657,209 or 11.8% year over year with a substantial portion of the increase attributable to a prepayment fee of $306,338 on the early prepayment of a higher cost $6.0 million advance from FHLBB and an increase of $695,831 in losses on limited partnerships.  These increases were partially offset by a decrease of $181,615 or 42.1% in collection and non-accruing loan expenses and $57,428 or 73.2% in other taxes.

Return on average assets (“ROA”), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity (“ROE”), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

	December 31,
	2012	2011	2010

Return on Average Assets	0.79%	0.66%	0.76%
Return on Average Equity	10.44%	8.91%	10.43%
Dividend Payout Ratio (1)	63.64%	76.71%	58.54%
Average Equity to Average Assets Ratio	7.53%	7.43%	7.26%

(1) Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and balance sheet data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

Years Ended December 31,	2012	2011	2010	2009	2008

Operating Data
Total interest income	$22,821,331	$22,744,363	$23,686,983	$24,119,272	$27,087,650
Total interest expense	4,882,319	5,595,628	6,527,737	7,684,480	10,503,016
Net interest income	17,939,012	17,148,735	17,159,246	16,434,792	16,584,634

Provision for loan losses	1,000,000	1,000,000	1,016,668	625,004	499,163
Net interest income after
provision for loan losses	16,939,012	16,148,735	16,142,578	15,809,788	16,085,471

Non-interest income	6,188,960	5,202,169	5,641,302	5,656,433	4,036,325
Non-interest expense	18,866,770	17,533,082	17,282,150	18,033,678	18,245,072
Income before income taxes	4,261,202	3,817,822	4,501,730	3,432,543	1,876,724
Applicable income tax (benefit)
expense (1)	(139,488)	234,276	555,722	(315,319)	(324,622)

Net income	$4,400,690	$3,583,546	$3,946,008	$3,747,862	$2,201,346

Balance Sheet Data

Net loans	$413,734,575	$384,792,788	$387,630,511	$378,656,376	$362,459,591
Total assets	575,738,245	552,905,517	545,932,649	505,287,097	487,799,232
Total deposits	475,496,859	454,393,309	438,192,263	418,785,730	402,240,780
Borrowed funds	6,000,000	18,010,000	33,010,000	13,411,000	12,572,000
Total liabilities	532,385,670	511,987,108	506,804,980	468,397,259	452,526,340
Total shareholders' equity	43,352,575	40,918,409	39,127,669	36,889,838	35,272,892

Per Common Share Data

Earnings per common share	$0.88	$0.73	$0.82	$0.79	$0.46
Dividends declared per common
share	$0.56	$0.56	$0.48	$0.48	$0.68
Book value per common shares
outstanding	$8.49	$8.13	$7.92	$7.56	$7.33
Weighted average number of
common shares outstanding	4,769,645	4,674,806	4,584,145	4,504,943	4,430,657
Number of common shares
outstanding	4,812,925	4,728,161	4,624,514	4,549,812	4,469,105

(1) Applicable income tax expense (benefit) above includes the income tax effect, assuming a 34% tax rate, on securities gains which totaled $119,442 in 2012, $0 in 2011 and 2010, $160,159 in 2009, and $0 in 2008.

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

Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $41,865,555, $29,702,159 and $37,440,714, at December 31, 2012, 2011 and 2010, respectively.

The following table provides the reconciliation between net interest income presented in the statements of income and the tax equivalent net interest income presented in the table immediately following for each of the last three years.

For the Years Ended December 31,	2012	2011	2010
	(Dollars in Thousands)

Net interest income as presented	$17,939	$17,149	$17,159
Effect of tax-exempt income	511	513	662
Net interest income, tax equivalent	$18,450	$17,662	$17,821

The following table presents average earning assets and average interest-bearing liabilities supporting earning assets.  Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield for the last three years.

	For the Years Ended December 31,
	2012			2011			2010
			Average			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets

Loans (1)	$403,681	$21,203	5.25%	$391,330	$21,243	5.43%	$387,268	$21,976	5.67%
Taxable investment securities	57,571	533	0.93%	32,904	357	1.09%	22,681	344	1.52%
Tax-exempt investment securities	40,058	1,504	3.75%	35,627	1,510	4.24%	48,031	1,945	4.05%
Sweep and interest earning accounts	3,881	10	0.27%	33,267	73	0.22%	15,205	19	0.12%
Other investments (4)	4,464	82	1.85%	4,696	75	1.61%	975	65	6.67%
Total	$509,655	$23,332	4.58%	$497,824	$23,258	4.67%	$474,160	$24,349	5.14%

Interest-Bearing Liabilities

NOW	$110,752	$348	0.31%	$110,725	$469	0.42%	$86,976	$431	0.50%
Money market accounts	79,659	788	0.99%	72,476	757	1.04%	66,698	918	1.38%
Savings deposits	64,908	103	0.16%	60,285	110	0.18%	56,027	164	0.29%
Time deposits	132,571	2,170	1.64%	141,397	2,728	1.93%	149,528	3,246	2.17%
Federal funds purchased and other borrowed funds	20,245	290	1.43%	19,095	350	1.83%	33,806	547	1.62%
Repurchase agreements	26,383	144	0.55%	21,725	142	0.65%	19,427	179	0.92%
Capital lease obligations	802	65	8.10%	810	66	8.12%	854	69	8.08%
Junior subordinated debentures	12,887	974	7.56%	12,887	974	7.56%	12,887	974	7.56%
Total	$448,207	$4,882	1.09%	$439,400	$5,596	1.27%	$426,203	$6,528	1.53%

Net interest income		$18,450			$17,662			$17,821
Net interest spread (2)			3.49%			3.40%			3.61%
Net interest margin (3)			3.62%			3.55%			3.76%

(1)
Included in gross loans are non-accrual loans with an average balance of $6,311,031, $5,715,680 and $4,426,331 for the years ended December 31, 2012, 2011 and 2010, respectively.  Loans are stated before deduction of unearned discount and allowance for loan losses.

(2)	Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average earning assets.

(4)
Included in other investments is the Company’s FHLBB Stock with an average balance of $3,488,914 and $3,720,400, respectively, for 2012 and 2011, and a payout rate of approximately 0.48% per quarter in 2012 and 0.30% in 2011.  The FHLBB Stock was not included in 2010 interest-earning assets presented in the table as the FHLBB had suspended all dividend payments throughout the year.

Interest income from loans of $21,203,038 accounts for 90.9% of total tax-equivalent interest income for 2012 compared to $21,242,577 or 91.3% for 2011 and $21,975,775 or 90.3% for 2010, with average yields of 5.25%, 5.43% and 5.67%, respectively. The average volume of loans increased $12,350,376, or 3.2% from 2011 to 2012 and $4,062,786 or 1.1% from 2010 to 2011, while the average rate earned on these assets decreased 18 basis points from 2011 to 2012 and 24 basis points from 2010 to 2011 reflecting the prevailing low interest rate environment in both comparison periods. The average volume of taxable investments increased $24,666,478 from 2011 to 2012 and $10,222,943 from 2010 to 2011, resulting in increases of $175,581 and $13,841, respectively, in interest income on taxable investment securities despite a decline of 16 basis points and 42 basis points, respectively, in average yield.  During the fourth quarter of 2011 and into the first quarter of 2012, the Company redeployed a substantial portion of the money held in its account at the Federal Reserve Bank of Boston (FRBB) to purchase taxable investments that earned a slightly better rate than the FRBB account.  However, yields still remain low on these investments, contributing to the overall decrease in the average yield.  Sweep and interest earning assets consist primarily of excess funds held in the Company’s account at the FRBB.  The average volume of these earning assets decreased from $33,267,247 to $3,880,952 from 2011 to 2012 to help fund loan growth.  The average volume of these investments increased $18,062,458 from 2010 to 2011, while the average rate paid increased 10 basis points.  During this period, the FRBB began paying interest to financial institutions on balances left in their accounts overnight at a slightly higher rate than that of the Company’s other correspondent banks, causing the Company to leave the funds in this account rather than selling the funds overnight to the other correspondent banks.

Interest expense on time deposits represents 44.4% of total interest expense for 2012, compared to 48.8% for 2011, and 49.7% for 2010, with interest expense totaling $2,169,578, $2,728,478 and $3,246,174, respectively, and average rates paid of 1.64%, 1.93% and 2.17%, respectively.  The average volume of time deposits decreased $8,826,701 or 6.2% from 2011 to 2012 and $8,131,352 or 5.4% from 2010 to 2012, and the average rate paid on such deposits decreased 29 basis points and 24 basis points, respectively.  Increases are noted in the average volumes of other components of interest-bearing liabilities, with money market accounts reporting the largest increase of $7,182,536 or 9.9% in average volume, followed by repurchase agreements with an increase of $4,658,249 or 21.4% from 2011 to 2012 while, in the 2010 to 2011 comparison period NOW accounts reported the largest increase of $23,748,720 or 27.3%, followed by money market funds with an increase of $5,778,490 or 8.7%. The average rate paid on money market accounts decreased throughout the comparison periods to 0.99% for 2012 compared to 1.04% for 2011, and 1.38% for 2010.

Overall, during 2012, the average yield on interest-earning assets decreased less than the average rate paid on interest-bearing liabilities, causing the net interest spread to increase nine basis points to 3.49% for 2012, compared to last year’s net interest spread of 3.40%.  During 2011, the prolonged low-rate environment was a significant factor to the decrease in the net interest spread of 21 basis points, with a spread of 3.40% for 2011, compared to 3.61% for 2010.

The following table summarizes the variances in income for the years 2012, 2011 and 2010 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid compared to the prior year.

Changes in Interest Income and Interest Expense

	2012 vs. 2011			2011 vs. 2010
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans	$(711)	$671	$(40)	$(963)	$230	$(733)
Taxable investment securities	(93)	269	176	(142)	155	13
Tax-exempt investment securities	(194)	188	(6)	91	(526)	(435)
Sweep and interest earning accounts	16	(79)	(63)	32	22	54
Other investments	11	(4)	7	(238)	248	10
Total	$(971)	$1,045	$74	$(1,220)	$129	$(1,091)

Average Interest-Bearing Liabilities
NOW	$(121)	$0	$(121)	$(81)	$119	$38
Money market accounts	(44)	75	31	(241)	80	(161)
Savings deposits	(15)	8	(7)	(67)	13	(54)
Time deposits	(413)	(145)	(558)	(361)	(157)	(518)
Federal funds purchased and other borrowed funds	(81)	21	(60)	72	(269)	(197)
Repurchase agreements	(28)	30	2	(58)	21	(37)
Capital lease obligations	0	(1)	(1)	1	(4)	(3)
Total	$(702)	$(12)	$(714)	$(735)	$(197)	$(932)

Changes in net interest income	$(269)	$1,057	$788	$(485)	$326	$(159)

(1)	Items which have shown a year-to-year increase in volume have variances allocated as follows:

Variance due to rate = Change in rate x new volume
Variance due to volume = Change in volume x old rate

Items which have shown a year-to-year decrease in volume have variances allocated as follows:

Variance due to rate = Change in rate x old volume
Variance due to volume = Change in volume x new rate

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income increased $986,791 or 19.0% to $6,188,960 in 2012 from $5,202,169 in 2011.  Secondary market residential mortgage sales volume was higher in 2012 compared to 2011 with originations of loans sold to the secondary market of $46,562,338 in 2012 compared to $40,977,123 in 2011.  This resulted in a year over year increase in income from sold loans of $489,945 or 36.6%.  In 2012, the Company recorded gains through the sale of investments in its AFS portfolio of $351,301, with no gains recorded in 2011, significantly contributing to the increase in non-interest income year over year.  Other income from loans increased $177,295 or 24.5% from 2011 to 2012 due in part in an increase in loan activity both in the commercial and residential loan portfolios.  Other income decreased $40,295 or 5.0% from 2011 to 2012, due in part to a decrease of $45,452 or 32.6% in foreign exchange income and a decrease of $34,983 or 41.2% in income earned from insurance companies through the sale of credit life and disability insurance.  These decreases were offset in part by an increase of $38,948 or 63.4% in income from the Company’s Supplemental Employee Retirement Program (“SERP”).

Non-interest Expense: The Company's non-interest expense increased 7.6% to $18,866,770 for 2012 compared to $17,533,082 for 2011.  Salaries increased $337,438 or 5.8% and occupancy expense increased $227,681 or 7.4% for 2012 compared to 2011.  The Company chose to prepay a higher rate borrowing with the FHLBB, resulting in prepayment fees totaling $306,338, which contributed to the increase in non-interest expense year over year.  Other expenses increased $657,209 or 11.8% from $5,587,304 in 2011 to $6,244,513 in 2012.  The components of other expenses noting substantial increases were losses on limited partnerships with an increase of $695,831 or 145.2% and expenses related to OREO properties with an increase of $66,216 or 259.1%.  The Company experienced an increase in OREO activity and the related expenses during 2012 accounting for the increase in these expenses.  A decrease of $181,615 or 42.1% is noted in collection and non-accrual loan expense, which coincides with the increase in OREO expense for 2012.  Other decreases include $49,397 or 11.2% in FDIC insurance premiums and $85,217 or 20% in the amortization expense related to the Company’s core deposit intangible from the LyndonBank acquisition (see Note 6).

Total losses relating to various limited partnership investments for affordable housing in our market area constitute a notable portion of other expenses.  These losses amounted to $1,175,177 or 18.8% of other expenses for 2012 compared to $479,346 or 8.6% of other expenses in 2011. These investments provide tax benefits, including tax credits, and are designed to yield a return of between 8% and 10%. The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit.  The carrying values of the limited partnerships were $2,808,551 and $3,769,898, at December 31, 2012 and 2011, respectively.

The tax credit from the Company’s New Markets Tax Credit (“NMTC”) investment was $170,750 for each of the years ended December 31, 2012 and 2011, with an amortization expense of $39,662 and $136,518, respectively, for the years ended December 31, 2012 and 2011.  The carrying value of this investment was $785,080 at December 31, 2012 and $824,742 at December 31, 2011, and is recorded in other assets.

APPLICABLE INCOME TAXES

The provision for income taxes decreased from a tax expense of $234,276 in 2011 to a tax benefit of $139,488 in 2012, a decrease of $373,764 or 159.5%. Income before taxes increased $443,380 or 11.6% for 2012 compared to 2011.  The decrease in income tax expense is due entirely to the tax credits relating to the Company’s affordable housing and NMTC investments.

CHANGES IN FINANCIAL CONDITION

The following discussion refers to the volume of average assets, liabilities and shareholders’ equity in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity” on the following page.

Average assets increased $19.2 million or 3.5% from December 31, 2011 to December 31, 2012.  The average volume of loans increased $12.4 million or 3.2%, due in part to the prevailing low-rate interest environment throughout the comparison periods.  The interest-bearing balance at the FRBB makes up the entire average volume of federal funds sold and overnight deposits in 2012 and 2011.  Although the interest rate earned on the FRBB account was higher than the federal funds sold rates at other financial institutions, the yields on U.S government sponsored enterprise securities (carried in the Company’s taxable investment portfolio) was more favorable, causing the Company to shift its balances into these funds.  As a result, the average volume of federal funds sold and overnight deposits decreased $29.4 million or 88.4%, while the average volume of taxable investments increased $24.6 million or 74.5%.  The average volume of the tax-exempt portfolio increased $4.4 million or 12.4% year over year.  The tax-exempt portfolio is made up of local municipal accounts and through competitive pricing strategies the Company was able to bring on new relationships throughout 2012.

Average liabilities increased $17.2 million or 3.4% from December 31, 2011 to December 31, 2012.  The average volume of time deposits decreased $8.8 million or 6.2% from 2011 to 2012.  The average volume of all other deposits increased with demand deposits increasing $7.9 million in average volume or 13.5% and money market funds increasing $7.2 million or 9.9% year over year, accounting for the two largest increases within the deposit accounts.  The average volume of savings accounts increased $4.6 million or 7.7% and repurchase agreements increased $4.7 million or 21.4%.  The increase in the average volume of money market funds is attributable to new municipal customers and the increase in the average volume of repurchase agreements is attributable to new commercial customer relationships originated during 2012 and the latter part of 2011.  The insured cash sweep account (“ICS”) that the Company started offering in 2010 has gained in popularity, increasing in average volume from $9.2 million in 2011 to $12.1 million in 2012, which further supports the increase in money market funds during 2012.  The Company strives to keep its core customers but is not placing much emphasis on attracting rate shoppers as it has sufficient liquidity to meet reasonably foreseeable loan demand and other requirements.

The following table provides a visual comparison of the breakdown of average assets and average liabilities as well as average shareholders' equity for the comparison periods.

Distribution of Assets, Liabilities and Shareholders' Equity

	Year ended December 31,
	2012		2011		2010
	Balance	%	Balance	%	Balance	%
Average Assets	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$9,660	1.72%	$3,907	0.72%	$3,588	0.69%
Federal funds sold and overnight deposits	3,881	0.69%	33,267	6.15%	15,205	2.92%
Taxable investment securities (1)	57,662	10.29%	33,040	6.11%	22,739	4.36%
Tax-exempt investment securities (1)	40,058	7.15%	35,627	6.59%	48,031	9.22%
Other securities (1)	4,077	0.73%	4,309	0.80%	3,989	0.77%
Total investment securities	101,797	18.17%	72,976	13.50%	74,759	14.35%
Gross loans	403,681	72.06%	391,330	72.33%	387,268	74.32%
Reserve for loan losses and net deferred
costs	(4,000)	-0.71%	(3,876)	-0.72%	(3,655)	-0.70%
Bank premises and equipment	12,501	2.23%	12,749	2.36%	13,118	2.52%
Other real estate owned	665	0.12%	376	0.07%	919	0.18%
Investment in Capital Trust	387	0.07%	387	0.07%	332	0.06%
Bank owned life insurance	4,121	0.74%	3,993	0.74%	3,869	0.74%
Core deposit intangible	1,529	0.27%	1,909	0.35%	2,383	0.46%
Goodwill	11,574	2.07%	11,574	2.14%	11,574	2.22%
Other assets	14,396	2.57%	12,438	2.29%	11,699	2.24%
Total average assets	$560,192	100%	$541,030	100%	$521,059	100%

Average Liabilities
Demand deposits	$66,242	11.82%	$58,388	10.79%	$54,115	10.39%
NOW	110,752	19.77%	110,725	20.47%	86,976	16.69%
Money market funds	79,659	14.22%	72,476	13.40%	66,698	12.80%
Savings	64,908	11.59%	60,285	11.14%	56,027	10.75%
Time deposits	132,571	23.67%	141,397	26.13%	149,528	28.70%
Total average deposits	454,132	81.07%	443,271	81.93%	413,344	79.33%

Federal funds purchased and other borrowed
funds	20,245	3.61%	19,095	3.53%	33,806	6.49%
Repurchase agreements	26,383	4.71%	21,725	4.02%	19,427	3.73%
Junior subordinated debentures	12,887	2.30%	12,887	2.38%	12,887	2.47%
Other liabilities	4,376	0.78%	3,835	0.71%	3,778	0.72%
Total average liabilities	518,023	92.47%	500,813	92.57%	483,242	92.74%

Average Shareholders' Equity
Preferred stock	2,500	0.45%	2,500	0.46%	2,500	0.48%
Common stock	12,399	2.21%	12,168	2.25%	11,919	2.29%
Additional paid-in capital	27,634	4.93%	26,980	4.98%	26,299	5.05%
Retained earnings (accumulated deficit)	1,986	0.36%	1,052	0.19%	(397)	-0.08%
Less: Treasury stock	(2,623)	-0.47%	(2,623)	-0.48%	(2,623)	-0.50%
Accumulated other comprehensive income (1)	273	0.05%	140	0.03%	119	0.02%
Total average shareholders' equity	42,169	7.53%	40,217	7.43%	37,817	7.26%
Total average liabilities and shareholders'
equity	$560,192	100%	$541,030	100%	$521,059	100%

(1)
In accordance with accounting for investments, securities classified as held-to-maturity are carried at book value and securities classified as available-for-sale are carried at fair value with the unrealized gain (loss), net of applicable income taxes, reported as a net amount in accumulated other comprehensive income.  The Company does not carry securities classified as trading.

CERTAIN TIME DEPOSITS

Increments of maturity of time certificates of deposit of $100,000 or more outstanding on December 31, 2012 are summarized as follows:

Maturity

3 months or less	$6,272,351
Over 3 through 6 months	7,708,827
Over 6 through 12 months	7,598,368
Over 12 months	22,649,924
Total	$44,229,470

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages the Company’s interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk.  The Company's Asset/Liability Management Committee (“ALCO”) is made up of the Executive Officers and all the Vice Presidents of the Bank.  The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity and various business strategies. The ALCO meets monthly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk.  In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved and periodically reviewed by the Company’s Board of Directors.  The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet.

Interest rate risk represents the sensitivity of earnings to changes in market interest rates.  As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting net interest income (“NII”), the primary component of the Company’s earnings.  Fluctuations in interest rates can also have an impact on liquidity.  The ALCO uses an outside consultant to perform rate shock simulations to the Company's net interest income, as well as a variety of other analyses.  It is the ALCO’s function to provide the assumptions used in the modeling process.  The ALCO utilizes the results of this simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes.  The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet.  Furthermore, the model simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing a flattening yield curve as well. This sensitivity analysis is compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 basis point (“bp”) shift upward and a 100 bp shift downward in interest rates.  The analysis also provides a summary of the Company's liquidity position. Furthermore, the analysis provides testing of the assumptions used in previous simulation models by comparing the projected NII with actual NII.  The asset/liability simulation model provides management with an important tool for making sound economic decisions regarding the balance sheet.

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

The following reflects the Company's NII sensitivity analysis over one-year and two-year horizons, assuming a parallel shift of the yield curve as of December 31, 2012.

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-0.80%	Down 100 basis points	-7.70%
Up 200 basis points	4.30%	Up 200 basis points	11.00%

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

Credit Risk - As a financial institution, one of the primary risks the Company manages is credit risk, the risk of loss stemming from borrowers’ failure to repay loans or inability to meet other contractual obligations.  The Company’s Board of Directors prescribes policies for managing credit risk, including loan, appraisal and environmental policies.  These policies are supplemented by comprehensive underwriting standards and procedures.  The Company maintains a credit administration department whose function includes credit analysis and monitoring of and reporting on the status of the loan portfolio, including delinquent and non-performing loan trends. The Company also monitors concentration of credit risk in a variety of areas, including portfolio mix, the level of loans to individual borrowers and their related interest, loans to industry segments, and the geographic distribution of commercial real estate loans. Loans are reviewed periodically by an independent loan review firm in order to assure accuracy of the Company's internal risk ratings and compliance with various internal policies and procedures and regulatory guidance.

The residential mortgage portfolio is the largest segment of the loan portfolio and as a result of the severity and depth of the recent recession and slow economic recovery it has recently seen the greatest degree of collection and foreclosure activity and losses. The Company however, has not experienced delinquencies and losses to the extent of national peers as the Company maintains a mortgage loan portfolio of traditional mortgage products and has not engaged in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. While real estate values have declined in the Company’s market area, the sound underwriting standards historically employed by the Company have mitigated the trends in defaults and property surrenders experienced elsewhere.  Residential mortgages with loan-to-values exceeding 80% are generally covered by private mortgage insurance (“PMI”).  A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated.  Junior lien home equity products make up 22% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%.  The residential mortgage portfolio has had satisfactory performance in light of the depth of the recent recession and the slow recovery.

Risk in the Company’s commercial and commercial real estate loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the U.S. Small Business Administration and USDA Rural Development. At December 31, 2012, the Company had $24,676,611 in guaranteed loans with guaranteed balances of $19,787,843, compared to $28,077,575 in guaranteed loans with guaranteed balances of $22,885,794 at December 31, 2011.

The Company’s strategy is to continue growing the commercial and commercial real estate portfolios. Consistent with management’s strategic focus on commercial lending, the Company saw increases in commercial real estate and commercial and industrial loans over the past year. Growth in the residential mortgage first lien portfolio during 2012 resulted from the Company holding rather than selling most of its 10 and 15 year fixed rate residential mortgage originations, with strong volume driven by the low interest rate environment and related refinancing activity.

The following table reflects the composition of the Company's loan portfolio as of December 31,

Composition of Loan Portfolio (1)

	2012		2011		2010		2009		2008
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)
Real estate loans
Construction & land
development	$12,751	3.05%	$12,589	3.24%	$19,126	4.89%	$16,869	4.41%	$15,204	4.15%
Farm land	9,321	2.23%	10,223	2.63%	10,556	2.70%	10,039	2.63%	8,534	2.33%
1-4 Family residential -
1st lien	171,115	40.95%	159,536	41.04%	166,475	42.53%	169,476	44.33%	166,178	45.41%
Jr lien	47,029	11.25%	45,887	11.81%	47,360	12.10%	46,982	12.29%	47,101	12.87%
Commercial	117,736	28.18%	109,458	28.16%	103,813	26.52%	97,620	25.54%	88,547	24.19%
Loans to finance
agricultural production	2,590	0.62%	1,282	0.33%	1,158	0.29%	952	0.25%	884	0.24%
Commercial & industrial	46,694	11.17%	38,232	9.84%	29,887	7.63%	26,496	6.93%	23,307	6.37%
Consumer	10,642	2.55%	11,465	2.95%	13,058	3.34%	13,825	3.62%	16,239	4.44%

Gross loans	417,877	100%	388,672	100%	391,433	100%	382,259	100%	365,994	100%

Less:
Allowance for loan losses
and deferred net loan costs	(4,143)		(3,880)		(3,802)		(3,603)		(3,534)
Net loans	$413,735		$384,792		$387,631		$378,656		$362,460

(1) Includes loans held for sale

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2012.

Maturity Schedule

	Fixed Rate Loans				Variable Rate Loans
	Within	2 - 5	After		Within	2 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land
development	$2,484	$193	$4,018	$6,695	$3,636	$2,420	$0	$6,056
Secured by farm land	324	187	1,824	2,335	3,359	3,567	60	6,986
Commercial real estate	2,698	4,666	7,023	14,387	49,475	46,585	7,289	103,349
Loans to finance agricultural
production	18	292	0	310	2,138	142	0	2,280
Commercial & industrial	5,069	8,697	2,799	16,565	26,357	3,772	0	30,129

Total	$10,593	$14,035	$15,664	$40,292	$84,965	$56,486	$7,349	$148,800

The Company began experiencing increasing delinquencies and collection activity in 2008 when the most recent economic downturn began. The slow recovery has resulted in prolonged work through of some of these delinquencies and problem loans. The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure. During the same period the Company experienced increasing trends in the levels of non-performing loans and criticized and classified assets, which is consistent with the length and depth of the economic recession and the slow recovery. During 2009 the Company had carried the maximum qualitative factor adjustment for weak economic conditions and is now slowly decreasing that factor as the recovery progresses. With the economic recovery continuing, the levels of both Group B (Management Involved) and Group C (Unacceptable Risk) loans (as defined in Note 3 to the Company’s unaudited interim consolidated financial statements) have shown gradual improvement and thus the factors for trends in delinquency and non-accrual loans and criticized and classified have also been gradually decreased. Alternatively, qualitative factors have been increased to account for growth in the loan portfolio.

The Company’s non-performing assets decreased $3.1 million or 33.1% for 2012 compared to 2011, while they increased in all prior comparison periods year over year beginning with an increase of $2.3 million or 32.7% for 2011 compared to 2010, $1.8 million or 35.9% for 2010 compared to 2009, and $2.6 million or 101.7% for 2009 compared to 2008.  The decrease from 2011 to 2012 is attributable to both improvement in economic conditions and the resolution of numerous problem loans.  Those resolutions included completion of the foreclosure process, recognition of government loan guarantee claims receivable, borrower repayment or in limited circumstances, the transition of loans to performing accrual status. The non-performing loan increase for 2011 was attributable in large part to an increase in non-accrual commercial real estate loans. Two commercial real estate loans to one borrower totaling just over $1.0 million moved into non-accrual as a result of diminished cash flow due to the devastation caused by Tropical Storm Irene.  Four other commercial real estate loan relationships moved into non-performing status as a result of the inability to weather the economic recession.

Commercial and commercial real estate loans are generally placed on non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more. However, such a loan need not be placed on non-accrual status if it is both well secured and in the process of collection.  Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case-by-case basis.  The Company obtains current property appraisals or market value analyses and considers the cost to carry and sell collateral in order to assess the level of specific allocations required. Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due. When a loan is placed in non-accrual status, the Company's policy is to reverse the accrued interest against current period income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months.  Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan principal balance.  Deferred taxes are calculated monthly, based on interest amounts that would have accrued through the normal accrual process.  As of December 31, for each respective year, this interest amounted to $223,665 for 2012, $294,034 for 2011, $235,602 for 2010, $117,575 for 2009, and $72,954 for 2008.

Non-performing assets were made up of the following:
Non-Performing Assets

December 31,	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Accruing loans past due 90 days or more:
Commercial & industrial	$0	$60	$29	$0	$0
Commercial real estate	54	99	95	0	0
Residential real estate - 1st lien	282	969	1,055	436	216
Residential real estate - Jr. lien	42	111	140	102	29
Consumer	1	1	38	20	2
Total past due 90 days or more	379	1,240	1,357	558	247

Non-accrual loans:
Commercial & industrial	597	1,067	61	201	470
Commercial real estate	1,892	3,714	1,146	1,161	120
Residential real estate - 1st lien	1,928	2,704	2,831	2,482	944
Residential real estate - Jr. lien	338	464	388	0	311
Consumer	0	0	0	0	274
Total non-accrual loans	4,755	7,949	4,426	3,844	2,119

Total non-accrual and past due loans	5,134	9,189	5,783	4,402	2,366
Other real estate owned	1,075	90	1,210	743	185
Total non-performing assets	$6,209	$9,279	$6,993	$5,145	$2,551

Percent of gross loans	1.49%	2.39%	1.79%	1.35%	0.70%
Reserve coverage of non-performing assets	69.45%	41.89%	53.31%	67.07%	126.73%

Non-performing loans as of December 31, 2012 includes approximately 43% residential first mortgages, 7% junior lien home equity loans, 38% commercial real estate and 12% in commercial loans not secured by real estate, compared to 40%, 6%, 42%, and 12% respectively at December 31, 2011.

The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

The Company’s OREO portfolio totaling $1,074,705 at December 31, 2012 consisted of two commercial properties and two single family residential properties and one vacation home.  During 2012 the Company sold $310,000 of OREO acquired during 2012. During January of 2013 two of the single family homes were sold reducing the OREO portfolio to $879,705.

Allowance for loan losses and provisions - The Company maintains an allowance for loan losses (allowance) at a level that management believes is appropriate to absorb losses inherent in the loan portfolio (See Critical Accounting Policies). Although the Company, in establishing the allowance, considers the inherent losses in individual loans and pools of loans, the allowance is a general reserve available to absorb all credit losses in the loan portfolio.  No part of the allowance is segregated to absorb losses from any particular loan or class of loans.

When establishing the allowance each quarter the Company applies a combination of historical loss factors and qualitative factors to loan classes including residential first and junior lien mortgages, commercial real estate, commercial and industrial, and consumer loan portfolios. No changes were made to the allowance methodology during 2012. The Company will shorten or lengthen its look back period for determining average portfolio historical loss rates as the economy either contracts or expands; during a period of economic contraction a shortening of the look back period may more conservatively reflect the current economic climate. The highest loss rates experienced for the look back period are applied to the various segments in establishing the allowance.

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

The adequacy of the allowance is reviewed quarterly by the risk management committee of the Board of Directors and then presented to the full Board of Directors for approval.

The following table summarizes the Company's loan loss experience for each of the last five years.

Summary of Loan Loss Experience

December 31,	2012	2011	2010	2009	2008
	(Dollars in Thousands)

Loans outstanding, end of year	$417,877	$388,672	$391,433	$382,259	$365,994
Average loans outstanding during year	$403,681	$391,330	$387,268	$370,527	$358,127
Non-accruing loans, end of year	$4,755	$7,949	$4,426	$3,844	$1,845
Non-accruing loans, net of government guarantees	$3,537	$5,385	$3,382	$3,809	$1,800

Allowance, beginning of year	$3,887	$3,728	$3,451	$3,233	$3,026
Loans charged off:
Residential real estate - 1st lien	(246)	(522)	(512)	(86)	(162)
Residential real estate - Jr. lien	(136)	(97)	(54)	(24)	0
Commercial real estate	(58)	(197)	(149)	(80)	(16)
Commercial & industrial	(159)	(22)	(32)	(140)	(109)
Consumer	(97)	(103)	(106)	(146)	(115)
Total	(696)	(941)	(853)	(476)	(402)
Recoveries:
Residential real estate - 1st lien	6	43	28	2	7
Residential real estate - Jr lien	2	0	2	0	0
Commercial real estate	52	8	8	18	2
Commercial & industrial	29	13	42	12	21
Consumer	32	36	33	37	80
Total	121	100	113	69	110

Net loans charged off	(575)	(841)	(740)	(407)	(292)
Provision charged to income	1,000	1,000	1,017	625	499
Allowance, end of year	$4,312	$3,887	$3,728	$3,451	$3,233

Net charge offs to average loans outstanding	0.14%	0.21%	0.19%	0.11%	0.08%
Provision charged to income as a percent
of average loans	0.25%	0.26%	0.26%	0.17%	0.14%
Allowance to average loans outstanding	1.07%	0.99%	0.96%	0.93%	0.90%
Allowance to non-accruing loans	90.68%	48.90%	84.23%	89.78%	175.23%
Allowance to non-accruing loans net of
government guarantees	121.91%	72.18%	110.23%	90.60%	179.61%

In establishing the allowance, specific allocations to the allowance are made for certain impaired loans. Impaired loans are loans to a borrower that in aggregate are greater than $100,000 and that are in non-accrual status. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due, including interest and principal, according to the contractual terms of the loan agreement.  The Company will review all the facts and circumstances surrounding non-accrual loans and on a case-by-case basis may consider loans below the threshold as impaired when such treatment is material to the financial statements. See Note 3 to the accompanying audited consolidated financial statements for information on the recorded investment in impaired loans and their related allocations.

Net loan losses increased from 2007 through 2011, peaking at $841,000 in 2011. Given the trend in losses and depth of the recent recession and the sluggish recovery, management increased its provisions for loan losses to $1.0 million for each of the years 2011 and 2012, compared to $625,004 for 2009. This increase was directionally consistent with the trends and risk in the loan portfolio and with the growth of the loan portfolio. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans, and management continues to monitor the loan portfolio closely.

The portion of the allowance termed "unallocated" is established to absorb inherent losses that exist as of the valuation date although not specifically identified through management's process for estimating credit losses.  While the allowance is described as consisting of separate allocated portions, the entire allowance is available to support loan losses, regardless of category.

The following table shows the allocation of the allowance for loan losses, as well as the percent of each loan category to the total loan portfolio for each of the last five years:

Allocation of Allowance for Loan Losses

December 31,	2012	%	2011	%	2010	%	2009	%	2008	%
	(Dollars in Thousands)
Domestic
Residential real estate	$1,896	52%	$1,910	53%	$1,831	55%	$1,589	57%	$1,404	58%
Commercial (1)	1,965	45%	1,728	44%	1,694	42%	1,616	40%	1,497	37%
Consumer	139	3%	125	3%	152	3%	182	3%	255	5%
Unallocated	312	0%	124	0%	51	0%	64	0%	77	0%
Total	$4,312	100%	$3,887	100%	$3,728	100%	$3,451	100%	$3,233	100%

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

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenues, as well as provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of available-for-sale securities decreased $25,212,858 in 2012, from $66,098,917 at December 31, 2011 to $40,886,059 at December 31, 2012. The Company sold investments at various times throughout 2012 when prices were favorable, recognizing net gains each time. The Company’s held-to-maturity portfolio consisted entirely of obligations of state and political subdivisions with a book value of $41,865,555 as of December 31, 2012, compared to $29,702,159 as of December 31, 2011. The Company has acquired several new municipal investment relationships accounting for the increase in the held-to-maturity investment portfolio.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as trading securities are marked to market with any gain or loss charged to income. The Company's investment policy does not permit the holding of trading securities. Securities classified as held-to-maturity are recorded at book value, subject to adjustment for other-than-temporary impairment. Securities classified as available-for-sale are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets. These adjustments in the available-for-sale portfolio resulted in an accumulated unrealized gain after taxes of $171,758 at December 31, 2012, up from $133,731 at December 31, 2011. This increase of $38,027 was due primarily to a change in the interest rate environment. Although classified as available-for-sale, these securities are short term and we anticipate keeping them until maturity. The unrealized loss positions within the investment portfolio as of December 31, 2012 and 2011 are considered by management to be temporary.

During the fourth quarter of 2012, the Company sold all of its Fannie Mae preferred stock, resulting in a net book gain of $87,858.  At the time of sale, the aggregate cost basis, net of previous write downs, was $42,360.

The restricted equity securities comprise the Company’s membership stock in the FRBB and FHLBB. On December 31, 2012 and 2011 the Company held $588,150 in FRBB stock and $3,433,200 and $3,720,400, respectively, in FHLBB stock. Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts. The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution. Restricted equity stock is sold and redeemed at par. Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par.

Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices.  In 2012, three investments with such call features were exercised, compared to no calls during 2011.

The Company's investment portfolios as of December 31 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2012

Available-for-Sale
U.S. GSE debt securities	$33,552,376	$247,029	$13,936	$33,785,469
U.S. Government securities	7,073,445	28,217	1,072	7,100,590
	$40,625,821	$275,246	$15,008	$40,886,059

Held-to-Maturity
States and political subdivisions	$41,865,555	$425,445	$0	$42,291,000

Restricted Equity Securities (1)	$4,021,350	$0	$0	$4,021,350

Total	$86,512,726	$700,691	$15,008	$87,198,409

December 31, 2011

Available-for-Sale
U.S. GSE debt securities	$60,846,954	$215,595	$99,310	$60,963,239
U.S. Government securities	5,006,979	37,424	848	5,043,555
U.S. GSE preferred stock	42,360	49,763	0	92,123
	$65,896,293	$302,782	$100,158	$66,098,917

Held-to-Maturity
States and political subdivisions	$29,702,159	$586,841	$0	$30,289,000

Restricted Equity Securities (1)	$4,308,550	$0	$0	$4,308,550

Total	$99,907,002	$889,623	$100,158	$100,696,467

December 31, 2010

Available-for-Sale
U.S. GSE debt securities	$16,234,676	$88,091	$9,377	$16,313,390
U.S. Government securities	5,037,252	37,666	232	5,074,686
U.S. GSE preferred stock	42,360	0	0	42,360
	$21,314,288	$125,757	$9,609	$21,430,436

Held-to-Maturity
States and political subdivisions	$37,440,714	$716,286	$0	$38,157,000

Restricted Equity Securities (1)	$4,308,550	$0	$0	$4,308,550

Total	$63,063,552	$842,043	$9,609	$63,895,986

(1)  Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

In 2012 there were realized gains of $263,443 from the sale of investments from the Company’s U.S. GSE debt securities portfolio and $87,858 from the sale of the Company’s Fannie Mae preferred stock as mentioned above.  In 2011 and 2010 there were no sales of investments from the available-for-sale portfolio.

The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

Maturities and Yields of Investment Portfolio

December 31,	2012		2011		2010
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value (1)	Yield (2)	Value (1)	Yield (2)	Value (1)	Yield (2)

Available-for-Sale
U.S. Treasury & Agency Obligations

Due in one year or less	$4,104,324	0.86%	$5,035,711	1.12%	$14,248,432	1.34%
Due from one to five years	36,781,735	0.74%	58,970,925	0.95%	7,139,643	1.01%
Due from five to ten years	0	0.00%	2,000,158	1.28%	0	0.00%
Total	$40,886,059	0.75%	$66,006,794	0.98%	$21,388,075	1.23%

FRBB Stock (3)	$588,150	6.00%	$588,150	6.00%	$588,150	6.00%

FHLBB Stock (3)	$3,433,200	0.52%	$3,720,400	0.29%	$3,720,400	0.00%

Preferred Stock	$0	0.00%	$92,123	0.00%	$42,360	0.00%

Held-to-Maturity
Obligations of State & Political Subdivisions

Due in one year or less	$32,741,241	3.07%	$20,589,247	3.26%	$28,468,783	3.48%
Due from one to five years	3,849,709	3.87%	4,534,944	4.16%	4,253,527	4.54%
Due from five to ten years	1,916,266	5.49%	822,735	4.70%	789,962	5.52%
Due after ten years	3,358,339	5.76%	3,755,233	7.17%	3,928,442	7.21%
Total	$41,865,555	3.47%	$29,702,159	3.93%	$37,440,714	4.04%

(1) Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value.

(2) The yield on obligations of state and political subdivisions is calculated on a tax equivalent basis assuming a 34 percent tax rate.

(3) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

BANK PREMISES AND EQUIPMENT

Major classes of bank premises and equipment and the total accumulated depreciation and amortization are as follows:

	2012	2011

Buildings and improvements	$10,762,761	$10,668,590
Land and land improvements	2,403,921	2,378,813
Furniture and equipment	7,340,676	7,011,347
Leasehold improvements	1,302,395	1,296,405
Capital lease	976,907	976,907
Other prepaid assets	175,507	17,490
	22,962,167	22,349,552
Less accumulated depreciation and amortization	(10,718,847)	(9,634,326)
	$12,243,320	$12,715,226

Depreciation included in occupancy and equipment expense amounted to $1,112,094 and $1,022,178, for the years ended December 31, 2012 and 2011, respectively.

The Company leases seven of its fourteen banking office locations, including two under capital lease arrangements.  The leases for these seven locations expire in various years through 2022 with options to renew.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2012, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	-Contract or Notional Amount-
	2012	2011

Unused portions of home equity lines of credit	$21,120,077	$20,161,629
Other commitments to extend credit	45,551,282	38,106,476
Residential construction lines of credit	1,138,872	588,290
Commercial real estate and other construction lines of credit	1,762,424	2,126,558
Standby letters of credit and commercial letters of credit	1,193,480	1,954,885
Recourse on sale of credit card portfolio	352,000	398,200
MPF credit enhancement obligation, net (See Note 16)	2,035,858	1,979,684

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements.  The Company sold its credit card portfolio during the third quarter of 2007, but retained a partial recourse obligation under the terms of the sale, based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the $12,500,000 of capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the gross amount of $12,887,000 at both December 31, 2012 and 2011, of which $12,500,000 represents external financing.

EFFECTS OF INFLATION

Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry.  The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank's assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines.  During the recent economic downturn, the capital and credit markets experienced significant volatility and disruption, with the federal government taking unprecedented steps to deal with the economic situation.  These measures include significant deficit spending as well as quantitative easing of the money supply by the FRB, which could result in inflation in future periods.

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

Currently, the Company is not offering competitive rates to attract or retain “rate chasers”.  The Company however, recognizes that, at times, when loan demand exceeds deposit growth it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings.  One-way deposits purchased through the CDARS provide an alternative funding source when needed.  Such deposits are generally considered a form of brokered deposits.  The Company had no one-way deposits at December 31, 2012 and 2011.  In addition, two-way CDARS deposits allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other CDARS members.  At December 31, 2012, the Company reported $1,028,152 in CDARS deposits representing exchanged deposits with other CDARS participating banks, compared to $1,121,632 at December 31, 2011.  The balance in ICS deposits discussed above under “Changes in Financial Condition” was $13,529,424 at December 31, 2012, compared to $10,872,204 at December 31, 2011.

The Company has a Borrower-in-Custody arrangement with the FRBB secured by eligible commercial loans, commercial real estate loans and home equity loans, resulting in an available line of $71,345,734 and $69,222,549, respectively at December 31, 2012 and 2011.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), currently 75 basis points.  At December 31, 2012 and 2011, the Company had no outstanding advances against this line.

The Company has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000 at December 31, 2012 and 2011.  Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.  In addition, at December 31, 2012 and 2011, additional borrowing capacity of approximately $72,591,692 and $77,902,569, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgages).

At December 31, 2012 and 2011, the Company had advances against the respective lines, consisting of the following:

	2012	2011
Long-Term Advances
FHLBB Community Investment Program advance, 7.67% fixed
rate, due November 16, 2012	$0	$10,000
FHLBB term advance, 1.00% fixed rate, due January 27, 2012	0	6,000,000
FHLBB term advance, 1.71% fixed rate, due January 28, 2013	6,000,000	6,000,000
FHLBB term advance, 2.72% fixed rate, due January 27, 2015	0	6,000,000
	$6,000,000	$18,010,000

The $6,000,000 advance that was due on January 27, 2015 was paid off in December 2012 as a strategic measure to reduce future interest expense during the prolonged low interest rate environment.  The prepayment penalty was $306,338.

Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($72,591,692 and $77,902,569, respectively, less outstanding advances) with letters of credit issued by the FHLBB. The Company offers a Government Agency Account to its municipal customers collateralized with these FHLBB letters of credit. At December 31, 2012 and 2011, approximately $15,800,000 and $15,950,000, respectively, of qualifying residential real estate loans was pledged as collateral to the FHLBB for these collateralized governmental unit deposits. Total fees paid by the Company to the FHLBB in connection with these letters of credit were $41,749 for 2012 and $44,656 for 2011.

Total cash dividends of $0.56 per common share were declared during 2012 and 2011.  In December, 2012, the Company declared a $0.14 per common share cash dividend, payable February 1, 2013 to shareholders of record as of January 15, 2013, requiring the Company to accrue a liability of $671,124 for this dividend in the fourth quarter of 2012.

The following table illustrates the changes in shareholders' equity from December 31, 2011 to December 31, 2012:

Balance at December 31, 2011 (book value $8.13 per common share)	$40,918,409
Net income	4,400,690
Issuance of stock through the Dividend Reinvestment Plan	849,690
Dividends declared on common stock	(2,666,741)
Dividends declared on preferred stock	(187,500)
Change in unrealized gain on available-for-sale securities, net of tax	38,027
Balance at December 31, 2012 (book value $8.49 per common share)	$43,352,575

In February 2009, the FRBB issued supervisory guidance on the payment of dividends and redemption and repurchases of stock by bank holding companies.  The guidance heightened expectations that a bank holding company will inform and consult with FRBB supervisory staff in advance of declaring and paying any dividend that could raise safety and soundness concerns, such as a dividend exceeding current period earnings; redeeming or repurchasing regulatory capital instruments when the bank holding company is experiencing financial weaknesses; or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.  The guidance provides that a bank holding company should eliminate, defer or severely limit dividends if net income for the past four quarters is not sufficient to fully fund dividends; the prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios.  The Company would be required to consult with, and obtain the approval of, FRBB staff for payment of any dividends, including regular quarterly cash dividends, in future periods that are in excess of earnings for the applicable quarterly period.  The Company reported dividend payout ratios of 63.64% in 2012 and 76.71% in 2011.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s non-cumulative Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Tier 1 capital.  In accordance with changes in the regulatory requirements for calculating capital ratios, beginning with the quarter ended March 31, 2011, the Company deducts the amount of goodwill, for purposes of calculating the amount of trust preferred junior subordinated debentures includable in Tier 1 capital.  Management believes, as of December 31, 2012, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2012 the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory capital guidelines.

The following table shows the regulatory capital ratios for the Company and the Bank as of year end 2012 and 2011:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2012:
Total capital (to risk-weighted assets)
Company	$47,385	12.57%	$30,164	8.00%	N/A	N/A
Bank	$46,796	12.44%	$30,099	8.00%	$37,623	10.00%

Tier I capital (to risk-weighted assets)
Company	$40,724	10.80%	$15,082	4.00%	N/A	N/A
Bank	$42,440	11.28%	$15,049	4.00%	$22,574	6.00%

Tier I capital (to average assets)
Company	$40,724	7.27%	$22,416	4.00%	N/A	N/A
Bank	$42,440	7.58%	$22,387	4.00%	$27,984	5.00%

As of December 31, 2011:
Total capital (to risk-weighted assets)
Company	$44,289	11.95%	$29,660	8.00%	N/A	N/A
Bank	$43,710	11.82%	$29,596	8.00%	$36,995	10.00%

Tier I capital (to risk-weighted assets)
Company	$37,231	10.04%	$14,830	4.00%	N/A	N/A
Bank	$39,768	10.75%	$14,798	4.00%	$22,197	6.00%

Tier I capital (to average assets)
Company	$37,231	6.81%	$21,882	4.00%	N/A	N/A
Bank	$39,768	7.28%	$21,853	4.00%	$27,316	5.00%

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

 In June 2012, the Federal Reserve Board proposed new rules implementing the Basel III capital standards, which if adopted as proposed would significantly revise the regulatory capital standards for U.S. financial institutions, including community banks.  Among other things, the proposed rules would revise the definition of various regulatory capital components and related calculation methods, add a new regulatory capital component (common equity tier 1 capital), increase the minimum required tier 1 capital, implement a new capital conservation buffer and restrict dividends and certain discretionary bonus payments when the buffer is not maintained.  The revisions most troubling to the Company are the changes to risk-weighting of assets, the inclusion of unrealized gains and losses on available-for-sale securities in regulatory capital and the exclusion of trust preferred securities from regulatory capital accomplished over a 10 year phase out period.  In November 2012 the Federal Reserve delayed the proposed January 1, 2013 effective date in light of the volume of adverse comments received from the banking industry and others, and in March 2013 the Basel Committee on Banking Supervision likewise announced it would review its Basel III capital rules in light of similar criticisms.  Management is evaluating the potential impact of the proposed capital rules on the Company and monitoring related regulatory developments.

Common Stock Performance by Quarter*

	2012				2011
	First	Second	Third	Fourth	First	Second	Third	Fourth
Trade Price
High	$9.75	$10.25	$10.75	$11.25	$11.00	$10.00	$11.00	$9.75
Low	$8.90	$9.65	$10.00	$10.50	$8.14	$9.00	$9.06	$9.50

Bid Price
High	$9.75	$10.20	$10.80	$10.90	$9.25	$9.65	$10.00	$9.65
Low	$8.75	$9.50	$9.61	$10.80	$8.14	$8.75	$9.02	$9.36

Cash Dividends Declared	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14

* There is no active public trading market for the Company's common stock.  However, several brokerage firms follow the stock and execute trades in the stock for their customers.  Trade price and bid information in the table is based on information reported by participating FINRA-registered brokers in the OTC Link® system maintained by the OTC Markets Group Inc. and may not represent all trades or high and low bids during the relevant periods.  The OTC trading symbol for the Company’s common stock is CMTV.

     As of February 1, 2013, there were 4,810,735 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by approximately 930 shareholders of record.

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
Stephen P. Marsh, President & CEO
Community Bancorp.
4811 US Route 5
Newport, Vermont  05855

Shareholder Services

For shareholder services or information contact:
Chris Bumps, Corporate Secretary
Community Bancorp.
4811 US Route 5
Newport, Vermont  05855
(802) 334-7915

Transfer Agent:

Registrar & Transfer Company
Attn: Investors Relations Department
10 Commerce Drive
Cranford, NJ  07016
(800)368-5948
info@rtco.com
www.rtco.com

Annual Shareholders' Meeting

The 2013 Annual Shareholders' Meeting will be held at 5:30 p.m., May 14, 2013, at the Elks Club in Derby.  We hope to see many of our shareholders there.