Form 10-K, Exhibit 13
period 2013-12-31
COMMUNITY BANCORP /VT
filed 2014-03-25
CIK 718413

Exhibit 13.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2013 and 2012, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
March 20, 2014
Vermont Registration No. 92-0000278

PORTLAND, ME ☐ BANGOR, ME ☐ MANCHESTER, NH
WWW.BERRYDUNN.COM

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2013	2012
Assets
Cash and due from banks	$11,841,161	$11,273,575
Federal funds sold and overnight deposits	6,488,828	18,608,265
Total cash and cash equivalents	18,329,989	29,881,840
Securities held-to-maturity (fair value $38,370,000 at December 31,
2013 and $42,291,000 at December 31, 2012)	37,936,911	41,865,555
Securities available-for-sale	35,188,602	40,886,059
Restricted equity securities, at cost	3,632,850	4,021,350
Loans held-for-sale	209,500	1,501,706
Loans	439,908,926	416,375,448
Allowance for loan losses	(4,854,915)	(4,312,080)
Deferred net loan costs	300,429	169,501
Net loans	435,354,440	412,232,869
Bank premises and equipment, net	11,723,468	12,243,320
Accrued interest receivable	1,778,305	1,751,085
Bank owned life insurance (BOLI)	4,303,307	4,187,644
Core deposit intangible	1,090,781	1,363,476
Goodwill	11,574,269	11,574,269
Other real estate owned (OREO)	1,105,525	1,074,705
Prepaid expense - Federal Deposit Insurance Corporation (FDIC)	0	775,595
Other assets	11,439,457	12,378,772
Total assets	$573,667,404	$575,738,245
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$82,156,154	$72,956,097
Interest - bearing transaction accounts	126,578,052	128,824,165
Money market funds	81,960,677	86,973,835
Savings	69,906,147	65,216,698
Time deposits, $100,000 and over	46,928,443	44,229,470
Other time deposits	74,023,096	77,296,594
Total deposits	481,552,569	475,496,859
Federal funds purchased and other borrowed funds	0	6,000,000
Repurchase agreements	29,644,615	34,149,608
Capital lease obligations	711,042	774,701
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	2,736,201	3,077,502
Total liabilities	527,531,427	532,385,670
Commitments and contingent liabilities (Notes 5, 15, 16, 17 and 20)
Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued
and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized at December 31,
2013 and 2012, and 5,078,707 and 5,023,026 shares issued at December 31,
2013 and 2012, respectively (including 13,448 and 19,182 shares issued
February 1, 2014 and 2013, respectively)	12,696,768	12,557,565
Additional paid-in capital	28,612,308	28,047,829
Retained earnings	4,997,144	2,698,200
Accumulated other comprehensive (loss) income	(47,466)	171,758
Less: treasury stock, at cost; 210,101 shares at December 31, 2013 and 2012	(2,622,777)	(2,622,777)
Total shareholders' equity	46,135,977	43,352,575
Total liabilities and shareholders' equity	$573,667,404	$575,738,245

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Income

For The Years Ended December 31,	2013	2012

Interest income
Interest and fees on loans	$21,226,505	$21,203,038
Interest on debt securities
Taxable	313,755	533,018
Tax-exempt	1,027,054	992,413
Dividends	59,823	82,444
Interest on federal funds sold and overnight deposits	12,645	10,418
Total interest income	22,639,782	22,821,331

Interest expense
Interest on deposits	2,839,036	3,408,441
Interest on federal funds purchased and other borrowed funds	81,723	355,377
Interest on repurchase agreements	111,437	144,244
Interest on junior subordinated debentures	409,938	974,257
Total interest expense	3,442,134	4,882,319

Net interest income	19,197,648	17,939,012
Provision for loan losses	670,000	1,000,000
Net interest income after provision for loan losses	18,527,648	16,939,012

Non-interest income
Service fees	2,572,031	2,348,219
Income from sold loans	1,624,880	1,827,045
Other income from loans	725,922	899,849
Net realized (loss) gain on sale of securities available-for-sale	(5,521)	351,301
Other income	1,065,256	762,546
Total non-interest income	5,982,568	6,188,960

Non-interest expense
Salaries and wages	6,395,042	6,178,891
Employee benefits	2,320,280	2,110,498
Occupancy expenses, net	3,169,266	3,295,752
FHLB prepayment fee	0	306,338
FDIC insurance	376,022	389,909
Amortization of core deposit intangible	272,695	340,870
Other expenses	5,759,169	6,244,512
Total non-interest expense	18,292,474	18,866,770

Income before income taxes	6,217,742	4,261,202
Income tax expense (benefit)	1,131,087	(139,488)
Net income	$5,086,655	$4,400,690

Earnings per common share	$1.03	$0.88
Weighted average number of common shares
used in computing earnings per share	4,838,185	4,769,645
Dividends declared per common share	$0.56	$0.56
Book value per share on common shares outstanding at December 31,	$8.96	$8.49

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income

For The Years Ended December 31,	2013	2012

Net income	$5,086,655	$4,400,690

Other comprehensive (loss) income, net of tax:
Unrealized holding (loss) gain on available-for-sale securities
arising during the period	(337,678)	408,917
Reclassification adjustment for loss (gain) realized in income	5,521	(351,301)
Net change in unrealized (loss) gain	(332,157)	57,616
Tax effect	112,933	(19,589)
Other comprehensive (loss) income, net of tax	(219,224)	38,027
Total comprehensive income	$4,867,431	$4,438,717

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY
Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2013 and 2012

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2011	4,728,161	$12,345,655	25	$2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive income	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	84,764	211,910	0	0

Balances, December 31, 2012	4,812,925	12,557,565	25	2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive loss	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	55,681	139,203	0	0

Balances, December 31, 2013	4,868,606	$12,696,768	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

Additional paid-in capital	Retained earnings	Accumulated other comprehensive (loss) income	Treasury stock	Total shareholders' equity

$27,410,049	$1,151,751	$133,731	$(2,622,777)	$40,918,409

0	4,400,690	0	0	4,400,690
0	0	38,027	0	38,027

				4,438,717

0	(2,666,741)	0	0	(2,666,741)
0	(187,500)	0	0	(187,500)
637,780	0	0	0	849,690

28,047,829	2,698,200	171,758	(2,622,777)	43,352,575

0	5,086,655	0	0	5,086,655
0	0	(219,224)	0	(219,224)

				4,867,431

0	(2,706,461)	0	0	(2,706,461)
0	(81,250)	0	0	(81,250)
564,479	0	0	0	703,682

$28,612,308	$4,997,144	$(47,466)	$(2,622,777)	$46,135,977

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows

For The Years Ended December 31,	2013	2012

Cash Flows from Operating Activities:
Net income	$5,086,655	$4,400,690
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization, bank premises and equipment	1,018,806	1,112,094
Provision for loan losses	670,000	1,000,000
Deferred income tax benefit	(402,748)	(231,970)
Loss (gain) on sale of securities available-for-sale	5,521	(351,301)
Gain on sale of loans	(778,203)	(1,375,689)
(Gain) loss on sale of bank premises and equipment	(12,077)	4,583
Gain on sale of OREO	(9,990)	(15,139)
Gain on Trust LLC	(287,251)	(149,715)
Amortization of bond premium, net	427,496	514,934
Write down of OREO	44,500	0
Proceeds from sales of loans held for sale	29,755,130	48,721,888
Originations of loans held for sale	(27,684,721)	(46,562,338)
Increase (decrease) in taxes payable	1,432,445	(747,180)
Increase in interest receivable	(27,220)	(50,485)
Amortization of FDIC insurance assessment	775,595	356,266
(Increase) decrease in mortgage servicing rights	(319,456)	87,819
Decrease (increase) in other assets	54,026	(799,545)
Increase in cash surrender value of BOLI	(115,663)	(124,398)
Amortization of core deposit intangible	272,695	340,870
Amortization of limited partnerships	575,232	1,214,839
Increase in deferred net loan costs	(130,928)	(162,250)
Decrease in interest payable	(17,193)	(57,313)
Increase in accrued expenses	107,476	155,052
Increase in other liabilities	66,951	1,411
Net cash provided by operating activities	10,507,078	7,283,123

Cash Flows from Investing Activities:
Investments - held-to-maturity
Maturities and pay downs	41,971,398	29,136,655
Purchases	(38,042,754)	(41,300,051)
Investments - available-for-sale
Maturities, calls, pay downs and sales	15,185,380	43,421,610
Purchases	(10,253,097)	(18,314,769)
Proceeds from redemption of restricted equity securities	388,500	287,200
Decrease in limited partnership contributions payable	(527,000)	(1,289,000)
Investments in limited partnerships	0	(213,830)
Increase in loans, net	(25,583,827)	(31,945,256)
Capital expenditures, net of proceeds from sales of bank premises and equipment	(486,877)	(644,772)
Proceeds from sales of OREO	1,596,590	291,132
Recoveries of loans charged off	261,264	121,160
Net cash used in investing activities	(15,490,423)	(20,449,921)

	2013	2012

Cash Flows from Financing Activities:
Net increase in demand and interest-bearing transaction accounts	6,953,944	15,541,005
Net (decrease) increase in money market and savings accounts	(323,709)	21,497,833
Net decrease in time deposits	(574,525)	(15,935,288)
Net (decrease) increase in repurchase agreements	(4,504,993)	12,504,162
Repayments on long-term borrowings	(6,000,000)	(12,010,000)
Decrease in capital lease obligations	(63,659)	(58,766)
Dividends paid on preferred stock	(81,250)	(187,500)
Dividends paid on common stock	(1,974,314)	(1,767,584)
Net cash (used in) provided by financing activities	(6,568,506)	19,583,862

Net (decrease) increase in cash and cash equivalents	(11,551,851)	6,417,064
Cash and cash equivalents:
Beginning	29,881,840	23,464,776
Ending	$18,329,989	$29,881,840

Supplemental Schedule of Cash Paid During the Period:
Interest	$3,459,327	$4,939,632

Income taxes	$0	$800,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized (loss) gain on securities available-for-sale	$(332,157)	$57,616

Loans transferred to OREO	$1,661,920	$1,260,698

Investments in limited partnerships
Investments in limited partnerships	$0	$(213,830)
Decrease in limited partnership contributions payable	(527,000)	(1,289,000)
	$(527,000)	$(1,502,830)

Common Shares Dividends Paid:
Dividends declared	$2,706,461	$2,666,741
Increase in dividends payable attributable to dividends declared	(28,465)	(49,467)
Dividends reinvested	(703,682)	(849,690)
	$1,974,314	$1,767,584

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

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation”, in part, addresses limited purpose trusts formed to issue trust preferred securities.  It also establishes the criteria used to identify variable interest entities (“VIE”) and to determine whether or not to consolidate a VIE.  In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the VIE.  In 2007, the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company.  The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not consolidated with the Company for financial reporting purposes.  CMTV Statutory Trust I is considered an affiliate of the Company (see Note 10).

In December 2011, the Company formed a limited liability company (“LLC”) to facilitate its purchase of federal New Markets Tax Credits (“NMTC”) under an investment structure designed by a local community development entity.  Management has evaluated the Company’s interest in the LLC under the ASC guidance relating to VIEs in light of the overall structure and purpose of the NMTC financing transaction and has concluded that the LLC should not be consolidated in the Company’s financial statements for financial reporting purposes, as the Company is not the primary beneficiary of the NMTC structure, does not exercise control within the overall structure and is not obligated to absorb a majority of any losses of the NMTC structure (see Note 7).

Nature of operations

The Company provides a variety of deposit and lending services to individuals, municipalities, and business customers through its branches, ATMs and telephone and internet banking capabilities in northern and central Vermont, which is primarily a small business and agricultural area.  The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal and consumer loans.

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

Mortgage servicing rights associated with loans originated and sold in the secondary market, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheets. Mortgage servicing rights are amortized against non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying loans.  The value of capitalized servicing rights represents the present estimated value of the future servicing fees arising from the right to service loans for third parties. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of estimated fair value as compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a write down.  Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  Management uses a third party consultant to assist in analyzing the fair value of the Company’s mortgage servicing rights.

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

Investment securities

Securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.  Debt and equity securities not classified as held-to-maturity are classified as available-for-sale.  Investments classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reflected as a net amount in the shareholders’ equity section of the consolidated balance sheets and in the statements of changes in shareholders’ equity. Investment securities transactions are accounted for on a trade date basis.  The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date.  The Company does not hold any securities purchased for the purpose of selling in the near term and classified as trading.

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

Other investments

In December 2011, the Company made an equity investment in a NMTC financing structure, as discussed further in Note 7 of this report.  The Company’s investment in the NMTC is amortized using the effective yield method.

From time to time the Company acquires partnership interests in limited partnerships for low income housing projects.  The investments in limited partnerships are amortized using the effective yield method.

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

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, loan premiums or discounts for acquired loans and any unearned fees or costs on originated loans.

Loan interest income is accrued daily on the outstanding balances.  For all loan segments, the accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.  Any unpaid interest previously accrued on those loans is reversed from income.  Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is considered by management to be remote.  Interest payments received on impaired loans are generally applied as a reduction of the loan principal balance.  Loans are returned to accrual status when principal and interest payments are brought current and the customer has demonstrated the intent and ability to make future payments on a timely basis. Loans are written down or charged off when collection of principal is considered doubtful.  Past due status is determined on a contractual basis.

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

Unsecured loans, primarily consumer loans, are charged off when they become uncollectible and no later than 120 days past due.  Unsecured loans to customers who subsequently file bankruptcy are charged off within 30 days of receipt of the notification of filing or by the end of the month in which the loans become 120 days past due, whichever occurs first.  For secured loans, both residential and commercial, the potential loss on impaired loans is carried as a loan loss reserve specific allocation; the loss portion is charged off when collection of the full loan appears unlikely.  The unsecured portion of a real estate loan is that portion of the loan exceeding the "fair value" of the collateral less the estimated cost to sell.  Value of the collateral is determined in accordance with the Company’s appraisal policy.  The unsecured portion of an impaired real estate secured loan is charged off by the end of the month in which the loan becomes 180 days past due.

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

Consumer – Loans in this segment are made to individuals for consumer and household purposes.  This segment includes both loans secured by automobiles and other consumer goods, as well as loans that are unsecured.  This segment also includes overdrafts, which are extensions of credit made to both individuals and businesses to cover temporary shortages in their deposit accounts and are generally unsecured.  The Company maintains policies restricting the size and term of these extensions of credit.  The overall health of the economy, including unemployment rates, has an impact on the credit quality of this segment.

Specific component

The specific component of the allowance for loan losses relates to loans that are impaired.  Impaired loans are loan(s) to a borrower that in the aggregate are greater than $100,000 and that are in non-accrual status or are troubled debt restructurings (“TDR”) regardless of amount.  A specific allowance is established for an impaired loan when its estimated impaired basis is less than the carrying value of the loan.  For all loan segments, except consumer loans, a loan is considered impaired when, based on current information and events, in management’s estimation it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant or temporary payment delays and payment shortfalls generally are not classified as impaired. Management evaluates the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and frequency of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure or properties no longer used for bank operations are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer.  Such properties are carried at fair value, which is the market value less estimated cost of disposition, i.e. sales commissions and costs associated with the sale.  Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation. Under recent and current market conditions, and periods of declining market values, the Company will generally obtain a new appraisal or evaluation.  Any write-down based on the asset's fair value at the date of acquisition or institution of foreclosure is charged to the allowance for loan losses. After acquisition through or in lieu of foreclosure, these assets are carried at their new cost basis.  Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred.  Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are deemed less significant or less vulnerable to market conditions.  Subsequent write-downs are recorded as a charge to other expense.  Gains or losses on the sale of such properties are included in income when the properties are sold.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or retained upon the sale of loans.  Capitalized servicing rights are reported in other assets and initially recorded at fair value, and are amortized against non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.  Servicing rights are periodically evaluated for impairment, based upon the estimated fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance and is recorded as amortization of other assets, to the extent that estimated fair value is less than the capitalized amount at the valuation date.  Subsequent improvement, if any, in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment.

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

Preferred stock

The Company has outstanding 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share, issued in December 2007.  Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board of Directors.  Dividends were payable at a fixed rate of 7.50% per annum for the first five years, and beginning in December 2012, are now at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period.  The first dividend using the variable rate calculation was payable on March 31, 2013 with a variable rate of 3.25% and that rate remained unchanged throughout 2013.

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period, including Dividend Reinvestment Plan (“DRIP”) shares issuable upon reinvestment of dividends (retroactively adjusted for any stock dividends declared) and reduced for shares held in treasury.

The following table illustrates the calculation for the years ended December 31, as adjusted for the cash dividend declared on the preferred stock:

For The Years Ended December 31,	2013	2012

Net income, as reported	$5,086,655	$4,400,690
Less: dividends to preferred shareholders (1)	81,250	187,500
Net income available to common shareholders	$5,005,405	$4,213,190
Weighted average number of common shares used in calculating earnings per share	4,838,185	4,769,645
Earnings per common share	$1.03	$0.88

(1)  Reflects a reduction in the dividend rate paid on the preferred stock during 2013, as noted in the section above labeled “Preferred stock”.

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

Reclassification

Certain amounts in the 2012 financial statements have been reclassified to conform to the current year presentation.

Impact of recently issued accounting standards

In December 2011, the FASB issued Accounting Standards Update (ASU) 2011-11, “Balance Sheet (Topic 210):  Disclosures about Offsetting Assets and Liabilities,” amending Topic 210.  The amendments require an entity to disclose both gross and net information about both instruments and transactions that are eligible for offset on the balance sheet and instruments and transactions that are subject to an agreement similar to a master netting arrangement.  This guidance is effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods, with retrospective disclosure for all comparative periods presented.  Adoption of ASU 2011-11 did not have a material impact on the Company’s consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment,” amending Topic 350. The guidance allows entities to first perform an optional qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired in order to determine whether the asset should be further evaluated under quantitative impairment testing. The guidance does not revise the requirement that indefinite-lived intangible assets be tested for impairment at least annually, or more frequently if circumstances warrant, although it does revise the examples of events and circumstances that an entity should consider during interim periods. The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Adoption of ASU 2012-02 did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income.” This ASU improves the reporting of reclassifications out of accumulated other comprehensive income. The amendments in the ASU seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under US GAAP to be reclassified in its entirety to net income. For other amounts that are not required under US GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under US GAAP that provide additional detail about those amounts. This guidance is effective for reporting periods beginning after December 15, 2012. Adoption of ASU 2013-02 did not have a material impact on the Company’s consolidated financial statements.

In January 2014, FASB issued ASU No. 2014-01, “Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects”. The amendments in this Update permit institutions to make accounting policy elections to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional amortization method, the ASU requires the investment to be accounted for as an equity method investment or a cost method investment. The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014.  Early adoption is permitted.  Management has reviewed the ASU and does not believe that it will have a material impact on the Company's consolidated financial statements.

In January 2014, FASB issued ASU No. 2014-04, “Receivables – Troubled Debt Restructurings by Creditors (Sub Topic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure”. The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure.  The amendments in this Update are effective for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014.  Management has reviewed the ASU and does not believe that it will have a material impact on the Company's consolidated financial statements.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2013
U.S. Government sponsored enterprise (GSE) debt securities	$29,220,333	$114,102	$195,521	$29,138,914
U.S. Government securities	6,040,188	10,955	1,455	6,049,688
	$35,260,521	$125,057	$196,976	$35,188,602

December 30, 2012
U.S. GSE debt securities	$33,552,376	$247,029	$13,936	$33,785,469
U.S. Government securities	7,073,445	28,217	1,072	7,100,590
	$40,625,821	$275,246	$15,008	$40,886,059

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities HTM	Cost	Gains	Losses	Value*

December 31, 2013
States and political subdivisions	$37,936,911	$433,089	$0	$38,370,000

December 30, 2012
States and political subdivisions	$41,865,555	$425,445	$0	$42,291,000

*Method used to determine fair value rounds values to nearest thousand.

The entire balance under “Securities HTM - States and political subdivisions" consists of securities of local municipalities which are attributable to municipal financing transactions directly with the Company.  The reported fair value of these securities is an estimate based on an analysis that takes into account future maturities and scheduled future repricing. The Company anticipates no losses on these securities and expects to hold them until their maturity.

Securities AFS with a book value of $33,275,039 and $40,625,821 and a fair value of $33,235,708 and $40,886,059 at December 31, 2013 and 2012, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from sales of securities AFS were $9,095,380 in 2013 and $36,421,608 in 2012 with gains of $2,566 in 2013 compared to $351,301 in 2012 and losses of $8,087 and $0 in 2013 and 2012, respectively.

The carrying amount and estimated fair value of securities by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because issuers may call or prepay obligations with or without call or prepayment penalties, pursuant to contractual terms.

The scheduled maturities of debt securities AFS at December 31, 2013 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$4,508,181	$4,510,923
Due from one to five years	30,752,340	30,677,679
	$35,260,521	$35,188,602

The scheduled maturities of debt securities HTM at December 31, 2013 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$27,615,731	$27,616,000
Due from one to five years	3,939,950	4,048,000
Due from five to ten years	2,592,045	2,700,000
Due after ten years	3,789,185	4,006,000
	$37,936,911	$38,370,000

*Method used to determine fair value rounds values to nearest thousand.

Investments with a continuous loss position more than 12 months consisted of one U.S. GSE security with a fair value of $1,004,235 and an unrealized loss of $1,333 in 2013, with none reported for 2012.

Investments with unrealized losses less than 12 months at December 31 were as follows:

	2013		2012
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. GSE debt securities	$11,094,830	$194,188	$8,715,492	$13,936
U.S. Government securities	1,034,336	1,455	1,052,639	1,072
	$12,129,166	$195,643	$9,768,131	$15,008

The unrealized losses are a result of changes in market interest rates and not of deterioration in the creditworthiness of the issuer.  At December 31, 2013, there were 11 U.S. GSE securities and one U.S. Government security in the investment portfolio that were in an unrealized loss position compared to eight U.S. GSE securities and one U.S. Government security at December 31, 2012.

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

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as AFS, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary at December 31, 2013 and 2012.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. The Company obtains much of its wholesale funding from the FHLBB.  As of December 31, 2013 and 2012, the Company’s investment in FHLBB stock was $3,044,700 and $3,433,200, respectively.  As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan.

FHLBB stock is a non-marketable equity security and therefore is reported at cost, which equals its par value. Shares held in excess of the minimum required amount are generally redeemable at par value. In the first quarter of 2012, the FHLBB announced the termination of a moratorium on member stock redemptions that it had instituted in 2009 in order to preserve its capital in response to adverse market conditions and declining retained earnings.

In February, 2011, FHLBB announced its intention to declare modest cash dividends beginning in 2011 after a brief period (2008 – 2010) of no dividends.  The Company had dividend income on its FHLBB stock of $12,214 in 2013 and $17,892 in 2012.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2013. The Bank will continue to monitor its investment in FHLBB stock.

Note 3.  Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans at December 31 was as follows:

	2013	2012

Commercial & industrial	$55,619,285	$49,283,948
Commercial real estate	156,935,803	139,807,517
Residential real estate - 1st lien	172,847,074	169,612,809
Residential real estate - Jr lien	45,687,405	47,029,023
Consumer	8,819,359	10,642,151
	439,908,926	416,375,448
Deduct (add):
Allowance for loan losses	4,854,915	4,312,080
Deferred net loan costs	(300,429)	(169,501)
	4,554,486	4,142,579
Net Loans	$435,354,440	$412,232,869

The following is an age analysis of past due loans (including non-accrual), by segment:

		90 Days	Total			Non-Accrual	90 Days or More
December 31, 2013	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial & industrial	$1,060,971	$310,669	$1,371,640	$54,247,645	$55,619,285	$527,105	$21,902
Commercial real estate	713,160	215,507	928,667	156,007,136	156,935,803	1,403,541	5,313
Residential real estate -
1st lien	5,184,457	1,655,950	6,840,407	166,006,667	172,847,074	2,203,106	817,109
Residential real estate -
Jr lien	533,134	289,169	822,303	44,865,102	45,687,405	593,125	56,040
Consumer	136,922	7,784	144,706	8,674,653	8,819,359	0	7,784
Total	$7,628,644	$2,479,079	$10,107,723	$429,801,203	$439,908,926	$4,726,877	$908,148

		90 Days	Total			Non-Accrual	90 Days or More
December 31, 2012	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial & industrial	$782,937	$377,145	$1,160,082	$48,123,866	$49,283,948	$596,777	$0
Commercial real estate	785,890	888,179	1,674,069	138,133,448	139,807,517	1,892,195	53,937
Residential real estate -
1st lien	4,654,077	844,803	5,498,880	164,113,929	169,612,809	1,928,097	281,845
Residential real estate -
Jr lien	379,363	57,128	436,491	46,592,532	47,029,023	338,383	41,434
Consumer	132,624	844	133,468	10,508,683	10,642,151	0	844
Total	$6,734,891	$2,168,099	$8,902,990	$407,472,458	$416,375,448	$4,755,452	$378,060

For all loan segments, loans over 30 days are considered delinquent.

The following summarizes changes in the allowance for loan losses and select loan information, by portfolio segment:

For the year ended December 31, 2013
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$428,381	$1,536,440	$1,563,576	$332,556	$138,699	$312,428	$4,312,080
Charge-offs	(83,344)	(124,849)	(56,430)	(56,797)	(67,009)	0	(388,429)
Recoveries	2,953	185,791	15,819	21,277	35,424	0	261,264
Provision (credit)	168,392	546,016	(70,781)	69,435	(1,835)	(41,227)	670,000
Ending balance	$516,382	$2,143,398	$1,452,184	$366,471	$105,279	$271,201	$4,854,915

Allowance for loan losses
Evaluated for impairment
Individually	$27,500	$147,700	$99,700	$76,500	$0	$0	$351,400
Collectively	488,882	1,995,698	1,352,484	289,971	105,279	271,201	4,503,515
Total	$516,382	$2,143,398	$1,452,184	$366,471	$105,279	$271,201	$4,854,915

Loans evaluated for impairment
Individually	$373,696	$1,386,477	$1,788,793	$559,250	$0		$4,108,216
Collectively	55,245,589	155,549,326	171,058,281	45,128,155	8,819,359		435,800,710
Total	$55,619,285	$156,935,803	$172,847,074	$45,687,405	$8,819,359		$439,908,926

For the year ended December 31, 2012
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$342,314	$1,385,939	$1,578,493	$331,684	$124,779	$123,293	$3,886,502
Charge-offs	(159,309)	(57,923)	(246,237)	(135,622)	(96,491)	0	(695,582)
Recoveries	29,769	51,863	5,538	1,538	32,452	0	121,160
Provision	215,607	156,561	225,782	134,956	77,959	189,135	1,000,000
Ending balance	$428,381	$1,536,440	$1,563,576	$332,556	$138,699	$312,428	$4,312,080

Allowance for loan losses
Evaluated for impairment
Individually	$0	$0	$134,800	$39,200	$0	$0	$174,000
Collectively	428,381	1,536,440	1,428,776	293,356	138,699	312,428	4,138,080
Total	$428,381	$1,536,440	$1,563,576	$332,556	$138,699	$312,428	$4,312,080

Loans evaluated for impairment
Individually	$435,165	$1,762,615	$1,641,960	$309,606	$0		$4,149,346
Collectively	48,848,783	138,044,902	167,970,849	46,719,417	10,642,151		412,226,102
Total	$49,283,948	$139,807,517	$169,612,809	$47,029,023	$10,642,151		$416,375,448

Impaired loans by segment were as follows:

	As of December 31, 2013			2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment

With no related allowance recorded
Commercial & industrial	$314,510	$363,618	$0	$339,519
Commercial real estate	944,845	1,021,143	0	1,325,504
Residential real estate - 1st lien	1,354,432	1,654,023	0	1,088,631
Residential real estate - Jr lien	164,137	228,134	0	64,606

With an allowance recorded
Commercial & industrial	59,186	59,186	27,500	11,837
Commercial real estate	441,632	446,963	147,700	272,174
Residential real estate - 1st lien	434,361	474,496	99,700	515,685
Residential real estate - Jr lien	395,113	429,167	76,500	380,855

Total
Commercial & industrial	$373,696	$422,804	$27,500	$351,356
Commercial real estate	$1,386,477	$1,468,106	$147,700	$1,597,678
Residential real estate - 1st lien	$1,788,793	$2,128,519	$99,700	$1,604,316
Residential real estate - Jr lien	$559,250	$657,301	$76,500	$445,461

Total	$4,108,216	$4,676,730	$351,400	$3,998,811

	As of December 31, 2012			2012
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment

With no related allowance recorded
Commercial & industrial	$435,165	$473,664	$0	$536,973
Commercial real estate	1,762,615	2,123,371	0	2,019,449
Residential real estate - 1st lien	1,024,598	1,250,224	0	893,629
Residential real estate - Jr lien	15,694	76,680	0	34,602

With an allowance recorded
Commercial & industrial	0	0	0	232,743
Commercial real estate	0	0	0	920,842
Residential real estate - 1st lien	617,362	669,288	134,800	892,339
Residential real estate - Jr lien	293,912	319,020	39,200	295,372

Total
Commercial & industrial	$435,165	$473,664	$0	$769,716
Commercial real estate	$1,762,615	$2,123,371	$0	$2,940,291
Residential real estate - 1st lien	$1,641,960	$1,919,512	$134,800	$1,785,968
Residential real estate - Jr lien	$309,606	$395,700	$39,200	$329,974

Total	$4,149,346	$4,912,247	$174,000	$5,825,949

Interest income recognized on impaired loans is immaterial for all periods presented.

As of the balance sheet dates, the Company was not contractually committed to lend additional funds to debtors with impaired, non-accrual or restructured loans.

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

The risk ratings within the loan portfolio by segments as of the balance sheet dates were as follows:

As of December 31, 2013
	Commercial & Industrial	Commercial Real Estate	Residential Real Estate 1st Lien	Residential Real Estate Jr Lien	Consumer	Total

Group A	$51,740,744	$148,516,895	$169,771,357	$44,739,736	$8,800,365	$423,569,097
Group B	2,824,169	3,292,200	160,468	460,844	0	6,737,681
Group C	1,054,372	5,126,708	2,915,249	486,825	18,994	9,602,148
Total	$55,619,285	$156,935,803	$172,847,074	$45,687,405	$8,819,359	$439,908,926

As of December 31, 2012
	Commercial & Industrial	Commercial Real Estate	Residential Real Estate 1st Lien	Residential Real Estate Jr Lien	Consumer	Total

Group A	$47,689,238	$131,643,756	$166,374,493	$46,162,420	$10,632,404	$402,502,311
Group B	593,838	4,139,367	404,752	318,248	0	5,456,205
Group C	1,000,872	4,024,394	2,833,564	548,355	9,747	8,416,932
Total	$49,283,948	$139,807,517	$169,612,809	$47,029,023	$10,642,151	$416,375,448

Modifications of Loans and TDRs

A loan is classified as a TDR if, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider.

The Company is deemed to have granted such a concession if it has modified a troubled loan in any of the following ways:

●	Reduced accrued interest
●	Reduced the original contractual interest rate to a rate that is below the current market rate for the borrower;
●	Converted a variable-rate loan to a fixed-rate loan;
●	Extended the term of the loan beyond an insignificant delay;
●	Deferred or forgiven principal in an amount greater than three months of payments; or,
●	Performed a refinancing and deferred or forgiven principal on the original loan.

An insignificant delay or insignificant shortfall in the amount of payments typically would not require the loan to be accounted for as a TDR.  However, pursuant to regulatory guidance, any payment delay longer than three months is generally not considered insignificant. The assessment of whether a concession has been granted also takes into account payments expected to be received from third parties, including third-party guarantors, provided that the third party has the ability to perform on the guarantee.

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

TDRs by segment for the periods presented were as follows:

For the year ended December 31, 2013
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential real estate - 1st lien	4	$321,406	$330,266
Residential real estate - Jr lien	1	23,425	23,425
Total	5	$344,831	$353,691

For the year ended December 31, 2012
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Commercial real estate	2	$1,030,645	$1,030,645
Residential real estate - 1st lien	3	200,241	205,588
Total	5	$1,230,886	$1,236,233

There were no TDRs for which there was a payment default under the restructured terms during the twelve month period ended December 31, 2012.  The TDRs for which there was a payment default during the twelve month period ended December 31, 2013 were as follows:

	Number of Contracts	Recorded Investment

Residential real estate - 1st lien	2	$213,342

TDRs are treated as other impaired loans and carry individual specific reserves with respect to the calculation of the allowance for loan losses.  These loans are categorized as non-performing, may be past due, and are generally adversely risk rated. The TDRs that have defaulted under their restructured terms are generally in collection status and their reserve is typically calculated using the fair value of collateral method. At December 31, 2013 and 2012, the specific allowance related to TDRs was approximately $5,800 and $23,000, respectively.

At December 31, 2013, the Company did not have any commitments to lend additional funds to borrowers with loans classified as TDRs.

Note 4.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others were $193,751,501 and $198,438,802 at December 31, 2013 and 2012, respectively. Net gain realized on the sale of loans was $778,203 and $1,375,689 for the years ended December 31, 2013 and 2012, respectively.

Changes in mortgage servicing rights for the years ended December 31 are summarized as follows:

	2013	2012

Balance at beginning of year	$1,009,623	$1,097,442
Mortgage servicing rights capitalized	274,253	406,807
Mortgage servicing rights amortized	(317,865)	(409,584)
Change in valuation allowance	363,068	(85,042)
Balance at end of year	$1,329,079	$1,009,623

Note 5.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2013	2012

Buildings and improvements	$10,896,563	$10,762,761
Land and land improvements	2,408,921	2,403,921
Furniture and equipment	7,797,907	7,340,676
Leasehold improvements	1,316,386	1,302,395
Capital leases	976,907	976,907
Other prepaid assets	28,661	175,507
	23,425,345	22,962,167
Less accumulated depreciation and amortization	(11,701,877)	(10,718,847)
	$11,723,468	$12,243,320

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2018, with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2013 for each of the next five years and in aggregate are:

2014	$153,900
2015	129,845
2016	61,817
2017	6,817
2018	6,817
$359,196

Total rental expense amounted to $231,575 and $230,756 for the years ended December 31, 2013 and 2012, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2013:

2014	$126,255
2015	129,755
2016	129,755
2017	133,255
2018	138,155
Subsequent to 2018	282,501
Total minimum lease payments	939,676
Less amount representing interest	(228,634)
Present value of net minimum lease payments	$711,042

Note 6.  Goodwill and Other Intangible Asset

As a result of the merger with LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes.

The Company also recorded $4,161,000 of acquired identified intangible assets representing the core deposit intangible, which is subject to amortization as a non-interest expense over a ten year period. The accumulated amortization expense was $3,070,219 and $2,797,524 as of December 31, 2013 and 2012, respectively.

The amortization expense related to the remaining core deposit intangible at December 31, 2013 is expected to be as follows:

2014	$272,695
2015	272,695
2016	272,695
2017	272,696
Total remaining core deposit intangible expense	$1,090,781

Management evaluated goodwill for impairment at December 31, 2013 and 2012 and concluded that no impairment existed as of such dates.

Note 7.  Other Investments

In 2011 the Company established a single-member LLC to facilitate the purchase of federal NMTC through an investment structure designed by a local community development entity.  The LLC does not conduct any business apart from its role in the NMTC financing structure.  The NMTC equity investment generated tax credits of $170,750 for each of the years ended December 31, 2013 and 2012, with an amortization expense of $101,390 and $39,662, respectively.  The carrying value of the NMTC equity investment was $683,690 and $785,080 at December 31, 2013 and 2012, respectively, and is included in other assets in the consolidated balance sheets.

The Company purchases from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.  The tax credits from these investments were $531,973 for the year ended December 31, 2013 and $1,157,541 for the year ended December 31, 2012.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of other expenses, and were $473,842 and $1,175,177 for 2013 and 2012, respectively.  The carrying values of the limited partnership investments were $2,334,709 and $2,808,551 at December 31, 2013 and 2012, respectively, and are included in other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC ("CFSG Partners"), a Vermont LLC that owns 100% of the LLC equity interests of CFSG.  The Bank accounts for its investment in CFSG Partners under the equity method of accounting.  The Company's investment in CFSG Partners, included in other assets, amounted to $953,912 as of December 31, 2013 and $666,661 as of December 31, 2012.  The Company recognized income of $287,252 for 2013 and income of $149,715 for 2012 through CFSG Partners from the operations of CFSG.

Note 8.  Time Deposits

The following is a maturity distribution of time deposits at December 31, 2013:

2014	$72,000,665
2015	22,543,863
2016	13,038,884
2017	9,516,281
2018	3,851,846
Total time deposits	$120,951,539

Note 9.  Borrowed Funds
Borrowings from the FHLBB as of December 31 were as follows:

	2013	2012
Long-Term Borrowings
FHLBB term borrowing, 1.71% fixed rate, due January 28, 2013	$0	$6,000,000

The Company maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2013 and 2012, with no outstanding advances under this line at either year-end date.  Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties.  Qualified collateral for these borrowings totaled $114,886,791 and $116,101,167 as of December 31, 2013 and 2012, respectively.  As of December 31, 2013 and 2012, the Company's potential borrowing capacity was $72,556,030 and $72,591,692, respectively, reduced by outstanding advances and collateral pledges.

Under a separate agreement, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB.  At December 31, 2013, $20,800,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $15,800,000 at December 31, 2012.  Total fees paid by the Company in connection with issuance of these letters of credit were $43,654 for 2013 and $41,749 for 2012.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source.  For this Borrower-in-Custody arrangement, the Company pledged eligible commercial and industrial loans, commercial real estate loans and home equity loans, resulting in an available line of $74,929,216 and $71,345,734 as of December 31, 2013 and 2012, respectively.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 75 basis points as of December 31, 2013.  As of December 31, 2013 and 2012, the Company had no outstanding advances against this line.

The Company has an unsecured line with one of its correspondent banks with an available line of $3,000,000 at December 31, 2013 and 2012.

Note 10.  Junior Subordinated Debentures

As of December 31, 2013 and 2012, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due 2037 (the “Debentures”).  The Debentures bore a fixed annual interest rate of 7.56% through December 15, 2012, and thereafter a floating rate equal to the 3-month London Interbank Offered Rate (LIBOR) plus 2.85%.  During 2013 the floating rate approximated 3.13% per quarter.  The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee.  The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012.  Interest paid on the Debentures for 2013 and 2012 was $409,938 and $974,257, respectively, and is deductible for tax purposes.

The Debentures were issued and sold to CMTV Statutory Trust I (the “Trust”).  The Trust is a special purpose trust funded by a capital contribution of $387,000 from the Company, in exchange for 100% of the Trust’s common equity.  The Trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable Capital Securities (“Capital Securities”) in the principal amount of $12.5 million to third-party investors and using the proceeds from the sale of such Capital Securities and the Company’s initial capital contribution to purchase the Debentures.  The Debentures are the sole asset of the Trust.  Distributions on the Capital Securities issued by the Trust are payable quarterly at a rate per annum equal to the interest rate being earned by the Trust on the Debentures.  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Debentures.  The Company has entered into an agreement which, taken collectively, fully and unconditionally guarantees the payments on the Capital Securities, subject to the terms of the guarantee.

The Debentures are currently includable in the Company’s Tier 1 capital up to 25% of core capital elements (see Note 20).

Note 11.  Repurchase Agreements

Securities sold under agreements to repurchase amounted to $29,644,615 and $34,149,608 as of December 31, 2013 and 2012, respectively.  These agreements were collateralized by U.S. GSE securities and U.S. Treasury notes with a book value of $33,275,039 and $40,625,821 and a fair value of $33,235,708 and $40,886,059 at December 31, 2013 and 2012, respectively.

The average daily balance of these repurchase agreements was $28,537,504 and $26,383,409 during 2013 and 2012, respectively.  The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $34,539,586 and $34,149,608 during 2013 and 2012, respectively.  These repurchase agreements mature daily and carried a weighted average interest rate of 0.39% during 2013 and 0.55% during 2012.

Note 12.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis.  Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense (benefit) for the years ended December 31 was as follows:

	2013	2012

Currently paid or payable	$1,533,835	$92,482
Deferred benefit	(402,748)	(231,970)
Total income tax expense (benefit)	$1,131,087	$(139,488)

Total income tax expense (benefit) differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2013	2012

Computed expense at statutory rates	$2,079,560	$1,448,808
Tax exempt interest & BOLI	(388,524)	(379,715)
Disallowed interest	14,661	20,169
Partnership tax credits	(644,668)	(1,260,200)
New markets tax credit amortization expense	101,390	26,177
Other	(31,332)	5,273
	$1,131,087	$(139,488)

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2013	2012

Depreciation	$(18,120)	$(37,653)
Mortgage servicing rights	108,616	(29,859)
Deferred compensation	(18,090)	(22,827)
Bad debts	(254,234)	(249,202)
Non-accrual loan interest	(5,590)	73,065
Limited partnership amortization	27,529	(340,021)
Investment in CFSG Partners	43,864	44,991
Fair value adjustment on acquired premises
and equipment	0	153,862
Core deposit intangible	(92,716)	(115,896)
Loan fair value	(7,165)	(18,031)
Fannie Mae preferred stock write down	0	779,578
Alternative minimum tax	0	59,031
OREO write down	(15,130)	0
Tax credit carryovers	(170,865)	(604,096)
Other	(847)	75,088
Change in deferred tax benefit	$(402,748)	$(231,970)

Listed below are the significant components of the net deferred tax asset at December 31:

	2013	2012

Components of the deferred tax asset:
Bad debts	$1,650,671	$1,396,437
Non-accrual loan interest	32,497	26,907
Deferred compensation	263,127	245,037
Limited partnerships	57,212	84,741
Contingent liability - MPF program	45,042	40,526
OREO write down	15,130	0
Capital leases	73,424	71,041
Tax and rehab credit carryforwards	774,961	604,096
Unrealized loss on securities available-for-sale	24,452	0
Other	28,737	34,789
Total deferred tax asset	$2,965,253	$2,503,574

Components of the deferred tax liability:
Depreciation	242,487	260,607
Mortgage servicing rights	451,887	343,271
Unrealized gain on securities available-for-sale	0	88,482
Investment in CFSG Partners	88,855	44,991
Core deposit intangible	370,866	463,582
Fair value adjustment on acquired loans	47,348	54,513
Total deferred tax liability	1,201,443	1,255,446

Net deferred tax asset	$1,763,810	$1,248,128

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the consolidated balance sheets.

ASC Topic 740, "Income Taxes", defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2010 through 2012.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  The pension expense was $551,577 and $481,875 for 2013 and 2012, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors.  Participants are general creditors of the Company with respect to these benefits.  The benefits accrued under these plans were $399,379 and $413,884 at December 31, 2013 and 2012, respectively.  Expenses associated with these plans were $26,996 and $24,199 for the years ended December 31, 2013 and 2012, respectively.

The Company also maintains a supplemental employee retirement plan for certain key employees of the Company.  Benefits accrued under this plan were $374,523 and $306,815 at December 31, 2013 and 2012, respectively.  The expense associated with this plan was $67,708 and $62,940 for the years ended December 31, 2013 and 2012, respectively.

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

The Company's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments.  The Company applies the same credit policies and underwriting criteria in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off balance sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2013	2012

Unused portions of home equity lines of credit	$21,961,527	$21,120,077
Other commitments to extend credit	41,230,202	45,551,282
Residential construction lines of credit	2,010,417	1,138,872
Commercial real estate and other construction lines of credit	15,592,702	1,762,424
Standby letters of credit and commercial letters of credit	1,655,469	1,193,480
Recourse on sale of credit card portfolio	276,650	352,000
MPF credit enhancement obligation, net (See Note 16)	1,543,211	2,035,858

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements.  At December 31, 2013 and 2012, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $373,500 and $3,395,249, respectively (see Note 16).  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

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

In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's consolidated balance sheet, in the amount of $12,887,000 at December 31, 2013 and 2012.  Of this amount, $12,500,000 represents external financing through the issuance to investors of Capital Securities by CMTV Statutory Trust I (See Note 10).

Note 16.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with FHLBB.  Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return.  The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans.  FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB.  These loans must meet specific underwriting standards of the FHLBB.  As of December 31, 2013 and 2012, the Company had $50,925,686 and $53,255,305, respectively, in loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2013, the notional amount of the maximum CEO related to this program was $1,675,687 compared to $2,155,052 as of December 31, 2012.  The Company had accrued a contingent liability for this CEO in the amount of $132,476 and $119,194 as of December 31, 2013 and 2012, respectively, which is calculated by management based on the methodology used in calculating the allowance for loan losses, adjusted to reflect the risk sharing arrangements with the FHLBB.

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

Aggregate loan transactions with related parties as of December 31 were as follows:

	2013	2012

Balance, beginning of year	$7,063,713	$5,998,756
New loans to related parties	7,619,387	36,354,194
Repayment*	(7,153,153)	(35,289,237)
Balance, end of year	$7,529,947	$7,063,713

*Includes loans sold to the secondary market.

Total deposits with related parties were $5,382,564 and $7,901,009 at December 31, 2013 and 2012, respectively.

The Company leases 2,253 square feet of condominium space in the state office building on Main Street in Newport, Vermont to its trust company affiliate, CFSG, for its principal offices.  CFSG also leases offices in the Company’s Barre and Lyndonville branches.  The amount of rental income received from CFSG for the years ended December 31, 2013 and 2012 was $37,062 and $37,177, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan.  The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan.  CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants.  The Company pays monthly management fees to CFSG based on the market value of the total assets under management.  The amount paid to CFSG for the years ended December 31, 2013 and 2012 was $45,892 and $36,318, respectively.

Note 19.  Restrictions on Cash and Due From Banks

Due to a change in FRBB policies that took effect in 2012, the Company was not required to maintain reserve balances in cash at the FRBB due to its vault cash balances at December 31, 2013 and 2012.

In the ordinary course of business the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits.  However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts.  The Company was required to maintain contracted balances with other correspondent banks of $462,500 at December 31, 2013 and 2012.  Of the $462,500 balance, $262,500 was a separate agreed upon “impressed” balance to avoid monthly charges on the Company’s current federal funds liquidity line.

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

Under current regulations, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s non-cumulative Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Tier 1 capital.  The Company is allowed to include in Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill and the core deposit intangible, net of any related deferred income tax liability, with the balance includable in Tier 2 capital.  Management believes that, as of December 31, 2013, the Company and the Bank met all capital adequacy requirements to which they are currently subject.

As of December 31, 2013 the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory capital guidelines.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

	Actual		Minimum For Capital Adequacy Purposes:		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2013
Total capital (to risk-weighted assets)
Company	$51,304	13.09%	$31,365	8.00%	N/A	N/A
Bank	$50,765	12.97%	$31,314	8.00%	$39,143	10.00%

Tier I capital (to risk-weighted assets)
Company	$45,027	11.48%	$15,682	4.00%	N/A	N/A
Bank	$45,873	11.72%	$15,657	4.00%	$23,486	6.00%

Tier I capital (to average assets)
Company	$45,027	8.04%	$22,409	4.00%	N/A	N/A
Bank	$45,873	8.20%	$22,386	4.00%	$27,983	5.00%

December 31, 2012:
Total capital (to risk-weighted assets)
Company	$47,385	12.57%	$30,164	8.00%	N/A	N/A
Bank	$46,796	12.44%	$30,099	8.00%	$37,623	10.00%

Tier I capital (to risk-weighted assets)
Company	$40,724	10.80%	$15,082	4.00%	N/A	N/A
Bank	$42,440	11.28%	$15,049	4.00%	$22,574	6.00%

Tier I capital (to average assets)
Company	$40,724	7.27%	$22,416	4.00%	N/A	N/A
Bank	$42,440	7.58%	$22,387	4.00%	$27,984	5.00%

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

Note 21.  Fair Value

Certain assets and liabilities are recorded at fair value to provide additional insight into the Company’s quality of earnings. The fair values of some of these assets and liabilities are measured on a recurring basis while others are measured on a nonrecurring basis, with the determination based upon applicable existing accounting pronouncements. For example, securities available-for-sale are recorded at fair value on a recurring basis. Other assets, such as mortgage servicing rights, loans held-for-sale, and impaired loans, are recorded at fair value on a nonrecurring basis using the lower of cost or market methodology to determine impairment of individual assets. The Company groups assets and liabilities which are recorded at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with Level 1 considered highest and Level 3 considered lowest). A brief description of each level follows.

Level 1
Quoted prices in active markets for identical assets or liabilities.  Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2
Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes mortgage servicing rights, impaired loans and OREO.

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

The following methods and assumptions were used by the Company in estimating its fair value measurements and disclosures:

Cash and cash equivalents:  The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.  As such, the Company classifies these financial instruments as Level 1.

Securities Available-for-Sale and Held-to-Maturity: Fair value measurement is based upon quoted prices for similar assets, if available. If quoted prices are not available, fair values are measured using matrix pricing models, or other model-based valuation techniques requiring observable inputs other than quoted prices such as yield curves, prepayment speeds and default rates.  Level 1 securities would include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets.  Level 2 securities include federal agency securities and securities of local municipalities.

Restricted equity securities:  Restricted equity securities are comprised of FRBB stock and FHLBB stock.  These securities are carried at cost, which is believed to approximate fair value, based on the redemption provisions of the FRBB and the FHLBB.  The stock is nonmarketable, and redeemable at par value, subject to certain conditions.  As such the Company classifies these securities as Level 2.

Loans and loans held-for-sale:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.  The fair values for other loans (for example, fixed rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.  Loan impairment is deemed to exist when full repayment of principal and interest according to the contractual terms of the loan is no longer probable.  Impaired loans are reported based on one of three measures: the present value of expected future cash flows discounted at the loan’s effective interest rate; the loan’s observable market price; or the fair value of the collateral if the loan is collateral dependent.  If the fair value is less than an impaired loan’s recorded investment, an impairment loss is recognized as part of the allowance for loan losses.  Accordingly, certain impaired loans may be subject to measurement at fair value on a non-recurring basis.  Management has estimated the fair values of these assets using Level 2 inputs, such as the fair value of collateral based on independent third-party appraisals for collateral-dependent loans.  All other loans are valued using Level 3 inputs.

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

OREO:  Real estate acquired through or in lieu of foreclosure and bank properties no longer used as bank premises are initially recorded at fair value. The fair value of OREO is based on property appraisals and an analysis of similar properties currently available. As such, the Company records OREO as nonrecurring Level 2.

Deposits, federal funds purchased and borrowed funds:  The fair values disclosed for demand deposits (for example, checking accounts, savings accounts and repurchase agreements) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit and borrowed funds are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and indebtedness to a schedule of aggregated contractual maturities on such time deposits and indebtedness.  As such the Company classifies deposits, federal funds purchased and borrowed funds as Level 2.

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2013	Level 1	Level 2	Total
Assets: (market approach)
U.S. GSE debt securities	$0	$29,138,914	$29,138,914
U.S. Government securities	6,049,688	0	6,049,688

December 31, 2012
Assets: (market approach)
U.S. GSE debt securities	$0	$33,785,469	$33,785,469
U.S. Government securities	7,100,590	0	7,100,590

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

Assets measured at fair value on a nonrecurring basis and reflected in the balance sheet at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2013	Level 2
Assets: (market approach)
Residential mortgage servicing rights	$1,329,079
Impaired loans, net of related allowance	978,892
OREO	1,105,525

December 31, 2012
Assets: (market approach)
Residential mortgage servicing rights	$1,009,623
Impaired loans, net of related allowance	737,274
OREO	1,074,705

There were no Level 1 or Level 3 financial instruments measured on a non-recurring basis as of the balance sheet dates presented.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

December 31, 2013	Carrying	Fair Value	Fair Value	Fair Value	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$18,330	$18,330	$0	$0	$18,330
Securities held-to-maturity	37,937	0	38,370	0	38,370
Securities available-for-sale	35,189	6,050	29,139	0	35,189
Restricted equity securities	3,633	0	3,633	0	3,633
Loans and loans held-for-sale
Commercial & industrial	55,069	0	346	56,035	56,381
Commercial real estate	154,696	0	1,239	157,843	159,082
Residential real estate - 1st lien	171,498	0	1,689	174,776	176,465
Residential real estate - Jr lien	45,292	0	483	45,785	46,268
Consumer	8,708	0	0	9,130	9,130
Mortgage servicing rights	1,329	0	1,608	0	1,608
Accrued interest receivable	1,778	0	1,778	0	1,778

Financial liabilities:
Deposits
Other deposits	463,160	0	464,220	0	464,220
Brokered deposits	18,393	0	18,401	0	18,401
Repurchase agreements	29,645	0	29,645	0	29,645
Capital lease obligations	711	0	711	0	711
Subordinated debentures	12,887	0	12,880	0	12,880
Accrued interest payable	75	0	75	0	75

December 31, 2012	Carrying	Fair Value	Fair Value	Fair Value	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$29,882	$29,882	$0	$0	$29,882
Securities held-to-maturity	41,866	0	42,291	0	42,291
Securities available-for-sale	40,886	7,101	33,785	0	40,886
Restricted equity securities	4,021	0	4,021	0	4,021
Loans and loans held-for-sale
Commercial & industrial	48,819	0	435	49,441	49,876
Commercial real estate	138,166	0	1,763	139,175	140,938
Residential real estate - 1st lien	169,424	0	1,507	175,559	177,066
Residential real estate - Jr lien	46,661	0	271	47,484	47,755
Consumer	10,495	0	0	11,079	11,079
Mortgage servicing rights	1,010	0	1,010	0	1,010
Accrued interest receivable	1,751	0	1,751	0	1,751

Financial liabilities:
Deposits
Other deposits	460,939	0	463,168	0	463,168
Brokered deposits	14,558	0	14,559	0	14,559
Federal funds purchased and other borrowed funds	6,000	0	6,004	0	6,004
Repurchase agreements	34,150	0	34,150	0	34,150
Capital lease obligations	775	0	775	0	775
Subordinated debentures	12,887	0	13,158	0	13,158
Accrued interest payable	93	0	93	0	93

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2013 and 2012.

Note 22.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)
Condensed Balance Sheets
December 31, 2013 and 2012

Assets	2013	2012

Cash	$410,075	$236,514
Investment in subsidiary - Community National Bank	58,490,098	55,650,407
Investment in Capital Trust	387,000	387,000
Income taxes receivable	235,559	436,944
Total assets	$59,522,732	$56,710,865

Liabilities and Shareholders' Equity
Liabilities
Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	499,755	471,290
Total liabilities	13,386,755	13,358,290

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding
at December 31, 2013 and 2012 ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 10,000,000 shares authorized at December 31,
2013 and 2012, and 5,078,707 and 5,023,026 shares issued at December 31,
2013 and 2012, respectively (including 13,448 and 19,182 shares issued
February 1, 2014 and 2013, respectively)	12,696,768	12,557,565
Additional paid-in capital	28,612,308	28,047,829
Retained earnings	4,997,144	2,698,200
Accumulated other comprehensive (loss) income	(47,466)	171,758
Less: treasury stock, at cost; 210,101 shares at December 31, 2013 and 2012	(2,622,777)	(2,622,777)
Total shareholders' equity	46,135,977	43,352,575

Total liabilities and shareholders' equity	$59,522,732	$56,710,865

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)
Condensed Statements of Income
Years Ended December 31, 2013 and 2012

	2013	2012
Income
Bank subsidiary distributions	$2,485,000	$2,863,000
Dividends on Capital Trust	12,310	29,257
Total income	2,497,310	2,892,257

Expense
Interest on junior subordinated debentures	409,938	974,257
Administrative and other	295,191	340,129
Total expense	705,129	1,314,386

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	1,792,181	1,577,871
Income tax benefit	235,559	436,944

Income before equity in undistributed net income of subsidiary	2,027,740	2,014,815
Equity in undistributed net income of subsidiary	3,058,915	2,385,875
Net income	$5,086,655	$4,400,690

Community Bancorp. (Parent Company Only)
Condensed Statements of Cash Flows
Years Ended December 31, 2013 and 2012

	2013	2012
Cash Flows from Operating Activities
Net income	$5,086,655	$4,400,690
Adjustments to reconcile net income to net cash provided by
operating activities
Equity in undistributed net income of subsidiary	(3,058,915)	(2,385,875)
Decrease (increase) in income taxes receivable	201,385	(20,162)
Net cash provided by operating activities	2,229,125	1,994,653

Cash Flows from Financing Activities
Dividends paid on preferred stock	(81,250)	(187,500)
Dividends paid on common stock	(1,974,314)	(1,767,584)
Net cash used in financing activities	(2,055,564)	(1,955,084)
Net increase in cash	173,561	39,569

Cash
Beginning	236,514	196,945
Ending	$410,075	$236,514

Cash Received for Income Taxes	$436,944	$416,781

Cash Paid for Interest	$409,938	$974,257

Common Shares Dividends paid:
Dividends declared	$2,706,461	$2,666,741
Increase in dividends payable attributable to dividends declared	(28,465)	(49,467)
Dividends reinvested	(703,682)	(849,690)
	$1,974,314	$1,767,584

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2013 and 2012 is presented below:

	Quarters in 2013 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,562,049	$5,804,849	$5,607,136	$5,665,748
Interest expense	934,797	892,403	819,426	795,508
Provision for loan losses	206,250	120,000	137,500	206,250
Non-interest income	1,368,192	1,520,858	1,540,425	1,553,093
Non-interest expense	4,589,290	4,818,263	4,471,596	4,413,325
Net income	1,041,778	1,238,344	1,354,933	1,451,600
Earnings per common share	0.21	0.25	0.28	0.29

	Quarters in 2012 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,589,896	$5,632,862	$5,782,081	$5,816,492
Interest expense	1,270,927	1,239,156	1,238,391	1,133,845
Provision for loan losses	250,003	249,999	249,999	249,999
Non-interest income	1,354,977	1,533,032	1,530,217	1,770,734
Non-interest expense	4,549,932	4,718,213	4,553,023	5,045,602
Net income	964,849	1,021,192	1,267,351	1,147,298
Earnings per common share	0.19	0.20	0.26	0.23

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2013	2012
Income
Income from investment in CFSG Partners	$287,252	$149,715

Expenses
Marketing	$321,586	$284,641
State deposit tax	532,592	516,348
Amortization of tax credit investments	473,842	1,175,177
ATM fees	401,147	363,478
Telephone	358,801	338,239

Note 25.  Subsequent Events

Declaration of Cash Dividend

On December 11, 2013, the Company declared a cash dividend of $0.14 per share payable February 1, 2014 to shareholders of record as of January 15, 2014. On March 11, 2014, the Company declared a cash dividend of $0.16 per share payable May 1, 2014 to shareholders of record as of April 15, 2014. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP plan.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2013 and 2012

The following discussion analyzes the consolidated financial condition of Community Bancorp. (the “Company”) and its wholly-owned subsidiary, Community National Bank, as of December 31, 2013 and 2012, and its consolidated results of operations for the years then ended.  The Company is considered a “smaller reporting company” under applicable regulations of the Securities and Exchange Commission (“SEC”) and is therefore eligible for relief from certain disclosure requirements.  In accordance with such provisions, the Company has elected to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for two, rather than three, years.

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

Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (1) general economic conditions, either nationally, regionally or locally continue to deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services; (2) competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial services industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems; (3) interest rates change in such a way as to reduce the Company's margins;  (4) changes in laws or government rules, including the rules of the federal Consumer Financial Protection Bureau, or the way in which courts or government agencies interpret or implement those laws or rules, increase our costs of doing business causing us to limit or change our product offerings or pricing, or otherwise adversely affect the Company's business; (5) changes in federal or state tax policy; (6) changes in the level of nonperforming assets and charge-offs; (7) changes in estimates of future reserve requirements based upon relevant regulatory and accounting requirements; (8) changes in consumer and business spending, borrowing and savings habits; (9) the effect of changes to the calculation of the Company’s regulatory capital ratios under the recently adopted Basel III capital framework which, among other things, will require additional regulatory capital, and change the framework for risk-weighting of certain assets; and (10) the effect of and changes in the United States monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board (“FRB”) and its regulation of the money supply; and (11) adverse changes in the credit rating of U.S. government debt.

NON-GAAP FINANCIAL MEASURES

Under SEC Regulation G, public companies making disclosures containing financial measures that are not in accordance with generally accepted accounting principles in the United States (“US GAAP” or “GAAP”) must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure, as well as a statement of the company’s reasons for utilizing the non-GAAP financial measure.  The SEC has exempted from the definition of non-GAAP financial measures certain commonly used financial measures that are not based on GAAP.  However, two non-GAAP financial measures commonly used by financial institutions, namely tax-equivalent net interest income and tax-equivalent net interest margin (as presented in the tables in the section labeled Interest Income Versus Interest Expense (Net Interest Income), have not been specifically exempted by the SEC, and may therefore constitute non-GAAP financial measures under Regulation G.  We are unable to state with certainty whether the SEC would regard those measures as subject to Regulation G.

Management believes that these non-GAAP financial measures are useful in evaluating the Company’s financial performance and facilitate comparisons with the performance of other financial institutions.  However, that information should be considered supplemental in nature and not as a substitute for related financial information prepared in accordance with GAAP.

OVERVIEW

The Company’s consolidated assets at year-end 2013 were $573,667,404 compared to $575,738,245 at year-end 2012, a decrease of 0.40%.  Although total assets were down from prior year end, loans increased by $23.5 million while lower yielding assets decreased.  The increase in loans was driven primarily by growth in commercial loans.  On December 31, 2013 loans totaled $439,908,926 compared to $416,375,448 on December 31, 2012, an increase of 5.3%.  Funding for the increase in loans was provided from a combination of an increase in deposits of $6.0 million, a decrease in cash and cash equivalents of $11.6 million and a decrease of $5.7 million in the available-for-sale securities portfolio.  Capital grew to $46,135,977 with a book value of $8.96 per share on December 31, 2013 compared to $43,352,575 with a book value of $8.49 per share on December 31, 2012.

The Company’s net income of $5,086,655 or $1.03 per share for 2013 compares favorably to $4,400,690 or $0.88 per share in 2012.  The 2013 increase in net income is partly attributable to the strong loan growth which helped to minimize margin compression in the persistent low rate environment combined with a decrease in both interest expense and other expenses, including the provision for loan losses.  Interest rates have remained at historically low levels for several years causing erosion of yields on earning assets.  While, average earning assets increased $7.4 million in 2013, tax-equivalent interest income decreased by $163,704, reflecting a decrease in average yield of nine basis points.  Management was able to limit the decrease in the average yield on interest earning assets to nine basis points due to the growth in the loan portfolio which provides higher yields than other interest-earning assets. During the year, average interest-bearing liabilities decreased $3.1 million while the average rates paid on these liabilities decreased by 32 basis points resulting in a decrease in interest expense of $1.4 million.  This decrease was largely due to a 438 basis point decrease in the average interest rate paid on the junior subordinated debentures following a scheduled rate adjustment at the end of 2012, which resulted in a decrease in interest paid on the debentures of $564,319 for 2013.   Also, contributing to the decrease in the average rate paid on the interest-bearing liabilities was the shift of customer funds out of higher yielding CDs to lower yielding demand and savings accounts combined with the payoff of higher-cost borrowings at the beginning of the year.  The combined effects of these changes resulted in an increase of $1.3 million in tax-equivalent net interest income.

Improvement in asset quality and lower levels of charge off activity during 2013 allowed the Company to reduce the provision for loan losses by $330,000 compared to 2012.  In addition, non-interest expenses decreased by $574,296 year over year, due mostly to a higher level of tax credits amortized in 2012 in the amount of $701,335 and a prepayment penalty of $306,338 incurred in the fourth quarter of 2012 related to the early payoff of a higher-cost borrowing.  The positive effect of lower non-interest expenses in 2013 compared to 2012 was offset by a decrease in non-interest income of $206,392 and an increase in the provision for income tax expense of $1,270,575.  The decrease in non-interest income was mainly due to a reduction in income from sold loans in the secondary market of $202,165.

The Federal Reserve’s stimulus program has kept mortgage interest rates low providing several refinancing cycles which continued throughout 2012 and somewhat into 2013, however the opportunity for refinancing has declined resulting in originations of $27,684,721 in 2013, compared to $46,562,338 in 2012.  The Company reported net gains from the sales of these mortgages of $778,203 compared to $1,375,689 in 2012, contributing to a decrease in non-interest income year over year.  Also contributing to the decrease was the net realized loss on sale of securities in the available-for-sale portfolio during 2013 of $5,521 compared to a gain of $351,301 in 2012.   These decreases were offset by increases in service fees and income from other activities.

The Company declared dividends of $0.56 per common share in 2013 and 2012.  The Company reported retained earnings of $4,997,144 as of December 31, 2013 compared to $2,698,200 as of December 31, 2012 and total shareholders’ equity of $46,135,977 and $43,352,575 for the same comparison periods.  The Company is committed to remaining a well-capitalized community bank, working to meet the needs of our customers, while providing a fair return to our shareholders.

Recent national economic data reports have produced tepid producer and consumer prices and nonthreatening inflation indicators demonstrating that inflation remains well below the Fed’s 2% target.  Although the Fed expects inflation to reverse course, nonexistent wage pressures threaten that forecast with ample slack in the labor market and minimal credit creation.  Improvements in the housing sector appear slow, possibly due to the rise in mortgage rates since spring.  Most of the housing activity is in the sales of existing homes, while new home sales declined.  Although employment has continued to expand at a moderate pace, the national unemployment rate remains above the Fed’s target of 6%.  The comments from the latest meeting of the Federal Reserve’s Federal Open Market Committee (FOMC) reaffirmed that the committee believes the current exceptionally low target range for fed funds is appropriate for the current economic conditions.

More locally, according to the State of Vermont Department of Labor, Vermont’s unemployment rate for December, 2013 was 4.2%, which is slightly less than the December, 2012 rate of 4.9%, and is well below the national average of 6.6%.  On a statewide basis job growth has come from the private sector and health care with contraction in construction, manufacturing and government sectors.  Vermont’s construction and government sectors are ranked as the lowest for job growth, and with post-tropical storm Irene projects now complete, forecasts for construction jobs are less than optimistic.  Nevertheless, economists say that continued strength in the “Vermont” brand has helped recovery in the manufacturing sector and has helped the food and beverage industry to perform well. Technology, financial services and light manufacturing, particularly of specialty artisan foods, continue to be the economic leaders throughout Vermont.

A positive addition to Northern Vermont is a multi-phase expansion project of an Orleans County ski area, where construction of three hotels, a hockey arena, an indoor water park and a golf clubhouse has transformed the ski resort and golf course to a year-round indoor and outdoor recreation and wedding destination resort.  This project has injected hundreds of millions of dollars of construction funding into the local economy over the last two years utilizing Federal EB5 program capital from foreign investors.  A second project upgraded snowmaking and will soon begin construction of new hotels at another local ski resort in Caledonia County.  The permitting process is scheduled to begin this spring for further investments of EB5 capital intended to be utilized for several projects in the region including a bio-tech manufacturing and research facility, a water-front hotel and conference center, and a major revitalization project for downtown Newport.  Separate from the EB5 projects, it was announced recently that a Vermont developer has committed to bringing a Wal-Mart Super Store to Orleans County.  Furthermore, the area recently received status as a foreign trade zone, propelling a major renovation project at the local airport, including an aviation flight school and small plane manufacturing plant in Newport. The projects that are underway have created jobs and boosted economic activity in the area.

The regulatory environment continues to increase operating costs and place extensive burden on personnel resources to comply with a myriad of legal requirements, including those under the Dodd-Frank Act of 2010, and the numerous rulemakings it has spawned, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Real Estate Settlement Procedures Act and the Truth in Lending Act, as well as the new Basel III capital framework.  It is unlikely that these administrative costs and burdens will moderate in the future.

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

Allowance for Loan Losses - Management believes that the calculation of the allowance for loan losses (“ALL”) is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements.  In estimating the ALL, management considers historical experience as well as other qualitative factors, including the effect of current economic indicators and their probable impact on borrowers and collateral, trends in delinquent and non-performing loans, trends in criticized and classified assets, levels of exceptions, the impact of competition in the market, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments and the geographic distribution of commercial real estate loans. Management’s estimates used in calculating the ALL may increase or decrease based on changes in these factors, which in turn will affect the amount of the Company’s provision for loan losses charged against current period income.  This evaluation is inherently subjective and actual results could differ significantly from these estimates under different assumptions, judgments or conditions.

Other Real Estate Owned (“OREO”) – Real estate properties acquired through or in lieu of foreclosure or properties no longer used for bank operations, are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Such properties are carried at fair value, which is the market value less estimated cost of disposition, i.e. sales commissions and costs associated with the sale.  Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation.  Under recent and current market conditions, and periods of declining market values, the Company will generally obtain a new appraisal or evaluation.  The amount, if any, by which the recorded amount of the loan exceeds the fair value, less estimated cost to sell, is a loss which is charged to the allowance for loan losses at the time of foreclosure or repossession. The recorded amount of the loan is the loan balance adjusted for any unamortized premium or discount and unamortized loan fees or costs, less any amount previously charged off, plus recorded accrued interest.  After acquisition through or in lieu of foreclosure, these assets are carried at their new cost basis.  Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred.  Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are deemed less significant or less vulnerable to market conditions.  Subsequent write-downs are recorded as a charge to other expense.  Gains or losses on the sale of such properties are included in income when the properties are sold.

Investment Securities - Management performs quarterly reviews of individual debt and equity securities in the investment portfolio to determine whether a decline in the fair value of a security is other than temporary. A review of other-than-temporary impairment requires management to make certain judgments regarding the materiality of the decline and the probability, extent and timing of a valuation recovery, the Company’s intent to continue to hold the security and, in the case of debt securities, the likelihood that the Company will not have to sell the security before recovery of its cost basis.  Management assesses fair value declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition and business prospects, or to market-related or other external factors, such as interest rates, and in the case of debt securities, the extent to which the impairment relates to credit losses of the issuer, as compared to other factors.  Declines in the fair value of securities below their cost that are deemed to be other than temporary, and declines in fair value of debt securities below their cost that are related to credit losses, are recorded in earnings as realized losses, net of tax effect.  The non-credit loss portion of an other than temporary decline in the fair value of debt securities below their cost basis (generally, the difference between the fair value and the estimated net present value of expected future cash flows from the debt security) is recognized in other comprehensive income as an unrealized loss, provided that the Company does not intend to sell the security and it is more likely than not that the Company will not have to sell the security before recovery of its reduced basis.

Mortgage Servicing Rights - Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are required to be capitalized and initially recorded at fair value on the acquisition date and are subsequently accounted for using the “amortization method”.  Mortgage servicing rights are amortized against non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets. The value of capitalized servicing rights represents the estimated present value of the future servicing fees arising from the right to service loans for third parties. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of estimated fair value compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a reduction of non-interest income.  Subsequent improvement (if any) in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in non-interest income up to (but not in excess of) the amount of the prior impairment. Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments. Factors that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  The Company analyzes and accounts for the value of its servicing rights with the assistance of a third party consultant.

Goodwill - Management utilizes numerous techniques to estimate the value of various assets held by the Company, including methods to determine the appropriate carrying value of goodwill.  Goodwill from an acquisition accounted for under the purchase accounting method, such as the Company’s 2007 acquisition of LyndonBank, is subject to ongoing periodic impairment evaluation, which includes an analysis of the ongoing assets, liabilities and revenues from the acquisition and an estimation of the impact of business conditions.  This evaluation is inherently subjective.

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

RESULTS OF OPERATIONS

The Company’s net income of $5,086,655 for the year ended December 31, 2013 increased $685,965 or 15.6% from net income of $4,400,690 for the year ended December 31, 2012, resulting in earnings per common share of $1.03 and $0.88, respectively.  An increase of $1,258,636 or 7.0% is noted in net interest income for 2013 compared to 2012.  Interest income decreased $181,549 or 0.8% in 2013, but that decrease was more than offset by a decrease in interest expense of $1,440,185 or 29.5%.  The modest decrease in interest income together with the significant decrease in interest expense reflect the low interest rate environment as does the $564,319 decrease in interest expense associated with the Company’s Junior Subordinated Debentures discussed in Note 10 of this Annual Report.  Non-interest income decreased $206,392 or 3.3%, and non-interest expense decreased $574,296 or 3.0%.  The Company had a modest loss of $5,521 for 2013 on sales of available-for-sale (“AFS”) securities, compared to a gain of $351,301 for 2012 on sales of AFS securities, including its Fannie Mae preferred stock.  Salaries and wages increased $216,151 or 3.5% and an increase of $209,782 or 9.9% is noted in employee benefits.  Other expenses decreased $485,343 or 7.8% year over year with a substantial portion of the decrease attributable to a decrease of $412,109 or 46.5% in losses on limited partnerships.  In addition, 2012 non-interest expense included a prepayment fee of $306,338 on the early pay off of a higher cost $6.0 million advance from FHLBB in 2012, while there were no similar fees incurred in 2013.

Return on average assets (“ROA”), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity (“ROE”), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

	December 31,
	2013	2012	2011

Return on Average Assets	0.90%	0.79%	0.66%
Return on Average Equity	11.43%	10.44%	8.91%
Dividend Payout Ratio (1)	54.37%	63.64%	76.71%
Average Equity to Average Assets Ratio	7.86%	7.53%	7.43%

(1) Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and balance sheet data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

Years Ended December 31,	2013	2012	2011	2010	2009

Balance Sheet Data

Net loans	$435,354,440	$412,232,869	$382,507,221	$385,266,573	$378,334,393
Total assets	573,667,404	575,738,245	552,905,517	545,932,649	505,287,097
Total deposits	481,552,569	475,496,859	454,393,309	438,192,263	418,785,730
Borrowed funds	0	6,000,000	18,010,000	33,010,000	13,411,000
Total liabilities	527,531,427	532,385,670	511,987,108	506,804,980	468,397,259
Total shareholders' equity	46,135,977	43,352,575	40,918,409	39,127,669	36,889,838

Operating Data
Total interest income	$22,639,782	$22,821,331	$22,744,363	$23,686,983	$24,119,272
Total interest expense	3,442,134	4,882,319	5,595,628	6,527,737	7,684,480
Net interest income	19,197,648	17,939,012	17,148,735	17,159,246	16,434,792

Provision for loan losses	670,000	1,000,000	1,000,000	1,016,668	625,004
Net interest income after
provision for loan losses	18,527,648	16,939,012	16,148,735	16,142,578	15,809,788

Non-interest income	5,982,568	6,188,960	5,202,169	5,641,302	5,656,433
Non-interest expense	18,292,474	18,866,770	17,533,082	17,282,150	18,033,678
Income before income taxes	6,217,742	4,261,202	3,817,822	4,501,730	3,432,543
Applicable income tax expense
(benefit)(1)	1,131,087	(139,488)	234,276	555,722	(315,319)

Net income	$5,086,655	$4,400,690	$3,583,546	$3,946,008	$3,747,862

Per Share Data

Earnings per common share (2)	$1.03	$0.88	$0.73	$0.82	$0.79
Dividends declared per common
share	$0.56	$0.56	$0.56	$0.48	$0.48
Book value per common share
outstanding	$8.96	$8.49	$8.13	$7.92	$7.56
Weighted average number of
common shares outstanding	4,838,185	4,769,645	4,674,806	4,584,145	4,504,943
Number of common shares
outstanding, period end	4,868,606	4,812,925	4,728,161	4,624,514	4,549,812

(1) Applicable income tax expense (benefit) assumes a 34% tax rate.
(2) Computed based on the weighted average number of common shares outstanding during the periods presented.

INTEREST INCOME VERSUS INTEREST EXPENSE (NET INTEREST INCOME)

The largest component of the Company’s operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings).  The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate paid).  A portion of the Company’s income from municipal investments is not subject to income taxes.  Because the proportion of tax-exempt items in the Company's portfolio varies from year-to-year, to improve comparability of information across years, the non-taxable income shown in the tables below has been converted to a tax equivalent basis. Because the Company’s corporate tax rate is 34%, to equalize tax-free and taxable income in the comparison, we divide the tax-free income by 66%, with the result that every tax-free dollar is equivalent to $1.52 in taxable income.

Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $37,936,911, $41,865,555 and $29,702,159, at December 31, 2013, 2012 and 2011, respectively.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the tax equivalent net interest income presented in the table immediately following for each of the last three years.

For the Years Ended December 31,	2013	2012	2011
	(Dollars in Thousands)

Net interest income as presented	$19,198	$17,939	$17,149
Effect of tax-exempt income	529	511	513
Net interest income, tax equivalent	$19,727	$18,450	$17,662

The following table presents average earning assets and average interest-bearing liabilities supporting earning assets.  Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield for the last three years.

	For the Years Ended December 31,
		2013			2012			2011
			Average			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets

Loans (1)	$425,482	$21,226	4.99%	$402,023	$21,203	5.27%	$389,611	$21,243	5.45%
Taxable investment securities	41,363	314	0.76%	57,571	533	0.93%	32,904	357	1.08%
Tax-exempt investment securities	40,043	1,556	3.89%	40,058	1,504	3.75%	35,627	1,510	4.24%
Sweep and interest earning accounts	4,457	13	0.28%	3,881	10	0.27%	33,267	73	0.22%
Other investments (2)	4,093	60	1.46%	4,464	82	1.85%	4,696	75	1.60%
Total	$515,439	$23,169	4.50%	$507,997	$23,332	4.59%	$496,105	$23,258	4.69%

Interest-Bearing Liabilities

Interest-bearing transaction accounts	$117,395	$289	0.25%	$110,752	$348	0.31%	$110,725	$469	0.42%
Money market accounts	87,983	898	1.02%	79,659	788	0.99%	72,476	757	1.04%
Savings deposits	69,063	97	0.14%	64,908	103	0.16%	60,285	110	0.18%
Time deposits	123,431	1,555	1.26%	132,571	2,170	1.64%	141,397	2,728	1.93%
Federal funds purchased and other borrowed funds	5,084	22	0.43%	20,245	290	1.43%	19,095	350	1.83%
Repurchase agreements	28,538	111	0.39%	26,383	144	0.55%	21,725	142	0.65%
Capital lease obligations	741	60	8.11%	802	65	8.10%	810	66	8.15%
Junior subordinated debentures	12,887	410	3.18%	12,887	974	7.56%	12,887	974	7.56%
Total	$445,121	$3,442	0.77%	$448,207	$4,882	1.09%	$439,400	$5,596	1.27%

Net interest income		$19,727			$18,450			$17,662
Net interest spread (3)			3.73%			3.50%			3.42%
Net interest margin (4)			3.83%			3.63%			3.56%

(1) Included in gross loans are non-accrual loans with an average balance of $4,401,818, $6,311,031 and $5,715,680 for the years ended December 31, 2013,
    2012 and 2011, respectively. Loans are stated before deduction of unearned discount and allowance for loan losses.

(2) Included in other investments is the Company’s FHLBB Stock with an average balance of $3,118,142 and $3,488,914, respectively, for 2013 and 2012 and a payout rate of approximately 0.37% per quarter in 2013 and 0.48% in 2012.

(3) Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average earning assets.

Interest income from loans of $21,226,505 accounts for 91.6% of total tax-equivalent interest income for 2013 compared to $21,203,038 or 90.9% for 2012 and $21,242,577 or 91.3% for 2011, with average yields of 4.99%, 5.27% and 5.45%, respectively. The average volume of loans increased $23,458,737, or 5.8% from 2012 to 2013 and $12,412,594 or 3.1% from 2011 to 2012, while the average rate earned on these assets decreased 28 basis points from 2012 to 2013 and 18 basis points from 2011 to 2012, reflecting the prevailing low interest rate environment throughout both comparison periods. The average volume of taxable investments decreased $16,207,422 or 28.2% from 2012 to 2013 but increased $24,666,478 or 75.0% from 2011 to 2012.  Declines of 17 basis points for 2013 and 15 basis points for 2012 are noted in the average yield on these investments.  During the fourth quarter of 2011 and into the first quarter of 2012, the Company redeployed a substantial portion of the funds held in its account at the Federal Reserve Bank of Boston (FRBB) to purchase taxable investments that earned a slightly better rate than the FRBB account.  As loan demand increased beginning in 2012 and into 2013, the Company funded a portion of this increase through sales and maturities from its taxable investments. Sweep and interest earning assets consist primarily of excess funds held in the Company’s account at the FRBB.  The average volume of these earning assets decreased from $33,267,247 in 2011 to $3,880,952 in 2012 and then increased to $4,457,244 in 2013.

Interest expense on time deposits represents 45.2% of total interest expense for 2013, compared to 44.4% for 2012, and 48.8% for 2011, with interest expense totaling $1,555,030, $2,169,578 and $2,728,478, respectively, and average rates paid of 1.26%, 1.64% and 1.93%, respectively.  Major decreases are noted in the average volume of two components of interest-bearing liabilities, with federal funds purchased and other borrowed funds accounting for the biggest decrease in average volume totaling $15,160,526 or 64.9% and a decrease in the average rate paid of 100 basis points from 2012 to 2013, followed by time deposits with a decrease of $9,139,668 or 6.9% in average volume and a decrease of 38 basis points in the average rate paid from 2012 to 2013.  Increases are noted in the average volumes of other components of interest-bearing liabilities, with money market accounts reporting the largest increase of $8,323,721 or 10.5% in average volume, followed by interest-bearing transaction accounts with an increase of $6,642,913 or 6.0% from 2012 to 2013.  Time deposits reported the only significant decrease in the 2011 to 2012 comparison period with a decrease in average volume of $8,826,701 or 6.2% and a decrease in the average rate paid of 29 basis points, compared to an increase in money market accounts of $7,182,536 or 9.9% in average volume with a decrease in the average rate paid of five basis points, followed by repurchase agreements with an increase in average volume of $4,658,249 or 21.4% and a decrease in the average rate paid of 10 basis points from 2011 to 2012.  Although the average volume of the Company’s junior subordinated debentures remained unchanged during 2013, a contractual interest rate adjustment at the end of 2012 resulted in a 438 basis point decrease in the average rate paid on the debentures in 2013, compared to the rate paid in 2012 and 2011.

Overall, during 2013, the average rate earned on interest-earning assets decreased less than the average rate paid on interest-bearing liabilities, causing the net interest spread to increase 23 basis points to 3.73% for 2013, compared to last year’s net interest spread of 3.50%.  A similar pattern is noted for the period from 2011 to 2012 with a decrease of ten basis points in the average rate earned on interest-earning assets compared to an 18 basis points decrease in the average rate paid on interest-bearing liabilities, causing the eight basis point increase in the spread for 2012 from 3.42% for 2011.

The following table summarizes the variances in income for the years 2013, 2012 and 2011 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid compared to the prior year.

Changes in Interest Income and Interest Expense

	2013 vs. 2012			2012 vs. 2011
	Variance Due to Rate (1)	Variance Due to Volume (1)	Total Variance	Variance Due to Rate (1)	Variance Due to Volume (1)	Total Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans	$(1,213)	$1,236	$23	$(716)	$676	$(40)
Taxable investment securities	(96)	(123)	(219)	(90)	266	176
Tax-exempt investment securities	53	(1)	52	(194)	188	(6)
Sweep and interest earning accounts	2	1	3	13	(76)	(63)
Other investments	(17)	(5)	(22)	11	(4)	7
Total	$(1,271)	$1,108	$(163)	$(976)	$1,050	$74

Average Interest-Bearing Liabilities
Interest-bearing transaction accounts	$(80)	$21	$(59)	$(121)	$0	$(121)
Money market accounts	28	82	110	(44)	75	31
Savings deposits	(13)	7	(6)	(15)	8	(7)
Time deposits	(500)	(115)	(615)	(413)	(145)	(558)
Federal funds purchased and
other borrowed funds	(203)	(65)	(268)	(81)	21	(60)
Repurchase agreements	(45)	12	(33)	(28)	30	2
Capital lease obligations	0	(5)	(5)	0	(1)	(1)
Junior subordinated debentures	(564)	0	(564)	0	0	0
Total	$(1,377)	$(63)	$(1,440)	$(702)	$(12)	$(714)

Changes in net interest income	$106	$1,171	$1,277	$(274)	$1,062	$788

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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income: The Company's non-interest income decreased $206,392 or 3.3% to $5,982,568 in 2013 from $6,188,960 in 2012.  Service fees increased $223,812 or 9.5% due primarily to the implementation of paper statement fees in 2013.  Secondary market residential mortgage sales volume was higher in 2012 compared to 2013 with originations of loans sold to the secondary market of $27,684,721 in 2013 compared to $46,562,338 in 2012.  This resulted in a year over year decrease in income from sold loans of $202,165 or 11.1%.  In 2012, the Company recorded gains through the sale of investments in its AFS portfolio of $351,301 compared to a loss of $5,521 in 2013, significantly contributing to the decrease in non-interest income year over year.  Other income from loans decreased $173,927 or 19.3% from 2012 to 2013 due in part to a decrease in residential loan activity which resulted in a decrease of $150,613 or 39.1% in documentation fees associated with the residential loan application process.  Other income increased $302,710 or 39.7% from 2012 to 2013, due in part to an increase of $137,537 or 91.9% in income associated with the Company’s investment in Community Financial Services Group Partners, LLC (“CFSG Partners”), the holding company for the Company’s trust company affiliate, and an increase of $62,009 or 61.8% in income from the Company’s Supplemental Employee Retirement Program (“SERP”).

Non-interest Expense: The Company's non-interest expense decreased $574,296 or just over 3.0% to $18,292,474 for 2013 compared to $18,866,770 for 2012.  Salaries and employee benefits increased in total $425,933 or 5.1%, while all other components of non-interest expense decreased, including a decrease of $126,486 or 3.8% in occupancy expense. During the fourth quarter of 2012, the Company chose to prepay a higher rate borrowing with the FHLBB, resulting in prepayment fees totaling $306,338, which contributed significantly to the decrease in non-interest expense year over year.  A decrease of $68,175 or 20% is noted in the amortization expense related to the Company’s core deposit intangible from the LyndonBank acquisition (see Note 6 to the consolidated financial statements).  Other expenses decreased $485,343 or 7.8% from $6,244,512 in 2012 to $5,759,169 in 2013.  The components of other expenses noting substantial decreases between periods were losses on limited partnerships (discussed in the following paragraph) which decreased $701,335 or 59.7% and expenses related to the Company’s non-performing assets which decreased $117,583 or 47.1%. These decreases were offset in part by an increase of $125,632 or 164.0% in expenses related to the Company’s OREO properties, which included write-downs totaling $44,500 for 2013.  The Company began outsourcing its data processing operations late in the fourth quarter of 2012, with related expenses amounting to $166,159 for 2013 compared to $11,647 for 2012.  Outsourcing of the core processing during 2013 provided the opportunity for the existing information technology staff to take on additional duties and roles prescribed from regulatory and industry changes.

Total losses relating to various limited partnership investments for affordable housing in our market area constitute a notable portion of other expenses.  These losses amounted to $473,842 or 8.2% of other expenses for 2013, compared to $1,175,177 or 18.8% of other expenses in 2012. These investments provide tax benefits, including tax credits, and are designed to yield a return of between 8% and 10%. The Company amortizes its investments in these limited partnerships under the effective yield method, resulting in the asset being amortized consistent with the periods in which the Company receives the tax benefit.  The carrying values of the limited partnerships were $2,334,709 and $2,808,551, at December 31, 2013 and 2012, respectively, and are recorded in other assets.

The tax credit from the Company’s New Markets Tax Credit (“NMTC”) investment was $170,750 for each of the years ended December 31, 2013 and 2012, with an amortization expense of $101,339 and $39,662, respectively, for the years ended December 31, 2013 and 2012.  The carrying value of this investment was $683,690 at December 31, 2013 and $785,080 at December 31, 2012, and is recorded in other assets.

APPLICABLE INCOME TAXES

The provision for income taxes increased significantly from a tax benefit of $139,488 in 2012 to a tax expense of $1,131,087 in 2013, an increase of $1,270,575. Income before taxes increased $1,956,540 or 45.9% for 2013 compared to 2012.  This increase in income, along with the decrease in tax credits relating to the Company’s affordable housing investments, accounts for the significant shift from a tax benefit in 2012 to a tax expense in 2013.

CHANGES IN FINANCIAL CONDITION

The following discussion refers to the volume of average assets, liabilities and shareholders’ equity in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity” on the following page.

Average assets increased $5.7 million or just over 1.0% from the year ended December 31, 2012 to the year ended December 31, 2013.  The interest-bearing balance at the FRBB comprises the entire average volume of federal funds sold and overnight deposits in 2013 and 2012.  The average volume of loans increased $22.8 million or 5.7%, due in part to strong commercial loan demand. The Company used maturities, sales and calls within the taxable investment portfolio to help fund loan growth during 2013 accounting for the decrease of $16.3 million or 28.3% in the average volume of that portfolio between periods.  The average volume of the tax-exempt portfolio increased moderately year over year and is made up of local municipal accounts.

Average liabilities increased $3.4 million or 0.7% from the year ended December 31, 2012 to the year ended December 31, 2013.  The average volume of federal funds purchased and other borrowed funds decreased $15.2 million or 74.9%, which was mostly attributable to the payoff of a $6.0 million FHLBB advance in the fourth quarter of 2012 and the maturity of another $6.0 million FHLBB advance during the first quarter of 2013.  The Company borrowed overnight funds during both periods, but the volume was heavier in 2012, with month ending balances for June and July amounting to $25.8 million and $28.3 million, respectively, compared to $22.1 million and $12.2 million, respectively for the same months in 2013.  The average volume of time deposits decreased $9.1 million or 6.9% from 2012 to 2013 which largely reflects a shift to savings or money market accounts, or customer rate shopping at other financial institutions.  The average volume of all other deposits increased with money market funds increasing $8.3 million in average volume or 10.5% and demand deposits increasing $7.5 million or 11.4% year over year, accounting for the two largest increases within the deposit accounts.  The average volume of savings accounts increased $4.2 million or 6.4% and interest-bearing transaction accounts increased $6.6 million or 6.0%.  The insured cash sweep account (“ICS”) offered through Promontory Interfinancial Network which the Company started offering in 2010, has worked very well as a means of attracting new customers and retaining current customers who are looking for alternatives to time deposits.  The average volume of ICS accounts increased from $12.1 million in 2012 to $15.9 million in 2013, which is reflected in the increase in the average volume of money market funds during 2013.  The Company strives to keep its core customers but is not placing much emphasis on attracting rate shoppers as it has sufficient liquidity to meet reasonably foreseeable loan demand and other requirements.

The following table provides a visual comparison of the breakdown of average assets and average liabilities as well as average shareholders' equity for the comparison periods.

Distribution of Assets, Liabilities and Shareholders' Equity

	Year ended December 31,
	2013		2012		2011
Average Assets	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$9,746	1.72%	$9,660	1.72%	$3,907	0.72%
Federal funds sold and overnight deposits	4,458	0.79%	3,881	0.69%	33,267	6.15%
Taxable investment securities	41,363	7.31%	57,662	10.29%	33,040	6.11%
Tax-exempt investment securities	40,043	7.08%	40,058	7.15%	35,627	6.59%
Other securities	3,706	0.65%	4,077	0.73%	4,309	0.80%
Total investment securities	85,112	15.04%	101,797	18.17%	72,976	13.50%
Gross loans	426,482	75.36%	403,681	72.06%	391,330	72.33%
Reserve for loan losses and accrued fees	(4,375)	-0.77%	(4,000)	-0.71%	(3,876)	-0.72%
Premises and equipment	12,067	2.13%	12,501	2.23%	12,749	2.36%
Other real estate owned	1,258	0.22%	665	0.12%	376	0.07%
Investment in Capital Trust	387	0.07%	387	0.07%	387	0.07%
Bank owned life insurance	4,241	0.75%	4,121	0.74%	3,993	0.74%
Core deposit intangible	1,220	0.22%	1,529	0.27%	1,909	0.35%
Goodwill	11,574	2.04%	11,574	2.07%	11,574	2.14%
Other assets	13,733	2.43%	14,396	2.57%	12,438	2.29%
Total average assets	$565,903	100%	$560,192	100%	$541,030	100%

Average Liabilities
Demand deposits	$73,766	13.04%	$66,242	11.82%	$58,388	10.79%
Interest-bearing transaction accounts	117,395	20.74%	110,752	19.77%	110,725	20.47%
Money market funds	87,983	15.55%	79,659	14.22%	72,476	13.40%
Savings accounts	69,063	12.20%	64,908	11.59%	60,285	11.14%
Time deposits	123,430	21.81%	132,571	23.67%	141,397	26.13%
Total average deposits	471,637	83.34%	454,132	81.07%	443,271	81.93%

Other borrowed funds	5,084	0.90%	20,245	3.61%	19,095	3.53%
Repurchase agreements	28,538	5.04%	26,383	4.71%	21,725	4.02%
Junior subordinated debentures	12,887	2.28%	12,887	2.30%	12,887	2.38%
Other liabilities	3,272	0.58%	4,376	0.78%	3,835	0.71%
Total average liabilities	521,418	92.14%	518,023	92.47%	500,813	92.57%

Average Shareholders' Equity
Preferred stock	2,500	0.44%	2,500	0.45%	2,500	0.46%
Common stock	12,596	2.23%	12,399	2.21%	12,168	2.25%
Additional paid-in capital	28,252	4.99%	27,634	4.93%	26,980	4.98%
Retained earnings	3,685	0.65%	1,986	0.36%	1,052	0.19%
Less: Treasury stock	(2,623)	-0.46%	(2,623)	-0.47%	(2,623)	-0.48%
Accumulated other comprehensive income	75	0.01%	273	0.05%	140	0.03%
Total average shareholders' equity	44,485	7.86%	42,169	7.53%	40,217	7.43%
Total average liabilities and shareholders' equity	$565,903	100%	$560,192	100%	$541,030	100%

CERTAIN TIME DEPOSITS

Increments of maturity of time certificates of deposit of $100,000 or more outstanding on December 31, 2013 are summarized as follows:

Maturity Date

3 months or less	$6,850,637
Over 3 through 6 months	10,130,552
Over 6 through 12 months	8,951,078
Over 12 months	20,996,176
Total	$46,928,443

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

Interest rate risk represents the sensitivity of earnings to changes in market interest rates.  As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting net interest income (“NII”), the primary component of the Company’s earnings.  Fluctuations in interest rates can also have an impact on liquidity.  The ALCO uses an outside consultant to perform rate shock simulations to the Company's NII, as well as a variety of other analyses.  It is the ALCO’s function to provide the assumptions used in the modeling process.  The ALCO utilizes the results of this simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes.  The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet.  Furthermore, the model simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing a flattening yield curve as well. This sensitivity analysis is compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 basis point (“bp”) shift upward and a 100 bp shift downward in interest rates.  The analysis also provides a summary of the Company's liquidity position. Furthermore, the analysis provides testing of the assumptions used in previous simulation models by comparing the projected NII with actual NII.  The asset/liability simulation model provides management with an important tool for making sound economic decisions regarding the balance sheet.

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

The following reflects the Company's NII sensitivity analysis over one-year and two-year horizons, assuming a parallel shift of the yield curve as of December 31, 2013.

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-.90%	Down 100 basis points	-3.60%
Up 200 basis points	7.00%	Up 200 basis points	19.90%

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

Residential mortgages represent approximately half of the Company’s loan balances; that level has been on a gradual decline in recent years, with a strategic shift in management emphasis to commercial lending. The severity and depth of the recent recession and slow economic recovery saw the greatest degree of collection and foreclosure activity and losses in this segment of the portfolio.  Delinquencies and losses, however, were not experienced to the extent of national peers as the Company maintains a mortgage loan portfolio of traditional mortgage products and has not engaged in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. While real estate values also declined in the Company’s market area, the sound underwriting standards historically employed by the Company mitigated the trends in defaults and property surrenders experienced elsewhere.  Residential mortgages with loan-to-values exceeding 80% are generally covered by private mortgage insurance (“PMI”).  A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated.  Junior lien home equity products make up approximately 21% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%.  The residential mortgage portfolio has had satisfactory performance in light of the depth of the recent recession and the slow recovery; portfolio performance improved through 2012 and 2013.

Risk in the Company’s commercial and commercial real estate loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the U.S. Small Business Administration and USDA Rural Development. At December 31, 2013, the Company had $25,150,175 in guaranteed loans with guaranteed balances of $20,044,091, compared to $24,676,611 in guaranteed loans with guaranteed balances of $19,787,843 at December 31, 2012.

The Company’s strategy is to continue growing the commercial and commercial real estate portfolios. Consistent with the strategic focus on commercial lending, both segments have seen solid growth during 2013.  Growth slowed in the residential mortgage first lien portfolio with interest rates increasing late in 2013 and the previously brisk refinancing activity falling off sharply.

The following table reflects the composition of the Company's loan portfolio as of December 31,

Composition of Loan Portfolio

	2013		2012		2011		2010		2009
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)
Real estate loans
Construction & land development	$19,098	4.34%	$12,751	3.06%	$12,589	3.26%	$19,126	4.92%	$16,869	4.42%
Farm land	10,453	2.38%	9,321	2.24%	10,223	2.65%	10,556	2.71%	10,039	2.63%
1-4 Family residential -
1st lien	172,847	39.29%	169,613	40.74%	157,251	40.69%	164,111	42.18%	169,154	44.28%
Jr lien	45,687	10.39%	47,029	11.29%	45,887	11.88%	47,360	12.17%	46,982	12.30%
Commercial real estate	127,385	28.96%	117,736	28.28%	109,458	28.33%	103,813	26.68%	97,620	25.56%
Loans to finance agricultural production	1,720	0.39%	2,590	0.62%	1,282	0.33%	1,158	0.30%	952	0.25%
Commercial & industrial	53,900	12.25%	46,694	11.21%	38,232	9.89%	29,887	7.68%	26,496	6.94%
Consumer	8,819	2.00%	10,642	2.56%	11,465	2.97%	13,058	3.36%	13,825	3.62%
Gross loans	439,909	100%	416,376	100%	386,387	100%	389,069	100%	381,937	100%

Less:
Allowance for loan losses and deferred net loan costs	(4,554)		(4,143)		(3,880)		(3,802)		(3,603)
Net loans	$435,355		$412,233		$382,507		$385,267		$378,334

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2013.

	Fixed Rate Loans				Variable Rate Loans
	Within	2 - 5	After		Within	2 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land development	$1,982	$152	$3,476	$5,610	$5,686	$5,325	$2,477	$13,488
Secured by farm land	133	59	2,047	2,239	4,210	4,004	0	8,214
Commercial real estate	1,505	1,300	10,964	13,769	52,382	47,170	14,064	113,616
Loans to finance agricultural production	58	234	61	353	1,367	0	0	1,367
Commercial & industrial	4,634	9,047	3,226	16,907	31,669	5,323	0	36,992
Total	$8,312	$10,792	$19,774	$38,878	$95,314	$61,822	$16,541	$173,677

The Company began experiencing increasing delinquencies and collection activity in 2008 when the most recent economic downturn began. The slow recovery resulted in prolonged work through of some of these delinquencies and problem loans. The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure. During the same period the Company experienced increasing trends in the levels of non-performing loans and criticized and classified assets, which was consistent with the length and depth of the economic recession and the slow recovery. During 2009 the Company had carried the maximum qualitative factor adjustment for weak economic conditions and has been slowly decreasing that factor as the recovery progresses. With the economic recovery continuing, the levels of both Group B (Management Involved) and Group C (Unacceptable Risk) loans (as defined in Note 3 to the Company’s audited consolidated financial statements) showed gradual improvement throughout 2012 and into 2013. The level of Group B loans increased in the latter half of 2013 with several loan originations to customers with improving financial condition; while the level of group C loans remained relatively stable through the latter half of 2013. The loan loss reserve factors for trends in delinquency and non-accrual loans and criticized and classified loans were gradually decreased into 2013.  However; these factors were again increased in the latter half of 2013 to account principally for higher Group B loans and a higher level of non-performing residential mortgages. Qualitative factors have also been increased to account for growth in the loan portfolio.

Commercial and commercial real estate loans are generally placed on non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more. However, such a loan need not be placed on non-accrual status if it is both well secured and in the process of collection.  Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case-by-case basis.  The Company obtains current property appraisals or market value analyses and considers the cost to sell collateral in order to assess the level of specific allocations required. Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due. When a loan is placed in non-accrual status, the Company's policy is to reverse the accrued interest against current period income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months.  Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan principal balance.  Deferred taxes are calculated monthly, based on interest amounts that would have accrued through the normal accrual process.  As of December 31, this interest amounted to $95,580 for 2013, $214,897 for 2012, $294,034 for 2011, $235,602 for 2010, and $117,575 for 2009.

The Company’s non-performing assets increased $532,333 or 8.6% for 2013 compared to 2012, while a decrease of $3.1 million or 33.1% is noted for 2012 compared to 2011, with increases in all prior comparison periods year over year beginning with an increase of $2.3 million or 32.7% for 2011 compared to 2010, and $1.8 million or 35.9% for 2010 compared to 2009.  The notable non-performing loan increase for 2011 was attributable in large part to an increase in non-accrual commercial real estate loans, including two commercial real estate loans to one borrower totaling just over $1.0 million moved into non-accrual as a result of diminished cash flow due to the devastation caused by Tropical Storm Irene, and four other commercial real estate loan relationships moved into non-performing status as a result of the inability to weather the economic recession.  The decrease from 2011 to 2012 is attributable to both improvement in economic conditions and the resolution of numerous problem loans.  Those resolutions included completion of the foreclosure process, recognition of government loan guarantee claims receivable, borrower repayment or in limited circumstances, the transition of loans to performing accrual status. The level of non-performing assets remained comparatively stable in 2013.

Non-performing assets were made up of the following:

Non-Performing Assets
December 31,	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Accruing loans past due 90 days or more:
Commercial & industrial	$22	$0	$60	$29	$0
Commercial real estate	5	54	99	95	0
Residential real estate - 1st lien	817	282	969	1,055	436
Residential real estate - Jr lien	56	42	111	140	102
Consumer	8	1	1	38	20
Total past due 90 days or more	908	379	1,240	1,357	558

Non-accrual loans:
Commercial & industrial	527	597	1,067	61	201
Commercial real estate	1,404	1,892	3,714	1,146	1,161
Residential real estate - 1st lien	2,203	1,928	2,704	2,831	2,482
Residential real estate - Jr lien	593	338	464	388	0
Total non-accrual loans	4,727	4,755	7,949	4,426	3,844

Total non-accrual and past due loans	5,635	5,134	9,189	5,783	4,402
Other real estate owned	1,106	1,075	90	1,210	743
Total non-performing assets	$6,741	$6,209	$9,279	$6,993	$5,145

Percent of gross loans	1.53%	1.49%	2.39%	1.79%	1.35%
Reserve coverage of non-performing assets	72.03%	69.45%	41.89%	53.31%	67.07%

Non-performing loans as of December 31, 2013 includes approximately 47% residential first mortgages, 12% junior lien home equity loans, 30% commercial real estate and 11% in commercial loans not secured by real estate, compared to 41%, 7%, 40%, and 12% respectively at December 31, 2012.

The Company’s TDRs are principally a result of extending loan repayment terms to relieve cash flow difficulties. The Company has only, on a limited basis, reduced interest rates for borrowers below the current market rate for the borrower.  The Company has not forgiven principal or reduced accrued interest within the terms of original restructurings, nor has it converted variable rate terms to fixed rate terms.  However, the Company evaluates each TDR situation on its own merits and does not foreclose the granting of any particular type of concession.  The Non-Performing Assets table includes TDR’s that are past due 90 days or more or in non-accrual status.  The remainder of the Company’s TDR’s consist of 10 residential mortgage loans, two commercial real estate loans and three commercial & industrial loans totaling $1,312,260 at December 31, 2013 compared to six residential mortgage loans, two commercial real estate loans and three commercial & industrial loans totaling $1,088,222 at December 31, 2012.

The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

The Company’s OREO portfolio at December 31, 2012 consisted of five properties acquired through the normal foreclosure process.  During 2013 the Company moved seven additional properties into OREO totaling $1,661,920, selling five of those properties and two of the properties held at December 31, 2012.  With total sales, net of closing costs, of $1,596,590 during 2013, and subsequent write-downs totaling $44,500 on two properties, 2013 ended with an OREO balance of $1,105,525, representing five properties.

Allowance for loan losses and provisions - The Company maintains an allowance for loan losses (allowance) at a level that management believes is appropriate to absorb losses inherent in the loan portfolio (See Critical Accounting Policies). Although the Company, in establishing the allowance, considers the inherent losses in individual loans and pools of loans, the allowance is a general reserve available to absorb all credit losses in the loan portfolio.  No part of the allowance is segregated to absorb losses from any particular loan or segment of loans.

When establishing the allowance each quarter, the Company applies a combination of historical loss factors and qualitative factors to loan segments including residential first and junior lien mortgages, commercial real estate, commercial and industrial, and consumer loan portfolios. No changes were made to the allowance methodology during 2013. The Company will shorten or lengthen its look back period for determining average portfolio historical loss rates as the economy either contracts or expands; during a period of economic contraction a shortening of the look back period may more conservatively reflect the current economic climate. The highest loss rates experienced for the look back period are applied to the various segments in establishing the allowance.

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

The following table summarizes the Company's loan loss experience for each of the last five years.

Summary of Loan Loss Experience

December 31,	2013	2012	2011	2010	2009
	(Dollars in Thousands)

Loans outstanding, end of year	$439,909	$416,376	$386,387	$389,069	$381,937
Average loans outstanding during year	$425,482	$402,023	$389,611	$386,016	$368,991
Non-accruing loans, end of year	$4,727	$4,755	$7,949	$4,426	$3,844
Non-accruing loans, net of government guarantees	$4,368	$3,537	$5,385	$3,382	$3,809

Allowance, beginning of year	$4,312	$3,887	$3,728	$3,451	$3,233
Loans charged off:
Commercial & industrial	(83)	(159)	(22)	(32)	(140)
Commercial real estate	(125)	(58)	(197)	(149)	(80)
Residential real estate - 1st lien	(56)	(246)	(522)	(512)	(86)
Residential real estate - Jr lien	(57)	(136)	(97)	(54)	(24)
Consumer	(67)	(97)	(103)	(106)	(146)
Total	(388)	(696)	(941)	(853)	(476)
Recoveries:
Commercial & industrial	3	29	13	42	12
Commercial real estate	186	52	8	8	18
Residential real estate - 1st lien	16	6	43	28	2
Residential real estate - Jr lien	21	2	0	2	0
Consumer	35	32	36	33	37
Total	261	121	100	113	69

Net loans charged off	(127)	(575)	(841)	(740)	(407)
Provision charged to income	670	1,000	1,000	1,017	625
Allowance, end of year	$4,855	$4,312	$3,887	$3,728	$3,451

Net charge offs to average loans outstanding	0.03%	0.14%	0.21%	0.19%	0.11%
Provision charged to income as a percent
of average loans	0.16%	0.25%	0.26%	0.26%	0.17%
Allowance to average loans outstanding	1.14%	1.07%	0.99%	0.96%	0.93%
Allowance to non-accruing loans	99.04%	90.68%	48.90%	84.23%	89.78%
Allowance to non-accruing loans net of
government guarantees	106.87%	121.91%	72.18%	110.23%	90.60%

Net loans charged off increased from 2007 through 2011, peaking at $841,000 in 2011. Given the trend in charge offs and depth of the recent recession and the sluggish recovery, management increased its provisions for loan losses to $1.0 million for each of the years 2011 and 2012, compared to $625,004 for 2009.  This increase was directionally consistent with the trends and risk in the loan portfolio and with the growth of the loan portfolio.  Improving loan portfolio trends throughout 2012 and 2013, and several recoveries resulted in a $330,000 or 33.0%, decrease to the provision for 2013; with a total provision of $670,000 compared to $1,000,000 for 2012. While the Company’s allowance coverage of non-accruing loans increased during 2013, the coverage of non-accruing loans net of government guarantees decreased. The decrease is the result of new non-accruing loans that are not guaranteed, replacing one large government guaranteed loan that was fully liquidated during the second quarter of 2013. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans and manage the OREO portfolio, and management continues to monitor the loan portfolio closely.

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

The following table shows the allocation of the allowance for loan losses, as well as the percent of each loan category to the total loan portfolio for each of the last five years:

Allocation of Allowance for Loan Losses

December 31,	2013	%	2012	%	2011	%	2010	%	2009	%
	(Dollars in Thousands)
Domestic
Commercial & industrial	$516	12%	$428	12%	$342	10%	$302	8%	$320	7%
Commercial real estate	2,144	36%	1,537	33%	1,386	34%	1,392	34%	1,296	33%
Residential real estate	1,819	50%	1,896	52%	1,910	53%	1,831	55%	1,589	57%
Consumer	105	2%	139	3%	125	3%	152	3%	182	3%
Unallocated	271	0%	312	0%	124	0%	51	0%	64	0%
Total	$4,855	100%	$4,312	100%	$3,887	100%	$3,728	100%	$3,451	100%

Market Risk - In addition to credit risk in the Company’s loan portfolio and liquidity risk in its loan and deposit-taking operations, the Company’s business activities also generate market risk.  Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices.  Declining capital markets can result in fair value adjustments necessary to record decreases in the value of the investment portfolio for other-than-temporary-impairment.  The Company does not have any market risk sensitive instruments acquired for trading purposes.  The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. During recessionary periods, a declining housing market can result in an increase in loan loss reserves or ultimately an increase in foreclosures.  Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product.  The prolonged weak economy and disruption in the financial markets in recent years may heighten the Company’s market risk.  As discussed above under "Interest Rate Risk and Asset and Liability Management", the Company actively monitors and manages its interest rate risk through the ALCO process.

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs.  The Company’s portfolio of available-for-sale securities decreased $5,697,457 or 13.9% in 2013, from $40,886,059 at December 31, 2012 to $35,188,602 at December 31, 2013.  The Company’s held-to-maturity portfolio consisted entirely of tax-exempt obligations of state and political subdivisions with a book value of $37,936,911 as of December 31, 2013, compared to $41,865,555 as of December 31, 2012.  The moderate decrease in the held-to-maturity investment portfolio reflects the strong competitive pressures in this segment.  However, the Company has maintained most of the new municipal investment relationships it gained in 2012.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale, either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income.  The Company's investment policy does not permit the holding of trading securities. Securities classified as held-to-maturity are recorded at book value, subject to adjustment for other-than-temporary impairment.  Securities classified as available-for-sale are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets.  These adjustments in the available-for-sale portfolio resulted in an accumulated unrealized loss net of taxes of $47,466 at December 31, 2013, down from an unrealized gain of $171,758 at December 31, 2012.  This decrease of $219,224 was due primarily to a change in the interest rate environment.  Although classified as available-for-sale, these securities are short term and we anticipate keeping them until maturity.  The unrealized loss positions within the investment portfolio as of December 31, 2013 and 2012 are considered by management to be temporary.

The restricted equity securities comprise the Company’s membership stock in the FRBB and FHLBB.  On December 31, 2013 and 2012 the Company held $588,150 in FRBB stock and $3,044,700 and $3,433,200, respectively, in FHLBB stock.  Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts.  The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution.  Restricted equity stock is sold and redeemed at par.  Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par.

Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices.  In 2013, call features on two investments were exercised by the issuers, compared to three calls during 2012.

The Company's investment portfolios as of December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value(1)
December 31, 2013

Available-for-Sale
U.S. GSE debt securities	$29,220,333	$114,102	$195,521	$29,138,914
U.S. Government securities	6,040,188	10,955	1,455	6,049,688
	$35,260,521	$125,057	$196,976	$35,188,602

Held-to-Maturity
States and political subdivisions	$37,936,911	$433,089	$0	$38,370,000

Restricted Equity Securities (2)	$3,632,850	$0	$0	$3,632,850

Total	$76,830,282	$558,146	$196,976	$77,191,452

December 31, 2012

Available-for-Sale
U.S. GSE debt securities	$33,552,376	$247,029	$13,936	$33,785,469
U.S. Government securities	7,073,445	28,217	1,072	7,100,590
	$40,625,821	$275,246	$15,008	$40,886,059

Held-to-Maturity
States and political subdivisions	$41,865,555	$425,445	$0	$42,291,000

Restricted Equity Securities (2)	$4,021,350	$0	$0	$4,021,350

Total	$86,512,726	$700,691	$15,008	$87,198,409

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value(1)
December 31, 2011

Available-for-Sale
U.S. GSE debt securities	$60,846,954	$215,595	$99,310	$60,963,239
U.S. Government securities	5,006,979	37,424	848	5,043,555
U.S. GSE preferred stock	42,360	49,763	0	92,123
	$65,896,293	$302,782	$100,158	$66,098,917

Held-to-Maturity
States and political subdivisions	$29,702,159	$586,841	$0	$30,289,000

Restricted Equity Securities (2)	$4,308,550	$0	$0	$4,308,550

Total	$99,907,002	$889,623	$100,158	$100,696,467

(1)  Method used to determine fair value of held-to-maturity securities rounds values to the nearest thousand.
(2)  Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

The Company does not have investments totaling more than 10% of Shareholders’ Equity to any one issuer in the periods presented.

In 2013, there were realized losses of $5,521 from the sale of investments in U.S. GSE debt securities, compared to realized gains of $263,443 from the sale of investments in U.S. GSE debt securities and $87,858 from the sale of the Company’s Fannie Mae preferred stock during 2012.  At the time of sale, the Fannie Mae preferred stock had an aggregate cost basis, net of previous write downs, of $42,360.  In 2011, there were no sales of investments from the available-for-sale portfolio.

The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

Maturities and Yields of Investment Portfolio

December 31,	2013		2012		2011
	Fair Value(1)	Weighted Average Yield(2)	Fair Value(1)	Weighted Average Yield(2)	Fair Value(1)	Weighted Average Yield(2)
Available-for-Sale
U.S. Treasury & Agency Obligations

Due in one year or less	$4,510,923	0.48%	$4,104,324	0.86%	$5,035,711	1.12%
Due after one through five years	30,677,679	0.87%	36,781,735	0.74%	58,970,925	0.95%
Due after five through ten years	0	0.00%	0	0.00%	2,000,158	1.28%
Total	$35,188,602	0.82%	$40,886,059	0.75%	$66,006,794	0.98%

FRBB Stock (3)	$588,150	6.00%	$588,150	6.00%	$588,150	6.00%

FHLBB Stock (3)	$3,044,700	0.40%	$3,433,200	0.52%	$3,720,400	0.29%

Preferred Stock	$0	0.00%	$0	0.00%	$92,123	0.00%

Held-to-Maturity
Obligations of State & Political Subdivisions

Due in one year or less	$27,615,731	3.55%	$32,741,241	3.07%	$20,589,247	3.26%
Due after one through five years	3,939,950	3.40%	3,849,709	3.87%	4,534,944	4.16%
Due after five through ten years	2,592,045	5.02%	1,916,266	5.49%	822,735	4.70%
Due after ten years	3,789,185	5.52%	3,358,339	5.76%	3,755,233	7.17%
Total	$37,936,911	3.83%	$41,865,555	3.47%	$29,702,159	3.93%

(1) Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value
(2) The yield on obligations of state and political subdivisions is calculated on a tax equivalent basis assuming a 34 percent tax rate.
(3) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2013, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	Contract or Notional Amount
	2013	2012

Unused portions of home equity lines of credit	$21,961,527	$21,120,077
Other commitments to extend credit	41,230,202	45,551,282
Residential construction lines of credit	2,010,417	1,138,872
Commercial real estate and other construction lines of credit	15,592,702	1,762,424
Standby letters of credit and commercial letters of credit	1,655,469	1,193,480
Recourse on sale of credit card portfolio	276,650	352,000
MPF credit enhancement obligation, net (See Note 16)	1,543,211	2,035,858

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

In connection with its 2007 trust preferred securities financing, the Company guaranteed the payment obligations under the $12,500,000 of capital securities of its subsidiary, CMTV Statutory Trust I.  The source of funds for payments by the Trust on its capital securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the gross amount of $12,887,000 at December 31, 2013 and 2012, of which $12,500,000 represents external financing through the issuance to investors of capital securities by CMTV Statutory Trust I.

EFFECTS OF INFLATION

Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry.  The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank's assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines.  During the economic downturn that began in 2008, the capital and credit markets experienced significant volatility and disruption, with the federal government taking unprecedented steps to deal with the economic situation.  These measures have included significant deficit spending as well as quantitative easing of the money supply by the FRB, which could result in inflation in future periods.

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

Currently, the Company is not offering above market rates or rate “specials” to attract or retain “rate chasers”.  The Company however, recognizes that, at times, when loan demand exceeds deposit growth it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings.  One-way deposits purchased through the Certificate of Deposit Account Registry Service (“CDARS”), maintained by the Promontory Interfinancial Network provide an alternative funding source when needed.  Such deposits are generally considered a form of brokered deposits.  The Company had no one-way deposits at December 31, 2013 and 2012.  In addition, two-way CDARS deposits allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other CDARS members.  At December 31, 2013 and 2012, the Company reported $1,103,008 and $1,028,152, respectively, in CDARS deposits representing exchanged deposits with other CDARS participating banks.  The balance in ICS deposits discussed above under “Changes in Financial Condition” was $17,290,435 and $13,529,424 at December 31, 2013 and 2012, respectively.

The Company has a Borrower-in-Custody arrangement with the FRBB secured by eligible commercial loans, commercial real estate loans and home equity loans, resulting in an available line of $74,929,216 and $71,345,734, respectively, at December 31, 2013 and 2012.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 75 basis points at December 31, 2013.  At December 31, 2013 and 2012, the Company had no outstanding advances against this line.

The Company has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000 at December 31, 2013 and 2012.  Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.  At December 31, 2013 and 2012, additional borrowing capacity of approximately $72,556,030 and $72,591,692, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgages), reduced by outstanding advances and collateral pledges.

The Company has an unsecured line with one of its correspondent banks with an available line of $3,000,000 at December 31, 2013 and 2012.

At December 31, the Company had advances against the respective lines, consisting of the following:

	2013	2012
Long-Term Advances
FHLBB term borrowing, 1.71% fixed rate, due January 28, 2013	$0	$6,000,000

Under a separate agreement, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($72,556,030 and $72,591,692, respectively, less outstanding advances and collateral pledges) with letters of credit issued by the FHLBB.  The Company offers a Government Agency Account to its municipal customers collateralized with these FHLBB letters of credit.  At December 31, 2013 and 2012, approximately $20,800,000 and $15,800,000, respectively, of qualifying residential real estate loans was pledged as collateral to the FHLBB for these collateralized governmental unit deposits, which reduced dollar-for-dollar the available borrowing capacity under the FHLBB line of credit.  Total fees paid by the Company to the FHLBB in connection with these letters of credit were $43,654 for 2013 and $41,749 for 2012.

Securities sold under agreements to repurchase amounted to $29,644,615, $34,149,608, and $21,645,446 as of December 31, 2013, 2012, and 2011, respectively with weighted average interest rates of 0.24%, 0.57%, and 0.50% at December 31, 2013, 2012, and 2011, respectively.  The average daily balance of these repurchase agreements was $28,537,504 $26,383,409, and $21,725,160 during 2013, 2012, and 2011, respectively.  The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $34,539,586, $34,149,608, and $24,090,954 during 2013, 2012, and 2011 respectively.  These repurchase agreements mature daily and carried a weighted average interest rate of 0.39% during 2013, 0.55% during 2012 and 0.65 during 2011.

Total cash dividends of $0.56 per common share were declared during 2013 and 2012.  In December, 2013, the Company declared a $0.14 per common share cash dividend, payable February 1, 2014 to shareholders of record as of January 15, 2014, requiring the Company to accrue a liability of $679,631 for this dividend in the fourth quarter of 2013.

The following table illustrates the changes in shareholders' equity from December 31, 2012 to December 31, 2013:

Balance at December 31, 2012 (book value $8.49 per common share)	$43,352,575
Net income	5,086,655
Issuance of stock through the Dividend Reinvestment Plan	703,682
Dividends declared on common stock	(2,706,461)
Dividends declared on preferred stock	(81,250)
Change in unrealized loss on available-for-sale securities, net of tax	(219,224)
Balance at December 31, 2013 (book value $8.96 per common share)	$46,135,977

The primary objective of the Company’s capital planning process is to balance appropriately the retention of capital to support operations and future growth, with the goal of providing shareholders an attractive return on their investment.  To that end, management monitors capital retention and dividend policies on an ongoing basis.

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

The Company and the Bank are subject to regulatory capital requirements.  The Company’s tier 1 leverage, tier 1 risk-based and total risk-based capital ratios were 8.04%, 11.48% and 13.09%, respectively, at December 31, 2013.  The Company’s capital ratios exceeded all applicable regulatory requirements at December 31, 2013.  The Bank’s tier 1 leverage, tier 1 risk-based and total risk-based capital ratios were 8.20%, 11.72% and 12.97%, respectively, at December 31, 2013.  Each of these ratios exceeds the current regulatory guidelines for a well-capitalized institution, the highest regulatory capital category. (See Note 20 to the consolidated financial statements)

In addition, as of December 31, 2013 the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action.

In July 2013, the Federal Reserve Board adopted final rules implementing the Basel III capital standards, which significantly revise the regulatory capital requirements for U.S. financial institutions, including community banks.  Among other things, the new capital rules revise the definition of various regulatory capital components and related calculation methods, add a new regulatory capital component (common equity tier 1 capital), increase the minimum required tier 1 capital, implement a new capital conservation buffer and restrict dividends and certain discretionary bonus payments when the buffer is not maintained.  The final rules, which contain certain regulatory relief provisions for community banks, take effect for community banks on January 1, 2015, and are phased in over a four year period ending on January 1, 2019.  Management is evaluating the potential impact of the new capital rules on the Company and believes that, as of December 31, 2013, the Company and the Bank would meet all capital adequacy requirements under the Basel III capital standards on a fully-phased in basis as if such requirements were currently in effect.

Common Stock Performance by Quarter*

	2013				2012
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$15.75	$14.50	$13.00	$13.75	$9.75	$10.25	$10.75	$11.25
Low	$10.65	$11.11	$12.65	$12.80	$8.90	$9.65	$10.00	$10.50

	2013				2012
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$12.25	$13.90	$12.80	$13.65	$9.75	$10.20	$10.80	$10.90
Low	$10.50	$11.12	$12.60	$12.85	$8.75	$9.50	$9.61	$10.80

Cash Dividends Declared	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14

*The Company's common stock is not traded on any exchange.  However, the Company is included in the OTCQB® marketplace maintained by the OTC Markets Group Inc. and trade and bid information for the stock appears in the OTC’s interdealer quotation system, OTC Link ATS®.  The trade price and bid information in the table above is based on information reported by participating FINRA-registered brokers in the OTC Link ATS® system and may not represent all trades or high and low bids during the relevant periods.  The OTC trading symbol for the Company’s common stock is CMTV.

As of February 1, 2014, there were 4,867,957 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by approximately 909 shareholders of record.

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
(800)368-5948
info@rtco.com
www.rtco.com

Annual Shareholders' Meeting
The 2014 Annual Shareholders' Meeting will be held at 5:30 p.m., May 13, 2014, at the Elks Club in Derby.  We hope to see many of our shareholders there.