Form 10-K, Exhibit 13
period 2014-12-31
COMMUNITY BANCORP /VT
filed 2015-03-24
CIK 718413

Exhibit 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2014 and 2013, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
March 24, 2015
Vermont Registration No. 92-0000278
Portland, ME ● Bangor, ME ● Manchester, NH
WWW.BERRYDUNN.COM

Community Bancorp. and Subsidiary
Consolidated Balance Sheets
	December 31,	December 31,
	2014	2013
Assets
Cash and due from banks	$11,935,993	$11,841,161
Federal funds sold and overnight deposits	13,026,181	6,488,828
Total cash and cash equivalents	24,962,174	18,329,989
Securities held-to-maturity (fair value $42,234,000 at December 31, 2014 and $38,370,000 at December 31, 2013)	41,810,945	37,936,911
Securities available-for-sale	32,946,894	35,188,602
Restricted equity securities, at cost	3,332,450	3,632,850
Loans held-for-sale	26,250	209,500
Loans	447,804,955	439,908,926
Allowance for loan losses	(4,905,874)	(4,854,915)
Deferred net loan costs	303,394	300,429
Net loans	443,202,475	435,354,440
Bank premises and equipment, net	11,488,948	11,723,468
Accrued interest receivable	1,698,448	1,778,305
Bank owned life insurance (BOLI)	4,413,574	4,303,307
Core deposit intangible	818,081	1,090,781
Goodwill	11,574,269	11,574,269
Other real estate owned (OREO)	1,238,320	1,105,525
Other assets	9,198,216	11,439,457
Total assets	$586,711,044	$573,667,404

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$88,758,469	$82,156,154
Interest-bearing transaction accounts	125,388,872	126,578,052
Money market funds	88,820,124	81,960,677
Savings	77,029,722	69,906,147
Time deposits, $100,000 and over	45,284,645	46,928,443
Other time deposits	67,737,631	74,023,096
Total deposits	493,019,463	481,552,569
Repurchase agreements	28,542,961	29,644,615
Capital lease obligations	639,544	711,042
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	2,626,874	2,736,201
Total liabilities	537,715,842	527,531,427

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, and 5,142,475 and 5,078,707 shares issued at December 31, 2014 and 2013, respectively (including 16,642 and 13,448 shares issued February 1, 2015 and 2014, respectively)	12,856,188	12,696,768
Additional paid-in capital	29,359,300	28,612,308
Retained earnings	6,909,934	4,997,144
Accumulated other comprehensive loss	(7,443)	(47,466)
Less: treasury stock, at cost; 210,101 shares at December 31, 2014 and 2013	(2,622,777)	(2,622,777)
Total shareholders' equity	48,995,202	46,135,977
Total liabilities and shareholders' equity	$586,711,044	$573,667,404

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Income
	Years Ended December 31,
	2014	2013

Interest income
Interest and fees on loans	$21,423,462	$21,226,505
Interest on debt securities
Taxable	343,554	313,755
Tax-exempt	1,079,093	1,027,054
Dividends	90,784	59,823
Interest on federal funds sold and overnight deposits	13,384	12,645
Total interest income	22,950,277	22,639,782

Interest expense
Interest on deposits	2,515,078	2,839,036
Interest on federal funds purchased and other borrowed funds	76,250	81,723
Interest on repurchase agreements	62,405	111,437
Interest on junior subordinated debentures	402,011	409,938
Total interest expense	3,055,744	3,442,134

Net interest income	19,894,533	19,197,648
Provision for loan losses	540,000	670,000
Net interest income after provision for loan losses	19,354,533	18,527,648

Non-interest income
Service fees	2,624,792	2,572,031
Income from sold loans	977,702	1,624,880
Other income from loans	593,093	725,922
Net realized gain (loss) on sale of securities available-for-sale	27,838	(5,521)
Other income	918,326	1,065,256
Total non-interest income	5,141,751	5,982,568

Non-interest expense
Salaries and wages	6,475,000	6,395,042
Employee benefits	2,257,354	2,320,280
Occupancy expenses, net	2,466,714	2,438,965
Other expenses	6,830,744	7,138,187
Total non-interest expense	18,029,812	18,292,474

Income before income taxes	6,466,472	6,217,742
Income tax expense	1,341,564	1,131,087
Net income	$5,124,908	$5,086,655

Earnings per common share	$1.03	$1.03
Weighted average number of common shares used in computing earnings per share	4,897,281	4,838,185
Dividends declared per common share	$0.64	$0.56
Book value per common share outstanding at December 31	$9.43	$8.96

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2014	2013

Net income	$5,124,908	$5,086,655

Other comprehensive income (loss), net of tax:
Unrealized holding gain (loss) on available-for-sale securities arising during the period	88,478	(337,678)
Reclassification adjustment for (gain) loss realized in income	(27,838)	5,521
Net change in unrealized gain (loss)	60,640	(332,157)
Tax effect	(20,617)	112,933
Other comprehensive income (loss), net of tax	40,023	(219,224)
Total comprehensive income	$5,164,931	$4,867,431

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2014 and 2013
							Accumulated
					Additional		other		Total
	Common stock		Preferred stock		paid-in	Retained	comprehensive	Treasury	shareholders'
	Shares	Amount	Shares	Amount	capital	earnings	income (loss)	stock	equity

Balances, December 31, 2012	4,812,925	$12,557,565	25	$2,500,000	$28,047,829	$2,698,200	$171,758	$(2,622,777)	$43,352,575

Comprehensive income
Net income	0	0	0	0	0	5,086,655	0	0	5,086,655
Other comprehensive loss	0	0	0	0	0	0	(219,224)	0	(219,224)

Total comprehensive income									4,867,431

Cash dividends declared - common stock	0	0	0	0	0	(2,706,461)	0	0	(2,706,461)
Cash dividends declared - preferred stock	0	0	0	0	0	(81,250)	0	0	(81,250)
Issuance of common stock	55,681	139,203	0	0	564,479	0	0	0	703,682

Balances, December 31, 2013	4,868,606	12,696,768	25	2,500,000	28,612,308	4,997,144	(47,466)	(2,622,777)	46,135,977

Comprehensive income
Net income	0	0	0	0	0	5,124,908	0	0	5,124,908
Other comprehensive income	0	0	0	0	0	0	40,023	0	40,023

Total comprehensive income									5,164,931

Cash dividends declared - common stock	0	0	0	0	0	(3,130,868)	0	0	(3,130,868)
Cash dividends declared - preferred stock	0	0	0	0	0	(81,250)	0	0	(81,250)
Issuance of common stock	63,768	159,420	0	0	746,992	0	0	0	906,412

Balances, December 31, 2014	4,932,374	$12,856,188	25	$2,500,000	$29,359,300	$6,909,934	$(7,443)	$(2,622,777)	$48,995,202

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2014	2013
Cash Flows from Operating Activities:
Net income	$5,124,908	$5,086,655

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, bank premises and equipment	969,691	1,018,806
Provision for loan losses	540,000	670,000
Deferred income tax	755,139	(402,748)
(Gain) loss on sale of securities available-for-sale	(27,838)	5,521
Gain on sale of loans	(460,505)	(778,203)
Loss (gain) on sale of bank premises and equipment	6,610	(12,077)
Loss (gain) on sale of OREO	1,840	(9,990)
Gain on Trust LLC	(272,821)	(287,251)
Amortization of bond premium, net	239,580	427,496
Write down of OREO	10,000	44,500
Proceeds from sales of loans held for sale	21,346,042	29,755,130
Originations of loans held for sale	(20,702,287)	(27,684,721)
Increase in taxes payable	784,222	1,432,445
Decrease (increase) in interest receivable	79,857	(27,220)
Amortization of FDIC insurance assessment	0	775,595
Decrease (increase) in mortgage servicing rights	17,114	(319,456)
Decrease in other assets	345,847	54,026
Increase in cash surrender value of BOLI	(110,267)	(115,663)
Amortization of core deposit intangible	272,700	272,695
Amortization of limited partnerships	591,122	575,232
Increase in deferred net loan costs	(2,965)	(130,928)
Decrease in interest payable	(11,632)	(17,193)
(Decrease) increase in accrued expenses	(36,802)	107,476
(Decrease) increase in other liabilities	(116,873)	66,951
Net cash provided by operating activities	9,342,682	10,507,078

Cash Flows from Investing Activities:
Investments - held-to-maturity
Maturities and pay downs	41,212,607	41,971,398
Purchases	(45,086,640)	(38,042,754)
Investments - available-for-sale
Maturities, calls, pay downs and sales	19,177,627	15,185,380
Purchases	(17,745,980)	(10,253,097)
Decrease Pass Through Securities	658,959	0
Proceeds from redemption of restricted equity securities	300,400	388,500
Decrease in limited partnership contributions payable	0	(527,000)
Increase in loans, net	(8,873,368)	(25,583,827)
Capital expenditures net of proceeds from sales of bank premises and equipment	(741,781)	(486,877)
Proceeds from sales of OREO	288,865	1,596,590
Recoveries of loans charged off	54,798	261,264
Net cash used in investing activities	(10,754,513)	(15,490,423)

	2014	2013

Cash Flows from Financing Activities:
Net increase in demand and interest-bearing transaction accounts	5,413,135	6,953,944
Net increase (decrease) in money market and savings accounts	13,983,022	(323,709)
Net decrease in time deposits	(7,929,263)	(574,525)
Net decrease in repurchase agreements	(1,101,654)	(4,504,993)
Proceeds from long-term borrowings	6,000,000	0
Repayments on long-term borrowings	(6,000,000)	(6,000,000)
Decrease in capital lease obligations	(71,498)	(63,659)
Dividends paid on preferred stock	(81,250)	(81,250)
Dividends paid on common stock	(2,168,476)	(1,974,314)
Net cash provided by (used in) financing activities	8,044,016	(6,568,506)

Net increase (decrease) in cash and cash equivalents	6,632,185	(11,551,851)
Cash and cash equivalents:
Beginning	18,329,989	29,881,840
Ending	$24,962,174	$18,329,989

Supplemental Schedule of Cash Paid (Received) During the Period:
Interest	$3,067,376	$3,459,327

Income tax refund	$(345,087)	$0

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain (loss) on securities available-for-sale	$60,640	$(332,157)

Loans transferred to OREO	$433,500	$1,661,920

Common Shares Dividends Paid:
Dividends declared	$3,130,868	$2,706,461
Increase in dividends payable attributable to dividends declared	(55,980)	(28,465)
Dividends reinvested	(906,412)	(703,682)
	$2,168,476	$1,974,314

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of OREO. In connection with evaluating loans for impairment or assigning the carrying value of OREO, management generally obtains independent evaluations or appraisals for significant properties. While the allowance for loan losses and the carrying value of OREO are determined using management's best estimate of probable loan and OREO losses, respectively, as of the balance sheet date, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the fair value of OREO are susceptible to uncertainties and changes in a number of factors, especially local real estate market conditions. The amount of the change that is reasonably possible cannot be estimated.

While management uses available information to recognize losses on loans and OREO, future additions to the allowance or writedowns of OREO may be necessary based on changes in local economic conditions or other relevant factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and the carrying value of OREO. Such agencies may require the Company to recognize additions to the allowance or writedowns of OREO based on their judgment about information available to them at the time of their examination.

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

Other investments

In December 2011, the Company made an equity investment in a NMTC financing structure (see Note 7). The Company’s investment in the NMTC is amortized using the effective yield method.

From time to time the Company acquires partnership interests in limited partnerships for low income housing projects. The investments in limited partnerships are amortized using the effective yield method.

The Company has a one-third ownership interest in Community Financial Services Group, LLC (“CFSG”), a non-depository trust company (see Note 7). The Company's investment in CFSG is accounted for under the equity method of accounting.

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

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield. The Company generally amortizes these amounts over the contractual life of the loans.

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

Unsecured loans, primarily consumer loans, are charged off when they become uncollectible and no later than 120 days past due. Unsecured loans to customers who subsequently file bankruptcy are charged off within 30 days of receipt of the notification of filing or by the end of the month in which the loans become 120 days past due, whichever occurs first. For secured loans, both residential and commercial, the potential loss on impaired loans is carried as a loan loss reserve specific allocation; the loss portion is charged off when collection of the full loan appears unlikely. The unsecured portion of a real estate loan is that portion of the loan exceeding the "fair value" of the collateral, less the estimated cost to sell. Value of the collateral is determined in accordance with the Company’s appraisal policy. The unsecured portion of an impaired real estate secured loan is charged off by the end of the month in which the loan becomes 180 days past due.

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

Preferred stock

The Company has outstanding 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share, issued in December 2007. Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board of Directors. Dividends were payable at a fixed rate of 7.50% per annum for the first five years, and beginning in December 2012, are now at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period. The first dividend using the variable rate calculation was payable on March 31, 2013 with a variable rate of 3.25% and that rate remained unchanged throughout 2013 and 2014.

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period, including Dividend Reinvestment Plan (“DRIP”) shares issuable upon reinvestment of dividends (retroactively adjusted for any stock dividends declared) and reduced for shares held in treasury.

The following table illustrates the calculation for the years ended December 31, as adjusted for the cash dividend declared on the preferred stock:

Years Ended December 31,	2014	2013

Net income, as reported	$5,124,908	$5,086,655
Less: dividends to preferred shareholders	81,250	81,250
Net income available to common shareholders	$5,043,658	$5,005,405
Weighted average number of common shares
used in calculating earnings per share	4,897,281	4,838,185
Earnings per common share	$1.03	$1.03

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

Reclassification

Certain amounts in the 2013 financial statements have been reclassified to conform to the current year presentation.

Impact of recently issued accounting standards

In January 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-01, Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this ASU permit institutions to make accounting policy elections to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received, and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional amortization method, the ASU requires the investment to be accounted for as an equity method investment or a cost method investment. The amendments in this ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. Management has reviewed the ASU and does not believe that it will have a material effect on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU No. 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Sub Topic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The amendments in this Update are effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. Management has reviewed the ASU and does not believe that it will have a material impact on the Company's consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The ASU was issued to clarify the principles for recognizing revenue and to develop a common revenue standard. The ASU is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2016. The Company is currently evaluating the potential impact of the ASU on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-11, Transfers and Servicing: Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The ASU was issued to respond to concerns about current accounting and disclosures for repurchase agreements and similar transactions. The concern was that under current accounting guidance there is an unnecessary distinction between the accounting for different types of repurchase agreements. Under current guidance, repurchase-to-maturity transactions are accounted for as sales with forward agreements, whereas repurchase agreements that settle before the maturity of the transferred financial asset are accounted for as secured borrowings. The ASU amendments require new disclosures for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secure borrowings. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. Management has reviewed the ASU and does not believe it will have a material impact on the Company's consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-14, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. The ASU was issued to provide specific guidance on how to classify or measure foreclosed mortgage loans that are government guaranteed. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The ASU is not expected to have a material effect on the Company's consolidated financial statements.

Note 2. Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2014
U.S. Government sponsored enterprise (GSE) debt securities	$19,929,061	$50,378	$72,289	$19,907,150
U.S. Government securities	3,997,451	3,486	0	4,000,937
Agency mortgage-backed securities (Agency MBS)	9,031,661	19,472	12,326	9,038,807
	$32,958,173	$73,336	$84,615	$32,946,894

December 31, 2013
U.S. GSE debt securities	$29,220,333	$114,102	$195,521	$29,138,914
U.S. Government securities	6,040,188	10,955	1,455	6,049,688
	$35,260,521	$125,057	$196,976	$35,188,602
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities HTM	Cost	Gains	Losses	Value*

December 31, 2014
States and political subdivisions	$41,810,945	$423,055	$0	$42,234,000

December 31, 2013
States and political subdivisions	$37,936,911	$433,089	$0	$38,370,000

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

Securities AFS with a book value of $32,958,173 and $33,275,039 and a fair value of $32,946,894 and $33,235,708 at December 31, 2014 and 2013, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from sales of securities AFS were $10,978,026 in 2014 and $9,095,380 in 2013 with gains of $39,144 in 2014 compared to $2,566 in 2013 and losses of $11,306 and $8,087 in 2014 and 2013, respectively.

The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may call or prepay obligations with or without call or prepayment penalties, pursuant to contractual terms. Because the actual maturities of Agency MBS usually differ from their contractual maturities due to the right of borrowers to prepay the underlying mortgage loans, usually without penalty, those securities are not presented in the table by contractual maturity date.

The scheduled maturities of debt securities AFS at December 31, 2014 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$5,027,864	$5,034,248
Due from one to five years	18,898,648	18,873,839
Agency MBS	9,031,661	9,038,807
	$32,958,173	$32,946,894

The scheduled maturities of debt securities HTM at December 31, 2014 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$28,158,718	$28,159,000
Due from one to five years	4,637,913	4,744,000
Due from five to ten years	2,305,353	2,411,000
Due after ten years	6,708,961	6,920,000
	$41,810,945	$42,234,000

*Method used to determine fair value rounds values to nearest thousand.

Debt securities AFS with unrealized losses as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
December 31, 2014
U.S. GSE debt securities	$6,023,946	$8,548	$5,186,258	$63,741	$11,210,204	$72,289
Agency MBS	3,206,389	12,326	0	0	3,206,389	12,326
	$9,230,335	$20,874	$5,186,258	$63,741	$14,416,593	$84,615

December 31, 2013
U.S. GSE debt securities	$11,094,830	$194,188	$1,004,235	$1,333	$12,099,065	$195,521
U.S. Government securities	1,034,336	1,455	0	0	1,034,336	1,455
	$12,129,166	$195,643	$1,004,235	$1,333	$13,133,401	$196,976

Debt securities in the table above consisted of ten U.S. GSE debt securities and four Agency MBS at December 30, 2014 compared to twelve U.S. GSE debt securities and one U.S. Government security at December 31, 2013. The unrealized losses for all periods presented were principally attributable to changes in prevailing interest rates for similar types of securities and not deterioration in the creditworthiness of the issuer.

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

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as AFS, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary at December 31, 2014 and 2013.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. The Company obtains much of its wholesale funding from the FHLBB. As of December 31, 2014 and 2013, the Company’s investment in FHLBB stock was $2,744,300 and $3,044,700, respectively. As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2014. The Bank will continue to monitor its investment in FHLBB stock.

Note 3. Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans as of the balance sheet dates was as follows:

	2014	2013

Commercial & industrial	$64,390,220	$55,619,285
Commercial real estate	166,611,830	156,935,803
Residential real estate - 1st lien	163,966,124	172,847,074
Residential real estate - Jr lien	44,801,483	45,687,405
Consumer	8,035,298	8,819,359
	447,804,955	439,908,926
Deduct (add):
Allowance for loan losses	4,905,874	4,854,915
Deferred net loan costs	(303,394)	(300,429)
	4,602,480	4,554,486
Net Loans	$443,202,475	$435,354,440

The following is an age analysis of past due loans (including non-accrual), by portfolio segment:

							90 Days or
		90 Days	Total			Non-Accrual	More
December 31, 2014	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial & industrial	$439,151	$299,095	$738,246	$63,651,974	$64,390,220	$552,386	$23,579
Commercial real estate	988,924	5,313	994,237	165,617,593	166,611,830	1,934,096	5,313
Residential real estate - 1st lien	4,446,138	1,484,334	5,930,472	158,035,652	163,966,124	1,263,046	980,138
Residential real estate - Jr lien	637,917	179,920	817,837	43,983,646	44,801,483	404,061	115,852
Consumer	56,392	0	56,392	7,978,906	8,035,298	0	0
Total	$6,568,522	$1,968,662	$8,537,184	$439,267,771	$447,804,955	$4,153,589	$1,124,882
							90 Days or
		90 Days	Total			Non-Accrual	More
December 31, 2013	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial & industrial	$1,060,971	$310,669	$1,371,640	$54,247,645	$55,619,285	$527,105	$21,902
Commercial real estate	713,160	215,507	928,667	156,007,136	156,935,803	1,403,541	5,313
Residential real estate -1st lien	5,184,457	1,655,950	6,840,407	166,006,667	172,847,074	2,203,106	817,109
Residential real estate - Jr lien	533,134	289,169	822,303	44,865,102	45,687,405	593,125	56,040
Consumer	136,922	7,784	144,706	8,674,653	8,819,359	0	7,784
Total	$7,628,644	$2,479,079	$10,107,723	$429,801,203	$439,908,926	$4,726,877	$908,148

For all loan segments, loans over 30 days are considered delinquent.

The following summarizes changes in the allowance for loan losses and select loan information, by portfolio segment:

Year ended December 31, 2014
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$516,382	$2,143,398	$1,452,184	$366,471	$105,279	$271,201	$4,854,915
Charge-offs	(153,329)	(167,841)	(58,904)	(51,389)	(112,376)	0	(543,839)
Recoveries	6,249	0	14,543	240	33,766	0	54,798
Provision (credit)	277,417	336,379	(137,057)	5,777	92,150	(34,666)	540,000
Ending balance	$646,719	$2,311,936	$1,270,766	$321,099	$118,819	$236,535	$4,905,874

Allowance for loan losses
Evaluated for impairment
Individually	$0	$34,400	$43,400	$0	$0	$0	$77,800
Collectively	646,719	2,277,536	1,227,366	321,099	118,819	236,535	4,828,074
Total	$646,719	$2,311,936	$1,270,766	$321,099	$118,819	$236,535	$4,905,874

Loans evaluated for impairment
Individually	$390,605	$1,930,993	$721,241	$328,889	$0		$3,371,728
Collectively	63,999,615	164,680,837	163,244,883	44,472,594	8,035,298		444,433,227
Total	$64,390,220	$166,611,830	$163,966,124	$44,801,483	$8,035,298		$447,804,955

Year ended December 31, 2013
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$428,381	$1,536,440	$1,563,576	$332,556	$138,699	$312,428	$4,312,080
Charge-offs	(83,344)	(124,849)	(56,430)	(56,797)	(67,009)	0	(388,429)
Recoveries	2,953	185,791	15,819	21,277	35,424	0	261,264
Provision (credit)	168,392	546,016	(70,781)	69,435	(1,835)	(41,227)	670,000
Ending balance	$516,382	$2,143,398	$1,452,184	$366,471	$105,279	$271,201	$4,854,915

Allowance for loan losses
Evaluated for impairment
Individually	$27,500	$147,700	$99,700	$76,500	$0	$0	$351,400
Collectively	488,882	1,995,698	1,352,484	289,971	105,279	271,201	4,503,515
Total	$516,382	$2,143,398	$1,452,184	$366,471	$105,279	$271,201	$4,854,915

Loans evaluated for impairment
Individually	$373,696	$1,386,477	$1,788,793	$559,250	$0		$4,108,216
Collectively	55,245,589	155,549,326	171,058,281	45,128,155	8,819,359		435,800,710
Total	$55,619,285	$156,935,803	$172,847,074	$45,687,405	$8,819,359		$439,908,926

Impaired loans by portfolio segment were as follows:

	As of December 31, 2014			2014
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment

With no related allowance recorded
Commercial & industrial	$390,605	$424,598	$0	$507,232
Commercial real estate	1,726,482	1,689,772	0	1,294,710
Residential real estate - 1st lien	606,133	875,841	0	971,542
Residential real estate - Jr lien	328,889	390,260	0	238,826
	$3,052,109	$3,380,471	$0	$3,012,310

With an allowance recorded
Commercial & industrial	$0	$0	$0	$158,690
Commercial real estate	204,511	220,981	34,400	280,104
Residential real estate - 1st lien	115,108	144,708	43,400	294,807
Residential real estate - Jr lien	0	0	0	149,772
	$319,619	$365,689	$77,800	$883,373

Total	$3,371,728	$3,746,160	$77,800	$3,895,683

	As of December 31, 2013			2013
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment

With no related allowance recorded
Commercial & industrial	$314,510	$363,618	$0	$339,519
Commercial real estate	944,845	1,021,143	0	1,325,504
Residential real estate - 1st lien	1,354,432	1,654,023	0	1,088,631
Residential real estate - Jr lien	164,137	228,134	0	64,606
	$2,777,924	$3,266,918	$0	$2,818,260

With an allowance recorded
Commercial & industrial	$59,186	$59,186	$27,500	$11,837
Commercial real estate	441,632	446,963	147,700	272,174
Residential real estate - 1st lien	434,361	474,496	99,700	515,685
Residential real estate - Jr lien	395,113	429,167	76,500	380,855
	$1,330,292	$1,409,812	$351,400	$1,180,551

Total	$4,108,216	$4,676,730	$351,400	$3,998,811

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

The risk ratings within the loan portfolio by segments as of the balance sheet dates were as follows:

As of December 31, 2014
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$61,201,586	$157,767,641	$160,912,689	$44,018,956	$8,035,298	$431,936,170
Group B	2,316,908	3,280,904	228,148	251,822	0	6,077,782
Group C	871,726	5,563,285	2,825,287	530,705	0	9,791,003
Total	$64,390,220	$166,611,830	$163,966,124	$44,801,483	$8,035,298	$447,804,955

As of December 31, 2013
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$51,740,744	$148,516,895	$169,771,357	$44,739,736	$8,800,365	$423,569,097
Group B	2,824,169	3,292,200	160,468	460,844	0	6,737,681
Group C	1,054,372	5,126,708	2,915,249	486,825	18,994	9,602,148
Total	$55,619,285	$156,935,803	$172,847,074	$45,687,405	$8,819,359	$439,908,926

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

TDRs by segment for the periods presented were as follows:

	Year ended December 31, 2014
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial real estate	1	$301,823	$301,823
Residential real estate - 1st lien	11	1,294,709	1,332,336
Total	12	$1,596,532	$1,634,159

	Year ended December 31, 2013
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Residential real estate - 1st lien	4	$321,406	$330,266
Residential real estate - Jr lien	1	23,425	23,425
Total	5	$344,831	$353,691

The TDRs for which there was a payment default during the twelve month periods presented were as follows:

Year ended December 31, 2014
	Number of	Recorded
	Contracts	Investment

Residential real estate - 1st lien	2	$137,830

Year ended December 31, 2013
	Number of	Recorded
	Contracts	Investment

Residential real estate - 1st lien	2	$213,342

TDRs are treated as other impaired loans and carry individual specific reserves with respect to the calculation of the allowance for loan losses. These loans are categorized as non-performing, may be past due, and are generally adversely risk rated. The TDRs that have defaulted under their restructured terms are generally in collection status and their reserve is typically calculated using the fair value of collateral method. At December 31, 2013, the specific allowance related to TDRs was approximately $5,800. There was no specific allowance related to TDRs at December 31, 2014.

At December 31, 2014, the Company did not have any commitments to lend additional funds to borrowers with loans classified as TDRs.

Note 4. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $195,860,406 and $193,751,501 at December 31, 2014 and 2013, respectively. Net gain realized on the sale of loans was $460,505 and $778,203 for the years ended December 31, 2014 and 2013, respectively.

The following table summarizes changes in mortgage servicing rights for the years ended December 31,

	2014	2013

Balance at beginning of year	$1,329,079	$1,009,623
Mortgage servicing rights capitalized	209,713	274,253
Mortgage servicing rights amortized	(250,955)	(317,865)
Change in valuation allowance	24,128	363,068
Balance at end of year	$1,311,965	$1,329,079

Note 5. Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2014	2013

Buildings and improvements	$10,927,643	$10,896,563
Land and land improvements	2,408,921	2,408,921
Furniture and equipment	8,443,668	7,797,907
Leasehold improvements	1,319,591	1,316,386
Capital lease	976,907	976,907
Other prepaid assets	54,261	28,661
	24,130,991	23,425,345
Less accumulated depreciation and amortization	(12,642,043)	(11,701,877)
	$11,488,948	$11,723,468

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2018, with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2014 for each of the next four years and in aggregate are:

2015	$129,845
2016	61,817
2017	6,817
2018	6,817
$205,296

Total rental expense amounted to $237,524 and $231,575 for the years ended December 31, 2014 and 2013, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2014:

2015	$129,755
2016	129,755
2017	133,255
2018	138,155
2019	138,155
Subsequent to 2019	144,345
Total minimum lease payments	813,420
Less amount representing interest	(173,876)
Present value of net minimum lease payments	$639,544

Note 6. Goodwill and Other Intangible Asset

As a result of the merger with LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes.

The Company also recorded $4,161,000 of acquired identified intangible assets representing the core deposit intangible, which is subject to amortization as a non-interest expense over a ten year period. The accumulated amortization expense was $3,342,919 and $3,070,219 as of December 31, 2014 and 2013, respectively.

The amortization expense related to the remaining core deposit intangible at December 31, 2014 is expected to be as follows:

2015	$272,695
2016	272,695
2017	272,691
Total remaining core deposit intangible expense	$818,081

Management evaluated goodwill for impairment at December 31, 2014 and 2013 and concluded that no impairment existed as of such dates.

Note 7. Other Investments

In 2011, the Company established a single-member LLC to facilitate the purchase of federal NMTC through an investment structure designed by a local community development entity. The LLC does not conduct any business apart from its role in the NMTC financing structure. The NMTC equity investment generated tax credits of $204,900 and $170,750 for the years ended December 31, 2014 and 2013, respectively, with an amortization expense of $147,290 and $101,390, respectively. The carrying value of the NMTC equity investment was $536,400 and $683,690 at December 31, 2014 and 2013, respectively, and is included in other assets in the consolidated balance sheets.

The Company purchases from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont. The tax credits from these investments were $512,526 and $531,973 for the years ended December 31, 2014 and 2013, respectively. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of other expenses, and were $443,832 and $473,842 for 2014 and 2013, respectively. The carrying values of the limited partnership investments were $1,890,877 and $2,334,709 at December 31, 2014 and 2013, respectively, and are included in other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC ("CFSG Partners"), a Vermont LLC that owns 100% of the LLC equity interests of CFSG. The Bank accounts for its investment in CFSG Partners under the equity method of accounting. The Company's investment in CFSG Partners, included in other assets, amounted to $1,226,733 as of December 31, 2014 and $953,912 as of December 31, 2013. The Company recognized income of $272,821 for 2014 and income of $287,251 for 2013 through CFSG Partners from the operations of CFSG.

Note 8. Deposits

The following is a maturity distribution of time deposits at December 31, 2014:

2015	$73,044,129
2016	18,486,712
2017	10,367,425
2018	4,315,534
2019	6,808,476
Total time certificates of deposit	$113,022,276

Total deposits in excess of the FDIC insurance level amounted to $147,941,773 as of December 31, 2014.

Note 9. Borrowed Funds

There were no outstanding borrowings for the Company as of December 31, 2014 and 2013.

The Company maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2014 and 2013, with no outstanding advances under this line at either year-end date. Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties. Qualified collateral for these borrowings totaled $105,276,788 and $114,886,791 as of December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, the Company's potential borrowing capacity under this arrangement was $67,136,178 and $72,556,030, respectively, reduced by outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB. At December 31, 2014, $34,500,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $20,800,000 at December 31, 2013. Total fees paid by the Company in connection with issuance of these letters of credit were $35,863 for 2014 and $43,654 for 2013.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source. For this Borrower-in-Custody arrangement, the Company pledged eligible commercial and industrial loans, commercial real estate loans and home equity loans, resulting in an available line of $78,580,859 and $74,929,216 as of December 31, 2014 and 2013, respectively. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 75 basis points as of December 31, 2014. As of December 31, 2014 and 2013, the Company had no outstanding advances against this line.

The Company has an unsecured line with two correspondent banks with available lines totaling $7,500,000 at December 31, 2014, compared to an available line with one correspondent bank totaling $3,500,000 at December 31, 2013.

Note 10. Junior Subordinated Debentures

As of December 31, 2014 and 2013, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due in 2037 (the “Debentures”). The Debentures bore a fixed annual interest rate of 7.56% through December 15, 2012, and thereafter a floating rate equal to the 3-month London Interbank Offered Rate (LIBOR) plus 2.85%. During 2014, the floating rate approximated 3.08% per quarter compared to 3.13% for 2013. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee. The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012. Interest paid on the Debentures for 2014 and 2013 was $402,011 and $409,938, respectively, and is deductible for tax purposes.

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

Note 11. Repurchase Agreements

Securities sold under agreements to repurchase amounted to $28,542,961 and $29,644,615 as of December 31, 2014 and 2013, respectively. These agreements were collateralized by U.S. GSE securities and U.S. Treasury notes with a book value of $32,958,173 and $33,275,039 and a fair value of $32,946,894 and $33,235,708 at December 31, 2014 and 2013, respectively.

The average daily balance of these repurchase agreements was $25,263,130 and $28,537,504 during 2014 and 2013, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $28,542,961 and $34,539,586 during 2014 and 2013, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 0.25% during 2014 and 0.39% during 2013.

Note 12. Income Taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2014	2013

Currently paid or payable	$586,425	$1,533,835
Deferred tax expense (benefit)	755,139	(402,748)
Total income tax expense	$1,341,564	$1,131,087

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2014	2013

Computed expense at statutory rates	$2,148,522	$2,079,560
Tax exempt interest & BOLI	(404,382)	(388,524)
Disallowed interest	13,306	14,661
Partnership tax credits	(647,760)	(644,668)
New markets tax credit amortization expense	147,290	101,390
Other	84,588	(31,332)
	$1,341,564	$1,131,087

The deferred income tax expense (benefit) consisted of the following items for the years ended December 31:

	2014	2013

Depreciation	$(5,039)	$(18,120)
Mortgage servicing rights	(5,819)	108,616
Deferred compensation	45,324	(18,090)
Bad debts	(17,326)	(254,234)
Non-accrual loan interest	18,766	(5,590)
Limited partnership amortization	44,566	27,529
Investment in Partners	(7,189)	43,864
Core deposit intangible	(92,719)	(92,716)
Loan fair value	(7,953)	(7,165)
OREO write down	5,100	(15,130)
Tax credit carryovers	774,961	(170,865)
Other	2,467	(847)
Deferred tax expense (benefit)	$755,139	$(402,748)

Listed below are the significant components of the net deferred tax asset at December 31:

	2014	2013

Components of the deferred tax asset:
Bad debts	$1,667,997	$1,650,671
Non-accrual loan interest	13,731	32,497
Deferred compensation	217,803	263,127
Limited partnerships	12,646	57,212
Contingent liability - MPF program	45,042	45,042
OREO write down	10,030	15,130
Capital lease	73,141	73,424
Tax and rehab credit carryforwards	0	774,961
Unrealized loss on securities available-for-sale	3,834	24,452
Other	26,553	28,737
Total deferred tax asset	2,070,777	2,965,253

Components of the deferred tax liability:
Depreciation	237,448	242,487
Mortgage servicing rights	446,068	451,887
Investment in Partners	81,666	88,855
Core deposit intangible	278,147	370,866
Fair value adjustment on acquired loans	39,395	47,348
Total deferred tax liability	1,082,724	1,201,443

Net deferred tax asset	$988,053	$1,763,810

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the consolidated balance sheets.

ASC Topic 740, "Income Taxes", defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2011 through 2013.

Note 13. 401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. The pension expense was $566,732 and $551,577 for 2014 and 2013, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14. Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors. Participants are general creditors of the Company with respect to these benefits. The benefits accrued under these plans were $179,080 and $399,379 at December 31, 2014 and 2013, respectively. Expenses associated with these plans were $20,214 and $26,996 for the years ended December 31, 2014 and 2013, respectively. One of the participants retired in 2014 causing a substantial distribution from this plan, resulting in the decrease in accrued benefits from 2013 to 2014.

The Company also maintains a supplemental employee retirement plan (“SERP”) for certain key employees of the Company. Benefits accrued under this plan were $461,519 and $374,523 at December 31, 2014 and 2013, respectively. The expense associated with this plan was $86,996 and $67,708 for the years ended December 31, 2014 and 2013, respectively.

The expense associated with this plan was $86,996 and $67,708 for the years ended December 31, 2014 and 2013, respectively.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off balance sheet financial instruments representing credit risk were outstanding:

	Contract or
	Notional Amount
	2014	2013

Unused portions of home equity lines of credit	$23,519,696	$21,961,527
Other commitments to extend credit	59,558,700	41,230,202
Residential construction lines of credit	2,308,167	2,010,417
Commercial real estate and other construction lines of credit	15,894,462	15,592,702
Standby letters of credit and commercial letters of credit	1,714,382	1,655,469
Recourse on sale of credit card portfolio	265,650	276,650
MPF credit enhancement obligation, net (see Note 16)	1,007,250	1,543,211

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. At December 31, 2014 and 2013, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $806,543 and $373,500, respectively (see Note 16). The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding. Based on historical losses, the Company does not expect any significant losses from this commitment.

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

In connection with its trust preferred securities financing completed on October 31, 2007, the Company guaranteed the payment obligations under the capital securities of its subsidiary, CMTV Statutory Trust I. The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust. The Company's obligation under those debentures is fully reflected in the Company's consolidated balance sheet, in the amount of $12,887,000 at December 31, 2014 and 2013. Of this amount, $12,500,000 represents external financing through the issuance to investors of Capital Securities by CMTV Statutory Trust I (see Note 10).

Note 16. Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB. Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB. These loans must meet specific underwriting standards of the FHLBB. As of December 31, 2014 and 2013, the Company had $51,157,934 and $50,925,686, respectively, in loans sold through the MPF program and on which the Company had a CEO. As of December 31, 2014, the notional amount of the maximum CEO related to this program was $1,139,726 compared to $1,675,687 as of December 31, 2013. The Company had accrued a contingent liability for this CEO in the amount of $132,476 as of December 31, 2014 and 2013, which is calculated by management based on the methodology used in calculating the allowance for loan losses, adjusted to reflect the risk sharing arrangements with the FHLBB.

Note 17. Legal Proceedings

In the normal course of business, the Company is involved in various claims and legal proceedings. In the opinion of the Company's management, any liabilities resulting from such proceedings are not expected to be material to the Company's consolidated financial condition or results of operations.

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

Aggregate loan transactions with related parties as of December 31 were as follows:

	2014	2013

Balance, beginning of year	$7,529,947	$7,063,713
Loans - New Principal Officers/Directors	1,039,792	0
New loans to existing Officers/Directors	22,763,371	7,619,387
Repayment*	(22,739,837)	(7,153,153)
Balance, end of year	$8,593,273	$7,529,947
*Includes loans sold to the secondary market.

Total deposits with related parties were $6,873,907 and $5,382,564 at December 31, 2014 and 2013, respectively.

The Company leases 2,253 square feet of condominium space in the state office building on Main Street in Newport, Vermont to its trust company affiliate, CFSG, for its principal offices. CFSG also leases offices in the Company’s Barre and Lyndonville branches. The amount of rental income received from CFSG for the years ended December 31, 2014 and 2013 was $40,418 and $37,062, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan. The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan. CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants. In addition, CFSG serves as investment advisor and custodian of funds under the Company’s SERP. The Company pays monthly management fees to CFSG for its services to the 401(k) plan and the SERP based on the market value of the total assets under management. The amount paid to CFSG for the years ended December 31, 2014 and 2013 was $42,556 and $43,292, respectively, for the 401(k) plan and $2,479 and $2,600, respectively, for the SERP.

Note 19. Restrictions on Cash and Due From Banks

Due to a change in FRBB policies that took effect in 2012, the Company was not required to maintain reserve balances in cash at the FRBB due to its vault cash balances at December 31, 2014 and 2013.

In the ordinary course of business the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits. However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts. The Company was required to maintain contracted balances with other correspondent banks of $462,500 at December 31, 2014 and 2013. Of the $462,500 balance, $262,500 was a separate agreed upon “impressed” balance to avoid monthly charges on the Company’s current federal funds liquidity line.

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

Under current regulations, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The Company’s non-cumulative Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Tier 1 capital. The Company is allowed to include in Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill and the core deposit intangible, net of any related deferred income tax liability, with the balance includable in Tier 2 capital. Management believes that, as of December 31, 2014, the Company and the Bank met all capital adequacy requirements to which they are currently subject.

As of December 31, 2014 the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory capital guidelines.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

	Actual		Minimum For Capital Adequacy Purposes:		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2014
Total capital (to risk-weighted assets)
Company	$54,447	13.66%	$31,897	8.00%	N/A	N/A
Bank	$53,902	13.54%	$31,847	8.00%	$39,809	10.00%

Tier I capital (to risk-weighted assets)
Company	$49,071	12.31%	$15,949	4.00%	N/A	N/A
Bank	$48,952	12.30%	$15,924	4.00%	$23,886	6.00%

Tier I capital (to average assets)
Company	$49,071	8.62%	$22,768	4.00%	N/A	N/A
Bank	$48,952	8.61%	$22,745	4.00%	$28,431	5.00%

December 31, 2013:
Total capital (to risk-weighted assets)
Company	$51,304	13.09%	$31,365	8.00%	N/A	N/A
Bank	$50,765	12.97%	$31,314	8.00%	$39,143	10.00%

Tier I capital (to risk-weighted assets)
Company	$45,027	11.48%	$15,682	4.00%	N/A	N/A
Bank	$45,873	11.72%	$15,657	4.00%	$23,486	6.00%

Tier I capital (to average assets)
Company	$45,027	8.04%	$22,409	4.00%	N/A	N/A
Bank	$45,873	8.20%	$22,386	4.00%	$27,983	5.00%

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2014	Level 1	Level 2
Assets: (market approach)
U.S. GSE debt securities	$0	$19,907,150
U.S. Government securities	4,000,937	0
Agency MBS	0	9,038,807
	$4,000,937	$28,945,957
December 31, 2013
Assets: (market approach)
U.S. GSE debt securities	$0	$29,138,914
U.S. Government securities	6,049,688	0
	$6,049,688	$29,138,914

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

Assets measured at fair value on a nonrecurring basis and reflected in the balance sheet at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2014	Level 2
Assets: (market approach)
Residential mortgage servicing rights	$1,311,965
Impaired loans, net of related allowance	241,819
OREO	1,238,220

December 31, 2013
Assets: (market approach)
Residential mortgage servicing rights	$1,329,079
Impaired loans, net of related allowance	978,892
OREO	1,105,525

There were no Level 1 or Level 3 financial instruments measured on a non-recurring basis as of the balance sheet dates presented.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

December 31, 2014		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$24,962	$24,962	$0	$0	$24,962
Securities held-to-maturity	41,811	0	42,234	0	42,234
Securities available-for-sale	32,947	4,001	28,946	0	32,947
Restricted equity securities	3,332	0	3,332	0	3,332
Loans and loans held-for-sale
Commercial & industrial	63,709	0	391	64,800	65,191
Commercial real estate	164,212	0	1,897	167,961	169,858
Residential real estate - 1st lien	162,635	0	678	166,171	166,849
Residential real estate - Jr lien	44,457	0	329	45,113	45,442
Consumer	7,912	0	0	8,315	8,315
Mortgage servicing rights	1,312	0	1,528	0	1,528
Accrued interest receivable	1,698	0	1,698	0	1,698

Financial liabilities:
Deposits
Other deposits	472,966	0	473,100	0	473,100
Brokered deposits	20,053	0	20,054	0	20,054
Repurchase agreements	28,543	0	28,543	0	28,543
Capital lease obligations	640	0	640	0	640
Subordinated debentures	12,887	0	12,867	0	12,867
Accrued interest payable	64	0	64	0	64

December 31, 2013		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$18,330	$18,330	$0	$0	$18,330
Securities held-to-maturity	37,937	0	38,370	0	38,370
Securities available-for-sale	35,189	6,050	29,139	0	35,189
Restricted equity securities	3,633	0	3,633	0	3,633
Loans and loans held-for-sale
Commercial & industrial	55,069	0	346	56,035	56,381
Commercial real estate	154,696	0	1,239	157,843	159,082
Residential real estate - 1st lien	171,498	0	1,689	174,776	176,465
Residential real estate - Jr lien	45,292	0	483	45,785	46,268
Consumer	8,708	0	0	9,130	9,130
Mortgage servicing rights	1,329	0	1,608	0	1,608
Accrued interest receivable	1,778	0	1,778	0	1,778

Financial liabilities:
Deposits
Other deposits	463,160	0	464,220	0	464,220
Brokered deposits	18,393	0	18,401	0	18,401
Repurchase agreements	29,645	0	29,645	0	29,645
Capital lease obligations	711	0	711	0	711
Subordinated debentures	12,887	0	12,880	0	12,880
Accrued interest payable	75	0	75	0	75

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2014 and 2013.

Note 22. Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Condensed Balance Sheets	2014	2013

Assets

Cash	$479,812	$410,075
Investment in subsidiary - Community National Bank	61,337,172	58,490,098
Investment in Capital Trust	387,000	387,000
Income taxes receivable	233,952	235,559
Total assets	$62,437,936	$59,522,732

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	555,734	499,755
Total liabilities	13,442,734	13,386,755

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, and 5,142,475 and 5,078,707 shares issued at December 31, 2014 and 2013, respectively (including 16,642 and 13,448 shares issued February 1, 2015 and 2014, respectively)	12,856,188	12,696,768
Additional paid-in capital	29,359,300	28,612,308
Retained earnings	6,909,934	4,997,144
Accumulated other comprehensive loss	(7,443)	(47,466)
Less: treasury stock, at cost; 210,101 shares at December 31, 2014 and 2013	(2,622,777)	(2,622,777)
Total shareholders' equity	48,995,202	46,135,977

Total liabilities and shareholders' equity	$62,437,936	$59,522,732

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2014	2013

Income
Bank subsidiary distributions	$2,772,000	$2,485,000
Dividends on Capital Trust	12,072	12,310
Total income	2,784,072	2,497,310

Expense
Interest on junior subordinated debentures	402,011	409,938
Administrative and other	298,157	295,191
Total expense	700,168	705,129

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	2,083,904	1,792,181
Income tax benefit	233,952	235,559

Income before equity in undistributed net income of subsidiary	2,317,856	2,027,740
Equity in undistributed net income of subsidiary	2,807,052	3,058,915
Net income	$5,124,908	$5,086,655

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2014	2013

Cash Flows from Operating Activities
Net income	$5,124,908	$5,086,655
Adjustments to reconcile net income to net cash provided by
operating activities
Equity in undistributed net income of subsidiary	(2,807,052)	(3,058,915)
Decrease in income taxes receivable	1,607	201,385
Net cash provided by operating activities	2,319,463	2,229,125

Cash Flows from Financing Activities
Dividends paid on preferred stock	(81,250)	(81,250)
Dividends paid on common stock	(2,168,476)	(1,974,314)
Net cash used in financing activities	(2,249,726)	(2,055,564)
Net increase in cash	69,737	173,561

Cash
Beginning	410,075	236,514
Ending	$479,812	$410,075

Cash Received for Income Taxes	$235,559	$436,944

Cash Paid for Interest	$402,011	$409,938

Dividends paid:
Dividends declared	$3,130,868	$2,706,461
Increase in dividends payable attributable to dividends declared	(55,980)	(28,465)
Dividends reinvested	(906,412)	(703,682)
	$2,168,476	$1,974,314

Note 23. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2014 and 2013 is presented below:

	Quarters in 2014 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,618,276	$5,714,147	$5,829,041	$5,788,813
Interest expense	793,290	777,996	761,009	723,449
Provision for loan losses	135,000	135,000	135,000	135,000
Non-interest income	1,313,501	1,337,222	1,244,680	1,246,348
Non-interest expense	4,712,196	4,488,406	4,411,428	4,417,782
Net income	1,071,565	1,284,386	1,377,189	1,391,768
Earnings per common share	0.22	0.26	0.28	0.28
	Quarters in 2013 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,562,049	$5,804,849	$5,607,136	$5,665,748
Interest expense	934,797	892,403	819,426	795,508
Provision for loan losses	206,250	120,000	137,500	206,250
Non-interest income	1,368,192	1,520,858	1,540,425	1,553,093
Non-interest expense	4,589,290	4,818,263	4,471,596	4,413,325
Net income	1,041,778	1,238,344	1,354,933	1,451,600
Earnings per common share	0.21	0.25	0.28	0.29

Note 24. Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2014	2013
Income
Income from investment in Partners	$272,820	$287,252

Expenses
Outsourcing expense	$420,355	$166,159
Service contracts - administration	420,426	557,137
Marketing	275,915	321,586
State deposit tax	544,737	532,592
Amortization of tax credit investments	443,832	473,842
ATM fees	365,813	401,147
Telephone	326,473	358,801
FDIC Insurance	374,703	376,022

Note 25. Subsequent Events

Declaration of Cash Dividend

On December 9, 2014, the Company declared a cash dividend of $0.16 per share payable February 1, 2015 to shareholders of record as of January 15, 2015. On March 10, 2015, the Company declared a cash dividend of $0.16 per share payable May 1, 2015 to shareholders of record as of April 15, 2015. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP plan.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2014 and 2013

The following discussion analyzes the consolidated financial condition of Community Bancorp. (the “Company”) and its wholly-owned subsidiary, Community National Bank, as of December 31, 2014 and 2013, and its consolidated results of operations for the years then ended. The Company is considered a “smaller reporting company” under applicable regulations of the Securities and Exchange Commission (“SEC”) and is therefore eligible for relief from certain disclosure requirements. In accordance with such provisions, the Company has elected to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for two, rather than three, years.

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

Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (1) general economic conditions, either nationally, regionally or locally deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services; (2) competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial services industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems; (3) interest rates change in such a way as to reduce the Company's margins; (4) changes in laws or government rules, including the rules of the federal Consumer Financial Protection Bureau, or the way in which courts or government agencies interpret or implement those laws or rules, increase our costs of doing business, causing us to limit or change our product offerings or pricing, or otherwise adversely affect the Company's business; (5) changes in federal or state tax policy; (6) changes in the level of nonperforming assets and charge-offs; (7) changes in estimates of future reserve requirements based upon relevant regulatory and accounting requirements; (8) changes in consumer and business spending, borrowing and savings habits; (9) reductions in deposit levels, which necessitate increased borrowings to fund loans and investments; (10) the effect of changes to the calculation of the Company’s regulatory capital ratios beginning in 2015 under the Basel III capital framework which, among other things, requires additional regulatory capital, and change the framework for risk-weighting of certain assets; (11) the effect of and changes in the United States monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board (“FRB”) and its regulation of the money supply; and (12) adverse changes in the credit rating of U.S. government debt.

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

OVERVIEW

The Company’s consolidated assets at year-end 2014 were $586.7 million compared to $573.7 million at year-end 2013, an increase of 2.3%. Total loans increased 1.8% to $447.8 million, driven by an increase in commercial loans of $18.5 million, to $231.0 million year over year, while residential mortgage loans declined $9.8 million to end the year at $208.8 million. Funding for the increase in loans was provided by an $11.5 million net increase in deposits and a decrease of $2.5 million in the available-for-sale securities portfolio. Capital grew to $49.0 million with a book value of $9.43 per share on December 31, 2014 compared with $46.1 million in capital and a book value of $8.96 per share on December 31, 2013.

The Company’s net income of just over $5.1 million, or $1.03 per share, was up 0.8% compared with just under $5.1 million or $1.03 per share in 2013. Despite solid growth in the commercial loan portfolio during the year, the slowdown of the residential mortgage market caused a decrease in mortgage related fee income of $780,006, or 33.8% compared with 2013. Interest rates have remained at historically low levels for several years, causing erosion of yields on earning assets as they continue to reprice to current market rates. While average earning assets increased $14.2 million, or 2.8%, in 2014, tax-equivalent interest income increased by only $337,303, or 1.46%, reflecting a decrease in average yield of six basis points. This reduction in average yield was less than the prior year, however, when the average yield dropped nine basis points. Management was able to limit the decrease in the average yield on interest earning assets to six basis points due to the growth in the higher yielding commercial loan portfolio, as well as a shift to higher yielding assets in the investment portfolio. During the year, average interest-bearing liabilities remained virtually unchanged, down just $228,639; however, the average rate paid on liabilities declined by eight basis points, resulting in a decrease in interest expense of $386,390. This decrease was largely due to the shift of customer funds out of higher yielding CDs to lower yielding demand and savings accounts, combined with the well managed use of short term funding to meet seasonal cash flow needs. The combined effects of these changes resulted in an increase of $723,693 in tax-equivalent net interest income, and improvement in net interest margin from 3.83% to 3.86% year over year.

Continued Improvement in asset quality and lower levels of charge off activity during 2014 allowed the Company to reduce the provision for loan losses by $130,000 compared to 2013. In addition, non-interest expenses decreased by $262,662 year over year, due in part to a $136,711 decline in administrative service contracts and a $84,778 decline in ATM and Debit card losses. Salary and benefits saw little change, increasing just $17,032 or 0.2% compared to the prior year. The decrease in non-interest income was mainly due to a reduction in income from sold loans in the secondary market of $647,178, or 39.8%.

The Federal Reserve’s continued accommodative economic policy has kept mortgage interest rates low, providing several refinancing cycles through 2013, however the benefit of refinancing has declined with rates starting to come off the bottom in 2014, resulting in originations of $20.7 million in 2014 compared to $27.7 million in 2013. The Company reported net gains from the sales of these mortgages of $460,504 in 2014, compared with $778,203 in 2013, and $1.4 million in 2012, contributing to a decrease in non-interest income year over year.

More locally, according to the State of Vermont Department of Labor, Vermont’s unemployment rate for December, 2014 was 4.2%, which is equal to the December, 2013 figure, and remains well below the national average of 5.6%. However, certain industries, most notably construction, have yet to recover. In addition, regions outside the Northwestern part of the state have not mirrored the robust growth seen in and around the Burlington area. Of the Company’s primary market areas, Orleans, Caledonia, and Essex Counties continue to have the highest unemployment rates in the state, while Washington and Franklin County are at or near the state average.

The regulatory environment continues to increase operating costs and place extensive burden on personnel resources to comply with myriad legal requirements, including those under the Dodd-Frank Act of 2010, and the numerous rulemakings it has spawned, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Real Estate Settlement Procedures Act and the Truth in Lending Act, as well as the new Basel III capital framework. It is unlikely that these administrative costs and burdens will moderate in the future.

The Company declared dividends of $0.64 per common share in 2014, up from $0.56 in 2013. The Company reported retained earnings of $6.9 million compared to $5.0 million as of December 31, 2013 and total shareholders’ equity of $49.0 million and $46.1 million for the same respective comparison periods. The Company is committed to remaining a well-capitalized community bank, working to meet the needs of our customers while providing a fair return to our shareholders.

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

RESULTS OF OPERATIONS

The Company’s net income increased $38,253 or 0.8% from December 31, 2013 to December 31, 2014, resulting in earnings per common share of $1.03 for both periods. An increase of $696,885 or 3.6% is noted in net interest income for 2014 compared to 2013. Interest income increased $310,495 or 1.4% in 2014, while a decrease of $386,390 or 11.2% was noted in interest expense, accounting for the moderate increase in net interest income. Non-interest income decreased $840,817 or 14.1%, and non-interest expense decreased $262,662 or 1.4%. Income from sold loans decreased $647,178 or 39.8%, accounting for most of the decrease in non-interest income. Other expenses decreased $307,443 or 4.3% year over year due in part to a decrease of $136,711 or 24.5% in administrative service contracts as well as a decrease of $104,279 or 51.6% in OREO expenses. The section below labeled “Non-Interest Income and Non-Interest Expense” provides a more detailed discussion on the significant components of these two items.

Return on average assets (“ROA”), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity (“ROE”), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

	December 31,
	2014	2013	2012

Return on Average Assets	0.89%	0.90%	0.79%
Return on Average Equity	10.81%	11.43%	10.44%
Dividend Payout Ratio (1)	62.14%	54.37%	63.64%
Average Equity to Average Assets Ratio	8.22%	7.86%	7.53%

(1) Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and certain balance sheet and per share data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

As of December 31,	2014	2013	2012	2011	2010

Balance Sheet Data

Net loans	$443,202,475	$435,354,440	$412,232,869	$382,507,221	$385,266,573
Total assets	586,711,044	573,667,404	575,738,245	552,905,517	545,932,649
Total deposits	493,019,463	481,552,569	475,496,859	454,393,309	438,192,263
Borrowed funds	0	0	6,000,000	18,010,000	33,010,000
Total liabilities	537,715,842	527,531,427	532,385,670	511,987,108	506,804,980
Total shareholders' equity	48,995,202	46,135,977	43,352,575	40,918,409	39,127,669

Years Ended December 31,

Operating Data
Total interest income	$22,950,277	$22,639,782	$22,821,331	$22,744,363	$23,686,983
Total interest expense	3,055,744	3,442,134	4,882,319	5,595,628	6,527,737
Net interest income	19,894,533	19,197,648	17,939,012	17,148,735	17,159,246

Provision for loan losses	540,000	670,000	1,000,000	1,000,000	1,016,668
Net interest income after
provision for loan losses	19,354,533	18,527,648	16,939,012	16,148,735	16,142,578

Non-interest income	5,141,751	5,982,568	6,188,960	5,202,169	5,641,302
Non-interest expense	18,029,812	18,292,474	18,866,770	17,533,082	17,282,150
Income before income taxes	6,466,472	6,217,742	4,261,202	3,817,822	4,501,730
Applicable income tax expense (benefit)(1)	1,341,564	1,131,087	(139,488)	234,276	555,722

Net income	$5,124,908	$5,086,655	$4,400,690	$3,583,546	$3,946,008

Per Share Data

Earnings per common share (2)	$1.03	$1.03	$0.88	$0.73	$0.82
Dividends declared per common share	$0.64	$0.56	$0.56	$0.56	$0.48
Book value per common share outstanding	$9.43	$8.96	$8.49	$8.13	$7.92
Weighted average number of common shares outstanding	4,897,281	4,838,185	4,769,645	4,674,806	4,584,145
Number of common shares outstanding, period end	4,932,374	4,868,606	4,812,925	4,728,161	4,624,514

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

Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $41.8 million, $37.9 million and $41.9 million, at December 31, 2014, 2013 and 2012, respectively.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last three years.

Years Ended December 31,	2014	2013	2012
	(Dollars in Thousands)

Net interest income as presented	$19,895	$19,198	$17,939
Effect of tax-exempt income	555	529	511
Net interest income, tax equivalent	$20,450	$19,727	$18,450

The following table presents average earning assets and average interest-bearing liabilities supporting earning assets for each of the last three fiscal years. Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield.

	Years Ended December 31,
		2014			2013			2012
			Average			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets

Loans (1)	$447,133	$21,423	4.79%	$425,482	$21,226	4.99%	$402,023	$21,203	5.27%
Taxable investment securities	30,990	344	1.11%	41,363	314	0.76%	57,571	533	0.93%
Tax-exempt investment securities	42,654	1,635	3.83%	40,043	1,556	3.89%	40,058	1,504	3.75%
Sweep and interest-earning accounts	5,079	13	0.26%	4,457	13	0.29%	3,881	10	0.26%
Other investments (2)	3,819	91	2.38%	4,093	60	1.47%	4,464	82	1.84%
Total	$529,676	$23,506	4.44%	$515,439	$23,169	4.50%	$507,997	$23,332	4.59%

Interest-Bearing Liabilities

Interest-bearing transaction accounts	$115,209	$241	0.21%	$117,395	$289	0.25%	$110,752	$348	0.31%
Money market accounts	83,168	821	0.99%	87,983	898	1.02%	79,659	788	0.99%
Savings deposits	75,042	94	0.13%	69,063	97	0.14%	64,908	103	0.16%
Time deposits	123,209	1,360	1.10%	123,431	1,555	1.26%	132,571	2,170	1.64%
Federal funds purchased and
other borrowed funds	9,440	21	0.22%	5,084	22	0.43%	20,245	290	1.43%
Repurchase agreements	25,263	62	0.25%	28,538	111	0.39%	26,383	144	0.55%
Capital lease obligations	674	55	8.17%	741	60	8.10%	802	65	8.11%
Junior subordinated debentures	12,887	402	3.12%	12,887	410	3.18%	12,887	974	7.56%
Total	$444,893	$3,056	0.69%	$445,121	$3,442	0.77%	$448,207	$4,882	1.09%

Net interest income		$20,450			$19,727			$18,450
Net interest spread (3)			3.75%			3.73%			3.50%
Net interest margin (4)			3.86%			3.83%			3.63%

(1)	Included in gross loans are non-accrual loans with an average balance of $4.9 million, $4.4 million and $6.3 million for the years ended
(2)
Included in other investments is the Company’s FHLBB Stock with an average balance of $2.8 million, $3.1 million and $3.1 million, respectively, for 2014, 2013 and 2012 and a payout rate of approximately 1.49% in 2014, 0.37% in 2013 and 0.48% in 2012.

(3)	Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average earning assets.

Interest income from loans of $21.4 million accounts for 91.1% of total tax-equivalent income for 2014 compared to $21.2 million or 91.6% for 2013 and $21.2 million or 90.9% for 2012, with average yields of 4.79%, 4.99% and 5.27%, respectively. The average volume of loans increased $21.7 million or 5.1% from 2013 to 2014 and $23.5 million, or 5.8% from 2012 to 2013, while the average rate earned on these assets decreased 20 basis points from 2013 to 2014 and 28 basis points from 2012 to 2013, reflecting the prevailing low interest rate environment throughout both comparison periods. The average volume of taxable investments decreased $10.4 million or 25.1% from 2013 to 2014 and $16.2 million or 28.2% from 2012 to 2013. An increase of 35 basis points for 2014 and a decline of 17 basis points for 2013 are noted in the average yield on these investments. As loan demand increased beginning in 2012 and throughout the comparison periods, the Company funded a portion of this increase through sales and maturities from its taxable investments. During the second quarter of 2014, the Company began purchasing Agency mortgage-backed securities (Agency MBS) to hold in its available-for-sale (AFS) portfolio. These investments typically carry a higher average yield than the rest of the investments in the AFS portfolio, accounting for the increase in the average yield in 2014.

Interest expense on time deposits represents 44.5% of total interest expense for 2014, compared to 45.2% for 2013, and 44.4% for 2012, with interest expense totaling $1.4 million, $1.6 million and $2.2 million, respectively, and average rates paid of 1.10%, 1.26% and 1.64%, respectively. Savings deposit accounts for the biggest increase in 2014 in average volume totaling just under $6.0 million or 8.7% and money market accounts noted the biggest decrease in 2014 in average volume totaling $4.8 million or 5.5%. From 2012 to 2013, a decrease of $15.2 million or 74.9% was noted in the average volume of federal funds purchased and other borrowed funds along with a decrease of 100 basis points in the average rate paid and time deposits decreased $9.1 million or 6.9% in average volume with a decrease of 38 basis points in the average rate paid. Minimal change is noted in the average yields of the other components of interest-bearing liabilities with the exception of the 438 basis point decrease in the average rate paid on junior subordinated debentures from 2012 to 2013 due to a contractual interest rate adjustment.

Overall, during 2014, the average rate earned on interest-earning assets decreased slightly less than the average rate paid on interest-bearing liabilities, resulting in a net interest spread of 3.75% for 2014 and 3.73% for 2013. A similar but more dramatic pattern is noted for the period from 2012 to 2013 with a decrease of nine basis points in the average rate earned on interest-earning assets compared to a 32 basis points decrease in the average rate paid on interest-bearing liabilities, causing the 23 basis point increase in the spread for 2013 from 3.50% for 2012.

The following table summarizes the variances in income for the years 2014, 2013 and 2012 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid compared to the prior year.

Changes in Interest Income and Interest Expense

	2014 vs. 2013			2013 vs. 2012
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans	$(883)	$1,080	$197	$(1,213)	$1,236	$23
Taxable investment securities	145	(115)	30	(96)	(123)	(219)
Tax-exempt investment securities	(23)	102	79	53	(1)	52
Sweep and interest-earning accounts	(2)	2	0	2	1	3
Other investments	38	(7)	31	(17)	(5)	(22)
Total	$(725)	$1,062	$337	$(1,271)	$1,108	$(163)

Average Interest-Bearing Liabilities
Interest-bearing transaction accounts	$(43)	$(5)	$(48)	$(80)	$21	$(59)
Money market accounts	(29)	(48)	(77)	28	82	110
Savings deposits	(11)	8	(3)	(13)	7	(6)
Time deposits	(193)	(2)	(195)	(500)	(115)	(615)
Federal funds purchased and
other borrowed funds	(20)	19	(1)	(203)	(65)	(268)
Repurchase agreements	(41)	(8)	(49)	(45)	12	(33)
Capital lease obligations	0	(5)	(5)	0	(5)	(5)
Junior subordinated debentures	(8)	0	(8)	(564)	0	(564)
Total	$(345)	$(41)	$(386)	$(1,377)	$(63)	$(1,440)

Changes in net interest income	$(380)	$1,103	$723	$106	$1,171	$1,277

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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2014	2013	$	%

Service fees	$2,624,792	$2,572,031	$52,761	2.05%
Income from sold loans	977,702	1,624,880	(647,178)	-39.83%
Other income from loans	593,093	725,922	(132,829)	-18.30%
Net realized gain (loss) on sale of securities available-for-sale	27,838	(5,521)	33,359	-604.22%
Income from CFSG Partners	272,820	287,251	(14,431)	-5.02%
Rental income on OREO properties	56,198	43,958	12,240	27.84%
Exchange income	130,000	130,000	0	0.00%
SERP fair value adjustment	52,423	162,356	(109,933)	-67.71%
Other income	406,885	441,691	(34,806)	-7.88%
Total non-interest income	$5,141,751	$5,982,568	$(840,817)	-14.05%

Total non-interest income decreased $840,817 for the year ended December 31, 2014 compared to the same period 2013, with significant changes noted in the following:

●
Service fees increased $52,761 year over year, due primarily to higher paper statement fees of $41,587, which were not introduced until June 2013. Paper statement fees have declined on a monthly basis since inception as more customers shift to online banking; however this also results in lower account maintenance and postage costs incurred by the Company.

●
Income from sold loans decreased $647,178 year over year, which is attributable to a decrease in secondary market sales, as the pace of refinancing continued to slow throughout 2014. Proceeds from sale of loans held-for-sale amounted to $21.3 million for the year ended December 31, 2014 compared to $29.8 million for the same period 2013.

●
Other income from loans decreased $132,829 year over year due primarily to a decrease in residential loan documentation fees. Residential mortgage loan activity slowed considerably in 2014, generating less income from the document fee process and resulting in a decrease of $102,945, or 43.9%, year over year. Commercial loan documentation fee income decreased $15,918, or 5.2%, year over year as the overall rate of growth in commercial lending has slowed compared with the prior year.

●
Income from the Company’s trust and investment management affiliate, Community Financial Services Group (CFSG Partners), decreased $14,431 for the year due in part to an increase in the client base and assets under management during the year which generated increased incentive payments for employees accrued in the fourth quarter. CFSG Partners is compensated chiefly through fees based on the assets under management from its clients.

●
The Supplemental Employee Retirement Program (SERP) fair value adjustment for the year ended December 31, 2014 resulted in an increase in value of $52,423, down 67.7% from the $162,356 increase reported for the same period in 2013. This smaller increase in value reflects the overall performance of the equity markets in 2014 as compared with 2013.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2014	2013	$	%

Salaries and wages	$6,475,000	$6,395,042	$79,958	1.25%
Employee benefits	2,257,354	2,320,280	(62,926)	-2.71%
Occupancy expenses, net	2,466,714	2,438,965	27,749	1.14%
Other expenses
Computer outsourcing	420,355	166,159	254,196	152.98%
Service contracts - administrative	420,426	557,137	(136,711)	-24.54%
Telephone expense	326,473	358,801	(32,328)	-9.01%
Loss on limited partnerships	443,832	473,842	(30,010)	-6.33%
Collection & non-accruing loan expense	98,389	131,988	(33,599)	-25.46%
OREO expense	97,984	202,263	(104,279)	-51.56%
Debit cards/ATM cards losses	30,411	115,189	(84,778)	-73.60%
ATM fees	365,813	401,147	(35,334)	-8.81%
State deposit tax	544,737	532,592	12,145	2.28%
Other miscellaneous expenses	4,082,324	4,199,069	(116,745)	-2.78%
Total non-interest expense	$18,029,812	$18,292,474	$(262,662)	-1.44%

Total non-interest expense decreased $262,662 for the full year 2014 compared to the same period in 2013, with significant changes noted in the following:

●
Computer outsourcing increased $254,196, or 153.0%, year over year. The Company began outsourcing its data processing operations at the end of the fourth quarter of 2012, but due to incentive credits received for various functions, the Company did not incur data processing expenses until late in the third quarter of 2013. Outsourcing of the core processing function has provided the opportunity for the existing information technology staff to take on additional duties and roles in response to regulatory and industry changes.

●
Service contracts – administrative decreased $136,711, or 24.5%, year over year. Payments under our service contract with our core processor decreased upon implementation of the computer outsourcing accounting for the decreases in the comparison period.

●	Collections & non-accruing loan expense decreased $33,599 or 25.5% year over year with improvement in asset quality and recoveries during the year.

●	OREO expense for the year 2014 was down $81,609, or 48.7%, compared with the same period in 2013, as the bank held fewer properties in OREO that required significant carrying costs.

●
Debit Cards/ATM losses for the year 2014 remained well under 2013 levels. The decrease is generally attributable to a new processor that utilizes sophisticated fraud detection tools to minimize fraudulent transactions from being approved.

●
Other miscellaneous expenses decrease of $116,745 was due in part to a decrease of $45,672, or 14.2% in marketing expenses, which was directly related to the expenses incurred in 2013 through the redesign of the Bank’s website, as well as a decrease of $43,599, or 23.0% in postage expenses, which was primarily due to customers switching to online statements.

related to limited partnership investments are included in other miscellaneous expenses in the table above and amounted to $110,958 and $117,627 for the fourth quarters of 2014 and 2013, respectively and $443,832 and $473,842 for the years ended December 31, 2014 and 2013, respectively. These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 8% and 10%.

APPLICABLE INCOME TAXES

The provision for income taxes increased $210,477 or 18.6%, from $1.1 million in 2013 to $1.3 million in 2014. Income before taxes increased $248,730 or 4.0% for 2014 compared to 2013. This increase in income, along with the decrease in tax credits relating to the Company’s affordable housing investments, accounts for the increase in income tax expense in 2014.

CHANGES IN FINANCIAL CONDITION

The following discussion refers to the volume of average assets, liabilities and shareholders’ equity in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity” on the following page.

Average assets increased $10.8 million or 1.9% from the year ended December 31, 2013 to the year ended December 31, 2014. The average volume of loans increased $21.2 million or 5.0%, due in part to strong commercial loan demand. The Company used maturities, sales and calls within the taxable investment portfolio to help fund loan growth during 2014, accounting for the decrease of $10.3 million or 25.1% in the average volume of that portfolio between periods. The average volume of the tax-exempt portfolio increased $2.6 million or 6.5%, year over year and is made up of local municipal accounts.

Average liabilities increased $7.9 million or 1.5% from the year ended December 31, 2013 to the year ended December 31, 2014. The average volume of federal funds purchased and other borrowed funds increased $4.3 million or 85.7%, which was mostly attributable to the growth in loans outpacing deposit growth. The Company continues to utilize overnight funds and other short term borrowings to meet cash needs during the seasonal outflows of municipal deposits. The average volume of total time deposits remained stable at $123 million due to the use of one-way brokered time deposits as a supplemental source of funding during the year. Average retail time deposits decreased by $3.7 million or 3.1% from 2013 to 2014 which largely reflects a continued shift to savings or money market accounts, or customer rate shopping at other financial institutions. The average volume of demand deposits increased $8.1 million, or 10.9%, due primarily to a $6.2 million increase in business checking accounts. The average volume of savings accounts increased $6.0 million or 8.7% due to the aforementioned shift from time deposits, while interest-bearing transaction accounts decreased $2.2 million or 1.9%. The insured cash sweep account (“ICS”) offered through Promontory Interfinancial Network, which the Company started offering in 2010, has worked very well as a means of attracting new customers and retaining current customers who are looking for alternatives to time deposits and to maximize FDIC insurance coverage. The average volume of ICS accounts increased from $15.9 million in 2013 to $17.7 million in 2014. The Company strives to keep its core customers but is not placing much emphasis on attracting rate shoppers as it has sufficient liquidity to meet reasonably foreseeable loan demand and other requirements.

The following table provides a visual comparison of the breakdown of average assets and average liabilities as well as average shareholders' equity for the comparison periods.

Distribution of Assets, Liabilities and Shareholders' Equity

	Years Ended December 31,
	2014		2013		2012
Average Assets	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$9,934	1.72%	$9,747	1.72%	$9,660	1.72%
Federal funds sold and overnight deposits	5,079	0.88%	4,457	0.79%	3,881	0.69%
Taxable investment securities	30,990	5.37%	41,363	7.31%	57,662	10.29%
Tax-exempt investment securities	42,654	7.40%	40,043	7.08%	40,058	7.15%
Other securities	3,432	0.60%	3,706	0.65%	4,077	0.73%
Total investment securities	77,076	13.37%	85,112	15.04%	101,797	18.17%
Gross loans	447,716	77.63%	426,482	75.36%	403,681	72.06%
Reserve for loan losses and accrued fees	(4,609)	-0.80%	(4,375)	-0.77%	(4,000)	-0.71%
Premises and equipment	11,635	2.02%	12,067	2.13%	12,501	2.23%
Other real estate owned	979	0.17%	1,258	0.22%	665	0.12%
Investment in Capital Trust	387	0.07%	387	0.07%	387	0.07%
Bank owned life insurance	4,354	0.75%	4,241	0.75%	4,121	0.74%
Core deposit intangible	948	0.16%	1,220	0.22%	1,529	0.27%
Goodwill	11,574	2.01%	11,574	2.04%	11,574	2.07%
Other assets	11,664	2.02%	13,733	2.43%	14,396	2.57%
Total average assets	$576,737	100%	$565,903	100%	$560,192	100%

Average Liabilities
Demand deposits	$81,847	14.19%	$73,765	13.04%	$66,242	11.82%
Interest-bearing transaction accounts	115,209	19.98%	117,395	20.74%	110,752	19.77%
Money market funds	83,168	14.42%	87,983	15.55%	79,659	14.22%
Savings accounts	75,042	13.01%	69,063	12.20%	64,908	11.59%
Time deposits	123,209	21.36%	123,431	21.81%	132,571	23.67%
Total average deposits	478,475	82.96%	471,637	83.34%	454,132	81.07%

Federal funds purchased and other borrowed funds	9,440	1.64%	5,084	0.90%	20,245	3.61%
Repurchase agreements	25,263	4.38%	28,538	5.04%	26,383	4.71%
Junior subordinated debentures	12,887	2.23%	12,887	2.28%	12,887	2.30%
Other liabilities	3,273	0.57%	3,272	0.58%	4,376	0.78%
Total average liabilities	529,338	91.78%	521,418	92.14%	518,023	92.47%

Average Shareholders' Equity
Preferred stock	2,500	0.43%	2,500	0.44%	2,500	0.45%
Common stock	12,715	2.21%	12,596	2.23%	12,399	2.21%
Additional paid-in capital	28,853	5.00%	28,252	4.99%	27,634	4.93%
Retained earnings	5,963	1.03%	3,685	0.65%	1,986	0.36%
Less: Treasury stock	(2,623)	-0.45%	(2,623)	-0.46%	(2,623)	-0.47%
Accumulated other comprehensive income(1)	(9)	0.00%	75	0.01%	273	0.05%
Total average shareholders' equity	47,399	8.22%	44,485	7.86%	42,169	7.53%
Total average liabilities and shareholders' equity	$576,737	100%	$565,903	100%	$560,192	100%

CERTAIN TIME DEPOSITS

Increments of maturity of time certificates of deposit of $100,000 or more outstanding on December 31, 2014 are summarized as follows:

3 months or less	$9,094,836
Over 3 through 6 months	12,172,975
Over 6 through 12 months	8,154,829
Over 12 months	15,862,005
Total	$45,284,645

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages the Company’s interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's Asset/Liability Management Committee (ALCO) is made up of the Executive Officers and all the Vice Presidents of the Bank. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity and various business strategies. The ALCO meets at least quarterly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk. In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved and periodically reviewed by the Company’s Board of Directors. The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet. The ALCO Policy also includes a contingency funding plan to help management prepare for unforeseen liquidity restrictions, including hypothetical severe liquidity crises.

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting net interest income (NII), the primary component of the Company’s earnings. Fluctuations in interest rates can also have an impact on liquidity. The ALCO uses an outside consultant to perform rate shock simulations to the Company's net interest income, as well as a variety of other analyses. It is the ALCO’s function to provide the assumptions used in the modeling process. Assumptions used in prior period simulation models are regularly tested by comparing projected NII with actual NII. The ALCO utilizes the results of the simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes. The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet. The model also simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing non-parallel changes in the yield curve. The results of this sensitivity analysis are compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 basis point (bp) shift upward and a 100 bp shift downward in interest rates.

Under the Company’s rate sensitivity modeling, in the current flat rate environment, NII levels are projected to be flat as the downward pressure on asset yields is projected to slow down as cash flow is replaced at equal yields. Funding costs are expected to provide slight relief as longer-term funding is retired and replaced at current rates. In a rising rate environment, NII is expected to trend upward as the short-term asset base (cash and adjustable rate loans) quickly cycle upward while the retail funding base (deposits) lags the market. If rates paid on deposits have to be increased more and/or more quickly than projected, the expected benefit to rising rates would be reduced. In a falling rate environment, NII is expected to trend in-line with the current rate environment scenario for the first year of the simulation as asset yield erosion is offset by decreasing funding costs. Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment.

The following table summarizes the estimated impact on the Company's NII over a twelve month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2014:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-0.70%	Down 100 basis points	-2.70%
Up 200 basis points	6.70%	Up 200 basis points	19.00%

The amounts shown in the table are well within the ALCO Policy limits. However, those amounts do not represent a forecast and should not be relied upon as indicative of future results. While assumptions used in the ALCO process, including the interest rate simulation analyses, are developed based upon current economic and local market conditions, and expected future conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

Credit Risk - As a financial institution, one of the primary risks the Company manages is credit risk, the risk of loss stemming from borrowers’ failure to repay loans or inability to meet other contractual obligations. The Company’s Board of Directors prescribes policies for managing credit risk, including Loan, Appraisal and Environmental policies. These policies are supplemented by comprehensive underwriting standards and procedures. The Company maintains a Credit Administration department whose function includes credit analysis and monitoring of and reporting on the status of the loan portfolio, including delinquent and non-performing loan trends. The Company also monitors concentration of credit risk in a variety of areas, including portfolio mix, the level of loans to individual borrowers and their related interest, loans to industry segments, and the geographic distribution of commercial real estate loans. Loans are reviewed periodically by an independent loan review firm to help ensure accuracy of the Company's internal risk ratings and compliance with various internal policies, procedures and regulatory guidance.

Residential mortgages represent approximately half of the Company’s loan balances; that level has been on a gradual decline in recent years, with a strategic shift in management emphasis to commercial lending. The severity and depth of the recent recession and slow economic recovery saw the greatest degree of collection and foreclosure activity and losses in this segment of the portfolio. Delinquencies and losses, however, were not experienced to the extent of national peers as the Company maintains a mortgage loan portfolio of traditional mortgage products and has not engaged in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. While real estate values also declined in the Company’s market area, the sound underwriting standards historically employed by the Company mitigated the trends in defaults and property surrenders experienced elsewhere. Residential mortgages with loan-to-values exceeding 80% are generally covered by private mortgage insurance (“PMI”). A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated. Junior lien home equity products make up approximately 21% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The residential mortgage portfolio has had satisfactory performance in light of the depth of the recent recession and the slow recovery; portfolio performance improved through 2012 and 2013 and was stable through 2014.

Risk in the Company’s commercial and commercial real estate loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the U.S. Small Business Administration and USDA Rural Development. At December 31, 2014, the Company had $27.4 million in guaranteed loans with guaranteed balances of $21.6 million, compared to $25.2 million in guaranteed loans with guaranteed balances of $20.0 million at December 31, 2013.

The Company’s strategy is to continue growing the commercial and commercial real estate portfolios. Consistent with the strategic focus on commercial lending, both segments have seen solid growth during 2014. Growth slowed in the residential mortgage first lien portfolio, including originations of mortgage loans held-for-sale, with interest rates increasing late in 2013 and the previously brisk refinancing activity falling off sharply during 2014.

The following table reflects the composition of the Company's loan portfolio as of December 31,
Composition of Loan Portfolio

	2014		2013		2012		2011		2010
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)
Real estate loans
Construction & land development	$12,574	2.81%	$19,098	4.34%	$12,751	3.06%	$12,589	3.26%	$19,126	4.92%
Farm land	13,105	2.93%	10,453	2.38%	9,321	2.24%	10,223	2.65%	10,556	2.71%
1-4 Family residential -
1st lien	163,966	36.62%	172,847	39.29%	169,613	40.74%	157,251	40.69%	164,111	42.18%
Jr lien	44,801	10.00%	45,687	10.39%	47,029	11.29%	45,887	11.88%	47,360	12.17%
Commercial real estate	140,934	31.47%	127,385	28.96%	117,736	28.28%	109,458	28.33%	103,813	26.68%

Loans to finance agricultural production	2,017	0.45%	1,720	0.39%	2,590	0.62%	1,282	0.33%	1,158	0.30%
Commercial & industrial	62,373	13.93%	53,900	12.25%	46,694	11.21%	38,232	9.89%	29,887	7.68%
Consumer	8,035	1.79%	8,819	2.00%	10,642	2.56%	11,465	2.97%	13,058	3.36%
Gross loans	447,805	100%	439,909	100%	416,376	100%	386,387	100%	389,069	100%

Less:

Allowance for loan losses and deferred net loan costs	(4,602)		(4,554)		(4,143)		(3,880)		(3,802)
Net loans	$443,203		$435,355		$412,233		$382,507		$385,267

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2014.

	Fixed Rate Loans				Variable Rate Loans
	Within	2 - 5	After		Within	2 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land development	$5	$49	$2,944	$2,998	$3,718	$795	$5,063	$9,576
Secured by farm land	21	46	473	540	896	336	11,333	12,565
Commercial real estate	181	1,555	8,271	10,007	6,068	2,820	122,039	130,927
Loans to finance agricultural production	70	458	77	605	332	510	570	1,412
Commercial & industrial	915	10,976	3,868	15,759	27,526	6,746	12,342	46,614
Total	$1,192	$13,084	$15,633	$29,909	$38,540	$11,207	$151,347	$201,094

The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure. Commercial and commercial real estate loans are generally placed on non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more. However, such a loan need not be placed on non-accrual status if it is both well secured and in the process of collection. Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case-by-case basis. The Company obtains current property appraisals or market value analyses and considers the cost to sell collateral in order to assess the level of specific allocations required. Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due. When a loan is placed in non-accrual status, the Company's policy is to reverse the accrued interest against current period income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months. Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan principal balance. Deferred taxes are calculated monthly, based on interest amounts that would have accrued through the normal accrual process. As of December 31, this interest amounted to $40,384 for 2014, $95,580 for 2013, $214,897 for 2012, $294,034 for 2011, and $235,602 for 2010.

The Company’s non-performing assets decreased $223,759 or 3.3% for 2014 compared to 2013, while an increase of $532,333 or 8.6% is noted for 2013 compared to 2012, a decrease of $3.1 million or 33.1% is noted for 2012 compared to 2011, and an increase of $2.3 million or 32.7% for 2011 compared to 2010. The notable non-performing loan increase for 2011 was attributable in large part to an increase in non-accrual commercial real estate loans, including two commercial real estate loans to one borrower totaling just over $1.0 million that moved into non-accrual as a result of diminished cash flow due to the devastation caused by Tropical Storm Irene, and four other commercial real estate loan relationships moved into non-performing status as a result of the inability to weather the economic recession. The decrease from 2011 to 2012 was attributable to both improvement in economic conditions and the resolution of numerous problem loans. Those resolutions included completion of the foreclosure process, recognition of government loan guarantee claims receivable, borrower repayment, or in limited circumstances, the transition of loans to performing accrual status. The level of non-performing assets remained comparatively stable in 2013 and 2014.

Non-performing assets consisted of the following:
Non-Performing Assets

December 31,	2014	2013	2012	2011	2010
	(Dollars in Thousands)
Accruing loans past due 90 days or more:
Commercial & industrial	$24	$22	$0	$60	$29
Commercial real estate	5	5	54	99	95
Residential real estate - 1st lien	980	817	282	969	1,055
Residential real estate - Jr lien	116	56	42	111	140
Consumer	0	8	1	1	38
Total past due 90 days or more	1,125	908	379	1,240	1,357

Non-accrual loans:
Commercial & industrial	553	527	597	1,067	61
Commercial real estate	1,934	1,404	1,892	3,714	1,146
Residential real estate - 1st lien	1,263	2,203	1,928	2,704	2,831
Residential real estate - Jr lien	404	593	338	464	388
Consumer	0	0	0	0	0
Total non-accrual loans	4,154	4,727	4,755	7,949	4,426

Total non-accrual and past due loans	5,279	5,635	5,134	9,189	5,783
Other real estate owned	1,238	1,106	1,075	90	1,210
Total non-performing assets	$6,517	$6,741	$6,209	$9,279	$6,993

Percent of gross loans	1.46%	1.53%	1.49%	2.40%	1.80%
Reserve coverage of non-performing assets	75.28%	72.03%	69.45%	41.89%	53.31%

Non-performing loans as of December 31, 2014 represented, by dollar volume, approximately 30% residential first mortgages, 10% junior lien home equity loans, 47% commercial real estate and 13% in commercial loans not secured by real estate, compared to 47%, 12%, 30%, and 11%, respectively, at December 31, 2013.

The Company’s troubled debt restructurings (“TDR”) principally result from extending loan repayment terms to relieve cash flow difficulties. The Company has only, on a limited basis, reduced interest rates for borrowers below the current market rates. The Company has not forgiven principal or reduced accrued interest within the terms of original restructurings. The Company evaluates each TDR situation on its own merits and does not foreclose the granting of any particular type of concession. The Non-Performing Assets table above include 12 TDRs totaling just under $1.8 million that were past due 90 days or more or in non-accrual status as of December 31, 2014, compared to 12 TDRs totaling just over $1.8 million as of December 31, 2013. The remainder of the Company’s TDRs consisted of 18 residential mortgage loans and one commercial real estate loan totaling $1.7 million at December 31, 2014 compared to 10 residential mortgage loans, two commercial real estate loans and three commercial & industrial loans totaling $1.3 million at December 31, 2013.

The Company is not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

The Company’s OREO portfolio at December 31, 2013 consisted of three properties acquired through the normal foreclosure process, one acquisition by deed-in-lieu of foreclosure and one control of vacant property pending acquisition of title. During 2014, the Company moved five additional properties into OREO totaling $433,500, selling one of those properties and two of the properties held at December 31, 2013. With total sales, net of closing costs, of $288,865 during 2014, and subsequent write-downs totaling $10,000 on one property, 2014 ended with an OREO balance of $1.2 million, representing one commercial and six residential properties.

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

When establishing the allowance each quarter, the Company applies a combination of historical loss factors and qualitative factors to loan segments including residential first and junior lien mortgages, commercial real estate, commercial & industrial, and consumer loan portfolios. No changes were made to the allowance methodology during 2014. The Company will shorten or lengthen its look back period for determining average portfolio historical loss rates as the economy either contracts or expands; during a period of economic contraction a shortening of the look back period may more conservatively reflect the current economic climate. The highest loss rates experienced for the look back period are applied to the various segments in establishing the allowance.

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

The following table summarizes the Company's loan loss experience for each of the last five years.
Summary of Loan Loss Experience

December 31,	2014	2013	2012	2011	2010
	(Dollars in Thousands)

Loans outstanding, end of year	$447,805	$439,909	$416,376	$386,387	$389,069
Average loans outstanding during year	$447,133	$425,482	$402,023	$389,611	$386,016
Non-accruing loans, end of year	$4,154	$4,727	$4,755	$7,949	$4,426
Non-accruing loans, net of government guarantees	$3,378	$4,368	$3,537	$5,385	$3,382

Allowance, beginning of year	$4,855	$4,312	$3,887	$3,728	$3,451
Loans charged off:
Commercial & industrial	(153)	(83)	(159)	(22)	(32)
Commercial real estate	(168)	(125)	(58)	(197)	(149)
Residential real estate - 1st lien	(59)	(56)	(246)	(522)	(512)
Residential real estate - Jr lien	(52)	(57)	(136)	(97)	(54)
Consumer	(112)	(67)	(97)	(103)	(106)
Total	(544)	(388)	(696)	(941)	(853)
Recoveries:
Commercial & industrial	6	3	29	13	42
Commercial real estate	0	186	52	8	8
Residential real estate - 1st lien	15	16	6	43	28
Residential real estate - Jr lien	0	21	2	0	2
Consumer	34	35	32	36	33
Total	55	261	121	100	113

Net loans charged off	(489)	(127)	(575)	(841)	(740)
Provision charged to income	540	670	1,000	1,000	1,017
Allowance, end of year	$4,906	$4,855	$4,312	$3,887	$3,728

Net charge offs to average loans outstanding	0.11%	0.03%	0.14%	0.21%	0.19%
Provision charged to income as a percent
of average loans	0.12%	0.16%	0.25%	0.26%	0.26%
Allowance to average loans outstanding	1.10%	1.14%	1.07%	1.00%	0.96%
Allowance to non-accruing loans	118.10%	102.71%	90.68%	48.90%	84.23%
Allowance to non-accruing loans net of
government guarantees	145.23%	111.15%	121.91%	72.18%	110.23%

The level of the provision charged to income for 2010 through 2012 was directionally consistent with the trends and risk in the loan portfolio and with the growth of the loan portfolio. Improving loan portfolio trends throughout 2012 and 2013, and several recoveries resulted in a $330,000 or 33.0% decrease to the provision for 2013; with a total 2013 provision of $670,000. While the Company’s allowance coverage of non-accruing loans increased during 2013, the coverage of non-accruing loans net of government guarantees decreased. The decrease is the result of new non-accruing loans that are not guaranteed, replacing one large government guaranteed loan that was fully liquidated during the second quarter of 2013. Both the increase in the reserve balance and lower levels of non-accruing loans during 2014 led to the strengthened reserve coverage of non-accruing loans at year-end 2014, including the coverage of non-accruing loans net of government guarantees. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans and manage the OREO portfolio, and management continues to monitor the loan portfolio closely.

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

The following table shows the allocation of the allowance for loan losses, as well as the percent of each loan category to the total loan portfolio for each of the last five years:

Allocation of Allowance for Loan Losses
December 31,	2014	%	2013	%	2012	%	2011	%	2010	%
	(Dollars in Thousands)
Domestic
Commercial & industrial	$647	14%	$516	12%	$428	12%	$342	10%	$302	8%
Commercial real estate	2,312	37%	2,144	36%	1,537	33%	1,386	34%	1,392	34%
Residential real estate	1,592	47%	1,819	50%	1,896	52%	1,910	53%	1,831	55%
Consumer	119	2%	105	2%	139	3%	125	3%	152	3%
Unallocated	236	0%	271	0%	312	0%	124	0%	51	0%
Total	$4,906	100%	$4,855	100%	$4,312	100%	$3,887	100%	$3,728	100%

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

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of available-for-sale securities decreased $2.2 million or 6.4% in 2014, from $35.2 million at December 31, 2013 to $33.0 million at December 31, 2014. The Company’s held-to-maturity portfolio consisted entirely of tax-exempt obligations of state and political subdivisions with a book value of $41.8 million as of December 31, 2014 as compared to $37.9 million at December 31, 2013. The increase in the held-to-maturity investment portfolio is due to a higher level of tax anticipation loans than the previous year. These loans to municipalities are issued annually on a competitive bid basis; as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale, either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income. The Company's investment policy does not permit the holding of trading securities. Securities classified as held-to-maturity are recorded at book value, subject to adjustment for other-than-temporary impairment. Securities classified as available-for-sale are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets. These adjustments in the available-for-sale portfolio resulted in an accumulated unrealized loss net of taxes of $7,443 at December 31, 2014, compared to an unrealized loss net of taxes of $47,466 at December 31, 2013. The fluctuation in unrealized gains and losses are due primarily to market interest rate changes, and are not based on any deterioration in credit quality of the underlying issuers. The Company added FNMA and FHLMC issued mortgage-backed securities (Agency MBS) as an approved asset class in 2014 in order to realize a more favorable yield in the portfolio and diversify the holdings. This strategy has performed well with the continued flattening of the yield curve. Although classified as available-for-sale, these securities are short term and we anticipate keeping them until maturity. The unrealized loss positions within the investment portfolio as of December 31, 2014 and 2013 are considered by management to be temporary.

The restricted equity securities comprise the Company’s membership stock in the FRBB and FHLBB. On December 31, 2014 and 2013, the Company held $588,150 in FRBB stock and $2.7 million and $3.0 million, respectively, in FHLBB stock. Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts. The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution. Restricted equity stock is sold and redeemed at par. Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par.

Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices. In 2014, call features on four investments were exercised by the issuers, compared to two calls during 2013.

The Company's investment portfolios as of December 31 in each of the last three fiscal years were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value(1)
December 31, 2014

Available-for-Sale
U.S. GSE debt securities	$19,929,061	$50,378	$72,289	$19,907,150
U.S. Government securities	3,997,451	3,486	0	4,000,937
Agency MBS	9,031,661	19,472	12,326	9,038,807
	$32,958,173	$73,336	$84,615	$32,946,894

Held-to-Maturity
States and political subdivisions	$41,810,945	$423,055	$0	$42,234,000

Restricted Equity Securities (2)	$3,332,450	$0	$0	$3,332,450

Total	$78,101,568	$496,391	$84,615	$78,513,344

December 31, 2013

Available-for-Sale
U.S. GSE debt securities	$29,220,333	$114,102	$195,521	$29,138,914
U.S. Government securities	6,040,188	10,955	1,455	6,049,688
	$35,260,521	$125,057	$196,976	$35,188,602

Held-to-Maturity
States and political subdivisions	$37,936,911	$433,089	$0	$38,370,000

Restricted Equity Securities (2)	$3,632,850	$0	$0	$3,632,850

Total	$76,830,282	$558,146	$196,976	$77,191,452

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value(1)
December 31, 2012

Available-for-Sale
U.S. GSE debt securities	$33,552,376	$247,029	$13,936	$33,785,469
U.S. Government securities	7,073,445	28,217	1,072	7,100,590
	$40,625,821	$275,246	$15,008	$40,886,059

Held-to-Maturity
States and political subdivisions	$41,865,555	$425,445	$0	$42,291,000

Restricted Equity Securities (2)	$4,021,350	$0	$0	$4,021,350

Total	$86,512,726	$700,691	$15,008	$87,198,409

(1) Method used to determine fair value of held-to-maturity securities rounds values to the nearest thousand.
(2) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

The Company does not have investments totaling more than 10% of Shareholders’ Equity to any one issuer in the periods presented.

In 2014, there were realized gains of $27,838 from the sale of investments in U.S. GSE debt securities, compared to realized losses of $5,521 in 2013.

The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

Maturities and Yields of Investment Portfolio

December 31,	2014		2013		2012
		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average
	Value(1)	Yield(2)	Value(1)	Yield(2)	Value(1)	Yield(2)

Available-for-Sale
U.S. Treasury & Agency Obligations
Due in one year or less	$5,034,248	0.59%	$4,510,923	0.48%	$4,104,324	0.86%
Due from one to five years	18,873,839	1.09%	30,677,679	0.87%	36,781,735	0.74%
Total	$23,908,087	0.99%	$35,188,602	0.75%	$40,886,059	0.75%

Agency MBS (3)	$9,038,807	2.13%	$0	0.00%	$0	0.00%

FRBB Stock (4)	$588,150	6.00%	$588,150	6.00%	$588,150	6.00%

FHLBB Stock (4)	$2,744,300	1.58%	$3,044,700	0.40%	$3,433,200	0.52%

Held-to-Maturity
Obligations of State & Political Subdivisions
Due in one year or less	$28,158,718	3.70%	$27,615,731	3.55%	$32,741,241	3.07%
Due from one to five years	4,637,913	2.98%	3,939,950	3.40%	3,849,709	3.87%
Due from five to ten years	2,305,353	4.83%	2,592,045	5.02%	1,916,266	5.49%
Due after ten years	6,708,961	4.14%	3,789,185	5.52%	3,358,339	5.76%
Total	$41,810,945	3.75%	$37,936,911	3.83%	$41,865,555	3.47%

(1)	Investments classified as available-for-sale are presented at fair value, and investments classified as held-to-maturity are presented at book value.
(2)	The yield on obligations of state and political subdivisions is calculated on a tax equivalent basis assuming a 34 percent tax rate.
(3)
Because the actual maturities of Agency MBS usually differ from their contractual maturities due to the right of borrowers to prepay the underlying mortgage loans, usually without penalty, those securities are not presented by contractual maturity date.

(4)	Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2014, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	Contract or Notional Amount
	2014	2013

Unused portions of home equity lines of credit	$23,519,696	$21,961,527
Other commitments to extend credit	59,558,700	41,230,202
Residential construction lines of credit	2,308,167	2,010,417
Commercial real estate and other construction lines of credit	15,894,462	15,592,702
Standby letters of credit and commercial letters of credit	1,714,382	1,655,469
Recourse on sale of credit card portfolio	265,650	276,650
MPF credit enhancement obligation, net (see Note 16)	1,007,250	1,543,211

Since many of the foregoing commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. The Company sold its credit card portfolio during the third quarter of 2007, but retained a partial recourse obligation under the terms of the sale, based on total lines, not balances outstanding. Based on historical losses, the Company does not expect any significant losses from this commitment.

In connection with its 2007 trust preferred securities financing, the Company guaranteed the payment obligations under the $12.5 million of capital securities of its subsidiary, CMTV Statutory Trust I. The source of funds for payments by the Trust on its capital securities is payments made by the Company on its debentures issued to the Trust. The Company's obligation under those debentures is fully reflected in the Company's balance sheet, in the gross amount of $12.9 million at December 31, 2014 and 2013, of which $12.5 million represents external financing through the issuance to investors of capital securities by CMTV Statutory Trust I.

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

The impact of inflation on the Company's financial results is affected by management's ability to react to changes in interest rates in order to reduce inflationary effect on performance. Interest rates do not necessarily move in conjunction with changes in the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against significant interest rate fluctuations, including those resulting from inflation. Inflation remains below the Federal Reserve’s implied target of 2% and is not believed to present any challenge in the near term. Possible deflation is now a concern given the recent severe decline in oil prices that is expected to impact the price of goods worldwide.

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

Currently, the Company is not offering above market rates or rate “specials” to attract or retain “rate chasers”. The Company however, recognizes that, at times, when loan demand exceeds deposit growth it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings. One-way deposits purchased through the Certificate of Deposit Account Registry Service (“CDARS”), maintained by the Promontory Interfinancial Network provide an alternative funding source when needed. Such deposits are generally considered a form of brokered deposits. The Company had no one-way deposits at December 31, 2014 and 2013. In addition, two-way CDARS deposits allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other CDARS members. At December 31, 2014 and 2013, the Company reported approximately $1.1 million in CDARS deposits representing exchanged deposits with other CDARS participating banks.

The Company has a Borrower-in-Custody arrangement with the FRBB secured by eligible commercial loans, commercial real estate loans and home equity loans, resulting in an available line of $78.6 million and $74.9 million, respectively, at December 31, 2014 and 2013. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 75 basis points at December 31, 2014. At December 31, 2014 and 2013, the Company had no outstanding advances against this line.

At December 31, 2014 and 2013, additional borrowing capacity of approximately $67.1 million and $72.6 million, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgages), reduced by outstanding advances and collateral pledges. The Company also has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000 at December 31, 2014 and 2013. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($67.1 million and $72.6 million, respectively, less outstanding advances and collateral pledges) with letters of credit issued by the FHLBB. The Company offers a Government Agency Account to its municipal customers collateralized with these FHLBB letters of credit. At December 31, 2014 and 2013, approximately $34.5 million and $20.8 million, respectively, of qualifying residential real estate loans were pledged as collateral to the FHLBB for these collateralized governmental unit deposits, which reduced dollar-for-dollar the available borrowing capacity under the FHLBB line of credit. Total fees paid by the Company to the FHLBB in connection with these letters of credit were $35,863 for 2014 and $43,654 for 2013.

The Company has an unsecured line with two correspondent banks with available lines totaling $7.5 million at December 31, 2014, compared to an available line with one correspondent bank totaling $3.5 million at December 31, 2013. The Company had no outstanding advances against these lines for the periods ended December 31, 2014 and 2013.

Securities sold under agreements to repurchase amounted to $28.5 million, $29.6 million and $34.1 million as of December 31, 2014, 2013 and 2012, respectively with weighted average interest rates of 0.27%, 0.24% and 0.57% at December 31, 2014, 2013 and 2012, respectively. The average daily balance of these repurchase agreements was $25.3 million, $28.5 million and $26.4 million during 2014, 2013, and 2012, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $28.5 million, $34.5 million and $34.1 million during 2014, 2013 and 2012, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 0.25% during 2014, 0.39% during 2013 and 0.55% during 2012.

Total cash dividends of $0.64 and $0.56 per common share were declared during 2014 and 2013, respectively. In December, 2014, the Company declared a $0.16 per common share cash dividend, payable February 1, 2015 to shareholders of record as of January 15, 2015, requiring the Company to accrue a liability of $786,580 for this dividend in the fourth quarter of 2014.

The following table illustrates the changes in shareholders' equity from December 31, 2013 to December 31, 2014:
Balance at December 31, 2013 (book value $8.96 per common share)	$46,135,977
Net income	5,124,908
Issuance of stock through the Dividend Reinvestment Plan	906,412
Dividends declared on common stock	(3,130,868)
Dividends declared on preferred stock	(81,250)
Change in unrealized loss on available-for-sale securities, net of tax	40,023
Balance at December 31, 2014 (book value $9.43 per common share)	$48,995,202

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

The Company and the Bank are subject to regulatory capital requirements. The Company’s tier 1 leverage, tier 1 risk-based and total risk-based capital ratios were 8.62%, 12.31%, and 13.66%, respectively, at December 31, 2014. The Company’s capital ratios exceeded all applicable regulatory requirements at December 31, 2014. The Bank’s tier 1 leverage, tier 1 risk-based and total risk-based capital ratios were 8.61%, 12.30%, and 13.54%, respectively, at December 31, 2014. Each of these ratios exceeds the current regulatory guidelines for a well-capitalized institution, the highest regulatory capital category. (See Note 20 to the consolidated financial statements.)

As of December 31, 2014 the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action.

In July 2013, the Federal Reserve Board adopted final rules implementing the Basel III capital standards, which significantly revise the regulatory capital requirements for U.S. financial institutions, including community banks. Among other things, the new capital rules revise the definition of various regulatory capital components and related calculation methods, add a new regulatory capital component (common equity tier 1 capital), increase the minimum required tier 1 capital, implement a new capital conservation buffer and restrict dividends and certain discretionary bonus payments when the buffer is not maintained. The final rules, which contain certain regulatory relief provisions for community banks, take effect for community banks on January 1, 2015, and are phased in over a four year period ending on January 1, 2019. Management is evaluating the potential impact of the new capital rules on the Company and believes that, as of December 31, 2014, the Company and the Bank would meet all capital adequacy requirements under the Basel III capital standards on a fully-phased in basis as if such requirements were currently in effect.

Common Stock Performance by Quarter*

	2014				2013
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$14.25	$14.50	$14.50	$14.75	$15.75	$14.50	$13.00	$13.75
Low	$13.01	$13.75	$14.00	$13.84	$10.65	$11.11	$12.65	$12.80
	2014				2013
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$12.25	$13.90	$12.80	$13.65	$12.25	$13.90	$12.80	$13.65
Low	$10.50	$11.12	$12.60	$12.85	$10.50	$11.12	$12.60	$12.85

Cash Dividends Declared	$0.16	$0.16	$0.16	$0.16	$0.14	$0.14	$0.14	$0.14

*The Company's common stock is not traded on any exchange. However, the Company is included in the OTCQX® marketplace tier maintained by the OTC Markets Group Inc. and previously was included in the OTCQB® marketplace tier. Trade and bid information for the stock appears in the OTC’s interdealer quotation system, OTC Link ATS®. The trade price and bid information in the table above is based on information reported by participating FINRA-registered brokers in the OTC Link ATS® system and may not represent all trades or high and low bids during the relevant periods. Such price quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and bid prices do not necessarily represent actual transactions. The OTC trading symbol for the Company’s common stock is CMTV.

As of February 1, 2015, there were 4,916,123 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by approximately 890 shareholders of record.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
Stephen P. Marsh, President & CEO
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855

Shareholder Services
For shareholder services or information contact:
Chris Bumps, Corporate Secretary
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855
(802) 334-7915

Transfer Agent:
Computershare Investor Services
PO Box 43078
Providence, RI 02940-3078
www.computershare.com

Annual Shareholders' Meeting
The 2015 Annual Shareholders' Meeting will be held at 5:30 p.m., May 12, 2015, at the Elks Club in Derby. We hope to see many of our shareholders there.