Form 10-K, Exhibit 13
period 2015-12-31
COMMUNITY BANCORP /VT
filed 2016-03-25
CIK 718413

Exhibit 13

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2015 and 2014, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
March 25, 2016
Vermont Registration No. 92-0000278

Portland, ME ● Bangor, ME ● Manchester, NH
WWW.BERRYDUNN.COM

Community Bancorp. and Subsidiary
Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
Assets
Cash and due from banks	$9,479,353	$11,935,993
Federal funds sold and overnight deposits	19,372,537	13,026,181
Total cash and cash equivalents	28,851,890	24,962,174
Securities held-to-maturity (fair value $44,143,000 at December 31, 2015 and $42,234,000 at December 31, 2014)	43,354,419	41,810,945
Securities available-for-sale	26,470,400	32,946,894
Restricted equity securities, at cost	2,441,650	3,332,450
Loans held-for-sale	1,199,400	26,250
Loans	458,119,429	447,804,955
Allowance for loan losses	(5,011,878)	(4,905,874)
Deferred net loan costs	316,491	303,394
Net loans	453,424,042	443,202,475
Bank premises and equipment, net	11,460,207	11,488,948
Accrued interest receivable	1,633,213	1,698,448
Bank owned life insurance (BOLI)	4,520,486	4,413,574
Core deposit intangible	545,386	818,081
Goodwill	11,574,269	11,574,269
Other real estate owned (OREO)	262,000	1,238,320
Other assets	10,397,347	9,198,216
Total assets	$596,134,709	$586,711,044

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$93,525,762	$88,758,469
Interest-bearing transaction accounts	130,735,094	125,388,872
Money market funds	81,930,888	88,820,124
Savings	81,731,290	77,029,722
Time deposits, $250,000 and over	9,431,437	10,584,468
Other time deposits	98,131,091	102,437,808
Total deposits	495,485,562	493,019,463
Federal funds purchased and other borrowed funds	10,000,000	0
Repurchase agreements	22,073,238	28,542,961
Capital lease obligations	558,365	639,544
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	3,715,888	2,626,874
Total liabilities	544,720,053	537,715,842

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized and 5,204,517 and 5,142,475 shares issued at December 31, 2015 and 2014, respectively (including 15,430 and 16,642 shares issued February 1, 2016 and 2015, respectively)	13,011,293	12,856,188
Additional paid-in capital	30,089,438	29,359,300
Retained earnings	8,482,096	6,909,934
Accumulated other comprehensive loss	(45,394)	(7,443)
Less: treasury stock, at cost; 210,101 shares at December 31, 2015 and 2014	(2,622,777)	(2,622,777)
Total shareholders' equity	51,414,656	48,995,202
Total liabilities and shareholders' equity	$596,134,709	$586,711,044

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Income

	Years Ended December 31,
	2015	2014

Interest income
Interest and fees on loans	$21,717,394	$21,423,462
Interest on debt securities
Taxable	441,808	343,554
Tax-exempt	1,113,250	1,079,093
Dividends	116,943	90,784
Interest on federal funds sold and overnight deposits	17,294	13,384
Total interest income	23,406,689	22,950,277

Interest expense
Interest on deposits	2,078,239	2,515,078
Interest on federal funds purchased and other borrowed funds	88,483	76,250
Interest on repurchase agreements	69,496	62,405
Interest on junior subordinated debentures	409,432	402,011
Total interest expense	2,645,650	3,055,744

Net interest income	20,761,039	19,894,533
Provision for loan losses	510,000	540,000
Net interest income after provision for loan losses	20,251,039	19,354,533

Non-interest income
Service fees	2,565,079	2,624,792
Income from sold loans	947,325	977,702
Other income from loans	738,454	593,093
Net realized gain on sale of securities available-for-sale	17,502	27,838
Other income	881,795	918,326
Total non-interest income	5,150,155	5,141,751

Non-interest expense
Salaries and wages	6,888,352	6,475,000
Employee benefits	2,576,772	2,257,354
Occupancy expenses, net	2,576,496	2,466,714
Other expenses	6,769,353	6,386,912
Total non-interest expense	18,810,973	17,585,980

Income before income taxes	6,590,221	6,910,304
Income tax expense	1,764,630	1,785,396
Net income	$4,825,591	$5,124,908

Earnings per common share	$0.96	$1.03
Weighted average number of common shares
used in computing earnings per share	4,961,972	4,897,281
Dividends declared per common share	$0.64	$0.64
Book value per common share outstanding at December 31	$9.79	$9.43

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2015	2014

Net income	$4,825,591	$5,124,908

Other comprehensive (loss) income, net of tax:
Unrealized holding (loss) gain on available-for-sale securities arising during the period	(40,000)	88,478
Reclassification adjustment for gain realized in income	(17,502)	(27,838)
Unrealized (loss) gain during the year	(57,502)	60,640
Tax effect	19,551	(20,617)
Other comprehensive (loss) income, net of tax	(37,951)	40,023
Total comprehensive income	$4,787,640	$5,164,931

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2015 and 2014

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2013	4,868,606	$12,696,768	25	$2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive income	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	63,768	159,420	0	0

Balances, December 31, 2014	4,932,374	12,856,188	25	2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive loss	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	62,042	155,105	0	0

Balances, December 31, 2015	4,994,416	$13,011,293	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated
Additional		other		Total
paid-in	Retained	comprehensive	Treasury	shareholders'
capital	earnings	loss	stock	equity

$28,612,308	$4,997,144	$(47,466)	$(2,622,777)	$46,135,977

0	5,124,908	0	0	5,124,908
0	0	40,023	0	40,023

				5,164,931

0	(3,130,868)	0	0	(3,130,868)
0	(81,250)	0	0	(81,250)
746,992	0	0	0	906,412

29,359,300	6,909,934	(7,443)	(2,622,777)	48,995,202

0	4,825,591	0	0	4,825,591
0	0	(37,951)	0	(37,951)

				4,787,640

0	(3,172,179)	0	0	(3,172,179)
0	(81,250)	0	0	(81,250)
730,138	0	0	0	885,243

$30,089,438	$8,482,096	$(45,394)	$(2,622,777)	$51,414,656

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2015	2014

Cash Flows from Operating Activities:
Net income	$4,825,591	$5,124,908
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, bank premises and equipment	969,661	969,691
Provision for loan losses	510,000	540,000
Deferred income tax	(172,374)	755,139
Gain on sale of securities available-for-sale	(17,502)	(27,838)
Gain on sale of loans	(424,240)	(460,505)
Loss on sale of bank premises and equipment	130,603	6,610
Loss on sale of OREO	20,058	1,840
Income from CFSG Partners	(361,044)	(272,821)
Amortization of bond premium, net	148,526	239,580
Write down of OREO	75,820	10,000
Proceeds from sales of loans held for sale	24,397,411	21,346,042
Originations of loans held for sale	(25,146,321)	(20,702,287)
Increase in taxes payable	54,669	784,222
Decrease in interest receivable	65,235	79,857
Decrease in mortgage servicing rights	18,886	17,114
(Increase) decrease in other assets	(309,552)	345,847
Increase in cash surrender value of BOLI	(106,912)	(110,267)
Amortization of core deposit intangible	272,695	272,700
Amortization of limited partnerships	565,335	591,122
Increase in deferred net loan costs	(13,097)	(2,965)
Decrease in interest payable	(11,038)	(11,632)
Increase (decrease) in accrued expenses	23,407	(36,802)
Increase (decrease) in other liabilities	76,798	(116,873)
Net cash provided by operating activities	5,592,615	9,342,682

Cash Flows from Investing Activities:
Investments - held-to-maturity
Maturities and pay downs	40,831,786	41,212,607
Purchases	(42,375,260)	(45,086,640)
Investments - available-for-sale
Maturities, calls, pay downs and sales	15,522,796	19,836,586
Purchases	(9,234,828)	(17,745,980)
Proceeds from redemption of restricted equity securities	890,800	300,400
Increase in limited partnership contributions payable	975,000	0
Investments in limited partnerships	(975,500)	0
Increase in loans, net	(10,903,013)	(8,873,368)
Capital expenditures net of proceeds from sales of bank premises and equipment	(1,071,523)	(741,781)
Proceeds from sales of OREO	966,615	288,865
Recoveries of loans charged off	98,370	54,798
Net cash used in investing activities	(5,274,757)	(10,754,513)

	2015	2014

Cash Flows from Financing Activities:
Net increase in demand and interest-bearing transaction accounts	10,113,515	5,413,135
Net (decrease) increase in money market and savings accounts	(2,187,668)	13,983,022
Net decrease in time deposits	(5,459,748)	(7,929,263)
Net decrease in repurchase agreements	(6,469,723)	(1,101,654)
Net increase in short-term borrowings	10,000,000	0
Proceeds from long-term borrowings	0	6,000,000
Repayments on long-term borrowings	0	(6,000,000)
Decrease in capital lease obligations	(81,179)	(71,498)
Dividends paid on preferred stock	(81,250)	(81,250)
Dividends paid on common stock	(2,262,089)	(2,168,476)
Net cash provided by financing activities	3,571,858	8,044,016

Net increase in cash and cash equivalents	3,889,716	6,632,185
Cash and cash equivalents:
Beginning	24,962,174	18,329,989
Ending	$28,851,890	$24,962,174

Supplemental Schedule of Cash Paid (Received) During the Period:
Interest	$2,656,688	$3,067,376

Income taxes, net of refunds	$1,317,000	$(345,087)

Supplemental Schedule of Noncash Investing and Financing Activities:
Unrealized (loss) gain on securities available-for-sale during the year	$(57,502)	$60,640

Loans transferred to OREO	$86,173	$433,500

Investment in limited partnership, not yet paid	$975,000	$0

Common Shares Dividends Paid:
Dividends declared	$3,172,179	$3,130,868
Increase in dividends payable attributable to dividends declared	(24,847)	(55,980)
Dividends reinvested	(885,243)	(906,412)
	$2,262,089	$2,168,476

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

While management uses available information to recognize losses on loans and OREO, future additions to the allowance or write-downs of OREO may be necessary based on changes in local economic conditions or other relevant factors.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and the carrying value of OREO. Such agencies may require the Company to recognize additions to the allowance or write-downs of OREO based on their judgment about information available to them at the time of their examination.

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

Accounting for a business combination that was completed prior to 2009 requires the application of the purchase method of accounting.  Under the purchase method, the Company was required to record the assets and liabilities acquired through the LyndonBank merger in 2007 at fair market value, with the excess of the purchase price over the fair value of the net assets recorded as goodwill and evaluated annually for impairment.  Management uses various assumptions in evaluating goodwill for impairment.

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

From time to time, the Company acquires partnership interests in limited partnerships for low income housing projects.  New investments in limited partnerships are amortized using the proportional amortization method.  All investments made before January 1, 2015 are amortized using the effective yield method.

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

General component

The general component of the allowance for loan losses is based on historical loss experience, adjusted for qualitative factors and stratified by the following loan segments: commercial and industrial, commercial real estate, residential real estate first (“1st”) lien, residential real estate junior (“Jr”) lien and consumer loans. The Company does not disaggregate its portfolio segments further into classes.  Loss ratios are calculated by loan segment for one year, two year, three year, four year and five year look back periods.  The highest loss ratio among these look-back periods is then applied against the respective segment.  Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of commercial real estate loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.

The reserve methodology was modified during the quarter ended June 30, 2015 to eliminate using the higher of the 1999-2001 losses as compared to current losses, by eliminating the use of the 1999-2001 period.  The 1999-2001 information had become dated and the Bank’s credit portfolio management had evolved since that period.  The revised methodology now considers the highest annual loss rates for the most recent one to five year look back periods for each segment of the portfolio. This change in methodology resulted in a reduction to required reserves of $529,234 at June 30, 2015.  However, that reduction was partially offset by adjustments made to the commercial & industrial and commercial real estate qualitative factors for the impact of the change in methodology, principally in the areas of loan growth, loan policy, and delinquency factors.  As a result, the commercial & industrial and commercial real estate factors were each increased a total of 10 basis points, amounting to increases of $171,000 and $70,000, respectively at June 30, 2015.

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

Unallocated component

An unallocated component of the allowance for loan losses is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component reflects management’s estimate of the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.  While unallocated reserves have increased, they are considered by management to be appropriate in light of the Company’s continued growth strategy and shift in the portfolio from residential loans to commercial and commercial real estate loans and the risk associated with the relatively new, unseasoned loans in those portfolios.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure or properties no longer used for bank operations are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer.  Such properties are carried at fair value, which is the market value less estimated cost of disposition, i.e. sales commissions and costs associated with the sale.  Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation.  During periods of declining market values, the Company will generally obtain a new appraisal or evaluation.  Any write-down based on the asset's fair value at the date of acquisition or institution of foreclosure is charged to the allowance for loan losses. After acquisition through or in lieu of foreclosure, these assets are carried at their new cost basis.  Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred.  Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are deemed less significant or less vulnerable to market conditions.  Subsequent write-downs are recorded as a charge to other expense.  Gains or losses on the sale of such properties are included in income when the properties are sold.

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

Comprehensive income

Accounting principles generally require recognized revenue, expenses, gains and losses to be included in net income.  Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-for-sale securities, are not reflected in the consolidated statement of income, but the cumulative effect of such items from period-to-period is reflected as a separate component of the shareholders’ equity section of the consolidated balance sheet (accumulated other comprehensive income or loss).  Other comprehensive income or loss, along with net income, comprises the Company's total comprehensive income.

Preferred stock

The Company has outstanding 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share, issued in December 2007.  Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board of Directors.  Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period.  A variable rate of 3.25% was in effect and remained unchanged throughout 2014 and 2015.  The variable rate will increase by 25 basis points for the dividend payment due in the first quarter of 2016.

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period, including Dividend Reinvestment Plan (“DRIP”) shares issuable upon reinvestment of dividends (retroactively adjusted for stock splits and stock dividends, if any) and reduced for shares held in treasury.

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividend declared on the preferred stock:

Years Ended December 31,	2015	2014

Net income, as reported	$4,825,591	$5,124,908
Less: dividends to preferred shareholders	81,250	81,250
Net income available to common shareholders	$4,744,341	$5,043,658
Weighted average number of common shares
used in calculating earnings per share	4,961,972	4,897,281
Earnings per common share	$0.96	$1.03

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

Impact of recently issued accounting standards

In January 2016, the FASB issued Accounting Standards Update 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). This guidance changes how entities account for equity investments that do not result in consolidation and are not accounted for under the equity method of accounting. This guidance also changes certain disclosure requirements and other aspects of current US GAAP. Public businesses must use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within the fiscal year. The Company is currently evaluating the impact of the adoption of ASU 2016-01 on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the amendments in the ASU is permitted for all entities. The Company is currently evaluating the impact of the adoption of the ASU on its consolidated financial statements.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2015
U.S. Government sponsored enterprise (GSE) debt securities	$12,832,059	$22,523	$22,139	$12,832,443
Agency mortgage-backed securities (Agency MBS)	10,734,121	0	69,637	10,664,484
Other investments	2,973,000	5,046	4,573	2,973,473
	$26,539,180	$27,569	$96,349	$26,470,400

December 31, 2014
U.S. GSE debt securities	$19,929,061	$50,378	$72,289	$19,907,150
U.S. Government securities	3,997,451	3,486	0	4,000,937
Agency MBS	9,031,661	19,472	12,326	9,038,807
	$32,958,173	$73,336	$84,615	$32,946,894

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities HTM	Cost	Gains	Losses	Value*

December 31, 2015
States and political subdivisions	$43,354,419	$788,581	$0	$44,143,000

December 31, 2014
States and political subdivisions	$41,810,945	$423,055	$0	$42,234,000

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

Securities AFS with a book value of $23,566,180 and $32,958,173 and a fair value of $23,496,927 and $32,946,894 at December 31, 2015 and 2014, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

Proceeds from sales of securities AFS were $7,019,450 in 2015 and $10,677,626 in 2014 with gains of $22,802 in 2015 compared to $39,144 in 2014 and losses of $5,300 and $11,306 in 2015 and 2014, respectively.

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

The scheduled maturities of debt securities AFS at December 31, 2015 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$3,077,544	$3,086,317
Due from one to five years	12,482,515	12,474,599
Due from five to ten years	245,000	245,000
Mortgage-backed securities	10,734,121	10,664,484
	$26,539,180	$26,470,400

The scheduled maturities of debt securities HTM at December 31, 2015 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$27,731,133	$27,731,000
Due from one to five years	4,015,553	4,213,000
Due from five to ten years	3,149,531	3,347,000
Due after ten years	8,458,202	8,852,000
	$43,354,419	$44,143,000

*Method used to determine fair value rounds values to nearest thousand.

Debt securities AFS with unrealized losses as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
December 31, 2015
U.S. GSE debt securities	$6,243,373	$22,139	$0	$0	$6,243,373	$22,139
Agency MBS	10,664,484	69,637	0	0	10,664,484	69,637
Other investments	1,483,427	4,573	0	0	1,483,427	4,573
	$18,391,284	$96,349	$0	$0	$18,391,284	$96,349

December 31, 2014
U.S. GSE debt securities	$6,023,946	$8,548	$5,186,258	$63,741	$11,210,204	$72,289
Agency MBS	3,206,389	12,326	0	0	3,206,389	12,326
	$9,230,335	$20,874	$5,186,258	$63,741	$14,416,593	$84,615

Debt securities in the table above consisted of six U.S. GSE debt securities, twelve Agency MBS and six certificates of deposit (CDs) held for investment at December 30, 2015 compared to ten U.S. GSE debt securities and four Agency MBS at December 31, 2014.  The unrealized losses for all periods presented were principally attributable to changes in prevailing interest rates for similar types of securities and not deterioration in the creditworthiness of the issuer.

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

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as AFS, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary at December 31, 2015 and 2014.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB.  The Company obtains much of its wholesale funding from the FHLBB.  As of December 31, 2015 and 2014, the Company’s investment in FHLBB stock was $1,853,500 and $2,744,300, respectively.  As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan.  During 2015 and 2014, FHLBB exercised capital call options totaling $890,800 and $300,400, respectively, on the Company’s portfolio of FHLBB stock.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2015. The Bank will continue to monitor its investment in FHLBB stock.

Note 3.  Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans as of the balance sheet dates was as follows:

	2015	2014

Commercial & industrial	$65,191,124	$64,390,220
Commercial real estate	178,206,542	166,611,830
Residential real estate - 1st lien	162,760,273	163,966,124
Residential real estate - Jr lien	44,720,266	44,801,483
Consumer	7,241,224	8,035,298
	458,119,429	447,804,955
Deduct (add):
Allowance for loan losses	5,011,878	4,905,874
Deferred net loan costs	(316,491)	(303,394)
	4,695,387	4,602,480
Net Loans	$453,424,042	$443,202,475

The following is an age analysis of past due loans (including non-accrual), by portfolio segment:

							90 Days or
		90 Days	Total			Non-Accrual	More
December 31, 2015	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial & industrial	$224,997	$168,244	$393,241	$64,797,883	$65,191,124	$441,103	$13,556
Commercial real estate	888,994	560,439	1,449,433	176,757,109	178,206,542	2,400,757	45,356
Residential real estate
- 1st lien	2,875,768	1,408,551	4,284,319	158,475,954	162,760,273	2,009,079	801,241
- Jr lien	521,373	63,031	584,404	44,135,862	44,720,266	386,132	63,031
Consumer	83,343	0	83,343	7,157,881	7,241,224	0	0
Total	$4,594,475	$2,200,265	$6,794,740	$451,324,689	$458,119,429	$5,237,071	$923,184

							90 Days or
		90 Days	Total			Non-Accrual	More
December 31, 2014	30-89 Days	or More	Past Due	Current	Total Loans	Loans	and Accruing

Commercial & industrial	$439,151	$299,095	$738,246	$63,651,974	$64,390,220	$552,386	$23,579
Commercial real estate	988,924	5,313	994,237	165,617,593	166,611,830	1,934,096	5,313
Residential real estate
- 1st lien	4,446,138	1,484,334	5,930,472	158,035,652	163,966,124	1,263,046	980,138
- Jr lien	637,917	179,920	817,837	43,983,646	44,801,483	404,061	115,852
Consumer	56,392	0	56,392	7,978,906	8,035,298	0	0
Total	$6,568,522	$1,968,662	$8,537,184	$439,267,771	$447,804,955	$4,153,589	$1,124,882

For all loan segments, loans over 30 days are considered delinquent.

As of December 31, 2015, there were five residential mortgage loans in process of foreclosure totaling $400,905.

The following summarizes changes in the allowance for loan losses and select loan information, by portfolio segment:

As of or for the year ended December 31, 2015
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$646,719	$2,311,936	$1,270,766	$321,099	$118,819	$236,535	$4,905,874
Charge-offs	(200,900)	(14,783)	(150,947)	(66,104)	(69,632)	0	(502,366)
Recoveries	59,264	0	6,042	240	32,824	0	98,370
Provision (credit)	207,819	(144,475)	242,167	167,587	(6,322)	43,224	510,000
Ending balance	$712,902	$2,152,678	$1,368,028	$422,822	$75,689	$279,759	$5,011,878

Allowance for loan losses
Evaluated for impairment
Individually	$0	$0	$25,100	$114,600	$0	$0	$139,700
Collectively	712,902	2,152,678	1,342,928	308,222	75,689	279,759	4,872,178
Total	$712,902	$2,152,678	$1,368,028	$422,822	$75,689	$279,759	$5,011,878

Loans evaluated for impairment
Individually	$286,436	$2,551,748	$1,419,808	$234,004	$0		$4,491,996
Collectively	64,904,688	175,654,794	161,340,465	44,486,262	7,241,224		453,627,433
Total	$65,191,124	$178,206,542	$162,760,273	$44,720,266	$7,241,224		$458,119,429

As of or for the year ended December 31, 2014
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$516,382	$2,143,398	$1,452,184	$366,471	$105,279	$271,201	$4,854,915
Charge-offs	(153,329)	(167,841)	(58,904)	(51,389)	(112,376)	0	(543,839)
Recoveries	6,249	0	14,543	240	33,766	0	54,798
Provision (credit)	277,417	336,379	(137,057)	5,777	92,150	(34,666)	540,000
Ending balance	$646,719	$2,311,936	$1,270,766	$321,099	$118,819	$236,535	$4,905,874

Allowance for loan losses
Evaluated for impairment
Individually	$0	$34,400	$43,400	$0	$0	$0	$77,800
Collectively	646,719	2,277,536	1,227,366	321,099	118,819	236,535	4,828,074
Total	$646,719	$2,311,936	$1,270,766	$321,099	$118,819	$236,535	$4,905,874

Loans evaluated for impairment
Individually	$390,605	$1,930,993	$721,241	$328,889	$0		$3,371,728
Collectively	63,999,615	164,680,837	163,244,883	44,472,594	8,035,298		444,433,227
Total	$64,390,220	$166,611,830	$163,966,124	$44,801,483	$8,035,298		$447,804,955

Impaired loans by portfolio segment were as follows:

	As of December 31, 2015			2015
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment

With an allowance recorded
Commercial & industrial	$0	$0	$0	$37,359
Commercial real estate	0	0	0	40,902
Residential real estate - 1st lien	173,788	182,251	25,100	228,273
Residential real estate - Jr lien	234,004	284,227	114,600	155,207
	407,792	466,478	139,700	461,741

With no related allowance recorded
Commercial & industrial	286,436	366,387		446,817
Commercial real estate	2,551,748	2,776,729		2,151,713
Residential real estate - 1st lien	1,246,020	1,460,402		973,572
Residential real estate - Jr lien	0	0		113,964
	4,084,204	4,603,518		3,686,066

Total	$4,491,996	$5,069,996	$139,700	$4,147,807

	As of December 31, 2014			2014
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment

With an allowance recorded
Commercial & industrial	$0	$0	$0	$158,690
Commercial real estate	204,511	220,981	34,400	280,104
Residential real estate - 1st lien	115,108	144,708	43,400	294,807
Residential real estate - Jr lien	0	0	0	149,772
	319,619	365,689	77,800	883,373

With no related allowance recorded
Commercial & industrial	390,605	424,598		507,232
Commercial real estate	1,726,482	1,689,772		1,294,710
Residential real estate - 1st lien	606,133	875,841		971,542
Residential real estate - Jr lien	328,889	390,260		238,826
	3,052,109	3,380,471		3,012,310

Total	$3,371,728	$3,746,160	$77,800	$3,895,683

Interest income recognized on impaired loans is immaterial for all periods presented.

For all loan segments, the accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is considered by management to be doubtful.  Any unpaid interest previously accrued on those loans is reversed from income.  Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is considered by management to be remote.  Interest payments received on impaired loans are generally applied as a reduction of the loan principal balance.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are considered by management to be reasonably assured.

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

The risk ratings within the loan portfolio by segments as of the balance sheet dates were as follows:

As of December 31, 2015
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$59,764,081	$168,326,527	$158,834,849	$44,041,594	$7,241,224	$438,208,275
Group B	4,724,729	4,529,493	599,516	212,508	0	10,066,246
Group C	702,314	5,350,522	3,325,908	466,164	0	9,844,908
Total	$65,191,124	$178,206,542	$162,760,273	$44,720,266	$7,241,224	$458,119,429

As of December 31, 2014
			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$61,201,586	$157,767,641	$160,912,689	$44,018,956	$8,035,298	$431,936,170
Group B	2,316,908	3,280,904	228,148	251,822	0	6,077,782
Group C	871,726	5,563,285	2,825,287	530,705	0	9,791,003
Total	$64,390,220	$166,611,830	$163,966,124	$44,801,483	$8,035,298	$447,804,955

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

An insignificant delay or insignificant shortfall in the amount of payments typically would not require the loan to be accounted for as a TDR.  However, pursuant to regulatory guidance, any payment delay longer than three months is generally not considered insignificant. Management’s assessment of whether a concession has been granted also takes into account payments expected to be received from third parties, including third-party guarantors, provided that the third party has the ability to perform on the guarantee.

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

TDRs by segment for the periods presented were as follows:

	Year ended December 31, 2015
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial & industrial	2	$199,134	$204,142
Commercial real estate	3	581,431	616,438
Residential real estate - 1st lien	12	1,229,100	1,303,228
Residential real estate - Jr lien	2	117,746	121,672
Total	19	$2,127,411	$2,245,480

	Year ended December 31, 2014
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial real estate	1	$301,823	$301,823
Residential real estate - 1st lien	11	1,294,709	1,332,336
Total	12	$1,596,532	$1,634,159

The TDRs for which there was a payment default during the twelve month periods presented were as follows:

Year ended December 31, 2015

	Number of	Recorded
	Contracts	Investment

Commercial real estate	1	$149,514
Residential real estate - 1st lien	4	286,803
Residential real estate - Jr lien	1	69,828
Total	6	$506,145

Year ended December 31, 2014

	Number of	Recorded
	Contracts	Investment

Residential real estate - 1st lien	2	$137,830

TDRs are treated as other impaired loans and carry individual specific reserves with respect to the calculation of the allowance for loan losses.  These loans are categorized as non-performing, may be past due, and are generally adversely risk rated. The TDRs that have defaulted under their restructured terms are generally in collection status and their reserve is typically calculated using the fair value of collateral method. At December 31, 2015, the specific allowance related to TDRs was approximately $25,100.  There was no specific allowance related to TDRs at December 31, 2014.

As of December 31, 2015, the Company was contractually committed to lend up to $450,000 in additional funds to one debtor with an impaired SBA 75% guaranteed cap line of credit,  This debtor’s loan relationship is expected to strengthen as a result of a prior troubled debt restructuring.  With this exception, as of the balance sheet dates, the Company was not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

Note 4.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others were $193,994,081 and $195,860,406 at December 31, 2015 and 2014, respectively. Net gain realized on the sale of loans was $424,240 and $460,505 for the years ended December 31, 2015 and 2014, respectively.

The following table summarizes changes in mortgage servicing rights for the years ended December 31,

	2015	2014

Balance at beginning of year	$1,311,965	$1,329,079
Mortgage servicing rights capitalized	230,818	209,713
Mortgage servicing rights amortized	(257,921)	(250,955)
Change in valuation allowance	8,217	24,128
Balance at end of year	$1,293,079	$1,311,965

Note 5.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2015	2014

Buildings and improvements	$11,176,189	$10,927,643
Land and land improvements	2,377,703	2,408,921
Furniture and equipment	8,752,908	8,443,668
Leasehold improvements	1,048,409	1,319,591
Capital lease	976,907	976,907
Other prepaid assets	514,476	54,261
	24,846,592	24,130,991
Less accumulated depreciation and amortization	(13,386,385)	(12,642,043)
	$11,460,207	$11,488,948

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2020, with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2015 for each of the next five years and in aggregate are:

2016	$183,396
2017	130,493
2018	132,612
2019	104,326
2020	76,351
$627,178

Total rental expense amounted to $204,991 and $237,524 for the years ended December 31, 2015 and 2014, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2015:

2016	$129,755
2017	133,255
2018	138,155
2019	138,155
2020	107,155
Subsequent to 2020	37,190
Total minimum lease payments	683,665
Less amount representing interest	(125,300)
Present value of net minimum lease payments	$558,365

Note 6.  Goodwill and Other Intangible Asset

As a result of the merger with LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes.

The Company also recorded $4,161,000 of acquired identified intangible assets representing the core deposit intangible, which is subject to amortization as a non-interest expense over a ten year period. The accumulated amortization expense was $3,615,614 and $3,342,919 as of December 31, 2015 and 2014, respectively.

The amortization expense related to the remaining core deposit intangible at December 31, 2015 is expected to be as follows:

2016	272,695
2017	272,691
Total remaining core deposit intangible expense	$545,386

Management evaluated goodwill for impairment at December 31, 2015 and 2014 and concluded that no impairment existed as of such dates.

Note 7.  Other Investments

In 2011, the Company established a single-member LLC to facilitate the purchase of federal NMTC through an investment structure designed by a local community development entity.  The LLC does not conduct any business apart from its role in the NMTC financing structure.  The NMTC equity investment generated tax credits of $204,900 for the years ended December 31, 2015 and 2014, respectively, with an amortization expense of $161,890 and $147,290, respectively.  The carrying value of the NMTC equity investment was $374,510 and $536,400 at December 31, 2015 and 2014, respectively, and is included in other assets in the consolidated balance sheets.

The Company purchases from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont.  The tax credits from these investments were $431,715 and $512,526 for the years ended December 31, 2015 and 2014, respectively.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $403,445 and $443,832 for 2015 and 2014, respectively.  The carrying values of the limited partnership investments were $2,462,932 and $1,890,877 at December 31, 2015 and 2014, respectively, and are included in other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC ("CFSG Partners"), a Vermont LLC that owns 100% of the LLC equity interests of CFSG.  The Bank accounts for its investment in CFSG Partners under the equity method of accounting.  The Company's investment in CFSG Partners, included in other assets, amounted to $1,587,777 and $1,226,733 as of December 31, 2015 and 2014, respectively.  The Company recognized income of $361,044 and $272,820 for 2015 and 2014, respectively, through CFSG Partners from the operations of CFSG.

Note 8.  Deposits

The following is a maturity distribution of time deposits at December 31, 2015:

2016	$67,812,011
2017	13,816,874
2018	7,017,296
2019	12,765,849
2020	6,150,498
Total time certificates of deposit	$107,562,528

Total deposits in excess of the FDIC insurance level amounted to $137,361,084 as of December 31, 2015.

Note 9.  Borrowed Funds

Outstanding borrowings for the Company as of December 31, 2015 amounted to $10,000,000, consisting of short-term borrowings from the FHLBB at a fixed rate of 0.48%, due on February 26, 2016, compared to no outstanding borrowings as of December 31, 2014.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties.  Qualified collateral for these borrowings totaled $100,361,793 and $105,276,788 as of December 31, 2015 and 2014, respectively.  As of December 31, 2015 and 2014, the Company's gross potential borrowing capacity under this arrangement was $72,091,633 and $67,136,178, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB.  At December 31, 2015, $14,900,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $34,500,000 at December 31, 2014.  Total fees paid by the Company in connection with issuance of these letters of credit were $29,535 for 2015 and $35,863 for 2014. The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2015 and 2014, with no outstanding advances under this line at either year-end date.  Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source.  For this Borrower-in-Custody arrangement, the Company pledged eligible commercial and industrial loans, commercial real estate loans and home equity loans, resulting in an available line of $72,345,479 and $78,580,859 as of December 31, 2015 and 2014, respectively.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 100 basis points as of December 31, 2015.  As of December 31, 2015 and 2014, the Company had no outstanding advances against this line.

The Company has an unsecured line with two correspondent banks with available lines totaling $7,500,000 at December 31, 2015 and 2014.

Note 10.  Junior Subordinated Debentures

As of December 31, 2015 and 2014, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due in 2037 (the “Debentures”).  The Debentures bear a floating rate equal to the 3-month London Interbank Offered Rate (LIBOR) plus 2.85%.  During 2015, the floating rate approximated 3.13% per quarter compared to 3.08% for 2014. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee.  The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012.  Interest paid on the Debentures for 2015 and 2014 was $409,432 and $402,011, respectively, and is deductible for tax purposes.

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

Note 11.  Repurchase Agreements

Securities sold under agreements to repurchase amounted to $22,073,238 and $28,542,961 as of December 31, 2015 and 2014, respectively.  These agreements were collateralized by U.S. GSE securities and Agency MBS securities with a book value of $23,566,180 and a fair value of $23,496,927 at December 31, 2015 and by U.S. GSE securities, U.S. Treasury notes and Agency MBS securities with a book value of $32,958,173 and a fair value of $32,946,894 at December 31, 2014.

The average daily balance of these repurchase agreements was $24,332,366 and $25,263,130 during 2015 and 2014, respectively.  The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $28,229,636 and $28,542,961 during 2015 and 2014, respectively.  These repurchase agreements mature daily and carried a weighted average interest rate of 0.29% during 2015 and 0.25% during 2014.

Note 12.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis.  Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2015	2014

Currently paid or payable	$1,937,004	$1,030,257
Deferred tax (benefit) expense	(172,374)	755,139
Total income tax expense	$1,764,630	$1,785,396

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2015	2014

Computed expense at statutory rates	$2,048,461	$2,148,522
Tax exempt interest & BOLI	(414,855)	(404,382)
Disallowed interest	11,523	13,306
Partnership tax credits	(566,949)	(647,760)
Low income housing investment amortization expense	403,445	443,832
NMTC amortization expense	161,890	147,290
Other	121,115	84,588
	$1,764,630	$1,785,396

The deferred income tax (benefit) expense consisted of the following items for the years ended December 31:

	2015	2014

Depreciation	$(82,902)	$(5,039)
Mortgage servicing rights	(6,421)	(5,819)
Deferred compensation	(26,169)	45,324
Bad debts	(36,042)	(17,326)
Non-accrual loan interest	13,731	18,766
Limited partnership amortization	56,890	44,566
Investment in CFSG Partners	20,182	(7,189)
Core deposit intangible	(92,716)	(92,719)
Loan fair value	(9,951)	(7,953)
OREO write down	(10,370)	5,100
Tax credit carryovers	0	774,961
Other	1,394	2,467
Deferred tax (benefit) expense	$(172,374)	$755,139

Listed below are the significant components of the net deferred tax asset at December 31:

	2015	2014

Components of the deferred tax asset:
Bad debts	$1,704,039	$1,667,997
Non-accrual loan interest	0	13,731
Deferred compensation	243,972	217,803
Limited partnerships	0	12,646
Contingent liability - MPF program	45,042	45,042
OREO write down	20,400	10,030
Capital lease	69,567	73,141
Unrealized loss on securities available-for-sale	23,385	3,834
Other	28,733	26,553
Total deferred tax asset	2,135,138	2,070,777

Components of the deferred tax liability:
Depreciation	154,546	237,448
Limited partnerships	44,244	0
Mortgage servicing rights	439,647	446,068
Investment in CFSG Partners	101,848	81,666
Core deposit intangible	185,431	278,147
Fair value adjustment on acquired loans	29,444	39,395
Total deferred tax liability	955,160	1,082,724

Net deferred tax asset	$1,179,978	$988,053

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the consolidated balance sheets.

ASC Topic 740, "Income Taxes", defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2012 through 2014.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  The pension expense was $610,631 and $566,732 for 2015 and 2014, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors.  Participants are general unsecured creditors of the Company with respect to these benefits.  The benefits accrued under these plans were $141,857 and $179,080 at December 31, 2015 and 2014, respectively.  Expenses associated with these plans were $779 and $20,214 for the years ended December 31, 2015 and 2014, respectively.  One of the participants retired in 2014 causing a substantial distribution from this plan, resulting in the decrease in expense from 2014 to 2015.

The Company also maintains a supplemental employee retirement plan (“SERP”) for certain key employees of the Company.  Benefits accrued under this plan were $575,709 and $461,519 at December 31, 2015 and 2014, respectively. The expense associated with this plan was $114,190 and $86,996 for the years ended December 31, 2015 and 2014, respectively.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or
	Notional Amount
	2015	2014

Unused portions of home equity lines of credit	$25,074,972	$23,519,696
Other commitments to extend credit	66,189,395	59,558,700
Residential construction lines of credit	3,658,037	2,308,167
Commercial real estate and other construction lines of credit	15,586,595	15,894,462
Standby letters of credit and commercial letters of credit	1,859,059	1,714,382
Recourse on sale of credit card portfolio	262,625	265,650
MPF credit enhancement obligation, net (see Note 16)	1,051,601	1,007,250

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements.  At December 31, 2015 and 2014, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $3,655,547 and $806,543, respectively (see Note 16).  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

The Company evaluates each customer's credit-worthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Company upon extension of credit, or a commitment to extend credit, is based on management's credit evaluation of the counter-party. Collateral or other security held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

In connection with its 2007 trust preferred securities financing, the Company guaranteed the payment obligations under the $12,500,000 of capital securities of its subsidiary, the Trust.  The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's consolidated balance sheet, in the gross amount of $12,887,000 as of the dates presented, of which $12,500,000 represents external financing through the issuance to investors of capital securities by the Trust (see Note 10).

Note 16.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB.  Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return.  The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans.  FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB.  These loans must meet specific underwriting standards of the FHLBB.  As of December 31, 2015 and 2014, the Company had $50,374,657 and $51,157,934, respectively, in loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2015, the notional amount of the maximum CEO related to this program was $1,171,787 compared to $1,139,726 as of December 31, 2014.  The Company had accrued a contingent liability for this CEO in the amount of $120,186 and $132,476 as of December 31, 2015 and 2014, respectively, which is calculated by management based on the methodology used in calculating the allowance for loan losses, adjusted to reflect the risk sharing arrangements with the FHLBB.

Note 17.  Legal Proceedings

In the normal course of business, the Company is involved in various claims and legal proceedings.  In the opinion of the Company's management, any liabilities resulting from such proceedings are not expected to be material to the Company's consolidated financial condition or results of operations.

Note 18.  Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties)as of December 31 were as follows:

	2015	2014

Balance, beginning of year	$8,593,273	$7,529,947
Loans - New Directors	7,225,328	1,039,792
New loans to existing Officers/Directors	14,587,380	22,763,371
Retirement/Resignation of Director	(1,824,495)	0
Repayment*	(14,563,935)	(22,739,837)
Balance, end of year	$14,017,551	$8,593,273

*Includes loans sold to the secondary market.

Total funds of related parties on deposit with the Company were $5,713,210 and $6,873,907 at December 31, 2015 and 2014, respectively.

The Company leases 2,253 square feet of condominium space in the state office building on Main Street in Newport, Vermont to its trust company affiliate, CFSG, for its principal offices.  CFSG also leases offices in the Company’s Barre and Lyndonville branches.  The amount of rental income received from CFSG for the years ended December 31, 2015 and 2014 was $59,343 and $40,418, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan.  The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan.  CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants.  In addition, CFSG serves as investment advisor and custodian of funds under the Company’s SERP.  The Company pays monthly management fees to CFSG for its services to the 401(k) plan and the SERP based on the market value of the total assets under management.  The amount paid to CFSG for the years ended December 31, 2015 and 2014 was $47,448 and $42,556, respectively, for the 401(k) plan and $2,665 and $2,479, respectively, for the SERP.

Note 19.  Restrictions on Cash and Due From Banks

In the ordinary course of business the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits.  However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts.  The Company was required to maintain contracted balances with other correspondent banks of $462,500 at December 31, 2015 and 2014.  Of the $462,500 balance, $262,500 was a separate agreed upon “impressed” balance to avoid monthly charges on the Company’s current federal funds liquidity line.

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

Beginning in 2015, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table below) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s non-cumulative Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Common equity tier 1 and Tier 1 capital.  The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill and the core deposit intangible, net of any related deferred income tax liability, with the balance includable in Tier 2 capital.  Management believes that, as of December 31, 2015, the Company and the Bank met all capital adequacy requirements to which they are currently subject.

Rules adopted by the FRB and the Office of the Comptroller of the Currency (“OCC”) to implement the Basel III regulatory capital framework revised minimum capital requirements and adjusted prompt corrective action thresholds, including changes to the regulatory capital elements, added a new common equity Tier 1 capital ratio, increased the minimum Tier 1 ratio requirements and implemented a new capital conservation buffer.  The rules also permitted certain banking organizations to retain, through a one-time election, the existing regulatory capital treatment for accumulated other comprehensive income or loss.  The Company and the Bank have made the election to retain the existing regulatory treatment for accumulated other comprehensive income or loss.  The Basel III Capital rules took effect for the Company and the Bank on January 1, 2015, subject to a transition period for certain parts of the rules.

The table below includes the new regulatory capital ratio requirements that became effective on January 1, 2015.  Beginning in 2016, an additional capital conservation buffer has been added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period.  The capital conservation buffer will be fully phased-in on January 1, 2019 at 2.5 percent.  A banking organization with a conservation buffer of less than 2.5 percent (or the required phase-in amount in years prior to 2019) will be subject to limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers.  As of December 31, 2015, on a pro forma basis both the Company and the Bank would be compliant with the fully phased-in capital conservation buffer requirement.

As of December 31, 2015 the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory capital guidelines.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2015

Common equity tier 1 capital
(to risk-weighted assets)
Company	$52,555	12.38%	$19,100	4.50%	N/A	N/A
Bank	$52,000	12.27%	$19,072	4.50%	$27,549	6.50%

Tier 1 capital (to risk-weighted assets)
Company	$52,555	12.38%	$25,467	6.00%	N/A	N/A
Bank	$52,000	12.27%	$25,430	6.00%	$33,906	8.00%

Total capital (to risk-weighted assets)
Company	$57,610	13.57%	$33,956	8.00%	N/A	N/A
Bank	$57,056	13.46%	$33,906	8.00%	$42,383	10.00%

Tier 1 capital (to average assets)
Company	$52,555	9.01%	$23,324	4.00%	N/A	N/A
Bank	$52,000	8.93%	$23,301	4.00%	$29,126	5.00%

December 31, 2014:

Tier 1 capital (to risk-weighted assets)
Company	$49,071	12.31%	$15,949	4.00%	N/A	N/A
Bank	$48,952	12.30%	$15,924	4.00%	$23,886	6.00%

Total capital (to risk-weighted assets)
Company	$54,447	13.66%	$31,897	8.00%	N/A	N/A
Bank	$53,902	13.54%	$31,847	8.00%	$39,809	10.00%

Tier 1 capital (to average assets)
Company	$49,071	8.62%	$22,768	4.00%	N/A	N/A
Bank	$48,952	8.61%	$22,745	4.00%	$28,431	5.00%

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company.  The Bank is restricted by law as to the amount of dividends that can be paid.  Dividends declared by national banks that exceed net income for the current and preceding two years must be approved by the Bank’s primary banking regulator, the OCC.  Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Note 21.  Fair Value

Certain assets and liabilities are recorded at fair value to provide additional insight into the Company’s quality of earnings. The fair values of some of these assets and liabilities are measured on a recurring basis while others are measured on a non-recurring basis, with the determination based upon applicable existing accounting pronouncements. For example, securities available-for-sale are recorded at fair value on a recurring basis. Other assets, such as mortgage servicing rights, loans held-for-sale, impaired loans, and OREO are recorded at fair value on a non-recurring basis using the lower of cost or market methodology to determine impairment of individual assets. The Company groups assets and liabilities which are recorded at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with Level 1 considered highest and Level 3 considered lowest). A brief description of each level follows.

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasury, other U.S. Government debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2	Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes mortgage servicing rights, impaired loans and OREO.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

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

Mortgage servicing rights:  Mortgage servicing rights represent the value associated with servicing residential mortgage loans. Servicing assets and servicing liabilities are reported using the amortization method and compared to fair value for impairment. In evaluating the carrying values of mortgage servicing rights, the Company obtains third party valuations based on loan level data including note rate, and the type and term of the underlying loans. The Company classifies mortgage servicing rights as non-recurring Level 2.

OREO:  Real estate acquired through or in lieu of foreclosure and bank properties no longer used as bank premises are initially recorded at fair value. The fair value of OREO is based on property appraisals and an analysis of similar properties currently available. The Company records OREO as non-recurring Level 2.

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2015	Level 1	Level 2
Assets: (market approach)
U.S. GSE debt securities	$0	$12,832,443
Agency MBS	0	10,664,484
Other investments	0	2,973,473
	$0	$26,470,400
December 30, 2014
Assets: (market approach)
U.S. GSE debt securities	$0	$19,907,150
U.S. Government securities	4,000,937	0
Agency MBS	0	9,038,807
	$4,000,937	$28,945,957

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

Assets measured at fair value on a nonrecurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2015	Level 2
Assets: (market approach)
Residential mortgage servicing rights	$1,293,079
Impaired loans, net of related allowance	268,092
OREO	262,000

December 31, 2014
Assets: (market approach)
Residential mortgage servicing rights	$1,311,965
Impaired loans, net of related allowance	241,819
OREO	1,238,220

There were no Level 1 or Level 3 financial instruments measured on a non-recurring basis as of the balance sheet dates presented.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

December 31, 2015		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$28,852	$28,852	$0	$0	$28,852
Securities held-to-maturity	43,354	0	44,143	0	44,143
Securities available-for-sale	26,470	0	26,470	0	26,470
Restricted equity securities	2,442	0	2,442	0	2,442
Loans and loans held-for-sale
Commercial & industrial	64,438	0	286	65,399	65,685
Commercial real estate	175,945	0	2,552	178,502	181,054
Residential real estate - 1st lien	162,492	0	1,395	164,959	166,354
Residential real estate - Jr lien	44,270	0	119	44,939	45,058
Consumer	7,161	0	0	7,482	7,482
Mortgage servicing rights	1,293	0	1,497	0	1,497
Accrued interest receivable	1,633	0	1,633	0	1,633

Financial liabilities:
Deposits
Other deposits	467,851	0	467,514	0	467,514
Brokered deposits	27,635	0	27,640	0	27,640
Federal funds purchased and short-term borrowings	10,000	0	10,000	0	10,000
Repurchase agreements	22,073	0	22,073	0	22,073
Capital lease obligations	558	0	558	0	558
Subordinated debentures	12,887	0	12,851	0	12,851
Accrued interest payable	53	0	53	0	53

December 31, 2014		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$24,962	$24,962	$0	$0	$24,962
Securities held-to-maturity	41,811	0	42,234	0	42,234
Securities available-for-sale	32,947	4,001	28,946	0	32,947
Restricted equity securities	3,332	0	3,332	0	3,332
Loans and loans held-for-sale
Commercial & industrial	63,709	0	391	64,800	65,191
Commercial real estate	164,212	0	1,897	167,961	169,858
Residential real estate - 1st lien	162,635	0	678	166,171	166,849
Residential real estate - Jr lien	44,457	0	329	45,113	45,442
Consumer	7,912	0	0	8,315	8,315
Mortgage servicing rights	1,312	0	1,528	0	1,528
Accrued interest receivable	1,698	0	1,698	0	1,698

Financial liabilities:
Deposits
Other deposits	472,966	0	473,100	0	473,100
Brokered deposits	20,053	0	20,054	0	20,054
Repurchase agreements	28,543	0	28,543	0	28,543
Capital lease obligations	640	0	640	0	640
Subordinated debentures	12,887	0	12,867	0	12,867
Accrued interest payable	64	0	64	0	64

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2015 and 2014.

Note 22.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Condensed Balance Sheets	2015	2014

Assets

Cash	$508,325	$479,812
Investment in subsidiary - Community National Bank	63,747,517	61,337,172
Investment in Capital Trust	387,000	387,000
Income taxes receivable	239,394	233,952
Total assets	$64,882,236	$62,437,936

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	580,580	555,734
Total liabilities	13,467,580	13,442,734

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, and 5,204,517 and 5,142,475 shares issued at December 31, 2015 and 2014, respectively (including 15,430 and 16,642 shares issued February 1, 2016 and 2015, respectively)	13,011,293	12,856,188
Additional paid-in capital	30,089,438	29,359,300
Retained earnings	8,482,096	6,909,934
Accumulated other comprehensive loss	(45,394)	(7,443)
Less: treasury stock, at cost; 210,101 shares at December 31, 2015 and 2014	(2,622,777)	(2,622,777)
Total shareholders' equity	51,414,656	48,995,202

Total liabilities and shareholders' equity	$64,882,236	$62,437,936

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2015	2014

Income
Bank subsidiary distributions	$2,842,000	$2,772,000
Dividends on Capital Trust	12,295	12,072
Total income	2,854,295	2,784,072

Expense
Interest on junior subordinated debentures	409,432	402,011
Administrative and other	306,962	298,157
Total expense	716,394	700,168

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	2,137,901	2,083,904
Income tax benefit	239,394	233,952

Income before equity in undistributed net income of subsidiary	2,377,295	2,317,856
Equity in undistributed net income of subsidiary	2,448,296	2,807,052
Net income	$4,825,591	$5,124,908

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2015	2014

Cash Flows from Operating Activities
Net income	$4,825,591	$5,124,908
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiary	(2,448,296)	(2,807,052)
(Increase) decrease in income taxes receivable	(5,443)	1,607
Net cash provided by operating activities	2,371,852	2,319,463

Cash Flows from Financing Activities
Dividends paid on preferred stock	(81,250)	(81,250)
Dividends paid on common stock	(2,262,089)	(2,168,476)
Net cash used in financing activities	(2,343,339)	(2,249,726)
Net increase in cash	28,513	69,737

Cash
Beginning	479,812	410,075
Ending	$508,325	$479,812

Cash Received for Income Taxes	$233,952	$235,559

Cash Paid for Interest	$409,432	$402,011

Dividends paid:
Dividends declared	$3,172,179	$3,130,868
Increase in dividends payable attributable to dividends declared	(24,847)	(55,980)
Dividends reinvested	(885,243)	(906,412)
	$2,262,089	$2,168,476

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2015 and 2014 is presented below:

	Quarters in 2015 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,866,800	$5,751,184	$5,939,735	$5,848,970
Interest expense	727,514	672,304	632,470	613,362
Provision for loan losses	150,000	150,000	75,000	135,000
Non-interest income	1,212,787	1,304,481	1,299,995	1,332,892
Non-interest expense	4,696,729	4,779,840	4,531,874	4,802,530
Net income	1,109,841	1,077,704	1,439,822	1,198,224
Earnings per common share	0.22	0.21	0.29	0.24

	Quarters in 2014 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,618,276	$5,714,147	$5,829,041	$5,788,813
Interest expense	793,290	777,996	761,009	723,449
Provision for loan losses	135,000	135,000	135,000	135,000
Non-interest income	1,313,501	1,337,222	1,244,680	1,246,348
Non-interest expense	4,712,196	4,488,406	4,411,428	4,417,782
Net income	1,071,565	1,284,386	1,377,189	1,391,768
Earnings per common share	0.22	0.26	0.28	0.28

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2015	2014
Income
Income from investment in CFSG Partners	$361,044	$272,820

Expenses
Outsourcing expense	$516,197	$420,355
Service contracts - administration	330,563	420,426
Marketing	307,841	275,915
State deposit tax	562,271	544,737
ATM fees	372,609	365,813
Telephone	312,043	326,473
FDIC Insurance	365,804	374,703

Note 25.  Subsequent Events

Declaration of Cash Dividend

On December 9, 2015, the Company declared a cash dividend of $0.16 per share payable February 1, 2016 to shareholders of record as of January 15, 2016. On March 09, 2016, the Company declared a cash dividend of $0.16 per share payable May 1, 2016 to shareholders of record as of April 15, 2016. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2015 and 2014

The following discussion analyzes the consolidated financial condition of Community Bancorp. (the “Company”) and its wholly-owned subsidiary, Community National Bank, as of December 31, 2015 and 2014, and its consolidated results of operations for the years then ended.  The Company is considered a “smaller reporting company” under applicable regulations of the Securities and Exchange Commission (“SEC”) and is therefore eligible for relief from certain disclosure requirements.  In accordance with such provisions, the Company has elected to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for two, rather than three, years.

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

NON-GAAP FINANCIAL MEASURES

Under SEC Regulation G, public companies making disclosures containing financial measures that are not in accordance with generally accepted accounting principles in the United States (US GAAP or GAAP) must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure, as well as a statement of the company’s reasons for utilizing the non-GAAP financial measure.  The SEC has exempted from the definition of non-GAAP financial measures certain commonly used financial measures that are not based on GAAP.  However, three non-GAAP financial measures commonly used by financial institutions, namely tax-equivalent net interest income and tax-equivalent net interest margin (as presented in the tables in the section labeled Interest Income Versus Interest Expense (Net Interest Income)) and core earnings (as defined and discussed in the Results of Operations section), have not been specifically exempted by the SEC, and may therefore constitute non-GAAP financial measures under Regulation G.  We are unable to state with certainty whether the SEC would regard those measures as subject to Regulation G.

Management believes that these non-GAAP financial measures are useful in evaluating the Company’s financial performance and facilitate comparisons with the performance of other financial institutions.  However, that information should be considered supplemental in nature and not as a substitute for related financial information prepared in accordance with GAAP.

OVERVIEW

The Company’s consolidated assets at year-end 2015 were $596.1 million compared to $586.7 million at year-end 2014, an increase of 1.6%.  Total loans increased 2.3% to $458.1 million, driven by an increase in commercial loans of $12.4 million, to $243.4 million year over year, while residential mortgage loans declined $1.3 million to end the year at $207.5 million.  Funding for the increase in loans was provided by a $2.5 million net increase in deposits, a decrease of $5.8 million in the investment portfolio and $10.0 million in short-term borrowings.  Capital grew to $51.4 million with a book value of $9.79 per share on December 31, 2015, compared with $49.0 million in capital and a book value of $9.43 per share on December 31, 2014.

The Company’s net income of $4.8 million, or $0.96 per share, for 2015 was down 5.8%, compared with net income of just over $5.1 million, or $1.03 per share in 2014.  Interest rates have remained at historically low levels for several years, causing continued erosion of yields on earning assets as they continue to reprice downward to current market rates.  Average earning assets increased $9.1 million, or 1.7%, in 2015, and tax-equivalent interest income increased by $474,008, or 2.0%, resulting in a slight increase in average yield on interest-earning assets of one basis point.  Management was able to maintain the average yield on interest earning assets for 2015, with an increase of 1 basis point, due to the growth in the higher yielding commercial loan portfolio.  Although average interest-bearing liabilities remained virtually unchanged during the year, up just $7,456, the average rate paid on interest-bearing liabilities declined by 10 basis points, resulting in a decrease in interest expense of $410,094.  This decrease was largely due to the shift of customer funds out of higher yielding certificates of deposit (CDs) to lower yielding demand and savings accounts, combined with the well managed use of short term funding to meet seasonal cash flow needs.  The combined effect of these changes resulted in an increase of $884,102 in tax-equivalent net interest income, and improvement in net interest margin from 3.86% to 3.96% year over year.

Continued improvement in asset quality and lower levels of charge-off activity during 2015 allowed the Company to reduce the provision for loan losses by $30,000 compared to 2014.

Non-interest income increased $8,404, or 0.2%, with increases in fees related to loan activity and trust income, offset by decreases in service fees, mostly overdraft fees.

Non-interest income includes income from the sale of residential loans in the secondary market.  Originations of residential mortgages totaled $25.1 million in 2015, a 21.2% increase compared to originations of $20.7 million in 2014, but a decline from originations of $27.7 million in 2013.  The Company reported net gains from the sales of these mortgages of $424,240 in 2015, compared with $460,504 in 2014 and $778,203 in 2013.  For several years, the Federal Reserve’s efforts to stimulate the real estate market by keeping mortgage interest rates low provided for several refinancing cycles.  Residential mortgage lending activity slowed during 2014, resulting in decreases in the Company’s fee income from the sale of residential loans in the secondary market.  In 2015, this trend turned and the pace of refinancing activity has remained steady with continued low mortgage rates; however the volume has been considerably lower than during the preceding period of falling rates.

All components of non-interest expense increased, year over year, for an aggregate increase of $1.2 million, or 7.0%.  Salary and benefits increased $732,770 or 8.4% compared to the prior year, due in part to an increase in health insurance premiums of 19.6% and to the effect of an extra bi-weekly pay period in 2015.  Investments in new security technology related to the new chip enhanced debit cards and the cost associated with the closing of two branches in July also contributed to the increase in non-interest expenses year over year.  Please refer to the non-interest income and non-interest expense section of this report for more detail.

More locally, according to the State of Vermont Department of Labor, Vermont’s unemployment rate for December, 2015 was 3.6%, compared to 4.2% in December, 2014, and remains well below the national average of 5.0%.  However, certain industries, most notably construction, have yet to recover.  In addition, regions outside the Northwestern part of the state have not mirrored the robust growth seen in and around the Burlington area.  Of the Company’s primary market areas, Orleans, Caledonia, and Essex Counties continue to have the highest unemployment rates in the state, while Washington and Franklin Counties are at or near the state average.

The regulatory environment continues to increase operating costs and place extensive burdens on personnel resources to comply with myriad legal requirements, including those under the Dodd-Frank Act of 2010, and the numerous rulemakings it has spawned, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Real Estate Settlement Procedures Act and the Truth in Lending Act, as well as the new Basel III capital framework.  It is unlikely that these administrative costs and burdens will moderate in the future.

The Company declared dividends of $0.64 per common share in 2015 and 2014.  As of December 31, 2015, the Company reported retained earnings of $8.5 million compared to $6.9 million as of December 31, 2014 and total shareholders’ equity of $51.4 million compared to $49.0 million at year end 2014.  The Company is committed to remaining a well-capitalized community bank, working to meet the needs of our customers while providing a fair return to our shareholders.

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

Other Real Estate Owned (“OREO”) – Real estate properties acquired through or in lieu of foreclosure or properties no longer used for bank operations, are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Such properties are carried at fair value, which is the market value less estimated cost of disposition, i.e. sales commissions and costs associated with the sale.  Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation.  During periods of declining market values, the Company will generally obtain a new appraisal or evaluation.  The amount, if any, by which the recorded amount of the loan exceeds the fair value, less estimated cost to sell, is a loss which is charged to the allowance for loan losses at the time of foreclosure or repossession. The recorded amount of the loan is the loan balance adjusted for any unamortized premium or discount and unamortized loan fees or costs, less any amount previously charged off, plus recorded accrued interest.  After acquisition through or in lieu of foreclosure, these assets are carried at their new cost basis.  Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred.  Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are deemed less significant or less vulnerable to market conditions.  Subsequent write-downs are recorded as a charge to other expense.  Gains or losses on the sale of such properties are included in income when the properties are sold.

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

Goodwill - Goodwill from an acquisition accounted for under the purchase accounting method, such as the Company’s 2007 acquisition of LyndonBank, is subject to ongoing periodic impairment evaluation, which includes an analysis of the ongoing assets, liabilities and revenues from the acquisition and an estimation of the impact of business conditions.  This evaluation is inherently subjective.

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

RESULTS OF OPERATIONS

The Company’s net income decreased $299,317, or 5.8% from December 31, 2014 to December 31, 2015, resulting in earnings per common share of $0.96 for 2015 and $1.03 for 2014.  Despite the decrease in net income, net interest income (core earnings) increased $866,506, or 4.4%, for 2015 compared to 2014.  This substantial increase in core earnings reflected the combined effect of an increase of $456,412, or 2.0% in interest income and a decrease of $410,094, or 13.4%, in interest expense, year over year.  Non-interest income increased marginally by $8,404, or 0.2%, while non-interest expense increased by $1.2 million, or 7.0%, more than offsetting the increase in core earnings.  Other income from loans, primarily commercial and residential documentation fees, enjoyed an increase of $145,361, or 24.5%, while decreases were noted in service charges and fees, and gains on sale of mortgage loans.  Increases were noted in all components of non-interest expense including increases of $109,782, or 4.5%, in occupancy expense, and $732,770, or 8.4%, in salaries and benefits.  The closing of two branches during the year impacted both of these categories with expenses incurred for severance costs and other non-recurring expenses associated with the closings. The section below labeled “Non-Interest Income and Non-Interest Expense” provides a more detailed discussion on the significant components of non-interest expense.

Return on average assets (“ROA”), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity (“ROE”), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

	December 31,
	2015	2014	2013

Return on Average Assets	0.82%	0.89%	0.90%
Return on Average Equity	9.60%	10.81%	11.43%
Dividend Payout Ratio (1)	66.67%	62.14%	54.37%
Average Equity to Average Assets Ratio	8.57%	8.22%	7.86%

(1) Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and certain balance sheet and per share data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

As of December 31,	2015	2014	2013	2012	2011

Balance Sheet Data
Net loans	$453,424,042	$443,202,475	$435,354,440	$412,232,869	$382,507,221
Total assets	596,134,709	586,711,044	573,667,404	575,738,245	552,905,517
Total deposits	495,485,562	493,019,463	481,552,569	475,496,859	454,393,309
Borrowed funds	10,000,000	0	0	6,000,000	18,010,000
Total liabilities	544,720,053	537,715,842	527,531,427	532,385,670	511,987,108
Total shareholders' equity	51,414,656	48,995,202	46,135,977	43,352,575	40,918,409

Years Ended December 31,

Operating Data
Total interest income	$23,406,689	$22,950,277	$22,639,782	$22,821,331	$22,744,363
Total interest expense	2,645,650	3,055,744	3,442,134	4,882,319	5,595,628
Net interest income	20,761,039	19,894,533	19,197,648	17,939,012	17,148,735

Provision for loan losses	510,000	540,000	670,000	1,000,000	1,000,000
Net interest income after
provision for loan losses	20,251,039	19,354,533	18,527,648	16,939,012	16,148,735

Non-interest income	5,150,155	5,141,751	5,982,568	6,188,960	5,202,169
Non-interest expense	18,810,973	17,585,980	17,818,632	17,691,593	16,917,218
Income before income taxes	6,590,221	6,910,304	6,691,584	5,436,379	4,433,686

Applicable income tax expense (1)	1,764,630	1,785,396	1,604,929	1,035,689	850,140

Net income	$4,825,591	$5,124,908	$5,086,655	$4,400,690	$3,583,546

Per Share Data
Earnings per common share (2)	$0.96	$1.03	$1.01	$0.88	$0.73
Dividends declared per common share	$0.64	$0.64	$0.56	$0.56	$0.56
Book value per common share outstanding	$9.79	$9.43	$8.96	$8.49	$8.13
Weighted average number of common shares outstanding	4,961,972	4,897,281	4,838,185	4,769,645	4,674,806
Number of common shares outstanding, period end	4,994,416	4,932,374	4,868,606	4,812,925	4,728,161

(1) Applicable income tax expense assumes a 34% tax rate.
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

Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $43.4 million, $41.8 million and $37.9 million, at December 31, 2015, 2014 and 2013, respectively.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last three years.

Years Ended December 31,	2015	2014	2013
	(Dollars in Thousands)

Net interest income as presented	$20,761	$19,895	$19,198
Effect of tax-exempt income	573	555	529
Net interest income, tax equivalent	$21,334	$20,450	$19,727

The following table presents average earning assets and average interest-bearing liabilities supporting earning assets for each of the last three fiscal years.  Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield.

	Years Ended December 31,
	2015			2014			2013
			Average			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets

Loans (1)	$454,793	$21,717	4.78%	$447,133	$21,423	4.79%	$425,482	$21,226	4.99%
Taxable investment securities	30,725	442	1.44%	30,990	344	1.11%	41,363	314	0.76%
Tax-exempt investment securities	44,516	1,687	3.79%	42,654	1,635	3.83%	40,043	1,556	3.89%
Sweep and interest-earning accounts	6,337	17	0.27%	5,079	13	0.26%	4,457	13	0.29%
Other investments (2)	3,495	117	3.35%	3,819	91	2.38%	4,093	60	1.47%
Total	$539,866	$23,980	4.44%	$529,676	$23,506	4.44%	$515,439	$23,169	4.50%

Interest-Bearing Liabilities

Interest-bearing transaction accounts	$117,867	$229	0.19%	$115,209	$241	0.21%	$117,395	$289	0.25%
Money market accounts	87,390	826	0.95%	83,168	821	0.99%	87,983	898	1.02%
Savings deposits	80,530	98	0.12%	75,042	94	0.13%	69,063	97	0.14%
Time deposits	107,100	925	0.86%	123,209	1,360	1.10%	123,431	1,555	1.26%
Federal funds purchased and
other borrowed funds	14,217	40	0.28%	9,440	21	0.22%	5,084	22	0.43%
Repurchase agreements	24,314	70	0.29%	25,263	62	0.25%	28,538	111	0.39%
Capital lease obligations	596	49	8.22%	674	55	8.17%	741	60	8.10%
Junior subordinated debentures	12,887	409	3.17%	12,887	402	3.12%	12,887	410	3.18%
Total	$444,901	$2,646	0.59%	$444,893	$3,056	0.69%	$445,121	$3,442	0.77%

Net interest income		$21,334			$20,450			$19,727
Net interest spread (3)			3.85%			3.75%			3.73%
Net interest margin (4)			3.95%			3.86%			3.83%

(1)   Included in gross loans are non-accrual loans with an average balance of $5.2 million, $4.9 million and $4.4 million for the years ended December 31, 2015, 2014 and 2013, respectively. Loans are stated before deduction of unearned discount and allowance for loan losses.

(2)   Included in other investments is the Company’s FHLBB Stock with an average balance of $2.5 million, $2.8 million and $3.1 million, respectively, for 2015, 2014 and 2013 and a payout rate of approximately 2.75%, 1.53% and 0.39%, respectively.

(3) Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average earning assets.

Interest income from loans of $21.7 million accounts for 90.6% of total tax-equivalent interest income for 2015 compared to $21.4 million or 91.1% for 2014 and $21.2 million, or 91.6% for 2013, with average yields of 4.78%, 4.79% and 4.99%, respectively. The average volume of loans increased $7.7 million, or 1.7% from 2014 to 2015 and $21.7 million, or 5.1% from 2013 to 2014, while the average rate earned on these assets decreased one basis point from 2014 to 2015 and 20 basis points from 2013 to 2014, reflecting the prevailing low interest rate environment throughout the comparison periods. The average volume of taxable investments decreased $264,982, or 0.9% from 2014 to 2015 and $10.4 million, or 25.1% from 2013 to 2014. Increases of 33 basis points and 35 basis points are noted for 2015 and 2014, respectively, in the average yield on these investments. As loan demand increases, the Company funds a portion of this increase through sales and maturities from its taxable investments. During the second quarter of 2014, the Company began purchasing Agency mortgage-backed securities (Agency MBS) to hold in its available-for-sale (AFS) portfolio. These investments typically carry a higher average yield than the rest of the investments in the AFS portfolio, accounting for the increase in the average yield in 2014 and 2015. FDIC insured brokered CDs were also added to the portfolio in 2015 based on the favorable yields compared to like term agency and treasury securities.

Interest expense on time deposits represents 35.0% of total interest expense for 2015, down from 44.5% for 2014, and 45.2% for 2013, with interest expense for those periods totaling $925,447, $1.4 million and $1.6 million, respectively, and average rates paid of 0.86%, 1.10% and 1.26%, respectively.  This decrease in interest paid on time deposits during 2015 was due to a combination of a decrease in average volume totaling $16.1 million, or 13.1% and a decrease of 24 basis points in the rate paid on these accounts, while the decrease in interest expense during 2014 was mainly due to rate.  Savings accounts represented the largest increase in average volume during 2015 totaling $5.5 million, or 7.3% followed by federal funds purchased and other borrowed funds with an increase in average volume of $4.8 million, or 50.6% and money market accounts with an increase of $4.2 million, or 5.1% in average volume.  Time deposits experienced the largest decrease in average volume in 2015 totaling $16.1 million, or 13.1%.  From 2013 to 2014, an increase of $6.0 million, or 8.7% was noted in the average volume of savings deposits followed by federal funds purchased and other borrowed funds with an increase of $4.4 million in the average volume, while money market accounts noted the largest decrease in average volume totaling $4.8 million, or 5.5%.

Overall, during 2015, the average rate earned on interest-earning assets remained the same while the average rate paid on interest-bearing liabilities decreased 10 basis points, resulting in a net interest spread of 3.85% for 2015 compared to 3.75% for 2014.  For the period from 2013 to 2014 a decrease of six basis points is noted in the average rate earned on interest-earning assets compared to an eight basis points decrease in the average rate paid on interest-bearing liabilities, resulting in a two basis point increase in the spread for 2014 from 3.73% for 2013.

The following table summarizes the variances in income for the years 2015, 2014 and 2013 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid compared to the prior year.

Changes in Interest Income and Interest Expense

	2015 vs. 2014			2014 vs. 2013
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans	$(73)	$367	$294	$(883)	$1,080	$197
Taxable investment securities	102	(4)	98	145	(115)	30
Tax-exempt investment securities	(19)	71	52	(23)	102	79
Sweep and interest-earning accounts	1	3	4	(2)	2	0
Other investments	37	(11)	26	38	(7)	31
Total	$48	$426	$474	$(725)	$1,062	$337
Average Interest-Bearing Liabilities
Interest-bearing transaction accounts	$(18)	$6	$(12)	$(43)	$(5)	$(48)
Money market accounts	(37)	42	5	(29)	(48)	(77)
Savings deposits	(3)	7	4	(11)	8	(3)
Time deposits	(296)	(139)	(435)	(193)	(2)	(195)
Federal funds purchased and
other borrowed funds	8	11	19	(20)	19	(1)
Repurchase agreements	11	(3)	8	(41)	(8)	(49)
Capital lease obligations	0	(6)	(6)	0	(5)	(5)
Junior subordinated debentures	7	0	7	(8)	0	(8)
Total	$(328)	$(82)	$(410)	$(345)	$(41)	$(386)

Changes in net interest income	$376	$508	$884	$(380)	$1,103	$723

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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2015	2014	$	%

Service fees	$2,565,079	$2,624,792	$(59,713)	-2.27%
Income from sold loans	947,325	977,702	(30,377)	-3.11%
Other income from loans	738,454	593,093	145,361	24.51%
Net realized gain on sale of securities available-for-sale	17,502	27,838	(10,336)	-37.13%
Income from CFSG Partners	361,044	272,820	88,224	32.34%
Rental income on OREO properties	44,800	56,198	(11,398)	-20.28%
Currency exchange income	88,000	130,000	(42,000)	-32.31%
SERP fair value adjustment	(16,177)	52,423	(68,600)	-130.86%
Other income	404,128	406,885	(2,757)	-0.68%
Total non-interest income	$5,150,155	$5,141,751	$8,404	0.16%

Total non-interest income increased slightly, by $8,404 for the year ended December 31, 2015 compared to the same period 2014, with significant changes noted in the following:

●
Service fees decreased $59,713 year over year, due primarily to decreased overdraft fees of $80,155, or 10.9%, compared with the prior year.  Paper statement fees also declined by $46,568, or 17.1%, as more customers choose electronic delivery.

●
Other income from loans increased $145,361, or 24.5% year over year due primarily to an increase in both residential and commercial loan documentation fees.  Residential mortgage loan activity increased slightly in 2015, generating more income from the document fee process, resulting in an increase of $92,055, or 66.7%, year over year in this category.  Commercial loan documentation fee income increased $31,289, or 10.7%, year over year consistent with the growth in the commercial loan portfolio compared with the prior year.

●
Income from the Company’s trust and investment management affiliate, Community Financial Services Partners, LLC (CFSG Partners), increased $88,224, or 32.3% for the year due primarily to the increase in the client base and assets under management during the year.  CFSG Partners is compensated chiefly through fees based on the assets under management from its clients.

●
The Supplemental Employee Retirement Program (SERP) fair value adjustment for the year ended December 31, 2015 resulted in a decrease in value of $16,177, compared with an increase of $52,423 for 2014.  This decline in value reflects the weaker overall performance of the equity markets in 2015 as compared with 2014, which saw stronger market performance.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2015	2014	$	%

Salaries and wages	$6,888,352	$6,475,000	$413,352	6.38%
Employee benefits	2,576,772	2,257,354	319,418	14.15%
Occupancy expenses, net	2,576,496	2,466,714	109,782	4.45%
Other expenses
Computer outsourcing	516,197	420,355	95,842	22.80%
Service contracts - administrative	330,563	420,426	(89,863)	-21.37%
Telephone expense	312,043	326,473	(14,430)	-4.42%
Collection & non-accruing loan expense	74,716	98,389	(23,673)	-24.06%
OREO expense	188,584	97,984	90,600	92.46%
ATM fees	372,609	365,813	6,796	1.86%
State deposit tax	562,271	544,737	17,534	3.22%
Other miscellaneous expenses	4,412,370	4,112,735	299,635	7.29%
Total non-interest expense	$18,810,973	$17,585,980	$1,224,993	6.97%

Total non-interest expense increased $1,224,993 for the full year 2015 compared to the same period in 2014, with significant changes noted in the following:

●
Salaries and wages and employee benefits increased by $732,770, or 8.3%.  The increase in salaries is due in part to the timing of an additional bi-weekly pay period in 2015 in the amount of $250,000 as well as normal annual salary increases.  The increase in employee benefits reflects a 19.6% increase in health insurance premiums.

●
Occupancy expenses increased $109,782, or 4.5% year over year due in part to losses recognized through the closure of two branches in the Bank’s Caledonia County servicing area and the sale of one of those branches.  Capital loss on premises and equipment amounted to $130,603 for 2015 compared to $6,610 for 2014, an increase of $123,993.

●
Computer outsourcing increased $95,842, or 22.8%, year over year. Outsourcing of the core processing function has provided the opportunity for the existing information technology staff to take on additional duties and roles in response to regulatory and industry changes.

●
Service contracts – administrative decreased $89,863, or 21.4%, year over year.  Payments under our service contract with our core processor decreased upon implementation of the computer outsourcing accounting for the decreases in the comparison period.

●
Collections & non-accruing loan expense decreased $23,673, or 24.1% year over year due to recoveries of prior year expenses from the settlement of an insurance claim on a property in foreclosure in the amount of $33,000.

●
OREO expense for the year 2015 increased $90,600, or 92.5%, compared with the same period in 2014, due primarily to write-downs on two OREO properties totaling $75,820 in 2015 compared to a write-down on one property in 2014 totaling $10,000.  One of these properties was sold during the last quarter of 2015.

●
Other miscellaneous expenses increased $299,635, or 7.3% year over year.  Costs totaling $74,000 were associated with the distribution of new chip-enhanced debit cards to Bank customers during 2015 as well as charged off checks totaling $57,841 in 2015 compared to $6,814 in 2014.  Marketing and contribution expenses increased in total $57,298, or 12.0% year over year and reflect the Company’s response to an increase in requests for support from the community organizations in our market areas.  Consultant services increased $45,978, or 40.0% in 2015 compared to 2014 due to a combination of hiring specialized consultants to assist in a telephone conversion project as well as a marketing firm to assist in some marketing initiatives.

APPLICABLE INCOME TAXES

The provision for income taxes decreased $20,766, or 1.2%, from $1,785,396 in 2014 to $1,764,630 in 2015. Income before taxes decreased $320,083, or 4.6% for 2015 compared to 2014.  Tax credits from affordable housing investments decreased $80,811, or 15.8% from $512,526 in 2014 to $431,715 in 2015, while New Market Tax Credits (NMTC) of $135,234 were the same for both 2014 and 2015.  This decrease in income, partially offset by the overall decrease in tax credits, accounts for the decrease in income tax expense in 2015.

Pursuant to Accounting Standards Update (ASU) No. 2014-01, Accounting for Investments in Qualified Affordable Housing Projects, amortization expense related to limited partnership investments, is included as a component of tax expense and amounted to $403,445 and $443,832 for 2015 and 2014, respectively.  These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 8% and 10%.

Amortization expense relating to the Company’s NMTC investment are recorded as a separate component of tax expense and for 2015 and 2014 amounted to $161,890 and $147,290, respectively.  The Company amortizes these investments under the effective yield method.

CHANGES IN FINANCIAL CONDITION

The following discussion refers to the volume of average assets, liabilities and shareholders’ equity in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity” on the following page.

Average assets increased $10.8 million, or 1.9%, from the year ended December 31, 2013 to the year ended December 31, 2014, and $9.5 million, or 1.7%, from 2014 to 2015.  The average volume of loans increased $21.2 million, or 5.0%, from 2013 to 2014 and $7.9 million, or 1.8%, from 2014 to 2015, due in part to strong commercial loan demand. The Company used maturities, sales and calls within the taxable investment portfolio and short-term borrowings to help fund loan growth during 2014 and 2015, accounting for the decrease of $10.4 million, or 25.1%, in the average volume of that portfolio from 2013 to 2014.  The average volume of the tax-exempt portfolio increased $2.6 million, or 6.5%, from 2013 to 2014 and $1.9 million, or 4.4% from 2014 to 2015 and is made up of local municipal obligations.

Average liabilities increased $7.9 million or 1.5% from the year ended December 31, 2013 to the year ended December 31, 2014 and $9.5 million, or 1.7%, from 2014 to 2015.  The average volume of demand deposits increased $8.1 million, or 10.9%, from 2013 to 2014 and $6.4 million, or 7.8%, from 2014 to 2015.  The increase was due primarily to a $6.2 million increase in business checking accounts from 2013 to 2014, and increases in both business and consumer accounts during 2015.  The average volume of interest-bearing transaction accounts decreased $2.2 million, or 1.9%, from 2013 to 2014 and increased $2.7 million, or 2.3% from 2014 to 2015.  The average volume of money market accounts followed a similar pattern as the interest-bearing transaction accounts, decreasing $4.8 million, or 5.5% from 2013 to 2014 and then increased $4.2 million, or 5.1% from 2014 to 2015.  The insured cash sweep account (“ICS”) offered through Promontory Interfinancial Network, has worked very well as a means of attracting new customers and retaining current customers who are looking for alternatives to time deposits and to maximize FDIC insurance coverage.  In 2015, the Company began offering an ICS interest-bearing demand deposit product which was well received with an average volume as of year-end 2015 of $4.6 million.  The average volume of the ICS money market accounts increased from $15.9 million in 2013 to $17.7 million in 2014 and then decreased to $13.4 million in 2015.  The average volume of savings accounts increased $6.0 million, or 8.7%, from 2013 to 2014 and $5.5 million, or 7.3%, from 2014 to 2015 due in part to a shift from time deposits.  The average volume of total time deposits remained stable at $123 million from 2013 to 2014 due to the use of one-way brokered time deposits as a supplemental source of funding during the year, but then a dramatic decrease of $16.1 million, or 13.1%, is noted in the average volume from 2014 to 2015.  Average retail time deposits decreased by $3.7 million, or 3.1%, from 2013 to 2014 and $11.3 million, or 10.1% from 2014 to 2015, which largely reflects a continued shift to savings or money market accounts, or customer rate shopping at other financial institutions.  The Company strives to keep its core deposit customers but is not placing much emphasis on attracting rate shoppers as it has sufficient liquidity to meet reasonably foreseeable loan demand and other requirements.  The average volume of federal funds purchased and other borrowed funds increased $4.3 million, or 85.7%, from 2013 to 2014 and $4.8 million, or 50.6% from 2014 to 2015, which was mostly attributable to the growth in loans outpacing deposit growth.  The Company continues to utilize overnight funds and other short term borrowings to meet cash needs during the seasonal outflows of municipal deposits.

The following table provides a visual comparison of the breakdown of average assets and average liabilities as well as average shareholders' equity for the comparison periods.

Distribution of Assets, Liabilities and Shareholders' Equity

	Years Ended December 31,
	2015		2014		2013
	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Average Assets
Cash and due from banks
Non-interest bearing	$9,868	1.68%	$9,934	1.72%	$9,747	1.72%
Federal funds sold and overnight deposits	6,337	1.08%	5,079	0.88%	4,457	0.79%
Taxable investment securities	30,725	5.24%	30,990	5.37%	41,363	7.31%
Tax-exempt investment securities	44,516	7.59%	42,654	7.40%	40,043	7.08%
Other securities	3,108	0.53%	3,432	0.60%	3,706	0.65%
Total investment securities	78,349	13.36%	77,076	13.37%	85,112	15.04%
Gross loans	455,571	77.71%	447,716	77.63%	426,482	75.36%
Reserve for loan losses and accrued fees	(4,737)	-0.81%	(4,609)	-0.80%	(4,375)	-0.77%
Premises and equipment	11,622	1.98%	11,635	2.02%	12,067	2.13%
Other real estate owned	1,127	0.19%	979	0.17%	1,258	0.22%
Investment in Capital Trust	387	0.07%	387	0.07%	387	0.07%
Bank owned life insurance	4,463	0.76%	4,354	0.75%	4,241	0.75%
Core deposit intangible	675	0.12%	948	0.16%	1,220	0.22%
Goodwill	11,574	1.98%	11,574	2.01%	11,574	2.04%
Other assets	11,013	1.88%	11,664	2.02%	13,733	2.43%
Total average assets	$586,249	100%	$576,737	100%	$565,903	100%

Average Liabilities
Demand deposits	$88,225	15.05%	$81,847	14.19%	$73,765	13.04%
Interest-bearing transaction accounts	117,867	20.11%	115,209	19.98%	117,395	20.74%
Money market accounts	87,390	14.91%	83,168	14.42%	87,983	15.55%
Savings accounts	80,530	13.73%	75,042	13.01%	69,063	12.20%
Time deposits	107,100	18.27%	123,209	21.36%	123,431	21.81%
Total average deposits	481,112	82.07%	478,475	82.96%	471,637	83.34%

Federal funds purchased and other borrowed funds	14,217	2.42%	9,440	1.64%	5,084	0.90%
Repurchase agreements	24,314	4.15%	25,263	4.38%	28,538	5.04%
Junior subordinated debentures	12,887	2.20%	12,887	2.23%	12,887	2.28%
Other liabilities	3,449	0.59%	3,273	0.57%	3,272	0.58%
Total average liabilities	535,979	91.43%	529,338	91.78%	521,418	92.14%

Average Shareholders' Equity
Preferred stock	2,500	0.42%	2,500	0.43%	2,500	0.44%
Common stock	12,943	2.21%	12,715	2.21%	12,596	2.23%
Additional paid-in capital	29,608	5.05%	28,853	5.00%	28,252	4.99%
Retained earnings	7,787	1.33%	5,963	1.03%	3,685	0.65%
Less: Treasury stock	(2,623)	-0.45%	(2,623)	-0.45%	(2,623)	-0.46%
Accumulated other comprehensive income	55	0.01%	(9)	0.00%	75	0.01%
Total average shareholders' equity	50,270	8.57%	47,399	8.22%	44,485	7.86%
Total average liabilities and shareholders' equity	$586,249	100%	$576,737	100%	$565,903	100%

CERTAIN TIME DEPOSITS

Increments of maturity of time certificates of deposit of $100,000 or more outstanding on December 31, 2015 are summarized as follows:

3 months or less	$8,331,947
Over 3 through 6 months	8,854,943
Over 6 through 12 months	12,603,474
Over 12 months	18,035,467
Total	$47,825,831

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages the Company’s interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk.  The Company's Asset/Liability Management Committee (ALCO) is made up of the Executive Officers and certain Vice Presidents of the Bank representing major business lines.  The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity and various business strategies.  The ALCO meets at least quarterly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk.  In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved and periodically reviewed by the Company’s Board of Directors.  The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet.  The ALCO Policy also includes a contingency funding plan to help management prepare for unforeseen liquidity restrictions, including hypothetical severe liquidity crises.

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

Under the Company’s rate sensitivity modeling, in the current flat rate environment, NII levels are projected to be flat as the downward pressure on asset yields is projected to slow down as cash flow is replaced at equal yields.  Funding costs are expected to provide slight relief as longer-term funding is retired and replaced at current rates.  In a rising rate environment, NII is expected to trend upward as the short-term asset base (cash and adjustable rate loans) quickly cycle upward while the retail funding base (deposits) lags the market.  If rates paid on deposits have to be increased more and/or more quickly than projected, the expected benefit to rising rates would be reduced.  In a falling rate environment, NII is expected to trend in-line with the current rate environment scenario for the first year of the simulation as asset yield erosion is offset by decreasing funding costs.  Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment.  The recent increase in the federal funds rate has had a minimal impact to the Company’s NII, partly due to the fact that the long-term rates have not increased, creating compression in NII.

The following table summarizes the estimated impact on the Company's NII over a twelve month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2015:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-1.70%	Down 100 basis points	-5.00%
Up 200 basis points	6.90%	Up 200 basis points	18.40%

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

Residential mortgages represent approximately half of the Company’s loan balances; that level has been on a gradual decline in recent years, with a strategic shift in management emphasis to commercial lending. The severity and depth of the last recession and slow economic recovery saw the greatest degree of collection and foreclosure activity and losses in this segment of the portfolio.  Delinquencies and losses, however, were not experienced to the extent of national peers as the Company maintains a mortgage loan portfolio of traditional mortgage products and has not engaged in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. While real estate values also declined in the Company’s market area, the sound underwriting standards historically employed by the Company mitigated the trends in defaults and property surrenders experienced elsewhere.  Residential mortgages with loan-to-values exceeding 80% are generally covered by private mortgage insurance (“PMI”).  A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated.  Junior lien home equity products make up approximately 21% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%.

Risk in the Company’s commercial and commercial real estate loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the U.S. Small Business Administration and USDA Rural Development. At December 31, 2015, the Company had $21.8 million in guaranteed loans with guaranteed balances of $16.9 million, compared to $27.4 million in guaranteed loans with guaranteed balances of $21.6 million at December 31, 2014.

The Company’s strategy is to continue growing the commercial and commercial real estate portfolios. Consistent with the strategic focus on commercial lending, during 2015 the commercial real estate portfolio saw solid growth while solid commercial loan demand was tempered by several sizeable loan payoffs.  Growth slowed in the residential mortgage first lien portfolio, including originations of mortgage loans held-for-sale, with interest rates increasing late in 2013 and the previously brisk refinancing activity falling off sharply during 2014.  In 2015, residential mortgage demand picked up with more purchase activity in our market area and the portfolio’s sharp decline tapered off.

The following table reflects the composition of the Company's loan portfolio as of December 31,

Composition of Loan Portfolio

	2015		2014		2013		2012		2011
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)
Real estate loans
Construction & land development	$21,445	4.68%	$12,574	2.81%	$19,098	4.34%	$12,751	3.06%	$12,589	3.26%
Farm land	12,570	2.74%	13,105	2.93%	10,453	2.38%	9,321	2.24%	10,223	2.65%
1-4 Family residential -
1st lien	162,760	35.53%	163,966	36.62%	172,847	39.29%	169,613	40.74%	157,251	40.69%
Jr lien	44,720	9.76%	44,801	10.00%	45,687	10.39%	47,029	11.29%	45,887	11.88%
Commercial real estate	144,192	31.48%	140,934	31.47%	127,385	28.96%	117,736	28.28%	109,458	28.33%
Loans to finance agricultural production	2,508	0.55%	2,017	0.45%	1,720	0.39%	2,590	0.62%	1,282	0.33%
Commercial & industrial	62,683	13.68%	62,373	13.93%	53,900	12.25%	46,694	11.21%	38,232	9.89%
Consumer	7,241	1.58%	8,035	1.79%	8,819	2.00%	10,642	2.56%	11,465	2.97%
Gross loans	458,119	100%	447,805	100%	439,909	100%	416,376	100%	386,387	100%

Less:
Allowance for loan losses
and deferred net loan costs	(4,695)		(4,602)		(4,554)		(4,143)		(3,880)
Net loans	$453,424		$443,203		$435,355		$412,233		$382,507

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2015.

	Fixed Rate Loans				Variable Rate Loans
	Within	2 - 5	After		Within	2 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land development	$12	$44	$3,309	$3,365	$3,169	$81	$14,830	$18,080
Secured by farm land	0	14	405	419	1,155	247	10,749	12,151
Commercial real estate	270	1,795	7,240	9,305	6,013	2,691	126,183	134,887
Loans to finance agricultural production	15	458	0	473	1,215	341	479	2,035
Commercial & industrial	787	10,926	2,084	13,797	30,042	5,757	13,087	48,886
Total	$1,084	$13,237	$13,038	$27,359	$41,594	$9,117	$165,328	$216,039

The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure. Commercial and commercial real estate loans are generally placed on non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more. However, such a loan need not be placed on non-accrual status if it is both well secured and in the process of collection.  Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case-by-case basis.  The Company obtains current property appraisals or market value analyses and considers the cost to sell collateral in order to assess the level of specific allocations required. Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due. When a loan is placed in non-accrual status, the Company's policy is to reverse the accrued interest against current period income and to discontinue the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months.  Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan principal balance.  Prior to 2015, deferred taxes were calculated monthly, based on interest amounts that would have accrued through the normal accrual process.  For prior years this interest amounted to $40,384 for 2014, $95,580 for 2013, $214,897 for 2012, $294,034 for 2011, and $235,602 for 2010.

The Company’s non-performing assets decreased $94,536, or 1.5% for 2015 compared to 2014, decreased $223,759, or 3.3% for 2014 compared to 2013, increased $532,333, or 8.6% for 2013 compared to 2012, and decreased $3.1 million, or 33.1% for 2012 compared to 2011.  The large decrease from 2011 to 2012 was attributable to both improvement in economic conditions and the resolution of numerous problem loans.  Those resolutions included completion of the foreclosure process, recognition of government loan guarantee claims receivable, borrower repayment, or in limited circumstances, the transition of loans to performing accrual status. The level of non-performing assets remained comparatively stable from 2012 through 2015.

Non-performing assets at the end of each of the last five fiscal years consisted of the following:

Non-Performing Assets

December 31,	2015	2014	2013	2012	2011
	(Dollars in Thousands)
Accruing loans past due 90 days or more:
Commercial & industrial	$14	$24	$22	$0	$60
Commercial real estate	45	5	5	54	99
Residential real estate - 1st lien	801	980	817	282	969
Residential real estate - Jr lien	63	116	56	42	111
Consumer	0	0	8	1	1
Total past due 90 days or more	923	1,125	908	379	1,240

Non-accrual loans:
Commercial & industrial	441	553	527	597	1,067
Commercial real estate	2,401	1,934	1,404	1,892	3,714
Residential real estate - 1st lien	2,009	1,263	2,203	1,928	2,704
Residential real estate - Jr lien	386	404	593	338	464
Total non-accrual loans	5,237	4,154	4,727	4,755	7,949

Total non-accrual and past due loans	6,160	5,279	5,635	5,134	9,189
Other real estate owned	262	1,238	1,106	1,075	90
Total non-performing assets	$6,422	$6,517	$6,741	$6,209	$9,279

Percent of gross loans	1.40%	1.46%	1.53%	1.49%	2.40%
Reserve coverage of non-performing assets	78.04%	75.28%	72.03%	69.45%	41.89%

Non-performing loans as of December 31, 2015 consisted of, by dollar volume, approximately 38% residential first mortgages, 7% junior lien home equity loans, 46% commercial real estate and 9% in commercial loans not secured by real estate, compared to 30%, 10%, 47%, and 13%, respectively, at December 31, 2014.

The Company’s troubled debt restructurings (“TDR”) principally result from extending loan repayment terms to relieve cash flow difficulties. The Company has only, on a limited basis, reduced interest rates for borrowers below the current market rates. The Company has not forgiven principal or reduced accrued interest within the terms of original restructurings.  The Company evaluates each TDR situation on its own merits and does not foreclose the granting of any particular type of concession.  The Non-Performing Assets table above includes 21 TDRs totaling $2.7 million that were past due 90 days or more or in non-accrual status as of December 31, 2015, compared to 12 TDRs totaling $1.8 million as of December 31, 2014.  The remainder of the Company’s TDRs consisted of 22 residential mortgage loans and two commercial real estate loans totaling $2.5 million at December 31, 2015 compared to 18 residential mortgage loans and one commercial real estate loan totaling $1.7 million at December 31, 2014.

As of December 31, 2015, the Company is contractually committed to lend up to $450,000 in additional funds to one debtor with an impaired SBA 75%-guaranteed cap line of credit.  This debtor’s loan relationship is expected to strengthen as a result of a prior troubled debt restructuring.  With this exception, as of the balance sheet dates, the Company was not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.

The Company’s OREO portfolio at December 31, 2014 consisted of seven properties acquired through the normal foreclosure process.  During 2015, the Company moved one additional property into OREO totaling $70,500, and sold that property and five of the properties held at December 31, 2014.  With total sales, net of closing costs, of $966,615 during 2015, and subsequent write-downs totaling $75,820 on two properties, 2015 ended with an OREO balance of $262,000, representing one commercial and one residential property.

Allowance for loan losses and provisions - The Company maintains an allowance for loan losses (allowance) at a level that management believes is appropriate to absorb losses inherent in the loan portfolio as of the measurement date(See Critical Accounting Policies). Although the Company, in establishing the allowance, considers the inherent losses in individual loans and pools of loans, the allowance is a general reserve available to absorb all credit losses in the loan portfolio.  No part of the allowance is segregated to absorb losses from any particular loan or segment of loans.

When establishing the allowance each quarter the Company applies a combination of historical loss factors and qualitative factors to loan segments, including residential first and junior lien mortgages, commercial real estate, commercial & industrial, and consumer loan portfolios.  The Company will shorten or lengthen its look back period for determining average portfolio historical loss rates as the economy either contracts or expands; during a period of economic contraction, a shortening of the look back period may more conservatively reflect the current economic climate. The highest loss rates experienced for the look back period are applied to the various segments in establishing the allowance.

The reserve methodology was modified during the quarter ended June 30, 2015 to eliminate using the higher of the 1999-2001 losses as compared to current losses, by eliminating use of the 1999-2001 period.  The 1999-2001 information had become dated and the Bank’s credit portfolio management had evolved since that period.  The revised methodology now considers the highest annual loss rates for the most recent one to five year look back periods for each segment of the portfolio.  This change resulted in a gross reduction to required reserves of $529,234 at June 30, 2015, the effect of which was partially offset by increases due to adjustments in certain qualitative factors relating to commercial and commercial real estate loans, as described in the next paragraph.

The Company applies numerous qualitative factors to each segment of the loan portfolio. Those factors include the levels of and trends in delinquencies and non-accrual loans, criticized and classified assets, volumes and terms of loans, and the impact of any loan policy changes. Experience, ability and depth of lending personnel, levels of policy and documentation exceptions, national and local economic trends, the competitive environment, and concentrations of credit are also factors considered.  During the second quarter of 2015, adjustments were made to the commercial and commercial real estate qualitative factors to adjust for the impact of the change in methodology, principally in the area of loan growth, loan policy, and delinquency factors.  The commercial and commercial real estate factors were each increased a total of 10 basis points, amounting to increases in the allowance for loan losses of $171,000 and $70,000, respectively at June 30, 2015.  While unallocated reserves have increased, they are considered by management to be appropriate in light of the Company’s continued growth strategy and shift in the portfolio from residential loans to commercial and commercial real estate loans and the risk associated with the relatively new, unseasoned loans in those portfolios.

The adequacy of the allowance is reviewed quarterly by the risk management committee of the Board of Directors and then presented to the full Board of Directors for approval.

The following table summarizes the Company's loan loss experience for each of the last five years.

As of or Years Ended December 31,	2015	2014	2013	2012	2011
	(Dollars in Thousands)

Loans outstanding, end of year	$458,119	$447,805	$439,909	$416,376	$386,387
Average loans outstanding during year	$454,793	$447,133	$425,482	$402,023	$389,611
Non-accruing loans, end of year	$5,237	$4,154	$4,727	$4,755	$7,949
Non-accruing loans, net of government guarantees	$4,551	$3,378	$4,368	$3,537	$5,385

Allowance, beginning of year	$4,906	$4,855	$4,312	$3,887	$3,728
Loans charged off:
Commercial & industrial	(201)	(153)	(83)	(159)	(22)
Commercial real estate	(15)	(168)	(125)	(58)	(197)
Residential real estate - 1st lien	(151)	(59)	(56)	(246)	(522)
Residential real estate - Jr lien	(66)	(52)	(57)	(136)	(97)
Consumer	(69)	(112)	(67)	(97)	(103)
Total	(502)	(544)	(388)	(696)	(941)
Recoveries:
Commercial & industrial	59	6	3	29	13
Commercial real estate	0	0	186	52	8
Residential real estate - 1st lien	6	15	16	6	43
Residential real estate - Jr lien	0	0	21	2	0
Consumer	33	34	35	32	36
Total	98	55	261	121	100

Net loans charged off	(404)	(489)	(127)	(575)	(841)
Provision charged to income	510	540	670	1,000	1,000
Allowance, end of year	$5,012	$4,906	$4,855	$4,312	$3,887

Net charge offs to average loans outstanding	0.09%	0.11%	0.03%	0.14%	0.21%
Provision charged to income as a percent of average loans	0.11%	0.12%	0.16%	0.25%	0.26%
Allowance to average loans outstanding	1.10%	1.10%	1.14%	1.07%	1.00%
Allowance to non-accruing loans	95.70%	118.10%	102.71%	90.68%	48.90%
Allowance to non-accruing loans net of
government guarantees	110.13%	145.23%	111.15%	121.91%	72.18%

The level of the provision charged to income for 2011 and 2012 was directionally consistent with the trends nd risk in the loan portfolio and with the growth of the loan portfolio.  Improving loan portfolio trends throughout 2012 and 2013, and several recoveries resulted in a $330,000 or 33.0% decrease to the provision for 2013; with a total 2013 provision of $670,000, compared to a provision of $1,000,000 in each of the two previous years. While the Company’s allowance coverage of non-accruing loans increased during 2013, the coverage of non-accruing loans net of government guarantees decreased. The decrease was the result of new non-accruing loans that were not guaranteed, replacing one large government guaranteed loan that was fully liquidated during the second quarter of 2013. Both the increase in the reserve balance and lower levels of non-accruing loans during 2014 led to the strengthened reserve coverage of non-accruing loans at year-end 2014, including the coverage of non-accruing loans net of government guarantees. Despite lower net losses in 2015 than in 2014, the 2015 provision was maintained at a level consistent with portfolio growth and higher levels of non-performing loans.  The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans and manage the OREO portfolio, and management continues to monitor the loan portfolio closely.

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

The following table shows the allocation of the allowance for loan losses, as well as the percent of each loan category to the total loan portfolio for each of the last five years:

Allocation of Allowance for Loan Losses

December 31,	2015	%	2014	%	2013	%	2012	%	2011	%
	(Dollars in Thousands)
Domestic
Commercial & industrial	$713	14%	$647	14%	$516	12%	$428	12%	$342	10%
Commercial real estate	2,152	39%	2,312	37%	2,144	36%	1,537	33%	1,386	34%
Residential real estate
1st lien	1,368	35%	1,271	37%	1,453	39%	1,563	41%	1,578	41%
Jr lien	423	10%	321	10%	366	11%	333	11%	332	12%
Consumer	76	2%	119	2%	105	2%	139	3%	125	3%
Unallocated	280	0%	236	0%	271	0%	312	0%	124	0%
Total	$5,012	100%	$4,906	100%	$4,855	100%	$4,312	100%	$3,887	100%

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

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs.  The Company’s portfolio of available-for-sale securities decreased $6.5 million, or 6.4%, in 2015, from $33.0 million at December 31, 2014 to $26.5 million at December 31, 2015, as maturities were used to supplement short-term borrowings and deposits to fund loan growth.  The Company’s held-to-maturity portfolio consisted entirely of tax-exempt obligations of state and political subdivisions with a book value of $43.4 million as of December 31, 2015 as compared to $41.8 million at December 31, 2014.  The increase in the held-to-maturity investment portfolio is due to a $4.9 million increase in municipal term obligations compared with the prior year, while non-arbitrage and tax anticipation lending declined $2.2 million, or 9.5%, and $1.2 million, or 32.7%, respectively, from December 31, 2014.  The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis; as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale, either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income.  The Company's investment policy does not permit the holding of trading securities. Securities classified as held-to-maturity are recorded at book value, subject to adjustment for other-than-temporary impairment.  Securities classified as available-for-sale are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets.  These adjustments in the available-for-sale portfolio resulted in an accumulated unrealized loss net of taxes of $45,394 at December 31, 2015, compared to an unrealized loss net of taxes of $7,443 at December 31, 2014.  The fluctuation in unrealized gains and losses are due primarily to market interest rate changes, and are not based on any deterioration in credit quality of the underlying issuers.  The Company added FNMA and FHLMC issued mortgage-backed securities (Agency MBS) as an approved asset class in 2014 in order to realize a more favorable yield in the portfolio and diversify the holdings.  This strategy has performed well with the continued flattening of the yield curve.  Although classified as available-for-sale, these securities are short term and we anticipate keeping them until maturity.  The unrealized loss positions within the investment portfolio as of the balance sheet dates presented are considered by management to be temporary.

The restricted equity securities comprise the Company’s membership stock in the Federal Reserve Bank of Boston (FRBB) and FHLBB.  On December 31, 2015 and 2014, the Company held $588,150 in FRBB stock and $1.9 million and $2.7 million, respectively, in FHLBB stock.  Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts.  The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution.  Restricted equity stock is sold and redeemed at par.  Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par.

Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices.  In 2015, there were no call features exercised by the issuers, compared to four calls during 2014.

The Company's investment portfolios as of December 31 in each of the last three fiscal years were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value(1)
December 31, 2015

Available-for-Sale
U.S. GSE debt securities	$12,832,059	$22,523	$22,139	$12,832,443
Agency MBS	10,734,121	0	69,637	10,664,484
Other investments	2,973,000	5,046	4,573	2,973,473
	$26,539,180	$27,569	$96,349	$26,470,400

Held-to-Maturity
States and political subdivisions	$43,354,419	$788,581	$0	$44,143,000

Restricted Equity Securities (2)	$2,441,650	$0	$0	$2,441,650

Total	$72,335,249	$816,150	$96,349	$73,055,050

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value(1)
December 31, 2014

Available-for-Sale
U.S. GSE debt securities	$19,929,061	$50,378	$72,289	$19,907,150
U.S. Government securities	3,997,451	3,486	0	4,000,937
Agency MBS	9,031,661	19,472	12,326	9,038,807
	$32,958,173	$73,336	$84,615	$32,946,894

Held-to-Maturity
States and political subdivisions	$41,810,945	$423,055	$0	$42,234,000

Restricted Equity Securities (2)	$3,332,450	$0	$0	$3,332,450

Total	$78,101,568	$496,391	$84,615	$78,513,344

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value(1)
December 31, 2013

Available-for-Sale
U.S. GSE debt securities	$29,220,333	$114,102	$195,521	$29,138,914
U.S. Government securities	6,040,188	10,955	1,455	6,049,688
	$35,260,521	$125,057	$196,976	$35,188,602

Held-to-Maturity
States and political subdivisions	$37,936,911	$433,089	$0	$38,370,000

Restricted Equity Securities (2)	$3,632,850	$0	$0	$3,632,850

Total	$76,830,282	$558,146	$196,976	$77,191,452

(1)  Method used to determine fair value of held-to-maturity securities rounds values to the nearest thousand.
(2)  Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

The Company does not have investments totaling more than 10% of Shareholders’ Equity to any one issuer in the periods presented.

In 2015, there were realized gains of $14,779 from the sale of investments in U.S. Government securities and realized gains of $8,023 and realized losses of $5,300 from the sale of investments in U.S. GSE debt securities, compared to realized gains of $27,838 from the sale of investments in U.S. GSE debt securities in 2014.

The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

Maturities and Yields of Investment Portfolio

December 31,	2015		2014		2013
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value(1)	Yield(2)	Value(1)	Yield(2)	Value(1)	Yield(2)

Available-for-Sale
U.S. Treasury & Agency Obligations

Due in one year or less	$3,086,317	1.19%	$5,034,248	0.59%	$4,510,923	0.48%
Due from one to five years	12,474,599	1.09%	18,873,839	1.09%	30,677,679	0.87%
Due from five to ten years	245,000	2.50%	0	0.00%	0	0.00%
Total	$15,805,916	1.13%	$23,908,087	0.99%	$35,188,602	0.75%

Agency MBS(3)	$10,664,484	1.69%	$9,038,807	2.13%	$0	0.00%

FRBB Stock (4)	$588,150	6.00%	$588,150	6.00%	$588,150	6.00%

FHLBB Stock (4)	$1,853,500	3.74%	$2,744,300	1.58%	$3,044,700	0.40%

Held-to-Maturity
Obligations of State & Political Subdivisions

Due in one year or less	$27,731,133	3.41%	$28,158,718	3.70%	$27,615,731	3.55%
Due from one to five years	4,015,553	2.81%	4,637,913	2.98%	3,939,950	3.40%
Due from five to ten years	3,022,188	4.34%	2,305,353	4.83%	2,592,045	5.02%
Due after ten years	8,585,545	4.57%	6,708,961	4.14%	3,789,185	5.52%
Total	$43,354,419	3.65%	$41,810,945	3.75%	$37,936,911	3.83%

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

(4) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2015, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk are disclosed in Note 15 to the consolidated financial statements.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings.  One-way deposits purchased through the Certificate of Deposit Account Registry Service (“CDARS”), maintained by the Promontory Interfinancial Network provide an alternative funding source when needed.  Such deposits are generally considered a form of brokered deposits.  The Company had $4.2 million in one-way deposits at December 31, 2015, compared to no one-way deposits at December 31, 2014.  In addition, two-way CDARS deposits allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other CDARS members.  At December 31, 2015 and 2014, the Company reported $2.8 million and $1.1 million, respectively, in CDARS deposits representing exchanged deposits with other CDARS participating banks.

At December 31, 2015 and 2014, gross borrowing capacity of approximately $72.1 million and $67.1 million, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgages), reduced by outstanding advances and collateral pledges.  The Company also has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000 and no advances against it at December 31, 2015 and 2014.  Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($72.1 million and $67.1 million at December 31, 2015 and 2014, respectively, less outstanding advances and collateral pledges) with letters of credit issued by the FHLBB.  The Company offers a Government Agency Account to its municipal customers collateralized with these FHLBB letters of credit.  At December 31, 2015 and 2014, approximately $14.9 million and $34.5 million, respectively, of qualifying residential real estate loans were pledged as collateral to the FHLBB for these collateralized governmental unit deposits, which reduced dollar-for-dollar the available borrowing capacity under the FHLBB line of credit.  Total fees paid by the Company to the FHLBB in connection with these letters of credit were $29,535 for 2015 and $35,863 for 2014.

The Company has a Borrower-in-Custody arrangement with the FRBB secured by eligible commercial loans, commercial real estate loans and home equity loans, resulting in an available line of $72.3 million and $78.6 million, respectively, at December 31, 2015 and 2014.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 100 basis points at December 31, 2015.  At December 31, 2015 and 2014, the Company had no outstanding advances against this line.

The Company has an unsecured line with two correspondent banks with available lines totaling $7.5 million at December 31, 2015 and 2014.  The Company had no outstanding advances against these lines for the periods presented.

Securities sold under agreements to repurchase amounted to $22.1 million, $28.5 million and $29.6 million as of December 31, 2015, 2014 and 2013, respectively, with weighted average interest rates of 0.30%, 0.27% and 0.24% at December 31, 2015, 2014 and 2013, respectively.  The average daily balance of these repurchase agreements was $24.3 million, $25.3 million and $28.5 million during 2015, 2014, and 2013, respectively.  The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $28.2 million, $28.5 million and $34.5 million during 2015, 2014 and 2013, respectively.  These repurchase agreements mature daily and carried a weighted average interest rate of 0.29% during 2015, 0.25% during 2014 and 0.39% during 2013.

The following table illustrates the changes in shareholders' equity from December 31, 2014 to December 31, 2015:

Balance at December 31, 2014 (book value $9.43 per common share)	$48,995,202
Net income	4,825,591
Issuance of stock through the Dividend Reinvestment Plan	885,243
Dividends declared on common stock	(3,172,179)
Dividends declared on preferred stock	(81,250)
Change in unrealized loss on available-for-sale securities, net of tax	(37,951)
Balance at December 31, 2015 (book value $9.79 per common share)	$51,414,656

In December, 2015, the Company declared a $0.16 per common share cash dividend, payable February 1, 2016 to shareholders of record as of January 15, 2016, requiring the Company to accrue a liability of $796,713 for this dividend in the fourth quarter of 2015.

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

During 2013, the Federal Reserve Board adopted final rules implementing the Basel III capital standards, which significantly revised the regulatory capital requirements for U.S. financial institutions, including community banks.  Among other things, the new capital rules revised the definition of various regulatory capital components and related calculation methods, added a new regulatory capital component (common equity tier 1 capital), increased the minimum required tier 1 capital, implemented a new capital conservation buffer and adopted restrictions on payment of dividends and certain discretionary bonuses when the buffer is not maintained.  The final rules contain certain regulatory relief provisions for community banks and also permitted certain banking organizations to retain, through a one-time election, the regulatory treatment for accumulated other comprehensive income in effect prior to adoption of the Basel III capital rules.  The Company and the Bank made the election, the effect of which is to continue to exclude unrealized gains and losses on AFS debt securities from the calculation of regulatory capital.  The Basel III capital rules took effect for the Company and the Bank on January 1, 2015, subject to a transition period for certain parts of the rules.

On December 31, 2015, the Company’s tier 1 leverage was 9.01%, common equity tier 1 and tier 1 risk-based capital ratios were both 12.38%, and total risk-based capital ratio was 13.57%.  The Company’s capital ratios exceeded all applicable regulatory requirements at December 31, 2015.  On December 31, 2015, the Bank’s tier 1 leverage was 8.93%, common equity tier 1 and tier 1 risk-based capital ratios were both 12.27%, and total risk-based capital ratio was 13.46%.  Each of these ratios exceeds the current regulatory guidelines for a well-capitalized institution, the highest regulatory capital category. (See Note 20 to the consolidated financial statements.)

As of December 31, 2015, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action.

Common Stock Performance by Quarter*

	2015				2014
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$14.50	$14.50	$14.75	$14.75	$14.25	$14.50	$14.50	$14.75
Low	$14.00	$14.00	$14.15	$13.60	$13.01	$13.75	$14.00	$13.84

Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$14.40	$14.40	$14.50	$14.25	$12.25	$13.90	$12.80	$13.65
Low	$14.00	$14.00	$14.15	$14.00	$10.50	$11.12	$12.60	$12.85

Cash Dividends Declared	$0.16	$0.16	$0.16	$0.16	$0.16	$0.16	$0.16	$0.16

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

As of February 1, 2016, there were 4,994,888 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by 872 shareholders of record.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
Stephen P. Marsh, CEO and Board Chair
Community Bancorp.
4811 US Route 5
Newport, Vermont  05855

Shareholder Services
For shareholder services or information contact:
Chris Bumps, Corporate Secretary
Community Bancorp.
4811 US Route 5
Newport, Vermont  05855
(802) 334-7915

Transfer Agent:
Computershare Investor Services
PO Box 43078
Providence, RI  02940-3078
www.computershare.com

Annual Shareholders' Meeting
The 2016 Annual Shareholders' Meeting will be held at 5:30 p.m., May 17, 2016, at the Elks Club in Derby.  We hope to see many of our shareholders there.