Form 10-K, Exhibit 13
period 2016-12-31
COMMUNITY BANCORP /VT
filed 2017-03-20
CIK 718413

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Community Bancorp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancorp. and Subsidiary as of December 31, 2016 and 2015, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Portland, Maine
March 20, 2017
Vermont Registration No. 92-0000278

Portland, ME ● Bangor, ME ● Manchester, NH
WWW.BERRYDUNN.COM

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2016	2015
Assets
Cash and due from banks	$10,943,344	$9,479,353
Federal funds sold and overnight deposits	18,670,942	19,372,537
Total cash and cash equivalents	29,614,286	28,851,890
Securities held-to-maturity (fair value $51,035,000 at December 31, 2016
and $44,143,000 at December 31, 2015)	49,886,631	43,354,419
Securities available-for-sale	33,715,051	26,470,400
Restricted equity securities, at cost	2,755,850	2,441,650
Loans held-for-sale	0	1,199,400
Loans	487,249,226	458,119,429
Allowance for loan losses	(5,278,445)	(5,011,878)
Deferred net loan costs	310,130	316,491
Net loans	482,280,911	453,424,042
Bank premises and equipment, net	10,830,556	11,460,207
Accrued interest receivable	1,818,510	1,633,213
Bank owned life insurance (BOLI)	4,625,406	4,520,486
Core deposit intangible	272,691	545,386
Goodwill	11,574,269	11,574,269
Other real estate owned (OREO)	394,000	262,000
Other assets	9,885,504	10,397,347
Total assets	$637,653,665	$596,134,709
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$104,472,268	$93,525,762
Interest-bearing transaction accounts	118,053,360	130,735,094
Money market funds	79,042,619	81,930,888
Savings	86,776,856	81,731,290
Time deposits, $250,000 and over	19,274,880	9,431,437
Other time deposits	97,115,049	98,131,091
Total deposits	504,735,032	495,485,562
Borrowed funds	31,550,000	10,000,000
Repurchase agreements	30,423,195	22,073,238
Capital lease obligations	483,161	558,365
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	3,123,760	3,715,888
Total liabilities	583,202,148	544,720,053
Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued
and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized,
5,269,053 and 5,204,517 shares issued at December 31, 2016
and 2015, respectively (including 15,022 and 15,430 shares
issued February 1, 2017 and 2016, respectively)	13,172,633	13,011,293
Additional paid-in capital	30,825,658	30,089,438
Retained earnings	10,666,782	8,482,096
Accumulated other comprehensive loss	(90,779)	(45,394)
Less: treasury stock, at cost; 210,101 shares at December 31, 2016 and 2015	(2,622,777)	(2,622,777)
Total shareholders' equity	54,451,517	51,414,656
Total liabilities and shareholders' equity	$637,653,665	$596,134,709
Book value per common share outstanding	$10.27	$9.79

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31,
Consolidated Statements of Income	2016	2015

Interest income
Interest and fees on loans	$22,293,558	$21,717,394
Interest on debt securities
Taxable	511,339	441,808
Tax-exempt	1,283,021	1,113,250
Dividends	138,362	116,943
Interest on federal funds sold and overnight deposits	21,834	17,294
Total interest income	24,248,114	23,406,689

Interest expense
Interest on deposits	2,025,713	2,078,239
Interest on federal funds purchased and other borrowed funds	136,987	88,483
Interest on repurchase agreements	76,457	69,496
Interest on junior subordinated debentures	460,142	409,432
Total interest expense	2,699,299	2,645,650

Net interest income	21,548,815	20,761,039
Provision for loan losses	500,000	510,000
Net interest income after provision for loan losses	21,048,815	20,251,039

Non-interest income
Service fees	2,741,692	2,565,079
Income from sold loans	891,538	947,325
Other income from loans	839,269	738,454
Net realized gain on sale of securities available-for-sale	0	17,502
Other income	1,029,400	881,795
Total non-interest income	5,501,899	5,150,155

Non-interest expense
Salaries and wages	7,051,820	6,888,352
Employee benefits	2,838,726	2,576,772
Occupancy expenses, net	2,466,628	2,576,496
Other expenses	6,785,350	6,769,353
Total non-interest expense	19,142,524	18,810,973

Income before income taxes	7,408,190	6,590,221
Income tax expense	1,923,912	1,764,630
Net income	$5,484,278	$4,825,591

Earnings per common share	$1.07	$0.96
Weighted average number of common shares
used in computing earnings per share	5,024,270	4,961,972
Dividends declared per common share	$0.64	$0.64

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
	2016	2015

Net income	$5,484,278	$4,825,591

Other comprehensive loss, net of tax:
Unrealized holding loss on available-for-sale securities
arising during the period	(68,765)	(40,000)
Reclassification adjustment for gain realized in income	0	(17,502)
Unrealized loss during the year	(68,765)	(57,502)
Tax effect	23,380	19,551
Other comprehensive loss, net of tax	(45,385)	(37,951)
Total comprehensive income	$5,438,893	$4,787,640

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2016 and 2015

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2014	5,142,475	$12,856,188	25	$2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive loss	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	62,042	155,105	0	0

Balances, December 31, 2015	5,204,517	13,011,293	25	2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive loss	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	64,536	161,340	0	0

Balances, December 31, 2016	5,269,053	$13,172,633	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated
Additional		other		Total
paid-in	Retained	comprehensive	Treasury	shareholders'
capital	earnings	loss	stock	equity

$29,359,300	$6,909,934	$(7,443)	$(2,622,777)	$48,995,202

0	4,825,591	0	0	4,825,591
0	0	(37,951)	0	(37,951)

				4,787,640

0	(3,172,179)	0	0	(3,172,179)
0	(81,250)	0	0	(81,250)
730,138	0	0	0	885,243

30,089,438	8,482,096	(45,394)	(2,622,777)	51,414,656

0	5,484,278	0	0	5,484,278
0	0	(45,385)	0	(45,385)

				5,438,893

0	(3,212,092)	0	0	(3,212,092)
0	(87,500)	0	0	(87,500)
736,220	0	0	0	897,560

$30,825,658	$10,666,782	$(90,779)	$(2,622,777)	$54,451,517

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2016	2015

Cash Flows from Operating Activities:
Net income	$5,484,278	$4,825,591
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization, bank premises and equipment	1,041,985	969,661
Provision for loan losses	500,000	510,000
Deferred income tax	(172,562)	(172,374)
Gain on sale of securities available-for-sale	0	(17,502)
Gain on sale of loans	(429,480)	(424,240)
Loss on sale of bank premises and equipment	39,644	130,603
Loss on sale of OREO	4,965	20,058
Income from Trust LLC	(429,008)	(361,044)
Amortization of bond premium, net	117,821	148,526
Write down of OREO	41,000	75,820
Proceeds from sales of loans held for sale	21,691,034	24,397,411
Originations of loans held for sale	(20,062,154)	(25,146,321)
(Decrease) increase in taxes payable	(187,908)	54,669
(Increase) decrease in interest receivable	(185,297)	65,235
Decrease in mortgage servicing rights	82,384	18,886
Decrease (increase) in other assets	332,930	(309,552)
Increase in cash surrender value of BOLI	(104,920)	(106,912)
Amortization of core deposit intangible	272,695	272,695
Amortization of limited partnerships	909,386	565,335
Decrease (increase) in unamortized loan costs	6,361	(13,097)
Increase (decrease) in interest payable	19,930	(11,038)
Increase in accrued expenses	142,323	23,407
Increase in other liabilities	193,055	76,798
Net cash provided by operating activities	9,308,462	5,592,615

Cash Flows from Investing Activities:
Investments - held-to-maturity
Maturities and pay downs	44,317,216	40,831,786
Purchases	(50,849,428)	(42,375,260)
Investments - available-for-sale
Maturities, calls, pay downs and sales	6,166,383	15,522,796
Purchases	(13,597,620)	(9,234,828)
Proceeds from redemption of restricted equity securities	1,866,400	890,800
Purchases of restricted equity securities	(2,180,600)	0
(Decrease) increase in limited partnership contributions payable	(948,000)	975,000
Investments in limited partnerships	0	(975,500)
Increase in loans, net	(29,833,467)	(10,903,013)
Capital expenditures for bank premises and equipment	(451,978)	(1,071,523)
Proceeds from sales of OREO	217,143	966,615
Recoveries of loans charged off	75,129	98,370
Net cash used in investing activities	(45,218,822)	(5,274,757)

	2016	2015

Cash Flows from Financing Activities:
Net (decrease) increase in demand and interest-bearing transaction accounts	(1,735,228)	10,113,515
Net increase (decrease) in money market and savings accounts	2,157,297	(2,187,668)
Net increase (decrease) in time deposits	8,827,401	(5,459,748)
Net increase (decrease) in repurchase agreements	8,349,957	(6,469,723)
Net increase in short-term borrowings	20,000,000	10,000,000
Proceeds from long-term borrowings	1,550,000	0
Decrease in capital lease obligations	(75,204)	(81,179)
Dividends paid on preferred stock	(87,500)	(81,250)
Dividends paid on common stock	(2,313,967)	(2,262,089)
Net cash provided by financing activities	36,672,756	3,571,858

Net increase in cash and cash equivalents	762,396	3,889,716
Cash and cash equivalents:
Beginning	28,851,890	24,962,174
Ending	$29,614,286	$28,851,890

Supplemental Schedule of Cash Paid During the Period:
Interest	$2,679,369	$2,656,688

Income taxes, net of refunds	$1,375,000	$1,317,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized loss on securities available-for-sale	$(68,765)	$(57,502)

Loans transferred to OREO	$395,108	$86,173

Investment in limited partnerships, not yet paid	$0	$975,000

Common Shares Dividends Paid:
Dividends declared	$3,212,092	$3,172,179
Increase in dividends payable attributable to dividends declared	(565)	(24,847)
Dividends reinvested	(897,560)	(885,243)
	$2,313,967	$2,262,089

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiary (Company) are in conformity, in all material respects, with accounting principles generally accepted in the United States of America (US GAAP) and general practices within the banking industry. The following is a description of the Company’s significant accounting policies.

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiary, Community National Bank (Bank). All significant intercompany accounts and transactions have been eliminated. The Company is considered a “smaller reporting company” under applicable disclosure rules of the Securities and Exchange Commission and accordingly, has elected to provide its audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period.

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, “Consolidation”, in part, addresses limited purpose trusts formed to issue trust preferred securities. It also establishes the criteria used to identify variable interest entities (VIE) and to determine whether or not to consolidate a VIE. In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the VIE. In 2007, the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company. The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not consolidated with the Company for financial reporting purposes. CMTV Statutory Trust I is considered an affiliate of the Company (see Note 10).

In December 2011, the Company formed a limited liability company (LLC) to facilitate its purchase of federal New Markets Tax Credits (NMTC) under an investment structure designed by a local community development entity. Management has evaluated the Company’s interest in the LLC under the ASC guidance relating to VIEs in light of the overall structure and purpose of the NMTC financing transaction and has concluded that the LLC should not be consolidated in the Company’s financial statements for financial reporting purposes, as the Company is not the primary beneficiary of the NMTC structure, does not exercise control within the overall structure and is not obligated to absorb a majority of any losses of the NMTC structure (see Note 7).

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses (ALL) and the valuation of OREO. In connection with evaluating loans for impairment or assigning the carrying value of OREO, management generally obtains independent evaluations or appraisals for significant properties. While the ALL and the carrying value of OREO are determined using management's best estimate of probable loan and OREO losses, respectively, as of the balance sheet date, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the fair value of OREO are susceptible to uncertainties and changes in a number of factors, especially local real estate market conditions. The amount of the change that is reasonably possible cannot be estimated.

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

Mortgage servicing rights (MRSs) associated with loans originated and sold in the secondary market, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheets. MSRs are amortized against non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying loans. The value of capitalized servicing rights represents the present estimated value of the future servicing fees arising from the right to service loans for third parties. The carrying value of the MSRs is periodically reviewed for impairment based on a determination of estimated fair value as compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a write down. Critical accounting policies for MSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of estimates, including anticipated principal amortization and prepayments. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans. Management uses a third party consultant to assist in analyzing the fair value of the Company’s MSRs.

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

Investment securities

Securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity (HTM) and reported at amortized cost. Debt and equity securities not classified as HTM are classified as available-for-sale (AFS). Investments classified as AFS are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reflected as a net amount in the shareholders’ equity section of the consolidated balance sheets and in the statements of changes in shareholders’ equity. Investment securities transactions are accounted for on a trade date basis. The specific identification method is used to determine realized gains and losses on sales of securities AFS. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date. The Company does not hold any securities purchased for the purpose of selling in the near term and classified as trading.

Declines in the fair value of individual equity securities that are deemed to be other than temporary are reflected in earnings when identified. For individual debt securities that the Company does not intend to sell and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary decline in the fair value of the debt security related to (1) credit loss is recognized in earnings and (2) other factors is recognized in other comprehensive income or loss. Credit loss is deemed to exist if the present value of expected future cash flows using the interest rates at acquisition is less than the amortized cost basis of the debt security. For individual debt securities where the Company intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost, the other-than-temporary impairment is recognized in earnings equal to the entire difference between the security’s cost basis and its fair value at the balance sheet date.

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

The Company has a one-third ownership interest in Community Financial Services Group, LLC (CFSG), a non-depository trust company (see Note 7). The Company's investment in CFSG is accounted for under the equity method of accounting.

Restricted equity securities

Restricted equity securities comprise Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are carried at cost. As a member of the Federal Reserve Bank of Boston (FRBB), the Company is required to invest in FRBB stock in an amount equal to 6% of the Bank's capital stock and surplus.

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

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the ALL, loan premiums or discounts for acquired loans and any unearned fees or costs on originated loans.

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

Allowance for loan losses

The ALL is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is probable. Subsequent recoveries, if any, are credited to the allowance.

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

General component

The general component of the ALL is based on historical loss experience, adjusted for qualitative factors and stratified by the following loan segments: commercial and industrial, commercial real estate, residential real estate first (1st) lien, residential real estate junior (Jr) lien and consumer loans. The Company does not disaggregate its portfolio segments further into classes. Loss ratios are calculated by loan segment for one year, two year, three year, four year and five year look back periods. The highest loss ratio among these look-back periods is then applied against the respective segment. Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of commercial real estate loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.

The reserve methodology was modified during the quarter ended June 30, 2015 to eliminate using the higher of the 1999-2001 losses or current losses, by eliminating the use of the 1999-2001 periods. The 1999-2001 information had become dated and the Bank’s credit portfolio management had evolved since that period. The revised methodology now considers the highest annual loss rates for the most recent one to five year look back periods for each segment of the portfolio. This change in methodology resulted in a reduction to required reserves of $529,234 at June 30, 2015. However, that reduction was partially offset by adjustments made to the commercial & industrial and commercial real estate qualitative factors for the impact of the change in methodology, principally in the areas of loan growth, loan policy, and delinquency factors. As a result, the commercial & industrial and commercial real estate factors were each increased a total of 10 basis points, amounting to increases of $171,000 and $70,000, respectively at June 30, 2015.

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

Specific component

The specific component of the ALL relates to loans that are impaired. Impaired loans are loan(s) to a borrower that in the aggregate are greater than $100,000 and that are in non-accrual status or are troubled debt restructurings (TDR) regardless of amount. A specific allowance is established for an impaired loan when its estimated impaired basis is less than the carrying value of the loan. For all loan segments, except consumer loans, a loan is considered impaired when, based on current information and events, in management’s estimation it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant or temporary payment delays and payment shortfalls generally are not classified as impaired. Management evaluates the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and frequency of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Unallocated component

An unallocated component of the ALL is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component reflects management’s estimate of the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure or properties no longer used for bank operations are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation. During periods of declining market values, the Company will generally obtain a new appraisal or evaluation. Any write-down based on the asset's fair value at the date of acquisition or institution of foreclosure is charged to the ALL. After acquisition through or in lieu of foreclosure, these assets are carried at the lower of their new cost basis or fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred. Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are deemed less significant or less vulnerable to market conditions. Subsequent write-downs are recorded as a charge to other expense. Gains or losses on the sale of such properties are included in income when the properties are sold.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or retained upon the sale of loans. Capitalized servicing rights are reported in other assets and initially recorded at fair value, and are amortized against non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing rights are periodically evaluated for impairment, based upon the estimated fair value of the rights as compared to amortized cost. Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance and is recorded as amortization of other assets, to the extent that estimated fair value is less than the capitalized amount at the valuation date. Subsequent improvement, if any, in the estimated fair value of impaired MSRs is reflected in a positive valuation adjustment and is recognized in other income up to (but not in excess of) the amount of the prior impairment.

Pension costs

Pension costs are charged to salaries and employee benefits expense and accrued over the active service period.

Advertising costs

The Company expenses advertising costs as incurred.

Comprehensive income

US GAAP generally requires recognized revenue, expenses, gains and losses to be included in net income. Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-for-sale securities, are not reflected in the consolidated statement of income, but the cumulative effect of such items from period-to-period is reflected as a separate component of the shareholders’ equity section of the consolidated balance sheet (accumulated other comprehensive income or loss). Other comprehensive income or loss, along with net income, comprises the Company's total comprehensive income.

Preferred stock

The Company has outstanding 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share, issued in December 2007. Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board of Directors. Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period. A variable rate of 3.25% and 3.50% was in effect during 2015 and 2016, respectively. The variable rate then increased by 25 basis points for the dividend payment due in the first quarter of 2017.

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period, including Dividend Reinvestment Plan (DRIP) shares issuable upon reinvestment of dividends (retroactively adjusted for stock splits and stock dividends, if any) and reduced for shares held in treasury.

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividend declared on the preferred stock:

Years Ended December 31,	2016	2015

Net income, as reported	$5,484,278	$4,825,591
Less: dividends to preferred shareholders	87,500	81,250
Net income available to common shareholders	$5,396,778	$4,744,341
Weighted average number of common shares
used in calculating earnings per share	5,024,270	4,961,972
Earnings per common share	$1.07	$0.96

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to extend credit, commercial and municipal letters of credit, standby letters of credit, and risk-sharing commitments on residential mortgage loans sold through the FHLBB’s Mortgage Partnership Finance (MPF) program. Such financial instruments are recorded in the consolidated financial statements when they are funded.

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

Impact of recently issued accounting standards

In January 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This guidance changes how entities account for equity investments that do not result in consolidation and are not accounted for under the equity method of accounting. This guidance also changes certain disclosure requirements and other aspects of current US GAAP. Public businesses must use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of ASU No. 2016-01 on its consolidated financial statements.

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

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Under the new guidance, which will replace the existing incurred loss model for recognizing credit losses, banks and other lending institutions will be required to recognize the full amount of expected credit losses. The new guidance, which is referred to as the current expected credit loss model, requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses. A modified version of these requirements also applies to debt securities classified as available for sale, which will require that credit losses on those securities be recorded through an allowance for credit losses rather than a write-down. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within such years. The Company is evaluating the impact of the adoption of the ASU on its consolidated financial statements. The ASU may have a material impact on the Company's consolidated financial statements upon adoption as it will require a change in the Company's assessment of its ALL and allowance on unused commitments as it will transition from an incurred loss model to an expected loss model, which will likely result in an increase in the ALL upon adoption and may negatively impact the Company and Bank's regulatory capital ratios. Additionally, ASU No. 2016-13 may reduce the carrying value of the Company's HTM investment securities as it will require an allowance on the expected losses over the life of these securities to be recorded upon adoption.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU was issued to reduce the cost and complexity of the goodwill impairment test. To simplify the subsequent measurement of goodwill, step two of the goodwill impairment test was eliminated. Instead, a Company will recognize an impairment of goodwill should the carrying value of a reporting unit exceed its fair value (i.e. step one). The ASU will be effective for the Company on January 1, 2020 and will be applied prospectively.

The Company has goodwill from its acquisition of LyndonBank in 2007 and performs an impairment test annually or more frequently if circumstances warrant (see Note 6). The Company is currently evaluating the impact of the adoption of the ASU on its consolidated financial statements, but does not anticipate any material impact at this time.

Note 2.  Investment Securities

Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2016
U.S. Government sponsored enterprise (GSE) debt securities	$17,365,805	$24,854	$73,331	$17,317,328
Agency mortgage-backed securities (Agency MBS)	13,265,790	3,896	115,458	13,154,228
Other investments	3,221,000	24,947	2,452	3,243,495
	$33,852,595	$53,697	$191,241	$33,715,051

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2015
U.S. GSE debt securities	$12,832,059	$22,523	$22,139	$12,832,443
Agency MBS	10,734,121	0	69,637	10,664,484
Other investments	2,973,000	5,046	4,573	2,973,473
	$26,539,180	$27,569	$96,349	$26,470,400

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities HTM	Cost	Gains	Losses	Value*

December 31, 2016
States and political subdivisions	$49,886,631	$1,148,369	$0	$51,035,000

December 31, 2015
States and political subdivisions	$43,354,419	$788,581	$0	$44,143,000

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

Securities AFS with a book value of $33,604,595 and $23,566,180 and a fair value of $33,469,254 and $23,496,927 at December 31, 2016 and 2015, respectively, were pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law.

There were no sales of securities AFS during 2016. Proceeds from sales of securities AFS were $7,019,450 in 2015 with gains of $22,802 and losses of $5,300.

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

The scheduled maturities of debt securities AFS at December 31, 2016 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$2,006,027	$2,010,287
Due from one to five years	17,335,778	17,329,503
Due from five to ten years	1,245,000	1,221,033
Mortgage-backed securities	13,265,790	13,154,228
	$33,852,595	$33,715,051

The scheduled maturities of debt securities HTM at December 31, 2016 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$25,368,725	$25,369,000
Due from one to five years	4,030,900	4,318,000
Due from five to ten years	4,013,242	4,300,000
Due after ten years	16,473,764	17,048,000
	$49,886,631	$51,035,000

*Method used to determine fair value rounds values to nearest thousand.

Debt securities AFS with unrealized losses as of the balance sheet dates are presented in the tables below. There were no debt securities with unrealized losses of 12 months or more as of the balance sheet dates presented.

	Less than 12 months
	Number of	Fair	Unrealized
	Debt Securities	Value	Loss
December 31, 2016
U.S. GSE debt securities	4	$5,176,669	$73,331
Agency MBS	15	10,704,717	115,458
Other investments	2	493,548	2,452
	21	$16,374,934	$191,241

December 31, 2015
U.S. GSE debt securities	6	$6,243,373	$22,139
Agency MBS	12	10,664,484	69,637
Other investments	6	1,483,427	4,573
	24	$18,391,284	$96,349

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

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as AFS, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary at December 31, 2016 and 2015.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. As a result of the Bank’s level of borrowings during 2016, the Bank was required to purchase additional FHLBB stock which in aggregate totaled $2,180,600. No purchases of additional FHLBB stock were required during 2015. As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan. During 2016 and 2015, FHLBB exercised capital call options totaling $1,866,400 and $890,800, respectively, on the Company’s portfolio of FHLBB stock. As of December 31, 2016 and 2015, the Company’s investment in FHLBB stock was $2,167,700 and $1,853,500, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2016.

The Company’s investment in FRBB Stock was $588,150 at December 31, 2016 and 2015.

Note 3.  Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans as of the balance sheet dates was as follows:

	2016	2015

Commercial & industrial	$68,730,573	$65,191,124
Commercial real estate	201,728,280	178,206,542
Residential real estate - 1st lien	166,691,962	162,760,273
Residential real estate - Junior (Jr) lien	42,927,335	44,720,266
Consumer	7,171,076	7,241,224
Gross Loans	487,249,226	458,119,429
Deduct (add):
Allowance for loan losses	5,278,445	5,011,878
Deferred net loan costs	(310,130)	(316,491)
Net Loans	$482,280,911	$453,424,042

The following is an age analysis of past due loans (including non-accrual), by portfolio segment:

							90 Days or
		90 Days	Total			Non-Accrual	More and
December 31, 2016	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$328,684	$26,042	$354,726	$68,375,847	$68,730,573	$143,128	$26,042
Commercial real estate	824,836	222,738	1,047,574	200,680,706	201,728,280	765,584	0
Residential real estate
- 1st lien	4,881,496	1,723,688	6,605,184	160,086,778	166,691,962	1,227,220	1,068,083
- Jr lien	984,849	116,849	1,101,698	41,825,637	42,927,335	338,602	27,905
Consumer	53,972	2,176	56,148	7,114,928	7,171,076	0	2,176
Total	$7,073,837	$2,091,493	$9,165,330	$478,083,896	$487,249,226	$2,474,534	$1,124,206

							90 Days or
		90 Days	Total			Non-Accrual	More and
December 31, 2015	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$224,997	$168,244	$393,241	$64,797,883	$65,191,124	$441,103	$13,556
Commercial real estate	888,994	560,439	1,449,433	176,757,109	178,206,542	2,400,757	45,356
Residential real estate
- 1st lien	2,875,768	1,408,551	4,284,319	158,475,954	162,760,273	2,009,079	801,241
- Jr lien	521,373	63,031	584,404	44,135,862	44,720,266	386,132	63,031
Consumer	83,343	0	83,343	7,157,881	7,241,224	0	0
Total	$4,594,475	$2,200,265	$6,794,740	$451,324,689	$458,119,429	$5,237,071	$923,184

For all loan segments, loans over 30 days are considered delinquent.

As of the balance sheet dates presented, residential mortgage loans in process of foreclosure consisted of the following:

	Number of loans	Current Balance
December 31, 2016	8	$322,663
December 31, 2015	5	400,905

The following summarizes changes in the ALL and select loan information, by portfolio segment:

As of or for the year ended December 31, 2016

	Commercial		Residential	Residential
	&	Commercial	Real Estate	Real Estate
	Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$712,902	$2,152,678	$1,368,028	$422,822	$75,689	$279,759	$5,011,878
Charge-offs	(49,009)	0	(244,149)	0	(15,404)	0	(308,562)
Recoveries	36,032	0	23,712	240	15,145	0	75,129
Provision (credit)	26,923	343,407	222,166	(51,886)	8,543	(49,153)	500,000
Ending balance	$726,848	$2,496,085	$1,369,757	$371,176	$83,973	$230,606	$5,278,445

Allowance for loan losses
Evaluated for impairment
Individually	$0	$86,400	$6,200	$114,800	$0	$0	$207,400
Collectively	726,848	2,409,685	1,363,557	256,376	83,973	230,606	5,071,045
Total	$726,848	$2,496,085	$1,369,757	$371,176	$83,973	$230,606	$5,278,445

Loans evaluated for impairment
Individually	$48,385	$687,495	$946,809	$224,053	$0		$1,906,742
Collectively	68,682,188	201,040,785	165,745,153	42,703,282	7,171,076		485,342,484
Total	$68,730,573	$201,728,280	$166,691,962	$42,927,335	$7,171,076		$487,249,226

As of or for the year ended December 31, 2015

	Commercial		Residential	Residential
	&	Commercial	Real Estate	Real Estate
	Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$646,719	$2,311,936	$1,270,766	$321,099	$118,819	$236,535	$4,905,874
Charge-offs	(200,900)	(14,783)	(150,947)	(66,104)	(69,632)	0	(502,366)
Recoveries	59,264	0	6,042	240	32,824	0	98,370
Provision (credit)	207,819	(144,475)	242,167	167,587	(6,322)	43,224	510,000
Ending balance	$712,902	$2,152,678	$1,368,028	$422,822	$75,689	$279,759	$5,011,878

Allowance for loan losses
Evaluated for impairment
Individually	$0	$0	$25,100	$114,600	$0	$0	$139,700
Collectively	712,902	2,152,678	1,342,928	308,222	75,689	279,759	4,872,178
Total	$712,902	$2,152,678	$1,368,028	$422,822	$75,689	$279,759	$5,011,878

Loans evaluated for impairment
Individually	$286,436	$2,551,748	$1,419,808	$234,004	$0		$4,491,996
Collectively	64,904,688	175,654,794	161,340,465	44,486,262	7,241,224		453,627,433
Total	$65,191,124	$178,206,542	$162,760,273	$44,720,266	$7,241,224		$458,119,429

Impaired loans by portfolio segment were as follows:

	As of December 31, 2016			2016
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment

With an allowance recorded
Commercial real estate	$220,257	$232,073	$86,400	$89,664
Residential real estate - 1st lien	271,962	275,118	6,200	350,709
Residential real estate - Jr lien	224,053	284,342	114,800	241,965
	716,272	791,533	207,400	682,338

With no related allowance recorded
Commercial & industrial	48,385	62,498		183,925
Commercial real estate	467,238	521,991		1,059,542
Residential real estate - 1st lien	674,847	893,741		877,237
Residential real estate - Jr lien	0	0		15,888
	1,190,470	1,478,230		2,136,592

Total	$1,906,742	$2,269,763	$207,400	$2,818,930

	As of December 31, 2015			2015
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment

With an allowance recorded
Commercial & industrial	$0	$0	$0	$37,359
Commercial real estate	0	0	0	40,902
Residential real estate - 1st lien	173,788	182,251	25,100	228,273
Residential real estate - Jr lien	234,004	284,227	114,600	155,207
	407,792	466,478	139,700	461,741

With no related allowance recorded
Commercial & industrial	286,436	366,387		446,817
Commercial real estate	2,551,748	2,776,729		2,151,713
Residential real estate - 1st lien	1,246,020	1,460,402		973,572
Residential real estate - Jr lien	0	0		113,964
	4,084,204	4,603,518		3,686,066

Total	$4,491,996	$5,069,996	$139,700	$4,147,807

Interest income recognized on impaired loans is immaterial for all periods presented.

Credit Quality Grouping

In developing the ALL, management uses credit quality grouping to help evaluate trends in credit quality. The Company groups credit risk into Groups A, B and C. The manner the Company utilizes to assign risk grouping is driven by loan purpose. Commercial purpose loans are individually risk graded while the retail portion of the portfolio is generally grouped by delinquency pool.

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

Group C loans – Unacceptable Risk – are loans that have distinct shortcomings that require a greater degree of management attention. Examples of these shortcomings include a borrower's inadequate capacity to service debt, poor operating performance, or insolvency. These loans are more likely to result in repayment through collateral liquidation. Group C loans range from those that are likely to sustain some loss if the shortcomings are not corrected, to those for which loss is imminent and non-accrual treatment is warranted. Group C loans include individually rated commercial purpose loans and retail loans adversely rated in accordance with the Federal Financial Institutions Examination Council’s Uniform Retail Credit Classification Policy. Group C retail loans include 1-4 family residential real estate loans and home equity loans past due 90 days or more with loan-to-value ratios greater than 60%, home equity loans 90 days or more past due where the bank does not hold first mortgage, irrespective of loan-to-value, loans in bankruptcy where repayment is likely but not yet established, and lastly consumer loans that are 90 days or more past due.

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

The risk ratings within the loan portfolio by segments as of the balance sheet dates were as follows:

As of December 31, 2016

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$67,297,983	$191,755,393	$164,708,778	$42,289,062	$7,168,901	$473,220,117
Group B	512,329	2,971,364	0	169,054	0	3,652,747
Group C	920,261	7,001,523	1,983,184	469,219	2,175	10,376,362
Total	$68,730,573	$201,728,280	$166,691,962	$42,927,335	$7,171,076	$487,249,226

As of December 31, 2015

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$59,764,081	$168,326,527	$158,834,849	$44,041,594	$7,241,224	$438,208,275
Group B	4,724,729	4,529,493	599,516	212,508	0	10,066,246
Group C	702,314	5,350,522	3,325,908	466,164	0	9,844,908
Total	$65,191,124	$178,206,542	$162,760,273	$44,720,266	$7,241,224	$458,119,429

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

TDRs by segment for the periods presented were as follows:

	Year ended December 31, 2016
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Residential real estate - 1st lien	8	$572,418	$598,030
Residential real estate - Jr lien	2	62,819	64,977
Total	10	$635,237	$663,007

	Year ended December 31, 2015
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial & industrial	2	$199,134	$204,142
Commercial real estate	3	581,431	616,438
Residential real estate - 1st lien	12	1,229,100	1,303,228
Residential real estate - Jr lien	2	117,746	121,672
Total	19	$2,127,411	$2,245,480

The TDRs for which there was a payment default during the twelve month periods presented were as follows:

Year ended December 31, 2016
	Number of	Recorded
	Contracts	Investment
Residential real estate - 1st lien	2	$93,230
Residential real estate - Jr lien	1	54,557
Total	3	$147,787

Year ended December 31, 2015
	Number of	Recorded
	Contracts	Investment

Commercial real estate	1	$149,514
Residential real estate - 1st lien	4	286,803
Residential real estate - Jr lien	1	69,828
Total	6	$506,145

TDRs are treated as other impaired loans and carry individual specific reserves with respect to the calculation of the ALL. These loans are categorized as non-performing, may be past due, and are generally adversely risk rated. The TDRs that have defaulted under their restructured terms are generally in collection status and their reserve is typically calculated using the fair value of collateral method.

The specific allowances related to TDRs as of the balance sheet dates presented were as follows:

	2016	2015
Specific Allowance	$92,600	$25,100

As of December 31, 2016, the Company was not contractually committed to lend additional funds to debtors with impaired or non-accrual loans. The Company is contractually committed to lend on one Small Business Administration guaranteed line of credit to a borrower whose lending relationship was previously restructured, but is no longer considered impaired for disclosure purposes.

Note 4.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $193,858,201 and $193,994,081 at December 31, 2016 and 2015, respectively. Net gain realized on the sale of loans was $429,480 and $424,240 for the years ended December 31, 2016 and 2015, respectively.

The following table summarizes changes in MSRs for the years ended December 31,

	2016	2015

Balance at beginning of year	$1,293,079	$1,311,965
MSRs capitalized	176,705	230,818
MSRs amortized	(266,603)	(257,921)
Change in valuation allowance	7,514	8,217
Balance at end of year	$1,210,695	$1,293,079

Note 5.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2016	2015

Buildings and improvements	$11,213,737	$11,176,189
Land and land improvements	2,433,971	2,377,703
Furniture and equipment	9,277,592	8,752,908
Leasehold improvements	1,117,085	1,048,409
Capital lease	991,014	976,907
Other prepaid assets	125,584	514,476
	25,158,983	24,846,592
Less accumulated depreciation and amortization	(14,328,427)	(13,386,385)
	$10,830,556	$11,460,207

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2026, with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2016 for each of the next five years and in aggregate are:

2017	$230,563
2018	233,706
2019	206,470
2020	179,581
2021	97,800
Subsequent to 2021	330,000
$1,278,120

Total rental expense amounted to $204,324 and $204,991 for the years ended December 31, 2016 and 2015, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2016:

2017	$136,560
2018	141,460
2019	141,460
2020	110,460
2021	39,117
Total minimum lease payments	569,057
Less amount representing interest	(85,896)
Present value of net minimum lease payments	$483,161

Note 6.  Goodwill and Other Intangible Asset

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2016 and 2015 and concluded that no impairment existed as of such dates.

The Company also recorded $4,161,000 of acquired identified intangible assets representing the core deposit intangible, which is subject to amortization as a non-interest expense over a ten year period. The accumulated amortization expense was $3,888,309 and $3,615,614 as of December 31, 2016 and 2015, respectively. The future amortization expense related to the remaining core deposit intangible at December 31, 2016 is $272,691 and will be fully expensed in 2017.

Note 7.  Other Investments

In 2011, the Company established a single-member LLC to facilitate the purchase of federal NMTC through an investment structure designed by a local community development entity. The LLC does not conduct any business apart from its role in the NMTC financing structure. The NMTC equity investment generated tax credits of $204,900 for each of the years ended December 31, 2016 and 2015, with an amortization expense of $177,938 and $161,890, respectively. The carrying value of the NMTC equity investment was $196,572 and $374,510 at December 31, 2016 and 2015, respectively, and is included in other assets in the consolidated balance sheets.

The Company purchases from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income Vermonters located in northeastern and central Vermont. The tax credits from these investments were $448,290 and $431,715 for the years ended December 31, 2016 and 2015, respectively. Additionally, the Company recognized a one-time rehabilitation credit on one limited partnership amounting to $273,843 for 2016. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $731,448 and $403,445 for 2016 and 2015, respectively. The carrying values of the limited partnership investments were $1,731,484 and $2,462,932 at December 31, 2016 and 2015, respectively, and are included in other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC (CFSG Partners), a Vermont LLC that owns 100% of the LLC equity interests of CFSG. The Bank accounts for its investment in CFSG Partners under the equity method of accounting. The Company's investment in CFSG Partners, included in other assets, amounted to $2,016,785 and $1,587,777 as of December 31, 2016 and 2015, respectively. The Company recognized income of $429,008 and $361,044 for 2016 and 2015, respectively, through CFSG Partners from the operations of CFSG.

Note 8.  Deposits

The following is a maturity distribution of time deposits at December 31, 2016:

2017	$65,384,502
2018	17,229,272
2019	14,568,044
2020	7,898,848
2021	11,309,263
Total time certificates of deposit	$116,389,929

Total deposits in excess of the Federal Deposit Insurance Corporation (FDIC) insurance level amounted to $139,897,460 as of December 31, 2016.

Note 9.  Borrowed Funds

Outstanding advances for the Company as of the balance sheet dates presented were as follows:

	2016	2015
Long-Term Advances(1)
FHLBB term advance, 0.00%, due February 26, 2021	$350,000	$0
FHLBB term advance, 0.00%, due September 22, 2023	200,000	0
FHLBB term advance, 0.00%, due November 22, 2021	1,000,000	0
	1,550,000	0

Short-Term Advances
FHLBB term advances, 0.77% and 0.48% fixed rate, due February 08,
2017 and February 26, 2016, respectively	10,000,000	10,000,000
FHLBB term advance 0.77% fixed rate, due February 24, 2017	10,000,000	0
FHLBB term advance 0.92% fixed rate, due June 14, 2017	10,000,000	0
	30,000,000	10,000,000

Total Advances	$31,550,000	$10,000,000

(1)
The Company has borrowed a total of $1,550,000 under the FHLBB’s Jobs for New England (JNE) program, a program dedicated to supporting job growth and economic development throughout New England. The FHLBB is providing a subsidy, funded by the FHLBB’s earnings, to write down interest rates to zero percent on JNE advances that finance qualifying loans to small businesses. JNE advances must support lending to small businesses in New England that create and/or retain jobs, or otherwise contribute to overall economic development activities.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties. Qualified collateral for these borrowings totaled $94,744,189 and $100,361,793 as of December 31, 2016 and 2015, respectively. As of December 31, 2016 and 2015, the Company's gross potential borrowing capacity under this arrangement was $68,163,543 and $72,091,633, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB. At December 31, 2016, $21,225,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $14,900,000 at December 31, 2015. Total fees paid by the Company in connection with issuance of these letters of credit were $25,967 for 2016 and $29,535 for 2015.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2016 and 2015, with no outstanding advances under this line at either year-end date. Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source. For this Borrower-in-Custody arrangement, the Company pledged eligible commercial and industrial loans, commercial real estate loans and home equity loans, resulting in an available line of $77,862,708 and $72,345,479 as of December 31, 2016 and 2015, respectively. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 125 basis points as of December 31, 2016. As of December 31, 2016 and 2015, the Company had no outstanding advances against this line.

The Company has an unsecured line of credit with two correspondent banks with available borrowing capacity totaling $7,500,000 at December 31, 2015 and unsecured lines of credit with three correspondent banks with available borrowing capacity totaling $12,500,000 at December 31, 2016. The Company had no outstanding advances against these lines for the periods presented.

Note 10.  Junior Subordinated Debentures

As of December 31, 2016 and 2015, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due in 2037 (the Debentures). The Debentures bear a floating rate equal to the 3-month London Interbank Offered Rate plus 2.85%. During 2016, the floating rate approximated 3.51% per quarter compared to 3.13% for 2015. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee. The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012. Interest paid on the Debentures for 2016 and 2015 was $460,142 and $409,432, respectively, and is deductible for tax purposes.

The Debentures were issued and sold to CMTV Statutory Trust I (the Trust). The Trust is a special purpose trust funded by a capital contribution of $387,000 from the Company, in exchange for 100% of the Trust’s common equity. The Trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable Capital Securities (Capital Securities) in the principal amount of $12.5 million to third-party investors and using the proceeds from the sale of such Capital Securities and the Company’s initial capital contribution to purchase the Debentures. The Debentures are the sole asset of the Trust. Distributions on the Capital Securities issued by the Trust are payable quarterly at a rate per annum equal to the interest rate being earned by the Trust on the Debentures. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Debentures. The Company has entered into an agreement which, taken collectively, fully and unconditionally guarantees the payments on the Capital Securities, subject to the terms of the guarantee.

The Debentures are currently includable in the Company’s Tier 1 capital up to 25% of core capital elements (see Note 20).

Note 11.  Repurchase Agreements

Securities sold under agreements to repurchase amounted to $30,423,195 and $22,073,238 as of December 31, 2016 and 2015, respectively. These agreements were collateralized by U.S. GSE securities, Agency MBS securities and certificates of deposit with a book value of $33,604,595 and a fair value of $33,469,254 at December 31, 2016 and by U.S. GSE securities and Agency MBS securities with a book value of $23,566,180 and a fair value of $23,496,927 at December 31, 2015.

The average daily balance of these repurchase agreements was $25,888,496 and $24,332,366 during 2016 and 2015, respectively. The maximum borrowings outstanding on these agreements at any month-end of the Company were $30,423,195 and $28,229,636 during 2016 and 2015, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 0.30% during 2016 and 0.29% during 2015.

Note 12.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

Federal income tax expense for the years ended December 31 was as follows:

	2016	2015

Currently paid or payable	$2,096,474	$1,937,004
Deferred tax benefit	(172,562)	(172,374)
Total income tax expense	$1,923,912	$1,764,630

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2016	2015

Computed expense at statutory rates	$2,518,785	$2,240,669
Tax exempt interest and BOLI	(471,900)	(414,855)
Disallowed interest	13,053	11,523
Partnership tax credits	(857,359)	(566,949)
Low income housing investment amortization expense	482,756	266,280
NMTC amortization expense	117,439	106,847
Other	121,138	121,116
	$1,923,912	$1,764,630

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2016	2015

Depreciation	$64,758	$(82,902)
MSRs	(28,011)	(6,421)
Deferred compensation	(58,194)	(26,169)
Bad debts	(90,633)	(36,042)
Non-accrual loan interest	0	13,731
Limited partnership amortization	7,865	56,890
Investment in CFSG Partners	13,187	20,182
Core deposit intangible	(92,716)	(92,716)
Loan fair value	(7,514)	(9,951)
OREO write down	6,460	(10,370)
Other	12,236	1,394
Deferred tax benefit	$(172,562)	$(172,374)

Listed below are the significant components of the net deferred tax asset at December 31:

	2016	2015
Components of the deferred tax asset:
Bad debts	$1,794,672	$1,704,039
Deferred compensation	302,166	243,972
Contingent liability - MPF program	45,042	45,042
OREO write down	13,940	20,400
Capital lease	63,228	69,567
Unrealized loss on securities available-for-sale	46,765	23,385
Other	22,837	28,733
Total deferred tax asset	$2,288,650	$2,135,138

	2016	2015
Components of the deferred tax liability:
Depreciation	219,304	154,546
Limited partnerships	52,109	44,244
MSRs	411,636	439,647
Investment in CFSG Partners	115,035	101,848
Core deposit intangible	92,715	185,431
Fair value adjustment on acquired loans	21,930	29,444
Total deferred tax liability	912,729	955,160

Net deferred tax asset	$1,375,921	$1,179,978

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2013 through 2016.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. The pension expense was $652,078 and $610,631 for 2016 and 2015, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors. Participants are general unsecured creditors of the Company with respect to these benefits. The benefits accrued under these plans were $114,014 and $141,857 at December 31, 2016 and 2015, respectively. Expenses associated with these plans were $723 and $779 for the years ended December 31, 2016 and 2015, respectively.

The Company also maintains a supplemental employee retirement plan (SERP) for certain key employees of the Company. Benefits accrued under this plan were $774,713 and $575,709 at December 31, 2016 and 2015, respectively. The expense associated with this plan was $199,004 and $114,190 for the years ended December 31, 2016 and 2015, respectively.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2016	2015

Unused portions of home equity lines of credit	$25,535,104	$25,074,972
Residential construction lines of credit	3,676,176	3,658,037
Commercial real estate and other construction lines of credit	25,951,345	15,586,595
Commercial and industrial commitments	36,227,213	46,197,882
Other commitments to extend credit	42,459,454	19,991,513
Standby letters of credit and commercial letters of credit	2,009,788	1,859,059
Recourse on sale of credit card portfolio	258,555	262,625
MPF credit enhancement obligation, net of liability recorded	748,239	1,051,601

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. At December 31, 2016 and 2015, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $832,000 and $3,655,547, respectively (see Note 16). The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding. Based on historical losses, the Company does not expect any significant losses from this commitment.

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

Note 16.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB. Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB. These loans must meet specific underwriting standards of the FHLBB. As of December 31, 2016 and 2015, the Company had $48,058,235 and $50,374,657, respectively, in loans sold through the MPF program and on which the Company had a CEO. As of December 31, 2016, the notional amount of the maximum CEO related to this program was $870,664 compared to $1,171,787 as of December 31, 2015. The Company had accrued a contingent liability for this CEO in the amount of $122,425 and $120,186 as of December 31, 2016 and 2015, respectively, which is calculated by management based on the methodology used in calculating the ALL, adjusted to reflect the risk sharing arrangements with the FHLBB.

Note 17.  Legal Proceedings

In the normal course of business, the Company is involved in various claims and legal proceedings. In the opinion of the Company's management, any liabilities resulting from such proceedings are not expected to be material to the Company's consolidated financial condition or results of operations.

Note 18.  Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2016	2015

Balance, beginning of year	$14,017,551	$8,593,273
Loans - New Directors	0	7,225,328
New loans to existing Officers/Directors	11,862,375	14,587,380
Retirement/Resignation of Director	0	(1,824,495)
Repayment*	(11,758,440)	(14,563,935)
Balance, end of year	$14,121,486	$14,017,551

*Includes loans sold to the secondary market.

Total funds of related parties on deposit with the Company were $7,938,810 and $5,713,210 at December 31, 2016 and 2015, respectively.

The Company leases 2,253 square feet of condominium space in the state office building on Main Street in Newport, Vermont to its trust company affiliate, CFSG, for its principal offices. CFSG also leases offices in the Company’s Barre and Lyndonville branches. The amount of rental income received from CFSG for the years ended December 31, 2016 and 2015 was $60,660 and $59,343, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan. The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan. CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants. In addition, CFSG serves as investment advisor and custodian of funds under the Company’s SERP. The Company pays monthly management fees to CFSG for its services to the 401(k) plan and the SERP based on the market value of the total assets under management. The amount paid to CFSG for the years ended December 31, 2016 and 2015 was $44,065 and $47,448, respectively, for the 401(k) plan and $2,442 and $2,065, respectively, for the SERP.

Note 19.  Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits. However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts. The Company was required to maintain contracted balances with other correspondent banks of $462,500 at December 31, 2016 and 2015. Of the $462,500 balance, $262,500 was a separate agreed upon “impressed” balance to avoid monthly charges on the Company’s current federal funds liquidity line.

Note 20.  Regulatory Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Additional prompt corrective action capital requirements are applicable to banks, but not to bank holding companies.

The Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table below) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The Company’s non-cumulative Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Common equity tier 1 and Tier 1 capital. The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill and the core deposit intangible, net of any related deferred income tax liability, with the balance includable in Tier 2 capital. Management believes that, as of December 31, 2016, the Company and the Bank met all capital adequacy requirements to which they are currently subject.

Beginning in 2016, an additional capital conservation buffer has been added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period. The capital conservation buffer will be fully phased-in on January 1, 2019 at 2.5% of risk-weighted assets. A banking organization with a conservation buffer of less than 2.5% (or the required phase-in amount in years prior to 2019) will be subject to limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The Company’s and the Bank’s capital conservation buffer was 5.52% and 5.42%, respectively, at December 31, 2016. As of December 31, 2016, both the Company and the Bank exceed the required capital conservation buffer of 0.0625% and on a pro forma basis would be compliant with the fully phased-in capital conservation buffer requirement.

As of December 31, 2016, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory guidelines for capital adequacy.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions(1):
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2016

Common equity tier 1 capital
(to risk-weighted assets)
Company	$55,690	12.34%	$20,304	4.50%	N/A	N/A
Bank	$55,120	12.23%	$20,274	4.50%	$29,285	6.50%

Tier 1 capital (to risk-weighted assets)
Company	$55,690	12.34%	$27,072	6.00%	N/A	N/A
Bank	$55,120	12.23%	$27,032	6.00%	$36,043	8.00%

Total capital (to risk-weighted assets)
Company	$61,012	13.52%	$36,096	8.00%	N/A	N/A
Bank	$60,443	13.42%	$36,043	8.00%	$45,054	10.00%

Tier 1 capital (to average assets)
Company	$55,690	9.17%	$24,305	4.00%	N/A	N/A
Bank	$55,120	9.08%	$24,281	4.00%	$30,351	5.00%

December 31, 2015

Common equity tier 1 capital
(to risk-weighted assets)
Company	$52,555	12.38%	$19,100	4.50%	N/A	N/A
Bank	$52,000	12.27%	$19,072	4.50%	$27,549	6.50%

Tier 1 capital (to risk-weighted assets)
Company	$52,555	12.38%	$25,467	6.00%	N/A	N/A
Bank	$52,000	12.27%	$25,430	6.00%	$33,906	8.00%

Total capital (to risk-weighted assets)
Company	$57,610	13.57%	$33,956	8.00%	N/A	N/A
Bank	$57,056	13.46%	$33,906	8.00%	$42,383	10.00%

Tier 1 capital (to average assets)
Company	$52,555	9.01%	$23,324	4.00%	N/A	N/A
Bank	$52,000	8.93%	$23,301	4.00%	$29,126	5.00%

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. The Bank is restricted by law as to the amount of dividends that can be paid. Dividends declared by national banks that exceed net income for the current and preceding two years must be approved by the Bank’s primary banking regulator, the Office of the Comptroller of the Currency. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Note 21.  Fair Value

Certain assets and liabilities are recorded at fair value to provide additional insight into the Company’s quality of earnings. The fair values of some of these assets and liabilities are measured on a recurring basis while others are measured on a non-recurring basis, with the determination based upon applicable existing accounting pronouncements. For example, securities available-for-sale are recorded at fair value on a recurring basis. Other assets, such as MSRs, loans held-for-sale, impaired loans, and OREO are recorded at fair value on a non-recurring basis using the lower of cost or market methodology to determine impairment of individual assets. The Company groups assets and liabilities which are recorded at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with Level 1 considered highest and Level 3 considered lowest). A brief description of each level follows.

Level 1
Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasury, other U.S. Government debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2
Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes MSRs, impaired loans and OREO.

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

MSRs:  MSRs represent the value associated with servicing residential mortgage loans. Servicing assets and servicing liabilities are reported using the amortization method and compared to fair value for impairment. In evaluating the carrying values of MSRs, the Company obtains third party valuations based on loan level data including note rate, and the type and term of the underlying loans. The Company classifies MSRs as non-recurring Level 2.

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2016	Level 2
Assets: (market approach)
U.S. GSE debt securities	$17,317,328
Agency MBS	13,154,228
Other investments	3,243,495
Total	$33,715,051

December 31, 2015	Level 2
Assets: (market approach)
U.S. GSE debt securities	$12,832,443
Agency MBS	10,664,484
Other investments	2,973,473
$26,470,400

There were no Level 1 or Level 3 assets or liabilities measured on a recurring basis as of the balance sheet dates presented.

Assets Recorded at Fair Value on a Non-Recurring Basis

The following table includes assets measured at fair value on a nonrecurring basis that have had a fair value adjustment since their initial recognition. Impaired loans measured at fair value only include impaired loans with a related specific ALL and are presented net of specific allowances as disclosed in Note 3.

Assets measured at fair value on a nonrecurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2016	Level 2
Assets: (market approach)
MSRs(1)	$1,210,695
Impaired loans, net of related allowance	508,872
OREO	394,000

December 31, 2015
Assets: (market approach)
MSRs(1)	$1,293,079
Impaired loans, net of related allowance	268,092
OREO	262,000

(1) Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2016 and 2015.

There were no Level 1 or Level 3 assets or liabilities measured on a non-recurring basis as of the balance sheet dates presented.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

December 31, 2016		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$29,614	$29,614	$0	$0	$29,614
Securities held-to-maturity	49,887	0	51,035	0	51,035
Securities available-for-sale	33,715	0	33,715	0	33,715
Restricted equity securities	2,756	0	2,756	0	2,756
Loans and loans held-for-sale
Commercial & industrial	67,972	0	48	68,727	68,775
Commercial real estate	199,136	0	601	201,560	202,161
Residential real estate - 1st lien	165,243	0	941	166,858	167,799
Residential real estate - Jr lien	42,536	0	109	42,948	43,057
Consumer	7,084	0	0	7,371	7,371
MSRs(1)	1,211	0	1,302	0	1,302
Accrued interest receivable	1,819	0	1,819	0	1,819

Financial liabilities:
Deposits
Other deposits	470,002	0	469,323	0	469,323
Brokered deposits	34,733	0	34,745	0	34,745
Short-term borrowings	30,000	0	30,000	0	30,000
Long-term borrowings	1,550	0	1,376	0	1,376
Repurchase agreements	30,423	0	30,423	0	30,423
Capital lease obligations	483	0	483	0	483
Subordinated debentures	12,887	0	12,849	0	12,849
Accrued interest payable	73	0	73	0	73

(1) Reported fair value represents all MSRs serviced by the Company at December 31, 2016, regardless of carrying amount

December 31, 2015		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$28,852	$28,852	$0	$0	$28,852
Securities held-to-maturity	43,354	0	44,143	0	44,143
Securities available-for-sale	26,470	0	26,470	0	26,470
Restricted equity securities	2,442	0	2,442	0	2,442
Loans and loans held-for-sale
Commercial & industrial	64,438	0	286	65,399	65,685
Commercial real estate	175,945	0	2,552	178,502	181,054
Residential real estate - 1st lien	162,492	0	1,395	164,959	166,354
Residential real estate - Jr lien	44,270	0	119	44,939	45,058
Consumer	7,161	0	0	7,482	7,482
MSRs(1)	1,293	0	1,497	0	1,497
Accrued interest receivable	1,633	0	1,633	0	1,633

Financial liabilities:
Deposits
Other deposits	466,859	0	466,524	0	466,524
Brokered deposits	28,627	0	28,630	0	28,630
Short-term borrowings	10,000	0	10,000	0	10,000
Repurchase agreements	22,073	0	22,073	0	22,073
Capital lease obligations	558	0	558	0	558
Subordinated debentures	12,887	0	12,851	0	12,851
Accrued interest payable	53	0	53	0	53

(1) Reported fair value represents all MSRs serviced by the Company at December 31, 2015, regardless of carrying amount

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2016 and 2015.

Note 22.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Condensed Balance Sheets	2016	2015

Assets

Cash	$494,086	$508,325
Investment in subsidiary - Community National Bank	66,769,241	63,747,517
Investment in Capital Trust	387,000	387,000
Income taxes receivable	269,335	239,394
Total assets	$67,919,662	$64,882,236

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	581,145	580,580
Total liabilities	13,468,145	13,467,580

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 25 shares issued and outstanding
($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, and 5,269,053 and
5,204,517 shares issued at December 31, 2016 and 2015, respectively (including
15,022 and 15,430 shares issued February 1, 2017 and 2016, respectively)	13,172,633	13,011,293
Additional paid-in capital	30,825,658	30,089,438
Retained earnings	10,666,782	8,482,096
Accumulated other comprehensive loss	(90,779)	(45,394)
Less: treasury stock, at cost; 210,101 shares at December 31, 2016 and 2015	(2,622,777)	(2,622,777)
Total shareholders' equity	54,451,517	51,414,656

Total liabilities and shareholders' equity	$67,919,662	$64,882,236

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2016	2015

Income
Bank subsidiary distributions	$2,940,000	$2,842,000
Dividends on Capital Trust	13,818	12,295
Total income	2,953,818	2,854,295

Expense
Interest on junior subordinated debentures	460,142	409,432
Administrative and other	345,842	306,962
Total expense	805,984	716,394

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	2,147,834	2,137,901
Income tax benefit	269,335	239,394

Income before equity in undistributed net income of subsidiary	2,417,169	2,377,295
Equity in undistributed net income of subsidiary	3,067,109	2,448,296
Net income	$5,484,278	$4,825,591

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2016	2015

Cash Flows from Operating Activities
Net income	$5,484,278	$4,825,591
Adjustments to reconcile net income to net cash provided by
operating activities
Equity in undistributed net income of subsidiary	(3,067,109)	(2,448,296)
Increase in income taxes receivable	(29,941)	(5,443)
Net cash provided by operating activities	2,387,228	2,371,852

Cash Flows from Financing Activities
Dividends paid on preferred stock	(87,500)	(81,250)
Dividends paid on common stock	(2,313,967)	(2,262,089)
Net cash used in financing activities	(2,401,467)	(2,343,339)
Net (decrease) increase in cash	(14,239)	28,513

Cash
Beginning	508,325	479,812
Ending	$494,086	$508,325

Cash Received for Income Taxes	$239,394	$233,952

Cash Paid for Interest	$460,142	$409,432

Dividends paid:
Dividends declared	$3,212,092	$3,172,179
Increase in dividends payable attributable to dividends declared	(565)	(24,847)
Dividends reinvested	(897,560)	(885,243)
	$2,313,967	$2,262,089

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2016 and 2015 is presented below:

	Quarters in 2016 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,818,254	$5,963,378	$6,254,098	$6,212,384
Interest expense	663,262	676,995	691,743	667,299
Provision for loan losses	100,000	150,000	150,000	100,000
Non-interest income	1,237,851	1,318,699	1,483,520	1,461,829
Non-interest expense	4,682,291	4,675,180	4,790,503	4,994,550
Net income	1,169,494	1,295,199	1,515,900	1,503,685
Earnings per common share	0.23	0.25	0.30	0.29

	Quarters in 2015 ended
	March 31,	June 30,	Sept. 30,	Dec. 31,

Interest income	$5,866,800	$5,751,184	$5,939,735	$5,848,970
Interest expense	727,514	672,304	632,470	613,362
Provision for loan losses	150,000	150,000	75,000	135,000
Non-interest income	1,212,787	1,304,481	1,299,995	1,332,892
Non-interest expense	4,696,729	4,779,840	4,531,874	4,802,530
Net income	1,109,841	1,077,704	1,439,822	1,198,224
Earnings per common share	0.22	0.21	0.29	0.24

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2016	2015
Income
Income from investment in CFSG Partners	$429,008	$361,044

Expenses
Outsourcing expense	$509,345	$516,197
Service contracts - administration	389,971	330,563
Marketing	380,753	307,841
State deposit tax	568,549	562,271
ATM fees	382,227	372,609
Telephone	318,059	312,043
FDIC insurance	306,249	365,804

Note 25.  Subsequent Events

Declaration of Cash Dividend

On December 14, 2016, the Company declared a cash dividend of $0.16 per share payable February 1, 2017 to shareholders of record as of January 15, 2017. On March 8, 2017, the Company declared a cash dividend of $0.17 per share payable May 1, 2017 to shareholders of record as of April 15, 2017. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2016 and 2015

The following discussion analyzes the consolidated financial condition of Community Bancorp. (the Company) and its wholly-owned subsidiary, Community National Bank, as of December 31, 2016 and 2015, and its consolidated results of operations for the years then ended. The Company is considered a “smaller reporting company” under applicable regulations of the Securities and Exchange Commission (SEC) and is therefore eligible for relief from certain disclosure requirements. In accordance with such provisions, the Company has elected to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for two, rather than three, years.

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

Forward-looking statements are not guarantees of future performance. They necessarily involve risks, uncertainties and assumptions. Future results of the Company may differ materially from those expressed in these forward-looking statements. Examples of forward looking statements included in this discussion include, but are not limited to, estimated contingent liability related to assumptions made within the asset/liability management process, management's expectations as to the future interest rate environment and the Company's related liquidity level, credit risk expectations relating to the Company's loan portfolio and its participation in the Federal Home Loan Bank of Boston (FHLBB) Mortgage Partnership Finance (MPF) program, and management's general outlook for the future performance of the Company or the local or national economy. Although forward-looking statements are based on management's current expectations and estimates, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control. Readers are cautioned not to place undue reliance on such statements as they speak only as of the date they are made. The Company does not undertake, and disclaims any obligation, to revise or update any forward-looking statements to reflect the occurrence or anticipated occurrence of events or circumstances after the date of this Report, except as required by applicable law. The Company claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (1) general economic conditions, either nationally, regionally or locally deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services; (2) competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial services industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems; (3) interest rates change in such a way as to negatively affect the Company's net income, asset valuations or margins; (4) changes in laws or government rules, including the rules of the federal Consumer Financial Protection Bureau, or the way in which courts or government agencies interpret or implement those laws or rules, increase our costs of doing business, causing us to limit or change our product offerings or pricing, or otherwise adversely affect the Company's business; (5) changes in federal or state tax policy; (6) changes in the level of nonperforming assets and charge-offs; (7) changes in estimates of future reserve requirements based upon relevant regulatory and accounting requirements; (8) changes in consumer and business spending, borrowing and savings habits; (9) reductions in deposit levels, which necessitate increased borrowings to fund loans and investments; (10) the geographic concentration of the Company’s loan portfolio and deposit base; (11) losses due to the fraudulent or negligent conduct of third parties, including the Company’s service providers, customers and employees; (12) the effect of changes to the calculation of the Company’s regulatory capital ratios which began in 2015 under the Basel III capital framework and which, among other things, requires additional regulatory capital, and changes the framework for risk-weighting of certain assets; (13) the effect of and changes in the United States monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board (FRB) and its regulation of the money supply; and (14) adverse changes in the credit rating of U.S. government debt.

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

OVERVIEW

The Company’s consolidated assets at year-end 2016 were $637.7 million compared to $596.1 million at year-end 2015, an increase of 7.0%. Total loans increased 6.4% to $487.2 million, driven primarily by an increase in commercial loans of $27.1 million, to $270.5 million year over year, and a marginal increase in residential mortgage loans of $2.1 million to end the year at $209.6 million. The Company’s investment portfolio increased 19.7% year over year with increases of $7.2 million in the available-for-sale portfolio and $6.5 million in the held-to-maturity portfolio. Funding for these increases was provided by a $9.2 million net increase in deposits, a $20.0 million increase in short-term advances, a $1.5 million increase in long-term advances, and an $8.3 million increase in repurchase agreements. Capital grew to $54.5 million with a book value of $10.27 per common share on December 31, 2016, compared with $51.4 million in capital and a book value of $9.79 per common share on December 31, 2015.

The Company’s net income of $5.5 million, or $1.07 per common share, for 2016 was up 13.7%, compared with net income of just over $4.8 million, or $0.96 per common share, in 2015. The improvement is primarily due to the growth in earning assets, as the yield and margins remain under pressure in the current rate environment. Average earning assets increased $18.7 million, or 3.5%, in 2016, and tax-equivalent interest income increased by $928,883, or 3.9%, resulting in a slight increase in average yield on interest-earning assets of two basis points. Management was able to maintain the average yield on interest earning assets for 2016, with an increase of 1 basis point due to the growth in the higher yielding commercial loan portfolio. Average interest-bearing liabilities increased $5.4 million, or 1.2% during the year, and the average rate paid on interest-bearing liabilities virtually remained unchanged, with an increase of 1 basis point, creating a slight increase in interest expense of $53,936. The shift of customer funds out of higher yielding certificates of deposit (CDs) to lower yielding demand and savings accounts seen in prior years slowed considerably in 2016, as the balances saw less of a decline during the year. Non-interest bearing deposit balances increased steadily throughout the year, which helped to offset the cost associated with the increased use of short term borrowings and brokered deposits needed to fund loan growth. The combined effect of these changes resulted in an increase of $875,234 in tax-equivalent net interest income, and a slight improvement in net interest margin from 3.95% to 3.98% year over year.

Continued improvement in asset quality and lower levels of charge-off activity during 2016 allowed the Company to reduce the provision for loan losses by $10,000 compared to 2015 despite the significant growth in the loan portfolio.

More locally, according to the State of Vermont Department of Labor, Vermont’s unemployment rate for December, 2016 was 3.1%, compared to 3.5% in December, 2015, and remains well below the national average of 4.7%. However, certain industries, most notably construction, have yet to recover from the last recession.  In addition, regions outside the Northwestern part of the state have not mirrored the robust growth seen in and around the Burlington area. Of the Company’s primary market areas, Orleans, Caledonia, and Essex Counties continue to have the highest unemployment rates in the state, while Washington and Franklin Counties are at or near the state average.

The regulatory environment continues to increase operating costs and place extensive burdens on personnel resources to comply with myriad legal requirements, including those under the Dodd-Frank Act of 2010, and the numerous rulemakings it has spawned, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Real Estate Settlement Procedures Act and the Truth in Lending Act, as well as the new Basel III capital framework. It is possible that these administrative costs and burdens will moderate in the future with the new presidential administration, but this remains to be seen.

The Company declared dividends of $0.64 per common share in 2016 and 2015. As of December 31, 2016, the Company reported retained earnings of $10.7 million, compared to $8.5 million as of December 31, 2015 and total shareholders’ equity of $54.5 million and $51.4 million, respectively. The Company is committed to remaining a well-capitalized community bank, working to meet the needs of our customers while providing a fair return to our shareholders.

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

Other Real Estate Owned (OREO) – Real estate properties acquired through or in lieu of foreclosure or properties no longer used for bank operations, are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation. During periods of declining market values, the Company will generally obtain a new appraisal or evaluation. The amount, if any, by which the recorded amount of the loan exceeds the fair value, less estimated cost to sell, is a loss which is charged to the allowance for loan losses at the time of foreclosure or repossession. The recorded amount of the loan is the loan balance adjusted for any unamortized premium or discount and unamortized loan fees or costs, less any amount previously charged off, plus recorded accrued interest. After acquisition through or in lieu of foreclosure, these assets are carried at the lower of their new cost basis or fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred. Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are deemed less significant or less vulnerable to market conditions. Subsequent write-downs are recorded as a charge to other expense. Gains or losses on the sale of such properties are included in income when the properties are sold.

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

RESULTS OF OPERATIONS

The Company’s net income increased $658,687, or 13.7%, from 2015 to 2016, resulting in earnings per common share of $1.07 for 2016 and $0.96 for 2015. Net interest income (core earnings) increased $787,776, or 3.9%, for 2016 compared to 2015. This substantial increase in core earnings reflected the combined effect of a substantial increase of $841,425, or 3.6% in interest income versus a slight increase of $53,649, or 2.0%, in interest expense, year over year.

Non-interest income increased $351,744, or 6.8%. The largest component of non-interest income for 2016 was service fee income, with an increase of $176,613, or 6.9%, primarily from an increase in overdraft fees attributable to an overdraft privilege program implemented in June of 2016. Other components were derived from loan activity, both from loans sold in the secondary market and loans held in portfolio. Income from sold loans decreased $55,787, or 5.9% due to a decrease in originations of residential mortgages sold.

Originations of residential mortgages sold in the secondary market totaled $20.1 million in 2016, a 13.0% decrease compared to originations totaling $25.1 million in 2015. Despite the lower volume, the Company reported net gains from the sales of these mortgages of $429,480 in 2016, compared to $424,240 in 2015. Mortgage rates remained historically low through the majority of 2016, but flat compared to prior periods, causing the refinancing activity to slow compared to the periods of falling rates. The volume of financing activity for home sales has not entirely filled the void created by this decrease in refinancing activity. Income from fees related to other loan activity increased $100,815, or 13.7%, due predominately to an increase in commercial loan documentation fees of $104,847, or 32.4%. This increase is directly related to the higher volume of commercial loan originations during 2016 compared to 2015.

The final category of non-interest income is made up of other ancillary revenue and saw an increase of $147,605, or 16.7%. Contributing to the increase was an increase of $67,964, or 18.8%, in trust income, an increase of $85,945, or 531.3%, in market value of the Company’s investments related to the Supplemental Employee Retirement Program (SERP), and a one-time, non-recurring liquidating membership distribution from the New England Mortgage Insurance Exchange which resulted in income of $88,646. It should also be noted that the income from the trust company affiliate reflects a one-time market value adjustment of approximately $85,000 to a fund that was recorded through current year profits, of which the Company’s portion was approximately $28,000.

Most components of non-interest expense increased, year over year, for an aggregate increase of $331,551, or 1.8%. Salary and benefits increased $425,422, or 4.5%, compared to the prior year, including an increase in salaries of $158,648, or 2.3%, and an increase in employee benefits of $261,954, or 10.2%, due primarily to an increase in contributions to the SERP and pension expense of $126,261, or 17.4%, and an increase in the health benefit expense of $97,564, or 7.6%. Occupancy expense reported the only decrease totaling $109,868, or 4.3%, year over year due to lower heating and utility cost during a warmer than normal winter and lower cost of building maintenance and capital losses on equipment. Please refer to the non-interest income and non-interest expense section of this report for more detail.

Return on average assets (ROA), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity (ROE), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

	December 31,
	2016	2015	2014

Return on Average Assets	0.91%	0.82%	0.89%
Return on Average Equity	10.36%	9.60%	10.81%
Dividend Payout Ratio (1)	59.81%	66.67%	62.14%
Average Equity to Average Assets Ratio	8.77%	8.57%	8.22%

(1) Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and certain balance sheet and per share data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

As of December 31,	2016	2015	2014	2013	2012

Balance Sheet Data
Net loans	$482,280,911	$453,424,042	$443,202,475	$435,354,440	$412,232,869
Total assets	637,653,665	596,134,709	586,711,044	573,667,404	575,738,245
Total deposits	504,735,032	495,485,562	493,019,463	481,552,569	475,496,859
Borrowed funds	31,550,000	10,000,000	0	0	6,000,000
Total liabilities	583,202,148	544,720,053	537,715,842	527,531,427	532,385,670
Total shareholders' equity	54,451,517	51,414,656	48,995,202	46,135,977	43,352,575

Years Ended December 31,

Operating Data
Total interest income	$24,248,114	$23,406,689	$22,950,277	$22,639,782	$22,821,331
Total interest expense	2,699,299	2,645,650	3,055,744	3,442,134	4,882,319
Net interest income	21,548,815	20,761,039	19,894,533	19,197,648	17,939,012

Provision for loan losses	500,000	510,000	540,000	670,000	1,000,000
Net interest income after provision for loan losses	21,048,815	20,251,039	19,354,533	18,527,648	16,939,012

Non-interest income	5,501,899	5,150,155	5,141,751	5,982,568	6,188,960
Non-interest expense	19,142,524	18,810,973	17,585,980	17,818,632	17,691,593
Income before income taxes	7,408,190	6,590,221	6,910,304	6,691,584	5,436,379

Applicable income tax expense (1)	1,923,912	1,764,630	1,785,396	1,604,929	1,035,689

Net income	$5,484,278	$4,825,591	$5,124,908	$5,086,655	$4,400,690

Per Share Data
Earnings per common share (2)	$1.07	$0.96	$1.03	$1.01	$0.88
Dividends declared per common share	$0.64	$0.64	$0.64	$0.56	$0.56
Book value per common share outstanding	$10.27	$9.79	$9.43	$8.96	$8.49
Weighted average number of common shares outstanding	5,024,270	4,961,972	4,897,281	4,838,185	4,769,645
Number of common shares outstanding, period end	5,058,952	4,994,416	4,932,374	4,868,606	4,812,925

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

Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $49.9 million, $43.4 million and $41.8 million, at December 31, 2016, 2015 and 2014, respectively.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last three years.

Years Ended December 31,	2016	2015	2014
	(Dollars in Thousands)

Net interest income as presented	$21,549	$20,761	$19,895
Effect of tax-exempt income	661	573	555
Net interest income, tax equivalent	$22,210	$21,334	$20,450

The following table presents average earning assets and average interest-bearing liabilities supporting earning assets for each of the last three fiscal years. Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield.

	Years Ended December 31,
		2016			2015			2014
			Average			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets

Loans (1)	$470,229	$22,294	4.74%	$454,793	$21,717	4.78%	$447,133	$21,423	4.79%
Taxable investment securities	29,383	511	1.74%	30,725	442	1.44%	30,990	344	1.11%
Tax-exempt investment securities	51,744	1,944	3.76%	44,516	1,687	3.79%	42,654	1,635	3.83%
Sweep and interest-earning accounts	4,481	22	0.49%	6,337	17	0.27%	5,079	13	0.26%
Other investments (2)	2,690	138	5.13%	3,495	117	3.35%	3,819	91	2.38%
Total	$558,527	$24,909	4.46%	$539,866	$23,980	4.44%	$529,675	$23,506	4.44%

Interest-Bearing Liabilities

Interest-bearing transaction accounts	$116,081	$223	0.19%	$117,867	$229	0.19%	$115,209	$241	0.21%
Money market accounts	82,254	803	0.98%	87,390	826	0.95%	83,168	821	0.99%
Savings deposits	85,896	106	0.12%	80,530	98	0.12%	75,042	94	0.13%
Time deposits	109,347	894	0.82%	107,100	925	0.86%	123,209	1,360	1.10%
Borrowed funds	17,426	95	0.55%	14,217	40	0.28%	9,440	21	0.22%
Repurchase agreements	25,888	76	0.29%	24,314	70	0.29%	25,263	62	0.25%
Capital lease obligations	511	42	8.22%	596	49	8.22%	674	55	8.16%
Junior subordinated debentures	12,887	460	3.57%	12,887	409	3.17%	12,887	402	3.12%
Total	$450,290	$2,699	0.60%	$444,901	$2,646	0.59%	$444,892	$3,056	0.69%

Net interest income		$22,210			$21,334			$20,450
Net interest spread (3)			3.86%			3.85%			3.75%
Net interest margin (4)			3.98%			3.95%			3.86%

(1) Included in gross loans are non-accrual loans with an average balance of $3.2 million, $5.2 million and $4.9 million for the years ended
December 31, 2016, 2015 and 2014, respectively. Loans are stated before deduction of unearned discount and allowance for loan losses.
(2) Included in other investments is the Company’s FHLBB Stock with an average balance of $1.7 million, $2.5 million and $2.8 million, respectively, for 2016, 2015 and 2014 and a dividend rate of approximately 4.67%, 1.75% and 1.53%, respectively.
(3) Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average earning assets.

The average volume of interest-earning assets for 2016 increased 3.5% compared to 2015, and for 2015 increased 1.9% compared to 2014. Similarly, the average volume of loans for 2016 increased over 2015 by 3.4%, and for 2015 increased by 1.7% compared to 2014. Average yield on interest-earning assets for 2016 increased two basis points, to 4.46%, compared to 4.44% for both 2015 and 2014, while the average yield on loans decreased four basis points from 2015 to 2016 and one basis point from 2014 to 2015. The two basis point increase in the average yield for 2016 compared to 2015 and 2014, as well as the slight increases noted below in the net interest spread and margin for the respective periods, are due primarily to the yield improvement in the taxable investment portfolio. Interest earned on the loan portfolio as a percentage of total interest income remained fairly steady, comprising approximately 89.5%, 90.6% and 91.1%, respectively, for 2016, 2015, and 2014. The average volume of the taxable investment portfolio (classified as available for sale) decreased 4.4% from 2015 to 2016 and 0.9% from 2014 to 2015 as primarily all maturities in 2016 and 2015 were used to fund loan growth. Average yields on the taxable investment portfolio increased 30 basis points from 2015 to 2016 and 33 basis points from 2014 to 2015. These increases are due primarily to the shift in the taxable investment portfolio to higher yielding mortgage-backed securities and certificates of deposit, both of which had very favorable spreads to similar term treasury and agency bonds, while exhibiting similar risk profiles. The average volume of the tax exempt portfolio (classified as held to maturity and consisting of municipal securities) increased 16.2% from 2015 to 2016, due in part to the Company’s $6.3 million participation in a local hospital bond financing, and increased 4.4% from 2014 to 2015. The average tax-equivalent yield on the tax exempt portfolio decreased by three basis points from 2015 to 2016 and four basis points from 2014 to 2015. This is reflective of the continued low rate environment as well competitive pressures for municipal investments. The average volume of sweep and interest-earning accounts, which consists primarily of an interest-bearing account at the Federal Reserve Bank of Boston (FRBB), decreased 29.3% during 2016, while an increase of 24.8% is noted from 2014 to 2015. Throughout 2016, excess cash has been used to fund loan and tax exempt securities growth.

In comparison, the average volume of interest-bearing liabilities for 2016 increased by 1.2% compared to 2015, while little change is noted for 2015 compared to 2014. The average rate paid on interest-bearing liabilities increased by one basis point from 2015 to 2016, while a decrease of ten basis points is noted for 2014 to 2015. The average volume of interest-bearing transaction accounts decreased by 1.5% for 2016 compared to 2015, while an increase of 2.3% is noted from 2014 to 2015, and the average rate paid on these accounts remained relatively unchanged during the three year comparison periods. The average volume of money market accounts decreased during 2016 by 5.9% compared to 2015, but increased 5.1% for 2015 compared to 2014, while the average rate paid on these deposits increased three basis points during 2016 and decreased four basis points from 2014 to 2015. The decrease in money market accounts in 2016 is due primarily to the run off, as anticipated, of approximately $8,000,000 in construction-related escrow funds deposited during the fourth quarter of 2014. The average volume of savings accounts increased by 6.7% from 2015 to 2016, and 7.3% from 2014 to 2015, as customers tended to favor savings accounts to CDs, possibly anticipating higher rates in the near future. Compared to 2015, the average volume of retail time deposits decreased 4.5% during 2016, and 10.5% from 2014 to 2015, while the average volume of wholesale time deposits increased 280.9% from 2015 to 2016 but decreased 60.5% from 2014 to 2015. Wholesale time deposits, which are large dollar purchased deposits, have been an increasingly beneficial source of funding in 2016 as they have provided large blocks of funding without the need to disrupt pricing in the Company’s local markets. These funds can be obtained relatively quickly on an as-needed basis and for the desired duration, making them a valuable alternative to traditional term borrowings from the FHLBB.  The average volume of federal funds purchased and other borrowed funds increased 22.6% from 2015 to 2016 and 50.6% from 2014 to 2015, and the average rate paid on these accounts increased 27 basis points and six basis points, respectively. The increase in the average rate paid in 2016 is reflective of the increase in the federal funds rate by the Federal Reserve in December 2015. The average volume of repurchase agreements increased 6.5% from 2015 to 2016, but decreased 3.8% from 2014 to 2015, while the average rate paid on repurchase agreements remained flat from 2015 to 2016, and increased four basis points from 2014 to 2015.

After years of this low interest rate environment which put pressure on the Company’s net interest spread and margin due to the Company’s earning assets being both replaced with, and repricing to, lower interest rate instruments, and due to limited opportunity to reduce rates further on non-maturing interest-bearing deposits, the asset growth and changes to the mix of the balance sheet, combined with low cost of funds, is starting to have a positive effect on both the net interest spread and margin. In addition, the 25 basis point increase in the prime rate in December 2015 provided some benefit to the Company’s variable rate loan portfolio during 2016, and further benefit is expected going forward from the 25 basis point increase in December 2016. Net interest spread for 2016 was 3.86%, an increase of one basis point from 3.85% for 2015, compared to an increase of 10 basis points from 3.75% for 2014. Net interest margin was 3.98% for 2016, which increased three basis points from a net interest margin of 3.95% for 2015, compared to an increase of nine basis points from a net interest margin of 3.86% for 2014.

The following table summarizes the variances in income for the years 2016, 2015 and 2014 resulting from volume changes in assets and liabilities and fluctuations in rates earned and paid compared to the prior year.

Changes in Interest Income and Interest Expense

	2016 vs. 2015			2015 vs. 2014
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans	$(161)	$738	$577	$(73)	$367	$294
Taxable investment securities	92	(23)	69	102	(4)	98
Tax-exempt investment securities	(17)	274	257	(19)	71	52
Sweep and interest-earning accounts	14	(9)	5	1	3	4
Other investments	62	(41)	21	37	(11)	26
Total	$(10)	$939	$929	$48	$426	$474

Average Interest-Bearing Liabilities
Interest-bearing transaction accounts	$(3)	$(3)	$(6)	$(18)	$6	$(12)
Money market accounts	27	(50)	(23)	(37)	42	5
Savings deposits	2	6	8	(3)	7	4
Time deposits	(50)	19	(31)	(296)	(139)	(435)
Federal funds purchased and
other borrowed funds	46	9	55	8	11	19
Repurchase agreements	1	5	6	11	(3)	8
Capital lease obligations	0	(7)	(7)	0	(6)	(6)
Junior subordinated debentures	51	0	51	7	0	7
Total	$74	$(21)	$53	$(328)	$(82)	$(410)

Changes in net interest income	$(84)	$960	$876	$376	$508	$884

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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Years Ended December 31,		Change
	2016	2015	Income	Percent

Service fees	$2,741,692	$2,565,079	$176,613	6.89%
Income from sold loans	891,538	947,325	(55,787)	-5.89%
Other income from loans	839,269	738,454	100,815	13.65%
Net realized gain on sale of securities available-for-sale	0	17,502	(17,502)	-100.00%
Income from CFSG Partners	429,008	361,044	67,964	18.82%
Rental income on OREO properties	0	44,800	(44,800)	-100.00%
Income from insurance exchange	94,333	39,246	55,087	140.36%
SERP fair value adjustment	69,768	(16,177)	85,945	-531.28%
Other income	436,291	452,882	(16,591)	-3.66%
Total non-interest income	$5,501,899	$5,150,155	$351,744	6.83%

Total non-interest income increased by $351,744 for the year ended December 31, 2016 compared to the same period 2015, with significant changes noted in the following:

●
Service fees increased $176,613, or 6.9%, year over year, due primarily to an increase in overdraft charges driven by a courtesy overdraft program put into place in the second quarter of 2016.

●
Income from sold loans decreased $55,787, or 5.9%. An increase in mortgage rates in 2016 resulted in a decrease in refinance activity and a related decrease in volume of loans originated and sold in the secondary market drove the decrease in income.

●
Other income from loans increased $100,815, or 13.7%, year over year due primarily to an increase in commercial loan documentation fees. These fees increased $104,848, or 32.4%, due to the increase in originations of commercial loans.

●
Unlike prior years, the Company sold none of its available-for-sale investments, resulting in no realized gain or loss during 2016.

●
Income from the Company’s trust and investment management affiliate, Community Financial Services Group, LLC (CFSG), increased $67,964, or 18.8%, for the year. Approximately $28,000 of this increase was due to the effect of a one-time mark-to-market adjustment to CFSG’s investment portfolio resulting from its adoption of an accounting principle to eliminate the income statement impact of future changes to market values of its nonqualified tax deferred accounts to their income statement.

●
The Company sold an OREO property in 2015 that had generated rental income, accounting for the absence of this revenue during 2016.

●
The Company received a liquidity membership distribution from an insurance exchange resulting in one-time income of $88,646 in the fourth quarter of 2016.

●
The SERP fair value adjustment increased $85,945 during 2016 due to changes in the equity markets.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Years Ended December 31,		Change
	2016	2015	Expense	Percent

Salaries and wages	$7,051,820	$6,888,352	$163,468	2.37%
Employee benefits	2,838,726	2,576,772	261,954	10.17%
Occupancy expenses, net	2,466,628	2,576,496	(109,868)	-4.26%
Other expenses
Computer outsourcing	509,345	516,197	(6,852)	-1.33%
Service contracts - administrative	389,971	330,563	59,408	17.97%
Telephone expense	318,059	312,043	6,016	1.93%
Collection & non-accruing loan expense	122,176	74,716	47,460	63.52%
OREO expense	60,965	188,584	(127,619)	-67.67%
ATM fees	382,227	372,609	9,618	2.58%
State deposit tax	568,549	562,271	6,278	1.12%
Other miscellaneous expenses	4,434,058	4,412,370	21,688	0.49%
Total non-interest expense	$19,142,524	$18,810,973	$331,551	1.76%

Total non-interest expense increased $331,551 for the full year 2016 compared to the same period in 2015, with significant changes noted in the following:

●
Salaries and wages increased $163,468, or 2.4%, due to normal salary increases.

●
The increase in employee benefits of $261,954, or 10.2%, is due primarily to an increase of $126,261, or 17.4%, in SERP contributions and pension expense, and an increase of $97,564, or 7.6%, in health insurance premiums.

●
Occupancy expenses decreased $109,868, or 4.3%, year over year. Lower heating and maintenance costs due to a milder than usual winter season, as well as lower operating costs due to the closing of two branches during the third quarter of 2015 are the primary reasons for this decrease. The closing of the branches also contributed to a higher level of capital losses on equipment in 2015 compared to 2016 in the amount of $90,959.

●
Service contracts – administrative increased $59,408, or 18.0%, year over year. A new service contract for our upgraded phone system is the primary reason for this increase.

●
Collections & non-accruing loan expense increased $47,460, or 63.5%, year over year mostly due to the increased length of time that properties are staying in the foreclosure process, particularly those involving bankruptcy, resulting in increased maintenance costs associated with properties in foreclosure.

●
OREO expense decreased $127,619, or 67.7%, year over year, due in part to reimbursed condo fees associated with a property the Company sold in December of 2015 as well as lower costs associated with the properties remaining in OREO.

APPLICABLE INCOME TAXES

The provision for income taxes increased $159,282, or 9.0%, from $1,764,630 in 2015 to $1,923,912 in 2016. Income before taxes increased $817,969, or 12.4% for 2016 compared to 2015. Tax credits from affordable housing investments increased $290,410, or 67.3% from $431,715 in 2015 to $722,125 in 2016, while New Market Tax Credits (NMTC) of $135,234 were the same for both 2015 and 2016.

Amortization expense related to limited partnership investments, is included as a component of tax expense and amounted to $731,448 and $403,445 for 2016 and 2015, respectively. These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 8% and 10%. The Company entered into a new limited partnership investment in 2015 that began amortizing during 2016 and had significant rehabilitation tax credits, accounting for the increase in amortization expense as well as the increase in tax credits.

The increase in income before taxes, partially offset by the overall increase in tax credits, accounts for the increase in income tax expense in 2016.

CHANGES IN FINANCIAL CONDITION

The following discussion refers to the volume of average assets, liabilities and shareholders’ equity in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity” on the following page.

Average assets increased $9.5 million, or 1.7%, from the year ended December 31, 2014 to the year ended December 31, 2015, and $17.0 million, or 2.9%, from 2015 to 2016. The average volume of loans increased $7.9 million, or 1.8%, from 2014 to 2015 and $15.3 million, or 3.4%, from 2015 to 2016, due in part to strong commercial loan demand. The Company used maturities, sales and calls within the taxable investment portfolio and short-term borrowings to help fund loan growth during 2014 through 2016, accounting for the combined decrease of $1.6 million in the average volume of taxable investments from 2014 through 2016. The average volume of the tax-exempt portfolio increased $1.9 million, or 4.4%, from 2014 to 2015 and $7.2 million, or 16.2%, from 2015 to 2016 and is made up of local municipal obligations.

Average liabilities increased $6.6 million, or 1.3%, from the year ended December 31, 2014 to the year ended December 31, 2015 and $14.3 million, or 2.7%, from 2015 to 2016. The average volume of demand deposits increased $6.4 million, or 7.8%, from 2014 to 2015 and $8.4 million, or 9.5%, from 2015 to 2016. These increases reflected average volume increases of $4.1 million increase in business checking accounts and a $1.8 million increase in personal checking accounts during 2015, and average volume increases of $5.4 million in business checking accounts and $3.4 million in consumer accounts during 2016. The average volume of interest-bearing transaction accounts increased $2.7 million, or 2.3%, from 2014 to 2015 but decreased $1.8 million, or 1.5%, from 2015 to 2016. The average volume of money market accounts followed a similar pattern as the interest-bearing transaction accounts, increasing $4.2 million, or 5.1%, from 2014 to 2015 and then decreasing $5.1 million, or 5.9%, from 2015 to 2016. The insured cash sweep account (ICS) offered through Promontory Interfinancial Network, has worked very well as a means of attracting new customers and retaining current customers who are looking for alternatives to time deposits and to maximize FDIC insurance coverage. In 2015, the Company began offering an ICS interest-bearing demand deposit product which was well received with an average volume in 2015 of $4.6 million, which increased 26.2% to an average volume of $5.8 million in 2016. The average volume of the ICS money market accounts decreased from $17.7 million in 2014 to $13.4 million in 2015 and $11.9 million in 2016. The average volume of savings accounts increased $5.5 million, or 7.3%, from 2014 to 2015 and $5.4 million, or 6.7%, from 2015 to 2016 due in part to a continued shift from time deposits. The average volume of total retail time deposits decreased $12.3 million, or 10.5%, from 2014 to 2015, and decreased $4.7 million, or 4.5% from 2015 to 2016 which largely reflects a continued shift to savings or money market accounts, or customer rate shopping at other financial institutions. The Company strives to keep its core deposit customers but is not placing much emphasis on attracting rate shoppers as it has sufficient liquidity to meet reasonably foreseeable loan demand and other requirements. The trend away from retail time deposits slowed in 2016 as rates have stayed at the bottom through a full maturity cycle and are not resetting to a lower base, indicating that most customers that did not leave CD funds in the previous maturity are not as rate sensitive and are more likely to stay in the product. The Company has used wholesale time deposits to offset the decrease in retail deposits as needed. Average wholesale time deposits decreased by $3.8 million, or 60.4%, from 2014 to 2015 and increased by $6.9 million, or 281.4% from 2015 to 2016. The average volume of federal funds purchased and other borrowed funds increased $4.8 million, or 50.6%, from 2014 to 2015 and $3.2 million, or 22.6%, from 2015 to 2016, which was attributable to the growth in loans outpacing deposit growth. The Company continues to utilize overnight funds, wholesale deposits and other short-term borrowings to meet cash needs during the seasonal outflows of municipal deposits and to fund loan growth.

The following table provides a visual comparison of the breakdown of average assets and average liabilities as well as average shareholders' equity for the comparison periods.

Distribution of Assets, Liabilities and Shareholders' Equity

	Years Ended December 31,
	2016		2015		2014
	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Average Assets
Cash and due from banks
Non-interest bearing	$9,514	1.58%	$9,868	1.68%	$9,934	1.72%
Federal funds sold and overnight deposits	4,481	0.74%	6,337	1.08%	5,079	0.88%
Taxable investment securities	29,383	4.87%	30,725	5.24%	30,990	5.37%
Tax-exempt investment securities	51,744	8.58%	44,516	7.59%	42,654	7.40%
Other securities	2,303	0.38%	3,108	0.53%	3,432	0.60%
Total investment securities	83,430	13.83%	78,349	13.36%	77,076	13.37%
Gross loans	470,856	78.06%	455,571	77.71%	447,716	77.63%
Reserve for loan losses and deferred costs	(4,831)	-0.80%	(4,737)	-0.81%	(4,609)	-0.80%
Premises and equipment	11,082	1.84%	11,622	1.98%	11,635	2.02%
Other real estate owned	417	0.07%	1,127	0.19%	979	0.17%
Investment in Capital Trust	387	0.06%	387	0.07%	387	0.07%
Bank owned life insurance	4,569	0.76%	4,463	0.76%	4,354	0.75%
Core deposit intangible	401	0.06%	675	0.12%	948	0.16%
Goodwill	11,574	1.92%	11,574	1.98%	11,574	2.01%
Other assets	11,343	1.88%	11,013	1.88%	11,664	2.02%
Total average assets	$603,223	100%	$586,249	100%	$576,737	100%

Average Liabilities
Demand deposits	$96,618	16.02%	$88,225	15.05%	$81,847	14.19%
Interest-bearing transaction accounts	116,081	19.24%	117,867	20.11%	115,209	19.98%
Money market funds	82,254	13.64%	87,390	14.91%	83,168	14.42%
Savings accounts	85,896	14.24%	80,530	13.73%	75,042	13.01%
Time deposits	109,347	18.13%	107,100	18.27%	123,209	21.36%
Total average deposits	490,196	81.27%	481,112	82.07%	478,475	82.96%

Other borrowed funds	17,426	2.89%	14,217	2.42%	9,440	1.64%
Repurchase agreements	25,888	4.29%	24,314	4.15%	25,263	4.38%
Junior subordinated debentures	12,887	2.14%	12,887	2.20%	12,887	2.23%
Other liabilities	3,878	0.64%	3,449	0.59%	3,273	0.57%
Total average liabilities	550,275	91.23%	535,979	91.43%	529,338	91.78%

Average Shareholders' Equity
Preferred stock	2,500	0.41%	2,500	0.42%	2,500	0.43%
Common stock	13,074	2.17%	12,943	2.21%	12,715	2.20%
Additional paid-in capital	30,361	5.03%	29,608	5.05%	28,853	5.00%
Retained earnings	9,502	1.57%	7,787	1.33%	5,963	1.03%
Less: Treasury stock	(2,623)	-0.43%	(2,623)	-0.45%	(2,623)	-0.45%
Accumulated other comprehensive income(loss)	134	0.02%	55	0.01%	(9)	0.00%
Total average shareholders' equity	52,948	8.77%	50,270	8.57%	47,399	8.22%
Total average liabilities and shareholders' equity	$603,223	100%	$586,249	100%	$576,737	100%

CERTAIN TIME DEPOSITS

Increments of maturity of time certificates of deposit of $100,000 or more outstanding on December 31, 2016 are summarized as follows:

3 months or less	$6,686,327
Over 3 through 6 months	12,946,304
Over 6 through 12 months	15,235,572
Over 12 months	24,126,833
Total	$58,995,036

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

Under the Company’s interest rate sensitivity modeling, with the continued asset sensitive balance sheet, in a rising rate environment NII is expected to trend upward as the short-term asset base (cash and adjustable rate loans) quickly cycle upward while the retail funding base (deposits) lags the market. If rates paid on deposits have to be increased more and/or more quickly than projected, the expected benefit to rising rates would be reduced. In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs. Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment. The recent increase in the federal funds rate, the second in the past two years, will generate a positive impact to the Company’s NII in 2017 as variable rate loans reprice in the first quarter of the year. This, coupled with the steepening of the yield curve in the fourth quarter of 2016, should help to maintain asset yields in the face of increased competition for quality loans.

The following table summarizes the estimated impact on the Company's NII over a twelve month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2016:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-2.40%	Down 100 basis points	-6.70%
Up 200 basis points	4.50%	Up 200 basis points	12.60%

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

Residential mortgages represent approximately half of the Company’s loan balances; that level has been on a gradual decline in recent years, with a strategic shift to commercial lending. The Company originates traditional mortgage products and does not offer higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. The Company has comprehensive origination, underwriting and servicing guidelines to support compliance with the various mortgage rules, and to enable sound underwriting decisions. Residential mortgages with loan-to-values exceeding 80% are generally covered by private mortgage insurance (PMI). A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated. Junior lien home equity products make up approximately 21% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%.

The Company’s strategy is to continue growing the commercial and commercial real estate portfolios. Consistent with the strategic focus on commercial lending, both segments saw solid growth during 2016, particularly in commercial real estate loans. The commercial real estate growth included several large relationships that converted from construction financing to permanent financing. Residential mortgage loan demand, which had fallen off sharply during 2014 in response to an increase in interest rates late in 2013, picked up during 2015 and continued through 2016, with increased purchase activity causing the portfolio’s sharp decline to taper off. During the last quarter of 2016, the Company held most originations in portfolio, resulting in an increase in the 1st lien residential mortgage portfolio.

The following table reflects the composition of the Company's loan portfolio as of December 31,

Composition of Loan Portfolio

	2016		2015		2014		2013		2012
	Total	% of	Total	% of	Total	% of	Total	% of	Total	% of
	Loans	Total	Loans	Total	Loans	Total	Loans	Total	Loans	Total
	(Dollars in Thousands)
Real estate loans
Construction & land
development	$14,991	3.08%	$21,445	4.68%	$12,574	2.81%	$19,098	4.34%	$12,751	3.06%
Farm land	13,011	2.67%	12,570	2.74%	13,105	2.93%	10,453	2.38%	9,321	2.24%
1-4 Family residential -
1st lien	166,692	34.21%	162,760	35.53%	163,966	36.62%	172,847	39.29%	169,613	40.74%
Jr lien	42,927	8.81%	44,720	9.76%	44,801	10.00%	45,687	10.39%	47,029	11.29%
Commercial real estate	173,727	35.66%	144,192	31.48%	140,934	31.47%	127,385	28.96%	117,736	28.28%
Loans to finance
agricultural production	996	0.20%	2,508	0.55%	2,017	0.45%	1,720	0.39%	2,590	0.62%
Commercial & industrial	67,734	13.90%	62,683	13.68%	62,373	13.93%	53,900	12.25%	46,694	11.21%
Consumer	7,171	1.47%	7,241	1.58%	8,035	1.79%	8,819	2.00%	10,642	2.56%
Gross loans	487,249	100%	458,119	100%	447,805	100%	439,909	100%	416,376	100%

Less:
Allowance for loan losses
and deferred net loan costs	(4,968)		(4,695)		(4,602)		(4,554)		(4,143)
Net loans	$482,281		$453,424		$443,203		$435,355		$412,233

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2016.

Fixed Rate Loans				Variable Rate Loans
Within	2 - 5	After		Within	2 - 5	After
1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
(Dollars in Thousands)

Real estate
Construction & land development	$1,411	$227	$2,164	$3,802	$4,145	$171	$6,873	$11,189
Secured by farm land	6	0	381	387	397	219	12,008	12,624
Commercial real estate	830	1,440	12,136	14,406	4,626	4,102	150,593	159,321
Loans to finance agricultural production	14	337	0	351	100	545	0	645
Commercial & industrial	438	12,417	3,080	15,935	21,819	15,857	14,123	51,799
Total	$2,699	$14,421	$17,761	$34,881	$31,087	$20,894	$183,597	$235,578

Risk in the Company’s commercial and commercial real estate loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the U.S. Small Business Administration (SBA) and USDA Rural Development. At December 31, 2016, the Company had $23.9 million in guaranteed loans with guaranteed balances of $18.1 million, compared to $21.8 million in guaranteed loans with guaranteed balances of $16.9 million at December 31, 2015.

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

The level of non-performing assets remained comparatively stable from 2012 through 2015, with a substantial decrease in 2016 in large part due to the restoration to accrual status of one large commercial real estate relationship and another commercial relationship secured by multiple residential properties. Other reductions occurred through the foreclosure process or through borrower initiated payments and payoffs.

Non-performing assets at the end of each of the last five fiscal years consisted of the following:

Non-Performing Assets
December 31,	2016	2015	2014	2013	2012
	(Dollars in Thousands)
Accruing loans past due 90 days or more:
Commercial & industrial	$26	$14	$24	$22	$0
Commercial real estate	0	45	5	5	54
Residential real estate - 1st lien	1,068	801	980	817	282
Residential real estate - Jr lien	28	63	116	56	42
Consumer	2	0	0	8	1
Total past due 90 days or more	1,124	923	1,125	908	379

Non-accrual loans:
Commercial & industrial	143	441	553	527	597
Commercial real estate	766	2,401	1,934	1,404	1,892
Residential real estate - 1st lien	1,227	2,009	1,263	2,203	1,928
Residential real estate - Jr lien	339	386	404	593	338
Total non-accrual loans	2,475	5,237	4,154	4,727	4,755

Total non-accrual and past due loans	3,599	6,160	5,279	5,635	5,134
Other real estate owned	394	262	1,238	1,106	1,075
Total non-performing assets	$3,993	$6,422	$6,517	$6,741	$6,209

Percent of gross loans	0.82%	1.40%	1.46%	1.53%	1.49%
Reserve coverage of non-performing assets	132.18%	78.04%	75.28%	72.03%	69.45%

Yearly (decrease) increase in non-performing assets	$(2,429)	$(95)	$(224)	$532
Percent of change in non-performing assets	-37.83%	-1.45%	-3.31%	8.56%

Non-performing loans as of December 31, 2016 consisted of, by dollar volume, approximately 49% residential first mortgages, 14% junior lien home equity loans, 31% commercial real estate and 6% in commercial loans not secured by real estate, compared to 38%, 7%, 46%, and 9%, respectively, at December 31, 2015.

As of the balance sheet dates, the Company was not contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans. The Company is contractually committed to lend on one SBA guaranteed line of credit to a borrower whose lending relationship was previously restructured, but is no longer considered impaired for disclosure purposes.

The Company’s troubled debt restructurings (TDR) are principally a result of extending loan repayment terms to relieve cash flow difficulties. The Company has only infrequently reduced interest rates for borrowers below the current market rates. The Company has not forgiven principal or reduced accrued interest within the terms of original restructurings. Management evaluates each TDR situation on its own merits and does not foreclose the granting of any particular type of concession.

The Non-Performing Assets in the table above include the following TDRs that were past due 90 days or more or in non-accrual status as of the dates presented:

	December 31, 2016		December 31, 2015
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance
Commercial	2	$143,127	4	$298,115
Commercial real estate	2	354,811	5	1,414,380
Residential real estate - 1st lien	9	516,886	11	967,324
Residential real estate - Jr lien	2	117,158	1	55,633
Total	15	$1,131,982	21	$2,735,452

The remainder of the Company’s TDRs were performing in accordance with their modified terms as of the date presented and consisted of the following:

	December 31, 2016		December 31, 2015
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance
Commercial real estate	5	$1,350,480	2	$429,170
Residential real estate - 1st lien	28	2,722,973	21	1,958,699
Residential real estate - Jr lien	2	63,971	1	69,828
Total	35	$4,137,424	24	$2,457,697

The Company’s OREO portfolio at December 31, 2015 consisted of one commercial and one residential property acquired through the normal foreclosure process. During 2016, the Company moved two additional properties into OREO totaling $395,108, and sold one of those properties and one of the properties held at December 31, 2015. With total sales, net of closing costs, of $217,143 during 2016, and subsequent write-downs totaling $41,000 on two properties, 2016 ended with an OREO balance of $394,000, representing two residential properties.

Allowance for loan losses and provisions - The Company maintains an allowance for loan losses (allowance) at a level that management believes is appropriate to absorb losses inherent in the loan portfolio as of the measurement date (See Critical Accounting Policies). Although the Company, in establishing the allowance, considers the inherent losses in individual loans and pools of loans, the allowance is a general reserve available to absorb all credit losses in the loan portfolio. No part of the allowance is segregated to absorb losses from any particular loan or segment of loans.

When establishing the allowance each quarter, the Company applies a combination of historical loss factors and qualitative factors to loan segments, including residential first and junior lien mortgages, commercial real estate, commercial & industrial, and consumer loan portfolios. No changes were made to the allowance methodology during 2016. The Company will shorten or lengthen its look back period for determining average portfolio historical loss rates as the economy either contracts or expands; during a period of economic contraction, a shortening of the look back period may more conservatively reflect the current economic climate. The highest loss rates experienced for the look back period are applied to the various segments in establishing the allowance.

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

The following table summarizes the Company's loan loss experience for each of the last five years.

As of or Years Ended December 31,	2016	2015	2014	2013	2012
	(Dollars in Thousands)

Loans outstanding, end of year	$487,249	$458,119	$447,805	$439,909	$416,376
Average loans outstanding during year	$470,229	$454,793	$447,133	$425,482	$402,023
Non-accruing loans, end of year	$2,475	$5,237	$4,154	$4,727	$4,755
Non-accruing loans, net of government guarantees	$2,328	$4,551	$3,378	$4,368	$3,537

Allowance, beginning of year	$5,012	$4,906	$4,855	$4,312	$3,887
Loans charged off:
Commercial & industrial	(49)	(201)	(153)	(83)	(159)
Commercial real estate	0	(15)	(168)	(125)	(58)
Residential real estate - 1st lien	(244)	(151)	(59)	(56)	(246)
Residential real estate - Jr lien	0	(66)	(52)	(57)	(136)
Consumer	(16)	(69)	(112)	(67)	(97)
Total	(309)	(502)	(544)	(388)	(696)
Recoveries:
Commercial & industrial	25	59	6	3	29
Commercial real estate	0	0	0	186	52
Residential real estate - 1st lien	24	6	15	16	6
Residential real estate - Jr lien	0	0	0	21	2
Consumer	26	33	34	35	32
Total	75	98	55	261	121

Net loans charged off	(234)	(404)	(489)	(127)	(575)
Provision charged to income	500	510	540	670	1,000
Allowance, end of year	$5,278	$5,012	$4,906	$4,855	$4,312

Net charge offs to average loans outstanding	0.05%	0.09%	0.11%	0.03%	0.14%
Provision charged to income as a percent of average loans	0.11%	0.11%	0.12%	0.16%	0.25%
Allowance to average loans outstanding	1.12%	1.10%	1.10%	1.14%	1.07%
Allowance to non-accruing loans	213.25%	95.70%	118.10%	102.71%	90.68%
Allowance to non-accruing loans net of government guarantees	226.72%	110.13%	145.23%	111.15%	121.91%

Improving loan portfolio trends throughout 2012 and 2013, and several recoveries resulted in a $330,000, or 33.0%, decrease to the provision for loan losses for 2013; with a total 2013 provision of $670,000, compared to a provision of $1 million for 2012. While the Company’s allowance coverage of non-accruing loans increased during 2013, the coverage of non-accruing loans net of government guarantees decreased. The decrease was the result of new non-accruing loans that were not guaranteed, replacing one large government guaranteed loan that was fully liquidated during the second quarter of 2013. Both the increase in the reserve balance and lower levels of non-accruing loans during 2014 led to the strengthened reserve coverage of non-accruing loans at year-end 2014, including the coverage of non-accruing loans net of government guarantees. Despite lower net losses in 2015 than in 2014, the 2015 provision was maintained at a level consistent with portfolio growth and higher levels of non-performing loans. Similarly, despite lower net losses during 2016 and sharply lower non-performing loans, the 2016 provision held steady at $500,000 to support the strong loan growth, particularly in the commercial real estate portfolio. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans and manage the OREO portfolio, and management continues to monitor the loan portfolio closely.

Specific allocations to the allowance are made for certain impaired loans. Impaired loans include loans to a borrower that in aggregate are greater than $100,000 and that are in non-accrual status or are troubled debt restructurings. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due, including interest and principal, according to the contractual terms of the loan agreement. The Company will review all the facts and circumstances surrounding non-accrual loans and on a case-by-case basis may consider loans below the threshold as impaired when such treatment is material to the financial statements. See Note 3 to the accompanying audited consolidated financial statements for information on the recorded investment in impaired loans and their related allocations.

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

The following table shows the allocation of the allowance for loan losses, as well as the percent of each loan category to the total loan portfolio for each of the last five years:

Allocation of Allowance for Loan Losses

December 31,	2016	%	2015	%	2014	%	2013	%	2012	%
	(Dollars in Thousands)
Domestic
Commercial & industrial	$726	14%	$713	14%	$647	14%	$516	12%	$428	12%
Commercial real estate	2,496	41%	2,152	39%	2,312	37%	2,144	36%	1,537	33%
Residential real estate -
1st lien	1,370	35%	1,368	35%	1,271	37%	1,453	39%	1,563	41%
Jr lien	371	9%	423	10%	321	10%	366	11%	333	11%
Consumer	84	1%	76	2%	119	2%	105	2%	139	3%
Unallocated	231	0%	280	0%	236	0%	271	0%	312	0%
Total	$5,278	100%	$5,012	100%	$4,906	100%	$4,855	100%	$4,312	100%

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

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of available-for-sale securities increased $7.2 million, or 27.4%, in 2016, from $26.5 million at December 31, 2015 to $33.7 million at December 31, 2016. The Company’s held-to-maturity portfolio consisted entirely of tax-exempt obligations of state and political subdivisions with a book value of $49.9 million as of December 31, 2016 compared to $43.4 million at December 31, 2015. The increase in the held-to-maturity investment portfolio is due to a $4.9 million increase in municipal term obligations compared with the prior year, while non-arbitrage and tax anticipation lending declined $2.2 million, or 9.5%, and $1.2 million, or 32.7%, respectively, from December 31, 2015. The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis; as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or available-for-sale, either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income. The Company's investment policy does not permit the holding of trading securities. Securities classified as held-to-maturity are recorded at book value, subject to adjustment for other-than-temporary impairment. Securities classified as available-for-sale are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets. These adjustments in the available-for-sale portfolio resulted in an accumulated unrealized loss net of taxes of $90,779 at December 31, 2016, compared to an unrealized loss net of taxes of $45,394 at December 31, 2015. The fluctuations in unrealized gains and losses are due solely to market interest rate changes, and are not based on any deterioration in credit quality of the underlying issuers. The Company added FNMA and FHLMC issued mortgage-backed securities (Agency MBS) as an approved asset class in 2014 in order to realize a more favorable yield in the portfolio and diversify the holdings. This strategy has performed well with the continued flattening of the yield curve. Although classified as available-for-sale, these securities are short term and we anticipate keeping them until maturity. The unrealized loss positions within the investment portfolio as of the balance sheet dates presented are considered by management to be temporary.

The restricted equity securities comprise the Company’s membership stock in the FRBB and FHLBB. On December 31, 2016 and 2015, the Company held $588,150 in FRBB stock and $2.2 million and $1.9 million, respectively, in FHLBB stock. Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts. The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution. Restricted equity stock is sold and redeemed at par. Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par.

Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices. In 2016, there was one call feature exercised by the issuer, compared to no calls exercised during 2015.

The Company's investment portfolios as of December 31 in each of the last three fiscal years were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2016

Available-for-Sale
U.S. GSE debt securities	$17,366	$24	$73	$17,317
Agency MBS	13,266	4	116	13,154
Other investments	3,221	25	2	3,244
	$33,853	$53	$191	$33,715

Held-to-Maturity
States and political subdivisions	$49,887	$1,148	$0	$51,035

Restricted Equity Securities (1)	$2,756	$0	$0	$2,756

Total	$86,495	$267	$191	$86,571

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2015

Available-for-Sale
U.S. GSE debt securities	$12,832	$22	$22	$12,832
Agency MBS	10,734	0	70	10,664
Other investments	2,973	5	4	2,974
	$26,539	$27	$96	$26,470

Held-to-Maturity
States and political subdivisions	$43,354	$789	$0	$44,143

Restricted Equity Securities (1)	$2,442	$0	$0	$2,442

Total	$72,335	$816	$96	$73,055

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2014

Available-for-Sale
U.S. GSE debt securities	$19,929	$50	$72	$19,907
U.S. Government securities	3,997	4	0	4,001
Agency MBS	9,032	19	12	9,039
	$32,958	$73	$84	$32,947

Held-to-Maturity
States and political subdivisions	$41,811	$423	$0	$42,234

Restricted Equity Securities (1)	$3,332	$0	$0	$3,332

Total	$78,101	$496	$84	$78,513

 (1) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

The Company did not have investments totaling more than 10% of Shareholders’ equity in any one issuer during any of the periods presented.

In 2016, there were no sales from the investment portfolio, accounting for the absence of realized gains or losses, compared to realized gains of $14,779 from the sale of investments in U.S. Government securities and realized gains of $8,023 and realized losses of $5,300 from the sale of investments in U.S. GSE debt securities in 2015, and realized gains of $27,838 from the sale of investments in U.S. GSE debt securities in 2014.

The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

Maturities and Yields of Investment Portfolio

December 31,	2016		2015		2014
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value(1)	Yield(2)	Value(1)	Yield(2)	Value(1)	Yield(2)
	(Dollars in Thousands)
Available-for-Sale
U.S. Treasury & Agency Obligations
Due in one year or less	$2,010	1.17%	$3,086	1.19%	$5,034	0.59%
Due from one to five years	14,331	1.44%	9,746	1.32%	18,874	1.09%
Due from five to ten years	976	2.60%	0	0.00%	0	0.00%
Total	$17,317	1.47%	$12,832	1.29%	$23,908	0.99%

Other Investments
Due from one to five years	$2,998	2.12%	$2,728	2.13%	$0	0.00%
Due from five to ten years	245	2.50%	245	2.50%	0	0.00%
Total	$3,243	2.15%	$2,973	2.16%	$0	0.00%

Agency MBS (3)	$13,154	2.01%	$10,664	1.69%	$9,039	2.13%

FRBB Stock (4)	$588	6.00%	$588	6.00%	$588	6.00%

FHLBB Stock (4)	$2,168	3.70%	$1,854	3.74%	$2,744	1.58%

Held-to-Maturity
Obligations of State & Political Subdivisions
Due in one year or less	$25,369	3.67%	$27,731	3.41%	$28,159	3.70%
Due from one to five years	4,031	2.97%	4,016	2.81%	4,638	2.98%
Due from five to ten years	4,013	4.36%	3,022	4.34%	2,305	4.83%
Due after ten years	16,474	3.79%	8,585	4.57%	6,709	4.14%
Total	$49,887	3.72%	$43,354	3.65%	$41,811	3.75%

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
(4) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2016, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

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

The impact of inflation on the Company's financial results is affected by management's ability to react to changes in interest rates in order to reduce inflationary effect on performance. Interest rates do not necessarily move in conjunction with changes in the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against significant interest rate fluctuations, including those resulting from inflation. Inflation remains below the Federal Reserve’s implied target of 2% and is not believed to present any challenge in the near term. An inflationary environment could develop with the large spending packages presented to improve the country’s aging infrastructure.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings. One-way deposits purchased through the Certificate of Deposit Account Registry Service (CDARS), maintained by the Promontory Interfinancial Network provide an alternative funding source when needed. Such deposits are generally considered a form of brokered deposits. The Company had no one-way deposits at December 31, 2016 compared to $4.2 million at December 31, 2015. In addition, two-way CDARS deposits allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other CDARS members. At December 31, 2016 and 2015, the Company reported $3.1 million and $2.8 million, respectively, in CDARS deposits representing exchanged deposits with other CDARS participating banks.

During 2016 the Company also increased its use of brokered deposits outside of the CDARS program, establishing a relationship with a prominent broker of public and institutional funds from across the country. These are typically short term certificates of deposit with maturity less than one year. This relationship has provided another avenue for short term funding that is easily accessible without any detrimental effect on the pricing of the core deposit base. The company had $14.0 million and $1.0 million of these brokered CDs outstanding at December 31, 2016 and December 31, 2015, respectively.

At December 31, 2016 and 2015, gross borrowing capacity of approximately $68.2 million and $72.1 million, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgages), reduced by outstanding advances and collateral pledges. The Company also has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000 and no advances against it at December 31, 2016 and 2015. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($68.2 million and $72.1 million at December 31, 2016 and 2015, respectively, less outstanding advances and collateral pledges) with letters of credit issued by the FHLBB. The Company offers a Government Agency Account to its municipal customers collateralized with these FHLBB letters of credit. At December 31, 2016 and 2015, approximately $21.2 million and $14.9 million, respectively, of qualifying residential real estate loans were pledged as collateral to the FHLBB for these collateralized governmental unit deposits, which reduced dollar-for-dollar the available borrowing capacity under the FHLBB line of credit. Total fees paid by the Company to the FHLBB in connection with these letters of credit were $25,967 for 2016 and $29,535 for 2015.

The Company has a Borrower-in-Custody arrangement with the FRBB secured by eligible commercial loans, commercial real estate loans and home equity loans, resulting in an available line of $77.9 million and $72.3 million, respectively, at December 31, 2016 and 2015. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 125 basis points at December 31, 2016. At December 31, 2016 and 2015, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with two correspondent banks with available borrowing capacity totaling $7.5 million at December 31, 2015 and unsecured lines of credit with three correspondent banks with available borrowing capacity totaling $12.5 million at December 31, 2016. The Company had no outstanding advances against these lines for the periods presented.

Securities sold under agreements to repurchase amounted to $30.4 million, $22.1 million and $28.5 million as of December 31, 2016, 2015 and 2014, respectively. The average daily balance of these repurchase agreements was $25.9 million, $24.3 million and $25.3 million during 2016, 2015, and 2014, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $30.4 million, $28.2 million and $28.5 million during 2016, 2015 and 2014, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 0.30% during 2016, 0.29% during 2015 and 0.25% during 2014.

The following table illustrates the changes in shareholders' equity from December 31, 2015 to December 31, 2016:

Balance at December 31, 2015 (book value $9.79 per common share)	$51,414,656
Net income	5,484,278
Issuance of stock through the Dividend Reinvestment Plan	897,560
Dividends declared on common stock	(3,212,092)
Dividends declared on preferred stock	(87,500)
Change in unrealized loss on available-for-sale securities, net of tax	(45,385)
Balance at December 31, 2016 (book value $10.27 per common share)	$54,451,517

In December, 2016, the Company declared a $0.16 per common share cash dividend, payable February 1, 2017 to shareholders of record as of January 15, 2017, requiring the Company to accrue a liability of $581,145 for this dividend in the fourth quarter of 2016. In March, 2017, the Board of Directors of the Company approved a cash dividend of $0.17 per common share, payable on May 1, 2017 to shareholders of record as of April 15, 2017. This dividend represented an increase of $0.01 per common share from the cash dividend paid during recent quarterly periods. The declaration of this dividend required the Company to accrue a liability of $638,026 in the first quarter of 2017.

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Additional Prompt Corrective Action capital requirements are applicable to banks, but not bank holding companies.

Beginning in 2016, an additional capital conservation buffer has been added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period. The capital conservation buffer will be fully phased-in on January 1, 2019 at 2.5 percent. A banking organization with a conservation buffer of less than 2.5 percent (or the required phase-in amount in years prior to 2019) will be subject to limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The Company’s and the Bank’s capital conservation buffer was 5.52% and 5.42%, respectively, at December 31, 2016. As of December 31, 2016, both the Company and the Bank exceed the required capital conservation buffer of 0.625% and, on a pro forma basis, would be compliant with the fully phased-in capital conservation buffer requirement.

On December 31, 2016, the Company’s tier 1 leverage ratio was 9.17%, common equity tier 1 and tier 1 risk-based capital ratios were both 12.34%, and total risk-based capital ratio was 13.52% and exceeded all applicable regulatory capital adequacy requirements as of such date. Similarly, on December 31, 2016, the Bank’s tier 1 leverage ratio was 9.08%, common equity tier 1 and tier 1 risk-based capital ratios were both 12.23%, and total risk-based capital ratio was 13.42%, and exceeded all applicable regulatory capital adequacy guidelines as of such date. In addition, as of December 31, 2016, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action, the highest regulatory capital category. (See Note 20 to the consolidated financial statements.)

Common Stock Performance by Quarter*

	2016				2015
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$14.40	$14.50	$14.50	$16.00	$14.50	$14.50	$14.75	$14.75
Low	$13.15	$13.75	$13.77	$14.00	$14.00	$14.00	$14.15	$13.60

	2016				2015
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$14.25	$14.25	$14.30	$15.75	$14.40	$14.40	$14.50	$14.25
Low	$13.30	$13.76	$13.77	$13.86	$14.00	$14.00	$14.15	$14.00

Cash Dividends Declared	$0.16	$0.16	$0.16	$0.16	$0.16	$0.16	$0.16	$0.16

*The Company's common stock is not traded on any exchange. However, the Company’s common stock is included in the OTCQX® marketplace tier maintained by the OTC Markets Group Inc. Trade and bid information for the stock appears in the OTC’s interdealer quotation system, OTC Link ATS®. The trade price and bid information in the table above is based on information reported by participating FINRA-registered brokers in the OTC Link ATS® system and may not represent all trades or high and low bids during the relevant periods. Such price quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and bid prices do not necessarily represent actual transactions. The OTC trading symbol for the Company’s common stock is CMTV.

As of February 1, 2017, there were 5,057,954 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by 845 shareholders of record.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
Kathryn M. Austin, President & CEO
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855

Shareholder Services
For shareholder services or information contact:
Melissa Tinker, Assistant Corporate Secretary
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855
(802) 334-7915

Transfer Agent:
Computershare Investor Services
PO Box 43078
Providence, RI 02940-3078
www.computershare.com

Annual Shareholders' Meeting
The 2017 Annual Shareholders' Meeting will be held at 5:30 p.m., May 16, 2017, at the Elks Club in Derby. We hope to see many of our shareholders there.