Form 10-K, Exhibit 13
period 2017-12-31
COMMUNITY BANCORP /VT
filed 2018-03-15
CIK 718413

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Management of the Company is responsible for the preparation and fair presentation of the consolidated financial statements and other financial information contained in this Form 10-K. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and for identifying the framework used to evaluate its effectiveness. Management has designed processes, internal control and a business culture that foster financial integrity and accurate reporting. The Company’s comprehensive system of internal control over financial reporting was designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the consolidated financial statements of the Company in accordance with generally accepted accounting principles. The Company’s accounting policies and internal control over financial reporting, established and maintained by Management, are under the general oversight of the Company’s Board of Directors, including the Board of Directors’ Audit Committee.

Management has made a comprehensive review, evaluation, and assessment of the Company’s internal control over financial reporting as of December 31, 2017. The standard measures adopted by Management in making its evaluation are the measures in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon its review and evaluation, Management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2017.

Berry Dunn McNeil & Parker, LLC, an independent registered public accounting firm, which has audited and reported on the consolidated financial statements contained in this Form 10-K, has issued its written audit report on the Company’s internal control over financial reporting which follows this report.

Ms. Kathryn M. Austin, President & Chief Executive Officer
(Principal Executive Officer)

Ms. Louise M. Bonvechio, Corporate Secretary & Treasurer
(Principal Financial Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Community Bancorp. and Subsidiary

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). We have also audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in the Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Bancorp. and Subsidiary as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

Basis for Opinion

The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's financial statements and an opinion on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Board of Directors and Shareholders
Community Bancorp. and Subsidiary

Definition and Limitations of Internal Control Over Financial Reporting

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We have served as the Company's auditor since 2003.

Portland, Maine
March 15, 2018
Vermont Registration No. 92-0000278

Portland, ME ● Bangor, ME ● Manchester, NH
WWW.BERRYDUNN.COM

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2017	2016

Assets
Cash and due from banks	$10,690,396	$10,943,344
Federal funds sold and overnight deposits	31,963,105	18,670,942
Total cash and cash equivalents	42,653,501	29,614,286
Securities held-to-maturity (HTM) (fair value $48,796,000 at December 31, 2017
and $51,035,000 at December 31, 2016)	48,824,965	49,886,631
Securities available-for-sale (AFS)	38,450,653	33,715,051
Restricted equity securities, at cost	1,703,650	2,755,850
Loans held-for-sale	1,037,287	0
Loans	502,864,651	487,249,226
Allowance for loan losses (ALL)	(5,438,099)	(5,278,445)
Deferred net loan costs	318,651	310,130
Net loans	497,745,203	482,280,911
Bank premises and equipment, net	10,344,177	10,830,556
Accrued interest receivable	2,051,918	1,818,510
Bank owned life insurance (BOLI)	4,721,782	4,625,406
Core deposit intangible	0	272,691
Goodwill	11,574,269	11,574,269
Other real estate owned (OREO)	284,235	394,000
Other assets	7,653,955	9,885,504
Total assets	$667,045,595	$637,653,665

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$117,245,565	$104,472,268
Interest-bearing transaction accounts	132,633,533	118,053,360
Money market funds	93,392,005	79,042,619
Savings	97,516,284	86,776,856
Time deposits, $250,000 and over	18,909,898	19,274,880
Other time deposits	100,937,695	97,115,049
Total deposits	560,634,980	504,735,032
Borrowed funds	3,550,000	31,550,000
Repurchase agreements	28,647,848	30,423,195
Capital lease obligations	381,807	483,161
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	3,008,106	3,123,760
Total liabilities	609,109,741	583,202,148

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 25 shares issued
and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized,
5,322,320 and 5,269,053 shares issued at December 31, 2017
and 2016, respectively (including 13,039 and 15,022 shares
issued February 1, 2018 and 2017, respectively)	13,305,800	13,172,633
Additional paid-in capital	31,639,189	30,825,658
Retained earnings	13,387,739	10,666,782
Accumulated other comprehensive loss	(274,097)	(90,779)
Less: treasury stock, at cost; 210,101 shares at December 31, 2017 and 2016	(2,622,777)	(2,622,777)
Total shareholders' equity	57,935,854	54,451,517
Total liabilities and shareholders' equity	$667,045,595	$637,653,665

Book value per common share outstanding	$10.84	$10.27

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31,
Consolidated Statements of Income	2017	2016

Interest income
Interest and fees on loans	$24,103,281	$22,293,558
Interest on debt securities
Taxable	676,352	511,339
Tax-exempt	1,328,488	1,283,021
Dividends	172,473	138,362
Interest on federal funds sold and overnight deposits	160,355	21,834
Total interest income	26,440,949	24,248,114

Interest expense
Interest on deposits	2,355,847	2,025,713
Interest on borrowed funds	100,532	136,987
Interest on repurchase agreements	87,315	76,457
Interest on junior subordinated debentures	524,696	460,142
Total interest expense	3,068,390	2,699,299

Net interest income	23,372,559	21,548,815
Provision for loan losses	650,000	500,000
Net interest income after provision for loan losses	22,722,559	21,048,815

Non-interest income
Service fees	3,076,567	2,741,692
Income from sold loans	730,019	891,538
Other income from loans	846,392	839,269
Net realized gain on sale of securities AFS	3,384	0
Other income	928,030	1,029,400
Total non-interest income	5,584,392	5,501,899

Non-interest expense
Salaries and wages	6,772,373	7,051,820
Employee benefits	2,648,060	2,838,726
Occupancy expenses, net	2,549,455	2,466,628
Other expenses	7,196,435	6,785,350
Total non-interest expense	19,166,323	19,142,524

Income before income taxes	9,140,628	7,408,190
Income tax expense	2,909,330	1,923,912
Net income	$6,231,298	$5,484,278

Earnings per common share	$1.21	$1.07
Weighted average number of common shares
used in computing earnings per share	5,084,102	5,024,270
Dividends declared per common share	$0.68	$0.64

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
	2017	2016

Net income	$6,231,298	$5,484,278

Other comprehensive loss, net of tax:
Unrealized holding loss on securities AFS
arising during the period	(206,027)	(68,765)
Reclassification adjustment for gain realized in income	(3,384)	0
Unrealized loss during the period	(209,411)	(68,765)
Tax effect	71,199	23,380
Other comprehensive loss, net of tax	(138,212)	(45,385)
Total comprehensive income	$6,093,086	$5,438,893

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2017 and 2016

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2015	5,204,517	$13,011,293	25	$2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive loss	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	64,536	161,340	0	0

Balances, December 31, 2016	5,269,053	13,172,633	25	2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive loss	0	0	0	0
Total comprehensive income

Reclassification adjustment for effect of enacted
tax law changes	0	0	0	0

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	53,267	133,167	0	0

Balances, December 31, 2017	5,322,320	$13,305,800	25	$2,500,000

The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated
Additional		other		Total
paid-in	Retained	comprehensive	Treasury	shareholders'
capital	earnings	loss	stock	equity

$30,089,438	$8,482,096	$(45,394)	$(2,622,777)	$51,414,656

0	5,484,278	0	0	5,484,278
0	0	(45,385)	0	(45,385)

				5,438,893

0	(3,212,092)	0	0	(3,212,092)
0	(87,500)	0	0	(87,500)
736,220	0	0	0	897,560

30,825,658	10,666,782	(90,779)	(2,622,777)	54,451,517

0	6,231,298	0	0	6,231,298
0	0	(138,212)	0	(138,212)
				6,093,086

	45,106	(45,106)		0

0	(3,453,884)	0	0	(3,453,884)
0	(101,563)	0	0	(101,563)
813,531	0	0	0	946,698

$31,639,189	$13,387,739	$(274,097)	$(2,622,777)	$57,935,854

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2017	2016

Cash Flows from Operating Activities:
Net income	$6,231,298	$5,484,278
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization, bank premises and equipment	1,032,418	1,041,985
Provision for loan losses	650,000	500,000
Deferred income tax	784,331	(172,562)
Gain on sale of securities AFS	(3,384)	0
Gain on sale of loans	(317,432)	(429,480)
Loss on sale of bank premises and equipment	29,029	39,644
(Gain) loss on sale of OREO	(143)	4,965
Income from CFSG Partners (see Note 7)	(415,561)	(429,008)
Amortization of bond premium, net	126,863	117,821
Write down of OREO	40,000	41,000
Proceeds from sales of loans held for sale	14,152,736	21,691,034
Originations of loans held for sale	(14,872,591)	(20,062,154)
Increase (decrease) in taxes payable	475,048	(187,908)
Increase in interest receivable	(233,408)	(185,297)
Decrease in mortgage servicing rights	127,409	82,384
Decrease in other assets	98,223	332,930
Increase in cash surrender value of BOLI	(96,376)	(104,920)
Amortization of core deposit intangible	272,691	272,695
Amortization of limited liability entities	617,233	909,386
(Increase) decrease in unamortized loan costs	(8,521)	6,361
Increase in interest payable	28,021	19,930
Increase in accrued expenses	86,309	142,323
(Decrease) increase in other liabilities	(738,549)	193,055
Net cash provided by operating activities	8,065,644	9,308,462

Cash Flows from Investing Activities:
Investments - HTM
Maturities and pay downs	37,344,426	44,317,216
Purchases	(36,282,760)	(50,849,428)
Investments - AFS
Maturities, calls, pay downs and sales	11,497,241	6,166,383
Purchases	(16,565,733)	(13,597,620)
Proceeds from redemption of restricted equity securities	1,055,800	1,866,400
Purchases of restricted equity securities	(3,600)	(2,180,600)
Increase (decrease) in limited partnership contributions payable	459,250	(948,000)
Investments in limited liability entities	(486,750)	0
Proceeds from other investments – supplemental employee retirement plan	1,102,815	0
Increase in loans, net	(16,589,721)	(29,833,467)
Capital expenditures for bank premises and equipment	(575,068)	(451,978)
Proceeds from sales of OREO	462,063	217,143
Recoveries of loans charged off	91,795	75,129
Net cash used in investing activities	(18,490,242)	(45,218,822)

	2017	2016

Cash Flows from Financing Activities:
Net increase (decrease) in demand and interest-bearing transaction accounts	27,353,470	(1,735,228)
Net increase in money market and savings accounts	25,088,814	2,157,297
Net increase in time deposits	3,457,664	8,827,401
Net (decrease) increase in repurchase agreements	(1,775,347)	8,349,957
Net (decrease) increase in short-term borrowings	(30,000,000)	21,000,000
Proceeds from long-term borrowings	2,000,000	550,000
Decrease in capital lease obligations	(101,354)	(75,204)
Dividends paid on preferred stock	(101,563)	(87,500)
Dividends paid on common stock	(2,457,871)	(2,313,967)
Net cash provided by financing activities	23,463,813	36,672,756

Net increase in cash and cash equivalents	13,039,215	762,396
Cash and cash equivalents:
Beginning	29,614,286	28,851,890
Ending	$42,653,501	$29,614,286

Supplemental Schedule of Cash Paid During the Period:
Interest	$3,040,369	$2,679,369

Income taxes, net of refunds	$1,032,720	$1,375,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized loss on securities AFS	$(209,411)	$(68,765)

Loans transferred to OREO	$392,155	$395,108

Common Shares Dividends Paid:
Dividends declared	$3,453,884	$3,212,092
Increase in dividends payable attributable to dividends declared	(49,315)	(565)
Dividends reinvested	(946,698)	(897,560)
	$2,457,871	$2,313,967

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

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Community Bancorp. and its wholly-owned subsidiary, Community National Bank (Bank). All significant intercompany accounts and transactions have been eliminated. In prior years, the Company was considered a “smaller reporting company” under applicable disclosure rules of the Securities and Exchange Commission and accordingly, elected to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period. At December 31, 2017, the Company was considered an accelerated filer for its Annual Report, and beginning with the first quarter 2018 interim report, will be required to provide the above referenced financial information for a three year period.

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

Nature of operations

The Company provides a variety of deposit and lending services to individuals, municipalities, and business customers through its branches, ATMs and telephone, mobile and internet banking capabilities in northern and central Vermont, which is primarily a small business and agricultural area. The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities and repricing of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors inherent in management’s estimate of credit risk and factors beyond the control of the Company. While the Company has a diversified loan portfolio by loan type, most of its lending activities are conducted within the geographic area where its banking offices are located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy in northern and central Vermont. In addition, a substantial portion of the Company's loans are secured by real estate, which is susceptible to a decline in value, especially during times of adverse economic conditions.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the ALL and the valuation of OREO. In connection with evaluating loans for impairment or assigning the carrying value of OREO, management generally obtains independent evaluations or appraisals for significant properties. While the ALL and the carrying value of OREO are determined using management's best estimate of probable loan and OREO losses, respectively, as of the balance sheet date, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the fair value of OREO are susceptible to uncertainties and changes in a number of factors, especially local real estate market conditions. The amount of the change that is reasonably possible cannot be estimated.

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

General component

The general component of the ALL is based on historical loss experience and various qualitative factors and is stratified by the following loan segments: commercial and industrial, commercial real estate, residential real estate 1st lien, residential real estate Jr lien and consumer loans. The Company does not disaggregate its portfolio segments further into classes.

Loss ratios are calculated by loan segment for one year, two year, three year, four year and five year look back periods. Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment in the current economic climate. During periods of economic stability, a relatively longer period (e.g., five years) may be appropriate. During periods of significant expansion or contraction, the Company may appropriately shorten the historical time period. The Company is currently using an extended look back period of five years.

Qualitative factors include the levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of commercial real estate loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.

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

ALL methodology changes implemented as of June 30, 2017

During the second quarter of 2017, the Company transitioned to a software solution for preparing the ALL calculation and related reports, replacing previously used Excel spreadsheets. The software solution provides the Company with stronger data integrity, ease and efficiency in ALL preparation, and helps ready the Company for the future transition to the Current Expected Credit Loss (CECL) model.

During the implementation and testing of the software, several changes to the underlying ALL methodology were made. Those changes included (i) removing the government guaranteed balances from the calculation of the ALL for both the pooled loans and impaired loans, (ii) treating all TDRs as impaired regardless of amount, and (iii) using a fixed look back period for historical losses based on loss history and economic conditions versus applying the highest look back period of the last 5 years. The Company has a solid history of collection of government guarantees. The impact of not reserving for government guaranteed balances reduced required reserves by approximately $207,000. The change to the historical loss methodology saw required reserves fall by approximately $151,000. Management expects this change will reduce the likelihood of sharp increases or decreases in loss ratios brought on by isolated losses rolling into or out of the look back period and is more reflective of the Company’s loss history during a period of economic stability. At the time of implementation, the inclusion of all TDRs in the impaired calculation required the individual analysis of fifty-seven loans versus eleven loans under the prior method, with nineteen of the additional loans requiring specific reserves ranging from $400 to $30,000, increasing required reserves by approximately $111,000. Loans individually evaluated for impairment under the new method, which would not have been individually evaluated under the old method, amounted to $4,493,655 at June 30, 2017. The ability to individually analyze a greater number of loans is facilitated by the new software. The net impact of the foregoing methodology changes reduced required reserves by approximately $247,000 for the quarter ended June 30, 2017, the quarter during which the changes were first implemented.

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

Intangible assets

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in the 2007 acquisition of LyndonBank, as well as a core deposit intangible related to the deposits acquired from LyndonBank (see Note 6). The core deposit intangible is amortized on an accelerated basis over 10 years to approximate the pattern of economic benefit to the Company. The core deposit intangible was fully amortized as of December 31, 2017. Goodwill is reviewed for impairment annually, or more frequently as events or circumstances warrant.

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

Preferred stock

The Company has outstanding 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share, issued in December 2007. Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board of Directors. Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period. A variable rate of 3.50% was in effect during most of 2016, with an increase to 3.75% during the last quarter of 2016, and then almost quarterly rate increases during 2017 to a rate of 4.50% in the fourth quarter of 2017. The variable rate of 4.50% will remain in effect for the dividend payment due in the first quarter of 2018. A partial redemption of five shares of preferred stock at a redemption price per share of $101,125 (including accrued dividend) is scheduled to occur on March 31, 2018.

Earnings per common share

Earnings per common share amounts are computed based on the weighted average number of shares of common stock issued during the period, including Dividend Reinvestment Plan (DRIP) shares issuable upon reinvestment of dividends (retroactively adjusted for stock splits and stock dividends, if any) and reduced for shares held in treasury.

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividends declared on the preferred stock:

Years Ended December 31,	2017	2016

Net income, as reported	$6,231,298	$5,484,278
Less: dividends to preferred shareholders	101,563	87,500
Net income available to common shareholders	$6,129,735	$5,396,778
Weighted average number of common shares
used in calculating earnings per share	5,084,102	5,024,270
Earnings per common share	$1.21	$1.07

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

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Under the new guidance, which will replace the existing incurred loss model for recognizing credit losses, banks and other lending institutions will be required to recognize the full amount of expected credit losses. The new guidance, which is referred to as the CECL model, requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses. A modified version of these requirements also applies to debt securities classified as available for sale, which will require that credit losses on those securities be recorded through an allowance for credit losses rather than a write-down. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within such years. The Company is evaluating the impact of the adoption of the ASU on its consolidated financial statements. The ASU may have a material impact on the Company's consolidated financial statements upon adoption as it will require a change in the Company's methodology for calculating its ALL and allowance on unused commitments. The Company will transition from an incurred loss model to an expected loss model, which will likely result in an increase in the ALL upon adoption and may negatively impact the Company’s and the Bank's regulatory capital ratios. Additionally, ASU No. 2016-13 may reduce the carrying value of the Company's HTM investment securities as it will require an allowance for the expected losses over the life of these securities to be recorded upon adoption. The Company has formed a committee to assess the implications of this new pronouncement and transitioned to a software solution for preparing the ALL calculation and related reports that provides the Company with stronger data integrity, ease and efficiency in ALL preparation. The new software solution also provides numerous training opportunities for the appropriate personnel within the Company. The Company has gathered and will analyze the historical data to serve as a basis for estimating the ALL under CECL.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU was issued to reduce the cost and complexity of the goodwill impairment test. To simplify the subsequent measurement of goodwill, step two of the goodwill impairment test was eliminated. Instead, a Company will recognize an impairment of goodwill should the carrying value of a reporting unit exceed its fair value (i.e., step one). The ASU will be effective for the Company on January 1, 2020 and will be applied prospectively.

The Company has goodwill from its acquisition of LyndonBank in 2007 and performs an impairment test annually or more frequently if circumstances warrant (see Note 6). The Company is currently evaluating the impact of the adoption of the ASU on its consolidated financial statements, but does not anticipate any material impact at this time.

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, in 2014 to replace the current plethora of industry-specific rules with a broad, principles-based framework for recognizing and measuring revenue. Due to the complexity of the new pronouncement and the anticipated effort required by entities in many industries to implement ASU No. 2014-09, FASB delayed the effective date. ASU 2014-09 is effective for the Company for annual periods beginning after December 15, 2017.

FASB formed a Transition Resource Group to assist it in identifying implementation issues that may require further clarification or amendment to ASU No. 2014-09. As a result of that group’s deliberations, FASB has issued several amendments, which will be effective concurrently with ASU No. 2014-09, including ASU No. 2016-08, Principal versus Agent Considerations, which clarifies whether an entity should record the gross amount of revenue or only its ultimate share when a third party is also involved in providing goods or services to a customer. Since the guidance does not apply to revenue associated with financial instruments, including loans and securities that are accounted for under other US GAAP, the Company does not expect the new guidance to have a material impact on revenue most closely associated with financial instruments, including interest income and expense. The Company is currently performing an overall assessment of revenue streams and reviewing contracts potentially affected by the ASU including deposit related fees, interchange fees, and merchant income, to determine the potential impact the new guidance is expected to have on its consolidated financial statements. In addition, the Company continues to follow certain implementation issues relevant to the banking industry which are still pending resolution. The Company does not anticipate any material impact at this time.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815). The amendments in this ASU improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. In addition, this ASU makes certain targeted improvements to simplify the application of the hedge accounting guidance in current US GAAP. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early application is permitted in any interim period after issuance of the ASU. The Company does not currently engage in hedging transactions; therefore, the ASU does not have an impact on the Company’s current consolidated financial statements.

In February 2018, FASB issued ASU No. 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU was issued to allow a reclassification from accumulated other comprehensive income (loss) to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act to improve the usefulness of information reported to financial statement users. The ASU is effective for fiscal years beginning after December 15, 2018, with early adoption permitted for financial statements which have not yet been issued. The Company adopted the ASU for the December 31, 2017 consolidated financial statements.

Note 2.  Investment Securities

Securities AFS and HTM consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2017
U.S. Government sponsored enterprise (GSE) debt securities	$17,308,229	$0	$149,487	$17,158,742
Agency mortgage-backed securities (Agency MBS)	16,782,380	11,144	180,187	16,613,337
Other investments	4,707,000	165	28,591	4,678,574
	$38,797,609	$11,309	$358,265	$38,450,653

December 31, 2016
U.S. GSE debt securities	$17,365,805	$24,854	$73,331	$17,317,328
Agency MBS	13,265,790	3,896	115,458	13,154,228
Other investments	3,221,000	24,947	2,452	3,243,495
	$33,852,595	$53,697	$191,241	$33,715,051

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities HTM	Cost	Gains	Losses	Value*

December 31, 2017
States and political subdivisions	$48,824,965	$0	$28,965	$48,796,000

December 31, 2016
States and political subdivisions	$49,886,631	$1,148,369	$0	$51,035,000

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

Investments pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law consisted of U.S. GSE debt securities, Agency MBS securities and certificates of deposit (CDs). These repurchase agreements mature daily. These investments as of the balance sheet dates were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2017	$38,797,609	$38,450,653
December 31, 2016	33,604,595	33,469,254

Proceeds from sales of securities AFS were $9,015,961 in 2017 with gains of $8,387 and losses of $5,003.  There were no sales of securities AFS during 2016.

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

The scheduled maturities of debt securities AFS at December 31, 2017 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$3,749,956	$3,739,512
Due from one to five years	11,275,824	11,168,065
Due from five to ten years	6,989,449	6,929,739
Agency MBS	16,782,380	16,613,337
	$38,797,609	$38,450,653

The scheduled maturities of debt securities HTM at December 31, 2017 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$24,817,334	$24,817,000
Due from one to five years	4,494,343	4,487,000
Due from five to ten years	4,338,246	4,331,000
Due after ten years	15,175,042	15,161,000
	$48,824,965	$48,796,000

*Method used to determine fair value rounds values to nearest thousand.

The fair value of the Company’s portfolio of debt securities HTM is lower than the book value due to rising rates and extension of the duration of the portfolio.

Debt securities with unrealized losses as of the balance sheet dates are presented in the tables below. There were no debt securities with unrealized losses of 12 months or more as of December 31, 2016.

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2017
U.S. GSE debt securities	$13,223,739	$84,490	$3,935,003	$64,997	15	$17,158,742	$149,487
Agency MBS	9,251,323	105,063	4,542,446	75,124	21	13,793,769	180,187
Other investments	3,692,571	25,429	244,838	3,162	16	3,937,409	28,591
State and political subdivisions	22,530,141	28,965	0	0	79	22,530,141	28,965
	$48,697,774	$243,947	$8,722,287	$143,283	131	$57,420,061	$387,230

December 31, 2016
U.S. GSE debt securities	$5,176,669	$73,331	$0	$0	4	$5,176,669	$73,331
Agency MBS	10,704,717	115,458	0	0	15	10,704,717	115,458
Other investments	493,548	2,452	0	0	2	493,548	2,452
	$16,374,934	$191,241	$0	$0	21	$16,374,934	$191,241

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

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as AFS, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary at December 31, 2017 and 2016.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. As a result of the Bank’s level of borrowings during 2017 and 2016, the Bank was required to purchase additional FHLBB stock in aggregate totaling $3,600 and $2,180,600, respectively. As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan. During 2017 and 2016, FHLBB exercised capital call options totaling $1,055,800 and $1,866,400, respectively, on the Company’s portfolio of FHLBB stock. As of December 31, 2017 and 2016, the Company’s investment in FHLBB stock was $1,115,500 and $2,167,700, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2017.

The Company’s investment in FRBB Stock was $588,150 at December 31, 2017 and 2016.

Note 3.  Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans as of the balance sheet dates was as follows:

December 31,	2017	2016

Commercial & industrial	$77,110,747	$68,730,573
Commercial real estate	207,044,227	201,728,280
Residential real estate - 1st lien	168,184,135	166,691,962
Residential real estate - Junior (Jr) lien	45,256,862	42,927,335
Consumer	5,268,680	7,171,076
Gross Loans	502,864,651	487,249,226
Deduct (add):
Allowance for loan losses	5,438,099	5,278,445
Deferred net loan costs	(318,651)	(310,130)
Net Loans	$497,745,203	$482,280,911

The following is an age analysis of loans (including non-accrual), by portfolio segment:

							90 Days or
		90 Days	Total			Non-Accrual	More and
December 31, 2017	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$308,712	$0	$308,712	$76,802,035	$77,110,747	$98,806	$0
Commercial real estate	1,482,982	418,255	1,901,237	205,142,990	207,044,227	1,065,385	0
Residential real estate
- 1st lien	4,238,933	2,011,419	6,250,352	161,933,783	168,184,135	1,585,473	1,249,241
- Jr lien	156,101	168,517	324,618	44,932,244	45,256,862	346,912	0
Consumer	80,384	1,484	81,868	5,186,812	5,268,680	0	1,484
	$6,267,112	$2,599,675	$8,866,787	$493,997,864	$502,864,651	$3,096,576	$1,250,725

							90 Days or
		90 Days	Total			Non-Accrual	More and
December 31, 2016	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$328,684	$26,042	$354,726	$68,375,847	$68,730,573	$143,128	$26,042
Commercial real estate	824,836	222,738	1,047,574	200,680,706	201,728,280	765,584	0
Residential real estate
- 1st lien	4,881,496	1,723,688	6,605,184	160,086,778	166,691,962	1,227,220	1,068,083
- Jr lien	984,849	116,849	1,101,698	41,825,637	42,927,335	338,602	27,905
Consumer	53,972	2,176	56,148	7,114,928	7,171,076	0	2,176
	$7,073,837	$2,091,493	$9,165,330	$478,083,896	$487,249,226	$2,474,534	$1,124,206

For all loan segments, loans over 30 days are considered delinquent.

As of the balance sheet dates presented, residential mortgage loans in process of foreclosure consisted of the following:

	Number of loans	Current Balance
December 31, 2017	10	$791,944
December 31, 2016	8	322,663

The following summarizes changes in the ALL and select loan information, by portfolio segment:

As of or for the year ended December 31, 2017

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$726,848	$2,496,085	$1,369,757	$371,176	$83,973	$230,606	$5,278,445
Charge-offs	(20,000)	(160,207)	(159,533)	(118,359)	(124,042)	0	(582,141)
Recoveries	27,051	230	26,826	465	37,223	0	91,795
Provision (credit)	(58,212)	337,921	223,497	63,700	46,149	36,945	650,000
Ending balance	$675,687	$2,674,029	$1,460,547	$316,982	$43,303	$267,551	$5,438,099

Allowance for loan losses
Evaluated for impairment
Individually	$0	$69,015	$125,305	$26,353	$0	$0	$220,673
Collectively	675,687	2,605,014	1,335,242	290,629	43,303	267,551	5,217,426
	$675,687	$2,674,029	$1,460,547	$316,982	$43,303	$267,551	$5,438,099

Loans evaluated for impairment
Individually	$98,806	$1,306,057	$4,075,666	$300,759	$0		$5,781,288
Collectively	77,011,941	205,738,170	164,108,469	44,956,103	5,268,680		497,083,363
	$77,110,747	$207,044,227	$168,184,135	$45,256,862	$5,268,680		$502,864,651

As of or for the year ended December 31, 2016

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total
Allowance for loan losses
Beginning balance	$712,902	$2,152,678	$1,368,028	$422,822	$75,689	$279,759	$5,011,878
Charge-offs	(12,194)	0	(244,149)	0	(52,219)	0	(308,562)
Recoveries	24,954	0	23,712	240	26,223	0	75,129
Provision (credit)	26,923	343,407	222,166	(51,886)	8,543	(49,153)	500,000
Ending balance	$726,848	$2,496,085	$1,369,757	$371,176	$83,973	$230,606	$5,278,445

Allowance for loan losses
Evaluated for impairment
Individually	$0	$86,400	$6,200	$114,800	$0	$0	$207,400
Collectively	726,848	2,409,685	1,363,557	256,376	83,973	230,606	5,071,045
	$726,848	$2,496,085	$1,369,757	$371,176	$83,973	$230,606	$5,278,445

Loans evaluated for impairment
Individually	$48,385	$687,495	$946,809	$224,053	$0		$1,906,742
Collectively	68,682,188	201,040,785	165,745,153	42,703,282	7,171,076		485,342,484
	$68,730,573	$201,728,280	$166,691,962	$42,927,335	$7,171,076		$487,249,226

Impaired loans by portfolio segment were as follows:

	As of December 31, 2017			2017
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

Related allowance recorded
Commercial real estate	$204,645	$225,681	$69,015	$210,890	$0
Residential real estate
- 1st lien	798,226	837,766	125,305	646,799	29,262
- Jr lien	146,654	293,351	26,353	220,274	400
	1,149,525	1,356,798	220,673	1,077,963	29,662

No related allowance recorded
Commercial & industrial	98,806	136,590		75,868	72,426
Commercial real estate	1,102,859	1,226,040		1,105,030	237,792
Residential real estate
- 1st lien	3,300,175	3,641,627		1,930,108	133,732
- Jr lien	154,116	154,423		116,519	16,574
	4,655,956	5,158,680		3,227,525	460,524

	$5,805,481	$6,515,478	$220,673	$4,305,488	$490,186

In the table above, recorded investment of impaired loans as of December 31, 2017 includes accrued interest receivable and deferred net loan costs of $24,193.

	As of December 31, 2016			2016
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment

With an allowance recorded
Commercial real estate	$220,257	$232,073	$86,400	$89,664
Residential real estate
- 1st lien	271,962	275,118	6,200	350,709
- Jr lien	224,053	284,342	114,800	241,965
	716,272	791,533	207,400	682,338

With no related allowance recorded
Commercial & industrial	48,385	62,498		183,925
Commercial real estate	467,238	521,991		1,059,542
Residential real estate
- 1st lien	674,847	893,741		877,237
- Jr lien	0	0		15,888
	1,190,470	1,478,230		2,136,592

	$1,906,742	$2,269,763	$207,400	$2,818,930

Interest income recognized on impaired loans is immaterial for 2016.

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

Group A loans - Acceptable Risk – are loans that are expected to perform as agreed under their respective terms. Such loans carry a normal level of risk that does not require management attention beyond that warranted by the loan or loan relationship characteristics, such as loan size or relationship size. Group A loans include commercial purpose loans that are individually risk rated and retail loans that are rated by pool. Group A retail loans include performing consumer and residential real estate loans. Residential real estate loans are loans to individuals secured by 1-4 family homes, including first mortgages, home equity and home improvement loans. Loan balances fully secured by deposit accounts or that are fully guaranteed by the Federal Government are considered acceptable risk.

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

The risk ratings within the loan portfolio, by segment, as of the balance sheet dates were as follows:

As of December 31, 2017

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$73,352,768	$194,066,034	$165,089,999	$44,687,951	$5,267,196	$482,463,948
Group B	617,526	4,609,847	282,671	37,598	0	5,547,642
Group C	3,140,453	8,368,346	2,811,465	531,313	1,484	14,853,061
	$77,110,747	$207,044,227	$168,184,135	$45,256,862	$5,268,680	$502,864,651

As of December 31, 2016

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$67,297,983	$191,755,393	$164,708,778	$42,289,062	$7,168,901	$473,220,117
Group B	512,329	2,971,364	0	169,054	0	3,652,747
Group C	920,261	7,001,523	1,983,184	469,219	2,175	10,376,362
	$68,730,573	$201,728,280	$166,691,962	$42,927,335	$7,171,076	$487,249,226

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

New TDRs, by portfolio segment, for the periods presented were as follows:

Year ended December 31, 2017

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Residential real estate - 1st lien	4	$256,353	$287,385

Year ended December 31, 2016
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Residential real estate - 1st lien	8	$572,418	$598,030
Residential real estate - Jr lien	2	62,819	64,977
	10	$635,237	$663,007

The TDRs for which there was a payment default during the twelve month periods presented were as follows:

Year ended December 31, 2017

	Number of	Recorded
	Contracts	Investment

Residential real estate - 1st lien	1	$87,696

Year ended December 31, 2016
	Number of	Recorded
	Contracts	Investment

Residential real estate - 1st lien	2	$93,230
Residential real estate - Jr lien	1	54,557
	3	$147,787

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

The specific allowances related to TDRs as of the balance sheet dates presented were as follows:

	2017	2016
Specific Allowance	$197,605	$92,600

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans. The Company is contractually committed to lend under one Small Business Administration guaranteed line of credit to a borrower whose lending relationship was previously restructured.

Note 4.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $185,757,658 and $193,858,201 at December 31, 2017 and 2016, respectively. Net gain realized on the sale of loans was $317,432 and $429,480 for the years ended December 31, 2017 and 2016, respectively.

The following table summarizes changes in MSRs for the years ended December 31,

	2017	2016

Balance at beginning of year	$1,210,695	$1,293,079
MSRs capitalized	109,297	176,705
MSRs amortized	(236,706)	(266,603)
Change in valuation allowance	0	7,514
Balance at end of year	$1,083,286	$1,210,695

Note 5.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2017	2016

Buildings and improvements	$11,148,715	$11,213,737
Land and land improvements	2,433,971	2,433,971
Furniture and equipment	6,127,897	9,277,592
Leasehold improvements	1,155,284	1,117,085
Capital lease	991,014	991,014
Other prepaid assets	0	125,584
	21,856,881	25,158,983
Less accumulated depreciation and amortization	(11,512,704)	(14,328,427)
	$10,344,177	$10,830,556

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2026, with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2017 for each of the next five years and in aggregate are:

2018	$233,706
2019	206,470
2020	179,581
2021	97,800
2022	66,000
Subsequent to 2022	264,000
$1,047,557

Total rental expense amounted to $242,726 and $204,324 for the years ended December 31, 2017 and 2016, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2017:

2018	$141,460
2019	141,460
2020	110,460
2021	39,117
Total minimum lease payments	432,497
Less amount representing interest	(50,690)
Present value of net minimum lease payments	$381,807

Note 6.  Goodwill and Other Intangible Asset

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2017 and 2016 and concluded that no impairment existed as of such dates.

In connection with the acquisition, the Company also recorded $4,161,000 of acquired identified intangible assets as of December 31, 2007, representing the core deposit intangible, which was subject to amortization as a non-interest expense over a ten year period. This core deposit intangible was fully amortized as of December 31, 2017, with accumulated amortization expense of $4,161,000 and $3,888,309 as of December 31, 2017 and 2016, respectively.

Note 7.  Other Investments

In 2011, the Company established a single-member LLC to facilitate the purchase of federal NMTC through an investment structure designed by a local community development entity. The LLC does not conduct any business apart from its role in the NMTC financing structure. The NMTC equity investment generated federal income tax credits of $204,900 for each of the years ended December 31, 2017 and 2016, with amortization expense of $195,572 and $177,938, respectively. The carrying value of the NMTC equity investment was $1,000 and $196,572 at December 31, 2017 and 2016, respectively, and is included in other assets in the consolidated balance sheets.

The Company purchases from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income residents of northeastern and central Vermont. The tax credits from these investments were $414,663 and $448,290 for the years ended December 31, 2017 and 2016, respectively. Additionally, the Company recognized a one-time rehabilitation credit on one limited partnership amounting to $273,843 for 2016. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $421,661 and $731,448 for 2017 and 2016, respectively. The carrying values of the limited partnership investments were $1,796,573 and $1,731,484 at December 31, 2017 and 2016, respectively, and are included in other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through Community Financial Services Partners, LLC (CFSG Partners), a Vermont LLC that owns 100% of the LLC equity interests of CFSG. The Bank accounts for its investment in CFSG Partners under the equity method of accounting. The Company's investment in CFSG Partners, included in other assets, amounted to $2,432,346 and $2,016,785 as of December 31, 2017 and 2016, respectively. The Company recognized income of $415,561 and $429,008 for 2017 and 2016, respectively, through CFSG Partners from the operations of CFSG.

Note 8.  Deposits

The following is a maturity distribution of time deposits at December 31, 2017:

2018	$71,257,675
2019	19,422,194
2020	8,639,592
2021	11,160,503
2022	9,367,629
Total time certificates of deposit	$119,847,593

Total deposits in excess of the Federal Deposit Insurance Corporation (FDIC) insurance level amounted to $173,000,181 as of December 31, 2017.

Note 9.  Borrowed Funds

Outstanding advances for the Company as of the balance sheet dates presented were as follows:

	2017	2016
Long-Term Advances(1)
FHLBB term advance, 0.00%, due February 26, 2021	$350,000	$350,000
FHLBB term advance, 0.00%, due November 22, 2021	1,000,000	1,000,000
FHLBB term advance, 0.00%, due June 9, 2022	2,000,000	0
FHLBB term advance, 0.00%, due September 22, 2023	200,000	200,000
	3,550,000	1,550,000

Short-Term Advances

FHLBB term advance 0.77% fixed rate, due February 8, 2017	0	10,000,000
FHLBB term advance 0.77% fixed rate, due February 24, 2017	0	10,000,000
FHLBB term advance 0.92% fixed rate, due June 14, 2017	0	10,000,000
	0	30,000,000

	$3,550,000	$31,550,000

(1)
The Company has borrowed a total of $3,550,000 and $1,550,000, respectively, at December 31, 2017 and 2016, under the FHLBB’s Jobs for New England (JNE) program, a program dedicated to supporting job growth and economic development throughout New England. The FHLBB is providing a subsidy, funded by the FHLBB’s earnings, to write down interest rates to zero percent on JNE advances that finance qualifying loans to small businesses. JNE advances must support lending to small businesses in New England that create and/or retain jobs, or otherwise contribute to overall economic development activities.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties. Qualified collateral for these borrowings totaled $154,324,420 and $94,744,189 as of December 31, 2017 and 2016, respectively. As of December 31, 2017 and 2016, the Company's gross potential borrowing capacity under this arrangement was $109,726,508 and $68,163,543, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB. At December 31, 2017, $59,850,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $21,225,000 at December 31, 2016. Total fees paid by the Company in connection with issuance of these letters of credit were $34,601 for 2017 and $25,967 for 2016.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2017 and 2016, with no outstanding advances under this line at either year-end date. Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source. For this Borrower-in-Custody arrangement, the Company pledged eligible commercial and industrial loans, commercial real estate loans and home equity loans, resulting in an available line of $45,305,894 and $47,079,117 as of December 31, 2017 and 2016, respectively. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 200 basis points as of December 31, 2017. As of December 31, 2017 and 2016, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with three correspondent banks with available borrowing capacity totaling $12,500,000 at December 31, 2017 and 2016. The Company had no outstanding advances against these lines for the periods presented.

Note 10.  Junior Subordinated Debentures

As of December 31, 2017 and 2016, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due in 2037 (the Debentures). The Debentures bear a floating rate equal to the 3-month London Interbank Offered Rate plus 2.85%. During 2017, the floating rate averaged 4.02% per quarter compared to 3.51% for 2016. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee. The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012. Interest paid on the Debentures for 2017 and 2016 was $524,696 and $460,142, respectively, and is deductible for tax purposes.

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

Note 11.  Repurchase Agreements

Securities sold under agreements to repurchase mature daily and carried a weighted average interest rate of 0.30% during 2017 and 2016, and consisted of the following:

December 31,	2017	2016

Current balance	$28,647,848	$30,423,195
Average balance	28,949,820	25,888,496
Highest month-end balance	31,745,206	30,423,195

Book Value – Pledged investments (1)	38,797,609	33,604,595
Fair Value – Pledged investments (1)	38,450,653	33,469,254

(1) U.S. GSE securities, Agency MBS securities and certificates of deposit were pledged as collateral for the periods presented.

Note 12.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income. As a result of the Tax Cuts and Jobs Act signed into law on December 22, 2017, the federal corporate income tax rate decreased from 35% to 21% effective January 1, 2018. Deferred tax expense and total income tax expense were impacted by a one-time charge of $410,304 for the revaluation of the Company’s net deferred tax asset to reflect the 21% enacted tax rate in future periods.

Federal income tax expense for the years ended December 31 was as follows:

	2017	2016

Currently paid or payable	$2,124,999	$2,096,474
Deferred expense (benefit)	784,331	(172,562)
Total income tax expense	$2,909,330	$1,923,912

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 34 percent primarily due to the following for the years ended December 31:

	2017	2016
Computed expense at statutory rates	$3,107,813	$2,518,785
Tax exempt interest and BOLI	(484,454)	(471,900)
Disallowed interest	13,867	13,053
Partnership rehabilitation and tax credits	(549,897)	(857,359)
Low income housing investment amortization expense	278,296	482,755
NMTC amortization expense	129,078	117,439
Deferred tax asset revaluation to enacted tax rates	410,304	0
Other	4,323	121,139
	$2,909,330	$1,923,912

The deferred income tax expense (benefit) consisted of the following items for the years ended December 31:

	2017	2016
Depreciation	$12,377	$64,758
Mortgage servicing rights	(184,146)	(28,011)
Deferred compensation	281,886	(58,194)
Bad debts	652,671	(90,633)
Limited partnership amortization	(15,573)	7,865
Investment in CFSG Partners	(39,644)	13,187
Core deposit intangible	(92,715)	(92,716)
Loan fair value	(13,531)	(7,514)
OREO write down	80	6,460
Prepaid expenses	80,325	0
Revaluation effect of unrealized loss on securities AFS	45,106	0
Other	57,495	12,236
Deferred tax expense (benefit)	$784,331	$(172,562)

Listed below are the significant components of the net deferred tax asset at December 31:

	2017	2016
Components of the deferred tax asset:
Bad debts	$1,142,001	$1,794,672
Deferred compensation	20,280	302,166
Contingent liability - MPF program	17,793	45,042
OREO write down	13,860	13,940
Capital lease	32,609	63,228
Unrealized loss on securities AFS	72,859	46,765
Other	23,210	22,837
Total deferred tax asset	$1,322,612	$2,288,650

Components of the deferred tax liability:
Depreciation	231,681	219,304
Limited partnerships	36,536	52,109
Mortgage servicing rights	227,490	411,636
Investment in CFSG Partners	75,391	115,035
Core deposit intangible	0	92,715
Prepaid expenses	80,325	0
Fair value adjustment on acquired loans	8,399	21,930
Total deferred tax liability	659,822	912,729
Net deferred tax asset	$662,790	$1,375,921

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2014 through 2017.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. The pension expense was $572,310 and $652,078 for 2017 and 2016, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors. Participants are general unsecured creditors of the Company with respect to these benefits. The benefits accrued under these plans were $96,572 and $114,014 at December 31, 2017 and 2016, respectively. Expenses associated with these plans were $558 and $723 for the years ended December 31, 2017 and 2016, respectively.

During 2017 and prior years, the Company maintained a supplemental employee retirement plan (SERP) for certain key employees of the Company. Benefits accrued under this plan were $774,713 at December 31, 2016 and the final payment of SERP benefits to the last participant was made on July 1, 2017. The expense associated with this plan was $0 and $199,004 for the years ended December 31, 2017 and 2016, respectively. The SERP was terminated following the final benefit payment on July 1, 2017.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2017	2016

Unused portions of home equity lines of credit	$29,529,411	$25,535,104
Residential construction lines of credit	3,767,168	3,676,176
Commercial real estate and other construction lines of credit	27,315,198	25,951,345
Commercial and industrial commitments	38,369,010	36,227,213
Other commitments to extend credit	48,233,850	42,459,454
Standby letters of credit and commercial letters of credit	1,939,759	2,009,788
Recourse on sale of credit card portfolio	302,775	258,555
MPF credit enhancement obligation, net (See Note 16)	634,340	748,239

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. At December 31, 2017 and 2016, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $1,789,453 and $832,000, respectively (see Note 16). The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding. Based on historical losses, the Company does not expect any significant losses from this commitment.

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

Note 16.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB. Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return. The Company is responsible for a Credit Enhancement Obligation (CEO) based on the credit quality of these loans. FHLBB funds a First Loss Account (FLA) based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB. These loans must meet specific underwriting standards of the FHLBB. As of December 31, 2017 and 2016, the Company had $43,006,299 and $48,058,235, respectively, in loans sold through the MPF program and on which the Company had a CEO. As of December 31, 2017, the notional amount of the maximum CEO related to this program was $719,067 compared to $870,664 as of December 31, 2016. The Company had accrued a contingent liability for this CEO in the amount of $84,727 and $122,425 as of December 31, 2017 and 2016, respectively, which is calculated by management based on the methodology used in calculating the ALL, adjusted to reflect the risk sharing arrangements with the FHLBB.

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

Note 18.  Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2017	2016

Balance, beginning of year	$14,121,486	$14,017,551
New loans to existing Principal Officers/Directors	6,181,507	11,862,375
Retirement/Resignation of Director	(6,876,144)	0
Repayment	(6,069,943)	(11,758,440)
Balance, end of year	$7,356,906	$14,121,486

Total funds of related parties on deposit with the Company were $5,679,969 and $7,938,810 at December 31, 2017 and 2016, respectively.

The Company leases 2,253 square feet of condominium space in the state office building on Main Street in Newport, Vermont to its trust company affiliate, CFSG, for its principal offices. CFSG also leases offices in the Company’s Barre and Lyndonville branches. The amount of rental income received from CFSG for the years ended December 31, 2017 and 2016 was $62,092 and $60,660, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan. The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan. CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants. In addition, CFSG serves as investment advisor and custodian of funds under the Company’s SERP. The Company pays monthly management fees to CFSG for its services to the 401(k) plan and the SERP based on the market value of the total assets under management. The amount paid to CFSG for the years ended December 31, 2017 and 2016 was $48,943 and $44,065, respectively, for services related to the 401(k) plan and $1,412 and $2,442, respectively, for services related to the SERP.

Note 19.  Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits. However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts. The Company was required to maintain contracted balances with other correspondent banks of $462,500 at December 31, 2017 and 2016. Of the $462,500 balance, $262,500 was a separate agreed upon “impressed” balance to avoid monthly charges on the Company’s current federal funds liquidity line.

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

The Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table on the following page) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The Company’s non-cumulative Series A preferred stock ($2.5 million liquidation preference) is includable without limitation in its Common equity tier 1 and Tier 1 capital. The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill and the core deposit intangible, net of any related deferred income tax liability, with the balance includable in Tier 2 capital. Management believes that, as of December 31, 2017, the Company and the Bank met all capital adequacy requirements to which they are currently subject.

Beginning in 2016, an additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period. The capital conservation buffer will be fully phased-in on January 1, 2019 at 2.5% of risk-weighted assets. A banking organization with a conservation buffer of less than 2.5% (or the required phase-in amount in years prior to 2019) is subject to limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The Company’s and the Bank’s capital conservation buffer was 5.93% and 5.82%, respectively, at December 31, 2017 compared to 5.52% and 5.42%, respectively, at December 31, 2016. As of December 31, 2017, both the Company and the Bank exceeded the required capital conservation buffer of 1.25% and on a pro forma basis would be compliant with the fully phased-in capital conservation buffer requirement.

As of December 31, 2017, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory guidelines for capital adequacy.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions(1):
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2017

Common equity tier 1 capital
(to risk-weighted assets)
Company	$59,523	12.75%	$21,003	4.50%	N/A	N/A
Bank	$58,920	12.64%	$20,972	4.50%	$30,293	6.50%

Tier 1 capital (to risk-weighted assets)
Company	$59,523	12.75%	$28,004	6.00%	N/A	N/A
Bank	$58,920	12.64%	$27,963	6.00%	$37,284	8.00%

Total capital (to risk-weighted assets)
Company	$65,005	13.93%	$37,338	8.00%	N/A	N/A
Bank	$64,401	13.82%	$37,284	8.00%	$46,605	10.00%

Tier 1 capital (to average assets)
Company	$59,523	9.05%	$26,304	4.00%	N/A	N/A
Bank	$58,920	8.97%	$26,279	4.00%	$32,849	5.00%

December 31, 2016:

Common equity tier 1 capital
(to risk-weighted assets)
Company	$55,690	12.34%	$20,304	4.50%	N/A	N/A
Bank	$55,120	12.23%	$20,274	4.50%	$29,285	6.50%

Tier 1 capital (to risk-weighted assets)
Company	$55,690	12.34%	$27,072	6.00%	N/A	N/A
Bank	$55,120	12.23%	$27,032	6.00%	$36,043	8.00%

Total capital (to risk-weighted assets)
Company	$61,012	13.52%	$36,096	8.00%	N/A	N/A
Bank	$60,443	13.42%	$36,043	8.00%	$45,054	10.00%

Tier 1 capital (to average assets)
Company	$55,690	9.17%	$24,305	4.00%	N/A	N/A
Bank	$55,120	9.08%	$24,281	4.00%	$30,351	5.00%

(1)  Applicable to banks, but not bank holding companies.

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

Securities AFS and HTM:  Fair value measurement is based upon quoted prices for similar assets, if available. If quoted prices are not available, fair values are measured using matrix pricing models, or other model-based valuation techniques requiring observable inputs other than quoted prices such as yield curves, prepayment speeds and default rates. Level 1 securities would include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets. Level 2 securities include federal agency securities and securities of local municipalities.

Restricted equity securities:  Restricted equity securities are comprised of FRBB stock and FHLBB stock. These securities are carried at cost, which is believed to approximate fair value, based on the redemption provisions of the FRBB and the FHLBB. The stock is nonmarketable, and redeemable at par value, subject to certain conditions. The Company classifies these securities as Level 2.

Loans and loans held-for-sale:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate residential, commercial real estate, and rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Loan impairment is deemed to exist when full repayment of principal and interest according to the contractual terms of the loan is no longer probable. Impaired loans are reported based on one of three measures: the present value of expected future cash flows discounted at the loan’s effective interest rate; the loan’s observable market price; or the fair value of the collateral if the loan is collateral dependent. If the fair value is less than an impaired loan’s recorded investment, an impairment loss is recognized as part of the ALL. Accordingly, certain impaired loans may be subject to measurement at fair value on a non-recurring basis. Management has estimated the fair values of collateral-dependent loans using Level 2 inputs, such as the fair value of collateral based on independent third-party appraisals. All other loans are valued using Level 3 inputs.

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

Deposits, repurchase agreements and borrowed funds:  The fair values disclosed for demand deposits (for example, checking accounts and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit and borrowed funds are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and indebtedness to a schedule of aggregated contractual maturities on such time deposits and indebtedness. The Company classifies deposits, repurchase agreements and borrowed funds as Level 2.

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

FASB ASC Topic 825, “Financial Instruments”, requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, if the fair values can be reasonably determined. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques using observable inputs when available. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Topic 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2017	Level 2
Assets: (market approach)
U.S. GSE debt securities	$17,158,742
Agency MBS	16,613,337
Other investments	4,678,574
Total	$38,450,653

December 31, 2016	Level 2
Assets: (market approach)
U.S. GSE debt securities	$17,317,328
Agency MBS	13,154,228
Other investments	3,243,495
$33,715,051

There were no Level 1 or Level 3 assets or liabilities measured on a recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2017 or 2016.

Assets Recorded at Fair Value on a Non-Recurring Basis

The following table includes assets measured at fair value on a non-recurring basis that have had a fair value adjustment since their initial recognition. Impaired loans measured at fair value only include impaired loans with a related specific ALL and are presented net of specific allowances as disclosed in Note 3.

Assets measured at fair value on a non-recurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy, are summarized below:

December 31, 2017	Level 2
Assets: (market approach)
MSRs(1)	$1,083,286
Impaired loans, net of related allowance	135,630
OREO	284,235

December 31, 2016
Assets: (market approach)
MSRs(1)	$1,210,695
Impaired loans, net of related allowance	508,872
OREO	394,000

(1) Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2017 and 2016.

There were no Level 1 or Level 3 assets or liabilities measured on a non-recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2017 or 2016.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

December 31, 2017		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$42,654	$42,654	$0	$0	$42,654
Securities HTM	48,825	0	48,796	0	48,796
Securities AFS	38,451	0	38,451	0	38,451
Restricted equity securities	1,704	0	1,704	0	1,704
Loans and loans held-for-sale, net of ALL
Commercial & industrial	76,394	0	0	76,799	76,799
Commercial real estate	204,260	0	136	204,697	204,833
Residential real estate - 1st lien	167,671	0	0	169,205	169,205
Residential real estate - Jr lien	44,916	0	0	45,207	45,207
Consumer	5,223	0	0	5,425	5,425
MSRs (1)	1,083	0	1,337	0	1,337
Accrued interest receivable	2,052	0	2,052	0	2,052

Financial liabilities:
Deposits
Other deposits	509,686	0	508,407	0	508,407
Brokered deposits	50,949	0	50,926	0	50,926
Long-term borrowings	3,550	0	3,191	0	3,191
Repurchase agreements	28,648	0	28,648	0	28,648
Capital lease obligations	382	0	382	0	382
Subordinated debentures	12,887	0	12,832	0	12,832
Accrued interest payable	101	0	101	0	101

(1) Reported fair value represents all MSRs serviced by the Company at December 31, 2017, regardless of carrying amount.

December 31, 2016		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$29,614	$29,614	$0	$0	$29,614
Securities HTM	49,887	0	51,035	0	51,035
Securities AFS	33,715	0	33,715	0	33,715
Restricted equity securities	2,756	0	2,756	0	2,756
Loans and loans held-for-sale, net of ALL
Commercial & industrial	67,972	0	48	68,727	68,775
Commercial real estate	199,136	0	601	201,560	202,161
Residential real estate - 1st lien	165,243	0	941	166,858	167,799
Residential real estate - Jr lien	42,536	0	109	42,948	43,057
Consumer	7,084	0	0	7,371	7,371
MSRs(1)	1,211	0	1,302	0	1,302
Accrued interest receivable	1,819	0	1,819	0	1,819

Financial liabilities:
Deposits
Other deposits	470,002	0	469,323	0	469,323
Brokered deposits	34,733	0	34,745	0	34,745
Short-term borrowings	30,000	0	30,000	0	30,000
Long-term borrowings	1,550	0	1,376	0	1,376
Repurchase agreements	30,423	0	30,423	0	30,423
Capital lease obligations	483	0	483	0	483
Subordinated debentures	12,887	0	12,849	0	12,849
Accrued interest payable	73	0	73	0	73

(1) Reported fair value represents all MSRs serviced by the Company at December 31, 2016, regardless of carrying amount.

The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 2017 and 2016.

Note 22.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of Community Bancorp. and Subsidiary.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Balance Sheets	2017	2016

Assets

Cash	$556,392	$494,086
Investment in subsidiary - Community National Bank	70,219,699	66,769,241
Investment in Capital Trust	387,000	387,000
Income taxes receivable	290,224	269,335
Total assets	$71,453,315	$67,919,662

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	630,461	581,145
Total liabilities	13,517,461	13,468,145

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 25 shares issued
and outstanding ($100,000 liquidation value)	2,500,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized,
5,322,320 and 5,269,053 shares issued at December 31, 2017
and 2016, respectively (including 13,039 and 15,022 shares
issued February 1, 2018 and 2017, respectively)	13,305,800	13,172,633
Additional paid-in capital	31,639,189	30,825,658
Retained earnings	13,387,739	10,666,782
Accumulated other comprehensive loss	(274,097)	(90,779)
Less: treasury stock, at cost; 210,101 shares at December 31, 2017 and 2016	(2,622,777)	(2,622,777)
Total shareholders' equity	57,935,854	54,451,517

Total liabilities and shareholders' equity	$71,453,315	$67,919,662

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2017	2016

Income
Bank subsidiary distributions	$3,206,000	$2,940,000
Dividends on Capital Trust	15,757	13,818
Total income	3,221,757	2,953,818

Expense
Interest on junior subordinated debentures	524,696	460,142
Administrative and other	344,657	345,842
Total expense	869,353	805,984

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	2,352,404	2,147,834
Income tax benefit	290,224	269,335

Income before equity in undistributed net income of subsidiary	2,642,628	2,417,169
Equity in undistributed net income of subsidiary	3,588,670	3,067,109
Net income	$6,231,298	$5,484,278

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2017	2016

Cash Flows from Operating Activities
Net income	$6,231,298	$5,484,278
Adjustments to reconcile net income to net cash provided by
operating activities
Equity in undistributed net income of subsidiary	(3,588,670)	(3,067,109)
Increase in income taxes receivable	(20,888)	(29,941)
Net cash provided by operating activities	2,621,740	2,387,228

Cash Flows from Financing Activities
Dividends paid on preferred stock	(101,563)	(87,500)
Dividends paid on common stock	(2,457,871)	(2,313,967)
Net cash used in financing activities	(2,559,434)	(2,401,467)
Net (decrease) increase in cash	62,306	(14,239)

Cash
Beginning	494,086	508,325
Ending	$556,392	$494,086

Cash Received for Income Taxes	$269,335	$239,394

Cash Paid for Interest	$524,696	$460,142

Dividends paid:
Dividends declared	$3,453,884	$3,212,092
Increase in dividends payable attributable to dividends declared	(49,315)	(565)
Dividends reinvested	(946,698)	(897,560)
	$2,457,871	$2,313,967

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2017 and 2016 is presented below:

2017	March 31,	June 30,	September 30,	December 31,

Interest income	$6,156,393	$6,444,837	$6,820,165	$7,019,554
Interest expense	734,411	749,504	796,192	788,283
Provision for loan losses	150,000	150,000	150,000	200,000
Non-interest income	1,370,218	1,381,731	1,449,247	1,383,196
Non-interest expense	4,731,119	4,892,568	4,842,116	4,700,520
Net income	1,414,216	1,499,513	1,792,949	1,524,620
Earnings per common share	0.27	0.29	0.35	0.30

2016	March 31,	June 30,	September 30,	December 31,

Interest income	$5,818,254	$5,963,378	$6,254,098	$6,212,384
Interest expense	663,262	676,995	691,743	667,299
Provision for loan losses	100,000	150,000	150,000	100,000
Non-interest income	1,237,851	1,318,699	1,483,520	1,461,829
Non-interest expense	4,682,291	4,675,180	4,790,503	4,994,550
Net income	1,169,494	1,295,199	1,515,900	1,503,685
Earnings per common share	0.23	0.25	0.30	0.29

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2017	2016
Income
Income from investment in CFSG Partners	$415,561	$429,008

Expenses
Outsourcing expense	$538,359	$509,345
Service contracts - administration	447,374	389,971
Marketing	484,330	380,753
State deposit tax	590,728	568,549
ATM fees	417,067	382,227
Telephone	278,998	318,059
FDIC Insurance	288,388	306,249

Note 25.  Subsequent Events

In February, 2018, the Board approved the sale of a condominium office space unit to CFSG, a related party. The sale is expected to occur in 2018.

Declaration of Cash Dividend

On December 15, 2017, the Company declared a cash dividend of $0.17 per share payable February 1, 2018 to shareholders of record as of January 15, 2018. On March 14, 2018, the Company declared a cash dividend of $0.17 per share payable May 1, 2018 to shareholders of record as of April 15, 2018. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2017 and 2016

The following discussion analyzes the consolidated financial condition of Community Bancorp. (the Company) and its wholly-owned subsidiary, Community National Bank, as of December 31, 2017 and 2016, and its consolidated results of operations for the years then ended. In prior years, the Company was considered a “smaller reporting company” under applicable disclosure rules of the Securities and Exchange Commission (SEC) and accordingly, elected to provide its audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period. At December 31, 2017, the Company was considered an accelerated filer for its Annual Report, and beginning with the first quarter 2018 interim report, will be required to provide the above referenced financial information for a three year period.

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

OVERVIEW

The Company’s consolidated assets at year-end 2017 were $667.0 million compared to $637.7 million at year-end 2016, an increase of 4.6%. Total loans increased 3.2% to $502.9 million, driven primarily by an increase in commercial loans of $13.7 million, to $284.2 million year over year, and a smaller increase in residential mortgage loans of $3.8 million to end the year at $213.4 million. The Company’s investment portfolio increased 4.4% year over year with an increase of $4.7 million in the available-for-sale portfolio, which more than offset a decrease of $1.1 million in the held-to-maturity portfolio. Funding for these increases was provided by a $55.9 million net increase in deposits, primarily in the form of core non-maturity deposits. This increase in deposits allowed for a $28.0 million reduction in short term borrowings compared with the prior year. Capital grew to $57.9 million with a book value of $10.84 per common share on December 31, 2017, compared with $54.5 million in capital and a book value of $10.27 per common share on December 31, 2016.

The Company’s net income of $6.2 million, or $1.21 per common share, for 2017 was up 13.1%, compared with net income of $5.5 million, or $1.07 per common share, in 2016. The improvement is primarily due to the growth in earning assets, as the yield and margins remain under pressure in the current low rate environment. Average earning-assets increased $42.0 million, or 7.5%, in 2017, and tax-equivalent interest income increased by $2.2 million, or 8.9%, resulting in a moderate increase in average yield on interest-earning assets of six basis points. Average interest-bearing liabilities increased $31.3 million, or 7.0%, during the year, and the average rate paid on interest-bearing liabilities increased moderately, by four basis points, resulting in an increase in interest expense of $369,091. Non-maturity deposit balances increased steadily throughout the year, which helped to reduce reliance on higher cost short term borrowings and brokered deposits to fund loan growth. There was a modest 3.3% decline in retail certificate of deposit (CD) balances as rate competition began to increase during the year, drawing away some rate sensitive accounts. The combined effect of these changes resulted in an increase of $1.8 million in tax-equivalent net interest income, and a slight improvement in net interest margin from 3.98% to 4.01% year over year. Also significantly impacting net income was a one-time charge to income tax expense of $410,304 for the revaluation of the Company’s net deferred tax assets as a result of tax reform signed into law at the end of December, to reflect the lower enacted federal income tax rates in effect beginning January 2, 1018.

The provision for loan losses was increased by $150,000, or 30%, year over year to accommodate the increase in the loan portfolio and loan losses. While commercial loans inherently carry more risk, the Company has dedicated significant resources in the credit administration department to mitigate the additional risk.

According to the State of Vermont Department of Labor, Vermont’s unemployment rate for December, 2017 was 2.8%, compared to 3.1% in December, 2016, and remains well below the national average of 4.1%. However, certain industries, most notably construction, have yet to recover from the last recession.  In addition, regions outside the Northwestern part of the state have not mirrored the robust growth seen in and around the Burlington area. Of the Company’s primary market areas, Orleans, Caledonia, and Essex Counties continue to have the highest unemployment rates in the state, while Washington and Franklin Counties are at or near the state average.

The regulatory environment continues to increase operating costs and place extensive burdens on personnel resources to comply with myriad legal requirements, including those under the Dodd-Frank Act of 2010, and the numerous rulemakings it has spawned, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Real Estate Settlement Procedures Act, the Truth in Lending Act and the Home Mortgage Disclosure Act, as well as the new Basel III capital framework. While the influx of nominees into key government agencies by the Trump administration may provide regulatory relief for community banks in the future, it is still unclear what impact any such changes would have on the Company.

The Company declared dividends of $0.68 per common share in 2017 compared to $0.64 per common share in 2016. As of December 31, 2017, the Company reported retained earnings of $13.4 million, compared to $10.7 million as of December 31, 2016 and total shareholders’ equity of $57.9 million and $54.5 million, respectively. The Company is committed to remaining a well-capitalized community bank, working to meet the needs of our customers while providing a fair return to our shareholders.

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

RESULTS OF OPERATIONS

The Company’s net income increased $747,020, or 13.6%, from 2016 to 2017, resulting in earnings per common share of $1.21 for 2017 and $1.07 for 2016. Net interest income (core earnings) increased $1.8 million, or 8.5%, for 2017 compared to 2016. This substantial increase in core earnings reflected the combined effect of a substantial increase of $2.2 million, or 9.0% in interest income versus a slight increase of $369,091, or 13.7%, in interest expense, year over year.

Non-interest income increased $82,493, or 1.5%, from 2016 to 2017. The largest component of non-interest income for 2017 was service fee income, with an increase of $334,875, or 12.2%, primarily from an increase in overdraft fees attributable to an overdraft privilege program implemented in June of 2016. This was partially offset by a decrease in income from sold loans of $161,519, or 18.1%, primarily due to a decrease in originations of residential mortgages sold in the secondary market, which totaled $14.0 million in 2017, a 25.5% decrease compared to originations totaling $18.8 million in 2016. As a result of the lower volume, the Company reported net gains from the sales of these mortgages of $317,432 in 2017, compared to $429,480 in 2016, a decrease of $112,048, or 26.1%. Although mortgage rates remained historically low throughout 2017, the refinancing activity has been exhausted and the volume of financing activity for home sales has not been sufficient to create the level of income in prior years.  Income from fees related to other loan activity increased $7,123, or 0.9%, while increased commercial loan activity resulted in an increase in commercial loan documentation fees of $43,640, or 8.4%, and decreased residential mortgage loan volume resulted in a decrease in residential loan related fees of $33,570, or 11.5%.

Other income, the final category of non-interest income, saw a decrease of $101,370, or 9.9%. This category of income was affected by the final distribution of the Supplemental Employee Retirement Program (SERP) to the last participant in July, 2017 and by the Company’s exit from a mortgage insurance exchange in 2016. This activity and the impact it had on current year results is explained in greater detail in the section labeled Non-Interest Income and Non-Interest Expense.

An increase is noted in two components of non-interest expense, while the other two components decreased year over year, for an aggregate increase of $23,799, or 0.1%. Salary and benefits decreased $470,113, or 4.8%, compared to the prior year, including a decrease in salaries of $279,447, or 4.0%, and a decrease in employee benefits of $190,666, or 6.7%, due primarily to the retirement of a senior executive employee. Occupancy expense increased $82,827, or 3.4%, year over year due to an increase in building maintenance, property taxes and the addition of the lease for the Company’s new loan production office in Burlington. Other expenses increased $411,085, or 6.1%, year over year with resources added to marketing and information technology. Please refer to the non-interest income and non-interest expense section of this report for more detail.

Return on average assets (ROA), which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity (ROE), which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

	December 31,
	2017	2016	2015

Return on Average Assets	0.96%	0.91%	0.82%
Return on Average Equity	11.16%	10.36%	9.60%
Dividend Payout Ratio (1)	56.20%	59.81%	66.67%
Average Equity to Average Assets Ratio	8.58%	8.77%	8.57%

(1) Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and certain balance sheet and per share data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

As of December 31,	2017	2016	2015	2014	2013

Balance Sheet Data
Net loans	$497,745,203	$482,280,911	$453,424,042	$443,202,475	$435,354,440
Total assets	667,045,595	637,653,665	596,134,709	586,711,044	573,667,404
Total deposits	560,634,980	504,735,032	495,485,562	493,019,463	481,552,569
Borrowed funds	3,550,000	31,550,000	10,000,000	0	0
Total liabilities	609,109,741	583,202,148	544,720,053	537,715,842	527,531,427
Total shareholders' equity	57,935,854	54,451,517	51,414,656	48,995,202	46,135,977

Years Ended December 31,

Operating Data
Total interest income	$26,440,949	$24,248,114	$23,406,689	$22,950,277	$22,639,782
Total interest expense	3,068,390	2,699,299	2,645,650	3,055,744	3,442,134
Net interest income	23,372,559	21,548,815	20,761,039	19,894,533	19,197,648

Provision for loan losses	650,000	500,000	510,000	540,000	670,000
Net interest income after
provision for loan losses	22,722,559	21,048,815	20,251,039	19,354,533	18,527,648

Non-interest income	5,584,392	5,501,899	5,150,155	5,141,751	5,982,568
Non-interest expense	19,166,323	19,142,524	18,810,973	17,585,980	17,818,632
Income before income taxes	9,140,628	7,408,190	6,590,221	6,910,304	6,691,584

Applicable income tax expense (1)	2,909,330	1,923,912	1,764,630	1,785,396	1,604,929

Net income	$6,231,298	$5,484,278	$4,825,591	$5,124,908	$5,086,655

Per Share Data
Earnings per common share (2)	$1.21	$1.07	$0.96	$1.03	$1.01
Dividends declared per common
share	$0.68	$0.64	$0.64	$0.64	$0.56
Book value per common share
outstanding	$10.84	$10.27	$9.79	$9.43	$8.96
Weighted average number of
common shares outstanding	5,084,102	5,024,270	4,961,972	4,897,281	4,838,185
Number of common shares
outstanding, period end	5,112,219	5,058,952	4,994,416	4,932,374	4,868,606

(1) Applicable income tax expense assumes a 34% tax rate.
(2) Computed based on the weighted average number of common shares outstanding during the periods presented.

INTEREST INCOME VERSUS INTEREST EXPENSE (NET INTEREST INCOME)

The largest component of the Company’s operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e. other borrowings). The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate paid). A portion of the Company’s income from municipal investments is not subject to income taxes. Because the proportion of tax-exempt items in the Company's portfolio varies from year-to-year, to improve comparability of information across years, the non-taxable income shown in the tables below has been converted to a tax equivalent basis. Because the Company’s corporate tax rate was 34% during each of the periods shown, to equalize tax-free and taxable income in the comparison, we divide the tax-free income by 66%, with the result that every tax-free dollar is equivalent to $1.52 in taxable income.

Tax-exempt income is derived from municipal investments, which comprised the entire held-to-maturity portfolio of $48.8 million, $49.9 million and $43.4 million, at December 31, 2017, 2016 and 2015, respectively.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last three years.

Years Ended December 31,	2017	2016	2015
	(Dollars in Thousands)

Net interest income as presented	$23,373	$21,549	$20,761
Effect of tax-exempt income	684	661	573
Net interest income, tax equivalent	$24,057	$22,210	$21,334

The following table presents average earning assets and average interest-bearing liabilities supporting earning assets for each of the last three fiscal years. Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield.

	Years Ended December 31,
		2017			2016			2015
			Average			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets

Loans (1)	$497,847	$24,103	4.84%	$470,229	$22,294	4.74%	$454,793	$21,717	4.78%
Taxable investment securities	35,758	676	1.89%	29,383	511	1.74%	30,725	442	1.44%
Tax-exempt investment securities	52,127	2,013	3.86%	51,744	1,944	3.76%	44,516	1,687	3.79%
Sweep and interest-earning accounts	12,331	160	1.30%	4,481	22	0.49%	6,337	17	0.27%
Other investments (2)	2,430	173	7.12%	2,690	138	5.13%	3,495	117	3.35%
	$600,493	$27,125	4.52%	$558,527	$24,909	4.46%	$539,866	$23,980	4.44%

Interest-Bearing Liabilities

Interest-bearing transaction accounts	$122,521	$324	0.26%	$116,081	$223	0.19%	$117,867	$229	0.19%
Money market accounts	86,142	782	0.91%	82,254	803	0.98%	87,390	826	0.95%
Savings deposits	96,551	124	0.13%	85,896	106	0.12%	80,530	98	0.12%
Time deposits	124,134	1,126	0.91%	109,347	894	0.82%	107,100	925	0.86%
Borrowed funds	9,975	65	0.65%	17,426	95	0.55%	14,217	40	0.28%
Repurchase agreements	28,950	87	0.30%	25,888	77	0.30%	24,314	70	0.29%
Capital lease obligations	430	35	8.14%	511	42	8.22%	596	49	8.22%
Junior subordinated debentures	12,887	525	4.07%	12,887	460	3.57%	12,887	409	3.17%
	$481,590	$3,068	0.64%	$450,290	$2,700	0.60%	$444,901	$2,646	0.59%

Net interest income		$24,057			$22,209			$21,334
Net interest spread (3)			3.88%			3.86%			3.85%
Net interest margin (4)			4.01%			3.98%			3.95%

(1) Included in gross loans are non-accrual loans with an average balance of $2.6 million, $3.2 million and $5.2 million for the years ended December 31, 2017,
2016 and 2015, respectively. Loans are stated before deduction of unearned discount and allowance for loan losses, less loans held-for-sale.
(2) Included in other investments is the Company’s FHLBB Stock with an average balance of $1.5 million, $1.7 million and $2.5 million, respectively, for
2017, 2016 and 2015 and a dividend rate of approximately 4.24%, 4.67% and 1.75%, respectively.
(3) Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average earning assets.

The average volume of interest-earning assets for the year ended December 31, 2017 increased 7.5% compared to December 31, 2016, which increased 3.5% compared to December 31, 2015. Average yield on interest-earning assets increased six basis points and two basis points for the respective periods.

The average volume of loans increased 5.9% for 2017 versus 2016, and 3.4% for 2016 versus 2015, while the average yield on loans increased 10 basis points to 4.84% for 2017 compared to 4.74% for 2016, which had decreased four basis points compared to 4.78% for 2015. These changes were due to a combination of the steadily increasing federal funds rate over the periods noted, and a shift in asset mix toward commercial loans; however, this has been partially offset by continued pressure on medium term (5-10 year) fixed rates. The growth in the average volume of loans during each of the last three years was reflected in increases in interest earned on the loan portfolio of $1.81 million in 2017 compared to 2016 and $577 thousand in 2016 compared to 2015, despite the four basis points decrease in average yield on loans in 2016 compared to 2015. Interest earned on the loan portfolio as a percentage of total interest income decreased yearly comprising approximately 88.9%, 89.5% and 90.1%, respectively for 2017, 2016 and 2015.

The average volume of the taxable investment portfolio (classified as available-for-sale) increased 21.7% for 2017 versus 2016 and decreased 4.4% for 2016 versus 2015, and the average yields on the taxable investment portfolio increased 15 basis points and 30 basis points, respectively. The increase in 2017 is due primarily to an effort to continue to incrementally grow the investment portfolio as the balance sheet grows in order to provide additional liquidity and pledge quality assets.  The average volume of the tax exempt portfolio (classified as held-to-maturity and consisting of municipal securities) increased 0.7% during 2017 and 16.2% during 2016. The average tax-equivalent yield on the tax exempt portfolio increased 10 basis points during 2017 and decreased three basis points during 2016, reflecting the increases in short term market rates during 2017.

The average volume of sweep and interest-earning accounts, which consists primarily of an interest-bearing account at the Federal Reserve Bank of Boston (FRBB) and two correspondent banks, increased 175.2% during 2017, but decreased 29.3% during 2016. The average yield on these funds increased 81 basis points and 22 basis points, respectively. This increase in volume is attributable to a higher balance of cash periodically held on hand in anticipation of funding loan growth and other liquidity needs.

The average volume of interest-bearing liabilities for the year ended December 31, 2017 increased 7.0% compared to December 31, 2016, which increased 1.2% compared to December 31, 2015. The average rate paid on interest-bearing liabilities increased four basis points during 2017 and one basis point during 2016.

The average volume of interest-bearing transaction accounts increased 5.6% for 2017 versus 2016, reflecting strong deposit growth during 2017, but decreased 1.5% for 2016 versus 2015, and the average rate paid on these accounts increased seven basis points for 2017 versus 2016, but remained flat for 2016 versus 2015.

The average volume of money market accounts increased 4.7% during 2017 and decreased 5.9% during 2016, while the average rate paid on these deposits decreased seven basis points during 2017 and increased three basis points during 2016.

The average volume of savings accounts increased in both comparison periods by 12.4% for 2017 versus 2016 and 6.7% for 2016 versus 2015, partially due to several escrow accounts for deposits held for the future purchase of properties in the Stowe area which account for approximately half of the increase. Some of the increase is due in part to the continued shift in product mix from retail time deposits to savings accounts as consumers anticipate higher rates in the near future.

The average volume of retail time deposits decreased 2.0% during 2017, and 4.5% during 2016, while the average volume of wholesale time deposits increased significantly during both periods, with increases of 178.3% during 2017 and 280.9% during 2016. Interest paid on time deposits as a percentage of total interest expense changed yearly comprising 36.7%, 33.1% and 35.0%, respectively for 2017, 2016 and 2015. With the recent increases in short term rates, there has been modest pressure for higher rates from the more rate sensitive deposit holders. Wholesale time deposits have been an increasingly beneficial source of funding throughout 2016 and 2017 as they have provided large blocks of funding without the need to disrupt pricing in the Company’s local markets. These funds can be obtained relatively quickly on an as-needed basis, making them a valuable alternative to traditional term borrowings from the FHLBB.

The average volume of borrowed funds decreased 42.8% for 2017 versus 2016, reflecting a shift to deposit funding to fund loan growth during 2017, but increased 22.6% for 2016 versus 2015. The average rate paid on these accounts increased 10 basis points during 2017 and 27 basis points during 2016.

The average volume of repurchase agreements increased 11.8% during 2017 and 6.5% during 2016, while the average rate paid on repurchase agreements remained flat for 2017 versus 2016 and increased one basis point for 2016 versus 2015.

In summary, the average yield on interest-earning assets increased six basis points during 2017, while the average rate paid on interest-bearing liabilities increased four basis points. During 2016, the average yield on interest-earning assets increased two basis points, while the average rate paid on interest-bearing liabilities increased one basis point. Net interest spread for 2017 was 3.88%, an increase of two basis point from 3.86% for 2016, which increased one basis point to 3.86% from 3.85% for 2015. Net interest margin increased three basis points in both comparison periods to 4.01% for 2017, compared to 3.98% for 2016 and 3.95% for 2015.

The following table summarizes the variances in income for the years presented, resulting from volume changes in interest-earning assets and interest-bearing liabilities and fluctuations in rates earned and paid compared to the prior year.

Changes in Interest Income and Interest Expense

	2017 versus 2016			2016 versus 2015
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans	$500	$1,309	$1,809	$(161)	$738	$577
Taxable investment securities	54	111	165	92	(23)	69
Tax-exempt investment securities	55	14	69	(17)	274	257
Sweep and interest-earning accounts	100	38	138	14	(9)	5
Other investments	54	(19)	35	62	(41)	21
	$763	$1,453	$2,216	$(10)	$939	$929

Average Interest-Bearing Liabilities
Interest-bearing transaction accounts	$89	$12	$101	$(3)	$(3)	$(6)
Money market accounts	(59)	38	(21)	27	(50)	(23)
Savings deposits	5	13	18	2	6	8
Time deposits	111	121	232	(50)	19	(31)
Borrowed funds	18	(48)	(30)	46	9	55
Repurchase agreements	1	9	10	2	5	7
Capital lease obligations	0	(7)	(7)	0	(7)	(7)
Junior subordinated debentures	65	0	65	51	0	51
	$230	$138	$368	$75	$(21)	$54

Changes in net interest income	$533	$1,315	$1,848	$(85)	$960	$875

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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2017	2016	Income	Percent

Service fees	$3,076,567	$2,741,692	$334,875	12.21%
Income from sold loans	730,019	891,538	(161,519)	-18.12%
Other income from loans	846,392	839,269	7,123	0.85%
Net realized gain on sale of securities AFS	3,384	0	3,384	100.00%
Income from CFSG Partners	415,561	429,008	(13,447)	-3.13%
Exchange income	81,500	98,500	(17,000)	-17.26%
SERP fair value adjustment	45,312	69,768	(24,456)	-35.05%
Income from insurance exchange	34,070	94,333	(60,263)	-63.88%
Other income	351,587	337,791	13,796	4.08%
Total non-interest income	$5,584,392	$5,501,899	$82,493	1.50%

Total non-interest income increased by $82,493 for the year ended December 31, 2017 compared to the same period 2016, with significant changes noted in the following:

●
Service fees increased $334,875, or 12.2%, year over year, due primarily to an increase in overdraft charges driven by a courtesy overdraft program implemented at the beginning of the third quarter of 2016.

●
Income from sold loans decreased $161,519, or 18.1%, due to a decrease in the volume of secondary market sales year over year, resulting from the increase in market rates and the diminishing volume of residential mortgage loan refinancings following a long period of low rates.

●
Income from the Company’s trust and investment management affiliate, Community Financial Services Group, LLC (CFSG Partners), decreased $13,447, or 3.1%, for the year. This decrease reflects a one-time mark-to-market adjustment to CFSG Partners’ investment portfolio during the third quarter of 2016 of approximately $28,000, partially offset by an increase in income of $16,508 year over year.

●
SERP fair value adjustment decreased $24,456 year over year. The final payment of SERP benefits to the last participant was made on July 1, 2017 and the related asset was liquidated shortly thereafter. Accordingly, there will no longer be an impact to earnings from this line item in future periods.

●
During the fourth quarter of 2016, the Company received a liquidity membership distribution from an insurance exchange resulting in one-time income of $88,646, accounting for the decrease of $60,263, or 63.9%, year over year.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2017	2016	Expense	Percent

Salaries and wages	$6,772,373	$7,051,820	$(279,447)	-3.96%
Employee benefits	2,648,060	2,838,726	(190,666)	-6.72%
Occupancy expenses, net	2,549,455	2,466,628	82,827	3.36%
Other expenses
Service contracts - administrative	447,374	389,971	57,403	14.72%
Marketing expense	484,330	380,753	103,577	27.20%
Miscellaneous computer expense	80,682	56,670	24,012	42.37%
Consultant services	235,811	141,375	94,436	66.80%
Collection & non-accruing loan
expense	87,520	122,176	(34,656)	-28.37%
OREO expense	73,544	60,965	12,579	20.63%
Debit and ATM card losses	49,952	19,864	30,088	151.47%
Other miscellaneous expenses	5,737,222	5,613,576	123,646	2.20%
Total non-interest expense	$19,166,323	$19,142,524	$23,799	0.12%

Total non-interest expense increased $23,799, or 0.12%, for the full year 2017 compared to the same period in 2016, with significant changes noted in the following:

●
Salaries and wages decreased $279,447, or 4.0%, year over year primarily due to the retirement of a senior executive employee in 2016.

●
The decrease in employee benefits of $190,666, or 6.7%, year over year due primarily to termination of the SERP associated with the retirement of a senior executive officer.

●
Service contracts – administrative increased $57,403, or 14.7%, year over year, primarily due to a new service contract for our upgraded telephone system.

●
Marketing expense increased $103,577, or 27.2%, year over year due to the Company’s strategic decision to enhance marketing efforts, including a shift to television ads from paper and radio during 2017.

●
Miscellaneous computer expense increased $24,012, or 42.4%, year over year partly due to an upgrade of the devices used for board and management reporting which has eliminated the use and distribution of paper reports. As the cost of some technology decreases, individual items are below the depreciable threshold and become a direct expense.

●
Consultant services increased $94,436, or 66.8%, year over year partly due to a contract with a consultant for technology related projects and a retainer paid to a retired executive employee.

●
Collections & non-accruing loan expense decreased $34,656, or 28.4%, year over year mostly due to non-recurring recovery of expenses of approximately $58,000 in 2017.

●
OREO expense increased $12,579, or 20.6%, year over year, due in part to a write down on an OREO property in 2017.

●
Debit and ATM card losses increased $30,088, or 151.5%, year over year due to an increase in fraud activity associated with debit cards.

APPLICABLE INCOME TAXES

The provision for income taxes increased $985,418, or 51.2%, from $1,923,912 in 2016 to $2,909,330 in 2017. A substantial portion of this increase is attributable to a one-time charge of $410,304 for the revaluation of the Company’s net deferred tax assets as a result of the Tax Cuts and Jobs Act signed into law on December 22, 2017, which reduces the federal corporate income tax rate to 21% effective January 1, 2018. Income before income taxes increased $1.7 million, or 23.4% for 2017 compared to 2016. Tax credits from affordable housing investments decreased $307,462, or 42.6%, from $722,125 in 2016 to $414,663 in 2017, while New Market Tax Credits (NMTC) of $135,234 were the same for both 2016 and 2017.

Amortization expense related to limited partnership investments is included as a component of income tax expense and amounted to $421,661 and $731,448 for 2017 and 2016, respectively. These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 8% and 10%. The Company entered into a new limited partnership investment in 2015 that began amortizing during 2016 and had significant rehabilitation tax credits for 2016, accounting for the decrease in amortization expense as well as the decrease in tax credits during 2017.

CHANGES IN FINANCIAL CONDITION

The following discussion refers to the volume of average assets, liabilities and shareholders’ equity in the table labeled “Distribution of Assets, Liabilities and Shareholders’ Equity” on the following page.

Average assets increased $17.0 million, or 2.9%, from the year ended December 31, 2015 to the year ended December 31, 2016, and $47.0 million, or 7.8%, from 2016 to 2017, reflecting increases in the average balance of all deposit categories year over year. The average volume of loans increased $15.3 million, or 3.4%, from 2015 to 2016 and $27.5 million, or 5.8%, from 2016 to 2017, due in part to strong commercial loan demand. The Company used maturities, sales and calls within the taxable investment portfolio and short-term borrowings to help fund loan growth during 2015 and 2016, accounting for the decrease of $1.3 million in the average volume of taxable investments from 2015 through 2016. The average volume of taxable investments increased $6.4 million, or 21.7%, from 2016 to 2017. The average volume of the tax-exempt portfolio increased favorably by $7.2 million, or 16.2%, from 2015 to 2016, but increased only slightly by approximately $383,000, or 0.7%, from 2016 to 2017. This portfolio is made up of local municipal obligations.

Average liabilities increased $14.3 million, or 2.7%, from the year ended December 31, 2015 to the year ended December 31, 2016 and $44.2 million, or 8.0%, from 2016 to 2017. The average volume of demand deposits increased $8.4 million, or 9.5%, from 2015 to 2016 and $13.3 million, or 13.8%, from 2016 to 2017. These increases reflected average volume increases of $5.4 million, or 10.1%, in business checking accounts and $3.4 million, or 12.3%, in personal checking accounts during 2016, and average volume increases of $10.8 million, or 18.3%, in business checking accounts and $2.3 million, or 7.5%, in consumer accounts during 2017. The average volume of interest-bearing transaction accounts decreased $1.8 million, or 1.5%, from 2015 to 2016 but increased $6.4 million, or 5.6%, from 2016 to 2017. The average volume of money market accounts followed a similar pattern as the interest-bearing transaction accounts, decreasing $5.1 million, or 5.9%, from 2015 to 2016 and then increasing $3.9 million, or 4.7%, from 2016 to 2017. The insured cash sweep account (ICS) offered through Promontory Interfinancial Network, has worked very well as a means of attracting new customers and retaining current customers who are looking for alternatives to time deposits and to maximize FDIC insurance coverage. In 2015, the Company began offering an ICS interest-bearing demand deposit product which was well received with an average volume in 2015 of $4.6 million, which increased 26.5% to an average volume of $5.8 million in 2016, and increased 15.2% to an average volume of $6.7 million in 2017. The average volume of the ICS money market accounts decreased from $13.4 million in 2015 to $11.9 million in 2016, and then increased $2.5 million in 2017 to an average volume of $14.4 million. The average volume of savings accounts increased $5.4 million, or 6.7%, from 2015 to 2016 and $10.7 million, or 12.4%, from 2016 to 2017 due in part to the escrow accounts mentioned in the interest income versus interest expense section. The average volume of total retail time deposits decreased $4.7 million, or 4.5%, from 2015 to 2016, and $2.0 million, or 2.0% from 2016 to 2017 which largely reflects a continued shift to savings or money market accounts, or customer rate shopping at other financial institutions. The Company strives to keep its core deposit customers but is not placing much emphasis on attracting rate shoppers as it has sufficient liquidity to meet reasonably foreseeable loan demand and other requirements. The trend away from retail time deposits slowed in 2016 as rates have stayed at the bottom through a full maturity cycle and are not resetting to a lower base, indicating that most customers that did not leave CD funds in the previous maturity are not as rate sensitive and are more likely to stay in the product. The Company has used wholesale time deposits to offset the decrease in retail deposits as needed. Average wholesale time deposits increased by $6.9 million, or 281.4%, from 2015 to 2016 and $16.8 million, or 178.3% from 2016 to 2017. The average volume of borrowed funds increased $3.2 million, or 22.6%, from 2015 to 2016, which was attributable to the growth in loans outpacing deposit growth, but decreased $7.5 million, or 42.8%, from 2016 to 2017 due to an overall growth in deposits. The Company continues to utilize wholesale deposits and other short-term borrowings to meet cash needs during the seasonal outflows of municipal deposits and to fund loan growth.

The following table provides a visual comparison of the breakdown of average assets and average liabilities as well as average shareholders' equity for the comparison periods.

Distribution of Assets, Liabilities and Shareholders' Equity

	Years Ended December 31,
	2017		2016		2015
	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Average Assets
Cash and due from banks
Non-interest bearing	$16,427	2.53%	$9,514	1.58%	$9,868	1.68%
Federal funds sold and overnight deposits	12,331	1.90%	4,481	0.74%	6,337	1.08%
Taxable investment securities	35,758	5.50%	29,383	4.87%	30,725	5.24%
Tax-exempt investment securities	52,127	8.01%	51,744	8.58%	44,516	7.59%
Other securities	2,043	0.31%	2,303	0.38%	3,108	0.53%
Total investment securities	89,928	13.82%	83,430	13.83%	78,349	13.36%
Gross loans	498,363	76.63%	470,856	78.06%	455,571	77.71%
ALL and deferred net loan costs	(5,073)	-0.78%	(4,831)	-0.80%	(4,737)	-0.81%
Premises and equipment	10,619	1.63%	11,082	1.84%	11,622	1.98%
Other real estate owned	377	0.06%	417	0.07%	1,127	0.19%
Investment in Capital Trust	387	0.06%	387	0.06%	387	0.07%
Bank owned life insurance	4,670	0.72%	4,569	0.76%	4,463	0.76%
Core deposit intangible	129	0.02%	401	0.06%	675	0.12%
Goodwill	11,574	1.78%	11,574	1.92%	11,574	1.98%
Other assets	10,574	1.63%	11,343	1.88%	11,013	1.88%
Total average assets	$650,306	100%	$603,223	100%	$586,249	100%

Average Liabilities
Demand deposits	$109,920	16.90%	$96,618	16.02%	$88,225	15.05%
Interest-bearing transaction accounts	122,521	18.84%	116,081	19.24%	117,867	20.11%
Money market funds	86,141	13.25%	82,254	13.64%	87,390	14.91%
Savings accounts	96,551	14.85%	85,896	14.24%	80,530	13.73%
Time deposits	124,134	19.09%	109,347	18.13%	107,100	18.27%
Total average deposits	539,267	82.93%	490,196	81.27%	481,112	82.07%

Borrowed funds	9,975	1.53%	17,426	2.89%	14,217	2.42%
Repurchase agreements	28,950	4.45%	25,888	4.29%	24,314	4.15%
Junior subordinated debentures	12,887	1.98%	12,887	2.14%	12,887	2.20%
Other liabilities	3,408	0.53%	3,878	0.64%	3,449	0.59%
Total average liabilities	594,487	91.42%	550,275	91.23%	535,979	91.43%

Average Shareholders' Equity
Preferred stock	2,500	0.38%	2,500	0.41%	2,500	0.42%
Common stock	13,230	2.03%	13,074	2.17%	12,943	2.21%
Additional paid-in capital	31,159	4.79%	30,361	5.03%	29,608	5.05%
Retained earnings	11,623	1.79%	9,502	1.57%	7,787	1.33%
Less: Treasury stock	(2,623)	-0.40%	(2,623)	-0.43%	(2,623)	-0.45%
Accumulated other comprehensive (loss) income	(70)	-0.01%	134	0.02%	55	0.01%
Total average shareholders' equity	55,819	8.58%	52,948	8.77%	50,270	8.57%
Total average liabilities and shareholders' equity	$650,306	100%	$603,223	100%	$586,249	100%

CERTAIN TIME DEPOSITS

Increments of maturity of time certificates of deposit of $100,000 or more outstanding on December 31, 2017 are summarized as follows:

3 months or less	$15,119,581
Over 3 through 6 months	17,933,938
Over 6 through 12 months	9,504,474
Over 12 months	22,954,388
Total	$65,512,381

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

Under the Company’s interest rate sensitivity modeling, with the continued asset sensitive balance sheet, in a rising rate environment NII is expected to trend upward as the short-term asset base (cash and adjustable rate loans) quickly cycle upward while the retail funding base (deposits) lags the market. If rates paid on deposits have to be increased more and/or more quickly than projected due to competitive pressures, the expected benefit to rising rates would be reduced. In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs. Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment. Management expects that the recent increases in the federal funds rate, including three 25 basis point increases in 2017, will continue to generate a positive impact to the Company’s NII in 2018 as variable rate loans reprice during the year; however, if the long end of the curve remains anchored this could create further margin pressures on longer term loans.

The following table summarizes the estimated impact on the Company's NII over a twelve month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2017:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-3.40%	Down 100 basis points	-8.70%
Up 200 basis points	4.30%	Up 200 basis points	13.10%

The amounts shown in the table are within the ALCO Policy limits. However, those amounts do not represent a forecast and should not be relied upon as indicative of future results. While assumptions used in the ALCO process, including the interest rate simulation analyses, are developed based upon current economic and local market conditions, and expected future conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change. As the market rates continue to increase, the impact of a falling rate environment is more pronounced, and the possibility more plausible than during the last several years of near zero short rates.

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

Residential mortgages represented approximately 43% of the Company’s loan balances at December 31, 2017. The percentage of residential mortgage loans to total loans has been on a gradual decline in recent years, with a strategic shift to commercial lending. The Company maintains a residential mortgage loan portfolio of traditional mortgage products and does not engage in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. Residential mortgages with loan-to-values exceeding 80% are generally covered by private mortgage insurance (“PMI”). A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated. Junior lien home equity products make up 20.8% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The Company also originates some home equity loans greater than 80% under an insured loan program with stringent underwriting criteria.

Consistent with the strategic focus on commercial lending, the commercial and commercial real estate loan portfolios saw solid growth during 2016 and 2017 despite some significant loan payoffs during both years. The 2016 growth included balances being drawn on commercial construction loans and higher balances on commercial lines of credit. Commercial and commercial real estate loan demand continued through 2017, increasing with the funding of construction projects and draws on lines of credit. Strong commercial real estate loan demand in 2017 was offset with several sizeable late-year payoffs. Commercial and commercial real estate loans together comprised 56.5% of the Company’s loan portfolio at December 31, 2017, compared to 55.5% at December 31, 2016. The increase in the absolute and relative size of the commercial loan portfolio has also increased geographic diversification, with much of the growth in commercial loans occurring along the I-89 corridor from White River Junction through Chittenden County, outside the Company’s core market area.

The following table reflects the composition of the Company's loan portfolio, by portfolio segment, as a percentage of total loans as of December 31,

Composition of Loan Portfolio

	2017		2016		2015		2014		2013
	(Dollars in Thousands)
Real estate loans
Construction & land
development	$21,968	4.37%	$14,991	3.08%	$21,445	4.68%	$12,574	2.81%	$19,098	4.34%
Farm land	10,477	2.08%	13,011	2.67%	12,570	2.74%	13,105	2.93%	10,453	2.38%
1-4 Family residential -
1st lien	168,184	33.44%	166,692	34.21%	162,760	35.53%	163,966	36.62%	172,847	39.29%
Jr lien	45,257	9.00%	42,927	8.81%	44,720	9.76%	44,801	10.00%	45,687	10.39%
Commercial real estate	174,599	34.72%	173,727	35.66%	144,192	31.48%	140,934	31.47%	127,385	28.96%
Loans to finance
agricultural production	887	0.18%	996	0.20%	2,508	0.55%	2,017	0.45%	1,720	0.39%
Commercial & industrial	76,224	15.16%	67,734	13.90%	62,683	13.68%	62,373	13.93%	53,900	12.25%
Consumer	5,269	1.05%	7,171	1.47%	7,241	1.58%	8,035	1.79%	8,819	2.00%
Gross loans	502,865	100%	487,249	100%	458,119	100%	447,805	100%	439,909	100%

Less:
Allowance for loan losses
and deferred net loan costs	(5,120)		(4,968)		(4,695)		(4,602)		(4,554)
Net loans	$497,745		$482,281		$453,424		$443,203		$435,355

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2017.

	Fixed Rate Loans				Variable Rate Loans
	Within 1 Year	2 - 5 Years	After 5 Years	Total	Within 1 Year	2 - 5 Years	After 5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land development	$1,723	$191	$2,101	$4,015	$3,661	$187	$14,105	$17,953
Secured by farm land	0	455	589	1,044	440	126	8,867	9,433
Commercial real estate	1,215	1,396	11,737	14,348	4,621	5,472	150,158	160,251
Loans to finance agricultural production	65	328	0	393	95	399	0	494
Commercial & industrial	481	13,763	7,721	21,965	13,767	28,020	12,472	54,259
	$3,484	$16,133	$22,148	$41,765	$22,584	$34,204	$185,602	$242,390

Risk in the Company’s commercial and commercial real estate loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the U.S. Small Business Administration (SBA) and USDA Rural Development. At December 31, 2017, the Company had $23.7 million in guaranteed loans with guaranteed balances of $17.5 million, compared to $23.9 million in guaranteed loans with guaranteed balances of $18.1 million at December 31, 2016.

The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure. Commercial & industrial and commercial real estate loans are generally placed on non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more. However, such a loan need not be placed on non-accrual status if it is both well secured and in the process of collection. Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case-by-case basis. The Company obtains current property appraisals or market value analyses and considers the cost to carry and sell collateral in order to assess the level of specific allocations required. Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due. When a loan is placed in non-accrual status, the Company reverses the accrued interest against current period income and discontinues the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months. Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan book balance.

The level of non-performing assets remained comparatively stable from 2013 through 2015, followed by a substantial decrease in 2016 in large part due to the restoration to accrual status of one large commercial real estate relationship and another commercial relationship secured by multiple residential properties. Other reductions occurred through the foreclosure process or through borrower initiated payments and payoffs. 2017 increases in non-performing assets generally resulted from numerous smaller loans across the commercial real estate and residential 1st lien portfolios.

Non-performing assets at the end of each of the last five fiscal years consisted of the following:

Non-Performing Assets

December 31,	2017	2016	2015	2014	2013
	(Dollars in Thousands)
Accruing loans past due 90 days or more:
Commercial & industrial	$0	$26	$14	$24	$22
Commercial real estate	0	0	45	5	5
Residential real estate - 1st lien	1,249	1,068	801	980	817
Residential real estate - Jr lien	0	28	63	116	56
Consumer	1	2	0	0	8
Total past due 90 days or more	1,250	1,124	923	1,125	908

Non-accrual loans (1)
Commercial & industrial	99	143	441	553	527
Commercial real estate	1,065	766	2,401	1,934	1,404
Residential real estate - 1st lien	1,585	1,227	2,009	1,263	2,203
Residential real estate - Jr lien	347	339	386	404	593
Total non-accrual loans	3,096	2,475	5,237	4,154	4,727

Total non-accrual and past due loans	4,346	3,599	6,160	5,279	5,635
Other real estate owned	284	394	262	1,238	1,106
Total non-performing assets	$4,630	$3,993	$6,422	$6,517	$6,741

Percent of gross loans	0.92%	0.82%	1.40%	1.46%	1.53%
Reserve coverage of non-performing assets	117.45%	132.18%	78.04%	75.28%	72.03%

Yearly increase (decrease) in non-performing assets	$637	$(2,429)	$(95)	$(223)
Percent of change in non-performing assets	15.96%	-37.82%	-1.46%	-3.31%

(1) No consumer loans were in non-accrual status as of the consolidated balance sheet dates. In accordance with Company policy, delinquent consumer loans are charged off at 120 days past due.

Non-performing loans as of December 31, 2017 consisted of, by dollar volume, approximately 51% residential first mortgages, 11% junior lien home equity loans, 34% commercial real estate and 3% in commercial loans not secured by real estate, compared to 49%, 14%, 31%, and 6%, respectively, at December 31, 2016.

The Company’s OREO portfolio at December 31, 2017 consisted of one residential property and one commercial property compared to two residential properties at December 31, 2016. All of the residential properties were acquired through the normal foreclosure process. The Company took control of two commercial properties in 2017, one in January and the other in March. One of the commercial properties sold in April, 2017 and the other failed to sell at auction in May, 2017 and is listed for sale.

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

The Non-Performing Assets in the table above include the following TDRs that were past due 90 days or more or in non-accrual status as of the dates presented:

	December 31, 2017		December 31, 2016
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance
Commercial & industrial	1	$24,685	2	$143,127
Commercial real estate	2	531,117	2	354,811
Residential real estate - 1st lien	7	412,134	9	516,886
Residential real estate - Jr lien	0	0	2	117,158
	10	$967,937	15	$1,131,982

The remainder of the Company’s TDRs were performing in accordance with their modified terms as of the date presented and consisted of the following:

	December 31, 2017		December 31, 2016
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance
Commercial real estate	5	$308,460	5	$1,350,480
Residential real estate - 1st lien	53	2,837,572	28	2,722,973
Residential real estate - Jr lien	1	8,358	2	63,971
	59	$3,154,389	35	$4,137,424

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans. The Company is contractually committed to lend under one SBA guaranteed line of credit to a borrower whose lending relationship was previously restructured.

Allowance for loan losses and provisions - The Company maintains an ALL at a level that management believes is appropriate to absorb losses inherent in the loan portfolio as of the measurement date (See Note 3 to the accompanying audited consolidated financial statements). Although the Company, in establishing the ALL, considers the inherent losses in individual loans and pools of loans, the ALL is a general reserve available to absorb all credit losses in the loan portfolio. No part of the ALL is segregated to absorb losses from any particular loan or segment of loans.

When establishing the ALL each quarter, the Company applies a combination of historical loss factors and qualitative factors to loan segments, including residential first and junior lien mortgages, commercial real estate, commercial & industrial, and consumer loan portfolios. The Company applies numerous qualitative factors to each segment of the loan portfolio. Those factors include the levels of and trends in delinquencies and non-accrual loans, criticized and classified assets, volumes and terms of loans, and the impact of any loan policy changes. Experience, ability and depth of lending personnel, levels of policy and documentation exceptions, national and local economic trends, the competitive environment, and concentrations of credit are also factors considered.

Specific allocations to the ALL are made for certain impaired loans. Impaired loans include all troubled debt restructurings regardless of amount, and all loans to a borrower that in aggregate are greater than $100,000 and that are in non-accrual status. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due, including interest and principal, according to the contractual terms of the loan agreement. The Company will review all the facts and circumstances surrounding non-accrual loans and on a case-by-case basis may consider loans below the threshold as impaired when such treatment is material to the financial statements. See Note 3 to the accompanying audited consolidated financial statements for information on the recorded investment in impaired loans and their related allocations.

During the second quarter of 2017, the Company transitioned to a software solution for preparing the ALL calculation and related reports, replacing previously used Excel spreadsheets. The software solution provides the Company with stronger data integrity, ease and efficiency in ALL preparation, and helps ready the Company for the future transition to the Current Expected Credit Loss (CECL) model. During the implementation and testing of the software, several changes to the underlying ALL methodology were made. Those changes included (i) removing the government guaranteed balances from the calculation of the ALL for both the pooled loans and impaired loans, (ii) treating all TDRs as impaired regardless of size, and (iii) using a fixed look back period for historical losses based on loss history and economic conditions rather than applying the highest look back period of the last 5 years. The Company has a solid history of collection of government guarantees; removal of the guaranteed portion of the loan balance from the ALL calculation for government guaranteed loans reduces the amount of reserves that would otherwise be required against those loans. Management expects the change to the historical loss methodology will eliminate sharp increases or decreases in loss ratios resulting from isolated losses rolling into or out of the look back period and is more reflective of the Company’s loss history during periods of relative economic stability. Although the inclusion of all TDRs in the impaired calculation now requires the individual analysis of a significantly larger number of loans than was the case under the previous ALL methodology, the ability to individually analyze a greater number of loans is facilitated by the new software. Compared to the prior ALL methodology, the net impact of the foregoing methodology changes reduced required reserves by approximately $247,000 for the quarter ended June 30, 2017, the quarter during which the changes were first implemented.

The following table summarizes the Company's loan loss experience for each of the last five years.

As of or for the Years Ended December 31,	2017	2016	2015	2014	2013
	(Dollars in Thousands)

Loans outstanding, end of year	$502,865	$487,249	$458,119	$447,805	$439,909
Average loans outstanding during year	$497,847	$470,229	$454,793	$447,133	$425,482
Non-accruing loans, end of year	$3,097	$2,475	$5,237	$4,154	$4,727
Non-accruing loans, net of government guarantees	$3,037	$2,328	$4,551	$3,378	$4,368

Allowance, beginning of year	$5,278	$5,012	$4,906	$4,855	$4,312
Loans charged off:
Commercial & industrial	(20)	(12)	(201)	(153)	(83)
Commercial real estate	(160)	0	(15)	(168)	(125)
Residential real estate - 1st lien	(160)	(244)	(151)	(59)	(56)
Residential real estate - Jr lien	(118)	0	(66)	(52)	(57)
Consumer	(124)	(53)	(69)	(112)	(67)
	(582)	(309)	(502)	(544)	(388)
Recoveries:
Commercial & industrial	27	25	59	6	3
Commercial real estate	0	0	0	0	186
Residential real estate - 1st lien	27	24	6	15	16
Residential real estate - Jr lien	1	0	0	0	21
Consumer	37	26	33	34	35
	92	75	98	55	261

Net loans charged off	(490)	(234)	(404)	(489)	(127)
Provision charged to income	650	500	510	540	670
Allowance, end of year	$5,438	$5,278	$5,012	$4,906	$4,855

Net charge offs to average loans outstanding	0.10%	0.05%	0.09%	0.11%	0.03%
Provision charged to income as a percent
of average loans	0.13%	0.11%	0.11%	0.12%	0.16%
Allowance to average loans outstanding	1.09%	1.12%	1.10%	1.10%	1.14%
Allowance to non-accruing loans	175.59%	213.25%	95.70%	118.10%	102.71%
Allowance to non-accruing loans net of
government guarantees	179.06%	226.72%	110.13%	145.23%	111.15%

While the Company’s allowance coverage of non-accruing loans increased during 2013, the coverage of non-accruing loans net of government guarantees decreased. The decrease was the result of new non-accruing loans that were not guaranteed, replacing one large government guaranteed loan that was fully liquidated during the second quarter of 2013. Both the increase in the reserve balance and lower levels of non-accruing loans during 2014 led to the strengthened reserve coverage of non-accruing loans at year-end 2014, including the coverage of non-accruing loans net of government guarantees. Despite lower net losses in 2015 than in 2014, the 2015 provision was maintained at a level consistent with portfolio growth and higher levels of non-performing loans. Similarly, despite lower net losses during 2016 and sharply lower non-performing loans, the 2016 provision held steady at $500,000 to support the strong loan growth, particularly in the commercial real estate portfolio. The 2017 provision increased to $650,000, principally to cover higher loan losses experienced during the year, some qualitative adjustment increases related to classified loan levels, along with solid loan portfolio growth. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans and manage the OREO portfolio, and management continues to monitor the loan portfolio closely.

The fourth quarter ALL analysis shows the reserve balance of $5.4 million at December 31, 2017 is sufficient to cover losses that are probable and estimable as of the measurement date, with an unallocated reserve of approximately $267,000. The reserve balance and unallocated amount continue to be directionally consistent with the overall risk profile of the Company’s loan portfolio and credit risk appetite. The portion of the ALL termed "unallocated" is established to absorb inherent losses that exist as of the measurement date although not specifically identified through management's process for estimating credit losses. While the ALL is described as consisting of separate allocated portions, the entire ALL is available to support loan losses, regardless of category. Unallocated reserves are considered by management to be appropriate in light of the Company’s continued growth strategy and shift in the portfolio from residential loans to commercial and commercial real estate loans and the risk associated with the relatively new, unseasoned loans in those portfolios. The adequacy of the ALL is reviewed quarterly by the risk management committee of the Board of Directors and then presented to the full Board of Directors for approval.

The following table shows the allocation of the ALL, as well as the percent of each loan category to the total loan portfolio for each of the last five years:

Allocation of Allowance for Loan Losses

December 31,	2017	%	2016	%	2015	%	2014	%	2013	%
	(Dollars in Thousands)
Domestic
Commercial & industrial	$676	15%	$726	14%	$713	14%	$647	14%	$516	13%
Commercial real estate	2,674	41%	2,496	41%	2,152	39%	2,312	37%	2,144	36%
Residential real estate
1st lien	1,461	34%	1,370	35%	1,368	35%	1,271	37%	1,453	39%
Jr lien	317	9%	371	9%	423	10%	321	10%	366	10%
Consumer	43	1%	84	1%	76	2%	119	2%	105	2%
Unallocated	267	0%	231	0%	280	0%	236	0%	271	0%
	$5,438	100%	$5,278	100%	$5,012	100%	$4,906	100%	$4,855	100%

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

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of available-for-sale (AFS) securities increased $7.2 million, or 27.4%, in 2016, from $26.5 million at December 31, 2015 to $33.7 million at December 31, 2016, and increased $4.7 million, or 14.1%, in 2017 to $38.5 million at December 31, 2017. The book value of the Company’s held-to-maturity (HTM) portfolio, which consisted entirely of tax-exempt obligations of state and political subdivisions during both 2016 and 2017, increased $6.5 million, or 15.1%, in 2016 from $43.4 million as of December 31, 2015 compared to $49.9 million at December 31, 2016, but decreased $1.1 million, or 2.1% in 2017 to $48.8 million at December 31, 2017. The increase in the HTM investment portfolio in 2016 was due to a $7.6 million increase in tax exempt term obligations compared with the prior year, while non-arbitrage lending increased $390 thousand, or 1.9%, and tax anticipation lending declined $1.5 million, or 59.7%, from December 31, 2015. During 2017, tax anticipation lending increased by $1.6 million, or 163.3%, while non arbitrage and term lending decreased $1.1 million, or 5.3%, and $1.5 million, or 5.5%, respectively. The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis; as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or AFS, either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income. The Company's investment policy does not permit the holding of trading securities. Securities classified as HTM are recorded at book value, subject to adjustment for other-than-temporary impairment. Securities classified as AFS are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets. These adjustments in the AFS portfolio resulted in an accumulated unrealized loss net of taxes in all comparison periods with $274,097 at December 31, 2017, compared to $90,779 at December 31, 2016, and $45,394 at December 31, 2015. Included in the 2017 accumulated unrealized loss is a reclassification adjustment of $45,106 for the deferred tax revaluation disclosed in the accompanying audited financial statements due to the enacted reduction in the corporate federal income tax rates in future periods. The fluctuations in unrealized gains and losses are due primarily to market interest rate changes, and are not based on any deterioration in credit quality of the underlying issuers. The Company’s investment portfolio includes Federal National Mortgage Association and Federal Home Loan Mortgage Corporation issued mortgage-backed securities (Agency MBS) in order to realize a more favorable yield in the portfolio and diversify the holdings. Although classified as AFS, these securities are short term and we anticipate holding them until maturity. The unrealized loss positions within the investment portfolio as of the balance sheet dates presented are considered by management to be temporary.

The restricted equity securities comprise the Company’s membership stock in the FRBB and FHLBB. On December 31, 2017, 2016 and 2015, the Company held $588,150 in FRBB stock and $1.1 million, $2.2 million and $1.9 million, respectively, in FHLBB stock. Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts. The stock is typically held for an extended period of time and can only be sold back to the issuer, or in the case of FHLBB, a member institution. Restricted equity stock is sold and redeemed at par. Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par. The FHLBB stock is subject to capital call provisions.

Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices. In 2016, there was one call feature exercised by the issuer, compared to no calls exercised during 2017 or 2015.

The Company's investment portfolios as of December 31 in each of the last three fiscal years were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2017

Available-for-Sale
U.S. GSE debt securities	$17,308	$0	$149	$17,159
Agency MBS	16,782	11	180	16,613
Other investments	4,707	0	29	4,678
	$38,797	$11	$358	$38,450

Held-to-Maturity
States and political subdivisions	$48,825	$0	$29	$48,796

Restricted Equity Securities (1)	$1,704	$0	$0	$1,704

	$89,326	$11	$387	$88,950

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2016

Available-for-Sale
U.S. GSE debt securities	$17,366	$24	$73	$17,317
Agency MBS	13,266	4	116	13,154
Other investments	3,221	25	2	3,244
	$33,853	$53	$191	$33,715

Held-to-Maturity
States and political subdivisions	$49,887	$1,148	$0	$51,035

Restricted Equity Securities (1)	$2,756	$0	$0	$2,756

	$86,495	$267	$191	$86,571

December 31, 2015

Available-for-Sale
U.S. GSE debt securities	$12,832	$22	$22	$12,832
Agency MBS	10,734	0	70	10,664
Other investments	2,973	5	4	2,974
	$26,539	$27	$96	$26,470

Held-to-Maturity
States and political subdivisions	$43,354	$789	$0	$44,143

Restricted Equity Securities (1)	$2,442	$0	$0	$2,442

	$72,335	$816	$96	$73,055

(1) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

The Company did not have investments totaling more than 10% of Shareholders’ equity in any one issuer during any of the periods presented.

Realized gains and losses in the Company’s AFS portfolio are presented in the table below for each of the last three fiscal years:

	2017	2016	2015
Realized gains
US Government securities	$2,021	$0	$14,779
Agency MBS	0	0	8,023
Other investments	6,366	0	0
	$8,387	$0	$22,802
Realized losses
US Government securities	$1,804	$0	$0
Agency MBS	0	0	5,300
Other investments	3,199	0	0
	$5,003	$0	$5,300

	$3,384	$0	$17,502

The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

Maturities and Yields of Investment Portfolio

December 31,	2017		2016		2015
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value(1)	Yield(2)	Value(1)	Yield(2)	Value(1)	Yield(2)
	(Dollars in Thousands)
Available-for-Sale
U.S. Treasury & Agency Obligations
Due in one year or less	$3,740	1.30%	$2,010	1.17%	$3,086	1.19%
Due from one to five years	6,978	1.64%	14,331	1.44%	9,746	1.32%
Due from five to ten years	6,441	2.62%	976	2.60%	0	0.00%
Total	$17,159	1.93%	$17,317	1.47%	$12,832	1.29%

Other Investments
Due from one to five years	$4,190	2.25%	$2,998	2.12%	$2,728	2.13%
Due from five to ten years	488	2.50%	245	2.50%	245	2.50%
Total	$4,678	2.28%	$3,243	2.15%	$2,973	2.16%

Agency MBS (3)	$16,613	2.08%	$13,154	2.01%	$10,664	1.69%

FRBB Stock (4)	$588	6.00%	$588	6.00%	$588	6.00%

FHLBB Stock (4)	$1,116	5.53%	$2,168	3.70%	$1,854	3.74%

Held-to-Maturity
Obligations of State & Political Subdivisions
Due in one year or less	$24,818	3.71%	$25,369	3.67%	$27,731	3.41%
Due from one to five years	4,494	3.39%	4,031	2.97%	4,016	2.81%
Due from five to ten years	4,338	4.14%	4,013	4.36%	3,022	4.34%
Due after ten years	15,175	3.79%	16,474	3.79%	8,585	4.57%
Total	$48,825	3.75%	$49,887	3.72%	$43,354	3.65%

(1) AFS Investments are presented at fair value, and HTM investments are presented at book value.
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
(4) Required equity purchases for membership in the Federal Reserve System and Federal Home Loan Bank System.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2017, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk are disclosed in Note 15 to the consolidated financial statements.

EFFECTS OF INFLATION

Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank's assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines. During the economic downturn that began in 2008, the capital and credit markets experienced significant volatility and disruption, with the federal government taking unprecedented steps to deal with the economic situation. These measures included significant deficit spending as well as quantitative easing of the money supply by the FRB. With the improvement in the economy during the last two years, the Federal Open Market Committee (FOMC) has taken steps to begin a gradual increase in interest rates.

The impact of inflation on the Company's financial results is affected by management's ability to react to changes in interest rates in order to reduce inflationary effect on performance. Interest rates do not necessarily move in conjunction with changes in the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against significant interest rate fluctuations, including those resulting from inflation. With inflation approaching the 2% target, recent highlights from the FOMC meeting point to a more hawkish sentiment from committee members stating that stronger economic growth has raised the potential for further rate hikes or has, at least, created confidence in maintaining their gradual tightening path. An inflationary environment could develop further with the large spending packages presented to improve the country’s aging infrastructure.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings. One-way deposits purchased through the Certificate of Deposit Account Registry Service (CDARS), maintained by the Promontory Interfinancial Network provide an alternative funding source when needed. Such deposits are generally considered a form of brokered deposits. The Company had $12.3 million in one-way deposits at December 31, 2017, compared to no one-way deposits at December 31, 2016. In addition, two-way CDARS deposits allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other CDARS members. At December 31, 2017 and 2016, the Company reported $2.8 million and $3.1 million, respectively, in CDARS deposits representing exchanged deposits with other CDARS participating banks.

During 2017, the Company continued its use of brokered deposits outside of the CDARS program to satisfy a portion of its short-term funding needs, although to a lesser extent than in 2016 due to deposit growth in 2017. These are typically short term certificates of deposit with maturity less than one year purchased through a prominent broker of public and institutional funds from across the country. This relationship has provided another avenue for short term funding that is easily accessible without any detrimental effect on the pricing of the core deposit base. The Company had $8.8 million and $14.0 million of these brokered CDs outstanding at December 31, 2017 and December 31, 2016, respectively.

At December 31, 2017 and 2016, gross borrowing capacity of approximately $109.7 million and $68.2 million, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgages), reduced by outstanding advances and collateral pledges. During the second quarter of 2017, the Company began pledging residential mortgage loans based on a detail listing rather than a summary listing, and also began pledging qualifying multifamily and other commercial real estate loans. These changes resulted in an increase in the portfolio of qualifying loans in 2017 compared to 2016, which is reflected in the increase in borrowing capacity between periods. The Company also has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000, with no advances against it at December 31, 2017 or 2016. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($109.7 million and $68.2 million at December 31, 2017 and 2016, respectively, less outstanding advances and collateral pledges) with letters of credit issued by the FHLBB. The Company offers a Government Agency Account to its municipal customers collateralized with these FHLBB letters of credit. At December 31, 2017 and 2016, approximately $59.9 million and $21.2 million, respectively, of qualifying residential real estate loans were pledged as collateral to the FHLBB for these collateralized governmental unit deposits, which reduced dollar-for-dollar the available borrowing capacity under the FHLBB line of credit. Total fees paid by the Company to the FHLBB in connection with these letters of credit were $34,601 for 2017 and $25,967 for 2016.

The Company has a Borrower-in-Custody arrangement with the FRBB secured by eligible commercial loans, commercial real estate loans and home equity loans, resulting in an available line of $45.3 million and $47.1 million, respectively, at December 31, 2017 and 2016. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 200 basis points at December 31, 2017. At December 31, 2017 and 2016, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with three correspondent banks with available borrowing capacity totaling $12.5 million at December 31, 2017 and 2016. The Company had no outstanding advances against these lines for the periods presented.

Securities sold under agreements to repurchase amounted to $28.6 million, $30.4 million and $22.1 million as of December 31, 2017, 2016 and 2015, respectively. The average daily balance of these repurchase agreements was $28.9 million, $25.9 million and $24.3 million during 2017, 2016, and 2015, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $31.7 million, $30.4 million and $28.2 million during 2016, 2015 and 2014, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 0.33% during 2017, 0.30% during 2016 and 0.29% during 2015.

The following table illustrates the changes in shareholders' equity from December 31, 2016 to December 31, 2017:

Balance at December 31, 2016 (book value $10.27 per common share)	$54,451,517
Net income	6,231,298
Issuance of stock through the Dividend Reinvestment Plan	946,698
Dividends declared on common stock	(3,453,884)
Dividends declared on preferred stock	(101,563)
Unrealized loss on available-for-sale securities during the period, net of tax	(138,212)
Balance at December 31, 2017 (book value $10.84 per common share)	$57,935,854

In December, 2017, the Company declared a $0.17 per common share cash dividend, payable February 1, 2018 to shareholders of record as of January 15, 2018, requiring the Company to accrue a liability of $630,461 for this dividend in the fourth quarter of 2017. In March, 2018, the Board of Directors of the Company approved a cash dividend of $0.17 per common share, payable on May 1, 2018 to shareholders of record as of April 15, 2018. The declaration of this dividend required the Company to accrue a liability of $630,620 in the first quarter of 2018. Also in March, 2018, the Company announced the repurchase of five shares of its preferred stock, effective March 31, 2018, at a purchase price, including accrued dividend, of $101,125 per share.

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

Beginning in 2016, an additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period. The capital conservation buffer will be fully phased-in on January 1, 2019 at 2.5 percent. A banking organization with a conservation buffer of less than 2.5 percent (or the required phase-in amount in years prior to 2019) is subject to limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The Company’s and the Bank’s capital conservation buffer was 5.93% and 5.82%, respectively, at December 31, 2017. As of December 31, 2017, both the Company and the Bank exceed the required capital conservation buffer of 1.25% and, on a pro forma basis, would be compliant with the fully phased-in capital conservation buffer requirement.

On December 31, 2017, the Company’s tier 1 leverage ratio was 9.05%, common equity tier 1 and tier 1 risk-based capital ratios were both 12.75%, and total risk-based capital ratio was 13.93% and exceeded all applicable regulatory capital adequacy requirements as of such date. Similarly, on December 31, 2017, the Bank’s tier 1 leverage ratio was 8.97%, common equity tier 1 and tier 1 risk-based capital ratios were both 12.64%, and total risk-based capital ratio was 13.82%, and exceeded all applicable regulatory capital adequacy guidelines as of such date. In addition, as of December 31, 2017, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action, the highest regulatory capital category. (See Note 20 to the accompanying audited consolidated financial statements.)

Common Stock Performance by Quarter*

	2017				2016
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth

High	$18.00	$17.85	$20.45	$19.20	$14.40	$14.50	$14.50	$16.00
Low	$15.00	$16.50	$17.50	$17.51	$13.15	$13.75	$13.77	$14.00

	2017				2016
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth

High	$17.50	$17.50	$20.00	$18.80	$14.25	$14.25	$14.30	$15.75
Low	$15.00	$16.01	$17.25	$17.76	$13.30	$13.76	$13.77	$13.86

Cash Dividends Declared	$0.17	$0.17	$0.17	$0.17	$0.16	$0.16	$0.16	$0.16

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

As of February 1, 2018, there were 5,112,518 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by 854 shareholders of record.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
Kathryn M. Austin, President & CEO
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855

Shareholder Services
For shareholder services or information contact:
Melissa Tinker, Assistant Corporate Secretary
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855
(802) 334-7915

Transfer Agent:
Computershare Investor Services
PO Box 43078
Providence, RI 02940-3078
www.computershare.com

Annual Shareholders' Meeting
The 2018 Annual Shareholders' Meeting will be held at 5:30 p.m., May 15, 2018, at the Elks Club in Derby. We hope to see many of our shareholders there.