Form 10-K, Exhibit 13
period 2018-12-31
COMMUNITY BANCORP /VT
filed 2019-03-15
CIK 718413

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

Management has made a comprehensive review, evaluation, and assessment of the Company’s internal control over financial reporting as of December 31, 2018. The standard measures adopted by Management in making its evaluation are the measures in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon its review and evaluation, Management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2018.

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

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). We have also audited the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in the Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Bancorp. and Subsidiary as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

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

Portland, Maine
March 15, 2019
Vermont Registration No. 92-0000278

Portland, ME ● Bangor, ME ● Manchester, NH
WWW.BERRYDUNN.COM

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2018	2017

Assets
Cash and due from banks	$14,906,529	$10,690,396
Federal funds sold and overnight deposits	53,028,286	31,963,105
Total cash and cash equivalents	67,934,815	42,653,501
Securities held-to-maturity (fair value $47,228,000 at December
31, 2018 and $48,796,000 at December 31, 2017)	47,067,023	48,824,965
Securities available-for-sale	39,366,831	38,450,653
Restricted equity securities, at cost	1,749,450	1,703,650
Loans held-for-sale	0	1,037,287
Loans	531,383,494	502,864,651
Allowance for loan losses	(5,602,541)	(5,438,099)
Deferred net loan costs	363,614	318,651
Net loans	526,144,567	497,745,203
Bank premises and equipment, net	9,713,455	10,344,177
Accrued interest receivable	2,300,841	2,051,918
Bank owned life insurance	4,814,099	4,721,782
Goodwill	11,574,269	11,574,269
Other real estate owned	201,386	284,235
Other assets	9,480,762	7,653,955
Total assets	$720,347,498	$667,045,595

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$122,430,805	$117,245,565
Interest-bearing transaction accounts	177,815,417	132,633,533
Money market funds	85,261,685	93,392,005
Savings	93,129,875	97,516,284
Time deposits, $250,000 and over	14,395,291	18,909,898
Other time deposits	115,783,492	100,937,695
Total deposits	608,816,565	560,634,980
Borrowed funds	1,550,000	3,550,000
Repurchase agreements	30,521,565	28,647,848
Capital lease obligations	266,747	381,807
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	3,701,910	3,008,106
Total liabilities	657,743,787	609,109,741

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 20 and 25 shares issued and
outstanding in 2018 and 2017, respectively ($100,000 liquidation value)	2,000,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized,
5,382,103 and 5,322,320 shares issued at December 31, 2018
and 2017, respectively (including 17,442 and 13,039 shares
issued February 1, 2019 and 2018, respectively)	13,455,258	13,305,800
Additional paid-in capital	32,536,532	31,639,189
Retained earnings	17,882,282	13,387,739
Accumulated other comprehensive loss	(647,584)	(274,097)
Less: treasury stock, at cost; 210,101 shares at December 31, 2018 and 2017	(2,622,777)	(2,622,777)
Total shareholders' equity	62,603,711	57,935,854
Total liabilities and shareholders' equity	$720,347,498	$667,045,595

Book value per common share outstanding	$11.72	$10.84

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31,
Consolidated Statements of Income	2018	2017

Interest income
Interest and fees on loans	$26,313,489	$24,103,281
Interest on debt securities
Taxable	895,165	676,352
Tax-exempt	1,296,016	1,328,488
Dividends	125,973	172,473
Interest on federal funds sold and overnight deposits	483,960	160,355
Total interest income	29,114,603	26,440,949

Interest expense
Interest on deposits	3,547,798	2,355,847
Interest on borrowed funds	95,936	100,532
Interest on repurchase agreements	190,993	87,315
Interest on junior subordinated debentures	650,361	524,696
Total interest expense	4,485,088	3,068,390

Net interest income	24,629,515	23,372,559
Provision for loan losses	780,000	650,000
Net interest income after provision for loan losses	23,849,515	22,722,559

Non-interest income
Service fees	3,238,954	3,076,567
Income from sold loans	780,622	730,019
Other income from loans	879,887	846,392
Net realized (loss) gain on sale of securities AFS	(32,718)	3,384
Other income	1,314,563	928,030
Total non-interest income	6,181,308	5,584,392

Non-interest expense
Salaries and wages	7,203,001	6,772,373
Employee benefits	2,880,048	2,648,060
Occupancy expenses, net	2,545,959	2,549,455
Other expenses	7,266,018	7,196,435
Total non-interest expense	19,895,026	19,166,323

Income before income taxes	10,135,797	9,140,628
Income tax expense	1,738,265	2,909,330
Net income	$8,397,532	$6,231,298

Earnings per common share	$1.61	$1.21
Weighted average number of common shares
used in computing earnings per share	5,139,297	5,084,102
Dividends declared per common share	$0.74	$0.68

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
	2018	2017

Net income	$8,397,532	$6,231,298

Other comprehensive loss, net of tax:
Unrealized holding loss on securities AFS
arising during the period	(505,487)	(206,027)
Reclassification adjustment for loss (gain) realized in income	32,718	(3,384)
Unrealized loss during the period	(472,769)	(209,411)
Tax effect	99,282	71,199
Other comprehensive loss, net of tax	(373,487)	(138,212)
Total comprehensive income	$8,024,045	$6,093,086

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2018 and 2017

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2016	5,269,053	$13,172,633	25	$2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive loss	0	0	0	0

Total comprehensive income

Reclassification adjustment for effect of enacted
tax law changes	0	0	0	0

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	53,267	133,167	0	0

Balances, December 31, 2017	5,322,320	13,305,800	25	2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive loss	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	59,783	149,458	0	0

Redemption of preferred stock	0	0	(5)	(500,000)

Balances, December 31, 2018	5,382,103	$13,455,258	20	$2,000,000

The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated
Additional		other		Total
paid-in	Retained	comprehensive	Treasury	shareholders'
capital	earnings	loss	stock	equity

$30,825,658	$10,666,782	$(90,779)	$(2,622,777)	$54,451,517

0	6,231,298	0	0	6,231,298
0	0	(138,212)	0	(138,212)

				6,093,086

0	45,106	(45,106)	0	0

0	(3,453,884)	0	0	(3,453,884)
0	(101,563)	0	0	(101,563)
813,531	0	0	0	946,698

31,639,189	13,387,739	(274,097)	(2,622,777)	57,935,854

0	8,397,532	0	0	8,397,532
0	0	(373,487)	0	(373,487)

				8,024,045

0	(3,799,864)	0	0	(3,799,864)
0	(103,125)	0	0	(103,125)
897,343	0	0	0	1,046,801

0	0	0	0	(500,000)

$32,536,532	$17,882,282	$(647,584)	$(2,622,777)	$62,603,711

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2018	2017

Cash Flows from Operating Activities:
Net income	$8,397,532	$6,231,298
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization, bank premises and equipment	981,691	1,032,418
Provision for loan losses	780,000	650,000
Deferred income tax	(11,359)	784,331
Net realized loss (gain) on sale of securities AFS	32,718	(3,384)
Gain on sale of loans	(345,780)	(317,432)
(Gain) loss on sale of bank premises and equipment	(260,013)	29,029
Loss (gain) on sale of OREO	2,397	(143)
Income from CFS Partners	(514,485)	(415,561)
Amortization of bond premium, net	128,469	126,863
Write down of OREO	78,447	40,000
Proceeds from sales of loans held for sale	12,507,561	14,152,736
Originations of loans held for sale	(11,124,494)	(14,872,591)
(Decrease) increase in taxes payable	(23,758)	475,048
Increase in interest receivable	(248,923)	(233,408)
Decrease in mortgage servicing rights	78,338	127,409
(Increase) decrease in other assets	(790,320)	98,223
Increase in cash surrender value of BOLI	(92,317)	(96,376)
Amortization of core deposit intangible	0	272,691
Amortization of limited partnerships	411,061	617,233
Increase in unamortized loan costs	(44,963)	(8,521)
Increase in interest payable	12,524	28,021
Increase in accrued expenses	149,648	86,309
Increase (decrease) in other liabilities	62,805	(738,549)
Net cash provided by operating activities	10,166,779	8,065,644

Cash Flows from Investing Activities:
Investments - HTM
Maturities and pay downs	33,578,091	37,344,426
Purchases	(31,820,149)	(36,282,760)
Investments - AFS
Maturities, calls, pay downs and sales	8,543,078	11,497,241
Purchases	(10,093,214)	(16,565,733)
Proceeds from redemption of restricted equity securities	1,147,500	1,055,800
Purchases of restricted equity securities	(1,193,300)	(3,600)
Increase in limited partnership contributions payable	388,750	459,250
Investments in limited liability entities	(877,000)	(486,750)
Proceeds from other investments - SERP	0	1,102,815
Increase in loans, net	(29,593,914)	(16,589,721)
Capital expenditures net of proceeds from sales of bank
premises and equipment	(90,957)	(575,068)
Proceeds from sales of OREO	335,056	462,063
Recoveries of loans charged off	126,462	91,795
Net cash used in investing activities	(29,549,597)	(18,490,242)

	2018	2017

Cash Flows from Financing Activities:
Net increase in demand and interest-bearing transaction accounts	50,367,124	27,353,470
Net (decrease) increase in money market and savings accounts	(12,516,729)	25,088,814
Net increase in time deposits	10,331,190	3,457,664
Net increase (decrease) in repurchase agreements	1,873,717	(1,775,347)
Net decrease in short-term borrowings	0	(30,000,000)
Proceeds from long-term borrowings	0	2,000,000
Repayments on long-term borrowings	(2,000,000)	0
Decrease in capital lease obligations	(115,060)	(101,354)
Redemption of preferred stock	(500,000)	0
Dividends paid on preferred stock	(103,125)	(101,563)
Dividends paid on common stock	(2,672,985)	(2,457,871)
Net cash provided by financing activities	44,664,132	23,463,813

Net increase in cash and cash equivalents	25,281,314	13,039,215
Cash and cash equivalents:
Beginning	42,653,501	29,614,286
Ending	$67,934,815	$42,653,501

Supplemental Schedule of Cash Paid During the Period:
Interest	$4,472,564	$3,040,369

Income taxes, net of refunds	$1,365,000	$1,032,720

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized loss on securities AFS	$(472,769)	$(209,411)

Loans transferred to OREO	$333,051	$392,155

Common Shares Dividends Paid:
Dividends declared	$3,799,864	$3,453,884
Increase in dividends payable attributable to dividends declared	(80,078)	(49,315)
Dividends reinvested	(1,046,801)	(946,698)
	$2,672,985	$2,457,871

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiary (the Company) are in conformity, in all material respects, with U.S. generally accepted accounting principles (US GAAP) and general practices within the banking industry. The following is a description of the Company’s significant accounting policies.

Basis of presentation and consolidation

In addition to the definitions provided elsewhere in this annual report, the definitions, acronyms and abbreviations identified below are used throughout this Annual Report, including these “Notes to Consolidated Financial Statements” and the section labeled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” immediately following. These definitions are intended to aid the reader and provide a reference page when reviewing this Annual Report.

ABS and OAS:	Asset backed or other amortizing security	FHA:	Federal Housing Administration
ACBB:	Atlantic Community Bankers Bank	FHLBB:	Federal Home Loan Bank of Boston
ACBI:	Atlantic Community Bancshares, Inc.	FHLMC :	Federal Home Loan Mortgage Corporation
ACH:	Automated Clearing House	FICO:	Financing Corporation
AFS:	Available-for-sale	FLA:	First Loss Account
Agency MBS:	MBS issued by a US government agency	FOMC:	Federal Open Market Committee
	or GSE	FRB:	Federal Reserve Board
ALCO:	Asset Liability Committee	FRBB:	Federal Reserve Bank of Boston
ALL:	Allowance for loan losses	GAAP:	Generally Accepted Accounting Principles
AML:	Anti-money laundering laws		in the United States
AOCI	Accumulated other comprehensive income	GSE:	Government sponsored enterprise
ASC:	Accounting Standards Codification	HMDA:	Home Mortgage Disclosure Act
ASU:	Accounting Standards Update	HTM:	Held-to-maturity
ATMs:	Automatic teller machines	ICS:	Insured Cash Sweeps of the Promontory
Bancorp:	Community Bancorp.		Interfinancial Network
Bank:	Community National Bank	IRS:	Internal Revenue Service
BIC:	Borrower-in-Custody	JNE:	Jobs for New England
Board:	Board of Directors	Jr:	Junior
BOLI:	Bank owned life insurance	LIBOR:	London Interbank Offered Rate
bp or bps:	Basis point(s)	LLC:	Limited liability corporation
BSA:	Bank Secrecy Act	MBS:	Mortgage-backed security
CBLR:	Community Bank Leverage Ratio	MPF:	Mortgage Partnership Finance
CDARS:	Certificate of Deposit Accounts Registry	MSAs	Metropolitan Statistical Areas
	Service of the Promontory Interfinancial	MSRs:	Mortgage servicing rights
	Network	NII:	Net interest income
CDs:	Certificates of deposit	NMTC:	New Market Tax Credits
CDI:	Core deposit intangible	OCI:	Other comprehensive income (loss)
CECL:	Current Expected Credit Loss	OFAC:	Office of Foreign Asset Control
CEO:	Credit Enhancement Obligation	OREO:	Other real estate owned
CFPB:	Consumer Financial Protection Bureau	OTTI:	Other-than-temporary impairment
CFSG:	Community Financial Services Group, LLC	PMI:	Private mortgage insurance
CFS Partners:	Community Financial Services Partners,	RD:	USDA Rural Development
	LLC	RESPA:	Real Estate Settlement Procedures Act
Company:	Community Bancorp. and Subsidiary	SBA:	U.S. Small Business Administration
CRA:	Community Reinvestment Act	SEC:	U.S. Securities and Exchange Commission
CRE:	Commercial Real Estate	SERP:	Supplemental Employee Retirement Plan
DDA or DDAs:	Demand Deposit Account(s)	SOX:	Sarbanes-Oxley Act of 2002
DIF:	Deposit Insurance Fund	TDR:	Troubled-debt restructuring
DTC:	Depository Trust Company	TILA:	Truth in Lending Act
DRIP:	Dividend Reinvestment Plan	USDA:	U.S. Department of Agriculture
Exchange Act:	Securities Exchange Act of 1934	VA:	U.S. Veterans Administration
FASB:	Financial Accounting Standards Board	VIE:	Variable interest entities
FDIA:	Federal Deposit Insurance Act	2017 Tax Act:	Tax Cut and Jobs Act of 2017
FDIC:	Federal Deposit Insurance Corporation	2018	Economic Growth, Regulatory Relief and
FDICIA:	Federal Deposit Insurance Company	Regulatory	Consumer Protection Act of 2018
	Improvement Act of 1991	Relief Act:

The consolidated financial statements include the accounts of the Bancorp. and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated. The Company is considered a “smaller reporting company” under the disclosure rules of the SEC, as amended in 2018. Accordingly, the Company has elected to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period, and intends to provide smaller reporting company scaled disclosures where management deems it appropriate. Beginning with its periodic reports filed in 2018, the Company is considered an accelerated filer under the financial reporting rules of the SEC.

FASB ASC Topic 810, “Consolidation”, in part, addresses limited purpose trusts formed to issue trust preferred securities. It also establishes the criteria used to identify VIE, and to determine whether or not to consolidate a VIE. In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the VIE. In 2007, the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company. The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not consolidated with the Company for financial reporting purposes. CMTV Statutory Trust I is considered an affiliate of the Company (see Note 10).

During the years 2011 through 2018, the Company was the sole owner of a LLC formed to facilitate the Company’s purchase of federal NMTC under an investment structure designed by a local community development entity. The NMTC financing matured in the fourth quarter of 2018 and the Company exited the investment and terminated its interest in the LLC. Management evaluated the Company’s interest in the LLC under the ASC guidance relating to VIEs in light of the overall structure and purpose of the NMTC financing transaction and concluded that the LLC should not be consolidated in the Company’s financial statements for financial reporting purposes, as the Company was not the primary beneficiary of the NMTC structure, did not exercise control within the overall structure and was not obligated to absorb a majority of any losses of the NMTC structure (see Note 7).

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

Material estimates that are particularly susceptible to significant change relate to the determination of the ALL and the valuation of OREO. In connection with evaluating loans for impairment or assigning the carrying value of OREO, management generally obtains independent evaluations or appraisals for significant properties. While the ALL and the carrying value of OREO are determined using management's best estimate of probable loan and OREO losses, respectively, as of the balance sheet date, the ultimate collection of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the fair value of OREO are susceptible to uncertainties and changes in a number of factors, especially local real estate market conditions. The amount of the change that is reasonably possible cannot be estimated.

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

MSRs associated with loans originated and sold in the secondary market, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheets. MSRs are amortized against non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying loans. The value of capitalized servicing rights represents the present estimated value of the future servicing fees arising from the right to service loans for third parties. The carrying value of the MSRs is periodically reviewed for impairment based on a determination of estimated fair value as compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a write down. Critical accounting policies for MSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of estimates, including anticipated principal amortization and prepayments. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans. Management uses a third party consultant to assist in analyzing the fair value of the Company’s MSRs.

Management evaluates securities for OTTI on at least a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to various factors, including the length of time and the extent to which the fair value has been less than cost; the nature of the issuer and its financial condition and near-term prospects; and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The evaluation of these factors is a subjective process and involves estimates and assumptions about matters that are inherently uncertain. Should actual factors and conditions differ materially from those used by management, the actual realization of gains or losses on investment securities could differ materially from the amounts recorded in the financial statements.

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

Investment securities

Debt securities the Company has the positive intent and ability to hold to maturity are classified as HTM and reported at amortized cost. Debt securities not classified as HTM are classified as AFS, and are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reflected as a net amount in the shareholders’ equity section of the consolidated balance sheets and in the statements of changes in shareholders’ equity. Investment securities transactions are accounted for on a trade date basis. The specific identification method is used to determine realized gains and losses on sales of debt securities AFS and equity securities. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date. The Company does not hold any securities purchased for the purpose of selling in the near term and classified as trading.

For individual debt securities that the Company does not intend to sell and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary decline in the fair value of the debt security related to (1) credit loss is recognized in earnings and (2) other factors is recognized in other comprehensive income or loss. Credit loss is deemed to exist if the present value of expected future cash flows using the interest rates at acquisition is less than the amortized cost basis of the debt security. For individual debt securities where the Company intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost, the OTTI is recognized in earnings equal to the entire difference between the security’s cost basis and its fair value at the balance sheet date.

Other investments

In December 2011, the Company made an equity investment in a NMTC financing structure, which was fully amortized in 2017 (see Note 7). The Company’s investment in the NMTC financing structure was amortized using the effective yield method.

From time to time, the Company acquires partnership interests in limited partnerships for low income housing projects. New investments in limited partnerships are amortized using the proportional amortization method. All investments made before January 1, 2015 are amortized using the effective yield method.

The Company has a one-third ownership interest in CFSG, a non-depository trust company (see Note 7). The Company's investment in CFSG is accounted for under the equity method of accounting.

Restricted equity securities

The Company holds certain restricted equity securities acquired for non-investment purposes, and required as a matter of law or as a condition to the receipt of certain financial products and services. These securities are carried at cost. As a member of the FRBB, the Company is required to invest in FRBB stock in an amount equal to 6% of the Bank's capital stock and surplus.

As a member of the FHLBB, the Company is required to invest in $100 par value stock of the FHLBB in an amount that approximates 1% of unpaid principal balances on qualifying loans, plus an additional amount to satisfy an activity based requirement. The stock is nonmarketable and redeemable at par value, subject to the FHLBB’s right to temporarily suspend such redemptions. Members are subject to capital calls in some circumstances to ensure compliance with the FHLBB’s capital plan.

In order to access correspondent banking services from the ACBB, the Company is required to invest in a minimum of 20 shares of the common stock of ACBB’s parent company, ACBI.

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

Loan interest income is accrued daily on the outstanding balances. For all loan segments, the accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is considered by management to be remote. Interest payments received on non-accrual loans are generally applied as a reduction of the loan principal balance. Loans are returned to accrual status when principal and interest payments are brought current and the customer has demonstrated the intent and ability to make future payments on a timely basis. Loans are written down or charged off when collection of principal is considered doubtful.

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

Allowance for loan losses

The ALL is established through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes that future payments of a loan balance are unlikely. Subsequent recoveries, if any, are credited to the allowance.

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

General component

The general component of the ALL is based on historical loss experience and various qualitative factors and is stratified by the following loan segments: commercial and industrial, CRE, residential real estate 1st lien, residential real estate Jr lien and consumer loans. The Company does not disaggregate its portfolio segments further into classes.

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

Qualitative factors include the levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of CRE loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.

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

Commercial Real Estate – Loans in this segment are principally made to businesses and are generally secured by either owner-occupied, or non-owner occupied CRE. A relatively small portion of this segment includes farm loans secured by farm land and buildings. As with commercial and industrial loans, repayment of owner-occupied CRE loans is expected from the cash flows of the business and the segment would be impacted by the same risk factors as commercial and industrial loans. The non-owner occupied CRE portion includes both residential and commercial construction loans, vacant land and real estate development loans, multi-family dwelling loans and commercial rental property loans. Repayment of construction loans is expected from permanent financing takeout; the Company generally requires a commitment or eligibility for the take-out financing prior to construction loan origination. Real estate development loans are generally repaid from the sale of the subject real property as the project progresses. Construction and development lending entail additional risks, including the project exceeding budget, not being constructed according to plans, not receiving permits, or the pre-leasing or occupancy rate not meeting expectations. Repayment of multi-family loans and commercial rental property loans is expected from the cash flow generated by rental payments received from the individuals or businesses occupying the real estate. CRE loans are impacted by factors such as competitive market forces, vacancy rates, cap rates, net operating incomes, lease renewals and overall economic demand. In addition, loans in the recreational and tourism sector can be affected by weather conditions, such as unseasonably low winter snowfalls. CRE lending also carries a higher degree of environmental risk than other real estate lending.

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

Specific component

The specific component of the ALL relates to loans that are impaired. Impaired loans are loan(s) to a borrower that in the aggregate are greater than $100,000 and that are in non-accrual status or are TDRs regardless of amount. A specific allowance is established for an impaired loan when its estimated impaired basis is less than the carrying value of the loan. For all loan segments, except consumer loans, a loan is considered impaired when, based on current information and events, in management’s estimation it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant or temporary payment delays and payment shortfalls generally are not classified as impaired. Management evaluates the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and frequency of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure or properties no longer used for bank operations are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation. During periods of declining market values, the Company will generally obtain a new appraisal or evaluation. Any write-down based on the asset's fair value at the date of acquisition or institution of foreclosure is charged to the ALL. After acquisition through or in lieu of foreclosure, these assets are carried at the lower of their new cost basis or fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred. Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on OREO properties in the portfolio that are deemed less significant or less vulnerable to market conditions. Subsequent write-downs are recorded as a charge to other expense. Gains or losses on the sale of such properties are included in income when the properties are sold.

Intangible assets

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in the Company’s 2007 acquisition of LyndonBank, and in 2017 and prior years also included a core deposit intangible related to the deposits acquired from LyndonBank (see Note 6). The core deposit intangible was amortized on an accelerated basis over 10 years to approximate the pattern of economic benefit to the Company and was fully amortized as of December 31, 2017. Goodwill is not amortizable and is reviewed for impairment annually, or more frequently as events or circumstances warrant.

Income taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgments relating to the outcome of such asset.

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

Preferred stock

The Company had outstanding 20 shares and 25 shares, as of December 31, 2018 and 2017, respectively, of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and with a liquidation preference of $100,000 per share, issued in December 2007. Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board. Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period. A variable rate of 3.75% was in effect for the first quarter of 2017, with increases during 2017 on an almost quarterly basis, to a rate of 4.25% for the fourth quarter of 2017. The variable rate then increased in the fourth quarter of 2017 to 4.50%, and was in effect for the dividend payment due in the first quarter of 2018, followed by quarterly increases each quarter to a rate of 5.25% for the fourth quarter of 2018. The variable rate then increased in the fourth quarter of 2018 to 5.50%, which will be in effect for the first quarter of 2019. A partial redemption of five shares of preferred stock at a redemption price per share of $101,125 (including accrued dividend) occurred on March 31, 2018, accounting for the decrease to 20 outstanding shares at December 31, 2018.

Earnings per common share

Earnings per common share amounts are computed based on net income, net of dividends to preferred shareholders, and on the weighted average number of shares of common stock issued during the period, including DRIP shares issuable upon reinvestment of dividends (retroactively adjusted for stock splits and stock dividends, if any) and reduced for shares held in treasury.

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividends declared on the preferred stock:

Years Ended December 31,	2018	2017

Net income, as reported	$8,397,532	$6,231,298
Less: dividends to preferred shareholders	103,125	101,563
Net income available to common shareholders	$8,294,407	$6,129,735
Weighted average number of common shares
used in calculating earnings per share	5,139,297	5,084,102
Earnings per common share	$1.61	$1.21

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to extend credit, commercial and municipal letters of credit, standby letters of credit, and risk-sharing commitments on residential mortgage loans sold through the FHLBB’s MPF program. Such financial instruments are recorded in the consolidated financial statements when they are funded.

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

Impact of recently issued accounting standards

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, in 2014 to replace a plethora of industry-specific rules with a broad, principles-based framework for recognizing and measuring revenue. Due to the complexity of the new pronouncement and the anticipated effort required by entities in many industries to implement ASU No. 2014-09, FASB delayed the effective date. Adoption of ASU 2014-09, which became effective for the Company on January 1, 2018 and which is being applied prospectively, did not have a material impact on the Company’s consolidated financial statements.

  FASB formed a Transition Resource Group to assist it in identifying implementation issues that may require further clarification or amendment to ASU No. 2014-09. As a result of that group’s deliberations, FASB has issued several amendments, which became effective concurrently with ASU No. 2014-09, including ASU No. 2016-08, Principal versus Agent Considerations, which clarifies whether an entity should record the gross amount of revenue or only its ultimate share when a third party is also involved in providing goods or services to a customer. Since the guidance does not apply to revenue associated with financial instruments, including loans and securities that are accounted for under other GAAP, the new guidance did not have a material impact on revenue most closely associated with financial instruments, including interest income and expense. Adoption of this ASU and its amendments did not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This guidance changes how entities account for equity investments that do not result in consolidation and are not accounted for under the equity method of accounting. This guidance also changes certain disclosure requirements and other aspects of current accounting principles. Public businesses must use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. This guidance became effective for the Company on January 1, 2018. Adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the amendments in the ASU is permitted for all entities. Management expects that adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Under the new guidance, which will replace the existing incurred loss model for recognizing credit losses, banks and other lending institutions will be required to recognize the full amount of expected credit losses. The new guidance, which is referred to as the CECL model, requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses. A modified version of these requirements also applies to debt securities classified as available for sale, which will require that credit losses on those securities be recorded through an allowance for credit losses rather than a write-down. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within such years. The Company is evaluating the impact of the adoption of the ASU on its consolidated financial statements. The ASU may have a material impact on the Company's consolidated financial statements upon adoption as it will require a change in the Company's methodology for calculating its ALL and allowance on unused commitments. The Company will transition from an incurred loss model to an expected loss model, which will likely result in an increase in the ALL upon adoption and may negatively impact the Company’s and the Bank's regulatory capital ratios. The Company has formed a committee to assess the implications of this new pronouncement and transitioned to a software solution for preparing the ALL calculation and related reports that provides the Company with stronger data integrity, ease and efficiency in ALL preparation. The new software solution also provides numerous training opportunities for the appropriate personnel within the Company. The Company has gathered and will analyze pertinent historical data to serve as a basis for estimating the ALL under CECL.

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

The Company has goodwill from its acquisition of LyndonBank in 2007 and performs an impairment test annually or more frequently if circumstances warrant (see Note 6). The Company is evaluating the impact of adoption of the ASU on its consolidated financial statements, but does not anticipate any material impact at this time.

In February 2018, FASB issued ASU No. 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU was issued to allow a reclassification from accumulated other comprehensive income (loss) to retained earnings for stranded tax effects resulting from the 2017 Tax Act to improve the usefulness of information reported to financial statement users. The ASU is effective for fiscal years beginning after December 15, 2018, with early adoption permitted for financial statements which have not yet been issued. The Company adopted the ASU for its December 31, 2017 consolidated financial statements. See Note 12 to the audited consolidated financial statements contained in the Company’s December 31, 2017 Annual Report on Form 10-K for more information on the impact of adoption of the ASU on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of its disclosure framework project. The standard is effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact of adoption of this ASU on its consolidated financial statements, but does not anticipate any material impact at this time.

Note 2.  Investment Securities

Debt securities AFS and HTM consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities AFS	Cost	Gains	Losses	Value

December 31, 2018
U.S. GSE debt securities	$14,010,100	$394	$259,391	$13,751,103
Agency MBS	16,020,892	2,701	449,068	15,574,525
ABS and OAS	1,988,565	3,806	6,242	1,986,129
Other investments	8,167,000	8,472	120,398	8,055,074
	$40,186,557	$15,373	$835,099	$39,366,831

December 31, 2017
U.S. GSE debt securities	$17,308,229	$0	$149,487	$17,158,742
Agency MBS	16,782,380	11,144	180,187	16,613,337
Other investments	4,707,000	165	28,591	4,678,574
	$38,797,609	$11,309	$358,265	$38,450,653

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities HTM	Cost	Gains	Losses	Value*

December 31, 2018
States and political subdivisions	$47,067,023	$332,415	$171,438	$47,228,000

December 31, 2017
States and political subdivisions	$48,824,965	$0	$28,965	$48,796,000

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

Investments pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law consisted of U.S. GSE debt securities, Agency MBS, ABS and OAS, and CDs. These repurchase agreements mature daily. These investments as of the balance sheet dates were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2018	$40,186,557	$39,366,831
December 31, 2017	38,797,609	38,450,653

Proceeds from sales of debt securities AFS were $5,715,525 in 2018 and $9,015,961 in 2017 with gains of $0 and $8,387, respectively, and losses of $32,718 and $5,003, respectively.

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

The scheduled maturities of debt securities AFS at December 31, 2018 were as follows:

	Amortized	Fair
	Cost	Value

Due from one to five years	$12,714,642	$12,519,008
Due from five to ten years	11,451,023	11,273,298
Mortgage-backed securities	16,020,892	15,574,525
	$40,186,557	$39,366,831

The scheduled maturities of debt securities HTM at December 31, 2018 were as follows:

	Amortized	Fair
	Cost	Value*

Due in one year or less	$23,052,312	$23,052,000
Due from one to five years	5,907,713	5,948,000
Due from five to ten years	6,481,941	6,522,000
Due after ten years	11,625,057	11,706,000
	$47,067,023	$47,228,000

*Method used to determine fair value rounds values to nearest thousand.

Debt securities with unrealized losses as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more			Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2018
U.S. GSE debt securities	$1,465,947	$6,752	$11,284,761	$252,639	11	$12,750,708	$259,391
Agency MBS	2,317,838	22,029	12,223,386	427,039	24	14,541,224	449,068
ABS and OAS	976,226	6,242	0	0	1	976,226	6,242
Other investments	1,956,914	20,086	4,113,688	100,312	25	6,070,602	120,398
State and political subdivisions	5,417,189	17,957	15,582,323	153,481	78	20,999,512	171,438
	$12,134,114	$73,066	$43,204,158	$933,471	139	$55,338,272	$1,006,537

December 31, 2017
U.S. GSE debt securities	$13,223,739	$84,490	$3,935,003	$64,997	15	$17,158,742	$149,487
Agency MBS	9,251,323	105,063	4,542,446	75,124	21	13,793,769	180,187
Other investments	3,692,571	25,429	244,838	3,162	16	3,937,409	28,591
State and political subdivisions	22,530,141	28,965	0	0	79	22,530,141	28,965
	$48,697,774	$243,947	$8,722,287	$143,283	131	$57,420,061	$387,230

Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions, or adverse developments relating to the issuer, warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as AFS, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary as of the balance sheet dates presented.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. As a result of the Bank’s level of borrowings during 2018 and 2017, the Bank was required to purchase additional FHLBB stock in aggregate totaling $1,103,300 and $3,600, respectively. As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan. During 2018 and 2017, FHLBB exercised capital call options with redemptions totaling $1,147,500 and $1,055,800, respectively, on the Company’s portfolio of FHLBB stock. As of December 31, 2018 and 2017, the Company’s investment in FHLBB stock was $1,071,300 and $1,115,500, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2018.

The Company’s investment in FRBB Stock was $588,150 at December 31, 2018 and 2017.

In 2018, the Company purchased 20 shares of common stock in ACBI at a purchase price of $90,000, for the purpose of obtaining access to correspondent banking services from ABCI’s subsidiary, ACBB. These shares are subject to contractual resale restrictions and considered by management to be restricted and are recorded in the balance sheet at cost.

Note 3.  Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans as of the balance sheet dates was as follows:

December 31,	2018	2017

Commercial & industrial	$80,766,693	$77,110,747
Commercial real estate	235,318,148	207,044,227
Residential real estate - 1st lien	165,665,175	168,184,135
Residential real estate - Jr lien	44,544,987	45,256,862
Consumer	5,088,491	5,268,680
Gross Loans	531,383,494	502,864,651
Deduct (add):
Allowance for loan losses	5,602,541	5,438,099
Deferred net loan costs	(363,614)	(318,651)
Net Loans	$526,144,567	$497,745,203

The following is an age analysis of loans (including non-accrual), by portfolio segment:

							90 Days or
		90 Days	Total			Non-Accrual	More and
December 31, 2018	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$217,385	$0	$217,385	$80,549,308	$80,766,693	$84,814	$0
Commercial real estate	1,509,839	190,789	1,700,628	233,617,520	235,318,148	1,742,993	0
Residential real estate
- 1st lien	4,108,319	1,371,061	5,479,380	160,185,795	165,665,175	2,026,939	622,486
- Jr lien	484,855	353,914	838,769	43,706,218	44,544,987	408,540	104,959
Consumer	43,277	1,661	44,938	5,043,553	5,088,491	0	1,661
	$6,363,675	$1,917,425	$8,281,100	$523,102,394	$531,383,494	$4,263,286	$729,106

							90 Days or
		90 Days	Total			Non-Accrual	More and
December 31, 2017	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$308,712	$0	$308,712	$76,802,035	$77,110,747	$98,806	$0
Commercial real estate	1,482,982	418,255	1,901,237	205,142,990	207,044,227	1,065,385	0
Residential real estate
- 1st lien	4,238,933	2,011,419	6,250,352	161,933,783	168,184,135	1,585,473	1,249,241
- Jr lien	156,101	168,517	324,618	44,932,244	45,256,862	346,912	0
Consumer	80,384	1,484	81,868	5,186,812	5,268,680	0	1,484
	$6,267,112	$2,599,675	$8,866,787	$493,997,864	$502,864,651	$3,096,576	$1,250,725

For all loan segments, loans over 30 days past due are considered delinquent.

As of the balance sheet dates presented, residential mortgage loans in process of foreclosure consisted of the following:

	Number of loans	Current Balance
December 31, 2018	12	$961,709
December 31, 2017	10	791,944

The following summarizes changes in the ALL and select loan information, by portfolio segment:

As of or for the year ended December 31, 2018

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$675,687	$2,674,029	$1,460,547	$316,982	$43,303	$267,551	$5,438,099
Charge-offs	(152,860)	(124,645)	(251,654)	(69,173)	(143,688)	0	(742,020)
Recoveries	60,192	0	26,832	1,420	38,018	0	126,462
Provision (credit)	114,450	470,484	185,769	24,216	119,154	(134,073)	780,000
ALL ending balance	$697,469	$3,019,868	$1,421,494	$273,445	$56,787	$133,478	$5,602,541

ALL evaluated for impairment
Individually	$0	$0	$112,969	$1,757	$0	$0	$114,726
Collectively	697,469	3,019,868	1,308,525	271,688	56,787	133,478	5,487,815
	$697,469	$3,019,868	$1,421,494	$273,445	$56,787	$133,478	$5,602,541

Loans evaluated for impairment
Individually	$60,846	$1,746,894	$4,392,060	$319,321	$0		$6,519,121
Collectively	80,705,847	233,571,254	161,273,115	44,225,666	5,088,491		524,864,373
	$80,766,693	$235,318,148	$165,665,175	$44,544,987	$5,088,491		$531,383,494

As of or for the year ended December 31, 2017

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$726,848	$2,496,085	$1,369,757	$371,176	$83,973	$230,606	$5,278,445
Charge-offs	(20,000)	(160,207)	(159,533)	(118,359)	(124,042)	0	(582,141)
Recoveries	27,051	230	26,826	465	37,223	0	91,795
Provision (credit)	(58,212)	337,921	223,497	63,700	46,149	36,945	650,000
ALL ending balance	$675,687	$2,674,029	$1,460,547	$316,982	$43,303	$267,551	$5,438,099

ALL Evaluated for impairment
Individually	$0	$69,015	$125,305	$26,353	$0	$0	$220,673
Collectively	675,687	2,605,014	1,335,242	290,629	43,303	267,551	5,217,426
	$675,687	$2,674,029	$1,460,547	$316,982	$43,303	$267,551	$5,438,099

Loans evaluated for impairment
Individually	$98,806	$1,306,057	$4,075,666	$300,759	$0		$5,781,288
Collectively	77,011,941	205,738,170	164,108,469	44,956,103	5,268,680		497,083,363
	$77,110,747	$207,044,227	$168,184,135	$45,256,862	$5,268,680		$502,864,651

Impaired loans by portfolio segment were as follows:

	As of December 31, 2018			2018
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

Related allowance recorded
Commercial real estate	$0	$0	$0	$57,658	$0
Residential real estate
- 1st lien	942,365	963,367	112,969	836,326	45,139
- Jr lien	7,271	7,248	1,757	77,555	351
	949,636	970,615	114,726	971,539	45,490

No related allowance recorded
Commercial & industrial	60,846	80,894		120,924	0
Commercial real estate	1,748,323	1,975,831		1,663,794	13,131
Residential real estate
- 1st lien	3,465,117	4,082,637		3,497,772	94,313
- Jr lien	312,072	351,139		235,970	0
	5,586,358	6,490,501		5,518,460	107,444

	$6,535,994	$7,461,116	$114,726	$6,489,999	$152,934

In the table above, recorded investment in impaired loans as of December 31, 2018 includes accrued interest receivable and deferred net loan costs of $16,873.

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

In the table above, recorded investment in impaired loans as of December 31, 2017 includes accrued interest receivable and deferred net loan costs of $24,193.

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

Group B loans – Management Involved - are loans that require greater attention than the acceptable risk loans in Group A. Characteristics of such loans may include, but are not limited to, borrowers that are experiencing negative operating trends such as reduced sales or margins, borrowers that have exposure to adverse market conditions such as increased competition or regulatory burden, or borrowers that have had unexpected or adverse changes in management. These loans have a greater likelihood of migrating to an unacceptable risk level if these characteristics are left unchecked. Group B is limited to commercial purpose loans that are individually risk rated.

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

Credit risk ratings are dynamic and require updating whenever relevant information is received. Risk ratings are assessed on an ongoing basis and at various points, including at delinquency or at the time of other adverse events. For larger, more complex or adversely rated loans, risk ratings are also assessed at the time of annual or periodic review. Lenders are required to make immediate disclosure to the Chief Credit Officer of any known increase in loan risk, even if considered temporary in nature.

The risk ratings within the loan portfolio, by segment, as of the balance sheet dates were as follows:

As of December 31, 2018

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$78,585,348	$226,785,919	$161,293,233	$43,817,872	$5,086,830	$515,569,202
Group B	90,763	246,357	224,992	0	0	562,112
Group C	2,090,582	8,285,872	4,146,950	727,115	1,661	15,252,180
	$80,766,693	$235,318,148	$165,665,175	$44,544,987	$5,088,491	$531,383,494

As of December 31, 2017

			Residential	Residential
	Commercial	Commercial	Real Estate	Real Estate
	& Industrial	Real Estate	1st Lien	Jr Lien	Consumer	Total

Group A	$73,352,768	$194,066,034	$165,089,999	$44,687,951	$5,267,196	$482,463,948
Group B	617,526	4,609,847	282,671	37,598	0	5,547,642
Group C	3,140,453	8,368,346	2,811,465	531,313	1,484	14,853,061
	$77,110,747	$207,044,227	$168,184,135	$45,256,862	$5,268,680	$502,864,651

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

New TDRs, by portfolio segment, for the periods presented were as follows:

Year ended December 31, 2018

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial real estate	1	$406,920	$406,920
Residential real estate - 1st lien	10	1,031,330	1,142,089
	11	$1,438,250	$1,549,009

Year ended December 31, 2017

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Residential real estate - 1st lien	4	$256,353	$287,385

The TDRs for which there was a payment default during the twelve month periods presented were as follows:

Year ended December 31, 2018

	Number of	Recorded
	Contracts	Investment

Commercial real estate	1	$400,646
Residential real estate - 1st lien	3	518,212
	4	$918,858

Year ended December 31, 2017

	Number of	Recorded
	Contracts	Investment

Residential real estate - 1st lien	1	$87,696

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

The specific allowances related to TDRs as of the balance sheet dates presented were as follows:

	2018	2017
Specific Allowance	$114,726	$197,605

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans. The Company is contractually committed to lend under one SBA guaranteed line of credit to a borrower whose lending relationship was previously restructured.

Note 4.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $176,083,984 and $185,757,658 at December 31, 2018 and 2017, respectively. Net gain realized on the sale of loans was $345,780 and $317,432 for the years ended December 31, 2018 and 2017, respectively.

The following table summarizes changes in MSRs for the years ended December 31,

	2018	2017

Balance at beginning of year	$1,083,286	$1,210,695
MSRs capitalized	110,209	109,297
MSRs amortized	(188,547)	(236,706)
Change in valuation allowance	0	0
Balance at end of year	$1,004,948	$1,083,286

Note 5.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2018	2017

Buildings and improvements	$10,555,868	$11,148,715
Land and land improvements	2,586,373	2,433,971
Furniture and equipment	6,460,625	6,127,897
Leasehold improvements	1,155,284	1,155,284
Capital lease	991,014	991,014
Other prepaid assets	55,406	0
	21,804,570	21,856,881
Less accumulated depreciation and amortization	(12,091,115)	(11,512,704)
	$9,713,455	$10,344,177

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2026, with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2018 for each of the next five years and in aggregate are:

2019	$238,687
2020	219,044
2021	131,517
2022	100,582
2023	103,097
Subsequent to 2023	198,275
$991,202

Total rental expense amounted to $247,812 and $242,726 for the years ended December 31, 2018 and 2017, respectively.

Capital lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2018:

2019	$141,460
2020	110,460
2021	39,117
Total minimum lease payments	291,037
Less amount representing interest	(24,290)
Present value of net minimum lease payments	$266,747

Note 6.  Goodwill and Other Intangible Asset

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2018 and 2017 and concluded that no impairment existed as of such dates.

In connection with the acquisition, the Company also recorded $4,161,000 of acquired identified intangible assets as of December 31, 2007, representing the core deposit intangible, which was subject to amortization as a non-interest expense over a ten year period. This core deposit intangible was fully amortized as of December 31, 2017.

Note 7.  Other Investments

In 2011, the Company established a single-member LLC to facilitate the purchase of federal NMTC through an investment structure designed by a local community development entity. The equity investment was fully amortized at December 31, 2017, and the Company exited the equity investment, including termination of its interest in the LLC, during the last quarter of 2018.The LLC did not conduct any business apart from its role in the NMTC financing structure. The NMTC equity investment generated federal income tax credits of $204,900 for the year ended December 31, 2017, with amortization expense of $195,572. The carrying value of the NMTC equity investment in the LLC was $1,000 at December 31, 2017, and is included in other assets in the consolidated balance sheets.

The Company purchases from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income residents of northeastern and central Vermont. The tax credits from these investments were $437,229 and $414,663 for the years ended December 31, 2018 and 2017, respectively. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $410,061 and $421,661 for 2018 and 2017, respectively. The carrying values of the limited partnership investments were $2,263,512 and $1,796,573 at December 31, 2018 and 2017, respectively, and are included in other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through CFS Partners, a Vermont LLC that owns 100% of the LLC equity interests of CFSG. The Bank accounts for its investment in CFS Partners under the equity method of accounting. The Company's investment in CFS Partners, included in other assets, amounted to $2,946,831 and $2,432,346 as of December 31, 2018 and 2017, respectively. The Company recognized income of $514,485 and $415,561 for 2018 and 2017, respectively, through CFS Partners from the operations of CFSG.

Note 8.  Deposits

The following is a maturity distribution of time deposits at December 31, 2018:

2019	$86,679,711
2020	16,061,613
2021	10,685,904
2022	8,780,290
2023	7,971,265
Total time certificates of deposit	$130,178,783

Total deposits in excess of the FDIC insurance level amounted to $159,075,993 as of December 31, 2018.

Note 9.  Borrowed Funds

Outstanding advances for the Company as of the balance sheet dates presented were as follows:

	2018	2017
Long-Term Advances(1)
FHLBB term advance, 0.00%, due February 26, 2021	$350,000	$350,000
FHLBB term advance, 0.00%, due November 22, 2021	1,000,000	1,000,000
FHLBB term advance, 0.00%, due June 9, 2022	0	2,000,000
FHLBB term advance, 0.00%, due September 22, 2023	200,000	200,000
	$1,550,000	$3,550,000

(1)
As of December 31, 2017, the Company had borrowed a total of $3,550,000 under the FHLBB’s JNE program, a program dedicated to supporting job growth and economic development throughout New England. The FHLBB is providing a subsidy, funded by the FHLBB’s earnings, to write down interest rates to zero percent on JNE advances that finance qualifying loans to small businesses. JNE advances must support small business in New England that create and/or retain jobs, or otherwise contribute to overall economic development activities. During the second quarter of 2018, the Company repaid a $2.0 million advance because the “qualifying loan” did not close as intended.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties. Qualified collateral for these borrowings totaled $148,323,822 and $154,324,420 as of December 31, 2018 and 2017, respectively, and the Company's gross potential borrowing capacity under this arrangement was $108,736,234 and $109,726,508, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB. At December 31, 2018, $2,625,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $59,850,000 at December 31, 2017. Total fees paid by the Company in connection with issuance of these letters of credit were $46,620 for 2018 and $34,601 for 2017.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2018 and 2017, with no outstanding advances under this line at either year-end date. Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source. For this BIC arrangement, the Company pledged eligible commercial and industrial loans, commercial real estate loans and home equity loans, resulting in an available line of $50,913,351 and $45,305,894 as of December 31, 2018 and 2017, respectively. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 300 basis points as of December 31, 2018. As of December 31, 2018 and 2017, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with three correspondent banks, with aggregate available borrowing capacity totaling $12,500,000 at December 31, 2018 and 2017. The Company had no outstanding advances against these lines for the periods presented.

Note 10.  Junior Subordinated Debentures

As of December 31, 2018 and 2017, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due in 2037 (the Debentures). The Debentures bear a floating rate equal to the 3-month London Interbank Offered Rate plus 2.85%. During 2018, the floating rate averaged 4.95% per quarter compared to 4.02% for 2017. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee. The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012. Interest paid on the Debentures for 2018 and 2017 was $650,361 and $524,696, respectively, and is deductible for tax purposes.

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

Note 11.  Repurchase Agreements

Securities sold under agreements to repurchase mature daily, carried a weighted average interest rate of 0.63% and 0.30%, respectively, during 2018 and 2017, and consisted of the following:

December 31,	2018	2017

Current balance	$30,521,565	$28,647,848
Average balance	30,554,953	28,949,820
Highest month-end balance	32,938,807	31,745,206

Book Value – Pledged investments (1)	40,186,557	38,797,609
Fair Value – Pledged investments (1)	39,366,831	38,450,653

(1) U.S. GSE securities, Agency MBS, ABS and OAS, and CDs were pledged as collateral for the periods presented.

Note 12.  Income Taxes

The Company prepares its federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income. As a result of the 2017 Tax Act, the federal corporate income tax rate decreased from 35% to 21% effective January 1, 2018. The 2017 deferred tax expense and total income tax expense were impacted by a one-time charge of $410,304 in 2017 for the revaluation of the Company’s net deferred tax asset to reflect the 21% enacted tax rate in future periods.

Federal income tax expense for the years ended December 31 was as follows:

	2018	2017

Currently paid or payable	$1,749,624	$2,124,999
Deferred (benefit) expense	(11,359)	784,331
Total income tax expense	$1,738,265	$2,909,330

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 21 percent in 2018 and 34 percent in 2017 primarily due to the following for the years ended December 31:

	2018	2017

Computed expense at statutory rates	$2,128,517	$3,107,813
Tax exempt interest and BOLI	(291,550)	(484,454)
Disallowed interest	11,631	13,867
Partnership rehabilitation and tax credits	(437,229)	(549,897)
Low income housing investment amortization expense	323,948	278,296
NMTC amortization expense	0	129,078
Deferred tax asset revaluation to enacted tax rates	0	410,304
Other	2,948	4,323
	$1,738,265	$2,909,330

The deferred income tax (benefit) expense consisted of the following items for the years ended December 31:

	2018	2017

Depreciation	$25,782	$12,377
Mortgage servicing rights	(16,451)	(184,146)
Deferred compensation	3,681	281,886
Bad debts	(34,533)	652,671
Limited partnership amortization	(20,129)	(15,573)
Investment in CFS Partners	(1,014)	(39,644)
Core deposit intangible	0	(92,715)
Loan fair value	(2,228)	(13,531)
OREO write down	13,860	80
Revaluation effect of unrealized loss on debt securities AFS	0	45,106
Prepaid expenses	(846)	80,325
Other	20,519	57,495
Deferred tax (benefit) expense	$(11,359)	$784,331

Listed below are the significant components of the net deferred tax asset at December 31:

	2018	2017

Components of the deferred tax asset:
Bad debts	$1,176,534	$1,142,001
Deferred compensation	16,599	20,280
Contingent liability - MPF program	17,838	17,793
OREO write down	0	13,860
Capital lease	23,287	32,609
Unrealized loss on debt securities AFS	172,143	72,859
Other	11,968	23,210
Total deferred tax asset	$1,418,369	$1,322,612

Components of the deferred tax liability:
Depreciation	257,463	231,681
Limited partnerships	16,407	36,536
Mortgage servicing rights	211,039	227,490
Investment in CFS Partners	74,377	75,391
Prepaid expenses	79,479	80,325
Fair value adjustment on acquired loans	6,171	8,399
Total deferred tax liability	644,936	659,822
Net deferred tax asset	$773,433	$662,790

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements. The Company is currently open to audit under the statute of limitations by the IRS for the years ended December 31, 2015 through 2018.

Note 13.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. The pension expense was $617,800 and $572,310 for 2018 and 2017, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 14.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors. Participants are general unsecured creditors of the Company with respect to these benefits. The benefits accrued under these plans were $79,045 and $96,572 at December 31, 2018 and 2017, respectively. Expenses associated with these plans were $474 and $558 for the years ended December 31, 2018 and 2017, respectively.

During 2017 and prior years, the Company maintained a SERP for certain key employees of the Company. The final payment of SERP benefits to the last participant was made on July 1, 2017 and the SERP was then terminated.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2018	2017

Unused portions of home equity lines of credit	$31,328,881	$29,529,411
Residential and commercial construction lines of credit	7,251,560	19,068,034
Commercial real estate commitments	26,588,950	12,014,332
Commercial and industrial commitments	45,135,452	38,369,010
Other commitments to extend credit	53,586,720	48,233,850
Standby letters of credit and commercial letters of credit	2,408,581	1,939,759
Recourse on sale of credit card portfolio	284,680	302,775
MPF credit enhancement obligation, net (See Note 16)	552,158	634,340

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. At December 31, 2018 and 2017, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $391,840 and $1,789,453, respectively (see Note 16). The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding. Based on historical losses, the Company does not expect any significant losses from this commitment.

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

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit or providing reimbursement guarantees for the benefit of the Company’s commercial customers is essentially the same as that involved in extending loans to customers. The fair value of standby letters of credit and reimbursement guarantees on letters of credit has not been included in the balance sheets as the fair value is immaterial.

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

Note 16.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB. Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return. The Company is responsible for a CEO based on the credit quality of these loans. FHLBB funds a FLA based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB. These loans must meet specific underwriting standards of the FHLBB. As of December 31, 2018 and 2017, the Company had $38,935,411 and $43,006,299, respectively, in loans sold through the MPF program and on which the Company had a CEO. As of December 31, 2018, the notional amount of the maximum CEO related to this program was $637,102 compared to $719,067 as of December 31, 2017. The Company had accrued a contingent liability for this CEO in the amount of $84,944 and $84,727 as of December 31, 2018 and 2017, respectively, which is calculated by management based on the methodology used in calculating the ALL, adjusted to reflect the risk sharing arrangements with the FHLBB.

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

Note 18.  Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2018	2017

Balance, beginning of year	$7,356,906	$14,121,486
Loans - New Directors	936,445	0
New loans to existing Principal Officers/Directors	5,582,052	6,181,507
Retirement/Resignation of Director	0	(6,876,144)
Repayment	(7,144,561)	(6,069,943)
Balance, end of year	$6,730,842	$7,356,906

Total funds of related parties on deposit with the Company were $6,179,453 and $5,679,969 at December 31, 2018 and 2017, respectively.

Prior to May 2018, the Company leased 2,253 square feet of condominium space in the state office building on Main Street in Newport, Vermont to its trust company affiliate, CFSG, for its principal offices. In May 2018, CFSG purchased the condominium space from the Company. CFSG also leases offices in the Company’s Barre and Lyndonville branches. The amount of rental income received from CFSG for the years ended December 31, 2018 and 2017 was $30,365 and $62,092, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan. The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan. CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants. In addition, prior to liquidation of the SERP assets, CFSG served as investment advisor and custodian of funds under the Company’s SERP. The Company pays monthly management fees to CFSG for its services to the 401(k) plan in 2018 and 2017, and the SERP based on the market value of the total assets under management in 2017. The amount paid to CFSG for the years ended December 31, 2018 and 2017 was $47,676 and $48,943, respectively, for services related to the 401(k) plan and $1,412 in 2017 for services related to the SERP.

Note 19.  Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits. However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts. The Company was required to maintain contracted balances with a correspondent bank of $30,000 and $462,500 at December 31, 2018 and 2017, respectively. Of the $462,500 balance at December 31, 2017, $262,500 was a separate agreed upon “impressed” balance to avoid monthly charges on the Company’s current federal funds liquidity line. Due to a merger of the correspondent bank in 2018, the impressed balance was eliminated and a clearing balance of $30,000 was agreed upon by the Company and ACBB as the successor correspondent bank.

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

Under current banking rules governing required regulatory capital, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table on the following page) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The Company’s non-cumulative Series A preferred stock ($2.0 million liquidation preference in 2018 and $2.5 million in 2017) is includable without limitation in its Common equity tier 1 and Tier 1 capital. The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill and the core deposit intangible, net of any related deferred income tax liability, with the balance includable in Tier 2 capital. Management believes that, as of December 31, 2018, the Company and the Bank met all capital adequacy requirements to which they are currently subject.

Beginning in 2016, an additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period. The capital conservation buffer was fully phased-in on January 1, 2019 at 2.5% of risk-weighted assets. A banking organization with a conservation buffer of less than 2.5% (or the required phase-in amount in years prior to 2019) is subject to limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The Company’s and the Bank’s capital conservation buffer was 6.08% and 5.97%, respectively, at December 31, 2018 compared to 5.93% and 5.82%, respectively, at December 31, 2017. As of December 31, 2018, both the Company and the Bank exceeded the required capital conservation buffer of 1.875% of risk-weighted assets as well as the fully phased-in capital conservation buffer of 2.50% that became effective on January 1, 2019.

As of December 31, 2018, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory guidelines for capital adequacy.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions(1):
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2018

Common equity tier 1 capital
(to risk-weighted assets)
Company	$64,564	12.94%	$22,446	4.50%	N/A	N/A
Bank	$63,960	12.84%	$22,419	4.50%	$32,384	6.50%

Tier 1 capital (to risk-weighted assets)
Company	$64,564	12.94%	$29,928	6.00%	N/A	N/A
Bank	$63,960	12.84%	$29,893	6.00%	$39,857	8.00%

Total capital (to risk-weighted assets)
Company	$70,210	14.08%	$39,904	8.00%	N/A	N/A
Bank	$69,606	13.97%	$39,857	8.00%	$49,821	10.00%

Tier 1 capital (to average assets)
Company	$64,564	9.26%	$27,890	4.00%	N/A	N/A
Bank	$63,960	9.18%	$27,867	4.00%	$34,834	5.00%

December 31, 2017:

Common equity tier 1 capital
(to risk-weighted assets)
Company	$59,523	12.75%	$21,003	4.50%	N/A	N/A
Bank	$58,920	12.64%	$20,972	4.50%	$30,293	6.50%

Tier 1 capital (to risk-weighted assets)
Company	$59,523	12.75%	$28,004	6.00%	N/A	N/A
Bank	$58,920	12.64%	$27,963	6.00%	$37,284	8.00%

Total capital (to risk-weighted assets)
Company	$65,005	13.93%	$37,338	8.00%	N/A	N/A
Bank	$64,401	13.82%	$37,284	8.00%	$46,605	10.00%

Tier 1 capital (to average assets)
Company	$59,523	9.05%	$26,304	4.00%	N/A	N/A
Bank	$58,920	8.97%	$26,279	4.00%	$32,849	5.00%

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

The following methods and assumptions were used by the Company in estimating its fair value measurements:

Debt Securities AFS:  Fair value measurement is based upon quoted prices for similar assets, if available. If quoted prices are not available, fair values are measured using matrix pricing models, or other model-based valuation techniques requiring observable inputs other than quoted prices such as yield curves, prepayment speeds and default rates. Level 1 securities would include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets. Level 2 securities include federal agency securities and securities of local municipalities.

Impaired loans: Impaired loans are reported based on one of three measures: the present value of expected future cash flows discounted at the loan’s effective interest rate; the loan’s observable market price; or the fair value of the collateral if the loan is collateral dependent. If the fair value is less than an impaired loan’s recorded investment, an impairment loss is recognized as part of the ALL. Accordingly, certain impaired loans may be subject to measurement at fair value on a non-recurring basis. Management has estimated the fair values of collateral-dependent loans using Level 2 inputs, such as the fair value of collateral based on independent third-party appraisals.

Loans held-for-sale: The fair value of loans held-for-sale is based upon an actual purchase and sale agreement between the Company and an independent market participant. The sale is executed within a reasonable period following quarter end at the stated fair value.

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Level 2	2018	2017
Assets: (market approach)
U.S. GSE debt securities	$13,751,103	$17,158,742
Agency MBS	15,574,525	16,613,337
ABS and OAS	1,986,129	0
Other investments	8,055,074	4,678,574
	$39,366,831	$38,450,653

There were no Level 1 or Level 3 assets or liabilities measured on a recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2018 or 2017.

Assets Recorded at Fair Value on a Non-Recurring Basis

The following table includes assets measured at fair value on a non-recurring basis that have had a fair value adjustment since their initial recognition. Impaired loans measured at fair value only include impaired loans with a related specific ALL and are presented net of specific allowances as disclosed in Note 3.

Assets measured at fair value on a non-recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Level 2	2018	2017
Assets: (market approach)
MSRs (1)	$1,004,948	$1,083,286
Impaired loans, net of related allowance	0	135,630
OREO	201,386	284,235

(1) Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2018 and 2017.

There were no Level 1 or Level 3 assets or liabilities measured on a non-recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2018 or 2017.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

December 31, 2018		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$67,935	$67,935	$0	$0	$67,935
Debt securities HTM	47,067	0	47,228	0	47,228
Debt securities AFS	39,367	0	39,367	0	39,367
Restricted equity securities	1,749	0	1,749	0	1,749
Loans and loans held-for-sale, net of ALL
Commercial & industrial	80,049	0	0	79,773	79,773
Commercial real estate	232,239	0	0	230,532	230,532
Residential real estate - 1st lien	164,202	0	0	161,068	161,068
Residential real estate - Jr lien	44,260	0	0	44,127	44,127
Consumer	5,031	0	0	5,063	5,063
MSRs (1)	1,005	0	1,481	0	1,481
Accrued interest receivable	2,301	0	2,301	0	2,301

Financial liabilities:
Deposits
Other deposits	573,525	0	571,952	0	571,952
Brokered deposits	35,292	0	35,247	0	35,247
Long-term borrowings	1,550	0	1,425	0	1,425
Repurchase agreements	30,522	0	30,522	0	30,522
Capital lease obligations	267	0	267	0	267
Subordinated debentures	12,887	0	12,807	0	12,807
Accrued interest payable	113	0	113	0	113

(1) Reported fair value represents all MSRs serviced by the Company at December 31, 2018, regardless of carrying amount.

December 31, 2017		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$42,654	$42,654	$0	$0	$42,654
Debt securities HTM	48,825	0	48,796	0	48,796
Debt securities AFS	38,451	0	38,451	0	38,451
Restricted equity securities	1,704	0	1,704	0	1,704
Loans and loans held-for-sale, net of ALL
Commercial & industrial	76,394	0	0	76,799	76,799
Commercial real estate	204,260	0	136	204,697	204,833
Residential real estate - 1st lien	167,671	0	0	169,205	169,205
Residential real estate - Jr lien	44,916	0	0	45,207	45,207
Consumer	5,223	0	0	5,425	5,425
MSRs (1)	1,083	0	1,337	0	1,337
Accrued interest receivable	2,052	0	2,052	0	2,052

Financial liabilities:
Deposits
Other deposits	509,686	0	508,407	0	508,407
Brokered deposits	50,949	0	50,926	0	50,926
Long-term borrowings	3,550	0	3,191	0	3,191
Repurchase agreements	28,648	0	28,648	0	28,648
Capital lease obligations	382	0	382	0	382
Subordinated debentures	12,887	0	12,832	0	12,832
Accrued interest payable	101	0	101	0	101

(1) Reported fair value represents all MSRs serviced by the Company at December 31, 2017, regardless of carrying amount.

The estimated fair values of commitments to extend credit, letters of credit and financial guarantees for the benefit of customers were immaterial at December 31, 2018 and 2017.

Note 22.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of the Company.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Balance Sheets	2018	2017

Assets

Cash	$720,620	$556,392
Investment in subsidiary - Community National Bank	74,886,386	70,219,699
Investment in Capital Trust	387,000	387,000
Income taxes receivable	207,244	290,224
Total assets	$76,201,250	$71,453,315

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	710,539	630,461
Total liabilities	13,597,539	13,517,461

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 20 and 25 shares issued and outstanding in 2018 and 2017, respectively
($100,000 liquidation value)	2,000,000	2,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized,
5,382,103 and 5,322,320 shares issued at December 31, 2018
and 2017, respectively (including 17,442 and 13,039 shares
issued February 1, 2019 and 2018, respectively)	13,455,258	13,305,800
Additional paid-in capital	32,536,532	31,639,189
Retained earnings	17,882,282	13,387,739
Accumulated other comprehensive loss	(647,584)	(274,097)
Less: treasury stock, at cost; 210,101 shares at December 31,
2018 and 2017	(2,622,777)	(2,622,777)
Total shareholders' equity	62,603,711	57,935,854

Total liabilities and shareholders' equity	$76,201,250	$71,453,315

  The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2018	2017

Income
Bank subsidiary distributions	$4,137,000	$3,206,000
Dividends on Capital Trust	19,530	15,757
Total income	4,156,530	3,221,757

Expense
Interest on junior subordinated debentures	650,361	524,696
Administrative and other	356,055	344,657
Total expense	1,006,416	869,353

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	3,150,114	2,352,404
Income tax benefit	207,244	290,224

Income before equity in undistributed net income of subsidiary	3,357,358	2,642,628
Equity in undistributed net income of subsidiary	5,040,174	3,588,670
Net income	$8,397,532	$6,231,298

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2018	2017

Cash Flows from Operating Activities
Net income	$8,397,532	$6,231,298
Adjustments to reconcile net income to net cash provided by
operating activities
Equity in undistributed net income of subsidiary	(5,040,174)	(3,588,670)
Decrease (increase) in income taxes receivable	82,980	(20,888)
Net cash provided by operating activities	3,440,338	2,621,740

Cash Flows from Financing Activities
Redemption of preferred stock	(500,000)	0
Dividends paid on preferred stock	(103,125)	(101,563)
Dividends paid on common stock	(2,672,985)	(2,457,871)
Net cash used in financing activities	(3,276,110)	(2,559,434)
Net increase in cash	164,228	62,306

Cash
Beginning	556,392	494,086
Ending	$720,620	$556,392

Cash Received for Income Taxes	$290,224	$269,335

Cash Paid for Interest	$650,361	$524,696

Dividends paid:
Dividends declared	$3,799,864	$3,453,884
Increase in dividends payable attributable to dividends declared	(80,078)	(49,315)
Dividends reinvested	(1,046,801)	(946,698)
	$2,672,985	$2,457,871

Note 23.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2018 and 2017 is presented below:

2018	March 31,	June 30,	September 30,	December 31,

Interest income	$6,776,838	$7,028,859	$7,517,022	$7,791,884
Interest expense	868,749	938,499	1,220,145	1,457,695
Provision for loan losses	180,000	180,000	210,000	210,000
Non-interest income	1,395,670	1,690,161	1,542,793	1,552,684
Non-interest expense	4,731,116	5,103,975	4,874,332	5,185,603
Net income	1,982,543	2,002,654	2,269,732	2,142,603
Earnings per common share	0.38	0.39	0.44	0.40

2017	March 31,	June 30,	September 30,	December 31,

Interest income	$6,156,393	$6,444,837	$6,820,165	$7,019,554
Interest expense	734,411	749,504	796,192	788,283
Provision for loan losses	150,000	150,000	150,000	200,000
Non-interest income	1,370,218	1,381,731	1,449,247	1,383,196
Non-interest expense	4,731,119	4,892,568	4,842,116	4,700,520
Net income	1,414,216	1,499,513	1,792,949	1,524,620
Earnings per common share	0.27	0.29	0.35	0.30

Note 24.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2018	2017
Income
Income from investment in CFS Partners	$514,485	$415,561

Expenses
Outsourcing expense	$480,563	$538,359
Service contracts - administration	512,902	447,374
Marketing	552,617	484,330
State deposit tax	633,185	590,728
ATM fees	412,813	417,067

Note 25.  Subsequent Events

Declaration of Cash Dividend

On December 13, 2018, the Company declared a cash dividend of $0.19 per share payable February 1, 2019 to shareholders of record as of January 15, 2019. On March 13, 2019, the Company declared a cash dividend of $0.19 per share payable May 1, 2019 to shareholders of record as of April 15, 2019. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2018 and 2017

The following discussion analyzes the consolidated financial condition of the Company and its wholly-owned subsidiary, Community National Bank, as of December 31, 2018 and 2017, and its consolidated results of operations for the years then ended. The Company is considered a “smaller reporting company” under the disclosure rules of the SEC (as amended in 2018). Accordingly, the Company has elected to provide its audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period and intends to provide smaller reporting company scaled disclosures where management deems it appropriate. Beginning with its periodic reports filed in 2018, the Company is also considered an accelerated filer under the financial reporting rules of the SEC.

The following discussion should be read in conjunction with the Company’s audited consolidated financial statements and related notes. Please refer to Note 1 in the accompanying audited consolidated financial statements for a listing of acronyms and defined terms used throughout the following discussion.

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

Forward-looking statements are not guarantees of future performance. They necessarily involve risks, uncertainties and assumptions. Future results of the Company may differ materially from those expressed in these forward-looking statements. Examples of forward looking statements included in this discussion include, but are not limited to, estimated contingent liability related to assumptions made within the asset/liability management process, management's expectations as to the future interest rate environment and the Company's related liquidity level, credit risk expectations relating to the Company's loan portfolio and its participation in the FHLBB MPF program, and management's general outlook for the future performance of the Company or the local or national economy. Although forward-looking statements are based on management's current expectations and estimates, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control.

Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

●
general economic or business conditions, either nationally, regionally or locally, deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services;

●
competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial services industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems;

●
interest rates change in such a way as to negatively affect the Company's net income, asset valuations or margins;

●
changes in laws or government rules, including the rules of the federal Consumer Financial Protection Bureau, or the way in which courts or government agencies interpret or implement those laws or rules, increase our costs of doing business, causing us to limit or change our product offerings or pricing, or otherwise adversely affect the Company's business;

●
changes in federal or state tax laws or policy;

●
changes in the level of nonperforming assets and charge-offs;

●
changes in applicable accounting policies, practices and standards, including, without limitation, implementation of pending changes to the measurement of credit losses in financial statements under US GAAP pursuant to the CECL model;

●
changes in consumer and business spending, borrowing and savings habits;

●
reductions in deposit levels, which necessitate increased borrowings to fund loans and investments;

●
the geographic concentration of the Company’s loan portfolio and deposit base;

●
losses due to the fraudulent or negligent conduct of third parties, including the Company’s service providers, customers and employees;

●
cybersecurity risks could adversely affect the Company’s business, financial performance or reputation and could result in financial liability for losses incurred by customers or others due to data breaches or other compromise of the Company’s information security systems;

●
higher-than-expected costs are incurred relating to information technology or difficulties arise in implementing technological enhancements;

●
changes to the calculation of the Company’s regulatory capital ratios which began in 2015 under the Basel III capital framework and which, among other things, requires additional regulatory capital, and changes the framework for risk-weighting of certain assets;

●
management’s risk management measures may not be completely effective;

●
changes in the United States monetary and fiscal policies, including the interest rate policies of the FRB and its regulation of the money supply; and

●
adverse changes in the credit rating of U.S. government debt.

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

NON-GAAP FINANCIAL MEASURES

Under SEC Regulation G, public companies making disclosures containing financial measures that are not in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure, as well as a statement of the company’s reasons for utilizing the non-GAAP financial measure. The SEC has exempted from the definition of non-GAAP financial measures certain commonly used financial measures that are not based on GAAP. However, three non-GAAP financial measures commonly used by financial institutions, namely tax-equivalent net interest income and tax-equivalent net interest margin (as presented in the tables in the section labeled Interest Income Versus Interest Expense (NII)) and core earnings (as defined and discussed in the Results of Operations section), have not been specifically exempted by the SEC, and may therefore constitute non-GAAP financial measures under Regulation G. We are unable to state with certainty whether the SEC would regard those measures as subject to Regulation G.

Management believes that these non-GAAP financial measures are useful in evaluating the Company’s financial performance and facilitate comparisons with the performance of other financial institutions. However, that information should be considered supplemental in nature and not as a substitute for related financial information prepared in accordance with GAAP.

OVERVIEW

The Company’s consolidated assets at year-end 2018 were $720.3 million compared to $667.0 million at year-end 2017, an increase of 8.0%. Net loans increased 5.7% to $526.1 million, driven primarily by an increase in commercial loans of $31.9 million year over year, to $316.1 million. Funding for these increases was provided by a $48.2 million net increase in deposits, primarily in the form of core non-maturity deposits. There were changes in both of the investment portfolios, with the HTM portfolio noting a decrease of $1.7 million, or 3.6%, from December 31, 2017 while the AFS portfolio increased $0.9 million, or 2.4% for the same comparison period. The Company had no Loans held-for-sale at year-end 2018 compared to $1,037,287 at prior year end. This reflects a decline in the residential mortgage business during recent months in the rising interest rate environment after a prolonged period of low rates which had spurred mortgage financing and refinancing activity. Average non-maturity deposit balances increased steadily throughout the year, offset by a modest 4.7% decline in retail CD balances as rate competition began to increase during the year, drawing away some rate-sensitive accounts. Capital grew to $62.6 million with a book value of $11.72 per common share on December 31, 2018, compared to $57.9 million in capital and a book value of $10.84 per common share on December 31, 2017.

The Company’s net income of $8.4 million, or $1.61 per common share, for 2018 was up 34.8%, compared to net income of $6.2 million, or $1.21 per common share, in 2017. Net interest income contributed significantly to the Company’s increase in earnings. Average earning-assets increased $31.8 million, or 5.3%, in 2018, and tax-equivalent interest income increased by $2.3 million, or 8.6%, resulting in an increase in average yield on interest-earning assets of 14 basis points. Average interest-bearing liabilities increased $17.5 million, or 3.6%, during the year, and the average rate paid on interest-bearing liabilities increased 26 basis points, resulting in an increase in interest expense of $1.4 million. The combined effect of these changes resulted in an increase of just under $1.0 million in tax-equivalent net interest income, and a slight decrease in net interest margin from 4.01% to 3.96% year over year. Other factors contributing to the change in net income include a gain of $263,118 from the sale of a Bank premises to its affiliate CFSG during 2018 and the impact of the 2017 Tax Act which resulted in a one-time charge to income tax expense of $410,304 in 2017 for the revaluation of the Company’s net deferred tax asset, as well as the lower enacted federal income tax rates in effect beginning January 1, 2018.

According to the State of Vermont Department of Labor, Vermont’s unemployment rate for December, 2018 was 2.7%, compared to 2.9% in December, 2017, and remains well below the national average of 3.9%. While employment numbers continue to look good, business expansion is constrained by a lack of skilled workforce. General business conditions remain stable to improving with improvements mainly in the Chittenden and Washington Counties, offset by some continued weakness in rural markets. Of the Company’s primary market areas, Orleans, Caledonia, and Essex Counties continue to have the highest unemployment rates in the state, while Washington and Franklin Counties are at or near the state average.

The regulatory environment for the banking industry improved during 2018 with the passage in May of the 2018 Regulatory Relief Act, which curbs some of the regulatory excesses of the Dodd-Frank Act of 2010. Nevertheless, regulatory compliance burdens remain significant, particularly for community banks which, unlike their larger competitors, have fewer available resources and a smaller asset base over which to defray compliance costs.

The Company declared dividends of $0.74 per common share in 2018 compared to $0.68 per common share in 2017. As of December 31, 2018, the Company reported retained earnings of $17.9 million, compared to $13.4 million as of December 31, 2017 and total shareholders’ equity of $62.6 million and $57.9 million, respectively. The Company is committed to remaining a well-capitalized community bank, working to meet the needs of our customers while providing a fair return to our shareholders.

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

ALL - Management believes that the calculation of the ALL is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the ALL, management considers historical experience as well as other qualitative factors, including the effect of current economic indicators and their probable impact on borrowers and collateral, trends in delinquent and non-performing loans, trends in criticized and classified assets, levels of exceptions, the impact of competition in the market, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments and the geographic distribution of CRE loans. Management’s estimates used in calculating the ALL may increase or decrease based on changes in these factors, which in turn will affect the amount of the Company’s provision for loan losses charged against current period income. This evaluation is inherently subjective and actual results could differ significantly from these estimates under different assumptions, judgments or conditions.

OREO – Real estate properties acquired through or in lieu of foreclosure or properties no longer used for bank operations, are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation. During periods of declining market values, the Company will generally obtain a new appraisal or evaluation. The amount, if any, by which the recorded amount of the loan exceeds the fair value, less estimated cost to sell, is a loss which is charged to the allowance for loan losses at the time of foreclosure or repossession. The recorded amount of the loan is the loan balance adjusted for any unamortized premium or discount and unamortized loan fees or costs, less any amount previously charged off, plus recorded accrued interest. After acquisition through or in lieu of foreclosure, these assets are carried at the lower of their new cost basis or fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred. Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are deemed less significant or less vulnerable to market conditions. Subsequent write-downs are recorded as a charge to other expense. Gains or losses on the sale of such properties are included in income when the properties are sold.

Investment Securities - Management performs quarterly reviews of individual debt securities in the investment portfolio to determine whether a decline in the fair value of a security is other than temporary. A review of OTTI requires management to make certain judgments regarding the materiality of the decline and the probability, extent and timing of a valuation recovery, the Company’s intent to continue to hold the security and, in the case of debt securities, the likelihood that the Company will not have to sell the security before recovery of its cost basis. Management assesses fair value declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition and business prospects, or to market-related or other external factors, such as interest rates, and in the case of debt securities, the extent to which the impairment relates to credit losses of the issuer, as compared to other factors. Declines in the fair value of debt securities below their cost that are deemed to be other than temporary, and declines in fair value of debt securities below their cost that are related to credit losses, are recorded in earnings as realized losses, net of tax effect. The non-credit loss portion of an other than temporary decline in the fair value of debt securities below their cost basis (generally, the difference between the fair value and the estimated net present value of expected future cash flows from the debt security) is recognized in other comprehensive income as an unrealized loss, provided that the Company does not intend to sell the security and it is more likely than not that the Company will not have to sell the security before recovery of its reduced basis.

MSRs - MSRs associated with loans originated and sold, where servicing is retained, are required to be capitalized and initially recorded at fair value on the acquisition date and are subsequently accounted for using the “amortization method”. Mortgage servicing rights are amortized against non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets. The value of capitalized servicing rights represents the estimated present value of the future servicing fees arising from the right to service loans for third parties. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a determination of estimated fair value compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a reduction of non-interest income. Subsequent improvement (if any) in the estimated fair value of impaired mortgage servicing rights is reflected in a positive valuation adjustment and is recognized in non-interest income up to (but not in excess of) the amount of the prior impairment. Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments. Factors that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans. The Company analyzes and accounts for the value of its servicing rights with the assistance of a third party consultant.

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

RESULTS OF OPERATIONS

The Company’s net income increased $2.2 million, or 34.8%, from 2017 to 2018, resulting in earnings per common share of $1.61 for 2018 versus $1.21 for 2017. Net interest income (core earnings) increased $1.3 million, or 5.4%, for 2018 compared to 2017. This substantial increase in core earnings reflected the combined effect of a substantial increase of $2.7 million, or 10.1% in interest income versus an increase of $1.4 million, or 46.2%, in interest expense, year over year.

Non-interest income increased $596,916, or 10.7%, from 2017 to 2018. The largest component of non-interest income for 2018 was service fee income, with an increase of $162,387, or 5.3%, primarily from an increase in fee income from interchange fees and overdraft charges. A modest increase in income from sold loans of $50,603, or 6.9%, also helped to increase non-interest income in 2018. Originations of residential mortgage loans sold in the secondary market totaled $12.5 million in 2018 compared to $14.0 million in 2017, an 11.3% decrease. Despite the lower volume, the Company reported net gains from the sales of these mortgages of $345,780 in 2018, compared to $317,432 in 2017, an increase of $28,348, or 8.9%. Income from fees related to other loan activity increased $33,495, or 4.0%, and while increased commercial loan activity resulted in an increase in commercial loan documentation fees of $56,212, or 12.9%, decreased residential mortgage loan volume resulted in a decrease in residential loan related fees of $32,829, or 20.6%.

Other income, the final category of non-interest income, saw an increase of $386,533, or 41.7%. A gain of $263,118 on the Company’s sale of an office condominium unit to CFSG that it was renting prior to the sale, accounted for most of this increase. In 2017, this category of income was affected by the liquidation of the SERP resulting in a decrease in related income of $43,209. This activity and the impact it had on current year results is explained in greater detail in the section labeled Non-Interest Income and Non-Interest Expense.

An increase is noted in three components of non-interest expense, while occupancy decreased slightly year over year, for an aggregate increase of $728,703, or 3.8%. Salaries and wages increased $430,628, or 6.4%, compared to the prior year, partly due to a one-time bonus paid to all employees, except executive officers, as well as a $0.25 increase per hour to all employees, other than executive officers. Employee benefits increased $231,988, or 8.8%, due to increases in the cost of the employee health insurance plan. Occupancy expense decreased $3,496, or .01%, year over year largely due to a decrease in depreciation expense of $50,727, a decrease in insurance expense of $12,228 and a decrease in capital loss on equipment of $25,923. Other expenses increased $69,583, or 1.0%, year over year. Please refer to the non-interest income and non-interest expense section of this report for more details on other significant changes.

The following table summarizes the earnings performance and certain balance sheet and per share data of the Company during each of the last five fiscal years:

SELECTED FINANCIAL DATA

As of December 31,	2018	2017	2016	2015	2014

Balance Sheet Data
Net loans	$526,144,567	$497,745,203	$482,280,911	$453,424,042	$443,202,475
Total assets	720,347,498	667,045,595	637,653,665	596,134,709	586,711,044
Total deposits	608,816,565	560,634,980	504,735,032	495,485,562	493,019,463
Borrowed funds	1,550,000	3,550,000	31,550,000	10,000,000	0
Junior subordinated debentures	12,887,000	12,887,000	12,887,000	12,887,000	12,887,000
Total liabilities	657,743,787	609,109,741	583,202,148	544,720,053	537,715,842
Total shareholders' equity	62,603,711	57,935,854	54,451,517	51,414,656	48,995,202

Years Ended December 31,

Operating Data
Total interest income	$29,114,603	$26,440,949	$24,248,114	$23,406,689	$22,950,277
Total interest expense	4,485,088	3,068,390	2,699,299	2,645,650	3,055,744
Net interest income	24,629,515	23,372,559	21,548,815	20,761,039	19,894,533

Provision for loan losses	780,000	650,000	500,000	510,000	540,000
Net interest income after
provision for loan losses	23,849,515	22,722,559	21,048,815	20,251,039	19,354,533

Non-interest income	6,181,308	5,584,392	5,501,899	5,150,155	5,141,751
Non-interest expense	19,895,026	19,166,323	19,142,524	18,810,973	17,585,980
Income before income taxes	10,135,797	9,140,628	7,408,190	6,590,221	6,910,304

Applicable income tax expense (1)	1,738,265	2,909,330	1,923,912	1,764,630	1,785,396

Net income	$8,397,532	$6,231,298	$5,484,278	$4,825,591	$5,124,908

Per Share Data
Earnings per common share (2)	$1.61	$1.21	$1.07	$0.96	$1.03
Dividends declared per common
share	$0.74	$0.68	$0.64	$0.64	$0.64
Book value per common share
outstanding	$11.72	$10.84	$10.27	$9.79	$9.43
Weighted average number of
common shares outstanding	5,139,297	5,084,102	5,024,270	4,961,972	4,897,281
Number of common shares
outstanding, period end	5,172,002	5,112,219	5,058,952	4,994,416	4,932,374

(1) Applicable income tax expense assumes a 21% tax rate for 2018 and a 34% tax rate for all years prior to 2018.
(2) Computed based on the weighted average number of common shares outstanding during the periods presented.

Return on average assets, which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity, which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

	December 31,
	2018	2017	2016

Return on average assets	1.24%	0.96%	0.91%
Return on average equity	14.08%	11.16%	10.36%
Dividend payout ratio (1)	45.96%	56.20%	59.81%
Average equity to average assets ratio	8.83%	8.58%	8.77%

(1) Dividends declared per common share divided by earnings per common share.

INTEREST INCOME VERSUS INTEREST EXPENSE (NET INTEREST INCOME)

The largest component of the Company’s operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e., other borrowings). The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and costs of funds (rate paid). A portion of the Company’s income from municipal investments is not subject to income taxes. Because the proportion of tax-exempt items in the Company's portfolio varies from year-to-year, to improve comparability of information across years, the non-taxable income shown in the tables below has been converted to a tax equivalent basis. The Company’s corporate tax rate is 21% for 2018 and was 34% for previous years. Therefore, to equalize tax-free and taxable income in the comparison, we divide the tax-free income by 79% for 2018 and 66% for prior years, with the result that every tax-free dollar is equivalent to $1.27 in taxable income for 2018 and $1.52 in taxable income for prior years.

Tax-exempt income is derived from municipal investments, which comprised the entire HTM portfolio of $47.1 million, $48.8 million and $49.9 million, at December 31, 2018, 2017 and 2016, respectively.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last three years.

Years Ended December 31,	2018	2017	2016
	(Dollars in Thousands)

Net interest income as presented	$24,630	$23,373	$21,549
Effect of tax-exempt income	344	684	660
Net interest income, tax equivalent	$24,974	$24,057	$22,209

The following table presents average earning assets and average interest-bearing liabilities supporting earning assets for each of the last three fiscal years. Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield.

	Years Ended December 31,
		2018			2017			2016
			Average			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets

Loans (1)	$519,734	$26,313	5.06%	$497,847	$24,103	4.84%	$470,229	$22,294	4.74%
Taxable investment securities	38,372	895	2.33%	35,758	676	1.89%	29,383	511	1.74%
Tax-exempt investment securities	48,777	1,641	3.36%	52,127	2,013	3.86%	51,744	1,944	3.76%
Sweep and interest-earning accounts	23,256	484	2.08%	12,331	160	1.30%	4,481	22	0.49%
Other investments (2)	2,249	126	5.60%	2,430	173	7.12%	2,690	138	5.13%
	$632,288	$29,459	4.66%	$600,493	$27,125	4.52%	$558,527	$24,909	4.46%
Interest-Bearing Liabilities

Interest-bearing transaction accounts	$137,547	$865	0.63%	$122,521	$324	0.26%	$116,081	$223	0.19%
Money market accounts	91,641	1,057	1.15%	86,142	782	0.91%	82,254	803	0.98%
Savings deposits	98,154	136	0.14%	96,551	124	0.13%	85,896	106	0.12%
Time deposits	122,499	1,489	1.22%	124,134	1,126	0.91%	109,347	894	0.82%
Borrowed funds	5,462	70	1.28%	9,975	65	0.65%	17,426	95	0.55%
Repurchase agreements	30,555	191	0.63%	28,950	87	0.30%	25,888	77	0.30%
Capital lease obligations	320	27	8.44%	430	35	8.14%	511	42	8.22%
Junior subordinated debentures	12,887	650	5.04%	12,887	525	4.07%	12,887	460	3.57%
	$499,065	$4,485	0.90%	$481,590	$3,068	0.64%	$450,290	$2,700	0.60%

Net interest income		$24,974			$24,057			$22,209
Net interest spread (3)			3.76%			3.88%			3.86%
Net interest margin (4)			3.95%			4.01%			3.98%

(1) Included in gross loans are non-accrual loans with an average balance of $4.0 million, $2.6 million and $3.2 million for the years ended December 31, 2018, 2017 and 2016, respectively. Loans are stated before deduction of unearned discount and allowance for loan losses, less loans held-for-sale.
(2) Included in other investments is the Company’s FHLBB Stock with an average balance of $1.2 million, $1.5 million and $1.7 million, respectively, for 2018, 2017 and 2016 and a dividend rate of approximately 5.92%, 4.24% and
4.67%, respectively.
(3) Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average earning assets.

The average volume of interest-earning assets for the year ended December 31, 2018 increased 5.2% compared to December 31, 2017, which increased 7.5% compared to December 31, 2016. Average yield on interest-earning assets increased 14 basis points and six basis points for the respective comparison periods.

The average volume of loans increased 4.4% for 2018 versus 2017, and 5.9% for 2017 versus 2016, while the average yield on loans increased 22 basis points to 5.06% for 2018 compared to an increase of 10 basis points, to 4.84% for 2017 versus 2016. These changes were due to a combination of the steadily increasing federal funds rate over the periods noted, and a shift in asset mix toward commercial loans; however, this increase was partially offset by continued pressure on medium term (5-10 year) fixed rates. The growth in the average volume of loans during each of the last three years, along with the increase in average yield on loans, were reflected in increases in interest earned on the loan portfolio of $2.21 million in 2018 compared to 2017 and $1.81 million in 2017 compared to 2016. Interest earned on the loan portfolio as a percentage of total interest income comprised of approximately 89.3%, 88.9% and 89.5%, respectively for 2018, 2017 and 2016.

The average volume of the taxable investment portfolio (classified as AFS) increased 7.3% for 2018 versus 2017 and 21.7% for 2017 versus 2016, and the average yield on the taxable investment portfolio increased 44 basis points and 15 basis points, respectively. The increase in both comparison periods is due primarily to an effort to continue to grow the investment portfolio incrementally as the balance sheet grows in order to provide additional liquidity and pledge quality assets.  The average volume of the tax exempt portfolio (classified as HTM and consisting entirely of tax-exempt municipal securities) decreased 6.9% during 2018 and increased 0.7% during 2017 compared to the prior year. The average tax-equivalent yield on the tax exempt portfolio decreased 50 basis points during 2018, reflecting the impact of the reduction in federal income tax rates effective January 1, 2018, compared to an increase of 10 basis points during 2017 versus 2016.

The average volume of sweep and interest-earning accounts, which consists primarily of an interest-bearing account at the FRBB and two correspondent banks, increased 88.6% during 2018 and 175.2% during 2017. The average yield on these funds increased 78 basis points and 81 basis points, respectively, as the Fed Funds Rate continued to rise throughout the comparison periods. This increase in volume is attributable to a higher balance of cash periodically held on hand in anticipation of funding loan growth and other liquidity needs.

The average volume of interest-bearing liabilities for the year ended December 31, 2018 increased 3.6% compared to December 31, 2017, which increased 7.0% compared to December 31, 2016. The average rate paid on interest-bearing liabilities increased 26 basis points during 2018 and four basis points during 2017.

The average volume of interest-bearing transaction accounts increased 12.3% for 2018 versus 2017 and 5.6% for 2017 versus 2016, reflecting strong deposit growth during both periods. The average rate paid on these accounts increased 37 basis points for 2018 versus 2017 and seven basis points for 2017 versus 2016, reflecting the rising rate environment and competitive pressures on deposit pricing.

The average volume of money market accounts increased 6.4% during 2018 and 4.7% during 2017, while the average rate paid on these deposits increased 24 basis points during 2018 but decreased seven basis points during 2017.

The average volume of savings accounts increased in both comparison periods by 1.7% for 2018 versus 2017 and 12.4% for 2017 versus 2016, while the average rate paid on these accounts remained relatively stable. Some of the increase is due in part to the continued shift in product mix from retail time deposits to savings accounts as consumers anticipate higher rates in the near future.

The average volume of time deposits decreased 1.3% for 2018, but increased 13.5% during 2017. Interest paid on time deposits as a percentage of total interest expense was 33.2%, 36.7% and 33.1%, respectively for 2018, 2017 and 2016. The average rate paid on time deposits increased 31 basis points during 2018 compared to 2017 and nine basis points in 2017 compared to 2016. Following the most recent increase in short term rates, there has been more pressure for higher rates from the more rate sensitive deposit holders and the local market is now showing signs of a willingness to pay higher rates on deposit products. Management still considers the brokered deposit market to be a beneficial source of funding to help smooth out the fluctuations in core deposit balances without the need to disrupt deposit pricing in the Company’s local markets. These funds can be obtained relatively quickly on an as-needed basis, making them a valuable alternative to traditional term borrowings from the FHLBB.

The average volume of borrowed funds decreased 45.2% for 2018 versus 2017 and 42.8% for 2017 versus 2016, reflecting a shift to using deposits and brokered deposits to fund loan growth during both periods. The average rate paid on these accounts increased 63 basis points during 2018 to 1.28% and 10 basis points to 0.65% during 2017 compared to 2016.

The average volume of repurchase agreements increased 5.5% during 2018 and 11.8% during 2017, and the average rate paid on repurchase agreements increased 33 basis points to 0.65% for 2018 versus 2017, while remaining flat for 2017 versus 2016.

In summary, the average yield on interest-earning assets increased 14 basis points during 2018, while the average rate paid on interest-bearing liabilities increased 26 basis points. During 2017, the average yield on interest-earning assets increased six basis points, while the average rate paid on interest-bearing liabilities increased four basis points. Net interest spread for 2018 was 3.76%, a decrease of 12 basis points from 3.88% for 2017, compared to an increase of two basis points for 2017, from a net interest spread of 3.86% for 2016. Net interest margin decreased six basis points during 2018 to 3.95%, while increasing three basis points to 4.01% for 2017, compared to 3.98% for 2016.

The following table summarizes the variances in income for the years presented, resulting from volume changes in interest-earning assets and interest-bearing liabilities and fluctuations in rates earned and paid compared to the prior year.

	2018 versus 2017			2017 versus 2016
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans	$1,151	$1,059	$2,210	$500	$1,309	$1,809
Taxable investment securities	170	49	219	54	111	165
Tax-exempt investment securities	(259)	(113)	(372)	55	14	69
Sweep and interest-earning accounts	182	142	324	100	38	138
Other investments	(37)	(10)	(47)	54	(19)	35
	$1,207	$1,127	$2,334	$763	$1,453	$2,216

Average Interest-Bearing Liabilities
Interest-bearing transaction accounts	$502	$39	$541	$89	$12	$101
Money market accounts	225	50	275	(59)	38	(21)
Savings deposits	10	2	12	5	13	18
Time deposits	383	(20)	363	111	121	232
Borrowed funds	63	(58)	5	18	(48)	(30)
Repurchase agreements	99	5	104	1	9	10
Capital lease obligations	1	(9)	(8)	0	(7)	(7)
Junior subordinated debentures	125	0	125	65	0	65
	$1,408	$9	$1,417	$230	$138	$368

Changes in net interest income	$(201)	$1,118	$917	$533	$1,315	$1,848

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

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2018	2017	Income	Percent

Service fees	$3,238,954	$3,076,567	$162,387	5.28%
Income from sold loans	780,622	730,019	50,603	6.93%
Other income from loans	879,887	846,392	33,495	3.96%
Net realized (loss) gain on sale of securities AFS	(32,718)	3,384	(36,102)	-1066.84%
Other income
Income from CFS Partners	514,486	415,561	98,925	23.81%
SERP fair value adjustment	0	45,312	(45,312)	-100.00%
Rental income	30,365	62,092	(31,727)	-51.10%
Gain on sale of property	263,118	0	263,118	100.00%
VISA card commission	93,377	1,638	91,739	5600.67%
Service fee NMTC	43,602	0	43,602	100.00%
Other miscellaneous income	369,615	403,427	(33,812)	-8.38%
Total non-interest income	$6,181,308	$5,584,392	$596,916	10.69%

Total non-interest income increased by $596,916 for the year ended December 31, 2018 compared to the same period 2017, with significant changes noted in the following:

●
Interchange fees and overdraft fees continue to drive the increase in Service fees with increases of $105,689 and $30,465, respectively.

●
A realized loss on sale of debt securities AFS of $32,718 for 2018, compared to a realized gain of $3,384 for 2017 are the result of sales of low-yielding, short-duration securities held in the Company’s AFS portfolio which were replaced with higher-yielding investments available in the current market. Management expects that the higher interest income earned by the replacement securities will quickly recover any realized losses.

●
Income from the Company’s trust and investment management affiliate, CFS Partners, increased $98,925, or 23.8%, for the year. This increase was mostly due to strong new business development during the year that provided an increase in fee income.

●
There were SERP fair value adjustments of $45,312 for 2017, with none during 2018. The final payment of SERP benefits to the last participant was made on July 1, 2017 and the related asset was liquidated shortly thereafter.

●
Rental income decreased $31,727, or 51.1%, for 2018 due to the sale of an office condominium unit to CFSG during the second quarter of 2018.

●
Gain on sale of property of $263,118 during 2018 was attributable to the sale of an office condominium unit to the Company’s affiliate, CFSG, during the second quarter of 2018. Prior to the sale, CFSG had rented this unit from the Company since its formation in 2002.

●
VISA card commission income increased $93,377 in 2018, from $1,638 in 2017 due to new incentive payments related to entering into a VISA principal vendor agreement.

●
A servicing fee of $43,602, related to a NMTC investment, was recorded in 2018.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2018	2017	Expense	Percent

Salaries and wages	$7,203,001	$6,772,373	$430,628	6.36%
Employee benefits	2,880,048	2,648,060	231,988	8.76%
Occupancy expenses, net	2,545,959	2,549,455	(3,496)	-0.14%
Other expenses
Service contracts - administrative	512,902	447,374	65,528	14.65%
Marketing expense	552,617	484,330	68,287	14.10%
Audit Fees	448,439	379,773	68,666	18.08%
Consultant services	276,972	235,811	41,161	17.46%
Collection & non-accruing loan expense	145,009	87,520	57,489	65.69%
Subsequent write downs on OREO	78,447	40,000	38,447	96.12%
Amortization of CDI	0	272,691	(272,691)	-100.00%
Other miscellaneous expenses	5,251,632	5,248,936	2,696	0.05%
Total non-interest expense	$19,895,026	$19,166,323	$728,703	3.80%

Total non-interest expense increased $728,703, or 3.8%, for the year 2018 compared to the same period in 2017, with significant changes noted in the following:

●
Service contracts – administrative increased $65,528 or 14.7%, year over year, primarily due to the increasing cost to support information technology and branch infrastructure.

●
Marketing expense increased $68,287, or 14.1%, year over year due to the Company’s strategic decision to enhance marketing efforts, including a shift to television ads from paper and radio and marketing efforts to promote strategic initiatives.

●
Audit fees increased $68,666, or 18.1%, year over year partly due to increased audit requirements on internal control over financial reporting as the Company transitioned to accelerated filer status for SEC reporting purposes and a change in audit vendor for the area of information technology.

●
Consultant services increased $41,161, or 17.5%, year over year partly mostly due to contracts with consultants for technology related projects.

●
Collections & non-accruing loan expense increased $57,489, or 65.7%, year over year mostly due to the length of time, and the associated costs, it takes to go through the foreclosure process. Non-recurring recovery of expenses of approximately $30,000 during 2017 also contributed to the increase year over year.

●
The Company recorded a write down of an OREO property of $78,447 in 2018 compared to the write down of one property in 2017 of $40,000.

●
The CDI from the 2007 acquisition of LyndonBank was fully amortized in 2017, accounting for the absence of a CDI amortization expense during 2018, compared to an expense of $272,691 for 2017.

APPLICABLE INCOME TAXES

The provision for income taxes decreased $1.2 million, or 40.3%, from $2.9 million in 2017 to $1.7 million in 2018. This decrease is due primarily to a decrease in the corporate federal income tax rate from 34% to 21% effective January 1, 2018, resulting from passage of the 2017 Tax Act. Income before income taxes increased $1.0 million, or 10.9% for 2018 compared to 2017. Tax credits from affordable housing investments increased $22,566, or 5.4%, from $414,663 in 2017 to $437,229 in 2018.

Amortization expense related to limited partnership investments is included as a component of income tax expense and amounted to $410,061 and $421,661 for 2018 and 2017, respectively. These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 7% and 10%.

CHANGES IN FINANCIAL CONDITION

The following table provides a visual comparison of the breakdown of average assets and average liabilities as well as average shareholders' equity for the comparison periods and should be reviewed in conjunction with the table on the following page which provides volume changes and percent of change by category.

Years Ended December 31,	2018		2017		2016
	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Average Assets
Cash and due from banks
Non-interest bearing	$10,838	1.61%	$16,427	2.53%	$9,514	1.58%
Federal funds sold and overnight deposits	23,256	3.44%	12,331	1.90%	4,481	0.74%
Taxable investment securities	38,372	5.69%	35,758	5.50%	29,383	4.87%
Tax-exempt investment securities	48,777	7.23%	52,127	8.01%	51,744	8.58%
Other securities	1,862	0.28%	2,043	0.31%	2,303	0.38%
Total investment securities	89,011	13.20%	89,928	13.82%	83,430	13.83%
Gross loans	520,083	77.07%	498,363	76.63%	470,856	78.06%
ALL and deferred net loan costs	(5,176)	-0.77%	(5,073)	-0.78%	(4,831)	-0.80%
Premises and equipment	9,958	1.47%	10,619	1.63%	11,082	1.84%
OREO	278	0.04%	377	0.06%	417	0.07%
Investment in Capital Trust	387	0.06%	387	0.06%	387	0.06%
BOLI	4,765	0.71%	4,670	0.72%	4,569	0.76%
CDI	0	0.00%	129	0.02%	401	0.06%
Goodwill	11,574	1.71%	11,574	1.78%	11,574	1.92%
Other assets	9,835	1.46%	10,574	1.63%	11,343	1.88%
Total average assets	$674,809	100%	$650,306	100%	$603,223	100%

Average Liabilities
Demand deposits	$113,412	16.81%	$109,920	16.90%	$96,618	16.02%
Interest-bearing transaction accounts	137,547	20.38%	122,521	18.84%	116,081	19.24%
Money market funds	91,642	13.58%	86,141	13.25%	82,254	13.64%
Savings accounts	98,154	14.55%	96,551	14.85%	85,896	14.24%
Time deposits	122,499	18.15%	124,134	19.09%	109,347	18.13%
Total average deposits	563,254	83.47%	539,267	82.93%	490,196	81.27%

Borrowed funds	5,462	0.81%	9,975	1.53%	17,426	2.89%
Repurchase agreements	30,555	4.53%	28,950	4.45%	25,888	4.29%
Junior subordinated debentures	12,887	1.91%	12,887	1.98%	12,887	2.14%
Other liabilities	3,019	0.45%	3,408	0.53%	3,878	0.64%
Total average liabilities	615,177	91.17%	594,487	91.42%	550,275	91.23%

Average Shareholders' Equity
Preferred stock	2,119	0.31%	2,500	0.38%	2,500	0.41%
Common stock	13,367	1.98%	13,230	2.03%	13,074	2.17%
Additional paid-in capital	32,000	4.74%	31,159	4.79%	30,361	5.03%
Retained earnings	15,563	2.31%	11,623	1.79%	9,502	1.57%
Less: Treasury stock	(2,623)	-0.39%	(2,623)	-0.40%	(2,623)	-0.43%
Accumulated other comprehensive (loss) income	(794)	-0.12%	(70)	-0.01%	134	0.02%
Total average shareholders' equity	59,632	8.83%	55,819	8.58%	52,948	8.77%
Total average liabilities and shareholders' equity	$674,809	100%	$650,306	100%	$603,223	100%

The following tables provides a breakdown of volume changes and percent of change by category for the table on the preceding page. Please refer to the sections labeled “Interest Income and Interest Expense (Net Interest Income)” and “Liquidity and Capital Resources” for more in-depth discussion on significant changes.

Change in Volume of Assets, Liabilities and Shareholders' Equity

Years Ended December 31,	2018	2017	2016	2018 vs 2017		2017 vs 2016
	Average	Average	Average	Volume	% of	Volume	% of
Average Assets	Balance	Balance	Balance	Change	Change	Change	Change
	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$10,838	$16,427	$9,514	$(5,589)	-34.02%	$6,913	72.66%
Federal funds sold and overnight deposits	23,256	12,331	4,481	10,925	88.60%	7,850	175.18%
Taxable investment securities	38,372	35,758	29,383	2,614	7.31%	6,375	21.70%
Tax-exempt investment securities	48,777	52,127	51,744	(3,350)	-6.43%	383	0.74%
Other securities	1,862	2,043	2,303	(181)	-8.86%	(260)	-11.29%
Total investment securities	89,011	89,928	83,430	(917)	-1.02%	6,498	7.79%
Gross loans	520,083	498,363	470,856	21,720	4.36%	27,507	5.84%
ALL and deferred net loan costs	(5,176)	(5,073)	(4,831)	(103)	2.03%	(242)	5.01%
Premises and equipment	9,958	10,619	11,082	(661)	-6.22%	(463)	-4.18%
OREO	278	377	417	(99)	-26.26%	(40)	-9.59%
Investment in Capital Trust	387	387	387	0	0.00%	0	0.00%
BOLI	4,765	4,670	4,569	95	2.03%	101	2.21%
CDI	0	129	401	(129)	-100.00%	(272)	-67.83%
Goodwill	11,574	11,574	11,574	0	0.00%	0	0.00%
Other assets	9,835	10,574	11,343	(739)	-6.99%	(769)	-6.78%
Total average assets	$674,809	$650,306	$603,223	$24,503	3.77%	$47,083	7.81%

Average Liabilities

Demand deposits	$113,412	$109,920	$96,618	$3,492	3.18%	$13,302	13.77%
Interest-bearing transaction accounts	137,547	122,521	116,081	15,026	12.26%	6,440	5.55%
Money market funds	91,642	86,141	82,254	5,501	6.39%	3,887	4.73%
Savings accounts	98,154	96,551	85,896	1,603	1.66%	10,655	12.40%
Time deposits	122,499	124,134	109,347	(1,635)	-1.32%	14,787	13.52%
Total average deposits	563,254	539,267	490,196	23,987	4.45%	49,071	10.01%

Borrowed funds	5,462	9,975	17,426	(4,513)	-45.24%	(7,451)	-42.76%
Repurchase agreements	30,555	28,950	25,888	1,605	5.54%	3,062	11.83%
Junior subordinated debentures	12,887	12,887	12,887	0	0.00%	0	0.00%
Other liabilities	3,019	3,408	3,878	(389)	-11.41%	(470)	-12.12%
Total average liabilities	615,177	594,487	550,275	20,690	3.48%	44,212	8.03%

Average Shareholders' Equity

Preferred stock	2,119	2,500	2,500	(381)	-15.24%	0	0.00%
Common stock	13,367	13,230	13,074	137	1.04%	156	1.19%
Additional paid-in capital	32,000	31,159	30,361	841	2.70%	798	2.63%
Retained earnings	15,563	11,623	9,502	3,940	33.90%	2,121	22.32%
Less: Treasury stock	(2,623)	(2,623)	(2,623)	0	0.00%	0	0.00%
Accumulated other comprehensive (loss) income	(794)	(70)	134	(724)	1034.29%	(204)	-152.24%
Total average shareholders' equity	59,632	55,819	52,948	3,813	6.83%	2,871	5.42%
Total average liabilities and shareholders' equity	$674,809	$650,306	$603,223	$24,503	3.77%	$47,083	7.81%

CERTAIN TIME DEPOSITS

Increments of maturity of time CDs of $100,000 or more outstanding on December 31, 2018 are summarized as follows:

3 months or less	$31,443,117
Over 3 through 6 months	5,950,399
Over 6 through 12 months	20,969,846
Over 12 months	20,534,805
Total	$78,898,167

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages the Company’s interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's ALCO is made up of the Executive Officers and certain Vice Presidents of the Bank representing major business lines. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity and various business strategies. The ALCO meets at least quarterly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk. In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved and periodically reviewed by the Company’s Board of Directors. The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet. The ALCO Policy also includes a contingency funding plan to help management prepare for unforeseen liquidity restrictions, including hypothetical severe liquidity crises.

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting NII, the primary component of the Company’s earnings. Fluctuations in interest rates can also have an impact on liquidity. The ALCO uses an outside consultant to perform rate shock simulations to the Company's net interest income, as well as a variety of other analyses. It is the ALCO’s function to provide the assumptions used in the modeling process. Assumptions used in prior period simulation models are regularly tested by comparing projected NII with actual NII. The ALCO utilizes the results of the simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes. The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet. The model also simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing non-parallel changes in the yield curve. The results of this sensitivity analysis are compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 bp shift upward and a 100 bp shift downward in interest rates.

Under the Company’s interest rate sensitivity modeling, with the continued asset sensitive balance sheet, in a rising rate environment NII is expected to trend upward as the short-term asset base (cash and adjustable rate loans) quickly cycle upward while the retail funding base (deposits) lags the market. If rates paid on deposits have to be increased more and/or more quickly than projected due to competitive pressures, the expected benefit to rising rates would be reduced. In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs. Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment. Management expects that the recent increases in the federal funds rate, including four 25 basis point increases in 2018, will continue to generate a positive impact to the Company’s NII in 2019 as variable rate loans reprice during the year; however, if the long end of the curve remains anchored this could create further margin pressures on longer term loans.

The following table summarizes the estimated impact on the Company's NII over a twelve month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2018:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-1.40%	Down 100 basis points	-4.90%
Up 200 basis points	1.70%	Up 200 basis points	8.30%

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

Credit Risk - As a financial institution, one of the primary risks the Company manages is credit risk, the risk of loss stemming from borrowers’ failure to repay loans or inability to meet other contractual obligations. The Company’s Board of Directors prescribes policies for managing credit risk, including Loan, Appraisal and Environmental policies. These policies are supplemented by comprehensive underwriting standards and procedures. The Company maintains a Credit Administration department whose function includes credit analysis and monitoring of and reporting on the status of the loan portfolio, including delinquent and non-performing loan trends. The Company also monitors concentration of credit risk in a variety of areas, including portfolio mix, the level of loans to individual borrowers and their related interest, loans to industry segments, and the geographic distribution of CRE loans. Loans are reviewed periodically by an independent loan review firm to help ensure accuracy of the Company's internal risk ratings and compliance with various internal policies, procedures and regulatory guidance.

Residential mortgages represented approximately 40% of the Company’s loan balances at December 31, 2018. The percentage of residential mortgage loans to total loans has been on a gradual decline in recent years, with a strategic shift to commercial lending. The Company maintains a residential mortgage loan portfolio of traditional mortgage products and does not engage in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. Residential mortgages with loan-to-values exceeding 80% are generally covered by PMI. A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated. Junior lien home equity products make up 21% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The Company also originates some home equity loans greater than 80% under an insured loan program with stringent underwriting criteria.

Consistent with the strategic focus on commercial lending, the commercial and CRE loan portfolios have seen solid growth over recent years. Commercial and CRE loans together comprised 59.5% of the Company’s loan portfolio at December 31, 2018, compared to 56.5% at December 31, 2017.

Growth in the CRE portfolio in recent years has been principally driven by new loan volume in Chittenden County and northern Windsor County around the White River Junction, I91-I93 interchange area, outside of the Company’s core market area. Credits in the Chittenden County market are being managed by two commercial lenders out of the Company’s Burlington loan production office that know the area well, while Windsor County is being served by a commercial lender from the St. Johnsbury office with previous lending experience serving the greater White River Junction area. Larger transactions continue to be centrally underwritten and monitored through the Company’s commercial credit department. The types of CRE transactions driving the growth have been a mix of construction, land and development, multifamily, and other non-owner occupied CRE properties including hotels, retail, office, and industrial properties. The largest components of the $198 million CRE portfolio at December 31, 2018 were approximately $89 million in owner-occupied CRE and $80 million in non-owner occupied CRE.

The Company’s home equity and commercial line of credit portfolios contain for the most part variable rate loans with the Wall Street Journal Prime rate as the underlying index and rates repricing monthly. The Wall Street Journal Prime index fell to 3.25% in 2008 and remained there until December 2015. Since 2015 numerous rate hikes have increased the Wall Stree Journal Prime index by 225 percentage points to 5.5%. The home equity portfolio and commercial line of credit portfolio have weathered these increases and continue to perform well. Commercial and industrial term loans are generally written on a fixed rate basis with limited risk associated with rising interest rates. CRE loans generally have included an initial fixed rate period typically of 5 years, then enter a variable rate period, again usually tied to Wall Street Prime. Approximately $140 million of CRE loans are scheduled to reprice over the next five years with sizeable rate increases projected based on the current Prime rate index. Many of these loans will ultimately refinance or renegotiate pricing; while the increase may adversely impact the repayment capacity of those CRE loans of lesser credit quality and may ultimately result in higher non-performing loans and losses.

The following table reflects the composition of the Company's loan portfolio, by portfolio segment, as a percentage of total loans as of December 31,

	2018		2017		2016		2015		2014
	(Dollars in Thousands)
Real estate loans
Construction & land
development	$26,826	5.05%	$21,968	4.37%	$14,991	3.08%	$21,445	4.68%	$12,574	2.81%
Farm land	10,209	1.92%	10,477	2.08%	13,011	2.67%	12,570	2.74%	13,105	2.93%
1-4 Family residential -
1st lien	165,665	31.18%	168,184	33.44%	166,692	34.21%	162,760	35.53%	163,966	36.62%
Jr lien	44,545	8.38%	45,257	9.00%	42,927	8.81%	44,720	9.76%	44,801	10.00%
Commercial real estate	198,283	37.31%	174,599	34.72%	173,727	35.66%	144,192	31.48%	140,934	31.47%
Loans to finance
agricultural production	2,797	0.53%	887	0.18%	996	0.20%	2,508	0.55%	2,017	0.45%
Commercial & industrial	77,970	14.67%	76,224	15.16%	67,734	13.90%	62,683	13.68%	62,373	13.93%
Consumer	5,088	0.96%	5,269	1.05%	7,171	1.47%	7,241	1.58%	8,035	1.79%
Gross loans	531,383	100%	502,865	100%	487,249	100%	458,119	100%	447,805	100%

Less:
Allowance for loan losses
and deferred net loan costs	(5,238)		(5,120)		(4,968)		(4,695)		(4,602)
Net loans	$526,145		$497,745		$482,281		$453,424		$443,203

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2018.

	Fixed Rate Loans				Variable Rate Loans
	Within	2-5	After		Within	2-5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land development	$1,158	$255	$2,866	$4,279	$3,279	$636	$18,632	$22,547
Secured by farm land	0	411	504	915	0	103	9,191	9,294
Commercial real estate	1,827	4,554	10,628	17,009	2,593	7,250	171,431	181,274
Loans to finance agricultural production	59	238	0	297	204	1,033	1,263	2,500
Commercial & industrial	1,177	16,950	10,888	29,015	15,629	21,815	11,511	48,955
	$4,221	$22,408	$24,886	$51,515	$21,705	$30,837	$212,028	$264,570

Risk in the Company’s commercial and CRE loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the SBA and RD. At December 31, 2018, the Company had $28.4 million in guaranteed loans with guaranteed balances of $21.2 million, compared to $23.7 million in guaranteed loans with guaranteed balances of $17.5 million at December 31, 2017.

The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure. Commercial & industrial and CRE loans are generally placed on non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more. However, such a loan need not be placed on non-accrual status if it is both well secured and in the process of collection. Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case-by-case basis. The Company obtains current property appraisals or market value analyses and considers the cost to carry and sell collateral in order to assess the level of specific allocations required. Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due. When a loan is placed in non-accrual status, the Company reverses the accrued interest against current period income and discontinues the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months. Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan book balance.

The level of non-performing assets remained comparatively stable during 2014 and 2015, followed by a substantial decrease in 2016 in large part due to the restoration to accrual status of one large CRE relationship and another commercial relationship secured by multiple residential properties. Other reductions occurred through the foreclosure process or through borrower initiated payments and payoffs. 2017 increases in non-performing assets generally resulted from numerous smaller loans across the CRE and residential 1st lien portfolios. The increase in 2018 is primarily attributable to higher delinquency in the residential portfolio, and the decline of credit quality in two CRE loans.

Non-performing assets at the end of each of the last five fiscal years consisted of the following:

December 31,	2018	2017	2016	2015	2014
	(Dollars in Thousands)
Accruing loans past due 90 days or more:
Commercial & industrial	$0	$0	$26	$14	$24
Commercial real estate	0	0	0	45	5
Residential real estate - 1st lien	622	1,249	1,068	801	980
Residential real estate - Jr lien	105	0	28	63	116
Consumer	2	1	2	0	0
Total past due 90 days or more	729	1,250	1,124	923	1,125

Non-accrual loans:
Commercial & industrial	85	99	143	441	553
Commercial real estate	1,743	1,065	766	2,401	1,934
Residential real estate - 1st lien	2,027	1,585	1,227	2,009	1,263
Residential real estate - Jr lien	408	347	339	386	404
Total non-accrual loans	4,263	3,096	2,475	5,237	4,154

Total non-accrual and past due loans	4,992	4,346	3,599	6,160	5,279
Other real estate owned	201	284	394	262	1,238
Total non-performing assets	$5,193	$4,630	$3,993	$6,422	$6,517

Percentage by segment of non-performing loans:
Commercial & industrial	1.70%	2.28%	4.70%	7.39%	10.93%
Commercial real estate	34.92%	24.51%	21.28%	39.71%	36.73%
Residential real estate - 1st lien	53.06%	65.21%	63.77%	45.62%	42.49%
Residential real estate - Jr lien	10.28%	7.98%	10.20%	7.29%	9.85%
Consumer	0.04%	0.02%	0.06%	0.00%	0.00%
	100.00%	100.00%	100.00%	100.00%	100.00%

Percent of gross loans	0.98%	0.92%	0.82%	1.40%	1.46%
Reserve coverage of non-performing assets	107.87%	117.45%	132.18%	78.04%	75.28%

Yearly increase (decrease) in non-performing assets	$563	$637	$(2,429)	$(95)
Percent of change in non-performing assets	12.16%	15.96%	-37.82%	-1.46%

(1) No consumer loans were in non-accrual status as of the consolidated balance sheet dates. In accordance with Company policy, delinquent consumer loans are charged off at 120 days past due.

The Company’s OREO portfolio at December 31, 2018 consisted of two commercial properties compared to one residential property at December 31, 2017. The residential property was acquired through the normal foreclosure process. The Company took control of both of the commercial properties currently held in the portfolio at December 31, 2018, and are listed for sale.

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

The Non-Performing Assets in the table above include the following TDRs that were past due 90 days or more or in non-accrual status as of the dates presented:

	December 31, 2018		December 31, 2017
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial & industrial	1	$24,685	1	$24,685
Commercial real estate	4	862,713	3	531,117
Residential real estate - 1st lien	12	1,082,187	7	412,134
	18	$1,969,585	11	$967,937

The remainder of the Company’s TDRs were performing in accordance with their modified terms as of the date presented and consisted of the following:

	December 31, 2018		December 31, 2017
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial real estate	1	$102,292	2	$308,460
Residential real estate - 1st lien	31	2,544,728	54	2,837,572
Residential real estate - Jr lien	1	7,248	1	8,358
	33	$2,654,268	57	$3,154,389

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans. The Company is contractually committed to lend under one SBA guaranteed line of credit to a borrower whose lending relationship was previously restructured.

ALL and provisions - The Company maintains an ALL at a level that management believes is appropriate to absorb losses inherent in the loan portfolio as of the measurement date (See Note 3 to the accompanying audited consolidated financial statements). Although the Company, in establishing the ALL, considers the inherent losses in individual loans and pools of loans, the ALL is a general reserve available to absorb all credit losses in the loan portfolio. No part of the ALL is segregated to absorb losses from any particular loan or segment of loans.

When establishing the ALL each quarter, the Company applies a combination of historical loss factors and qualitative factors to loan segments, including residential first and junior lien mortgages, CRE, commercial & industrial, and consumer loan portfolios. The Company applies numerous qualitative factors to each segment of the loan portfolio. Those factors include the levels of and trends in delinquencies and non-accrual loans, criticized and classified assets, volumes and terms of loans, and the impact of any loan policy changes. Experience, ability and depth of lending personnel, levels of policy and documentation exceptions, national and local economic trends, the competitive environment, and concentrations of credit are also factors considered.

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

The following table summarizes the Company's loan loss experience for each of the last five years.

As of or Years Ended December 31,	2018	2017	2016	2015	2014
	(Dollars in Thousands)

Loans outstanding, end of year	$531,383	$502,865	$487,249	$458,119	$447,805
Average loans outstanding during year	$519,734	$497,847	$470,229	$454,793	$447,133
Non-accruing loans, end of year	$4,263	$3,096	$2,475	$5,237	$4,154
Non-accruing loans, net of government guarantees	$3,887	$3,037	$2,328	$4,551	$3,378

Allowance, beginning of year	$5,438	$5,278	$5,012	$4,906	$4,855
Loans charged off:
Commercial & industrial	(153)	(20)	(49)	(201)	(153)
Commercial real estate	(124)	(160)	0	(15)	(168)
Residential real estate - 1st lien	(252)	(160)	(244)	(151)	(59)
Residential real estate - Jr lien	(69)	(118)	0	(66)	(52)
Consumer	(144)	(124)	(16)	(69)	(112)
	(742)	(582)	(309)	(502)	(544)
Recoveries:
Commercial & industrial	60	27	25	59	6
Commercial real estate	0	0	0	0	0
Residential real estate - 1st lien	27	27	24	6	15
Residential real estate - Jr lien	1	1	0	0	0
Consumer	38	37	26	33	34
	126	92	75	98	55

Net loans charged off	(616)	(490)	(234)	(404)	(489)
Provision charged to income	780	650	500	510	540
Allowance, end of year	$5,602	$5,438	$5,278	$5,012	$4,906

Net charge offs to average loans outstanding	0.12%	0.10%	0.05%	0.09%	0.11%
Provision charged to income as a percent
of average loans	0.15%	0.13%	0.11%	0.11%	0.12%
Allowance to average loans outstanding	1.08%	1.09%	1.12%	1.10%	1.10%
Allowance to non-accruing loans	131.41%	175.65%	213.25%	95.70%	118.10%
Allowance to non-accruing loans net of
government guarantees	144.12%	179.06%	226.72%	110.13%	145.23%

Both the increase in the reserve balance and lower levels of non-accruing loans during 2014 led to the strengthened reserve coverage of non-accruing loans at year-end 2014, including the coverage of non-accruing loans net of government guarantees. Despite lower net losses in 2015 than in 2014, the 2015 provision was maintained at a level consistent with portfolio growth and higher levels of non-performing loans. Similarly, despite lower net losses during 2016 and sharply lower non-performing loans, the 2016 provision held steady at $500,000 to support the strong loan growth, particularly in the CRE portfolio. The 2017 provision increased to $650,000, principally to cover higher loan losses experienced during the year, some qualitative adjustment increases related to classified loan levels, along with solid loan portfolio growth. As in 2017, the 2018 provision was increased principally to support strong CRE loan growth along with the higher dollar volume of losses in the Company’s growing loan portfolio. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans and manage the OREO portfolio, and management continues to monitor the loan portfolio closely.

The fourth quarter ALL analysis indicates that the reserve balance of $5.6 million at December 31, 2018 is sufficient to cover losses that are probable and estimable as of the measurement date, with an unallocated reserve of approximately $133,000. The reserve balance and unallocated amount continue to be directionally consistent with the overall risk profile of the Company’s loan portfolio and credit risk appetite. The portion of the ALL termed "unallocated" is established to absorb inherent losses that exist as of the measurement date although not specifically identified through management's process for estimating credit losses. While the ALL is described as consisting of separate allocated portions, the entire ALL is available to support loan losses, regardless of category. Unallocated reserves are considered by management to be appropriate in light of the Company’s continued growth strategy and shift in the portfolio from residential loans to commercial and CRE loans and the risk associated with the relatively new, unseasoned loans in those portfolios. The adequacy of the ALL is reviewed quarterly by the risk management committee of the Board and then presented to the full Board for approval.

The following table shows the allocation of the ALL, as well as the percent of each loan category to the total loan portfolio for each of the last five years:

December 31,	2018	%	2017	%	2016	%	2015	%	2014	%
	(Dollars in Thousands)
Domestic
Commercial & industrial	$697	15%	$676	15%	$726	14%	$713	14%	$647	14%
Commercial real estate	3,020	44%	2,674	41%	2,496	41%	2,152	39%	2,312	37%
Residential real estate
1st lien	1,422	32%	1,461	34%	1,370	35%	1,368	35%	1,271	37%
Jr lien	273	8%	317	9%	371	9%	423	10%	321	10%
Consumer	57	1%	43	1%	84	1%	76	2%	119	2%
Unallocated	133	0%	267	0%	231	0%	280	0%	236	0%
	$5,602	100%	$5,438	100%	$5,278	100%	$5,012	100%	$4,906	100%

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

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of AFS debt securities increased just under $1.0 million, or 2.4%, in 2018 to $39.4 million at December 31, 2018 from $38.5 million at December 31, 2017, and increased $4.7 million, or 14.1% during 2017, from $33.7 million at December 31, 2016. The book value of the Company’s HTM portfolio, which consisted entirely of tax-exempt obligations of state and political subdivisions during both 2017 and 2018, decreased $1.7 million, or 3.6%, in 2018 from $48.8 million as of December 31, 2017 compared to $49.9 million at December 31, 2016. During 2018, tax anticipation lending increased $722,490, or 28.1%, compared to an increase of $1.6 million, or 163.3% during 2017 versus 2016. Non arbitrage and term lending decreased $635,684, or 3.2% and $1.8 million, or 7.0%, respectively, during 2018, compared to decreases of $1.1 million, or 5.3%, and $1.5 million, or 5.5%, respectively, during 2017 versus 2016. The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis; as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or AFS, either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income. The Company's investment policy does not permit the holding of trading securities. Debt securities classified as HTM are recorded at book value, subject to adjustment for OTTI. Debt securities classified as AFS are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets. These adjustments in the AFS portfolio resulted in an accumulated unrealized loss net of taxes in all comparison periods with $647,584 in 2018, compared to $274,097 in 2017, and $90,779 in 2016. Included in the 2017 accumulated unrealized loss is a reclassification adjustment of $45,106 for the deferred tax asset revaluation disclosed in the accompanying audited financial statements due to the enacted reduction in the corporate federal income tax rates in future periods (see Note 12). Other than the 2017 deferred tax asset reclassification adjustment, the fluctuations in unrealized gains and losses are due to market interest rate changes, and are not based on any deterioration in credit quality of the underlying issuers. The Company’s investment portfolio includes Agency MBS in order to realize a more favorable yield in the portfolio and diversify the holdings. Although classified as AFS, we anticipate holding these securities until maturity. The unrealized loss positions within the investment portfolio as of the balance sheet dates presented are considered by management to be temporary.

The restricted equity securities comprise the Company’s membership stock in the FRBB, FHLBB and ACBI. On December 31, 2018, 2017 and 2016, the Company held $588,150 in FRBB stock and $1.1 million, $1.1 million and $2.2 million, respectively, in FHLBB stock. In addition, as disclosed in Note 2 of the accompanying audited consolidated financial statements, during 2018 the Company purchased $90,000 in stock in ACBI, a holding company for ACBB, a correspondent bank. The purchase of ACBI stock is required for receipt of correspondent banking services from ACBB at more favorable pricing, and membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts. These restricted securities are typically held for an extended period of time and are subject to strict limitations on resales. FRBB stock may only be sold back to the issuer, while FHLBB stock may only be repurchased by the FHLBB or resold to a member institution and ACBI stock may only be resold to other depository institutions or their holding companies or subsidiaries, or to the FDIC. Restricted equity stock is generally sold and redeemed at par. Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par. The FHLBB stock is subject to capital call provisions.

Some of the Company’s investment securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices. In 2016, there was one call feature exercised by the issuer, compared to no calls exercised during 2018 or 2017.

The Company's investment portfolios as of December 31 in each of the last three fiscal years were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2018

Investments AFS
U.S. GSE debt securities	$14,010	$0	$259	$13,751
Agency MBS	16,021	3	449	15,575
ABS and OAS	1,988	4	6	1,986
Other investments	8,167	8	120	8,055
	$40,186	$15	$834	$39,367

Investments HTM
States and political subdivisions	$47,067	$332	$171	$47,228

Restricted Equity Securities (1)	$1,749	$0	$0	$1,659

Total	$89,002	$347	$1,005	$88,254

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2017

Investments AFS
U.S. GSE debt securities	$17,308	$0	$149	$17,159
Agency MBS	16,782	11	180	16,613
Other investments	4,707	0	29	4,678
	$38,797	$11	$358	$38,450

Investments HTM
States and political subdivisions	$48,825	$0	$29	$48,796

Restricted Equity Securities (1)	$1,704	$0	$0	$1,704

	$89,326	$11	$387	$88,950

December 31, 2016

Investments AFS
U.S. GSE debt securities	$17,366	$24	$73	$17,317
Agency MBS	13,266	4	116	13,154
Other investments	3,221	25	2	3,244
	$33,853	$53	$191	$33,715

Investments HTM
States and political subdivisions	$49,887	$1,148	$0	$51,035

Restricted Equity Securities (1)	$2,756	$0	$0	$2,756

	$86,496	$1,201	$191	$87,506

(1) Required equity purchases for membership in the FRB System and the FHLB System and for access to correspondent banking services from ACBB.

The Company did not have investments totaling more than 10% of Shareholders’ equity in any one issuer during any of the periods presented.

Realized gains and losses in the Company’s AFS portfolio are presented in the table below for 2018 and 2017. There were no realized gains or losses in 2016.

	2018	2017
Realized gains
U.S. GSE debt securities	$0	$2,021
Other investments	0	6,366
	$0	$8,387
Realized losses
U.S. GSE debt securities	$32,718	$1,804
Other investments	0	3,199
	$32,718	$5,003

	$(32,718)	$3,384

The following is an analysis of the maturities and yields of the debt securities in the Company's investment portfolio for each of the last three fiscal years:

December 31,	2018		2017		2016
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value(1)	Yield(2)	Value(1)	Yield(2)	Value(1)	Yield(2)
	(Dollars in Thousands)
Available-for-Sale
U.S. GSE debt securities
Due in one year or less	$0	0.00%	$3,740	1.30%	$2,010	1.17%
Due from one to five years	4,944	1.69%	6,978	1.64%	14,331	1.44%
Due from five to ten years	8,807	2.84%	6,441	2.62%	976	2.60%
Total	$13,751	2.42%	$17,159	1.93%	$17,317	1.47%

ABS/AOS
Due from five to ten years	$1,986	3.33%	$0	0.00%	$0	0.00%

Other Investments
Due from one to five years	$7,575	2.63%	$4,190	2.25%	$2,998	2.12%
Due from five to ten years	480	2.50%	488	2.50%	245	2.50%
Total	$8,055	2.62%	$4,678	2.28%	$3,243	2.15%

Agency MBS (3)	$15,575	2.33%	$16,613	2.08%	$13,154	2.01%

FRBB Stock (4)	$588	6.00%	$588	6.00%	$588	6.00%

FHLBB Stock (4)	$1,071	5.92%	$1,454	4.24%	$2,168	3.70%

ACBI Stock (4)(5)	$90	0.00%	0	0.00%	0	0.00%

Held-to-Maturity
Obligations of State & Political Subdivisions
Due in one year or less	$23,052	3.97%	$24,818	3.83%	$25,369	3.67%
Due from one to five years	5,908	3.68%	4,494	3.59%	4,031	2.97%
Due from five to ten years	6,482	4.05%	4,338	4.14%	4,013	4.36%
Due after ten years	11,625	3.86%	15,175	3.80%	16,474	3.79%
Total	$47,067	3.92%	$48,825	3.82%	$49,887	3.72%

(1) AFS Investments are presented at fair value, and HTM investments are presented at book value.
(2) The yield on obligations of state and political subdivisions is calculated on a tax equivalent basis assuming a tax rate of 21% for 2018 and 34% for 2017 and 2016.
(3) Because the actual maturities of Agency MBS usually differ from their contractual maturities due to the right of borrowers to prepay the underlying mortgage loans, usually without penalty, those securities are not presented by contractual maturity date.
(4) Required equity purchases for membership in the FRB System and FHLB System and for access to correspondent banking services from ACBB.
(5) The Company’s holdings of ACBI stock were purchased during the fourth quarter of 2018 and the first declared dividend was paid during the first quarter of 2019, accounting for the absence in yield for 2018.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2018, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk are disclosed in Note 15 to the accompanying audited consolidated financial statements.

EFFECTS OF INFLATION

Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank's assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines. During the economic downturn that began in 2008, the capital and credit markets experienced significant volatility and disruption, with the federal government taking unprecedented steps to deal with the economic situation. These measures included significant deficit spending as well as quantitative easing of the money supply by the FRB. With the improvement in the economy during the last three years, the FOMC has taken steps to increase interest rates.

The impact of inflation on the Company's financial results is affected by management's ability to react to changes in interest rates in order to reduce inflationary effect on performance. Interest rates do not necessarily move in conjunction with changes in the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against significant interest rate fluctuations, including those resulting from inflation. With inflation holding under or near the 2% target despite the unemployment rate remaining at cycle lows, the Fed has recently softened its intentions to further tighten policy during 2019, in an effort to avoid possibly creating a recession, which has typically been the case in past cycles.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings. One-way deposits purchased through CDARS provide an alternative funding source when needed. Such deposits are generally considered a form of brokered deposits. The Company had $723,774 and $12.3 million in one-way deposits at December 31, 2018 and 2017, respectively. In addition, two-way (that is, reciprocal) CDARS deposits allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other CDARS members. Until recently these reciprocal deposits were considered a form of brokered deposits, which are treated less favorably than other deposits for certain purposes; however, a provision of the 2018 Regulatory Relief Act provides that reciprocal deposits held by a well-capitalized and well managed bank are no longer classified as brokered deposits. At December 31, 2018 and 2017, the Company reported $3.5 million and $2.8 million, respectively, in CDARS deposits representing exchanged deposits with other CDARS participating banks.

During 2018 and 2017, the Company continued its use of brokered deposits outside of the CDARS program to satisfy a portion of its short-term funding needs. These are typically short term certificates of deposit with maturity less than one year purchased through a prominent broker of public and institutional funds from across the country, along with the addition of DTC Brokered CD issuance during 2018. During the third quarter of 2018 the Company issued two blocks of DTC Brokered CDs totaling $30 million, with maturities in January 2019 and August 2020. These relationships have provided increased access to short term funding that is easily accessible without any detrimental effect on the pricing of the core deposit base.  The Company had $35.3 million and $8.8 million of these brokered CDs outstanding at December 31, 2018 and December 31, 2017, respectively.

At December 31, 2018 and 2017, gross borrowing capacity of approximately $108.7 million and $109.7 million, respectively, was available through the FHLBB secured by the Company's qualifying loan portfolio (generally, residential mortgage and commercial loans), reduced by outstanding advances and collateral pledges. The Company also has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000, with no advances against it at December 31, 2018 or 2017. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($108.7 million and $109.7 million at December 31, 2018 and 2017, respectively, less outstanding advances and collateral pledges) with letters of credit issued by the FHLBB. The Company offers a Government Agency Account to its municipal customers collateralized with these FHLBB letters of credit. At December 31, 2018 and 2017, approximately $2.6 million and $59.9 million, respectively, of qualifying residential real estate loans were pledged as collateral to the FHLBB for these collateralized governmental unit deposits, which reduced dollar-for-dollar the available borrowing capacity under the FHLBB line of credit. Total fees paid by the Company to the FHLBB in connection with these letters of credit were $46,620 for 2018 and $34,601 for 2017.

The Company has a BIC arrangement with the FRBB secured by eligible commercial loans, CRE loans and home equity loans, resulting in an available line of $50.9 million and $45.3 million, respectively, at December 31, 2018 and 2017. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 300 basis points at December 31, 2018. At December 31, 2018 and 2017, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with three correspondent banks with aggregate available borrowing capacity of $12.5 million at December 31, 2018 and 2017. The Company had no outstanding advances against these lines for the periods presented.

Securities sold under agreements to repurchase amounted to $30.5 million, $28.6 million and $30.4 million as of December 31, 2018, 2017 and 2016, respectively. The average daily balance of these repurchase agreements was $30.6 million, $28.9 million and $25.9 million during 2018, 2017, and 2016, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $32.9 million, $31.7 million and $30.4 million during 2018, 2017 and 2016, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 0.63% during 2018, 0.33% during 2017 and 0.30% during 2016.

The following table illustrates the changes in shareholders' equity from December 31, 2017 to December 31, 2018:

Balance at December 31, 2017 (book value $10.84 per common share)	$57,935,854
Net income	8,397,532
Issuance of stock through the DRIP	1,046,801
Redemption of preferred stock	(500,000)
Dividends declared on common stock	(3,799,864)
Dividends declared on preferred stock	(103,125)
Unrealized loss on AFS securities during the period, net of tax	(373,487)
Balance at December 31, 2018 (book value $11.72 per common share)	$62,603,711

In December, 2018, the Board of the Company declared a $0.19 per common share cash dividend, payable February 1, 2019 to shareholders of record as of January 15, 2019, requiring the Company to accrue a liability of $710,539 for this dividend in the fourth quarter of 2018. In March, 2019, the Board of the Company approved a cash dividend of $0.19 per common share, payable on May 1, 2019 to shareholders of record as of April 15, 2019. The declaration of this dividend required the Company to accrue a liability of $983,122 in the first quarter of 2019. Also in March, 2019, the Company announced the repurchase of five shares of its preferred stock, effective March 31, 2019, at a purchase price, including accrued dividend, of $101,375 per share.

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

Common Stock Performance by Quarter*

	2018				2017
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$18.50	$18.25	$18.90	$19.39	$18.00	$17.85	$20.45	$19.20
Low	$16.55	$16.50	$16.91	$16.00	$15.00	$16.50	$17.50	$17.51

	2018				2017
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$18.10	$17.55	$18.80	$18.25	$17.50	$17.50	$20.00	$18.80
Low	$16.55	$16.60	$16.95	$16.00	$15.00	$16.01	$17.25	$17.76

Cash Dividends Declared	$0.17	$0.19	$0.19	$0.19	$0.17	$0.17	$0.17	$0.17

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

As of February 1, 2019, there were 5,174,326 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by 842 shareholders of record.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:
Kathryn M. Austin, President & CEO
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855

Shareholder Services
For shareholder services or information contact:
Melissa Tinker, Assistant Corporate Secretary
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855
(802) 334-7915

Transfer Agent:
Computershare Investor Services
PO Box 43078
Providence, RI 02940-3078
www.computershare.com

Annual Shareholders' Meeting
The 2019 Annual Shareholders' Meeting will be held at 5:30 p.m., May 14, 2019, at the Elks Club in Derby. We hope to see many of our shareholders there.