Form 10-K, Exhibit 13
period 2019-12-31
COMMUNITY BANCORP /VT
filed 2020-03-16
CIK 718413

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

Management has made a comprehensive review, evaluation, and assessment of the Company’s internal control over financial reporting as of December 31, 2019. The standard measures adopted by Management in making its evaluation are the measures in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon its review and evaluation, Management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2019.

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

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). We have also audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in the Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Bancorp. and Subsidiary as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

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

Portland, Maine
March 16, 2020
Vermont Registration No. 92-0000278

Maine ● New Hampshire ● Massachusetts ● Connecticut ● West Virginia ● Arizona
berrydunn.com

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2019	2018
Assets
Cash and due from banks	$10,263,535	$14,906,529
Federal funds sold and overnight deposits	38,298,677	53,028,286
Total cash and cash equivalents	48,562,212	67,934,815
Securities available-for-sale	45,966,750	39,366,831
Restricted equity securities, at cost	1,431,850	1,749,450
Loans	606,988,937	578,450,517
Allowance for loan losses	(5,926,491)	(5,602,541)
Deferred net loan costs	362,415	363,614
Net loans	601,424,861	573,211,590
Bank premises and equipment, net	10,959,403	9,713,455
Accrued interest receivable	2,336,553	2,300,841
Bank owned life insurance	4,903,012	4,814,099
Goodwill	11,574,269	11,574,269
Other real estate owned	966,738	201,386
Other assets	9,829,671	9,480,762
Total assets	$737,955,319	$720,347,498

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$125,089,403	$122,430,805
Interest-bearing transaction accounts	185,102,333	177,815,417
Money market funds	91,463,661	85,261,685
Savings	97,167,652	93,129,875
Time deposits, $250,000 and over	14,565,559	14,395,291
Other time deposits	101,632,760	115,783,492
Total deposits	615,021,368	608,816,565
Borrowed funds	2,650,000	1,550,000
Repurchase agreements	33,189,848	30,521,565
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	5,312,424	3,968,657
Total liabilities	669,060,640	657,743,787

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 15 and 20 shares issued and outstanding at December 31, 2019 and 2018, respectively
($100,000 liquidation value, per share)	1,500,000	2,000,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,449,857 and 5,382,103 shares issued at December 31, 2019 and 2018, respectively
(including 16,267 and 17,442 shares issued February 1, 2020 and 2019,
respectively)	13,624,643	13,455,258
Additional paid-in capital	33,464,381	32,536,532
Retained earnings	22,667,949	17,882,282
Accumulated other comprehensive income (loss)	260,483	(647,584)
Less: treasury stock, at cost; 210,101 shares at December 31, 2019 and 2018	(2,622,777)	(2,622,777)
Total shareholders' equity	68,894,679	62,603,711
Total liabilities and shareholders' equity	$737,955,319	$720,347,498

Book value per common share outstanding	$12.86	$11.72

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31,
Consolidated Statements of Income	2019	2018

Interest income
Interest and fees on loans	$29,883,352	$27,609,505
Interest on taxable debt securities	1,089,201	895,165
Dividends	100,609	125,973
Interest on federal funds sold and overnight deposits	685,646	483,960
Total interest income	31,758,808	29,114,603

Interest expense
Interest on deposits	5,124,651	3,547,798
Interest on borrowed funds	24,550	95,936
Interest on repurchase agreements	299,347	190,993
Interest on junior subordinated debentures	694,573	650,361
Total interest expense	6,143,121	4,485,088

Net interest income	25,615,687	24,629,515
Provision for loan losses	1,066,167	780,000
Net interest income after provision for loan losses	24,549,520	23,849,515

Non-interest income
Service fees	3,313,833	3,238,954
Income from sold loans	706,306	780,622
Other income from loans	904,156	879,887
Net realized loss on sale of securities AFS	(26,490)	(32,718)
Other income	1,048,261	1,314,563
Total non-interest income	5,946,066	6,181,308

Non-interest expense
Salaries and wages	7,271,722	7,203,001
Employee benefits	3,118,631	2,880,048
Occupancy expenses, net	2,605,995	2,545,959
Other expenses	6,884,932	7,266,018
Total non-interest expense	19,881,280	19,895,026

Income before income taxes	10,614,306	10,135,797
Income tax expense	1,789,860	1,738,265
Net income	$8,824,446	$8,397,532

Earnings per common share	$1.68	$1.61
Weighted average number of common shares
used in computing earnings per share	5,204,768	5,139,297
Dividends declared per common share	$0.76	$0.74

  The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
	2019	2018

Net income	$8,824,446	$8,397,532

Other comprehensive income (loss), net of tax:
Unrealized holding gain (loss) on securities AFS arising during the period	1,122,961	(505,487)
Reclassification adjustment for loss realized in income	26,490	32,718
Unrealized gain (loss) during the period	1,149,451	(472,769)
Tax effect	(241,384)	99,282
Other comprehensive income (loss), net of tax	908,067	(373,487)
Total comprehensive income	$9,732,513	$8,024,045

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2019 and 2018

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2017	5,322,320	$13,305,800	25	$2,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive loss	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	59,783	149,458	0	0

Redemption of preferred stock	0	0	(5)	(500,000)

Balances, December 31, 2018	5,382,103	13,455,258	20	2,000,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive income	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	67,754	169,385	0	0

Redemption of preferred stock	0	0	(5)	(500,000)

Balances, December 31, 2019	5,449,857	$13,624,643	15	$1,500,000

The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated
Additional		other		Total
paid-in	Retained	comprehensive	Treasury	shareholders'
capital	earnings	(loss) income	stock	equity

$31,639,189	$13,387,739	($274,097)	($2,622,777)	$57,935,854

0	8,397,532	0	0	8,397,532
0	0	(373,487)	0	(373,487)

				8,024,045

0	(3,799,864)	0	0	(3,799,864)
0	(103,125)	0	0	(103,125)
897,343	0	0	0	1,046,801

0	0	0	0	(500,000)

32,536,532	17,882,282	(647,584)	(2,622,777)	62,603,711

0	8,824,446	0	0	8,824,446
0	0	908,067	0	908,067

				9,732,513

0	(3,951,279)	0	0	(3,951,279)
0	(87,500)	0	0	(87,500)
927,849	0	0	0	1,097,234

0	0	0	0	(500,000)

$33,464,381	$22,667,949	$260,483	($2,622,777)	$68,894,679

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2019	2018

Cash Flows from Operating Activities:
Net income	$8,824,446	$8,397,532
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization, bank premises and equipment	930,035	981,691
Provision for loan losses	1,066,167	780,000
Deferred income tax	96,236	(11,359)
Net realized loss on sale of securities AFS	26,490	32,718
Gain on sale of loans	(290,116)	(345,780)
Loss (gain) on sale of bank premises and equipment	30,797	(260,013)
Loss on sale of OREO	817	2,397
Income from CFS Partners	(588,696)	(514,485)
Amortization of bond premium, net	120,295	128,469
Write down of OREO	95,008	78,447
Proceeds from sales of loans held for sale	14,098,560	14,793,920
Originations of loans held for sale	(13,808,444)	(13,410,853)
Increase (decrease) in taxes payable	522	(23,758)
Increase in interest receivable	(35,712)	(248,923)
Decrease in mortgage servicing rights	65,371	78,338
Decrease in right-of-use assets	236,395	0
Decrease in operating lease liabilities	(227,606)	0
Decrease (increase) in other assets	335,167	(790,320)
Increase in cash surrender value of BOLI	(88,913)	(92,317)
Amortization of limited partnerships	312,106	411,061
Decrease (increase) in unamortized loan costs	1,199	(44,963)
Increase in interest payable	26,204	12,524
Increase in accrued expenses	66,100	149,648
(Decrease) increase in other liabilities	(45,772)	62,805
Net cash provided by operating activities	11,246,656	10,166,779

Cash Flows from Investing Activities:
Investments - AFS
Maturities, calls, pay downs and sales	19,998,076	8,543,078
Purchases	(25,595,329)	(10,093,214)
Proceeds from redemption of restricted equity securities	493,600	1,147,500
Purchases of restricted equity securities	(176,000)	(1,193,300)
Increase in limited partnership contributions payable	184,000	388,750
Investments in limited liability entities	(811,000)	(877,000)
Increase in loans, net	(30,365,217)	(27,835,972)
Capital expenditures net of proceeds from sales of bank
premises and equipment	(952,396)	(90,957)
Proceeds from sales of OREO	105,561	335,056
Recoveries of loans charged off	117,842	126,462
Net cash used in investing activities	(37,000,863)	(29,549,597)

	2019	2018

Cash Flows from Financing Activities:
Net increase in demand and interest-bearing transaction accounts	9,945,514	50,367,124
Net increase (decrease) in money market and savings accounts	10,239,753	(12,516,729)
Net (decrease) increase in time deposits	(13,980,464)	10,331,190
Net increase in repurchase agreements	2,668,283	1,873,717
Proceeds from long-term borrowings	1,100,000	0
Repayments on long-term borrowings	0	(2,000,000)
Decrease in finance lease obligations	(166,924)	(115,060)
Redemption of preferred stock	(500,000)	(500,000)
Dividends paid on preferred stock	(87,500)	(103,125)
Dividends paid on common stock	(2,837,058)	(2,672,985)
Net cash provided by financing activities	6,381,604	44,664,132

Net (decrease) increase in cash and cash equivalents	(19,372,603)	25,281,314
Cash and cash equivalents:
Beginning	67,934,815	42,653,501
Ending	$48,562,212	$67,934,815

Supplemental Schedule of Cash Paid During the Period:
Interest	$6,116,917	$4,472,564

Income taxes, net of refunds	$1,381,000	$1,365,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain (loss) on securities AFS	$1,149,451	$(472,769)

Loans transferred to OREO	$966,738	$333,051

Common Shares Dividends Paid:
Dividends declared	$3,951,279	$3,799,864
Increase in dividends payable attributable to dividends declared	(16,987)	(80,078)
Dividends reinvested	(1,097,234)	(1,046,801)
	$2,837,058	$2,672,985

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

ABS and OAS:	Asset backed or other amortizing security	FHA:	Federal Housing Administration
ACBB:	Atlantic Community Bankers Bank	FHLBB:	Federal Home Loan Bank of Boston
ACBI:	Atlantic Community Bancshares, Inc.	FHLMC :	Federal Home Loan Mortgage Corporation
ACH:	Automated Clearing House	FICO:	Financing Corporation
AFS:	Available-for-sale	FLA:	First Loss Account
Agency MBS:	MBS issued by a US government agency	FOMC:	Federal Open Market Committee
	or GSE	FRB:	Federal Reserve Board
ALCO:	Asset Liability Committee	FRBB:	Federal Reserve Bank of Boston
ALL:	Allowance for loan losses	GAAP:	Generally Accepted Accounting Principles
AML:	Anti-money laundering laws		in the United States
AOCI:	Accumulated other comprehensive income	GSE:	Government sponsored enterprise
ASC:	Accounting Standards Codification	HMDA:	Home Mortgage Disclosure Act
ASU:	Accounting Standards Update	HTM:	Held-to-maturity
ATMs:	Automatic teller machines	ICS:	Insured Cash Sweeps of the Promontory
Bancorp:	Community Bancorp.		Interfinancial Network
Bank:	Community National Bank	IRS:	Internal Revenue Service
BHG	Bankers Healthcare Group	JNE:	Jobs for New England
BIC:	Borrower-in-Custody	Jr:	Junior
Board:	Board of Directors	LIBOR:	London Interbank Offered Rate
BOLI:	Bank owned life insurance	LLC:	Limited liability corporation
bp or bps:	Basis point(s)	MBS:	Mortgage-backed security
BSA:	Bank Secrecy Act	MPF:	Mortgage Partnership Finance
CBLR:	Community Bank Leverage Ratio	MSAs	Metropolitan Statistical Areas
CDARS:	Certificate of Deposit Accounts Registry	MSRs:	Mortgage servicing rights
	Service of the Promontory Interfinancial	NII:	Net interest income
	Network	NMTC:	New Market Tax Credits
CDs:	Certificates of deposit	OCI:	Other comprehensive income (loss)
CDI:	Core deposit intangible	OFAC:	Office of Foreign Asset Control
CECL:	Current Expected Credit Loss	OREO:	Other real estate owned
CEO:	Credit Enhancement Obligation	OTTI:	Other-than-temporary impairment
CFPB:	Consumer Financial Protection Bureau	PMI:	Private mortgage insurance
CFSG:	Community Financial Services Group, LLC	QM(s):	Qualified Mortgage(s)
CFS Partners:	Community Financial Services Partners,	RD:	USDA Rural Development
	LLC	RESPA:	Real Estate Settlement Procedures Act
Company:	Community Bancorp. and Subsidiary	SBA:	U.S. Small Business Administration
CRA:	Community Reinvestment Act	SEC:	U.S. Securities and Exchange Commission
CRE:	Commercial Real Estate	SERP:	Supplemental Employee Retirement Plan
DDA or DDAs:	Demand Deposit Account(s)	SOX:	Sarbanes-Oxley Act of 2002
DIF:	Deposit Insurance Fund	TDR:	Troubled-debt restructuring
DTC:	Depository Trust Company	TILA:	Truth in Lending Act
DRIP:	Dividend Reinvestment Plan	USDA:	U.S. Department of Agriculture
Exchange Act:	Securities Exchange Act of 1934	VA:	U.S. Veterans Administration
FASB:	Financial Accounting Standards Board	VIE:	Variable interest entities
FDIA:	Federal Deposit Insurance Act	2017 Tax Act:	Tax Cut and Jobs Act of 2017
FDIC:	Federal Deposit Insurance Corporation	2018	Economic Growth, Regulatory Relief and
FDICIA:	Federal Deposit Insurance Company	Regulatory	Consumer Protection Act of 2018
	Improvement Act of 1991	Relief Act:

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

During the years 2011 through 2018, the Company was the sole owner of a LLC formed to facilitate the Company’s purchase of federal NMTC under an investment structure designed by a local community development entity. The NMTC financing matured in the fourth quarter of 2018 and the Company exited the investment and terminated its interest in the LLC. Management evaluated the Company’s interest in the LLC under the ASC guidance relating to VIEs in light of the overall structure and purpose of the NMTC financing transaction and concluded that the LLC should not be consolidated in the Company’s financial statements for financial reporting purposes, as the Company was not the primary beneficiary of the NMTC structure, did not exercise control within the overall structure and was not obligated to absorb a majority of any losses of the NMTC structure (see Note 8).

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

MSRs associated with loans originated and sold in the secondary market, where servicing is retained, are capitalized and included in other assets in the consolidated balance sheets. MSRs are amortized against non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying loans. The value of capitalized servicing rights represents the present estimated value of the future servicing fees arising from the right to service loans for third parties. The carrying value of the MSRs is periodically reviewed for impairment based on management’s estimate of fair value as compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a write down. Critical accounting policies for MSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of estimates, including anticipated principal amortization and prepayments. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans. Management uses a third party consultant to assist in estimating the fair value of the Company’s MSRs.

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

Investment securities

Change in Accounting Principle

Prior to 2019, the entire balance of the Company’s HTM investment portfolio consisted of Municipal notes. Effective January 1, 2019, and in accordance with ASC 250 (Accounting Changes and Error Corrections), the Company chose to reclassify these debt instruments from the investment portfolio into the loan portfolio. This change represents a voluntary reclassification of municipal debt instruments from classification as investment securities under ASC 320 (Investments – Debt and Equity Securities) to classification as loans under ASC 310 (Receivables). All periods presented have been restated to conform to this change. Accordingly, for all periods presented below, the Company’s investment portfolio consists entirely of AFS investments and municipal debt obligations are reported as a component of the Company’s loan portfolio (See Note 3). The reclassification of the municipal debt instruments in this portfolio did not have a material impact on the Company’s consolidated financial statements or results of operations.

Debt securities the Company has purchased with the possible intent to sell before maturity are classified as AFS, and are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reflected as a net amount in the shareholders’ equity section of the consolidated balance sheets and in the statements of changes in shareholders’ equity. Investment securities transactions are accounted for on a trade date basis. The specific identification method is used to determine realized gains and losses on sales of debt securities AFS and equity securities. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date. The Company does not hold any securities purchased for the purpose of selling in the near term and classified as trading. As a result of the reclassification noted in the first paragraph of this section, the Company does not hold any securities purchased with the positive intent and ability to hold to maturity and classified as HTM.

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

Other investments

In December 2011, the Company made an equity investment in a NMTC financing structure, which was fully amortized in 2017 (see Note 8). The Company’s investment in the NMTC financing structure was amortized using the effective yield method.

From time to time, the Company acquires partnership interests in limited partnerships for low income housing projects. New investments in limited partnerships are amortized using the proportional amortization method. All investments made before January 1, 2015 are amortized using the effective yield method.

The Company has a one-third ownership interest in CFS Partners, which in turn owns 100% of CFSG, a non-depository trust company (see Note 8). The Company's investment in CFS Partners is accounted for under the equity method of accounting.

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

Loans

As disclosed earlier in Note 1 under the heading “Investment Securities”, effective January 1, 2019 and in accordance with ASC 250 (Accounting Changes and Error Corrections), the Company chose to reclassify its municipal debt instruments from the investment portfolio into the loan portfolio. This change represents a voluntary reclassification of municipal debt instruments by management from classification as investment securities under ASC 320 (Investments – Debt and Equity Securities) to classification as loans under ASC 310 (Receivables). As stated earlier in this section, the reclassification of this portfolio did not have a material impact on the Company’s consolidated financial statements or results of operations.

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

Loan premiums and discounts on loans acquired in the merger with LyndonBank were amortized as an adjustment to yield on loans. At December 31, 2019, the remainder of these premiums and discounts were fully amortized.

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

Municipal – Loans in this segment are made to local municipalities, attributable to municipal financing transactions and backed by the full faith and credit of town governments or dedicated governmental revenue sources, with no historical losses recognized by the Company.

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

Intangible assets

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in the Company’s 2007 acquisition of LyndonBank. Goodwill is not amortizable and is reviewed for impairment annually, or more frequently as events or circumstances warrant.

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

Preferred stock

In December, 2007 the Company issued 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and having a liquidation preference of $100,000 per share. There were 15 shares and 20 shares of preferred stock outstanding as of December 31, 2019 and 2018, respectively. Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board. Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period. A variable rate of 4.50% was in effect for the first quarter of 2018, with increases during 2018 on a quarterly basis, to a rate of 5.25% for the fourth quarter of 2018. The variable rate increased to 5.50% for the dividend payments due in each of the first three quarters of 2019, followed by a decrease to a rate of 5.00% for the dividend payment in the fourth quarter of 2019. The rate that will be in effect for the first quarter of 2020 is 4.75%. The Company redeemed five shares of preferred stock on March 31, 2019 and 2018, at a redemption price of $500,000 for each such partial redemption, plus accrued dividends.

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

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividends declared on the preferred stock:

Years Ended December 31,	2019	2018

Net income, as reported	$8,824,446	$8,397,532
Less: dividends to preferred shareholders	87,500	103,125
Net income available to common shareholders	$8,736,946	$8,294,407
Weighted average number of common shares
used in calculating earnings per share	5,204,768	5,139,297
Earnings per common share	$1.68	$1.61

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

Impact of recently issued accounting standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, the FASB amended the updated guidance and provided an additional transition method for adoption of the guidance. The ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. The ASU and related guidance became effective for the Company on January 1, 2019. The impact of adopting this ASU was not material to the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Under the new guidance, which will replace the existing incurred loss model for recognizing credit losses, banks and other lending institutions will be required to recognize the full amount of expected credit losses. The new guidance, which is referred to as the current expected credit loss, or CECL model, requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses. A modified version of these requirements also applies to debt securities classified as available for sale, which will require that credit losses on those securities be recorded through an allowance for credit losses rather than a write-down. The ASU and related guidance may have a material impact on the Company's consolidated financial statements upon adoption as it will require a change in the Company's methodology for calculating its ALL and allowance on unused commitments. The Company will transition from an incurred loss model to an expected loss model, which will likely result in an increase in the ALL upon adoption and may negatively impact the Company’s and the Bank's regulatory capital ratios. The Company has formed a committee to assess the implications of this new pronouncement and transitioned to a software solution for preparing the ALL calculation and related reports that management believes provides the Company with stronger data integrity, ease and efficiency in ALL preparation. The new software solution also provides numerous training opportunities for the appropriate personnel within the Company. The Company has gathered and is continuing to analyze the historical data to serve as a basis for estimating the ALL under CECL and continues to evaluate the impact of the adoption of the ASU on its consolidated financial statements. As initially proposed, the ASU was to be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2018, including interim periods within such years. However, in November 2019, the FASB issued ASU No. 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The ASU extends the effective date for compliance with the ASU by smaller reporting companies, which are now required to comply with the ASU for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company qualifies for this extension and does not intend to early adopt the ASU at this time. Management will continue to evaluate the Company’s CECL compliance and implementation timetable in light of the extension.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU was issued to reduce the cost and complexity of the goodwill impairment test. To simplify the subsequent measurement of goodwill, step two of the goodwill impairment test was eliminated. Instead, a company will recognize an impairment of goodwill should the carrying value of a reporting unit exceed its fair value (i.e., step one). As initially proposed, the ASU was to be effective for the Company on January 1, 2020; however similar to ASU No. 2016-13, the effective date for this ASU was also extended and will be effective for the Company on January 1, 2023. The Company has evaluated the impact of this ASU and as permitted, plans to early adopt on January 1, 2020, with no material impact expected on its consolidated financial statements.

The Company has goodwill from its acquisition of LyndonBank in 2007 and performs an impairment test annually or more frequently if circumstances warrant (see Note 7).

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of its disclosure framework project. The standard is effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The ASU became effective for the Company on January 1, 2020. The Company does not anticipate that adoption of this ASU will have any material impact on its consolidated financial statements.

Note 2.  Investment Securities

Change in Accounting Principle

Prior to 2019, the entire balance of the Company’s HTM investment portfolio consisted of Municipal notes. Effective January 1, 2019, and in accordance with ASC 250 (Accounting Changes and Error Corrections), the Company chose to reclassify these debt instruments from the investment portfolio into the loan portfolio. This change represents a voluntary reclassification of municipal debt instruments from classification as investment securities under ASC 320 (Investments – Debt and Equity Securities) to classification as loans under ASC 310 (Receivables). All periods presented have been restated to conform to this change. Accordingly, for all periods presented below, the Company’s investment portfolio consists entirely of AFS investments and municipal debt obligations are reported as a component of the Company’s loan portfolio (See Note 3). The reclassification of the municipal debt instruments in this portfolio did not have a material impact on the Company’s consolidated financial statements or results of operations.

Debt securities AFS consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2019
U.S. GSE debt securities	$18,002,549	$99,743	$40,672	$18,061,620
Agency MBS	16,169,819	86,874	51,318	16,205,375
ABS and OAS	2,799,657	55,418	2,166	2,852,909
Other investments	8,665,000	181,846	0	8,846,846
Total	$45,637,025	$423,881	$94,156	$45,966,750

December 31, 2018
U.S. GSE debt securities	$14,010,100	$394	$259,391	$13,751,103
Agency MBS	16,020,892	2,701	449,068	15,574,525
ABS and OAS	1,988,565	3,806	6,242	1,986,129
Other investments	8,167,000	8,472	120,398	8,055,074
Total	$40,186,557	$15,373	$835,099	$39,366,831

Investments pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law consisted of U.S. GSE debt securities, Agency MBS, ABS and OAS, and CDs. These repurchase agreements mature daily. These investments as of the balance sheet dates were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2019	$45,637,025	$45,966,750
December 31, 2018	40,186,557	39,366,831

Proceeds from sales of debt securities AFS were $6,553,118 in 2019 and $5,715,525 in 2018 with gains of $1,570 and $0, respectively, and losses of $28,060 and $32,718, respectively.

The carrying amount and estimated fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may call or prepay obligations with or without call or prepayment penalties, pursuant to contractual terms. Because the actual maturities of Agency MBS usually differ from their contractual maturities due to the right of borrowers to prepay the underlying mortgage loans, usually without penalty, those securities are not presented in the following table by contractual maturity date.

The scheduled maturities of debt securities AFS at December 31, 2019 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$2,760,515	$2,766,254
Due from one to five years	9,674,948	9,862,450
Due from five to ten years	15,042,170	15,147,201
Due after ten years	1,989,573	1,985,470
Agency MBS	16,169,819	16,205,375
Total	$45,637,025	$45,966,750

Debt securities with unrealized losses as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2019
U.S. GSE debt securities	$7,964,192	$40,672	$0	$0	7	$7,964,192	$40,672
Agency MBS	5,273,683	24,648	2,920,091	26,670	13	8,193,774	51,318
Other investments	1,000,490	2,166	0	0	1	1,000,490	2,166
Total	$14,238,365	$67,486	$2,920,091	$26,670	21	$17,158,456	$94,156

December 31, 2018
U.S. GSE debt securities	$1,465,947	$6,752	$11,284,761	$252,639	11	$12,750,708	$259,391
Agency MBS	2,317,838	22,029	12,223,386	427,039	24	14,541,224	449,068
ABS and OAS	976,226	6,242	0	0	1	976,226	6,242
Other investments	1,956,914	20,086	4,113,688	100,312	25	6,070,602	120,398
Total	$6,716,925	$55,109	$27,621,835	$779,990	61	$34,338,760	$835,099

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

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. As a result of the Bank’s level of borrowings during 2019 and 2018, the Bank was required to purchase additional FHLBB stock in aggregate totaling $176,000 and $1,103,300, respectively. As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan. During 2019 and 2018, FHLBB exercised capital call options with redemptions totaling $493,600 and $1,147,500, respectively, on the Company’s portfolio of FHLBB stock. As of December 31, 2019 and 2018, the Company’s investment in FHLBB stock was $753,700 and $1,071,300, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2019.

The Company’s investment in FRBB Stock was $588,150 at December 31, 2019 and 2018.

In 2018, the Company purchased 20 shares of common stock in ACBI at a purchase price of $90,000, for the purpose of obtaining access to correspondent banking services from ABCI’s subsidiary, ACBB. These shares are subject to contractual resale restrictions and considered by management to be restricted and are recorded in the balance sheet at cost amounting to $90,000 at December 31, 2019 and 2018.

Note 3.  Loans, Allowance for Loan Losses and Credit Quality

Change in Accounting Principle

As disclosed in Note 2 (Investment Securities), effective January 1, 2019 and in accordance with ASC 250 (Accounting Changes and Error Corrections), the Company chose to reclassify its municipal debt instruments from the investment portfolio into the loan portfolio. This change represents a voluntary reclassification of municipal debt instruments by management from classification as investment securities under ASC 320 (Investments – Debt and Equity Securities) to classification as loans under ASC 310 (Receivables). As stated in Note 2, the reclassification of this portfolio did not have a material impact on the Company’s consolidated financial statements or results of operations.

The composition of net loans as of the balance sheet dates was as follows:

December 31,	2019	2018

Commercial & industrial	$98,930,831	$80,766,693
Commercial real estate	246,282,726	235,318,148
Municipal	55,817,206	47,067,023
Residential real estate - 1st lien	158,337,296	165,665,175
Residential real estate - Jr lien	43,230,873	44,544,987
Consumer	4,390,005	5,088,491
Total loans	606,988,937	578,450,517
Deduct (add):
ALL	5,926,491	5,602,541
Deferred net loan costs	(362,415)	(363,614)
Net loans	$601,424,861	$573,211,590

The following is an age analysis of loans (including non-accrual), as of the balance sheet dates, by portfolio segment:

							90 Days or
		90 Days	Total			Non-Accrual	More and
December 31, 2019	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$68,532	$44,503	$113,035	$98,817,796	$98,930,831	$480,083	$0
Commercial real estate	1,690,307	151,723	1,842,030	244,440,696	246,282,726	1,600,827	0
Municipal	0	0	0	55,817,206	55,817,206	0	0
Residential real estate
- 1st lien	3,871,045	1,217,098	5,088,143	153,249,153	158,337,296	2,112,267	530,046
- Jr lien	331,416	147,976	479,392	42,751,481	43,230,873	240,753	112,386
Consumer	49,607	0	49,607	4,340,398	4,390,005	0	0
Totals	$6,010,907	$1,561,300	$7,572,207	$599,416,730	$606,988,937	$4,433,930	$642,432

							90 Days or
		90 Days	Total			Non-Accrual	More and
December 31, 2018	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$217,385	$0	$217,385	$80,549,308	$80,766,693	$84,814	$0
Commercial real estate	1,509,839	190,789	1,700,628	233,617,520	235,318,148	1,742,993	0
Municipal	0	0	0	47,067,023	47,067,023	0	0
Residential real estate
- 1st lien	4,108,319	1,371,061	5,479,380	160,185,795	165,665,175	2,026,939	622,486
- Jr lien	484,855	353,914	838,769	43,706,218	44,544,987	408,540	104,959
Consumer	43,277	1,661	44,938	5,043,553	5,088,491	0	1,661
Totals	$6,363,675	$1,917,425	$8,281,100	$570,169,417	$578,450,517	$4,263,286	$729,106

For all loan segments, loans over 30 days past due are considered delinquent.

As of the balance sheet dates presented, residential mortgage loans in process of foreclosure consisted of the following:

	Number of loans	Balance
December 31, 2019	9	$495,943
December 31, 2018	12	961,709

The following summarizes changes in the ALL and select loan information, by portfolio segment:

As of or for the year ended December 31, 2019

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$697,469	$3,019,868	$0	$1,421,494	$273,445	$56,787	$133,478	$5,602,541
Charge-offs	(175,815)	(116,186)	0	(242,244)	(222,999)	(102,815)	0	(860,059)
Recoveries	10,768	50,388	0	15,776	2,200	38,710	0	117,842
Provision	304,344	227,576	0	193,538	237,038	59,111	44,560	1,066,167
ALL ending balance	$836,766	$3,181,646	$0	$1,388,564	$289,684	$51,793	$178,038	$5,926,491

ALL evaluated for impairment
Individually	$0	$0	$0	$103,836	$712	$0	$0	$104,548
Collectively	836,766	3,181,646	0	1,284,728	288,972	51,793	178,038	5,821,943
Total	$836,766	$3,181,646	$0	$1,388,564	$289,684	$51,793	$178,038	$5,926,491

Loans evaluated for impairment
Individually	$420,933	$1,699,238	$0	$4,471,902	$156,073	$0		$6,748,146
Collectively	98,509,898	244,583,488	55,817,206	153,865,394	43,074,800	4,390,005		600,240,791
Total	$98,930,831	$246,282,726	$55,817,206	$158,337,296	$43,230,873	$4,390,005		$606,988,937

As of or for the year ended December 31, 2018

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$675,687	$2,674,029	$0	$1,460,547	$316,982	$43,303	$267,551	$5,438,099
Charge-offs	(152,860)	(124,645)	0	(251,654)	(69,173)	(143,688)	0	(742,020)
Recoveries	60,192	0	0	26,832	1,420	38,018	0	126,462
Provision (credit)	114,450	470,484	0	185,769	24,216	119,154	(134,073)	780,000
ALL ending balance	$697,469	$3,019,868	$0	$1,421,494	$273,445	$56,787	$133,478	$5,602,541

ALL evaluated for impairment
Individually	$0	$0	$0	$112,969	$1,757	$0	$0	$114,726
Collectively	697,469	3,019,868	0	1,308,525	271,688	56,787	133,478	5,487,815
Total	$697,469	$3,019,868	$0	$1,421,494	$273,445	$56,787	$133,478	$5,602,541

Loans evaluated for impairment
Individually	$60,846	$1,746,894	$0	$4,392,060	$319,321	$0		$6,519,121
Collectively	80,705,847	233,571,254	47,067,023	161,273,115	44,225,666	5,088,491		571,931,396
Total	$80,766,693	$235,318,148	$47,067,023	$165,665,175	$44,544,987	$5,088,491		$578,450,517

Impaired loans as of the balance sheet dates, by portfolio segment were as follows:

	As of December 31, 2019			2019
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

Related allowance recorded
Commercial & industrial	$0	$0	$0	$32,466	$0
Commercial real estate	0	0	0	97,720	0
Residential real estate
- 1st lien	878,439	902,000	103,836	982,158	86,039
- Jr lien	6,121	6,101	712	6,869	648
Total with related allowance	884,560	908,101	104,548	1,119,213	86,687

No related allowance recorded
Commercial & industrial	420,933	445,509		307,208	6,396
Commercial real estate	1,699,772	2,031,764		1,812,836	21,591
Residential real estate
- 1st lien	3,614,960	4,273,884		3,778,822	212,883
- Jr lien	149,972	157,754		224,938	4,524
Total with no related allowance	5,885,637	6,908,911		6,123,804	245,394

Total impaired loans	$6,770,197	$7,817,012	$104,548	$7,243,017	$332,081

In the table above, recorded investment in impaired loans as of December 31, 2019 includes accrued interest receivable and deferred net loan costs of $22,051.

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

Credit risk ratings are dynamic and require updating whenever relevant information is received. Risk ratings are assessed on an ongoing basis and at various points, including at delinquency or at the time of other adverse events. For larger, more complex or adversely rated loans, risk ratings are also assessed at the time of annual or periodic review. Lenders are required to make immediate disclosure to the Senior Credit Officer of any known increase in loan risk, even if considered temporary in nature.

The risk ratings within the loan portfolio, by segment, as of the balance sheet dates were as follows:

As of December 31, 2019
				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Total

Group A	$93,774,871	$233,702,063	$55,817,206	$154,770,678	$42,725,543	$4,390,005	$585,180,366
Group B	3,295,223	4,517,811	0	0	0	0	7,813,034
Group C	1,860,737	8,062,852	0	3,566,618	505,330	0	13,995,537
Total	$98,930,831	$246,282,726	$55,817,206	$158,337,296	$43,230,873	$4,390,005	$606,988,937

As of December 31, 2018

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Total

Group A	$78,585,348	$226,785,919	$47,067,023	$161,293,233	$43,817,872	$5,086,830	$562,636,225
Group B	90,763	246,357	0	224,992	0	0	562,112
Group C	2,090,582	8,285,872	0	4,146,950	727,115	1,661	15,252,180
Total	$80,766,693	$235,318,148	$47,067,023	$165,665,175	$44,544,987	$5,088,491	$578,450,517

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

New TDRs, by portfolio segment, for the periods presented were as follows:

Year ended December 31, 2019

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial & industrial	6	$371,358	$372,259
Commercial real estate	1	19,266	21,628
Residential real estate
- 1st lien	6	755,476	798,800
- Jr lien	1	55,557	57,415
	14	$1,201,657	$1,250,102

Year ended December 31, 2018

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial real estate	1	$406,920	$406,920
Residential real estate - 1st lien	10	1,031,330	1,142,089
	11	$1,438,250	$1,549,009

The TDRs for which there was a payment default during the twelve month periods presented were as follows:

Year ended December 31, 2019

	Number of	Recorded
	Contracts	Investment

Commercial & industrial	2	$27,818
Residential real estate - 1st lien	1	227,907
Residential real estate - Jr lien	1	55,010
	4	$310,735

Year ended December 31, 2018

	Number of	Recorded
	Contracts	Investment

Commercial real estate	1	$400,646
Residential real estate - 1st lien	3	518,212
	4	$918,858

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

The specific allowances related to TDRs as of the balance sheet dates presented were as follows:

	2019	2018

Specific Allowance	$104,548	$114,726

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans. The Company is contractually committed to lend under one SBA guaranteed line of credit to a borrower whose lending relationship was previously restructured.

Note 4.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $167,673,467 and $176,083,984 at December 31, 2019 and 2018, respectively. Net gain realized on the sale of loans was $290,116 and $345,780 for the years ended December 31, 2019 and 2018, respectively.

The following table summarizes changes in MSRs for the years ended December 31,

	2019	2018

Balance at beginning of year	$1,004,948	$1,083,286
MSRs capitalized	114,580	110,209
MSRs amortized	(179,951)	(188,547)
Balance at end of year	$939,577	$1,004,948

There was no valuation allowance in the periods presented.

Note 5.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2019	2018

Buildings and improvements	$10,575,514	$10,555,868
Land and land improvements	2,650,671	2,586,373
Furniture and equipment	6,848,263	6,460,625
Leasehold improvements	1,161,073	1,155,284
Finance lease	588,347	991,014
Operating leases	1,490,779	0
Other prepaid assets	159,914	55,406
	23,474,561	21,804,570
Less accumulated depreciation and amortization	(12,515,158)	(12,091,115)
Net bank premises and equipment	$10,959,403	$9,713,455

Note 6. Leases

The Company adopted ASU No. 2016-02 (Leases) on January 1, 2019 with no required adjustment to prior periods presented or cumulative-effect adjustment to retained earnings. The Company has operating and finance leases for some of its bank premises, with remaining lease terms of one year to seven years. Some of the operating leases have options to renew, which are reflected in the seven years. The Company’s operating lease right-of-use assets and finance lease assets are included in “Bank premises and equipment, net” in the consolidated balance sheet and operating lease liabilities and finance lease liabilities are included in other liabilities in the consolidated balance sheet.

The components of lease expense for the periods presented were as follows:

Years Ended December 31,	2019	2018

Operating lease cost	$255,475	$230,888

Finance lease cost:
Amortization of right-of-use assets	$70,667	$70,667
Interest on lease liabilities	16,705	26,399
Variable rent expense	33,940	33,940
Total finance lease cost	$121,312	$131,006

Total rental expense not associated with operating lease costs above amounted to $16,601 and $16,924 for the years ended December 31, 2019 and 2018, respectively.

Supplemental cash flow information related to right-of-use assets and for lease obligations recorded upon adoption of ASU No. 2016-02 (Note 1) was as follows:

Year Ended December 31,	2019

Operating Leases	$1,455,829

Supplemental balance sheet information related to leases was as follows:

December 31,	2019	2018

Operating Leases
Operating lease right-of-use assets	$1,254,384	$0

Operating lease liabilities	$1,263,173	$0

Finance Leases
Finance lease right-of-use assets	$124,347	$213,679

Finance lease liabilities	$99,823	$266,747

December 31,	2019	2018

Weighted Average Remaining Lease Term
Operating Leases	4.4 Years	5.9 Years
Finance Leases	1.5 Years	2.0 Years

Weighted Average Discount Rate
Operating Leases	1.28%	N/A
Finance Leases	7.50%	7.86%

Operating lease obligations

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2026, with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2019 for each of the next five years and in aggregate are:

2020	$257,039
2021	210,350
2022	207,380
2023	210,232
2024	186,448
Subsequent to 2024	249,424
Total	$1,320,873

Finance lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2019:

2020	$67,060
2021	39,119
Total minimum lease payments	106,179
Less amount representing interest	(6,356)
Present value of net minimum lease payments	$99,823

A reconciliation of the undiscounted cash flows in the maturity analysis above and the lease liability recognized in the consolidated balance sheet as of December 31, 2019, is shown below:

	Operating Leases	Finance Leases

Undiscounted cash flows	$1,320,873	$106,179
Discount effect of cash flows	(57,700)	(6,356)
Lease liabilities	$1,263,173	$99,823

Note 7.  Goodwill and Other Intangible Asset

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2019 and 2018 and concluded that no impairment existed as of such dates.

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

The Company purchases from time to time interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income residents of northeastern and central Vermont. The tax credits from these investments were $415,099 and $437,229 for the years ended December 31, 2019 and 2018, respectively. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $312,106 and $410,061 for 2019 and 2018, respectively. The carrying values of the limited partnership investments were $2,762,406 and $2,263,512 at December 31, 2019 and 2018, respectively, and are included in other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through CFS Partners, a Vermont LLC that owns 100% of the LLC equity interests of CFSG. The Bank accounts for its investment in CFS Partners under the equity method of accounting. The Company's investment in CFS Partners, included in other assets, amounted to $3,535,527 and $2,946,831 as of December 31, 2019 and 2018, respectively. The Company recognized income of $588,696 and $514,485 for 2019 and 2018, respectively, through CFS Partners from the operations of CFSG.

Note 9.  Deposits

The following is a maturity distribution of time deposits at December 31, 2019:

2020	$55,256,906
2021	31,341,156
2022	12,249,473
2023	7,319,609
2024	10,031,175
Total CDs	$116,198,319

Total deposits in excess of the FDIC insurance level amounted to $178,997,035 as of December 31, 2019.

Note 10.  Borrowed Funds

Outstanding advances for the Company as of the balance sheet dates presented were as follows:

	2019	2018
Long-Term Advances(1)
FHLBB term advance, 0.00%, due February 26, 2021	$350,000	$350,000
FHLBB term advance, 0.00%, due November 22, 2021	1,000,000	1,000,000
FHLBB term advance, 0.00%, due September 22, 2023	200,000	200,000
FHLBB term advance, 0.00%, due November 12, 2025	300,000	0
FHLBB term advance, 0.00%, due November 13, 2028	800,000	0
	$2,650,000	$1,550,000

(1)
The FHLBB is providing a subsidy, funded by the FHLBB’s earnings, to write down interest rates to zero percent on JNE advances that finance qualifying loans to small businesses. JNE advances must support small business in New England that create and/or retain jobs, or otherwise contribute to overall economic development activities.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties, as well as certain qualifying CRE loans. Qualified collateral for these borrowings totaled $135,672,471 and $148,323,822 as of December 31, 2019 and 2018, respectively, and the Company's gross potential borrowing capacity under this arrangement was $97,358,249 and $108,736,234, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB. At December 31, 2019, $14,425,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $2,625,000 at December 31, 2018. Total fees paid by the Company in connection with issuance of these letters of credit were $41,069 for 2019 and $46,620 for 2018.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2019 and 2018, with no outstanding advances under this line at either year-end date. Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source. For this BIC arrangement, the Company pledged eligible commercial and industrial loans, CRE loans not pledged to FHLBB and home equity loans, resulting in an available line of $56,896,877 and $50,913,351 as of December 31, 2019 and 2018, respectively. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 225 basis points as of December 31, 2019. As of December 31, 2019 and 2018, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with three correspondent banks, with aggregate available borrowing capacity totaling $12,500,000 at December 31, 2019 and 2018. The Company had no outstanding advances against these lines for the periods presented.

Note 11.  Junior Subordinated Debentures

As of December 31, 2019 and 2018, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due in 2037 (the Debentures). The Debentures bear a floating rate equal to the 3-month London Interbank Offered Rate plus 2.85%. During 2019, the floating rate averaged 5.33% per quarter compared to an average rate of 4.95% per quarter for 2018. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee. The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012. Interest paid on the Debentures for 2019 and 2018 was $694,573 and $650,361, respectively, and is deductible for tax purposes.

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

The Debentures are currently includable in the Company’s Tier 1 capital up to 25% of core capital elements (see Note 21).

Note 12.  Repurchase Agreements

Securities sold under agreements to repurchase mature daily and consisted of the following as of the balance sheet dates:

December 31,	2019	2018

Current balance	$33,189,848	$30,521,565
Average balance	33,545,527	30,554,953
Highest month-end balance	38,868,833	32,938,807
Weighted average interest rate	0.89%	0.63%

Pledged Investment (1)
Amortized Cost	45,637,025	40,186,557
Fair Value	45,966,750	39,366,831

(1) U.S. GSE securities, Agency MBS, ABS and OAS, and CDs were pledged as collateral for the periods presented.

Note 13.  Income Taxes

The Company prepares its income tax return on a consolidated basis. Income taxes are allocated to members of the consolidated group based on taxable income.

The components of the Provision for income taxes for the years ended December 31 were as follows:

	2019	2018

Currently paid or payable	$1,693,624	$1,749,624
Deferred expense (benefit)	96,236	(11,359)
Total income tax expense(1)	$1,789,860	$1,738,265

(1)
Due to an increase of loan activity in 2019 in the state of New Hampshire, the Company is now subject to sales tax nexus on the income generated from this loan activity. An estimated tax payment of $10,000 was made to the state of New Hampshire during the fourth quarter of 2019 in anticipation of tax due for the 2019 tax year.

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 21% primarily due to the following for the years ended December 31:

	2019	2018

Computed expense at statutory rates	$2,236,904	$2,128,517
Tax exempt interest and BOLI	(306,073)	(291,550)
Disallowed interest	15,798	11,631
Partnership rehabilitation and tax credits	(415,099)	(437,229)
Low income housing investment amortization expense	246,564	323,948
Other	11,766	2,948
	$1,789,860	$1,738,265

The deferred income tax expense (benefit) consisted of the following items for the years ended December 31:

	2019	2018

Depreciation	$126,734	$25,782
MSRs	(13,728)	(16,451)
Deferred compensation	3,701	3,681
Bad debts	(68,029)	(34,533)
Limited partnership amortization	60,588	(20,129)
Investment in CFS Partners	(3,323)	(1,014)
Loan fair value	(6,171)	(2,228)
OREO write down	0	13,860
Prepaid expenses	(10,741)	(846)
Other	7,205	20,519
Change in deferred tax expense (benefit)	$96,236	$(11,359)

Listed below are the significant components of the net deferred tax asset at December 31:

	2019	2018

Components of the deferred tax asset:
Bad debts	$1,244,563	$1,176,534
Deferred compensation	12,898	16,599
Contingent liability - MPF program	17,838	17,838
Finance lease	11,930	23,287
Unrealized loss on debt securities AFS	0	172,143
Other	16,346	11,968
Total deferred tax asset	1,303,575	1,418,369

Components of the deferred tax liability:
Depreciation	384,197	257,463
Limited partnerships	76,995	16,407
MSRs	197,311	211,039
Unrealized gain on debt securities AFS	69,242	0
Investment in CFS Partners	71,054	74,377
Operating lease	226	0
Prepaid expenses	68,738	79,479
Fair value adjustment on acquired loans	0	6,171
Total deferred tax liability	867,763	644,936
Net deferred tax asset	$435,812	$773,433

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements. The Company is currently open to audit under the statute of limitations by the IRS for the years ended December 31, 2016 through 2018. The 2019 tax return has not yet been filed.

Note 14.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. The pension expense was $624,000 and $617,800 for 2019 and 2018, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 15.  Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors. Participants are general unsecured creditors of the Company with respect to these benefits. The benefits accrued under these plans were $61,421 and $79,045 at December 31, 2019 and 2018, respectively. Expenses associated with these plans were $376 and $474 for the years ended December 31, 2019 and 2018, respectively.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2019	2018

Unused portions of home equity lines of credit	$32,784,105	$31,328,881
Residential and commercial construction lines of credit	12,364,436	7,251,560
Commercial real estate commitments	24,377,588	26,588,950
Commercial and industrial commitments	47,659,341	45,135,452
Other commitments to extend credit	64,469,012	53,586,720
Standby letters of credit and commercial letters of credit	1,375,500	2,408,581
Recourse on sale of credit card portfolio	254,430	284,680
MPF credit enhancement obligation, net (See Note 17)	552,158	552,158

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. At December 31, 2019 and 2018, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $1,643,200 and $391,840, respectively (see Note 17). The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding. Based on historical losses, the Company does not expect any significant losses from this commitment.

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

In connection with its 2007 trust preferred securities financing, the Company guaranteed the payment obligations under the $12,500,000 of capital securities of its subsidiary, the Trust. The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust. The Company's obligation under those debentures is fully reflected in the Company's consolidated balance sheet, in the gross amount of $12,887,000 as of the dates presented, of which $12,500,000 represents external financing through the issuance to investors of capital securities by the Trust (see Note 11).

Note 17.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB. Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return. The Company is responsible for a CEO based on the credit quality of these loans. FHLBB funds a FLA based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB. These loans must meet specific underwriting standards of the FHLBB. As of December 31, 2019 and 2018, the Company had $33,990,463 and $38,935,411, respectively, in loans sold through the MPF program and on which the Company had a CEO. As of December 31, 2019 and 2018, the notional amount of the maximum CEO related to this program was $637,102, and the accrued contingent liability for this CEO was $84,944. The contingent liability is calculated by management based on the methodology used in calculating the ALL, adjusted to reflect the risk sharing arrangements with the FHLBB.

Note 18.  Legal Proceedings

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

Note 19.  Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2019	2018

Balance, beginning of year	$6,730,842	$7,356,906
Loans - New Directors	0	936,445
New loans to existing Principal Officers/Directors	4,491,524	5,582,052
Repayment	(2,094,824)	(7,144,561)
Balance, end of year	$9,127,542	$6,730,842

Total funds of related parties on deposit with the Company were $8,942,886 and $6,179,453 at December 31, 2019 and 2018, respectively.

Prior to May 2018, the Company leased 2,253 square feet of condominium space in the state office building on Main Street in Newport, Vermont to its trust company affiliate, CFSG, for its principal offices. In May 2018, CFSG purchased the condominium space from the Company. CFSG also leases offices in the Company’s Barre and Lyndonville branches. The amount of rental income received from CFSG for the years ended December 31, 2019 and 2018 was $9,821 and $30,365, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan. The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan. CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants. In addition, prior to liquidation of the SERP assets, CFSG served as investment advisor and custodian of funds under the Company’s SERP. The Company pays monthly management fees to CFSG for its services to the 401(k) plan amounting to $57,209 and $47,676, respectively, for the years ended December 31, 2019 and 2018.

Note 20.  Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits. However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts. The Company was required to maintain contracted balances with a correspondent bank of $30,000 at December 31, 2019 and 2018.

Note 21.  Regulatory Capital Requirements

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

Under current banking rules governing required regulatory capital, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table on the following page) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The Company’s non-cumulative Series A preferred stock ($1.5 million liquidation preference in 2019 and $2.0 million in 2018) is includable without limitation in its Common equity tier 1 and Tier 1 capital. The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill, net of any related deferred income tax liability, with the balance includable in Tier 2 capital. Management believes that, as of December 31, 2019, the Company and the Bank met all capital adequacy requirements to which they were subject.

Under the 2018 Regulatory Relief Act, these capital requirements have been simplified for qualifying community banks and bank holding companies. In September 2019, the OCC and the other federal bank regulators approved a final joint rule that permits a qualifying community banking organization to opt in to a simplified regulatory capital framework. A qualifying institution that elects to utilize the simplified framework must maintain a CBLR in excess of 9%, and will thereby be deemed to have satisfied the generally applicable risk-based and other leverage capital requirements and (if applicable) the FDIC’s prompt corrective action framework. In order to utilize the CBLR framework, in addition to maintaining a CBLR of over 9%, a community banking organization must have less than $10 billion in total consolidated assets and must meet certain other criteria such as limitations on the amount of off-balance sheet exposures and on trading assets and liabilities. The CBLR will be calculated by dividing tangible equity capital by average total consolidated assets. The final rule became effective on January 1, 2020. Management believes that the Company and Bank would qualify to utilize the CBLR framework on a pro forma basis as of December 31, 2019 had it been in effect on that date.

Beginning in 2016, an additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period. The capital conservation buffer was fully phased-in on January 1, 2019 at 2.5% of risk-weighted assets. A banking organization with a conservation buffer of less than 2.5% is subject to limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The Company and the Bank were fully compliant with a capital conservation buffer of 6.63% and 6.53%, respectively, in effect at December 31, 2019, and 6.08% and 5.97%, respectively, in effect at December 31, 2018.

As of December 31, 2019, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded applicable consolidated regulatory guidelines for capital adequacy.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum
			Minimum		To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes:		Action Provisions(1):
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2019
Common equity tier 1 capital (to risk-weighted assets)
Company	$69,947	13.48%	$23,352	4.50%	N/A	N/A
Bank	$69,330	13.38%	$23,325	4.50%	$33,691	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$69,947	13.48%	$31,135	6.00%	N/A	N/A
Bank	$69,330	13.38%	$31,099	6.00%	$41,466	8.00%
Total capital (to risk-weighted assets)
Company	$75,943	14.63%	$41,514	8.00%	N/A	N/A
Bank	$75,326	14.53%	$41,466	8.00%	$51,832	10.00%
Tier 1 capital (to average assets)
Company	$69,947	9.57%	$29,223	4.00%	N/A	N/A
Bank	$69,330	9.50%	$29,201	4.00%	$36,501	5.00%

December 31, 2018:
Common equity tier 1 capital (to risk-weighted assets)
Company	$64,564	12.94%	$22,446	4.50%	N/A	N/A
Bank	$63,960	12.84%	$22,419	4.50%	$32,384	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$64,564	12.94%	$29,928	6.00%	N/A	N/A
Bank	$63,960	12.84%	$29,893	6.00%	$39,857	8.00%
Total capital (to risk-weighted assets)
Company	$70,210	14.08%	$39,904	8.00%	N/A	N/A
Bank	$69,606	13.97%	$39,857	8.00%	$49,821	10.00%
Tier 1 capital (to average assets)
Company	$64,564	9.26%	$27,890	4.00%	N/A	N/A
Bank	$63,960	9.18%	$27,867	4.00%	$34,834	5.00%

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

Note 22.  Fair Value

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

Level 2
Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes MSRs, collateral-dependent impaired loans and OREO.

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Level 2	2019	2018
Assets: (market approach)
U.S. GSE debt securities	$18,061,620	$13,751,103
Agency MBS	16,205,375	15,574,525
ABS and OAS	2,852,909	1,986,129
Other investments	8,846,846	8,055,074
	$45,966,750	$39,366,831

There were no Level 1 or Level 3 assets or liabilities measured on a recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2019 or 2018.

Assets Recorded at Fair Value on a Non-Recurring Basis

The following table includes assets measured at fair value on a non-recurring basis that have had a fair value adjustment since their initial recognition. Impaired loans measured at fair value only include impaired loans with a related specific ALL and are presented net of specific allowances as disclosed in Note 3, there were none for 2019 and 2018.

Assets measured at fair value on a non-recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Level 2	2019	2018
Assets: (market approach)
MSRs (1)	$939,577	$1,004,948
OREO	966,738	201,386

(1) Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2019 and 2018.

There were no Level 1 or Level 3 assets or liabilities measured on a non-recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2019 or 2018.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

December 31, 2019		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$48,562	$48,562	$0	$0	$48,562
Debt securities AFS	45,967	0	45,967	0	45,967
Restricted equity securities	1,432	0	1,432	0	1,432
Loans and loans held-for-sale, net of ALL
Commercial & industrial	98,062	0	0	97,356	97,356
Commercial real estate	243,022	0	0	242,735	242,735
Municipal (1)	55,817	0	0	55,867	55,867
Residential real estate - 1st lien	156,897	0	0	156,520	156,520
Residential real estate - Jr lien	42,927	0	0	42,950	42,950
Consumer	4,337	0	0	4,306	4,306
MSRs (2)	940	0	1,250	0	1,250
Accrued interest receivable	2,337	0	2,337	0	2,337

Financial liabilities:
Deposits
Other deposits	603,872	0	604,267	0	604,267
Brokered deposits	11,149	0	11,153	0	11,153
Long-term borrowings	2,650	0	2,427	0	2,427
Repurchase agreements	33,190	0	33,190	0	33,190
Operating lease obligations	1,263	0	1,263	0	1,263
Finance lease obligations	100	0	100	0	100
Subordinated debentures	12,887	0	12,831	0	12,831
Accrued interest payable	139	0	139	0	139

(1)
Prior to reclassification to the loan portfolio effective January 1, 2019, all loans in this category were reported as HTM securities as a component of Investment Securities. All prior periods have been restated to conform to the reclassification.

(2)
Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2019, regardless of carrying amount.

December 31, 2018		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$67,935	$67,935	$0	$0	$67,935
Debt securities AFS	39,367	0	39,367	0	39,367
Restricted equity securities	1,749	0	1,749	0	1,749
Loans and loans held-for-sale, net of ALL
Commercial & industrial	80,049	0	0	79,773	79,773
Commercial real estate	232,239	0	0	230,532	230,532
Municipal (1)	47,067	0	0	47,228	47,228
Residential real estate - 1st lien	164,202	0	0	161,068	161,068
Residential real estate - Jr lien	44,260	0	0	44,127	44,127
Consumer	5,031	0	0	5,063	5,063
MSRs (2)	1,005	0	1,481	0	1,481
Accrued interest receivable	2,301	0	2,301	0	2,301

Financial liabilities:
Deposits
Other deposits	573,525	0	571,952	0	571,952
Brokered deposits	35,292	0	35,247	0	35,247
Long-term borrowings	1,550	0	1,425	0	1,425
Repurchase agreements	30,522	0	30,522	0	30,522
Capital lease obligations	267	0	267	0	267
Subordinated debentures	12,887	0	12,807	0	12,807
Accrued interest payable	113	0	113	0	113

(1)
Prior to reclassification to the loan portfolio effective January 1, 2019, all loans in this category were reported as HTM securities as a component of Investment Securities. All prior periods have been restated to conform to the reclassification.

(2)
Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2018, regardless of carrying amount.

The estimated fair values of commitments to extend credit, letters of credit and financial guarantees for the benefit of customers were immaterial at December 31, 2019 and 2018.

Note 23.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of the Company.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Balance Sheets	2019	2018

Assets

Cash	$744,687	$720,620
Investment in subsidiary - Community National Bank	81,164,447	74,886,386
Investment in Capital Trust	387,000	387,000
Income taxes receivable	213,071	207,244
Total assets	$82,509,205	$76,201,250

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	727,526	710,539
Total liabilities	13,614,526	13,597,539

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 15 and 20 shares issued and outstanding at December 31, 2019 and 2018, respectively
($100,000 liquidation value, per share)	1,500,000	2,000,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,449,857 and 5,382,103 shares issued at December 31, 2019 and 2018, respectively
(including 16,267 and 17,442 shares issued February 1, 2020 and 2019,
respectively)	13,624,643	13,455,258
Additional paid-in capital	33,464,381	32,536,532
Retained earnings	22,667,949	17,882,282
Accumulated other comprehensive income (loss)	260,483	(647,584)
Less: treasury stock, at cost; 210,101 shares at December 31, 2019 and 2018	(2,622,777)	(2,622,777)
Total shareholders' equity	68,894,679	62,603,711

Total liabilities and shareholders' equity	$82,509,205	$76,201,250

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2019	2018

Income
Bank subsidiary distributions	$4,256,000	$4,137,000
Dividends on Capital Trust	20,858	19,530
Total income	4,276,858	4,156,530

Expense
Interest on junior subordinated debentures	694,573	650,361
Administrative and other	340,904	356,055
Total expense	1,035,477	1,006,416

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	3,241,381	3,150,114
Income tax benefit	213,071	207,244

Income before equity in undistributed net income of subsidiary	3,454,452	3,357,358
Equity in undistributed net income of subsidiary	5,369,994	5,040,174
Net income	$8,824,446	$8,397,532

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2019	2018

Cash Flows from Operating Activities
Net income	$8,824,446	$8,397,532
Adjustments to reconcile net income to net cash provided by
operating activities
Equity in undistributed net income of subsidiary	(5,369,994)	(5,040,174)
(Increase) decrease in income taxes receivable	(5,827)	82,980
Net cash provided by operating activities	3,448,625	3,440,338

Cash Flows from Financing Activities
Redemption of preferred stock	(500,000)	(500,000)
Dividends paid on preferred stock	(87,500)	(103,125)
Dividends paid on common stock	(2,837,058)	(2,672,985)
Net cash used in financing activities	(3,424,558)	(3,276,110)
Net increase in cash	24,067	164,228

Cash
Beginning	720,620	556,392
Ending	$744,687	$720,620

Cash Received for Income Taxes	$207,244	$290,224

Cash Paid for Interest	$694,573	$650,361

Dividends paid:
Dividends declared	$3,951,279	$3,799,864
Increase in dividends payable attributable to dividends declared	(16,987)	(80,078)
Dividends reinvested	(1,097,234)	(1,046,801)
	$2,837,058	$2,672,985

Note 24.  Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2019 and 2018 is presented below:

2019	March 31,	June 30,	September 30,	December 31,

Interest income	$7,698,368	$8,262,422	$7,906,454	$7,891,564
Interest expense	1,538,540	1,546,953	1,509,033	1,548,595
Provision for loan losses	212,503	141,666	412,499	299,499
Non-interest income	1,318,700	1,434,138	1,597,332	1,595,896
Non-interest expense	5,155,924	5,079,060	4,863,716	4,782,580
Net income	1,771,905	2,419,298	2,261,943	2,371,300
Earnings per common share	0.34	0.46	0.43	0.45

2018	March 31,	June 30,	September 30,	December 31,

Interest income	$6,776,838	$7,028,859	$7,517,022	$7,791,884
Interest expense	868,749	938,499	1,220,145	1,457,695
Provision for loan losses	180,000	180,000	210,000	210,000
Non-interest income	1,395,670	1,690,161	1,542,793	1,552,684
Non-interest expense	4,731,116	5,103,975	4,874,332	5,185,603
Net income	1,982,543	2,002,654	2,269,732	2,142,603
Earnings per common share	0.38	0.39	0.44	0.40

Note 25.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2019	2018
Income
Income from investment in CFS Partners	$588,696	$514,485

Expenses
Outsourcing expense	$428,668	$480,563
Service contracts - administration	539,510	512,902
Marketing	450,533	552,617
State deposit tax	669,502	633,185
ATM fees	434,270	412,813

Note 26.  Subsequent Events

Declaration of Cash Dividend

On December 16, 2019, the Company declared a cash dividend of $0.19 per share payable February 1, 2020 to shareholders of record as of January 15, 2020. On March 11, 2020, the Company declared a cash dividend of $0.19 per share payable May 1, 2020 to shareholders of record as of April 15, 2020. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2019 and 2018

The following discussion analyzes the consolidated financial condition of the Company and its wholly-owned subsidiary, Community National Bank, as of December 31, 2019 and 2018, and its consolidated results of operations for the years then ended. The Company is considered a “smaller reporting company” under the disclosure rules of the SEC (as amended in 2018). Accordingly, the Company has elected to provide its audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period and intends to provide smaller reporting company scaled disclosures where management deems it appropriate. Beginning with its periodic reports filed in 2018, the Company is also considered an accelerated filer under the financial reporting rules of the SEC.

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

Forward-looking statements are not guarantees of future performance. They necessarily involve risks, uncertainties and assumptions. Future results of the Company may differ materially from those expressed in these forward-looking statements. Examples of forward looking statements included in this discussion include, but are not limited to, estimated contingent liability related to assumptions made within the asset/liability management process, management's expectations as to the future interest rate environment and the Company's related liquidity level, credit risk expectations relating to the Company's loan portfolio and its participation in the FHLBB MPF program, and management's general outlook for the future performance of the Company or the local or national economy. Although forward-looking statements are based on management's current expectations and estimates, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control. In addition, the factors set forth in Part I, Item 1A-Risk Factors in this report and other cautionary statements and information contained in this report should be carefully considered and understood as being applicable to all related forward-looking statements contained in this report, when evaluating the business prospects of the Company and its subsidiary.

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
●
adverse changes in the credit rating of U.S. government debt; and
●
the planned phase out the London Interbank Offered Rate (LIBOR) by the end of 2021, which could adversely affect the Company’s interest costs in future periods on its $12,887,000 in principal amount of Junior Subordinated Debentures due December 12, 2037, which bear interest at a variable rate, adjusted quarterly, equal to 3-month LIBOR, plus 2.85%.

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

OVERVIEW

The Company’s consolidated assets at year-end 2019 were $738.0 million compared to $720.3 million at year-end 2018, an increase of 2.4%. Net loans increased 4.9% to $601.4 million, driven primarily by an increase in commercial and municipal, loans with a combined increase of $29.1 million year over year, to $345.2 million. Loan growth during 2019 was also enhanced with approximately $7.2 million in purchased commercial loans from BHG and two commercial real estate loans participations totaling $5.4 million with the ACBB. Funding for these increases was provided, in part, by a $6.2 million net increase in deposits, primarily in the form of core non-maturity deposits, as well as a decrease in cash of $19.4 million. The AFS portfolio increased $6.6 million, or 16.8% for year over year. As noted in Note 1 to the accompanying audited consolidated financial statements, the Company chose to reclassify its HTM investment portfolio, which is made up entirely of obligations to local municipalities, into the loan portfolio, effective January 1, 2019. All prior period information has been adjusted accordingly. The Company had no loans held-for-sale at either year-end reporting period. Average non-maturity deposit balances increased year over year, offset in part by a modest 1.3% decline in retail CD balances as rate competition began to increase during the year, drawing away some rate-sensitive accounts. Capital grew to $68.9 million with a book value of $12.86 per common share on December 31, 2019, compared to $62.6 million in capital and a book value of $11.72 per common share on December 31, 2018.

The purchased loan volume mentioned above was through a new loan purchasing program with BHG. BHG originates commercial loans to medical professionals nationwide and sells them individually to a secondary market, primarily banks, through a bid process. The Bank has established conservative credit parameters and expects a low risk of default in this portfolio. Average loan size is approximately $200,000, with average term of 100 months. With average duration expected to be slightly longer than the commercial portfolio average, the Company’s participation in the BHG program reduces exposure to falling rates in the near term. In addition, this portfolio supports asset growth and provides geographic diversification.

The Company’s net income of $8.8 million, or $1.68 per common share, for 2019 was up 5.1%, compared to net income of $8.4 million, or $1.61 per common share, in 2018. Net interest income contributed significantly to the Company’s increase in earnings. Average earning-assets increased $34.0 million, or 5.4%, in 2019, and tax-equivalent interest income increased by $2.7 million, or 9.1%, resulting in an increase in average yield on interest-earning assets of 16 basis points. The increase in interest income is due in part to a $440,000 prepayment penalty received in the second quarter of 2019, as well as increases in short-term rates. While the increase in short-term rates has had a positive impact on interest income earlier in the year, it later put upward pressure on interest rates paid on deposit accounts and other borrowings. This pressure has lessened somewhat, at least in the near term, as short-term rates later declined in the third quarter. Please refer to the interest rate sensitivity discussion in the Interest Rate Risk and Asset and Liability Management section for more information on the impact that changes in interest rates and in the yield curve could have on net interest income.

Average interest-bearing liabilities increased $23.2 million, or 4.6%, during the year, and the average rate paid on interest-bearing liabilities increased 28 basis points, resulting in an increase in interest expense of $1.7 million. The combined effect of the changes in average yield and in average rate paid resulted in an increase of $1.0 million in tax-equivalent net interest income, and a slight decrease in net interest margin from 3.95% to 3.90% year over year.

Growth of the loan portfolio combined with charge off activity related to write-down adjustments on several loans in workout required a provision for loan losses of $1,066,167 for 2019 compared to $780,000 for 2018, an increase of 36.7%. Please refer to the ALL and provisions discussion in the Credit Risk section for more information on these increases.

Non-interest income decreased $235,242, or 3.8%, year over year due mostly to a one-time gain during 2018 of $263,118 from the sale of certain office premises to the Company’s affiliate CFSG. While increases are noted in salaries, wages and employee benefits, both periods were positively impacted by a decrease in other expenses due to the distribution of $164,007 in Small Bank deposit-insurance assessment credits issued by the FDIC, representing 69.5% of the Company’s total FDIC assessment for 2019.  Please refer to the Non-interest Income and Non-interest Expense sections for more information on these changes.

According to the State of Vermont Department of Labor, Vermont’s unemployment rate for December, 2019 was 2.3%, compared to 2.7% in December, 2018, and remains well below the national average of 3.5%. General business conditions remain stable to improving with improvements mainly in the Chittenden and Washington Counties, offset by some continued weakness in rural markets. Of the Company’s primary market areas, Orleans, Caledonia, and Essex Counties continue to have the highest unemployment rates in the state, while Washington and Franklin Counties are showing some signs of improvement running slightly below the state average. While employment numbers continue to look good, business expansion is challenged by a lack of skilled workforce. In response to the workforce challenges, the Vermont Department of Labor has placed labor force expansion at the top of its priority list and has created a State Registered Apprenticeship Program, which is an employer-sponsored training program that includes both work experience and industry-specific instruction. Travel and tourism continues to be a focus of the Vermont economy with Orleans, Caledonia and Essex Counties, in particular, focusing on the outdoor recreation economy. The 2019-2020 winter season has been favorable for outdoor recreation with plenty of snowfall and relatively mild temperatures.

The Company declared dividends of $0.76 per common share in 2019 compared to $0.74 per common share in 2018. As of December 31, 2019, the Company reported retained earnings of $22.7 million, compared to $17.9 million as of December 31, 2018 and total shareholders’ equity of $68.9 million and $62.6 million, respectively. The Company is committed to remaining a well-capitalized community bank, working to meet the needs of our customers while providing a fair return to our shareholders.

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

RESULTS OF OPERATIONS

The Company’s net income increased $426,914, or 5.1%, from 2018 to 2019, resulting in earnings per common share of $1.68 for 2019 versus $1.61 for 2018. Net interest income (core earnings) increased $986,172, or 4.0%, for 2019 compared to 2018. This increase in core earnings is attributable to an increase of $2.6 million, or 9.1% in interest income, which included a $440,000 prepayment penalty, versus an increase of $1.7 million, or 37.0%, in interest expense, year over year. The increase in interest expense is largely the result of higher rates paid on deposit accounts, which have lagged behind increases in the Fed funds rate during the prior year.

Non-interest income decreased $235,242, or 3.8%, from 2018 to 2019. A one-time gain of $263,118 in 2018, on the Company’s sale of an office condominium unit to CFSG that it was renting prior to the one-time sale, accounted for most of this decrease in 2019 versus 2018. The largest component of non-interest income for 2019 was deposit service fee income, which noted a moderate increase of $74,879, or 2.3%, primarily from an increase in fee income from interchange fees and overdraft charges. This increase was offset by a decrease in income from sold loans of $74,316, or 9.5% year over year. Originations of residential mortgage loans sold in the secondary market totaled $13.8 million in 2019 compared to $13.4 million in 2018, a 3.0% increase, with net gains from the sales of these mortgages of $290,116 in 2019, compared to $345,780 in 2018, a decrease of $55,664, or 16.1%. Servicing released loans, a component of secondary market loans, generate more income at origination due to the lack of serving income over the life of the loan. The volume of originations of these loans decreased in 2019 compared to 2018, accounting for most of the $55,664 decrease in net gains from sales of loans. Income from fees related to other loan activity increased $24,269, or 2.8%, and while increased commercial loan activity resulted in an increase in commercial loan documentation fees of $43,297, or 8.8%, decreased residential mortgage loan volume resulted in a decrease in residential loan related fees, including home equity loan related fees of $28,290, or 13.5%.

Non-interest expense decreased by $13,746, or 0.1%. While some operating expenses increased, most notably an increase in employee benefits of $238,583, or 8.3%, however, increases were partially offset by a $205,320 decrease in FDIC Insurance due to the Small Bank deposit-insurance assessment credits issued by the FDIC in the third quarter. Please refer to the non-interest income and non-interest expense section of this report for more details on other significant changes.

Return on average assets, which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity, which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

December 31,	2019	2018	2017

Return on average assets	1.24%	1.24%	0.96%
Return on average equity	13.91%	14.08%	11.16%
Dividend payout ratio (1)	45.24%	45.96%	56.20%
Average equity to average assets ratio	8.92%	8.83%	8.58%

(1) Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and certain balance sheet and per share data of the Company during each of the last five fiscal years:

As of December 31,	2019	2018	2017	2016	2015

Balance Sheet Data
Net loans (1)	$601,424,861	$573,211,590	$546,570,168	$532,167,542	$496,778,461
Total assets	737,955,319	720,347,498	667,045,595	637,653,665	596,134,709
Total deposits	615,021,368	608,816,565	560,634,980	504,735,032	495,485,562
Borrowed funds	2,650,000	1,550,000	3,550,000	31,550,000	10,000,000
Junior subordinated debentures	12,887,000	12,887,000	12,887,000	12,887,000	12,887,000
Total liabilities	669,060,640	657,743,787	609,109,741	583,202,148	544,720,053
Total shareholders' equity	68,894,679	62,603,711	57,935,854	54,451,517	51,414,656

Years Ended December 31,

Operating Data
Total interest income	$31,758,808	$29,114,603	$26,440,949	$24,248,114	$23,406,689
Total interest expense	6,143,121	4,485,088	3,068,390	2,699,299	2,645,650
Net interest income	25,615,687	24,629,515	23,372,559	21,548,815	20,761,039

Provision for loan losses	1,066,167	780,000	650,000	500,000	510,000
Net interest income after
provision for loan losses	24,549,520	23,849,515	22,722,559	21,048,815	20,251,039

Non-interest income	5,946,066	6,181,308	5,584,392	5,501,899	5,150,155
Non-interest expense	19,881,280	19,895,026	19,166,323	19,142,524	18,810,973
Income before income taxes	10,614,306	10,135,797	9,140,628	7,408,190	6,590,221
Applicable income tax expense (2)	1,789,860	1,738,265	2,909,330	1,923,912	1,764,630
Net income	$8,824,446	$8,397,532	$6,231,298	$5,484,278	$4,825,591

Per Share Data
Earnings per common share (3)	$1.68	$1.61	$1.21	$1.07	$0.96
Dividends declared per common share	$0.76	$0.74	$0.68	$0.64	$0.64
Book value per common share outstanding	$12.86	$11.72	$10.84	$10.27	$9.79
Weighted average number of common
shares outstanding	5,204,768	5,139,297	5,084,102	5,024,270	4,961,972
Number of common shares outstanding,
period end	5,239,756	5,172,002	5,112,219	5,058,952	4,994,416

(1) Net loans reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative information presented for all prior periods. See Note 1 to the accompanying audited consolidated financial statements for additional information.
(2) Applicable income tax expense assumes a 21% tax rate for 2019 and 2018 and a 34% tax rate for 2017, 2016 and 2015.
(3) Computed based on the weighted average number of common shares outstanding during the periods presented.

INTEREST INCOME VERSUS INTEREST EXPENSE (NET INTEREST INCOME)

The largest component of the Company’s operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e., other borrowings). The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and the cost of funds (rate paid). A portion of the Company’s income from municipal loans is not subject to income taxes. Because the proportion of tax-exempt items in the Company's portfolio varies from year-to-year, to improve comparability of information across years, the non-taxable income shown in the tables below has been converted to a tax equivalent basis. The Company’s corporate tax rate was 21% for 2019 and 2018, and 34% for previous years. Therefore, to equalize tax-free and taxable income in the comparison, we divide the tax-free income by 79% for 2019 and 2018, and 66% for prior years, with the result that every tax-free dollar is equivalent to $1.27 and $1.52 in taxable income, respectively.

Tax-exempt income is derived from municipal loans, amounting to $55.8 million, $47.1 million and $48.8 million, at December 31, 2019, 2018 and 2017, respectively.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last three years.

Years Ended December 31,	2019	2018	2017
	(Dollars in Thousands)

Net interest income as presented	$25,616	$24,630	$23,373
Effect of tax-exempt income	364	344	684
Net interest income, tax equivalent	$25,980	$24,974	$24,057

The following table presents average earning assets and average interest-bearing liabilities supporting earning assets for each of the last three fiscal years. Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield.

	Years Ended December 31,
		2019			2018			2017
			Average			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets

Loans (1)	$591,616	$30,247	5.11%	$568,511	$27,954	4.92%	$549,974	$26,116	4.75%
Taxable investment securities	43,334	1,089	2.51%	38,372	895	2.33%	35,758	676	1.89%
Sweep and interest-earning accounts	29,625	686	2.32%	23,256	484	2.08%	12,331	160	1.30%
Other investments (2)	1,784	101	5.66%	2,249	126	5.60%	2,430	173	7.12%
Total	$666,359	$32,123	4.82%	$632,388	$29,459	4.66%	$600,493	$27,125	4.52%
Interest-Bearing Liabilities

Interest-bearing transaction accounts	$161,887	$1,523	0.94%	$137,547	$865	0.63%	$122,521	$324	0.26%
Money market accounts	94,704	1,451	1.53%	91,641	1,057	1.15%	86,142	782	0.91%
Savings deposits	96,088	162	0.17%	98,154	136	0.14%	96,551	124	0.13%
Time deposits	120,937	1,988	1.64%	122,499	1,489	1.22%	124,134	1,126	0.91%
Borrowed funds	1,996	8	0.40%	5,462	70	1.28%	9,975	65	0.65%
Repurchase agreements	33,546	299	0.89%	30,555	191	0.63%	28,950	87	0.30%
Finance lease obligations	197	17	8.63%	320	27	8.44%	430	35	8.14%
Junior subordinated debentures	12,887	695	5.39%	12,887	650	5.04%	12,887	525	4.07%
Total	$522,242	$6,143	1.18%	$499,065	$4,485	0.90%	$481,590	$3,068	0.64%

Net interest income		$25,980			$24,974			$24,057
Net interest spread (3)			3.64%			3.76%			3.88%
Net interest margin (4)			3.90%			3.95%			4.01%

(1)
Included in gross loans are non-accrual loans with an average balance of $5.1 million, $4.0 million and $2.6 million for the years ended December 31, 2019, 2018 and 2017, respectively. Loans are stated before deduction of unearned discount and ALL, less loans held-for-sale and includes tax-exempt loans to local municipalities with average balances of $49.2 million, $48.8 million and $52.1 million for the years ended December 31, 2019, 2018, 2017, respectively which were reclassified from the investment portfolio effective January 1, 2019, and restated for the 2018 and 2017 comparison periods. See Note 1 to the accompanying audited consolidated financial statements for additional information.

(2)
Included in other investments is the Company’s FHLBB Stock with an average balance of $1.0 million, $1.2 million and $1.5 million, respectively, for 2019, 2018 and 2017 and a dividend rate of approximately 6.04%, 5.92% and 4.24%, respectively.

(3)	Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average earning assets.

The average volume of interest-earning assets for the year ended December 31, 2019 increased 5.4% compared to December 31, 2018, which increased 5.3% compared to December 31, 2017. Average yield on interest-earning assets increased 16 basis points and 14 basis points for the respective comparison periods.

The average volume of loans increased 4.1% for 2019 versus 2018, and 3.4% for 2018 versus 2017, while the average yield on loans increased 19 basis points to 5.11% for 2019 compared to an increase of 17 basis points, to 4.92% for 2018 versus 2017. The increase in yield during 2019 was partially due to a $440 thousand loan prepayment penalty which added 6 basis points to the annual yield. The remaining increase was due to loans repricing higher during the year, and a shift in asset mix toward commercial loans; however, this increase was partially offset by continued pressure on medium term (5-10 year) fixed rates. The growth in the average volume of loans during each of the last three years, along with the increase in average yield on loans, were reflected in increases in interest earned on the loan portfolio of $2.3 million in 2019 compared to 2018 and $1.8 million in 2018 compared to 2017. Interest earned on the loan portfolio as a percentage of total interest income was approximately 94.2%, 94.9% and 96.3%, respectively for 2019, 2018 and 2017.

The average volume of the taxable investment portfolio (classified as AFS) increased 21.7% for 2019 versus 2018 and 7.3% for 2018 versus 2017, and the average yield on the taxable investment portfolio increased 18 basis points and 44 basis points, respectively. The increase in both comparison periods is due primarily to an effort to continue to grow the investment portfolio incrementally as the balance sheet grows in order to provide additional liquidity and pledge quality assets.

The average volume of sweep and interest-earning accounts, which consists primarily of an interest-bearing account at the FRBB and two correspondent banks, increased 27.4% during 2019 and 88.6% during 2018. This increase in volume is attributable to a higher balance of cash periodically held on hand in anticipation of funding loan growth and other liquidity needs. The average yield on these funds increased 24 basis points and 78 basis points, respectively, reflecting the changes in Fed Funds rate throughout the comparison periods.

The average volume of interest-bearing liabilities for the year ended December 31, 2019 increased 4.6% compared to December 31, 2018, and increased 3.6% at December 31, 2018 compared to December 31, 2017. The average rate paid on interest-bearing liabilities increased 28 basis points during 2019 and 26 basis points during 2018.

The average volume of interest-bearing transaction accounts increased 17.7% for 2019 versus 2018 and 12.3% for 2018 versus 2017, reflecting strong deposit growth during both periods. The average rate paid on these accounts increased 31 basis points for 2019 versus 2018 and 37 basis points for 2018 versus 2017, reflecting the rising rate environment and competitive pressures on deposit pricing.

The average volume of money market accounts increased 3.4% during 2019 and 6.4% during 2018, and the average rate paid on these deposits increased 38 basis points during 2019 and 24 basis points during 2018.

The average volume of savings accounts decreased by 2.1% for 2019 versus 2018, but increased by 1.7% for 2018 versus 2017, while the average rate paid on these accounts remained relatively stable. With the recovery in market CD rates, funds have begun migrating back toward CDs, which typically impacts savings account balances.

The average volume of time deposits decreased 1.3% for 2019 and 2018, while the average rate paid increased 42 basis points and 31 basis points, respectively. Interest paid on time deposits as a percentage of total interest expense was 32.4%, 33.2% and 36.7%, respectively for 2019, 2018 and 2017. Following the increase in short term rates, there was pressure for higher rates from the more rate sensitive deposit holders with the local market willing to pay higher rates on deposit products. This pressure has lessened with the reduction in interest rates in the third quarter of 2019. Management still considers the brokered deposit market to be a beneficial source of funding to help smooth out the fluctuations in core deposit balances without the need to disrupt deposit pricing in the Company’s local markets. These funds can be obtained relatively quickly on an as-needed basis, making them a valuable alternative to traditional term borrowings from the FHLBB.

The average volume of borrowed funds decreased 63.5% for 2019 versus 2018 and 45.2% for 2018 versus 2017, reflecting an increase in core deposits and brokered deposits to fund loan growth during both periods. The average rate paid on these accounts decreased 88 basis points during 2019 to 0.40%, but increased 63 basis points to 1.28% during 2018 compared 0.65% for 2017.

The average volume of repurchase agreements increased 9.8% during 2019 and 5.5% during 2018, and the average rate paid on repurchase agreements increased 26 basis points 0.89% for 2019 versus 2018 and 33 basis points to 0.63% for 2018 versus 2017.

In summary, the average yield on interest-earning assets increased 16 basis points during 2019, while the average rate paid on interest-bearing liabilities increased 28 basis points. During 2018, the average yield on interest-earning assets increased 14 basis points, while the average rate paid on interest-bearing liabilities increased 26 basis points. Net interest spread decreased 12 basis points in both comparison periods with 3.64% for 2019 compared to 3.76% for 2018, and 3.88% for 2017. Net interest margin decreased five basis points during 2019 to 3.90%, and six basis points to 3.95% for 2018, compared to 4.01% for 2017.

The following table summarizes the variances in income for the years presented, resulting from volume changes in interest-earning assets and interest-bearing liabilities and fluctuations in rates earned and paid compared to the prior year.

	2019 versus 2018			2018 versus 2017
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans (2)	$1,156	$1,137	$2,293	$957	$881	$1,838
Taxable investment securities	78	116	194	170	49	219
Sweep and interest-earning accounts	70	132	202	182	142	324
Other investments	1	(26)	(25)	(37)	(10)	(47)
Total	$1,305	$1,359	$2,664	$1,272	$1,062	$2,334

Average Interest-Bearing Liabilities
Interest-bearing transaction accounts	$505	$153	$658	$502	$39	$541
Money market accounts	359	35	394	225	50	275
Savings deposits	30	(4)	26	10	2	12
Time deposits	525	(26)	499	383	(20)	363
Borrowed funds	(48)	(14)	(62)	63	(58)	5
Repurchase agreements	89	19	108	99	5	104
Finance lease obligations	1	(11)	(10)	1	(9)	(8)
Junior subordinated debentures	45	0	45	125	0	125
Total	$1,506	$152	$1,658	$1,408	$9	$1,417

Changes in net interest income	$(201)	$1,207	$1,006	$(136)	$1,053	$917

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

(2) Reflects reclassification of obligations of local municipalities from investment securities to loans effective January 1, 2019, and restated for the 2018 and 2017 comparison periods. See Note 1 to the accompanying audited consolidated financial statements for additional information.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2019	2018	Income	Percent

Service fees	$3,313,833	$3,238,954	$74,879	2.31%
Income from sold loans	706,306	780,622	(74,316)	-9.52%
Other income from loans	904,156	879,887	24,269	2.76%
Net realized loss on sale of securities AFS	(26,490)	(32,718)	6,228	19.04%
Other income
Income from CFS Partners	588,696	514,486	74,210	14.42%
Rental income	9,821	30,365	(20,544)	-67.66%
Gain on sale of property	0	263,118	(263,118)	100.00%
VISA card commission	70,994	93,377	(22,383)	-23.97%
Service fee NMTC	0	43,602	(43,602)	-100.00%
Other miscellaneous income	378,750	369,615	9,135	2.47%
Total non-interest income	$5,946,066	$6,181,308	$(235,242)	-3.81%

Total non-interest income decreased by $235,242 for the year ended December 31, 2019 compared to the same period 2018, with significant changes noted in the following:

●
Interchange fees, a component of Service Fees, increased $55,279 for the year due to an increase in debit card transaction activity, accounting for most of the increase year over year.

●
Income from sold loans decreased $74,316, or 9.5% as a result of a slowdown in residential mortgage lending activity, as well as the decrease in originations of servicing released loans as mentioned earlier in the Results of Operations section.

●
Realized losses on the sale of debt securities AFS of $26,490 for 2019 and $32,718 for 2018, resulted in a 19.0% reduction in net realized loss on sale of such securities between periods. During 2019, the Company continued to sell off low-yielding, short-duration securities held in the Company’s AFS portfolio, which were replaced with higher-yielding investments available in the current market.

●
Income from the Company’s trust and investment management affiliate, CFS Partners, increased $74,210, or 14.4%, for the year. This increase was mostly due to strong new business development during the year that provided an increase in fee income.

●
Rental income decreased $20,544, or 67.7%, for 2019 due to the Company’s sale of an office condominium unit to CFS Partner’s subsidiary, CFSG, during the second quarter of 2018. Prior to the sale, CFSG had rented this unit from the Company since its formation in 2002.

●
Gain on sale of property of $263,118 during 2018 was attributable to the sale of an office condominium unit to the Company’s affiliate, CFSG, during the second quarter of 2018. There was no activity in 2019 that resulted in a gain on sale of property.

●
VISA card commission income decreased $22,383 in 2019. The incentive premium program began in 2018, and included a higher “1st year” incentive premium.

●
A servicing fee of $43,602, related to a NMTC investment, was recorded in 2018. There was no servicing fee in 2019 as the Company exited this investment in 2018.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2019	2018	Expense	Percent

Salaries and wages	$7,271,722	$7,203,001	$68,721	0.95%
Employee benefits	3,118,631	2,880,048	238,583	8.28%
Occupancy expenses, net	2,605,995	2,545,959	60,036	2.36%
Other expenses
Outsourcing expense	428,668	480,563	(51,895)	-10.80%
Service contracts - administrative	539,510	512,902	26,608	5.19%
Marketing expense	450,533	552,617	(102,084)	-18.47%
FDIC insurance	69,452	274,772	(205,320)	-74.72%
Audit fees	407,303	448,439	(41,136)	-9.17%
Consultant services	217,352	276,972	(59,620)	-21.53%
Collection & non-accruing loan expense	185,963	145,009	40,954	28.24%
Subsequent write downs on OREO	95,008	78,447	16,561	21.11%
Other miscellaneous expenses	4,491,143	4,496,297	(5,154)	-0.11%
Total non-interest expense	$19,881,280	$19,895,026	$(13,746)	-0.07%

Total non-interest expense decreased $13,746, or 0.1%, for the year 2019 compared to the same period in 2018, with significant changes in “Other expenses” categories noted in the following:

●
Employee benefits increased $238,583, or 8.3%, due to an increase in the cost of the employee health insurance plan.

●
Outsourcing expense decreased $51,895, or 10.8%, year over year primarily due to credits received from the company core processing system toward current year expense.

●
Marketing expense decreased $102,084, or 18.5%, year over year due to a delay in the scheduled creation of promotional television commercials.

●
FDIC insurance decreased $205,320, or 74.7%, due in part to the “Small Bank Assessment Credit” issued during the third quarter of 2019, as well as a reduction in the multiplier used to calculate the quarterly assessments. This credit eliminated the assessments due during the third and fourth quarters of 2019, and the remainder of the credit ($56,113) will be applied to the assessment due in the first quarter of 2020.

●
Audit fees decreased $41,136, or 9.2%, year over year due mostly to increased audit requirements in 2018 on internal control over financial reporting as the Company transitioned to accelerated filer status for SEC reporting purposes, as well as multiple audits during the 2018 calendar year resulting from a change in Information Security audit vendors.

●
Consultant services decreased $59,620, or 21.5%, year over year mostly due to the completion of some technology projects in 2018.

●
Collections & non-accruing loan expense increased $40,954, or 28.2%, year over year mostly due to an increase in the non-performing assets portfolio and the length of time, and the associated costs, it takes to go through the foreclosure process.

●
The Company recorded write downs of two OREO properties in 2019 compared to one OREO property in 2018, all of which were subsequently sold.

APPLICABLE INCOME TAXES

Income before income taxes increased $478,509, or 4.7% for 2019 compared to 2018, accounting for the increase in the provision for income taxes of $51,595, or 3.0%. Tax credits from affordable housing investments decreased $22,130, or 5.1%, from $437,229 in 2018 to $415,099 in 2019.

Amortization expense related to limited partnership investments is included as a component of income tax expense and amounted to $312,106 and $410,061 for 2019 and 2018, respectively. These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 7% and 10%.

CHANGES IN FINANCIAL CONDITION

The following table provides a visual comparison of the breakdown of average assets and average liabilities as well as average shareholders' equity for the comparison periods and should be reviewed in conjunction with the table on the following page which provides volume changes and percent of change by category.

Years Ended December 31,	2019		2018		2017
	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Average Assets
Cash and due from banks
Non-interest bearing	$11,043	1.55%	$10,838	1.61%	$16,427	2.53%
Federal funds sold and overnight deposits	29,625	4.17%	23,256	3.44%	12,331	1.90%
Taxable investment securities	43,591	6.13%	38,372	5.69%	35,758	5.50%
Other securities	1,397	0.20%	1,862	0.28%	2,043	0.31%
Total investment securities	44,988	6.33%	40,234	5.97%	37,801	5.81%
Gross loans (1)	591,908	83.23%	568,860	84.29%	550,490	84.65%
ALL and deferred net loan costs	(5,444)	-0.77%	(5,176)	-0.77%	(5,073)	-0.78%
Premises and equipment	10,973	1.54%	9,958	1.47%	10,619	1.63%
OREO	188	0.03%	278	0.04%	377	0.06%
Investment in Capital Trust	387	0.05%	387	0.06%	387	0.06%
BOLI	4,855	0.68%	4,765	0.71%	4,670	0.72%
CDI	0	0.00%	0	0.00%	129	0.02%
Goodwill	11,574	1.63%	11,574	1.71%	11,574	1.78%
Other assets	11,067	1.56%	9,835	1.46%	10,574	1.63%
Total average assets	$711,164	100%	$674,809	100%	$650,306	100%
Average Liabilities
Demand deposits	$120,689	16.97%	$113,412	16.81%	$109,920	16.90%
Interest-bearing transaction accounts	161,887	22.76%	137,547	20.38%	122,521	18.84%
Money market funds	94,704	13.32%	91,642	13.58%	86,141	13.25%
Savings accounts	96,088	13.51%	98,154	14.55%	96,551	14.85%
Time deposits	120,937	17.01%	122,499	18.15%	124,134	19.09%
Total average deposits	594,305	83.57%	563,254	83.47%	539,267	82.93%

Borrowed funds	1,996	0.28%	5,462	0.81%	9,975	1.53%
Repurchase agreements	33,546	4.72%	30,555	4.53%	28,950	4.45%
Junior subordinated debentures	12,887	1.81%	12,887	1.91%	12,887	1.98%
Other liabilities	4,998	0.70%	3,019	0.45%	3,408	0.53%
Total average liabilities	647,732	91.08%	615,177	91.17%	594,487	91.42%
Average Shareholders' Equity
Preferred stock	1,618	0.23%	2,119	0.31%	2,500	0.38%
Common stock	13,527	1.90%	13,367	1.98%	13,230	2.03%
Additional paid-in capital	32,925	4.63%	32,000	4.74%	31,159	4.79%
Retained earnings	18,061	2.54%	15,563	2.31%	11,623	1.79%
Less: Treasury stock	(2,623)	-0.37%	(2,623)	-0.39%	(2,623)	-0.40%
Accumulated other comprehensive loss	(76)	-0.01%	(794)	-0.12%	(70)	-0.01%
Total average shareholders' equity	63,432	8.92%	59,632	8.83%	55,819	8.58%
Total average liabilities and shareholders' equity	$711,164	100%	$674,809	100%	$650,306	100%

(1)
Gross loans reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative 2018 and 2017 information presented. See Note 1 to the accompanying audited consolidated financial statements for additional information.

The following table provides a breakdown of volume changes and percent of change by category for the table on the preceding page. Please refer to the sections labeled “Interest Income and Interest Expense (Net Interest Income)” and “Liquidity and Capital Resources” for more in-depth discussion of significant changes.

Years Ended December 31,	2019	2018	2017	2019 vs 2018		2018 vs 2017
	Average	Average	Average	Volume	% of	Volume	% of
Average Assets	Balance	Balance	Balance	Change	Change	Change	Change
	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$11,043	$10,838	$16,427	$205	1.89%	$(5,589)	-34.02%
Federal funds sold and overnight deposits	29,625	23,256	12,331	6,369	27.39%	10,925	88.60%
Taxable investment securities	43,591	38,372	35,758	5,219	13.60%	2,614	7.31%
Other securities	1,397	1,862	2,043	(465)	-24.97%	(181)	-8.86%
Total investment securities	44,988	40,234	37,801	4,754	11.82%	2,433	6.44%
Gross loans (1)	591,908	568,860	550,490	23,048	4.05%	18,370	3.34%
ALL and deferred net loan costs	(5,444)	(5,176)	(5,073)	(268)	5.18%	(103)	2.03%
Premises and equipment	10,973	9,958	10,619	1,015	10.19%	(661)	-6.22%
OREO	188	278	377	(90)	-32.37%	(99)	-26.26%
Investment in Capital Trust	387	387	387	0	0.00%	0	0.00%
BOLI	4,855	4,765	4,670	90	1.89%	95	2.03%
CDI	0	0	129	0	0.00%	(129)	-100.00%
Goodwill	11,574	11,574	11,574	0	0.00%	0	0.00%
Other assets	11,067	9,835	10,574	1,232	12.53%	(739)	-6.99%
Total average assets	$711,164	$674,809	$650,306	$36,355	5.39%	$24,503	3.77%

Average Liabilities

Demand deposits	$120,689	$113,412	$109,920	$7,277	6.42%	$3,492	3.18%
Interest-bearing transaction accounts	161,887	137,547	122,521	24,340	17.70%	15,026	12.26%
Money market funds	94,704	91,642	86,141	3,062	3.34%	5,501	6.39%
Savings accounts	96,088	98,154	96,551	(2,066)	-2.10%	1,603	1.66%
Time deposits	120,937	122,499	124,134	(1,562)	-1.28%	(1,635)	-1.32%
Total average deposits	594,305	563,254	539,267	31,051	5.51%	23,987	4.45%

Borrowed funds	1,996	5,462	9,975	(3,466)	-63.46%	(4,513)	-45.24%
Repurchase agreements	33,546	30,555	28,950	2,991	9.79%	1,605	5.54%
Junior subordinated debentures	12,887	12,887	12,887	0	0.00%	0	0.00%
Other liabilities	4,998	3,019	3,408	1,979	65.55%	(389)	-11.41%
Total average liabilities	647,732	615,177	594,487	32,555	5.29%	20,690	3.48%

Average Shareholders' Equity

Preferred stock	1,618	2,119	2,500	(501)	-23.64%	(381)	-15.24%
Common stock	13,527	13,367	13,230	160	1.20%	137	1.04%
Additional paid-in capital	32,925	32,000	31,159	925	2.89%	841	2.70%
Retained earnings	18,061	15,563	11,623	2,498	16.05%	3,940	33.90%
Less: Treasury stock	(2,623)	(2,623)	(2,623)	0	0.00%	0	0.00%
Accumulated other comprehensive loss	(76)	(794)	(70)	718	-90.43%	(724)	1034.29%
Total average shareholders' equity	63,432	59,632	55,819	3,800	6.37%	3,813	6.83%
Total average liabilities and shareholders' equity	$711,164	$674,809	$650,306	$36,355	5.39%	$24,503	3.77%

(1)
Gross loans reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative 2018 and 2017 information presented. See Note 1 to the accompanying audited consolidated financial statements for additional information.

CERTAIN TIME DEPOSITS

Increments of maturity of time CDs of $100,000 or more outstanding on December 31, 2019 are summarized as follows:

3 months or less	$13,658,775
Over 3 through 6 months	6,910,082
Over 6 through 12 months	9,390,244
Over 12 months	34,613,090
$64,572,191

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

Under the Company’s interest rate sensitivity modeling, with the continued asset sensitive balance sheet, in a rising rate environment NII is expected to trend upward as the short-term asset base (cash and adjustable rate loans) quickly cycle upward while the retail funding base (deposits) lags the market. If rates paid on deposits have to be increased more and/or more quickly than projected due to competitive pressures, the expected benefit to rising rates would be reduced. In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs. Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment. Management expects that the recent decreases in the federal funds rate, including three 25 basis point cuts in 2019, will continue to generate a negative impact to the Company’s NII in 2020 as variable rate loans reprice during the year; This, coupled with the downward pressure on the long end of the yield curve, will continue to adversely impact margins going forward.

The following table summarizes the estimated impact on the Company's NII over a twelve month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2019:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-1.4%	Down 100 basis points	-5.3%
Up 200 basis points	1.8%	Up 200 basis points	9.8%

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

As of December 31, 2019, the Company had outstanding $12,887,000 in principal amount of Junior Subordinated Debentures due December 15, 2037, which bear a quarterly floating rate of interest equal to the 3-month London Interbank Offered Rate (LIBOR), plus 2.85%. During 2017, the financial authorities in the United Kingdom that administer LIBOR announced that LIBOR will be phased out by the end of 2021. The Company has reviewed the pertinent language in the Indenture governing the Debentures and believes that the Debenture Trustee has sufficient authority under the Indenture to establish a substitute interest rate benchmark without the need to amend the Indenture. However, the Debenture Trustee has not yet informed the Company as to how it intends to proceed. Aside from the Debentures, the Company does not have any other exposures to the phase out of LIBOR. The Company has not generally utilized LIBOR as an interest rate benchmark for its variable rate commercial, residential or other loans and does not utilize derivatives or other financial instruments tied to LIBOR for hedging or investment purposes. Accordingly, management expects that the Company’s exposure to the phase out of LIBOR will be limited to the effect on the interest rate paid on its Debentures.

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

Residential mortgages represented 33.2% of the Company’s loan balances at December 31, 2019. The percentage of residential mortgage loans to total loans has been on a gradual decline in recent years, with a strategic shift to commercial lending. The Company maintains a residential mortgage loan portfolio of traditional mortgage products and does not engage in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. Residential mortgages with loan-to-values exceeding 80% are generally covered by PMI. A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated. Junior lien home equity products make up 21.5% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The Company also originates some home equity loans greater than 80% under an insured loan program with stringent underwriting criteria.

Consistent with the strategic focus on commercial lending, the commercial and CRE loan portfolios have seen solid growth over recent years. Commercial & industrial, CRE and Municipal loans collectively comprised 59.8% of the Company’s loan portfolio at December 31, 2019, compared to 54.3% at December 31, 2018.

The Municipal loan portfolio consists of tax-exempt obligations of local municipalities, and is made up of three types of borrowings; term lending, tax anticipation lending, non-arbitrage borrowing. The portfolio increased $8.8 million, or 18.6%, to $55.8 million as of December 31, 2019 compared to $47.1 million at December 31, 2018. During 2019, term lending increased $2.3 million, or 9.3%, tax anticipation lending decreased $3.1 million, or 93.5%, and non-arbitrage borrowing increased $9.6 million, or 49.5%. The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis; as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

Growth in the CRE portfolio in recent years has been principally driven by new loan volume in Chittenden County and northern Windsor County around the White River Junction, I91-I93 interchange area. Credits in the Chittenden County market are being managed by two commercial lenders out of the Company’s Burlington loan production office that know the area well, while Windsor County is being served by a commercial lender from the St. Johnsbury office with previous lending experience serving the greater White River Junction area. On May 1, 2019, the Company opened a loan production office in Lebanon, New Hampshire to provide a presence in the greater White River Junction area including Grafton County, New Hampshire. Larger transactions continue to be centrally underwritten and monitored through the Company’s commercial credit department. The types of CRE transactions driving the growth have been a mix of construction, land and development, multifamily, and other non-owner occupied CRE properties including hotels, retail, office, and industrial properties. The largest components of the $246 million CRE portfolio at December 31, 2019 were approximately $93 million in owner-occupied CRE and $85 million in non-owner occupied CRE.

The Company’s home equity and commercial line of credit portfolios contain for the most part variable rate loans with the Wall Street Journal Prime rate as the underlying index and rates repricing monthly. The Wall Street Journal Prime index fell to 3.25% in 2008 and remained there until December 2015. Since 2015 numerous rate hikes have increased the Wall Street Journal Prime index by 225 percentage points to 5.5%, before falling 75 percentage points in 2019 to 4.75%. The home equity portfolio and commercial line of credit portfolio have weathered these increases and continue to perform well. Commercial and industrial term loans are generally written on a fixed rate basis with limited risk associated with rising interest rates. CRE loans generally have included an initial fixed rate period typically of 5 years, then enter a variable rate period, again usually tied to Wall Street Prime. Approximately $163 million of CRE loans are scheduled to reprice over the next five years with sizeable rate increases projected based on the current Prime rate index. Many of these loans will ultimately refinance or renegotiate pricing, while the increase may adversely impact the repayment capacity of those CRE loans of lesser credit quality and may ultimately result in higher non-performing loans and losses.

The following table reflects the composition of the Company's loan portfolio, by portfolio segment, as a percentage of total loans as of December 31,

	2019		2018		2017		2016		2015
	(Dollars in Thousands)
Real estate loans
Construction & land
development	$21,085	3.47%	$26,826	4.64%	$21,968	3.98%	$14,991	2.79%	$21,445	4.28%
Farm land	13,054	2.15%	10,209	1.76%	10,477	1.90%	13,011	2.42%	12,570	2.51%
1-4 Family residential -
1st lien	158,337	26.09%	165,665	28.64%	168,184	30.48%	166,692	31.03%	162,760	32.46%
Jr lien	43,231	7.12%	44,545	7.70%	45,257	8.20%	42,927	7.99%	44,720	8.92%
Commercial real estate	212,145	34.95%	198,283	34.28%	174,599	31.65%	173,727	32.34%	144,192	28.75%
Loans to finance
agricultural production	3,675	0.61%	2,797	0.48%	887	0.16%	996	0.19%	2,508	0.50%
Commercial & industrial	95,255	15.69%	77,970	13.48%	76,224	13.82%	67,734	12.61%	62,683	12.50%
Municipal	55,817	9.20%	47,067	8.14%	48,825	8.85%	49,887	9.29%	43,354	8.64%
Consumer	4,390	0.72%	5,088	0.88%	5,269	0.96%	7,171	1.34%	7,241	1.44%
Gross loans	606,989	100%	578,450	100%	551,690	100%	537,136	100%	501,473	100%

Less:
ALL and deferred net loan costs	(5,564)		(5,238)		(5,120)		(4,968)		(4,695)
Net loans	$601,425		$573,212		$546,570		$532,168		$496,778

(1)
Gross loans reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative prior period information presented. See Note 1 to the accompanying audited consolidated financial statements for additional information.

The following table shows the estimated maturity of the Company's commercial loan portfolio as of December 31, 2019.

	Fixed Rate Loans				Variable Rate Loans
	Within	2 - 5	After		Within	2 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land development	$1,226	$294	$2,943	$4,463	$1,320	$253	$15,049	$16,622
Secured by farm land	0	459	47	506	116	471	11,961	12,548
Commercial real estate	643	2,715	16,390	19,748	7,266	3,961	181,170	192,397
Loans to finance agricultural production	146	205	33	384	608	1,365	1,318	3,291
Commercial & industrial	1,215	21,646	19,730	42,591	25,968	18,353	8,343	52,664
Municipal	33,085	5,171	6,337	44,593	0	0	11,224	11,224
Total	$36,315	$30,490	$45,480	$112,285	$35,278	$24,403	$229,065	$288,746

Risk in the Company’s commercial and CRE loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the SBA and RD. At December 31, 2019 and 2018, although the mix of loans by category varied, in total, the Company had approximately $28.4 million in guaranteed loans with guaranteed balances of approximately $21.0 million.

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

During the five year period presented below, the level of non-performing assets fluctuated, with the highest level reported in 2015, followed by a substantial decrease in 2016 in large part due to the restoration to accrual status of one large CRE relationship and another commercial relationship secured by multiple residential properties. Other reductions occurred through the foreclosure process or through borrower initiated payments and payoffs. 2017 increases in non-performing assets generally resulted from numerous smaller loans across the CRE and residential 1st lien portfolios. The increase in 2018 was primarily attributable to higher delinquency in the residential portfolio, and the decline of credit quality in two CRE loans, while the increase in 2019 was primarily due to a large CRE loan being transferred into the Company’s OREO portfolio.

Non-performing assets at the end of each of the last five fiscal years consisted of the following:

December 31,	2019	2018	2017	2016	2015
	(Dollars in Thousands)
Accruing loans past due 90 days or more(1):
Commercial & industrial	$0	$0	$0	$26	$14
Commercial real estate	0	0	0	0	45
Residential real estate - 1st lien	530	622	1,249	1,068	801
Residential real estate - Jr lien	112	105	0	28	63
Consumer	0	2	1	2	0
Total past due 90 days or more	642	729	1,250	1,124	923

Non-accrual loans(1):
Commercial & industrial	480	85	99	143	441
Commercial real estate	1,601	1,743	1,065	766	2,401
Residential real estate - 1st lien	2,112	2,027	1,585	1,227	2,009
Residential real estate - Jr lien	241	408	347	339	386
Total non-accrual loans	4,434	4,263	3,096	2,475	5,237

Total non-accrual and past due loans	5,076	4,992	4,346	3,599	6,160
Other real estate owned	967	201	284	394	262
Total non-performing assets	$6,043	$5,193	$4,630	$3,993	$6,422

Percentage by segment of non-performing loans:
Commercial & industrial	9.46%	1.70%	2.28%	4.70%	7.39%
Commercial real estate	31.54%	34.92%	24.51%	21.28%	39.71%
Residential real estate - 1st lien	52.05%	53.06%	65.21%	63.77%	45.62%
Residential real estate - Jr lien	6.95%	10.28%	7.98%	10.20%	7.29%
Consumer	0.00%	0.04%	0.02%	0.06%	0.00%
	100.00%	100.00%	100.00%	100.00%	100.00%

Percent of gross loans	1.00%	0.90%	0.84%	0.74%	1.28%
Reserve coverage of non-performing assets	98.07%	107.87%	117.45%	132.18%	78.04%

(1) No municipal loans were past due 90 days or more, and no municipal or consumer loans were in non-accrual status as of any of the consolidated balance sheet dates. In accordance with Company policy, delinquent consumer loans are charged off at 120 days past due.

The Company’s OREO portfolio at December 31, 2019 consisted of one residential and three commercial properties compared to two commercial properties at December 31, 2018. The residential property was acquired through the normal foreclosure process. Both properties held at December 31, 2018 were sold during 2019, and all the properties transferred to OREO in 2019 remain in the portfolio and are listed for sale.

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

The Non-Performing Assets in the table above include the following TDRs that were past due 90 days or more or in non-accrual status as of the dates presented:

	December 31, 2019		December 31, 2018
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial & industrial	6	$331,767	1	$24,685
Commercial real estate	4	772,894	4	862,713
Residential real estate - 1st lien	14	1,468,415	12	1,082,187
Residential real estate - Jr lien	1	55,011	0	0
Total	25	$2,628,085	17	$1,969,585

The remainder of the Company’s TDRs were performing in accordance with their modified terms as of the date presented and consisted of the following:

	December 31, 2019		December 31, 2018
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial real estate	2	$106,913	1	$102,292
Residential real estate - 1st lien	30	2,459,649	31	2,544,728
Residential real estate - Jr lien	1	6,101	1	7,248
Total	33	$2,572,663	33	$2,654,268

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

When establishing the ALL each quarter, the Company applies a combination of historical loss factors and qualitative factors to loan segments, including residential first and junior lien mortgages, CRE, commercial & industrial, and consumer loan portfolios. The Company’s municipal portfolio has no historical losses, therefore no allocation is calculated on this portfolio. Other than the municipal portfolio, the Company applies numerous qualitative factors to each segment of the loan portfolio. Those factors include the levels of and trends in delinquencies and non-accrual loans, criticized and classified assets, volumes and terms of loans, and the impact of any loan policy changes. Experience, ability and depth of lending personnel, levels of policy and documentation exceptions, national and local economic trends, the competitive environment, and concentrations of credit are also factors considered.

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

The following table summarizes the Company's loan loss experience for each of the last five years.

As of or Years Ended December 31,	2019	2018	2017	2016	2015
	(Dollars in Thousands)

Loans outstanding, end of year (1)	$606,989	$578,450	$551,690	$537,136	$501,473
Average loans outstanding during year (1)	$591,616	$568,511	$549,974	$521,973	$499,309
Non-accruing loans, end of year	$4,434	$4,263	$3,096	$2,475	$5,237
Non-accruing loans, net of government guarantees	$4,074	$3,887	$3,037	$2,328	$4,551

ALL, beginning of year	$5,602	$5,438	$5,278	$5,012	$4,906
Loans charged off:
Commercial & industrial	(176)	(153)	(20)	(49)	(201)
Commercial real estate	(116)	(124)	(160)	0	(15)
Residential real estate - 1st lien	(242)	(252)	(160)	(244)	(151)
Residential real estate - Jr lien	(223)	(69)	(118)	0	(66)
Consumer	(103)	(144)	(124)	(16)	(69)
	(860)	(742)	(582)	(309)	(502)
Recoveries:
Commercial & industrial	11	60	27	25	59
Commercial real estate	50	0	0	0	0
Residential real estate - 1st lien	16	27	27	24	6
Residential real estate - Jr lien	2	1	1	0	0
Consumer	39	38	37	26	33
	118	126	92	75	98

Net loans charged off	(742)	(616)	(490)	(234)	(404)
Provision charged to income	1,066	780	650	500	510
ALL, end of year	$5,926	$5,602	$5,438	$5,278	$5,012

Net charge offs to average loans outstanding	0.13%	0.11%	0.09%	0.04%	0.08%
Provision charged to income as a percent of
average loans	0.18%	0.14%	0.12%	0.10%	0.10%
ALL to average loans outstanding	1.00%	0.99%	0.99%	1.01%	1.00%
ALL to non-accruing loans	133.65%	131.41%	175.65%	213.25%	95.70%
ALL to non-accruing loans, net of government
guarantees	145.46%	144.12%	179.06%	226.72%	110.13%

(1)
Reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative 2018 – 2015 information presented. See Note 1 to the accompanying audited consolidated financial statements for additional information.

The 2015 provision was maintained at a level consistent with portfolio growth and higher levels of non-performing loans. Despite lower net losses during 2016 and sharply lower non-performing loans, the 2016 provision held steady at $500,000 to support the strong loan growth, particularly in the CRE portfolio. The 2017 provision increased to $650,000, principally to cover higher loan losses experienced during the year, some qualitative adjustment increases related to classified loan levels, along with solid loan portfolio growth. As in 2017, the 2018 provision was increased principally to support strong CRE loan growth along with the higher dollar volume of losses in the Company’s growing loan portfolio. The 2019 provision increased significantly due to increase in the loan portfolio combined with higher than anticipated loan charge off activity during the third quarter of 2019 related to write-down adjustments on several loans in workout. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans and manage the OREO portfolio, and management continues to monitor the loan portfolio closely.

The fourth quarter ALL analysis indicates that the reserve balance of $5.9 million at December 31, 2019 is sufficient to cover losses that are probable and estimable as of the measurement date, with an unallocated reserve of approximately $178,000. Management believes that the reserve balance and unallocated amount continue to be directionally consistent with the overall risk profile of the Company’s loan portfolio and credit risk appetite. The portion of the ALL termed "unallocated" is established to absorb inherent losses that exist as of the measurement date although not specifically identified through management's process for estimating credit losses. While the ALL is described as consisting of separate allocated portions, the entire ALL is available to support loan losses, regardless of category. Unallocated reserves are considered by management to be appropriate in light of the Company’s continued growth strategy and shift in the portfolio from residential loans to commercial and CRE loans and the risk associated with the relatively new, unseasoned loans in those portfolios. The adequacy of the ALL is reviewed quarterly by the risk management committee of the Board and then presented to the full Board for approval.

The following table shows the allocation of the ALL, as well as the percent of each loan category to the total loan portfolio, as of the balance sheet dates for each of the last five years:

December 31,	2019	%	2018	%	2017	%	2016	%	2015	%
	(Dollars in Thousands)
Domestic
Commercial & industrial	$837	16%	$697	14%	$676	14%	$726	13%	$713	13%
Commercial real estate	3,181	41%	3,020	41%	2,674	38%	2,496	38%	2,152	36%
Municipal (1)	0	9%	0	8%	0	9%	0	9%	0	9%
Residential real estate
1st lien	1,388	26%	1,422	28%	1,461	30%	1,370	31%	1,368	32%
Jr lien	290	7%	273	8%	317	8%	371	8%	423	9%
Consumer	52	1%	57	1%	43	1%	84	1%	76	1%
Unallocated	178	0%	133	0%	267	0%	231	0%	280	0%
	$5,926	100%	$5,602	100%	$5,438	100%	$5,278	100%	$5,012	100%

(1)
Gross loans reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative 2018 – 2015 information presented. See Note 1 to the accompanying audited consolidated financial statements for additional information.

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

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of AFS debt securities increased $6.6 million, or 16.8% in 2019 to $46.0 million at December 31, 2019 from $39.4 million at December 31, 2018, and increased just under $1.0 million, or 2.4%, during 2018 from $38.5 million at December 31, 2017.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or AFS, either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income. The Company's investment policy does not permit the holding of trading securities. Debt securities classified as HTM are recorded at book value, subject to adjustment for OTTI. As noted previously, effective as of January 1, 2019, tax-exempt loans to municipalities, which were previously classified as securities HTM and constituted the entire HTM portfolio, were reclassified to the loan portfolio, with prior period information restated accordingly. Therefore, the Company did not hold any securities HTM as of December 31, 2019, 2018 or 2017.

Debt securities classified as AFS are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets. These adjustments in the AFS portfolio resulted in an accumulated unrealized income net of taxes of $260,483 in 2019, compared to accumulated unrealized loss net of taxes of $647,584 in 2018, and $274,097 in 2017. Included in the 2017 accumulated unrealized loss is a reclassification adjustment of $45,106 for the deferred tax asset revaluation beginning in 2018. Other than the 2017 deferred tax asset reclassification adjustment, the fluctuations in unrealized gains and losses are due to market interest rate changes, and are not based on any deterioration in credit quality of the underlying issuers. The Company’s investment portfolio includes Agency MBS in order to realize a more favorable yield in the portfolio and diversify the holdings. Although classified as AFS, we anticipate holding these securities until maturity. The unrealized loss positions within the investment portfolio as of the balance sheet dates presented are considered by management to be temporary.

The restricted equity securities comprise the Company’s membership stock in the FRBB, FHLBB and ACBI. Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts. On December 31, 2019, 2018 and 2017, the Company held $588,150 in FRBB stock and $753,700, $1.1 million and $1.1 million, respectively, in FHLBB stock. In addition, as disclosed in Note 2 of the accompanying audited consolidated financial statements, during 2018 the Company purchased $90,000 in stock in ACBI, a holding company for ACBB, a correspondent bank. The purchase of ACBI stock is required for receipt of correspondent banking services from ACBB at more favorable pricing. These restricted securities in the FRBB, FHLBB and ACBI are typically held for an extended period of time and are subject to strict limitations on resales. FRBB stock may only be sold back to the issuer, while FHLBB stock may only be repurchased by the FHLBB or resold to a member institution and ACBI stock may only be resold to other depository institutions or their holding companies or subsidiaries, or to the FDIC. Restricted equity stock is generally sold and redeemed at par. Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par. The FHLBB stock is subject to capital call provisions.

Some of the Company’s debt securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices. In 2019, there were ten call features exercised by the issuer, compared to no calls exercised during 2018 or 2017.

The Company's debt securities AFS as of December 31 in each of the last three fiscal years were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2019
U.S. GSE debt securities	$18,003	$100	$41	$18,062
Agency MBS	16,169	87	51	16,205
ABS and OAS	2,800	55	2	2,853
Other investments	8,665	182	0	8,847
	$45,637	$424	$94	$45,967

Restricted Equity Securities (1)	$1,432	$0	$0	$1,432

Total	$47,069	$424	$94	$47,399

December 31, 2018
U.S. GSE debt securities	$14,010	$0	$259	$13,751
Agency MBS	16,021	3	449	15,575
ABS and OAS	1,988	4	6	1,986
Other investments	8,167	8	120	8,055
	$40,186	$15	$834	$39,367

Restricted Equity Securities (1)	$1,749	$0	$0	$1,749

	$41,935	$15	$834	$41,116

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2017
U.S. GSE debt securities	$17,308	$0	$149	$17,159
Agency MBS	16,782	11	180	16,613
Other investments	4,707	0	29	4,678
	$38,797	$11	$358	$38,450

Restricted Equity Securities (1)	$1,704	$0	$0	$1,704

	$40,501	$11	$358	$40,154

(1) Required equity purchases for membership in the FRB System and the FHLB System and for access to correspondent banking services from ACBB.

The Company did not have investments totaling more than 10% of Shareholders’ equity in any one issuer during any of the periods presented.

Realized gains and losses in the Company’s AFS portfolio are presented in the table below.

	Realized gains			Realized losses
	2019	2018	2017	2019	2018	2017
U.S. GSE debt securities	$0	$0	$2,021	$7,200	$32,718	$1,804
Agency MBS	1,570	0	0	20,860	0	0
Other investments	0	0	6,366	0	0	3,199
Total	$1,570	$0	$8,387	$28,060	$32,718	$5,003

The following is an analysis of the maturities and yields of the debt securities AFS in the Company’s investment portfolio for each of the last three fiscal years:

December 31,	2019		2018		2017
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value	Yield	Value	Yield	Value	Yield
	(Dollars in Thousands)

U.S. GSE debt securities
Due in one year or less	$2,020	1.81%	$0	0.00%	$3,740	1.30%
Due from one to five years	2,007	2.25%	4,944	1.69%	6,978	1.64%
Due from five to ten years	12,049	2.81%	8,807	2.84%	6,441	2.62%
Due after ten years	1,986	2.70%	0	0.00%	0	0.00%
Total	$18,062	2.63%	$13,751	2.42%	$17,159	1.93%

ABS/AOS
Due from five to ten years	$2,853	2.94%	$1,986	3.33%	$0	0.00%

Other Investments
Due in one year or less	$746	2.03%	$0	0.00%	$0	0.00%
Due from one to five years	7,856	2.72%	7,575	2.63%	4,190	2.25%
Due from five to ten years	245	2.50%	480	2.50%	488	2.50%
Total	$8,847	2.65%	$8,055	2.62%	$4,678	2.28%

Agency MBS (1)	$16,205	2.55%	$15,575	2.33%	$16,613	2.08%

FRBB Stock (2)	$588	6.00%	$588	6.00%	$588	6.00%

FHLBB Stock (2)	$754	6.04%	$1,071	5.92%	$1,116	5.53%

ACBI Stock (2)(3)	$90	1.16%	$90	0.00%	$0	0.00%

(1)	Agency MBS are not due at a single maturity date and have not been allocated to maturity groupings for purposes of the maturity table.
(2)	Required equity purchases for membership in the FRB System and FHLB System and for access to correspondent banking services from ACBB.
(3)
The Company’s holdings of ACBI stock were purchased during the fourth quarter of 2018 and the first declared dividend was paid during the first quarter of 2019, accounting for the absence in yield for 2018.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2019, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk are disclosed in Note 16 to the accompanying audited consolidated financial statements.

EFFECTS OF INFLATION

Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank's assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines. During the economic downturn that began in 2008, the capital and credit markets experienced significant volatility and disruption, with the federal government taking unprecedented steps to deal with the economic situation. These measures included significant deficit spending as well as quantitative easing of the money supply by the FRB. With the improvement in the economy during the last three years, the FOMC took steps to increase interest rates in 2018 but the second half of 2019 brought a decrease in interest rates as the economy showed signs of slowing.

The impact of inflation on the Company's financial results is affected by management's ability to react to changes in interest rates in order to reduce inflationary effect on performance. Interest rates do not necessarily move in conjunction with changes in the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against significant interest rate fluctuations, including those resulting from inflation. With inflation holding under or near the 2% target despite the unemployment rate remaining at cycle lows, the Fed has recently softened its intentions to further tighten policy during 2020, in an effort to avoid possibly creating a recession, which has typically been the case in past cycles.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth or the Company has other liquidity demands, it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings. One-way deposits acquired through the CDARS program provide an alternative funding source when needed. The Company had one-way CDARS outstanding totaling $4.0 million and $723,774 at December 31, 2019 and 2018, respectively. In addition, two-way (that is, reciprocal) CDARS deposits, as well as reciprocal ICS money market and demand deposits, allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other participating FDIC-insured financial institutions. Until 2018, these reciprocal deposits were considered a form of brokered deposits, which are treated less favorably than other deposits for certain purposes; however, a provision of the 2018 Regulatory Relief Act provides that reciprocal deposits held by a well-capitalized and well managed bank are no longer classified as brokered deposits. At December 31, 2019 and 2018, the Company reported $6.8 million and $3.5 million, respectively, in reciprocal CDARS deposits. The balance in ICS reciprocal money market deposits was $22.6 million and $23.9 million at December 31, 2019 and 2018, respectively, and the balance in ICS reciprocal demand deposits as of those dates was $39.7 million and $45.7 million, respectively.

During 2019 and 2018, the Company continued its use of brokered deposits outside of the CDARS program to satisfy a portion of its short-term funding needs. These are typically short term certificates of deposit with maturity less than one year purchased through a prominent broker of public and institutional funds from across the country, along with the addition of DTC Brokered CD issuance during 2018. During the third quarter of 2018, the Company issued two blocks of DTC Brokered CDs totaling $30 million, with maturities in January 2019 and August 2019. During the first quarter of 2019, the Company partially replaced the $20.0 million block that matured in January with purchases of two blocks of DTC Brokered CDs totaling $15.0 million and having maturities in July, 2019 and January, 2020. The Company did not replace the blocks that matured in July and August of 2019, leaving $6.2 million outstanding as of December 31, 2019. Additionally, the Company had brokered deposits from another source totaling approximately $1.0 million and $4.6 million at December 31, 2019 and 2018, respectively. These relationships have provided increased access to short term funding that is easily accessible without any detrimental effect on the pricing of the core deposit base. In total, the Company had $11.1 million and $35.3 million of brokered CDs outstanding at December 31, 2019 and December 31, 2018, respectively.

At December 31, 2019 and 2018, gross borrowing capacity of approximately $97.4 million and $108.7 million, respectively, was available through the FHLBB, secured by the Company's qualifying loan portfolio (generally, residential mortgage and commercial loans), reduced by outstanding advances and collateral pledges. The Company also has an unsecured Federal Funds line with the FHLBB with an available balance of $500,000, with no advances against it at December 31, 2019 or 2018. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($97.4 million and $108.7 million at December 31, 2019 and 2018, respectively, less outstanding advances and collateral pledges) with letters of credit issued by the FHLBB. The Company offers a Government Agency Account to its municipal customers collateralized with these FHLBB letters of credit. At December 31, 2019 and 2018, approximately $14.4 million and $2.6 million, respectively, of qualifying residential real estate loans were pledged as collateral to the FHLBB for these collateralized governmental unit deposits, which reduced dollar-for-dollar the available borrowing capacity under the FHLBB line of credit. Total fees paid by the Company to the FHLBB in connection with these letters of credit were $41,069 for 2019 and $46,620 for 2018.

The Company has a BIC arrangement with the FRBB secured by eligible commercial loans, CRE loans and home equity loans, resulting in an available line of $56.9 million and $50.9 million, respectively, at December 31, 2019 and 2018. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 225 basis points at December 31, 2019. At December 31, 2019 and 2018, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with three correspondent banks with aggregate available borrowing capacity of $12.5 million at December 31, 2019 and 2018. The Company had no outstanding advances against these lines for the periods presented.

Securities sold under agreements to repurchase amounted to $33.2 million, $30.5 million and $28.6 million as of December 31, 2019, 2018 and 2017, respectively. The average daily balance of these repurchase agreements was $33.5 million, $30.6 million and $28.9 million during 2019, 2018, and 2017, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $38.9 million, $32.9 million and $31.7 million during 2019, 2018 and 2017, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 0.89% during 2019, 0.63% during 2018 and 0.33% during 2017.

The following table illustrates the changes in shareholders' equity from December 31, 2018 to December 31, 2019:

Balance at December 31, 2018 (book value $11.72 per common share)	$62,603,711
Net income	8,824,446
Issuance of stock through the DRIP	1,097,234
Redemption of preferred stock	(500,000)
Dividends declared on common stock	(3,951,279)
Dividends declared on preferred stock	(87,500)
Change in AOCI on AFS securities, net of tax	908,067
Balance at December 31, 2019 (book value $12.86 per common share)	$68,894,679

In December, 2019, the Board of the Company declared a $0.19 per common share cash dividend, payable February 1, 2020 to shareholders of record as of January 15, 2020, requiring the Company to accrue a liability of $727,526 for this dividend in the fourth quarter of 2019. In March, 2020, the Board of the Company approved a cash dividend of $0.19 per common share, payable on May 1, 2020 to shareholders of record as of April 15, 2020. The declaration of this dividend required the Company to accrue a liability of $995,538 in the first quarter of 2020.

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Additional Prompt Corrective Action capital requirements are applicable to banks, but not bank holding companies. (See Note 21 to the accompanying audited consolidated financial statements.)

Common Stock Performance by Quarter*

	2019				2018
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$17.20	$17.95	$17.00	$17.90	$18.50	$18.25	$18.90	$19.39
Low	$15.94	$16.34	$15.07	$15.15	$16.55	$16.50	$16.91	$16.00

	2019				2018
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$17.20	$17.40	$16.88	$17.00	$18.10	$17.55	$18.80	$18.25
Low	$16.12	$16.34	$15.14	$15.40	$16.55	$16.60	$16.95	$16.00

Cash Dividends Declared	$0.19	$0.19	$0.19	$0.19	$0.17	$0.19	$0.19	$0.19

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

As of February 1, 2020, there were 5,239,675 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by 832 shareholders of record.

Form 10-K
A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Kathryn M. Austin, President & CEO
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855

Shareholder Services
For shareholder services or information contact:
Melissa Tinker, Assistant Corporate Secretary
Community Bancorp.
4811 US Route 5
Newport, Vermont 05855
(802) 334-7915

Transfer Agent:
Computershare Investor Services
PO Box 43078
Providence, RI 02940-3078
www.computershare.com

Annual Shareholders' Meeting
The 2020 Annual Shareholders' Meeting will be held at 5:30 p.m., May 19, 2020, at the Elks Club in Derby. We hope to see many of our shareholders there.