Form 10-K, Exhibit 13
period 2020-12-31
COMMUNITY BANCORP /VT
filed 2021-03-26
CIK 718413

EXHIBIT 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Opinions on the Financial Statements

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the criticial audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Allowance for Loan Losses

As disclosed in Note 5 to the Company’s consolidated financial statements, the Company has a gross loan portfolio of $709.4 million and related allowance for loan losses of $7.2 million as of December 31, 2020. As disclosed in Note 1, the Company’s allowance for loan losses is a material and complex estimate requiring significant management judgment in the evaluation of the credit quality and the estimation of inherent losses within the loan portfolio. The level of the allowance for loan losses is based on mangagement’s periodic evaluation of the loan portfolio, credit concentrations, trends in historical loss experience, estimated value of any underlying collateral, specific impaired loans and economic conditions. Changes in these assumptions could have a material effect on the Company’s financial results.The allowance for loan losses includes a general reserve which is determined based on the results of a quantitative and a qualitative analysis of all loans not measured for impairment at the reporting date. Impaired loans are loan(s) to a borrower that in the aggregrate are greater than $100,000 and that are in non-accrual status or are troubled debt restructurings regardless of amount.

In calculating the allowance for loan losses, the Company considers relevant credit quality indicators for each loan segment, stratifies loans by risk rating, and estimates losses for each loan type based upon their nature and risk profile. This process requires significant management judgment in the review of the loan portfolio and assignment of risk ratings based upon the characteristics of loans. In addition, estimation of losses inherent within the portfolio requires significant management judgment. Auditing these complex judgments and assumptions involves especially challenging auditor judgment due to the nature and extent of audit evidence and effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

•	Evaluating the design of controls relating to management’s review of loans, assignment of risk ratings, and consistency of application of accounting policies.
•

Evaluating the reasonableness of assumptions and sources of data used by management in forming the qualitative loss factors by performing retrospective review of historic loan loss experience and analyzing historical data used in developing the assumptions, including assessment of whether there were additional qualitative considerations relevant to the portfolio.

•

Evaluating the appropriateness of inputs and factors that the Company used in forming the qualitative loss factors and assessing whether such inputs and factors were relevant, reliable, and reasonable for the purpose used.

•	Testing the appropriateness of the Company’s loan rating policy and the consistency of its application.
•	Evaluating the appropriateness of specific reserves for impaired loans.
•

Verifying the mathematical accuracy and computation of the allowance for loan losses by re-performing or independently calculating significant elements of the allowance based on relevant source documents.

We have served as the Company’s auditor since 2003.

Portland, Maine

March 25, 2021

Vermont Registration No. 92‑0000278

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2020	2019

Assets
Cash and due from banks	$10,850,787	$10,263,535
Federal funds sold and overnight deposits	104,199,133	38,298,677
Total cash and cash equivalents	115,049,920	48,562,212
Securities available-for-sale	60,705,178	45,966,750
Restricted equity securities, at cost	1,446,550	1,431,850
Loans held-for-sale	130,400	0
Loans	709,355,330	606,988,937
Allowance for loan losses	(7,208,485)	(5,926,491)
Deferred net loan (fees) costs	(1,195,741)	362,415
Net loans	700,951,104	601,424,861
Bank premises and equipment, net	10,209,869	10,959,403
Accrued interest receivable	2,987,977	2,336,553
Bank owned life insurance	4,988,236	4,903,012
Goodwill	11,574,269	11,574,269
Other real estate owned	0	966,738
Other assets	10,189,781	9,829,671
Total assets	$918,233,284	$737,955,319

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand, non-interest bearing	$185,954,976	$125,089,403
Interest-bearing transaction accounts	242,902,715	185,102,333
Money market funds	115,546,064	91,463,661
Savings	124,555,124	97,167,652
Time deposits, $250,000 and over	16,488,963	14,565,559
Other time deposits	96,842,998	101,632,760
Total deposits	782,290,840	615,021,368
Borrowed funds	2,800,000	2,650,000
Repurchase agreements	38,727,312	33,189,848
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	4,239,419	5,312,424
Total liabilities	840,944,571	669,060,640

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding
at December 31, 2020 and 2019 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,527,380 and 5,449,857 shares issued at December 31, 2020 and 2019, respectively
(including 18,128 and 16,267 shares issued February 1, 2021 and 2020,
respectively)	13,818,450	13,624,643
Additional paid-in capital	34,309,646	33,464,381
Retained earnings	29,368,046	22,667,949
Accumulated other comprehensive income	915,348	260,483
Less: treasury stock, at cost; 210,101 shares at December 31, 2020 and 2019	(2,622,777)	(2,622,777)
Total shareholders’ equity	77,288,713	68,894,679
Total liabilities and shareholders’ equity	$918,233,284	$737,955,319

Book value per common share outstanding	$14.25	$12.86

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31,
Consolidated Statements of Income	2020	2019

Interest income
Interest and fees on loans	$31,609,216	$29,883,352
Interest on taxable debt securities	1,030,761	1,089,201
Dividends	81,942	100,609
Interest on federal funds sold and overnight deposits	340,375	685,646
Total interest income	33,062,294	31,758,808

Interest expense
Interest on deposits	4,095,985	5,124,651
Interest on borrowed funds	19,261	24,550
Interest on repurchase agreements	254,774	299,347
Interest on junior subordinated debentures	476,666	694,573
Total interest expense	4,846,686	6,143,121

Net interest income	28,215,608	25,615,687
Provision for loan losses	1,589,000	1,066,167
Net interest income after provision for loan losses	26,626,608	24,549,520

Non-interest income
Service fees	3,137,956	3,313,833
Income from sold loans	1,469,863	706,306
Other income from loans	1,054,562	904,156
Net realized gain (loss) on sale of securities AFS	39,086	(26,490)
Other income	1,070,257	1,048,261
Total non-interest income	6,771,724	5,946,066

Non-interest expense
Salaries and wages	7,597,745	7,271,722
Employee benefits	3,084,435	3,118,631
Occupancy expenses, net	2,672,720	2,605,995
Other expenses	7,036,841	6,884,932
Total non-interest expense	20,391,741	19,881,280

Income before income taxes	13,006,591	10,614,306
Income tax expense	2,248,089	1,789,860
Net income	$10,758,502	$8,824,446

Earnings per common share	$2.03	$1.68
Weighted average number of common shares
used in computing earnings per share	5,274,785	5,204,768
Dividends declared per common share	$0.76	$0.76

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
	2020	2019

Net income	$10,758,502	$8,824,446

Other comprehensive income, net of tax:
Unrealized holding gain on securities AFS arising during the period	868,030	1,122,961
Reclassification adjustment for (gain) loss realized in income	(39,086)	26,490
Unrealized gain during the period	828,944	1,149,451
Tax effect	(174,079)	(241,384)
Other comprehensive income, net of tax	654,865	908,067
Total comprehensive income	$11,413,367	$9,732,513

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2020 and 2019

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2018	5,382,103	$13,455,258	20	$2,000,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive income	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	67,754	169,385	0	0

Redemption of preferred stock	0	0	(5)	(500,000)

Balances, December 31, 2019	5,449,857	13,624,643	15	1,500,000

Comprehensive income
Net income	0	0	0	0
Other comprehensive income	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	77,523	193,807	0	0

Balances, December 31, 2020	5,527,380	$13,818,450	15	$1,500,000

The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated other		Total
Additional paid-in	Retained	comprehensive	Treasury	shareholders'
capital	earnings	(loss) income	stock	equity

$32,536,532	$17,882,282	$(647,584)	$(2,622,777)	$62,603,711

0	8,824,446	0	0	8,824,446
0	0	908,067	0	908,067

				9,732,513

0	(3,951,279)	0	0	(3,951,279)
0	(87,500)	0	0	(87,500)
927,849	0	0	0	1,097,234

0	0	0	0	(500,000)

33,464,381	22,667,949	260,483	(2,622,777)	68,894,679

0	10,758,502	0	0	10,758,502
0	0	654,865	0	654,865

				11,413,367

0	(4,004,030)	0	0	(4,004,030)
0	(54,375)	0	0	(54,375)
845,265	0	0	0	1,039,072

$34,309,646	$29,368,046	$915,348	$(2,622,777)	$77,288,713

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2020	2019

Cash Flows from Operating Activities:
Net income	$10,758,502	$8,824,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, bank premises and equipment	894,687	930,035
Provision for loan losses	1,589,000	1,066,167
Deferred income tax	(270,427)	96,236
Net realized (gain) loss on sale of securities AFS	(39,086)	26,490
Gain on sale of loans	(1,027,175)	(290,116)
Loss on sale of bank premises and equipment	174,470	30,797
(Gain) loss on sale of OREO	(55,602)	817
Income from CFS Partners	(684,891)	(588,696)
Amortization of bond premium, net	92,662	120,295
Write down of OREO	0	95,008
Proceeds from sales of loans held for sale	37,899,464	14,098,560
Originations of loans held for sale	(37,002,689)	(13,808,444)
Increase in taxes payable	61,285	522
Increase in interest receivable	(651,424)	(35,712)
Decrease in mortgage servicing rights	17,431	65,371
Decrease in right-of-use assets	132,778	236,395
Decrease in operating lease liabilities	(202,782)	(227,606)
Decrease in other assets	5,728	335,167
Increase in cash surrender value of BOLI	(85,224)	(88,913)
Amortization of limited partnerships	336,686	312,106
Change in net deferred loan fees and costs	1,558,156	1,199
(Decrease) increase in interest payable	(53,109)	26,204
Increase in accrued expenses	174,154	66,100
Decrease in other liabilities	(38,377)	(45,772)
Net cash provided by operating activities	13,584,217	11,246,656

Cash Flows from Investing Activities:
Investments - AFS
Maturities, calls, pay downs and sales	22,804,241	19,998,076
Purchases	(36,767,300)	(25,595,329)
Proceeds from redemption of restricted equity securities	522,400	493,600
Purchases of restricted equity securities	(537,100)	(176,000)
(Decrease) increase in limited partnership contributions payable	(909,000)	184,000
Investments in limited liability entities	0	(811,000)
Increase in loans, net	(102,746,364)	(30,365,217)
Capital expenditures net of proceeds from sales of bank
premises and equipment	(452,402)	(952,396)
Proceeds from sales of OREO	1,022,340	105,561
Recoveries of loans charged off	72,965	117,842
Net cash used in investing activities	(116,990,220)	(37,000,863)

8

	2020	2019

Cash Flows from Financing Activities:
Net increase in demand and interest-bearing transaction accounts	118,665,955	9,945,514
Net increase in money market and savings accounts	51,469,875	10,239,753
Net decrease in time deposits	(2,866,358)	(13,980,464)
Net increase in repurchase agreements	5,537,464	2,668,283
Proceeds from long-term borrowings	150,000	1,100,000
Decrease in finance lease obligations	(61,665)	(166,924)
Redemption of preferred stock	0	(500,000)
Dividends paid on preferred stock	(54,375)	(87,500)
Dividends paid on common stock	(2,947,185)	(2,837,058)
Net cash provided by financing activities	169,893,711	6,381,604

Net increase (decrease) in cash and cash equivalents	66,487,708	(19,372,603)
Cash and cash equivalents:
Beginning	48,562,212	67,934,815
Ending	$115,049,920	$48,562,212

Supplemental Schedule of Cash Paid During the Period:
Interest	$4,899,795	$6,116,917

Income taxes, net of refunds	$2,120,542	$1,381,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain on securities AFS	$828,944	$1,149,451

Loans transferred to OREO	$0	$966,738

Common Shares Dividends Paid:
Dividends declared	$4,004,030	$3,951,279
Increase in dividends payable attributable to dividends declared	(17,773)	(16,987)
Dividends reinvested	(1,039,072)	(1,097,234)
	$2,947,185	$2,837,058

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

ABS:	Asset backed security	FHA:	Federal Housing Administration
ACBB:	Atlantic Community Bankers Bank	FHLBB:	Federal Home Loan Bank of Boston
ACBI:	Atlantic Community Bancshares, Inc.	FHLMC :	Federal Home Loan Mortgage Corporation
ACH:	Automated Clearing House	FICO:	Financing Corporation
AFS:	Available-for-sale	FLA:	First Loss Account
Agency MBS:	MBS issued by a US government agency	FOMC:	Federal Open Market Committee
	or GSE	FRB:	Federal Reserve Board
ALCO:	Asset Liability Committee	FRBB:	Federal Reserve Bank of Boston
ALL:	Allowance for loan losses	GAAP:	Generally Accepted Accounting Principles
AML:	Anti-money laundering laws		in the United States
AOCI:	Accumulated other comprehensive income	GSE:	Government sponsored enterprise
ASC:	Accounting Standards Codification	HMDA:	Home Mortgage Disclosure Act
ASU:	Accounting Standards Update	HTM:	Held-to-maturity
ATMs:	Automatic teller machines	ICS:	Insured Cash Sweeps of the Promontory
ATS:	Automatic transfer service		Interfinancial Network
Bancorp:	Community Bancorp.	IRS:	Internal Revenue Service
Bank:	Community National Bank	JNE:	Jobs for New England
BHG:	Bankers Healthcare Group	Jr:	Junior
BIC:	Borrower-in-Custody	LIBOR:	London Interbank Offered Rate
Board:	Board of Directors	LLC:	Limited liability corporation
BOLI:	Bank owned life insurance	MBS:	Mortgage-backed security
bp or bps:	Basis point(s)	MPF:	Mortgage Partnership Finance
BSA:	Bank Secrecy Act	MSAs	Metropolitan Statistical Areas
CBLR:	Community Bank Leverage Ratio	MSRs:	Mortgage servicing rights
CARES ACT:	Coronavirus Aid Relief and Economic	NII:	Net interest income
	Security Act	OAS:	Other amortizing security
CDARS:	Certificate of Deposit Accounts Registry	OCI:	Other comprehensive income (loss)
	Service of the Promontory Interfinancial	OFAC:	Office of Foreign Asset Control
	Network	OREO:	Other real estate owned
CDs:	Certificates of deposit	OTTI:	Other-than-temporary impairment
CDI:	Core deposit intangible	PMI:	Private mortgage insurance
CECL:	Current Expected Credit Loss	PPP:	Paycheck Protection Program
CEO:	Credit Enhancement Obligation	PPPLF:	Paycheck Protection Program Liquidity
CFPB:	Consumer Financial Protection Bureau		Facility
CFSG:	Community Financial Services Group, LLC	QM(s):	Qualified Mortgage(s)
CFS Partners:	Community Financial Services Partners,	RD:	USDA Rural Development
	LLC	RESPA:	Real Estate Settlement Procedures Act
Company:	Community Bancorp. and Subsidiary	SBA:	U.S. Small Business Administration
COVID-19:	Coronavirus Disease 2019	SEC:	U.S. Securities and Exchange Commission
CRA:	Community Reinvestment Act	SERP:	Supplemental Employee Retirement Plan
CRE:	Commercial Real Estate	SOX:	Sarbanes-Oxley Act of 2002
DDA or DDAs:	Demand Deposit Account(s)	TDR:	Troubled-debt restructuring
DIF:	Deposit Insurance Fund	TILA:	Truth in Lending Act
DTC:	Depository Trust Company	USDA:	U.S. Department of Agriculture
DRIP:	Dividend Reinvestment Plan	VA:	U.S. Veterans Administration
Exchange Act:	Securities Exchange Act of 1934	VIE:	Variable interest entities
FASB:	Financial Accounting Standards Board	2017 Tax Act:	Tax Cut and Jobs Act of 2017
FDIA:	Federal Deposit Insurance Act	2018	Economic Growth, Regulatory Relief and
FDIC:	Federal Deposit Insurance Corporation	Regulatory	Consumer Protection Act of 2018
FDICIA:	Federal Deposit Insurance Company	Relief Act:
Improvement Act of 1991

The consolidated financial statements include the accounts of the Bancorp. and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated. The Company is considered a “smaller reporting company” under the disclosure rules of the SEC. Accordingly, the Company has elected to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period, and intends to provide smaller reporting company scaled disclosures where management deems it appropriate. Beginning with its periodic reports filed in 2018, the Company was considered an accelerated filer under the financial reporting rules of the SEC. However, these reporting rules were amended in 2020, causing the Company to be considered a non-accelerated file beginning with this annual report.

FASB ASC Topic 810, “Consolidation”, in part, addresses limited purpose trusts formed to issue trust preferred securities. It also establishes the criteria used to identify VIE, and to determine whether or not to consolidate a VIE. In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the VIE. In 2007, the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company. The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not consolidated with the Company for financial reporting purposes. CMTV Statutory Trust I is considered an affiliate of the Company (see Note 13).

Nature of operations

The Company provides a variety of deposit and lending services to individuals, municipalities, and business customers through its branches, ATMs and telephone, mobile and internet banking capabilities in northern and central Vermont, which is primarily a small business and agricultural area. The Company’s primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal and consumer loans.

Concentration of risk

The Company’s operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities and repricing of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors inherent in management’s estimate of credit risk and factors beyond the control of the Company. While the Company has a diversified loan portfolio by loan type, most of its lending activities are conducted within the geographic area where its banking offices are located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy in northern and central Vermont. In addition, a substantial portion of the Company’s loans are secured by real estate, which is susceptible to a decline in value, especially during times of adverse economic conditions.

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

Material estimates that are particularly susceptible to significant change include those relating to the determination of the ALL and the valuation of OREO. In connection with evaluating loans for impairment or assigning the carrying value of OREO, management generally obtains independent evaluations or appraisals for significant properties. While the ALL and the carrying value of OREO are determined using management’s best estimate of probable loan and OREO losses, respectively, as of the balance sheet date, the ultimate collection of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the fair value of OREO are susceptible to uncertainties and changes in a number of factors, especially local real estate market conditions. The amount of the change that is reasonably possible cannot be estimated.

While management uses available information to recognize losses on loans and OREO, future additions to the allowance or write-downs of OREO may be necessary based on changes in local economic conditions or other relevant factors. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans and the carrying value of OREO. Such agencies may require the Company to recognize additions to the allowance or write-downs of OREO based on their judgment about information available to them at the time of their examination.

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

Investment securities

Debt securities the Company has purchased with the possible intent to sell before maturity are classified as AFS, and are carried at fair value, with unrealized gains and losses, net of tax and reclassification adjustments, reflected as a net amount in the shareholders’ equity section of the consolidated balance sheets and in the statements of changes in shareholders’ equity. Investment securities transactions are accounted for on a trade date basis. The specific identification method is used to determine realized gains and losses on sales of debt securities AFS. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or call date. As of the balance sheet dates, the Company did not hold any securities purchased for the purpose of selling in the near term and classified as trading or any securities purchased with the positive intent and ability to hold to maturity and classified as HTM.

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

The Company has a one-third ownership interest in CFS Partners, which in turn owns 100% of CFSG, a non-depository trust company (see Note 10). The Company’s investment in CFS Partners is accounted for under the equity method of accounting.

Restricted equity securities

The Company holds certain restricted equity securities acquired for non-investment purposes, and required as a matter of law or as a condition to the receipt of certain financial products and services. These securities are carried at cost. As a member of the FRBB, the Company is required to invest in FRBB stock in an amount equal to 6% of the Bank’s capital stock and surplus.

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

In order to access correspondent banking services from the ACBB,the Company is required to invest in a minimum of 20 shares of the common stock of ACBB’s parent company, ACBI.

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

Loan interest income is accrued daily on the outstanding balances. For all loan segments, the accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower’s financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is considered by management to be remote. Interest payments received on non-accrual loans are generally applied as a reduction of the loan principal balance. Loans are returned to accrual status when principal and interest payments are brought current and the customer has demonstrated the intent and ability to make future payments on a timely basis. Loans are written down or charged off when collection of principal is considered doubtful.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount is amortized as an adjustment of the related loan’s yield. The Company generally amortizes these amounts over the contractual life of the loans.

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

Unsecured loans, primarily consumer loans, are charged off when they become uncollectible and no later than 120 days past due. Unsecured loans to customers who subsequently file bankruptcy are charged off within 30 days of receipt of the notification of filing or by the end of the month in which the loans become 120 days past due, whichever occurs first. For secured loans, both residential and commercial, the potential loss on impaired loans is carried as a loan loss reserve specific allocation; the loss portion is charged off when collection of the full loan appears unlikely. The unsecured portion of a real estate loan is that portion of the loan exceeding the “fair value” of the collateral less the estimated cost to sell. Value of the collateral is determined in accordance with the Company’s appraisal policy. The unsecured portion of an impaired real estate secured loan is charged off by the end of the month in which the loan becomes 180 days past due.

As described below, the allowance consists of general, specific and unallocated components. However, the entire allowance is available to absorb losses in the loan portfolio, regardless of specific, general and unallocated components considered in determining the amount of the allowance.

General component

The general component of the ALL is based on historical loss experience and various qualitative factors and is stratified by the following loan segments: commercial and industrial, CRE, municipal, residential real estate 1st lien, residential real estate Jr lien and consumer loans. The Company does not disaggregate its portfolio segments further into classes.

Loss ratios are calculated by loan segment using appropriate look back periods. Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment in the current economic climate. During periods of economic stability, a relatively longer period (e.g., five years) may be appropriate. During periods of significant expansion or contraction, the Company may appropriately shorten the historical time period. Due primarily to the effects of COVID-19, beginning in the second quarter of 2020, the Company shortened its look back period from five years to one year.

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

The qualitative factors are determined based on the various risk characteristics of each loan segment. During the third quarter of 2020, the Company adjusted its ALL analysis to begin applying qualitative factors to municipal loans and certain purchased commercial loans, for which the Company does not have any historical loss data. Of the third quarter 2020 provision for loan losses of $362,499, $106,821was attributable to this change. The Company has policies, procedures and internal controls that management believes are commensurate with the risk profile of each of these segments. Major risk characteristics relevant to each portfolio segment are as follows:

Commercial & Industrial - Loans in this segment include commercial and industrial loans and to a lesser extent loans to finance agricultural production. Commercial loans are made to businesses and are generally secured by assets of the business, including trade assets and equipment. While not the primary collateral, in many cases these loans may also be secured by the real estate of the business. Repayment is expected from the cash flows of the business. A weakened economy, soft consumer spending, unfavorable foreign trade conditions and the rising cost of labor or raw materials are examples of issues that can impact the credit quality in this segment.

Commercial Real Estate - Loans in this segment are principally made to businesses and are generally secured by either owner-occupied, or non-owner occupied CRE. A relatively small portion of this segment includes farm loans secured by farm land and buildings. As with commercial and industrial loans, repayment of owner-occupied CRE loans is expected from the cash flows of the business and the segment would be impacted by the same risk factors as commercial and industrial loans. The non-owner occupied CRE portion includes both residential and commercial construction loans, vacant land and real estate development loans, multi-family dwelling loans and commercial rental property loans. Repayment of construction loans is expected from permanent financing takeout; the Company generally requires a commitment or eligibility for the take-out financing prior to construction loan origination. Real estate development loans are generally repaid from the sale of the subject real property as the project progresses. Construction and development lending entail additional risks, including the project exceeding budget, not being constructed according to plans, not receiving permits, or the pre-leasing or occupancy rate not meeting expectations. Repayment of multi-family loans and commercial rental property loans is expected from the cash flow generated by rental payments received from the individuals or businesses occupying the real estate. CRE loans are impacted by factors such as competitive market forces, vacancy rates, cap rates, net operating incomes, lease renewals and overall economic demand. In addition, loans in the recreational and tourism sector can be affected by weather conditions, such as unseasonably low winter snowfalls. CRE lending also carries a higher degree of environmental risk than other real estate lending.

Municipal - Loans in this segment are made to local municipalities, attributable to municipal financing transactions and backed by the full faith and credit of town governments or dedicated governmental revenue sources, with no historical losses recognized by the Company.

Residential Real Estate - 1st Lien - Loans in this segment are collateralized by first mortgages on 1 - 4 family owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, has an impact on the credit quality of this segment.

Residential Real Estate - Jr Lien - Loans in this segment are collateralized by junior lien mortgages on 1 - 4 family residential real estate and repayment is primarily dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, has an impact on the credit quality of this segment.

Consumer - Loans in this segment are made to individuals for consumer and household purposes. This segment includes both loans secured by automobiles and other consumer goods, as well as loans that are unsecured. This segment also includes overdrafts, which are extensions of credit made to both individuals and businesses to cover temporary shortages in their deposit accounts and are generally unsecured. The Company maintains policies restricting the size and term of these extensions of credit. The overall health of the economy, including unemployment rates, has an impact on the credit quality of this segment.

Specific component

The specific component of the ALL relates to loans that are impaired. Impaired loans are loans to a borrower that in the aggregate are greater than $100,000 and that are in non-accrual status or are TDRs regardless of amount. A specific allowance is established for an impaired loan when its estimated fair value or net present value of future cash flows is less than the carrying value of the loan. For all loan segments, except consumer loans, a loan is considered impaired when, based on current information and events, in management’s estimation it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant or temporary payment delays and payment shortfalls generally are not classified as impaired. Management evaluates the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and frequency of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Impaired loans also include troubled loans that are restructured. A TDR occurs when the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would otherwise not be granted. TDRs may include the transfer of assets to the Company in partial satisfaction of a troubled loan, a modification of a loan’s terms, or a combination of the two. As described in Note 3, under March 2020 guidance from the federal banking agencies and concurrence by the FASB, certain short-term loan accommodations made in good faith for borrowers experiencing financial difficulties due to the COVID-19 health emergency are not considered TDRs.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure or properties no longer used for bank operations are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation. During periods of declining market values, the Company will generally obtain a new appraisal or evaluation. Any write-down based on the asset’s fair value at the date of acquisition or institution of foreclosure is charged to the ALL. After acquisition through or in lieu of foreclosure, these assets are carried at the lower of their new cost basis or fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred. Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on OREO properties in the portfolio that are deemed less significant or less vulnerable to market conditions. Subsequent write-downs are recorded as a charge to other expense. Gains or losses on the sale of such properties are included in income when the properties are sold.

Intangible assets

Intangible assets include the excess of the purchase price over the fair value of net assets acquired (goodwill) in the Company’s 2007 acquisition of LyndonBank. Goodwill is not amortizable and is reviewed for impairment annually, or more frequently as events or circumstances warrant.

Income taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting bases and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company’s deferred tax assets are recognized as deferred income tax expense or benefit based on management’s judgments relating to the outcome of such asset.

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

Comprehensive income

US GAAP generally requires recognized revenue, expenses, gains and losses to be included in net income. Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-for-sale securities, are not reflected in the consolidated statement of income, but the cumulative effect of such items from period-to-period is reflected as a separate component of the shareholders’ equity section of the consolidated balance sheet (accumulated other comprehensive income or loss). Other comprehensive income or loss, along with net income, comprises the Company’s total comprehensive income.

Preferred stock

In December, 2007 the Company issued25shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and having a liquidation preference of $100,000per share. There were 15 shares of preferred stock outstanding as of December 31, 2020 and 2019. Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board. Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period. A variable rate of 5.50% was in effect for the dividend payments due in each of the first three quarters of 2019, followed by a decrease to a rate of 5.00% for the dividend payment in the fourth quarter of 2019. The rate decreased to 4.75% for the dividend paid in the first quarter of 2020, followed by two decreases with a rate of 3.25% in effect for the last three quarters of 2020, as well as the first quarter of 2021. Partial redemptions of the Company’s preferred stock began in 2018, and are at the discretion of management and voted on by the Board. The Company redeemed five shares of preferred stock on March 31, 2019 at a redemption price of $500,000plus accrued dividends. The Company chose to not redeem any additional preferred shares during 2020, but may consider further redemptions in future periods.

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

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividends declared on the preferred stock:

Years Ended December 31,	2020	2019

Net income, as reported	$10,758,502	$8,824,446
Less: dividends to preferred shareholders	54,375	87,500
Net income available to common shareholders	$10,704,127	$8,736,946
Weighted average number of common shares
used in calculating earnings per share	5,274,785	5,204,768
Earnings per common share	$2.03	$1.68

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to extend credit, commercial and municipal letters of credit, standby letters of credit, and risk-sharing commitments on residential mortgage loans sold through the FHLBB’s MPF program. Such financial instruments are recorded in the consolidated financial statements when they are funded (see Note 18).

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

Note 2. Risks and Uncertainties

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic, and on March 13, 2020 President Trump declared the pandemic to be a national emergency. The COVID-19 pandemic has adversely affected, and may continue to adversely affect, economic activity globally, nationally and locally. Government actions taken to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on financial markets and the economy, including the local economy in the Company’s Vermont and New Hampshire markets, with adverse effects on business and consumer confidence generally, and on the Company’s customers, and their employees, suppliers, vendors and processors. Forced closures of businesses have resulted in sharp increases in unemployment.

In addition, due to the COVID-19 pandemic, market interest rates have declined significantly, with the 10-year Treasury bond falling below 1.00 percent on March 3, 2020 for the first time. On March 3, 2020, the FOMC reduced the targeted federal funds interest rate range by 50 bps to a range of 1.00% to 1.25%. This range was further reduced to a range of 0 percent to 0.25% on March 16, 2020. On April 29, 2020, the FOMC indicated that the federal funds target rate range will remain unchanged until it is confident that the economy has weathered recent events and is on track to achieve its maximum employment and price stability goals. The FOMC reiterated that position throughout the remainder of 2020.

These reductions in interest rates and other effects of the COVID-19 pandemic adversely affect the Company’s business, financial condition and results of operations and may continue to do so in future periods. It is unknown how long the adverse economic conditions associated with the COVID-19 pandemic will last and what the complete financial effect will be to the Company. Due to the inherent economic and other uncertainties related to the COVID-19 pandemic, it is reasonably possible that estimates made in the Company’s consolidated financial statements could be materially and adversely impacted in the near term as a result of the pandemic, including expected credit losses on loan receivables.

Note 3. Recent Accounting Developments

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and has issued subsequent amendments thereto, which provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. It is intended to help stakeholders during the global market-wide reference rate transition period. The guidance is effective for all entities as of March 12, 2020 through December 31, 2022. The Company is assessing ASU No. 2020-04 and its impact on the transition away from LIBOR for its financial instruments.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Under the new guidance, which will replace the existing incurred loss model for recognizing credit losses, banks and other lending institutions will be required to recognize the full amount of expected credit losses. The new guidance, which is referred to as the current expected credit loss, or CECL model, requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses. A modified version of these requirements also applies to debt securities classified as available for sale, which will require that credit losses on those securities be recorded through an allowance for credit losses rather than a write-down. The ASU may have a material impact on the Company’s consolidated financial statements upon adoption as it will require a change in the Company’s methodology for calculating its ALL and allowance on unused commitments. The Company will transition from an incurred loss model to an expected loss model, which will likely result in an increase in the ALL upon adoption and may negatively impact the Company’s and the Bank’s regulatory capital ratios. The Company has formed a committee to assess the implications of this new pronouncement and transitioned to a software solution for preparing the ALL calculation and related reports that management believes provides the Company with stronger data integrity, ease and efficiency in ALL preparation. The new software solution also provides numerous training opportunities for the appropriate personnel within the Company. The Company has gathered and is continuing to analyze the historical data to serve as a basis for estimating the ALL under CECL and continues to evaluate the anticipated impact of the adoption of the ASU on its consolidated financial statements. As initially proposed, the ASU was to be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2018, including interim periods within such years. However, on October 16, 2019, the FASB approved an extended effective date for compliance with the ASU by smaller reporting companies, which are now required to comply with the ASU for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company qualifies for this extension and does not intend to early adopt the ASU at this time. Management will continue to evaluate the Company’s CECL compliance and implementation timetable in light of the extension.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU was issued to reduce the cost and complexity of the goodwill impairment test. To simplify the subsequent measurement of goodwill, step two of the goodwill impairment test was eliminated. Instead, a company will recognize an impairment of goodwill should the carrying value of a reporting unit exceed its fair value (i.e., step one). As initially proposed, the ASU was to be effective for the Company on January 1, 2020, however similar to ASU No. 2016-13, the effective date for this ASU was also extended with a revised effective date of January 1, 2023. The Company early adopted this ASU on January 1, 2020. Accordingly, the Company no longer gives consideration to “Step 2” when performing its goodwill impairment test. The Company has goodwill from its acquisition of LyndonBank in 2007 and performs an impairment test annually or more frequently if circumstances warrant (see Note 9). Adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of its disclosure framework project. The standard is effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The ASU became effective for the Company on January 1, 2020. Adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In March and April, 2020, federal banking regulators issued interagency guidance on accounting for loan modifications in light of the economic impact of the COVID-19 pandemic. The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term (that is, six months or less) modifications are made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant, provided that the loan is less than 30 days past due at the time a modification program is implemented. The banking agencies confirmed with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs under ASC No. 310-40, Receivables - Troubled Debt Restructurings by Creditors. Additionally, a provision of the CARES Act enacted in March 2020 provides that COVID-19 related loan modifications (including modifications that are not short-term) made to a loan between March 1, 2020 and the earlier of December 31, 2020 or the sixtieth day after the end of the COVID-19 emergency declared by the President will not require the loan to be treated as a TDR under GAAP, so long as the modified loan was not past due as of December 31, 2019. On December 27, 2020, the Consolidated Appropriations Act 2021 (CAA) extended the date for COVID-19 related loan modifications from December 31, 2020 to January 1, 2022.

Note 4. Investment Securities

Debt securities AFS consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2020
U.S. GSE debt securities	$8,007,142	$165,934	$3,245	$8,169,831
Agency MBS	40,861,370	547,930	30,951	41,378,349
ABS and OAS	2,508,997	160,999	0	2,669,996
Other investments	8,169,000	318,002	0	8,487,002
Total	$59,546,509	$1,192,865	$34,196	$60,705,178

December 31, 2019
U.S. GSE debt securities	$18,002,549	$99,743	$40,672	$18,061,620
Agency MBS	16,169,819	86,874	51,318	16,205,375
ABS and OAS	2,799,657	55,418	2,166	2,852,909
Other investments	8,665,000	181,846	0	8,846,846
Total	$45,637,025	$423,881	$94,156	$45,966,750

Investments pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law consisted of U.S. GSE debt securities, Agency MBS, ABS and OAS, and CDs. These repurchase agreements mature daily. These investments as of the balance sheet dates were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2020	$59,546,509	$60,705,178
December 31, 2019	45,637,025	45,966,750

Proceeds from sales of debt securities AFS were $884,137in 2020 and $6,553,118in 2019 with gains of $39,086and $1,570, respectively, and losses of $0 and $28,060, respectively.

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

The scheduled maturities of debt securities AFS at December 31, 2020 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$2,227,000	$2,247,603
Due from one to five years	5,942,000	6,239,399
Due from five to ten years	9,511,476	9,801,921
Due after ten years	1,004,663	1,037,906
Agency MBS	40,861,370	41,378,349
Total	$59,546,509	$60,705,178

Debt securities with unrealized losses as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2020
U.S. GSE debt securities	$1,999,234	$3,245	$0	$0	2	$1,999,234	$3,245
Agency MBS	2,076,167	19,845	520,546	11,106	6	2,596,713	30,951
ABS and OAS	0	0	0	0	0	0	0
Other investments	0	0	0	0	0	0	0
Total	$4,075,401	$23,090	$520,546	$11,106	8	$4,595,947	$34,196

December 31, 2019
U.S. GSE debt securities	$7,964,192	$40,672	$0	$0	7	$7,964,192	$40,672
Agency MBS	5,273,683	24,648	2,920,091	26,670	13	8,193,774	51,318
ABS and OAS	1,000,490	2,166	0	0	1	1,000,490	2,166
Other investments	0	0	0	0	0	0	0
Total	$14,238,365	$67,486	$2,920,091	$26,670	21	$17,158,456	$94,156

Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions, or adverse developments relating to the issuer, warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

As the Company has the ability to hold its debt securities until maturity, or for the foreseeable future if classified as AFS, and it is more likely than not that the Company will not have to sell such securities before recovery of their cost basis, no declines in such securities were deemed to be other-than-temporary as of the balance sheet dates presented.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. As a result of the Bank’s level of borrowings during 2020 and 2019, the Bank was required to purchase additional FHLBB stock in aggregate totaling $537,100 and $176,000, respectively. As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan. During 2020 and 2019, FHLBB exercised capital call options with redemptions totaling $522,400and $493,600, respectively, on the Company’s portfolio of FHLBB stock. As of December 31, 2020 and 2019, the Company’s investment in FHLBB stock was $768,400and $753,700, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2020.

The Company’s investment in FRBB Stock was $588,150at December 31, 2020 and 2019.

In 2018, the Company purchased 20 shares of common stock in ACBI at a purchase price of $90,000, for the purpose of obtaining access to correspondent banking services from ABCI’s subsidiary, ACBB. These shares are subject to contractual resale restrictions and considered by management to be restricted and are recorded in the balance sheet at cost amounting to $90,000at December 31, 2020 and 2019.

Note 5. Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans as of the balance sheet dates was as follows:

	December 31,	December 31,
	2020	2019

Commercial & industrial	$161,067,501	$98,930,831
Commercial real estate	280,544,550	246,282,726
Municipal	54,807,367	55,817,206
Residential real estate - 1st lien	170,507,263	158,337,296
Residential real estate - Jr lien	38,147,659	43,230,873
Consumer	4,280,990	4,390,005
Total loans	709,355,330	606,988,937
Deduct (add):
ALL	7,208,485	5,926,491
Deferred net loan fees (costs)	1,195,741	(362,415)
Net loans	$700,951,104	$601,424,861

The following is an age analysis of loans (including non-accrual), as of the balance sheet dates, by portfolio segment:

		90 Days	Total			Non-Accrual	90 Days or More and
December 31, 2020	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$119,413	$0	$119,413	$160,948,088	$161,067,501	$434,196	$0
Commercial real estate	127,343	567,957	695,300	279,849,250	280,544,550	1,875,942	0
Municipal	0	0	0	54,807,367	54,807,367	0	0
Residential real estate
1st lien	1,872,439	828,344	2,700,783	167,806,480	170,507,263	2,173,315	390,288
Jr lien	18,322	180,711	199,033	37,948,626	38,147,659	191,311	98,889
Consumer	14,388	0	14,388	4,266,602	4,280,990	0	0
Totals	$2,151,905	$1,577,012	$3,728,917	$705,626,413	$709,355,330	$4,674,764	$489,177

		90 Days	Total			Non-Accrual	90 Days or More and
December 31, 2019	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$68,532	$44,503	$113,035	$98,817,796	$98,930,831	$480,083	$0
Commercial real estate	1,690,307	151,723	1,842,030	244,440,696	246,282,726	1,600,827	0
Municipal	0	0	0	55,817,206	55,817,206	0	0
Residential real estate
1st lien	3,871,045	1,217,098	5,088,143	153,249,153	158,337,296	2,112,267	530,046
Jr lien	331,416	147,976	479,392	42,751,481	43,230,873	240,753	112,386
Consumer	49,607	0	49,607	4,340,398	4,390,005	0	0
Totals	$6,010,907	$1,561,300	$7,572,207	$599,416,730	$606,988,937	$4,433,930	$642,432

For all loan segments, loans over 30 days past due are considered delinquent.

As of the balance sheet dates presented, residential mortgage loans in process of foreclosure consisted of the following:

	Number of loans	Balance
December 31, 2020	6	$312,807
December 31, 2019	9	495,943

As of December 31, 2020, a foreclosure moratorium first decreed in April, 2020 by the State of Vermont due to the COVID-19 emergency remained in effect.

The following summarizes changes in the ALL and select loan information, by portfolio segment:

As of or for the year ended December 31, 2020

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$836,766	$3,181,646	$0	$1,388,564	$289,684	$51,793	$178,038	$5,926,491
Charge-offs	(39,148)	(34,200)	0	(203,623)	(28,673)	(74,327)	0	(379,971)
Recoveries	1,087	20,000	0	12,856	5,809	33,213	0	72,965
Provision (credit)	43,842	686,707	82,211	537,507	(31,924)	49,782	220,875	1,589,000
ALL ending balance	$842,547	$3,854,153	$82,211	$1,735,304	$234,896	$60,461	$398,913	$7,208,485

ALL evaluated for impairment
Individually	$0	$0	$0	$108,474	$307	$0	$0	$108,781
Collectively	842,547	3,854,153	82,211	1,626,830	234,589	60,461	398,913	7,099,704
Total	$842,547	$3,854,153	$82,211	$1,735,304	$234,896	$60,461	$398,913	$7,208,485

Loans evaluated for impairment
Individually	$414,266	$1,943,723	$0	$4,657,050	$135,053	$0		$7,150,092
Collectively	160,653,235	278,600,827	54,807,367	165,850,213	38,012,606	4,280,990		702,205,238
Total	$161,067,501	$280,544,550	$54,807,367	$170,507,263	$38,147,659	$4,280,990		$709,355,330

As of or for the year ended December 31, 2019

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$697,469	$3,019,868	$0	$1,421,494	$273,445	$56,787	$133,478	$5,602,541
Charge-offs	(175,815)	(116,186)	0	(242,244)	(222,999)	(102,815)	0	860,059)
Recoveries	10,768	50,388	0	15,776	2,200	38,710	0	117,842
Provision	304,344	227,576	0	193,538	237,038	59,111	44,560	1,066,167
ALL ending balance	$836,766	$3,181,646	$0	$1,388,564	$289,684	$51,793	$178,038	$5,926,491

ALL evaluated for impairment
Individually	$0	$0	$0	$103,836	$712	$0	$0	$104,548
Collectively	836,766	3,181,646	0	1,284,728	288,972	51,793	178,038	5,821,943
Total	$836,766	$3,181,646	$0	$1,388,564	$289,684	$51,793	$178,038	$5,926,491

Loans evaluated for impairment
Individually	$420,933	$1,699,238	$0	$4,471,902	$156,073	$0		$6,748,146
Collectively	98,509,898	244,583,488	55,817,206	153,865,394	43,074,800	4,390,005		600,240,791
Total	$98,930,831	$246,282,726	$55,817,206	$158,337,296	$43,230,873	$4,390,005		$606,988,937

Impaired loans as of the balance sheet dates, by portfolio segment were as follows:

	As of December 31, 2020
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment(1)	Balance	Allowance	Investment(1)(2)	Recognized(2)

Related allowance recorded
Residential real estate
1st lien	$900,581	$950,063	$108,474	$889,262	$72,713
Jr lien	4,777	4,775	307	5,416	541
Total with related allowance	905,358	954,838	108,781	894,678	73,254

No related allowance recorded
Commercial & industrial	414,266	471,405		397,136	6,396
Commercial real estate	1,944,013	2,394,284		1,746,430	14,139
Residential real estate
1st lien	3,788,965	4,607,848		3,878,829	230,838
Jr lien	130,279	169,720		163,750	4,524
Total with no related allowance	6,277,523	7,643,257		6,186,145	255,897

Total impaired loans	$7,182,881	$8,598,095	$108,781	$7,080,823	$329,151

1)	Recorded investment in impaired loans in the table above includes accrued interest receivable and deferred net loan costs of $32,789.
2)	For the year ended December 31, 2020.

	As of December 31, 2019
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment(1)	Balance	Allowance	Investment(1)(2)	Recognized(2)

Related allowance recorded
Commercial & industrial	$0	$0	$0	$32,466	$0
Commercial real estate	0	0	0	97,720	0
Residential real estate
1st lien	878,439	902,000	103,836	982,158	86,039
Jr lien	6,121	6,101	712	6,869	648
Total with related allowance	884,560	908,101	104,548	1,119,213	86,687

No related allowance recorded
Commercial & industrial	420,933	445,509		307,208	6,396
Commercial real estate	1,699,772	2,031,764		1,812,836	21,591
Residential real estate
1st lien	3,614,960	4,273,884		3,778,822	212,883
Jr lien	149,972	157,754		224,938	4,524
Total with no related allowance	5,885,637	6,908,911		6,123,804	245,394

Total impaired loans	$6,770,197	$7,817,012	$104,548	$7,243,017	$332,081

1)	Recorded investment in impaired loans in the table above includes accrued interest receivable and deferred net loan costs of $22,051.
2)	For the year ended December 31, 2019.

Credit Quality Grouping

In developing the ALL, management uses credit quality groupings to help evaluate trends in credit quality. The Company groups credit risk into Groups A, B and C. The manner the Company utilizes to assign risk grouping is driven by loan purpose. Commercial purpose loans are individually risk graded while the retail portion of the portfolio is generally grouped by delinquency pool.

Group A loans - Acceptable Risk - are loans that are expected to perform as agreed under their respective terms. Such loans carry a normal level of risk that does not require management attention beyond that warranted by the loan or loan relationship characteristics, such as loan size or relationship size. Group A loans include commercial purpose loans that are individually risk rated and retail loans that are rated by pool. Group A retail loans include performing consumer and residential real estate loans. Residential real estate loans are loans to individuals secured by 1-4 family homes, including first mortgages, home equity and home improvement loans. Loan balances fully secured by deposit accounts or that are fully guaranteed by the federal government are considered acceptable risk.

Group B loans - Management Involved - are loans that require greater attention than the acceptable risk loans in Group A. Characteristics of such loans may include, but are not limited to, borrowers that are experiencing negative operating trends such as reduced sales or margins, borrowers that have exposure to adverse market conditions such as increased competition or regulatory burden, or borrowers that have had unexpected or adverse changes in management. These loans have a greater likelihood of migrating to an unacceptable risk level if these characteristics are left unchecked. Group B is limited to commercial purpose loans that are individually risk rated.

Group C loans - Unacceptable Risk - are loans that have distinct shortcomings that require a greater degree of management attention. Examples of these shortcomings include a borrower’s inadequate capacity to service debt, poor operating performance, or insolvency. These loans are more likely to result in repayment through collateral liquidation. Group C loans range from those that are likely to sustain some loss if the shortcomings are not corrected, to those for which loss is imminent and non-accrual treatment is warranted. Group C loans include individually rated commercial purpose loans and retail loans adversely rated in accordance with the Federal Financial Institutions Examination Council’s Uniform Retail Credit Classification Policy. Group C retail loans include 1-4 family residential real estate loans and home equity loans past due 90 days or more with loan-to-value ratios greater than 60%, home equity loans 90 days or more past due where the Bank does not hold first mortgage, irrespective of loan-to-value, loans in bankruptcy where repayment is likely but not yet established, and lastly consumer loans that are 90 days or more past due.

Commercial purpose loan ratings are assigned by the commercial account officer; for larger and more complex commercial loans, the credit rating is a collaborative assignment by the lender and the credit analyst. The credit risk rating is based on the borrower’s expected performance, i.e., the likelihood that the borrower will be able to service its obligations in accordance with the loan terms. Credit risk ratings are meant to measure risk versus simply record history. Assessment of expected future payment performance requires consideration of numerous factors. While past performance is part of the overall evaluation, expected performance is based on an analysis of the borrower’s financial strength, and historical and projected factors such as size and financing alternatives, capacity and cash flow, balance sheet and income statement trends, the quality and timeliness of financial reporting, and the quality of the borrower’s management. Other factors influencing the credit risk rating to a lesser degree include collateral coverage and control, guarantor strength and commitment, documentation, structure and covenants and industry conditions. There are uncertainties inherent in this process.

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

The risk ratings within the loan portfolio, by segment, as of the balance sheet dates were as follows:

As of December 31, 2020

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Total

Group A	$156,748,590	$261,932,833	$54,807,367	$167,478,918	$37,850,056	$4,280,990	$683,098,754
Group B	998,641	12,784,078	0	0	0	0	13,782,719
Group C	3,320,270	5,827,639	0	3,028,345	297,603	0	12,473,857
Total	$161,067,501	$280,544,550	$54,807,367	$170,507,263	$38,147,659	$4,280,990	$709,355,330

As of December 31, 2019

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Total

Group A	$93,774,871	$233,702,063	$55,817,206	$154,770,678	$42,725,543	$4,390,005	$585,180,366
Group B	3,295,223	4,517,811	0	0	0	0	7,813,034
Group C	1,860,737	8,062,852	0	3,566,618	505,330	0	13,995,537
Total	$98,930,831	$246,282,726	$55,817,206	$158,337,296	$43,230,873	$4,390,005	$606,988,937

Modifications of Loans and TDRs

A loan is classified as a TDR if, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider.

The Company is deemed to have granted such a concession if it has modified a troubled loan in any of the following ways:

•	Reduced accrued interest;
•	Reduced the original contractual interest rate to a rate that is below the current market rate for the borrower;
•	Converted a variable-rate loan to a fixed-rate loan;
•	Extended the term of the loan beyond an insignificant delay;
•	Deferred or forgiven principal in an amount greater than three months of payments; or
•	Performed a refinancing and deferred or forgiven principal on the original loan.
•	Capitalized protective advance to pay delinquent real estate taxes.
•	Capitalized delinquent accrued interest.

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

The Company has adopted the TDR guidance issued by the federal banking agencies in March and April 2020 regarding the treatment of certain short-term loan modifications relating to the COVID-19 pandemic (See Note 3). Under this guidance, qualifying concessions and modifications are not considered TDRs. As of December 31, 2020, the Company had granted short term loan concessions and/or modifications within the terms of this guidance to 514 borrowers, with respect to loans having an aggregate principal amount of $119.8 million. These loans may bear a higher risk of default in future periods.

New TDRs, by portfolio segment, for the periods presented were as follows:

Year ended December 31, 2020

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Residential real estate
1st lien	6	$591,826	$687,751

Year ended December 31, 2019

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial & industrial	6	$371,358	$372,259
Commercial real estate	1	19,266	21,628
Residential real estate
1st lien	6	755,476	798,800
Jr lien	1	55,557	57,415
	14	$1,201,657	$1,250,102

The TDRs for which there was a payment default during the twelve month periods presented were as follows:

Year ended December 31, 2020

	Number of	Recorded
	Contracts	Investment

Residential real estate - 1st lien	1	$165,168

Year ended December 31, 2019

	Number of	Recorded
	Contracts	Investment

Commercial & industrial	2	$27,818
Residential real estate - 1st lien	1	227,907
Residential real estate - Jr lien	1	55,010
	4	$310,735

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

The specific allowances related to TDRs as of the balance sheet dates presented were as follows:

	2020	2019

Specific allowance	$108,781	$104,548

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans. The Company is contractually committed to lend under one SBA guaranteed line of credit to a borrower whose lending relationship was previously restructured.

Note 6. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $164,610,868 and $167,673,467 at December 31, 2020 and 2019, respectively. Net gain realized on the sale of loans was $1,027,175 and $290,116 for the years ended December 31, 2020 and 2019, respectively.

The following table summarizes changes in MSRs for the years ended December 31,

	2020	2019

Balance at beginning of year	$939,577	$1,004,948
MSRs capitalized	292,654	114,580
MSRs amortized	(256,435)	(179,951)
Change in valuation allowance	(53,650)	0
Balance at end of year	$922,146	$939,577

Note 7. Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2020	2019

Buildings and improvements	$10,421,580	$10,575,514
Land and land improvements	2,663,549	2,650,671
Furniture and equipment	5,307,533	6,848,263
Leasehold improvements	824,605	1,161,073
Finance lease	588,347	588,347
Operating leases	1,417,859	1,490,779
Other prepaid assets	181,627	159,914
	21,405,100	23,474,561
Less accumulated depreciation and amortization	(11,195,231)	(12,515,158)
Net bank premises and equipment	$10,209,869	$10,959,403

Note 8. Leases

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

The components of lease expense for the periods presented were as follows:

Years Ended December 31,	2020	2019

Operating lease cost	$259,954	$255,475

Finance lease cost:
Amortization of right-of-use assets	$38,667	$70,667
Interest on lease liabilities	5,396	16,705
Variable rent expense	33,940	33,940
Total finance lease cost	$78,003	$121,312

Total rental expense not associated with operating lease costs above amounted to $15,872 and $16,601 for the years ended December 31, 2020 and 2019, respectively.

Supplemental information related to leases as of the balance sheet dates was as follows:

December 31,	2020	2019

Operating Leases
Operating lease right-of-use assets	$1,048,686	$1,254,384

Operating lease liabilities	$1,060,391	$1,263,173

Finance Leases
Finance lease right-of-use assets	$85,680	$124,347

Finance lease liabilities	$38,159	$99,823

December 31,	2020	2019

Weighted Average Remaining Lease Term
Operating Leases	4.0 Years	4.4 Years
Finance Leases	0.5 Years	1.5 Years

Weighted Average Discount Rate
Operating Leases	1.28%	1.28%
Finance Leases	7.50%	7.50%

Operating lease obligations

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2026, with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2020 for each of the next five years and in aggregate are:

2021	$210,350
2022	216,180
2023	223,432
2024	199,648
2025	154,659
Subsequent to 2025	99,165
Total	$1,103,434

Finance lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2020:

2021	$39,119
Less amount representing interest	(960)
Present value of net minimum lease payments	$38,159

A reconciliation of the undiscounted cash flows in the maturity analysis above and the lease liability recognized in the consolidated balance sheet as of December 31, 2020, is shown below:

	Operating Leases	Finance Leases

Undiscounted cash flows	$1,103,434	$39,119
Discount effect of cash flows	(43,043)	(960)
Lease liabilities	$1,060,391	$38,159

Note 9. Goodwill

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2020 and 2019 and concluded that no impairment existed as of such dates.

Note 10. Other Investments

The Company purchases, from time to time, interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income residents of northeastern and central Vermont. The tax credits from these investments were $433,970 and $415,099 for the years ended December 31, 2020 and 2019, respectively. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $336,686 and $312,106 for 2020 and 2019, respectively. The carrying values of the limited partnership investments were $2,425,721 and $2,762,406 at December 31, 2020 and 2019, respectively, and are included in Other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through CFS Partners, a Vermont LLC that owns 100% of the LLC equity interests of CFSG. The Bank accounts for its investment in CFS Partners under the equity method of accounting. The Company’s investment in CFS Partners, included in Other assets, amounted to $4,220,418 and $3,535,527 as of December 31, 2020 and 2019, respectively. The Company recognized income of $684,891 and $588,696 for 2020 and 2019, respectively, through CFS Partners from the operations of CFSG.

Note 11. Deposits

The following is a maturity distribution of time deposits at December 31, 2020:

2021	$74,922,873
2022	16,406,502
2023	7,116,526
2024	11,344,797
2025	3,541,263
Total	$113,331,961

Total deposits in excess of the FDIC insurance level amounted to $268,444,165 as of December 31, 2020.

Note 12. Borrowed Funds

Outstanding advances for the Company as of the balance sheet dates presented were as follows:

	2020	2019
Long-Term Advances(1)
FHLBB term advance, 0.00%, due January 07, 2021	$150,000	$0
FHLBB term advance, 0.00%, due February 26, 2021	350,000	350,000
FHLBB term advance, 0.00%, due November 22, 2021	1,000,000	1,000,000
FHLBB term advance, 0.00%, due September 22, 2023	200,000	200,000
FHLBB term advance, 0.00%, due November 12, 2025	300,000	300,000
FHLBB term advance, 0.00%, due November 13, 2028	800,000	800,000
	$2,800,000	$2,650,000

1)

The FHLBB is providing a subsidy, funded by the FHLBB’s earnings, to write down interest rates to zero percent on JNE advances that finance qualifying loans to small businesses. JNE advances must support small business in New England that create and/or retain jobs, or otherwise contribute to overall economic development activities.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties, as well as certain qualifying CRE loans. Qualified collateral for these borrowings totaled $132,667,958 and $135,672,471 as of December 31, 2020 and 2019, respectively, and the Company’s gross potential borrowing capacity under this arrangement was $93,052,713 and $97,358,249, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB. At December 31, 2020, $23,475,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $14,425,000 at December 31, 2019. Total fees paid by the Company in connection with issuance of these letters of credit were $46,748 for 2020 and $41,069 for 2019.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2020 and 2019, with no outstanding advances under this line at either year-end date. Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source. For this BIC arrangement, the Company pledged eligible commercial and industrial loans, CRE loans not pledged to FHLBB and home equity loans, resulting in an available line of $50,378,933 and $56,896,877 as of December 31, 2020 and 2019, respectively. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 25 basis points as of December 31, 2020. As of December 31, 2020 and 2019, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with three correspondent banks, with aggregate available borrowing capacity totaling $25,500,000 at December 31, 2020 and 2019. The Company had no outstanding advances against these lines for the periods presented.

Note 13. Junior Subordinated Debentures

As of December 31, 2020 and 2019, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due in 2037 (the Debentures). The Debentures bear a floating rate equal to the 3-month LIBOR plus 2.85%. During 2020, the floating rate averaged 3.65% per quarter compared to an average rate of 5.33% per quarter for 2019. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee. The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012. Interest paid on the Debentures for 2020 and 2019 was $476,666 and $694,573, respectively, and is deductible for tax purposes.

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

The Debentures are currently includable in the Company’s Tier 1 capital up to 25% of core capital elements (see Note 23).

Note 14. Repurchase Agreements

Securities sold under agreements to repurchase mature daily and consisted of the following:

As of or for the year ended

December 31,	2020	2019

Period end balance	$38,727,312	$33,189,848
Average balance	29,687,950	33,545,527
Highest month-end balance	38,727,312	38,868,833
Weighted average interest rate	0.86%	0.89%

Pledged investment (1)
Amortized cost	59,546,509	45,637,025
Fair value	60,705,178	45,966,750

1)	U.S. GSE securities, Agency MBS, ABS and OAS, and CDs were pledged as collateral for the periods presented.

Note 15. Income Taxes

The Company prepares its income tax return on a consolidated basis. Income taxes are allocated to members of the consolidated group based on taxable income.

The components of the Provision for income taxes for the years ended December 31 were as follows:

	2020	2019

Currently paid or payable	$2,518,516	$1,693,624
Deferred (benefit) expense	(270,427)	96,236
Total income tax expense (1)	$2,248,089	$1,789,860

1)

Due to an increase of loan activity in 2019 in the state of New Hampshire, the Company is now subject to sales tax nexus on the income generated from this loan activity. Estimated tax payments of $3,000 and $10,000 was made to the state of New Hampshire during 2020 and 2019, respectively, in anticipation of tax due for the respective tax years.

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 21% primarily due to the following for the years ended December 31:

	2020	2019

Computed expense at statutory rates	$2,731,384	$2,236,904
Tax exempt interest and BOLI	(309,102)	(306,073)
Disallowed interest	12,917	15,798
Partnership rehabilitation and tax credits	(433,970)	(415,099)
Low income housing investment amortization expense	265,982	246,564
Other	(19,122)	11,766
	$2,248,089	$1,789,860

The deferred income tax (benefit) expense consisted of the following items for the years ended December 31:

	2020	2019

Depreciation	$10,368	$126,734
Mortgage servicing rights	(3,661)	(13,728)
Deferred compensation	3,722	3,701
Bad debts	(269,219)	(68,029)
Limited partnership amortization	(39,430)	60,588
Investment in CFSG Partners	13,408	(3,323)
Loan fair value	0	(6,171)
Prepaid expenses	11,072	(10,741)
Other	3,313	7,205
Change in deferred tax (benefit) expense	$(270,427)	$96,236

Listed below are the significant components of the net deferred tax asset at December 31:

	2020	2019

Components of the deferred tax asset:
Bad debts	$1,513,782	$1,244,563
Deferred compensation	9,176	12,898
Contingent liability - MPF program	17,838	17,838
Finance lease	7,101	11,930
Other	20,814	16,346
Total deferred tax asset	1,568,711	1,303,575

Components of the deferred tax liability:
Depreciation	394,564	384,197
Limited partnerships	37,565	76,995
Mortgage servicing rights	193,650	197,311
Unrealized gain on debt securities AFS	243,321	69,242
Investment in CFS Partners	84,462	71,054
Operating lease	3,178	226
Prepaid expenses	79,810	68,738
Total deferred tax liability	1,036,550	867,763
Net deferred tax asset	$532,161	$435,812

US GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in Other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements. The Company is currently open to audit under the statute of limitations by the IRS for the years ended December 31, 2017 through 2019. The 2020 tax return has not yet been filed.

Note 16. 401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. The pension expense was $648,405 and $624,000 for 2020 and 2019, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 17. Deferred Compensation and Supplemental Employee Retirement Plans

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors. Participants are general unsecured creditors of the Company with respect to these benefits. The benefits accrued under these plans were $43,694 and $61,421 at December 31, 2020 and 2019, respectively. Expenses associated with these plans were $274 and $376 for the years ended December 31, 2020 and 2019, respectively.

Note 18. Financial Instruments with Off-Balance-Sheet Risk

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

The Company’s maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company applies the same credit policies and underwriting criteria in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2020	2019

Unused portions of home equity lines of credit	$35,217,177	$32,784,105
Residential and commercial construction lines of credit	14,843,617	12,364,436
Commercial real estate commitments	32,888,666	24,377,588
Commercial and industrial commitments	57,848,075	47,659,341
Other commitments to extend credit	42,140,295	64,469,012
Standby letters of credit and commercial letters of credit	1,585,000	1,375,500
Recourse on sale of credit card portfolio	327,855	254,430
MPF credit enhancement obligation, net (See Note 19)	552,158	552,158

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. At December 31, 2020 and 2019, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $1,280,400 and $1,643,200, respectively. The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding. Based on historical losses, the Company does not expect any significant losses from this commitment.

The Company evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit, or a commitment to extend credit, is based on management’s credit evaluation of the counter-party. Collateral or other security held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

In connection with its 2007 trust preferred securities financing, the Company guaranteed the payment obligations under the $12,500,000 of capital securities of its subsidiary, the Trust. The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust. The Company’s obligation under those debentures is fully reflected in the Company’s consolidated balance sheet, in the gross amount of $12,887,000 as of the dates presented, of which $12,500,000 represents external financing through the issuance to investors of capital securities by the Trust (see Note 13).

Note 19. Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB. Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return. The Company is responsible for a CEO based on the credit quality of these loans. FHLBB funds a FLA based on the Company’s outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner’s equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB’s FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB. These loans must meet specific underwriting standards of the FHLBB. As of December 31, 2020 and 2019, the Company had $28,137,890 and $33,990,463, respectively, in loans sold through the MPF program and on which the Company had a CEO. As of December 31, 2020 and 2019, the notional amount of the maximum CEO related to this program was $637,102, and the accrued contingent liability for this CEO was $84,944. The contingent liability is calculated by management based on the methodology used in calculating the ALL, adjusted to reflect the risk sharing arrangements with the FHLBB.

Note 20. Legal Proceedings

In the normal course of business, the Company is involved in various claims and legal proceedings. In the opinion of the Company’s management, any liabilities resulting from such proceedings are not expected to be material to the Company’s consolidated financial condition or results of operations.

Note 21. Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2020	2019

Balance, beginning of year	$9,127,542	$6,730,842
Loans - new Directors	9,769,951	0
New loans to existing Principal Officers/Directors	3,330,226	4,491,524
Repayment	(5,453,184)	(2,094,824)
Balance, end of year	$16,774,535	$9,127,542

Total funds of related parties on deposit with the Company were $14,251,646 and $8,942,886 at December 31, 2020 and 2019, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan. The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan. CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants. The Company pays monthly management fees to CFSG for its services to the 401(k) plan amounting to $48,780 and $57,209, respectively, for the years ended December 31, 2020 and 2019.

Note 22. Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits. However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts. The Company was required to maintain contracted balances with a correspondent bank of $30,000 at December 31, 2020 and 2019.

Note 23. Regulatory Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Additional prompt corrective action capital requirements are applicable to banks, but not to bank holding companies.

Under current banking rules governing required regulatory capital, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table on the following page) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). The Company’s non-cumulative Series A preferred stock ($1.5 million liquidation preference in 2020 and 2019) is includable without limitation in its Common equity tier 1 and Tier 1 capital. The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill, net of any related deferred income tax liability, with the balance includable in Tier 2 capital. Management believes that, as of December 31, 2020, the Company and the Bank met all capital adequacy requirements to which they were subject.

Under the 2018 Regulatory Relief Act, these capital requirements have been simplified for qualifying community banks and bank holding companies. In September 2019, the OCC and the other federal bank regulators approved a final joint rule that permits a qualifying community banking organization to opt in to a simplified regulatory capital framework. A qualifying institution that elects to utilize the simplified framework must maintain a CBLR in excess of 9%, and will thereby be deemed to have satisfied the generally applicable risk-based and other leverage capital requirements and (if applicable) the FDIC’s prompt corrective action framework. In order to utilize the CBLR framework, in addition to maintaining a CBLR of over 9%, a community banking organization must have less than $10 billion in total consolidated assets and must meet certain other criteria such as limitations on the amount of off-balance sheet exposures and on trading assets and liabilities. The CBLR is calculated by dividing tangible equity capital by average total consolidated assets. The final rule became effective on January 1, 2020 for capital calculations as of March 31, 2020 and thereafter.

Beginning in 2016, an additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period. The capital conservation buffer was fully phased-in on January 1, 2019 at 2.5% of risk-weighted assets. A banking organization with a conservation buffer of less than 2.5% is subject to limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The Company and the Bank were fully compliant as of the periods presented in the table below.

Pursuant to the CARES Act, the federal banking agencies adopted an interim rule temporarily lowering the CBLR benchmark to in excess of 8%, rather than 9%, with a phased increase of the CBLR back to the 9% level by the end of 2021. The Company and Bank continued to qualify to utilize the CBLR framework as of December 31, 2020, but have not elected to do so.

As of December 31, 2020, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded currently applicable consolidated regulatory guidelines for capital adequacy. While we believe that the Company has sufficient capital to withstand an extended economic downturn in the wake of the COVID-19 pandemic, our regulatory capital ratios could be adversely impacted by future credit losses and other operational impacts related to COVID-19.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum		Minimum
			Minimum		For Capital		To Be Well
			For Capital		Adequacy Purposes		Capitalized Under
			Adequacy		with Conservation		Prompt Corrective
	Actual		Purposes:		Buffer(1):		Action Provisions(2):
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2020
Common equity tier 1 capital
(to risk-weighted assets)
Company	$77,594	14.15%	$24,680	4.50%	$38,391	7.00%	N/A	N/A
Bank	$77,017	14.06%	$24,654	4.50%	$38,351	7.00%	$35,611	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$77,594	14.15%	$32,907	6.00%	$46,618	8.50%	N/A	N/A
Bank	$77,017	14.06%	$32,872	6.00%	$46,569	8.50%	$43,829	8.00%
Total capital (to risk-weighted assets)
Company	$84,455	15.40%	$43,876	8.00%	$57,587	10.50%	N/A	N/A
Bank	$83,871	15.31%	$43,829	8.00%	$57,526	10.50%	$54,787	10.00%
Tier 1 capital (to average assets)
Company	$77,594	8.80%	$35,273	4.00%	N/A	N/A	N/A	N/A
Bank	$77,017	8.74%	$35,252	4.00%	N/A	N/A	$44,065	5.00%

December 31, 2019:
Common equity tier 1 capital
(to risk-weighted assets)
Company	$69,947	13.48%	$23,352	4.50%	$36,325	7.00%	N/A	N/A
Bank	$69,330	13.38%	$23,325	4.50%	$36,283	7.00%	$33,691	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$69,947	13.48%	$31,135	6.00%	$44,108	8.50%	N/A	N/A
Bank	$69,330	13.38%	$31,099	6.00%	$44,057	8.50%	$41,466	8.00%
Total capital (to risk-weighted assets)
Company	$75,943	14.63%	$41,514	8.00%	$54,487	10.50%	N/A	N/A
Bank	$75,326	14.53%	$41,466	8.00%	$54,424	10.50%	$51,832	10.00%
Tier 1 capital (to average assets)
Company	$69,947	9.57%	$29,223	4.00%	N/A	N/A	N/A	N/A
Bank	$69,330	9.50%	$29,201	4.00%	N/A	N/A	$36,501	5.00%

1)	Conservation Buffer is calculated based on risk-weighted assets and does not apply to calculations of average assets.
2)	Applicable to banks, but not bank holding companies.

The Company’s ability to pay dividends to its shareholders is largely dependent on the Bank’s ability to pay dividends to the Company. The Bank is restricted by law as to the amount of dividends that can be paid. Dividends declared by national banks that exceed net income for the current and preceding two years must be approved by the Bank’s primary banking regulator, the Office of the Comptroller of the Currency. Regardless of formal regulatory restrictions, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Note 24. Fair Value

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Level 2	2020	2019
Assets: (market approach)
U.S. GSE debt securities	$8,169,831	$18,061,620
Agency MBS	41,378,349	16,205,375
ABS and OAS	2,669,996	2,852,909
Other investments	8,487,002	8,846,846
Total	$60,705,178	$45,966,750

There were no Level 1 or Level 3 assets or liabilities measured on a recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2020 or 2019.

Assets Recorded at Fair Value on a Non-Recurring Basis

The following table includes assets measured at fair value on a non-recurring basis that have had a fair value adjustment since their initial recognition. Impaired loans measured at fair value only include impaired loans with a partial write-down or with a related specific ALL and are presented net of the specific allowances as disclosed in Note 5.

Assets measured at fair value on a non-recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Level 2	2020	2019
Assets: (market approach)
Impaired loans, net of related allowance	$323,645	$0
Loans held-for-sale	130,400	0
MSRs (1)	922,146	939,577
OREO	0	966,738

1)	Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2020 and 2019.

There were no Level 1 or Level 3 assets or liabilities measured on a non-recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2020 or 2019.

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

The carrying amounts and estimated fair values of the Company’s financial instruments were as follows:

December 31, 2020		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$115,050	$115,050	$0	$0	$115,050
Debt securities AFS	60,705	0	60,705	0	60,705
Restricted equity securities	1,447	0	1,447	0	1,447
Loans and loans held-for-sale, net of ALL
Commercial & industrial	158,601	0	0	160,371	160,371
Commercial real estate	276,476	0	208	279,281	279,489
Municipal	54,694	0	0	55,601	55,601
Residential real estate - 1st lien	169,201	0	116	170,385	170,501
Residential real estate - Jr lien	37,892	0	0	37,991	37,991
Consumer	4,218	0	0	4,238	4,238
MSRs (1)	922	0	922	0	922
Accrued interest receivable	2,988	0	2,988	0	2,988

Financial liabilities:
Deposits
Other deposits	778,085	0	779,824	0	779,824
Brokered deposits	4,206	0	4,208	0	4,208
Long-term borrowings	2,800	0	2,724	0	2,724
Repurchase agreements	38,727	0	38,727	0	38,727
Operating lease obligations	1,060	0	1,060	0	1,060
Finance lease obligations	38	0	38	0	38
Subordinated debentures	12,887	0	12,876	0	12,876
Accrued interest payable	86	0	86	0	86

1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2020, regardless of carrying amount.

December 31, 2019		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$48,562	$48,562	$0	$0	$48,562
Debt securities AFS	45,967	0	45,967	0	45,967
Restricted equity securities	1,432	0	1,432	0	1,432
Loans and loans held-for-sale, net of ALL
Commercial & industrial	98,062	0	0	97,356	97,356
Commercial real estate	243,022	0	0	242,735	242,735
Municipal	55,817	0	0	55,867	55,867
Residential real estate - 1st lien	156,897	0	0	156,520	156,520
Residential real estate - Jr lien	42,927	0	0	42,950	42,950
Consumer	4,337	0	0	4,306	4,306
MSRs (1)	940	0	1,250	0	1,250
Accrued interest receivable	2,337	0	2,337	0	2,337

Financial liabilities:
Deposits
Other deposits	603,872	0	604,267	0	604,267
Brokered deposits	11,149	0	11,153	0	11,153
Long-term borrowings	2,650	0	2,427	0	2,427
Repurchase agreements	33,190	0	33,190	0	33,190
Operating lease obligations	1,263	0	1,263	0	1,263
Finance lease obligations	100	0	100	0	100
Subordinated debentures	12,887	0	12,831	0	12,831
Accrued interest payable	139	0	139	0	139

1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2019, regardless of carrying amount.

The estimated fair values of commitments to extend credit, letters of credit and financial guarantees for the benefit of customers were immaterial at December 31, 2020 and 2019.

Note 25. Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of the Company.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Balance Sheets	2020	2019

Assets

Cash	$750,371	$744,687
Investment in subsidiary - Community National Bank	89,598,666	81,164,447
Investment in Capital Trust	387,000	387,000
Income taxes receivable	184,973	213,071
Total assets	$90,921,010	$82,509,205

Liabilities and Shareholders’ Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	745,297	727,526
Total liabilities	13,632,297	13,614,526

Shareholders’ Equity

Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding
at December 31, 2020 and 2019 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,527,380 and 5,449,857 shares issued at December 31, 2020 and 2019, respectively
(including 18,128 and 16,267 shares issued February 1, 2021 and 2020, respectively)	13,818,450	13,624,643
Additional paid-in capital	34,309,646	33,464,381
Retained earnings	29,368,046	22,667,949
Accumulated other comprehensive income	915,348	260,483
Less: treasury stock, at cost; 210,101 shares at December 31, 2020 and 2019	(2,622,777)	(2,622,777)
Total shareholders’ equity	77,288,713	68,894,679

Total liabilities and shareholders’ equity	$90,921,010	$82,509,205

The investment in the subsidiary bank is carried under the equity method of accounting. The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2020	2019

Income
Bank subsidiary distributions	$3,675,000	$4,256,000
Dividends on Capital Trust	14,314	20,858
Total income	3,689,314	4,276,858

Expense
Interest on junior subordinated debentures	476,666	694,573
Administrative and other	418,474	340,904
Total expense	895,140	1,035,477

Income before applicable income tax benefit and equity in undistributed net income of subsidiary	2,794,174	3,241,381
Income tax benefit	184,973	213,071

Income before equity in undistributed net income of subsidiary	2,979,147	3,454,452
Equity in undistributed net income of subsidiary	7,779,355	5,369,994
Net income	$10,758,502	$8,824,446

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2020	2019

Cash Flows from Operating Activities
Net income	$10,758,502	$8,824,446
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(7,779,355)	(5,369,994)
(Increase) decrease in income taxes receivable	28,097	(5,827)
Net cash provided by operating activities	3,007,244	3,448,625

Cash Flows from Financing Activities
Redemption of preferred stock	0	(500,000)
Dividends paid on preferred stock	(54,375)	(87,500)
Dividends paid on common stock	(2,947,185)	(2,837,058)
Net cash used in financing activities	(3,001,560)	(3,424,558)
Net increase in cash	5,684	24,067

Cash
Beginning	744,687	720,620
Ending	$750,371	$744,687

Cash Received for Income Taxes	$213,071	$207,244

Cash Paid for Interest	$476,666	$694,573

Dividends paid:
Dividends declared	$4,004,030	$3,951,279
Increase in dividends payable attributable to dividends declared	(17,773)	(16,987)
Dividends reinvested	(1,039,072)	(1,097,234)
	$2,947,185	$2,837,058

Note 26. Quarterly Financial Data (Unaudited)

A summary of financial data for the four quarters of 2020 and 2019 is presented below:

2020	March 31,	June 30,	September 30,	December 31,

Interest income	$7,772,152	$8,191,442	$8,086,866	$9,011,834
Interest expense	1,476,393	1,206,909	1,050,780	1,112,604
Provision for loan losses	376,503	307,499	362,499	542,499
Non-interest income	1,353,707	1,762,102	1,941,295	1,714,620
Non-interest expense	5,093,219	4,987,453	5,104,717	5,206,352
Net income	1,861,239	2,842,311	2,880,443	3,174,509
Earnings per common share	0.35	0.54	0.54	0.60

2019	March 31,	June 30,	September 30,	December 31,

Interest income	$7,698,368	$8,262,422	$7,906,454	$7,891,564
Interest expense	1,538,540	1,546,953	1,509,033	1,548,595
Provision for loan losses	212,503	141,666	412,499	299,499
Non-interest income	1,318,700	1,434,138	1,597,332	1,595,896
Non-interest expense	5,155,924	5,079,060	4,863,716	4,782,580
Net income	1,771,905	2,419,298	2,261,943	2,371,300
Earnings per common share	0.34	0.46	0.43	0.45

Note 27. Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2020	2019
Income
Income from investment in CFS Partners	$684,891	$588,696

Expenses
Outsourcing expense	$473,426	$428,668
Service contracts - administration	506,144	539,510
Marketing	425,000	450,533
State deposit tax	704,047	669,502
ATM fees	486,590	434,270

Note 28. Subsequent Events

Declaration of Cash Dividend

On December 9, 2020, the Company declared a cash dividend of $0.19 per share payable February 1, 2021 to shareholders of record as of January 15, 2021. On March 17, 2021, the Company declared a cash dividend of $0.22 per share payable May 1, 2021 to shareholders of record as of April 15, 2021. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2020 and 2019

The following discussion analyzes the consolidated financial condition of the Company and its wholly-owned subsidiary, Community National Bank, as of December 31, 2020 and 2019, and its consolidated results of operations for the years then ended. The Company is considered a “smaller reporting company” under the disclosure rules of the SEC. Accordingly, the Company has elected to provide its audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period and intends to provide smaller reporting company scaled disclosures where management deems it appropriate. Additionally, beginning with this annual report, the Company is considered a non-accelerated filer under the amended disclosure rules of the SEC.

The following discussion should be read in conjunction with the Company’s audited consolidated financial statements and related notes. Please refer to Note 1 in the accompanying audited consolidated financial statements for a listing of acronyms and defined terms used throughout the following discussion.

FORWARD-LOOKING STATEMENTS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the results of operations, financial condition and business of the Company and its subsidiary. Words used in the discussion below such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects”, “plans,” “assumes”, “predicts,” “may”, “might”, “will”, “could”, “should” and similar expressions, indicate that management of the Company is making forward-looking statements.

Forward-looking statements are not guarantees of future performance. They necessarily involve risks, uncertainties and assumptions. Examples of forward looking statements included in this discussion include, but are not limited to, statements regarding the potential effects of the COVID-19 pandemic on our business, financial condition, results of operations and prospects; the estimated contingent liability related to assumptions made within the asset/liability management process; management’s expectations as to the future interest rate environment and the Company’s related liquidity level; credit risk expectations relating to the Company’s loan portfolio and its participation in the FHLBB MPF program; and management’s general outlook for the future performance of the Company or the local or national economy. Although forward-looking statements are based on management’s expectations and estimates as of the date they are made, many of the factors that could influence or determine actual results are unpredictable and not within the Company’s control.

Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

•	general economic or business conditions, either nationally, regionally or locally, deteriorate, resulting in a decline in credit quality or a diminished demand for the Company’s products and services;
•	competitive pressures increase among financial service providers in the Company’s northern New England market area or in the financial services industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems;
•	interest rates change in such a way as to negatively affect the Company’s net income, asset valuations or margins;
•	changes in laws or government rules, including the rules of the federal Consumer Financial Protection Bureau, or the way in which courts or government agencies interpret or implement those laws or rules, increase our costs of doing business, causing us to limit or change our product offerings or pricing, or otherwise adversely affect the Company’s business;
•	changes in federal or state tax laws or policy;
•	changes in the level of nonperforming assets and charge-offs;
•	changes in applicable accounting policies, practices and standards, including, without limitation, implementation of pending changes to the measurement of credit losses in financial statements under US GAAP pursuant to the CECL model;
•	changes in consumer and business spending, borrowing and savings habits;
•	reductions in deposit levels, which necessitate increased borrowings to fund loans and investments;
•	the geographic concentration of the Company’s loan portfolio and deposit base;
•	losses due to the fraudulent or negligent conduct of third parties, including the Company’s service providers, customers and employees;
•	cybersecurity risks could adversely affect the Company’s business, financial performance or reputation and could result in financial liability for losses incurred by customers or others due to data breaches or other compromise of the Company’s information security systems;

•	higher-than-expected costs are incurred relating to information technology or difficulties arise in implementing technological enhancements;
•	management’s risk management measures may not be completely effective;
•	changes in the United States monetary and fiscal policies, including the interest rate policies of the FRB and its regulation of the money supply;
•	adverse changes in the credit rating of U.S. government debt;
•	the planned phase out the LIBOR by the end of 2021, which could adversely affect the Company’s interest costs in future periods on its $12,887,000 in principal amount of Junior Subordinated Debentures due December 12, 2037, which currently bear interest at a variable rate, adjusted quarterly, equal to 3-month LIBOR, plus 2.85%;
•	the effect of COVID-19 on our Company, the communities where we have branches and loan production offices, the State of Vermont and the national and global economies and overall stability of the financial markets;
•	government and regulatory responses to the COVID-19 pandemic;
•	operational and internal system failures due to changes in normal business practices, including remote working for Company staff;
•	increased cybercrime and payment system risk due to increase usage by customers of online and other remote banking channels;
•	rising unemployment rates in our markets due to the COVID-19 related business shutdowns, delays and setbacks in scheduled re-openings and other economic disruptions, which reduces our borrowers’ ability to repay their loans and reduces customer demand for our products and services; and
•	the short-term and long-term effects of government interventions in the U.S. economy and financial system in response to the COVID-19 pandemic, including the effects of recent legislative, tax, accounting and regulatory actions and reforms, such as passage of the CARES Act, the actions of the Federal Reserve affecting monetary policy, and the temporary moratorium on foreclosures imposed by the State of Vermont in response to the COVID-19 emergency.

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

OVERVIEW

The Company’s consolidated assets at year-end 2020 were $918.2 million compared to $738.0 million at year-end 2019, an increase of 24.4%. The asset growth was driven by an increase of $102.4 million, or 16.9%, in loans. This loan growth during 2020 was primarily due to the origination of $105.0 million in PPP loans, of which $64.3 million remained outstanding at December 31, 2020. Community National Bank, the subsidiary of the Company, participated in the PPP administered by the SBA as part of the CARES Act. The AFS securities portfolio increased $14.7 million, or 32.1% year over year, also contributing to the increase in consolidated assets.

Throughout 2020, the Company navigated through the new challenges presented by the COVID-19 pandemic. Starting in late March and throughout the remainder of the year, the Company continued to grant loan payment deferrals to customers impacted by the pandemic. As of December 31, 2020, 514 business and retail customer portfolio loans, with unpaid principal balances of $119.8 million, remain modified to provide temporary debt relief to customers impacted by the COVID-19 pandemic. These short term concessions were made in accordance with guidance from the federal banking regulators, confirmed by them with the FASB, and are therefore not considered to be impaired under GAAP (see Notes 3 and 5 to the accompanying audited consolidated financial statements for additional information).

Total deposits on December 31, 2020 were $782.3 million compared to $615.0 million on December 31, 2019, an increase of $167.3 million, or 27.2%, reflecting the combined effect of increases in core deposits (demand deposit accounts, both interest bearing and non-interest bearing) of $118.7 million, or 38.3%, money market funds of $24.1 million, or 26.3%, and savings accounts of $27.4 million, or 28.2%. The significant increases in core deposits were driven in part by PPP loan funds that were deposited in business checking accounts as well as increases in customer checking accounts likely from stimulus payments, unemployment benefits and deferral or forbearance agreements on residential mortgage and student loans.

Interest income increased $1.3 million, or 4.1%, year over year. The opportunity for an increase in interest income from the loan growth was offset by the impact of the decrease in the prime rate on new loan originations and interest rate adjustments on adjustable rate loans, as well as the mandated 1% interest rate on SBA PPP loans. The low interest rate environment also resulted in a decrease in interest earned on the investment portfolio and federal funds sold. The origination of the PPP loans resulted in processing fees from the SBA of approximately $2.2 million, representing 81.4% of the total of fees on loans of $2.6 million for the year ended December 31, 2020, compared to total fees on loans of $624,686 for the same period in 2019.

Despite the increase in interest-bearing deposits, interest expense decreased $1.3 million, or 21.1%, for the year ended December 31, 2020 compared to the same period in 2019. The decrease in interest expense is due to a reduction of rates paid on interest-bearing transaction accounts, money market accounts and time deposits, following the 150 basis point decrease in short-term rates initiated by the FRB in March in response to the COVID-19 pandemic. Please refer to the interest rate sensitivity discussion in the Interest Rate Risk and Asset and Liability Management section for more information on the impact that FRB action and changes in the yield curve could have on net interest income.

The provision for loan losses for the year ended 2020 was $1.6 million compared to $1.1 million for 2019, resulting in an increase of 49.0% between years. The year over year increase to the provision was partially due to loan growth early in the year as well as adjustments to the qualitative factors used to estimate the allowance for loan losses, particularly factors related to the economic impact to borrowers from the COVID pandemic. PPP loans bear a 100% SBA guarantee and therefore had little impact on the calculation of the provision. Please refer to the ALL and provisions discussion in the Credit Risk section for more information on these increases.

Consolidated net income in 2020 increased $1.9 million, or 21.9%, from $8.8 million for 2019 to $10.8 million for 2020. Non-interest income increased $825,658, or 13.9%, and non-interest expense increased $510,461, or 2.6%, contributing to a portion of the increase in net income for 2020 versus 2019. Despite the pandemic, the low rate environment during 2020 provided for an increase in mortgage business, both in refinancing of existing loans and new home purchases. Income from sold loans increased substantially by $763,557, or 108.1%, year over year. Loan originations that were subsequently sold in the secondary market were $37.0 million for 2020 compared to $13.8 million in 2019, resulting in gains on sale of loans of $1,027,175 and $290,116, respectively. Commercial and residential loan documentation fees made up the biggest portion of other income from loans, with combined figures $795,363 and $661,262, respectively, for 2020 and 2019.

The COVID-19 pandemic has impacted some of the Company’s sources of non-interest income differently. For instance the unusually high balances maintained in customer deposit accounts have resulted in a decrease in overdraft fees. These fees were $844,259 for 2020 compared to $1.1 million for 2019, a 25.3% decrease year over year. Conversely, interchange fee income related to customers’ use of debit cards increased $159,714, or 10.9% between the 2020 and 2019. This customer behavior of choosing to use debit or credit cards as a payment method has also had an impact on the circulation of coin and currency.

Total non-interest expenses increased by $510,461, or 2.6%, year over year. A portion of the increase is attributable to an increase in wages and benefits of $291,827, or 2.8%. Increases in occupancy expenses were modest at 2.6%. The increase in other expense is made up of several components, with FDIC insurance accounting for $231,191 year over year. This increase is due to the effect of the Small Bank deposit-insurance assessment credits issued by the FDIC in the amount of $164,000 in 2019 while no credits were issued in 2020. Offsetting a portion of these increases were decreases in OREO expense of $158,777 as well as decreases in collection and non-accruing loan expenses of $154,149 for 2020 versus 2019. Please refer to the Non-interest Income and Non-interest Expense sections for more information on these and other changes.

Equity capital grew to $77.3 million, with a book value per share of $14.25 as of December 31, 2020, compared to equity capital of $68.9 million and a book value of $12.86 as of December 31, 2019. On December 9, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.19 per common share, payable on February 1, 2021 to shareholders of record on January 15, 2021.

Throughout the COVID-19 pandemic management has followed protocols from the Company’s Pandemic and Business Continuity Plan and guidance from State and Federal governments to ensure continued safe access to banking services while focusing on the health and safety of our employees and customers. Members of the Company’s Pandemic Team meet as needed to address COVID-19 issues and developments. Management has conducted a risk situation analysis in each business unit and stress tested areas most vulnerable to be impacted, such as liquidity and asset quality.

Although the longer term impacts of the COVID-19 pandemic are expected to be adverse, in the short term the pandemic has had a net positive impact on the Company’s consolidated financial results. The Federal Reserve’s reaction to lower rates resulted in lower interest expense and the market reaction lowering long term rates fueled refinancing and home purchases providing strong fee income for the Company. The fees from the origination of PPP loans also provided unanticipated fee income. The extent to which the pandemic impacts our business, operations and financial results in the future will depend on numerous factors that we may not be able to accurately predict, although adverse impacts are likely in future periods. The ultimate extent of the impact of the COVID-19 pandemic on our business, financial condition and results of operations is currently uncertain and will depend on various developments and other factors, including, among others, the duration and scope of the pandemic, as well as governmental, regulatory and private sector responses to the pandemic, and the associated impacts on the economy, financial markets and our customers, employees and vendors.

Our business, financial condition and results of operations generally rely upon the ability of our borrowers to repay their loans, the value of collateral underlying our secured loans, and the demand for loans and other products and services we offer, which are highly dependent on the business environment in our local banking markets and in the country as a whole. Recent economic reports for the state of Vermont show employment in the hardest hit industries such as leisure and hospitality has risen but still below pre-pandemic levels. The Vermont unemployment rate, seasonally adjusted, in December was reported at 3.1% compared to the high of 16.8% in April. Other impacts of this pandemic, such as childcare and remote schooling, pose additional challenges to the workforce. In September, public schools reopened with a hybrid of in-school and remote learning options. Throughout the summer, with lifted restrictions on indoor dining, gathering size limits and travel, the local economy continued to reopen. For the most part, Vermont has fared better than other states in the number of cases to date. A spike in cases due to large gatherings during the fall led to the reimposition of several temporary limitations on social gatherings and business operations. These restrictions included the closure of bars and clubs for in-person service and imposed a curfew for in-person dining in restaurants. Vermont is still under a state of emergency order until March 15, 2021 and that order may be extended, as has been the case with prior orders. The rollout of the COVID-19 vaccine is well underway in the State. The full health and economic effect of the pandemic is still unclear as new information continues to become available. The Company continues to use its best efforts to remain focused on providing for the safety and health of its employees, customers and communities through the hardships of this pandemic.

 As of December 31, 2020, the Company had originated 879 PPP loans totaling $105.0 million, and expects to earn approximately $3.7 million in related fees over the life of the related loans. These loans are eligible to be forgiven to the extent that the funds are used for payroll costs, interest on mortgages, rent, or utilities as long as at least 60% of the forgiven amount was used for payroll. Borrowers can apply for forgiveness after a specified covered period. PPP loan forgiveness applications are processed by the lender, with forgiveness requests for loans in excess of $2.0 million reviewed by the SBA. Neither the government nor lenders are permitted to charge the borrowers any fees. PPP loans carry a fixed rate of 1.00% and are 100% guaranteed by the SBA. The SBA pays the originating bank a processing fee ranging from 1% to 5%, based on the size of the loan. As of December 31, 2020, the Company had reviewed and submitted 373 PPP loans with total balances of approximately $46.0 million to the SBA for forgiveness consideration. Participation in the PPP has had a significant impact on our asset mix and net interest margin during 2020.

In December, 2020, the Congress passed and the President approved legislation to supply additional COVID-19 relief, authorizing more than $900 billion in economic aid to small business and consumers. This bill included an additional $284.6 billion in PPP funding for loans to small businesses, including for borrowers who have previously received a PPP loan.

We maintain access to multiple sources of liquidity, including access to the PPPLF of the FRB, which was established by the FRB to facilitate funding of PPP lending activity by banks and other eligible lenders. Under the PPPLF lenders may pledge pools of PPP loans having the same maturity date, with the maturity date of the lender’s advance matching the maturity date of the pool. There are no fees for PPPLF advances, which bear an annual rate of 35 bps. As of December 31, 2020, the Company had no PPPLF advances. Use of the PPPLF will depend on liquidity needs should the Company experience a decline in deposit balances or other funding sources.

As of December 31, 2020, all of the Company’s capital ratios, and those of our subsidiary Bank, were in excess of all regulatory requirements. While we believe that we have sufficient capital to withstand an economic downturn from a second wave of the COVID-19 pandemic, should one occur, our equity capital and regulatory capital ratios could be adversely impacted by credit losses and other adverse impacts of the pandemic.

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

OREO - Real estate properties acquired through or in lieu of foreclosure or properties no longer used for bank operations, are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer. Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation. During periods of declining market values, the Company will generally obtain a new appraisal or evaluation. The amount, if any, by which the recorded amount of the loan exceeds the fair value, less estimated cost to sell, is a loss which is charged to the allowance for loan losses at the time of foreclosure or repossession. The recorded amount of the loan is the loan balance adjusted for any unamortized premium or discount and unamortized loan fees or costs, less any amount previously charged off, plus recorded accrued interest. After acquisition through or in lieu of foreclosure, these assets are carried at the lower of their new cost basis or fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred. Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on properties in the portfolio that are deemed less significant or less vulnerable to market conditions. Subsequent write-downs are recorded as a charge to other expense. Gains or losses on the sale of such properties are included in income when the properties are sold.

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

RESULTS OF OPERATIONS

The Company’s net income increased $1.9 million, or 21.9%, from 2019 to 2020, resulting in earnings per common share of $2.03 for 2020 versus $1.68 for 2019. Core earnings (NII) increased $2.6 million, or 10.2%, in 2020 compared to 2019. Interest income was supported with fees generated from administering the PPP loans. Of the $3.7 million that the Company received in fee income from the SBA, approximately $2.2 million was recognized in 2020. These fees have offset a decrease in interest income due to the repricing of loans into the prevailing low interest rate environment, new loans being booked at lower market rates and PPP loans being booked at a mandated 1% annual interest rate. Interest paid on deposits, which is the major component of total interest expense, decreased $1.0 million, or 20.1% in 2020, reflecting the decreases in short-term rates initiated by the FRB in March in response to the pandemic.

Return on average assets, which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity, which is net income divided by average shareholders’ equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last three fiscal years:

December 31,	2020	2019	2018

Return on average assets	1.31%	1.24%	1.24%
Return on average equity	14.74%	13.91%	14.08%
Dividend payout ratio (1)	37.44%	45.24%	45.96%
Average equity to average assets ratio	8.89%	8.92%	8.83%

1)	Dividends declared per common share divided by earnings per common share.

The following table summarizes the earnings performance and certain balance sheet and per share data of the Company during each of the last five fiscal years:

As of December 31,	2020	2019	2018	2017	2016

Balance Sheet Data
Net loans (1)	$700,951,104	$601,424,861	$573,211,590	$546,570,168	$532,167,542
Total assets	918,233,284	737,955,319	720,347,498	667,045,595	637,653,665
Total deposits	782,290,840	615,021,368	608,816,565	560,634,980	504,735,032
Borrowed funds	2,800,000	2,650,000	1,550,000	3,550,000	31,550,000
Junior subordinated debentures	12,887,000	12,887,000	12,887,000	12,887,000	12,887,000
Total liabilities	840,944,571	669,060,640	657,743,787	609,109,741	583,202,148
Total shareholders’ equity	77,288,713	68,894,679	62,603,711	57,935,854	54,451,517

Years Ended December 31,

Operating Data
Total interest income	$33,062,294	$31,758,808	$29,114,603	$26,440,949	$24,248,114
Total interest expense	4,846,686	6,143,121	4,485,088	3,068,390	2,699,299
Net interest income	28,215,608	25,615,687	24,629,515	23,372,559	21,548,815

Provision for loan losses	1,589,000	1,066,167	780,000	650,000	500,000
Net interest income after provision for loan losses	26,626,608	24,549,520	23,849,515	22,722,559	21,048,815

Non-interest income	6,771,724	5,946,066	6,181,308	5,584,392	5,501,899
Non-interest expense	20,391,741	19,881,280	19,895,026	19,166,323	19,142,524
Income before income taxes	13,006,591	10,614,306	10,135,797	9,140,628	7,408,190
Applicable income tax expense (2)	2,248,089	1,789,860	1,738,265	2,909,330	1,923,912
Net income	$10,758,502	$8,824,446	$8,397,532	$6,231,298	$5,484,278

Per Share Data
Earnings per common share (3)	$2.03	$1.68	$1.61	$1.21	$1.07
Dividends declared per common share	$0.76	$0.76	$0.74	$0.68	$0.64
Book value per common share outstanding	$14.25	$12.86	$11.72	$10.84	$10.27
Weighted average number of common shares outstanding	5,274,785	5,204,768	5,139,297	5,084,102	5,024,270
Number of common shares outstanding, period end	5,317,279	5,239,756	5,172,002	5,112,219	5,058,952

1)

Net loans reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative information presented for all prior periods.

2)	Applicable income tax expense assumes a 21% tax rate for 2020, 2019 and 2018 and a 34% tax rate for 2017 and 2016.
3)	Computed based on the weighted average number of common shares outstanding during the periods presented.

INTEREST INCOME VERSUS INTEREST EXPENSE (NET INTEREST INCOME)

The largest component of the Company’s operating income is net interest income, which is the difference between interest earned on loans and investments versus the interest paid on deposits and other sources of funds (i.e., other borrowings). The Company’s level of net interest income can fluctuate over time due to changes in the level and mix of earning assets, and sources of funds (volume) and from changes in the yield earned and the cost of funds (rate paid). A portion of the Company’s income from municipal loans is not subject to income taxes. Because the proportion of tax-exempt items in the Company’s portfolio varies from year-to-year, to improve comparability of information across years, the non-taxable income shown in the tables below has been converted to a tax equivalent basis. The Company’s corporate tax rate is 21%, therefore, to equalize tax-free and taxable income in the comparison, we divide the tax-free income by 79%, with the result that every tax-free dollar is equivalent to $1.27 in taxable income.

Tax-exempt income is derived from municipal loans, amounting to $54.8 million, $55.8 million and $47.1 million, at December 31, 2020, 2019 and 2018, respectively.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last three years.

Years Ended December 31,	2020	2019	2018
	(Dollars in Thousands)

Net interest income as presented	$28,216	$25,616	$24,630
Effect of tax-exempt income	369	364	344
Net interest income, tax equivalent	$28,585	$25,980	$24,974

The following table presents average earning assets and average interest-bearing liabilities supporting earning assets for each of the last three fiscal years. Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield.

	Years Ended December 31,
		2020			2019			2018
			Average			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets
Loans (1)	$695,491	$31,978	4.60%	$591,616	$30,247	5.11%	$568,511	$27,954	4.92%
Taxable investment securities	44,642	1,031	2.31%	43,334	1,089	2.51%	38,372	895	2.33%
Sweep and interest-earning accounts	33,768	340	1.01%	29,625	686	2.32%	23,256	484	2.08%
Other investments (2)	1,843	82	4.45%	1,784	101	5.66%	2,249	126	5.60%
Total	$775,744	$33,431	4.31%	$666,359	$32,123	4.82%	$632,388	$29,459	4.66%

Interest-Bearing Liabilities
Interest-bearing transaction accounts	$203,951	$1,135	0.56%	$161,887	$1,523	0.94%	$137,547	$865	0.63%
Money market accounts	105,280	1,089	1.03%	94,704	1,451	1.53%	91,641	1,057	1.15%
Savings deposits	111,779	148	0.13%	96,088	162	0.17%	98,154	136	0.14%
Time deposits	112,235	1,724	1.54%	120,937	1,988	1.64%	122,499	1,489	1.22%
Borrowed funds	4,930	14	0.28%	1,996	8	0.40%	5,462	70	1.28%
Repurchase agreements	29,688	255	0.86%	33,546	299	0.89%	30,555	191	0.63%
Finance lease obligations	67	5	7.46%	197	17	8.63%	320	27	8.44%
Junior subordinated debentures	12,887	477	3.70%	12,887	695	5.39%	12,887	650	5.04%
Total	$580,817	$4,847	0.83%	$522,242	$6,143	1.18%	$499,065	$4,485	0.90%

Net interest income		$28,584			$25,980			$24,974
Net interest spread (3)			3.48%			3.64%			3.76%
Net interest margin (4)			3.68%			3.90%			3.95%

1)	Included in gross loans are non-accrual loans with an average balance of $4.6 million, $5.1 million and $4.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. Loans are stated before deduction of unearned discount and ALL, less loans held-for-sale and includes tax-exempt loans to local municipalities with average balances of $56.5 million, $49.2 million and $48.8 million for the years ended December 31, 2020, 2019, 2018, respectively which were reclassified from the investment portfolio effective January 1, 2019, and restated for the 2018 comparison period.
2)	Included in other investments is the Company’s FHLBB Stock with an average balance of $1.0 million, $1.0 million and $1.2 million, respectively, for 2020, 2019 and 2018 and a dividend rate of approximately 4.13%, 6.04% and 5.92%, respectively.
3)	Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
4)	Net interest margin is net interest income divided by average earning assets.

The average volume of interest-earning assets for the year ended December 31, 2020 increased 16.4% compared to December 31, 2019, which increased 5.4% compared to December 31, 2018. Average yield on interest-earning assets decreased 51 basis points for 2020 versus 2019 and increased 16 basis points for 2019 versus 2018.

The average volume of loans increased 17.6% for 2020 versus 2019, and 4.1% for 2019 versus 2018, while the average yield on loans decreased 51 basis points to 4.60% for 2020 compared to an increase of 19 basis points, to 5.11% for 2019 versus 2018. The decrease in the yield in 2020 is due in part to decreases in the prime rate during 2020, as well as the average volume of the PPP loans of $65.5 million, with a mandated fixed rate of 1%. The increase in yield during 2019 was partially due to a $440 thousand loan prepayment penalty which added 6 basis points to the annual yield. The remaining increase was due to loans repricing higher during the year, and a shift in asset mix toward commercial loans; however, this increase was partially offset by continued pressure on medium term (5-10 year) fixed rates. The growth in the average volume of loans during each of the last three years, along with the changes in average yield on loans, were reflected in increases in interest earned on the loan portfolio of $1.7 million in 2020 compared to 2019 and $2.3 million in 2019 compared to 2018. Interest earned on the loan portfolio as a percentage of total interest income was approximately 95.7%, 94.2% and 94.9%, respectively for 2020, 2019 and 2018.

The average volume of the taxable investment portfolio (classified as AFS) increased 3.0% for 2020 versus 2019 and 12.9% for 2019 versus 2018, and the average yield on the taxable investment portfolio decreased 20 basis points for 2020 versus 2019 and increased 18 basis points for 2019 versus 2018. The increase in average volume in both comparison periods is due primarily to an effort to continue to grow the investment portfolio incrementally as the balance sheet grows in order to provide additional liquidity and pledge quality assets.

The average volume of sweep and interest-earning accounts, which consists primarily of an interest-bearing account at the FRBB and two correspondent banks, increased 14.0% during 2020 and 27.4% during 2019. This increase in volume is attributable to a higher balance of cash periodically held on hand in anticipation of funding loan growth and other liquidity needs. The average yield on these funds decreased 131 basis points in 2020 versus 2019 reflecting the decrease in the federal funds rate during 2020, while an increase of 24 basis points is noted in 2019 versus 2018, reflecting the changes in federal funds rate throughout this comparison period.

The average volume of interest-bearing liabilities for the year ended December 31, 2020 increased 11.2% compared to the year ended December 31, 2019, and increased 4.6% during 2019 compared to 2018. The average rate paid on interest-bearing liabilities decreased 35 basis points during 2020 and increased 28 basis points during 2019 compared to 2018. The deposit of PPP loan proceeds was a contributing factor to the increase in average volume in 2020, while the decline in the Prime Rate accounts for the decrease in yields for all components of interest-bearing liabilities.

The average volume of interest-bearing transaction accounts increased 26.0% for 2020 versus 2019 and 17.7% for 2019 versus 2018, reflecting strong deposit growth during both periods. The average rate paid on these accounts decreased 38 basis points for 2020 versus 2019 and increased 31 basis points for 2019 versus 2018.

The average volume of money market accounts increased 11.2% during 2020 and 3.4% during 2019, and the average rate paid on these deposits decreased 50 basis points during 2020 and increased 38 basis points during 2019.

The average volume of savings accounts increased 16.3% for 2020 versus 2019, but decreased 2.1% for 2019 versus 2018. Conversely, the average rate paid on these accounts decreased four basis points during 2020 and increased three basis points in 2019.

The average volume of time deposits decreased 7.2% for 2020 versus 2019 and 1.3% for 2019 versus 2018, while the average rate paid decreased 10 basis points during 2020 and increased 42 basis points during 2019. Interest paid on time deposits as a percentage of total interest expense was 35.6%, 32.4% and 33.2%, respectively for 2020, 2019 and 2018. The decrease in the average volume of time deposits between the 2020 and 2019 comparison periods reflects the maturity of brokered deposits during the first month of 2020 that were only partially replaced during the third quarter of 2020. In 2019 and 2018 there was pressure for higher rates from the more rate sensitive deposit holders with the local market willing to pay higher rates on deposit products. This pressure abated with the reduction in interest rates in the first quarter of 2020. Management still considers the brokered deposit market to be a beneficial source of funding to help smooth out the fluctuations in core deposit balances without the need to disrupt deposit pricing in the Company’s local markets. These funds can be obtained relatively quickly on an as-needed basis, making them a valuable alternative to traditional term borrowings from the FHLBB. Refer to the “Liquidity and Capital Resources” section for more discussion on this topic.

The average volume of borrowed funds increased $2.9 million, or 147.0% for 2020 versus 2019, but decreased 63.5% for 2019 versus 2018, and in 2020 and 2019 consisted of only JNE funds at zero percent interest, resulting in decreases in the average rate paid on these funds of 12 basis points during 2020 and 88 basis points during 2019.

The average volume of repurchase agreements decreased 11.5% during 2020 and increased 9.8% during 2019. The average rate paid on repurchase agreements decreased three basis points for 2020 versus 2019 and increased 26 basis points for 2019 versus 2018.

In summary, the average yield on interest-earning assets decreased 51 basis points during 2020, while the average rate paid on interest-bearing liabilities decreased 35 basis points. During 2019, the average yield on interest-earning assets increased 16 basis points, while the average rate paid on interest-bearing liabilities increased 28 basis points. Net interest spread decreased 16 basis points for 2020 and 12 basis points for 2019 with a net interest spread of 3.48% for 2020 compared to 3.64% for 2019, and 3.76% for 2018. Net interest margin decreased 21 basis points during 2020 to 3.68%, and five basis points to 3.90% for 2019, compared to 3.95% for 2018.

The following table summarizes the variances in income for the years presented, resulting from volume changes in interest-earning assets and interest-bearing liabilities and fluctuations in rates earned and paid compared to the prior year.

	2020 versus 2019			2019 versus 2018
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans(2)	$(3,577)	$5,308	$1,731	$1,156	$1,137	$2,293
Taxable investment securities	(91)	33	(58)	78	116	194
Sweep and interest-earning accounts	(442)	96	(346)	70	132	202
Other investments	(22)	3	(19)	1	(26)	(25)
Total	$(4,132)	$5,440	$1,308	$1,305	$1,359	$2,664

Average Interest-Bearing Liabilities
Interest-bearing transaction accounts	$(783)	$395	$(388)	$505	$153	$658
Money market accounts	(524)	162	(362)	359	35	394
Savings deposits	(41)	27	(14)	30	(4)	26
Time deposits	(130)	(134)	(264)	525	(26)	499
Borrowed funds	(6)	12	6	(48)	(14)	(62)
Repurchase agreements	(11)	(33)	(44)	89	19	108
Finance lease obligations	(2)	(10)	(12)	1	(11)	(10)
Junior subordinated debentures	(218)	0	(218)	45	0	45
Total	$(1,715)	$419	$(1,296)	$1,506	$152	$1,658

Changes in net interest income	$(2,417)	$5,021	$2,604	$(201)	$1,207	$1,006

1)	Items which have shown a year-to-year increase in volume have variances allocated as follows:

Variance due to rate = Change in rate x new volume

Variance due to volume = Change in volume x old rate

Items which have shown a year-to-year decrease in volume have variances allocated as follows:

Variance due to rate = Change in rate x old volume

Variances due to volume = Change in volume x new rate

2)	Reflects reclassification of obligations of local municipalities from investment securities to loans effective January 1, 2019, and restated for the 2018 comparison period.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Year ended
	December 31,		Change
	2020	2019	Income	Percent

Service fees	$3,137,956	$3,313,833	($175,877)	-5.31%
Income from sold loans	1,469,863	706,306	763,557	108.11%
Other income from loans	1,054,562	904,156	150,406	16.63%
Net realized gain (loss) on sale of securities AFS	39,086	(26,490)	65,576	-247.55%
Other income
Income from CFS Partners	684,891	588,696	96,195	16.34%
Exchange income	31,000	66,400	(35,400)	-53.31%
Other miscellaneous income	354,366	393,165	(38,799)	-9.87%
Total non-interest income	$6,771,724	$5,946,066	$825,658	13.89%

Total non-interest income increased $825,658 for the year ended December 31, 2020 compared to the same period 2019, with significant changes noted in the following:

•	As noted and discussed in the Overview, overdraft charges, a component of service fees, decreased year over year, which was offset in part by an increase in interchange fees, also a component of service fees.

•	Income from sold loans increased year over year as a result of an uptick in residential mortgage lending activity which was spurred primarily by the drop in interest rates due to the action of the FRB early in 2020 in response to the pandemic, resulting in a higher volume of loans being sold into the secondary market.

•	The higher volume of commercial and residential loan activity resulted in an increase in documentation fees collected at origination accounting for the increase in other income from loans.

•	The Company sold a MBS from its investment portfolio with a realized gain in 2020, compared to sales the prior year with a realized net loss for 2019. The sales in 2019 were mostly low-yielding, short-duration securities held in the Company’s AFS portfolio, which were replaced with higher-yielding investments available in the current market.

•	CFS Partners has a small portion of its equity capital invested in the stock market. While it was necessary to mark-to-market the portfolio to reflect the stock market decline during the first quarter of 2020 at the outset of the COVID-19 pandemic, resulting in a $106,000 mark down, the stock market rebounded somewhat favorably during the third and fourth quarters accounting for the modest increase year over year.

•	The decrease in exchange income is directly related to the COVID-19 mandated shutdown of the US/Canadian border to all non-essential travel, creating less demand for an exchange of Canadian currency.

•	The combination of a decrease in Community Circle income and a decrease in VISA merchant program income accounts for the reduction in other miscellaneous income between 2019 and 2020.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Year ended
	December 31,		Change
	2020	2019	Expense	Percent

Salaries and wages	$7,597,745	$7,271,722	$326,023	4.48%
Employee benefits	3,084,435	3,118,631	(34,196)	-1.10%
Occupancy expenses, net	2,672,720	2,605,995	66,725	2.56%
Other expenses
Service contracts - administrative	506,144	539,510	(33,366)	-6.18%
Outsourcing expense	473,426	428,668	44,758	10.44%
Telephone expense	189,700	265,372	(75,672)	-28.52%
Marketing expense	425,000	450,533	(25,533)	-5.67%
Audit fees	386,839	407,303	(20,464)	-5.02%
Consultant services	269,444	217,352	52,092	23.97%
Travel, entertainment and meals expense	107,162	128,150	(20,988)	-16.38%
FDIC insurance	300,643	69,452	231,191	332.88%
Collection & non-accruing loan expense	31,814	185,963	(154,149)	-82.89%
Expense on OREO	(38,192)	120,585	(158,777)	-131.67%
ATM Fees	486,590	434,270	52,320	12.05%
Overdraft Privilege Program Expense	0	46,302	(46,302)	-100.00%
State deposit tax	704,047	669,502	34,545	5.16%
Other miscellaneous expenses	3,194,224	2,921,970	272,254	9.32%
Total non-interest expense	$20,391,741	$19,881,280	$510,461	2.57%

Total non-interest expense increased $510,461, or 2.6%, for the year ended December 31, 2020 compared to the same period in 2019, with significant changes noted in the following:

•	Salaries and wages increased primarily due to normal salary increases and an increase in lender commissions related to the strong mortgage business and the PPP loan program.

•	There was a slight decrease in employee benefits due to a decrease in claims during the pandemic related shutdown when hospitals and medical providers were not scheduling non-essential appointments.

•	The decrease in service contracts - administrative in 2020 is attributable to increased costs in 2019 to support information technology and branch infrastructure. Additionally, some projects that were scheduled for 2020, were not finalized, and are expected to be completed in 2021.

•	Outsourcing expense increased year over year primarily due to credits received from the Company’s core processing system that were applied towards 2019 expenses.

•	The decrease in telephone expense is due to the renegotiation of carrier contracts for connectivity.

•	Marketing activity increased during the second half of 2020, however, due to continued delays in the scheduled creation of promotional television commercials due to the pandemic, marketing expenses for 2020 were still under budget for the year, accounting for the decrease year over year.

•	The increase in consultant services is partially due to recruiting expenses in preparation for retirements in the area of lending in 2021.

•	FDIC insurance increased year over year mostly due to the “Small Bank Assessment Credit” of $164,000 issued by the FDIC during the third quarter of 2019. This credit eliminated the assessments due during the third and fourth quarters of 2019, and the remainder of the credit was applied to a portion of the assessment due in the first quarter of 2020, with full assessments paid for the remaining three quarters of 2020.

•	Collections & non-accruing loan expense decreased year over year due in part to the recovery of collection expenses from the resolution of secondary market foreclosures earlier in the year. Collection expenses were also lower due to the impact of a legislative moratorium on ejectment and foreclosure actions during the COVID-19 emergency.

•	A property held in OREO was sold in the third quarter of 2020 resulting in a recovery of a subsequent write down that was recorded in 2019, accounting for the decrease in expense on OREO year over year.

•	ATM fees increased year over year due to the addition of enhanced technology being utilized for deposit automation. Use of deposit automation replaces a manual process for BSA required monitoring of cash deposits as well as providing fraud detection measures at the ATM.

•	The decrease in overdraft privilege program expense was due to the end of a contract obligation at year-end 2019, with no renewal of the obligation in 2020.

•	Other miscellaneous expenses increased in 2020 due to the recording of a payment to employees working through the pandemic in the amount of $156,000, which was determined to be a qualified disaster relief payment as defined by section 139(b) of the IRS Code. Disaster relief payments are not includable in gross wages or subject to payroll taxes for either the employee or the employer.

APPLICABLE INCOME TAXES

Income before income taxes increased $2.4 million, or 22.5% for 2020 compared to 2019, accounting for the increase in the provision for income taxes of $458,229, or 25.6%. Tax credits from affordable housing investments increased $18,871, or 4.6%, from $415,099 in 2019 to $433,970 in 2020.

Amortization expense related to limited partnership investments is included as a component of income tax expense and amounted to $336,686 and $312,106 for 2020 and 2019, respectively. These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 7% and 10%.

CHANGES IN FINANCIAL CONDITION

The following table provides a visual comparison of the breakdown of average assets and average liabilities as well as average shareholders’ equity for the comparison periods and should be reviewed in conjunction with the table on the following page which provides volume changes and percent of change by category.

Years Ended December 31,	2020		2019		2018
	Balance	%	Balance	%	Balance	%
	(Dollars in Thousands)
Average Assets
Cash and due from banks
Non-interest bearing	$10,372	1.27%	$11,043	1.55%	$10,838	1.61%
Federal funds sold and overnight deposits	33,768	4.11%	29,625	4.17%	23,256	3.44%
Taxable investment securities	44,642	5.44%	43,591	6.13%	38,372	5.69%
Other securities	1,456	0.18%	1,397	0.20%	1,862	0.28%
Total investment securities	46,098	5.62%	44,988	6.33%	40,234	5.97%
Gross loans (1)	697,626	84.98%	591,908	83.23%	568,860	84.29%
ALL and deferred net loan fees (costs)	(7,417)	-0.90%	(5,444)	-0.77%	(5,176)	-0.77%
Premises and equipment	10,614	1.29%	10,973	1.54%	9,958	1.47%
OREO	537	0.07%	188	0.03%	278	0.04%
Investment in Capital Trust	387	0.05%	387	0.05%	387	0.06%
BOLI	4,942	0.60%	4,855	0.68%	4,765	0.71%
Goodwill	11,574	1.41%	11,574	1.62%	11,574	1.71%
Other assets	12,455	1.52%	11,067	1.56%	9,835	1.46%
Total average assets	$820,956	100%	$711,164	100%	$674,809	100%

Average Liabilities
Demand deposits	$162,631	19.81%	$120,689	16.97%	$113,412	16.81%
Interest-bearing transaction accounts	203,951	24.84%	161,887	22.76%	137,547	20.38%
Money market funds	105,280	12.82%	94,704	13.32%	91,642	13.58%
Savings accounts	111,779	13.62%	96,088	13.51%	98,154	14.55%
Time deposits	112,236	13.67%	120,937	17.01%	122,499	18.15%
Total average deposits	695,877	84.76%	594,305	83.57%	563,254	83.47%

Borrowed funds	4,930	0.60%	1,996	0.28%	5,462	0.81%
Repurchase agreements	29,688	3.62%	33,546	4.72%	30,555	4.53%
Junior subordinated debentures	12,887	1.57%	12,887	1.81%	12,887	1.91%
Other liabilities	4,592	0.56%	4,998	0.70%	3,019	0.45%
Total average liabilities	747,974	91.11%	647,732	91.08%	615,177	91.17%

Average Shareholders’ Equity
Preferred stock	1,500	0.18%	1,618	0.23%	2,119	0.31%
Common stock	13,704	1.67%	13,527	1.90%	13,367	1.98%
Additional paid-in capital	33,817	4.12%	32,925	4.63%	32,000	4.74%
Retained earnings	25,810	3.15%	18,061	2.54%	15,563	2.31%
Less: Treasury stock	(2,623)	-0.32%	(2,623)	-0.37%	(2,623)	-0.39%
Accumulated other comprehensive income (loss)	774	0.09%	(76)	-0.01%	(794)	-0.12%
Total average shareholders’ equity	72,982	8.89%	63,432	8.92%	59,632	8.83%
Total average liabilities and shareholders’ equity	$820,956	100%	$711,164	100%	$674,809	100%

(1)	Gross loans reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative 2018 information presented.

The following table provides a breakdown of volume changes and percent of change by category for the table on the preceding page. Please refer to the sections labeled “Interest Income and Interest Expense (Net Interest Income)” and “Liquidity and Capital Resources” for more in-depth discussion of significant changes.

Years Ended December 31,	2020	2019	2018	2020 vs 2019		2019 vs 2018
	Average	Average	Average	Volume	% of	Volume	% of
Average Assets	Balance	Balance	Balance	Change	Change	Change	Change
	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$10,372	$11,043	$10,838	$(671)	-6.08%	$205	1.89%
Federal funds sold and overnight deposits	33,768	29,625	23,256	4,143	13.98%	6,369	27.39%
Taxable investment securities	44,642	43,591	38,372	1,051	2.41%	5,219	13.60%
Other securities	1,456	1,397	1,862	59	4.22%	(465)	-24.97%
Total investment securities	46,098	44,988	40,234	1,110	2.47%	4,754	11.82%
Gross loans (1)	697,626	591,908	568,860	105,718	17.86%	23,048	4.05%
ALL and deferred net loan fees (costs)	(7,417)	(5,444)	(5,176)	(1,973)	36.24%	(268)	5.18%
Premises and equipment	10,614	10,973	9,958	(359)	-3.27%	1,015	10.19%
OREO	537	188	278	349	185.64%	(90)	-32.37%
Investment in Capital Trust	387	387	387	0	0.00%	0	0.00%
BOLI	4,942	4,855	4,765	87	1.79%	90	1.89%
Goodwill	11,574	11,574	11,574	0	0.00%	0	0.00%
Other assets	12,455	11,067	9,835	1,388	12.54%	1,232	12.53%
Total average assets	$820,956	$711,164	$674,809	$109,792	15.44%	$36,355	5.39%

Average Liabilities

Demand deposits	$162,631	$120,689	$113,412	$41,942	34.75%	$7,277	6.42%
Interest-bearing transaction accounts	203,951	161,887	137,547	42,064	25.98%	24,340	17.70%
Money market funds	105,280	94,704	91,642	10,576	11.17%	3,062	3.34%
Savings accounts	111,779	96,088	98,154	15,691	16.33%	(2,066)	-2.10%
Time deposits	112,236	120,937	122,499	(8,701)	-7.19%	(1,562)	-1.28%
Total average deposits	695,877	594,305	563,254	101,572	17.09%	31,051	5.51%

Borrowed funds	4,930	1,996	5,462	2,934	146.99%	(3,466)	-63.46%
Repurchase agreements	29,688	33,546	30,555	(3,858)	-11.50%	2,991	9.79%
Junior subordinated debentures	12,887	12,887	12,887	0	0.00%	0	0.00%
Other liabilities	4,592	4,998	3,019	(406)	-8.12%	1,979	65.55%
Total average liabilities	747,974	647,732	615,177	100,242	15.48%	32,555	5.29%

Average Shareholders’ Equity

Preferred stock	1,500	1,618	2,119	(118)	-7.29%	(501)	-23.64%
Common stock	13,704	13,527	13,367	177	1.31%	160	1.20%
Additional paid-in capital	33,817	32,925	32,000	892	2.71%	925	2.89%
Retained earnings	25,810	18,061	15,563	7,749	42.90%	2,498	16.05%
Less: Treasury stock	(2,623)	(2,623)	(2,623)	0	0.00%	0	0.00%
Accumulated other comprehensive income (loss)	774	(76)	(794)	850	-1118.42%	718	-90.43%
Total average shareholders’ equity	72,982	63,432	59,632	9,550	15.06%	3,800	6.37%
Total average liabilities and shareholders’ equity	$820,956	$711,164	$674,809	$109,792	15.44%	$36,355	5.39%

(1)	Gross loans reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative 2018 information presented.

CERTAIN TIME DEPOSITS

Increments of maturity of time CDs of $100,000 or more outstanding on December 31, 2020 are summarized as follows:

3 months or less	$15,450,597
Over 3 through 6 months	14,067,145
Over 6 through 12 months	11,840,417
Over 12 months	19,250,478
$60,608,637

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages the Company’s interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company’s ALCO is made up of the Executive Officers and certain Vice Presidents of the Bank representing major business lines. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity and various business strategies. The ALCO meets at least quarterly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk. In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved and periodically reviewed by the Company’s Board of Directors. The ALCO’s methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company’s interest rate sensitivity “gap”, which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet. The ALCO Policy also includes a contingency funding plan to help management prepare for unforeseen liquidity restrictions, including hypothetical severe liquidity crises.

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting NII, the primary component of the Company’s earnings. Fluctuations in interest rates can also have an impact on liquidity. The ALCO uses an outside consultant to perform rate shock simulations to the Company’s net interest income, as well as a variety of other analyses. It is the ALCO’s function to provide the assumptions used in the modeling process. Assumptions used in prior period simulation models are regularly tested by comparing projected NII with actual NII. The ALCO utilizes the results of the simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes. The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet. The model also simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing non-parallel changes in the yield curve. The results of this sensitivity analysis are compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 bp shift upward and a 100 bp shift downward in interest rates.

Under the Company’s interest rate sensitivity modeling, with the continued asset sensitive balance sheet, in a rising rate environment NII is expected to trend upward as the short-term asset base (cash and adjustable rate loans) quickly cycle upward while the retail funding base (deposits) lags the market. If rates paid on deposits have to be increased more and/or more quickly than projected due to competitive pressures, the expected benefit to rising rates would be reduced. In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs. Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment. Management expects that the ongoing low rate environment will continue to generate a negative impact to the Company’s NII in 2021. With no projection for a rate increase in the coming year, margins will remain challenged.

The following table summarizes the estimated impact on the Company’s NII over a twelve month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2020:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	0.0%	Down 100 basis points	-9.5%
Up 200 basis points	4.2%	Up 200 basis points	6.3%

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

As of December 31, 2020, the Company had outstanding $12,887,000 in principal amount of Junior Subordinated Debentures due December 15, 2037, which bear a quarterly floating rate of interest equal to the 3-month London Interbank Offered Rate (LIBOR), plus 2.85%. During 2017, the Financial Conduct Authority (FCA) in the United Kingdom that administers LIBOR announced that LIBOR will be phased out, with an expected target date of December 31, 2021 for the phase out. On March 5, 2021, the FCA announced firm target dates for the phase out of various LIBOR settings, including a phase out date of June 30, 2023 for 3-month LIBOR for U.S. dollar deposits.. Under the terms of the Indenture, if 3-month LIBOR is not available, the Trustee may obtain substitute quotations from four leading banks in the London interbank market for their offered rate to prime banks in the London market for U.S. dollar deposits having a three month maturity; if at least two such quotations are provided, the quarterly rate on the Debentures will be the arithmetic mean of such quotations. If fewer than two such quotations are received, the Trustee will request substitute quotations from four major New York City banks for their offered rate to leading European banks for loans in U.S. dollars; if at least two such quotations are provided, the quarterly rate on the Debentures will be the arithmetic mean of such quotations. The Debenture Trustee has not yet informed the Company as to how it intends to proceed. Aside from the Debentures, the Company does not have any other exposures to the phase out of LIBOR. The Company has not generally utilized LIBOR as an interest rate benchmark for its variable rate commercial, residential or other loans and does not utilize derivatives or other financial instruments tied to LIBOR for hedging or investment purposes. Accordingly, management expects that the Company’s exposure to the phase out of LIBOR will be limited to the effect on the interest rate paid on its Debentures, but cannot predict the magnitude of the impact on the Company’s interest expense at this time.

Credit Risk - As a financial institution, one of the primary risks the Company manages is credit risk, the risk of loss stemming from borrowers’ failure to repay loans or inability to meet other contractual obligations. The Company’s Board of Directors prescribes policies for managing credit risk, including Loan, Appraisal and Environmental policies. These policies are supplemented by comprehensive underwriting standards and procedures. The Company maintains a Credit Administration department whose function includes credit analysis and monitoring of and reporting on the status of the loan portfolio, including delinquent and non-performing loan trends. The Company also monitors concentration of credit risk in a variety of areas, including portfolio mix, the level of loans to individual borrowers and their related interest, loans to industry segments, and the geographic distribution of CRE loans. Loans are reviewed periodically by an independent loan review firm to help ensure accuracy of the Company’s internal risk ratings and compliance with various internal policies, procedures and regulatory guidance.

Residential mortgages represented 29.4% and 33.2% of the Company’s loan balances at December 31, 2020 and 2019, respectively. The percentage of residential mortgage loans to total loans has been on a gradual decline in recent years, with a strategic shift to commercial lending. The Company maintains a residential mortgage loan portfolio of traditional mortgage products and does not engage in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates. Residential mortgages with loan-to-values exceeding 80% are generally covered by PMI. A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated. Junior lien home equity products make up 18.3% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The Company also originates some home equity loans greater than 80% under an insured loan program with stringent underwriting criteria.

Consistent with the strategic focus on commercial lending, the commercial and CRE loan portfolios have seen solid growth over recent years. Commercial & industrial, CRE and Municipal loans collectively comprised 70.0% of the Company’s loan portfolio at December 31, 2020, compared to 66.1% at December 31, 2019.

The Municipal loan portfolio consists of tax-exempt obligations of local municipalities, and is made up of three types of borrowings; term lending, tax anticipation lending, and non-arbitrage borrowing. The portfolio decreased $1.0 million, or 1.8%, to $54.8 million as of December 31, 2020 compared to $55.8 million at December 31, 2019. During 2020, term lending increased $5.1 million, or 19.0%, tax anticipation lending increased $3.0 million, from $215,264 to $3.2 million, and non-arbitrage borrowing decreased $9.1 million, or 31.5%. The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis; as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

Growth in the CRE portfolio in recent years has been principally driven by new loan volume in Chittenden County and northern Windsor County around the White River Junction, I91-I93 interchange area. Credits in the Chittenden County market are being managed by two commercial lenders out of the Company’s Burlington loan production office that know the area well, while Windsor County is being served by a commercial lender from the St. Johnsbury office with previous lending experience serving the greater White River Junction area. On May 1, 2019, the Company opened a loan production office in Lebanon, New Hampshire to provide a presence in the greater White River Junction area including Grafton County, New Hampshire. Larger transactions continue to be centrally underwritten and monitored through the Company’s commercial credit department. The types of CRE transactions driving the growth have been a mix of construction, land and development, multifamily, and other non-owner occupied CRE properties including hotels, retail, office, and industrial properties. The largest components of the $280.5 million CRE portfolio at December 31, 2020 were $102.2 million in owner-occupied CRE and $92.8 million in non-owner occupied CRE.

The Company’s home equity and commercial line of credit portfolios contain for the most part variable rate loans with the Wall Street Journal Prime rate as the underlying index and rates repricing monthly. The Wall Street Journal Prime index fell to 3.25% in 2008 and remained there until December 2015. Since 2015 numerous rate hikes increased the Wall Street Journal Prime index by 225 percentage points to 5.5%, before falling 225 percentage points in total between 2019 and 2020 to 3.25% as of December 31, 2020. The home equity portfolio and commercial line of credit portfolio have weathered these fluctuations and continue to perform well. Commercial and industrial term loans are generally written on a fixed rate basis with limited risk associated with rising interest rates. CRE loans generally have included an initial fixed rate period typically of 5 years, then enter a variable rate period, usually tied to Wall Street Prime. Approximately $153 million of CRE loans are scheduled to reprice over the next five years. Rates based on the current Prime Rate Index are not projected to increase significantly over the near term. Management expects that those loans that may experience rate increases will ultimately refinance or renegotiate pricing, while the increase may adversely impact the repayment capacity of those CRE loans of lesser credit quality and may ultimately result in higher non-performing loans and losses.

The following table reflects the composition of the Company’s loan portfolio, by portfolio segment, as a percentage of total loans as of December 31,

	2020		2019		2018		2017		2016
	(Dollars in Thousands)
Real estate loans
Construction & land
development	$29,359	4.14%	$21,085	3.47%	$26,826	4.64%	$21,968	3.98%	$14,991	2.79%
Farm land	15,244	2.15%	13,054	2.15%	10,209	1.76%	10,477	1.90%	13,011	2.42%
1-4 Family residential -
1st lien	170,507	24.05%	158,337	26.09%	165,665	28.64%	168,184	30.48%	166,692	31.03%
Jr lien	38,148	5.38%	43,231	7.12%	44,545	7.70%	45,257	8.20%	42,927	7.99%
Commercial real estate	235,941	33.25%	212,145	34.95%	198,283	34.28%	174,599	31.65%	173,727	32.34%
Loans to finance
agricultural production	2,172	0.31%	3,675	0.61%	2,797	0.48%	887	0.16%	996	0.19%
Commercial & industrial	158,896	22.40%	95,255	15.69%	77,970	13.48%	76,224	13.82%	67,734	12.61%
Municipal (1)	54,807	7.72%	55,817	9.20%	47,067	8.14%	48,825	8.85%	49,887	9.29%
Consumer	4,281	0.60%	4,390	0.72%	5,088	0.88%	5,269	0.96%	7,171	1.34%
Gross loans	709,355	100%	606,989	100%	578,450	100%	551,690	100%	537,136	100%

Less:
ALL and deferred net loan fees (costs)	(8,404)		(5,564)		(5,238)		(5,120)		(4,968)
Net loans	$700,951		$601,425		$573,212		$546,570		$532,168

(1)

Reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative prior period information presented.

The following table shows the estimated maturity of the Company’s commercial loan portfolio as of December 31, 2020.

	Fixed Rate Loans				Variable Rate Loans
	Within	2 - 5	After		Within	2 - 5	After
	1 Year	Years	5 Years	Total	1 Year	Years	5 Years	Total
	(Dollars in Thousands)
Real estate
Construction & land development	$1,844	$3,949	$2,905	$8,698	$1,319	$1,136	$18,206	$20,661
Secured by farm land	323	225	64	612	0	529	14,103	14,632
Commercial real estate	2,563	3,259	13,571	19,393	5,821	5,168	205,559	216,548
Loans to finance agricultural production	23	171	1,466	1,660	342	170	0	512
Commercial & industrial	2,091	88,791	18,255	109,137	19,944	20,909	8,906	49,759
Municipal	27,761	7,375	5,304	40,440	0	0	14,367	14,367
	$34,605	$103,770	$41,565	$179,940	$27,426	$27,912	$261,141	$316,479

Risk in the Company’s commercial and CRE loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the SBA and RD. At December 31, 2020 and 2019, the Company had approximately $93.4 million and $28.4 million, respectively, in guaranteed loans with guaranteed balances of approximately $86.1 million and $21.0 million, respectively. Included in the totals for 2020 are the PPP loans amounting to $64.4 million, which carry a 100% SBA guarantee.

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

During the five year period presented below, the level of non-performing assets increased yearly through 2019 and then decreased during 2020. The 2017 increases in non-performing assets generally resulted from numerous smaller loans across the CRE and residential 1st lien portfolios. The increase in 2018 was primarily attributable to higher delinquency in the residential portfolio, and the decline of credit quality in two CRE loans. The increase in 2019 was primarily due to a large CRE loan being transferred into the Company’s OREO portfolio, while the decrease in 2020 was mostly attributable to the decrease in the OREO portfolio due to the sale of the properties held at 2019 and no new properties transferred during 2020, as a government mandated moratorium on residential mortgage foreclosures remained in effect in Vermont due to the COVID-19 pandemic throughout the second, third and fourth quarters of 2020.

Non-performing assets at the end of each of the last five fiscal years consisted of the following:

December 31,	2020	2019	2018	2017	2016
	(Dollars in Thousands)
Accruing loans past due 90 days or more(1)(2):
Commercial & industrial	$0	$0	$0	$0	$26
Residential real estate - 1st lien	390	530	622	1,249	1,068
Residential real estate - Jr lien	99	112	105	0	28
Consumer	0	0	2	1	2
Total past due 90 days or more	489	642	729	1,250	1,124

Non-accrual loans(1):
Commercial & industrial	434	480	85	99	143
Commercial real estate	1,876	1,601	1,743	1,065	766
Residential real estate - 1st lien	2,173	2,112	2,027	1,585	1,227
Residential real estate - Jr lien	191	241	408	347	339
Total non-accrual loans	4,674	4,434	4,263	3,096	2,475

Total non-accrual and past due loans	5,163	5,076	4,992	4,346	3,599
Other real estate owned	0	967	201	284	394
Total non-performing assets	$5,163	$6,043	$5,193	$4,630	$3,993

Percentage by segment of non-performing loans:
Commercial & industrial	8.41%	9.46%	1.70%	2.28%	4.70%
Commercial real estate	36.34%	31.54%	34.92%	24.51%	21.28%
Residential real estate - 1st lien	49.64%	52.05%	53.06%	65.21%	63.77%
Residential real estate - Jr lien	5.62%	6.95%	10.28%	7.98%	10.20%
Consumer	0.00%	0.00%	0.04%	0.02%	0.06%
	100.00%	100.00%	100.00%	100.00%	100.00%

Percent of gross loans	0.73%	1.00%	0.90%	0.84%	0.74%
Reserve coverage of non-performing assets	119.01%	96.32%	105.83%	115.16%	129.53%

1)	No CRE or municipal loans were past due 90 days or more, and no municipal or consumer loans were in non-accrual status as of any of the consolidated balance sheet dates. In accordance with Company policy, delinquent consumer loans are charged off at 120 days past due.
2)	Loan data reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative 2018 - 2016 information presented.

The Company’s OREO portfolio at December 31, 2019 consisted of one residential and three commercial properties. These properties were all sold during 2020 and there were no properties transferred to OREO in 2020, resulting in the balance of $0 at December 31, 2020.

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

The Non-Performing Assets in the table above include the following TDRs that were past due 90 days or more or in non-accrual status as of the dates presented:

	December 31, 2020		December 31, 2019
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial & industrial	6	$270,695	6	$331,767
Commercial real estate	4	711,816	4	772,894
Residential real estate - 1st lien	18	1,892,695	14	1,468,415
Residential real estate - Jr lien	1	48,456	1	55,011
Total	29	$2,923,663	25	$2,628,085

The remainder of the Company’s TDRs were performing in accordance with their modified terms as of the date presented and consisted of the following:

	December 31, 2020		December 31, 2019
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial real estate	2	$74,757	2	$106,913
Residential real estate - 1st lien	31	2,417,563	30	2,459,649
Residential real estate - Jr lien	1	4,775	1	6,101
Total	34	$2,497,095	33	$2,572,663

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans. The Company is contractually committed to lend under one SBA guaranteed line of credit to a borrower whose lending relationship was previously restructured.

ALL and provisions - The Company maintains an ALL at a level that management believes is appropriate to absorb losses inherent in the loan portfolio as of the measurement date (See Note 5 to the accompanying audited consolidated financial statements). Although the Company, in establishing the ALL, considers the inherent losses in individual loans and pools of loans, the ALL is a general reserve available to absorb all credit losses in the loan portfolio. No part of the ALL is segregated to absorb losses from any particular loan or segment of loans.

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

Specific allocations to the ALL are made for certain impaired loans. Impaired loans include all troubled debt restructurings regardless of amount, and all loans to a borrower that in aggregate are greater than $100,000 and that are in non-accrual status. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due, including interest and principal, according to the contractual terms of the loan agreement. The Company will review all the facts and circumstances surrounding non-accrual loans and on a case-by-case basis may consider loans below the threshold as impaired when such treatment is material to the financial statements. See Note 5 to the accompanying audited consolidated financial statements for information on the recorded investment in impaired loans and their related allocations.

The following table summarizes the Company’s loan loss experience for each of the last five years.

As of or Years Ended December 31,	2020	2019	2018	2017	2016
	(Dollars in Thousands)

Loans outstanding, end of year(1)	$709,355	$606,989	$578,450	$551,690	$537,136
Average loans outstanding during year(1)	$695,491	$591,616	$568,511	$549,974	$521,973
Non-accruing loans, end of year	$4,675	$4,434	$4,263	$3,096	$2,475
Non-accruing loans, net of government guarantees	$4,358	$4,074	$3,887	$3,037	$2,328

ALL, beginning of year	$5,926	$5,602	$5,438	$5,278	$5,012
Loans charged off:
Commercial & industrial	(39)	(176)	(153)	(20)	(49)
Commercial real estate	(34)	(116)	(124)	(160)	0
Municipal	0	0	0	0	0
Residential real estate - 1st lien	(204)	(242)	(252)	(160)	(244)
Residential real estate - Jr lien	(29)	(223)	(69)	(118)	0
Consumer	(74)	(103)	(144)	(124)	(16)
	(380)	(860)	(742)	(582)	(309)
Recoveries:
Commercial & industrial	1	11	60	27	25
Commercial real estate	20	50	0	0	0
Municipal	0	0	0	0	0
Residential real estate - 1st lien	13	16	27	27	24
Residential real estate - Jr lien	6	2	1	1	0
Consumer	33	39	38	37	26
	73	118	126	92	75

Net loans charged off	(307)	(742)	(616)	(490)	(234)
Provision charged to income	1,589	1,066	780	650	500
ALL, end of year	$7,208	$5,926	$5,602	$5,438	$5,278

Net charge offs to average loans outstanding	0.04%	0.13%	0.11%	0.09%	0.04%
Provision charged to income as a percent of average loans	0.23%	0.18%	0.14%	0.12%	0.10%
ALL to average loans outstanding	1.04%	1.00%	0.99%	0.99%	1.01%
ALL to non-accruing loans	154.19%	133.65%	131.41%	175.65%	213.25%
ALL to non-accruing loans, net of government guarantees	165.40%	145.46%	144.12%	179.06%	226.72%

(1)

Loan data reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative 2018 - 2016 information presented.

Despite lower net charge-offs during 2016 and sharply lower non-performing loans, the 2016 provision of $500,000 was somewhat consistent with the prior year provision in order to support the strong loan growth during 2016, particularly in the CRE portfolio. The 2017 provision increased to $650,000, principally to cover higher loan losses experienced during the year, some qualitative adjustment increases related to classified loan levels, along with solid loan portfolio growth. As in 2017, the 2018 provision was increased principally to support strong CRE loan growth along with the higher dollar volume of losses in the Company’s growing loan portfolio. The 2019 provision increased significantly due to increase in the loan portfolio combined with higher than anticipated loan charge off activity during the third quarter of 2019 related to write-down adjustments on several loans in workout. The increase in the 2020 provision was again due to loan growth, as well as adjustments to the qualitative factors used to estimate the ALL particularly factors related to the economic impact to borrowers from the COVID-19 pandemic. Further increases in the provision in future periods will be necessary if economic conditions and credit quality continue to deteriorate due to the impacts of the COVID-19 pandemic, or other factors. The Company has an experienced collections department that continues to work actively with borrowers to resolve problem loans and manage the OREO portfolio, and management continues to monitor the loan portfolio closely.

The fourth quarter ALL analysis indicates that the reserve balance of $7.2 million at December 31, 2020 is sufficient to cover losses that are probable and estimable as of the measurement date, with an unallocated reserve of $398,913. Management believes the reserve balance and unallocated amount continue to be directionally consistent with the overall risk profile of the Company’s loan portfolio and credit risk appetite. The portion of the ALL termed “unallocated” is established to absorb inherent losses that exist as of the measurement date although not specifically identified through management’s process for estimating credit losses. While the ALL is described as consisting of separate allocated portions, the entire ALL is available to support loan losses, regardless of category. Unallocated reserves are considered by management to be appropriate in light of the unknown impact to borrowers due to COVID-19, the Company’s continued growth strategy and shift in the portfolio from residential loans to commercial and industrial and CRE loans and the risk associated with the relatively new, unseasoned loans in those portfolios. The adequacy of the ALL is reviewed quarterly by the risk management committee of the Board and then presented to the full Board for approval.

The following table shows the allocation of the ALL, as well as the percent of each loan category to the total loan portfolio, as of the balance sheet dates for each of the last five years:

December 31,	2020	%	2019	%	2018	%	2017	%	2016	%
	(Dollars in Thousands)
Domestic
Commercial & industrial	$843	23%	$837	16%	$697	14%	$676	14%	$726	13%
Commercial real estate	3,854	39%	3,181	41%	3,020	41%	2,674	38%	2,496	38%
Municipal	82	8%	0	9%	0	8%	0	9%	0	9%
Residential real estate
1st lien	1,735	24%	1,388	26%	1,422	28%	1,461	30%	1,370	31%
Jr lien	235	5%	290	7%	273	8%	317	8%	371	8%
Consumer	60	1%	52	1%	57	1%	43	1%	84	1%
Unallocated	399	0%	178	0%	133	0%	267	0%	231	0%
	$7,208	100%	$5,926	100%	$5,602	100%	$5,438	100%	$5,278	100%

(1)	Gross loans reflects reclassification of obligations of local municipalities from the investment portfolio into the loan portfolio as of January 1, 2019 and conforming changes to the comparative 2018 - 2016 information presented.

In addition to credit risk in the Company’s loan portfolio and liquidity risk in its loan and deposit-taking operations, the Company’s business activities also generate market risk. Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Declining capital markets can result in fair value adjustments necessary to record decreases in the value of the investment portfolio for other-than-temporary-impairment. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. During recessionary periods, a declining housing market can result in an increase in loan loss reserves or ultimately an increase in foreclosures. Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product. As discussed above under “Interest Rate Risk and Asset and Liability Management”, the Company actively monitors and manages its interest rate risk through the ALCO process.

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of AFS debt securities increased throughout the reporting periods as deposit growth exceeded loan growth and the Company sought ways to invest the excess cash on hand.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or AFS, either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income. The Company’s investment policy does not permit the holding of trading securities. Debt securities classified as HTM are recorded at book value, subject to adjustment for OTTI. As noted previously, effective as of January 1, 2019, tax-exempt loans to municipalities, which were previously classified as securities HTM and constituted the entire HTM portfolio, were reclassified to the loan portfolio, with prior period information restated accordingly. Therefore, the Company did not hold any securities HTM as of December 31, 2020, 2019 or 2018.

Debt securities classified as AFS are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets. These adjustments in the AFS portfolio resulted in an accumulated unrealized income net of taxes of $915,348 in 2020 and $260,483 in 2019, compared to accumulated unrealized loss net of taxes of $647,584 in 2018. The fluctuations in unrealized gains and losses are due to market interest rate changes, and are not based on any deterioration in credit quality of the underlying issuers. The Company’s investment portfolio includes Agency MBS in order to realize a more favorable yield in the portfolio and diversify the holdings. Although classified as AFS, we anticipate holding these securities until maturity. The unrealized loss positions within the investment portfolio as of the balance sheet dates presented are considered by management to be temporary.

The restricted equity securities comprise the Company’s membership stock in the FRBB, FHLBB and ACBI. Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts. On December 31, 2020, 2019 and 2018, the Company held $588,150 in FRBB stock and $768,400, $753,700 and $1.1 million, respectively, in FHLBB stock. In addition, as disclosed in Note 4 of the accompanying audited consolidated financial statements, during 2018 the Company purchased $90,000 in stock in ACBI, a holding company for ACBB, a correspondent bank. The purchase of ACBI stock is required for receipt of correspondent banking services from ACBB at more favorable pricing. These restricted securities in the FRBB, FHLBB and ACBI are typically held for an extended period of time and are subject to strict limitations on resales. FRBB stock may only be sold back to the issuer, while FHLBB stock may only be repurchased by the FHLBB or resold to a member institution and ACBI stock may only be resold to other depository institutions or their holding companies or subsidiaries, or to the FDIC. Restricted equity stock is generally sold and redeemed at par. Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par. The FHLBB stock is subject to capital call provisions.

Some of the Company’s debt securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices. In 2020, there were 14 call features exercised by the issuer, compared to 10 call features in 2019 and no calls exercised during 2018.

The Company’s debt securities AFS in each of the last three fiscal years were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2020
U.S. GSE debt securities	$8,007	$166	$3	$8,170
Agency MBS	40,861	548	31	41,378
ABS and OAS	2,509	161	0	2,670
Other investments	8,169	318	0	8,487
	$59,546	$1,193	$34	$60,705
Restricted equity securities (1)	$1,447	$0	$0	$1,447
Total	$60,993	$1,193	$34	$62,152

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2019
U.S. GSE debt securities	$18,003	$100	$41	$18,062
Agency MBS	16,169	87	51	16,205
ABS and OAS	2,800	55	2	2,853
Other investments	8,665	182	0	8,847
	$45,637	$424	$94	$45,967
Restricted equity securities (1)	$1,432	$0	$0	$1,432
Total	$47,069	$424	$94	$47,399

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in Thousands)
December 31, 2018
U.S. GSE debt securities	$14,010	$0	$259	$13,751
Agency MBS	16,021	3	449	15,575
ABS and OAS	1,988	4	6	1,986
Other investments	8,167	8	120	8,055
	$40,186	$15	$834	$39,367
Restricted equity securities (1)	$1,749	$0	$0	$1,749
	$41,935	$15	$834	$41,116

1)	Required equity purchases for membership in the FRB System and the FHLB System and for access to correspondent banking services from ACBB.

The Company did not have investments totaling more than 10% of Shareholders’ equity in any one issuer during any of the periods presented.

Realized gains and losses in the Company’s AFS portfolio are presented in the table below for 2020, 2019 and 2018.

	Realized gains			Realized losses
	2020	2019	2018	2020	2019	2018
U.S. GSE debt securities	$0	$0	$0	$0	$7,200	$32,718
Agency MBS	39,086	1,570	0	0	20,860	0
Total	$39,086	$1,570	$0	$0	$28,060	$32,718

The following is an analysis of the maturities and yields of the debt securities AFS in the Company’s investment portfolio for each of the last three fiscal years:

December 31,	2020		2019		2018
		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
	Value	Yield	Value	Yield	Value	Yield
	(Dollars in Thousands)

U.S. GSE debt securities
Due in one year or less	$0	0.00%	$2,020	1.81%	$0	0.00%
Due from one to five years	0	0.00%	2,007	2.25%	4,944	1.69%
Due from five to ten years	7,132	2.28%	12,049	2.81%	8,807	2.84%
Due after ten years	1,038	2.41%	1,986	2.70%	0	0.00%
Total	$8,170	2.29%	$18,062	2.63%	$13,751	2.42%

ABS/AOS
Due from five to ten years	$2,670	2.89%	$2,853	2.94%	$1,986	3.33%

Other Investments
Due in one year or less	$2,248	2.18%	$746	2.03%	$0	0.00%
Due from one to five years	6,239	2.74%	7,856	2.72%	7,575	2.63%
Due from five to ten years	0	0.00%	245	2.50%	480	2.50%
Total	$8,487	2.59%	$8,847	2.65%	$8,055	2.62%

Agency MBS (1)	$41,378	1.69%	$16,205	2.55%	$15,575	2.33%

FRBB Stock (2)	$588	6.00%	$588	6.00%	$588	6.00%

FHLBB Stock (2)	$769	4.13%	$754	6.04%	$1,071	5.92%

ACBI Stock (2)(3)	$90	0.22%	$90	1.16%	$90	0.00%

1)	Agency MBS are not due at a single maturity date and have not been allocated to maturity groupings for purposes of the maturity table.
2)	Required equity purchases for membership in the FRB System and FHLB System and for access to correspondent banking services from ACBB.
3)

The Company’s holdings of ACBI stock were purchased during the fourth quarter of 2018 and the first declared dividend was paid during the first quarter of 2019, accounting for the difference in the yields between 2020 and 2019 and the absence in yield for 2018.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2020, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company’s financial instruments whose contract amount represents credit risk are disclosed in Note 18 to the accompanying audited consolidated financial statements.

EFFECTS OF INFLATION

Rates of inflation affect the reported financial condition and results of operations of all industries, including the banking industry. The effect of monetary inflation is generally magnified in bank financial and operating statements because most of a bank’s assets and liabilities are monetary in nature and, as costs and prices rise, cash and credit demands of individuals and businesses increase, while the purchasing power of net monetary assets declines. During the economic downturn that began in 2008, the capital and credit markets experienced significant volatility and disruption, with the federal government taking unprecedented steps to deal with the economic situation. These measures included significant deficit spending as well as quantitative easing of the money supply by the FRB. As the economy improved, the FOMC took steps to increase interest rates in 2018 but the second half of 2019 brought a decrease in interest rates as the economy showed signs of slowing. The U.S. economy was in a good position early in 2020, however was dramatically altered with the onset of the COVID-19 pandemic. In response, the FOMC quickly lowered the target range for the federal funds rate by 1.5%, dropping it to near zero, where they remain today. The core inflation rate for January 2021 was reported at 1.4%, year over year.

The impact of inflation on the Company’s financial results is affected by management’s ability to react to changes in interest rates in order to reduce inflationary effect on performance. Interest rates do not necessarily move in conjunction with changes in the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against significant interest rate fluctuations, including those resulting from inflation.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth or the Company has other liquidity demands, it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings. One-way deposits acquired through the CDARS program provide an alternative funding source when needed. The Company had no one-way CDARS outstanding at December 31, 2020, compared to $4.0 million at December 31, 2019. In addition, two-way (that is, reciprocal) CDARS deposits, as well as reciprocal ICS money market and demand deposits, allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other participating FDIC-insured financial institutions. At December 31, 2020 and 2019, the Company reported $4.9 million and $6.8 million, respectively, in reciprocal CDARS deposits. The balance in ICS reciprocal money market deposits was $23.1 million and $22.6 million at December 31, 2020 and 2019, respectively, and the balance in ICS reciprocal demand deposits as of those dates was $53.1 million and $39.7 million, respectively.

During 2019 and into 2020, the Company continued its use of brokered deposits outside of the CDARS program to satisfy a portion of its short-term funding needs. These are typically short term certificates of deposit with maturity less than one year purchased through a prominent broker of public and institutional funds from across the country, along with the addition of DTC Brokered CD issuance during 2018. At December 31, 2018, the Company had two blocks of DTC Brokered CDs totaling $30 million, with maturities in January 2019 and August 2019. During the first quarter of 2019, the Company partially replaced the $20.0 million block that matured in January with purchases of two blocks of DTC Brokered CDs totaling $15.0 million and having maturities in July, 2019 and January, 2020. The Company did not replace the blocks that matured in July and August of 2019, leaving $6.2 million outstanding as of December 31, 2019, with a maturity of January 2020. Upon maturity in January 2020, this block was not replaced. In July, 2020, the Company purchased three blocks with maturities in October 2020, January 2021 and April 2021, leaving two blocks totaling $3.8 million outstanding at December 31, 2020. Additionally, the Company had brokered deposits from another source totaling approximately $449,000 and $1.0 million at December 31, 2020 and 2019, respectively. These relationships have provided increased access to short term funding that is easily accessible without any detrimental effect on the pricing of the core deposit base. In total, the Company had $4.2 million and $11.1 million of brokered CDs outstanding at December 31, 2020 and December 31, 2019, respectively.

At December 31, 2020 and 2019, gross borrowing capacity of approximately $93.1 million and $97.4 million, respectively, was available through the FHLBB, secured by the Company’s qualifying loan portfolio (generally, residential mortgage and commercial loans), reduced by outstanding advances and collateral pledges. The Company also has an unsecured federal funds line with the FHLBB with an available balance of $500,000, with no advances against it at December 31, 2020 or 2019. Interest is chargeable at a rate determined daily approximately 25 basis points higher than the rate paid on federal funds sold.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits up to its FHLBB borrowing capacity ($93.1 million and $97.4 million at December 31, 2020 and 2019, respectively, less outstanding advances and collateral pledges) with letters of credit issued by the FHLBB. The Company offers a Government Agency Account to its municipal customers collateralized with these FHLBB letters of credit. At December 31, 2020 and 2019, approximately $23.5 million and $14.4 million, respectively, of qualifying residential real estate loans were pledged as collateral to the FHLBB for these collateralized governmental unit deposits, which reduced dollar-for-dollar the available borrowing capacity under the FHLBB line of credit. Total fees paid by the Company to the FHLBB in connection with these letters of credit were $46,748 for 2020 and $41,069 for 2019.

The Company has a BIC arrangement with the FRBB secured by eligible commercial loans, CRE loans and home equity loans, resulting in an available line of $50.4 million and $56.9 million, respectively, at December 31, 2020 and 2019. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 25 basis points at December 31, 2020. At December 31, 2020 and 2019, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with three correspondent banks with aggregate available borrowing capacity of $25.5 million at December 31, 2020 and 2019. The Company had no outstanding advances against these lines for the periods presented.

Securities sold under agreements to repurchase amounted to $38.7 million, $33.2 million and $30.5 million as of December 31, 2020, 2019 and 2018, respectively. The average daily balance of these repurchase agreements was $29.7 million, $33.5 million and $30.6 million during 2020, 2019, and 2018, respectively. The maximum borrowings outstanding on these agreements at any month-end reporting period of the Company were $38.7 million, $38.9 million and $32.9 million during 2020, 2019 and 2018, respectively. These repurchase agreements mature daily and carried a weighted average interest rate of 0.86% during 2020, 0.89% during 2019 and 0.63% during 2018.

The following table illustrates the changes in shareholders’ equity from December 31, 2019 to December 31, 2020:

Balance at December 31, 2019 (book value $12.86 per common share)	$68,894,679
Net income	10,758,502
Issuance of stock through the DRIP	1,039,072
Dividends declared on common stock	(4,004,030)
Dividends declared on preferred stock	(54,375)
Change in AOCI on AFS securities, net of tax	654,865
Balance at December 31, 2020 (book value $14.25 per common share)	$77,288,713

The primary objective of the Company’s capital planning process is to balance appropriately the retention of capital to support operations and future growth, with the goal of providing shareholders an attractive return on their investment. To that end, management monitors capital retention and dividend policies on an ongoing basis.

In December, 2020, the Company’s Board of Directors declared a $0.19 per common share cash dividend, payable February 1, 2021 to shareholders of record as of January 15, 2021, requiring the Company to accrue a liability of $1,006,626 for this dividend in the fourth quarter of 2020. In March, 2021, the Board of the Company approved a cash dividend of $0.22 per common share, payable on May 1, 2021 to shareholders of record as of April 15, 2021. The declaration of this dividend required the Company to accrue a liability of $1,169,555 in the first quarter of 2021.

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Additional Prompt Corrective Action capital requirements are applicable to banks, but not bank holding companies. (See Note 23 to the accompanying audited consolidated financial statements.)

Common Stock Performance by Quarter*

	2020				2019
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$16.39	$14.00	$14.24	$15.76	$17.20	$17.95	$17.00	$17.90
Low	$9.55	$10.40	$12.60	$13.00	$15.94	$16.34	$15.07	$15.15

	2020				2019
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$16.30	$13.99	$13.50	$15.40	$17.20	$17.40	$16.88	$17.00
Low	$9.55	$11.25	$12.50	$13.15	$16.12	$16.34	$15.14	$15.40

Cash Dividends Declared	$0.19	$0.19	$0.19	$0.19	$0.19	$0.19	$0.19	$0.19

*The Company’s common stock is not traded on any exchange. However, the Company’s common stock is included in the OTCQX® marketplace tier maintained by the OTC Markets Group Inc. Trade and bid information for the stock appears in the OTC’s interdealer quotation system, OTC Link ATS®. The trade price and bid information in the table above is based on information reported by participating FINRA-registered brokers in the OTC Link ATS® system and may not represent all trades or high and low bids during the relevant periods. Such price quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and bid prices do not necessarily represent actual transactions. The OTC trading symbol for the Company’s common stock is CMTV.

As of February 1, 2021, there were 5,316,160 shares of the Corporation’s common stock ($2.50 par value) outstanding, owned by 822 shareholders of record.

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Kathryn M. Austin, President & CEO

Community Bancorp.

4811 US Route 5

Newport, Vermont 05855

Shareholder Services

For shareholder services or information contact:

Melissa Tinker, Assistant Corporate Secretary

Community Bancorp.

4811 US Route 5

Newport, Vermont 05855

(802) 334-7915

Transfer Agent:

Computershare Investor Services

PO Box 43078

Providence, RI 02940-3078

www.computershare.com

Annual Shareholders’ Meeting

The 2021 Annual Shareholders’ Meeting, will be a Virtual Annual Meeting to be held on May 18, 2021, at 2:00 PM due to mandated COVID-19 response measures.

