Form 10-K, Exhibit 13
period 2021-12-31
COMMUNITY BANCORP /VT
filed 2022-03-24
CIK 718413

EXHIBIT 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Allowance for Loan Losses

As disclosed in Note 5 to the Company's consolidated financial statements, the Company has a gross loan portfolio of $690 million and related allowance for loan losses of $7.7 million as of December 31, 2021. As disclosed in Note 1, the Company's allowance for loan losses is a material and complex estimate requiring significant management judgment in the evaluation of the credit quality and the estimation of inherent losses within the loan portfolio. The level of the allowance for loan losses is based on management’s periodic evaluation of the loan portfolio, credit concentrations, trends in historical loss experience, estimated value of any underlying collateral, specific impaired loans and economic conditions. Changes in these assumptions could have a material effect on the Company’s financial results. The allowance for loan losses includes a general reserve which is determined based on the results of a quantitative and a qualitative analysis of all loans not measured for impairment at the reporting date. Impaired loans are loan(s) to a borrower that in the aggregate are greater than $100,000 and that are in non-accrual status or are troubled debt restructurings regardless of amount.

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

The primary procedures we performed to address this critical audit matter included:

•	Evaluating the design of controls relating to management's review of loans, assignment of risk ratings, and consistency of application of accounting policies.
•	Evaluating the reasonableness of assumptions and sources of data used by management in forming the qualitative loss factors by performing retrospective review of historic loan loss experience and analyzing historical data used in developing the assumptions, including assessment of whether there were additional qualitative considerations relevant to the portfolio.
•	Evaluating the appropriateness of inputs and factors that the Company used in forming the qualitative loss factors and assessing whether such inputs and factors were relevant, reliable, and reasonable for the purpose used.
•	Testing the appropriateness of the Company's loan rating policy and the consistency of its application.
•	Evaluating the appropriateness of specific reserves for impaired loans.
•	Verifying the mathematical accuracy and computation of the allowance for loan losses by re-performing or independently calculating significant elements of the allowance based on relevant source documents.

We have served as the Company's auditor since 2003.

Portland, Maine

March 24, 2022

Vermont Registration No. 92-0000278

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2021	2020

Assets
Cash and due from banks	$17,839,374	$10,850,787
Federal funds sold and overnight deposits	92,519,552	104,199,133
Total cash and cash equivalents	110,358,926	115,049,920
Securities available-for-sale	182,342,459	60,705,178
Restricted equity securities, at cost	1,434,450	1,446,550
Loans held-for-sale	339,000	130,400
Loans	689,988,533	709,355,330
Allowance for loan losses	(7,710,256)	(7,208,485)
Deferred net loan fees	(37,972)	(1,195,741)
Net loans	682,240,305	700,951,104
Bank premises and equipment, net	13,767,328	10,209,869
Accrued interest receivable	2,400,560	2,987,977
Bank owned life insurance	5,073,228	4,988,236
Goodwill	11,574,269	11,574,269
Other assets	9,575,274	10,189,781
Total assets	$1,019,105,799	$918,233,284

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$209,465,151	$185,954,976
Interest-bearing transaction accounts	265,513,937	228,712,371
Money market funds	129,728,954	115,546,064
Savings	168,390,905	138,745,468
Time deposits, $250,000 and over	17,463,871	16,488,963
Other time deposits	88,837,135	96,842,998
Total deposits	879,399,953	782,290,840
Borrowed funds	1,300,000	2,800,000
Repurchase agreements	32,609,875	38,727,312
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	8,148,703	4,239,419
Total liabilities	934,345,531	840,944,571

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding at December 31, 2021 and 2020 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,587,939 and 5,527,380 shares issued at December 31, 2021 and 2020, respectively (including 14,337 and 18,128 shares issued February 1, 2022 and 2021, respectively)	13,969,848	13,818,450
Additional paid-in capital	35,322,063	34,309,646
Retained earnings	37,758,105	29,368,046
Accumulated other comprehensive (loss) income	(1,166,971)	915,348
Less: treasury stock, at cost; 210,101 shares at December 31, 2021 and 2020	(2,622,777)	(2,622,777)
Total shareholders' equity	84,760,268	77,288,713
Total liabilities and shareholders' equity	$1,019,105,799	$918,233,284

Book value per common share outstanding	$15.48	$14.25

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31,
Consolidated Statements of Income	2021	2020

Interest income
Interest and fees on loans	$33,067,230	$31,609,216
Interest on debt securities	1,305,175	1,030,761
Dividends	56,116	81,942
Interest on federal funds sold and overnight deposits	362,018	340,375
Total interest income	34,790,539	33,062,294

Interest expense
Interest on deposits	2,568,158	4,095,985
Interest on borrowed funds	71,375	19,261
Interest on repurchase agreements	88,861	254,774
Interest on junior subordinated debentures	393,105	476,666
Total interest expense	3,121,499	4,846,686

Net interest income	31,669,040	28,215,608
Provision for loan losses	624,165	1,589,000
Net interest income after provision for loan losses	31,044,875	26,626,608

Non-interest income
Service fees	3,441,607	3,137,956
Income from sold loans	949,212	1,469,863
Other income from loans	982,295	1,054,562
Net realized gain on sale of securities AFS	0	39,086
Other income	1,361,023	1,070,257
Total non-interest income	6,734,137	6,771,724

Non-interest expense
Salaries and wages	8,027,000	7,597,745
Employee benefits	3,124,554	3,084,435
Occupancy expenses, net	2,808,068	2,672,720
Other expenses	7,697,964	7,036,841
Total non-interest expense	21,657,586	20,391,741

Income before income taxes	16,121,426	13,006,591
Income tax expense	2,983,088	2,248,089
Net income	$13,138,338	$10,758,502

Earnings per common share	$2.45	$2.03
Weighted average number of common shares used in computing earnings per share	5,345,988	5,274,785
Dividends declared per common share	$0.88	$0.76

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
	2021	2020

Net income	$13,138,338	$10,758,502

Other comprehensive (loss) income, net of tax:
Unrealized holding (loss) gain on securities AFS arising during the period	(2,635,848)	868,030
Reclassification adjustment for gain realized in income	0	(39,086)
Unrealized (loss) gain during the period	(2,635,848)	828,944
Tax effect	553,529	(174,079)
Other comprehensive (loss) income, net of tax	(2,082,319)	654,865
Total comprehensive income	$11,056,019	$11,413,367

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2021 and 2020

	Common stock		Preferred stock
	Shares	Amount	Shares	Amount

Balances, December 31, 2019	5,449,857	$13,624,643	15	$1,500,000

Comprehensive income
Net income		0		0
Other comprehensive income	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock		0		0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	77,523	193,807	0	0

Balances, December 31, 2020	5,527,380	13,818,450	15	1,500,000

Comprehensive income
Net income		0		0
Other comprehensive loss	0	0	0	0

Total comprehensive income

Cash dividends declared - common stock	0	0	0	0
Cash dividends declared - preferred stock	0	0	0	0
Issuance of common stock	60,559	151,398	0	0

Balances, December 31, 2021	5,587,939	$13,969,848	15	$1,500,000

The accompanying notes are an integral part of these consolidated financial statements.

		Accumulated other		Total
Additional paid-in	Retained	comprehensive	Treasury	shareholders'
capital	earnings	income (loss)	stock	equity

$33,464,381	$22,667,949	$260,483	$(2,622,777)	$68,894,679

0	10,758,502	0	0	10,758,502
0	0	654,865	0	654,865

				11,413,367

0	(4,004,030)	0	0	(4,004,030)
0	(54,375)	0	0	(54,375)
845,265	0	0	0	1,039,072

34,309,646	29,368,046	915,348	(2,622,777)	77,288,713

0	13,138,338	0	0	13,138,338
0	0	(2,082,319)	0	(2,082,319)

				11,056,019

0	(4,699,529)	0	0	(4,699,529)
0	(48,750)	0	0	(48,750)
1,012,417	0	0	0	1,163,815

$35,322,063	$37,758,105	$(1,166,971)	$(2,622,777)	$84,760,268

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2021	2020

Cash Flows from Operating Activities:
Net income	$13,138,338	$10,758,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, bank premises and equipment	1,104,918	894,687
Provision for loan losses	624,165	1,589,000
Deferred income tax	(76,374)	(270,427)
Net realized gain on sale of securities AFS	0	(39,086)
Gain on sale of loans	(540,540)	(1,027,175)
(Gain) loss on sale of bank premises and equipment	(7,559)	174,470
Gain on sale of OREO	0	(55,602)
Capital loss on leases	63,125	0
Income from CFS Partners	(951,605)	(684,891)
Amortization of bond premium, net	531,081	92,662
Proceeds from sales of loans held for sale	18,103,002	37,899,464
Originations of loans held for sale	(17,771,062)	(37,002,689)
(Decrease) increase in taxes payable	(258,585)	61,285
Decrease (increase) in interest receivable	587,417	(651,424)
Decrease in mortgage servicing rights	24,426	17,431
Decrease in right-of-use assets	196,172	132,778
Decrease in operating lease liabilities	(196,825)	(202,782)
Decrease in other assets	67,126	5,728
Increase in cash surrender value of BOLI	(84,992)	(85,224)
Amortization of limited partnerships	363,048	336,686
Change in net deferred loan fees and costs	(1,157,769)	1,558,156
Decrease in interest payable	(27,348)	(53,109)
Increase in accrued expenses	310,996	174,154
Increase (decrease) in other liabilities	3,525	(38,377)
Net cash provided by operating activities	14,044,681	13,584,217

Cash Flows from Investing Activities:
Investments - AFS
Maturities, calls, pay downs and sales	18,851,557	22,804,241
Purchases	(143,655,767)	(36,767,300)
Proceeds from redemption of restricted equity securities	141,500	522,400
Purchases of restricted equity securities	(129,400)	(537,100)
Decrease in limited partnership contributions payable	(150,000)	(909,000)
Proceeds of distribution from CFS Partners	2,000,000	0
Decrease (increase) in loans, net	19,139,595	(102,746,364)
Capital expenditures net of proceeds from sales of bank premises and equipment	(895,739)	(452,402)
Proceeds from sales of OREO	0	1,022,340
Recoveries of loans charged off	104,808	72,965
Net cash used in investing activities	(104,593,446)	(116,990,220)

8

	2021	2020

Cash Flows from Financing Activities:
Net increase in demand and interest-bearing transaction accounts	60,311,741	118,665,955
Net increase in money market and savings accounts	43,828,327	51,469,875
Net decrease in time deposits	(7,030,955)	(2,866,358)
Net (decrease) increase in repurchase agreements	(6,117,437)	5,537,464
Net decrease in short-term borrowings	(150,000)	0
Proceeds from long-term borrowings	0	150,000
Repayments on long-term borrowings	(1,350,000)	0
Decrease in finance lease obligations	(198,653)	(61,665)
Dividends paid on preferred stock	(48,750)	(54,375)
Dividends paid on common stock	(3,386,502)	(2,947,185)
Net cash provided by financing activities	85,857,771	169,893,711

Net (decrease) increase in cash and cash equivalents	(4,690,994)	66,487,708
Cash and cash equivalents:
Beginning	115,049,920	48,562,212
Ending	$110,358,926	$115,049,920

Supplemental Schedule of Cash Paid During the Period:
Interest	$3,148,847	$4,899,795

Income taxes, net of refunds	$2,955,000	$2,120,542

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized (loss) gain on securities AFS	$(2,635,848)	$828,944

Additions to finance lease obligations	$3,955,252	$0

Common Shares Dividends Paid:
Dividends declared	$4,699,529	$4,004,030
Increase in dividends payable attributable to dividends declared	(149,212)	(17,773)
Dividends reinvested	(1,163,815)	(1,039,072)
Total dividends paid	$3,386,502	$2,947,185

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNITY BANCORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

The accounting policies of Community Bancorp. and Subsidiary (the Company) are in conformity, in all material respects, with U.S. generally accepted accounting principles (U.S. GAAP) and general practices within the banking industry.  The following is a description of the Company’s significant accounting policies.

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

ABS:	Asset backed security	FHA:	Federal Housing Administration
ACBB:	Atlantic Community Bankers Bank	FHLBB:	Federal Home Loan Bank of Boston
ACBI:	Atlantic Community Bancshares, Inc.	FHLMC :	Federal Home Loan Mortgage Corporation
ACH:	Automated Clearing House	FICO:	Financing Corporation
AFS:	Available-for-sale	FLA:	First Loss Account
Agency MBS:	MBS issued by a US government agency	FOMC:	Federal Open Market Committee
	or GSE	FRB:	Federal Reserve Board
ALCO:	Asset Liability Committee	FRBB:	Federal Reserve Bank of Boston
ALL:	Allowance for loan losses	GAAP:	Generally Accepted Accounting Principles
AML:	Anti-money laundering laws		in the United States
AOCI:	Accumulated other comprehensive income	GSE:	Government sponsored enterprise
ASC:	Accounting Standards Codification	HMDA:	Home Mortgage Disclosure Act
ASU:	Accounting Standards Update	HTM:	Held-to-maturity
ATMs:	Automatic teller machines	ICS:	Insured Cash Sweeps of the InterFi Network
ATS:	Automatic transfer service	IRS:	Internal Revenue Service
Bancorp:	Community Bancorp.	JNE:	Jobs for New England
Bank:	Community National Bank	Jr:	Junior
BHG:	Bankers Healthcare Group	LIBOR:	London Interbank Offered Rate
BIC:	Borrower-in-Custody	LLC:	Limited liability corporation
Board:	Board of Directors	MBS:	Mortgage-backed security
BOLI:	Bank owned life insurance	MPF:	Mortgage Partnership Finance
bp or bps:	Basis point(s)	MSAs	Metropolitan Statistical Areas
BSA:	Bank Secrecy Act	MSRs:	Mortgage servicing rights
CBLR:	Community Bank Leverage Ratio	NII:	Net interest income
CARES ACT:	Coronavirus Aid Relief and Economic	OAS:	Other amortizing security
	Security Act	OCI:	Other comprehensive income (loss)
CDARS:	Certificate of Deposit Accounts Registry	OFAC:	Office of Foreign Asset Control
	Service of the InterFi Network	OREO:	Other real estate owned
CDs:	Certificates of deposit	OTTI:	Other-than-temporary impairment
CDI:	Core deposit intangible	PMI:	Private mortgage insurance
CECL:	Current Expected Credit Loss	PPP:	Paycheck Protection Program
CEO:	Credit Enhancement Obligation	PPPLF:	Paycheck Protection Program Liquidity
CFPB:	Consumer Financial Protection Bureau		Facility
CFSG:	Community Financial Services Group, LLC	QM(s):	Qualified Mortgage(s)
CFS Partners:	Community Financial Services Partners, LLC	RD:	USDA Rural Development
CMO	Collateralized Mortgage Obligation	RESPA:	Real Estate Settlement Procedures Act
Company:	Community Bancorp. and Subsidiary	SBA:	U.S. Small Business Administration
COVID-19:	Coronavirus Disease 2019	SEC:	U.S. Securities and Exchange Commission
CRA:	Community Reinvestment Act	SERP:	Supplemental Employee Retirement Plan
CRE:	Commercial Real Estate	SOX:	Sarbanes-Oxley Act of 2002
DDA or DDAs:	Demand Deposit Account(s)	TDR:	Troubled-debt restructuring
DIF:	Deposit Insurance Fund	TILA:	Truth in Lending Act
DTC:	Depository Trust Company	USDA:	U.S. Department of Agriculture
DRIP:	Dividend Reinvestment Plan	VA:	U.S. Veterans Administration
Exchange Act:	Securities Exchange Act of 1934	VIE:	Variable interest entities
FASB:	Financial Accounting Standards Board	2017 Tax Act:	Tax Cut and Jobs Act of 2017
FDIA:	Federal Deposit Insurance Act	2018	Economic Growth, Regulatory Relief and
FDIC:	Federal Deposit Insurance Corporation	Regulatory	Consumer Protection Act of 2018
FDICIA:	Federal Deposit Insurance Company	Relief Act:
Improvement Act of 1991

The consolidated financial statements include the accounts of the Bancorp. and its wholly-owned subsidiary, the Bank.  All significant intercompany accounts and transactions have been eliminated.  The Company is considered a “smaller reporting company” and a “non-accelerated filer” under the disclosure rules of the SEC.  Accordingly, the Company has elected to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period, and intends to provide smaller reporting company scaled disclosures where management deems it appropriate.

FASB ASC Topic 810, “Consolidation,” in part, addresses limited purpose trusts formed to issue trust preferred securities.  It also establishes the criteria used to identify VIE, and to determine whether or not to consolidate a VIE.  In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the VIE.  In 2007, the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company.  The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not consolidated with the Company for financial reporting purposes.  CMTV Statutory Trust I is considered an affiliate of the Company (see Note 13).

Nature of operations

The Company provides a variety of deposit and lending services to individuals, municipalities, and business customers through its branches, ATMs and telephone, mobile and internet banking capabilities in northern and central Vermont, which is primarily a small business and agricultural area.  The Company also engages in lending activity outside the area of its branch network, through loan production offices in Burlington, Vermont and Lebanon, New Hampshire.  The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal and consumer loans.

Concentration of risk

The Company's operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities.  Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities and repricing of assets and liabilities.  Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors inherent in management’s estimate of credit risk and factors beyond the control of the Company.  While the Company has a diversified loan portfolio by loan type, most of its lending activities are conducted within the geographic area where its banking offices are located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy in northern and central Vermont or northern New England more generally.  In addition, a substantial portion of the Company's loans are secured by real estate, which is susceptible to a decline in value, especially during times of adverse economic conditions.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates and assumptions involve inherent uncertainties.  Accordingly, actual results could differ from those estimates and those differences could be material.

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

The qualitative factors are determined based on the various risk characteristics of each loan segment. During the third quarter of 2020, the Company adjusted its ALL analysis to begin applying qualitative factors to municipal loans and certain purchased commercial loans, for which the Company does not have any historical loss data.  Of the third quarter 2020 provision for loan losses of $362,499, $106,821 was attributable to this change.  The Company has policies, procedures and internal controls that management believes are commensurate with the risk profile of each of these segments.  Major risk characteristics relevant to each portfolio segment are as follows:

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

Residential Real Estate - 1st Lien – Loans in this segment are collateralized by first mortgages on 1 – 4 family owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, has an impact on the credit quality of this segment.

Residential Real Estate – Jr Lien – Loans in this segment are collateralized by junior lien mortgages on 1 – 4 family residential real estate and repayment is primarily dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, has an impact on the credit quality of this segment.

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

Comprehensive income

U.S. GAAP generally requires recognized revenue, expenses, gains and losses to be included in net income.  Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-for-sale securities, are not reflected in the consolidated statement of income, but the cumulative effect of such items from period-to-period is reflected as a separate component of the shareholders’ equity section of the consolidated balance sheet (accumulated other comprehensive income or loss).  Other comprehensive income or loss, along with net income, comprises the Company's total comprehensive income.

Preferred stock

In December 2007, the Company issued 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and having a liquidation preference of $100,000 per share.  There were 15 shares of preferred stock outstanding as of December 31, 2021 and 2020.  Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board.  Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period.  A variable rate of 4.75% was in effect for the dividend payments due in the first quarter of 2020, followed by two decreases with a rate of 3.25% in effect for the last three quarters of 2020, as well as the four quarters of 2021.  Partial redemptions of the Company’s preferred stock began in 2018, and are at the discretion of management and voted on by the Board. Prior to 2020, the Company had redeemed 10 shares of preferred stock at an aggregate redemption price of $1,000,000 plus accrued dividends.  The Company chose to not redeem any additional preferred shares during 2020 or 2021, but may consider further redemptions in future periods.

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

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividends declared on the preferred stock:

Years Ended December 31,	2021	2020

Net income, as reported	$13,138,338	$10,758,502
Less: dividends to preferred shareholders	48,750	54,375
Net income available to common shareholders	$13,089,588	$10,704,127

Weighted average number of common shares used in calculating earnings per share	5,345,988	5,274,785
Earnings per common share	$2.45	$2.03

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

Note 2.  Risks and Uncertainties

The economic effects of the COVID-19 global pandemic which was declared by the World Health Organization in March 2020 continue to reverberate throughout the national, regional and local economy.  Government actions taken during 2020 and 2021 to help mitigate the spread of COVID-19, including restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses, had significant immediate adverse impacts on the national, regional and local economy.  While these restrictions have largely been lifted, the direct and indirect adverse impacts on the local economy in the Company’s market areas persist, particularly with regard to small businesses and their employees, suppliers, vendors and processors.

The actions taken by the FOMC in response to the pandemic beginning in March 2020 and throughout the remainder of 2020 and 2021 reducing the targeted federal funds interest rate range to 0% to 0.25% have resulted in a persistent low rate environment.  In addition, government actions to provide financial stimulus to mitigate the effects of the pandemic have contributed to an inflationary environment.  These government monetary and fiscal policies and other effects of the COVID-19 pandemic adversely affect the Company's business, financial condition and results of operations and may continue to do so in future periods. It is unknown how long the adverse economic conditions associated with the COVID-19 pandemic will last and what the complete financial effect will be to the Company.  Due to the inherent economic and other uncertainties related to the COVID-19 pandemic and its after-effects, it is reasonably possible that estimates made in the Company’s consolidated financial statements could be materially and adversely impacted in the near term as a result of the pandemic, including expected credit losses on loan receivables.

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

In March and April, 2020, federal banking regulators issued interagency guidance on accounting for loan modifications in light of the economic impact of the COVID-19 pandemic.  The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term (that is, six months or less) modifications are made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant, provided that the loan is less than 30 days past due at the time a modification program is implemented.  The banking agencies confirmed with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs under ASC No. 310-40, Receivables – Troubled Debt Restructurings by Creditors.  Additionally, a provision of the CARES Act enacted in March 2020 provides that COVID-19 related loan modifications (including modifications that are not short-term) made to a loan between March 1, 2020 and the earlier of December 31, 2020 or the sixtieth day after the end of the COVID-19 emergency declared by the President will not require the loan to be treated as a TDR under U.S. GAAP, so long as the modified loan was not past due as of December 31, 2019.  On December 27, 2020, the Consolidated Appropriations Act 2021 (CAA) extended the date for COVID-19 related loan modifications from December 31, 2020 to January 1, 2022.

Note 4.  Investment Securities

Debt securities AFS consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2021
U.S. GSE debt securities	$12,001,978	$36,024	$209,504	$11,828,498
U.S. Government securities	32,374,935	0	333,894	32,041,041
Taxable municipal securities	300,000	0	1,267	298,733
Tax-exempt municipal securities	830,279	1,167	67	831,379
Agency MBS	128,291,487	184,002	1,342,968	127,132,521
ABS and OAS	2,131,610	82,414	0	2,214,024
CMO	1,451,349	0	30,891	1,420,458
Other investments	6,438,000	142,199	4,394	6,575,805
Total	$183,819,638	$445,806	$1,922,985	$182,342,459

December 31, 2020
U.S. GSE debt securities	$8,007,142	$165,934	$3,245	$8,169,831
Agency MBS	40,861,370	547,930	30,951	41,378,349
ABS and OAS	2,508,997	160,999	0	2,669,996
Other investments	8,169,000	318,002	0	8,487,002
Total	$59,546,509	$1,192,865	$34,196	$60,705,178

Investments pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law consisted of U.S. GSE debt securities, Agency MBS, and ABS and OAS.  These repurchase agreements mature daily.  These investments as of the balance sheet dates were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2021	$63,045,599	$62,256,702
December 31, 2020	59,546,509	60,705,178

Proceeds from sales of debt securities AFS were $884,137 in 2020 with gains of $39,086.  There were no sales during 2021 from the investment portfolio.

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

The scheduled maturities of debt securities AFS at December 31, 2021 were as follows:

	Amortized	Fair
	Cost	Value

Due in one year or less	$3,470,000	$3,508,582
Due from one to five years	36,860,731	36,619,130
Due from five to ten years	13,065,163	12,942,726
Due after ten years	2,132,257	2,139,500
Agency MBS	128,291,487	127,132,521
Total	$183,819,638	$182,342,459

Debt securities with unrealized losses as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2021
U.S. GSE debt securities	$5,869,117	$130,883	$1,921,379	$78,621	7	$7,790,496	$209,504
U.S. Government securities	32,041,041	333,894	0	0	46	32,041,041	333,894
Taxable municipal securities	298,733	1,267	0	0	1	298,733	1,267
Tax-exempt municipal securities	330,212	67	0	0	1	330,212	67
Agency MBS	107,061,452	1,128,587	8,809,493	214,381	84	115,870,945	1,342,968
CMO	1,420,458	30,891	0	0	3	1,420,458	30,891
Other investments	491,606	4,394	0	0	2	491,606	4,394
Total	$147,512,619	$1,629,983	$10,730,872	$293,002	144	$158,243,491	$1,922,985

December 31, 2020
U.S. GSE debt securities	$1,999,234	$3,245	$0	$0	2	$1,999,234	$3,245
Agency MBS	2,076,167	19,845	520,546	11,106	6	2,596,713	30,951
Total	$4,075,401	$23,090	$520,546	$11,106	8	$4,595,947	$34,196

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

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB.  As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB.  As a result of the Bank’s level of borrowings during 2021 and 2020, the Bank was required to purchase additional FHLBB stock in aggregate totaling $129,400 and $537,100, respectively.  As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan.  During 2021 and 2020, FHLBB exercised capital call options with redemptions totaling $141,500 and $522,400, respectively, on the Company’s portfolio of FHLBB stock.  As of December 31, 2021 and 2020, the Company’s investment in FHLBB stock was $756,300 and $768,400, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2021.

The Company’s investment in FRBB Stock was $588,150 at December 31, 2021 and 2020.

In 2018, the Company purchased 20 shares of common stock in ACBI at a purchase price of $90,000, for the purpose of obtaining access to correspondent banking services from ABCI subsidiary, ACBB. These shares are subject to contractual resale restrictions and considered by management to be restricted and are recorded in the balance sheet at cost, amounting to $90,000 at December 31, 2021 and 2020.

Note 5.  Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans as of the balance sheet dates was as follows:

	December 31,	December 31,
	2021	2020

Commercial & industrial	$120,933,470	$161,067,501
Commercial real estate	300,958,931	280,544,550
Municipal	47,955,231	54,807,367
Residential real estate - 1st lien	181,316,345	170,507,263
Residential real estate - Jr lien	34,359,864	38,147,659
Consumer	4,464,692	4,280,990
Total loans	689,988,533	709,355,330

ALL	(7,710,256)	(7,208,485)
Deferred net loan fees	(37,972)	(1,195,741)
Net loans	$682,240,305	$700,951,104

The following is an age analysis of loans (including non-accrual), as of the balance sheet dates, by portfolio segment:

						Non-	90 Days or
		90 Days	Total			Accrual	More and
December 31, 2021	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$833,875	$0	$833,875	$120,099,595	$120,933,470	$98,661	$0
Commercial real estate	49,450	2,400,514	2,449,964	298,508,967	300,958,931	4,517,839	0
Municipal	0	0	0	47,955,231	47,955,231	0	0
Residential real estate
- 1st lien	1,190,300	608,775	1,799,075	179,517,270	181,316,345	1,180,563	506,827
- Jr lien	51,837	86,476	138,313	34,221,551	34,359,864	143,566	86,476
Consumer	9,741	0	9,741	4,454,951	4,464,692	0	0
Totals	$2,135,203	$3,095,765	$5,230,968	$684,757,565	$689,988,533	$5,940,629	$593,303

						Non-	90 Days or
		90 Days	Total			Accrual	More and
December 31, 2020	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$119,413	$0	$119,413	$160,948,088	$161,067,501	$434,196	$0
Commercial real estate	127,343	567,957	695,300	279,849,250	280,544,550	1,875,942	0
Municipal	0	0	0	54,807,367	54,807,367	0	0
Residential real estate
1st lien	1,872,439	828,344	2,700,783	167,806,480	170,507,263	2,173,315	390,288
Jr lien	18,322	180,711	199,033	37,948,626	38,147,659	191,311	98,889
Consumer	14,388	0	14,388	4,266,602	4,280,990	0	0
Totals	$2,151,905	$1,577,012	$3,728,917	$705,626,413	$709,355,330	$4,674,764	$489,177

For all loan segments, loans over 30 days past due are considered delinquent.

As of the balance sheet dates presented, residential mortgage loans in process of foreclosure consisted of the following:

	Number of loans	Balance
December 31, 2021	5	$195,082
December 31, 2020	6	312,807

A Vermont state-imposed moratorium on residential foreclosure proceedings adopted in April 2020 in response to the COVID-19 pandemic, ended on July 15, 2021.

The following summarizes changes in the ALL and select loan information, by portfolio segment:

As of or for the year ended December 31, 2021

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$842,547	$3,854,153	$82,211	$1,735,304	$234,896	$60,461	$398,913	$7,208,485
Charge-offs	(18,847)	(22,000)	0	(98,704)	0	(87,651)	0	(227,202)
Recoveries	4,761	27,160	0	7,636	10,821	54,430	0	104,808
Provision (credit)	110,586	292,447	(5,483)	121,656	(63,703)	28,458	140,204	624,165
ALL ending balance	$939,047	$4,151,760	$76,728	$1,765,892	$182,014	$55,698	$539,117	$7,710,256

ALL evaluated for impairment
Individually	$0	$0	$0	$79,978	$0	$0	$0	$79,978
Collectively	939,047	4,151,760	76,728	1,685,914	182,014	55,698	539,117	7,630,278
Total	$939,047	$4,151,760	$76,728	$1,765,892	$182,014	$55,698	$539,117	$7,710,256

Loans evaluated for impairment
Individually	$93,362	$4,553,734	$0	$3,720,503	$88,563	$0		$8,456,162
Collectively	120,840,108	296,405,197	47,955,231	177,595,842	34,271,301	4,464,692		681,532,371
Total	$120,933,470	$300,958,931	$47,955,231	$181,316,345	$34,359,864	$4,464,692		$689,988,533

As of or for the year ended December 31, 2020

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$836,766	$3,181,646	$0	$1,388,564	$289,684	$51,793	$178,038	$5,926,491
Charge-offs	(39,148)	(34,200)	0	(203,623)	(28,673)	(74,327)	0	(379,971)
Recoveries	1,087	20,000	0	12,856	5,809	33,213	0	72,965
Provision (credit)	43,842	686,707	82,211	537,507	(31,924)	49,782	220,875	1,589,000
ALL ending balance	$842,547	$3,854,153	$82,211	$1,735,304	$234,896	$60,461	$398,913	$7,208,485

ALL evaluated for impairment
Individually	$0	$0	$0	$108,474	$307	$0	$0	$108,781
Collectively	842,547	3,854,153	82,211	1,626,830	234,589	60,461	398,913	7,099,704
Total	$842,547	$3,854,153	$82,211	$1,735,304	$234,896	$60,461	$398,913	$7,208,485

Loans evaluated for impairment
Individually	$414,266	$1,943,723	$0	$4,657,050	$135,053	$0		$7,150,092
Collectively	160,653,235	278,600,827	54,807,367	165,850,213	38,012,606	4,280,990		702,205,238
Total	$161,067,501	$280,544,550	$54,807,367	$170,507,263	$38,147,659	$4,280,990		$709,355,330

Impaired loans as of the balance sheet dates, by portfolio segment were as follows:

	As of December 31, 2021
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment(1)	Balance	Allowance	Investment(1)(2)	Recognized(2)

Related allowance recorded
Residential real estate
1st lien	$702,586	$716,118	$79,978	$858,124	$60,769
Jr lien	0	0	0	3,452	243
Total with related allowance	702,586	716,118	79,978	861,576	61,012

No related allowance recorded
Commercial & industrial	93,362	115,414		290,181	204
Commercial real estate	4,554,074	5,108,557		2,747,193	120,996
Residential real estate
1st lien	3,050,647	4,076,352		3,331,971	205,514
Jr lien	88,570	132,802		124,803	186
Total with no related allowance	7,786,653	9,433,125		6,494,148	326,900

Total impaired loans	$8,489,239	$10,149,243	$79,978	$7,355,724	$387,912

1)	Recorded investment in impaired loans in the table above includes accrued interest receivable and deferred net loan costs of $33,077.
2)	For the year ended December 31, 2021.

	As of December 31, 2020
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment(1)	Balance	Allowance	Investment(1)(2)	Recognized(2)

Related allowance recorded
Residential real estate
1st lien	$900,581	$950,063	$108,474	$889,262	$72,713
Jr lien	4,777	4,775	307	5,416	541
Total with related allowance	905,358	954,838	108,781	894,678	73,254

No related allowance recorded
Commercial & industrial	414,266	471,405		397,136	6,396
Commercial real estate	1,944,013	2,394,284		1,746,430	14,139
Residential real estate
1st lien	3,788,965	4,607,848		3,878,829	230,838
Jr lien	130,279	169,720		163,750	4,524
Total with no related allowance	6,277,523	7,643,257		6,186,145	255,897

Total impaired loans	$7,182,881	$8,598,095	$108,781	$7,080,823	$329,151

1)	Recorded investment in impaired loans in the table above includes accrued interest receivable and deferred net loan costs of $32,789.
2)	For the year ended December 31, 2020.

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

The risk ratings within the loan portfolio, by segment, as of the balance sheet dates were as follows:

As of December 31, 2021

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Total

Group A	$117,607,773	$285,732,365	$47,955,231	$177,456,149	$34,166,076	$4,464,692	$667,382,286
Group B	693,084	6,550,335	0	0	0	0	7,243,419
Group C	2,632,613	8,676,230	0	3,860,197	193,788	0	15,362,828
Total	$120,933,470	$300,958,930	$47,955,231	$181,316,346	$34,359,864	$4,464,692	$689,988,533

As of December 31, 2020

				Residential	Residential
	Commercial	Commercial		Real Estate	Real Estate
	& Industrial	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Total

Group A	$156,748,590	$261,932,833	$54,807,367	$167,478,918	$37,850,056	$4,280,990	$683,098,754
Group B	998,641	12,784,078	0	0	0	0	13,782,719
Group C	3,320,270	5,827,639	0	3,028,345	297,603	0	12,473,857
Total	$161,067,501	$280,544,550	$54,807,367	$170,507,263	$38,147,659	$4,280,990	$709,355,330

Modifications of Loans and TDRs

A loan is classified as a TDR if, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider.

The Company is deemed to have granted such a concession if it has modified a troubled loan in any of the following ways:

•	Reduced accrued interest;
•	Reduced the original contractual interest rate to a rate that is below the current market rate for the borrower;
•	Converted a variable-rate loan to a fixed-rate loan;
•	Extended the term of the loan beyond an insignificant delay;
•	Deferred or forgiven principal in an amount greater than three months of payments;
•	Performed a refinancing and deferred or forgiven principal on the original loan;
•	Capitalized protective advance to pay delinquent real estate taxes; or
•	Capitalized delinquent accrued interest.

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

The Company has adopted the TDR guidance issued by the federal banking agencies in March and April 2020 regarding the treatment of certain short-term loan modifications relating to the COVID-19 pandemic (See Note 3). Under this guidance, qualifying concessions and modifications are not considered TDRs.  In total, as of December 31, 2021 the Company had granted short term loan concessions and/or modifications within the terms of this guidance to 595 borrowers.  A portion of these modified loans were paid in full during 2021, leaving a total of 370 of such loans having an aggregate principal amount of $104.3 million outstanding as of December 31, 2021.  These loans may bear a higher risk of default in future periods.

New TDRs, by portfolio segment, for the periods presented were as follows:

Year ended December 31, 2021

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial & industrial	1	$41,751	$41,751
Commercial real estate	2	3,153,402	3,153,402
Residential real estate
1st lien	1	67,007	67,007
	4	$3,262,160	$3,262,160

Year ended December 31, 2020

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Residential real estate
1st lien	6	$591,826	$687,751

The TDRs for which there was a payment default during the twelve month periods presented were as follows:

Year ended December 31, 2021

	Number of	Recorded
	Contracts	Investment

Commercial & industrial	1	$38,001
Commercial real estate	2	$3,081,810
	3	$3,119,811

Year ended December 31, 2020

	Number of	Recorded
	Contracts	Investment

Residential real estate - 1st lien	1	$165,168

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

The specific allowances related to TDRs as of the balance sheet dates presented were as follows:

	2021	2020

Specific allowance	$79,978	$108,781

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.  The Company is contractually committed to lend under one SBA guaranteed line of credit to a borrower whose lending relationship was previously restructured.

Note 6.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others were $151,198,760 and $164,610,868 at December 31, 2021 and 2020, respectively. Net gain realized on the sale of loans was $540,540 and $1,027,175 for the years ended December 31, 2021 and 2020, respectively.  Most loan sales are with servicing rights retained.

The following table summarizes changes in MSRs for the years ended December 31,

	2021	2020

Balance at beginning of year	$922,146	$939,577
MSRs capitalized	147,328	292,654
MSRs amortized	(225,404)	(256,435)
Change in valuation allowance	53,650	(53,650)
Balance at end of year	$897,720	$922,146

Note 7.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2021	2020

Buildings and improvements	$10,503,322	$10,421,580
Land and land improvements	2,663,549	2,663,549
Furniture and equipment	6,067,181	5,307,533
Leasehold improvements	824,605	824,605
Finance lease	4,018,377	588,347
Operating leases	1,417,859	1,417,859
Other prepaid assets	102,365	181,627
	25,597,258	21,405,100
Less accumulated depreciation and amortization	(11,829,930)	(11,195,231)
Net bank premises and equipment	$13,767,328	$10,209,869

Note 8. Leases

The Company has operating and finance leases for some of its bank premises, with remaining lease terms of one year to 19 years.  Some of the operating leases have options to renew, which are reflected in the seven years.  The Company’s operating lease right-of-use assets and finance lease assets are included in “Bank premises and equipment, net” in the consolidated balance sheet and operating lease liabilities and finance lease liabilities are included in other liabilities in the consolidated balance sheet.

The components of lease expense for the periods presented were as follows:

Years Ended December 31,	2021	2020

Operating lease cost	$209,697	$259,954

Finance lease cost:
Amortization of right-of-use assets	$188,327	$38,667
Interest on lease liabilities	71,337	5,396
Variable rent expense	19,798	33,940
Total finance lease cost	$279,462	$78,003

Total rental expense not associated with operating lease costs above amounted to $22,498 and $15,872 for the years ended December 31, 2021 and 2020, respectively.

Supplemental information related to leases as of the balance sheet dates was as follows:

December 31,	2021	2020

Operating Leases
Operating lease right-of-use assets	$852,514	$1,048,686

Operating lease liabilities	$863,566	$1,060,391

Finance Leases
Finance lease right-of-use assets	$3,852,605	$85,680

Finance lease liabilities	$3,857,883	$38,159

December 31,	2021	2020

Weighted Average Remaining Lease Term (in Years)
Operating Leases	3.7	4.0
Finance Leases	16.7	0.5

Weighted Average Discount Rate
Operating Leases	1.28%	1.28%
Finance Leases	2.29%	7.50%

Operating lease obligations

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2026, with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2021 for each of the next five years and in aggregate are:

2022	$216,180
2023	223,432
2024	199,648
2025	154,659
2026	99,165
Total	$893,084

Finance lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2021:

2022	$299,083
2023	300,928
2024	302,819
2025	304,758
2026	311,451
Subsequent to 2026	3,081,390
Total minimum lease payments	4,600,429
Less amount representing interest	(742,546)
Present value of net minimum lease payments	$3,857,883

A reconciliation of the undiscounted cash flows in the maturity analysis above and the lease liability recognized in the consolidated balance sheet as of December 31, 2021, is shown below:

	Operating Leases	Finance Leases

Undiscounted cash flows	$893,084	$4,600,429
Discount effect of cash flows	(29,518)	(742,546)
Lease liabilities	$863,566	$3,857,883

Note 9.  Goodwill

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2021 and 2020 and concluded that no impairment existed as of such dates.

Note 10.  Other Investments

The Company purchases, from time to time, interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income residents of northeastern and central Vermont.  The tax credits from these investments were $468,054 and $433,970 for the years ended December 31, 2021 and 2020, respectively.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $363,048 and $336,686 for 2021 and 2020, respectively.  The carrying values of the limited partnership investments were $2,062,673 and $2,425,721 at December 31, 2021 and 2020, respectively, and are included in Other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through CFS Partners, a Vermont LLC that owns 100% of the LLC equity interests of CFSG.  The Bank accounts for its investment in CFS Partners under the equity method of accounting.  The Company's investment in CFS Partners, included in Other assets, amounted to $3,172,023 and $4,220,418 as of December 31, 2021 and 2020, respectively.  The Company recognized income of $951,605 and $684,891 for 2021 and 2020, respectively, through CFS Partners from the operations of CFSG.

Note 11.  Deposits

The following is a maturity distribution of time deposits at December 31, 2021:

2022	$66,073,863
2023	13,500,136
2024	12,512,065
2025	3,588,515
2026	10,626,427
Total CDs	$106,301,006

Total deposits in excess of the FDIC insurance level amounted to $318,591,160 as of December 31, 2021.

Note 12.  Borrowed Funds

Outstanding advances for the Company as of the balance sheet dates presented were as follows:

	2021	2020
Long-Term Advances(1)
FHLBB term advance, 0.00%, due January 07, 2021	$0	$150,000
FHLBB term advance, 0.00%, due February 26, 2021	0	350,000
FHLBB term advance, 0.00%, due November 22, 2021	0	1,000,000
FHLBB term advance, 0.00%, due September 22, 2023	200,000	200,000
FHLBB term advance, 0.00%, due November 12, 2025	300,000	300,000
FHLBB term advance, 0.00%, due November 13, 2028	800,000	800,000
	$1,300,000	$2,800,000

1)

The FHLBB is providing a subsidy, funded by the FHLBB’s earnings, to write down interest rates to zero percent on JNE advances that finance qualifying loans to small businesses. JNE advances must support small business in New England that create and/or retain jobs, or otherwise contribute to overall economic development activities.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties, as well as certain qualifying CRE loans.  Qualified collateral for these borrowings totaled $134,211,623 and $132,667,958 as of December 31, 2021 and 2020, respectively, and the Company's gross potential borrowing capacity under this arrangement was $100,230,091 and $93,052,713, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB.  At December 31, 2021, $59,875,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $23,475,000 at December 31, 2020.  Total fees paid by the Company in connection with issuance of these letters of credit were $60,606 for 2021 and $46,748 for 2020.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2021 and 2020, with no outstanding advances under this line at either year-end date.  Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source.  For this BIC arrangement, the Company pledged eligible commercial and industrial loans, CRE loans not pledged to FHLBB and home equity loans, resulting in an available line of $52,260,374 and $50,378,933 as of December 31, 2021 and 2020, respectively.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 25 basis points as of December 31, 2021.  As of December 31, 2021 and 2020, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with two correspondent banks at December 31, 2021 with aggregate available borrowing capacity totaling $20,500,000, compared to unsecured lines of credit with three correspondent banks with aggregate available borrowing capacity of $25,500,000 at December 31, 2020.  The Company had no outstanding advances against these lines for the periods presented.

Note 13.  Junior Subordinated Debentures

As of December 31, 2021 and 2020, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due in 2037 (the Debentures).  The Debentures bear a floating rate equal to the 3-month LIBOR plus 2.85%.  During 2021, the floating rate averaged 3.01% per quarter compared to an average rate of 3.65% per quarter for 2020. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee.  The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012.  Interest paid on the Debentures for 2021 and 2020 was $393,105 and $476,666, respectively, and is deductible for tax purposes.

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

Note 14.  Repurchase Agreements

Securities sold under agreements to repurchase mature daily and consisted of the following:

As of or for the year ended December 31,

	2021	2020

Current balance	$32,609,875	$38,727,312
Average balance	28,349,896	29,687,950
Highest month-end balance	39,288,875	38,727,312
Weighted average interest rate	0.31%	0.86%

Pledged investment (1)
Amortized cost	63,045,599	59,546,509
Fair value	62,256,702	60,705,178

1)	U.S. GSE debt securities, Agency MBS, ABS and OAS, were pledged as collateral for the periods presented.

Note 15.  Income Taxes

The Company prepares its income tax return on a consolidated basis.  Income taxes are allocated to members of the consolidated group based on taxable income.

The components of the Provision for income taxes for the years ended December 31 were as follows:

	2021	2020

Currently paid or payable	$3,059,462	$2,518,516
Deferred benefit	(76,374)	(270,427)
Total income tax expense	$2,983,088	$2,248,089

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 21% primarily due to the following for the years ended December 31:

	2021	2020

Computed expense at statutory rates	$3,385,499	$2,731,384
Tax exempt interest and BOLI	(228,773)	(309,102)
Disallowed interest	6,290	12,917
Partnership rehabilitation and tax credits	(468,054)	(433,970)
Low income housing investment amortization expense	286,808	265,982
Other	1,318	(19,122)
	$2,983,088	$2,248,089

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2021	2020

Depreciation	$66,603	$10,368
Mortgage servicing rights	(5,129)	(3,661)
Deferred compensation	2,246	3,722
Bad debts	(105,372)	(269,219)
Limited partnership amortization	57,387	(39,430)
Investment in CFS Partners	35,651	13,408
Deferred SBA PPP fees	(108,668)	0
Prepaid expenses	(5,384)	11,072
Other	(13,708)	3,313
Change in deferred tax benefit	$(76,374)	$(270,427)

Listed below are the significant components of the net deferred tax asset at December 31:

	2021	2020

Components of the deferred tax asset:
Bad debts	$1,619,154	$1,513,782
Deferred compensation	6,930	9,176
Contingent liability - MPF program	17,838	17,838
Finance lease	19,044	7,101
Deferred SBA PPP fees	108,668	0
Unrealized loss on debt securities AFS	310,208	0
Other	22,716	20,814
Total deferred tax asset	2,104,558	1,568,711

Components of the deferred tax liability:
Depreciation	461,168	394,564
Limited partnerships	94,952	37,565
Mortgage servicing rights	188,521	193,650
Unrealized gain on debt securities AFS	0	243,321
Investment in CFS Partners	120,113	84,462
Operating Lease	3,315	3,178
Prepaid expenses	74,426	79,810
Total deferred tax liability	942,495	1,036,550
Net deferred tax asset	$1,162,063	$532,161

U.S. GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in Other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the IRS for the years ended December 31, 2018 through 2020.  The 2021 tax return has not yet been filed.

Note 16.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  The pension expense was $692,804 and $648,405 for 2021 and 2020, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 17.  Deferred Compensation and Retirement Plan for Directors

The Company maintains a directors’ deferred compensation plan and, prior to 2005, maintained a retirement plan for its directors.  Participants are general unsecured creditors of the Company with respect to these benefits.  The benefits accrued under these plans were $33,000 and $43,694 at December 31, 2021 and 2020, respectively.  Expenses associated with these plans were $41 and $274 for the years ended December 31, 2021 and 2020, respectively.  The balance in the retirement plan was paid out in 2021, and the balance of $33,000 consists of funds in the deferred compensation plan for three directors.  These funds do not accrue interest, and will be paid out upon retirement from the Board, therefore there will be no expenses from this plan going forward.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2021	2020

Unused portions of home equity lines of credit	$36,281,001	$35,217,177
Residential and commercial construction lines of credit	6,731,575	14,843,617
Commercial real estate commitments	47,804,534	32,888,666
Commercial and industrial commitments	56,382,838	57,848,075
Other commitments to extend credit	43,227,424	42,140,295
Standby letters of credit and commercial letters of credit	2,108,050	1,585,000
Recourse on sale of credit card portfolio	305,305	327,855
MPF credit enhancement obligation, net (See Note 19)	552,158	552,158

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements.  At December 31, 2021 and 2020, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $1,906,200 and $1,280,400, respectively.  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

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

Note 19.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB.  Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return.  The Company is responsible for a CEO based on the credit quality of these loans.  FHLBB funds a FLA based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB.  These loans must meet specific underwriting standards of the FHLBB.  As of December 31, 2021 and 2020, the Company had $22,916,680 and $28,137,890, respectively, in loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2021 and 2020, the notional amount of the maximum CEO related to this program was $637,102, and the accrued contingent liability for this CEO was $84,944.  The contingent liability is calculated by management based on the methodology used in calculating the ALL, adjusted to reflect the risk sharing arrangements with the FHLBB.

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

Note 21.  Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2021	2020

Balance, beginning of year	$16,774,535	$9,127,542
Loans - new Directors	0	9,769,951
New loans to existing Principal Officers/Directors	1,902,000	3,330,226
Repayment	(2,604,104)	(5,453,184)
Balance, end of year	$16,072,431	$16,774,535

Total funds of related parties on deposit with the Company were $9,220,641 and $14,251,646 at December 31, 2021 and 2020, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan.  The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan.  CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants.  The Company pays monthly management fees to CFSG for its services to the 401(k) plan amounting to $65,550 and $48,780, respectively, for the years ended December 31, 2021 and 2020.

Note 22.  Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits.  However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts.  The Company was required to maintain a targeted balance with a correspondent bank of $9.0 million and $30,000 at December 31, 2021 and 2020, respectively.

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

Under current banking rules governing required regulatory capital, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table on the following page) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s non-cumulative Series A preferred stock ($1.5 million liquidation preference in 2021 and 2020) is includable without limitation in its Common equity tier 1 and Tier 1 capital.  The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill, net of any related deferred income tax liability, with the balance includable in Tier 2 capital.  Management believes that, as of December 31, 2021, the Company and the Bank met all capital adequacy requirements to which they were subject.

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

Pursuant to the CARES Act, the federal banking agencies adopted an interim rule temporarily lowering the CBLR benchmark to in excess of 8%, rather than 9%, with a phased increase of the CBLR back to the 9% level by the end of 2021.  The Company and Bank qualified to utilize the CBLR framework, but did not elect to do so.

As of December 31, 2021, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded currently applicable consolidated regulatory guidelines for capital adequacy. While we believe that the Company has sufficient capital to withstand an extended economic downturn in the wake of the COVID-19 pandemic, our regulatory capital ratios could be adversely impacted by future credit losses and other operational impacts related to COVID-19.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum		Minimum
			Minimum		For Capital		To Be Well
			For Capital		Adequacy Purposes		Capitalized Under
			Adequacy		with Conservation		Prompt Corrective
	Actual		Purposes:		Buffer(1):		Action Provisions(2):
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2021
Common equity tier 1 capital (to risk-weighted assets)
Company	$87,240	14.25%	$27,548	4.50%	$42,853	7.00%	N/A	N/A
Bank	$86,654	14.17%	$27,522	4.50%	$42,812	7.00%	$39,754	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$87,240	14.25%	$36,731	6.00%	$52,036	8.50%	N/A	N/A
Bank	$86,654	14.17%	$36,696	6.00%	$51,986	8.50%	$48,928	8.00%
Total capital (to risk-weighted assets)
Company	$94,894	15.50%	$48,975	8.00%	$64,279	10.50%	N/A	N/A
Bank	$94,301	15.42%	$48,928	8.00%	$64,218	10.50%	$61,160	10.00%
Tier 1 capital (to average assets)
Company	$87,240	8.79%	$39,719	4.00%	N/A	N/A	N/A	N/A
Bank	$86,654	8.73%	$39,698	4.00%	N/A	N/A	$49,622	5.00%

December 31, 2020:
Common equity tier 1 capital (to risk-weighted assets)
Company	$77,594	14.15%	$24,680	4.50%	$38,391	7.00%	N/A	N/A
Bank	$77,017	14.06%	$24,654	4.50%	$38,351	7.00%	$35,611	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$77,594	14.15%	$32,907	6.00%	$46,618	8.50%	N/A	N/A
Bank	$77,017	14.06%	$32,872	6.00%	$46,569	8.50%	$43,829	8.00%
Total capital (to risk-weighted assets)
Company	$84,455	15.40%	$43,876	8.00%	$57,587	10.50%	N/A	N/A
Bank	$83,871	15.31%	$43,829	8.00%	$57,526	10.50%	$54,787	10.00%
Tier 1 capital (to average assets)
Company	$77,594	8.80%	$35,273	4.00%	N/A	N/A	N/A	N/A
Bank	$77,017	8.74%	$35,252	4.00%	N/A	N/A	$44,065	5.00%

1)	Conservation Buffer is calculated based on risk-weighted assets and does not apply to calculations of average assets.
2)	Applicable to banks, but not bank holding companies.

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

The following methods and assumptions were used by the Company in estimating its fair value measurements:

Debt Securities AFS:  Fair value measurement is based upon quoted prices for similar assets, if available. If quoted prices are not available, fair values are measured using matrix pricing models, or other model-based valuation techniques requiring observable inputs other than quoted prices such as yield curves, prepayment speeds and default rates.  Level 1 securities would include U.S. Government securities that are traded by dealers or brokers in active over-the-counter markets.  Level 2 securities include federal agency securities, municipal securities, CMO and ABS and OAS.

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Assets: (market approach)	2021	2020

Level 1
U.S. Government securities	$32,041,041	$0

Level 2
U.S. GSE debt securities	$11,828,498	$8,169,831
Taxable municipal securities	298,733	0
Tax-exempt municipal securities	831,379	0
Agency MBS	127,132,521	41,378,349
ABS and OAS	2,214,024	2,669,996
CMO	1,420,458	0
Other investments	6,575,805	8,487,002
Level 2 Total	$150,301,418	$60,705,178

Grand Total	$182,342,459	$60,705,178

There were no Level 3 assets or liabilities measured on a recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2021 or 2020.

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

Assets measured at fair value on a non-recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Level 2	2021	2020
Assets: (market approach)
Impaired loans, net of related allowance	$177,523	$323,645
Loans held-for-sale	339,000	130,400
MSRs (1)	897,720	922,146

1)	Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2021 and 2020.

There were no Level 1 or Level 3 assets or liabilities measured on a non-recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during either 2021 or 2020.

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

The carrying amounts and estimated fair values of the Company's financial instruments as of the balance sheet dates were as follows:

December 31, 2021		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$110,359	$110,359	$0	$0	$110,359
Debt securities AFS	182,342	32,041	150,301	0	182,342
Restricted equity securities	1,434	0	1,434	0	1,434
Loans and loans held-for-sale, net of ALL
Commercial & industrial	119,382	0	0	120,146	120,146
Commercial real estate	296,528	0	29	297,339	297,368
Municipal	47,841	0	0	49,419	49,419
Residential real estate - 1st lien	180,271	0	149	180,302	180,451
Residential real estate - Jr lien	34,151	0	0	34,189	34,189
Consumer	4,406	0	0	4,436	4,436
MSRs (1)	898	0	995	0	995
Accrued interest receivable	2,401	0	2,401	0	2,401

Financial liabilities:
Deposits
Other deposits	879,151	0	879,545	0	879,545
Brokered deposits	249	0	246	0	246
Long-term borrowings	1,300	0	1,179	0	1,179
Repurchase agreements	32,610	0	32,610	0	32,610
Operating lease obligations	864	0	864	0	864
Finance lease obligations	3,858	0	3,858	0	3,858
Subordinated debentures	12,887	0	12,868	0	12,868
Accrued interest payable	59	0	59	0	59

1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2021, regardless of carrying amount.

December 31, 2020		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$115,050	$115,050	$0	$0	$115,050
Debt securities AFS	60,705	0	60,705	0	60,705
Restricted equity securities	1,447	0	1,447	0	1,447
Loans and loans held-for-sale, net of ALL
Commercial & industrial	158,601	0	0	160,371	160,371
Commercial real estate	276,476	0	208	279,281	279,489
Municipal	54,694	0	0	55,601	55,601
Residential real estate - 1st lien	169,201	0	116	170,385	170,501
Residential real estate - Jr lien	37,892	0	0	37,991	37,991
Consumer	4,218	0	0	4,238	4,238
MSRs (1)	922	0	922	0	922
Accrued interest receivable	2,988	0	2,988	0	2,988

Financial liabilities:
Deposits
Other deposits	778,085	0	779,824	0	779,824
Brokered deposits	4,206	0	4,208	0	4,208
Long-term borrowings	2,800	0	2,724	0	2,724
Repurchase agreements	38,727	0	38,727	0	38,727
Operating lease obligations	1,060	0	1,060	0	1,060
Finance lease obligations	38	0	38	0	38
Subordinated debentures	12,887	0	12,876	0	12,876
Accrued interest payable	86	0	86	0	86

1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2020, regardless of carrying amount.

The estimated fair values of commitments to extend credit, letters of credit and financial guarantees for the benefit of customers were immaterial at December 31, 2021 and 2020.

Note 25.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of the Company.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Balance Sheets	2021	2020

Assets

Cash	$908,042	$750,371
Investment in subsidiary - Community National Bank	97,061,296	89,598,666
Investment in Capital Trust	387,000	387,000
Income taxes receivable	185,439	184,973
Total assets	$98,541,777	$90,921,010

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	894,509	745,297
Total liabilities	13,781,509	13,632,297

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding at December 31, 2021 and 2020 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,587,939 and 5,527,380 shares issued at December 31, 2021 and 2020, respectively (including 14,337 and 18,128 shares issued February 1, 2022 and 2021, respectively)	13,969,848	13,818,450
Additional paid-in capital	35,322,063	34,309,646
Retained earnings	37,758,105	29,368,046
Accumulated other comprehensive (loss) income	(1,166,971)	915,348
Less: treasury stock, at cost; 210,101 shares at December 31, 2021 and 2020	(2,622,777)	(2,622,777)
Total shareholders' equity	84,760,268	77,288,713

Total liabilities and shareholders' equity	$98,541,777	$90,921,010

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash, which is on deposit with the Bank, have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2021	2020

Income
Bank subsidiary distributions	$4,291,000	$3,675,000
Dividends on Capital Trust	11,805	14,314
Total income	4,302,805	3,689,314

Expense
Interest on junior subordinated debentures	393,105	476,666
Administrative and other	501,749	418,474
Total expense	894,854	895,140

Income before applicable income tax benefit and equity in undistributed net income of subsidiary	3,407,951	2,794,174
Income tax benefit	185,439	184,973

Income before equity in undistributed net income of subsidiary	3,593,390	2,979,147
Equity in undistributed net income of subsidiary	9,544,948	7,779,355
Net income	$13,138,338	$10,758,502

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2021	2020

Cash Flows from Operating Activities
Net income	$13,138,338	$10,758,502
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(9,544,948)	(7,779,355)
(Increase) decrease in income taxes receivable	(467)	28,097
Net cash provided by operating activities	3,592,923	3,007,244

Cash Flows from Financing Activities
Dividends paid on preferred stock	(48,750)	(54,375)
Dividends paid on common stock	(3,386,502)	(2,947,185)
Net cash used in financing activities	(3,435,252)	(3,001,560)
Net increase in cash	157,671	5,684

Cash
Beginning	750,371	744,687
Ending	$908,042	$750,371

Cash Received for Income Taxes	$184,973	$213,071

Cash Paid for Interest	$393,105	$476,666

Dividends paid:
Dividends declared	$4,699,529	$4,004,030
Increase in dividends payable attributable to dividends declared	(149,212)	(17,773)
Dividends reinvested	(1,163,815)	(1,039,072)
	$3,386,502	$2,947,185

Note 26.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2021	2020
Income
Income from investment in CFSG Partners	$951,605	$684,891

Expenses
Outsourcing expense	$506,563	$473,426
Service contracts - administration	520,310	506,144
Marketing	470,000	425,000
State deposit tax	884,492	704,047
ATM fees	562,779	486,590

Note 27.  Subsequent Events

Declaration of Cash Dividend

On December 8, 2021, the Company declared a cash dividend of $0.22 per share payable February 1, 2022 to shareholders of record as of January 15, 2022. On March 16, 2022, the Company declared a cash dividend of $0.23 per share payable May 1, 2022 to shareholders of record as of April 15, 2022. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2021 and 2020

The following discussion analyzes the consolidated financial condition of the Company and its wholly-owned subsidiary, Community National Bank, as of December 31, 2021 and 2020, and its consolidated results of operations for the years then ended.  The Company is considered a “smaller reporting company” under the disclosure rules of the SEC. Accordingly, the Company has elected to provide its audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period and intends to provide smaller reporting company scaled disclosures where management deems it appropriate.  Additionally, beginning with the 2020 annual report, the Company is considered a non-accelerated filer under the amended disclosure rules of the SEC.

The following discussion should be read in conjunction with the Company’s audited consolidated financial statements and related notes. Please refer to Note 1 in the accompanying audited consolidated financial statements for a listing of acronyms and defined terms used throughout the following discussion.

FORWARD-LOOKING STATEMENTS

This Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the results of operations, financial condition and business of the Company and its subsidiary. Words used in the discussion below such as "believes," "expects," "anticipates," "intends," "estimates," “projects”, "plans," “assumes”, "predicts," “may”, “might”, “will”, “could”, “should” and similar expressions, indicate that management of the Company is making forward-looking statements.

Forward-looking statements are not guarantees of future performance.  They necessarily involve risks, uncertainties and assumptions.  Examples of forward looking statements included in this discussion include, but are not limited to, statements regarding the potential effects of the COVID-19 pandemic on our business, financial condition, results of operations and prospects; the estimated contingent liability related to assumptions made within the asset/liability management process; management's expectations as to the future interest rate environment and the Company's related liquidity level; credit risk expectations relating to the Company's loan portfolio and its participation in the FHLBB MPF program; and management's general outlook for the future performance of the Company or the local or national economy. Although forward-looking statements are based on management's expectations and estimates as of the date they are made, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control.

Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

•	general economic or business conditions, either nationally, regionally or locally, deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services;
•	competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial services industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems;
•	interest rates change in such a way as to negatively affect the Company's net income, asset valuations or margins;
•	changes in laws or government rules, including the rules of the federal Consumer Financial Protection Bureau, or the way in which courts or government agencies interpret or implement those laws or rules, increase our costs of doing business, causing us to limit or change our product offerings or pricing, or otherwise adversely affect the Company's business;
•	changes in federal or state tax laws or policy;
•	changes in the level of nonperforming assets and charge-offs;
•	changes in applicable accounting policies, practices and standards, including, without limitation, implementation of pending changes to the measurement of credit losses in financial statements under U.S. GAAP pursuant to the CECL model;
•	changes in consumer and business spending, borrowing and savings habits;
•	reductions in deposit levels, which necessitate increased borrowings to fund loans and investments;
•	the geographic concentration of the Company’s loan portfolio and deposit base;
•	losses due to the fraudulent or negligent conduct of third parties, including the Company’s service providers, customers and employees;

•	cybersecurity risks could adversely affect the Company’s business, financial performance or reputation and could result in financial liability for losses incurred by customers or others due to data breaches or other compromise of the Company’s information security systems;
•	higher-than-expected costs are incurred relating to information technology or difficulties arise in implementing technological enhancements;
•	management’s risk management measures may not be completely effective;
•	changes in the United States monetary and fiscal policies, including the interest rate policies of the FRB and its regulation of the money supply;
•	adverse changes in the credit rating of U.S. government debt;
•	the planned phase out of three month LIBOR by June 30, 2023, which could adversely affect the Company’s interest costs in future periods on its $12,887,000 in principal amount of Junior Subordinated Debentures due December 12, 2037, which currently bear interest at a variable rate, adjusted quarterly, equal to 3-month LIBOR, plus 2.85%;
•	continuing the effects of COVID-19 and emerging variants of the virus on our Company, the communities where we have branches and loan production offices, the State of Vermont and the national and global economies and overall stability of the financial markets;
•	government and regulatory responses to the COVID-19 pandemic and emerging threats from variants of the virus;
•	operational and internal system failures due to changes in normal business practices, including remote working for Company staff;
•	increased cybercrime and payment system risk due to increase usage by customers of online and other remote banking channels;
•	the impact of inflation on the Company’s financial results and performance; and
•	the ongoing challenges to find qualified workers to maintain a stable workforce.

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

OVERVIEW

The Company’s consolidated assets at year-end 2021 were $1.02 billion compared to $918.2 million at year-end 2020, an increase of 11.0%.  The asset growth was driven by an increase of $121.6 million, or 200.4%, in AFS securities during 2021 which resulted from the influx of cash during 2020 and into 2021 that the Company invested into higher yielding investments.  The influx of cash was largely due to the deposit of government stimulus payments and deposit of PPP loan proceeds.  The growth in the AFS securities portfolio was partially offset by a decrease of $19.4 million, or 2.7%, in the loan portfolio. Loan growth during 2020 was primarily due to the origination of $105.0 million in PPP loans, of which $64.3 million remained outstanding at December 31, 2020 compared to $12.2 million at December 31, 2021.  Community National Bank, the subsidiary of the Company, participated in the PPP administered by the SBA as part of the CARES Act.

Throughout 2020 and 2021, the Company navigated through the new challenges presented by the COVID-19 pandemic.  Starting in late March 2020 and throughout the remainder of the year, the Company granted loan payment deferrals to customers impacted by the pandemic to provide temporary debt relief.  As of December 31, 2021, only two retail customer portfolio loans, with an aggregate balance of $334,079 remain modified, compared with 514 business and retail customer portfolio loans, with aggregate unpaid principal balances of $119.8 million, which remained modified as of December 31, 2020.  These short term concessions were made in accordance with guidance from the federal banking regulators, confirmed by them with the FASB, and are therefore not considered to be impaired under GAAP (see Notes 3 and 5 to the accompanying audited consolidated financial statements for additional information).

Total deposits on December 31, 2021 were $879.4 million compared to $782.3 million on December 31, 2020, an increase of $97.1 million, or 12.4%, reflecting the combined effect of increases in core deposits (demand deposit accounts, both interest bearing and non-interest bearing) of $60.3 million, or 14.5%, money market funds of $14.2 million, or 12.3%, and savings accounts of $29.6 million, or 21.4%.  The significant increases in core deposits were partly due to monetary and fiscal stimulus at the federal level during the pandemic.

Interest income increased $1.7 million, or 5.2%, year over year. The opportunity for an increase in interest income from the loan growth continued to be offset by the impact of the low rate environment on new loan originations and interest rate adjustments on adjustable rate loans, as well as the mandated 1% interest rate on SBA PPP loans.  Although the low interest rate environment resulted in a decrease in yields on the investment portfolio, the increase in the investment portfolio helped generate more interest income year over year.  As of December 31, 2021, the Company had reviewed and submitted 1,720 PPP loans with total balances of approximately $147.8 million to the SBA for forgiveness consideration, with all but $582,265 meeting the criteria for forgiveness.  Participation in the PPP has had a significant impact on our asset mix and net interest margin during 2020 and 2021.  The origination of the PPP loans resulted in processing fees from the SBA of approximately $4.7 million, representing 93.8% of the total of fees on loans of $5.0 million for the year ended December 31, 2021, compared to total fees on PPP loans of $2.2 million, representing 81.4% of total fees on loans of $2.6 million for the year ended December 31, 2020.  These loan fees are amortized over the projected life of the loan, but are recognized in full as the PPP loans payoff.  At year-end the balance of deferred PPP fees was $517 thousand.

Despite the increase in interest-bearing deposits, interest expense decreased $1.7 million, or 35.6%, for the year ended December 31, 2021 compared to the same period in 2020.  The 150 basis point decrease in short-term rates initiated by the FRB in March 2020 in response to the COVID-19 pandemic and sustained since then has resulted in a decrease in most components of interest expense, as rates paid on deposit accounts were reduced to reflect the decreases in market rates.  Please refer to the interest rate sensitivity discussion in the Interest Rate Risk and Asset and Liability Management section for more information on the impact that FRB action and changes in the yield curve could have on net interest income.

The provision for loan losses for the year ended 2021 was $624,165 compared to $1.6 million for 2020, resulting in a decrease of 60.7% between years.  During 2020, the provision was increased due to loan growth early in the year as well as adjustments to the qualitative factors used to estimate the allowance for loan losses, particularly factors related to the economic impact to borrowers from the COVID pandemic.  Due to low levels of loan charge offs in 2020 and 2021, the provision for loan losses was decreased accordingly.  PPP loans bear a 100% SBA guarantee and therefore had little impact on the calculation of the provision.  Please refer to the ALL and provisions discussion in the Credit Risk section for more information on these increases.

Consolidated net income in 2021 increased $2.4 million, or 22.1%, from $10.8 million for 2020 to $13.1 million for 2021.  Non-interest income decreased $37,587, or 0.6%, while non-interest expense increased $1.3 million, or 6.2%.  Despite the pandemic, the low rate environment during 2020 provided for an increase in mortgage business, both in refinancing of existing loans and new home purchases, however in 2021, secondary market activity slowed accounting for the $520,651 decrease in income from sold loans.  Loans originated and subsequently sold in the secondary market were $17.6 million for 2021 compared to $37.0 million in 2020. Commercial and residential loan documentation fees made up the biggest portion of other income from loans, with combined figures $725,214 and $795,363, respectively, for 2021 and 2020.

The COVID-19 pandemic has impacted some of the Company’s sources of non-interest income differently.  For instance in 2020, the unusually high balances maintained in customer deposit accounts resulted in a decrease in overdraft fees.  This remained constant in 2021, resulting in fees of $822,442 for 2021 compared to $844,259 for 2020, a 2.6% decrease year over year.  Conversely, interchange fee income related to customers’ use of debit cards increased $296,168, or 18.2% between the 2021 and 2020.  This customer behavior of choosing to use debit or credit cards as a payment method has also had an impact on the circulation of coin and currency.

Total non-interest expenses increased by $1.3 million, or 6.2%, year over year.  A portion of the increase is attributable to an increase in wages and benefits of $469,374, or 4.4%.  Increases in occupancy expenses were 5.1%.  The increase in other expense is made up of several components such as assessments and costs that are calculated based on the Company’s asset size or deposit balances.  Examples of these are OCC assessments, FDIC insurance premiums and the State deposit tax that collectively account for $258 thousand, or 39% of the increase in Other non-interest expenses.    Please refer to the Non-interest Income and Non-interest Expense sections for more information on these and other changes.

Equity capital grew to $84.8 million, with a book value per share of $15.48 as of December 31, 2021, compared to equity capital of $77.3 million and a book value of $14.25 as of December 31, 2020.  On December 8, 2021, the Company's Board of Directors declared a quarterly cash dividend of $0.22 per common share, payable on February 1, 2022 to shareholders of record on January 15, 2022.

Our business, financial condition and results of operations generally rely upon the ability of our borrowers to repay their loans, the value of collateral underlying our secured loans, and the demand for loans and other products and services we offer, which are highly dependent on the business environment in our local banking markets and in the country as a whole. Recent economic reports for the state of Vermont show employment in the hardest hit industries such as leisure and hospitality has risen but still below pre-pandemic levels.  The Vermont unemployment rate, seasonally adjusted, in December of 2021 was reported at 2.5% compared to the high of 3.2% in January of 2021.

As of December 31, 2021, all of the Company’s capital ratios, and those of our subsidiary Bank, were in excess of all regulatory requirements. While we believe that we have sufficient capital to withstand an economic downturn from any headwinds related to inflation or recessionary periods, should one occur, our equity capital and regulatory capital ratios could be adversely impacted, including as a result of credit losses and other adverse impacts of the pandemic or government monetary policy.

CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements are prepared according to U.S. GAAP.  The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities in the consolidated financial statements and related notes.  The SEC has defined a company’s critical accounting policies as those that are most important to the portrayal of the Company’s financial condition and results of operations, and which require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  Because of the significance of these estimates and assumptions, there is a high likelihood that materially different amounts would be reported for the Company under different conditions or using different assumptions or estimates.  Management evaluates on an ongoing basis its judgment as to which policies are considered to be critical.

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

RESULTS OF OPERATIONS

The Company’s net income increased $2.4 million, or 22.1%, from 2020 to 2021, resulting in earnings per common share of $2.45 for 2021 versus $2.03 for 2020.  Core earnings (NII) increased $3.5 million, or 12.2%, in 2021 compared to 2020.  Interest income was supported with fees generated from administering PPP loans. Of the $7.4 million that the Company received in fee income from the SBA, approximately $4.7 million and $2.2 million was recognized in 2021 and 2020, respectively.  These fees have offset a decrease in interest income due to the repricing of loans into the prevailing low interest rate environment, new loans being booked at lower market rates and PPP loans being booked at a mandated 1% annual interest rate.  Interest paid on deposits, which is the major component of total interest expense, decreased $1.5 million, or 37.3% in 2021, reflecting the continued low rate environment as decreases in short-term rates initiated by the FRB in March of 2020 in response to the pandemic remained in effect throughout 2021.

Return on average assets, which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity, which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last two fiscal years:

December 31,	2021	2020

Return on average assets	1.38%	1.31%
Return on average equity	16.18%	14.74%
Dividend payout ratio (1)	35.92%	37.44%
Average equity to average assets ratio	8.51%	8.89%

1)	Dividends declared per common share divided by earnings per common share.

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

Tax-exempt income is derived from municipal loans, amounting to $48.0 million and $54.8 million, at December 31, 2021 and 2020, respectively.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last two years.

Years Ended December 31,	2021	2020
	(Dollars in Thousands)

Net interest income as presented	$31,669	$28,216
Effect of tax-exempt income	267	368
Net interest income, tax equivalent	$31,936	$28,584

The following table presents average interest-earning assets and average interest-bearing liabilities supporting earning assets for each of the last two fiscal years.  Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield.

	Years ended December 31,
	2021			2020
			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield
	(Dollars in Thousands)
Interest-Earning Assets
Loans (1)	$712,454	$33,334	4.68%	$695,491	$31,978	4.60%
Taxable investment securities	99,075	1,305	1.32%	44,642	1,031	2.31%
Sweep and interest-earning accounts	88,544	362	0.41%	33,768	340	1.01%
Other investments (2)	1,861	56	3.01%	1,843	82	4.45%
Total	$901,934	$35,057	3.89%	$775,744	$33,431	4.31%

Interest-Bearing Liabilities
Interest-bearing transaction accounts	$237,055	$606	0.26%	$192,517	$1,123	0.58%
Money market accounts	125,340	622	0.50%	105,280	1,089	1.03%
Savings deposits	150,311	166	0.11%	123,213	160	0.13%
Time deposits	108,518	1,174	1.08%	112,235	1,724	1.54%
Borrowed funds	2,256	0	0.00%	4,930	14	0.28%
Repurchase agreements	28,350	89	0.31%	29,688	255	0.86%
Finance lease obligations	2,589	71	2.74%	67	5	7.46%
Junior subordinated debentures	12,887	393	3.05%	12,887	477	3.70%
Total	$667,306	$3,121	0.47%	$580,817	$4,847	0.83%

Net interest income		$31,936			$28,584
Net interest spread (3)			3.42%			3.48%
Net interest margin (4)			3.54%			3.68%

(1)

Included in gross loans are non-accrual loans with average balances of $4.7 million and $4.6 million for the years ended December 31, 2021 and 2020, respectively. Loans are stated before deduction of unearned discount and ALL, less loans held-for-sale and include tax-exempt loans to local municipalities with average balances of $48.0 million and $56.5 million for the years ended December 31, 2021 and 2020, respectively.

(2)	Included in other investments is the Company’s FHLBB Stock with average balances of approximately $0.8 million for 2021 and 2020 with a dividend rate of approximately 1.12% and 4.13%, respectively.
(3)	Net interest spread is the difference between the average yield on average earning assets and the average rate paid on average interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average earning assets.

The average volume of interest-earning assets for the year ended December 31, 2021 increased 16.3% compared to December 31, 2020.  The average yield on interest-earning assets decreased 42 basis points for 2021 versus 2020.

The average volume of loans increased 2.4% for 2021 versus 2020, and the average yield on loans increased eight basis points to 4.68% for 2021, compared to 4.60% for 2020.  The increase in the yield in 2021 was due to the $2.6 million increase in PPP fees year over year.  The growth in the average volume of loans during each of the last two years, along with the changes in average yield on loans, were reflected in increases in interest earned on the loan portfolio of $1.4 million in 2021 compared to 2020.  Interest earned on the loan portfolio as a percentage of total interest income was approximately 95.1% and 95.7%, respectively for 2021 and 2020.

The average volume of the taxable investment portfolio (classified as AFS) increased 121.9% for 2021 versus 2020. The average yield on the taxable investment portfolio decreased 99 basis points for 2021 versus 2020.  The increase in average volume is due primarily to an effort to continue to grow the investment portfolio incrementally as the balance sheet grows in order to provide additional liquidity and pledge quality assets.

The average volume of sweep and interest-earning accounts, which consists primarily of an interest-bearing account at the FRBB and two correspondent banks, increased 162.2% during 2021 compared to 2020.  This increase in volume is attributable to a higher balance of cash periodically held on hand in anticipation of funding loan growth and other liquidity needs.  The average yield on these funds decreased 60 basis points in 2021 versus 2020, reflecting the continuing effect of decrease in the federal funds rate initiated by the FRB during 2020, which remained in effect throughout 2021.

The Company purchased two tax-exempt municipal bonds during December 2021 totaling $825,000, resulting in an average balance of $16,806 during 2021.  These bonds are currently carried in other investments.  The combined tax-equivalent yield is currently 1.91%.

The average volume of interest-bearing liabilities for the year ended December 31, 2021 increased 14.9% compared to the year ended December 31, 2020.  The average rate paid on interest-bearing liabilities decreased 36 basis points during 2021 compared to 2020.  The deposit of PPP loan proceeds and stimulus funds continued to be contributing factors to the increase in average volume in 2021, while the decrease in the Fed Funds Rate accounts for the decrease in interest expense for all components of interest-bearing liabilities.

The average volume of interest-bearing transaction accounts increased 23.1% for 2021 versus 2020 reflecting strong deposit growth during 2021. The average rate paid on these accounts decreased 32 basis points for 2021 versus 2020.  The Company reclassified its ATS accounts during the third quarter of 2021, from interest-bearing transactions accounts to savings accounts which had an average balance of $11.4 million during 2020.

The average volume of money market accounts increased 19.1% during 2021 compared to 2020, and the average rate paid on these deposits decreased 53 basis points during 2021.

The average volume of savings accounts increased 22.0% for 2021 versus 2020, while the average rate paid on these accounts decreased two basis points during 2021.

The average volume of time deposits decreased 3.3% for 2021 versus 2020, and the average rate paid decreased 46 basis points during 2021.  Interest paid on time deposits as a percentage of total interest expense was 37.6% and 35.6%, respectively for 2021 and 2020.  The decrease in the average volume of time deposits between comparison periods reflects the maturity of brokered deposits during 2021 that were not replaced.  Management still considers the brokered deposit market to be a beneficial source of funding to help smooth out the fluctuations in core deposit balances without the need to disrupt deposit pricing in the Company’s local markets. These funds can be obtained relatively quickly on an as-needed basis, making them a valuable alternative to traditional term borrowings from the FHLBB.  Refer to the “Liquidity and Capital Resources” section for more discussion on this topic.

The average volume of borrowed funds decreased $2.7 million, or 54.2% for 2021 versus 2020, and consisted of only JNE funds at zero percent interest. This resulted in decreases in the average rate paid on these funds of 28 basis points during 2021 compared to 2020.

The average volume of repurchase agreements decreased 4.5% during 2021 and the average rate paid decreased 55 basis points for 2021 versus 2020.

In summary, the average yield on interest-earning assets decreased 42 basis points during 2021, while the average rate paid on interest-bearing liabilities decreased 36 basis points.  Net interest spread decreased six basis points for 2021 with a net interest spread of 3.42% for 2021 compared to 3.48% for 2020.  Net interest margin decreased 14 basis points during 2021 to 3.54% from 3.68% for 2020.

The following table summarizes the variances in income between 2021 and 2020, resulting from volume changes in interest-earning assets and interest-bearing liabilities and fluctuations in rates earned and paid between periods.

	2021 versus 2020
	Variance	Variance
	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance
	(Dollars in Thousands)
Average Interest-Earning Assets
Loans	$576	$780	$1,356
Taxable investment securities	(983)	1,257	274
Sweep and interest-earning accounts	(531)	553	22
Other investments	(27)	1	(26)
Total	$(965)	$2,591	$1,626

Average Interest-Bearing Liabilities
Interest-bearing transaction accounts	$(775)	$258	$(517)
Money market accounts	(674)	207	(467)
Savings deposits	(29)	35	6
Time deposits	(510)	(40)	(550)
Borrowed funds	(14)	0	(14)
Repurchase agreements	(162)	(4)	(166)
Finance lease obligations	(122)	188	66
Junior subordinated debentures	(84)	0	(84)
Total	$(2,370)	$644	$(1,726)

Changes in net interest income	$1,405	$1,947	$3,352

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

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Year Ended
	December 31,		Change
	2021	2020	Income	Percent

Service fees	$3,441,607	$3,137,956	$303,651	9.68%
Income from sold loans	949,212	1,469,863	(520,651)	-35.42%
Other income from loans	982,295	1,054,562	(72,267)	-6.85%
Net realized gain on sale of securities AFS	0	39,086	(39,086)	-100.00%
Other income
Income from CFS Partners	951,605	684,891	266,714	38.94%
Exchange income	45,100	31,000	14,100	45.48%
VISA card commission	94,102	77,345	16,757	21.67%
Other miscellaneous income	270,216	277,021	(6,805)	-2.46%
Total non-interest income	$6,734,137	$6,771,724	$(37,587)	-0.56%

Total non-interest income decreased $37,587 for the year ended December 31, 2021 compared to the same period 2020, with significant changes noted in the following:

•

As noted and discussed in the Overview, overdraft charges, a component of service fees, decreased year over year, which was more than offset by an increase in interchange fees, also a component of service fees.

•

Income from sold loans decreased year over year as a result of a decrease in secondary market activity, due in part to a lower volume of applications for residential mortgages as well as a strategic decision to hold some 15 and 30 year mortgages in portfolio.

•	The lower volume of commercial and residential loan activity resulted in a decrease in documentation fees collected at origination accounting for the decrease in other income from loans.

•	There were no sales from the Company’s securities AFS portfolio during 2021, resulting in no net realized gains on sale of securities AFS during 2021 compared to a gain of $39,086 for 2020.

•

CFS Partners has a small portion of its equity capital invested in the stock market. While it was necessary to mark-to-market the portfolio to reflect the stock market decline during the first quarter of 2020 at the outset of the COVID-19 pandemic, resulting in a $106,000 mark down, the stock market rebounded somewhat favorably during the third and fourth quarters of 2020 and in to 2021, accounting for the substantial increase year over year.

•

The periodic shutdowns of the US/Canadian border to all non-essential travel during 2020 and into 2021 created less demand for an exchange of Canadian currency during these periods, accounting for the modest increase in exchange income.

•	The increase in VISA card commission is attributable to an increase in transaction volume in the VISA card program.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Year Ended
	December 31,		Change
	2021	2020	Expense	Percent

Salaries and wages	$8,027,000	$7,597,745	$429,255	5.65%
Employee benefits	3,124,554	3,084,435	40,119	1.30%
Occupancy expenses, net	2,808,068	2,672,720	135,348	5.06%
Other expenses
Directors Fees	514,916	362,900	152,016	41.89%
Investor relations and shareholder services	138,016	118,100	19,916	16.86%
Outsourcing expense	506,563	473,426	33,137	7.00%
Telephone expense	133,354	189,700	(56,346)	-29.70%
Marketing expense	470,000	425,000	45,000	10.59%
Legal fees	68,793	101,441	(32,648)	-32.18%
Consultant services	306,886	269,444	37,442	13.90%
FDIC insurance	352,056	300,643	51,413	17.10%
Collection & non-accruing loan expense	123,269	31,814	91,455	287.47%
ATM fees	562,779	486,590	76,189	15.66%
Electronic banking expense	238,108	195,717	42,391	21.66%
State deposit tax	884,492	704,047	180,445	25.63%
Other miscellaneous expenses	3,398,732	3,378,019	20,713	0.61%
Total non-interest expense	$21,657,586	$20,391,741	$1,265,845	6.21%

Total non-interest expense increased $1.3 million, or 6.2%, for the year ended December 31, 2021 compared to 2020, with significant changes noted in the following:

•	Salaries and wages increased primarily due to normal salary increases and an increase in lender commissions related to the strong mortgage business and the PPP loan program.

•	The increase in Directors fees is attributable to a change to the Director’s fee schedule as well as an additional Director for 2021.

•

The increase in Investor relations and shareholder services is due to a combination of engaging a new investor relations firm during the second half of 2020 and a new service contract with the vendor that processes the Company’s SEC filings.

•	Outsourcing expense increased year over year primarily due to a combination of annual increases in contract pricing and an increase in transactions.

•	The decrease in Telephone expense is due to the renegotiation of carrier contracts for connectivity.

•	The increase in Marketing expense is attributable to marketing campaigns that were put on hold during 2020, and were resumed in 2021.

•	The Company had fewer projects in 2021 requiring legal consultation, resulting in a decrease in Legal fees.

•	The increase in Consultant services is partially due to recruitment of a senior management position.

•	FDIC insurance increased due primarily to an increase in assets as well as an increase in the assessment multiplier year over year.

•

Collections & non-accruing loan expense increased year over year due to significant expenses during the fourth quarter of 2021 associated with a commercial property in the Company’s non-accruing loan portfolio.

55

•

ATM fees increased year over year due to the ongoing cost to support the upgraded and enhanced technology being utilized for deposit automation. Use of deposit automation replaces a manual process for BSA required monitoring of cash deposits as well as providing fraud detection measures at the ATM.

•	The increase in Electronic banking expense was due to the cost associated with implementing a new mobile banking app as well as increased transactions, along with normal annual increases.

•	State deposit tax increased year over year due to a significant increase in deposits.

•

Other miscellaneous expenses is made up of several components, including service contracts – admin totaling $520,310 in 2021 and $506,144 in 2020, but no significant changes are noted in these components.

APPLICABLE INCOME TAXES

Income before income taxes increased $3.1 million, or 24.0% for 2021 compared to 2020, accounting for the increase in the provision for income taxes of $734,999, or 32.7% between periods from $2.3 million in 2020 to $3.0 million in 2021.  Tax credits from affordable housing investments increased $34,090, or 7.9%, from $433,970 in 2020 to $468,054 in 2021.

Amortization expense related to limited partnership investments is included as a component of income tax expense and amounted to $363,048 and $336,686 for 2021 and 2020, respectively.  These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 7% and 10%.

CHANGES IN FINANCIAL CONDITION

The following table provides a visual comparison of the breakdown of the daily average assets and the daily average liabilities as well as the daily average shareholders' equity for the comparison periods and should be reviewed in conjunction with the table on the following page which provides volume changes and percent of change by category.

Years Ended December 31,	2021		2020
	Balance	%	Balance	%
	(Dollars in Thousands)
Average Assets
Cash and due from banks
Non-interest bearing	$18,973	1.99%	$10,372	1.27%
Federal funds sold and overnight deposits	88,544	9.29%	33,768	4.11%
Taxable investment securities	99,075	10.39%	44,642	5.44%
Other securities	1,474	0.15%	1,456	0.18%
Total investment securities	100,549	10.54%	46,098	5.62%
Gross loans	712,806	74.78%	697,626	84.98%
ALL and deferred net loan fees	(9,280)	-0.97%	(7,417)	-0.90%
Premises and equipment	12,726	1.34%	10,614	1.29%
OREO	0	0.00%	537	0.07%
Investment in Capital Trust	387	0.04%	387	0.05%
BOLI	5,028	0.53%	4,942	0.60%
Goodwill	11,574	1.21%	11,574	1.40%
Other assets	11,889	1.25%	12,455	1.52%
Total average assets	$953,196	100%	$820,956	100%

Average Liabilities
Demand deposits	$201,107	21.10%	$162,631	19.81%
Interest-bearing transaction accounts	237,055	24.87%	192,516	23.45%
Money market funds	125,340	13.15%	105,280	12.82%
Savings accounts	150,311	15.77%	123,214	15.01%
Time deposits	108,519	11.38%	112,236	13.67%
Total average deposits	822,332	86.27%	695,877	84.76%

Borrowed funds	2,256	0.24%	4,930	0.60%
Repurchase agreements	28,350	2.98%	29,688	3.62%
Junior subordinated debentures	12,887	1.35%	12,887	1.57%
Other liabilities	6,192	0.65%	4,592	0.56%
Total average liabilities	872,017	91.49%	747,974	91.11%

Average Shareholders' Equity
Preferred stock	1,500	0.16%	1,500	0.18%
Common stock	13,881	1.46%	13,704	1.67%
Additional paid-in capital	34,711	3.64%	33,817	4.12%
Retained earnings	33,674	3.53%	25,810	3.15%
Less: Treasury stock	(2,623)	-0.28%	(2,623)	-0.32%
Accumulated other comprehensive income	36	0.00%	774	0.09%
Total average shareholders' equity	81,179	8.51%	72,982	8.89%
Total average liabilities and shareholders' equity	$953,196	100%	$820,956	100%

The following table provides a breakdown of volume changes and percent of change by category for the table on the preceding page.  Please refer to the sections labeled “Interest Income and Interest Expense (Net Interest Income)” and “Liquidity and Capital Resources” for more in-depth discussion of significant changes.

Years Ended December 31,	2021	2020	2021 vs 2020
	Average	Average	Volume	% of
Average Assets	Balance	Balance	Change	Change
	(Dollars in Thousands)
Cash and due from banks
Non-interest bearing	$18,973	$10,372	$8,601	82.93%
Federal funds sold and overnight deposits	88,544	33,768	54,776	162.21%
Taxable investment securities	99,075	44,642	54,433	121.93%
Other securities	1,474	1,456	18	1.24%
Total investment securities	100,549	46,098	54,451	118.12%
Gross loans	712,806	697,626	15,180	2.18%
ALL and deferred net loan fees	(9,280)	(7,417)	(1,863)	25.12%
Premises and equipment	12,726	10,614	2,112	19.90%
OREO	0	537	(537)	-100.00%
Investment in Capital Trust	387	387	0	0.00%
BOLI	5,028	4,942	86	1.74%
Goodwill	11,574	11,574	0	0.00%
Other assets	11,889	12,455	(566)	-4.54%
Total average assets	$953,196	$820,956	$132,240	16.11%

Average Liabilities

Demand deposits	$201,107	$162,631	$38,476	23.66%
Interest-bearing transaction accounts	237,055	192,516	44,539	23.14%
Money market funds	125,340	105,280	20,060	19.05%
Savings accounts	150,311	123,214	27,097	21.99%
Time deposits	108,519	112,236	(3,717)	-3.31%
Total average deposits	822,332	695,877	126,455	18.17%

Borrowed funds	2,256	4,930	(2,674)	-54.24%
Repurchase agreements	28,350	29,688	(1,338)	-4.51%
Junior subordinated debentures	12,887	12,887	0	0.00%
Other liabilities	6,192	4,592	1,600	34.84%
Total average liabilities	872,017	747,974	124,043	16.58%

Average Shareholders' Equity

Preferred stock	1,500	1,500	0	0.00%
Common stock	13,881	13,704	177	1.29%
Additional paid-in capital	34,711	33,817	894	2.64%
Retained earnings	33,674	25,810	7,864	30.47%
Less: Treasury stock	(2,623)	(2,623)	0	0.00%
Accumulated other comprehensive income	36	774	(738)	-95.35%
Total average shareholders' equity	81,179	72,982	8,197	11.23%
Total average liabilities and shareholders' equity	$953,196	$820,956	$132,240	16.11%

CERTAIN TIME DEPOSITS

Increments of maturity of time CDs of $250,000 or more outstanding on December 31, 2021 are summarized as follows:

3 months or less	$3,926,814
Over 3 through 6 months	3,881,493
Over 6 through 12 months	3,983,206
Over 12 months	5,672,358
Total	$17,463,871

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

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or AFS, either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income.  The Company's investment policy does not permit the holding of trading securities. Debt securities classified as HTM are recorded at book value, subject to adjustment for OTTI.  The Company did not hold any securities HTM during 2021 or 2020.  In December 2021, the Company purchased two tax-exempt municipal bonds that are classified as AFS.  The Company may, from time to time, purchase additional tax-exempt municipal bonds and will consistently classify them as AFS.

Debt securities classified as AFS are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets.  These adjustments in the AFS portfolio resulted in an accumulated unrealized loss net of taxes of $1.2 million at December 31, 2021, compared to an accumulated unrealized income net of taxes of $915,348 at December 31, 2020.  The fluctuations in unrealized gains and losses are due to market interest rate changes, and are not based on any deterioration in credit quality of the underlying issuers.  The Company’s investment portfolio includes Agency MBS in order to realize a more favorable yield in the portfolio and diversify the holdings.  Although classified as AFS, the Company anticipates holding these securities until maturity.  The unrealized loss positions within the investment portfolio as of the balance sheet dates presented are considered by management to be temporary.

The restricted equity securities comprise the Company’s membership stock in the FRBB, FHLBB and ACBI.  Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts.  On December 31, 2021 and 2020, the Company held $588,150 in FRBB stock and $756,300 and $768,400, respectively, in FHLBB stock, and $90,000 in ACBI stock.  The ACBI stock is required for receipt of correspondent banking services from ACBB at more favorable pricing.  These restricted securities in the FRBB, FHLBB and ACBI are typically held for an extended period of time and are subject to strict limitations on resales.  FRBB stock may only be sold back to the issuer, while FHLBB stock may only be repurchased by the FHLBB or resold to a member institution and ACBI stock may only be resold to other depository institutions or their holding companies or subsidiaries, or to the FDIC.  Restricted equity stock is generally sold and redeemed at par.  Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par.  The FHLBB stock is subject to capital call provisions.

Some of the Company’s debt securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices.  In 2021, there were two call features exercised by the issuer, compared to 14 call features exercised in 2020.

The Company had investments in Agency MBS exceeding 10% of stockholders equity with a book value of $128.3 million and a fair value of $127.1 million at December 31, 2021.

The following is an analysis of the maturities and the daily average yields of the debt securities AFS in the Company’s investment portfolio for each of the last two fiscal years:

December 31,	2021		2020
		Weighted		Weighted
	Fair	Average	Fair	Average
	Value	Yield	Value	Yield
	(Dollars in Thousands)

U.S. GSE debt securities
Due from one to five years	$2,976	1.31%	$0	0.00%
Due from five to ten years	7,843	1.73%	7,132	2.28%
Due after ten years	1,009	2.42%	1,038	2.41%
Total	$11,828	1.68%	$8,170	2.29%

U.S. Government securities
Due from one to five years	$30,080	0.87%	$0	0.00%
Due from five to ten years	1,961	1.14%	0	0.00%
Total	$32,041	0.89%	$0	0.00%

Taxable municipal securities
Due after ten years	$299	2.17%	$0	0.00%

Tax-exempt municipal securities
Due after ten years	$831	2.35%	$0	0.00%

ABS/AOS
Due from five to ten years	$2,214	2.84%	$2,670	2.89%

CMO
Due from one to five years	$496	1.30%	$0	0.00%
Due from five to ten years	924	1.01%	0	0.00%
Total	$1,420	1.11%	$0	0.00%

Other Investments
Due in one year or less	$3,509	2.49%	$2,248	2.18%
Due from one to five years	3,067	2.75%	6,239	2.74%
Total	$6,576	2.61%	$8,487	2.59%

Agency MBS (1)	$127,133	1.49%	$41,378	1.69%

FRBB Stock (2)	$588	6.00%	$588	6.00%

FHLBB Stock (2)	$756	1.12%	$769	4.13%

ACBI Stock (2)	$90	0.33%	$90	0.22%

1.	Agency MBS are not due at a single maturity date and have not been allocated to maturity groupings for purposes of the maturity table.
2.	Required equity purchases for membership in the FRB System and FHLB System and for access to correspondent banking services from ACBB.

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

Under the Company’s interest rate sensitivity modeling, with the continued asset sensitive balance sheet, in a rising rate environment NII is expected to trend upward as the short-term asset base (cash and adjustable rate loans) quickly cycle upward while the retail funding base (deposits) lags the market.  If rates paid on deposits have to be increased more and/or more quickly than projected due to competitive pressures, the expected benefit to rising rates would be reduced.  In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs.  Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment.  Management expects that, should the ongoing low rate environment continue, it will have a negative impact to the Company’s NII in 2022.

The following table summarizes the estimated impact on the Company's NII over a twelve month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2021:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-1.2%	Down 100 basis points	-9.3%
Up 200 basis points	2.5%	Up 200 basis points	6.0%

The estimated amounts shown in the table are within the ALCO Policy limits.  However, those amounts do not represent a forecast and should not be relied upon as indicative of future results.  While assumptions used in the ALCO process, including the interest rate simulation analyses, are developed based upon current economic and local market conditions, and expected future conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.  As the market rates continue to increase, the impact of a falling rate environment is more pronounced, and the possibility more plausible than during the last several years of near zero short rates.

As of December 31, 2021, the Company had outstanding $12,887,000 in principal amount of Junior Subordinated Debentures due December 15, 2037, which bear a quarterly floating rate of interest equal to the 3-month London Interbank Offered Rate (LIBOR), plus 2.85%.  During 2017, the Financial Conduct Authority (FCA) in the United Kingdom that administers LIBOR announced that LIBOR will be phased out, with an expected target date of December 31, 2021 for the phase out.  On March 5, 2021, the FCA announced firm target dates for the phase out of various LIBOR settings, including a phase out date of June 30, 2023 for 3-month LIBOR for U.S. dollar deposits.  Under the terms of the Indenture, if 3-month LIBOR is not available, the Trustee may obtain substitute quotations from four leading banks in the London interbank market for their offered rate to prime banks in the London market for U.S. dollar deposits having a three month maturity; if at least two such quotations are provided, the quarterly rate on the Debentures will be the arithmetic mean of such quotations.  If fewer than two such quotations are received, the Trustee will request substitute quotations from four major New York City banks for their offered rate to leading European banks for loans in U.S. dollars; if at least two such quotations are provided, the quarterly rate on the Debentures will be the arithmetic mean of such quotations.  The Debenture Trustee has not yet informed the Company as to how it intends to proceed.  Aside from the Debentures, the Company does not have any other exposures to the phase out of LIBOR.  The Company has not generally utilized LIBOR as an interest rate benchmark for its variable rate commercial, residential or other loans and does not utilize derivatives or other financial instruments tied to LIBOR for hedging or investment purposes.  Accordingly, management expects that the Company’s exposure to the phase out of LIBOR will be limited to the effect on the interest rate paid on its Debentures, but cannot predict the magnitude of the impact on the Company’s interest expense at this time.

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

Residential mortgages represented 31.3% and 29.4% of the Company’s loan balances at December 31, 2021 and 2020, respectively.  The percentage of residential mortgage loans to total loans has been on a gradual decline in recent years, with a strategic shift to commercial lending.  The Company maintains a residential mortgage loan portfolio of traditional mortgage products and does not engage in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates.  Residential mortgages with loan-to-values exceeding 80% are generally covered by PMI.  A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated.  Junior lien home equity products make up 15.9% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The Company also originates some home equity loans greater than 80% under an insured loan program with stringent underwriting criteria.

Consistent with the strategic focus on commercial lending, the commercial and CRE loan portfolios have seen solid growth over recent years.  Commercial & industrial, CRE and Municipal loans collectively comprised 68.1% of the Company’s loan portfolio at December 31, 2021, compared to 70.0% at December 31, 2020.

The Municipal loan portfolio consists of tax-exempt obligations of local municipalities, and is made up of three types of borrowings; term lending, tax anticipation lending, and non-arbitrage borrowing.  The portfolio decreased $6.8 million, or 12.5%, to $48.0 million as of December 31, 2021 compared to $54.8 million at December 31, 2020.  During 2021, term lending decreased $3.9 million, or 12.1%, tax anticipation lending decreased $1.1 million, and non-arbitrage borrowing decreased $1.9 million, or 9.4%. The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis; as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

Growth in the CRE portfolio in recent years has been principally driven by new loan volume in Chittenden County and northern Windsor County around the White River Junction, I91-I93 interchange area.  Credits in the Chittenden County market are being managed by two commercial lenders out of the Company’s Burlington loan production office that know the area well, while Windsor County is being served by a commercial lender from the St. Johnsbury office with previous lending experience serving the greater White River Junction area. The Company has a loan production office in Lebanon, New Hampshire to provide a presence in the greater White River Junction area including Grafton County, New Hampshire.  Larger transactions continue to be centrally underwritten and monitored through the Company’s commercial credit department.  The types of CRE transactions driving the growth have been a mix of construction, land and development, multifamily, and other non-owner occupied CRE properties including hotels, retail, office, and industrial properties.  The largest components of the $301.0 million CRE portfolio at December 31, 2021 were $105.4 million in owner-occupied CRE and $106.1 million in non-owner occupied CRE.

The Company’s home equity and commercial line of credit portfolios contain for the most part variable rate loans with the Wall Street Journal Prime rate as the underlying index and rates repricing monthly. After a series of rate hikes and plummets over the last 10 years, the Wall Street Journal Prime index ended at 3.25% as of December 31, 2020 and remained constant throughout 2021.  The home equity portfolio and commercial line of credit portfolio have weathered these fluctuations and continue to perform well. Commercial and industrial term loans are generally written on a fixed rate basis with limited risk associated with rising interest rates. CRE loans generally have included an initial fixed rate period typically of 5 years, then enter a variable rate period, usually tied to Wall Street Prime.  Approximately $175.7 million of CRE loans are scheduled to reprice over the next five years.  Rates based on the current Prime Rate Index will be subject to increases as the fed funds rate increases.  Management expects that those loans that may experience rate increases will ultimately refinance or renegotiate pricing, while the increase may adversely impact the repayment capacity of those CRE loans of lesser credit quality and could ultimately result in higher non-performing loans and losses.

The following table shows the estimated maturity of the Company's loan portfolio as of December 31, 2021.

	Fixed Rate Loans
	Within	2 - 5	6 - 15	Over
	1 Year	Years	Years	15 Years	Total
	(Dollars in Thousands)

Commercial & industrial	$2,637	$42,162	$20,237	$275	$65,311
Commercial real estate	9,367	8,591	10,324	362	28,644
Municipal	22,644	4,539	7,757	256	35,196
Residential real estate - 1st lien	136	2,039	29,897	62,897	94,969
Residential real estate - Jr lien	8	308	1,604	0	1,920
Consumer	909	2,070	15	0	2,994
Total Loans	$35,701	$59,709	$69,834	$63,790	$229,034

	Variable Rate Loans
	Within	2 - 5	6 - 15	Over
	1 Year	Years	Years	15 Years	Total
	(Dollars in Thousands)

Commercial & industrial	$26,942	$19,907	$8,406	$367	$55,622
Commercial real estate	10,410	8,109	84,689	169,107	272,315
Municipal	0	0	12,759	0	12,759
Residential real estate - 1st lien	377	1,481	17,091	67,398	86,347
Residential real estate - Jr lien	419	845	10,665	20,511	32,440
Consumer	486	662	272	51	1,471
Total Loans	$38,634	$31,004	$133,882	$257,434	$460,954

Risk in the Company’s commercial and CRE loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the SBA and RD. At December 31, 2021 and 2020, the Company had approximately $42.9 million and $93.4 million, respectively, in guaranteed loans with guaranteed balances of approximately $35.4 million and $86.1 million, respectively.  Included in the totals are the PPP loans amounting to $12.2 million and $64.4 million, at December 31, 2021 and 2020, respectively, which carry a 100% SBA guarantee.

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

The Company’s TDRs that were past due 90 days or more or in non-accrual status as of the dates presented, consisted of the following:

	December 31, 2021		December 31, 2020
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial & industrial	6	$71,128	6	$270,695
Commercial real estate	5	3,642,073	4	711,816
Residential real estate - 1st lien	12	977,961	18	1,892,695
Residential real estate - Jr lien	1	41,901	1	48,456
Total	24	$4,733,063	29	$2,923,663

The remainder of the Company’s TDRs were performing in accordance with their modified terms as of the date presented and consisted of the following:

	December 31, 2021		December 31, 2020
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial real estate	2	$1,228	2	$74,757
Residential real estate - 1st lien	31	2,473,767	31	2,417,563
Residential real estate - Jr lien	1	3,537	1	4,775
Total	34	$2,518,532	34	$2,497,095

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

The following table summarizes the Company's loan loss experience and other credit risk ratios for the dates presented.

As of or for the Years Ended December 31,	2021	2020
	(Dollars in Thousands)

ALL to total loans outstanding	1.117%	1.016%
ALL	$7,710	$7,208
Loans outstanding	$689,988	$709,355

Non-accruing loans to loans outstanding	0.861%	0.659%
Non-accruing loans	$5,941	$4,675
Loans outstanding	$689,988	$709,355

ALL to non-accruing loans	129.776%	154.182%
ALL	$7,710	$7,208
Non-accruing loans	$5,941	$4,675

Net charge-offs during the period to average loans outstanding:
Commercial & industrial	-0.009%	-0.023%
Net charge-off during the period	$(14)	$(38)
Average amount outstanding	$160,873	$163,915

Commercial real estate	0.002%	-0.005%
Net recovery (charge-off) during the period	$5	$(14)
Average amount outstanding	$287,100	$267,619

Municipal	0.000%	0.000%
Net charge-off during the period	$0	$0
Average amount outstanding	$52,298	$56,527

Residential real estate - 1st lien	-0.053%	-0.117%
Net charge-off during the period	$(91)	$(191)
Average amount outstanding	$172,145	$163,204

Residential real estate - Jr lien	0.030%	-0.057%
Net recovery (charge-off) during the period	$11	$(23)
Average amount outstanding	$36,122	$40,075

Consumer	-0.890%	-1.053%
Net charge-off during the period	$(33)	$(41)
Average amount outstanding	$3,706	$3,895

Total loans	-0.017%	-0.044%
Net charge-off during the period	$(122)	$(307)
Average amount outstanding	$712,244	$695,235

The increase in non-accruing loans in 2021 is attributable to two large CRE loans being placed on non-accrual status.

The fourth quarter ALL analysis indicates that the reserve balance of $7.7 million at December 31, 2021 is sufficient to cover losses that are probable and estimable as of the measurement date, with an unallocated reserve of $538 thousand.  Management believes the reserve balance and unallocated amount continue to be directionally consistent with the overall risk profile of the Company’s loan portfolio and credit risk appetite.  The portion of the ALL termed "unallocated" is established to absorb inherent losses that exist as of the measurement date although not specifically identified through management's process for estimating credit losses.  While the ALL is described as consisting of separate allocated portions, the entire ALL is available to support loan losses, regardless of category.  Unallocated reserves are considered by management to be appropriate in light of the unknown impact to borrowers due to COVID-19, the Company’s continued growth strategy and shift in the portfolio from residential loans to commercial and industrial and CRE loans and the risk associated with the relatively new, unseasoned loans in those portfolios.  The adequacy of the ALL is reviewed quarterly by the risk management committee of the Board and then presented to the full Board for approval.

The following table shows the allocation of the ALL, as well as the percent of each loan category to the total loan portfolio, as of the balance sheet dates for each of the last two years:

December 31,	2021	%	2020	%
	(Dollars in Thousands)
Domestic
Commercial & industrial	$939	18%	$843	23%
Commercial real estate	4,152	43%	3,854	39%
Municipal	77	7%	82	8%
Residential real estate
1st lien	1,766	26%	1,735	24%
Jr lien	182	5%	235	5%
Consumer	56	1%	60	1%
Unallocated	538	0%	399	0%
	$7,710	100%	$7,208	100%

In addition to credit risk in the Company’s loan portfolio and liquidity risk in its loan and deposit-taking operations, the Company’s business activities also generate market risk.  Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices.  Declining capital markets can result in fair value adjustments necessary to record decreases in the value of the investment portfolio for other-than-temporary-impairment.  The Company does not have any market risk sensitive instruments acquired for trading purposes.  The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  During recessionary periods, a declining housing market can result in an increase in loan loss reserves or ultimately an increase in foreclosures.  Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product.  As discussed above under "Interest Rate Risk and Asset and Liability Management", the Company actively monitors and manages its interest rate risk through the ALCO process.  However, sudden and dramatic changes in prevailing interest rates, such as those adopted by the FRB in response to the COVID-19 pandemic, create challenges for the Company’s interest rate risk management, as does the current prolonged low interest rate environment.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2021, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth or the Company has other liquidity demands, it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings.  One-way deposits acquired through the CDARS program provide an alternative funding source when needed.  The Company had no one-way CDARS outstanding at December 31, 2021 and 2020.  In addition, two-way (that is, reciprocal) CDARS deposits, as well as reciprocal ICS money market and demand deposits, allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other participating FDIC-insured financial institutions.  At December 31, 2021 and 2020, the Company reported $3.6 million and $4.9 million, respectively, in reciprocal CDARS deposits.  The balance in ICS reciprocal money market deposits was $15.3 million and $23.1 million at December 31, 2021 and 2020, respectively, and the balance in ICS reciprocal demand deposits as of those dates was $70.8 million and $53.1 million, respectively.

At times the Company will use brokered deposits outside of the CDARS program to satisfy a portion of its short-term funding needs.  These are typically short term certificates of deposit with maturity less than one year purchased through a prominent broker of public and institutional funds from across the country. At December 31, 2019, the Company had one block of DTC Brokered CDs totaling $6.2 million, with a maturity of January 2020.  Upon maturity in January 2020, this block was not replaced.  In July, 2020, the Company purchased three blocks with maturities in October 2020, January 2021 and April 2021, leaving two blocks totaling $3.8 million outstanding at December 31, 2020.  Upon maturity, these blocks were not replaced leaving no DTC Brokered CDs outstanding at December 31, 2021.  Additionally, the Company had brokered deposits from another source totaling approximately $249,000 and $449,000 at December 31, 2021 and 2020, respectively.  These relationships have provided increased access to short term funding that is easily accessible without any detrimental effect on the pricing of the core deposit base.  In total, the Company had $249,000 and $4.2 million of brokered CDs outstanding at December 31, 2021 and December 31, 2020, respectively.

To further manage liquidity, the Company has borrowing capacity through the FHLBB and the FRB secured by the Company’s qualifying loan portfolio, as well as unsecured lines of credit through correspondent banks. (See Note 12 to the accompanying audited consolidated financial statements.)

The following table illustrates the changes in shareholders' equity from December 31, 2020 to December 31, 2021:

Balance at December 31, 2020 (book value $14.25 per common share)	$77,288,713
Net income	13,138,338
Issuance of common stock through the DRIP	1,163,815
Dividends declared on common stock	(4,699,529)
Dividends declared on preferred stock	(48,750)
Change in AOCI on AFS securities, net of tax	(2,082,319)
Balance at December 31, 2021 (book value $15.48 per common share)	$84,760,268

The primary objective of the Company’s capital planning process is to balance appropriately the retention of capital to support operations and future growth, with the goal of providing shareholders an attractive return on their investment.  To that end, management monitors capital retention and dividend policies on an ongoing basis.

In December, 2021, the Company’s Board of Directors declared a $0.22 per common share cash dividend, payable February 1, 2022 to shareholders of record as of January 15, 2022, requiring the Company to accrue a liability of $1.2 million for this dividend in the fourth quarter of 2021.  In March, 2022, the Board of the Company approved a cash dividend of $0.23 per common share, payable on May 1, 2022 to shareholders of record as of April 15, 2022.  The declaration of this dividend required the Company to accrue a liability of $1,236,880 in the first quarter of 2022.

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

Common Stock Performance by Quarter*

	2021				2020
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$19.99	$22.90	$22.60	$20.64	$16.39	$14.00	$14.24	$15.76
Low	$14.50	$18.50	$18.30	$19.00	$9.55	$10.40	$12.60	$13.00

	2021				2020
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$18.18	$21.00	$21.00	$20.20	$16.30	$13.99	$13.50	$15.40
Low	$14.55	$18.50	$18.35	$19.00	$9.55	$11.25	$12.50	$13.15

Cash Dividends Declared	$0.19	$0.22	$0.22	$0.22	$0.19	$0.19	$0.19	$0.19

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

As of February 1, 2022, there were 5,377,740 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by 801 shareholders of record.

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

www.computershare.com

Annual Shareholders' Meeting

The 2022 Annual Shareholders' Meeting, will be a Virtual Annual Meeting to be held on May 17, 2022, at 2:00 PM since the COVID-19 health emergency has not yet been fully resolved.

