Form 10-K, Exhibit 13
period 2022-12-31
COMMUNITY BANCORP /VT
filed 2023-03-27
CIK 718413

EXHIBIT 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive (loss) income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with U.S. generally accepted auditing standards, the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in the Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 27, 2023, expressed an unmodified opinion.

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

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

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

Allowance for Loan Losses

As disclosed in Note 4 to the Company's consolidated financial statements, the Company has a gross loan portfolio of $749 million and related allowance for loan losses of $8.7 million as of December 31, 2022. As disclosed in Note 1, the Company's allowance for loan losses is a material and complex estimate requiring significant management judgment in the evaluation of the credit quality and the estimation of inherent losses within the loan portfolio. The level of the allowance for loan losses is based on management’s periodic evaluation of the loan portfolio, credit concentrations, trends in historical loss experience, estimated value of any underlying collateral, specific impaired loans and economic conditions. Changes in these assumptions could have a material effect on the Company’s financial results. The allowance for loan losses includes a general reserve which is determined based on the results of a quantitative and a qualitative analysis of all loans not measured for impairment at the reporting date. Impaired loans are loan(s) to a borrower that in the aggregate are greater than $100,000 and that are in non-accrual status or are troubled debt restructurings regardless of amount.

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

•	Testing the appropriateness of the Company's loan rating policy and the consistency of its application.

•	Evaluating the appropriateness of specific reserves for impaired loans.

2

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

•	· Verifying the mathematical accuracy and computation of the allowance for loan losses by re-performing or independently calculating significant elements of the allowance based on relevant source documents.

We have served as the Company's auditor since 2003.

Portland, Maine

March 27, 2023

Vermont Registration No. 92-0000278

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2022	2021

Assets
Cash and due from banks	$12,302,771	$17,839,374
Federal funds sold and overnight deposits	58,837,557	92,519,552
Total cash and cash equivalents	71,140,328	110,358,926
Securities available-for-sale	192,918,109	182,342,459
Restricted equity securities, at cost	1,411,750	1,434,450
Loans held-for-sale	0	339,000
Loans	748,548,608	689,988,533
Allowance for loan losses	(8,709,225)	(7,710,256)
Deferred net loan costs (fees)	493,275	(37,972)
Net loans	740,332,658	682,240,305
Bank premises and equipment, net	13,042,468	13,767,328
Accrued interest receivable	3,214,332	2,400,560
Bank owned life insurance	5,153,387	5,073,228
Goodwill	11,574,269	11,574,269
Other assets	17,244,846	9,575,274
Total assets	$1,056,032,147	$1,019,105,799

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$216,093,534	$209,465,151
Interest-bearing transaction accounts	294,050,079	265,513,937
Money market funds	140,117,086	129,728,954
Savings	171,072,921	168,390,905
Time deposits, $250,000 and over	15,632,058	17,463,871
Other time deposits	86,006,601	88,837,135
Total deposits	922,972,279	879,399,953
Borrowed funds	1,300,000	1,300,000
Repurchase agreements	33,077,829	32,609,875
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	10,618,676	8,148,703
Total liabilities	980,855,784	934,345,531

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding
at December 31, 2022 and 2021 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,647,710 and 5,587,939 shares issued at December 31, 2022 and 2021, respectively
(including 16,850 and 14,337 shares issued February 1, 2023 and 2022,
respectively)	14,119,275	13,969,848
Additional paid-in capital	36,383,235	35,322,063
Retained earnings	46,464,447	37,758,105
Accumulated other comprehensive loss	(20,667,817)	(1,166,971)
Less: treasury stock, at cost; 210,101 shares at December 31, 2022 and 2021	(2,622,777)	(2,622,777)
Total shareholders' equity	75,176,363	84,760,268
Total liabilities and shareholders' equity	$1,056,032,147	$1,019,105,799

Book value per common share outstanding	$13.55	$15.48

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31,
Consolidated Statements of Income	2022	2021

Interest income
Interest and fees on loans	$32,558,005	$33,067,230
Interest on taxable debt securities	3,111,860	1,304,902
Interest on tax-exempt debt securities	203,358	273
Dividends	82,989	56,116
Interest on federal funds sold and overnight deposits	1,158,444	362,018
Total interest income	37,114,656	34,790,539

Interest expense
Interest on deposits	3,203,696	2,568,158
Interest on borrowed funds	86,054	71,375
Interest on repurchase agreements	166,746	88,861
Interest on junior subordinated debentures	573,603	393,105
Total interest expense	4,030,099	3,121,499

Net interest income	33,084,557	31,669,040
Provision for loan losses	978,000	624,165
Net interest income after provision for loan losses	32,106,557	31,044,875

Non-interest income
Service fees	3,676,875	3,441,607
Income from sold loans	605,848	949,212
Other income from loans	1,377,494	982,295
Other income	982,831	1,361,023
Total non-interest income	6,643,048	6,734,137

Non-interest expense
Salaries and wages	8,347,000	8,027,000
Employee benefits	2,743,210	3,124,554
Occupancy expenses, net	2,806,830	2,808,068
Other expenses	7,977,299	7,697,964
Total non-interest expense	21,874,339	21,657,586

Income before income taxes	16,875,266	16,121,426
Income tax expense	3,135,326	2,983,088
Net income	$13,739,940	$13,138,338

Earnings per common share	$2.53	$2.45
Weighted average number of common shares
used in computing earnings per share	5,403,938	5,345,988
Dividends declared per common share	$0.92	$0.88

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive (Loss) Income
	Years Ended December 31,
	2022	2021

Net income	$13,739,940	$13,138,338

Other comprehensive loss, net of tax:
Unrealized holding loss on securities AFS arising during the period	(24,684,615)	(2,635,848)
Tax effect	5,183,769	553,529
Other comprehensive loss, net of tax	(19,500,846)	(2,082,319)
Total comprehensive (loss) income	$(5,760,906)	$11,056,019

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2022 and 2021

							Accumulated
					Additional		other		Total
	Common stock		Preferred stock		paid-in	Retained	comprehensive	Treasury	shareholders'
	Shares	Amount	Shares	Amount	capital	earnings	income (loss)	stock	equity

Balances, December 31, 2020	5,527,380	$13,818,450	15	$1,500,000	$34,309,646	$29,368,046	$915,348	$(2,622,777)	$77,288,713

Comprehensive income
Net income		0		0	0	13,138,338	0	0	13,138,338
Other comprehensive loss		0		0	0	0	(2,082,319)	0	(2,082,319)

Total comprehensive income									11,056,019

Cash dividends declared - common stock		0		0	0	(4,699,529)	0	0	(4,699,529)
Cash dividends declared - preferred stock		0		0	0	(48,750)	0	0	(48,750)
Issuance of common stock	60,559	151,398		0	1,012,417	0	0	0	1,163,815

Balances, December 31, 2021	5,587,939	13,969,848	15	1,500,000	35,322,063	37,758,105	(1,166,971)	(2,622,777)	84,760,268

Comprehensive loss
Net income		0		0	0	13,739,940	0	0	13,739,940
Other comprehensive loss		0		0	0	0	(19,500,846)	0	(19,500,846)

Total comprehensive loss									(5,760,906)

Cash dividends declared - common stock				0	0	(4,967,035)	0	0	4,967,035
Cash dividends declared - preferred stock		0		0	0	(66,563)	0	0	66,563
Issuance of common stock	59,771	149,427		0	1,061,172	0	0	0	1,210,599

Balances, December 31, 2022	5,647,710	$14,119,275	15	$1,500,000	$36,383,235	$46,464,447	$(20,667,817)	$(2,622,777)	$75,176,363

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2022	2021

Cash Flows from Operating Activities:
Net income	$13,739,940	$13,138,338
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization, bank premises and equipment	1,141,727	1,104,918
Provision for loan losses	978,000	624,165
Deferred income tax	(118,587)	(76,374)
Gain on sale of loans	(237,881)	(540,540)
Gain on sale of bank premises and equipment	0	(7,559)
Capital loss on leases	0	63,125
Income from CFS Partners	(584,971)	(951,605)
Amortization of bond premium, net	609,535	531,081
Proceeds from sales of loans held for sale	12,865,842	18,103,002
Originations of loans held for sale	(12,288,961)	(17,771,062)
Increase (decrease) in taxes payable	499,525	(258,585)
(Increase) decrease in interest receivable	(813,772)	587,417
Decrease in mortgage servicing rights	35,127	24,426
Decrease in right-of-use assets	198,682	196,172
Decrease in operating lease liabilities	(205,165)	(196,825)
Decrease in other assets	15,389	67,126
Increase in cash surrender value of BOLI	(80,159)	(84,992)
Amortization of limited partnerships	268,714	363,048
Change in net deferred loan fees and costs	(531,247)	(1,157,769)
Increase (decrease) in interest payable	15,143	(27,348)
Increase in accrued expenses	267,655	310,996
(Decrease) increase in other liabilities	(39,291)	3,525
Net cash provided by operating activities	15,735,245	14,044,681

Cash Flows from Investing Activities:
Investments - AFS
Maturities, calls, pay downs and sales	18,857,918	18,851,557
Purchases	(54,727,718)	(143,655,767)
Proceeds from redemption of restricted equity securities	43,500	141,500
Purchases of restricted equity securities	(20,800)	(129,400)
Increase (decrease) in limited partnership contributions payable	2,601,000	(150,000)
Investment in limited liability entities	(2,601,000)	0
Proceeds from distribution from CFS Partners	0	2,000,000
(Increase) decrease in loans, net	(59,368,049)	19,139,595
Capital expenditures net of proceeds from sales of bank
premises and equipment	(615,549)	(895,739)
Recoveries of loans charged off	828,943	104,808
Net cash used in investing activities	(95,001,755)	(104,593,446)

8

	2022	2021

Cash Flows from Financing Activities:
Net increase in demand and interest-bearing transaction accounts	35,164,525	60,311,741
Net increase in money market and savings accounts	13,070,148	43,828,327
Net decrease in time deposits	(4,662,347)	(7,030,955)
Net increase (decrease) in repurchase agreements	467,954	(6,117,437)
Net decrease in short-term borrowings	0	(150,000)
Repayments on long-term borrowings	0	(1,350,000)
Decrease in finance lease obligations	(213,055)	(198,653)
Dividends paid on preferred stock	(66,563)	(48,750)
Dividends paid on common stock	(3,712,750)	(3,386,502)
Net cash provided by financing activities	40,047,912	85,857,771

Net decrease in cash and cash equivalents	(39,218,598)	(4,690,994)
Cash and cash equivalents:
Beginning	110,358,926	115,049,920
Ending	$71,140,328	$110,358,926

Supplemental Schedule of Cash Paid During the Period:
Interest	$4,014,956	$3,148,847

Income taxes, net of refunds	$2,485,675	$2,955,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized loss on securities AFS	$ (24,684,615)	$ (2,635,848)

Additions to finance lease obligations	$0	$3,955,252

Common Shares Dividends Paid:
Dividends declared	$4,967,035	$4,699,529
Increase in dividends payable attributable to dividends declared	(43,686)	(149,212)
Dividends reinvested	(1,210,599)	(1,163,815)
Total dividends paid	$3,712,750	$3,386,502

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

ABS:	Asset backed security	FDICIA:	Federal Deposit Insurance Company
ACBI:	Atlantic Community Bancshares, Inc.		Improvement Act of 1991
ACH:	Automated Clearing House	FHA:	Federal Housing Administration
ACL:	Allowance for credit losses	FHLBB:	Federal Home Loan Bank of Boston
AFS:	Available-for-sale	FHLMC:	Federal Home Loan Mortgage Corporation
Agency MBS:	MBS issued by a US government agency	FLA:	First Loss Account
	or GSE	FOMC:	Federal Open Market Committee
ALCO:	Asset Liability Committee	FRB:	Federal Reserve Board
ALL:	Allowance for loan losses	FRBB:	Federal Reserve Bank of Boston
AML:	Anti-money laundering laws	GAAP:	Generally Accepted Accounting Principles
AOCI:	Accumulated other comprehensive income		in the United States
ASC:	Accounting Standards Codification	GSE:	Government sponsored enterprise
ASU:	Accounting Standards Update	HMDA:	Home Mortgage Disclosure Act
ATMs:	Automatic teller machines	HTM:	Held-to-maturity
ATS:	Automatic transfer service	ICS:	Insured Cash Sweeps of the InterFi Network
Bancorp:	Community Bancorp.	IRS:	Internal Revenue Service
Bank:	Community National Bank	JNE:	Jobs for New England
BHG:	Bankers Healthcare Group	Jr:	Junior
BIC:	Borrower-in-Custody	LIBOR:	London Interbank Offered Rate
Board:	Board of Directors	LLC:	Limited liability corporation
BOLI:	Bank owned life insurance	MBS:	Mortgage-backed security
bp or bps:	Basis point(s)	MPF:	Mortgage Partnership Finance
BSA:	Bank Secrecy Act	MSAs	Metropolitan Statistical Areas
CBLR:	Community Bank Leverage Ratio	MSRs:	Mortgage servicing rights
CARES ACT:	Coronavirus Aid Relief and Economic	NII:	Net interest income
	Security Act	OAS:	Other amortizing security
CDARS:	Certificate of Deposit Accounts Registry	OCI:	Other comprehensive income (loss)
	Service of the InterFi Network	OFAC:	Office of Foreign Asset Control
CDs:	Certificates of deposit	OREO:	Other real estate owned
CDI:	Core deposit intangible	OTTI:	Other-than-temporary impairment
CECL:	Current Expected Credit Loss	PMI:	Private mortgage insurance
CEO:	Credit Enhancement Obligation	PPP:	Paycheck Protection Program
CFPB:	Consumer Financial Protection Bureau	QM(s):	Qualified Mortgage(s)
CFSG:	Community Financial Services Group, LLC	RD:	USDA Rural Development
CFS Partners:	Community Financial Services Partners, LLC	RESPA:	Real Estate Settlement Procedures Act
CMO:	Collateralized Mortgage Obligations	SBA:	U.S. Small Business Administration
Company:	Community Bancorp. and Subsidiary	SEC:	U.S. Securities and Exchange Commission
COVID-19:	Coronavirus Disease 2019	SOFR:	Secured Overnight Financing Rate
CRA:	Community Reinvestment Act	SERP:	Supplemental Employee Retirement Plan
CRE:	Commercial Real Estate	SOX:	Sarbanes-Oxley Act of 2002
DDA or DDAs:	Demand Deposit Account(s)	TDR:	Troubled-debt restructuring
DIF:	Deposit Insurance Fund	TILA:	Truth in Lending Act
DTC:	Depository Trust Company	USDA:	U.S. Department of Agriculture
DRIP:	Dividend Reinvestment Plan	VA:	U.S. Veterans Administration
Exchange Act:	Securities Exchange Act of 1934	VIE:	Variable interest entities
FASB:	Financial Accounting Standards Board	2017 Tax Act:	Tax Cut and Jobs Act of 2017
FDIA:	Federal Deposit Insurance Act	2018 Regulatory	Economic Growth, Regulatory Relief and
FDIC:	Federal Deposit Insurance Corporation	Relief Act:	Consumer Protection Act of 2018

The consolidated financial statements include the accounts of the Bancorp. and its wholly-owned subsidiary, the Bank.  All significant intercompany accounts and transactions have been eliminated.  The Company is considered a “smaller reporting company” and a “non-accelerated filer” under the disclosure rules of the SEC.  Accordingly, the Company has elected to provide its audited consolidated statements of income, comprehensive (loss) income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period, and to provide smaller reporting company scaled disclosures where management deems it appropriate.

FASB ASC Topic 810, “Consolidation,” in part, addresses limited purpose trusts formed to issue trust preferred securities.  It also establishes the criteria used to identify VIE, and to determine whether or not to consolidate a VIE.  In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the VIE.  In 2007, the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company.  The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not consolidated with the Company for financial reporting purposes.  CMTV Statutory Trust I is considered an affiliate of the Company (see Note 12).

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

Concentration of risk

The Company's operations are affected by various risk factors, including interest rate risk, credit risk, and risk from geographic concentration of its deposit taking and lending activities.  Management seeks to manage interest rate risk through various asset/liability management techniques designed to match maturities and repricing of assets and liabilities.  Loan policies and administration are designed to provide assurance that loans will only be granted to creditworthy borrowers, although credit losses are expected to occur because of subjective factors inherent in management’s estimate of credit risk and factors beyond the control of the Company.  While the Company has a diversified loan portfolio by loan type, most of its lending activities are conducted within the geographic area where its banking offices are located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy in northern and central Vermont or northern New England more generally.  In addition, a substantial portion of the Company's loans are secured by real estate, which is susceptible to a decline in value, especially during times of adverse economic conditions and rising interest rates.

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

Material estimates that are particularly susceptible to significant change include those relating to the determination of the ALL and the valuation of OREO.  In connection with evaluating loans for impairment or assigning the carrying value of OREO, management generally obtains independent evaluations or appraisals for significant properties.  While the ALL and the carrying value of OREO were determined using management's best estimate of probable loan and OREO losses, respectively, as of the balance sheet date, the ultimate collection of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the fair value of OREO are susceptible to uncertainties and changes in a number of factors, especially local real estate market conditions.  The amount of the change that is reasonably possible cannot be estimated.

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

The Company has a one-third ownership interest in CFS Partners, which in turn owns 100% of CFSG, a non-depository trust company (see Note 9).  The Company's investment in CFS Partners is accounted for under the equity method of accounting.

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

As described below, the allowance reflected in the audited consolidated balance sheet consists of general, specific and unallocated components.  However, the entire allowance is available to absorb losses in the loan portfolio, regardless of specific, general and unallocated components considered in determining the amount of the allowance.

General component

The general component of the ALL is based on historical loss experience and various qualitative factors and is stratified by the following loan segments: commercial and industrial, purchased loans, CRE, municipal, residential real estate 1st lien, residential real estate Jr lien and consumer loans. The Company does not disaggregate its portfolio segments further into classes.

Loss ratios are calculated by loan segment using appropriate look back periods.  Management uses an average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment in the current economic climate. During periods of economic stability, a relatively longer period (e.g., five years) may be appropriate.  During periods of significant expansion or contraction, the Company may appropriately shorten the historical time period.  Due primarily to the effects of COVID-19, during 2020, the Company shortened its look back period to one year, however; during 2022, the look back period was changed to five years.

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

Purchased Loans – Loans in this segment are loans purchased through a loan purchasing program with BHG. BHG originates commercial loans to medical professionals nationwide and sells them individually to a secondary market, primarily banks, through a bid process. The Bank has established conservative credit parameters and expects a low risk of default in this segment.

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

Impaired loans also include troubled loans that are restructured. A TDR occurs when the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that would otherwise not be granted. TDRs may include the transfer of assets to the Company in partial satisfaction of a troubled loan, a modification of a loan’s terms, or a combination of the two.  Under March 2020 guidance from the federal banking agencies and concurrence by the FASB, certain short-term loan accommodations made in good faith prior to January 1, 2022 for borrowers experiencing financial difficulties due to the COVID-19 health emergency are not considered TDRs.

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

Comprehensive income or loss

U.S. GAAP generally requires recognized revenue, expenses, gains and losses to be included in net income.  Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-for-sale securities, are not reflected in the consolidated statement of income, but the cumulative effect of such items from period-to-period is reflected as a separate component of the shareholders’ equity section of the consolidated balance sheet (accumulated other comprehensive income or loss).  Other comprehensive income or loss, along with net income, comprises the Company's total comprehensive income or loss.

Preferred stock

In December 2007, the Company issued 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and having a liquidation preference of $100,000 per share.  There were 15 shares of preferred stock outstanding as of December 31, 2022 and 2021.  Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board.  Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period.  A variable rate of 3.25% was in effect for the dividend payments due in the all four quarters of 2021, followed by several increases in 2022 with a rate of 6.25% in effect for the last quarter of 2022.  Partial redemptions of the Company’s preferred stock began in 2018, and are at the discretion of management and voted on by the Board.  Prior to 2020, the Company had redeemed 10 shares of preferred stock at an aggregate redemption price of $1,000,000 plus accrued dividends.  The Company chose to not redeem any additional preferred shares during 2021 and 2022, but may consider further redemptions in future periods.

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

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividends declared on the preferred stock:

Years Ended December 31,	2022	2021

Net income, as reported	$13,739,940	$13,138,338
Less: dividends to preferred shareholders	66,563	48,750
Net income available to common shareholders	$13,673,377	$13,089,588
Weighted average number of common shares
used in calculating earnings per share	5,403,938	5,345,988
Earnings per common share	$2.53	$2.45

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to extend credit, commercial and municipal letters of credit, standby letters of credit, and risk-sharing commitments on residential mortgage loans sold through the FHLBB’s MPF program.  Such financial instruments are recorded in the consolidated financial statements when they are funded (see Note 17).

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

Note 2.  Recent Accounting Developments

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance replaces the incurred loss model for recognizing credit losses with a Current Expected Credit Loss (CECL) model, which requires recognition of the full amount of expected credit losses over the life of a loan.  Under the CECL model ,expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses over the life of the loans.  CECL also applies to certain off-balance sheet items that represent credit risk, such loan commitments, standby letters of credit and financial guarantees. A modified version of these requirements also applies to debt securities classified as available for sale, which requires that credit losses on those securities be recorded through an allowance for credit losses rather than a write-down.  The ASU became effective for the Company on January 1, 2023 will require a change in the Company's methodology for calculating its ALL and allowance on unused commitments.  That allowance will be referred to as the Allowance for Credit Losses (ACL).  Following issuance of the ASU, the Company formed a committee to assess its implications and implemented a software solution to prepare for the transition to CECL, including assistance with the ACL calculation and preparing related management reports to facilitate the calculation.  The new software solution has also provided numerous CECL training opportunities for the appropriate personnel within the Company.  Parallel calculations under the ALL methodology and under the CECL model were run throughout 2022 in preparation for the transition to CECL.  The initial adjustment for the transition to CECL will be made through a cumulative adjustment to retained earnings and will not be reported in net income.  The Company does not expect that the adjustment to retained earnings from the transition to CECL, or the related impact to the regulatory capital ratios, will have a material impact on the Company’s consolidated financial statements.

In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.  The guidance amends Topic 326 (CECL) to eliminate the accounting guidance for TDRs by creditors, while enhancing disclosure requirements for certain loan refinancing and restructuring activities by creditors when a borrower is experiencing financial difficulty.  Specifically, rather than applying TDR recognition and measurement guidance, under the CECL model creditors will determine whether a modification results in a new loan or continuation of existing loan.  These amendments are intended to enhance existing disclosure requirements and introduce new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty.  Additionally, the amendments to Topic 326 require that an entity disclose current-period gross write-offs by year of origination within the vintage disclosures, which requires that an entity disclose the amortized cost basis of financing receivables by credit quality indicator and class of financing receivable by year of origination.  The guidance became effective for the Company on January 1, 2023.  The Company does not expect that adoption of the ASU will have a material impact on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and has issued subsequent amendments thereto, which provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. It is intended to help stakeholders during the global market-wide reference rate transition period. In December 2022, the FASB issued ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, which extended the sunset date of December 31, 2022 to December 31, 2024.  The guidance is effective for all entities as of March 12, 2020 through December 31, 2024. The Company is assessing ASU No. 2020-04 and its impact on the transition away from LIBOR for its Junior Subordinated Debentures due December 15, 2037, the Company’s only financial instruments that utilize LIBOR as a reference rate.  That transition will become effective for the Debentures as of the first London banking day after June 30, 2023 (see Note 12).

Note 3.  Investment Securities

Debt securities AFS consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2022
U.S. GSE debt securities	$12,000,000	$0	$1,624,709	$10,375,291
U.S. Government securities	41,368,624	0	3,137,035	38,231,589
Taxable Municipal securities	300,000	0	65,142	234,858
Tax-exempt Municipal securities	12,042,410	40,513	759,356	11,323,567
Agency MBS	135,193,097	69,447	20,030,945	115,231,599
ABS and OAS	2,929,740	0	236,134	2,693,606
CMO	12,278,033	581	342,689	11,935,925
Other investments	2,968,000	0	76,326	2,891,674
Total	$219,079,904	$110,541	$26,272,336	$192,918,109

December 31, 2021
U.S. GSE debt securities	$12,001,978	$36,024	$209,504	$11,828,498
U.S. Government securities	32,374,935	0	333,894	32,041,041
Taxable Municipal securities	300,000	0	1,267	298,733
Tax-exempt Municipal securities	830,279	1,167	67	831,379
Agency MBS	128,291,487	184,002	1,342,968	127,132,521
ABS and OAS	2,131,610	82,414	0	2,214,024
CMO	1,451,349	0	30,891	1,420,458
Other investments	6,438,000	142,199	4,394	6,575,805
Total	$183,819,638	$445,806	$1,922,985	$182,342,459

There were no sales during 2022 or 2021 from the investment portfolio.

Investments pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law consisted of U.S. GSE debt securities, Agency MBS, and ABS and OAS.  These repurchase agreements mature daily.  These investments as of the balance sheet dates were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2022	$55,899,113	$46,789,284
December 31, 2021	63,045,599	62,256,702

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

The scheduled maturities of debt securities AFS at December 31, 2022 were as follows:

	Amortized	Fair
	Cost	Value
December 31, 2022
Due in one year or less	$1,976,000	$1,966,767
Due from one to five years	58,875,224	54,736,949
Due from five to ten years	8,631,626	7,591,761
Due after ten years	14,403,957	13,391,033
Agency MBS	135,193,097	115,231,599
Total	$219,079,904	$192,918,109

Debt securities with unrealized losses as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2022
U.S. GSE debt securities	$2,723,388	$276,611	$7,651,903	$1,348,098	11	$10,375,291	$1,624,709
U.S. Government securities	4,837,891	169,501	33,393,698	2,967,534	54	38,231,589	3,137,035
Taxable Municipal securities	0	0	234,858	65,142	1	234,858	65,142
Tax-exempt Municipal securities	8,608,507	522,128	592,388	237,228	19	9,200,895	759,356
Agency MBS	14,541,901	810,356	97,718,436	19,220,589	120	112,260,337	20,030,945
ABS and OAS	2,693,606	236,134	0	0	4	2,693,606	236,134
CMO	8,954,323	232,398	1,014,910	110,291	9	9,969,233	342,689
Other investments	2,451,892	20,108	439,782	56,218	12	2,891,674	76,326
Total	$44,811,508	$2,267,236	$141,045,975	$24,005,100	230	$185,857,483	$26,272,336

December 31, 2021
U.S. GSE debt securities	$5,869,117	$130,883	$1,921,379	$78,621	7	$7,790,496	$209,504
U.S. Government securities	32,041,041	333,894	0	0	46	32,041,041	333,894
Taxable Municipal securities	298,733	1,267	0	0	1	298,733	1,267
Tax-exempt Municipal securities	330,212	67	0	0	1	330,212	67
Agency MBS	107,061,452	1,128,587	8,809,493	214,381	84	115,870,945	1,342,968
CMO	1,420,458	30,891	0	0	3	1,420,458	30,891
Other investments	491,606	4,394	0	0	2	491,606	4,394
Total	$147,512,619	$1,629,983	$10,730,872	$293,002	144	$158,243,491	$1,922,985

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

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB.  As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB.  As a result of the Bank’s level of borrowings during 2022 and 2021, the Bank was required to purchase additional FHLBB stock in aggregate totaling $20,800 and $129,400, respectively.  As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB in order to maintain compliance with its capital plan.  During 2022 and 2021, FHLBB exercised capital call options with redemptions totaling $43,500 and $141,500, respectively, on the Company’s portfolio of FHLBB stock.  As of December 31, 2022 and 2021, the Company’s investment in FHLBB stock was $733,600 and $756,300, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2022.

The Company’s investment in FRBB Stock was $588,150 at December 31, 2022 and 2021.

In 2018, the Company purchased 20 shares of common stock in ACBI at a purchase price of $90,000, for the purpose of obtaining access to correspondent banking services from ABCI subsidiary, ACBB. These shares are subject to contractual resale restrictions and considered by management to be restricted and are recorded in the balance sheet at cost, amounting to $90,000 at December 31, 2022 and 2021.

Note 4.  Loans, Allowance for Loan Losses and Credit Quality

The composition of net loans as of the balance sheet dates was as follows:

	December 31, 2022		December 31, 2021

Commercial & industrial	$112,951,873	15.09%	$111,125,622	16.10%
Purchased loans	7,530,458	1.00%	9,807,848	1.42%
Commercial real estate	356,892,986	47.68%	300,958,931	43.62%
Municipal	34,633,055	4.63%	47,955,231	6.95%
Residential real estate - 1st lien	198,743,375	26.55%	181,316,345	26.28%
Residential real estate - Jr lien	33,756,872	4.51%	34,359,864	4.98%
Consumer	4,039,989	0.54%	4,464,692	0.65%
Total loans	748,548,608	100.00%	689,988,533	100.00%

ALL	(8,709,225)		(7,710,256)
Deferred net loan costs (fees)	493,275		(37,972)
Net loans	$740,332,658		$682,240,305

The following is an age analysis of loans (including non-accrual), as of the balance sheet dates, by portfolio segment:

						Non-	90 Days or
		90 Days	Total			Accrual	More and
December 31, 2022	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$2,377,668	$879,802	$3,257,470	$109,694,403	$112,951,873	$3,442,124	$0
Purchased loans	0	0	0	7,530,458	7,530,458	0	0
Commercial real estate	1,395,444	353,842	1,749,286	355,143,700	356,892,986	3,180,478	324,927
Municipal	0	0	0	34,633,055	34,633,055	0	0
Residential real estate
1st lien	1,517,653	641,141	2,158,794	196,584,581	198,743,375	1,136,330	248,157
Jr lien	321,579	25,007	346,586	33,410,286	33,756,872	131,088	0
Consumer	18,745	0	18,745	4,021,244	4,039,989	0	0
Totals	$5,631,089	$1,899,792	$7,530,881	$741,017,727	$748,548,608	$7,890,020	$573,084

						Non-	90 Days or
		90 Days	Total			Accrual	More and
December 31, 2021	30-89 Days	or More	Past Due	Current	Total Loans	Loans	Accruing

Commercial & industrial	$833,875	$0	$833,875	$110,291,747	$111,125,622	$98,661	$0
Purchased loans	0	0	0	9,807,848	9,807,848	0	0
Commercial real estate	49,450	2,400,514	2,449,964	298,508,967	300,958,931	4,517,839	0
Municipal	0	0	0	47,955,231	47,955,231	0	0
Residential real estate
1st lien	1,190,300	608,775	1,799,075	179,517,270	181,316,345	1,180,563	506,827
Jr lien	51,837	86,476	138,313	34,221,551	34,359,864	143,566	86,476
Consumer	9,741	0	9,741	4,454,951	4,464,692	0	0
Totals	$2,135,203	$3,095,765	$5,230,968	$684,757,565	$689,988,533	$5,940,629	$593,303

For all loan segments, loans over 30 days past due are considered delinquent.

As of the balance sheet dates presented, residential mortgage loans in process of foreclosure consisted of the following:

	Number of loans	Balance

December 31, 2022	1	$19,746
December 31, 2021	5	195,082

The following summarizes changes in the ALL and select loan information, by portfolio segment:

As of or for the year ended December 31, 2022

					Residential	Residential
	Commercial	Purchased	Commercial		Real Estate	Real Estate
	& Industrial	Loans	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$870,392	$68,655	$4,151,760	$76,728	$1,765,892	$182,014	$55,698	$539,117	$7,710,256
Charge-offs	(76,875)	0	(667,474)	0	0	0	(63,625)	0	(807,974)
Recoveries	14,112	0	667,474	0	111,763	5,089	30,505	0	828,943
Provision (credit)	308,693	(15,565)	910,053	(14,389)	124,181	54,847	47,108	(436,928)	978,000
ALL ending balance	$1,116,322	$53,090	$5,061,813	$62,339	$2,001,836	$241,950	$69,686	$102,189	$8,709,225

ALL evaluated for impairment
Individually	$2,322	$0	$0	$0	$106,280	$0	$0	$0	$108,602
Collectively	1,114,000	53,090	5,061,813	62,339	1,895,556	241,950	69,686	102,189	8,600,623
Total	$1,116,322	$53,090	$5,061,813	$62,339	$2,001,836	$241,950	$69,686	$102,189	$8,709,225

Loans evaluated for impairment
Individually	$3,442,124	$0	$3,176,835	$0	$3,816,012	$77,416	$0		$10,512,387
Collectively	109,509,749	7,530,458	353,716,151	34,633,055	194,927,363	33,679,456	4,039,989		738,036,221
Total	$112,951,873	$7,530,458	$356,892,986	$34,633,055	$198,743,375	$33,756,872	$4,039,989		$748,548,608

As of or for the year ended December 31, 2021

					Residential	Residential
	Commercial	Purchased	Commercial		Real Estate	Real Estate
	& Industrial	Loans	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$778,287	$64,260	$3,854,153	$82,211	$1,735,304	$234,896	$60,461	$398,913	$7,208,485
Charge-offs	(18,847)	0	(22,000)	0	(98,704)	0	(87,651)	0	(227,202)
Recoveries	4,761	0	27,160	0	7,636	10,821	54,430	0	104,808
Provision (credit)	106,191	4,395	292,447	(5,483)	121,656	(63,703)	28,458	140,204	624,165
ALL ending balance	$870,392	$68,655	$4,151,760	$76,728	$1,765,892	$182,014	$55,698	$539,117	$7,710,256

ALL evaluated for impairment
Individually	$0	$0	$0	$0	$79,978	$0	$0	$0	$79,978
Collectively	870,392	68,655	4,151,760	76,728	1,685,914	182,014	55,698	539,117	7,630,278
Total	$870,392	$68,655	$4,151,760	$76,728	$1,765,892	$182,014	$55,698	$539,117	$7,710,256

Loans evaluated for impairment
Individually	$93,362	$0	$4,553,734	$0	$3,720,503	$88,563	$0		$8,456,162
Collectively	111,032,260	9,807,848	296,405,197	47,955,231	177,595,842	34,271,301	4,464,692		681,532,371
Total	$111,125,622	$9,807,848	$300,958,931	$47,955,231	$181,316,345	$34,359,864	$4,464,692		$689,988,533

Impaired loans as of the balance sheet dates, by portfolio segment were as follows:

	As of December 31, 2022
		Unpaid
	Recorded	Principal	Related
	Investment(1)	Balance	Allowance

Related allowance recorded
Commercial & industrial	$452,963	$462,745	$2,322
Residential real estate – 1st lien	1,041,730	1,073,350	106,280
Total with related allowance	1,494,693	1,536,095	108,602

No related allowance recorded
Commercial & industrial	2,989,161	3,078,769
Commercial real estate	3,176,962	3,671,196
Residential real estate - 1st lien	2,785,669	3,805,682
Residential real estate - Jr lien	77,419	126,250
Total with no related allowance	9,029,211	10,681,897

Total impaired loans	$10,523,904	$12,217,992	$108,602

(1)	Recorded investment in impaired loans in the table above includes accrued interest receivable and deferred net loan costs of $11,517.

	As of December 31, 2022
	Year Ended
	Average	Interest
	Recorded	Income
	Investment	Recognized

Related allowance recorded
Commercial & industrial	$281,412	$0
Commercial real estate	49,942	0
Residential real estate - 1st lien	983,944	64,479
Residential real estate - Jr lien	506	0
Total with related allowance	1,315,804	64,479

No related allowance recorded
Commercial & industrial	1,180,935	204
Commercial real estate	3,680,783	115,651
Residential real estate - 1st lien	2,808,989	177,892
Residential real estate - Jr lien	82,261	314
Total with no related allowance	7,752,968	294,061

Total impaired loans	$9,068,772	$358,540

	As of December 31, 2021
		Unpaid
	Recorded	Principal	Related
	Investment(1)	Balance	Allowance

Related allowance recorded
Residential real estate - 1st lien	$702,586	$716,118	$79,978
Total with related allowance	702,586	716,118	79,978

No related allowance recorded
Commercial & industrial	93,362	115,414
Commercial real estate	4,554,074	5,108,557
Residential real estate - 1st lien	3,050,647	4,076,352
Residential real estate - Jr lien	88,570	132,802
Total with no related allowance	7,786,653	9,433,125

Total impaired loans	$8,489,239	$10,149,243	$79,978

(1)	Recorded investment in impaired loans in the table above includes accrued interest receivable and deferred net loan costs of $33,077.

	As of December 31, 2021
	Year Ended
	Average	Interest
	Recorded	Income
	Investment	Recognized

Related allowance recorded
Residential real estate - 1st lien	$858,124	$60,769
Residential real estate - Jr lien	3,452	243
Total with related allowance	861,576	61,012

No related allowance recorded
Commercial & industrial	290,181	204
Commercial real estate	2,747,193	120,996
Residential real estate - 1st lien	3,331,971	205,514
Residential real estate - Jr lien	124,803	186
Total with no related allowance	6,494,148	326,900

Total impaired loans	$7,355,724	$387,912

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

The risk ratings within the loan portfolio, by segment, as of the balance sheet dates were as follows:

As of December 31, 2022

					Residential	Residential
	Commercial	Purchased	Commercial		Real Estate	Real Estate
	& Industrial	Loans	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Total

Group A	$104,697,047	$7,530,458	$347,732,935	$34,633,055	$195,269,893	$33,538,767	$4,039,989	$727,442,144
Group B	6,296,411	0	2,754,649	0	0	0	0	9,051,060
Group C	1,958,415	0	6,405,402	0	3,473,482	218,105	0	12,055,404
Total	$112,951,873	$7,530,458	$356,892,986	$34,633,055	$198,743,375	$33,756,872	$4,039,989	$748,548,608

As of December 31, 2021

					Residential	Residential
	Commercial	Purchased	Commercial		Real Estate	Real Estate
	& Industrial	Loans	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Total

Group A	$107,799,925	$9,807,848	$285,732,365	$47,955,231	$177,456,149	$34,166,076	$4,464,692	$667,382,286
Group B	693,084	0	6,550,335	0	0	0	0	7,243,419
Group C	2,632,613	0	8,676,231	0	3,860,196	193,788	0	15,362,828
Total	$111,125,622	$9,807,848	$300,958,931	$47,955,231	$181,316,345	$34,359,864	$4,464,692	$689,988,533

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

The Company adopted the TDR guidance issued by the federal banking agencies in March and April 2020 regarding the treatment of certain short-term loan modifications relating to the COVID-19 pandemic. Under this guidance, qualifying concessions and modifications are not considered TDRs.  In total, throughout the pandemic, the Company granted short term loan concessions and/or modifications within the terms of this guidance to 595 borrowers. Of those loans, 302 remained on the books with an aggregate principal balance of $84.5 million as of December 31, 2022.  None of these loans were in a deferral status as of December 31, 2022; however, these loans may bear a higher risk of default in future periods.

New TDRs, by portfolio segment, for the periods presented were as follows:

Year ended December 31, 2022

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Residential real estate -1st lien	2	$562,592	$562,592

Year ended December 31, 2021

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Commercial & industrial	1	$41,751	$41,751
Commercial real estate	2	3,153,402	3,153,402
Residential real estate
1st lien	1	67,007	67,007
	4	$3,262,160	$3,262,160

There were no TDRs for which there was a payment default during the twelve month period ended December 31, 2022. The TDRs for which there was a payment default during the twelve month periods presented were as follows:

Year ended December 31, 2021

	Number of	Recorded
	Contracts	Investment

Commercial & industrial	1	$38,001
Commercial real estate	2	3,081,810
	3	$3,119,811

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

The specific allowances related to TDRs as of the balance sheet dates presented were as follows:

	2022	2021

Specific Allocation	$106,280	$79,978

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.  The Company is contractually committed to lend under one SBA guaranteed line of credit to a borrower whose lending relationship was previously restructured.

Note 5.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others were $142,567,853 and $151,198,760 at December 31, 2022 and 2021, respectively. Proceeds on loan sales of $12,865,842 and $18,103,002 were realized for December 31, 2022 and 2021, with net gains of $237,881 and $540,540 for the respective periods.  Most loan sales are with servicing rights retained.

The following table summarizes changes in MSRs for the years ended December 31,

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021

Balance at beginning of year	$897,720	$922,146
MSRs capitalized	120,629	147,328
MSRs amortized	(155,756)	(225,404)
Change in valuation allowance	0	53,650
Balance at end of year	$862,593	$897,720

Note 6.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2022	2021

Buildings and improvements	$10,674,714	$10,503,322
Land and land improvements	2,856,017	2,663,549
Furniture and equipment	6,262,893	6,067,181
Leasehold improvements	875,797	824,605
Finance lease	4,018,377	4,018,377
Operating leases	1,417,859	1,417,859
Other prepaid assets	5,820	102,365
	26,111,477	25,597,258
Less accumulated depreciation and amortization	(13,069,009)	(11,829,930)
Net bank premises and equipment	$13,042,468	$13,767,328

Note 7. Leases

The Company has operating and finance leases for some of its bank premises, with remaining lease terms of one year to 18 years.  Some of the operating leases have options to renew, which are reflected in the four years.  The Company’s operating lease right-of-use assets and finance lease assets are included in “Bank premises and equipment, net” in the consolidated balance sheet and operating lease liabilities and finance lease liabilities are included in Accrued interest and other liabilities in the consolidated balance sheet.

The components of lease expense for the periods presented were as follows:

Years Ended December 31,	2022	2021

Operating lease cost	$209,697	$209,667

Finance lease cost:
Amortization of right-of-use assets	$227,279	$188,327
Interest on lease liabilities	86,028	71,337
Variable rent expense	0	19,798
Total finance lease cost	$313,307	$279,462

Total rental expense not associated with operating lease costs above amounted to $14,142 and $22,498 for the years ended December 31, 2022 and 2021, respectively.

Supplemental information related to leases as of the balance sheet dates was as follows:

December 31,	2022	2021
Operating Leases
Operating lease right-of-use assets	$653,832	$852,514

Operating lease liabilities	$658,401	$863,566

Finance Leases
Finance lease right-of-use assets	$3,625,326	$3,852,605

Finance lease liabilities	$3,644,828	$3,857,883

December 31,	2022	2021

Weighted Average Remaining Lease Term (in Years)
Operating Leases	2.7	3.7
Finance Leases	15.7	16.7

Weighted Average Discount Rate
Operating Leases	1.28%	1.28%
Finance Leases	2.29%	2.29%

Operating lease obligations

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2026, with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2022 for each of the next four years and in aggregate are:

2023	$223,432
2024	199,648
2025	154,659
2026	99,165
Total	$676,904

Finance lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2022:

2023	$300,928
2024	302,819
2025	304,758
2026	311,451
2027	320,076
Subsequent to 2027	2,761,314
Total minimum lease payments	4,301,346
Less amount representing interest	(656,518)
Present value of net minimum lease payments	$3,644,828

A reconciliation of the undiscounted cash flows in the maturity analysis above and the lease liability recognized in the consolidated balance sheet as of December 31, 2022, is shown below:

	Operating Leases	Finance Leases

Undiscounted cash flows	$676,904	$4,301,346
Discount effect of cash flows	(18,503)	(656,518)
Lease liabilities	$658,401	$3,644,828

Note 8.  Goodwill

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2022 and 2021 and concluded that no impairment existed as of such dates.

Note 9.  Other Investments

The Company purchases, from time to time, interests in various limited partnerships established to acquire, own and rent residential housing for low and moderate income residents of northeastern and central Vermont.  The tax credits from these investments were $389,911 and $468,054 for the years ended December 31, 2022 and 2021, respectively.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $268,714 and $363,048 for 2022 and 2021, respectively.  The carrying values of the limited partnership investments were $4,394,959 and $2,062,673 at December 31, 2022 and 2021, respectively, and are included in Other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through CFS Partners, a Vermont LLC that owns 100% of the LLC equity interests of CFSG.  The Bank accounts for its investment in CFS Partners under the equity method of accounting.  The Company's investment in CFS Partners, included in Other assets, amounted to $3,756,994 and $3,172,023 as of December 31, 2022 and 2021, respectively.  The Company recognized income of $584,971 and $951,605 for 2022 and 2021, respectively, through CFS Partners from the operations of CFSG.

Note 10.  Deposits

The following is a maturity distribution of time deposits at December 31, 2022:

2023	$65,651,974
2024	15,657,066
2025	4,605,036
2026	10,603,273
2027	5,121,310
Total time deposits	$101,638,659

Total deposits in excess of the FDIC insurance level amounted to $331,530,619 as of December 31, 2022.

Note 11.  Borrowed Funds

Outstanding advances for the Company as of the balance sheet dates presented were as follows:

	2022	2021
Long-Term Advances(1)
FHLBB term advance, 0.00%, due September 22, 2023	$200,000	$200,000
FHLBB term advance, 0.00%, due November 12, 2025	300,000	300,000
FHLBB term advance, 0.00%, due November 13, 2028	800,000	800,000
	$1,300,000	$1,300,000

31

(1)

The FHLBB is providing a subsidy, funded by the FHLBB’s earnings, to write down interest rates to 0% on JNE advances that finance qualifying loans to small businesses. JNE advances must support small business in New England that create and/or retain jobs, or otherwise contribute to overall economic development activities.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties, as well as certain qualifying CRE loans. Qualified collateral for these borrowings totaled $160,543,731 and $134,211,623 as of December 31, 2022 and 2021, respectively, and the Company's gross potential borrowing capacity under this arrangement was $112,339,573 and $100,230,091, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB.  At December 31, 2022, $52,400,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $59,875,000 at December 31, 2021.  Total fees paid by the Company in connection with issuance of these letters of credit were $58,824 for 2022 and $60,606 for 2021.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2022 and 2021, with no outstanding advances under this line at either year-end date.  Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a line of credit with the FRBB, which is intended to be used as a contingency funding source.  For this BIC arrangement, the Company pledged eligible commercial and industrial loans, CRE loans not pledged to FHLBB and home equity loans, resulting in an available line of $56,070,032 and $52,260,374 as of December 31, 2022 and 2021, respectively.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 450 basis points as of December 31, 2022.  As of December 31, 2022 and 2021, the Company had no outstanding advances against this line.

The Company has unsecured lines of credit with two correspondent banks at December 31, 2022 and 2021 with aggregate available borrowing capacity totaling $20,500,000.  The Company had no outstanding advances against either of these lines for the periods presented.

Note 12.  Junior Subordinated Debentures

As of December 31, 2022 and 2021, the Company had outstanding $12,887,000 principal amount of Junior Subordinated Debentures due in 2037 (the Debentures).  The Debentures bear a floating rate equal to the 3-month LIBOR plus 2.85%.  During 2022, the floating rate averaged 4.39% per quarter compared to an average rate of 3.01% per quarter for 2021. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee.  The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012.  Interest paid on the Debentures for 2022 and 2021 was $573,603 and $393,105, respectively, and is deductible for tax purposes.

In accordance with applicable provisions of the federal Adjustable Interest Rate (LIBOR) Act of 2022 and the implementing regulations of the FRB, effective on the first London banking day after June 30, 2023 (the last date upon which LIBOR will be quoted), the Debentures will bear a floating rate equal to 3-month CME Term SOFR, as adjusted by a spread adjustment factor of 0.26161, plus 2.85%.

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

The Debentures are currently includable in the Company’s Tier 1 capital up to 25% of core capital elements (see Note 22).

Note 13.  Repurchase Agreements

Securities sold under agreements to repurchase mature daily and consisted of the following:

As of or for the year ended December 31,

	2022	2021

Current balance	$33,077,829	$32,609,875
Average balance	31,285,927	28,349,896
Highest month-end balance	34,974,510	39,288,875
Weighted average interest rate	0.53%	0.31%

Pledged investment (1)
Amortized cost	55,899,113	63,045,599
Fair value	46,789,284	62,256,702

(1)	U.S. GSE debt securities, Agency MBS, ABS and OAS, were pledged as collateral for the periods presented.

Note 14.  Income Taxes

The Company prepares its income tax return on a consolidated basis.  Income taxes are allocated to members of the consolidated group based on taxable income.

The components of the Provision for income taxes for the years ended December 31 were as follows:

	2022	2021

Currently paid or payable	$3,253,913	$3,059,462
Deferred benefit	(118,587)	(76,374)
Total income tax expense	$3,135,326	$2,983,088

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 21% primarily due to the following for the years ended December 31:

	2022	2021

Computed expense at statutory rates	$3,543,806	$3,385,499
Tax exempt interest and BOLI	(243,121)	(228,773)
Disallowed interest	6,205	6,290
Partnership rehabilitation and tax credits	(389,911)	(468,054)
Low income housing investment amortization expense	212,284	286,808
Other	6,063	1,318
Total income tax expense	$3,135,326	$2,983,088

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2022	2021

Depreciation	$22,316	$66,603
Mortgage servicing rights	(7,377)	(5,129)
Deferred compensation	0	2,246
Bad debts	(209,783)	(105,372)
Limited partnership amortization	61,442	57,387
Investment in CFS Partners	(90,527)	35,651
Deferred SBA PPP fees	102,702	(108,668)
Prepaid expenses	34,467	(5,384)
Other	(31,827)	(13,708)
Change in deferred tax benefit	$(118,587)	$(76,374)

Listed below are the significant components of the net deferred tax asset at December 31:

	2022	2021

Components of the deferred tax asset:
Bad debts	$1,828,937	$1,619,154
Deferred compensation	6,930	6,930
Contingent liability - MPF program	17,838	17,838
Finance lease	47,305	19,044
Operating lease	959	0
Deferred SBA PPP fees	5,966	108,668
Unrealized loss on debt securities AFS	5,493,977	310,208
Other	22,008	22,716
Total deferred tax asset	$7,423,920	$2,104,558

Components of the deferred tax liability:
Depreciation	$483,484	$461,168
Limited partnerships	156,394	94,952
Mortgage servicing rights	181,144	188,521
Investment in CFS Partners	29,586	120,113
Operating lease	0	3,315
Prepaid expenses	108,893	74,426
Total deferred tax liability	959,501	942,495
Net deferred tax asset	$6,464,419	$1,162,063

U.S. GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in Other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the IRS for the years ended December 31, 2019 through 2021.  The 2022 tax return has not yet been filed.

Note 15.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  The pension expense was $698,000 and $692,804 for 2022 and 2021, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 16.  Deferred Compensation Plan for Certain Directors

The Company maintains a directors’ deferred compensation plan.  Participants are general unsecured creditors of the Company with respect to these benefits.  The benefits accrued under this plan were $33,000 at December 31, 2022 and 2021 and consist of funds for three directors.  These funds do not accrue interest, and will be paid out upon retirement from the Board.

Note 17.  Financial Instruments with Off-Balance-Sheet Risk

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2022	2021

Unused portions of home equity lines of credit	$37,621,050	$36,281,001
Residential and commercial construction lines of credit	21,388,121	6,731,575
Commercial real estate commitments	63,719,882	47,804,534
Commercial and industrial commitments	64,482,470	56,382,838
Other commitments to extend credit	45,724,309	43,227,424
Standby letters of credit and commercial letters of credit	5,343,050	2,108,050
Recourse on sale of credit card portfolio	310,805	305,305
MPF credit enhancement obligation, net (See Note 18)	267,408	552,158

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements.  At December 31, 2022 and 2021, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $629,550 and $1,906,200, respectively.  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

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

In connection with its 2007 trust preferred securities financing, the Company guaranteed the payment obligations under the $12,500,000 of capital securities of its affiliate, the CMTV Statutory Trust I (the Trust).  The source of funds for payments by the Trust on its capital trust securities is payments made by the Company on its debentures issued to the Trust.  The Company's obligation under those debentures is fully reflected in the Company's consolidated balance sheet, in the gross amount of $12,887,000 as of the dates presented, of which $12,500,000 represents external financing through the issuance to investors of capital securities by the Trust (see Note 12).

Note 18.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB.  Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return.  The Company is responsible for a CEO based on the credit quality of these loans.  FHLBB funds a FLA based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB.  These loans must meet specific underwriting standards of the FHLBB.  As of December 31, 2022 and 2021, the Company had $19,961,469 and $22,916,680, respectively, in loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2022 and 2021, the notional amount of the maximum CEO related to this program was $352,352 and $637,102, respectively, and the accrued contingent liability for this CEO was $84,944 for 2022 and 2021.  The contingent liability is calculated by management based on the methodology used in calculating the ALL, adjusted to reflect the risk sharing arrangements with the FHLBB.

Note 19.  Legal Proceedings

In the normal course of business, the Company is involved in various claims and legal proceedings.  In the opinion of the Company's management, any liabilities resulting from such proceedings are not expected to be material to the Company's consolidated financial condition or results of operations.

Note 20.  Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2022	2021

Balance, beginning of year	$16,072,431	$16,774,535
Loans - new Directors	2,274,378	0
New loans to existing Principal Officers/Directors	5,091,531	1,902,000
Repayment*	(7,720,758)	(2,604,104)
Balance, end of year	$15,717,582	$16,072,431

*Includes loans sold to the secondary market

Total funds of related parties on deposit with the Company were $17,015,285 and $9,220,641 at December 31, 2022 and 2021, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan.  The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan.  CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants.  The Company pays monthly management fees to CFSG for its services to the 401(k) plan amounting to $53,231 and $65,550, respectively, for the years ended December 31, 2022 and 2021.

Note 21.  Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits.  However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts.  The Company was required to maintain a targeted balance with a correspondent bank of $500,000 and $9.0 million at December 31, 2022 and 2021, respectively.

Note 22.  Regulatory Capital Requirements

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

Under current banking rules governing required regulatory capital, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table on the following page) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s non-cumulative Series A preferred stock ($1.5 million liquidation preference in 2022 and 2021) is includable without limitation in its Common equity tier 1 and Tier 1 capital.  The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill, net of any related deferred income tax liability or asset, with the balance includable in Tier 2 capital.  Management believes that, as of December 31, 2022, the Company and the Bank met all capital adequacy requirements to which they were subject.

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

Beginning in 2016, an additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes, subject to a three year phase-in period.  The capital conservation buffer was fully phased-in on January 1, 2019 at 2.5% of risk-weighted assets.  A banking organization with a conservation buffer of less than 2.5% is subject to limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers.  As of December 31, 2022 and 2021, the Company and the Bank were fully compliant, with capital conservation buffers of 7.03% and 7.50%, respectively, for the Company and 6.89% and 7.42%, respectively, for the Bank.

Pursuant to the CARES Act, the federal banking agencies adopted an interim rule temporarily lowering the CBLR benchmark to in excess of 8%, rather than 9%, with a phased increase of the CBLR back to the 9% level by the end of 2021.  The Company and Bank qualified to utilize the CBLR framework, but did not elect to do so.

As of December 31, 2022, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded currently applicable consolidated regulatory guidelines for capital adequacy.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum		Minimum
			Minimum		For Capital		To Be Well
			For Capital		Adequacy Purposes		Capitalized Under
			Adequacy		with Conservation		Prompt Corrective
	Actual		Purposes		Buffer(1)		Action Provisions(2)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2022
Common equity tier 1 capital
(to risk-weighted assets)
Company	$82,770	11.74%	$31,731	4.50%	$49,359	7.00%	N/A	N/A
Bank	$96,112	13.64%	$31,703	4.50%	$49,315	7.00%	$45,793	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$97,157	13.78%	$42,308	6.00%	$59,936	8.50%	N/A	N/A
Bank	$96,112	13.64%	$42,270	6.00%	$59,883	8.50%	$56,361	8.00%
Total capital (to risk-weighted assets)
Company	$105,971	15.03%	$56,410	8.00%	$74,038	10.50%	N/A	N/A
Bank	$104,918	14.89%	$56,361	8.00%	$73,973	10.50%	$70,451	10.00%
Tier 1 capital (to average assets)
Company	$97,157	9.24%	$42,047	4.00%	N/A	N/A	N/A	N/A
Bank	$96,112	9.15%	$42,025	4.00%	N/A	N/A	$52,531	5.00%

December 31, 2021:
Common equity tier 1 capital
(to risk-weighted assets)
Company(3)	$72,853	11.90%	$27,548	4.50%	$42,853	7.00%	N/A	N/A
Bank	$86,654	14.17%	$27,522	4.50%	$42,812	7.00%	$39,754	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$87,240	14.25%	$36,731	6.00%	$52,036	8.50%	N/A	N/A
Bank	$86,654	14.17%	$36,696	6.00%	$51,986	8.50%	$48,928	8.00%
Total capital (to risk-weighted assets)
Company	$94,894	15.50%	$48,975	8.00%	$64,279	10.50%	N/A	N/A
Bank	$94,301	15.42%	$48,928	8.00%	$64,218	10.50%	$61,160	10.00%
Tier 1 capital (to average assets)
Company	$87,240	8.79%	$39,719	4.00%	N/A	N/A	N/A	N/A
Bank	$86,654	8.73%	$39,698	4.00%	N/A	N/A	$49,622	5.00%

(1)	Conservation Buffer is calculated based on risk-weighted assets and does not apply to calculations of average assets.

(2)	Applicable to banks, but not bank holding companies.

(3)

Reflects recalculation of the Company’s previously reported common equity tier I capital ratio. The previously reported calculation for December 31, 2021 and prior annual and interim periods incorrectly included the Company’s outstanding preferred stock and trust preferred securities in the equity component of the calculation.

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company.  In general, a national bank may not pay dividends that exceed net income for the current and preceding two years.  Regardless of statutory restrictions, as a matter of regulatory policy, banks and bank holding companies should pay dividends only out of current earnings and only if, after paying such dividends, they remain adequately capitalized.

Note 23.  Fair Value

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

	December 31,	December 31,
Assets: (market approach)	2022	2021

Level 1
U.S. Government securities	$38,231,589	$32,041,041

Level 2
U.S. GSE debt securities	$10,375,291	$11,828,498
Taxable Municipal securities	234,858	298,733
Tax-exempt Municipal securities	11,323,567	831,379
Agency MBS	115,231,599	127,132,521
ABS and OAS	2,693,606	2,214,024
CMO	11,935,925	1,420,458
Other investments	2,891,674	6,575,805
Level 2 Total	$154,686,520	$150,301,418

Grand Total	$192,918,109	$182,342,459

There were no Level 3 assets or liabilities measured on a recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during the periods presented.

Assets Recorded at Fair Value on a Non-Recurring Basis

The following table includes assets measured at fair value on a non-recurring basis that have had a fair value adjustment since their initial recognition.  Impaired loans measured at fair value only include impaired loans with a partial write-down or with a related specific ALL and are presented net of the specific allowances as disclosed in Note 4.

Assets measured at fair value on a non-recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

	December 31,	December 31,
Level 2	2022	2021
Assets: (market approach)
Impaired loans, net of related allowance	$94,458	$177,523
Loans held-for-sale	0	339,000
MSRs (1)	862,593	897,720

(1)	Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2022 and 2021.

There were no Level 1 or Level 3 assets or liabilities measured on a non-recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during the periods presented.

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

The carrying amounts and estimated fair values of the Company's financial instruments as of the balance sheet dates were as follows:

December 31, 2022		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$71,140	$71,140	$0	$0	$71,140
Debt securities AFS	192,918	38,232	154,686	0	192,918
Restricted equity securities	1,412	0	1,412	0	1,412
Loans and loans held-for-sale, net of ALL
Commercial & industrial	111,792	0	0	109,534	109,534
Purchased loans	7,476	0	0	7,119	7,119
Commercial real estate	351,738	0	29	340,254	340,283
Municipal	34,566	0	0	34,558	34,558
Residential real estate - 1st lien	197,281	0	65	180,879	180,944
Residential real estate - Jr lien	33,510	0	0	33,218	33,218
Consumer	3,970	0	0	3,949	3,949
MSRs (1)	863	0	1,287	0	1,287
Accrued interest receivable	3,214	0	3,214	0	3,214

Financial liabilities:
Deposits
Other deposits	922,723	0	918,882	0	918,882
Brokered deposits	249	0	225	0	225
Long-term borrowings	1,300	0	1,025	0	1,025
Repurchase agreements	33,078	0	33,078	0	33,078
Operating lease obligations	658	0	658	0	658
Finance lease obligations	3,645	0	3,645	0	3,645
Subordinated debentures	12,887	0	12,740	0	12,740
Accrued interest payable	74	0	74	0	74

(1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2022, regardless of carrying amount.

December 31, 2021		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$110,359	$110,359	$0	$0	$110,359
Debt securities AFS	182,342	32,041	150,301	0	182,342
Restricted equity securities	1,434	0	1,434	0	1,434
Loans and loans held-for-sale, net of ALL
Commercial & industrial	109,574	0	0	110,284	110,284
Purchased loans	9,808	0	0	9,862	9,862
Commercial real estate	296,528	0	29	297,339	297,368
Municipal	47,841	0	0	49,419	49,419
Residential real estate - 1st lien	180,271	0	149	180,302	180,451
Residential real estate - Jr lien	34,151	0	0	34,189	34,189
Consumer	4,406	0	0	4,436	4,436
MSRs (1)	898	0	995	0	995
Accrued interest receivable	2,401	0	2,401	0	2,401

Financial liabilities:
Deposits
Other deposits	879,151	0	879,545	0	879,545
Brokered deposits	249	0	246	0	246
Long-term borrowings	1,300	0	1,179	0	1,179
Repurchase agreements	32,610	0	32,610	0	32,610
Operating lease obligations	864	0	864	0	864
Finance lease obligations	3,858	0	3,858	0	3,858
Subordinated debentures	12,887	0	12,868	0	12,868
Accrued interest payable	59	0	59	0	59

(1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2021, regardless of carrying amount.

The estimated fair values of commitments to extend credit, letters of credit and financial guarantees for the benefit of customers were immaterial at December 31, 2022 and 2021.

Note 24.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only), and should be read in conjunction with the consolidated financial statements of the Company.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Balance Sheets	2022	2021

Assets

Cash	$1,372,381	$908,042
Investment in subsidiary - Community National Bank	87,018,360	97,061,296
Investment in Capital Trust	387,000	387,000
Income taxes receivable	223,816	185,439
Total assets	$89,001,557	$98,541,777

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	938,194	894,509
Total liabilities	13,825,194	13,781,509

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding
at December 31, 2022 and 2021 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,647,710 and 5,587,939 shares issued at December 31, 2022 and 2021, respectively
(including 16,850 and 14,337 shares issued February 1, 2023 and 2022,
respectively)	14,119,275	13,969,848
Additional paid-in capital	36,383,235	35,322,063
Retained earnings	46,464,447	37,758,105
Accumulated other comprehensive loss	(20,667,817)	(1,166,971)
Less: treasury stock, at cost; 210,101 shares at December 31, 2022 and 2021	(2,622,777)	(2,622,777)
Total shareholders' equity	75,176,363	84,760,268

Total liabilities and shareholders' equity	$89,001,557	$98,541,777

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash on deposit with the Bank have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2022	2021

Income
Bank subsidiary distributions	$5,124,000	$4,291,000
Dividends on Capital Trust	17,225	11,805
Total income	5,141,225	4,302,805

Expense
Interest on junior subordinated debentures	573,603	393,105
Administrative and other	509,409	501,749
Total expense	1,083,012	894,854

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	4,058,213	3,407,951
Income tax benefit	223,816	185,439

Income before equity in undistributed net income of subsidiary	4,282,029	3,593,390
Equity in undistributed net income of subsidiary	9,457,911	9,544,948
Net income	$13,739,940	$13,138,338

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2022	2021

Cash Flows from Operating Activities
Net income	$13,739,940	$13,138,338
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in undistributed net income of subsidiary	(9,457,911)	(9,544,948)
Increase in income taxes receivable	(38,377)	(467)
Net cash provided by operating activities	4,243,652	3,592,923

Cash Flows from Financing Activities
Dividends paid on preferred stock	(66,563)	(48,750)
Dividends paid on common stock	(3,712,750)	(3,386,502)
Net cash used in financing activities	(3,779,313)	(3,435,252)
Net increase in cash	464,339	157,671

Cash
Beginning	908,042	750,371
Ending	$1,372,381	$908,042

Cash Received for Income Taxes	$185,439	$184,973

Cash Paid for Interest	$573,603	$393,105

Dividends paid:
Dividends declared	$4,967,035	$4,699,529
Increase in dividends payable attributable to dividends declared	(43,686)	(149,212)
Dividends reinvested	(1,210,599)	(1,163,815)
	$3,712,750	$3,386,502

Note 25.  Other Income and Other Expenses

The components of other income and other expenses which are in excess of one percent of total revenues in either of the two years disclosed are as follows:

	2022	2021
Income
Income from investment in CFS Partners	$584,971	$951,605

Expenses
Outsourcing expense	$539,123	$506,563
Service contracts - administration	579,956	520,310
Marketing	499,000	470,000
State deposit tax	992,333	884,492
ATM fees	616,900	562,779

Note 26. Subsequent Events

Declaration of Cash Dividend

On December 22, 2022, the Company declared a cash dividend of $0.23 per share payable February 1, 2023 to shareholders of record as of January 15, 2023. On March 15, 2023, the Company declared a cash dividend of $0.23 per share payable May 1, 2023 to shareholders of record as of April 15, 2023. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2022 and 2021

The following discussion analyzes the consolidated financial condition of the Company and its wholly-owned subsidiary, Community National Bank, as of December 31, 2022 and 2021, and its consolidated results of operations for the years then ended.  The Company is considered a “smaller reporting company” under the disclosure rules of the SEC. Accordingly, we have elected to provide our audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period and to provide smaller reporting company scaled disclosures where management deems it appropriate.

The following discussion should be read in conjunction with the Company’s audited consolidated financial statements and related notes. Please refer to Note 1 in the accompanying audited consolidated financial statements for a listing of acronyms and defined terms used throughout the following discussion.

FORWARD-LOOKING STATEMENTS

This Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the consolidated results of operations, financial condition and business of the Company and its subsidiary. Words used in the discussion below such as "believes," "expects," "anticipates," "intends," "estimates," “projects”, "plans," “assumes”, "predicts," “may”, “might”, “will”, “could”, “should” and similar expressions, indicate that management of the Company is making forward-looking statements.

Forward-looking statements are not guarantees of future performance.  They necessarily involve risks, uncertainties and assumptions.  Examples of forward looking statements included in this discussion include, but are not limited to, statements regarding the potential residual effects of the COVID-19 pandemic on our business, financial condition, results of operations and prospects; the estimated contingent liability related to assumptions made within the asset/liability management process; management's expectations as to the future interest rate environment and the Company's related liquidity level; credit risk expectations relating to the Company's loan portfolio, participation in the FHLBB MPF program and transition to the CECL model for estimating expected credit losses; and management's general outlook for the future performance of the Company or the local or national economy. Although forward-looking statements are based on management's expectations and estimates as of the date they are made, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control.

Factors that may cause our actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

•	interest rates change in such a way as to negatively affect loan demand, the local economy or the Company's net income, asset valuations or margins;
•	general economic or business conditions, either nationally, regionally or locally, deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services;
•	the impact of inflation on the Company’s customers and on its financial results and performance;
•	changes in the United States monetary and fiscal policies, including the interest rate policies of the FRB and its regulation of the money supply;
•	changes in applicable accounting policies, practices and standards, including, without limitation, implementation of pending changes to the measurement of credit losses in financial statements under U.S. GAAP pursuant to the CECL model, which became effective for the Company as of January 1, 2023;
•	the geographic concentration of the Company’s loan portfolio and deposit base;
•	the planned phase out of three month LIBOR by June 30, 2023, which could adversely affect the Company’s interest costs in future periods on its $12,887,000 in principal amount of Junior Subordinated Debentures due December 12, 2037, which currently bear interest at a variable rate, adjusted quarterly, equal to 3-month LIBOR, plus 2.85%;
•	reductions in deposit levels, which necessitate increased borrowings to fund loans and investments;
•	increases in the level of nonperforming assets and charge-offs;
•	changes in federal or state tax laws or policy;
•

changes in laws or government rules, including the rules of the federal Consumer Financial Protection Bureau, or the way in which courts or government agencies interpret or implement those laws or rules, increase our costs of doing business, causing us to limit or change our product offerings or pricing, or otherwise adversely affect the Company's business;

•	competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial services industry generally, including competitive pressures from non-bank financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems;
•	cybersecurity risks could adversely affect the Company’s business, financial performance or reputation and could result in financial liability for losses incurred by customers or others due to data breaches or other compromise of the Company’s information security systems;
•	higher-than-expected costs are incurred relating to information technology or difficulties arise in implementing technological enhancements;
•	management’s risk management measures may not be completely effective;
•	changes in consumer and business spending, borrowing and savings habits;
•	the continuing effects of COVID-19 and emerging variants of the virus on our Company, the communities where we have branches and loan production offices, the State of Vermont and the national and global economies and overall stability of the financial markets;
•	the continuing effects of government and regulatory responses to the COVID-19 pandemic;
•	operational and internal system failures due to changes in normal business practices, including remote working for Company staff;
•	increased cybercrime and payment system risk due to increased usage by customers of online, mobile and other remote banking channels;
•	the ongoing challenges to find qualified workers to maintain a stable workforce;
•	losses due to the fraudulent or negligent conduct of third parties, including the Company’s service providers, customers and employees; and
•	adverse changes in the credit rating of U.S. government debt.

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

OVERVIEW

The Company’s consolidated assets at year-end 2022 were $1.06 billion compared to $1.02 billion at year-end 2021, an increase of 3.6%.  Asset growth in 2022 was driven by increases in loans of $58.6 million, or 8.5% and $10.6 million, or 5.8%, in AFS securities and $7.7 million, or 80.1% in other assets.  These increases were partially offset by a decrease of $39.2 million, or 35.5%, in cash on deposit at FRBB.  The increase of $7.7 million in other assets is attributable in part to a new partnership interest in a limited partnership investment of $2.6 million, as well as an increase of $5.2 million in the deferred tax asset associated with the unrealized loss of the AFS securities portfolio. Loan growth was attributable to increases in the CRE portfolio of $55.9 million, or 18.6%, the commercial and industrial loan portfolio of $12.3 million, or 11.5% and the residential real estate portfolio of $17.4 million, or 9.6%. These increases were partially offset by a decrease in the municipal loan portfolio of $13.3 million, or 27.8%. The portfolio of PPP loans also decreased, from $12.2 million at December 31, 2021 to $199,964 at December 31, 2022.

Funding of the asset growth was provided primarily by an increase in customer deposits. Total deposits on December 31, 2022 were $923.0 million compared to $879.4 million on December 31, 2021, an increase of $43.6 million, or 5.0%, reflecting the combined effect of increases in core deposits (demand deposit accounts, both interest bearing and non-interest bearing) of $35.2 million, or 7.4%, money market funds of $10.4 million, or 8.0%, and savings accounts of $2.7 million, or 1.6%.  These increases were only partially offset by a decrease in CDs of $4.7 million, or 4.4%

Total interest income increased $2.3 million, or 6.7%, year over year as a result of increases in the volume of both the investment and loan portfolios.  The increases in the prime rate throughout 2022 also contributed to the increase.  Participation in the PPP had a significant impact on our asset mix and net interest margin during 2021.  The origination of the PPP loans resulted in processing fees from the SBA of approximately $489 thousand for 2022 compared to $4.7 million for 2021.  These loan fees are amortized over the projected life of the loan, but are recognized in full as the PPP loans payoff.  At year-end 2022 the balance of deferred PPP fees was $28 thousand, and is anticipated to amortize over the remaining life of the outstanding loans.

Total interest expense increased $909 thousand, or 29.1%, for the year ended December 31, 2022 compared to 2021, due in part to the increase in interest-bearing deposits and savings and money market accounts, as well as the 425 basis point increase in short-term rates initiated by the FRB in 2022.   Please refer to the interest rate sensitivity discussion in the Interest Rate Risk and Asset and Liability Management section for more information on the impact that FRB action and changes in the yield curve could have on net interest income.

The provision for loan losses for the year ended 2022 was $978 thousand compared to $624 thousand for 2021, resulting in an increase of 56.7% year over year.  Due to low levels of loan charge offs in 2021, the provision for loan losses was decreased accordingly.  Although 2022 was another year of low charges offs; the provision was increased in order to accommodate loan growth.  Please refer to the ALL and provisions discussion in the Credit Risk section for more information on these increases.

Consolidated net income in 2022 increased $602 thousand, or 4.6%, from $13.1 million for 2021 to $13.7 million for 2022.  Non-interest income decreased $91 thousand, or 1.4%, while non-interest expense increased $216 thousand, or 1.0%.  Although an increase is noted in the residential loan portfolio, secondary market activity slowed accounting for the $343 thousand decrease in income from sold loans.  Loans originated and subsequently sold in the secondary market were $12.3 million for 2022 compared to $17.6 million for 2021.  Strong commercial loan growth during 2022 provided a lift in related fees, contributing to the increase in other income from loans of $395 thousand. A decrease of $378 thousand is also noted in other income mostly due to a decrease in income from CFS Partners. Other noninterest expense increased $279 thousand, or 3.6%, year over year, which was offset in part by a decrease in wages and benefits of $61,344, or 0.6%.  Please refer to the Non-interest Income and Non-interest Expense sections for more granular information on significant changes.

Equity capital decreased to $75.2 million, with a book value per share of $13.55 as of December 31, 2022, compared to equity capital of $84.8 million and a book value of $15.48 as of December 31, 2021.  This decrease in equity capital is directly related to the increase of unrealized losses in the investment portfolio, reflecting rising bond rates, which resulted in an increase of $19.5 million, net of tax, in the accumulated other comprehensive loss in the shareholders’ equity portion of the balance sheet.  This position is considered temporary and does not impact the Company’s regulatory capital ratios.

On December 22, 2022, the Company's Board of Directors declared a quarterly cash dividend of $0.23 per common share, payable on February 1, 2023 to shareholders of record on January 15, 2023.

Our business, financial condition and results of operations generally rely upon the ability of our borrowers to repay their loans, the value of collateral underlying our secured loans, and the demand for loans and other products and services we offer, which are highly dependent on the business environment in our local banking markets and in the country as a whole. Recent economic reports for the state of Vermont show employment in the hardest hit industries such as leisure and hospitality has risen but is still below pre-pandemic levels.  The Vermont unemployment rate, seasonally adjusted, in December of 2022 was reported at 2.5% compared to the low of 2.1% in July of 2022.

As of December 31, 2022, all of the Company’s capital ratios, and those of our subsidiary Bank, were in excess of all regulatory requirements. While we believe that we have sufficient capital to withstand an economic downturn from any headwinds related to inflation or recessionary periods, should one occur, our equity capital and regulatory capital ratios could be adversely impacted, including as a result of credit losses and other adverse impacts of the pandemic or government monetary policy.

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

As stated in Note 2 of the accompanying notes to the Company’s audited consolidated financial statements, effective January 1, 2023, the Company is required to recognize credit losses under the guidance of ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The new guidance, which is referred to as the current expected credit loss (CECL) model, requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses over the life of the loans.  The initial adjustment from the transition to CECL will be recorded as an adjustment to retained earnings. Based on an unaudited parallel calculation as of December 31, 2022 the required adjustment would have an immaterial impact to retained earnings and regulatory capital.

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

RESULTS OF OPERATIONS

The Company’s net income increased $602 thousand, or 4.6%, from 2021 to 2022, resulting in earnings per common share of $2.53 for 2022 versus $2.45 for 2021.  Core earnings (NII) increased $1.4 million, or 4.5%, in 2022 compared to 2021.  Interest income in 2022 was supported by increases in the volume of the loan portfolio and rising interest rates, while interest income in 2021 was supported by the fees generated from originating PPP loans. Of the $7.4 million that the Company received in PPP fee income from the SBA, approximately $489 thousand and $4.7 million was recognized in 2022 and 2021, respectively.  In 2021, these fees helped to offset a decrease in interest income due to the repricing of loans into the prevailing low interest rate environment, as new loans were booked at lower market rates and PPP loans were booked at a mandated 1% annual interest rate.  Interest paid on deposits, which is the major component of total interest expense, increased $636 thousand, or 24.8% in 2022, reflecting the increase in short-term rates during 2022, after the low rate environment that had prevailed since March of 2020.

Return on average assets, which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity, which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last two fiscal years:

December 31,	2022	2021

Return on average assets	1.35%	1.38%
Return on average equity	18.01%	16.18%
Dividend payout ratio (1)	36.36%	35.92%
Average equity to average assets ratio	7.49%	8.51%

(1)	Dividends declared per common share divided by earnings per common share.

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

Tax-exempt income was derived from $34.6 million and $48.0 million of municipal loans, at December 31, 2022 and 2021, respectively, and from $11.3 million and $831 thousand of tax-exempt municipal securities in our investment portfolio, respectively, as of such dates.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last two years.

Years Ended December 31,	2022	2021

Net interest income as presented	$33,084,557	$31,669,040
Effect of tax-exempt income	286,440	267,066
Net interest income, tax equivalent	$33,370,997	$31,936,106

The following table presents the daily average interest-earning assets and the daily average interest-bearing liabilities supporting earning assets for each of the last two fiscal years.  Interest income (excluding interest on non-accrual loans) and interest expense are both expressed on a tax equivalent basis, both in dollars and as a rate/yield.

	Years Ended December 31,
	2022			2021
			Average			Average
	Average	Income/	Rate/	Average	Income/	Rate/
	Balance	Expense	Yield	Balance	Expense	Yield
Interest-Earning Assets
Loans (1)	$713,097,126	$32,790,388	4.60%	$712,453,828	$33,334,223	4.68%
Taxable investment securities	182,184,739	3,111,860	1.71%	99,075,022	1,304,902	1.32%
Tax-exempt investment securities	6,954,312	257,415	3.70%	16,806	346	2.06%
Sweep and interest-earning accounts	65,817,367	1,158,444	1.76%	88,544,302	362,018	0.41%
Other investments (2)	1,781,776	82,989	4.66%	1,844,046	56,116	3.04%
Total	$969,835,320	$37,401,096	3.86%	$901,934,004	$35,057,605	3.89%

Interest-Bearing Liabilities
Interest-bearing transaction accounts	$263,632,834	$1,378,421	0.52%	$237,055,299	$606,392	0.26%
Money market funds	133,732,022	779,113	0.58%	125,339,723	621,584	0.50%
Savings deposits	177,947,216	107,339	0.06%	150,311,147	165,630	0.11%
Time deposits	105,361,424	938,823	0.89%	108,518,120	1,174,552	1.08%
Borrowed funds	1,301,129	26	0.00%	2,256,479	38	0.00%
Repurchase agreements	31,285,927	166,746	0.53%	28,349,896	88,861	0.31%
Finance lease obligations	3,742,662	86,028	2.30%	2,589,477	71,337	2.75%
Junior subordinated debentures	12,887,000	573,603	4.45%	12,887,000	393,105	3.05%
Total	$729,890,214	$4,030,099	0.55%	$667,307,141	$3,121,499	0.47%

Net interest income		$33,370,997			$31,936,106
Net interest spread (3)			3.31%			3.42%
Net interest margin (4)			3.44%			3.54%

(1)

Included in gross loans are non-accrual loans with average balances of $6,668,862 and $4,724,180 for the years ended December 31, 2022 and 2021, respectively. Loans are stated before deduction of unearned discount and ALL, less loans held-for-sale and include tax-exempt loans to local municipalities with average balances of $43,514,790 and $52,298,379 for the years ended December 31, 2022 and 2021, respectively.

(2)

Included in other investments is the Company’s FHLBB Stock with average balances of $716,626 and $778,896, respectively, with a dividend rate of approximately 4.2% and 2.05%, respectively, for the years ended December 31, 2022 and 2021, respectively.

(3)	Net interest spread is the difference between the average yield on average interest-earning assets and the average rate paid on average interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average earning assets.

The average volume of interest-earning assets for the year ended December 31, 2022 increased 7.5% compared to December 31, 2021.  The average yield on interest-earning assets decreased three basis points for 2022 versus 2021.

The average volume of loans increased 0.1% for 2022 versus 2021, while the average yield on loans decreased eight basis points to 4.60% for 2022, compared to 4.68% for 2021.  The decrease in the yield in 2022, despite a rising rate environment, was due to the $4.2 million decrease in PPP fees year over year.  Interest earned on the loan portfolio as a percentage of total interest income was approximately 87.7% and 95.1%, respectively for 2022 and 2021.  This percentage has decreased as the investment securities portfolio has increased as a percentage of average earning assets.

The average volume of the taxable investment portfolio (classified as AFS) increased 83.9% for 2022 versus 2021. The average yield on the taxable investment portfolio increased 39 basis points for 2022 versus 2021.  The increase in average volume is due primarily to an effort to continue to grow the investment portfolio incrementally as the balance sheet grows in order to provide additional liquidity and pledge quality assets.

The average volume of the tax-exempt municipal investment portfolio increased $6.9 million and the tax-equivalent yield increased 164 basis points to 3.70% for 2022 compared to 2.06% for 2021.

The average volume of sweep and interest-earning accounts, which consists primarily of an interest-bearing account at the FRBB and two correspondent banks, decreased 26.7% during 2022 compared to 2021.  This decrease in volume is attributable to the funding of loan growth and the purchase of investment securities during 2022.  The average yield on these funds increased 135 basis points in 2022 versus 2021, reflecting the numerous increases in the federal funds rate initiated by the FRB during 2022.

The average volume of interest-bearing liabilities for the year ended December 31, 2022 increased 9.4% compared to the year ended December 31, 2021.  The average rate paid on interest-bearing liabilities increased eight basis points during 2022 compared to 2021.  An increase in customer account balances together with an increase in rates paid on the accounts resulted in an increase in interest expense in various components of interest-bearing liabilities.

The average volume of interest-bearing transaction accounts increased 11.2% for 2022 versus 2021 reflecting strong deposit growth during 2022. The average rate paid on these accounts increased 26 basis points for 2022 versus 2021.

The average volume of money market accounts increased 6.7% during 2022 compared to 2021, and the average rate paid on these deposits increased eight basis points during 2022.

The average volume of savings accounts increased 18.2% for 2022 versus 2021, while the average rate paid on these accounts decreased five basis points during 2022.

The average volume of time deposits decreased 2.9% for 2022 versus 2021, and the average rate paid decreased 19 basis points during 2022.  Interest paid on time deposits as a percentage of total interest expense was 23.6% and 37.6%, respectively for 2022 and 2021.  The decrease in the average volume of time deposits between comparison periods reflects the maturity of brokered deposits during 2022 that were not replaced, as well as a decrease in retail time deposits.

The average volume of repurchase agreements increased 10.4% during 2022 and the average rate paid increased 22 basis points for 2022 versus 2021.

In summary, the average yield on interest-earning assets decreased three basis points during 2022, while the average rate paid on interest-bearing liabilities increased eight basis points.  Net interest spread decreased 11 basis points for 2022 with a net interest spread of 3.31% for 2022 compared to 3.42% for 2021.  Net interest margin decreased 10 basis points during 2022 to 3.44% from 3.54% for 2021.

The following table summarizes the variances in income between 2022 and 2021, resulting from volume changes in interest-earning assets and interest-bearing liabilities and fluctuations in rates earned and paid between periods.

	Years Ended December 31,
	Variance	Variance
	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance

Average Interest-Earning Assets

Loans	$(573,941)	$30,106	$(543,835)
Taxable investment securities	709,910	1,097,048	1,806,958
Tax-exempt investment securities	114,156	142,913	257,069
Sweep and interest-earning accounts	1,196,420	(399,994)	796,426
Other investments	29,775	(2,902)	26,873
Total	$1,476,320	$867,171	$2,343,491

Average Interest-Bearing Liabilities

Interest-bearing transaction accounts	$702,927	$69,102	$772,029
Money market funds	115,568	41,961	157,529
Savings deposits	(88,691)	30,400	(58,291)
Time deposits	(207,634)	(28,095)	(235,729)
Borrowed funds	(12)	0	(12)
Repurchase agreements	68,783	9,102	77,885
Finance lease obligations	(17,022)	31,713	14,691
Junior subordinated debentures	180,498	0	180,498
Total	$754,417	$154,183	$908,600

Changes in net interest income	$721,903	$712,988	$1,434,891

(1)	Items which have shown a year-to-year increase in volume have variances allocated as follows:

Variance due to rate = Change in rate x new volume

Variance due to volume = Change in volume x old rate

Items which have shown a year-to-year decrease in volume have variances allocated as follows:

Variance due to rate = Change in rate x old volume

Variances due to volume = Change in volume x new rate

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Year Ended
	December 31,		Change
	2022	2021	Income	Percent

Service fees	$3,676,875	$3,441,607	$235,268	6.84%
Income from sold loans	605,848	949,212	(343,364)	-36.17%
Other income from loans	1,377,494	982,295	395,199	40.23%
Other income
Income from CFS Partners	584,971	951,605	(366,634)	-38.53%
Other miscellaneous income	397,860	409,418	(11,558)	-2.82%
Total non-interest income	$6,643,048	$6,734,137	$(91,089)	-1.35%

Total non-interest income decreased $91,089 for the year ended December 31, 2022 compared to the same period 2021, with significant changes noted in the following:

•	Overdraft charges, a component of service fees, increased $173,640, or 21.1%, year over year, and interchange fees, also a component of service fees, increased $42,381, or 2.2%, between periods.

•	Income from sold loans decreased year over year as a result of a decrease in secondary market activity, due in part to a lower volume of applications for residential mortgages as well as a strategic decision to hold some 15 and 30 year mortgages in the portfolio.

•	The increased volume of commercial loan activity resulted in an increase in documentation fees collected at origination accounting for the increase in other income from loans.

•	CFS Partners has a small portion of its equity capital invested in the stock market. While the stock market rebounded somewhat favorably during 2021, less favorable market conditions were experienced in 2022 requiring negative mark to market adjustments to CFGS’s equity portfolio, resulting in a substantial decrease in income year over year.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Year Ended
	December 31,		Change
	2022	2021	Expense	Percent

Salaries and wages	$8,347,000	$8,027,000	$320,000	3.99%
Employee benefits	2,743,210	3,124,554	(381,344)	-12.20%
Occupancy expenses, net	2,806,830	2,808,068	(1,238)	-0.04%
Other expenses
Service contracts - administrative	579,956	520,310	59,646	11.46%
Directors fees	576,928	514,916	62,012	12.04%
Travel, entertainment and meals expense	117,593	81,848	35,745	43.67%
Audit fees	429,892	407,457	22,435	5.51%
Collection & non-accruing loan expense	(72,727)	123,269	(195,996)	-159.00%
ATM fees	616,900	562,779	54,121	9.62%
Electronic banking expense	269,255	238,108	31,147	13.08%
State deposit tax	992,333	884,492	107,841	12.19%
Other miscellaneous expenses	4,467,169	4,364,785	102,384	2.35%
Total non-interest expense	$21,874,339	$21,657,586	$216,753	1.00%

Total non-interest expense increased $217 thousand, or 1.0%, for the year ended December 31, 2022 compared to 2021, with significant changes noted in the following:

•	Salaries and wages increased due to normal salary increases of 3%, retention bonuses to all employees under the vice president level, higher production commissions and incentive plan payments, offset by several unfilled positions during the year.

•	The decrease in employee benefits is attributable to a decrease in health insurance claims year over year under the Company’s self-funded health insurance plan.

•	The increase in service contracts – administrative is due to annual increases in pricing, impacted by growth in the Company’s assets and by inflation.

•	The increase in Directors fees is attributable to an additional Director for 2022.

•	In 2022, as COVID restrictions began to ease, more seminars and conferences returned to in-person attendance accounting for the increase in travel, entertainment and meals expense for 2022 compared to 2021.

•	The increase in audit fees is attributable to increase audit services due to the Company surpassing the $1.0 billion asset size.

•	Collections & non-accruing loan expense decreased year over year due to the recovery of expenses associated with properties in the Company’s non-accruing loan portfolio.

•	ATM fees increased year over year due to the ongoing cost to support the upgraded and enhanced technology being utilized for deposit automation. Use of deposit automation replaces a manual process for required monitoring of cash deposits as well as providing fraud detection measures at the ATM.

•	The increase in electronic banking expense is partly attributable to a new mobile banking platform which includes security and functionality enhancements and other technical upgrades. The increase also reflects higher transaction fees, resulting from increased electronic banking transaction volumes.

•	State deposit tax increased year over year due to a significant increase in deposits. The calculation is based on an average of month-end deposit totals over a 12 month period.

APPLICABLE INCOME TAXES

Income before income taxes increased $753 thousand, or 4.7% for 2022 compared to 2021, accounting for the increase in the provision for income taxes of $152 thousand or 5.1% between periods from $2.98 million in 2021 to $3.14 million in 2022.  Tax credits from affordable housing investments decreased $78 thousand, or 16.7%, from $468 thousand in 2021 to $390 thousand in 2022.

Amortization expense related to limited partnership investments is included as a component of income tax expense and amounted to $269 thousand and $363 thousand for 2022 and 2021, respectively.  These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 7% and 10%.

CHANGES IN FINANCIAL CONDITION

The following table provides a visual comparison of the breakdown of the daily average assets and the daily average liabilities as well as the daily average shareholders' equity for the comparison periods and should be reviewed in conjunction with the table on the following page which provides volume changes and percent of change by category.

Years Ended December 31,	2022		2021
	Balance	%	Balance	%
Average Assets
Cash and due from banks
Non-interest bearing	$10,931,084	1.07%	$18,973,102	1.99%
Federal funds sold and overnight deposits	65,817,367	6.46%	88,544,302	9.29%
Taxable investment securities	182,184,739	17.89%	99,075,022	10.39%
Tax-exempt investment securities	6,954,312	0.68%	16,806	0.00%
Other securities	1,394,776	0.14%	1,457,046	0.15%
Gross loans	713,273,710	70.02%	712,806,479	74.78%
ALL	(8,174,643)	-0.80%	(7,657,621)	-0.80%
Deferred net loan cost (fees)	347,038	0.03%	(1,622,871)	-0.17%
Premises and equipment	13,348,366	1.31%	12,725,945	1.34%
BOLI	5,110,510	0.50%	5,027,731	0.53%
Goodwill	11,574,269	1.14%	11,574,269	1.21%
Other assets	15,839,596	1.56%	12,275,102	1.29%
Total average assets	$1,018,601,124	100%	$953,195,312	100%

Average Liabilities
Demand deposits	$208,367,458	20.46%	$201,107,470	21.10%
Interest-bearing transaction accounts	263,632,834	25.88%	237,055,299	24.87%
Money market funds	133,732,022	13.13%	125,339,723	13.15%
Savings accounts	177,947,216	17.47%	150,311,147	15.76%
Time deposits	105,361,424	10.34%	108,518,120	11.38%
Total average deposits	889,040,954	87.28%	822,331,759	86.26%
Borrowed funds	1,301,129	0.13%	2,256,479	0.24%
Repurchase agreements	31,285,927	3.07%	28,349,896	2.97%
Junior subordinated debentures	12,887,000	1.27%	12,887,000	1.35%
Other liabilities	7,813,707	0.77%	6,191,484	0.65%
Total average liabilities	942,328,717	92.52%	872,016,618	91.47%

Average Shareholders' Equity
Preferred stock	1,500,000	0.15%	1,500,000	0.16%
Common stock	14,024,620	1.38%	13,881,464	1.46%
Additional paid-in capital	35,731,983	3.51%	34,711,117	3.64%
Retained earnings	41,473,345	4.07%	33,672,406	3.53%
Less: Treasury stock	(2,622,777)	-0.26%	(2,622,777)	-0.28%
Accumulated other comprehensive (loss) income	(13,834,764)	-1.36%	36,484	0.01%
Total average shareholders' equity	76,272,407	7.49%	81,178,694	8.52%
Total average liabilities and shareholders' equity	$1,018,601,124	100%	$953,195,312	100%

The following table provides a breakdown of volume changes and percent of change by category for the table on the preceding page.  Please refer to the sections labeled “Interest Income and Interest Expense (Net Interest Income)” and “Liquidity and Capital Resources” for more in-depth discussion of significant changes.

Years Ended December 31,	2022	2021	2022 vs 2021
	Average	Average	Volume	% of
Average Assets	Balance	Balance	Change	Change

Cash and due from banks
Non-interest bearing	$10,931,084	$18,973,102	$(8,042,018)	-42.39%
Federal funds sold and overnight deposits	65,817,367	88,544,302	(22,726,935)	-25.67%
Taxable investment securities	182,184,739	99,075,022	83,109,717	83.89%
Tax-exempt investment securities	6,954,312	16,806	6,937,506	41279.94%
Other securities	1,394,776	1,457,046	(62,270)	-4.27%
Gross loans	713,273,710	712,806,479	467,231	0.07%
ALL	(8,174,643)	(7,657,621)	(517,022)	6.75%
Deferred net loan cost (fees)	347,038	(1,622,871)	1,969,909	-121.38%
Premises and equipment	13,348,366	12,725,945	622,421	4.89%
BOLI	5,110,510	5,027,731	82,779	1.65%
Goodwill	11,574,269	11,574,269	0	0.00%
Other assets	15,839,596	12,275,102	3,564,494	29.04%
Total average assets	$1,018,601,124	$953,195,312	$65,405,812	6.86%

Average Liabilities

Demand deposits	$208,367,458	$201,107,470	$7,259,988	3.61%
Interest-bearing transaction accounts	263,632,834	237,055,299	26,577,535	11.21%
Money market funds	133,732,022	125,339,723	8,392,299	6.70%
Savings accounts	177,947,216	150,311,147	27,636,069	18.39%
Time deposits	105,361,424	108,518,120	(3,156,696)	-2.91%
Total average deposits	889,040,954	822,331,759	66,709,195	8.11%
Borrowed funds	1,301,129	2,256,479	(955,350)	-42.34%
Repurchase agreements	31,285,927	28,349,896	2,936,031	10.36%
Junior subordinated debentures	12,887,000	12,887,000	0	0.00%
Other liabilities	7,813,707	6,191,484	1,622,223	26.20%
Total average liabilities	942,328,717	872,016,618	70,312,099	8.06%

Average Shareholders' Equity

Preferred stock	1,500,000	1,500,000	0	0.00%
Common stock	14,024,620	13,881,464	143,156	1.03%
Additional paid-in capital	35,731,983	34,711,117	1,020,866	2.94%
Retained earnings	41,473,345	33,672,406	7,800,939	23.17%
Less: Treasury stock	(2,622,777)	(2,622,777)	0	0.00%
Accumulated other comprehensive (loss) income	(13,834,764)	36,484	(13,871,248)	-38020.09%
Total average shareholders' equity	76,272,407	81,178,694	(4,906,287)	-6.04%
Total average liabilities and shareholders' equity	$1,018,601,124	$953,195,312	$65,405,812	6.86%

CERTAIN TIME DEPOSITS

Increments of maturity of time CDs of $250,000 or more outstanding on December 31, 2022 are summarized as follows:

3 months or less	$3,125,361
Over 3 through 6 months	4,519,073
Over 6 through 12 months	3,918,524
Over 12 months	4,069,100
Total	$15,632,058

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

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or AFS, either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income.  The Company's investment policy does not permit the holding of trading securities. Debt securities classified as HTM are recorded at book value, subject to adjustment for OTTI.  The Company did not hold any securities HTM during 2022 or 2021.

Debt securities classified as AFS are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets.  These adjustments in the AFS portfolio resulted in an accumulated unrealized loss net of taxes of $20.7 million at December 31, 2022, compared to an accumulated unrealized loss net of taxes of $1.2 million at December 31, 2021.  The fluctuations in unrealized gains and losses are due to market interest rate changes, and are not based on any deterioration in credit quality of the underlying issuers.  The Company’s investment portfolio includes Agency MBS in order to realize a more favorable yield in the portfolio and diversify the holdings.  Although classified as AFS, the Company anticipates holding these securities until maturity.  The unrealized loss positions within the investment portfolio as of the balance sheet dates are considered by management to be temporary and do not affect the calculation of regulatory capital ratios.

The restricted equity securities comprise the Company’s membership stock in the FRBB, FHLBB and ACBI.  Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts.  On December 31, 2022 and 2021, the Company held $588,150 in FRBB stock and $733,600 and $756,300, respectively, in FHLBB stock, and $90,000 in ACBI stock.  The ACBI stock is required for receipt of correspondent banking services from ACBB at more favorable pricing.  These restricted securities in the FRBB, FHLBB and ACBI are typically held for an extended period of time and are subject to strict limitations on resales.  FRBB stock may only be sold back to the issuer, while FHLBB stock may only be repurchased by the FHLBB or resold to a member institution and ACBI stock may only be resold to other depository institutions or their holding companies or subsidiaries, or to the FDIC.  Restricted equity stock is generally sold and redeemed at par.  Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par.  The FHLBB stock is subject to capital call provisions.

Some of the Company’s debt securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices.  In 2022, there were no call features exercised by the issuer, compared to two call features exercised in 2021.

The Company had investments in Agency MBS exceeding 10% of stockholders equity with a book value of $135.2 million and $128.3 million, respectively, and a fair value of $115.2 million and $127.1 million, respectively, at December 31, 2022 and 2021.

The following is an analysis of the maturities and the daily average yields of the debt securities AFS in the Company’s investment portfolio for each of the last two fiscal years:

December 31,	2022		2021
		Weighted		Weighted
	Fair	Average	Fair	Average
	Value	Yield	Value	Yield

U.S. GSE debt securities
Due from one to five years	$4,333,400	1.15%	$2,975,634	1.31%
Due from five to ten years	5,246,398	2.01%	7,843,475	1.73%
Due after ten years	795,493	2.69%	1,009,389	2.42%
Total	$10,375,291	1.70%	$11,828,498	1.68%

U.S. Government securities
Due from one to five years	$38,231,589	1.08%	$30,080,264	0.87%
Due from five to ten years	0	0.00%	1,960,777	1.14%
Total	$38,231,589	1.08%	$32,041,041	0.89%

Taxable Municipal securities
Due after ten years	$234,858	2.17%	$298,733	2.17%

Tax-exempt Municipal securities
Due after ten years	$11,323,567	3.79%	$831,379	2.35%

ABS/AOS
Due from five to ten years	$1,421,632	2.71%	$2,214,024	2.84%
Due after ten years	1,271,974	3.22%	0	0.00%
	$2,693,606	2.95%	$2,214,024	2.84%

CMO
Due from one to five years	$11,247,053	3.76%	$496,008	1.30%
Due from five to ten years	688,872	0.99%	924,450	1.01%
Total	$11,935,925	3.60%	$1,420,458	1.11%

Other Investments
Due in one year or less	$1,966,766	3.14%	$3,508,582	2.49%
Due from one to five years	924,908	1.96%	3,067,223	2.75%
Total	$2,891,674	2.77%	$6,575,805	2.61%

Agency MBS (1)	$115,231,599	1.87%	$127,132,521	1.49%

FRBB Stock (2)	$588,150	6.00%	$588,150	6.00%

FHLBB Stock (2)	$733,600	4.20%	$756,300	2.05%

ACBI Stock (2)	$90,000	0.42%	$90,000	0.33%

(1)	Agency MBS are not due at a single maturity date and have not been allocated to maturity groupings for purposes of the maturity table.

(2)	Required equity purchases for membership in the FRB System and FHLB System and for access to correspondent banking services from ACBB.

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

Under the Company’s interest rate sensitivity modeling, with the continued asset sensitive balance sheet, in a rising rate environment NII is expected to trend upward as the short-term asset base (cash and adjustable rate loans) quickly cycle upward while the retail funding base (deposits) lags the market.  If rates paid on deposits have to be increased more and/or more quickly than projected due to competitive pressures, the expected benefit to rising rates would be reduced.  In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs.  Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment.  Management expects that the current rising rate environment will continue to have a positive impact to the Company’s NII, however some of the benefit will be offset by pressure to increase pricing on the funding side.

The following table summarizes the estimated impact on the Company's NII over a twelve month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2022:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-0.7%	Down 100 basis points	4.4%
Up 200 basis points	-0.5%	Up 200 basis points	9.0%

The estimated amounts shown in the table are within the ALCO Policy limits.  However, those amounts do not represent a forecast and should not be relied upon as indicative of future results.  While assumptions used in the ALCO process, including the interest rate simulation analyses, are developed based upon current economic and local market conditions, and expected future conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.  As the market rates continue to increase, the impact of a falling rate environment would be more pronounced, and the possibility of change in NII becomes more plausible than during the last several years of near zero short rates.

As of December 31, 2022, the Company had outstanding $12,887,000 in principal amount of Junior Subordinated Debentures due December 15, 2037, which bear a quarterly floating rate of interest equal to the 3-month London Interbank Offered Rate (LIBOR), plus 2.85%.  As previously announced by the Financial Conduct Authority in the United Kingdom, the entity that administers LIBOR, 3-month LIBOR for U.S. dollar denominated deposits will be phased out as of June 30, 2023.  The Indenture governing the terms of the Company’s Debentures contains detailed fallback provisions in the event 3-month LIBOR is not available, empowering the Trustee to obtain substitute quotations from other leading banks.  However, under the federal Adjustable Interest Rate (LIBOR) Act enacted in March 2022 (the “LIBOR Act”), fallback provisions like those in the Company’s Indenture that are based on a “determining person” (such as an indenture trustee) obtaining quotations of interbank lending or deposit rates are deemed “ineffective” and will be replaced as a matter of law, without need to amend contract documents, with a benchmark interest rate that will be identified in final regulations to be promulgated by the Federal Reserve. As required under the LIBOR Act, the Federal Reserve-identified benchmark rates specified in the final regulations for various tenors of LIBOR are based on the Secured Overnight Financing Rate (SOFR) published by the Federal Reserve Bank of New York and each includes an appropriate “tenor spread adjustment” to reflect historical spreads between LIBOR and SOFR.  The replacement benchmark rate for ineffective fallback provisions will take effect on the first London banking day after June 30, 2023, (the “LIBOR Replacement Date”). The Indenture Trustee has informed the Company that it views the fallback provisions in the Indenture as ineffective under the LIBOR Act, and that,, absent an amendment to the Indenture and related Debenture documents to adopt a new interest rate or a change in applicable law, effective on and after the LIBOR Replacement Date, 3-month LIBOR will be replaced by 3-month CME SOFR, as adjusted by a spread adjustment factor of 0.26161 percent, as specified in the LIBOR Act and FRB regulations. The company does not intend to seek an amendment of the Indenture or other Debenture documents. Accordingly, as of the LIBOR Replacement Date, the Debentures will bear interest at a quarterly floating rate equal to 3-month SOFR, as adjusted by a spread adjustment of 0.26161, plus 2.85%.

Aside from the Debentures, the Company does not have any other exposures to the phase out of LIBOR.  The Company has not generally utilized LIBOR as an interest rate benchmark for its variable rate commercial, residential or other loans and does not utilize derivatives or other financial instruments tied to LIBOR for hedging or investment purposes.  Accordingly, management expects that the Company’s exposure to the phase out of LIBOR will be limited to the effect on the interest rate paid on its Debentures, but cannot predict with certainty the magnitude of the impact on the Company’s interest expense at this time.

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

Residential mortgages represented 31.1% and 31.3% of the Company’s loan balances at December 31, 2022 and 2021, respectively.  The percentage of residential mortgage loans to total loans has been on a gradual decline in recent years, with a strategic shift to commercial lending.  The Company maintains a residential mortgage loan portfolio of traditional mortgage products and does not engage in higher risk loans such as option adjustable rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans and products with deeply discounted teaser rates.  Residential mortgages with loan-to-values exceeding 80% are generally covered by PMI.  A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated.  Junior lien home equity products make up 14.5% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The Company also originates some home equity loans greater than 80% under an insured loan program with stringent underwriting criteria.

Consistent with the strategic focus on commercial lending, the commercial and CRE loan portfolios have seen solid growth over recent years. Commercial & industrial, Purchased, CRE and Municipal loans collectively comprised 68.4% of the Company’s loan portfolio at December 31, 2022, compared to 68.1% at December 31, 2021.

The Municipal loan portfolio consists of tax-exempt obligations of local municipalities, and is made up of three types of borrowings; term lending, tax anticipation lending, and non-arbitrage borrowing.  The portfolio decreased $13.3 million, or 27.8%, to $34.6 million as of December 31, 2022 compared to $48.0 million at December 31, 2021.  During 2022, term lending decreased $4.9 million, or 17.6%, tax anticipation lending decreased $251 thousand, or 12.1%, and non-arbitrage borrowing decreased $8.1 million, or 45.5%. The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis; as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

Growth in the CRE portfolio in recent years has been principally driven by new loan volume in Chittenden County and northern Windsor County around the White River Junction, I91-I89 interchange area.  Credits in the Chittenden County market are being managed by two commercial lenders out of the Company’s Burlington loan production office that know the area well, while Windsor County is being served by a commercial lender from the St. Johnsbury office with previous lending experience serving the greater White River Junction area. The Company has a loan production office in Lebanon, New Hampshire to provide a presence in the greater White River Junction area including Grafton County, New Hampshire.  Larger transactions continue to be centrally underwritten and monitored through the Company’s commercial credit department.  The types of CRE transactions driving the growth have been a mix of construction, land and development, multifamily, and other non-owner occupied CRE properties including hotels, retail, office, and industrial properties.  The largest components of the $356.9 million CRE portfolio at December 31, 2022 were $102.4 million in owner-occupied CRE and $124.9 million in non-owner occupied CRE.

The Company’s home equity and commercial line of credit portfolios contain for the most part variable rate loans with the Wall Street Journal Prime rate as the underlying index and rates repricing monthly. After a series of rate hikes and decreases over the last 10 years, the Wall Street Journal Prime index ended at 3.25% as of December 31, 2020 and remained constant throughout 2021.  In 2022, there were seven rate hikes to end the year at 7.50%.  The home equity portfolio and commercial line of credit portfolio have weathered these fluctuations and continue to perform well. Commercial and industrial term loans are generally written on a fixed rate basis with limited risk associated with rising interest rates. CRE loans generally have included an initial fixed rate period typically of 5 years, then enter a variable rate period, usually tied to Wall Street Prime.  Approximately $200.2 million of CRE loans are scheduled to reprice over the next five years.  Rates based on the current Prime Rate Index will be subject to increases as the fed funds rate increases.  Management expects that those loans that may experience rate increases will ultimately refinance or renegotiate pricing, while the increase may adversely impact the repayment capacity of those CRE loans of lesser credit quality and could ultimately result in higher non-performing loans and losses.

The following tables show the estimated maturity of the Company's loan portfolio as of December 31, 2022.

	Fixed Rate Loans
	Within	2 - 5	6 - 15	Over
	1 Year	Years	Years	15 Years	Total

Commercial & industrial	$696,242	$28,735,682	$17,405,149	$0	$46,837,073
Purchased Loans	0	1,451,179	6,079,279	0	7,530,458
Commercial real estate	4,509,870	15,012,858	20,940,608	268,286	40,731,622
Municipal	12,443,656	4,388,381	5,807,412	244,915	22,884,364
Residential real estate - 1st lien	31,830	3,456,678	27,222,257	63,898,056	94,608,821
Residential real estate - Jr lien	6,945	360,497	2,189,373	0	2,556,815
Consumer	704,328	2,348,090	135,189	0	3,187,607
Total Loans	$18,392,871	$55,753,365	$79,779,267	$64,411,257	$218,336,760

	Variable Rate Loans
	Within	2 - 5	6 - 15	Over
	1 Year	Years	Years	15 Years	Total

Commercial & industrial	$21,487,258	$29,702,299	$9,747,850	$5,177,393	$66,114,800
Commercial real estate	6,527,917	5,259,024	82,446,817	221,927,606	316,161,364
Municipal	0	0	11,748,691	0	11,748,691
Residential real estate - 1st lien	431,249	1,747,641	18,761,093	83,194,571	104,134,554
Residential real estate - Jr lien	165,408	888,223	11,911,647	18,234,779	31,200,057
Consumer	122,247	408,837	272,674	48,624	852,382
Total Loans	$28,734,079	$38,006,024	$134,888,772	$328,582,973	$530,211,848

Risk in the Company’s commercial and CRE loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the SBA and RD. At December 31, 2022 and 2021, the Company had approximately $27.0 million and $42.9 million, respectively, in guaranteed loans with guaranteed balances of approximately $18.3 million and $35.4 million, respectively.  Included in the totals are the PPP loans amounting to $200 thousand and $12.2 million, at December 31, 2022 and 2021, respectively, which carry a 100% SBA guarantee.

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

TDRs that were past due 90 days or more or in non-accrual status as of the dates presented, consisted of the following:

	December 31, 2022		December 31, 2021
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial & industrial	4	$39,841	6	$71,128
Commercial real estate	4	1,279,480	5	3,642,073
Residential real estate - 1st lien	8	809,917	12	977,961
Residential real estate - Jr lien	1	35,347	1	41,901
Total	17	$2,164,585	24	$4,733,063

The remainder of the Company’s TDRs were performing in accordance with their modified terms as of the date presented and consisted of the following:

	December 31, 2022		December 31, 2021
	Number of	Principal	Number of	Principal
	Loans	Balance	Loans	Balance

Commercial real estate	0	$0	2	$41,228
Residential real estate - 1st lien	32	2,679,681	31	2,473,767
Residential real estate - Jr lien	1	2,194	1	3,537
Total	33	$2,681,875	34	$2,518,532

ALL and provisions - The Company maintains an ALL at a level that management believes is appropriate to absorb losses inherent in the loan portfolio as of the measurement date (See Note 4 to the accompanying audited consolidated financial statements).  Although the Company, in establishing the ALL, considers the inherent losses in individual loans and pools of loans, the ALL is a general reserve available to absorb all credit losses in the loan portfolio.  No part of the ALL is segregated to absorb losses from any particular loan or segment of loans.

When establishing the ALL each quarter, the Company applies a combination of historical loss factors and qualitative factors to loan segments, including residential first and junior lien mortgages, CRE, commercial & industrial, purchased loans, and consumer loan portfolios.  The Company applies numerous qualitative factors to each segment of the loan portfolio.  Those factors include the levels of and trends in delinquencies and non-accrual loans, criticized and classified assets, volumes and terms of loans, and the impact of any loan policy changes.  Experience, ability and depth of lending personnel, levels of policy and documentation exceptions, national and local economic trends, the competitive environment, and concentrations of credit are also factors considered.

Specific allocations to the ALL are made for certain impaired loans.  Impaired loans include all troubled debt restructurings regardless of amount, and all loans to a borrower that in aggregate are greater than $100,000 and that are in non-accrual status.  A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due, including interest and principal, according to the contractual terms of the loan agreement.  The Company reviews all the facts and circumstances surrounding non-accrual loans and on a case-by-case basis may consider loans below the threshold as impaired when such treatment is material to the financial statements.  See Note 4 to the accompanying audited consolidated financial statements for information on the recorded investment in impaired loans and their related allocations, the allocation of the ALL, as well as the percent of each loan category to the total loan portfolio.  Additionally, the Company does not have any foreign loans in its loan portfolio.

The following tables summarize the Company's loan loss experience and other credit risk ratios for the dates presented.

	December 31,	December 31,
	2022	2021

ALL to total loans outstanding	1.16%	1.12%
ALL	$8,709,225	$7,710,256
Loans outstanding	$748,548,608	$689,988,533

Non-accruing loans to loans outstanding	1.05%	0.86%
Non-accruing loans	$7,890,020	$5,940,629
Loans outstanding	$748,548,608	$689,988,533

ALL to non-accruing loans	110.38%	129.79%
ALL	$8,709,225	$7,710,256
Non-accruing loans	$7,890,020	$5,940,629

The increase in non-accruing loans in 2022 is attributable to two commercial relationships with significant balances being placed on non-accrual status.

For the Years Ended December 31,	2022	2021

Net recoveries (charge-offs) during the period to average loans outstanding:

Commercial & industrial	-0.05%	-0.01%
Net charge-offs during the period	$(62,763)	$(14,086)
Average amount outstanding	$116,091,523	$150,294,275

Purchased loans	0.00%	0.00%
Net charge-offs during the period	$0	$0
Average amount outstanding	$8,505,512	$10,578,453

Commercial real estate	0.00%	0.00%
Net recoveries during the period	$0	$5,160
Average amount outstanding	$320,521,501	$287,099,645

Municipal	0.00%	0.00%
Net charge-offs during the period	$0	$0
Average amount outstanding	$43,514,790	$52,298,379

Residential real estate - 1st lien	0.06%	-0.05%
Net recoveries (charge-offs) during the period	$111,763	$(91,068)
Average amount outstanding	$187,505,201	$172,144,846

Residential real estate - Jr lien	0.02%	0.03%
Net recoveries during the period	$5,089	$10,821
Average amount outstanding	$33,330,146	$36,121,958

Consumer	-0.91%	-0.85%
Net charge-offs during the period	$(33,120)	$(33,221)
Average amount outstanding	$3,628,454	$3,916,272

Total loans	0.00%	-0.02%
Net recoveries (charge-offs) during the period	$20,969	$(122,394)
Average amount outstanding	$713,097,126	$712,453,828

The fourth quarter ALL analysis indicated that the reserve balance of $8.7 million at December 31, 2022 is sufficient to cover losses that are probable and estimable as of the measurement date, with an unallocated reserve of $102 thousand.  Management believes the reserve balance and unallocated amount continue to be directionally consistent with the overall risk profile of the Company’s loan portfolio and credit risk appetite.  The portion of the ALL termed "unallocated" is established to absorb inherent losses that exist as of the measurement date although not specifically identified through management's process for estimating credit losses.  While the ALL is described as consisting of separate allocated portions, the entire ALL is available to support loan losses, regardless of category.  Unallocated reserves are considered by management to be appropriate as of the measurement date in light of the Company’s continued growth strategy and shift in the portfolio from residential loans to commercial and industrial and CRE loans and the risk associated with the relatively new, unseasoned loans in those portfolios.  The adequacy of the ALL is reviewed quarterly by the risk management committee of the Board and then presented to the full Board for approval.

As of January 1, 2023, the Company transitioned from the incurred loss model for recognizing credit losses to the current expected credit (CECL) model. (See Note 2 to the accompanying audited consolidated financial statements.)

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

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2022, the Company did not engage in any activity that created any additional types of off-balance-sheet risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amount represents credit risk are disclosed in Note 17 to the accompanying audited consolidated financial statements.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth or the Company has other liquidity demands, it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings.  One-way deposits acquired through the CDARS program provide an alternative funding source when needed.  The Company had no one-way CDARS outstanding at December 31, 2022 or 2021.  In addition, two-way (that is, reciprocal) CDARS deposits, as well as reciprocal ICS money market and demand deposits, allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other participating FDIC-insured financial institutions.  At December 31, 2022 and 2021, the Company reported $2.8 million and $3.6 million, respectively, in reciprocal CDARS deposits.  The balance in ICS reciprocal money market deposits was $29.5 million and $15.3 million at December 31, 2022 and 2021, respectively, and the balance in ICS reciprocal demand deposits as of those dates was $85.3 million and $70.8 million, respectively.

The Company had two blocks of DTC Brokered CDs totaling $2.3 million and $1.4 million, which matured in January, 2021 and April, 2021, respectively. These blocks were not replaced, leaving no DTC Brokered CDs outstanding at the balance sheet dates.  Although wholesale deposit funding through DTC is an important supplemental source of liquidity that has proven efficient, flexible and cost-effective when compared with other borrowing methods, the growth in deposits during 2021 and 2022 has reduced the Company’s need for supplementary funding sources in the near term.

To further manage liquidity, the Company has borrowing capacity through the FHLBB and the FRB secured by the Company’s qualifying loan portfolio, as well as unsecured lines of credit through correspondent banks. (See Note 11 to the accompanying audited consolidated financial statements.)

The following table illustrates the changes in shareholders' equity from December 31, 2021 to December 31, 2022:

Balance at December 31, 2021 (book value $15.48 per common share)	$84,760,268
Net income	13,739,940
Issuance of common stock through the DRIP	1,210,599
Dividends declared on common stock	(4,967,035)
Dividends declared on preferred stock	(66,563)
Change in AOCI on AFS securities, net of tax	(19,500,846)
Balance at December 31, 2022 (book value $13.55 per common share)	$75,176,363

The primary objective of the Company’s capital planning process is to balance appropriately the retention of capital to support operations and future growth, with the goal of providing shareholders an attractive return on their investment.  To that end, management monitors capital retention and dividend policies on an ongoing basis.

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements.  Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Additional Prompt Corrective Action capital requirements are applicable to banks, but not bank holding companies.  (See Note 22 to the accompanying audited consolidated financial statements.)

Common Stock Performance by Quarter*

	2022				2021
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$24.99	$25.00	$20.26	$19.50	$19.99	$22.90	$22.60	$20.64
Low	$21.00	$19.25	$18.25	$17.40	$14.50	$18.50	$18.30	$19.00

	2022				2021
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$22.98	$23.15	$20.25	$19.10	$18.18	$21.00	$21.00	$20.20
Low	$20.25	$19.55	$18.00	$17.40	$14.55	$18.50	$18.35	$19.00

Cash Dividends Declared	$0.23	$0.23	$0.23	$0.23	$0.22	$0.22	$0.22	$0.22

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

As of February 1, 2023, there were 5,421,386 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by 801 shareholders of record.

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

www.computershare.com

Annual Shareholders' Meeting

The 2023 Annual Shareholders' Meeting, will be a Virtual Annual Meeting to be held on May 16, 2023, at 2:00 PM.

