Form 10-K, Exhibit 13
period 2023-12-31
COMMUNITY BANCORP /VT
filed 2024-03-29
CIK 718413

EXHIBIT 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with U.S. generally accepted auditing standards, the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in the Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 29, 2024, expressed an unmodified opinion.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2023 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 326, Financial Instruments – Credit Losses.

Basis for Opinion

The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

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

Allowance for Credit Losses on Loans and Off-Balance Sheet Credit Exposures

As described in Note 1, 4 and 17 to the Company’s consolidated financial statements, the Company has a gross loan portfolio of $845 million, related allowance for credit losses on loans of $9.8 million, off-balance sheet credit exposures of $168 million, and related allowance for credit losses on off-balance sheet credit exposures of $806 thousand as of December 31, 2023.  The Company’s allowance for credit losses on loans and off-balance sheet credit exposures are material and complex estimates requiring significant management judgment in the evaluation of the credit quality and the estimation of inherent losses within the loan portfolio and off-balance sheet credit exposures.

The allowance for credit losses on loans represents the Company’s estimate of expected credit losses over the expected life of the loans at the balance sheet date. The allowance for credit losses on loans is comprised of reserves measured on a collective (pool) basis based on a lifetime loss-rate model when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis.

For reserves measured on a collective (pool) basis, the Company uses the discounted cash flow method to estimate expected credit losses. For each of the loan segments, the Company generates cash flow projections at the instrument level wherein payment expectations are adjusted for estimated prepayment speed, curtailments, time to recovery, and loss rates. The modeling of expected prepayment speeds, curtailment rates, and time to recovery are based on historical benchmark data. The Company uses regression analysis of historical internal and peer data to determine suitable loss drivers to utilize when modeling lifetime loss rates. The Company also incorporates a reasonable and supportable forecast period, which reverts back to a historical loss rate. The combination of adjustments for credit expectations (default and loss) and timing expectations (prepayment, curtailment, and time to recovery) produces an expected cash flow stream at the instrument level that represents the sum of expected losses to determine the estimated allowance for credit losses on loans. The allowance for credit losses on loans evaluation also considers various qualitative factors, including changes in policy and/or underwriting standards, actual or expected changes in economic trends and conditions, changes in the nature and volume of the portfolio, changes in credit and lending staff/administration, problem loan trends, credit risk concentrations, loan review results, changes in the value of underlying collateral for loans, and changes in the regulatory and business environment.

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

The allowance for credit losses on off-balance sheet credit exposures represents the estimate of probable credit losses inherent in unfunded commitments to extend credit as of the balance sheet date. Unfunded commitments to extend credit include unused portions of lines of credit, commitments to originate loans and standby and commercial letters of credit. The process used to determine the allowance for credit losses for these exposures is consistent with the process for determining the allowance for credit losses on loans, as adjusted for estimated funding probabilities.

Changes in these judgments and assumptions could have a material effect on the Company’s financial results. Auditing these complex judgments and assumptions involves especially challenging auditor judgment due to the nature and extent of audit evidence and effort required to address these matters, including the extent of specialized skill or knowledge needed. The primary procedures we performed to address this critical audit matter included:

•	Testing the design of controls relating to management’s review of loans, assignment of risk ratings, and consistency of application of accounting policies.

•	Evaluating the reasonableness of judgments, assumptions, and sources of data used by management in forming its expected cash flow streams by analyzing data used in developing the judgments and assumptions, including assessment of whether there were additional sources of data relevant to the loan portfolio not used by management.

•	Comparing the judgments and assumptions documented by management to the allowance for credit loss model for consistency.

•	Evaluating the appropriateness of inputs and factors that the Company used in forming the qualitative loss factors and assessing whether such inputs and factors were relevant, reliable, and reasonable for the purpose used.

•	Evaluating the appropriateness of estimated funding probabilities used in the calculation of the allowance for credit losses on off-balance sheet credit exposures.

•	Evaluating the appropriateness of the Company’s loan risk rating policy and testing the consistency of its application.

•	Evaluating the appropriateness of specific reserves for individually evaluated loans.

•	Verifying the mathematical accuracy and computation of the allowance for credit losses on loans and off-balance sheet credit exposures by re-performing or independently calculating significant elements of the allowance for credit losses on loans and off-balance sheet credit exposures based on relevant source documents.

We have served as the Company’s auditor since 2003.

PCAOB ID -  136

Berry Dunn McNeil & Parker, LLC

Manchester, New Hampshire

March 29, 2024

Vermont Registration No. 92-0000278

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2023	2022

Assets
Cash and due from banks	$15,001,122	$12,302,771
Federal funds sold and overnight deposits	5,433,391	58,837,557
Total cash and cash equivalents	20,434,513	71,140,328
Securities available-for-sale	190,706,019	192,918,109
Restricted equity securities, at cost	1,642,350	1,411,750
Loans	845,429,854	748,548,608
Allowance for credit losses	(9,842,725)	(8,709,225)
Deferred net loan costs	573,169	493,275
Net loans	836,160,298	740,332,658
Bank premises and equipment, net	12,371,371	13,042,468
Accrued interest receivable	4,246,798	3,214,332
Bank owned life insurance	5,232,703	5,153,387
Goodwill	11,574,269	11,574,269
Other assets	16,976,613	17,244,846
Total assets	$1,099,344,934	$1,056,032,147

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand, non-interest bearing	$202,969,957	$216,093,534
Interest-bearing transaction accounts	297,030,893	294,050,079
Money market funds	121,375,419	140,117,086
Savings	151,570,686	171,072,921
Time deposits, $250,000 and over	24,676,853	15,632,058
Other time deposits	99,343,974	86,006,601
Total deposits	896,967,782	922,972,279
Borrowed funds	54,600,000	1,300,000
Repurchase agreements	36,255,920	33,077,829
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	9,605,418	10,618,676
Total liabilities	1,010,316,120	980,855,784

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding at December 31, 2023 and 2022 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,724,151 and 5,647,710 shares issued at December 31, 2023 and 2022, respectively (including 20,774 and 16,850 shares issued February 1, 2024 and 2023, respectively)	14,310,378	14,119,275
Additional paid-in capital	37,574,578	36,383,235
Retained earnings	54,198,230	46,464,447
Accumulated other comprehensive loss	(15,931,595)	(20,667,817)
Less: treasury stock, at cost; 210,101 shares at December 31, 2023 and 2022	(2,622,777)	(2,622,777)
Total shareholders’ equity	89,028,814	75,176,363
Total liabilities and shareholders’ equity	$1,099,344,934	$1,056,032,147

Book value per common share outstanding	$15.87	$13.55

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31,
Consolidated Statements of Income	2023	2022

Interest income
Interest and fees on loans	$41,824,692	$32,558,005
Interest on taxable debt securities	3,807,650	3,111,860
Interest on tax-exempt debt securities	361,268	203,358
Dividends	138,682	82,989
Interest on federal funds sold and overnight deposits	769,849	1,158,444
Total interest income	46,902,141	37,114,656

Interest expense
Interest on deposits	9,341,928	3,203,696
Interest on borrowed funds	1,550,048	86,054
Interest on repurchase agreements	747,091	166,746
Interest on junior subordinated debentures	1,053,873	573,603
Total interest expense	12,692,940	4,030,099

Net interest income	34,209,201	33,084,557
Credit loss expense	1,480,549	978,000
Net interest income after provision for credit losses	32,728,652	32,106,557

Non-interest income
Service fees	3,689,047	3,676,875
Income from sold loans	463,444	605,848
Other income from loans	1,405,435	1,377,494
Net realized gain on sale of securities AFS	36,707	0
Other income	1,580,443	982,831
Total non-interest income	7,175,076	6,643,048

Non-interest expense
Salaries and wages	8,988,040	8,347,000
Employee benefits	3,238,939	2,743,210
Occupancy expenses, net	2,813,523	2,806,830
Other expenses	8,536,280	7,977,299
Total non-interest expense	23,576,782	21,874,339

Income before income taxes	16,326,946	16,875,266
Income tax expense	2,895,091	3,135,326
Net income	$13,431,855	$13,739,940

Earnings per common share	$2.43	$2.53
Weighted average number of common shares
used in computing earnings per share	5,471,457	5,403,938
Dividends declared per common share	$0.92	$0.92

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income (Loss)
	Years Ended December 31,
	2023	2022

Net income	$13,431,855	$13,739,940

Other comprehensive income (loss), net of tax:
Unrealized holding gain (loss) on securities AFS arising during the period	6,031,923	(24,684,615)
Reclassification adjustment for gain realized in income	(36,707)	0
Unrealized gain (loss) during the period	5,995,216	(24,684,615)
Tax effect	(1,258,994)	5,183,769
Other comprehensive income (loss), net of tax	4,736,222	(19,500,846)
Total comprehensive income (loss)	$18,168,077	$(5,760,906)

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2023 and 2022

							Accumulated
					Additional		other		Total
	Common stock		Preferred stock		paid-in	Retained	comprehensive	Treasury	shareholders'
	Shares	Amount	Shares	Amount	capital	earnings	loss	stock	equity

Balances, December 31, 2021	5,587,939	$13,969,848	15	$1,500,000	$35,322,063	$37,758,105	$(1,166,971)	$(2,622,777)	$84,760,268

Comprehensive loss
Net income						13,739,940			13,739,940
Other comprehensive loss							(19,500,846)		(19,500,846)

Total comprehensive loss									(5,760,906)

Cash dividends declared - common stock						(4,967,035)			(4,967,035)
Cash dividends declared - preferred stock						(66,563)			(66,563)
Issuance of common stock	59,771	149,427			1,061,172				1,210,599

Balances, December 31, 2022	5,647,710	14,119,275	15	1,500,000	36,383,235	46,464,447	(20,667,817)	(2,622,777)	75,176,363
Cumulative change in accounting principle (Note 2)						(549,113)			(549,113)
Balance at January 1, 2023 (as adjusted for change in accounting principle)						45,915,334			74,627,250

Comprehensive income
Net income						13,431,855			13,431,855
Other comprehensive income							4,736,222		4,736,222

Total comprehensive income									18,168,077

Cash dividends declared - common stock						(5,028,021)			(5,028,021)
Cash dividends declared - preferred stock						(120,938)			(120,938)
Issuance of common stock	76,441	191,103			1,191,343				1,382,446

Balances, December 31, 2023	5,724,151	$14,310,378	15	$1,500,000	$37,574,578	$54,198,230	$(15,931,595)	$(2,622,777)	$89,028,814

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2023	2022

Cash Flows from Operating Activities:
Net income	$13,431,855	$13,739,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, bank premises and equipment	1,070,035	1,141,727
Credit loss expense	1,480,549	978,000
Deferred income tax	(373,105)	(118,587)
Net realized gain on sale of securities AFS	(36,707)	0
Gain on sale of loans	(153,491)	(237,881)
Loss on sale of bank premises and equipment	33,228	0
Income from CFS Partners	(1,033,499)	(584,971)
Amortization of bond premium, net	256,999	609,535
Proceeds from sales of loans held for sale	8,034,329	12,865,842
Originations of loans held for sale	(7,880,838)	(12,288,961)
(Decrease) increase in taxes payable	(339,199)	499,525
Increase in interest receivable	(1,032,466)	(813,772)
Decrease in mortgage servicing rights	75,580	35,127
Decrease in right-of-use assets	201,296	198,682
Decrease in operating lease liabilities	(215,031)	(205,165)
(Increase) decrease in other assets	(377,001)	15,389
Increase in cash surrender value of BOLI	(79,316)	(80,159)
Amortization of limited partnerships	596,429	268,714
Change in net deferred loan fees and costs	(79,894)	(531,247)
Increase in interest payable	1,008,140	15,143
Increase in accrued expenses	14,230	267,655
Increase (decrease) in other liabilities	328,394	(39,291)
Net cash provided by operating activities	14,930,517	15,735,245

Cash Flows from Investing Activities:
Investments - AFS
Maturities, calls, pay downs and sales	16,705,912	18,857,918
Purchases	(8,718,898)	(54,727,718)
Proceeds from redemption of restricted equity securities	3,985,100	43,500
Purchases of restricted equity securities	(4,215,700)	(20,800)
(Decrease) increase in limited partnership contributions payable	(2,601,000)	2,601,000
Investments in limited liability entities	(394,000)	(2,601,000)
Proceeds from distribution from CFS Partners	1,000,000	0
Increase in loans, net	(97,400,781)	(59,368,049)
Capital expenditures net of proceeds from sales of bank premises and equipment	(633,462)	(615,549)
Recoveries of loans charged off	178,780	828,943
Net cash used in investing activities	(92,094,049)	(95,001,755)

8

	2023	2022
Cash Flows from Financing Activities:
Net (decrease) increase in demand and interest-bearing transaction accounts	(10,142,763)	35,164,525
Net (decrease) increase in money market and savings accounts	(38,243,902)	13,070,148
Net increase (decrease) in time deposits	22,382,168	(4,662,347)
Net increase in repurchase agreements	3,178,091	467,954
Net increase in short-term borrowings	53,500,000	0
Repayments on long-term borrowings	(200,000)	0
Decrease in finance lease obligations	(219,857)	(213,055)
Dividends paid on preferred stock	(120,938)	(66,563)
Dividends paid on common stock	(3,675,082)	(3,712,750)
Net cash provided by financing activities	26,457,717	40,047,912

Net decrease in cash and cash equivalents	(50,705,815)	(39,218,598)
Cash and cash equivalents:
Beginning	71,140,328	110,358,926
Ending	$20,434,513	$71,140,328

Supplemental Schedule of Cash Paid During the Period:
Interest	$11,684,800	$4,014,956

Income taxes, net of refunds	$2,865,000	$2,485,675

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain (loss) on securities AFS	$5,995,216	$(24,684,615)

Common Shares Dividends Paid:
Dividends declared	$5,028,021	$4,967,035
Decrease (increase) in dividends payable attributable to dividends declared	29,507	(43,686)
Dividends reinvested	(1,382,446)	(1,210,599)
Total dividends paid	$3,675,082	$3,712,750

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

ABS:	Asset backed security	FDIC:	Federal Deposit Insurance Corporation
ACBB:	Atlantic Community Bankers Bank	FDICIA:	Federal Deposit Insurance Corporation
ACBI:	Atlantic Community Bancshares, Inc.		Improvement Act of 1991
ACH:	Automated Clearing House	FHA:	Federal Housing Administration
ACL:	Allowance for credit losses	FHLBB:	Federal Home Loan Bank of Boston
AFS:	Available-for-sale	FHLMC:	Federal Home Loan Mortgage Corporation
Agency MBS:	MBS issued by a US government agency	FLA:	First Loss Account
	or GSE	FOMC:	Federal Open Market Committee
		FRB:	Federal Reserve Board
ALCO:	Asset Liability Committee	FRBB:	Federal Reserve Bank of Boston
ALL:	Allowance for Loan Losses	GAAP:	Generally Accepted Accounting Principles
AML:	Anti-money laundering laws		in the United States
AOCI:	Accumulated other comprehensive income	GSE:	Government sponsored enterprise
ASC:	Accounting Standards Codification	HMDA:	Home Mortgage Disclosure Act
ASU:	Accounting Standards Update	HTM:	Held-to-maturity
ATMs:	Automatic teller machines	ICS:	Insured Cash Sweeps of the IntraFi Network
ATS:	Automatic transfer service	IRS:	Internal Revenue Service
Bancorp:	Community Bancorp.	JNE:	Jobs for New England
Bank:	Community National Bank	Jr:	Junior
BHG:	Bankers Healthcare Group, LLC	LIBOR:	London Interbank Offered Rate
BIC:	Borrower-in-Custody	LLC:	Limited liability corporation
Board:	Board of Directors	MBS:	Mortgage-backed security
BOLI:	Bank owned life insurance	MPF:	Mortgage Partnership Finance
bp or bps:	Basis point(s)	MSAs	Metropolitan Statistical Areas
BSA:	Bank Secrecy Act	MSRs:	Mortgage servicing rights
BTFP:	Bank Term Funding Program	NII:	Net interest income
CBLR:	Community Bank Leverage Ratio	OAS:	Other amortizing security
CARES ACT:	Coronavirus Aid Relief and Economic	OBS:	Off-balance sheet
	Security Act	OCI:	Other comprehensive income (loss)
CDARS:	Certificate of Deposit Accounts Registry	OFAC:	Office of Foreign Asset Control
	Service of the IntraFi Network	OREO:	Other real estate owned
CDs:	Certificates of deposit	OTTI:	Other-than-temporary impairment
CDI:	Core deposit intangible	PMI:	Private mortgage insurance
CECL:	Current Expected Credit Loss	PPP:	Paycheck Protection Program
CEO:	Credit Enhancement Obligation	QM(s):	Qualified Mortgage(s)
CFPB:	Consumer Financial Protection Bureau	RD:	USDA Rural Development
CFSG:	Community Financial Services Group, LLC	RESPA:	Real Estate Settlement Procedures Act
CFS Partners:	Community Financial Services Partners, LLC	SBA:	U.S. Small Business Administration
CMO:	Collateralized Mortgage Obligations	SEC:	U.S. Securities and Exchange Commission
Company:	Community Bancorp. and Subsidiary	SOFR:	Secured Overnight Financing Rate
COVID-19:	Coronavirus Disease 2019	SERP:	Supplemental Employee Retirement Plan
CRA:	Community Reinvestment Act	SOX:	Sarbanes-Oxley Act of 2002
CRE:	Commercial Real Estate	TDR:	Troubled-debt restructuring
DCF:	Discounted cash flow	TILA:	Truth in Lending Act
DDA or DDAs:	Demand Deposit Account(s)	USDA:	U.S. Department of Agriculture
DIF:	Deposit Insurance Fund	VA:	U.S. Veterans Administration
DTC:	Depository Trust Company	VIE:	Variable interest entities
DRIP:	Dividend Reinvestment Plan	2017 Tax Act:	Tax Cut and Jobs Act of 2017
Exchange Act:	Securities Exchange Act of 1934	2018 Regulatory	Economic Growth, Regulatory Relief and
FASB:	Financial Accounting Standards Board	Relief Act:	Consumer Protection Act of 2018
FDIA:	Federal Deposit Insurance Act

The consolidated financial statements include the accounts of the Bancorp. and its wholly-owned subsidiary, the Bank.  All significant intercompany accounts and transactions have been eliminated.  The Company is considered a “smaller reporting company” and a “non-accelerated filer” under the disclosure rules of the SEC.  Accordingly, the Company has elected to provide smaller reporting company scaled disclosures where management deems it appropriate, and to provide its audited consolidated statements of income, comprehensive income (loss), cash flows and changes in shareholders’ equity for a two year, rather than a three year, period.

FASB ASC Topic 810, “Consolidation,” in part, addresses limited purpose trusts formed to issue trust preferred securities.  It also establishes the criteria used to identify VIE, and to determine whether to consolidate a VIE.  In general, ASC Topic 810 provides that the enterprise with the controlling financial interest, known as the primary beneficiary, consolidates the VIE.  In 2007, the Company formed CMTV Statutory Trust I for the purposes of issuing trust preferred securities to unaffiliated parties and investing the proceeds from the issuance thereof and the common securities of the trust in junior subordinated debentures issued by the Company.  The Company is not the primary beneficiary of CMTV Statutory Trust I; accordingly, the trust is not consolidated with the Company for financial reporting purposes.  CMTV Statutory Trust I is considered an affiliate of the Company (see Note 12).

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

Material estimates that are particularly susceptible to significant change include those relating to the determination of the ACL and the valuation of OREO.  In connection with evaluating loans for impairment or assigning the carrying value of OREO, management generally obtains independent evaluations or appraisals for significant properties.  While the ACL and the carrying value of OREO were determined using management’s best estimate of probable loan and OREO losses, respectively, as of the balance sheet date, the ultimate collection of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the fair value of OREO are susceptible to uncertainties and changes in several factors, especially local real estate market conditions.  The amount of the change that is reasonably possible cannot be estimated.

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

MSRs associated with loans originated and sold in the secondary market, where servicing is retained, are capitalized and included in Other assets in the consolidated balance sheets. MSRs are amortized against non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying loans.  The value of capitalized servicing rights represents the present estimated value of the future servicing fees arising from the right to service loans for third parties. The carrying value of the MSRs is periodically reviewed for impairment based on management’s estimate of fair value as compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a write down.  Critical accounting policies for MSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of estimates, including anticipated principal amortization and prepayments. Events that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  On a quarterly basis, management uses a third-party consultant to assist in estimating the fair value of the Company’s MSRs.

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

Allowance for Credit Losses – AFS Debt Securities: For AFS debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income.

Changes in the ACL are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on AFS debt securities which totaled $606,237 on December 31, 2023, was reported in accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses.

Other investments

From time to time, the Company acquires partnership interests in limited partnerships for low-income housing projects.  New investments in limited partnerships are amortized using the proportional amortization method.  All investments made before January 1, 2015 are amortized using the effective yield method.

The Company has a one-third ownership interest in CFS Partners, which in turn owns 100% of CFSG, a non-depository trust company (see Note 9).  The Company’s investment in CFS Partners is accounted for under the equity method of accounting.

Restricted equity securities

The Company holds certain restricted equity securities acquired for non-investment purposes and required as a matter of law or as a condition to the receipt of certain financial products and services.  These securities are carried at cost.  As a member of the FRBB, the Company is required to invest in FRBB stock in an amount equal to 6% of the Bank’s capital stock and surplus.

As a member of the FHLBB, the Company is required to invest in $100 par value stock of the FHLBB in an amount that approximates 1% of unpaid principal balances on qualifying loans, plus an additional amount to satisfy an activity-based requirement.  The stock is nonmarketable and redeemable at par value, subject to the FHLBB’s right to temporarily suspend such redemptions.  Members are subject to capital calls in some circumstances to ensure compliance with the FHLBB’s capital plan.

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

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the ACL, loan premiums or discounts for acquired loans and any unearned fees or costs on originated loans.

Accrued interest receivable on loans totaled $3.6 million on December 31, 2023, and was reported in accrued interest receivable on the consolidated balance sheets, and is excluded from the estimate of credit losses.

Loan interest income is accrued daily on the outstanding balances.  For all loan segments, the accrual of interest is discontinued when a loan is specifically determined to be impaired or when the loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower’s financial condition is such that collection of interest is doubtful.  Any unpaid interest previously accrued on those loans is reversed from income.  Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is considered by management to be remote.  Interest payments received on non-accrual loans are generally applied as a reduction of the loan principal balance.  Loans are returned to accrual status when principal and interest payments are brought current, and the customer has demonstrated the intent and ability to make future payments on a timely basis. Loans are written down or charged off when collection of principal is considered doubtful.

Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan’s yield.  The Company generally amortizes these amounts over the contractual life of the loans.

Allowance for loan losses (prior to adoption of CECL)

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

The qualitative factors are determined based on the various risk characteristics of each loan segment. The Company has policies, procedures and internal controls that management believes are commensurate with the risk profile of each of these segments.  Major risk characteristics relevant to each portfolio segment remain unchanged following the adoption of CECL and are presented in the next section under the heading General component.

Allowance for credit losses under CECL

Effective January 1, 2023, with the adoption of CECL, the Company established the ACL through a provision for credit losses charged to earnings. Credit losses are charged against the allowance when management believes that future payments of a loan balance are unlikely. Subsequent recoveries, if any, are credited to the allowance.

Unsecured loans are charged off when they become uncollectible and no later than 120 days past due.  Unsecured loans to customers who subsequently file bankruptcy, are charged off within 30 days of receipt of the notification of filing or by the end of the month in which the loans become 120 days past due, whichever occurs first.  For secured loans, both residential and commercial, the potential loss on impaired loans is carried as a loan loss reserve specific allocation; the loss portion is charged off when collection of the full loan appears unlikely.  The unsecured portion of a real estate loan is that portion of the loan exceeding the “fair value” of the collateral less the estimated cost to sell.  The value of the collateral is determined in accordance with the Company’s appraisal policy.  The unsecured portion of an impaired real estate secured loan is charged off by the end of the month in which the loan becomes 180 days past due.

As described below, the allowance consists of general and specific components.  However, the entire allowance is available to absorb losses in the loan portfolio, regardless of general or specific components considered in determining the amount of the allowance.

General component

The general component of the ACL is based on methodologies, inputs, and assumptions utilized to estimate lifetime credit losses when applied to the following loan segments: commercial and industrial, purchased loans, CRE, municipal, residential real estate 1st lien, residential real estate Jr lien and consumer loans. The Company does not disaggregate its portfolio segments further into classes.

The Company utilizes a discounted cash flow (DCF) approach to calculate the expected loss for each portfolio segment. Within the DCF model, probability of default (PD) and loss given default (LGD) assumptions are applied to calculate the expected loss for each segment. PD is management’s estimate of the probability the asset will default within a given timeframe and LGD is management’s estimate of the percentage of assets not expected to be collected due to default. The Company’s PD and LGD assumptions may be derived from internal historical default and loss experience or from external data where there are not statistically meaningful loss events for a loan segment, or it does not have default and loss data that covers a full economic cycle.

As of December 31, 2023, the primary macroeconomic drivers used within the DCF model included forecasts of civilian unemployment and changes in national gross domestic product (GDP).  Management monitors and assesses its macroeconomic drivers at least annually (generally in the fourth quarter, or more frequently as circumstances warrant) to determine whether they continue to be the most predictive indicator of losses within the Company’s loan portfolio, and these macroeconomic drivers may change from time to time.

To determine its reasonable and supportable forecast, management may leverage macroeconomic forecasts obtained from various reputable sources, which may include, but are not limited to, the FOMC forecast and other publicly available forecasts from well recognized, leading economists or firms. The Company’s reasonable and supportable forecast period generally ranges from one to three years, depending on the facts and circumstances of the current state of the economy, portfolio segment, and management’s judgment of what can be reasonably supported. The model reversion period generally ranges from one to six years, and it also depends on the current state of the economy and management’s judgments of such. Management monitors and assesses the forecast and reversion period at least annually, or more frequently as circumstances warrant.  The Company used a one-year forecast and reversion period to calculate the ACL on loans as of December 31, 2023.

When the DCF method is used to determine the ACL, management does not adjust the effective interest rate used to discount expected cash flows to incorporate expected prepayments.

Expected credit losses are estimated over the contractual term of the loans. For term loans, the contractual life is calculated based on the maturity date. For commercial revolving loans with no stated maturity date, the contractual life is calculated based on the internal review date. For all other revolving loans, the contractual life is based on either the estimated maturity date or a default date. The contractual term excludes expected extensions, renewals, and modifications.

In calculating the ACL on loans, the contractual life of a loan must be adjusted for prepayments in order to arrive at expected cash flows. The Company models term loans using an annualized prepayment. When the Company has a specific expectation of differing payment behavior for a given loan, the loan may be evaluated individually. For revolving loans that do not have a principal payment schedule, a curtailment rate is factored into the expected cash flow.

Management has elected to use loss rate methodologies appropriate for each loan segment.  The DCF method was chosen for the commercial and industrial, CRE, residential real estate 1st lien, residential real estate Jr Lien and consumer loans. The DCF model, being periodic in nature, allows for effective incorporation of a reasonable and supportable forecast in a directionally consistent and objective manner.  For the purchased loans segment, a long-term average loss rate is calculated and applied on a quarterly basis for the remaining life of the pool.  Due to the lack of any historical loss data, a manual entry methodology was chosen for the municipal loans given the immaterial nature of the pool when considering prior loss history as well as the inability to reasonably forecast a PD or LGD for the pool.

Qualitative factors are also applied to include the levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of CRE loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.  During the third quarter of 2023, the qualitative factor for collateral in the CRE loan segment was adjusted to reflect the stable values of real estate in the commercial sector.

The qualitative factors are determined based on the various risk characteristics of each loan segment.  The Company has policies, procedures and internal controls that management believes are commensurate with the risk profile of each of these segments.  Major risk characteristics relevant to each portfolio segment are as follows:

Commercial & Industrial – Loans in this segment include commercial and industrial loans and to a lesser extent loans to finance agricultural production. Commercial loans are made to businesses and are generally secured by assets of the business, including trade assets and equipment. While not the primary collateral, in many cases these loans may also be secured by the real estate of the business. Repayment is expected from the cash flows of the business. A weakened economy, soft consumer spending, unfavorable foreign trade conditions and the rising cost of labor or raw materials are examples of issues that can impact credit quality in this segment.

Purchased – Loans in this segment are loans purchased through a loan purchasing program with BHG. BHG originates commercial loans to medical professionals nationwide and sells them individually to a secondary market, primarily banks, through a bid process. The Bank has established conservative credit parameters and expects a low risk of default in this portfolio.

Commercial Real Estate – Loans in this segment are principally made to businesses and are generally secured by either owner-occupied, or non-owner occupied CRE. A relatively small portion of this segment includes farm loans secured by farmland and buildings.  As with commercial and industrial loans, repayment of owner-occupied CRE loans is expected from the cash flows of the business and the segment would be impacted by the same risk factors as commercial and industrial loans. The non-owner occupied CRE portion includes both residential and commercial construction loans, vacant land and real estate development loans, multi-family dwelling loans and commercial rental property loans. Repayment of construction loans is expected from permanent financing takeout; the Company generally requires a commitment or eligibility for the take-out financing prior to construction loan origination. Real estate development loans are generally repaid from the sale of the subject real property as the project progresses. Construction and development lending entail additional risks, including the project exceeding budget, not being constructed according to plans, not receiving permits, or the pre-leasing or occupancy rate not meeting expectations. Repayment of multi-family loans and commercial rental property loans is expected from the cash flow generated by rental payments received from the individuals or businesses occupying the real estate. CRE loans are impacted by factors such as competitive market forces, vacancy rates, cap rates, net operating incomes, lease renewals and overall economic demand. In addition, loans in the recreational and tourism sector can be affected by weather conditions, such as unseasonably low winter snowfalls. CRE lending also carries a higher degree of environmental risk than other real estate lending.

Municipal – Loans in this segment are made to local municipalities, attributable to municipal financing transactions and backed by the full faith and credit of town governments or dedicated governmental revenue sources, with no historical losses recognized by the Company. Qualitative factors are not utilized in the manual entry method for municipal loans.

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

Specific component

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are also not included in the collective evaluation. In general, loans individually evaluated for estimated credit losses include those (i) greater than $100,000 with a nonaccrual status or (ii) have other unique characteristics differing from the portfolio segment. Specific reserves are established when appropriate for such loans based on the present value of expected future cash flows of the loan. However, when management determines that foreclosure is probable or when the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

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

Other real estate owned

Real estate properties acquired through or in lieu of loan foreclosure or properties no longer used for bank operations are initially recorded at fair value less estimated selling cost at the date of acquisition, foreclosure or transfer.  Fair value is determined, as appropriate, either by obtaining a current appraisal or evaluation prepared by an independent, qualified appraiser, by obtaining a broker’s market value analysis, and finally, if the Company has limited exposure and limited risk of loss, by the opinion of management as supported by an inspection of the property and its most recent tax valuation.  During periods of declining market values, the Company will generally obtain a new appraisal or evaluation.  Any write-down based on the asset’s fair value at the date of acquisition or institution of foreclosure is charged to the ACL. After acquisition through or in lieu of foreclosure, these assets are carried at the lower of their new cost basis or fair value.  Costs of significant property improvements are capitalized, whereas costs relating to holding the property are expensed as incurred.  Appraisals by an independent, qualified appraiser are performed periodically on properties that management deems significant, or evaluations may be performed by management or a qualified third party on OREO properties in the portfolio that are deemed less significant or less vulnerable to market conditions.  Subsequent write-downs are recorded as a charge to other expense.  Gains or losses on the sale of such properties are included in income when the properties are sold.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or retained upon the sale of loans.  Capitalized servicing rights are reported in Other assets and initially recorded at fair value, and are amortized against non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.  Servicing rights are periodically evaluated for impairment, based upon the estimated fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance and is recorded as amortization of Other assets, to the extent that estimated fair value is less than the capitalized amount at the valuation date.  Subsequent improvement, if any, in the estimated fair value of impaired MSRs is reflected in a positive valuation adjustment and is recognized in other income up to (but not more than) the amount of the prior impairment.

Pension costs

Pension costs are charged to salaries and employee benefits expense and accrued over the active service period.

Advertising costs

The Company expenses advertising costs as incurred.

Comprehensive income or loss

U.S. GAAP generally requires recognized revenue, expenses, gains and losses to be included in net income.  Certain changes in assets and liabilities, such as the after-tax effect of unrealized gains and losses on available-for-sale securities, are not reflected in the consolidated statement of income, but the cumulative effect of such items from period-to-period is reflected as a separate component of the shareholders’ equity section of the consolidated balance sheet (accumulated other comprehensive income or loss).  Other comprehensive income or loss, along with net income, comprises the Company’s total comprehensive income or loss.

Preferred stock

In December 2007, the Company issued 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and having a liquidation preference of $100,000 per share.  There were 15 shares of preferred stock outstanding as of December 31, 2023 and 2022.  Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board.  Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period.  A variable rate of 3.25% was in effect for the first quarter dividend payment in 2022, followed by several increases during 2022 with a rate of 6.25% in effect for the last quarter of 2022, followed by more increases in 2023 with a rate of 7.50% in effect for the first quarter of 2023 and a rate of 8.50% in effect for the last quarter of 2023.  Partial redemptions of the Company’s preferred stock began in 2018 and are at the discretion of management and voted on by the Board.  Prior to 2020, the Company had redeemed 10 shares of preferred stock at an aggregate redemption price of $1,000,000 plus accrued dividends.  The Company chose to not redeem any additional preferred shares during 2022 and 2023 but may consider further redemptions in future periods.

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

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividends declared on the preferred stock:

Years Ended December 31,	2023	2022

Net income, as reported	$13,431,855	$13,739,940
Less: dividends to preferred shareholders	120,938	66,563
Net income available to common shareholders	$13,310,917	$13,673,377

Weighted average number of common shares used in calculating earnings per share	5,471,457	5,403,938
Earnings per common share	$2.43	$2.53

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

Note 2.  Recent Accounting Developments

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and has issued subsequent amendments thereto, which provide temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. It is intended to help stakeholders during the global market-wide reference rate transition period. In December 2022, the FASB issued ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, which extended the sunset date of December 31, 2022, to December 31, 2024.  The guidance is effective for all entities as of March 12, 2020, through December 31, 2024. The Company assessed ASU No. 2020-04 and determined there was no substantial impact on the transition away from LIBOR for its Junior Subordinated Debentures due December 15, 2037, the Company’s only financial instruments that utilize LIBOR as a reference rate.  That transition became effective for the Debentures as of the first London banking day after June 30, 2023 (see the Interest Rate Risk and Asset and Liability Management section of the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations following these Notes).

In March 2023, the FASB issued ASU No. 2023-02, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. ASU No. 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects, previously introduced the option to apply the proportional amortization method to account for investments made primarily for the purpose of receiving income tax credits and other income tax benefits when certain requirements are met; however, this guidance limited the proportional amortization method to investments in low-income-housing tax credit (LIHTC) structures. The proportional amortization method results in the cost of the investment being amortized in proportion to the income tax credits and other income tax benefits received, with the amortization of the investment and the income tax credits being presented net in the income statement as a component of net income tax expense (benefit).  Equity investments in other tax credit structures are typically accounted for using the equity method, which results in investment income, gains and losses, and tax credits being presented gross on the income statement in their respective line items.  The amendments in this update permit reporting entities to elect to account for their tax equity investments, regardless of the tax credit program from which the income tax credits are received, using the proportional amortization method if certain conditions are met. The amendments in this update are effective for the Company for fiscal years beginning after December 31, 2023, including interim periods within those fiscal years.  Early adoption is permitted in any interim period. If early adoption is elected, adoption must be as of the beginning of the fiscal year that includes the interim period of adoption.  The amendments in this update must be applied on either a modified retrospective or a retrospective basis.  The Company chose to early adopt this ASU in 2023 and the impact of this standard for its tax equity investments as well as the impact within the consolidated financial statements was immaterial.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures. The ASU provides more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information, such as requiring the disclosure of specific categories in the rate reconciliation and the disaggregation of income tax expense and income taxes paid by federal, state, and foreign taxes. The ASU is effective for annual periods beginning after December 15, 2024. The Company does not believe the ASU will have a material impact on the Company’s consolidated financial statements.

Accounting Standards Adopted in 2023

The Company adopted the following accounting standards effective January 1, 2023, and applied them to the Company’s interim unaudited consolidated financial statements beginning with the quarter ended March 31, 2023.  Prior periods have not been restated as a result of adoption of these accounting standards.

ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Under that guidance, which replaced the existing incurred loss model for recognizing credit losses, banks and other lending institutions are required to recognize the full amount of expected credit losses over the life of a loan. The guidance, which is referred to as the current expected credit loss, or CECL model, requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses over the life of the loans. A modified version of these requirements also applies to debt securities classified as available for sale, which requires that credit losses on those securities be recorded through an allowance for credit losses rather than a write-down.   Upon adoption of this ASU on January 1, 2023, the Company recorded a cumulative-effect adjustment of $549,113 as a reduction to retained earnings, with a corresponding adjustment of $243,376 increasing the ACL on loans, an adjustment of $451,704, increasing other liabilities for the ACL on off-balance sheet credit exposures, and an adjustment of $145,967 increasing deferred tax assets.  There was no allowance recorded for credit losses on AFS debt securities resulting from adoption of this ASU.

ASU No. 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.  In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.  The guidance amends Topic 326 (CECL) to eliminate the accounting guidance for TDRs by creditors, while enhancing disclosure requirements for certain loan refinancing and restructuring activities by creditors when a borrower is experiencing financial difficulty.  Specifically, rather than applying TDR recognition and measurement guidance, under the CECL model creditors will determine whether a modification results in a new loan or continuation of existing loan.  These amendments are intended to enhance existing disclosure requirements and introduce new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty.  Additionally, the amendments to Topic 326 require that an entity disclose current-period gross write-offs by year of origination within the vintage disclosures, which requires that an entity disclose the amortized cost basis of financing receivables by credit quality indicator and class of financing receivable by year of origination.  The guidance became effective for the Company beginning with the fiscal year 2023, including interim periods.  Adoption of this ASU did not have a material impact on the consolidated financial statements.

Note 3.  Investment Securities

Debt securities AFS as of the balance sheet dates consisted of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2023
U.S. GSE debt securities	$12,000,000	$0	$1,172,426	$10,827,574
U.S. Government securities	41,207,049	0	1,943,800	39,263,249
Taxable Municipal securities	300,000	0	53,035	246,965
Tax-exempt Municipal securities	10,832,494	158,982	517,691	10,473,785
Agency MBS	132,043,238	321,880	16,502,319	115,862,799
ABS and OAS	2,533,872	0	186,251	2,347,621
CMO	10,963,942	0	226,346	10,737,596
Other investments	992,000	0	45,570	946,430
Total	$210,872,595	$480,862	$20,647,438	$190,706,019

December 31, 2022
U.S. GSE debt securities	$12,000,000	$0	$1,624,709	$10,375,291
U.S. Government securities	41,368,624	0	3,137,035	38,231,589
Taxable Municipal securities	300,000	0	65,142	234,858
Tax-exempt Municipal securities	12,042,410	40,513	759,356	11,323,567
Agency MBS	135,193,097	69,447	20,030,945	115,231,599
ABS and OAS	2,929,740	0	236,134	2,693,606
CMO	12,278,033	581	342,689	11,935,925
Other investments	2,968,000	0	76,326	2,891,674
Total	$219,079,904	$110,541	$26,272,336	$192,918,109

Proceeds from sales of investment securities amounted to $1,183,078, with realized gains of $36,707 for 2023.  There were no sales during 2022 from the investment portfolio.

There was no ACL on AFS debt securities as of December 31, 2023.

Investment securities pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law consisted of U.S. GSE debt securities, Agency MBS, and ABS and OAS.  These repurchase agreements mature daily.  These pledged securities as of the balance sheet dates were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2023	$59,300,089	$52,107,148
December 31, 2022	55,899,113	46,789,284

Investment securities pledged as collateral for BTFP borrowings consisted of U.S. Government securities and U.S. GSE debt securities with an aggregate amortized cost of $49,232,069 and fair value of $43,795,542 at December 30, 2023.  This program, which was established in March 2023 to provide banks with an additional source of liquidity, will end as scheduled, in March, 2024.  See Note 11 for more information on these borrowings.

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

The scheduled maturities of debt securities AFS at December 31, 2023 were as follows:

	Amortized	Fair
	Cost	Value
December 31, 2023
Due in one year or less	$17,366,548	$17,061,882
Due from one to five years	43,976,469	41,245,991
Due from five to ten years	4,485,724	4,141,301
Due after ten years	13,000,616	12,394,046
Agency MBS	132,043,238	115,862,799
Total	$210,872,595	$190,706,019

Debt securities with unrealized losses for which an ACL has not been recorded as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2023
U.S. GSE debt securities	$0	$0	$10,827,574	$1,172,426	11	$10,827,574	$1,172,426
U.S. Government securities	0	0	39,263,249	1,943,800	54	39,263,249	1,943,800
Taxable Municipal securities	0	0	246,965	53,035	1	246,965	53,035
Tax-exempt Municipal securities	529,571	9,468	4,058,155	508,223	10	4,587,726	517,691
Agency MBS	1,328,433	9,218	103,000,706	16,493,101	119	104,329,139	16,502,319
ABS and OAS	0	0	2,347,621	186,251	4	2,347,621	186,251
CMO	3,309,165	18,554	7,428,431	207,792	10	10,737,596	226,346
Other investments	0	0	946,430	45,570	4	946,430	45,570
Total	$5,167,169	$37,240	$168,119,131	$20,610,198	213	$173,286,300	$20,647,438

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2022
U.S. GSE debt securities	$2,723,388	$276,611	$7,651,903	$1,348,098	11	$10,375,291	$1,624,709
U.S. Government securities	4,837,891	169,501	33,393,698	2,967,534	54	38,231,589	3,137,035
Taxable Municipal securities	0	0	234,858	65,142	1	234,858	65,142
Tax-exempt Municipal securities	8,608,507	522,128	592,388	237,228	19	9,200,895	759,356
Agency MBS	14,541,901	810,356	97,718,436	19,220,589	120	112,260,337	20,030,945
ABS and OAS	2,693,606	236,134	0	0	4	2,693,606	236,134
CMO	8,954,323	232,398	1,014,910	110,291	9	9,969,233	342,689
Other investments	2,451,892	20,108	439,782	56,218	12	2,891,674	76,326
Total	$44,811,508	$2,267,236	$141,045,975	$24,005,100	230	$185,857,483	$26,272,336

The Company adopted ASU No. 2016-13 effective January 1, 2023, which requires credit losses on debt securities AFS to be recorded in an allowance for credit losses and eliminates the concept of OTTI for debt securities AFS. Under the ASU, if the Company intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, then the credit loss is recorded through an allowance rather than as a write-down of the security. As of December 31, 2023, the Company did not have the intent to sell, nor was it more likely than not that we would be required to sell any of the debt securities AFS in an unrealized loss position prior to recovery; accordingly, the Company determined that no individual debt securities in an unrealized loss position as of such date represented credit losses that would require an allowance for credit losses. The Company concluded that the unrealized losses were primarily attributed to increases in market interest rates since these securities were purchased under other market conditions.

As of December 31, 2022, in management’s view the unrealized losses on securities AFS were due to market conditions rather than reduced estimated cash flows or deterioration in the creditworthiness of the issuer.  At December 31, 2022, the Company did not intend to sell these securities, did not anticipate that these securities would be required to be sold before anticipated recovery, and expected full principal and interest to be collected.  Therefore, under the accounting principles pertaining to OTTI analysis then in effect, the Company did not consider the declines in the fair value of these securities to be OTTI as of December 31, 2022.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB.  As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB.  As a result of the Bank’s level of borrowings during 2023 and 2022, the Bank was required to purchase additional FHLBB stock in aggregate totaling $4,215,700 and $20,800, respectively.  As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB to maintain compliance with its capital plan.  During 2023 and 2022, FHLBB exercised capital call options with redemptions totaling $3,985,100 and $43,500, respectively, on the Company’s portfolio of FHLBB stock.  As of December 31, 2023 and 2022, the Company’s investment in FHLBB stock was $964,200 and $733,600, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2023.

The Company’s investment in FRBB Stock was $588,150 at December 31, 2023 and 2022.

In 2018, the Company purchased 20 shares of common stock in ACBI at a purchase price of $90,000, for the purpose of obtaining access to correspondent banking services from ABCI subsidiary, ACBB. These shares are subject to contractual resale restrictions and considered by management to be restricted and are recorded in the balance sheet at cost, amounting to $90,000 at December 31, 2023 and 2022.

Note 4.  Loans, Allowance for Credit Losses, Credit Quality and Off-Balance Sheet Credit Exposures

The composition of net loans as of the balance sheet dates was as follows:

December 31,	2023		2022

Commercial & industrial	$121,705,707	14.40%	$112,951,873	15.09%
Purchased (1)	10,568,922	1.25%	7,530,458	1.00%
Commercial real estate	414,880,621	49.07%	356,892,986	47.68%
Municipal	54,466,988	6.44%	34,633,055	4.63%
Residential real estate - 1st lien	208,824,888	24.70%	198,743,375	26.55%
Residential real estate - Jr lien	31,668,811	3.75%	33,756,872	4.51%
Consumer	3,313,917	0.39%	4,039,989	0.54%
Total loans	845,429,854	100.00%	748,548,608	100.00%

ACL	(9,842,725)		(8,709,225)
Deferred net loan costs	573,169		493,275
Net loans	$836,160,298		$740,332,658

(1) At December 31, 2023, Purchased loans consisted of $4,863,263 in commercial loans and $5,705,659 in consumer loans, compared to $7,530,458 and $0, respectively, at December 31, 2022.

The following is an age analysis of loans (including non-accrual), as of the balance sheet dates, by portfolio segment:

		90 Days	Total
December 31, 2023	30-89 Days	or More	Past Due	Current	Total Loans

Commercial & industrial	$253,974	$3,068,578	$3,322,552	$118,383,155	$121,705,707
Purchased	0	0	0	10,568,922	10,568,922
Commercial real estate	178,083	944,669	1,122,752	413,757,869	414,880,621
Municipal	0	0	0	54,466,988	54,466,988
Residential real estate - 1st lien	1,856,944	646,980	2,503,924	206,320,964	208,824,888
Residential real estate - Jr lien	245,856	25,007	270,863	31,397,948	31,668,811
Consumer	14,728	0	14,728	3,299,189	3,313,917
Totals	$2,549,585	$4,685,234	$7,234,819	$838,195,035	$845,429,854

		90 Days	Total
December 31, 2022	30-89 Days	or More	Past Due	Current	Total Loans

Commercial & industrial	$2,377,668	$879,802	$3,257,470	$109,694,403	$112,951,873
Purchased	0	0	0	7,530,458	7,530,458
Commercial real estate	1,395,444	353,842	1,749,286	355,143,700	356,892,986
Municipal	0	0	0	34,633,055	34,633,055
Residential real estate - 1st lien	1,517,653	641,141	2,158,794	196,584,581	198,743,375
Residential real estate - Jr lien	321,579	25,007	346,586	33,410,286	33,756,872
Consumer	18,745	0	18,745	4,021,244	4,039,989
Totals	$5,631,089	$1,899,792	$7,530,881	$741,017,727	$748,548,608

For all loan segments, loans over 30 days past due are considered delinquent.

The following tables present the amortized cost basis of loans on nonaccrual status and loans past due 90 days or more and still accruing as of the dates presented.  There were no nonaccrual loans with an ACL at December 31, 2023.

		90 Days or
	Nonaccrual	More and
December 31, 2023	with No ACL	Accruing

Commercial & industrial	$3,632,659	$0
Commercial real estate	2,818,283	38,779
Residential real estate - 1st lien	415,074	446,395
Residential real estate - Jr lien	89,030	0
Totals	$6,955,046	$485,174

				90 Days or
	Nonaccrual	Nonaccrual	Total	More and
December 31, 2022	with an ALL	with No ALL	Nonaccrual	Accruing

Commercial & industrial	$452,963	$2,989,161	$3,442,124	$0
Commercial real estate	0	3,180,478	3,180,478	324,927
Residential real estate - 1st lien	278,026	858,304	1,136,330	248,157
Residential real estate - Jr lien	0	131,088	131,088	0
Totals	$730,989	$7,159,031	$7,890,020	$573,084

There were no residential mortgage loans in process of foreclosure at December 31, 2023 compared to one loan with a balance of $19,746 at December 31, 2022.

Credit Loss Expense

Credit loss expense was made up of the following components for the periods indicated:

Year Ended December 31,	2023	2022

Credit loss expense - loans	$1,230,879	$978,000
Credit loss expense - OBS credit exposures	249,670	0
Credit loss expense	$1,480,549	$978,000

The following table presents the activity in the ACL on loans following adoption of ASU 2016-13 (CECL) on January 1, 2023 by portfolio segment for the period.

As of or for the year ended December 31, 2023

					Residential	Residential
	Commercial		Commercial		Real Estate	Real Estate
	& Industrial	Purchased	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ACL beginning balance	$1,116,322	$53,090	$5,061,813	$62,339	$2,001,836	$241,950	$69,686	$102,189	$8,709,225
Impact of adopting CECL	(164,115)	(29,196)	(22,467)	24,243	273,167	297,746	(33,813)	(102,189)	243,376
Charge-offs	(386,578)	0	0	0	(1,625)	0	(131,332)	0	(519,535)
Recoveries	10,237	0	22,058	0	72,588	29,240	44,657	0	178,780
Credit loss expense (reversal)	524,822	13,171	460,678	49,585	244,960	(137,929)	75,592	0	1,230,879
ACL ending balance	$1,100,688	$37,065	$5,522,082	$136,167	$2,590,926	$431,007	$24,790	$0	$9,842,725

The following table presents activity in the ALL and select loan information on impairment evaluation, by portfolio segment, under the incurred loss methodology, for the period indicated:

As of or for the year ended December 31, 2022

					Residential	Residential
	Commercial		Commercial		Real Estate	Real Estate
	& Industrial	Purchased	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Unallocated	Total

ALL beginning balance	$870,392	$68,655	$4,151,760	$76,728	$1,765,892	$182,014	$55,698	$539,117	$7,710,256
Charge-offs	(76,875)	0	(667,474)	0	0	0	(63,625)	0	(807,974)
Recoveries	14,112	0	667,474	0	111,763	5,089	30,505	0	828,943
Provision (credit)	308,693	(15,565)	910,053	(14,389)	124,181	54,847	47,108	(436,928)	978,000
ALL ending balance	$1,116,322	$53,090	$5,061,813	$62,339	$2,001,836	$241,950	$69,686	$102,189	$8,709,225

ALL evaluated for impairment
Individually	$2,322	$0	$0	$0	$106,280	$0	$0	$0	$108,602
Collectively	1,114,000	53,090	5,061,813	62,339	1,895,556	241,950	69,686	102,189	8,600,623
Total	$1,116,322	$53,090	$5,061,813	$62,339	$2,001,836	$241,950	$69,686	$102,189	$8,709,225

Loans evaluated for impairment
Individually	$3,442,124	$0	$3,176,835	$0	$3,816,012	$77,416	$0		$10,512,387
Collectively	109,509,749	7,530,458	353,716,151	34,633,055	194,927,363	33,679,456	4,039,989		738,036,221
Total	$112,951,873	$7,530,458	$356,892,986	$34,633,055	$198,743,375	$33,756,872	$4,039,989		$748,548,608

Impaired loans, by portfolio segment, prior to adoption of ASU 2022-02 (Troubled Debt Restructurings and Vintage Disclosures), were as follows:

	As of December 31, 2022
		Unpaid
	Recorded	Principal	Related
	Investment (1)	Balance	Allowance

Related allowance recorded
Commercial & industrial	$452,963	$462,745	$2,322
Residential real estate – 1st lien	1,041,730	1,073,350	106,280
Total with related allowance	1,494,693	1,536,095	108,602

No related allowance recorded
Commercial & industrial	2,989,161	3,078,769
Commercial real estate	3,176,962	3,671,196
Residential real estate - 1st lien	2,785,669	3,805,682
Residential real estate - Jr lien	77,419	126,250
Total with no related allowance	9,029,211	10,681,897

Total impaired loans	$10,523,904	$12,217,992	$108,602

(1) Recorded investment in impaired loans in the table above includes accrued interest receivable and deferred net loan costs of $11,517.

	For the Year Ended December 31, 2022
	Average	Interest
	Recorded	Income
	Investment	Recognized

Related allowance recorded
Commercial & industrial	$281,412	$0
Commercial real estate	49,942	0
Residential real estate - 1st lien	983,944	64,479
Residential real estate - Jr lien	506	0
Total with related allowance	1,315,804	64,479

No related allowance recorded
Commercial & industrial	1,180,935	204
Commercial real estate	3,680,783	115,651
Residential real estate - 1st lien	2,808,989	177,892
Residential real estate - Jr lien	82,261	314
Total with no related allowance	7,752,968	294,061

Total impaired loans	$9,068,772	$358,540

Credit Quality Grouping

In developing the ACL, management uses credit quality groupings to help evaluate trends in credit quality. The Company groups credit risk into Groups A, B and C. The manner the Company utilizes to assign risk grouping is driven by loan purpose. Commercial purpose loans are individually risk graded while the retail portion of the portfolio is generally grouped by delinquency pool.

Group A loans - Pass – are loans that are expected to perform as agreed under their respective terms.  Such loans carry a normal level of risk that does not require management attention beyond that warranted by the loan or loan relationship characteristics, such as loan size or relationship size. Group A loans include commercial purpose loans that are individually risk rated and retail loans that are rated by pool. Group A retail loans include performing consumer and residential real estate loans. Residential real estate loans are loans to individuals secured by 1-4 family homes, including first mortgages, home equity and home improvement loans. Loan balances fully secured by deposit accounts or that are fully guaranteed by the federal government are considered acceptable risk.

Group B loans – Special Mention - are loans that require greater attention than the acceptable risk loans in Group A. Characteristics of such loans may include, but are not limited to, borrowers that are experiencing negative operating trends such as reduced sales or margins, borrowers that have exposure to adverse market conditions such as increased competition or regulatory burden, or borrowers that have had unexpected or adverse changes in management. These loans have a greater likelihood of migrating to an unacceptable risk level if these characteristics are left unchecked. Group B is limited to commercial purpose loans that are individually risk rated.

Group C loans – Substandard/Doubtful – are loans that have distinct shortcomings that require a greater degree of management attention.  Examples of these shortcomings include a borrower’s inadequate capacity to service debt, poor operating performance, or insolvency.  These loans are more likely to result in repayment through collateral liquidation. Group C loans range from those that are likely to sustain some loss if the shortcomings are not corrected, to those for which loss is imminent and non-accrual treatment is warranted. Group C loans include individually rated commercial purpose loans and retail loans adversely rated in accordance with the Federal Financial Institutions Examination Council’s Uniform Retail Credit Classification Policy. Group C retail loans include 1-4 family residential real estate loans and home equity loans past due 90 days or more with loan-to-value ratios greater than 60%, home equity loans 90 days or more past due where the Bank does not hold first mortgage, irrespective of loan-to-value, loans in bankruptcy where repayment is likely but not yet established, and lastly consumer loans that are 90 days or more past due.

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

The risk ratings within the loan portfolio and current period gross charge-offs, by loan segment and origination year were as follows:

As of or for the year ended,							Revolving	Revolving
December 31, 2023							Loans	Loans
	Term Loans Amortized Cost Basis by Origination Year						Amortized	Converted
(In thousands)	2023	2022	2021	2020	2019	Prior	Cost Basis	to Term	Total

Commercial & Industrial:
Pass	$15,876	$18,645	$12,964	$2,776	$3,744	$3,957	$46,645	$0	$104,607
Special mention	310	887	750	0	10	560	9,285	0	11,802
Substandard/Doubtful	0	419	167	453	258	1,548	2,451	0	5,296
Total commercial	$16,186	$19,951	$13,881	$3,229	$4,012	$6,065	$58,381	$0	$121,705

Current period gross charge-offs	$0	$150	$25	$0	$0	$212	$0	$0	$387

Purchased:
Pass	$5,186	$94	$1,581	$1,464	$2,244	$0	$0	$0	$10,569
Total purchased	$5,186	$94	$1,581	$1,464	$2,244	$0	$0	$0	$10,569

Commercial real estate:
Pass	$70,549	$83,453	$38,942	$43,405	$34,725	$85,688	$49,721	$0	$406,483
Special mention	0	373	1,471	0	0	0	0	0	1,844
Substandard/Doubtful	356	0	0	3,318	1,361	1,519	0	0	6,554
Total commercial real estate	$70,905	$83,826	$40,413	$46,723	$36,086	$87,207	$49,721	$0	$414,881

Municipal:
Pass	$29,055	$695	$3,263	$4,571	$527	$10,180	$6,176	$0	$54,467
Total municipal	$29,055	$695	$3,263	$4,571	$527	$10,180	$6,176	$0	$54,467

Residential real estate - 1st lien:
Pass	$30,378	$39,540	$41,214	$32,966	$10,018	$50,585	$1,440	$0	$206,141
Special mention	164	299	129	0	0	0	0	0	592
Substandard/Doubtful	0	0	0	1,831	36	225	0	0	2,092
Total residential real estate - 1st lien	$30,542	$39,839	$41,343	$34,797	$10,054	$50,810	$1,440	$0	$208,825

Current period gross charge-offs	$0	$0	$0	$0	$0	$2	$0	$0	$2

Residential real estate - Jr lien:
Pass	$2,239	$1,940	$350	$596	$489	$1,069	$23,298	$1,659	$31,640
Substandard/Doubtful	0	0	0	0	0	29	0	0	29
Total residential real estate - Jr lien	$2,239	$1,940	$350	$596	$489	$1,098	$23,298	$1,659	$31,669

Consumer
Pass	$1,685	$829	$405	$211	$97	$87	$0	$0	$3,314
Total consumer	$1,685	$829	$405	$211	$97	$87	$0	$0	$3,314

Current period gross charge-offs	$33	$32	$1	$0	$4	$61	$0	$0	$131

Total Loans	$155,798	$147,174	$101,236	$91,591	$53,509	$155,447	$139,016	$1,659	$845,430

Total current period gross charge-offs	$33	$182	$26	$0	$4	$275	$0	$0	$520

As of or for the year ended, December 31, 2023, there were (i) no current period gross charge-offs within the Purchased, CRE, Municipal and Residential real estate Jr lien loan segments, (ii) no Special mention loans within the Residential real estate Jr line loan segment and (iii) no Special mention or Substandard/Doubtful loans within the Purchased, Municipal and Consumer loan segments.

Before the adoption of ASC 326 (CECL), the risk ratings within the loan portfolio, by segment, as of December 31, 2022 were as follows:

					Residential	Residential
	Commercial		Commercial		Real Estate	Real Estate
	& Industrial	Purchased	Real Estate	Municipal	1st Lien	Jr Lien	Consumer	Total

Group A	$104,697,047	$7,530,458	$347,732,935	$34,633,055	$195,269,893	$33,538,767	$4,039,989	$727,442,144
Group B	6,296,411	0	2,754,649	0	0	0	0	9,051,060
Group C	1,958,415	0	6,405,402	0	3,473,482	218,105	0	12,055,404
Total	$112,951,873	$7,530,458	$356,892,986	$34,633,055	$198,743,375	$33,756,872	$4,039,989	$748,548,608

The following table presents the amortized cost basis of collateral-dependent loans as of December 31, 2023, by collateral type:

	Business
	Assets (1)	Real Estate	Total

Commercial	$1,298,717	$0	$1,298,717
Commercial real estate	0	1,263,495	1,263,495
Residential real estate - 1st lien	0	167,363	167,363
	$1,298,717	$1,430,858	$2,729,575

(1) Including, but not limited to, inventory, equipment, and accounts receivable, but excluding real estate.

Modifications of Loans

A loan is considered modified if, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider.

The Company is deemed to have granted such a concession if it has modified a loan in any of the following ways:

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

An insignificant delay or insignificant shortfall in the number of payments typically would not require the loan to be accounted for as modified.  However, pursuant to regulatory guidance, any payment delays longer than three months is generally not considered insignificant.  Management’s assessment of whether a concession has been granted also takes into consideration payments expected to be received from third parties, including third-party guarantors, provided the third party can perform on the guarantee.

The Company’s modified loans are principally a result of extending loan repayment terms to relieve cash flow difficulties. The Company has only, on a limited basis, reduced accrued interest or reduced interest rates for borrowers below the current market rate for the borrower.  The Company has not generally forgiven principal within the terms of original restructurings, nor converted variable rate terms to fixed rate terms.  However, the Company evaluates each potential loan modification on its own merits and does not foreclose the granting of any concession.  In connection with modifications, the Company considers applicable regulatory guidance, including a 2023 interagency Policy Statement on Prudent Commercial Real Estate Loan Accommodations and Workouts.

There were no loan modifications during 2023.

Prior to adoption of ASU 2022-02, new TDRs, by portfolio segment, for the periods presented were as follows:

Year ended December 31, 2022

		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

Residential real estate -1st lien	2	$562,592	$562,592

There were no TDRs for which there was a payment default during the twelve-month period ended December 31, 2022.

Prior to adoption of ASU 2022-02, TDRs were treated as other impaired loans and carried individual specific reserves with respect to the calculation of the ALL.  These loans were categorized as non-performing, may have been past due, and were generally adversely risk rated. The TDRs that had defaulted under their restructured terms were generally in collection status and their ALL reserve was typically calculated using the fair value of collateral method.

Prior to adoption of ASU 2022-02, the specific allowances within the ALL related to TDRs as of December 31, 2022 totaled $106,280.

As of the balance sheet dates, the Company evaluates whether it is contractually committed to lend additional funds to debtors with impaired, non-accrual or modified loans.  The Company is contractually committed to lend on one SBA guaranteed line of credit to a borrower whose lending relationship was previously modified.

Note 5.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others were $136,695,808 and $142,567,853 at December 31, 2023 and 2022, respectively. Proceeds on loan sales of $8,034,329 and $12,865,842 were realized for December 31, 2023 and 2022, with net gains of $153,491 and $237,881 for the respective periods.  Most loan sales are with servicing rights retained.

The following table summarizes changes in MSRs for the years ended December 31,

	2023	2022

Balance at beginning of year	$862,593	$897,720
MSRs capitalized	68,297	120,629
MSRs amortized	(143,877)	(155,756)
Balance at end of period	$787,013	$862,593

Note 6.  Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2023	2022

Buildings and improvements	$10,712,053	$10,674,714
Land and land improvements	3,026,281	2,856,017
Furniture and equipment	6,360,991	6,262,893
Leasehold improvements	869,473	875,797
Finance lease	4,018,377	4,018,377
Operating leases	1,417,859	1,417,859
Other prepaid assets	160,881	5,820
	26,565,915	26,111,477
Less accumulated depreciation and amortization	(14,194,544)	(13,069,009)
Net bank premises and equipment	$12,371,371	$13,042,468

Note 7. Leases

The Company has operating and finance leases for some of its bank premises, with remaining lease terms of one year to 18 years.  Some of the operating leases have options to renew, which are reflected in the years disclosed.  The Company’s operating lease right-of-use assets and finance lease assets are included in “Bank premises and equipment, net” in the consolidated balance sheet and operating lease liabilities and finance lease liabilities are included in Accrued interest and other liabilities in the consolidated balance sheet.

The components of lease expense for the periods presented were as follows:

Years Ended December 31,	2023	2022

Operating lease cost	$209,697	$209,697

Finance lease cost:
Amortization of right-of-use assets	$227,279	$227,279
Interest on lease liabilities	81,072	86,028
Total finance lease cost	$308,351	$313,307

Total rental expense not associated with operating lease costs above amounted to $13,691 and $14,142 for the years ended December 31, 2023 and 2022, respectively.

Supplemental information related to leases as of the balance sheet dates was as follows:

December 31,	2023	2022

Operating Leases
Operating lease right-of-use assets	$452,536	$653,832

Operating lease liabilities	$443,370	$658,401

Finance Leases
Finance lease right-of-use assets	$3,398,047	$3,625,326

Finance lease liabilities	$3,424,971	$3,644,828

December 31,	2023	2022

Weighted Average Remaining Lease Term (in Years)
Operating Leases	1.7	2.7
Finance Leases	14.7	15.7

Weighted Average Discount Rate
Operating Leases	1.28%	1.28%
Finance Leases	2.29%	2.29%

Operating lease obligations

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2026, with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2023 for each of the next three years and in aggregate are:

2024	$199,648
2025	154,659
2026	99,165
Total	$453,472

Finance lease obligations

The following is a schedule by years of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2023:

2024	$302,819
2025	304,758
2026	311,451
2027	320,076
2028	322,163
Subsequent to 2028	2,439,150
Total minimum lease payments	4,000,417
Less amount representing interest	(575,446)
Present value of net minimum lease payments	$3,424,971

A reconciliation of the undiscounted cash flows in the maturity analysis above and the lease liability recognized in the consolidated balance sheet as of December 31, 2023, is shown below:

	Operating Leases	Finance Leases

Undiscounted cash flows	$453,472	$4,000,417
Discount effect of cash flows	(10,102)	(575,446)
Lease liabilities	$443,370	$3,424,971

Note 8.  Goodwill

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2023 and 2022 and concluded that no impairment existed as of such dates.

Note 9.  Other Investments

The Company purchases, from time to time, interests in various limited partnerships established to acquire, own, and rent residential housing for low- and moderate-income residents of northeastern and central Vermont.  The tax credits from these investments were $698,450 and $389,911 for the years ended December 31, 2023 and 2022, respectively.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $596,429 and $268,714 for 2023 and 2022, respectively.  The carrying values of the limited partnership investments were $4,192,530 and $4,394,959 at December 31, 2023 and 2022, respectively, and are included in Other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through CFS Partners, a Vermont LLC that owns 100% of the LLC equity interests of CFSG.  The Bank accounts for its investment in CFS Partners under the equity method of accounting.  The Company’s investment in CFS Partners, included in Other assets, amounted to $3,790,493 and $3,756,994 as of December 31, 2023 and 2022, respectively.  The Company recognized income of $1,033,499 and $584,971 for 2023 and 2022, respectively, through CFS Partners from the operations of CFSG.  A cash distribution of $1,000,000 was paid from CFS Partners to each owner of CFSG during December 2023, accounting for the minimal increase in the Company’s investment in CFS Partners.

Note 10.  Deposits

The following is a maturity distribution of time deposits at December 31, 2023:

2024	$107,054,436
2025	5,185,979
2026	6,441,015
2027	3,649,598
2028	1,689,799
Total time deposits	$124,020,827

Total deposits in excess of the FDIC insurance level amounted to $320,016,734 as of December 31, 2023.

Note 11.  Borrowed Funds

The following table reflects the Company’s outstanding advances with FHLBB as of the balance sheet dates presented:

	2023	2022
FHLBB JNE Advances (1)
FHLBB term advance, 0.00%, due September 22, 2023	$0	$200,000
FHLBB term advance, 0.00%, due November 12, 2025	300,000	300,000
FHLBB term advance, 0.00%, due November 13, 2028	800,000	800,000
Total FHLBB JNE Advances	1,100,000	1,300,000

Overnight Borrowings
Correspondent Banks, 5.56%	9,000,000	0

Total FHLBB Advances	$10,100,000	$1,300,000

(1) The FHLBB is providing a subsidy, funded by the FHLBB’s earnings, to write down interest rates to 0% on JNE advances that finance qualifying loans to small businesses. JNE advances must support small business in New England that create and/or retain jobs, or otherwise contribute to overall economic development activities.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties, as well as certain qualifying CRE loans. Qualified collateral for these borrowings totaled $156,633,552 and $160,543,731 as of December 31, 2023 and 2022, respectively, and the Company’s gross potential borrowing capacity under this arrangement was $109,444,670 and $112,339,573, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB.  At December 31, 2023, $45,250,000 in FHLBB letters of credit was utilized as collateral for these deposits compared to $52,400,000 at December 31, 2022.  Total fees paid by the Company in connection with issuance of these letters of credit were $61,029 for 2023 and $58,824 for 2022.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2023 and 2022, with no outstanding advances under this line at either year-end date.  Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a BIC arrangement with the FRBB, which is intended to be used as a contingency funding source and is secured by eligible commercial & industrial loans and CRE loans not pledged to FHLBB and home equity loans, with an available line of $42,181,375 and $56,070,032 as of December 31, 2023 and 2022, respectively.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 550 basis points as of December 31, 2023.  As of December 31, 2023 and 2022, the Company had no outstanding advances against this line.

As of December 31, 2023, the Company had additional potential borrowing capacity, subject to pledging of required collateral consisting of eligible U.S. Agency and U.S. Government Securities, under the FRB’s BTFP which was established in March 2023 to provide banks with an additional source of liquidity.  This funding source will expire in March, 2024 with outstanding advances set to expire, unless renegotiated, as follows:

FRBB Advances
FRB BTFP term advance, 4.92%, due April 26, 2024	$10,000,000
FRB BTFP term advance, 4.71%, due May 13, 2024	10,000,000
FRB BTFP term advance, 4.91%, due May 17, 2024	6,500,000
FRB BTFP term advance, 4.93%, due December 16, 2024	18,000.000
Total BTFP Advances	$44,500,000

At December 31, 2023, the Company had an unsecured lines of credit with one correspondent bank totaling $12.5 million compared to unsecured lines of credit with two correspondent banks with aggregate available borrowing capacity totaling $20.5 million at December 31, 2022.  The Company had no outstanding advances against these lines as of the balance sheet dates presented.

Note 12.  Junior Subordinated Debentures

As of December 31, 2023 and 2022, the Company had outstanding $12,887,000 principal amount of floating rate Junior Subordinated Debentures due in 2037 (the Debentures).  During 2023, the floating rate averaged 8.06% per quarter compared to an average rate of 4.39% per quarter for 2022. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee.  The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012.  Interest paid on the Debentures for 2023 and 2022 was $1,053,873 and $573,603, respectively, and is deductible for tax purposes.

In accordance with the federal Adjustable Interest Rate (LIBOR) Act enacted in March 2022 (the “LIBOR Act”), the interest rate provisions under the Company’s debenture documents were replaced as a matter of law, as of the first London banking day after June 30, 2023 (the “LIBOR Replacement Date”) with a benchmark interest rate identified in regulations promulgated by the FRB.  Prior to the change, interest accrued at a floating rate equal to the 3 month LIBOR plus 2.85%, adjusted quarterly.  As required under the LIBOR Act, the Federal Reserve-identified benchmark rates specified in the final regulations for various tenors of LIBOR are based on the Secured Overnight Financing Rate (SOFR) published by the Federal Reserve Bank of New York and each includes an appropriate “tenor spread adjustment” to reflect historical spreads between LIBOR and SOFR.  In accordance with the LIBOR Act and its implementing regulations, as of the LIBOR Replacement Date, the Company’s Junior Subordinated Debentures bear interest at a quarterly floating rate equal to 3-month CME SOFR, as adjusted by a spread adjustment factor of 0.26161, plus 2.85%.

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

Note 13.  Repurchase Agreements

Securities sold under agreements to repurchase mature daily and consisted of the following:

As of or for the year ended December 31,

	2023	2022

Current balance	$36,255,920	$33,077,829
Average balance	35,419,450	31,285,927
Highest month-end balance	38,058,036	34,974,510
Weighted average interest rate	2.11%	0.53%

Pledged investment (1)
Amortized cost	59,300,089	55,899,113
Fair value	52,107,148	46,789,284

(1) U.S. GSE debt securities, Agency MBS, ABS and OAS, were pledged as collateral for the periods presented.

Note 14. Income Taxes

The Company prepares its income tax return on a consolidated basis.  Income taxes are allocated to members of the consolidated group based on taxable income.

The components of the Provision for income taxes for the years ended December 31 were as follows:

	2023	2022

Currently paid or payable	$3,268,196	$3,253,913
Deferred benefit	(373,105)	(118,587)
Total income tax expense	$2,895,091	$3,135,326

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 21% primarily due to the following for the years ended December 31:

	2023	2022

Computed expense at statutory rates	$3,428,659	$3,543,806
Tax exempt interest and BOLI	(380,952)	(243,121)
Disallowed interest	37,416	6,205
Partnership rehabilitation and tax credits	(698,450)	(389,911)
Low-income housing investment amortization expense	498,896	212,284
Other	9,522	6,063
Total income tax expense	$2,895,091	$3,135,326

The deferred income tax benefit consisted of the following items for the years ended December 31:

	2023	2022

Depreciation	$(16,267)	$22,316
Mortgage servicing rights	(15,872)	(7,377)
Bad debts	(238,035)	(209,783)
Limited partnership amortization	177,184	61,442
Investment in CFS Partners	(127,863)	(90,527)
Deferred SBA PPP fees	2,761	102,702
Prepaid expenses	17,652	34,467
Other	(172,665)	(31,827)
Change in deferred tax benefit	$(373,105)	$(118,587)

Listed below are the significant components of the net deferred tax asset at December 31:

	2023	2022

Components of the deferred tax asset:
Bad debts	$2,066,972	$1,828,937
Deferred compensation	6,930	6,930
Investment in CFS Partners	98,277	0
Contingent liability - MPF program	17,838	17,838
Finance lease	75,566	47,305
Operating lease	0	959
Deferred SBA PPP fees	3,205	5,966
Unrealized loss on debt securities AFS	4,234,981	5,493,977
Other	169,296	22,008
Total deferred tax asset	$6,673,065	$7,423,920

	2023	2022

Components of the deferred tax liability:
Depreciation	$467,217	$483,484
Limited partnerships	333,578	156,394
Mortgage servicing rights	165,272	181,144
Investment in CFS Partners	0	29,586
Operating lease	1,925	0
Prepaid expenses	126,545	108,893
Total deferred tax liability	1,094,537	959,501
Net deferred tax asset	$5,578,528	$6,464,419

U.S. GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in Other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy for some or all the benefits of that position to be recognized in a company’s financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the IRS for the years ended December 31, 2020 through 2022.  The 2023 tax return has not yet been filed.

Note 15.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  The pension expense was $764,796 and $698,000 for 2023 and 2022, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 16.  Deferred Compensation Plan for Certain Directors

The Company maintains a directors’ deferred compensation plan.  Participants are general unsecured creditors of the Company with respect to these benefits.  The benefits accrued under this plan were $33,000 at December 31, 2023 and 2022 and consist of funds for three directors.  These funds do not accrue interest and will be paid out upon retirement from the Board.

Note 17.  Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with OBS risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates.  These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, commitments to sell loans and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk more than the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the maximum extent of involvement the Company has in particular classes of financial instruments.

With the adoption of ASU 2016-13 (CECL), the Company is required to establish an allowance for expected credit losses on OBS credit exposures.  Expected credit losses are estimated by management over the contractual period during which the Company is exposed to credit risk under a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over the estimated lives of such commitments. Upon adoption of ASU 2016-13, the Company recorded an adjustment to retained earnings of $451,704 to reflect an allowance for credit losses for unfunded commitments. The allowance for credit losses for OBS credit exposures is presented in the “Accrued interest and other liabilities” line of the consolidated balance sheets. The allowance for credit losses for OBS credit exposures at December 31, 2023 was $806,172.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2023	2022

Unused portions of home equity lines of credit	$37,922,748	$37,621,050
Residential and commercial construction lines of credit	42,437,837	21,388,121
Commercial real estate commitments	26,616,600	63,719,882
Commercial and industrial commitments	62,607,413	64,482,470
Other commitments to extend credit	49,931,055	45,724,309
Standby letters of credit and commercial letters of credit	1,683,050	5,343,050
Recourse on sale of credit card portfolio	192,500	310,805
MPF credit enhancement obligation, net (See Note 18)	241,799	267,408

Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements.  At December 31, 2023 and 2022, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $280,000 and $629,550, respectively.  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

The Company evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Company upon extension of credit, or a commitment to extend credit, is based on management’s credit evaluation of the counterparty. Collateral or other security held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

Note 18.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB.  Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return.  The Company is responsible for a CEO based on the credit quality of these loans.  FHLBB funds a FLA based on the Company’s outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner’s equity, and private mortgage insurance, if any, are the first sources of repayment; the FHLBB’s FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB.  These loans must meet specific underwriting standards of the FHLBB.  As of December 31, 2023 and 2022, the Company had $18,149,174 and $19,961,469, respectively, in outstanding loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2023 and 2022, the notional amount of the maximum CEO related to this program was $326,743 and $352,352, respectively, and the accrued contingent liability for this CEO was $84,944 for 2023 and 2022.  The contingent liability is calculated by management based on the methodology used in calculating the ACL, adjusted to reflect the risk sharing arrangements with the FHLBB.

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

Note 20.  Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2023	2022

Balance, beginning of year	$15,717,582	$16,072,431
Loans – new Directors	0	2,274,378
New loans to existing Principal Officers/Directors	3,218,327	5,091,531
Repayment*	(1,686,381)	(7,720,758)
Balance, end of year	$17,249,528	$15,717,582

*Includes loans sold to the secondary market

Total funds of related parties on deposit with the Company were $13,914,079 and $17,015,285 at December 31, 2023 and 2022, respectively.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan.  The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan.  CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants.  The Company pays monthly management fees to CFSG for its services to the 401(k) plan amounting to $62,436 and $53,231, respectively, for the years ended December 31, 2023 and 2022.

Note 21.  Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits.  However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts.  The Company was required to maintain a targeted balance with a correspondent bank of $100,000 and $500,000 at December 31, 2023 and 2022, respectively.

Note 22.  Regulatory Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Additional prompt corrective action capital requirements are applicable to banks, but not to bank holding companies.

Under current banking rules governing required regulatory capital, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table on the following page) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s non-cumulative Series A preferred stock ($1.5 million liquidation preference in 2023 and 2022) is includable without limitation in its Common equity tier 1 and Tier 1 capital.  The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill, net of any related deferred income tax liability or asset, with the balance includable in Tier 2 capital.  Management believes that, as of December 31, 2023, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2023, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded currently applicable consolidated regulatory guidelines for capital adequacy.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum		Minimum
			Minimum		For Capital		To Be Well
			For Capital		Adequacy Purposes		Capitalized Under
			Adequacy		with Conservation		Prompt Corrective
	Actual		Purposes		Buffer (1)		Action Provisions (2)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2023
Common equity tier 1 capital
(to risk-weighted assets)
Company	$91,886	11.89%	$34,770	4.50%	$54,086	7.00%	N/A	N/A
Bank	$105,390	13.65%	$34,737	4.50%	$54,036	7.00%	$50,176	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$106,273	13.75%	$46,360	6.00%	$65,676	8.50%	N/A	N/A
Bank	$105,390	13.65%	$46,317	6.00%	$65,615	8.50%	$61,755	8.00%
Total capital (to risk-weighted assets)
Company	$115,944	15.01%	$61,813	8.00%	$81,130	10.50%	N/A	N/A
Bank	$115,051	14.90%	$61,755	8.00%	$81,054	10.50%	$77,194	10.00%
Tier 1 capital (to average assets)
Company	$106,273	9.57%	$44,401	4.00%	N/A	N/A	N/A	N/A
Bank	$105,390	9.50%	$44,376	4.00%	N/A	N/A	$55,470	5.00%

December 31, 2022:
Common equity tier 1 capital
(to risk-weighted assets)
Company	$82,770	11.74%	$31,731	4.50%	$49,359	7.00%	N/A	N/A
Bank	$96,112	13.64%	$31,703	4.50%	$49,315	7.00%	$45,793	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$97,157	13.78%	$42,308	6.00%	$59,936	8.50%	N/A	N/A
Bank	$96,112	13.64%	$42,270	6.00%	$59,883	8.50%	$56,361	8.00%
Total capital (to risk-weighted assets)
Company	$105,971	15.03%	$56,410	8.00%	$74,038	10.50%	N/A	N/A
Bank	$104,918	14.89%	$56,361	8.00%	$73,973	10.50%	$70,451	10.00%
Tier 1 capital (to average assets)
Company	$97,157	9.24%	$42,047	4.00%	N/A	N/A	N/A	N/A
Bank	$96,112	9.15%	$42,025	4.00%	N/A	N/A	$52,531	5.00%

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

Note 23.  Fair Value

Certain assets and liabilities are recorded at fair value to provide additional insight into the Company’s quality of earnings and comprehensive income. The fair values of some of these assets and liabilities are measured on a recurring basis while others are measured on a non-recurring basis, with the determination based upon applicable existing accounting pronouncements. For example, securities available-for-sale are recorded at fair value on a recurring basis. Other assets, such as MSRs, loans held-for-sale, impaired loans, and OREO are recorded at fair value on a non-recurring basis using the lower of cost or market methodology to determine impairment of individual assets. The Company groups assets and liabilities which are recorded at fair value in three levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. The level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with Level 1 considered highest and Level 3 considered lowest). A brief description of each level follows.

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasury and other U.S. Government debt securities that are highly liquid and are actively traded in over-the-counter markets.

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

The following methods and assumptions were used by the Company in estimating its fair value measurements:

Debt Securities AFS:  Fair value measurement is based upon quoted prices for similar assets, if available. If quoted prices are not available, fair values are measured using matrix pricing models, or other model-based valuation techniques requiring observable inputs other than quoted prices such as yield curves, prepayment speeds and default rates, net of any related credit allowance.  Level 1 securities would include U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets.  Level 2 securities include federal agency securities, municipal securities and other asset-backed securities.

Individually analyzed loans:  Individually analyzed loans are reported based on one of three measures: the present value of expected future cash flows discounted at the loan’s effective interest rate; the loan’s observable market price; or the fair value of the collateral if the loan is collateral dependent.  If the fair value is less than an impaired loan’s recorded investment, an impairment loss is recognized as part of the ACL.  Accordingly, certain individually analyzed loans may be subject to measurement at fair value on a non-recurring basis.  Management has estimated the fair value of collateral-dependent loans using Level 2 inputs, such as the fair value of collateral based on independent third-party appraisals.

Loans held-for-sale:  The fair value of loans held-for-sale is based upon an actual purchase and sale agreement between the Company and an independent market participant.  The sale is executed within a reasonable period following quarter-end at the stated fair value.

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Assets: (market approach)	2023	2022

Level 1
U.S. Government securities	$39,263,249	$38,231,589

Level 2
U.S. GSE debt securities	$10,827,574	$10,375,291
Taxable Municipal securities	246,965	234,858
Tax-exempt Municipal securities	10,473,785	11,323,567
Agency MBS	115,862,799	115,231,599
ABS and OAS	2,347,621	2,693,606
CMO	10,737,596	11,935,925
Other investments	946,430	2,891,674
Level 2 Total	$151,442,770	$154,686,520

Grand Total	$190,706,019	$192,918,109

There were no Level 3 assets or liabilities measured on a recurring basis as of the balance sheet dates presented, nor were there any transfers of assets between Levels during the periods presented.

Assets Recorded at Fair Value on a Non-Recurring Basis

The following table includes assets measured at fair value on a non-recurring basis that have had a fair value adjustment since their initial recognition.  Individually analyzed loans measured at fair value only include those loans with a partial write-down or with a related specific ACL and are presented net of the specific allowances as disclosed in Note 4.  Assets measured at fair value on a non-recurring basis and reflected in the consolidated balance sheets at the dates presented, segregated by fair value hierarchy level, are summarized below.

	2023	2022
Level 2
Assets: (market approach)
Individually analyzed loans, net of related allowance	$709,487	$94,458
MSRs (1)	787,013	862,593

(1) Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2023 and 2022.

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

The carrying amounts and estimated fair values of the Company’s financial instruments as of the balance sheet dates were as follows:

December 31, 2023		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$20,435	$20,435	$0	$0	$20,435
Debt securities AFS	190,706	39,263	151,443	0	190,706
Restricted equity securities	1,642	0	1,642	0	1,642
Loans and loans held-for-sale, net of ACL
Commercial & industrial	120,589	0	709	116,287	116,996
Purchased	10,532	0	0	10,055	10,055
Commercial real estate	409,332	0	0	382,045	382,045
Municipal	54,331	0	0	51,791	51,791
Residential real estate – 1st lien	206,849	0	0	188,650	188,650
Residential real estate – Jr lien	31,238	0	0	30,745	30,745
Consumer	3,289	0	0	3,295	3,295
MSRs (1)	787	0	1,262	0	1,262
Accrued interest receivable	4,247	0	4,247	0	4,247

Financial liabilities:
Deposits
Other deposits	896,968	0	894,823	0	894,823
Short-term borrowings	9,000	0	9,000	0	9,000
Long-term borrowings	45,600	0	45,415	0	45,415
Repurchase agreements	36,256	0	36,256	0	36,256
Operating lease obligations	443	0	443	0	443
Finance lease obligations	3,425	0	3,425	0	3,425
Subordinated debentures	12,887	0	12,719	0	12,719
Accrued interest payable	1,082	0	1,082	0	1,082

(1) Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2023, regardless of carrying amount.

December 31, 2022		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$71,140	$71,140	$0	$0	$71,140
Debt securities AFS	192,918	38,232	154,686	0	192,918
Restricted equity securities	1,412	0	1,412	0	1,412
Loans and loans held-for-sale, net of ALL
Commercial & industrial	111,792	0	0	109,534	109,534
Purchased	7,476	0	0	7,119	7,119
Commercial real estate	351,738	0	29	340,254	340,283
Municipal	34,566	0	0	34,558	34,558
Residential real estate – 1st lien	197,281	0	65	180,879	180,944
Residential real estate – Jr lien	33,510	0	0	33,218	33,218
Consumer	3,970	0	0	3,949	3,949
MSRs (1)	863	0	1,287	0	1,287
Accrued interest receivable	3,214	0	3,214	0	3,214

Financial liabilities:
Deposits
Other deposits	922,723	0	918,882	0	918,882
Brokered deposits	249	0	225	0	225
Long-term borrowings	1,300	0	1,025	0	1,025
Repurchase agreements	33,078	0	33,078	0	33,078
Operating lease obligations	658	0	658	0	658
Finance lease obligations	3,645	0	3,645	0	3,645
Subordinated debentures	12,887	0	12,740	0	12,740
Accrued interest payable	74	0	74	0	74

(1) Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2022, regardless of carrying amount.

Note 24.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only) and should be read in conjunction with the consolidated financial statements of the Company.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Balance Sheets	2023	2022

Assets

Cash	$1,081,158	$1,372,381
Investment in subsidiary – Community National Bank	101,032,517	87,018,360
Investment in Capital Trust	387,000	387,000
Income taxes receivable	323,825	223,816
Total assets	$102,824,500	$89,001,557

Liabilities and Shareholders’ Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	908,686	938,194
Total liabilities	13,795,686	13,825,194

Shareholders’ Equity

Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding
at December 31, 2023 and 2022 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,724,151 and 5,647,710 shares issued at December 31, 2023 and 2022, respectively (including 20,774 and 16,850 shares issued February 1, 2024 and 2023, respectively)	14,310,378	14,119,275
Additional paid-in capital	37,574,578	36,383,235
Retained earnings	54,198,230	46,464,447
Accumulated other comprehensive loss	(15,931,595)	(20,667,817)
Less: treasury stock, at cost; 210,101 shares at December 31, 2023 and 2022	(2,622,777)	(2,622,777)
Total shareholders’ equity	89,028,814	75,176,363

Total liabilities and shareholders’ equity	$102,824,500	$89,001,557

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash on deposit with the Bank have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2023	2022

Income
Bank subsidiary distributions	$4,823,000	$5,124,000
Dividends on Capital Trust	31,648	17,225
Total income	4,854,648	5,141,225

Expense
Interest on junior subordinated debentures	1,053,873	573,603
Administrative and other	519,793	509,409
Total expense	1,573,666	1,083,012

Income before applicable income tax benefit and equity in
undistributed net income of subsidiary	3,280,982	4,058,213
Income tax benefit	323,825	223,816

Income before equity in undistributed net income of subsidiary	3,604,807	4,282,029
Equity in undistributed net income of subsidiary	9,827,048	9,457,911
Net income	$13,431,855	$13,739,940

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2023	2022

Cash Flows from Operating Activities
Net income	$13,431,855	$13,739,940
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(9,827,048)	(9,457,911)
Increase in income taxes receivable	(100,010)	(38,377)
Net cash provided by operating activities	3,504,797	4,243,652

Cash Flows from Financing Activities
Dividends paid on preferred stock	(120,938)	(66,563)
Dividends paid on common stock	(3,675,082)	(3,712,750)
Net cash used in financing activities	(3,796,020)	(3,779,313)
Net (decrease) increase in cash	(291,223)	464,339

Cash
Beginning	1,372,381	908,042
Ending	$1,081,158	$1,372,381

Cash Received for Income Taxes	$223,816	$185,439

Cash Paid for Interest	$1,053,873	$573,603

Dividends paid:
Dividends declared	$5,028,021	$4,967,035
Decrease (increase) in dividends payable attributable to dividends declared	29,507	(43,686)
Dividends reinvested	(1,382,446)	(1,210,599)
	$3,675,082	$3,712,750

Note 25.  Other Income and Other Expenses

The components of other income and other expenses which are more than one percent of total revenues in either of the two annual periods presented were as follows:

	2023	2022
Income
Income from investment in CFS Partners	$1,033,499	$584,971

Expenses
Outsourcing expense	$577,260	$539,123
Service contracts - administration	638,630	579,956
Marketing	472,008	499,000
State deposit tax	1,025,988	992,333
ATM fees	645,745	616,900

Note 26.  Subsequent Events

Declaration of Cash Dividend

On December 21, 2023, the Company declared a cash dividend of $0.23 per share payable February 1, 2024 to shareholders of record as of January 15, 2024. On March 20, 2024, the Company declared a cash dividend of $0.23 per share payable May 1, 2024 to shareholders of record as of April 15, 2024. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2023 and 2022

The following discussion analyzes the consolidated financial condition of the Company and its wholly owned subsidiary, Community National Bank, as of December 31, 2023 and 2022, and its consolidated results of operations for the years then ended.  The Company is considered a “smaller reporting company” under the disclosure rules of the SEC. Accordingly, we have elected to provide our audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period and to provide smaller reporting company scaled disclosures where management deems it appropriate.

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

Forward-looking statements are not guarantees of future performance.  They necessarily involve risks, uncertainties, and assumptions.  Examples of forward looking statements included in this discussion include, but are not limited to, statements regarding the potential residual effects of the COVID-19 pandemic on our business, financial condition, results of operations and prospects; the estimated contingent liability related to assumptions made within the asset/liability management process; management’s expectations as to the future interest rate environment and the Company’s related liquidity level; credit risk expectations relating to the Company’s loan portfolio, participation in the FHLBB MPF program and management’s general outlook for the future performance of the Company or the local or national economy. Although forward-looking statements are based on management’s expectations and estimates as of the date they are made, many of the factors that could influence or determine actual results are unpredictable and not within the Company’s control.

Factors that may cause our actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

•	interest rates change in such a way as to negatively affect loan demand, the local economy or the Company’s net income, asset valuations or margins;
•	general economic or business conditions, either nationally, regionally or locally, deteriorate, resulting in a decline in credit quality or a diminished demand for the Company’s products and services;
•	the impact of inflation and slowing economic growth on the Company’s customers and on its financial results and performance;
•	the effect of United States monetary and fiscal policies, including deficit spending and the interest rate policies of the FRB and its regulation of the money supply;
•	changes in applicable accounting policies, practices and standards;
•	the geographic concentration of the Company’s loan portfolio and deposit base;
•	reductions in deposit levels, which necessitate increased borrowings to fund loans and sale of investment securities;
•	increases in the level of nonperforming assets and charge-offs;
•	changes in federal or state tax laws or policy;
•

changes in laws or government rules, including the rules of the federal Consumer Financial Protection Bureau, or the way in which courts or government agencies interpret or implement those laws or rules, increase our costs of doing business, causing us to limit or change our product offerings or pricing, or otherwise adversely affect the Company’s business;

•

regulatory responses to recent high profile bank failures increase our costs of operation, including through regulatory compliance changes and higher FDIC deposit insurance assessments to replenish the Bank Insurance Fund (BIF);

47

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

•	higher-than-expected costs are incurred relating to information technology or difficulties arise in implementing technological enhancements;
•	management’s risk management measures may not be completely effective;
•	changes in consumer and business spending, borrowing and savings habits;
•	operational and internal system failures due to changes in normal business practices, including remote working for Company staff;
•	increased cybercrime and payment system risk due to increased usage by customers of online, mobile and other remote banking channels;
•	the ongoing challenges to find qualified workers to maintain a stable workforce;
•	losses due to the fraudulent or negligent conduct of third parties, including the Company’s service providers, customers, and employees; and
•	adverse changes in the credit rating of U.S. government debt.

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

OVERVIEW

The Company’s consolidated assets at year-end 2023 were $1.10 billion compared to $1.06 billion at year-end 2022, an increase of 4.1%.  Asset growth in 2023 was driven by increases in loans of $96.9 million, or 12.9% which was partially offset by a decrease of $53.4 million, or 90.8%, in cash on deposit at FRBB.  Loan growth was attributable to increases in the CRE portfolio of $58.0 million, or 16.3%, the commercial & industrial loan portfolio of $8.8 million, or 7.8%, the purchased loan portfolio of $3.04 million, or 40.4%, the municipal loan portfolio of $19.8 million, or 57.3%, and the residential real estate portfolio of $10.1 million, or 5.1%. These increases were partially offset by a decrease in the residential real estate Jr lien portfolio of $2.1 million, or 6.2%.

Funding of the loan growth was provided by a combination of the decrease in cash at the FRBB and a $53.3 million increase in borrowed funds, which totaled $54.6 million at December 31, 2023 compared to $1.3 million at December 31, 2022. This funding also helped to offset a decrease of $26.0 million, or 2.8%, in total deposits, which decreased from $923.0 million on December 31, 2022, to $897.0 million on December 31, 2023. These decreases were due to the combined effect of decreases in core deposits (demand deposit accounts, both interest bearing and non-interest bearing) of $10.1 million, or 2.0%, money market funds of $18.7 million, or 13.4%, and savings accounts of $19.5 million, or 11.4%, which were partially offset by an increase in CDs of $22.4 million, or 22.0%.

Total interest income increased $9.8 million, or 26.4%, year over year due in part to the increase in the volume of the loan portfolio as well as the increases in the prime rate throughout 2022 into 2023.

Total interest expense increased $8.7 million, or 215.0%, for the year ended December 31, 2023 compared to 2022, driven mostly by the 100 basis point increase in short-term rates initiated by the FRB in 2023, together with the increased reliance on borrowed funds.  Please refer to the interest rate sensitivity discussion in the Interest Rate Risk and Asset and Liability Management section for more information on the impact that FRB action and changes in the yield curve could have on net interest income.

The credit loss expense for the year ended December 31, 2023, was determined under ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses, or CECL, which the Company adopted effective January 1, 2023. The credit loss expense for the year ended 2023 was $1.5 million compared to $978 thousand for 2022, resulting in an increase of 51.4% year over year.  The increase in net charge-offs in 2023 compared to 2022 coupled with the increase in the loan portfolio were key factors for the increase year over year.  The increase in charge-offs in the year over year comparison is due to higher-than-normal recoveries in 2022 that resulted in net recoveries of $21 thousand compared to net charge-offs of $341 thousand in 2023. Please refer to the ACL and provisions discussion in the Credit Risk section for more information on these increases.

Consolidated net income in 2023 decreased $308 thousand, or 2.2%, from $13.7 million for 2022 to $13.4 million for 2023.  The $9.8 million increase in interest income was partially offset by an increase of $8.7 million in interest expense and coupled with an increase of $503 thousand in the credit loss expense between periods, resulted in a moderate increase of $622 thousand in net interest income after credit loss expense.  Non-interest income increased $532 thousand, or 8.0%, while non-interest expense increased $1.7 million, or 7.8% year over year.  These changes, along with other significant changes in non-interest income and non-interest expense are discussed in the appropriate sections of this MD&A.

Equity capital increased to $89.0 million, with a book value per share of $15.87 as of December 31, 2023, compared to equity capital of $75.2 million and a book value of $13.55 as of December 31, 2022.  This increase in equity capital reflected net income for 2023 of $13.4 million and a decrease of $4.7 million, net of tax, in the accumulated other comprehensive loss in the shareholders’ equity portion of the balance sheet, due to a decrease in unrealized losses in the investment portfolio, reflecting lower bond rates.  This unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios.

On December 21, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share, payable on February 1, 2024 to shareholders of record on January 15, 2024.

Our business, financial condition and results of operations generally rely upon the ability of our borrowers to repay their loans, the value of collateral underlying our secured loans, and the demand for loans and other products and services we offer, which are highly dependent on the business environment in our local banking markets and in the country. Recent economic reports for the state of Vermont show employment in the hardest hit industries such as leisure and hospitality has risen but is still below pre-pandemic levels.  The Vermont unemployment rate, seasonally adjusted, in December of 2023 was reported at 2.1% compared to the low of 1.9% in July of 2023.

As of December 31, 2023, all the Company’s capital ratios, and those of our subsidiary Bank, were in excess of all regulatory requirements. While we believe that we have sufficient capital to withstand an economic downturn from any headwinds related to inflation or recessionary periods, should one occur, our equity capital and regulatory capital ratios could be adversely impacted, including as a result of credit losses and other adverse impacts of the pandemic or government monetary policy.

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

ACL - Management believes that the calculation of the ACL is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the ACL, management has adopted a methodology consistent with ASU No. 2016-13 that requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses over the life of the loans at the measurement date. Further consideration is given to qualitative factors, including changes in current economic indicators and their probable impact on borrowers and collateral, trends in delinquent and non-performing loans, trends in criticized and classified assets, levels of exceptions, the impact of competition in the market, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments and the geographic distribution of CRE loans. Management’s estimates used in calculating the ACL may increase or decrease based on changes in these factors, which in turn will affect the amount of the Company’s credit loss expense charged against current period income.  This evaluation is inherently subjective and actual results could differ significantly from these estimates under different assumptions, judgments, or conditions.  The Company estimates expected credit losses on OBS credit exposures over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The ACL on OBS credit exposures is adjusted through credit loss expense.

A modified version of these requirements applies to debt securities classified as AFS, which eliminates OTTI impairment analysis and requires that if a decline in the fair value of debt securities AFS is deemed by management to be the result of credit losses rather than other factors, the credit losses on those securities is recorded through an allowance for credit losses rather than a write-down of the security. The Company’s securities portfolio is evaluated for impairment on a quarterly basis.

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

Investment Securities - Management performs quarterly reviews of individual debt securities in the investment portfolio to determine whether a decline in the fair value of a security is other than temporary and assesses fair value declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition and business prospects, or to market-related or other external factors, such as interest rates, and in the case of debt securities, the extent to which the impairment relates to credit losses of the issuer, as compared to other factors.  Declines in the fair value of debt securities below their cost that are deemed to be other than temporary and declines in fair value of debt securities below their cost that are related to credit losses, are recorded in earnings as realized losses, net of tax effect.  The non-credit loss portion of an other than temporary decline in the fair value of debt securities below their cost basis (generally, the difference between the fair value and the estimated net present value of expected future cash flows from the debt security) is recognized in other comprehensive income as an unrealized loss, provided that the Company does not intend to sell the security and it is more likely than not that the Company will not have to sell the security before recovery of its reduced basis.

MSRs - MSRs associated with loans originated and sold, where servicing is retained, are required to be capitalized and initially recorded at fair value on the acquisition date and are subsequently accounted for using the “amortization method”.  MSRs are amortized against non-interest income in proportion to, and over the period of, estimated future net servicing income of the underlying financial assets. The value of capitalized servicing rights represents the estimated present value of the future servicing fees arising from the right to service loans for third parties. The carrying value of the MSRs is periodically reviewed for impairment based on a determination of estimated fair value compared to amortized cost, and impairment, if any, is recognized through a valuation allowance and is recorded as a reduction of non-interest income.  Subsequent improvement (if any) in the estimated fair value of impaired MSRs is reflected in a positive valuation adjustment and is recognized in non-interest income up to (but not in excess of) the amount of the prior impairment. Critical accounting policies for MSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of several estimates, including anticipated principal amortization and prepayments. Factors that may significantly affect the estimates used are changes in interest rates and the payment performance of the underlying loans.  The Company analyzes and accounts for the value of its MSRs with the assistance of a third-party consultant.

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

RESULTS OF OPERATIONS

The Company’s net income decreased $308 thousand, or 2.2%, from 2022 to 2023, resulting in earnings per common share of $2.43 for 2023 versus $2.53 for 2022.  Core earnings (NII) increased $1.1 million, or 3.4%, in 2023 compared to 2022.  Interest income in 2023 was supported by increases in the volume of the loan portfolio and rising interest rates.  Interest and fees on loans, which is the major component of interest income, increased $9.3 million, or 28.5% in 2023 and interest paid on deposits, which is the major component of total interest expense, increased $6.1 million, or 191.6% in 2023, reflecting the increase in short-term rates throughout 2022 and into 2023.

Return on average assets, which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings.  Return on average equity, which is net income divided by average shareholders’ equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last two fiscal years:

December 31,	2023	2022

Return on average assets	1.27%	1.35%
Return on average equity	16.79%	18.01%
Dividend payout ratio (1)	37.86%	36.36%
Average equity to average assets ratio	7.56%	7.49%

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

Tax-exempt income was derived from $54.5 million and $34.6 million of municipal loans, at December 31, 2023 and 2022, respectively, and from $10.5 million and $11.3 million of tax-exempt municipal securities in our investment portfolio, respectively, as of such dates.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last two years.

Years Ended December 31,	2023	2022

Net interest income as presented	$34,209,201	$33,084,557
Effect of tax-exempt income	461,133	286,440
Net interest income, tax equivalent	$34,670,334	$33,370,997

The following tables present the daily average assets and the daily average liabilities, including the yields on interest-earning assets and interest-bearing liabilities for the respective comparison periods.  Interest income (excluding interest on non-accrual loans) is expressed on a tax equivalent basis, both in dollars and as a yield/rate for the comparison periods presented.  Net interest income, net interest spread, and net interest margin are also expressed on a tax equivalent basis.

	Years Ended December 31,
	2023			2022
			Average			Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Average Assets
Loans, net (1)	$789,079,053	$42,189,792	5.35%	$705,446,105	$32,790,388	4.65%
Taxable investment securities	177,276,797	3,807,650	2.15%	182,184,739	3,111,860	1.71%
Tax-exempt investment securities	11,216,139	457,301	4.08%	6,954,312	257,415	3.70%
Sweep and interest-earning accounts	16,421,943	769,849	4.69%	65,817,367	1,158,444	1.76%
Other investments (2)	1,887,335	138,682	7.35%	1,781,776	82,989	4.66%
Total interest-earning assets	995,881,267	$47,363,274	4.76%	962,184,299	$37,401,096	3.89%
Cash and due from banks	10,917,697			10,931,084
Premises and equipment	12,738,787			13,348,366
BOLI	5,190,080			5,100,510
Goodwill	11,574,269			11,574,269
Other assets	21,098,666			15,462,596
Total assets	$1,057,400,766			$1,018,601,124

Average Liabilities and Shareholders’ Equity
Interest-bearing transaction accounts	$278,073,787	$4,480,888	1.61%	$263,632,834	$1,378,421	0.52%
Money market funds	132,693,069	2,388,182	1.80%	133,732,022	779,113	0.58%
Savings deposits	164,588,558	130,685	0.08%	177,947,216	107,339	0.06%
Time deposits	109,238,242	2,342,173	2.14%	105,361,424	938,823	0.89%
Borrowed funds	30,296,252	1,468,976	4.85%	1,301,129	26	0.00%
Repurchase agreements	35,419,450	747,091	2.11%	31,285,927	166,746	0.53%
Finance lease obligations	3,526,029	81,072	2.30%	3,742,662	86,028	2.30%
Junior subordinated debentures	12,887,000	1,053,873	8.18%	12,887,000	573,603	4.45%
Total interest-bearing liabilities	766,722,387	$12,692,940	1.66%	729,890,214	$4,030,099	0.55%
Noninterest bearing deposits	204,093,060			208,367,458
Other liabilities	6,576,443			4,071,045
Total liabilities	977,391,890			942,328,717
Shareholders’ equity	80,008,876			76,272,407
Total liabilities and shareholders’ equity	$1,057,400,766			$1,018,601,124

Net interest income		$34,670,334			$33,370,997
Net interest spread (3)			3.10%			3.34%
Net interest margin (4)			3.48%			3.47%

(1) Included in gross loans are non-accrual loans with average balances of $7,661,241 and $6,668,862 for the years ended December 31, 2023 and 2022, respectively. Loans are stated before deduction of unearned discount and ACL, less loans held-for-sale and include tax-exempt loans to local municipalities with average balances of $46,351,846 and $43,514,790 for the years ended December 31, 2023 and 2022, respectively.

(2) Included in other investments is the Company’s FHLBB Stock with average balances of $822,185 and $716,626, respectively, with a dividend rate of approximately 8.63% and 4.20%, respectively, for the years ended December 31, 2023 and 2022, respectively.

(3) Net interest spread is the difference between the average yield on average interest-earning assets and the average rate paid on average interest-bearing liabilities.

(4) Net interest margin is net interest income divided by average earning assets.

The average volume of interest-earning assets for the year ended December 31, 2023 increased 3.5% compared to December 31, 2022.  The average yield on interest-earning assets increased 87 basis points for 2023 versus 2022.

The average volume of loans increased 11.9% for 2023 versus 2022, and the average yield on loans increased 70 basis points to 5.35% for 2023, compared to 4.65% for 2022.  The increase in the yield in 2023, was attributable to the rising interest rate environment year over year.  Interest earned on the loan portfolio as a percentage of total interest income was approximately 89.1% and 87.7%, respectively for 2023 and 2022.

The average volume of the taxable investment portfolio (classified as AFS) decreased 2.7% for 2023 versus 2022, and the average yield increased 44 basis points for 2023 versus 2022.

The average volume of the tax-exempt municipal investment portfolio increased $4.3 million, and the tax-equivalent yield increased 38 basis points to 4.08% for 2023 compared to 3.70% for 2022.

The average volume of sweep and interest-earning accounts, which consists primarily of interest-bearing accounts at the FRBB and two correspondent banks, decreased 75.1% during 2023 compared to 2022.  This decrease in volume is attributable to the funding of loan growth during 2023.  The average yield on these funds increased 293 basis points in 2023 versus 2022, reflecting the numerous increases in the federal funds rate initiated by the FRB during 2022 and 2023.

The average volume of interest-bearing liabilities for the year ended December 31, 2023 increased 5.1% compared to the year ended December 31, 2022.  The average rate paid on interest-bearing liabilities increased 111 basis points during 2023 compared to 2022.  A substantial increase in average borrowed funds and the cost of these funds, along with a moderate increase in average customer account balances together with an increase in average rates paid on these accounts resulted in an increase in interest expense in all components of interest-bearing liabilities.

The average volume of interest-bearing transaction accounts increased 5.5% for 2023 versus 2022 reflecting moderate deposit growth during 2023. The average rate paid on these accounts increased 109 basis points for 2023 versus 2022.  Interest paid on interest-bearing transaction accounts as a percentage of total interest expense was 35.3% and 34.2%, respectively for 2023 and 2022.

The average volume of money market accounts decreased 0.8% during 2023 compared to 2022, while the average rate paid on these deposits increased 122 basis points during 2023.

The average volume of savings accounts decreased 7.5% for 2023 versus 2022, while the average rate paid on these accounts increased two basis points during 2023.

The average volume of time deposits increased 3.7% for 2023 versus 2022, and the average rate paid increased 125 basis points during 2023.  The increase in the average rate paid on time deposits between comparison periods reflects competitive pressures in a rising rate environment, which resulted in an increase in the average volume of these funds during 2023.

The average volume of repurchase agreements increased 13.2% during 2023 and the average rate paid increased 158 basis points for 2023 versus 2022.

In summary, the average yield on interest-earning assets increased 87 basis points during 2023, and the average rate paid on interest-bearing liabilities increased 111 basis points.  Net interest spread decreased 24 basis points for 2023 with a net interest spread of 3.10% for 2023 compared to 3.34% for 2022.  Net interest margin increased one basis point during 2023 to 3.48% from 3.47% for 2022.

The following tables summarize the variances in interest income and interest expense on a fully tax-equivalent basis for the annual periods presented, resulting from volume changes in daily average assets and daily average liabilities and fluctuations in average rates earned and paid.

Comparison of Years Ended:	December 31, 2023 and 2022			December 31, 2022 and 2021
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance

Average Interest-Earning Assets

Loans, net	$5,510,472	$3,888,932	$9,399,404	$(573,941)	$30,106	$(543,835)
Taxable investment securities	801,311	(105,521)	695,790	709,910	1,097,048	1,806,958
Tax-exempt investment securities	42,198	157,688	199,886	114,156	142,913	257,069
Sweep and interest-earning accounts	1,928,050	(2,316,645)	(388,595)	1,196,420	(399,994)	796,426
Other investments	50,774	4,919	55,693	29,775	(2,902)	26,873
Total	$8,332,805	$1,629,373	$9,962,178	$1,476,320	$867,171	$2,343,491

Average Interest-Bearing Liabilities

Interest-bearing transaction accounts	$3,027,373	$75,093	$3,102,466	$702,927	$69,102	$772,029
Money market funds	1,627,770	(18,701)	1,609,069	115,568	41,961	157,529
Savings deposits	34,033	(10,687)	23,346	(88,691)	30,400	(58,291)
Time deposits	1,368,846	34,504	1,403,350	(207,634)	(28,095)	(235,729)
Borrowed funds	1,468,951	0	1,468,951	(12)	0	(12)
Repurchase agreements	558,437	21,908	580,345	68,783	9,102	77,885
Finance lease obligations	27	(4,983)	(4,956)	(17,022)	31,713	14,691
Junior subordinated debentures	480,270	0	480,270	180,498	0	180,498
Total	$8,565,707	$97,134	$8,662,841	$754,417	$154,183	$908,600

Changes in net interest income	$(232,902)	$1,532,239	$1,299,337	$721,903	$712,988	$1,434,891

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

 Items which have shown a year-to-year decrease in volume have variances allocated as follows:

Variance due to rate = Change in rate x old volume

Variances due to volume = Change in volume x new rate

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2023	2022	Income	Percent

Service fees	$3,689,047	$3,676,875	$12,172	0.33%
Income from sold loans	463,444	605,848	(142,404)	-23.50%
Other income from loans	1,405,435	1,377,494	27,941	2.03%
Net realized gain on sale of securities AFS	36,707	0	36,707	100.00%
Other income
Income from CFS Partners	1,033,499	584,971	448,528	76.68%
Exchange income	85,000	19,950	65,050	326.07%
VISA card commission	168,943	85,917	83,026	96.64%
Other miscellaneous income	293,001	291,993	1,008	0.35%
Total non-interest income	$7,175,076	$6,643,048	$532,028	8.01%

Total non-interest income increased $532,028 for the year ended December 31, 2023 compared to the same period 2022, with significant changes noted in the following:

•

Despite the increase in secondary market activity during the third and fourth quarters of 2023, it was not enough to make up for the lower volume during the first two quarters of 2023 resulting in a decrease year over year in income from sold loans.

•

The increased volume of commercial loan activity resulted in an increase in documentation fees collected at origination but decreases in the documentation fees for residential loan activity resulted in the modest 2.0% overall increase in other income from loans.

•	The sale of investments from the Company’s tax-exempt investment portfolio during the fourth quarter of 2023 resulted in a net realized gain on sale of securities AFS for 2023.

•

Income from CFS Partners increased year over year due in part to a rebound of market prices during the latter part of the first quarter of 2023 and an increase in managed accounts during 2023. CFS Partners has a small portion of its equity capital invested in the stock market, and as a result is sensitive to general stock market conditions.

•	The Company has seen an increase in volume of Canadian funds purchased due to an increase in cross-border activity, accounting for the increase in exchange income.

•

The increase in VISA card commission is attributable to additional income from a renegotiated contract in June of 2023, including a renewal incentive payment as well as an increase in the monthly commission beginning in July 2023.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2023	2022	Expense	Percent

Salaries and wages	$8,988,040	$8,347,000	$641,040	7.68%
Employee benefits	3,238,939	2,743,210	495,729	18.07%
Occupancy expenses, net	2,813,523	2,806,830	6,693	0.24%
Other expenses
Outsourcing expense	577,260	539,123	38,137	7.07%
Service contracts - administrative	638,630	579,956	58,674	10.12%
Telephone expense	148,809	133,932	14,877	11.11%
Travel, entertainment and meals expense	134,562	117,593	16,969	14.43%
Audit fees	503,518	429,892	73,626	17.13%
Consultant services	256,310	310,296	(53,986)	-17.40%
FDIC insurance	493,654	348,960	144,694	41.46%
Collection & non-accruing loan expense	89,000	(72,727)	161,727	222.38%
Other miscellaneous expenses	5,694,537	5,590,274	104,263	1.87%
Total non-interest expense	$23,576,782	$21,874,339	$1,702,443	7.78%

Total non-interest expense increased $1.7 million for the year ended December 31, 2023 compared to 2022, with significant changes noted in the following:

•	In addition to normal salary increases, the increase in salaries and wages year over year is attributable to new hires in the area of commercial lending and operations during the last quarter of 2022.

•	The increase in employee benefits is attributable to an increase in health insurance claims year over year under the Company’s self-funded health insurance plan.

•	The increase in outsourcing expense is attributable to normal increases in costs associated with these arrangements.

•

The increase in service contracts - administrative is due to a combination of an increase in asset-based pricing for certain contracts and contractual inflationary adjustment factors that are higher than historical increase adjustments.

•	The increase in telephone expenses was due to an upgrade to the phone systems throughout the offices.

•	The increase in travel, entertainment and meals expense is attributable to an increase in travel expenses as more seminars and training sessions return to in-person attendance.

•	The increase in audit fees reflects increased audit services due to additional audit requirements required by FDICIA due to the Company surpassing the $1.0 billion asset size.

•	The decrease in consultant services is due to the cost of recruitment during 2022.

•	As announced by the FDIC in late 2022, the assessment multiplier increased for 2023 accounting for the increase in FDIC insurance year over year.

•

The increase in collections & non-accruing loan expense for 2023 compared to 2022 is attributable to the recovery of expenses associated with properties in the Company’s non-accruing loan portfolio in 2022.

•

Included in other miscellaneous expenses are state deposit tax of approximately $1.0 million in 2023 and 2022 and ATM fees of just over $600 thousand in both periods. While the increases are less than 5% in both categories, the balances make up a significant portion of the $5.7 million and $5.6 million, respective totals for 2023 and 2022.

APPLICABLE INCOME TAXES

Income before income taxes decreased $548 thousand, or 3.3% for 2023 compared to 2022, accounting for the decrease in the provision for income taxes of $240 thousand or 7.7% between periods from $3.14 million in 2022 to $2.90 million in 2023.  Tax credits from affordable housing investments increased $309 thousand, or 79.1%, from $390 thousand in 2022 to $699 thousand in 2023.

Amortization expense related to limited partnership investments is included as a component of income tax expense and amounted to $596 thousand and $269 thousand for 2023 and 2022, respectively.  These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 7% and 10%.

CHANGES IN FINANCIAL CONDITION

The following table provides a visual comparison of the breakdown of the daily average assets and the daily average liabilities as well as the daily average shareholders’ equity for the comparison periods and should be reviewed in conjunction with the table on the following page which provides volume changes and percent of change by category.

Years Ended December 31,	2023		2022
	Balance	%	Balance	%
Average Assets
Cash and due from banks
Non-interest bearing	$10,917,697	1.03%	$10,931,084	1.07%
Federal funds sold and overnight deposits	16,421,943	1.55%	65,817,367	6.46%
Taxable investment securities	177,276,797	16.77%	182,184,739	17.89%
Tax-exempt investment securities	11,216,139	1.06%	6,954,312	0.68%
Other securities	1,887,335	0.18%	1,781,776	0.18%
Gross loans	797,943,054	75.46%	713,273,710	70.02%
ACL	(9,389,900)	-0.89%	(8,174,643)	-0.80%
Deferred net loan cost	525,899	0.05%	347,038	0.03%
Premises and equipment	12,738,787	1.21%	13,348,366	1.31%
BOLI	5,190,080	0.49%	5,100,510	0.50%
Goodwill	11,574,269	1.09%	11,574,269	1.14%
Other assets	21,098,666	2.00%	15,462,596	1.52%
Total average assets	$1,057,400,766	100%	$1,018,601,124	100%

Average Liabilities
Demand deposits	$204,093,060	19.30%	$208,367,458	20.46%
Interest-bearing transaction accounts	278,073,787	26.30%	263,632,834	25.88%
Money market funds	132,693,069	12.55%	133,732,022	13.13%
Savings accounts	164,588,558	15.57%	177,947,216	17.47%
Time deposits	109,238,242	10.33%	105,361,424	10.34%
Total average deposits	888,686,716	84.05%	889,040,954	87.28%
Borrowed funds	30,296,252	2.87%	1,301,129	0.13%
Repurchase agreements	35,419,450	3.35%	31,285,927	3.07%
Junior subordinated debentures	12,887,000	1.22%	12,887,000	1.27%
Other liabilities	10,102,472	0.95%	7,813,707	0.77%
Total average liabilities	977,391,890	92.44%	942,328,717	92.52%

Average Shareholders’ Equity
Preferred stock	1,500,000	0.14%	1,500,000	0.15%
Common stock	14,193,465	1.34%	14,024,620	1.38%
Additional paid-in capital	37,371,784	3.53%	36,136,456	3.55%
Retained earnings	49,904,781	4.72%	41,068,872	4.03%
Less: Treasury stock	(2,622,777)	-0.25%	(2,622,777)	-0.26%
Accumulated other comprehensive loss	(20,338,377)	-1.92%	(13,834,764)	-1.36%
Total average shareholders’ equity	80,008,876	7.56%	76,272,407	7.49%
Total average liabilities and shareholders’ equity	$1,057,400,766	100%	$1,018,601,124	100%

The following table provides a breakdown of volume changes and percent of change by category for the table on the preceding page.  Please refer to the sections labeled “Interest Income and Interest Expense (Net Interest Income)” and “Liquidity and Capital Resources” for more in-depth discussion of significant changes.

Years Ended December 31,	2023	2022	2023 vs 2022
	Average	Average	Volume	% of
Average Assets	Balance	Balance	Change	Change

Cash and due from banks
Non-interest bearing	$10,917,697	$10,931,084	$(13,387)	-0.12%
Federal funds sold and overnight deposits	16,421,943	65,817,367	(49,395,424)	-75.05%
Taxable investment securities	177,276,797	182,184,739	(4,907,942)	-2.69%
Tax-exempt investment securities	11,216,139	6,954,312	4,261,827	61.28%
Other securities	1,887,335	1,781,776	105,559	5.92%
Gross loans	797,943,054	713,273,710	84,669,344	11.87%
ACL	(9,389,900)	(8,174,643)	(1,215,257)	14.87%
Deferred net loan cost	525,899	347,038	178,861	51.54%
Premises and equipment	12,738,787	13,348,366	(609,579)	-4.57%
BOLI	5,190,080	5,100,510	89,570	1.76%
Goodwill	11,574,269	11,574,269	0	0.00%
Other assets	21,098,666	15,462,596	5,636,070	36.45%
Total average assets	$1,057,400,766	$1,018,601,124	$38,799,642	3.81%

Average Liabilities

Demand deposits	$204,093,060	$208,367,458	$(4,274,398)	-2.05%
Interest-bearing transaction accounts	278,073,787	263,632,834	14,440,953	5.48%
Money market funds	132,693,069	133,732,022	(1,038,953)	-0.78%
Savings accounts	164,588,558	177,947,216	(13,358,658)	-7.51%
Time deposits	109,238,242	105,361,424	3,876,818	3.68%
Total average deposits	888,686,716	889,040,954	(354,238)	-0.04%
Borrowed funds	30,296,252	1,301,129	28,995,123	2228.46%
Repurchase agreements	35,419,450	31,285,927	4,133,523	13.21%
Junior subordinated debentures	12,887,000	12,887,000	0	0.00%
Other liabilities	10,102,472	7,813,707	2,288,765	29.29%
Total average liabilities	977,391,890	942,328,717	35,063,173	3.72%

Average Shareholders’ Equity

Preferred stock	1,500,000	1,500,000	0	0.00%
Common stock	14,193,465	14,024,620	168,845	1.20%
Additional paid-in capital	37,371,784	36,136,456	1,235,328	3.42%
Retained earnings	49,904,781	41,068,872	8,835,909	21.51%
Less: Treasury stock	(2,622,777)	(2,622,777)	0	0.00%
Accumulated other comprehensive loss	(20,338,377)	(13,834,764)	(6,503,613)	47.01%
Total average shareholders’ equity	80,008,876	76,272,407	3,736,469	4.90%
Total average liabilities and shareholders’ equity	$1,057,400,766	$1,018,601,124	$38,799,642	3.81%

CERTAIN TIME DEPOSITS

Increments of maturity of time CDs of $250,000 or more outstanding on December 31, 2023 are summarized as follows:

3 months or less	$6,351,517
Over 3 through 6 months	14,582,114
Over 6 through 12 months	2,001,581
Over 12 months	1,741,641
Total	$24,676,853

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs.  The Company’s portfolio of AFS debt securities decreased during 2023 primarily due to amortization within its MBS investment portfolio and use of proceeds to fund loan growth.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or AFS, either through the income statement or on the balance sheet even though a gain or loss has not been realized.  Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income.  The Company’s investment policy does not permit the holding of trading securities.  The Company did not hold any securities HTM during 2023 or 2022.

Debt securities classified as AFS are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets.  These adjustments in the AFS portfolio resulted in an accumulated unrealized loss net of taxes of $15.9 million at December 31, 2023, compared to an accumulated unrealized loss net of taxes of $20.7 million at December 31, 2022.  The fluctuations in unrealized gains and losses are due to market interest rate changes and are not based on any deterioration in credit quality of the underlying issuers.  The Company’s investment portfolio includes Agency MBS to realize a more favorable yield in the portfolio and diversify the holdings.  Although classified as AFS, the Company anticipates holding these securities until maturity.  The unrealized loss positions within the investment portfolio as of the balance sheet dates are considered by management to be temporary and do not affect the calculation of regulatory capital ratios.

The restricted equity securities comprise the Company’s membership stock in the FRBB, FHLBB and ACBI.  Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts.  On December 31, 2023 and 2022, the Company held $588,150 in FRBB stock and $964,200 and $733,600, respectively, in FHLBB stock, and $90,000 in ACBI stock.  The ACBI stock is required for receipt of correspondent banking services from ACBB at more favorable pricing.  These restricted securities in the FRBB, FHLBB and ACBI are typically held for an extended period and are subject to strict limitations on resales.  FRBB stock may only be sold back to the issuer, while FHLBB stock may only be repurchased by the FHLBB or resold to a member institution and ACBI stock may only be resold to other depository institutions or their holding companies or subsidiaries, or to the FDIC.  Restricted equity stock is generally sold and redeemed at par.  Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par.  The FHLBB stock is subject to capital call provisions.

Some of the Company’s debt securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices.  There were no call features exercised by the issuer in 2023 or 2022.

The Company had investments in Agency MBS exceeding 10% of shareholders equity with a book value of $132.0 million and $135.2 million, respectively, and a fair value of $115.9 million and $115.2 million, respectively, at December 31, 2023 and 2022.

The following is an analysis of the maturities and the daily average yields of the debt securities AFS in the Company’s investment portfolio for each of the last two fiscal years:

December 31,	2023		2022
		Weighted		Weighted
	Fair	Average	Fair	Average
	Value	Yield	Value	Yield

U.S. GSE debt securities
Due from one to five years	$7,177,015	1.11%	$4,333,400	1.15%
Due from five to ten years	2,815,649	2.98%	5,246,398	2.01%
Due after ten years	834,910	2.69%	795,493	2.69%
Total	$10,827,574	1.72%	$10,375,291	1.68%

U.S. Government securities
Due in one year or less	$13,261,446	1.22%	$0	0.00%
Due from one to five years	26,001,803	1.02%	38,231,589	1.08%
Total	$39,263,249	1.09%	$38,231,589	0.89%

Taxable Municipal securities
Due after ten years	$246,965	2.17%	$234,858	2.17%

Tax-exempt Municipal securities
Due after ten years	$10,473,785	3.73%	$11,323,567	3.79%

ABS/AOS
Due from one to five years	$523,434	3.34%	$0	0.00%
Due from five to ten years	738,836	2.24%	1,421,632	2.71%
Due after ten years	1,085,351	3.20%	1,271,974	3.22%
Total	$2,347,621	2.93%	$2,693,606	2.84%

CMO
Due in one year or less	$3,309,166	0.00%	$0	0.00%
Due from one to five years	7,088,579	3.14%	11,247,053	3.76%
Due from five to ten years	339,851	0.94%	688,872	0.99%
Total	$10,737,596	3.22%	$11,935,925	1.11%

Other Investments
Due in one year or less	$491,271	2.90%	$1,966,766	3.14%
Due from one to five years	455,159	1.03%	924,908	1.96%
Total	$946,430	2.00%	$2,891,674	2.61%

Agency MBS (1)	$115,862,799	2.08%	$115,231,599	1.87%

FRBB Stock (2)	$588,150	6.02%	$588,150	6.00%

FHLBB Stock (2)	$964,200	8.63%	$733,600	4.20%

ACBI Stock (2)	$90,000	0.73%	$90,000	0.42%

(1) Agency MBS are not due at a single maturity date and have not been allocated to maturity groupings for purposes of the maturity table.

(2) Required equity purchases for membership in the FRBB and FHLBB and for access to correspondent banking services from ACBB.

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

Interest rate risk represents the sensitivity of earnings to changes in market interest rates.  As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting NII, the primary component of the Company’s earnings.  Fluctuations in interest rates can also have an impact on liquidity.  The ALCO uses an outside consultant to perform rate shock simulations to the Company’s net interest income, as well as a variety of other analyses.  It is ALCO’s function to provide the assumptions used in the modeling process.  Assumptions used in prior period simulation models are regularly tested by comparing projected NII with actual NII.  The ALCO utilizes the results of the simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes.  The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet.  The model also simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing non-parallel changes in the yield curve.  The results of this sensitivity analysis are compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 bp shift upward and a 100 bp shift downward in interest rates.

Under the Company’s interest rate sensitivity modeling, with the continued asset sensitive balance sheet, in a rising rate environment NII initially trends upward as the short-term asset base (cash and adjustable-rate loans) quickly cycle upward while the retail funding base (deposits) lags the market.  If rates paid on deposits must be increased more and/or more quickly than projected due to competitive pressures, the expected benefit to rising rates would be reduced.  In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs.  Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment.  The current rising rate environment has had a positive impact on the Company’s NII, however market expectations for higher deposit rates and increased borrowing costs are applying increasing pressure to the spread between interest income and interest expense.

The following table summarizes the estimated impact on the Company’s NII over a twelve-month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2023:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	0.6%	Down 100 basis points	8.5%
Up 200 basis points	-3.6%	Up 200 basis points	5.6%

The estimated amounts shown in the table above are within the ALCO Policy limits.  However, those amounts do not represent a forecast and should not be relied upon as indicative of future results.  The ALCO model also provides alternate scenarios including a sustained flat, or inverted yield curve. While assumptions used in the ALCO process, including the interest rate simulation analyses, are developed based upon current economic and local market conditions, and expected future conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.  If market rates continue to increase, the impact of a falling rate environment would be more pronounced, and the possibility more plausible than during the recent extended period of near zero short-term rates.

As of December 31, 2023, the Company had outstanding $12,887,000 in principal amount of Junior Subordinated Debentures due December 15, 2037, which previously bore a quarterly floating rate of interest equal to the 3-month London Interbank Offered Rate (LIBOR), plus 2.85%.  As previously announced, 3-month LIBOR for U.S. dollar denominated deposits was phased out as of June 30, 2023.  In accordance with the federal Adjustable Interest Rate (LIBOR) Act enacted in March 2022 (the “LIBOR Act”), the interest rate provisions under the Company’s debenture documents were replaced as a matter of law, as of the first London banking day after June 30, 2023 (the “LIBOR Replacement Date”) with a benchmark interest rate identified in regulations promulgated by the FRB. As required under the LIBOR Act, the Federal Reserve-identified benchmark rates specified in the final regulations for various tenors of LIBOR are based on the Secured Overnight Financing Rate (SOFR) published by the Federal Reserve Bank of New York and each includes an appropriate “tenor spread adjustment” to reflect historical spreads between LIBOR and SOFR.  In accordance with the LIBOR Act and its implementing regulations, as of the LIBOR Replacement Date, the Company’s Junior Subordinated Debentures bear interest at a quarterly floating rate equal to 3-month CME SOFR, as adjusted by a spread adjustment factor of 0.26161, plus 2.85%.

Aside from the Debentures, the Company does not have any other exposures to the phase out of LIBOR.  The Company has not generally utilized LIBOR as an interest rate benchmark for its variable rate commercial, residential, or other loans and has not utilized derivatives or other financial instruments tied to LIBOR for hedging or investment purposes.  Accordingly, the Company’s exposure to the phase out of LIBOR is limited to the effect on the interest rate paid on its Debentures.

Credit Risk - As a financial institution, one of the primary risks the Company manages is credit risk, the risk of loss stemming from borrowers’ failure to repay loans or inability to meet other contractual obligations.  The Company’s Board of Directors prescribes policies for managing credit risk, including Loan, Appraisal and Environmental policies.  These policies are supplemented by comprehensive underwriting standards and procedures.  The Company maintains a Credit Administration department whose function includes credit analysis and monitoring of and reporting on the status of the loan portfolio, including delinquent and non-performing loan trends.  The Company also monitors concentration of credit risk in a variety of areas, including portfolio mix, the level of loans to individual borrowers and their related interest, loans to industry segments, and the geographic distribution of CRE loans.  Loans are reviewed periodically by an independent loan review firm to help ensure accuracy of the Company’s internal risk ratings and compliance with various internal policies, procedures, and regulatory guidance.

Residential mortgage loans represented 28.5% of the Company’s loan balances at December 31, 2023, compared to 31.1% at December 31, 2022.  The Company maintains a residential mortgage loan portfolio of traditional mortgage products and does not offer higher risk loan products, such as option adjustable-rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans, and products with deeply discounted teaser rates.  Residential mortgages with loan-to-value ratios exceeding 80% are generally covered by PMI.  A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated.  As of December 31, 2023, junior lien home equity products made up 13.2% of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The Company also originates some home equity loans greater than 80% under an insured loan program with stringent underwriting criteria.

Consistent with the strategic focus on commercial lending, the commercial & industrial and CRE loan portfolios have seen solid growth over recent years.  Commercial & industrial, purchased, CRE and municipal loans collectively comprised 71.2% of the Company’s loan portfolio at December 31, 2023, compared to 68.4% at December 31, 2022.  The largest components of the CRE portfolio were $115.6 million in owner-occupied CRE and $154.5 million in non-owner occupied CRE at December 31, 2023.

The Municipal loan portfolio consists of tax-exempt obligations of local municipalities and is made up of three types of borrowings: term lending, tax anticipation lending, and non-arbitrage borrowing.  The portfolio decreased $19.8 million, or 57.3%, to $54.5 million as of December 31, 2023 compared to $34.6 million at December 31, 2022.  During 2023, term lending decreased $3.4 million, or 14.7%, tax anticipation lending increased $4.4 million, or 239.0%, and non-arbitrage borrowing increased $18.9 million, or 193.1%. The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

The Company maintains loan production offices in Burlington, Vermont and Lebanon, New Hampshire to provide a presence, respectively, in Chittenden County and in the greater White River Junction area including Grafton County, New Hampshire.  These loan production offices have contributed to the growth in the CRE portfolio in recent years, which has been principally driven by new loan volume in Chittenden County and northern Windsor County around the White River Junction, I91-I89 interchange area.  Credits in the Chittenden County market are being managed by two commercial lenders out of the Company’s Burlington loan production office that know the area well, while Windsor County is being served by a commercial lender from the St. Johnsbury office with previous lending experience serving the greater White River Junction area. Larger transactions continue to be centrally underwritten and monitored through the Company’s commercial credit department.  The types of CRE transactions driving the growth have been a mix of construction, land and development, multifamily, and other non-owner occupied CRE properties including hotels, retail, office, and industrial properties.  The largest components of the $414.9 million CRE portfolio at December 31, 2023 were $115.6 million in owner-occupied CRE and $154.5 million in non-owner occupied CRE.

The Company’s home equity and commercial line of credit portfolios contain for the most part variable rate loans with the Wall Street Journal Prime rate as the underlying index and rates repricing monthly. After a series of rate hikes and decreases over the last 10 years, the Wall Street Journal Prime index ended at 3.25% as of December 31, 2020, and remained constant throughout 2021.  In 2022, there were seven rate hikes and in 2023 there were four rate hikes to end the year at 8.50%.  The home equity portfolio and commercial line of credit portfolio have weathered these fluctuations and continue to perform well. Commercial and industrial term loans are generally written on a fixed rate basis with limited risk associated with rising interest rates. CRE loans generally have included an initial fixed rate period typically of 5 years, followed by a variable rate period, usually tied to Wall Street Prime.  Approximately $266 million of CRE loans are scheduled to reprice over the next five years.  Rates based on the current Prime Rate Index will be subject to increases as the fed funds rate increases.  Management expects that credit-worthy borrowers with loans that experience rate increases will ultimately refinance or renegotiate pricing, while rate increases may adversely impact the repayment capacity of those CRE loans of lesser credit quality and could ultimately result in higher non-performing loans and losses.

The following tables show the estimated maturity of the Company’s loan portfolio as of December 31, 2023.

	Fixed Rate Loans
	Within	2 - 5	6 - 15	Over
	1 Year	Years	Years	15 Years	Total

Commercial & industrial	$3,586,208	$26,972,086	$18,541,390	$0	$49,099,684
Purchased loans	92,153	1,375,763	9,101,006	0	10,568,922
Commercial real estate	8,299,326	12,630,893	19,049,233	129,561	40,109,013
Municipal	35,266,087	4,426,356	4,043,887	0	43,736,330
Residential real estate - 1st lien	10,746	4,468,721	23,944,689	62,889,179	91,313,335
Residential real estate - Jr lien	45,307	288,513	3,400,897	0	3,734,717
Consumer	508,620	2,128,975	85,257	0	2,722,852
Total Loans	$47,808,447	$52,291,307	$78,166,359	$63,018,740	$241,284,853

	Variable Rate Loans
	Within	2 - 5	6 - 15	Over
	1 Year	Years	Years	15 Years	Total

Commercial & industrial	$23,187,278	$33,851,208	$10,050,916	$5,516,621	$72,606,023
Commercial real estate	3,392,468	5,598,829	101,147,699	264,632,612	374,771,608
Municipal	0	0	10,730,658	0	10,730,658
Residential real estate - 1st lien	795,508	1,320,269	18,171,152	97,224,624	117,511,553
Residential real estate - Jr lien	229,062	657,961	12,300,272	14,746,799	27,934,094
Consumer	18,602	264,881	259,891	47,691	591,065
Total Loans	$27,622,918	$41,693,148	$152,660,588	$382,168,347	$604,145,001

Risk in the Company’s commercial and CRE loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the SBA and RD. At December 31, 2023 and 2022, the Company had approximately $26.5 million and $27.0 million, respectively, in guaranteed loans with guaranteed balances of approximately $17.6 million and $18.3 million, respectively.  Included in the totals are the PPP loans amounting to $84 thousand and $200 thousand, at December 31, 2023 and 2022, respectively, which carry a 100% SBA guarantee.

The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure.  Commercial & industrial and CRE loans are generally placed on non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more.  However, such a loan need not be placed on non-accrual status if it is both well secured and in the process of collection.  Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case-by-case basis.  The Company obtains current property appraisals or market value analyses and considers the cost to carry and sell collateral to assess the level of specific allocations required.  Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due.  When a loan is placed in non-accrual status, the Company reverses the accrued interest against current period income and discontinues the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months.  Interest payments received on non-accrual or impaired loans are generally applied as a reduction of the loan book balance.

Prior to the adoption of ASU 2016-13 (CECL) effective as of January 1, 2023, the Company’s TDRs were principally a result of extending loan repayment terms to relieve cash flow difficulties. The Company had only infrequently reduced interest rates for borrowers below the current market rates. The Company had not forgiven principal or reduced accrued interest within the terms of original restructurings.  Management evaluated each TDR situation on its own merits and did not foreclose the granting of any concession.

TDRs that were past due 90 days or more or in non-accrual status as of the date presented, consisted of the following:

	December 31, 2022
	Number of	Principal
	Loans	Balance

Commercial & industrial	4	$39,841
Commercial real estate	4	1,279,480
Residential real estate - 1st lien	8	809,917
Residential real estate - Jr lien	1	35,347
Total	17	$2,164,585

The remainder of the Company’s TDRs were performing in accordance with their modified terms as of the date presented and consisted of the following:

	December 31, 2022
	Number of	Principal
	Loans	Balance

Residential real estate - 1st lien	32	$2,679,681
Residential real estate - Jr lien	1	2,194
Total	33	$2,681,875

Credit loss expense

The credit loss expense was made up of the following components for the periods indicated:

	Year Ended
	December 31,		Change
	2023	2022	$	%
Credit loss expense - loans	$1,230,879	$978,000	$252,879	25.86%
Credit loss expense - OBS credit exposure	249,670	0	249,670	100.00%
Credit loss expense	$1,480,549	$978,000	$502,549	51.39%

The increase in the credit loss expense between the annual periods presented reflects a reduction in the provision in the third quarter of 2022, due to an increase in recoveries during that quarter, as well as loan growth during 2023.

There was no credit loss expense required during 2023 under CECL attributed to debt securities AFS.

ACL and provisions – As stated in Note 2 to the accompanying notes to the Company’s audited consolidated financial statements, effective January 1, 2023, the Company was required to recognize credit losses under the guidance of ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, rather than under the incurred loss model.  The new guidance, which is referred to as the current expected credit loss, or CECL model, requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses over the life of the loans. The adjustment from the adoption of CECL amounted to $549,113, net of tax and was recorded as an adjustment to retained earnings, which affects calculation of regulatory capital ratios.  Changes in assumptions and forecasts used in the CECL model could produce different results from period to period.

The Company’s board of directors has approved an ACL policy that provides guidance in maintaining an adequate methodology for establishing, estimating, and maintaining allowances for credit losses under ASC 326.  The policy creates a measurement model to establish a proper ACL based on current expected credit losses rather than incurred losses.

The Company maintains an ACL at a level that management believes is appropriate to absorb losses inherent in the loan portfolio as of the measurement date (See Note 4 to the accompanying audited consolidated financial statements).  Although the Company, in establishing the ACL, considers the inherent losses in individual loans and pools of loans, the ACL is a general reserve available to absorb all credit losses in the loan portfolio.  No part of the ACL is segregated to absorb losses from any particular loan or segment of loans.

When establishing the ACL each quarter, the Company applies a combination of significant key assumptions and methodologies, as discussed in the ACL section under Critical Accounting Policies in this MD&A and presented in Note 4 to the accompanying audited consolidated financial statements.

The following tables summarize the Company’s loan loss experience and other credit risk ratios for the dates presented.

	December 31,	December 31,
	2023	2022

ACL to total loans outstanding	1.16%	1.16%
ACL	$9,842,725	$8,709,225
Loans outstanding	$845,429,854	$748,548,608

Non-accruing loans to loans outstanding	0.82%	1.05%
Non-accruing loans	$6,955,046	$7,890,020
Loans outstanding	$845,429,854	$748,548,608

ACL to non-accruing loans	141.52%	110.38%
ACL	$9,842,725	$8,709,225
Non-accruing loans	$6,955,046	$7,890,020

The fourth quarter ACL analysis indicates that the reserve balance of $9.85 million at December 31, 2023, is sufficient to cover expected credit losses that are probable and estimable as of the measurement date. Included in the ACL calculation for December 31, 2023, are additional qualitative factors to capture trends in loan policy exceptions and criticized and classified loans. Management believes the reserve balance continues to be directionally consistent with the overall risk profile of the Company’s loan portfolio and credit risk appetite.  While the ACL is described as consisting of separate allocated portions, the entire ACL is available to support loan losses, regardless of category.  The adequacy of the ACL is presented to the full Board for approval quarterly.

Net (charge-offs) recoveries during the period to average loans outstanding were as follows:

For the Years Ended December 31,	2023	2022

Commercial & industrial	-0.31%	-0.05%
Net charge-offs during the period	$(376,341)	$(62,763)
Average amount outstanding	$121,207,897	$116,091,522

Purchased	0.00%	0.00%
Net charge-offs during the period	$0	$0
Average amount outstanding	$7,154,004	$8,505,512

Commercial real estate	0.01%	0.00%
Net recoveries during the period	$22,058	$0
Average amount outstanding	$385,127,637	$320,521,501

Municipal	0.00%	0.00%
Net charge-offs during the period	$0	$0
Average amount outstanding	$46,351,845	$43,514,790

Residential real estate - 1st lien	0.04%	0.06%
Net recoveries during the period	$70,963	$111,763
Average amount outstanding	$201,847,878	$187,505,201

Residential real estate - Jr lien	0.09%	0.02%
Net recoveries during the period	$29,240	$5,089
Average amount outstanding	$31,880,830	$33,330,146

Consumer	-2.06%	-0.91%
Net charge-offs during the period	$(86,675)	$(33,120)
Average amount outstanding	$4,216,323	$3,628,454

Total loans	-0.04%	0.00%
Net (charge-offs) recoveries during the period	$(340,755)	$20,969
Average amount outstanding	$797,786,414	$713,097,126

In addition to credit risk in the Company’s loan portfolio and liquidity risk in its loan and deposit-taking operations, the Company’s business activities also generate market risk.  Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices.  Declining capital markets can result in fair value adjustments necessary to record decreases in the value of the investment portfolio for other-than-temporary-impairment.  The Company does not have any market risk sensitive instruments acquired for trading purposes.  The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  During recessionary periods, a declining housing market and difficult economic conditions for borrowers can result in an increase in loan loss reserves or ultimately an increase in foreclosures.  Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product.  As discussed above under “Interest Rate Risk and Asset and Liability Management”, the Company actively monitors and manages its interest rate risk through the ALCO process.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with OBS risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans.  Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2023, the Company did not engage in any activity that created any additional types of OBS risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company’s financial instruments whose contract amounts represent credit risk are disclosed in Note 17 to the accompanying audited consolidated financial statements, along with a description of the effect of ASU 2016-13 (CECL) on OBS arrangements.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth or the Company has other liquidity demands, it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings.  One-way deposits acquired through the CDARS program provide an alternative funding source when needed.  The Company had no one-way CDARS outstanding at December 31, 2023 or 2022.  In addition, two-way (that is, reciprocal) CDARS deposits, as well as reciprocal ICS money market and demand deposits, allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other participating FDIC-insured financial institutions.  At December 31, 2023 and 2022, the Company reported $2.4 million and $2.8 million, respectively, in reciprocal CDARS deposits.  The balance in ICS reciprocal money market deposits was $13.2 million and $29.5 million at December 31, 2023 and 2022, respectively, and the balance in ICS reciprocal demand deposits as of those dates was $87.1 million and $85.3 million, respectively.

To further manage liquidity, the Company has borrowing capacity through the FHLBB and the FRB secured by the Company’s qualifying loan portfolio, a new borrowing arrangement with FRB through the BTFP secured by eligible U.S Agency and U.S. Government Securities, as well as unsecured lines of credit through correspondent banks. (See Note 11 to the accompanying audited consolidated financial statements.)

As the need for funds increased in 2023 due to loan growth and a decrease in deposits, the Company utilized its overnight borrowing capacity through FHLBB as well as the newly established BTFP loan facility offered through FRB.  Under these arrangements, the Company had a total of $9.0 million and $44.5 million, respectively, in outstanding borrowings as of December 31, 2023.

The following table illustrates the changes in shareholders’ equity from December 31, 2022 to December 31, 2023:

Balance at December 31, 2022 (book value $13.55 per common share)	$75,176,363
Cumulative change in accounting principle (Note 2)	(549,113)
Net income	13,431,855
Issuance of common stock through the DRIP	1,382,446
Dividends declared on common stock	(5,028,021)
Dividends declared on preferred stock	(120,938)
Change in AOCI on AFS securities, net of tax	4,736,222
Balance at December 31, 2023 (book value $15.87 per common share)	$89,028,814

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

Common Stock Performance by Quarter*

	2023				2022
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$22.95	$19.75	$19.00	$18.97	$24.99	$25.00	$20.26	$19.50
Low	$18.27	$17.20	$16.05	$15.64	$21.00	$19.25	$18.25	$17.40

	2023				2022
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$21.50	$19.25	$18.50	$18.29	$22.98	$23.15	$20.25	$19.10
Low	$18.40	$17.17	$16.16	$15.62	$20.25	$19.55	$18.00	$17.40

Cash Dividends Declared	$0.23	$0.23	$0.23	$0.23	$0.22	$0.23	$0.23	$0.23

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

As of February 1, 2024, there were 5,514,402 shares of the Corporation’s common stock ($2.50 par value) outstanding, owned by 808 shareholders of record.

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

www.computershare.com

Annual Shareholders’ Meeting

The 2024 Annual Shareholders’ Meeting will be held on May 14, 2024, at 2:00 PM at the Eastside Restaurant in Newport, Vermont.

