Form 10-K, Exhibit 13
period 2024-12-31
COMMUNITY BANCORP /VT
filed 2025-03-28
CIK 718413

EXHIBIT 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Community Bancorp. and Subsidiary (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with U.S. generally accepted auditing standards, the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in the Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 28, 2025, expressed an unmodified opinion.

Basis for Opinion

The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Allowance for Credit Losses on Loans and Off-Balance Sheet Credit Exposures

As described in Note 1, 4 and 17 to the Company's consolidated financial statements, the Company has a gross loan portfolio of $928 million, related allowance for credit losses on loans of $9.8 million, off-balance sheet credit exposures of $188 million, and related allowance for credit losses on off-balance sheet credit exposures of $704 thousand as of December 31, 2024.  The Company's allowance for credit losses on loans and off-balance sheet credit exposures are material and complex estimates requiring significant management judgment in the evaluation of the credit quality and the estimation of inherent losses within the loan portfolio and off-balance sheet credit exposures.

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

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Changes in these judgments and assumptions could have a material effect on the Company’s financial results. Auditing these complex judgments and assumptions involves especially challenging auditor judgment due to the nature and extent of audit evidence and effort required to address these matters, including the extent of specialized skill or knowledge needed. The primary procedures we performed to address this critical audit matter included:

•	Testing the design of controls relating to management's review of loans, assignment of risk ratings, and consistency of application of accounting policies.

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

•	Evaluating the appropriateness of estimated funding probabilities used in the calculation of the allowance for credit losses on off-balance sheet credit exposures.

•	Evaluating the appropriateness of the Company's loan risk rating policy and testing the consistency of its application.

•	Evaluating the appropriateness of specific reserves for individually evaluated loans.

•

Verifying the mathematical accuracy and computation of the allowance for credit losses on loans and off-balance sheet credit exposures by re-performing or independently calculating significant elements of the allowance for credit losses on loans and off-balance sheet credit exposures based on relevant source documents.

We have served as the Company's auditor since 2003.

Berry Dunn McNeil & Parker, LLC

Manchester, New Hampshire

March 28, 2025

Vermont Registration No. 92-0000278

PCAOB Registration No. 136

Community Bancorp. and Subsidiary	December 31,	December 31,
Consolidated Balance Sheets	2024	2023

Assets
Cash and due from banks	$9,875,427	$15,001,122
Federal funds sold and overnight deposits	101,064,775	5,433,391
Total cash and cash equivalents	110,940,202	20,434,513
Securities available-for-sale	159,697,420	190,706,019
Restricted equity securities, at cost	2,629,350	1,642,350
Loans	927,940,805	845,429,854
Allowance for credit losses	(9,810,212)	(9,842,725)
Deferred net loan costs	648,695	573,169
Net loans	918,779,288	836,160,298
Bank premises and equipment, net	12,072,985	12,371,371
Accrued interest receivable	4,472,474	4,246,798
Bank owned life insurance	5,318,354	5,232,703
Goodwill	11,574,269	11,574,269
Other assets	23,445,787	16,976,613
Total assets	$1,248,930,129	$1,099,344,934

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$197,697,470	$202,969,957
Interest-bearing transaction accounts	304,212,085	297,030,893
Money market funds	169,533,067	121,375,419
Savings	142,925,828	151,570,686
Time deposits, $250,000 and over	42,637,716	24,676,853
Other time deposits	144,638,592	99,343,974
Total deposits	1,001,644,758	896,967,782
Repurchase agreements	48,943,996	36,255,920
Borrowed funds	72,600,000	54,600,000
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	14,806,170	9,605,418
Total liabilities	1,150,881,924	1,010,316,120

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding at December 31, 2024 and 2023 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,809,035 and 5,724,151 shares issued at December 31, 2024 and 2023, respectively (including 21,187 and 20,774 shares issued February 1, 2025 and 2024, respectively)	14,522,588	14,310,378
Additional paid-in capital	38,801,755	37,574,578
Retained earnings	61,623,460	54,198,230
Accumulated other comprehensive loss	(15,776,821)	(15,931,595)
Less: treasury stock, at cost; 210,101 shares at December 31, 2024 and 2023	(2,622,777)	(2,622,777)
Total shareholders' equity	98,048,205	89,028,814
Total liabilities and shareholders' equity	$1,248,930,129	$1,099,344,934

Book value per common share outstanding	$17.24	$15.87

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31,
Consolidated Statements of Income	2024	2023

Interest income
Interest and fees on loans	$49,624,046	$41,824,692
Interest on taxable debt securities	3,633,292	3,807,650
Interest on tax-exempt debt securities	321,645	361,268
Dividends	228,169	138,682
Interest on federal funds sold and overnight deposits	1,193,788	769,849
Total interest income	55,000,940	46,902,141

Interest expense
Interest on deposits	14,115,544	9,341,928
Interest on borrowed funds	4,358,437	1,550,048
Interest on repurchase agreements	797,002	747,091
Interest on junior subordinated debentures	1,098,590	1,053,873
Total interest expense	20,369,573	12,692,940

Net interest income	34,631,367	34,209,201
Credit loss expense	1,133,411	1,480,549
Net interest income after credit loss expense	33,497,956	32,728,652

Non-interest income
Service fees	3,811,141	3,689,047
Income from sold loans	370,360	463,444
Other income from loans	1,228,555	1,405,435
Net realized gain on sale of securities AFS	0	36,707
Other income	1,772,160	1,580,443
Total non-interest income	7,182,216	7,175,076

Non-interest expense
Salaries and wages	9,352,000	8,988,040
Employee benefits	3,875,597	3,238,939
Occupancy expenses, net	2,739,657	2,813,523
Other expenses	9,509,838	8,536,280
Total non-interest expense	25,477,092	23,576,782

Income before income taxes	15,203,080	16,326,946
Income tax expense	2,438,630	2,895,091
Net income	$12,764,450	$13,431,855

Earnings per common share	$2.28	$2.43
Weighted average number of common shares used in computing earnings per share	5,553,052	5,471,457
Dividends declared per common share	$0.94	$0.92

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
	2024	2023

Net income	$12,764,450	$13,431,855

Other comprehensive income, net of tax:
Unrealized holding gain on securities AFS arising during the period	195,918	6,031,923
Reclassification adjustment for gain realized in income	0	(36,707)
Unrealized gain during the period	195,918	5,995,216
Tax effect	(41,144)	(1,258,994)
Other comprehensive income, net of tax	154,774	4,736,222
Total comprehensive income	$12,919,224	$18,168,077

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2024 and 2023

	Common stock		Preferred stock		Additional paid-in	Retained	Accumulated other comprehensive	Treasury	Total shareholders'
	Shares	Amount	Shares	Amount	capital	earnings	loss	stock	equity

Balances, December 31, 2022	5,647,710	$14,119,275	15	$1,500,000	$36,383,235	$46,464,447	$(20,667,817)	$(2,622,777)	$75,176,363
Cumulative change in accounting principle						(549,113)			(549,113)
Balance at January 1, 2023 (as adjusted for change in accounting principle)						45,915,334			74,627,250

Comprehensive income
Net income						13,431,855			13,431,855
Other comprehensive income							4,736,222		4,736,222
Total comprehensive income									18,168,077

Cash dividends declared - common stock						(5,028,021)			(5,028,021)
Cash dividends declared - preferred stock						(120,938)			(120,938)

Issuance of common stock	76,441	191,103			1,191,343				1,382,446

Balances, December 31, 2023	5,724,151	14,310,378	15	1,500,000	37,574,578	54,198,230	(15,931,595)	(2,622,777)	89,028,814

Comprehensive income
Net income						12,764,450			12,764,450
Other comprehensive income							154,774		154,774
Total comprehensive income									12,919,224

Cash dividends declared - common stock						(5,213,595)			(5,213,595)
Cash dividends declared - preferred stock						(125,625)			(125,625)

Issuance of common stock	84,884	212,210			1,227,177				1,439,387

Balances, December 31, 2024	5,809,035	$14,522,588	15	$1,500,000	$38,801,755	$61,623,460	$(15,776,821)	$(2,622,777)	$98,048,205

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2024	2023

Cash Flows from Operating Activities:
Net income	$12,764,450	$13,431,855
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, bank premises and equipment	1,029,971	1,070,035
Credit loss expense	1,133,411	1,480,549
Deferred income tax	351,928	(373,105)
Net realized gain on sale of securities AFS	0	(36,707)
Gain on sale of loans	(88,087)	(153,491)
Loss on sale of bank premises and equipment	3,374	33,228
Gain on sale of OREO	(30,061)	0
Income from CFS Partners	(1,220,909)	(1,033,499)
Amortization of bond premium, net	208,521	256,999
Proceeds from sales of loans held for sale	5,075,326	8,034,329
Originations of loans held for sale	(4,987,239)	(7,880,838)
Increase (decrease) in taxes payable	17,177	(339,199)
Increase in interest receivable	(225,676)	(1,032,466)
Decrease in mortgage servicing rights	82,525	75,580
Decrease in right-of-use assets	65,489	201,296
Decrease in operating lease liabilities	(80,770)	(215,031)
Increase in other assets	(100,564)	(377,001)
Increase in cash surrender value of BOLI	(85,651)	(79,316)
Amortization of limited partnerships	748,525	596,429
Change in net deferred loan fees and costs	(75,526)	(79,894)
Increase in interest payable	1,326,473	1,008,140
(Decrease) increase in accrued expenses	(144,567)	14,230
Increase in other liabilities	1,033	328,394
Net cash provided by operating activities	15,769,153	14,930,517

Cash Flows from Investing Activities:
Investments - AFS
Maturities, calls, pay downs and sales	30,995,996	16,705,912
Purchases	0	(8,718,898)
Proceeds from redemption of restricted equity securities	4,418,100	3,985,100
Purchases of restricted equity securities	(5,405,100)	(4,215,700)
Increase (decrease) in limited partnership contributions payable	4,356,000	(2,601,000)
Investments in limited liability entities	(6,389,000)	(394,000)
Proceeds from distribution from CFS Partners	0	1,000,000
Increase in loans, net	(84,267,625)	(97,400,781)
Capital expenditures net of proceeds from sales of bank
premises and equipment	(791,790)	(633,462)
Proceeds from sales of OREO	305,061	0
Recoveries of loans charged off	213,554	178,780
Net cash used in investing activities	(56,564,804)	(92,094,049)

8

	2024	2023

Cash Flows from Financing Activities:
Net increase (decrease) in demand and interest-bearing transaction accounts	1,908,705	(10,142,763)
Net increase (decrease) in money market and savings accounts	39,512,790	(38,243,902)
Net increase in time deposits	63,255,481	22,382,168
Net increase in repurchase agreements	12,688,076	3,178,091
Net (decrease) increase in short-term borrowings	(12,000,000)	53,500,000
Proceeds from long-term borrowings	30,000,000	0
Repayments on long-term borrowings	0	(200,000)
Decrease in finance lease obligations	(226,863)	(219,857)
Dividends paid on preferred stock	(125,625)	(120,938)
Dividends paid on common stock	(3,711,224)	(3,675,082)
Net cash provided by financing activities	131,301,340	26,457,717

Net increase (decrease) in cash and cash equivalents	90,505,689	(50,705,815)
Cash and cash equivalents:
Beginning	20,434,513	71,140,328
Ending	$110,940,202	$20,434,513

Supplemental Schedule of Cash Paid During the Period:
Interest	$19,043,100	$11,684,800

Income taxes, net of refunds	$1,321,000	$2,865,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain on securities AFS	$195,918	$5,995,216

Loans transferred to OREO	$275,000	$0

Additions to operating lease liabilities	$138,058	$0

Investment in limited partnerships, not yet paid	$4,356,000	$0

Common Shares Dividends Paid:
Dividends declared	$5,213,595	$5,028,021
(Increase) decrease in dividends payable attributable to dividends declared	(62,984)	29,507
Dividends reinvested	(1,439,387)	(1,382,446)
Total dividends paid	$3,711,224	$3,675,082

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

ABS:	Asset backed security	FDICIA:	Federal Deposit Insurance Corporation
ACBB:	Atlantic Community Bankers Bank		Improvement Act of 1991
ACBI:	Atlantic Community Bancshares, Inc.	FHA:	Federal Housing Administration
ACH:	Automated Clearing House	FHLBB:	Federal Home Loan Bank of Boston
ACL:	Allowance for credit losses	FHLMC:	Federal Home Loan Mortgage Corporation
AFS:	Available-for-sale	FLA:	First Loss Account
Agency MBS:	MBS issued by a US government agency	FOMC:	Federal Open Market Committee
	or GSE	FRB:	Federal Reserve Board
ALCO:	Asset Liability Committee	FRBB:	Federal Reserve Bank of Boston
AML:	Anti-money laundering laws	GAAP:	Generally Accepted Accounting Principles
AOCI:	Accumulated other comprehensive income		in the United States
ASC:	Accounting Standards Codification	GSE:	Government sponsored enterprise
ASU:	Accounting Standards Update	HMDA:	Home Mortgage Disclosure Act
ATMs:	Automatic teller machines	HTM:	Held-to-maturity
ATS:	Automatic transfer service	ICS:	Insured Cash Sweeps of the IntraFi Network
Bancorp:	Community Bancorp.	IRS:	Internal Revenue Service
Bank:	Community National Bank	JNE:	Jobs for New England
BHG:	Bankers Healthcare Group	Jr:	Junior
BIC:	Borrower-in-Custody	LIBOR:	London Interbank Offered Rate
Board:	Board of Directors	LLC:	Limited liability corporation
BOLI:	Bank owned life insurance	MBS:	Mortgage-backed security
bp or bps:	Basis point(s)	MPF:	Mortgage Partnership Finance
BSA:	Bank Secrecy Act	MSAs	Metropolitan Statistical Areas
BTFP:	Bank Term Funding Program	MSRs:	Mortgage servicing rights
CBLR:	Community Bank Leverage Ratio	NII:	Net interest income
CDARS:	Certificate of Deposit Accounts Registry	NMTC:	New Markets Tax Credits
	Service of the IntraFi Network	OAS:	Other amortizing security
CDs:	Certificates of deposit	OBS:	Off-balance sheet
CECL:	Current Expected Credit Loss	OCI:	Other comprehensive income (loss)
CEO:	Credit Enhancement Obligation	OFAC:	Office of Foreign Asset Control
CFPB:	Consumer Financial Protection Bureau	OREO:	Other real estate owned
CFSG:	Community Financial Services Group, LLC	OTTI:	Other-than-temporary impairment
CFS Partners:	Community Financial Services Partners, LLC	PMI:	Private mortgage insurance
CME:	CME Group Benchmark Administration Ltd.	PPP:	Paycheck Protection Program
CMO:	Collateralized Mortgage Obligations	QM(s):	Qualified Mortgage(s)
Company:	Community Bancorp. and Subsidiary	RD:	USDA Rural Development
COVID-19:	Coronavirus Disease 2019	RESPA:	Real Estate Settlement Procedures Act
CRA:	Community Reinvestment Act	SBA:	U.S. Small Business Administration
CRE:	Commercial Real Estate	SEC:	U.S. Securities and Exchange Commission
DCF:	Discounted cash flow	SOFR:	Secured Overnight Financing Rate
DDA or DDAs:	Demand Deposit Account(s)	SOX:	Sarbanes-Oxley Act of 2002
DIF:	Deposit Insurance Fund	TILA:	Truth in Lending Act
DTC:	Depository Trust Company	USDA:	U.S. Department of Agriculture
DRIP:	Dividend Reinvestment Plan	VA:	U.S. Veterans Administration
Exchange Act:	Securities Exchange Act of 1934	VIE:	Variable interest entities
FASB:	Financial Accounting Standards Board	2017 Tax Act:	Tax Cut and Jobs Act of 2017
FDIA:	Federal Deposit Insurance Act	2018 Regulatory	Economic Growth, Regulatory Relief and
FDIC:	Federal Deposit Insurance Corporation	Relief Act:	Consumer Protection Act of 2018

The consolidated financial statements include the accounts of the Bancorp. and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated. The Company is considered a “smaller reporting company” and a “non-accelerated filer” under the disclosure rules of the SEC. Accordingly, the Company has elected to provide smaller reporting company scaled disclosures where management deems it appropriate, and to provide its audited consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period.

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

The Company has established an LLC to facilitate its purchase of federal NMTC under an investment structure designed by a local community development entity. Management has evaluated the Company’s interest in the LLC under the ASC guidance relating to VIEs in light of the overall structure and purpose of the NMTC financing transaction and has concluded that the LLC should not be consolidated in the Company’s financial statements for financial reporting purposes, as the Company is not the primary beneficiary of the NMTC structure, does not exercise control within the overall structure and is not obligated to absorb a majority of any losses of the NMTC structure (see Note 9).

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

Material estimates that are particularly susceptible to significant change include those relating to the determination of the ACL and the valuation of OREO. In connection with evaluating loans for impairment or assigning the carrying value of OREO, management generally obtains independent evaluations or appraisals for significant properties. While the ACL and the carrying value of OREO were determined using management's best estimate of probable loan and OREO losses, respectively, as of the balance sheet date, the ultimate collection of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the fair value of OREO are susceptible to uncertainties and changes in several factors, especially local real estate market conditions. The amount of change that is reasonably possible cannot be estimated.

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

Presentation of cash flows

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods) and overnight deposits.

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

ACL – AFS Debt Securities: For AFS debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income.

Changes in the ACL on AFS debt securities are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on AFS debt securities which totaled $509,429 and $606,237 on December 31, 2024 and 2023, respectively, was reported in accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses.

Other investments

In December 2024, the Company made an equity investment in a NMTC financing structure (see Note 9). The Company’s investment in the NMTC is amortized using the proportional amortization method.

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

To access correspondent banking services from ACBB, the Company is required to invest in a minimum of 20 shares of the common stock of ACBB’s parent company, ACBI.

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

Loan interest income is accrued daily on the outstanding balances. For all loan segments, the accrual of interest is discontinued when a loan is delinquent 90 days and management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income is generally not recognized unless the likelihood of further loss is considered by management to be remote. Interest payments received on non-accrual loans are generally applied as a reduction of the loan principal balance. Loans are returned to accrual status when principal and interest payments are brought current, and the customer has demonstrated the intent and ability to make future payments on a timely basis. Loans are written down or charged off when collection of principal is considered doubtful.

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

Unsecured loans are charged off when they become uncollectible and no later than 120 days past due. Unsecured loans to customers who subsequently file bankruptcy, are charged off within 30 days of receipt of the notification of filing or by the end of the month in which the loans become 120 days past due, whichever occurs first. For secured loans, both residential and commercial, the potential loss on these loans is carried as a loan loss reserve specific allocation; the loss portion is charged off when collection of the full loan appears unlikely. The unsecured portion of a real estate loan is that portion of the loan exceeding the "fair value" of the collateral less the estimated cost to sell. The value of the collateral is determined in accordance with the Company’s appraisal policy. The unsecured portion of a real estate secured loan is charged off by the end of the month in which the loan becomes 180 days past due.

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

The Company utilizes a DCF approach to calculate the expected loss for each portfolio segment. Within the DCF model, probability of default (PD) and loss given default (LGD) assumptions are applied to calculate the expected loss for each segment. PD is management’s estimate of the probability the asset will default within a given timeframe and LGD is management’s estimate of the percentage of assets not expected to be collected due to default. The Company's PD and LGD assumptions may be derived from internal historical default and loss experience or from external data where there are not statistically meaningful loss events for a loan segment, or it does not have default and loss data that covers a full economic cycle.

As of December 31, 2024 and 2023, the primary macroeconomic drivers used within the DCF model included forecasts of civilian unemployment and changes in national gross domestic product (GDP). Management monitors and assesses its macroeconomic drivers at least annually (generally in the fourth quarter, or more frequently as circumstances warrant) to determine whether they continue to be the most predictive indicator of losses within the Company's loan portfolio, and these macroeconomic drivers may change from time to time.

To determine its reasonable and supportable forecast, management may leverage macroeconomic forecasts obtained from various reputable sources, which may include, but are not limited to, the FOMC forecast and other publicly available forecasts from well recognized, leading economists or firms. The Company's reasonable and supportable forecast period generally ranges from one to three years, depending on the facts and circumstances of the current state of the economy, portfolio segment, and management's judgment of what can be reasonably supported. The model reversion period generally ranges from one to six years, and it also depends on the current state of the economy and management's judgments of such. Management monitors and assesses the forecast and reversion period at least annually, or more frequently as circumstances warrant. The Company used a one-year forecast and reversion period to calculate the ACL on loans as of December 31, 2024 and 2023.

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

In calculating the ACL on loans, the contractual life of a loan must be adjusted for prepayments to arrive at expected cash flows. The Company models term loans using an annualized prepayment. When the Company has a specific expectation of differing payment behavior for a given loan, the loan may be evaluated individually. For revolving loans that do not have a principal payment schedule, a curtailment rate is factored into the expected cash flow.

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

Qualitative factors are also applied to include the levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of CRE loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available. During the fourth quarter of 2024, after review and analysis, management adjusted the qualitative factors for credit management oversight in all loan segments, reflecting certain personnel changes at the Company, including the retirement of the current Chief Executive Officer and the former Chief Lending Officer (CLO) taking on the combined role of President & Chief Executive Officer, with the senior team overseeing credit and lending being new in their roles. The qualitative factors for criticized and classified loans in the commercial and industrial and CRE portfolios were adjusted to reflect recent trends. The qualitative factors for external factors, exceptions, and delinquency and non-performing loans in the consumer portfolio were adjusted to improve a low coverage ratio discovered during backtesting.

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

Purchased –Loans in this segment are loans purchased through a loan purchasing program with BHG. BHG originates commercial loans to medical professionals and consumer loans to other professionals nationwide and sells them individually to a secondary market, primarily banks, through a bid process. The Bank has established conservative credit parameters and expects a low risk of default in this portfolio.

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

Municipal –Loans in this segment are made to local municipalities, attributable to municipal financing transactions and backed by the full faith and credit of town governments or dedicated governmental revenue sources, with no historical losses recognized by the Company. Qualitative factors are not utilized in the manual entry method for municipal loans.

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

Preferred stock

In December 2007, the Company issued 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and having a liquidation preference of $100,000 per share. There were 15 shares of preferred stock outstanding as of December 31, 2024 and 2023. Under the terms of the preferred stock, the Company pays non-cumulative cash dividends quarterly, when, as and if declared by the Board. Dividends are payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period. A variable rate of 7.50% was in effect for the first quarter dividend payment in 2023, followed by several increases during 2023 with a rate of 8.50% in effect for the last quarter of 2023, which remained in effect for the first three quarters of 2024, followed by a decrease to end 2024 at 7.50%. Partial redemptions of the Company’s preferred stock began in 2018 and are at the discretion of management and voted on by the Board. Prior to 2020, the Company had redeemed 10 shares of preferred stock at an aggregate redemption price of $1,000,000 plus accrued dividends. The Company chose to not redeem any additional preferred shares during 2023 and 2024 but may consider further redemptions in future periods.

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

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividends declared on the preferred stock:

Years Ended December 31,	2024	2023

Net income, as reported	$12,764,450	$13,431,855
Less: dividends to preferred shareholders	125,625	120,938
Net income available to common shareholders	$12,638,825	$13,310,917
Weighted average number of common shares used in calculating earnings per share	5,553,052	5,471,457
Earnings per common share	$2.28	$2.43

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

Segment Information

The Company's reportable segment is determined by the Treasurer, who is the designated chief operating decision maker, based upon information provided about the Company's products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided by the chief operating decision maker, who uses such information to review the performance of various components of the business, which are then aggregated if operating performance, products/services, and customers are similar. The chief operating decision maker will evaluate the financial performance of the Company's business components such as by evaluating revenue streams, significant expenses, and budget to actual results in assessing the Company's segment and in the determination of allocating resources. The chief operating decision maker uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The chief operating decision maker uses consolidated net income to benchmark the Company against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposit product service fees provide the revenues in the banking operation. Interest expense, credit loss expense, and salaries and employee benefits, as reported on the consolidated statements of income, provide the significant expenses in the banking operation. All operations are domestic.

Accounting policies for segments are the same as those described herein. Segment performance is evaluated using consolidated net income. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. Noncash items, such as depreciation and amortization, as well as expenditures for premises and equipment, are reported on the consolidated statements of cash flows.

Note 2. Recent Accounting Developments

In November 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures.The ASU provides more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information, such as requiring the disclosure of specific categories in the rate reconciliation and the disaggregation of income tax expense and income taxes paid by federal, state, and foreign taxes. The ASU is effective for annual periods beginning after December 15, 2024 with early adoption permitted. The Company adopted this ASU in 2024 as permitted, and it did not have a material impact on the Company's consolidated financial statements.

In December 2024, the FASB issued ASU No. 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires disclosure in the notes to financial statements of specified information about certain costs and expenses. Public business entities must disclose the amount of employee compensation, depreciation, and intangible asset amortization. A qualitative description of the amounts remaining in relevant expense captions must be disclosed if not disaggregated quantitatively. The ASU is effective for annual periods beginning after December 15, 2026. Management is reviewing the ASU but does not expect that it will have a material effect on the Company’s consolidated financial statements.

Note 3. Investment Securities

Debt securities AFS as of the balance sheet dates consisted of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2024
U.S. GSE debt securities	$12,000,000	$0	$1,036,485	$10,963,515
U.S. Government securities	27,579,709	0	824,566	26,755,143
Taxable Municipal securities	300,000	0	52,255	247,745
Tax-exempt Municipal securities	10,772,633	79,789	614,169	10,238,253
Agency MBS	119,522,274	130,900	17,396,937	102,256,237
ABS and OAS	2,098,461	0	140,696	1,957,765
CMO	6,899,002	0	93,467	6,805,535
Other investments	496,000	0	22,773	473,227
Total	$179,668,079	$210,689	$20,181,348	$159,697,420

December 31, 2023
U.S. GSE debt securities	$12,000,000	$0	$1,172,426	$10,827,574
U.S. Government securities	41,207,049	0	1,943,800	39,263,249
Taxable Municipal securities	300,000	0	53,035	246,965
Tax-exempt Municipal securities	10,832,494	158,982	517,691	10,473,785
Agency MBS	132,043,238	321,880	16,502,319	115,862,799
ABS and OAS	2,533,872	0	186,251	2,347,621
CMO	10,963,942	0	226,346	10,737,596
Other investments	992,000	0	45,570	946,430
Total	$210,872,595	$480,862	$20,647,438	$190,706,019

The Company had investments in Agency MBS exceeding 10% of shareholders’ equity with a book value of $119.5 million and $132.0 million, respectively, and a fair value of $102.3 million and $115.9 million, respectively, as of December 31, 2024 and 2023.

There were no sales of investment securities during 2024. Proceeds from sales of investment securities amounted to $1,183,078, with realized gains of $36,707 for 2023.

Investment securities pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law consisted of U.S. GSE debt securities, Agency MBS, and ABS and OAS. These repurchase agreements mature daily. These pledged securities as of the balance sheet dates were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2024	$61,463,021	$52,603,659
December 31, 2023	59,300,089	52,107,148

Investment securities pledged as collateral for BTFP borrowings consisted of U.S. Government securities and U.S. GSE debt securities with an aggregate amortized cost and fair value of these pledged investments as of the balance sheet dates as follows:

	Amortized	Fair
	Cost	Value

December 31, 2024	$58,548,143	$52,695,867
December 31, 2023	49,232,069	43,795,542

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

The scheduled maturities of debt securities AFS at December 31, 2024 were as follows:

	Amortized	Fair
	Cost	Value
December 31, 2024
Due in one year or less	$20,265,651	$20,002,880
Due from one to five years	26,774,356	25,165,820
Due from five to ten years	1,300,000	1,070,473
Due after ten years	11,805,798	11,202,010
Agency MBS	119,522,274	102,256,237
Total	$179,668,079	$159,697,420

Debt securities with unrealized losses for which an ACL has not been recorded as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2024
U.S. GSE debt securities	$0	$0	$10,963,515	$1,036,485	11	$10,963,515	$1,036,485
U.S. Government securities	0	0	26,755,143	824,566	41	26,755,143	824,566
Taxable Municipal securities	0	0	247,745	52,255	1	247,745	52,255
Tax-exempt Municipal securities	3,043,981	37,705	3,945,428	576,464	15	6,989,409	614,169
Agency MBS	2,480,313	27,200	91,208,171	17,369,737	118	93,688,484	17,396,937
ABS and OAS	0	0	1,957,765	140,696	4	1,957,765	140,696
CMO	0	0	6,805,535	93,467	7	6,805,535	93,467
Other investments	0	0	473,227	22,773	2	473,227	22,773
Total	$5,524,294	$64,905	$142,356,529	$20,116,443	199	$147,880,823	$20,181,348

December 31, 2023
U.S. GSE debt securities	$0	$0	$10,827,574	$1,172,426	11	$10,827,574	$1,172,426
U.S. Government securities	0	0	39,263,249	1,943,800	54	39,263,249	1,943,800
Taxable Municipal securities	0	0	246,965	53,035	1	246,965	53,035
Tax-exempt Municipal securities	529,571	9,468	4,058,155	508,223	10	4,587,726	517,691
Agency MBS	1,328,433	9,218	103,000,706	16,493,101	119	104,329,139	16,502,319
ABS and OAS	0	0	2,347,621	186,251	4	2,347,621	186,251
CMO	3,309,165	18,554	7,428,431	207,792	10	10,737,596	226,346
Other investments	0	0	946,430	45,570	4	946,430	45,570
Total	$5,167,169	$37,240	$168,119,131	$20,610,198	213	$173,286,300	$20,647,438

The Company adopted ASU No. 2016-13 effective January 1, 2023, which requires credit losses on debt securities AFS to be recorded in an allowance for credit losses and eliminates the concept of OTTI for debt securities AFS. Under the ASU, if the Company intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, then the credit loss is recorded through an allowance rather than as a write-down of the security. As of December 31, 2024 and 2023, the Company did not have the intent to sell, nor was it more likely than not that we would be required to sell any of the debt securities AFS in an unrealized loss position prior to recovery; accordingly, the Company determined that no individual debt securities in an unrealized loss position as of such date represented credit losses that would require an ACL. The Company concluded that the unrealized losses were primarily attributed to increases in market interest rates since these securities were purchased under other market conditions.

There was no ACL on AFS debt securities as of December 31, 2024 or 2023.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB. As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB. As a result of the Bank’s level of borrowings during 2024 and 2023, the Bank was required to purchase additional FHLBB stock in aggregate totaling $5.4 million and $4.2 million, respectively. As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB to maintain compliance with its capital plan. During 2024 and 2023, FHLBB exercised capital call options with redemptions totaling $4.4 million and $4.0 million, respectively, on the Company’s portfolio of FHLBB stock. As of December 31, 2024 and 2023, the Company’s investment in FHLBB stock was $1.9 million and $964 thousand, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2024.

The Company’s investment in FRBB Stock was $588,150 at December 31, 2024 and 2023.

In 2018, the Company purchased 20 shares of common stock in ACBI at a purchase price of $90,000, for the purpose of obtaining access to correspondent banking services from ACBI subsidiary, ACBB. These shares are subject to contractual resale restrictions and considered by management to be restricted and are recorded in the balance sheet at cost, amounting to $90,000 at December 31, 2024 and 2023.

Note 4. Loans, Allowance for Credit Losses, Credit Quality and Off-Balance Sheet Credit Exposures

The composition of net loans as of the balance sheet dates was as follows:

December 31,	2024		2023

Commercial & industrial	$124,055,652	13.37%	$121,705,707	14.40%
Purchased (1)	7,808,877	0.84%	10,568,922	1.25%
Commercial real estate	472,152,857	50.88%	414,880,621	49.07%
Municipal	67,087,399	7.23%	54,466,988	6.44%
Residential real estate - 1st lien	218,090,893	23.50%	208,824,888	24.70%
Residential real estate - Jr lien	35,691,181	3.85%	31,668,811	3.75%
Consumer	3,053,946	0.33%	3,313,917	0.39%
Total loans	927,940,805	100.00%	845,429,854	100.00%

ACL	(9,810,212)		(9,842,725)
Deferred net loan costs	648,695		573,169
Net loans	$918,779,288		$836,160,298

(1)	At December 31, 2024, Purchased loans consisted of $4.0 million in commercial loans and $3.8 million in consumer loans, compared to $5.7 million and $4.9 million, respectively, at December 31, 2023.

The Company did not purchase any loans during 2024.

Accrued interest receivable on loans totaled $3.8 million and $3.6 million on December 31, 2024 and 2023, respectively, and was reported in accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses.

Credit loss expense

Years Ended December 31,	2024	2023

Credit loss expense - loans	$1,235,607	$1,230,879
Credit loss (reversal) expense - OBS credit exposure	(102,196)	249,670
Credit loss expense	$1,133,411	$1,480,549

The following tables present the activity in the ACL on loans by portfolio segment for the periods presented.

As of or for the year ended December 31, 2024

	Balance			Credit Loss	Balance
	December 31,			Expense	December 31,
	2023	Charge-offs	Recoveries	(Reversal)	2024

Commercial & Industrial	$1,100,688	$(1,263,015)	$163,743	$726,072	$727,488
Purchased	37,065	0	0	(14,650)	22,415
Commercial Real Estate	5,522,082	(126,393)	13,718	1,078,293	6,487,700
Municipal	136,167	0	0	31,552	167,719
Residential Real Estate - 1st Lien	2,590,926	0	1,386	(505,278)	2,087,034
Residential Real Estate - Jr Lien	431,007	0	15,538	(155,306)	291,239
Consumer	24,790	(92,266)	19,169	74,924	26,617
Totals	$9,842,725	$(1,481,674)	$213,554	$1,235,607	$9,810,212

As of or for the year ended December 31, 2023

		Impact of
	Balance	Adoption of			Credit Loss	Balance
	December 31, 2022	ASU No. 2016-13	Charge-offs	Recoveries	Expense (Reversal)	December 31, 2023

Commercial & Industrial	$1,116,322	$(164,115)	$(386,578)	$10,237	$524,822	$1,100,688
Purchased	53,090	(29,196)	0	0	13,171	37,065
Commercial Real Estate	5,061,813	(22,467)	0	22,058	460,678	5,522,082
Municipal	62,339	24,243	0	0	49,585	136,167
Residential Real Estate - 1st Lien	2,001,836	273,167	(1,625)	72,588	244,960	2,590,926
Residential Real Estate - Jr Lien	241,950	297,746	0	29,240	(137,929)	431,007
Consumer	69,686	(33,813)	(131,332)	44,657	75,592	24,790
Unallocated	102,189	(102,189)	0	0	0	0
Totals	$8,709,225	$243,376	$(519,535)	$178,780	$1,230,879	$9,842,725

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

Credit risk ratings are dynamic and require updating whenever relevant information is received.  Risk ratings are assessed on an ongoing basis and at various points, including at delinquency or at the time of other adverse events.  For larger, more complex or adversely rated loans, risk ratings are also assessed at the time of annual or periodic review.  Lenders are required to make immediate disclosure to the Senior Lender of any known increase in loan risk, even if considered temporary in nature.

The risk ratings within the loan portfolio and current period gross charge-offs, by loan segment and origination year were as follows:

As of December 31, 2024
							Revolving	Revolving
							Loans	Loans
	Term Loans Amortized Cost Basis by Origination Year						Amortized	Converted
	2024	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
	(Dollars in Thousands)
Commercial & Industrial:
Pass	$24,900	$12,876	$14,797	$9,402	$1,696	$6,016	$44,079	$0	$113,766
Special mention	0	50	34	148	0	0	1,302	0	1,534
Substandard/Doubtful	0	298	1,275	563	294	1,613	4,713	0	8,756
Total	$24,900	$13,224	$16,106	$10,113	$1,990	$7,629	$50,094	$0	$124,056

Purchased:
Pass	$0	$4,100	$81	$900	$1,012	$1,716	$0	$0	$7,809
Total	$0	$4,100	$81	$900	$1,012	$1,716	$0	$0	$7,809

Commercial real estate:
Pass	$54,938	$69,509	$90,849	$33,881	$36,087	$104,272	$70,076	$0	$459,612
Special mention	0	0	0	1,536	4,741	786	0	0	7,063
Substandard/Doubtful	0	0	0	603	2,896	1,979	0	0	5,478
Total	$54,938	$69,509	$90,849	$36,020	$43,724	$107,037	$70,076	$0	$472,153

Municipal:
Pass	$34,769	$180	$458	$2,858	$3,696	$9,137	$15,989	$0	$67,087
Total	$34,769	$180	$458	$2,858	$3,696	$9,137	$15,989	$0	$67,087

Residential real estate - 1st lien:
Pass	$28,738	$29,761	$35,389	$37,294	$29,691	$51,876	$2,593	$0	$215,342
Special mention	0	161	0	0	0	212	0	0	373
Substandard/Doubtful	0	0	299	123	1,774	180	0	0	2,376
Total	$28,738	$29,922	$35,688	$37,417	$31,465	$52,268	$2,593	$0	$218,091

Residential real estate - Jr lien:
Pass	$3,990	$1,765	$1,845	$301	$526	$1,173	$24,556	$1,512	$35,668
Substandard/Doubtful	0	0	0	0	0	23	0	0	23
Total	$3,990	$1,765	$1,845	$301	$526	$1,196	$24,556	$1,512	$35,691

Consumer
Pass	$1,466	$764	$442	$188	$75	$119	$0	$0	$3,054
Total	$1,466	$764	$442	$188	$75	$119	$0	$0	$3,054

Total Loans	$148,801	$119,464	$145,469	$87,797	$82,488	$179,102	$163,308	$1,512	$927,941

As of December 31, 2024, there were no Special mention loans within the Residential real estate Jr lien loan segment and no Special mention or Substandard/Doubtful loans within the Purchased, Municipal and Consumer loan segments.

For the year ended December 31, 2024
	Term Loans Amortized Cost Basis by Origination Year
	2024	2023	2022	2021	2020	Prior	Total
	(Dollars in Thousands)
Current period gross charge-offs
Commercial & Industrial	$0	$14	$0	$5	$0	$1,244	$1,263
Commercial real estate	0	0	0	0	45	81	126
Consumer	1	30	3	3	0	56	93
Total current period gross charge-offs	$1	$44	$3	$8	$45	$1,381	$1,482

For the year ended, December 31, 2024, there were no current period gross charge-offs within the Purchased, Municipal, Residential real estate 1st lien and Residential real estate Jr lien loan segments.

As of December 31, 2023							Revolving	Revolving
							Loans	Loans
	Term Loans Amortized Cost Basis by Origination Year						Amortized	Converted
	2023	2022	2021	2020	2019	Prior	Cost Basis	to Term	Total
	(Dollars in Thousands
Commercial & Industrial:
Pass	$15,876	$18,645	$12,964	$2,776	$3,744	$3,957	$46,645	$0	$104,607
Special mention	310	887	750	0	10	560	9,285	0	11,802
Substandard/Doubtful	0	419	167	453	258	1,548	2,451	0	5,296
Total commercial	$16,186	$19,951	$13,881	$3,229	$4,012	$6,065	$58,381	$0	$121,705

Purchased:
Pass	$5,186	$94	$1,581	$1,464	$2,244	$0	$0	$0	$10,569
Total purchased	$5,186	$94	$1,581	$1,464	$2,244	$0	$0	$0	$10,569

Commercial real estate:
Pass	$70,549	$83,453	$38,942	$43,405	$34,725	$85,688	$49,721	$0	$406,483
Special mention	0	373	1,471	0	0	0	0	0	1,844
Substandard/Doubtful	356	0	0	3,318	1,361	1,519	0	0	6,554
Total commercial real estate	$70,905	$83,826	$40,413	$46,723	$36,086	$87,207	$49,721	$0	$414,881

Municipal:
Pass	$29,055	$695	$3,263	$4,571	$527	$10,180	$6,176	$0	$54,467
Total municipal	$29,055	$695	$3,263	$4,571	$527	$10,180	$6,176	$0	$54,467

Residential real estate - 1st lien:
Pass	$30,378	$39,540	$41,214	$32,966	$10,018	$50,585	$1,440	$0	$206,141
Special mention	164	299	129	0	0	0	0	0	592
Substandard/Doubtful	0	0	0	1,831	36	225	0	0	2,092
Total residential real estate - 1st lien	$30,542	$39,839	$41,343	$34,797	$10,054	$50,810	$1,440	$0	$208,825

Residential real estate - Jr lien:
Pass	$2,239	$1,940	$350	$596	$489	$1,069	$23,298	$1,659	$31,640
Substandard/Doubtful	0	0	0	0	0	29	0	0	29
Total residential real estate - Jr lien	$2,239	$1,940	$350	$596	$489	$1,098	$23,298	$1,659	$31,669

Consumer
Pass	$1,685	$829	$405	$211	$97	$87	$0	$0	$3,314
Total consumer	$1,685	$829	$405	$211	$97	$87	$0	$0	$3,314

Total Loans	$155,798	$147,174	$101,236	$91,591	$53,509	$155,447	$139,016	$1,659	$845,430

As of December 31, 2023, there were no Special mention loans within the Residential real estate Jr lien loan segment and no Special mention or Substandard/Doubtful loans within the Purchased, Municipal and Consumer loan segments.

For the year ended December 31, 2023
	Term Loans Amortized Cost Basis by Origination Year
	2023	2022	2021	2020	2019	Prior	Total
	(Dollars in Thousands)
Current period gross charge-offs
Commercial & Industrial	$0	$150	$25	$0	$0	$212	$387
Residential real estate – 1st lien	0	0	0	0	0	2	2
Consumer	33	32	1	0	4	61	131
Total current period gross charge-offs	$33	$182	$26	$0	$4	$275	$520

For the year ended, December 31, 2023, there were no current period gross charge-offs within the Purchased, CRE, Municipal and Residential real estate Jr lien loan segments,

The following tables present the amortized cost basis of loans on nonaccrual status and loans past due 90 days or more and still accruing as of the dates presented.  There were no nonaccrual loans with an ACL at December 31, 2024 or 2023.

		90 Days or
		More and
December 31, 2024	Nonaccrual	Accruing

Commercial & industrial	$6,365,276	$0
Commercial real estate	1,196,838	0
Residential real estate - 1st lien	752,850	806,325
Residential real estate - Jr lien	23,202	0
Totals	$8,338,166	$806,325

December 31, 2023

Commercial & industrial	$3,632,659	$0
Commercial real estate	2,818,283	38,779
Residential real estate - 1st lien	415,074	446,395
Residential real estate - Jr lien	89,030	0
Totals	$6,955,046	$485,174

The following is an age analysis of loans (including non-accrual), as of the balance sheet dates, by portfolio segment:

		90 Days	Total
December 31, 2024	30-89 Days	or More	Past Due	Current	Total Loans

Commercial & industrial	$249,577	$1,286,921	$1,536,498	$122,519,154	$124,055,652
Purchased	0	0	0	7,808,877	7,808,877
Commercial real estate	711,925	25,050	736,975	471,415,882	472,152,857
Municipal	0	0	0	67,087,399	67,087,399
Residential real estate - 1st lien	2,471,244	1,306,019	3,777,263	214,313,630	218,090,893
Residential real estate - Jr lien	88,514	0	88,514	35,602,667	35,691,181
Consumer	13,151	0	13,151	3,040,795	3,053,946
Totals	$3,534,411	$2,617,990	$6,152,401	$921,788,404	$927,940,805

		90 Days	Total
December 31, 2023	30-89 Days	or More	Past Due	Current	Total Loans

Commercial & industrial	$253,974	$3,068,578	$3,322,552	$118,383,155	$121,705,707
Purchased	0	0	0	10,568,922	10,568,922
Commercial real estate	178,083	944,669	1,122,752	413,757,869	414,880,621
Municipal	0	0	0	54,466,988	54,466,988
Residential real estate - 1st lien	1,856,944	646,980	2,503,924	206,320,964	208,824,888
Residential real estate - Jr lien	245,856	25,007	270,863	31,397,948	31,668,811
Consumer	14,728	0	14,728	3,299,189	3,313,917
Totals	$2,549,585	$4,685,234	$7,234,819	$838,195,035	$845,429,854

For all loan segments, loans over 30 days past due are considered delinquent.

The following tables present the amortized cost basis of collateral-dependent loans as of the balance sheet dates, by collateral type:

December 31, 2024	Real Estate

Residential real estate - 1st lien	$593,678

December 31, 2023	Business
	Assets (1)	Real Estate	Total

Commercial	$1,298,717	$0	$1,298,717
Commercial real estate	0	1,263,495	1,263,495
Residential real estate - 1st lien	0	167,363	167,363
	$1,298,717	$1,430,858	$2,729,575

(1)	Including, but not limited to, inventory, equipment, and accounts receivable, but excluding real estate.

Residential real estate loans in process of foreclosure as of the balance sheet dates comprised of the following:

	Number of loans	Balance

December 31, 2024	1	$88,780
December 31, 2023	0	$0

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

The following table presents the amortized cost basis of loans as of December 31, 2024, that were both experiencing financial difficulty and modified during the twelve months ended December 31, 2024, by class and by type of modification. The percentage of the amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each class of financing receivable is also presented below.

Combination
Payment
			Delay and	Total Class
	Payment	Term	Term	of Financing
	Delay	Extension	Extension	Receivable

Commercial & Industrial	$1,628,466	$10,695	$107,135	1.41%

As of December 31, 2024, the Company was not committed to lend additional amounts to the borrowers whose loans are included in the table above.

The following table presents the financial effect of the loan modifications presented above to borrowers experiencing financial difficulty for the year ended December 31, 2024.

Weighted-
Average
Term Extension
(months/years)

Commercial & Industrial	10 months

There were no loan modifications that were past due as of December 31, 2024, or that had a payment default since modification.

There were no loan modifications during 2023.

Note 5. Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $127.9 million and $136.7 million at December 31, 2024 and 2023, respectively. Proceeds on loan sales of $5.1 million and $8.0 million were realized for December 31, 2024 and 2023, with net gains of $88,087 and $153,491 for the respective periods. Most loan sales are with servicing rights retained.

The following table summarizes changes in the carrying amount of MSRs, included in other assets in the consolidated balance sheets, for the years ended December 31,

	2024	2023

Balance at beginning of year	$787,013	$862,593
MSRs capitalized	42,551	68,297
MSRs amortized	(125,076)	(143,877)
Balance at end of year	$704,488	$787,013

Note 6. Bank Premises and Equipment

The major classes of bank premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2024	2023

Buildings and improvements	$10,848,724	$10,712,053
Land and land improvements	3,096,142	3,026,281
Furniture and equipment	6,983,199	6,360,991
Leasehold improvements	869,474	869,473
Finance lease	4,018,377	4,018,377
Operating leases	1,426,517	1,417,859
Other prepaid assets	27,500	160,881
Total bank premises and equipment	27,269,933	26,565,915
Less accumulated depreciation and amortization	(15,196,948)	(14,194,544)
Net bank premises and equipment	$12,072,985	$12,371,371

Note 7. Leases

The Company has operating and finance leases for some of its bank premises, with remaining lease terms of one year to 16 years. Some of the operating leases have options to renew, which are reflected in the years disclosed. The Company’s operating lease right-of-use assets and finance lease assets are included in “Bank premises and equipment, net” in the consolidated balance sheets and operating lease liabilities and finance lease liabilities are included in Accrued interest and other liabilities in the consolidated balance sheets.

The components of lease expense for the periods presented were as follows:

Years Ended December 31,	2024	2023

Operating lease cost	$206,647	$209,697

Finance lease cost:
Amortization of right-of-use assets	$227,279	$227,279
Interest on lease liabilities	75,956	81,072
Total finance lease cost	$303,235	$308,351

Total rental expense not associated with operating lease costs above amounted to $21,665 and $13,691 for the years ended December 31, 2024 and 2023, respectively.

Supplemental information related to leases as of the balance sheet dates was as follows:

December 31,	2024	2023

Operating Leases
Operating lease right-of-use assets	$395,705	$452,536

Operating lease liabilities	$371,258	$443,370

Finance Leases
Finance lease right-of-use assets	$3,170,768	$3,398,047

Finance lease liabilities	$3,198,108	$3,424,971

December 31,	2024	2023

Weighted Average Remaining Lease Term (in Years)
Operating Leases	1.8	1.7
Finance Leases	13.7	14.7

Weighted Average Discount Rate
Operating Leases	2.38%	1.28%
Finance Leases	2.29%	2.29%

Operating lease obligations

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2029, with options to renew. Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2024 for each of the next three years and in aggregate are:

2025	$185,265
2026	130,764
2027	32,546
2028	33,523
2029	8,442
Total	$390,540

Finance lease obligations

The following is a schedule of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of December 31, 2024:

2025	$304,758
2026	311,451
2027	320,076
2028	322,163
2029	324,303
Subsequent to 2029	2,114,847
Total minimum lease payments	3,697,598
Less amount representing interest	(499,490)
Present value of net minimum lease payments	$3,198,108

A reconciliation of the undiscounted cash flows in the maturity analysis above and the lease liability recognized in the consolidated balance sheets as of December 31, 2024, is shown below:

	Operating Leases	Finance Leases

Undiscounted cash flows	$390,540	$3,697,598
Discount effect of cash flows	(19,282)	(499,490)
Lease liabilities	$371,258	$3,198,108

Note 8. Goodwill

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. The goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2024 and 2023 and concluded that no impairment existed as of such dates.

Note 9. Other Investments

The Company has established a single-member LLC to facilitate the purchase of federal NMTC through an investment structure designed by a local community development entity. The LLC does not conduct any business apart from its role in the NMTC financing structure. The Company’s investment involves a project with a local industrial firm for the purpose of modernizing and expanding its current facilities and increasing the workforce. The NMTC equity investment generated tax credits of $300,000 for 2024, with an amortization expense of $251,934. The carrying value of the NMTC equity investment was $1.7 million at December 31, 2024, and is included in Other assets in the consolidated balance sheets.

The Company purchases, from time to time, interests in various limited partnerships established to acquire, own, and rent residential housing for low- and moderate-income residents of northeastern and central Vermont. The tax credits from these investments were $998,450 and $698,450 for the years ended December 31, 2024 and 2023, respectively. Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $496,591 and $596,429 for 2024 and 2023, respectively. The carrying values of the limited partnership investments were $9,833,005 and $4,192,530 at December 31, 2024 and 2023, respectively, and are included in Other assets.

The Bank has a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through CFS Partners, a Vermont LLC that owns 100% of the LLC equity interests of CFSG. The Bank accounts for its investment in CFS Partners under the equity method of accounting. The Company's investment in CFS Partners, included in Other assets, amounted to $5,011,402 and $3,790,493 as of December 31, 2024 and 2023, respectively. The Company recognized income of $1,220,909 and $1,033,499 for 2024 and 2023, respectively, through CFS Partners from the operations of CFSG.

Note 10. Deposits

The following is a maturity distribution of time deposits at December 31, 2024:

2025	$170,554,124
2026	10,849,048
2027	2,913,990
2028	1,688,793
2029	1,270,353
Total time deposits	$187,276,308

Total deposits in excess of the FDIC insurance level amounted to $325,985,307 as of December 31, 2024.

Note 11. Borrowed Funds

The following table reflects the Company’s outstanding advances with FHLBB as of the balance sheet dates presented:

	2024	2023

FHLBB Long-Term Advances
FHLBB term advance, 0.00%, due November 12, 2025 (1)	$300,000	$300,000
FHLBB term advance, 0.00%, due November 13, 2028 (1)	800,000	800,000
FHLBB option advance, 4.54%, due May 15, 2026	10,000,000	0
FHLBB option advance, 4.74%, due May 26, 2026	5,000,000	0
FHLBB option advance, 3.89%, due February 01, 2027	5,000,000	0
FHLBB option advance, 4.27%, due June 07, 2027	10,000,000	0
Total Long-Term Advances	31,100,000	1,100,000

Overnight Borrowings
Correspondent Banks, 5.56%	0	9,000,000

Total FHLBB Advances and Overnight Borrowings	$31,100,000	$10,100,000

(1)

The FHLBB is providing a subsidy, funded by the FHLBB’s earnings, to write down interest rates to 0% on JNE advances that finance qualifying loans to small businesses. JNE advances must support small business in New England that create and/or retain jobs or otherwise contribute to overall economic development activities.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1-4 family residential properties, as well as certain qualifying CRE loans.  Qualified collateral for these borrowings totaled $151,113,385 and $156,633,552 as of December 31, 2024 and 2023, respectively, and the Company's gross potential borrowing capacity under this arrangement was $108,736,377 and $109,444,670, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB. At December 31, 2024 and 2023, $0 and $45,250,000 in FHLBB letters of credit was utilized as collateral for these deposits. Total fees paid by the Company in connection with issuance of these letters of credit were $82,255 for 2024 and $61,029 for 2023.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB at December 31, 2024 and 2023, with no outstanding advances under this line at either year-end date. Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a BIC arrangement with the FRBB, which is intended to be used as a contingency funding source and is secured by eligible commercial & industrial loans and CRE loans not pledged to FHLBB and home equity loans, with an available line of $60,776,993 and $42,181,375 as of December 31, 2024 and 2023, respectively. Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 450 basis points as of December 31, 2024. As of December 31, 2024 and 2023, the Company had no outstanding advances against this line.

The Company utilized borrowing capacity during 2023 and the first quarter of 2024 under the BTFP, a temporary loan facility established by the FRB in March 2023 to provide additional liquidity to financial institutions in the wake of several high-profile bank failures. The Company’s BTFP borrowings are collateralized by U.S. Agency and U.S. Government Securities, valued at par. The BTFP ceased extending new loans on March 11, 2024.

The Company’s advances under the BTFP as of the balance sheet dates were as follows:

	2024	2023
FRB BTFP Advances
FRB BTFP term advance, 4.92%, due April 26, 2024	$0	$10,000,000
FRB BTFP term advance, 4.71%, due May 13, 2024	0	10,000,000
FRB BTFP term advance, 4.91%, due May 17, 2024	0	6,500,000
FRB BTFP term advance, 4.93%, due December 16, 2024	0	18,000,000
FRB BTFP term advance, 4.83%, due January 17, 2025	41,500,000	0
Total BTFP Advances	$41,500,000	$44,500,000

At December 31, 2024 and 2023, the Company had an unsecured lines of credit with one correspondent bank totaling $12.5 million. The Company had no outstanding advances against this line as of the balance sheet dates presented.

Note 12. Junior Subordinated Debentures

As of December 31, 2024 and 2023, the Company had outstanding $12,887,000 principal amount of floating rate Junior Subordinated Debentures due in 2037 (the Debentures). During 2024, the floating rate averaged 8.36% per quarter compared to an average rate of 8.06% per quarter for 2023. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee. The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012. Interest paid on the Debentures for 2024 and 2023 was $1,098,590 and $1,053,873, respectively, and is deductible for tax purposes.

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

The Debentures were issued and sold to CMTV Statutory Trust I (the Trust). The Trust is a special purpose trust funded by a capital contribution of $387,000 from the Company, in exchange for 100% of the Trust’s common equity. The Trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable Capital Securities (Capital Securities) in the principal amount of $12.5 million to third-party investors and using the proceeds from the sale of such Capital Securities and the Company’s initial capital contribution to purchase the Debentures. The Debentures are the sole asset of the Trust. Distributions on the Capital Securities issued by the Trust are payable quarterly at a rate per annum equal to the interest rate being earned by the Trust on the Debentures. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Debentures. The Company has entered into an agreement which, collectively, fully and unconditionally guarantees the payments on the Capital Securities, subject to the terms of the guarantee.

The Debentures are currently includable in the Company’s Tier 1 capital up to 25% of core capital elements (see Note 22).

Note 13. Repurchase Agreements

Securities sold under agreements to repurchase mature daily and consisted of the following:

As of or for the year ended December 31,

	2024	2023

Current balance	$48,943,996	$36,255,920
Average balance	32,532,862	35,419,450
Highest month-end balance	48,943,996	38,058,036
Weighted average interest rate	2.45%	2.11%
Pledged investment (1)
Amortized cost	61,463,021	59,300,089
Fair value	52,603,659	52,107,148

(1)	U.S. GSE debt securities, Agency MBS, ABS and OAS, were pledged as collateral for the periods presented.

Note 14.  Income Taxes

The Company prepares its income tax return on a consolidated basis. Income taxes are allocated to members of the consolidated group based on taxable income.

The components of income tax expense for the years ended December 31 were as follows:

	2024	2023

Currently paid or payable	$2,086,702	$3,268,196
Deferred expense (benefit)	351,928	(373,105)
Total income tax expense	$2,438,630	$2,895,091

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 21% for both periods presented primarily due to the following for the years ended December 31:

	2024		2023
	Dollars	Percentage	Dollars	Percentage

Computed expense at statutory rates	$3,192,647	21.00%	$3,428,659	21.00%
Tax exempt interest	(578,350)	-3.80%	(364,295)	-2.23%
BOLI	(17,987)	-0.12%	(16,657)	-0.10%
Disallowed interest	80,946	0.53%	37,416	0.23%
Tax credits
Low-incoming housing	(611,090)	-4.02%	(611,090)	-3.74%
Rehab	(87,360)	-0.57%	(87,360)	-0.54%
New markets	(300,000)	-1.97%	0	0.00%
Low-income housing investment amortization expense	650,940	4.28%	498,896	3.06%
Other	108,884	0.72%	9,522	0.06%
Total income tax expense	$2,438,630	16.04%	$2,895,091	17.73%

The deferred income tax expense (benefit) consisted of the following items for the years ended December 31:

	2024	2023

Depreciation	$75,625	$(16,267)
Bad debts	6,827	(238,035)
Limited partnership amortization	75,454	177,184
Investment in CFS Partners	45,299	(127,863)
Deferred SBA PPP fees	1,492	2,761
Prepaid expenses	(1,606)	17,652
Deferred origination costs	167,448	0
Other	(3,591)	(172,665)
Change in deferred tax expense (benefit)	$351,928	$(373,105)

Securities valuation (OCI)	41,142	1,258,996
Total change in deferred taxes	$393,070	$885,891

Listed below are the significant components of the net deferred tax asset as of December 31:

	2024	2023

Components of the deferred tax asset:
Bad debts	$2,060,145	$2,066,972
Deferred compensation	4,620	6,930
Investment in CFS Partners	52,978	98,277
Contingent liability - MPF program	17,838	17,838
Finance lease	103,827	75,566
Deferred SBA PPP fees	1,713	3,205
Unrealized loss on debt securities AFS	4,193,839	4,234,981
Other	147,835	169,296
Total deferred tax asset	$6,582,795	$6,673,065

Components of the deferred tax liability:
Depreciation	$542,842	$467,217
Limited partnerships	409,032	333,578
Mortgage servicing rights	147,942	165,272
Operating lease	5,134	1,925
Prepaid expenses	124,939	126,545
Deferred Origination Costs	167,448	0
Total deferred tax liability	1,397,337	1,094,537
Net deferred tax asset	$5,185,458	$5,578,528

U.S. GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in Other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy some or all the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the IRS for the years ended December 31, 2021 through 2023.  The 2024 tax return has not yet been filed.

Note 15. 401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements. The pension expense was $787,704 and $764,796 for 2024 and 2023, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 16. Deferred Compensation Plan for Certain Directors

The Company maintains a directors’ deferred compensation plan. Participants are general unsecured creditors of the Company with respect to these benefits. The benefits accrued under this plan were $22,000 and $33,000 at December 31, 2024 and 2023, respectively, and consist of funds for two directors for 2024 and three directors for 2023. These funds do not accrue interest and will be paid out upon retirement from the Board.

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

Effective January 1, 2023, with the adoption of ASU 2016-13 (CECL), the Company was required to establish an allowance for expected credit losses on OBS credit exposures. Expected credit losses are estimated by management over the contractual period during which the Company is exposed to credit risk under a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over the estimated lives of such commitments. Upon adoption of ASU 2016-13, the Company recorded an adjustment to retained earnings of $451,704 to reflect an allowance for credit losses for unfunded commitments. The allowance for credit losses for OBS credit exposures is presented in the "Accrued interest and other liabilities" line of the consolidated balance sheets. The allowance for credit losses for OBS credit exposures at December 31, 2024 and 2023 was $703,975 and $806,172, respectively.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. At December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract or Notional Amount
	2024	2023

Unused portions of home equity lines of credit	$40,013,611	$37,922,748
Residential and commercial construction lines of credit	25,019,431	42,437,837
Commercial real estate commitments	22,027,158	26,616,600
Commercial and industrial commitments	71,835,542	62,607,413
Other commitments to extend credit	55,238,256	49,931,055
Standby letters of credit and commercial letters of credit	1,735,247	1,683,050
Recourse on sale of credit card portfolio	183,700	192,500
MPF credit enhancement obligation, net (See Note 18)	240,858	241,799

Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment balances do not necessarily represent future funding requirements. At December 31, 2024 and 2023, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $0 and $280,000, respectively. The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding. Based on historical losses, the Company does not expect any significant losses from this commitment.

The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit, or a commitment to extend credit, is based on management's credit evaluation of the counterparty. Collateral or other security held varies but may include real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

Note 18. Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB. Under this program the Company shares in the credit risk of each mortgage loan, while receiving fee income in return. The Company is responsible for a CEO based on the credit quality of these loans. FHLBB funds a FLA based on the Company's outstanding MPF mortgage balances. This creates a laddered approach to sharing in any losses. In the event of default, homeowner's equity, and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB. These loans must meet specific underwriting standards of the FHLBB. As of December 31, 2024 and 2023, the Company had $15,992,124 and $18,149,174, respectively, in outstanding loans sold through the MPF program and on which the Company had a CEO. As of December 31, 2024 and 2023, the notional amount of the maximum CEO related to this program was $325,802 and $326,743, respectively, and the accrued contingent liability for this CEO was $84,944 for both periods. The contingent liability is calculated by management based on the methodology used in calculating the ACL, adjusted to reflect the risk sharing arrangements with the FHLBB.

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

Note 20. Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2024	2023

Balance, beginning of year	$17,249,528	$15,717,582
New loans to existing Principal Officers/Directors	13,016,113	3,218,327
Retirement of Director	(12)	0
Repayment*	(2,077,879)	(1,686,381)
Balance, end of year	$28,187,750	$17,249,528

*Includes loans sold to the secondary market

Total funds of related parties on deposit with the Company were $16,363,334 and $13,914,079, respectively, at December 31, 2024 and 2023.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan. The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan. CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants. The Company pays monthly management fees to CFSG for its services to the 401(k) plan amounting to $62,036 and $62,436, respectively, for the years ended December 31, 2024 and 2023.

Note 21. Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits.  However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts.  The Company was required to maintain a targeted balance with a correspondent bank of $100,000 at December 31, 2024 and 2023.

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

Under current banking rules governing required regulatory capital, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table on the following page) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s non-cumulative Series A preferred stock ($1.5 million liquidation preference in 2024 and 2023) is includable without limitation in its Common equity tier 1 and Tier 1 capital.  The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill, net of any related deferred income tax liability or asset, with the balance includable in Tier 2 capital.  Management believes that, as of December 31, 2024, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2024, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded currently applicable consolidated regulatory guidelines for capital adequacy.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

					Minimum		Minimum
			Minimum		For Capital		To Be Well
			For Capital		Adequacy Purposes		Capitalized Under
			Adequacy		with Conservation		Prompt Corrective
	Actual		Purposes		Buffer (1)		Action Provisions (2)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2024
Common equity tier 1 capital (to risk-weighted assets)
Company	$100,751	11.90%	$38,086	4.50%	$59,244	7.00%	N/A	N/A
Bank	$114,323	13.52%	$38,053	4.50%	$59,194	7.00%	$54,966	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$115,138	13.60%	$50,781	6.00%	$71,940	8.50%	N/A	N/A
Bank	$114,323	13.52%	$50,738	6.00%	$71,879	8.50%	$67,650	8.00%
Total capital (to risk-weighted assets)
Company	$125,652	14.85%	$67,708	8.00%	$88,867	10.50%	N/A	N/A
Bank	$124,837	14.76%	$67,650	8.00%	$88,791	10.50%	$84,563	10.00%
Tier 1 capital (to average assets)
Company	$115,138	9.46%	$48,690	4.00%	N/A	N/A	N/A	N/A
Bank	$114,323	9.40%	$48,665	4.00%	N/A	N/A	$60,831	5.00%

December 31, 2023:
Common equity tier 1 capital (to risk-weighted assets)
Company	$91,886	11.89%	$34,770	4.50%	$54,086	7.00%	N/A	N/A
Bank	$105,390	13.65%	$34,737	4.50%	$54,036	7.00%	$50,176	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$106,273	13.75%	$46,360	6.00%	$65,676	8.50%	N/A	N/A
Bank	$105,390	13.65%	$46,317	6.00%	$65,615	8.50%	$61,755	8.00%
Total capital (to risk-weighted assets)
Company	$115,944	15.01%	$61,813	8.00%	$81,130	10.50%	N/A	N/A
Bank	$115,051	14.90%	$61,755	8.00%	$81,054	10.50%	$77,194	10.00%
Tier 1 capital (to average assets)
Company	$106,273	9.57%	$44,401	4.00%	N/A	N/A	N/A	N/A
Bank	$105,390	9.50%	$44,376	4.00%	N/A	N/A	$55,470	5.00%

(1)	Conservation Buffer is calculated based on risk-weighted assets and does not apply to calculations of average assets.
(2)	Applicable to banks, but not bank holding companies.

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

Level 2 Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes MSRs, individually analyzed loans with a related allowance that are collateral-dependent and OREO.

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

Individually analyzed loans: Individually analyzed loans are reported based on one of three measures: the present value of expected future cash flows discounted at the loan’s effective interest rate; the loan’s observable market price; or the fair value of the collateral if the loan is collateral dependent. If the fair value is less than a loan’s recorded investment, a loss is recognized as part of the ACL. Accordingly, certain individually analyzed loans may be subject to measurement at fair value on a non-recurring basis. Management has estimated the fair value of collateral-dependent loans using Level 2 inputs, such as the fair value of collateral based on independent third-party appraisals.

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Assets: (market approach)	2024	2023

Level 1
U.S. Government securities	$26,755,143	$39,263,249

Level 2
U.S. GSE debt securities	$10,963,515	$10,827,574
Taxable Municipal securities	247,745	246,965
Tax-exempt Municipal securities	10,238,253	10,473,785
Agency MBS	102,256,237	115,862,799
ABS and OAS	1,957,765	2,347,621
CMO	6,805,535	10,737,596
Other investments	473,227	946,430
Level 2 Total	$132,942,277	$151,442,770

Grand Total	$159,697,420	$190,706,019

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

	2024	2023
Level 2
Assets: (market approach)
Individually analyzed loans, net of related allowance	$0	$709,487
MSRs (1)	704,488	787,013

(1)	Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2024 and 2023.

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

The carrying amounts and estimated fair values of the Company’s financial instruments as of the balance sheet dates were as follows:

December 31, 2024		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$110,940	$110,940	$0	$0	$110,940
Debt securities AFS	159,697	26,755	132,942	0	159,697
Restricted equity securities	2,629	0	2,629	0	2,629
Loans and loans held-for-sale, net of ACL
Commercial & industrial	123,320	0	0	120,746	120,746
Purchased	7,787	0	0	7,488	7,488
Commercial real estate	465,643	0	0	442,059	442,059
Municipal	66,919	0	0	64,702	64,702
Residential real estate - 1st lien	216,683	0	0	202,531	202,531
Residential real estate - Jr lien	35,400	0	0	34,923	34,923
Consumer	3,027	0	0	3,055	3,055
MSRs (1)	704	0	1,165	0	1,165
Accrued interest receivable	4,472	0	4,472	0	4,472

Financial liabilities:
Deposits
Other deposits	987,832	0	986,544	0	986,544
Brokered deposits	13,813	0	13,899	0	13,899
Short-term advances	41,500	0	41,505	0	41,505
Long-term advances	31,100	0	31,104	0	31,104
Repurchase agreements	48,944	0	48,944	0	48,944
Operating lease obligations	371	0	371	0	371
Finance lease obligations	3,198	0	3,198	0	3,198
Subordinated debentures	12,887	0	12,750	0	12,750
Accrued interest payable	2,409	0	2,409	0	2,409

(1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2024, regardless of carrying amount.

December 31, 2023		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$20,435	$20,435	$0	$0	$20,435
Debt securities AFS	190,706	39,263	151,443	0	190,706
Restricted equity securities	1,642	0	1,642	0	1,642
Loans and loans held-for-sale, net of ACL
Commercial & industrial	120,589	0	709	116,287	116,996
Purchased	10,532	0	0	10,055	10,055
Commercial real estate	409,332	0	0	382,045	382,045
Municipal	54,331	0	0	51,791	51,791
Residential real estate – 1st lien	206,849	0	0	188,650	188,650
Residential real estate – Jr lien	31,238	0	0	30,745	30,745
Consumer	3,289	0	0	3,295	3,295
MSRs (1)	787	0	1,262	0	1,262
Accrued interest receivable	4,247	0	4,247	0	4,247

Financial liabilities:
Deposits
Other deposits	896,968	0	894,823	0	894,823
Short-term borrowings	9,000	0	9,000	0	9,000
Long-term borrowings	45,600	0	45,415	0	45,415
Repurchase agreements	36,256	0	36,256	0	36,256
Operating lease obligations	443	0	443	0	443
Finance lease obligations	3,425	0	3,425	0	3,425
Subordinated debentures	12,887	0	12,719	0	12,719
Accrued interest payable	1,082	0	1,082	0	1,082

(1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2023, regardless of carrying amount.

Note 24. Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only) and should be read in conjunction with the consolidated financial statements of the Company.

Community Bancorp. (Parent Company Only)	December 31,	December 31,
Balance Sheets	2024	2023

Assets

Cash	$1,068,972	$1,081,158
Investment in subsidiary - Community National Bank	110,120,329	101,032,517
Investment in Capital Trust	387,000	387,000
Income taxes receivable	330,575	323,825
Total assets	$111,906,876	$102,824,500

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	971,671	908,686
Total liabilities	13,858,671	13,795,686

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 15 shares issued and outstanding at December 31, 2024 and 2023 ($100,000 liquidation value, per share)	1,500,000	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,809,035 and 5,724,151 shares issued at December 31, 2024 and 2023, respectively (including 21,187 and 20,774 shares issued February 1, 2025 and 2024, respectively)	14,522,588	14,310,378
Additional paid-in capital	38,801,755	37,574,578
Retained earnings	61,623,460	54,198,230
Accumulated other comprehensive loss	(15,776,821)	(15,931,595)
Less: treasury stock, at cost; 210,101 shares at December 31, 2024 and 2023	(2,622,777)	(2,622,777)
Total shareholders' equity	98,048,205	89,028,814

Total liabilities and shareholders' equity	$111,906,876	$102,824,500

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash on deposit with the Bank have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Income	2024	2023

Income
Bank subsidiary distributions	$5,075,000	$4,823,000
Dividends on Capital Trust	32,991	31,648
Total income	5,107,991	4,854,648

Expense
Interest on junior subordinated debentures	1,098,590	1,053,873
Administrative and other	508,564	519,793
Total expense	1,607,154	1,573,666

Income before applicable income tax benefit and equity in undistributed net income of subsidiary	3,500,837	3,280,982
Income tax benefit	330,575	323,825

Income before equity in undistributed net income of subsidiary	3,831,412	3,604,807
Equity in undistributed net income of subsidiary	8,933,038	9,827,048
Net income	$12,764,450	$13,431,855

Community Bancorp. (Parent Company Only)	Years Ended December 31,
Condensed Statements of Cash Flows	2024	2023

Cash Flows from Operating Activities
Net income	$12,764,450	$13,431,855
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(8,933,038)	(9,827,048)
Increase in income taxes receivable	(6,749)	(100,010)
Net cash provided by operating activities	3,824,663	3,504,797

Cash Flows from Financing Activities
Dividends paid on preferred stock	(125,625)	(120,938)
Dividends paid on common stock	(3,711,224)	(3,675,082)
Net cash used in financing activities	(3,836,849)	(3,796,020)
Net decrease in cash	(12,186)	(291,223)

Cash
Beginning	1,081,158	1,372,381
Ending	$1,068,972	$1,081,158

Cash Received for Income Taxes	$323,825	$223,816

Cash Paid for Interest	$1,098,590	$1,053,873

Dividends paid:
Dividends declared	$5,213,595	$5,028,021
(Increase) decrease in dividends payable attributable to dividends declared	(62,984)	29,507
Dividends reinvested	(1,439,387)	(1,382,446)
	$3,711,224	$3,675,082

Note 25. Other Income and Other Expenses

The components of other income and other expenses which are more than one percent of total revenues in either of the two annual periods presented were as follows:

	2024	2023
Income
Income from investment in CFS Partners	$1,220,909	$1,033,499

Expenses
Outsourcing expense	$604,679	$577,260
Service contracts - administration	806,996	638,630
Marketing	475,004	472,008
State deposit tax	1,023,201	1,025,988
ATM and debit card expense	708,946	645,745

Note 26. Subsequent Events

Declaration of Cash Dividend

On December 17, 2024, the Company declared a cash dividend of $0.24 per share payable February 1, 2025, to shareholders of record as of January 15, 2025. On March 19, 2025, the Company declared a cash dividend of $0.24 per share payable May 1, 2025, to shareholders of record as of April 15, 2025. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2024 and 2023

The following discussion analyzes the consolidated financial condition of the Company and its wholly owned subsidiary, Community National Bank, as of December 31, 2024 and 2023, and its consolidated results of operations for the years then ended. The Company is considered a “smaller reporting company” under the disclosure rules of the SEC. Accordingly, we have elected to provide our audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period and to provide smaller reporting company scaled disclosures where management deems it appropriate.

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

Forward-looking statements are not guarantees of future performance. They necessarily involve risks, uncertainties and assumptions. Examples of forward looking statements included in this discussion include, but are not limited to, statements regarding the estimated contingent liability related to assumptions made within the asset/liability management process; management's expectations as to the future interest rate environment and the Company's related liquidity level; credit risk expectations relating to the Company's loan portfolio and off-balance sheet commitments; and management's general outlook for the future performance of the Company and the local or national economy. Although forward-looking statements are based on management's expectations and estimates as of the date they are made, many of the factors that could influence or determine actual results are unpredictable and not within the Company's control.

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

•

regulatory responses to high profile bank failures increase our costs of operation, including through regulatory compliance changes and higher FDIC deposit insurance assessments to replenish the Bank Insurance Fund (BIF);

•

competitive pressures increase among financial service providers in the Company's northern New England market area or in the financial services industry generally, including competitive pressures from non-bank lenders, payment systems and other financial service providers, from increasing consolidation and integration of financial service providers, and from changes in technology and delivery systems;

•

cybersecurity risks, including risks to our vendors, could adversely affect the Company’s business, financial performance or reputation and could result in financial liability for losses incurred by customers or others due to data breaches or other compromise of the Company’s information security systems;

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

Readers are cautioned not to place undue reliance on forward-looking statements as they speak only as of the date they are made. The Company does not undertake, and disclaims any obligation, to revise or update any forward-looking statements to reflect the occurrence or anticipated occurrence of events or circumstances after the date of this Report, except as required by applicable law. The Company claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

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

OVERVIEW

The Company’s consolidated assets at year-end 2024 were $1.25 billion compared to $1.10 billion at year-end 2023, an increase of 13.6%. Asset growth in 2024 was driven by increases in loans of $82.5 million, or 9.8%, and an increase of $90.5 million, or 443.0%, in cash on deposit at FRBB, but was partially offset by a decrease of $31.0 million, or 16.3%, in securities AFS portfolio. Loan growth was attributable to increases in the CRE portfolio of $57.3 million, or 13.8%, the commercial & industrial loan portfolio of $2.3 million, or 1.9%, the municipal loan portfolio of $12.6 million, or 23.2%, the residential real estate first lien portfolio of $9.31 million, or 4.4%, and the residential real estate Jr lien portfolio of $4.0 million, or 12.7%. These increases were partially offset by a decrease of $2.8 million, or 26.1%, in the purchased loan portfolio.

Funding for loan growth was provided by a combination of an increase of $104.7 million, or 11.7%, in deposits and an $18.0 million increase in borrowed funds, which totaled $72.6 million at December 31, 2024, compared to $54.6 million at December 31, 2023. The increase in deposits, which were $1.0 billion at December 31, 2024, compared to $897.0 million at December 31, 2023, was attributable to the combined effect of an increase in core deposits (demand deposit accounts, both interest bearing and non-interest bearing) of $1.9 million, or 0.4%, an increase of $48.2 million, or 39.7%, in money market funds, and an increase of $63.3 million, or 51.0% in time deposits. These increases were partially offset by a decrease of $8.6 million, or 5.7%, in savings accounts. The Company has been offering competitive interest rates for retail time deposits, and accessing the brokered deposit market, accounting for the increase in these funds. An increase in deposit balances is typical in the third and fourth quarters of the calendar year, with balances increasing through year end due in part to municipal accounts collecting tax payments.

Total interest income increased $8.1 million, or 17.3%, year over year due primarily to the increase in the volume of the loan portfolio.

Total interest expense increased $7.7 million, or 60.5%, for the year ended December 31, 2024 compared to 2023, driven mostly by the increase in interest-bearing deposit accounts and time deposits, together with the increased reliance on borrowed funds. Please refer to the interest rate sensitivity discussion in the Interest Rate Risk and Asset and Liability Management section for more information on the potential impact of changes in the yield curve on net interest income.

The credit loss expense for the year ended December 31, 2024 and 2023, was determined under ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses, or CECL, which the Company adopted effective January 1, 2023. The credit loss expense for the year ended 2024 was $1.1 million compared to $1.5 million for 2023, resulting in a decrease of 23.5% year over year. The current period credit loss expense considers several factors, including loan growth and changes in balances of the loan categories within the current portfolio, changes in forecasts, historical loss rate and qualitative factors. During the fourth quarter of 2024, certain qualitative factors used in the ACL calculation were adjusted to better reflect expected credit losses in the loan portfolio. Please refer to Note 1 of the audited consolidated financial statements as well as the ACL and credit loss expense discussion in the Credit Risk section of this MD&A.

Consolidated net income in 2024 decreased $667 thousand, or 5.0%, from $13.4 million for 2023 to $12.8 million for 2024. The $8.1 million increase in interest income was mostly offset by the $7.7 million increase in interest expense and coupled with a decrease of $347 thousand in the credit loss expense year over year, resulted in a moderate increase of $769 thousand in net interest income after credit loss expense. Non-interest income increased $7 thousand, or 0.1%, while non-interest expense increased $1.9 million, or 8.1% year over year. These changes, along with other significant changes in non-interest income and non-interest expense are discussed in the appropriate sections of this MD&A.

Equity capital increased to $98.0 million, with a book value per share of $17.24 as of December 31, 2024, compared to equity capital of $89.0 million and a book value of $15.87 as of December 31, 2023. This increase in equity capital reflected net income for 2024 of $12.8 million and a slight decrease of $155 thousand, net of tax, in the accumulated other comprehensive loss, which was offset in part by dividends paid totaling $3.7 million. This unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios.

On December 17, 2024, the Company's Board of Directors declared a quarterly cash dividend of $0.24 per common share, payable on February 1, 2025 to shareholders of record on January 15, 2025.

Our business, financial condition and results of operations generally rely upon the ability of our borrowers to repay their loans, the value of collateral underlying our secured loans, and the demand for loans and other products and services we offer, which are highly dependent on the business environment in our local banking markets and in the country. Recent economic reports for the state of Vermont show employment in the hardest hit industries such as leisure and hospitality has risen but is still below pre-pandemic levels. The Vermont unemployment rate, seasonally adjusted, in December of 2024 was reported at 2.1%.

As of December 31, 2024, all the Company’s capital ratios, and those of our subsidiary Bank, were in excess of all regulatory requirements. While we believe that we have sufficient capital to withstand an economic downturn from any headwinds related to inflation or recessionary periods, should one occur, our equity capital and regulatory capital ratios could be adversely impacted, including as a result of credit losses and other adverse impacts of government monetary policy.

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

RESULTS OF OPERATIONS

The Company’s net income decreased $667 thousand, or 5.0%, from 2023 to 2024, resulting in earnings per common share of $2.28 for 2024 versus $2.43 for 2023. Core earnings (NII) increased $422 thousand, or 1.2%, in 2024 compared to 2023. Interest income in 2024 was supported by increases in the volume of the loan portfolio and overnight deposits at FRBB. Interest and fees on loans, which is the major component of interest income, increased $7.8 million, or 18.7% in 2024 and interest paid on deposits, which is the major component of total interest expense, increased $4.8 million, or 51.1% in 2024, reflecting the increase in interest-bearing deposits in 2024. Additionally, interest on borrowed funds increased $2.8 million, or 181.2% due to the Company’s increased reliance on borrowings as a funding source.

Return on average assets, which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity, which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last two fiscal years:

December 31,	2024	2023

Return on average assets	1.12%	1.27%
Return on average equity	13.73%	16.79%
Dividend payout ratio (1)	41.23%	37.86%
Average equity to average assets ratio	8.15%	7.56%

(1)   Dividends declared per common share divided by earnings per common share.

INTEREST INCOME VERSUS INTEREST EXPENSE (NII)

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

Tax-exempt income was derived from $67.1 million and $54.5 million of municipal loans, at December 31, 2024 and 2023, respectively, and from $10.2 million and $10.5 million of tax-exempt municipal securities in our investment portfolio, respectively, as of such dates.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last two years.

Years Ended December 31,	2024	2023

Net interest income as presented	$34,631,367	$34,209,201
Effect of tax-exempt income	732,089	461,133
Net interest income, tax equivalent	$35,363,456	$34,670,334

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

	Year Ended December 31,
		2024			2023
			Average			Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Average Assets
Loans, net (1)	$876,475,122	$50,270,634	5.74%	$789,079,053	$42,189,792	5.35%
Taxable investment securities	164,625,831	3,633,292	2.21%	177,276,797	3,807,650	2.15%
Tax-exempt investment securities	10,337,723	407,146	3.94%	11,216,139	457,301	4.08%
Sweep and interest-earning accounts	23,871,864	1,193,788	5.00%	16,421,943	769,849	4.69%
Other investments (2)	2,945,682	228,169	7.75%	1,887,335	138,682	7.35%
Total interest-earning assets	1,078,256,222	$55,733,029	5.17%	$995,881,267	$47,363,274	4.76%
Cash and due from banks	10,920,508			10,917,697
Premises and equipment	12,408,878			12,738,787
BOLI	5,272,050			5,190,080
Goodwill	11,574,269			11,574,269
Other assets	22,214,876			21,098,666
Total assets	$1,140,646,803			$1,057,400,766

Average Liabilities and Shareholders' Equity
Interest-bearing transaction accounts	$288,183,136	$5,503,150	1.91%	$278,073,787	$4,480,887	1.61%
Money market funds	121,153,125	2,724,283	2.25%	132,693,069	2,388,182	1.80%
Savings deposits	146,590,062	127,740	0.09%	164,588,558	130,685	0.08%
Time deposits	156,024,163	5,760,371	3.69%	109,238,242	2,342,173	2.14%
Repurchase agreements	32,532,862	797,002	2.45%	35,419,450	747,091	2.11%
Borrowed funds	89,990,738	4,282,481	4.76%	30,296,252	1,468,977	4.85%
Finance lease obligations	3,302,569	75,956	2.30%	3,526,029	81,072	2.30%
Junior subordinated debentures	12,887,000	1,098,590	8.52%	12,887,000	1,053,873	8.18%
Total interest-bearing liabilities	850,663,655	$20,369,573	2.39%	766,722,387	$12,692,940	1.66%
Noninterest bearing deposits	190,549,111			204,093,060
Other liabilities	6,594,619			6,576,443
Total liabilities	1,047,807,385			977,391,890
Shareholders' equity	92,839,418			80,008,876
Total liabilities and shareholders' equity	$1,140,646,803			$1,057,400,766

Net interest income		$35,363,456			$34,670,334
Net interest spread (3)			2.78%			3.10%
Net interest margin (4)			3.28%			3.48%

(1)

Included in net loans are non-accrual loans with average balances of $5,883,133 and $7,873,201 for the years ended December 31, 2024 and 2023, respectively. Loans are stated net of unearned discount and ACL, and include loans held-for-sale and tax-exempt loans to local municipalities with average balances of $61,052,330 and $46,351,846 for the years ended December 31, 2024 and 2023, respectively.

(2)

Included in other investments is the Company’s FHLBB Stock with average balances of $1,880,532 and $822,185, respectively, with a dividend rate of approximately 8.47% and 8.63%, respectively, for the years ended December 31, 2024 and 2023, respectively.

(3)	Net interest spread is the difference between the average yield on average interest-earning assets and the average rate paid on average interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average earning assets..

The average volume of interest-earning assets for the year ended December 31, 2024 increased 8.3% compared to December 31, 2023. The average yield on interest-earning assets increased 41 basis points for 2024 versus 2023.

The average volume of loans increased 11.1% for 2024 versus 2023, and the average yield on loans increased 39 basis points to 5.74% for 2024, compared to 5.35% for 2023. The increase in the yield in 2024, was attributable to the increase in the average loan volume year over year. Interest earned on the loan portfolio as a percentage of total interest income was approximately 90.2% and 89.1%, respectively for 2024 and 2023.

The average volume of the taxable investment portfolio (classified as AFS) decreased 7.1% for 2024 versus 2023, while the average yield increased six basis points for 2024 versus 2023.

The average volume of the tax-exempt municipal investment portfolio (classified as AFS) decreased $878 thousand, and the tax-equivalent yield decreased 14 basis points to 3.94% for 2024 compared to 4.08% for 2023.

The average volume of sweep and interest-earning accounts, which consists primarily of interest-bearing accounts at the FRBB and two correspondent banks, increased 45.4% during 2024 compared to 2023. This increase in volume is attributable to the increase in deposit accounts during 2024. The average yield on these funds increased 31 basis points in 2024 versus 2023, reflecting increases in the federal funds rate initiated by the FRB throughout the first three quarters of 2023, which then stabilized for the fourth quarter of 2023 and into the first three quarters of 2024 before decreasing minimally during the fourth quarter of 2024.

The average volume of interest-bearing liabilities for the year ended December 31, 2024 increased 11.0% compared to the year ended December 31, 2023. The average rate paid on interest-bearing liabilities increased 73 basis points during 2024 compared to 2023. A substantial increase in average borrowed funds and the cost of these funds, along with an increase in average CD balances and an increase in average rates paid on these accounts resulted in an increase in interest expense in these components of interest-bearing liabilities.

The average volume of interest-bearing transaction accounts increased 3.6% for 2024 versus 2023 reflecting moderate deposit growth during 2024. The average rate paid on these accounts increased 30 basis points for 2024 versus 2023. Interest paid on interest-bearing transaction accounts as a percentage of total interest expense was 27.0% and 35.3%, respectively for 2024 and 2023.

The average volume of money market accounts decreased 8.7% during 2024 compared to 2023, while the average rate paid on these deposits increased 45 basis points during 2024.

The average volume of savings accounts decreased 10.9% for 2024 versus 2023, while the average rate paid on these accounts increased one basis points during 2024.

The average volume of time deposits increased 42.8% for 2024 versus 2023, and the average rate paid increased 155 basis points during 2024. The increase in the average rate paid on time deposits between comparison periods reflects competitive pressures in a rising rate environment, which resulted in an increase in the average volume of these funds during 2024. Interest paid on time deposits as a percentage of total interest expense was 28.3% and 18.5%, respectively for 2024 and 2023.

The average volume of repurchase agreements decreased 8.2% during 2024 and the average rate paid increased 34 basis points for 2024 versus 2023.

In summary, the average yield on interest-earning assets increased 41 basis points during 2024, and the average rate paid on interest-bearing liabilities increased 73 basis points. Net interest spread decreased 32 basis points for 2024 with a net interest spread of 2.78% for 2024 compared to 3.10% for 2023. Net interest margin decreased 20 basis points during 2024 to 3.28% from 3.48% for 2023.

The following tables summarize the variances in interest income and interest expense on a fully tax-equivalent basis for the annual periods presented, resulting from volume changes in daily average assets and daily average liabilities and fluctuations in average rates earned and paid.

	Year Ended December 31, 2024			Year Ended December 31, 2023
	Compared to			Compared to
	Year Ended December 31, 2023			Year Ended December 31, 2022
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance

Average Interest-Earning Assets

Loans, net	$3,405,152	$4,675,690	$8,080,842	$5,510,472	$3,888,932	$9,399,404
Taxable investment securities	105,228	(279,586)	(174,358)	801,311	(105,521)	695,790
Tax-exempt investment securities	(15,545)	(34,610)	(50,155)	42,198	157,688	199,886
Sweep and interest-earning accounts	74,538	349,401	423,939	1,928,050	(2,316,645)	(388,595)
Other investments	11,698	77,789	89,487	50,774	4,919	55,693
Total	$3,581,071	$4,788,684	$8,369,755	$8,332,805	$1,629,373	$9,962,178

Average Interest-Bearing Liabilities

Interest-bearing transaction accounts	$859,503	$162,761	$1,022,264	$3,027,373	$75,093	$3,102,466
Money market funds	595,750	(259,649)	336,101	1,627,770	(18,701)	1,609,069
Savings deposits	13,254	(16,199)	(2,945)	34,033	(10,687)	23,346
Time deposits	2,416,979	1,001,219	3,418,198	1,368,846	34,504	1,403,350
Repurchase agreements	120,632	(70,721)	49,911	1,468,951	0	1,468,951
Borrowed funds	(81,680)	2,895,183	2,813,503	558,437	21,908	580,345
Finance lease obligations	24	(5,140)	(5,116)	27	(4,983)	(4,956)
Junior subordinated debentures	44,717	0	44,717	480,270	0	480,270
Total	$3,969,179	$3,707,454	$7,676,633	$8,565,707	$97,134	$8,662,841

Changes in net interest income	$(388,108)	$1,081,230	$693,122	$(232,902)	$1,532,239	$1,299,337

(1)	Items which have shown a year-to-year increase in volume have variances allocated as follows:
Variance due to rate = Change in rate x new volume Variance due to volume = Change in volume x old rate
Items which have shown a year-to-year decrease in volume have variances allocated as follows: Variance due to rate = Change in rate x old volume Variances due to volume = Change in volume x new rate

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2024	2023	Income	Percent

Service fees	$3,811,141	$3,689,047	$122,094	3.31%
Income from sold loans	370,360	463,444	(93,084)	-20.09%
Other income from loans	1,228,555	1,405,435	(176,880)	-12.59%
Net realized gain on sale of securities AFS	0	36,707	(36,707)	-100.00%
Other income
Income from CFS Partners	1,220,909	1,033,499	187,410	18.13%
Other miscellaneous income	551,251	546,944	4,307	0.79%
Total non-interest income	$7,182,216	$7,175,076	$7,140	0.10%

Total non-interest income increased $7,140 for the year ended December 31, 2024, compared to the same period 2023, with significant changes noted in the following:

•	The volume of loans sold into the secondary market during 2024 decreased by $3.2 million compared to 2023 resulting in a decrease year over year in income from sold loans.

•

The increased volume of commercial loan activity generated a substantial amount of documentation fees, but a complex CRE project that closed during the first three months of 2023 generated approximately $126 thousand in documentation fees, accounting for a significant portion of the decrease in other income from loans between periods.

•

There were no sales of investments during 2024, but sales of investments from the Company’s tax-exempt investment portfolio during the fourth quarter of 2023 resulted in a net realized gain on sale of securities AFS for 2023.

•

Income from CFS Partners increased year over year due in part to an equity market rally during 2024 and successful retention of managed accounts during the same period. CFS Partners has a small portion of its equity capital invested in the stock market, and as a result is sensitive to general stock market conditions.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Years Ended
	December 31,		Change
	2024	2023	Expense	Percent

Salaries and wages	$9,352,000	$8,988,040	$363,960	4.05%
Employee benefits	3,875,597	3,238,939	636,658	19.66%
Occupancy expenses, net	2,739,657	2,813,523	(73,866)	-2.63%
Other expenses
Charged-off checks	132,538	45,911	86,627	188.68%
Service contracts - administrative	806,996	638,630	168,366	26.36%
Telephone expense	73,446	148,809	(75,363)	-50.64%
Consultant services	230,210	256,310	(26,100)	-10.18%
FDIC insurance	614,823	493,654	121,169	24.55%
Collection & non-accruing loan expense	184,775	89,000	95,775	107.61%
Electronic banking expense	463,440	297,108	166,332	55.98%
ATM and debit card expense	708,946	645,745	63,201	9.79%
Other miscellaneous expenses	6,294,664	5,921,113	373,551	6.31%
Total non-interest expense	$25,477,092	$23,576,782	$1,900,310	8.06%

Total non-interest expense increased $1.9 million for the year ended December 31, 2024 compared to 2023, with significant changes noted in the following:

•

In addition to normal salary increases, the increase in salaries and wages year over year is attributable to new hires and promotions in the areas of operations and commercial lending in the latter part of 2023, although the amounts and percentages of such increases were moderated by the effect of several unfilled positions that were budgeted to be hired in the first and second quarters 2024.

•	The increase in employee benefits is attributable to an increase in health insurance claims year over year under the Company’s self-funded health insurance plan.

•

The decrease in occupancy expense year over year is due to a combination of lower building maintenance costs as more repairs are done by staff rather than relying on outside vendors, and the settlement of a flood insurance claim received in the first quarter of 2024 where the replacement value received exceeded the depreciated value of equipment, resulting in a capital gain on equipment.

•	An increase in check fraud activity resulted in an increase in charged-off checks.

•

The increase in service contracts - administrative is due to a combination of new contracts, an increase in transaction-based pricing for certain contracts and contractual inflationary adjustment factors that are higher than the historical increase adjustments.

•	The decrease in telephone expenses was due to an upgrade in 2023 to the phone systems throughout the offices.

•	The decrease in consultant services is due to a decrease in the amount of services needed during 2024.

•	The assessment multiplier has increased steadily throughout 2023 and 2024 accounting for the increase in FDIC insurance year over year.

•

The increase in collections & non-accruing loan expense was due primarily to an increase in legal fees and insurance expenses associated with a commercial property in the Company’s non-accruing loan portfolio.

•	The increase in electronic banking expense is attributable to an upgrade of the Company’s electronic banking platform.

•	ATM and debit card expense is transaction-based and reflects increased customer activity year over year, as well as annual contractual price adjustments.

•

Included in other miscellaneous expenses are state deposit tax of approximately $1.0 million in 2024 and 2023 and outsourcing expenses of $605 thousand and $577 thousand, respectively. While the increases are less than 5% in both categories, the balances make up a significant portion of the $6.3 million and $5.9 million, respective totals for 2024 and 2023.

APPLICABLE INCOME TAXES

Income before income taxes decreased $1.1 million, or 6.9% for 2024 compared to 2023, accounting for the decrease in the provision for income taxes of $456 thousand or 15.8% between periods from $2.90 million in 2023 to $2.44 million in 2023. Tax credits, which consist of credits from affordable housing investments and NMTC, increased $300 thousand, or 43.0%, from $698 thousand in 2023 to $998 thousand in 2024 due to the investment in a project during 2024 that generated NMTC (see Note 9 to the accompanying audited consolidated financial statements).

Amortization expense related to limited partnership investments is included as a component of income tax expense and amounted to $497 thousand and $596 thousand for 2024 and 2023, respectively. These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 7% and 10%.

UNINSURED DEPOSITS

Estimated deposits in excess of the FDIC insurance level amounted to $258.0 million as of December 31, 2024 and $217.3 million at December 31, 2023. The estimated balance of $42.6 million of uninsured time deposits as of December 31, 2024 was made up of time CDs of $39.0 million and retirement accounts of $3.6 million. Increments of maturity of these time deposits are summarized as follows:

3 months or less	$14,538,589
Over 3 through 6 months	19,943,192
Over 6 through 12 months	6,535,485
Over 12 months	1,620,450
Total	$42,637,716

CHANGES IN FINANCIAL CONDITION

The following table provides a visual comparison of the breakdown of the daily average assets and the daily average liabilities as well as the daily average shareholders' equity for the comparison periods and should be reviewed in conjunction with the table on the following page which provides volume changes and percent of change by category.

Years Ended December 31,	2024		2023
	Balance	%	Balance	%
Average Assets
Cash and due from banks
Non-interest bearing	$10,920,508	0.96%	$10,917,697	1.03%
Federal funds sold and overnight deposits	23,871,864	2.09%	16,421,943	1.55%
Taxable investment securities	164,625,831	14.43%	177,276,797	16.77%
Tax-exempt investment securities	10,337,723	0.91%	11,216,139	1.06%
Other securities	2,945,682	0.26%	1,887,335	0.18%
Gross loans	885,974,072	77.67%	797,943,054	75.46%
ACL	(10,103,001)	-0.89%	(9,389,900)	-0.89%
Deferred net loan cost	604,050	0.05%	525,899	0.05%
Premises and equipment	12,408,878	1.09%	12,738,787	1.20%
OREO	111,202	0.01%	0	0.00%
BOLI	5,272,050	0.46%	5,190,080	0.49%
Goodwill	11,574,269	1.02%	11,574,269	1.09%
Other assets	22,214,876	1.95%	21,098,666	2.00%
Total average assets	$1,140,758,004	100%	$1,057,400,766	100%

Average Liabilities
Demand deposits	$190,549,111	16.70%	$204,093,060	19.30%
Interest-bearing transaction accounts	288,183,136	25.26%	278,073,787	26.30%
Money market funds	121,153,125	10.62%	132,693,069	12.55%
Savings accounts	146,590,062	12.85%	164,588,558	15.57%
Time deposits	156,024,163	13.68%	109,238,242	10.33%
Total average deposits	902,499,597	79.11%	888,686,716	84.05%
Repurchase agreements	32,532,862	2.85%	35,419,450	3.35%
Borrowed funds	89,990,738	7.89%	30,296,252	2.87%
Junior subordinated debentures	12,887,000	1.13%	12,887,000	1.22%
Other liabilities	9,897,188	0.87%	10,102,472	0.95%
Total average liabilities	1,047,807,385	91.85%	977,391,890	92.44%

Average Shareholders' Equity
Preferred stock	1,500,000	0.13%	1,500,000	0.14%
Common stock	14,392,188	1.26%	14,193,465	1.34%
Additional paid-in capital	38,597,036	3.39%	37,371,784	3.53%
Retained earnings	57,495,407	5.04%	49,904,781	4.72%
Less: Treasury stock	(2,622,777)	-0.23%	(2,622,777)	-0.25%
Accumulated other comprehensive loss	(16,411,235)	-1.44%	(20,338,377)	-1.92%
Total average shareholders' equity	92,950,619	8.15%	80,008,876	7.56%
Total average liabilities and shareholders' equity	$1,140,758,004	100%	$1,057,400,766	100%

The following table provides a breakdown of changes in average daily volume and percent of change by category for the table on the preceding page. Please refer to the sections labeled “Interest Income and Interest Expense (Net Interest Income)” and “Liquidity and Capital Resources” for more in-depth discussion of significant changes.

Years Ended December 31,	2024	2023	2024 vs 2023
	Average	Average	Volume	% of
Average Assets	Balance	Balance	Change	Change

Cash and due from banks
Non-interest bearing	$10,920,508	$10,917,697	$2,811	0.03%
Federal funds sold and overnight deposits	23,871,864	16,421,943	7,449,921	45.37%
Taxable investment securities	164,625,831	177,276,797	(12,650,966)	-7.14%
Tax-exempt investment securities	10,337,723	11,216,139	(878,416)	-7.83%
Other securities	2,945,682	1,887,335	1,058,347	56.08%
Gross loans	885,974,072	797,943,054	88,031,018	11.03%
ACL	(10,103,001)	(9,389,900)	(713,101)	7.59%
Deferred net loan cost	604,050	525,899	78,151	14.86%
Premises and equipment	12,408,878	12,738,787	(329,909)	-2.59%
OREO	111,202	0	111,202	0.00%
BOLI	5,272,050	5,190,080	81,970	1.58%
Goodwill	11,574,269	11,574,269	0	0.00%
Other assets	22,214,876	21,098,666	1,116,210	5.29%
Total average assets	$1,140,758,004	$1,057,400,766	$83,357,238	7.88%

Average Liabilities

Demand deposits	$190,549,111	$204,093,060	$(13,543,949)	-6.64%
Interest-bearing transaction accounts	288,183,136	278,073,787	10,109,349	3.64%
Money market funds	121,153,125	132,693,069	(11,539,944)	-8.70%
Savings accounts	146,590,062	164,588,558	(17,998,496)	-10.94%
Time deposits	156,024,163	109,238,242	46,785,921	42.83%
Total average deposits	902,499,597	888,686,716	13,812,881	1.55%
Repurchase agreements	32,532,862	35,419,450	(2,886,588)	-8.15%
Borrowed funds	89,990,738	30,296,252	59,694,486	197.04%
Junior subordinated debentures	12,887,000	12,887,000	0	0.00%
Other liabilities	9,897,188	10,102,472	(205,284)	-2.03%
Total average liabilities	1,047,807,385	977,391,890	70,415,495	7.20%

Average Shareholders' Equity

Preferred stock	1,500,000	1,500,000	0	0.00%
Common stock	14,392,188	14,193,465	198,723	1.40%
Additional paid-in capital	38,597,036	37,371,784	1,225,252	3.28%
Retained earnings	57,495,407	49,904,781	7,590,626	15.21%
Less: Treasury stock	(2,622,777)	(2,622,777)	0	0.00%
Accumulated other comprehensive loss	(16,411,235)	(20,338,377)	3,927,142	-19.31%
Total average shareholders' equity	92,950,619	80,008,876	12,941,743	16.18%
Total average liabilities and shareholders' equity	$1,140,758,004	$1,057,400,766	$83,357,238	7.88%

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of AFS debt securities decreased during 2024 primarily due to amortization within its MBS investment portfolio and use of proceeds to fund loan growth.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or AFS, either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income. The Company's investment policy does not permit the holding of trading securities. The Company did not hold any securities HTM during 2024 or 2023.

Debt securities classified as AFS are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets. These adjustments in the AFS portfolio resulted in an accumulated unrealized loss net of taxes of $15.8 million at December 31, 2024, compared to an accumulated unrealized loss net of taxes of $15.9 million at December 31, 2023. The fluctuations in unrealized gains and losses are due to market interest rate changes and are not based on any deterioration in credit quality of the underlying issuers. The Company’s investment portfolio includes Agency MBS to realize a more favorable yield in the portfolio and diversify the holdings. Although classified as AFS, the Company anticipates holding these securities until maturity. The unrealized loss positions within the investment portfolio as of the balance sheet dates are considered by management to be temporary and do not affect the calculation of regulatory capital ratios.

The restricted equity securities comprise the Company’s membership stock in the FRBB, FHLBB and ACBI. Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts. On December 31, 2024 and 2023, the Company held $588 thousand in FRBB stock, just under $2.0 million and $964 thousand, respectively, in FHLBB stock, and $90 thousand in ACBI stock. The ACBI stock is required for receipt of correspondent banking services from ACBB at more favorable pricing. These restricted securities in the FRBB, FHLBB and ACBI are typically held for an extended period and are subject to strict limitations on resales. FRBB stock may only be sold back to the issuer, while FHLBB stock may only be repurchased by the FHLBB or resold to a member institution and ACBI stock may only be resold to other depository institutions or their holding companies or subsidiaries, or to the FDIC. Restricted equity stock is generally sold and redeemed at par. Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par. The FHLBB stock is subject to capital call provisions.

Some of the Company’s debt securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices. There were no call features exercised by the issuer in 2024 or 2023.

The Company had investments in Agency MBS exceeding 10% of shareholders equity with a book value of $119.5 million and $132.0 million, respectively, and a fair value of $102.3 million and $115.9 million, respectively, at December 31, 2024 and 2023.

The following is an analysis of the maturities and the daily average yields of the debt securities AFS in the Company’s investment portfolio for each of the last two fiscal years:

December 31,	2024		2023
		Weighted		Weighted
	Fair	Average	Fair	Average
	Value	Yield	Value	Yield

U.S. GSE debt securities
Due from one to five years	$10,140,786	1.62%	$7,177,015	1.11%
Due from five to ten years	822,729	2.69%	2,815,649	2.98%
Due after ten years	0	0.00%	834,910	2.69%
Total	$10,963,515	1.70%	$10,827,574	1.72%

U.S. Government securities
Due in one year or less	$15,788,850	1.06%	$13,261,446	1.22%
Due from one to five years	10,966,293	0.97%	26,001,803	1.02%
Total	$26,755,143	1.03%	$39,263,249	1.09%

Taxable Municipal securities
Due after ten years	$247,745	2.17%	$246,965	2.17%

Tax-exempt Municipal securities
Due after ten years	$10,238,253	3.75%	$10,473,785	3.73%

ABS/AOS
Due from one to five years	$994,008	2.68%	$523,434	3.34%
Due from five to ten years	0	0.00%	738,836	2.24%
Due after ten years	963,757	3.18%	1,085,351	3.20%
Total	$1,957,765	2.93%	$2,347,621	2.93%

CMO
Due in one year or less	$4,214,030	2.68%	$3,309,166	3.62%
Due from one to five years	2,591,505	3.03%	7,088,579	3.14%
Due from five to ten years	0	0.00%	339,851	0.94%
Total	$6,805,535	2.82%	$10,737,596	3.22%

Other Investments
Due in one year or less	$0	0.00%	$491,271	2.90%
Due from one to five years	473,227	1.03%	455,159	1.03%
Total	$473,227	1.03%	$946,430	2.00%

Agency MBS (1)	$102,256,237	2.06%	$115,862,799	2.08%

FRBB Stock (2)	$588,150	5.98%	$588,150	6.02%

FHLBB Stock (2)	$1,951,200	8.47%	$964,200	8.63%

ACBI Stock (2)	$90,000	0.78%	$90,000	0.73%

(1)	Agency MBS are not due at a single maturity date and have not been allocated to maturity groupings for purposes of the maturity table.
(2)	Required equity purchases for membership in the FRBB and FHLBB and for access to correspondent banking services from ACBB.

RISK MANAGEMENT

Interest Rate Risk and Asset and Liability Management - Management actively monitors and manages the Company’s interest rate risk exposure and attempts to structure the balance sheet to maximize net interest income while controlling its exposure to interest rate risk. The Company's ALCO is made up of the Executive Officers and certain Vice Presidents of the Bank representing major business lines. The ALCO formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity and various business strategies. The ALCO meets at least quarterly to review financial statements, liquidity levels, yields and spreads to better understand, measure, monitor and control the Company’s interest rate risk. In the ALCO process, the committee members apply policy limits set forth in the Asset Liability, Liquidity and Investment policies approved and periodically reviewed by the Company’s Board of Directors (together the ”ALCO Policy”). The ALCO's methods for evaluating interest rate risk include an analysis of the effects of interest rate changes on net interest income and an analysis of the Company's interest rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of the entire balance sheet. The ALCO Policy also includes a contingency funding plan to help management prepare for unforeseen liquidity restrictions, including hypothetical severe liquidity crises.

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting NII, the primary component of the Company’s earnings. Fluctuations in interest rates can also have an impact on liquidity. The ALCO uses an outside consultant to perform rate shock simulations to the Company's net interest income, as well as a variety of other analyses. It is ALCO’s function to provide the assumptions used in the modeling process. Assumptions used in prior period simulation models are regularly tested by comparing projected NII with actual NII. The ALCO utilizes the results of the simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes. The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet. The model also simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve; however further simulations are performed utilizing non-parallel changes in the yield curve, including an inverted yield curve. The results of this sensitivity analysis are compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 bp shift upward and a 100 bp shift downward in interest rates.

Under the Company’s interest rate sensitivity modeling, in a rising rate environment NII initially trends upward as the short-term asset base (cash and adjustable-rate loans) quickly cycles upward while the retail funding base (deposits) lags the market. If rates paid on deposits must be increased more and/or more quickly than projected due to competitive pressures, the expected benefit of rising rates would be reduced. In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs. Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment. The prolonged inverted yield curve and an increased reliance on higher cost funding has resulted in a more liability sensitive balance sheet because in the rising rate environment there may be an initial delay in relief from deposit pricing.

The following table summarizes the estimated impact on the Company's NII over a twelve-month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2024:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-0.4%	Down 100 basis points	6.5%
Up 200 basis points	-2.3%	Up 200 basis points	7.7%

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

As of December 31, 2024, the Company had outstanding $12,887,000 in principal amount of Junior Subordinated Debentures due December 15, 2037, which bear interest at a quarterly floating rate equal to 3-month CME SOFR, as adjusted by a spread adjustment factor of 0.26161, plus 2.85%. During 2024, the floating rate averaged 8.36% per quarter compared to an average rate of 8.06% per quarter for 2023.

Credit Risk - As a financial institution, one of the primary risks the Company manages is credit risk, the risk of loss stemming from borrowers’ failure to repay loans or inability to meet other contractual obligations. The Company’s Board of Directors prescribes policies for managing credit risk, including Loan, Appraisal and Environmental policies. These policies are supplemented by comprehensive underwriting standards and procedures. The Company maintains a Credit Administration department whose function includes credit analysis and monitoring of and reporting on the status of the loan portfolio, including delinquent and non-performing loan trends. The Company also monitors concentration of credit risk in a variety of areas, including portfolio mix, the level of loans to individual borrowers and their related interest, loans to industry segments, and the geographic distribution of CRE loans. Loans are reviewed periodically by an independent loan review firm to help ensure accuracy of the Company's internal risk ratings and compliance with various internal policies, procedures, and regulatory guidance.

Residential mortgage loans represented 27.4% of the Company’s loan balances at December 31, 2024, compared to 28.5% at December 31, 2023. The Company maintains a residential mortgage loan portfolio of traditional mortgage products and does not offer higher risk loan products, such as option adjustable-rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans, and products with deeply discounted teaser rates. Residential mortgages with loan-to-value ratios exceeding 80% are generally covered by PMI. A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated. As of December 31, 2024 and 2023, junior lien home equity products made up 14.1% and 13.2%, respectively, of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The Company also originates some home equity loans greater than 80% under an insured loan program with stringent underwriting criteria.

Consistent with the strategic focus on commercial lending, the commercial & industrial and CRE loan portfolios have seen solid growth over recent years. Commercial & industrial, purchased, CRE and municipal loans collectively comprised 72.3% of the Company’s loan portfolio at December 31, 2024, compared to 71.2% at December 31, 2023. The largest components of the CRE portfolio were $125.5 million in owner-occupied CRE and $154.6 million in non-owner occupied CRE at December 31, 2024, compared to $115.6 million and 154.5 million, respectively, at December 31, 2023.

The municipal loan portfolio consists of tax-exempt obligations of local municipalities and is made up of three types of borrowings: term lending, tax anticipation lending, and non-arbitrage borrowing. The portfolio increased $12.6 million, or 23.2%, to $67.1 million as of December 31, 2024 compared to $54.5 million at December 31, 2023. During 2024, term lending increased $1.3 million, or 6.4%, tax anticipation lending increased $9.8 million, or 158.9%, and non-arbitrage borrowing increased $1.5 million, or 5.4%. The non-arbitrage and tax anticipation loans to municipalities are issued annually on a competitive bid basis and as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

The Company maintains loan production offices in Burlington, Vermont and Lebanon, New Hampshire to provide a presence, respectively, in Chittenden County and in the greater White River Junction area including Grafton County, New Hampshire. These loan production offices have contributed to the growth in the CRE portfolio in recent years, which has been principally driven by new loan volume in Chittenden County and northern Windsor County around the White River Junction, I91-I89 interchange area. Credits in the Chittenden County market are being managed by two commercial lenders out of the Company’s Burlington loan production office that know the area well,while Windsor County is being served by two commercial lender from the central Vermont offices. Larger loan transactions continue to be centrally underwritten and monitored through the Company’s commercial credit department. The types of CRE transactions driving the growth have been a mix of construction, land and development, multifamily, and other non-owner occupied CRE properties, including hotels, retail, office, and industrial properties.

The Company’s home equity and commercial line of credit portfolios contain for the most part variable rate loans with the Wall Street Journal Prime rate as the underlying index and rates repricing monthly. Over the past two years, there was a series of rate hikes, followed by decreases during the fourth quarter of 2024, to end the year at 7.50%. The home equity portfolio and commercial line of credit portfolio have weathered these fluctuations and continue to perform well. Commercial and industrial term loans are generally written on a fixed rate basis with limited risk associated with rising interest rates. CRE loans generally have included an initial fixed rate period typically of 5 years, followed by a variable rate period, usually tied to Wall Street Prime. Approximately $363 million in CRE loans are scheduled to reprice over the next five years. Rates based on the current Prime Rate Index will be subject to decreases as the fed funds rate decreases. Management expects that credit-worthy borrowers with loans that experience rate increases will ultimately refinance or renegotiate pricing, while rate increases may adversely impact the repayment capacity of those CRE loans of lesser credit quality and could ultimately result in higher non-performing loans and losses.

The following tables show the estimated maturity of the Company's loan portfolio as of December 31, 2024.

	Fixed Rate Loans
	Within	2 - 5	6 - 15	Over
	1 Year	Years	Years	15 Years	Total

Commercial & industrial	$4,773,994	$27,837,095	$27,429,101	$0	$60,040,190
Purchased (1)	21,553	2,464,105	5,323,219	0	7,808,877
Commercial real estate	10,504,048	9,944,551	17,176,038	553,276	38,177,913
Municipal	46,668,579	4,067,270	5,573,530	0	56,309,379
Residential real estate - 1st lien	20,181	3,151,260	23,726,899	60,652,957	87,551,297
Residential real estate - Jr lien	7,557	309,585	3,657,605	0	3,974,747
Consumer	395,569	2,127,385	41,924	0	2,564,878
Total Loans	$62,391,481	$49,901,251	$82,928,316	$61,206,233	$256,427,281

	Variable Rate Loans
	Within	2 - 5	6 - 15	Over
	1 Year	Years	Years	15 Years	Total

Commercial & industrial	$28,212,876	$18,902,011	$10,034,364	$6,866,211	$64,015,462
Commercial real estate	3,804,629	6,712,207	110,359,779	313,098,330	433,974,945
Municipal	0	0	9,678,020	1,100,000	10,778,020
Residential real estate - 1st lien	703,939	2,592,154	17,834,667	109,408,835	130,539,595
Residential real estate - Jr lien	345,598	1,423,078	13,010,335	16,937,423	31,716,434
Consumer	61,767	164,771	262,530	0	489,068
Total Loans	$33,128,809	$29,794,221	$161,179,695	$447,410,799	$671,513,524

(1)	Consists of commercial loans totaling $22 thousand within 1 year; $2.3 million in 2 – 5 years and $1.7 million in 6 – 15 years and consumer loans of $0, $209 thousand and $3.6 million, respectively.

Risk in the Company’s commercial & industrial and CRE loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the SBA and RD. At December 31, 2024 and 2023, the Company had approximately $25.5 million and $26.5 million, respectively, in guaranteed loans with guaranteed balances of approximately $17.2 million and $17.6 million, respectively. Included in the totals are the PPP loans amounting to $43 thousand and $84 thousand, at December 31, 2024 and 2023, respectively, which carry a 100% SBA guarantee.

The Company works actively with customers early in the delinquency process to help them to avoid default and foreclosure. Commercial & industrial and CRE loans are generally placed on non-accrual status when there is deterioration in the financial position of the borrower, payment in full of principal and interest is not expected, and/or principal or interest has been in default for 90 days or more. However, such a loan need not be placed on non-accrual status if it is both well secured and in the process of collection. Residential mortgages and home equity loans are considered for non-accrual status at 90 days past due and are evaluated on a case-by-case basis. The Company obtains current property appraisals or market value analyses and considers the cost to carry and sell collateral to assess the level of specific allocations required. Consumer loans are generally not placed in non-accrual but are charged off by the time they reach 120 days past due. When a loan is placed in non-accrual status, the Company reverses the accrued interest against current period income and discontinues the accrual of interest until the borrower clearly demonstrates the ability and intention to resume normal payments, typically demonstrated by regular timely payments for a period of not less than six months. Interest payments received on non-accrual loans are generally applied as a reduction of the loan book balance.

Credit loss expense

The credit loss expense was made up of the following components for the periods indicated:

Years Ended	December 31,		Change
	2024	2023	$	%
Credit loss expense - loans	$1,235,607	$1,230,879	$4,728	0.38%
Credit loss (reversal) expense - OBS credit exposure	(102,196)	249,670	(351,867)	-140.93%
Credit loss expense	$1,133,411	$1,480,549	$(347,139)	-23.45%

The increase in the credit loss expense on loans for the comparison period of 2024 compared to the same period in 2023, was due in part to an increase in charge-offs as well as an increase in the volume of the loan portfolio. The decrease in OBS credit exposure during 2024 compared to 2023 was attributable to a decrease in unfunded loan commitments under contract.

ACL and provisions – Effective January 1, 2023, the Company was required to recognize credit losses under the guidance of ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, rather than under the incurred loss model. The guidance, which is referred to as the current expected credit loss, or CECL model, requires that expected credit losses for financial assets held at the reporting date that are accounted for at amortized cost be measured and recognized based on historical experience and current and reasonably supportable forecasted conditions to reflect the full amount of expected credit losses over the life of the loans. The adjustment from the adoption of CECL amounted to $549,113, net of tax and was recorded as an adjustment to retained earnings, which affects calculation of regulatory capital ratios. Changes in assumptions and forecasts used in the CECL model could produce different results from period to period.

The Company’s board of directors has approved an ACL policy that provides guidance in maintaining an adequate methodology for establishing, estimating, and maintaining allowances for credit losses under ASC 326. The policy creates a measurement model to establish a proper ACL based on current expected credit losses rather than incurred losses.

The Company maintains an ACL at a level that management believes is appropriate to absorb losses inherent in the loan portfolio as of the measurement date (See Note 1 to the accompanying audited consolidated financial statements). Although the Company, in establishing the ACL, considers the inherent losses in individual loans and pools of loans, the ACL is a general reserve available to absorb all credit losses in the loan portfolio. No part of the ACL is segregated to absorb losses from any particular loan or segment of loans.

When establishing the ACL each quarter, the Company applies a combination of significant key assumptions and methodologies, as discussed in the ACL section under Critical Accounting Policies in this MD&A and in Note 1 under the caption “Loans” and presented in Note 4 to the accompanying audited consolidated financial statements.

The following tables summarize the Company's loan loss experience and other credit risk ratios for the dates presented.

	December 31,	December 31,
	2024	2023

ACL to total loans outstanding	1.06%	1.16%
ACL	$9,810,212	$9,842,725
Loans outstanding	$927,940,805	$845,429,854

Non-accruing loans to loans outstanding	0.90%	0.82%
Non-accruing loans	$8,338,166	$6,955,046
Loans outstanding	$927,940,805	$845,429,854

ACL to non-accruing loans	117.65%	141.52%
ACL	$9,810,212	$9,842,725
Non-accruing loans	$8,338,166	$6,955,046

The following table shows the breakdown of the ACL by loan segment and the percentage of loans in each category to total loans in the respective portfolios at the date indicated:

	December 31, 2024		December 31, 2023
	Amount	Percent	Amount	Percent

Commercial & industrial	$727,488	13.37%	$1,100,688	14.40%
Purchased	22,415	0.84%	37,065	1.25%
Commercial real estate	6,487,700	50.88%	5,522,082	49.07%
Municipal	167,719	7.23%	136,167	6.44%
Residential real estate - 1st lien	2,087,034	23.50%	2,590,926	24.70%
Residential real estate - Jr lien	291,239	3.85%	431,007	3.75%
Consumer	26,617	0.33%	24,790	0.39%
Total	$9,810,212	100.00%	$9,842,725	100.00%

The fourth quarter ACL analysis indicated that the reserve balance of $9.8 million as of December 31, 2024, is sufficient to cover expected credit losses that are probable and estimable as of the measurement date. Included in the ACL calculation for December 31, 2024, is the completion of a workout of a commercial loan that was in non-accrual status which required a write down of approximately $1.0 million, which is also reflected in the net charge-offs and recoveries table on the next page. Also included in the ACL calculation are adjustments to several qualitative factors made by management during the fourth quarter of 2024, including an increase to the qualitative factors for credit management oversight in all portfolios to reflect certain personnel changes at the Company, including the retirement of the Chief Executive Officer and the former Chief Loan Officer (CLO) taking on the combined role of President & Chief Executive Officer, with the senior team overseeing credit and lending being new in their roles. The qualitative factors for criticized and classified loans in the commercial and industrial and CRE portfolios were increased to reflect an increase in criticized loans during the fourth quarter. The qualitative factors for external factors, exceptions, and delinquency and non-performing loans in the consumer portfolio were increased to reflect the indication in back testing that the consumer segment had insufficient loss coverage. Management believes that the quantitative calculation adequately captures the risk in these areas, and that the reserve balance continues to be directionally consistent with the overall risk profile of the Company’s loan portfolio and credit risk appetite. While the ACL is described as consisting of separate allocated portions, the entire ACL is available to support loan losses, regardless of category. Management’s assessment of the adequacy of the ACL is presented to the full Board for approval quarterly.

Net charge-offs during the period to average loans outstanding were as follows:

For the Years Ended December 31,	2024	2023

Commercial & industrial	-0.87%	-0.31%
Net charge-offs during the period	$(1,099,272)	$(376,341)
Average amount outstanding	$125,947,047	$121,207,897

Purchased	0.00%	0.00%
Net charge-offs during the period	$0	$0
Average amount outstanding	$9,141,817	$7,154,004

Commercial real estate	-0.03%	0.01%
Net (charge-offs) recoveries during the period	$(112,675)	$22,058
Average amount outstanding	$441,949,667	$385,127,637

Municipal	0.00%	0.00%
Net charge-offs during the period	$0	$0
Average amount outstanding	$61,052,330	$46,351,845

Residential real estate - 1st lien	0.00%	0.04%
Net recoveries during the period	$1,386	$70,963
Average amount outstanding	$212,072,678	$201,847,878

Residential real estate - Jr lien	0.05%	0.09%
Net recoveries during the period	$15,538	$29,240
Average amount outstanding	$32,539,109	$31,880,830

Consumer	-2.31%	-2.06%
Net charge-offs during the period	$(73,097)	$(86,675)
Average amount outstanding	$3,167,725	$4,216,323

Total loans	-0.14%	-0.04%
Net charge-offs during the period	$(1,268,120)	$(340,755)
Average amount outstanding	$885,870,373	$797,786,414

In addition to credit risk in the Company’s loan and investment portfolios and its off-balance sheet commitments, and liquidity risk in its loan and deposit-taking operations, the Company’s business activities also generate market risk. Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Declining capital markets and changes in interest rates can result in fair value adjustments to asset valuations or the need to create a related reserve or allowance. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company’s market risk arises primarily from interest rate risk inherent in its lending, deposit taking and investment activities. During recessionary periods, a declining housing market can result in an increase in loan loss reserves or ultimately an increase in foreclosures. Interest rate risk is directly related to the different maturities and repricing characteristics of interest-bearing assets and liabilities, as well as to loan prepayment risks, early withdrawal of time deposits, and the fact that the speed and magnitude of responses to interest rate changes vary by product. Rapid changes in prevailing interest rates, particularly after a long period of relative stability, create a challenging interest rate environment. As discussed above under "Interest Rate Risk and Asset and Liability Management", the Company actively monitors and manages its interest rate risk through the ALCO process.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with OBS risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. During 2024, the Company did not engage in any activity that created any additional types of OBS risk.

The Company generally requires collateral or other security to support financial instruments with credit risk. The Company's financial instruments whose contract amounts represent credit risk are disclosed in Note 17 to the accompanying audited consolidated financial statements, along with a description of the effect of ASU 2016-13 (CECL) on OBS arrangements.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth or the Company has other liquidity demands, it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings. One-way deposits acquired through the CDARS program provide an alternative funding source when needed. The Company had one-way CDARS outstanding at December 31, 2024 or 2023 of $235.5 thousand and $0, respectively. In addition, two-way (that is, reciprocal) CDARS deposits, as well as reciprocal ICS money market and demand deposits, allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other participating FDIC-insured financial institutions. At December 31, 2024 and 2023, the Company reported $2.5 million and $2.4 million, respectively, in reciprocal CDARS deposits. The balance in ICS reciprocal money market deposits was $44.4 million and $13.2 million at December 31, 2024 and 2023, respectively, and the balance in ICS reciprocal demand deposits as of those dates was $109.5 million and $87.1 million, respectively.

To further manage liquidity, the Company has borrowing capacity through the FHLBB and the FRB secured by the Company’s qualifying loan portfolio, a new borrowing arrangement in 2023 with FRB through the BTFP secured by eligible U.S Agency and U.S. Government Securities, as well as unsecured lines of credit through correspondent banks. (See Note 11 to the accompanying audited consolidated financial statements.)

As the need for funds increased in 2024 due primarily to loan growth and in 2023 due to a combination of loan growth and a decrease in deposits, the Company utilized its borrowing capacity through FHLBB as well as the BTFP loan facility offered through FRB. Under these arrangements, the Company had a total of $31.1 million and $10.1 million through FHLBB as of December 31, 2024 and 2023, respectively, and $41.5 million and $44.5 million, respectively, in outstanding borrowings through the BTFP loan facility.

Shareholders' equity increased from $89.03 million at December 31, 2023 to $98.05 million at December 31, 2024. (See the Consolidated Statements of Changes in Shareholders' Equity contained in the accompanying audited consolidated financial statements for a breakdown of the changes.)

The primary objective of the Company’s capital planning process is to balance appropriately the retention of capital to support operations and future growth, with the goal of providing shareholders an attractive return on their investment. To that end, management monitors capital retention and dividend policies on an ongoing basis.

Consistent with these capital planning considerations, During the third quarter of 2024, the Company adopted a stock repurchase program authorizing the repurchase of up to 275,000 shares of the Company’s common stock, representing approximately 5% of the outstanding common shares. Purchases under the program may be on such terms, including price, as market conditions warrant, and may be made through open market purchases or in privately negotiated transactions. The repurchase authorization expires in five years, unless extended, or earlier terminated, by the Board. Notwithstanding the program’s five-year term, the Board will review and re-evaluate the program annually in light of the Company’s then current capital needs, the number and cost of shares repurchased, the number of shares remaining for repurchase under the authorization, and other relevant factors, and management will confer with the FRBB regarding the program, as appropriate in the circumstances.

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Additional Prompt Corrective Action capital requirements are applicable to banks, but not bank holding companies. As of December 31, 2024 and 2023, the Company exceeded all capital adequacy requirements and the Bank was considered well capitalized under the Prompt Corrective Action requirements. (See Note 22 to the accompanying audited consolidated financial statements.)

Common Stock Performance by Quarter*

	2024				2023
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$20.00	$16.90	$17.21	$19.95	$22.95	$19.75	$19.00	$18.97
Low	$16.00	$14.31	$14.79	$16.00	$18.27	$17.20	$16.05	$15.64

	2024				2023
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$18.25	$16.65	$16.31	$17.05	$21.50	$19.25	$18.50	$18.29
Low	$16.16	$14.60	$14.78	$16.00	$18.40	$17.17	$16.16	$15.62

Cash Dividends Declared	$0.23	$0.23	$0.24	$0.24	$0.23	$0.23	$0.23	$0.23

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

As of February 3, 2025, there were 5,598,981 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by 774 shareholders of record.

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Christopher Caldwell, President & CEO

Community Bancorp.

4811 US Route 5

Newport, Vermont  05855

Shareholder Services

For shareholder services or information contact:

Jennifer Desroches, Executive Assistant

Community Bancorp.

4811 US Route 5

Newport, Vermont  05855

(802) 334-7915

Transfer Agent:

Computershare Investor Services

PO Box 43078

Providence, RI  02940-3078

www.computershare.com

Annual Shareholders' Meeting

The 2025 Annual Shareholders' Meeting will be held on May 20, 2025, at the Eastside Restaurant in Newport, Vermont.  A social hour will begin at 2:00 PM, followed by the Annual Meeting promptly at 3:00 PM.

