Form 10-K, Exhibit 13
period 2025-12-31
COMMUNITY BANCORP /VT
filed 2026-03-27
CIK 718413

EXHIBIT 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Community Bancorp. and Subsidiary (the Company) as of December 31, 2025, and the related consolidated statements of income, comprehensive income , changes in shareholders' equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with U.S. generally accepted auditing standards, the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in the Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 27, 2026 expressed an unmodified opinion.

The consolidated financial statements of the Company as of December 31, 2024 were audited by other auditors whose report, dated March 28, 2025, expressed an unmodified opinion on those statements.

Basis for Opinion

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

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Board of Directors and Shareholders

Community Bancorp. and Subsidiary

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses on Loans and Off-Balance Sheet Credit Exposures

As described in Notes 1, 4 and 17 to the Company's consolidated financial statements, the Company has a gross loan portfolio of $965 million, related allowance for credit losses on loans of $10.9 million, off-balance sheet credit exposures of $193 million, and related allowance for credit losses on off-balance sheet credit exposures of $629 thousand as of December 31, 2025. The Company's allowance for credit losses on loans and off-balance sheet credit exposures are material and complex estimates requiring significant management judgment in the evaluation of the credit quality and the estimation of inherent losses within the loan portfolio and off-balance sheet credit exposures.

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

We have served as the Company's auditor since 2025.

BDMP Assurance, LLP

Manchester, New Hampshire

March 27, 2026

Vermont Registration No. 192-0134133

PCAOB Registration No. 7293

Community Bancorp. and Subsidiary	December 31	December 31
Consolidated Balance Sheets	2025	2024

Assets
Cash and due from banks	$11,802,391	$9,875,427
Federal funds sold and overnight deposits	116,259,370	101,064,775
Total cash and cash equivalents	128,061,761	110,940,202
Securities available-for-sale (amortized cost $156,694,754 and $179,668,079 at 12/31/25 and 12/31/24, respectively)	144,528,758	159,697,420
Restricted equity securities, at cost	2,933,050	2,629,350
Loans held-for-sale	138,000	0
Loans	965,285,662	927,940,805
Allowance for credit losses	(10,864,983)	(9,810,212)
Deferred net loan costs	786,604	648,695
Net loans	955,207,283	918,779,288
Premises and equipment, net	12,090,886	12,072,985
Accrued interest receivable	4,607,975	4,472,474
Bank owned life insurance	5,398,085	5,318,354
Goodwill	11,574,269	11,574,269
Other real estate owned	319,019	0
Other assets	22,699,860	23,445,787
Total assets	$1,287,558,946	$1,248,930,129

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand, non-interest bearing	$218,842,543	$197,697,470
Interest-bearing transaction accounts	299,636,739	304,212,085
Money market funds	187,132,921	169,533,067
Savings	142,543,291	142,925,828
Time deposits, $250,000 and over	46,913,997	42,637,716
Other time deposits	175,598,510	144,638,592
Total deposits	1,070,668,001	1,001,644,758
Repurchase agreements	41,498,171	48,943,996
Borrowed funds	35,975,022	72,600,000
Junior subordinated debentures	12,887,000	12,887,000
Accrued interest and other liabilities	12,843,774	14,806,170
Total liabilities	1,173,871,968	1,150,881,924

Shareholders' Equity
Preferred stock, 1,000,000 shares authorized, 0 shares issued at 12/31/25, 15 shares issued and outstanding at 12/31/24 ($100,000 liquidation value, per share)	0	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,882,266 and 5,809,035 shares issued at 12/31/25 and 12/31/24, respectively (including 15,924 and 21,187 shares issued 2/1/26 and 2/1/25, respectively)	14,705,665	14,522,588
Additional paid-in capital	40,076,561	38,801,755
Retained earnings	73,021,908	61,623,460
Accumulated other comprehensive loss	(9,611,137)	(15,776,821)
Less: treasury stock, at cost; 299,339 shares at 12/31/25 and 210,101 shares at 12/31/24	(4,506,019)	(2,622,777)
Total shareholders' equity	113,686,978	98,048,205
Total liabilities and shareholders' equity	$1,287,558,946	$1,248,930,129

Book value per common share outstanding	$20.36	$17.24

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary	Years Ended December 31
Consolidated Statements of Income	2025	2024

Interest income
Interest and fees on loans	$55,464,761	$49,624,046
Interest on taxable debt securities	3,586,797	3,633,292
Interest on tax-exempt debt securities	321,646	321,645
Dividends	237,114	228,169
Interest on federal funds sold and overnight deposits	1,269,541	1,193,788
Total interest income	60,879,859	55,000,940

Interest expense
Interest on deposits	16,039,463	14,115,544
Interest on borrowed funds	1,936,830	4,358,437
Interest on repurchase agreements	1,069,965	797,002
Interest on junior subordinated debentures	959,692	1,098,590
Total interest expense	20,005,950	20,369,573

Net interest income	40,873,909	34,631,367
Credit loss expense	1,373,661	1,133,411
Net interest income after credit loss expense	39,500,248	33,497,956

Non-interest income
Service fees	3,866,744	3,811,141
Income from sold loans	405,978	370,360
Other income from loans	1,369,201	1,228,555
Other income	2,267,382	1,772,160
Total non-interest income	7,909,305	7,182,216

Non-interest expense
Salaries and wages	9,778,049	9,352,000
Employee benefits	4,174,297	3,875,597
Occupancy expenses, net	3,041,242	2,739,657
Other expenses	10,011,389	9,509,838
Total non-interest expense	27,004,977	25,477,092

Income before income taxes	20,404,576	15,203,080
Income tax expense	3,436,595	2,438,630
Net income	$16,967,981	$12,764,450

Earnings per common share	$3.01	$2.28
Weighted average number of common shares used in computing earnings per share	5,602,905	5,553,052
Dividends declared per common share	$0.98	$0.94

The accompanying notes are an integral part of these consolidated financial statements.

5

	Years Ended December 31
	2025	2024

Net income	$16,967,981	$12,764,450

Other comprehensive income, net of tax:
Unrealized holding gain on securities AFS arising during the period	7,804,665	195,918
Tax effect	(1,638,981)	(41,144)
Other comprehensive income, net of tax	6,165,684	154,774
Total comprehensive income	$23,133,665	$12,919,224

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2025 and 2024

							Accumulated
					Additional		other		Total
	Common stock		Preferred stock		paid-in	Retained	comprehensive	Treasury	shareholders'
	Shares	Amount	Shares	Amount	capital	earnings	loss	stock	equity

Balances, December 31, 2023	5,724,151	$14,310,378	15	$1,500,000	$37,574,578	$54,198,230	$(15,931,595)	$(2,622,777)	$89,028,814

Comprehensive income
Net income						12,764,450			12,764,450
Other comprehensive income							154,774		154,774
Total comprehensive income									12,919,224

Cash dividends declared - common stock						(5,213,595)			(5,213,595)
Cash dividends declared - preferred stock						(125,625)			(125,625)

Issuance of common stock	84,884	212,210			1,227,177				1,439,387

Balances, December 31, 2024	5,809,035	14,522,588	15	1,500,000	38,801,755	61,623,460	(15,776,821)	(2,622,777)	98,048,205

Comprehensive income
Net income						16,967,981			16,967,981
Other comprehensive income							6,165,684		6,165,684
Total comprehensive income									23,133,665

Cash dividends declared - common stock						(5,472,942)			(5,472,942)
Cash dividends declared - preferred stock						(96,591)			(96,591)

Issuance of common stock	73,231	183,077			1,274,806				1,457,883

Shares purchased through stock buyback plan								(1,883,242)	(1,883,242)

Redemption of preferred stock			(15)	(1,500,000)					(1,500,000)

Balances, December 31, 2025	5,882,266	$14,705,665	0	$0	$40,076,561	$73,021,908	$(9,611,137)	$(4,506,019)	$113,686,978

The accompanying notes are an integral part of these consolidated financial statements.

Community Bancorp. and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31
	2025	2024

Cash Flows from Operating Activities:
Net income	$16,967,981	$12,764,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, bank premises and equipment	1,045,243	1,029,971
Credit loss expense	1,373,661	1,133,411
Deferred income tax provision	48,470	351,928
Gain on sale of loans	(145,617)	(88,087)
Loss on sale of bank premises and equipment	7,839	3,374
Gain on sale of OREO	0	(30,061)
Income from CFS Partners	(1,783,726)	(1,220,909)
Amortization of bond premium, net	30,599	208,521
Proceeds from sales of loans held for sale	6,923,617	5,075,326
Originations of loans held for sale	(6,916,000)	(4,987,239)
Increase in taxes payable	29,638	17,177
Increase in interest receivable	(135,501)	(225,676)
Decrease in mortgage servicing rights	77,661	82,525
(Increase) decrease in right-of-use assets	(256,859)	65,489
Increase (decrease) in operating lease liabilities	286,900	(80,770)
Increase in other assets	(116,579)	(100,564)
Increase in cash surrender value of BOLI	(79,731)	(85,651)
Amortization of limited partnerships	851,482	748,525
Change in net deferred loan fees and costs	(137,909)	(75,526)
(Decrease) increase in interest payable	(1,923,633)	1,326,473
Decrease in accrued expenses	(161,511)	(144,567)
Increase in other liabilities	63,007	1,033
Net cash provided by operating activities	16,049,032	15,769,153

Cash Flows from Investing Activities:
Investments - AFS
Maturities, calls, pay downs and sales	37,914,501	30,995,996
Purchases	(14,971,773)	0
Proceeds from redemption of restricted equity securities	3,071,300	4,418,100
Purchases of restricted equity securities	(3,375,000)	(5,405,100)
Increase in limited partnership contributions payable	0	4,356,000
Investments in limited liability entities	0	(6,389,000)
Increase in loans, net	(38,164,093)	(84,267,625)
Capital expenditures net of proceeds from sales of bank premises and equipment	(780,773)	(791,790)
Proceeds from sales of OREO	0	305,061
Recoveries of loans charged off	106,006	213,554
Net cash used in investing activities	(16,199,832)	(56,564,804)

8

	2025	2024

Cash Flows from Financing Activities:
Net increase in demand and interest-bearing transaction accounts	16,569,727	1,908,705
Net increase in money market and savings accounts	17,217,317	39,512,790
Net increase in time deposits	35,236,199	63,255,481
Net (decrease) increase in repurchase agreements	(7,445,825)	12,688,076
Net decrease in short-term borrowings	(41,800,000)	(12,000,000)
Proceeds from long-term borrowings	10,175,022	30,000,000
Repayments on long-term borrowings	(5,000,000)	0
Decrease in finance lease obligations	(234,081)	(226,863)
Shares purchased through stock buyback program	(1,883,242)	0
Redemption of preferred stock	(1,500,000)	0
Dividends paid on preferred stock	(96,591)	(125,625)
Dividends paid on common stock	(3,966,167)	(3,711,224)
Net cash provided by financing activities	17,272,359	131,301,340

Net increase in cash and cash equivalents	17,121,559	90,505,689
Cash and cash equivalents:
Beginning	110,940,202	20,434,513
Ending	$128,061,761	$110,940,202

Supplemental Schedule of Cash Paid During the Period:
Interest	$21,929,583	$19,043,100

Income taxes, net of refunds	$2,509,100	$1,321,000

Supplemental Schedule of Noncash Investing and Financing Activities:
Change in unrealized gain on securities AFS	$7,804,665	$195,918

Loans transferred to OREO	$319,019	$275,000

Additions to operating lease liabilities	$524,455	$138,058

Investment in limited partnerships, not yet paid	$4,356,000	$4,356,000

Common Shares Dividends Paid:
Dividends declared	$5,472,942	$5,213,595
Increase in dividends payable attributable to dividends declared	(48,892)	(62,984)
Dividends reinvested	(1,457,883)	(1,439,387)
Total dividends paid	$3,966,167	$3,711,224

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

ABS:	Asset backed security	FDICIA:	Federal Deposit Insurance Corporation
ACBB:	Atlantic Community Bankers Bank		Improvement Act of 1991
ACBI:	Atlantic Community Bancshares, Inc.	FHA:	Federal Housing Administration
ACH:	Automated Clearing House	FHLBB:	Federal Home Loan Bank of Boston
ACL:	Allowance for credit losses	FHLMC:	Federal Home Loan Mortgage Corporation
AFS:	Available-for-sale	FLA:	First Loss Account
Agency MBS:	MBS issued by a U.S. government agency	FOMC:	Federal Open Market Committee
	or GSE	FRB:	Federal Reserve Board
ALCO:	Asset Liability Committee	FRBB:	Federal Reserve Bank of Boston
AML:	Anti-money laundering laws	GAAP:	Generally Accepted Accounting Principles
AOCI:	Accumulated other comprehensive income		in the United States
ASC:	Accounting Standards Codification	GSE:	Government sponsored enterprise
ASU:	Accounting Standards Update	HMDA:	Home Mortgage Disclosure Act
ATMs:	Automatic teller machines	HTM:	Held-to-maturity
ATS:	Automatic transfer service	ICS:	Insured Cash Sweeps of the IntraFi Network
Bancorp:	Community Bancorp.	IRS:	Internal Revenue Service
Bank:	Community National Bank	JNE:	Jobs for New England
BHG:	Bankers Healthcare Group	Jr:	Junior
BIC:	Borrower-in-Custody	LIBOR:	London Interbank Offered Rate
Board:	Board of Directors	LLC:	Limited liability corporation
BOLI:	Bank owned life insurance	MBS:	Mortgage-backed security
bp or bps:	Basis point(s)	MPF:	Mortgage Partnership Finance
BSA:	Bank Secrecy Act	MSAs	Metropolitan Statistical Areas
BTFP:	Bank Term Funding Program	MSRs:	Mortgage servicing rights
CBLR:	Community Bank Leverage Ratio	NII:	Net interest income
CDARS:	Certificate of Deposit Accounts Registry	NMTC:	New Markets Tax Credits
	Service of the IntraFi Network	OAS:	Other amortizing security
CDs:	Certificates of deposit	OBS:	Off-balance sheet
CECL:	Current Expected Credit Loss	OCI:	Other comprehensive income (loss)
CEO:	Credit Enhancement Obligation	OFAC:	Office of Foreign Asset Control
CFPB:	Consumer Financial Protection Bureau	OREO:	Other real estate owned
CFSG:	Community Financial Services Group, LLC	OTTI:	Other-than-temporary impairment
CFS Partners:	Community Financial Services Partners, LLC	PMI:	Private mortgage insurance
CME:	CME Group Benchmark Administration Ltd.	PPP:	Paycheck Protection Program
CMO:	Collateralized Mortgage Obligations	QM(s):	Qualified Mortgage(s)
Company:	Community Bancorp. and Subsidiary	RD:	USDA Rural Development
CRA:	Community Reinvestment Act	SBA:	U.S. Small Business Administration
CRE:	Commercial Real Estate	SEC:	U.S. Securities and Exchange Commission
DCF:	Discounted cash flow	SOFR:	Secured Overnight Financing Rate
DDA or DDAs:	Demand Deposit Account(s)	SOX:	Sarbanes-Oxley Act of 2002
DIF:	Deposit Insurance Fund	TILA:	Truth in Lending Act
DTC:	Depository Trust Company	USDA:	U.S. Department of Agriculture
DRIP:	Dividend Reinvestment Plan	VA:	U.S. Veterans Administration
Exchange Act:	Securities Exchange Act of 1934	VIE:	Variable interest entities
FASB:	Financial Accounting Standards Board	2017 Tax Act:	Tax Cut and Jobs Act of 2017
FDIA:	Federal Deposit Insurance Act	2018 Regulatory	Economic Growth, Regulatory Relief and
FDIC:	Federal Deposit Insurance Corporation	Relief Act:	Consumer Protection Act of 2018

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

While management uses available information to recognize losses on loans and OREO, future additions to the allowance or write-downs of OREO may be necessary based on changes in local economic conditions or other relevant factors.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for credit losses on loans and the carrying value of OREO. Such agencies may require the Company to recognize additions to the allowance or write-downs of OREO based on their judgment about information available to them at the time of their examination.

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

ACL – AFS Debt Securities: For AFS debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income.

Changes in the ACL on AFS debt securities are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Accrued interest receivable on AFS debt securities which totaled $449,020 and $509,429 on December 31, 2025 and 2024, respectively, was reported in accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses.

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

The Company previously held a one-third ownership interest in CFS Partners, which in turn owns 100% of CFSG, a non-depository trust company. Commencing March 1, 2025, the Company’s share of CFS Partners’ net income increased from 33.3% to 50%.   (see Note 9).  The Company's investment in CFS Partners is accounted for under the equity method of accounting and effective July 31, 2025, its membership interest in CFS Partners increased to 50% upon the redemption of all the membership interest of one of the three members.

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

As of December 31, 2025 and 2024, the primary macroeconomic drivers used within the DCF model included forecasts of civilian unemployment and changes in national gross domestic product (GDP).  Management monitors and assesses its macroeconomic drivers at least annually (generally in the fourth quarter, or more frequently as circumstances warrant) to determine whether they continue to be the most predictive indicator of losses within the Company's loan portfolio, and these macroeconomic drivers may change from time to time.

To determine its reasonable and supportable forecast, management may leverage macroeconomic forecasts obtained from various reputable sources, which may include, but are not limited to, the FOMC forecast and other publicly available forecasts from well recognized, leading economists or firms. The Company's reasonable and supportable forecast period generally ranges from one to three years, depending on the facts and circumstances of the current state of the economy, portfolio segment, and management's judgment of what can be reasonably supported. The model reversion period generally ranges from one to six years, and it also depends on the current state of the economy and management's judgments of such. Management monitors and assesses the forecast and reversion period at least annually, or more frequently as circumstances warrant.  The Company used a one-year forecast and reversion period to calculate the ACL on loans as of December 31, 2025 and 2024.

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

Qualitative factors are also applied to include the levels of and trends in delinquencies and non-performing loans, levels of and trends in loan risk groups, trends in volumes and terms of loans, effects of any changes in loan related policies, experience, ability and the depth of management, documentation and credit data exception levels, national and local economic trends, external factors such as competition and regulation and lastly, concentrations of credit risk in a variety of areas, including portfolio product mix, the level of loans to individual borrowers and their related interests, loans to industry segments, and the geographic distribution of CRE loans. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available. During the fourth quarter of 2025, after review and analysis, management decreased the qualitative factors for credit management oversight in all loan segments, reflecting a stable level of criticized loans. An analysis of the qualitative score card at year end led to management’s determination that several risk weights should be adjusted. Adjustments to qualitative factors made by management in the fourth quarter of 2025 were made to risk status to reflect seasoned personnel in all portfolios as well as decreases seen for criticized and classified loans in the commercial and industrial and CRE portfolios to reflect a stable level of criticized loans during the fourth quarter.

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

Mortgage servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or retained upon the sale of loans.  Capitalized servicing rights are reported in Other assets and initially recorded at fair value and are amortized against non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.  Servicing rights are periodically evaluated for impairment, based upon the estimated fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying the rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance and is recorded as amortization of Other assets, to the extent that estimated fair value is less than the capitalized amount at the valuation date.  Subsequent improvement, if any, in the estimated fair value of impaired MSRs is reflected in a positive valuation adjustment and is recognized in other income up to (but not more than) the amount of the prior impairment.

Pension costs

Pension costs are charged to salaries and employee benefits expense and accrued over the active service period.

Advertising costs

The Company’s advertising costs are expensed as incurred.

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

Preferred stock

In December 2007, the Company issued 25 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, without par value and having a liquidation preference of $100,000 per share.  There were 0 shares and 15 shares of preferred stock outstanding as of December 31, 2025 and 2024, respectively.  Under the terms of the preferred stock, the Company paid non-cumulative cash dividends quarterly, when, as and if declared by the Board.  Dividends were payable at a variable dividend rate equal to the Wall Street Journal Prime Rate in effect on the first business day of each quarterly dividend period.  A variable rate of 8.50% was in effect for the three quarters dividend payments in 2024, followed by a decrease with a rate of 8.00% in effect for the last quarter of 2024. For the first quarter of 2025 the variable rate decreased to 7.50%, which remained in effect for the next two quarters of 2025. Prior to 2020, the Company had redeemed 10 shares of preferred stock at an aggregate redemption price of $1,000,000 plus accrued dividends.  The Company redeemed the remaining 15 shares at par in November 2025 at an aggregate redemption price of $1,500,000 plus accrued dividends.

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

The following table illustrates the calculation of earnings per common share for the periods presented, as adjusted for the cash dividends declared on the preferred stock:

Years Ended December 31	2025	2024

Net income, as reported	$16,967,981	$12,764,450
Less: dividends to preferred shareholders	96,591	125,625
Net income available to common shareholders	$16,871,390	$12,638,825
Weighted average number of common shares used in calculating earnings per share	5,602,905	5,553,052
Earnings per common share	$3.01	$2.28

Off-balance-sheet financial instruments

In the ordinary course of business, the Company is a party to off-balance-sheet financial instruments consisting of commitments to extend credit, commercial and municipal letters of credit, standby letters of credit, risk-sharing commitments on residential mortgage loans sold through the FHLBB’s MPF program and certain risk participation agreements.  Such financial instruments are recorded in the consolidated financial statements when they are funded (see Note 17).

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

Segment information

The Company's reportable segment is determined by the Treasurer, who is the designated chief operating decision maker, based upon information provided about the Company's products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided by the chief operating decision maker, who uses such information to review the performance of various components of the business, which are then aggregated if operating performance, products/services, and customers are similar. The chief operating decision maker will evaluate the financial performance of the Company's business components such as by evaluating revenue streams, significant expenses, and budget to actual results in assessing the Company's segment and in the determination of allocating resources. The chief operating decision maker uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The chief operating decision maker uses consolidated net income to benchmark the Company against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposit product service fees provide revenues in the banking operation. Interest expense, credit loss expense, and salaries and employee benefits, as reported on the consolidated statements of income, provide the significant expenses in the banking operation. All operations are domestic.

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

Note 2.  Recent Accounting Developments

In November 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures. The ASU provides more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information, such as requiring the disclosure of specific categories in the rate reconciliation and the disaggregation of income tax expense and income taxes paid by federal, state, and foreign taxes. The ASU is effective for annual periods beginning after December 15, 2024, with early adoption permitted.  The Company adopted this ASU in 2024 as permitted, and it did not have a material impact on the Company's consolidated financial statements.

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

Note 3.  Investment Securities

Debt securities AFS as of the balance sheet dates consisted of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2025
U.S. GSE debt securities	$12,000,000	$0	$556,223	$11,443,777
U.S. Government securities	11,521,640	0	185,660	11,335,980
Taxable Municipal securities	300,000	0	34,437	265,563
Tax-exempt Municipal securities	10,712,772	105,694	494,815	10,323,651
Agency MBS	118,162,360	443,634	11,344,758	107,261,236
ABS and OAS	1,745,851	0	78,970	1,666,881
CMO	1,756,131	0	12,327	1,743,804
Other investments	496,000	0	8,134	487,866
Total	$156,694,754	$549,328	$12,715,324	$144,528,758

December 31, 2024
U.S. GSE debt securities	$12,000,000	$0	$1,036,485	$10,963,515
U.S. Government securities	27,579,709	0	824,566	26,755,143
Taxable Municipal securities	300,000	0	52,255	247,745
Tax-exempt Municipal securities	10,772,633	79,789	614,169	10,238,253
Agency MBS	119,522,274	130,900	17,396,937	102,256,237
ABS and OAS	2,098,461	0	140,696	1,957,765
CMO	6,899,002	0	93,467	6,805,535
Other investments	496,000	0	22,773	473,227
Total	$179,668,079	$210,689	$20,181,348	$159,697,420

The Company had investments in Agency MBS exceeding 10% of shareholders’ equity with a book value of $118.2 million and $119.5 million, respectively, and a fair value of $107.3 million and $102.3 million, respectively, as of December 31, 2025 and 2024.

There were no sales of investment securities during 2025 or 2024.

Investment securities pledged as collateral for larger dollar repurchase agreement accounts and for other purposes as required or permitted by law consisted of U.S. GSE debt securities, Agency MBS, and ABS and OAS.  These repurchase agreements mature daily. The aggregate amortized cost and fair value of these pledged securities as of the balance sheet dates were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2025	$59,380,136	$53,294,329
December 31, 2024	61,463,021	52,603,659

Investment securities pledged as collateral for BTFP borrowings as of December 31, 2024, consisted of U.S. Government securities and U.S. GSE debt securities.  The aggregate amortized cost and fair value of these pledged investments were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2024	$58,548,143	$52,695,867

There were no investment securities pledged as collateral for BTFP borrowings as of December 31, 2025, as all such borrowings  matured and were repaid during the first quarter of 2025.

The carrying amount and estimated fair value of securities by contractual maturity as of December 31, 2025 are shown below.  Expected maturities will differ from contractual maturities because issuers may call or prepay obligations with or without call or prepayment penalties, pursuant to contractual terms.  Because the actual maturities of Agency MBS usually differ from their contractual maturities due to the right of borrowers to prepay the underlying mortgage loans, usually without penalty, those securities are not presented in the following table by contractual maturity date.

The scheduled maturities of debt securities AFS as of December 31, 2025 were as follows:

	Amortized	Fair
	Cost	Value
December 31, 2025
Due in one year or less	$14,556,482	$14,347,722
Due from one to five years	11,054,063	10,602,542
Due from five to ten years	2,853,838	2,638,068
Due after ten years	10,068,011	9,679,190
Agency MBS	118,162,360	107,261,236
Total	$156,694,754	$144,528,758

Debt securities with unrealized losses for which an ACL has not been recorded as of the balance sheet dates are presented in the tables below.

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2025
U.S. GSE debt securities	$0	$0	$11,443,777	$556,223	11	$11,443,777	$556,223
U.S. Government securities	0	0	11,335,980	185,660	21	11,335,980	185,660
Taxable Municipal securities	0	0	265,563	34,437	1	265,563	34,437
Tax-exempt Municipal securities	980,268	3,766	5,553,783	491,049	14	6,534,051	494,815
Agency MBS	0	0	83,695,677	11,344,758	112	83,695,677	11,344,758
ABS and OAS	0	0	1,666,881	78,970	4	1,666,881	78,970
CMO	0	0	1,743,804	12,327	4	1,743,804	12,327
Other investments	0	0	487,866	8,134	2	487,866	8,134
Total	$980,268	$3,766	$116,193,331	$12,711,558	169	$117,173,599	$12,715,324

	Less than 12 months		12 months or more		Totals
	Fair	Unrealized	Fair	Unrealized	Number of	Fair	Unrealized
	Value	Loss	Value	Loss	Securities	Value	Loss
December 31, 2024
U.S. GSE debt securities	$0	$0	$10,963,515	$1,036,485	11	$10,963,515	$1,036,485
U.S. Government securities	0	0	26,755,143	824,566	41	26,755,143	824,566
Taxable Municipal securities	0	0	247,745	52,255	1	247,745	52,255
Tax-exempt Municipal securities	3,043,981	37,705	3,945,428	576,464	15	6,989,409	614,169
Agency MBS	2,480,313	27,200	91,208,171	17,369,737	118	93,688,484	17,396,937
ABS and OAS	0	0	1,957,765	140,696	4	1,957,765	140,696
CMO	0	0	6,805,535	93,467	7	6,805,535	93,467
Other investments	0	0	473,227	22,773	2	473,227	22,773
Total	$5,524,294	$64,905	$142,356,529	$20,116,443	199	$147,880,823	$20,181,348

As of December 31, 2025 and 2024, the Company did not have the intent to sell, nor was it more likely than not that we would be required to sell any of the debt securities AFS in an unrealized loss position prior to recovery.  Management determined that no individual debt securities in an unrealized loss position as of either such date represented credit losses that would require an ACL. The Company concluded that the unrealized losses were primarily attributed to increases in market interest rates since these securities were purchased under other market conditions.  Accordingly, there was no ACL on AFS debt securities as of December 31, 2025 or 2024.

The Bank is a member of the FHLBB. The FHLBB is a cooperatively owned wholesale bank for housing and finance in the six New England States. Its mission is to support the residential mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. The Company obtains much of its wholesale funding from the FHLBB.  As a requirement of membership in the FHLBB, the Bank must own a minimum required amount of FHLBB stock, calculated periodically based primarily on the Bank’s level of borrowings from the FHLBB.  As a result of the Bank’s level of borrowings during 2025 and 2024, the Bank was required to purchase additional FHLBB stock in aggregate totaling $3.4 million and $5.4 million, respectively.  As a member of the FHLBB, the Company is also subject to future capital calls by the FHLBB to maintain compliance with its capital plan.  During 2025 and 2024, FHLBB exercised capital call options with redemptions totaling $3.1 million and $4.4 million, respectively, on the Company’s portfolio of FHLBB stock.  As of December 31, 2025 and 2024, the Company’s investment in FHLBB stock was $2.3 million and $1.9 million, respectively.

The Company periodically evaluates its investment in FHLBB stock for impairment based on, among other factors, the capital adequacy of the FHLBB and its overall financial condition. No impairment losses have been recorded through December 31, 2025.

As a national bank, the Bank is required to be a member of the Federal Reserve System and to subscribe to the capital stock of the Federal Reserve Bank of its district in an amount equal to 6% of the Bank’s capital and surplus, with 3% paid in and 3% on call.  The Company’s investment in FRBB stock was $588,150 at December 31, 2025 and 2024.

In 2018, the Company purchased 20 shares of common stock in ACBI at a purchase price of $90,000, for the purpose of obtaining access to correspondent banking services from ACBI subsidiary, ACBB. These shares are subject to contractual resale restrictions and considered by management to be restricted and are recorded in the balance sheet at cost, amounting to $90,000 at December 31, 2025 and 2024.

Note 4.  Loans, Allowance for Credit Losses, Credit Quality and Off-Balance Sheet Credit Exposures

The composition of net loans as of the balance sheet dates was as follows:

December 31,	2025		2024

Commercial & industrial	$107,458,746	11.13%	$124,055,652	13.37%
Purchased (1)	10,010,347	1.04%	7,808,877	0.84%
Commercial real estate	499,647,904	51.76%	472,152,857	50.88%
Municipal	62,078,419	6.43%	67,087,399	7.23%
Residential real estate - 1st lien	236,556,346	24.51%	218,090,893	23.50%
Residential real estate - Jr lien	46,472,047	4.81%	35,691,181	3.85%
Consumer	3,061,853	0.32%	3,053,946	0.33%
Total loans	965,285,662	100.00%	927,940,805	100.00%

ACL	(10,864,983)		(9,810,212)
Deferred net loan costs	786,604		648,695
Net loans	$955,207,283		$918,779,288

(1)	At December 31, 2025, Purchased loans consisted of $3.0 million in commercial loans and $7.0 million in consumer loans, compared to $4.0 million and $3.8 million, respectively, at December 31, 2024.

The Company purchased a block of consumer loans totaling $4.9 million during the quarter ended June 30, 2025, which is reflected in the Purchase loan total for December 31, 2025, in the table above and the related consumer loan total in the footnote to that table.

Accrued interest receivable on loans totaled $4.0 million and $3.8 million on December 31, 2025 and 2024, respectively, and was reported in accrued interest receivable on the consolidated balance sheets and is excluded from the estimate of credit losses.

Years Ended December 31	2025	2024

Credit loss expense - loans	$1,448,982	$1,235,607
Credit loss reversal - OBS credit exposure	(75,321)	(102,196)
Credit loss expense	$1,373,661	$1,133,411

The following tables present the activity in the ACL on loans by portfolio segment for the periods presented.

As of or for the year ended December 31, 2025

	Balance			Credit Loss	Balance
	December 31,			Expense	December 31,
	2024	Charge-offs	Recoveries	(Reversal)	2025

Commercial & Industrial	$727,488	$(393,439)	$56,006	$237,007	$627,062
Purchased	22,415	0	0	7,806	30,221
Commercial Real Estate	6,487,700	0	0	(184,322)	6,303,378
Municipal	167,719	0	0	(12,523)	155,196
Residential Real Estate - 1st Lien	2,087,034	(13,757)	14,367	1,032,818	3,120,462
Residential Real Estate - Jr Lien	291,239	0	0	309,701	600,940
Consumer	26,617	(93,021)	35,633	58,495	27,724
Totals	$9,810,212	$(500,217)	$106,006	$1,448,982	$10,864,983

As of or for the year ended December 31, 2024

	Balance			Credit Loss	Balance
	December 31,			Expense	December 31,
	2023	Charge-offs	Recoveries	(Reversal)	2024

Commercial & Industrial	$1,100,688	$(1,263,015)	$163,743	$726,072	$727,488
Purchased	37,065	0	0	(14,650)	22,415
Commercial Real Estate	5,522,082	(126,393)	13,718	1,078,293	6,487,700
Municipal	136,167	0	0	31,552	167,719
Residential Real Estate - 1st Lien	2,590,926	0	1,386	(505,278)	2,087,034
Residential Real Estate - Jr Lien	431,007	0	15,538	(155,306)	291,239
Consumer	24,790	(92,266)	19,169	74,924	26,617
Totals	$9,842,725	$(1,481,674)	$213,554	$1,235,607	$9,810,212

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

The risk ratings within the loan portfolio by loan segment and origination year, were as follows:

As of December 31, 2025							Revolving	Revolving
							Loans	Loans
	Term Loans Amortized Cost Basis by Origination Year						Amortized	Converted
	2025	2024	2023	2022	2021	Prior	Cost Basis	to Term	Total
	(Dollars in Thousands)
Commercial & Industrial:
Pass	$11,960	$17,660	$9,792	$11,597	$3,493	$3,673	$39,322	$0	$97,497
Special mention	0	0	7	91	29	0	1,102	0	1,229
Substandard/Doubtful	0	0	545	3,948	497	1,374	2,369	0	8,733
Total	$11,960	$17,660	$10,344	$15,636	$4,019	$5,047	$42,793	$0	$107,459

Purchased:
Pass	$4,213	$0	$3,046	$67	$733	$1,951	$0	$0	$10,010
Total	$4,213	$0	$3,046	$67	$733	$1,951	$0	$0	$10,010

Commercial real estate:
Pass	$59,936	$55,850	$81,591	$88,236	$32,288	$118,864	$44,536	$0	$481,301
Special mention	0	0	4,605	176	0	7,034	0	0	11,815
Substandard/Doubtful	220	1,217	0	0	0	5,095	0	0	6,532
Total	$60,156	$57,067	$86,196	$88,412	$32,288	$130,993	$44,536	$0	$499,648

Municipal:
Pass	$26,477	$4,074	$136	$236	$2,579	$9,469	$17,870	$0	$60,841
Special mention	0	0	0	0	0	1,238	0	0	1,238
Total	$26,477	$4,074	$136	$236	$2,579	$10,707	$17,870	$0	$62,079

Residential real estate - 1st lien:
Pass	$44,262	$26,622	$25,994	$31,186	$32,717	$68,611	$4,445	$0	$233,837
Special mention	0	0	154	183	224	158	0	0	719
Substandard/Doubtful	0	0	41	0	107	1,852	0	0	2,000
Total	$44,262	$26,622	$26,189	$31,369	$33,048	$70,621	$4,445	$0	$236,556

Residential real estate - Jr lien:
Pass	$6,149	$3,005	1,490	$1,425	$279	$1,030	$31,264	$1,686	$46,328
Special mention	0	68	0	0	0	61	0	0	129
Substandard/Doubtful	0	0	0	0	0	15	0	0	15
Total	$6,149	$3,073	$1,490	$1,425	$279	$1,106	$31,264	$1,686	$46,472

Consumer:
Pass	$1,583	$695	$395	$182	$73	$134	$0	$0	$3,062
Total	$1,583	$695	$395	$182	$73	$134	$0	$0	$3,062

Total Loans	$154,800	$109,191	$127,796	$137,327	$73,019	$220,559	$140,908	$1,686	$965,286

As of December 31, 2025, there were (i) no Substandard/Doubtful loans within the Municipal loan segment and (ii) no Special mention or Substandard/Doubtful loans within the Purchased or Consumer loan segments.

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

As of December 31, 2024, there were no Special mention loans within the Residential real estate Jr lien loan segment and no Special mention or Substandard/Doubtful loans within the Purchased, Municipal or Consumer loan segments.

Gross charge-offs, by loan segment and origination year, were as follows:

For the year ended December 31, 2025
	Term Loan Charge Offs by Origination Year
	2025	2024	2023	2022	2021	Prior	Total
	(Dollars in Thousands)
Current period gross charge-offs
Commercial & Industrial	$83	$0	$8	$0	$0	$303	$394
Residential real estate - 1st lien	0	0	0	13	0	0	13
Consumer	1	17	5	5	1	64	93
Total current period gross charge-offs	$84	$17	$13	$18	$1	$367	$500

For the year ended December 31, 2025, there were no current period gross charge-offs within the Purchased, Commercial real estate, Municipal, or Residential real estate Jr lien loan segments.

For the year ended December 31, 2024
	Term Loan Charge Offs by Origination Year
	2024	2023	2022	2021	2020	Prior	Total
	(Dollars in Thousands)
Current period’s gross charge-offs
Commercial & Industrial	$0	$14	$0	$5	$0	$1,244	$1,263
Commercial real estate	0	0	0	0	45	81	126
Consumer	1	30	3	3	0	56	93
Total current period gross charge-offs	$1	$44	$3	$8	$45	$1,381	$1,482

For the year ended, December 31, 2024, there were no current period gross charge-offs within the Purchased, Municipal, Residential real estate 1st lien or Residential real estate Jr lien loan segments.

The following tables present the amortized cost basis of loans on nonaccrual status and loans past due 90 days or more and still accruing as of the dates presented.  There were no nonaccrual loans with an ACL as of December 31, 2025 or 2024.

		90 Days or
	Total	More and
December 31, 2025	Nonaccrual	Accruing

Commercial & industrial	$5,720,577	$0
Commercial real estate	1,020,249	0
Residential real estate - 1st lien	253,064	253,055
Residential real estate - Jr lien	15,741	225,568
Totals	$7,009,631	$478,623

		90 Days or
	Total	More and
December 31, 2024	Nonaccrual	Accruing

Commercial & industrial	$6,365,276	$0
Commercial real estate	1,196,838	0
Residential real estate - 1st lien	752,850	806,325
Residential real estate - Jr lien	23,202	0
Totals	$8,338,166	$806,325

The following is an age analysis of past due loans (including non-accrual), as of the balance sheet dates, by portfolio segment:

		90 Days	Total
December 31, 2025	30-89 Days	or More	Past Due	Current	Total Loans

Commercial & industrial	$11,044	$987,634	$998,678	$106,460,068	$107,458,746
Purchased	0	0	0	10,010,347	10,010,347
Commercial real estate	356,541	17,548	374,089	499,273,815	499,647,904
Municipal	0	0	0	62,078,419	62,078,419
Residential real estate - 1st lien	1,563,753	299,793	1,863,546	234,692,800	236,556,346
Residential real estate - Jr lien	402,645	225,568	628,213	45,843,834	46,472,047
Consumer	31,542	0	31,542	3,030,311	3,061,853
Totals	$2,365,525	$1,530,543	$3,896,068	$961,389,594	$965,285,662

	90 Days	Total
December 31, 2024	30-89 Days	or More	Past Due	Current	Total Loans

Commercial & industrial	$249,577	$1,286,921	$1,536,498	$122,519,154	$124,055,652
Purchased	0	0	0	7,808,877	7,808,877
Commercial real estate	711,925	25,050	736,975	471,415,882	472,152,857
Municipal	0	0	0	67,087,399	67,087,399
Residential real estate - 1st lien	2,471,244	1,306,019	3,777,263	214,313,630	218,090,893
Residential real estate - Jr lien	88,514	0	88,514	35,602,667	35,691,181
Consumer	13,151	0	13,151	3,040,795	3,053,946
Totals	$3,534,411	$2,617,990	$6,152,401	$921,788,404	$927,940,805

For all loan segments, loans 30 days or more past due are considered delinquent.

A collateral-dependent loan is a loan in which the borrower is experiencing financial difficulty and there is no other reasonably available source of repayment other than the collateral. The following tables present the amortized cost basis of collateral-dependent loans as of the balance sheet dates, by collateral type:

	Real Estate	Total
December 31, 2025
Commercial real estate	$1,755	$1,755
Residential real estate - 1st lien	153,661	153,661
Total	$155,416	$155,416

December 31, 2024
Residential real estate - 1st lien	$593,678	$593,678

Residential real estate loans in process of foreclosure as of the balance sheet dates comprised of the following:

	Number of loans	Balance

December 31, 2025	2	$273,031
December 31, 2024	1	$88,780

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

The following tables present the amortized cost basis of loans as of December 31, 2025 and 2024, that were both experiencing financial difficulty and modified during the twelve months ended December 31, 2025 and 2024, respectively by class and by type of modification. The percentage of the amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each class of financing receivable is also presented below.

As of and for the year ended December 31, 2025		Total Class
	Term	of Financing
	Extension	Receivable

Commercial & Industrial	$16,287	0.0152%
Commercial Real Estate	17,548	0.0035%
Total	$33,835	0.0187%

As of and for the year ended December 31, 2024			Combination
Payment
			Delay and	Total Class
	Payment	Term	Term	of Financing
	Delay	Extension	Extension	Receivable

Commercial & Industrial	$1,628,466	$10,695	$107,135	1.41%

As of December 31, 2025 and 2024, the Company was not committed to lend additional amounts to the borrowers whose loans are included in the table above.

The following tables present the financial effect of the loan modifications presented above to borrowers experiencing financial difficulty for the years ended December 31, 2025 and 2024.

For the year ended December 31, 2025	Weighted-
Average
Term Extension
(months)

Commercial & Industrial	84
Commercial Real Estate	82

For the year ended December 31, 2024	Weighted-
Average
Term Extension
(months)

Commercial & Industrial	10

The following table presents the amortized cost basis of loans that were modified within the previous twelve months that had subsequently defaulted during the twelve months ended December 31, 2025.  Loans are considered defaulted at 90 days past due.

Term
Extension

Commercial Real Estate	$17,548

As of December 31, 2024 there were no loan modifications that were past due or that had a payment default since modification.

Note 5.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others were $119.5 million and $127.9 million at December 31, 2025 and 2024, respectively. Proceeds on loan sales of $6.9 million and $5.1 million were realized for the years ended December 31, 2025 and 2024, respectively, with net gains of $145,617 and $88,087 for the respective periods.  Most loan sales are with servicing rights retained.

The following table summarizes changes in the carrying amount of MSRs, included in other assets in the consolidated balance sheets, for the years ended December 31,

	2025	2024

Balance at beginning of year	$704,488	$787,013
MSRs capitalized	48,112	42,551
MSRs amortized	(125,773)	(125,076)
Balance at end of year	$626,827	$704,488

Note 6.   Premises and Equipment

The major classes of the Company’s premises and equipment and accumulated depreciation and amortization at December 31 were as follows:

	2025	2024

Buildings and improvements	$11,072,189	$10,848,724
Land and land improvements	3,284,187	3,096,142
Furniture and equipment	7,295,123	6,983,199
Leasehold improvements	883,307	869,474
Finance lease	4,018,377	4,018,377
Operating leases	1,459,868	1,426,517
Other prepaid assets	25,328	27,500
Total premises and equipment	28,038,379	27,269,933
Less accumulated depreciation and amortization	(15,947,493)	(15,196,948)
Net premises and equipment	$12,090,886	$12,072,985

Note 7. Leases

The Company has operating and finance leases for some of its business premises, with remaining lease terms of one year to 15 years.  Some of the operating leases have options to renew, which are reflected in the years disclosed.  The Company’s operating lease right-of-use assets and finance lease assets are included in “ Premises and equipment, net” in the consolidated balance sheets and operating lease liabilities and finance lease liabilities are included in Accrued interest and other liabilities in the consolidated balance sheets.

The components of lease expense for the periods presented were as follows:

Years Ended December 31,	2025	2024

Operating lease cost	$266,993	$206,647

Finance lease cost:
Amortization of right-of-use assets	$227,279	$227,279
Interest on lease liabilities	70,677	75,956
Total finance lease cost	$297,956	$303,235

Total rental expense not associated with operating lease costs above amounted to $16,109 and $21,665 for the years ended December 31, 2025 and 2024, respectively.

Supplemental information related to leases as of the balance sheet dates was as follows:

December 31,	2025	2024

Operating Leases
Operating lease right-of-use assets	$685,915	$395,705

Operating lease liabilities	$691,509	$371,258

Finance Leases
Finance lease right-of-use assets	$2,943,488	$3,170,768

Finance lease liabilities	$2,964,027	$3,198,108

December 31,	2025	2024

Weighted Average Remaining Lease Term (in Years)
Operating Leases	2.6	1.8
Finance Leases	12.7	13.7

Weighted Average Discount Rate
Operating Leases	3.98%	2.38%
Finance Leases	2.29%	2.29%

Operating lease obligations

The Company is obligated under non-cancelable operating leases for bank premises expiring in various years through 2030, with options to renew.  Minimum future rental payments for these leases with original terms in excess of one year as of December 31, 2025 for each of the next five years and in aggregate are:

2026	$228,387
2027	167,626
2028	173,548
2029	145,299
2030	48,761
Total	$763,621

Finance lease obligations

The following is a schedule of future minimum lease payments under capital leases, together with the aggregate present value of the net minimum lease payments as of December 31, 2025:

Maturities of finance lease obligations were as follows:
2026	$311,451
2027	320,076
2028	322,163
2029	324,303
2030	326,496
Subsequent to 2030	1,788,351
Total minimum lease payments	3,392,840
Less amount representing interest	(428,813)
Present value of net minimum lease payments	$2,964,027

A reconciliation of the undiscounted cash flows in the maturity analysis above and the lease liability recognized in the consolidated balance sheets as of December 31, 2025, is shown below:

	Operating	Finance
	Leases	Leases

Undiscounted cash flows	$763,621	$3,392,840
Discount effect of cash flows	(72,112)	(428,813)
Lease liabilities	$691,509	$2,964,027

Note 8.  Goodwill

As a result of the acquisition of LyndonBank on December 31, 2007, the Company recorded goodwill amounting to $11,574,269. Goodwill is not amortizable and is not deductible for tax purposes. Management evaluated goodwill for impairment at December 31, 2025 and 2024 and concluded that no impairment existed as of such dates.

Note 9.  Other Investments

NMTC Entity - In 2024, the Company established a single-member LLC to facilitate the purchase of federal NMTC through an investment structure designed by a local community development entity.  The LLC does not conduct any business apart from its role in the NMTC financing structure.  The Company’s investment involves a project with a local industrial firm for the purpose of modernizing and expanding its current facilities and increasing the workforce.  The NMTC equity investment generated tax credits of $300,000 for 2025 and 2024, with an amortization expense of $255,916 and $251,934, respectively.  The carrying value of the NMTC equity investment was $1.5 million and $1.7 million at December 31, 2025 and 2024, respectively, and is included in Other assets in the consolidated balance sheets.

Affordable Housing Limited Partnerships - The Company purchases, from time to time, interests in various limited partnerships established to acquire, own, and rent residential housing for low- and moderate-income residents of northeastern and central Vermont.  The tax credits from these investments were $698,450 for the years ended December 31, 2025 and 2024, respectively.  Expenses related to amortization of the investments in the limited partnerships are recognized as a component of income tax expense, and were $595,566 and $496,591 for 2025 and 2024, respectively.  The carrying values of the limited partnership investments were $7.5 million and $8.1 million at December 31, 2025 and 2024, respectively, and are included in Other assets in the consolidated balance sheets.

Trust Company Affiliate - The Bank previously held a one-third ownership interest in a non-depository trust company, CFSG, based in Newport, Vermont, which is held indirectly through CFS Partners, a Vermont LLC that owns 100% of the LLC equity interests of CFSG.  During the first quarter of 2025, CFS Partners agreed to repurchase the one-third ownership interest held by Guaranty Bancorp, Inc. in CFS Partners.  In accordance with the terms of the redemption agreement, effective March 1, 2025, Guaranty Bancorp agreed to forego its distributional interest in CFS Partners, and effective July 31, 2025, CFS Partners redeemed all of Guaranty Bancorp’s LLC membership and distributional interest in CFS Partners.  Accordingly, as of March 1, 2025, the Company’s share of the distributional interest in CFS Partners increased from one-third to 50%, and its membership interest in CFS Partners increased from one-third to 50%, effective with the redemption on July 31, 2025.  The Bank does not have a controlling interest in CFS Partners and will continue to account for its investment in CFS Partners under the equity method of accounting.  The Company's investment in CFS Partners, included in Other assets, amounted to $6.8 million and $5.0 million as of December 31, 2025 and 2024, respectively.  The Company recognized income of $1.8 million and $1.2 million for 2025 and 2024, respectively, through CFS Partners from the operations of CFSG.

Note 10.  Deposits

The following is a maturity distribution of time deposits at December 31, 2025:

Maturity distribution of time deposits
2026	$180,921,509
2027	7,708,524
2028	11,873,196
2029	1,284,284
2030	20,724,994
Total time deposits	$222,512,507

Total deposits in excess of the FDIC insurance level amounted to $335,911,881 as of December 31, 2025.

Note 11.  Borrowed Funds

The following table reflects the Company’s outstanding advances with FHLBB as of the balance sheet dates presented:

December 31,	2025	2024
FHLBB Long-Term Advances
FHLBB term advance, 0.00%, due November 12, 2025 (1)	$0	$300,000
FHLBB term advance, 0.00%, due November 13, 2028 (1)	800,000	800,000
FHLBB option advance, 4.54%, due May 15, 2026	10,000,000	10,000,000
FHLBB option advance, 4.74%, due May 26, 2026	5,000,000	5,000,000
FHLBB option advance, 3.89%, due February 01, 2027	0	5,000,000
FHLBB option advance, 4.27%, due June 07, 2027	10,000,000	10,000,000
FHLBB option advance, 3.66%, due March 26, 2027	5,000,000	0
FHLBB option advance, 3.51%, due March 27, 2028	5,000,000	0
FHLB term advance, 0.00%, due September 24, 2030	175,022	0
Total Long-Term Advances	$35,975,022	$31,100,000

(1)

The FHLBB provides a subsidy, funded by the FHLBB’s earnings, to write down interest rates to 0% on JNE advances that finance qualifying loans to small businesses. JNE advances must support small business in New England that create and/or retain jobs or otherwise contribute to overall economic development activities.

Borrowings from the FHLBB are secured by a blanket lien on qualified collateral consisting primarily of loans with first lien mortgages secured by 1-4 family residential properties, as well as certain qualifying CRE loans.  Qualified collateral for these borrowings totaled $192,353,598 and $151,113,385 as of December 31, 2025 and 2024, respectively, and the Company's gross potential borrowing capacity under this arrangement was $138,742,970 and $108,736,377, respectively, before reduction for outstanding advances and collateral pledges.

Under a separate agreement with the FHLBB, the Company has the authority to collateralize public unit deposits, up to its available borrowing capacity, with letters of credit issued by the FHLBB.  As of December 31, 2025 and 2024, $72,000,000 and $0 in FHLBB letters of credit were utilized as collateral for these deposits.  Total fees paid by the Company in connection with issuance of these letters of credit were $108,721 for 2025 and $82,225 for 2024.

The Company also maintained a $500,000 IDEAL Way Line of Credit with the FHLBB as of December 31, 2025 and 2024, with no outstanding advances under this line at either year-end date.  Interest on these borrowings is at a rate determined daily by the FHLBB and payable monthly.

The Company also has a BIC arrangement with the FRBB, which is intended to be used as a contingency funding source and is secured by eligible commercial & industrial loans and CRE loans not pledged to FHLBB and home equity loans, with an available line of $62,573,798 and $60,776,993 as of December 31, 2025 and 2024, respectively.  Credit advances in the FRBB lending program are overnight advances with interest chargeable at the primary credit rate (generally referred to as the discount rate), which was 375 basis points as of December 31, 2025.  As of December 31, 2025 and 2024, the Company had no outstanding advances against this line.

The Company utilized borrowing capacity during the first quarter of 2024 under the BTFP, a temporary loan facility established by the FRB in March 2023 to provide additional liquidity to financial institutions in the wake of several high-profile bank failures.  The Company’s BTFP borrowings were collateralized by U.S. Agency and U.S. Government Securities, valued at par.  The BTFP ceased extending new loans on March 11, 2024.  The BTFP loans matured and were repaid during the first quarter of 2025.

The Company’s advances under the BTFP as of the balance sheet dates were as follows:

December 31,	2025	2024
FRB BTFP Advances
FRB BTFP term advance, 4.83%, due January 17, 2025	$0	$41,500,000

As of December 31, 2025 and 2024, the Company had an unsecured line of credit with one correspondent bank totaling $12.5 million.  The Company had no outstanding advances against this line as of the balance sheet dates presented.

Note 12.  Junior Subordinated Debentures

As of December 31, 2025 and 2024, the Company had outstanding $12,887,000 principal amount of floating rate Junior Subordinated Debentures due in 2037 (the Debentures).  During 2025, the floating rate averaged 7.37% per quarter compared to an average rate of 8.36% per quarter for 2024. The Debentures mature on December 15, 2037 and are subordinated and junior in right of payment to all senior indebtedness of the Company, as defined in the Indenture dated as of October 31, 2007 between the Company and Wilmington Trust Company, as Trustee.  The Debentures first became redeemable, in whole or in part, by the Company on December 15, 2012.  Interest paid on the Debentures for 2025 and 2024 was $959,692 and $1,098,590, respectively, and is deductible for tax purposes.

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

Note 13.  Repurchase Agreements

Securities sold under agreements to repurchase mature daily, and consisted of the following:

As of or for the year ended December 31,

	2025	2024

Current balance	$41,498,171	$48,943,996
Average balance	41,393,391	32,532,862
Highest month-end balance	48,813,262	48,943,996
Weighted average interest rate	2.58%	2.45%

Pledged investments (1)
Amortized cost	59,380,136	61,463,021
Fair value	53,294,329	52,603,659

(1)	U.S. GSE debt securities, Agency MBS, ABS and OAS, were pledged as collateral for the periods presented.

Note 14.  Income Taxes

The Company prepares its income tax return on a consolidated basis.  Income taxes are allocated to members of the consolidated group based on taxable income.

The components of income tax expense for the years ended December 31 were as follows:

	2025	2024

Currently paid or payable	$3,388,125	$2,086,702
Deferred expense	48,470	351,928
Total income tax expense	$3,436,595	$2,438,630

Total income tax expense differed from the amounts computed at the statutory federal income tax rate of 21% for both periods presented primarily due to the following for the years ended December 31:

	2025		2024
	Dollars	Percentage	Dollars	Percentage

Computed expense at statutory rates	$4,284,962	21.00%	$3,192,647	21.00%
State and local income taxes, net of federal benefit	17,000	0.08%	16,000	0.11%
Tax exempt interest and BOLI	(655,320)	-3.21%	(578,350)	-3.80%
BOLI	(16,743)	-0.08%	(17,987)	-0.12%
Disallowed interest	80,200	0.39%	80,946	0.53%
Tax credits
Low Income Housing	(611,090)	-2.99%	(611,090)	-4.02%
Rehab	(87,360)	-0.43%	(87,360)	-0.57%
New Markets	(300,000)	-1.47%	(300,000)	-1.97%
Low-income housing investment amortization expense	748,743	3.67%	650,940	4.28%
Other	(23,797)	-0.12%	92,884	0.61%
Total income tax expense	$3,436,595	16.84%	$2,438,630	16.04%

Income taxes paid were as follows for the years ended December 31:

	2025	2024

Federal	$2,490,000	$1,305,000
New Hampshire	17,000	16,000
Vermont	2,100	0
Total	$2,509,100	$1,321,000

The deferred income tax expense (benefit) consisted of the following items for the years ended December 31:

	2025	2024

Depreciation	$15,697	$75,625
Mortgage servicing rights	(16,309)	(17,330)
Deferred compensation	0	2,310
Bad debts	(221,502)	6,827
Limited partnership amortization	101,054	75,454
Investment in CFS Partners	93,667	45,299
Deferred SBA PPP fees	1,481	1,492
Prepaid expenses	68,539	(1,606)
Deferred origination costs	24,224	167,448
Other	(18,381)	(3,591)
Change in deferred tax benefit	$48,470	$351,928

Securities valuation (OCI)	1,638,980	41,142
Total change in deferred taxes	$1,687,450	$393,070

Listed below are the significant components of the net deferred tax asset as of December 31:

	2025	2024

Components of the deferred tax asset:
Bad debts	$2,281,647	$2,060,145
Deferred compensation	4,620	4,620
Investment in CFS Partners	8,506	52,978
Contingent liability - MPF program	17,173	17,838
Finance lease	132,088	103,827
Operating lease	1,175	0
Deferred SBA PPP fees	232	1,713
Unrealized loss on debt securities AFS	2,554,859	4,193,839
Other	132,311	147,835
Total deferred tax asset	$5,132,611	$6,582,795

Components of the deferred tax liability:
Depreciation	$558,539	$542,842
Limited partnerships	510,086	409,032
Mortgage servicing rights	131,633	147,942
Investment in CFS Partners	49,195	0
Operating lease	0	5,134
Prepaid expenses	193,478	124,939
Deferred origination costs	191,672	167,448
Total deferred tax liability	1,634,603	1,397,337
Net deferred tax asset	$3,498,008	$5,185,458

U.S. GAAP provides for the recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

The net deferred tax asset is included in Other assets in the consolidated balance sheets.

ASC Topic 740, Income Taxes, defines the criteria that an individual tax position must satisfy some or all the benefits of that position to be recognized in a company's financial statements. Topic 740 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, for those tax positions to be recognized in the consolidated financial statements. The Company has adopted these provisions and there was no material effect on the consolidated financial statements.  The Company is currently open to audit under the statute of limitations by the IRS for the years ended December 31, 2022 through 2024.  The 2025 tax return has not yet been filed.

Note 15.  401(k) and Profit-Sharing Plan

The Company has a defined contribution plan covering all employees who meet certain age and service requirements.  The pension expense was $830,176 and $787,704 for 2025 and 2024, respectively. These amounts represent discretionary matching contributions of a portion of the voluntary employee salary deferrals under the 401(k) plan and discretionary profit-sharing contributions under the plan.

Note 16.  Deferred Compensation Plan for Certain Directors

The Company maintains a directors’ deferred compensation plan.  Participants are general unsecured creditors of the Company with respect to these benefits.  The benefits accrued under this plan were $22,000 as of December 31, 2025 and 2024, respectively, and consist of funds for two directors.  These funds do not accrue interest and will be paid out upon retirement from the Board.

Note 17.  Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with OBS risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and in some cases, to generate fee income.  These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, commitments to sell loans, risk-sharing commitments on certain sold loans, and risk participation agreements.  Such instruments involve, to varying degrees, elements of credit and interest rate risk more than the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the maximum extent of involvement the Company has in particular classes of financial instruments.

The Company estimates expected credit losses on OBS credit exposures over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company.  The ACL on OBS credit exposures is adjusted through credit loss expense.  To appropriately measure expected credit losses, management disaggregates the OBS credit exposures into similar risk characteristics, identical to those determined for the loan portfolio.  An estimated funding rate is then applied to the qualifying unfunded loan commitments and letters of credit using the Company's own historical experience to estimate the expected funded amount for each loan segment as of the reporting date.  Once the expected funded amount for each loan segment is determined, the loss rate, which is the calculated expected loan loss as a percentage of the amortized cost basis for each loan segment, is applied to calculate the ACL on OBS credit exposures as of the reporting date.  The ACL on OBS credit exposures is presented within accrued interest and other liabilities on the consolidated balance sheets.   The allowance for credit losses for OBS credit exposures as of December 31, 2025 and 2024 was $628,655 and $703,975, respectively.

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

The Company generally requires collateral or other security to support financial instruments with credit risk. As of December 31, the following off-balance-sheet financial instruments representing credit risk were outstanding:

	Contract Amount
	2025	2024

Unused portions of home equity lines of credit	$43,569,182	$40,013,611
Residential and commercial construction lines of credit	16,523,228	25,019,431
Commercial real estate commitments	28,276,920	22,027,158
Commercial and industrial commitments	70,090,576	71,835,542
Other commitments to extend credit	57,370,244	55,238,256
Standby letters of credit and commercial letters of credit	1,833,500	1,735,247
Recourse on sale of credit card portfolio	188,650	183,700
MPF credit enhancement obligation, net (See Note 18)	243,579	240,858

Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment balances do not necessarily represent future funding requirements.  As of December 31, 2025 and 2024, the Company had binding loan commitments to sell residential mortgages at fixed rates totaling $175,000 and $0, respectively.  The recourse provision under the terms of the sale of the Company’s credit card portfolio in 2007 is based on total lines, not balances outstanding.  Based on historical losses, the Company does not expect any significant losses from this commitment.

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

The Company has one risk participation agreement with a financial institution counterparty pertaining to an interest rate swap related to a loan in which the Company is a participant. Under the risk participation agreement the Company has agreed to provide credit protection to the financial institution counterparty should the borrower fail to perform on its interest rate derivative contract with the financial institution. As of December 31, 2025 the Company’s maximum liability related to the risk participation agreement was $43,477. The Company’s portion of the notional amount of this contract as of December 31, 2025 was $3,613,290.

Note 18.  Contingent Liability

The Company sells first lien 1-4 family residential mortgage loans under the MPF program with the FHLBB.  Under this program, the Company shares in the credit risk of each mortgage loan, while receiving fee income in return.  The Company is responsible for a CEO based on the credit quality of these loans.  FHLBB funds a FLA based on the Company's outstanding MPF mortgage balances.  This creates a laddered approach to sharing in any losses.  In the event of default, homeowner's equity, and private mortgage insurance, if any, are the first sources of repayment; the FHLBB's FLA funds are then utilized, followed by the participant’s CEO, with the balance of losses absorbed by FHLBB.  These loans must meet specific underwriting standards of the FHLBB.  As of December 31, 2025 and 2024, the Company had $13,662,665 and $15,992,124, respectively, in outstanding loans sold through the MPF program and on which the Company had a CEO.  As of December 31, 2025 and 2024, the notional amount of the maximum CEO related to this program was $325,354 and $325,802, respectively, and the accrued contingent liability for this CEO was $81,775 and $84,944, respectively for both periods.  The contingent liability is calculated by management based on the methodology used in calculating the ACL, adjusted to reflect the risk sharing arrangements with the FHLBB.

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

Note 20.  Transactions with Related Parties

Aggregate loan transactions of the Company with directors, principal officers, their immediate families and affiliated companies in which they are principal owners (commonly referred to as related parties) as of December 31 were as follows:

	2025	2024

Balance, beginning of year	$28,187,750	$17,249,528
New loans to existing Principal Officers/Directors	982,605	13,016,113
Retirement of Director	(3,099,646)	(12)
Repayment*	(6,680,257)	(2,077,879)
Balance, end of year	$19,390,452	$28,187,750

*Includes loans sold to the secondary market

Total funds of related parties on deposit with the Company were $3,395,113 and $16,363,334, respectively, at December 31, 2025 and 2024.

The Company utilizes the services of CFSG as an investment advisor for the Company’s 401(k) plan.  The Human Resources committee of the Board of Directors is the Trustee of the plan, and CFSG provides investment advice for the plan.  CFSG also acts as custodian of the retirement funds and makes investments on behalf of the plan and its participants.  The Company pays monthly management fees to CFSG for its services to the 401(k) plan amounting to $66,568 and $62,036, respectively, for the years ended December 31, 2025 and 2024.

Note 21.  Restrictions on Cash and Due From Banks

In the ordinary course of business, the Company may, from time to time, maintain amounts due from correspondent banks that exceed federally insured limits.  However, no losses have occurred in these accounts and the Company believes it is not exposed to any significant risk with respect to such accounts.  The Company was required to maintain a targeted balance with a correspondent bank of $100,000 at December 31, 2025 and 2024.

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

Under current banking rules governing required regulatory capital, the Company and the Bank are required to maintain minimum amounts and ratios (set forth in the table on the following page) of Common equity tier 1, Tier 1 and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  The Company’s non-cumulative Series A preferred stock ($1.5 million liquidation preference in 2024) is includable without limitation in its Common equity tier 1 and Tier 1 capital.  Following consultation with the FRBB, the Board approved for repurchase the remaining 15 shares of preferred stock.  The Company redeemed the shares at par ($100,000 per share), plus the accrued quarterly dividend through the redemption date.  The redemption was completed during the fourth quarter of 2025.  The Company is allowed to include in Common equity tier 1 and Tier 1 capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less certain intangibles, including goodwill, net of any related deferred income tax liability or asset, with the balance includable in Tier 2 capital.  Management believes that, as of December 31, 2025, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2025, the Bank was considered well capitalized under the regulatory capital framework for Prompt Corrective Action and the Company exceeded currently applicable consolidated regulatory guidelines for capital adequacy.

The following table shows the regulatory capital ratios for the Company and the Bank as of December 31:

			Minimum		For Capital		To Be Well
			For Capital		Adequacy Purposes		Capitalized Under
			Adequacy		with Conservation		Prompt Corrective
	Actual		Purposes		Buffer (1)		Action Provisions (2)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2025
Common equity tier 1 capital
(to risk-weighted assets)
Company	$111,724	12.77%	$39,377	4.50%	$61,253	7.00%	N/A	N/A
Bank	$123,559	14.13%	$39,345	4.50%	$61,203	7.00%	$56,831	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$124,611	14.24%	$52,503	6.00%	$74,379	8.50%	N/A	N/A
Bank	$123,559	14.13%	$52,459	6.00%	$74,318	8.50%	$69,946	8.00%
Total capital (to risk-weighted assets)
Company	$135,556	15.49%	$70,003	8.00%	$91,879	10.50%	N/A	N/A
Bank	$134,495	15.38%	$69,946	8.00%	$91,804	10.50%	$87,432	10.00%
Tier 1 capital (to average assets)
Company	$124,611	10.00%	$49,832	4.00%	N/A	N/A	N/A	N/A
Bank	$123,559	9.92%	$49,807	4.00%	N/A	N/A	$62,258	5.00%

December 31, 2024:
Common equity tier 1 capital
(to risk-weighted assets)
Company	$100,751	11.90%	$38,086	4.50%	$59,244	7.00%	N/A	N/A
Bank	$114,323	13.52%	$38,053	4.50%	$59,194	7.00%	$54,966	6.50%
Tier 1 capital (to risk-weighted assets)
Company	$115,138	13.60%	$50,781	6.00%	$71,940	8.50%	N/A	N/A
Bank	$114,323	13.52%	$50,738	6.00%	$71,879	8.50%	$67,650	8.00%
Total capital (to risk-weighted assets)
Company	$125,652	14.85%	$67,708	8.00%	$88,867	10.50%	N/A	N/A
Bank	$124,837	14.76%	$67,650	8.00%	$88,791	10.50%	$84,563	10.00%
Tier 1 capital (to average assets)
Company	$115,138	9.46%	$48,690	4.00%	N/A	N/A	N/A	N/A
Bank	$114,323	9.40%	$48,665	4.00%	N/A	N/A	$60,831	5.00%

(1)	Conservation Buffer is calculated based on risk-weighted assets and does not apply to calculations of average assets.
(2)	Applicable to banks, but not bank holding companies.

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

Level 2

Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  This category generally includes MSRs, individually analyzed loans with a related allowance that are collateral-dependent, OREO and risk participation agreements.

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

Assets Recorded at Fair Value on a Recurring Basis

Assets measured at fair value on a recurring basis and reflected in the consolidated balance sheets at December 31, segregated by fair value hierarchy, are summarized below:

Assets: (market approach)	2025	2024

Level 1
U.S. Government securities	$11,335,980	$26,755,143

Level 2
U.S. GSE debt securities	$11,443,777	$10,963,515
Taxable Municipal securities	265,563	247,745
Tax-exempt Municipal securities	10,323,651	10,238,253
Agency MBS	107,261,236	102,256,237
ABS and OAS	1,666,881	1,957,765
CMO	1,743,804	6,805,535
Other investments	487,866	473,227
Level 2 Total	$133,192,778	$132,942,277

Grand Total	$144,528,758	$159,697,420

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

	2025	2024
Level 2
Assets: (market approach)
Loans held-for-sale	$138,000	$0
MSRs (1)	626,827	704,488
OREO	319,019	0

(1)	Represents MSRs at lower of cost or fair value, including MSRs deemed to be impaired and for which a valuation allowance was established to carry at fair value at December 31, 2025 and 2024.

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

The carrying amounts and estimated fair values of the Company’s financial instruments as of the balance sheet dates were as follows:

December 31, 2025		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$128,062	$128,062	$0	$0	$128,062
Debt securities AFS	144,529	11,336	133,193	0	144,529
Restricted equity securities	2,933	0	2,933	0	2,933
Loans and loans held-for-sale, net of ACL
Commercial & industrial	106,831	0	0	105,985	105,985
Purchased	9,980	0	0	9,857	9,857
Commercial real estate	493,328	0	0	482,275	482,275
Municipal	61,923	0	0	61,007	61,007
Residential real estate - 1st lien	234,378	0	0	224,115	224,115
Residential real estate - Jr lien	45,871	0	0	45,530	45,530
Consumer	3,034	0	0	3,068	3,068
MSRs (1)	627	0	1,025	0	1,025
Accrued interest receivable	4,608	0	4,608	0	4,608

Financial liabilities:
Deposits
Other deposits	1,040,158	0	1,039,494	0	1,039,494
Brokered deposits	30,510	0	31,229	0	31,229
Long-term advances	35,975	0	36,030	0	36,030
Repurchase agreements	41,498	0	41,498	0	41,498
Operating lease obligations	692	0	692	0	692
Finance lease obligations	2,964	0	2,964	0	2,964
Subordinated debentures	12,887	0	12,766	0	12,766
Accrued interest payable	485	0	485	0	485

(1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2025, regardless of carrying amount.

December 31, 2024		Fair	Fair	Fair	Fair
	Carrying	Value	Value	Value	Value
	Amount	Level 1	Level 2	Level 3	Total
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$110,940	$110,940	$0	$0	$110,940
Debt securities AFS	159,697	26,755	132,942	0	159,697
Restricted equity securities	2,629	0	2,629	0	2,629
Loans and loans held-for-sale, net of ACL		0
Commercial & industrial	123,320	0	0	120,746	120,746
Purchased	7,787	0	0	7,488	7,488
Commercial real estate	465,643	0	0	442,059	442,059
Municipal	66,919	0	0	64,702	64,702
Residential real estate - 1st lien	216,683	0	0	202,531	202,531
Residential real estate - Jr lien	35,400	0	0	34,923	34,923
Consumer	3,027	0	0	3,055	3,055
MSRs (1)	704	0	1,165	0	1,165
Accrued interest receivable	4,472	0	4,472	0	4,472

Financial liabilities:
Deposits
Other deposits	987,832	0	986,544	0	986,544
Brokered deposits	13,813	0	13,899	0	13,899
Short-term advances	41,500	0	41,505	0	41,505
Long-term advances	31,100	0	31,104	0	31,104
Repurchase agreements	48,944	0	48,944	0	48,944
Operating lease obligations	371	0	371	0	371
Finance lease obligations	3,198	0	3,198	0	3,198
Subordinated debentures	12,887	0	12,750	0	12,750
Accrued interest payable	2,409	0	2,409	0	2,409

(1)	Reported fair value represents all MSRs for loans serviced by the Company at December 31, 2024, regardless of carrying amount.

Note 24.  Condensed Financial Information (Parent Company Only)

The following condensed financial statements are for Community Bancorp. (Parent Company Only) and should be read in conjunction with the consolidated financial statements of the Company.

Community Bancorp. (Parent Company Only)	December 31	December 31
Balance Sheets	2025	2024

Assets

Cash	$1,362,262	$1,068,972
Investment in subsidiary - Community National Bank	125,522,450	110,120,329
Investment in Capital Trust	387,000	387,000
Income taxes receivable	322,829	330,575
Total assets	$127,594,541	$111,906,876

Liabilities and Shareholders' Equity

Liabilities

Junior subordinated debentures	$12,887,000	$12,887,000
Dividends payable	1,020,563	971,671
Total liabilities	13,907,563	13,858,671

Shareholders' Equity

Preferred stock, 1,000,000 shares authorized, 0 shares issued at 12/31/25, 15 shares issued and outstanding at 12/31/24 ($100,000 liquidation value, per share)	0	1,500,000
Common stock - $2.50 par value; 15,000,000 shares authorized, 5,882,266 and 5,809,035 shares issued at 12/31/25 and 12/31/24, respectively (including 15,924 and 21,187 shares issued 2/1/26 and 2/1/25, respectively)	14,705,665	14,522,588
Additional paid-in capital	40,076,561	38,801,755
Retained earnings	73,021,908	61,623,460
Accumulated other comprehensive loss	(9,611,137)	(15,776,821)
Less: treasury stock, at cost; 299,339 shares at 12/31/25 and 210,101 shares at 12/31/24	(4,506,019)	(2,622,777)
Total shareholders' equity	113,686,978	98,048,205

Total liabilities and shareholders' equity	$127,594,541	$111,906,876

The investment in the subsidiary bank is carried under the equity method of accounting.  The investment and cash on deposit with the Bank have been eliminated in consolidation.

Community Bancorp. (Parent Company Only)	Years Ended December 31
Condensed Statements of Income	2025	2024

Income
Bank subsidiary distributions	$8,946,000	$5,075,000
Dividends on Capital Trust	28,820	32,991
Total income	8,974,820	5,107,991

Expense
Interest on junior subordinated debentures	959,692	1,098,590
Administrative and other	606,412	508,564
Total expense	1,566,104	1,607,154

Income before applicable income tax benefit and equity in undistributed net income of subsidiary	7,408,716	3,500,837
Income tax benefit	322,829	330,575

Income before equity in undistributed net income of subsidiary	7,731,545	3,831,412
Equity in undistributed net income of subsidiary	9,236,436	8,933,038
Net income	$16,967,981	$12,764,450

Community Bancorp. (Parent Company Only)	Years Ended December 31
Condensed Statements of Cash Flows	2025	2024

Cash Flows from Operating Activities
Net income	$16,967,981	$12,764,450
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(9,236,436)	(8,933,038)
Increase in income taxes receivable	7,745	(6,749)
Net cash provided by operating activities	7,739,290	3,824,663

Cash Flows from Financing Activities
Redemption of preferred stock	(1,500,000)	0
Shares purchased through stock buyback program	(1,883,242)	0
Dividends paid on preferred stock	(96,591)	(125,625)
Dividends paid on common stock	(3,966,167)	(3,711,224)
Net cash used in financing activities	(7,446,000)	(3,836,849)
Net increase (decrease) in cash	293,290	(12,186)

Cash
Beginning	1,068,972	1,081,158
Ending	$1,362,262	$1,068,972

Cash Received for Income Taxes	$330,575	$323,825

Cash Paid for Interest	$959,692	$1,098,590

Dividends paid:
Dividends declared	$5,472,942	$5,213,595
Increase in dividends payable attributable to dividends declared	(48,492)	(62,984)
Dividends reinvested	(1,457,883)	(1,439,387)
	$3,966,167	$3,711,224

Note 25.  Other Income and Other Expenses

The components of other income and other expenses which are more than one percent of total revenues in either of the two annual periods presented were as follows:

	2025	2024
Income
Income from investment in CFS Partners	$1,783,726	$1,220,909

Expenses
Service contracts - administration	876,215	806,996
State deposit tax	1,092,860	1,023,201
ATM and debit card fees	776,385	708,946

Note 26.  Subsequent Events

Declaration of Cash Dividend

On December 17, 2025, the Company declared a cash dividend of $0.25 per share payable February 1, 2026, to shareholders of record as of January 15, 2026. On March 18, 2026, the Company declared a cash dividend of $0.25 per share payable May 1, 2026, to shareholders of record as of April 15, 2026. These dividends have been recorded as of each declaration date, including shares issuable under the DRIP.

For purposes of accrual or disclosure in these financial statements, the Company has evaluated subsequent events through the date of issuance of these financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 2025 and 2024

The following discussion analyzes the consolidated financial condition of the Company and its wholly owned subsidiary, Community National Bank, as of December 31, 2025 and 2024, and its consolidated results of operations for the years then ended. The Company is considered a “smaller reporting company” under the disclosure rules of the SEC. Accordingly, we have elected to provide our audited statements of income, comprehensive income, cash flows and changes in shareholders’ equity for a two year, rather than a three year, period and to provide smaller reporting company scaled disclosures where management deems it appropriate.

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
•

general economic or business conditions (including due to changing tariff policies), either nationally, regionally or locally, deteriorate, resulting in a decline in credit quality or a diminished demand for the Company's products and services;

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

49

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

OVERVIEW

The Company’s consolidated assets at year-end 2025 were $1.29 billion compared to $1.25 billion at year-end 2024, an increase of 3.1%. Asset growth in 2025 was driven by increases in net loans of $36.4 million, or 3.9%, and an increase of $17.1 million, or 15.4%, in cash on deposit at the FRBB, but was partially offset by a decrease of $15.2 million, or 9.5%, in securities AFS portfolio. Loan growth was attributable to increases in the CRE portfolio of $27.5 million, or 5.8%, the residential real estate first lien portfolio of $18.5 million, or 8.5%, and the residential real estate Jr lien portfolio of $10.8 million, or 30.2%. These increases were partially offset by a decrease of $16.6 million, or 13.4%, in the commercial & industrial loan portfolio.

Funding for loan growth was provided in part by an increase of $69.0 million, or 6.9%, in deposits. This increase was partially offset by a $36.6 million decrease in borrowed funds, which totaled $36.0 million at December 31, 2025, compared to $72.6 million at December 31, 2024. The increase in deposits, which were $1.1 billion at December 31, 2025, compared to $1.0 billion at December 31, 2024, was attributable to the combined effect of an increase in core deposits (demand deposit accounts, both interest bearing and non-interest bearing) of $16.6 million, or 3.3%, an increase of $17.6 million, or 10.4%, in money market funds, and an increase of $35.2 million, or 18.8% in time deposits. These increases were minimally offset by a decrease of $382,537, or 0.3%, in savings accounts. The Company has been offering competitive interest rates for retail time deposits, and accessing the brokered deposit market, accounting for the increase in these funds. An increase in deposit balances is typical in the third and fourth quarters of the calendar year, with balances increasing through year end due in part to municipal accounts collecting tax payments.

Total interest income increased $5.9 million, or 10.7%, year over year due primarily to the increase in the volume of the loan portfolio.

Total interest expense decreased $363,623, or 1.8%, for the year ended December 31, 2025 compared to 2024, driven mostly by the decrease in reliance on borrowed funds partially offset by the increase in interest-bearing deposit accounts and time deposits. Please refer to the interest rate sensitivity discussion in the Interest Rate Risk and Asset and Liability Management section for more information on the potential impact of changes in the yield curve on net interest income.

The credit loss expense for the year ended 2025 was $1.4 million compared to $1.1 million for 2024, an increase of 21.20% year over year. The current period credit loss expense considers several factors, including loan growth and changes in balances of the loan segments within the current portfolio, as well as changes in forecasts, in the historical loss rate and in qualitative factors. During the fourth quarters of 2024 and 2025, certain qualitative factors used in the ACL calculation were adjusted to better reflect expected credit losses in the loan portfolio. Please refer to Note 1 of the audited consolidated financial statements as well as the ACL and credit loss expense discussion in the Credit Risk section of this MD&A.

Consolidated net income in 2025 increased $4.2 million, or 32.9%, from $12.8 million for 2024 to $17.0 million for 2025. A $5.9 million increase in interest income coupled with a minimal increase of $240 thousand in the credit loss expense year over year, resulted in a substantial increase of $6.0 million in net interest income after credit loss expense. Non-interest income increased $727,089, or 10.1%, while non-interest expense increased $1.5 million, or 6.0% year over year. These changes, along with other significant changes in non-interest income and non-interest expense are discussed in the appropriate sections of this MD&A.

Equity capital increased to $113.7 million, with a book value per share of $20.36 as of December 31, 2025, compared to equity capital of $98.0 million and a book value of $17.24 as of December 31, 2024. This increase in equity capital reflected net income for 2025 of $17.0 million and a decrease of $6.2 million, net of tax, in the accumulated other comprehensive loss, which was offset in part by dividends paid totaling $4.0 million. This unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios. In the fourth quarter of 2025, the Company completed the optional redemption of the 15 remaining outstanding shares of the Company’s Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock at an aggregate redemption price of $1,500,000 plus accrued dividends. The preferred stock value of $1,500,000 was included in the Company’s equity capital as of December 31, 2024.

On December 17, 2025, the Company's Board of Directors declared a quarterly cash dividend of $0.25 per common share, payable on February 1, 2026 to shareholders of record on January 15, 2026.

Effective on February 2, 2026, the Company’s common stock, which previously traded on the OTCQX platform, began trading on the Nasdaq stock exchange (Capital Market tier).

Our business, financial condition and results of operations generally rely upon the ability of our borrowers to repay their loans, the value of collateral underlying our secured loans, and the demand for loans and other products and services we offer, which are highly dependent on the business environment in our local banking markets and in the country. Recent economic reports for the state of Vermont show employment in the hardest hit industries such as leisure and hospitality has risen but is still below pre-pandemic levels. The Vermont unemployment rate, seasonally adjusted, in December of 2025 was reported at 2.6%.

As of December 31, 2025, all the Company’s capital ratios, and those of our subsidiary Bank, were in excess of all regulatory requirements. While we believe that we have sufficient capital to withstand an economic downturn from any headwinds related to inflation or recessionary periods, should one occur, our equity capital and regulatory capital ratios could be adversely impacted, including as a result of credit losses and other adverse impacts of government monetary policy.

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

RESULTS OF OPERATIONS

The Company’s net income increased $4.2 million, or 32.9%, from 2024 to 2025, resulting in earnings per common share of $3.01 for 2025 versus $2.28 for 2024. Core earnings (NII) increased $6.2 million, or 18.0%, in 2025 compared to 2024. Interest income in 2025 was supported primarily by increases in the volume of the loan portfolio and overnight deposits at FRBB. Interest and fees on loans, which is the major component of interest income, increased $5.8 million, or 11.8% in 2025 and interest paid on deposits, which is the major component of total interest expense, increased $1.9 million, or 13.6% in 2025, reflecting the increase in interest-bearing deposits in 2025. Additionally, interest on borrowed funds decreased $2.4 million, or 55.6%, due to the Company’s decreased reliance on borrowings as a funding source and to a decrease in the average rate paid on borrowings.

Return on average assets, which is net income divided by average total assets, measures how effectively a corporation uses its assets to produce earnings. Return on average equity, which is net income divided by average shareholders' equity, measures how effectively a corporation uses its equity capital to produce earnings.

The following table shows these ratios, as well as other equity ratios, for each of the last two fiscal years:

December 31,	2025	2024

Return on average assets	1.41%	1.12%
Return on average equity	15.91%	13.73%
Dividend payout ratio (1)	32.56%	41.23%
Average equity to average assets ratio	8.88%	8.15%

(1)	Dividends declared per common share divided by earnings per common share.

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

Tax-exempt income was derived from $62.1 million and $67.1 million of municipal loans, at December 31, 2025 and 2024, respectively, and from $10.3 million and $10.2 million of tax-exempt municipal securities in our investment portfolio, respectively, as of such dates.

The following table provides the reconciliation between net interest income presented in the consolidated statements of income and the non-GAAP tax equivalent net interest income presented in the table immediately following for each of the last two years.

Years Ended December 31,	2025	2024

Net interest income as presented	$40,873,909	$34,631,367
Effect of tax-exempt income	829,519	732,089
Net interest income, tax equivalent	$41,703,428	$35,363,456

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

	Year Ended December 31,
		2025			2024
			Average			Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Average Assets
Loans, net (1)	$943,776,400	$56,208,779	5.96%	$876,475,122	$50,270,634	5.74%
Taxable investment securities	147,115,177	3,586,797	2.44%	164,625,831	3,633,292	2.21%
Tax-exempt investment securities	10,037,694	407,147	4.06%	10,337,723	407,146	3.94%
Federal funds sold and overnight deposits	30,399,073	1,269,541	4.18%	23,871,864	1,193,788	5.00%
Other investments (2)	3,439,235	237,114	6.89%	2,945,682	228,169	7.75%
Total interest-earning assets	1,134,767,579	$61,709,378	5.44%	$1,078,256,222	$55,733,029	5.17%
Cash and due from banks	10,792,100			10,920,508
Premises and equipment	12,187,840			12,408,878
BOLI	5,355,620			5,272,050
Goodwill	11,574,269			11,574,269
Other assets	27,554,229			22,214,876
Total assets	$1,202,231,637			$1,140,646,803

Average Liabilities and Shareholders' Equity
Interest-bearing transaction accounts	$285,694,284	$5,150,837	1.80%	$288,183,136	$5,503,150	1.91%
Money market funds	154,795,263	3,608,121	2.33%	121,153,125	2,724,283	2.25%
Savings deposits	142,909,964	122,332	0.09%	146,590,062	127,740	0.09%
Time deposits	204,253,364	7,158,173	3.50%	156,024,163	5,760,371	3.69%
Repurchase agreements	41,393,391	1,069,965	2.58%	32,532,862	797,002	2.45%
Borrowed funds	43,806,535	1,866,153	4.26%	89,990,738	4,282,481	4.76%
Finance lease obligations	3,071,730	70,677	2.30%	3,302,569	75,956	2.30%
Junior subordinated debentures	12,887,000	959,692	7.45%	12,887,000	1,098,590	8.52%
Total interest-bearing liabilities	888,811,531	$20,005,950	2.25%	850,663,655	$20,369,573	2.39%
Non-interest bearing deposits	197,677,589			190,549,111
Other liabilities	9,973,506			6,594,619
Total liabilities	1,096,462,626			1,047,807,385
Shareholders' equity	105,769,011			92,839,418
Total liabilities and shareholders' equity	$1,202,231,637			$1,140,646,803

Net interest income		$41,703,428			$35,363,456
Net interest spread (3)			3.19%			2.78%
Net interest margin (4)			3.68%			3.28%

(1)

Included in net loans are non-accrual loans with average balances of $8,283,011 and $6,075,373 for the years ended December 31, 2025 and 2024, respectively. Loans are stated net of unearned discount and ACL, and include loans held-for-sale and tax-exempt loans to local municipalities with average balances of $66,623,605 and $61,052,330 for the years ended December 31, 2025 and 2024, respectively.

54

(2)

Included in other investments is the Company’s FHLBB Stock with average balances of $2,374,085 and $1,840,201, respectively, with a dividend rate of approximately 7.25% and 8.52%, respectively, for the years ended December 31, 2025 and 2024, respectively.

(3)	Net interest spread is the difference between the average yield on average interest-earning assets and the average rate paid on average interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average earning assets.

The average volume of interest-earning assets for the year ended December 31, 2025 increased 5.2% compared to December 31, 2024. The average yield on interest-earning assets increased 27 basis points for 2025 versus 2024.

The average volume of loans increased 7.7% for 2025 versus 2024, and the average yield on loans increased 22 basis points to 5.96% for 2025, compared to 5.74% for 2024. The increase in the average yield in 2025 was attributable to the increase in the average loan volume year over year. Interest earned on the loan portfolio as a percentage of total interest income was approximately 91.1% and 90.2%, respectively for 2025 and 2024.

The average volume of the taxable investment portfolio (classified as AFS) decreased 10.6% for 2025 versus 2024, while the average yield increased 23 basis points for 2025 versus 2024.

The average volume of the tax-exempt municipal investment portfolio (classified as AFS) decreased $300 thousand, while the tax-equivalent average yield increased 12 basis points to 4.06% for 2025 compared to 3.94% for 2024.

The average volume of sweep and interest-earning accounts, which consists primarily of interest-bearing accounts at the FRBB and two correspondent banks, increased 27.3% during 2025 compared to 2024. This increase in average volume is attributable to the increase in deposit accounts during 2025. The average yield on these funds decreased 82 basis points in 2025 versus 2024, reflecting decreases in the federal funds rate initiated by the FRB.

The average volume of interest-bearing liabilities for the year ended December 31, 2025 increased 4.5% compared to the year ended December 31, 2024. The average rate paid on interest-bearing liabilities decreased 14 basis points during 2025 compared to 2024. A substantial increase in average CD balances resulted in an increase in interest expense in these components of interest-bearing liabilities, despite a decrease of 19 basis points in the average rate paid on these accounts.

The average volume of interest-bearing transaction accounts decreased 1.0% for 2025 versus 2024 reflecting a slight decrease in these accounts during 2025. The average rate paid on these accounts decreased 11 basis points for 2025 versus 2024. Interest paid on interest-bearing transaction accounts as a percentage of total interest expense was 25.8% and 27.0%, respectively for 2025 and 2024.

The average volume of money market accounts increased 27.8% during 2025 compared to 2024, and the average rate paid on these deposits increased 8 basis points during 2025.

The average volume of savings accounts decreased 2.5% for 2025 versus 2024, while the average rate paid on these accounts remained level during 2025.

The average volume of time deposits increased 30.9% for 2025 versus 2024, while the average rate paid decreased 19 basis points during 2025. The decrease in the average rate paid on time deposits between comparison periods reflects the easing of competitive pressures in a declining rate environment. Interest paid on time deposits as a percentage of total interest expense was 35.8% and 28.3%, respectively for 2025 and 2024.

The average volume of borrowed funds decreased primarily to the increase in deposits and brokered CDs.

The average volume of repurchase agreements increased 27.2% during 2025 and the average rate paid increased 13 basis points for 2025 versus 2024.

In summary, the average yield on interest-earning assets increased 27 basis points during 2025, and the average rate paid on interest-bearing liabilities decreased 14 basis points. Net interest spread increased 41 basis points for 2025 with a net interest spread of 3.19% for 2025 compared to 2.78% for 2024. Net interest margin increased 40 basis points during 2025 to 3.68% from 3.28% for 2024.

The following tables summarize the variances in interest income and interest expense on a fully tax-equivalent basis for the annual periods presented, resulting from volume changes in daily average assets and daily average liabilities and fluctuations in average rates earned and paid.

	Year Ended December 31, 2025			Year Ended December 31, 2024
	Compared to			Compared to
	Year Ended December 31, 2024			Year Ended December 31, 2023
	Variance	Variance		Variance	Variance
	Due to	Due to	Total	Due to	Due to	Total
	Rate (1)	Volume (1)	Variance	Rate (1)	Volume (1)	Variance

Average Interest-Earning Assets

Loans, net	$2,075,052	$3,863,093	$5,938,145	$3,405,152	$4,675,690	$8,080,842
Taxable investment securities	380,765	(427,260)	(46,495)	105,228	(279,586)	(174,358)
Tax-exempt investment securities	12,182	(12,181)	1	(15,545)	(34,610)	(50,155)
Federal funds sold and overnight deposits	(250,607)	326,360	75,753	74,538	349,401	423,939
Other investments	(29,305)	38,250	8,945	11,698	77,789	89,487
Total	$2,188,087	$3,788,262	$5,976,349	$3,581,071	$4,788,684	$8,369,755

Average Interest-Bearing Liabilities

Interest-bearing transaction accounts	$(307,514)	$(44,799)	$(352,313)	$859,502	$162,761	$1,022,263
Money market funds	126,890	756,948	883,838	595,750	(259,649)	336,101
Savings deposits	(2,096)	(3,312)	(5,408)	13,254	(16,199)	(2,945)
Time deposits	(381,856)	1,779,658	1,397,802	2,416,979	1,001,219	3,418,198
Repurchase agreements	55,880	217,083	272,963	120,632	(70,721)	49,911
Borrowed funds	(448,881)	(1,967,447)	(2,416,328)	(81,679)	2,895,183	2,813,504
Finance lease obligations	30	(5,309)	(5,279)	24	(5,140)	(5,116)
Junior subordinated debentures	(138,898)	0	(138,898)	44,717	0	44,717
Total	$(1,096,445)	$732,822	$(363,623)	$3,969,179	$3,707,454	$7,676,633

Changes in net interest income	$3,284,532	$3,055,440	$6,339,972	$(388,108)	$1,081,230	$693,122

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

Items which have shown a year-to-year decrease in volume have variances allocated as follows:

Variance due to rate = Change in rate x old volume

Variances due to volume = Change in volume x new rate

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Non-interest Income

The components of non-interest income for the annual periods presented are as follows:

	Years Ended
	December 31		Change
	2025	2024	Income	Percent

Service fees	$3,866,744	$3,811,141	$55,603	1.46%
Income from sold loans	405,978	370,360	35,618	9.62%
Other income from loans	1,369,201	1,228,555	140,646	11.45%
Other income
Income from CFS Partners	1,783,726	1,220,909	562,817	46.10%
Other miscellaneous income	483,656	551,251	(67,595)	-12.26%
Total non-interest income	$7,909,305	$7,182,216	$727,089	10.12%

Total non-interest income increased $727,089 for the year ended December 31, 2025, compared to the same period 2024, with significant changes noted in the following:

•

The volume of loans sold into the secondary market during 2025 increased by $300,000 compared to 2024, and points and premiums on sold loans increased as well, resulting in an increase year over year in income from sold loans.

•

The increased volume of commercial line of credit renewals and income from a risk participation agreement entered into in 2025 accounts for a significant portion of the increase in other income from loans between periods.

•

Income from CFS Partners increased between periods due in part to a strong equity market and successful retention of managed accounts, as well as an increase, commencing March 1, 2025, in the Company’s share of CFSG’s net income from 33.3% to 50%. CFSG’s income is derived primarily from asset-based fees on managed accounts. In addition, CFS Partners has a small portion of its equity capital invested in the stock market, with performance generally reflecting stock market conditions.

Non-interest Expense

The components of non-interest expense for the annual periods presented are as follows:

	Years Ended
	December 31		Change
	2025	2024	Expense	Percent

Salaries and wages	$9,778,049	$9,352,000	$426,049	4.56%
Employee benefits	4,174,297	3,875,597	298,700	7.71%
Occupancy expenses, net	3,041,242	2,739,657	301,585	11.01%
Other expenses
Directors fees	605,020	546,653	58,367	10.68%
Charged-off checks	6,509	132,538	(126,029)	-95.09%
Outsourcing expense	496,945	604,679	(107,734)	-17.82%
Service contracts - administrative	876,215	806,996	69,219	8.58%
Audit fees	573,616	546,195	27,421	5.02%
Consultant services	364,964	230,210	134,754	58.54%
Collection & non-accruing loan expense	30,293	184,775	(154,482)	-83.61%
ATM & debit card expense	776,385	708,946	67,439	9.51%
State deposit tax	1,092,860	1,023,201	69,659	6.81%
Other miscellaneous expenses	5,188,582	4,725,645	462,937	9.80%
Total non-interest expense	$27,004,977	$25,477,092	$1,527,885	6.00%

Total non-interest expense increased $1.5 million for the year ended December 31, 2025 compared to 2024, with significant changes noted in the following:

•	The increases in salaries and wages during 2025 reflect normal salary increases and remain in line with budget.

•

The increase in employee benefits is attributable to an increase in health insurance claims year over year under the Company’s self-funded health insurance plan as well as the switch from CIGNA to Blue Cross Blue Shield and the associated costs.

•	The increase in occupancy expense year over year is due to a combination of higher building maintenance costs and normal increases in contracted services.

•	A recovery due to check fraud activity from 2024 resulted in a decrease in charged-off checks year over year.

•	The decrease in outsourcing expense is attributable to a renegotiated contract from the Company’s core processing provider.

•

The increase in service contracts - administrative is due to a combination of new contracts, an increase in transaction-based pricing for certain contracts and contractual inflationary adjustment factors that are higher than the historical increase adjustments.

•	The increase in consultant services is due to an increase in the amount of services needed during 2025.

•	The decrease in collections & non-accruing loan expense was due primarily to an decrease in legal fees and insurance expenses associated with properties in foreclosure that were resolved.

•	ATM and debit card expense is transaction-based and reflects increased customer activity year over year, as well as annual contractual price adjustments.

•

Included in other miscellaneous expenses are FDIC insurance of approximately $613 thousand and $615 thousand in 2025 and 2024 and marketing expense of $454 thousand and $475 thousand, respectively. While the year over year changes are less than 5% in both categories, the balances are the largest contributors of the $5.2 million and $4.7 million, respective totals for 2025 and 2024.

APPLICABLE INCOME TAXES

Income before income taxes increased $5.2 million, or 34.2% for 2025 compared to 2024, accounting for the increase in the provision for income taxes of $998 thousand or 40.9% between periods from $2.4 million in 2024 to $3.4 million in 2025. Tax credits, which consist of credits from affordable housing investments and NMTC, remained level in 2025 from 2024 at $998 thousand due to the investment in a project during 2024 that generated NMTC (see Note 9 to the accompanying audited consolidated financial statements).

Amortization expense related to limited partnership investments is included as a component of income tax expense and amounted to $596 thousand and $497 thousand for 2025 and 2024, respectively. Amortization expense for NMTC, another component of income tax expense, was recognized beginning in 2025 and amounted to $256 thousand. These investments provide tax benefits, including tax credits, and are designed to provide an effective yield between 7% and 10%.

UNINSURED DEPOSITS

Estimated deposits in excess of the FDIC insurance level amounted to $261.7 million as of December 31, 2025 and $258.0 million at December 31, 2024. The estimated balance of $46.9 million of uninsured time deposits as of December 31, 2025 was made up of time CDs of $42.9 million and retirement accounts of $4.0 million. Increments of maturity of these time deposits are summarized as follows:

3 months or less	$15,242,447
Over 3 through 6 months	24,888,530
Over 6 through 12 months	5,706,357
Over 12 months	1,076,663
Total	$46,913,997

CHANGES IN FINANCIAL CONDITION

The following table provides a visual comparison of the breakdown of the daily average assets and the daily average liabilities as well as the daily average shareholders' equity for the comparison periods and should be reviewed in conjunction with the table on the following page which provides volume changes and percent of change by category.

Years Ended December 31,	2025		2024
	Balance	%	Balance	%
Average Assets
Cash and due from banks
Non-interest bearing	$10,792,100	0.90%	$10,920,508	0.96%
Federal funds sold and overnight deposits	30,399,073	2.53%	23,871,864	2.09%
Taxable investment securities	147,115,177	12.24%	164,625,831	14.43%
Tax-exempt investment securities	10,037,694	0.83%	10,337,723	0.91%
Other securities	3,439,235	0.29%	2,945,682	0.26%
Gross loans	953,556,952	79.31%	885,974,072	77.66%
ACL	(10,483,487)	-0.87%	(10,103,001)	-0.89%
Deferred net loan cost	702,935	0.06%	604,050	0.05%
Premises and equipment	12,187,840	1.01%	12,408,878	1.09%
OREO	85,654	0.01%	111,202	0.01%
BOLI	5,355,620	0.45%	5,272,050	0.46%
Goodwill	11,574,269	0.96%	11,574,269	1.01%
Other assets	27,554,229	2.29%	22,214,876	1.95%
Total average assets	$1,202,317,291	100%	$1,140,758,004	100%

Average Liabilities
Demand deposits	$197,677,589	16.44%	$190,549,111	16.70%
Interest-bearing transaction accounts	285,694,284	23.76%	288,183,136	25.26%
Money market funds	154,795,263	12.87%	121,153,125	10.62%
Savings accounts	142,909,964	11.89%	146,590,062	12.85%
Time deposits	204,253,364	16.99%	156,024,163	13.68%
Total average deposits	985,330,464	81.95%	902,499,597	79.11%
Repurchase agreements	41,393,391	3.44%	32,532,862	2.85%
Borrowed funds	43,806,535	3.64%	89,990,738	7.89%
Junior subordinated debentures	12,887,000	1.07%	12,887,000	1.13%
Other liabilities	12,255,633	1.02%	9,897,188	0.87%
Total average liabilities	1,095,673,023	91.12%	1,047,807,385	91.85%

Average Shareholders' Equity
Preferred stock	1,273,922	0.11%	1,500,000	0.13%
Common stock	14,596,279	1.21%	14,392,188	1.26%
Additional paid-in capital	40,011,027	3.33%	38,597,036	3.39%
Retained earnings	66,848,575	5.56%	57,495,407	5.04%
Less: Treasury stock	(3,162,248)	-0.26%	(2,622,777)	-0.23%
Accumulated other comprehensive loss	(12,923,287)	-1.07%	(16,411,235)	-1.44%
Total average shareholders' equity	106,644,268	8.88%	92,950,619	8.15%
Total average liabilities and shareholders' equity	$1,202,317,291	100%	$1,140,758,004	100%

The following table provides a breakdown of changes in average daily volume and percent of change by category for the table on the preceding page. Please refer to the sections labeled “Interest Income and Interest Expense (Net Interest Income)” and “Liquidity and Capital Resources” for more in-depth discussion of significant changes.

Years Ended December 31,	2025	2024	2025 vs 2024
	Average	Average	Volume	% of
Average Assets	Balance	Balance	Change	Change

Cash and due from banks
Non-interest bearing	$10,792,100	$10,920,508	$(128,408)	-1.18%
Federal funds sold and overnight deposits	30,399,073	23,871,864	6,527,209	27.34%
Taxable investment securities	147,115,177	164,625,831	(17,510,654)	-10.64%
Tax-exempt investment securities	10,037,694	10,337,723	(300,029)	-2.90%
Other securities	3,439,235	2,945,682	493,553	16.76%
Gross loans	953,556,952	885,974,072	67,582,880	7.63%
ACL	(10,483,487)	(10,103,001)	(380,486)	3.77%
Deferred net loan cost	702,935	604,050	98,885	16.37%
Premises and equipment	12,187,840	12,408,878	(221,038)	-1.78%
OREO	85,654	111,202	(25,548)	-22.97%
BOLI	5,355,620	5,272,050	83,570	1.59%
Goodwill	11,574,269	11,574,269	0	0.00%
Other assets	27,554,229	22,214,876	5,339,353	24.04%
Total average assets	$1,202,317,291	$1,140,758,004	$61,559,287	5.40%

Average Liabilities

Demand deposits	$197,677,589	$190,549,111	$7,128,478	3.74%
Interest-bearing transaction accounts	285,694,284	288,183,136	(2,488,852)	-0.86%
Money market funds	154,795,263	121,153,125	33,642,138	27.77%
Savings accounts	142,909,964	146,590,062	(3,680,098)	-2.51%
Time deposits	204,253,364	156,024,163	48,229,201	30.91%
Total average deposits	985,330,464	902,499,597	82,830,867	9.18%
Repurchase agreements	41,393,391	32,532,862	8,860,529	27.24%
Borrowed funds	43,806,535	89,990,738	(46,184,203)	-51.32%
Junior subordinated debentures	12,887,000	12,887,000	0	0.00%
Other liabilities	12,255,633	9,897,188	2,358,445	23.83%
Total average liabilities	1,095,673,023	1,047,807,385	47,865,638	4.57%

Average Shareholders' Equity

Preferred stock	1,273,922	1,500,000	(226,078)	-15.07%
Common stock	14,596,279	14,392,188	204,091	1.42%
Additional paid-in capital	40,011,027	38,597,036	1,413,991	3.66%
Retained earnings	66,848,575	57,495,407	9,353,168	16.27%
Less: Treasury stock	(3,162,248)	(2,622,777)	(539,471)	20.57%
Accumulated other comprehensive loss	(12,923,287)	(16,411,235)	3,487,948	-21.25%
Total average shareholders' equity	106,644,268	92,950,619	13,693,649	14.73%
Total average liabilities and shareholders' equity	$1,202,317,291	$1,140,758,004	$61,559,287	5.40%

INVESTMENT SECURITIES

The Company maintains an investment portfolio of various securities to diversify its revenue sources, as well as to provide interest rate risk and credit risk diversification and to provide for its liquidity and funding needs. The Company’s portfolio of AFS debt securities decreased during 2025 due in part to amortization within its MBS investment portfolio and maturities within the U.S. Government Bonds portfolio. The Company invested a portion of these funds to replenish its MBS investment portfolio and used the remainder of the proceeds to fund loan growth.

Accounting standards require banks to recognize all appreciation or depreciation of investments classified as either trading securities or AFS, either through the income statement or on the balance sheet even though a gain or loss has not been realized. Securities classified as trading securities are marked to market with any gain or loss net of tax effect, charged to income. The Company's investment policy does not permit the holding of trading securities. The Company did not hold any securities HTM during 2025 or 2024.

Debt securities classified as AFS are marked to market with any gain or loss after taxes charged to shareholders’ equity in the consolidated balance sheets. These adjustments in the AFS portfolio resulted in an accumulated unrealized loss net of taxes of $9.6 million as of December 31, 2025, compared to an accumulated unrealized loss net of taxes of $15.8 million as of December 31, 2024. The fluctuations in unrealized gains and losses are due to market interest rate changes and are not based on any deterioration in credit quality of the underlying issuers. The Company’s investment portfolio includes Agency MBS to realize a more favorable yield in the portfolio and diversify the holdings. Although classified as AFS, the Company anticipates holding these securities until maturity. The unrealized loss positions within the investment portfolio as of the balance sheet dates are considered by management to be temporary and do not affect the calculation of regulatory capital ratios.

The restricted equity securities comprise the Company’s membership stock in the FRBB, FHLBB and ACBI. Membership in the FRBB and FHLBB requires the purchase of their stock in specified amounts. On December 31, 2025 and 2024, the Company held $588 thousand in FRBB stock, $2.3 million and $1.9 million, respectively, in FHLBB stock, and $90 thousand in ACBI stock. The ACBI stock is required for receipt of correspondent banking services from ACBB at more favorable pricing. These restricted securities in the FRBB, FHLBB and ACBI are typically held for an extended period and are subject to strict limitations on resales. FRBB stock may only be sold back to the issuer, while FHLBB stock may only be repurchased by the FHLBB or resold to a member institution and ACBI stock may only be resold to other depository institutions or their holding companies or subsidiaries, or to the FDIC. Restricted equity stock is generally sold and redeemed at par. Due to the unique nature of the restricted equity stock, including the non-investment purpose for owning it, the ownership structure and restrictions and the absence of a trading market for the stock, these securities are not marked to market, but carried at par. The FHLBB stock is subject to capital call provisions.

Some of the Company’s debt securities have a call feature, meaning that the issuer may call in the investment before maturity, at predetermined call dates and prices. There were no call features exercised by the issuer in 2025 or 2024.

The Company had investments in Agency MBS exceeding 10% of shareholders equity with a book value of $118.2 million and $119.5 million, respectively, and a fair value of $107.3 million and $102.3 million, respectively, at December 31, 2025 and 2024.

The following is an analysis of the maturities and the daily average yields of the debt securities AFS in the Company’s investment portfolio for each of the last two fiscal years:

December 31,	2025		2024
		Weighted		Weighted
	Fair	Average	Fair	Average
	Value	Yield	Value	Yield

U.S. GSE debt securities
Due in one year or less	$2,936,034	1.31%	$0	0.00%
Due from one to five years	7,642,740	1.73%	10,140,786	1.62%
Due from five to ten years	865,003	2.69%	822,729	2.69%
Total	$11,443,777	1.70%	$10,963,515	1.70%

U.S. Government securities
Due in one year or less	$9,395,066	0.94%	$15,788,850	1.06%
Due from one to five years	1,940,914	1.13%	10,966,293	0.97%
Total	$11,335,980	0.98%	$26,755,143	1.03%

Taxable Municipal securities
Due after ten years	$265,563	2.17%	$247,745	2.17%

Tax-exempt Municipal securities
Due after ten years	$10,323,651	3.76%	$10,238,253	3.75%

ABS/AOS
Due from one to five years	$803,840	2.69%	$994,008	2.68%
Due after ten years	863,041	3.16%	963,757	3.18%
Total	$1,666,881	2.93%	$1,957,765	2.93%

CMO
Due in one year or less	$1,528,757	0.00%	$4,214,030	2.68%
Due from one to five years	215,047	0.88%	2,591,505	3.03%
Total	$1,743,804	2.47%	$6,805,535	2.82%

Other Investments
Due in one year or less	$487,866	1.03%	$0	0.00%
Due from one to five years	0	0.00%	473,227	1.03%
Total	$487,866	1.03%	$473,227	1.03%

Agency MBS (1)	$107,261,236	2.32%	$102,256,237	2.06%

FRBB Stock (2)	$588,150	6.00%	$588,150	5.98%

FHLBB Stock (2)	$2,254,900	7.25%	$1,951,200	8.47%

ACBI Stock (2)	$90,000	0.95%	$90,000	0.78%

(1)	Agency MBS are not due at a single maturity date and have not been allocated to maturity groupings for purposes of the maturity table.
(2)	Required equity purchases for membership in the FRBB and FHLBB and for access to correspondent banking services from ACBB.

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

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company’s financial instruments also change, thereby impacting NII, the primary component of the Company’s earnings. Fluctuations in interest rates can also have an impact on liquidity. The ALCO uses an outside consultant to perform rate shock simulations to the Company's net interest income, as well as a variety of other analyses. It is ALCO’s function to provide the assumptions used in the modeling process. Assumptions used in prior period simulation models are regularly tested by comparing projected NII with actual NII. The ALCO utilizes the results of the simulation model to quantify the estimated exposure of NII and liquidity to sustained interest rate changes. The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all interest-earning assets and interest-bearing liabilities reflected on the Company’s balance sheet. The model also simulates the balance sheet’s sensitivity to a prolonged flat rate environment. All rate scenarios are simulated assuming a parallel shift of the yield curve, however further simulations are performed utilizing non-parallel changes in the yield curve, including an inverted yield curve. The results of this sensitivity analysis are compared to the ALCO policy limits which specify a maximum tolerance level for NII exposure over a 1-year horizon, assuming no balance sheet growth, given a 200 bp shift upward and a 100 bp shift downward in interest rates.

Under the Company’s interest rate sensitivity modeling, in a rising rate environment, NII initially trends upward as the short-term asset base (cash and adjustable-rate loans) quickly cycles upward while the retail funding base (deposits) lags the market. If rates paid on deposits must be increased more and/or more quickly than projected due to competitive pressures, the expected benefit of rising rates would be reduced. In a falling rate environment, NII is expected to trend slightly downward compared with the current rate environment scenario for the first year of the simulation as asset yield erosion is not fully offset by decreasing funding costs. Thereafter, net interest income is projected to experience sustained downward pressure as funding costs reach their assumed floors and asset yields continue to reprice into the lower rate environment. The prolonged inverted yield curve and an increased reliance on higher cost funding has resulted in a more liability sensitive balance sheet because in the rising rate environment there may be an initial delay in relief from deposit pricing.

The following table summarizes the estimated impact on the Company's NII over a twelve-month period, assuming a gradual parallel shift of the yield curve beginning December 31, 2025:

One Year Horizon		Two Year Horizon
Rate Change	Percent Change in NII	Rate Change	Percent Change in NII

Down 100 basis points	-0.5%	Down 100 basis points	1.9%
Up 200 basis points	-0.1%	Up 200 basis points	9.6%

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

As of December 31, 2025, the Company had outstanding $12,887,000 in principal amount of Junior Subordinated Debentures due December 15, 2037, which bear interest at a quarterly floating rate equal to 3-month CME SOFR, as adjusted by a spread adjustment factor of 0.26161, plus 2.85%. During 2025, the floating rate averaged 7.37% per quarter compared to an average floating rate of 8.36% per quarter for 2024.

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

Residential mortgage loans represented 29.3% of the Company’s loan balances as of December 31, 2025, compared to 27.4% as of December 31, 2024. The Company maintains a residential mortgage loan portfolio of traditional mortgage products and does not offer higher risk loan products, such as option adjustable-rate mortgage products, high loan-to-value products, interest only mortgages, subprime loans, and products with deeply discounted teaser rates. Residential mortgages with loan-to-value ratios exceeding 80% are generally covered by PMI. A 90% loan-to-value residential mortgage product without PMI is only available to borrowers with excellent credit and low debt-to-income ratios and has not been widely originated. As of December 31, 2025 and 2024, junior lien home equity products made up 16.4% and 14.1%, respectively, of the residential mortgage portfolio with maximum loan-to-value ratios (including prior liens) of 80%. The Company also originates some home equity loans greater than 80% under an insured loan program with stringent underwriting criteria.

Consistent with the strategic focus on commercial lending, the commercial & industrial and CRE loan portfolios have seen solid growth over recent years. Commercial & industrial, purchased, CRE and municipal loans collectively comprised 70.4% of the Company’s loan portfolio as of December 31, 2025, compared to 72.3% as of December 31, 2024. The largest components of the CRE portfolio were $138.1 million in owner-occupied CRE and $184.0 million in non-owner occupied CRE as of December 31, 2024, compared to $125.5 million and $154.6 million, respectively, as of December 31, 2024.

The municipal loan portfolio consists of tax-exempt obligations of local municipalities and is made up of three types of borrowings: term lending, tax anticipation lending, and non-arbitrage borrowing. The portfolio decreased $5 million, or 7.47%, to $62.1 million as of December 31, 2025 compared to $67.1 million as of December 31, 2024. During 2025, term lending to municipal borrowers increased $760 thousand, or 3.63%, tax anticipation lending increased $1.9 million, or 11.76%, and non-arbitrage borrowing decreased $7.6 million, or 25.35%. The non-arbitrage and tax anticipation loans to municipalities are issued annually through a competitive bid basis and as a result the portfolio can fluctuate considerably from year to year based on changes in competitive pressures.

The Company maintains loan production offices in Burlington, Vermont and Lebanon, New Hampshire to provide a presence, respectively, in Chittenden County and in the greater White River Junction area including Grafton County, New Hampshire. These loan production offices have contributed to the growth in the CRE portfolio in recent years, which has been principally driven by new loan volume in Chittenden County and northern Windsor County around the White River Junction, I91-I89 interchange area. Credits in the Chittenden County market are being managed by two commercial lenders out of the Company’s Burlington loan production office who know the area well, while Windsor County is being served by two commercial lenders from the central Vermont offices. Larger loan transactions continue to be centrally underwritten and monitored through the Company’s commercial credit department. The types of CRE transactions driving the growth have been a mix of construction, land and development, multifamily, and other non-owner occupied CRE properties, including hotels, retail, office, and industrial properties.

The Company’s home equity and commercial line of credit portfolios contain for the most part variable rate loans with the Wall Street Journal Prime rate as the underlying index and rates repricing monthly. Over the past two years, there were a series of rate hikes, followed by decreases during the third and fourth quarters of 2024 and 2025, to end 2025 at 6.75%. The home equity portfolio and commercial line of credit portfolio have weathered these fluctuations and continue to perform well. Commercial and industrial term loans are generally written on a fixed rate basis with limited risk associated with rising interest rates. CRE loans generally have included an initial fixed rate period typically of 5 years, followed by a variable rate period, usually tied to Wall Street Prime. Approximately $428 million in CRE loans are scheduled to reprice over the next five years. If the Wall Street Prime rate decreases over that period, rates based on the current Prime Rate Index will be subject to decreases as well. If that occurs, management would expect that credit-worthy borrowers with loans having higher than market rates will ultimately refinance or renegotiate pricing. Alternatively, in a rising rate environment, rate increases on adjustable rate loans may adversely impact the repayment capacity of those CRE loans of lesser credit quality and could ultimately result in higher non-performing loans and losses.

The following tables show the estimated maturity of the Company's loan portfolio as of December 31, 2025.

	Fixed Rate Loans
	Within	2 - 5	6 - 15	Over
	1 Year	Years	Years	15 Years	Total

Commercial & industrial	$1,831,376	$28,292,778	$19,366,366	$0	$49,490,520
Purchased (1)	44,449	3,528,143	6,437,754	0	10,010,346
Commercial real estate	20,216,600	4,727,445	17,309,405	1,525,633	43,779,083
Municipal	39,604,844	4,120,548	5,215,984	1,000,000	49,941,376
Residential real estate - 1st lien	25,250	2,472,585	21,660,451	55,869,160	80,027,446
Residential real estate - Jr lien	399,900	429,712	4,884,097	0	5,713,709
Consumer	714,798	1,896,668	24,615	0	2,636,081
Total loans	$62,837,217	$45,467,879	$74,898,672	$58,394,793	$241,598,561

	Variable Rate Loans
	Within	2 - 5	6 – 15	Over
	1 Year	Years	Years	15 Years	Total

Commercial & industrial	$27,817,414	$14,489,164	$9,241,580	$6,420,068	$57,968,226
Commercial real estate	2,658,212	12,703,583	118,344,027	322,162,998	455,868,820
Municipal	0	0	9,007,447	3,129,596	12,137,043
Residential real estate - 1st lien	1,543,773	3,249,424	16,612,309	135,123,394	156,528,900
Residential real estate - Jr lien	1,117,415	1,981,049	13,308,313	24,351,563	40,758,340
Consumer	44,319	217,250	164,203	0	425,772
Total loans	$33,181,133	$32,640,470	$166,677,879	$491,187,619	$723,687,101

(1)	Consists of commercial loans totaling $44 thousand within 1 year; $2.4 million in 2 – 5 years and $483 thousand in 6 – 15 years and consumer loans of $0, $1.1 million and $6.0 million, respectively.

Risk in the Company’s commercial & industrial and CRE loan portfolios is mitigated in part by government guarantees issued by federal agencies such as the SBA and RD. As of December 31, 2025 and 2024, the Company had approximately $24.2 million and $25.5 million, respectively, in guaranteed loans with guaranteed balances of approximately $16.7 million and $17.6 million, respectively. Included in the totals are the PPP loans amounting to $8 thousand and $43 thousand, as of December 31, 2025 and 2024, respectively, which carry a 100% SBA guarantee, subject to certain conditions.

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

Credit loss expense

The credit loss expense was made up of the following components for the periods indicated:

Years Ended	December 31,		Change
	2025	2024	$	%
Credit loss expense - loans	$1,448,982	$1,235,607	$213,375	17.27%
Credit reversal - OBS credit exposure	(75,321)	(102,196)	26,875	-26.30%
Credit loss expense	$1,373,661	$1,133,411	$240,250	21.20%

The increase in the credit loss expense on loans for 2025 compared to 2024 was due in part to an increase in charge-offs as well as an increase in the volume of the loan portfolio. The decrease in OBS credit exposure during 2025 compared to 2024 was attributable to a decrease in unfunded loan commitments under contract.

ACL and provisions – The Company’s Board of Directors has approved an ACL policy that provides guidance in maintaining an adequate methodology for establishing, estimating, and maintaining allowances for credit losses under ASC 326. The policy creates a measurement model to establish a proper ACL based on current expected credit losses rather than incurred losses.

The Company maintains an ACL at a level that management believes is appropriate to absorb losses inherent in the loan portfolio as of the measurement date (See Note 1 to the accompanying audited consolidated financial statements). Although the Company, in establishing the ACL, considers the inherent losses in individual loans and pools of loans, the ACL is a general reserve available to absorb credit losses in the loan portfolio, and no part of the ACL is segregated to absorb losses from any particular loan, loan pool or segment of loans.

When establishing the ACL each quarter, the Company applies a combination of significant key assumptions and methodologies, as discussed in the ACL section under Critical Accounting Policies in this MD&A and in Note 1 under the caption “Loans” and presented in Note 4 to the accompanying audited consolidated financial statements.

The following table presents certain credit risk ratios followed by management, and their related components, as of the balance sheet dates:

	December 31	December 31,
	2025	2024

ACL to total loans outstanding	1.13%	1.06%
ACL	$10,864,983	$9,810,212
Loans outstanding	$965,285,662	$927,940,805

Non-accruing loans to loans outstanding	0.73%	0.90%
Non-accruing loans	$7,009,631	$8,338,166
Loans outstanding	$965,285,662	$927,940,805

ACL to non-accruing loans	155.00%	117.65%
ACL	$10,864,983	$9,810,212
Non-accruing loans	$7,009,631	$8,338,166

The following table shows the breakdown of the ACL by loan segment and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:

	December 31, 2025		December 31, 2024
	Amount	Percent	Amount	Percent

Commercial & industrial	$627,062	11.13%	$727,488	13.37%
Purchased	30,221	1.04%	22,415	0.84%
Commercial real estate	6,303,378	51.76%	6,487,700	50.88%
Municipal	155,196	6.43%	167,719	7.23%
Residential real estate - 1st lien	3,120,462	24.51%	2,087,034	23.50%
Residential real estate - Jr lien	600,940	4.81%	291,239	3.85%
Consumer	27,724	0.32%	26,617	0.33%
Total	$10,864,983	100.00%	$9,810,212	100.00%

The fourth quarter ACL analysis indicated that the reserve balance of $10.9 million as of December 31, 2025 was sufficient to cover expected credit losses that are probable and estimable as of the measurement date. Included in the ACL calculation as of December 31, 2025, were adjustments to several qualitative factors made by management during the fourth quarter of 2025 including a decrease to the qualitative factors for credit management oversight in all portfolios to reflect seasoned personnel. The qualitative factors for criticized and classified loans in the commercial and industrial and CRE portfolios were decreased to reflect a stable level of criticized loans during the fourth quarter. An analysis of the qualitative score card at year end led to management’s determination that several risk weights should be adjusted. The economic factors risk weight was decreased from 20% to 15% on all segments. The quantitative calculation is mainly driven by economic forecasts; therefore the qualitative scorecard does not need to focus as much on the economy and can focus more on factors specific to the Company. In the event that the local economy was to deteriorate compared to the national economy, increasing the risk weight for economic factors would be considered. The management risk weight was increased from 2.5% to 5% on all segments. The delinquency and non-performing loan risk weight was increased from 8% to 10% on the commercial and CRE segments. The external factors risk weight was decreased from 20% to 17% on commercial and CRE segments. The exceptions risk weight was increased from 2.5% to 5% on all segments. The criticized and classified loans risk weight was increased from 2% to 3% on the commercial and CRE segments. These changes were all intended to emphasize factors specific to the Company in the qualitative calculation. Management believes that the qualitative calculation adequately captures the risk in these areas, and that the reserve balance continues to be directionally consistent with the overall risk profile of the Company’s loan portfolio and credit risk appetite. While the ACL is described as consisting of separate allocated portions, the entire ACL is available to support loan losses, regardless of category. Management’s assessment of the adequacy of the ACL is presented to the full Board for approval quarterly.

Net charge-offs during the period to average loans outstanding were as follows:

For the Years Ended December 31	2025	2024

Commercial & industrial	-0.27%	-0.87%
Net charge-offs during the period	$(337,433)	$(1,099,272)
Average amount outstanding	$122,780,745	$125,947,047

Purchased	0.00%	0.00%
Net charge-offs during the period	$0	$0
Average amount outstanding	$10,093,245	$9,141,817

Commercial real estate	0.00%	-0.03%
Net charge-offs during the period	$0	$(112,675)
Average amount outstanding	$484,575,956	$441,949,667

Municipal	0.00%	0.00%
Net charge-offs during the period	$0	$0
Average amount outstanding	$66,623,605	$61,052,330

Residential real estate - 1st lien	0.00%	0.00%
Net recoveries during the period	$610	$1,386
Average amount outstanding	$226,986,996	$212,072,678

Residential real estate - Jr lien	0.00%	0.05%
Net recoveries during the period	$0	$15,538
Average amount outstanding	$39,429,849	$32,539,109

Consumer	-2.03%	-2.31%
Net charge-offs during the period	$(57,388)	$(73,097)
Average amount outstanding	$2,823,232	$3,167,725

Total loans	-0.04%	-0.14%
Net charge-offs during the period	$(394,211)	$(1,268,120)
Average amount outstanding	$953,313,628	$885,870,373

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

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

The Company is a party to financial instruments with OBS risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to interest rate fluctuations, and in some cases, to generate fee income. These financial instruments include commitments to extend credit, standby letters of credit and risk-sharing commitments on certain sold loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. Except as described in the next sentence, during 2025 the Company did not engage in any activity that created any additional types of OBS risk. During 2025, the Company entered into a risk participation agreement with a financial institution counterparty pursuant to which the Company has assumed a portion of the counterparty’s credit risk under an interest rate swap with the borrower on a loan in which the Company is a participant, in exchange for a fee commensurate with the risk assumed.

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

The Company recognizes that, at times, when loan demand exceeds deposit growth or the Company has other liquidity demands, it may be desirable to utilize alternative sources of deposit funding to augment retail deposits and borrowings. One-way deposits acquired through the CDARS program provide an alternative funding source when needed. The Company had one-way CDARS outstanding as of December 31, 2025 and 2024 of $0 and $236 thousand, respectively. In addition, two-way (that is, reciprocal) CDARS deposits, as well as reciprocal ICS money market and demand deposits, allow the Company to provide FDIC deposit insurance to its customers in excess of account coverage limits by exchanging deposits with other participating FDIC-insured financial institutions. As of December 31, 2025 and 2024, the Company reported $4.8 million and $2.5 million, respectively, in reciprocal CDARS deposits. The balance in ICS reciprocal money market deposits was $48.8 million and $44.4 million as of December 31, 2025 and 2024, respectively, and the balance in ICS reciprocal demand deposits as of those dates was $122.0 million and $109.5 million, respectively.

Additionally, the Company had brokered deposits from other sources totaling approximately $30.5 million as of December 31, 2025 and $13.8 million as of December 31, 2024. These relationships have provided convenient and timely access to short-term funding that is easily accessible without any detrimental effect on the pricing of the core deposit base.

To further manage liquidity, the Company has borrowing capacity through the FHLBB and the FRB secured by the Company’s qualifying loan portfolio, as well as unsecured lines of credit through correspondent banks. During 2024 and throughout 2024 and into the first quarter of 2025, the Company also had access to the FRB’s temporary BTFP borrowing facility. (See Note 11 to the accompanying audited consolidated financial statements.)

As the need for funds increased throughout 2024 and continuing in 2025 due primarily to loan growth, as well as the maturing of advances such as BTFP in the first quarter of 2025, the Company utilized its borrowing capacity through FHLBB. Under these arrangements, the Company had a total of $36.0 million and $31.1 million through FHLBB as of December 31, 2025 and 2024, respectively, and $0 and $41.5 million, respectively, in outstanding borrowings through the BTFP loan facility. These borrowings, as well as the increase in brokered deposits noted above have helped manage liquidity in 2025.

Shareholders' equity increased from $98.0 million as of December 31, 2024 to $113.7 million as of December 31, 2025. (See the Consolidated Statements of Changes in Shareholders’ Equity contained in the accompanying audited consolidated financial statements for a breakdown of the changes.)

The primary objective of the Company’s capital planning process is to balance appropriately the retention of capital to support operations and future growth, with the goal of providing shareholders an attractive return on their investment. To that end, management monitors capital retention and dividend policies on an ongoing basis.

Consistent with these capital planning considerations, during the third quarter of 2024, the Company adopted a stock repurchase program authorizing the repurchase of up to 275,000 shares of the Company’s common stock, representing approximately 5% of the outstanding common shares. Purchases under the program may be on such terms, including price, as market conditions warrant, and may be made through open market purchases or in privately negotiated transactions. The repurchase authorization expires in the third quarter of 2029, unless extended, or earlier terminated, by the Board. Notwithstanding the program’s five-year term, the Board will review and re-evaluate the program annually in light of the Company’s then current capital needs, the number and cost of shares repurchased, the number of shares remaining for repurchase under the authorization, and other relevant factors, and management will confer with the FRBB regarding the program, as appropriate in the circumstances. As of December 31, 2025, 89,238 shares had been repurchased at an aggregate cost of $1.9 million.

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that include quantitative measures of their assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Additional Prompt Corrective Action capital requirements are applicable to banks, but not bank holding companies. As of December 31, 2025 and 2024, the Company exceeded all capital adequacy requirements and the Bank was considered well capitalized under the Prompt Corrective Action requirements. (See Note 22 to the accompanying audited consolidated financial statements.)

Common Stock Performance by Quarter*

	2025				2024
Trade Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$18.40	$20.00	$22.97	$25.80	$20.00	$16.90	$17.21	$19.95
Low	$16.57	$16.99	$20.00	$22.40	$16.00	$14.31	$14.79	$16.00

	2025				2024
Bid Price	First	Second	Third	Fourth	First	Second	Third	Fourth
High	$18.00	$19.75	$22.75	$24.90	$18.25	$16.65	$16.31	$17.05
Low	$16.50	$17.00	$19.90	$22.40	$16.16	$14.60	$14.78	$16.00

Cash Dividends Declared	$0.24	$0.24	$0.25	$0.25	$0.23	$0.23	$0.24	$0.24

*The Company's $2.50 par value common stock was not traded on any exchange during 2025 or 2024, but was included in the OTCQX® marketplace tier maintained by the OTC Markets Group Inc. Trade and bid information for the stock throughout 2024 and 2025 appeared in the OTC’s interdealer quotation system, OTC Link ATS®, index trading symbol CMTV. The trade price and bid information in the table above is based on information reported by participating FINRA-registered brokers in the OTC Link ATS® system and may not represent all trades or high and low bids during the relevant periods. Such price quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and bid prices do not necessarily represent actual transactions. Effective with the opening of trading on Monday, February 2, 2026, the Company’s common stock commenced trading on the Nasdaq Capital Market under its same ticker symbol, “CMTV”.

As of February 4, 2026, there were 5,580,648 shares of the Corporation's common stock ($2.50 par value) outstanding, owned by 736 shareholders of record.

Form 10-K

A copy of the Form 10-K Report filed with the Securities and Exchange Commission may be obtained without charge upon written request to:

Christopher Caldwell, President & CEO

Community Bancorp.

4811 US Route 5

Newport, Vermont 05855

Shareholder Services

For shareholder services or information contact:

Jennifer Desroches, Executive Assistant

Community Bancorp.

4811 US Route 5

Newport, Vermont 05855

(802) 334-7915

Transfer Agent:

Computershare Investor Services

PO Box 43078

Providence, RI 02940-3078

www.computershare.com

Annual Shareholders' Meeting

The 2026 Annual Shareholders' Meeting will be held on May 19, 2026, at the Eastside Restaurant in Newport, Vermont. A social hour will begin at 2:00 PM, followed by the Annual Meeting promptly at 3:00 PM.

